Form 10-K, Exhibit 13
period 1996-12-31
FIRST FINANCIAL BANCORP /OH/
filed 1997-03-20
CIK 708955

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


       The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. (Bancorp). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

       Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 1996, Bancorp owned fourteen subsidiaries located in western Ohio and eastern and west-central Indiana. Bancorp entered the southern Michigan market on January 1, 1997, when a merger with Hastings Financial Corporation, Hastings, Michigan, occurred.

       First Finance Mortgage Company of Southwestern Ohio, Inc. (First Finance) began full operations on May 8, 1996. First Finance, incorporated and wholly owned by Bancorp, is a retail finance company and operates from an office in Fairfield, Ohio.

       On September 24, 1996, Bancorp's Board of Directors declared a 10% stock dividend distributed on November 1, 1996, to shareholders of record as of October 4, 1996. All per share data has been restated to reflect the stock dividend.

       On November 26, 1996, the Board of Directors approved a quarterly cash dividend of 30 cents per share payable January 2, 1997, to shareholders of record as of December 6, 1996.

       The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages which should be read in conjunction with the statistical data and consolidated financial statements on pages 30 through 48.

RECENT MERGERS

       On December 1, 1996, Bancorp paid $7,575,004 in cash for all the outstanding common stock of Farmers State Bancorp. Upon consummation of the merger, Farmers State Bancorp was merged out of existence and its only subsidiary, Farmers State Bank, became a wholly owned subsidiary of Bancorp. Farmers State Bank has its main office in Liberty, Indiana and one office in each of the following cities: West College Corner, Rushville, Glenwood, Carthage and Mays, Indiana. This merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include Farmers State Bank's results of operations from the date of acquisition.

       On April 1, 1996, Bancorp issued 363,373 shares of its common stock for all the outstanding common stock of F & M Bancorp (F&M). Upon consummation of the merger, F&M was merged out of existence and its only subsidiary, Farmers & Merchants Bank of Rochester (Farmers & Merchants) was merged with and into Indiana Lawrence Bank, a wholly owned subsidiary of Bancorp. Farmers & Merchants' three offices - two in Rochester, Indiana and one in Kewanna, Indiana became branches of Indiana Lawrence Bank, the surviving entity. The merger was accounted for using the pooling-of-interests method of accounting. The consolidated financial statements for prior periods have not been restated due to immateriality.

       On October 1, 1995, Bancorp issued 442,876 shares of its common stock for all the outstanding common stock of Bright Financial Services, Inc. (Bright Financial). Upon consummation of the merger, Bright Financial was merged out of existence and its only subsidiary, Bright National Bank (Bright), became a wholly owned subsidiary of Bancorp. Bright has its main office and one other office in Flora, Indiana, two offices in Lafayette, Indiana, and one office in each of the following cities: Delphi, Rossville and Burlington, Indiana. This merger was accounted for using the pooling-of-interests method of accounting. The consolidated financial statements for prior periods have not been restated due to immateriality.

       On July 16, 1995, Bancorp issued 354,645 shares of its common stock for all the outstanding common stock of Peoples Bank and Trust Company (Peoples). Upon consummation of the merger, Peoples became a wholly owned subsidiary of Bancorp. At the time of the merger, Peoples had one office located in Sunman, Indiana. This merger was accounted for using the pooling-of-interests accounting method. The consolidated financial statements for prior periods have not been restated due to immateriality.

       On June 1, 1994, Bancorp issued 287,699 shares of its common stock for all the outstanding common stock of First Clyde Banc Corp. Upon consummation of the merger, First Clyde Banc Corp was merged out of existence and its only subsidiary, The Clyde Savings Bank Company (Clyde), became a wholly owned subsidiary of Bancorp. Clyde has two offices in Clyde, Ohio. This merger was accounted for as a pooling-of-interests, and accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the merger to include the accounts and operations of Clyde.

       On February 1, 1994, Bancorp issued 198,386 shares of its common stock for all the outstanding shares of Highland Federal Savings Bank (Highland). Upon consummation of the merger, Highland was merged into Home Federal Bank, A Federal Savings Bank (Home Federal). Home Federal, a wholly owned subsidiary of Bancorp, was the surviving entity with Highland's two offices, one in Mt. Healthy, Ohio and the other in Mariemont, Ohio, becoming branches of Home Federal. This merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the merger to include the accounts and operations of Highland.

PENDING MERGERS

       On January 13, 1997, Bancorp signed a Plan and Agreement of Merger with Southeastern Indiana Bancorp (SIB). SIB's only subsidiary, Vevay Deposit Bank, has its main office and two other offices in Vevay, Indiana and an additional office in East Enterprise, Indiana. Under the terms of the merger agreement, Bancorp will pay $7,800,000 for all the outstanding common stock of SIB. Upon consummation of the merger, SIB will be merged out of existence and Vevay Deposit Bank will become a wholly owned subsidiary of Bancorp. Subject to regulatory approval and approval by SIB's shareholders, the merger is expected to occur during the second quarter of 1997. Bancorp anticipates the merger will be accounted for using the purchase method of accounting.

       On January 1, 1997, Bancorp issued 322,386 shares of its common stock for all the outstanding common stock of Hastings Financial Corporation (Hastings Financial). Upon consummation of the merger, Hastings Financial was merged out of existence and its only subsidiary, National Bank of Hastings (National Bank), became a wholly owned subsidiary of Bancorp. National Bank has its main office in Hastings, Michigan and one other office in Wayland, Michigan. This merger represents Bancorp's first association with a Michigan bank. This transaction was accounted for using the pooling-of-interests method of accounting.

OVERVIEW OF OPERATIONS

       Bancorp's net earnings during 1996 were $33,940,000 or $2.32 per share, representing a 6.77% increase over 1995 net earnings and a 0.43% increase over 1995 earnings per share. The 1996 financial results include the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). (See "Noninterest Expenses" of this Management Discussion and Analysis for more information concerning the special assessment.) Before this charge, Bancorp's 1996 net earnings were 11.1% greater than 1995 net earnings and 4.76% greater on a per share basis. Net earnings in 1995 were $31,789,000 ($2.31 per share) reflecting a 12.8% increase over 1994 net earnings of $28,173,000 ($2.10 per share). The 1996 earnings increase was achieved primarily through an increase in net interest income, partially offset by increases in noninterest expenses.




FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

                         TABLE 1 - FINANCIAL SUMMARY

                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------------------
                                                         1996            1995             1994             1993             1992

SUMMARY OF OPERATIONS
Interest income                                       $ 171,275        $ 153,851       $  133,504       $  130,739       $  143,439
Tax equivalent adjustment                                 3,510            4,286            5,482            5,922            5,875
                                                      ---------        ---------       ----------       ----------       -----------
   Interest income - tax equivalent                     174,785          158,137          138,986          136,661          149,314
Interest expense                                         69,707           63,516           49,587           51,880           66,958
                                                      ---------        ---------       ----------       ----------       -----------
   NET INTEREST INCOME - TAX EQUIVALENT               $ 105,078        $  94,621        $  89,399       $   84,781       $   82,356
                                                      =========        =========       ==========       ==========       ===========

Interest income                                       $ 171,275        $ 153,851       $  133,504       $  130,739       $  143,439
Interest expense                                         69,707           63,516           49,587           51,880           66,958
                                                      ---------        ---------       ----------       ----------       -----------
   Net interest income                                  101,568           90,335           83,917           78,859           76,481
Provision for loan losses                                 3,433            2,108            1,268            3,747            6,543
Noninterest income                                       22,097           20,558           17,462           19,589           19,814
Noninterest expenses                                     71,261           63,345           62,139           62,038           60,639
                                                      ---------        ---------       ----------       ----------       -----------
   Income before income taxes and cumulative
     effect of changes in accounting principles          48,971           45,440           37,972           32,663           29,113
Income tax expense                                       15,031           13,651            9,799            7,469            7,343
                                                      ---------        ---------       ----------       ----------       -----------
   Income before cumulative effect of changes
     in accounting principles                            33,940           31,789           28,173           25,194           21,770
Cumulative effect of changes in accounting principles                                                                         1,698
                                                      ---------        ---------       ----------       ----------       -----------
   NET EARNINGS                                       $  33,940        $  31,789       $   28,173       $   25,194       $   23,468
                                                      =========        =========       ==========       ==========       ===========
Tax equivalent basis was calculated using a 35.0%
tax rate in all years presented except 1992 which
was calculated using a 34.0% tax rate.

PER SHARE DATA (1)
Income before cumulative effect of changes
   in accounting principles                           $    2.32        $    2.31       $     2.10       $     1.88       $     1.61
Cumulative effect of changes in accounting principles                                                                          0.13
                                                      ---------        ---------       ----------       ----------       -----------
   NET EARNINGS                                       $    2.32        $    2.31       $     2.10       $     1.88       $     1.74
                                                      =========        =========       ==========       ==========       ===========
Cash dividends declared
   First Financial Bancorp                            $    1.11        $    0.98       $     0.89       $     0.75       $     0.67
   Jennings Union Bankcorp(2)                               N/A              N/A              N/A                        $     2.00
   Highland Federal Savings Bank                            N/A              N/A                        $     0.85       $     0.75
   First Clyde Banc Corp(3)                                 N/A              N/A       $     0.50       $     2.00       $     1.80

Average common shares outstanding (in thousands)         14,611           13,737           13,432           13,432           13,551

SELECTED YEAR-END BALANCES
Total assets                                         $2,261,711       $2,103,375       $1,922,643       $1,810,673       $1,816,414
Earning assets                                        2,087,190        1,941,274        1,764,616        1,670,009        1,662,413
Investment securities held-to-maturity                   78,945           93,522          135,187          438,461          457,919
Investment securities available-for-sale                290,701          294,052          242,410
Loans, net of unearned income                         1,700,264        1,532,016        1,378,867        1,189,790        1,137,482
Deposits                                              1,879,966        1,785,562        1,587,324        1,580,546        1,604,053
Noninterest-bearing demand deposits                     238,415          220,061          201,331          182,192          181,696
Interest-bearing demand deposits                        317,187          302,119          266,601          277,444          249,531
Savings deposits                                        381,903          359,638          374,378          403,845          400,632
Time deposits                                           942,461          903,744          745,014          717,065          772,194
Long-term borrowings                                      6,506            2,820                             3,983            4,564
Shareholders' equity                                    258,482          234,175          194,673          181,252          167,694

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                        89.16%           89.01%           80.79%           74.14%           72.40%
Net charge-offs to loans                                  0.17%            0.10%            0.08%            0.21%            0.63%
Shareholders' equity to
   Total assets                                          11.52%           10.98%           10.29%            9.73%            8.84%
   Deposits                                              13.75%           13.06%           12.05%           11.10%            9.94%
Return on Assets                                          1.58%            1.64%            1.54%            1.41%            1.30%
Return on Equity                                         13.72%           14.97%           14.93%          14.54%           14.70%
Net interest margin (tax equivalent basis)                5.25%            5.24%            5.25%            5.14%            4.91%

(1) First Financial Bancorp's per share data has been restated for all stock dividends and material pooling-of-interests mergers through 1996.
(2) Jennings Union Bankcorp was the parent company of Union Bank & Trust Company and was merged out of existence on
    January 4, 1993.
(3) First Clyde Banc Corp was the parent company of The Clyde Savings Bank Company and was merged out of existence on
    June 1, 1994.
====================================================================================================================================

                                22 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

The 1995 earnings increase was achieved primarily through an increase in net interest income.

       Bancorp's return on assets before the SAIF special assessment charge for 1996 was 1.65%. This compares with return on asset ratios of 1.64% and 1.54% for 1995 and 1994, respectively. Bancorp's return on equity before the SAIF special assessment for 1996 was 14.3%, which compares to 15.0% and 14.9% for 1995 and 1994, respectively. Bancorp's return on assets and return on equity after the SAIF special assessment were 1.58% and 13.7%, respectively.

NET INTEREST INCOME

       Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1992 through 1996 is shown in Table 1. For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate in 1996, 1995, 1994 and 1993 and a 34.0% tax rate in 1992.

       The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on page 30.

       Tax equivalent total interest income was $174,785,000 in 1996, an increase of $16,648,000 over 1995. Substantially all of this increase was due to an increase of $193,643,000 in the volume of earning assets, from an average of $1,806,276,000 during 1995 to $1,999,919,000 during 1996.
Outstanding loan balances increased $157,251,000 and investment securities and other instruments increased $36,392,000.

       Total interest expense was $69,707,000 in 1996, an increase of $6,191,000 over 1995. The increase was due to an increase of $152,262,000 in total interest-bearing liabilities, from an average of $1,516,752,000 during 1995 to an average of $1,669,014,000 during 1996.

       Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, increased $10,457,000 during 1996 due primarily to the volume increases described above. The increased interest income was greater than the increased interest expense, thereby causing net interest income to increase.

       Because average interest rates were stable during 1996, they did not have a material effect on net interest income. The average yield on total earning assets was 8.74% and 8.75% during 1996 and 1995, respectively, and the average rate paid for interest-bearing liabilities was 4.18% and 4.19% during 1996 and 1995, respectively. This stableness in rates is reflected in Bancorp's interest rate spread and net interest margin. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.56% for both 1996 and 1995. As with Bancorp's interest rate spread, the net interest margin (net interest income on a tax equivalent basis divided by average earning assets) also remained steady, increasing only one basis point (a basis point equals 0.01%) during 1996. The net interest margin was 5.25% and 5.24% for 1996 and 1995, respectively.

       Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 1996, 1995 and 1994 was $3,677,000, $2,928,000 and
$2,742,000, respectively.

       During 1996 and 1995, approximately $15,076,000 and $51,193,000, respectively, of tax-exempt municipal securities earning a tax equivalent yield of 12.0% and 13.4%, respectively, were called by their issuers or matured. The result of these calls and maturities has been a


          TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS (1)

                                                                                                              (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                             1996 change from 1995 due to           1995 change from 1994 due to

                                                            VOLUME         RATE       TOTAL      VOLUME         RATE         TOTAL


INTEREST INCOME
   Loans                                                $   14,210   $    1,645    $  15,855    $ 15,884     $   8,238    $  24,122
   Investment securities (2)
     Taxable                                                 2,912         (175)       2,737      (3,320)        1,684       (1,636)
     Tax-exempt                                             (1,371)        (761)      (2,132)     (3,129)         (312)      (3,441)
                                                        ----------   ----------    ---------    --------     ---------    ---------
      Total investment securities interest (2)               1,541         (936)         605      (6,449)        1,372       (5,077)
   Interest-bearing deposits with other banks                  105           (6)          99        (138)          101          (37)
   Federal funds sold and securities
     purchased under agreements to resell                      115          (26)          89           9           134          143
                                                        ----------   ----------    ---------    --------     ---------    ---------
      TOTAL                                                 15,971          677       16,648       9,306         9,845       19,151

INTEREST EXPENSE
   Interest-bearing demand deposits                            881          186        1,067        (140)          182           42
   Savings deposits                                            345         (240)         105        (990)          430         (560)
   Time deposits                                             5,304           18        5,322       4,567         8,322       12,889
   Short-term borrowings                                       (88)        (442)        (530)        615         1,015        1,630
   Long-term borrowings                                        228           (1)         227         (46)          (26)         (72)
                                                        ----------   ----------    ---------    --------     ---------    ---------
      TOTAL                                                  6,670         (479)       6,191       4,006         9,923       13,929
                                                        ----------   ----------    ---------    --------     ---------    ---------
      NET INTEREST INCOME                               $    9,301   $    1,156    $  10,457    $  5,300      $    (78)    $  5,222
                                                        ==========   ==========    =========    ========     =========    =========

(1) Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.
====================================================================================================================================


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 23 continued decline in the average tax equivalent yields earned on tax-exempt securities, from 12.3% during 1994 to 12.0% during 1995 and 11.2% during 1996. The yield declines in tax-exempt securities during the past several years have been counterbalanced by yield increases in loans outstanding - increases which, absent the decline in tax equivalent yields, would have increased net interest income, the interest rate spread and the net interest margin.

       Another $19,047,000 of municipal securities earning a tax equivalent yield of 11.7% are scheduled to mature or may be called during 1997. In the current economic environment, Bancorp may not be able to reinvest these funds in similar earning assets at acceptable risk levels. The loss of such tax-exempt municipal securities will likely continue to negatively influence Bancorp's interest rate spread and net interest margin in the future.

NONINTEREST INCOME AND NONINTEREST EXPENSES

       A listing of noninterest income and noninterest expenses for 1996, 1995 and 1994 is reported in Table 3. Although the mergers that occurred during 1996 and 1995 did not materially affect net earnings, they influenced the individual line items for noninterest income and expense. Affiliates that joined Bancorp during 1996 and 1995 are included in the consolidated statements of earnings starting with their date of acquisition. The two affiliates that joined Bancorp during 1995 are therefore included in the Consolidated Statements of Earnings for all of 1996 and only a portion of the year during 1995. Likewise, the two affiliates that joined Bancorp during 1996 are included in the Consolidated Statements of Earnings for their respective portions of 1996.

NONINTEREST INCOME

       Noninterest income, excluding securities transactions, increased $1,887,000 or 9.33% in 1996, while 1995 showed an increase of $1,002,000 or
5.21% from 1994.

       Service charges on deposit accounts during 1996 increased $586,000 or 6.82% over 1995 primarily due to Bancorp's new affiliates. Service charges during 1995 increased $374,000 or 4.55% from 1994 primarily due to increases in noninterest-bearing demand deposit balances.

       Trust revenues in 1996 increased $655,000 or 8.59% over 1995 and increased $606,000 or 8.64% in 1995 over 1994. The increase during 1996 was due to an increase of $104,444,000 in trust assets serviced, from $1,140,997,000 at December 31, 1995, to $1,245,441,000 at December 31, 1996.
The increase during 1995 was due to a $115,609,000 increase in trust assets serviced, from $1,025,388,000 at December 31, 1994, to $1,140,997,000 at
December 31, 1995. Nearly all of the increases in 1996 and 1995 are attributed to new business, estate settlement fees and growth in the number of accounts.

       Other income during 1996 increased $646,000 or 16.2% over 1995 primarily due to fees received for lockbox services first offered by Bancorp's First Southwestern affiliate during 1996, increased gains on sales of real estate mortgage loans and income contributed by the new affiliates. The increased gain on sale of loans was primarily due to a higher volume of loan sales during 1996 as compared to 1995.

       Other income during 1995 increased $22,000 or 0.55% over 1994 primarily due to an increase in safe deposit box rental income recognized, partially offset by a decrease in gains on sales of other real estate owned. The decrease in gains on sales of other real estate owned reflected a lower amount of foreclosed real estate properties held during 1995.

       Investment securities gains (losses) decreased from a net gain of $340,000 during 1995 to a net loss of $8,000 during 1996. Investment securities gains increased $2,094,000 in 1995, from a loss of $1,754,000 in 1994 to a gain of $340,000 in 1995. Bancorp recorded a net loss of $1,754,000 in 1994 primarily due to a restructuring of the available-for-sale securities portfolio. Proceeds from the sales were reinvested in higher yielding securities, which benefited future periods.

NONINTEREST EXPENSES

       Noninterest expenses in 1996 increased $7,916,000 or 12.5% over 1995 and noninterest expenses in 1995 were $1,206,000 or 1.94% greater than the amount recorded during 1994.

       The largest component of noninterest expenses is salaries and employee benefits, which increased $4,324,000 or 13.0% over 1995 primarily due to the addition of new affiliates during 1996 and 1995 and to wage and salary increases. Salaries and employee benefits during 1995 increased $1,966,000 or 6.28% over 1994 primarily due to wage and salary increases, an increased number of employees (primarily due to the addition of two new subsidiaries during 1995) and increased expense relating to the pension plan covering substantially all employees of Bancorp and its subsidiaries.

       Net occupancy expense increased $450,000 or 10.4%, and furniture and equipment expense increased $559,000 or 16.7%, during 1996 largely









             TABLE 3 - NONINTEREST INCOME & NONINTEREST EXPENSES
                                                                                                             (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------


                                                    1996                             1995                          1994
                                           ----------------------------------------------------------------------------------------
                                                            % CHANGE                        % CHANGE                      % CHANGE
                                                             INCREASE                       INCREASE                      INCREASE
                                            TOTAL           (DECREASE)     TOTAL           (DECREASE)       TOTAL        (DECREASE)
                                            -----           ---------      -----           ----------       -----        ----------
NONINTEREST INCOME
   Service charges on deposit accounts   $  9,182              6.8%       $ 8,596              4.5%       $  8,222          (3.4%)
   Trust revenues                           8,278              8.6%         7,623              8.6%          7,017           9.2%
   Other                                    4,645             16.2%         3,999              0.6%          3,977         (15.8%)
                                         --------                         -------                         --------
     Subtotal                              22,105              9.3%        20,218              5.2%         19,216          (2.3%)
   Investment securities (losses) gains        (8)             N/M            340              N/M          (1,754)          N/M
                                         --------                         -------                         --------
     TOTAL                               $ 22,097              7.5%       $20,558             17.7%       $ 17,462         (10.9%)
                                         ========          =======       ========           ======       =========      =========

NONINTEREST EXPENSES
   Salaries and employee benefits        $ 37,586             13.0%       $33,262              6.3%       $ 31,296           5.6%
   Net occupancy                            4,790             10.4%         4,340              3.1%          4,211          (0.2%)
   Furniture and equipment                  3,911             16.7%         3,352             11.5%          3,006          (4.5%)
   Data processing                          4,773             (7.6%)        5,165             (0.8%)         5,205           9.8%
   Deposit insurance                        2,889             31.1%         2,204            (37.7%)         3,537           2.0%
   State taxes                              1,706              4.2%         1,637             (5.2%)         1,726           1.3%
   Other                                   15,606             16.6%        13,385              1.7%         13,158         (13.0%)
                                         --------                         -------                         --------
     TOTAL                               $ 71,261             12.5%       $63,345              1.9%       $ 62,139           0.2%
                                         ========          ========      ========           =======       ========       ========
N/M = Not meaningful
================================================================================================================================

                                24 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT
because of Bancorp's new affiliates. Increased costs for service contracts on Bancorp's equipment also affected equipment expense.

       The renegotiation of Bancorp's contract with its data processing service provider and benefits received from an ongoing effort to standardize computer applications among all affiliates contributed to a $392,000 or 7.59% decrease in data processing expenses during 1996, as compared with 1995.

       On September 30, 1996, the U.S. Congress enacted and President Clinton signed an omnibus appropriations package that included provisions for recapitalizing the Savings Association Insurance Fund (SAIF). Substantially all savings institutions with SAIF insured deposits were required to pay a one-time assessment of $0.657 per $100 in domestic deposits held as of March 31, 1995. Banks with SAIF insured deposits, usually obtained through mergers with savings institutions or through purchasing deposits of failed savings institutions from the Resolution Trust Corporation (the RTC), received a 20% reduction in their special assessment. First Financial has two savings institution subsidiaries - Fidelity Federal Savings Bank and Home Federal Bank, A Federal Savings Bank - and one bank subsidiary, Bright National Bank, that had purchased SAIF insured deposits from the RTC. These three subsidiaries had total SAIF insured deposits of approximately $326 million at March 31, 1995, and their special assessment totaled $2,144,000, which is included in deposit insurance expense.

       Not including the special assessment, deposit insurance expense during 1996 was $745,000, which was a $1,459,000 decrease from 1995 expense of $2,204,000. Bancorp's subsidiaries with deposits insured by the Bank Insurance Fund (the BIF) paid the statutory minimum of $2,000 per institution during 1996, compared with $0.23 per $100 of insured deposits during the first five months of 1995 and $0.04 per $100 during the rest of 1995.

       Deposit insurance expense decreased $1,333,000 during 1995 primarily due to a decrease in the BIF premium paid by Bancorp's subsidiaries from $0.23 per $100 of insured deposits to $0.04 per $100, effective June 1, 1995. The FDIC lowered the BIF premium after meeting its capitalization target of $1.25 per $100 of deposits in May, 1995.

       The premium paid by Bancorp's subsidiaries on their SAIF insured deposits during 1995, 1994 and 1993 was $0.23 per $100 of insured deposits for all years. Because of the recapitalization of the SAIF through the special assessment during 1996, the premium for SAIF insured deposits will decline to $0.0644 per $100 of insured deposits for a three year period beginning January 1, 1997, and to $0.0243 per $100 for a seventeen year period beginning January 1, 1997.

       Because the omnibus appropriations package referred to above requires BIF insured banks to begin sharing in financing the interest on bonds issued by the Financing Corporation (the FICO), which savings institutions had been financing, BIF premiums will increase to $0.0129 per $100 of insured deposits for a three year period beginning January 1, 1997, and to $0.0243 per $100 for the seventeen year period beginning January 1, 2000.

       According to Bancorp estimates and assuming current deposit levels, the aggregate premium decrease for its SAIF insured deposits will be greater than the aggregate premium increase for its BIF insured deposits. Deposit insurance expenses during the foreseeable future are therefore expected to be significantly less than amounts paid during the last several years.

       Other noninterest expenses increased $2,221,000 or 16.6% partially due to Bancorp's new affiliates and to smaller increases in a number of categories.

       The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus fully tax equivalent net interest income) reflects how much, on average, an institution expended to generate each dollar of revenue. Bancorp's 1996 efficiency ratio before the SAIF assessment was 54.3%, compared to ratios of 55.2% and 57.2% for 1995 and 1994, respectively. The 1996 efficiency ratio after the SAIF assessment was 56.0%.

INCOME TAXES

       Net deferred tax assets at December 31, 1996, 1995 and 1994, were $2,802,000, $3,369,000 and $5,904,000, respectively. Due to Bancorp's strong historical earnings trend and the expectation that this trend will continue, management has determined that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been established. Management will continue to evaluate quarterly the need for a valuation allowance.

       Bancorp's tax expense in 1996 totaled $15,031,000 compared to $13,651,000 in 1995 and $9,799,000 in 1994, resulting in effective tax rates of 30.7%, 30.0% and 25.8% in 1996, 1995 and 1994, respectively. The increase in 1996's effective rate was primarily due to a decline in the amount of tax-exempt investments held during 1996. The increase in 1995's effective tax rate was primarily due to the absence of tax losses recognized on tax-exempt municipal securities called during 1994 and to a decline in average tax-exempt investments held during 1995 as compared to 1994.

       The tax effects of securities transactions were a benefit of $77,000 during 1996, an expense of $17,000 during 1995 and a benefit of $1,634,000 in 1994.

       Further analysis of income taxes is presented in Note 10 of the Notes to Consolidated Financial Statements.

LOANS

       Total loans, net of unearned income, increased $168,248,000 or 11.0% during 1996. Approximately $76,396,000 of the increase was due to the mergers with Farmers & Merchants and Farmers State Bank. All loan categories, except lease financing, increased during 1996. In addition to the new affiliates, a favorable market with respect to loan demand, combined with aggressive loan campaigns and the pursuit of new business, led to net increases during 1996 of $57,092,000 or 16.7% in commercial loans, $1,417,000 or 3.39% in construction loans, $74,609,000 or 9.46% in mortgage loans, $36,165,000 or 11.0% in installment loans and $701,000 or 4.55% in credit card loans. Lease financing decreased $1,736,000 or 10.5% during 1996.

       Bancorp's loans cover a broad range of borrowers characterizing the western Ohio and eastern and west-central Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 1996, which exceeded 10.0% of total loans.

       Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans and installment loans. At December 31, 1996, real estate mortgage loans composed 50.8% of Bancorp's total loan portfolio and installment loans composed another 21.5% of the total loan portfolio. Commercial loans equaled 23.4% of the total portfolio and real estate construction, credit card lending and lease financing made up the remaining 4.30% of the portfolio.

       Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans and loans secured by savings, stocks or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small business loans, agricultural loans, equipment loans and lines of credit.

       In accordance with Bancorp's decentralized management structure and subject to Bancorp guidelines, credit underwriting and approval occur within the subsidiary originating the loan. Depending on the subsidiary, loan applications are approved by either a loan committee or by one or more loan personnel with designated approval authority. Loan committees are composed of senior management and loan personnel and, at some subsidiaries, members of the subsidiary's board of directors. Loan applications for principal amounts greater than a designated amount, which varies by subsidiary, require Bancorp approval. Any plans to purchase or sell a participation in a loan also require Bancorp approval.




FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 25

                   TABLE 4 - LOAN MATURITY/RATE SENSITIVITY

DECEMBER 31, 1996                                                         (DOLLARS IN THOUSANDS)
                  ------------------------------------------------------------------------------
                                                         Maturity

                                                  AFTER ONE
                                    WITHIN        BUT WITHIN        AFTER
                                   ONE YEAR       FIVE YEARS      FIVE YEARS        TOTAL
                                   --------       ----------      ----------        -----
Commercial                      $   251,844     $    89,415    $     56,775    $    398,034
Real estate-construction             34,630           6,248           2,384          43,262
                                -----------     -----------    ------------    ------------
     TOTAL                      $   286,474     $    95,663    $     59,159    $    441,296
                                ===========     ===========    ============    ============

                                -----------------------------------------------------------
                                           Sensitivity to changes in interest rates

                                               PREDETERMINED         VARIABLE
                                                    RATE               RATE

Due after one year but within five years         $   36,608       $    59,055
Due after five years                                  8,058            51,101
                                                 ----------       -----------
     TOTAL                                       $   44,666       $   110,156
                                                 ==========       ===========

=================================================================================================



       Bancorp subsidiaries receive requests to renew maturing loans as a normal part of business. Such requests are especially common with real estate loans that are scheduled to mature before being fully amortized and with commercial loans. The requests are reviewed by the subsidiary's loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications or disapproved. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate or the initiation of monthly principal payments.

       Table 4 indicates the contractual maturity of commercial loans and real estate-construction loans outstanding at December 31, 1996. Loans due after one year are classified according to their sensitivity to changes in interest rates.

ASSET QUALITY

       Bancorp's subsidiaries record a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged off assets, become net charge-offs. Bancorp's policy is to charge off loans when, in management's opinion, collection of principal is in doubt. All loans charged off are subject to continuous review and concerted efforts are made to maximize recovery.

       Management records the provision, on an individual subsidiary basis, in amounts sufficient to result in an allowance that will cover future risks believed to be inherent in the loan portfolio of each subsidiary. Management's evaluation in establishing the provision includes such factors as the historical loss and recovery experience, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio and ratios of delinquencies and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. The evaluation of these factors is completed at Bancorp's subsidiaries through a group of senior officers from the financial and lending areas.

       The provision increased from $2,108,000 in 1995 to $3,433,000 in 1996. The provision recorded during 1995 was $840,000 greater than 1994's provision of $1,268,000. The increases during 1996 and 1995 were primarily due to the increase in loan volume mentioned previously. The allowance at December 31, 1996, was $22,672,000 or 1.33% of loans, net of unearned income. This compares to $20,437,000 or 1.33% of loans, net of unearned income, at December 31, 1995. Although the balance of the allowance increased $2,235,000, the significant increase in total loans outstanding resulted in a constant allowance to loan ratio.

       The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified nonaccrual when, in the opinion of management, collection of interest is doubtful. Nonaccrual loans at December 31, 1996, 1995 and 1994, were $4,850,000, $2,764,000 and $2,412,000, respectively. The increase in nonaccrual loans during 1996 occurred in the commercial, real estate mortgage and consumer loan categories. Nonaccrual loans to total loans at December 31, 1996, 1995 and 1994, were 0.29%, 0.18% and 0.17%, respectively.

       Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Restructured loans at December 31, 1996, 1995 and 1994, were $890,000, $517,000 and $1,429,000, respectively.

       Another element associated with asset quality is Other Real Estate Owned (OREO). OREO primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. The balances of OREO at December 31, 1996, 1995 and 1994, were $264,000, $1,677,000 and $2,116,000, respectively. The decrease in OREO during 1996 reflects the sale of vacant land that had a book value of $1,325,000 at December 31, 1995 and 1994.

       Loans 90 days or more past due which were still accruing interest totaled $906,000, $1,071,000 and $683,000 at December 31, 1996, 1995 and
1994, respectively.

       Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

       Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" in January, 1995. SFAS No. 114 and SFAS No. 118 require that lenders measure an impaired loan, as defined in the statements, at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the creditor's recorded investment in the loan, the creditor must record a valuation allowance for the amount of the difference. Implementation of this statement did not have a material effect on Bancorp's allowance or provision.


                                26 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

INVESTMENT SECURITIES

       Bancorp's investment securities decreased $17,928,000 or 4.63% during 1996 to a balance of $369,646,000. The decrease in the investment portfolio was used to fund loan growth.

       Bancorp follows a conservative investment policy, investing primarily for interest rate risk management and liquidity management purposes. U.S. Treasury Securities, generally considered to have the least credit risk and the highest liquidity, composed 11.8% of Bancorp's investment portfolio at December 31, 1996. All U.S. Treasury Securities were classified as available-for-sale at that date and are available for liquidity management purposes.

       Another 21.2% of the investment portfolio is composed of securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association
(SLMA) and Federal Farm Credit Bank. Included in the U.S. government agencies and corporations securities category at December 31, 1996, were structured notes totaling $1,499,000. The structured notes held by Bancorp are multistep coupon debentures issued by the FHLB, FHLMC, FNMA and SLMA and, accordingly, are rated AAA. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 1996, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

       Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 39.9% of the investment portfolio at December 31, 1996. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 90.2% of Bancorp's MBSs are classified as available-for-sale.

       CMOs totaled $66,852,000 at December 31, 1996, all of which were classified as available-for-sale. CMOs are collateralized by pools of mortgage loans or MBSs. Substantially all of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest only securities, principal only securities, accrual bonds, inverse floaters or high risk CMOs, as defined by regulatory guidelines. All CMOs held as of December 31, 1996, passed the stress test required by the Federal Financial Institutions Examination Council at the last testing date and, therefore, are not considered high risk by regulatory definition.

       State, county, and municipal securities composed 22.4% of Bancorp's investment portfolio at December 31, 1996. The securities are highly diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. Bancorp management views investments in state, county, and municipal securities as primarily long-term investments and, accordingly, about 75.5% of such investments at December 31, 1996, were classified as held-to-maturity.

       The remaining 4.70% of Bancorp's investment portfolio at December 31, 1996, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks and in the Federal Reserve Bank and in corporate debt securities. Bancorp invests only in corporate debt securities that are rated investment grade by nationally recognized rating organizations.

       Table 5 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 1996, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments (using a 35.0% rate) have been made in calculating yields on tax-exempt obligations of state, counties, and municipalities.

       At December 31, 1996, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $4,496,000. The available-for-sale investment securities are reported at their market value of $290,701,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 8 of the Notes to Consolidated Financial Statements for additional information.

                       TABLE 5 - INVESTMENT SECURITIES

DECEMBER 31, 1996                                                                                          (DOLLARS IN THOUSANDS)
                  ----------------------------------------------------------------------------------------------------------------
                                                                            Maturing
                                -------------------------------------------------------------------------------------------------
                                                             AFTER ONE BUT            AFTER FIVE BUT
                                 WITHIN ONE YEAR           WITHIN FIVE YEARS         WITHIN TEN YEARS            AFTER TEN YEARS
                                 ---------------           -----------------         ----------------            ---------------

                                AMOUNT      YIELD         AMOUNT       YIELD      AMOUNT        YIELD         AMOUNT       YIELD
                                ------      -----         ------       -----      ------        -----         ------       -----
HELD-TO-MATURITY
Mortgage-backed securities(2) $     128      9.42%      $     758       8.15%      $  3,677       6.54%      $   9,943      8.78%
State, county, and
   municipal securities           6,137      9.27%         33,305      11.99%        13,829      12.22%          9,203     12.61%
Other securities                    899      8.25%          1,066       6.26%
                              ---------                 ---------                  --------                  ---------
      TOTAL                   $   7,164      9.15%      $  35,129      11.74%      $ 17,506      11.03%      $  19,146     10.62%
                              =========    ======       =========     ======       ========     ======       =========    ======
AVAILABLE-FOR-SALE
U.S. Treasury securities      $  16,859      6.36%      $  26,678       5.34%
Securities of other U.S.
   government agencies
   and corporations              38,724      6.94%         33,226       5.69%      $  4,716       7.06%      $   1,662      6.45%
Mortgage-backed securities(2)     2,690      6.31%          7,795       6.51%        11,088       6.61%        111,585      6.77%
State, county, and
   municipal securities           1,940      7.92%          7,652       8.59%         8,063       8.08%          2,606      9.38%
Other securities                    252      6.59%          3,430       6.20%           201       6.83%         11,534      7.06%
                              ---------                 ---------                  --------                  ---------
      TOTAL                   $  60,465      6.77%      $  78,781       5.95%      $ 24,068       7.18%      $ 127,387      6.85%
                              =========    ======       =========     ======       ========     ======       =========    ======

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 41.3% of the mortgage-backed securities maturing after five years are variable rate.
===================================================================================================================================


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 27

       Bancorp's federal funds sold and securities purchased under agreements to resell decreased $2,601,000, from $14,802,000 at December 31, 1995, to $12,201,000 at December 31, 1996. The decrease was used to fund loan growth. Bancorp monitors this position as part of its asset/liability management.

       Bancorp does not use off-balance-sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

DEPOSITS AND BORROWINGS

       Bancorp's subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts and time deposits of various maturities and rates. In accordance with Bancorp's decentralized management structure and in an effort to respond to local conditions, each Bancorp subsidiary designs and prices the savings and transaction accounts offered in its local market area.

       Total deposits increased $94,404,000 or 5.29% in 1996. The two banks that joined Bancorp during 1996 had total deposits of $105,459,000 at December 31, 1996; the other affiliates therefore experienced a slight decrease in deposits during 1996. Looking at Bancorp totals at December 31, 1996 and 1995, time deposits increased $38,717,000, savings deposits increased $22,265,000, interest-bearing demand deposits increased $15,068,000 and noninterest-bearing demand deposits increased $18,354,000. The average rate paid on time deposits was 5.40% for both 1996 and 1995. The average rate paid on interest-bearing demand deposits increased only seven basis points, from 2.23% in 1995 to 2.30% in 1996, and the average rate paid for savings deposits decreased seven basis points, from 2.57% during 1995 to 2.50% during 1996. The weighted average rate for all interest-bearing deposits increased only two basis points, from 4.12% during 1995 to 4.14% during 1996.

       Table 6 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 1996. These deposits represented only 8.02% of total deposits.

       Short-term borrowings increased from $58,372,000 at December 31, 1995, to $93,779,000 at December 31, 1996. Long-term borrowings increased from $2,820,000 at December 31, 1995, to $6,506,000 at December 31, 1996. The
increases in short-term and long-term borrowings were used to fund loan growth.


   TABLE 6 - MATURITIES OF TIME DEPOSITS GREATER THAN OR EQUAL TO $100,000*

DECEMBER 31, 1996                                    (DOLLARS IN THOUSANDS)
                 -----------------------------------------------------------
Maturing in
   3 months or less                               $   75,476
   3 months to 6 months                               27,818
   6 months to 12 months                              23,169
   over 12 months                                     24,241
                                                  ----------
     Total                                        $  150,704
                                                  ==========

*All time deposits greater than or equal to $100,000 were in certificates of deposits.
=========================================================================

LIQUIDITY

       Liquidity management is the process by which Bancorp ensures that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for Bancorp and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by the asset/liability committees at Bancorp's subsidiaries.

       Liquidity may be used to fund capital expenditures. Capital expenditures were $4,381,000 for 1996 and $3,615,000 for 1995. Remodeling is a planned and ongoing process given the 87 offices of Bancorp and its subsidiaries. Material commitments for capital expenditures as of December 31, 1996, were $2,170,000.

       Bancorp subsidiaries' source of funding is predominately deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds. Bancorp does not solicit time deposits from brokers.

       Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $290,701,000 at December 31, 1996. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $7,164,000 at December 31, 1996. In addition, other types of assets--such as cash and due from banks, federal funds sold and securities purchased under agreements to resell and loans and interest-bearing deposits with other banks maturing within one year--are sources of liquidity.

       Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity.

INTEREST RATE SENSITIVITY

       Interest rate risk is the exposure to Bancorp's earnings and capital arising from changes in future interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp's net interest margin to swings in interest rates to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp's subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity and the earning of an adequate return on shareholders' equity.

       Bancorp has a holding company asset/liability committee, made up of representatives of various subsidiaries and disciplines, whose function is to develop policies and guidelines for effective asset/liability management throughout Bancorp's subsidiaries.

       Table 7 shows Bancorp's interest rate sensitivity position based on the distribution of earning assets and interest-bearing liabilities among the maturity categories. Product lines repricing in time periods predetermined by contractual agreement are included in the respective maturity categories. Some products, such as federal funds and commercial loans which reprice overnight, are recorded in the 1-30 days category.

       Table 7 indicates that, at December 31, 1996, Bancorp had an asset-sensitive position of $202,964,000 or 9.70% within a one year maturity range. The asset-sensitive position indicates that maturing or repricing interest-sensitive assets exceeded maturing or repricing interest-sensitive liabili-

                                28 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT
ties within a one-year period. An asset-sensitive position suggests that a rising rate environment will positively influence net interest income as earning assets will reprice upward more quickly than the underlying interest-bearing liabilities. Likewise, a declining rate environment will negatively influence net interest income as earning assets will reprice downward more quickly than interest-bearing liabilities.

       The rate sensitivity analysis presented in Table 7 is a static gap model. The balances in this table are distributed among future periods based primarily on contractual interest rate repricing dates or on contractual maturity dates. Distributions of interest-bearing demand deposits and savings deposits, neither of which have contractual maturity dates or set repricing dates, reflect management's current assumptions as to repricing frequency and to changes in deposit balances in reaction to interest rate levels. These assumptions are based on recent historical deposit account rate changes and changes in deposit balances. They are also influenced by the Federal Reserve Bank and other regulators' guidance for the measurement of interest rate risk.

       Another measurement technique used by Bancorp's subsidiaries to identify and manage exposure to changing interest rates is a simulation model that estimates the effect on net interest income and the market value of portfolio equity caused by changes in interest rates, interest rate spreads, the shape of the yield curve and changing product growth patterns. Liabilities are distributed based on historical deposit rate relationships to changes in market interest rate changes over long-term rate changes. These assumptions are based upon the individual markets and customers and include projections of how management expects to price in response to the marketplace and market rate changes. However, adjustments are necessary as customer preferences, competitive market conditions, liquidity, loan growth rates and mix change.

                      TABLE - RATE SENSITIVITY ANALYSIS

DECEMBER 31, 1996                                                                                           (DOLLARS IN THOUSANDS)
s                ------------------------------------------------------------------------------------------------------------------
                                                  1-30        31-90       91-180     181-365    TOTAL 1 YEAR     OVER
                                                  DAYS        DAYS         DAYS        DAYS       & UNDER       1 YEAR     TOTAL
                                              ------------------------------------------------------------------------------------
EARNING ASSETS
   Loans, net of unearned income             $  351,755  $  117,033   $  132,964   $  285,486   $  887,238   $  813,026  $1,700,264
   Investment securities held-to-maturity
     Taxable                                      2,515         687                     4,926        8,128        9,012      17,140
     Tax-exempt                                   4,090       6,208        1,094        5,996       17,388       44,417      61,805
   Investment securities available-for-sale

     Taxable                                     44,292      11,042        9,052       57,219      121,605      151,705     273,310
     Tax-exempt                                     435                                   726        1,161       16,230      17,391
                                            ----------   ----------   ----------   ----------   ----------   ----------  ----------
      Total investment securities                51,332      17,937       10,146       68,867      148,282      221,364     369,646
   Interest-bearing deposits with other banks     2,785       1,197          100          299        4,381          698       5,079
   Federal funds sold and securities
     purchased under agreements to resell        12,201                                             12,201                   12,201
                                            -----------  ---------    ----------   ----------   ----------   ----------  ----------
      TOTAL EARNING ASSETS                      418,073     136,167      143,210      354,652    1,052,102    1,035,088   2,087,190
INTEREST-BEARING LIABILITIES
   Interest-bearing demand deposits              47,579                                             47,579      269,608     317,187
   Savings deposits                              57,285                                             57,285      324,618     381,903
   Time deposits                                115,348     143,375      164,255      227,517      650,495      291,966     942,461
   Short-term borrowings                         86,805       1,674        3,300        2,000       93,779                   93,779
   Long-term borrowings                                                                                           6,506       6,506
                                            ----------  ----------    ----------   ----------   ----------   ----------  ----------
      TOTAL INTEREST-BEARING LIABILITIES        307,017     145,049      167,555      229,517      849,138      892,698   1,741,836
                                             ----------  ----------   ----------   ----------   ----------   ----------   ---------
      RATE SENSITIVITY GAP                   $  111,056  $   (8,882)  $  (24,345)  $  125,135   $  202,964   $  142,390  $  345,354
                                             ==========  ==========   ==========   ==========   ==========   ==========  ==========

      CUMULATIVE GAP                         $  111,056  $  102,174   $   77,829   $  202,964                $  345,354
                                             ==========  ==========   ==========   ==========                ==========
      CUMULATIVE GAP AS A
         PERCENTAGE OF EARNING ASSETS              5.3%        4.9%        3.7%         9.7%                      16.5%
                                             ==========  ==========   ==========   =========                  ==========
====================================================================================================================================


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 29

                                                      STATISTICAL INFORMATION

                                                                                                                        (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                      1996                            1995                          1994
                                         ----------------------------    ----------------------------   ---------------------------
                                         BALANCE    INTEREST    YIELD    BALANCE    INTEREST    YIELD   BALANCE    INTEREST  YIELD
                                         -------    --------    -----    -------    --------    -----   -------    --------  -----
                                           (Daily average balances and interest rates; tax equivalent basis; dollars in thousands)

EARNING ASSETS
   Loans (1)
     Commercial (2)                     $368,838   $ 36,817     9.98%  $ 316,414  $  32,581    10.30%  $ 261,799  $  23,594    9.01%
     Real estate (2)                     857,947     70,119     8.17%    793,379     63,400     7.99%    725,468     55,053    7.59%
     Installment
      and other consumer                 362,164     37,094    10.24%    321,978     32,131     9.98%    262,498     25,378    9.67%
     Lease financing (2)                  15,653      1,154     7.37%     15,580      1,217     7.81%     15,504      1,182    7.62%
                                       ---------   --------            ---------  ---------            ---------  ---------
       Total loans                     1,604,602    145,184     9.05%  1,447,351    129,329     8.94%  1,265,269    105,207    8.31%
   Investment securities (3)
     Taxable                             294,898     19,330     6.55%    250,492     16,593     6.62%    302,307     18,229    6.03%
     Tax-exempt (2)                       83,251      9,314    11.19%     95,182     11,446    12.03%    121,151     14,887   12.29%
                                       ---------   --------            ---------  ---------            ---------  ---------
      Total investment securities (3)    378,149     28,644     7.57%    345,674     28,039     8.11%    423,458     33,116    7.82%
   Interest-bearing deposits
     with other banks                      7,736        450     5.82%      5,932        351     5.92%      8,574        388    4.53%
   Federal funds sold and securities
     purchased under agreements
     to resell                             9,432        507     5.38%      7,319        418     5.71%      7,086        275    3.88%
                                       ---------   --------            ---------  ---------            ---------  ---------
   TOTAL EARNING ASSETS                1,999,919    174,785     8.74%  1,806,276    158,137     8.75%  1,704,387    138,986    8.15%

NONEARNING ASSETS
   Allowance for loan losses             (21,547)                        (19,341)                        (18,554)
   Cash and due from banks                85,993                          75,904                          76,988
   Accrued interest and other assets      83,159                          71,076                          71,179
                                       ---------                       ---------                       ---------
   TOTAL ASSETS                       $2,147,524                      $1,933,915                      $1,834,000
                                      ==========                      ==========                      ==========
INTEREST-BEARING LIABILITIES
   Deposits
     Interest-bearing demand            $298,975      6,866     2.30%  $ 260,419      5,799     2.23%  $ 266,841      5,757    2.16%
     Savings                             372,169      9,317     2.50%    358,517      9,212     2.57%    397,579      9,772    2.46%
     Time                                920,474     49,724     5.40%    822,289     44,402     5.40%    725,479     31,513    4.34%
                                       ---------   --------            ---------  ---------            ---------  ---------
      Total interest-bearing deposits  1,591,618     65,907     4.14%  1,441,225     59,413     4.12%  1,389,899     47,042    3.38%
   Borrowed funds

     Short-term borrowings                73,095      3,521     4.82%     74,744      4,051     5.42%     61,109      2,421    3.96%
     Long-term borrowings                  4,301        279     6.49%        783         52     6.64%      1,400        124    8.86%
                                       ---------   --------            ---------  ---------            ---------  ---------
      Total borrowed funds                77,396      3,800     4.91%     75,527      4,103     5.43%     62,509      2,545    4.07%
                                       ---------   --------            ---------  ---------            ---------  ---------
   TOTAL INTEREST-BEARING LIABILITIES  1,669,014     69,707     4.18%  1,516,752     63,516     4.19%  1,452,408     49,587    3.41%

NONINTEREST-BEARING LIABILITIES
   Noninterest-bearing demand deposits   208,017                         184,797                         176,128
   Other liabilities                      23,043                          19,970                          16,712
   SHAREHOLDERS' EQUITY                  247,450                         212,396                         188,752
                                       ---------   --------           ----------  ---------           ----------  ---------
   TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY             $2,147,524                      $1,933,915                      $1,834,000
                                      ==========                      ==========                      ==========
   NET INTEREST INCOME AND
     INTEREST RATE SPREAD                          $105,078     4.56%             $  94,621     4.56%             $  89,399   4.74%
                                                   ========   =======             =========   =======            ==========  ======
   NET INTEREST MARGIN                                          5.25%                           5.24%                         5.25%
                                                              =======                         =======                        ======

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 35.0%.
(3) Includes both investment securities held-to-maturity and investment securities available-for-sale.
===================================================================================================================================


                                30 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT


                                                    CONSOLIDATED BALANCE SHEETS
DECEMBER 31,                                                                               (DOLLARS IN THOUSANDS)
             -----------------------------------------------------------------------------------------------------
                                                                                       1996           1995
                                                                                       ----           -----
ASSETS
  Cash and due from banks                                                         $   110,767    $   108,685
  Interest-bearing deposits with other banks                                            5,079          6,882
  Federal funds sold and securities purchased under agreements to resell               12,201         14,802
  Investment securities held-to-maturity
     (market value-$83,441 at December 31, 1996;
     $100,512 at December 31, 1995)                                                    78,945         93,522
  Investment securities available-for-sale, at market                                 290,701        294,052
  Loans
     Commercial                                                                       398,034        340,942
     Real estate-construction                                                          43,262         41,845
     Real estate-mortgage                                                             863,414        788,805
     Installment                                                                      366,051        329,034
     Credit card                                                                       16,107         15,406
     Lease financing                                                                   14,821         16,557
                                                                                  -----------    -----------
          Total loans                                                               1,701,689      1,532,589
     Less
       Unearned income                                                                  1,425            573
       Allowance for loan losses                                                       22,672         20,437
                                                                                  -----------    -----------
          Net loans                                                                 1,677,592      1,511,579
   Premises and equipment                                                              42,633         39,931
   Deferred income taxes                                                                2,802          3,369
   Accrued interest and other assets                                                   40,991         30,553
                                                                                  -----------    -----------
          TOTAL ASSETS                                                            $ 2,261,711    $ 2,103,375
                                                                                  ===========    ===========

LIABILITIES
   Deposits
     Noninterest-bearing                                                          $   238,415    $   220,061
     Interest-bearing                                                               1,641,551      1,565,501
                                                                                  -----------    -----------
          Total deposits                                                            1,879,966      1,785,562
   Short-term borrowings
     Federal funds purchased and securities sold under agreements to repurchase        35,304         47,483
     Federal Home Loan Bank borrowings                                                 56,500         10,000
     Other                                                                              1,975            889
                                                                                  -----------    -----------
          Total short-term borrowings                                                  93,779         58,372
   Long-term borrowings                                                                 6,506          2,820
   Accrued interest and other liabilities                                              22,978         22,446
                                                                                  -----------    -----------
          TOTAL LIABILITIES                                                         2,003,229      1,869,200

SHAREHOLDERS' EQUITY
   Common stock -- par value $8 per share Authorized -- 25,000,000 shares
     Issued -- 14,727,772 shares
       in 1996 and 13,013,422 shares in 1995                                          117,822        104,107
   Surplus                                                                             47,125         13,577
   Retained earnings                                                                   93,369        115,102
   Unrealized net gains on securities available-for-sale, net of tax                    1,162          1,437
   Restricted stock awards                                                               (220)           (48)
   Treasury stock, at cost, 25,907 shares                                                (776)
                                                                                  -----------    -----------
          TOTAL SHAREHOLDERS' EQUITY                                                  258,482        234,175
                                                                                  -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 2,261,711    $ 2,103,375
                                                                                  ===========    ===========

See Notes to Consolidated Financial Statements
=============================================================================================================



FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 31

                                                CONSOLIDATED STATEMENTS OF EARNINGS


YEAR ENDED DECEMBER 31,                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                       ----------------------------------------------------------------------------------------------------------
                                                                                  1996                1995               1994
                                                                               -----------         -----------        ------------
INTEREST INCOME
   Loans, including fees                                                      $   144,941          $   129,058          $   104,936
   Investment securities
     Taxable                                                                       19,330               16,593               18,229
     Tax-exempt                                                                     6,047                7,431                9,676
                                                                              -----------          -----------          -----------
      Total investment securities interest                                         25,377               24,024               27,905
   Interest-bearing deposits with other banks                                         450                  351                  388
   Federal funds sold and securities purchased under agreements to resell             507                  418                  275
                                                                              -----------          -----------          -----------
      TOTAL INTEREST INCOME                                                       171,275              153,851              133,504

INTEREST EXPENSE
   Deposits                                                                        65,907               59,413               47,042
   Short-term borrowings                                                            3,521                4,051                2,421
   Long-term borrowings                                                               279                   52                  124
                                                                              -----------          -----------          -----------
      TOTAL INTEREST EXPENSE                                                       69,707               63,516               49,587
                                                                              -----------          -----------          -----------
      NET INTEREST INCOME                                                         101,568               90,335               83,917
   Provision for loan losses                                                        3,433                2,108                1,268
                                                                              -----------          -----------          -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                98,135               88,227               82,649

NONINTEREST INCOME
   Service charges on deposit accounts                                              9,182                8,596                8,222
   Trust revenues                                                                   8,278                7,623                7,017
   Investment securities (losses) gains                                                (8)                 340               (1,754)
   Other                                                                            4,645                3,999                3,977
                                                                              -----------          -----------          -----------
      TOTAL NONINTEREST INCOME                                                     22,097               20,558               17,462

NONINTEREST EXPENSE
   Salaries and employee benefits                                                  37,586               33,262               31,296
   Net occupancy                                                                    4,790                4,340                4,211
   Furniture and equipment                                                          3,911                3,352                3,006
   Data processing                                                                  4,773                5,165                5,205
   Deposit insurance                                                                2,889                2,204                3,537
   State taxes                                                                      1,706                1,637                1,726
   Other                                                                           15,606               13,385               13,158
                                                                              -----------          -----------          -----------
      TOTAL NONINTEREST EXPENSES                                                   71,261               63,345               62,139
                                                                              -----------          -----------          -----------
      INCOME BEFORE INCOME TAXES                                                   48,971               45,440               37,972
   Income tax expense                                                              15,031               13,651                9,799
                                                                              -----------          -----------          -----------
      NET EARNINGS                                                            $    33,940          $    31,789          $    28,173
                                                                              ===========          ===========          ===========
NET EARNINGS PER SHARE                                                        $      2.32          $      2.31          $      2.10
                                                                              ===========          ===========          ===========
AVERAGE SHARES OUTSTANDING                                                     14,611,371           13,736,984           13,431,828
                                                                              ===========          ===========          ===========

See Notes to Consolidated Financial Statements.
====================================================================================================================================
                                                                                   32 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT


                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                                                        (DOLLARS IN THOUSANDS)
                       -----------------------------------------------------------------------------------------------
                                                                                       1996        1995         1994
                                                                                   ---------    ----------   ----------
OPERATING ACTIVITIES
   Net earnings                                                                    $  33,940    $  31,789    $  28,173
   Adjustments to reconcile net earnings to net cash provided by operating activities
     Provision for loan losses                                                         3,433        2,108        1,268
     Provision for depreciation and amortization                                       4,027        3,981        3,722
     Net amortization of premiums and accretion of discounts
      on investment securities                                                           715        1,114        2,025
     Deferred income taxes                                                               680          171        1,412
     Realized losses (gains) on investment securities                                      8         (340)       1,754
     Originations of mortgage loans held for sale                                    (43,943)     (33,009)     (30,046)
     Gains from sales of mortgage loans held for sale                                   (667)        (501)        (348)
     Proceeds from sales of mortgage loans held for sale                              44,610       33,510       30,394
     Increase in cash surrender value of life insurance                               (8,159)         (37)        (847)
     Decrease (increase) in interest receivable                                          815          220       (3,969)
     (Increase) decrease in prepaid expenses                                            (199)         143          (48)
     (Decrease) increase in accrued expenses                                            (338)       1,041          114
     (Decrease) increase in interest payable                                            (384)       1,638          470
     Other                                                                             1,113          (58)         687
                                                                                   ---------    ---------    ---------
         Net cash provided by operating activities                                    35,651       41,770       34,761

INVESTING ACTIVITIES
   Proceeds from sales of investment securities available-for-sale                     4,984       39,514       82,735
   Proceeds from calls, paydowns, and maturities of investment
    securities available-for-sale                                                    150,957       58,798       90,212
   Purchases of investment securities available-for-sale                            (133,449)    (112,372)    (142,217)
   Proceeds from calls, paydowns, and maturities of investment
    securities held-to-maturity                                                       17,594       56,118       32,795
   Purchases of investment securities held-to-maturity                                (3,053)        (525)      (8,903)
   Net decrease in interest-bearing deposits with other banks                          1,803        2,470        9,366
   Net decrease (increase) in federal funds sold and
     securities purchased under agreements to resell                                  23,426       (6,042)      24,240
   Net increase in loans and leases                                                  (96,361)     (56,235)    (191,398)
   Proceeds from disposal of other real estate owned                                   1,765        1,028        1,729
   Recoveries from loans and leases previously charged off                             1,173        1,202        1,113
   Purchase of financial institution, net of cash acquired                            (6,427)
   Cash acquired in merger with other financial institution                            1,845        5,999
   Purchases of premises and equipment                                                (4,381)      (3,615)      (4,364)
                                                                                   ---------    ---------    ---------
         Net cash used in investing activities                                       (40,124)     (13,660)    (104,692)

FINANCING ACTIVITIES
   Net (decrease) increase in total deposits                                         (15,416)      54,765        6,778
   Net increase (decrease) in short-term borrowings                                   35,389      (63,747)      93,984
   Proceeds from long-term borrowings                                                  5,000           49
   Principal payments of long-term borrowings                                         (1,314)        (850)      (3,983)
   Cash dividends                                                                    (16,341)     (13,521)     (11,809)
   Purchase of common stock                                                             (994)                     (388)
   Proceeds from exercise of stock options                                               231          127          151
                                                                                   ---------    ---------    ---------
         Net cash provided by (used in) financing activities                           6,555      (23,177)      84,733
                                                                                   ---------    ---------    ---------
         INCREASE IN CASH AND CASH EQUIVALENTS                                         2,082        4,933       14,802
Cash and cash equivalents at beginning of year                                       108,685      103,752       88,950
                                                                                   ---------    ---------    ---------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $ 110,767    $ 108,685    $ 103,752
                                                                                   =========    =========    =========

SUPPLEMENTAL DISCLOSURES
   Interest paid                                                                   $  70,091    $  61,878    $  49,117
                                                                                   =========    =========    =========
   Income taxes paid                                                               $  14,919    $  12,140    $   7,878
                                                                                   =========    =========    =========
   Recognition of deferred tax assets (liabilities) attributable to SFAS No. 115   $     139    $  (2,364)   $   1,514
                                                                                   =========    =========    =========
   Acquisition of other real estate owned through foreclosure                      $     375    $     635
                                                                                   =========    =========
   Issuance of restricted stock awards                                             $     226    $      33
                                                                                   =========    =========
   Transfer of investment securities to available-for-sale upon
     adoption of SFAS No. 115                                                                                $ 272,856
                                                                                                             =========

See Notes to Consolidated Financial Statements.
======================================================================================================================

FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 33

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                                                             (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                             COMMON      COMMON                           UNREALIZED  RESTRICTED   TREASURY   TREASURY
                             STOCK       STOCK                 RETAINED    GAINS AND    STOCK       STOCK      STOCK
                             SHARES      AMOUNT     SURPLUS    EARNINGS    (LOSSES)     AWARDS      SHARES     AMOUNT       TOTAL
                             ------      ------     --------   --------   ----------  ----------   --------   --------    ---------
Balances at December 31,
  1993, as previously
  reported                  9,765,603  $   78,125  $  15,252   $  87,908              $     (33)                          $181,252
Adjustment to beginning
  balance for change in
  accounting method, net
  of income taxes of $1,960                                               $    3,638                                         3,638
Change in unrealized gains
  and (losses), net of income
  tax benefit of $3,474                                                       (6,350)                                       (6,350)
Net earnings                                                      28,173                                                    28,173
Cash dividends declared
  (Bancorp - $0.89 per share;
  First Clyde Banc Corp -
  $0.50 per share)                                               (11,809)                                                  (11,809)
Purchase of common stock      (10,000)        (80)      (308)                                                                 (388)
Exercise of stock options,
  net of shares purchased       8,416          68         83                                                                   151
25.0% stock split           2,440,556      19,524                (19,524)
Amortization of restricted
  stock awards                                                                                6                                  6
                           ----------  ----------  ---------   ---------  ----------   --------                            -------
     Balances at
      December 31, 1994    12,204,575      97,637     15,027      84,748      (2,712)       (27)                           194,673
Net earnings                                                      31,789                                                    31,789
Cash dividends declared
  (Bancorp - $0.98 per share)                                    (13,521)                                                  (13,521)
Shares issued in Peoples
  Bank & Trust Company
  merger                      354,645       2,837       (867)      6,351                                                     8,321
Shares issued in Bright
  Financial Services, Inc.
  merger                      442,876       3,543       (653)      5,735                                                     8,625
Change in unrealized gains
  and (losses), net of income
  taxes of $2,364                                                              4,149                                         4,149
Exercise of stock options,
  net of shares purchased      10,326          82         45                                                                   127
Restricted stock awards         1,000           8         25                                (33)
Amortization of restricted
  stock awards                                                                               12                                 12
                             ----------  ----------  ---------   ---------  ----------   --------                            -------
   Balances at
     December 31, 1995     13,013,422     104,107     13,577     115,102       1,437        (48)                           234,175
Net earnings                                                      33,940                                                    33,940
Cash dividends declared
  (Bancorp - $1.11 per share)                                    (16,341)                                                  (16,341)
Shares issued in
  F&M Bancorp merger          363,373       2,907     (1,238)      6,023                                                     7,692
Change in unrealized gains and
  (losses), net of income tax
  benefit of $139                                                               (275)                                         (275)
Purchase of common stock                                                                            (30,174)  $    (994)      (994)
Exercise of stock options,
  net of shares purchased       5,589          45        (32)                                         6,934         218        231
Restricted stock awards         6,500          52        174                               (226)
10% stock dividend          1,338,888      10,711     34,644     (45,355)                            (2,667)
Amortization of restricted
  stock awards                                                                               54                                 54
                           ----------  ----------  ---------   ---------  ----------   --------    ---------  ---------   --------
    Balances at
      December 31, 1996    14,727,772  $  117,822  $  47,125   $  93,369  $    1,162  $    (220)   (25,907)  $    (776)   $258,482
                           ==========  ==========  =========   =========  ==========  =========    ========  =========    ========
==================================================================================================================================

                                34 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a bank and savings and loan holding company, principally serving western Ohio and eastern and west-central Indiana, include the accounts and operations of Bancorp and its 14 wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 15 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

       Investment securities - Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. SFAS No. 115 classifies debt and equity securities in three categories: trading, held-to-maturity and available-for-sale.

       Bancorp does not hold any investment securities for trading purposes. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when Bancorp has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

       The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment securities (losses) gains. The cost of securities sold is based on the specific identification method.

       Loans - Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including loans impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." When interest accruals are suspended, interest income accrued in the current period is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

       Bancorp's subsidiaries sell certain mortgage loans immediately after origination on a flow basis. Due to Bancorp's policy of selling loans on a flow basis, loans held for sale are not material and therefore not disclosed separately on the Consolidated Balance Sheets. Loans held for sale are carried at the lower of cost or market value.

       SFAS No. 122, "Accounting for Mortgage Servicing Rights" requires companies engaging in mortgage banking operations, that is, the selling of mortgage loans, to recognize as separate assets the estimated value of rights to service mortgage loans for others. A company that acquires mortgage servicing rights either through origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to mortgage servicing rights and to loans without mortgage servicing rights based on their relative fair values. This allocation increases the gain or decreases the loss from the sale of the mortgage loans and decreases income in the future as the mortgage servicing rights are amortized against servicing income. The adoption of this statement by Bancorp in 1996 did not have a material impact on its consolidated financial position or earnings.

       Allowance for loan losses - The level of the allowance for loan losses (allowance) is based upon management's evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions and other pertinent factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. The level maintained is believed by management to be adequate to cover future potential losses. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged off.

       Lease financing - Bancorp principally uses the finance method of accounting for direct lease contracts. Under this method of accounting, a receivable is recorded for the total amount of lease payments due and estimated residual values. Lease income, represented by the excess of the total contract receivable plus estimated equipment residual value over the cost of the related equipment, is recorded over the terms of the leases at a level rate of return on the unrecovered net investment.

       Premises and equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.

       Other real estate owned/in-substance foreclosures - Other real estate owned primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when Bancorp's subsidiaries have taken possession of a collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as in-substance foreclosure but for which Bancorp's subsidiaries had not taken possession of the collateral have not been reclassified to loans due to immateriality. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired or when an in-substance foreclosure exists. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned/in-substance foreclosures or fair value minus estimated costs to sell based on periodic valuations performed by management. An allowance for losses on other real estate owned may be maintained for subsequent valuation adjustments on a specific property basis. Any gains or losses realized at the time of disposal are reflected in income.

       Income taxes - Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Bancorp and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to Bancorp amounts determined to be currently payable.

       Earnings per share - Earnings per share are based upon the weighted average number of common shares outstanding each year and include the effects of all mergers, stock dividends and stock splits, distributed in the form of stock dividends, declared through 1996. The assumed exercise of stock options would not have a materially dilutive effect.

       Cash flow information - For purposes of the statement of cash flows, Bancorp considers cash and due from banks as cash and cash equivalents.


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 35

       Transfers and servicing of financial assets and extinguishment of liabilities - SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" was released in June, 1996, and is effective for transactions occurring after December 31, 1996. Early adoption of SFAS No. 125 is not permitted. Under the provisions of SFAS No. 125, each party to a transaction recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered and derecognizes liabilities only when they have been extinguished. Transactions are to be separated into components and separate assets and liabilities may need to be recorded for the different components. Bancorp anticipates this statement will not have a material effect on its consolidated financial position or earnings.

       Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

       Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 1996 and 1995 were approximately $24,178,000 and $21,081,000, respectively.


NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 1996, 1995 and 1994:

                                                                                              (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------------
                                        ACQUISITION                                        SHARES       PURCHASE
                                            DATE             ASSETS        DEPOSITS        ISSUED         PRICE
                                        -----------        -----------    -----------     --------    -----------
Purchase transactions
  FARMERS STATE BANCORP               DECEMBER 1, 1996     $    64,860    $   56,283                    $   7,575
Pooling-of-interests
  F&M BANCORP                         APRIL 1, 1996             61,721        53,638        363,373
  Bright Financial Services, Inc.     October 1, 1995          112,813        98,251        442,876
  Peoples Bank and Trust Company      July 16, 1995             54,005        45,220        354,645
  The Clyde Savings Bank Company      June 1, 1994              68,280        60,664        287,699
  Highland Federal Savings Bank       February 1, 1994          52,173        43,599        198,386
=====================================================================================================================

       On December 1, 1996, Bancorp purchased Farmers State Bancorp, Liberty, Indiana in a cash transaction. Upon consummation of the merger, Farmers State Bancorp was dissolved and its subsidiary, the $65 million Farmers State Bank, became a wholly owned subsidiary of Bancorp. This merger was accounted for under the purchase method of accounting, and accordingly, the consolidated financial statements include Farmers State Bank's results of operations from the date of merger.

       On April 1, 1996, Bancorp issued 363,373 shares of its common stock in exchange for all the outstanding common stock of F&M Bancorp, Rochester, Indiana. Upon consummation of the merger, F&M Bancorp was merged out of existence and its only subsidiary, the $62 million Farmers & Merchants Bank of Rochester, was merged with and into Indiana Lawrence Bank, a wholly owned subsidiary of Bancorp. Farmers & Merchants Bank of Rochester's offices became branches of Indiana Lawrence Bank, the surviving entity. This merger was accounted for as an immaterial pooling-of-interests and, accordingly, the consolidated financial statements, including earnings per share, have not been restated for periods prior to April 1, 1996.

       On July 2, 1996, Bancorp signed a Plan and Agreement of Merger with Hastings Financial Corporation, Hastings, Michigan. Hastings Financial Corporation is a one-bank holding company with the $50 million National Bank of Hastings as its only subsidiary. Upon consummation of the merger, Hastings Financial Corporation was dissolved and National Bank of Hastings became a wholly owned subsidiary of Bancorp. The transaction was structured as an exchange of stock and was accounted for using the pooling-of-interests method of accounting. This merger was consummated effective January 1, 1997.

NOTE 4 - LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                 1996            1995
                                                 ----            ----
Direct financing                               $ 12,725       $ 14,754
Leveraged                                         1,302          1,302
Non-recourse debt, principal and interest          (936)          (936)
                                               --------       --------
Net rentals receivable                           13,091         15,120
Estimated residual value of leased assets         4,202          4,184
Less unearned income                              2,472          2,747
                                               --------       --------
   INVESTMENT IN LEASES, NET                   $ 14,821       $ 16,557
                                               ========       ========



Direct financing lease payments receivable as of December 31, 1996, for the next five years and thereafter are as follows:

                                                      (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

         1997                                     $    5,261
         1998                                          3,683
         1999                                          2,312
         2000                                          1,197
         2001                                            253
         Thereafter                                       19
================================================================================

                                 36 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

NOTE 5 - PREMISES & EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                           1996           1995
                                                           ----           ----
Land and land improvements                           $     8,426    $     8,143
Buildings                                                 43,148         38,891
Furniture and fixtures                                    31,619         28,423
Leasehold improvements                                       792            387
Construction in progress                                     530          2,269
                                                     -----------    -----------
                                                          84,515         78,113


Less accumulated depreciation
   and amortization                                       41,882         38,182
                                                     -----------    -----------
     TOTAL                                           $    42,633    $    39,931
                                                     ===========    ===========


NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

       Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 1996, Bancorp's subsidiaries had retained earnings of $114,209,000 of which $52,201,000 was available for distribution to Bancorp as dividends without prior regulatory approval.


NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

       In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated financial statements and, accordingly, they are not. Bancorp does not use off-balance-sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

       Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and commitments outstanding to extend credit is represented by the contractual amounts of those instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       Following is a discussion of these transactions:

       Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp has issued standby letters of credit aggregating $9,706,000 and $10,989,000 at December 31, 1996 and 1995,
respectively.

       Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp's allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

       Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant or equipment. Bancorp had commitments outstanding to extend credit totaling $270,232,000 and $243,430,000 at December 31, 1996 and 1995,
respectively. Management does not anticipate any material losses as a result of these commitments.


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 37

NOTE 8 - INVESTMENT SECURITIES


The following is a summary of investment securities as of December 31, 1996:

                                                                                                             (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                    HELD-TO-MATURITY                                AVAILABLE-FOR-SALE
                                   AMORTIZED         UNREALIZED         MARKET        AMORTIZED         UNREALIZED          MARKET
                                     COST       GAINS      LOSSES       VALUE           COST       GAINS        LOSSES      VALUE
                                   ---------   -------    --------      ------       ----------   -------      -------     --------
U.S. Treasury securities                                                             $ 43,361      $  192      $ (16)      $ 43,537
Securities of U.S. government
   agencies and corporations                                                           77,767         579        (18)        78,328
Mortgage-backed securities         $14,506      $  396      $(125)      $14,777       132,683         995       (520)       133,158
State, county, and municipal
   securities                       62,474       4,240        (19)       66,695        19,780         500        (19)        20,261
Other securities                     1,965           7         (3)        1,969        15,238         185         (6)        15,417
                                   -------      ------      -----       -------      --------      ------      -----       --------
     TOTAL                         $78,945      $4,643      $(147)      $83,441      $288,829      $2,451      $(579)      $290,701

===================================================================================================================================


The following is a summary of investment securities as of December 31, 1995:
                                                                                                            (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                HELD-TO-MATURITY                                  AVAILABLE-FOR-SALE
                                    AMORTIZED             UNREALIZED      MARKET      AMORTIZED         UNREALIZED         MARKET
                                      COST        GAINS     LOSSES        VALUE         COST       GAINS        LOSSES     VALUE
                                    ---------    ------    --------     --------     --------      ------      -------    --------
U.S. Treasury securities                                                             $ 68,010      $  388      $ (16)     $ 68,382
Securities of U.S. government
   agencies and corporations                                                          103,610       1,372        (78)      104,904
Mortgage-backed securities          $18,060      $  699      $(104)      $ 18,655      93,831         489       (251)       94,069
State, county, and municipal
  securities                         72,778       6,380        (37)        79,121      11,195         344         (8)       11,531
Other securities                      2,684          53         (1)         2,736      15,120         137        (91)       15,166
                                    -------      ------      -----       --------    --------      ------      -----      --------
     TOTAL                          $93,522      $7,132      $(142)      $100,512    $291,766      $2,730      $(444)     $294,052
                                    =======      ======      =====       ========    ========      ======      =====      ========
===================================================================================================================================

       The carrying value of investment securities as of December 31, 1994, by category was as follows: U.S. Treasury $100,344,000, U.S. government agencies and corporations $62,599,000, mortgage-backed $86,203,000, state, county, and municipal $116,750,000 and other $11,701,000.

       During the year ended December 31, 1996, available-for-sale securities with a fair value at the date of sale of $5,000,000 were sold. The gross realized losses on such sales totaled $16,000.

       During the year ended December 31, 1995, available-for-sale securities with a fair value at the date of sale of $39,220,000 were sold. The gross realized gains on such sales totaled $297,000 and the gross realized losses totaled $3,000.

       During the year ended December 31, 1994, available-for-sale securities with a fair value at the date of sale of $82,735,000 were sold. The gross realized gains on such sales totaled $3,000 and the gross realized losses totaled $1,553,000.

       There were net investment gains after taxes of $69,000 and $323,000 for the years ended December 31, 1996 and 1995, respectively and a net investment loss after taxes of $120,000 for the year ended December 31, 1994. The applicable income tax effects were a benefit of $77,000 in 1996, an expense of $17,000 in 1995, and a benefit of $1,634,000 in 1994.

       The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $179,534,000 at December 31, 1996.

        The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 1996, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                      (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------
                                             HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                           AMORTIZED   MARKET     AMORTIZED     MARKET
                                             COST       VALUE        COST       VALUE
                                           ---------  -------     ---------  ---------
Due in one year or less                   $ 7,164     $ 7,186     $ 60,028    $ 60,465
Due after one year through five years      35,129      37,429       78,310      78,781
Due after five years through ten years     17,506      18,506       23,814      24,068
Due after ten years                        19,146      20,320      126,677     127,387
                                          -------     -------     --------    --------
  TOTAL                                   $78,945     $83,441     $288,829    $290,701
                                          =======     =======     ========    ========

                               38 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

NOTE 9 - LOANS

Information as to nonaccrual and restructured loans at December 31 was as follows:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                     1996       1995       1994
                                                    -----      -----       ----
         Principal balance
            Nonaccrual loans                        $4,850     $2,764     $2,412
            Restructured loans                         890        517      1,429
                                                    ------     ------     ------
              TOTAL                                 $5,740     $3,281     $3,841
                                                    ======     ======     ======
         Interest income effect
            Gross amount of interest that would
              have been recorded at original rate   $  717     $  276     $  203
            Interest included in income                371        135         80
                                                    ------     ------     ------
              NET IMPACT ON INTEREST INCOME         $  346     $  141     $  123
                                                    ======     ======     ======

================================================================================
     At December 31, 1996, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

     The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions or other workout situations, net of the related allowance, totaled $264,000, $1,677,000 and $2,116,000 at December 31, 1996, 1995 and 1994, respectively.

     Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                1996         1995         1994
                                                ----         ----         ----
             Balance at beginning of year     $20,437      $18,609      $18,380
             Allowance acquired through merge   1,592        1,162
             Provision for loan losses          3,433        2,108        1,268
             Loans charged off                 (3,963)      (2,644)      (2,152)
             Recoveries                         1,173        1,202        1,113
                                               ------       ------       ------
                BALANCE AT END OF YEAR        $22,672      $20,437      $18,609
                                              =======      =======      =======

================================================================================
     The 1996 and 1995 allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

     At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $1,935,000 and $889,000, respectively, all of which were on a nonaccrual basis. The related allowance for loan losses on these impaired loans was $694,000 at December 31, 1996, and $514,000 at December 31, 1995. There were no impaired loans that as a result of write-downs did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1996, was approximately $1,962,000 versus $1,325,000 for the year ended December 31, 1995. For the years ended December 31, 1996 and 1995, Bancorp recognized interest income on those impaired loans of $54,000 and $57,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

     Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $191,066,000, $221,519,000 and $186,114,000 at December 31, 1996, 1995
and 1994, respectively.

     Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $1,417,000, $1,485,000 and $1,297,000 at December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996, Bancorp had pledged $583,376,000 of 1-4 family mortgage loans to secure Federal Home Loan Bank borrowings.


NOTE 10 - INCOME TAXES

Income tax expense consisted of the following components:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                             1996           1995           1994
                                            ------         ------          ----
            Current
              Federal                       $13,098        $12,486        $7,607
              State                           1,228            994           780
                                            -------        -------        ------
                 TOTAL                       14,326         13,480         8,387
            Deferred expense                    705            171         1,412
                                            -------        -------        ------
                 INCOME TAX EXPENSE         $15,031        $13,651        $9,799
                                            =======        =======        ======

================================================================================
FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 39

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following as shown in the table below:


                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                       1996     1995     1994
                                                       ----     ----     ----
     Income taxes computed at federal
       statutory rate of 35%                          17,139   $15,904  $13,290
     State income taxes, net of federal tax benefit      798       646      507
     Effect of tax-exempt interest                    (2,224)   (2,687)  (3,326)
     Other                                              (682)     (212)    (672)
                                                     -------   -------   ------
        INCOME TAX EXPENSE                           $15,031   $13,651   $9,799
                                                     =======   =======   ======
================================================================================

     On August 21, 1996, The Small Business Job Protection Act, which repeals the favorable bad debt deduction method available to savings banks, was signed into law. Bancorp's savings banks are required to change their bad debt method to the specific charge-off method effective for the year ending December 31, 1996. As of December 31, 1996, Bancorp's two savings bank subsidiaries had a bad debt reserve for federal tax purposes of approximately $5,600,000, all of which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the savings bank subsidiaries use the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

     SFAS No. 109, "Accounting for Income Taxes" requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 1996, 1995 and 1994. The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1995, were as follows:

                                                          (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                         1996            1995
                                                      ----------       ---------

     Deferred tax assets
       Allowance for loan losses                    $    7,399      $    6,091
       Other real estate owned                             118             182
       Postretirement benefits other than
       pensions liability                                  971             939
       Other                                               413             196
                                                    ----------      ----------
         Total deferred tax assets                       8,901           7,408

       Deferred tax liabilities
         Tax greater than book depreciation              1,129             536
         Leasing activities                              1,875           1,620
         Federal Home Loan Bank stock basis difference     568             442
         Prepaid pension asset                             626              91
         Deferred loan fees                                284             237
         Purchase accounting adjustment                    320
         Other                                             586             263
                                                    ----------      ----------
           Total deferred tax liabilities                5,388           3,189
                                                    ----------      ----------

           Net deferred tax asset recognized through
           the statement of earnings                     3,513           4,219
           Net deferred tax liability from valuation
           adjustments of investment securities
           available-for-sale, recognized in equity
           section of balance sheet                       (711)           (850)
                                                    ----------      ----------
            TOTAL NET DEFERRED TAX ASSET            $    2,802      $    3,369
                                                    ==========     ===========

================================================================================

     SFAS No. 109 requires that a valuation allowance be established if management has evidence that part or all of the deferred tax assets may not be realized. Management has determined that it is more likely than not that all of the deferred tax assets will be realized. Therefore, no valuation allowance is required at this time. Management examines the deferred tax assets quarterly and reassesses the need for a valuation allowance for future accounting periods.

                                 40 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

NOTE 11 - RISK BASED CAPITAL

       The Federal Reserve established risk-based capital requirements for U.S. banking organizations which have been adopted by the Office of Thrift Supervision for savings and loan associations. Risk weights are assigned to on-and off-balance sheet items in arriving at risk-adjusted total assets. Regulatory capital is divided by risk-adjusted total assets, with the resulting ratios compared to minimum standards to determine whether a bank has adequate capital.

       Regulatory guidelines require a 4.00% Tier 1 capital ratio, an 8.00% Total risk-based capital ratio and a 4.00% Leverage ratio. Tier 1 capital consists primarily of common shareholders' equity, net of intangibles, and Total risk-based capital is Tier 1 capital plus Tier 2 supplementary capital, which is primarily the allowance for loan losses subject to certain limits. The Leverage ratio is a result of Tier 1 capital divided by average total assets less certain intangibles.

       Bancorp's Tier 1 ratio at December 31, 1996, was 15.9%, its Total risk-based capital ratio was 17.2% and its Leverage ratio was 11.8%. While Bancorp subsidiaries' ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets, and the allowance for loan losses, which influences the Total risk-based capital ratio.

       The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                          (DOLLARS IN THOUSANDS)
DECEMBER 31,-------------------------------------------------------------------
                                                      1996           1995
                                                      ----           ----
     Tier I capital
       Shareholders' equity                         $258,482      $234,175
       Less intangibles                                4,154         3,770
       Less unrealized net
         securities gains, net of tax                  1,162         1,437
                                                  ----------    ----------
         TOTAL TIER I CAPITAL                       $253,166      $228,968
                                                  ==========    ==========
     Total risk-based capital

       Tier I capital                               $253,166      $228,968
       Qualifying allowance for loan losses           19,856        19,127
                                                  ----------    ----------
         TOTAL RISK-BASED CAPITAL                   $273,022      $248,095
                                                  ==========    ==========
     RISK WEIGHTED ASSETS                         $1,588,464    $1,530,181
                                                  ==========    ==========
     RISK-BASED RATIOS
         TIER I CAPITAL                                 15.9%         15.0%
                                                  ==========    ==========
         TOTAL RISK-BASED CAPITAL                       17.2%         16.2%
                                                  ==========    ==========
         LEVERAGE                                       11.8%         11.9%
                                                  ==========    ==========
================================================================================

NOTE 12 - EMPLOYEE BENEFIT PLANS

       Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Benefits are based on age, years of service and the employee's compensation during a five year period of employment. The funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

       The following tables set forth the plan's funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

Actuarial present value of accumulated plan benefits:
                                                          (DOLLARS IN THOUSANDS)
JANUARY 1, ---------------------------------------------------------------------
Actuarial present value of accumulated plan benefits:     1996           1995
                                                          ----           ----
                             Vested                      $16,498       $15,364
                             Nonvested                     1,324         1,355
                                                         -------       -------
                               TOTAL                     $17,822       $16,719
                                                         =======       =======
===========================================================================================================================

                                                                                                     (DOLLARS IN THOUSANDS)
DECEMBER 31,----------------------------------------------------------------------------------------------------------------
                                                                                                      1996          1995
                                                                                                      ----          ----
Reconciliation of funded status:
          Projected benefit obligation for service rendered to date                               $(21,639)      $(21,883)
          Plan assets at fair value, primarily listed stocks, bonds and U.S. bonds                  21,963         22,101
                                                                                                  --------       --------
             Plan assets in excess of projected benefit obligation                                     324            218
          Unrecognized net gain from past experience different from that assumed
             and effects of changes in assumptions                                                    (159)          (175)
          Prior service cost not yet recognized in net periodic pension cost                         1,839          2,083
          Unrecognized net asset at January 1, 1986, net of amortization                            (1,810)        (2,103)
                                                                                                  --------       --------
             NET PENSION ASSET RECOGNIZED IN THE BALANCE SHEETS                                   $    194       $     23
                                                                                                  ========       ========
===================================================================================================================================

FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 41


YEAR END DECEMBER 31,                                    (DOLLARS IN THOUSANDS)
                     ----------------------------------------------------------

                                                                         1996           1995          1994
                                                                        ------         -----         ------
The net periodic pension expense included the following components:
           Service cost benefits earned during the period          $     1,324     $     1,129    $     1,051
           Interest cost on projected benefit obligation                 1,628           1,505          1,478
           Actual return on plan assets                                 (2,212)         (4,300)           163
           Net amortization and deferral                                   425           2,744         (2,013)
                                                                   -----------     -----------    -----------
              NET PERIODIC PENSION EXPENSE                         $     1,165     $     1,078    $       679
                                                                   ===========     ===========    ===========

=============================================================================================================


DECEMBER 31,-------------------------------------------------------------------------------------------------

                                                                                  1996           1995
                                                                                 ------         ------
Assumptions used in the actuarial present value determinations of the projected benefit obligation were:

                    Weighted-average discount rate used in
                       determining projected benefit obligations                  7.50%         7.50%
                    Rate of increase in future compensation                       3.50%         3.50%
                    Long-term rate of return on plan assets                       8.00%         8.00%

=============================================================================================================


     Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Under the plan, Bancorp matches $.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. The plan allows for amendment or termination upon a resolution adopted by the Board of Directors. Total Bancorp contributions to the 401(k) plan were $537,000 during 1996, $489,000 during 1995 and $435,000 during 1994.

NOTE 13 - POST RETIREMENT BENEFITS OTHER THAN PENSIONS

     Some Bancorp subsidiaries maintain health care and, in limited instances, life insurance plans for employees who retired prior to 1994. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. Bancorp has reserved the right to change or eliminate these benefit plans.

     The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

--------------------------------------------------------------------------------
                                                      (DOLLARS IN THOUSANDS)

                                                                                             1996           1995
                                                                                           -------         ------
          Actuarial present value of accumulated benefits other than pension                $1,715         $2,297
          Plan assets                                                                      -------         ------
            Accumulated obligation in excess of plan assets                                  1,715          2,297
          Unrecognized prior service cost                                                      380
          Unrecognized net gain from past experience different from
            that assumed and effects of changes in assumptions                                 618            404
                                                                                          --------       --------
            NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS                   $2,713         $2,701
                                                                                          ========       ========

          Net periodic postretirement benefit cost includes the following components:

          Interest cost on accumulated postretirement benefit obligation                      $166           $179
          Net amortization and deferral                                                        (14)
                                                                                          --------       --------
            NET PERIODIC COST                                                                 $152           $179
                                                                                          ========       ========


====================================================================================================================


       The discount rate used to determine the accumulated postretirement benefit obligation was 7.50% at December 31, 1996 and 1995. For 1996, the assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation were 10.5% for the first seven years, 8.50% for the next five years and 6.50% thereafter. For 1995, the assumed trend was 10.5% for the first eight years, 8.50% for the next five years and 6.50% thereafter. If the health care cost trend rate assumptions were increased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1996, would be increased by approximately $158,000.

                                42 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

NOTE 14 - STOCK OPTIONS


       On April 28, 1992, the shareholders of Bancorp approved the 1991 Stock Incentive Plan. This plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 665,500 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years), as the Board of Directors, or a committee thereof, may specify, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure.

       Bancorp has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of Bancorp's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized.

       Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Bancorp had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.65% and 7.13%; dividend yields of 3.57% and 3.73%; volatility factors of the expected market price of Bancorp's common stock of 0.206 and 0.222; and a weighted average expected life of the options of 5.45 years.

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Bancorp's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:

                                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------------

                                                1996          1995
           Pro forma net earnings               $33,686       $31,715
           Pro forma earnings per share           $2.31         $2.31
====================================================================================================================================

Activity in the above plan for 1996, 1995 and 1994 is summarized as follows:
------------------------------------------------------------------------------------------------------------------------------------
                                                           1996                          1995                         1994

                                                   NUMBER OF     OPTION          NUMBER OF     OPTION         NUMBER OF     OPTION
                                                    SHARES       PRICE            SHARES        PRICE           SHARES       PRICE
                                                   ---------------------------------------------------------------------------------
Outstanding at beginning of year                   137,581                      153,921                       129,966
Granted                                             53,029    $30.45-31.59       14,921    $30.23-30.91        46,513   $27.82-29.45
Exercised                                          (32,846)   $20.58-29.45      (26,825)   $19.96-30.23       (22,558)  $19.96-22.91
Cancelled                                           (1,100)   $      31.59       (2,218)   $      30.91
Expired                                             (3,149)   $      29.45       (2,218)   $      19.96
                                                   -------                      -------                       -------
   OUTSTANDING AT END OF YEAR                      153,515    $19.96-31.59      137,581    $19.96-30.91       153,921   $19.96-29.45
                                                   =======                      =======                       =======
   EXERCISABLE AT END OF YEAR                      108,736    $19.96-30.23      122,660    $19.96-29.45       107,408   $19.96-22.91
                                                   =======                      =======                       =======
   AVAILABLE FOR FUTURE GRANT UNDER
     THE 1991 STOCK INCENTIVE PLAN                 394,057                      442,815                       453,300
                                                   =======                      =======                       =======
   WEIGHTED-AVERAGE FAIR VALUE OF
     OPTIONS GRANTED DURING THE YEAR               $  6.05                      $  6.87                           N/A
                                                   =======                      =======                       =======

====================================================================================================================================

FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 43

NOTE 15 - LOANS TO RELATED PARTIES

       Loans to directors, executive officers, principal holders of Bancorp's common stock and certain related persons totaled $16,058,000 and $18,929,000 at December 31, 1996 and 1995, respectively.

       Activity of these loans was as follows:


                                                       (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                    1996      1995
                                                  -----------------
              Beginning balance                   $18,929   $19,154
              Additions                             4,656     6,515
              Collected                             7,527     6,740
              Charged off                               0         0
                                                  -------   -------
                ENDING BALANCE                    $16,058   $18,929
                                                  =======   =======
                LOANS 90 DAYS PAST DUE                 $0        $0
                                                  =======   =======
================================================================================

          Related parties of Bancorp, as defined above, were customers of and had transactions with subsidiaries of Bancorp in the ordinary course of business during the periods noted above. Additional transactions may be expected in the ordinary course of business in the future. All outstanding loans, commitments, financing leases, transactions in money market instruments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or present other unfavorable features.

NOTE 16 - SHAREHOLDER RIGHTS PLAN

       On November 26, 1993, Bancorp adopted a "shareholder rights plan" and declared a dividend of one "right" on each outstanding share of Bancorp common stock.

       Under the plan, each "right" would be distributed only on the 20th business day after any one of the following events occur: 1) A public announcement that a person or group has acquired 20 percent or more (an "acquiring person") of Bancorp's outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation's outstanding common shares, or 3) A declaration by the Board of Directors of a shareholder as an "adverse person." (An adverse person is a person who owns at least 10 percent of the common shares and attempts "greenmail," or is likely to cause a material adverse impact on the Bancorp - such as impairing customer relationships, harming the company's competitive position or hindering the Board's ability to effect a transaction it deems to be in the shareholders' best interest.)

       In the event of such a distribution, each "right" would entitle the holder to purchase, at an exercise price of $109, one share of common stock of the corporation. If a person or group acquires 30 percent or more of Bancorp's outstanding common shares or is declared an "adverse person" by the Board of Directors of the corporation, each "right" would entitle the holder to purchase, at an exercise price of $109, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any "rights" held by an "acquiring person" or an "adverse person" could not be exercised.

       Additionally, each "right" holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the "right," should either of the following happen after a person becomes an "acquiring person": 1) Bancorp is acquired in a merger or other transaction other than a merger which the independent directors determine to be in the best interest of Bancorp and its shareholders, or 2) 50 percent or more of Bancorp's assets or earning power is sold or transferred.

       Bancorp may redeem "rights" for $0.01 per "right" at any time prior to the 20th business day following the date when a person acquires 20 percent of the outstanding shares. Bancorp may not redeem the "rights" when a holder has become an "adverse person."

       The Board's adoption of this "rights" plan has no financial effect on Bancorp, is not dilutive to Bancorp shareholders, is not taxable to the corporation or its shareholders and will not change the way in which Bancorp common shares are traded. "Rights" are not exercisable until distributed; and all "rights" will expire at the close of business on December 6, 2003, unless earlier redeemed by Bancorp.


NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

       Cash and short-term investments - The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

       Investment securities (including mortgage-backed securities) - Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. Refer to Note 8 for further disclosure.

       Loans - For variable-rate loans that reprice frequently with no significant change in credit risk, fair values were based on carrying values. The fair values of other loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximated its fair value.

       Deposit liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.

       Borrowings - The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term

                                 44 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT
borrowings approximated their fair values. The fair value of long-term borrowings was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities.

       Commitments to extend credit and standby letters of credit - Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp's market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. Refer to Note 7 for additional information.

     Bancorp does not carry financial instruments which are held or issued for trading purposes.

     The estimated fair values of Bancorp's financial instruments at December 31 were as follows:

                                                                                                           (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1996                        1995
                                                                         CARRYING      FAIR         CARRYING        FAIR
                                                                           VALUE       VALUE          VALUE         VALUE
                                                                      -----------   -----------   -----------   -----------
         Financial assets
           Cash and short-term investments                            $  128,047    $   128,047   $   130,369   $   130,369
           Investment securities held-to-maturity                         78,945         83,441        93,522       100,512
           Investment securities available-for-sale                      290,701        290,701       294,052       294,052
           Loans
           Commercial                                                    398,034        394,197       340,942       335,377
             Real estate-construction                                     43,262         43,152        41,845        41,650
             Real estate-mortgage                                        863,414        878,052       788,805       761,190
             Installment, net of unearned income                         364,626        362,449       328,461       359,679
             Credit card                                                  16,107         16,029        15,406        15,042
             Leasing                                                      14,821         15,693        16,557        15,642
             Less allowance for loan losses                               22,672                       20,437
                                                                      -----------   -----------   -----------   -----------
               Net loans                                               1,677,592      1,709,572     1,511,579     1,528,580
           Accrued interest receivable                                    21,613         21,613        18,494        18,494

         Financial liabilities
           Deposits
             Noninterest-bearing                                         238,415        238,415       220,061       220,061
             Interest-bearing demand                                     317,187        317,187       302,119       302,119
             Savings                                                     381,903        381,903       359,638       359,638
             Time                                                        942,461        940,563       903,744       895,303
                                                                      -----------   -----------   -----------   -----------
               Total deposits                                          1,879,966      1,878,068     1,785,562     1,777,121
           Short-term borrowings                                          93,779         93,779        58,372        58,372
           Long-term borrowings                                            6,506          6,016         2,820         2,834
           Accrued interest payable                                        6,422          6,422         6,125         6,125
====================================================================================================================================

NOTE 18 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
DECEMBER 31,                                            (DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------
                                                              1996       1995
                                                            --------   --------
         ASSETS
           Cash                                            $ 57,103   $ 40,971
           Receivables from subsidiaries                      2,865
           Securities purchased under agreements to
             resell to affiliates                                       15,000
           Investment in subsidiaries
             Commercial banks                               173,636    153,270
             Stock savings banks                             30,312     29,967
                                                           --------   --------
               Total investment in subsidiaries             203,948    183,237
           Other assets                                          94        175
                                                           --------   --------
               TOTAL ASSETS                                $264,010   $239,383
                                                           ========   ========
         LIABILITIES
             Dividends payable                             $  4,409   $  3,904
             Other liabilities                                1,119      1,304
                                                           --------   --------
               TOTAL LIABILITIES                              5,528      5,208
         SHAREHOLDERS' EQUITY                               258,482    234,175
                                                           --------   --------
               TOTAL LIABILITIES AND SHAREHOLDERS'EQUITY   $264,010   $239,383
                                                           ========   ========
==============================================================================
FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 45


STATEMENTS OF EARNINGS
YEAR ENDED DECEMBER 31,                                                                                       (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1996            1995           1994
                                                                                                 ----            ----           ----
INCOME
   Interest income                                                                            $    29         $    40        $    21
   Dividends from subsidiaries                                                                 31,211          33,572         24,273
                                                                                              -------         -------        -------
     TOTAL INCOME                                                                              31,240          33,612         24,294

EXPENSES
   Salaries and employee benefits                                                               1,091             966            863
   Other                                                                                          955             608            500
                                                                                              -------         -------        -------
     TOTAL EXPENSES                                                                             2,046           1,574          1,363
                                                                                              -------         -------        -------
     INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
      NET EARNINGS OF SUBSIDIARIES                                                             29,194          32,038         22,931
Income tax (benefit) expense                                                                     (282)            (95)            72
                                                                                              -------         -------        -------
     INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES                        29,476          32,133         22,859
Equity in undistributed net earnings of subsidiaries                                            4,464            (344)         5,314
                                                                                              -------         -------        -------
     NET EARNINGS                                                                             $33,940         $31,789        $28,173
                                                                                              =======         =======        =======
====================================================================================================================================



STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31,                                                                                      (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                           1996             1995             1994
                                                                                           ----             ----             ----
OPERATING ACTIVITIES
   Net earnings                                                                           $33,940          $31,789          $28,173
   Adjustments to reconcile net earnings to
     net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                                 (4,464)             344           (5,314)
      Provision for amortization                                                               14               17               20
      Deferred income taxes                                                                    91              104              (42)
      Increase (decrease) in dividends payable                                                505               (1)           1,400
      (Decrease) increase in accrued expenses                                                (185)             109               15
      (Increase) decrease in receivables                                                   (2,865)           2,061             (572)
                                                                                          -------          -------           ------
          Net cash provided by operating activities                                        27,036           34,423           23,680
INVESTING ACTIVITIES
   Securities purchased under agreements to resell to affiliates                           15,000           15,279           (7,702)
   Capital contributions to subsidiary                                                     (1,300)
   Purchase of subsidiary                                                                  (7,575)
   Other                                                                                       75              (43)             (61)
                                                                                          -------          -------           ------
          Net cash provided by (used in) investing activities                               6,200           15,236           (7,763)
FINANCING ACTIVITIES
   Cash dividends                                                                         (16,341)         (13,521)         (11,809)
   Purchase of common stock                                                                  (994)                             (388)
   Proceeds from exercise of stock options, net of shares purchased                           231              127              151
   Principal payment of long-term borrowings                                                                  (850)
                                                                                          -------          -------           ------
          Net cash used in financing activities                                           (17,104)         (14,244)         (12,046)
                                                                                          -------          -------           ------
          INCREASE IN CASH                                                                 16,132           35,415            3,871
Cash at beginning of year                                                                  40,971            5,556            1,685
                                                                                          -------          -------           ------
          CASH AT END OF YEAR                                                             $57,103          $40,971           $5,556
                                                                                          =======          =======           ======
===================================================================================================================================

                               46 - FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


       The Board of Directors and Shareholders
       First Financial Bancorp.

       We have audited the accompanying consolidated balance sheets of First Financial Bancorp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

       As discussed in Note 1 to the consolidated financial statements, in 1994 First Financial Bancorp. and subsidiaries changed their method of accounting for investment securities.



                                                /s/ Ernst & Young LLP



       Cincinnati, Ohio
       January 15, 1997


FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 47

QUARTERLY FINANCIAL AND COMMON STOCK DATA (1)

                                                                                                                        (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          THREE MONTHS ENDED
                                                                    MARCH 31           JUNE 30         SEPTEMBER 30      DECEMBER 31
                                                                  ----------------------------------------------------------------
                                                                               (Dollars in thousands, except per share data.)
1996
   Interest income                                                $  40,937           $  42,259          $  43,582         $  44,497
   Interest expense                                                  16,807              17,049             17,793            18,058
                                                                  ----------          ----------         ----------        ---------
     Net interest income                                             24,130              25,210             25,789            26,439
   Provision for loan losses                                            606                 764              1,097               966
   Noninterest income
     Investment securities (losses) gains                                                   (3)               (14)                 9
     All other                                                        5,257               5,408              5,694             5,746
   Noninterest expenses                                              17,128              16,789             19,667            17,677
                                                                  ----------          ----------         ----------        ---------
     Income before income taxes                                      11,653              13,062             10,705            13,551
   Income tax expense                                                 3,827               4,017              3,125             4,062
                                                                  ----------          ----------         ----------        ---------
     NET EARNINGS                                                 $   7,826           $   9,045          $   7,580         $   9,489
                                                                  ==========          ==========         ==========        =========
   Per share

     NET EARNINGS                                                     $0.55               $0.61              $0.52             $0.65
                                                                  ==========          ==========         ==========        =========
     CASH DIVIDENDS PAID                                              $0.27               $0.27              $0.27             $0.27
                                                                  ==========          ==========         ==========        =========
     Market price
      High bid                                                       $32.27              $31.82             $31.82            $32.50
                                                                  ==========          ==========         ==========        =========
      Low bid                                                        $30.45              $28.64             $29.09            $30.22
                                                                  ==========          ==========         ==========        =========
1995
   Interest income                                                $  36,162           $  37,144          $  38,860         $  41,685
   Interest expense                                                  14,495              15,476             16,152            17,393
                                                                  ----------          ----------         ----------        ---------
      Net interest income                                            21,667              21,668             22,708            24,292
   Provision for loan losses                                            393                 226                532               957
      Noninterest income

      Investment securities gains                                        13                 238                 49                40
      All other                                                       4,860               5,026              5,042             5,290
   Noninterest expenses                                              15,661              15,575             15,559            16,550
                                                                  ----------          ----------         ----------        ---------
      Income before income taxes                                     10,486              11,131             11,708            12,115
   Income tax expense                                                 3,117               3,142              3,591             3,801
                                                                  ----------          ----------         ----------        ---------
      NET EARNINGS                                                $   7,369           $   7,989          $   8,117         $   8,314
                                                                  ==========          ==========         ==========        =========
   Per share

NET EARNINGS                                                          $0.55               $0.60              $0.59             $0.58
                                                                  ==========          ==========         ==========        =========
      CASH DIVIDENDS PAID                                             $0.29               $0.24              $0.24             $0.24
                                                                  ==========          ==========         ==========        =========
      Market price
       HIGH BID                                                      $31.59              $31.36             $32.27            $32.05
                                                                  ==========          ==========         ==========        =========
       LOW BID                                                       $29.55              $30.00             $30.00            $30.00
                                                                  ==========          ==========         ==========        =========

The stock of First Financial Bancorp. is listed with the National Association of Securities Dealers, Inc. (NASDAQ), under the symbol FFBC.
(1) All financial information has been restated to reflect a 10% stock dividend distributed on November 1, 1996.
====================================================================================================================================





                FIRST FINANCIAL BANCORP 1996 ANNUAL REPORT - 48