Form 10-K, Exhibit 13
period 1997-12-31
FIRST FINANCIAL BANCORP /OH/
filed 1998-03-16
CIK 708955

                                                                      Exhibit 13


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

       Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 1997, Bancorp owned fifteen subsidiaries located in western Ohio, eastern and west-central Indiana, and southern Michigan. These subsidiaries include twelve commercial banks, two savings banks, and one finance company.

       Community First Finance (First Finance) began full operations on May 8, 1996. First Finance is a retail finance company and operates from offices located in Fairfield and Middletown, Ohio.

       On August 26, 1997, Bancorp's Board of Directors declared a 10% stock dividend distributed on October 1, 1997, to shareholders of record as of September 5, 1997. All per share data has been restated to reflect the stock dividend.

       On November 25, 1997, the Board of Directors approved a quarterly cash dividend of 30 cents per share payable January 2, 1998, to shareholders of record as of December 5, 1997.

       The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages which should be read in conjunction with the statistical data and consolidated financial statements on pages 32 through 50.

RECENT MERGERS AND ACQUISITIONS

       Two of Bancorp's subsidiaries, The Citizens Commercial Bank & Trust Company and Van Wert National Bank, merged during November, 1997, to form Community First Bank & Trust (Community First). On December 8, 1997, Community First acquired 11 branches from KeyBank National Association. In addition to the 11 branches located in Mercer, Auglaize, Allen, Paulding, and Williams counties of Ohio, the transaction included the purchase of approximately $60 million of loans and the assumption of $246 million in deposits. Following the acquisition, Community First had total assets of $586 million and served 12 northwestern Ohio cities in six counties through a network of 21 offices.

       On June 1, 1997, Bancorp paid $7,800,000 for all the outstanding common stock of Southeastern Indiana Bancorp (SIB). Upon consummation of the merger, SIB was merged out of existence and its only subsidiary, Vevay Deposit Bank, became a wholly owned subsidiary of Bancorp. Vevay Deposit Bank has its main office and two other offices in Vevay, Indiana and an additional office in East Enterprise, Indiana. This merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include Vevay Deposit Bank's results of operations from the date of acquisition.

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

       On December 1, 1996, Bancorp paid $7,575,004 in cash for all the outstanding common stock of Farmers State Bancorp. Upon consummation of the merger, Farmers State Bancorp was merged out of existence and its only subsidiary, Farmers State Bank, became a wholly owned subsidiary of Bancorp. At the time of the merger, Farmers State Bank had its main office in Liberty, Indiana and one office in each of the following cities: West College Corner, Rushville, Glenwood, Carthage, and Mays, Indiana. The Glenwood office was closed during 1997. This merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include Farmers State Bank's results of operations from the date of acquisition.

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

       On October 1, 1995, Bancorp issued 442,876 shares of its common stock for all the outstanding common stock of Bright Financial Services, Inc. (Bright Financial). Upon consummation of the merger, Bright Financial was merged out of existence and its only subsidiary, Bright National Bank (Bright), became a wholly owned subsidiary of Bancorp. Bright has its main office and one other office in Flora, Indiana, two offices in Lafayette, Indiana, and one office in each of the following cities: Delphi, Rossville, and Burlington, Indiana. This merger was accounted for using the pooling-of-interests method of accounting. The consolidated financial statements for prior periods have not been restated due to immateriality.

       On July 16, 1995, Bancorp issued 354,645 shares of its common stock for all the outstanding common stock of Peoples Bank and Trust Company (Peoples). Upon consummation of the merger, Peoples became a wholly owned subsidiary of Bancorp. At the time of the merger, Peoples had one office located in Sunman, Indiana. Peoples opened a second office inside a Wal-Mart store located in Aurora, Indiana during 1997. The merger was accounted for using the pooling-of-interests accounting method. The consolidated financial statements for prior periods have not been restated due to immateriality.

PENDING MERGERS

       On December 23, 1997, Bancorp signed a Plan and Agreement of Merger with The Union State Bank (USB). Under the terms of the merger agreement, Bancorp will pay $13.6 million for all the outstanding common stock of USB. After consummation of the merger, USB will be merged into Community First and USB's only office in Payne, Ohio will become Community First's 22nd branch office. Subject to regulatory approval and approval by USB's shareholders, the merger is expected to occur during the first or second quarter of 1998. The merger will be accounted for using the purchase method of accounting.

OVERVIEW OF OPERATIONS

       Bancorp's net earnings during 1997 were $40,308,000 or $2.44 per share, representing an 18.8% increase over 1996 net earnings and a 15.6% increase over 1996 earnings per share. The 1996 financial results include the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). (See "Noninterest Expenses" of this Management's Discussion and Analysis for more information concerning the special assessment.) If this charge is not included in 1996's financial results, Bancorp's 1997 net earnings were 14.1% greater than 1996 net earnings and 10.9% greater on a per share basis. The 1997 earnings increase was achieved primarily through increases in net interest income and noninterest income, partially offset by increases in provision for loan losses, noninterest expenses, and income tax expense.

       Net earnings in 1996 were $33,940,000 ($2.11 per share) reflecting a 6.77% increase over 1995 net earnings of $31,789,000 ($2.10 per share). The 1996 earnings increase was achieved primarily through increases in net interest income and noninterest income, partially offset by increases in provision for loan losses, noninterest expenses, and income tax expense. Not including the effect of


                                                      FIRST FINANCIAL BANCORP 23

                           TABLE 1 - FINANCIAL SUMMARY


                                                        1997          1996          1995          1994          1993
                                                               (Dollars in thousands, except per share data)

SUMMARY OF OPERATIONS

Interest income                                     $  192,185    $  171,275    $  153,851    $  133,504    $  130,739
Tax equivalent adjustment                                2,946         3,510         4,286         5,482         5,922
                                                    ----------    ----------    ----------    ----------    ----------
  Interest income - tax equivalent                     195,131       174,785       158,137       138,986       136,661
Interest expense                                        76,833        69,707        63,516        49,587        51,880
                                                    ----------    ----------    ----------    ----------    ----------
  NET INTEREST INCOME - TAX EQUIVALENT              $  118,298    $  105,078    $   94,621    $   89,399    $   84,781
                                                    ==========    ==========    ==========    ==========    ==========

Interest income                                     $  192,185    $  171,275    $  153,851    $  133,504    $  130,739
Interest expense                                        76,833        69,707        63,516        49,587        51,880
                                                    ----------    ----------    ----------    ----------    ----------
  Net interest income                                  115,352       101,568        90,335        83,917        78,859
Provision for loan losses                                4,736         3,433         2,108         1,268         3,747
Noninterest income                                      26,977        22,097        20,558        17,462        19,589
Noninterest expenses                                    77,677        71,261        63,345        62,139        62,038
                                                    ----------    ----------    ----------    ----------    ----------
  Income before income taxes                            59,916        48,971        45,440        37,972        32,663
Income tax expense                                      19,608        15,031        13,651         9,799         7,469
                                                    ----------    ----------    ----------    ----------    ----------
  NET EARNINGS                                      $   40,308    $   33,940    $   31,789    $   28,173    $   25,194
                                                    ==========    ==========    ==========    ==========    ==========

Tax equivalent basis was calculated using a 35.0% tax rate in all years presented

PER SHARE DATA (1)
  NET EARNINGS - BASIC                              $     2.44    $     2.11    $     2.10    $     1.91    $     1.71
                                                    ==========    ==========    ==========    ==========    ==========
  NET EARNINGS - DILUTED                            $     2.43    $     2.11    $     2.10    $     1.90    $     1.70
                                                    ==========    ==========    ==========    ==========    ==========

Cash dividends declared
  First Financial Bancorp                           $     1.14    $     1.01    $     0.89    $     0.81    $     0.68

Average common shares outstanding (in thousands)        16,547        16,073        15,111        14,775        14,775

SELECTED YEAR-END BALANCES
Total assets                                        $2,636,111    $2,261,711    $2,103,375    $1,922,643    $1,810,673
Earning assets                                       2,390,255     2,087,190     1,941,274     1,764,616     1,670,009
Investment securities held-to-maturity                  58,347        78,945        93,522       135,187       438,461
Investment securities available-for-sale               332,617       290,701       294,052       242,410
Loans, net of unearned income                        1,977,031     1,700,264     1,532,016     1,378,867     1,189,790
Deposits                                             2,230,178     1,879,966     1,785,562     1,587,324     1,580,546
Noninterest-bearing demand deposits                    314,051       238,415       220,061       201,331       182,192
Interest-bearing demand deposits                       281,151       317,187       302,119       266,601       277,444
Savings deposits                                       521,372       381,903       359,638       374,378       403,845
Time deposits                                        1,113,604       942,461       903,744       745,014       717,065
Long-term borrowings                                    41,054         6,506         2,820                       3,983
Shareholders' equity                                   286,259       258,482       234,175       194,673       181,252

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                        93.40%        89.16%        89.01%        80.79%        74.14%
Net charge-offs to loans                                  0.16%         0.17%         0.10%         0.08%         0.21%
Shareholders' equity to
  Total assets                                           11.60%        11.52%        10.98%        10.29%         9.73%
  Deposits                                               14.17%        13.75%        13.06%        12.05%        11.10%
Return on Assets                                          1.71%         1.58%         1.64%         1.54%         1.41%
Return on Equity                                         14.70%        13.72%        14.97%        14.93%        14.54%
Net interest margin (tax equivalent basis)                5.39%         5.25%         5.24%         5.25%         5.14%

(1) First Financial Bancorp's per share data has been restated for all stock dividends and material pooling-of-interests mergers through 1997.
(2) 1996 net earnings includes the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund which reduced earnings by 4.0%.


24 FIRST FINANCIAL BANCORP
the SAIF assessment, Bancorp's 1996 net earnings were 11.1% greater than 1995 net earnings and 4.76% greater on a per share basis.

       Bancorp's return on assets for 1997 was 1.71%. This compares with return on asset ratios of 1.65% (before the SAIF assessment) and 1.64% for 1996 and 1995, respectively. Bancorp's return on equity for 1997 was 14.7%, which compares to 14.3% (before the SAIF assessment) and 15.0% for 1996 and 1995, respectively. Bancorp's 1996 return on assets and return on equity including the SAIF special assessment were 1.58% and 13.7%, respectively.

NET INTEREST INCOME

       Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1993 through 1997 is shown in Table 1. For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

       The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on page 32.

       Tax equivalent total interest income was $195,131,000 in 1997, an increase of $20,346,000 or 11.6% over 1996. Substantially all of this increase was due to an increase of $196,863,000 in the volume of earning assets, from an average of $1,999,919,000 during 1996 to $2,196,782,000 during 1997. Average outstanding loan balances increased $203,438,000 and investment securities and other instruments decreased $6,575,000. A small portion of the increase was due to a 14 basis point (a basis point equals 0.01%) increase in average yields earned on total earning assets, from 8.74% during 1996 to 8.88% during 1997.

       Total interest expense was $76,833,000 in 1997, an increase of $7,126,000 over 1996. The increase was predominately due to an increase of $158,540,000 in total interest-bearing liabilities, from an average of $1,669,014,000 during 1996 to an average of $1,827,554,000 during 1997.

       Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, increased $13,220,000 during 1997 due primarily to the volume increases described above. The increased interest income was greater than the increased interest expense, thereby causing net interest income to increase.

       The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.68% for 1997 and 4.56% for 1996, a difference of 12 basis points. The net interest margin (net interest income on a tax equivalent basis divided by average earning assets) increased 14 basis points, to 5.39% during 1997 from 5.25% during 1996.

       Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 1997, 1996, and 1995 was $4,629,000, $3,677,000, and
$2,928,000, respectively.

       During 1997, 1996, and 1995, approximately $20,480,000, $15,076,000, and
$51,193,000, respectively, of tax-exempt municipal securities earning a tax equivalent yield of 15.3%, 12.0%, and 13.4%, respectively, were called by their issuers or matured. The result of these calls and maturities has been a continued decline in the average tax equivalent yields earned on tax-exempt securities, from 12.0% during 1995 to 11.2% during 1996, and 10.6% during 1997. The yield declines in tax-exempt securities during the past several years have been counterbalanced in part by yield increases in loans outstanding.

       Another $23,550,000 of municipal securities earning a tax equivalent yield of 12.3% are scheduled to mature or may be called during 1998. In the current economic environment, Bancorp may not be able to reinvest these funds


            TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS(1)


                                                   1997 change from 1996 due to        1996 change from 1995 due to

                                                  VOLUME       RATE       TOTAL       VOLUME       RATE       TOTAL

                                                                       (Dollars in thousands)

INTEREST INCOME
   Loans                                         $ 18,702    $  2,701    $ 21,403    $ 14,210    $  1,645    $ 15,855
   Investment securities(2)
     Taxable                                          405         276         681       2,912        (175)      2,737
     Tax-exempt                                    (1,185)       (448)     (1,633)     (1,371)       (761)     (2,132)
                                                 --------    --------    --------    --------    --------    --------
      Total investment securities interest(2)        (780)       (172)       (952)      1,541        (936)        605
   Interest-bearing deposits with other banks        (225)         28        (197)        105          (6)         99
   Federal funds sold and securities
     purchased under agreements to resell             103         (11)         92         115         (26)         89
                                                 --------    --------    --------    --------    --------    --------
      TOTAL                                        17,800       2,546      20,346      15,971         677      16,648

INTEREST EXPENSE
   Interest-bearing demand deposits                (1,143)        121      (1,022)        881         186       1,067
   Savings deposits                                 2,449        (227)      2,222         345        (240)        105
   Time deposits                                    3,044         160       3,204       5,304          18       5,322
   Short-term borrowings                            1,913          84       1,997         (88)       (442)       (530)
   Long-term borrowings                               748         (23)        725         228          (1)        227
                                                 --------    --------    --------    --------    --------    --------
      TOTAL                                         7,011         115       7,126       6,670        (479)      6,191
                                                 --------    --------    --------    --------    --------    --------
      NET INTEREST INCOME                        $ 10,789    $  2,431    $ 13,220    $  9,301    $  1,156    $ 10,457
                                                 ========    ========    ========    ========    ========    ========

(1)  Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.

                                                      FIRST FINANCIAL BANCORP 25
in similar earning assets at acceptable risk levels. The loss of such tax-exempt municipal securities will likely continue to negatively influence Bancorp's interest rate spread and net interest margin in the future.

NONINTEREST INCOME AND NONINTEREST EXPENSES

       A listing of noninterest income and noninterest expenses for 1997, 1996, and 1995 is reported in Table 3. Although the mergers that occurred during 1995 through 1997 did not materially affect net earnings, they influenced the individual line items for noninterest income and expense. Affiliates that joined Bancorp during the past three years are included in the Consolidated Statements of Earnings starting with their date of acquisition.

NONINTEREST INCOME

         1997 vs. 1996. Noninterest income, excluding securities transactions, increased $4,818,000 or 21.8% in 1997.

         Service charges on deposit accounts increased $1,216,000 or 13.2% over 1996 primarily due to higher total deposits created by recent mergers and to pricing adjustments.

       Trust revenues, which are primarily calculated using the market value of trust assets managed, increased $1,627,000 or 19.7% over 1996. The increase was driven by the general strength of the stock market, superior investment results of the trust department common funds, strong investment management sales in 1996 and 1997, and by pricing adjustments. As a result of these factors, the market value of trust assets serviced increased $520,368,000 or 30.6%, from $1,701,799,000 on December 31, 1996 to $2,222,167,000 on December 31, 1997.

       Other noninterest income increased $1,975,000 or 42.5%. Contributing to the increase were ATM guest user fees, increased gains from sales of real estate loans, income from new affiliates, and other miscellaneous items.

         1996 vs. 1995. Noninterest income, excluding securities transactions, increased $1,887,000 or 9.33% in 1996.

         Service charges on deposit accounts during 1996 increased $586,000 or 6.82% over 1995 primarily due to Bancorp's new affiliates.

         Trust revenues in 1996 increased $655,000 or 8.59% over 1995. The increase during 1996 was due to an increase of $137,367,000 in the market value of trust assets serviced, from $1,564,432,000 at December 31, 1995, to $1,701,799,000 at December 31, 1996.

       Other noninterest income during 1996 increased $646,000 or 16.2% over 1995 primarily due to fees received for lockbox services first offered by Bancorp's First Southwestern affiliate during 1996, increased gains on sales of real estate mortgage loans, and income contributed by the new affiliates. The increased gain on sale of loans was primarily due to a higher volume of loan sales during 1996 as compared to 1995.

NONINTEREST EXPENSES

       1997 vs. 1996. Noninterest expenses in 1997 increased $6,416,000 or 9.00% over 1996.

       The largest component of noninterest expenses is salaries and employee benefits, which increased $4,799,000 or 12.8% over 1996 primarily due to additional employees from the addition of new affiliates during 1997 and 1996, wage and salary increases, and increased health care costs.

       Net occupancy expense increased $235,000 or 4.91%, and furniture and equipment expense increased $463,000 or 11.8%, during 1997 largely because of Bancorp's new affiliates. Increased costs for service contracts on Bancorp's equipment also affected equipment expense.

       The addition of new affiliates and contractual fee increases paid to Bancorp's data service providers contributed to the $187,000 or 3.92% increase in data processing expense during 1997, as compared with 1996.

       Deposit insurance expense decreased substantially, from $2,889,000 during 1996 to $375,000 during 1997, an 87.0% decrease. Included in the 1996 expense is a $2,144,000 special assessment paid to the FDIC for recapitalization of the SAIF. The assessment was paid by Bancorp's two savings bank subsidiaries Fidelity Federal Savings Bank and Home Federal Bank, a Federal Savings Bank - and by one bank subsidiary, Bright National Bank, that had purchased SAIF insured deposits from the Resolution Trust Corporation.

       Not including the special assessment, deposit insurance expense for 1997 was $370,000 less than 1996's adjusted expense of $745,000. Because of the recapitalization of the SAIF during 1996, the premium for SAIF insured deposits declined from $0.23 per $100 of insured deposits to $0.0644 per $100 of insured deposits, effective January 1, 1997. Most deposits of commercial banks are insured by the FDIC's Bank Insurance Fund (BIF). Because BIF insured banks are now required to share in financing the interest on bonds issued by the Financing Corporation (the FICO), which savings institutions had been financing, BIF pre-

              TABLE 3 - NONINTEREST INCOME AND NONINTEREST EXPENSES


                                                     1997                  1996                       1995

                                                           % CHANGE                    % CHANGE                  % CHANGE
                                                           INCREASE                    INCREASE                  INCREASE
                                              TOTAL       (DECREASE)     TOTAL        (DECREASE)    TOTAL       (DECREASE)

                                                                       (Dollars in thousands)

NONINTEREST INCOME
   Service charges on deposit accounts       $ 10,398        13.2%     $  9,182          6.8%     $  8,596         4.5%
   Trust revenues                               9,905        19.7%        8,278          8.6%        7,623         8.6%
   Other                                        6,620        42.5%        4,645         16.2%        3,999         0.6%
                                             --------                  --------                   --------
     Subtotal                                  26,923        21.8%       22,105          9.3%       20,218         5.2%
   Investment securities gains (losses)            54         N/M            (8)         N/M           340         N/M
                                             --------                  --------                   --------
     TOTAL                                   $ 26,977        22.1%     $ 22,097          7.5%     $ 20,558        17.7%
                                             ========        ====      ========          ===      ========        ====

NONINTEREST EXPENSES
   Salaries and employee benefits            $ 42,385        12.8%     $ 37,586         13.0%     $ 33,262         6.3%
   Net occupancy                                5,025         4.9%        4,790         10.4%        4,340         3.1%
   Furniture and equipment                      4,374        11.8%        3,911         16.7%        3,352        11.5%
   Data processing                              4,960         3.9%        4,773         (7.6%)       5,165        (0.8%)
   Deposit insurance                              375       (87.0%)       2,889         31.1%        2,204       (37.7%)
   State taxes                                  1,718         0.7%        1,706          4.2%        1,637        (5.2%)
   Other                                       18,840        20.7%       15,606         16.6%       13,385         1.7%
                                             --------                  --------                   --------
     TOTAL                                   $ 77,677         9.0%     $ 71,261         12.5%     $ 63,345         1.9%
                                             ========        ====      ========          ===      ========        ====

N/M = Not meaningful

26  FIRST FINANCIAL BANCORP
miums increased to $0.0129 per $100, also effective January 1, 1997. Before this increase, Bancorp's subsidiaries with BIF insured deposits paid the statutory minimum of $2,000 per institution during 1996. Because the aggregate decrease in the rate for Bancorp's SAIF insured deposits outweighed the aggregate increase in BIF rates, Bancorp's deposit insurance expense decreased.

       The FDIC currently intends to charge a deposit insurance rate for both SAIF and BIF insured deposits of $0.0243 per $100 beginning January 1, 2000, representing a decrease for SAIF insured deposits and an increase for BIF insured deposits. According to Bancorp estimates and assuming current deposit levels, the aggregate premium decrease for its SAIF insured deposits will be greater than the aggregate premium increase for its BIF insured deposits, so deposit insurance expense for Bancorp is therefore projected to decrease again.

       Other noninterest expenses increased $3,234,000 or 20.7%. Included in this category are costs related to the year 2000 computer issue, expenses related to the merger of The Citizens Commercial Bank & Trust Company and Van Wert National Bank to form Community First, expenses related to the purchase by Community First of 11 branches from KeyBank National Association, and costs incurred by Bancorp's new affiliates. Offsetting these costs was a gain recognized from the sale of property.

       The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus tax equivalent net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's 1997 efficiency ratio was 53.5%, compared to ratios of 54.3% (before the SAIF assessment) and 55.2% for 1996 and 1995, respectively. The 1996 efficiency ratio after the SAIF assessment was 56.0%.

       1996 vs. 1995. Noninterest expenses in 1996 were $7,916,000 or 12.5% higher than the amount recorded during 1995. Salaries and employee benefits increased $4,324,000 or 13.0% over 1995 primarily due to the addition of new affiliates during 1996 and 1995 and to wage and salary increases.

       Net occupancy expense increased $450,000 or 10.4%, and furniture and equipment expense increased $559,000 or 16.7% during 1996, largely because of Bancorp's new affiliates. Increased costs for service contracts on Bancorp's equipment also affected equipment expense.

       The renegotiation of Bancorp's contract with its data service provider and benefits received from an ongoing effort to standardize computer applications among all affiliates contributed to a $392,000 or 7.59% decrease in data processing expenses during 1996, as compared with 1995.

       Not including the $2,144,000 special assessment paid to the SAIF, deposit insurance expense during 1996 was $745,000, which was a $1,459,000 decrease from the 1995 expense of $2,204,000. Bancorp's subsidiaries with deposits insured by BIF paid the statutory minimum of $2,000 per institution during 1996, compared with $0.23 per $100 of insured deposits during the first five months of 1995 and $0.04 per $100 during the rest of 1995.

       Other noninterest expenses increased $2,221,000 or 16.6% partially due to Bancorp's new affiliates and to smaller increases in a number of categories.

YEAR 2000 ISSUES

       Many computer systems process transactions using two digits for the year of the transaction, rather than a full four digits. These systems may not function properly at the beginning of the year 2000. Bancorp has devoted significant time and attention to the Year 2000 issue, and will repair or replace non-compliant hardware and software prior to the new millennium.

       Several regulatory agencies and authorities have issued regulations and guidelines which regulated financial institutions must use in measuring their progress. Five commonly recognized phases of Year 2000 remediation are awareness, assessment, renovation, validation, and implementation.

       During 1997, the awareness phase was completed by Bancorp and each of its subsidiaries. Bancorp's Data Processing Steering Committee formalized their project plans for both Information Technology (IT) systems, computers and peripherals, and non-IT systems, elevators, security systems, etc. Bancorp assembled an Operating Committee, which meets at least weekly, to direct and implement all Year 2000 issues. In addition, Bancorp's work groups and consultants made several presentations to Bancorp's management and Board of Directors, who have pledged their support for this issue.

       Bancorp has inventoried and assessed the magnitude of hardware and software programs which must be remediated, contacted vendors, identified resource needs, and appropriately hired or contracted for qualified personnel to guide Bancorp through the Year 2000 issue. A Year 2000 Loan Committee, comprised of senior lenders of Bancorp's affiliates, is assessing the impact of Year 2000 on lending customers and the related risks inherent in those loans as they relate to the year 2000.

       Bancorp is currently in the renovation process, having completed the major demand deposit, savings, and certificate of deposit systems. Several ancillary systems have also been completed. Remaining mission critical systems are currently in the process of renovation or are scheduled to begin renovation during the second and third quarters of 1998. Management's goal is to have the renovation phase completed by the end of 1998.

       Management has tested incremental changes made to renovated software applications, but has not yet validated overall Year 2000 compliance. Overall validation testing is anticipated to begin in the first quarter, 1999.

       Implementation will follow satisfactory results of validation testing and is anticipated to be completed during the third quarter, 1999.

       During 1997, Bancorp incurred approximately $700,000 in noninterest expense for costs related to Year 2000 issues. Based on management's current assessment and anticipated reprogramming costs, Bancorp expects to spend an additional $3,500,000 during 1998 and 1999, of which about $1,200,000 will be capitalized. However, there can be no assurance as to the accuracy of these estimates.

INCOME TAXES

       Net deferred tax assets at December 31, 1997, 1996, and 1995 were $3,070,000, $2,802,000, and $3,369,000, respectively. Due to Bancorp's strong historical earnings trend and the expectation that this trend will continue, management has determined that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been established.

       Bancorp's income tax expense in 1997 totaled $19,608,000 compared to $15,031,000 in 1996 and $13,651,000 in 1995, resulting in effective tax rates of 32.7%, 30.7%, and 30.0% in 1997, 1996, and 1995, respectively. The increase in 1997 and 1996's effective rate was primarily due to a decline in the amount of tax-exempt investments held during those years.

       The tax effects of securities transactions were an expense of $5,000 during 1997, a benefit of $77,000 during 1996, and an expense of $17,000 during 1995.

       Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements.

LOANS

       Total loans, net of unearned income, increased $276,767,000 or 16.3% during 1997. Approximately $65,000,000 of the increase was due to the mergers with Hastings Financial Corporation and Southeastern Indiana Bancorp and another $60,000,000 of loans were purchased from KeyBank as part of the branch acquisition. In addition to the new affiliates and loan purchase, a favorable market with respect to loan demand, combined with aggressive loan campaigns and the pursuit of new business, led to net increases during 1997 of $104,885,000 or 26.4% in commercial loans, $20,046,000 or 46.3% in construction loans, $64,571,000 or 7.48% in mortgage loans, $73,564,000 or 20.2% in installment loans, $1,262,000 or 7.84% in credit card loans, and $12,439,000 or 83.9% in lease financing.

       Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan and eastern and west-central Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 1997, which exceeded 10.0% of total loans.

       Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of


                                                      FIRST FINANCIAL BANCORP 27

                    TABLE 4 - LOAN MATURITY/RATE SENSITIVITY


                                                   DECEMBER 31, 1997

                                                (Dollars in thousands)

                                                       Maturity

                                                  AFTER ONE
                                         WITHIN   BUT WITHIN       AFTER
                                        ONE YEAR  FIVE YEARS    FIVE YEARS    TOTAL

Commercial                             $  320,302   $106,748    $  75,869   $ 502,919
Real estate-construction                   53,028      7,622        2,658      63,308
                                       ----------   --------    ---------   ---------
       TOTAL                           $  373,330   $114,370    $  78,527   $ 566,227
                                       ==========   ========    =========   =========


                                         Sensitivity to changes in interest rates

                                                PREDETERMINED    VARIABLE
                                                    RATE           RATE

Due after one year but within five years            $ 43,636    $  70,734
Due after five years                                  17,998       60,529
                                                    --------    ---------
       TOTAL                                        $ 61,634    $ 131,263
                                                    ========    =========




residential and commercial real estate mortgage loans, commercial loans, and installment loans. At December 31, 1997, real estate mortgage loans composed 46.9% of Bancorp's total loan portfolio and installment loans composed another 22.2% of the total loan portfolio. Commercial loans equaled 25.4% of the total portfolio and real estate construction, credit card lending, and lease financing made up the remaining 5.50% of the portfolio.

       Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans, and loans secured by savings, stocks, or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small business loans, agricultural loans, equipment loans, and lines of credit.

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

       Bancorp subsidiaries receive requests to renew maturing loans as a normal part of business. Such requests are especially common with real estate loans that are scheduled to mature before being fully amortized and with commercial loans. The requests are reviewed by the subsidiary's loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications, or disapproved. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate, or the initiation of monthly principal payments.

       Table 4 indicates the contractual maturity of commercial loans and real estate-construction loans outstanding at December 31, 1997. Loans due after one year are classified according to their sensitivity to changes in interest rates.

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

       Management records the provision, on an individual subsidiary basis, in amounts sufficient to result in an allowance that will cover future risks believed to be inherent in the loan portfolio of each subsidiary. Management's evaluation in establishing the provision includes such factors as historical loss and recovery experience, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, and ratios of delinquencies and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. The evaluation of these factors is completed at Bancorp's subsidiaries through a group of senior officers from the financial and lending areas.

       The provision increased from $3,433,000 in 1996 to $4,736,000 in 1997. The provision recorded during 1996 was $1,325,000 greater than 1995's provision of $2,108,000. The increases during 1997 and 1996 were primarily due to the increase in loan volume mentioned previously. The 1997 increase also provided for a 6 basis point increase in the allowance to loan ratio. The allowance at December 31, 1997, was $27,510,000 or 1.39% of loans, net of unearned income, which compares to $22,672,000 or 1.33% of loans, net of unearned income, at December 31, 1996.

       The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Nonaccrual loans at December 31, 1997, 1996, and 1995, were $5,257,000, $4,850,000, and
$2,764,000, respectively. The increase in nonaccrual loans during 1997 occurred in the commercial mortgage, real estate mortgage, and consumer loan categories. Nonaccrual loans to total loans at December 31, 1997, 1996, and 1995, were 0.27%, 0.29%, and 0.18%, respectively.

       Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Restructured loans at December 31, 1997, 1996, and 1995, were $1,581,000, $890,000, and $517,000, respectively. The increase in restructured loans during 1997 is primarily due to the restructuring of a commercial loan during the year.

       Another element associated with asset quality is Other Real Estate Owned
(OREO). OREO primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. The balances of OREO at December 31, 1997, 1996, and 1995, were $950,000, $264,000, and $1,677,000, respectively. The increase in OREO during 1997 is comprised primarily of single family residences. The decrease during 1996 reflects the sale of vacant land that had a book value of $1,325,000 at December 31, 1995.

       Loans 90 days or more past due which were still accruing interest totaled $1,203,000, $906,000, and $1,071,000 at December 31, 1997, 1996, and 1995,
respectively.

       Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

       Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," in January, 1995. SFAS No. 114 and SFAS No. 118 require that lenders measure an impaired loan, as defined in the statements, at the

28 FIRST FINANCIAL BANCORP
present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the creditor's recorded investment in the loan, the creditor must record a valuation allowance for the amount of the difference. Implementation of this statement did not have a material effect on Bancorp's allowance or provision.

INVESTMENT SECURITIES

       Bancorp's investment securities increased $21,318,000 or 5.77% during 1997 to a balance of $390,964,000. Bancorp follows a conservative investment policy, investing primarily for interest rate risk management and liquidity management purposes. U.S. Treasury Securities, generally considered to have the least credit risk and the highest liquidity, composed 11.5% of Bancorp's investment portfolio at December 31, 1997. All U.S. Treasury Securities were classified as available-for-sale at that date and are available for liquidity management purposes.

       Another 25.7% of the investment portfolio is composed of securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank. Included in the U.S. government agencies and corporations securities category at December 31, 1997, were structured notes totaling $2,000,000. The structured notes held by Bancorp are multi-step coupon debentures issued by the FHLB, FHLMC, FNMA, and SLMA and, accordingly, are rated AAA. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 1997, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

       Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 39.1% of the investment portfolio at December 31, 1997. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 92.5% of Bancorp's MBSs are classified as available-for-sale.

       CMOs totaled $58,138,000 at December 31, 1997, all of which were classified as available-for-sale. CMOs are collateralized by pools of mortgage loans or MBSs. All of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest only securities, principal only securities, accrual bonds, inverse floaters, or high risk CMOs, as defined by regulatory guidelines. All CMOs held as of December 31, 1997, passed the stress test required by the Federal Financial Institutions Examination Council at the last testing date and, therefore, are not considered high risk by regulatory definition.

       State, county, and municipal securities composed 18.6% of Bancorp's investment portfolio at December 31, 1997. The securities are highly diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. Bancorp management views investments in state, county, and municipal securities as primarily long-term investments and, accordingly, about 63.0% of such investments at December 31, 1997, were classified as held-to-maturity.

       The remaining 5.10% of Bancorp's investment portfolio at December 31, 1997, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks and in the Federal Reserve Bank, and in taxable municipal securities.

       Table 5 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 1997, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments (using a 35.0% rate) have been made in calculating yields on tax-exempt obligations of state, counties, and municipalities.

       At December 31, 1997, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $2,614,000. The available-for-sale investment securities are reported at their market value of


                         TABLE 5 - INVESTMENT SECURITIES


                                                     DECEMBER 31, 1997

                                                         Maturing

                                                            AFTER ONE BUT            AFTER FIVE BUT
                                  WITHIN ONE YEAR         WITHIN FIVE YEARS         WITHIN TEN YEARS         AFTER TEN YEARS

                                 AMOUNT    YIELD(1)      AMOUNT      YIELD(1)      AMOUNT      YIELD(1)     AMOUNT     YIELD(1)
                                                                    (Dollars in thousands)

HELD-TO-MATURITY
Mortgage-backed securities(2)   $   196      5.77%      $    472       9.06%      $ 3,584       6.82%      $  7,146      8.87%
State, county, and
   municipal securities          16,868     12.71%        17,001      10.85%        6,979      10.45%         5,033     13.03%
Other securities                    555      6.16%           513       6.38%
                                -------                  --------                  -------                  --------
      TOTAL                     $17,619     12.43%      $ 17,986      10.68%      $10,563       9.22%      $ 12,179     10.59%
                                =======      ====       ========      =====       =======       ====       ========      ====
AVAILABLE-FOR-SALE
U.S. Treasury securities        $26,238      6.08%      $ 18,641       6.22%
Securities of other U.S.
   government agencies
   and corporations               9,767      6.37%        69,102       6.11%      $20,425       7.08%      $  1,219      6.57%
Mortgage-backed securities(2)       107      6.38%        22,076       6.62%       13,934       6.45%       105,439      6.95%
State, county, and
   municipal securities           1,676      7.24%        12,043       8.25%        6,710       8.29%         6,471      8.28%
Other securities                  3,165      5.89%           766       7.61%          102       6.65%        14,736      7.33%
                                -------                 --------                  -------                  --------
      TOTAL                     $40,953      6.18%      $122,628       6.43%      $41,171       7.06%      $127,865      7.06%
                                =======      ====       ========      =====       =======       ====       ========      ====

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 39.4% of the mortgage-backed securities maturing after five years are variable rate.


                                                      FIRST FINANCIAL BANCORP 29

$332,617,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 8 of the Notes to Consolidated Financial Statements for additional information.

       Bancorp's federal funds sold and securities purchased under agreements to resell increased $6,572,000, from $12,201,000 at December 31, 1996, to $18,773,000 at December 31, 1997. Bancorp monitors this position as part of its asset/liability management.

       Bancorp does not use off-balance-sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

DEPOSITS AND BORROWINGS

       Bancorp's subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts, and time deposits of various maturities and rates. In accordance with Bancorp's decentralized management structure and in an effort to respond to local conditions, each Bancorp subsidiary designs and prices the savings and transaction accounts offered in its local market area.

       Total deposits increased $350,212,000 or 18.6% in 1997. The two banks that joined Bancorp during 1997 had total deposits of $89,540,000 at December 31, 1997, and deposits assumed from KeyBank as part of the branch acquisition totaled $245,632,000; the other affiliates therefore experienced a smaller increase in deposits during 1997. The growth in deposits was used to finance loan growth and allowed for paydowns of borrowings. Comparing Bancorp totals at December 31, 1997 and 1996, time deposits increased $171,143,000, savings deposits increased $139,469,000, interest-bearing demand deposits decreased $36,036,000, and noninterest-bearing demand deposits increased $75,636,000. The average rate paid on time deposits increased only 2 basis points, from 5.40% for 1996 to 5.42% for 1997. The average rate paid on interest-bearing demand deposits increased 4 basis points, from 2.30% in 1996 to 2.34% in 1997, and the average rate paid for savings deposits decreased 6 basis points, from 2.50% during 1996 to 2.44% during 1997. The weighted average rate for all interest-bearing deposits remained constant at 4.14% for both 1997 and 1996.

       Table 6 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 1997. These deposits represented only 7.64% of total deposits.

       During 1997, management decided to lengthen the maturities of Bancorp's borrowings. In addition, the increase in deposits, especially the deposits assumed from KeyBank, allowed for paydowns in short-term borrowings. As a result, short-term borrowings decreased from $93,779,000 at December 31, 1996 to $52,288,000 at December 31, 1997. During the same period, long-term borrowings increased from $6,506,000 to $41,054,000.


                      TABLE 6 - MATURITIES OF TIME DEPOSITS
                       GREATER THAN OR EQUAL TO $100,000*


                                DECEMBER 31, 1997
                             (Dollars in thousands)


Maturing in
   3 months or less                               $ 68,835
   3 months to 6 months                             32,671
   6 months to 12 months                            30,030
   over 12 months                                   38,743
                                                  --------
     TOTAL                                        $170,279
                                                  ========

* All time deposits greater than or equal to $100,000 were in certificates of deposit.

LIQUIDITY

       Liquidity management is the process by which Bancorp ensures that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for Bancorp and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by the asset/liability committees at Bancorp's subsidiaries.

       Liquidity may be used to fund capital expenditures. Capital expenditures were $3,438,000 for 1997 and $4,381,000 for 1996. Remodeling is a planned and ongoing process given the 105 offices of Bancorp and its subsidiaries. Material commitments for capital expenditures as of December 31, 1997, were $2,050,000.

       Bancorp subsidiaries' source of funding is predominately deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds. Bancorp does not solicit time deposits from brokers.

       Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $332,617,000 at December 31, 1997. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $17,619,000 at December 31, 1997. In addition, other types of assets--such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year--are sources of liquidity.

       Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity.

INTEREST RATE SENSITIVITY

       Table 7 details the maturities and yields of interest-bearing financial instruments at December 31, 1997, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

       The data in Table 7 was aggregated by type of financial instrument -- fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, and other fixed and variable rate interest-bearing liabilities. First Financial Bancorp has no interest rate swaps, interest rate caps, or interest rate floors. Therefore, data concerning these instruments is not included in the table.

       The primary source of market risk for the finanical instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent.

       All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp's net interest margin to swings in interest rates, to assuring sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk


30 FIRST FINANCIAL BANCORP
through the asset/liability committees of Bancorp's subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity, and the earning of an adequate return on shareholders' equity.

       Bancorp has a holding company asset/liability committee, made up of representatives of various subsidiaries and disciplines, whose function is to develop policies and guidelines for effective asset/liability management throughout Bancorp's subsidiaries.


                        TABLE 7 - MARKET RISK DISCLOSURE

                                                                  Principal Amount Maturing In:                     FAIR VALUE

                                        1998        1999       2000       2001      2002     THEREAFTER     TOTAL   DECEMBER 31,1997


                                                                      (Dollars in thousands)

RATE SENSITIVE ASSETS
Fixed interest rate loans             $ 71,314    $ 44,614    $75,510    $86,688   $87,847    $278,718   $  644,691    $  632,588
   Average interest rate                  9.78%       9.57%      9.94%      9.44%     9.23%       8.64%        9.17%

Variable interest rate loans           408,781      72,230     41,999     36,151    60,818     712,361    1,332,340     1,361,060
   Average interest rate                  9.49%       9.10%      9.31%      9.30%     8.59%       8.14%        8.70%

Fixed interest rate securities          57,812      61,393     33,628     15,298    29,622     126,337      324,090       324,758
   Average interest rate                  6.64%       6.21%      6.10%      6.92%     6.43%       7.03%        6.65%

Variable interest rate securities          760         481       --           88       104      65,441       66,874        68,820
   Average interest rate                  6.22%       8.39%      --         7.82%     7.00%       6.42%        6.43%

Other earning assets                    21,448         712        100       --         --          --        22,260        22,260
   Average interest rate                  6.22%       6.30%      6.10%      --         --          --          6.22%

RATE SENSITIVE LIABILITIES
Noninterest - bearing checking         218,353        --       95,698       --         --          --       314,051       314,051

Savings & interest- bearing checking   120,585     681,938       --         --         --          --       802,523       802,523
   Average interest rate                  2.09%       1.99%      --         --         --          --          2.00%

Time deposits                          747,542     249,729     85,600     15,491    13,959       1,283    1,113,604     1,113,061
   Average interest rate                  5.36%       5.58%      5.78%      5.61%     5.73%       6.35%        5.45%

Fixed interest rate borrowings           3,536       3,000     10,581        695    15,950       2,829       36,591        33,288
   Average interest rate                  5.55%       5.56%      5.60%      5.47%     5.75%       6.80%        5.75%

Variable interest rate borrowings       53,751        --         --         --       3,000         --        56,751        56,751
   Average interest rate                  5.33%       --         --         --        5.32%        --          5.33%

                                                      FIRST FINANCIAL BANCORP 31

                             STATISTICAL INFORMATION


                                                                                    (Unaudited)

                                                      1997                             1996                         1995

                                          BALANCE     INTEREST   YIELD    BALANCE    INTEREST   YIELD   BALANCE    INTEREST   YIELD

                                           Daily average balances and interest rates; (Tax equivalent basis; dollars in thousands)

EARNING ASSETS
   Loans(1)
     Commercial(2)                       $  432,579  $   43,732  10.11%  $  368,838  $ 36,817   9.98%  $ 316,414   $ 32,581   10.30%
     Real estate(2)                         944,080      78,613   8.33%     857,947    70,119   8.17%    793,379     63,400    7.99%
     Installment
      and other consumer                    412,564      42,793  10.37%     362,164    37,094  10.24%    321,978     32,131    9.98%
     Lease financing(2)                      18,817       1,449   7.70%      15,653     1,154   7.37%     15,580      1,217    7.81%
                                         ----------  ----------          ----------  --------          ---------   --------
      Total loans                         1,808,040     166,587   9.21%   1,604,602   145,184   9.05%  1,447,351    129,329    8.94%
   Investment securities(3)
     Taxable                                301,022      20,011   6.65%     294,898    19,330   6.55%    250,492     16,593    6.62%
     Tax-exempt(2)                           72,258       7,681  10.63%      83,251     9,314  11.19%     95,182     11,446   12.03%
                                         ----------  ----------          ----------  --------          ---------   --------
      Total investment securities(3)        373,280      27,692   7.42%     378,149    28,644   7.57%    345,674     28,039    8.11%
   Interest-bearing deposits
     with other banks                         4,083         253   6.20%       7,736       450   5.82%      5,932        351    5.92%
   Federal funds sold and securities
     purchased under agreements
     to resell                               11,379         599   5.26%       9,432       507   5.38%      7,319        418    5.71%
                                         ----------  ----------          ----------  --------          ---------   --------
   TOTAL EARNING ASSETS                   2,196,782     195,131   8.88%   1,999,919   174,785   8.74%  1,806,276    158,137    8.75%

NONEARNING ASSETS
   Allowance for loan losses                (24,470)                        (21,547)                     (19,341)
   Cash and due from banks                   94,253                          85,993                       75,904
   Accrued interest and other assets         96,508                          83,159                       71,076
                                         ----------                      ----------                   ----------
   TOTAL ASSETS                          $2,363,073                      $2,147,524                   $1,933,915
                                         ==========                      ==========                   ==========

INTEREST-BEARING LIABILITIES
   Deposits
     Interest-bearing demand             $  250,005       5,844   2.34%  $  298,975     6,866   2.30%$   260,419      5,799    2.23%
     Savings                                472,180      11,539   2.44%     372,169     9,317   2.50%    358,517      9,212    2.57%
     Time                                   976,643      52,928   5.42%     920,474    49,724   5.40%    822,289     44,402    5.40%
                                         ----------  ----------          ----------  --------          ---------   --------
      Total interest-bearing deposits     1,698,828      70,311   4.14%   1,591,618    65,907   4.14%  1,441,225     59,413    4.12%
   Borrowed funds
     Short-term borrowings                  111,944       5,518   4.93%      73,095     3,521   4.82%     74,744      4,051    5.42%
     Long-term borrowings                    16,782       1,004   5.98%       4,301       279   6.49%        783         52    6.64%
                                         ----------  ----------          ----------  --------          ---------   --------
      Total borrowed funds                  128,726       6,522   5.07%      77,396     3,800   4.91%     75,527      4,103    5.43%
                                         ----------  ----------          ----------  --------          ---------   --------
   TOTAL INTEREST-BEARING LIABILITIES     1,827,554      76,833   4.20%   1,669,014    69,707   4.18%  1,516,752     63,516    4.19%

NONINTEREST-BEARING LIABILITIES
   Noninterest-bearing demand deposits      236,998                         208,017                      184,797
   Other liabilities                         24,298                          23,043                       19,970
   SHAREHOLDERS' EQUITY                     274,223                         247,450                      212,396
                                         ----------  ----------          ----------  --------          ---------   --------
   TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                $2,363,073                      $2,147,524                   $1,933,915
                                         ==========                      ==========                   ==========
   NET INTEREST INCOME AND
     INTEREST RATE SPREAD                            $  118,298   4.68%              $105,078   4.56%              $ 94,621    4.56%
                                                     ==========   ====               ========   ====               ========    ====
   NET INTEREST MARGIN                                            5.39%                         5.25%                          5.24%
                                                                  ====                          ====                           ====

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 35.0%.
(3) Includes both investment securities held-to-maturity and investment securities available-for-sale.



32  FIRST FINANCIAL BANCORP

                           CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,

                                                                                          1997                 1996

                                                                                             (Dollars in thousands)

ASSETS
   Cash and due from banks                                                             $   142,334         $   110,767
   Interest-bearing deposits with other banks                                                3,487               5,079
   Federal funds sold and securities purchased under agreements to resell                   18,773              12,201
   Investment securities held-to-maturity
     (market value of $60,961 at December 31, 1997;
                      $83,441 at December 31, 1996)                                         58,347              78,945
   Investment securities available-for-sale, at market value
     (cost of $329,261 at December 31, 1997;
              $288,829 at December 31, 1996)                                               332,617             290,701
Loans
     Commercial                                                                            502,919             398,034
     Real estate-construction                                                               63,308              43,262
     Real estate-mortgage                                                                  927,985             863,414
     Installment                                                                           439,744             366,051
     Credit card                                                                            17,369              16,107
     Lease financing                                                                        27,260              14,821
                                                                                       -----------         -----------
          Total loans                                                                    1,978,585           1,701,689
     Less
       Unearned income                                                                       1,554               1,425
       Allowance for loan losses                                                            27,510              22,672
                                                                                       -----------         -----------
          Net loans                                                                      1,949,521           1,677,592
   Premises and equipment                                                                   47,013              42,633
   Deferred income taxes                                                                     3,070               2,802
   Accrued interest and other assets                                                        80,949              40,991
                                                                                       -----------         -----------
          TOTAL ASSETS                                                                 $ 2,636,111         $ 2,261,711
                                                                                       ===========         ===========

LIABILITIES
   Deposits
     Noninterest-bearing                                                               $   314,051         $   238,415
     Interest-bearing                                                                    1,916,127           1,641,551
                                                                                       -----------         -----------
          Total deposits                                                                 2,230,178           1,879,966
   Short-term borrowings
     Federal funds purchased and securities sold under agreements to repurchase             46,638              35,304
     Federal Home Loan Bank borrowings                                                       2,000              56,500
     Other                                                                                   3,650               1,975
                                                                                       -----------         -----------

          Total short-term borrowings                                                       52,288              93,779
   Federal Home Loan Bank long-term borrowings                                              41,054               6,506
   Accrued interest and other liabilities                                                   26,332              22,978
                                                                                       -----------         -----------
          TOTAL LIABILITIES                                                              2,349,852           2,003,229

SHAREHOLDERS' EQUITY
   Common stock -- par value $8 per share
     Authorized -- 60,000,000 shares
     Issued  -- 16,558,108 shares in 1997
                and 14,727,772 shares in 1996                                              132,464             117,822
   Surplus                                                                                 100,129              47,125
   Retained earnings                                                                        51,973              93,369
   Unrealized net gains on securities available-for-sale, net of tax                         2,094               1,162
   Restricted stock awards                                                                    (338)               (220)
   Treasury stock, at cost, 1,319 and 25,907 shares                                            (63)               (776)
                                                                                       -----------         -----------
          TOTAL SHAREHOLDERS' EQUITY                                                       286,259             258,482
                                                                                       -----------         -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $ 2,636,111         $ 2,261,711
                                                                                       ===========         ===========

See Notes to Consolidated Financial Statements.


                                                      FIRST FINANCIAL BANCORP 33

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                              YEAR ENDED DECEMBER 31,

                                                                                     1997               1996                1995

                                                                                     (Dollars in thousands, except per share data)

INTEREST INCOME
   Loans, including fees                                                         $   166,336        $   144,941         $   129,058
   Investment securities
     Taxable                                                                          20,011             19,330              16,593
     Tax-exempt                                                                        4,986              6,047               7,431
                                                                                 -----------        -----------         -----------
      Total investment securities interest                                            24,997             25,377              24,024
   Interest-bearing deposits with other banks                                            253                450                 351
   Federal funds sold and securities purchased under agreements to resell                599                507                 418
                                                                                 -----------        -----------         -----------
      Total interest income                                                          192,185            171,275             153,851

INTEREST EXPENSE
   Deposits                                                                           70,311             65,907              59,413
   Short-term borrowings                                                               5,518              3,521               4,051
   Long-term borrowings                                                                1,004                279                  52
                                                                                 -----------        -----------         -----------
      TOTAL INTEREST EXPENSE                                                          76,833             69,707              63,516
                                                                                 -----------        -----------         -----------
      NET INTEREST INCOME                                                            115,352            101,568              90,335
   Provision for loan losses                                                           4,736              3,433               2,108
                                                                                 -----------        -----------         -----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                            110,616             98,135              88,227

NONINTEREST INCOME
   Service charges on deposit accounts                                                10,398              9,182               8,596
   Trust revenues                                                                      9,905              8,278               7,623
   Investment securities gains (losses)                                                   54                 (8)                340
   Other                                                                               6,620              4,645               3,999
                                                                                 -----------        -----------         -----------
      TOTAL NONINTEREST INCOME                                                        26,977             22,097              20,558

NONINTEREST EXPENSES
   Salaries and employee benefits                                                     42,385             37,586              33,262
   Net occupancy                                                                       5,025              4,790               4,340
   Furniture and equipment                                                             4,374              3,911               3,352
   Data processing                                                                     4,960              4,773               5,165
   Deposit insurance                                                                     375              2,889               2,204
   State taxes                                                                         1,718              1,706               1,637
   Other                                                                              18,840             15,606              13,385
                                                                                 -----------        -----------         -----------
      TOTAL NONINTEREST EXPENSES                                                      77,677             71,261              63,345
                                                                                 -----------        -----------         -----------
      INCOME BEFORE INCOME TAXES                                                      59,916             48,971              45,440
   Income tax expense                                                                 19,608             15,031              13,651
                                                                                 -----------        -----------         -----------
      NET EARNINGS                                                               $    40,308        $    33,940         $    31,789
                                                                                 ===========        ===========         ===========
NET EARNINGS PER SHARE - BASIC                                                   $      2.44        $      2.11         $      2.10
                                                                                 ===========        ===========         ===========
NET EARNINGS PER SHARE - DILUTED                                                 $      2.43        $      2.11         $      2.10
                                                                                 ===========        ===========         ===========
AVERAGE SHARES OUTSTANDING                                                        16,546,552         16,072,510          15,110,682
                                                                                 ===========        ===========         ===========

See Notes to Consolidated Financial Statements.

34 FIRST FINANCIAL BANCORP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                     YEAR ENDED DECEMBER 31,

                                                                                                  1997         1996         1995

                                                                                                      (Dollars in thousands)

OPERATING ACTIVITIES
   Net earnings                                                                                $  40,308    $  33,940    $  31,789
   Adjustments to reconcile net earnings to net cash provided by operating activities
     Provision for loan losses                                                                     4,736        3,433        2,108
     Provision for depreciation and amortization                                                   5,204        4,027        3,981
     Net amortization of premiums and accretion of discounts
      on investment securities                                                                       376          715        1,114
     Deferred income taxes                                                                          (158)         680          171
     Realized (gains) losses on investment securities                                                (54)           8         (340)
     Originations of mortgage loans held for sale                                                (65,748)     (43,943)     (33,009)
     Gains from sales of mortgage loans held for sale                                               (839)        (667)        (501)
     Proceeds from sales of mortgage loans held for sale                                          66,587       44,610       33,510
     Increase in cash surrender value of life insurance                                           (3,264)      (8,159)         (37)
     (Increase) decrease in interest receivable                                                     (229)         815          220
     (Increase) decrease in prepaid expenses                                                        (563)        (199)         143
     Increase (decrease) in accrued expenses                                                         920         (338)       1,041
     Increase (decrease) in interest payable                                                          69         (384)       1,638
     Other                                                                                           (97)       1,113          (58)
                                                                                               ---------    ---------    ---------
         Net cash provided by operating activities                                                47,248       35,651       41,770

INVESTING ACTIVITIES
   Proceeds from sales of investment securities available-for-sale                                   972        4,984       39,514
   Proceeds from calls, paydowns, and maturities of investment securities available-for-sale     127,409      150,957       58,798
   Purchases of investment securities available-for-sale                                        (149,707)    (133,449)    (112,372)
   Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity        22,361       17,594       56,118
   Purchases of investment securities held-to-maturity                                            (1,293)      (3,053)        (525)
   Net decrease in interest-bearing deposits with other banks                                      1,592        1,803        2,470
   Net decrease (increase) in federal funds sold and
     securities purchased under agreements to resell                                               5,129       23,426       (6,042)
   Net increase in loans and leases                                                             (164,896)     (96,361)     (56,235)
   Proceeds from disposal of other real estate owned                                                 560        1,765        1,028
   Recoveries from loans and leases previously charged off                                           999        1,173        1,202
   Net cash acquired (used) in purchase of financial institutions and branches                   147,963       (6,427)
   Cash acquired in merger with other financial institutions                                       8,288        1,845        5,999
   Purchases of premises and equipment                                                            (3,438)      (4,381)      (3,615)
                                                                                               ---------    ---------    ---------
         Net cash used in investing activities                                                    (4,061)     (40,124)     (13,660)

FINANCING ACTIVITIES
   Net increase (decrease) in total deposits                                                      13,906      (15,416)      54,765
   Net (decrease) increase in short-term borrowings                                              (41,491)      35,389      (63,747)
   Proceeds from long-term borrowings                                                             34,951        5,000           49
   Principal payments of long-term borrowings                                                       (403)      (1,314)        (850)
   Cash dividends                                                                                (18,958)     (16,341)     (13,521)
   Purchase of common stock                                                                         (282)        (994)
   Proceeds from exercise of stock options                                                           657          231          127
                                                                                               ---------    ---------    ---------
         Net cash (used in) provided by financing activities                                     (11,620)       6,555      (23,177)
                                                                                               ---------    ---------    ---------
         INCREASE IN CASH AND CASH EQUIVALENTS                                                    31,567        2,082        4,933
Cash and cash equivalents at beginning of year                                                   110,767      108,685      103,752
                                                                                               ---------    ---------    ---------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 142,334    $ 110,767    $ 108,685
                                                                                               =========    =========    =========

SUPPLEMENTAL DISCLOSURES
   Interest paid                                                                               $  76,764    $  70,091    $  61,878
                                                                                               =========    =========    =========
   Income taxes paid                                                                           $  21,030    $  14,919    $  12,140
                                                                                               =========    =========    =========
   Recognition of deferred tax (liabilities) assets attributable to SFAS No. 115               $    (551)   $     139    $  (2,364)
                                                                                               =========    =========    =========
   Acquisition of other real estate owned through foreclosure                                  $   1,265    $     375    $     635
                                                                                               =========    =========    =========
   Issuance of restricted stock awards                                                         $     220    $     226    $      33
                                                                                               =========    =========    =========

See Notes to Consolidated Financial Statements.

                                                      FIRST FINANCIAL BANCORP 35

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                           COMMON     COMMON                         UNREALIZED RESTRICTED TREASURY TREASURY
                                           STOCK      STOCK                RETAINED  GAINS AND    STOCK     STOCK    STOCK
                                           SHARES     AMOUNT    SURPLUS    EARNINGS  (LOSSES)     AWARDS    SHARES   AMOUNT  TOTAL

                                                                          (Dollars in thousands)

Balances at December 31, 1994            12,204,575  $ 97,637   $ 15,027   $ 84,748   $(2,712) $ (27)                      $194,673
Net earnings                                                                 31,789                                          31,789
Cash dividends declared
   (Bancorp - $0.89 per share)                                              (13,521)                                        (13,521)
Shares issued in Peoples
   Bank and Trust Company
   merger                                   354,645     2,837       (867)     6,351                                           8,321
Shares issued in Bright
   Financial Services, Inc. merger          442,876     3,543       (653)     5,735                                           8,625
Change in unrealized gains
   and (losses), net of income
   tax expense of $2,364                                                               4,149                                  4,149
Exercise of stock options,
   net of shares purchased                   10,326        82         45                                                        127
Restricted stock awards                       1,000         8         25                         (33)
Amortization of restricted
   stock awards                                                                                   12                             12
                                         ----------  --------   --------   --------   ------   -----                       --------
Balances at December 31, 1995            13,013,422   104,107     13,577    115,102    1,437     (48)                       234,175
Net earnings                                                                 33,940                                          33,940
Cash dividends declared
   (Bancorp - $1.01 per share)                                              (16,341)                                        (16,341)
Shares issued in
   F&M Bancorp merger                       363,373     2,907     (1,238)     6,023                                           7,692
Change in unrealized gains
   and (losses), net of income
   tax benefit of $139                                                                  (275)                                  (275)
Purchase of common stock                                                                                (30,174)  $ (994)      (994)
Exercise of stock options,
   net of shares purchased                    5,589        45        (32)                                 6,934      218        231
Restricted stock awards                       6,500        52        174                        (226)
10% stock dividend                        1,338,888    10,711     34,644    (45,355)                     (2,667)
Amortization of restricted
   stock awards                                                                                   54                             54
                                         ----------  --------   --------   --------   ------   -----     ------   ------   --------
Balances at December 31, 1996            14,727,772   117,822     47,125     93,369    1,162    (220)   (25,907)    (776)   258,482
NET EARNINGS                                                                 40,308                                          40,308
CASH DIVIDENDS DECLARED
   (BANCORP - $1.14 PER SHARE)                                              (18,958)                                        (18,958)
SHARES ISSUED IN HASTINGS
   FINANCIAL CORPORATION MERGER             322,386     2,579     (1,733)     4,238        1                                  5,085
 CHANGE IN UNREALIZED GAINS
   AND (LOSSES), NET OF INCOME
   TAX EXPENSE OF $551                                                                   931                                    931
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                    2,471        38       (168)                                23,817      787        657
10% STOCK DIVIDEND                        1,505,479    12,025     54,896    (66,984)                       (212)                (63)
PURCHASE OF COMMON STOCK                                                                                 (5,965)    (282)      (282)
RESTRICTED STOCK AWARDS                                                9                        (220)     6,948      208         (3)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                                  102                            102
                                         ----------  --------   --------   --------   ------   -----     ------   ------   --------
BALANCES AT DECEMBER 31, 1997            16,558,108  $132,464   $100,129   $ 51,973   $2,094   $(338)    (1,319)  $  (63)  $286,259
                                         ==========  ========   ========   ========   ======   =====     ======   ======   ========


See Notes to Consolidated Financial Statements.

36 FIRST FINANCIAL BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a bank and savings and loan holding company, principally serving western Ohio, eastern and west-central Indiana and southern Michigan, include the accounts and operations of Bancorp and its 15 wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities, and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 25 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

       Investment securities - Statement of Financial Accounting Standards
(SFAS)No. 115 classifies debt and equity securities in three categories: trading, held-to-maturity, and available-for-sale.

       Bancorp does not hold any investment securities for trading purposes. Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when Bancorp has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

       The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment securities gains (losses). The cost of securities sold is based on the specific identification method.

       Loans - Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including impaired loans. When interest accruals are suspended, interest income accrued in the current period is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

       Bancorp's subsidiaries sell certain mortgage loans immediately after origination on a flow basis. Due to Bancorp's policy of selling loans on a flow basis, loans held for sale are not material and therefore not disclosed separately on the Consolidated Balance Sheets. Loans held for sale are carried at the lower of cost or market value.

       SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires companies engaging in mortgage banking operations, that is, the selling of mortgage loans, to recognize as separate assets the estimated value of rights to service mortgage loans for others. A company that acquires mortgage servicing rights either through origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to mortgage servicing rights and to loans without mortgage servicing rights based on their relative fair values. This allocation increases the gain or decreases the loss from the sale of the mortgage loans and decreases income in the future as the mortgage servicing rights are amortized against servicing income. The adoption of this statement by Bancorp in 1996 did not have a material impact on its consolidated financial position or earnings.

       Allowance for loan losses - The level of the allowance for loan losses (allowance) is based upon management's evaluation of the loan and lease portfolios' past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The level of the allowance maintained is believed by management to be adequate to cover future potential losses. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged off.

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

       Other real estate owned - Other real estate owned represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. An allowance for losses on other real estate owned may be maintained for subsequent valuation adjustments on a specific property basis. Any gains or losses realized at the time of disposal are reflected in income.

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

       Earnings per share - SFAS No. 128, "Earnings per Share," issued in 1997 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

       Cash flow information - For purposes of the statement of cash flows, Bancorp considers cash and due from banks as cash and cash equivalents.

       Transfers and servicing of financial assets and extinguishment of liabilities - SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was released in June, 1996, and is effective for transactions occurring after December 31, 1996. Under the provisions of SFAS No. 125, each party to a transaction recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered and derecognizes liabilities only when they have been extinguished. Transactions are to be separated into components and separate assets and liabilities may need


                                                      FIRST FINANCIAL BANCORP 37
to be recorded for the different components. Adoption of this statement did not have a material effect on Bancorp's consolidated financial position or earnings.

       Reporting comprehensive income - SFAS No. 130, "Reporting Comprehensive Income," was issued in June, 1997, and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a set of financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Bancorp believes that adoption of this statement will not have a material impact on its financial statements.

       Disclosure about segments and related information - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was released in June, 1997, and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments. Operating segments are components of a business about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Bancorp believes that adoption of this statement will not have a material impact on its financial statements.

       Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.


            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS


       Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 1997 and 1996 were approximately $21,707,000 and $24,178,000, respectively.


                         NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 1997, 1996, and 1995:



                                                  ACQUISITION                                         SHARES    PURCHASE
                                                      DATE                 ASSETS        DEPOSITS     ISSUED      PRICE

                                                                  (Dollars in thousands)

Purchase transactions
   KEYBANK BRANCHES                              DECEMBER 8, 1997        $ 93,486       $246,120                $28,837
   SOUTHEASTERN INDIANA BANCORP                  JUNE 1, 1997              55,071         46,774                  7,800
   Farmers State Bancorp                         December 1, 1996          64,860         56,283                  7,575

Pooling-of-interests
   HASTINGS FINANCIAL CORPORATION                JANUARY 1, 1997           49,989         44,156     322,386
   F&M Bancorp                                   April 1, 1996             61,721         53,638     363,373
   Bright Financial Services, Inc.               October 1, 1995          112,813         98,251     442,876
   Peoples Bank and Trust Company                July 16, 1995             54,005         45,220     354,645

       On November 1, 1997, two of Bancorp's subsidiaries, The Citizens Commercial Bank & Trust Company and Van Wert National Bank, combined to form Community First Bank & Trust (Community First). In addition to this merger, on December 8, 1997, Community First purchased the assets and assumed the liabilities of eleven branches from KeyBank National Association (Key), Cleveland, Ohio. This group of offices includes branches in Mercer, Auglaize, Allen, Paulding, and Williams counties in Ohio. This acquisition was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include the results of operations of the eleven branches from the date of purchase.

       On June 1, 1997, Bancorp paid $7.8 million in cash for all outstanding common shares of Southeastern Indiana Bancorp (SIB). Upon consummation of the merger, SIB was merged out of existence and its only subsidiary, the $55 million Vevay Deposit Bank, became a wholly owned subsidiary of Bancorp. Vevay Deposit Bank has its main office and two other offices in Vevay, Indiana and one office in East Enterprise, Indiana. This merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include Vevay Deposit Bank's results of operations from the date of purchase.

       On January 1, 1997, Bancorp issued 322,386 shares of its common stock in exchange for all the outstanding common stock of Hastings Financial Corporation (Hastings) of Hastings, Michigan. Upon consummation of the merger, Hastings was merged out of existence and the $50 million National Bank of Hastings, Hastings' only subsidiary, became a wholly owned subsidiary of Bancorp. This merger was accounted for as an immaterial pooling-of-interests and accordingly, the consolidated financial statements, including earnings per share, were not restated for periods prior to January 1, 1997.

       On December 23, 1997, Bancorp signed a Plan and Agreement of Merger with The Union State Bank, a $60 million bank in Payne, Ohio. Upon completion of the merger process, which is subject to regulatory and shareholder approval, The Union State Bank will be dissolved and become the 22nd branch of Community First Bank & Trust. The purchase price of this cash acquisition will be $13.6 million and will be accounted for using the purchase method of accounting.

38 FIRST FINANCIAL BANCORP

                             NOTE 4 - LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:



                                                   1997              1996
                                                   (Dollars in thousands)

Direct financing                                 $ 22,097         $ 12,725
Leveraged                                           1,302            1,302
Non-recourse debt, principal and interest            (936)            (936)
                                                 --------         --------
Net rentals receivable                             22,463           13,091
Estimated residual value of leased assets          10,580            4,202
Less unearned income                                5,783            2,472
                                                 --------         --------
   INVESTMENT IN LEASES, NET                     $ 27,260         $ 14,821
                                                 ========         ========

Direct financing lease payments receivable as of December 31, 1997, for the next five years and thereafter are as follows:


                                   (Dollars in thousands)

                  1998                $    6,656
                  1999                     6,025
                  2000                     4,637
                  2001                     3,162
                  2002                     1,592
                  Thereafter                  25


                         NOTE 5 -PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:


                                                    1997           1996

                                                   (Dollars in thousands)

Land and land improvements                       $ 8,896        $ 8,426
Buildings                                         48,109         43,148
Furniture and fixtures                            34,588         31,619
Leasehold improvements                             1,088            792
Construction in progress                             676            530
                                                 -------        -------
                                                  93,357         84,515

Less accumulated depreciation
   and amortization                               46,344         41,882
                                                 -------        -------
     TOTAL                                       $47,013        $42,633
                                                 =======        =======

        NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

       Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 1997, Bancorp's subsidiaries had retained earnings of $115,993,000 of which $17,035,000 was available for distribution to Bancorp as dividends without prior regulatory approval.


           NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

       In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated financial statements and, accordingly, they are not. Bancorp does not use off- balance- sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments".

       Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and commitments outstanding to extend credit is represented by the contractual amounts of those instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Following is a discussion of these transactions.

       Standby letters of credit-These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp had issued standby letters of credit aggregating $19,210,000 and $9,706,000 at December 31, 1997 and 1996, respectively.

       Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp's allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

       Loan commitments-Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termi-

                                                      FIRST FINANCIAL BANCORP 39
nation clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $335,092,000 and $270,232,000 at December 31, 1997 and 1996, respectively. Management does not anticipate any material losses as a result of these commitments.




                         NOTE 8 - INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 1997:


                                                      HELD-TO-MATURITY                          AVAILABLE-FOR-SALE

                                          AMORTIZED     UNREALIZED         MARKET    AMORTIZED      UNREALIZED        MARKET
                                             COST     GAINS    LOSSES      VALUE       COST      GAINS     LOSSES     VALUE
                                                                          (Dollars in thousands)

U.S. Treasury securities                                                             $ 44,732    $  151    $  (4)    $ 44,879
Securities of U.S. government
   agencies and corporations                                                          100,041       504      (32)     100,513
Mortgage-backed securities                 $11,398    $  375    $ (57)    $11,716     139,874     1,872     (190)     141,556
State, county, and municipal securities     45,881     2,344      (53)     48,172      26,131       770       (1)      26,900
Other securities                             1,068         5                1,073      18,483       286                18,769
                                           -------    ------    -----     -------    --------    ------    -----     --------
     Total                                 $58,347    $2,724    $(110)    $60,961    $329,261    $3,583    $(227)    $332,617
                                           =======    ======    =====     =======    ========    ======    =====     ========

The following is a summary of investment securities as of December 31, 1996:

                                                      HELD-TO-MATURITY                    AVAILABLE-FOR-SALE

                                         AMORTIZED      UNREALIZED      MARKET  AMORTIZED     UNREALIZED       MARKET
                                            COST     GAINS    LOSSES    VALUE      COST     GAINS   LOSSES     VALUE
                                                                 (Dollars in thousands)

U.S. Treasury securities                                                         $ 43,361   $  192   $ (16)   $ 43,537
Securities of U.S. government
   agencies and corporations                                                       77,767      579     (18)     78,328
Mortgage-backed securities                $14,506   $   396   $(125)   $14,777    132,683      995    (520)    133,158
State, county, and municipal securities    62,474     4,240     (19)    66,695     19,780      500     (19)     20,261
Other securities                            1,965         7      (3)     1,969     15,238      185      (6)     15,417
                                          -------   -------   -----    -------   --------   ------   -----    --------
     Total                                $78,945   $ 4,643   $(147)   $83,441   $288,829   $2,451   $(579)   $290,701
                                          =======   =======   =====    =======   ========   ======   =====    ========

       The carrying value of investment securities as of December 31, 1995, by category was as follows: U.S. Treasury $68,382,000, U.S. government agencies and corporations $104,904,000, mortgage-backed $112,129,000, state, county, and municipal $84,309,000, and other $17,850,000.

       During the year ended December 31, 1997, available-for-sale securities with a fair value at the date of sale of $971,000 were sold. The gross realized gains on such sales totaled $1,000.

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

       There were net investment gains after taxes of $49,000, $69,000, and $323,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The applicable income tax effects were an expense of $5,000 in 1997, a benefit of $77,000 in 1996, and an expense of $17,000 in 1995.

       The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $186,574,000 at December 31, 1997.

       The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 1997, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             HELD-TO-MATURITY   AVAILABLE-FOR-SALE

                                           AMORTIZED  MARKET    AMORTIZED   MARKET
                                             COST      VALUE       COST     VALUE

                                                   (Dollars in thousands)

   Due in one year or less                  $17,619   $17,920    $ 40,892  $ 40,953
   Due after one year through five years     17,986    19,145     122,025   122,628
   Due after five years through ten years    10,563    11,424      40,543    41,171
   Due after ten years                       12,179    12,472     125,801   127,865
                                            -------   -------    --------  --------
     TOTAL                                  $58,347   $60,961    $329,261  $332,617
                                            =======   =======    ========  ========


40 FIRST FINANCIAL BANCORP

                                 NOTE 9 - LOANS

Information as to nonaccrual and restructured loans at December 31 was as follows:


                                                      1997     1996     1995
                                                      (Dollars in thousands)

          Principal balance
             Nonaccrual loans                        $5,257   $4,850   $2,764
             Restructured loans                       1,581      890      517
                                                     ------   ------   ------
               TOTAL                                 $6,838   $5,740   $3,281
                                                     ======   ======   ======
          Interest income effect
             Gross amount of interest that would
               have been recorded at original rate   $  474   $  717   $  276
             Interest included in income                165      371      135
                                                     ------   ------   ------
               NET IMPACT ON INTEREST INCOME         $  309   $  346   $  141
                                                     ======   ======   ======




       At December 31, 1997, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

       The balances of other real estate acquired through loan foreclosures, repossessions or other workout situations, net of the related allowance, totaled $950,000, $264,000, and $1,677,000 at December 31, 1997, 1996, and 1995,
respectively.

       Changes in the allowance for loan losses for the three years ended December 31 were as follows:


                                                1997        1996       1995

                                                  (Dollars in thousands)

        Balance at beginning of year          $22,672      $20,437    $18,609
        Allowance acquired through mergers      3,013        1,592      1,162
        Provision for loan losses               4,736        3,433      2,108
        Loans charged off                      (3,910)     (3,963)     (2,644)
        Recoveries                                999        1,173      1,202
                                              -------     --------    -------
           BALANCE AT END OF YEAR             $27,510     $ 22,672    $20,437
                                              =======     ========    =======

       The 1997, 1996, and 1995 allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

       At December 31, 1997, 1996, and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3,313,000, $1,935,000, and $889,000, respectively. The related allowance for loan losses on these impaired loans was $995,000 at December 31, 1997, $694,000 at December 31, 1996, and $514,000 at December 31, 1995. There were no impaired loans that as a result of write-downs did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1997, was approximately $3,016,000 versus $1,962,000 for the year ended December 31, 1996, and $1,325,000 for the year ended December 31, 1995. For the years ended December 31, 1997, 1996, and 1995, Bancorp recognized interest income on those impaired loans of $22,000, $54,000, and $57,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

       Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $222,615,000, $223,012,000, and $221,519,000 at December 31, 1997, 1996,
and 1995, respectively.

       Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $1,670,000, $1,580,000, and $1,485,000 at December 31, 1997, 1996, and 1995, respectively.


              NOTE 10 - FEDERAL HOME LOAN BANK LONG-TERM BORROWINGS

       Long-term borrowings at December 31, 1997, consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 5.19% to 6.90%, with interest payable monthly. The advances were secured by certain residential mortgage loans with a book value of $534,284,000 at December 31, 1997. The advances mature as follows: $1,000,000 in 1998, $3,000,000 in 1999, $14,581,000 in 2000, $695,000 in 2001, $18,950,000 in 2002, and $2,828,000 in 2006.


                                                      FIRST FINANCIAL BANCORP 41

                             NOTE 11 - INCOME TAXES

Income tax expense consisted of the following components:


                                                 1997      1996      1995

                                                  (Dollars in thousands)

         Current
           Federal                             $18,928   $13,098    $12,486
           State                                 1,500     1,228        994
                                               -------   -------    -------
             Total                              20,428    14,326     13,480
         Deferred (benefit) expense               (820)      705        171
                                               -------   -------    -------
             INCOME TAX EXPENSE                $19,608   $15,031    $13,651
                                               =======   =======    =======


The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:


                                                           1997       1996      1995

                                                            (Dollars in thousands)

         Income taxes computed at federal statutory 35%  $20,970    $17,139   $15,904
         State income taxes, net of federal tax bene         975        798       646
         Effect of tax-exempt interest                    (2,017)    (2,224)   (2,687)
         Other                                              (320)      (682)     (212)
                                                         -------    -------   -------
           INCOME TAX EXPENSE                            $19,608    $15,031   $13,651
                                                         =======    =======   =======

       On August 21, 1996, The Small Business Job Protection Act, which repeals the favorable bad debt deduction method available to savings banks, was signed into law. Bancorp's savings banks were required to change their bad debt method to the specific charge-off method effective for the year ending December 31, 1996. As of December 31, 1996, Bancorp's two savings bank subsidiaries had a bad debt reserve for federal tax purposes of approximately $5,600,000, all of which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the savings bank subsidiaries use the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

       SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 1997, 1996, and 1995. The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:


                                                                                           1997          1996

                                                                                          (Dollars in thousands)

          Deferred tax assets
            Allowance for loan losses                                                    $  8,288       $ 7,399
            Other real estate owned                                                            44           118
            Postretirement benefits other than pensions liability                             980           971
            Pension liability                                                                 338
            Other                                                                             482           413
                                                                                         --------       -------
               Total deferred tax assets                                                   10,132         8,901

           Deferred tax liabilities
            Tax greater than book depreciation                                              1,105         1,129
            Leasing activities                                                              2,019         1,875
            Federal Home Loan Bank stock basis difference                                     631           568
            Prepaid pension asset                                                                           626
            Deferred loan fees                                                                343           284
            Purchase accounting basis differences                                             614           320
            Other                                                                           1,088           586
                                                                                         --------       -------
                Total deferred tax liabilities                                              5,800         5,388
                                                                                         --------       -------
                Net deferred tax asset recognized through the statement of earnings         4,332         3,513
                Net deferred tax liability associated with investment securities
                  available-for-sale, recognized in equity section of balance sheet        (1,262)         (711)
                                                                                         --------       -------
                  TOTAL NET DEFERRED TAX ASSET                                           $  3,070       $ 2,802
                                                                                         ========       =======

       SFAS No. 109 requires that a valuation allowance be established if management has evidence that part or all of the deferred tax assets may not be realized. Management has determined that it is more likely than not that all of the deferred tax assets will be realized. Therefore, no valuation allowance is required at this time.

42 FIRST FINANCIAL BANCORP

                          NOTE 12 - RISK-BASED CAPITAL

       The Federal Reserve established risk-based capital requirements for U.S. banking organizations which have been adopted by the Office of Thrift Supervision for savings and loan associations. Risk weights are assigned to on-and off-balance sheet items in arriving at risk-adjusted total assets. Regulatory capital is divided by risk- adjusted total assets, with the resulting ratios compared to minimum standards to determine whether a bank has adequate capital.

       Regulatory guidelines require a 4.00% Tier 1 capital ratio, an 8.00% Total risk-based capital ratio, and a 4.00% Leverage ratio. Tier 1 capital consists primarily of common shareholders' equity, net of certain intangibles, and Total risk-based capital is Tier 1 capital plus Tier 2 supplementary capital, which is primarily the allowance for loan losses subject to certain limits. The Leverage ratio is a result of Tier 1 capital divided by average total assets less certain intangibles.

       Bancorp's Tier 1 ratio at December 31, 1997, was 13.0%, its Total risk-based capital ratio was 14.3%, and its Leverage ratio was 10.5%. While Bancorp's subsidiaries' ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets, and the allowance for loan losses, which influences the Total risk-based capital ratio.

       The table below illustrates the risk-based capital calculations and ratios for the last two years.


                                                             DECEMBER 31,

                                                          1997            1996

                                                        (Dollars in thousands)

          Tier I capital
            Shareholders' equity                      $  286,259       $  258,482
            Less intangibles                              39,169            4,154
            Less unrealized net
              securities gains, net of tax                 2,094            1,162
                                                      ----------       ----------
              TOTAL TIER I CAPITAL                    $  244,996       $  253,166
                                                      ==========       ==========
          Total risk-based capital
            Tier I capital                            $  244,996       $  253,166
            Qualifying allowance for loan losses          23,591           19,856
                                                      ----------       ----------
              TOTAL RISK-BASED CAPITAL                $  268,587       $  273,022
                                                      ==========       ==========
          RISK WEIGHTED ASSETS                        $1,883,335       $1,588,464
                                                      ==========       ==========

          RISK-BASED RATIOS
              TIER I CAPITAL                                13.0%            15.9%
                                                      ==========       ==========
              TOTAL RISK-BASED CAPITAL                      14.3%            17.2%
                                                      ==========       ==========
              LEVERAGE                                      10.5%            11.8%
                                                      ==========       ==========


                        NOTE 13 - EMPLOYEE BENEFIT PLANS

       Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Benefits are based on age, years of service, and the employee's compensation during a five year period of employment. The funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

       The following tables set forth the plan's funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:


                                                             JANUARY 1,

                                                          1997       1996

                                                        (Dollars in thousands)

Actuarial present value of accumulated plan benefits:

         Vested                                          $16,531    $16,498
         Nonvested                                         1,670      1,324
                                                         -------    -------
           Total                                         $18,201    $17,822
                                                         =======    =======


                                                                                                    DECEMBER 31,

                                                                                                1997           1996

                                                                                               (Dollars in thousands)

Reconciliation of funded status:

          Projected benefit obligation for service rendered to date                           $(24,393)      $(21,639)
          Plan assets at fair value, primarily listed stocks, bonds and U.S. bonds              23,738         21,963
                                                                                              --------       --------
             Plan assets (less than) in excess of projected benefit obligation                    (655)           324
          Unrecognized net gain from past experience different from that assumed
             and effects of changes in assumptions                                                (751)          (159)
          Prior service cost not yet recognized in net periodic pension cost                     1,831          1,839
          Unrecognized net asset at January 1, 1986, net of amortization                        (1,647)        (1,810)
                                                                                              --------       --------
             NET PENSION (LIABILITY) ASSET RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS      $ (1,222)      $    194
                                                                                              ========       ========

                                                      FIRST FINANCIAL BANCORP 43

                                                                          Year Ended December 31,

                                                                        1997         1996      1995

The net periodic pension expense included the following components:

                                                                          (Dollars in thousands)

         Service cost benefits earned during the period               $ 1,502     $  1,324    $ 1,129
         Interest cost on projected benefit obligation                  1,734        1,628      1,505
         Actual return on plan assets                                  (4,572)      (2,212)    (4,300)
         Net amortization and deferral                                  2,827          425      2,744
                                                                      -------     --------    -------
            NET PERIODIC PENSION EXPENSE                              $ 1,491     $  1,165    $ 1,078
                                                                      =======     ========    =======

                                                                                  1997          1996

Assumptions used in the actuarial present value determinations of the projected benefit obligation were:

           Weighted-average discount rate used in
              determining projected benefit obligations                            7.25%         7.50%
           Rate of increase in future compensation                                 3.50%         3.50%
           Long-term rate of return on plan assets                                 8.00%         8.00%

       Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the Board of Directors. During 1997, 1996, and 1995, Bancorp contributed $.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $566,000 during 1997, $537,000 during 1996, and $489,000 during 1995.


              NOTE 14 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

       The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

                                                                                    1997          1996
                                                                                  (Dollars in thousands)

          Actuarial present value of accumulated benefits other than pension      $ 1,669       $ 1,715
          Plan assets
                                                                                  -------       -------
            Accumulated obligation in excess of plan assets                         1,669         1,715
          Unrecognized prior service cost                                              36           380
          Unrecognized net gain from past experience different from
            that assumed and effects of changes in assumptions                      1,044           618
                                                                                  -------       -------
            NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS         $ 2,749       $ 2,713
                                                                                  =======       =======

          Net periodic postretirement benefit cost includes the following components:

          Interest cost on accumulated postretirement benefit obligation          $   127       $   166
          Net amortization and deferral                                               (74)          (14)
                                                                                  -------       -------
            NET PERIODIC COST                                                     $    53       $   152
                                                                                  =======       =======


       The discount rate used to determine the accumulated postretirement benefit obligation was 7.25% at December 31, 1997, and 7.50% at December 31, 1996. For 1997, the assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation were 9.00% for 1998, 8.10% for 1999, 7.30% for 2000, 6.60% for 2001, 6.00% for 2002, 5.50% for 2003, and 5.00%
thereafter. For 1996, the assumed trend rates were 10.5% for the first seven years, 8.50% for the next five years, and 6.50% thereafter. If the health care cost trend rate assumptions were increased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1997, would be increased by approximately $130,000.

44 FIRST FINANCIAL BANCORP

                          NOTE 15 - EARNINGS PER SHARE

                                                                                              1997          1996          1995

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                       (Dollars in thousands, except per share data)

          Net income--numerator for basic and diluted earnings per share -
             income available to common stockholders                                      $    40,308   $    33,940   $    31,789
                                                                                          ===========   ===========   ===========
          Denominator for basic earnings per share - weighted average shares               16,546,552    16,072,510    15,110,682
          Effect of dilutive securities - employee stock options                               59,237        20,280        28,052
                                                                                          -----------   -----------   -----------
          Denominator for diluted earnings per share - adjusted weighted average shares    16,605,789    16,092,790    15,138,734
                                                                                          ===========   ===========   ===========
          Basic earnings per share                                                        $      2.44   $      2.11   $      2.10
                                                                                          ===========   ===========   ===========
          Diluted earnings per share                                                      $      2.43   $      2.11   $      2.10
                                                                                          ===========   ===========   ===========

                             NOTE 16 - STOCK OPTIONS

       On April 28, 1992, the shareholders of Bancorp approved the 1991 Stock Incentive Plan. This plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 665,500 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the Board of Directors, or a committee thereof, specify, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure.

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

       Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Bancorp had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996, and 1995, respectively: risk-free interest rates of 6.72%, 5.65%, and 7.13%; dividend yields of 3.67%, 3.57%, and 3.73%; volatility factors of the expected market price of Bancorp's common stock of 0.195, 0.206, and 0.222; and a weighted average expected life of the options of 7.57, 5.45, and 5.45 years.

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

       For purposes of pro forma disclosures, the estimated fair value of the option is amoritized to expense over the options' vesting period. Bancorp's pro forma information follows:


                                          1997         1996       1995

                                  (Dollars in thousands, except per share data)

     Pro forma net earnings            $  39,946    $  33,686   $ 31,715
                                       =========    =========   ========
     Pro forma earnings per share      $    2.42    $    2.10       2.10
                                       =========    =========   ========

Activity in the above plan for 1997, 1996, and 1995 is summarized as follows:


                                                           1997                         1996                          1995

                                                 NUMBER OF      OPTION         NUMBER OF      OPTION         NUMBER OF     OPTION
                                                  SHARES        PRICE           SHARES        PRICE            SHARES      PRICE

Outstanding at beginning of year                   168,866                      151,339                       169,313
Granted                                             53,649    $28.30-33.41       58,332    $27.68-28.72        16,413   $27.48-28.10
Exercised                                          (34,994)   $18.71-28.72      (36,131)   $18.71-26.77       (29,507)  $18.15-27.48
Cancelled                                             (550)   $      28.30       (1,210)   $      28.72        (2,440)  $      28.10
Expired                                                       $                  (3,464)   $      26.77        (2,440)  $      18.15
                                                 ---------                    ---------                        ------
   OUTSTANDING AT END OF YEAR                      186,971    $18.15-33.41      168,866    $18.15-28.72       151,339   $18.15-28.10
                                                 =========                    =========                        ======
   EXERCISABLE AT END OF YEAR                      133,843    $18.15-28.72      119,610    $18.15-27.48       134,926   $18.15-26.77
                                                 =========                    =========                        ======
   AVAILABLE FOR FUTURE GRANT UNDER
     THE 1991 STOCK INCENTIVE PLAN                 372,409                      433,463                       487,096
                                                 =========                    =========                        ======
   WEIGHTED-AVERAGE FAIR VALUE OF
     OPTIONS GRANTED DURING THE YEAR             $    6.20                    $    5.50                        $ 6.25
                                                 =========                    =========                        ======

                                                      FIRST FINANCIAL BANCORP 45

                       NOTE 17 -LOANS TO RELATED PARTIES

       Loans to directors, executive officers, principal holders of Bancorp's common stock, and certain related persons totaled $30,692,000 and $16,058,000 at December 31, 1997 and 1996, respectively.


       Activity of these loans was as follows:

                                                  1997        1996

                                               (Dollars in thousands)

         Beginning balance                      $ 16,058    $ 18,929
         Additions                                20,502       4,656
         Collected                                 5,868       7,527
         Charged off                                   0           0
                                                --------    --------
           ENDING BALANCE                       $ 30,692    $ 16,058
                                                ========    ========
           LOANS 90 DAYS PAST DUE               $      0    $      0
                                                ========    ========

       Related parties of Bancorp, as defined above, were customers of and had transactions with subsidiaries of Bancorp in the ordinary course of business during the periods noted above. Additional transactions may be expected in the ordinary course of business in the future. All outstanding loans, commitments, financing leases, transactions in money market instruments, and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or present other unfavorable features.


                        NOTE 18 - SHAREHOLDER RIGHTS PLAN

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

       In the event of such a distribution, each "right" would entitle the holder to purchase, at an exercise price of $99, one share of common stock of the corporation. If a person or group acquires 30 percent or more of Bancorp's outstanding common shares or is declared an "adverse person" by the Board of Directors of the corporation, each "right" would entitle the holder to purchase, at an exercise price of $99, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any "rights" held by an "acquiring person" or an "adverse person" could not be exercised.

       Additionally, each "right" holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the "right," should either of the following happen after a person becomes an "acquiring person": 1) Bancorp is acquired in a merger or other transaction - other than a merger which the independent directors determine to be in the best interest of Bancorp and its shareholders, or 2) 50 percent or more of Bancorp's assets or earning power is sold or transferred.

       Bancorp may redeem "rights" for $0.01 per "right" at any time prior to the 20th business day following the date when a person acquires 20 percent of the outstanding shares. Bancorp may not redeem the "rights" when a holder has become an "adverse person."

       The Board's adoption of this "rights" plan has no financial effect on Bancorp, is not dilutive to Bancorp shareholders, is not taxable to the corporation or its shareholders, and will not change the way in which Bancorp common shares are traded. "Rights" are not exercisable until distributed; and all "rights" will expire at the close of business on December 6, 2003, unless earlier redeemed by Bancorp.


46 FIRST FINANCIAL BANCORP

     NOTE 19 - DISCLOSURES ABOUT FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

       Cash and short-term investments-The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

       Investment securities (including mortgage-backed securities)-Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. Refer to Note 8 for further disclosure.

       Loans-For variable-rate loans that reprice frequently with no significant change in credit risk, fair values were based on carrying values. The fair values of other loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximated its fair value.

       Deposit liabilities-The fair value of demand deposits, savings accounts, and certain money market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.

       Borrowings-The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values. The fair value of long-term borrowings was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities.

       Commitments to extend credit and standby letters of credit-Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp's market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. Refer to Note 7 for additional information.

       Bancorp does not carry financial instruments which are held or issued for trading purposes.


       The estimated fair values of Bancorp's financial instruments at December 31 were as follows:


                                                                                 1997                        1996

                                                                       CARRYING        FAIR        CARRYING        FAIR
                                                                         VALUE         VALUE         VALUE         VALUE

                                                                                     (Dollars in thousands)

          Financial assets
           Cash and short-term investments                            $  164,594    $   164,594   $   128,047   $   128,047
           Investment securities held-to-maturity                         58,347         60,961        78,945        83,441
           Investment securities available-for-sale                      332,617        332,617       290,701       290,701
           Loans
             Commercial                                                  502,919        498,755       398,034       394,197
             Real estate-construction                                     63,308         63,304        43,262        43,152
             Real estate-mortgage                                        927,985        951,183       863,414       878,052
             Installment, net of unearned income                         438,190        434,341       364,626       362,449
             Credit card                                                  17,369         17,437        16,107        16,029
             Leasing                                                      27,260         28,628        14,821        15,693
             Less allowance for loan losses                               27,510                       22,672
                                                                      ----------    -----------   -----------   -----------
               Net loans                                               1,949,521      1,993,648     1,677,592     1,709,572
           Accrued interest receivable                                    20,293         20,293        21,613        21,613

         Financial liabilities
           Deposits
             Noninterest-bearing                                         314,051        314,051       238,415       238,415
             Interest-bearing demand                                     281,151        281,151       317,187       317,187
             Savings                                                     521,372        521,372       381,903       381,903
             Time                                                      1,113,604      1,113,061       942,461       940,563
                                                                      ----------    -----------   -----------   -----------
               Total deposits                                          2,230,178      2,229,635     1,879,966     1,878,068
           Short-term borrowings                                          52,288         52,288        93,779        93,779
           Federal Home Loan Bank long-term borrowings                    41,054         37,751         6,506         6,016
           Accrued interest payable                                        7,415          7,415         6,422         6,422

                                                      FIRST FINANCIAL BANCORP 47

 NOTE 20 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                                                         DECEMBER 31,

                                                                                       1997        1996

                                                                                   (Dollars in thousands)

ASSETS
  Cash                                                                              $ 37,429    $ 57,103
  Receivables from subsidiaries                                                                    2,865
  Investment in subsidiaries
   Commercial banks                                                                  216,371     173,636
   Stock savings banks                                                                28,464      30,312
                                                                                    --------     -------
    Total investment in subsidiaries                                                 244,835     203,948
  Other assets                                                                         9,332          94
                                                                                    --------     -------
    Total assets                                                                    $291,596    $264,010
                                                                                    ========     =======
LIABILITIES
  Dividends payable                                                                 $  4,967    $  4,409
  Other liabilities                                                                      370       1,119
                                                                                    --------     -------
    Total liabilities                                                                  5,337       5,528
SHAREHOLDERS' EQUITY                                                                 286,259     258,482
                                                                                    --------     -------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $291,596    $264,010
                                                                                    ========     =======


STATEMENTS OF EARNINGS

                                                                                               YEAR ENDED DECEMBER 31,

                                                                                             1997        1996       1995

                                                                                                (Dollars in thousands)
INCOME
   Interest income                                                                        $     24     $    29    $    40
   Dividends from subsidiaries                                                              45,811      31,211     33,572
                                                                                          --------     -------    -------
     TOTAL INCOME                                                                           45,835      31,240     33,612
EXPENSES
   Salaries and employee benefits                                                            1,198       1,091        966
   Other                                                                                     1,945         955        608
                                                                                          --------     -------    -------
     TOTAL EXPENSES                                                                          3,143       2,046      1,574
                                                                                          --------     -------    -------
     INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES    42,692      29,194     32,038
Income tax benefit                                                                            (768)       (282)       (95)
                                                                                          --------     -------    -------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES                    43,460      29,476     32,133
Equity in undistributed net earnings of subsidiaries                                        (3,152)      4,464       (344)
                                                                                          --------     -------    -------
      NET EARNINGS                                                                        $ 40,308     $33,940    $31,789
                                                                                          ========     =======    =======

48 FIRST FINANCIAL BANCORP

STATEMENTS OF CASH FLOWS


                                                                                               YEAR ENDED DECEMBER 31,

                                                                                           1997         1996         1995

                                                                                              (Dollars in thousands)

OPERATING ACTIVITIES
   Net earnings                                                                          $ 40,308     $ 33,940     $ 31,789
   Adjustments to reconcile net earnings to net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                                  3,152       (4,464)         344
      Provision for amortization                                                               13           14           17
      Deferred income taxes                                                                   (71)          91          104
      Increase (decrease) in dividends payable                                                558          505           (1)
      (Decrease) increase in accrued expenses                                                (749)        (185)         109
      Decrease (increase) in receivables                                                    2,865       (2,865)       2,061
                                                                                         --------     --------     --------
        Net cash provided by operating activities                                          46,076       27,036       34,423

INVESTING ACTIVITIES
   Securities purchased under agreements to resell to affiliates                                        15,000       15,279
   Capital contributions to subsidiaries                                                  (39,400)      (1,300)
   Purchase of subsidiary                                                                  (7,800)      (7,575)
   Other                                                                                       33           75          (43)
                                                                                         --------     --------     --------
        Net cash (used in) provided by investing activities                               (47,167)       6,200       15,236

FINANCING ACTIVITIES
   Cash dividends                                                                         (18,958)     (16,341)     (13,521)
   Purchase of common stock                                                                  (282)        (994)
   Proceeds from exercise of stock options, net of shares purchased                           657          231          127
   Principal payment of long-term borrowings                                                                           (850)
                                                                                         --------     --------     --------
       Net cash used in financing activities                                              (18,583)     (17,104)     (14,244)
                                                                                         --------     --------     --------
        (DECREASE) INCREASE IN CASH                                                       (19,674)      16,132       35,415
Cash at beginning of year                                                                  57,103       40,971        5,556
                                                                                         --------     --------     --------
         CASH AT END OF YEAR                                                             $ 37,429     $ 57,103     $ 40,971
                                                                                         ========     ========     ========


                REPORT OF ERNST & YOUNG LLP. INDEPENDENT AUDITORS

The Board of Directors and Shareholders
First Financial Bancorp.

       We have audited the accompanying consolidated balance sheets of First Financial Bancorp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


   /s/ Ernst & Young LLP
   Cincinnati, Ohio
   January 15, 1998


                                                      FIRST FINANCIAL BANCORP 49

                  QUARTERLY FINANCIAL AND COMMON STOCK DATA(1)

                                                                     (Unaudited)

                                                                  THREE MONTHS ENDED
                                              MARCH 31         JUNE 30       SEPTEMBER 30    DECEMBER 31
                                                   (Dollars in thousands, except per share data)

1997
   Interest income                            $ 45,369         $ 47,267         $48,918        $50,631
   Interest expense                             18,131           18,814          19,658         20,230
                                              --------         --------         -------        -------
     Net interest income                        27,238           28,453          29,260         30,401
   Provision for loan losses                       860            1,123           1,076          1,677
   Noninterest income
     Investment securities gains (losses)            9               (2)             22             25
     All other                                   6,178            6,232           7,068          7,445
   Noninterest expenses                         18,520           18,711          20,146         20,300
                                              --------         --------         -------        -------
     Income before income taxes                 14,045           14,849          15,128         15,894
   Income tax expense                            4,631            4,835           4,898          5,244
                                              --------         --------         -------        -------
     NET EARNINGS                             $  9,414         $ 10,014         $10,230        $10,650
                                              ========         ========         =======        =======
   Per share

     NET EARNINGS - BASIC                     $   0.57         $   0.61         $  0.62        $  0.64
                                              ========         ========         =======        =======
     NET EARNINGS - DILUTED                   $   0.57         $   0.60         $  0.62        $  0.64
                                              ========         ========         =======        =======
     CASH DIVIDENDS PAID                      $   0.27         $   0.27         $  0.27        $  0.30
                                              ========         ========         =======        =======
     Market price

      HIGH BID                                $  33.41         $  37.73         $ 50.75        $ 50.50
                                              ========         ========         =======        =======
      LOW BID                                 $  27.73         $  30.68         $ 35.45        $ 46.50
                                              ========         ========         =======        =======

1996

   Interest income                            $ 40,937         $ 42,259         $43,582        $44,497
   Interest expense                             16,807           17,049          17,793         18,058
                                              --------         --------         -------        -------
     Net interest income                        24,130           25,210          25,789         26,439
   Provision for loan losses                       606              764           1,097            966
   Noninterest income
     Investment securities (losses) gains                            (3)            (14)             9
     All other                                   5,257            5,408           5,694          5,746
   Noninterest expenses                         17,128           16,789          19,667         17,677
                                              --------         -------       ------------    -----------
     Income before income taxes                 11,653           13,062          10,705         13,551
   Income tax expense                            3,827            4,017           3,125          4,062
                                              --------         --------         -------        -------
     NET EARNINGS                             $  7,826         $  9,045         $ 7,580        $ 9,489
                                              ========         ========         =======        =======
   Per share
     NET EARNINGS - BASIC                     $   0.50         $   0.55         $  0.47        $  0.59
                                              ========         ========         =======        =======
     NET EARNINGS - DILUTED                   $   0.50         $   0.55         $  0.47        $  0.59
                                              ========         ========         =======        =======
     CASH DIVIDENDS PAID                      $   0.25         $   0.25         $  0.25        $  0.25
                                              ========         ========         =======        =======
     Market price
      HIGH BID                                $  29.34         $  28.93         $ 28.93        $ 29.55
                                              ========         ========         =======        =======
      LOW BID                                 $  27.68         $  26.04         $ 26.45        $ 27.47
                                              ========         ========         =======        =======

The stock of First Financial Bancorp. is listed with the National Association of Securities Dealers, Inc. (NASDAQ), under the symbol FFBC.
(1) First Financial Bancorp's per share data and market price information is stated as if the 10.0% stock dividends declared in 1996 and 1997 occurred January 1, 1996.


50 FIRST FINANCIAL BANCORP