Form 10-K, Exhibit 13
period 1998-12-31
FIRST FINANCIAL BANCORP /OH/
filed 1999-03-30
CIK 708955

                                                                      Exhibit 13

DIRECTORS

  Barry J. Levey, Chairman of the Board, First Financial; Ohio State Senator, 4th District, Retired; Partner, Frost & Jacobs -- Middletown,
  Attorneys-at-Law.

  Stanley N. Pontius, President and Chief Executive Officer, First Financial, and Chairman, First National Bank of Southwestern Ohio.

  Richard L. Alderson, Partner, JSDA Properties, Ltd.

  Arthur W. Bidwell, Chairman and Chief Executive Officer, Magnode Corp.

  Don M. Cisle, President and Owner, Don S. Cisle Contractor, Inc.

  Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law.

  Carl R. Fiora, Retired President and Chief Executive Officer,
  Armco Steel Co., L.P.

  Vaden Fitton, Retired Executive, First National Bank & Trust Company of Hamilton.

  James C. Garland, President, Miami University, Oxford, Ohio.

  F. Elden Houts, Chairman of the Board, Community First Bank & Trust.

  Murph Knapke, Owner, Knapke Law Office.

  Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co., L.P.A.

  Barry S. Porter, Chief Financial Officer, The Ohio Casualty Corp.

  Steven C. Posey, President, Posey Management Corp.

  Perry D. Thatcher, President and CEO, Ample Industries, Inc.



DIRECTORS EMERITI

  Thomas C. Blake, Merle F. Brady, Don S. Cisle, Jr., Edward N. Dohn, Richard J. Fitton, Robert M. Jones, Charles T. Koehler, Robert W. Long, Joseph L. Marcum, Robert Q. Millan, Frank C. Neal, James L. Pease, Jr., C. Wesley Rowles, Joel Schmidt, Hon. C. William Verity, Jr.



OFFICERS

PRESIDENT AND CHIEF EXECUTIVE OFFICER
  Stanley N. Pontius

SENIOR VICE PRESIDENT, CHIEF LENDING OFFICER
  Rick L. Blossom

SENIOR VICE PRESIDENT, TRUST SERVICES
  Mark W. Immelt

SENIOR VICE PRESIDENT, HUMAN RESOURCES
  Brian D. Moriarty

SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, AND SECRETARY
  Michael R. O'Dell

SENIOR VICE PRESIDENT, CONSUMER BANKING AND OPERATIONS
  Michael T. Riley

FIRST VICE PRESIDENT, INVESTMENTS
  Gary A. Eppley

FIRST VICE PRESIDENT, INFORMATION TECHNOLOGY
  Rex A. Hockemeyer

FIRST VICE PRESIDENT, COMPTROLLER
  C. Douglas Lefferson

COMPLIANCE OFFICER
  Terence M. Fitz

AUDITOR
  Daniel C. Mergy



                            SHAREHOLDER INFORMATION
                                 ANNUAL MEETING

                             The Annual Meeting of
                        Shareholders will be held at the
                        Fitton Center for Creative Arts.
                           101 South Monument Avenue
                                 Hamilton, Ohio
                       Tuesday, April 27, 1999, 2:00 p.m.


                                   FORM 10-K

                         For copies of First Financial
                         Bancorp's Form 10-K write to:
                               Michael R. O'Dell
                            Chief Financial Officer
                            First Financial Bancorp
                         300 High Street, P.O. Box 476
                            Hamilton, OH 45012-0476
                                  513-867-4811
                               513-785-3434 (FAX)


                                 TRANSFER AGENT
                                 AND REGISTRAR

                         Registrar and Transfer Company
                               10 Commerce Drive
                               Cranford, NJ 07016
                           Attn: Transfer Department
                                 1-800-368-5948
                               908-272-1006 (FAX)


                                   NASDAQ OTC
                                NATIONAL MARKET

                              Common Stock Symbol:
                                      FFBC

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             First Financial Bancorp

       The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. (Bancorp). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

       Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 1998, Bancorp owned fifteen subsidiaries located in western Ohio, Indiana, and southern Michigan. These subsidiaries include twelve commercial banks, two savings banks, and one finance company.

       First Finance Mortgage Company of Southwestern Ohio (First Finance) began full operations on May 8, 1996. First Finance is a retail finance company and operates from offices located in Fairfield and Middletown, Ohio. A third office located in Forest Park, Ohio was opened in January 1999.

       On April 28, 1998, Bancorp's Board of Directors declared a two-for-one stock split, which was distributed on June 1, 1998, to shareholders of record as of May 8, 1998. On November 24, 1998, the Board declared a 10% stock dividend distributed on January 4, 1999, to shareholders of record as of December 4, 1998. All per share data has been restated to reflect the stock split and stock dividend.

       On November 24, 1998, the Board declared a quarterly cash dividend of 15 cents per share for each post-stock-dividend share, also payable January 4, 1999, to shareholders of record as of December 4, 1998.

       The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp's financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on pages 10 through 28.

RECENT MERGERS AND ACQUISITIONS

       On April 1, 1998, Bancorp paid $13,600,000 for all the outstanding common stock of The Union State Bank (USB). Upon consummation of the merger, USB was merged into Community First Bank & Trust (Community First), a wholly owned subsidiary of Bancorp, and USB's only office in Payne, Ohio, became a branch office of Community First. The merger was accounted for using the purchase method of accounting.

       Two of Bancorp's subsidiaries, The Citizens Commercial Bank & Trust Company and Van Wert National Bank, merged during November, 1997 to form Community First. On December 8, 1997, Community First acquired 11 branches from KeyBank National Association. In addition to the 11 branches located in Mercer, Auglaize, Allen, Paulding, and Williams counties of Ohio, the transaction included the purchase of approximately $60 million of loans and the assumption of $246 million in deposits. Following the acquisition, Community First had total assets of $586 million and served twelve northwestern Ohio cities in six counties.

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

       On January 1, 1997, Bancorp issued 322,386 shares of its common stock for all the outstanding common stock of Hastings Financial Corporation (Hastings Financial). Upon consummation of the merger, Hastings Financial was merged out of existence and its only subsidiary, National Bank of Hastings (National Bank), became a wholly owned subsidiary of Bancorp. National Bank has its main office in Hastings, Michigan and one other office in Wayland, Michigan. This merger represented Bancorp's first association with a Michigan bank. This transaction was accounted for using the pooling-of-interests method of accounting. The consolidated financial statements for prior periods have not been restated due to immateriality.

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

PENDING MERGERS

       On December 31, 1998, Bancorp signed a Plan and Agreement of Merger with Hebron Bancorp, Inc. (HBI). Under the terms of the merger agreement, Bancorp will issue 1,222,650 shares of its common stock, subject to adjustment under certain conditions, for all the outstanding common stock of HBI. After consummation of the merger, HBI will be merged out of existence and HBI's only subsidiary, Hebron Deposit Bank, will become a wholly owned subsidiary of Bancorp. Hebron Deposit Bank has three offices located in Boone County in northern Kentucky. Subject to regulatory approval and approval by HBI's shareholders, the merger is expected to occur during the second quarter of 1999. This represents Bancorp's first association with a Kentucky bank. Bancorp anticipates the merger will be accounted for using the pooling-of-interests method of accounting.

       On December 16, 1998, Bancorp signed a Plan and Agreement of Merger with Sand Ridge Financial Corporation (SRFC). Under the terms of the merger agreement, Bancorp will issue 5,115,000 shares of its common stock, subject to adjustment under certain conditions, for all the outstanding common stock of SRFC. After consummation of the merger, SRFC will be merged out of existence and its only subsidiary, Sand Ridge Bank, will become a wholly owned subsidiary of Bancorp. Sand Ridge Bank operates five offices, an operations center, and a network of 17 ATMs located in Lake County, Indiana. Its main office is located in Highland, Indiana, which is about 20 miles southeast of Chicago. Subject to regulatory approval and approval by SRFC's shareholders, the merger is expected to occur during the second quarter of 1999. Bancorp anticipates the merger will be accounted for using the pooling-of-interests method of accounting.

                            TABLE 1 FINANCIAL SUMMARY

                                                    1998            1997         1996          1995           1994
                                                               (Dollars in thousands, except per share data)

SUMMARY OF OPERATIONS
Interest income                                    $  219,511    $  192,185    $  171,275    $  153,851    $  133,504
Tax equivalent adjustment                               2,318         2,946         3,510         4,286         5,482
                                                   ----------    ----------    ----------    ----------    ----------
   Interest income - tax equivalent                   221,829       195,131       174,785       158,137       138,986
   Interest expense                                    88,447        76,833        69,707        63,516        49,587
                                                   ----------    ----------    ----------    ----------    ----------
   NET INTEREST INCOME - TAX EQUIVALENT            $  133,382    $  118,298    $  105,078    $   94,621    $   89,399
                                                   ==========    ==========    ==========    ==========    ==========
Interest income                                    $  219,511    $  192,185    $  171,275    $  153,851    $  133,504
Interest expense                                       88,447        76,833        69,707        63,516        49,587
                                                   ----------    ----------    ----------    ----------    ----------
   Net interest income                                131,064       115,352       101,568        90,335        83,917
   Provision for loan losses                            6,077         4,736         3,433         2,108         1,268
Noninterest income                                     34,341        26,977        22,097        20,558        17,462
Noninterest expenses                                   92,739        77,677        71,261        63,345        62,139
                                                   ----------    ----------    ----------    ----------    ----------
   Income before income taxes                          66,589        59,916        48,971        45,440        37,972
Income tax expense                                     22,483        19,608        15,031        13,651         9,799
                                                   ----------    ----------    ----------    ----------    ----------
   Net earnings                                    $   44,106    $   40,308    $   33,940(2) $   31,789    $   28,173
                                                   ==========    ==========    ==========    ==========    ==========

Tax equivalent basis was calculated using a 35.0% tax rate in all years presented

PER SHARE DATA (1)
   NET EARNINGS - BASIC                            $     1.21    $     1.11    $     0.96    $     0.95    $     0.87
                                                   ==========    ==========    ==========    ==========    ==========
   NET EARNINGS - DILUTED                          $     1.21    $     1.10    $     0.96    $     0.95    $     0.86
                                                   ==========    ==========    ==========    ==========    ==========
Cash dividends declared
   First Financial Bancorp                         $     0.57    $     0.52    $     0.46    $     0.40    $     0.37
Average common shares outstanding (in thousands)       36,376        36,402        35,360        33,244        32,505

SELECTED YEAR-END BALANCES
Total assets                                       $2,871,104    $2,636,111    $2,261,711    $2,103,375    $1,922,643
Earning assets                                      2,622,387     2,390,255     2,087,190     1,941,274     1,764,616
Investment securities held-to-maturity                 34,920        58,347        78,945        93,522       135,187
Investment securities available-for-sale              313,175       332,617       290,701       294,052       242,410
Loans, net of unearned income                       2,266,873     1,977,031     1,700,264     1,532,016     1,378,867
Deposits                                            2,326,596     2,230,178     1,879,966     1,785,562     1,587,324
Noninterest-bearing demand deposits                   323,763       314,051       238,415       220,061       201,331
Interest-bearing demand deposits                      243,082       281,151       317,187       302,119       266,601
Savings deposits                                      596,685       521,372       381,903       359,638       374,378
Time deposits                                       1,163,066     1,113,604       942,461       903,744       745,014
Long-term borrowings                                  105,335        41,054         6,506         2,820
Shareholders' equity                                  301,933       286,259       258,482       234,175       194,673

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                       93.60%        93.40%        89.16%        89.01%        80.79%
Net charge-offs to loans                                 0.22%         0.16%         0.17%         0.10%         0.08%
Shareholders' equity to
   Total assets                                         10.83%        11.60%        11.52%        10.98%        10.29%
   Deposits                                             13.17%        14.17%        13.75%        13.06%        12.05%
Return on Assets                                         1.61%         1.71%         1.58%         1.64%         1.54%
Return on Equity                                        14.90%        14.70%        13.72%        14.97%        14.93%
Net interest margin (tax equivalent basis)               5.30%         5.39%         5.25%         5.24%         5.25%


(1) First Financial Bancorp's per share data has been restated for all stock dividends, stock splits, and material pooling-of-interests mergers through 1998.

(2) 1996 net earnings includes the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund which reduced earnings by 4.0%.

OVERVIEW OF OPERATIONS

       Bancorp's net earnings during 1998 were $44,106,000 or $1.21 per share on a diluted basis, representing a 9.42% increase over 1997 net earnings and a 10.0% increase over 1997 earnings per share on a diluted basis.

       Bancorp's net earnings during 1997 were $40,308,000 or $1.10 per share on a diluted basis, representing an 18.8% increase over 1996 net earnings and a 14.6% increase over 1996 earnings per share on a diluted basis. The 1996 financial results include the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund
(SAIF) of the Federal Deposit Insurance Corporation (FDIC). (See "Noninterest Expenses" of this Management's Discussion and Analysis for more concerning the assessment.) If this charge is not included in 1996's financial results, Bancorp's 1997 net earnings were 14.1% greater than 1996 net earnings and 11.1% greater on a diluted per share basis.

       Bancorp's return on equity for 1998 was 14.9%, which compares to 14.7% and 14.3% (before the SAIF assessment) for 1997, and 1996, respectively. Bancorp's return on assets for 1998 was 1.61%. This compares with return on asset ratios of 1.71% and 1.65% (before the SAIF assessment) for 1997, and 1996, respectively. Bancorp's 1996 return on assets and return on equity including the SAIF special assessment were 1.58% and 13.7%, respectively.

NET INTEREST INCOME

       Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1994 through 1998 is shown in Table 1. For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

       The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on page 10.

       Tax equivalent interest income was $221,829,000 in 1998, an increase of $26,698,000 or 13.7% over 1997. Substantially all of this increase was due to an increase of $318,577,000 in the volume of earning assets, from an average of $2,196,782,000 during 1997 to $2,515,359,000 during 1998. Average outstanding loan balances increased $296,014,000 and investment securities and other instruments increased $22,563,000. The increase due to volume was offset slightly by a 6 basis point (a basis point equals 0.01%) decrease in average yields earned on total earning assets, from 8.88% during 1997 to 8.82% during 1998. The Federal Reserve initiated three 25 basis point rate decreases beginning on September 29, 1998 resulting in a corresponding 75 basis point reduction in prime lending rates throughout the fourth quarter. It can be expected that average earning asset yields will continue to be lower as a result of these changes. Bancorp's management routinely evaluates and implements strategies to limit or offset this effect to every extent possible.

       Total interest expense was $88,447,000 in 1998, an increase of $11,614,000 over 1997. The increase was due to an increase of $294,040,000 in total interest-bearing liabilities, from an average of $1,827,554,000 during 1997 to an average of $2,121,594,000 during 1998.

       Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, increased $15,084,000 during 1998 due primarily to the volume increases described above. The increased interest income was greater than the increased interest expense, thereby causing net interest income to increase.

       The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. Although the average rate paid for deposits and borrowed money decreased from 4.20% during 1997 to 4.17% for 1998, the average rate earned on loans and investments decreased

             TABLE 2 VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS (1)

                                                   VOLUME      RATE        TOTAL     VOLUME       RATE        TOTAL
                                                                       (Dollars in thousands)

Interest income
   Loans                                         $ 27,320    $    287    $ 27,607    $ 18,702    $  2,701    $ 21,403
   Investment securities (2)
     Taxable                                        2,254      (1,157)      1,097         405         276         681
     Tax-exempt                                      (986)       (858)     (1,844)     (1,185)       (448)     (1,633)
                                                 --------    --------    --------    --------    --------    --------
      Total investment securities interest (2)      1,268      (2,015)       (747)       (780)       (172)       (952)
   Interest-bearing deposits with other banks          19           0          19        (225)         28        (197)
   Federal funds sold and securities
     purchased under agreements to resell            (156)        (25)       (181)        103         (11)         92
                                                 --------    --------    --------    --------    --------    --------
      Total                                        28,451      (1,753)     26,698      17,800       2,546      20,346

Interest expense
   Interest-bearing demand deposits                  (260)       (251)       (511)     (1,143)        121      (1,022)
   Savings deposits                                 2,219        (458)      1,761       2,449        (227)      2,222
   Time deposits                                    9,523        (802)      8,721       3,044         160       3,204
   Short-term borrowings                           (1,241)        (73)     (1,314)      1,913          84       1,997
   Long-term borrowings                             3,098        (141)      2,957         748         (23)        725
                                                 --------    --------    --------    --------    --------    --------
      Total                                        13,339      (1,725)     11,614       7,011         115       7,126
                                                 --------    --------    --------    --------    --------    --------
      Net interest income                        $ 15,112    $    (28)   $ 15,084    $ 10,789    $  2,431    $ 13,220
                                                 ========    ========    ========    ========    ========    ========

(1) Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.

more. The result was a decrease in the interest rate spread and the net interest margin. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.65% for 1998 and 4.68% for 1997, a difference of three basis points. The net interest margin (net interest income on a tax equivalent basis divided by average earning assets) decreased 9 basis points, from 5.39% during 1997 to 5.30% during 1998.

       Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 1998, 1997, and 1996 was $6,162,000, $4,629,000, and
$3,677,000, respectively.

       During 1998, 1997, and 1996, approximately $25,300,000, $20,480,000 and
$15,076,000, respectively, of tax-exempt obligations of state and other political subdivisions earning a tax equivalent yield of 12.8%, 15.3%, and 12.0%, respectively, were called by their issuers or matured. The result of these calls and maturities has been a continued decline in the average tax equivalent yields earned on tax exempt securities, from 11.2% during 1996, to 10.6% during 1997, and 9.26% during 1998. The yield declines in tax-exempt securities during the past several years have been counterbalanced in part by yield increases in loans outstanding and growth in total earning assets.

       Another $9,600,000 of obligations of state and other political subdivisions earning a tax equivalent yield of 10.8% are scheduled to mature or may be called during 1999. In the current economic environment, Bancorp may not be able to reinvest these funds in similar earning assets at acceptable risk levels. The loss of such tax-exempt obligations of state and other political subdivisions will likely continue to negatively influence Bancorp's interest rate spread and net interest margin in the future.

NONINTEREST INCOME AND NONINTEREST EXPENSES

       A listing of noninterest income and noninterest expenses for 1998, 1997, and 1996 is reported in Table 3. Although the mergers that occurred during 1996 through 1998 did not materially affect net earnings, they influenced the individual line items for noninterest income and expense. Affiliates that joined Bancorp during the past three years are included in the Consolidated Statements of Earnings starting with their date of acquisition.

       The purchase of 11 branches from KeyBank National Association closed on December 8, 1997. The assumption of $246 million in deposits and the purchase of $60 million in loans were included in the branch purchase. Income and expense for a full year are therefore reported in the Consolidated Statements of Earnings for the first time in 1998, while the purchase had only a minor influence on 1997 earnings.

NONINTEREST INCOME

        1998 vs. 1997. Noninterest income, excluding securities transactions, increased $6,614,000 or 24.6% in 1998.

        Service charges on deposit accounts increased $1,551,000 or 14.9% over 1997 primarily due to higher total deposits created by recent mergers and acquisitions and to pricing adjustments.

       Trust revenues, which are primarily calculated using the market value of trust assets managed, increased $2,070,000 or 20.9% over 1997. The increase was driven by the general strength of the stock market, superior investment results of the trust department common funds, strong investment management sales during 1998, and by pricing adjustments. As a result of these factors, the market value of trust assets serviced increased $261,156,000 or 11.8%, from $2,222,167,000 on December 31, 1997 to $2,483,323,000 on December 31, 1998.

       Other noninterest income increased $2,993,000 or 45.2%. Contributing to the increase were increased gains from sales of real estate loans, income as a result of recent mergers and acquisitions, and other miscellaneous items.

        1997 vs. 1996. Noninterest income, excluding securities transactions, increased $4,818,000 or 21.8% in 1997.

       Service charges on deposit accounts increased $1,216,000 or 13.2% over 1996 primarily due to higher total deposits created by recent mergers and to pricing adjustments.

       Trust revenues increased $1,627,000 or 19.7% over 1996. The increase was driven by a $520,368,000 or 30.6% increase in the market value of trust assets serviced, from $1,701,799,000 on December 31, 1996 to $2,222,167,000 on December
31, 1997.

       Other noninterest income increased $1,975,000 or 42.5%. Contributing to the increase were ATM guest user fees, increased gains from sales of real estate loans, income from new affiliates, and other miscellaneous items.


                                                    TABLE 3 NONINTEREST INCOME AND NONINTEREST EXPENSES

                                                1998                      1997                    1996

                                                      % CHANGE                % CHANGE                  % CHANGE
                                                      INCREASE                INCREASE                  INCREASE
                                           TOTAL     (DECREASE)    TOTAL     (DECREASE)    TOTAL       (DECREASE)
                                                                       (Dollars in thousands)

Noninterest income
   Service charges on deposit accounts    $ 11,949       14.9%   $ 10,398       13.2%    $  9,182          6.8%
   Trust revenues                           11,975       20.9%      9,905       19.7%       8,278          8.6%
   Other                                     9,613       45.2%      6,620       42.5%       4,645         16.2%
                                          --------               --------                --------
     Subtotal                               33,537       24.6%     26,923       21.8%      22,105          9.3%
   Investment securities gains (losses)        804         N/M         54         N/M          (8)          N/M
                                          --------               --------                --------
     Total                                $ 34,341       27.3%   $ 26,977       22.1%    $ 22,097          7.5%
                                          ========       ====    ========       ====     ========         ====

Noninterest expenses
   Salaries and employee benefits         $ 49,798       17.5%   $ 42,385       12.8%    $ 37,586         13.0%
   Net occupancy                             5,612       11.7%      5,025        4.9%       4,790         10.4%
   Furniture and equipment                   4,832       10.5%      4,374       11.8%       3,911         16.7%
   Data processing                           5,616       13.2%      4,960        3.9%       4,773         (7.6%)
   Deposit insurance                           414       10.4%        375      (87.0%)      2,889         31.1%
   State taxes                               1,744        1.5%      1,718        0.7%       1,706          4.2%
   Amortization of intangibles               4,015         N/M      1,326         N/M         657           N/M
   Other                                    20,708       18.2%     17,514       17.2%      14,949         11.7%
                                          --------       ----    --------       ----     --------         ----
     Total                                $ 92,739       19.4%   $ 77,677        9.0%    $ 71,261         12.5%
                                          ========       ====    ========       ====     ========         ====

N/M = Not meaningful

NONINTEREST EXPENSES

       1998 vs. 1997. Noninterest expenses in 1998 increased $15,062,000 or 19.4% over 1997.

       The largest component of noninterest expenses is salaries and employee benefits, which increased $7,413,000 or 17.5% over 1997. Additional employees needed to support business growth and to staff the 11 branches purchased from KeyBank, increased incentive compensation, and general increases in wages and salaries contributed to the increase.

       Net occupancy expense increased $587,000 or 11.7% primarily due to branch acquisitions and new facilities, including a new operations center in Middletown, Ohio.

       Furniture and equipment expense increased $458,000 or 10.5% during 1998. Increased costs for service contracts on Bancorp's equipment and costs related to new facilities and to the 11 branches acquired from KeyBank affected equipment expense.

       One-time charges related to the conversion of three Bancorp affiliates to a new data service provider and the transfer of the data processing system for the offices acquired from KeyBank to Community First's system contributed to the $656,000 or 13.2% increase in data processing expenses. Contractual fee increases paid to Bancorp's data processing providers also contributed to the increase.

       Amortization of intangibles increased $2,619,000 due to core deposits and goodwill resulting from the purchase of the branches from KeyBank and the merger consummated during 1998.

       Other noninterest expenses increased $3,194,000 or 18.2%. This increase can be attributed to costs related to new facilities from mergers and branch acquisitions and to general increases in costs. Included in this category are costs related to the Year 2000 computer issue.

       The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus tax equivalent net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's 1998 efficiency ratio was 55.6%, compared to ratios of 53.5% and 54.3% (before the SAIF assessment) for 1997, and 1996, respectively. The 1996 efficiency ratio after the SAIF assessment was 56.0%.

        1997 vs. 1996. Noninterest expenses in 1997 increased $6,416,000 or 9.00% over 1996.

        Salaries and employee benefits increased $4,799,000 or 12.8% over 1996 primarily due to additional employees from the addition of new affiliates during 1997, and 1996, wage and salary increases, and increased health care costs.

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

       Deposit insurance expense decreased substantially, from $2,889,000 during 1996 to $375,000 during 1997, an 87.0% decrease. Included in the 1996 expense is a $2,144,000 special assessment paid to the FDIC for recapitalization of the SAIF. The assessment was paid by Bancorp's two savings bank subsidiaries - Fidelity Federal Savings Bank and Home Federal Bank, a Federal Savings Bank - and by one bank subsidiary, Bright National Bank, which had purchased SAIF insured deposits from the Resolution Trust Corporation.

       Other noninterest expenses increased $3,234,000 or 20.7%. Included in this category are costs related to the year 2000 computer issue, expenses related to the merger of Citizens Commercial Bank & Trust Company, and Van Wert National Bank to form Community First, expenses related to the purchase by Community First of 11 branches from KeyBank National Association, and costs incurred by Bancorp's new affiliates. Offsetting these costs was a gain recognized from the sale of property.

YEAR 2000 ISSUES

       Many computer systems process transactions using two digits for the year of the transaction, rather than a full four digits. As a result, these systems may not function properly at the beginning of the year 2000 without some proactive hardware or software change. Bancorp has devoted significant time and attention to the Year 2000 issue, and will repair or replace non-compliant hardware and software prior to the new millennium.

       Several regulatory agencies and authorities have issued regulations and guidelines that financial institutions must use in measuring their progress toward Year 2000 preparedness. Five commonly recognized phases of Year 2000 remediation are awareness, assessment, renovation, validation, and implementation.

       During 1997 and 1998, the awareness and assessment phases were completed for all systems and service providers. Additionally, renovation was completed for mission critical systems and validation is well underway. As in 1997, Bancorp's Year 2000 Operating Committee continued to meet weekly during 1998 to direct and oversee all significant Year 2000 tasks. The Operating Committee regularly updates senior management and the Board of Directors, who have pledged their full support to the Year 2000 project.

       Bancorp has inventoried and assessed the many hardware and software programs that must be remediated. A vendor management program has been developed and is making significant progress toward bringing those relationships into compliance. Bancorp realized in early 1997 that qualified personnel were required to guide the organization through the Year 2000 Project. Some Bancorp associates were reallocated, new employees were hired, and contract staff have been used. Our Year 2000 Loan Committee, comprised of affiliate senior lenders, has assessed the impact of Year 2000 on commercial and retail borrowers and has taken steps to mitigate the risk that is inherent in those loans.

       Bancorp's computer systems fall into three broad categories: those processed through a service bureau relationship, those processed in-house, and those processed on a personal computer or client/server platform. The service bureau systems were renovated, validated, and implemented in 1998. The mission critical in-house systems were renovated in 1998 and validation testing is in progress. The mission critical personal computer and client/server systems were renovated in 1998 and all but two have also been validated. Validation of the two is in progress and will be completed in the first quarter, 1999. Bancorp's Year 2000 Team continues to renovate and validate those systems that are less than critical in nature. Implementation follows successful validation testing and this phase is anticipated to be substantially completed by mid-year, 1999.

       Bancorp has spent a great deal of time ensuring that it has an effective program in place to address and resolve the Year 2000 issue in a timely manner. Should Bancorp successfully complete its Year 2000 program, however, it will not be isolated from potential impact. General disruptions in the economy or at other significant service providers such as telecommunication and utility companies could adversely affect Bancorp. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

       To mitigate both controlled and uncontrolled risks, Bancorp has developed contingency plans in the event any particular system may not function properly. The contingency plans for information technology systems primarily call for manual intervention where required. Management has also developed contingency plans to support our reliance on transportation, communication, outside vendors, etc. where possible.

       During 1998, Bancorp incurred approximately $1,191,000 in noninterest expense for costs related to Year 2000 issues, bringing the total amount charged to operations since 1997 to $1,891,000. An additional $136,000 was capitalized. Based on management's current assessment and anticipated reprogramming costs, Bancorp expects to spend an additional $2,413,000, of which about $1,469,000 will be capitalized. However, there can be no assurance as to the accuracy of these estimates.

       This Year 2000 information is designated as a "Year 2000 Readiness Disclosure" falling under the provision of the "Year 2000 Information and Readiness Disclosure Act."

                     TABLE 4 LOAN MATURITY/RATE SENSITIVITY

                                                     December 31, 1998
                                                         Maturity

                                                   AFTER ONE
                                         WITHIN    BUT WITHIN     AFTER
                                        ONE YEAR   FIVE YEARS   FIVE YEARS    TOTAL
                                                  (Dollars in thousands)

Commercial                             $  468,215   $126,930    $  36,761   $ 631,906
Real estate-construction                   59,562     10,249        2,707      72,518
                                       ----------   --------    ---------   ---------
       Total                           $  527,777   $137,179    $  39,468   $ 704,424
                                       ==========   ========    =========   =========

                                             Sensitivity to changes in interest rates

                                                   PREDETERMINED       VARIABLE
                                                       RATE              RATE
                                                      (Dollars in thousands)
Due after one year but within five years            $ 49,175          $ 88,004
Due after five years                                  10,345            29,123
                                                    --------          --------
       Total                                        $ 59,520          $117,127
                                                    ========          ========

INCOME TAXES
       Net deferred tax assets at December 31, 1998, 1997, and 1996 were $1,261,000, $3,070,000, and $2,802,000, respectively. Due to Bancorp's strong historical earnings trend and the expectation that this trend will continue, management has determined that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been established.

       Bancorp's tax expense in 1998 totaled $22,483,000 compared to $19,608,000 in 1997 and $15,031,000 in 1996, resulting in effective tax rates of 33.8%, 32.7%, and 30.7% in 1998, 1997, and 1996, respectively. The increase in 1998 and 1997's effective rate was primarily due to a decline in the amount of tax-exempt investment securities held during those years.

       The tax effects of securities transactions were an expense of $235,000 during 1998, an expense of $5,000 during 1997, and a benefit of $77,000 during 1996.

       Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements.

LOANS

       Total loans, net of unearned income, increased $289,842,000 or 14.7% during 1998. Approximately $40,000,000 of the increase was due to the merger of The Union State Bank into Community First. In addition to the merger, a favorable market with respect to loan demand, combined with aggressive loan campaigns and the pursuit of new business, led to net increases during 1998 of $128,987,000 or 25.6% in commercial loans, $9,210,000 or 14.5% in construction loans, $114,594,000 or 12.3% in mortgage loans, $33,947,000 or 7.75% in installment loans, $1,152,000 or 6.63% in credit card loans, and $1,952,000 or 7.16% in lease financing.

       Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, and eastern and west-central Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 1998, which exceeded 10.0% of total loans.

       Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans. At December 31, 1998, real estate mortgage loans composed 46.0% of Bancorp's total loan portfolio and installment loans composed another 20.8% of the total loan portfolio. Commercial loans equaled 27.9% of the total portfolio and real estate construction, credit card lending, and lease financing made up the remaining 5.30% of the portfolio.

       Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans, and loans secured by savings, stocks or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small business loans, agricultural loans, equipment loans, and lines of credit.

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

       Bancorp subsidiaries receive requests to renew maturing loans as a normal part of business. Such requests are especially common with real estate loans that are scheduled to mature before being fully amortized and with commercial loans. The requests are reviewed by the subsidiary's loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications, or denied. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate, an increase in collateral, or the initiation of monthly principal payments.

       Table 4 indicates the contractual maturity of commercial loans and real estate-construction loans outstanding at December 31, 1998. Loans due after one year are classified according to their sensitivity to changes in interest rates.

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

       Management records the provision, on an individual subsidiary basis, in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio of each subsidiary. Management's evaluation in establishing the provision includes such factors as historical loss and recovery experience, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio and ratios of delinquencies and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. The evaluation of these factors is completed at Bancorp's subsidiaries through a group of senior officers from the financial and lending areas.

       The provision increased from $4,736,000 in 1997 to $6,077,000 in 1998. The provision recorded during 1997 was $1,303,000 greater than 1996's provision of $3,433,000. The increases during 1998 and 1997 were primarily due to the growth in the loan portfolio mentioned previously. The allowance at December

31, 1998, was $29,684,000 or 1.31% of loans, net of unearned income, which compares to $27,510,000 or 1.39% of loans, net of unearned income, at December 31, 1997.

       The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Nonaccrual loans at December 31, 1998, 1997, and 1996, were $6,152,000, $5,257,000, and
$4,850,000, respectively. The increase in nonaccrual loans during 1998 occurred primarily due to a transfer of three loans from the restructured classification to nonaccrual in the commercial loan category; the nonaccrual loan increase during 1997 occurred in the commercial, real estate-mortgage and consumer loan categories. Nonaccrual loans to total loans at December 31, 1998, 1997, and 1996, were 0.27%, 0.27%, and 0.29%, respectively.

       Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Restructured loans at December 31, 1998, 1997, and 1996, were $78,000, $1,581,000, and $890,000, respectively. The decrease in restructured loans during 1998 is primarily because three restructured loans that totaled $1,349,000 at December 31, 1997 are now being reported as nonaccrual loans. The increase in restructured loans during 1997 is primarily due to the restructuring of a commercial loan during the year.

       Another element associated with asset quality is Other Real Estate Owned
(OREO). OREO primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. The balances of OREO at December 31, 1998, 1997, and 1996, were $221,000, $950,000, and $264,000, respectively. The increase in OREO during 1997 is comprised primarily of single family residences and sales of predominately the same properties caused the decline during 1998.

       Loans 90 days or more past due which were still accruing interest totaled $1,839,000, $1,203,000, and $906,000 at December 31, 1998, 1997, and 1996,
respectively.

       Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

       Bancorp's investment securities decreased $42,869,000 or 11.0% during 1998 to a balance of $348,095,000. The decrease in investment securities was used to help fund loan portfolio growth. Bancorp follows a conservative investment policy, investing primarily for interest rate risk management and liquidity management purposes. U.S. Treasury Securities, generally considered to have the least credit risk and the highest liquidity, composed 5.04% of Bancorp's investment portfolio at December 31, 1998. All U.S. Treasury Securities were classified as available-for-sale at that date and are available for liquidity management purposes.

       Another 24.3% of the investment portfolio is composed of securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank. No structured notes were included in the U.S. government agencies and corporations and corporations securities category at December 31, 1998. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 1998, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

       Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs) composed 48.4% of the investment portfolio at December 31, 1998. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 95.0% of Bancorp's MBSs are classified as available-for-sale.

                          TABLE 5 INVESTMENT SECURITIES

                                                                 December 31, 1998
                                                                       Maturing

                                                           AFTER FIVE BUT         AFTER ONE BUT
                                   WITHIN ONE YEAR       WITHIN FIVE YEARS       WITHIN TEN YEARS       AFTER TEN YEARS
                                  AMOUNT     YIELD (1)   AMOUNT      YIELD (1)   AMOUNT    YIELD (1)   AMOUNT     YIELD (1)
                                                   (Dollars in thousands)

HELD-TO-MATURITY
Mortgage-backed securities(2)                           $    314       8.98%   $  4,151       7.36%   $  3,891       9.06%
Obligations of state and other
   political subdivisions        $  6,743      11.56%     11,624       9.96%      6,524       9.49%      1,157      12.07%
Other securities                      269       6.74%        247       5.99%
                                 --------               --------               --------               --------
      Total                      $  7,012      11.38%   $ 12,185       9.86%   $ 10,675       8.66%   $  5,048       9.75%
                                 ========    ========   ========    ========   ========    ========   ========    ========
AVAILABLE-FOR-SALE
U.S. Treasury securities         $ 17,191       6.19%   $    360       7.66%
Securities of other U.S.
   government agencies
   and corporations                 9,771       6.04%     56,407       6.03%   $ 17,526       6.58%   $    935       6.30%
Mortgage-backed securities(2)       1,096       6.77%     37,341       6.27%     19,275       5.69%    102,405       6.53%
Obligations of state and other
   political subdivisions           2,672       9.11%     11,319       7.89%     10,674       7.12%      7,997       8.01%
Other securities                      455       8.47%        492       6.23%        104       6.65%     17,155       7.11%
                                 --------               --------               --------               --------
      Total                      $ 31,185       6.45%   $105,919       6.31%   $ 47,579       6.34%   $128,492       6.70%
                                 ========    ========   ========    ========   ========    ========   ========    ========

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 29.4% of the mortgage-backed securities maturing after five years are variable rate.

       CMOs totaled $56,790,000 at December 31, 1998, all of which were classified as available-for-sale. CMOs are collateralized by pools of mortgage loans or MBSs. All of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest only securities, principal only securities, accrual bonds, inverse floaters or high risk CMOs, as defined by regulatory guidelines.

       Obligations of state and other political subdivisions composed 16.9% of Bancorp's investment portfolio at December 31, 1998. The securities are highly diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. Bancorp management views investments in securities of state and other political subdivisions as primarily long-term investments and, accordingly, about 44.4% of such investments at December 31, 1998, were classified as held-to-maturity.

       The remaining 5.36% of Bancorp's investment portfolio at December 31, 1998, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

       Table 5 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 1998, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments (using a 35.0% rate) have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

       At December 31, 1998, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $2,294,000. The available-for-sale investment securities are reported at their market value of $313,175,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 8 of the Notes to Consolidated Financial Statements for additional information.

       Bancorp's federal funds sold and securities purchased under agreements to resell decreased $13,852,000, from $18,773,000 at December 31, 1997, to $4,921,000 at December 31, 1998. The decrease was used to help fund loan growth. Bancorp monitors this position as part of its asset/liability management.

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

       Total deposits increased $96,418,000 or 4.32% in 1998. The Union State Bank, which joined Bancorp on April 1, 1998, had total deposits of $52,798,000 on that date. The remaining growth in deposits was used to finance loan growth. Comparing Bancorp totals at December 31, 1998 and 1997, time deposits increased $49,462,000, savings deposits increased $75,313,000, interest-bearing demand deposits decreased $38,069,000, and noninterest-bearing demand deposits increased $9,712,000.

       Table 6 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 1998. These deposits represented only 9.04% of total deposits.

       Short-term borrowings increased from $52,288,000 at December 31, 1997 to $109,363,000 at December 31, 1998. During the same period, long-term borrowings increased from $41,054,000 at the end of 1997 to $105,335,000 at the end of 1998. The increase in short- and long-term borrowings was used to support loan portfolio growth during 1998.

                   Table 6 GREATER THAN OR EQUAL TO $100,000

                  December 31, 1998
               (Dollars in thousands)
Maturing in
  3 months or less                         $  111,097
  3 months to 6 months                         46,476
  6 months to 12 months                        34,619
  over 12 months                               18,124
                                           ----------
     Total                                 $  210,316
                                           ==========


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

       Liquidity may be used to fund capital expenditures. Capital expenditures were $7,504,000 for 1998 and $3,438,000 for 1997. Remodeling is a planned and ongoing process given the 105 offices of Bancorp and its subsidiaries. Material commitments for capital expenditures as of December 31, 1998, were $3,037,000.

       Bancorp subsidiaries' source of funding is predominately deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds. Bancorp does not solicit time deposits from brokers.

       Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $313,175,000 at December 31, 1998. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $7,012,000 at December 31, 1998. In addition, other types of assets--such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year--are sources of liquidity.

       Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity.

INTEREST RATE SENSITIVITY

       Table 7 details the maturities and yields of interest-bearing financial instruments at December 31, 1998, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

       The data in Table 7 was aggregated by type of financial instrument - fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, and other fixed and variable rate interestbearing liabilities. First Financial Bancorp has no interest rate swaps, interest rate caps, or interest rate floors. Therefore, data concerning these instruments is not included in the table.

       The primary source of market risk for the financial instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent.

       All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp's net interest margin to swings in interest rates, to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp's subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity and the earning of an adequate return on shareholders' equity.

       Bancorp has a holding company asset/liability committee, made up of representatives of various subsidiaries and disciplines, whose function is to develop policies and guidelines for effective asset/liability management throughout Bancorp's subsidiaries.

                         TABLE 7 MARKET RISK DISCLOSURE

                                                                    Principal Amount Maturing In:
                                            1999          2000           2001         2002          2003       THEREAFTER
                                                                       (Dollars in thousands)

RATE SENSITIVE ASSETS
Fixed interest rate loans              $     85,765  $     46,606  $     81,116  $     92,388  $     88,396  $    307,071
   Average interest rate                       8.23%         9.88%         9.77%         9.66%         9.35%         8.09%
Variable interest rate loans                440,179       127,402        61,638        48,960        72,659       814,693
   Average interest rate                       8.75%         8.74%         8.32%         8.72%         8.22%         7.83%
Fixed interest rate securities               37,729        16,763        26,686        26,496        47,970       153,951
   Average interest rate                       7.49%         5.20%         7.61%         6.61%         5.63%         7.43%
Variable interest rate securities               468             -            88           101             -        37,843
   Average interest rate                       8.40%            -          7.82%         7.00%            -          6.34%
Other earning assets                          6,436           496           487             -             -             -
   Average interest rate                       5.01%         5.96%         6.13%            -             -             -

RATE SENSITIVE LIABILITIES
Noninterest - bearing checking              184,302       139,461             -             -             -             -
Savings & interest- bearing checking        125,966       713,801             -             -             -             -
   Average interest rate                       2.10%         2.10%            -             -             -             -
Time deposits                               850,610       214,676        54,399        19,211        13,879        10,291
   Average interest rate                       5.18%         5.42%         5.35%         5.66%         5.39%         5.37%
Fixed interest rate borrowings                1,000        16,480         2,576        18,950         6,200        60,129
   Average interest rate                       5.19%         5.68%         5.11%         5.33%         4.82%         6.25%
Variable interest rate borrowings           109,363             -             -             -             -             -
   Average interest rate                       5.05%            -             -             -             -             -

                                                       FAIR VALUE
                                          TOTAL     DECEMBER 31,1998


RATE SENSITIVE ASSETS
Fixed interest rate loans              $    701,342  $    707,038
   Average interest rate                       8.78%
Variable interest rate loans              1,565,531     1,571,019
   Average interest rate                       8.23%
Fixed interest rate securities              309,595       311,650
   Average interest rate                       6.98%
Variable interest rate securities            38,500        38,739
   Average interest rate                       6.37%
Other earning assets                          7,419         7,419
   Average interest rate                       5.15%

RATE SENSITIVE LIABILITIES
Noninterest - bearing checking              323,763       323,763
Savings & interest- bearing checking        839,767       839,767
   Average interest rate                       2.10%
Time deposits                             1,163,066     1,165,824
   Average interest rate                       5.25%
Fixed interest rate borrowings              105,335       102,977
   Average interest rate                       5.87%
Variable interest rate borrowings           109,363       109,363
   Average interest rate                       5.05%

                             STATISTICAL INFORMATION

                                                                             (Unaudited)
                                                            1998                                       1997
                                         BALANCE         INTEREST          YIELD       BALANCE       INTEREST        YIELD
                                            Daily average balances and interest rates; (Tax equivalent basis; dollars in thousands)

EARNING ASSETS
  Loans (1)
    Commercial (2)                      $  562,145     $   55,904           9.94%    $  432,579    $   43,732        10.11%
    Real estate (2)                      1,044,336         86,475           8.28%       944,080        78,613         8.33%
    Installment
      and other consumer                   469,021         49,624          10.58%       412,564        42,793        10.37%
    Lease financing (2)                     28,552          2,191           7.67%        18,817         1,449         7.70%
                                        ----------     ----------                    ----------    ----------
      Total loans                        2,104,054        194,194           9.23%     1,808,040       166,587         9.21%
  Investment securities (3)
    Taxable                                336,265         21,108           6.28%       301,022        20,011         6.65%
    Tax-exempt (2)                          62,346          5,837           9.36%        72,258         7,681        10.63%
                                        ----------     ----------                    ----------    ----------
      Total investment securities (3)      398,611         26,945           6.76%       373,280        27,692         7.42%
  Interest-bearing deposits
    with other banks                         4,387            272           6.20%         4,083           253         6.20%
  Federal funds sold and securities
    purchased under agreements
    to resell                                8,307            418           5.03%        11,379           599         5.26%
                                        ----------     ----------                    ----------    ----------
  TOTAL EARNING ASSETS                   2,515,359        221,829           8.82%     2,196,782       195,131         8.88%
NONEARNING ASSETS
  Allowance for loan losses                (28,910)                                     (24,470)
  Cash and due from banks                  107,248                                       94,253
  Accrued interest and other assets        138,824                                       96,508
                                        ----------                                   ----------
  Total assets                          $2,732,521                                   $2,363,073
                                        ==========                                   ==========
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand             $  238,641          5,333           2.23%    $  250,005         5,844         2.34%
    Savings                                566,013         13,300           2.35%       472,180        11,539         2.44%
    Time                                 1,154,832         61,649           5.34%       976,643        52,928         5.42%
                                        ----------     ----------                    ----------    ----------
      Total interest-bearing deposits    1,959,486         80,282           4.10%     1,698,828        70,311         4.14%
  Borrowed funds
    Short-term borrowings                   86,444          4,204           4.86%       111,944         5,518         4.93%
    Long-term borrowings                    75,664          3,961           5.23%        16,782         1,004         5.98%
                                        ----------     ----------                    ----------    ----------
      Total borrowed funds                 162,108          8,165           5.04%       128,726         6,522         5.07%
                                        ----------     ----------                    ----------    ----------
  TOTAL INTEREST-BEARING LIABILITIES     2,121,594         88,447           4.17%     1,827,554        76,833         4.20%
NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits      288,365                                      236,998
  Other liabilities                         26,530                                       24,298
  SHAREHOLDERS' EQUITY                     296,032                                      274,223
                                        ----------     ----------                    ----------    ----------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                $2,732,521                                   $2,363,073
                                        ==========                                   ==========
  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                               $  133,382           4.65%                  $  118,298         4.68%
                                                       ==========      ==========                  ==========    ==========
  NET INTEREST MARGIN                                                       5.30%                                     5.39%
                                                                       ==========                                ==========

                                                       (Unaudited)
                                                           1996
                                         BALANCE         INTEREST          YIELD
                                      Daily average balances and interest rates;
                                     (Tax equivalent basis; dollars in  thousands)

EARNING ASSETS
  Loans (1)
    Commercial (2)                      $  368,838   $   36,817          9.98%
    Real estate (2)                        857,947       70,119          8.17%
    Installment
      and other consumer                   362,164       37,094         10.24%
    Lease financing (2)                     15,653        1,154          7.37%
                                        ----------   ----------
      Total loans                        1,604,602      145,184          9.05%
  Investment securities (3)
    Taxable                                294,898       19,330          6.55%
    Tax-exempt (2)                          83,251        9,314         11.19%
                                        ----------   ----------
      Total investment securities (3)      378,149       28,644          7.57%
  Interest-bearing deposits
    with other banks                         7,736          450          5.82%
  Federal funds sold and securities
    purchased under agreements
    to resell                                9,432          507          5.38%
                                        ----------   ----------
  TOTAL EARNING ASSETS                   1,999,919      174,785          8.74%
NONEARNING ASSETS
  Allowance for loan losses                (21,547)
  Cash and due from banks                   85,993
  Accrued interest and other assets         83,159
                                        ----------
  Total assets                          $2,147,524
                                        ==========
Interest-bearing liabilities
  Deposits
    Interest-bearing demand             $  298,975        6,866          2.30%
    Savings                                372,169        9,317          2.50%
    Time                                   920,474       49,724          5.40%
                                        ----------   ----------
      Total interest-bearing deposits    1,591,618       65,907          4.14%
  Borrowed funds
    Short-term borrowings                   73,095        3,521          4.82%
    Long-term borrowings                     4,301          279          6.49%
                                        ----------   ----------
      Total borrowed funds                  77,396        3,800          4.91%
                                        ----------   ----------
  TOTAL INTEREST-BEARING LIABILITIES     1,669,014       69,707          4.18%
NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits      208,017
  Other liabilities                         23,043
  SHAREHOLDERS' EQUITY                     247,450
                                        ----------   ----------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                $2,147,524
                                        ==========
  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                             $  105,078          4.56%
                                                     ==========       ========
  NET INTEREST MARGIN                                                    5.25%
                                                                      ========

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









                                        FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT


                                                CONSOLIDATED BALANCE SHEETS

                                                                                                 December 31,

                                                                                          1998                   1997
                                                                                          ----                   ----

                                                                                        (Dollars in thousands)
ASSETS
Cash and due from banks                                                               $   136,489        $   142,334
Interest-bearing deposits with other banks                                                  2,498              3,487
Federal funds sold and securities purchased under agreements to resell                      4,921             18,773
Investment securities held-to-maturity
     (market value of $37,214 at December 31, 1998;
             $60,961 at December 31, 1997)                                                 34,920             58,347
Investment securities available-for-sale, at market value
     (cost of $310,264 at December 31, 1998;
             $329,261 at December 31, 1997)                                               313,175            332,617
Loans
     Commercial                                                                           631,906            502,919
     Real estate-construction                                                              72,518             63,308
     Real estate-mortgage                                                               1,042,579            927,985
     Installment                                                                          474,783            439,744
     Credit card                                                                           18,521             17,369
     Lease financing                                                                       29,212             27,260
                                                                                      -----------        -----------
          TOTAL LOANS                                                                   2,269,519          1,978,585
Less
       Unearned income                                                                      2,646              1,554
       Allowance for loan losses                                                           29,684             27,510
                                                                                      -----------        -----------
          Net loans                                                                     2,237,189          1,949,521
Premises and equipment                                                                     50,902             47,013
Goodwill                                                                                   31,416             29,129
Other intangibles                                                                          11,164             11,244
Deferred income taxes                                                                       1,261              3,070
Accrued interest and other assets                                                          47,169             40,576
                                                                                      -----------        -----------
          TOTAL ASSETS                                                                $ 2,871,104        $ 2,636,111
                                                                                      ===========        ===========
LIABILITIES
   Deposits
     Noninterest-bearing                                                              $   323,763        $   314,051
     Interest-bearing                                                                   2,002,833          1,916,127
                                                                                      -----------        -----------
          Total deposits                                                                2,326,596          2,230,178
   Short-term borrowings
     Federal funds purchased and securities sold under agreements to repurchase            44,720             46,638
     Federal Home Loan Bank borrowings                                                     64,000              2,000
     Other                                                                                    643              3,650
                                                                                      -----------        -----------
          Total short-term borrowings                                                     109,363             52,288
   Federal Home Loan Bank long-term borrowings                                            105,335             41,054
   Accrued interest and other liabilities                                                  27,877             26,332
                                                                                      -----------        -----------
          TOTAL LIABILITIES                                                             2,569,171          2,349,852

SHAREHOLDERS' EQUITY
   Common stock -- no par value
     Authorized -- 60,000,000 shares
     Issued -- 36,320,338 shares in 1998
              and 16,558,108 shares in 1997                                               298,285            232,593
   Retained earnings                                                                        5,366             51,973
   Accumulated comprehensive income                                                         1,835              2,094
   Restricted stock awards                                                                   (408)              (338)
   Treasury stock, at cost, 118,638 and 1,319 shares                                       (3,145)               (63)
                                                                                      -----------        -----------
          TOTAL SHAREHOLDERS' EQUITY                                                      301,933            286,259
                                                                                      -----------        -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 2,871,104        $ 2,636,111
                                                                                      ===========        ===========

See Notes to Consolidated Financial Statements.
====================================================================================================================================




                      FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT              11

                                             FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                                                 CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                                  Year Ended December 31,

                                                                                         1998                 1997          1996
                                                                                         ----                 ----          ----

                                                                                   (Dollars in thousands, except per share data)
INTEREST INCOME
   Loans, including fees                                                             $    193,924     $    166,336     $    144,941
   Investment securities
     Taxable                                                                               21,108           20,011           19,330
     Tax-exempt                                                                             3,789            4,986            6,047
                                                                                     ------------     ------------     ------------
      Total investment securities interest                                                 24,897           24,997           25,377
   Interest-bearing deposits with other banks                                                 272              253              450
   Federal funds sold and securities purchased under agreements to resell                     418              599              507
                                                                                     ------------     ------------     ------------
      TOTAL INTEREST INCOME                                                               219,511          192,185          171,275
INTEREST EXPENSE
   Deposits                                                                                80,282           70,311           65,907
   Short-term borrowings                                                                    4,204            5,518            3,521
   Long-term borrowings                                                                     3,961            1,004              279
                                                                                     ------------     ------------     ------------
      TOTAL INTEREST EXPENSE                                                               88,447           76,833           69,707
                                                                                     ------------     ------------     ------------
      NET INTEREST INCOME                                                                 131,064          115,352          101,568
   Provision for loan losses                                                                6,077            4,736            3,433
                                                                                     ------------     ------------     ------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                 124,987          110,616           98,135
NONINTEREST INCOME
   Service charges on deposit accounts                                                     11,949           10,398            9,182
   Trust revenues                                                                          11,975            9,905            8,278
   Investment securities gains (losses)                                                       804               54               (8)
   Other                                                                                    9,613            6,620            4,645
                                                                                     ------------     ------------     ------------
      TOTAL NONINTEREST INCOME                                                             34,341           26,977           22,097
NONINTEREST EXPENSES
   Salaries and employee benefits                                                          49,798           42,385           37,586
   Net occupancy                                                                            5,612            5,025            4,790
   Furniture and equipment                                                                  4,832            4,374            3,911
   Data processing                                                                          5,616            4,960            4,773
   Deposit insurance                                                                          414              375            2,889
   State taxes                                                                              1,744            1,718            1,706
   Amortization of intangibles                                                              4,015            1,326              657
   Other                                                                                   20,708           17,514           14,949
                                                                                     ------------     ------------     ------------
      TOTAL NONINTEREST EXPENSES                                                           92,739           77,677           71,261
                                                                                     ------------     ------------     ------------
      INCOME BEFORE INCOME TAXES                                                           66,589           59,916           48,971
   Income tax expense                                                                      22,483           19,608           15,031
                                                                                     ------------     ------------     ------------
      NET EARNINGS                                                                   $     44,106     $     40,308     $     33,940
                                                                                     ============     ============     ============
NET EARNINGS PER SHARE - BASIC                                                       $       1.21     $       1.11     $       0.96
                                                                                     ============     ============     ============
NET EARNINGS PER SHARE - DILUTED                                                     $       1.21     $       1.10     $       0.96
                                                                                     ============     ============     ============
AVERAGE SHARES OUTSTANDING                                                             36,375,686       36,402,415       35,359,522
                                                                                     ============     ============     ============

See Notes to Consolidated Financial Statements.
====================================================================================================================================




                                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                              Year Ended December 31,

                                                                                     1998            1997         1996
                                                                                     ----            ----         ----

                                                                                               (Dollars in thousands)

NET INCOME                                                                        $ 44,106        $ 40,308       $ 33,940
   Other comprehensive income, net of tax
     Unrealized (losses) gains on securities
      Unrealized holding gains (losses) arising during period                          310             980           (206)
      Less: reclassification adjustment for gains included in net income               569              49             69
                                                                                  --------        --------       --------
   Other comprehensive income                                                         (259)            931           (275)
                                                                                  --------        --------       --------
COMPREHENSIVE INCOME                                                              $ 43,847        $ 41,239       $ 33,665
                                                                                  ========        ========       ========

                      FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT              12




                                        FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         Year Ended December 31,

                                                                                                 1998          1997          1996
                                                                                                 ----          ----          ----

                                                                                                        (Dollars in thousands)

OPERATING ACTIVITIES
   Net earnings                                                                               $  44,106     $  40,308     $  33,940
   Adjustments to reconcile net earnings to net cash provided by operating activities
     Provision for loan losses                                                                    6,077         4,736         3,433
     Provision for depreciation and amortization                                                  7,952         5,204         4,027
     Net amortization of premiums and accretion of discounts
      on investment securities                                                                      301           376           715
     Deferred income taxes                                                                        1,748          (158)          680
     Realized (gains) losses on investment securities                                              (804)          (54)            8
     Originations of mortgage loans held for sale                                              (171,902)      (65,748)      (43,943)
     Gains from sales of mortgage loans held for sale                                            (1,984)         (839)         (667)
     Proceeds from sales of mortgage loans held for sale                                        173,886        66,587        44,610
     Increase in cash surrender value of life insurance                                          (3,236)       (3,264)       (8,159)
     (Increase) decrease in interest receivable                                                  (1,269)         (229)          815
     Decrease (increase) in prepaid expenses                                                        484          (563)         (199)
     Increase (decrease) in accrued expenses                                                        697           920          (338)
     Increase (decrease) in interest payable                                                        447            69          (384)
     Other                                                                                       (3,270)          (97)        1,113
                                                                                              ---------     ---------     ---------
         Net cash provided by operating activities                                               53,233        47,248        35,651
INVESTING ACTIVITIES
   Proceeds from sales of investment securities available-for-sale                               31,766           972         4,984
   Proceeds from calls, paydowns, and maturities of investment
     securities available-for-sale                                                              153,044       127,409       150,957
   Purchases of investment securities available-for-sale                                       (145,422)     (149,707)     (133,449)
   Proceeds from calls, paydowns, and maturities of investment
     securities held-to-maturity                                                                 27,373        22,361        17,594
   Purchases of investment securities held-to-maturity                                           (2,805)       (1,293)       (3,053)
   Net decrease in interest-bearing deposits with other banks                                       989         1,592         1,803
   Net decrease in federal funds sold and
     securities purchased under agreements to resell                                             13,888         5,129        23,426
   Net increase in loans and leases                                                            (257,705)     (164,896)      (96,361)
   Proceeds from disposal of other real estate owned                                              1,818           560         1,765
   Recoveries from loans and leases previously charged off                                        1,050           999         1,173
   Net cash (used) acquired in purchase of financial institutions                               (12,231)      147,963        (6,427)
   Cash acquired in merger with other financial institutions                                          0         8,288         1,845
   Purchases of premises and equipment                                                           (7,504)       (3,438)       (4,381)
                                                                                              ---------     ---------     ---------
         Net cash used in investing activities                                                 (195,739)       (4,061)      (40,124)
FINANCING ACTIVITIES
   Net increase (decrease) in total deposits                                                     43,620        13,906       (15,416)
   Net increase (decrease) in short-term borrowings                                              57,075       (41,491)       35,389
   Proceeds from long-term borrowings                                                            64,698        34,951         5,000
   Principal payments of long-term borrowings                                                      (417)         (403)       (1,314)
   Cash dividends                                                                               (20,330)      (18,958)      (16,341)
   Purchase of common stock                                                                      (8,773)         (282)         (994)
   Proceeds from exercise of stock options                                                          788           657           231
                                                                                              ---------     ---------     ---------
         Net cash provided by (used in) financing activities                                    136,661       (11,620)        6,555
                                                                                              ---------     ---------     ---------
         (Decrease) increase in cash and cash equivalents                                        (5,845)       31,567         2,082
   Cash and cash equivalents at beginning of year                                               142,334       110,767       108,685
                                                                                              ---------     ---------     ---------
         Cash and cash equivalents at end of year                                             $ 136,489     $ 142,334     $ 110,767
                                                                                              =========     =========     =========
SUPPLEMENTAL DISCLOSURES
   Interest paid                                                                              $  87,813     $  76,764     $  70,091
                                                                                              =========     =========     =========
   Income taxes paid                                                                          $  20,720     $  21,030     $  14,919
                                                                                              =========     =========     =========
   Recognition of deferred tax assets (liabilities) attributable to SFAS No. 115              $     187     $    (551)    $     139
                                                                                              =========     =========     =========
   Acquisition of other real estate owned through foreclosure                                 $   1,147     $   1,265     $     375
                                                                                              =========     =========     =========
   Issuance of restricted stock awards                                                        $     220     $     220     $     226
                                                                                              =========     =========     =========

See Notes to Consolidated Financial Statements.
====================================================================================================================================




                     FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT               13


                                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  COMMON      COMMON                           ACCUMULATED  RESTRICTED TREASURY  TREASURY
                                   STOCK      STOCK                  RETAINED COMPREHENSIVE  STOCK      STOCK     STOCK
                                  SHARES      AMOUNT      SURPLUS    EARNINGS    INCOME      AWARDS    SHARES     AMOUNT    TOTAL
                                  ------      ------      -------    --------    ------      ------    ------     ------    -----

                                                 (Dollars in thousands)


Balances at December 31, 1995   13,013,422  $ 104,107   $  13,577   $ 115,102   $ 1,437   $   (48)                        $ 234,175
   Net earnings                                                        33,940                                                33,940
Cash dividends declared
   (Bancorp - $0.46 per share)                                        (16,341)                                              (16,341)
Shares issued in
   F&M Bancorp merger              363,373      2,907      (1,238)      6,023                                                 7,692
Change in unrealized gains
   and (losses), net of income
   tax benefit of $139                                                             (275)                                       (275)
Purchase of common stock                                                                              (30,174)   $  (994)      (994)
Exercise of stock options,
   net of shares purchased           5,589         45         (32)                                      6,934        218        231
Restricted stock awards              6,500         52         174                            (226)
10% stock dividend               1,338,888     10,711      34,644     (45,355)                         (2,667)
Amortization of restricted
   stock awards                                                                                54                                54
                                ----------  ---------   ---------   ---------   -------   -------    --------    -------   --------
Balances at December 31, 1996   14,727,772    117,822      47,125      93,369     1,162      (220)    (25,907)      (776)   258,482
Net earnings                                                           40,308                                                40,308
Cash dividends declared
   (Bancorp - $0.52 per share)                                        (18,958)                                              (18,958)
Shares issued in Hastings
   Financial Corporation merger    322,386      2,579      (1,733)      4,238         1                                       5,085
Change in unrealized gains
   and (losses), net of income
   tax expense of $551                                                              931                                         931
Exercise of stock options,
   net of shares purchased           2,471         38        (168)                                     23,817         787       657
10% stock dividend               1,505,479     12,025      54,896     (66,984)                           (212)                  (63)
Purchase of common stock                                                                               (5,965)       (282)     (282)
Restricted stock awards                                         9                            (220)      6,948         208        (3)
Amortization of restricted
   stock awards                                                                               102                               102
                                ----------  ---------   ---------   ---------   -------   -------    --------     -------   --------
Balances at December 31, 1997   16,558,108    132,464     100,129      51,973     2,094      (338)     (1,319)        (63)  286,259
NET EARNINGS                                                           44,106                                                44,106
CASH DIVIDENDS DECLARED
   (BANCORP - $0.57 PER SHARE)                                        (20,330)                                              (20,330)
CHANGE IN UNREALIZED GAINS
   AND (LOSSES), NET OF INCOME
   TAX BENEFIT OF $187                                                             (259)                                       (259)
PURCHASE OF COMMON STOCK                                                                             (284,894)     (8,773)   (8,773)
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED           6,135     (1,266)       (314)                                     76,494       2,368       788
TRANSFER OF SURPLUS TO COMMON
   STOCK (NO PAR VALUE)                        99,812     (99,812)
2 FOR 1 STOCK SPLIT             16,560,780                                                             (8,563)
10% STOCK DIVIDEND               3,195,315     67,275                 (70,383)                         95,819       3,108
RESTRICTED STOCK AWARDS                                        (3)                           (220)      3,825         215        (8)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                               150                               150
                                ----------  ---------   ---------   ---------   -------   -------    --------     -------   --------
BALANCES AT DECEMBER 31, 1998   36,320,338  $ 298,285   $       0   $   5,366   $ 1,835   $  (408)   (118,638)    $(3,145) $301,933
                                ==========  =========   =========   =========   =======   =======    ========     =======  ========

See Notes to Consolidated Financial Statements.

====================================================================================================================================



                  FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT                  14

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a bank and savings and loan holding company, principally serving western Ohio, eastern and west-central Indiana, and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities, and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 25 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

       Investment securities - Statement of Financial Accounting Standards
(SFAS) No. 115 classifies debt and equity securities in three categories: trading, held-to-maturity and available-for-sale.

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

       Accounting for mortgage servicing rights standards require companies engaging in mortgage banking operations, that is, the selling of mortgage loans, to recognize as separate assets the estimated value of rights to service mortgage loans for others. A company that acquires mortgage servicing rights either through origination or purchase of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to mortgage servicing rights and to loans without mortgage servicing rights based on their relative fair values. This allocation increases the gain or decreases the loss from the sale of the mortgage loans and decreases income in the future as the mortgage servicing rights are amortized against servicing income.

       Allowance for loan losses - The level of the allowance for loan losses (allowance) is based upon management's evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The level maintained is believed by management to be adequate to cover losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged off.

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

       Earnings per share - SFAS No. 128, "Earnings per Share," issued in 1997 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

       Cash flow information - For purposes of the statement of cash flows, Bancorp considers cash and due from banks as cash and cash equivalents.

       Capital - During 1998, Bancorp declared a two-for-one stock split and issued a 10% stock dividend. All share amounts presented in the financial statements have been adjusted to reflect these transactions.



             FIRST FINANCIAL BANCORP      15      1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT


       On August 25, 1998, the Board of Directors authorized the repurchase of up to 5 percent of Bancorp's outstanding common shares. During 1998, Bancorp repurchased 284,894 shares. The Board's authorization was rescinded in conjunction with the announcement of the Sand Ridge Financial Corporation merger agreement.

       Reporting comprehensive income - SFAS No. 130, "Reporting Comprehensive Income," was issued in June, 1997, and was effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a set of financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Bancorp adopted this statement effective January 1, 1998. See the Consolidated Statements of Comprehensive Income.

       Disclosure about segments and related information - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was released in June, 1997, and was effective for fiscal years beginning after December 15, 1997. SFAS No. 131 established standards for reporting information about operating segments. Operating segments are components of a business about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Bancorp operates as one community banking segment in contiguous geographic markets.

       Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.


            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

       Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 1998 and 1997 were approximately $14,118,000 and $21,707,000, respectively.

                         NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 1998, 1997, and 1996:

                                         ACQUISITION                                     SHARES      PURCHASE
                                            DATE              ASSETS       DEPOSITS      ISSUED       PRICE
                                                                (Dollars in thousands)
Purchase transactions
   The Union State Bank                April 1, 1998         $ 68,020     $  52,798                  $ 13,600
   KeyBank Branches                    December 8, 1997        93,486       246,120                    28,837
   Southeastern Indiana Bancorp        June 1, 1997            55,071        46,774                     7,800
   Farmers State Bancorp               December 1, 1996        64,860        56,283                     7,575

Pooling-of-interests
   Hastings Financial Corporation      January 1, 1997         49,989        44,156      322,386
   F&M Bancorp                         April 1, 1996           61,721        53,638      363,373


       On April 1, 1998, Bancorp paid $13.6 million in cash for all the outstanding common stock of The Union State Bank (USB). Upon consummation of the merger, USB was merged into Community First Bank & Trust (Community First) and USB's only office in Payne, Ohio, became a branch office of Community First. The merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements include USB's results of operations from the date of acquisition.

       On December 16, 1998, Bancorp signed a Plan and Agreement of Merger with Sand Ridge Financial Corporation (Sand Ridge) in Highland, Indiana, located near Chicago. Sand Ridge Financial Corporation is a one-bank holding company with $527 million in assets at Sand Ridge Bank, its only subsidiary. When the merger is completed, Sand Ridge Financial Corporation will be dissolved and Sand Ridge Bank will become a wholly owned subsidiary of Bancorp. Subject to regulatory and shareholder approval, the merger is expected to be completed in the second quarter 1999 and will be accounted for using the pooling-of-interests method of accounting.

       On December 31, 1998, Bancorp signed a Plan and Agreement of Merger with Hebron Bancorp, Inc. of Hebron, Kentucky. Hebron Bancorp, Inc. is a one-bank holding company with $107 million in assets at Hebron Deposit Bank, its only subsidiary. Upon consummation of the merger, Bancorp intends to dissolve Hebron Bancorp, Inc. and Hebron Deposit Bank will become a wholly owned subsidiary of Bancorp. Pending regulatory and shareholder approval, the merger is expected to be consummated in the second quarter 1999 and will be accounted for using the pooling-of-interests method of accounting. This represents Bancorp's first association with a Kentucky Bank.



             FIRST FINANCIAL BANCORP      16      1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                            NOTE 4 - LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

                                              1998        1997
                                           (Dollars in thousands)

Direct financing                            $ 21,354    $ 22,097
Leveraged                                      1,302       1,302
Non-recourse debt, principal and interest       (936)       (936)
                                            --------    --------
Net rentals receivable                        21,720      22,463
Estimated residual value of leased assets     12,986      10,580
Less unearned income                           5,494       5,783
                                            --------    --------
  Investment in leases, net                 $ 29,212    $ 27,260
                                            ========    ========


Direct financing lease payments receivable as of December 31, 1998, for the next five years and thereafter are as follows:

                                          (Dollars in thousands)
                  1999                           $ 7,242
                  2000                             6,263
                  2001                             4,677
                  2002                             2,743
                  2003                               428
                  Thereafter                           1


                         NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

                                              1998        1997
                                           (Dollars in thousands)
Land and land improvements                  $   9,756   $  8,896
Buildings                                      49,289     48,109
Furniture and fixtures                         37,335     34,588
Leasehold improvements                          1,305      1,088
Construction in progress                        2,914        676
                                            ---------   --------
                                              100,599     93,357

Less accumulated depreciation
   and amortization                            49,697     46,344
                                            ---------   --------
     TOTAL                                  $  50,902   $ 47,013
                                            =========   ========


        NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

       Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 1998, Bancorp's subsidiaries had retained earnings of $114,430,000 of which $21,273,000 was available for distribution to Bancorp as dividends without prior regulatory approval.


           NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

       In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated financial statements and, accordingly, they are not. Bancorp does not use off-balance-sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments".

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

       Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp has issued standby letters of credit aggregating $17,242,000 and $19,210,000 at December 31, 1998 and 1997, respectively.

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



             FIRST FINANCIAL BANCORP      17      1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $422,481,000 and $335,092,000 at December 31, 1998 and 1997, respectively. Management does not anticipate any material losses as a result of these commitments.


                         NOTE 8 - INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 1998:

                                               HELD-TO-MATURITY                                 AVAILABLE-FOR-SALE

                                  AMORTIZED        UNREALIZED        MARKET       AMORTIZED         UNREALIZED           MARKET
                                    COST        GAINS      LOSSES    VALUE          COST         GAINS      LOSSES       VALUE
                                                                      (Dollars in thousands)

U.S. Treasury securities                                                          $  17,461     $    90                 $ 17,551
Securities of U.S. government
   agencies and corporations                                                         83,923         736    $    (20)      84,639
Mortgage-backed securities        $  8,356     $   249     $ (19)   $  8,586        158,959       1,249         (91)     160,117
Obligations of state and
   other political subdivisions     26,048       2,058        (2)     28,104         31,741         925          (4)      32,662
Other securities                       516           8         0         524         18,180          26           0       18,206
                                  --------     -------     -----    --------      ---------     -------    --------    ---------
     TOTAL                        $ 34,920     $ 2,315     $ (21)   $ 37,214      $ 310,264     $ 3,026    $   (115)   $ 313,175
                                  ========     =======     =====    ========      =========     =======    ========    =========


The following is a summary of investment securities as of December 31, 1997:

                                               HELD-TO-MATURITY                                 AVAILABLE-FOR-SALE

                                  AMORTIZED        UNREALIZED        MARKET       AMORTIZED         UNREALIZED           MARKET
                                    COST        GAINS      LOSSES    VALUE          COST         GAINS      LOSSES       VALUE
                                                   (Dollars in thousands)

U.S. Treasury securities                                                          $  44,732     $   151    $     (4)   $  44,879
Securities of U.S. government
   agencies and corporations                                                        100,041         504         (32)     100,513
Mortgage-backed securities        $ 11,398     $   375     $  (57)  $ 11,716        139,874       1,872        (190)     141,556
Obligations of state and
   other political subdivisions     45,881       2,344        (53)    48,172         26,131         770          (1)      26,900
Other securities                     1,068           5          0      1,073         18,483         286           0       18,769
                                  --------     -------     ------   --------      ---------     -------    --------    ---------
     TOTAL                        $ 58,347     $ 2,724     $ (110)  $ 60,961      $ 329,261     $ 3,583    $   (227)   $ 332,617
                                  ========     =======     ======   ========      =========     =======    ========    =========


       The carrying value of investment securities as of December 31, 1996, by category was as follows: U.S. Treasury $43,537,000, U.S. government agencies and corporations $78,328,000, mortgage-backed $147,664,000, obligations of state and other political subdivisions $82,735,000, and other $17,382,000.

       During the year ended December 31, 1998, available-for-sale securities with a fair value at the date of sale of $31,068,000 were sold. The gross realized gains on such sales totaled $698,000.

       During the year ended December 31, 1997, available-for-sale securities with a fair value at the date of sale of $971,000 were sold. The gross realized gains on such sales totaled $1,000.

       During the year ended December 31, 1996, available-for-sale securities with a fair value at the date of sale of $5,000,000 were sold. The gross realized losses on such sales totaled $16,000.

       There were net investment gains after taxes of $569,000, $49,000 and $69,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The applicable income tax effects were expenses of $235,000 and $5,000 in 1998 and 1997, respectively, and a benefit of $77,000 in 1996.

       The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $192,635,000 at December 31, 1998.

       The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 1998, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                       HELD-TO-MATURITY     AVAILABLE-FOR-SALE

                                       AMORTIZED   MARKET   AMORTIZED   MARKET
                                          COST     VALUE      COST      VALUE
                                          (Dollars in thousands)

Due in one year or less                $  7,012   $  7,200  $  31,049  $  31,185
Due after one year through five years    12,185     12,872    104,852    105,919
Due after five years through ten years   10,675     11,527     46,926     47,579
Due after ten years                       5,048      5,615    127,437    128,492
                                       --------   --------  ---------  ---------
  Total                                $ 34,920   $ 37,214  $ 310,264  $ 313,175
                                       ========   ========  =========  =========



             FIRST FINANCIAL BANCORP      18      1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                                 NOTE 9 - LOANS

Information as to nonaccrual and restructured loans at December 31 was as follows:

                                              1998        1997        1996
                                                 (Dollars in thousands)
Principal balance
  Nonaccrual loans                           $ 6,152     $ 5,257    $ 4,850
  Restructured loans                              78       1,581        890
                                             -------     -------    -------
    Total                                    $ 6,230     $ 6,838    $ 5,740
                                             =======     =======    =======
Interest income effect
  Gross amount of interest that would
    have been recorded at original rate      $   479     $   474    $   717
  Interest included in income                    115         165        371
                                             -------     -------    -------
    NET IMPACT ON INTEREST INCOME            $   364     $   309    $   346
                                             =======     =======    =======


       At December 31, 1998, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

       The balances of other real estate acquired through loan foreclosures, repossessions or other workout situations, net of the related allowance, totaled $221,000, $950,000 and $264,000 at December 31, 1998, 1997 and 1996,
respectively.

       Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                        1998         1997           1996
                                             (Dollars in thousands)

Balance at beginning of year          $ 27,510     $ 22,672      $ 20,437
Allowance acquired through mergers         806        3,013         1,592
Provision for loan losses                6,077        4,736         3,433
Loans charged off                       (5,759)      (3,910)       (3,963)
Recoveries                               1,050          999         1,173
                                      --------     --------      --------
   BALANCE AT END OF YEAR             $ 29,684     $ 27,510      $ 22,672
                                      ========     ========      ========


       The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

       At December 31, 1998, 1997, and 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,304,000, $3,313,000, and $1,935,000, respectively. The related allowance for loan losses on these impaired loans was $1,303,000 at December 31, 1998, $995,000 at December 31, 1997, and $694,000 at December 31, 1996. There were no impaired loans that as a result of write-downs did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended
December 31, 1998, was approximately $3,834,000 versus $3,016,000 for the year ended December 31, 1997, and $1,962,000 for the year ended December 31, 1996. For the years ended December 31, 1998, 1997, and 1996, Bancorp recognized interest income on those impaired loans of $112,000, $22,000, and $54,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

       Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $298,556,000, $222,615,000, and $223,012,000 at December 31, 1998, 1997
and 1996, respectively.

       Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $1,908,000, $1,670,000, and $1,580,000 at December 31, 1998, 1997, and 1996, respectively.


              NOTE 10 - FEDERAL HOME LOAN BANK LONG-TERM BORROWINGS

       Long-term borrowings at December 31, 1998, consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 4.79% to 6.90%, with interest payable monthly. The advances were secured by certain residential mortgage loans with a book value of $648,918,000. The advances mature as follows: $1,000,000 in 1999, $16,480,000 in 2000, $2,576,000 in 2001,
$18,950,000 in 2002, $6,200,000 in 2003, $2,629,000 in 2006, and $57,500,000 in
2008.



             FIRST FINANCIAL BANCORP      19     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                             NOTE 11 - INCOME TAXES

Income tax expense consisted of the following components:

                                      1998      1997     1996
                                        (Dollars in thousands)

Current
  Federal                         $ 19,104    $ 18,928    $ 13,098
  State                              1,391       1,500       1,228
                                  --------    --------    --------
    Total                           20,495      20,428      14,326
Deferred expense (benefit)           1,988        (820)        705
                                  --------    --------    --------
    INCOME TAX EXPENSE            $ 22,483    $ 19,608    $ 15,031
                                  ========    ========    ========


The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:


                                                          1998        1997       1996
                                                              (Dollars in thousands)

 Income taxes computed at federal statutory rate of 35%  $ 23,306   $ 20,970    $ 17,139
 State income taxes, net of federal tax benefit               904        975         798
 Effect of tax-exempt interest                             (1,584)    (2,017)     (2,224)
 Other                                                       (143)      (320)       (682)
                                                         --------   --------    --------
   INCOME TAX EXPENSE                                    $ 22,483   $ 19,608    $ 15,031
                                                         ========   ========    ========

       On August 21, 1996, The Small Business Job Protection Act, which repeals the favorable bad debt deduction method available to savings banks, was signed into law. Bancorp's savings banks were required to change their tax bad debt method to the specific charge-off method effective for the year ending
December 31, 1996. As of December 31, 1996, Bancorp's two savings bank subsidiaries had a bad debt reserve for federal tax purposes of approximately $5,600,000, all of which represents the base year amount. A deferred tax liability has not been recognized for the base year amount. If the savings bank subsidiaries use the base year reserve for any reason other than to absorb loan losses, a tax liability could be incurred. It is not anticipated that the reserve will be used for any other purpose.

       SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 1998, 1997, and 1996. The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                                                         1998         1997
                                                                                      (Dollars in thousands)

Deferred tax assets
  Allowance for loan losses                                                            $  9,187     $  8,288
  Other real estate owned                                                                     2           44
  Postretirement benefits other than pensions liability                                     990          980
  Pension liability                                                                         326          338
  Other                                                                                     683          482
                                                                                       --------     --------
    Total deferred tax assets                                                            11,188       10,132

Deferred tax liabilities
  Tax greater than book depreciation                                                      1,251        1,105
  Leasing activities                                                                      3,489        2,019
  Federal Home Loan Bank stock basis difference                                             958          631
  Deferred loan fees                                                                        782          343
  Purchase accounting basis differences                                                   1,023          614
  Other                                                                                   1,349        1,088
                                                                                       --------     --------
    Total deferred tax liabilities                                                        8,852        5,800
                                                                                       --------     --------
    Net deferred tax asset recognized through the statement of earnings                   2,336        4,332
    Net deferred tax liability from valuation adjustments of investment securities
    available-for-sale, recognized in equity section of balance sheet                    (1,075)      (1,262)
                                                                                       --------     --------
    TOTAL NET DEFERRED TAX ASSET                                                       $  1,261     $  3,070
                                                                                       ========     ========


       SFAS No. 109 requires that a valuation allowance be established if management has evidence that part or all of the deferred tax assets may not be realized. Management has determined that it is more likely than not that all of the deferred tax assets will be realized. Therefore, no valuation allowance is required at this time.



             FIRST FINANCIAL BANCORP      20     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                          NOTE 12 - RISK-BASED CAPITAL

       The Federal Reserve established risk-based capital requirements for U.S. banking organizations which have been adopted by the Office of Thrift Supervision for savings and loan associations. Risk weights are assigned to on- and off-balance sheet items in arriving at risk-adjusted total assets. Regulatory capital is divided by risk-adjusted total assets, with the resulting ratios compared to minimum standards to determine whether a bank has adequate capital.

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

       The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                      December 31,
                                                  1998            1997
                                                 (Dollars in thousands)

Tier 1 capital
  Shareholders' equity                         $   301,933    $   286,259
  Less intangibles                                  40,605         39,169
  Less unrealized net
    securities gains, net of tax                     1,835          2,094
                                               -----------    -----------
    Total Tier 1 capital                       $   259,493    $   244,996
                                               ===========    ===========
Total risk-based capital
  Tier 1 capital                               $   259,493    $   244,996
  Qualifying allowance for loan losses              26,903         23,591
                                               -----------    -----------
    Total risk-based capital                   $   286,396    $   268,587
                                               ===========    ===========
Risk weighted assets                           $ 2,149,489    $ 1,883,335
                                               ===========    ===========

Risk-based ratios
    Tier 1 capital                                    12.1%          13.0%
                                               ===========    ===========
    Total risk-based capital                          13.3%          14.3%
                                               ===========    ===========
    Leverage                                           9.6%          10.5%
                                               ===========    ===========


                        NOTE 13 - EMPLOYEE BENEFIT PLANS

     Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets are administered by the trust departments of First National Bank of Southwestern Ohio (First Southwestern) and Community First Bank & Trust (Community First), both subsidiaries of Bancorp. Plan assets primarily consist of equity and debt mutual funds, stocks, corporate bonds, and money market funds. Approximately 86.7% and 85.9% of plan assets at December 31, 1998 and 1997, respectively, were invested in collective trust funds with First Southwestern. Also included in plan assets was a $100,000 certificate of deposit invested with Community First at each date. The pension plan does not own any shares of Bancorp common stock.

     The following tables set forth information concerning amounts recognized in Bancorp's Consolidated Balance Sheets and Consolidated Statements of Earnings:

                                                        December 31,
                                                     1998          1997
                                                   (Dollars in thousands)

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year            $ 24,393      $ 21,639
Service cost                                          1,769         1,502
Interest cost                                         1,811         1,734
Transfer from merged plan                               320
Actuarial loss                                          894         2,005
Adjustment due to change in settlement rate           1,213         1,019
Benefits paid                                        (2,992)       (3,506)
                                                   --------      --------
Benefit obligation at end of year                    27,408        24,393
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year       23,738        22,627
Actual return on plan assets                          3,128         4,572
Employer contributions                                1,495            45
Transfer from merged plan                               307
Benefits paid                                        (2,992)       (3,506)
                                                   --------      --------
Fair value of plan assets at end of year             25,676        23,738
                                                   --------      --------
Funded status                                        (1,732)         (655)
Unrecognized transition amount                       (1,342)       (1,647)
Unrecognized prior service cost                       1,579         1,831
Unrecognized actuarial loss (gain)                      141          (751)
                                                   --------      --------
NET AMOUNT RECOGNIZED IN THE BALANCE SHEETS
  (ACCRUED BENEFIT LIABILITY)                      $ (1,354)     $ (1,222)
                                                   ========      ========



             FIRST FINANCIAL BANCORP      21     1998 ANNUAL REPORT

         FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                                                    December 31,
                                                  1998          1997

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                     7.00%         7.25%
Expected return on plan assets                    8.00%         8.00%
Rate of compensation increase                     3.50%         3.50%

COMPONENTS OF NET PERIODIC BENEFIT COST


                                                             December 31,

                                                     1998          1997   1996
                                                      (Dollars in thousands)

Service cost                                     $  1,769   $  1,502   $ 1,324
Interest cost                                       1,811      1,734     1,628
Expected return on assets                          (1,900)    (1,765)   (1,738)
Amortization of transition asset                     (305)      (305)     (293)
Amortization of unrecognized prior service cost       252        261       244
Amortization of actuarial loss                                    64
                                                 --------   --------   -------
  NET PERIODIC PENSION COST                      $  1,627   $  1,491   $ 1,165
                                                 ========   ========   =======

     Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the Board of Directors. During 1998, 1997, and 1996 Bancorp contributed $.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $701,000 during 1998, $566,000 during 1997, and $537,000 during 1996.

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

     The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

                                                                            1998        1997
                                                                         (Dollars in thousands)

Benefit obligation at beginning of year                                   $  1,669    $   1,715
Interest cost                                                                  106          127
Plan participants' contributions                                                29           32
Transfer from merged plan                                                                   250
Actuarial gain                                                                (328)        (338)
Benefits paid                                                                  (37)        (117)
                                                                          --------    ---------
Benefit obligation at end of year                                            1,439        1,669
Fair value of plan assets at beginning and end of year                           0            0
                                                                          --------    ---------
Funded status                                                               (1,439)      (1,669)
Unrecognized actuarial gain                                                 (1,282)      (1,044)
Unrecognized prior service cost                                                (33)         (36)
                                                                          --------     --------
  NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS           $ (2,754)    $ (2,749)
                                                                          ========     ========

Net periodic postretirement benefit cost includes the following components:

Interest cost                                                             $    106     $    127
Amortization of unrecognized prior service cost                                 (3)         (34)
Amortization of actuarial gain                                                 (90)         (40)
                                                                          --------     --------
  NET PERIODIC BENEFIT COST                                               $     13     $     53
                                                                          ========     ========


     The discount rate used to determine the accumulated postretirement benefit obligation was 7.00% at December 31, 1998, and 7.25% at December 31, 1997. The assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation are shown in the table to the right.

     If the health care cost trend rate assumptions were increased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1998, would be increased by approximately $121,000. If the health care cost trend rate assumptions were decreased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1998, would be decreased by approximately $109,000.

               1998         1997
1998                        9.00%
1999           8.10%        8.10%
2000           7.30%        7.30%
2001           6.50%        6.60%
2002           6.00%        6.00%
2003           5.50%        5.50%
Thereafter     5.00%        5.00%


             FIRST FINANCIAL BANCORP      22     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                          NOTE 15 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                      1998               1997            1996
                                                                                    (Dollars in thousands, except per share data)

Net income--numerator for basic and diluted earnings per share -
   income available to common stockholders                                       $     44,106       $     40,308      $      33,940
                                                                                 ============       ============      =============
Denominator for basic earnings per share - weighted average shares                 36,375,686         36,402,415         35,359,522
Effect of dilutive securities - employee stock options                                170,858            130,321             44,616
                                                                                 ------------       ------------      -------------
Denominator for diluted earnings per share - adjusted weighted average shares      36,546,544         36,532,736         35,404,138
                                                                                 ============       ============      =============
Basic earnings per share                                                         $       1.21       $       1.11      $        0.96
                                                                                 ============       ============      =============
Diluted earnings per share                                                       $       1.21       $       1.10      $        0.96
                                                                                 ============       ============      =============


                             NOTE 16 - STOCK OPTIONS

     On April 28, 1992, the shareholders of Bancorp approved the 1991 Stock Incentive Plan. This plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,464,100 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the Board of Directors, or a committee thereof, specify, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure.

     Bancorp has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of Bancorp's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Bancorp had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively: risk-free interest rates of 5.59%, 6.72%, and 5.65%; dividend yields of 2.45%, 3.67%, and 3.57%; volatility factors of the expected market price of Bancorp's common stock of 0.193, 0.195, and 0.206; and a weighted average expected life of the options of 4.20, 7.57, and 5.45 years.

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

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:

                                       1998        1997        1996
                              (Dollars in thousands, except per share data)

Pro forma net earnings                $43,321     $39,946     $33,686
                                      =======     =======     =======
Pro forma earnings per share          $  1.20     $  1.10     $  0.95
                                      =======     =======     =======

Activity in the above plan for 1998, 1997, and 1996 is summarized as follows:

                                                   1998                             1997                          1996

                                       NUMBER OF        OPTION          NUMBER OF         OPTION         NUMBER OF       OPTION
                                        SHARES          PRICE            SHARES           PRICE           SHARES         PRICE

Outstanding at beginning of year        411,336                          371,505                         332,946
Granted                                 190,661     $ 22.05-24.94        118,028       $12.86-15.19      128,330      $ 12.58-13.05
Exercised                              (122,197)    $  8.25-13.05        (76,987)      $ 8.50-13.05      (79,488)     $  8.51-12.17
Cancelled                                                                 (1,210)      $      12.86       (2,662)     $       13.05
Expired                                                                                                   (7,621)     $       12.17
                                      ---------                        ---------                       ---------
  OUTSTANDING AT END OF YEAR            479,800     $  8.25-24.94        411,336       $ 8.25-15.19      371,505      $  8.25-13.05
                                      =========                        =========                       =========
  EXERCISABLE AT END OF YEAR            289,118                          294,455       $ 8.25-13.05      263,142      $  8.25-12.49
                                      =========                        =========                       =========
  AVAILABLE FOR FUTURE GRANT UNDER
    THE 1991 STOCK INCENTIVE PLAN       618,409                          819,300                         953,619
                                      =========                        =========                       =========
  WEIGHTED-AVERAGE FAIR VALUE OF
    OPTIONS GRANTED DURING THE YEAR   $    4.28                        $    2.82                       $    2.50
                                      =========                        =========                       =========



             FIRST FINANCIAL BANCORP      23     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                       NOTE 17 - LOANS TO RELATED PARTIES

       Loans to directors, executive officers, principal holders of Bancorp's common stock, and certain related persons totaled $27,674,000 and $30,692,000 at December 31, 1998 and 1997, respectively.

       Activity of these loans was as follows:

                                                      1998           1997

                                                    (Dollars in thousands)

             Beginning balance                    $    30,692    $    16,058
             Additions                                  9,545         20,502
             Collected                                 12,563          5,868
             Charged off                                    0              0
                                                  -----------    -----------
               Ending balance                     $    27,674    $    30,692
                                                  -----------    -----------
               Loans 90 days past due             $         0    $         0
                                                  ===========    ===========

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

                        NOTE 18 - SHAREHOLDER RIGHTS PLAN

       Bancorp has a "shareholder rights plan" under which the holders of Bancorp's common stock are entitled to receive one "right" per share held.

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

       In the event of such a distribution, each "right" would entitle the holder to purchase, at an exercise price of $45, one share of common stock of the corporation. Subject to the "exchange option" described below, if a person or group acquires 30 percent or more of Bancorp's outstanding common shares or is declared an "adverse person" by the Board of Directors of the corporation, each "right" would entitle the holder to purchase, at an exercise price of $45, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any "rights" held by an "acquiring person" or an "adverse person" could not be exercised.

       Additionally, each "right" holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the "right," should either of the following happen after a person becomes an "acquiring person:" 1) Bancorp is acquired in a merger or other transaction - other than a merger which the independent directors determine to be in the best interest of Bancorp and its shareholders, or 2) 50 percent or more of Bancorp's assets or earning power is sold or transferred.

       At any time after any person becomes an "acquiring person" or an "adverse person," the plan gives Bancorp's board of directors the option (the "exchange option") to exchange all or part of the outstanding "rights" (except "rights" held by an "acquiring person" or an "adverse person") for shares of Bancorp's common stock at an exchange ratio of 0.9 shares of common stock per "right." In the event that Bancorp's board of directors adopts the "exchange option," each "right" would only entitle the holder thereof to receive 0.9 shares of common stock per "right." Any partial exchange would be effected pro rata based on the number of "rights" held by each holder of "rights" included in the exchange.

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


             FIRST FINANCIAL BANCORP      24     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

         NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


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

       Commitments to extend credit and standby letters of credit - Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate, and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp's market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. Refer to Note 7 for additional information.

       Bancorp does not carry financial instruments which are held or issued for trading purposes.

       The estimated fair values of Bancorp's financial instruments at December 31 were as follows:

                                                          1998                            1997

                                                 CARRYING          FAIR          CARRYING         FAIR
                                                   VALUE           VALUE          VALUE           VALUE

                                                                 (Dollars in thousands)

Financial assets

  Cash and short-term investments               $  143,908      $  143,908      $  164,594      $  164,594
  Investment securities held-to-maturity            34,920          37,214          58,347          60,961
  Investment securities available-for-sale         313,175         313,175         332,617         332,617
  Loans

    Commercial                                     631,906         630,032         502,919         498,755
    Real estate-construction                        72,518          72,271          63,308          63,304
    Real estate-mortgage                         1,042,579       1,054,598         927,985         951,183
    Installment, net of unearned income            472,137         471,801         438,190         434,341
    Credit card                                     18,521          18,527          17,369          17,437
    Leasing                                         29,212          30,828          27,260          28,628
    Less allowance for loan losses                  29,684                          27,510
                                                 ---------       ---------       ---------       ---------
      Net loans                                  2,237,189       2,278,057       1,949,521       1,993,648
  Accrued interest receivable                       22,291          22,291          20,293          20,293

Financial liabilities
  Deposits

    Noninterest-bearing                            323,763         323,763         314,051         314,051
    Interest-bearing demand                        243,082         243,082         281,151         281,151
    Savings                                        596,685         596,685         521,372         521,372
    Time                                         1,163,066       1,165,824       1,113,604       1,113,061
                                                 ---------       ---------       ---------       ---------
      Total deposits                             2,326,596       2,329,354       2,230,178       2,229,635
  Short-term borrowings                            109,363         109,363          52,288          52,288
  Long-term borrowings                             105,335         102,977          41,054          37,751
  Accrued interest payable                           8,050           8,050           7,415           7,415

             FIRST FINANCIAL BANCORP      25     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

 NOTE 20 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                            December 31,
                                                         1998          1997
                                                       (Dollars in thousands)

Assets
  Cash                                                 $ 40,414      $ 37,429
  Investment in subsidiaries
     Commercial banks                                   224,253       216,371
     Savings banks                                       31,440        28,464
                                                       --------      --------
       Total investment in subsidiaries                 255,693       244,835
  Bank premises and equipment                               286             0
  Other assets                                           11,979         9,332
                                                       --------      --------
       Total assets                                    $308,372      $291,596
                                                       ========      ========
Liabilities
  Dividends payable                                    $  5,435      $  4,967
  Other liabilities                                       1,004           370
                                                       --------      --------
       Total liabilities                                  6,439         5,337
Shareholders' equity                                    301,933       286,259
                                                       --------      --------
       Total liabilities and shareholders' equity      $308,372      $291,596
                                                       ========      ========

STATEMENTS OF EARNINGS

                                                                                                    Year Ended December 31,
                                                                                                1998           1997         1996
                                                                                                     (Dollars in thousands)

Income

   Interest income                                                                            $     56       $     24     $     29
   Dividends from subsidiaries                                                                  51,173         45,811       31,211
                                                                                              --------       --------     --------
       Total income                                                                             51,229         45,835       31,240
EXPENSES

   Salaries and employee benefits                                                                2,589          1,198        1,091
   Other                                                                                         2,000          1,945          955
                                                                                              --------       --------     --------
       Total expenses                                                                            4,589          3,143        2,046
                                                                                              --------       --------     --------
       Income before income taxes and equity in undistributed net earnings of subsidiaries      46,640         42,692       29,194
Income tax benefit                                                                                (949)          (768)        (282)
                                                                                              --------       --------     --------
       Income before equity in undistributed net earnings of subsidiaries                       47,589         43,460       29,476
Equity in undistributed net earnings of subsidiaries                                            (3,483)        (3,152)       4,464
                                                                                              --------       --------     --------
       Net earnings                                                                           $ 44,106       $ 40,308     $ 33,940
                                                                                              ========       ========     ========


             FIRST FINANCIAL BANCORP      26     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
                                                                                             1998          1997            1996
                                                                                                  (Dollars in thousands)

Operating activities

   Net earnings                                                                            $ 44,106       $ 40,308       $ 33,940
   Adjustments to reconcile net earnings to net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                                    3,483          3,152         (4,464)
      Provision for amortization                                                                 32             13             14
      Deferred income taxes                                                                     173            (71)            91
      Increase in dividends payable                                                             468            558            505
      Increase (decrease) in accrued expenses                                                   605           (749)          (185)
      (Increase) decrease in receivables                                                     (2,792)         2,865         (2,865)
                                                                                           --------       --------       --------
        Net cash provided by operating activities                                            46,075         46,076         27,036
Investing activities

   Securities purchased under agreements to resell to affiliates                                                           15,000
   Capital contributions to subsidiaries                                                     (1,200)       (39,400)        (1,300)
   Purchase of subsidiary                                                                   (13,600)        (7,800)        (7,575)
   Other                                                                                         25             33             75
                                                                                           --------       --------       --------
        Net cash (used in) provided by investing activities                                 (14,775)       (47,167)         6,200
Financing activities

   Cash dividends                                                                           (20,330)       (18,958)       (16,341)
   Purchase of common stock                                                                  (8,773)          (282)          (994)
   Proceeds from exercise of stock options, net of shares purchased                             788            657            231
                                                                                           --------       --------       --------
     Net cash used in financing activities                                                  (28,315)       (18,583)       (17,104)
                                                                                           --------       --------       --------
        Increase (decrease) in cash                                                           2,985        (19,674)        16,132
        Cash at beginning of year                                                            37,429         57,103         40,971
                                                                                           --------       --------       --------
        Cash at end of year                                                                $ 40,414       $ 37,429       $ 57,103
                                                                                           ========       ========       ========

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors and Shareholders
First Financial Bancorp.

       We have audited the accompanying consolidated balance sheets of First Financial Bancorp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, statements of comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


       /s/ Ernst & Young LLP

       Cincinnati, Ohio
       January 15, 1999


             FIRST FINANCIAL BANCORP      27     1998 ANNUAL REPORT

                   FIRST FINANCIAL BANCORP 1998 ANNUAL REPORT

                  QUARTERLY FINANCIAL AND COMMON STOCK DATA (1)

                                                             (Unaudited)

                                                           THREE MONTHS ENDED

                                            MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31

                                                (Dollars in thousands, except per share data)

1998
   Interest income                          $ 52,688      $ 54,578       $ 55,841      $ 56,404
   Interest expense                           21,217        21,823         22,884        22,523
                                            --------      --------       --------      --------
     Net interest income                      31,471        32,755         32,957        33,881
   Provision for loan losses                   1,250         1,198          1,618         2,011
   Noninterest income

     Investment securities gains                  44           293            157           310
     All other                                 7,761         7,585          8,336         9,855
   Noninterest expenses                       22,592        22,744         23,012        24,391
                                            --------      --------       --------      --------
     Income before income taxes               15,434        16,691         16,820        17,644
   Income tax expense                          5,331         5,623          5,644         5,885
                                            --------      --------       --------      --------
     Net earnings                           $ 10,103      $ 11,068       $ 11,176      $ 11,759
                                            ========      ========       ========      ========
   Per share

     Net earnings - basic                   $   0.28      $   0.30       $   0.31      $   0.32
                                            ========      ========       ========      ========
     Net earnings - diluted                 $   0.27      $   0.30       $   0.31      $   0.32
                                            ========      ========       ========      ========
     Cash dividends paid                    $   0.14      $   0.14       $   0.14      $   0.14
                                            ========      ========       ========      ========
     Market price

      High bid                              $  26.70      $  28.98       $  26.70      $  31.00
                                            ========      ========       ========      ========
      Low bid                               $  21.82      $  23.41       $  22.73      $  25.00
                                            ========      ========       ========      ========

1997

   Interest income                          $ 45,369      $ 47,267       $ 48,918      $ 50,631
   Interest expense                           18,131        18,814         19,658        20,230
                                            --------      --------       --------      --------
     Net interest income                      27,238        28,453         29,260        30,401
   Provision for loan losses                     860         1,123          1,076         1,677
   Noninterest income

     Investment securities gains (losses)          9            (2)            22            25
     All other                                 6,178         6,232          7,068         7,445
   Noninterest expenses                       18,520        18,711         20,146        20,300
                                            --------      --------       --------      --------
     Income before income taxes               14,045        14,849         15,128        15,894
   Income tax expense                          4,631         4,835          4,898         5,244
                                            --------      --------       --------      --------
     Net earnings                           $  9,414      $ 10,014       $ 10,230      $ 10,650
                                            ========      ========       ========      ========
   Per share

     Net earnings - basic                   $   0.26      $   0.28       $   0.28      $   0.29
                                            ========      ========       ========      ========
     Net earnings - diluted                 $   0.26      $   0.27       $   0.28      $   0.29
                                            ========      ========       ========      ========
     Cash dividends paid                    $   0.12      $   0.12       $   0.12      $   0.14
                                            ========      ========       ========      ========
     Market price
      High bid                              $  15.19      $  17.15       $  23.07      $  22.95
                                            ========      ========       ========      ========
      Low bid                               $  12.60      $  13.95       $  16.12      $  21.14
                                            ========      ========       ========      ========


The stock of First Financial Bancorp. is listed with the National Association of Securities Dealers, Inc. (NASDAQ), under the symbol FFBC.

(1) First Financial Bancorp's per share data and market price information is stated as if the two-for-one stock split declared in 1998 and the 10.0% stock dividends declared in 1997 and 1998 occurred January 1, 1997.

--------------------------------------------------------------------------------

             FIRST FINANCIAL BANCORP      28     1998 ANNUAL REPORT