Form 10-K, Exhibit 13
period 1999-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2000-03-21
CIK 708955

                                                                      Exhibit 13



                                MISSION STATEMENT


To provide a balanced offering of innovative, quality differentiated financial products and extraordinary customer service to our clientele.

To safeguard the interests of our depositors.

To maximize the return on investment to our shareholders by consistently earning the highest possible returns, while being ever mindful of the associated ethical and moral considerations necessary to ensure the Bancorp's financial stability and long-term independence.

To promote the economic growth and development of the communities we serve.

To provide a stimulating work environment and optimal career path potential for all Bancorp associates in order to instill the highest level of commitment and dedication to First Financial Bancorp and our varied constituencies.

SHAREHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at the Fitton Center for Creative Arts
101 South Monument Avenue
Hamilton, Ohio
Tuesday, April 25, 2000, 2:00 p.m.


FORM 10-K
For copies of First Financial Bancorp's
Form 10-K write to:
Michael R. O'Dell
Chief Financial Officer
First Financial Bancorp
300 High Street,  P.O. Box 476
Hamilton, OH 45012-0476
513-867-4951
513-867-3112 (FAX)
Terri.Ziepfel@FFBC-OH.com (e-mail)

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948
908-497-2310 (FAX)


NASDAQ OTC
NATIONAL MARKET
Common Stock Symbol: FFBC


DIRECTORS
  Barry J. Levey, Chairman of the Board,
  First Financial; Retired Ohio State Senator,
  4th District; Retired Partner,
  Frost & Jacobs -- Middletown, Attorneys-at-Law.

  Stanley N. Pontius, President and Chief Executive Officer,
  First Financial, and Chairman of the Board, First Southwestern.

  Richard L. Alderson, Partner, Real Estate Investment and Development.

  Martin J. Bidwell, President, Magnode Corp.

  Don M. Cisle, President, Don S. Cisle Contractor, Inc.

  Dan R. Dalton, Dean, Kelley School of Business, Indiana University.

  Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law.

  Carl R. Fiora, Retired President and Chief Executive Officer,
  Armco Steel Co., L.P.

  James C. Garland, President, Miami University, Oxford, Ohio.

  F. Elden Houts, Chairman of the Board, Community First Bank & Trust.

  Murph Knapke, Owner, Knapke
  Law Office, Attorney-at-Law.

  Bruce E. Leep, Chairman and Chief Executive Officer, Sand Ridge Bank.

  Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co., L.P.A.

  Barry S. Porter, Chief Financial Officer,
  The Ohio Casualty Corp.

  Steven C. Posey, President, Posey Management Corp.

  Perry D. Thatcher, President and CEO, Ample Industries, Inc.


DIRECTORS EMERITI
  Arthur W. Bidwell, Thomas C. Blake,
  Merle F. Brady, Don S. Cisle, Jr.,
  Edward N. Dohn, Richard J. Fitton, Vaden Fitton,
  Robert M. Jones, Charles T. Koehler, Robert W. Long,
  Joseph L. Marcum, Robert Q. Millan, Frank C. Neal,
  James L. Pease, Jr., C. Wesley Rowles,
  Joel H. Schmidt, Hon. C. William Verity, Jr.


OFFICERS
President and Chief Executive Officer
  Stanley N. Pontius

Senior Vice President
  Mark W. Immelt

Senior Vice President, Human Resources
  Brian D. Moriarty

Senior Vice President, Chief Financial Officer, and Secretary
  Michael R. O'Dell

Senior Vice President, Consumer Banking
and Operations
  Michael T. Riley

First Vice President, Investments
  Gary A. Eppley

First Vice President, Comptroller
  C. Douglas Lefferson

Vice President, Business Development
  Cheryl R. Lipp

Acting Chief Lending Officer
  Howard Stammen

Compliance Officer
  Terence M. Fitz

Auditor
  Daniel C. Mergy

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

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

       Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 1999, Bancorp owned seventeen subsidiaries located in western Ohio, Indiana, northern Kentucky and southern Michigan. These subsidiaries include thirteen commercial banks, two savings banks, one finance company and a service corporation.

       On November 23, 1999, the board of directors declared a 10% stock dividend to be distributed on January 3, 2000, to shareholders of record as of December 3, 1999. All per-share data has been restated to reflect the stock dividend. In addition, the Board declared a quarterly cash dividend of 15 cents per share for each post-stock-dividend share, also payable January 3, 2000, to shareholders of record as of December 3, 1999.

       The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp's financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on Pages 12 through 31.


RECENT MERGERS AND ACQUISITIONS

       On June 30, 1999, Union Trust Bank (Union Trust), a wholly owned subsidiary of Bancorp, merged into Community First Bank & Trust (Community First), also a wholly owned subsidiary of Bancorp. Upon completion of the merger, Union Trust's three offices located in Randolph County, Indiana, became offices of Community First.

       On June 1, 1999, Bancorp issued 5,114,878 shares of its common stock for all the outstanding common stock of Sand Ridge Financial Corporation (SRFC). Upon consummation of the merger, SRFC was merged out of existence and its only subsidiary, Sand Ridge Bank, became a wholly owned subsidiary of Bancorp. Sand Ridge Bank operates five offices, an operations center, and a network of 17 ATMs in Lake County, Indiana. Its main office is located in Highland, Indiana, which is about 20 miles southeast of Chicago. The merger was accounted for using the pooling-of-interests method of accounting; and, accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the merger to include the accounts and operations of SRFC.

       On June 1, 1999, Bancorp issued 1,222,599 shares of its common stock for all the outstanding common stock of Hebron Bancorp, Inc. (HBI). Upon consummation of the merger, HBI was merged out of existence and HBI's only subsidiary, Hebron Deposit Bank, became a wholly owned subsidiary of Bancorp. Hebron Deposit Bank has three offices located in Boone County in northern Kentucky. This merger represents Bancorp's first association with a Kentucky bank. The merger was accounted for using the pooling-of-interests method of accounting; and, accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the merger to include the accounts and operations of HBI.


OTHER STRATEGIC INITIATIVES

       Bancorp formed First Financial Bancorp Service Corporation (Service Corporation) on June 1, 1999. The Service Corporation was formed to provide support services to Bancorp's other affiliates. Services include information systems, bankcard and ATM services, items processing, deposit services, lock box operations, mail and messenger services and the Y2K project office.

       The success of community banking depends largely on the ability to deliver quality customer service. Technological advances will play an increasingly significant role in Bancorp's growth and ability to deliver products and services to its customers. By forming the Service Corporation, Bancorp intends to keep operations strong and reliable while maximizing its return from future investments in technology and operations.


OVERVIEW OF OPERATIONS

       Bancorp's net earnings before merger and restructuring charges increased 9.43% to $55,777,000, compared to net earnings of $50,972,000 during 1998.
Excluding the merger and restructuring charges, Bancorp's diluted earnings per share increased 10.2%, from $1.08 during 1998 to $1.19 during 1999. The merger and restructuring charges relate to the mergers with Hebron Bancorp, Inc. and Sand Ridge Financial Corporation and the consolidation of some operational functions. The charge related to the operational functions involved the sale of several facilities, the more effective use of other existing properties, the merger of Union Trust into Community First and the discontinuance of an accounts receivable financing product. (See Note 21 of the Notes to Consolidated Financial Statements for more information about the restructuring charges.)

       Bancorp's adjusted diluted earnings per share on a "cash basis," which excludes the effect of amortization of goodwill and core deposits (tax affected when applicable), and merger and restructuring charges, were $1.24 for 1999, which is an 8.77% increase over 1998.

       Including merger and restructuring charges, Bancorp's net earnings for 1999 were $50,323,000, a 1.27% decrease from 1998's net earnings. Diluted net earnings per share were $1.07, or a 0.93% decrease from 1998 earnings per share.

       Bancorp's net earnings during 1998 were $50,972,000 or $1.08 per share on a diluted basis, representing an 8.84% increase over 1997 net earnings and a 9.09% increase over 1997 earnings per share on a diluted basis.

       Bancorp's diluted earnings per share on a "cash basis" for 1998 were $1.14, which is a 10.5% increase over 1997 earnings per share on a "cash basis."

       Bancorp's return on equity for 1999, excluding the merger and restructuring charges, was 15.2%, which compares to 14.6% for both 1998 and 1997. Bancorp's return on assets for 1999, again excluding merger and restructuring charges, was 1.51%. This compares with return on asset ratios of 1.53% and 1.61% for 1998 and 1997, respectively. Including the merger and restructuring charges, Bancorp's return on equity for 1999 was 13.8% and its return on assets was 1.37%.


NET INTEREST INCOME

       Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1995 through 1999 is shown in Table 1. For analytical purposes, interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

       The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates


                  FIRST FINANCIAL BANCORP 1 1999 ANNUAL REPORT

                        TABLE 1 - FINANCIAL SUMMARY

                                                  1999          1998          1997         1996           1995
                                                          (Dollars in thousands, except per share data)

SUMMARY OF OPERATIONS
Interest income                               $  282,398    $  262,670    $  231,993    $  207,539    $  187,844
Tax equivalent adjustment                          5,246         4,862         4,927         5,120         5,785
                                               ---------     ---------     ---------     ---------     ---------
  Interest income - tax equivalent               287,644       267,532       236,920       212,659       193,629
Interest expense                                 117,194       110,434        96,576        87,827        80,803
                                               ---------     ---------     ---------     ---------     ---------
  NET INTEREST INCOME - TAX EQUIVALENT        $  170,450    $  157,098    $  140,344    $  124,832    $  112,826
                                               =========     =========     =========     =========     =========

Interest income                               $  282,398    $  262,670    $  231,993    $  207,539    $  187,844
Interest expense                                 117,194       110,434        96,576        87,827        80,803
                                               ---------     ---------     ---------     ---------     ---------
  Net interest income                            165,204       152,236       135,417       119,712       107,041
Provision for loan losses                          9,232         8,247         6,656         5,029         3,436
Noninterest income                                41,312        39,512        31,295        25,747        24,011
Noninterest expenses                             120,661       107,845        91,229        82,818        75,035
                                               ---------     ---------     ---------     ---------     ---------
  Income before income taxes                      76,623        75,656        68,827        57,612        52,581
Income tax expense                                26,300        24,684        21,995        17,525        15,619
                                               ---------     ---------     ---------     ---------     ---------
  Net earnings                                $   50,323(2) $   50,972    $   46,832    $   40,087(3) $   36,962
                                               =========     =========     =========     =========     =========

Tax equivalent basis was
  calculated using a 35.0%
  tax rate in all years
  presented

PER SHARE DATA (1)
   NET EARNINGS - BASIC                       $     1.07    $     1.08    $     1.00    $     0.87    $     0.85
                                               =========     =========     =========     =========     =========
   NET EARNINGS - DILUTED                     $     1.07    $     1.08    $     0.99    $     0.87    $     0.85
                                               =========     =========     =========     =========     =========
Cash dividends declared
   First Financial Bancorp                    $     0.57    $     0.52    $     0.47    $     0.42    $     0.36
   Sand Ridge Financial Corporation(4)        $     4.75    $    18.00    $    17.00    $    16.00    $    15.00
   Hebron Bancorp, Inc.(5)                    $     1.50    $     5.50    $     5.00    $     4.00    $     2.50

Average common shares outstanding -
   basic (in thousands)                           46,849        46,984        47,014        45,868        43,540

SELECTED YEAR-END BALANCES
Total assets                                  $3,940,693    $3,538,869    $3,189,663    $2,775,819    $2,588,120
Earning assets                                 3,572,755     3,253,574     2,911,760     2,562,674     2,396,749
Investment securities held-to-maturity            31,765        37,782        62,511        84,255        98,781
Investment securities available-for-sale         490,126       550,394       503,936       432,574       435,507
Loans, net of unearned income                  3,036,376     2,654,146     2,322,953     2,025,867     1,838,278
Deposits                                       2,991,213     2,872,067     2,692,688     2,323,772     2,202,750
Noninterest-bearing demand deposits              408,712       392,999       370,960       289,260       267,915
Interest-bearing demand deposits                 314,735       307,752       338,968       375,848       357,568
Savings deposits                                 778,405       758,808       655,719       518,888       494,420
Time deposits                                  1,489,361     1,412,508     1,327,041     1,139,776     1,082,847
Long-term borrowings                             161,799       120,777        46,570         6,506         2,820
Shareholders' equity                             372,539       358,265       336,256       301,975       272,818

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                  98.28%        89.07%        89.04%        85.76%        86.20%
Net charge-offs to loans                            0.20%         0.24%         0.18%         0.27%         0.10%
Shareholders' equity to
  Total assets                                      9.93%        10.46%        11.04%        10.89%        10.33%
  Deposits                                         12.61%        12.64%        13.29%        12.86%        12.19%
Return on Assets                                    1.37%         1.53%         1.61%         1.51%         1.54%
Return on Equity                                   13.75%        14.59%        14.63%        13.90%        14.93%
Net interest margin (tax equivalent basis)          4.98%         5.07%         5.17%         5.04%         5.02%

(1) First Financial Bancorp's per share data has been restated for all stock dividends, stock splits, and material pooling-of-interests mergers through 1999.
(2) 1999 net earnings includes $6,930,000 ($5,454,000 after tax) in merger and restructuring charges.
(3) 1996 net earnings includes the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund which reduced earnings by 4.0%.
(4) Sand Ridge Financial Corporation was the parent company of Sand Ridge Bank and was merged out of existence on June 1, 1999.
(5) Hebron Bancorp, Inc. was the parent company of Hebron Deposit Bank and was merged out of existence on June 1, 1999.


                  FIRST FINANCIAL BANCORP   2   1999 ANNUAL REPORT
and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on Page 12.

       Tax equivalent interest income was $287,644,000 in 1999, an increase of $20,112,000 or 7.52% over 1998. The increase was due to an increase of $324,991,000 in the volume of earning assets, from an average of $3,096,940,000 during 1998 to $3,421,931,000 during 1999. Average outstanding loan balances increased $391,260,000, while investment securities and other instruments decreased $66,269,000. The increase due to volume was partially offset by a 23-basis-point (a basis point equals 0.01%) decrease in average yields earned on total earning assets, from 8.64% during 1998 to 8.41% during 1999.

       Total interest expense was $117,194,000 in 1999, an increase of $6,760,000 over 1998. This was due to an increase of $299,230,000 in total interest-bearing liabilities, from an average of $2,611,140,000 during 1998 to an average of $2,910,370,000 during 1999. The increase due to volume was partially offset by a 20-basis-point decrease in the average rate paid for deposits and borrowings, from 4.23% during 1998 to 4.03% during 1999.

       Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, increased $13,352,000 during 1999. The increased interest income was greater than the increased interest expense, thereby causing net interest income to increase.

       The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. Although the average rate paid for deposits and borrowed money decreased from 4.23% during 1998 to 4.03% for 1999, the average rate earned on loans and investments decreased more. The average rate earned during 1998 was 8.64%, compared to an average rate of 8.41% during 1999. The result was a decrease in the interest rate spread and the net interest margin. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.38% for 1999 and 4.41% for 1998, a difference of three basis points. The net interest margin (net interest income on a tax equivalent basis divided by average earning assets) decreased nine basis points, from 5.07% during 1998 to 4.98% during 1999.

       Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 1999, 1998, and 1997 was $8,269,000, $6,799,000, and
$5,328,000, respectively.


NONINTEREST INCOME AND NONINTEREST EXPENSES

       A listing of noninterest income and noninterest expenses for 1999, 1998, and 1997 is shown in Table 3. Although the mergers that occurred during 1998 and 1997 did not materially affect net earnings, they influenced the individual line items for noninterest income and expense. Affiliates that joined Bancorp during 1998 and 1997 are included in the Consolidated Statements of Earnings starting with their date of acquisition. The mergers that occurred during 1999 were accounted for using the pooling-of-interests method of accounting, and the consolidated financial statements for prior years were restated to include account balances and results of operations for the companies acquired.


            TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS(1)

                                                        1999 CHANGE FROM 1998 DUE TO           1998 CHANGE FROM 1997 DUE TO
                                                  VOLUME           RATE            TOTAL      VOLUME       RATE        TOTAL
                                                                            (Dollars in thousands)

INTEREST INCOME
  Loans                                         $ 34,513        $ (9,863)        $ 24,650    $ 28,912    $    232    $ 29,144
  Investment securities (2)
    Taxable                                       (5,215)            (15)          (5,230)      4,386      (1,790)      2,596
    Tax-exempt                                     1,979            (895)           1,084       1,120      (1,348)       (228)
                                                ---------       ---------        ---------   --------    ---------   ---------
      Total investment securities interest(2)     (3,236)           (910)          (4,146)      5,506      (3,138)      2,368
   Interest-bearing deposits with other banks        113             (65)              48          19           1          20
   Federal funds sold and securities
     purchased under agreements to resell           (343)            (97)            (440)       (809)       (111)       (920)
                                                ---------       ---------        ---------   --------    ---------   ---------
      TOTAL                                       31,047         (10,935)          20,112      33,628      (3,016)     30,612

INTEREST EXPENSE
   Interest-bearing demand deposits                 (136)           (623)            (759)       (225)       (355)       (580)
   Savings deposits                                1,902          (1,529)             373       2,680        (694)      1,986
   Time deposits                                   1,806          (4,458)          (2,652)     10,894      (1,013)      9,881
   Short-term borrowings                           7,037             115            7,152        (578)       (125)       (703)
   Long-term borrowings                            2,735             (89)           2,646       3,471        (197)      3,274
                                                ---------       ---------        ---------   --------    ---------   ---------
      TOTAL                                       13,344          (6,584)           6,760      16,242      (2,384)     13,858
                                                ---------       ---------        ---------   --------    ---------   ---------
      NET INTEREST INCOME                       $ 17,703        $ (4,351)        $ 13,352    $ 17,386    $   (632)   $ 16,754
                                                =========       =========        =========   ========    =========   =========

(1)    Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.



                  FIRST FINANCIAL BANCORP   3   1999 ANNUAL REPORT

       The purchase of 11 branches from KeyBank National Association closed on December 8, 1997. The assumption of $246 million in deposits and the purchase of $60 million in loans were included in the branch purchase. Income and expense for a full year are therefore reported in the Consolidated Statements of Earnings for the first time in 1998, since the purchase had only a minor influence on 1997 earnings.

NONINTEREST INCOME

       1999 vs. 1998. Total noninterest income, exclusive of securities gains or losses, increased by $2,810,000 or 7.31% during 1999.

       Service charges on deposit accounts increased $2,079,000 or 14.3% over 1998 primarily due to an increase in the number of transaction accounts and to pricing adjustments.

       Trust revenues, which are primarily calculated using the market value of trust assets held, increased $1,264,000 or 10.4% in 1999 due to an increase in the number of trust relationships.

       1998 vs. 1997. Noninterest income, excluding securities transactions, increased $7,304,000 or 23.4% in 1998.

       Service charges on deposit accounts increased $1,708,000 or 13.3% over 1997 primarily due to higher number of accounts created by recent mergers and acquisitions and to pricing adjustments.

       Trust revenues increased $2,096,000 or 20.9% over 1997 due primarily to an increase in the market value of trust assets held and to pricing adjustments.

       Other noninterest income increased $3,500,000 or 42.4%. Contributing to the increase were increased gains from sales of real estate loans, income as a result of recent mergers and acquisitions, and other miscellaneous items.

NONINTEREST EXPENSES

       1999 vs. 1998. Not including the restructuring charge of $6,930,000, noninterest expenses in 1999 increased $5,886,000 or 5.46% over 1998. The largest component of noninterest expenses is salaries and employee benefits, which increased $4,171,000 or 7.26% during 1999.

       Noninterest expenses were $12,816,000 or 11.9% greater during 1999 when compared to the previous year if the restructuring charge is included. (See Note 21 of the Notes to Consolidated Financial Statements for more information about the restructuring charges.)

       The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus tax equivalent net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's 1999 efficiency ratio, exclusive of the restructuring charge, was 53.7%, compared to ratios of 55.1% and 53.2% for 1998 and 1997, respectively. Including the restructuring charge, the 1999 ratio was 57.0%.

       1998 vs. 1997. Noninterest expenses in 1998 increased $16,616,000 or 18.2% over 1997.

       Salaries and employee benefits increased $8,289,000 or 16.9% in 1998 when compared to 1997. Additional employees needed to support business growth and to staff the 11 branches purchased from KeyBank, increased incentive compensation, and general increases in wages and salaries contributed to the increase.

       Net occupancy expense increased $670,000 or 11.5% primarily due to branch acquisitions and new facilities.

       Furniture and equipment expense increased $414,000 or 7.50% during 1998. Increased costs for service contracts on Bancorp's equipment and costs related to new facilities and to the 11 branches acquired from KeyBank affected equipment expense.


             TABLE 3 - NONINTEREST INCOME AND NONINTEREST EXPENSES

                                                  1999                         1998                           1997
                                                      % CHANGE                     % CHANGE                         % CHANGE
                                                      INCREASE                     INCREASE                         INCREASE
                                           TOTAL     (DECREASE)           TOTAL   (DECREASE)            TOTAL      (DECREASE)
                                                                   (DOLLARS IN THOUSANDS)
NONINTEREST INCOME
   Service charges on deposit accounts   $ 16,629     14.3%             $ 14,550    13.3%             $ 12,842       15.2%
   Trust revenues                          13,410     10.4%               12,146    20.9%               10,050       19.9%
   Other                                   11,223     (4.5%)              11,756    42.4%                8,256       31.1%
                                         --------                       --------                      --------
     Subtotal                              41,262      7.3%               38,452    23.4%               31,148       20.6%
   Investment securities gains                 50       N/M                1,060      N/M                  147         N/M
                                         --------                       --------                      --------
     TOTAL                               $ 41,312      4.6%             $ 39,512    26.3%             $ 31,295       21.3%
                                         ========     =====             ========   ======             ========      ======
NONINTEREST EXPENSES
   Salaries and employee benefits        $ 61,614      7.3%             $ 57,443    16.9%             $ 49,154       13.1%
   Net occupancy                            7,019      7.8%                6,512    11.5%                5,842        8.6%
   Furniture and equipment                  6,256      5.5%                5,932     7.5%                5,518       10.4%
   Data processing                          6,471      0.4%                6,447    12.2%                5,747        4.5%
   Deposit insurance                          551     16.2%                  474     9.7%                  432      (85.2%)
   State taxes                              2,025     11.0%                1,824     0.9%                1,808        6.0%
   Amortization of intangibles              3,674     (8.5%)               4,015   202.8%                1,326      101.8%
   Restructuring charge                     6,930       N/M                    0      N/M                    0         N/M
   Other                                   26,121      3.7%               25,198    17.7%               21,402       17.8%
                                         --------                       --------   ------             --------
     TOTAL                               $120,661     11.9%             $107,845    18.2%             $ 91,229       10.2%
                                         ========     =====             ========   ======             ========      ======


                  FIRST FINANCIAL BANCORP   4   1999 ANNUAL REPORT

       One-time charges related to the conversions of three Bancorp affiliates to a new data service provider and the transfer of the data processing system for the offices acquired from KeyBank to Community First's system contributed to the $700,000 or 12.2% increase in data processing expenses. Contractual fee increases paid to Bancorp's data processing providers also contributed to the increase.

       Amortization of intangibles increased $2,689,000 or 202.8% due to amortization of intangible core deposits and goodwill resulting from the purchase of the branches from KeyBank and the merger consummated during 1998.

       Other noninterest expenses increased $3,796,000 or 17.7% due to costs related to new facilities from mergers and branch acquisitions and to general increases in costs. Included in this category are costs related to the Year 2000 computer issue.

YEAR 2000 ISSUES

       Many older computer systems processed transactions using two digits for the year of the transaction rather than a full four digits. As a result, these systems might not have functioned properly at the beginning of the Year 2000 without some proactive hardware and software changes. Bancorp devoted significant time and attention to the Year 2000 issue regarding checking accounts, savings accounts, certificates of deposit, Individual Retirement Accounts, loan and lease accounts, automated teller machines, physical facilities, etc. Bancorp tested and validated against undetected problems and communicated with key business partners regarding Year 2000 preparedness.

       Several regulatory agencies and authorities issued regulations and guidelines that financial institutions used in measuring their progress toward Year 2000 preparedness. Five commonly recognized phases of Year 2000 remediation were awareness, assessment, renovation, validation and implementation. Bancorp's computer systems fall into three broad categories: those processed through a service bureau relationship, those processed in-house, and those processed on a personal computer or client/server platform. All mission critical and significant computer systems in these categories were renovated and validated and implementation occurred prior to December 31, 1999.

       As in 1997 and 1998, Bancorp's Year 2000 Operating Committee met regularly during 1999 to direct and oversee all significant Year 2000 tasks. The Operating Committee regularly updated senior management and the Board of Directors, who had given their full support to the Year 2000 project.

       The Year 2000 Loan Committee, comprised of affiliate senior lenders, assessed the impact of Year 2000 on commercial and retail borrowers and took steps to mitigate the risk inherent in those loans. The Asset/Liability Committee and Operating Committee assessed and estimated the impact of liquidity and currency demands that could have occurred during the latter part of 1999 and impact the Year 2000. Management of each subsidiary took steps to insure that they had appropriate funding resources and currency on hand to meet anticipated customer demands.

       As Bancorp grew and as Year 2000 approached, Bancorp, as well as many other financial institutions, developed plans concerning alternative sources of funding, if needed. Many of Bancorp's affiliates executed agreements with the Federal Home Loan Bank for their "Year 2000 Liquidity Line of Credit" making guaranteed lines of $201,000,000 available to them. Most affiliates completed the necessary legal documentation and pre-pledged collateral consisting of eligible investment securities or loan assets to the Federal Reserve Discount Window.

       Bancorp spent a great deal of time ensuring that it had an effective program in place to address and resolve the Year 2000 issue. To mitigate both controlled and uncontrolled risks, Bancorp developed contingency plans in the event any particular system, including significant service providers such as telecommunication and utility systems, did not function properly. The contingency plans for information technology systems primarily called for manual intervention where required. None of the contingency plans required activation.

       During 1999, Bancorp incurred approximately $1,116,000 in noninterest expense for costs related to Year 2000 issues, bringing the total amount charged to operations since 1997 to $3,007,000. An additional $1,117,000 was capitalized in 1999, bringing the total amount capitalized to $1,303,000. Based on management's current assessment, Bancorp expects to spend approximately $100,000 during 2000 for the close down of its Year 2000 Project Office.

       Bancorp's computer systems functioned very smoothly on January 1, 2000, and up to the time of this report. There are several other critical dates during the Year 2000. Bancorp will continue to monitor its systems to ensure that it provides timely, accurate, uninterrupted services to its customers.

       This Year 2000 information is designated as a "Year 2000 Readiness Disclosure" falling under the provision of the "Year 2000 Information and Readiness Disclosure Act."


INCOME TAXES

       Bancorp's tax expense in 1999 totaled $26,300,000 compared to $24,684,000 in 1998 and $21,995,000 in 1997, resulting in effective tax rates of 34.3%, 32.6% and 32.0% in 1999, 1998, and 1997, respectively. The increase in 1999 and 1998's effective rate was primarily due to a decline in the amount of tax-exempt investments held during those years.

       Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements.


LOANS

       Total loans, net of unearned income, increased $382,230,000 or 14.4% during 1999. A favorable market with respect to loan demand, combined with aggressive loan campaigns and the pursuit of new business, led to net increases during 1999 of $79,930,000 or 11.6% in commercial loans, $37,253,000 or 50.2% in construction loans, $161,526,000 or 12.4% in mortgage loans, $85,123,000 or 15.9% in installment loans, $1,102,000 or 5.17% in credit card loans, and $17,296,000 or 59.2% in lease financing.

       Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 1999, which exceeded 10.0% of total loans.

       Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate-mortgage loans, commercial loans, and installment loans. At December 31, 1999, real estate-mortgage loans composed 48.3% of Bancorp's total loan portfolio and installment loans composed another 20.4% of the total loan portfolio. Commercial loans equaled 25.3% of the total portfolio; and real estate-construction, credit card lending and lease financing made up the remaining 6.00% of the portfolio.

       Real estate-mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans and loans secured by savings, stocks or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small business loans, agricultural loans, equipment loans and lines of credit.


                  FIRST FINANCIAL BANCORP   5   1999 ANNUAL REPORT

                            TABLE 4 - LOAN PORTFOLIO

                                                     December 31,
                                1999        1998         1997         1996        1995
                                                (Dollars in thousands)

Commercial                 $  769,454   $  689,524   $  554,728   $  456,535   $  397,368
Real estate-construction      111,458       74,205       65,468       46,862       44,714
Real estate-mortgage        1,467,591    1,306,065    1,140,628    1,063,569      971,907
Installment                   623,091      537,156      516,368      433,194      394,264
Credit card                    22,408       21,306       20,055       18,510       17,101
Lease financing                46,508       29,212       27,260       14,821       16,557
                            ---------    ---------    ---------    ---------    ---------
  TOTAL                    $3,040,510   $2,657,468   $2,324,507   $2,033,491   $1,841,911
                            =========    =========    =========    =========    =========


       In accordance with Bancorp's decentralized management structure and subject to Bancorp guidelines, credit underwriting and approval occur within the subsidiary originating the loan. Depending on the subsidiary, loan applications are approved either by a loan committee or by one or more loan personnel with designated approval authority. Loan committees are composed of senior management and loan personnel and, at some subsidiaries, members of the subsidiary's board of directors. Loan applications for principal amounts greater than a designated amount, which varies by subsidiary, require Bancorp approval. Any plan to purchase or sell a participation in a loan also requires Bancorp approval.

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

       Table 5 indicates the contractual maturity of commercial loans and real estate-construction loans outstanding at December 31, 1999. Loans due after one year are classified according to their sensitivity to changes in interest rates.


ASSET QUALITY

       Bancorp's subsidiaries record a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs. Net charge-offs are charge-offs less recoveries on previously charged off assets. Bancorp's policy is to charge off loans when, in management's opinion, collection of principal is in doubt. All loans charged off are subject to continuous review and concerted efforts are made to maximize recovery.

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

                    TABLE 5 - LOAN MATURITY/RATE SENSITIVITY

                               December 31, 1999
                                    MATURITY

                                              AFTER ONE    AFTER
                                   WITHIN     BUT WITHIN   FIVE
                                  ONE YEAR    FIVE YEARS   YEARS      TOTAL
                                            (Dollars in thousands)

Commercial                       $ 482,521   $ 199,184   $ 87,749   $ 769,454
Real estate-construction            83,690      23,508      4,260     111,458
                                  --------    --------    -------    --------
       TOTAL                     $ 566,211   $ 222,692   $ 92,009   $ 880,912
                                  ========    ========    =======    ========


                SENSITIVITY ACTIVITY TO CHANGES IN INTEREST RATES


Due after one year but
  within five years                   $    71,993    $ 150,699
Due after five years                       31,964       60,045
                                       ----------     --------
       TOTAL                          $   103,957    $ 210,744
                                       ==========     ========

                  FIRST FINANCIAL BANCORP   6   1999 ANNUAL REPORT

     TABLE 6 - SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS


                                               1999       1998      1997       1996       1995
                                                                (Dollars in thousands)
Balance at beginning of year                 $34,800    $31,660    $25,803    $24,453    $21,679
Loans charged off
  Commercial                                   4,120      4,022      2,053      3,520      1,010
  Real estate-construction                         0          0         28          0          0
  Real estate-mortgage                           325        352        257        249         64
  Installment and other
    consumer financing                         4,484      3,720      3,044      2,849      2,158
  Lease financing                                432        293         57        187        107
                                              ------     ------     ------    -------     ------
        Total loans charged off                9,361      8,387      5,439      6,805      3,339


Recoveries of loans previously charged off
   Commercial                                  2,340      1,541        684        532        708
   Real estate-construction                        0          0          0          0          8
   Real estate-mortgage                           79         99        142         70         48
   Installment and other consumer financing    1,114        800        786        870        734
   Lease financing                                36         34         15         62         17
                                              ------     ------     ------    -------     ------
      Total recoveries                         3,569      2,474      1,627      1,534      1,515
                                              ------     ------     ------    -------     ------
      Net charge-offs                          5,792      5,913      3,812      5,271      1,824
Allowance acquired through mergers                 0        806      3,013      1,592      1,162
Provision for discontinued product line        1,100          0          0          0          0
Provision for loan losses                      9,232      8,247      6,656      5,029      3,436
                                              ------     ------     ------    -------     ------
      Balance at end of year                 $39,340    $34,800    $31,660    $25,803    $24,453
                                              ======     ======     ======     ======     ======

Ratios
   Net charge-offs as a percent of
     Average loans outstanding                  0.20%      0.24%      0.18%      0.27%      0.10%
     Provision                                 62.74%     71.70%     57.27%    104.81%     53.08%
     Allowance                                 14.72%     16.99%     12.04%     20.43%      7.46%
   Allowance as a percent of year-end
   loans, net of unearned income                1.30%      1.31%      1.36%      1.27%      1.33%



             TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                      December 31,
                                                                 (Dollars in thousands)
                                       1999                 1998                 1997                 1996              1995
                                          PERCENT              PERCENT              PERCENT              PERCENT           PERCENT
                                          OF LOANS             OF LOANS             OF LOANS             OF LOANS          OF LOANS
                                          TO TOTAL             TO TOTAL             TO TOTAL             TO TOTAL          TO TOTAL
                              ALLOWANCE    LOANS   ALLOWANCE     LOANS   ALLOWANCE    LOANS   ALLOWANCE    LOANS  ALLOWANCE  LOANS
                              ---------   -------  ---------   -------  ----------  --------  ---------  -------  --------- -------
Commercial                    $ 8,221      25%     $ 9,909      26%     $ 8,202       24%     $ 6,510      22%     $ 6,775     22%
Real estate-construction          470       4%         910       3%         246        3%         172       2%         210      2%
Real estate-mortgage            8,798      48%       5,395      49%       5,645       49%       3,794      53%       4,142     53%
Installment and credit card    10,978      21%       9,750      21%       8,323       23%       6,582      22%       5,250     22%
Lease financing                   477       2%         630       1%         483        1%         327       1%         196      1%
Unallocated                    10,396      N/A       8,206      N/A       8,761       N/A       8,418      N/A       7,880     N/A
                              ---------   -------  ---------   -------  ----------  --------  ---------  -------  --------- -------
   Total                      $39,340     100%     $34,800     100%     $31,660      100%     $25,803     100%     $24,453    100%
                              =========   =======  =========   =======  ==========  ========  =========  =======  ========= =======


                  FIRST FINANCIAL BANCORP   7  1999 ANNUAL REPORT

The provision increased from $8,247,000 in 1998 to $9,232,000 in 1999. The provision recorded during 1998 was $1,591,000 greater than 1997's provision of $6,656,000. The increases during 1999 and 1998 were primarily due to the growth in the loan portfolio mentioned previously. The allowance at December 31, 1999, was $39,340,000 or 1.30% of loans, net of unearned income, which compares to $34,800,000 or 1.31% of loans, net of unearned income, at December 31, 1998.

       The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Another element associated with asset quality is Other Real Estate Owned (OREO). OREO primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. (See Table 8 for a summary of Bancorp's nonaccrual and restructured loans and OREO properties.)

       Nonaccrual loans increased $3,802,000 during 1999, restructured loans increased $1,553,000 and OREO increased $1,486,000. The $3,802,000 increase in nonaccrual loans during 1999 is composed primarily of commercial, multi-family and 1-4 family residential investment properties. Approximately $1,100,000 of the $1,553,000 increase in restructured loans is from an unsecured commercial loan. The remaining amount of the increase in restructured loans is from commercial and 1-4 family residential mortgage loans. OREO increased $1,486,000, primarily from foreclosures on commercial, multi-family and 1-4 family residential mortgage loans.

       Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.


INVESTMENT SECURITIES

       Bancorp's investment securities decreased $66,285,000 or 11.3% during 1999 to a balance of $521,891,000. The decrease in investment securities was used to help fund loan portfolio growth. Bancorp follows a conservative investment policy, investing primarily for interest rate risk management and liquidity management purposes. U.S. Treasury Securities, generally considered to have the least credit risk and the highest liquidity, composed 2.17% of Bancorp's investment portfolio at December 31, 1999. All U.S. Treasury Securities were classified as available-for-sale at that date and are available for liquidity management purposes.

       Another 22.8% of the investment portfolio is composed of securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA) and Federal Farm Credit Bank. No structured notes were included in the U.S. government agencies and corporations securities category at December 31, 1999. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 1999, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

       Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs) composed 37.4% of the investment portfolio at December 31, 1999. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 96.8% of Bancorp's MBSs are classified as available-for-sale.

                         TABLE 8 - NONPERFORMING ASSETS

                                                               December 31,

                                               1999        1998      1997      1996        1995
                                                             (Dollars in thousands)
Nonaccrual loans                             $11,283    $ 7,481    $ 7,845    $13,502    $ 3,132
Restructured loans                             2,244        691      2,447        890        517
OREO                                           1,707        221      1,150        264      1,677
                                             -------    -------    -------    -------    -------
     TOTAL NONPERFORMING ASSETS              $15,234    $ 8,393    $11,442    $14,656    $ 5,326
                                             =======    =======    =======    =======    =======
Nonperforming assets as a percent of
   total loans plus OREO                        0.50%      0.32%      0.49%      0.72%      0.29%

Accruing loans past due 90 days or more      $ 2,777    $ 2,923    $ 2,392    $ 2,203    $ 2,021



                  FIRST FINANCIAL BANCORP   8   1999 ANNUAL REPORT

       CMOs totaled $75,839,000 at December 31, 1999, all of which were classified as available-for-sale. Pools of mortgage loans or MBSs collateralize CMOs. All of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest-only securities, principal-only securities, accrual bonds, inverse floaters or high risk CMOs, as defined by regulatory guidelines.

       Securities of state and other political subdivisions composed 31.4% of Bancorp's investment portfolio at December 31, 1999. The securities are highly diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 84.7% of such investments at December 31, 1999, were classified as available-for-sale.

       The remaining 6.23% of Bancorp's investment portfolio at December 31, 1999, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

       Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 1999; and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

       At December 31, 1999, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $733,000. The available-for-sale investment securities are reported at their market value of $490,126,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." (See Note 8 of the Notes to Consolidated Financial Statements for additional information.)

       Bancorp's federal funds sold and securities purchased under agreements to resell decreased $3,033,000, from $8,654,000 at December 31, 1998, to $5,621,000 at December 31, 1999. The decrease was used to help fund loan growth. Bancorp monitors this position as part of its asset/liability management.

       Bancorp does not use derivative financial instruments such as futures, forward contracts, option contracts, interest rate swaps or other financial instruments with similar characteristics.


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

                     TABLE 10 - MATURITIES OF TIME DEPOSITS
                       GREATER THAN OR EQUAL TO $100,000*

                                December 31, 1999
                             (Dollars in thousands)

Maturing in
   3 months or less                                     $  124,853
   3 months to 6 months                                     73,411
   6 months to 12 months                                    42,599
   over 12 months                                           19,318
                                                         ---------
        TOTAL                                           $  260,181
                                                         =========

*All time deposits greater than or equal to $100,000 were in certificates of deposit.


       Total deposits increased $119,146,000 or 4.15% in 1999. The growth in deposits was used to finance loan growth. Comparing Bancorp totals at December 31, 1999 and 1998, time deposits increased $76,853,000, savings deposits increased $19,597,000, interest-bearing demand deposits increased $6,983,000 and noninterest-bearing demand deposits increased $15,713,000.

                        TABLE 9 - INVESTMENT SECURITIES

                                                                December 31, 1999
                                                                      Maturing

                                                            AFTER ONE BUT        AFTER FIVE BUT
                                 WITHIN ONE YEAR          WITHIN FIVE YEARS     WITHIN TEN YEARS       AFTER TEN YEARS
                                 AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT     YIELD    AMOUNT       YIELD
                                                                     (Dollars in thousands)

HELD-TO-MATURITY
Mortgage-backed securities(2)    $      2      11.34%   $  1,370       6.43%   $  2,598      8.47%   $  2,375       8.80%
Obligations of state and other
   political subdivisions           5,137       7.12%     13,007      10.77%      5,447      8.05%      1,506      10.67%
Other securities                        0       0.00%        248       5.99%          0      0.00%         75       7.25%
                                  -------                -------                -------               -------
      TOTAL                      $  5,139       7.12%   $ 14,625      10.28%   $  8,045      8.19%   $  3,956       9.48%
                                  =======       =====    =======      ======    =======      =====    =======      ======
AVAILABLE-FOR-SALE
U.S. Treasury securities         $  7,854       5.45%   $  3,457       5.59%
Securities of other U.S.
   government agencies
   and corporations                 4,490       6.27%     64,236       6.15%   $ 49,341      6.50%   $    771       6.45%
Mortgage-backed securities(2)         544       5.92%     32,710       6.22%     22,699      6.34%    133,009       6.42%
Obligations of state and other
   political subdivisions           4,647       8.60%     22,922       7.80%     35,847      8.10%     75,402       7.76%
Other securities                      450       6.06%      1,244       6.08%         97      6.65%     30,406       7.12%
                                  -------                 ------                -------               -------
      TOTAL                      $ 17,985       6.49%   $124,569       6.45%   $107,984      6.98%   $239,588       6.94%
                                  =======       =====    =======      ======    =======      =====    =======      ======

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 32.9% of the mortgage-backed securities maturing after five years are variable rate.


                  FIRST FINANCIAL BANCORP   9   1999 ANNUAL REPORT

       Table 10 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 1999. These deposits represented only 8.70% of total deposits.

       Short-term borrowings increased from $155,064,000 at December 31, 1998, to $382,118,000 at December 31, 1999. The increase was used to support loan portfolio growth and to finance an increase in cash-on-hand at year-end. Like most other banks and financial institutions, Bancorp increased year-end cash balances to meet potential Year 2000 related cash withdrawal demands. Cash and due from banks on the balance sheet was $61,337,000 greater at December 31, 1999, than at the end of 1998. Actual withdrawal activity at the end of 1999 was not significantly greater than normal, and the excess cash balances were used to partially pay down short-term borrowings during January, 2000.

       Long-term borrowings increased from $120,777,000 at the end of 1998 to $161,799,000 at the end of 1999. The increase was used to support loan portfolio growth.


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

       Liquidity may be used to fund capital expenditures. Capital expenditures were $8,422,000 for 1999 and $8,690,000 for 1998. Remodeling is a planned and ongoing process given the 115 offices of Bancorp's subsidiaries. Planned capital expenditures for the Year 2000 currently total $2,250,000.

       Bancorp subsidiaries' source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

       Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $490,126,000 at December 31, 1999. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $5,139,000 at December 31, 1999. In addition, other types of assets--such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year--are sources of liquidity.

       Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (See Note 6 of the Notes to Consolidated Financial Statements) Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity.

                       TABLE 11 - MARKET RISK DISCLOSURE

                                                                      PRINCIPAL AMOUNT MATURING IN:


                                             2000           2001          2002            2003           2004       THEREAFTER
                                                                         (Dollars in thousands)
RATE SENSITIVE ASSETS
Fixed interest rate loans                $  534,520    $   178,385    $   124,260    $    94,355    $    74,811    $   423,688
   Average interest rate                      7.45%          8.34%          8.18%          7.87%          7.51%          8.20%
Variable interest rate loans                497,053         87,098         72,033         58,205         62,134        829,834
   Average interest rate                      9.89%          9.66%          9.74%          9.91%         10.46%          9.92%
Fixed interest rate securities               23,122         25,097         28,475         28,970         30,583        321,397
   Average interest rate                      6.63%          5.90%          5.92%          6.05%          6.04%          7.36%
Variable interest rate securities                 2            104             21             22             24         67,074
   Average interest rate                     11.34%          8.10%          7.09%          7.09%          7.09%          6.71%
Other earning assets                         14,488           --             --             --             --             --
   Average interest rate                      5.65%           --             --             --             --             --

RATE SENSITIVE LIABILITIES

Noninterest - bearing demand                408,712           --             --             --             --            --

Savings and interest- bearing checking      118,096        975,044           --             --             --             --
   Average interest rate                      2.04%          2.04%           --             --             --            --
Time deposits                             1,209,808        181,623         56,321         21,810         13,258          6,541
   Average interest rate                      5.10%          5.38%          5.32%          5.41%          5.00%          4.67%
Fixed interest rate borrowings               13,393          4,129         23,296         11,200         22,500         96,282
   Average interest rate                      6.09%          5.54%          5.80%          4.81%          5.68%          5.45%
Variable interest rate borrowings           373,117           --             --             --             --            --
   Average interest rate                      5.74%           --             --             --             --            --


                                                      PRINCIPAL AMOUNT MATURING IN:


                                                           FAIR VAUE
                                                          DECEMBER 31,
                                               TOTAL         1999

                                              (Dollars in thousands)

RATE SENSITIVE ASSETS
Fixed interest rate loans                   $1,430,019    $1,407,589
   Average interest rate                         7.88%
Variable interest rate loans                 1,606,357     1,625,892
   Average interest rate                         9.91%
Fixed interest rate securities                 457,644       459,344
   Average interest rate                         6.98%
Variable interest rate securities               64,247        63,280
   Average interest rate                         6.71%
Other earning assets                            14,488        14,488
   Average interest rate                         5.65%

RATE SENSITIVE LIABILITIES

Noninterest - bearing demand                  408,712        408,712

Savings and interest- bearing checking       1,093,140     1,093,140
   Average interest rate                         2.04%
Time deposits                                1,489,361     1,452,826
   Average interest rate                         5.14%
Fixed interest rate borrowings                 170,800       166,170
   Average interest rate                         5.54%
Variable interest rate borrowings              373,117       373,117
   Average interest rate                         5.74%

                 FIRST FINANCIAL BANCORP   10   1999 ANNUAL REPORT

INTEREST RATE SENSITIVITY

       Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 1999, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. When there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies and current expectations of customer behavior. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

       The data in Table 11 was aggregated by type of financial instrument -- fixed and variable rate loans, fixed and variable rate investments, other earning assets, deposits, and other fixed and variable rate interest-bearing liabilities. First Financial Bancorp has no interest rate swaps, interest rate caps, or interest rate floors. Therefore, data concerning these instruments is not included in the table.

       The primary source of market risk for the financial instruments presented is interest rate risk; that is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent.

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


FORWARD-LOOKING STATEMENTS

       Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). In addition, certain statements in future filings by Bancorp with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Bancorp which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of Bancorp or its management or Board of Directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as "believes," "anticipates," "intends," and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

       Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted; the effects of and changes in policies and laws of regulatory agencies; inflation, interest rates, market and monetary fluctuations; technological changes; mergers and acquisitions; the ability to increase market share and control expenses; the effect of changes in accounting policies and practices that may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the Securities and Exchange Commission; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the success of Bancorp at managing the risks involved in the foregoing.

       Such forward-looking statements are meaningful only on the date when such statements are made, and Bancorp undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.


                 FIRST FINANCIAL BANCORP   11   1999 ANNUAL REPORT

                            STATISTICAL INFORMATION

                                                              1999                                           1998

                                          BALANCE           INTEREST        YIELD        BALANCE           INTEREST         YIELD

                                          Daily average balances and interest rates; (Tax equivalent basis; dollars in thousands)

EARNING ASSETS
   Loans (1)
     Commercial (2)                      $   734,982     $    69,774         9.49%      $   610,200       $    60,431        9.90%
     Real estate (2)                       1,475,943         116,126         7.87%        1,288,838           106,846        8.29%
     Installment
      and other consumer                     603,730          60,704        10.05%          534,949            55,282       10.33%
     Lease financing (2)                      39,144           2,796         7.14%           28,552             2,191        7.67%
                                          ----------      ----------                     ----------        ----------
       Total loans                         2,853,799         249,400         8.74%        2,462,539           224,750        9.13%
Investment securities (3)
     Taxable                                 380,520          23,451         6.16%          465,132            28,681        6.17%
     Tax-exempt (2)                          173,607          14,137         8.14%          149,788            13,053        8.71%
                                          ----------      ----------                     ----------        ----------
      Total investment
        securities (3)                       554,127          37,588         6.78%          614,920            41,734        6.79%
Interest-bearing deposits
     with other banks                          6,575             331         5.03%            4,487               283        6.31%
Federal funds sold and securities
     purchased under agreements
     to resell                                 7,430             325         4.37%           14,994               765        5.10%
                                          ----------      ----------                     ----------        ----------
TOTAL EARNING ASSETS                       3,421,931         287,644         8.41%        3,096,940           267,532        8.64%

NONEARNING ASSETS
   Allowance for loan losses                 (37,303)                                       (33,732)
   Cash and due from banks                   131,863                                        123,743
   Accrued interest and other assets         169,675                                        151,788
                                          ----------                                     ----------
   TOTAL ASSETS                          $ 3,686,166                                    $ 3,338,739
                                          ==========                                     ==========
Interest-bearing liabilities
   Deposits
     Interest-bearing demand             $   288,865           5,820         2.01%      $   295,073             6,579        2.23%
     Savings                                 797,396          18,845         2.36%          719,754            18,472        2.57%
     Time                                  1,438,145          72,887         5.07%        1,403,990            75,539        5.38%
                                          ----------      ----------                     ----------        ----------
      Total interest-bearing deposits      2,524,406          97,552         3.86%        2,418,817           100,590        4.16%
   Borrowed funds
     Short-term borrowings                   251,273          12,365         4.92%          108,217             5,213        4.82%
     Long-term borrowings                    134,691           7,277         5.40%           84,106             4,631        5.51%
                                          ----------      ----------                     ----------        ----------
      Total borrowed funds                   385,964          19,642         5.09%          192,323             9,844        5.12%
                                          ----------      ----------                     ----------        ----------
   TOTAL INTEREST-BEARING LIABILITIES      2,910,370         117,194         4.03%        2,611,140           110,434        4.23%

NONINTEREST-BEARING LIABILITIES
   Noninterest-bearing demand deposits       379,276                                        345,997
   Other liabilities                          30,503                                         32,267
   Shareholders' equity                      366,017                                        349,335
                                          ----------      ----------                     ----------        ----------
   Total liabilities and
     shareholders' equity                $ 3,686,166                                    $ 3,338,739
                                         ===========                                    ===========
   Net interest income and
     interest rate spread                                $   170,450         4.38%                          $ 157,098        4.41%
                                                         ===========        ======                          =========        =====
   Net interest margin                                                       4.98%                                           5.07%
                                                                            ======                                           =====


                                                                   1997

                                               BALANCE            INTEREST            YEAR

                                      Daily average balances and interest rates; (Tax equivalent basis; dollars in thousands)

EARNING ASSETS
   Loans (1)
     Commercial (2)                          $  487,251        $    48,534             9.96%
     Real estate (2)                          1,154,751             96,627             8.37%
     Installment
      and other consumer                        484,930             48,996            10.10%
     Lease financing (2)                         18,817              1,449             7.70%
                                              ---------         ----------
      Total loans                             2,145,749            195,606             9.12%
     Investment securities (3)
       Taxable                                  395,319             26,085             6.60%
       Tax-exempt (2)                           137,619             13,281             9.65%
                                              ---------         ----------
      Total investment
        securities (3)                          532,938             39,366             7.39%
Interest-bearing deposits
     with other banks                             4,183                263             6.29%
Federal funds sold and securities
     purchased under agreements
     to resell                                   30,716              1,685             5.49%
                                              ---------         ----------
TOTAL EARNING ASSETS                          2,713,586            236,920             8.73%

NONEARNING ASSETS
   Allowance for loan losses                    (28,240)
   Cash and due from banks                      107,610
   Accrued interest and other assets            107,925
                                              ---------
   TOTAL ASSETS                            $  2,900,881
                                              =========
Interest-bearing liabilities
   Deposits
     Interest-bearing demand                 $  304,852              7,159             2.35%
     Savings                                    616,175             16,486             2.68%
     Time                                     1,201,777             65,658             5.46%
                                              ---------         ----------
      Total interest-bearing deposits         2,122,804             89,303             4.21%
   Borrowed funds
     Short-term borrowings                      120,163              5,916             4.92%
     Long-term borrowings                        21,468              1,357             6.32%
                                              ---------         ----------
      Total borrowed funds                      141,631              7,273             5.14%
                                              ---------         ----------
   TOTAL INTEREST-BEARING LIABILITIES         2,264,435             96,576             4.26%

NONINTEREST-BEARING LIABILITIES
   Noninterest-bearing demand deposits          286,968
   Other liabilities                             29,297
   Shareholders' equity                         320,181
                                             ----------         ----------
   Total liabilities and
     shareholders' equity                    $2,900,881
                                             ==========
   Net interest income and
     interest rate spread                                     $    140,344            4.47%
                                                              ============           ======
   Net interest margin                                                                5.17%
                                                                                     ======

(1) Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 35.0%.

(3) Includes both investment securities held-to-maturity and investment securities available-for-sale.


                 FIRST FINANCIAL BANCORP   12   1999 ANNUAL REPORT

                          CONSOLIDATED BALANCE SHEETS

                                                                      December 31,

                                                                  1999          1998
                                                                (Dollars in thousands)
ASSETS
   Cash and due from banks                                  $   225,837    $   164,500
   Interest-bearing deposits with other banks                     8,867          2,598
   Federal funds sold and securities purchased
     under agreements to resell                                   5,621          8,654
   Investment securities held-to-maturity
     (market value of $32,498 at December 31, 1999;
                      $40,159 at December 31, 1998)              31,765         37,782
   Investment securities available-for-sale, at market value
     (cost of $500,361 at December 31, 1999;
              $542,355 at December 31, 1998)                    490,126        550,394
LOANS
     Commercial                                                 769,454        689,524
     Real estate-construction                                   111,458         74,205
     Real estate-mortgage                                     1,467,591      1,306,065
     Installment                                                623,091        537,156
     Credit card                                                 22,408         21,306
     Lease financing                                             46,508         29,212
                                                             ----------     ----------
          Total loans                                         3,040,510      2,657,468
     Less
       Unearned income                                            4,134          3,322
       Allowance for loan losses                                 39,340         34,800
                                                             ----------     ----------
          Net loans                                           2,997,036      2,619,346
     Premises and equipment                                      59,004         57,980
     Goodwill                                                    30,077         31,416
     Other intangibles                                           10,522         11,164
     Deferred income taxes                                        8,008          3,072
     Accrued interest and other assets                           73,830         51,963
                                                             ----------     ----------
          Total assets                                      $ 3,940,693    $ 3,538,869
                                                            ===========    ===========
LIABILITIES
   Deposits
     Noninterest-bearing                                    $   408,712    $   392,999
     Interest-bearing                                         2,582,501      2,479,068
                                                             ----------     ----------
          Total deposits                                      2,991,213      2,872,067
   Short-term borrowings
     Federal funds purchased and securities sold
       under agreements to repurchase                            83,353         59,159
     Federal Home Loan Bank borrowings                          294,235         94,678
     Other                                                        4,530          1,227
                                                             ----------     ----------
       Total short-term borrowings                              382,118        155,064
   Federal Home Loan Bank long-term borrowings                  161,799        120,777
   Accrued interest and other liabilities                        33,024         32,696
                                                             ----------     ----------
          TOTAL LIABILITIES                                   3,568,154      3,180,604

SHAREHOLDERS' EQUITY
   Common stock -- no par value
     Authorized -- 160,000,000 shares
     Issued -- 46,869,107 shares in 1999
               and 36,320,338 shares in 1998                    373,447        306,709
   Retained earnings                                              5,904         50,160
   Accumulated comprehensive income                              (6,398)         4,949
   Restricted stock awards                                         (414)          (408)
   Treasury stock, at cost, 0 and 118,638 shares                      0         (3,145)
                                                             ----------     ----------
          TOTAL SHAREHOLDERS' EQUITY                            372,539        358,265
                                                             ----------     ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 3,940,693    $ 3,538,869
                                                             ==========     ==========

See Notes to Consolidated Financial Statements.



                 FIRST FINANCIAL BANCORP    13   1999 ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                     Year Ended December 31,
                                                                                1999           1998         1997
                                                                        (Dollars in thousands, except per share data)

INTEREST INCOME
   Loans, including fees                                                    $   249,113   $   224,467   $   195,338
   Investment securities
     Taxable                                                                     23,451        28,681        26,085
     Tax-exempt                                                                   9,178         8,474         8,622
                                                                             ----------    ----------    ----------
      Total investment securities interest                                       32,629        37,155        34,707
   Interest-bearing deposits with other banks                                       331           283           263
   Federal funds sold and securities purchased under agreements to resell           325           765         1,685
                                                                             ----------    ----------    ----------
      TOTAL INTEREST INCOME                                                     282,398       262,670       231,993
INTEREST EXPENSE
   Deposits                                                                      97,552       100,590        89,303
   Short-term borrowings                                                         12,365         5,213         5,916
   Long-term borrowings                                                           7,277         4,631         1,357
                                                                             ----------    ----------    ----------
      Total interest expense                                                    117,194       110,434        96,576
                                                                             ----------    ----------    ----------
      Net interest income                                                       165,204       152,236       135,417
   Provision for loan losses                                                      9,232         8,247         6,656
                                                                             ----------    ----------    ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       155,972       143,989       128,761

NONINTEREST INCOME
   Service charges on deposit accounts                                           16,629        14,550        12,842
   Trust revenues                                                                13,410        12,146        10,050
   Investment securities gains                                                       50         1,060           147
   Other                                                                         11,223        11,756         8,256
                                                                             ----------    ----------    ----------
      TOTAL NONINTEREST INCOME                                                   41,312        39,512        31,295
NONINTEREST EXPENSES
   Salaries and employee benefits                                                61,614        57,443        49,154
   Net occupancy                                                                  7,019         6,512         5,842
   Furniture and equipment                                                        6,256         5,932         5,518
   Data processing                                                                6,471         6,447         5,747
   Deposit insurance                                                                551           474           432
   State taxes                                                                    2,025         1,824         1,808
   Amortization of intangibles                                                    3,674         4,015         1,326
   Restructuring charge                                                           6,930             0             0
   Other                                                                         26,121        25,198        21,402
                                                                             ----------    ----------    ----------
      TOTAL NONINTEREST EXPENSES                                                120,661       107,845        91,229
                                                                             ----------    ----------    ----------
      INCOME BEFORE INCOME TAXES                                                 76,623        75,656        68,827
   Income tax expense                                                            26,300        24,684        21,995
                                                                             ----------    ----------    ----------
      NET EARNINGS                                                          $    50,323   $    50,972   $    46,832
                                                                             ==========    ==========    ==========
NET EARNINGS PER SHARE - BASIC                                              $      1.07   $      1.08   $      1.00
                                                                             ==========    ==========    ==========
NET EARNINGS PER SHARE - DILUTED                                            $      1.07   $      1.08   $      0.99
                                                                             ==========    ==========    ==========
AVERAGE SHARES OUTSTANDING - BASIC                                           46,848,851    46,984,480    47,013,881
                                                                             ==========    ==========    ==========
AVERAGE SHARES OUTSTANDING - DILUTED                                         46,985,782    47,172,423    47,157,234
                                                                             ==========    ==========    ==========



                 FIRST FINANCIAL BANCORP   14   1999 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31,
                                                                           1999         1998          1997
                                                                                (Dollars in thousands)
OPERATING ACTIVITIES
   Net earnings                                                        $  50,323    $  50,972    $  46,832
   Adjustments to reconcile net earnings to net cash
    provided by operating activities
     Provision for loan losses                                             9,232        8,247        6,656
     Provision for depreciation and amortization                           9,196        9,012        6,195
     Net amortization of premiums and accretion of discounts
      on investment securities                                                83          615          424
     Deferred income taxes                                                 2,059        2,706         (111)
     Realized gains on investment securities                                 (50)      (1,060)        (147)
     Originations of mortgage loans held for sale                       (224,541)    (171,902)     (65,748)
     Gains from sales of mortgage loans held for sale                     (2,993)      (1,984)        (839)
     Proceeds from sales of mortgage loans held for sale                 227,534      173,886       66,587
     Increase in cash surrender value of life insurance                  (17,168)      (3,236)      (3,264)
     Increase in interest receivable                                      (4,082)      (2,203)        (781)
     Decrease (increase) in prepaid expenses                               1,276          567         (576)
     Increase (decrease) in accrued expenses                                 351           (9)         932
     Increase in interest payable                                            311          815           94
     Other                                                                   712       (5,224)         777
                                                                        ---------    ---------    --------
         Net cash provided by operating activities                        52,243       61,202       57,031

INVESTING ACTIVITIES
   Proceeds from sales of investment securities
     available-for-sale                                                   13,520       49,953       24,477
   Proceeds from calls, paydowns, and maturities of
     investment securities available-for-sale                            159,916      259,762      183,143
   Purchases of investment securities available-for-sale                (135,915)    (335,389)    (255,796)
   Proceeds from calls, paydowns, and maturities of
     investment securities held-to-maturity                               12,215       28,513       22,361
   Purchases of investment securities held-to-maturity                    (1,901)      (2,805)      (1,293)
   Net (increase) decrease in interest-bearing deposits
     with other banks                                                     (6,269)         989        1,592
   Net decrease in federal funds sold and
     securities purchased under agreements to resell                       3,033       10,155        7,827
   Net increase in loans and leases                                     (393,706)    (300,617)    (186,880)
   Proceeds from disposal of other real estate owned                         622        2,176          999
   Recoveries from loans and leases previously charged off                 3,569        1,050        1,185
   Net cash acquired in purchase of financial institutions                     0            0      147,963
   Cash (used) acquired in mergers with other financial institutions           0      (12,231)       8,288
   Purchases of premises and equipment                                    (8,422)      (8,690)      (4,247)
                                                                        ---------    ---------    --------
         Net cash used in investing activities                          (353,338)    (307,134)     (50,381)

FINANCING ACTIVITIES
   Net increase in total deposits                                        119,146      126,581       34,066
   Net increase (decrease) in short-term borrowings                      227,054       70,703      (27,445)
   Net increase in long-term borrowings                                   41,022       74,207       36,360
   Cash dividends                                                        (25,570)     (21,436)     (20,271)
   Purchase of common stock                                                    0       (8,773)        (282)
   Proceeds from exercise of stock options                                   780          788          657
                                                                        ---------    ---------    --------
         Net cash provided by financing activities                       362,432      242,070       23,085
                                                                        ---------    ---------    --------
         Increase (decrease) in cash and cash equivalents                 61,337       (3,862)      29,735
   Cash and cash equivalents at beginning of year                        164,500      168,362      138,627
                                                                        ---------    ---------    --------
         Cash and cash equivalents at end of year                      $ 225,837    $ 164,500    $ 168,362
                                                                        =========    =========    ========

SUPPLEMENTAL DISCLOSURES
   Interest paid                                                       $ 116,884    $ 109,399    $  96,333
                                                                        =========    =========    ========
   Income taxes paid                                                   $  23,080    $  24,356    $  22,697
   Recognition of deferred tax assets (liabilities)                     =========    =========    ========
     attributable to SFAS No. 115                                      $   6,995    $     187    $    (551)
                                                                        =========    =========    ========
   Acquisition of other real estate owned through foreclosure          $   2,252    $   1,324    $   1,265
                                                                        =========    =========    ========
   Issuance of restricted stock awards                                 $     174    $     220    $     220
                                                                        =========    =========    ========

See Notes to Consolidated Financial Statements


                 FIRST FINANCIAL BANCORP   15   1999 ANNUAL REPORT

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                        COMMON          COMMON                                   ACCUMULATED      RESTRICTED
                                        STOCK           STOCK                        RETAINED   COMPREHENSIVE       STOCK
                                        SHARES          SHARES         SURPLUS       EARNINGS      INCOME           AWARDS

                                                                                        (Dollars in thousands)

BALANCES AT DECEMBER 31, 1996          14,727,772     $   117,822    $    47,125    $    93,369    $     1,162    $      (220)
ADJUSTED FOR POOLING-OF-INTERESTS OF
   SAND RIDGE FINANCIAL CORP. (SRFC)     5,114,878         40,919        (35,719)        28,070          1,319
ADJUSTED FOR POOLING-OF-INTERESTS
   OF HEBRON BANCORP, INC. (HBI)         1,222,599          9,781         (6,557)         5,753            (73)
                                       -----------     ----------     -----------    ----------     -----------    -----------
ADJUSTED BALANCES AT
   DECEMBER 31, 1996                    21,065,249        168,522          4,849        127,192          2,408           (220)
NET EARNINGS                                                                             46,832
UNREALIZED HOLDING GAINS ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                                                             2,224

TOTAL COMPREHENSIVE INCOME
CASH DIVIDENDS DECLARED
   (BANCORP - $0.47 PER SHARE;
   SRFC - $17 PER SHARE;
   HBI - $5 PER SHARE)                                                                  (20,271)
SHARES ISSUED IN HASTINGS
   FINANCIAL CORPORATION MERGER            322,386          2,579         (1,733)         4,238              1
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                   2,471             38           (168)
10% STOCK DIVIDEND                       1,505,479         12,025         54,896        (66,984)
PURCHASE OF COMMON STOCK
RESTRICTED STOCK AWARDS                                                        9                                         (220)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                                                           102
                                       -----------     ----------     -----------    ----------     -----------    -----------
BALANCES AT DECEMBER 31, 1997           22,895,585        183,164         57,853         91,007          4,633           (338)
NET EARNINGS                                                                             50,972
UNREALIZED HOLDING GAINS ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                                                               316

TOTAL COMPREHENSIVE INCOME
CASH DIVIDENDS DECLARED
   (BANCORP - $0.52 PER SHARE;
   SRFC - $18 PER SHARE;
   HBI - $5.50 PER SHARE)                                                               (21,436)
PURCHASE OF COMMON STOCK
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                   6,135         (1,266)          (314)
TRANSFER OF SURPLUS TO
   COMMON STOCK (NO PAR VALUE)                             57,536        (57,536)
2 FOR 1 STOCK SPLIT                     16,560,780
10% STOCK DIVIDEND                       3,195,315         67,275                       (70,383)
RESTRICTED STOCK AWARDS                                                       (3)                                        (220)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                                                           150
                                       -----------     ----------     -----------    ----------     -----------    -----------
BALANCES AT DECEMBER 31, 1998           42,657,815        306,709              0         50,160          4,949           (408)
NET EARNINGS                                                                             50,323
UNREALIZED HOLDING LOSSES ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                                                           (11,347)

TOTAL COMPREHENSIVE INCOME
CASH DIVIDENDS DECLARED
   (BANCORP - $0.57 PER SHARE;
   SRFC - $4.75 PER SHARE;
   HBI - $1.50 PER SHARE)                                                               (25,570)
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                   1,331           (951)
10% STOCK DIVIDEND                       4,213,712         67,700                       (69,009)
RESTRICTED STOCK AWARDS                     (3,751)           (11)                                                       (174)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                                                           168
                                       -----------     ----------     -----------    ----------     -----------    -----------
BALANCES AT DECEMBER 31, 1999           46,869,107     $  373,447       $      0      $   5,904     $   (6,398)     $    (414)
                                       ===========     ==========     ===========    ==========     ===========    ===========


                                         TREASURY       TREASURY
                                          STOCK          STOCK
                                          SHARES         AMOUNT            TOTAL

                                                   (Dollars in thousands)

BALANCES AT DECEMBER 31, 1996            (25,907)       $  (776)         $ 258,482
ADJUSTED FOR POOLING-OF-INTERESTS OF
   SAND RIDGE FINANCIAL CORP. (SRFC)                                        34,589
   ADJUSTED FOR POOLING-OF-INTERESTS
   OF HEBRON BANCORP, INC. (HBI)                                             8,904
                                         ---------     ----------     ------------
ADJUSTED BALANCES AT
   DECEMBER 31, 1996                       (25,907)        (776)           301,975
NET EARNINGS                                                                46,832
UNREALIZED HOLDING GAINS ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                                 2,224
                                                                          --------
TOTAL COMPREHENSIVE INCOME                                                  49,056
CASH DIVIDENDS DECLARED
   (BANCORP - $0.47 PER SHARE;
   SRFC - $17 PER SHARE;
   HBI - $5 PER SHARE)                                                     (20,271)
SHARES ISSUED IN HASTINGS
   FINANCIAL CORPORATION MERGER                                              5,085
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                 23,817           787                657
10% STOCK DIVIDEND                           (212)                             (63)
PURCHASE OF COMMON STOCK                   (5,965)         (282)              (282)
RESTRICTED STOCK AWARDS                     6,948           208                 (3)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                102
                                         ---------     ----------     ------------
BALANCES AT DECEMBER 31, 1997              (1,319)          (63)           336,256
NET EARNINGS                                                                50,972
UNREALIZED HOLDING GAINS ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                                   316
                                                                          --------
TOTAL COMPREHENSIVE INCOME                                                  51,288
CASH DIVIDENDS DECLARED
   (BANCORP - $0.52 PER SHARE;
   SRFC - $18 PER SHARE;
   HBI - $5.50 PER SHARE)                                                  (21,436)
PURCHASE OF COMMON STOCK                 (284,894)       (8,773)            (8,773)
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                 76,494         2,368                788
TRANSFER OF SURPLUS TO
   COMMON STOCK (NO PAR VALUE)
2 FOR 1 STOCK SPLIT                        (8,563)
10% STOCK DIVIDEND                         95,819         3,108
RESTRICTED STOCK AWARDS                     3,825           215                 (8)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                150
                                         ---------     ----------     ------------
BALANCES AT DECEMBER 31, 1998            (118,638)       (3,145)           358,265
NET EARNINGS                                                                50,323
UNREALIZED HOLDING LOSSES ON
   SECURITIES AVAILABLE FOR SALE
   ARISING DURING THE PERIOD                                               (11,347)
                                                                           --------
TOTAL COMPREHENSIVE INCOME                                                  38,976
CASH DIVIDENDS DECLARED
   (BANCORP - $0.57 PER SHARE;
   SRFC - $4.75 PER SHARE;
   HBI - $1.50 PER SHARE)                                                  (25,570)
EXERCISE OF STOCK OPTIONS,
   NET OF SHARES PURCHASED                 65,725         1,731                780
10% STOCK DIVIDEND                         45,313         1,265                (44)
RESTRICTED STOCK AWARDS                     7,600           149                (36)
AMORTIZATION OF RESTRICTED
   STOCK AWARDS                                                                168
                                         ---------     ----------     ------------
BALANCES AT DECEMBER 31, 1999                   0      $      0       $    372,539
                                         =========     ==========     ============


See Notes to Consolidated Financial Statements.


                  FIRST FINANCIAL BANCORP   16   1999 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a bank and savings and loan holding company, principally serving western Ohio, Indiana, northern Kentucky and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 25 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

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

     Mortgages held for sale are reported at the lower of cost or aggregate market value primarily as determined by outstanding commitments from investors. Capitalized mortgage servicing rights (MSRs) are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. MSRs are amortized on an accelerated basis over the estimated period of net servicing revenue.

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

     Earnings per share - Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Bancorp's stock plans, using the treasury stock method.

     Cash flow information - For purposes of the statement of cash flows, Bancorp considers cash and due from banks as cash and cash equivalents.
     Capital - During 1999, Bancorp issued a 10% stock dividend. All share amounts presented in the financial statements have been adjusted to reflect these transactions.

     On April 27, 1999, the shareholders approved an amendment to the Articles of Incorporation to increase the number of authorized common shares from 60,000,000 to 160,000,000.

     Reporting comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.

     Disclosure about segments and related information - Bancorp operates as one community banking segment in contiguous geographic markets.

     Derivative Instruments - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was released in June, 1998, and is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities.

     Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

                 FIRST FINANCIAL BANCORP   17   1999 ANNUAL REPORT

            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 1999 and 1998 were approximately $23,748,000 and $19,472,000, respectively.

                         NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 1999, 1998, and 1997:

                                        ACQUISITION                                       SHARES    PURCHASE
                                            DATE            ASSETS         DEPOSITS       ISSUED      PRICE
                                                                 (Dollars in thousands)
Pooling-of-interests
   Sand Ridge Financial Corporation     June 1, 1999     $  591,325     $  516,413      5,114,878
   Hebron Bancorp, Inc.                 June 1, 1999        110,089         94,624      1,222,599
   Hastings Financial Corporation       January 1, 1997      49,989         44,156        322,386


Purchase transactions
   The Union State Bank                 April 1, 1998        68,020         52,798                  $  13,600
   KeyBank branches                     December 8, 1997     93,486        246,120                     28,837
   Southeastern Indiana Bancorp         June 1, 1997         55,071         46,774                      7,800

     On June 1, 1999, Bancorp issued 5,114,878 shares of its common stock for all the outstanding shares of Sand Ridge Financial Corporation (SRFC). Upon consummation of the merger, SRFC was merged out of existence and its only subsidiary, Sand Ridge Bank, became a wholly owned subsidiary of Bancorp. This merger was accounted for as a pooling-of-interests, and accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the acquisition to include the accounts and operations of SRFC.

     Also on June 1, 1999, Bancorp issued 1,222,599 shares of its common stock for all the outstanding shares of Hebron Bancorp, Inc. (HBI). Upon consummation of the merger, HBI was merged out of existence and its only subsidiary, Hebron Deposit Bank, became a wholly owned subsidiary of Bancorp. The merger was accounted for as a pooling-of-interests, and accordingly, the consolidated financial statements, including earnings per share, have been restated for the periods prior to the acquisition to include the accounts and operations of HBI.

                              Three months ending
                                 March 31,            December 31,
                                   1999           1998           1997
                                           (Dollars in thousands)
Net interest income
   Bancorp                     $   34,108     $   131,064    $   115,352
   SRFC                             4,663          17,196         15,782
   HBI                                945           3,976          4,283
                               ----------     -----------    -----------
   Combined                    $   39,716     $   152,236    $   135,417
                               ==========     ===========    ===========

Net earnings
   Bancorp                     $   11,130     $    44,106    $    40,308
   SRFC                             1,635           5,447          4,993
   HBI                                316           1,419          1,531
                               ----------     -----------    -----------
   Combined                    $   13,081     $    50,972    $    46,832
                               ==========     ===========    ===========

                 FIRST FINANCIAL BANCORP   18   1999 ANNUAL REPORT

                            NOTE 4 - LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

                                            1999           1998
                                          (Dollars in thousands)
Direct financing                          $ 32,148    $   21,354
Leveraged                                       28         1,302
Non-recourse debt, principal and interest        0          (936)
                                          --------    ----------
Net rentals receivable                      32,176        21,720
Estimated residual value of leased assets   21,872        12,986
Less unearned income                         7,540         5,494
                                          --------    ----------
   INVESTMENT IN LEASES, NET              $ 46,508    $   29,212
                                          ========    ==========

Direct financing lease payments receivable as of December 31, 1999, for the next five years and thereafter are as follows:

                                (Dollars in thousands)
                  2000                   $10,980
                  2001                     9,620
                  2002                     6,850
                  2003                     3,437
                  2004                     1,078
                  Thereafter                 183

                        NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

                                             1999              1998
                                             (Dollars in thousands)
Land and land improvements                 $  12,221      $  11,778
Buildings                                     52,683         55,002
Furniture and fixtures                        46,256         43,748
Leasehold improvements                         3,379          1,446
Construction in progress                       2,070          2,914
                                           ---------      ---------
                                             116,609        114,888
Less accumulated depreciation
   and amortization                           57,605         56,908
                                           ---------      ---------
     TOTAL                                  $ 59,004        $57,980
                                           =========      =========

        NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

     Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 1999, Bancorp's subsidiaries had retained earnings of $171,291,000 of which $39,200,000 was available for distribution to Bancorp as dividends without prior regulatory approval.

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

     Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp has issued standby letters of credit aggregating $18,028,000 and $18,022,000 at December 31, 1999, and 1998, respectively.

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

                 FIRST FINANCIAL BANCORP   19   1999 ANNUAL REPORT
may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counter- party. The collateral held varies, but may include securities, real estate, inventory, plant or equipment. Bancorp had commitments outstanding to extend credit totaling $508,366,000 and $469,577,000 at December 31, 1999, and 1998, respectively. Management does not anticipate any material losses as a result of these commitments.

                         NOTE 8 - INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 1999:

                                                       HELD-TO-MATURITY                         AVAILABLE-FOR-SALE

                                        AMORTIZED        UNREALIZED      MARKET    AMORTIZED        UNREALIZED          MARKET
                                           COST       GAINS    LOSSES    VALUE       COST       GAINS     LOSSES        VALUE
                                                                      (Dollars in thousands)

U.S. Treasury securities                                                        $   11,364    $     2   $     (55)  $   11,311
Securities of U.S. government
   agencies and corporations                                                       122,103         11      (3,276)     118,838
Mortgage-backed securities             $    6,345  $   116  $   (47)  $  6,414     191,894        638      (3,570)     188,962
Obligations of state and
   other political subdivisions            25,097      752      (83)    25,766     142,743        955      (4,880)     138,818
Other securities                              323        0       (5)       318      32,257          4         (64)      32,197
                                       ----------  -------  -------   --------  ----------    -------   ---------   ----------
     TOTAL                             $   31,765  $   868  $  (135)  $ 32,498  $  500,361    $ 1,610   $ (11,845)  $  490,126
                                       ==========  =======  =======   ========  ==========    =======   =========   ==========

The following is a summary of investment securities as of December 31, 1998:

                                                       HELD-TO-MATURITY                         AVAILABLE-FOR-SALE

                                        AMORTIZED        UNREALIZED      MARKET    AMORTIZED        UNREALIZED          MARKET
                                           COST       GAINS    LOSSES    VALUE       COST       GAINS     LOSSES        VALUE
                                                                      (Dollars in thousands)

U.S. Treasury securities                                                        $   30,498    $   217                $  30,715
Securities of U.S. government
   agencies and corporations           $    2,031  $    80            $  2,111     112,643      1,154   $     (20)     113,777
Mortgage-backed securities                  9,117      252  $   (19)     9,350     226,786      1,954        (379)     228,361
Obligations of state and
   other political subdivisions            26,118    2,058       (2)    28,174     151,261      5,310        (225)     156,346
       Other securities                       516        8        0        524      21,167         28           0       21,195
                                       ----------  -------  -------   --------  ----------    -------   ---------   ----------
     TOTAL                             $   37,782  $ 2,398  $   (21)  $ 40,159  $  542,355    $ 8,663   $    (624)  $  550,394
                                       ==========  =======  =======   ========  ==========    =======   =========   ==========

     The carrying value of investment securities as of December 31, 1997, by category was as follows: U.S. Treasury $55,121,000, U.S. government agencies and corporations $92,799,000, mortgage-backed $214,576,000, obligations of state and other political subdivisions $160,706,000, and other $21,927,000.

     During the year ended December 31, 1999, available-for-sale securities with a fair value at the date of sale of $13,482,000 were sold. The gross realized gains on such sales totaled $38,000.

     During the year ended December 31, 1998, available-for-sale securities with a fair value at the date of sale of $48,749,000 were sold. The gross realized gains on such sales totaled $900,000.

     During the year ended December 31, 1997, available-for-sale securities with a fair value at the date of sale of $24,462,000 were sold. The gross realized gains on such sales totaled $206,000 and the gross realized losses totaled $106,000.

     There were net investment gains after taxes of $106,000, $738,000 and $105,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The applicable income tax effects were a benefit of $56,000 for 1999 and expenses of $322,000 and $42,000 1998, and 1997, respectively.

     The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $241,164,000 at December 31, 1999.

     The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 1999, by contractual maturity, are shown in the table below.

     Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           HELD-TO-MATURITY   AVAILABLE-FOR-SALE

                                        AMORTIZED  MARKET   AMORTIZED     MARKET
                                          COST     VALUE      COST         VALUE
                                                 (Dollars in thousands)
  Due in one year or less               $  5,139  $  5,147  $  17,982  $  17,985
  Due after one year through five years   14,625    15,301    126,123    124,569
  Due after five years through ten years   8,045     8,106    110,168    107,984
  Due after ten years                      3,956     3,944    246,088    239,588
                                        --------  --------  ---------  ---------
    TOTAL                               $ 31,765  $ 32,498  $ 500,361  $ 490,126
                                        ========  ========  =========  =========

                 FIRST FINANCIAL BANCORP   20   1999 ANNUAL REPORT

                                 NOTE 9 - LOANS

Information on nonaccrual and restructured loans at December 31 was as follows:

                                                   1999      1998         1997
                                                      (Dollars in thousands)
    Principal balance
       Nonaccrual loans                        $  11,283   $  7,481    $   7,845
       Restructured loans                          2,244        691        2,447
                                               ---------   --------    ---------
         TOTAL                                 $  13,527   $  8,172    $  10,292
                                               =========   ========    =========
   Interest income effect
       Gross amount of interest that would
         have been recorded at original rate   $     885   $    631    $     862
       Interest included in income                   286        197          226
                                               ---------   --------    ---------
         NET IMPACT ON INTEREST INCOME         $     599   $    434    $     636
                                               =========   ========    =========

     At December 31, 1999, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.
     The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions or other workout situations, net of the related allowance, totaled $1,707,000, $221,000 and $1,150,000 at December 31, 1999, 1998 and 1997, respectively.
     Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                              1999            1998        1997
                                                      (Dollars in thousands)
 Balance at beginning of year             $ 34,800     $    31,660   $   25,803
 Allowance acquired through mergers              0             806        3,013
 Provision for discontinued product line     1,100               0            0
 Provision for loan losses                   9,232           8,247        6,656
 Loans charged off                          (9,361)         (8,387)      (5,439)
 Recoveries                                  3,569           2,474        1,627
                                          --------     -----------      -------
    BALANCE AT END OF YEAR                $ 39,340     $    34,800      $31,660
                                          ========     ===========      =======

     The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

       At December 31, 1999, 1998, and 1997, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,688,000, $3,218,000, and $4,169,000, respectively. The related allowance for loan losses on these impaired loans was $1,433,000 at December 31, 1999, $1,449,000 at December 31, 1998, and $1,115,000 at December 31, 1997. There were $20,000 of impaired loans that as a result of write-downs did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1999, was approximately $2,407,000 versus $4,640,000 for the year ended December 31, 1998, and $3,780,000 for the year ended December 31, 1997. For the years ended December 31, 1999, 1998, and 1997, Bancorp recognized interest income on those impaired loans of $88,000, $129,000 and $37,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

       Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $394,978,000, $301,695,000 and $227,977,000 at December 31, 1999, 1998
and 1997, respectively.

       Custodial escrow balances maintained in connection with servicing these mortgage loans were approximately $2,344,000, $1,908,000 and $1,670,000 at December 31, 1999, 1998 and 1997, respectively.

             NOTE 10 - FEDERAL HOME LOAN BANK LONG-TERM BORROWINGS

     Long-term borrowings at December 31, 1999 consisted exclusively of Federal Home Loan Bank advances with rates ranging from 4.28% to 6.90%, with interest payable monthly. The advances were secured by certain residential mortgage loans with a book value of $1,045,355,000 at December 31, 1999. The advances mature as follows: $4,392,000 in 2000, $4,129,000 in 2001, $23,296,000 in 2002,
$11,200,000 in 2003, $22,500,000 in 2004, $2,282,000 in 2006, $20,000,000 in
2007, $46,000,000 in 2008, and $28,000,000 in 2009.

            FIRST FINANCIAL BANCORP     21     1999 ANNUAL REPORT

                             NOTE 11 - INCOME TAXES

Income tax expense consisted of the following components:

                                          1999           1998           1997

                                                 (Dollars in thousands)
       Current
         Federal                    $     21,613   $     21,462    $    21,704
         State                             2,633          2,024          2,103
                                    ------------   ------------    ------------
           Total                          24,246         23,486         23,807
       Deferred (benefit) expense          2,054          1,198         (1,812)
                                    ------------   ------------    ------------
           INCOME TAX EXPENSE       $     26,300   $     24,684    $    21,995
                                    ============   ============    =============

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

                                            1999        1998           1997

                                                  (Dollars in thousands)
       Income taxes computed at
          federal statutory rate of 35%  $  26,818   $  26,420   $    24,014
       State income taxes, net
          of federal tax benefit             1,711       1,322         1,373
       Effect of tax-exempt interest        (2,885)     (2,933)       (3,085)
       Other                                   656        (125)         (307)
                                         ---------   ---------   -----------
         INCOME TAX EXPENSE              $  26,300   $  24,684   $    21,995
                                         =========   =========   ===========

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

     SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31 1999, 1998, and 1997. The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 1999 and 1998, are as follows:

                                                                                              1999            1998
                                                                                            (Dollars in thousands)

       Deferred tax assets
                  Allowance for loan losses                                             $    12,237     $    10,971
                  Mark to market adjustment                                                    (985)          2,321
                  Other real estate owned                                                         2               2
                  Postretirement benefits other than pensions liability                         936             990
                  Pension liability                                                             832             326
                  Other                                                                       3,930             938
                                                                                        -----------     ------------
                    Total deferred tax assets                                                16,952          15,548
       Deferred tax liabilities
                  Tax greater than book depreciation                                          1,125           1,251
                  Leasing activities                                                          4,308           3,489
                  Federal Home Loan Bank stock basis difference                               5,546           1,009
                  Deferred loan fees                                                          1,421             782
                  Purchase accounting adjustment                                               (276)          1,023
                  Other                                                                         733           1,845
                                                                                        -----------     ------------
                     Total deferred tax liabilities                                          12,857           9,399
                                                                                        -----------     ------------
                     Net deferred tax asset recognized through the statement of earnings      4,095           6,149
                     Net deferred tax asset (liability) from valuation adjustments of investment securities available-for-sale, recognized in equity
                       section of balance sheet                                               3,913          (3,077)
                                                                                        -----------     ------------
                       TOTAL NET DEFERRED TAX ASSET                                     $     8,008     $     3,072
                                                                                        ===========     ============

             FIRST FINANCIAL BANCORP     22     1999 ANNUAL REPORT

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

     Regulatory guidelines require a 4.00% Tier 1 capital ratio, an 8.00% total risk-based capital ratio and a 4.00% leverage ratio. Tier 1 capital consists primarily of common shareholders' equity, net of certain intangibles; and total risk-based capital is Tier 1 capital plus Tier 2 supplementary capital, which is primarily the allowance for loan losses subject to certain limits. The leverage ratio is a result of dividing Tier 1 capital by average total assets less certain intangibles.

     While Bancorp's subsidiaries' ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets, and the allowance for loan losses, which influences the total risk-based capital ratio.

     The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                             December 31,
                                                         1999            1998
                                                        (Dollars in thousands)
       Tier 1 capital
         Shareholders' equity                      $    372,539    $   358,265
         Less certain intangibles                        37,610         40,605
         Less accumulated comprehensive income          (6,398)          4,949
                                                   ------------    -----------
           Total Tier 1 capital                    $    341,327    $   312,711
                                                   ============    ===========
       Total risk-based capital
         Tier 1 capital                            $    341,327    $   312,711
         Qualifying allowance for loan losses            35,636         31,742
                                                   ------------    -----------
          Total risk-based capital                 $    376,963    $   344,453
                                                   ============    ===========
       Risk weighted assets                        $  2,847,221    $ 2,536,301
                                                   ============    ===========
       Risk-based ratios
           Tier 1 capital                                 12.0%          12.3%
                                                   ============    ===========
           Total risk-based capital                       13.2%          13.6%
                                                   ============    ===========
           Leverage                                        9.4%           9.1%
                                                   ============    ===========

                      NOTE 13 - EMPLOYEE BENEFIT PLANS

     Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets were administered by the trust departments of First National Bank of Southwestern Ohio (First Southwestern) and Community First Bank & Trust (Community First), both subsidiaries of Bancorp, during 1998. First Southwestern became the sole administrator during 1999. Plan assets primarily consist of equity and debt mutual funds, stocks, corporate bonds, and money market funds. Approximately 95.8% and 90.2% of plan assets at December 31, 1999 and 1998, respectively, were invested in collective trust funds with First Southwestern. Also included in plan assets was a $100,000 certificate of deposit invested with Community First at each date. The pension plan does not own any shares of Bancorp common stock.

     The following tables set forth information concerning amounts recognized in Bancorp's Consolidated Balance Sheets and Consolidated Statements of Earnings:

                                                              December 31,
                                                         1999          1998

                                                         (Dollars in thousands)
     CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at beginning of year       $    27,408       $  24,393
     Service cost                                        1,972           1,769
     Interest cost                                       1,941           1,811
     Transfer from merged plan                               0             320
     Actuarial (gain) loss                              (1,043)          2,107
     Benefits paid                                      (3,742)         (2,992)
                                                   ------------    ------------
     Benefit obligation at end of year                  26,536          27,408

     CHANGE IN PLAN ASSETS
     Fair value of plan assets at beginning of year     25,676          23,738
     Actual return on plan assets                          828           3,128
     Employer contributions                                136           1,495
     Transfer from merged plan                               0             307
     Benefits paid                                      (3,742)         (2,992)
                                                   ------------    ------------
     Fair value of plan assets at end of year           22,898          25,676
                                                   ------------    ------------
     Funded status                                      (3,638)         (1,732)
     Unrecognized transition amount                     (1,036)         (1,342)
     Unrecognized prior service cost                     1,327           1,579
     Unrecognized actuarial loss                           493             141
                                                   ------------    ------------
     NET AMOUNT RECOGNIZED IN THE CONSOLIDATED
       BALANCE SHEETS (ACCRUED BENEFIT LIABILITY)  $    (2,854)    $    (1,354)
                                                   ============    ============

            FIRST FINANCIAL BANCORP     23     1999 ANNUAL REPORT

    WEIGHTED-AVERAGE ASSUMPTIONS

                                                         December 31,
                                                      1999          1998

    Discount rate                                     7.50%         7.00%
    Expected return on plan assets                    9.00%         8.00%
    Rate of compensation increase                     3.50%         3.50%

COMPONENTS OF NET PERIODIC BENEFIT COST

                                                         December 31,
                                               1999        1998         1999
                                                   (Dollars in thousands)
    Service cost                            $    1,972   $  1,769    $   1,502
    Interest cost                                1,941      1,811        1,734
    Expected return on assets                   (2,223)    (1,900)      (1,765)
    Amortization of transition asset              (305)      (305)        (305)
    Amortization of unrecognized prior
       service cost                                252        252          261
    Amortization of actuarial loss                   0          0           64
                                            ----------   --------    ---------
       NET PERIODIC PENSION COST            $    1,637   $  1,627    $   1,491
                                            ==========   ========    =========

     Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the Board of Directors. During 1999 and 1998, Bancorp contributed $0.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $775,000 during 1999, $701,000 during 1998, and $566,000 during 1997.

             NOTE 14 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Some Bancorp subsidiaries maintain health care and, in limited instances, life insurance plans for current retired employees. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. Bancorp has reserved the right to change or eliminate these benefit plans.

     The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

                                                                          1999          1998
                                                                         (Dollars in thousands)

 Benefit obligation at beginning of year                              $   1,439    $   1,669
 Interest cost                                                               96          106
 Plan participants' contributions                                            25           29
 Actuarial gain                                                            (192)        (328)
 Benefits paid                                                             (190)         (37)
 Benefit obligation at end of year                                        1,178        1,439
 Fair value of plan assets at beginning and end of year                       0            0
 Funded status                                                           (1,178)      (1,439)
 Unrecognized actuarial gain                                             (1,370)      (1,282)
                                                                      ---------    ----------
 Unrecognized prior service cost                                            (29)         (33)
                                                                      ---------    ----------
   NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS      $  (2,577)   $  (2,754)
                                                                      =========    ==========

 Net periodic postretirement benefit cost includes the following components:

 Interest cost                                                        $      96    $     106
 Amortization of unrecognized prior service cost                             (4)          (3)
 Amortization of actuarial gain                                            (103)         (90)
                                                                      ---------    ----------
   NET PERIODIC BENEFIT COST                                          $     (11)   $      13
                                                                      =========    ==========

     The discount rate used to determine the accumulated postretirement benefit obligation was 7.50% at December 31, 1999, and 7.00% at December 31, 1998. The assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation are shown in the table to the right.

     If the health care cost trend rate assumptions were increased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1999, would be increased by approximately $95,000. If the health care cost trend rate assumptions were decreased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 1999, would be decreased by approximately $86,000.

1999                        8.10%
2000           7.30%        7.30%
2001           6.60%        6.50%
2002           6.00%        6.00%
2003           5.50%        5.50%
Thereafter     5.00%        5.00%

              FIRST FINANCIAL BANCORP    24    1999 ANNUAL REPORT

                          NOTE 15 - EARNINGS PER SHARE

                                                                                         1999            1998                1997
                                                                                       (Dollars in thousands, except per share data)

The following table sets forth the computation of basic and diluted earnings per share:

Net income--numerator for basic and diluted earnings per share
   income available to common stockholders                                           $    50,323      $    50,972      $    46,832
                                                                                     ===========      ===========      ===========
Denominator for basic earnings per share - weighted average shares                    46,848,851       46,984,480       47,013,881
Effect of dilutive securities - employee stock options                                   136,931          187,943          143,353
                                                                                     -----------      -----------      -----------
Denominator for diluted earnings per share - adjusted weighted average shares         46,985,782       47,172,423       47,157,234
                                                                                     ===========      ===========      ===========
       Basic earnings per share                                                      $      1.07      $      1.08      $      1.00
                                                                                     ===========      ===========      ===========
Diluted earnings per share                                                           $      1.07      $      1.08      $      0.99
                                                                                     ===========      ===========      ===========

                            NOTE 16 - STOCK OPTIONS

     The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,610,510 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the Board of Directors, or a committee thereof, specify, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan which provides for 6,500,000 similar options and awards.

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

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Bancorp had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 4.74%, 5.59% and 6.72%; dividend yields of 2.35%, 2.45%, and 3.67%; volatility factors of the expected market price of Bancorp's common stock of .202, .193 and .195; and a weighted average expected life of the options of 2.83, 4.20, and 7.57 years.

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

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:

                                      1999         1998           1997
                                   (Dollars in thousands, except per share data)
Pro forma net earnings             $  49,238      $ 50,187       $ 46,556
                                   =========      ========       ========
Pro forma earnings per share       $    1.05      $   1.07       $   0.99
                                   =========      ========       ========

Activity in the above plan for 1999, 1998, and 1997 is summarized as follows:

                                                            1999                        1998                         1997

                                                  NUMBER OF     OPTION        NUMBER OF      OPTION          NUMBER OF    OPTION
                                                    SHARES       PRICE          SHARES        PRICE            SHARES      PRICE

Outstanding at beginning of year                   527,780                      452,470                       408,656
Granted                                            321,737    $20.23-23.69      209,727    $20.04-22.68       129,831   $11.69-13.81
Exercised                                          (79,316)   $ 7.72-20.04     (134,417)   $ 7.50-11.86       (84,686)  $ 7.73-11.86
Cancelled                                          (27,797)   $      23.69                                     (1,331)  $      11.69
                                                 ---------                      -------                       -------
   OUTSTANDING AT END OF YEAR                      742,404    $ 7.50-23.69      527,780    $ 7.50-22.68       452,470   $ 7.50-13.81
                                                 =========                      =======                       =======
   EXERCISABLE AT END OF YEAR                      448,441                      318,030                       323,901   $ 7.50-11.86
                                                 =========                      =======                       =======
   AVAILABLE FOR FUTURE GRANT                    7,019,241                      680,250                       901,230
                                                 =========                      =======                       =======
   WEIGHTED-AVERAGE FAIR VALUE OF
       OPTIONS GRANTED DURING THE YEAR           $    3.56                      $  3.89                       $  2.56
                                                 =========                      =======                       =======

              FIRST FINANCIAL BANCORP    25    1999 ANNUAL REPORT

                       NOTE 17 - LOANS TO RELATED PARTIES

     Loans to directors, executive officers, principal holders of Bancorp's common stock and certain related persons totaled $35,568,000 and $29,961,000 at December 31, 1999, and 1998, respectively.

       Activity of these loans was as follows:

                                             1999             1998
                                           (Dollars in thousands)
         Beginning balance              $  29,961      $     33,792
         Additions                         17,092            12,453
         Collected                         11,485            16,284
         Charged off                            0                 0
                                        ---------      ------------
            Ending balance              $  35,568      $     29,961
                                        =========      ============
            Loans 90 days past due      $       0      $          0
                                        =========      ============

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

     In the event of such a distribution, each "right" would entitle the holder to purchase, at an exercise price of $40.91, one share of common stock of the corporation. Subject to the "exchange option" described below, if a person or group acquires 30 percent or more of Bancorp's outstanding common shares or is declared an "adverse person" by the Board of Directors of the corporation, each "right" would entitle the holder to purchase, at an exercise price of $40.91, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any "rights" held by an "acquiring person" or an "adverse person" could not be exercised.

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

     At any time after any person becomes an "acquiring person" or an "adverse person," the plan gives Bancorp's board of directors the option (the "exchange option") to exchange all or part of the outstanding "rights" (except "rights" held by an "acquiring person" or an "adverse person") for shares of Bancorp's common stock at an exchange ratio of 0.9 shares of common stock per "right." In the event that Bancorp's board of directors adopts the "exchange option," each "right" would entitle the holder thereof to receive only 0.9 shares of common stock per "right." Any partial exchange would be effected pro rata based on the number of "rights" held by each holder of "rights" included in the exchange.

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

                  FIRST FINANCIAL BANCORP 26 1999 ANNUAL REPORT

        NOTE 19 - DISCLOSURES AB0UT FAIR VALUE OF FINANCIAL INSTRUMENTS


       The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

       Cash and short-term investments - The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

       Investment securities (including mortgage-backed securities) - Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 8 for further disclosure.)

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

       Commitments to extend credit and standby letters of credit - Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp's market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 7 for additional information.)

       Bancorp does not carry financial instruments which are held or issued for trading purposes. The estimated fair values of Bancorp's financial instruments at December 31 were as follows:

                                                        1999                     1998
                                              CARRYING       FAIR       CARRYING       FAIR
                                                VALUE        VALUE        VALUE        VALUE
                                                           (Dollars in thousands)

Financial assets
  Cash and short-term investments           $  240,325   $  240,325   $  175,752   $  175,752
  Investment securities held-to-maturity        31,765       32,498       37,782       40,159
  Investment securities available-for-sale     490,126      490,126      550,394      550,394
  Loans
      Commercial                               769,454      766,457      689,524      687,650
      Real estate-construction                 111,458      105,154       74,205       73,958
      Real estate-mortgage                   1,467,591    1,413,537    1,306,065    1,318,404
      Installment, net of unearned income      618,957      678,673      533,834      534,174
      Credit card                               22,408       22,481       21,306       21,312
      Leasing                                   46,508       47,179       29,212       30,828
      Less allowance for loan losses            39,340                    34,800
                                             ---------    ---------    ---------    ---------
        Net loans                            2,997,036    3,033,481    2,619,346    2,666,326
      Accrued interest receivable               30,550       30,550       26,467       26,467

    Financial liabilities
      Deposits
        Noninterest-bearing                    408,712      408,712      392,999      392,999
        Interest-bearing demand                314,735      314,735      307,752      307,752
        Savings                                778,405      778,405      758,808      758,808
        Time                                 1,489,361    1,452,826    1,412,508    1,416,015
                                             ---------    ---------    ---------    ---------
          Total deposits                     2,991,213    2,954,678    2,872,067    2,875,574
      Short-term borrowings                    382,118      382,118      155,064      155,064
      Long-term borrowings                     161,799      157,169      120,777      118,419
      Accrued interest payable                  10,825       10,825       10,514       10,514

              FIRST FINANCIAL BANCORP    27    1999 ANNUAL REPORT

           NOTE 20 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY)
                             FINANCIAL INFORMATION

BALANCE SHEETS                                                                                                December 31,
                                                                                                      1999                   1998
                                                                                                         (Dollars in thousands)
ASSETS

Cash                                                                                                $ 32,200                $ 40,587
Investment securities                                                                                     46                      75
  Subordinated notes from subsidiaries                                                                 7,500                       0
  Investment in subsidiaries
  Commercial banks                                                                                   286,669                 280,114
     Savings banks                                                                                    37,085                  31,440
                                                                                                    --------                --------
       Total investment in subsidiaries                                                              323,754                 311,554
  Bank premises and equipment                                                                          1,426                     286
  Other assets                                                                                        17,842                  13,375
                                                                                                    --------                --------
       TOTAL ASSETS                                                                                 $382,768                $365,877
                                                                                                    ========                ========
LIABILITIES
  Dividends payable                                                                                 $  6,980                $  6,515
  Other liabilities                                                                                    3,249                   1,097
                                                                                                    --------                --------
       TOTAL LIABILITIES                                                                              10,229                   7,612
SHAREHOLDERS' EQUITY                                                                                 372,539                 358,265
                                                                                                    --------                --------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   $382,768                $365,877
                                                                                                    ========                ========

STATEMENTS OF EARNINGS                                                                               YEAR ENDED DECEMBER 31,

                                                                                                  1999         1998          1997

                                                                                                 (Dollars in thousands)
INCOME
   Interest income (other)                                                                     $    140      $     57      $     24
   Dividends from subsidiaries                                                                   38,348        52,974        47,139
                                                                                               --------      --------      --------
TOTAL INCOME                                                                                     38,488        53,031        47,163

EXPENSES
   Salaries and employee benefits                                                                 3,211         2,589         1,198
   Other                                                                                          5,683         2,188         1,948
                                                                                               --------      --------      --------
       TOTAL EXPENSES                                                                             8,894         4,777         3,146
                                                                                               --------      --------      --------
       INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES       29,594        48,254        44,017
Income tax benefit                                                                               (1,310)         (984)         (769)
                                                                                               --------      --------      --------
      Income before equity in undistributed net earnings of subsidiaries                         30,904        49,238        44,786
Equity in undistributed net earnings of subsidiaries                                             19,419         1,734         2,046
                                                                                               --------      --------      --------
      NET EARNINGS                                                                             $ 50,323      $ 50,972      $ 46,832
                                                                                               ========      ========      ========

FIRST FINANCIAL BANCORP                28                     1999 ANNUAL REPORT


STATEMENTS OF CASH FLOWS                                                                               YEAR ENDED DECEMBER 31,

                                                                                                     1999         1998         1997
                                                                                                        (Dollars in thousands)

OPERATING ACTIVITIES
   Net earnings                                                                                  $ 50,323     $ 50,972     $ 46,832
   Adjustments to reconcile net earnings to net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                                        (19,419)      (1,734)      (2,046)
      Provision for depreciation and amortization                                                      60           32           13
      Deferred income taxes                                                                            78          173          (71)
      Increase in dividends payable                                                                   465          528          618
      Increase (decrease) in accrued expenses                                                       2,251          662         (781)
      (Increase) decrease in receivables                                                           (4,550)      (3,261)       3,004
                                                                                                 --------     --------     --------
           Net cash provided by operating activities                                               29,208       47,372       47,569
INVESTING ACTIVITIES
   Subordinated notes from subsidiaries                                                            (7,500)           0            0
   Capital contributions to subsidiaries                                                           (4,200)      (1,200)     (39,400)
   Purchase of subsidiary                                                                               0      (13,600)      (7,800)
        Purchases of premises and equipment                                                        (1,189)        (286)           0
   Other                                                                                               84            7          (43)
                                                                                                 --------     --------     --------
        Net cash used in investing activities                                                     (12,805)     (15,079)     (47,243)
FINANCING ACTIVITIES
   Cash dividends                                                                                 (25,570)     (21,436)     (20,271)
        Purchase of common stock                                                                        0       (8,773)        (282)
   Proceeds from exercise of stock options, net of shares purchased                                   780          788          657
                                                                                                 --------     --------     --------
     Net cash used in financing activities                                                        (24,790)     (29,421)     (19,896)
                                                                                                 --------     --------     --------
        (DECREASE) INCREASE IN CASH                                                                (8,387)       2,872      (19,570)
Cash at beginning of year                                                                          40,587       37,715       57,285
                                                                                                 --------     --------     --------
        CASH AT END OF YEAR                                                                      $ 32,200     $ 40,587     $ 37,715
                                                                                                 ========     ========     ========



                   NOTE 21 - MERGER AND RESTRUCTURING CHARGES

     In December 1998, Bancorp announced plans for a merger and restructuring charge to coincide with its mergers with Sand Ridge Financial Corporation and Hebron Bancorp, Inc. As discussed in Note 3 of the Notes to Consolidated Financial Statements, Bancorp completed the mergers on June 1, 1999. In the second quarter of 1999, Bancorp recorded merger and restructuring charges of approximately $6,900,000 before taxes or $5,500,000 million after taxes.

     The merger and restructuring charge consisted of two general components. The first component was for merger related charges of approximately $2,900,000 before taxes, or $2,800,000 after taxes, for investment banking and other professional services specifically associated with the SRFC and HBI mergers. Investment banking fees and other professional services such as legal, accounting, and consulting represented $2,400,000 of the $2,900,000 pre-tax merger charge. The remaining approximately $500,000 was incurred primarily for system conversions and personnel charges. Of the merger related charges, $2,700,000 have been paid.

     The second component included in the overall merger and restructuring charges of $5,500,000 after taxes related to restructuring charges for the planned consolidation of some operational functions including the sale of four facilities and more effective use of existing properties. Under its restructuring plan, Bancorp also discontinued its accounts receivable financing line of business and merged two of its affiliates, Union Trust Bank, Union City, Indiana, into Community First Bank & Trust, Celina, Ohio. The restructuring component totaled approximately $4,000,000 before taxes and $2,700,000 after taxes.

     Of the $4,000,000 pre-tax restructuring component, approximately $1,600,000 was related to the disposals of properties. The four facilities to be disposed of were written down to fair value (estimated selling price). As of December 31, 1999, two properties had not yet been sold.

     The $4,000,000 pre-tax restructuring component also consisted of a $1,100,000 provision for loan losses associated with the discontinuance of the accounts receivable financing line of business. Losses of approximately $900,000 associated with the discontinuance of the accounts receivable financing have been recognized through December 31, 1999.

     Of the $4,000,000 component, $1,300,000 was related to the consolidation of operational functions and affiliate restructuring. Approximately $800,000 of the $1,300,000 related to operational and affiliate restructuring, has been paid.

     Revenues and operating income of activities discontinued are not significant to Bancorp's operating results.

     The table below summarizes the major components of the merger and restructuring charge. Bancorp expects that the remaining balance will be substantially utilized during 2000.



                                                  MERGER        DISPOSALS     DISCONTINUED  OPERATIONS/AFFILIATE
                                                  COSTS        OF PROPERTY       PRODUCT         RESTRUCTURING     TOTAL

                                                                             (Dollars in thousands)

Merger and restructuring charge                   $2,899          $1,574          $1,100          $1,357          $6,930
Amount paid/written off                            2,680           1,459             933             834           5,906
                                                  ------          ------          ------          ------          ------
Balance as of December 31,1999                    $  219          $  115          $  167          $  523          $1,024
                                                  ======          ======          ======          ======          ======


FIRST FINANCIAL BANCORP                29                     1999 ANNUAL REPORT

               REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS



The Board of Directors and Shareholders
First Financial Bancorp.

     We have audited the accompanying consolidated balance sheets of First Financial Bancorp. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp. and subsidiaries at December 31, 1999, and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     /s/ Ernst & Young LLP

     Cincinnati, Ohio
     January 17, 2000

FIRST FINANCIAL BANCORP                30                    1999 ANNUAL REPORT


                 QUARTERLY FINANCIAL AND COMMON STOCK DATA (1)

                                                                                                (Unaudited)

                                                                                            THREE MONTHS ENDED
                                                                     MARCH 31         JUNE 30         SEPTEMBER 30      DECEMBER 31

                                                                                (Dollars in thousands, except per share data)
1999
   Interest income                                                  $ 66,938          $ 68,804           $ 72,274          $ 74,382
   Interest expense                                                   27,222            27,776             30,269            31,927
                                                                    --------          --------           --------          --------
     Net interest income                                              39,716            41,028             42,005            42,455
   Provision for loan losses                                           2,532             1,378              2,117             3,205
   Noninterest income
     Investment securities gains (losses)                                 55                (8)                 9                (6)
     All other                                                        10,041             9,999             10,484            10,738
   Noninterest expenses                                               27,667            35,187             28,914            28,893
                                                                    --------          --------           --------          --------
     Income before income taxes                                       19,613            14,454             21,467            21,089
   Income tax expense                                                  6,532             5,739              6,932             7,097
                                                                    --------          --------           --------          --------
     Net earnings                                                   $ 13,081          $  8,715           $ 14,535          $ 13,992
                                                                    ========          ========           ========          ========
   Per share
     Net earnings - basic                                           $   0.28          $   0.19           $   0.31          $   0.30
                                                                    ========          ========           ========          ========
     Net earnings - diluted                                         $   0.28          $   0.19           $   0.31          $   0.30
                                                                    ========          ========           ========          ========
     Cash dividends paid                                            $   0.14          $   0.14           $   0.14          $   0.14
                                                                    ========          ========           ========          ========
     Market price
      High bid                                                      $  27.55          $  22.73           $  21.36          $  23.56
                                                                    ========          ========           ========          ========
      Low bid                                                       $  19.77          $  19.09           $  18.46          $  18.75
                                                                    ========          ========           ========          ========

1998
   Interest income                                                  $ 62,873          $ 65,504           $ 66,820          $ 67,473
   Interest expense                                                   26,111            27,405             28,689            28,229
                                                                    --------          --------           --------          --------
     Net interest income                                              36,762            38,099             38,131            39,244
   Provision for loan losses                                           1,630             1,528              2,738             2,351
   Noninterest income
     Investment securities gains                                         173               302                247               338
     All other                                                         8,866             8,792              9,645            11,149
   Noninterest expenses                                               26,245            26,173             26,859            28,568
                                                                    --------          --------           --------          --------
     Income before income taxes                                       17,926            19,492             18,426            19,812
   Income tax expense                                                  6,011             6,402              6,214             6,057
                                                                    --------          --------           --------          --------
     Net earnings                                                   $ 11,915          $ 13,090           $ 12,212          $ 13,755
                                                                    ========          ========           ========          ========
   Per share
     Net earnings - basic                                           $   0.25          $   0.28           $   0.26          $   0.29
                                                                    ========          ========           ========          ========
     Net earnings - diluted                                         $   0.25          $   0.28           $   0.25          $   0.29
                                                                    ========          ========           ========          ========
     Cash dividends paid                                            $   0.13          $   0.13           $   0.13          $   0.13
                                                                    ========          ========           ========          ========
     Market price
      High bid                                                      $  24.27          $  26.35           $  24.27          $  28.18
                                                                    ========          ========           ========          ========
      Low bid                                                       $  19.84          $  21.28           $  20.66          $  22.73
                                                                    ========          ========           ========          ========


The stock of First Financial Bancorp. is listed with the National Association of Securities Dealers, Inc. (NASDAQ), under the symbol FFBC.

(1) All financial information has been restated as if (a) the mergers of Sand Ridge Financial Corporation and Hebron Bancorp, Inc. on June 1, 1999 and (b) the 10.0% stock dividends declared in 1998 and 1999 and the two-for-one stock split declared in 1998, occurred January 1, 1998. Both mergers were accounted for as a pooling-of-interests.



FIRST FINANCIAL BANCORP                31                     1999 ANNUAL REPORT