Form 10-K, Exhibit 13
period 2000-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2001-03-20
CIK 708955

                                                                      Exhibit 13

MISSION STATEMENT

To provide a balanced offering of innovative, quality-differentiated financial products, and extraordinary customer service to our clientele.

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

[ARTWORK]

BANCORP BOARD OF DIRECTORS AND OFFICERS
DIRECTORS

Barry J. Levey, Chairman of the Board,
First Financial; Retired Ohio State
Senator, 4th District; Retired Partner,
Frost, Brown, Todd, LLC --
Middletown, Attorneys-at-Law.

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

Dr. James C. Garland, President,
Miami University, Oxford, Ohio.

F. Elden Houts, Chairman of the Board,
Community First Bank & Trust.

Murph Knapke, Owner, Knapke Law
Office, Attorney-at-Law.

Bruce E. Leep, Chairman and Chief
Executive Officer, Sand Ridge Bank.

Stephen S. Marcum, Partner, Parrish,
Fryman & Marcum Co., L.P.A.

Barry S. Porter, Retired Chief Financial Officer,
Ohio Casualty Corp.

Steven C. Posey, President,
Posey Management Corp.

Perry D. Thatcher, President
and CEO, Ample Industries, Inc.


DIRECTORS EMERITI
Arthur W. Bidwell, Thomas C. Blake,
Merle F. Brady,  Don S. Cisle, Jr.,
Edward N. Dolun, Richard J. Fritton,
Vaden Fitton, Robert M. Jones, Charles
T. Koehler, Robert W. Long, Joseph L.
Marcum, Robert Q. Millan, Frank C.
Neal, James L. Pease, Jr., C. Wesley
Rowles, Joel H. Schmidt, Hon. C. William
Verity, Jr.

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

Senior Vice President, Chief Financial Officer, and Secretary
  Michael R. O'Dell

Senior Vice President, Consumer Banking and Operations
  Michael T. Riley

First Vice President, Investments
  Gary A. Eppley

First Vice President, Comptroller
  C. Douglas Lefferson

Vice President
  Elizabeth E. Fontaine

Vice President, Business Development
  Cheryl R. Lipp

Vice President
  Lawrence P. Mulligan, Jr.

Acting Chief Lending Officer
  Howard A. Stammen

Compliance Officer
   Terence M. Fitz

Auditor
  Daniel C. Mergy

                         LETTER TO SHAREHOLDERS - 2000


The year 2000 saw First Financial Bancorp remain true to our long-standing vision of building a more efficient and customer-focused community banking organization. This vision continues to be the basis by which strategic decisions are made and measured, and we are pleased to report the Bancorp's continued success.

Before detailing our accomplishments for the year, we would like to address briefly the Bancorp's regionalization strategy - endorsed by the board and announced on January 25, 2001 - to consolidate our 14 current banking affiliates into four regional financial institutions over the next two years. A key element of this regionalization effort is our continuing commitment to our community banking philosophy.

It is our belief that this effort will enable our affiliates to be even more competitive with larger regional, as well as national financial institutions - by taking our community banking message and practices to a higher level. Furthermore, we are confident that this initiative is in the best interest of our shareholders, customers, and associates, allowing us to provide greater growth opportunities and long-term benefits. We will keep you apprised of our progress.

For 2000, net earnings increased 15.7% over 1999, finishing the year at $58,222,000. The Bancorp's core earnings per share* rose to $1.26, an increase of 5.9% when compared to 1999.

Additionally, our return on equity closed the year at an historic high of 15.3%, while return on assets stood at a respectable 1.48%. With heightened competition in the banking industry, we remain pleased overall with the company's performance - while maintaining our commitment to achieving even greater success.

SUCCESS - A SHARED VISION
Bancorp's management and associates share a common vision with shareholders - the efficient delivery of customer-driven products, superior service, and an above-average return on investment.

For shareholders, the board extended the Bancorp's record to 68 consecutive quarterly cash dividend payments, dating back to the corporation's inception in April of 1983. Although the market price declined in 2000, the value of an investment in Bancorp stock continued to be strong. A $1,000 investment made in 1983 is now worth over $13,636, an appreciation of some 1264%. Furthermore, when small- to mid-cap bank stocks return to favor, we are confident that the Bancorp's management philosophy and strategies are on target so that our shareholders will benefit.

Success with our products and services is impacted by the quality of product offerings, appropriate pricing and delivery channels, sound strategies, and overall market conditions. During 2000, the Bancorp affiliates actively pursued deposit growth strategies. Time and attention were focused on broadening the Bancorp's deposit base and client relationships through the creation of a chief deposit officer position at each affiliate and the establishment of specific deposit growth goals. In regard to loans, demand was strong for most of the year, softening somewhat in the fourth quarter, while the Bancorp carried on a year-long plan for controlled loan growth.

These loan issues, as well as changes in market interest rates, impacted both net interest income and net interest margin. For the year, net interest income increased by 3%, or $4.9 million. Net interest margin, on the other hand, fell 19 basis points to close at 4.79%. This decrease compares quite favorably with our peer group, as the financial industry as a whole experienced considerable margin pressure.

Fees and income from other sources also contributed to the Bancorp's increase in earnings. Noninterest income rose nearly 9%, or some $3.6 million over 1999 - with the largest share coming from a 13% jump in service charges on deposit accounts, a result of our strong deposit focus.

The Trust Division also continued in a positive growth mode, realizing a revenue increase of 6.1%, and bringing total assets held in trust to nearly $3 billion by year-end. With the S&P 500 falling 10.1% for the year, and Nasdaq(R) declining nearly 40%, trust revenues - which are largely tied to market performance - felt the brunt of the declining market. We are pleased to report that our Trust Division's Common Stock Fund once again outpaced the S&P, as well as most other key indices.

A VISION FOR SUCCESS
To compete effectively in the markets we serve, and to provide shareholders with a maximized return, we moved forward by implementing measures to generate efficiencies and by taking steps to enhance our competitive position.

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

     Bancorp is a financial holding company headquartered in Hamilton, Ohio. As of December 31, 2000, Bancorp owned seventeen subsidiaries located in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include thirteen commercial banks, one savings bank, one finance company, a service corporation, and an insurance agency.

     On January 25, 2001, Bancorp announced that its board of directors had approved a multi-year plan to focus on regionalization and market expansions designed to increase long-term shareholder value.

     Over the course of 2001 and 2002, Bancorp intends to carry out a multi-phased regionalization strategy which will consolidate its 14 current banking affiliates into four regional financial institutions.

     Bancorp acknowledges that any plan of this magnitude has an initial cost. It is management's expectation that the cost for this undertaking will dilute 2001 earnings per share by three to five cents. Return on this investment will be recognized through increased operational efficiencies, significantly enhanced technologies, revenue growth, and diversification strategies, as well as market expansions. Beginning in 2002, annually recurring benefits are estimated to be accretive to earnings per share by two to four cents.

     The first of Bancorp's new regional affiliates will be formed in mid 2001 when four of the holding company's financial institutions in southeastern Indiana (Peoples Bank and Trust, Sunman; Farmers State Bank, Liberty; Union Bank & Trust, North Vernon; and Vevay Deposit Bank, Vevay) will merge under the new name, Heritage Community Bank. The new $366 million southeastern Indiana entity will encompass 14 offices, serving 38,000 customers in 9 counties.

     Near the end of 2001, the second regional bank will evolve when three north central Indiana and two northern Ohio affiliates (Indiana Lawrence Bank, North Manchester, Indiana; Citizens First State Bank, Hartford City, Indiana; Fidelity Federal Savings Bank, Marion, Indiana; Community First Bank & Trust, Celina, Ohio; and Clyde Savings Bank, Clyde, Ohio) are merged under the name, Community First Bank & Trust. The expanded $1.25 billion bank will encompass 43 offices, serving 117,000 customers and 13 counties.

     During 2002, Bancorp's emphasis on the Greater Cincinnati market will be sharpened through the merger of First National Bank of Southwestern Ohio, Hamilton, Ohio and Hebron Deposit Bank, Hebron, Kentucky. The resulting $1.5 billion entity will encompass 37 offices, serving 265,000 customers in 5 counties.

     Designed to serve northwestern Indiana, the fourth and final phase of the project will be completed toward the end of 2002, as Sand Ridge Bank, Highland, Indiana; Bright National Bank, Flora, Indiana; and National Bank of Hastings, Hastings, Michigan; are merged. The expanded $831 million bank will encompass 15 offices, serving 72,000 customers in 6 counties.

     Upon completion of the project, First Financial Bancorp expects to have four regional financial institutions with assets of approximately $4 billion, 112 banking centers, and almost 500,000 customers. There are currently no plans to close any banking centers, and customers can expect to continue to perform their transactions with the same employees they have developed relationships with over the years.

     Bancorp plans to disclose additional details concerning each of the regionalization phases as appropriate in 2001.

     The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp's financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on Pages 12 through 31.

RECENT MERGERS AND ACQUISITIONS

      On July 21, 2000, Bancorp merged its wholly owned subsidiary, Home Federal Bank, a Federal Savings Bank, Hamilton, Ohio, into another of its wholly owned subsidiaries, First National Bank of Southwestern Ohio, Hamilton, Ohio, as an in-market consolidation. Savings are expected to be slightly accretive following the transition of thrift customers to bank customers.

      Bancorp received authorization from the Federal Reserve on March 13, 2000, to convert from a bank and savings and loan holding company to a financial holding company. Bancorp is now permitted to own and operate insurance agencies and certain other financial services firms under the provisions of the Gramm-Leach-Bliley Act enacted on November 12, 1999.

      On March 29, 2000, Bancorp signed a letter of intent to purchase the Ohio City Insurance Agency that was founded in 1997 with headquarters in Ohio City, Ohio. Bancorp completed the purchase of the Ohio City Insurance Agency on May 1, 2000. The financial impact of Ohio City Insurance Agency and the purchase price for the transaction are not material.

OVERVIEW OF OPERATIONS

      Bancorp's net earnings increased 15.7% to $58,222,000 in 2000, compared to net earnings of $50,323,000 in 1999. Bancorp's diluted earnings per share increased 16.8%, to $1.25, from $1.07 in 1999. Core net earnings increased 4.90% to $58,508,000 versus core net earnings of $55,777,000 in 1999. Core net earnings excludes 1999 merger and restructuring costs associated with the acquisitions of Sand Ridge Bank and Hebron Deposit Bank and the consolidation of some operational functions, as well as 2000 costs associated with the merger of two Bancorp affiliates, First National Bank of Southwestern Ohio and Home Federal Bank, a Federal Savings Bank. (See Note 21 of the Notes to Consolidated Financial Statements for more information about the merger and restructuring charges.) Core diluted net earnings per share increased 5.88% to $1.26 in 2000, compared to $1.19 in 1999.

      Bancorp's core diluted earnings per share on a "cash basis," which excludes the effect of amortization of goodwill and core deposits (tax effected when applicable), and previously discussed merger and restructuring charges, were $1.30 for 2000, which was a 4.84% increase from 1999.

      Bancorp's net earnings during 1999 were $50,323,000 or $1.07 per share on a diluted basis, representing a 1.27% decrease from 1998 net earnings and a 0.92% decrease from 1998 earnings per share on a diluted basis. Core net earnings in 1999 were $55,777,000 or $1.19 per share on a diluted basis, representing a 10.2% increase over the comparable 1998 diluted earnings per share of $1.08.

                FIRST FINANCIAL BANCORP   1   2000 ANNUAL REPORT

                           TABLE 1 - FINANCIAL SUMMARY

                                                                 2000          1999         1998           1997          1996

                                                                         (Dollars in thousands, except per share data)

SUMMARY OF OPERATIONS
Interest income                                              $  315,528    $  282,398    $  262,670    $  231,993    $  207,539
Tax equivalent adjustment                                         4,899         5,246         4,862         4,927         5,120
                                                             ----------    ----------    ----------    ----------    ----------
  Interest income - tax equivalent                              320,427       287,644       267,532       236,920       212,659
Interest expense                                                145,424       117,194       110,434        96,576        87,827
                                                             ----------    ----------    ----------    ----------    ----------
  NET INTEREST INCOME - TAX EQUIVALENT                       $  175,003    $  170,450    $  157,098    $  140,344    $  124,832
                                                             ==========    ==========    ==========    ==========    ==========
Interest income                                              $  315,528    $  282,398    $  262,670    $  231,993    $  207,539
Interest expense                                                145,424       117,194       110,434        96,576        87,827
                                                             ----------    ----------    ----------    ----------    ----------
  Net interest income                                           170,104       165,204       152,236       135,417       119,712
Provision for loan losses                                        11,300         9,232         8,247         6,656         5,029
Noninterest income                                               44,961        41,312        39,512        31,295        25,747
Noninterest expenses                                            116,803       120,661       107,845        91,229        82,818
                                                             ----------    ----------    ----------    ----------    ----------
  Income before income taxes                                     86,962        76,623        75,656        68,827        57,612
Income tax expense                                               28,740        26,300        24,684        21,995        17,525
                                                             ----------    ----------    ----------    ----------    ----------
  NET EARNINGS                                               $   58,222    $   50,323(2) $   50,972    $   46,832    $   40,087(3)
                                                             ==========    ==========    ==========    ==========    ==========
Tax equivalent basis was calculated using a 35.0%
  tax rate in all years presented

PER SHARE DATA(1)
  NET EARNINGS - BASIC                                       $     1.25    $     1.07    $     1.08    $     1.00    $     0.87
                                                             ==========    ==========    ==========    ==========    ==========
  NET EARNINGS - DILUTED                                     $     1.25    $     1.07    $     1.08    $     0.99    $     0.87
                                                             ==========    ==========    ==========    ==========    ==========

Cash dividends declared
  First Financial Bancorp                                    $     0.60    $     0.57    $     0.52    $     0.47    $     0.42
  Sand Ridge Financial Corporation(4)                        $      N/A    $     4.75    $    18.00    $    17.00    $    16.00
  Hebron Bancorp, Inc.(5)                                    $      N/A    $     1.50    $     5.50    $     5.00    $     4.00

Average common shares outstanding - basic (in thousands)         46,453        46,849        46,984        47,014        45,868
Average common shares outstanding - diluted (in thousands)       46,536        46,986        47,172        47,157        45,917

SELECTED YEAR-END BALANCES
Total assets                                                 $3,932,512    $3,940,693    $3,538,869    $3,189,663    $2,775,819
Earning assets                                                3,604,916     3,572,755     3,253,574     2,911,760     2,562,674
Investment securities held-to-maturity                           24,800        31,765        37,782        62,511        84,255
Investment securities available-for-sale                        564,762       490,126       550,394       503,936       432,574
Loans, net of unearned income                                 3,008,066     3,036,376     2,654,146     2,322,953     2,025,867
Deposits                                                      3,151,428     2,991,213     2,872,067     2,692,688     2,323,772
Noninterest-bearing demand deposits                             419,878       408,712       392,999       370,960       289,260
Interest-bearing demand deposits                                306,356       314,735       307,752       338,968       375,848
Savings deposits                                                739,376       778,405       758,808       655,719       518,888
Time deposits                                                 1,685,818     1,489,361     1,412,508     1,327,041     1,139,776
Long-term borrowings                                            205,216       161,799       120,777        46,570         6,506
Shareholders' equity                                            395,132       372,539       358,265       336,256       301,975

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                                100.76%        98.28%        89.07%        89.04%        85.76%
Net charge-offs to loans                                           0.37%         0.20%         0.24%         0.18%         0.27%
Shareholders' equity to
  Total assets                                                     9.62%         9.93%        10.46%        11.04%        10.89%
  Deposits                                                        12.45%        12.61%        12.64%        13.29%        12.86%
Return on Assets                                                   1.48%         1.37%         1.53%         1.61%         1.51%
Return on Equity                                                  15.34%        13.75%        14.59%        14.63%        13.90%
Net interest margin (tax equivalent basis)                         4.79%         4.98%         5.07%         5.17%         5.04%



(1) First Financial Bancorp's per share data has been restated for all stock dividends, stock splits, and material pooling-of-interests mergers through 2000.
(2) 1999 net earnings includes $6,930,000 ($5,454,000 after tax) in merger and restructuring charges.
(3) 1996 net earnings includes the effect of a $2,144,000 ($1,389,000 after tax) charge for a special assessment paid to the Savings Association Insurance Fund which reduced earnings by 4.0%.
(4) Sand Ridge Financial Corporation was the parent company of Sand Ridge Bank and was merged out of existence on June 1, 1999.
(5) Hebron Bancorp, Inc. was the parent company of Hebron Deposit Bank and was merged out of existence on June 1, 1999.


                FIRST FINANCIAL BANCORP   2   2000 ANNUAL REPORT

      Bancorp's adjusted diluted earnings per share on a "cash basis," which excludes the effect of amortization of goodwill and core deposits (tax effected when applicable), and merger and restructuring charges, were $1.24 for 1999, which is an 8.77% increase over 1998.

      Bancorp's return on equity for 2000 was 15.3%, which compares to 13.8% and 14.6% for 1999 and 1998, respectively. Bancorp's return on assets for 2000, was 1.48%. This compares with return on asset ratios of 1.37% and 1.53% for 1999 and 1998, respectively. Excluding the merger and restructuring charges, Bancorp's return on equity for 1999 was 15.2% and its return on assets was 1.51%.

NET INTEREST INCOME

      Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1996 through 2000 is shown in Table 1. For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

      The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on Page 12.

      Tax equivalent interest income was $320,427,000 in 2000, an increase of $32,783,000 or 11.4% over 1999. The majority of the increase was due to an increase of $234,761,000 in the volume of earning assets, from an average of $3,421,931,000 during 1999 to $3,656,692,000 during 2000. Average outstanding loan balances increased $217,712,000. Investment securities and other instruments increased $17,049,000. A 35 basis point (a basis point equals 0.01%) increase in average yields earned on total earning assets, from 8.41% to 8.76%, also contributed positively to the increase in tax equivalent interest income.

      Total interest expense was $145,424,000 in 2000, an increase of $28,230,000 over 1999. The interest expense was evenly impacted by an increase in the volume of interest-bearing liabilities and the rate paid on those liabilities. Total interest-bearing liabilities increased from an average of $2,910,370,000 during 1999 to an average of $3,127,975,000 during 2000. The average rate paid for deposits and borrowings increased from 4.03% during 1999 to 4.65% during 2000.

      Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, increased $4,553,000 or 2.67% during 2000. Key factors limiting the growth in net interest income were changes in market interest rates and a fourth-quarter softening of loan demand in the midst of Bancorp's year-long plan for controlled loan growth. The changes in market interest rates impacted short-term borrowing rates significantly. These changes also created pressure on deposit pricing in an environment that was very competitive in regard to retaining and attracting deposits.

      The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. Although the

            TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS (1)

                                                   2000 change from 1999 due to        1999 change from 1998 due to

                                                   VOLUME       RATE       TOTAL       VOLUME       RATE       TOTAL

                                                                       (Dollars in thousands)

INTEREST INCOME
  Loans                                           $ 19,500    $  9,436    $ 28,936    $ 34,513    $ (9,863)   $ 24,650
  Investment securities (2)
     Taxable                                         1,740       2,850       4,590      (5,215)        (15)     (5,230)
     Tax-exempt                                       (917)       (129)     (1,046)      1,979        (895)      1,084
                                                  --------    --------    --------    --------    --------    --------
       Total investment securities interest (2)        823       2,721       3,544      (3,236)       (910)     (4,146)
  Interest-bearing deposits with other banks           275          96         371         113         (65)         48
  Federal funds sold and securities
     purchased under agreements to resell             (174)        106         (68)       (343)        (97)       (440)
                                                  --------    --------    --------    --------    --------    --------
      TOTAL                                         20,424      12,359      32,783      31,047     (10,935)     20,112

INTEREST EXPENSE
  Interest-bearing demand deposits                    (289)      1,066         777        (136)       (623)       (759)
  Savings deposits                                    (736)        893         157       1,902      (1,529)        373
  Time deposits                                      8,860       9,406      18,266       1,806      (4,458)     (2,652)
  Short-term borrowings                              3,654       4,129       7,783       7,037         115       7,152
  Long-term borrowings                               1,635        (388)      1,247       2,735         (89)      2,646
                                                  --------    --------    --------    --------    --------    --------
      TOTAL                                         13,124      15,106      28,230      13,344      (6,584)      6,760
                                                  --------    --------    --------    --------    --------    --------
      NET INTEREST INCOME                         $  7,300    $ (2,747)   $  4,553    $ 17,703    $ (4,351)   $ 13,352
                                                  ========    ========    ========    ========    ========    ========

(1)  Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.


                FIRST FINANCIAL BANCORP   3   2000 ANNUAL REPORT
average rate earned on loans and investments increased 35 basis points in 2000, the average rate paid for deposits and borrowed money increased 62 basis points. The result was a decrease in the interest rate spread and the net interest margin. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.11% for 2000 and 4.38% for 1999, a difference of 27 basis points. The net interest margin (net interest income on a tax equivalent basis divided by average earning assets) decreased 19 basis points, from 4.98% in 1999 to 4.79% in 2000. Narrowing net interest margins were prevalent in the financial industry during 2000.

      Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2000, 1999, and 1998 was $8,847,000, $8,269,000, and
$6,799,000, respectively.

NONINTEREST INCOME AND NONINTEREST EXPENSES

      A listing of noninterest income and noninterest expenses for 2000, 1999, and 1998 is reported in Table 3. Affiliates that joined Bancorp during 1998 are included in the Consolidated Statements of Earnings starting with their date of acquisition. The mergers that occurred during 1999 were accounted for using the pooling-of-interests method of accounting and the consolidated financial statements for prior years were restated to include account balances and results of operations for the companies acquired. There were no acquisitions that required restatement in 2000.

NONINTEREST INCOME

      2000 VS. 1999. Total noninterest income, exclusive of securities gains or losses, increased by $3,660,000 or 8.87% during 2000.

      When compared with the prior year, Bancorp's 2000 noninterest income was impacted by a less favorable environment for gains on sale of loans, which were down $1,975,000. Noninterest income excluding such gains was up 14.7%. One of the largest contributing factors to the overall increase in noninterest income was service charges on deposit accounts with an increase of 13.0%, resulting from a continued focus on growth in Bancorp's deposit base improvements in this fee income area. One indication of Bancorp's emphasis deposits was the appointment of a chief deposit officer at each affiliate in 2000. For more information on chief deposit officers, refer to the "Deposits and Borrowings" section of this management discussion.

      Bancorp's trust revenues increased 6.11% or by $820,000 over 1999. Bancorp had targeted an increase of over 10 percent; however, trust revenues are largely dependent on the market values of the underlying securities held in trust For stocks in general, the year was difficult with the S&P 500 falling by 10.1% and the Nasdaq(R)falling by 39.3%. These lower market values were the primary reason for lower than anticipated trust revenues.

      The "other" category of noninterest income increased 6.09% year over year. Included in this category are a gain of approximately $400,000 associated with the dissolution of a partnership originally established in 1974 to conduct specialized leasing arrangements, a gain of approximately $100,000 due to reduced investment in an ATM network, and increased key executive life insurance income. It should be noted that the dissolution of the leasing partnership will have no effect on future earnings per share.

      1999 VS. 1998. Noninterest income, excluding securities transactions, increased $2,810,000 or 7.31% in 1999.

      Service charges on deposit accounts increased $2,079,000 or 14.3% over 1998 primarily due to an increase in the number of transaction accounts and to pricing adjustments.

      Trust revenues increased $1,264,000 or 10.4% over 1999 due to an increase in the number of trust relationships.

              TABLE 3 - NONINTEREST INCOME AND NONINTEREST EXPENSES

                                                 2000               1999                  1998

                                                     % CHANGE           % CHANGE                  % CHANGE
                                                     INCREASE           INCREASE                  INCREASE
                                          TOTAL     (DECREASE)   TOTAL  (DECREASE)   TOTAL       (DECREASE)

                                                           (Dollars in thousands)
NONINTEREST INCOME
  Service charges on deposit accounts   $  18,786      13.0%  $  16,629     14.3%  $  14,550      13.3%
  Trust revenues                           14,230       6.1%     13,410     10.4%     12,146      20.9%
  Other                                    11,906       6.1%     11,223     (4.5%)    11,756      42.4%
                                        ---------             ---------            ---------
     Subtotal                              44,922       8.9%     41,262      7.3%     38,452      23.4%
  Investment securities gains                  39        N/M         50       N/M      1,060        N/M
                                        ---------             ---------            ---------
    Total                               $  44,961       8.8%  $  41,312      4.6%  $  39,512      26.3%
                                        =========       ===   =========      ===   =========      ====

NONINTEREST EXPENSES
  Salaries and employee benefits        $  63,606       3.2%  $  61,614      7.3%  $  57,443      16.9%
  Net occupancy                             7,402       5.5%      7,019      7.8%      6,512      11.5%
  Furniture and equipment                   6,374       1.9%      6,256      5.5%      5,932       7.5%
  Data processing                           7,212      11.5%      6,471      0.4%      6,447      12.2%
  Deposit insurance                           542      (1.6%)       551     16.2%        474       9.7%
  State taxes                               2,432      20.1%      2,025     11.0%      1,824       0.9%
  Amortization of intangibles               3,268     (11.1%)     3,674     (8.5%)     4,015     202.8%
  Restructuring charge                       (353)       N/M      6,930       N/M          0        N/M
  Other                                    26,320       0.8%     26,121      3.7%     25,198      17.7%
                                        ---------             ---------            ---------
    TOTAL                               $ 116,803      (3.2%) $ 120,661     11.9%  $ 107,845      18.2%
                                        =========      ====   =========     ====   =========      ====


N/M = Not meaningful

(R)Nasdaq and The Nasdaq Stock Market are registered service/trade marks of The Nasdaq Stock Market, Inc.

                FIRST FINANCIAL BANCORP 4 2000 ANNUAL REPORT

NONINTEREST EXPENSES

      2000 VS. 1999. Noninterest expense decreased by $3,858,000 in 2000 as compared to 1999. Excluding expenses associated with the merger and restructuring charge in 1999 and expenses related to the 2000 in-market merger of two affiliates, noninterest expense increased $2,633,000 or a modest 2.32%. Excluding the merger and restructuring charge of $6,930,000 from 1999, the $353,000 reduction of the merger and restructuring charge liability in 2000, and the $792,000 of in-market affiliate merger expenses in 2000, provides a more accurate indicator of changes in core expenses. (See Note 21 of the Notes to Consolidated Financial Statements for more information about the merger and restructuring charge.)

      Salaries and employee benefits increased by only 3.23% over 1999. Items such as less-than-anticipated health care costs, as well as reduced incentive compensation contributed to holding this increase to less than 5%.

      In 2000, approximately $360,000 was reclassified from Other to Data Processing. Adjusting for this reclassification produces an increase in the data processing expense of closer to 6%.

      Bancorp's amortization of intangibles decreased 11.1% from 1999 as a result of the expiration of the amortization of various intangible assets.

      The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus tax equivalent net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's efficiency ratio, exclusive of merger and restructuring charges, was 53.0%, 53.7% and 55.1% for 2000, 1999, and 1998, respectively.

      1999 VS. 1998. Not including the merger and restructuring charge of $6,930,000, noninterest expenses in 1999 increased $5,886,000 or 5.46% over 1998. The largest component of noninterest expenses is salaries and employee benefits, which increased $4,171,000 or 7.26% during 1999.

      Noninterest expenses were $12,816,000 or 11.9% greater during 1999 when compared to the previous year if the restructuring charge is included.

INCOME TAXES

      Net deferred tax assets at December 31, 2000, and 1999, were $691,000 and $8,008,000, respectively. Due to Bancorp's strong historical earnings trend and the expectation that this trend will continue, management has determined that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been established. As discussed earlier, market interest rates experienced considerable change in 2000. The movement in interest rates affected the unrealized gain/(loss) on investments available-for-sale, which in turn, caused a reduction in deferred income taxes of approximately $5 million.

      Bancorp's tax expense in 2000 totaled $28,740,000 compared to $26,300,000 in 1999 and $24,684,000 in 1998, resulting in effective tax rates of 33.0%, 34.3%, and 32.6% in 2000, 1999, and 1998, respectively. The decrease in 2000's effective tax rate was primarily due to tax-exempt life insurance income. The increase in 1999's effective rate was primarily due to a decline in the amount of tax-exempt investments held during those years.

      Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements.

LOANS

      Total loans, net of unearned income, declined slightly by $28,310,000 or 0.93% during 2000, while average loan balances were up 7.6% year over year. Average loans outstanding increased while the end of period remained relatively flat due to excellent loan growth experienced in 1999 followed by a planned controlled loan growth campaign in 2000. Additionally, during 2000 Bancorp sold $171 million of loans in the normal course of business and in conjunction with asset/liability management strategies. In 2000, Bancorp also implemented a "swap and hold" strategy where $40,737,000 in loans were securitized and moved to Bancorp's investment portfolio, thus increasing the liquidity of the asset.

      Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2000, which exceeded 10.0% of total loans.

      Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans. At December 31, 2000, real estate mortgage loans composed 47.8% of Bancorp's total loan portfolio and installment loans composed another 20.5% of the total loan portfolio. Commercial loans equaled 26.1% of the total portfolio and real estate construction, credit card lending, and lease financing made up the remaining 5.60% of the portfolio. In 2000, Bancorp had planned to adjust its mix of loans slightly by targeting growth in commercial loans and reducing the level of mortgage loans. End of period commercial loans increased $17,982,000 or 2.34% from 1999 to 2000. Real estate mortgage loans decreased $29,252,000 or 1.99% for the same period. A fourth quarter 2000 softening of loan demand also impacted loan growth.

      Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans and loans secured by savings, stocks, or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small business loans, agricultural loans, equipment loans, and lines of credit.

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

      Table 5 indicates the contractual maturity of commercial loans and real estate-construction loans outstanding at December 31, 2000. Loans due after one year are classified according to their sensitivity to changes in interest rates.

ASSET QUALITY

      Bancorp's subsidiaries record a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses

                FIRST FINANCIAL BANCORP   5   2000 ANNUAL REPORT

-------------------------------------------------------------------------------
                            TABLE 4 - LOAN PORTFOLIO

                                                                          DECEMBER 31,
                                      2000                 1999                 1998                 1997                 1996

                                                                     (Dollars in thousands)

Commercial                        $  787,436          $   769,454           $  689,524          $   554,728          $   456,535
Real estate-construction              97,571              111,458               74,205               65,468               46,862
Real estate-mortgage               1,438,339            1,467,591            1,306,065            1,140,628            1,063,569
Installment                          618,489              623,091              537,156              516,368              433,194
Credit card                           24,182               22,408               21,306               20,055               18,510
Lease financing                       46,068               46,508               29,212               27,260               14,821
                                  ----------          -----------          -----------          -----------          -----------
  TOTAL                           $3,012,085          $ 3,040,510          $ 2,657,468          $ 2,324,507          $ 2,033,491
                                  ==========          ===========          ===========          ===========          ===========

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

      The year 2000 was difficult from a loan quality perspective for the financial industry, and Bancorp was no exception. Total nonperforming assets, as shown in Table 8, increased 22.7% from $15,234,000 at December 31, 1999, to $18,686,000 at year-end 2000. Net charge-offs increased to 0.37% from 0.20% of total average loans as shown in Table 6. During 2000, Bancorp increased its provision for loan losses 22.4% to $11,300,000 from $9,232,000 in 1999. The 1999 provision for loan losses had increased $985,000 over 1998's provision of $8,247,000 primarily due to the growth in the loan portfolio. Even with the issues previously discussed, Bancorp finished 2000 with a nonperforming assets to ending loans ratio of 0.62%, in line with Bancorp's peers. The allowance at December 31, 2000, was $39,349,000 or 1.31% of loans, net of unearned income, which compares to $39,340,000 or 1.30% of loans, net of unearned income, at December 31, 1999.

        The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Another element associated with asset quality is Other Real Estate Owned (OREO). OREO

-------------------------------------------------------------------------------
                   TABLE 5 - LOAN MATURITY/RATE SENSITIVITY

                                        DECEMBER 31, 2000

                                            MATURITY

                                         AFTER ONE
                                WITHIN   BUT WITHIN     AFTER
                               ONE YEAR  FIVE YEARS  FIVE YEARS    TOTAL

                                        (Dollars in thousands)

Commercial                      $393,393   $162,808   $231,235   $787,436
Real estate-construction          88,256      8,161      1,154     97,571
                                --------   --------   --------   --------
    TOTAL                       $481,649   $170,969   $232,389   $885,007
                                ========   ========   ========   ========

                                Sensitivity to changes in interest rates

                                        PREDETERMINED  VARIABLE
                                            RATE         RATE

                                           (Dollars in thousands)

Due after one year but within five years   $ 75,595   $ 95,374
Due after five years                         29,040    203,349
                                           --------   --------
    TOTAL                                  $104,635   $298,723
                                           ========   ========

                FIRST FINANCIAL BANCORP   6   2000 ANNUAL REPORT

 -------------------------------------------------------------------------------
     TABLE 6 - SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS


                                                                 2000            1999          1998          1997            1996

                                                                                    (Dollars in thousands)

Transactions in the allowances for loan losses:
Balance at beginning of year                                    $39,340        $34,800        $31,660        $25,803        $24,453
Loans charged off
   Commercial                                                     6,439          4,120          4,022          2,053          3,520
   Real estate-construction                                          32              0              0             28              0
   Real estate-mortgage                                           1,098            325            352            257            249
   Installment and other consumer financing                       5,881          4,484          3,720          3,044          2,849
   Lease financing                                                  194            432            293             57            187
                                                                -------        -------        -------        -------        -------
       Total loans charged off                                   13,644          9,361          8,387          5,439          6,805

Recoveries of loans previously charged off
   Commercial                                                       620          2,340          1,541            684            532
   Real estate-construction                                           0              0              0              0              0
   Real estate-mortgage                                             191             79             99            142             70
   Installment and other consumer financing                       1,474          1,114            800            786            870
   Lease financing                                                   68             36             34             15             62
                                                                -------        -------        -------        -------        -------
       Total recoveries                                           2,353          3,569          2,474          1,627          1,534
                                                                -------        -------        -------        -------        -------
       Net charge-offs                                           11,291          5,792          5,913          3,812          5,271

Allowance acquired through mergers                                    0              0            806          3,013          1,592
Provision for discontinued product line                               0          1,100              0              0              0
Provision for loan losses                                        11,300          9,232          8,247          6,656          5,029
                                                                -------        -------        -------        -------        -------
      BALANCE AT END OF YEAR                                    $39,349        $39,340        $34,800        $31,660        $25,803
                                                                =======        =======        =======        =======        =======

Ratios
   Net charge-offs as a percent of
     Average loans outstanding                                     0.37%          0.20%          0.24%          0.18%          0.27%
     Provision                                                    99.92%         62.74%         71.70%         57.27%        104.81%
     Allowance                                                    28.69%         14.72%         16.99%         12.04%         20.43%
   Allowance as a percent of year-end loans,
        net of unearned income                                     1.31%          1.30%          1.31%          1.36%          1.27%

-------------------------------------------------------------------------------

              TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                        DECEMBER 31,

                                     2000                  1999                 1998                 1997                1996

                                                                   (Dollars in thousands)

                                       PERCENT OF           PERCENT OF            PERCENT OF          PERCENT OF          PERCENT OF
                                        LOANS TO             LOANS TO              LOANS TO            LOANS TO            LOANS TO
                                         TOTAL                 TOTAL                TOTAL               TOTAL                TOTAL
                            ALLOWANCE    LOANS    ALLOWANCE    LOANS   ALLOWANCE    LOANS   ALLOWANCE   LOANS   ALLOWANCE    LOANS
                            ---------    -----    ---------    -----   ---------    -----   ---------   -----   ---------    -----
Balance at End of
Period Applicable to:
Commercial                    $11,061       26%    $ 8,221       25%    $ 9,909        26%   $ 8,202        24%   $ 6,510      22%
Real estate-construction          376        3%        470        4%        910         3%       246         3%       172       2%
Real estate-mortgage            8,853       48%      8,798       48%      5,395        49%     5,645        49%     3,794      53%
Installment and credit card    11,399       21%     10,978       21%      9,750        21%     8,323        23%     6,582      22%
Lease financing                   756        2%        477        2%        630         1%       483         1%       327       1%
Unallocated                     6,904      N/A      10,396      N/A       8,206       N/A      8,761       N/A      8,418     N/A
                            ---------     -----   ---------    -----   ---------     -----  ---------     -----  ---------   -----
  TOTAL                       $39,349      100%    $39,340      100%    $34,800       100%   $31,660       100%   $25,803     100%
                            =========     =====   =========    =====   =========     =====  =========     =====  =========   =====

                FIRST FINANCIAL BANCORP   7   2000 ANNUAL REPORT
primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. See Table 8 for a summary of Bancorp's nonaccrual and restructured loans and OREO properties.

      In comparing December 31, 2000, with December 31, 1999, nonaccrual loans increased $6,063,000, while restructured loans decreased $1,979,000, other real estate owned decreased $632,000, and accruing loans past due 90 days or more decreased $363,000.

      Nonaccrual loans at year-end do not consist of any one large credit or groups of credit, or concentrations in any particular industry. Approximately 30% of the nonaccrual loans are mid-size commercial loans ($500,000 to $1,000,000) secured by commercial real estate and/or other collateral. Another 25% of the nonaccrual loans are in and secured by residential real estate.

      Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

      Bancorp's investment securities increased $67,671,000 or 13.0% during 2000 to a balance of $589,562,000. Bancorp follows a conservative investment policy, investing primarily for liquidity management purposes and interest rate risk management. U.S. Treasury Securities, generally considered to have the least credit risk and the highest liquidity, composed slightly less than 1% of Bancorp's investment portfolio at December 31, 2000. All U.S. Treasury Securities were classified as available-for-sale at that date and are available for liquidity management purposes.

      Another 24.4% of the investment portfolio is composed of securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA) and Federal Farm Credit Bank. No structured notes were included in the U.S. government agencies and corporations securities category at December 31, 2000. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2000, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

      Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 42.5% of the investment portfolio at December 31, 2000. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 98.0% of Bancorp's MBSs are classified as available-for-sale.

      CMOs totaled $69,022,000 at December 31, 2000, all of which were classified as available-for-sale. All of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest only securities, principal only securities, accrual bonds, inverse floaters, or high risk CMOs, as defined by regulatory guidelines.

       Securities of state and other political subdivisions composed 26.5% of Bancorp's investment portfolio at December 31, 2000. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 87.4% of such investments at December 31, 2000, were classified as available-for-sale.

      The remaining 6.04% of Bancorp's investment portfolio at December 31, 2000, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

      Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2000, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent

-------------------------------------------------------------------------------
                         TABLE 8 - NONPERFORMING ASSETS

                                                                                         DECEMBER 31,

                                                                 2000           1999           1998           1997           1996

                                                                                    (Dollars in thousands)

Nonaccrual loans                                                $17,346        $11,283        $ 7,481        $ 7,845        $13,502
Restructured loans                                                  265          2,244            691          2,447            890
OREO                                                              1,075          1,707            221          1,150            264
                                                                -------        -------        -------        -------        -------
    TOTAL NONPERFORMING ASSETS                                  $18,686        $15,234        $ 8,393        $11,442        $14,656
                                                                =======        =======        =======        =======        =======

Nonperforming assets as a percent of total
  loans plus OREO                                                  0.62%          0.50%          0.32%          0.49%          0.72%

Accruing loans past due 90 days or more                         $ 2,414        $ 2,777        $ 2,923        $ 2,392        $ 2,203



                FIRST FINANCIAL BANCORP   8   2000 ANNUAL REPORT
adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

      At December 31, 2000, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $633,000. The available-for-sale investment securities are reported at their market value of $564,762,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 8 of the Notes to Consolidated Financial Statements for additional information.

      Bancorp's federal funds sold and securities purchased under agreements to resell decreased $1,581,000, from $5,621,000 at December 31, 1999, to $4,040,000 at December 31, 2000. Bancorp monitors this position as part of its asset/liability management.

      Bancorp had not used off-balance-sheet derivative financial instruments such as futures, forward contracts, option contracts, interest rate swaps, or other financial instruments with similar characteristics as of December 31, 2000.

DEPOSITS AND BORROWINGS

      Bancorp's subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts, and time deposits of various maturities and rates. In 2000, Bancorp designated a chief deposit officer at each affiliate. While banks have traditionally had chief lending officers, the concept of a chief deposit officer is unique. The chief deposit officer at each affiliate focuses on developing strategies to attract an appropriate deposit mix, developing new deposit products, establishing deposit pricing in conjunction with the asset/liability committee, and tracking and providing feedback to senior management.

      Total deposits increased $160,215,000 or 5.36% in 2000. The growth in deposits was used to reduce short-term borrowings and improve Bancorp's liquidity position. Comparing Bancorp totals at December 31, 2000, and 1999, interest-bearing deposits increased $149,049,000 and noninterest-bearing demand deposits increased $11,166,000.

      Table 10 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 2000. These deposits represented only 9.28% of total deposits.

      Short-term borrowings decreased from $382,118,000 at December 31, 1999, to $146,568,000 at December 31, 2000. The combination of controlled loan growth, loan sales, and deposit growth resulted in the paying down of short-term borrowings. Cash and due from banks balances which were reduced by $43,779,000 from December 31, 1999, also had the effect of reducing borrowings. Excess cash was held at December 31, 1999, in response to the public concerns for Y2K.

      While total borrowings (long- and short-term) decreased $192,133,000, long-term borrowings increased $43,417,000 from $161,799,000 at the end of 1999 to $205,216,000 at the end of 2000. The increase in long-term borrowings is associated with ongoing asset/liability management strategies which take into account the timing of maturities of all assets and liabilities among many other factors.


                        TABLE 9 - INVESTMENT SECURITIES

                                                             DECEMBER 31, 2000

                                                                  Maturing

                                                              AFTER ONE BUT        AFTER FIVE BUT
                                      WITHIN ONE YEAR      WITHIN FIVE YEARS       WITHIN TEN YEARS     AFTER TEN YEARS

                                   AMOUNT      YIELD(1)     AMOUNT    YIELD(1)   AMOUNT     YIELD(1)    AMOUNT      YIELD(1)

                                                                  (Dollars in thousands)

HELD-TO-MATURITY
Mortgage-backed securities(2)    $     23       8.63%    $    889      6.39%    $  2,153      8.62%    $  1,835      9.01%
Obligations of state and other
  political subdivisions            5,367      11.53%       9,239      9.94%       3,984      8.80%       1,031      8.65%
Other securities                      249       5.99%           0      0.00%           0      0.00%          30      7.25%
                                 --------                --------               --------               --------
      TOTAL                      $  5,639      11.28%    $ 10,128      9.63%    $  6,137      8.73%    $  2,896      8.86%
                                 ========      =====     ========      ====     ========      ====     ========      ====
AVAILABLE-FOR-SALE
U.S. Treasury securities         $  3,492       5.62%
Securities of other U.S.
  government agencies
  and corporations                  9,054       6.06%    $ 87,358      6.29%    $ 46,943      6.87%    $    507      7.56%
Mortgage-backed securities(2)       1,485       6.29%      24,714      6.35%      20,444      6.89%     198,741      6.88%
Obligations of state and other
  political subdivisions            5,044       7.16%      23,466      7.99%      33,249      7.93%      74,923      7.68%
Other securities                       96       5.00%         860      5.47%         215      6.35%      34,171      7.44%
                                 --------                --------               --------               --------
      TOTAL                      $ 19,171       6.28%    $136,398      6.58%    $100,851      7.22%    $308,342      7.13%
                                 ========       ====     ========      ====     ========      ====     ========      ====

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 43.8% of the mortgage-backed securities maturing after five years are variable rate.


                     TABLE 10 - MATURITIES OF TIME DEPOSITS
                      GREATER THAN OR EQUAL TO $100,000*

                                DECEMBER 31, 2000

                             (Dollars in thousands)
  Maturing in
    3 months or less                                     $  111,881
    3 months to 6 months                                     64,638
    6 months to 12 months                                    74,633
    over 12 months                                           41,342
                                                         ----------
      TOTAL                                              $  292,494
                                                         ==========

* All time deposits greater than or equal to $100,000 were in certificates of deposit.



                 FIRST FINANCIAL BANCORP  9   2000 ANNUAL REPORT

                        TABLE 11 - MARKET RISK DISCLOSURE

                                                      Principal Amount Maturing In:

                                            2001      2002        2003        2004        2005

                                                        (Dollars in thousands)

RATE SENSITIVE ASSETS

Fixed interest rate loans              $  375,776   $ 159,005   $ 124,660   $ 103,864   $ 70,398
  Average interest rate                      9.20%       9.25%       9.34%       9.20%      9.31%

Variable interest rate loans              399,940      98,520      69,617      68,671     65,958
  Average interest rate                      9.55%       9.29%       9.26%       9.14%      9.29%

Fixed interest rate securities             24,714      44,652      48,978      29,672     23,224
  Average interest rate                      6.04%       6.22%       6.05%       6.29%      5.82%

Variable interest rate securities              96        --          --          --         --
  Average interest rate                      5.00%       --          --          --         --

Other earning assets                        7,288        --          --          --         --
  Average interest rate                      6.06%       --          --          --         --

RATE SENSITIVE LIABILITIES

Noninterest-bearing checking              419,878        --          --          --         --

Savings and interest-bearing checking     104,573     941,159        --          --         --
  Average interest rate                      2.48%       2.48%       --          --         --

Time deposits                           1,305,361     278,636      64,388      11,485      4,451
  Average interest rate                      6.12%       6.12%       5.76%       5.16%      5.84%

Fixed interest rate borrowings              5,240       4,942       1,200      16,500      5,000
  Average interest rate                      5.97%       6.44%       4.96%       5.73%      6.82%

Variable interest rate borrowings         145,068       4,500        --         6,000       --
  Average interest rate                      6.37%       6.80%       --          6.58%      --


                                                                     FAIR VALUE

                                          THEREAFTER     TOTAL    DECEMBER 31, 2000

RATE SENSITIVE ASSETS

Fixed interest rate loans               $   411,198   $1,244,901   $1,245,382
  Average interest rate                        8.40%        8.96%

Variable interest rate loans              1,060,459    1,763,165    1,758,548
  Average interest rate                        8.51%        8.87%

Fixed interest rate securities              320,584      491,824      492,465
  Average interest rate                        5.31%        5.59%

Variable interest rate securities            97,642       97,738       97,730
  Average interest rate                        7.29%        7.28%

Other earning assets                           --          7,288        7,288
  Average interest rate                        --           6.06%

RATE SENSITIVE LIABILITIES

Noninterest-bearing checking                   --        419,878      419,878

Savings and interest-bearing checking          --      1,045,732    1,045,732
  Average interest rate                        --           2.48%

Time deposits                                21,497    1,685,818    1,689,563
  Average interest rate                        4.40%        6.08%

Fixed interest rate borrowings              163,334      196,216      194,937
  Average interest rate                        5.68%        5.74%

Variable interest rate borrowings              --        155,568      155,568
  Average interest rate                        --           6.39%

LIQUIDITY

      Liquidity management is the process by which Bancorp ensures that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for Bancorp and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by the asset/liability committees at Bancorp's subsidiaries and by Bancorp's holding company asset/liability committee.

      Liquidity may be used to fund capital expenditures. Capital expenditures were $5,461,000 for 2000 and $8,422,000 for 1999. Remodeling is a planned and ongoing process given the 113 offices of Bancorp's subsidiaries. Routine capital expenditures planned for the year 2001 currently total $2,600,000. This amount does not include expenditures associated with Bancorp's multi-year regionalization and market expansion plan announced January 25, 2001.

       Bancorp subsidiaries' source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

      Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base.
As mentioned previously, Bancorp's deposits grew by 5.36% in 2000. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. At December 31, 2000, total borrowings from the FHLB were $290,716,000. Bancorp's bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2000, was $483,119,000. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $564,762,000 at December 31, 2000, an increase of $74,636,000 or 15.2% over 1999. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $5,639,000 at December 31, 2000. In addition, other types of assets--such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year--are sources of liquidity.

      Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity. Bancorp has secured a $25,000,000 line of credit with another financial institution. This line provides additional liquidity for Bancorp for various corporate activities. As of December 31, 2000, the outstanding balance was $3,500,000.

               FIRST FINANCIAL BANCORP   10   2000 ANNUAL REPORT

INTEREST RATE SENSITIVITY

      Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 2000, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies, and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

      The data in Table 11 was aggregated by type of financial instrument-- fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, and other fixed and variable rate interest-bearing liabilities. Bancorp had not used interest rate swaps, interest rate caps, or interest rate floors as of December 31, 2000. Therefore, data concerning these instruments was not included in the table.

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

CAPITAL

      Total shareholders' equity at December 31, 2000, and 1999, was $395,132,000 and $372,539,000, respectively. The increase in shareholders' equity for 2000 was primarily the result of net earnings exceeding dividends declared for the year.

      On January 25, 2000, the board of directors authorized Bancorp to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plans may not exceed 6.5 million shares. Under this program, Bancorp repurchased 650,110 shares in 2000.

      On October 24, 2000, the board of directors authorized an additional program to repurchase up to 5% (or approximately 2.3 million) of Bancorp's common shares outstanding. This share repurchase program is for general corporate purposes including future stock dividends. Under this program, Bancorp repurchased 290,500 shares in 2000.

      On February 27, 2001, Bancorp's board of directors declared a 5% stock dividend and a quarterly cash dividend of 15 cents per share for each post-stock-dividend share. Both the stock dividend and the quarterly cash dividend are to be distributed on April 2, 2001.

      The dividend payout ratio was 47.9%, 50.8%, and 42.1%, for 2000, 1999, and 1998, respectively. The dividend payout is continually reviewed by management and the board of directors.

      Bancorp has consistently maintained regulatory capital ratios at or above the "well-capitalized" standards. For further detail on capital ratios, see Note 12 of the Notes to Consolidated Financial Statements.

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

      Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted; the effects of and changes in policies and laws of regulatory agencies; inflation, interest rates, market and monetary fluctuations; technological changes; mergers and acquisitions; the ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the Securities and Exchange Commission; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the success of Bancorp at managing the risks involved in the foregoing.

      Such forward-looking statements speak only as of the date on which such statements are made, and Bancorp undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.


               FIRST FINANCIAL BANCORP   11   2000 ANNUAL REPORT

                             STATISTICAL INFORMATION

                                                                   (Unaudited)

                                                           2000                                    1999

                                             BALANCE      INTEREST     YIELD       BALANCE       INTEREST      YIELD

                              DAILY AVERAGE BALANCES AND INTEREST RATES:  (Tax equivalent basis; dollars in thousands)
EARNING ASSETS
  Loans(1)
     Commercial(2)                         $   788,668    $  80,956     10.26%   $  734,982      $ 69,774       9.49%
     Real estate(2)                          1,586,313      126,262      7.96%    1,475,943       116,126       7.87%
     Installment
       and other consumer                      649,606       67,425     10.38%      603,730        60,704      10.05%
     Lease financing(2)                         46,924        3,693      7.87%       39,144         2,796       7.14%
                                           -----------    ---------              ----------      --------
       Total loans                           3,071,511      278,336      9.06%    2,853,799       249,400       8.74%
  Investment securities(3)
     Taxable                                   407,564       28,041      6.88%      380,520        23,451       6.16%
     Tax-exempt(2)                             162,257       13,091      8.07%      173,607        14,137       8.14%
                                           -----------    ---------              ----------      --------
       Total investment securities(3)          569,821       41,132      7.22%      554,127        37,588       6.78%
  Interest-bearing deposits
     with other banks                           11,203          702      6.27%        6,575           331       5.03%
  Federal funds sold and securities
     purchased under agreements
     to resell                                   4,157          257      6.18%        7,430           325       4.37%
                                           -----------    ---------              ----------      --------
  TOTAL EARNING ASSETS                       3,656,692      320,427      8.76%    3,421,931       287,644       8.41%

NONEARNING ASSETS
  Allowance for loan losses                    (40,360)                             (37,303)
  Cash and due from banks                      141,951                              131,863
  Accrued interest and other assets            186,295                              169,675
                                           -----------                           ----------
  TOTAL ASSETS                             $ 3,944,578                           $3,686,166
                                           ===========                           ==========

INTEREST-BEARING LIABILITIES
  Deposits
     Interest-bearing demand               $   275,048        6,597      2.40%   $  288,865         5,820       2.01%
     Savings                                   766,886       19,002      2.48%      797,396        18,845       2.36%
     Time                                    1,603,214       91,153      5.69%    1,438,145        72,887       5.07%
                                           -----------    ---------              ----------      --------
       Total interest-bearing deposits       2,645,148      116,752      4.41%    2,524,406        97,552       3.86%
  Borrowed funds
     Short-term borrowings                     316,537       20,148      6.37%      251,273        12,365       4.92%
     Long-term borrowings                      166,290        8,524      5.13%      134,691         7,277       5.40%
                                           -----------    ---------              ----------      --------
       Total borrowed funds                    482,827       28,672      5.94%      385,964        19,642       5.09%
                                           -----------    ---------              ----------      --------
  TOTAL INTEREST-BEARING LIABILITIES         3,127,975      145,424      4.65%    2,910,370       117,194       4.03%

NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits          403,219                              379,276
  Other liabilities                             33,852                               30,503
  SHAREHOLDERS' EQUITY                         379,532                              366,017
                                           -----------    ---------              ----------      --------
  TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                  $ 3,944,578                           $3,686,166
                                           ===========                           ==========
  NET INTEREST INCOME AND
     INTEREST RATE SPREAD                                 $ 175,003      4.11%                   $170,450       4.38%
                                                          =========      ====                    ========       ====
  NET INTEREST MARGIN                                                    4.79%                                  4.98%
                                                                         ====                                   ====


                                                           1998

                                              BALANCE    INTEREST      YIELD


EARNING ASSETS
  Loans(1)
     Commercial(2)                         $  610,200     $ 60,431    9.90%
     Real estate(2)                         1,288,838      106,846    8.29%
     Installment
       and other consumer                     534,949       55,282   10.33%
     Lease financing(2)                        28,552        2,191    7.67%
                                           ----------     --------
       Total loans                          2,462,539      224,750    9.13%
  Investment securities(3)
     Taxable                                  465,132       28,681    6.17%
     Tax-exempt(2)                            149,788       13,053    8.71%
                                           ----------     --------
       Total investment securities(3)         614,920       41,734    6.79%
  Interest-bearing deposits
     with other banks                           4,487          283    6.31%
  Federal funds sold and securities
     purchased under agreements
     to resell                                 14,994          765    5.10%
                                           ----------     --------
  TOTAL EARNING ASSETS                      3,096,940      267,532    8.64%
NONEARNING ASSETS

  Allowance for loan losses                   (33,732)
  Cash and due from banks                     123,743
  Accrued interest and other assets           151,788
                                           ----------
  TOTAL ASSETS                             $3,338,739
                                           ==========

INTEREST-BEARING LIABILITIES
  Deposits
     Interest-bearing demand               $  295,073        6,579    2.23%
     Savings                                  719,754       18,472    2.57%
     Time                                   1,403,990       75,539    5.38%
                                           ----------     --------
       Total interest-bearing deposits      2,418,817      100,590    4.16%
  Borrowed funds
     Short-term borrowings                    108,217        5,213    4.82%
     Long-term borrowings                      84,106        4,631    5.51%
                                           ----------     --------
       Total borrowed funds                   192,323        9,844    5.12%
                                           ----------     --------
  TOTAL INTEREST-BEARING LIABILITIES        2,611,140      110,434    4.23%

NONINTEREST-BEARING LIABILITIES

  Noninterest-bearing demand deposits         345,997
  Other liabilities                            32,267
  SHAREHOLDERS' EQUITY                        349,335
                                           ----------     --------
  TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                  $3,338,739
                                           ==========
  NET INTEREST INCOME AND
     INTEREST RATE SPREAD                                 $157,098    4.41%
                                                          ========    ====
  NET INTEREST MARGIN                                                 5.07%
                                                                      ====

(1) Nonaccrual loans are included in average loan balances and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 35.0%.
(3) Includes both investment securities held-to-maturity and investment securities available-for-sale.

                 FIRST FINANCIAL BANCORP   12   2000 ANNUAL REPORT

                           CONSOLIDATED BALANCE SHEETS

                                                                                              DECEMBER 31,

                                                                                         2000             1999

                                                                                         (Dollars in thousands)

ASSETS
  Cash and due from banks                                                           $   182,058      $   225,837
  Interest-bearing deposits with other banks                                              3,248            8,867
  Federal funds sold and securities purchased under agreements to resell                  4,040            5,621
  Investment securities held-to-maturity
     (market value of $25,433 at December 31, 2000;
                      $32,498 at December 31, 1999)                                      24,800           31,765
  Investment securities available-for-sale, at market value
     (cost of $561,502 at December 31, 2000;
              $500,361 at December 31, 1999)                                            564,762          490,126
  Loans
     Commercial                                                                         787,436          769,454
     Real estate-construction                                                            97,571          111,458
     Real estate-mortgage                                                             1,438,339        1,467,591
     Installment                                                                        618,489          623,091
     Credit card                                                                         24,182           22,408
     Lease financing                                                                     46,068           46,508
                                                                                    -----------      -----------
          Total loans                                                                 3,012,085        3,040,510
     Less
       Unearned income                                                                    4,019            4,134
       Allowance for loan losses                                                         39,349           39,340
                                                                                    -----------      -----------
          Net loans                                                                   2,968,717        2,997,036
  Premises and equipment                                                                 58,466           59,004
  Goodwill                                                                               28,860           30,077
  Other intangibles                                                                       8,878           10,522
  Deferred income taxes                                                                     691            8,008
  Accrued interest and other assets                                                      87,992           73,830
                                                                                    -----------      -----------
          TOTAL ASSETS                                                              $ 3,932,512      $ 3,940,693
                                                                                    ===========      ===========
LIABILITIES
  Deposits
     Noninterest-bearing                                                            $   419,878      $   408,712
     Interest-bearing                                                                 2,731,550        2,582,501
                                                                                    -----------      -----------
          Total deposits                                                              3,151,428        2,991,213
  Short-term borrowings
     Federal funds purchased and securities sold under agreements to repurchase          53,581           83,353
     Federal Home Loan Bank borrowings                                                   85,500          294,235
     Other                                                                                7,487            4,530
                                                                                    -----------      -----------
          Total short-term borrowings                                                   146,568          382,118
  Federal Home Loan Bank long-term borrowings                                           205,216          161,799
  Accrued interest and other liabilities                                                 34,168           33,024
                                                                                    -----------      -----------
          TOTAL LIABILITIES                                                           3,537,380        3,568,154

SHAREHOLDERS' EQUITY
  Common stock -- no par value
     Authorized -- 160,000,000 shares
     Issued -- 46,927,736 shares in 2000 and 46,869,107 shares in 1999                  374,336          373,447
  Retained earnings                                                                      36,225            5,904
  Accumulated comprehensive income                                                        1,955           (6,398)
  Restricted stock awards                                                                  (866)            (414)
  Treasury stock, at cost, 940,610 and 0 shares                                         (16,518)               0
                                                                                    -----------      -----------
          TOTAL SHAREHOLDERS' EQUITY                                                    395,132          372,539
                                                                                    -----------      -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 3,932,512      $ 3,940,693
                                                                                    ===========      ===========




See Notes to Consolidated Financial Statements.

                 FIRST FINANCIAL BANCORP  13  2000 ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                          YEAR ENDED DECEMBER 31,

                                                                                    2000           1999             1998

                                                                                (Dollars in thousands, except per share data)
INTEREST INCOME
  Loans, including fees                                                      $    278,029      $   249,113     $   224,467
  Investment securities
     Taxable                                                                       28,041           23,451          28,681
     Tax-exempt                                                                     8,499            9,178           8,474
                                                                             ------------      -----------     -----------
       Total investment securities interest                                        36,540           32,629          37,155
  Interest-bearing deposits with other banks                                          702              331             283
  Federal funds sold and securities purchased under agreements to resell              257              325             765
                                                                             ------------      -----------     -----------
       TOTAL INTEREST INCOME                                                      315,528          282,398         262,670

INTEREST EXPENSE
  Deposits                                                                        116,752           97,552         100,590
  Short-term borrowings                                                            20,148           12,365           5,213
  Long-term borrowings                                                              8,524            7,277           4,631
                                                                             ------------      -----------     -----------
       TOTAL INTEREST EXPENSE                                                     145,424          117,194         110,434
                                                                             ------------      -----------     -----------
       NET INTEREST INCOME                                                        170,104          165,204         152,236
  Provision for loan losses                                                        11,300            9,232           8,247
                                                                             ------------      -----------     -----------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        158,804          155,972         143,989

NONINTEREST INCOME
  Service charges on deposit accounts                                              18,786           16,629          14,550
  Trust revenues                                                                   14,230           13,410          12,146
  Investment securities gains                                                          39               50           1,060
  Other                                                                            11,906           11,223          11,756
                                                                             ------------      -----------     -----------
       TOTAL NONINTEREST INCOME                                                    44,961           41,312          39,512

NONINTEREST EXPENSES
  Salaries and employee benefits                                                   63,606           61,614          57,443
  Net occupancy                                                                     7,402            7,019           6,512
  Furniture and equipment                                                           6,374            6,256           5,932
  Data processing                                                                   7,212            6,471           6,447
  Deposit insurance                                                                   542              551             474
  State taxes                                                                       2,432            2,025           1,824
  Amortization of intangibles                                                       3,268            3,674           4,015
  Restructuring charge                                                               (353)           6,930               0
  Other                                                                            26,320           26,121          25,198
                                                                             ------------      -----------     -----------
       TOTAL NONINTEREST EXPENSES                                                 116,803          120,661         107,845
                                                                             ------------      -----------     -----------
       INCOME BEFORE INCOME TAXES                                                  86,962           76,623          75,656
  Income tax expense                                                               28,740           26,300          24,684
                                                                             ------------      -----------     -----------
       NET EARNINGS                                                          $     58,222      $    50,323     $    50,972
                                                                             ============      ===========     ===========
NET EARNINGS PER SHARE - BASIC                                               $       1.25      $      1.07     $      1.08
                                                                             ============      ===========     ===========
NET EARNINGS PER SHARE - DILUTED                                             $       1.25      $      1.07     $      1.08
                                                                             ============      ===========     ===========
AVERAGE SHARES OUTSTANDING - BASIC                                             46,452,902       46,848,851      46,984,480
                                                                             ============      ===========     ===========
AVERAGE SHARES OUTSTANDING - DILUTED                                           46,535,511       46,985,782      47,172,423
                                                                             ============      ===========     ===========

See Notes to Consolidated Financial Statements.

                 FIRST FINANCIAL BANCORP   14   2000 ANNUAL REPORT

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     YEAR ENDED DECEMBER 31,

                                                                                               2000         1999          1998

                                                                                                   (Dollars in thousands)

OPERATING ACTIVITIES
  Net earnings                                                                               $  58,222    $  50,323    $  50,972
  Adjustments to reconcile net earnings to net cash provided by operating activities
     Provision for loan losses                                                                  11,300        9,232        8,247
     Provision for depreciation and amortization                                                 9,707        9,196        9,012
     Net amortization of premiums and accretion of discounts
       on investment securities                                                                   (528)          83          615
     Deferred income taxes                                                                       2,175        2,059        2,706
     Realized gains on investment securities                                                       (39)         (50)      (1,060)
     Originations of mortgage loans held for sale                                             (171,013)    (226,475)    (173,231)
     Gains from sales of mortgage loans held for sale                                           (1,018)      (2,993)      (1,984)
     Proceeds from sale of mortgage loans held for sale                                        171,161      227,534      173,886
     Increase in cash surrender value of life insurance                                         (6,467)     (17,168)      (3,236)
     Increase in interest receivable                                                            (3,031)      (4,082)      (2,203)
     (Increase) decrease in prepaid expenses                                                      (881)       1,276          567
     (Decrease) increase in accrued expenses                                                    (3,146)         351           (9)
     Increase in interest payable                                                                3,986          311          815
     Other                                                                                      (3,588)       2,646       (3,895)
                                                                                             ---------    ---------     --------
          Net cash provided by operating activities                                             66,840       52,243       61,202

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available-for-sale                                    0       13,520       49,953
  Proceeds from calls, paydowns, and maturities of investment securities available-for-sale     58,858      159,916      259,762
  Purchases of investment securities available-for-sale                                        (79,144)    (135,915)    (335,389)
  Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity       11,773       12,215       28,513
  Purchases of investment securities held-to-maturity                                           (4,365)      (1,901)      (2,805)
  Net decrease (increase) in interest-bearing deposits with other banks                          5,619       (6,269)         989
  Net decrease in federal funds sold and
     securities purchased under agreements to resell                                             1,581        3,033       10,155
  Net increase in loans and leases                                                             (28,494)    (393,706)    (300,617)
  Proceeds from disposal of other real estate owned                                              2,882          622        2,176
  Recoveries from loans and leases previously charged off                                        2,353        3,569        1,050
  Cash used in merger with other financial institutions                                              0            0      (12,231)
  Purchases of premises and equipment                                                           (5,461)      (8,422)      (8,690)
                                                                                             ---------    ---------     --------
          Net cash used in investing activities                                                (34,398)    (353,338)    (307,134)

FINANCING ACTIVITIES
  Net increase in total deposits                                                               160,215      119,146      126,581
  Net (decrease) increase in short-term borrowings                                            (235,550)     227,054       70,703
  Proceeds from long-term borrowings                                                            43,417       41,022       74,207
  Cash dividends                                                                               (27,901)     (25,570)     (21,436)
  Purchase of common stock                                                                     (16,518)           0       (8,773)
  Proceeds from exercise of stock options                                                          116          780          788
                                                                                             ---------    ---------     --------
          Net cash (used in) provided by financing activities                                  (76,221)     362,432      242,070
                                                                                             ---------    ---------     --------
          (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (43,779)      61,337       (3,862)
  Cash and cash equivalents at beginning of year                                               225,837      164,500      168,362
                                                                                             ---------    ---------     --------
          CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 182,058    $ 225,837     $164,500
                                                                                             =========    =========     ========

SUPPLEMENTAL DISCLOSURES
  Interest paid                                                                              $ 141,438    $ 116,884     $109,399
                                                                                             =========    =========     ========
  Income taxes paid                                                                          $  31,233    $  23,080     $ 24,356
                                                                                             =========    =========     ========
  Recognition of deferred tax (liabilities) assets attributable to SFAS No. 115              $  (5,142)   $   6,995     $    187
                                                                                             =========    =========     ========
  Acquisition of other real estate owned through foreclosure                                 $   2,423    $   2,252     $  1,324
                                                                                             =========    =========     ========
  Issuance of restricted stock awards                                                        $     773    $     174     $    220
                                                                                             =========    =========     ========
  Securitization of loans                                                                    $  40,737    $       0     $      0
                                                                                             =========    =========     ========



See Notes to Consolidated Financial Statements.

               FIRST FINANCIAL BANCORP   15   2000 ANNUAL REPORT

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                   COMMON       COMMON                        ACCUMULATED  RESTRICTED TREASURY   TREASURY
                                    STOCK       STOCK                RETAINED COMPREHENSIVE  STOCK     STOCK      STOCK
                                   SHARES       AMOUNT    SURPLUS    EARNINGS    INCOME      AWARDS    SHARES     AMOUNT     TOTAL
                                                                     (Dollars in thousands)

Balances at December 31, 1997     22,895,585   $183,164   $ 57,853   $ 91,007   $  4,633   $(338)    (1,319)  $    (63)   $336,256
Net earnings                                                           50,972                                               50,972
Unrealized holding losses on
  securities available for sale
  arising during the period                                                          316                                       316
                                                                                                                          --------
Total comprehensive income                                                                                                  51,288
Cash dividends declared
  (Bancorp - $0.57 per share;
  SRFC - $18 per share;
  HBI - $5.50 per share)                                              (21,436)                                             (21,436)
Purchase of common stock                                                                           (284,894)    (8,773)     (8,773)
Exercise of stock options,
  net of shares purchased              6,135     (1,266)      (314)                                  76,494      2,368         788
Transfer of surplus to
  common stock (no par value)                    57,536    (57,536)
2 for 1 stock split               16,560,780                                                         (8,563)
10% stock dividend                 3,195,315     67,275               (70,383)                       95,819      3,108           0
Restricted stock awards                                         (3)                         (220)     3,825        215          (8)
Amortization of restricted
  stock awards                                                                               150                               150
                                  ----------   --------   --------   --------   --------   -----   --------   --------    --------
Balances at December 31, 1998     42,657,815   $306,709   $      0   $ 50,160   $  4,949   $(408)  (118,638)  $ (3,145)   $358,265
Net earnings                                                           50,323                                               50,323
Unrealized holding losses on
  securities available for sale
  arising during the period                                                      (11,347)                                  (11,347)
                                                                                                                          --------
Total comprehensive income                                                                                                  38,976
Cash dividends declared
  (Bancorp - $0.57 per share;
  SRFC - $4.75 per share;
  HBI - $1.50 per share)                                              (25,570)                                             (25,570)
Exercise of stock options,
  net of shares purchased              1,331       (951)                                             65,725      1,731         780
10% stock dividend                 4,213,712     67,700               (69,009)                       45,313      1,265         (44)
Restricted stock awards               (3,751)       (11)                                    (174)     7,600        149         (36)
Amortization of restricted
  stock awards                                                                               168                               168
                                  ----------   --------   --------   --------   --------   -----   --------   --------    --------
Balances at December 31, 1999     46,869,107   $373,447   $      0   $  5,904   $ (6,398)  $(414)         0   $      0    $372,539
NET EARNINGS                                                           58,222                                               58,222
UNREALIZED HOLDING GAINS ON
  SECURITIES AVAILABLE FOR SALE
  ARISING DURING THE PERIOD                                                        8,353                                     8,353
                                                                                                                          --------
TOTAL COMPREHENSIVE INCOME                                                                                                  66,575
CASH DIVIDENDS DECLARED
  (BANCORP - $0.60 PER SHARE)                                         (27,901)                                             (27,901)
PURCHASE OF COMMON STOCK                                                                           (940,500)   (16,515)    (16,515)
EXERCISE OF STOCK OPTIONS,
  NET OF SHARES PURCHASED             16,729        116                                                                        116
RESTRICTED STOCK AWARDS               41,900        773                                     (773)      (110)        (3)         (3)
AMORTIZATION OF RESTRICTED
  STOCK AWARDS                                                                               321                               321
                                  ----------   --------   --------   --------   --------   -----   --------   --------    --------
BALANCES AT DECEMBER 31, 2000     46,927,736   $374,336   $      0   $ 36,225   $  1,955   $(866)  (940,610)  $(16,518)   $395,132
                                  ==========   ========   ========   ========   ========   =====   ========   ========    ========

See Notes to Consolidated Financial Statements.

                FIRST FINANCIAL BANCORP   16   2000 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a financial holding company, principally serving western Ohio, Indiana, northern Kentucky, and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities, and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 25 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

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

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment securities gains/(losses). The cost of securities sold is based on the specific identification method.

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

     Earnings per share - Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under Bancorp's stock plans, using the treasury stock method.

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

     Derivative instruments - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was released in June, 1998, and is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Bancorp does not use off-balance-sheet derivative financial instruments (such as interest rate swaps) and therefore will not be impacted by SFAS No. 133.

     Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

               FIRST FINANCIAL BANCORP   17   2000 ANNUAL REPORT

            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2000 and 1999 were approximately $25,181,000 and $23,748,000, respectively.


                         NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 1999 and 1998:

                                      ACQUISITION                                 SHARES        PURCHASE
BUSINESS COMBINATIONS                    DATE          ASSETS       DEPOSITS      ISSUED         PRICE

                                                       (Dollars in thousands)
Pooling-of-interests
  Sand Ridge Financial Corporation   June 1, 1999    $  591,325   $  516,413    5,114,878
  Hebron Bancorp, Inc.               June 1, 1999       110,089       94,624    1,222,599

Purchase transactions
  The Union State Bank               April 1, 1998       68,020       52,798                     $ 13,600


                            NOTE 4 - LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

                                                            2000          1999

                                                          (Dollars in thousands)
Direct financing                                           $30,804       $32,148
Leveraged                                                      734            28
                                                           -------       -------
Net rentals receivable                                      31,538        32,176
Estimated residual value of leased assets                   21,317        21,872
Less unearned income                                         6,787         7,540
                                                           -------       -------
  Investment in leases, net                                $46,068       $46,508
                                                           =======       =======

Direct financing lease payments receivable as of December 31, 2000, for the next five years and thereafter are as follows:

                             DIRECT FINANCING LEASES

                             (Dollars in thousands)
                2001              $ 12,152
                2002                 9,494
                2003                 5,621
                2004                 2,651
                2005                   746
                Thereafter             140



               FIRST FINANCIAL BANCORP   18   2000 ANNUAL REPORT

                         NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

                                                    2000         1999

                                                 (Dollars in thousands)
          Land and land improvements             $ 12,360     $ 12,221
          Buildings                                54,618       52,683
          Furniture and fixtures                   43,732       46,256
          Leasehold improvements                    4,242        3,379
          Construction in progress                    580        2,070
                                                 --------     --------
                                                  115,532      116,609
          Less accumulated depreciation
            and amortization                       57,066       57,605
                                                 --------     --------
              TOTAL                              $ 58,466     $ 59,004
                                                 ========     ========

        NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

     Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2000, Bancorp's subsidiaries had retained earnings of $174,176,000 of which $26,781,000 was available for distribution to Bancorp as dividends without prior regulatory approval.

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

     Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customer's contractual default. Bancorp has issued standby letters of credit aggregating $26,813,000 and $18,028,000 at December 31, 2000, and 1999, respectively.

     Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp's allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

     Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counter-party. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $484,894,000 and $508,366,000 at December 31, 2000, and 1999, respectively. Management does not anticipate any material losses as a result of these commitments.

               FIRST FINANCIAL BANCORP   19   2000 ANNUAL REPORT

                         NOTE 8 - INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 2000:

                                           HELD-TO-MATURITY                        AVAILABLE-FOR-SALE

                               AMORTIZED      UNREALIZED     MARKET    AMORTIZED       UNREALIZED         MARKET
                                  COST     GAINS   LOSSES    VALUE       COST        GAINS     LOSSES     VALUE

                                                             (Dollars in thousands)

U.S. Treasury securities                                                $  3,497   $      0   $     (5)   $  3,492
Securities of U.S. government
  agencies and corporations                                              143,311      1,037       (487)    143,861
Mortgage-backed securities       $  4,900   $ 100   $ (18)   $  4,982    244,895      1,844     (1,355)    245,384
Obligations of state and
  other political subdivisions     19,621     575     (25)     20,171    134,439      2,632       (389)    136,682
Other securities                      279       1       0         280     35,360          3        (20)     35,343
                                 --------   -----   -----    --------   --------   --------   --------    --------
  TOTAL                          $ 24,800   $ 676   $ (43)   $ 25,433   $561,502   $  5,516   $ (2,256)   $564,762
                                 ========   =====   =====    ========   ========   ========   ========    ========

The following is a summary of investment securities as of December 31, 1999:

                                            HELD-TO-MATURITY                        AVAILABLE-FOR-SALE

                               AMORTIZED      UNREALIZED         MARKET  AMORTIZED         UNREALIZED        MARKET
                                  COST     GAINS     LOSSES      VALUE      COST       GAINS      LOSSES      VALUE

                                                              (Dollars in thousands)

U.S. Treasury securities                                                   $ 11,364   $      2   $    (55)   $ 11,311
Securities of U.S. government
  agencies and corporations                                                 122,103         11     (3,276)    118,838
Mortgage-backed securities       $  6,345   $ 116   $    (47)   $  6,414    191,894        638     (3,570)    188,962
Obligations of state and
  other political subdivisions     25,097     752        (83)     25,766    142,743        955     (4,880)    138,818
Other securities                      323       0         (5)        318     32,257          4        (64)     32,197
                                 --------   -----   --------    --------   --------   --------   --------    --------
  TOTAL                          $ 31,765   $ 868   $   (135)   $ 32,498   $500,361   $  1,610   $(11,845)   $490,126
                                 ========   =====   ========    ========   ========   ========   ========    ========

     The carrying value of investment securities as of December 31, 1998, by category was as follows: U.S. Treasury $30,715,000, U.S. government agencies and corporations $115,808,000, mortgage-backed $237,478,000, obligations of state and other political subdivisions $182,464,000, and other $21,711,000.

     During the year ended December 31, 2000, no available-for-sale securities were sold.

     During the year ended December 31, 1999, available-for-sale securities with a fair value at the date of sale of $13,482,000 were sold. The gross realized gains on such sales totaled $38,000.

     During the year ended December 31, 1998, available-for-sale securities with a fair value at the date of sale of $48,749,000 were sold. The gross realized gains on such sales totaled $900,000.

     There were net investment gains after taxes of $73,000, $106,000, and $738,000 for the years ended December 31, 2000, 1999, and 1998, respectively. The applicable income tax effects were benefits of $34,000 and $56,000 for 2000 and 1999, respectively, and an expense of $322,000 for 1998.

     The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $237,295,000 at December 31, 2000.

     The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2000, by contractual maturity, are shown in the table below.

     Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          HELD-TO-MATURITY     AVAILABLE-FOR-SALE

                                         AMORTIZED   MARKET    AMORTIZED   MARKET
                                           COST       VALUE      COST       VALUE

                                                 (Dollars in thousands)

Due in one year or less                  $  5,639   $  5,672   $ 19,186   $ 19,171
Due after one year through five years      10,128     10,601    135,970    136,398
Due after five years through ten years      6,137      6,217     99,535    100,851
Due after ten years                         2,896      2,943    306,811    308,342
                                         --------   --------   --------   --------
  TOTAL                                  $ 24,800   $ 25,433   $561,502   $564,762
                                         ========   ========   ========   ========


                FIRST FINANCIAL BANCORP   20   2000 ANNUAL REPORT

                                 NOTE 9 - LOANS

Information as to nonaccrual and restructured loans at December 31 was as follows:

                                               2000       1999      1998

                                                  (Dollars in thousands)
    Principal balance

      Nonaccrual loans                         $17,346   $11,283   $ 7,481
      Restructured loans                           265     2,244       691
                                               -------   -------   -------
         TOTAL                                 $17,611   $13,527   $ 8,172
                                               =======   =======   =======
    Interest income effect
      Gross amount of interest that would
         have been recorded at original rate   $ 2,560   $   885   $   631
      Interest included in income                1,613       286       197
                                               -------   -------   -------
         NET IMPACT ON INTEREST INCOME         $   947   $   599   $   434
                                               =======   =======   =======

     At December 31, 2000, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

     The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions, or other workout situations, net of the related allowance, totaled $1,075,000, $1,707,000, and $221,000 at December 31, 2000, 1999, and 1998, respectively.

     Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                                2000        1999         1998

                                                   (Dollars in thousands)
    Balance at beginning of year              $ 39,340    $ 34,800    $ 31,660
    Allowance acquired through mergers               0           0         806
    Provision for discontinued product line          0       1,100           0
    Provision for loan losses                   11,300       9,232       8,247
    Loans charged off                          (13,644)     (9,361)     (8,387)
    Recoveries                                   2,353       3,569       2,474
                                              --------    --------    --------
       BALANCE AT END OF YEAR                 $ 39,349    $ 39,340    $ 34,800
                                              ========    ========    ========

     The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

     At December 31, 2000, 1999, and 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $8,839,000, $2,688,000, and $3,218,000, respectively. The related allowance for loan losses on these impaired loans was $2,008,000 at December 31, 2000, $1,433,000 at December 31, 1999, and $1,449,000 at December 31, 1998. At December 31, 2000, and 1999, there were $65,000 and $20,000, respectively, that as a result of write-downs, did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2000, was approximately $5,517,000 versus $2,407,000 for the year ended December 31, 1999, and $4,640,000 for the year ended December 31, 1998.

     For the years ended December 31, 2000, 1999, and 1998, Bancorp recognized interest income on those impaired loans of $218,000, $88,000, and $129,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

     Mortgage loans serviced for others are not included in the accompany- ing Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $560,530,000, $394,978,000, and $301,695,000 at December 31, 2000, 1999,
and 1998, respectively.

     Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $3,313,000, $2,344,000, and $1,908,000 at December 31, 2000, 1999, and 1998, respectively.

         NOTE 10 - DEBT AND FEDERAL HOME LOAN BANK LONG-TERM BORROWINGS

     Long-term borrowings at December 31, 2000, consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 4.90% to 6.90%, with interest payable monthly. The long-term advances mature as follows: $3,740,000 in 2001, $9,442,000 in 2002, $1,200,000 in 2003, $22,500,000 in 2004, $5,000,000
in 2005, and $163,334,000 after 2005.

     FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $1,705,803,000 at December 31, 2000.

     At December 31, 2000, Bancorp had a short-term line of credit with a financial institution of $25,000,000. As of year-end, the outstanding balance was $3,500,000. The interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has a financial requirement whereby Bancorp's affiliates must maintain a risk-based capital level of a well-capitalized institution as well as maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. Bancorp was in compliance with these requirements as of December 31, 2000.

               FIRST FINANCIAL BANCORP   21   2000 ANNUAL REPORT

                             NOTE 11 - INCOME TAXES

Income tax expense consisted of the following components:

                                                                2000       1999        1998
                                                              --------    --------    --------
                                                                  (Dollars in thousands)

     Current
        Federal                                               $ 24,548    $ 21,613    $ 21,462
        State                                                    3,134       2,633       2,024
                                                              --------    --------    --------
          Total                                                 27,682      24,246      23,486
     Deferred expense                                            1,058       2,054       1,198
                                                              --------    --------    --------
          INCOME TAX EXPENSE                                  $ 28,740    $ 26,300    $ 24,684
                                                              ========    ========    ========

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

                                                                2000       1999        1998

                                                                  (Dollars in thousands)

     Income taxes computed at federal statutory rate of 35%   $ 30,431    $ 26,818    $ 26,420
     State income taxes, net of federal tax benefit              2,037       1,711       1,322
     Effect of tax-exempt interest                              (3,014)     (2,885)     (2,933)
     Other                                                        (714)        656        (125)
                                                              --------    --------    --------
        INCOME TAX EXPENSE                                    $ 28,740    $ 26,300    $ 24,684
                                                              ========    ========    ========

     SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 2000, 1999, and 1998. The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000, and 1999, are as follows:


                                                                                                     2000        1999

                                                                                                 (Dollars in thousands)

     Deferred tax assets
       Allowance for loan losses                                                                  $ 13,034    $ 12,237
       Mark to market adjustment                                                                      (712)       (985)
       Other real estate owned                                                                         (82)          2
       Postretirement benefits other than pensions liability                                           866         936
       Pension liability                                                                               675         832
       Other                                                                                           210       3,930
                                                                                                  --------    --------
          TOTAL DEFERRED TAX ASSETS                                                                 13,991      16,952

     Deferred tax liabilities
       Tax greater than book depreciation                                                              989       1,125
       Leasing activities                                                                            5,815       4,308
       Federal Home Loan Bank stock basis difference                                                 1,095       5,546
       Deferred loan fees                                                                            1,614       1,421
       Purchase accounting adjustment                                                                 (276)       (276)
       Other                                                                                         1,717         733
                                                                                                  --------    --------
          TOTAL DEFERRED TAX LIABILITIES                                                            10,954      12,857
                                                                                                  --------    --------
         Net deferred tax asset recognized through the statement of earnings                         3,037       4,095
         Net deferred tax (liability) asset from valuation adjustments of investment securities
            available-for-sale, recognized in equity section of balance sheet                       (2,346)      3,913
                                                                                                  --------    --------
          TOTAL NET DEFERRED TAX ASSET                                                            $    691    $  8,008
                                                                                                  ========    ========


                FIRST FINANCIAL BANCORP   22   2000 ANNUAL REPORT

                          NOTE 12 - RISK-BASED CAPITAL

     The Federal Reserve established risk-based capital requirements for U.S. banking organizations which have been adopted by the Office of Thrift Supervision for savings and loan associations. Risk weights are assigned to on- and off-balance-sheet items in arriving at risk-adjusted total assets. Regulatory capital is divided by risk-adjusted total assets, with the resulting ratios compared to minimum standards to determine whether a bank has adequate capital.

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

     The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                        DECEMBER 31,

                                                   2000            1999

                                                  (Dollars in thousands)
     Tier 1 capital

       Shareholders' equity                    $   395,132    $   372,539
       Less certain intangibles                     34,957         37,610
       Less accumulated comprehensive income         1,955         (6,398)
                                               -----------    -----------
         TOTAL TIER 1 CAPITAL                  $   358,220    $   341,327
                                               ===========    ===========
     Total risk-based capital
       Tier 1 capital                          $   358,220    $   341,327
       Qualifying allowance for loan losses         35,945         35,636
                                               -----------    -----------
         TOTAL RISK-BASED CAPITAL              $   394,165    $   376,963
                                               ===========    ===========
     RISK WEIGHTED ASSETS                      $ 2,872,181    $ 2,847,221
                                               ===========    ===========
     RISK-BASED RATIOS
         TIER 1 CAPITAL                               12.5%          12.0%
                                               ===========    ===========
         TOTAL RISK-BASED CAPITAL                     13.7%          13.2%
                                               ===========    ===========
         LEVERAGE                                      9.2%           9.4%
                                               ===========    ===========

                        NOTE 13 - EMPLOYEE BENEFIT PLANS

Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets were administered by the Trust Department of First National Bank of Southwestern Ohio. Plan assets primarily consisted of equity and debt mutual funds, stocks, corporate bonds, and money market funds. Approximately 97.9% and 95.8% of plan assets at December 31, 2000, and 1999, respectively, were invested in collective trust funds with First Southwestern. Also included in plan assets at December 31, 1999, was a $100,000 certificate of deposit invested with Community First Bank & Trust. The pension plan does not own any shares of Bancorp common stock.

     The following tables set forth information concerning amounts recognized in Bancorp's nsolidated Balance Sheets and Consolidated Statements of Earnings:

                                                           DECEMBER 31,

                                                         2000        1999

                                                     (Dollars in thousands)
     CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at beginning of year          $ 26,536    $ 27,408
     Service cost                                        2,115       1,972
     Interest cost                                       2,007       1,941
     Actuarial loss (gain)                               1,247      (1,043)
     Benefits paid                                      (4,132)     (3,742)
                                                      --------    --------
     Benefit obligation at end of year                  27,773      26,536

     CHANGE IN PLAN ASSETS
     Fair value of plan assets at beginning of year     22,898      25,676
     Actual return on plan assets                        1,427         828
     Employer contributions                              1,474         136
     Benefits paid                                      (4,132)     (3,742)
                                                      --------    --------
     Fair value of plan assets at end of year           21,667      22,898
                                                      --------    --------
     Funded status                                      (6,106)     (3,638)
     Unrecognized transition amount                       (731)     (1,036)
     Unrecognized prior service cost                     1,074       1,327
     Unrecognized actuarial loss                         2,313         493
                                                      --------    --------
     NET AMOUNT RECOGNIZED IN THE CONSOLIDATED
       BALANCE SHEETS (ACCRUED BENEFIT LIABILITY)     $ (3,450)   $ (2,854)
                                                      ========    ========


                FIRST FINANCIAL BANCORP   23   2000 ANNUAL REPORT

WEIGHTED-AVERAGE ASSUMPTIONS                                     DECEMBER 31,
                                                                 2000    1999

     Discount rate                                              7.50%   7.50%
     Expected return on plan assets                             9.00%   9.00%
     Rate of compensation increase                              3.50%   3.50%


COMPONENTS OF NET PERIODIC BENEFIT COST                          DECEMBER 31,

                                                         2000       1999       1998

                                                            (Dollars in thousands)

     Service cost                                      $ 2,115    $ 1,972    $ 1,769
     Interest cost                                       2,007      1,941      1,811
     Expected return on assets                          (2,000)    (2,223)    (1,900)
     Amortization of transition asset                     (305)      (305)      (305)
     Amortization of unrecognized prior service cost       252        252        252
                                                       -------    -------    -------
        NET PERIODIC PENSION COST                      $ 2,069    $ 1,637    $ 1,627
                                                       =======    =======    =======

     Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the board of directors. During 2000 and 1999, Bancorp contributed $0.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $937,000 during 2000, $775,000 during 1999, and $701,000 during 1998.

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

     The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:

                                                                                    2000         1999

                                                                                  (Dollars in thousands)

     Benefit obligation at beginning of year                                       $ 1,178    $ 1,439
     Interest cost                                                                      84         96
     Plan participants' contributions                                                   23         25
     Actuarial loss/(gain)                                                             106       (192)
     Benefits paid                                                                    (192)      (190)
                                                                                   -------    -------
     Benefit obligation at end of year                                               1,199      1,178
     Fair value of plan assets at beginning and end of year                              0          0
                                                                                   -------    -------
     Funded status                                                                  (1,199)    (1,178)
     Unrecognized actuarial gain                                                    (1,152)    (1,370)
     Unrecognized prior service cost                                                   (25)       (29)
                                                                                   -------    -------
       NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS               $(2,376)   $(2,577)
                                                                                   =======    =======

     Net periodic postretirement benefit cost includes the following components:

     Interest cost                                                                 $    84    $    96
     Amortization of unrecognized prior service cost                                    (4)        (4)
     Amortization of actuarial gain                                                   (114)      (103)
                                                                                   -------    -------
       NET PERIODIC BENEFIT COST                                                   $   (34)   $   (11)
                                                                                   =======    =======

     The discount rate used to determine the accumulated postretirement benefit obligation was 7.50% at December 31, 2000, and December 31,
1999. The assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation are shown in the table to the right.

     If the health care cost trend rate assumptions were increased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 2000, would be increased by approximately $99,000.

     If the health care cost trend rate assumptions were decreased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 2000, would be decreased by approximately $89,000.

                               2000         1999
         2000                              7.30%
         2001                 6.60%        6.60%
         2002                 6.00%        6.00%
         2003                 5.50%        5.50%
         2004                 5.00%        5.00%
         Thereafter           5.00%        5.00%


                FIRST FINANCIAL BANCORP   24   2000 ANNUAL REPORT

                          NOTE 15 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                     2000         1999          1998

                                                                              (Dollars in thousands, except per share data)

Net income--numerator for basic and diluted earnings per share -
  income available to common stockholders                                       $    58,222   $    50,323   $    50,972
                                                                                ===========   ===========   ===========
Denominator for basic earnings per share - weighted average shares               46,452,902    46,848,851    46,984,480
Effect of dilutive securities - employee stock options                               82,609       136,931       187,943
                                                                                -----------   -----------   -----------
Denominator for diluted earnings per share - adjusted weighted average shares    46,535,511    46,985,782    47,172,423
                                                                                ===========   ===========   ===========
Basic earnings per share                                                        $      1.25   $      1.07   $      1.08
                                                                                ===========   ===========   ===========
Diluted earnings per share                                                      $      1.25   $      1.07   $      1.08
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

     Bancorp has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of Bancorp's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Bancorp had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 6.52%, 4.74%, and 5.59%; dividend yields of 3.25%, 2.35%, and 2.45%; volatility factors of the expected market price of Bancorp's common stock of 0.215, 0.202, and 0.193; and a weighted average expected life of the options of 3.90, 2.83, and 4.20 years.

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

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:


                                            2000       1999      1998

                                  (Dollars in thousands, except per share data)
          Pro forma net earnings         $ 55,778   $ 49,238    $ 50,187
                                         ========   ========    ========
          Pro forma earnings per share   $   1.20   $   1.05    $   1.07
                                         ========   ========    ========

Activity in the above plan for 2000, 1999, and 1998 is summarized as follows:

                                                  2000                           1999                         1998

                                        NUMBER OF      OPTION          NUMBER OF     OPTION         NUMBER OF      OPTION
                                         SHARES        PRICE            SHARES       PRICE            SHARES        PRICE

Outstanding at beginning of year         742,404                       527,780                       452,470
Granted                                  645,725     $17.75-18.75      321,737    $20.23-23.69       209,727    $20.04-22.68
Exercised                                (23,692)     $7.50-11.87      (79,316)    $7.72-20.04      (134,417)    $7.50-11.86
Cancelled                                (27,680)    $18.44-20.05      (27,797)         $23.69
                                       =========                      ========                      ========
  OUTSTANDING AT END OF YEAR           1,336,757      $7.50-23.69      742,404     $7.50-23.69       527,780     $7.50-22.68
                                       =========                      ========                      ========
  EXERCISABLE AT END OF YEAR             700,607                       448,441                       318,030
                                       =========                      ========                      ========
  AVAILABLE FOR FUTURE GRANT           6,883,246                     7,019,241                       680,250
                                       =========                      ========                      ========
  WEIGHTED-AVERAGE FAIR VALUE OF
    OPTIONS GRANTED DURING THE YEAR   $     3.56                     $    3.56                      $   3.89
                                       =========                      ========                      ========

                FIRST FINANCIAL BANCORP   25   2000 ANNUAL REPORT

                       NOTE 17 - LOANS TO RELATED PARTIES

     Loans to directors, executive officers, principal holders of Bancorp's common stock and certain related persons totaled $37,331,000 and $33,281,000 at December 31, 2000, and 1999, respectively.

     Activity of these loans was as follows:

                                                   2000          1999
                                                 (Dollars in thousands)
          Beginning balance                       $33,281      $29,961
          Additions                                14,988       14,805
          Collected                                10,938       11,485
          Charged off                                   0            0
                                                  -------      -------
            ENDING BALANCE                        $37,331      $33,281
                                                  =======      =======
            LOANS 90 DAYS PAST DUE                $     0      $     0
                                                  =======      =======

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

     Under the plan, each "right" would be distributed only on the 20th business day after any one of the following events occur: 1) A public announcement that a person or group has acquired 20 percent or more (an "acquiring person") of Bancorp's outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation's outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an "adverse person." (An adverse person is a person who owns at least 10 percent of the common shares and attempts "greenmail," or is likely to cause a material adverse impact on Bancorp - such as impairing customer relationships, harming the company's competitive position, or hindering the Board's ability to effect a transaction it deems to be in the shareholders' best interest.)

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

     At any time after any person becomes an "acquiring person" or an "adverse person," the plan gives Bancorp's board of directors the option (the "exchange option") to exchange all or part of the outstanding "rights" (except "rights" held by an "acquiring person" or an "adverse person") for shares of Bancorp's common stock at an exchange ratio of 0.8 shares of common stock per "right." In the event that Bancorp's board of directors adopts the "exchange option," each "right" would entitle the holder thereof to receive 0.8 shares of common stock per "right." Any partial exchange would be effected pro rata based on the number of "rights" held by each holder of "rights" included in the exchange.

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

               FIRST FINANCIAL BANCORP   26   2000 ANNUAL REPORT

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

     Loans - For variable-rate loans that reprice frequently with no significant change in credit risk, fair values were based on carrying values. The fair values of other loans and leases, such as commercial real estate and consumer loans, were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximated its fair value.

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

     Bancorp does not carry financial instruments which are held or issued for trading purposes.

     The estimated fair values of Bancorp's financial instruments at December 31 were as follows:

                                                             2000                       1999

                                                    CARRYING      FAIR        CARRYING        FAIR
                                                      VALUE       VALUE         VALUE        VALUE

                                                              (Dollars in thousands)

     Financial assets
       Cash and short-term investments            $  189,346   $  189,346   $  240,325   $  240,325
       Investment securities held-to-maturity         24,800       25,433       31,765       32,498
       Investment securities available-for-sale      564,762      564,762      490,126      490,126
       Loans
         Commercial                                  787,436      787,326      769,454      766,457
         Real estate-construction                     97,571       98,182      111,458      105,154
         Real estate-mortgage                      1,438,339    1,431,782    1,467,591    1,413,537
         Installment, net of unearned income         614,470      616,192      618,957      678,673
         Credit card                                  24,182       24,197       22,408       22,481
         Leasing                                      46,068       46,251       46,508       47,179
         Less allowance for loan losses               39,349                    39,340
                                                  ----------   ----------   ----------   ----------
           Net loans                               2,968,717    3,003,930    2,997,036    3,033,481
       Accrued interest receivable                    33,580       33,580       30,550       30,550

     Financial liabilities
       Deposits
         Noninterest-bearing                         419,878      419,878      408,712      408,712
         Interest-bearing demand                     306,356      306,356      314,735      314,735
         Savings                                     739,376      739,376      778,405      778,405
         Time                                      1,685,818    1,689,563    1,489,361    1,452,826
                                                  ----------   ----------   ----------   ----------
           Total deposits                          3,151,428    3,155,173    2,991,213    2,954,678
       Short-term borrowings                         146,568      146,568      382,118      382,118
       Long-term borrowings                          205,216      203,937      161,799      157,169
       Accrued interest payable                       14,811       14,811       10,825       10,825




               FIRST FINANCIAL BANCORP   27   2000 ANNUAL REPORT

 NOTE 20 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
                                                                DECEMBER 31,

                                                             2000        1999

                                                          (Dollars in thousands)
ASSETS
  Cash                                                     $ 22,721     $ 32,200
  Investment securities                                          89           46
  Subordinated notes from subsidiaries                        7,500        7,500
  Investment in subsidiaries
     Commercial banks                                       321,504      286,669
     Savings banks                                           32,884       37,085
                                                           --------     --------
       Total investment in subsidiaries                     354,388      323,754
  Bank premises and equipment                                 1,347        1,426
  Other assets                                               20,555       17,842
                                                           --------     --------
       TOTAL ASSETS                                        $406,600     $382,768
                                                           ========     ========
LIABILITIES
  Short-term borrowings                                    $  3,500     $      0
  Dividends payable                                           6,915        6,980
  Other liabilities                                           1,053        3,249
                                                           --------     --------
       TOTAL LIABILITIES                                     11,468       10,229
SHAREHOLDERS' EQUITY                                        395,132      372,539
                                                           --------     --------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $406,600     $382,768
                                                           ========     ========

STATEMENTS OF EARNINGS

                                                                                                 YEAR ENDED DECEMBER 31,

                                                                                              2000        1999        1998

                                                                                                 (Dollars in thousands)

INCOME
  Interest income (other)                                                                   $    670    $    140    $     57
  Dividends from subsidiaries                                                                 58,018      38,348      52,974
                                                                                            --------    --------    --------
      TOTAL INCOME                                                                            58,688      38,488      53,031
EXPENSES
  Interest expense                                                                                11           0           0
  Salaries and employee benefits                                                               2,889       3,211       2,589
  Other                                                                                        1,522       5,683       2,188
                                                                                            --------    --------    --------
      TOTAL EXPENSES                                                                           4,422       8,894       4,777
                                                                                            --------    --------    --------
      INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES     54,266      29,594      48,254
Income tax benefit                                                                            (1,119)     (1,310)       (984)
                                                                                            --------    --------    --------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES                      55,385      30,904      49,238
Equity in undistributed net earnings of subsidiaries                                           2,837      19,419       1,734
                                                                                            --------    --------    --------
      NET EARNINGS                                                                          $ 58,222    $ 50,323    $ 50,972
                                                                                            ========    ========    ========

                FIRST FINANCIAL BANCORP   28   2000 ANNUAL REPORT


STATEMENTS OF CASH FLOWS                                                                   YEAR ENDED DECEMBER 31,

                                                                                         2000        1999       1998

                                                                                             (Dollars in thousands)

OPERATING ACTIVITIES
  Net earnings                                                                         $ 58,222    $ 50,323    $ 50,972
  Adjustments to reconcile net earnings to net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                               (2,837)    (19,419)     (1,734)
      Provision for depreciation and amortization                                           471          60          32
      Deferred income taxes                                                                  38          78         173
      (Decrease) increase in dividends payable                                              (65)        465         528
      (Decrease) increase in accrued expenses                                            (2,338)      2,251         662
      Increase in receivables                                                            (2,820)     (4,550)     (3,261)
                                                                                       --------    --------    --------
        Net cash provided by operating activities                                        50,671      29,208      47,372
INVESTING ACTIVITIES

  Subordinated notes from subsidiaries                                                        0      (7,500)          0
  Capital contributions to subsidiaries                                                 (19,397)     (4,200)     (1,200)
  Purchase of subsidiary                                                                      0           0     (13,600)
  Purchases of premises and equipment                                                       (27)     (1,189)       (286)
  Other                                                                                      77          84           7
                                                                                       --------    --------    --------
        Net cash used in investing activities                                           (19,347)    (12,805)    (15,079)

FINANCING ACTIVITIES
  Increase in short-term borrowings                                                       3,500           0           0
  Cash dividends                                                                        (27,901)    (25,570)    (21,436)
  Purchase of common stock                                                              (16,518)          0      (8,773)
  Proceeds from exercise of stock options, net of shares purchased                          116         780         788
                                                                                       --------    --------    --------
        Net cash used in financing activities                                           (40,803)    (24,790)    (29,421)
                                                                                       --------    --------    --------
        (DECREASE) INCREASE IN CASH                                                      (9,479)     (8,387)      2,872
Cash at beginning of year                                                                32,200      40,587      37,715
                                                                                       --------    --------    --------
        CASH AT END OF YEAR                                                            $ 22,721    $ 32,200    $ 40,587
                                                                                       ========    ========    ========

                   NOTE 21 - MERGER AND RESTRUCTURING CHARGES

     In December 1998, Bancorp announced plans for a merger and restructuring charge to coincide with its mergers with Sand Ridge Financial Corporation (Sand Ridge) and Hebron Bancorp, Inc. (Hebron). Bancorp completed these mergers on June 1, 1999. In the second quarter of 1999, Bancorp recorded merger and restructuring charges of approximately $6.9 million before taxes or $5.5 million after taxes.

     This merger and restructuring charge consists of two general components. The first component was for merger related charges of approximately $2.9 million before taxes, or $2.8 million after taxes, for investment banking and other professional services specifically associated with the Sand Ridge and Hebron mergers. Investment banking fees and other professional services such as legal, accounting, and consulting represented $2.4 million of the $2.9 million pre-tax merger charge. The remaining approximately $500,000 was incurred primarily for system conversions and personnel charges. As of December 31, 2000, all the merger related charges have been paid.

     The second component included in the overall merger and restructuring charges of $5.5 million after taxes relates to restructuring charges for the planned consolidation of some operational functions including the sale of four facilities and more effective use of existing properties. Under its restructuring plan, Bancorp also discontinued its accounts receivable financing line of business and merged Union Trust Bank, Union City, Indiana, into Community First Bank & Trust, Celina, Ohio. The restructuring component totaled approximately $4.0 million before taxes and $2.7 million after taxes.

     Of the $4.0 million pre-tax restructuring component, approximately $1.6 million was related to the disposals of properties. The four facilities to be disposed of were written down to fair value (estimated selling price). As of December 31, 2000, one property had not yet been sold.

     The $4.0 million pre-tax restructuring component also consisted of a $1.1 million provision for loan losses associated with the discontinuance of the accounts receivable financing line of business. Losses of approximately $996,000 associated with the discontinuance of the accounts receivable financing have been recognized through December 31, 2000.

     Of the $4.0 million component, $1.3 million was related to the consolidation of operational functions and affiliate restructuring. All but $12,000 of this accrual had been paid as of December 31, 2000.

     Revenues and operating income of activities discontinued are not significant to Bancorp's operating results.

     The table below summarizes the major components of the merger and restructuring charge. Bancorp expects that the remaining balance will be utilized during 2001.

                                                MERGER     DISPOSALS    DISCONTINUED OPERATIONS/AFFILIATE
                                                 COSTS    OF PROPERTY      PRODUCT       RESTRUCTURING    TOTAL

                                                                     (Dollars in thousands)

Merger and restructuring charge-June 1999        $2,899        $1,574        $1,100        $1,357        $6,930
Amount paid/written off in 1999                   2,680         1,459           933           834         5,906
                                                 ------        ------        ------        ------        ------
Balance as of December 31,1999                   $  219        $  115        $  167        $  523        $1,024
Amount paid/written off in 2000                     219           115            63           511           908
                                                 ------        ------        ------        ------        ------
Balance as of December 31, 2000                  $    0        $    0        $  104        $   12        $  116
                                                 ======        ======        ======        ======        ======

               FIRST FINANCIAL BANCORP   29   2000 ANNUAL REPORT

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS



The Board of Directors and Shareholders
First Financial Bancorp.


     We have audited the accompanying consolidated balance sheets of First Financial Bancorp. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp. and subsidiaries at December 31, 2000, and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                           /s/ Ernst & Young LLP



Cincinnati, Ohio
January 23, 2001

                 FIRST FINANCIAL BANCORP   30   2000 ANNUAL REPORT

                 QUARTERLY FINANCIAL AND COMMON STOCK DATA (1)


                                                           (Unaudited)

                                                        THREE MONTHS ENDED

                                          MARCH 31    JUNE 30    SEPTEMBER 30  DECEMBER 31

                                            (Dollars in thousands, except per share data)

2000
  Interest income                         $ 75,767    $ 78,774     $ 80,756    $ 80,231
  Interest expense                          33,172      35,406       38,306      38,540
                                          --------    --------     --------    --------
    Net interest income                     42,595      43,368       42,450      41,691
  Provision for loan losses                  2,361       2,222        2,674       4,043
  Noninterest income
    Investment securities gains                 14          11           12           2
    All other                               10,138      10,839       11,551      12,394
  Noninterest expenses                      29,421      30,354       28,743      28,285
                                          --------    --------     --------    --------
    Income before income taxes              20,965      21,642       22,596      21,759
  Income tax expense                         7,095       7,293        7,427       6,925
                                          --------    --------     --------    --------
    Net earnings                          $ 13,870    $ 14,349     $ 15,169    $ 14,834
                                          ========    ========     ========    ========
  Per share
    Net earnings - basic                  $   0.30    $   0.31     $   0.33    $   0.32
                                          ========    ========     ========    ========
    Net earnings - diluted                $   0.30    $   0.31     $   0.33    $   0.32
                                          ========    ========     ========    ========
    Cash dividends paid                   $   0.15    $   0.15     $   0.15    $   0.15
                                          ========    ========     ========    ========
      Market price
        HIGH BID                          $  19.75    $  19.69     $  19.38    $  17.00
                                          ========    ========     ========    ========
        LOW BID                           $  15.50    $  16.75     $  15.75    $  14.06
                                          ========    ========     ========    ========

1999
  Interest income                         $ 66,938    $ 68,804     $ 72,274    $ 74,382
  Interest expense                          27,222      27,776       30,269      31,927
                                          --------    --------     --------    --------
    Net interest income                     39,716      41,028       42,005      42,455
  Provision for loan losses                  2,532       1,378        2,117       3,205
  Noninterest income
    Investment securities gains (losses)        55          (8)           9          (6)
    All other                               10,041       9,999       10,484      10,738
  Noninterest expenses                      27,667      35,187       28,914      28,893
                                          --------    --------     --------    --------
    Income before income taxes              19,613      14,454       21,467      21,089
  Income tax expense                         6,532       5,739        6,932       7,097
                                          --------    --------     --------    --------
    NET EARNINGS                          $ 13,081    $  8,715     $ 14,535    $ 13,992
                                          ========    ========     ========    ========
  Per share
    NET EARNINGS - BASIC                  $   0.28    $   0.19     $   0.31    $   0.30
                                          ========    ========     ========    ========
    NET EARNINGS - DILUTED                $   0.28    $   0.19     $   0.31    $   0.30
                                          ========    ========     ========    ========
    CASH DIVIDENDS PAID                   $   0.14    $   0.14     $   0.14    $   0.14
                                          ========    ========     ========    ========
      Market price

        HIGH BID                          $  27.55    $  22.73     $  21.36    $  23.56
                                          ========    ========     ========    ========
        LOW BID                           $  19.77    $  19.09     $  18.46    $  18.75
                                          ========    ========     ========    ========



First Financial Bancorp. Common stock trades on The Nasdaq Stock Market(R), under the symbol FFBC.

(1) First Financial Bancorp's per share data and market price information is stated as if the 10% stock dividends declared in 1999 occurred January 1, 1999.

               FIRST FINANCIAL BANCORP   31   2000 ANNUAL REPORT

In March of 2000, First Financial Bancorp received approval from the Federal Reserve to convert from a bank holding company to a financial holding company. This change makes it possible for the Bancorp to own and operate insurance agencies and other such financial service firms. As a financial holding company, Bancorp's first notable action was the acquisition of the Ohio City Insurance Agency, a firm headquartered in Ohio City, Ohio, which had been leasing space in two of our retail banking centers since 1997 and offering a variety of insurance products and services. We will expand the Ohio City operation into other markets as we see the opportunity.

In a continuing effort to reduce market overlap and improve efficiency, we consolidated our Home Federal affiliate into First Southwestern in July. This change leveraged the strength of two affiliate banks and created an even stronger community partner. As previously discussed, we plan to continue such strategic moves over the next two years as we transform our company into four regional financial institutions.

On the operations side of our business, efficiencies continued to increase as our newest affiliate, First Financial Bancorp Service Corporation, completed its first full year of operation. At this state-of-the-art processing center, the Service Corporation has consolidated its operations to include those previously handled at a satellite center in Celina, Ohio. In the future, the Service Corporation will support new technologies and the planned migration of all affiliates to a new common data processing system.

VISION FOR LEADERSHIP
Products and technology are critical success factors; but it's really our people who make the difference. As an organization, First Financial Bancorp is fortunate to employ a seasoned team of dedicated and knowledgeable associates - from branch administration and customer service, to loan specialists and senior managers.

Our focus on people is exemplified through our Client Connection sales and service process. In 2000, Client Connection moved forward aggressively with cross-sales training to prepare associates to consistently identify clients' needs and provide product and service solutions. Specific sales programs were implemented and their results tracked. Client Connection has strengthened our affiliate sales culture by helping to create a confident sales attitude among our associates, while bringing a heightened level of service to our clients.

Leadership changes also took place this past year, as several individuals who had an impact on the Bancorp for many years retired. After his retirement from Union Bank & Trust in January, Nick Filosa was succeeded by Benny McNeely, the bank's president and chief executive officer. Bob Wyne retired in April as chief executive officer of our Citizens First affiliate, and Jim Weiseman moved into that position from his role as president and chief operating officer. In July, Al Short retired as president and chief executive officer of our Peoples Bank affiliate. Dave Mackey, who had been president and chief operating officer at Farmers State Bank, took the helm at Peoples Bank in July and at Farmers State Bank when Ed Dodson retired as chief executive officer at Farmers in October. We thank those who served us well through their hard work and tireless efforts.

FOCUS - CLEAR AND PURPOSEFUL
First Financial Bancorp has a strong foundation on which to build. We are poised to take advantage of the opportunities that lie ahead, and we have a strategic vision that will strengthen the company and its commitment to its shareholders, communities, customers, and staff. We have already achieved much, but we can do more; and we have the talent and dedication of experienced associates to bring the future into focus.

We appreciate your confidence, your support, and your business.

                         Sincerely,                     Sincerely,

                         /s/ Barry J. Levey             /s/ Stanley N. Pontius
                         Barry J. Levey                 Stanley N. Pontius
                         Chairman                       President and CEO

 * Core earnings per share excludes 1999 merger and restructuring costs associated with the acquisitions of Sand Ridge Bank and Hebron Deposit Bank and the consolidations of some operational functions, as well as 2000 costs associated with the merger of two Bancorp affiliates, First National Bank of Southwestern Ohio and Home Federal Bank, a Federal Savings Bank.