Form 10-K, Exhibit 13
period 2001-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2002-03-15
CIK 708955

                                                                      Exhibit 13


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

         Bancorp is a financial holding company headquartered in Hamilton, Ohio. As of December 31, 2001, Bancorp owned thirteen subsidiaries located in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include ten commercial banks, one savings bank, a service corporation, and an insurance agency.

         On January 25, 2001, Bancorp announced that its board of directors had approved a multi-year plan (Project Renaissance) to focus on regionalization and market expansions designed to increase long-term shareholder value. This multi-phased regionalization strategy will consolidate Bancorp's current banking affiliates into four regional financial institutions.

         The first of Bancorp's new regional affiliates was formed in November of 2001 when four of the holding company's financial institutions in southeastern Indiana (Peoples Bank and Trust, Sunman; Farmers State Bank, Liberty; Union Bank & Trust, North Vernon; and Vevay Deposit Bank, Vevay) were merged under the new name, Heritage Community Bank. The new $350 million southeastern Indiana entity encompasses 15 offices, serving 38,000 customers in 10 counties.

         Bancorp plans to merge its three north central Indiana and two northern Ohio affiliates (Indiana Lawrence Bank, North Manchester, Indiana; Citizens First State Bank, Hartford City, Indiana; Fidelity Federal Savings Bank, Marion, Indiana; Community First Bank & Trust, Celina, Ohio; and Clyde Savings Bank, Clyde, Ohio) under the name, Community First Bank & Trust.

         Management's initial intent in Project Renaissance was to form each region by simultaneously converting the computer systems and merging the banks involved. This strategy worked for the formation of our first regional bank, Heritage Community Bank. However, for the Community First region, the regulatory approval timelines for the merger did not align with the system conversion timelines. Therefore, the Community First system conversion will be completed separately in the second quarter of 2002, and the merger of the banks will occur in either late-2002 or mid-2003.

         Bancorp's emphasis on the Greater Cincinnati market will be sharpened through the merger of First National Bank of Southwestern Ohio, Hamilton, Ohio and Hebron Deposit Bank, Hebron, Kentucky.

         Designed to serve northwestern Indiana and southern Michigan, the fourth phase of the project will be the merger of Sand Ridge Bank, Highland, Indiana; Bright National Bank, Flora, Indiana; and National Bank of Hastings, Hastings, Michigan.

         Bancorp plans to disclose additional details concerning each of the regionalization phases as appropriate.

         On October 4, 2001, Bancorp's Ohio City Insurance Agency began operating under a new name, Flagstone Insurance and Financial Services.

         On May 23, 2001, Bancorp announced plans to discontinue its finance company, Community First Finance. During its five-year existence, the finance company grew to $14 million in net loans. Even so, the venture proved to be very labor-intensive and did not meet net earnings expectations. As Community First Finance's outstanding loan receivables are reduced through payoffs and routine monthly consumer payments, Bancorp plans to redeploy the funds into alternatives with higher total returns.

         On February 27, 2001, the board of directors approved a 5% stock dividend, issued to shareholders of record as of March 9, 2001, and distributed April 2, 2001. All per share amounts have been restated for all periods presented.

         Bancorp repurchased 276,000 shares of its common stock during 2001 under a previously approved program to satisfy restricted stock awards and stock options. Under an additional previously approved and ongoing program for general corporate purposes, Bancorp repurchased 1,571,500 shares during 2001.

         The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp's financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on Pages 12 through 31.

RECENT MERGERS AND ACQUISITIONS

         On December 31, 2001, Bancorp completed its purchase of certain assets and assumption of certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana. This division has assets of approximately $30 million with two branch locations in Fort Wayne which are now operating as part of Bancorp's Community First Bank & Trust affiliate.

OVERVIEW OF OPERATIONS

         Bancorp's net earnings decreased 25.6% to $43,309,000 in 2001, compared to net earnings of $58,222,000 in 2000. Bancorp's diluted earnings per share decreased 23.5% to $0.91, from $1.19 in 2000. Core net earnings decreased 20.6% to $46,481,000 versus core net earnings of $58,508,000 in 2000. Core net earnings excludes one-time expenses associated with Project Renaissance, Bancorp's regionalization and expansion plan, as well as 2000 costs associated with the merger of two Bancorp affiliates, First National Bank of Southwestern Ohio and Home Federal Bank, a Federal Savings Bank. Core diluted net earnings per share decreased 18.3% to $0.98 in 2001, compared to $1.20 in 2000.

         Bancorp's earnings for 2001 were impacted by a dramatic drop in interest rates and a slowing economy, in addition to its anticipated regionalization and expansion plan expenses. Net interest income for 2001 decreased 2.93%. Higher-than-normal nonperforming assets and loan charge-offs, coupled with the building of the loan loss reserve to 1.63% of loans, required a significant increase in the provision for loan loss expense. A 12.1% increase in noninterest income and continued expense control contributed favorably to Bancorp's 2001 results.

         Bancorp's diluted earnings per share on a "cash basis," which excludes the effect of amortization of goodwill and core deposits (tax effected when applicable), were $0.95 for 2001, compared to $1.24 in 2000.

         Bancorp's net earnings during 2000 were $58,222,000 or $1.19 per share on a diluted basis, representing a 15.7% increase from 1999 net earnings and a 16.7% increase from 1999 earnings per share on a diluted basis. Core net earnings in 2000 were $58,508,000 or $1.20 per share on a diluted basis, representing a 6.19% increase over the comparable 1999 diluted earnings per share of $1.13. Core net earnings excludes 2000 costs associated with the merger of the First Southwestern and Home Federal affiliates, as well as 1999 merger and restructuring costs associated with the acquisitions of Sand Ridge Bank and Hebron Deposit Bank and the consolidation of some operational functions.



                FIRST FINANCIAL BANCORP   1   2001 ANNUAL REPORT


                                          TABLE 1 - FINANCIAL SUMMARY

                                                 2001          2000          1999            1998          1997
                                                         (Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS
Interest income                               $  289,745    $  313,303    $  281,018      $  261,076    $  230,823
Tax equivalent adjustment                          4,405         4,899         5,246           4,862         4,927
                                              ----------    ----------    ----------      ----------    ----------
  Interest income - tax equivalent               294,150       318,202       286,264         265,938       235,750
Interest expense                                 126,780       145,424       117,194         110,434        96,576
                                              ----------    ----------    ----------      ----------    ----------
  NET INTEREST INCOME - TAX EQUIVALENT        $  167,370    $  172,778    $  169,070      $  155,504    $  139,174
                                              ==========    ==========    ==========      ==========    ==========
Interest income                               $  289,745    $  313,303    $  281,018      $  261,076    $  230,823
Interest expense                                 126,780       145,424       117,194         110,434        96,576
                                              ----------    ----------    ----------      ----------    ----------
  Net interest income                            162,965       167,879       163,824         150,642       134,247
Provision for loan losses                         26,813        11,300         9,232           8,247         6,656
Noninterest income                                54,242        48,401        43,766          41,106        32,465
Noninterest expenses                             124,954       118,018       121,735         107,845        91,229
                                              ----------    ----------    ----------      ----------    ----------
  Income before income taxes                      65,440        86,962        76,623          75,656        68,827
Income tax expense                                22,131        28,740        26,300          24,684        21,995
                                              ----------    ----------    ----------      ----------    ----------
  NET EARNINGS                                $   43,309    $   58,222    $   50,323(2)   $   50,972    $   46,832
                                              ==========    ==========    ==========      ==========    ==========
Tax equivalent basis was calculated using
a 35.0% tax rate in all years presented

PER SHARE DATA(1)
  NET EARNINGS - BASIC                        $     0.91    $     1.19    $     1.02      $     1.03    $     0.95
                                              ==========    ==========    ==========      ==========    ==========
  NET EARNINGS - DILUTED                      $     0.91    $     1.19    $     1.02      $     1.03    $     0.94
                                              ==========    ==========    ==========      ==========    ==========
Cash dividends declared
  First Financial Bancorp                     $     0.60    $     0.57    $     0.54      $     0.50    $     0.45
  Sand Ridge Financial Corporation(3)                N/A           N/A    $     4.75      $    18.00    $    17.00
  Hebron Bancorp, Inc.(4)                            N/A           N/A    $     1.50      $     5.50    $     5.00

Average common shares outstanding - basic
 (in thousands)                                   47,428        48,776        49,191          49,333        49,365
Average common shares outstanding - diluted
(in thousands)                                    47,479        48,862        49,335          49,531        49,515

SELECTED YEAR-END BALANCES
Total assets                                  $3,854,794    $3,932,512    $3,940,693      $3,538,869    $3,189,663
Earning assets                                 3,505,791     3,604,916     3,572,755       3,253,574     2,911,760
Investment securities held-to-maturity            20,890        24,800        31,765          37,782        62,511
Investment securities available-for-sale         595,600       564,762       490,126         550,394       503,936
Loans, net of unearned income                  2,872,249     3,008,066     3,036,376       2,654,146     2,322,953
Deposits                                       3,085,093     3,151,428     2,991,213       2,872,067     2,692,688
Noninterest-bearing demand deposits              448,330       419,878       408,712         392,999       370,960
Interest-bearing demand deposits                 346,039       306,356       314,735         307,752       338,968
Savings deposits                                 782,640       739,376       778,405         758,808       655,719
Time deposits                                  1,508,084     1,685,818     1,489,361       1,412,508     1,327,041
Long-term borrowings                             260,345       205,216       161,799         120,777        46,570
Shareholders' equity                             384,543       395,132       372,539         358,265       336,256
RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                  93.71%       100.76%        98.28%          89.07%        89.04%
Net charge-offs to loans                            0.71%         0.37%         0.20%           0.24%         0.18%
Shareholders' equity to
  Total assets                                     10.26%         9.62%         9.93%          10.46%        11.04%
  Deposits                                         12.72%        12.45%        12.61%          12.64%        13.29%
Return on assets                                    1.12%         1.48%         1.37%           1.53%         1.61%
Return on equity                                   10.94%        15.34%        13.75%          14.59%        14.63%
Net interest margin (tax equivalent basis)          4.67%         4.72%         4.94%           5.02%         5.13%

(1) First Financial Bancorp's per share data has been restated for all stock dividends, stock splits, and material pooling-of-interests mergers through 2001.
(2) 1999 net earnings includes $6,930,000 ($5,454,000 after tax) in merger and restructuring charges.
(3) Sand Ridge Financial Corporation was the parent company of Sand Ridge Bank and was merged out of existence on June 1, 1999.
(4) Hebron Bancorp, Inc. was the parent company of Hebron Deposit Bank and was merged out of existence on June 1, 1999.


                   FIRST FINANCIAL BANCORP   2   2001 ANNUAL REPORT

         Bancorp's diluted earnings per share on a "cash basis," which excludes the effect of amortization of goodwill and core deposits (tax effected when applicable), were $1.24 for 2000 compared to $1.18 in 1999.

         Bancorp's return on equity for 2001 was 10.9%, which compares to 15.3% and 13.8% for 2000 and 1999, respectively. Bancorp's return on assets for 2001 was 1.12%. This compares with return on assets of 1.48% and 1.37% for 2000 and 1999, respectively. Excluding Project Renaissance expenses in 2001, Bancorp's return on equity was 11.7% and its return on assets was 1.20%. Excluding the merger and restructuring charges, Bancorp's return on equity for 1999 was 15.2% and its return on assets was 1.51%.

NET INTEREST INCOME

         Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1997 through 2001 is shown in Table 1. For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

         The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income during the years indicated. The combined effect of changes in volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on Page 12.

         Tax equivalent interest income was $294,150,000 in 2001, a decrease of $24,052,000 or 7.56% from 2000. The decrease in interest income was largely the result of eleven downward movements in interest rates initiated by the Federal Reserve during 2001, as the prime lending rate dropped from 9.50% to 4.75% and impacted on Bancorp's variable rate loans. Interest income was also adversely impacted as average loan balances decreased $155,788,000 primarily due to a $120,979,000 reduction in real estate loans. While residential real estate loan demand remained high due to refinancing activity into lower fixed-rate loans, Bancorp's strategy, given a lower point in the interest rate cycle, was to sell a majority of these mortgage loans while retaining the servicing and customer relationships.

         Total interest expense was $126,780,000 in 2001, a decrease of $18,644,000 from 2000. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased from 4.65% during 2000 to 4.18% during 2001.

         Tax equivalent net interest income, the difference between tax equivalent total interest income and total interest expense, decreased $5,408,000 or 3.13% during 2001 as a result of the factors discussed above. However, most of the decline in net interest income occurred in the first six months of 2001, as net interest income stabilized in the last two quarters.

         The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.03% for 2001 and 4.05% for 2000. The net interest margin (net interest income on a tax equivalent basis divided by average earning assets) decreased five basis points, from 4.72% in 2000 to 4.67% in 2001. Throughout 2001, Bancorp's balance sheet was asset-sensitive. An asset-sensitive position suggests that a declining rate environment will negatively influence net interest income as earning assets will reprice downward more quickly than interest-bearing liabilities. Given the dramatic drop in rates in 2001, Bancorp did well to maintain the margin, which continues to rank high relative to its peers.


                                TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS (1)

                                                  2001 change from 2000 due to         2000 change from 1999 due to
                                                  VOLUME        RATE       TOTAL      VOLUME       RATE       TOTAL
                                                                        (Dollars in thousands)
INTEREST INCOME
  Loans                                          $(13,701)   $(10,228)   $(23,929)   $ 19,369    $  8,722    $ 28,091
  Investment securities (2)
    Taxable                                         2,229      (2,985)       (756)      1,740       2,850       4,590
    Tax-exempt                                     (1,000)       (191)     (1,191)       (917)       (129)     (1,046)
                                                 --------    --------    --------    --------    --------    --------
      Total investment securities interest (2)      1,229      (3,176)     (1,947)        823       2,721       3,544
  Interest-bearing deposits with other banks          195        (301)       (106)        275          96         371
  Federal funds sold and securities
    purchased under agreements to resell            2,075        (145)      1,930        (174)        106         (68)
                                                 --------    --------    --------    --------    --------    --------
      TOTAL                                       (10,202)    (13,850)    (24,052)     20,293      11,645      31,938

INTEREST EXPENSE
  Interest-bearing demand deposits                    552      (1,084)       (532)       (289)      1,066         777
  Savings deposits                                    (12)     (3,597)     (3,609)       (736)        893         157
  Time deposits                                     2,443      (4,704)     (2,261)      8,860       9,406      18,266
  Short-term borrowings                           (11,110)     (4,814)    (15,924)      3,590       2,984       6,574
  Long-term borrowings                              4,299        (617)      3,682       1,812         644       2,456
                                                 --------    --------    --------    --------    --------    --------
      TOTAL                                        (3,828)    (14,816)    (18,644)     13,237      14,993      28,230
                                                 --------    --------    --------    --------    --------    --------
      NET INTEREST INCOME                        $ (6,374)   $    966    $ (5,408)   $  7,056    $ (3,348)   $  3,708
                                                 ========    ========    ========    ========    ========    ========

(1) Tax equivalent basis was calculated using a 35.0% tax rate.
(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.


                FIRST FINANCIAL BANCORP   3   2001 ANNUAL REPORT

         Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2001, 2000, and 1999 was $7,541,000, $6,622,000, and
$6,889,000, respectively.

NONINTEREST INCOME AND NONINTEREST EXPENSES

         A listing of noninterest income and noninterest expenses for 2001, 2000, and 1999 is reported in Table 3. The mergers that occurred during 1999 were accounted for using the pooling-of-interests method of accounting, and the consolidated financial statements for prior years were restated to include account balances and results of operations for the companies acquired. There were no acquisitions that required restatement in 2001 or 2000.

NONINTEREST INCOME

         2001 vs. 2000. Excluding securities gains, 2001 noninterest income increased $5,578,000 or 11.5% over 2000. For the same period, service charges on deposits increased 8.31%, fueled by growth in core deposits and re-pricing of certain service fees. Trust revenues increased 3.79% due to a revised pricing structure and new business development. Decreased market values of the underlying securities held in trust limited the increase in trust revenues. Other noninterest income was up 22.7% as a result of increased insurance agency revenues, gains on the sales of mortgage loans, sales of third-party mutual funds, and increased credit insurance sales.

         2000 vs. 1999. Total noninterest income, exclusive of securities gains or losses, increased $4,646,000 or 10.6% during 2000.

         When compared with the prior year, Bancorp's 2000 noninterest income was impacted by a less favorable environment for gains on sale of loans, which were down $1,975,000. Noninterest income excluding such gains was up 15.1%. One of the largest contributing factors to the overall increase in noninterest income was service charges on deposit accounts with an increase of 13.0%, resulting from a continued focus on growth in Bancorp's deposit base and improvements in this fee income area. One indication of Bancorp's emphasis on deposits was the appointment of a chief deposit officer at each affiliate in 2000.

         Bancorp's trust revenues increased 6.11% or $820,000 over 1999. Bancorp had targeted an increase of over 10%; however, trust revenues are largely dependent on the market values of the underlying securities held in trust. For stocks in general, the year was difficult with the S&P 500 falling by 10.1% and the Nasdaq(R) falling by 39.3%. These lower market values were the primary reason for lower than anticipated trust revenues.

         In 2000, the "other" category of noninterest income increased 12.2%. Included in this category are a gain of approximately $400,000 associated with the dissolution of a partnership originally established in 1974 to conduct specialized leasing arrangements, a gain of approximately $100,000 due to reduced investment in an ATM network, and increased key executive life insurance income. It should be noted that the dissolution of the leasing partnership will have no effect on future earnings per share.

NONINTEREST EXPENSES

         2001 vs. 2000. Bancorp's strong control over operating costs is reflected by its 2001 core expenses that remained relatively flat over 2000 as Bancorp continues to realize savings associated with the 2000 in-market consolidation of two affiliates, First National Bank of Southwestern Ohio and Home Federal Bank. Adjusting for merger and restructuring expenses in 2000 and Project Renaissance in 2001, noninterest expenses increased approximately $2,495,000 or 2.11%.



                                            TABLE 3 - NONINTEREST INCOME AND NONINTEREST EXPENSES

                                                        2001                        2000                       1999
                                                          % CHANGE                     % CHANGE                     % CHANGE
                                                           INCREASE                     INCREASE                     INCREASE
                                               TOTAL      (DECREASE)       TOTAL       (DECREASE)      TOTAL        (DECREASE)

                                                                          (Dollars in thousands)
 NONINTEREST INCOME
  Service charges on deposit accounts       $    20,348       8.3%     $    18,786        13.0%      $    16,629        14.3%
  Trust revenues                                 14,769       3.8%          14,230         6.1%           13,410        10.4%
  Other                                          18,823      22.7%          15,346        12.2%           13,677        (2.7%)
                                            -----------                -----------                   -----------
    Subtotal                                     53,940      11.5%          48,362        10.6%           43,716         7.3%
  Investment securities gains                       302       N/M               39         N/M                50         N/M
                                            -----------                -----------                   -----------
    TOTAL                                   $    54,242      12.1%     $    48,401        10.6%      $    43,766         4.7%
                                            ===========     =====      ===========       =====       ===========        ====
NONINTEREST EXPENSES
  Salaries and employee benefits            $    65,061       2.3%     $    63,606         3.2%      $    61,614         7.3%
  Net occupancy                                   7,475       1.0%           7,402         5.5%            7,019         7.8%
  Furniture and equipment                         6,332      (0.7%)          6,374         1.9%            6,256         5.5%
  Data processing                                 7,254     (13.9%)          8,427        11.7%            7,545         1.3%
  Deposit insurance                                 602      11.1%             542        (1.6%)             551        16.2%
  State taxes                                     1,913     (21.3%)          2,432        20.1%            2,025        11.0%
  Amortization of intangibles                     2,650     (18.9%)          3,268       (11.1%)           3,674        (8.5%)
  Restructuring charge                                0       N/M            (353)         N/M             6,930         N/M
  Other                                          33,667      27.9%          26,320         0.8%           26,121         3.7%
                                            -----------     -----      -----------       -----       -----------        ----
    TOTAL                                   $   124,954       5.9%     $   118,018        (3.1%)     $   121,735        11.8%
                                            ===========     =====      ===========       =====       ===========        ====

N/M = Not meaningful


                FIRST FINANCIAL BANCORP   4   2001 ANNUAL REPORT

         Total Project Renaissance expenses in 2001 were $4,880,000 related to salaries and employee benefits, equipment disposals, and early termination of certain data processing agreements. The majority of the Project Renaissance expenses were recorded in the "other" category resulting in the 27.9% increase in the category over 2000. Of the $4,880,000 recognized in 2001, $3,867,000 was recorded in the fourth quarter of 2001.

         The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus tax equivalent net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's efficiency ratio, exclusive of Project Renaissance expenses and merger and restructuring charges, was 54.3%, 53.0%, and 53.7% for 2001, 2000, and 1999, respectively

         2000 vs. 1999. Noninterest expense decreased by $3,858,000 in 2000 as compared to 1999. Excluding expenses related to the 2000 in-market merger of two affiliates and expenses associated with the merger and restructuring charge in 1999, noninterest expense increased $2,633,000 or a modest 2.32%. Excluding the merger and restructuring charge of $6,930,000 from 1999, the $353,000 reduction of the merger and restructuring charge liability in 2000, and the $792,000 of in-market affiliate merger expenses in 2000, provides a more accurate indicator of changes in core expenses.

         Salaries and employee benefits increased by only 3.23% over 1999. Less-than-anticipated health care costs and reduced incentive compensation contributed to holding this increase to less than 5%.

         In 2000, approximately $360,000 was reclassified from "other" to data processing. Adjusting for this reclassification produces an increase in the data processing expense of approximately 6%.

         Bancorp's amortization of intangibles decreased 11.1% from 1999 as a result of the expiration of the amortization of various intangible assets.

INCOME TAXES

         Bancorp's tax expense in 2001 totaled $22,131,000 compared to $28,740,000 in 2000 and $26,300,000 in 1999, resulting in effective tax rates of 33.8%, 33.0%, and 34.3% in 2001, 2000, and 1999, respectively. The 2001 effective tax rate increased slightly, primarily as a result of less tax- exempt interest income. The decrease in 2000's effective tax rate was primarily due to an increase in tax-exempt life insurance income associated with an ongoing employee benefit plan.

         Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements.

LOANS

         Total loans, net of unearned income, declined $135,817,000 or 4.52% during 2001, and average loan balances were down 5.07%. A slowing economy in the last half of 2001 impacted loan demand. Lower loan balances were also a result of Bancorp's plan to hold fewer real estate loans. While residential real estate loan demand remained high due to refinancing activity into lower fixed-rate loans, Bancorp's strategy, given a lower point in the interest rate cycle, was to sell a majority of these mortgage loans while retaining the servicing and customer relationships.

         Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2001, which exceeded 10.0% of total loans.

         Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans. At December 31, 2001, real estate mortgage loans composed 46.8% of Bancorp's total loan portfolio and installment loans composed another 20.5% of the total loan portfolio. Commercial loans equaled 28.0% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.70% of the portfolio. In 2001, Bancorp continued to adjust its mix of loans slightly by targeting growth in commercial loans and reducing the level of mortgage loans. End-of-period commercial loans increased $17,247,000 or 2.19% from 2000 to 2001. Real estate mortgage loans decreased $92,104,000 or 6.40% for the same period.

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

         Subject to Bancorp guidelines and policy, credit underwriting and approval occur within the subsidiary originating the loan. Bancorp has established individual affiliate house lending limits to handle the majority of customer requests in a timely manner at each subsidiary. Loan applications for principal amounts greater than a designated amount, which varies by subsidiary, require Bancorp approval. Any plans to purchase or sell a participation in a loan also require Bancorp approval.


                                       TABLE 4 - LOAN PORTFOLIO

                                                       DECEMBER 31,

                                 2001        2000         1999         1998         1997
                                                  (Dollars in thousands)

Commercial                   $  804,683   $  787,436   $  769,454   $  689,524   $  554,728
Real estate - construction       75,785       97,571      111,458       74,205       65,468
Real estate - mortgage        1,346,235    1,438,339    1,467,591    1,306,065    1,140,628
Installment                     588,549      618,489      623,091      537,156      516,368
Credit card                      22,846       24,182       22,408       21,306       20,055
Lease financing                  36,139       46,068       46,508       29,212       27,260
                             ----------   ----------   ----------   ----------   ----------
  TOTAL                      $2,874,237   $3,012,085   $3,040,510   $2,657,468   $2,324,507
                             ==========   ==========   ==========   ==========   ==========

                FIRST FINANCIAL BANCORP   5   2001 ANNUAL REPORT

                    TABLE 5 - LOAN MATURITY/RATE SENSITIVITY

                                                                        DECEMBER 31, 2001
                                                                             Maturity

                                                                         AFTER ONE
                                                                WITHIN   BUT WITHIN   AFTER
                                                               ONE YEAR  FIVE YEARS FIVE YEARS    TOTAL
                                                                         (Dollars in thousands)
Commercial                                                     $455,315   $178,145   $171,223   $804,683
Real estate - construction                                       67,819      6,624      1,342     75,785
                                                               --------   --------   --------   --------
    TOTAL                                                      $523,134   $184,769   $172,565   $880,468
                                                               ========   ========   ========   ========

                                                               Sensitivity to changes in interest rates

                                                                      PREDETERMINED    VARIABLE
                                                                          RATE          RATE

                                                                        (Dollars in thousands)

Due after one year but within five years                                  $ 74,273   $110,496
Due after five years                                                        59,295    113,270
                                                                          --------   --------
    TOTAL                                                                 $133,568   $223,766
                                                                          ========   ========



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

         Table 5 indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2001. Loans due after one year are classified according to their sensitivity to changes in interest rates.

ASSET QUALITY

         Bancorp's subsidiaries record a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. Bancorp's policy is to charge-off loans when, in management's opinion, collection of principal is in doubt. All loans charged-off are subject to continuous review and concerted efforts are made to maximize recovery.

         Management records the provision in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio of each subsidiary. Management's evaluation in establishing the provision includes such factors as historical loss and recovery experience, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, and ratios of delinquent and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The evaluation of these factors is completed by a group of senior officers from the financial and lending areas.

         A slowing economy in the last half of 2001 negatively impacted asset quality for much of the financial industry including Bancorp. Total nonperforming assets, as shown in Table 6, increased 51.2% from $18,686,000 at December 31,


                         TABLE 6 - NONPERFORMING ASSETS

                                                                December 31,

                                               2001       2000       1999       1998      1997
                                                            (Dollars in thousands)

Nonaccrual loans                             $24,628    $17,346    $11,283    $ 7,481    $ 7,845
Restructured loans                             1,291        265      2,244        691      2,447
Other real estate owned (OREO)                 2,338      1,075      1,707        221      1,150
                                             -------    -------    -------    -------    -------
    TOTAL NONPERFORMING ASSETS               $28,257    $18,686    $15,234    $ 8,393    $11,442
                                             =======    =======    =======    =======    =======
Nonperforming assets as a percent of total
  loans plus OREO                               0.98%      0.62%      0.50%      0.32%      0.49%

Accruing loans past due 90 days or more      $ 4,728    $ 2,414    $ 2,777    $ 2,923    $ 2,392



                FIRST FINANCIAL BANCORP   6   2001 ANNUAL REPORT

     TABLE 7 - SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS

                                                 2001       2000       1999        1998      1997
                                                               (Dollars in thousands)
Transactions in the allowances for loan losses:
Balance at January 1                            $39,349    $39,340    $34,800    $31,660    $25,803
Loans charged off
  Commercial                                     13,573      6,439      4,120      4,022      2,053
  Real estate - construction                          5         32          0          0         28
  Real estate - mortgage                          2,096      1,098        325        352        257
  Installment and other consumer financing        7,450      5,881      4,484      3,720      3,044
  Lease financing                                   508        194        432        293         57
                                                -------    -------    -------    -------    -------
      Total loans charged-off                    23,632     13,644      9,361      8,387      5,439

Recoveries of loans previously charged-off
  Commercial                                        766        620      2,340      1,541        684
  Real estate - construction                          0          0          0          0          0
  Real estate - mortgage                            549        191         79         99        142
  Installment and other consumer financing        1,440      1,474      1,114        800        786
  Lease financing                                    37         68         36         34         15
                                                -------    -------    -------    -------    -------
      Total recoveries                            2,792      2,353      3,569      2,474      1,627
                                                -------    -------    -------    -------    -------
      Net charge-offs                            20,840     11,291      5,792      5,913      3,812

Allowance acquired through mergers                1,462          0          0        806      3,013
Provision for discontinued product line               0          0      1,100          0          0
Provision for loan losses                        26,813     11,300      9,232      8,247      6,656
                                                -------    -------    -------    -------    -------
      BALANCE AT DECEMBER 31                    $46,784    $39,349    $39,340    $34,800    $31,660
                                                =======    =======    =======    =======    =======
Ratios
  Net charge-offs as a percent of:
    Average loans outstanding                      0.71%      0.37%      0.20%      0.24%      0.18%
    Provision                                     77.72%     99.92%     62.74%     71.70%     57.27%
    Allowance                                     44.55%     28.69%     14.72%     16.99%     12.04%
  Allowance as a percent of:
       year-end loans, net of unearned income      1.63%      1.31%      1.30%      1.31%      1.36%

             TABLE 8 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                               DECEMBER 31,

                                         2001                       2000                        1999
                                                           (Dollars in thousands)
                                           PERCENT OF                 PERCENT OF                  PERCENT OF
                                            LOANS TO                   LOANS TO                    LOANS TO
Balance at end of              ALLOWANCE   TOTAL LOANS     ALLOWANCE  TOTAL LOANS     ALLOWANCE   TOTAL LOANS
period applicable to:          ---------   -----------    ----------  -----------     ---------   -----------
Commercial                     $ 17,313         28%        $  11,061      26%         $   8,221      25%
Real estate - construction          445          3%              376       3%               470       4%
Real estate - mortgage           10,710         47%            8,853      48%             8,798      48%
Installment and credit card      11,311         21%           11,399      21%            10,978      21%
Lease financing                     913          1%              756       2%               477       2%
Unallocated                       6,092         N/A            6,904      N/A            10,396      N/A
                               --------        ----        ---------     ----         ---------     ----
  TOTAL                        $ 46,784        100%        $  39,349     100%         $  39,340     100%
                               ========        ====        =========     ====         =========     ====


                                              1998                       1997
                                                  (Dollars in thousands)
                                                 PERCENT OF                 PERCENT OF
                                                  LOANS TO                   LOANS TO
Balance at end of                   ALLOWANCE   TOTAL LOANS     ALLOWANCE   TOTAL LOANS
period applicable to:               ---------   -----------     ---------   -----------
Commercial                         $    9,909       26%         $   8,202       24%
Real estate - construction                910        3%               246        3%
Real estate - mortgage                  5,395       49%             5,645       49%
Installment and credit card             9,750       21%             8,323       23%
Lease financing                           630        1%               483        1%
Unallocated                             8,206       N/A             8,761       N/A
                                   ----------      ----         ---------      ----
  TOTAL                            $   34,800      100%         $  31,660      100%
                                   ==========      ====         =========      ====


                   FIRST FINANCIAL BANCORP   7   2001 ANNUAL REPORT

2000, to $28,257,000 at year-end 2001. Net charge-offs increased to 0.71% from 0.37% of total average loans as shown in Table 7. During 2001, Bancorp increased its provision for loan losses 137% to $26,813,000 from $11,300,000 in 2000. Even with the issues previously discussed, Bancorp finished 2001 with a nonperforming assets to ending loans ratio of 0.98%, which is in line with Bancorp's peers. The allowance at December 31, 2001, was $46,784,000 or 1.63% of loans, net of unearned income, which compares to $39,349,000 or 1.31% of loans, net of unearned income, at December 31, 2000.

         The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Another element associated with asset quality is Other Real Estate Owned (OREO). OREO primarily represents properties acquired by Bancorp's subsidiaries through loan defaults by customers. See Table 6 for a summary of Bancorp's nonaccrual and restructured loans and OREO properties.

         In comparing December 31, 2001, with December 31, 2000, nonaccrual loans increased $7,282,000, restructured loans increased $1,026,000, other real estate owned increased $1,263,000, and accruing loans past due 90 days or more increased $2,314,000.

         The increase in nonperforming assets is associated with the effects of a slowing economy and does not consist of a concentration in any particular industry. In the fourth quarter of 2001, Bancorp classified one agricultural credit of approximately $6,900,000 primarily secured by real estate as nonperforming. Overall, it is management's belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

         Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

         Bancorp's investment securities increased $26,928,000 or 4.57% during 2001 to a balance of $616,490,000. Bancorp follows a conservative investment policy, investing primarily for liquidity management purposes and interest rate risk management.

         Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 16.0% of the investment portfolio at December 31, 2001. No structured notes were included in the U.S. government agencies and corporations securities category at December 31, 2001. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2001, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

         Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 53.5% of the investment portfolio at December 31, 2001. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 99.0% of Bancorp's MBSs are classified as available-for-sale.

         CMOs totaled $71,503,000 at December 31, 2001, all of which were classified as available-for-sale. All of the CMOs held by Bancorp are rated AAA


                        TABLE 9 - INVESTMENT SECURITIES

                                                                         DECEMBER 31, 2001
                                                                               Maturing
                                                                 AFTER ONE BUT           AFTER FIVE BUT
                                       WITHIN ONE YEAR         WITHIN FIVE YEARS        WITHIN TEN YEARS          AFTER TEN YEARS
                                     AMOUNT        YIELD (1)   AMOUNT    YIELD (1)     AMOUNT      YIELD(1)     AMOUNT      YIELD(1)
                                                                        (Dollars in thousands)
HELD-TO-MATURITY
Mortgage-backed securities(2)       $       9      7.93%      $     510    6.46%      $    1,690     9.05%     $   1,142     8.09%
Obligations of state and other
  political subdivisions                2,075      9.45%         11,103    8.75%           3,358     9.01%         1,003     8.14%
                                    ---------                 ---------               ----------              ----------
      Total                         $   2,084      9.44%      $  11,613    8.65%      $    5,048     9.02%     $   2,145     8.11%
                                    =========      =====      =========    =====      ==========     =====     =========     =====
AVAILABLE-FOR-SALE
U.S. Treasury securities            $     102      4.92%
Securities of other U.S.
  government agencies
  and corporations                     30,522      5.41%      $  55,819    4.92%      $   11,750     6.64%     $     408     4.07%
Mortgage-backed securities(2)           3,950      6.55%         13,216    6.35%          36,501     4.81%       272,650     6.13%
Obligations of state and other
  political subdivisions                5,187      7.68%         25,240    8.05%          30,796     8.01%        67,904     7.66%
Other securities                        1,503      2.97%            273    7.29%             216     6.35%        39,563     6.24%
                                    ---------                 ---------               ----------              ----------
      Total                         $  41,264      5.71%      $  94,548    5.96%      $   79,263     6.33%    $  380,525     6.41%
                                    =========      =====      =========    =====      ==========     =====    ==========     =====

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.
(2) 30.4% of the mortgage-backed securities maturing after five years are variable rate.


                FIRST FINANCIAL BANCORP   8   2001 ANNUAL REPORT
by Standard & Poor's Corporation or similar rating agencies. Bancorp does not own any interest-only securities, principal-only securities, accrual bonds, or inverse floaters.

         Securities of state and other political subdivisions composed 23.8% of Bancorp's investment portfolio at December 31, 2001. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 88.0% of such investments at December 31, 2001, were classified as available-for-sale.

         The remaining 6.70% of Bancorp's investment portfolio at December 31, 2001, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

         Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2001, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

         At December 31, 2001, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $657,000. The available-for-sale investment securities are reported at their market value of $595,600,000, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 8 of the Notes to Consolidated Financial Statements for additional information.

         Bancorp's federal funds sold and securities purchased under agreements to resell decreased from $4,040,000 at December 31, 2000, to $3,381,000 at December 31, 2001. Bancorp monitors this position as part of its asset/ liability management.

         Bancorp had not used off-balance-sheet derivative financial instruments such as futures, forward contracts, option contracts, interest rate swaps, or other financial instruments with similar characteristics as of December 31, 2001.

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

         Total deposits decreased $66,335,000 or 2.10% in 2001. Comparing Bancorp's totals at December 31, 2001, and 2000, interest-bearing deposits decreased $94,787,000 and noninterest-bearing demand deposits increased $28,452,000.

         Table 10 shows the contractual maturity of time deposits of $100,000 and over that were outstanding at December 31, 2001. These deposits represented only 8.25% of total deposits.

         Short-term borrowings decreased from $146,568,000 at December 31, 2000, to $93,452,000 at December 31, 2001.

         Long-term borrowings increased $55,129,000 from $205,216,000 at the end of 2000 to $260,345,000 at the end of 2001. The increase in long-term borrowings is associated with ongoing asset/liability management strategies which take into account the timing of maturities of all assets and liabilities among many other factors. See Note 10 of the Notes to Consolidated Financial Statements for additional information.

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

         Liquidity may be used to fund capital expenditures. Capital expenditures were $8,111,000 for 2001 and $5,461,000 for 2000. Remodeling is a planned and ongoing process for the 114 offices/facilities of Bancorp's subsidiaries. Routine capital expenditures planned for the year 2002 currently total $2,500,000.

         Bancorp subsidiaries' source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

         Liquidity is derived primarily from core deposit growth, principal payments received on loans, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank as a funding source. At December 31, 2001, total borrowings from the FHLB were $260,345,000. Bancorp's bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2001, was $325,880,000. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $595,600,000 at December 31, 2001, an increase of $30,838,000 or 5.46% over 2000. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $2,084,000 at December 31, 2001. In addition, other types of assets-such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year-are sources of liquidity.


                     TABLE 10 - MATURITIES OF TIME DEPOSITS
                      GREATER THAN OR EQUAL TO $100,000(*)

                                DECEMBER 31, 2001
                             (Dollars in thousands)
Maturing in
  3 months or less                                  $  126,614
  3 months to 6 months                                  62,483
  6 months to 12 months                                 43,317
  over 12 months                                        22,246
                                                    ----------
     TOTAL                                          $  254,660
                                                    ==========

(*) All time deposits greater than or equal to $100,000 were in certificates of deposit.


                FIRST FINANCIAL BANCORP   9   2001 ANNUAL REPORT

                       TABLE 11 - MARKET RISK DISCLOSURE

                                                                                      Principal Amount Maturing In:
                                            2002           2003             2004         2005          2006         THEREAFTER

                                                                                              (Dollars in thousands)
RATE SENSITIVE ASSETS
Fixed interest rate loans               $  298,444    $     134,213    $   115,661   $    89,738   $    83,327    $   416,700
  Average interest rate                       7.63%            8.78%          8.89%         8.88%         8.01%          7.78%
Variable interest rate loans               481,407          109,462         73,689        63,680        58,793        947,135
  Average interest rate                       6.82%            7.74%          7.76%         7.97%         8.05%          7.78%
Fixed interest rate securities              42,455           31,894         40,294        11,285        22,688        372,205
  Average interest rate                       5.38%            5.09%          4.88%         4.86%         5.70%          5.21%
Variable interest rate securities              893               --             --            --            --         94,776
  Average interest rate                       1.75%              --             --            --            --           4.77%
Other earning assets                        17,052               --             --            --            --             --
  Average interest rate                       1.76%              --             --            --            --             --

RATE SENSITIVE LIABILITIES
Noninterest-bearing checking               448,330               --             --            --            --             --
Savings and interest-bearing checking      112,868        1,015,811             --            --            --             --
  Average interest rate                       1.08%            1.08%            --            --            --             --
Time deposits                            1,140,153          236,084        102,887        12,269        13,882          2,809
  Average interest rate                       4.26%            4.45%          4.28%         5.72%         4.63%          2.57%
Fixed interest rate borrowings               4,634            1,200         16,500         5,000        19,908        213,103
  Average interest rate                       4.44%            4.96%          5.73%         6.82%         5.89%          5.26%
Variable interest rate borrowings           93,452               --             --            --            --             --
  Average interest rate                       1.58%              --             --            --            --             --



                                                      FAIR VALUE
                                            TOTAL  DECEMBER 31, 2001


RATE SENSITIVE ASSETS
Fixed interest rate loans                $1,138,083    $1,165,515
  Average interest rate                        8.08%
Variable interest rate loans              1,734,166     1,741,066
  Average interest rate                        7.51%
Fixed interest rate securities              520,821       521,467
  Average interest rate                        5.20%
Variable interest rate securities            95,669        95,680
  Average interest rate                        4.74%
Other earning assets                         17,052        17,052
  Average interest rate                        1.76%

RATE SENSITIVE LIABILITIES
Noninterest-bearing checking                448,330       448,330
Savings and interest-bearing checking     1,128,679     1,128,679
  Average interest rate                        1.08%
Time deposits                             1,508,084     1,516,181
  Average interest rate                        4.31%
Fixed interest rate borrowings              260,345       263,210
  Average interest rate                        5.35%
Variable interest rate borrowings            93,452        93,452
  Average interest rate                        1.58%


         Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity. Bancorp has secured a $25,000,000 line of credit with another financial institution. This line provides additional liquidity for Bancorp for various corporate activities. As of December 31, 2001, the outstanding balance was $23,500,000. The outstanding balance of this line varies throughout the year depending on Bancorp's cash needs. The average outstanding balance for 2001 was $14,210,000.

INTEREST RATE SENSITIVITY

         Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 2001, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies, and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

         The data in Table 11 was aggregated by type of financial instrument fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, and other fixed and variable rate interest-bearing liabilities. In November of 2001, Bancorp's board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. Bancorp had not used interest rate swaps, interest rate caps, or interest rate floors as of December 31, 2001. Therefore, data concerning these instruments was not included in the table.

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

         All banking institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp's net interest margin to swings in interest rates, to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp's subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity, and the earning of an adequate return on shareholders' equity.

         Bancorp has a holding company asset/liability committee, made up of representatives of various subsidiaries and disciplines, whose function is to develop policies and guidelines for effective asset/liability management throughout Bancorp's subsidiaries.


               FIRST FINANCIAL BANCORP   10   2001 ANNUAL REPORT

CAPITAL

         Total shareholders' equity at December 31, 2001, and 2000, was $384,543,000 and $395,132,000, respectively. The decrease in shareholders' equity for 2001 was primarily the result of increased stock repurchase activity.

         On January 25, 2000, the board of directors authorized Bancorp to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plans may not exceed 7,507,500 shares. Under this program, Bancorp repurchased 276,000 shares in 2001.

         On October 24, 2000, the board of directors authorized an additional program to repurchase up to 5% (or approximately 2.3 million) of Bancorp's common shares outstanding. This share repurchase program is for general corporate purposes including future stock dividends. Under this program, Bancorp repurchased 1,571,500 shares in 2001.

         On February 27, 2001, Bancorp's board of directors declared a 5% stock dividend and a quarterly cash dividend of 15 cents per share for each post-stock-dividend share. Both the stock dividend and the quarterly cash dividend were distributed on April 2, 2001.

         The dividend payout ratio was 65.6%, 47.9%, and 50.8%, for 2001, 2000, and 1999, respectively. The dividend payout is continually reviewed by management and the board of directors.

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


               FIRST FINANCIAL BANCORP   11   2001 ANNUAL REPORT

                            STATISTICAL INFORMATION

                                                                                             (Unaudited)

                                                            2001                                 2000                      1999
                                          BALANCE         INTEREST       YIELD    BALANCE      INTEREST       YIELD      BALANCE
                                        Daily average balances and interest rates:  (Tax equivalent basis; dollars in thousands)
EARNING ASSETS
  Loans (1)
    Commercial (2)                      $   792,568     $    73,399      9.26% $   788,668    $    81,048     10.28%  $   734,982
    Real estate (2)                       1,465,334         117,352      8.01%   1,586,313        126,170      7.95%    1,475,943
    Installment
      and other consumer                    616,714          58,162      9.43%     649,606         65,199     10.04%      603,730
    Lease financing (2)                      41,107           3,269      7.95%      46,924          3,694      7.87%       39,144
                                        -----------     -----------            -----------    -----------             -----------
      Total loans                         2,915,723         252,182      8.65%   3,071,511        276,111      8.99%    2,853,799
  Investment securities(3)
    Taxable                                 441,513          27,285      6.18%     407,564         28,041      6.88%      380,520
    Tax-exempt (2)                          149,704          11,900      7.95%     162,257         13,091      8.07%      173,607
                                        -----------     -----------            -----------    -----------             -----------
      Total investment securities (3)       591,217          39,185      6.63%     569,821         41,132      7.22%      554,127
  Interest-bearing deposits
    with other banks                         14,972             596      3.98%      11,203            702      6.27%        6,575
  Federal funds sold and securities
    purchased under agreements
    to resell                                59,470           2,187      3.68%       4,157            257      6.18%        7,430
                                        -----------     -----------            -----------    -----------             -----------
  TOTAL EARNING ASSETS                    3,581,382         294,150      8.21%   3,656,692        318,202      8.70%    3,421,931
NONEARNING ASSETS
  Allowance for loan losses                 (40,758)                               (40,360)                               (37,303)
  Cash and due from banks                   133,644                                141,951                                131,863
  Accrued interest and other assets         183,103                                186,295                                169,675
                                        -----------                            -----------                            -----------
  TOTAL ASSETS                          $ 3,857,371                            $ 3,944,578                            $ 3,686,166
                                        ===========                            ===========                            ===========
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand             $   299,461           6,065      2.03% $   275,048          6,597      2.40%  $   288,865
    Savings                                 766,400          15,393      2.01%     766,886         19,002      2.48%      797,396
    Time                                  1,646,954          88,892      5.40%   1,603,214         91,153      5.69%    1,438,145
                                        -----------     -----------            -----------    -----------             -----------
      Total interest-bearing deposits     2,712,815         110,350      4.07%   2,645,148        116,752      4.41%    2,524,406
  Borrowed funds
    Short-term borrowings                    75,240           3,015      4.01%     316,537         18,939      5.98%      251,273
    Long-term borrowings                    243,868          13,415      5.50%     166,290          9,733      5.85%      134,691
                                        -----------     -----------            -----------    -----------             -----------
      Total borrowed funds                  319,108          16,430      5.15%     482,827         28,672      5.94%      385,964
                                        -----------     -----------            -----------    -----------             -----------
  TOTAL INTEREST-BEARING LIABILITIES      3,031,923         126,780      4.18%   3,127,975        145,424      4.65%    2,910,370
NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits       398,464                                403,219                                379,276
  Other liabilities                          31,194                                 33,852                                 30,503
  SHAREHOLDERS' EQUITY                      395,790                                379,532                                366,017
                                        -----------     -----------            -----------    -----------             -----------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                $ 3,857,371                            $ 3,944,578                            $ 3,686,166
                                        ===========                            ===========                            ===========
  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                                $   167,370      4.03%                $   172,778      4.05%
                                                        ===========      =====                ===========      ====
  NET INTEREST MARGIN                                                    4.67%                                 4.72%
                                                                         =====                                 =====

                         STATISTICAL INFORMATION
                                                   (Unaudited)

                                                        1999
                                             INTEREST           YIELD
                                        Daily average balances and interest rates:
                                       (Tax equivalent basis; dollars in thousands)
EARNING ASSETS
  Loans (1)
    Commercial (2)                         $    69,774          9.49%
    Real estate (2)                            116,126          7.87%
    Installment
      and other consumer                        59,324          9.83%
    Lease financing (2)                          2,796          7.14%
                                           -----------
      Total loans                              248,020          8.69%
  Investment securities(3)
    Taxable                                     23,451          6.16%
    Tax-exempt (2)                              14,137          8.14%
                                           -----------
      Total investment securities (3)           37,588          6.78%
  Interest-bearing deposits
    with other banks                               331          5.03%
  Federal funds sold and securities
    purchased under agreements
    to resell                                      325          4.37%
                                           -----------
  TOTAL EARNING ASSETS                         286,264          8.37%
NONEARNING ASSETS
  Allowance for loan losses
  Cash and due from banks
  Accrued interest and other assets

  TOTAL ASSETS

INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand                      5,820       2.01%
    Savings                                     18,845       2.36%
    Time                                        72,887       5.07%
                                           -----------
      Total interest-bearing deposits           97,552       3.86%
  Borrowed funds
    Short-term borrowings                       12,365       4.92%
    Long-term borrowings                         7,277       5.40%
                                           -----------
      Total borrowed funds                      19,642       5.09%
                                           -----------
  TOTAL INTEREST-BEARING LIABILITIES           117,194       4.03%
NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits
  Other liabilities
  SHAREHOLDERS' EQUITY
                                           -----------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY

  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                   $   169,070       4.34%
                                           ===========       =====
  NET INTEREST MARGIN                                        4.94%
                                                             =====

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



                   FIRST FINANCIAL BANCORP   12   2001 ANNUAL REPORT

                                     CONSOLIDATED BALANCE SHEETS
                                                                                         DECEMBER 31,

                                                                                    2001             2000
                                                                                    (Dollars in thousands)
ASSETS
  Cash and due from banks                                                        $   211,130    $   182,058
  Interest-bearing deposits with other banks                                          13,671          3,248
  Federal funds sold and securities purchased under agreements to resell               3,381          4,040
  Investment securities held-to-maturity
         (market value of $21,547 at December 31, 2001;
                       $25,433 at December 31, 2000)                                  20,890         24,800
  Investment securities available-for-sale, at market value
         (cost of $586,946 at December 31, 2001;
               $561,502 at December 31, 2000)                                        595,600        564,762
  Loans
    Commercial                                                                       804,683        787,436
    Real estate - construction                                                        75,785         97,571
    Real estate - mortgage                                                         1,346,235      1,438,339
    Installment                                                                      588,549        618,489
    Credit card                                                                       22,846         24,182
    Lease financing                                                                   36,139         46,068
                                                                                 -----------    -----------
         Total loans                                                               2,874,237      3,012,085
    Less
       Unearned income                                                                 1,988          4,019
       Allowance for loan losses                                                      46,784         39,349
                                                                                 -----------    -----------
         Net loans                                                                 2,825,465      2,968,717
  Premises and equipment                                                              60,575         58,466
  Goodwill                                                                            27,379         28,860
  Other intangibles                                                                    8,842          8,878
  Deferred income taxes                                                                    0            691
  Accrued interest and other assets                                                   87,861         87,992
                                                                                 -----------    -----------
         TOTAL ASSETS                                                            $ 3,854,794    $ 3,932,512
                                                                                 ===========    ===========
LIABILITIES
  Deposits
    Noninterest-bearing                                                          $   448,330    $   419,878
    Interest-bearing                                                               2,636,763      2,731,550
                                                                                 -----------    -----------
         Total deposits                                                            3,085,093      3,151,428
  Short-term borrowings
    Federal funds purchased and securities sold under agreements to repurchase        67,641         53,581
    Federal Home Loan Bank borrowings                                                      0         85,500
    Other                                                                             25,811          7,487
                                                                                 -----------    -----------
         Total short-term borrowings                                                  93,452        146,568
  Federal Home Loan Bank long-term borrowings                                        260,345        205,216
  Deferred income taxes payable                                                        1,388              0
  Accrued interest and other liabilities                                              29,973         34,168
                                                                                 -----------    -----------
         Total liabilities                                                         3,470,251      3,537,380

SHAREHOLDERS' EQUITY
  Common stock -- no par value
    Authorized -- 160,000,000 shares
    Issued -- 48,570,346 shares in 2001
              46,927,736 shares in 200                                               396,631        374,336
  Retained earnings                                                                   18,244         36,225
  Accumulated comprehensive income                                                     5,348          1,955
  Restricted stock awards                                                             (2,563)          (866)
  Treasury stock, at cost, 1,970,411 and 940,610 shares                              (33,117)       (16,518)
                                                                                 -----------    -----------
         TOTAL SHAREHOLDERS' EQUITY                                                  384,543        395,132
                                                                                 -----------    -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 3,854,794    $ 3,932,512
                                                                                 ===========    ===========

See Notes to Consolidated Financial Statements.



               FIRST FINANCIAL BANCORP   13   2001 ANNUAL REPORT


                                      CONSOLIDATED STATEMENTS OF EARNINGS
                                                                                         YEAR ENDED DECEMBER 31,

                                                                                2001          2000             1999
                                                                           (Dollars in thousands, except per share data)
INTEREST INCOME
  Loans, including fees                                                    $    251,951   $    275,804    $    247,733
  Investment securities
    Taxable                                                                      27,285         28,041          23,451
    Tax-exempt                                                                    7,726          8,499           9,178
                                                                           ------------   ------------    ------------
      Total investment securities interest                                       35,011         36,540          32,629
  Interest-bearing deposits with other banks                                        596            702             331
  Federal funds sold and securities purchased under agreements to resell          2,187            257             325
                                                                           ------------   ------------    ------------
      TOTAL INTEREST INCOME                                                     289,745        313,303         281,018
INTEREST EXPENSE
  Deposits                                                                      110,350        116,752          97,552
  Short-term borrowings                                                           3,015         18,939          12,365
  Long-term borrowings                                                           13,415          9,733           7,277
                                                                           ------------   ------------    ------------
      TOTAL INTEREST EXPENSE                                                    126,780        145,424         117,194
                                                                           ------------   ------------    ------------
      NET INTEREST INCOME                                                       162,965        167,879         163,824
  Provision for loan losses                                                      26,813         11,300           9,232
                                                                           ------------   ------------    ------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       136,152        156,579         154,592
NONINTEREST INCOME
  Service charges on deposit accounts                                            20,348         18,786          16,629
  Trust revenues                                                                 14,769         14,230          13,410
  Gains from sales of mortgage loans                                              2,929          1,018           2,993
  Investment securities gains                                                       302             39              50
  Other                                                                          15,894         14,328          10,684
                                                                           ------------   ------------    ------------
      TOTAL NONINTEREST INCOME                                                   54,242         48,401          43,766
NONINTEREST EXPENSES
  Salaries and employee benefits                                                 65,061         63,606          61,614
  Net occupancy                                                                   7,475          7,402           7,019
  Furniture and equipment                                                         6,332          6,374           6,256
  Data processing                                                                 7,254          8,427           7,545
  Deposit insurance                                                                 602            542             551
  State taxes                                                                     1,913          2,432           2,025
  Amortization of intangibles                                                     2,650          3,268           3,674
  Restructuring charge                                                                0           (353)          6,930
  Other                                                                          33,667         26,320          26,121
                                                                           ------------   ------------    ------------
      TOTAL NONINTEREST EXPENSES                                                124,954        118,018         121,735
                                                                           ------------   ------------    ------------
      INCOME BEFORE INCOME TAXES                                                 65,440         86,962          76,623
  Income tax expense                                                             22,131         28,740          26,300
                                                                           ------------   ------------    ------------
      NET EARNINGS                                                         $     43,309   $     58,222    $     50,323
                                                                           ============   ============    ============
NET EARNINGS PER SHARE - BASIC                                             $       0.91   $       1.19    $       1.02
                                                                           ============   ============    ============
NET EARNINGS PER SHARE - DILUTED                                           $       0.91   $       1.19    $       1.02
                                                                           ============   ============    ============
AVERAGE SHARES OUTSTANDING - BASIC                                           47,427,921     48,775,547      49,191,294
                                                                           ============   ============    ============
AVERAGE SHARES OUTSTANDING - DILUTED                                         47,479,315     48,862,287      49,335,071
                                                                           ============   ============    ============

See Notes to Consolidated Financial Statements.


               FIRST FINANCIAL BANCORP   14   2001 ANNUAL REPORT


                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                    YEAR ENDED DECEMBER 31,

                                                                                                 2001         2000          1999
                                                                                                     (Dollars in thousands)
OPERATING ACTIVITIES
  Net earnings                                                                                $  43,309    $  58,222    $  50,323
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Provision for loan losses                                                                    26,813       11,300        9,232
    Provision for depreciation and amortization                                                   8,797        9,707        9,196
    Net amortization of premiums and accretion of discounts
      on investment securities                                                                       12         (528)          83
    Deferred income taxes                                                                            79        2,175        2,059
    Realized gains on investment securities                                                        (302)         (39)         (50)
    Originations of mortgage loans held for sale                                               (186,571)    (171,012)    (226,475)
    Gains from sales of mortgage loans held for sale                                             (2,929)      (1,018)      (2,993)
    Proceeds from sale of mortgage loans held for sale                                          187,448      171,161      227,534
    Increase in cash surrender value of life insurance                                           (1,775)      (6,467)     (17,168)
    Decrease (increase) in interest receivable                                                    6,527       (3,031)      (4,082)
    Decrease (increase) in prepaid expenses                                                         530         (881)       1,276
    Increase (decrease) in accrued expenses                                                         660       (3,146)         351
    (Decrease) increase in interest payable                                                      (5,536)       3,986          311
    Other                                                                                           318       (3,589)       2,646
                                                                                              ---------    ---------    ---------
         Net cash provided by operating activities                                               77,380       66,840       52,243
INVESTING ACTIVITIES
  Proceeds from sales of investment securities available-for-sale                                     0            0       13,520
  Proceeds from calls, paydowns, and maturities of investment securities available-for-sale     219,864       58,858      159,916
  Purchases of investment securities available-for-sale                                        (245,279)     (79,144)    (135,915)
  Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity        12,085       11,773       12,215
  Purchases of investment securities held-to-maturity                                            (7,910)      (4,365)      (1,901)
  Net (increase) decrease in interest-bearing deposits with other banks                         (10,423)       5,619       (6,269)
  Net decrease in federal funds sold and
    securities purchased under agreements to resell                                                 659        1,581        3,033
  Net decrease (increase) in loans and leases                                                   108,922      (28,494)    (393,706)
  Proceeds from disposal of other real estate owned                                               1,773        2,882          622
  Recoveries from loans and leases previously charged-off                                         2,792        2,353        3,569
  Purchases of premises and equipment                                                            (8,111)      (5,461)      (8,422)
                                                                                              ---------    ---------    ---------
         Net cash provided by (used in) investing activities                                     74,372      (34,398)    (353,338)
FINANCING ACTIVITIES
  Net (decrease) increase in total deposits                                                     (66,335)     160,215      119,146
  Net (decrease) increase in short-term borrowings                                              (53,116)    (235,550)     227,054
  Proceeds from long-term borrowings                                                             55,129       43,417       41,022
  Cash dividends                                                                                (28,400)     (27,901)     (25,570)
  Purchase of common stock                                                                      (30,057)     (16,518)           0
  Proceeds from exercise of stock options                                                            99          116          780
                                                                                              ---------    ---------    ---------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                   (122,680)     (76,221)     362,432
                                                                                              ---------    ---------    ---------
         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        29,072      (43,779)      61,337
  Cash and cash equivalents at beginning of year                                                182,058      225,837      164,500
                                                                                              ---------    ---------    ---------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $ 211,130    $ 182,058    $ 225,837
                                                                                              =========    =========    =========
SUPPLEMENTAL DISCLOSURES
  Interest paid                                                                               $ 132,316    $ 141,438    $ 116,884
                                                                                              =========    =========    =========
  Income taxes paid                                                                           $  24,839    $  31,233    $  23,080
                                                                                              =========    =========    =========
  Recognition of deferred tax (liabilities) assets attributable to SFAS No. 115               $  (2,000)   $  (5,142)   $   6,995
                                                                                              =========    =========    =========
  Acquisition of other real estate owned through foreclosure                                  $   3,263    $   2,423    $   2,252
                                                                                              =========    =========    =========
  Issuance of restricted stock awards                                                         $   2,826    $     773    $     174
                                                                                              =========    =========    =========
  Securitization of loans                                                                     $       0    $  40,737    $       0
                                                                                              =========    =========    =========

See Notes to Consolidated Financial Statements.



               FIRST FINANCIAL BANCORP   15   2001 ANNUAL REPORT


                                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                     COMMON         COMMON                     ACCUMULATED    RESTRICTED      TREASURY
                                     STOCK          STOCK         RETAINED    COMPREHENSIVE     STOCK           STOCK
                                     SHARES         AMOUNT        EARNINGS        INCOME        AWARDS          SHARES

                                                                                               (Dollars in thousands)
Balances at December 31, 1998      42,657,815    $   306,709    $    50,160    $     4,949    $      (408)      (118,638)
Net earnings                                                         50,323
Unrealized holding losses on
  securities available for sale
  arising during the period                                                        (11,347)
Total comprehensive income
Cash dividends declared
  (Bancorp - $0.54 per share;
  SRFC - $4.75 per share;
  HBI - $1.50 per share)                                            (25,570)
Exercise of stock options,
  net of shares purchased               1,331           (951)                                                     65,725
10% stock dividend                  4,213,712         67,700        (69,009)                                      45,313
Restricted stock awards                (3,751)           (11)                                        (174)         7,600
Amortization of restricted
  stock awards                                                                                        168
                                   ----------     ----------    -----------    -----------    -----------    -----------
Balances at December 31, 1999      46,869,107        373,447          5,904    $    (6,398)          (414)             0

Net earnings                                                         58,222
Unrealized holding losses on
  securities available for sale
  arising during the period                                                          8,353
Total comprehensive income
Cash dividends declared
  (Bancorp - $0.57 per share)                                       (27,901)
Purchase of common stock                                                                                        (940,500)
Exercise of stock options,
  net of shares purchased              16,729            116
Restricted stock awards                41,900            773                                         (773)          (110)
Amortization of restricted
  stock awards                                                                                        321
                                   ----------     ----------    -----------    -----------    -----------    -----------
Balances at December 31,2000       46,927,736        374,336         36,225          1,955           (866)      (940,610)

Net earnings                                                         43,309
Unrealized holding losses on
  securities available for sale
  arising during the period                                                          3,393
Total comprehensive income
Cash dividends declared
  (Bancorp - $0.60 per share)                                       (28,400)
Purchase of common stock                                                                                      (1,847,500)
Exercise of stock options,
  net of shares purchased                               (105)                                                     12,603
5% stock dividend                   1,646,021         22,348        (32,890)                                     637,004
Restricted stock awards                (3,411)            52                                       (2,826)       168,092
Amortization of restricted
  stock awards                                                                                      1,129
                                   ----------     ----------    -----------    -----------    -----------    -----------
Balances at December 31, 2001      48,570,346    $   396,631    $    18,244    $     5,348    $    (2,563)    (1,970,411)
                                   ==========    ===========    ===========    ===========    ===========     ==========


                                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                     TREASURY
                                       STOCK
                                       AMOUNT         TOTAL


Balances at December 31, 1998       $    (3,145)   $   358,265
Net earnings                                            50,323
Unrealized holding losses on
  securities available for sale
  arising during the period                            (11,347)
                                                   -----------
Total comprehensive income                              38,976
Cash dividends declared
  (Bancorp - $0.54 per share;
  SRFC - $4.75 per share;
  HBI - $1.50 per share)                               (25,570)
Exercise of stock options,
  net of shares purchased                 1,731            780
10% stock dividend                        1,265            (44)
Restricted stock awards                     149            (36)
Amortization of restricted
  stock awards                                             168
                                    -----------    -----------
Balances at December 31, 1999       $         0    $   372,539

Net earnings                                            58,222
Unrealized holding losses on
  securities available for sale
  arising during the period                              8,353
                                                   -----------
Total comprehensive income                              66,575
Cash dividends declared
  (Bancorp - $0.57 per share)                          (27,901)
Purchase of common stock                (16,515)       (16,515)
Exercise of stock options,
  net of shares purchased                                  116
Restricted stock awards                      (3)            (3)
Amortization of restricted
  stock awards                                             321
                                    -----------    -----------
Balances at December 31,2000            (16,518)       395,132

Net earnings                                            43,309
Unrealized holding losses on
  securities available for sale
  arising during the period                              3,393
                                                   -----------
Total comprehensive income                              46,702
Cash dividends declared
  (Bancorp - $0.60 per share)                          (28,400)
Purchase of common stock                (30,057)       (30,057)
Exercise of stock options,
  net of shares purchased                   204             99
5% stock dividend                        10,542              0
Restricted stock awards                   2,712            (62)
Amortization of restricted
  stock awards                                           1,129
                                    -----------    -----------
Balances at December 31, 2001       $   (33,117)   $   384,543
                                    ===========    ===========

See Notes to Consolidated Financial Statements.



               FIRST FINANCIAL BANCORP   16   2001 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         Basis of presentation - The consolidated financial statements of First Financial Bancorp. (Bancorp), a financial holding company, principally serving western Ohio, Indiana, northern Kentucky and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Interest on loans, securities, and other earning assets is recognized primarily on the accrual basis. Intangible assets arising from the acquisition of subsidiaries are being amortized over varying periods, none of which exceeds 25 years. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

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

         Allowance for loan losses - The level of the allowance for loan losses (allowance) is based upon management's evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The level maintained is believed by management to be adequate to cover losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off.

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

         Capital - During 2001, Bancorp issued a 5% stock dividend. All share amounts presented in the financial statements have been adjusted to reflect these transactions.

         Reporting comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.

         Disclosure about segments and related information - Bancorp operates as one community banking segment in contiguous geographic markets.

         Derivative instruments - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was released in June 1998, and is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities.

         Goodwill - SFAS No. 141, "Business Combination" and No. 142, "Goodwill and Other Intangible Assets" were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under the new




               FIRST FINANCIAL BANCORP   17   2001 ANNUAL REPORT
rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. Bancorp will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of approximately $1,172,000 ($0.02 per share) for 2002. During 2002, Bancorp will perform the first of the required impairment tests of goodwill and intangible assets with indefinite lives, if any, as of January 1, 2002. The effect of these tests on the earnings and financial position of Bancorp has not yet been determined, but is not anticipated to be material.

         Reclassifications - Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.



            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

         Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2001 and 2000 were approximately $26,221,000 and $25,181,000, respectively.

                         NOTE 3 - BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 2001 and 1999:


                                           ACQUISITION                                             SHARES      PURCHASE
BUSINESS COMBINATIONS                          DATE              ASSETS         DEPOSITS           ISSUED       PRICE
                                                                      (Dollars in thousands)
Purchase transactions
  FIRST COMMUNITY BRANCHES                DECEMBER 31, 2001   $    31,912     $     11,110                        PAR
Pooling-of-interests
  Sand Ridge Financial Corporation        June 1, 1999            591,325          516,413        5,114,878
  Hebron Bancorp, Inc.                    June 1, 1999            110,089           94,624        1,222,599


         On December 31, 2001, Bancorp purchased certain assets and assumed certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana (First Community). This division has two branch locations in Fort Wayne. Since consummation of the merger, these branches are operating as part of Bancorp's Community First Bank & Trust affiliate. The merger was accounted for using the purchase method of accounting; and, accordingly, the consolidated financial statements included First Community's results of operations from the date of acquisition.


                            NOTE 4 - LEASE FINANCING



Leases included in the loan portfolio at December 31 were composed as follows:


                                                2001          2000
                                               (Dollars in thousands)

Direct financing                             $  21,269     $  30,804
Leveraged                                          557           734
                                             ---------     ---------
Net rentals receivable                          21,826        31,538
Estimated residual value of leased assets       18,494        21,317
Less unearned income                             4,181         6,787
                                             ---------     ---------
  Investment in leases, net                  $  36,139     $  46,068
                                             =========     =========

Direct financing lease payments receivable as of December 31, 2001, for the next five years and thereafter are as follows:

                                        DIRECT FINANCING LEASES
                                         (Dollars in thousands)


                     2002                     $     9,091
                     2003                           6,528
                     2004                           3,832
                     2005                           1,386
                     2006                             404
                     Thereafter                        28




                   FIRST FINANCIAL BANCORP   18   2001 ANNUAL

                        NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

                                                   2001              2000
                                                   (Dollars in thousands)

       Land and land improvements                $   14,513     $   12,360
       Buildings                                     54,934         54,618
       Furniture and fixtures                        42,498         43,732
       Leasehold improvements                         5,624          4,242
       Construction in progress                       1,041            580
                                                 ----------     ----------
                                                    118,610        115,532
       Less accumulated depreciation
          and amortization                           58,035         57,066
                                                 ----------     ----------
            TOTAL                                $   60,575     $   58,466
                                                 ==========     ==========


       NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

         Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2001, Bancorp's subsidiaries had retained earnings of $150,234,000 of which $12,352,000 was available for distribution to Bancorp as dividends without prior regulatory approval.

           NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated balance sheets, statements of earnings, shareholders' equity, or cash flows. However, a discussion of these instruments follows.

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

         Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp has issued standby letters of credit aggregating $24,516,000 and $26,813,000 at December 31, 2001 and 2000, respectively.

         Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp's allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

         Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $477,689,000 and $484,894,000 at December 31, 2001, and 2000,
respectively. Management does not anticipate any material losses as a result of these commitments.

         Derivatives - In November of 2001, Bancorp's board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. Bancorp did not use off-balance-sheet derivative financial instruments (such as interest rate swaps) as defined in SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" in 2001.


               FIRST FINANCIAL BANCORP   19   2001 ANNUAL REPORT

                         NOTE 8 - INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 2001:


                                          HELD-TO-MATURITY                                  AVAILABLE-FOR-SALE
                                AMORTIZED       UNREALIZED          MARKET    AMORTIZED      UNREALIZED           MARKET
                                  COST       GAINS      LOSSES      VALUE       COST     GAINS         LOSSES      VALUE

                                                                 (Dollars in thousands)

U.S. Treasury securities                                                      $    101   $      1   $      0    $    102
Securities of U.S. government
  agencies and corporations                                                     96,579      2,058       (138)     98,499
Mortgage-backed securities       $  3,351   $    153   $     (4)   $  3,500    321,613      5,344       (640)    326,317
Obligations of state and
  other political subdivisions     17,539        523        (15)     18,047    127,339      2,622       (834)    129,127
Other securities                                                                41,314        241          0      41,555
                                 --------   --------   --------    --------   --------   --------   --------    --------
  Total                          $ 20,890   $    676   $    (19)   $ 21,547   $586,946   $ 10,266   $ (1,612)   $595,600
                                 ========   ========   ========    ========   ========   ========   ========    ========


The following is a summary of investment securities as of December 31, 2000:


                                              HELD-TO-MATURITY                        AVAILABLE-FOR-SALE
                                 AMORTIZED       UNREALIZED        MARKET    AMORTIZED      UNREALIZED           MARKET
                                   COST        GAINS     LOSSES    VALUE       COST       GAINS     LOSSES       VALUE
                                                                 (Dollars in thousands)
U.S. Treasury securities                                                      $  3,497   $      0   $     (5)   $  3,492
Securities of U.S. government
  agencies and corporations                                                    143,311      1,037       (487)    143,861
Mortgage-backed securities       $  4,900   $    100   $    (18)   $  4,982    244,895      1,844     (1,355)    245,384
Obligations of state and
  other political subdivisions     19,621        575        (25)     20,171    134,439      2,632       (389)    136,682
Other securities                      279          1          0         280     35,360          3        (20)     35,343
                                 --------   --------   --------    --------   --------   --------   --------    --------
  Total                          $ 24,800   $    676   $    (43)   $ 25,433   $561,502   $  5,516   $ (2,256)   $564,762
                                 ========   ========   ========    ========   ========   ========   ========    ========



         The carrying value of investment securities as of December 31,1999, by category was as follows: U.S. Treasury $11,311,000, U.S. government agencies and corporations $118,838,000, mortgage-backed $195,307,000, obligations of state and other political subdivisions $164,584,000, and other $32,520,000.

         During the years ended December 31, 2001 and 2000, no available-for-sale securities were sold.

         During the year ended December 31, 1999, available-for-sale securities with a fair value at the date of sale of $13,482,000 were sold. The gross realized gains on such sales totaled $38,000.

         There were net investment gains after taxes of $188,000, $73,000, and $106,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The applicable income tax effects were an expense of $114,000 for 2001 and benefits of $34,000 and $56,000 for 2000 and 1999, respectively.

         The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $259,904,000 at December 31, 2001.

         The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2001, by contractual maturity, are shown in the table below.

         Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           HELD-TO-MATURITY     AVAILABLE-FOR-SALE
                                         AMORTIZED   MARKET    AMORTIZED    MARKET
                                           COST       VALUE       COST       VALUE
                                                   (Dollars in thousands)

Due in one year or less                  $  2,084   $  2,108   $ 40,542   $ 41,264
Due after one year through five years      11,613     12,068     92,697     94,548
Due after five years through ten years      5,048      5,180     77,550     79,263
Due after ten years                         2,145      2,191    376,157    380,525
                                         --------   --------   --------   --------
  TOTAL                                  $ 20,890   $ 21,547   $586,946   $595,600
                                         ========   ========   ========   ========


               FIRST FINANCIAL BANCORP   20   2001 ANNUAL REPORT

                                 NOTE 9 - LOANS

Information as to nonaccrual and restructured loans at December 31 was as follows:

                                              2001      2000      1999
                                               (Dollars in thousands)
  Principal balance
    Nonaccrual loans                         $24,628   $17,346   $11,283
    Restructured loans                         1,291       265     2,244
                                             -------   -------   -------
       TOTAL                                 $25,919   $17,611   $13,527
                                             =======   =======   =======
 Interest income effect
    Gross amount of interest that would
       have been recorded at original rate   $ 1,609   $ 2,560   $   885
    Interest included in income                  416     1,613       286
                                             -------   -------   -------
       NET IMPACT ON INTEREST INCOME         $ 1,193   $   947   $   599
                                             =======   =======   =======


         At December 31, 2001, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

         The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions or other workout situations, net of the related allowance, totaled $2,338,000, $1,075,000, and $1,707,000 at December 31, 2001, 2000, and 1999, respectively.

         Changes in the allowance for loan losses for the three years ended December 31 were as follows:


                                            2001        2000        1999
                                               (Dollars in thousands)
Balance at beginning of year              $ 39,349    $ 39,340    $ 34,800
Allowance acquired                           1,462           0           0
Provision for discontinued product line          0           0       1,100
Provision for loan losses                   26,813      11,300       9,232
Loans charged-off                          (23,632)    (13,644)     (9,361)
Recoveries                                   2,792       2,353       3,569
                                          --------    --------    --------
  BALANCE AT END OF YEAR                  $ 46,784    $ 39,349    $ 39,340
                                          ========    ========    ========

         The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

         At December 31, 2001, 2000, and 1999, the total recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,006,000, $8,904,000, and $2,708,000, respectively. For those same periods, the recorded investment in loans for which there was a related allowance for loan losses was $801,000, $8,839,000, and $2,688,000.

         The related allowance for loan losses on these impaired loans was $529,000 at December 31, 2001, $2,008,000 at December 31, 2000, and $1,433,000
at December 31, 1999. At December 31, 2001 and 2000, there were $1,205,000 and $65,000, respectively, that as a result of write-downs, did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2001, was approximately $4,343,000 versus $5,517,000 for the year ended December 31, 2000, and $2,407,000 for the year ended December 31, 1999. For the years ended December 31, 2001, 2000, and 1999, Bancorp recognized interest income on those impaired loans of $143,000, $218,000, and $88,000, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

         Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $545,733,000, $560,530,000, and $394,978,000 at December 31, 2001, 2000,
and 1999, respectively.

         Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $3,336,000, $3,313,000, and $2,344,000 at December 31, 2001, 2000, and 1999, respectively.



               FIRST FINANCIAL BANCORP   21   2001 ANNUAL REPORT

                              NOTE 10 - BORROWINGS

The following is a summary of short-term borrowings for the last three years:



                                                               2001                       2000                          1999
                                                      AMOUNT          RATE       AMOUNT           RATE           AMOUNT      RATE
                                                                                (Dollars in thousands)
At year end:
  Federal funds purchased and securities
    sold under agreements to repurchase             $   67,641        1.31%    $     53,581          5.54%      $  83,353    5.06%
  Federal Home Loan Bank borrowings                          0        0.00%          85,500          6.30%        294,235    5.73%
  Other short-term borrowings                           25,811        2.29%           7,487          6.08%          4,530    3.72%
                                                    ----------                 ------------                     ---------
    Total                                           $   93,452        1.58%    $    146,568          6.01%      $ 382,118    5.56%
                                                    ==========      =======    ============        =======      =========   ======

Average for the year:
  Federal funds purchased and securities
    sold under agreements to repurchase             $   46,974        3.29%    $     68,720          4.54%      $  70,421    4.50%
  Federal Home Loan Bank borrowings                     12,330        6.00%         245,880          6.38%        178,959    5.09%
  Other short-term borrowings                           15,936        4.56%           1,937          6.96%          1,893    4.78%
                                                    ----------                 ------------                     ---------
    Total                                           $   75,240        4.01%    $    316,537          5.98%      $ 251,273    4.92%
                                                    ==========      =======    ============        =======      =========   ======
Maximum month-end balances:
  Federal funds purchased and securities
    sold under agreements to repurchase             $   67,641                 $    115,109                     $  86,429
  Federal Home Loan Bank borrowings                     83,000                      344,350                       302,750
  Other short-term borrowings                           28,912                        4,243                         5,859



         At December 31, 2001, Bancorp had a short-term revolving line of credit with a financial institution of $25,000,000. As of year end, the outstanding balance was $23,500,000. The interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has a financial requirement whereby Bancorp's affiliates must maintain a risk-based capital level of a well-capitalized institution. Also, Bancorp must maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. Bancorp was in compliance with these requirements as of December 31, 2001.

         Federal Home Loan Bank long-term borrowings - Long-term borrowings at December 31, 2001, consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 1.93% to 6.90%, with interest payable monthly. The long-term advances mature as follows: $4,634,000 in 2002, $1,200,000 in 2003, $16,500,000 in 2004, $5,000,000 in 2005, $19,908,000 in 2006, and
$213,103,000 after 2006.

         Federal Home Loan Bank advances, both short-term and long-term were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $843,660,000 at December 31, 2001.





               FIRST FINANCIAL BANCORP   22   2001 ANNUAL REPORT

                             NOTE 11 - INCOME TAXES


Income tax expense consisted of the following components:


                                                 2001                     2000                  1999
                                                                   (Dollars in thousands)
                 Current:
                   Federal                   $     18,431           $    24,548           $     21,613
                   State                            2,636                 3,134                  2,633
                                             ------------           -----------           ------------
                      Total                        21,067                27,682                 24,246
                 Deferred expense                   1,064                 1,058                  2,054
                                             ------------           -----------           ------------
                      INCOME TAX EXPENSE     $     22,131           $    28,740           $     26,300
                                             ============           ===========           ============

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:


                                                                              2001            2000               1999
                                                                                      (Dollars in thousands)
                 Income taxes computed at federal statutory rate of 35%   $    22,904     $     30,431       $     26,818
                 State income taxes, net of federal tax benefit                 1,713            2,037              1,711
                 Effect of tax-exempt interest                                 (2,073)          (3,014)            (2,885)
                 Other                                                           (413)            (714)               656
                                                                          -----------     ------------       ------------
                   INCOME TAX EXPENSE                                     $    22,131     $     28,740       $     26,300
                                                                          ===========     ============       ============


         SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 2001, 2000, and 1999.

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2001 and 2000 were as follows:



                                                                                        2001        2000
                                                                                      (Dollars in thousands)
Deferred tax assets
  Allowance for loan losses                                                           $ 14,577    $ 13,034
  Mark to market adjustment                                                                795        (712)
  Other real estate owned                                                                  (18)        (82)
  Postretirement benefits other than pension liability                                     847         866
  Pension liability                                                                        230         675
  Other                                                                                    255         210
                                                                                      --------    --------
     TOTAL DEFERRED TAX ASSETS                                                          16,686      13,991
Deferred tax liabilities
  Tax greater than book depreciation                                                     1,994         989
  Leasing activities                                                                     7,166       5,815
  Federal Home Loan Bank stock basis difference                                          2,287       1,095
  Deferred loan fees                                                                     2,054       1,614
  Purchase accounting adjustment                                                          (162)       (276)
  Other                                                                                  1,374       1,717
                                                                                      --------    --------
     TOTAL DEFERRED TAX LIABILITIES                                                     14,713      10,954
                                                                                      --------    --------
     Net deferred tax asset recognized through the statement of earnings                 1,973       3,037
     Net deferred tax liability from valuation adjustments of investment securities
        available-for-sale, recognized in equity section of balance sheet               (3,361)     (2,346)
                                                                                      --------    --------
     TOTAL NET DEFERRED TAX (LIABILITY) ASSET                                         $ (1,388)   $    691
                                                                                      ========    ========

                   FIRST FINANCIAL BANCORP   23   2001 ANNUAL

                          NOTE 12 - RISK-BASED CAPITAL



         The Federal Reserve established risk-based capital requirements for U.S. banking organizations which have been adopted by the Office of Thrift Supervision for savings and loan associations. Risk weights are assigned to on-and off-balance-sheet items in arriving at risk-adjusted total assets. Regulatory capital is divided by risk-adjusted total assets, with the resulting ratios compared to minimum standards to determine whether a bank has adequate capital.

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

         While Bancorp's subsidiaries' ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets, and the allowance for the loan losses, which influences the total risk-based capital ratio.

         The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                      December 31,

                                                  2001            2000
                                                 (Dollars in thousands)
Tier 1 capital
  Shareholders' equity                        $    384,543    $     395,132
  Less certain intangibles                          32,465           34,957
  Less accumulated comprehensive income              5,348            1,955
                                              ------------    -------------
    TOTAL TIER 1 CAPITAL                      $    346,730    $     358,220
                                              ============    =============
Total risk-based capital
  Tier 1 capital                              $    346,730    $    358,220
  Qualifying allowance for loan losses              35,111           35,945
                                              ------------    -------------
    TOTAL RISK-BASED CAPITAL                  $    381,841    $    394,165
                                              ============    =============
RISK WEIGHTED ASSETS                          $  2,797,210    $   2,872,181
                                              ============    =============
RISK-BASED RATIOS
    TIER 1 CAPITAL                                    12.4%           12.5%
                                              ============    =============
    TOTAL RISK-BASED CAPITAL                          13.7%           13.7%
                                              ============    =============
    LEVERAGE                                           9.1%            9.2%
                                              ============    =============


                        NOTE 13 - EMPLOYEE BENEFIT PLANS

         Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets are administered by the Trust Department of First National Bank of Southwestern Ohio. Plan assets primarily consist of equity and debt mutual funds, stocks, corporate bonds, and money market funds. Approximately 98.1% and 97.9% of plan assets at December 31, 2001, and 2000, respectively, were invested in collective trust funds with First Southwestern. The pension plan does not own any shares of Bancorp common stock.

         The following tables set forth information concerning amounts recognized in Bancorp's Consolidated Balance Sheets and Consolidated Statements of Earnings:


                                                     December 31,

                                                   2001        2000
                                                (Dollars in thousands)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year          $ 27,773    $ 26,536
Service cost                                        2,306       2,115
Interest cost                                       2,236       2,007
Actuarial loss                                      4,449       1,247
Benefits paid                                      (3,595)     (4,132)
                                                 --------    --------
Benefit obligation at end of year                  33,169      27,773

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year     21,667      22,898
Actual return on plan assets                          131       1,427
Employer contributions                              4,773       1,474
Benefits paid                                      (3,595)     (4,132)
                                                 --------    --------
Fair value of plan assets at end of year           22,976      21,667
                                                 --------    --------
Funded status                                     (10,193)     (6,106)
Unrecognized transition amount                       (460)       (731)
Unrecognized prior service cost                       822       1,074
Unrecognized actuarial loss                         8,561       2,313
                                                 --------    --------
NET AMOUNT RECOGNIZED IN THE CONSOLIDATED
  BALANCE SHEETS (ACCRUED BENEFIT LIABILITY)     $ (1,270)   $ (3,450)
                                                 ========    ========


               FIRST FINANCIAL BANCORP   24   2001 ANNUAL REPORT


WEIGHTED-AVERAGE ASSUMPTIONS                                             DECEMBER 31,
                                                                     2001            2000

Discount rate                                                        7.25%          7.50%
Expected return on plan assets                                       9.00%          9.00%
Rate of compensation increase                                        3.50%          3.50%



COMPONENTS OF NET PERIODIC BENEFIT COST                               DECEMBER 31,
                                                          2001            2000           1999
                                                                (Dollars in thousands)

Service cost                                          $     2,306     $     2,115     $   1,972
Interest cost                                               2,236           2,007         1,941
Expected return on assets                                  (2,051)         (2,000)       (2,223)
Amortization of transition asset                             (270)           (305)         (305)
Amortization of unrecognized prior service cost               252             252           252
Amortization of actuarial loss                                120               0             0
                                                      -----------     -----------     ---------
   NET PERIODIC PENSION COST                          $     2,593     $     2,069     $   1,637
                                                      ===========     ===========     =========

         Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the board of directors.

         During 2001, 2000, and 1999, Bancorp contributed $.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $873,000 during 2001, $937,000 during 2000, and $775,000 during 1999.



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

         The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:


                                                                                  2001            2000
                                                                                 (Dollars in thousands)

          Benefit obligation at beginning of year                                $ 1,199         $ 1,178
          Interest cost                                                               85              84
          Plan participants' contributions                                            23              23
          Actuarial loss                                                             220             106
          Benefits paid                                                             (213)           (192)
                                                                                --------        --------
          Benefit obligation at end of year                                        1,314           1,199
          Fair value of plan assets at beginning and end of year                       0               0
                                                                                --------        --------
          Funded status                                                           (1,314)         (1,199)
          Unrecognized actuarial gain                                               (883)         (1,152)
          Unrecognized prior service cost                                            (22)            (25)
                                                                                --------        --------
            NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS        $(2,219)        $(2,376)
                                                                                ========        ========
          Net periodic postretirement benefit cost includes the following components:

          Interest cost                                                          $    85         $    84
          Amortization of unrecognized prior service cost                             (3)             (4)
          Amortization of actuarial gain                                             (94)           (114)
                                                                                --------        --------
            NET PERIODIC BENEFIT COST                                            $   (12)        $   (34)
                                                                                ========        ========


         The discount rate used to determine the accumulated postretirement benefit obligation was 7.25% at December 31, 2001 and 7.50% at December 31, 2000. The assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation are shown in the table to the right.

         If the health care cost trend rate assumptions were increased by 1.00%, the accumulated post- retirement benefit obligation as of December 31, 2001, would be increased by approximately $106,000.

         If the health care cost trend rate assumptions were decreased by 1.00%, the accumulated post- retirement benefit obligation as of December 31, 2001, would be decreased by approximately $96,000.


                  2001     2000

2001                      6.60%
2002            10.00%    6.00%
2003             9.00%    5.50%
2004             8.00%    5.00%
2005             7.00%    5.00%
2006             6.00%    5.00%
Thereafter       5.00%    5.00%



               FIRST FINANCIAL BANCORP   25   2001 ANNUAL REPORT

                          NOTE 15 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:


                                                                                   2001                2000                1999
                                                                                    (Dollars in thousands, except per share data)
Net income--numerator for basic and diluted earnings per share -
  income available to common stockholders                                        $    43,309        $    58,222        $    50,323
                                                                                 ===========        ===========        ===========
Denominator for basic earnings per share - weighted average shares                47,427,921         48,775,547         49,191,294
Effect of dilutive securities - employee stock options                                51,394             86,739            143,778
                                                                                 -----------        -----------        -----------
Denominator for diluted earnings per share - adjusted weighted average shares     47,479,315         48,862,286         49,335,072
                                                                                 ===========        ===========        ===========
Basic earnings per share                                                         $      0.91        $      1.19        $      1.02
                                                                                 ===========        ===========        ===========
Diluted earnings per share                                                       $      0.91        $      1.19        $      1.02
                                                                                 ===========        ===========        ===========

                            NOTE 16 - STOCK OPTIONS

         The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,691,035 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan which provides for 7,507,500 similar options and awards.

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

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Bancorp had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000, and 1999, respectively: risk-free interest rates of 4.94%, 6.52%, and 4.74%; dividend yields of 3.61%, 3.25%, and 2.35%; volatility factors of the expected market price of Bancorp's common stock of 0.220, 0.215, and 0.202; and a weighted average expected life of the options of 4.50, 3.90, and 2.83 years.

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

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:


                                          2001         2000        1999
                                  (Dollars in thousands, except per share data)

     Pro forma net earnings           $  42,392    $   55,778   $  49,238
                                      =========    ==========   =========
     Pro forma earnings per share     $    0.89    $     1.20   $    1.05
                                      =========    ==========   =========

Activity in the above plan for 2001, 2000, and 1999 is summarized as follows:


                                                    2001                            2000                        1999
                                          NUMBER OF        OPTION         NUMBER OF       OPTION        NUMBER OF       OPTION
                                           SHARES          PRICE           SHARES         PRICE          SHARES         PRICE
Outstanding at beginning of year          1,403,595                         779,524                      554,169
Granted                                     284,172    $  15.37-16.01       678,011     $ 17.75-18.75    337,824    $ 20.23-23.69
Exercised                                   (19,719)   $   7.36-11.30       (24,877)    $  7.50-11.87    (83,282)   $  7.72-20.04
Cancelled                                   (70,688)   $   7.36-22.57       (29,063)    $ 18.44-20.05    (29,187)   $       23.69
                                        -----------                     -----------                   ----------
  OUTSTANDING AT END OF YEAR              1,597,360    $   7.14-22.57     1,403,595     $  7.50-23.69    779,524    $  7.50-23.69
                                        ===========                     ===========                   ==========
  EXERCISABLE AT END OF YEAR              1,319,594                         735,637                      470,863
                                        ===========                     ===========                   ==========
  AVAILABLE FOR FUTURE GRANT              7,013,931                       7,227,408                    7,370,203
                                        ===========                     ===========                   ==========
  WEIGHTED-AVERAGE FAIR VALUE OF
    OPTIONS GRANTED DURING THE YEAR     $      2.79                     $      3.56                   $     3.56
                                        ===========                     ===========                   ==========


                   FIRST FINANCIAL BANCORP   26   2001 ANNUAL

                       NOTE 17 - LOANS TO RELATED PARTIES


         Loans to directors, executive officers, principal holders of Bancorp's common stock and certain related persons totaled $37,177,000 and $37,331,000 at December 31, 2001 and 2000, respectively.


         Activity of these loans was as follows:

                                     2001            2000
                                     (Dollars in thousands)
         Beginning balance          $ 37,331     $  33,281
         Additions                    17,212        14,988
         Collected                    17,366        10,938
         Charged-off                       0             0
                                    --------     ---------
            ENDING BALANCE          $ 37,177     $  37,331
                                    ========     =========
            LOANS 90 DAYS PAST DUE  $      0     $       0
                                    ========     =========

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

         Under the plan, each "right" would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an "acquiring person") of Bancorp's outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation's outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an "adverse person." (An adverse person is a person who owns at least 10 percent of the common shares and attempts "greenmail," or is likely to cause a material adverse impact on the Bancorp - such as impairing customer relationships, harming the company's competitive position or hindering the Board's ability to effect a transaction it deems to be in the shareholders' best interest.)

         In the event of such a distribution, each "right" would entitle the holder to purchase, at an exercise price of $38.96, one share of common stock of the corporation. Subject to the "exchange option" described below, if a person or group acquires 30 percent or more of Bancorp's outstanding common shares or is declared an "adverse person" by the Board of Directors of the corporation, each "right" would entitle the holder to purchase, at an exercise price of $38.96, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any "rights" held by an "acquiring person" or an "adverse person" could not be exercised.

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



               FIRST FINANCIAL BANCORP   27   2001 ANNUAL REPORT

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

         Bancorp does not carry financial instruments which are held or issued for trading purposes.

         The estimated fair values of Bancorp's financial instruments at December 31 were as follows:



                                                         2001                          2000
                                                 CARRYING         FAIR         CARRYING          FAIR
                                                  VALUE          VALUE          VALUE           VALUE
                                                                (Dollars in thousands)
Financial assets
  Cash and short-term investments              $  228,182     $  228,182     $  189,346     $  189,346
  Investment securities held-to-maturity           20,890         21,547         24,800         25,433
  Investment securities available-for-sale        595,600        595,600        564,762        564,762
  Loans
    Commercial                                    804,683        833,614        787,436        787,326
    Real estate - construction                     75,785         72,721         97,571         98,182
    Real estate - mortgage                      1,346,235      1,355,934      1,438,339      1,431,782
    Installment, net of unearned income           586,561        586,845        614,470        616,192
    Credit card                                    22,846         22,601         24,182         24,197
    Leasing                                        36,139         35,246         46,068         46,251
    Less allowance for loan losses                 46,784                        39,349
                                               ----------     ----------     ----------     ----------
      Net loans                                 2,825,465      2,906,961      2,968,717      3,003,930

  Accrued interest receivable                      27,054         27,054         33,580         33,580

Financial liabilities
  Deposits
    Noninterest-bearing                           448,330        448,330        419,878        419,878
    Interest-bearing demand                       346,039        346,039        306,356        306,356
    Savings                                       782,640        782,640        739,376        739,376
    Time                                        1,508,084      1,516,181      1,685,818      1,689,563
                                               ----------     ----------     ----------     ----------
      Total deposits                            3,085,093      3,093,190      3,151,428      3,155,173
  Short-term borrowings                            93,452         93,452        146,568        146,568
  Long-term borrowings                            260,345        263,210        205,216        203,937
  Accrued interest payable                          9,275          9,275         14,811         14,811


               FIRST FINANCIAL BANCORP   28   2001 ANNUAL REPORT

 NOTE 20 - FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                             December 31,

                                                          2001         2000
                                                        (Dollars in thousands)
ASSETS
  Cash                                                  $ 21,159     $ 22,721
  Investment securities                                    3,313           89
  Subordinated notes from subsidiaries                     7,500        7,500
  Investment in subsidiaries
     Commercial banks                                    313,462      321,504
     Savings banks                                        30,973       32,884
                                                        --------     --------
       Total investment in subsidiaries                  344,435      354,388
  Loans
     Commercial                                           16,352            0
     Real estate - mortgage                                  605            0
                                                        --------     --------
       Total loans                                        16,957            0
       Allowance for loan losses                           3,502            0
                                                        --------     --------
         Net loans                                        13,455            0
  Bank premises & equipment                                1,325        1,347
  Other assets                                            27,592       20,555
                                                        --------     --------
         TOTAL ASSETS                                   $418,779     $406,600
                                                        ========     ========
LIABILITIES
  Short-term borrowings                                 $ 23,500     $  3,500
  Dividends payable                                        7,004        6,915
  Other liabilities                                        3,732        1,053
                                                        --------     --------
         TOTAL LIABILITIES                                34,236       11,468
SHAREHOLDERS' EQUITY                                     384,543      395,132
                                                        --------     --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $418,779     $406,600
                                                        ========     ========

STATEMENTS OF EARNINGS

                                                                                                     Year Ended December 31,

                                                                                                2001         2000           1999
                                                                                                     (Dollars in thousands)
Income
  Interest income                                                                             $    313      $    670      $    140
  Other interest income                                                                             94
  Dividends from subsidiaries                                                                   75,647        58,018        38,348
                                                                                              --------      --------      --------
      TOTAL INCOME                                                                              76,054        58,688        38,488
EXPENSES
  Interest expense                                                                                 665            11             0
  Provision for loan losses                                                                      3,752
  Salaries and employee benefits                                                                 4,972         2,889         3,211
  Other                                                                                          4,909         1,522         5,683
                                                                                              --------      --------      --------
      TOTAL EXPENSES                                                                            14,298         4,422         8,894
                                                                                              --------      --------      --------
      INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES       61,756        54,266        29,594
Income tax benefit                                                                              (4,186)       (1,119)       (1,310)
                                                                                              --------      --------      --------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES                        65,942        55,385        30,904
Equity in undistributed net earnings of subsidiaries                                           (22,633)        2,837        19,419
                                                                                              --------      --------      --------
      NET EARNINGS                                                                            $ 43,309      $ 58,222      $ 50,323
                                                                                              ========      ========      ========

                       FIRST FINANCIAL BANCORP   29   2001 ANNUAL


STATEMENTS OF CASH FLOWS                                                                      YEAR ENDED DECEMBER 31,
                                                                                          2001          2000           1999
                                                                                               (Dollars in thousands)
OPERATING ACTIVITIES
  Net earnings                                                                           $ 43,309      $ 58,222      $ 50,323
  Adjustments to reconcile net earnings to net cash provided by operating activities
      Equity in undistributed net earnings of subsidiaries                                 22,633        (2,837)      (19,419)
      Provision for loan losses                                                             3,752             0             0
      Provision for depreciation and amortization                                           1,228           471            60
      Deferred income taxes                                                                    92            38            78
      (Decrease) increase in dividends payable                                                 89           (65)          465
      Increase (decrease) in accrued expenses                                               2,200        (2,338)        2,251
     (Increase) decrease in receivables                                                    (6,776)       (2,820)       (4,550)
                                                                                         --------      --------      --------
        Net cash provided by operating activities                                          66,527        50,671        29,208
INVESTING ACTIVITIES
  Subordinated notes from subsidiaries                                                          0             0        (7,500)
  Capital contributions to subsidiaries                                                    (9,434)      (19,397)       (4,200)
  Purchase of investment securities                                                        (3,000)            0             0
  Net increase in loans                                                                   (17,207)            0             0
  Purchases of premises and equipment                                                         (90)          (27)       (1,189)
  Other                                                                                         0            77            84
                                                                                         --------      --------      --------
        Net cash used in investing activities                                             (29,731)      (19,347)      (12,805)
FINANCING ACTIVITIES
  Increase in short-term borrowings                                                        20,000         3,500             0
  Cash dividends                                                                          (28,400)      (27,901)      (25,570)
  Purchase of common stock                                                                (30,057)      (16,518)            0
  Proceeds from exercise of stock options, net of shares purchased                             99           116           780
                                                                                         --------      --------      --------
        Net cash used in financing activities                                             (38,358)      (40,803)      (24,790)
                                                                                         --------      --------      --------
        DECREASE IN CASH                                                                   (1,562)       (9,479)       (8,387)
Cash at beginning of year                                                                  22,721        32,200        40,587
                                                                                         --------      --------      --------
        CASH AT END OF YEAR                                                              $ 21,159      $ 22,721      $ 32,200
                                                                                         ========      ========      ========


                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


The Board of Directors and Shareholders
First Financial Bancorp

         We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Cincinnati, Ohio
January 17, 2002




               FIRST FINANCIAL BANCORP   30   2001 ANNUAL REPORT

                 QUARTERLY FINANCIAL AND COMMON STOCK DATA (1)


                                                                  (Unaudited)
                                                               THREE MONTHS ENDED
                                            MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31
                                                  (Dollars in thousands, except per share data)
2001
         Interest income                      $76,999        $74,853        $71,434        $66,459
         Interest expense                      36,554         34,766         30,085         25,375
                                              -------        -------        -------        -------
           Net interest income                 40,445         40,087         41,349         41,084
         Provision for loan losses              2,528          8,527          5,206         10,552
         Noninterest income
           Investment securities gains            148             42              8            104
           All other                           12,713         13,591         12,794         14,842
         Noninterest expenses                  29,835         29,999         30,660         34,460
                                              -------        -------        -------        -------
           Income before income taxes          20,943         15,194         18,285         11,018
         Income tax expense                     6,930          5,363          6,173          3,665
                                              -------        -------        -------        -------
           NET EARNINGS                       $14,013        $ 9,831        $12,112        $ 7,353
                                              =======        =======        =======        =======
         Per share
           NET EARNINGS - BASIC               $  0.29        $  0.21        $  0.26        $  0.16
                                              =======        =======        =======        =======
           NET EARNINGS - DILUTED             $  0.29        $  0.21        $  0.26        $  0.16
                                              =======        =======        =======        =======
           CASH DIVIDENDS PAID                $  0.15        $  0.15        $  0.15        $  0.15
                                              =======        =======        =======        =======
             Market price
               HIGH BID                       $ 16.61        $ 17.08        $ 17.23        $ 17.75
                                              =======        =======        =======        =======
               LOW BID                        $ 14.41        $ 14.58        $ 14.97        $ 15.23
                                              =======        =======        =======        =======

2000
         Interest income                      $75,272        $78,232        $80,243        $79,556
         Interest expense                      33,172         35,406         38,306         38,540
                                              -------        -------        -------        -------
           Net interest income                 42,100         42,826         41,937         41,016
         Provision for loan losses              2,361          2,222          2,674          4,043
         Noninterest income
           Investment securities gains             14             11             12              2
           All other                           10,937         11,671         12,449         13,305
         Noninterest expenses                  29,725         30,644         29,128         28,521
                                              -------        -------        -------        -------
           Income before income taxes          20,965         21,642         22,596         21,759
         Income tax expense                     7,095          7,293          7,427          6,925
                                              -------        -------        -------        -------
           NET EARNINGS                       $13,870        $14,349        $15,169        $14,834
                                              =======        =======        =======        =======
         Per share

           NET EARNINGS - BASIC               $  0.28        $  0.29        $  0.31        $  0.31
                                              =======        =======        =======        =======
           NET EARNINGS - DILUTED             $  0.28        $  0.29        $  0.31        $  0.31
                                              =======        =======        =======        =======
           CASH DIVIDENDS PAID                $  0.14        $  0.14        $  0.14        $  0.14
                                              =======        =======        =======        =======
             Market price
               HIGH BID                       $ 18.81        $ 18.75        $ 18.46        $ 16.19
                                              =======        =======        =======        =======
               LOW BID                        $ 14.76        $ 15.95        $ 15.00        $ 13.39
                                              =======        =======        =======        =======



First Financial Bancorp common stock trades on The Nasdaq Stock Market (?) under the symbol FFBC.
(1) First Financial Bancorp's per share data and market price information is stated as if the 5% stock dividends declared in 2001 occurred January 1, 2000.



                   FIRST FINANCIAL BANCORP   31   2001 ANNUAL REPORT