Form 10-K, Exhibit 13
period 2002-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2003-03-26
CIK 708955

Two years ago, First Financial Bancorp embarked on Project Renaissance, a plan for Bringing the Future Into Focus by regionalizing its affiliate banks and expanding into growth markets. Since then, much has been accomplished by all Bancorp associates - through extra hours and extraordinary efforts - in Meeting the Challenge of Change. With the regionalization project nearly complete, Bancorp now continues its strategic direction with more aggressive plans for growth and expansion through new markets, new branches, revitalized customer service, and more extensive relationships. In short, Bancorp is Moving Forward & Growing.

                             [FIRST FINANCIAL LOGO]
                  FIRST FINANCIAL BANCORP - 2002 ANNUAL REPORT

2002

FIRST FINANCIAL BANCORP PROFILE

Founded in April of 1983 as a two-bank holding company with a focus on community banking, First Financial Bancorp is now a $3.7 billion publicly owned bank holding company with diversified interests in banking, asset management, and an insurance agency. Bancorp serves 500,000 customers across four states, has over 4,000 shareholders, and remains focused on providing financial-services solutions for the ever-changing needs of customers.

FINANCIAL HIGHLIGHTS                                     2002            2001         % CHANGE
                                                         ----            ----         --------
                                                   (Dollars in thousands, except per share data)

EARNINGS
Net interest income                               $     162,757      $  162,965         -0.13%
Net Earnings                                             48,235          43,309         11.37%

PER SHARE

Net earnings - basic                              $        1.05      $     0.91         15.38%
Net earnings - diluted                                     1.05            0.91         15.38%
Cash dividends declared                                    0.60            0.60          0.00%
Book value (end of year)                                   8.39            8.25          1.70%
Market price (end of year)                                16.39           17.65         -7.14%

AVERAGE

Total assets                                      $   3,720,050      $3,857,371         -3.56%
Deposits                                              2,951,088       3,111,279         -5.15%
Loans, net of unearned income                         2,785,717       2,915,723         -4.46%
Investment securities                                   627,824         591,217          6.19%
Shareholders' equity                                    384,618         395,790         -2.82%

RATIOS

Return on average assets                                   1.30%           1.12%        16.07%
Return on average shareholders' equity                    12.54%          10.94%        14.63%
Average shareholders' equity to average                   10.34%          10.26%         0.78%
assets
Net interest margin (fully tax equivalent)                 4.83%           4.67%         3.43%


TABLE OF CONTENTS

Management's Letter to Shareholders             1
Corporate Overview                              4
Mission Statement                              12
Bancorp Board of Directors  and Officers       12
Management's Discussion and Analysis           15
Consolidated Financial Statements              28
Notes to Consolidated Financial Statements     32
Quarterly Financial and Common Stock Data      48
Corporate Structure                            49
Shareholder Information                        52

                      MANAGEMENT'S LETTER TO SHAREHOLDERS

As business conditions change, commercial enterprises must use all of their creative resources to maintain a core level of business activity as they undergo major efforts to strengthen their foundations and develop new ways of approaching the future.

So it was for First Financial Bancorp in 2002 as we continued to reshape our company through Project Renaissance. We are eager to provide you more detail about our accomplishments of this year, including improved earnings, the formation of two regional banks, and conversion to a common data processing system. Then again, there are areas where we fell short of our expectations, and we want to share those also.

To our disappointment, the merger of affiliate banks into the planned northwestern Ohio region is not yet complete. In spite of heroic efforts and much positive improvement, credit-quality issues at Community First have slowed our consolidation plan for this region. Given this situation, Bancorp s management is currently considering alternative merger options.

In addition to their normal banking duties, our staff has accommodated the additional demands of recent conversions and mergers participation in training, learning new processes, adjusting to new products, and more. We believe these distractions caused us to miss some opportunities for loan and deposit growth in 2002.

Increased efficiency was certainly one of our primary goals with Project Renaissance. We did not achieve our initial projections in 2002, but our focus remains on this potential. You may rest assured that we have new initiatives in place to improve efficiencies.

On the positive side, the operational changes of 2002 will help us do a better job of serving tomorrow's customers and shareholders.

At year-end and for the first time in our 20-year history all of our banks are operating on a common data-processing system. We now have a standardized product platform, making it possible for us to take a consolidated approach to marketing those products.

Throughout 2002, we continued our strategic approach to protect the company and your investment in it by developing new corporate initiatives to address the Sarbanes-Oxley Act. Your board of directors has formed a Governance Committee. In addition, the corporation's management has convened a Governance/Disclosure Committee and strengthened our focus on managing risk with the hiring of a senior vice president with responsibility for risk management. These are all initiatives that demonstrate our proactive stance in preserving the reputation that Bancorp has in the industry, as well as with shareholders and analysts.

                      MANAGEMENT'S LETTER TO SHAREHOLDERS

GROWTH BY NUMBERS

If you have had your eye on the market, you would not be surprised that a sluggish national economy and lagging consumer confidence limited growth for many businesses in 2002. Despite the additional rate cut by the Federal Reserve in 2002, uncertainty remains in the market and the minds of consumers. Nonetheless, First Financial Bancorp still achieved a net earnings increase of
11.4 percent in 2002 or a diluted earnings per share increase of 15.4 percent. Net earnings were $48,235,000 or $1.05 per share for 2002.

We are very proud to have been able to continue providing the safety and stability of regular dividend payments, extending our record of 79 consecutive quarters of dividend payments since the company was formed in 1983. At year-end 2002, a $1,000 investment made in 1983 was worth some $14,529, a return of 1,353 percent.

We also saw improvements in both our return on equity and return on assets for the year. Our return on equity of 12.5 percent compares to 10.9 percent reported in 2001. Meanwhile our return on assets increased to 1.30 percent compared to
1.12 percent for 2001.

Across the country, many financial institutions saw flat or declining trust revenues in 2002. In this difficult economy, First Financial Bancorp achieved an increase of approximately 4.2 percent in trust revenues over 2001. Total assets held in trust remained at $3 billion. In the trust business, where market swings greatly impact performance, we continue to be pleased with our results and feel that there are great opportunities for continued growth throughout all of our affiliates.

The Federal Reserve's rate cut, in an already low-interest-rate environment, made it tough to grow or even maintain net interest income and net interest margin. In total we saw net interest income decline modestly to $163 million, a
0.13 percent decrease compared to 2001. Bancorp did an excellent job of managing net interest margin, as it grew to 4.83 percent versus 4.67 percent in 2001.

Over the last couple of years, credit quality has been area of great focus among all affiliates. In 2002, we continued to monitor risk and respond accordingly we increased our reserve ratio to 1.75 percent from 63 percent in 2001. This is an area that continues to

[PHOTO OF PONTIUS AND LEEP]
(L to R) Stanley N. Pontius, President
and CEO, and Bruce E. Leep, who was
elected Chairman of First Financial
Bancorp on April 23, 2002.

                      MANAGEMENT'S LETTER TO SHAREHOLDERS

require considerable attention and involvement from Bancorp management, as well as a team of key individuals from several affiliates.

POSITIONED TO GROW

With our new standardized delivery system, First Financial Bancorp now has a more robust infrastructure that benefits all affiliates in a variety of ways. We are focusing on growing market share in all of our regions with a rejuvenated emphasis on expanding our community banking franchise into new markets.

During 2002, we laid the groundwork for expansion in several key markets. We anticipate that our affiliates will open as many as eight new locations in 2003. This will expand our reach in Indiana (Columbus, Warsaw, and Crown Point), Ohio (southeastern Butler County and Warren County) and northern Kentucky. We continue to look for additional locations with strong potential for growth where we feel that our banking philosophy provides a strategic advantage to us and a positive alternative for the customer.

To make sure that our regions grow in appropriate ways, First Financial Bancorp has established a Corporate Branch Expansion Committee to oversee branching and growth.

Throughout 2002, even as we expended time and energy on conversions related to Project Renaissance, we continued to offer exciting new products that are in demand in our market areas: proprietary mutual funds, insurance services, internet banking, online bill payment, and check cards, all of which will position us to improve earnings per share and return on equity in 2003. We continue to look for ways to improve our product offerings, especially those that provide additional sources of fee income.

LEADERSHIP FOR TOMORROW

With firm conviction, we assert that our leadership is the strongest in this company's history. As always, we continue to train and groom our associates who show potential for responding to challenging career opportunities. In addition, we have strengthened our company by hiring new executives with valuable experience and fresh perspectives.

Throughout our affiliates and at the holding company, there were several changes in key leadership positions in 2002. Doug Lefferson assumed the position of Chief Financial Officer of First Financial Bancorp upon Mike O'Dell's retirement. We continue to benefit from Mike's service as chairman of the board at Community First Bank & Trust.

In September, Pat Hart was promoted to executive vice president of First Financial Bank. Pat's entire banking career has involved a series of increasingly important roles within our holding company.

We are fortunate to have an experienced and ambitious leadership team in place throughout our organization.

LOOKING AHEAD

In many ways, we saw our associates at their best in 2002 as they rose to the challenges inherent in Project Renaissance while also helping their customers. They exhibited the dedication and spirit that have been the hallmark of our staff for many years.

To our loyal customers, we express gratitude for choosing us. Beyond that, we renew our commitment to doing our best in 2003 to warrant their continued confidence.

To our shareholders, we pledge a new level of initiative that will help us grow our business.

Sincerely,



/s/ Bruce E. Leep
Bruce E. Leep
Chairman



/s/ Stanley N. Pontius
Stanley N. Pontius
President and CEO

                               2002 ANNUAL REPORT

Whether you are a shareholder, an associate, or a customer, it's an exciting time to be part of First Financial Bancorp.

Looking back at the past two years, we are truly proud of the dedication and hard work expended by so many as we brought the future into focus through Project Renaissance. Even in difficult economic times and in spite of some of the most disturbing events in our nation's history we met the challenge of change and maintained our steadfast commitment to the rebirth of our company through 2001 and 2002.

Now, as we move forward, growth is not just our theme, but our mission. In 2002, we continued to lay the groundwork for growth, and firm evidence will be forthcoming in 2003.

BUILDING NAME RECOGNITION

A key element of Project Renaissance was to combine our banks into regional entities.

[PHOTO OF EMPLOYEES]
(L to R) LeEtta Hunter and Karen Burks are part of the team of First Financial Bancorp Service Corporation associates who process an average of five million items a month using new technology and equipment.

As a result of the consolidations we accomplished in 2002, many of our customers and communities are getting to know us by new names. When Hebron Deposit Bank and First National Bank of Southwestern Ohio merged in July, the new regional bank was introduced as First Financial Bank. Likewise, Sand Ridge Bank is the new identity for the regional bank that combined National Bank of Hastings, Bright National Bank, and Sand Ridge Bank. These affiliates began quickly implementing a disciplined marketing strategy as well as their dedication and commitment to service to establish and build name recognition with existing and prospective customers in their respective markets.

TAKING GIANT STEPS IN TECHNOLOGY

Bancorp's companywide conversion to a common data-processing system was completed in November and is now beginning to deliver on its promise to increase efficiency and provide the foundation for a competitive advantage for the future.

All 104 banking centers in the First Financial Bancorp network are now connected to the Horizon Banking System, a major advance that allows our front-line staff to focus on customers more than paperwork. Simplified and streamlined procedures now give

                               2002 ANNUAL REPORT

[PHOTO OF BANK DRIVETHRU]
Busy Sand Ridge Bank customers in Highland, Indiana, appreciate the access to ten drive-thru lanes with two ATMs at the 45th Street banking center. Designed to meet the needs of a more densely populated market, this facility also adds convenience for their customers with extended hours.

banking center associates more time to listen to their customers and cross-sell additional products and services. Over time, centralized back-office services will add even greater value and more efficiencies to the company's bottom line.

Of course, an investment was required both in time and capital for these enhanced technologies. Yet our plan and the investments required are now providing a more cost-effective delivery of products and services to the 500,000 customers who depend on our affiliates to satisfy their banking needs.

Our operations affiliate, First Financial Bancorp Service Corporation, steered us steadfastly through our two-year operational conversion improving our communications network, installing new processing equipment, and upgrading our computer hardware and software.

Each of these enhancements was accomplished while maintaining everyday services to customers, and processing an average of five million items every month in 2002.

Project Renaissance has also brought new and enhanced products to our affiliates and the customers they serve. Nationally, the percentage of bank customers who use online bill payment grew significantly in 2002. At our banks, we're seeing steady growth in the number of customers who rely on our online banking service to do their personal banking. At the same time, businesses are also responding well to our new online cash management product that provides them greater control and flexibility over their accounts as well as access from any location where they have a computer.

Existing and emerging technologies are also enabling us to offer greater convenience to customers as they go about day-to-day tasks like paying bills and making purchases. Every day, our affiliates are seeing greater use of telephone banking and check cards, two products that keep us viable in a keenly competitive market. In addition, all of our customers now enjoy no-fee access to our expanding corporate network of 110 automated teller machines located across our four-state market.

These technology enhancements attractive to current and prospective customers alike constitute a core component of Project Renaissance. We are pleased to report that we are already beginning to see their benefit.

                               2002 ANNUAL REPORT

[PHOTO OF STUDENTS]
At Mason High School, Betsy Koval (far right), Marketing Officer, is First Financial Bank's primary mentor for the student officers of Comet Savings: (L to R) Stephanie Sheppard, Amy Sailor, Amanda White, instructor Cindy Donnelly, Allison Salmons, and Adam Ritz.

GROWING MARKETS REQUIRE NEW FACILITIES

Having positioned ourselves for strategic expansion and growth, we are eagerly targeting new opportunities. In 2003, we expect to add as many as eight new banking centers in strategic locations across our four-state market. With each new location, we intend to capitalize on market opportunities by choosing sites and designing facilities to meet varying consumer needs.

One such target is southeastern Butler County, the third-fastest-growing area in Ohio. There, our First Financial Bank region already has a market presence that will be further increased as we open at least two new banking centers in 2003. This area, between I-75 and I-71 in the suburbs north of Cincinnati, offers us a wealth of commercial and retail opportunities. In addition to planning new facilities, we have increased our banking hours at several current banking centers in this area so we offer greater convenience for our customers.

In tandem with our search for growth opportunities near Cincinnati, our First Financial Bank affiliate has embarked on a unique financial literacy program sponsoring the first in-school simulated bank in southwestern Ohio and mentoring the bank's student staff. Comet Savings & Loan, located inside the new Mason High School, now serves over 2,000 teachers and students with First Financial Bank providing all the training and furnishings for a fully functional

     [PHOTO OF PATRICK HART] Patrick J. Hart,First Financial Bank's new Executive Vice President is charged with overseeing growth initiatives for the bank, including new banking centers and strategic business development.

                               2002 ANNUAL REPORT



and educational endeavor. This project brings the officers and staff of First Financial Bank into a promising partnership with a growing community where the bank hopes to increase its customer relationships.

South of the Ohio River in northern Kentucky, our First Financial Bank region is also making plans to open an additional office. Northern Kentucky is an area of exceptionally strong growth potential with an abundance of mid- to large-size commercial businesses, where construction abounds in affordable yet upscale residences for young professionals.

In the northwestern Indiana community of Crown Point the county seat of Lake County our Sand Ridge Bank broke ground for a new facility at the end of 2002. This office will provide Sand Ridge Bank with yet another excellent location to build new relationships in a rapidly growing, mostly suburban area. Always looking toward the future, Sand Ridge Bank also purchased a site in Merrillville, Indiana, for possible development of another banking center.

In north central Indiana, Indiana Lawrence Bank is planning to open an office that will focus on commercial business development in the city of Warsaw, a center for orthopedic manufacturing.

And in the city of Columbus, Indiana, our Heritage Community Bank also has exciting plans for revamping its presence. On one of the busiest routes in the city, Heritage expects to open a new full-service suburban banking center by mid-2003. In addition, the bank's main office will be relocated to the south end of downtown Columbus, gaining drive-up lanes and a drive-up ATM while retaining close proximity to retail shops, county and city administration offices, and a riverfront development that has been proposed for the near future.

[PHOTO OF A REPORTER INTERVIEWING DAVID HARVEY, CEO]

[PHOTO OF GROUNDBREAKING] At the groundbreaking for the new Crown Point Banking Center, a reporter interviews David Harvey, President and Chief Executive Officer of Sand Ridge Bank. In the background is an architect's rendering showing how the new building will reflect the design of the Lake County Court House. Lifting the first shovels of dirt for the new building are (L to R) Sam Van Til, Director of the bank; Harvey; Bruce E. Leep, Chairman of the Board; James D. Metros, Mayor of Crown Point; Gayle Van Sessen, Executive Director of the Crown Point Chamber of Commerce; and Keith Nielsen, CCIM, Broker Assoc., Industrial Specialist.

                               2002 ANNUAL REPORT


[THREE PHOTO'S OF OFFICER'S PROVIDING FULL SERVICE SOLUTIONS FOR CUSTOMERS] Providing full-service solutions for customers: (L to R) John R. Kuczynski, Senior Vice President at First Financial Bank, meets with a trust client; Dennis
C. Dietz, First Vice President and Investment Officer for First Financial Capital Advisors, analyzes investment alternatives in the Legacy Funds Group; and Mark A. Willis, President and Chief Executive Officer of Flagstone Insurance, conducts training to help associates learn to make insurance referrals.

PROVIDING DIVERSE FINANCIAL SOLUTIONS

Our investment and trust professionals have been serving a broad range of clients for several generations, helping them to implement their estate planning goals and investment objectives. To capitalize on opportunities to provide full-service solutions for customers, we continue to fine-tune the array of services offered by our Trust Division. While trust is the mainstay of this segment of our business, we have also developed several diversified financial products for our customers.

In May of 2002, the Trust Investment Department reorganized as First Financial Capital Advisors, LLC, a wholly owned subsidiary registered as an investment advisor with the Securities and Exchange Commission. First Financial Capital Advisors serves as investment advisor to a new group of mutual funds the Legacy Funds Group which are widely used in our trust accounts and broadly available to all customers. This new offering allows us to appropriately serve a growing segment of investment-savvy families with needs beyond savings accounts and certificates of deposit.

The year 2002 also saw Flagstone Insurance and Financial Services continue to perform beyond expectations. With offices in two of our affiliates, Flagstone gives us the opportunity to offer consumers a full complement of insurance services from people they know and trust. At the end of 2002, Flagstone signed a letter of intent and subsequently purchased an insurance agency in Connersville, Indiana, that will expand our insurance offerings in this region.

The Legacy Funds and Flagstone Insurance are prime examples of how we have squarely focused on our customers expanding our offerings to meet their changing needs and an increasing desire for convenient, one-stop sources of financial products and services.

PROGRESS THOUGH OUR PEOPLE

Over the course of Project Renaissance, we moved a few of our most experienced bankers into areas where they could make an even greater contribution to the success of our growing organization. In addition, we recruited several talented bankers who have brought experience, ability and creativity to our organization. Through this strategy, our management team has infused new ideas and new attitudes into the way we operate, making us ready to usher in a new era of growth and success.

                               2002 ANNUAL REPORT

In 2002, we witnessed an exciting synergy as we formed teams of associates to accomplish an aggressive array of company goals. As they continue to work together, these teams develop a camaraderie that breaks down barriers between regions and helps them become more keenly aware of how they can positively impact First Financial Bancorp's future.

Given our strong focus on growth, each of our associates must be proactive and their sales skills must be sharp. To achieve optimum results, we provided additional sales training to all business development officers in 2002, and implemented a standardized incentive compensation program for these officers.

In addition to training individuals, we are developing sales teams that match commercial loan officers with trust officers and private bankers to work together on business development initiatives. These sales teams operate with a broad long-term goal: to cultivate a comprehensive business relationship with each client.

[PHOTO OF LEBUDA]

[PHOTO OF STOFFER AND NIEKAMP]

Ruth LaBuda, Vice President at Sand Ridge Bank; Michele Stoffer, Assistant Vice President at First Financial Bank, and Kevin Niekamp, Vice President at Community First, are among our most successful associates in developing new business. In 2002, LaBuda was recognized for outstanding sales of investment products, both nationally and within First Financial Bancorp.

FOCUSING ON THE COMMUNITY

A strong presence and involvement in our communities has long been the hallmark of First Financial Bancorp affiliates. Beyond our affiliates longtime commitment to a broad variety of groups, events and programs in their respective markets, each year provides compelling examples of our associates vital roles in the communities they call home.

                               2002 ANNUAL REPORT

When a devastating tornado struck Van Wert, Ohio, in November of 2002 destroying over 40 homes, severely damaging another 50, and putting many residents out of work our Community First affiliate responded immediately. Community First associates mobilized to provide meals to aid workers and residents, and the bank stepped forward with low-interest loans and an expedited loan application and approval process for consumers and commercial businesses needing help.

Building on the future, our affiliates also offer scholarships to deserving students in their markets on an ongoing basis. Just one example: First Financial Bank funds a business technology scholarship, a minority scholarship, and four others that are dedicated to children of bank associates.

[PHOTO OF MURREL, HOCKEMEYER, PONTIUS, IMMELT, HALL]

                               2002 ANNUAL REPORT

Through events and opportunities such as these, we reinforce what it means to be community bankers.

MOVING FORWARD AND GROWING

As we go forward, growth is our focus. We are genuinely excited about entering new markets, building new facilities, and developing new business. Our vision is clear growth for shareholders, superior service for customers, and an energized sales climate that promises success for associates.

We are indeed prepared to move forward and grow.

First Financial Bancorp Senior Staff: (L to R) C. Thomas Murrell, III, Senior Vice President and Chief Lending Officer; Rex A. Hockemeyer, Senior Vice President, Information Technology; Stanley N. Pontius, President and Chief Executive Officer; Mark W. Immelt, Senior Vice President; James C. Hall, Executive Vice President; Brian D. Moriarty, Senior Vice President, Human Resources; C. Douglas Lefferson, Senior Vice President and Chief Financial Officer; Cheryl R. Lipp, Vice President, Business Development and Marketing and John R. Kuczynski, Senior Vice President at First Financial Bank.

[PHOTO OF MORIARTY, LEFFERSON, LIPP, KUCZYNSKI]

                                MISSION STATEMENT

To provide a balanced offering of innovative, quality differentiated financial products, and extraordinary customer service to our clientele.

To safeguard the interests of our depositors.

To maximize the return on investment to our shareholders by consistently earning the highest possible returns, while being ever mindful of the associated ethical and moral considerations necessary to ensure Bancorp's financial stability and long-term independence.

To promote the economic growth and development of the communities we serve.

To provide a stimulating work environment and optimal career path potential for all Bancorp associates in order to instill the highest level of commitment and dedication to First Financial Bancorp and our varied constituencies.

BOARD OF DIRECTORS & OFFICERS

DIRECTORS

Bruce E. Leep, Chairman of the Board, First Financial
Bancorp, and Chairman of the Board, Sand Ridge Bank

Stanley N. Pontius, President and Chief Executive Officer,
First Financial Bancorp, and Chairman of the Board,
First Financial Bank

Richard L. Alderson, Partner,
Real Estate Investment and Development

Martin J. Bidwell, President, Magnode Corp.

Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Corinne R. Finnerty, Partner,
McConnell & Finnerty, Attorneys-at-Law

Carl R. Fiora, Retired President and
Chief Executive Officer, Armco Steel Co., L.P.

Dr. James C. Garland, President,
Miami University, Oxford, Ohio

Murph Knapke, Owner, Knapke Law Office, Attorney-at-Law

Stephen S. Marcum, Partner, Parrish,
Fryman & Marcum Co., L.P.A.

Barry S. Porter, Retired Chief Financial Officer,
The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Perry D. Thatcher, President and CEO,
Ample Industries, Inc.

DIRECTORS EMERITI

Arthur W. Bidwell, Thomas C. Blake, Merle F. Brady, Don S. Cisle, Jr., Edward N. Dohn, Richard J. Fitton, Vaden Fitton,
F. Elden Houts, Robert M. Jones, Charles T. Koehler, Barry J. Levey, Robert W. Long, Joseph L. Marcum, Robert Q. Millan, Frank C. Neal, James L. Pease, Jr., C. Wesley Rowles, Joel H. Schmidt, Hon. C. William Verity, Jr.

OFFICERS

President and Chief Executive Officer
Stanley N. Pontius

Executive Vice President
James C. Hall

Senior Vice President and Chief Financial Officer
C. Douglas Lefferson

Senior Vice President, Information Technology
Rex A. Hockemeyer

Senior Vice President
Mark W. Immelt

Senior Vice President, Human Resources
Brian D. Moriarty

Senior Vice President and Chief Lending Officer
C. Thomas Murrell, III

Senior Vice President, Risk Management
Robert C. Oberg

First Vice President, Investments
Gary A. Eppley

Vice President, Controller
J. Franklin Hall

Vice President, Assistant Controller
Elizabeth E. Fontaine

Vice President, Business Development and Marketing
Cheryl R. Lipp

Vice President and Director of Asset/Liability Management
Lawrence P. Mulligan, Jr.

Legal Officer and Secretary
Janie McCauley

                                   FINANCIALS

Asset/liability management is a key factor in the financial performance of First Financial Bancorp. During 2002, our company focused on opportunities for interest rate adjustments that would positively impact the margin without jeopardizing customer relationships. This disciplined approach made a significant contribution to Bancorp's success in managing the margin and in improving its financial performance. In fact, during the past decade we have consistently ranked among the top five Ohio and Indiana publicly traded bank holding companies with regard to net interest margin.

[PHOTO OF MULLIGAN, LEFFERSON, HALL]

(L to R) Lawrence P. Mulligan, Vice President and Director of Asset/Liability Management, C. Douglas Lefferson, Senior Vice President and Chief Financial Officer and J. Franklin Hall, Vice President and Controller.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

                             FIRST FINANCIAL BANCORP

      The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (Bancorp). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the consolidated financial statements and accompanying notes. All dollar amounts, except per share data, are expressed in thousands of dollars.

      Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio, having rescinded its financial holding company election effective July 31, 2002. Management initially believed that becoming a financial holding company under the Gramm-Leach-Bliley Act of 1999 would be beneficial. Bancorp later withdrew its election of financial holding company status because its strategic plans did not include utilizing the expanded activities for which it qualified under the structure. The only activity Bancorp pursued as a financial holding company was its direct ownership of an insurance agency. In conjunction with the change Bancorp transferred its insurance agency, Flagstone Insurance and Financial Services, to one of Bancorp's subsidiaries, Heritage Community Bank. Additionally, because financial holding companies can engage in expanded activities, they are subject to more stringent regulatory requirements than those that apply to bank holding companies. Previously disclosed operational issues (credit quality, Bank Secrecy Act) at Community First Bank & Trust might have caused Bancorp to be unable to continue as a financial holding company. Since the financial holding company activities were not necessary for Bancorp to achieve its strategic plans, Bancorp decided to withdraw its election. Bancorp's change in status from a financial holding company to a bank and savings and loan holding company has not had any impact on the earnings or financial position of the company or disrupted any of Bancorp's strategic plans. As of December 31, 2002, Bancorp owned eleven subsidiaries operating in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include seven commercial banks, one savings bank, a service corporation for Bancorp's subsidiaries, a statutory trust company (established to facilitate the issuance of trust preferred securities), and a registered investment advisory company.

      On January 25, 2001, Bancorp announced that its board of directors had approved a multi-year plan (Project Renaissance) to focus on regionalization and market expansions designed to increase long-term shareholder value. The end result of this multi-phased regionalization strategy was to have Bancorp's banking affiliates operate as four regional financial institutions on a common data processing system. Bancorp initiated this plan to gain efficiencies through consolidation, to provide a structure with a smaller number of subsidiaries that could more easily be managed, and to better position the company for growth, for instance by reducing operational burdens on certain employees and enabling them to focus more on customer sales and service. All the data processing conversions were completed and three of the four regional financial institutions have been formed.

      The first of Bancorp's new regional affiliates was formed in November of 2001 when four of the holding company's financial institutions in southeastern Indiana (Peoples Bank and Trust, Sunman; Farmers State Bank, Liberty; Union Bank & Trust, North Vernon; and Vevay Deposit Bank, Vevay) were merged under the new name, Heritage Community Bank, and converted to a common data processing system.

      During the second and third quarters of 2002, several Project Renaissance benchmarks were achieved. First, in May 2002, the data processing conversions at Community First Bank & Trust, Citizens First State Bank, The Clyde Savings Bank Company, Fidelity Federal Savings Bank, and Indiana Lawrence Bank were completed. Also in May 2002, Bancorp's new family of proprietary mutual funds, The Legacy Funds Group, was introduced to the public. Additionally, on July 19, 2002, First National Bank of Southwestern Ohio and Hebron Deposit Bank were merged and converted to the new system to form Bancorp's second new regional bank, known as First Financial Bank, National Association.

      Designed to serve northwestern Indiana and southern Michigan, Bancorp's third regional financial institution was formed in November 2002, when Sand Ridge Bank, Highland, Indiana; Bright National Bank, Flora, Indiana; and National Bank of Hastings, Hastings, Michigan, merged and converted to the new system.

      Subject to regulatory approval, Bancorp has been planning to combine its remaining banking affiliates (Community First Bank & Trust, Citizens First State Bank, The Clyde Savings Bank Company, Fidelity Federal Savings Bank, and Indiana Lawrence Bank) during 2003. Given the credit-quality issues at Community First, Bancorp's management is currently considering alternative consolidation options.

      Bancorp approved a stock repurchase plan on October 24, 2000. Bancorp purchased 567,495 shares during 2002 to complete the authorized repurchase of
2.4 million shares under this plan. Under another stock repurchase program approved on February 26, 2002, Bancorp was authorized to repurchase up to 5% of its outstanding shares as of the approval date. Bancorp repurchased 1,272,205 shares under the 2002 plan during the year. On February 25, 2003, Bancorp's Board of Directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program.

      The major components of Bancorp's operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp's financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on pages 27 through 48.

RECENT MERGERS AND ACQUISITIONS

      In February of 2003, Flagstone Insurance and Financial Services, an affiliate of Bancorp's Heritage Community Bank, completed the cash purchase of the Wilson Lawson Meyers Insurance Agency of Connersville, Indiana. While the transaction is not material from a financial perspective, Bancorp looks forward to the opportunity for increased market share in southeastern Indiana.

      On December 31, 2001, Bancorp completed its purchase of certain assets and assumption of certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana. This division operates as part of Bancorp's Community First Bank & Trust affiliate.

OVERVIEW OF OPERATIONS

      Bancorp's net earnings increased 11.4% to $48,235 in 2002, compared to net earnings of $43,309 in 2001. Bancorp's diluted earnings per share increased 15.4% to $1.05, from $0.91 in 2001.

      The 2002 earnings increased over 2001 as a result of significantly lower provision for loan loss expense, due primarily to reduced net charge-offs. Bancorp's reserve for loan losses as a percentage of loans increased to 1.75% at the end of 2002 from 1.63% in 2001. The uncertain economy and continued decline in interest rates were two factors that influenced Bancorp's 2002 results. The effect of an uncertain economy created reduced loan demand in some of Bancorp's markets. Declining interest rates resulted in lower loan and investment yields in an environment where it was increasingly difficult to lower rates on deposits correspondingly. These factors were reflected in Bancorp's net interest income which showed a modest decline in 2002 from 2001. Noninterest income, excluding security gains, increased 4.95%. This positive variance, however, was more than offset by a 6.05% increase in noninterest expense.

      Total assets at December 31, 2002, were $3,729,952, a decrease of $124,842 or 3.24% from year-end 2001. Total assets decreased as a result of loans, net of unearned income, decreasing $124,161. Reference the Loans section of the Management's Discussion and Analysis for further discussion.

      Bancorp's net earnings decreased 25.6% to $43,309 in 2001, compared to net earnings of $58,222 in 2000. Bancorp's diluted earnings per share decreased 23.5% to $0.91, from $1.19 in 2000.

      Bancorp's earnings for 2001 were impacted by a dramatic drop in interest rates and a slowing economy, in addition to its planned regionalization and expansion expenses. Net interest income for 2001 decreased 2.93%. Higher-than-normal nonperforming assets and loan charge-offs, along with a slowing economy


FIRST FINANCIAL BANCORP                                                       15

                           TABLE 1 - FINANCIAL SUMMARY

                                                                  2002          2001          2000          1999         1998
                                                               ----------    ----------    ----------    ----------    ----------
                                                                           (Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS
Interest income                                                $  241,008    $  289,745    $  313,303    $  281,018    $  261,076
Tax equivalent adjustment                                           4,108         4,405         4,899         5,246         4,862
                                                               ----------    ----------    ----------    ----------    ----------
    Interest income - tax equivalent                              245,116       294,150       318,202       286,264       265,938
Interest expense                                                   78,251       126,780       145,424       117,194       110,434
                                                               ----------    ----------    ----------    ----------    ----------
    NET INTEREST INCOME - TAX EQUIVALENT                       $  166,865    $  167,370    $  172,778    $  169,070    $  155,504
                                                               ==========    ==========    ==========    ==========    ==========
Interest income                                                $  241,008    $  289,745    $  313,303    $  281,018    $  261,076
Interest expense                                                   78,251       126,780       145,424       117,194       110,434
                                                               ----------    ----------    ----------    ----------    ----------
    NET INTEREST INCOME                                           162,757       162,965       167,879       163,824       150,642
Provision for loan losses                                          16,174        26,813        11,300         9,232         8,247
Noninterest income                                                 56,699        54,242        48,401        43,766        41,106
Noninterest expenses                                              132,512       124,954       118,018       121,735       107,845
                                                               ----------    ----------    ----------    ----------    ----------
    Income before income taxes                                     70,770        65,440        86,962        76,623        75,656
Income tax expense                                                 22,535        22,131        28,740        26,300        24,684
                                                               ----------    ----------    ----------    ----------    ----------
    NET EARNINGS                                               $   48,235    $   43,309    $   58,222    $   50,323(2) $   50,972
                                                               ==========    ==========    ==========    ==========    ==========
Tax equivalent basis was calculated using a
  35.0% tax rate in all years presented

PER SHARE DATA (1)
    NET EARNINGS - BASIC                                       $     1.05    $     0.91    $     1.19    $     1.02    $     1.03
                                                               ==========    ==========    ==========    ==========    ==========
    NET EARNINGS - DILUTED                                     $     1.05    $     0.91    $     1.19    $     1.02    $     1.03
                                                               ==========    ==========    ==========    ==========    ==========
Cash dividends declared
    First Financial Bancorp                                    $     0.60    $     0.60    $     0.57    $     0.54    $     0.50
    Sand Ridge Financial Corporation(3)                               N/A           N/A          $N/A    $     4.75    $    18.00
    Hebron Bancorp, Inc.(4)                                           N/A           N/A          $N/A    $     1.50    $     5.50
Average common shares outstanding - basic (in thousands)           45,881        47,428        48,776        49,191        49,333
Average common shares outstanding - diluted (in thousands)         46,001        47,479        48,862        49,335        49,531

SELECTED YEAR-END BALANCES
Total assets                                                   $3,729,952    $3,854,794    $3,932,512    $3,940,693    $3,538,869
Earning assets                                                  3,407,769     3,505,791     3,604,916     3,572,755     3,253,574
Investment securities held-to-maturity                             21,571        20,890        24,800        31,765        37,782
Investment securities available-for-sale                          605,345       595,600       564,762       490,126       550,394
Loans, net of unearned income                                   2,748,088     2,872,249     3,008,066     3,036,376     2,654,146
Deposits                                                        2,922,434     3,085,093     3,151,428     2,991,213     2,872,067
Noninterest-bearing demand deposits                               422,453       448,330       419,878       408,712       392,999
Interest-bearing demand deposits                                  328,204       346,039       306,356       314,735       307,752
Savings deposits                                                  841,336       782,640       739,376       778,405       758,808
Time deposits                                                   1,330,441     1,508,084     1,685,818     1,489,361     1,412,508
Long-term borrowings                                              290,051       260,345       205,216       161,799       120,777
Shareholders' equity                                              377,603       384,543       395,132       372,539       358,265

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                                   94.40%        93.71%       100.76%        98.28%        89.07%
Net charge-offs to loans                                             0.53%         0.71%         0.37%         0.20%         0.24%
Shareholders' equity to
    Total assets                                                    10.34%        10.26%         9.62%         9.93%        10.46%
    Deposits                                                        13.03%        12.72%        12.45%        12.61%        12.64%
Return on assets                                                     1.30%         1.12%         1.48%         1.37%         1.53%
Return on equity                                                    12.54%        10.94%        15.34%        13.75%        14.59%
Net interest margin                                                  4.71%         4.55%         4.59%         4.79%         4.86%
Net interest margin (tax equivalent basis)                           4.83%         4.67%         4.72%         4.94%         5.02%

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


16                                                       FIRST FINANCIAL BANCORP
and other individual customer-specific factors considered in determining the adequacy of the allowance for loan and lease losses, resulted in a significant increase in the provision for loan loss expense. A 12.1% increase in noninterest income and continued expense control contributed favorably to Bancorp's 2001 results.

      Bancorp's return on equity for 2002 was 12.5%, which compares to 10.9% and 15.3% for 2001 and 2000, respectively. Bancorp's return on assets for 2002 was 1.30%. This compares with return on assets of 1.12% and 1.48% for 2001 and 2000, respectively.

      Core net earnings exclude one-time expenses associated with Project Renaissance, Bancorp's regionalization and expansion plan. Management believes a discussion of core net earnings is valuable due to the non-recurring nature of the expenses. Project Renaissance expenses, net of tax, were $2,641 and $3,172 for 2002 and 2001 respectively. Core net earnings increased 9.46% to $50,876 versus core net earnings of $46,481 in 2001. Core diluted net earnings per share increased 13.3% to $1.11 in 2002, compared to $0.98 in 2001.

      Core net earnings in 2001 decreased 20.6% to $46,481 versus core net earnings of $58,508 in 2000. Core net earnings exclude one-time expenses associated with Project Renaissance, as well as 2000 costs associated with the merger of two Bancorp affiliates, First Financial Bank and Home Federal Bank, a Federal Savings Bank. Core diluted net earnings per share decreased 18.3% to $0.98 in 2001, compared to $1.20 in 2000.

      Excluding Project Renaissance expenses in 2002, Bancorp's return on equity was 13.2% and its return on assets was 1.37%. Comparable ratios for 2001, excluding Project Renaissance expenses, were return on equity of 11.7% and return on assets of 1.20%.

NET INTEREST INCOME

      Net interest income, Bancorp's principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp's net interest income for the years 1998 through 2002 is shown in Table 1.

      Interest income was $241,008 in 2002, a decrease of $48,737 or 16.8% from 2001. The decrease in interest income was primarily the result of a declining interest rate environment beginning in 2001 and continuing through 2002 which impacted Bancorp's variable rate loans. Interest income was also adversely impacted as average loan balances decreased $130,007 or 4.46%. The greatest contributing factor to the decline in average loan balances was a planned reduction in residential real estate loans. Residential real estate loan demand remained high due to refinancing activity into lower fixed-rate mortgages. However, at a low point in the interest rate cycle, Bancorp's strategy was to sell a majority of these mortgage loans while retaining the servicing and customer relationships. A decline in other loan categories was partially the result of decreased demand due to the effect of an uncertain economy.

      Total interest expense was $78,251 in 2002, a decrease of $48,529 from 2001. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 2.70% during 2002 from 4.18% during 2001.

      Net interest income, the difference between total interest income and total interest expense, decreased $208 or 0.13% during 2002 as a result of the factors discussed previously. The 50 basis point reduction in rates initiated by the Federal Reserve on November 6, 2002, caused net interest margin compression and lower net interest income in the fourth quarter, which resulted from non-parallel rate shifts in the earning asset and deposit rate curves. Bancorp expects continued margin compression in 2003 as a result of the most recent rate cut, continued downward repricing of adjustable rate earning assets, and replacement of assets in a lower rate environment. One of the ways Bancorp intends to offset the effects of the margin compression is by increasing production of earning assets through its sales network.

      The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 4.27% for 2002 and 3.91% for 2001. The net interest margin (net interest income divided by average earning assets) increased 16 basis points, to 4.71% in 2002 from 4.55% in 2001. Throughout 2002, Bancorp's balance sheet was asset-sensitive. An asset-sensitive position suggests that a declining rate environment will negatively influence net interest income as earning assets will reprice downward more quickly than interest-bearing liabilities. Given the dramatic drop in rates in 2001 and 2002, Bancorp did well to increase the margin. The

            TABLE 2 - VOLUME/RATE ANALYSIS - TAX EQUIVALENT BASIS (1)

                                                             2002 change from 2001 due to        2001 change from 2000 due to
                                                           --------------------------------    --------------------------------
                                                            VOLUME       RATE       TOTAL       VOLUME       RATE        TOTAL
                                                           --------    --------    --------    --------    --------    --------
                                                                                   (Dollars in thousands)
INTEREST INCOME
    Loans                                                  $(10,867)   $(32,951)   $(43,818)   $(13,701)   $(10,228)   $(23,929)
    Investment securities (2)
         Taxable                                              2,585      (4,999)     (2,414)      2,229      (2,985)       (756)
         Tax-exempt                                            (632)       (221)       (853)     (1,000)       (191)     (1,191)
                                                           --------    --------    --------    --------    --------    --------
           Total investment securities interest (2)           1,953      (5,220)     (3,267)      1,229      (3,176)     (1,947)
    Interest-bearing deposits with other banks                  (29)       (227)       (256)        195        (301)       (106)
    Federal funds sold and securities
         purchased under agreements to resell                  (836)       (857)     (1,693)      2,075        (145)      1,930
                                                           --------    --------    --------    --------    --------    --------
         TOTAL                                               (9,779)    (39,255)    (49,034)    (10,202)    (13,850)    (24,052)
INTEREST EXPENSE
    Interest-bearing demand deposits                             38      (3,212)     (3,174)        552      (1,084)       (532)
    Savings deposits                                          1,377      (8,354)     (6,977)        (12)     (3,597)     (3,609)
    Time deposits                                           (11,865)    (26,238)    (38,103)      2,443      (4,704)     (2,261)
    Short-term borrowings                                       513      (1,801)     (1,288)    (11,110)     (4,814)    (15,924)
    Long-term borrowings                                      1,145        (271)        874       4,299        (617)      3,682
    Corporation-obligated mandatorily redeemable capital
         securities of subsidiary trust                         139           0         139         N/A         N/A         N/A
                                                           --------    --------    --------    --------    --------    --------
         TOTAL                                               (8,653)    (39,876)    (48,529)     (3,828)    (14,816)    (18,644)
                                                           --------    --------    --------    --------    --------    --------
         NET INTEREST INCOME                               $ (1,126)   $    621    $   (505)   $ (6,374)   $    966    $ (5,408)
                                                           ========    ========    ========    ========    ========    ========

(1)   Tax equivalent basis was calculated using a 35.0% tax rate.

(2) Includes both investment securities held-to-maturity and investment securities available-for-sale.


2002 ANNUAL REPORT                                                            17
margin is also influenced by the composition of the earning assets and funding sources. Reallocation of balances in federal funds sold to higher yielding investment securities, and the increase in noninterest-bearing deposits positively impacted the net interest margin in 2002.

      For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

      The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp's net interest income on a tax equivalent basis during the years indicated. The combined effect of changes in volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on page 27.

      Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 10 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2002, 2001, and 2000 was $7,767, $7,541, and $6,622,
respectively.

NONINTEREST INCOME AND NONINTEREST EXPENSES

      A listing of noninterest income and noninterest expenses for 2002, 2001, and 2000 is reported in Table 3.

NONINTEREST INCOME

      2002 VS. 2001. Excluding securities gains, 2002 noninterest income increased $2,670 or 4.95% over 2001. This increase was driven by an increase in gains on sales of mortgage loans, other noninterest income and trust revenue offset by a decrease in service charges. Service charges on deposit accounts were lower by $783 or 3.85% partially due to lower nonsufficient fund fees. Gains from sales of mortgage loans increased $1,503 or 51.3%. Gains on sale of loans was positively impacted by a low interest rate environment throughout 2002, which increased mortgage lending activity, particularly refinancings. While mortgage originations were high, Bancorp sold the majority of these loans while maintaining the servicing and customer relationships. Other noninterest income increased $1,334 or 8.39% as the result of ongoing insurance revenue and the sale of third-party mutual funds. Trust fee revenues increased 4.17% over the same period in 2001 due to improved pricing. The 2002 increase is an impressive result in a year when equity asset market values have decreased. Included in other income for the full year of 2002 were impairment charges of $496 against the mortgage-servicing asset in a valuation reserve. These mortgage servicing right charges reduced noninterest income and were a result of increased prepayment speeds on mortgages.

      2001 VS. 2000. Excluding securities gains, 2001 noninterest income increased $5,578 or 11.5% over 2000. For the same period, service charges on deposits increased 8.31%, fueled by growth in core deposits and re-pricing of certain service fees. Trust revenues increased 3.79% due to a revised pricing structure and new business development. Decreased market values of the underlying securities held in trust limited the increase in trust revenues. Gains on the sales of mortgage loans increased to $2,929 from $1,018 in 2000. Gains on sale of loans increased due to increased mortgage lending activity driven by a falling interest rate environment and Bancorp's strategy of selling the majority of the originated mortgage loans. Other noninterest income was up 10.9% as a result of increased insurance agency revenues, sales of third-party mutual funds, and increased credit insurance sales.

NONINTEREST EXPENSES

      2002 VS. 2001. Noninterest expenses increased $7,558 or 6.05% over 2001. The category with the most significant increase was salary and employee benefits. This increase is partially related to increased staff which includes new income-generating personnel and strengthened administrative staff in the areas of risk management, loan administration including problem credits, and financial control. An increase of $946 in health care costs for 2002 versus 2001 also

              TABLE 3 - NONINTEREST INCOME AND NONINTEREST EXPENSES

                                                   2002                  2001                     2000
                                           --------------------    ------------------      -------------------
                                                       % CHANGE                % CHANGE                 % CHANGE
                                                       INCREASE                INCREASE                 INCREASE
                                             TOTAL    (DECREASE)     TOTAL    (DECREASE)     TOTAL     (DECREASE)
                                           ---------    -----      ---------    -----      ---------     -----
                                                                   (Dollars in thousands)
NONINTEREST INCOME
    Service charges on deposit accounts    $  19,565     (3.8%)    $  20,348      8.3%     $  18,786      13.0%
    Trust revenues                            15,385      4.2%        14,769      3.8%        14,230       6.1%
    Gains from sales of mortgage loans         4,432     51.3%         2,929    187.7%         1,018     (66.0%)
    Other                                     17,228      8.4%        15,894     10.9%        14,328      34.1%
                                           ---------               ---------               ---------
         Subtotal                             56,610      4.9%        53,940     11.5%        48,362      10.6%
    Investment securities gains                   89      N/M            302      N/M             39       N/M
                                           ---------               ---------               ---------
         TOTAL                             $  56,699      4.5%     $  54,242     12.1%     $  48,401      10.6%
                                           =========    =====      =========    =====      =========     =====
NONINTEREST EXPENSES
    Salaries and employee benefits         $  71,619     10.1%     $  65,061      2.3%     $  63,606       3.2%
    Net occupancy                              7,973      6.7%         7,475      1.0%         7,402       5.5%
    Furniture and equipment                    7,729     22.1%         6,332     (0.7%)        6,374       1.9%
    Data processing                            7,817      7.8%         7,254    (13.9%)        8,427      11.7%
    Deposit insurance                            609      1.2%           602     11.1%           542      (1.6%)
    State taxes                                1,747     (8.7%)        1,913    (21.3%)        2,432      20.1%
    Amortization of intangibles                  847    (68.0%)        2,650    (18.9%)        3,268     (11.1%)
    Restructuring charge                           0      N/M              0      N/M           (353)      N/M
    Other                                     34,171      1.5%        33,667     27.9%        26,320       0.8%
                                           ---------               ---------               ---------
         TOTAL                             $ 132,512      6.0%     $ 124,954      5.9%     $ 118,018      (3.1%)
                                           =========    =====      =========    =====      =========     =====

N/M = Not meaningful

18                                                       FIRST FINANCIAL BANCORP
contributed to a rise in salary and employee benefit expense. Higher overtime expenses related to the data processing conversions also contributed to an increase in this category. Additionally, personnel efficiencies were not fully recognized in 2002 as it was the primary year of transition in regard to Project Renaissance. Bancorp expects to recognize these efficiencies in 2003. Net occupancy expenses increased due to routine maintenance and increased property tax. Furniture and equipment expenses were higher as a result of increased lease expense associated with new personal computer equipment. A portion of the increase in other expenses was related to increased credit and collection and legal expenses associated with credit-quality issues. The significant decrease in amortization expense is due to goodwill no longer being amortized per new statements of financial accounting standards effective January 1, 2002.

      Project Renaissance expenses for 2002 impacted the noninterest expense categories of furniture and equipment, data processing, and other noninterest expense. The total of these expenses was approximately $4,063 on a pre-tax basis, the majority of which were recorded in the "other" category.

      2001 VS. 2000. Bancorp's 2001 salaries and employee benefits, net occupancy and furniture and equipment increased moderately as shown in Table 3, as Bancorp realized savings associated with the 2000 in-market consolidation of two affiliates, First Financial Bank and Home Federal Bank. Data processing decreased as a result of the in-market consolidation and the initial positive effects of Project Renaissance.

      Total Project Renaissance expenses in 2001 were $4,880 related to salaries and employee benefits, equipment disposals, and early termination of certain data processing agreements. The majority of the Project Renaissance expenses were recorded in the "other" category resulting in the 27.9% increase in the category over 2000. Of the $4,880 recognized in 2001, $3,867 was recorded in the fourth quarter of 2001.

      The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp's efficiency ratio was 60.4%, 57.6%, and 54.6%, for 2002, 2001, and 2000, respectively.

INCOME TAXES

      Bancorp's tax expense in 2002 totaled $22,535 compared to $22,131 in 2001 and $28,740 in 2000, resulting in effective tax rates of 31.8%, 33.8%, and 33.0% in 2002, 2001, and 2000, respectively. The decrease in 2002's effective tax rate is primarily due to an increase in tax-exempt income through investments and bank owned life insurance. The 2001 effective tax rate increased slightly, primarily as a result of less tax-exempt interest income.

      Further analysis of income taxes is presented in Note 14 of the Notes to Consolidated Financial Statements.

LOANS

      Loans, net of unearned income, decreased $124,161 or 4.32% during 2002 with average balances declining 4.46%. The greatest contributing factor to the decline in average loan balances was a planned reduction in residential real estate loans. Residential real estate loan demand remained high due to refinancing activity into lower fixed-rate mortgages. However, during what was thought to be a low point in the interest rate cycle, Bancorp's strategy was to sell a majority of these mortgage loans while retaining the servicing and customer relationships. Subsequent to the Federal Reserve's last interest rate cut in November 2002, Bancorp modified this approach. In 2003, Bancorp expects to retain more residential real estate loans while appropriately managing interest rate risk and the overall loan portfolio mix. An uncertain economy throughout 2002 created less loan demand in all loan categories exclusive of residential real estate. Bancorp experienced the effects of an uncertain economy not only through loan demand, but also through elevated credit risk in the current portfolio. This uncertainty also flows through to the underwriting process in Bancorp's overall risk assessment of new credits. Installment loan balances were impacted by competitive pricing from automobile manufacturers and the increased use of mortgage refinancings to consolidate consumer debt. Leasing, while one of Bancorp's smaller lines of business, declined as Bancorp placed less emphasis on the low profit margin automobile leasing business.

      Total loans, net of unearned income, declined $135,817 or 4.52% during 2001, and average loan balances were down 5.07%. A slowing economy in the last half of 2001 impacted loan demand. Lower loan balances were also a result of Bancorp's plan to hold fewer real estate loans. While residential real estate loan demand remained high in 2001 due to refinancing activity into lower fixed-rate loans, Bancorp's strategy in 2001, given a lower point in the interest rate cycle, was to sell a majority of these mortgage loans while retaining the servicing and customer relationships.

      Bancorp's loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2002, which exceeded 10.0% of total loans.

      Bancorp's subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp's loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans.

      At December 31, 2002, real estate mortgage loans composed 49.8% of Bancorp's total loan portfolio and installment loans composed another 20.3% of the total loan portfolio. Commercial loans equaled 25.1% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.80% of the portfolio. In 2002 end-of-period commercial loans decreased $114,027 or 14.2% from 2001 to 2002 partially due to a reclassification of approximately $70,000 from commercial loans to real estate loans. Prior periods were not restated due to its immateriality to the total balance sheet and total loans. Real estate mortgage loans increased $21,972 or 1.63% for the same period.

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

                            TABLE 4 - LOAN PORTFOLIO

                                                         DECEMBER 31,
                              ------------------------------------------------------------------
                                 2002          2001         2000           1999          1998
                              ----------    ----------    ----------    ----------    ----------
                                                    (Dollars in thousands)
Commercial                    $  690,656    $  804,683    $  787,436    $  769,454    $  689,524
Real estate - construction        89,674        75,785        97,571       111,458        74,205
Real estate - mortgage         1,368,207     1,346,235     1,438,339     1,467,591     1,306,065
Installment                      556,975       588,549       618,489       623,091       537,156
Credit card                       22,068        22,846        24,182        22,408        21,306
Lease financing                   21,031        36,139        46,068        46,508        29,212
                              ----------    ----------    ----------    ----------    ----------
    TOTAL                     $2,748,611    $2,874,237    $3,012,085    $3,040,510    $2,657,468
                              ==========    ==========    ==========    ==========    ==========


2002 ANNUAL REPORT                                                            19

                    TABLE 5 - LOAN MATURITY/RATE SENSITIVITY

                                                    DECEMBER 31, 2002
                                                        Maturity

                                                  AFTER ONE
                                   WITHIN        BUT WITHIN       AFTER
                                  ONE YEAR       FIVE YEARS     FIVE YEARS         TOTAL
                                  --------       ----------     ----------         -----
                                                    (Dollars in thousands)
Commercial                        $375,768        $178,142        $136,746        $690,656
Real estate - construction          78,177          11,187             310          89,674
                                  --------        --------        --------        --------
        TOTAL                     $453,945        $189,329        $137,056        $780,330
                                  ========        ========        ========        ========

                                        Sensitivity to changes in interest rates

                                               PREDETERMINED    VARIABLE
                                                   RATE           RATE
                                                   ----           ----
                                                  (Dollars in thousands)
Due after one year but within five years        $ 69,769        $119,560
Due after five years                              82,639          54,417
                                                --------        --------
        TOTAL                                   $152,408        $173,977
                                                ========        ========

of mortgage loans. End-of-period commercial loans increased $17,247 or 2.19% from 2000 to 2001. Real estate mortgage loans decreased $92,104 or 6.40% for the same period.

       Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans, and loans secured by savings, stocks, or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small-business loans, agricultural loans, equipment loans, and lines of credit.

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

       Bancorp subsidiaries receive requests to renew maturing loans as a normal part of business. Such requests are especially common with commercial loans and with real estate loans that are scheduled to mature before being fully amortized. The requests are reviewed by the subsidiary's loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications, or denied. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate, an increase in collateral, or the initiation of monthly principal payments.

       Table 5 indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2002. Loans due after one year are classified according to their sensitivity to changes in interest rates.

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

       Management records the provision in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio of each subsidiary. Management's evaluation in establishing the provision includes such factors as historical loss and recovery experience, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, lending personnel experience and changes, lending strategies, and ratios of delinquent and nonaccrual loans. The evaluation is inherently subjective as it requires material

                         TABLE 6 - NONPERFORMING ASSETS

                                                                                 DECEMBER 31,
                                                    2002            2001            2000           1999            1998
                                                    ----            ----            ----           ----            ----
                                                                           (Dollars in thousands)
Nonaccrual loans                                  $21,456         $24,628         $17,346         $11,283         $7,481
Restructured loans                                  5,375           1,291             265           2,244            691
Other real estate owned (OREO)                      2,792           2,338           1,075           1,707            221
                                                  -------         -------         -------         -------         ------
        TOTAL NONPERFORMING ASSETS                $29,623         $28,257         $18,686         $15,234         $8,393
                                                  =======         =======         =======         =======         ======

Nonperforming assets as a percent of total
  loans plus OREO                                    1.08%           0.98%           0.62%           0.50%          0.32%

Accruing loans past due 90 days or more           $ 6,818         $ 4,728         $ 2,414         $ 2,777         $2,923


20                                                       FIRST FINANCIAL BANCORP

     TABLE 7 - SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS

                                                         2002            2001           2000            1999            1998
                                                         ----            ----           ----            ----            ----
                                                                                (Dollars in thousands)
Transactions in the allowances for loan losses:

Balance at January 1                                   $46,784         $39,349         $39,340         $34,800         $31,660
Loans charged-off
   Commercial                                            7,865          13,573           6,439           4,120           4,022
   Real estate - construction                                0               5              32               0               0
   Real estate - mortgage                                1,821           2,096           1,098             325             352
   Installment and other consumer financing              8,340           7,450           5,881           4,484           3,720
   Lease financing                                       1,847             508             194             432             293
                                                       -------         -------         -------         -------         -------
        Total loans charged-off                         19,873          23,632          13,644           9,361           8,387

Recoveries of loans previously charged-off
   Commercial                                            2,849             766             620           2,340           1,541
   Real estate - construction                                0               0               0               0               0
   Real estate - mortgage                                  440             549             191              79              99
   Installment and other consumer financing              1,742           1,440           1,474           1,114             800
   Lease financing                                          61              37              68              36              34
                                                       -------         -------         -------         -------         -------
        Total recoveries                                 5,092           2,792           2,353           3,569           2,474
                                                       -------         -------         -------         -------         -------
        Net charge-offs                                 14,781          20,840          11,291           5,792           5,913
Allowance acquired through mergers                           0           1,462               0               0             806
Provision for discontinued product line                      0               0               0           1,100               0
Provision for loan losses                               16,174          26,813          11,300           9,232           8,247
                                                       -------         -------         -------         -------         -------
        BALANCE AT DECEMBER 31                         $48,177         $46,784         $39,349         $39,340         $34,800
                                                       =======         =======         =======         =======         =======
Ratios
   Net charge-offs as a percent of:
      Average loans outstanding                           0.53%           0.71%           0.37%           0.20%           0.24%
      Provision                                          91.39%          77.72%          99.92%          62.74%          71.70%
      Allowance                                          30.68%          44.55%          28.69%          14.72%          16.99%
   Allowance as a percent of:
        Year-end loans, net of unearned income            1.75%           1.63%           1.31%           1.30%           1.31%


             TABLE 8 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                           DECEMBER 31,
                             -----------------------------------------------------------------------

                                      2002                   2001                    2000
                             ----------------------  ----------------------  ----------------------
                                                                              (Dollars in thousands)
                                         PERCENT OF             PERCENT OF              PERCENT OF
                                          LOANS TO               LOANS TO                LOANS TO
                             ALLOWANCE  TOTAL LOANS  ALLOWANCE  TOTAL LOANS  ALLOWANCE  TOTAL LOANS
                             ---------  -----------  ---------  -----------  ---------  -----------
Balance at end of
period applicable to:
Commercial                    $15,729        25%      $12,210        28%      $11,061        26%
Real estate - construction         43         3%          445         3%          376         3%
Real estate - mortgage         13,702        50%       15,431        47%        8,853        48%
Installment and credit card    11,276        21%       11,804        21%       11,399        21%
Lease financing                   441         1%          921         1%          756         2%
Unallocated                     6,986       N/A%        5,973       N/A         6,904       N/A
                              -------       ---       -------       ---       -------       ---
        TOTAL                 $48,177       100%      $46,784       100%      $39,349       100%
                              =======       ===       =======       ===       =======       ===

                                              DECEMBER 31,
                             -----------------------------------------------
                                     1999                     1998
                              ----------------------  ----------------------
                                         PERCENT OF              PERCENT OF
                                          LOANS TO                LOANS TO
                              ALLOWANCE  TOTAL LOANS  ALLOWANCE  TOTAL LOANS
                              ---------  -----------  ---------  -----------
Balance at end of
period applicable to:
Commercial                     $ 8,221       25%      $ 9,909        26%
Real estate - construction         470        4%          910         3%
Real estate - mortgage           8,798       48%        5,395        49%
Installment and credit card     10,978       21%        9,750        21%
Lease financing                    477        2%          630         1%
Unallocated                     10,396      N/A         8,206       N/A
                               -------      ---       -------       ---
        TOTAL                  $39,340      100%      $34,800       100%
                               =======      ===       =======       ===

2002 ANNUAL REPORT                                                            21
estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The evaluation of these factors is completed by a group of senior officers from the financial and lending areas.

       The allowance for commercial loans, including time and demand notes, tax exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on Bancorp's internal system of credit risk ratings, historical loss data, and the estimated average expected life of the portfolio.

       The estimate of losses inherent in the commercial portfolio may then be adjusted for management's estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies and other influencing factors as discussed earlier in the Asset Quality section. In the commercial portfolio, certain loans where more specific information is available, typically larger-balance non-homogeneous exposures, a specific allowance may be established based on the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

       The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, overdrafts, and student loans is established for each of the categories listed by estimating losses inherent in that particular category of consumer loans. The estimate of losses is based on historical loss rates and the estimated average life or contractual maturity of each portfolio. Consumer loans are evaluated as a group within category (i.e., retail real estate, installment, etc.) because these loans are smaller and homogeneous.

       The unallocated portion of the allowance consists partially of dollar amounts specifically set aside for each of the overall factors influencing the allowance. These factors include national and economic factors, concentrations in market segments, lending personnel experiences and changes, lending strategies, personnel underwriting, ratio trends, and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but is supported by economic data, supporting dated material for changes made in lending functions and other support where appropriate.

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

       A slowing economy in the last half of 2001, which continued throughout 2002, negatively impacted asset quality for much of the financial industry including Bancorp. Total nonperforming assets, as shown in Table 6, increased from $28,257 at December 31, 2001, to $29,623 at December 31, 2002.
Nonperforming assets consist of nonaccrual loans, restructured loans and other real estate owned. In comparing December 31, 2002, with December 31, 2001, nonaccrual loans decreased $3,172, restructured loans increased $4,084, and other real estate owned increased $454. The nonperforming assets do not consist of a concentration in any particular industry. The decrease in nonaccrual loans in 2002 was a result of Bancorp's efforts to work through problem credits. As nonaccrual loans were addressed, certain loans were rewritten and are now classified as restructured loans which accounts for the significant increase in restructured loans from 2001 to 2002. Additionally OREO remained at elevated levels in 2002 as Bancorp worked through problem credits and acquired more property through customer loan defaults.

       As Bancorp has worked problem credits out of its portfolio, additional credits have been moved into nonperforming. In the fourth quarter of 2001, Bancorp classified one agricultural credit of approximately $6,900 as nonperforming. This credit was paid off in 2002 and resulted in a charge-off of $2,500.

        Net charge-offs of $14,781 in 2002 decreased $6,059 from 2001, decreasing their percentage to average loans to 0.53% in 2002 from 0.71% in 2001 as shown in Table 7. Commercial loans charged off increased significantly from 2000 to 2001 as a result of worsening economic factors in the Midwest and credit issues at Community First Bank & Trust. In 2002 commercial charge-offs decreased substantially as credit issues stabilized compared with 2001. Installment and other consumer financing charge-offs continued to increase in 2002 as

                         TABLE 9 - INVESTMENT SECURITIES

                                                                           DECEMBER 31, 2002
                                                                                Maturing

                                                                AFTER ONE BUT           AFTER FIVE BUT
                                      WITHIN ONE YEAR         WITHIN FIVE YEARS        WITHIN TEN YEARS         AFTER TEN YEARS
                                      ---------------         -----------------        ----------------         ---------------
                                   AMOUNT      YIELD (1)    AMOUNT      YIELD (1)    AMOUNT      YIELD (1)    AMOUNT    YIELD (1)
                                   ------      ---------    ------      ---------    ------      ---------    ------    ---------
                                                                     (Dollars in thousands)
HELD-TO-MATURITY
Mortgage-backed securities(2)    $      3         9.98%    $    402        7.13%    $  1,118         9.90%    $    702       5.70%
Obligations of state and other
   political subdivisions           1,360         7.45%      13,207        8.67%       2,475         9.00%       2,214       7.80%
Other securities                       90         8.30%           0        0.00%           0         0.00%           0       0.00%
                                 --------                  --------                 --------                  --------
         TOTAL                   $  1,453         7.51%    $ 13,609        8.62%    $  3,593         9.28%    $  2,916       7.29%
                                 ========     ========     ========    ========     ========     ========     ========   ========
AVAILABLE-FOR-SALE
Securities of other U.S.
   government agencies
   and corporations              $ 18,299         3.50%    $114,545        3.70%    $  2,252         6.85%    $    287       2.82%
Mortgage-backed securities(2)       1,909         6.34%       6,559        4.09%      43,055         4.81%     254,273       5.82%
Obligations of state and other
   political subdivisions           4,703         8.07%      23,530        7.89%      28,185         7.90%      63,770       7.59%
Other securities                        0         0.00%         317        5.75%         235         6.35%      43,426       5.37%
                                 --------                  --------                 --------                  --------
         TOTAL                   $ 24,911         4.58%    $144,951        4.40%    $ 73,727         6.06%    $361,756       6.08%
                                 ========     ========     ========    ========     ========     ========     ========   ========

----------
(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.

(2) 18.1% of the mortgage-backed securities maturing after five years are variable rate.


22                                                       FIRST FINANCIAL BANCORP
economic conditions, including record levels of bankruptcies, affected Bancorp's markets. Bancorp anticipates that this consumer trend will stabilize in 2003 in regard to its portfolio. However the future effect of the uncertain economy and geopolitical climate is difficult to predict. As charge-offs have increased over the periods presented, there are more opportunities for recoveries of loans previously charged off. Bancorp has focused on these opportunities, resulting in increased recoveries in 2002. The $2,849 in commercial recoveries in 2002 include a single recovery of $1,432. The allowance at December 31, 2002, was $48,177 or 1.75% of loans, net of unearned income, an increase from the 1.63% reported for 2001. Provision for loan loss expense of $16,174 was $10,639 less in 2002 than in 2001. The provision for loan loss expense was significantly less based on Bancorp's efforts to work through problem credits and a significant reduction in net charge-offs. Overall, it is management's belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

       In 2001, total nonperforming assets increased 51.2% from $18,686 at year-end 2000 to $28,257 at year-end 2001. Net charge-offs increased to 0.71% from 0.37% of total average loans as shown in Table 7. During 2001, Bancorp increased its provision for loan losses 137% to $26,813 from $11,300 in 2000. The increase in provision expense in 2001 from 2000 was necessary as a result of an uncertain economy, particularly in the Midwest markets Bancorp serves and credit quality issues at Bancorp's Community First Bank & Trust subsidiary. Agriculture- and manufacturing-related loans at certain Bancorp affiliates also contributed to the increase. The allowance at December 31, 2001, was $46,784 or 1.63% of loans, net of unearned income, which compares to $39,349 or 1.31% of loans, net of unearned income, at December 31, 2000. In comparing December 31, 2001, with December 31, 2000, nonaccrual loans increased $7,282, restructured loans increased $1,026, other real estate owned increased $1,263, and accruing loans past due 90 days or more increased $2,314.

       Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 10 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

       Bancorp's investment securities increased $10,422 or 1.69% during 2002 to a balance of $626,912. Similarly in 2001, investment securities increased $26,928 or 4.57%. Bancorp follows a conservative investment policy, investing primarily for liquidity management purposes and interest rate risk management.

       Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 21.6% of the investment portfolio at December 31, 2002, and 16.0% at year-end 2001. One structured note was included in the U.S. government agencies and corporations securities category at December 31, 2002, with a book value of $3,567. There were no structured notes included in the U.S. government agencies and corporations securities category at December 31, 2001. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2002 and 2001, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

       Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 49.1% and 53.5% of the investment portfolio at December 31, 2002 and 2001, respectively. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as FHLMC, FNMA, and the Government National Mortgage Association (GNMA). Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 99.0% of Bancorp's MBSs are classified as available-for-sale.

       CMOs total $42,461 at December 31, 2002, and $71,503 at December 31, 2001, all of which were classified as available-for-sale. All of the CMOs held by Bancorp are rated AAA by Standard & Poor's Corporation or similar rating agencies. Bancorp did not own any interest-only securities, principal-only securities, or inverse floaters. At December 31, 2002, Bancorp owned accrual bonds with a book value of $2,295.

       Securities of state and other political subdivisions composed 22.2% of Bancorp's investment portfolio at December 31, 2002, and 23.8% at year-end 2001. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 86.2% of such investments at December 31, 2002, and 88.0% at December 31, 2001, were classified as available-for-sale.

       The remaining 7.10% and 6.70% of Bancorp's investment portfolio at December 31, 2002 and 2001, respectively, termed "other securities," was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

       Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2002, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

       At December 31, 2002, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $526. The available-for-sale investment securities are reported at their market value of $605,345, as required by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 2001, the market value of Bancorp's held-to-maturity investment securities portfolio exceeded the carrying value by $657. The available-for-sale investment securities are reported at their market value of $595,600. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

       Bancorp's federal funds sold and securities purchased under agreements to resell increased from $3,381 at December 31, 2001, to $28,291 at December 31, 2002. Bancorp monitors this position as part of its asset/liability management.

DERIVATIVES

       In 2002, Bancorp began utilizing interest rate swap agreements to assist in effectively modifying its exposure to interest rate risk by converting certain fixed rate assets to a floating rate. The use of these interest rate swaps allows Bancorp's subsidiary banks to offer long-term fixed rate loans to commercial borrowers. The interest rate swaps allow Bancorp to convert the fixed interest rate to a variable rate that better suits its funding position. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. As of December 31, 2002, Bancorp had interest rate swaps with a notional value of $5,012.

DEPOSITS AND BORROWINGS

       Bancorp's subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts, and time deposits of various maturities and rates.

       Total ending deposits for 2002 decreased $162,659 or 5.27%. This decrease is due largely to time deposits decreasing $177,643 or 11.8%. Bancorp believes a portion of the decrease is due to the historically low rate environment. Additionally, Bancorp's funding and pricing strategies resulted in planned runoff in this category. Savings deposits increased $58,696 or 7.50% in 2002. Bancorp believes that a portion of the increase in savings is attributable to customers seeking FDIC-insured liquid investment alternatives in this low rate environment.

       Total average deposits for 2002 decreased $160,191 or 5.15% over 2001 due solely to the decrease in time deposits. Other average deposit categories increased over 2001 as follows: savings increased by $74,654 or 9.74%, noninterest-bearing increased $8,175 or 2.05%, and interest-bearing demand deposits increased $1,897 or 0.63%.

       Total deposits decreased $66,335 or 2.10% in 2001. Comparing Bancorp's totals at December 31, 2001, and 2000, interest-bearing deposits decreased $94,787 and noninterest-bearing demand deposits increased $28,452.


2002 ANNUAL REPORT                                                            23

                     TABLE 10 - MATURITIES OF TIME DEPOSITS
                        GREATER THAN OR EQUAL TO $100,000

                                DECEMBER 31, 2002
                             (Dollars in thousands)


CERTIFICATES OF DEPOSIT
Maturing in
  3 months or less                                                 $ 88,634
  3 months to 6 months                                               42,581
  6 months to 12 months                                              52,014
  over 12 months                                                     59,576
                                                                   --------
        TOTAL                                                      $242,805
                                                                   ========

IRAS
Maturing in
  3 months or less                                                 $  7,555
  3 months to 6 months                                                7,186
  6 months to 12 months                                               9,339
  over 12 months                                                     34,784
                                                                   --------
        TOTAL                                                      $ 58,864
                                                                   ========

     Total average deposits for 2001 increased $62,912 or 2.06% over 2000. The increase is due to an 8.88% increase in interest-bearing demand deposits and a 2.73% increase in time deposits. All other deposit categories remained relatively flat.

     Table 10 shows the contractual maturity of time deposits of $100 and over that were outstanding at December 31, 2002. These deposits represented 10.3% of total deposits.

     Short-term borrowings increased to $95,180 at December 31, 2002, from $93,452 at December 31, 2001. Short-term borrowings decreased from $146,568 at December 31, 2000, to $93,452 at December 31, 2001.

     Long-term borrowings increased $29,706 to $290,051 at the end of 2002. Likewise, the 2001 year-end balance was $55,129 greater than the 2000 year-end balance of $205,216. The increase in long-term borrowings is associated with ongoing asset/liability management strategies that take into account the timing of maturities of assets and liabilities among many other factors.

     The corporation-obligated mandatorily redeemable capital securities (the "capital securities") of subsidiary trust, which appears on the balance sheet, are commonly known as Trust Preferred Securities. The subsidiary trust holds solely the junior subordinated debt securities of Bancorp (the "debentures"). The capital securities were issued in third quarter 2002 by a statutory business trust -- First Financial (OH) Statutory Trust I, of which 100% of the common equity of the trust is owned by Bancorp. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole assets of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of Bancorp. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees.

     The debentures qualify as Tier I capital under Federal Reserve Board guidelines and are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2002, is $10,000. These funds were used to repurchase Bancorp stock and for other corporate purposes and as a means to diversify funding sources at the parent company level. See Note 13 of the Notes to Consolidated Financial Statements for additional information on borrowings.

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

     Liquidity may be used to fund capital expenditures. Capital expenditures were $3,276 for 2002 and $8,111 for 2001. Capital expenditures planned for the year 2003, consisting primarily of banking centers, are estimated to be $10,300.

     Bancorp subsidiaries' source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

     Liquidity is derived primarily from core deposit growth, principal payments received on loans and investment securities, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank (FHLB) as a funding source. At December 31, 2002 and 2001, total borrowings from the FHLB were $290,051 and $260,345, respectively.

       Bancorp's bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2002, was $269,678. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $605,345 at December 31, 2002, an increase of $9,745 or 1.64% over 2001. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $1,453 at December 31, 2002. In addition, other types of assets - such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year - are sources of liquidity.

       Certain restrictions exist regarding the ability of Bancorp's subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp's liquidity. Bancorp has secured a $50,000 line of credit with another financial institution. This line provides additional liquidity for Bancorp for various corporate activities. The outstanding balance was $30,500 as of December 31, 2002, and $23,500 as of December 31, 2001. The outstanding balance of this line varies throughout the year depending on Bancorp's cash needs. The average outstanding balance was $27,163 for 2002 and $14,210 for 2001.

INTEREST RATE SENSITIVITY

       Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 2002, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies, and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

       The data in Table 11 was aggregated by type of financial instrument: fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, and other fixed and variable rate interest-bearing liabilities, and interest rate swaps. Bancorp has no assets held for trading, and as such, the table presents instruments entered into for purposes other than trading purposes. For interest rate swaps, the table includes notional amounts and weighted average interest rates by contractual maturity dates. The variable receive rates are tied to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.


24                                                       FIRST FINANCIAL BANCORP

                       TABLE 11 - MARKET RISK DISCLOSURE

                                                                                                                       FAIR VALUE
                                                                      Principal Amount Maturing In:                    DECEMBER 31,
                                         2003       2004        2005      2006        2007    THEREAFTER    TOTAL          2002
                                         ----       ----        ----      ----        ----    ----------    -----          ----
                                                                       (Dollars in thousands)
RATE SENSITIVE ASSETS
Fixed interest rate loans              $226,703  $  123,594   $116,386   $107,617   $75,858   $510,985    $1,161,143   $1,176,408
   Average interest rate                   7.22%       8.87%      8.70%      7.99%     7.84%      7.04%         7.58%
Variable interest rate loans            473,189      68,134     45,994     57,741    57,627    884,751     1,587,436    1,591,479
   Average interest rate                   5.38%       5.56%      6.46%      6.26%     6.20%      6.87%         6.31%
Fixed interest rate securities           26,196      61,086     53,728     21,738    22,008    388,034       572,790      573,307
   Average interest rate                   4.06%       3.94%      3.07%      4.60%     4.70%      4.71%         4.44%
Variable interest rate securities            --          --         --         --        --     54,126        54,126       54,135
   Average interest rate                     --          --         --         --        --         --          4.12%        4.12%
Other earning assets                     32,765          --         --         --        --         --        32,765       32,765
   Average interest rate                   0.98%         --         --        --         --         --          0.98%

RATE SENSITIVE LIABILITIES
Noninterest-bearing checking            422,453          --         --         --        --         --       422,453      422,453
Savings and interest-bearing checking   116,954   1,052,586         --         --        --         --     1,169,540    1,169,540
   Average interest rate                   0.62%       0.62%        --         --        --         --          0.62%
Time deposits                           866,489     280,952     80,445     17,458    69,631     15,466     1,330,441    1,344,459
   Average interest rate                   2.85%       3.63%      3.88%      4.53%     4.66%      2.19%         3.19%
Fixed interest rate borrowings            1,200      16,500      7,000     26,172    27,000    212,179       290,051      321,355
   Average interest rate                   4.96%       5.73%      5.77%      5.27%     5.67%      5.08%         5.20%
Variable interest rate borrowings        95,180          --         --         --        --     10,000       105,180      105,180
   Average interest rate                   1.37%         --         --         --        --       4.80%         1.69%

INTEREST RATE DERIVATIVES
Interest Rate Swaps
Fixed to variable                                                                                5,012        5,012
   Average pay rate (fixed)                                                                       7.42%        7.42%
   Average receive rate (variable)                                                                4.07%        4.07%

     In November of 2001, Bancorp's board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Bancorp had no stand-alone derivative products prior to the adoption of this policy. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. At December 31, 2002, Bancorp had interest rate swaps, with a notional value of $5,012.

     The primary source of market risk for the financial instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent. Bancorp's risk exposure can be characterized as asset sensitive. That is, as market rates fall, there are more assets repricing down to the new rates than the amount of liabilities that reprice. This exposure has impacted the net interest income over the last two years. Looking forward, Bancorp has some exposure to rising rates. While many market sensitive loans and investments are immediately repriceable with changes in market rates, which would positively impact interest income, the non-maturity interest-bearing deposit account (savings, money market, and NOW accounts) rates may move differently than is currently assumed in the modeling.

     Within the interest rate risk exposure, a majority of Bancorp's commercial loans reprice with the Prime Rate. Across the time horizon of the yield curve, other rate risk exposures occur with the U.S. Treasury CMT (constant maturity treasury) rates, as those rates are the primary index rates for adjustable rate mortgages, in the one, three, and five year periods. The deposit rates typically depend on local market conditions, somewhat influenced by national market rates. Borrowing rates are impacted by changes in LIBOR and the Federal Home Loan Bank advance rates for various term structures.

     All banking institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp's net interest margin to swings in interest rates, to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp's subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity, and the earning of an adequate return on shareholders' equity. The management of the risk includes objectives to minimize the adverse changes to net interest income, typically exercised through adjusting rates paid on deposit accounts, managing the volume of assets generated, and monitoring loan rates. Long-term funding is used to fund longer-term assets that are generated within the loan and investment portfolios.

     Bancorp has a holding company asset/liability committee, comprised of holding company officers and representatives of various subsidiaries with a variety of disciplines. The committee's function is to develop policies and guidelines, monitor results and initiate strategies for effective asset/liability management throughout Bancorp's subsidiaries.

CAPITAL

       Total shareholders' equity at December 31, 2002 and 2001, was $377,603 and $384,543, respectively. The decrease in shareholders' equity for 2002 was primarily the result of increased stock repurchase activity.

       On January 25, 2000, the board of directors authorized Bancorp to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time


2002 ANNUAL REPORT                                                            25
under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. Under this program, Bancorp repurchased no shares in 2002 and 276,000 shares in 2001.

       On October 24, 2000, the board of directors authorized an additional program to repurchase up to 5% of Bancorp's common shares outstanding. This share repurchase program is for general corporate purposes including future stock dividends. Under this program, Bancorp repurchased 567,495 shares in 2002 and 1,571,500 shares in 2001. The 2002 purchases completed the authorized repurchase activity for this plan.

       On February 26, 2002, the board of directors authorized a new stock repurchase program for up to 5% of Bancorp's common shares outstanding. This program provides shares for general corporate purposes including future stock dividends. Repurchase activity under this plan was 1,272,205 shares in 2002.

       On February 27, 2001, Bancorp's board of directors declared a 5% stock dividend and a quarterly cash dividend of 15 cents per share for each post-stock-dividend share. Both the stock dividend and the quarterly cash dividend were distributed on April 2, 2001.

       The dividend payout ratio was 57.0%, 65.6%, and 47.9%, for 2002, 2001, and 2000, respectively. The dividend payout is continually reviewed by management and the board of directors.

       Bancorp has consistently maintained regulatory capital ratios at or above the "well-capitalized" standards. For further detail on capital ratios, see Note 15 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

       Bancorp's consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require estimates and assumptions. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on Bancorp's future financial condition and results of operations. In management's opinion, some of these areas have a more significant impact than others on Bancorp's financial reporting. For Bancorp, these areas currently include accounting for the allowance for loan losses, pension costs, and goodwill.

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

26                                                       FIRST FINANCIAL BANCORP

                            STATISTICAL INFORMATION

                                                                                   (Unaudited)
                                                      2002                             2001                          2000
                                         ---------------------------     ----------------------------   ---------------------------
                                         BALANCE    INTEREST  YIELD      BALANCE    INTEREST    YIELD   BALANCE     INTEREST  YIELD
                                         -------    --------  -----      -------    --------    -----   -------     --------  -----
                                            DAILY AVERAGE BALANCES AND INTEREST RATES: (Tax equivalent basis; dollars in thousands)
EARNING ASSETS
   Loans (1)
      Commercial (2)                   $  749,072   $ 58,010   7.74%  $   792,568   $  73,399  9.26%  $  788,668   $ 81,048  10.28%
      Real estate (2)                   1,417,770     95,236   6.72%    1,465,334     117,352  8.01%   1,586,313    126,170   7.95%
      Installment
         and other consumer               590,580     52,921   8.96%      616,714      58,162  9.43%     649,606     65,199   10.04%
      Lease financing (2)                  28,295      2,197   7.76%       41,107       3,269  7.95%      46,924      3,694   7.87%
                                       ----------   --------          -----------   ---------         ----------    -------
         Total loans                    2,785,717    208,364   7.48%    2,915,723     252,182  8.65%   3,071,511    276,111   8.99%

   Investment securities (3)
      Taxable                             486,188     24,871   5.12%      441,513      27,285  6.18%     407,564     28,041   6.88%
      Tax-exempt (2)                      141,636     11,047   7.80%      149,704      11,900  7.95%     162,257     13,091   8.07%
                                       ----------   --------          -----------   ---------         ----------    -------
         Total investment
            securities (3)                627,824     35,918   5.72%      591,217      39,185  6.63%     569,821     41,132   7.22%
   Interest-bearing deposits
      with other banks                     14,202        340   2.39%       14,972         596  3.98%      11,203        702   6.27%
   Federal funds sold and securities
      purchased under agreements
      to resell                            28,654        494   1.72%       59,470       2,187  3.68%       4,157        257   6.18%
                                       ----------   --------          -----------   ---------         ----------    -------
   TOTAL EARNING ASSETS                 3,456,397    245,116   7.09%    3,581,382     294,150  8.21%   3,656,692    318,202   8.70%

NONEARNING ASSETS
   Allowance for loan losses              (48,341)                        (40,758)                       (40,360)
   Cash and due from banks                131,730                         133,644                        141,951
   Accrued interest and other assets      180,264                         183,103                        186,295
                                       ----------                     -----------                     ----------
   TOTAL ASSETS                        $3,720,050                     $ 3,857,371                     $3,944,578
                                       ==========                     ===========                     ==========

INTEREST-BEARING LIABILITIES
   Deposits
      Interest-bearing demand          $  301,358      2,891  0.96%   $   299,461       6,065  2.03%  $  275,048      6,597  2.40%
      Savings                             841,054      8,416  1.00%       766,400      15,393  2.01%     766,886     19,002  2.48%
      Time                              1,402,037     50,789  3.62%     1,646,954      88,892  5.40%   1,603,214     91,153  5.69%
                                       ----------   --------          -----------   ---------         ----------    -------
         Total interest-bearing
            deposits                    2,544,449     62,096  2.44%     2,712,815     110,350  4.07%   2,645,148    116,752  4.41%
   Borrowed funds
      Short-term borrowings                90,188      1,727  1.91%        75,240       3,015  4.01%     316,537     18,939  5.98%
      Long-term borrowings                265,034     14,289  5.39%       243,868      13,415  5.50%     166,290      9,733  5.85%
      Corporation-obligated mandatorily
       redeemable capital securities of
       subsidiary trust                     2,658        139  5.23%             0           0   N/A            0          0   N/A
                                       ----------   --------          -----------   ---------         ----------    -------
         Total borrowed funds             357,880     16,155  4.51%       319,108      16,430  5.15%     482,827     28,672  5.94%
                                       ----------   --------          -----------   ---------         ----------    -------
   TOTAL INTEREST-BEARING LIABILITIES   2,902,329     78,251  2.70%     3,031,923     126,780  4.18%   3,127,975    145,424  4.65%
NONINTEREST-BEARING LIABILITIES
   Noninterest-bearing demand deposits    406,639                         398,464                        403,219
   Other liabilities                       26,464                          31,194                         33,852
   SHAREHOLDERS' EQUITY                   384,618                         395,790                        379,532
                                       ----------   --------          -----------   ---------         ----------    -------
   TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY             $3,720,050                     $ 3,857,371                     $3,944,578
                                       ==========                     ===========                     ==========
   NET INTEREST INCOME AND
      INTEREST RATE SPREAD                          $166,865  4.39%                 $ 167,370  4.03%               $172,778  4.05%
                                                    ========  ====                  =========  ====                ========  ====
   NET INTEREST MARGIN                                        4.83%                            4.67%                         4.72%
                                                              ====                             ====                          ====


(1) Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 35.0%.

(3) Includes both investment securities held-to-maturity and investment securities available-for-sale.


2002 ANNUAL REPORT                                                            27

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                     2002                 2001
                                                                                     ----                 ----
                                                                                       (Dollars in thousands)
ASSETS
   Cash and due from banks                                                       $   181,839         $   211,130
   Interest-bearing deposits with other banks                                          4,474              13,671
   Federal funds sold and securities purchased under agreements to resell             28,291               3,381
   Investment securities held-to-maturity
        (market value of $22,097 at December 31, 2002;
                         $21,547 at December 31, 2001)                                21,571              20,890
   Investment securities available-for-sale, at market value
        (cost of $587,131 at December 31, 2002;
                 $586,946 at December 31, 2001)                                      605,345             595,600
   Loans
      Commercial                                                                     690,656             804,683
      Real estate - construction                                                      89,674              75,785
      Real estate - mortgage                                                       1,368,207           1,346,235
      Installment                                                                    556,975             588,549
      Credit card                                                                     22,068              22,846
      Lease financing                                                                 21,031              36,139
                                                                                 -----------         -----------
         Total loans                                                               2,748,611           2,874,237
   Less
      Unearned income                                                                    523               1,988
      Allowance for loan losses                                                       48,177              46,784
                                                                                 -----------         -----------
         Net loans                                                                 2,699,911           2,825,465
   Premises and equipment                                                             56,348              60,575
   Goodwill                                                                           27,379              27,379
   Other intangibles                                                                   9,147               8,842
   Deferred income taxes receivable                                                    4,107                   0
   Accrued interest and other assets                                                  91,540              87,861
                                                                                 -----------         -----------
        TOTAL ASSETS                                                             $ 3,729,952         $ 3,854,794
                                                                                 ===========         ===========

LIABILITIES
   Deposits
      Noninterest-bearing                                                        $   422,453         $   448,330
      Interest-bearing                                                             2,499,981           2,636,763
                                                                                 -----------         -----------
        Total deposits                                                             2,922,434           3,085,093
   Short-term borrowings
      Federal funds purchased and securities sold under
        agreements to repurchase                                                      55,766              67,641
      Other                                                                           39,414              25,811
                                                                                 -----------         -----------
        Total short-term borrowings                                                   95,180              93,452
   Federal Home Loan Bank long-term borrowings                                       290,051             260,345
   Corporation-obligated mandatorily redeemable capital
     securities of subsidiary trust                                                   10,000                   0
   Deferred income taxes payable                                                           0               1,388
   Accrued interest and other liabilities                                             34,684              29,973
                                                                                 -----------         -----------
        TOTAL LIABILITIES                                                          3,352,349           3,470,251

SHAREHOLDERS' EQUITY
   Common stock -- no par value
      Authorized -- 160,000,000 shares
      Issued -- 48,558,614 shares in 2002
                48,570,346 shares in 2001                                            396,252             396,631
   Retained earnings                                                                  39,005              18,244
   Accumulated comprehensive income                                                    8,189               5,348
   Restricted stock awards                                                            (4,022)             (2,563)
   Treasury stock, at cost, 3,554,691 and 1,970,411 shares                           (61,821)            (33,117)
                                                                                 -----------         -----------
        TOTAL SHAREHOLDERS' EQUITY                                                   377,603             384,543
                                                                                 -----------         -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 3,729,952         $ 3,854,794
                                                                                 ===========         ===========

See Notes to Consolidated Financial Statements.


28                                                       FIRST FINANCIAL BANCORP

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                    2002                2001                2000
                                                                                    ----                ----                ----
                                                                                   (Dollars in thousands, except per share data)
INTEREST INCOME
   Loans, including fees                                                         $   208,131        $   251,951        $    275,804
   Investment securities
      Taxable                                                                         24,871             27,285              28,041
      Tax-exempt                                                                       7,172              7,726               8,499
                                                                                 -----------        -----------        ------------
         Total investment securities interest                                         32,043             35,011              36,540
   Interest-bearing deposits with other banks                                            340                596                 702
   Federal funds sold and securities purchased under agreements to resell                494              2,187                 257
                                                                                 -----------        -----------        ------------
        TOTAL INTEREST INCOME                                                        241,008            289,745             313,303

INTEREST EXPENSE
   Deposits                                                                           62,096            110,350             116,752
   Short-term borrowings                                                               1,727              3,015              18,939
   Long-term borrowings                                                               14,289             13,415               9,733
   Corporation-obligated mandatorily redeemable capital
      securities of subsidiary trust                                                     139                  0                   0
                                                                                 -----------        -----------        ------------
        TOTAL INTEREST EXPENSE                                                        78,251            126,780             145,424
                                                                                 -----------        -----------        ------------
        NET INTEREST INCOME                                                          162,757            162,965             167,879
   Provision for loan losses                                                          16,174             26,813              11,300
                                                                                 -----------        -----------        ------------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                          146,583            136,152             156,579

NONINTEREST INCOME
   Service charges on deposit accounts                                                19,565             20,348              18,786
   Trust revenues                                                                     15,385             14,769              14,230
   Gains from sales of mortgage loans                                                  4,432              2,929               1,018
   Investment securities gains                                                            89                302                  39
   Other                                                                              17,228             15,894              14,328
                                                                                 -----------        -----------        ------------
        TOTAL NONINTEREST INCOME                                                      56,699             54,242              48,401
NONINTEREST EXPENSES
   Salaries and employee benefits                                                     71,619             65,061              63,606
   Net occupancy                                                                       7,973              7,475               7,402
   Furniture and equipment                                                             7,729              6,332               6,374
   Data processing                                                                     7,817              7,254               8,427
   Deposit insurance                                                                     609                602                 542
   State taxes                                                                         1,747              1,913               2,432
   Amortization of intangibles                                                           847              2,650               3,268
   Restructuring charge                                                                    0                  0                (353)
   Other                                                                              34,171             33,667              26,320
                                                                                 -----------        -----------        ------------
        TOTAL NONINTEREST EXPENSES                                                   132,512            124,954             118,018
                                                                                 -----------        -----------        ------------
        INCOME BEFORE INCOME TAXES                                                    70,770             65,440              86,962
   Income tax expense                                                                 22,535             22,131              28,740
                                                                                 -----------        -----------        ------------
        NET EARNINGS                                                             $    48,235        $    43,309        $     58,222
                                                                                 ===========        ===========        ============
NET EARNINGS PER SHARE - BASIC                                                   $      1.05        $      0.91        $       1.19
                                                                                 ===========        ===========        ============
NET EARNINGS PER SHARE - DILUTED                                                 $      1.05        $      0.91        $       1.19
                                                                                 ===========        ===========        ============
AVERAGE SHARES OUTSTANDING - BASIC                                                45,880,649         47,427,921          48,775,547
                                                                                 ===========        ===========        ============
AVERAGE SHARES OUTSTANDING - DILUTED                                              46,000,801         47,479,315          48,862,287
                                                                                 ===========        ===========        ============


See Notes to Consolidated Financial Statements.


2002 ANNUAL REPORT                                                            29

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                     -----------------------------------
                                                                                       2002         2001         2000
                                                                                     ---------    ---------    ---------
                                                                                           (Dollars in thousands)
OPERATING ACTIVITIES
  Net earnings                                                                       $  48,235    $  43,309    $  58,222
  Adjustments to reconcile net earnings to net cash
    provided by operating activities
    Provision for loan losses                                                           16,174       26,813       11,300
    Provision for depreciation and amortization                                          9,172        8,797        9,707
    Net amortization of premiums and accretion of discounts
      on investment securities                                                           1,151           12         (528)
    Deferred income taxes                                                               (7,524)          79        2,175
    Realized gains on investment securities                                                (89)        (302)         (39)
    Originations of mortgage loans held for sale                                      (221,703)    (186,571)    (171,012)
    Gains from sales of mortgage loans held for sale                                    (4,432)      (2,929)      (1,018)
    Proceeds from sale of mortgage loans held for sale                                 223,893      187,448      171,161
    Increase in cash surrender value of life insurance                                  (8,527)      (1,775)      (6,467)
    Decrease (increase) in interest receivable                                           4,111        6,527       (3,031)
    (Increase) decrease in prepaid expenses                                               (956)         530         (881)
    Increase (decrease) in accrued expenses                                              8,807          660       (3,146)
    (Decrease) increase in interest payable                                             (3,074)      (5,536)       3,986
    Other                                                                               (1,101)         318       (3,589)
                                                                                     ---------    ---------    ---------
        Net cash provided by operating activities                                       64,137       77,380       66,840

INVESTING ACTIVITIES
  Proceeds from calls, paydowns, and maturities of investment
     securities available-for-sale                                                     242,076      219,864       58,858
  Purchases of investment securities available-for-sale                               (243,583)    (245,279)     (79,144)
  Proceeds from calls, paydowns, and maturities of investment securities
    held-to-maturity                                                                     3,994       12,085       11,773
  Purchases of investment securities held-to-maturity                                   (4,414)      (7,910)      (4,365)
  Net decrease (increase) in interest-bearing deposits with other banks                  9,197      (10,423)       5,619
  Net (increase) decrease in federal funds sold and
    securities purchased under agreements to resell                                    (24,910)         659        1,581
  Net decrease (increase) in loans and leases                                           98,621      108,922      (28,494)
  Proceeds from disposal of other real estate owned                                      4,608        1,773        2,882
  Recoveries from loans and leases previously charged-off                                5,092        2,792        2,353
  Purchases of premises and equipment                                                   (3,276)      (8,111)      (5,461)
                                                                                     ---------    ---------    ---------
        Net cash provided by (used in) investing activities                             87,405       74,372      (34,398)

FINANCING ACTIVITIES

  Net (decrease) increase in total deposits                                           (162,659)     (66,335)     160,215
  Net increase (decrease) in short-term borrowings                                       1,728      (53,116)    (235,550)
  Proceeds from long-term borrowings                                                    29,706       55,129       43,417
  Proceeds from corporate-obligated mandatorily redeemable capital securities of
    subsidiary trust                                                                    10,000            0            0
  Cash dividends                                                                       (27,474)     (28,400)     (27,901)
  Purchase of common stock                                                             (32,910)     (30,057)     (16,518)
  Proceeds from exercise of stock options                                                  776           99          116
                                                                                     ---------    ---------    ---------
        Net cash used in financing activities                                         (180,833)    (122,680)     (76,221)
                                                                                     ---------    ---------    ---------
  (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (29,291)      29,072      (43,779)
  Cash and cash equivalents at beginning of year                                       211,130      182,058      225,837
                                                                                     ---------    ---------    ---------
        CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $ 181,839    $ 211,130    $ 182,058
                                                                                     =========    =========    =========

SUPPLEMENTAL DISCLOSURES

  Interest paid                                                                      $  81,325    $ 132,316    $ 141,438
                                                                                     =========    =========    =========
  Income taxes paid                                                                  $  25,110    $  24,839    $  31,233
                                                                                     =========    =========    =========
  Recognition of deferred tax liabilities attributable to SFAS No. 115               $  (3,685)   $  (2,000)   $  (5,142)
                                                                                     =========    =========    =========
  Acquisition of other real estate owned through foreclosure                         $   5,667    $   3,263    $   2,423
                                                                                     =========    =========    =========
  Issuance of restricted stock awards                                                $   3,273    $   2,826    $     773
                                                                                     =========    =========    =========
  Securitization of loans                                                            $       0    $       0    $  40,737
                                                                                     =========    =========    =========

See Notes to Consolidated Financial Statements.

30                                                       FIRST FINANCIAL BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
           ----------------------------------------------------------

                                    COMMON      COMMON                ACCUMULATED    RESTRICTED    TREASURY    TREASURY
                                    STOCK       STOCK     RETAINED   COMPREHENSIVE     STOCK        STOCK      STOCK
                                    SHARES      AMOUNT    EARNINGS       INCOME        AWARDS       SHARES     AMOUNT     TOTAL
                                  ----------   --------   --------   -------------   ----------   ----------   --------   --------
                                                                        (Dollars in thousands)

Balances at December 31, 1999     46,869,107   $373,447   $  5,904   $      (6,398)  $     (414)  $        0   $      0   $372,539
Net earnings                                                58,222                                                          58,222
Unrealized holding gains on
  securities available for sale
  arising during the period                                                  8,353                                           8,353
                                                                                                                           --------
Total comprehensive income                                                                                                  66,575
Cash dividends declared
  (Bancorp - $0.57 per share)                              (27,901)                                                        (27,901)
Purchase of common stock                                                                            (940,500)   (16,515)   (16,515)
Exercise of stock options,
  net of shares purchased             16,729        116                                                                        116
Restricted stock awards               41,900        773                                    (773)        (110)        (3)        (3)
Amortization of restricted
  stock awards                                                                              321                                321
                                  ----------   --------   --------   -------------   ----------   ----------   --------   --------
Balances at December 31, 2000     46,927,736    374,336     36,225           1,955         (866)    (940,610)   (16,518)   395,132

Net earnings                                                43,309                                                          43,309
Unrealized holding gains on
  securities available for sale
  arising during the period                                                  3,393                                           3,393
                                                                                                                          --------
Total comprehensive income                                                                                                  46,702
Cash dividends declared
  (Bancorp - $0.60 per share)                              (28,400)                                                        (28,400)
Purchase of common stock                                                                          (1,847,500)   (30,057)   (30,057)
Exercise of stock options,
  net of shares purchased                          (105)                                              12,603        204         99
5% stock dividend                  1,646,021     22,348    (32,890)                                  637,004     10,542          0
Restricted stock awards               (3,411)        52                                  (2,826)     168,092      2,712        (62)
Amortization of restricted
  stock awards                                                                            1,129                              1,129
                                  ----------   --------   --------   -------------   ----------   ----------   --------   --------
Balances at December 31,2001      48,570,346    396,631     18,244           5,348       (2,563)  (1,970,411)   (33,117)   384,543

NET EARNINGS                                                48,235                                                          48,235
UNREALIZED HOLDING GAINS ON
  SECURITIES AVAILABLE FOR SALE
  ARISING DURING THE PERIOD                                                  5,875                                           5,875
UNFUNDED PENSION LOSSES,
  NET OF TAX                                                                (3,034)                                        (3,034)
TOTAL COMPREHENSIVE INCOME                                                                                                  51,076
                                                                                                                          --------
CASH DIVIDENDS DECLARED
  (BANCORP - $0.60 PER SHARE)                              (27,474)                                                        (27,474)
PURCHASE OF COMMON STOCK                                                                          (1,839,700)   (32,910)   (32,910)
EXERCISE OF STOCK OPTIONS,
  NET OF SHARES PURCHASED                          (376)                                              66,835      1,152        776
RESTRICTED STOCK AWARDS              (11,732)        (3)                                 (3,273)     188,585      3,054       (222)
AMORTIZATION OF RESTRICTED
  STOCK AWARDS                                                                            1,814                              1,814
                                  ----------   --------   --------   -------------   ----------   ----------   --------   --------
BALANCES AT DECEMBER 31, 2002     48,558,614   $396,252   $ 39,005   $       8,189   $   (4,022)  (3,554,691)  $(61,821)  $377,603
                                  ==========   ========   ========   =============   ==========   ==========   ========   ========


See Notes to Consolidated Financial Statements.

2002 ANNUAL REPORT                                                            31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               ---------------------------------------------------

      Basis of presentation - The consolidated financial statements of First Financial Bancorp (Bancorp), a bank holding company, principally serving western Ohio, Indiana, northern Kentucky and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompany notes. Actual results could differ from those estimates.

      Interest on loans, securities, and other earning assets is recognized primarily on the accrual basis.

      All dollar amounts, except per share data, are expressed in thousands of dollars.

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

      A commercial loan is impaired when, based on current information and events, it is probable that Bancorp will be unable to collect all amounts due according to the contractual terms of the loan agreement.

      Collection of all amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement.

      Bancorp applies normal loan review procedures in determining whether or not it is probable that it will be able to collect all amounts due according to the contractual terms of a loan.

      An impairment loss is recognized if the present value of expected future cash flows from the loan are less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net deferred loan fees or costs, and unamortized premium or discount, and does not reflect any direct write-down of the investment). The impairment loss is recognized through the use of a valuation allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan's effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral as a practicable expedient. Income recognition on impaired loans is based on the cash basis method.

      The level of allowance maintained is believed by management to be adequate to cover losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on Bancorp's internal system of credit risk ratings, historical loss data, and the estimated average expected life of the portfolio.

      The estimate of losses inherent in the commercial portfolio may then be adjusted for management's estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies and other influencing factors as discussed in the Asset Quality section of Management's Discussion and Analysis. In the commercial portfolio, certain loans where more specific information is available, typically larger-balance non-homogeneous exposures, a specific allowance may be established based on the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

      The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, overdrafts, and student loans is established for each of the categories listed by estimating losses inherent in that particular category of consumer loans. The estimate of losses is based on historical loss rates and the estimated average life or contractual maturity of each portfolio. Consumer loans are evaluated as a group within category (i.e., retail real estate, installment, etc.) because these loans are smaller and homogeneous.

      The unallocated portion of the allowance consists partially of dollar amounts specifically set aside for each of the overall factors influencing the allowance. These factors include national and economic factors, concentrations in market segments, lending personnel experiences and changes, lending strategies, personnel underwriting, ratio trends, and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but is supported by economic data, supporting dated material for changes made in lending functions and other support where appropriate.

      Lease financing - Bancorp principally uses the finance method of accounting for direct lease contracts. Under this method of accounting, a receivable is recorded for the total amount of lease payments due and estimated residual values. Lease income, represented by the excess of the total contract receivable plus estimated equipment residual value over the cost of the related

32                                                       FIRST FINANCIAL BANCORP
equipment, is recorded over the terms of the leases at a level rate of return on the unrecovered net investment.

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

      Reporting comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Accumulated comprehensive income includes the unrealized holding gains from available-for-sale securities arising during the period which were $11,223 at December 31, 2002, and unfunded pension losses, net of taxes which were $3,034 at December 31, 2002.

      Disclosure about segments and related information - Bancorp operates as one community banking segment in contiguous geographic markets.

      Derivative instruments - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was released in June, 1998, and is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Bancorp did not use derivative financial instruments until June 2002, at which time it adopted and follows the provisions of SFAS No. 133.

      Intangible assets - SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets" were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Core deposit intangibles and mortgage servicing rights will continue to be amortized over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

      Bancorp applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement resulted in an increase in net income of $1,172 ($0.02 per share) per year. Bancorp performed the first required impairment tests of goodwill and intangible assets with indefinite lives as of January 1, 2002, and found no adjustment was necessary.

      Since Bancorp was required to recognize an additional minimum liability for its pension accounting, it was required to recognize an intangible asset to the extent of its unrecognized prior service cost. Pursuant to SFAS No. 87 "Employers Accounting for Pensions," this intangible is never amortized directly, but instead the amounts are recalculated at each measurement date which is normally on an annual basis.

      Employee Stock Options - Bancorp has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock options. Bancorp's employee stock options have fixed terms and the exercise price of those stock options equals the market price of the underlying stock on the date of grant. Therefore, no compensation expense was recognized.

            NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
            --------------------------------------------------------

      Bancorp's subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2002 and 2001 were approximately $27,103 and $26,221, respectively.

                         NOTE 3 - BUSINESS COMBINATIONS
                         ------------------------------

Bancorp consummated the following business combinations in 2001:

                                  ACQUISITION                                        PURCHASE
BUSINESS COMBINATIONS                DATE                ASSETS        DEPOSITS       PRICE
--------------------------     -----------------     -------------     ---------     --------
                                                   (Dollars in thousands)
Purchase transactions
  First Community branches     December 31, 2001     $      31,912     $  11,110       Par


      On December 31, 2001, Bancorp purchased certain assets and assumed certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana (First Community). Upon consummation of the merger, these branches began operating as part of Bancorp's Community First Bank & Trust affiliate. The merger was accounted for using the purchase method of accounting; and, accordingly, the consolidated financial statements included First Community's results of operations from the date of acquisition. There were no acquisitions in 2002.

2002 ANNUAL REPORT                                                            33

                                NOTE 4 - GOODWILL
                                -----------------

      SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets" were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

      Bancorp applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement resulted in an increase in net income of $1,172 ($0.02 per share) per year. SFAS No. 142 prescribes testing of goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Bancorp performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002, and no impairment was indicated. Therefore, the second step was not necessary. Goodwill and indefinite-lived intangible assets of each reporting unit must be tested for impairment at least annually. Bancorp has selected October 1 as its date for annual impairment testing. As of October 1, 2002, Bancorp performed step one and concluded that no impairment of goodwill was indicated.

      Net earnings and earnings per share for the years ended December 31, 2000 and 2001, adjusted to exclude amortization expense recognized during that period is shown below:

                                               2001          2000
                                            ----------    ----------
                                             (Dollars in thousands)
Reported net earnings                       $   43,309    $   58,222
Goodwill amortization                            1,172         1,199
                                            ----------    ----------
  Net earnings, excluding goodwill
  amortization                                  44,481        59,421
                                            ==========    ==========

Reported net earnings per share             $     0.91    $     1.19
Goodwill amortization per share                   0.02          0.02
                                            ----------    ----------
  Net earnings per share, excluding
  goodwill amortization                     $     0.93    $     1.21
                                            ==========    ==========
Average shares outstanding                  47,427,921    48,775,547
                                            ==========    ==========

                       NOTE 5 - MORTGAGE SERVICING RIGHTS
                       ----------------------------------

Changes in capitalized mortgage servicing rights are summarized as follows:

                                    2002         2001
                                 ---------     --------
                                 (Dollars in thousands)
Balance at beginning of year     $  4,138      $  3,005
Rights capitalized                  2,242         2,052
Amortization                        (1,176)        (919)
Impairment                            (497)           0
                                 ---------     --------
BALANCE AT END OF YEAR           $  4,707      $  4,138
                                 =========     ========

      The fair value of capitalized mortgage servicing rights was $4,707 at December 31, 2002, and $4,138 at December 31, 2001. Bancorp recognized impairment charges in "other" in the noninterest income section of the Consolidated Statement of Earnings of $497 in 2002 due to a decline in the estimated future value of the servicing cash flows. Valuations are conducted regularly to determine the fair value and any possible impairment of the mortgage servicing right asset. Key assumptions include prepayment speeds, discount rates, inflation, and future operating costs. Bancorp uses market-based data for assumptions related to the valuation of mortgage servicing rights.

      Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $542,288, $545,733, and $560,530 at December 31, 2002, 2001, and 2000,
respectively.

        NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES
        ----------------------------------------------------------------

      Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of these subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for Bancorp's subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2002, Bancorp's subsidiaries had retained earnings of $144,618 of which $8,444 was available for distribution to Bancorp as dividends without prior regulatory approval.

34                                                       FIRST FINANCIAL BANCORP

           NOTE 7 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
           ----------------------------------------------------------

      In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Accounting principles generally accepted in the United States do not require these financial instruments to be recorded in the consolidated balance sheets, statements of earnings, changes in shareholders' equity, or cash flows. However, a discussion of these instruments follows.

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

      Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp's portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers' contractual default. Bancorp has issued standby letters of credit aggregating $33,167 and $24,516 at December 31, 2002, and 2001, respectively.

      Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp's allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

      Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $464,777 and $477,689 at December 31, 2002, and 2001, respectively. Management does not anticipate any material losses as a result of these commitments.

                       NOTE 8 - ACCOUNTING FOR DERIVATIVES
                       -----------------------------------

      In November of 2001, Bancorp's board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. Bancorp follows the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" in accounting for its derivative activities. Bancorp has interest rate swaps that are accounted for as fair value hedges under SFAS No. 133. Bancorp utilizes interest rate swap agreements to effectively modify its exposure to interest rate risk by converting certain fixed rate assets to floating rate. The use of these interest rate swaps allows Bancorp's subsidiary banks to offer a long-term fixed-rate loan to commercial borrowers. The interest rate swaps allow Bancorp to convert the fixed interest rate to a variable rate that better suits its funding position. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. The swaps are accounted for under the short-cut method. These contracts are designated as hedges of specific assets. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset. At December 31, 2002, Bancorp had interest rate swaps with a notional value of $5,012. The fair value of the swaps was an unrealized loss of $301 at December 31, 2002. This amount is included with other assets on the balance sheet. A corresponding fair value adjustment was also included on the balance sheet with the hedged item.

      Bancorp is exposed to losses if a counterparty fails to make its payment under a contract in which Bancorp is in the receiving position. Although collateral or other security may not be obtained, Bancorp minimizes its credit risk by monitoring the credit standing of each counterparty and believes that each will be able to fully satisfy its obligation under the agreement.

2002 ANNUAL REPORT                                                            35

                         NOTE 9 - INVESTMENT SECURITIES
                         ------------------------------

The following is a summary of investment securities as of December 31, 2002:

                                              HELD-TO-MATURITY                             AVAILABLE-FOR-SALE
                                 -------------------------------------------   -------------------------------------------
                                                  UNREALIZED                                    UNREALIZED
                                 AMORTIZED   -------------------     MARKET    AMORTIZED   -------------------     MARKET
                                   COST       GAINS      LOSSES      VALUE       COST       GAINS      LOSSES      VALUE
                                 ---------   --------   --------    --------   ---------   --------   --------    --------
                                                                   (Dollars in thousands)
Securities of U.S. government
  agencies and corporations                                                    $ 132,971   $  2,412   $      0    $135,383
Mortgage-backed securities       $   2,225   $    123   $     (2)   $  2,346     295,859      9,972        (35)    305,796
Obligations of state and
  other political subdivisions      19,256        419        (14)     19,661     114,445      5,756        (13)    120,188
Other securities                        90          0          0          90      43,856        160        (38)     43,978
                                 ---------   --------   --------    --------   ---------   --------   --------    --------
  TOTAL                          $  21,571   $    542   $    (16)   $ 22,097   $ 587,131   $ 18,300   $    (86)   $605,345
                                 =========   ========   ========    ========   =========   ========   ========    ========

The following is a summary of investment securities as of December 31, 2001:

                                              HELD-TO-MATURITY                             AVAILABLE-FOR-SALE
                                 -------------------------------------------   -------------------------------------------
                                                  UNREALIZED                                    UNREALIZED
                                 AMORTIZED   -------------------     MARKET    AMORTIZED   -------------------     MARKET
                                   COST       GAINS      LOSSES      VALUE       COST       GAINS      LOSSES      VALUE
                                 ---------   --------   --------    --------   ---------   --------   --------    --------
                                                                   (Dollars in thousands)
U.S. Treasury securities                                                       $     101   $      1   $      0    $    102
Securities of U.S. government
  agencies and corporations                                                       96,579      2,058       (138)     98,499
Mortgage-backed securities       $   3,351   $    153   $     (4)   $  3,500     321,613      5,344       (640)    326,317
Obligations of state and
  other political subdivisions      17,539        523        (15)     18,047     127,339      2,622       (834)    129,127
Other securities                                                                  41,314        241          0      41,555
                                 ---------   --------   --------    --------   ---------   --------   --------    --------
  TOTAL                          $  20,890   $  676     $    (19)   $ 21,547   $ 586,946   $ 10,266   $ (1,612)   $595,600
                                 =========   ========   ========    ========   =========   ========   ========    ========


      The carrying value of investment securities as of December 31, 2000, by category was as follows: U.S. Treasury $3,492, U.S. government agencies and corporations $143,861, mortgage-backed $250,284, obligations of state and other political subdivisions $156,303, and other $35,622.

      During the years ended December 31, 2002, 2001, and 2000, no available-for-sale securities were sold.

      There were net investment gains after taxes of $58, $188, and $73 for the years ended December 31, 2002, 2001, and 2000, respectively. The applicable income tax effects were an expense of $31 for 2002 and benefits of $114 and $34 for 2001 and 2000, respectively.

      The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $282,416 at December 31, 2002.

      The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2002, by contractual maturity, are shown in the table below.

      Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                           ---------------------    ---------------------
                                           AMORTIZED     MARKET     AMORTIZED     MARKET
                                             COST        VALUE        COST        VALUE
                                           ---------    --------    ---------    --------
                                                       (Dollars in thousands)
Due in one year or less                    $  1,453     $  1,464    $ 24,693     $ 24,911
Due after one year through five years        13,609       13,994     141,437      144,951
Due after five years through ten years        3,593        3,689      70,795       73,727
Due after ten years                           2,916        2,950     350,206      361,756
                                           ---------    --------    ---------    --------
  TOTAL                                    $ 21,571     $ 22,097    $587,131     $605,345
                                           =========    ========    =========    ========

36                                                       FIRST FINANCIAL BANCORP

                                 NOTE 10 - LOANS
                                 ---------------

Information as to nonaccrual and restructured loans at December 31 was as follows:

                                            2002      2001      2000
                                           -------   -------   -------
                                              (Dollars in thousands)
Principal balance
  Nonaccrual loans                         $21,456   $24,628   $17,346
  Restructured loans                         5,375     1,291       265
                                           -------   -------   -------
    TOTAL                                  $26,831   $25,919   $17,611
                                           =======   =======   =======

Interest income effect
  Gross amount of interest that would
    have been recorded at original rate    $ 2,549   $ 1,609   $ 2,560
  Interest included in income                  744       416     1,613
                                           -------   -------   -------
    NET IMPACT ON INTEREST INCOME          $ 1,805   $ 1,193   $   947
                                           =======   =======   =======

      At December 31, 2002, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

      The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions or other workout situations, net of the related allowance, totaled $2,792, $2,338, and $1,075 at December 31, 2002, 2001, and 2000, respectively.

      Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                            2002      2001      2000
                                           -------   -------   -------
                                             (Dollars in  thousands)
Balance at beginning of year               $46,784   $39,349   $39,340
Allowance acquired through mergers               0     1,462        0
Provision for loan losses                   16,174    26,813    11,300
Loans charged-off                          (19,873)  (23,632)  (13,644)
Recoveries                                   5,092     2,792     2,353
                                           -------   -------   -------
  BALANCE AT END OF YEAR                   $48,177   $46,784   $39,349
                                           =======   =======   =======

      The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

      At December 31, 2002, 2001, and 2000, the total recorded investment in loans that are considered to be impaired under SFAS No. 114 was $6,745, $2,006, and $8,904, respectively. For those same periods, the recorded investment in loans for which there is a related allowance for loan losses was $6,093, $801, and $8,839, respectively. The related allowance for loan losses on these impaired loans was $1,131 at December 31, 2002, $529 at December 31, 2001, and $2,008 at December 31, 2000. At December 31, 2002, 2001, and 2000, there were $652, $1,205, and $65, respectively, that as a result of write-downs, did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2002, was approximately $4,280 versus $4,343 for the year ended December 31, 2001, and $5,517 for the year ended December 31, 2000. For the years ended December 31, 2002, 2001, and 2000, Bancorp recognized interest income on those impaired loans of $84, $143, and $218, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

      Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $3,380, $3,336, and $3,313 at December 31, 2002, 2001, and 2000, respectively.

                            NOTE 11 - LEASE FINANCING
                            -------------------------

Leases included in the loan portfolio at December 31 were composed as follows:

                                                2002         2001
                                              ---------   ----------
                                              (Dollars in thousands)

Direct financing                              $  13,055   $   21,269
Leveraged                                             0          557
                                              ---------   ----------
Net rentals receivable                           13,055       21,826
Estimated residual value of leased assets        10,065       18,494
Less unearned income                              2,089        4,181
                                              ---------   ----------
  Investment in leases, net                   $  21,031   $   36,139
                                              =========   ==========

Direct financing lease payments receivable as of December 31, 2002, for the next five years and thereafter are as follows:

                       DIRECT FINANCING LEASES
                        (Dollars in thousands)
                        ----------------------
2003                           $5,785
2004                            4,062
2005                            2,158
2006                              737
2007                              279
Thereafter                         34

2002 ANNUAL REPORT                                                            37

                        NOTE 12 - PREMISES AND EQUIPMENT
                        --------------------------------

Premises and equipment at December 31 were summarized as follows:

                                     2002        2001
                                  ---------    --------
                                  (Dollars in thousands)

Land and land improvements        $  14,809    $ 14,513
Buildings                            53,841      54,934
Furniture and fixtures               38,277      42,498
Leasehold improvements                5,920       5,624
Construction in progress              1,028       1,041
                                  ---------    --------
                                    113,875     118,610
Less accumulated depreciation
  and amortization                   57,527      58,035
                                  ---------    --------
    TOTAL                         $  56,348    $ 60,575
                                  =========    ========

      Rental expense recorded under operating leases in 2002, 2001, and 2000 was $1,576, $358, and $139, respectively.

      As of December 31, 2002, future minimum lease payments were $2,834 for 2003, $2,828 for 2004 and $2,112 for 2005.

      Capital lease agreements for land and buildings at December 31, 2002, were immaterial.

                              NOTE 13 - BORROWINGS
                              --------------------

The following is a summary of short-term borrowings for the last three years:

                                                     2002                         2001                         2000
                                           -------------------------    -------------------------    -------------------------
                                             AMOUNT         RATE          AMOUNT         RATE          AMOUNT         RATE
                                           -----------   -----------    -----------   -----------    -----------   -----------
                                                                                   (Dollars in thousands)

At year end:
   Federal funds purchased and securities
     sold under agreements to repurchase   $    55,766          1.01%   $    67,641          1.31%   $    53,581          5.54%
   Federal Home Loan Bank borrowings                 0          0.00%             0          0.00%        85,500          6.30%
   Other short-term borrowings                  39,414          2.02%        25,811          2.29%         7,487          6.08%
                                           -----------                  -----------                  -----------
   Total                                   $    95,180          1.37%   $    93,452          1.58%   $   146,568          6.01%
                                           ===========   ===========    ===========   ===========    ===========   ===========

Average for the year:
   Federal funds purchased and securities
     sold under agreements to repurchase   $    54,306          1.49%   $    46,974          3.29%   $    68,720          4.54%
   Federal Home Loan Bank borrowings             6,944          1.88%        12,330          6.00%       245,880          6.38%
   Other short-term borrowings                  28,938          2.71%        15,936          4.56%         1,937          6.96%
                                           -----------                  -----------                  -----------
   Total                                   $    90,188          1.91%   $    75,240          4.01%   $   316,537          5.98%
                                           ===========   ===========    ===========   ===========    ===========   ===========

Maximum month-end balances:
   Federal funds purchased and securities
     sold under agreements to repurchase   $    65,214                  $    67,641                  $   115,109
   Federal Home Loan Bank borrowings            42,200                       83,000                      344,350
   Other short-term borrowings                  35,347                       28,912                        4,243

      Bancorp's policy regarding collateralization of repurchase agreements is to comply with all federal regulations.

      At December 31, 2002, Bancorp had a short-term revolving line of credit with a financial institution of $50,000. As of year end, the outstanding balance was $30,500. The interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has a financial requirement whereby Bancorp's affiliates must maintain a risk-based capital level of a well-capitalized institution. Also, Bancorp must maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. Bancorp was in compliance with these requirements as of December 31, 2002.

      Federal Home Loan Bank long-term borrowings - Long-term borrowings at December 21, 2002, totalled $290,051 and consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 3.16% to 6.90%, with interest payable monthly. The long-term advances mature as follows: $1,200 in 2003, $16,500 in 2004, $7,000 in 2005, $26,172 in 2006, $27,000 in 2007, and $212,179
after 2007.

      Federal Home Loan Bank advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $748,655 at December 31, 2002.

      Corporation-obligated mandatorily redeemable capital securities of subsidiary trust - The corporation-obligated mandatorily redeemable capital securities (the "capital securities") of subsidiary trust, which appears on the balance sheet, are commonly known as Trust Preferred Securities. The subsidiary trust holds solely the junior subordinated debt securities of Bancorp (the "debentures"). The capital securities were issued in the third quarter of 2002 by a statutory business trust - First Financial (OH) Statutory Trust I, of which 100% of the common equity of the trust is owned by Bancorp. The trust was formed with the sole purpose of issuing the capital

38                                                       FIRST FINANCIAL BANCORP
securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole assets of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of Bancorp. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debentures qualify as Tier I capital under Federal Reserve Board guidelines and are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2002, was $10,000.

                             NOTE 14 - INCOME TAXES
                             ----------------------

Income tax expense consisted of the following components:

                              2002          2001        2000
                           ---------     ---------    ---------
                                (Dollars in thousands)
Current:
  Federal                  $  29,861     $  18,431    $  24,548
  State                        1,799         2,636        3,134
                           ---------     ---------    ---------
    Total                     31,660        21,067       27,682
Deferred expense              (9,125)        1,064        1,058
                           ---------     ---------    ---------
    INCOME TAX EXPENSE     $  22,535     $  22,131    $  28,740
                           =========     =========    =========

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

                                                               2002          2001        2000
                                                            ---------     ---------    ---------
                                                                   (Dollars in thousands)

Income taxes computed at federal statutory rate of 35%      $  24,770     $  22,904    $  30,431
State income taxes, net of federal tax benefit                  1,169         1,713        2,037
Effect of tax-exempt interest                                  (3,143)       (2,073)      (3,014)
Other                                                            (261)         (413)        (714)
                                                            ---------     ---------    ---------
     INCOME TAX EXPENSE                                     $  22,535     $  22,131    $  28,740
                                                            =========     =========    =========

      SFAS No. 109, "Accounting for Income Taxes," requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 2002, 2001, and 2000.

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2002 and 2001, were as follows:

                                                                               2002         2001
                                                                             ---------    ---------
                                                                             (Dollars in thousands)
Deferred tax assets
  Allowance for loan losses                                                  $  16,759    $  14,577
  Mark to market adjustment                                                      3,095          795
  Other real estate owned                                                          383          (18)
  Postretirement benefits other than pension liability                             804          847
  Pension liability                                                                603          230
  Unfunded pension liability                                                     1,665            0
  Other                                                                          1,253          255
                                                                             ---------    ---------
      TOTAL DEFERRED TAX ASSETS                                                 24,562       16,686
Deferred tax liabilities
  Tax greater than book depreciation                                             1,869        1,994
  Leasing activities                                                             5,164        7,166
  Federal Home Loan Bank stock basis difference                                  2,539        2,287
  Deferred loan fees                                                             1,560        2,054
  Purchase accounting adjustment                                                     9         (162)
  Other                                                                          2,323        1,374
                                                                             ---------    ---------
      TOTAL DEFERRED TAX LIABILITIES                                            13,464       14,713

      Net deferred tax asset recognized through the statement of earnings       11,098        1,973
      Net deferred tax liability from valuation adjustments of investment securities available-for-sale, recognized in equity section of
        balance sheet                                                           (6,991)      (3,361)
                                                                             ---------    ---------
      TOTAL NET DEFERRED TAX ASSET (LIABILITY)                               $   4,107    $  (1,388)
                                                                             =========    =========

2002 ANNUAL REPORT                                                            39

                          NOTE 15 - RISK-BASED CAPITAL

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

      The table below illustrates the risk-based capital calculations and ratios for the last two years.

                                                                           DECEMBER 31,

                                                                      2002              2001
                                                                   -----------       -----------
                                                                       (Dollars in thousands)
Tier 1 capital

    Shareholders' equity                                           $  377,603        $  384,543
    Less certain intangibles                                           32,290            32,465
    Less unrealized gains from available for sale securities           11,223             5,348
    Add corporation-obligated mandatorily redeemable
        capital securities of subsidiary trust                         10,000                 0
                                                                   ----------        ----------
        TOTAL TIER 1 CAPITAL                                       $  344,090        $  346,730
                                                                   ==========        ==========
Total risk-based capital
    Tier 1 capital                                                 $  344,090        $  346,730
    Qualifying allowance for loan losses                               34,249            35,111
                                                                   ----------        ----------
        TOTAL RISK-BASED CAPITAL                                   $  378,339        $  381,841
                                                                   ==========        ==========
RISK WEIGHTED ASSETS                                               $2,726,025        $2,797,210
                                                                   ==========        ==========
RISK-BASED RATIOS
        TIER 1 CAPITAL                                                   12.6%             12.4%
                                                                   ==========        ==========
        TOTAL RISK-BASED CAPITAL                                         13.9%             13.7%
                                                                   ==========        ==========
        LEVERAGE                                                          9.3%              9.1%
                                                                   ==========        ==========

40                                                      FIRST FINANCIAL BANCORP

                        NOTE 16 - EMPLOYEE BENEFIT PLANS

      Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets are administered by the Trust Department of First Financial Bank. Plan assets primarily consist of equity and debt mutual funds, stocks, corporate bonds, and money market funds. Approximately 99.4% and 98.1% of plan assets at December 31, 2002 and 2001, respectively, were invested in collective trust funds with First Financial Bank. The pension plan does not own any shares of Bancorp common stock.

      The following tables set forth information concerning amounts recognized in Bancorp's Consolidated Balance Sheets and Consolidated Statements of
Earnings:


                                                                    DECEMBER 31,

                                                               2002            2001
                                                             --------        --------
                                                              (Dollars in thousands)


CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                      $ 33,169        $ 27,773
Service cost                                                    2,486           2,306
Interest cost                                                   2,340           2,236
Amendments                                                         14               0
Actuarial loss                                                  1,966           4,449
Benefits paid                                                  (3,452)         (3,595)
                                                             --------        --------
   Benefit obligation at end of year                           36,523          33,169

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 22,976          21,667
Actual return on plan assets                                   (1,912)            131
Employer contributions                                          1,285           4,773
Benefits paid                                                  (3,452)         (3,595)
                                                             --------        --------
   Fair value of plan assets at end of year                    18,897          22,976
                                                             --------        --------
Funded status                                                 (17,626)        (10,193)
Unrecognized transition amount                                   (380)           (460)
Unrecognized prior service cost                                   583             822
Unrecognized actuarial loss                                    14,412           8,561
                                                             --------        --------
   NET AMOUNT RECOGNIZED IN THE CONSOLIDATED
      BALANCE SHEETS (ACCRUED BENEFIT LIABILITY)             $ (3,011)       $ (1,270)
                                                             ========        ========

AMOUNTS RECOGNIZED IN SETTLEMENT OF FINANCIAL POSITION
Accrued benefit liability                                    $ (8,308)       $ (1,270)
Intangible pension asset                                          583               0
Other comprehensive income, net of taxes                        3,034               0
Deferred tax assets                                             1,680               0
                                                             --------        --------
   NET AMOUNT RECOGNIZED                                     $ (3,011)       $ (1,270)
                                                             ========        ========

           WEIGHTED-AVERAGE ASSUMPTIONS                                   DECEMBER 31,

                                                                        2002        2001
                                                                        ----        ----
Discount rate                                                           6.95%       7.25%
Expected return on plan assets                                          9.00%       9.00%
Rate of compensation increase                                           3.50%       3.50%


COMPONENTS OF NET PERIODIC BENEFIT COST                         DECEMBER 31,
                                                        2002          2001           2000
                                                      -------        -------        -------
                                                               (Dollars in thousands)
Service cost                                          $ 2,486        $ 2,306        $ 2,115
Interest cost                                           2,340          2,236          2,007
Expected return on assets                              (2,203)        (2,051)        (2,000)
Amortization of transition asset                          (80)          (270)          (305)
Amortization of unrecognized prior service cost           253            252            252
Amortization of actuarial loss                            230            120              0
                                                      -------        -------        -------
   NET PERIODIC PENSION COST                          $ 3,026        $ 2,593        $ 2,069
                                                      =======        =======        =======

      Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the board of directors. During 2002 and 2001, Bancorp contributed $.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee's base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $909 during 2002, $873 during 2001, and $937 during 2000.

       Bancorp provides life insurance to all full-time employees. Bank-owned life insurance balances were $51,511 and $44,456 at December 31, 2002, and 2001, respectively.

2002 ANNUAL REPORT                                                            41

              NOTE 17 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

      The following table sets forth the funded status and amounts recognized in Bancorp's Consolidated Balance Sheets:


                                                                                   2002            2001
                                                                                  -------        -------
                                                                                  (Dollars in thousands)
Benefit obligation at beginning of year                                           $ 1,314        $ 1,199
Interest cost                                                                          91             85
Plan participants' contributions                                                       38             23
Actuarial loss                                                                        122            220
Benefits paid                                                                        (247)          (213)
                                                                                  -------        -------
Benefit obligation at end of year                                                   1,318          1,314
Fair value of plan assets at beginning and end of year                                  0              0
                                                                                  -------        -------
Funded status                                                                      (1,318)        (1,314)
Unrecognized actuarial gain                                                          (744)          (883)
Unrecognized prior service cost                                                       (18)           (22)
  NET POSTRETIREMENT LIABILITY RECOGNIZED IN THE BALANCE SHEETS                   $(2,080)       $(2,219)
                                                                                  =======        =======
Net periodic postretirement benefit cost includes the following components:

Interest cost                                                                     $    91        $    85
Amortization of unrecognized prior service cost                                        (4)            (3)
Amortization of actuarial gain                                                        (75)           (94)
                                                                                  -------        -------
  NET PERIODIC BENEFIT COST                                                       $    12        $   (12)
                                                                                  =======        =======


       The discount rate used to determine the accumulated postretirement                                2002       2001
benefit obligation was 6.95% and 7.25% at December 31, 2002, and                                         -----      -----
December 31, 2001, respectively. The assumed health care cost trend rates used             2002                    10.00%
in determining the accumulated postretirement benefit obligation are shown in              2003          9.00%      9.00%
the table to the right.                                                                    2004          8.00%      8.00%
                                                                                           2005          7.00%      7.00%
       If the health care cost trend rate assumptions were increased by 1.00%,             2006          6.00%      6.00%
the accumulated postretirement benefit obligation as of December 31, 2002,                 2007          5.00%      5.00%
would be increased by approximately $104.                                                Thereafter      5.00%      5.00%
       If the health care cost trend rate assumptions were decreased by 1.00%, the accumulated postretirement benefit obligation as of December 31, 2002, would be decreased by approximately $94.


                          NOTE 18 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:


                                                                                       2002              2001               2000
                                                                                    -----------       -----------       -----------
                                                                                     (Dollars in  thousands, except per share data)
Net income- numerator for basic and diluted earnings per share -
    income available to common stockholders                                         $    48,235       $    43,309       $    58,222
                                                                                    ===========       ===========       ===========
Denominator for basic earnings per share - weighted average shares                   45,880,649        47,427,921        48,775,547
Effect of dilutive securities - employee stock options                                  120,152             1,394            86,740
                                                                                    -----------       -----------       -----------
Denominator for diluted earnings per share - adjusted weighted average shares        46,000,801        47,479,315        48,862,287
                                                                                    ===========       ===========       ===========
Basic earnings per share                                                            $      1.05       $      0.91       $      1.19
                                                                                    ===========       ===========       ===========
Diluted earnings per share                                                          $      1.05       $      0.91       $      1.19
                                                                                    ===========       ===========       ===========

42                                                       FIRST FINANCIAL BANCORP

                             NOTE 19 - STOCK OPTIONS

      The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,691,036 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan, which provides for 7,507,500 similar options and awards.

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

       Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Bancorp had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001, and 2000, respectively: risk-free interest rates of 4.37%, 4.94%, and 6.52%; dividend yields of 3.43%, 3.61%, and 3.25%; volatility factors of the expected market price of Bancorp's common stock of 0.222, 0.220, and 0.215; and a weighted average expected life of the options of 5.09, 4.50, and 3.90 years. At December 31, 2002, the weighted average exercise price of the exercisable options was $17.66, and the weighted average remaining contractual life of those options was 6.5 years.

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

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Bancorp's pro forma information follows:


                                       2002           2001             2000
                                   ----------       ----------       ----------
                                    (Dollars in thousands, except per share data)
Pro forma net earnings             $   46,782       $   42,392       $   55,778
                                   ==========       ==========       ==========
Pro forma earnings per share       $     1.02       $     0.89       $     1.14
                                   ==========       ==========       ==========

Activity in the above plan for 2002, 2001, and 2000 is summarized as follows:


                                                     2002                           2001                             2000
                                         NUMBER OF         OPTION       NUMBER OF          OPTION        NUMBER OF         OPTION
                                          SHARES           PRICE          SHARES            PRICE         SHARES            PRICE
                                          ------           -----          ------            -----         ------            -----
Outstanding at beginning of year         1,597,360                      1,403,595                           779,524
Granted                                    250,402    $ 17.20-18.84       284,172      $ 15.37-16.01        678,011    $ 16.90-17.86
Exercised                                  (78,386)   $  7.14-17.86       (19,719)     $  7.36-11.30        (24,877)   $  7.14-11.30
Cancelled                                 (181,621)   $ 11.13-22.57       (70,688)     $  7.36-22.57        (29,063)   $ 17.57-19.09
                                       -----------                    -----------                       -----------
 OUTSTANDING AT END OF YEAR              1,587,755    $  8.20-22.57     1,597,360      $  7.14-22.57      1,403,595    $  7.14-22.57
                                       ===========                    ===========                       ===========
 EXERCISABLE AT END OF YEAR              1,339,603                      1,319,594                           735,637
                                       ===========                    ===========                       ===========
 AVAILABLE FOR FUTURE GRANT              5,962,775                      7,013,931                         7,227,408
                                       ===========                    ===========                       ===========
 WEIGHTED-AVERAGE FAIR VALUE OF
      OPTIONS GRANTED DURING THE YEAR   $     3.15                    $      2.79                      $       3.56
                                       ===========                    ===========                       ===========

2002 ANNUAL REPORT                                                           43

                       NOTE 20 - LOANS TO RELATED PARTIES

      Loans to directors, executive officers, principal holders of Bancorp's common stock, and certain related persons totaled $48,555, $37,177, and $37,133 at December 31, 2002, 2001, and 2000, respectively.

      Activity of these loans was as follows:


                                 2002         2001            2000
                                        (Dollars in thousands)
Beginning balance               $37,177       $37,331       $33,281
Additions                        29,946        17,212        14,988
Collected                        18,568        17,366        10,938
Charged-off                           0             0             0
                                -------       -------       -------
   ENDING BALANCE               $48,555       $37,177       $37,331
                                =======       =======       =======
   LOANS 90 DAYS PAST DUE       $     0       $     0       $     0
                                =======       =======       =======

      Related parties of Bancorp, as defined above, were customers of and had transactions with subsidiaries of Bancorp in the ordinary course of business during the periods noted above. Additional transactions may be expected in the ordinary course of business in the future. All outstanding loans, commitments,financing leases, transactions in money market instruments, and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or present other unfavorable features.

                        NOTE 21 - SHAREHOLDER RIGHTS PLAN


         Bancorp has a "shareholder rights plan" under which the holders of Bancorp's common stock are entitled to receive one "right" per share held.

         Under the plan, each "right" would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an "acquiring person") of Bancorp's outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation's outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an "adverse person." (An adverse person is a person who owns at least 10 percent of the common shares and attempts "greenmail," or is likely to cause a material adverse impact on the Bancorp-such as impairing customer relationships, harming the company's competitive position or hindering the board's ability to effect a transaction it deems to be in the shareholders' best interest.)

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

44                                                       FIRST FINANCIAL BANCORP

        NOTE 22 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


      The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

      Cash and short-term investments - The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

      Investment securities (including mortgage-backed securities) - Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 9 for further disclosure.)

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

      Borrowings - The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values. The fair value of long-term borrowings was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities. The carrying amount of the corporation-obligated mandatorily redeemable capital securities of subsidiary trust approximated its fair value.

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

      Derivative financial instruments - Fair values for derivative financial instruments, specifically interest rate swaps, were determined using market quotes for those instruments.

      Bancorp does not carry financial instruments which are held or issued for trading purposes.

      The estimated fair values of Bancorp's financial instruments at December 31 were as follows:


                                                               2002                                    2001

                                                        CARRYING          FAIR           CARRYING           FAIR
                                                         VALUE            VALUE           VALUE            VALUE
                                                       ----------       ----------       ----------       ----------
                                                                              (Dollars in thousands)
Financial assets
    Cash and short-term investments                    $  214,604       $  214,604       $  228,182       $  228,182
    Investment securities held-to-maturity                 21,571           22,097           20,890           21,547
    Investment securities available-for-sale              605,345          605,345          595,600          595,600
    Loans
        Commercial                                        690,656          691,787          804,683          833,614
        Real estate - construction                         89,674           89,734           75,785           72,721
        Real estate - mortgage                          1,368,207        1,376,340        1,346,235        1,355,934
        Installment, net of unearned income               556,452          566,916          586,561          586,845
        Credit card                                        22,068           22,140           22,846           22,601
        Leasing                                            21,031           20,970           36,139           35,246
        Less allowance for loan losses                     48,177                            46,784
                                                       ----------       ----------       ----------       ----------
          Net loans                                     2,699,911        2,767,887        2,825,465        2,906,961
    Accrued interest receivable                            22,942           22,942           27,054           27,054
Financial liabilities
    Deposits
        Noninterest-bearing                               422,453          422,453          448,330          448,330
        Interest-bearing demand                           841,336          841,336          346,039          346,039
        Savings                                           328,204          328,204          782,640          782,640
        Time                                            1,330,441        1,344,459        1,508,084        1,516,181
                                                       ----------       ----------       ----------       ----------
          Total deposits                                2,922,434        2,936,452        3,085,093        3,093,190
    Short-term borrowings                                  95,180           95,180           93,452           93,452
    Long-term borrowings                                  290,051          321,355          260,345          263,210
    Corporation-obligated mandatorily redeemable
        capital securities of subsidiary trust             10,000           10,000                0                0
    Accrued interest payable                                6,201            6,201            9,275            9,275
    Derivative financial instruments                          301              301                0                0

2002 ANNUAL REPORT                                                            45

  NOTE 23 - FIRST FINANCIAL BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION


BALANCE SHEETS



                                                                   DECEMBER 31,
                                                                2002          2001
                                                              --------       --------
                                                                (Dollars in thousands)
ASSETS

    Cash                                                      $ 27,141       $ 21,159
    Investment securities                                        5,207          3,313
    Subordinated notes from subsidiaries                         7,500          7,500
    Investment in subsidiaries

       Commercial banks                                        315,867        313,462
       Savings banks                                            29,281         30,973
                                                              --------       --------
          Total investment in subsidiaries                     345,148        344,435
    Loans

       Commercial                                               14,822         16,352
       Real estate - mortgage                                      945            605
                                                              --------       --------
          Total loans                                           15,767         16,957
          Allowance for loan losses                              3,337          3,502
                                                              --------       --------
             Net loans                                          12,430         13,455
    Bank premises & equipment                                    1,234          1,325
    Other assets                                                29,455         27,592
                                                              --------       --------
             TOTAL ASSETS                                     $428,115       $418,779
                                                              ========       ========
LIABILITIES

    Short-term borrowings                                     $ 30,500       $ 23,500
    Subordinated debentures                                     10,310              0
    Dividends payable                                            6,765          7,004
    Other liabilities                                            2,937          3,732
                                                              --------       --------
             TOTAL LIABILITIES                                  50,512         34,236
SHAREHOLDERS' EQUITY                                           377,603        384,543
                                                              --------       --------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $428,115       $418,779
                                                              ========       ========

STATEMENTS OF EARNINGS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                   2002            2001             2000
                                                                                 --------        --------        --------
                                                                                        (Dollars in Thousands)
INCOME

    Interest income                                                              $  1,278        $    313        $    670
    Other interest income                                                             725              94               0
    Dividends from subsidiaries                                                    54,364          75,647          58,018
                                                                                 --------        --------        --------
         TOTAL INCOME                                                              56,367          76,054          58,688
EXPENSES

    Interest expense                                                                  903             665              11
    Provision for loan losses                                                           0           3,752               0
    Salaries and employee benefits                                                  4,768           4,972           2,889
    Other                                                                           1,050           4,909           1,522
                                                                                 --------        --------        --------
         TOTAL EXPENSES                                                             6,721          14,298           4,422
                                                                                 --------        --------        --------
         INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
            EARNINGS OF SUBSIDIARIES                                               49,646          61,756          54,266
Income tax benefit                                                                 (1,393)         (4,186)         (1,119)
                                                                                 --------        --------        --------
         INCOME BEFORE EQUITY IN UNDISTRIBUTED NET EARNINGS OF SUBSIDIARIES        51,039          65,942          55,385
Equity in undistributed net earnings of subsidiaries                               (2,804)        (22,633)          2,837
                                                                                 --------        --------        --------
         NET EARNINGS                                                            $ 48,235        $ 43,309        $ 58,222
                                                                                 ========        ========        ========

46                                                       FIRST FINANCIAL BANCORP

 STATEMENTS OF CASH FLOWS                                                                         YEAR ENDED DECEMBER 31,
                                                                                           2002            2001            2000
                                                                                         --------        --------        --------
                                                                                                  (Dollars in thousands)
OPERATING ACTIVITIES

   Net earnings                                                                          $ 48,235        $ 43,309        $ 58,222
   Adjustments to reconcile net earnings to net cash provided by operating activities
        Equity in undistributed net earnings of subsidiaries                                2,804          22,633          (2,837)
        Provision for allowance for loan losses                                                 0           3,752               0
        Provision for depreciation and amortization                                         1,980           1,228             471
        Deferred income taxes                                                              (2,176)             92              38
        (Decrease) increase in dividends payable                                             (239)             89             (65)
        Increase (decrease) in accrued expenses                                              (422)          2,200          (2,338)
        (Increase) decrease in receivables                                                   (158)         (6,776)         (2,820)
                                                                                         --------        --------        --------
          Net cash provided by operating activities                                        50,024          66,527          50,671
INVESTING ACTIVITIES

   Capital contributions to subsidiaries                                                     (510)         (9,434)        (19,397)
   Purchase of investment securities                                                       (2,016)         (3,000)              0
   Net decrease (increase) in loans                                                         1,025         (17,207)              0
   Purchases of premises and equipment                                                        (41)            (90)            (27)
   Other                                                                                     (202)              0              77
                                                                                         --------        --------        --------
          Net cash used in investing activities                                            (1,744)        (29,731)        (19,347)
FINANCING ACTIVITIES

   Increase in short-term borrowings                                                        7,000          20,000           3,500
   Issuance of subordinated debentures to non-bank subsidiary                              10,310               0               0
   Cash dividends                                                                         (27,474)        (28,400)        (27,901)
   Purchase of common stock                                                               (32,910)        (30,057)        (16,518)
   Proceeds from exercise of stock options, net of shares purchased                           776              99             116
                                                                                         --------        --------        --------
          Net cash used in financing activities                                           (42,298)        (38,358)        (40,803)
                                                                                         --------        --------        --------
          INCREASE (DECREASE) IN CASH                                                       5,982          (1,562)         (9,479)
Cash at beginning of year                                                                  21,159          22,721          32,200
                                                                                         --------        --------        --------
          CASH AT END OF YEAR                                                            $ 27,141        $ 21,159        $ 22,721
                                                                                         ========        ========        ========

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS





The Board of Directors and Shareholders
First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2002, and 2001, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2002, and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 17, 2003

2002 ANNUAL REPORT                                                            47

                    QUARTERLY FINANCIAL AND COMMON STOCK DATA



                                                          (Unaudited)
                                                       THREE MONTHS ENDED

                                       MARCH 31       JUNE 30    SEPTEMBER 30   DECEMBER 31
                                       -------       -------       -------       -------
                                         (Dollars in thousands, except per share data)
2002
    Interest income                    $62,710       $61,485       $59,536       $57,277
    Interest expense                    21,664        19,804        18,953        17,830
                                       -------       -------       -------       -------
         Net interest income            41,046        41,681        40,583        39,447
    Provision for loan losses            5,640         3,404         5,189         1,941
    Noninterest income

         Investment securities gains         4             5             0            80
         All other                      14,764        13,953        14,386        13,507
    Noninterest expenses                31,459        32,420        34,268        34,365
                                       -------       -------       -------       -------
         Income before income taxes     18,715        19,815        15,512        16,728
    Income tax expense                   6,314         6,384         4,710         5,127
                                       -------       -------       -------       -------
         NET EARNINGS                  $12,401       $13,431       $10,802       $11,601
                                       =======       =======       =======       =======
    Per share
         NET EARNINGS - BASIC          $  0.27       $  0.29       $  0.24       $  0.26
                                       =======       =======       =======       =======
         NET EARNINGS - DILUTED        $  0.27       $  0.29       $  0.24       $  0.26
                                       =======       =======       =======       =======
         CASH DIVIDENDS PAID           $  0.15       $  0.15       $  0.15       $  0.15
                                       =======       =======       =======       =======
         Market price

           HIGH BID                    $ 17.82       $ 20.31       $ 20.00       $ 18.87
                                       =======       =======       =======       =======
           LOW BID                     $ 15.65       $ 15.80       $ 15.90       $ 15.99
                                       =======       =======       =======       =======

2001

    Interest income                    $76,999       $74,853       $71,434       $66,459
    Interest expense                    36,554        34,766        30,085        25,375
                                       -------       -------       -------       -------
         Net interest income            40,445        40,087        41,349        41,084
    Provision for loan losses            2,528         8,527         5,206        10,552
    Noninterest income

         Investment securities gains       148            42             8           104
         All other                      12,713        13,591        12,794        14,842
    Noninterest expenses                29,835        29,999        30,660        34,460
                                       -------       -------       -------       -------
         Income before income taxes     20,943        15,194        18,285        11,018
    Income tax expense                   6,930         5,363         6,173         3,665
                                       -------       -------       -------       -------
         NET EARNINGS                  $14,013       $ 9,831       $12,112       $ 7,353
                                       =======       =======       =======       =======
    Per share
         NET EARNINGS - BASIC          $  0.29       $  0.21       $  0.26       $  0.16
                                       =======       =======       =======       =======
         NET EARNINGS - DILUTED        $  0.29       $  0.21       $  0.26       $  0.16
                                       =======       =======       =======       =======
         CASH DIVIDENDS PAID           $  0.15       $  0.15       $  0.15       $  0.15
                                       =======       =======       =======       =======
         Market price

           HIGH BID                    $ 16.61       $ 17.08       $ 17.23       $ 17.75
                                       =======       =======       =======       =======
           LOW BID                     $ 14.41       $ 14.58       $ 14.97       $ 15.23
                                       =======       =======       =======       =======

First Financial Bancorp common stock trades on The Nasdaq Stock Market(R) under the symbol FFBC.

48                                                       FIRST FINANCIAL BANCORP

                               CORPORATE STRUCTURE

FIRST FINANCIAL BANCORP
300 High Street, Hamilton, Ohio 45011
(513) 867-5240

Subsidiaries of the Corporation

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION
Assets: $1.4 billion

DIRECTORS

Stanley N. Pontius, Chairman of the Board, First Financial Bank;
President and Chief Executive Officer, First Financial Bancorp

Mark W. Immelt, President and Chief Executive Officer, First Financial Bank; Senior Vice President, First Financial Bancorp

Richard L. Alderson, Partner, Real Estate Investment and Development Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Michael A. Conner, Chief Operating Officer, First Financial Bank

Carl R. Fiora, Retired President and Chief Executive Officer,
Armco Steel Co., L.P.

Dr. James C. Garland, President, Miami University, Oxford, Ohio

Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co., L.P.A.

Barry S. Porter, Retired Chief Financial Officer, The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Susan L. Purkrabek-Knust, President, Precision Packaging Services

Herman R. Sanders, President and Manager, Butler County Lumber Co.

Ronald E. Watson, President, Watson Gravel

OFFICERS

Chairman of the Board: Stanley N. Pontius

President and Chief Executive Officer: Mark W. Immelt

Chief Operating Officer: Michael A. Conner

Executive Vice President: Patrick J. Hart

Senior Vice President: Brendan J. Burns, Joseph M. Gallina,
John R. Kuczynski, Brian D. Moriarty

First Vice President: Margaret S. Baker, Charles H. Barton, Ronald S. Biggs, Vaden W. Fitton, Alan R. Flegal, Greg W. Meyers, August J.
Miserocchi, Howard L. Regenbogen, David D. Schul, Patty K. Scott,
Dennis G. Walsh


Vice President: Glenn E. Boone, Kathy D. Carmack, Pamela R. Cottle, James R. Deller, Kelland L. Farler, Brenda L. Frazier, Jean E. Gaw,
A. Scott Gullett, David L. Haft, Joseph Hojnacki, Timothy A. Kemper, Harry L. Korros, Rebecca A. Lancaster, Keith A. Maurmeier, Brenda K. Morris, Tricia M. Neeley, Lawrence W. Neiman, Sara A. Pinkerton, Suzanne Puthoff, Todd Slagle

LOCATIONS

4 South Main Street, Camden, Ohio 45311
10174 Colerain Avenue, Cincinnati, Ohio 45251
7521 Hamilton Avenue, Cincinnati, Ohio 45231
6880 Wooster Pike, Cincinnati, Ohio 45227
4601 Dixie Highway, Fairfield, Ohio 45014
6060 South Gilmore Road, Fairfield, Ohio 45014
5300 Pleasant Avenue, Fairfield, Ohio 45014
300 High Street, Hamilton, Ohio 45011*
5971 Golf Club Lane, Hamilton, Ohio 45011
970 Main Street, Hamilton, Ohio 45013
2344 South Erie Highway, Hamilton, Ohio 45011
8211 Princeton-Glendale Road, Hamilton, Ohio 45011
855 Stahlheber Road, Hamilton, Ohio 45013
160 Berkeley Square, Hamilton, Ohio 45013
1510 Plaza Drive, Hamilton, Ohio 45013
720 NW Washington Boulevard, Hamilton, Ohio 45013
100 North Commerce Street, Lewisburg, Ohio 45338
8601 Landen Drive, Maineville, Ohio 45039
1063 Reading Road, Mason, Ohio 45040
300 North Main Street, Middletown, Ohio 45042
815 South Breiel Boulevard, Middletown, Ohio 45044
1300 Sunset Street, Middletown, Ohio 45042
108 South Main Street, Monroe, Ohio 45050
225 Britton Lane, Monroe, Ohio 45050
25 West High Street, Oxford, Ohio 45056
475 McGuffey Avenue, Oxford, Ohio 45056
4079 Hamilton-Cleves Road, Ross, Ohio 45014
300 North Main Street, Seven Mile, Ohio 45062
885 West Central Avenue, Springboro, Ohio 45066
125 East State Street, Trenton, Ohio 45067
7795 Tylersville Road, West Chester, Ohio 45069
7237 Cincinnati-Dayton Road, West Chester, Ohio 45069
6081 Limaburg Road, Burlington, Kentucky 41005
2652 Northbend Road, Hebron, Kentucky 41048
3010 First Street, Petersburg, Kentucky 41080

SAND RIDGE BANK
Assets: $820 million

DIRECTORS

Bruce E. Leep, Chairman of the Board, Sand Ridge Bank;
Chairman of the Board, First Financial Bancorp

Ronnie J. Alting, Indiana State Senator

James C. Hall, Executive Vice President, First Financial Bancorp

J. Franklin Hall, Vice President and Controller, First Financial Bancorp

David S. Harvey, President and Chief Executive Officer, Sand Ridge Bank

E. Kenneth Leep, Retired President and Owner, Pleasant View Dairy

Richard E. Olszewski, President and Owner, Highland K & L Inc.

Rhett L. Tauber, Partner, Tauber & Westland PC

Tom A. Van Prooyen, General Manager, Schepel Buick GMC

Samuel N. Van Til, Vice President, Strack & Van Til Supermarket, Inc.

Dale V. Zinn, Secretary, Zinn Kitchens

OFFICERS

President and Chief Executive Officer: David S. Harvey

Executive Vice President: George J. Vande Werken

Senior Vice President and Chief Operating Officer: Bruce A. Hunt,
Thomas J. Young

Senior Vice President: Scott S. Gyure, Bryan D. Jackson, Terry L. Saxsma, Mark W. Sprenger, William M. Winterhaler

Vice President: Walter J. Banke, Cortney H. Collison, Marjorie Dian, Paul L. Doherty, Donald L. Harris, B. Wayne Hays, Timothy P. Kelly, Andrew S. Kyres, Ruth A. LaBuda, Patrick T. Leahy, Michelle M. Markley, Gregory S. McGandy, Alisa J. Morehouse, Patrick C. Morrissey, Eric G. Ross, Michael S. Schneider, Mary E. Shelton, Terri L. Sink, Guy M. Staska, Michael A. Troxell, Sandra G. Velasco

LOCATIONS

4 North Gate Plaza, Michigan Road, Burlington, Indiana 46915
215 East Main Street, Delphi, Indiana 46923
4 East Main Street, Flora, Indiana 46929
817 East Columbia Street, Flora, Indiana 46929
2635 169th Street, Hammond, Indiana 46323
2611 Highway Avenue, Highland, Indiana 46322*

* Main Office

2002 ANNUAL REPORT                                                           49

CORPORATE STRUCTURE


2750 45th Street, Highland, Indiana 46322
9632 Cline Avenue, Highland, Indiana 46322
1600 Sagamore Parkway South, Lafayette, Indiana 47903
302 Ferry Street, Lafayette, Indiana 47901
State Road 26 West, Rossville, Indiana 46065
450 West Lincoln Highway, Schererville, Indiana 46375
1650 US 41, Schererville, Indiana 46375
241 West State Street, Hastings, Michigan 49058
12850 West M-179 Highway, Wayland, Michigan 49348

COMMUNITY FIRST BANK & TRUST
Assets:  $668 million

DIRECTORS

Michael R. O'Dell, Chairman of the Board, Community First

Samuel J. Munafo, President and Chief Executive Officer,
Community First


Thomas Casaboro, President and Chief Executive Officer, CASA
Restaurant Group


Murph Knapke, Attorney-at-Law, Owner, Knapke Law Office

William J. Kramer, President, Pax Steel Products, Inc.

Rodney L. Stoller, CPA, Arend, Laukhuf & Stoller

OFFICERS

Chairman of the Board: Michael R. O'Dell

President and Chief Executive Officer: Samuel J. Munafo

Executive Vice President: Bryce L. Beckman, John C. Hoying,
Howard A. Stammen

Senior Vice President: Collin J. Bryan, Y. Jeannine Long,
David E. Morrison, Thomas R. Bolduc, Craig A. Kuhlman

First Vice President: Thomas C. Saddler, Rod L. Stover

Vice President: Diana J. Cearns, James A. Cecil, Dan R. Clark,

Linda G. Cooper, Thomas M. Gauvey, Ken Goettemoeller, Rick L.

Greve, Marie C. Gross, Kathleen Hemmelgarn, Geoffrey L. Hyman,

Edward Kaiser, Virgil V. Lochtefeld, Milton L. Miller, Michael J. Moore,

Laura L. Nanna, Kevin Niekamp, Byron L. Peasley, Kent A. Phares,

Dana L. Schultz, Betty K. Strawn, Randy Swary, J. Chadwick Tranter

LOCATIONS

327 South Main Street, Bryan, Ohio 43506
225 North Main Street, Celina, Ohio 45822*
124 East Fayette Street, Celina, Ohio 45822
115 West Summit Street, Celina, Ohio 45822
State Route 274, Chickasaw, Ohio 45826
730 East Main Street, Coldwater, Ohio 45828
202 North Main Street, Delphos, Ohio 45833
220 North Wayne Street, Fort Recovery, Ohio 45846
6154 St. Joe Center Road, Fort Wayne, Indiana 46835
201 North Main Street, Paulding, Ohio 45879
101 East Merrin Street, Payne, Ohio 45880
166 South Main Street, Rockford, Ohio 45882
153 East Spring Street, St. Marys, Ohio 45885
228 East South Street, St. Marys, Ohio 45885
1210 Celina Road, St. Marys, Ohio 45885
11230 State Route 364, St. Marys, Ohio 45885
211 West Pearl Street, Union City, Indiana 47390
204 Staudt Drive, Union City, Indiana 47390
102 East Main Street, Van Wert, Ohio 45891
113 East Central Street, Van Wert, Ohio 45891
1163 South Shannon Street, Van Wert, Ohio 45891
315 State Street, Willshire, Ohio 45898
870 East Washington Street, Winchester, Indiana 47394

HERITAGE COMMUNITY BANK
Assets:  $325 million

DIRECTORS

C. Douglas Lefferson, Chairman of the Board, Heritage Community
Bank; Senior Vice President and Chief Financial Officer,
First Financial Bancorp

Harry R. Campbell, Owner, Campbell Auction Service

Dan R. Dalton, Dean, Kelley School of Business, Indiana University

E. Michael Danner, Owner/Operator, Danner's Hardware

Corrine R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Dean J. Miller, President and Chief Executive Officer,
Heritage Community Bank

John G. Roeder, Superintendent, Sunman-Dearborn School Corporation

OFFICERS

President and Chief Executive Officer: Dean J. Miller

Senior Vice President and Chief Operating Officer: David L. Mackey, Karen I. Miller

Senior Vice President and Chief Lending Officer: Richard L. Belser

First Vice President and Chief Financial Officer: Matthew Marro

Vice President: Vickie Couch, Mary Jane Demaree, Colleen G. Ervin, Deborah R. Harmon, Rita Hyden, George Keely, Steve Logue, James
Mitchell, Jeff Rayburn, Gayle Rayles, Gary Everroad, Ronald Sandidge, John W. Stone, Bill Wilson

LOCATIONS

616 Main Street, Brookville, Indiana 47012
10 South Main Street, Carthage, Indiana 46115
426 Washington Street, Columbus, Indiana 47201*
630 Central Avenue, Connersville, Indiana 47331
State Road 250 & State Road 56, East Enterprise, Indiana 47019
310 North Main Street, Liberty, Indiana 47353
301 Demaree Drive, Madison, Indiana 47250
7 North 5th Street, North Vernon, Indiana 47265
2070 N. State Hwy. 7, North Vernon, Indiana 47265
327 North Main Street, Rushville, Indiana 46173
604 North Meridian Street, Sunman, Indiana 47041
102 West Main Street, Vevay, Indiana 47043
804 West Main Street, Vevay, Indiana 47043
48 Brookville Street, West College Corner, Indiana 47003


FLAGSTONE INSURANCE AND FINANCIAL SERVICES
(Heritage Community Bank Subsidiary)

DIRECTORS

Mark A. Willis, Chairman, President, and Chief Executive Officer,
Flagstone Insurance

Timothy R. Foley, President, ME Companies

James C. Hall, Executive Vice President, First Financial Bancorp

J. Franklin Hall, Vice President and Controller, First Financial Bancorp

Mark W. Immelt, Senior Vice President, First Financial Bancorp;
President and Chief Executive Officer, First Financial Bank


*Main Office

50                                                       FIRST FINANCIAL BANCORP

                               CORPORATE STRUCTURE

C. Douglas Lefferson, Senior Vice President and
Chief Financial Officer, First Financial Bancorp;
Chairman of the Board, Heritage Community Bank

Janie McCauley, Legal Officer and Secretary, First Financial Bancorp Dean J. Miller, President and Chief Executive Officer, Heritage
Community Bank

OFFICERS

President and Chief Executive Officer: Mark A. Willis, CPCU, CIC
Vice President: C. Douglas Lefferson
Secretary: Janie McCauley
Treasurer: J. Franklin Hall

LOCATIONS

128 West Market Street, Celina, Ohio 45822
300 High Street, Hamilton, Ohio 45011*

INDIANA LAWRENCE BANK
Assets:  $142 million

DIRECTORS

David D. Grandstaff, Chairman of the Board, Indiana Lawrence Bank; President, Grandstaff Rendering Service, Inc.

Michael R. Terrone, President and Chief Executive Officer,
Indiana Lawrence Bank


Samuel J. Munafo, President and Chief Executive Officer,
Community First


Stephen H. Downs, Partner, Tiede, Metz, Downs, Lynn, Schlitt P.C.

William F. Earle, Halderman Farm Services

Janis Fahs, Associate Professor, Manchester College

Stephen P. Heckman, President, Heckman Bindery

Alan B. Terrell, President, Rochester Telephone Company


OFFICERS

President and Chief Executive Officer: Michael R. Terrone

Executive Vice President: Paul R. House

Senior Vice President: Steven G. Hammer

Vice President and Senior Loan Officer: Douglas J. Rice

Vice President: Annette Y. Ayres, T.F. "Bob" Fuller, Keven L. Jennings, Todd L. Lybarger, Christopher D. Sailors, J. Susie Snep,
Randal U. Vutech





LOCATIONS

106 North Market Street, North Manchester, Indiana 46962*
State Road 114 West, North Manchester, Indiana 46962
Peabody Retirement Community, North Manchester, Indiana 46962
Timbercrest Retirement Community, North Manchester, Indiana 46962
221 East Main Street, Kewanna, Indiana 46939
729 Main Street, Rochester, Indiana 46975
East Ninth Street, Rochester, Indiana 46975
1307 North Cass Street, Wabash, Indiana 46992

FIDELITY FEDERAL SAVINGS BANK
Assets:  $125 million

DIRECTORS

Michael D. Pretorius, Chairman of the Board, President and
Chief Executive Officer, Fidelity Federal

Harry J. Finch, President, Grant County Abstract Co., Inc.

Dr. J. Courtney Gorman, President, Gorman Center for Orthodontics

John C. Hoying, Executive Vice President, Community First

Terry T. Munday, Vice President, Indiana Wesleyan University

John R. Noblitt, Retired President, SCM Office Supplies Group

OFFICERS

President and Chief Executive Officer: Michael D. Pretorius

Vice President: Michael A. Belcher, Dianne C. Harris, Sandra S. Holman, James L. Widner

LOCATIONS

200 East Main Street, Gas City, Indiana 46933
116 West 4th Street, Marion, Indiana 46952*
1020 North Baldwin Avenue, Marion, Indiana 46952

CITIZENS FIRST STATE BANK
Assets:  $95 million

DIRECTORS

John D. Littler, Chairman of the Board, Citizens First;
President, Littler Diecast

James M. Weiseman, President and Chief Executive Officer, Citizens First

Robert J. Barry, Attorney-at-Law, Barry, Basey & Barry

Robert C. Brown, Owner, Barnum-Brown Insurance Agency

John A. Miller, President, J.A. Miller & Sons Oil Co.

Arthur D. Needler, President, Needler Properties

Robert L. Wyne, Retired President and Chief Executive Officer,
Citizens First

OFFICERS

President and Chief Executive Officer: James M. Weiseman

Vice President and Chief Lending Officer: Scott A. Green

Vice President, Chief Deposit Officer, and Chief Operations Officer:
Debra L. Whitesell

Vice President: Shirley K. Miller, William D. Siewert

LOCATIONS

101 West Washington Street, Hartford City, Indiana 47348*
117 North Jefferson Street, Hartford City, Indiana 47348
218 South Main Street, Dunkirk, Indiana 47336
127 West Huntington Street, Montpelier, Indiana 47359
3360 North Morrison Road, Muncie, Indiana 47304

THE CLYDE SAVINGS BANK COMPANY
Assets:  $88 million

DIRECTORS

Joseph F. Wilson, Chairman of the Board, Clyde Savings;
Owner, S & J Travel

Phyllis S. Fiser, President and Chief Executive Officer, Clyde Savings

E. Willson Baker, Orthodontist

Kevin M. Cooney, Retired

Thomas F. Dewey, Jr., Attorney-at-Law

Ronald C. House, Farmer

William B. Warnecke, Building Contractor

* Main Office

2002 ANNUAL REPORT                                                            51

CORPORATE STRUCTURE

Officers

President and Chief Executive Officer:      Phyllis S. Fiser

Senior Vice President: Marie J. Archer

Vice President: Frederick C. Bouyack, Scott A. Hicks

LOCATIONS

137 West Buckeye Street, Clyde, Ohio 43410*
1005 West McPherson Highway, Clyde, Ohio 43410
2140 Enterprise Drive, Fremont, Ohio 43420


FIRST FINANCIAL BANCORP SERVICE CORPORATION

DIRECTORS

Stanley N. Pontius, Chairman of the Board, Service Corporation;
President and Chief Executive Officer, First Financial Bancorp;
Chairman of the Board, First Financial Bank


David S. Harvey, President and Chief Executive Officer,
Sand Ridge Bank

Rex A. Hockemeyer, President and Chief Executive Officer,
Service Corporation; Senior Vice President, First Financial Bancorp

Mark W. Immelt, Senior Vice President, First Financial Bancorp;
President and Chief Executive Officer, First Financial Bank

Dean J. Miller, President and Chief Executive Officer,
Heritage Community Bank

Brian D. Moriarty, Senior Vice President, First Financial Bancorp and First Financial Bank

Samuel J. Munafo, President and Chief Executive Officer,
Community First

OFFICERS

President and Chief Executive Officer: Rex A. Hockemeyer

Executive Vice President and Chief Operating Officer: Jerry L. Begley

Senior Vice President: Linda L. Novitski

Vice President: Maureen R. Loos, Rae J. LoBuono, Donna J. Jordan

LOCATION

4400 Lewis Street, Middletown, Ohio 45044

FIRST FINANCIAL CAPITAL ADVISORS

DIRECTORS

Mark W. Immelt, Senior Vice President, First Financial Bancorp;
President and Chief Executive Officer, First Financial Bank
James C. Hall, Executive Vice President, First Financial Bancorp
Janie McCauley, Legal Officer and Secretary, First Financial Bancorp Patty K. Scott, First Vice President, First Financial Bank

OFFICERS

President and Chief Executive Officer: Mark W. Immelt

First Vice President and Investment Officer: Dennis C. Dietz

Compliance Officer and Secretary: Patty K. Scott

Treasurer: Glenn E. Boone

LOCATION

300 High Street, Hamilton, Ohio 45011


*Main Office
                             SHAREHOLDER INFORMATION

                                 Annual Meeting

                       The Annual Meeting of Shareholders

                               will be held at the

                    Manor House Banquet and Conference Center

                  7440 Mason-Montgomery Road, Mason, OH 45040


                       Tuesday, April 22, 2003, 2:00 p.m.

                                    Form 10-K

                     For copies of First Financial Bancorp's

                              Form 10-K, write to:

                              C. Douglas Lefferson

                             Chief Financial Officer

                             First Financial Bancorp

                          300 High Street, P.O. Box 476

                             Hamilton, OH 45012-0476

                                 1-513-867-4993

                              1-513-867-3112 (FAX)

                           doug.lefferson@ffbc-oh.com

                          Transfer Agent and Registrar

                         Registrar and Transfer Company

                                10 Commerce Drive

                               Cranford, NJ 07016

                                 1-800-368-5948

                              1-908-497-2312 (FAX)

                                    Listed on

                           The Nasdaq Stock Market(R)

                            Common Stock Symbol: FFBC

                                 www.ffbc-oh.com


52                                                       FIRST FINANCIAL BANCORP

                             [FIRST FINANCIAL LOGO]
         FIRST FINANCIAL BANCORP - 300 HIGH STREET - HAMILTON, OH 45011

                                 www.ffbc-oh.com