Form 10-K, Exhibit 13
period 2003-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2004-03-11
CIK 708955

EXHIBIT 13

2003
ANNUAL REPORT

FIRST FINANCIAL BANCORP

2003

First Financial Bancorp Profile

Founded in April of 1983 as a two-bank holding company with a focus on community banking, First Financial Bancorp is now a $3.8 billion publicly owned bank holding company with diversified interests in banking, asset management, and insurance. Bancorp serves 500,000 customers across four states, has over 4,000 shareholders, and remains focused on providing financial services solutions for the ever-changing needs of customers.

Financial Highlights

	2003	2002	% CHANGE

	(Dollars in thousands, except per share data)
Earnings
Net interest income	$144,881	$162,757	-10.98%
Net earnings	37,906	48,235	-21.41%
Per Share
Net earnings-basic	$0.85	$1.05	-19.05%
Net earnings-diluted	0.85	1.05	-19.05%
Cash dividends declared	0.60	0.60	0.00%
Book value (end of year)	8.34	8.39	-0.60%
Market price (end of year)	15.95	16.39	-2.68%
Average
Total assets	$3,838,688	$3,720,050	3.19%
Deposits	2,946,849	2,951,088	-0.14%
Loans, net of unearned income	2,803,448	2,785,717	0.64%
Investment securities	744,201	627,824	18.54%
Shareholders’ equity	369,239	384,618	-4.00%
Ratios
Return on average assets	0.99%	1.30%	-23.85%
Return on average shareholders’ equity	10.27%	12.54%	-18.10%
Average shareholders’ equity to average assets	9.62%	10.34%	-6.96%
Net interest margin	4.06%	4.71%	-13.80%
Net interest margin (fully tax equivalent)	4.16%	4.83%	-13.87%

Table of Contents

Letter to Shareholders	1
Corporate Overview	4
Bancorp Board of Directors and Officers	8
Management’s Discussion and Analysis	9
Consolidated Financial Statements	23
Notes to Consolidated Financial Statements	27
Quarterly Financial and Common Stock Data	45
Corporate Structure	46
Shareholder and Annual Meeting Information	49

Letter to Shareholders

To Our Valued Shareholders:

The year 2003 was a time that tested our organization in many ways.

In October of 2003, the board of directors entered into a separation agreement with Stan Pontius, who had been president and chief executive officer of the corporation since 1991.

In the meantime, I am heading the company on an interim basis while the board’s search committee seeks a new president and chief executive officer. We are working with a national search firm at the time this letter is being written.

Financial Performance

Throughout most of 2003, our financial performance was hindered by a sluggish national economy and lagging consumer confidence. In spite of the federal tax refund in July, uncertainty remained in the market and in the minds of consumers for much of the year.

In the fourth quarter of 2003, we successfully completed some significant strategic initiatives to strengthen the company’s balance sheet. Specifically, the sale of some underperforming loans and gains from the sale of two banking centers allowed Bancorp to re-direct resources to expansion in higher-growth markets.

Earnings were also impacted by other one-time events, including the severance package for our former chief executive officer and a life insurance gain.

Overall net earnings for 2003 were negatively impacted primarily by lower net interest income resulting from the low interest rate environment and compression of our net interest margin. Net interest income declined by $17.9 million in 2003, and net interest margin decreased to 4.06 percent from 4.71 percent. Return on assets was 0.99 percent, and return on equity was 10.27 percent. Earnings per share were 85 cents.

In 2003, Bancorp’s deposit balances were relatively flat. However, all affiliates have increased their sales efforts, and our newest banking centers are exceeding their deposit targets and should contribute to deposit growth in 2004.

“We are very proud to have been able to continue providing the safety and stability of regular dividend payments, continuing our record of 83 consecutive quarters of dividends payments since the company was formed in 1983.”

Bruce E. Leep
Chairman and Interim
President and CEO

Letter to Shareholders

Now under construction, this
new Union Centre “hub” for
First Financial Bank will also
house a law firm and a retail
partner in West Chester, Ohio.

Markets and Growth

In 2003, we made considerable progress in implementing our strategy of building new banking centers in growth markets. As promised, we expanded our branch system by breaking ground for a new “hub” in West Chester, Ohio, and opening new facilities in the Indiana cities of Warsaw, Columbus, and Crown Point.

As 2004 unfolds in these and other growth markets, we expect to be about the business of steadily building a stronger customer presence as well as growing our loan and deposit portfolios.

Service and Sales Culture

We believe that ongoing training of our associates is the surest way of building stronger relationships with our current customers and reaching new clients. To achieve this goal, Bancorp hired Jill Wyman as a full-time sales director in 2003. Working with all affiliates, she uses her department store sales management expertise to rejuvenate our Client Connection process throughout the company.

Credit Quality

Credit quality significantly impacts the performance of a banking institution. At our affiliate banks, we have reinforced the importance of credit quality, attention to risk management, and adherence to prudent credit underwriting standards.

Through risk management processes and proactive problem loan management, we have been addressing credit-quality challenges aggressively in order to minimize losses and expenses and maximize recoveries. A total of $19.3 million of loans were charged-off in 2003. Troubled loans declined in the fourth quarter of 2003, but they remain above acceptable levels.

We believe it was prudent to sell approximately $18 million in primarily substandard loans in December of 2003, and we have started the process of selling our $7 million mobile home loan portfolio to eliminate a niche that does not offer us significant future opportunity.

Targeting commercial loans specifically, we’ve increased the staff in our workout areas and credit administration, and we’ve added an extra level of review at the regional level. We also are introducing corporate-wide commercial credit training for commercial lenders and credit analysts in early 2004 to develop a stronger credit culture, mitigate risk, and increase overall profitability.

Risk Management

While a focused operating model and hard work are important elements in sustaining our company’s success, we realize that effective risk management is equally important in sustaining growth. An effective risk management function is dependent upon a strong risk management culture developed through involvement of the board of directors, participation of key business units, and implementation of appropriate strategies and policies.

In 2003, we developed an enterprise-wide framework and continued to complement our staff with seasoned risk management professionals under the direction of the audit committee of the board of directors.

For 2004, the risk management team’s top priority is to enhance shareholder value by assessing the company’s risk profile, determining and communicating the company’s risk tolerance, and integrating risk management processes into each of our lines of business.

Project Renaissance

Continuing our process of regionalization, we have recently taken steps to prepare for the mergers of Clyde Savings Bank and Indiana Lawrence Bank into Community First Bank & Trust. As soon as regulatory approval is received, we will proceed with the merger.

At this time, no schedule has been established for the future merger of Citizens First State Bank and Fidelity Federal Savings Bank into this region.

Looking Forward

The year 2003 was trying, but we have learned and made changes. Our financial performance was disappointing, but we still maintain a deep commitment to returning First Financial Bancorp to higher performance levels.

It will take time to build earnings and improve our performance, but we know it all comes down to the basics -exceptional customer service, growth and expansion, and excellent credit quality. Success always comes from good people practicing these basics, and we are dedicated to the future success of First Financial Bancorp.

We look forward to better times ahead, and we are grateful for the opportunity to grow, to be of service to our customers, and to benefit the communities in which we live.

Bruce E. Leep
Chairman and
Interim President and CEO

1983 - Bancorp was launched with two affiliates- First National Bank of Southwestern Ohio and Citizens commercial Bank & Trust.

1884- A New product- discount brokerage- was well accepted by customers within a few months after its introduction.

1885- Bancorp stock began trading on the NASDAQ National Market Stystem.

1986- With over 50,000 in the United States, automated teller machines were becoming an increasingly important way of serving customers.

1987- Mutual funds were offered to bank customers.

Sand Ridge Sank expanded their market by opening this new banking center to serve customers in rapidly growing Crown Point, Indiana. Inside this office at the Cornerstone Online Cafe, customers may use this state-of-the-art computer to access their online bank accounts. Another innovation is the safe play area for children.

As we begin our third decade of service, we want to take a moment to reflect upon the past twenty years of First Financial Bancorp’s history. The timeline that flows above these pages reveals a picture of our company’s growth in assets, progression into new markets and products, introduction of technology, and other benchmark accomplishments that have benefited both our customers and our shareholders.

In 2003, our focus was on growth and expansion into new markets. We made great strides in that endeavor by opening three new banking centers, while also laying the groundwork for additional expansion projects that will come to fruition in 2004.

Most notably, we’ve begun integrating a fresh, customer-centered approach to our new and existing banking centers – moving our customers from transaction-oriented relationships to a more “high-touch” retail service experience. By doing this, we can:

•	Create a warmer and more inviting service experience, resulting in increased sales

•	Raise the level of awareness of the bank’s products and services

•	Improve and solidify our positioning and branding with customers

•	Differentiate our banks from competitors

To help support these goals, our new banking centers are employing advanced technology, such as using plasma screens located in the lobby areas, behind the teller counters, and in the drive-thru lanes to display product and service messages and other information of interest to customers.

Another new feature is the “Cornerstone Online Cafe” where clients can enjoy free coffee while using the Internet to access their online bank accounts as well as helpful financial information and solutions.

1988- Bancorp assets reached $1 billion with the acquisition of a third affiliate, Van Wert National Bank.

1989- Interestate banking began for Bancorp with the acquisitions of two Indiana banks- Indiana Lawrence Bank and Union

1990- Two new affiliates came into Bancorp-Fidelity Federal Saving Bank and Citizens First State Bank.

1991-24 hour automated telephonic customer service was launched

1992- Bancrop shareholders were offered direct deposit of dividends.

Some of our banking centers also feature an Ollie’s Kids Club area for children, designed to safely occupy them while their parents are transacting banking business.

In Crown Point, Indiana, our Sand Ridge Bank affiliate expanded its service area by opening a new banking center in December of 2003.

With a showroom for retail displays and special events, a financial planner, and a children’s interest area — plus, six drive-up lanes with video screens, a drive-up ATM, and extended banking hours-this innovative office is strategically designed to meet and exceed the expectations of the customer base in this high-growth market.

In Columbus, Indiana, Heritage Community Bank dramatically transformed a restaurant into their newest banking location. Opened in October of 2003, the banking center is in a high profile, rapidly developing retail area.

This office on National Road is a full-service banking center with two drive-thru lanes and a drive-up ATM. It also features strategically located merchandising displays and a Cornerstone Online Cafè.

In West Chester, Ohio, First Financial Bank is building a new, multi-level banking facility to serve as a “hub” for their southeastern Butler County market. Scheduled to open in the fourth quarter of 2004, this bank will serve an upscale region in southwestern Ohio where state projections show growth in jobs will exceed all other areas in Ohio through 2010.

At First Financial Bank’s groundbreaking ceremony for Union Centre: Pat Hart, executive vice president; Margaret Baker, first vice president; Joe Hinson, SE Butler County Chamber president; Mark Immelt, president; Bob Treadon, architect; and Arnold Goodman, NewGround senior regional vice president.

And like the new Sand Ridge office in Crown Point, this West Chester banking center has been designed to address the financial service needs of an increasingly savvy customer base. The office at Union Centre will provide a full complement of financial service specialists, including trust officers, commercial business specialists, a private banking officer, a mortgage loan originator, an investment representative, and an insurance professional.

Other New Markets

As 2004 unfolds, we expect to continue building stronger customer presence in additional growth markets. First Financial

Eye-catching interior merchandising signage makes selling easier for Heritage Community Bank’s National Road manager, Cathy Yeley, and teller, Judy Mikels.

1993- Automated overdraft protection was introduced to checking account customers.

1994- Clyde Savings Bank joined Bancorp.

1995- Bancorp’s assets reached $2 billion.

1996- Bancorp ranked #69 on the “Plan Dealer 100,” the Cleveland newspaper’s annual list of Ohio’s best companies.

1997- Van Wert National Bank and Citizens Commercial Bank merged to form Community First Bank & Trust.

“Everything we do has an effect on the customer. We need to ‘wow’ them by giving them more than they expect and providing them with total financial solutions.”

Jill Wyman
Vice President, Sales

Bank is aggressively seeking new locations in Ohio and Kentucky and will open an office in the spring of 2004 at Rivers Bend in Maineville, Ohio. Sand Ridge Bank is planning a new office that will be located in a rapidly growing area of South Lafayette, Indiana; and Community First is developing plans for a new full-service banking center in Fort Wayne, Indiana.

Sales and Service

Since she joined Bancorp in June of 2003, Jill Wyman has taken every opportunity to weave the unique retail sales philosophy she’s honed over the last 20 years in department store management into customer service and sales initiatives for our banks.

Charged with providing tools for success to associates in all areas of the company, Jill emphasizes coaching, training, and listening as building blocks for sharpening associate sales skills. Additionally, she encourages affiliate sales managers to help their associates recognize service and sales opportunities with their clients every day. By listening for cues from customers about milestones in their lives, sales associates know when and how to present product and service solutions that proactively address the customer’s needs.

Within Bancorp’s sales process, sales reports and customer information provide critical data for measuring and monitoring our sales success. This approach gives us a yardstick by which to measure our results and also enables us to make decisions that address the needs of our customers.

Expansion Includes Insurance Services

With offices in three affiliate locations, Flagstone Insurance and Financial Services provides the opportunity for clients to access a comprehensive selection of insurance services from people they know and trust — all under one roof.

Early in 2003, Flagstone expanded its insurance offerings by purchasing the Wilson Lawson Meyers Insurance Agency of Connersville, Indiana. This third-generation agency provides an excellent growth opportunity as Bancorp continues to gain insurance

1998- First National Bank of Southwestern Ohio developed the Private Client Group to tailor services for high-net-worth customers.

1999- Sand Ridge Bank became an affiliate of First Financial Bancorp, bringing the corporation’s assets past $3 billion.

2000- Sand Ridge Bank began offering online banking.

2001- Heritage Community Bank Bancrop’s first regional bank emerged as a consolidation of four southeastern Indiana affiliates.

2002- Bancorp launched an investment affiliate, and formed two regional banks- First Financial Bank and Sand Ridge Bank.

representation in each regional market. The merger also brings Flagstone an expanded list of insurance company offerings, heightening our ability to increase market share.

Already in 2004, Flagstone has acquired two insurance agencies in Highland, Indiana, that are now operating as one entity. This new Flagstone unit serves many commercial customers, including some who already do business with our Sand Ridge Bank affiliate.

Serving The Needs of a New Generation

Ollie’s Tree House is one important tactic for long-term growth of deposits that is used by all affiliates of First Financial Bancorp. This carefully structured savings club for kids introduces young girls and boys to money-management concepts and helps them establish lifelong saving habits. The club also provides an opportunity for bank associates to deepen relationships with each child’s parents and grandparents, which increases cross-selling opportunities.

Children are delighted when they meet the club’s mascot, Ollie the Owl. He makes regular appearances at club functions and represents each affiliate of First Financial Bancorp at various community events. Since the kickoff for Ollie’s Tree House at the beginning of the second quarter of 2003, over 5,000 Ollie accounts have been opened, and deposits in these children’s accounts have increased 22 percent across First Financial Bancorp.

Moving ahead

As we move into 2004, we are focusing on growth and expansion, as well as building relationships by providing exceptional service to our customers. Naturally, that emphasis centers inside the walls of the banking centers, but it also takes us out into dozens of communities where our customers and potential customers maintain their homes and places of business.

We are also continuing our long-standing tradition of making meaningful corporate gifts and supporting our associates as they volunteer their talents and service in a wide variety of community organizations.

Over the last 20 years, our success has come from meeting our customers’ needs. We believe our future success will come from exceeding our customers’ expectations.

Ollie’s Tree House, our savings program for children, continues to bring in new customers with increasing balances.

Directors & officers

Directors

Bruce E. Leep, Chairman of the Board, Interim President and Chief Executive Officer, First Financial Bancorp; Chairman of the Board, Sand Ridge Bank; Interim Chairman of the Board, First Financial Bank

Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Corinne R, Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Carl R. Flora, Retired President and Chief Executive Officer, Armco Steel Co., L.P.

Dr. James C. Garland, President, Miami University, Oxford, Ohio

Murph Knapke, Owner, Knapke Law Office, Attorney-at-Law

Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co., L.PA

Barry S. Porter, Retired Chief Financial Officer, The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Directors Emeriti

Arthur W. Bidwell, Thomas C. Blake, Merle F. Brady, Don 5. Cisle, Jr., Edward N. Dohn, Richard J. Fitton, Vaden Fitton, F. Elden Houts, Robert M. Jones, Charles T. Koehler, Robert W. Long, Joseph L. Marcum, Robert Q. Millan, Frank C. Neal, C. Wesley Rowles, Perry D. Thatcher, Joel H. Schmidt, Hon. C. William Verity, Jr.

Officers

Interim President and Chief Executive Officer
Bruce E. Leep

Executive Vice President
James C. Hall

Senior Vice President and Chief Financial Officer
C. Douglas Lefferson

Senior Vice President, Information Technology
Rex A. Hockemeyer

Senior Vice President
Mark W. Immelt

Senior Vice President and Chief Lending Officer
C.Thomas Murrell, lll

Senior Vice President, Risk Management
Robert C. Oberg

First Vice President, Investments
Gary A. Eppley

Vice President, Controller
J. Franklin Hall

Vice President, Assistant Controller
Elizabeth E. Fontaine

Vice President, Marketing
Cheryl R. Lipp

Vice President and Director of Asset/Liability Management
Lawrence P. Mulligan, Jr.

Vice President, Sales
Jill L. Wyman

Legal Officer and Secretary
Janie McCauley

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
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

     Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 2003, Bancorp owned twelve subsidiaries operating in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include seven commercial banks, one savings bank, a service corporation for Bancorp’s subsidiaries, two statutory trust companies (established to facilitate the issuance of trust preferred securities), and a registered investment advisory company.

     On January 25, 2001, Bancorp announced that its board of directors had approved a multi-year plan (Project Renaissance) to focus on regionalization and market expansions designed to increase long-term shareholder value. The end result of this multi-phased regionalization strategy was to have Bancorp’s banking affiliates operate as four regional financial institutions on a common data processing system. Bancorp initiated this plan to gain efficiencies through consolidation, to provide a structure with a smaller number of subsidiaries that could more easily be managed, and to better position the company for growth, for instance by reducing operational burdens on certain employees and enabling them to focus more on customer sales and service. All of the data processing conversions have been completed and three of the four regional financial institutions have been formed.

     The first of Bancorp’s new regional affiliates was formed in November of 2001 when four of the holding company’s financial institutions in southeastern Indiana were merged under the new name, Heritage Community Bank, and converted to a common data processing system.

     In May 2002, Bancorp’s new family of proprietary mutual funds, The Legacy Funds Group, was introduced to the public. Additionally, on July 19, 2002, First National Bank of Southwestern Ohio and Hebron Deposit Bank were merged and converted to the new system to form Bancorp’s second new regional bank, known as First Financial Bank, National Association.

     Designed to serve northwestern Indiana and southern Michigan, Bancorp’s third regional financial institution was formed in November 2002, when Bright National Bank, Flora, Indiana, and National Bank of Hastings, Hastings, Michigan, were merged into Sand Ridge Bank, Highland, Indiana, and converted to the new system.

     In 2004, Bancorp will begin the process of forming its fourth regional financial institution, subject to regulatory approval. This stage of regionalization will begin with the consolidation of Bancorp’s banking affiliates, The Clyde Savings Bank and Indiana Lawrence Bank, into Community First Bank & Trust (Community First). Associates at Community First worked throughout 2003 to strengthen that affiliate from an operational and risk management perspective and address credit quality issues. Management believes that improvements at this affiliate warrant proceeding with this stage of Project Renaissance.

     The major components of Bancorp’s operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp’s financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on pages 22 through 45.

RECENT MERGERS, ACQUISITIONS AND DISPOSITIONS

     On December 11, 2003, Bancorp’s Heritage Community Bank affiliate completed the sale of its banking center in Sunman, Indiana, to FCN Bank, NA, Brookville, Indiana. Approximately $39,700 in deposits and $17,500 in loans were sold in addition to the facility and other selected assets. As a result of the sale, Bancorp recognized an after-tax gain of approximately six cents per share in the fourth quarter of 2003.

     During December 2003, Bancorp also executed its previously announced strategy to reduce nonperforming assets through a loan sale. Approximately $17,700 in substandard loans, primarily from the Heritage Community Bank affiliate, were sold. Included in the recorded provision is the additional provision for loan loss expense which reflects the discount associated with the sale of loans of approximately five cents per share after tax in the fourth quarter of 2003. The additional provision expense accounts for the liquidity and risk characteristics of these particular commercial and commercial real estate loans.

     In December 2003, Bancorp began pursuing a strategy of selling approximately $7,000 in mobile home loans in a brokered sale expected to be completed in the first quarter of 2004. Bancorp does not expect any significant additional credit loss in regard to this transaction. As a result of the planned sale, Bancorp accelerated the amortization of $1,500 in loan premiums in the fourth quarter of 2003. The accelerated premium amortization associated with these loans resulted in approximately two cents per share after tax additional expense in the fourth quarter of 2003. These loans were originated through a third party in a program that was discontinued in November of 2001. Bancorp is selling this portfolio because it does not fit with the company’s desired risk profile due to the specialty nature of the loans, lack of continuation as a product strategy, and greater geographic distribution than a typical Bancorp portfolio. While the acceleration of the premium amortization negatively impacts 2003, it will improve 2004 and 2005 earnings by approximately one cent per share after tax per year.

     During the third quarter of 2003, Bancorp’s affiliate Community First sold its Chickasaw banking center to Osgood State Bank. The sale included $14,000 in deposits. No loans were sold in this transaction. As a result of the sale, Bancorp recognized an after-tax gain of approximately 1.5 cents per share in the third quarter of 2003.

     Bancorp also opened three new banking centers in 2003, two of which were opened in the fourth quarter. These branches have already exceeded deposit targets and are expected to contribute to deposit growth in 2004. Additionally, Bancorp plans to open three new banking centers in 2004 in growing markets.

     In February of 2004, Flagstone Insurance and Financial Services (Flagstone), an affiliate of Bancorp’s Heritage Community Bank, completed the purchase of two insurance agencies, Havens Insurance Services and White Insurance Services located in Highland, Indiana. This purchase, while not material from a financial perspective, will expand Flagstone’s coverage into one of Bancorp’s key markets. In February of 2003, Flagstone completed the cash purchase of the Wilson Lawson Meyers Insurance Agency of Connersville, Indiana. While the transaction was not material from a financial perspective, the agency exceeded Bancorp’s expectations for 2003.

     On December 31, 2001, Bancorp completed its purchase of certain assets and assumption of certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana. This division operates as part of Bancorp’s Community First affiliate.

OVERVIEW OF OPERATIONS

     Bancorp’s net earnings decreased 21.41% to $37,906 in 2003, compared to net earnings of $48,235 in 2002. Bancorp’s diluted earnings per share decreased 19.05% to $0.85, from $1.05 in 2002.

     The 2003 earnings decreased from 2002 primarily as the result of lower net interest income due to the low interest rate environment and resulting net interest margin compression. Lower interest rates resulted in lower loan and investment yields in an environment where it was increasingly difficult to lower rates on deposit accounts correspondingly. Net interest income, Bancorp’s principal source of earnings, decreased $17,876 or 10.98% in 2003 compared to 2002. Included in this decrease is the non-recurring $1,500 negative impact of accelerated amortization of loan premiums related to the mobile-home loan sale in 2004. To a lesser extent, higher provision for loan loss expense also contributed to lower earnings as Bancorp continued to be affected by an uncertain economy in some of its markets and certain credit risk administration deficiencies from prior years that management has addressed. The 2003 provision for loan loss expense includes

TABLE 1 • FINANCIAL SUMMARY

	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Summary of operations
Interest income	$208,289	$241,008	$289,745	$313,303	$281,018
Tax equivalent adjustment	3,641	4,108	4,405	4,899	5,246

Interest income – tax equivalent	211,930	245,116	294,150	318,202	286,264
Interest expense	63,408	78,251	126,780	145,424	117,194

Net interest income – tax equivalent	$148,522	$166,865	$167,370	$172,778	$169,070

Interest income	$208,289	$241,008	$289,745	$313,303	$281,018
Interest expense	63,408	78,251	126,780	145,424	117,194

Net interest income	144,881	162,757	162,965	167,879	163,824
Provision for loan losses	18,942	16,174	26,813	11,300	9,232
Noninterest income	62,212	56,699	54,242	48,401	43,766
Noninterest expenses	132,795	132,512	124,954	118,018	121,735

Income before income taxes	55,356	70,770	65,440	86,962	76,623
Income tax expense	17,450	22,535	22,131	28,740	26,300

Net earnings	$37,906	$48,235	$43,309	$58,222	$50,323 (2)

Tax equivalent basis was calculated using a 35.0% tax rate in all years presented.
Per share data (1)
Net earnings–basic	$0.85	$1.05	$0.91	$1.19	$1.02

Net earnings–diluted	$0.85	$1.05	$0.91	$1.19	$1.02

Cash dividends declared
First Financial Bancorp	$0.60	$0.60	$0.60	$0.57	$0.54
Sand Ridge Financial Corporation(3)	N/A	N/A	N/A	N/A	$4.75
Hebron Bancorp, Inc.(4)	N/A	N/A	N/A	N/A	$1.50
Average common shares outstanding–basic (in thousands)	44,371	45,881	47,428	48,776	49,191
Average common shares outstanding–diluted (in thousands)	44,423	46,001	47,479	48,862	49,335
Selected year-end balances
Total assets	$3,956,062	$3,729,952	$3,854,794	$3,932,512	$3,940,693
Earning assets	3,618,406	3,407,769	3,505,791	3,604,916	3,572,755
Investment securities held-to-maturity	18,399	21,571	20,890	24,800	31,765
Investment securities available-for-sale	794,762	605,345	595,600	564,762	490,126
Loans, net of unearned income	2,799,624	2,748,088	2,872,249	3,008,066	3,036,376
Deposits	2,945,665	2,922,434	3,085,093	3,151,428	2,991,213
Noninterest-bearing demand deposits	414,785	422,453	448,330	419,878	408,712
Interest-bearing demand deposits	214,890	328,204	346,039	306,356	314,735
Savings deposits	1,010,643	841,336	782,640	739,376	778,405
Time deposits	1,305,347	1,330,441	1,508,084	1,685,818	1,489,361
Long-term borrowings	322,979	290,051	260,345	205,216	161,799
Shareholders’ equity	366,483	377,603	384,543	395,132	372,539
Ratios based on average balances
Loans to deposits	95.13%	94.40%	93.71%	100.76%	98.28%
Net charge-offs to loans	0.69%	0.53%	0.71%	0.37%	0.20%
Shareholders’ equity to
Total assets	9.62%	10.34%	10.26%	9.62%	9.93%
Deposits	12.53%	13.03%	12.72%	12.45%	12.61%
Return on assets	0.99%	1.30%	1.12%	1.48%	1.37%
Return on equity	10.27%	12.54%	10.94%	15.34%	13.75%
Net interest margin	4.06%	4.71%	4.55%	4.59%	4.79%
Net interest margin (tax equivalent basis)	4.16%	4.83%	4.67%	4.72%	4.94%
Dividend payout	70.59%	57.14%	65.93%	47.90%	52.94%

(1)	First Financial Bancorp’s per share data has been restated for all stock dividends, stock splits, and material pooling-of-interests mergers through 2001.

(2)	1999 net earnings includes $6,930 ($5,454 after tax) in merger and restructuring charges.

(3)	Sand Ridge Financial Corporation was the parent company of Sand Ridge Bank and was merged out of existence on June 1, 1999.

(4)	Hebron Bancorp, Inc. was the parent company of Hebron Deposit Bank and was merged out of existence on June 1, 1999.

approximately $3,000 related to the sale of distressed commercial and commercial real estate loans. The unfavorable variances in net interest income and provision for loan loss expense were partially offset by noninterest income, which increased 9.72% or $5,513 in 2003 from 2002. The increase in noninterest income was the result of gains on the sale of two banking centers and a non-recurring life insurance gain in 2003. Bancorp’s noninterest expense remained flat year-over-year. Noninterest expense in 2003 was impacted by a severance payment of $3,100 and 2002 had $4,100 in non-recurring Project Renaissance expense.

     Total assets at December 31, 2003, were $3,956,062, an increase of $226,110 or 6.06% from year-end 2002. Total assets increased as a result of investments growing by $186,245 and total loans growing by $51,099.

     Bancorp’s net earnings increased 11.37% to $48,235 in 2002, compared to net earnings of $43,309 in 2001. Bancorp’s diluted earnings per share increased 15.38% to $1.05, from $0.91 in 2001.

     The 2002 earnings increased over 2001 as a result of significantly lower provision for loan loss expense, due primarily to reduced net charge-offs. Bancorp’s reserve for loan losses as a percentage of loans increased to 1.75% at the end of 2002 from 1.63% in 2001. The uncertain economy and continued decline in interest rates were two factors that influenced Bancorp’s 2002 results. The effect of an uncertain economy created reduced loan demand in some of Bancorp’s markets. Declining interest rates resulted in lower loan and investment yields in an environment where it was increasingly difficult to lower rates on deposits correspondingly. These factors were reflected in Bancorp’s net interest income which showed a modest decline in 2002 from 2001. Noninterest income, excluding security gains, increased 4.95%. This positive variance, however, was more than offset by a 6.05% increase in noninterest expense.

     Bancorp’s return on equity for 2003 was 10.27%, which compares to 12.54% and 10.94% for 2002 and 2001, respectively. Bancorp’s return on assets for 2003 was 0.99%. This compares with return on assets of 1.30% and 1.12% for 2002 and 2001, respectively.

NET INTEREST INCOME

     Net interest income, Bancorp’s principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp’s net interest income for the years 1999 through 2003 is shown in Table 1.

     Interest income was $208,289 in 2003, a decrease of $32,719 or 13.58% from 2002. The decrease in interest income was primarily the result of the continued downward repricing of adjustable rate earning assets and replacement of assets in a low rate environment.

     Total interest expense was $63,408 in 2003, a decrease of $14,843 or 18.97% from 2002. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 2.09% during 2003 from 2.70% during 2002.

     Net interest income, the difference between total interest income and total interest expense, decreased $17,876 or 10.98% as a result of the lower earning asset yields, which were not offset by corresponding decreases in funding costs.

     Interest income was $241,008 in 2002, a decrease of $48,737 or 16.82% from 2001. The decrease in interest income was primarily the result of a declining interest rate environment beginning in 2001 and continuing through 2002 which impacted Bancorp’s variable rate loans. Interest income was also adversely impacted as average loan balances decreased $130,006 or 4.46%. Total interest expense was $78,251 in 2002, a decrease of $48,529 or 38.28% from 2001. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 2.70% during 2002 from 4.18% during 2001. Net interest income, the difference between total interest income and total interest expense, decreased $208 or 0.13% during 2002.

     The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 3.75% for 2003, 4.27% for 2002, and 3.91% for 2001. The net interest margin (net interest income divided by average earning assets) decreased 65 basis points, to 4.06% in 2003 from 4.71% in 2002. As a result of the planned sale of $7,000 of mobile-home loans, Bancorp accelerated the amortization of $1,500 in loan premiums in the fourth quarter of 2003. This acceleration negatively impacted the net interest margin by 4 basis points. Throughout 2003, Bancorp’s balance sheet was asset-sensitive. An asset-sensitive position suggests that a declining rate environment will negatively influence net interest income as earning assets will reprice downward more quickly than interest-bearing liabilities. The low interest rate conditions of 2003 driven by a 75 basis point reduction in rates initiated by the Federal Reserve since November 2002, created an environment in which

TABLE 2 • VOLUME/RATE ANALYSIS–TAX EQUIVALENT BASIS (1)

	2003 change from 2002 due to			2002 change from 2001 due to
	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
	(Dollars in thousands)
Interest income
Loans	$1,318	$(29,744)	$(28,426)	$(10,867)	$(32,951)	$(43,818)
Investment securities (2)
Taxable	5,473	(8,543)	(3,070)	2,585	(4,999)	(2,414)
Tax-exempt	(591)	(552)	(1,143)	(632)	(221)	(853)

Total investment securities interest (2)	4,882	(9,095)	(4,213)	1,953	(5,220)	(3,267)
Interest-bearing deposits with other banks	(128)	(71)	(199)	(29)	(227)	(256)
Federal funds sold and securities purchased under agreements to resell	(212)	(136)	(348)	(836)	(857)	(1,693)

Total	5,860	(39,046)	(33,186)	(9,779)	(39,255)	(49,034)
Interest expense
Interest-bearing demand deposits	(695)	(960)	(1,655)	38	(3,212)	(3,174)
Savings deposits	1,226	(4,652)	(3,426)	1,377	(8,354)	(6,977)
Time deposits	(1,905)	(10,724)	(12,629)	(11,865)	(26,238)	(38,103)
Short-term borrowings	920	(823)	97	513	(1,801)	(1,288)
Long-term borrowings	2,843	(798)	2,045	1,145	(271)	874
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	748	(23)	725	139	0	139

Total	3,137	(17,980)	(14,843)	(8,653)	(39,876)	(48,529)

Net interest income	$(2,723	$(21,066)	$(18,343)	$(1,126)	$621	$(505)

(1)	Tax equivalent basis was calculated using a 35.0% tax rate.

(2)	Includes both investment securities held-to-maturity and investment securities available-for-sale.

continued downward repricing of assets without a like decrease in deposit rates resulted in the margin decreasing or margin compression. Bancorp expects the net interest margin in 2004 to stabilize or have modest compression from the fourth quarter 2003 level of 3.90%, as adjusted for the non-recurring accelerated loan premium amortization.

     For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.

     The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp’s net interest income on a tax equivalent basis during the years indicated. The combined effect of changes in volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on page 22.

     Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 10 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2003, 2002, and 2001 was $6,534, $7,767, and $7,541, respectively.

NONINTEREST INCOME AND NONINTEREST EXPENSES

     A listing of noninterest income and noninterest expenses for 2003, 2002, and 2001 is reported in Table 3.

NONINTEREST INCOME

     2003 vs. 2002. Excluding securities gains, 2003 noninterest income increased $5,578 or 9.85% over 2002. This increase was a result of approximately $5,000 in gains from the sale of two banking centers in 2003. Also contributing to the increase was a non-recurring life insurance gain of $1,500 due to the death of a retired senior executive officer of a Bancorp affiliate. Gains from sales of mortgage loans increased $739 or 16.67% as a result of the low interest rate environment and continued high level of refinancing activity. The increased prepayment speeds on mortgages, however, also resulted in reduced other income due to mortgage-servicing asset impairment charges recorded in a valuation reserve. These impairment charges were $1,227 higher than those recorded in 2002. Service charges on deposit accounts were relatively flat, decreasing $143 or 0.73% in 2003 compared with 2002. Trust revenues decreased $885 or 5.75% from the prior year.

     2002 vs. 2001. Excluding securities gains, 2002 noninterest income increased $2,670 or 4.95% over 2001. This increase was driven by an increase in gains on sales of mortgage loans, other noninterest income, and trust revenue offset by a decrease in service charges. Service charges on deposit accounts were lower by $783 or 3.85% partially due to lower nonsufficient fund fees. Gains from sales of mortgage loans increased $1,503 or 51.31%. Gains on sale of loans was positively impacted by a low interest rate environment throughout 2002, which increased mortgage lending activity, particularly refinancings. While mortgage originations were high, Bancorp sold the majority of these loans while maintaining the servicing and customer relationships. Other noninterest income increased $1,334 or 8.39% as the result of ongoing insurance revenue and the sale of third-party mutual funds. Trust fee revenues increased 4.17% or $616 over the same period in 2001 due to improved pricing. The 2002 increase is an impressive result in a year when equity asset market values have decreased. Included in other income for the full year of 2002 were impairment charges of $497 against the mortgage-servicing asset in a valuation reserve. These mortgage servicing right charges reduced noninterest income and were a result of increased prepayment speeds on mortgages.

NONINTEREST EXPENSES

     2003 vs. 2002. Noninterest expenses increased slightly, $283 or 0.21%, in 2003 compared with 2002. The category with the most significant increase was salary and employee benefits, increasing $4,889 or 6.83% due primarily to a $3,100 charge attributable to the Separation Agreement and Release for Bancorp’s former chief executive officer, Stanley N. Pontius. Pension expense, included in employee benefits, was $1,000 higher than 2002 as a result of pension investment performance and changes to interest rate assumptions due to a prolonged period of low interest rates. Bancorp did not fully realize personnel efficiencies associated with Project Renaissance as some of the full-time equivalent reductions were absorbed through increases in risk management and credit control functions.

TABLE 3 • NONINTEREST INCOME AND NONINTEREST EXPENSES

	2003		2002		2001
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)
	(Dollars in thousands)
Noninterest income
Service charges on deposit accounts	$19,422	(0.73%)	$19,565	(3.85%)	$20,348	8.31%
Trust revenues	14,500	(5.75%)	15,385	4.17%	14,769	3.79%
Gains from sales of mortgage loans	5,171	16.67%	4,432	51.31%	2,929	187.72%
Other	23,095	34.06%	17,228	8.39%	15,894	10.93%

Subtotal	62,188	9.85%	56,610	4.95%	53,940	11.53%
Investment securities gains	24	N/M	89	N/M	302	N/M

Total	$62,212	9.72%	$56,699	4.53%	$54,242	12.07%

Noninterest expenses
Salaries and employee benefits	$76,508	6.83%	$71,619	10.08%	$65,061	2.29%
Net occupancy	7,665	(3.86%)	7,973	6.66%	7,475	0.99%
Furniture and equipment	7,101	(8.13%)	7,729	22.06%	6,332	(0.66%)
Data processing	6,730	(13.91%)	7,817	7.76%	7,254	(13.92%)
Deposit insurance	537	(11.82%)	609	1.16%	602	11.07%
State taxes	1,768	1.20%	1,747	(8.68%)	1,913	(21.34%)
Amortization of intangibles	824	(2.72%)	847	(68.04%)	2,650	(18.91%)
Other	31,662	(7.34%)	34,171	1.50%	33,667	27.91%

Total	$132,795	0.21%	$132,512	6.05%	$124,954	5.56%

N/M = Not meaningful

In 2002, Project Renaissance expenses impacted the noninterest expenses categories of furniture and equipment, data processing, and other noninterest expense for a total of $4,063. As a result of these higher-than-normal 2002 expenses, 2003 furniture and equipment expenses decreased $628, data-processing expense decreased $1,087, and other noninterest expenses decreased $2,509 from 2002. The other expense category in 2003 also contained increased professional services costs related to the non-recurring events, such as the distressed loan sale.

     2002 vs. 2001. Noninterest expenses increased $7,558 or 6.05% over 2001. The category with the most significant increase was salary and employee benefits. This increase is partially related to increased staff which includes new income-generating personnel and strengthened administrative staff in the areas of risk management, loan administration including problem credits, and financial control. An increase of $946 in health care costs for 2002 versus 2001 contributed to a rise in salary and employee benefit expense. Higher overtime expenses related to the data processing conversions also contributed to an increase in this category. Additionally, personnel efficiencies were not fully recognized in 2002 as it was the primary year of transition in regard to Project Renaissance.

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

     Project Renaissance expenses for 2002 impacted the noninterest expense categories of furniture and equipment, data processing, and other noninterest expenses. The total of these expenses was approximately $4,063 on a pre-tax basis, the majority of which were recorded in the “other” category.

     The efficiency ratio (noninterest expenses as a percentage of noninterest income, excluding securities transactions, plus net interest income) reflects how much, on average, an institution expends to generate each dollar of revenue. Bancorp’s efficiency ratio was 64.13%, 60.41%, and 57.61%, for 2003, 2002, and 2001, respectively. Bancorp’s efficiency ratio worsened in 2003 as a result of significant net interest margin compression negatively impacting its largest revenue contributor, net interest income, without a corresponding reduction in noninterest expenses. The noninterest expenses factor of the ratio has also been impacted by significant non-recurring expenses in 2003, 2002, and 2001.

INCOME TAXES

     Bancorp’s tax expense in 2003 totaled $17,450 compared to $22,535 in 2002 and $22,131 in 2001, resulting in effective tax rates of 31.52%, 31.84%, and 33.82% in 2003, 2002, and 2001, respectively. The decrease in 2002’s effective tax rate is primarily due to an increase in tax-exempt income through investments and bank owned life insurance.

     Further analysis of income taxes is presented in Note 14 of the Notes to Consolidated Financial Statements.

LOANS

     Loans, net of unearned income, increased $51,536 or 1.88% during 2003 with average balances increasing 0.64%. The increase in ending loan balances was achieved notwithstanding the $35,000 of loans sold in December 2003, related to the sale of the Sunman, Indiana, banking center and the distressed loan sale. Real estate mortgage loan growth drove total loan growth in 2003. Bancorp monitors and appropriately manages interest rate risk and the overall loan portfolio mix as it has increased this portfolio. The uncertain economy led to weaker commercial loan demand in general and to Bancorp’s tightening of credit underwriting guidelines. Installment loan balances continued to be impacted by competitive pricing from automobile manufacturers and the increased use of mortgage refinancings to consolidate consumer debt. Leasing balances will continue to decline as Bancorp has de-emphasized this business line.

     Loans, net of unearned income, decreased $124,161 or 4.32% during 2002, with average balances declining 4.46%. The greatest contributing factor to the decline in average loan balances was a planned reduction in residential real estate loans. Residential real estate loan demand remained high due to refinancing activity into lower fixed-rate mortgages. However, during what was thought to be a low point in the interest rate cycle, Bancorp’s strategy was to sell a majority of these mortgage loans while retaining the servicing and customer relationships. Subsequent to the Federal Reserve’s interest rate cut in November 2002, Bancorp modified this approach.

     Bancorp’s loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2003, which exceeded 10.00% of total loans.

     Bancorp’s subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp’s loan portfolio is therefore primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans.

     At December 31, 2003, real estate mortgage loans composed 52.37% of Bancorp’s total loan portfolio and installment loans composed another 20.00% of the total loan portfolio. Commercial loans equaled 23.80% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 3.83% of the portfolio.

     At December 31, 2002, real estate mortgage loans composed 49.78% of Bancorp’s total loan portfolio and installment loans composed another 20.26% of the total loan portfolio. Commercial loans equaled 25.13% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.83% of the portfolio. In 2002, end-of-period commercial loans decreased $114,027 or 14.17% from 2001 to 2002 partially due to a reclassification of approximately $70,000 from commercial loans to real estate loans. Prior periods were not restated due to its immateriality to the total balance sheet and total loans. Real estate mortgage loans increased $21,972 or 1.63% for the same period.

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

     Subject to Bancorp’s guidelines and policy, credit underwriting and approval occur within the subsidiary originating the loan. Bancorp has established

TABLE 4 • LOAN PORTFOLIO

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Commercial	$666,315	$690,656	$804,683	$787,436	$769,454
Real estate–construction	73,260	89,674	75,785	97,571	111,458
Real estate–mortgage	1,466,153	1,368,207	1,346,235	1,438,339	1,467,591
Installment	560,061	556,975	588,549	618,489	623,091
Credit card	21,680	22,068	22,846	24,182	22,408
Lease financing	12,241	21,031	36,139	46,068	46,508

Total	$2,799,710	$2,748,611	$2,874,237	$3,012,085	$3,040,510

TABLE 5 • LOAN MATURITY/RATE SENSITIVITY

	December 31, 2003
	Maturity
		AFTER ONE
	WITHIN	BUT WITHIN	AFTER
	ONE YEAR	FIVE YEARS	FIVE YEARS	TOTAL
	(Dollars in thousands)
Commercial	$403,012	$164,571	$98,732	$666,315
Real estate–construction	67,880	3,466	1,914	73,260

Total	$470,892	$168,037	$100,646	$739,575

	Sensitivity to changes in interest rates
	PREDETERMINED	VARIABLE
	RATE	RATE
	(Dollars in thousands)
Due after one year but within five years	$67,845	$100,192
Due after five years	68,429	32,217

Total	$136,274	$132,409

individual affiliate house lending limits to handle the majority of customer requests in a timely manner at each subsidiary. Loan applications for principal amounts greater than a designated amount, which varies by subsidiary, require Bancorp approval. Any plans to purchase or sell a participation in a loan also require Bancorp approval.

     Bancorp subsidiaries receive requests to renew maturing loans as a normal part of business. Such requests are especially common with commercial loans and with real estate loans that are scheduled to mature before being fully amortized. The requests are reviewed by the subsidiary’s loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications, or denied. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate, an increase in collateral, or the initiation of monthly principal payments.

     Table 5 indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2003. Loans due after one year are classified according to their sensitivity to changes in interest rates.

ASSET QUALITY

     Bancorp’s subsidiaries record a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. Bancorp’s policy is to charge-off loans when, in management’s opinion, collection of principal is in doubt. All loans charged-off are subject to continuous review and concerted efforts are made to maximize recovery.

     Management records the provision in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio of each subsidiary. Management’s evaluation in establishing the provision includes such factors as historical loss and recovery experience, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, lending personnel experience and changes, lending strategies, and ratios of delinquent and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The evaluation of these factors is completed by a group of senior officers from the risk management, credit administration, financial, and lending areas.

     The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on Bancorp’s internal system of credit risk ratings, historical loss data, and the estimated average expected life of the portfolio.

     The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies, and other influencing factors as discussed earlier in the Asset Quality section.

TABLE 6 • NONPERFORMING ASSETS

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans	$25,980	$21,456	$24,628	$17,346	$11,283
Restructured loans	3,821	5,375	1,291	265	2,244
Other real estate owned (OREO)	3,207	2,792	2,338	1,075	1,707

Total nonperforming assets	$33,008	$29,623	$28,257	$18,686	$15,234

Nonperforming assets as a percent of total loans plus OREO	1.18%	1.08%	0.98%	0.62%	0.50%
Accruing loans past due 90 days or more	$1,872	$6,818	$4,728	$2,414	$2,777

TABLE 7 • SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS

	2003	2002	2001	2000	1999
	(Dollars in thousands)
Transactions in the allowances for loan losses:
Balance at January 1	$48,177	$46,784	$39,349	$39,340	$34,800
Loans charged-off:
Commercial	10,838	7,865	13,573	6,439	4,120
Real estate–construction	0	0	5	32	0
Real estate–mortgage	4,823	1,821	2,096	1,098	325
Installment and other consumer financing	7,248	8,340	7,450	5,881	4,484
Lease financing	397	1,847	508	194	432

Total loans charged-off	23,306	19,873	23,632	13,644	9,361
Recoveries of loans previously charged-off:
Commercial	1,522	2,849	766	620	2,340
Real estate–construction	0	0	0	0	0
Real estate–mortgage	309	440	549	191	79
Installment and other consumer financing	2,023	1,742	1,440	1,474	1,114
Lease financing	104	61	37	68	36

Total recoveries	3,958	5,092	2,792	2,353	3,569

Net charge-offs	19,348	14,781	20,840	11,291	5,792
Allowance acquired through mergers	0	0	1,462	0	0
Provision for discontinued product line	0	0	0	0	1,100
Provision for loan losses	18,942	16,174	26,813	11,300	9,232

Balance at December 31	$47,771	$48,177	$46,784	$39,349	$39,340

Ratios:
Net charge-offs as a percent of:
Average loans outstanding	0.69%	0.53%	0.71%	0.37%	0.20%
Provision	102.14%	91.39%	77.72%	99.92%	62.74%
Allowance	40.50%	30.68%	44.55%	28.69%	14.72%
Allowance as a percent of:
Year-end loans, net of unearned income	1.71%	1.75%	1.63%	1.31%	1.30%

TABLE 8 • ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

					December 31,
	2003		2002		2001
	(Dollars in thousands)
		PERCENT OF		PERCENT OF		PERCENT OF
		LOANS TO		LOANS TO		LOANS TO
	ALLOWANCE	TOTAL LOANS	ALLOWANCE	TOTAL LOANS	ALLOWANCE	TOTAL LOANS
Balance at end of period applicable to:
Commercial	$9,452	24%	$15,729	25%	$12,210	28%
Real estate–construction	27	3%	43	3%	445	3%
Real estate–mortgage	15,471	52%	13,702	50%	15,431	47%
Installment and credit card	10,996	21%	11,276	21%	11,804	21%
Lease financing	269	0%	441	1%	921	1%
Unallocated	11,556	N/A	6,986	N/A	5,973	N/A

Total	$47,771	100%	$48,177	100%	$46,784	100%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2000		1999
		PERCENT OF		PERCENT OF
		LOANS TO		LOANS TO
	ALLOWANCE	TOTAL LOANS	ALLOWANCE	TOTAL LOANS
Balance at end of period applicable to:
Commercial	$11,061	26%	$8,221	25%
Real estate–construction	376	3%	470	4%
Real estate–mortgage	8,853	48%	8,798	48%
Installment and credit card	11,399	21%	10,978	21%
Lease financing	756	2%	477	2%
Unallocated	6,904	N/A	10,396	N/A

Total	$39,349	100%	$39,340	100%

In the commercial portfolio, certain loans where more specific information is available, typically larger-balance non-homogeneous exposures, a specific allowance may be established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

     The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, overdrafts, and student loans is established for each of the categories listed by estimating losses inherent in that particular category of consumer loans. The estimate of losses is based on historical loss rates and the estimated average life or contractual maturity of each portfolio. Consumer loans are evaluated as a group within each category (i.e., retail real estate, installment, etc.) because these loans are smaller and homogeneous.

     The unallocated portion of the allowance consists partially of dollar amounts specifically set aside for each of the overall factors influencing the allowance. These factors include national and economic factors, concentrations in market segments, lending personnel experiences and changes, lending strategies, personnel underwriting, ratio trends, and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but is supported by economic data, supporting dated material for changes made in lending functions, and other support where appropriate. In 2003, the unallocated portion of the allowance increased significantly. In late 2003, Bancorp had a detailed, independent third party review of its allowance methodology completed. While the methodology is sound, there are revisions that Bancorp wants to incorporate, as a result of the study and its own continued improved risk management efforts, that will further refine the process. Given year-end levels of nonperforming assets and all other factors considered in the allowance, management believes the level of the unallocated is appropriate. It is anticipated that as refinements are made in 2004, that the level of unallocated will be reduced.

     The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Another element associated with asset quality is Other Real Estate Owned (OREO). OREO primarily represents properties acquired by Bancorp’s subsidiaries through loan defaults by customers. See Table 6 for a summary of Bancorp’s nonaccrual and restructured loans and OREO properties.

     In 2003, weak economic conditions in Bancorp’s primary markets continued to negatively impact asset quality. Total nonperforming assets, as shown in Table 6, increased to $33,008 at December 31, 2003, from $29,623 at December 31, 2002, an 11.43% increase. Nonperforming assets consist of non-accrual loans, restructured loans, and other real estate owned. Nonperforming assets at the end of the third quarter of 2003 were $37,960. The improvement from the third quarter to the end of 2003 was the result of the sale of approximately $17,700 in distressed loans, of which approximately $5,000 were nonperforming. The loans sold were primarily from Bancorp’s Heritage Community Bank affiliate. Nonperforming loans at that affiliate at year-end were at a manageable level and are not expected to increase substantially. Improved credit risk management practices and people are in place. The nonperforming assets do not consist of a concentration in any particular industry. OREO remained at elevated levels in 2003 as Bancorp worked through problem credits and acquired more property through customer loan defaults. Accruing loans past due 90 days or more decreased significantly to $1,872 at year-end 2003 from $6,818 in 2002. Bancorp is cautiously optimistic about signs of an improving economy in 2004 and confident in its own increased credit risk management practices.

     Net charge-offs of $19,348 in 2003 increased $4,567 from 2002, and the net charge-offs as a percent of average loans outstanding increased to 0.69% from 0.53% as shown in Table 7. Net charge-offs increased as a result of continued weak economic conditions, higher than normal levels of charge-offs at Heritage Community Bank, the approximately $3,000 effect of the distressed commercial and commercial real estate loan sale to account for the liquidity and risk characteristics of the loans sold, and a single large recovery in the fourth quarter of 2002. Installment and other consumer financing charge-offs remained high in 2003 due to record levels of bankruptcy and mortgage foreclosures in Bancorp’s primary markets. However, charge-offs in this category did decrease in 2003. Bancorp anticipates that this consumer trend will continue to stabilize in 2004 in regard to this portfolio. This assumption, however, is dependent on stable or improving economic conditions in Bancorp’s markets in 2004. The allowance at December 31, 2003, was $47,771 or 1.71% of loans, net of unearned income, a slight decrease from the 1.75% reported for 2002. Provision for loan loss expense of $18,942 was $2,768 higher in 2003 than in 2002. Overall, it is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

     A slowing economy in the last half of 2001, which continued throughout 2002, negatively impacted asset quality for much of the financial industry including Bancorp in 2002. Total nonperforming assets, increased from $28,257 at December 31, 2001, to $29,623 at December 31, 2002. The decrease in nonaccrual loans in 2002 was a result of Bancorp’s efforts to work through problem

TABLE 9 • INVESTMENT SECURITIES

	December 31, 2003
	Maturing
			AFTER ONE BUT		AFTER FIVE BUT
	WITHIN ONE YEAR		WITHIN FIVE YEARS		WITHIN TEN YEARS		AFTER TEN YEARS
	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)
	(Dollars in thousands)
Held-to-Maturity
Mortgage-backed securities	$0	0.00%	$456	7.95%	$446	11.49%	$478	5.13%
Obligations of state and other political subdivisions	10,421	8.63%	3,143	7.67%	3,141	7.77%	314	9.39%

Total	$10,421	8.63%	$3,599	7.71%	$3,587	8.23%	$792	6.82%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$31,428	3.70%	$112,944	2.73%	$10,189	4.76%	$421	3.18%
Mortgage-backed securities	145	6.44%	10,221	2.91%	230,996	3.95%	240,534	5.11%
Obligations of state and other political subdivisions	4,040	8.19%	20,855	7.62%	34,472	7.97%	50,944	7.32%
Other securities	0	0.00%	305	5.75%	233	6.35%	47,035	4.81%

Total	$35,613	4.22%	$144,325	3.46%	$275,890	4.48%	$338,934	5.40%

(1)	Tax equivalent basis was calculated using a marginal federal income tax rate of 35.0%.

credits. As nonaccrual loans were addressed, certain loans were rewritten and are now classified as restructured loans which accounts for the significant increase in restructured loans from 2001 to 2002. In the fourth quarter of 2001, Bancorp classified one agricultural credit of approximately $6,900 as nonperforming. This credit was paid off in 2002 and resulted in a charge-off of $2,500.

     Net charge-offs of $14,781 in 2002 decreased $6,059 from 2001, decreasing their percentage to average loans to 0.53% in 2002 from 0.71% in 2001. Commercial loans charged-off increased significantly from 2000 to 2001 as a result of worsening economic factors in the Midwest and credit issues at Community First. In 2002, commercial charge-offs decreased substantially as credit issues stabilized compared with 2001. Installment and other consumer financing charge-offs continued to increase in 2002 as economic conditions, including record levels of bankruptcies, affected Bancorp’s markets. The $2,849 in commercial recoveries in 2002 includes a single recovery of $1,432. The allowance at December 31, 2002, was $48,177 or 1.75% of loans, net of unearned income, an increase from the 1.63% reported for 2001. Provision for loan loss expense of $16,174 was $10,639 less in 2002 than in 2001. The provision for loan loss expense was significantly less based on Bancorp’s efforts to work through problem credits and a significant reduction in net charge-offs.

     In 2001, total nonperforming assets increased 51.22% from $18,686 at year-end 2000 to $28,257 at year-end 2001. Net charge-offs increased to 0.71% from 0.37% of total average loans as shown in Table 7. During 2001, Bancorp increased its provision for loan losses 137.28% to $26,728 from $11,300 in 2000. The increase in provision expense in 2001 from 2000 was necessary as a result of an uncertain economy, particularly in the Midwest markets Bancorp serves and credit quality issues at Bancorp’s Community First subsidiary. Agriculture- and manufacturing-related loans at certain Bancorp affiliates also contributed to the increase. The allowance at December 31, 2001, was $46,784 or 1.63% of loans, net of unearned income, which compares to $39,349 or 1.31% of loans, net of unearned income, at December 31, 2000. In comparing December 31, 2001, with December 31, 2000, nonaccrual loans increased $7,282, restructured loans increased $1,026, other real estate owned increased $1,263, and accruing loans past due 90 days or more increased $2,314.

     Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 10 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

     Bancorp’s investment securities increased $186,245 or 29.71% during 2003 to a balance of $813,161. In 2002, investment securities increased $10,426 or 1.69%. The increase in investment securities was planned as a strategy to support net interest income given the limited growth opportunities in loan categories other than mortgages. The majority of the 2003 increase in the investment securities occurred in mortgage-backed securities which increased by $182,765 from December 2002. These securities were purchased for the expected cash flows, liquidity, and overall expected returns. The future cash flows will allow for increases in loans as demand begins to increase with an improving economy. Growth in commercial loan balances and demand in late 2003 and early 2004 provide preliminary indications that this is beginning to occur. Bancorp follows a conservative investment policy, investing primarily for liquidity management purposes and interest rate risk management.

     Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 19.06% of the investment portfolio at December 31, 2003, and 21.95% at year-end 2002. One structured note was included in the U.S. government agencies and corporations securities category at December 31, 2003, with a book value of $3,516 and at December 31, 2002, a book value of $3,567. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2003, and 2002, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

     Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 59.43% and 49.13% of the investment portfolio at December 31, 2003, and 2002, respectively. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 99.71% of Bancorp’s MBSs are classified as available-for-sale.

     CMOs totaled $16,759 at December 31, 2003, and $42,461 at December 31, 2002, all of which were classified as available-for-sale. Decreases in CMO’s occurred due to increased prepayment activity caused by the mortgage refinancing during 2002 and 2003. Bancorp has reallocated these investment funds to mortgage-backed securities for the increased liquidity provided in the MBS market. All of the CMOs held by Bancorp are rated AAA by Standard & Poor’s Corporation or similar rating agencies. Bancorp did not own any interest-only securities, principal-only securities, or inverse floaters. At December 31, 2002, Bancorp owned accrual bonds with a book value of $2,295 and at December 31, 2003, Bancorp did not own any accrual bonds.

     Securities of state and other political subdivisions composed 15.66% of Bancorp’s investment portfolio at December 31, 2003, and 22.24% at year-end 2002. Decreases in the composition of state and other political subdivisions were due to maturities in these securities, plus the noted increases in other investments, principally mortgage-backed securities. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 86.63% of such investments at December 31, 2003 and 86.19% at December 31, 2002, were classified as available-for-sale.

     The remaining 5.85% and 6.68% of Bancorp’s investment portfolio at December 31, 2003 and 2002, respectively, termed “other securities,” was primarily composed of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, and in taxable obligations of state and other political subdivisions.

     Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2003, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

     At December 31, 2003, the market value of Bancorp’s held-to-maturity investment securities portfolio exceeded the carrying value by $197. The available-for-sale investment securities are reported at their market value of $794,762, as required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” At December 31, 2002, the market value of Bancorp’s held-to-maturity investment securities portfolio exceeded the carrying value by $526. The available-for-sale investment securities are reported at their market value of $605,345. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

     Bancorp’s federal funds sold and securities purchased under agreements to resell decreased from $28,291 at December 31, 2002 to $607 at December 31, 2003. Bancorp monitors this position as part of its asset/liability management.

DERIVATIVES

     In 2002, Bancorp began utilizing interest rate swap agreements to assist in effectively modifying its exposure to interest rate risk by converting certain fixed rate assets to a floating rate. The use of these interest rate swaps allows Bancorp’s subsidiary banks to offer long-term fixed rate loans to commercial borrowers. The interest rate swaps allow Bancorp to convert the fixed interest rate to a variable rate that better suits its funding position. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. As of December 31, 2003, Bancorp had interest rate swaps with a notional value of $12,549, compared to a notional value of $5,012 at December 31, 2002.

DEPOSITS AND BORROWINGS

     Bancorp’s subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts, and time deposits of various maturities and rates.

     Total ending deposits for 2003 increased $23,231or 0.79%. Bancorp’s funding and pricing strategies resulted in continued planned runoff in time

TABLE 10 • MATURITIES OF TIME DEPOSITS
GREATER THAN OR EQUAL TO $100,000

December 31, 2003
(Dollars in thousands)

Certificates of Deposit
Maturing in
3 months or less	$66,253
3 months to 6 months	41,234
6 months to 12 months	42,982
over 12 months	161,376

Total	$311,845

IRAs
Maturing in
3 months or less	$4,112
3 months to 6 months	3,701
6 months to 12 months	2,413
over 12 months	16,927

Total	$27,153

deposits. Savings deposits increased $169,307 or 20.12% and interest-bearing demand deposits decreased $113,314 or 34.53% in 2003, due in part to a change in internal accounting classification implemented as a method to reduce required reserves on interest-bearing demand deposits.

     Total average deposits for 2003 decreased slightly, $4,239 or 0.14% over 2002 due to the decrease in time deposits. Average savings deposits increased by $139,918 or 16.64%, noninterest-bearing deposits decreased $2,710 or 0.67%, and interest-bearing demand deposits decreased $87,073 or 28.89%. Average savings and interest-bearing demand deposits were also affected by the accounting classification referenced above.

     Bancorp intentionally extended a portion of the time deposit base through the use of brokered certificates of deposit for longer term funding. These CDs are priced below the alternative in-market CDs of like terms, therefore allowing for a targeted approach to funding. Selected maturities and balances can be generated without exposing the deposit base to increased rates, resulting in lower marginal-cost funding.

     Total ending deposits for 2002 decreased $162,659 or 5.27%. This decrease is due largely to time deposits decreasing $177,643 or 11.78%. Bancorp believes a portion of the decrease is due to the historically low rate environment. Additionally, Bancorp’s funding and pricing strategies resulted in planned runoff in this category. Savings deposits increased $58,696 or 7.50% in 2002.

     Total average deposits for 2002 decreased $160,191 or 5.15% over 2001 due solely to the decrease in time deposits. Other average deposit categories increased over 2001 as follows: savings increased by $74,654 or 9.74%, noninterest-bearing increased $8,175 or 2.05%, and interest-bearing demand deposits increased $1,897 or 0.63%.

     Table 10 shows the contractual maturity of time deposits of $100 and over that were outstanding at December 31, 2003. These deposits represented 11.51% of total deposits.

     Short-term borrowings increased to $258,909 at December 31, 2003 from $95,180 at December 31, 2002. Short-term borrowings increased to $95,180 at December 31, 2002, from $93,452 at December 31, 2001. To fund the growth in the investment portfolio, Bancorp increased its short-term borrowings. This strategy will generate future cash flows that can be reinvested at the current rates. It is expected that this reinvestment will occur through loan growth in categories that provide an increased spread over the future funding costs. Using the short-term borrowings market, primarily through the Federal Home Loan Bank and the Federal Funds market, the overall funding cost is minimized.

     Long-term borrowings increased to $322,979 at December 31, 2003 from $290,051 at December 31, 2002. Long-term borrowings increased $29,706 to $290,051 at the end of 2002. The increase in long-term borrowings is associated with ongoing asset/liability management strategies that take into account the timing of maturities of assets and liabilities among many other factors. Increases in long-term borrowings provide some interest rate risk protection in funding to offset the growth in the longer term assets, primarily fixed rate residential mortgages.

     The corporation-obligated mandatorily redeemable capital securities (the “capital securities”) of subsidiary trust, which appears on the balance sheet, are commonly known as Trust Preferred Securities. The subsidiary trusts hold solely the junior subordinated debt securities of Bancorp (the “debentures”). Capital securities were issued in the third quarter of 2003 by a statutory business trust –First Financial (OH) Statutory Trust II and the third quarter of 2002 by another statutory business trust – First Financial (OH) Statutory Trust I. Bancorp owns 100% of the common equity of both of the trusts. The trusts were formed with the sole purpose of issuing capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of the trusts. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of Bancorp. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees.

     The debentures qualify as Tier I capital under Federal Reserve Board guidelines. The debentures issued in 2003 are first redeemable, in whole or in part, by Bancorp on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2003, is $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2003, is $10,000. These funds were used to repurchase Bancorp stock and for other corporate purposes and as a means to diversify funding sources at the parent company level. See Note 13 of the Notes to Consolidated Financial Statements for additional information on borrowings.

PENSION PLAN

     Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets are administered by the Trust Department of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds, and money market funds. Approximately 99.38% of plan assets at December 31, 2002 were invested in collective investment funds with First Financial Bank, N.A. During 2003, the collective investment funds were converted to the Legacy Funds. Therefore, at December 31, 2003, 98.55% of plan assets were invested in the Legacy Funds for which First Financial Capital Advisors, LLC serves as investment advisor. This pension plan does not own any shares of Bancorp common stock.

     The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. An appropriate discount rate assumption is determined by comparisons to the average rate used in available survey data of banks nationwide. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The rate of compensation increase is compared to historical increases for plan participants for reasonableness.

     Bancorp recorded pension expense in the Consolidated Statements of Earnings of $4,618, $3,026, and $2,564 for 2003, 2002, and 2001, respectively. Cash contributions to fund the pension plan were $6,777, $1,285, and $4,773 for 2003, 2002, and 2001, respectively. The unfunded pension losses net of tax recorded as accumulated comprehensive income in equity were $4,171 at December 31, 2003, and $3,034 at December 31, 2002.

     If interest rates remain stable or rise modestly as some economists have projected for 2004, then it is likely the discount rate would not change significantly.

     The expected return on plan assets was lowered in 2003 to 8.50% from 9.00% in 2002 due to a three-year period of below average market returns.

     Along with the markets in general, fund performance improved in 2003. Bancorp will continue to monitor the return on plan assets, but does not anticipate a change for 2004.

LIQUIDITY

     Liquidity management is the process by which Bancorp ensures that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for Bancorp and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by

TABLE 11 • MARKET RISK DISCLOSURE

Principal Amount Maturing In:

								FAIR VALUE
	2004	2005	2006	2007	2008	THEREAFTER	TOTAL	DECEMBER 31, 2003
	(Dollars in thousands)
Rate sensitive assets
Fixed interest rate loans	$203,694	$120,342	$118,381	$95,752	$84,767	$507,172	$1,130,108	$1,136,673
Average interest rate	7.12%	7.66%	6.98%	6.67%	6.21%	6.15%	6.62%
Variable interest rate loans	529,436	52,188	51,972	50,615	62,954	922,351	1,669,516	1,670,627
Average interest rate	4.78%	5.39%	5.43%	5.61%	5.37%	6.00%	5.54%
Fixed interest rate securities	46,034	57,030	48,791	16,100	16,528	602,148	786,631	786,824
Average interest rate	4.25%	2.02%	2.65%	5.01%	4.16%	4.13%	3.91%
Variable interest rate securities	—	—	—	2,495	6,980	17,055	26,530	26,534
Average interest rate	—	—	—	2.26%	2.74%	4.26%	3.67%
Other earning assets	5,621	—	—	—	—	—	5,621	5,621
Average interest rate	1.00%	—	—	—	—	—	1.00%
Rate sensitive liabilities
Noninterest-bearing checking	414,785	—	—	—	—	—	414,785	414,785
Savings and interest-bearing checking	122,553	1,102,980	—	—	—	—	1,225,533	1,225,533
Average interest rate	0.45%	0.45%	—	—	—	—	0.45%
Time deposits	834,894	194,107	67,002	101,382	56,802	51,160	1,305,347	1,315,572
Average interest rate	2.20%	2.75%	2.88%	4.15%	3.42%	4.00%	2.59%
Fixed interest rate borrowings	121,772	11,787	33,207	37,247	64,312	154,654	422,979	446,975
Average interest rate	1.85%	5.01%	4.95%	5.19%	4.88%	5.08%	4.12%
Variable interest rate borrowings	158,909	—	—	—	—	30,000	188,909	188,909
Average interest rate	0.71%	—	—	—	—	4.37%	1.29%
Interest rate derivatives
Interest Rate Swaps
Fixed to variable	—	—	—	—	—	12,549	12,549
Average pay rate (fixed)	—	—	—	—	—	6.69%	6.69%
Average receive rate (variable)	—	—	—	—	—	3.67%	3.67%

depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by the asset/liability committees at Bancorp’s subsidiaries and by Bancorp’s holding company asset/liability committee.

     Liquidity may be used to fund capital expenditures. Capital expenditures were $8,616 for 2003, $3,276 for 2002, and $8,111 for 2001. Capital expenditures planned for the year 2004, consisting primarily of banking centers, are estimated to be $11,450.

     Bancorp subsidiaries’ source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

     Liquidity is derived primarily from core deposit growth, principal payments received on loans and investment securities, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank (FHLB) as a funding source. At December 31, 2003, 2002, and 2001, total long-term borrowings from the FHLB were $322,979, $290,051, and $260,345, respectively.

     Bancorp’s bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2003, was $451,368. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $794,762 at December 31, 2003, an increase of $189,417 or 31.29% over 2002. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled

     $10,421 at December 31, 2003. In addition, other types of assets — such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year - are sources of liquidity.

     Certain restrictions exist regarding the ability of Bancorp’s subsidiaries to transfer funds to Bancorp (see Note 6 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp’s liquidity. Bancorp has secured a $50,000 line of credit with another financial institution. This line provides additional liquidity for Bancorp for various corporate activities. There was no outstanding balance as of December 31, 2003. The outstanding balance as of December 31, 2002 was $30,500. The outstanding balance of this line varies throughout the year depending on Bancorp’s cash needs. The average outstanding balance was $19,153 for 2003, and $27,163 for 2002.

INTEREST RATE SENSITIVITY

     Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 2003, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies, and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities.

     The data in Table 11 was aggregated by type of financial instrument: fixed and variable rate loans, fixed and variable rate investments, other earning assets,

TABLE 12 • CONTRACTUAL OBLIGATIONS

	December 31, 2003
		LESS THAN	ONE TO THREE	THREE TO FIVE	MORE THAN
	TOTAL	ONE YEAR	YEARS	YEARS	FIVE YEARS
	(Dollars in thousands)
Contractual Obligations
Long-term debt obligations Federal Home Loan borrowings	$629,029	$24,857	$53,402	$122,438	$428,332
Corporation obligated mandatorily redeemable capital securities of subsidiary trust	68,571	1,311	2,622	2,622	62,016
Operating lease obligations	8,257	3,468	2,458	894	1,437

Total	$705,857	$29,636	$58,482	$125,954	$491,785

fixed and variable rate deposits, other fixed and variable rate interest-bearing liabilities, and interest rate swaps. Bancorp has no assets held for trading, and as such, the table presents instruments entered into for purposes other than trading purposes. For interest rate swaps, the table includes notional amounts and weighted average interest rates by contractual maturity dates. The variable receive rates are tied to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.

     In November of 2001, Bancorp’s board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Bancorp had no stand-alone derivative products prior to the adoption of this policy. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. At December 31, 2003, Bancorp had interest rate swaps, with a notional value of $12,549.

     The primary source of market risk for the financial instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent. Bancorp’s risk exposure can be characterized as asset sensitive. That is, as market rates fall, there are more assets repricing down to the new rates than the amount of liabilities that reprice. This exposure has impacted the net interest income over the last two years. Looking forward, Bancorp has some exposure to rising rates. While many market sensitive loans and investments are immediately repriceable with changes in market rates, which would positively impact interest income, the non-maturity interest-bearing deposit account (savings, money market, and NOW accounts) rates may move differently from what is currently assumed in the modeling.

     Within the interest rate risk exposure, a majority of Bancorp’s commercial loans reprice with the Prime Rate. Across the time horizon of the yield curve, other rate risk exposures occur with the U.S. Treasury CMT (constant maturity treasury) rates, as those rates are the primary index rates for adjustable rate mortgages, in the one, three, and five year periods. The deposit rates typically depend on local market conditions, somewhat influenced by national market rates. Borrowing rates are impacted by changes in LIBOR and the Federal Home Loan Bank advance rates for various term structures.

     All banking institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp’s net interest margin to swings in interest rates, to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp’s subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity, and the earning of an adequate return on shareholders’ equity. The management of the risk includes objectives to minimize the adverse changes to net interest income, typically exercised through adjusting rates paid on deposit accounts, managing the volume of assets generated, and monitoring loan rates. Long-term funding is used to fund longer-term assets that are generated within the loan and investment portfolios.

     Bancorp has a holding company asset/liability committee, comprised of holding company officers and representatives of various subsidiaries with a variety of disciplines. The committee’s function is to develop policies and guidelines, monitor results, and initiate strategies for effective asset/liability management throughout Bancorp’s subsidiaries.

CAPITAL

     Total shareholders’ equity at December 31, 2003 and 2002 was $366,483 and $377,603, respectively. The decrease in shareholders’ equity for 2003 was primarily the result of continued stock repurchase activity.

     On January 25, 2000, the board of directors authorized Bancorp to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. Bancorp did not repurchase any shares under this program during 2003 or 2002. In 2001, Bancorp repurchased 276,000 shares under this program.

     On October 24, 2000, the board of directors authorized an additional program to repurchase up to 5% of Bancorp’s common shares outstanding. This share repurchase program is for general corporate purposes including future stock dividends. Under this program, Bancorp repurchased 567,495 shares in 2002 and 1,571,500 shares in 2001. The 2002 purchases completed the authorized repurchase activity for this plan.

     On February 26, 2002, the board of directors authorized a stock repurchase program for up to 5% of Bancorp’s common shares outstanding. This program provides shares for general corporate purposes including future stock dividends. Repurchase activity under this plan was 1,053,699 shares in 2003 and 1,272,205 shares in 2002. The shares repurchased in 2003 completed this program.

     On February 25, 2003, Bancorp’s Board of Directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program. Bancorp repurchased 177,001 shares under the 2003 plan during the year.

     The dividend payout ratio was 70.59%, 57.14%, and 65.93%, for 2003, 2002, and 2001, respectively. The dividend payout is continually reviewed by management and the board of directors.

     Bancorp has consistently maintained regulatory capital ratios at or above the “well-capitalized” standards. For further detail on capital ratios, see Note 15 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

     Bancorp’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on Bancorp’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on Bancorp’s financial reporting. For Bancorp, these areas currently include accounting for the allowance for loan losses, pension costs, and goodwill.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). In addition, certain statements in future filings by Bancorp with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Bancorp which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of Bancorp or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

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

STATISTICAL INFORMATION - UNAUDITED

	2003			2002			2001
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
	Daily average balances and interest rates: (Tax-equivalent basis; dollars in thousands)
Earning assets
Loans (1)
Commercial (2)	$688,879	$42,807	6.21%	$749,072	$58,010	7.74%	$792,568	$73,399	9.26%
Real estate (2)	1,521,359	93,021	6.11%	1,417,770	95,236	6.72%	1,465,334	117,352	8.01%
Installment and other consumer	576,711	42,772	7.42%	590,580	52,921	8.96%	616,714	58,162	9.43%
Lease financing (2)	16,499	1,338	8.11%	28,295	2,197	7.76%	41,107	3,269	7.95%

Total loans	2,803,448	179,938	6.42%	2,785,717	208,364	7.48%	2,915,723	252,182	8.65%
Investment securities (3)
Taxable	610,343	21,801	3.57%	486,188	24,871	5.12%	441,513	27,285	6.18%
Tax-exempt (2)	133,858	9,904	7.40%	141,636	11,047	7.80%	149,704	11,900	7.95%

Total investment securities (3)	744,201	31,705	4.26%	627,824	35,918	5.72%	591,217	39,185	6.63%
Interest-bearing deposits with other banks	7,857	141	1.79%	14,202	340	2.39%	14,972	596	3.98%
Federal funds sold and securities purchased under agreements to resell	12,998	146	1.12%	28,654	494	1.72%	59,470	2,187	3.68%

Total earning assets	3,568,504	211,930	5.94%	3,456,397	245,116	7.09%	3,581,382	294,150	8.21%
Nonearning assets
Allowance for loan losses	(48,600)			(48,341)			(40,758)
Cash and due from banks	128,582			131,730			133,644
Accrued interest and other assets	190,202			180,264			183,103

Total assets	$3,838,688			$3,720,050			$3,857,371

Interest-bearing liabilities
Deposits
Interest-bearing demand	$214,285	1,236	0.58%	$301,358	2,891	0.96%	$299,461	6,065	2.03%
Savings	980,972	4,990	0.51%	841,054	8,416	1.00%	766,400	15,393	2.01%
Time	1,347,663	38,160	2.83%	1,402,037	50,789	3.62%	1,646,954	88,892	5.40%

Total interest-bearing deposits	2,542,920	44,386	1.75%	2,544,449	62,096	2.44%	2,712,815	110,350	4.07%
Borrowed funds
Short-term borrowings	154,123	1,824	1.18%	90,188	1,727	1.91%	75,240	3,015	4.01%
Long-term borrowings	320,107	16,334	5.10%	265,034	14,289	5.39%	243,868	13,415	5.50%
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	19,315	864	4.47%	2,658	139	5.23%	0	0	N/A

Total borrowed funds	493,545	19,022	3.85%	357,880	16,155	4.51%	319,108	16,430	5.15%

Total interest-bearing liabilities	3,036,465	63,408	2.09%	2,902,329	78,251	2.70%	3,031,923	126,780	4.18%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	403,929			406,639			398,464
Other liabilities	29,055			26,464			31,194
Shareholders’ equity	369,239			384,618			395,790

Total liabilities and shareholders’ equity	$3,838,688			$3,720,050			$3,857,371

Net interest income and interest rate spread (fully tax equivalent)		$148,522	3.85%		$166,865	4.39%		$167,370	4.03%

Net interest margin (fully tax equivalent)			4.16%			4.83%			4.67%

Interest income and yield		$208,289	5.84%		$241,008	6.97%		$289,745	8.09%
Interest expense and rate		63,408	2.09%		78,251	2.70%		126,780	4.18%

Net interest income and spread		$144,881	3.75%		$162,757	4.27%		$162,965	3.91%

Net interest margin			4.06%			4.71%			4.55%

(1)	Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax-equivalent basis using a marginal federal income tax rate of 35.0%.

(3)	Includes both investment securities held-to-maturity and investment securities available-for-sale.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Dollars in thousands)
Assets
Cash and due from banks	$183,612	$181,839
Interest-bearing deposits with other banks	5,014	4,474
Federal funds sold and securities purchased under agreements to resell	607	28,291
Investment securities held-to-maturity (market value of $18,596 at December 31, 2003; $22,097 at December 31, 2002)	18,399	21,571
Investment securities available-for-sale, at market value (cost of $784,115 at December 31, 2003; $587,131 at December 31, 2002)	794,762	605,345
Loans
Commercial	666,315	690,656
Real estate – construction	73,260	89,674
Real estate – mortgage	1,466,153	1,368,207
Installment	560,061	556,975
Credit card	21,680	22,068
Lease financing	12,241	21,031

Total loans	2,799,710	2,748,611
Less
Unearned income	86	523
Allowance for loan losses	47,771	48,177

Net loans	2,751,853	2,699,911
Premises and equipment	59,050	56,348
Goodwill	27,379	27,379
Other intangibles	7,530	9,147
Deferred income receivable	6,227	4,107
Accrued interest and other assets	101,629	91,540

Total assets	$3,956,062	$3,729,952

Liabilities
Deposits
Noninterest-bearing	$414,785	$422,453
Interest-bearing	2,530,880	2,499,981

Total deposits	2,945,665	2,922,434
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	106,692	55,766
Federal Home Loan Bank short-term borrowings	150,000	0
Other	2,217	39,414

Total short-term borrowings	258,909	95,180
Federal Home Loan Bank long-term borrowings	322,979	290,051
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	10,000
Accrued interest and other liabilities	32,026	34,684

Total liabilities	3,589,579	3,352,349
Shareholders’ equity
Common stock — no par value
Authorized — 160,000,000 shares
Issued — 48,558,614 shares in 2003 and 2002	395,752	396,252
Retained earnings	50,325	39,005
Accumulated comprehensive income	2,344	8,189
Restricted stock awards	(3,397)	(4,022)
Treasury stock, at cost, 4,619,596 and 3,554,691 shares	(78,541)	(61,821)

Total shareholders’ equity	366,483	377,603

Total liabilities and shareholders’ equity	$3,956,062	$3,729,952

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$179,771	$208,131	$251,951
Investment securities
Taxable	21,801	24,871	27,285
Tax-exempt	6,430	7,172	7,726

Total investment securities interest	28,231	32,043	35,011
Interest-bearing deposits with other banks	141	340	596
Federal funds sold and securities purchased under agreements to resell	146	494	2,187

Total interest income	208,289	241,008	289,745
Interest expense
Deposits	44,386	62,096	110,350
Short-term borrowings	1,824	1,727	3,015
Long-term borrowings	16,334	14,289	13,415
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	864	139	0

Total interest expense	63,408	78,251	126,780

Net interest income	144,881	162,757	162,965
Provision for loan losses	18,942	16,174	26,813

Net interest income after provision for loan losses	125,939	146,583	136,152
Noninterest income
Service charges on deposit accounts	19,422	19,565	20,348
Trust revenues	14,500	15,385	14,769
Gains from sales of mortgage loans	5,171	4,432	2,929
Investment securities gains	24	89	302
Other	23,095	17,228	15,894

Total noninterest income	62,212	56,699	54,242
Noninterest expenses
Salaries and employee benefits	76,508	71,619	65,061
Net occupancy	7,665	7,973	7,475
Furniture and equipment	7,101	7,729	6,332
Data processing	6,730	7,817	7,254
Deposit insurance	537	609	602
State taxes	1,768	1,747	1,913
Amortization of intangibles	824	847	2,650
Other	31,662	34,171	33,667

Total noninterest expenses	132,795	132,512	124,954

Income before income taxes	55,356	70,770	65,440
Income tax expense	17,450	22,535	22,131

Net earnings	$37,906	$48,235	$43,309

Net earnings per share - basic	$0.85	$1.05	$0.91

Net earnings per share diluted	$0.85	$1.05	$0.91

Average shares outstanding - basic	44,370,917	45,880,649	47,427,921

Average shares outstanding - diluted	44,422,852	46,000,801	47,479,315

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Operating activities
Net earnings	$37,906	$48,235	$43,309
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	18,942	16,174	26,813
Provision for depreciation and amortization	12,614	9,172	8,797
Net amortization of premiums and accretion of discounts on investment securities	6,868	1,151	12
Deferred income taxes	1,369	(7,524)	79
Realized gains on investment securities	(24)	(89)	(302)
Originations of mortgage loans held for sale	(205,546)	(221,703)	(186,571)
Gains from sales of mortgage loans held for sale	(5,171)	(4,432)	(2,929)
Proceeds from sale of mortgage loans held for sale	208,426	223,893	187,448
Increase in cash surrender value of life insurance	(9,925)	(8,527)	(1,775)
Decrease in interest receivable	2,739	4,111	6,527
(Increase) decrease in prepaid expenses	(942)	(956)	530
(Decrease) increase in accrued expenses	(1,467)	8,807	660
Decrease in interest payable	(1,153)	(3,074)	(5,536)
Other	(2,878)	(1,101)	318

Net cash provided by operating activities	61,758	64,137	77,380
Investing activities
Proceeds from sales of investment securities available-for-sale	43,492	0	0
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	425,006	242,076	219,864
Purchases of investment securities available-for-sale	(672,603)	(243,583)	(245,279)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	4,629	3,994	12,085
Purchases of investment securities held-to-maturity	(1,180)	(4,414)	(7,910)
Net (increase) decrease in interest-bearing deposits with other banks	(540)	9,197	(10,423)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	27,684	(24,910)	659
Net (increase) decrease in loans and leases	(80,461)	98,621	108,922
Proceeds from disposal of other real estate owned	4,976	4,608	1,773
Recoveries from loans and leases previously charged-off	3,958	5,092	2,792
Purchases of premises and equipment	(8,616)	(3,276)	(8,111)

Net cash (used in) provided by investing activities	(253,655)	87,405	74,372
Financing activities
Net increase (decrease) in total deposits	23,231	(162,659)	(66,335)
Net increase (decrease) in short-term borrowings	163,729	1,728	(53,116)
Proceeds from long-term borrowings	32,928	29,706	55,129
Proceeds from corporation-obligated mandatorily redeemable capital securities of subsidiary trust	20,000	10,000	0
Cash dividends	(26,586)	(27,474)	(28,400)
Purchase of common stock	(19,714)	(32,910)	(30,057)
Proceeds from exercise of stock options	82	776	99

Net cash provided by (used in) financing activities	193,670	(180,833)	(122,680)

Increase (decrease) in cash and cash equivalents	1,773	(29,291)	29,072
Cash and cash equivalents at beginning of year	181,839	211,130	182,058

Cash and cash equivalents at end of year	$183,612	$181,839	$211,130

Supplemental disclosures
Interest paid	$64,561	$81,325	$132,316

Income taxes paid	$14,909	$25,110	$24,839

Recognition of deferred tax assets (liabilities) attributable to SFAS No. 115	$2,859	$(3,685)	$(2,000)

Acquisition of other real estate owned through foreclosure	$5,619	$5,667	$3,263

Issuance of restricted stock awards	$2,413	$3,273	$2,826

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	COMMON	COMMON		ACCUMULATED
	STOCK	STOCK	RETAINED	COMPREHENSIVE
	SHARES	AMOUNT	EARNINGS	INCOME
	(Dollars in thousands)
Balances at December 31, 2000	46,927,736	$374,336	$36,225	$1,955
Net earnings			43,309
Unrealized holding gains on securities available for sale arising during the period				3,393
Total comprehensive income
Cash dividends declared
(Bancorp – $0.60 per share)			(28,400)
Purchase of common stock
Exercise of stock options, net of shares purchased		(105)
5% stock dividend	1,646,021	22,348	(32,890)
Restricted stock awards, net	(3,411)	52
Amortization of restricted stock awards

Balances at December 31, 2001	48,570,346	396,631	18,244	5,348
Net earnings			48,235
Unrealized holding losses on securities available for sale arising during the period				5,875
Unfunded pension losses, net of tax				(3,034)
Total comprehensive income
Cash dividends declared
(Bancorp – $0.60 per share)			(27,474)
Purchase of common stock
Exercise of stock options, net of shares purchased		(376)
Restricted stock awards, net	(11,732)	(3)
Amortization of restricted stock awards

Balances at December 31, 2002	48,558,614	396,252	39,005	8,189
Net earnings			37,906
Unrealized holding losses on securities available for sale arising during the period				(4,708)
Unfunded pension losses, net of tax				(1,137)
Total comprehensive income
Cash dividends declared
(Bancorp – $0.60 per share)			(26,586)
Purchase of common stock
Exercise of stock options, net of shares purchased		(251)
Restricted stock awards, net		(249)
Amortization of restricted stock awards

Balances at December 31, 2003	48,558,614	$395,752	$50,325	$2,344

[Additional columns below]

[Continued from above table, first column(s) repeated]

	RESTRICTED	TREASURY	TREASURY
	STOCK	STOCK	STOCK
	AWARDS	SHARES	AMOUNT	TOTAL
	(Dollars in thousands)
Balances at December 31, 2000	$(866)	(940,610)	$(16,518)	$395,132
Net earnings				43,309
Unrealized holding gains on securities available for sale arising during the period				3,393

Total comprehensive income				46,702
Cash dividends declared
(Bancorp – $0.60 per share)				(28,400)
Purchase of common stock		(1,847,500)	(30,057)	(30,057)
Exercise of stock options, net of shares purchased		12,603	204	99
5% stock dividend		637,004	10,542	0
Restricted stock awards, net	(2,826)	168,092	2,712	(62)
Amortization of restricted stock awards	1,129			1,129

Balances at December 31, 2001	(2,563)	(1,970,411)	(33,117)	384,543
Net earnings				48,235
Unrealized holding losses on securities available for sale arising during the period				5,875
Unfunded pension losses, net of tax				(3,034)

Total comprehensive income				51,076
Cash dividends declared
(Bancorp – $0.60 per share)				(27,474)
Purchase of common stock		(1,839,700)	(32,910)	(32,910)
Exercise of stock options, net of shares purchased		66,835	1,152	776
Restricted stock awards, net	(3,273)	188,585	3,054	(222)
Amortization of restricted stock awards	1,814			1,814

Balances at December 31, 2002	(4,022)	(3,554,691)	(61,821)	377,603
Net earnings				37,906
Unrealized holding losses on securities available for sale arising during the period				(4,708)
Unfunded pension losses, net of tax				(1,137)

Total comprehensive income				32,061
Cash dividends declared
(Bancorp – $0.60 per share)				(26,586)
Purchase of common stock		(1,230,700)	(19,714)	(19,714)
Exercise of stock options, net of shares purchased		20,274	333	82
Restricted stock awards, net	(2,413)	145,521	2,661	(1)
Amortization of restricted stock awards	3,038			3,038

Balances at December 31, 2003	$(3,397)	(4,619,596)	$(78,541)	$366,483

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 • SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation — The consolidated financial statements of First Financial Bancorp. (Bancorp), a bank holding company, principally serving western Ohio, Indiana, northern Kentucky and southern Michigan, include the accounts and operations of Bancorp and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Interest on loans, securities, and other earning assets is recognized on the accrual basis.

     All dollar amounts, except per share data, are expressed in thousands of dollars.

     Investment securities - Statement of Financial Accounting Standards (SFAS) No. 115 classifies debt and equity securities in three categories: trading, held-to-maturity, and available-for-sale.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when Bancorp has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders’ equity.

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

     Loans - Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including impaired loans. When interest accruals are suspended, interest income accrued in the current period is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

     Bancorp’s subsidiaries sell certain mortgage loans immediately after origination on a flow basis. Due to Bancorp’s policy of selling loans on a flow basis, loans held for sale are not material and therefore not disclosed separately on the Consolidated Balance Sheets. Loans held for sale are carried at the lower of cost or market value. Capitalized mortgage servicing rights (MSRs) are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. MSRs are amortized on an accelerated basis over the estimated period of net servicing revenue.

     Allowance for loan losses - The level of the allowance for loan losses (allowance) is based upon management’s evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

     An impairment loss is recognized if the present value of expected future cash flows from the loan are less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net deferred loan fees or costs, and unamortized premium or discount, and does not reflect any direct write-down of the investment). The impairment loss is recognized through the use of a valuation allowance. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral as a practicable expedient. Income recognition on impaired loans is based on the cash basis method.

     The level of allowance maintained is believed by management to be adequate to cover losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on Bancorp’s internal system of credit risk ratings, historical loss data, and the estimated average expected life of the portfolio.

     The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies and other influencing factors as discussed in the Asset Quality section of Management’s Discussion and Analysis. In the commercial portfolio, certain loans where more specific information is available, typically larger-balance non-homogeneous exposures, a specific allowance may be established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

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

     The unallocated portion of the allowance consists partially of dollar amounts specifically set aside for each of the overall factors influencing the allowance. These factors include national and economic factors, concentrations in market segments, lending personnel experiences and changes, lending strategies, personnel underwriting, ratio trends, and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but supported by economic data, supporting dated material for changes made in lending functions and other support where appropriate.

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

NOTE 1 • SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     Other real estate owned - Other real estate owned represents properties acquired by Bancorp’s subsidiaries through loan defaults by customers. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. An allowance for losses on other real estate owned may be maintained for subsequent valuation adjustments on a specific property basis. Any gains or losses realized at the time of disposal are reflected in income.

     Trust Preferred Securities - In January of 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46) which applies to variable interest entities created after January 31, 2003. Under the provisions of the interpretation (except in certain circumstances), Trust Preferred Securities, by design, are considered variable interest entities, with no variable interest holder being considered the primary beneficiary, thus requiring the reporting enterprise to deconsolidate the trust upon adoption of the interpretation. The interpretation could have allowed the parent to continue consolidating the trust. However, a revised interpretation was issued which has effectively removed the ability for a reporting enterprise to continue consolidating the trust. Therefore, a company must deconsolidate its trust as soon as practicable, but no later than March 31, 2004. Bancorp had not previously applied the provisions of FIN 46 to the trust. Therefore, Bancorp will deconsolidate its two trusts no later than March 31, 2004.

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

     Earnings per share - Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Bancorp’s stock plans, using the treasury stock method.

     Cash flow information - For purposes of the statement of cash flows, Bancorp considers cash and due from banks as cash and cash equivalents.

     Reporting comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Accumulated comprehensive income includes the unrealized holding gains from available-for-sale securities arising during the period which were $6,515 and $11,223 at December 31, 2003, and 2002, respectively, and unfunded pension losses, net of taxes, which were $4,171 and $3,034 at December 31, 2003, and 2002, respectively. While there was no income tax expense or benefit, there was a deferred tax liability associated with available-for-sale securities of $4,132 and $6,991 as of December 31, 2003, and 2002, respectively. There was deferred tax asset recorded for the unfunded pension losses of $2,295 and $1,680 as of December 31, 2003, and 2002, respectively.

     Disclosure about segments and related information - Bancorp operates as one community banking segment in contiguous geographic markets.

     Derivative Instruments - SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” was released in June, 1998, and is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Bancorp did not use derivative financial instruments until June 2002, at which time it adopted and follows the provisions of SFAS No. 133.

     Intangible assets - SFAS No. 141, “Business Combination” and No. 142, “Goodwill and Other Intangible Assets” were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Core deposit intangibles and mortgage servicing rights will continue to be amortized over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

     Bancorp applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $1,172 ($0.02 per share) per year. Bancorp selected October 1 as its date for annual impairment testing. The testing was performed as of October 1, 2003, and resulted in no adjustment being necessary.

     Since Bancorp was required to recognize an additional minimum liability for its pension accounting, it was required to recognize an intangible asset to the extent of its unrecognized prior service cost. Pursuant to SFAS No. 87, “Employers’ Accounting for Pensions,” this intangible is never amortized directly, but instead, the amounts are recalculated at each measurement date which is normally on an annual basis.

     Pension - Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. In accordance with applicable accounting rules, Bancorp does not consolidate the assets and liabilities associated with the pension plan. At the end of 2003, Bancorp’s fair value of the plan assets was less than its benefit obligation. Therefore, Bancorp recognized an accrued benefit liability. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting relate to the discount rates, the expected return on plan assets, and the rate of compensation increase.

     Employee Stock Options - Bancorp has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock options. Bancorp’s employee stock options have fixed terms and the exercise price of those stock options equals the market price of the underlying stock on the date of grant. Therefore, no compensation expense was recognized.

NOTE 2 • RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     Bancorp’s subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2003 and 2002 were approximately $31,386 and $27,103, respectively.

NOTE 3 • BUSINESS COMBINATIONS

Bancorp consummated the following business combinations in 2001:

	ACQUISITION			PURCHASE
BUSINESS COMBINATIONS	DATE	ASSETS	DEPOSITS	PRICE
		(Dollars in thousands)
Purchase transactions First Community branches	December 31, 2001	$31,912	$11,110	Par

     On December 31, 2001, Bancorp purchased certain assets and assumed certain liabilities of a division of Blue River Bancshares, Inc. operating under the name First Community Bank of Fort Wayne, Indiana (First Community). Upon consummation of the merger, these branches began operating as part of Bancorp’s Community First Bank & Trust affiliate. The merger was accounted for using the purchase method of accounting and, accordingly, the consolidated financial statements included First Community’s results of operations from the date of acquisition. There were no material acquisitions in 2003 and 2002.

NOTE 4 • GOODWILL

     SFAS No. 141, “Business Combination” and No. 142, “Goodwill and Other Intangible Assets” were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

     Bancorp applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement resulted in an increase in net income of $1,172 ($0.02 per share) per year. SFAS No. 142 prescribes testing of goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Bancorp performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002, and found no impairment was indicated. Therefore, the second step was not necessary. Goodwill and indefinite-lived intangible assets of each reporting unit must be tested for impairment at least annually. Bancorp has selected October 1 as its date for annual impairment testing. As of October 1, 2003, and 2002, respectively, Bancorp performed step one and concluded that no impairment of goodwill was indicated.

     Net earnings and earnings per share for the year ended December 31, 2001, adjusted to exclude amortization expense recognized during that period is shown below:

2001
(Dollars in thousands)
Reported net earnings	$43,309
Goodwill amortization	1,172

Net earnings, excluding goodwill amortization	$44,481

Reported net earnings per share	$0.91
Goodwill amortization per share	0.02

Net earnings per share, excluding goodwill amortization	$0.93

Average shares outstanding	47,427,921

NOTE 5 • MORTGAGE SERVICING RIGHTS

Changes in capitalized mortgage servicing rights are summarized as follows:

	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of year	$4,707	$4,138	$3,005
Rights capitalized	2,291	2,242	2,052
Amortization	(1,552)	(1,176)	(919)
Impairment	(1,724)	(497)	0

Balance at end of year	$3,722	$4,707	$4,138

     The fair value of capitalized mortgage servicing rights was $3,952, $4,707, and $4,138 at December 31, 2003, 2002, and 2001. Bancorp recognized impairment charges in “other” in the noninterest income section of the Consolidated Statement of Earnings of $1,724 in 2003 and $497 in 2002 due to a decline in the estimated future value of the servicing cash flows. Valuations are conducted regularly to determine the fair value and any possible impairment of the mortgage servicing right asset. Key assumptions include prepayment speeds, discount rates, inflation, and future operating costs. Bancorp uses market based data for assumptions related to the valuation of mortgage servicing rights.

     Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $509,518, $542,288, and $545,733 at December 31, 2003, 2002, and 2001, respectively.

NOTE 6 • RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

     Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for Bancorp’s subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2003, Bancorp’s subsidiaries had retained earnings of $128,560 of which $2,691 was available for distribution to Bancorp as dividends without prior regulatory approval. During 2003, some affiliates paid additional dividends to Bancorp so that Bancorp could reduce its short-term borrowing balances. These additional payments reduced the affiliates’ dividends that were available for distribution to Bancorp without prior regulatory approval when compared to 2002.

NOTE 7 • FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. Accounting principles generally accepted in the United States do not require these financial instruments to be recorded in the consolidated balance sheets, statements of earnings, changes in shareholders’ equity, or cash flows. However, a discussion of these instruments follows.

     Bancorp’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and commitments outstanding to extend credit is represented by the contractual amounts of those instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Following is a discussion of these transactions.

     Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers’ contractual default. Bancorp has issued standby letters of credit aggregating $42,229 and $33,167 at December 31, 2003, and 2002, respectively.

     Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp’s allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

     Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $480,632 and $464,777 at December 31, 2003, and 2002, respectively. Management does not anticipate any material losses as a result of these commitments.

NOTE 8 • ACCOUNTING FOR DERIVATIVES

     In 2001, Bancorp’s board of directors approved a policy authorizing the use of certain derivative products as a tool for the management of interest rate risk. Approved derivatives include interest rate caps, floors, and swaps. These instruments will allow Bancorp to meet the needs of its customers, yet reduce the interest rate risk associated with certain transactions. The use of these interest rate swaps allows Bancorp’s subsidary banks to offer a long term fixed rate loan to commercial borrowers. These instruments allow Bancorp to convert the fixed interest rate to a variable rate that better suits its funding position.

     Bancorp follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” in accounting for its derivative activities. Bancorp has interest rate swaps that are accounted for as fair value hedges under SFAS No. 133. Bancorp utilizes interest rate swap agreements to effectively modify its exposure to interest rate risk by converting certain fixed rate assets to floating rate. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. The swaps are accounted for under the short-cut method. These contracts are designated as hedges of specific assets. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income of the hedged asset. At December 31, 2003, and 2002, Bancorp had interest rate swaps with a notional value of $12,549 and $5,012, respectively. The fair value of the swaps was an unrealized loss of $121 and $301 at December 31, 2003, and 2002, respectively. This amount is included with other assets on the balance sheet. A corresponding fair value adjustment was also included on the balance sheet with the hedged item.

     Bancorp is exposed to losses if a counterparty fails to make its payment under a contract in which Bancorp is in the receiving position. Although collateral or other security may not be obtained, Bancorp minimizes its credit risk by monitoring the credit standing of each counterparty and believes that each will be able to fully satisfy its obligation under the agreement.

NOTE 9 • INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 2003:

	HELD-TO-MATURITY				AVAILABLE-FOR-SALE
	AMORTIZED	UNREALIZED		MARKET	AMORTIZED	UNREALIZED		MARKET
	COST	GAINS	LOSSES	VALUE	COST	GAINS	LOSSES	VALUE
	(Dollars in thousands)
Securities of U.S. government agencies and corporations					$153,772	$1,306	$(96)	$154,982
Mortgage-backed securities	$1,380	$73	$(1)	$1,452	478,624	6,003	(2,731)	481,896
Obligations of state and other political subdivisions	17,019	125	0	17,144	104,531	5,791	(11)	110,311
Other securities					47,188	416	(31)	47,573

Total	$18,399	$198	$(1)	$18,596	$784,115	$13,516	$(2,869)	$794,762

NOTE 9 • INVESTMENT SECURITIES - CONTINUED

The following is a summary of investment securities as of December 31, 2002:

	HELD-TO-MATURITY				AVAILABLE-FOR-SALE
	AMORTIZED	UNREALIZED		MARKET	AMORTIZED	UNREALIZED		MARKET
	COST	GAINS	LOSSES	VALUE	COST	GAINS	LOSSES	VALUE
	(Dollars in thousands)
Securities of U.S. government agencies and corporations					$132,971	$2,412	$0	$135,383
Mortgage-backed securities	$2,225	$123	$(2)	$2,346	295,859	9,972	(35)	305,796
Obligations of state and other political subdivisions	19,256	419	(14)	19,661	114,445	5,756	(13)	120,188
Other securities	90	0	0	90	43,856	160	(38)	43,978

Total	$21,571	$542	$(16)	$22,097	$587,131	$18,300	$(86)	$605,345

     The carrying value of investment securities as of December 31, 2001, by category was as follows: U.S. Treasury $102, U.S. government agencies and corporations $98,499, mortgage-backed $329,668, obligations of state and other political subdivisions $146,666, and other $41,555.

     During the year ended December 31, 2003, available-for-sale securities with a fair value at the date of sale of $44,528 were sold. The gross realized losses on such sales were $1,036.

     During the years ended December 31, 2002, and 2001, no available-for-sale securities were sold.

     There were net investment gains after taxes of $68, $58, and $188 for the years ended December 31, 2003, 2002, and 2001, respectively.

The applicable income tax effects were a benefit of $44 for 2003, an expense of $31 for 2002, and a benefit of $114 for 2001.

     The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $451,368 at December 31, 2003.

     The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2003, by contractual maturity, are shown in the table below.

     Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	HELD-TO-MATURITY		AVAILABLE-FOR-SALE
	AMORTIZED	MARKET	AMORTIZED	MARKET
	COST	VALUE	COST	VALUE
	(Dollars in thousands)
Due in one year or less	$10,421	$10,458	$35,233	$35,613
Due after one year through five years	3,599	3,679	142,526	144,325
Due after five years through ten years	3,587	3,648	274,546	275,890
Due after ten years	792	811	331,810	338,934

Total	$18,399	$18,596	$784,115	$794,762

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2003:

	LESS THAN 12 MONTHS			12 MONTHS OR MORE			TOTAL
		UNREALIZED			UNREALIZED			UNREALIZED
	FAIR VALUE	LOSS	COUNT	FAIR VALUE	LOSS	COUNT	FAIR VALUE	LOSS	COUNT
	(Dollars in thousands)
Securities of U.S. government agencies and corporations	$21,404	$96	6				$21,404	$96	6
Mortgage-backed securities	202,214	2,729	82	$222	$3	19	202,436	2,732	101
Obligations of state and other political subdivisions	782	4	7				782	4	7
Other securities	1,236	6	3	475	32	3	1,711	38	6

Total temporarily impaired securities	$225,636	$2,835	98	$697	$35	22	$226,333	$2,870	120

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2002:

	LESS THAN 12 MONTHS			12 MONTHS OR MORE			TOTAL
		UNREALIZED			UNREALIZED			UNREALIZED
	FAIR VALUE	LOSS	COUNT	FAIR VALUE	LOSS	COUNT	FAIR VALUE	LOSS	COUNT
	(Dollars in thousands)
Mortgage-backed securities	$2,616	$35	22	$192	$2	22	$2,808	$37	44
Other securities	1,225	39	2	710	26	2	1,935	65	4

Total temporarily impaired securities	$3,841	$74	24	$902	$28	24	$4,743	$102	48

NOTE 9 • INVESTMENT SECURITIES - CONTINUED

     Of the securities in an unrealized loss position less than twelve months at December 31, 2003, all 98 items were debt securities. The unrealized loss of $2,835 represents 0.35% of amortized cost of the total portfolio. There were no common stock positions with an unrealized loss position of less than twelve months. Of the 98 items, 82 items, with an unrealized loss of $2,729, 96.2% of the total unrealized losses, were AAA rated federal agency mortgage-backed securities. U.S. government agencies totaled six items representing unrealized losses of $96, or 3.39% of total unrealized losses. All debt securities unrealized losses are due to increased market yields relative to the yields of the amortized cost. None of the unrealized losses are due to credit risk of the underlying security. Management has the intention of holding these securities to maturity, and expects to realize the full amortized cost. All stock issues are monitored for permanent impairment and written down accordingly. All debt security issues are believed to be temporarily impaired with no future write-down expected.

NOTE 10 • LOANS

     Information as to nonaccrual and restructured loans at December 31 was as follows:

	2003	2002	2001
	(Dollars in thousands)
Principal balance
Nonaccrual loans	$25,980	$21,456	$24,628
Restructured loans	3,821	5,375	1,291

Total	$29,801	$26,831	$25,919

Interest income effect
Gross amount of interest that would have been recorded at original rate	$2,257	$2,549	$1,609
Interest included in income	1,118	744	416

Net impact on interest income	$1,139	$1,805	$1,193

     At December 31, 2003, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

     The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions or other workout situations, net of the related allowance, totaled $3,207, $2,792, and $2,338 at December 31, 2003, 2002, and 2001, respectively.

     Changes in the allowance for loan losses for the three years ended December 31 were as follows:

	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of year	$48,177	$46,784	$39,349
Allowance acquired through mergers	0	0	1,462
Provision for loan losses	18,942	16,174	26,813
Loans charged-off	(23,306)	(19,873)	(23,632)
Recoveries	3,958	5,092	2,792

Balance at end of year	$47,771	$48,177	$46,784

     The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

     At December 31, 2003, 2002, and 2001, the total recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3,126, $6,745, and $2,006, respectively. For those same periods, the recorded investment in loans for which there is a related allowance for loan losses was $2,837, $6,093, and $801, respectively. The related allowance for loan losses on these impaired loans was $1,213 at December 31, 2003, $1,131 at December 31, 2002, and $529 at December 31, 2001. At December 31, 2003, 2002, and 2001, there were $289, $652, and $1,205, respectively, that as a result of write-downs, did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2003, was approximately $7,059 versus $4,280 for the year ended December 31, 2002, and $4,343 for the year ended December 31, 2001. For the years ended December 31, 2003, 2002, and 2001, Bancorp recognized interest income on those impaired loans of $270, $84, and $143, respectively. Bancorp recognizes income on impaired loans using the cash basis method.

     Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $2,981, $3,380, and $3,336 at December 31, 2003, 2002, and 2001, respectively.

NOTE 11 • LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

	2003	2002
	(Dollars in thousands)
Direct financing	$8,560	$13,055
Leveraged	14	0

Net rentals receivable	8,574	13,055
Estimated residual value of leased assets	4,838	10,065
Less unearned income	1,171	2,089

Investment in leases, net	$12,241	$21,031

Direct financing lease payments receivable as of December 31, 2003, for the next five years and thereafter are as follows:

DIRECT FINANCING LEASES
(Dollars in thousands)
2004	$4,251
2005	2,388
2006	1,170
2007	544
2008	198
Thereafter	9

NOTE 12 • PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

	2003	2002
	(Dollars in thousands)
Land and land improvements	$15,899	$14,809
Buildings	54,235	53,841
Furniture and fixtures	37,634	38,277
Leasehold improvements	7,613	5,920
Construction in progress	4,027	1,028

	119,408	113,875
Less accumulated depreciation and amortization	60,358	57,527

Total	$59,050	$56,348

     Rental expense recorded under operating leases in 2003, 2002, and 2001 was $1,420, $1,576, and $358, respectively.

     As of December 31, 2003, future minimum lease payments for operating leases were $3,468 for 2004, $1,891 for 2005, $567 for 2006, $460 for 2007, $434 for 2008, and $1,437 after 2008.

     Capital lease agreements for land and buildings at December 31, 2003, were immaterial.

NOTE 13 • BORROWINGS

     The following is a summary of short-term borrowings for the last three years:

	2003		2002		2001
	AMOUNT	RATE	AMOUNT	RATE	AMOUNT	RATE
				(Dollars in thousands)
At year end:
Federal funds purchased and securities sold under agreements to repurchase	$106,692	0.60%	$55,766	1.01%	$67,641	1.31%
Federal Home Loan Bank borrowings	150,000	1.05%	0	0.00%	0	0.00%
Other short-term borrowings	2,217	1.00%	39,414	2.02%	25,811	2.29%

Total	$258,909	0.86%	$95,180	1.37%	$93,452	1.58%

Average for the year:
Federal funds purchased and securities sold under agreements to repurchase	$61,575	0.84%	$54,306	1.49%	$46,974	3.29%
Federal Home Loan Bank borrowings	70,814	1.09%	6,944	1.88%	12,330	6.00%
Other short-term borrowings	21,734	2.44%	28,938	2.71%	15,936	4.56%

Total	$154,123	1.18%	$90,188	1.91%	$75,240	4.01%

Maximum month-end balances:
Federal funds purchased and securities sold under agreements to repurchase	$106,692		$65,214		$67,641
Federal Home Loan Bank borrowings	150,000		42,200		83,000
Other short-term borrowings	36,239		35,347		28,912

NOTE 13 • BORROWINGS - CONTINUED

     Bancorp’s policy regarding collateralization of repurchase agreements is to comply with all federal regulations.

     At December 31, 2003, Bancorp had a short-term revolving line of credit with a financial institution of $50,000. As of year end, there was no outstanding balance. The interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has a financial requirement whereby Bancorp’s affiliates must maintain a risk-based capital level of a well-capitalized institution. Also, Bancorp must maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. Bancorp was in compliance with these requirements as of December 31, 2003.

     Federal Home Loan Bank Long-term Borrowings - Long-term borrowings at December 31, 2003 totaled $322,979 and consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 3.16% to 6.90%, with interest payable monthly. The long-term advances mature as follows: $21,771 in 2004, $11,787 in 2005, $33,207 in 2006, $37,247 in 2007, $64,312 in 2008, and $154,655 after 2008.

     FHLB advances, both short-term and long-term were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $830,838 at December 31, 2003.

     Corporation-Obligated Mandatorily Redeemable Capital Securities Of Subsidiary Trust-The corporation-obligated mandatorily redeemable capital securities (the “capital securities”) of subsidiary trust, which appears on the balance sheet, are commonly known as Trust Preferred Securities. The subsidiary trust holds solely the junior subordinated debt securities of Bancorp (the “debentures”). Capital securities were issued in the third quarter of 2003 by a statutory business trust – First Financial (OH) Statutory Trust II and the third quarter of 2002 by another statutory business trust – First Financial (OH) Statutory Trust I. Bancorp owns 100% of the common equity of both the trusts. The trusts were formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of Bancorp. The interest rate is variable and is subject to change every three months. The base index is three-month LIBOR (London Inter-Bank Offered Rate). On December 31, 2003, the rates on Trust I and Trust II were 4.57% and 4.27%, respectively. Bancorp has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debentures currently qualify as Tier I capital under Federal Reserve Board guidelines. The debentures issued in 2003 are first redeemable, in whole or in part, by Bancorp on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2003, was $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2003, was $10,000.

NOTE 14 • INCOME TAXES

Income tax expense consisted of the following components:

	2003	2002	2001
	(Dollars in thousands)
Current:
Federal	$14,490	$29,861	$18,431
State	2,221	1,799	2,636

Total	16,711	31,660	21,067
Deferred expense	739	(9,125)	1,064

Income tax expense	$17,450	$22,535	$22,131

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

	2003	2002	2001
	(Dollars in thousands)
Income taxes computed at federal statutory rate of 35%	$19,375	$24,770	$22,904
State income taxes, net of federal tax benefit	1,444	1,169	1,713
Effect of tax-exempt interest	(3,158)	(3,143)	(2,073)
Other	(211)	(261)	(413)

Income tax expense	$17,450	$22,535	$22,131

NOTE 14 • INCOME TAXES - CONTINUED

     SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35% for years ended December 31, 2003, 2002, and 2001.

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2003, and 2002, were as follows:

	2003	2002
	(Dollars in thousands)
Deferred tax assets
Allowance for loan losses	$16,073	$16,759
Mark to market adjustment	2,257	3,095
Other real estate owned	35	383
Postretirement benefits other than pensions liability	733	804
Pension asset	0	603
Unfunded pension liability	2,295	1,665
Other	1,243	1,253

Total deferred tax assets	22,636	24,562
Deferred tax liabilities
Tax greater than book depreciation	457	1,869
Leasing activities	3,566	5,164
Federal Home Loan Bank stock basis difference	2,888	2,539
Deferred loan fees	1,690	1,560
Purchase accounting adjustment	0	9
Pension liability	551	0
Other	3,125	2,323

Total deferred tax liabilities	12,277	13,464
Net deferred tax asset recognized through the statement of earnings	10,359	11,098
Net deferred tax liability from valuation adjustments of investment securities available-for-sale, recognized in equity section of balance sheet	(4,132)	(6,991)

Total net deferred tax asset	$6,227	$4,107

NOTE 15 • RISK-BASED CAPITAL

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

     Regulatory guidelines require a 4.00% Tier 1 capital ratio, an 8.00% total risk-based capital ratio, and a 4.00% leverage ratio. Tier 1 capital consists primarily of common shareholders’ equity and capital securities, net of intangibles. Total risk-based capital is Tier 1 capital plus Tier 2 supplementary capital, which is primarily the allowance for loan losses subject to certain limits. The leverage ratio is a result of dividing Tier 1 capital by average total assets less certain intangibles.

     While Bancorp’s subsidiaries’ ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets, and the allowance for the loan losses, which influences the total risk-based capital ratio.

     The table below illustrates the risk-based capital calculations and ratios for the last two years.

	December 31,
	2003	2002
	(Dollars in thousands)
Tier 1 capital
Shareholders’ equity	$366,483	$377,603
Less certain intangibles	31,352	32,290
Less unrealized gains from available-for-sale securities	6,515	11,223
Add corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	10,000

Total Tier 1 capital	$358,616	$344,090

Total risk-based capital
Tier 1 capital	$358,616	$344,090
Qualifying allowance for loan losses	34,119	34,249

Total risk-based capital	$392,735	$378,339

Risk-weighted assets	$2,715,858	$2,726,025

Risk-based ratios
Tier 1 capital	13.20%	12.62%

Total risk-based capital	14.46%	13.88%

Leverage	9.42%	9.33%

NOTE 16 • EMPLOYEE BENEFIT PLANS

     Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Bancorp uses a December 31 measurement date for its defined benefit pension plan.

     The following tables set forth information concerning amounts recognized in Bancorp’s Consolidated Balance Sheets and Consolidated Statements of Earnings:

	December 31,
	2003	2002
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$36,523	$33,169
Service cost	2,938	2,486
Interest cost	2,585	2,340
Amendments	0	14
Actuarial loss	5,054	1,966
Benefits paid	(3,424)	(3,452)

Benefit obligation at end of year	43,676	36,523
Change in plan assets
Fair value of plan assets at beginning of year	18,897	22,976
Actual return on plan assets	2,724	(1,912)
Employer contributions	6,777	1,285
Benefits paid	(3,424)	(3,452)

Fair value of plan assets at end of year	24,974	18,897

Funded status	(18,702)	(17,626)
Unrecognized transition amount	(299)	(380)
Unrecognized prior service cost	330	583
Unrecognized actuarial loss	18,269	14,412

Net amount recognized in the consolidated balance sheets (accrued benefit liability)	$(402)	$(3,011)

Amounts recognized in statement of financial position
Accrued benefit liability	$(7,198)	$(8,308)
Intangible pension asset	330	583
Other comprehensive income, net of taxes	4,171	3,034
Deferred tax assets	2,295	1,680

Net amount recognized	$(402)	$(3,011)

	December 31,
	2003	2002
Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$43,676	$36,524
Accumulated benefit obligation	32,172	27,205
Fair value of plan assets	24,974	18,897

	December 31,
	2003	2002	2001
	(Dollars in thousands)
Components of net periodic benefit cost
Service cost	$2,938	$2,486	$2,306
Interest cost	2,585	2,340	2,236
Expected return on assets	(2,057)	(2,203)	(2,051)
Amortization of transition asset	(80)	(80)	(270)
Amortization of unrecognized prior service cost	253	253	252
Amortization of actuarial loss	529	230	120

Net periodic pension cost	$4,168	$3,026	$2,593

	2003	2002
Additional information
Increase in minimum liability included in other comprehensive income, net of taxes	$1,137	$3,034

NOTE 16 • EMPLOYEE BENEFIT PLANS - CONTINUED

Weighted-average assumptions to determine:	December 31,
	2003	2002
Benefit obligations
Discount rate	6.50%	6.95%
Rate of compensation increase	3.50%	3.50%
Net periodic benefit cost
Discount rate	6.95%	7.25%
Expected return on plan assets	8.50%	9.00%
Rate of compensation increase	3.50%	3.50%

The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

	Plan Assets at December 31,
	2003	2002
Asset Category
Equity securities	61.85%	57.25%
Bond securities	36.70%	42.13%
Other	1.45%	0.62%

Total	100.00%	100.00%

     Plan assets are administered by the Trust Department of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds, and money market funds. Approximately 99.38% of plan assets at December 31, 2002 were invested in collective investment funds with First Financial Bank, N.A. During 2003, the collective investment funds were converted to the Legacy Funds. Therefore, at December 31, 2003, 98.55% of plan assets were invested in the Legacy Funds for which First Financial Capital Advisors LLC, a wholly owned subsidiary of Bancorp, serves as investment advisor. This pension plan does not own any shares of Bancorp common stock.

     Each Funding Policy provides an investment range that allows the investment manager the latitude to manage the account within certain pre-established parameters. Bancorp has chosen the Trust-Growth-Balanced Funding Policy which allows a range of 45% to 75% in equity securities and 35% to 55% in fixed income or bond securities.

     Bancorp expects to contribute $5,691 to its pension plan in 2004.

     Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 12.0% of their base salaries into the plan. Bancorp contributions are at the discretion of the board of directors. During 2003 and 2002, Bancorp contributed $0.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee’s base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $943 during 2003, $909 during 2002, and $873 during 2001.

     Bancorp provides life insurance to all full-time employees. Bank-owned life insurance balances were $61,435 and $51,511 at December 31, 2003, and 2002, respectively.

NOTE 17 • POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Some Bancorp subsidiaries maintain health care and, in limited instances, life insurance plans for current retired employees. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. Bancorp has reserved the right to change or eliminate these benefit plans. Bancorp uses a December 31 measurement date for its other postretirement benefit plans.

     The following table sets forth the funded status and amounts recognized in Bancorp’s Consolidated Balance Sheets:

	2003	2002
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$1,318	$1,314
Interest cost	87	91
Plan participants’ contributions	43	38
Actuarial loss	177	122
Benefits paid	(264)	(247)

Benefit obligation at end of year	1,361	1,318
Fair value of plan assets at beginning and end of year	0	0

Funded status	(1,361)	(1,318)
Unrecognized actuarial gain	(550)	(744)
Unrecognized prior service cost	(14)	(18)

Net postretirement liability recognized in the balance sheets	$(1,925)	$(2,080)

Components of net periodic postretirement benefit cost
Interest cost	$87	$91
Amortization of unrecognized prior service cost	(4)	(4)
Amortization of actuarial gain	(61)	(75)

Net periodic benefit cost	$22	$12

	2003	2002
Weighted-average assumptions to determine accumulated postretirement benefit obligation:
Discount rate	6.50%	6.95%
Assumed health care cost trend rates at December 31,
Health care cost trend rate assumed for next year	9.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2007

     Assumed health care trend rates have a significant effect on the amounts reported for health care plans. Since there are no new entrants to the health care plan, there is no effect on service or interest cost. However, a one-percentage-point change in assumed health care trend rates would have the following effects:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease
Effect on postretirement benefit obligation	$108	$(97)

     Bancorp’s other postretirement benefit plan weighted average asset allocation at December 31, 2003, and 2002, by asset category was 100% invested in a federal money fund.

     Bancorp expects to contribute approximately $39 to its other postretirement plan in 2004.

     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the Act) of 2003 was enacted. Bancorp has elected the deferral provided by Financial Staff Position No. FAS 106-1. Any measures of the net periodic postretirement benefit cost in the financial statements or the accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and the guidance, when issued, could require Bancorp to change previously reported information. However, Bancorp anticipates the effect of this Act will be immaterial.

NOTE 18 • EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	2003	2002	2001
	(Dollars in thousands, except per share data)
Net income — numerator for basic and diluted earnings per share - income available to common stockholders	$37,906	$48,235	$43,309

Denominator for basic earnings per share — weighted average shares	44,370,917	45,880,649	47,427,921
Effect of dilutive securities — employee stock options	51,935	120,152	51,394

Denominator for diluted earnings per share — adjusted weighted average shares	44,422,852	46,000,801	47,479,315

Basic earnings per share	$0.85	$1.05	$0.91

Diluted earnings per share	$0.85	$1.05	$0.91

NOTE 19 • STOCK OPTIONS

     The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,691,036 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The board or the committee may accelerate the exercise period for an option upon the optionee’s disability, retirement, or death. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available for future grant figure. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan which provides for 7,507,500 shares for similar options and awards.

     Bancorp has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of Bancorp’s employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Bancorp had accounted for its stock options under the fair value method of that statement.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Bancorp’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Activity in the above plan for 2003, 2002, and 2001 is summarized as follows:

	2003		2002		2001
	NUMBER OF	WEIGHTED	NUMBER OF	WEIGHTED	NUMBER OF	WEIGHTED
	SHARES	AVERAGE	SHARES	AVERAGE	SHARES	AVERAGE
Outstanding at beginning of year	1,587,755	$17.55	1,597,360	$17.53	1,403,595	$17.65
Granted	210,652	16.42	250,402	17.52	284,172	15.95
Exercised	(42,479)	10.49	(78,386)	13.21	(19,719)	10.62
Cancelled	(185,228)	18.67	(181,621)	18.96	(70,688)	15.40

Outstanding at end of year	1,570,700	$17.45	1,587,755	$17.55	1,597,360	$17.53

Exercisable at end of year	1,379,211	$17.60	1,339,603	$17.55	1,319,594	$17.86

Available for future grant	5,728,512		5,962,775		7,013,931

NOTE 19 • STOCK OPTIONS - CONTINUED

The following table is a summary of information on currently outstanding and exercisable options as of December 31, 2003:

	Options Outstanding			Exercisable Options
		WEIGHTED AVERAGE
		REMAINING	WEIGHTED AVERAGE		WEIGHTED AVERAGE
	SHARES	CONTRACTUAL LIFE	EXERCISE PRICE	SHARES	EXERCISE PRICE
Range of Exercise Prices	(Dollars in thousands)
$10.54 - $13.15	91,552	2.3	$11.59	91,552	$11.59
$15.37 - $17.89	1,135,227	6.3	16.95	943,738	17.05
$18.64 - $22.57	343,921	3.5	20.69	343,921	20.69

$10.54 - $22.57	1,570,700	5.5	$17.45	1,379,211	$17.60

The following is a summary of activity in restricted stock for the years ended December 31,

	2003		2002		2001
	NUMBER OF	WEIGHTED AVG	NUMBER OF	WEIGHTED AVG	NUMBER OF	WEIGHTED AVG
	SHARES	GRANT PRICE	SHARES	GRANT PRICE	SHARES	GRANT PRICE
Outstanding at beginning of year	359,561	$17.01	246,616	$16.41	98,107	$15.96
Granted	147,594	16.58	190,470	17.22	176,496	16.01
Vested	(181,748)	16.85	(63,908)	15.21	(24,576)	11.82
Cancelled	(3,209)	16.66	(13,617)	16.86	(3,411)	16.10

Outstanding at end of year	322,198	$16.90	359,561	$17.01	246,616	$16.41

     Restricted stock awards granted by the board of directors are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vests. The board or the committee, at its discretion, may accelerate the removal of any and all restrictions. Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity at the fair value of these awards at the date of grant and amortized on a straight-line basis to compensation expense over the specified vesting periods. Compensation expense related to restricted stock awards included in salaries and benefits was $3,038, $1,590, and $1,068 in 2003, 2002, and 2001, respectively.

     As permitted under SFAS No. 123, as amended by SFAS No. 148, Bancorp elected to apply the intrinsic value method in accounting for its stock based compensation plans. Accordingly, compensation expense has not been recognized in the accompanying statements of earnings for its stock-based compensation plans, other than for restricted stock awards. Had compensation expense been recognized for the fair value of options awarded consistent with the methodology prescribed, pro forma net earnings and earnings per share would have been as follows for the years ended December 31,

	2003	2002	2001
	(Dollars in thousands, except per share data)
Net earnings as reported	$37,906	$48,235	$43,309
Add: restricted stock expense, net of taxes, included in net income	1,975	1,034	694
Less: total stock-based employee compensation expense determined under the fair value method of all awards, net of taxes	2,347	1,978	1,290

Pro forma net earnings	$37,534	$47,291	$42,713

Earnings per share
Basic - as reported	$0.85	$1.05	$0.91

Basic - pro forma	$0.85	$1.03	$0.90

Diluted - as reported	$0.85	$1.05	$0.91

Diluted - pro forma	$0.84	$1.03	$0.90

The fair value of stock options granted was estimated using the Black-Scholes option valuation model at the date of grant. The weighted average assumptions used in the computations are as follows:

	2003	2002	2001
Fair value of options granted	$2.52	$3.15	$2.79

Dividend yield	3.66%	3.43%	3.61%

Volatility	0.225	0.222	0.220

Risk-free interest rate	3.02%	4.37%	4.94%

Expected life	5.22	5.09	4.50

NOTE 20 • LOANS TO RELATED PARTIES

     Loans to directors, executive officers, principal holders of Bancorp’s common stock, and certain related persons totaled $25,389, $48,555, and $37,177 at December 31, 2003, 2002, and 2001, respectively. Activity of these loans was as follows:

	2003	2002	2001
	(Dollars in thousands)
Beginning balance	$48,555	$37,177	$37,331
Additions	9,844	29,946	17,212
Collected	33,010	18,568	17,366
Charged-off	0	0	0

Ending balance	$25,389	$48,555	$37,177

Loans 90 days past due	$0	$0	$0

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

NOTE 21 • SHAREHOLDER RIGHTS PLAN

     Bancorp has a “shareholder rights plan” under which the holders of Bancorp’s common stock are entitled to receive one “right” per share held.

     Under the plan, each “right” would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an “acquiring person”) of Bancorp’s outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation’s outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an “adverse person.” (An adverse person is a person who owns at least 10 percent of the common shares and attempts “greenmail,” or is likely to cause a material adverse impact on the Bancorp — such as impairing customer relationships, harming the company’s competitive position, or hindering the board’s ability to effect a transaction it deems to be in the shareholders’ best interest.) In the event of such a distribution, each “right” would entitle the holder to purchase, at an exercise price of $38.96, one share of common stock of the corporation. Subject to the “exchange option” described below, if a person or group acquires 30 percent or more of Bancorp’s outstanding common shares or is declared an “adverse person” by the board of directors of the corporation, each “right” would entitle the holder to purchase, at an exercise price of $38.96, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any “rights” held by an “acquiring person” or an “adverse person” could not be exercised.

     Additionally, each “right” holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the “right,” should either of the following happen after a person becomes an “acquiring person”: 1) Bancorp is acquired in a merger or other transaction -other than a merger which the independent directors determine to be in the best interest of Bancorp and its shareholders, or 2) 50 percent or more of Bancorp’s assets or earning power is sold or transferred.

     At any time after any person becomes an “acquiring person” or an “adverse person,” the plan gives Bancorp’s board of directors the option (the “exchange option”) to exchange all or part of the outstanding “rights” (except “rights” held by an “acquiring person” or an “adverse person”) for shares of Bancorp’s common stock at an exchange ratio of 0.8 shares of common stock per “right.” In the event that Bancorp’s board of directors adopts the “exchange option,” each “right” would entitle the holder thereof to receive 0.8 shares of common stock per “right.” Any partial exchange would be effected pro rata based on the number of “rights” held by each holder of “rights” included in the exchange.

     Bancorp may redeem “rights” for $0.01 per “right” at any time prior to the 20th business day following the date when a person acquires 20 percent of the outstanding shares. Bancorp may not redeem the “rights” when a holder has become an “adverse person.”

     The board’s adoption of this “rights” plan has no financial effect on Bancorp, is not dilutive to Bancorp shareholders, is not taxable to the corporation or its shareholders, and will not change the way in which Bancorp common shares are traded. “Rights” are not exercisable until distributed; and all “rights” will expire at the close of business on December 6, 2008, unless earlier redeemed by Bancorp.

NOTE 22 • DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

     Cash and short-term investments — The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

     Investment securities (including mortgage-backed securities) — Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 9 for further disclosure.)

     Loans — For variable-rate loans that reprice frequently with no significant change in credit risk, fair values were based on carrying values. The fair values of other loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximated its fair value.

     Mortgage servicing rights — The fair value of mortgage servicing rights was determined through modeling of the expected future cash flows. The modeling included stratification by maturity and coupon rates on the underlying mortgage loans. Certain assumptions were used in the valuation regarding prepayment speeds, discount rates, servicing costs, delinquency, and foreclosure costs which were arrived at from third-party sources and internal records.

     Deposit liabilities — The fair value of demand deposits, savings accounts, and certain money market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.

     Borrowings — The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values. The fair value of long-term borrowings was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities. The carrying amount of the corporation-obligated mandatorily redeemable capital securities of subsidiary trust approximate its fair value.

     Commitments to extend credit and standby letters of credit — Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 7 for additional information.)

     Derivative financial instruments — Fair values for derivative financial instruments, specifically interest rate swaps, were determined using market quotes for those instruments.

     Bancorp does not carry financial instruments which are held or issued for trading purposes.

     The estimated fair values of Bancorp’s financial instruments at December 31 were as follows:

	2003		2002
	CARRYING	FAIR	CARRYING	FAIR
	VALUE	VALUE	VALUE	VALUE
	(Dollars in thousands)
Financial assets
Cash and short-term investments	$189,233	$189,233	$214,604	$214,604
Investment securities held-to-maturity	18,399	18,596	21,571	22,097
Investment securities available-for-sale	794,762	794,762	605,345	605,345
Loans
Commercial	666,315	666,370	690,656	691,787
Real estate — construction	73,260	73,335	89,674	89,734
Real estate — mortgage	1,466,153	1,468,786	1,368,207	1,376,340
Installment, net of unearned income	559,975	565,048	556,452	566,916
Credit card	21,680	21,493	22,068	22,140
Leasing	12,241	12,268	21,031	20,970
Less allowance for loan losses	47,771		48,177

Net loans	2,751,853	2,807,300	2,699,911	2,767,887
Mortgage	3,722	3,952	4,707	4,707
Accrued interest receivable	20,203	20,203	22,942	22,942
Financial liabilities
Deposits
Noninterest-bearing	414,785	414,785	422,453	422,453
Interest-bearing demand	214,890	214,890	328,204	328,204
Savings	1,010,643	1,010,643	841,336	841,336
Time	1,305,347	1,315,572	1,330,441	1,344,459

Total deposits	2,945,665	2,955,890	2,922,434	2,936,452
Short-term borrowings	258,909	258,909	95,180	95,180
Long-term borrowings	322,979	346,975	290,051	321,355
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	30,000	10,000	10,000
Accrued interest payable	5,048	5,048	6,201	6,201
Derivative financial instruments	121	121	301	301

NOTE 23 • FIRST FINANCIAL BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets
	December 31,
	2003	2002
	(Dollars in thousands)
Assets
Cash	$28,345	$27,141
Investment securities	5,405	5,207
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	293,450	315,867
Savings banks	30,707	29,281

Total investment in subsidiaries	324,157	345,148
Loans
Commercial	1,284	14,822
Real estate — mortgage	8,578	945

Total loans	9,862	15,767
Allowance for loan losses	2,118	3,337

Net loans	7,744	12,430
Bank premises & equipment	1,184	1,234
Other assets	33,243	29,455

Total assets	$407,578	$428,115

Liabilities
Short-term borrowings	$0	$30,500
Subordinated debentures	30,930	10,310
Dividends payable	6,595	6,765
Other liabilities	3,570	2,937

Total liabilities	41,095	50,512
Shareholders’ equity	366,483	377,603

Total liabilities and shareholders’ equity	$407,578	$428,115

Statements of Earnings
	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Income
Interest income	$971	$1,278	$313
Noninterest income	723	725	94
Investment securities losses	(3)	0	0
Dividends from subsidiaries	62,136	54,364	75,647

Total income	63,827	56,367	76,054
Expenses
Interest expense	1,397	903	665
Provision for loan losses	(120)	0	3,752
Salaries and employee benefits	9,619	4,768	4,972
Miscellaneous professional services	1,286	726	339
Other	2,051	324	4,570

Total expenses	14,233	6,721	14,298

Income before income taxes and equity in undistributed net earnings of subsidiaries	49,594	49,646	61,756
Income tax benefit	(3,852)	(1,393)	(4,186)

Income before equity in undistributed net earnings of subsidiaries	53,446	51,039	65,942
Equity in undistributed net earnings of subsidiaries	(15,540)	(2,804)	(22,633)

Net earnings	$37,906	$48,235	$43,309

NOTE 23 • FIRST FINANCIAL BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION — CONTINUED

Statements of Cash Flows

	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Operating activities
Net earnings	$37,906	$48,235	$43,309
Adjustments to reconcile net earnings to net cash provided by operating activities
Equity in undistributed net earnings of subsidiaries	15,540	2,804	22,633
Provision for allowance for loan losses	(120)	0	3,752
Provision for depreciation and amortization	3,225	1,980	1,228
Deferred income taxes	(551)	(2,176)	92
(Decrease) increase in dividends payable	(170)	(239)	89
Increase (decrease) in accrued expenses	643	(422)	2,200
Increase in receivables	(3,049)	(158)	(6,776)

Net cash provided by operating activities	53,424	50,024	66,527
Investing activities
Capital contributions to subsidiaries	(620)	(510)	(9,434)
Purchase of investment securities	0	(2,016)	(3,000)
Net decrease (increase) in loans	4,806	1,025	(17,207)
Purchases of premises and equipment	(129)	(41)	(90)
Other	(179)	(202)	0

Net cash provided by (used in) investing activities	3,878	(1,744)	(29,731)
Financing activities
(Decrease) increase in short-term borrowings	(30,500)	7,000	20,000
Issuance of subordinated debentures to non-bank subsidiary	20,620	10,310	0
Cash dividends	(26,586)	(27,474)	(28,400)
Purchase of common stock	(19,714)	(32,910)	(30,057)
Proceeds from exercise of stock options, net of shares purchased	82	776	99

Net cash used in financing activities	(56,098)	(42,298)	(38,358)

Increase (decrease) in cash	1,204	5,982	(1,562)
Cash at beginning of year	27,141	21,159	22,721

Cash at end of year	$28,345	$27,141	$21,159

REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors and Shareholders
First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2003, and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Cincinnati, Ohio
January 16, 2004

QUARTERLY FINANCIAL AND COMMON STOCK DATA

	(Unaudited)
	THREE MONTHS ENDED
	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31
	(Dollars in thousands, except per share data)
2003
Interest income	$53,751	$53,335	$52,148	$49,055
Interest expense	16,515	16,156	15,775	14,962

Net interest income	37,236	37,179	36,373	34,093
Provision for loan losses	3,214	3,942	4,364	7,422
Noninterest income
Investment securities gains	28	(36)	28	4
All other	13,822	14,242	15,101	19,023
Noninterest expenses	31,759	31,817	35,739	33,480

Income before income taxes	16,113	15,626	11,399	12,218
Income tax expense	5,482	5,016	3,575	3,377

Net earnings	$10,631	$10,610	$7,824	$8,841

Per share
Net earnings — basic	$0.24	$0.24	$0.18	$0.20

Net earnings — diluted	$0.24	$0.24	$0.18	$0.20

Cash dividends paid	$0.15	$0.15	$0.15	$0.15
Market Price

Market price
High bid	$17.19	$17.00	$16.60	$16.92

Low bid	$15.26	$15.00	$14.67	$15.14

2002
Interest income	$62,710	$61,485	$59,536	$57,277
Interest expense	21,664	19,804	18,953	17,830

Net interest income	41,046	41,681	40,583	39,447
Provision for loan losses	5,640	3,404	5,189	1,941
Noninterest income
Investment securities gains	4	5	0	80
All other	14,764	13,953	14,386	13,507
Noninterest expenses	31,459	32,420	34,268	34,365

Income before income taxes	18,715	19,815	15,512	16,728
Income tax expense	6,314	6,384	4,710	5,127

Net earnings	$12,401	$13,431	$10,802	$11,601

Per share
Net earnings — basic	$0.27	$0.29	$0.24	$0.26

Net earnings — diluted	$0.27	$0.29	$0.24	$0.26

Cash dividends paid	$0.15	$0.15	$0.15	$0.15

Market price
High bid	$17.82	$20.31	$20.00	$18.87

Low bid	$15.65	$15.80	$15.90	$15.99

First Financial Bancorp common stock trades on The Nasdaq Stock Market® under the symbol FFBC.

CORPORATE STRUCTURE

FIRST FINANCIAL BANCORP
300 High Street, Hamilton, Ohio 45011
(513) 867-5447

Subsidiaries of the Corporation

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION
Assets: $1.7 billion

Directors

Bruce E. Leep, Interim Chairman of the Board, First Financial Bank;

Chairman of the Board and Interim President and Chief Executive Officer, First Financial Bancorp

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

Officers

President and Chief Executive Officer: Mark W. Immelt Chief

Operating Officer: Michael A. Conner

Executive Vice President: Patrick J. Hart

Senior Vice President and Chief Financial Officer: Mark J. Wiete

Senior Vice President: Brendan J. Burns, John R. Kuczynski

First Vice President: Margaret S. Baker, Charles H. Barton, Kathy D. Carmack, Vaden W. Fitton, Alan R. Flegal, Greg W. Meyers, August J. Miserocchi, Howard L. Regenbogen, David D. Schul, Patty K. Scott, Dennis G. Walsh

Vice President: Glenn E. Boone, Regina P. Brackett, Pamela R. Cottle, Fred G. DeBiasi, Kelland L. Farler, Brenda L. Frazier, James H. Fuller, Jean E. Gaw, A. Scott Gullett, David L. Haft, Joseph Hojnacki, Gregory A. Kelly, Timothy A. Kemper, Harry L. Korros, Keith A. Maurmeier, April Moore, Brenda K. Morris, Tricia M. Neeley, Sara A. Pinkerton, Suzanne Puthoff, Jeffrey C. Roberts, Todd Slagle, Michele S. Stoffer

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
7237 Cincinnati-Dayton Road, West Chester, Ohio 45069
6081 Limaburg Road, Burlington, Kentucky 41005
2652 Northbend Road, Hebron, Kentucky 41048
3010 First Street, Petersburg, Kentucky 41080

SAND RIDGE BANK
Assets: $878 million

Directors

Bruce E. Leep, Chairman of the Board, Sand Ridge Bank; Chairman of the Board, Interim President and Chief Executive Officer, First Financial Bancorp

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

Officers

President and Chief Executive Officer: David S. Harvey

Executive Vice President: George J. Vande Werken

Senior Vice President and Chief Operating Officer: Bruce A. Hunt, Thomas J. Young

Senior Vice President: Scott S. Gyure, Terry L. Saxsma, Mark W. Sprenger, William M. Winterhaler

Vice President: Walter J. Banke, Cheryl L. Barenie, Cortney H. Collison, Marjorie Dian, Paul L. Doherty, Donald L. Harris, B. Wayne Hays, Timothy P. Kelly, Andrew S. Kyres, Ruth A. LaBuda, Patrick T. Leahy, Michelle M. Markley, Gregory S. McGandy, Harry L. Miller, Eric G. Ross, Michael S. Schneider, Mary E. Shelton, Terri L. Sink, Michael T. Siwietz, Guy M. Staska, Michael A. Troxell, Margaret Van Gorp, Sandra G. Velasco

Locations

4 North Gate Plaza, Michigan Road, Burlington, Indiana 46915
215 East Main Street, Delphi, Indiana 46923
4 East Main Street, Flora, Indiana 46929
817 East Columbia Street, Flora, Indiana 46929
2635 169th Street, Hammond, Indiana 46323
2611 Highway Avenue, Highland, Indiana 46322*

*Main Office

CORPORATE STRUCTURE

11890 S. Broadway, Crown Point, Indiana 46307
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
450 West Lincoln Highway, Schererville, Indiana 46375
1650 US 41, Schererville, Indiana 46375
241 West State Street, Hastings, Michigan 49058
12850 West M-179 Highway, Wayland, Michigan 49348

COMMUNITY FIRST BANK & TRUST
Assets: $681 million

Directors

Michael R. O’Dell, Chairman of the Board, Community First; Retired

Senior Vice President and Chief Financial Officer, First Financial Bancorp

Samuel J. Munafo, President and Chief Executive Officer, Community First

Thomas Casaboro, President and Chief Executive Officer, CASA Restaurant Group

Murph Knapke, Attorney-at-Law, Owner, Knapke Law Office

William J. Kramer, President, Valco Steel Products, Inc.

Rodney L. Stoller, CPA, Arend, Laukhuf & Stoller

Officers

President and Chief Executive Officer: Samuel J. Munafo

Executive Vice President: Bryce L. Beckman, John C. Hoying,

Scott Oboy, Howard A. Stammen

Senior Vice President: Collin J. Bryan, Y. Jeannine Long,

David E. Morrison, Thomas R. Bolduc, Craig A. Kuhlman

First Vice President: Linda G. Cooper, Ken Goettemoeller,

Thomas C. Saddler, Rod L. Stover

Vice President: George Brooks, Diana J. Cearns, James A. Cecil,

Dan R. Clark, Thomas M. Gauvey, Rick L. Greve, Marie C. Gross,
Kathleen Hemmelgarn, Geoffrey L. Hyman, Edward Kaiser, Denis
Knapschaefer, Milton L. Miller, Michael J. Moore, Byron L. Peasley,
Rent A. Phares, Dana L. Schultz, Betty K. Strawn, Randy Swary,
J. Chadwick Tranter, Mark Williams

Locations

327 South Main Street, Bryan, Ohio 43506,
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
Assets: $267 million

Directors

C. Douglas Lefferson, Chairman of the Board, Heritage Community Bank;

Senior Vice President and Chief Financial Officer, First Financial Bancorp

Harry R. Campbell, Owner, Campbell Auction Service

E. Michael Danner, Owner/Operator, Danner’s Hardware

Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Dean J. Miller, President and Chief Executive Officer, Heritage Community Bank

John G. Roeder, Superintendent, Sunman-Dearborn School Corporation

Officers

President and Chief Executive Officer: Dean J. Miller

Executive Vice President and Chief Financial Officer: Matthew Marro Senior Vice President and Chief Lending Officer: Stephen Schatteman

Senior Vice President and Chief Operating Officer: David L. Mackey, Karen I. Miller

First Vice President/Operations Officer/BSA Officer: Patricia Knorr

Vice President: Vickie Couch, Mary Jane Demaree, Colleen G. Ervin, Gary Everroad, Deborah R. Harmon, George Keely, Steve Logue, James Mitchell, Jeff Rayburn, Gayle Rayles, John W. Stone, Pam Stoops, Patricia Whitcomb

Locations

616 Main Street, Brookville, Indiana 47012
10 South Main Street, Carthage, Indiana 46115
426 Washington Street, Columbus, Indiana 47201*
1665 N. National Road, Columbus, Indiana 47201
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

Mark A. Willis, Chairman, President, and Chief Executive Officer, Flagstone Insurance

Timothy R. Foley, President, ME Companies

James C. Hall, Executive Vice President, First Financial Bancorp

J. Franklin Hall, Vice President and Controller, First Financial Bancorp

Mark W. Immelt, Senior Vice President, First Financial Bancorp

* Main Office

CORPORATE STRUCTURE

C. Douglas Lefferson, Senior Vice President and Chief Financial Officer, First Financial Bancorp

Janie McCauley, Legal Officer and Secretary, First Financial Bancorp

Dean J. Miller, President and Chief Executive Officer, Heritage Community Bank

Officers

President and Chief Executive Officer: Mark A. Willis, CPCU, CIC

Vice President: C. Douglas Lefferson, D. Bradley Wilson

Secretary: Janie McCauley
Treasurer: J. Franklin Hall

Locations

128 West Market Street, Celina, Ohio 45822
300 High Street, Hamilton, Ohio 45011*
521 Central Avenue, Connersville, Indiana 47331
2809 Highway Avenue, Highland, Indiana 46322

INDIANA LAWRENCE BANK
Assets: $145 million

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

Officers

President and Chief Executive Officer: Michael R. Terrone

Senior Vice President: Steven G. Hammer

Vice President and Senior Loan Officer: Douglas J. Rice

Vice President: Annette Y. Ayres, T.F. “Bob” Fuller, Keven L. Jennings, Todd L. Lybarger, J. Susie Snep, Randal U. Vutech

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
221 East Main Street, Kewanna, Indiana 46939
729 Main Street, Rochester, Indiana 46975
East Ninth Street, Rochester, Indiana 46975
1307 North Cass Street, Wabash, Indiana 46992
1810 East Center Street, Warsaw, Indiana 46580

FIDELITY FEDERAL SAVINGS BANK
Assets: $119 million

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
Assets: $99 million

Directors

John D. Littler, Chairman of the Board, Citizens First;

President, Littler Diecast Corporation

James M. Weiseman, President and Chief Executive Officer, Citizens First

Robert J. Barry, Attorney-at-Law, Barry, Basey & Barry

Robert C. Brown, Owner, Barnum-Brown Insurance Agency

John A. Miller, President, J.A. Miller & Son Oil

Arthur D. Needler, President, Needler Properties

Robert L. Wyne, Retired President and Chief Executive Officer, Citizens First

Officers

President and Chief Executive Officer: James M. Weiseman

Vice President and Chief Lending Officer: Scott A. Green

Vice President, Chief Deposit Officer, and Chief Operations Officer: Debra L. Whitesell

Chief Financial Officer: Debra Crawford

Vice President: David J. Hiatt, Shirley K. Miller, William D. Siewert

Locations

101 West Washington Street, Hartford City, Indiana 47348*
117 North Jefferson Street, Hartford City, Indiana 47348
218 South Main Street, Dunkirk, Indiana 47336
127 West Huntington Street, Montpelier, Indiana 47359
3360 North Morrison Road, Muncie, Indiana 47304

THE CLYDE SAVINGS BANK COMPANY
Assets: $89 million

Directors

Joseph F. Wilson, Chairman of the Board, Clyde Savings; Owner, S & J Travel

Phyllis S. Fiser, President and Chief Executive Officer, Clyde Savings

E. Willson Baker, Orthodontist

Kevin M. Cooney, Retired Vice President, Whirlpool Corporation

Thomas F. Dewey, Jr., Attorney-at-Law

Ronald C. House, Farmer

William B. Warnecke, Building Contractor

*Main Office

CORPORATE STRUCTURE

Officers

President and Chief Executive Officer: Phyllis S. Fiser

Senior Vice President: Marie J. Archer

Vice President: Frederick C. Bouyack, Scott A. Hicks

Locations

137 West Buckeye Street, Clyde, Ohio 43410*
1005 West McPhersonHighway, Clyde, Ohio 43410
2140 Enterprise Drive, Fremont, Ohio 43420

FIRST FINANCIAL BANCORP SERVICE CORP.

Directors

Bruce Leep, Chairman, Interim President and Chief Executive Officer, First Financial Bancorp

David S. Harvey, President and Chief Executive Officer, Sand Ridge Bank

Rex A. Hockemeyer, President and Chief Executive Officer, Service Corp.; Senior Vice President, First Financial Bancorp

Mark W. Immelt, Senior Vice President, First Financial Bancorp

Dean J. Miller, President and Chief Executive Officer, Heritage Community Bank

Samuel J. Munafo, President and Chief Executive Officer, Community First Bank & Trust

Officers

President and Chief Executive Officer: Rex A. Hockemeyer

Executive Vice President and Chief Operating Officer: Jerry L. Begley

Executive Vice President and Chief Financial Officer: Joseph M. Gallina

Senior Vice President: Linda L. Novitski

Vice President: Christopher J. Hart, Maureen R. Loos, Rae J. LoBuono, Donna J. Jordan

Location

4400 Lewis Street, Middletown, Ohio 45044

FIRST FINANCIAL CAPITAL ADVISORS LLC

Directors

Mark W. Immelt, Senior Vice President, First Financial Bancorp

James C. Hall, Executive Vice President, First Financial Bancorp

John R. Kuczynski, Senior Vice President, First Financial Bank

Janie McCauley, Legal Officer and Secretary, First Financial Bancorp

Patty K. Scott, First Vice President, First Financial Bank

Officers

President and Chief Executive Officer: Mark W. Immelt

First Vice President and Investment Officer: Dennis C. Dietz

First Vice President: Richard E. Titus

Vice President: Michael R. Scott

Compliance Officer and Secretary: Patty K. Scott

Treasurer: Glenn E. Boone

Location

300 High Street, Hamilton, Ohio 45011

Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders
will be held at the
Manor House Banquet and Conference Center
7440 Mason-Montgomery Road, Mason, OH 45040
Tuesday, April 27, 2004, 10:00 a.m.

Form 10-K

For copies of First Financial Bancorp’s
Form 10-K, write to:
C. Douglas Lefferson
Chief Financial Officer
First Financial Bancorp
300 High Street, P.O. Box 476
Hamilton, OH 45012-0476
1-513-867-5447
1-513-867-3112 (FAX)
doug.lefferson@ffbc-oh.com

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948
1-908-497-2312 (FAX)

Listed on

The Nasdaq Stock Market*
Common Stock Symbol: FFBC

www.ffbc-oh.com

*Main Office

FIRST FINANCIAL BANCORP • 300 HIGH STREET • HAMILTON, OH 45011
www.ffbc-oh.com