Form 10-K, Exhibit 13
period 2004-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2005-03-14
CIK 708955

Exhibit 13

2004	ANNUAL REPORT	FIRST FINANCIAL BANCORP

PERSONAL BANKING

BUSINESS SOLUTIONS

INSURANCE SERVICES

INVESTMENT MANAGEMENT

FIRST FINANCIAL BANCORP PROFILE

First Financial Bancorp (Nasdaq: FFBC) is a $3.9 billion publicly owned bank holding company that was founded in 1983 with headquarters in Hamilton, Ohio. Focusing on community banking, Bancorp and its regional banks have a growth-oriented management team led by Claude E. Davis, president and chief executive officer. Serving over 500,000 clients in Ohio, Michigan, Kentucky, and Indiana, Bancorp now has over 4,500 shareholders. Affiliates include an investment-advisor company and an operations service center. Insurance services are offered through Flagstone Insurance and Financial Services.

Financial Highlights	2004	2003	% CHANGE
	(Dollars in thousands, except per share data)
Earnings
Net interest income	$143,747	$144,881	-0.78%
Net earnings	41,118	37,906	8.47%

Per Share
Net earnings–basic	$0.94	$0.85	10.59%
Net earnings–diluted	0.94	0.85	10.59%
Cash dividends declared	0.60	0.60	0.00%
Book value (end of year)	8.50	8.34	1.92%
Market price (end of year)	17.50	15.95	9.72%

Average
Total assets	$3,904,332	$3,838,688	1.71%
Deposits	2,927,580	2,946,849	-0.65%
Loans, net of unearned income	2,875,002	2,803,448	2.55%
Investment securities	749,150	744,201	0.67%
Shareholders’ equity	366,859	369,239	-0.64%

Ratios
Return on average assets	1.05%	0.99%	6.06%
Return on average shareholders’ equity	11.21%	10.27%	9.15%
Average shareholders’ equity to average assets	9.40%	9.62%	-2.29%
Net interest margin	3.96%	4.06%	-2.46%
Net interest margin (fully tax equivalent)	4.04%	4.16%	-2.88%

Table of Contents

Letter to Shareholders	1
Bancorp Board of Directors and Officers	7
In Remembrance: Richard J. Fitton	8
Management’s Discussion and Analysis	9
Management’s Report on Internal Control Over Financial Reporting	24
Reports of Independent Registered Public Accounting Firm	24
Consolidated Financial Statements	26
Notes to Consolidated Financial Statements	30
Quarterly Financial and Common Stock Data	48
Corporate Structure	49
Shareholder and Annual Meeting Information	53

2004	ANNUAL REPORT	LETTER TO SHAREHOLDERS

As chairman of First Financial Bancorp, I am very pleased to preface the following in-depth message from our new president and chief executive officer, Claude Davis. Since joining our company in October of 2004, Claude has been working on new plans for the company and meeting with associates, shareholders, clients, analysts, regulators, and community leaders in all of our regions. He is using his strong and diverse background in leadership and financial management to plot a new course for First Financial Bancorp, an exciting course that will capitalize on the company’s strengths, expand our business, and improve profitability.

~ Bruce E. Leep, Chairman
First Financial Bancorp

FELLOW SHAREHOLDERS,

My first months with First Financial Bancorp have been busy as I have traveled throughout our affiliate network, compiled information, evaluated the state of our company, and worked with our board and management team to formulate a new strategic plan.

As we move forward to a new phase for First Financial Bancorp, I am pleased to share the highlights of 2004 performance along with a new vision for the future of our company.

2004 Highlights

In 2004, First Financial posted a 10.59 percent increase in earnings per share over 2003, representing earnings per share of $0.94 compared to $0.85 in 2003. Our return on average assets improved to 1.05 percent while return on average shareholder’s equity rose to 11.21 percent.

This improvement in 2004 is a result of initiatives we took to strengthen our operating performance and balance sheet, fulfill growth opportunities in targeted markets, and realize the rewards of economic recovery in some of our markets.

Claude E. Davis
President and CEO
First Financial Bancorp

1 ▶

2004	ANNUAL REPORT	LETTER TO SHAREHOLDERS

Most noteworthy is the improvement in credit quality. In fact, our nonperforming assets to ending loans ratio of 0.83 percent was the lowest in three and a half years. Net charge-offs for 2004 were 0.29 percent and our reserve ratio remains strong at 1.61 percent. Given no dramatic changes in economic conditions, we expect stable to improving credit quality trends in 2005, enabling a more aggressive plan for growing quality loans.

Net interest income for 2004 showed a slight decline of 0.78 percent from 2003. Factors that affected this decline were modest growth in average deposit and loan balances, the strategic sale of $28 million in retail real estate mortgages, and our decision to lengthen the maturities of certificates of deposit. The latter strategies will help position our balance sheet for future net interest income growth. Given the current rate environment, we anticipate that our net interest margin of 3.96 percent for 2004 will remain relatively stable in 2005.

Fee income from our trust and investment-management groups increased by 9.67 percent over 2003 due to year-over-year market value improvements, successful sales efforts, and service fee changes. These lines of business — along with our insurance agency — provide us an excellent platform for future growth.

In 2004, we also added new offices to our branch network. First Financial Bank opened a new banking center in Maineville, Ohio, and a full service “hub” in rapidly growing West Chester, Ohio. Client acceptance of these new banking centers has been gratifying, and we anticipate that our expansion in these markets will yield strong results for all of our product lines.

Construction is underway for Sand Ridge Bank’s new banking center in Lafayette, Indiana, and First Financial Bank’s new office in Florence, Kentucky.

Strengths To Build On

Bancorp’s performance last year provides strong momentum for 2005. I am excited by the strengths of the organization and the firm foundation we have to build upon. Here’s a snapshot of our strengths:

•	Outstanding People – Across our lines of business, we employ many people with extensive experience, strong commitment, and the desire to be part of a successful organization.

2 ▶

•	Excellent Market Position in Current Markets – We are in good markets that offer us the growth opportunities we need to improve revenue. In several of our markets, we currently maintain a “top-three” market share position.

•	Strong Balance Sheet – We are positioned to grow our assets and continue to pay a good dividend to our shareholders because of our strong balance sheet and capital position with an average equity-to-assets ratio of 9.40 percent and risk-based capital level of 14.48 percent.

•	Good Credit Quality – We can now focus more aggressively on growing loans because credit quality is stable and improving.

•	Strong Fee-Income Base – Our trust, brokerage, insurance, and merchant processing businesses are strong contributors to fee income and were responsible for $23 million in total revenue in 2004.

Strategic Plan

In preparation for this new phase, we have developed a new mission statement (see page 5), solidified our company’s core values (at right), written a strategic plan, and articulated our vision for the organization overall.

Organizational Goals

The successful execution of our strategic plan should produce exciting results for our company. The goals we have established are:

•	Top-quartile performance for all stakeholders of the company over the long term.

•	Sustained and consistent excellence through a core community banking model.

•	Commitment to growth.

•	Effective management of all risks.

Building a New Organizational Structure

A major element of our new plan for First Financial Bancorp is to form one banking company in multiple lines of business that is dedicated to relationship development

OUR CORE VALUES

We expect each associate to know and embrace First Financial Bancorp’s core values and to use them as a basis for their relationships with each other, our clients, our shareholders, our communities, and our business partners.

INTEGRITY:

We steadfastly adhere to ethical principles and professional standards. This compels us to accept responsibility for doing what is right in all of our business relationships.

RESPECT:

We value the diversity and individuality of each associate and client. Because associates learn from each other, we encourage them to share their perspectives in order to foster growth, creativity, and innovation. In our relationships with clients, we strive to respond to them with a high level of consideration and appreciation.

RESPONSIVENESS:

Because we want to exceed expectations, we readily react to the needs and deadlines of our clients and co-workers.

COMMITMENT:

We are dedicated to doing whatever we can to meet the needs of our clients and other stakeholders. Loyalty and trust are values we adhere to as we work together as a team.

LEADERSHIP:

We believe that leadership should be encouraged and demonstrated at every level in our company as associates take responsibility for planning, communicating, and executing the actions necessary to serve all of our stakeholders in an exceptional manner.

EXCELLENCE:

Our business decisions and our service to every stakeholder should reflect the highest standards. This passion for excellence instills pride throughout the company and provides the strength we need to embrace change and resolve tough issues.

3 ▶

2004	ANNUAL REPORT	LETTER TO SHAREHOLDERS

with our clients. By moving to one bank charter, we would expect to gain simplicity of process, greater efficiency, more fluid management of funding and capital in our markets, and a sharper focus on sales growth and client service.

Upon regulatory approval, our regional banks will begin operating as “One Company” under one charter with five business units. Here is a breakdown of how our company will look in the future:

•	Three of the units will be our regional banks “doing-business-as” First Financial Bank, Community First Bank, and Sand Ridge Bank.

•	We will organize our trust, brokerage, and private banking into a wealth-management line of business serving all bank markets.

•	Our insurance business will operate as First Financial Insurance, changing its name from Flagstone.

Support functions will be aligned to support our combined company more effectively.

Business and Competitive Strategy

Our restructured bank will serve communities with the local service and decision making of a community bank while providing the products, services, and support processes that are typical of a larger, more sophisticated financial institution.

We will leverage the strength of our people to execute a “people-led” strategy. Our associates will use their expertise in understanding the needs and dreams of their clients to provide the right product and service solutions.

To solidify our commitment to exceptional service, we will adopt a local-market focus in managing client relationships as we place decision making as close to clients as appropriate. Every distinct market within our network will be managed by a local market president.

Our target clients will be owner-operated businesses and commercial real-estate investors in our commercial business, high-net-worth clients in our investment-management business, and individual consumers who value our personalized approach in our retail banking business.

To sustain our product, delivery, and exceptional service commitments, we must develop efficient and effective support services that use “best-in-class” processes and technology.

4 ▶

Executing Plans for Growth

In order to make an immediate improvement in profitability, we must do more than change our organizational structure and get our expenses in line.

Here are some of the specific growth strategies we intend to pursue:

•	Aggressive Sales Culture – We will re-energize associates in sales positions and recruit aggressive new sales staff. Our sales teams will have the necessary products, tools, and training to ensure success.

•	Commercial and Small Business Development – To accelerate growth in this segment of our business, we intend to recruit business development specialists who can gather both loans and deposits within expanded product lines.

•	Retail Banking – Because consumer deposit balances are the core of our business, we will continue our branch expansion in and near our current banking markets. Evaluation and upgrades for some branch facilities and attention to more effective retail merchandising will also be a focus.

•	Wealth Management – With $2.5 billion under management in our investment-management group and a strong and growing private banking unit, we will aggressively pursue growth opportunities in this line of business. The focus of our growth will be in adding sales staff to expand our business in existing markets and in the metropolitan areas near our current offices.

•	Insurance – This line of business is an excellent source of non-equity intensive fee income with an operating profit margin of 31 percent. We will continue to grow by pursuing strategic acquisitions of agencies that are commercially focused and have owner-operators who would plan to continue working with us.

•	Metropolitan Market Branching – Our current markets surround several dynamic metropolitan markets where we may pursue growth opportunities with targeted clients and targeted services.

•	Bank Acquisition – In the future, we will consider strategic acquisitions that provide good market fill-in or allow us to enter new markets that we deem attractive.

MISSION STATEMENT

We will

exceed our clients’

expectations and

satisfy their

financial needs by

building long-term

relationships using

a client-centered,

value-added

approach.

5 ▶

2004	ANNUAL REPORT	LETTER TO SHAREHOLDERS

Financial Plan

In 2004, we achieved improvement in several areas of our financial performance. We need to improve further. The focus of our efforts to improve financial performance is in the following areas:

•	Create growth in revenue that is reflective of our markets and a renewed focus to expand our sales force in existing and new markets.

•	Improve our overall efficiency. Our efficiency ratio of nearly 66 percent is too high and needs to be reduced significantly through a combination of reduced costs and increased revenue.

•	Evaluate our office network and determine which markets are good for the company long term and manage these banks to maximize our returns.

The successful implementation of our improvement efforts should produce financial returns in the near term that are more in line with our peer banks, and over the long term should produce a superior return for shareholders.

I have emphasized that a source of strength for our company is our capital position. With an average equity to assets ratio of 9.40 percent and a risk based capital level of 14.48 percent, both above peer averages, we have the flexibility to support our planned growth and also continue our past practice of a strong and increasing dividend level. In fact, on February 22, 2005, the board of directors declared a 16-cent per share dividend, our first increase since April of 2001.

Raising Expectations

As we move forward, I would like to express my appreciation to our associates for their ongoing efforts and dedication.

My expectations are high — for myself and for everyone associated with First Financial Bancorp. All of us must be absolutely committed to one goal — improving our company’s performance.

Claude E. Davis
President and CEO

6 ▶

DIRECTORS AND OFFICERS

Bruce E. Leep
Chairman of the Board

Board of Directors

Bruce E. Leep, Chairman of the Board, First Financial Bancorp;
Chairman of the Board, Sand Ridge Bank

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp;
Chairman of the Board, First Financial Bank

Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Carl R. Fiora, Retired President and Chief Executive Officer, Armco Steel Co., L.P.

Dr. James C. Garland, President, Miami University

Murph Knapke, Owner, Knapke Law Office, Attorney-at-Law

Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co., L.P.A.

Barry S. Porter, Retired Chief Financial Officer, The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Directors Emeriti

Arthur W. Bidwell, Thomas C. Blake, Merle F. Brady, Don S. Cisle, Jr., Edward N. Dohn, Vaden Fitton, F. Elden Houts, Robert M. Jones, Charles T. Koehler, Joseph L. Marcum, Robert Q. Millan, Frank C. Neal, C. Wesley Rowles, Joel H. Schmidt, Perry D. Thatcher, Hon. C. William Verity, Jr.

Senior Officers of Our Company

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp;

Chairman of the Board, First Financial Bank

C. Douglas Lefferson, Executive Vice President and Chief Financial Officer,

First Financial Bancorp

C. Thomas Murrell, III, Senior Vice President and Chief Credit Officer, First Financial Bancorp

Robert C. Oberg, Senior Vice President and Chief Risk Officer, First Financial Bancorp

J. Franklin Hall, First Vice President, Controller, and Director of Finance, First Financial Bancorp

Regina P. Brackett, Vice President and Director of Human Resources, First Financial Bancorp

Cheryl R. Lipp, Vice President and Director of Marketing, First Financial Bancorp

Jill L. Wyman, Vice President and Sales Director, First Financial Bancorp

Mark W. Immelt, President and Chief Executive Officer, First Financial Bank; President and Chief Executive Officer, First Financial Capital Advisors

Samuel J. Munafo, President and Chief Executive Officer, Community First Bank & Trust

David S. Harvey, President and Chief Executive Officer, Sand Ridge Bank

Mark A. Willis, President and Chief Executive Officer, Flagstone Insurance and Financial Services

Rex A. Hockemeyer, President and Chief Executive Officer, First Financial Bancorp Service Corp.

From left to right: Davis, Lipp, Hall, Lefferson, Harvey, Willis, Hockemeyer, Munafo, Immelt, Oberg, Wyman, Murrell, and Brackett

7 ▶

2004	ANNUAL REPORT	IN REMEMBRANCE

Upon retiring in 1997, Dick Fitton said, “When I began my banking career, I knew that this was more than a job. This was an opportunity to learn and grow. I am proud to have played a small part in such a wonderful organization.”

On March 14, 2004, we were saddened to hear of the death of our founder and director emeritus, Richard J. Fitton. Dick retired in 1997 as chairman of the board of First Financial Bancorp, but his heart was always with us. In fact, he was once described as “uniquely selfless in his devotion to First Financial Bancorp.”

During his 40 distinguished years with our company, Dick was a highly respected branch manager, executive vice president, president and chief executive officer, director, and chairman of the board. His vision led the board of directors and management to form First Financial Bancorp in 1983.

At the memorial service in Hamilton, Ohio, one of Dick’s colleagues praised him as “a leader and a contributor to everything significant that happened in this community in the last 40 years.” Certainly, he touched many aspects of community life including the Fitton Center for Creative Arts, the High Street underpass, the Hamiltonian Hotel, the Forest Run Wildlife Preserve, the Columbia Bridge, and the Hamilton campus of Miami University.

We lost a great leader and friend, but we gained a legacy of wisdom and generosity.

8 ▶

Management’s Discussion and Analysis
Notes to Consolidated Financial Statements

9 ▶

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

Bancorp is a bank and savings and loan holding company headquartered in Hamilton, Ohio. As of December 31, 2004, Bancorp owned eight subsidiaries operating in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include five commercial banks, one savings bank, a service corporation for Bancorp’s subsidiaries, and a registered investment advisory company.

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

Designed to serve northwestern Indiana and southern Michigan, Bancorp’s third regional financial institution was formed in November of 2002, when Bright National Bank, Flora, Indiana, and National Bank of Hastings, Hastings, Michigan, were merged into Sand Ridge Bank, Highland, Indiana, and converted to the new system.

As planned, the process of regionalization progressed on July 16, 2004, with the merger of The Clyde Savings Bank Company, Clyde, Ohio, and Indiana Lawrence Bank, North Manchester, Indiana, into Community First Bank & Trust, Celina, Ohio. Bancorp expects to complete its original plan for regionalization in the first quarter of 2005. Subject to regulatory approval, the plan calls for the merger of Citizens First State Bank, Hartford City, Indiana, into Community First Bank & Trust, headquartered in Celina, Ohio.

Additionally, Bancorp plans to merge its Columbus, Indiana-headquartered Heritage Community Bank affiliate into First Financial Bank, headquartered in Hamilton, Ohio. Subject to regulatory approval, this merger is expected to occur in the first quarter of 2005. While this was not included in Bancorp’s original plan for regionalization, Bancorp has recently concluded that such a merger is the best strategic direction for the affiliates serving the contiguous markets of southeastern Indiana, southwestern Ohio, and northern Kentucky.

Bancorp’s new strategic plan calls for operating as one company under one charter, upon regulatory approval. The three regional banks would begin “doing-business-as” First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank. Bancorp will also organize its trust, investment, brokerage, and private banking into a wealth-management line of business. This will include Bancorp’s family of proprietary mutual funds, The Legacy Funds Group, introduced in May 2002. Management intends to change the name of its insurance business from Flagstone Insurance and Financial Services (Flagstone) to First Financial Insurance. Non-client support functions will be aligned to support the combined company.

The major components of Bancorp’s operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of Bancorp’s financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on Pages 23 through 48.

RECENT MERGERS, ACQUISITIONS AND DISPOSITIONS

During the third quarter of 2003, Bancorp’s Community First affiliate sold its Chickasaw banking center to Osgood State Bank. The sale included $14,000 in deposits. No loans were sold in this transaction. As a result of the sale, Bancorp recognized an after-tax gain of approximately one and a half cents per share in the third quarter of 2003.

On December 11, 2003, Bancorp’s Heritage Community Bank affiliate completed the sale of its banking center in Sunman, Indiana, to FCN Bank, NA, Brookville, Indiana. Approximately $39,755 in deposits and $17,500 in loans were sold in addition to the facility and other selected assets. As a result of the sale, Bancorp recognized an after-tax gain of approximately six cents per share in the fourth quarter of 2003.

During December of 2003, Bancorp also executed its previously announced strategy to reduce nonperforming assets through a loan sale. Approximately $17,700 in substandard loans, primarily from the Heritage Community Bank affiliate, were sold. Included in the recorded provision was the additional provision for loan loss expense which reflects the discount associated with the sale of loans of approximately five cents per share after tax in the fourth quarter of 2003. The additional provision expense accounts for the liquidity and risk characteristics of these particular commercial and commercial real estate loans.

In February of 2004, Flagstone, an affiliate of Bancorp’s Heritage Community Bank, completed the purchase of two insurance agencies, Havens Insurance Services and White Insurance Services located in Highland, Indiana. This purchase, while not material from a financial perspective, expanded Flagstone’s coverage into one of Bancorp’s key markets. In February of 2003, Flagstone completed the cash purchase of the Wilson Lawson Meyers Insurance Agency of Connersville, Indiana. While the transaction was not material, the agency exceeded Bancorp’s expectations from a financial perspective.

In the first quarter of 2004, Bancorp executed a strategy of selling approximately $7,000 in mobile-home loans in a brokered sale. As a result of the planned sale, Bancorp accelerated the amortization of $1,500 in loan premiums in the fourth quarter of 2003. The accelerated premium amortization associated with these loans resulted in approximately two cents per share after tax additional expense in the fourth quarter of 2003. These loans were originated through a third party in a program that was discontinued in November of 2001. Bancorp sold this portfolio because it did not fit with the company’s desired risk profile due to the specialty nature of the loans, lack of continuation as a product strategy, and greater geographic distribution than a typical Bancorp portfolio. While the acceleration of the premium amortization negatively impacted 2003, it improved 2004 and should improve 2005 earnings by approximately one cent per share after tax per year.

On July 16, 2004, Bancorp’s subsidiary, Community First Bank & Trust, completed the sale of its banking center in Kewanna, Indiana, to Community State Bank, Royal Center, Indiana. Approximately $8,433 in deposits and $3,650 in loans were sold in addition to the facility and selected assets. As a result of the sale, Bancorp recognized an after-tax gain of approximately one cent per share in the third quarter of 2004.

In 2004, Bancorp opened two new banking centers in growing markets, one of which was opened in the fourth quarter of 2004. Bancorp opened three banking centers in 2003, two of which were opened in the fourth quarter. Additionally, Bancorp plans to open two new banking centers in 2005 in growing markets.

10 ▶

TABLE 1 • FINANCIAL SUMMARY

	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share data)
Summary of operations
Interest income	$202,977	$208,289	$241,008	$289,745	$313,303
Tax equivalent adjustment (1)	3,230	3,641	4,108	4,405	4,899

Interest income – tax equivalent (1)	206,207	211,930	245,116	294,150	318,202
Interest expense	59,230	63,408	78,251	126,780	145,424

Net interest income – tax equivalent (1)	$146,977	$148,522	$166,865	$167,370	$172,778

Interest income	$202,977	$208,289	$241,008	$289,745	$313,303
Interest expense	59,230	63,408	78,251	126,780	145,424

Net interest income	143,747	144,881	162,757	162,965	167,879
Provision for loan losses	7,283	18,942	16,174	26,813	11,300
Noninterest income	60,042	62,212	56,699	54,242	48,401
Noninterest expenses	136,131	132,795	132,512	124,954	118,018

Income before income taxes	60,375	55,356	70,770	65,440	86,962
Income tax expense	19,257	17,450	22,535	22,131	28,740

Net earnings	$41,118	$37,906	$48,235	$43,309	$58,222

Per share data
Net earnings–basic	$0.94	$0.85	$1.05	$0.91	$1.19

Net earnings–diluted	$0.94	$0.85	$1.05	$0.91	$1.19

Cash dividends declared	$0.60	$0.60	$0.60	$0.60	$0.57

Average common shares outstanding–basic (in thousands)	43,819	44,371	45,881	47,428	48,776
Average common shares outstanding–diluted (in thousands)	43,880	44,423	46,001	47,479	48,862

Selected year-end balances
Total assets	$3,916,671	$3,956,062	$3,729,952	$3,854,794	$3,932,512
Earning assets	3,590,535	3,618,406	3,407,769	3,505,791	3,604,916
Investment securities held-to-maturity	12,809	18,399	21,571	20,890	24,800
Investment securities available-for-sale	669,431	794,762	605,345	595,600	564,762
Loans, net of unearned income	2,895,326	2,799,624	2,748,088	2,872,249	3,008,066
Deposits	2,984,986	2,945,665	2,922,434	3,085,093	3,151,428
Noninterest-bearing demand deposits	443,902	414,785	422,453	448,330	419,878
Interest-bearing demand deposits	214,783	214,890	328,204	346,039	306,356
Savings deposits	1,021,260	1,010,643	841,336	782,640	739,376
Time deposits	1,305,041	1,305,347	1,330,441	1,508,084	1,685,818
Federal Home Loan Bank long-term debt	350,856	322,979	290,051	260,345	205,216
Other long-term debt	30,930	30,000	10,000	0	0
Shareholders’ equity	371,455	366,483	377,603	384,543	395,132

Ratios based on average balances
Loans to deposits	98.20%	95.13%	94.40%	93.71%	100.76%
Net charge-offs to loans	0.29%	0.69%	0.53%	0.71%	0.37%
Shareholders’ equity to
Total assets	9.40%	9.62%	10.34%	10.26%	9.62%
Deposits	12.53%	12.53%	13.03%	12.72%	12.45%
Return on assets	1.05%	0.99%	1.30%	1.12%	1.48%
Return on equity	11.21%	10.27%	12.54%	10.94%	15.34%
Net interest margin	3.96%	4.06%	4.71%	4.55%	4.59%
Net interest margin (tax equivalent basis) (1)	4.04%	4.16%	4.83%	4.67%	4.72%
Dividend payout	63.83%	70.59%	57.14%	65.93%	47.90%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.

11 ▶

OVERVIEW OF OPERATIONS

2004 vs. 2003. Bancorp’s net earnings increased 8.47% to $41,118 in 2004, compared to net earnings of $37,906 in 2003. Bancorp’s diluted earnings per share increased 10.59% to $0.94, from $0.85 in 2003.

The 2004 earnings increased from 2003 as a result of the provision for loan loss expense being $11,659 lower in 2004 than in 2003. This positive impact was offset by lower net interest income due to the low interest rate environment and resulting net interest margin compression. Net interest income, Bancorp’s principal source of earnings, decreased $1,134 or 0.78% in 2004 from 2003. Bancorp has continued its strategic decision to lengthen the maturity of its retail deposits, thus increasing interest expense and reducing net interest income. Lower interest rates resulted in lower loan yields in an environment in which it was increasingly difficult to lower rates on deposit accounts correspondingly. However, the increased volume of earning assets partially offset the effect of the rates. Refer to Table 2 for more detail and the Net Interest Income section that follows. Other factors offsetting the decrease in provision for loan loss expense were a decrease in noninterest income and an increase in noninterest expense.

Total assets at December 31, 2004, were $3,916,671, a decrease of $39,391 or 1.00% from year-end 2003. Total assets decreased as a result of investments declining by $130,921, while total loans grew by $95,622.

2003 vs. 2002. Bancorp’s net earnings decreased 21.41% to $37,906 in 2003, compared to net earnings of $48,235 in 2002. Bancorp’s diluted earnings per share decreased 19.05% to $0.85, from $1.05 in 2002.

The 2003 earnings decreased from 2002 primarily as the result of lower net interest income due to the low interest rate environment and resulting net interest margin compression. Lower interest rates resulted in lower loan and investment yields in an environment where it was increasingly difficult to lower rates on deposit accounts correspondingly. Net interest income decreased $17,876 or 10.98% in 2003 from 2002. Included in this decrease is the non-recurring $1,500 negative impact of accelerated amortization of loan premiums related to the mobile home loan sale in 2004. To a lesser extent, higher provision for loan loss expense also contributed to lower earnings as Bancorp continued to be affected by an uncertain economy in some of its markets and certain credit risk administration deficiencies from prior years that management has addressed. The 2003 provision for loan loss expense includes approximately $3,000 related to the sale of distressed commercial and commercial real estate loans. The unfavorable variances in net interest income and provision for loan loss expense were partially offset by noninterest income, which increased 9.72% or $5,513 in 2003 from 2002. The increase in noninterest income was the result of gains on the sale of two banking centers and a non-recurring life insurance gain in 2003. Bancorp’s noninterest expense remained flat year-over-year. Noninterest expense in 2003 was impacted by a severance payment of $3,100, and 2002 had $4,100 in non-recurring Project Renaissance expense.

Bancorp’s return on equity for 2004 was 11.21%, which compares to 10.27% and 12.54% for 2003 and 2002, respectively. Bancorp’s return on assets for 2004 was 1.05%. This compares with return on assets of 0.99% and 1.30% for 2003 and 2002, respectively.

NET INTEREST INCOME

Net interest income, Bancorp’s principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. Bancorp’s net interest income for the years 2000 through 2004 is shown in Table 1.

Interest income was $202,977 in 2004, a decrease of $5,312 or 2.55 % from 2003. The decrease in interest income was primarily the result of the continued downward repricing of adjustable rate earning assets and replacement of assets in a low rate environment. The negative effect of the rates on earning assets was somewhat offset by an increase in the volume of earning assets, specifically an increase in loan volume.

Total interest expense was $59,230 in 2004, a decrease of $4,178 or 6.59% from 2003. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 1.91% during 2004 from 2.09% during 2003.

Net interest income, the difference between total interest income and total interest expense, decreased $1,134 or 0.78% as a result of the lower earning asset yields, which were not offset by corresponding decreases in funding costs.

TABLE 2 • VOLUME/RATE ANALYSIS–TAX EQUIVALENT BASIS (1)

	2004 change from 2003 due to			2003 change from 2002 due to
	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
	(Dollars in thousands)
Interest income
Loans	$4,509	$(11,760)	$(7,251)	$1,318	$(29,744)	$(28,426)
Investment securities (2)
Taxable	761	2,408	3,169	5,473	(8,543)	(3,070)
Tax-exempt	(1,138)	(359)	(1,497)	(591)	(552)	(1,143)

Total investment securities interest (2)	(377)	2,049	1,672	4,882	(9,095)	(4,213)
Interest-bearing deposits with other banks	(22)	(19)	(41)	(128)	(71)	(199)
Federal funds sold and securities purchased under agreements to resell	(109)	6	(103)	(212)	(136)	(348)

Total	4,001	(9,724)	(5,723)	5,860	(39,046)	(33,186)

Interest expense
Interest-bearing demand deposits	(268)	(54)	(322)	(695)	(960)	(1,655)
Savings deposits	357	(1,040)	(683)	1,226	(4,652)	(3,426)
Time deposits	(1,435)	(3,607)	(5,042)	(1,905)	(10,724)	(12,629)
Short-term borrowings	627	55	682	920	(823)	97
Federal Home Loan Bank long-term debt	1,319	(735)	584	2,843	(798)	2,045
Other long-term debt	548	55	603	748	(23)	725

Total	1,148	(5,326)	(4,178)	3,137	(17,980)	(14,843)

Net interest income	$2,853	$(4,398)	$(1,545)	$2,723	$(21,066)	$(18,343)

(1)	Tax equivalent basis was calculated using a 35.00% tax rate.

(2)	Includes both investment securities held-to-maturity and investment securities available-for-sale.

12 ▶

Interest income was $208,289 in 2003, a decrease of $32,719 or 13.58% from 2002. The decrease in interest income in 2003 was also primarily the result of continued downward repricing of adjustable rate earning assets and replacement of assets in a low rate environment. Total interest expense was $63,408 in 2003, a decrease of $14,843 or 18.97% from 2002. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 2.09% during 2003 from 2.70% during 2002. Net interest income decreased $17,876 or 10.98% during 2003 as a result of lower earning asset yields which were not offset by corresponding decreases in funding costs.

The interest rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 3.67% for 2004, 3.75% for 2003, and 4.27% for 2002. The net interest margin (net interest income divided by average earning assets) decreased 10 basis points, to 3.96% in 2004 from 4.06% in 2003. As a result of the first quarter of 2004 sale of $7,000 of mobile-home loans, Bancorp accelerated the amortization of $1,500 in loan premiums in the fourth quarter of 2003. This acceleration negatively impacted the net interest margin by 4 basis points in 2003. The low interest rate conditions of 2003 driven by a 75 basis point reduction in rates initiated by the Federal Reserve since November of 2002, created an environment in which continued downward repricing of assets without a like decrease in deposit rates resulted in the decreasing or compression of the margin.

For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.00% tax rate for all years presented. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected Bancorp’s net interest income on a tax equivalent basis during the years indicated. The combined effect of changes in volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on Page 23.

Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 9 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2004, 2003, and 2002 was $5,923, $6,534, and $7,767, respectively.

NONINTEREST INCOME AND NONINTEREST EXPENSES

A listing of noninterest income and noninterest expenses for 2004, 2003, and 2002 is reported in Table 3.

NONINTEREST INCOME

2004 vs. 2003. Excluding securities gains, 2004 noninterest income decreased $2,148 or 3.45% over 2003. This decrease was the result of the gain reported on the sale of two banking centers in 2003, partially offset by an increase in trust fees, additional life insurance income, and increased brokerage fees. Recapture of impairment reserve on the mortgage-servicing assets was $1,268, compared with impairment charges of $1,724 in 2003, a net change of $2,992. This positive change was also offset by a decrease in gains on the sale of mortgage loans from $5,171 to $1,562 in 2004. Service charges on deposit accounts decreased $575 or 2.96% in 2004 compared with 2003, partially impacted by the sale of deposits through branch sales. Trust revenues increased $1,402 or 9.67% from the prior year.

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

TABLE 3 • NONINTEREST INCOME AND NONINTEREST EXPENSES

	2004		2003		2002
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)
	(Dollars in thousands)
Noninterest income
Service charges on deposit accounts	$18,847	(2.96%)	$19,422	(0.73%)	$19,565	(3.85%)
Trust revenues	15,902	9.67%	14,500	(5.75%)	15,385	4.17%
Bankcard interchange income	5,301	14.74%	4,620	7.19%	4,310	21.55%
Gains from sales of mortgage loans	1,562	(69.79%)	5,171	16.67%	4,432	51.31%
Other	18,428	(0.25%)	18,475	43.02%	12,918	4.62%

Subtotal	60,040	(3.45%)	62,188	9.85%	56,610	4.95%
Investment securities gains	2	N/M	24	N/M	89	N/M

Total	$60,042	(3.49%)	$62,212	9.72%	$56,699	4.53%

Noninterest expenses
Salaries and employee benefits	$76,732	0.29%	$76,508	6.83%	$71,619	10.08%
Net occupancy	8,478	10.61%	7,665	(3.86%)	7,973	6.66%
Furniture and equipment	7,237	1.92%	7,101	(8.13%)	7,729	22.06%
Data processing	7,186	6.78%	6,730	(13.91%)	7,817	7.76%
Marketing	2,716	(0.59%)	2,732	32.04%	2,069	11.72%
Communication	2,811	(6.86%)	3,018	(9.31%)	3,328	36.39%
Professional services	5,474	17.34%	4,665	4.43%	4,467	35.08%
Amortization of intangibles	876	6.31%	824	(2.72%)	847	(68.04%)
Other	24,621	4.54%	23,552	(11.67%)	26,663	(6.72%)

Total	$136,131	2.51%	$132,795	0.21%	$132,512	6.05%

N/M = Not meaningful

13 ▶

$739 or 16.67% as a result of the low interest rate environment and continued high level of refinancing activity. The increased prepayment speeds on mortgages, however, also resulted in reduced other income due to mortgage-servicing asset impairment charges recorded in a valuation reserve. These impairment charges were $1, 227 higher than those recorded in 2002. Service charges on deposit accounts were relatively flat, decreasing $143 or 0.73% in 2003 compared with 2002. Trust revenues decreased $885 or 5.75% from the prior year.

NONINTEREST EXPENSES

2004 vs. 2003. Noninterest expenses increased $3,336 or 2.51% in 2004 compared with 2003. Salaries and employee benefits increased slightly, $224 or 0.29%. This category was impacted by the severance charge of $3,100 in 2003 and the severance charges of $1,195 in 2004. Net occupancy expenses increased $813 or 10.61% due to increased building rent, depreciation, and related expenses. Data processing expense increased $456 or 6.78% due to consolidation activities outside the scope of Project Renaissance. Professional services increased $809 or 17.34% due to the search for a new chief executive officer and direct consulting expenses for Sarbanes-Oxley Section 404 internal control documentation and testing. Other noninterest expenses increased $1,069 or 4.54% due to a $322 charge associated with the planned merger of Heritage Community Bank into First Financial Bank.

2003 vs. 2002. Noninterest expenses increased slightly, $283 or 0. 21%, in 2003 compared with 2002. The category with the most significant increase was salary and employee benefits, increasing $4,889 or 6.83% due primarily to a $3,100 charge attributable to the Separation Agreement and Release for Bancorp’s former chief executive officer, Stanley N. Pontius. Pension expense, included in employee benefits, was $1,000 higher than 2002 as a result of pension investment performance and changes to interest rate assumptions due to a prolonged period of low interest rates. Bancorp did not fully realize personnel efficiencies associated with Project Renaissance as some of the staff attrition was offset by staff increases in risk management and credit control. In 2002, Project Renaissance expenses impacted the noninterest expenses categories of furniture and equipment, data processing, and other noninterest expense for a total of $4,063. As a result of these higher-than-normal 2002 expenses, 2003 furniture and equipment expenses decreased $628, data-processing expense decreased $1,087, and other noninterest expenses decreased $2,509 from 2002. The other expense category in 2003 also contained increased professional services costs related to the non-recurring events, such as the distressed loan sale.

INCOME TAXES

Bancorp’s tax expense in 2004 totaled $19,257 compared to $17,450 in 2003 and $22,535 in 2002, resulting in effective tax rates of 31.90%, 31.52%, and 31.84% in 2004, 2003, and 2002, respectively. The slight increase in 2004’s effective tax rate is primarily due to a decrease in tax-exempt income.

Further analysis of income taxes is presented in Note 13 of the Notes to Consolidated Financial Statements.

LOANS

2004 vs. 2003. Loans, net of unearned income, increased $95,702 or 3.42% during 2004 with average balances increasing $71,554 or 2.55%. This increase was achieved even though Bancorp sold approximately $46,000 in loan balances through branch sales, a distressed loan portfolio sale, and a mobile-home loan portfolio sale. Loan growth has been concentrated in the commercial real estate category as demand improved, primarily in the southwestern Ohio market.

Bancorp’s loans cover a broad range of borrowers characteristic of the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2004, which exceeded 10.00% of total loans.

Bancorp’s subsidiaries consist of community banks dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Bancorp’s loan portfolio is therefore primarily residential and commercial real estate mortgage loans, commercial loans, and installment loans.

At December 31, 2004, real estate mortgage loans were 53. 17% of Bancorp’s total loan portfolio, and installment loans were another 20.46% of the total loan portfolio. Commercial loans equaled 22.27% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.10% of the portfolio.

2003 vs. 2002. Loans, net of unearned income, increased $51,536 or 1.88% during 2003, with average balances increasing 0.64%. The increase in ending loan balances was achieved notwithstanding the $35,000 of loans sold in December 2003, related to the sale of the Sunman, Indiana, banking center and the distressed loan sale. Real estate mortgage loan growth drove total loan growth in 2003. Bancorp monitors and manages interest rate risk and the overall loan portfolio mix as it has increased this portfolio. The uncertain economy led to weaker commercial loan demand in general and to Bancorp’s tightening of credit underwriting guidelines. Installment loan balances continued to be impacted by competitive pricing from automobile manufacturers and the increased use of mortgage refinancings to consolidate consumer debt. Leasing balances will continue to decline as Bancorp has de-emphasized this business line.

At December 31, 2003, real estate mortgage loans were 52.37% of Bancorp’s total loan portfolio and installment loans were another 20.00% of the total loan portfolio. Commercial loans equaled 23.80% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 3.83% of the portfolio. In 2003, end-of-period commercial loans decreased $24,341 or 3.52% from 2002 to 2003 partially due to a reclassification of approximately $70,000 from commercial loans to real estate loans. Prior periods were not restated due to its immateriality to the total balance sheet and total loans. Real estate mortgage loans increased $97,946 or 7.16% for the same period.

Real estate mortgage loans are generally considered to be the safest loan investments because of the overall stability in the market values of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans, and loans secured by savings, stocks, or life insurance. Bancorp subsidiaries offer a wide variety of commercial loans, including small-business loans, agricultural loans, equipment loans, and lines of credit.

TABLE 4 • LOAN PORTFOLIO

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Commercial	$644,933	$666,315	$690,656	$804,683	$787,436
Real estate–construction	91,475	73,260	89,674	75,785	97,571
Real estate–mortgage	1,539,398	1,466,153	1,368,207	1,346,235	1,438,339
Installment	592,402	560,061	556,975	588,549	618,489
Credit card	21,895	21,680	22,068	22,846	24,182
Lease financing	5,229	12,241	21,031	36,139	46,068

Total	$2,895,332	$2,799,710	$2,748,611	$2,874,237	$3,012,085

14▶

TABLE 5 • LOAN MATURITY/RATE SENSITIVITY

	December 31, 2004
	Maturity
		AFTER ONE
	WITHIN	BUT WITHIN	AFTER
	ONE YEAR	FIVE YEARS	FIVE YEARS	TOTAL
	(Dollars in thousands)
Commercial	$370,385	$168,585	$105,963	$644,933
Real estate–construction	82,710	5,053	3,712	91,475

Total	$453,095	$173,638	$109,675	$736,408

	Sensitivity to changes in interest rates
	PREDETERMINED	VARIABLE
	RATE	RATE
	(Dollars in thousands)
Due after one year but within five years	$59,503	$114,135
Due after five years	70,540	39,135

Total	$130,043	$153,270

Subject to Bancorp’s guidelines and policy, credit underwriting and approval occur within the subsidiary originating the loan. Bancorp has established individual affiliate lending limits to handle the majority of customer requests in a timely manner at each subsidiary. Loan applications for principal amounts greater than a designated amount, which varies by subsidiary, require Bancorp approval. Any plans to purchase or sell a participation in a loan also require Bancorp approval.

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

Table 5 indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2004. Loans due after one year are classified according to their sensitivity to changes in interest rates.

ASSET QUALITY

Bancorp’s subsidiaries record a provision for loan loss expense (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. Bancorp’s policy is to charge-off loans when, in management’s opinion, collection of principal is in doubt. All loans charged-off are subject to continuous review and concerted efforts are made to maximize recovery.

Management records the provision in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio of each subsidiary. Management’s evaluation in establishing the provision includes such factors as historical loss and recovery experience, remaining life of the portfolio, estimated future loss for loans, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, lending personnel experience and changes, lending strategies, and ratios of delinquent and nonaccrual loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The evaluation of these factors is completed by a group of senior officers from the risk management, credit administration, financial, and lending areas.

The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital and operating leases, begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and are based on Bancorp’s internal system of credit risk ratings, historical loss data, and the estimated average expected life of the portfolio.

TABLE 6 • NONPERFORMING ASSETS

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans	$20,102	$25,980	$21,456	$24,628	$17,346
Restructured loans	2,110	3,821	5,375	1,291	265
Other real estate owned (OREO)	1,730	3,207	2,792	2,338	1,075

Total nonperforming assets	$23,942	$33,008	$29,623	$28,257	$18,686

Nonperforming assets as a percent of total loans plus OREO	0.83%	1.18%	1.08%	0.98%	0.62%

Accruing loans past due 90 days or more	$2,053	$1,872	$6,818	$4,728	$2,414

15▶

TABLE 7 • SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS

	2004	2003	2002	2001	2000
	(Dollars in thousands)
Transactions in the allowances for loan losses:
Balance at January 1	$47,771	$48,177	$46,784	$39,349	$39,340
Loans charged-off:
Commercial	3,342	10,838	7,865	13,573	6,439
Real estate–construction	0	0	0	5	32
Real estate–mortgage	2,621	4,823	1,821	2,096	1,098
Installment and other consumer financing	6,743	7,248	8,340	7,450	5,881
Lease financing	168	397	1,847	508	194

Total loans charged-off	12,874	23,306	19,873	23,632	13,644

Recoveries of loans previously charged-off:
Commercial	1,553	1,522	2,849	766	620
Real estate–construction	0	0	0	0	0
Real estate–mortgage	529	309	440	549	191
Installment and other consumer financing	2,394	2,023	1,742	1,440	1,474
Lease financing	62	104	61	37	68

Total recoveries	4,538	3,958	5,092	2,792	2,353

Net charge-offs	8,336	19,348	14,781	20,840	11,291

Allowance acquired through mergers	0	0	0	1,462	0
Provision for loan losses	7,283	18,942	16,174	26,813	11,300

Balance at December 31	$46,718	$47,771	$48,177	$46,784	$39,349

Ratios:
Net charge-offs as a percent of:
Average loans outstanding	0.29%	0.69%	0.53%	0.71%	0.37%
Provision	114.46%	102.14%	91.39%	77.72%	99.92%
Allowance	17.84%	40.50%	30.68%	44.55%	28.69%
Allowance as a percent of:
Year-end loans, net of unearned income	1.61%	1.71%	1.75%	1.63%	1.31%

TABLE 8 • ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2004		2003		2002		2001		2000
	(Dollars in thousands)
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans
Balance at end of period applicable to:
Commercial	$11,780	23%	$9,452	24%	$15,729	25%	$12,210	28%	$11,061	26%
Real estate–construction	265	3%	27	3%	43	3%	445	3%	376	3%
Real estate–mortgage	17,174	53%	15,471	52%	13,702	50%	15,431	47%	8,853	48%
Installment and credit card	13,833	21%	10,996	21%	11,276	21%	11,804	21%	11,399	21%
Lease financing	252	0%	269	0%	441	1%	921	1%	756	2%
Unallocated	3,414	N/A	11,556	N/A	6,986	N/A	5,973	N/A	6,904	N/A

Total	$46,718	100%	$47,771	100%	$48,177	100%	$46,784	100%	$39,349	100%

16▶

The estimate of losses inherent in the commercial portfolio is then adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies, and other influencing factors as discussed earlier in the Asset Quality section.

In the commercial portfolio, a specific allowance may be established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral. The specific allowance is established for certain loans for which more specific information is available – typically larger balance non-homogeneous exposures.

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

The unallocated portion of the allowance consists of dollar amounts specifically set aside for certain general factors influencing the allowance. These factors include ratio trends, and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but is supported by economic data and other information where appropriate. In late 2003, Bancorp had a detailed, independent third party review of its allowance methodology completed. While the methodology was sound, there were revisions that Bancorp wanted to incorporate, as a result of the study and its own continued improved risk management efforts, that further refined the process. In 2004, the unallocated portion decreased significantly, due to a more comprehensive and refined allowance model adopted in 2004. This enhancement established a method whereby national and economic factors, concentrations in market segments, loan documentation and analysis, and portfolio management could be assigned to specific loan categories. Given year-end levels of nonperforming assets and all other factors considered in the allowance, management believes the level of the unallocated is appropriate.

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

2004 vs. 2003. Total nonperforming assets, as shown in Table 6, decreased to $23,942 at December 31,2004, from $33,008 at December 31, 2003, a 27.47% decrease. Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned. Nonaccrual loans decreased $5,878 or 22.63% from 2003. Restructured loans decreased $1,711,while OREO decreased $1,477. Accruing loans past due 90 days or more increased to $2,053 at year-end 2004 from $1,872 in 2003. This overall improvement in credit quality was positively influenced by signs of economic recovery, strategies such as the fourth-quarter 2003 distressed loan sale, and improved credit risk and risk management disciplines. Given the current economic environment, Bancorp expects continued stable to improving credit quality trends through 2005, although moderate fluctuations could occur as Bancorp continues to work through expected credit issues.

Net charge-offs of $8,336 in 2004 decreased $11,012 from 2003, and the net charge-offs as a percent of average loans outstanding decreased to 0.29% from 0.69% as shown in Table 7. Decreases in commercial and commercial real estate loans charged-off and continued strong recoveries on commercial and consumer loans positively impacted net charge-offs for 2004. As Bancorp anticipated in 2003, installment and other consumer financing charge-offs decreased in 2004 from 2003. Bancorp anticipates the consumer trend will continue to stabilize in 2005. However, this assumption is dependent upon stable or improving economic conditions in Bancorp’s markets in 2005.

The allowance at December 31, 2004, was $46,718 or 1.61% of loans, net of unearned income, a decrease from the 1.71% reported for 2003. Provision for loan loss expense of $7,283 was $11,659 lower in 2004 than in 2003. This decrease was primarily due to the credit quality differences in 2004 and 2003 and the analysis of the overall risk associated with the loan portfolio. Overall, it is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

TABLE 9 • INVESTMENT SECURITIES

	December 31, 2004
	Maturing
			AFTER ONE BUT		AFTER FIVE BUT
	WITHIN ONE YEAR		WITHIN FIVE YEARS		WITHIN TEN YEARS		AFTER TEN YEARS
	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)	AMOUNT	YIELD (1)
	(Dollars in thousands)
Held-to-Maturity
Mortgage-backed securities	$11	0.00%	$351	7.92%	$195	12.49%	$346	4.63%
Obligations of state and other political subdivisions	5,064	4.06%	2,104	7.33%	3,611	7.30%	1,127	7.79%

Total	$5,075	4.05%	$2,455	7.41%	$3,806	7.57%	$1,473	7.05%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$42,848	2.19%	$87,749	3.01%	$5,234	5.16%	$122	2.71%
Mortgage-backed securities	107	5.64%	8,271	3.56%	208,171	3.83%	167,309	4.97%
Obligations of state and other political subdivisions	7,226	8.09%	20,822	7.51%	42,316	7.52%	29,740	7.25%
Other securities	102	6.61%	0	0.00%	231	6.35%	49,183	4.69%

Total	$50,283	3.04%	$116,842	3.82%	$255,952	4.45%	$246,354	5.18%

(1)	Tax equivalent basis was calculated using a marginal federal income tax rate of 35.00%.

17▶

2003 vs. 2002.  Net charge-offs of $19,348 in 2003 increased $4,567 from 2002, and the net charge-offs as a percent of average loans outstanding increased to 0.69%from 0.53% as shown in Table 7. Net charge-offs increased as a result of continued weak economic conditions, higher than normal levels of charge-offs at Heritage Community Bank, the approximately $3,000 effect of the distressed commercial and commercial real estate loan sale to account for the liquidity and risk characteristics of the loans sold, and a single large recovery in the fourth quarter of 2002. Installment and other consumer financing charge-offs remained high in 2003 due to record levels of bankruptcy and mortgage foreclosures in Bancorp’s primary markets. However charge-offs in this category did decrease in 2003. The allowance at December 31, 2003, was $47,771 or 1.71% of loans, net of unearned income, a slight decrease from the 1.75% reported for 2002. Provision for loan loss expense of $18,942 was $2,768 higher in 2003 than in 2002. Overall, it is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.

2002 vs. 2001.  Net charge-offs of $14,781 in 2002 decreased $6,059 from 2001, decreasing their percentage to average loans to 0.53% in 2002 from 0.71% in 2001. Commercial loans charged-off increased significantly from 2000 to 2001 as a result of worsening economic factors in the Midwest and credit issues at Community First. In 2002, commercial charge-offs decreased substantially as credit issues stabilized compared with 2001. Installment and other consumer financing charge-offs continued to increase in 2002 as economic conditions, including record levels of bankruptcies, affected Bancorp’s markets. The $2,849 in commercial recoveries in 2002 includes a single recovery of $1,432. The allowance at December 31, 2002, was $48,177 or 1.75% of loans, net of unearned income, an increase from the 1.63% reported for 2001. Provision for loan loss expense of $16,174 was $10,639 less in 2002 than in 2001. The provision for loan loss expense was significantly less based on Bancorp’s efforts to work through problem credits and a significant reduction in net charge-offs.

Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 9 of the Notes to Consolidated Financial Statements.

INVESTMENT SECURITIES

Bancorp’s investment securities decreased $130,921 or 16.10% during 2004 to a balance of $682,240. The decrease in 2004 was used primarily to fund increased loan demand and reduce the level of short-term borrowings. This decrease was experienced mostly in mortgage-backed securities where prepayments were not replaced. In 2003, investment securities increased $186,245 or 29.71%. The increase during 2003 in investment securities was planned as a strategy to support net interest income given the limited growth opportunities in loan categories other than mortgages. The majority of the 2003 increase in the investment securities occurred in mortgage-backed securities which increased by $182,765 from December 2002. These securities were purchased for the expected cash flows, liquidity, and overall expected returns. The future cash flows allowed for increases in loans as demand began to increase with an improving economy. In early 2004, growth in commercial loan balances and demand for commercial loans began to occur. Loan growth and demand continued through 2004 in the commercial real estate and installment loan catagories. The investment portfolio’s scheduled principal cash flow from maturities and anticipated calls combined with the mortage-backed securities scheduled amortization and prepayments provided funding for this growth as expected. Bancorp follows a conservative investment policy, investing primarily for liquidity management purposes and interest rate risk management.

Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 19.93% of the investment portfolio at December 31, 2004, and 19.06% at year-end 2003. Three structured notes were included in the U.S. government agencies and corporations securities category at December 31, 2004, with a book value of $9,837. At December 31, 2003, Bancorp had one structured note with a book value of $3,516. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2004, and 2003, and are available for liquidity management purposes. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.

Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), made up 56.40% and 59.43% of the investment portfolio at December 31, 2004, and 2003, respectively. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. Bancorp invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have low credit risk and high liquidity. Accordingly, about 99.77% of Bancorp’s MBSs are classified as available-for-sale.

CMOs totaled $10,957 at December 31, 2004, and $16,759 at December 31, 2003, all of which were classified as available-for-sale. Decreases in CMOs occurred due to increased prepayment activity caused by the mortgage refinancing during 2003 and 2004. All of the CMOs held by Bancorp are rated AAA by Standard & Poor’s Corporation or similar rating agencies. Bancorp did not own any interest-only securities, principal-only securities, or inverse floaters.

Securities of state and other political subdivisions made up 16.42% of Bancorp’s investment portfolio at December 31, 2004, and 15.66% at year-end 2003. Increases in the composition of state and other political subdivisions were due to investments in local market area issues in these securities. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 89.37% of such investments at December 31, 2004, and 86.63% at December 31, 2003, were classified as available-for-sale.

The remaining 7.25% and 5.85% of Bancorp’s investment portfolio at December 31, 2004, and 2003, respectively, termed “other securities,” was primarily made up of stock ownership in the Indianapolis and Cincinnati District Federal Home Loan Banks, the Federal Reserve Bank, in taxable obligations of state and other political subdivisions, and CRA qualified mutual funds.

Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2004, and the effective yields weighted for the scheduled maturity of each security. Tax equivalent adjustments, using a 35.00% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

At December 31, 2004, the market value of Bancorp’s held-to-maturity investment securities portfolio exceeded the carrying value by $367. The available-for-sale investment securities are reported at their market value of $669,431, as required by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” At December 31, 2003, the market value of Bancorp’s held-to-maturity investment securities portfolio exceeded the carrying value by $197. The available-for-sale investment securities are reported at their market value of $794,762. See Note 8 of the Notes to Consolidated Financial Statements for additional information.

Bancorp’s federal funds sold and securities purchased under agreements to resell increased from $607 at December 31, 2003, to $12,049 at December 31, 2004. Bancorp monitors this position as part of its asset/liability management.

DERIVATIVES

In 2002, Bancorp began utilizing interest rate swap agreements to assist in effectively modifying its exposure to interest rate risk by converting certain fixed rate assets to a floating rate. The use of these interest rate swaps allows Bancorp’s subsidiary banks to offer long-term fixed rate loans to commercial borrowers. The interest rate swaps allow Bancorp to convert the fixed interest rate to a variable rate that better suits its funding position. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. As of December 31, 2004, Bancorp had interest rate swaps with a notional value of $14,225, compared to a notional value of $12,549 at December 31, 2003.

18▶

TABLE 10 • MATURITIES OF TIME DEPOSITS
GREATER THAN OR EQUAL TO $100,000

December 31, 2004
(Dollars in thousands)
Certificates of Deposit
Maturing in
3 months or less	$71,382
3 months to 6 months	28,625
6 months to 12 months	40,679
Over 12 months	234,353

Total	$375,039

IRAs
Maturing in
3 months or less	$3,609
3 months to 6 months	1,611
6 months to 12 months	3,032
Over 12 months	19,314

Total	$27,566

DEPOSITS

Bancorp’s subsidiaries solicit deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money market deposit accounts, and time deposits of various maturities and rates.

2004 vs. 2003. Total ending deposits for 2004 increased $39,321 or 1.33%. Noninterest-bearing demand deposits increased $29,117 or 7.02% and savings deposits increased $10,617 or 1.05% largely due to sales and marketing efforts. Interest-bearing demand deposits decreased $107 or 0.05% in 2004 and time deposits decreased $306 or 0.02%.

Total average deposits for 2004 decreased $19,269 or 0.65% over 2003 due to a decrease in interest-bearing demand deposits and time deposits. Average savings deposits increased by $74,273 or 7.57% and noninterest-bearing deposits increased $6,878 or 1.70%, while interest-bearing demand deposits decreased $48,289 or 22.53% and time deposits decreased $52,131 or 3.87%. The decrease is attributable to the sale of approximately $39,755 in deposits due to the sale of the Sunman branch in the third quarter of 2003 and the sale of approximately $8,433 in deposits due to the sale of the Kewanna branch in the third quarter of 2004.

Bancorp intentionally extended a portion of the time deposit base through the use of brokered certificates of deposit for longer term funding. These CDs are priced below the alternative in-market CDs of like terms, therefore allowing for a targeted approach to funding. Selected maturities and balances can be generated without exposing the deposit base to increased rates, resulting in lower marginal funding costs.

Table 10 shows the contractual maturity of time deposits of $100 and over that were outstanding at December 31, 2004. These deposits represented 13.49% of total deposits.

2003 vs. 2002. Total ending deposits for 2003 increased $23,231 or 0.79%. Bancorp’s funding and pricing strategies resulted in continued planned runoff in certain time deposits. Savings deposits increased $169,307 or 20.12% and interest-bearing demand deposits decreased $113,314 or 34.53% in 2003, due in part to a change in internal accounting classification implemented as a method to reduce required reserves on interest-bearing demand deposits.

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

BORROWINGS

Short-term borrowings decreased to $145,144 at December 31, 2004, from $258,909 at December 31, 2003. The strategy to decrease the investment securities provided cash flow to support loan growth and reduce the level of short-term borrowings. At December 31, 2003, short-term borrowings increased to $258,909 from $95,180 at December 31, 2002. During 2003, to fund the growth in the investment portfolio, Bancorp increased its short-term borrowings. This strategy generated future cash flows that would be reinvested at the current rates. The reinvestment supported loan growth in categories that would provide an increased spread over the future funding costs. Using the short-term borrowings market, primarily through the Federal Home Loan Bank and the Federal Funds market, the overall funding cost is minimized.

Long-term borrowings increased to $350,856 at December 31, 2004, from $322,979 at December 31, 2003. Long-term borrowings increased $32, 928 to $322, 979 at the end of 2003. The increase in long-term borrowings is associated with ongoing asset/liability management strategies that take into account the timing of maturities of assets and liabilities among many other factors. Increases in long-term borrowings provide some interest rate risk protection in funding to offset the growth in the longer term assets, primarily fixed rate residential mortgages.

Other long-term debt which appears on the balance sheet consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts. In accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46), Bancorp deconsolidated these two trusts effective January 1, 2004. Prior to January 1, 2004, Bancorp included corporation-obligated mandatorily redeemable capital securities (the “capital securities”) of subsidiary trust or Trust Preferred Securities, in Other long-term debt on the balance sheet.

Capital securities were issued in the third quarter of 2003 by a statutory business trust, First Financial (OH) Statutory Trust II, and in the third quarter of 2002 by another statutory business trust, First Financial (OH) Statutory Trust I. Bancorp owns 100% of the common equity of both of the trusts. The trusts were formed with the sole purpose of issuing capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of the trusts. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of Bancorp. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees.

The debentures qualify as Tier I capital under Federal Reserve Board guidelines. The debentures issued in 2003 are first redeemable, in whole or in part, by Bancorp on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2004, is $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2004, is $10,000. These funds were used to repurchase Bancorp stock and for other corporate purposes and as a means to diversify funding sources at the parent company level. See Note 12 of the Notes to Consolidated Financial Statements for additional information on borrowings.

PENSION PLAN

Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Plan assets are administered by the Trust Department of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds, and money market funds. Approximately 98.95% of plan assets at December 31, 2004, were invested in the Legacy Funds for which First Financial Capital Advisors LLC serves as investment advisor. This pension plan does not own any shares of Bancorp common stock.

The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. An appropriate discount rate assumption is determined by comparisons to the average rate used

19▶

TABLE 11 • MARKET RISK DISCLOSURE

				Principal Amount Maturing In:				FAIR VALUE
	2005	2006	2007	2008	2009	THEREAFTER	TOTAL	DECEMBER 31, 2004
	(Dollars in thousands)
Rate sensitive assets
Fixed interest rate loans	$87,340	$34,233	$65,556	$93,112	$108,407	$654,381	$1,043,029	$1,056,290
Average interest rate	5.41%	8.34%	7.66%	6.71%	6.11%	5.87%	6.12%
Variable interest rate loans	528,079	50,123	24,672	19,454	31,939	1,198,030	1,852,297	1,863,184
Average interest rate	5.29%	5.37%	5.55%	6.01%	5.97%	5.73%	5.60%
Fixed interest rate securities	55,358	56,511	20,695	15,327	20,226	495,065	663,182	663,546
Average interest rate	2.66%	2.86%	3.96%	3.85%	3.84%	4.10%	3.86%
Variable interest rate securities	—	—	1,904	4,217	417	12,520	19,058	19,061
Average interest rate	—	—	3.32%	2.69%	2.78%	4.08%	3.67%
Other earning assets	12,969	—	—	—	—	—	12,969	12,969
Average interest rate	2.00%	—	—	—	—	—	2.00%

Rate sensitive liabilities
Noninterest-bearing checking	443,902	—	—	—	—	—	443,902	443,902
Savings and interest-bearing checking	123,604	1,112,439	—	—	—	—	1,236,043	1,236,043
Average interest rate	0.50%	0.50%	—	—	—	—	0.50%
Time deposits	584,114	296,517	193,632	103,420	66,393	60,965	1,305,041	1,298,447
Average interest rate	2.01%	2.63%	3.70%	3.56%	3.77%	3.61%	2.69%
Fixed interest rate borrowings	7,000	45,695	34,000	62,253	23,500	178,408	350,856	360,131
Average interest rate	5.77%	3.94%	5.12%	4.85%	4.00%	4.94%	4.76%
Variable interest rate borrowings	145,144	—	—	—	—	30,930	176,074	176,074
Average interest rate	1.94%	—	—	—	—	5.75%	2.61%

Interest rate derivatives
Interest Rate Swaps
Fixed to variable	—	—	—	—	1,401	12,824	14,225
Average pay rate (fixed)	—	—	—	—	5.63%	6.86%	6.74%
Average receive rate (variable)	—	—	—	—	4.06%	4.89%	4.81%

in available survey data of banks nationwide. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. As a test for reasonableness, the rate of compensation increase is compared to historical increases for plan participants.

Bancorp recorded pension expense in the Consolidated Statements of Earnings of $4,692, $4,168, and $3,026 for 2004, 2003, and 2002, respectively. Cash contributions to fund the pension plan were $6,696, $6,777, and $1,285 for 2004, 2003, and 2002, respectively. The unfunded pension losses net of tax recorded as accumulated comprehensive income in equity were $5,320 at December 31, 2004, and $4,171 at December 31, 2003.

If interest rates remain stable or rise modestly as some economists have projected for 2005, then it is likely the discount rate would not change significantly.

The expected return on plan assets remained the same in 2004 as in 2003 at 8.50%.

Along with the markets in general, fund performance improved in 2004. Bancorp will continue to monitor the return on plan assets, but does not anticipate a change for 2005.

LIQUIDITY

Liquidity management is the process Bancorp uses to ensure that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for Bancorp and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements.

Liquidity is monitored and closely managed by the asset/liability committees at Bancorp’s subsidiaries and by Bancorp’s holding company asset/liability committee. Liquidity may be used to fund capital expenditures. Capital expenditures were $13,696 for 2004, $8,616 for 2003, and $3,276 for 2002. Capital expenditures planned for the year 2005, consisting primarily of banking centers, are estimated to be $3,897.

Bancorp subsidiaries’source of funding is predominantly deposits within each of their respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps Bancorp avoid dependence on large concentrations of funds.

Liquidity is derived primarily from core deposit growth, principal and interest payments received on loans and investment securities, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, Bancorp utilizes advances from the Federal Home Loan Bank (FHLB) as a funding source. At December 31, 2004, 2003, and 2002, total long-term borrowings from the FHLB were $350,856, $322,979, and $290,051, respectively.

Bancorp’s bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2004, was $244,142. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled $669,431 at December 31, 2004, a decrease of $125,331 or 15.77% over 2003. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $5,075 at December 31, 2004. In addition, other types of assets – such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing

20▶

TABLE 12 • CONTRACTUAL OBLIGATIONS

	Payments due by period
		LESS THAN	ONE TO THREE	THREE TO FIVE	MORE THAN
	TOTAL	ONE YEAR	YEARS	YEARS	FIVE YEARS
	(Dollars in thousands)
Contractual Obligations
Long-term debt obligations
Federal Home Loan Bank borrowings	$634,777	$15,176	$110,108	$124,199	$385,294
Junior subordinated debentures owed to unconsolidated subsidiary trust	77,300	1,725	3,450	3,450	68,675
Operating lease obligations	8,351	2,476	1,691	1,321	2,863

Total	$720,428	$19,377	$115,249	$128,970	$456,832

deposits with other banks maturing within one year - are sources of liquidity. Certain restrictions exist regarding the ability of Bancorp’s subsidiaries to transfer funds to Bancorp (see Note 5 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements which, if implemented, are likely to have a material effect on Bancorp’s liquidity. Bancorp has secured a $50,000 line of credit with another financial institution. This line provides additional liquidity for Bancorp for various corporate activities. As of December 31, 2004, the outstanding balance was $2,000. As of December 31, 2003, there was no outstanding balance. The outstanding balance of this line varies throughout the year depending on Bancorp’s cash needs. The average outstanding balance was $710 for 2004, and $19,153 for 2003.

INTEREST RATE SENSITIVITY

Table 11 details the maturities and yields of interest-bearing financial instruments at December 31, 2004, for the next five years and thereafter. Also included with each category is the fair value of those instruments. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities, such as credit card loans, management has allocated principal payments based upon historical trends of payment activity. When there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies, and current expectations of customer behavior. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. Prior years’ interest rate sensitivity tables included expected scheduled amortizing loan payments. Due to a change in modeling, the scheduled principal payments are no longer included.

The data in Table 11 was aggregated by type of financial instrument:fixed and variable rate loans, fixed and variable rate investments, other earning assets, fixed and variable rate deposits, other fixed and variable rate interest-bearing liabilities, and interest rate swaps. Bancorp has no assets held for trading. Therefore, the table presents instruments entered into for purposes other than trading purposes. For interest rate swaps, the table includes notional amounts and weighted average interest rates by contractual maturity dates. The variable receive rates are tied to the London Inter-Bank Offered Rate (LIBOR) plus a spread.

The primary source of market risk for the financial instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent. Bancorp’s risk exposure can be characterized as asset sensitive. That is, as market rates fall, there are more assets repricing down to the new rates than the amount of liabilities that reprice. This exposure has impacted the net interest income over the last two years. Looking forward, Bancorp has some exposure to rising rates. While many market sensitive loans and investments are immediately repriceable with changes in market rates which would positively impact interest income, the non-maturity interest-bearing deposit account (savings, money market, and NOW accounts) rates may move differently from what is currently assumed in the modeling.

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

All banking institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of Bancorp’s net interest margin to swings in interest rates, to assuring that there is sufficient capital and liquidity to support future balance sheet growth. Bancorp manages interest rate risk through the asset/liability committees of Bancorp’s subsidiaries. The asset/liability committees are comprised of bank officers from various disciplines. Each subsidiary committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the existence of adequate liquidity, and the earning of an adequate return on shareholders’equity. The management of the risk includes objectives to minimize the adverse changes to net interest income, typically exercised through adjusting rates paid on deposit accounts, managing the volume of assets generated, and monitoring loan rates. Long-term funding is used to fund longer-term assets that are generated within the loan and investment portfolios.

Bancorp has a holding company asset/liability committee, comprised of holding company officers and representatives of various subsidiaries with a variety of disciplines. The committee’s function is to develop policies and guidelines, monitor results, and initiate strategies for effective asset/liability management throughout Bancorp’s subsidiaries.

CAPITAL

Total shareholders’equity at December 31, 2004, and 2003, was $371,455 and $366,483, respectively. The increase in shareholders’equity for 2004 was the result of increased income and the reduction in the volume of treasury share repurchases. Total shareholders’ equity at year-end 2003 was less than 2002 primarily due to the purchase of treasury stock.

On January 25, 2000, the board of directors authorized Bancorp to repurchase from time to time the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. Bancorp did not repurchase any shares under this program during 2004, 2003, or 2002.

On October 24, 2000, the board of directors authorized an additional program to repurchase up to 5.00% of Bancorp’s common shares outstanding. This share repurchase program is for general corporate purposes including future stock dividends. Under this program, Bancorp repurchased 567,495 shares in 2002 and 1,571,500 shares in 2001. The 2002 purchases completed the authorized repurchase activity for this plan.

21▶

On February 26, 2002, the board of directors authorized a stock repurchase program for up to 5.00% of Bancorp’s common shares outstanding. This program provides shares for general corporate purposes including future stock dividends. Repurchase activity under this plan was 1,053,699 shares in 2003 and 1,272,205 shares in 2002. The shares repurchased in 2003 completed this program.

On February 25, 2003, Bancorp’s board of directors authorized an additional stock repurchase program to repurchase up to 5.00% of its shares outstanding upon the completion of the February 26, 2002, program. Bancorp repurchased 177,001 shares under the 2003 plan during the year.

The dividend payout ratio was 63.83%, 70.59%, and 57.14%, for 2004, 2003, and 2002, respectively. The dividend payout is continually reviewed by management and the board of directors.

Bancorp has consistently maintained regulatory capital ratios at or above the “well-capitalized” standards. For further detail on capital ratios, see Note 14 of the Notes to Consolidated Financial Statements.

SUBSEQUENT EVENT

In March of 2005, First Financial Bancorp signed an agreement to sell substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary to Mutual Federal Savings Bank of Muncie, Indiana. Pending regulatory approval, the transaction is expected to close by late 2005.

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

Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted; the effects of and changes in policies and laws of regulatory agencies; inflation, interest rates, market and monetary fluctuations; acts of terrorism and any governmental response to such acts; technological changes; mergers and acquisitions; the ability to increase market share and control expenses; the effect of changes in accounting policies and practices, that may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the Securities and Exchange Commission; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the success of Bancorp at managing the risks involved in the foregoing.

Such forward-looking statements speak only as of the date on which such statements are made, and Bancorp undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

22▶

STATISTICAL INFORMATION

					(Unaudited)
		2004			2003			2002
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
	Daily average balances and interest rates: (Tax-equivalent basis; dollars in thousands)
Earning assets
Loans (1)
Commercial (2)	$656,940	$41,058	6.25%	$688,879	$42,807	6.21%	$749,072	$58,010	7.74%
Real estate (2)	1,611,627	90,514	5.62%	1,521,359	93,021	6.11%	1,417,770	95,236	6.72%
Installment and other consumer	597,819	40,410	6.76%	576,711	42,772	7.42%	590,580	52,921	8.96%
Lease financing (2)	8,616	705	8.18%	16,499	1,338	8.11%	28,295	2,197	7.76%

Total loans	2,875,002	172,687	6.01%	2,803,448	179,938	6.42%	2,785,717	208,364	7.48%
Investment securities (3)
Taxable	631,116	24,970	3.96%	610,343	21,801	3.57%	486,188	24,871	5.12%
Tax-exempt (2)	118,034	8,407	7.12%	133,858	9,904	7.40%	141,636	11,047	7.80%

Total investment securities (3)	749,150	33,377	4.46%	744,201	31,705	4.26%	627,824	35,918	5.72%
Interest-bearing deposits with other banks	6,522	100	1.53%	7,857	141	1.79%	14,202	340	2.39%
Federal funds sold and securities purchased under agreements to resell	3,675	43	1.17%	12,998	146	1.12%	28,654	494	1.72%

Total earning assets	3,634,349	206,207	5.67%	3,568,504	211,930	5.94%	3,456,397	245,116	7.09%

Nonearning assets
Allowance for loan losses	(48,198)			(48,600)			(48,341)
Cash and due from banks	116,911			128,582			131,730
Accrued interest and other assets	201,270			190,202			180,264

Total assets	$3,904,332			$3,838,688			$3,720,050

Interest-bearing liabilities
Deposits
Interest-bearing demand	$165,996	914	0.55%	$214,285	1,236	0.58%	$301,358	2,891	0.96%
Savings	1,055,245	4,307	0.41%	980,972	4,990	0.51%	841,054	8,416	1.00%
Time	1,295,532	33,118	2.56%	1,347,663	38,160	2.83%	1,402,037	50,789	3.62%

Total interest-bearing deposits	2,516,773	38,339	1.52%	2,542,920	44,386	1.75%	2,544,449	62,096	2.44%
Borrowed funds
Short-term borrowings	205,677	2,506	1.22%	154,123	1,824	1.18%	90,188	1,727	1.91%
Federal Home Loan Bank long-term debt	346,724	16,918	4.88%	320,107	16,334	5.10%	265,034	14,289	5.39%
Other long-term debt	30,930	1,467	4.74%	19,315	864	4.47%	2,658	139	5.23%

Total borrowed funds	583,331	20,891	3.58%	493,545	19,022	3.85%	357,880	16,155	4.51%

Total interest-bearing liabilities	3,100,104	59,230	1.91%	3,036,465	63,408	2.09%	2,902,329	78,251	2.70%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	410,807			403,929			406,639
Other liabilities	26,562			29,055			26,464
Shareholders’ equity	366,859			369,239			384,618

Total liabilities and shareholders’ equity	$3,904,332			$3,838,688			$3,720,050

Net interest income and interest rate spread (fully tax equivalent)		$146,977	3.76%		$148,522	3.85%		$166,865	4.39%

Net interest margin (fully tax equivalent)			4.04%			4.16%			4.83%

Interest income and yield		$202,977	5.58%		$208,289	5.84%		$241,008	6.97%
Interest expense and rate		59,230	1.91%		63,408	2.09%		78,251	2.70%

Net interest income and spread		$143,747	3.67%		$144,881	3.75%		$162,757	4.27%

Net interest margin			3.96%			4.06%			4.71%

(1)	Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax-equivalent basis using a marginal federal income tax rate of 35.00%.

(3)	Includes both investment securities held-to-maturity and investment securities available-for-sale.

23 ▶

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Bancorp’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Bancorp’s internal control over financial reporting is a process designed under the supervision of Bancorp’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2004, Bancorp’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of Bancorp’s internal controls over financial reporting, using as its framework for that evaluation the “Internal Control – Integrated Framework” published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that Bancorp’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of Bancorp’s internal control over financial reporting as of December 31, 2004. The report, which expresses an unqualified opinion on management’s assessment and on the effectiveness of Bancorp’s internal control over financial reporting as of December 31, 2004, is included in the information that follows under the heading “Report on Effectiveness of Internal Control Over Financial Reporting.”

Claude E. Davis	C. Douglas Lefferson
President & CEO	Executive Vice President & CFO
March 4, 2005	March 4, 2005

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
First Financial Bancorp

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that First Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

24 ▶

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – CONTINUED

In our opinion, management’s assessment that First Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2004, and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 4, 2005, expressed an unqualified opinion thereon.

Ernst & Young LLP
Cincinnati, Ohio
March 4, 2005

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders
First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2004, and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2004, and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Financial Bancorp’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control –Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005, expressed an unqualified opinion thereon.

Ernst & Young LLP
Cincinnati, Ohio
March 4, 2005

25 ▶

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Dollars in thousands)
Assets
Cash and due from banks	$155,353	$183,612
Interest-bearing deposits with other banks	920	5,014
Federal funds sold and securities purchased under agreements to resell	12,049	607
Investment securities held-to-maturity
(market value of $13,176 at December 31, 2004;
$18,596 at December 31, 2003)	12,809	18,399
Investment securities available-for-sale, at market value
(cost of $665,763 at December 31, 2004;
$784,115 at December 31, 2003)	669,431	794,762
Loans
Commercial	644,933	666,315
Real estate–construction	91,475	73,260
Real estate–mortgage	1,539,398	1,466,153
Installment	592,402	560,061
Credit card	21,895	21,680
Lease financing	5,229	12,241

Total loans	2,895,332	2,799,710
Less
Unearned income	6	86
Allowance for loan losses	46,718	47,771

Net loans	2,848,608	2,751,853
Premises and equipment	66,898	59,050
Goodwill	28,444	27,379
Other intangibles	7,855	7,530
Deferred income taxes receivable	6,357	6,227
Accrued interest and other assets	107,947	101,629

Total assets	$3,916,671	$3,956,062

Liabilities
Deposits
Noninterest-bearing	$443,902	$414,785

Interest-bearing	2,541,084	2,530,880
Total deposits	2,984,986	2,945,665
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	61,199	106,692
Federal Home Loan Bank short-term borrowings	78,100	150,000
Other	5,845	2,217

Total short-term borrowings	145,144	258,909
Federal Home Loan Bank long-term debt	350,856	322,979
Other long-term debt	30,930	30,000
Accrued interest and other liabilities	33,300	32,026

Total liabilities	3,545,216	3,589,579
Shareholders’ equity
Common stock — no par value
Authorized — 160,000,000 shares
Issued — 48,558,614 shares in 2004 and 2003	395,521	395,752
Retained earnings	65,095	50,325
Accumulated comprehensive income	(3,123)	2,344
Restricted stock awards	(3,073)	(3,397)
Treasury stock, at cost, 4,881,378 and 4,619,596 shares	(82,965)	(78,541)

Total shareholders’ equity	371,455	366,483

Total liabilities and shareholders’ equity	$3,916,671	$3,956,062

See Notes to Consolidated Financial Statements.

26 ▶

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$172,406	$179,771	$208,131
Investment securities
Taxable	24,970	21,801	24,871
Tax-exempt	5,458	6,430	7,172

Total investment securities interest	30,428	28,231	32,043
Interest-bearing deposits with other banks	100	141	340
Federal funds sold and securities purchased under agreements to resell	43	146	494

Total interest income	202,977	208,289	241,008

Interest expense
Deposits	38,339	44,386	62,096
Short-term borrowings	2,506	1,824	1,727
Long-term borrowings	16,918	16,334	14,289
Other long-term debt	1,467	864	139

Total interest expense	59,230	63,408	78,251

Net interest income	143,747	144,881	162,757
Provision for loan losses	7,283	18,942	16,174

Net interest income after provision for loan losses	136,464	125,939	146,583

Noninterest income
Service charges on deposit accounts	18,847	19,422	19,565
Trust revenues	15,902	14,500	15,385
Bankcard interchange income	5,301	4,620	4,310
Gains from sales of mortgage loans	1,562	5,171	4,432
Investment securities gains	2	24	89
Other	18,428	18,475	12,918

Total noninterest income	60,042	62,212	56,699

Noninterest expenses
Salaries and employee benefits	76,732	76,508	71,619
Net occupancy	8,478	7,665	7,973
Furniture and equipment	7,237	7,101	7,729
Data processing	7,186	6,730	7,817
Marketing	2,716	2,732	2,069
Communication	2,811	3,018	3,328
Professional services	5,474	4,665	4,467
Amortization of intangibles	876	824	847
Other	24,621	23,552	26,663

Total noninterest expenses	136,131	132,795	132,512

Income before income taxes	60,375	55,356	70,770
Income tax expense	19,257	17,450	22,535

Net earnings	$41,118	$37,906	$48,235

Net earnings per share–basic	$0.94	$0.85	$1.05

Net earnings per share–diluted	$0.94	$0.85	$1.05

Average shares outstanding–basic	43,818,779	44,370,917	45,880,649

Average shares outstanding–diluted	43,880,412	44,422,852	46,000,801

See Notes to Consolidated Financial Statements.

27 ▶

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Operating activities
Net earnings	$41,118	$37,906	$48,235
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	7,283	18,942	16,174
Provision for depreciation and amortization	8,543	12,614	9,172
Net amortization of premiums and accretion of discounts on investment securities	2,511	6,868	1,151
Deferred income taxes	3,225	1,369	(7,524)
Realized gains on investment securities	(2)	(24)	(89)
Originations of mortgage loans held for sale	(130,643)	(205,546)	(221,703)
Gains from sales of mortgage loans held for sale	(1,562)	(5,171)	(4,432)
Proceeds from sale of mortgage loans held for sale	131,120	208,426	223,893
Increase in cash surrender value of life insurance	(9,698)	(9,925)	(8,527)
Decrease in interest receivable	649	2,739	4,111
Decrease (increase) in prepaid expenses	230	(942)	(956)
Increase (decrease) in accrued expenses	1,501	(1,467)	8,807
Decrease in interest payable	(123)	(1,153)	(3,074)
Other	(897)	(2,878)	(1,101)

Net cash provided by operating activities	53,255	61,758	64,137
Investing activities
Proceeds from sales of investment securities available-for-sale	4	43,492	0
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	201,069	425,006	242,076
Purchases of investment securities available-for-sale	(85,264)	(672,603)	(243,583)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	13,996	4,629	3,994
Purchases of investment securities held-to-maturity	(8,372)	(1,180)	(4,414)
Net decrease (increase) in interest-bearing deposits with other banks	4,094	(540)	9,197
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	(11,442)	27,684	(24,910)
Net (increase) decrease in loans and leases	(113,193)	(80,461)	98,621
Proceeds from disposal of other real estate owned	5,923	4,976	4,608
Recoveries from loans and leases previously charged-off	4,538	3,958	5,092
Purchases of premises and equipment	(13,696)	(8,616)	(3,276)

Net cash (used in) provided by investing activities	(2,343)	(253,655)	87,405
Financing activities
Net increase (decrease) in total deposits	39,321	23,231	(162,659)
Net (decrease) increase in short-term borrowings	(113,765)	163,729	1,728
Proceeds from long-term borrowings	27,877	32,928	29,706
Proceeds from trust preferred securities	0	20,000	10,000
Cash dividends	(26,348)	(26,586)	(27,474)
Purchase of common stock	(6,265)	(19,714)	(32,910)
Proceeds from exercise of stock options	9	82	776

Net cash (used in) provided by financing activities	(79,171)	193,670	(180,833)

(Decrease) increase in cash and cash equivalents	(28,259)	1,773	(29,291)
Cash and cash equivalents at beginning of year	183,612	181,839	211,130

Cash and cash equivalents at end of year	$155,353	$183,612	$181,839

Supplemental disclosures
Interest paid	$59,353	$64,561	$81,325

Income taxes paid	$16,745	$14,909	$25,110

Recognition of deferred tax assets (liabilities) attributable to SFAS No. 115	$2,660	$2,859	$(3,685)

Acquisition of other real estate owned through foreclosure	$4,617	$5,619	$5,667

Issuance of restricted stock awards	$1,601	$2,413	$3,273

See Notes to Consolidated Financial Statements.

 28▶

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	COMMON	COMMON		ACCUMULATED	RESTRICTED	TREASURY	TREASURY
	STOCK	STOCK	RETAINED	COMPREHENSIVE	STOCK	STOCK	STOCK
	SHARES	AMOUNT	EARNINGS	INCOME	AWARDS	SHARES	AMOUNT	TOTAL
	(Dollars in thousands)
Balances at January 1, 2002	48,570,346	$396,631	$18,244	$5,348	$(2,563)	(1,970,411)	$(33,117)	$384,543
Net earnings			48,235					48,235
Unrealized holding gains on securities available for sale arising during the period				5,875				5,875
Unfunded pension losses, net of tax				(3,034)				(3,034)

Total comprehensive income								51,076
Cash dividends declared (Bancorp – $0.60 per share)			(27,474)					(27,474)
Purchase of common stock						(1,839,700)	(32,910)	(32,910)
Exercise of stock options, net of shares purchased		(376)				66,835	1,152	776
Restricted stock awards, net	(11,732)	(3)			(3,273)	188,585	3,054	(222)
Amortization of restricted stock awards					1,814			1,814

Balances at December 31, 2002	48,558,614	396,252	39,005	8,189	(4,022)	(3,554,691)	(61,821)	377,603

Net earnings			37,906					37,906
Unrealized holding losses on securities available for sale arising during the period				(4,708)				(4,708)
Unfunded pension losses, net of tax				(1,137)				(1,137)

Total comprehensive income								32,061
Cash dividends declared (Bancorp – $0.60 per share)			(26,586)					(26,586)
Purchase of common stock						(1,230,700)	(19,714)	(19,714)
Exercise of stock options, net of shares purchased		(251)				20,274	333	82
Restricted stock awards, net		(249)			(2,413)	145,521	2,661	(1)
Amortization of restricted stock awards					3,038			3,038

Balances at December 31, 2003	48,558,614	395,752	50,325	2,344	(3,397)	(4,619,596)	(78,541)	366,483

Net earnings			41,118					41,118
Unrealized holding losses on securities available for sale arising during the period				(4,318)				(4,318)
Unfunded pension losses, net of tax				(1,149)				(1,149)

Total comprehensive income								35,651
Cash dividends declared (Bancorp – $0.60 per share)			(26,348)					(26,348)
Purchase of common stock						(358,999)	(6,265)	(6,265)
Exercise of stock options, net of shares purchased		(84)				5,671	93	9
Restricted stock awards, net		(147)			(1,601)	91,546	1,748	0
Amortization of restricted stock awards					1,925			1,925

Balances at December 31, 2004	48,558,614	$395,521	$65,095	$(3,123)	$(3,073)	(4,881,378)	$(82,965)	$371,455

See Notes to Consolidated Financial Statements.

 29▶

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

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies and other influencing factors as discussed in the Asset Quality section of Management’s Discussion and Analysis. In the commercial portfolio, a specific allowance may be established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral. This specific allowance is established for certain loans for which more specific information is available – typically larger balance non-homogenous exposures.

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

The unallocated portion of the allowance consists partially of dollar amounts specifically set aside for certain general factors influencing the allowance. These factors include ratio trends and other factors not already accounted for in the allowance estimates. Establishing percentages for these factors is largely subjective, but supported by economic data and other information where appropriate.

30 ▶

NOTE 1 • SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

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

Trust Preferred Securities - In January of 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46) which applies to variable interest entities created after January 31, 2003. Under the provisions of the interpretation (except in certain circumstances), Trust Preferred Securities, by design, are considered variable interest entities, with no variable interest holder being considered the primary beneficiary, thus requiring the reporting enterprise to deconsolidate the trust upon adoption of the interpretation. The interpretation could have allowed the parent to continue consolidating the trust. However, a revised interpretation was issued which has effectively removed the ability for a reporting enterprise to continue consolidating the trust. Therefore, Bancorp deconsolidated its two trusts effective January 1, 2004.

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

Reporting comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Accumulated comprehensive income includes the unrealized holding gains from available-for-sale securities arising during the period which were $2,197 and $6,515 at December 31, 2004, and 2003, respectively, and unfunded pension losses, net of taxes, which were $5,320 and $4,171 at December 31, 2004, and 2003, respectively. While there was no income tax expense or benefit, there was a deferred tax liability associated with available-for-sale securities of $1,472 and $4,132 as of December 31, 2004, and 2003, respectively. There was a deferred tax asset recorded for the unfunded pension losses of $2,990 and $2,295 as of December 31, 2004, and 2003, respectively.

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

Intangible assets - SFAS No. 141, “Business Combination,” and No. 142, “Goodwill and Other Intangible Assets,” were issued in June of 2001 and are effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Core deposit intangibles and mortgage servicing rights will continue to be amortized over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.

Since Bancorp was required to recognize an additional minimum liability for its pension accounting, it was required to recognize an intangible asset to the extent of its unrecognized prior service cost. Pursuant to SFAS No. 87 “Employers’ Accounting for Pensions”, this intangible is never amortized directly, but instead, the amounts are recalculated at each measurement date which is normally on an annual basis.

Pension - Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. In accordance with applicable accounting rules, Bancorp does not consolidate the assets and liabilities associated with the pension plan. At the end of 2004, Bancorp’s fair value of the plan assets was less than its benefit obligation. Therefore, Bancorp recognized an accrued benefit liability. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting relate to the discount rates, the expected return on plan assets, and the rate of compensation increase.

Employee Stock Options - Bancorp has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock options. Bancorp’s employee stock options have fixed terms and the exercise price of those stock options equals the market price of the underlying stock on the date of grant. Therefore, no compensation expense was recognized. SFAS No. 123, “Accounting for Stock-Based Compensation” was revised in 2004 and is effective for public entities as of the first interim period that begins after June 15, 2005. This statement supercedes APB 25 and applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, will be recognized as of the required effective date. As of the required effective date, all public entities that used the fair-value-based method for disclosure under SFAS No. 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS No. 123. Bancorp does not plan to adopt this Statement early. The effect of this statement on Bancorp’s financial statements has not yet been determined.

31 ▶

NOTE 2 • RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

Bancorp’s subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2004 and 2003 were approximately $27,987 and $31,386, respectively.

NOTE 3 • GOODWILL

SFAS No. 141, “Business Combination” and No. 142, “Goodwill and Other Intangible Assets” were issued in June of 2001, and are effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized but will be subject to annual impairment tests in accordance with the statements.

Bancorp applied these rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the statement resulted in an increase in net income of $1,172 ($0.02 per share) per year. SFAS No. 142 prescribes testing of goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Bancorp performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002, and found no impairment was indicated. Therefore, the second step was not necessary. Goodwill and indefinite-lived intangible assets of each reporting unit must be tested for impairment at least annually. Bancorp has selected October 1 as its date for annual impairment testing. As of October 1, 2004, and 2003, respectively, Bancorp performed step one and concluded that no impairment of goodwill was indicated.

NOTE 4 • MORTGAGE SERVICING RIGHTS

Changes in capitalized mortgage servicing rights are summarized as follows:

	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of year	$3,722	$4,707	$4,138
Rights capitalized	1,085	2,291	2,242
Amortization	(1,553)	(1,552)	(1,176)
Impairment	1,268	(1,724)	(497)

Balance at end of year	$4,522	$3,722	$4,707

The fair value of capitalized mortgage servicing rights was $4,617, $3,952, and $4,707 at December 31, 2004, 2003, and 2002. Bancorp recognizes impairment charges in “other” in the noninterest income section of the Consolidated Statement of Earnings. In 2004, Bancorp recaptured $1,268 of impairment reserves due to an increase in the estimated future value of servicing cash flows. Due to a decline in the estimated future value of servicing cash flow, Bancorp recognized impairment charges of $1,724 and $497 in 2003 and 2002, respectively, in a valuation reserve. Valuations are conducted regularly to determine the fair value and any possible impairment of the mortgage servicing right asset. Key assumptions include prepayment speeds, discount rates, inflation, and future operating costs.

Bancorp uses market based data for assumptions related to the valuation of mortgage servicing rights.

Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $577,634, $509,518, and $542,288 at December 31, 2004, 2003, and 2002, respectively.

Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $3,740, $2,981, and $3,380 at December 31, 2004, 2003, and 2002, respectively.

NOTE 5 • RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

Dividends paid by Bancorp are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to Bancorp in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for Bancorp’s subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2004, Bancorp’s subsidiaries had retained earnings of $140,602 of which $10,548 was available for distribution to Bancorp as dividends without prior regulatory approval.

32 ▶

NOTE 6 • FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, Bancorp offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. U.S. generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated balance sheets, statements of earnings, changes in shareholders’ equity, or cash flows. However, a discussion of these instruments follows.

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

Standby letters of credit - These transactions are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Bancorp’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to Bancorp arises from its obligation to make payment in the event of the customers’ contractual default. Bancorp has issued standby letters of credit aggregating $43,453 and $42,229 at December 31, 2004, and 2003, respectively.

Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Bancorp’s allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.

Loan commitments - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by Bancorp upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. Bancorp had commitments outstanding to extend credit totaling $508,950 and $480,632 at December 31, 2004, and 2003, respectively. Management does not anticipate any material losses as a result of these commitments.

NOTE 7 • ACCOUNTING FOR DERIVATIVES

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

Bancorp follows the provisions of SFAS No.  133 “Accounting for Derivative Instruments and Hedging Activities” in accounting for its derivative activities. Bancorp has interest rate swaps that are accounted for as fair value hedges under SFAS No. 133. Bancorp utilizes interest rate swap agreements to effectively modify its exposure to interest rate risk by converting certain fixed rate assets to floating rate. The swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount. The swaps are accounted for under the short-cut method. These contracts are designated as hedges of specific assets. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income of the hedged asset. At December 31, 2004, and 2003, Bancorp had interest rate swaps with a notional value of $14,225 and $12,549, respectively. The fair value of the swaps was an unrealized loss of $138 and $121 at December 31, 2004, and 2003, respectively. This amount is included with other assets on the balance sheet. A corresponding fair value adjustment was also included on the balance sheet with the hedged item.

Bancorp is exposed to losses if a counterparty fails to make its payment under a contract in which Bancorp is in the receiving position. Although collateral or other security may not be obtained, Bancorp minimizes its credit risk by monitoring the credit standing of each counterparty and believes that each will be able to fully satisfy its obligation under the agreement.

NOTE 8 • INVESTMENT SECURITIES

The following is a summary of investment securities as of December 31, 2004:

	HELD-TO-MATURITY				AVAILABLE-FOR-SALE
	AMORTIZED	UNREALIZED		MARKET	AMORTIZED	UNREALIZED		MARKET
	COST	GAINS	LOSSES	VALUE	COST	GAINS	LOSSES	VALUE
	(Dollars in thousands)
Securities of U.S. government agencies and corporations					$136,990	$252	$(1,289)	$135,953
Mortgage-backed securities	$903	$31	$0	$934	383,271	3,437	(2,850)	383,858
Obligations of state and other political subdivisions	11,906	353	(17)	12,242	96,213	3,955	(64)	100,104
Other securities	0	0	0	0	49,289	294	(67)	49,516

Total	$12,809	$384	$(17)	$13,176	$665,763	$7,938	$(4,270)	$669,431

33▶

NOTE 8 • INVESTMENT SECURITIES - CONTINUED

The following is a summary of investment securities as of December 31, 2003:

	HELD-TO-MATURITY				AVAILABLE-FOR-SALE
	AMORTIZED	UNREALIZED		MARKET	AMORTIZED	UNREALIZED		MARKET
	COST	GAINS	LOSSES	VALUE	COST	GAINS	LOSSES	VALUE
	(Dollars in thousands)
Securities of U.S. government agencies and corporations					$153,772	$1,306	$(96)	$154,982
Mortgage-backed securities	$1,380	$73	$(1)	$1,452	478,624	6,003	(2,731)	481,896
Obligations of state and other political subdivisions	17,019	125	0	17,144	104,531	5,791	(11)	110,311
Other securities	0	0	0	0	47,188	416	(31)	47,573

Total	$18,399	$198	$(1)	$18,596	$784,115	$13,516	$(2,869)	$794,762

The carrying value of investment securities as of December 31, 2002, by category was as follows: U.S. government agencies and corporations $135,383, mortgage-backed $308,021, obligations of state and other political subdivisions $139,444, and other $44,068.

During the year ended December 31, 2004, available-for-sale securities with a fair value at the date of sale of $4 were sold with a gross realized gain of $0 recorded.

During the year ended December 31, 2003, available-for-sale securities with a fair value at the date of sale of $44,528 were sold. The gross realized losses on such sales were $1,036.

During the year ended December 31, 2002, no available-for-sale securities were sold.

There were net investment gains after taxes of $1, $68, and $58 for the years ended December 31, 2004, 2003, and 2002, respectively. The applicable income tax effects were a benefit of $1 for 2004 and $44 for 2003, and an expense of $31 for 2002.

The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $391,275 at December 31, 2004.

The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2004, by contractual maturity, are shown in the table below.

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	HELD-TO-MATURITY		AVAILABLE-FOR-SALE
	AMORTIZED	MARKET	AMORTIZED	MARKET
	COST	VALUE	COST	VALUE
	(Dollars in thousands)
Due in one year or less	$5,075	$5,080	$50,441	$50,283
Due after one year through five years	2,455	2,572	116,668	116,842
Due after five years through ten years	3,806	4,013	255,496	255,952
Due after ten years	1,473	1,511	243,158	246,354

Total	$12,809	$13,176	$665,763	$669,431

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2004:

	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTAL
		UNREALIZED		UNREALIZED		UNREALIZED
	FAIR VALUE	LOSS	FAIR VALUE	LOSS	FAIR VALUE	LOSS
	(Dollars in thousands)
Securities of U.S. government agencies and corporations	$123,630	$1,167	$8,878	$122	$132,508	$1,289
Mortgage-backed securities	119,435	1,039	80,859	1,811	200,294	2,850
Obligations of state and other political subdivisions	7,064	81	0	0	7,064	81
Other securities	1,403	6	1,799	61	3,202	67

Total temporarily impaired securities	$251,532	$2,293	$91,536	$1,994	$343,068	$4,287

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2003:

	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTAL
		UNREALIZED		UNREALIZED		UNREALIZED
	FAIR VALUE	LOSS	FAIR VALUE	LOSS	FAIR VALUE	LOSS
	(Dollars in thousands)
Securities of U.S. government agencies and corporations	$21,404	$96			$21,404	$96
Mortgage-backed securities	202,214	2,729	$222	$3	202,436	2,732
Obligations of state and other political subdivisions	782	4	0	0	782	4
Other securities	1,236	6	475	32	1,711	38

Total temporarily impaired securities	$225,636	$2,835	$697	$35	$226,333	$2,870

34▶

NOTE 8 • INVESTMENT SECURITIES - CONTINUED

Of the securities in an unrealized loss position less than twelve months at December 31, 2004, all 132 items were debt securities. The unrealized loss of $2,293 represents 0.34% of amortized cost of the total portfolio. There were no common stock positions with an unrealized loss position of less than twelve months. Of the 132 items, 63 items with an unrealized loss of $1,039 or 45.3% of the total unrealized losses, were AAA-rated federal agency mortgage-backed securities. U.S. government agencies totaled 44 items representing unrealized losses of $1,167, or 50.89% of total unrealized losses. Of those with unrealized losses of greater than twelve months, 42 items had an unrealized loss of $1,994, of those 40 were debt securities. Of the 42 items, 32 were AAA-rated federal agency mortgage-backed securities with an unrealized loss of $1,811, or 90.82% of total unrealized losses. All debt securities unrealized losses are due to increased market yields relative to the yields of the amortized cost. None of the unrealized losses are due to credit risk of the underlying security. Management has the intention of holding these securities to maturity, and expects to realize the full amortized cost. These stock issues are monitored for permanent impairment and written down accordingly. All debt security issues are believed to be temporarily impaired with no future write-down expected.

NOTE 9 • LOANS

Information about nonaccrual and restructured loans at December 31 was as follows:

	2004	2003	2002
	(Dollars in thousands)
Principal balance
Nonaccrual loans	$20,102	$25,980	$21,456
Restructured loans	2,110	3,821	5,375

Total	$22,212	$29,801	$26,831

Interest income effect
Gross amount of interest that would have been recorded at original rate	$1,687	$2,257	$2,549
Interest included in income	627	1,118	744

Net impact on interest income	$1,060	$1,139	$1,805

At December 31, 2004, there was $67 in commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.

The balances of other real estate acquired through loan foreclosures, in-substance foreclosures, repossessions, or other workout situations, net of the related allowance, totaled $1,730, $3,207, and $2,792 at December 31, 2004, 2003, and 2002, respectively.

Changes in the allowance for loan losses for the three years ended December 31 were as follows:

	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of year	$47,771	$48,177	$46,784
Provision for loan losses	7,283	18,942	16,174
Loans charged-off	(12,874)	(23,306)	(19,873)
Recoveries	4,538	3,958	5,092

Balance at end of year	$46,718	$47,771	$48,177

The allowances for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 are based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

At December 31, 2004, 2003, and 2002, the total recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3,202, $3,126, and $6,745, respectively, all of which had a related allowance for loan losses. The related allowance for loan losses on these impaired loans was $1,247 at December 31, 2004, $1,213 at December 31, 2003, and $1,131 at December 31, 2002. At December 31, 2004, 2003, and 2002, there were no impaired loans that did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2004, was approximately $3,342 versus $7,059 for the year ended December 31, 2003, and $4,280 for the year ended December 31, 2002. For the years ended December 31, 2004, 2003, and 2002, Bancorp recognized interest income on those impaired loans of $354, $270, and $84, respectively. Bancorp recognizes income on impaired loans using the cash-basis method.

35▶

NOTE 10 • LEASE FINANCING

Leases included in the loan portfolio at December 31 were composed as follows:

	2004	2003
	(Dollars in thousands)
Direct financing	$3,982	$8,560
Leveraged	0	14

Net rentals receivable	3,982	8,574
Estimated residual value of leased assets	1,682	4,838
Less unearned income	435	1,171

Investment in leases, net	$5,229	$12,241

Direct financing lease payments receivable as of December 31, 2004, for the next five years and thereafter are as follows:

DIRECT FINANCING LEASES
(Dollars in thousands)
2005	$2,404
2006	1,067
2007	408
2008	89
2009	14
Thereafter	0

NOTE 11 • PREMISES AND EQUIPMENT

Premises and equipment at December 31 were summarized as follows:

	2004	2003
	(Dollars in thousands)
Land and land improvements	$17,461	$15,899
Buildings	56,754	54,235
Furniture and fixtures	37,904	37,634
Leasehold improvements	6,532	7,613
Construction in progress	9,836	4,027

	128,487	119,408
Less accumulated depreciation and amortization	61,589	60,358

Total	$66,898	$59,050

Rental expense recorded under operating leases in 2004, 2003, and 2002, was $1,522 ,$1,420, and $1,576, respectively.

As of December 31, 2004, future minimum lease payments for operating leases were $2,476 for 2005, $923 for 2006, $768 for 2007, $683 for 2008, $638 for 2009, and $2,863 after 2009.

Capital lease agreements for land and buildings at December 31, 2004, were immaterial.

NOTE 12 • BORROWINGS

The following is a summary of short-term borrowings for the last three years:

	2004		2003		2002
	AMOUNT	RATE	AMOUNT	RATE	AMOUNT	RATE
	(Dollars in thousands)
At year end:
Federal funds purchased and securities sold under agreements to repurchase	$61,199	1.59%	$106,692	0.60%	$55,766	1.01%
Federal Home Loan Bank borrowings	78,100	2.20%	150,000	1.05%	0	0.00%
Other short-term borrowings	5,845	2.16%	2,217	1.00%	39,414	2.02%

Total	$145,144	1.94%	$258,909	0.86%	$95,180	1.37%

Average for the year:
Federal funds purchased and securities sold under agreements to repurchase	$67,894	0.88%	$61,575	0.84%	$54,306	1.49%
Federal Home Loan Bank borrowings	127,993	1.39%	70,814	1.09%	6,944	1.88%
Other short-term borrowings	9,790	1.31%	21,734	2.44%	28,938	2.71%

Total	$205,677	1.22%	$154,123	1.18%	$90,188	1.91%

Maximum month-end balances:
Federal funds purchased and securities sold under agreements to repurchase	$105,778		$106,692		$65,214
Federal Home Loan Bank borrowings	181,900		150,000		42,200
Other short-term borrowings	5,845		36,239		35,347

36▶

NOTE 12 • BORROWINGS - CONTINUED

Bancorp’s policy regarding collateralization of repurchase agreements is to comply with all federal regulations.

At December 31, 2004, Bancorp had a short-term revolving line of credit with a financial institution of $50,000. As of year end, the outstanding balance was $2,000. The variable interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has several financial requirements including whereby Bancorp’s affiliates must maintain a risk-based capital level of a well-capitalized institution. Bancorp must maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. Bancorp must maintain Tier 1 capital equal to $335,000 at all times. Bancorp’s borrowings must not exceed 35.00% of its Tier 1 capital. Bancorp’s nonperforming assets must not exceed 2.50% of its consolidated loans plus other real estate owned. Finally, Bancorp’s return on assets must be at least 0.90% for the four preceding quarters. Bancorp also had a Capital Structure Dividend covenant which states that it cannot pay dividends (or other distributions) in an amount exceeding 70.00% of net income for the prior year. Bancorp was also to be in compliance with other nonfinancial requirements, such as supplying call reports of the subsidiaries, audit reports, SEC filings, among other items to the lender. Various other covenants must also be followed. Bancorp was in compliance with these requirements as of December 31, 2004.

Federal Home Loan Bank Long-Term Debt - Long-term debt at December 31, 2004, totaled $350,856 and consisted exclusively of Federal Home Loan Bank (FHLB) advances with rates ranging from 2.21% to 6.90%, with interest payable monthly. The long-term advances mature as follows: $7,000 in 2005, $45,695 in 2006, $34,000 in 2007, $62,253 in 2008, $23,500 in 2009, and $178,408 after 2009.

FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $881,060 at December 31, 2004.

Other Long-Term Debt - Other long-term debt which appears on the balance sheet consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts. In accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46), Bancorp deconsolidated these two trusts effective January 1, 2004. Prior to 2004, Bancorp included corporation-obligated mandatorily redeemable capital securities (the “capital securities”) of subsidiary trust or Trust Preferred Securities, in other long-term debt on the balance sheet.

Capital securities were issued in the third quarter of 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II), and in the third quarter of 2002 by another statutory business trust, First Financial (OH) Statutory Trust I (Trust I). Bancorp owns 100% of the common equity of both trusts. The trusts were formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of each trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of Bancorp. The interest rate is variable and is subject to change every three months. The base index is three-month LIBOR (London Inter-Bank Offered Rate). On December 31, 2004, the rates on Trust I and Trust II were 5.95% and 5.65%, respectively. Bancorp has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Bancorp has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debentures currently qualify as Tier 1 capital under Federal Reserve Board guidelines. The debentures issued in 2003 are first redeemable, in whole or in part, by Bancorp on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2004, was $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by Bancorp on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2004, was $10,000.

NOTE 13 • INCOME TAXES

Income tax expense consisted of the following components:

	2004	2003	2002
	(Dollars in thousands)
Current:
Federal	$14,755	$14,490	$29,861
State	1,972	2,221	1,799

Total	16,727	16,711	31,660
Deferred expense	2,530	739	(9,125)

Income tax expense	$19,257	$17,450	$22,535

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

	2004	2003	2002
	(Dollars in thousands)
Income taxes computed at federal statutory rate of 35.00%	$21,131	$19,375	$24,770
State income taxes, net of federal tax benefit	1,282	1,444	1,169
Effect of tax-exempt interest	(3,088)	(3,158)	(3,143)
Other	(68)	(211)	(261)

Income tax expense	$19,257	$17,450	$22,535

37 ▶

NOTE 13 • INCOME TAXES - CONTINUED

SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets and liabilities be carried at the enacted tax rate. The enacted tax rate was 35.00% for years ended December 31, 2004, 2003, and 2002.

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2004, and 2003, were as follows:

	2004	2003
	(Dollars in thousands)
Deferred tax assets
Allowance for loan losses	$15,543	$16,073
Mark to market adjustment	1,210	2,257
Other real estate owned	57	35
Postretirement benefits other than pension liability	686	733
Unfunded pension liability	2,990	2,295
Other	124	1,243

Total deferred tax assets	20,610	22,636

Deferred tax liabilities
Tax greater than book depreciation	1,852	457
Leasing activities	2,352	3,566
Federal Home Loan Bank stock basis difference	3,208	2,888
Deferred loan fees	803	1,690
Pension liability	1,033	551
Other	3,533	3,125

Total deferred tax liabilities	12,781	12,277

Net deferred tax asset recognized through the statement of earnings	7,829	10,359
Net deferred tax liability from valuation adjustments of investment securities available-for-sale, recognized in equity section of balance sheet	(1,472)	(4,132)

Total net deferred tax asset	$6,357	$6,227

NOTE 14 • RISK-BASED CAPITAL

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

Regulatory guidelines require a 4.00% Tier 1 capital ratio, an 8.00% total risk-based capital ratio, and a 4.00% leverage ratio. Tier 1 capital consists primarily of common shareholders’ equity and trust preferred securities, net of intangibles. Total risk-based capital is Tier 1 capital plus Tier 2 supplementary capital, which is primarily the allowance for loan losses subject to certain limits. The leverage ratio is a result of dividing Tier 1 capital by average total assets less certain intangibles.

While Bancorp’s subsidiaries’ ratios are well above regulatory requirements, management will continue to monitor the asset mix which affects these ratios due to the risk weights assigned various assets and the allowance for the loan losses which influences the total risk-based capital ratio.

The table below illustrates the risk-based capital calculations and ratios for the last two years.

	December 31,
	2004	2003
	(Dollars in thousands)
Tier 1 capital
Shareholders’ equity	$371,455	$366,483
Less certain intangibles	32,144	31,352
Less unrealized gains from available-for-sale securities	2,197	6,515
Add trust preferred securities	30,000	30,000

Total Tier 1 capital	$367,114	$358,616

Total risk-based capital
Tier 1 capital	$367,114	$358,616
Qualifying allowance for loan losses	34,843	34,119

Total risk-based capital	$401,957	$392,735

Risk-weighted assets	$2,775,584	$2,715,858

Risk-based ratios
Tier 1 capital	13.23%	13.20%

Total risk-based capital	14.48%	14.46%

Leverage	9.48%	9.42%

38 ▶

NOTE 15 • EMPLOYEE BENEFIT PLANS

Bancorp sponsors a non-contributory defined benefit pension plan covering substantially all employees. Bancorp uses a December 31 measurement date for its defined benefit pension plan.

The following tables set forth information concerning amounts recognized in Bancorp’s Consolidated Balance Sheets and Consolidated Statements of Earnings:

	December 31,
	2004	2003
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$43,676	$36,523
Service cost	3,405	2,938
Interest cost	2,822	2,585
Actuarial loss	2,871	5,054
Benefits paid	(3,121)	(3,424)

Benefit obligation at end of year	49,653	43,676

Change in plan assets
Fair value of plan assets at beginning of year	24,974	18,897
Actual return on plan assets	1,500	2,724
Employer contributions	6,696	6,777
Benefits paid	(3,121)	(3,424)
Fair value of plan assets at end of year	30,049	24,974

Funded status	(19,604)	(18,702)
Unrecognized transition amount	(219)	(299)
Unrecognized prior service cost	184	330
Unrecognized actuarial loss	21,241	18,269

Net amount recognized in the consolidated balance sheets	$1,602	$(402)

Amounts recognized in statement of financial position
Accrued benefit liability	$(6,892)	$(7,198)
Intangible pension asset	184	330
Other comprehensive income, net of taxes	5,320	4,171
Deferred tax assets	2,990	2,295

Net amount recognized	$1,602	$(402)

	December 31,
	2004	2003
Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$49,653	$43,676
Accumulated benefit obligation	36,941	32,172
Fair value of plan assets	30,049	24,974

	December 31,
	2004	2003	2002
	(Dollars in thousands)
Components of net periodic benefit cost
Service cost	$3,405	$2,938	$2,486
Interest cost	2,822	2,585	2,340
Expected return on assets	(2,431)	(2,057)	(2,203)
Amortization of transition asset	(80)	(80)	(80)
Amortization of unrecognized prior service cost	146	253	253
Amortization of actuarial loss	830	529	230

Net periodic pension cost	$4,692	$4,168	$3,026

	2004	2003
Additional information
Increase in minimum liability included in other comprehensive income, net of taxes	$1,149	$1,137

39▶

NOTE 15 • EMPLOYEE BENEFIT PLANS – CONTINUED

Weighted-average assumptions to determine:

	December 31,
	2004	2003
Benefit obligations
Discount rate	6.25%	6.50%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	6.50%	6.95%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%

The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

	Plan Assets at December 31,
	2004	2003
Asset Category
Equity securities	63.75%	61.85%
Bond securities	35.20%	36.70%
Other	1.05%	1.45%

Total	100.00%	100.00%

Plan assets are administered by the Trust Department of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds and money market funds. The Legacy Multi-Cap Core Equity fund held 1,731,946 shares at December 31, 2004, with a fair value of $19,155. During 2004, this fund purchased 377,333 shares and sold 137,739 shares. Dividends received were $220 for 2004.

At December 31,2004,the Legacy Core Bond Fund held assets with a notional value of $5,022 and a fair value of $10,578. During 2004,this fund purchased debt securities with a notional value of $2,500 and sold debt securities with a notional amount of $605. Interest income was $425 for 2004.

Approximately 98.95% and 98.55% of plan assets at December 31, 2004, and 2003, respectively, were invested in the Legacy Funds for which First Financial Capital Advisors LLC, a wholly owned subsidiary of Bancorp, serves as investment advisor. This pension plan does not own any shares of Bancorp common stock.

Each funding policy provides an investment range that allows the investment manager the latitude to manage the account within certain pre-established parameters. Bancorp has chosen the Trust-Growth-Balanced Funding Policy which allows a range of 45% to 75% in equity securities and 35% to 55% in fixed income or bond securities.

Bancorp expects to contribute $5,600 to its pension plan in 2005. These contributions will be required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

RETIREMENT BENEFITS
(Dollars in thousands)
2005	$3,315
2006	3,391
2007	3,602
2008	3,759
2009	3,909
Thereafter	24,953

Bancorp also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.00% of their base salaries into the plan, not to exceed $13. Bancorp contributions are at the discretion of the board of directors. During 2004 and 2003, Bancorp contributed $0.50 for each $1.00 an employee contributed, up to a maximum Bancorp contribution of 3.00% of the employee’s base salary. All Bancorp matching contributions vest immediately. Total Bancorp contributions to the 401(k) plan were $1,001 during 2004, $943 during 2003, and $909 during 2002.

Bancorp provides life insurance to all full-time employees. Bank-owned life insurance balances were $71,133 and $61,435 at December 31, 2004, and 2003, respectively.

40▶

NOTE 16 • POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

The following table sets forth the funded status and amounts recognized in Bancorp’s Consolidated Balance Sheets:

	2004	2003
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$1,361	$1,318
Interest cost	84	87
Plan participants’ contributions	47	43
Actuarial loss	128	177
Benefits paid	(270)	(264)

Benefit obligation at end of year	1,350	1,361
Fair value of plan assets at beginning and end of year	0	0
Funded status	(1,350)	(1,361)
Unrecognized actuarial gain	(444)	(550)
Unrecognized prior service cost	(11)	(14)

Net postretirement liability recognized in the balance sheets	$(1,805)	$(1,925)

	2004	2003
Components of net periodic postretirement benefit cost
Interest cost	$84	$87
Amortization of unrecognized prior service cost	(4)	(4)
Amortization of actuarial gain	(41)	(61)

Net periodic benefit cost	$39	$22

	2004	2003
Weighted-average assumptions to determine accumulated postretirement benefit obligation
Discount rate	6.25%	6.50%

Assumed health care cost trend rates at December 31,
Health care cost trend rate assumed for next year	10.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2008

Assumed health care trend rates have a significant effect on the amounts reported for health care plans. Since there are no new entrants to the health care plan, there is no effect on service or interest cost. However, a one-percentage-point change in assumed health care trend rates would have the following effects:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease
Effect on postretirement benefit obligation	$105	($95)

Bancorp’s other postretirement benefit plan weighted average asset allocation at December 31, 2004, and 2003, by asset category was 100% invested in a federal money fund.

Bancorp expects to contribute approximately $1,261 to its other postretirement plan in 2005.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the Act) of 2003 was enacted. Bancorp elected the deferral provided by Financial Staff Position No. 106-1. As stated above, there are no new entrants into the health care plan. Therefore,any measures of the net periodic postretirement benefit cost in the financial statements or the accompanying notes do not reflect the effects of the act on the plan.

41▶

NOTE 17 • EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	2004	2003	2002
	(Dollars in thousands, except per share data)
Net income –numerator for basic and diluted earnings per share– income available to common shareholders	$41,118	$37,906	$48,235

Denominator for basic earnings per share–weighted average shares	43,818,779	44,370,917	45,880,649
Effect of dilutive securities–employee stock options	61,633	51,935	120,152

Denominator for diluted earnings per share–adjusted weighted average shares	43,880,412	44,422,852	46,000,801

Basic earnings per share	$0.94	$0.85	$1.05

Diluted earnings per share	$0.94	$0.85	$1.05

NOTE 18 • STOCK OPTIONS

The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of Bancorp who are not employees for up to 1,691,036 common shares of Bancorp. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of Bancorp or its subsidiaries. The board or the committee may accelerate the exercise period for an option upon the optionee’s disability, retirement, or death.All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available-for-future-grant figure.On April 27,1999,the shareholders approved the 1999 Stock Incentive Plan which provides for 7,507,500 shares for similar options and awards.

Bancorp has elected to follow Accounting Principles Board Opinion No.25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of Bancorp’s employee stock options equaled the market price of the underlying stock on the date of grant,no compensation expense was recognized.

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

Activity in the above plan for 2004, 2003, and 2002 is summarized as follows:

	2004		2003		2002
	NUMBER OF	WEIGHTED	NUMBER OF	WEIGHTED	NUMBER OF	WEIGHTED
	SHARES	AVERAGE	SHARES	AVERAGE	SHARES	AVERAGE
Outstanding at beginning of year	1,570,700	$17.45	1,587,755	$17.55	1,597,360	$17.53
Granted	173,489	17.20	210,652	16.42	250,402	17.52
Exercised	(16,757)	11.77	(42,479)	10.49	(78,386)	13.21
Cancelled	(317,706)	18.48	(185,228)	18.67	(181,621)	18.96

Outstanding at end of year	1,409,726	$17.26	1,570,700	$17.45	1,587,755	$17.55

Exercisable at end of year	1,246,737	$17.27	1,379,211	$17.60	1,339,603	$17.55

Available for future grant	5,655,537		5,728,512		5,962,775

42▶

NOTE 18 • STOCK OPTIONS – CONTINUED

The following table is a summary of information on currently outstanding and exercisable options as of December 31, 2004:

	Options Outstanding			Exercisable Options
		WEIGHTED AVERAGE
		REMAINING	WEIGHTED AVERAGE		WEIGHTED AVERAGE
	SHARES	CONTRACTUAL LIFE	EXERCISE PRICE	SHARES	EXERCISE PRICE
	(Dollars in thousands)
Range of Exercise Prices
$10.81 - $13.15	66,871	1.5	$11.49	66,871	$11.49
$15.37 - $17.89	1,115,131	6.3	16.94	952,142	16.90
$18.64 - $22.57	227,724	4.0	20.53	227,724	20.53

$10.81 - $22.57	1,409,726	5.7	$17.26	1,246,737	$17.27

The following is a summary of activity in restricted stock for the years ended December 31,

	2004		2003		2002
	NUMBER OF	WEIGHTED AVG	NUMBER OF	WEIGHTED AVG	NUMBER OF	WEIGHTED AVG
	SHARES	GRANT PRICE	SHARES	GRANT PRICE	SHARES	GRANT PRICE
Outstanding at beginning of year	322,198	$16.90	359,561	$17.01	246,616	$16.41
Granted	130,450	17.13	147,594	16.58	190,470	17.22
Vested	(104,751)	16.83	(181,748)	16.85	(63,908)	15.21
Cancelled	(37,642)	16.93	(3,209)	16.66	(13,617)	16.86

Outstanding at end of year	310,255	$16.95	322,198	$16.90	359,561	$17.01

Restricted stock awards granted by the board of directors are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vests. The board or the committee,at its discretion, may accelerate the removal of any and all restrictions.

Restricted stock awards are recorded as deferred compensation,a component of stockholders’equity at the fair value of these awards at the date of grant and amortized on a straight-line basis to compensation expense over the specified vesting periods. Compensation expense related to restricted stock awards included in salaries and benefits was $1,925, $3,038, and $1,590 in 2004, 2003, and 2002, respectively.

As permitted under SFAS No. 123, as amended by SFAS No. 148, Bancorp elected to apply the intrinsic value method in accounting for its stock-based compensation plans. Accordingly, compensation expense has not been recognized in the accompanying statements of earnings for its stock-based compensation plans, other than for restricted stock awards.Had compensation expense been recognized for the fair value of options awarded consistent with the methodology prescribed, pro forma net earnings and earnings per share would have been as follows for the years ended December 31,

	2004	2003	2002
	(Dollars in thousands, except per share data)
Net earnings as reported	$41,118	$37,906	$48,235
Add: restricted stock expense, net of taxes, included in net income	1,251	1,975	1,034
Less: total stock-based employee compensation expense determined under the fair value method of all awards, net of taxes	1,517	2,347	1,978

Pro forma net earnings	$40,852	$37,534	$47,291

Earnings per share
Basic – as reported	$0.94	$0.85	$1.05

Basic – pro forma	$0.93	$0.85	$1.03

Diluted – as reported	$0.94	$0.85	$1.05

Diluted – pro forma	$0.93	$0.84	$1.03

The fair value of stock options granted was estimated using the Black-Scholes option valuation model at the date of grant. The weighted average assumptions used in the computations are as follows:

	2004	2003	2002
Fair value of options granted	$2.85	$2.52	$3.15

Dividend yield	3.60%	3.66%	3.43%

Volatility	0.219	0.225	0.222

Risk-free interest rate	3.34%	3.02%	4.37%

Expected life	5.32	5.22	5.09

43▶

NOTE 19 • LOANS TO RELATED PARTIES

Loans to directors, executive officers, principal holders of Bancorp’s common stock, and certain related persons totaled $28,691, $25,389, and $48,555 at December 31, 2004, 2003,and 2002, respectively.

Activity of these loans was as follows:

	2004	2003	2002
	(Dollars in thousands)
Beginning balance	$25,389	$48,555	$37,177
Additions	9,003	9,844	29,946
Collected	5,701	33,010	18,568
Charged-off	0	0	0

Ending balance	$28,691	$25,389	$48,555

Loans 90 days past due	$0	$0	$0

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

NOTE 20 • SHAREHOLDER RIGHTS PLAN

Bancorp has a “shareholder rights plan” under which the holders of Bancorp’s common stock are entitled to receive one “right” per share held.

Under the plan, each “right” would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an “acquiring person”) of Bancorp’s outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation’s outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an “adverse person.” (An adverse person is a person who owns at least 10 percent of the common shares and attempts “greenmail,” or is likely to cause a material adverse impact on the Bancorp – such as impairing customer relationships, harming the company’s competitive position or hindering the board’s ability to effect a transaction it deems to be in the shareholders’ best interest.)

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

Additionally, each “right” holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the “right,” should either of the following happen after a person becomes an “acquiring person”:1) Bancorp is acquired in a merger or other transaction – other than a merger which the independent directors determine to be in the best interest of Bancorp and its shareholders, or 2) 50 percent or more of Bancorp‘s assets or earning power is sold or transferred.

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

The board’s adoption of this “rights”plan has no financial effect on Bancorp, is not dilutive to Bancorp shareholders, is not taxable to the corporation or its shareholders, and will not change the way in which Bancorp common shares are traded. “Rights” are not exercisable until distributed;and all “rights” will expire at the close of business on December 6, 2008, unless earlier redeemed by Bancorp.

44▶

NOTE 21 • DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

Cash and short-term investments–The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.

Investment securities (including mortgage-backed securities)–Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 8 for further disclosure.)

Loans–For variable-rate loans that reprice frequently with no significant change in credit risk, fair values were based on carrying values. The fair values of other loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximated its fair value.

Mortgage servicing rights–The fair value of mortgage servicing rights was determined through modeling of the expected future cash flows. The modeling included stratification by maturity and coupon rates on the underlying mortgage loans. Certain assumptions were used in the valuation regarding prepayment speeds, discount rates, servicing costs, delinquency, and foreclosure costs which were arrived at from third party sources and internal records.

Deposit liabilities–The fair value of demand deposits, savings accounts, and certain money market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.

Borrowings–The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values. The fair value of long-term debt was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities. Third party valuations were used for long-term debt with embedded options, such as call features. The carrying amount of the other long-term borrowings, or trust preferred securities, approximates its fair value.

Commitments to extend credit and standby letters of credit–Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate, and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in Bancorp’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and,where necessary,reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 6 for additional information.)

Derivative financial instruments–Fair values for derivative financial instruments, specifically interest rate swaps, were determined using market quotes for those instruments.

Bancorp does not carry financial instruments which are held or issued for trading purposes.

The estimated fair values of Bancorp’s financial instruments at December 31 were as follows:

	2004		2003
	CARRYING	FAIR	CARRYING	FAIR
	VALUE	VALUE	VALUE	VALUE
	(Dollars in thousands)
Financial assets
Cash and short-term investments	$168,322	$168,322	$189,233	$189,233
Investment securities held-to-maturity	12,809	13,176	18,399	18,596
Investment securities available-for-sale	669,431	669,431	794,762	794,762
Loans
Commercial	644,933	648,448	666,315	666,370
Real estate–construction	91,475	91,707	73,260	73,335
Real estate–mortgage	1,539,398	1,558,449	1,466,153	1,468,786
Installment, net of unearned income	592,396	593,333	559,975	565,048
Credit card	21,895	21,895	21,680	21,493
Leasing	5,229	5,642	12,241	12,268
Less allowance for loan losses	46,718		47,771

Net loans	2,848,608	2,919,474	2,751,853	2,807,300
Mortgage servicing rights	4,522	4,617	3,722	3,952
Accrued interest receivable	19,554	19,554	20,203	20,203

Financial liabilities
Deposits
Noninterest-bearing	443,902	443,902	414,785	414,785
Interest-bearing demand	214,783	214,783	214,890	214,890
Savings	1,021,260	1,021,260	1,010,643	1,010,643
Time	1,305,041	1,298,447	1,305,347	1,315,572
Total deposits	2,984,986	2,978,392	2,945,665	2,955,890

Short-term borrowings	145,144	145,144	258,909	258,909
Federal Home Loan Bank long-term debt	350,856	360,131	322,979	346,975
Other long-term debt	30,930	30,930	30,000	30,000
Accrued interest payable	4,924	4,924	5,048	5,048
Derivative financial instruments	138	138	121	121

45▶

NOTE 22 • FIRST FINANCIAL BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets

	December 31,
	2004	2003
	(Dollars in thousands)
Assets
Cash	$25,077	$28,345
Investment securities	3,302	5,405
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	304,922	293,450
Savings banks	9,515	9,582
Nonbanks	21,907	21,125

Total investment in subsidiaries	336,344	324,157
Loans
Commercial	1,144	1,284
Real estate–mortgage	6,847	8,578

Total loans	7,991	9,862
Allowance for loan losses	1,896	2,118

Net loans	6,095	7,744
Bank premises & equipment	1,146	1,184
Other assets	35,324	33,243

Total assets	$414,788	$407,578

Liabilities
Short-term borrowings	$2,000	$0
Subordinated debentures	30,930	30,930
Dividends payable	6,556	6,595
Other liabilities	3,847	3,570

Total liabilities	43,333	41,095
Shareholders’ equity	371,455	366,483

Total liabilities and shareholders’ equity	$414,788	$407,578

Statements of Earnings

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Income
Interest income	$839	$971	$1,278
Noninterest income	624	723	725
Investment securities losses	(3)	(3)	0
Dividends from subsidiaries	35,847	62,136	54,364

Total income	37,307	63,827	56,367
Expenses
Interest expense	1,575	1,397	903
Provision for loan losses	0	(120)	0
Salaries and employee benefits	6,731	9,619	4,768
Miscellaneous professional services	1,481	1,286	726
Other	2,161	2,051	324

Total expenses	11,948	14,233	6,721

Income before income taxes and equity in undistributed net earnings of subsidiaries	25,359	49,594	49,646
Income tax benefit	(2,944)	(3,852)	(1,393)

Income before equity in undistributed net earnings of subsidiaries	28,303	53,446	51,039
Equity in undistributed net earnings of subsidiaries	12,815	(15,540)	(2,804)

Net earnings	$41,118	$37,906	$48,235

46▶

NOTE 22 • FIRST FINANCIAL BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION – CONTINUED

Statements of Cash Flows

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Operating activities
Net earnings	$41,118	$37,906	$48,235
Adjustments to reconcile net earnings to net cash provided by operating activities Equity in undistributed net earnings of subsidiaries	(12,815)	15,540	2,804
Provision for allowance for loan losses	0	(120)	0
Provision for depreciation and amortization	2,145	3,225	1,980
Deferred income taxes	2,003	(551)	(2,176)
Decrease in dividends payable	(39)	(170)	(239)
Increase (decrease) in accrued expenses	119	643	(422)
Increase in other assets	(4,042)	(3,049)	(158)

Net cash provided by operating activities	28,489	53,424	50,024
Investing activities
Capital contributions to subsidiaries	(4,750)	(620)	(510)
Purchase of investment securities	0	0	(2,016)
Maturities of investment securities	2,005	0	0
Net decrease in loans	1,595	4,806	1,025
Purchases of premises and equipment	(100)	(129)	(41)
Other	97	(179)	(202)

Net cash (used in) provided by investing activities	(1,153)	3,878	(1,744)
Financing activities
Increase (decrease) in short-term borrowings	2,000	(30,500)	7,000
Issuance of subordinated debentures to non-bank subsidiary	0	20,620	10,310
Cash dividends	(26,348)	(26,586)	(27,474)
Purchase of common stock	(6,265)	(19,714)	(32,910)
Proceeds from exercise of stock options, net of shares purchased	9	82	776

Net cash used in financing activities	(30,604)	(56,098)	(42,298)

(Decrease) increase in cash	(3,268)	1,204	5,982

Cash at beginning of year	28,345	27,141	21,159

Cash at end of year	$25,077	$28,345	$27,141

NOTE 23 • SUBSEQUENT EVENT

In March of 2005,First Financial Bancorp signed an agreement to sell substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary to Mutual Federal Savings Bank of Muncie, Indiana. Pending regulatory approval, the transaction is expected to close by late 2005.

47▶

QUARTERLY FINANCIAL AND COMMON STOCK DATA

	(Unaudited)
	THREE MONTHS ENDED
	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31
	(Dollars in thousands, except per share data)
2004
Interest income	$50,823	$50,126	$51,151	$50,877
Interest expense	14,666	14,126	14,950	15,488

Net interest income	36,157	36,000	36,201	35,389
Provision for loan losses	2,600	2,243	2,097	343
Noninterest income
Investment securities gains (losses)	(2)	(1)	(8)	13
All other	14,443	14,906	16,024	14,667
Noninterest expenses	33,244	33,389	34,442	35,056

Income before income taxes	14,754	15,273	15,678	14,670
Income tax expense	4,806	4,936	4,854	4,661

Net earnings	$9,948	$10,337	$10,824	$10,009

Per share
Net earnings–basic	$0.23	$0.24	$0.25	$0.23

Net earnings–diluted	$0.23	$0.24	$0.25	$0.23

Cash dividends paid	$0.15	$0.15	$0.15	$0.15

Market price
High bid	$18.82	$18.47	$18.78	$17.90

Low bid	$16.29	$15.61	$16.71	$16.90

2003
Interest income	$53,751	$53,335	$52,148	$49,055
Interest expense	16,515	16,156	15,775	14,962

Net interest income	37,236	37,179	36,373	34,093
Provision for loan losses	3,214	3,942	4,364	7,422
Noninterest income
Investment securities gains (losses)	28	(36)	28	4
All other	13,822	14,242	15,101	19,023
Noninterest expenses	31,759	31,817	35,739	33,480

Income before income taxes	16,113	15,626	11,399	12,218
Income tax expense	5,482	5,016	3,575	3,377

Net earnings	$10,631	$10,610	$7,824	$8,841

Per share
Net earnings–basic	$0.24	$0.24	$0.18	$0.20

Net earnings–diluted	$0.24	$0.24	$0.18	$0.20

Cash dividends paid	$0.15	$0.15	$0.15	$0.15

Market price
High bid	$17.19	$17.00	$16.60	$16.92

Low bid	$15.26	$15.00	$14.67	$15.14

First Financial Bancorp common stock trades on The Nasdaq Stock Market® under the symbol FFBC.

48▶

CORPORATE STRUCTURE

FIRST FINANCIAL BANCORP
Assets: $3. 9 billion

Directors

Bruce E. Leep, Chairman of the Board, First Financial Bancorp; Chairman of the Board, Sand Ridge Bank

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp; Chairman of the Board, First Financial Bank

Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Carl R. Fiora, Retired President and Chief Executive Officer, Armco Steel Co. , L. P.

Dr. James C. Garland, President, Miami University

Murph Knapke, Owner, Knapke Law Office, Attorney-at-Law

Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co. , L. P. A.

Barry S. Porter Retired Chief Financial Officer, The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Officers

President and Chief Executive Officer: Claude E. Davis

Executive Vice President: C. Douglas Lefferson

Senior Vice President: C. Thomas Murrell, III, Robert C. Oberg

First Vice President: Gary A. Eppley, J. Franklin Hall

Vice President: Chris A. Bezold, Regina P. Brackett, Marilyn D. Burkhart,
Terence M. Fitz, Elizabeth E. Fontaine, Stephen R. Foster, Michael C. Harris,
Cheryl R. Lipp, James W. Manning, Janie McCauley, Lawrence P. Mulligan, Jr. ,
Stephen C. Schatteman, Jill L. Wyman

Location

300 High Street, Hamilton, Ohio 45011

Subsidiaries of the Corporation

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

Assets: $1. 7 billion

Directors

Claude E. Davis, Chairman of the Board, First Financial Bank; President and Chief Executive Officer, First Financial Bancorp

Mark W. Immelt, President and Chief Executive Officer, First Financial Bank

Don M. Cisle, President, Don S. Cisle Contractor, Inc.

Michael A. Conner, Chief Operating Officer, First Financial Bank

Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

Carl R. Fiora, Retired President and Chief Executive Officer, Armco Steel Co. , L. P.

Dr. James C. Garland, President, Miami University

Stephen S. Marcum, Partner, Parrish, Fryman & Marcum Co. , L. P. A.

Barry S. Porter, Retired Chief Financial Officer, The Ohio Casualty Corp.

Steven C. Posey, President, Posey Management Corp.

Susan L. Purkrabek-Knust, Managing Member, K. P. Properties, LLC and Omega Warehouse Services, LLC

Herman R. Sanders, President and Manager, Butler County Lumber Co.

Ronald E. Watson, President, Watson Gravel

Officers

President and Chief Executive Officer: Mark W. Immelt

Executive Vice President: Patrick J. Hart

Chief Operating Officer: Michael A. Conner

Senior Vice President:Margaret A. Baker, Brendan J. Burns, John R. Kuczynski, Matthew Marro

First Vice President: Charles H. Barton, Kathy D. Carmack, Pamela R. Cottle, Vaden W. Fitton, Alan R. Flegal, Timothy A. Kemper, August J. Miserocchi, David D. Schul, Patty K. Scott, Dennis G. Walsh

Vice President: Glenn E. Boone, Regina P. Brackett, Austin Correll, Fred G. DeBiasi, Alan B. Druso, Kelland L. Farler, Brenda L. Frazier, James H. Fuller, Jean E. Gaw, A. Scott Gullett, David L. Haft, Joseph Hojnacki, Gregory A. Kelly, M. Ryan Kirkham, Harry L. Korros, Keith A. Maurmeier, Brenda K. Morris, Tricia M. Neeley, Sara A. Pinkerton, Suzanne Puthoff, Jeffrey C. Roberts, R. Todd Slagle, Michele S. Stoffer, Mark D. Welch

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
6050 S. State Route 48, Maineville, Ohio 45039
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
9120 Union Centre Boulevard, West Chester, Ohio 45069
6081 Limaburg Road, Burlington, Kentucky 41005
2652 Northbend Road, Hebron, Kentucky 41048
3010 First Street, Petersburg, Kentucky 41080

*Main Office

49▶

CORPORATE STRUCTURE

SAND RIDGE BANK
Assets: $884 million

Directors

Bruce E. Leep, Chairman of the Board, Sand Ridge Bank; Chairman of the Board, First Financial Bancorp

Ronnie J. Alting, Indiana State Senator

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp

David S. Harvey, President and Chief Executive Officer, Sand Ridge Bank

Richard E. Olszewski, President and Owner, K & L Inc.

Rhett L. Tauber, Partner, Tauber & Westland PC

Tom A. Van Prooyen, General Manager, Schepel Buick GMC

Samuel N. Van Til, Vice President, Strack & Van Til Supermarket, Inc.

Dale V. Zinn, Secretary, Zinn Kitchens

Officers

President and Chief Executive Officer: David S. Harvey

Executive Vice President: George J. Vande Werken

Senior Vice President: Scott S. Gyure, Bruce A. Hunt, Jay C. Reynolds, Terry L. Saxsma, Mark W. Sprenger, William M. Winterhaler, Thomas J. Young

Vice President: Walter J. Banke, Cheryl L. Barenie, Cortney H. Collison, Marjorie Dian, Paul L. Doherty, B. Wayne Hays, Timothy P. Kelly, Andrew S. Kyres, Ruth A. LaBuda, Patrick T. Leahy, Michelle M. Markley, Gregory S. McGandy, Eric G. Ross, Michael S. Schneider, Mary E. Shelton, Terri L. Sink, Michael T. Siwietz, Guy M. Staska, Margaret Van Gorp, Sandra G. Velasco

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
450 West Lincoln Highway, Schererville, Indiana 46375
1650 US 41, Schererville, Indiana 46375
241 West State Street, Hastings, Michigan 49058
12850 West M-179 Highway, Wayland, Michigan 49348

COMMUNITY FIRST BANK & TRUST

Assets: $852 million

Directors

Murph Knapke, Chairman of the Board, Community First;Attorney-at-Law, Owner, Knapke Law Office

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp

Samuel J. Munafo, President and Chief Executive Officer, Community First

Thomas Casaboro, President and Chief Executive Officer, CASA Restaurant Group

Ronald C. House, Farmer

William J. Kramer, President, Valco Steel Products, Inc.

Rodney L. Stoller, CPA, Arend, Laukhuf & Stoller

Alan B. Terrell, President, Rochester Telephone Company, Inc.

Officers

President and Chief Executive Officer: Samuel J. Munafo

Executive Vice President: Bryce L. Beckman, John C. Hoying, Scott A. Oboy, Howard A. Stammen

Chief Operating Officer: Phyllis S. Fiser, Michael R. Terrone

Senior Vice President: Marie J. Archer, Thomas R. Bolduc, Collin J. Bryan, Steven G. Hammer, Craig A. Kuhlman, Y. Jeannine Long

First Vice President: Linda G. Cooper, Ken Goettemoeller, Thomas C. Saddler, Rod L. Stover

Vice President: Annette Y. Ayres, Frederick C. Bouyack, George Brooks, Diana J. Cearns, Dan R. Clark, T. F. “Bob”Fuller, Thomas M. Gauvey, Rick L. Greve, Marie C. Gross, Kathleen Hemmelgarn, Scott A. Hicks, Stephen Hull, Geoffrey L. Hyman, Edward Kaiser, Denis Knapschaefer, Kelly Lloyd, Todd L. Lybarger, Milton L. Miller, Michael J. Moore, Kent A. Phares, Douglas J. Rice, Corey Scarbrough, Dana L. Schultz, J. Susie Snep, Betty K. Strawn, Randy Swary, J. Chadwick Tranter, Mark Williams

Locations

327 South Main Street, Bryan, Ohio 43506
225 North Main Street, Celina, Ohio 45822*
124 East Fayette Street, Celina, Ohio 45822
115 West Summit Street, Celina, Ohio 45822
137 West Buckeye Street, Clyde, Ohio 43410
1005 West McPherson Highway, Clyde, Ohio 43410
730 East Main Street, Coldwater, Ohio 45828
202 North Main Street, Delphos, Ohio 45833
220 North Wayne Street, Fort Recovery, Ohio 45846
2140 Enterprise Drive — Suite A, Fremont, Ohio 43420
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
11230 State Route 364, St. Marys, Ohio 45885
102 East Main Street, Van Wert, Ohio 45891
113 East Central Street, Van Wert, Ohio 45891
1163 South Shannon Street, Van Wert, Ohio 45891
315 State Street, Willshire, Ohio 45898
6154 St. Joe Center Road, Fort Wayne, Indiana 46835
106 North Market Street, North Manchester, Indiana 46962
103 Heeter Street, North Manchester, Indiana 46962
Peabody Retirement Community, North Manchester, Indiana 46962
Timbercrest Retirement Community, North Manchester, Indiana 46962
729 Main Street, Rochester, Indiana 46975
520 East Ninth Street, Rochester, Indiana 46975
211 West Pearl Street, Union City, Indiana 47390
1307 North Cass Street, Wabash, Indiana 46992
1810 East Center Street, Warsaw, Indiana 46580
870 East Washington Street, Winchester, Indiana 47394

*Main Office

50 ▶

CORPORATE STRUCTURE

HERITAGE COMMUNITY BANK

Assets: $254 million

Directors

C. Douglas Lefferson, Chairman of the Board and Interim President and Chief Executive Officer, Heritage Community Bank;Executive Vice President and Chief Financial Officer, First Financial Bancorp

Harry R. Campbell, Owner, Campbell Auction Service

E. Michael Danner, Owner/Operator, Danner’s Hardware

Corinne R. Finnerty, Partner, McConnell & Finnerty, Attorneys-at-Law

John G. Roeder, Superintendent, Sunman-Dearborn School Corporation

Officers

Interim President and Chief Executive Officer: C. Douglas Lefferson

Senior Vice President: David L. Mackey, Karen I. Miller, Stephen C. Schatteman

Vice President: Vickie Couch, Colleen G. Ervin, Gary Everroad, Deborah R. Harmon, John R. Klein, Jr. , Gayle Rayles, Jason Schroer, John W. Stone, Patricia Whitcomb

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

FIDELITY FEDERAL SAVINGS BANK

Assets: $110 million

Directors

Michael D. Pretorius, Chairman of the Board, President and Chief Executive Officer, Fidelity Federal

Harry J. Finch, President, Grant County Abstract Co. , Inc.

Dr. J. Courtney Gorman, President, Gorman Center for Orthodontics

John C. Hoying, Executive Vice President, Community First

Terry T. Munday, Vice President, Indiana Wesleyan University

John R. Noblitt, Retired President, SCM Office Supplies Group

Officers

President and Chief Executive Officer: Michael D. Pretorius

Vice President: Michael A. Belcher, Sandra S. Holman, James L. Widner

Locations

200 East Main Street, Gas City, Indiana 46933

116 West 4th Street, Marion, Indiana 46952*

1020 North Baldwin Avenue, Marion, Indiana 46952

CITIZENS FIRST STATE BANK

Assets: $94 million

Directors

John D. Littler, Chairman of the Board, Citizens First; President, Littler Diecast Corporation

James M. Weiseman, President and Chief Executive Officer, Citizens First

Robert J. Barry, Attorney-at-Law, Barry, Basey & Barry

Robert C. Brown, Owner, Barnum-Brown Insurance Agency

John A. Miller, President, J. A. Miller & Son Oil

Arthur D. Needler, President, Needler Properties

Robert L. Wyne, Retired President and Chief Executive Officer, Citizens First

Officers

President and Chief Executive Officer: James M. Weiseman

Senior Vice President: Scott A. Green

Vice President: Shirley K. Miller, William D. Siewert, Debra L. Whitesell

Chief Financial Officer: Debra Crawford

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

FLAGSTONE INSURANCE AND FINANCIAL SERVICES

(Heritage Community Bank Subsidiary)

Directors

Mark A. Willis, Chairman, President, and Chief Executive Officer, Flagstone Insurance

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp

Timothy R. Foley, President, ME Companies

J. Franklin Hall, First Vice President, Controller, and Director of Finance, First Financial Bancorp

David J. LaRue, President and Chief Operating Officer, Forest City Commercial Group, Inc.

C. Douglas Lefferson, Executive Vice President and Chief Financial Officer, First Financial Bancorp

Janie McCauley, Vice President and Associate General Counsel, First Financial Bancorp

John Reister, Partner, Millikin & Fitton Law Firm

*Main Office

51

Officers

President and Chief Executive Officer: Mark A. Willis, CPCU, CIC

Vice President: C. Douglas Lefferson, D. Bradley Wilson, Ted A. Havens, Thomas A. White

Secretary: Janie McCauley

Treasurer: J. Franklin Hall

Locations

128 West Market Street, Celina, Ohio 45822
300 High Street, Hamilton, Ohio 45011*
521 Central Avenue, Connersville, Indiana 47331
2809 Highway Avenue, Highland, Indiana 46322
9120 Union Centre Boulevard, West Chester, Ohio 45069

FIRST FINANCIAL BANCORP SERVICE CORP.

Directors

Claude E. Davis, President and Chief Executive Officer, First Financial Bancorp

David S. Harvey, President and Chief Executive Officer, Sand Ridge Bank

Rex A. Hockemeyer, President and Chief Executive Officer, Service Corp.

Mark W. Immelt, President and Chief Executive Officer, First Financial Bank

C. Douglas Lefferson, Interim President and Chief Executive Officer, Heritage Community Bank;
Executive Vice President and Chief Financial Officer, First Financial Bancorp

Samuel J. Munafo, President and Chief Executive Officer, Community First Bank & Trust

Officers

President and Chief Executive Officer: Rex A. Hockemeyer

Executive Vice President: Jerry L. Begley, Joseph M. Gallina

Senior Vice President: Linda L. Novitski

Vice President: Christopher J. Hart, Maureen R. Loos, Rae J. LoBuono, Donna J. Jordan

Location

4400 Lewis Street, Middletown, Ohio 45044

FIRST FINANCIAL CAPITAL ADVISORS LLC

Directors

Mark W. Immelt, President and Chief Executive Officer, First Financial Bank

John R. Kuczynski, Senior Vice President, First Financial Bank

Patty K. Scott, First Vice President, First Financial Bank

Janie McCauley, Vice President and Associate General Counsel, First Financial Bancorp

Officers

President and Chief Executive Officer: Mark W. Immelt

First Vice President: Dennis C. Dietz, Richard E. Titus

Vice President: Michael R. Scott

Compliance Officer and Secretary: Patty K. Scott

Treasurer: Glenn E. Boone

Location

300 High Street, Hamilton, Ohio 45011

*Main Office

52▶

SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders
will be held at the
Fitton Center for Creative Arts
101 S. Monument Ave., Hamilton, Ohio 45011
Tuesday, April 26, 2005, 10:00 a.m.

Form 10-K
For copies of First Financial Bancorp’s
Form 10-K, write to:
J. Franklin Hall
First Vice President, Controller, and Director of Finance
First Financial Bancorp
300 High Street, P.O. Box 476
Hamilton, OH 45012-0476
1-513-867-5447
1-513-867-3112 (FAX)
frank.hall@ffbc-oh.com

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
1-800-368-5948
1-908-497-2312 (FAX)

Listed on
The Nasdaq Stock Market®
Common Stock Symbol: FFBC

www.ffbc-oh.com

53▶

FIRST FINANCIAL BANCORP   |  300 HIGH STREET   |  HAMILTON, OH 45011

www.ffbc-oh.com