Form 10-K, Exhibit 13
period 2005-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2006-03-13
CIK 708955

Exhibit 13

ELEVATING THE EXPECTATIONS

FIRST FINANCIAL BANCORP

2005 ANNUAL REPORT

ELEVATING THE EXPECTATIONS
FIRST FINAN CIAL BANCORP

CEO Message 2 Elevating the Expectations 8 Directors and Officers 18
Financial Review 19 Shareholder and Annual Meeting Information 61
FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2005	2004	% Change

Earnings
Net interest income	$132,967	$140,182	-5.15%
Net earnings	37,933	41,118	-7.75%

Per Share
Net earnings-basic	$0.89	$0.94	-5.32%
Net earnings-diluted	0.88	0.94	-6.38%
Cash dividends declared	0.64	0.60	6.67%
Book value (end of year)	7.58	8.50	-10.82%
Market price (end of year)	17.52	17.50	0.11%

Average
Total assets	$3,811,223	$3,904,332	-2.38%
Deposits	2,906,783	2,846,495	2.12%
Loans, net of unearned income	2,755,793	2,786,864	-1.11%
Investment securities	634,227	734,388	-13.64%
Shareholders’ equity	364,631	366,859	-0.61%

Ratios
Return on average assets	1.00%	1.05%	-4.76%
Return on average shareholders’ equity	10.40%	11.21%	-7.23%
Average shareholders’ equity to average assets	9.57%	9.40%	1.81%
Net interest margin	3.87%	3.97%	-2.52%
Net interest margin (fully tax equivalent)	3.96%	4.07%	-2.70%

Our Mission
We will exceed our clients’ expectations and satisfy their needs by building long-term relationships using a client-centered, value-added approach.

LEADING THE WAY
It’s an exciting time to be part of financial Bancorp, a company with a rich heritage and a promising future. In March of 2005, we embarked on a multi-faceted strategic plan, and the reminder of the year was a crucial time of alignment for the organization. That process is continuing into 2006 as we finalize our alignment in key production areas, focus on efficiency, and start to realize the success of our strategic plan implementation. Through organizational, balance sheet, and personal restructuring, we are positioning First Financial to be a high performance, growth-oriented company.
Claude E. Davis
President and CEO
First Financial Bancorp
“One Company, One Team” — Working together with respect and appreciation for each other’s talents, perspectives, and responsibilities, our associates have one objective — superior service to clients.
“Client First” — Our goal is to provide all clients with the appropriate financial advice and products they require to achieve their financial goals.
“Better, Faster, More Efficient” — We deliver value by providing clients the best service, quickly, and at a competitive price.

2

What steps have we taken to implement the strategic plan?
     Early in 2005, we began laying the foundation for a revitalized market structure with local decision-making and a staff that is dedicated to the communities where they work. Our company is now organized into 12 markets, including the metropolitan markets of Cincinnati and Dayton. Each of our local markets is led by a strong market president with an aggressive sales force that focuses on developing and sustaining individual, commercial, and small business client relationships.
     In August of 2005, we completed the charter consolidation aspect of our plan, forming one company that is dedicated to relationship development. Under this new structure, we operate two product groups -banking and wealth management. Our insurance business was blended into wealth management, and we have recruited additional sales staff to form nine teams of trust officers, brokerage specialists, private bankers, and insurance agents to serve our clients in all markets.
     Across the company, support functions were consolidated for greater efficiency and simplicity of process. We are now working on more efficient and effective support services that use “best in class” processes and technology.
     At the end of 2005, our senior management team was streamlined to a group of 10 officers, a good mix of veterans of our company and new recruits. The company has moved from a decentralized affiliate management structure with a separate holding company management group, to one management team aligned by expertise to better support all associates and to promote one culture and one approach to our business.

3

How will we achieve our growth plan?
     Our company’s growth plan has several elements, including the reorganized market structure for our banking operation and the new structure for the wealth-management product group to work together in all markets. The steps taken or planned to implement the growth plan include the following:
◆	Expansion into the metropolitan markets of Dayton and Cincinnati was announced in 2005, and experienced leaders have been hired to establish these new markets.

◆	New banking centers were opened in Lafayette, Indiana, Florence, Kentucky, and Hebron, Kentucky, in 2005, and plans are underway for at least four additional banking centers in high-growth areas in 2006.

◆	Our sales staff was expanded to include new market presidents, wealth-management officers, and commercial bankers in the northern Kentucky, southwestern Ohio, southeastern Indiana, and Lafayette, Indiana, markets.

◆	Strategic acquisitions will be considered to extend and expand our franchise.

◆	We have engaged an investment-banking firm to assist in the evaluation of our branch system. We expect to expand where there are new opportunities for growth and discontinue operations in some markets that do not fit with our strategy or expectation of financial return.

◆	A branding firm is assisting with an evaluation of our company’s market position and brand identity in all markets and business lines. A new brand strategy for the future is expected by mid-2006.

4

What are we doing to restructure our balance sheet?
Beginning in late 2005, we began several initiatives to restructure our balance sheet and position the company to focus on the core business and product lines of First Financial. Some elements were implemented in 2005, and others will be accomplished in 2006.
◆	On November 2, 2005, First Financial announced a new capital plan with target capital ratios. The target ratios are between 6.75 percent and 7.25 percent for tangible equity to assets, 8.00 percent to 8.50 percent for leverage, and 12.75 percent to 13.25 percent for total risk-based capital.

◆	First Financial repurchased approximately 9.54 percent of its common equity through daily share repurchases throughout 2005 and a modified Dutch tender offer that was completed in the fourth quarter of 2005.

◆	The company discontinued origination of indirect installment lending, an area that was neither adding strong client relationships nor meeting our profit targets.

◆	During the fourth quarter of 2005, we sold approximately $64 million of fixed-rate mortgage loans that no longer fit the risk profile of the company. This was the beginning of a new approach to first mortgage lending. The plan is to originate predominantly secondary-market-eligible loans and to sell a majority of loans at origination to better manage interest rate risk and to improve net interest margin.

◆	First Financial executed its previously announced balance sheet restructuring in February of 2006, improving its net interest margin and reducing the size of the balance sheet by up to $184 million through the sale of investment securities and the payoff of Federal Home Loan Bank borrowings.

5

The rich heritage of our company, our marketplace, and our strategic plan — all of these combine to provide us a unique and rare opportunity to be involved in building a bank that exceeds all stakeholder expectations.
What strategies will we use to produce results in 2006?
As we complete the repositioning of the company, we expect to see positive results in 2006. Our focus is a relationship-based, high-value-added service strategy combined with providing superior returns to shareholders at a growth rate that is in excess of the growth rate in our markets. The areas of performance that will allow us to achieve these goals are:
     Our growth plan for banking and wealth management will continue with aggressive recruiting of experienced sales staff in markets with high-growth potential. Strategic acquisitions in both business lines will also be considered.
     Our organization restructure has brought us to a consolidated company with a common culture and a streamlined management team to carry out our vision.

6

How do we measure success?
     Our efficiency plan is intended to bring our efficiency ratio in line with peers. An aggressive performance improvement plan has been initiated, and all areas of operation are being reviewed for efficiency opportunities. We expect to maximize revenue and develop an appropriate cost structure for our consolidated organization.
     Our balance sheet restructure is positioning the company to produce results based on the core business of banking and wealth management at an appropriate capital level.
     Our company will be an employer of choice, the preferred financial services provider of our target clients, and a leader in our communities. Our financial results will provide a return to shareholders that is in the top quartile of bank holding companies.
     On the following pages, you’ll see evidence of how we have restructured to deliver value to our clients, communities, and shareholders. We belive our growth will come through these client-centered, team-based approaches.

7

MEETING
Our company places a high value on responding to community needs. Amy Koontz, an administrative assistant at Community First Bank, serves on the board of the nonprofit Wee Care Learning Center in the northwestern Ohio town of Van Wert. The existence of the center itself is an example of our company’s commitment to civic service. We were among many donors in the community who responded to a pressing need for better day care options for infants, preschoolers, and children who need quality care before and after the school day. Our multi-year donation helped Wee Care build a new facility and expand its services to Van Wert parents, including some who work for Community First. We are responsive to compelling requests that improve our communities. Good corporate citizenship is good for our communities, and it’s good for business.

8

THE NEEDS
Headquartered in Hamilton, Ohio, First Financial Bancorp is a $3.7 billion publicly owned bank holding company with 105 banking centers, over 1600 associates, 200,000 clients, and 4,000 shareholders. First Financial serves clients in four states – Ohio, Indiana, Kentucky, and Michigan.
     Currently, First Financial Bancorp has two product groups. The banking group is First Financial Bank, N.A., operating in different markets under the First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank names. Our company’s wealthmanagement group includes First Financial Capital Advisors LLC and First Financial Insurance.
     A local market president leads each of the bank’s 12 unique geographic markets (shown on the map in different colors). This marketbased approach keeps decision-making close to home, supporting our focus on community and relationship building. Clients get answers quickly in the local markets.
     Each of our markets has characteristics and assets that are valuable to the company. At the local level, our associates use their market knowledge and banking expertise to discover the needs and dreams of clients and provide the right product and service solutions. This can only add value to the corporation, particularly in terms of growth and success.
With a local-market focus, First Financial is dedicated to meeting the needs of clients and communities in Ohio, Indiana, Kentucky, and Michigan.

9

SEEING THE POTENTIAL
One of our prime opportunities for growth lies in our four markets along the I-75 corridor that flows from Florence, Kentucky, to Dayton, Ohio. This corridor has an abundance of economic expansion, new construction, household growth, and the potential for growing our business.
     To help fulfill the growth objectives of our strategic plan, First Financial is committed to increasing its presence, influence, and client base in this promising arena.
     Four new market presidents – each with 18 to 25 years of financial expertise – have been recruited to aggressively develop new banking business on the corridor. They were chosen because of their experience and demonstrated success in sales and client service. All of them were educated locally, and each has built a successful career in this bustling sphere of opportunity.
     We are bringing a fresh, innovative approach to developing business and capitalizing on commercial opportunities in the dynamic metropolitan markets of Cincinnati and Dayton, as well as responding to opportunity surrounding the high household growth rate in Boone, Warren, and Butler counties.
     The market presidents offer their clients a wide selection of banking products and services, savvy local decision making, and personal banking relationships.
MARKET PRESIDENTS
Left to Right:
Adrian Breen, Butler-Warren
Roger Furrer, Dayton-Middletown
John Marrocco, Cincinnati
Tom Saelinger, Northern Kentucky

10

2005 2010 PROJECTED HOUSEHOLD INCOME CHANGE 30% 25% 20% 15% Hamilton County, OH Warren County, OH Boone County, KY Montgomery County, OH Butler County, OH (SNL Datasource)

11

WEALTH-MANAGEMENT SERVICES
• Investment Management • Debt Analysis
• Retirement Planning • Insurance Planning • Women’s Financial Services Network • Educational Financial Planning • Probate Avoidance • Business Solutions for Family and Closely Held Businesses • Stock Options Planning • Estate Tax Analysis • Family Wealth Consulting • Private Foundation Management

12

CHARTING THE COURSE
“Passionate” and “intimate” are not the usual words that describe a wealth advisor. However, these terms truly describe the unique relationships our trusted professionals develop with their clients.
     Using a team-based approach, the Wealth Resource Group devotes time and energy to understanding each client’s objectives and developing a trusted advisor relationship. Each client has access to a professional team of specialists (trust officers, investment managers, private bankers, insurance agents, and others) who can design specific strategies and results-driven solutions. When questions or needs arise, the client can rely on all team members for dependable follow-up.
     Working with fervor, energy, and enthusiasm, the members of each team collaborate, taking great care to cross-educate each other to ensure that the client’s best interest is always served.
     Client’s who trust their resources to our specialists can rely on us to create and confidently carry out the right plan that meets their needs and objectives to assure their future security.
WEALTH-MANAGEMENT SERVICES
Left to Right:
Patty Scott, Private Banking
Mark Willis, Insurance
Dennis Walsh, Personal Trust

13

HUMME
HUMMER

Tom Van Prooyen,
Schepel Buick, Pontiac,
GMC, Cadillac, Hummer

Tom Van Prooyen, Schepel Buick, Pontiac, GMC, Cadillac, Hummer

14

MINDING THE STORE
Hummer...the name alone generates excitement.
The Schepel automotive group capitalized on a decade-long relationship when they asked Sand Ridge Bank to help them with financing to add the Hummer franchise to their line.
Commercial loan officer, Mike Schneider, worked closely with Tom Van Prooyen from Schepel to meet his needs in building the dealership’s unique Hummer showroom and test track in Merrillville, Indiana.
A more varied product line enables Schepel to offer cars that appeal to all age, demographic, and economic sectors. Good management decisions and timely efficient financing combined to make this successful product mix a reality.
You’ll notice the emphasis on “relationship.” Schepel Buick, Pontiac, GMC, Cadillac, Hummer also counts on the bank for a full portfolio of business services, including transaction processing and cash management.
Sand Ridge Bank has supported Schepel as they acquired three other dealerships and now...Hummer!
Michael Schneider, Sand Ridge Bank

15

16

MAKING THE TEAM
Listening. It’s one of the most important skills we expect of our sales associates.
     Focusing on client needs, we have .fine-tuned a team approach to meeting those needs. Our bank at Union Centre in West Chester, Ohio, has been especially successful with assembling a great team to meet with prospective clients and offer them money-saving solutions.
     The process often begins when banking center manager, Gina Briede, teams up with senior commercial loan officer, Barry Lampley, to make a courtesy call. Talking with the prospective client, they listen for needs...online banking, cash management, lines of credit, merchant processing, associate-benefits management, insurance, deposit services, and much more.
     As the relationship develops, Gina and Barry will widen their team by introducing the client to associates like Suzanne Reynolds who offers specialized business services, Andy Murphy for insurance, and Michele Stoffer for private banking.
     Using this approach, the Union Centre staff exceeded their targets for their first year of operation. Their team approach is a model for growing business.
Left to Right:
Barry Lampley, Senior Commercial Loan Officer
Suzanne Reynolds, Business Services Manager
Gina Briede, Union Centre Banking Center Manager

17

Board of Directors:
Bruce E. Leep,
Chairman of the Board,
First Financial Bancorp
Donald M. Cisle,
President,
Don S. Cisle Contractor, Inc.
Claude E. Davis,
President and Chief Executive Officer,
First Financial Bancorp;
Chairman of the Board, President,
and Chief Executive Officer
First Financial Bank, N.A.
Corinne R. Finnerty,
Partner,
McConnell & Finnerty,
Attorneys-at-Law
James C. Garland,
President,
Miami University
Murph Knapke,
Owner,
Knapke Law Office, Attorney-at-Law
William J. Kramer,
Vice President and General Manager,
Val-Co Pax, Inc.
Richard E. Olszewski,
Owner,
7 Eleven Food Stores
Barry S. Porter,
Retired Chief Financial Officer,
The Ohio Casualty Corp.
Steven C. Posey,
President,
Posey Property Company
Susan L. Purkrabek-Knust,
Managing Partner,
K.P. Properties and Omega
Warehouse Services
Directors Emeriti:
Arthur W. Bidwell
Thomas C. Blake
Merle F. Brady
Don S. Cisle, Jr.
Edward N. Dohn
Carl R. Fiora
Vaden Fitton
F. Elden Houts
Robert M. Jones
Charles T. Koehler
Joseph L. Marcum
Robert Q. Millan
Frank C. Neal
Joel H. Schmidt
Perry D. Thatcher
Hon. C. William Verity, Jr.
Senior Management:
Claude E. Davis, President and
Chief Executive Officer
C. Douglas Lefferson, Executive Vice
President and Chief Operating Officer
David S. Harvey, Executive Vice
President and Chief Credit Officer
Mark W. Immelt, Executive Vice
President, Wealth Resource Group
Samuel J. Munafo, Executive Vice
President, Banking Markets
Richard Barbercheck, Senior Vice
President and Chief Risk Officer
Gregory A. Gehlmann, Senior Vice
President and General Counsel
J. Franklin Hall, Senior Vice President
and Chief Financial Officer
John C. Hoying, Senior Vice President,
Retail Credit and Product Management
Jill L. Wyman, Senior Vice President,
Sales and Marketing
Market Presidents:
Adrian Breen
Butler-Warren
George Brooks
Celina-Van Wert
John Christman
Clyde
Cortney Collison
Hastings
Roger Furrer
Dayton-Middletown
Bradley Marley
Lafayette
John Marrocco
Cincinnati
Thomas Saelinger
Northern Kentucky
Michael Sorrells
SE Indiana
Michael Terrone
North Manchester
Jim Weiseman
Hartford City
(recruiting in progress)
NW Indiana
Senior Management Left to Right:
C. Douglas Lefferson, Gregory A. Gehlmann, Samuel J. Munafo, John C. Hoying, Claude E. Davis,
J. Franklin Hall, David S. Harvey, Richard Barbercheck, Mark W. Immelt, and Jill L. Wyman

18

CRUNCHING THE NUMBERS

19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Annual Report contains forward-looking statements. See Page 32 for further information on the risks and uncertainties associated with forward-looking statements.
The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the consolidated financial statements and accompanying notes. All dollar amounts, except per share data, are expressed in thousands of dollars.
EXECUTIVE SUMMARY
First Financial is a bank holding company headquartered in Hamilton, Ohio. As of December 31, 2005, First Financial, through its subsidiaries, operates in western Ohio, Indiana, northern Kentucky, and southern Michigan. These subsidiaries include a registered investment advisory company and a commercial bank with 105 banking centers and 111 ATMs. Within these two subsidiaries, First Financial operates two product groups: banking and wealth management. Beginning in 2006, First Financial will report these product groups (components) as lines of business. The banking component operates in different markets under the First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank names and includes mortgage banking, deposit gathering, lending, and related services to businesses and consumers. The wealth-management component includes First Financial Capital Advisors LLC and First Financial Insurance and provides a full range of investment alternatives, including trust services, insurance, brokerage, private client, and other related services.
On March 14, 2005, First Financial announced the details of its new strategic plan that was to form one banking company with two product groups. These product groups include banking and wealth management. The banking component includes one nationally chartered bank, First Financial Bank, N.A., “doing business as” First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank.
First Financial has experienced many significant expenses during 2005 as a result of the execution of the strategic plan. These expenses have been incurred to achieve several restructuring objectives: organizational, personnel, and balance sheet. First Financial believes that these restructurings are essential to achieve the objectives of top-quartile peer performance over the long-term.
First Financial formalized a Capital Plan approved by its board of directors during the third quarter of 2005. The Capital Plan establishes ranges for targeted capital ratios as follows: leverage ratio from 8.00% to 8.50%; risk-based capital ratio of 12.75% to 13.25%; tangible equity to tangible assets of 6.75% to 7.25%. These capital levels were determined by management to be consistent with our assessment of the requirements to address estimated risks, to support a stable dividend to shareholders, and to support estimated organic growth of the franchise.
First Financial completed its balance sheet restructuring in February of 2006, improving its net interest margin and reducing the size of the balance sheet by $184,000 through the sale of investment securities and the payoff of Federal Home Loan Bank borrowings. This restructure included approximately $6,519 of securities impairment charges. In 2005, the restructure included charges in February of 2006 of $4,295 or $0.07 per share in debt prepayment penalties and $498 or $0.01 per share in additional losses on the sale of investment securities. This transaction should improve the company’s net interest margin by approximately 33 basis points and add approximately $0.06 in annualized earnings per share beginning in 2006. See the Noninterest Income section for further information on the impairment charge on investment securities.
First Financial’s return on equity for 2005 was 10.40%, which compares to 11.21% and 10.27% for 2004 and 2003, respectively. First Financial’s return on assets for 2005 was 1.00%. This compares to return on assets of 1.05% and 0.99% for 2004 and 2003, respectively.
The major components of First Financial’s operating results for the past five years are summarized in Table 1 and discussed in greater detail on subsequent pages. For a thorough understanding of First Financial’s financial results and conditions, this discussion should be read in conjunction with the statistical data and consolidated financial statements on Pages 33 through 60.
RECENT EXPANSIONS, MERGERS, AND DISPOSITIONS
In 2005, First Financial opened three new offices in northern Kentucky and northwest Indiana. In 2004, First Financial opened two new banking centers in growing markets, one of which was opened in the fourth quarter of 2004. First Financial opened three banking centers in 2003, two of which were opened in the fourth quarter. The Company also continues to expand its retail branch network in its higher growth markets. First Financial’s plan is to open four new offices in 2006 with three of those being in southwest Ohio and one in northwest Indiana. In 2007, the Company is currently planning to open four to eight new offices in the southwest Ohio and northwest Indiana markets.
In March of 2005, First Financial completed its original plan for regionalization by merging its Citizens First State Bank, Hartford City, Indiana, into Community First Bank & Trust. First Financial also merged its Heritage Community Bank, Columbus, Indiana, subsidiary into First Financial Bank, Hamilton, Ohio.
In the third quarter of 2005, First Financial completed the consolidation of its three subsidiary banks and merger of its operations center under a single national banking charter. In addition, First Financial completed the sale of the Fidelity Federal Savings Bank, headquartered in Marion, Indiana, to Mutual Federal Savings Bank in Muncie, Indiana. This transaction resulted in an after-tax gain of $6,738 or $0.16 per diluted share. Fidelity Federal is reported as a discontinued operation for financial reporting purposes for all periods presented.
Also in the third quarter of 2005, First Financial made the strategic decision to discontinue offering the dealer-originated installment loan product (indirect lending for automobiles, boats, and RVs). This decision was based primarily on the low profit margin of this highly competitive, rate-driven product. First Financial will continue offering auto, boat, and RV loans to customers directly through its branch network. As of December 31, 2005, the indirect loan portfolio balance was approximately $173,000. In September of 2005, First Financial sold $42,000 of its marine and RV indirect portfolio for a loss of approximately $1,649.
In the fourth quarter of 2005, First Financial sold approximately $64,000 of fixed-rate mortgage loans that no longer fit the risk profile of the company for a gain of $787. First Financial also changed its approach to first mortgage lending. The plan is to originate predominantly secondary-market-eligible loans and to sell a majority of loans at origination to better manage interest-rate risk and to improve net interest margin. In future periods, this should result in a reduction in the mortgage loan portfolio and an increase in gain on sale revenue. During the fourth quarter, the retail mortgage loan portfolio declined by $85,400 of which $64,000 was due to the previously mentioned sale of mortgage loans.
OVERVIEW OF OPERATIONS
The primary source of First Financial’s revenue is net interest income and fees from financial services provided to customers. Business results tend to be influenced by overall economic factors, including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace. The most significant market factors affecting 2005 results were the increasing interest rate environment and the related competitive driven market deposit rate increases.
Net interest income in 2005 was down 5.15% from 2004 and 0.35% from 2003, primarily due to increased deposit rates and reductions in asset levels due to strategic loan sales. Net interest margin was 3.87% for 2005, compared with 3.97% in 2004, and 4.07% in 2003. The lower net interest margin in 2005 reflects lower spreads on loans due to the flattening of the yield curve and increased competition.
Average loans decreased 1.11% from 2004, primarily due to the sale of $42,000 in the indirect portfolio and $64,000 in mortgage loans referred to previously. First Financial plans to sell most of its future production of residential mortgage loans, subject to market conditions. Accordingly, mortgage loan growth is expected to slow in future periods. A slowing housing market and overcapacity in the mortgage industry has resulted in lower mortgage production and a decline in the gain on sale recognized upon sale of these loans into the secondary markets. It is not known when the overall mortgage environment will begin to show significant improvement.
Service charges on deposits increased 2.00% over 2004 and declined 3.00% from 2003. The increase in 2005 is consistent with the increase in average deposit balances of about 2.12%. Average noninterest-bearing deposits grew 5.97% compared with the prior year reflecting the increased emphasis First Financial has had on deposit growth.
Noninterest expenses in 2005 included $4,389 of costs and other charges related to the implementation of the strategic plan. See further discussion in the Noninterest Expense section.
Credit quality declined somewhat in 2005 from 2004. Net charge-offs as a percentage of average loans were 0.30%, four basis points worse than 2004, but 39 basis points better than 2003. While commercial loan charge-offs increased in 2005 from 2004, they are significantly better than the previous three years. Installment loan charge-offs declined in 2005 from $6,145 to $5,191. Included in the 2005 charge-offs was approximately $1,000 due to an increase in consumer bankruptcies declared prior to the recently enacted reform legislation.
20 First Financial Bancorp 2005 Annual Report

TABLE 1 — FINANCIAL SUMMARY

	December 31,
(Dollars in thousands, except per share data)	2005	2004	2003	2002	2001

Summary of operations
Interest income	$200,697	$196,472	$200,686	$232,223	$280,081
Tax equivalent adjustment (1)	2,983	3,231	3,642	4,108	4,405

Interest income tax — equivalent (1)	203,680	199,702	204,328	236,331	284,486
Interest expense	67,730	56,290	60,007	74,135	121,589

Net interest income tax — equivalent (1)	$135,950	$143,412	$144,321	$162,196	$162,897

Interest income	$200,697	$196,472	$200,686	$232,223	$280,081
Interest expense	67,730	56,290	60,007	74,135	121,589

Net interest income	132,967	140,182	140,679	158,088	158,492
Provision for loan losses	5,571	5,978	18,287	15,772	26,334
Noninterest income	53,262	59,646	61,755	56,130	53,545
Noninterest expenses	137,236	133,454	130,319	130,231	122,568

Earnings from continuing operations before income taxes	43,422	60,396	53,828	68,215	63,135
Income tax expense	12,614	19,295	16,889	21,578	21,260

Earnings from continuing operations	30,808	41,101	36,939	46,637	41,875
Discontinued operations
Other operating (loss) income	583	(21)	1,528	2,555	2,306
Gain on sale of discontinued operations	10,366	0	0	0	0

Earnings (loss) from discontinued operations before income taxes	10,949	(21)	1,528	2,555	2,306
Income tax expense (benefit)	3,824	(38)	561	957	872

Earnings from discontinued operations	7,125	17	967	1,598	1,434

Net earnings	$37,933	$41,118	$37,906	$48,235	$43,309

Per share data
Earnings per share from continuing operations:
Basic	$0.72	$0.94	$0.83	$1.02	$0.88

Diluted	$0.71	$0.94	$0.83	$1.01	$0.88

Earnings per share from discontinued operations:
Basic	$0.17	$0.00	$0.02	$0.03	$0.03

Diluted	$0.17	$0.00	$0.02	$0.03	$0.03

Earnings per share
Basic	$0.89	$0.94	$0.85	$1.05	$0.91

Diluted	$0.88	$0.94	$0.85	$1.04	$0.91

Cash dividends declared	$0.64	$0.60	$0.60	$0.60	$0.60

Average common shares outstanding - basic (in thousands)	43,084	43,819	44,371	45,881	47,428

Average common shares outstanding - diluted (in thousands)	43,173	43,880	44,423	46,001	47,479

Selected year-end balances
Total assets	$3,690,808	$3,916,671	$3,956,062	$3,729,952	$3,854,794
Earning assets	3,333,406	3,488,519	3,512,721	3,296,711	3,392,096
Investment securities (2)	607,983	667,938	799,599	613,625	610,983
Loans, net of unearned income	2,627,423	2,808,037	2,708,626	2,652,421	2,773,812
Deposits	2,925,439	2,905,865	2,863,485	2,831,025	3,001,731
Noninterest-bearing demand deposits	440,988	438,367	409,660	416,677	443,330
Interest-bearing demand deposits	247,187	204,094	202,559	315,857	332,016
Savings deposits	989,990	1,013,057	1,001,342	832,374	776,592
Time deposits	1,247,274	1,250,347	1,249,924	1,266,117	1,449,792
Federal Home Loan Bank long-term debt	286,655	330,356	296,979	264,051	233,395
Other long-term debt	30,930	30,930	30,000	10,000	0
Shareholders’ equity	299,881	371,455	366,483	377,603	384,544

Ratios based on average balances
Loans to deposits	94.81%	97.91%	94.84%	94.02%	93.20%
Net charge-offs to loans	0.30%	0.26%	0.69%	0.54%	0.73%
Shareholders’ equity to
Total assets	9.57%	9.40%	9.62%	10.34%	10.26%
Deposits	12.54%	12.89%	12.93%	13.45%	13.10%
Return on Assets	1.00%	1.05%	0.99%	1.30%	1.12%
Return on Equity	10.40%	11.21%	10.27%	12.54%	10.94%
Net interest margin	3.87%	3.97%	4.07%	4.74%	4.57%
Net interest margin (tax equivalent basis)	3.96%	4.07%	4.18%	4.86%	4.70%
Dividend payout	72.73%	63.83%	70.59%	57.14%	65.93%

(1)	Tax equivalent basis was calculated using a 35.0% tax rate in all years presented.

(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
First Financial Bancorp 2005 Annual Report 21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
2005 vs. 2004. First Financial’s net earnings decreased $3,185 or 7.75% to $37,933, compared to net earnings of $41,118 in 2004. Earnings from continuing operations were $30,808, a decrease of $10,293 or 25.04% from 2004. Earnings from discontinued operations were $7,125 for 2005 compared to $17 for 2004. The earnings from discontinued operations in 2005 included a pre-tax gain of $10,366, or a net gain $6,738, from the sale of the Fidelity Federal Savings Bank.
While the gain on discontinued operations contributed $10,366 in pre-tax earnings, the previously mentioned impairment on investments securities decreased pre-tax earnings $6,519. Net interest income, First Financial’s principal source of earnings, decreased $7,215 or 5.15% in 2005 from 2004. Rising rates were the primary reason interest expense increased $11,440 in 2005, which more than offset the positive effect on earning assets. Refer to Table 2 for more detail and the Net Interest Income section that follows. Other factors were the increase in noninterest expense due to strategic plan expenses of approximately $4,389 discussed in the Noninterest Expense section.
Total assets at December 31, 2005, were $3,690,808, a decrease of $225,863 or 5.77% from year-end 2004. Total assets decreased due to a $180,614 decrease in loans and a $59,955 decrease in the investment securities portfolio. Most of the decrease in loans was due primarily to the sale of approximately $42,000 in indirect loans in the third quarter of 2005 and the sale of approximately $64,000 in fixed-rate mortgage loans in the fourth quarter of 2005. There was also a decrease of $52,895 in commercial loans due to the strategic repositioning of certain commercial loan types. The decrease in the investment securities was primarily due to the paydown of mortgage-backed securities.
2004 vs. 2003. First Financial’s net earnings increased 8.47% to $41,118 in 2004, compared to net earnings of $37,906 in 2003. First Financial’s diluted earnings per share increased 10.59% to $0.94, from $0.85 in 2003. First Financial’s earnings from continuing operations increased 11.27% to $41,101 in 2004 from $36,939 in 2003 while earnings from discontinued operations decreased to $17 in 2004 from $967 in 2003.
The 2004 earnings increased from 2003 as a result of the provision for loan loss expense being $12,309 lower in 2004 than in 2003. This positive impact was offset by lower net interest income due to the low interest rate environment and resulting net interest margin compression. Net interest income decreased $497 or 0.35% in 2004 from 2003. Lower interest rates resulted in lower loan yields in an environment where it was increasingly difficult to lower rates on deposit accounts correspondingly. However, the volume of earning assets and interest-bearing liabilities offset the effect of the rates. For more detail, refer to Table 2 and the Net Interest Income section that follows. Other factors offsetting the decrease in provision for loan losses were a decrease in noninterest income and an increase in noninterest expense.
Total assets at December 31, 2004, were $3,916,671, a decrease of $39,391 or 1.00% from year-end 2003. Total assets decreased as a result of investments declining by $131,661, but total loans grew by $99,411.
2003 vs. 2002. First Financial’s net earnings decreased 21.41% to $37,906 in 2003, compared to net earnings of $48,235 in 2002. First Financial’s diluted earnings per share decreased 19.05% to $0.85, from $1.05 in 2002. First Financial’s earnings from continuing operations decreased 20.79% to $36,939 in 2003 from $46,637 in 2002 while earnings from discontinued operations decreased 39.49% to $967 in 2003 from $1,598 in 2002.
The 2003 earnings decreased from 2002 primarily as the result of lower net interest income due to the low interest rate environment and resulting net interest margin compression. Lower interest rates resulted in lower loan and investment yields in an environment where it was increasingly difficult to lower rates on deposit accounts correspondingly. Net interest income decreased $17,409 or 11.01% in 2003 from 2002. Included in this decrease is the $1,500 negative impact of accelerated amortization of loan premiums related to the mobile home loan sale in 2003. To a lesser extent, higher provision for loan loss expense also contributed to lower earnings. The 2003 provision for loan loss expense includes approximately $3,000 related to the sale of distressed commercial and commercial real estate loans. The unfavorable variances in net interest income and provision for loan loss expense were partially offset by noninterest income, which increased 10.02% or $5,625 in 2003 from 2002. The increase in noninterest income was the result of gains on the sale of two banking centers and a life insurance gain in 2003. First Financial’s noninterest expense remained flat year-over-year. Noninterest expense in 2003 was impacted by a severance payment of $3,100, and 2002 had $4,100 in non-recurring consolidation expenses.
NET INTEREST INCOME
Net interest income, First Financial’s principal source of earnings, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. First Financial’s net interest income for the years 2001 through 2005 is shown in Table 1.
2005 vs. 2004. Interest income was $200,697 in 2005, an increase of $4,225 or 2.15% from 2004. The increase in interest income was primarily a result of increased rates on earning assets, especially loans. The yield on earning assets increased 27 basis points from 5.57% in 2004 to 5.84% in 2005. The positive effect of rates on earnings assets was somewhat offset by reduced volume of earning assets.
Interest expense was $67,730 in 2005, an increase of $11,440 from 2004. This increase was also a result of increased rates on interest-bearing liabilities. The average rate paid on interest-bearing liabilities in 2005 increased to 2.32% from 1.87% in 2004.
TABLE 2 • VOLUME/RATE ANALYSIS – TAX EQUIVALENT BASIS (1)

	2005 change from 2004 due to			2004 change from 2003 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL

Interest income
Loans	$(1,950)	$8,153	$6,203	$4,718	$(10,790)	$(6,072)
Investment securities (2)
Taxable	(3,572)	654	(2,918)	848	2,231	3,079
Tax-exempt	(874)	(42)	(916)	(1,127)	(370)	(1,497)

Total investment securities interest (2)	(4,446)	612	(3,834)	(279)	1,861	1,582
Interest-bearing deposits with other banks	(57)	9	(48)	(8)	(25)	(33)
Federal funds sold and securities purchased under agreements to resell	1,565	92	1,657	(109)	6	(103)

Total	(4,888)	8,866	3,978	4,322	(8,948)	(4,626)
Interest expense
Interest-bearing demand deposits	327	1,904	2,231	(264)	(54)	(318)
Savings deposits	(54)	3,110	3,056	305	(981)	(676)
Time deposits	770	5,770	6,540	(1,103)	(3,522)	(4,625)
Short-term borrowings	(2,586)	1,973	(613)	604	62	666
Federal Home Loan Bank long-term debt	(1)	(343)	(344)	1,323	(690)	633
Other long-term debt	0	570	570	551	52	603

Total	(1,544)	12,984	11,440	1,416	(5,133)	(3,717)

Net interest income	$(3,344)	$(4,118)	$(7,462)	$2,906	$(3,815)	$(909)

(1)	Tax equivalent basis was calculated using a 35.0% tax rate.

(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
22 First Financial Bancorp 2005 Annual Report

Net interest income decreased $7,215 or 5.15% as a result of the increased funding costs, somewhat offset by increased earning asset yields.
2004 vs. 2003. Interest income was $196,472 in 2004, a decrease of $4,214 or 2.10% from 2003. The decrease in interest income was primarily the result of the continued downward re-pricing of adjustable-rate earning assets and replacement of assets in a low-rate environment. The negative effect of the rates on earning assets was somewhat offset by an increase in the volume of earning assets, specifically an increase in loan volume.
Total interest expense was $56,290 in 2004, a decrease of $3,717 or 6.19% from 2003. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 1.87% during 2004 from 2.05% during 2003.
Net interest income decreased $497 or 0.35% as a result of the lower earning asset yields, which were not offset by corresponding decreases in funding costs.
2003 vs. 2002. Interest income was $200,686 in 2003, a decrease of $31,537 or 13.58% from 2002. The decrease in interest income was primarily the result of continued downward re-pricing of adjustable rate earning assets and replacement of assets in a low-rate environment. Total interest expense was $60,007 in 2003, a decrease of $14,128 or 19.06% from 2002. The interest expense was primarily impacted by a decrease in the rate paid on interest-bearing liabilities. The average rate paid for deposits and borrowings decreased to 2.05% during 2003 from 2.70% during 2002. Net interest income decreased $17,409 or 11.01% during 2003 as a result of lower earning asset yields, which were not offset by corresponding decreases in funding costs.
The interest-rate spread and the net interest margin are two ratios frequently used to measure differences in net interest income. The interest-rate spread (the average rate on earning assets minus the average rate on interest-bearing liabilities) was 3.52% for 2005, 3.70% for 2004, and 3.76% for 2003. The net interest margin (net interest income divided by average earning assets) decreased 10 basis points, to 3.87% in 2005 from 3.97% in 2004. The reduction in the 2005 margin was primarily a result of the increase in rates on interest-bearing liabilities. The net interest margin also decreased 10 basis points in 2004 from 4.07% in 2003. This decrease was a result of the first quarter of 2004 sale of $7,000 of mobile-home loans, for which First Financial accelerated the amortization of $1,500 in loan premiums in the fourth quarter of 2003. This acceleration negatively impacted the net interest margin by 4 basis points. The low-interest rate conditions of 2003, driven by a 75 basis point reduction in rates initiated by the Federal Reserve since November of 2002, created an environment in which continued downward re-pricing of assets without a like decrease in deposit rates resulted in the margin decreasing or margin compression.
For analytical purposes, a section showing interest income on a tax equivalent basis is also presented in Table 1. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented.
The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. The combined effect of changes in volume and rate has been allocated proportionately to the change due to volume and the change due to rate. Table 2 should be read in conjunction with the Statistical Information shown on Page 33.
Nonaccruing loans were included in the daily average loan balances used in determining the yields in Table 2. Interest foregone on nonaccruing loans is disclosed in Note 8 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2005, 2004, and 2003 was $4,393, $5,745, and $6,307, respectively.
NONINTEREST INCOME AND NONINTEREST EXPENSES
A listing of noninterest income and noninterest expenses for 2005, 2004, and 2003 is reported in Table 3.
NONINTEREST INCOME
2005 vs. 2004. Noninterest income decreased $6,384 or 10.70% from 2004. The primary reason for the decrease in noninterest income is the $6,519 charge First Financial recorded for securities that were “other than temporarily impaired” (OTTI) as part of its strategy announced and executed in February of 2006 to restructure a portion of its balance sheet. This restructure included selling $186,000 in investment securities and paying down $185,000 of Federal Home Loan Bank
TABLE 3 • NONINTEREST INCOME AND NONINTEREST EXPENSES

	2005		2004		2003
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)

Noninterest income
Service charges on deposit accounts	$18,976	2.00%	$18,604	-3.00%	$19,179	-0.59%
Trust revenues	15,988	0.54%	15,902	9.67%	14,500	-5.75%
Bankcard interchange income	6,186	17.54%	5,263	14.19%	4,609	6.99%
Gains from sales of loans	903	-42.15%	1,561	-69.02%	5,039	14.44%
Other	17,728	-3.20%	18,314	-0.47%	18,401	45.44%

Subtotal	59,781	0.23%	59,644	-3.38%	61,728	10.15%
(Losses) gains on impairment and sales of investment securities	(6,519)	N/M	2	N/M	27	N/M

Total	$53,262	-10.70%	$59,646	-3.42%	$61,755	10.02%

Noninterest expenses
Salaries and employee benefits	$77,690	2.93%	$75,475	0.20%	$75,328	6.96%
Net occupancy	9,610	14.61%	8,385	10.80%	7,568	-4.04%
Furniture and equipment	6,276	-12.51%	7,173	1.90%	7,039	-7.87%
Data processing	6,317	-4.62%	6,623	7.32%	6,171	-18.02%
Marketing	2,464	-7.02%	2,650	0.00%	2,650	31.12%
Communication	3,085	10.38%	2,795	-6.77%	2,998	-9.29%
Professional services	6,466	19.19%	5,425	17.09%	4,633	4.75%
Amortization of intangibles	880	0.46%	876	6.31%	824	-2.72%
Other	24,448	1.65%	24,052	4.09%	23,108	-11.66%

Total	$137,236	2.83%	$133,454	2.41%	$130,319	0.07%

N/M = Not meaningful
First Financial Bancorp 2005 Annual Report 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(FHLB) borrowings. The anticipated sale of the investment securities required recognition of an impairment loss of approximately $6,519 or $0.10 per share in the fourth quarter of 2005. The anticipated restructuring and intent to sell these investment securities whose market values are below carrying amount requires a write down of the securities to market value through an impairment loss. Since these securities were all classified as available-for-sale, the write-down to the cost basis did not affect total capital. Fluctuations in the market value of securities held by First Financial relate primarily to changes in interest rates, and management believes, at this time, that all remaining impairment in the securities portfolio is temporary.
Net of the effect of the impairment charge on investment securities, noninterest income increased $135 from 2004. Gains on the sales of loans decreased $658 primarily due to the loss on the sale of the indirect loans in the third quarter of 2005 of $1,649, offset by an increase of $787 due to the previously mentioned sale of approximately $64,000 in mortgage loans in the fourth quarter of 2005. This decrease in loan sale gains was offset by an increase in bankcard interchange income of $923 from increased card usage and an increase in service charges on deposit accounts of $372 due to increased deposit balances. Other noninterest income decreased $586 primarily due to a decrease in executive life insurance income of $451.
2004 vs. 2003. Noninterest income in 2004 decreased $2,109 or 3.42% over 2003. This decrease was the result of the gain reported on the sale of two banking centers in 2003, partially offset by an increase in trust fees, additional life insurance income, and increased brokerage fees. Declines in the impairment reserve on the mortgage-servicing assets was $1,253, compared with impairment charges of $1,657 in 2003, a net change of $2,910. This positive change was also offset by a decrease in gains on the sale of mortgage loans from $5,039 to $1,561 in 2004. Service charges on deposit accounts were relatively flat, decreasing $575 or 3.00% in 2004 compared with 2003. Trust revenues increased $1,402 or 9.67% from the prior year.
2003 vs. 2002. Noninterest income increased $5,625 or 10.02% over 2002. This increase was a result of approximately $5,000 in gains from the sale of two banking centers in 2003. Also contributing to the increase was a non-recurring life insurance gain of $1,500 due to the death of a retired senior officer. Gains from sales of mortgage loans increased $636 or 14.44% as a result of the low-interest rate environment and continued high level of refinancing activity. The increased prepayment speeds on mortgages, however, also resulted in reduced other income due to mortgage-servicing asset impairment charges recorded in a valuation reserve. These impairment charges were $1,160 higher than those recorded in 2002. Service charges on deposit accounts were relatively flat, decreasing $114 or 0.59% in 2003 compared with 2002. Trust revenues decreased $885 or 5.75% from the prior year.
NONINTEREST EXPENSES
2005 vs. 2004. Noninterest expenses increased $3,782 or 2.83%, in 2005 compared with 2004, of which $4,389 was due to non-recurring operational consolidation costs. Salaries and employee benefits increased $2,215 or 2.93% due to severance and restructuring charges of approximately $2,768 and increases in health-care expenses of $576 and pension expense of $689. These increases were offset by a reduction of $1,129 in salaries expense not related to severance and restructuring charges. Net occupancy expenses increased $1,225 or 14.61% due to increased building depreciation, utilities, and related expenses. Professional services increased $1,041 or 19.19% due to placement and consulting fees. Data-processing expense decreased $306 or 4.62% due to fewer contracted outsourced charges for customized system changes since management was focusing on internal consolidations. Other noninterest expenses increased $396 or 1.65%. This increase is primarily a result of increased credit card expense of $638 from increased card usage and legal expense of $397 primarily due to the charter consolidation and the tender offer, offset by decreases in directors’ fees of $308 due to a decrease in the number of directors as a result of the consolidation and gains/losses on the sale of fixed assets of $316. Non-recurring costs associated with salaries, data processing, legal and professional services, and other expenses were $2,768, $222, $920, and $479, respectively.
2004 vs. 2003. Noninterest expenses increased $3,135 or 2.41%, in 2004 compared to 2003. Salaries and employee benefits increased slightly, $147 or 0.20%. Net occupancy expenses increased $817 or 10.80% due to increased building rent, depreciation, and related expenses. Data-processing expense increased $452 or 7.32% due to consolidation activities outside the scope of the consolidation effort. Professional services increased $792 or 17.09% due to the search for a new chief executive officer and direct consulting expenses for Sarbanes-Oxley Section 404 internal control documentation and testing. Other noninterest expenses increased $944 or 4.09% due to an $831 charge associated with the merger of Heritage Community Bank into First Financial Bank.
2003 vs. 2002. Noninterest expenses increased slightly, $88 or 0.07%, in 2003 compared with 2002. The category with the most significant increase was salaries and employee benefits, increasing $4,904 or 6.96% due primarily to a $3,100 charge attributable to the Separation Agreement and Release for First Financial’s former chief executive officer, Stanley N. Pontius. Pension expense, included in employee benefits, was $1,000 higher than 2002 as a result of pension investment performance and changes to interest-rate assumptions due to a prolonged period of low interest rates. First Financial did not fully realize personnel efficiencies associated with its consolidation initiative as some of the full-time equivalent reductions were absorbed through increases in the risk management and credit-control functions. In 2002, consolidation expenses impacted the noninterest expense categories of furniture and equipment, data processing, and other noninterest expense for a total of $4,063. As a result of these higher-than-normal 2002 expenses, 2003 furniture and equipment expenses decreased $601, data-processing expense decreased $1,356, and other noninterest expenses decreased $3,049 from 2002.
INCOME TAXES
First Financial’s tax expense in 2005 totaled $16,438 compared to $19,257 in 2004 and $17,450 in 2003, resulting in effective tax rates of 30.23%, 31.90%, and 31.52%, in 2005, 2004, and 2003, respectively. The decrease in 2005’s effective tax rate is due to a decrease in state income tax expense as a result of a state income tax refund from prior years. The slight increase in 2004’s effective tax rate is primarily due to a decrease in tax-exempt income.
Tax expense relating to earnings from continuing operations totaled $12,614, $19,295, and $16,889 for 2005, 2004, and 2003, respectively. The effective tax rates were 29.05%, 31.95%, and 31.38%, respectively.
Tax expense related to discontinued operations totaled $3,824 for 2005, a tax benefit of $38 for 2004, and a tax expense of $561 for 2003. The respective effective tax rates are 34.93%, 180.95%, and 36.71%. The effective tax rate for 2004 is a deferred tax benefit and is due to a large provision for loan loss expense without recording a like charge-off. The taxes on gain from the sale of the discontinued operations were $3,628. No taxes related to securities transactions were recorded for discontinued operations.
Further analysis of income taxes is presented in Note 12 of the Notes to Consolidated Financial Statements.
LOANS
2005 vs. 2004. Loans, net of unearned income, decreased $180,614 or 6.43% during 2005 with average balances decreasing $31,071 or 1.11%. This decrease
TABLE 4 • LOAN PORTFOLIO

	December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Commercial	$582,594	$635,489	$658,331	$683,015	$796,714
Real estate — construction	86,022	86,345	68,700	82,305	70,205
Real estate — mortgage	1,418,413	1,478,930	1,403,805	1,311,333	1,289,816
Installment, net of unearned income	515,200	580,150	543,870	532,669	558,092
Credit card	22,936	21,894	21,679	22,068	22,846
Lease financing	2,258	5,229	12,241	21,031	36,139

Total	$2,627,423	$2,808,037	$2,708,626	$2,652,421	$2,773,812

24 First Financial Bancorp 2005 Annual Report

TABLE 5 • LOAN MATURITY/RATE SENSITIVITY

	December 31, 2005
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total

Commercial	$380,078	$145,697	$56,819	$582,594
Real estate — construction	52,259	28,780	4,983	86,022

Total	$432,337	$174,477	$61,802	$668,616

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate

Due after one year but within five years	$60,402	$114,075
Due after five years	17,532	44,270

Total	$77,934	$158,345

was due to the sale of approximately $42,000 in indirect marine and recreational vehicle loans and approximately $64,000 in mortgage loans. At year-end 2005, the commercial loan portfolio showed a decline of $52,895 attributable to the strategic decision to allow certain commercial loans to exit the bank. First Financial has somewhat narrowed the types of commercial lending it will pursue.
First Financial’s loans cover a broad range of borrowers characterizing the western Ohio, southern Michigan, northern Kentucky, and Indiana markets. There were no loan concentrations of multiple borrowers in similar activities at December 31, 2005, which exceeded 10.00% of total loans.
First Financial’s subsidiaries are dedicated to meeting the financial needs of individuals and businesses living and operating in the communities they serve. Therefore, First Financial’s loan portfolio is primarily composed of residential and commercial real estate mortgage loans, commercial loans, and installment loans.
At December 31, 2005, real estate mortgage loans composed 53.99% of First Financial’s total loan portfolio and installment loans composed another 19.61% of the total loan portfolio. Commercial loans equaled 22.17% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.23% of the portfolio.
2004 vs. 2003. Loans, net of unearned income, increased $99,411 or 3.67% during 2004 with average balances increasing $78,838 or 2.91%. This increase was achieved even though First Financial sold approximately $46,000 in loan balances through branch sales, a distressed loan portfolio sale, and a mobile home loan portfolio sale. Primarily, loan growth has been centered in the commercial real estate category as demand improved, primarily in the southwestern Ohio market.
At December 31, 2004, real estate mortgage loans composed 52.67% of First Financial’s total loan portfolio and installment loans composed another 20.66% of the total loan portfolio. Commercial loans equaled 22.63% of the total portfolio; and real estate construction, credit card lending, and lease financing made up the remaining 4.04% of the portfolio.
Real estate mortgage loans are generally considered to be the safest loan investments because of the real estate securing the loans. Installment loans include unsecured loans, second mortgage loans, secured lines of credit, secured and unsecured home improvement loans, automobile loans, student loans, and loans secured by savings, stocks, or life insurance. First Financial’s banking subsidiary offers a wide variety of commercial loans, including small-business loans, agricultural loans, equipment loans, and lines of credit.
Subject to First Financial’s guidelines and policy, credit underwriting and approval occur within the market originating the loan. First Financial has established market lending limits to handle the majority of customer requests in a timely manner. Loan applications for principal amounts greater than a designated amount require the chief credit officer’s approval, or in his absence, the chief executive officer’s approval. Any plans to purchase or sell a participation in a loan also require the chief lending officer’s approval.
First Financial receives requests to renew maturing loans as a normal part of business. Such requests are especially common with commercial loans and with real estate loans that are scheduled to mature before being fully amortized.
The requests are reviewed by the bank’s loan committee or by designated loan personnel, as appropriate, and may be approved, approved with modifications, or denied. Required modifications may include, among other items, a reduction in the loan balance, a change in the interest rate, an increase in collateral, or the initiation of monthly principal payments.
Table 5 indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2005. Loans due after one year are classified according to their sensitivity to changes in interest rates.
ASSET QUALITY
First Financial records a provision for loan losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. First Financial’s policy is to charge-off loans when, in management’s opinion, collection of principal is in doubt. All loans charged-off are subject to continuous review and concerted efforts are made to maximize recovery.
Management records the provision in amounts sufficient to result in an allowance that will cover risks believed to be inherent in the loan portfolio. Management’s evaluation in establishing the provision includes such factors as historical loss and recovery experience, known deterioration in loans, periodic external loan evaluations, prevailing economic conditions that might have an impact on the portfolio, lending personnel experience and changes, lending strategies, and ratios of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The evaluation of these factors is completed by a group of senior officers from the risk management, credit administration, financial, and lending areas.
The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and are based on First Financial’s internal system of credit risk ratings, and historical loss data.
The estimate of losses inherent in the commercial portfolio is then adjusted for management’s estimate of probable losses on specific exposures subject to values of the underlying collateral and/or expected future cash flows as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending personnel experience and changes, lending strategies, and other influencing factors as discussed earlier in the Asset Quality section.
In the commercial portfolio, certain loans for which more specific information is available, typically larger-balance non-homogeneous exposures, a specific allowance may be established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, the realizable value of any collateral, and the estimated present value of expected future cash flows.
First Financial Bancorp 2005 Annual Report 25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 6 • NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Nonaccrual loans	$24,961	$17,472	$23,466	$20,429	$24,252
Restructured loans	3,408	2,110	2,642	3,871	1,291
Other real estate owned (OREO)	3,162	1,481	2,729	2,505	2,122

Total nonperforming assets	$31,531	$21,063	$28,837	$26,805	$27,665

Nonperforming assets as a percent of total loans plus OREO	1.20%	0.75%	1.06%	1.01%	1.00%

Accruing loans past due 90 days or more	$1,359	$1,784	$1,872	$6,818	$4,728
TABLE 7 • SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS

(Dollars in thousands)	2005	2004	2003	2002	2001

Transactions in the allowance for loan losses:
Balance at January 1	$45,076	$46,436	$46,873	$45,534	$38,165
Loans charged-off:
Commercial	4,677	3,324	10,810	7,746	13,571
Real estate — construction	0	0	0	0	5
Real estate — mortgage	1,646	2,205	4,823	1,821	2,088
Installment and other consumer financing	5,191	6,145	6,610	7,969	7,001
Lease financing	76	168	397	1,847	508

Total loans charged-off	11,590	11,842	22,640	19,383	23,173

Recoveries of loans previously charged-off:
Commercial	1,148	1,553	1,522	2,749	766
Real estate construction	0	0	0	0	0
Real estate mortgage	258	529	309	440	549
Installment and other consumer financing	1,997	2,360	1,981	1,701	1,394
Lease financing	25	62	104	61	37

Total recoveries	3,428	4,504	3,916	4,951	2,746

Net charge-offs	8,162	7,338	18,724	14,432	20,427

Allowance acquired through mergers	0	0	0	0	1,462
Provision for loan losses	5,571	5,978	18,287	15,771	26,334

Balance at December 31	$42,485	$45,076	$46,436	$46,873	$45,534

Ratios:
Net charge-offs as a percent of:
Average loans outstanding	0.30%	0.26%	0.69%	0.54%	0.73%
Provision	146.51%	122.75%	102.39%	91.51%	77.57%
Allowance	19.21%	16.28%	40.32%	30.79%	44.86%
Allowance as a percent of:
Year-end loans, net of unearned income	1.62%	1.61%	1.71%	1.77%	1.64%
Total assets	1.15%	1.15%	1.17%	1.26%	1.18%
Nonperforming assets	134.74%	214.01%	161.03%	174.87%	164.59%
26 First Financial Bancorp 2005 Annual Report

TABLE 8 • ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

				December 31,
	2005		2004		2003		2002		2001
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
(Dollars in thousands)	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans

Balance at End of Period Applicable to:
Commercial	$17,667	23%	$11,660	23%	$9,415	24%	$15,684	26%	$12,183	29%
Real estate — construction	411	3%	265	3%	0	3%	17	3%	351	3%
Real estate — mortgage	19,187	54%	16,771	53%	14,949	52%	13,242	49%	15,150	46%
Installment & credit card	4,788	20%	12,769	21%	10,228	21%	10,983	21%	10,828	21%
Lease financing	432	0%	252	0%	269	0%	441	1%	921	1%
Unallocated	0	N/A	3,359	N/A	11,575	N/A	6,506	N/A	6,101	N/A

Total	$42,485	100%	$45,076	100%	$46,436	100%	$46,873	100%	$45,534	100%

The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, overdrafts, and student loans is established for each of the categories listed by estimating losses inherent in that particular category of consumer loans. The estimate of losses is based on adjusted historical loss rates of each portfolio. Consumer loans are evaluated as a group within each category (i.e., retail real estate, installment, etc.) because these loans are smaller and more homogeneous.
In periods prior to 2005, the unallocated portion of the allowance consists of dollar amounts specifically set aside for certain general factors influencing the allowance. These factors included ratio trends, and other factors not specifically allocated to each category. Establishing percentages for these factors was largely subjective, but was supported by economic data, changes made in lending functions, and other support where appropriate. In 2004, the unallocated portion decreased significantly, due to a more comprehensive and refined model adopted in 2004. In 2005, the model was refined further to embed those factors in the calculation of the adequacy of the allowance for each category. This enhancement established a method whereby national and economic factors, concentrations in market segments, loan documentation and analysis, and portfolio performance could be assigned to specific loan categories.
The level of nonaccrual and restructured loans and leases is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. Another element associated with asset quality is Other Real Estate Owned (OREO). OREO primarily represents properties acquired by First Financial through loan defaults by customers. See Table 6 for a summary of First Financial’s nonaccrual and restructured loans and OREO properties.
2005 vs 2004. Total nonperforming assets, as shown in Table 6, increased to $31,531 at December 31, 2005, from $21,063 at December 31, 2004, a 49.70% increase. Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned. The nonperforming loan portfolio is diverse in size of loan, geography and industry and is not considered by management to have any concentrations. Nonaccrual loans increased $7,489 or 42.86% from 2004. Restructured loans increased $1,298, while OREO increased $1,681. Accruing loans past due 90 days or more decreased to $1,359 at year-end 2005 from $1,784 in 2004. The increase in nonaccrual loans involved several commercial time loans. These loans as well as the overall increase in nonperforming assets have been properly considered in establishing the allowance for loan and lease losses. The allowance to nonperforming assets was 134.74% at December 31, 2005. This level of nonperforming assets remains within an acceptable range. The decrease in 90 day delinquencies have fluctuated from a quarterly low of $352 in the first quarter of 2005 to a high of $1,779 in the third quarter of 2005. The current level of 90 day delinquencies is within a range that is acceptable and the decline from $1,784 at year end 2004 is not considered unusual. Loans delinquent over 90 days are reduced by either payments, charged off, or a classification change to nonaccrual loans.
Net charge-offs of $8,162 in 2005 increased $824 from 2004, and the net charge-offs as a percent of average loans outstanding increased to 0.30% from 0.26% as shown in Table 7. The increase in net charge-offs was due to both a decrease in recoveries and the effects of the change in consumer bankruptcies previously mentioned in the Overview of Operations section. The decrease in recoveries was partially due to decreases in real estate and installment loans charged-off, which is evident from the $252 decrease in charge-offs. This decrease, while primarily a result of the decreases previously mentioned, was offset by an increase in commercial loans charged-off.
The allowance at December 31, 2005, was $42,485 or 1.62% of loans, net of unearned income, an increase from the 1.61% reported for 2004. Provision for loan loss expense of $5,571 was $407 lower in 2005 than in 2004. Overall, it is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses.
2004 vs 2003.Total nonperforming assets decreased to $21,063 at December 31, 2004, from $28,837 at December 31, 2003, a 26.96% decrease. Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned. Nonaccrual loans decreased $5,994 or 25.54% from 2003. Restructured loans decreased $532, while OREO decreased $1,248. Accruing loans past due 90 days or more increased to $1,784 at year-end 2004 from $1,872 in 2003. This overall improvement in credit quality was positively influenced by signs of economic recovery, strategies such as the fourth-quarter 2003 distressed loan sale, and improved credit-risk and risk-management disciplines.
Net charge-offs of $7,338 in 2004 decreased $11,386 from 2003, and the net charge-offs as a percent of average loans outstanding decreased to 0.26% from 0.69% as shown in Table 7. Decreases in commercial and commercial real estate loans charged-off and continued strong recoveries on commercial and consumer loans positively impacted net charge-offs for 2004.
The allowance at December 31, 2004, was $45,076 or 1.61% of loans, net of unearned income, a decrease from the 1.71% reported for 2003. Provision for loan loss expense of $5,978 was $12,309 lower in 2004 than in 2003. This decrease was primarily due to the credit-quality differences in 2004 and 2003 and the analysis of the overall risk embedded in the loan portfolio.
2003 vs 2002. Net charge-offs of $18,724 in 2003 increased $4,292 from 2002, and the net charge-offs as a percent of average loans outstanding increased to 0.69% from 0.54% as shown in Table 7. Net charge-offs increased as a result of continued weak economic conditions, higher-than-normal levels of charge-offs, the approximately $3,000 effect of the distressed commercial and commercial real estate loan sale to account for the liquidity and risk characteristics of the loans sold, and a single large recovery in the fourth quarter of 2002. Installment and other consumer financing charge-offs remained high in 2003 due to record levels of bankruptcy and mortgage foreclosures in First Financial’s primary markets. However, chargeoffs in this category did decrease in 2003. The allowance at December 31, 2003, was $46,436 or 1.71% of loans, net of unearned income, a slight decrease from the 1.77% reported for 2002. Provision for loan loss expense of $18,287 was $2,516 higher in 2003 than in 2002.
Nonaccrual and restructured loans and leases and OREO are discussed or summarized in Notes 1 and 8 of the Notes to Consolidated Financial Statements.
First Financial Bancorp 2005 Annual Report 27

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS
TABLE 9 • INVESTMENT SECURITIES AS OF DECEMBER 31, 2005

				Maturing
			After one but		After five but
	within one years		Within five year		within ten years		After ten years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

Held-to-Maturity

Mortgage-backed securities	$8	5.32%	$256	8.26%	$103	13.87%	$276	5.1 1%
Obligations of state and other political subdivisions	4,013	4.72%	4,025	6.29%	2,786	7.25%	1,088	7.83%

Total	$4,021	4.73%	$4,281	6.40%	$2,889	7.49%	$1 ,364	7.28%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$46,564	5.46%	$70,787	4.92%	$5,052	5.27%	$96	4.79%
Mortgage-backed securities	69	5.80%	92,128	5.00%	89,185	4.87%	156,670	5.09%
Obligations of state and other political subdivisions	9,817	7.74%	20,086	7.59%	47,372	7.50%	8,988	6.99%
Other securities	1	0.00%	222	6.35%	0	0.00%	7,636	6.32%

Total	$56,451	5.85%	$183,223	5.25%	$141,609	5.74%	$173,390	5.24%

(1) Tax equivalent basis was calculated using a marginal federal income tax rate of 35.00%
INVESTMENT SECURITIES
First Financial’s investment securities decreased $61,531 or 9.79% during 2005 to a balance of $567,228. The decrease in 2005 was used primarily to reduce the level of short-and long-term borrowings. This decrease was experienced mostly in mortgage-backed securities where prepayments were not replaced. In 2004, investment securities decreased $133,512 or 17.52%. The decrease during 2004 in investment securities was used primarily to fund increased loan demand and reduce the level of short-term borrowings. The majority of the 2004 decrease in the investment securities occurred in mortgage-backed securities where prepayments were not replaced. First Financial follows a conservative investment policy, investing primarily for liquidity management purposes and interest-rate risk management.
In February of 2006, First Financial made the decision to restructure a portion of its balance sheet which included the sale of $186,000 in investment securities. Due to the anticipated restructuring and intent to sell certain investment securities whose market values are below carrying amount, an impairment loss was recognized. Management has evaluated the balance sheet for restructuring of the wholesale borrowings and the investment portfolios and has met the criteria to have the investments categorized as “other than temporarily impaired.” This categorization applies to all securities considered available-for-sale (fixed-rate government agency and mortgage-backed securities with book yields less than 4.00%) regardless of whether the securities will be sold. Therefore, a write-down of investment securities of approximately $6,519 was recorded at December 31, 2005. The weighted average yield on these securities was approximately 3.26% with a duration of approximately 2.1 years. Fluctuations in the market value of securities held by First Financial relate primarily to changes in interest rates, and management believes, at this time, that all remaining impairment in the securities portfolio is temporary. First Financial anticipates restructuring a like amount of Federal Home Loan Bank (FHLB) borrowings of approximately $287,000 with a weighted average rate of 4.73%.
Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 21.60% of the investment portfolio at December 31, 2005, and 20.76% at year-end 2004. At December 31, 2005, First Financial had three structured notes with a book value of $9,671. These structured notes were included in the U.S. government agencies and corporations securities category at December 31, 2004, with a book value of $9,837. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2005, and 2004. Due to the government sponsorship, U.S. government agency and corporation obligations are considered to have low credit risk and high liquidity.
Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), composed 59.71% and 60.02% of the investment portfolio at December 31, 2005, and 2004, respectively. MBSs represent participations in pools of mortgage loans, the principal and interest payments of which are passed to the security investors. MBSs are subject to prepayment risk, especially during periods of decreasing interest rates. Prepayments of the underlying mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency sponsorships, are considered to have low credit risk and high liquidity. Accordingly, about 99.81% of First Financial’s MBSs are classified as available-for-sale.
CMOs totaled $6,425 at December 31, 2005, and $10,957 at December 31, 2004, all of which were classified as available-for-sale. Decreases in CMC’s occurred due to increased prepayment activity caused by the mortgage refinancing during 2004 and 2005. All of the CMOs held by First Financial are rated AAA by Standard & Poor’s Corporation or similar rating agencies. First Financial did not own any interest-only securities, principal-only securities, or inverse floaters.
Securities of state and other political subdivisions composed 17.31% of First Financial’s investment portfolio at December 31, 2005, and 17.81% at year-end 2004. Decreases in state and other political subdivisions were due to calls and maturities. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. About 87.87% of such investments at December 31, 2005, and 89.37% at December 31, 2004, were classified as available-for-sale.
The remaining 1.38% and 1.41% of First Financial’s investment portfolio at December 31, 2005, and 2004, respectively, termed “other,” was primarily composed of taxable obligations of state and other political subdivisions, and Community Reinvestment Act (CRA) qualified mutual funds.
Table 9 sets forth the maturities of investment securities held-to-maturity and investment securities available-for-sale as of December 31, 2005, and the average yields of such securities calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.
At December 31, 2005, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $213. The available-for-sale investment securities are reported at their market value of $595,428. At December 31,2004, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $367. The available-for-sale investment securities are reported at their market value of $655,129. See Note 7 of the Notes to Consolidated Financial Statements for additional information.
28 First Financial Bancorp 2005 Annual Report

The other investments caption in the Consolidated Balance Sheets is stock ownership in the Federal Reserve Bank and the Federal Home Loan Bank.
First Financial’s federal funds sold and securities purchased under agreements to resell increased from $12,049 at December 31, 2004, to $98,000 at December 31, 2005. First Financial monitors this position as part of its asset/liability management.
DERIVATIVES
First Financial utilizes account-level interest-rate swap agreements as a means to offer long-term fixed-rate loans to commercial borrowers while maintaining the variable-rate income that better suits First Financial’s funding position. In this way, First Financial is able to modify its exposure to interest rate risk effectively by converting certain fixed-rate assets to floating rate.
The swap agreements involve the receipt of floating-rate amounts in exchange for fixed-interest payments over the life of the agreements without an exchange of the underlying principal amount. As of December 31, 2005, First Financial had interest rate swaps with a notional value of $23,909, compared to a notional value of $14,225 at December 31, 2004.
TABLE 10 • MATURITIES OF TIME DEPOSITS
GREATER THAN OR EQUAL TO $100,000

(Dollars in thousands)	December 31 , 2005

Certificates of Deposit

Maturing in
3 months or less	$88,570
3 months to 6 months	35,985
6 months to 12 months	62,854
over 12 months	185,582

Total	$372,991

IRAs

Maturing in
3 months or less	$1 ,407
3 months to 6 months	1,110
6 months to 12 months	1,949
over 12 months	25,632

Total	$30,098

DEPOSITS
First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking accounts, regular savings accounts, money-market deposit accounts, and time deposits of various maturities and rates.
2005 vs. 2004. Total ending deposits for 2005 increased $19,574 or 0.67%. Noninterest-bearing deposits increased $2,621 and interest-bearing demand deposits increased $43,093. Interest-bearing demand deposits increased primarily due to increases in public funds deposits. Savings deposits decreased $23,067 and time deposits decreased $3,073.
Total average deposits for 2005 increased $60,288 or 2.12%. While savings deposits decreased $7,699 or 0.74%, all other deposits increased. Noninterest-bearing deposits increased $24,240 or 5.97%, interest-bearing demand deposits increased $18,252 or 11.87%, and time deposits increased $25,495 or 2.05%.
Table 10 shows the contractual maturity of time deposits of $100 or more that were outstanding at December 31, 2005. These deposits represented 13.78% of total deposits.
2004 vs. 2003. Total ending deposits for 2004 increased $42,380 or 1.48%. All deposit areas increased. Noninterest-bearing demand deposits increased $28,707 or 7.00%, interest-bearing demand deposits increased $1,535 or 0.76%, savings deposits increased $11,715 or 1.17%, and time deposits increased $423 or 0.03%.
Total average deposits for 2004 decreased $8,972 or 0.31% over 2003 due to a decrease in interest-bearing demand deposits and time deposits. Average savings deposits increased by $74,493 or 7.67% and noninterest-bearing deposits increased $7,301 or 1.83%, while interest-bearing demand deposits decreased $47,579 or 23.63% and time deposits decreased $43,187 or 3.36%. The decrease is attributable to the sale of approximately $39,755 in deposits as part of the sale of the Sunman, Indiana, branch in the third quarter of 2003 and the sale of approximately $8,433 in deposits as part of the sale of the Kewanna, Indiana, branch in the third quarter of 2004.
BORROWINGS
2005 vs. 2004. Short-term borrowings decreased to $111,634 at December 31, 2005, from $148,194 at December 31, 2004. By the end of 2005, the need for short-term borrowings diminished due to the sale of the indirect loan portfolio, the sale of certain mortgage loans, and the continued strategy to decrease the investment securities. Long-term borrowings decreased $43,701 to $286,655 at December 31, 2005, from $330,356 at December 31, 2004. Due to the sale of the indirect loans in the third quarter of 2005, the sale of mortgage loans in the fourth quarter of 2005, and the decrease of the investment securities portfolio, First Financial was able to pay down some of the long-term borrowings.
2004 vs. 2003. At December 31, 2004, short-term borrowings decreased to $148,194 from $264,809 at December 31, 2003. During 2004, a strategy was employed to decrease the investment securities, which then provided cash flow to support loan growth and reduce the level of short-term borrowings. At the end of 2004, long-term borrowings increased $33,377 to $330,356.
Other long-term debt that appears on the balance sheet consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts. In accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46), First Financial deconsolidated its two trusts effective January 1, 2004.
Capital securities were issued in the third quarter of 2003 by a statutory business trustFirst Financial (OH) Statutory Trust II and the third quarter of 2002 by another statutory business trust-First Financial (OH) Statutory Trust I. First Financial owns 100% of the common equity of both of the trusts. The trusts were formed with the sole purpose of issuing capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of the trusts. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees.
The debentures qualify as Tier I capital under Federal Reserve Board guidelines. The debentures issued in 2003 are first redeemable, in whole or in part, by First Financial on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2005, is $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by First Financial on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2005, is $10,000. These funds were used to repurchase First Financial stock and for other corporate purposes and as a means to diversify funding sources at the parent company level. See Note 11 of the Notes to Consolidated Financial Statements for additional information on borrowings.
First Financial Bancorp 2005 Annual Report 29

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS
TABLE 11 * MARKET RISK DISCLOSURE

								FAIR VALUE
			Principal Amount Maturing In:					December 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	THEREAFTER	TOTAL	2005

Rate sensitive assets
Fixed interest rate loans	168,241	126,416	106,759	85,208	67,570	298,635	852,829	839,678
Average interest rate	6.43%	6.31%	6.10%	7.13%	6.06%	5.86%	6.21%
Variable interest rate loans	449,537	394,543	271,958	211,191	147,411	299,954	1,774,594	1,791,009
Average interest rate	7.24%	6.73%	6.22%	6.33%	6.12%	6.22%	6.60%
Fixed interest rate securities	90,586	65,519	77,555	56,819	38,856	265,860	595,195	595,410
Average interest rate	3.43%	4.20%	4.50%	4.17%	4.57%	5.57%	4.75%
Variable interest rate securities	2,013	1,953	1,386	539	519	6,378	12,788	12,786
Average interest rate	4.71%	4.68%	4.44%	5.13%	5.17%	5.29%	5.00%
Other earning assets	98,000	0	0	0	0	0	98,000	98,000
Average interest rate	4.18%	0.00%	0.00%	0.00%	0.00%	0.00%	4.18%

Rate sensitive liabilities
Noninterest-bearing checking	440,988	0	0	0	0	0	440,988	440,988
Savings and interest-bearing checking	123,718	1,113,459	0	0	0	0	1,237,177	1,237,177
Average interest rate	0.53%	0.53%	0.00%	0.00%	0.00%	0.00%	0.53%
Time deposits	723,096	226,678	127,619	59,676	66,544	43,661	1,247,274	1,242,741
Average interest rate	3.09%	3.62%	3.51%	3.86%	4.06%	3.73%	3.34%
Fixed interest rate borrowings	48,184	32,195	58,598	20,116	69,183	58,379	286,655	289,873
Average interest rate	3.87%	4.84%	4.94%	3.76%	5.55%	4.51%	4.73%
Variable interest rate borrowings	100,384	11,250	0	0	0	30,930	142,564	142,564
Average interest rate	3.12%	4.24%	0.00%	0.00%	0.00%	7.72%	4.20%

Interest rate derivatives
Interest Rate Swaps Fixed to variable	1,337	1,443	1,540	1,644	1,710	16,235	23,909	243
Average pay rate (fixed)	6.56%	6.56%	6.57%	6.57%	6.82%	6.86%	6.78%
Average receive rate (variable)	6.23%	6.24%	6.24%	6.24%	6.34%	6.48%	6.41%
PENSION PLAN
First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by the Wealth Resource Group of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds, and money market funds. Approximately 98.90% and 98.95% of plan assets at December 31, 2005, and 2004, respectively, were invested in the Legacy Funds for which First Financial Capital Advisors, LLC serves as investment advisor. This pension plan does not own any shares of First Financial common stock.
The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. An appropriate discount-rate assumption was determined using a cash-flow method. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The rate of compensation increase is compared to historical increases for plan participants for reasonableness.
First Financial recorded pension expense in the Consolidated Statements of Earnings of $5,258, $4,692, and $4,168 for 2005, 2004, and 2003, respectively. Cash contributions to fund the pension plan were $5,605, $6,696, and $6,777 for 2005, 2004, and 2003, respectively. The unfunded pension losses net of tax recorded as accumulated comprehensive income in equity were $7,562 at December 31, 2005, and $5,320 at December 31, 2004.
The expected return on plan assets remained the same in 2005 as in 2004 at 8.50%. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan.
LIQUIDITY
Liquidity management is the process by which First Financial ensures that adequate liquid funds are available for the corporation and its subsidiaries. These funds are necessary in order for First Financial and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by First Financial’s asset/liability committee.
Liquidity may be used to fund capital expenditures. Capital expenditures were $12,421 for 2005, $13,669 for 2004, and $8,564 for 2003. Capital expenditures planned for the year 2006, consisting primarily of banking centers, are estimated to be $10,470.
First Financial’s source of funding is predominantly deposits within each of the respective market areas. The deposit base is diversified among individuals, partnerships, corporations, and public entities. This diversification helps First Financial avoid dependence on large concentrations of funding sources.
Liquidity is derived primarily from core deposit growth, principal and interest payments received on loans and investment securities, the sale and maturation of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, First Financial utilizes advances from the Federal Home Loan Bank (FHLB) as a funding source. At December 31, 2005, 2004, and 2003, total long-term borrowings from the FHLB were $286,655, $330,356, and $296,979, respectively.
First Financial pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2005, was $365,036. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which
30 First Financial Bancorp 2005 Annual Report

TABLE 12 * CONTRACTUAL OBLIGATIONS

			Payments due by period
		Less than	One to three	Three to five	More than
(Dollars in thousands)	Total	one year	years	years	five years

Contractual Obligations
Long-term debt obligations
Federal Home Loan Bank borrowings	$398,413	$35,782	$148,356	$132,921	$81 ,354
Junior subordinated debentures owed to unconsolidated subsidiary trusts	94,442	2,350	4,705	4,699	82,688
Operating lease obligations	7,059	1,592	2,992	2,419	56
Total	$499,914	$39,724	$156,053	$140,039	$164,098
totaled $595,428 at December 31, 2005, a decrease of $59,701 or 9.11 % over 2004. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $4,021 at December 31, 2005. In addition, other types of assets — such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year— are sources of liquidity.
Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial (see Note 4 of the Notes to Consolidated Financial Statements). Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity. First Financial has secured a $75,000 line of credit with another financial institution. This line provides additional liquidity for First Financial for various corporate activities. As of December 31, 2005, the outstanding balance was $45,000. As of December 31, 2004, the outstanding balance was $2,000. The outstanding balance of this line varies throughout the year depending on First Financial’s cash needs. The average outstanding balance was $8,277 for 2005 and $710 for 2004.
INTEREST-RATE SENSITIVITY
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk arises in the normal course of business to the extent that there is a difference between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-priced, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and capital while managing volatility arising from shifts in market interest rates. The Asset and Liability Committee (ALCO) oversees market-risk management, establishing risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.
Interest-rate risk for First Financial’s consolidated balance sheets consist of reprice, option, and basis risks. Reprice risk results from differences in the maturity, or repricing, of asset and liability portfolios. Option risk arises from embedded options such as loan prepayments and security and debt callability. Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the net interest margin. Basis risk is also present in managed rate liabilities, such as interest-bearing checking accounts and savings accounts, where historical pricing relationships to market rates may change due to the level or directional change in market interest rates.
Table 11 details the principal maturities and yields of interest-bearing financial instruments at December 31, 2005, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Interest-bearing liability accounts with no set maturity are allocated according to historical experience of cash flows and current expectations of customer behaviors as measured in an external core deposit study. For interest-rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receive rates are tied to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.
The interest-rate risk position is measured and monitored using earnings simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Earnings simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks and a forecast of likely interest rate scenarios. Presented below is First Financial’s interest-rate risk position as of December 31, 2005, assuming immediate, parallel shifts in the yield curve:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31,2005	(9.28%)	(3.50%)	2.44%	3.53%
Modeling the sensitivity of net interest income to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on results from an external core deposit study.
Additional scenarios are modeled utilizing most-likely interest rates over the next twelve months. Based on this scenario, First Financial has a neutral rate risk position at 1.16% when compared to a base-case scenario with interest rates held constant.
First Financial uses economic value of equity sensitivity analysis to understand the impact of long-term cash flows on earnings and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest-rate scenarios. Deposit premiums are based on results from an external core deposit study. Presented below is First Financial’s economic value of equity position as of December 31, 2005, assuming immediate, parallel shifts in the yield curve:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31,2005	(16.93%)	(5.24%)	2.68%	0.95%
CAPITAL
Total shareholders’ equity at December 31, 2005, and 2004, was $299,881 and $371,455, respectively. The decrease in shareholders’ equity for 2005 was primarily due to the repurchase of common shares associated with the “Dutch Auction” tender offer. Total shareholders’ equity at year-end 2004 was greater than 2003 primarily due to increased income and the reduction in the volume of share repurchases.
On January 25, 2000, the board of directors authorized First Financial to repurchase, from time to time, the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. First Financial did not repurchase any shares under this program in 2005, 2004, or 2003.
On February 26, 2002, the board of directors authorized a stock repurchase program for up to 5% of First Financial’s common shares outstanding. This program provides shares for general corporate purposes including future stock dividends. Repurchase activity under this plan was 1,053,699 shares in 2003 and 1,272,205 shares in 2002. The shares repurchased in 2003 completed this program.
On February 25, 2003, First Financial’s Board of Directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program. Under this plan, First Financial repurchased 177,001 shares in 2003, 358,999 shares in 2004, and 916,000 shares in 2005.
First Financial Bancorp 2005 Annual Report 31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
On December 9,2005, the final results for the modified Dutch Auction tender offer were announced. First Financial repurchased 3,250,000 at a price of $19.00 per share.
The dividend payout ratio was 72.73%, 63.83%, and 70.59% for 2005, 2004, and 2003, respectively. The dividend payout is continuously reviewed by management and the board of directors for consistency with the overall capital plan.
First Financial has consistently maintained regulatory capital ratios at or above the “well-capitalized” standard. For further detail on capital ratios, see Note 13 of the Notes to Consolidated Financial Statements.
SUBSEQUENT EVENT
As previously discussed, the balance sheet restructuring was completed in February of 2006.
CRITICAL ACCOUNTING POLICIES
First Financial’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan losses, pension costs, and goodwill.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). In addition, certain statements in future filings by First Financial with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the strength of the local economies in which operations are conducted; the effects of and changes in policies and laws of regulatory agencies; inflation, interest rates, market and monetary fluctuations; technological changes; mergers and acquisitions; the ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the Securities and Exchange Commission; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the success of First Financial at managing the risks involved in the foregoing.
Such forward-looking statements speak only as of the date on which such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.
32 First Financial Bancorp 2005 Annual Report

STATISTICAL INFORMATION (Unaudited)

		2005			2004			2003
	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Interest	Yield

Earning assets	Daily average balances and interest rates: (Tax equivalent basis; dollars in thousands)
Loans(1)
Commercial(2)	604,058	$44,391	7.35%	$647,147	$40,162	6.21%	$680,490	$41,961	6.17%
Real estate	1,560,118	88,655	5.68%	1,547,434	86,787	5.61%	1,453,962	88,717	6.10%
Installment and other consumer	588,001	39,476	6.71%	583,667	39,134	6.70%	557,075	40,844	7.33%
Lease financing (2)	3,616	469	12.97%	8,616	705	8.18%	16,499	1,338	8.11%

Total loans	2,755,793	172,991	6.28%	2,786,864	166,788	5.98%	2,708,026	172,860	6.38%
Investment securities(3)
Taxable	528,528	21,497	4.07%	616,354	24,415	3.96%	594,946	21,336	3.59%
Tax-exempt(2)	105,699	7,491	7.09%	118,034	8,407	7.12%	133,858	9,904	7.40%

Total investment securities(3)	634,227	28,988	4.57%	734,388	32,822	4.47%	728,804	31,240	4.29%

Interest-bearing deposits with other banks	37	1	2.70%	2,158	49	2.27%	2,527	82	3.24%
Federal funds sold and securities purchased under agreements to resell	46,187	1,700	3.68%	3,675	43	1.17%	12,998	146	1.12%

Total earning assets	3,436,244	203,680	5.93%	3,527,085	199,702	5.66%	3,452,355	204,328	5.92%

Nonearning assets
Allowance for loan losses	(43,287)			(46,869)			(47,371)
Cash and due from banks	123,874			114,779			126,157
Accrued interest and other assets	294,392			309,337			307,547

Total assets	$3,811,223			$3,904,332			$3,838,688

Interest-bearing liabilities
Deposits
Interest-bearing demand	$172,035	3,083	1.79%	$153,783	852	0.55%	$201,362	1,170	0.58%
Savings	1,038,378	7,346	0.71%	1,046,077	4,290	0.41%	971,584	4,966	0.51%
Time	1,266,139	38,225	3.02%	1,240,644	31,685	2.55%	1,283,831	36,310	2.83%

Total interest-bearing deposits	2,476,552	48,654	1.96%	2,440,504	36,827	1.51%	2,456,777	42,446	1.73%
Borrowed funds
Short-term borrowings	90,969	1,961	2.16%	210,943	2,574	1.22%	161,476	1,908	1.18%
Federal Home Loan Bank long-term debt	321,676	15,078	4.69%	321,701	15,422	4.79%	294,107	14,789	5.03%
Other long-term debt	30,930	2,037	6.59%	30,930	1,467	4.74%	19,315	864	4.47%

Total borrowed funds	443,575	19,076	4.30%	563,574	19,463	3.45%	474,898	17,561	3.70%

Total interest-bearing liabilities	2,920,127	67,730	2.32%	3,004,078	56,290	1.87%	2,931,675	60,007	2.05%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	430,231			405,991			398,690
Other liabilities	96,234			127,404			139,084
Shareholders’ equity	364,631			366,859			369,239

Total liabilities and shareholders’ equity	$3,811,223			$3,904,332			$3,838,688

Net interest income and interest rate spread (fully tax equivalent)		$135,950	3.61%		$143,412	3.79%		$144,321	3.87%

Net interest margin (fully tax equivalent)			3.96%			4.07%			4.18%

Interest income and yield		$200,697	5.84%		$196,472	5.57%		$200,686	5.81%
Interest expense and rate		67,730	2.32%		56,290	1.87%		60,007	2.05%

Net interest income and spread		$132,967	3.52%		$140,182	3.70%		$140,679	3.76%

Net interest margin			3.87%			3.97%			4.07%

(1)	Nonaccrual loans are included in average loan balance and loan fees are included in interest income.

(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 35.0%.

(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
First Financial Bancorp 2005 Annual Report 33

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of first Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2005, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control—Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of First Financial’s internal control over financial reporting as of December 31, 2005. The report, which expresses an unqualified opinion on management’s assessment and on the effectiveness of First Financial’s internal control over financial reporting as of December 31, 2005, is included in the information that follows under the heading “Report on Effectiveness of Internal Control Over Financial Reporting.”

Claude E. Davis	J. Franklin Hall
President & CEO	Senior Vice President & CFO
March 9, 2006	March 9, 2006
34 First Financial Bancorp 2005 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report On Effectiveness Of Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that first Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that First Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2005, and 2004, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, of First Financial Bancorp and our report dated March 9, 2006, expressed an unqualified opinion thereon.

Ernst & Young LLP Cincinnati, Ohio March 9, 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report On Consolidated Financial Statements
The Board of Directors and Shareholders of First Financial Bancorp
We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries (the Company) as of December 31, 2005, and 2004, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of First Financial Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2005, and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Financial Bancorp’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2006, expressed an unqualified opinion thereon.

Ernst & Young LLP Cincinnati, Ohio March 9, 2006
First Financial Bancorp 2005 Annual Report 35

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2005	2004

Assets
Cash and due from banks	$163,281	$152,437
Interest-bearing deposits with other banks	0	495
Federal funds sold and securities purchased under agreements to resell	98,000	12,049
Investment securities held-to-maturity (market value of $12,768 at December 31, 2005; $13,176 at December 31, 2004)	12,555	12,809
Investment securities available-for-sale, at market value (cost of $555,157 at December 31, 2005; $612,215 at December 31, 2004)	554,673	615,950
Other investments	40,755	39,179
Loans
Commercial	582,594	635,489
Real estate — construction	86,022	86,345
Real estate — mortgage	1,418,413	1,478,930
Installment, net of unearned	515,200	580,150
Credit card	22,936	21,894
Lease financing	2,258	5,229

Total loans	2,627,423	2,808,037
Less
Allowance for loan losses	42,485	45,076

Net loans	2,584,938	2,762,961
Premises and equipment	73,025	66,216
Goodwill	28,116	28,444
Other intangibles	7,920	7,838
Assets related to discontinued operations	0	105,181
Accrued interest and other assets	127,545	113,112

Total assets	$3,690,808	$3,916,671

Liabilities
Deposits
Noninterest-bearing	$440,988	$438,367
Interest-bearing	2,484,451	2,467,498

Total deposits	2,925,439	2,905,865
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	66,634	64,249
Federal Home Loan Bank short-term borrowings	0	78,100
Other	45,000	5,845

Total short-term borrowings	111,634	148,194
Federal Home Loan Bank long-term debt	286,655	330,356
Other long-term debt	30,930	30,930
Liabilities related to discontinued operations	0	97,174
Accrued interest and other liabilities	36,269	32,697

Total liabilities	3,390,927	3,545,216

Shareholders’ equity
Common stock — no par value Authorized — 160,000,000 shares Issued — 48,558,614 shares in 2005 and 2004	394,987	395,521
Retained earnings	75,357	65,095
Accumulated comprehensive income	(7,876)	(3,123)
Restricted stock awards	(2,380)	(3,073)
Treasury stock, at cost, 8,995,134 and 4,881,378 shares in 2005 and 2004	(160,207)	(82,965)

Total shareholders’ equity	299,881	371,455

Total liabilities and shareholders’ equity	$3,690,808	$3,916,671

See Notes to Consolidated Financial Statements
36 First Financial Bancorp 2005 Annual Report

CONSOLIDATED STATEMENTS OF EARNINGS

	Year ended December 31,
(Dollars in thousands except per share data)	2005	2004	2003

Interest income
Loans, including fees	$172,636	$166,507	$172,693
Investment securities
Taxable	21,497	24,415	21,335
Tax-exempt	4,863	5,458	6,430

Total investment securities interest	26,360	29,873	27,765
Interest-bearing deposits with other banks	1	49	82
Federal funds sold and securities purchased under agreements to resell	1,700	43	146

Total interest income	200,697	196,472	200,686

Interest expense
Deposits	48,654	36,827	42,446
Short-term borrowings	1,961	2,574	1,908
Long-term borrowings	15,078	15,422	14,789
Subordinated debentures and capital securities	2,037	1,467	864

Total interest expense	67,730	56,290	60,007

Net interest income	132,967	140,182	140,679
Provision for loan losses	5,571	5,978	18,287

Net interest income after provision for loan losses	127,396	134,204	122,392

Noninterest income
Service charges on deposit accounts	18,976	18,604	19,179
Trust revenues	15,988	15,902	14,500
Bankcard interchange income	6,186	5,263	4,609
Gains from sales of loans	903	1,561	5,039
(Losses) gains on impairment and sales of investment securities	(6,519)	2	27
Other	17,728	18,314	18,401

Total noninterest income	53,262	59,646	61,755

Noninterest expenses
Salaries and employee benefits	77,690	75,475	75,328
Net occupancy	9,610	8,385	7,568
Furniture and equipment	6,276	7,173	7,039
Data processing	6,317	6,623	6,171
Marketing	2,464	2,650	2,650
Communication	3,085	2,795	2,998
Professional services	6,466	5,425	4,633
Amortization of intangibles	880	876	824
Other	24,448	24,052	23,108

Total noninterest expenses	137,236	133,454	130,319

Earnings from continuing operations before income taxes	43,422	60,396	53,828
Income tax expense	12,614	19,295	16,889

Earnings from continuing operations	30,808	41,101	36,939

Discontinued operations
Other operating income (loss)	583	(21)	1,528
Gain on sale of discontinued operations	10,366	0	0

Earnings (loss) from discontinued operations before income taxes	10,949	(21)	1,528
Income tax expense (benefit)	3,824	(38)	561

Earnings from discontinued operations	7,125	17	967

Net earnings	$37,933	$41,118	$37,906

Earnings per share from continuing operations:
Basic	$0.72	$0.94	$0.83

Diluted	$0.71	$0.94	$0.83

Earnings per share from discontinued operations:
Basic	$0.17	$0.00	$0.02

Diluted	$0.17	$0.00	$0.02

Earnings per share:
Basic	$0.89	$0.94	$0.85

Diluted	$0.88	$0.94	$0.85

Average shares outstanding — basic	43,084,378	43,818,779	44,370,917

Average shares outstanding — diluted	43,172,750	43,880,412	44,422,852

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2005 Annual Report 37

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(Dollars in thousands)	2005	2004	2003

Operating activities
Earnings from continuing operations	$37,933	$41,118	$37,906
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	5,571	5,978	18,287
Provision for depreciation and amortization	9,101	8,495	12,448
Net amortization of premiums and accretion of discounts on investment securities	1,488	2,407	6,568
Deferred income taxes	(778)	2,722	808
Losses (gains) on impairment and sales of investment securities	6,519	(2)	(28)
Originations of loans held for sale	(199,086)	(130,564)	(205,442)
Gains from sales of loans held for sale	(903)	(1,561)	(5,039)
Proceeds from sale of loans held for sale	198,148	131,040	208,320
Increase in cash surrender value of life insurance	(10,530)	(9,698)	(9,925)
(Increase) decrease in interest receivable	(419)	539	2,642
Decrease (increase) in prepaid expenses	211	229	(941)
Increase (decrease) in accrued expenses	2,026	1,537	(1,283)
Increase (decrease) in interest payable	1,176	(74)	(1,078)
Other	(2,399)	(620)	(2,651)
Net decrease from discontinued operations	12,751	1,709	1,166

Net cash provided by operating activities	60,809	53,255	61,758

Investing activities
Proceeds from sales of investment securities available-for-sale	15	4	42,196
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	144,310	196,028	414,508
Purchases of investment securities available-for-sale	(96,862)	(79,256)	(660,076)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	10,830	13,996	4,629
Purchases of investment securities held-to-maturity	(10,565)	(8,372)	(1,180)
Net decrease (increase) in interest-bearing deposits with other banks	495	3,394	(1,515)
Net (increase) decrease in federal funds sold and securities purchased under agreements to resell	(85,951)	(11,442)	27,684
Net decrease (increase) in loans and leases	165,866	(115,450)	(83,444)
Proceeds from disposal of other real estate owned	2,135	5,275	4,146
Recoveries from loans and leases previously charged off	3,428	4,504	3,916
Purchases of premises and equipment	(12,421)	(13,669)	(8,564)
Net decrease from discontinued operations	91,962	2,645	4,045

Net cash provided by (used in) investing activities	213,242	(2,343)	(253,655)

Financing activities
Net increase in total deposits	19,574	42,380	32,460
Net (decrease) increase in short-term borrowings	(36,560)	(116,615)	157,879
(Payments) proceeds from long-term borrowings	(43,701)	33,377	32,928
Proceeds from junior subordinated debentures	0	0	20,000
Cash dividends	(27,671)	(26,348)	(26,586)
Purchase of common stock	(78,344)	(6,265)	(19,714)
Proceeds from exercise of stock options	201	9	82
Net decrease from discontinued operations	(99,622)	(5,709)	(3,379)

Net cash (used in) provided by financing activities	(266,123)	(79,171)	193,670

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	7,928	(28,259)	1,773
Cash and cash equivalents at beginning of year	155,353	183,612	181,839

Cash and cash equivalents at end of year	$163,281	$155,353	$183,612

Cash and cash equivalents consist of the following:
Cash and cash equivalents from continuing operations	$163,281	$152,437	$178,866
Cash and cash equivalents from discontinued operations	0	2,916	4,746

Cash and cash equivalents at end of year	$163,281	$155,353	$183,612

Supplemental disclosures
Interest paid	$68,642	$59,353	$64,561

Income taxes paid	$16,145	$16,745	$14,909

Recognition of deferred tax assets attributable to SFAS No. 115	$1,642	$2,660	$2,859

Acquisition of other real estate owned through foreclosure	$3,898	$4,617	$5,619

Issuance of restricted stock awards	$1,578	$2,235	$2,413

See Notes to Consolidated Financial Statements.
38 First Financial Bancorp 2005 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common	Common		Accumulated	Restricted
	Stock	Stock	Retained	Comprehensive	stock	Treasury stock
(Dollars in thousands)	Shares	Amount	earnings	Income	awards	Shares	Amount	Total

Balances at January 1, 2003	48,558,614	$396,252	$39,005	$8,189	$(4,022)	(3,554,691)	$(61,821)	$377,603
Net earnings			37,906					37,906
Unrealized holding losses on securities available for sale arising during the period				(4,708)				(4,708)
Unfunded pension losses, net of tax				(1,137)				(1,137)

Total comprehensive income								32,061
Cash dividends declared ($0.60 per share)			(26,586)					(26,586)
Purchase of common stock						(1,230,700)	(19,714)	(19,714)
Exercise of stock options, net of shares purchased		(251)				20,274	333	82
Restricted stock awards, net		(249)			(2,413)	145,521	2,661	(1)
Amortization of restricted stock awards					3,038			3,038

Balances at December 31, 2003	48,558,614	395,752	50,325	2,344	(3,397)	(4,619,596)	(78,541)	366,483

Net earnings			41,118					41,118
Unrealized holding losses on securities available for sale arising during the period				(4,318)				(4,318)
Unfunded pension losses, net of tax				(1,149)				(1,149)

Total comprehensive income								35,651
Cash dividends declared ($0.60 per share)			(26,348)					(26,348)
Purchase of common stock						(358,999)	(6,265)	(6,265)
Exercise of stock options, net of shares purchased		(84)				5,671	93	9
Restricted stock awards, net		(147)			(1,601)	91,546	1,748	0
Amortization of restricted stock awards					1,925			1,925

Balances at December 31, 2004	48,558,614	395,521	65,095	(3,123)	(3,073)	(4,881,378)	(82,965)	371,455

Net earnings			37,933					37,933
Unrealized holding losses on securities available for sale arising during the period				(2,511)				(2,511)
Unfunded pension losses, net of tax				(2,242)				(2,242)

Total comprehensive income								33,180
Cash dividends declared ($0.64 per share)			(27,671)					(27,671)
Purchase of common stock						(4,166,000)	(78,344)	(78,344)
Exercise of stock options, net of shares purchased		(528)				33,327	729	201
Restricted stock awards, net		(6)			(978)	18,917	373	(611)
Amortization of restricted stock awards					1,671			1,671

Balances at December 31, 2005	48,558,614	$394,987	$75,357	$(7,876)	$(2,380)	(8,995,134)	$(160,207)	$299,881

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2005 Annual Report 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation — The consolidated financial statements of First Financial Bancorp. (First Financial), a bank holding company, principally serving western Ohio, Indiana, northern Kentucky, and southern Michigan, include the accounts and operations of First Financial and its wholly owned subsidiaries. On September 16, 2005, First Financial sold substantially all the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary to Mutual First Savings Bank, a subsidiary of MutualFirst Financial, Inc. of Muncie, Indiana. Fidelity Federal is reported in the consolidated financial statements and related notes as discontinued operations. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.
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
Investment securities — First Financial classifies debt and equity securities in three categories: trading, held-to-maturity, and available-for-sale. First Financial has no trading securities.
Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Financial has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders’ equity.
The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses are based on amortized cost of the security sold using the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for impairment in value. In performing this review, management considers the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a reduced cost basis. The related charge is recorded in the consolidated statement of earnings as a loss on impairment of investment securities.
Other investments includes Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB stock and FHLB stock is carried at cost.
Loans — Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including impaired loans. When interest accruals are suspended, interest income accrued in the current period is reversed and interest accrued in the prior year is charged to the allowance for loan losses. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
First Financial’s bank subsidiary sells certain mortgage loans immediately after origination on a flow basis. Due to First Financial’s policy of selling loans on a flow basis, loans held for sale are not material and therefore not disclosed separately on the Consolidated Balance Sheets. Loans held for sale are carried at the lower of cost or market value. Capitalized mortgage-servicing rights (MSRs) are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. MSRs are amortized on an accelerated basis over the estimated period of net servicing revenue.
Allowance for loan losses — The level of the allowance for loan losses (allowance) is based upon management’s evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loan losses are charged off when management believes that the full collectiblity of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
Larger balance commercial and commercial real estate loans are impaired when, based on current information and events, it is probable that First Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement.
Collection of all amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement.
First Financial applies normal loan review procedures in determining whether or not it is probable that it will be able to collect all amounts due according to the contractual terms of a loan.
An impairment loss is recognized if the present value of expected future cash flows from the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net deferred loan fees or costs, and unamortized premium or discount, and does not reflect any direct write-down of the investment). The impairment loss is recognized through the allowance for loan losses. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral. Income is recognized on impaired loans on a cash basis.
The level of allowance maintained is believed by management to be adequate to absorb losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital and operating leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.
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
The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, overdrafts, and student loans is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is based on adjusted historical loss rates. Consumer loans are evaluated as a group within category (I.e., retail real estate, installment, etc.) because these loans are smaller and homogeneous.
Lease financing — First Financial principally uses the finance method of accounting for direct lease contracts. Under this method of accounting, a receivable is recorded for the total amount of lease payments due and estimated residual values. Lease income, represented by the excess of the total contract receivable plus estimated equipment residual value over the cost of the related equipment, is recorded over the terms of the leases at a level rate of return on the unrecovered net investment.
Premises and equipment — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.
Other real estate owned — Other real estate owned represents properties acquired by First Financial’s subsidiaries through loan defaults by customers. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management.
40 First Financial Bancorp 2005 Annual Report

An allowance for losses on other real estate owned may be maintained for subsequent valuation adjustments on a specific property basis, when necessary. Any gains or losses realized at the time of disposal are reflected in income.
Income taxes — Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable.
Earnings per share — Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the First Financial’s stock plans, using the treasury stock method.
Cash flow information — For purposes of the statement of cash flows, First Financial considers cash and due from banks as cash and cash equivalents.
Reporting comprehensive income — Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Accumulated comprehensive income includes the unrealized holding gains and losses from available-for-sale securities arising during the period. First Financial recorded an unrealized holding loss of $314 at December 31, 2005 and an unrealized holding gain of $2,197 at December 31, 2004. Unfunded pension losses, net of taxes, were $7,562 and $5,320 at December 31, 2005 and 2004, respectively. While there was no income tax expense or benefit, there was a deferred tax asset associated with available-for-sale securities as of December 31, 2005 of $170 and a deferred tax liability at December 31, 2004 of $1,472. There was a deferred tax asset recorded for the unfunded pension losses of $4,194 and $2,990 as of December 31, 2005 and 2004, respectively.
Segments and related information — As a result of a corporate reorganization in 2005, First Financial changed its focus from operating as one community banking segment in contiguous geographic markets to managing and operating two major components: banking and wealth management. Through December 31, 2005, First Financial operated as a single segment of community banking. As a result of extensive consolidation, restructuring, and reorganization, effective January 1, 2006, management will begin evaluating the operating performance of its business units in two segments, banking and wealth management. Accordingly, in 2006, First Financial will begin reporting performance of individual operating segments in the same way that management reviews performance and makes decisions.
Derivative Instruments — First Financial accounts for its derivative financial instruments in accordance with FASB Statement No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended. SFAS No. 133 requires all derivative instruments to be carried at fair value on the balance sheet. First Financial usually designates derivative instruments used to manage interest-rate risk as hedge relationships with certain assets or liabilities being hedged.
Under the provisions of SFAS No. 133, First Financial has fair value hedges as of December 31, 2005. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.
Because the critical terms of the hedged financial instruments and the interest rate payments to be received on the swaps coincide and thus are effective in offsetting changes in the fair value of the hedged financial instruments over their remaining term, a perfect hedge is created. For a fair value hedge, the fair value of the interest rate swap is recognized on the balance sheet as either a freestanding asset or liability with a corresponding adjustment to the hedged financial instrument. Subsequent adjustments due to changes in the fair value of a derivative that qualifies as a fair value hedge are offset in current period earnings. Under the fair value method, any derivative gains or losses not effective in hedging the change in fair value of the hedged item would be recognized immediately in the consolidated statements of earnings.
Intangible assets — Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. Core deposit intangibles are amortized on a straight-line basis over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.
Mortgage servicing assets are recognized as separate assets when loans are sold into the secondary market, servicing retained. Upon sale, the mortgage servicing right is established, which represents the then current market value of future net cash flows expected to be realized for performing the servicing activities. The market value of the mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the market value of the mortgage servicing rights, mortgage interest rates, which are used to determine prepayment rates and discount rates, are held constant over the estimated life of the portfolio. Capitalized mortgage servicing rights are reported in other assets and are amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.
Capitalized mortgage servicing rights are regularly evaluated for impairment based on the estimated market value of those rights. The mortgage servicing rights are stratified by certain risk characteristics, primarily loan term and note rate. If impairment exists, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the market value.
Pension — First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. In accordance with applicable accounting rules, First Financial does not consolidate the assets and liabilities associated with the pension plan. At the end of 2005, First Financial’s fair value of the plan assets was less than its benefit obligation. Therefore, First Financial recognized an accrued benefit liability. Since First Financial was required to recognize an additional minimum liability, it recognized an intangible asset to the extent of its unrecognized prior service cost, which is recalculated on an annual basis. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting relate to the discount rates, the expected return on plan assets, and the rate of compensation increase.
Employee Stock Options — Through December 31, 2005, First Financial accounted for its stock options under the intrinsic value method. First Financial’s employee stock options have fixed terms and the exercise price of those stock options equals the market price of the underlying stock on the date of grant. Therefore, no compensation expense was recognized. SFAS No. 123, “Accounting for Stock-Based Compensation” was revised in 2004 and is effective January 1, 2006, for First Financial. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123 (R) allows for two transition alternatives for public entities: modified-prospective transition or modified-retrospective transition. Under the modified-prospective transition method, companies are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. First Financial adopted the provisions of SFAS No. 123 (R) effective January 1, 2006, using the modified-prospective transition method. As part of the adoption, compensation cost will be recorded for previously awarded options to the extent that they vest after the effective date. The effect of the pronouncement on future operations will depend on the fair value of the options issued after December 31, 2005, and therefore, cannot be determined at this time. Existing options that will vest after January 1, 2006, will result in after-tax expense of $264 for 2006, 2007, and 2008, and $90 for 2009.
2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
First Financial’s subsidiaries are required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances for 2005 and 2004 were approximately $40,763 and $27,987, respectively.
First Financial Bancorp 2005 Annual Report 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. MORTGAGE-SERVICING RIGHTS
Changes in capitalized mortgage-servicing rights are summarized as follows:

(Dollars in thousands)	2005	2004	2003

Balance at beginning of year	$4,505	$3,696	$4,684
Rights capitalized	1,841	1,085	2,160
Amortization	(1,684)	(1,529)	(1,491)
Change in valuation	865	1,253	(1,657)

Balance at end of year	$5,527	$4,505	$3,696

The fair value of capitalized mortgage-servicing rights was $8,011, $4,599, and $3,526 at December 31, 2005, 2004, and 2003. First Financial recognizes impairment charges in “other” in the noninterest income section of the Consolidated Statement of Earnings. In 2005 and 2004, First Financial recaptured $865 and $1,253, respectively, of impairment reserves due to an increase in the estimated future value of servicing cash flows. Due to a decline in the estimated future value of servicing cash flow, First Financial recognized impairment charges of $1,657 in 2003 in a valuation reserve. Valuations are conducted regularly to determine the fair value and any possible impairment of the mortgage-servicing right asset. Key assumptions include prepayment speeds, discount rates, inflation, and future operating costs. First Financial uses market-based data for assumptions related to the valuation of mortgage-servicing rights.
Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $601,187, $570,835, and $502,239 at December 31, 2005, 2004, and 2003, respectively.
Custodial escrow balances maintained in connection with these mortgage loans serviced were approximately $4,209, $3,698, and $2,957 at December 31, 2005, 2004, and 2003, respectively.
4. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES
Dividends paid by First Financial are principally provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. As of December 31, 2005, First Financial’s subsidiaries had retained earnings of $136,356 none of which was available for distribution to First Financial as dividends without prior regulatory approval.
5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, First Financial offers a variety of financial instruments with off-balance-sheet risk to its customers to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. U.S. generally accepted accounting principles do not require these financial instruments to be recorded in the consolidated balance sheets, statements of earnings, changes in shareholders’ equity, or cash flows. However, a discussion of these instruments follows.
First Financial’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and commitments outstanding to extend credit is represented by the contractual amounts of those instruments. First Financial uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Following is a discussion of these transactions.
Standby letters of credit — These transactions are conditional commitments issued by First Financial to guarantee the performance of a customer to a third party. First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. The risk to First Financial arises from its obligation to make payment in the event of the customers’ contractual default. First Financial has issued standby letters of credit aggregating $38,296 and $43,453 at December 31, 2005, and 2004, respectively.
Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of First Financial’s allowance for loan losses. Management does not anticipate any material losses as a result of these letters of credit.
Loan commitments — Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Financial evaluates each customer’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. First Financial had commitments outstanding to extend credit totaling $523,276 and $500,945 at December 31, 2005, and 2004, respectively. Management does not anticipate any material losses as a result of these commitments.
42 First Financial Bancorp 2005 Annual Report

6. DERIVATIVES
The use of derivative instruments allows a bank to meet the needs of its customers while reducing the interest-rate risk associated with certain transactions. In 2001, First Financial’s board of directors approved a policy authorizing the use of certain derivative products. The approved derivative instruments include interest rate caps, floors, and swaps. Currently, First Financial utilizes interest rate swaps as a means to offer long-term fixed-rate loans to commercial borrowers while maintaining the variable-rate income that better suits First Financial’s funding position. In this way, First Financial is able to effectively modify its exposure to interest-rate risk by converting certain fixed-rate assets to floating rate.
First Financial’s portfolio consists of interest-rate swaps that are accounted for as fair-value hedges. These swap contracts are designated as hedges of specific assets and are accounted for under the short-cut method. First Financial’s swap agreements involve the receipt of floating rate amounts in exchange for fixed interest payments over the life of the agreements without an exchange of the underlying principal amount.
At December 31, 2005, and 2004, First Financial had interest-rate swaps with a notional value of $23,909 and $14,225, respectively. The fair value of the swaps was an unrealized gain of $243 at December 31, 2005, and an unrealized loss of $138 at December 31, 2004. This amount is included with other assets on the balance sheet. The corresponding fair-value adjustment is also included on the balance sheet with the hedged item.
7. INVESTMENT SECURITIES
The following is a summary of investment securities as of December 31, 2005:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Securities of U.S. government agencies and corporations					$122,680	$94	$(275)	$122,499
Mortgage-backed securities	$643	$11	$0	$654	340,683	1,304	(3,935)	338,052
Obligations of state and other political subdivisions	11,912	228	(26)	12,114	84,187	2,185	(109)	86,263
Other securities	0	0	0	0	7,607	270	(18)	7,859

Total	$12,555	$239	$(26)	$12,768	$555,157	$3,853	$(4,337)	$554,673

The following is a summary of investment securities as of December 31, 2004:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Securities of U.S. government agencies and corporations					$131,490	$252	$(1,240)	$130,502
Mortgage-backed securities	$903	$31	$0	$934	375,866	3,391	(2,785)	376,472
Obligations of state and other political subdivisions	11,906	353	(17)	12,242	96,213	3,955	(64)	100,104
Other securities	0	0	0	0	8,646	293	(67)	8,872

Total	$12,809	$384	$(17)	$13,176	$612,215	$7,891	$(4,156)	$615,950

The carrying value of investment securities as of December 31, 2003, by category was as follows: U.S. government agencies and corporations $151,409, mortgage-backed $474,686, obligations of state and other political subdivisions $127,330, and other $8,846.
During the year ended December 31, 2005, available-for-sale securities with a fair value at the date of sale of $4 were sold with a $12 gross realized gain recorded.
During the year ended December 31, 2004, available-for-sale securities with a fair value at the date of sale of $4 were sold with no gross realized gain or loss recorded.
During the year ended December 31, 2003, available-for-sale securities with a fair value at the date of sale of $43,228 were sold. The gross realized losses on such sales were $1,032.
There were net investment gains after taxes of $0, $1, and $68 for the years ended December 31, 2005, 2004, and 2003, respectively. The applicable income tax effects were a benefit of $0, $1, and $44 for the years 2005, 2004, and 2003, respectively.
The carrying value of investment securities pledged to secure public deposits and for other purposes as required by law amounted to $589,554 at December 31, 2005.
In February of 2006, First Financial made the decision to restructure a portion of its balance sheet, which included the sale of $186,000 in investment securities. Due to the anticipated restructuring and intent to sell certain investment securities whose market values were below carrying amount, a write-down of the investments securities portfolio was required. Therefore, at December 31, 2005, First Financial recorded an impairment loss on investment securities of $6,519. The weighted average yield on these securities was approximately 3.26% with a duration of approximately 2.1 years. Fluctuations in the market value of securities held by First Financial related primarily to changes in interest rates.
First Financial Bancorp 2005 Annual Report 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2005, by contractual maturity, are shown in the table as follows.
Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized	Market	Amortized	Market
(Dollars in thousands)	Cost	Value	Cost	Value

Due in one year or less	$4,021	$4,020	$56,368	$56,451
Due after one year through five years	4,281	4,327	183,121	183,223
Due after five years through ten years	2,889	2,991	141,288	141,609
Due after ten years	1,364	1,430	174,380	173,390

Total	$12,555	$12,768	$555,157	$554,673

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2005:

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$24,748	$110	$5,051	$165	$29,799	$275
Mortgage-backed securities	129,383	2,664	31,576	1,271	160,959	3,935
Obligations of state and other political subdivisions	3,371	35	6,938	109	10,309	144
Other securities	1,549	9	0	0	1,549	9

Total temporarily impaired securities	$159,051	$2,818	$43,565	$1,545	$202,616	$4,363

The following is the unrealized loss position of other-than-temporarily impaired securities as of December 31, 2004:

	Less than 12 Months		12 Monthsor More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$118,179	$1,118	$8,878	$122	$127,057	$1,240
Mortgage-backed securities	117,273	1,022	78,897	1,763	196,170	2,785
Obligations of state and other political subdivisions	7,064	81	0	0	7,064	81
Other securities	1,403	6	1,799	61	3,202	67

Total temporarily impaired securities	$243,919	$2,227	$89,574	$1,946	$333,493	$4,173

Of the securities in an unrealized loss position less than twelve months at December 31, 2005, 128 items were debt securities. The other item was a CRA Qualified Mutual Fund listed as “Others” in the accompanying table. The unrealized loss of $2,818 represents 0.46% of amortized cost of the total portfolio. Of the 129 items, 107 items, with an unrealized loss of $2,664 or 94.54% of the total unrealized losses less than twelve months, were AAA rated federal agency mortgage-backed securities. U.S. government agencies totaled three items representing unrealized losses of $110 or 3.90% of total unrealized losses less than twelve months. Of those with unrealized losses of greater than twelve months, 61 items had an unrealized loss of $1,545, all of which were debt securities. Of these items, 31 were AAA rated federal agency mortgage-backed securities with an unrealized of loss $1,271, or 82.27% of total unrealized losses. U.S. government agencies totaled three items representing unrealized losses of $165 or 10.68% of total unrealized losses. Unrealized losses of debt securities are due to the increase in current yields relative to the yields in effect at the time the security was purchased. None of the unrealized losses is due to credit risk of the underlying security. Management has the intention of holding these securities to the earlier of the dates at which amortized cost is recovered, or maturity, and expects to realize the full amortized cost. All debt security issues are believed to be temporarily impaired with no future write-down expected. All securities with unrealized losses are reviewed quarterly to determine if any impairment is other than temporary, requiring a write-down to fair market value.
44 First Financial Bancorp 2005 Annual Report

8. LOANS
Information as to nonaccrual and restructured loans at December 31 was as follows:

(Dollars in thousands)	2005	2004	2003

Principal balance
Nonaccrual loans	$24,961	$17,472	$23,466
Restructured loans	3,408	2,110	2,642

Total	$28,369	$19,582	$26,108

Interest income effect
Gross amount of interest that would have been recorded under original terms	$2,667	$1,415	$1,958
Interest included in income	1,551	530	1,009

Net impact on interest income	$1,116	$885	$949

The increase in nonaccrual loans in 2005 involved several commercial time loans. At December 31, 2005, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans. The balances of other real estate acquired through loan foreclosures, repossessions, or other workout situations, net of the related allowance, totaled $3,162, $1,480, and $2,729 at December 31, 2005, 2004, and 2003, respectively.
Changes in the allowance for loan losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2005	2004	2003

Balance at beginning of year	$45,076	$46,436	$46,873
Provision for loan losses	5,571	5,978	18,287
Loans charged-off	(11,590)	(11,842)	(22,640)
Recoveries	3,428	4,504	3,916

Balance at end of year	$42,485	$45,076	$46,436

The allowances for loan losses related to loans that are identified as impaired is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
At December 31, 2005, 2004, and 2003, the total recorded investment in loans that are considered to be impaired was $6,364, $3,202, and $3,126, respectively, all of which had a related allowance for loan losses. The related allowance for loan losses on these impaired loans was $2,265 at December 31, 2005, $1,247 at December 31, 2004, and $1,213 at December 31, 2003. At December 31, 2005, 2004, and 2003, there were no impaired loans that did not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 2005, was approximately $6,238 versus $3,342 for the year ended December 31, 2004, and $7,059 for the year ended December 31, 2003. For the years ended December 31, 2005, 2004, and 2003, First Financial recognized interest income on those impaired loans of $389, $354, and $270, respectively. First Financial recognizes income on impaired loans on a cash basis.
First Financial Bancorp 2005 Annual Report 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9. LEASE FINANCING
Leases included in the loan portfolio at December 31 were composed as follows:

(Dollars in thousands)	2005	2004

Direct financing	$1,673	$3,982
Estimated residual value of leased assets	757	1,682
Less unearned income	172	435

Investment in leases, net	$2,258	$5,229

Direct financing lease payments receivable as of December 31, 2005, for the next five years and thereafter are as follows:

(Dollars in thousands)	Direct financing leases

2006	$985
2007	484
2008	182
2009	18
2010	4
Thereafter	0
10. PREMISES AND EQUIPMENT
Premises and equipment at December 31 were summarized as follows:

(Dollars in thousands)	2005	2004

Land and land improvements	$18,635	$17,153
Buildings	65,129	55,908
Furniture and fixtures	41,809	37,676
Leasehold improvements	6,539	6,532
Construction in progress	6,277	9,836

	138,389	127,105

Less accumulated depreciation and amortization	65,364	60,889

Total	$73,025	$66,216

Rental expense recorded under operating leases in 2005, 2004, and 2003, was $703, $1,500, and $1,397, respectively.
As of December 31, 2005, future minimum lease payments for operating leases were $1,592 for 2006, $1,511 for 2007, $1,481 for 2008, $1,249 for 2009, $1,170 for 2010, and $56 after 2010.
Capital lease agreements for land and buildings at December 31, 2005, were immaterial.
46 First Financial Bancorp 2005 Annual Report

11. BORROWINGS
The following is a summary of short-term borrowings for the last three years:

	2005		2004		2003
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

At year end
Federal funds purchased and securities sold under agreements to repurchase	$66,634	2.57%	$64,249	1.59%	$112,592	0.60%
Federal Home Loan Bank borrowings	0	0.00%	78,100	2.20%	150,000	1.05%
Other short-term borrowings	45,000	5.07%	5,845	2.16%	2,217	1.00%

Total	$111,634	3.57%	$148,194	1.93%	$264,809	0.86%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$65,747	1.58%	$73,160	0.91%	$68,928	0.87%
Federal Home Loan Bank borrowings	16,194	2.77%	127,993	1.39%	70,814	1.09%
Other short-term borrowings	9,028	5.26%	9,790	1.31%	21 ,734	2.44%

Total	$90,969	2.16%	$210,943	1.22%	$161,476	1.18%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$77,481		$105,778		$106,692
Federal Home Loan Bank borrowings	68,300		181,900		150,000
Other short-term borrowings	45,000		5,845		36,239
Repurchase Agreements are utilized for corporate sweep accounts, on which Cash Management Account Agreements are in place. All are subject to the terms and conditions of Repurchase/Security Agreements between the bank and customer. To secure the bank’s liability to the customer, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agencies, and mortgage-backed securities.
At December 31, 2005, First Financial had a short-term revolving line of credit with a financial institution of $75,000. As of year end, the outstanding balance was $45,000. The variable interest rate on this line of credit is the current federal funds rate plus a spread. The line of credit has several financial requirements including whereby First Financial’s subsidiaries must maintain a risk-based capital level of a well-capitalized institution. First Financial must maintain an allowance for loan losses which matches or exceeds its level of nonperforming loans. First Financial’s double leverage (investments in subsidiaries to total equity plus outstanding trust preferred securities) must not exceed 1.10% to 1.00% at any time. First Financial’s nonperforming assets must not exceed 2.50% of its consolidated loans plus other real estate owned. Finally, First Financial’s return on assets must be at least 0.90% for the four preceding quarters then ended. Various other covenants must also be followed. First Financial was in compliance with these requirements as of December 31, 2005.
Federal Home Loan Bank Long-Term Debt — At December 31, 2005, Federal Home Loan Bank (FHLB) advances with rates ranging from 2.21% to 6.90%, with interest payable monthly totaled $286,655. The long-term advances mature as follows: $45,450 in 2006, $28,500 in 2007, $61,054 in 2008, $18,500 in 2009, $69,058 in 2009, and $64,093 after 2010.
FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $845,379 at December 31, 2005.
Other Long-Term Debt — Other long-term debt which appears on the balance sheet consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts.
Capital securities were issued in 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II), and 2002 by another statutory business trust, First Financial (OH) Statutory Trust I (Trust I). First Financial owns 100% of the common equity of both the trusts. The trusts were formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of the each trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of First Financial. The interest rate is variable and is subject to change every three months. The base index is the three-month LIBOR (London Inter-Bank Offered Rate). On December 31, 2005, the rates on Trust I and Trust II were 7.92% and 7.63%, respectively. First Financial has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debentures currently qualify as Tier I capital under Federal Reserve Board guidelines. The banking regulatory agencies recently issued guidance which did not change the regulatory capital treatment for the Trust Preferred Securities. The debentures issued in 2003 are first redeemable, in whole or in part, by First Financial on September 30, 2008, and mature on September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2005, was $20,000. The debentures issued in 2002 are first redeemable, in whole or in part, by First Financial on September 25, 2007, and mature on September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2005, was $10,000.
First Financial Bancorp 2005 Annual Report 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. INCOME TAXES
Income tax expense consisted of the following components:

(Dollars in thousands)	2005	2004	2003

Current expense (benefit)
Federal	$13,439	$14,608	$14,421
State	(47)	1,965	1,660

Total	13,392	16,573	16,081
Deferred (benefit) expense
Federal	(746)	2,548	737
State	(32)	174	71

Total	(778)	2,722	808

Income tax expense	$12,614	$19,295	$16,889

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates was due to the following:

(Dollars in thousands)	2005	2004	2003

Income taxes computed at federal statutory rate (35%) on income before income taxes and before discontinued operations	$15,197	$21,139	$18,840
Tax-exempt income	(1,744)	(1,906)	(2,055)
Bank-owned life insurance	(1,067)	(1,182)	(1,103)
State income taxes, net of federal tax benefit	(52)	1,282	1,444
Other	280	(38)	(237)

Income tax expense	$12,614	$19,295	$16,889

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2005, and 2004, were as follows:

(Dollars in thousands)	2005	2004

Deferred tax assets
Allowance for loan losses	$14,870	$14,973
Deferred compensation	431	452
Unrealized loss on securities available for sale	707	1,210
Post retirement benefits other than pension liability	681	686
Accrued stock-based compensation	481	869
Accrued severance payments	692	532
Securities impairment	2,282	0
Other	615	0

Total deferred tax assets	20,759	18,722

Deferred tax liabilities
Tax greater than book depreciation	(2,392)	(1,827)
FHLB stock dividends	(3,555)	(3,208)
Mortgage-servicing rights	(1,834)	(1,292)
Leasing activities	(1,954)	(2,354)
Deferred loan fees and costs	(373)	(820)
Pension liability	(682)	(1,056)
Intangible assets	(2,184)	(1,546)
Prepaid expenses	(625)	(464)
Purchase accounting	(752)	(1,209)
Other	(1,518)	(834)

Total deferred tax liabilities	(15,869)	(14,610)

Net deferred tax asset recognized through the consolidated statement of earnings	4,890	4,112
Net deferred tax asset related to other comprehensive income items, recognized in equity section of the consolidated balance sheet	4,364	1,518

Total net deferred tax asset	$9,254	$5,630

48 First Financial Bancorp 2005 Annual Report

RISK-BASED CAPITAL
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action.
Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that First Financial meets all capital adequacy requirements to which it is subject. At December 31, 2005, and 2004, the most recent regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.
Actual and required capital amounts and ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
Total capital to risk-weighted assets
Consolidated	$332,458	12.75%	$208,653	8.00%	N/A	10.00%
First Financial Bank	337,657	13.15%	205,493	8.00%	$256,866	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	299,680	11 .49%	104,327	4.00%	N/A	6.00%
First Financial Bank	297,944	11 .60%	102,746	4.00%	154,120	6.00%

Tier 1 capital to average assets
Consolidated	299,680	7.93%	151,229	4.00%	N/A	5.00%
First Financial Bank	297,944	8.16%	145,986	4.00%	182,483	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004
Total capital to risk-weighted assets
Consolidated	$402,400	14.31%	$225,032	8.00%	N/A	10.00%
First Financial Bank	135,922	10.76%	101,088	8.00%	$126,360	10.00%
Community First Bank & Trust	92,913	15.16%	49,042	8.00%	61 ,302	10.00%
Sand Ridge Bank	70,499	12.73%	44,308	8.00%	55,385	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	367,116	13.05%	112,516	4.00%	N/A	6.00%
First Financial Bank	115,086	9.11%	50,544	4.00%	75,816	6.00%
Community First Bank & Trust	82,694	13.49%	24,521	4.00%	36,781	6.00%
Sand Ridge Bank	63,560	11 .48%	22,154	4.00%	33,231	6.00%

Tier 1 capital to average assets
Consolidated	367,116	9.48%	154,888	4.00%	N/A	5.00%
First Financial Bank	115,086	6.72%	68,552	4.00%	85,690	5.00%
Community First Bank & Trust	82,694	10.05%	32,905	4.00%	41,131	5.00%
Sand Ridge Bank	63,560	7.30%	34,828	4.00%	43,535	5.00%
First Financial Bancorp 2005 Annual Report 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. EMPLOYEE BENEFIT PLANS
First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. First Financial uses a December 31 measurement date for its defined benefit pension plan.
The following tables set forth information concerning amounts recognized in First Financial’s Consolidated Balance Sheets and Consolidated Statements of Earnings:

	December 31
(Dollars in thousands)	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$49,653	$43,676
Service cost	3,839	3,405
Interest cost	3,071	2,822
Actuarial loss	5,171	2,871
Benefits paid	(6,906)	(3,121)

Benefit obligation at end of year	54,828	49,653

Change in plan assets
Fair value of plan assets at beginning of year	30,049	24,974
Actual return on plan assets	75	1,500
Employer contributions	5,605	6,696
Benefits paid	(6,906)	(3,121)

Fair value of plan assets at end of year	28,823	30,049

Funded status	(26,005)	(19,604)
Unrecognized transition amount	(155)	(219)
Unrecognized prior service cost	125	184
Unrecognized actuarial loss	27,984	21,241

Net amount recognized in the consolidated balance sheets	$1,949	$1,602

Amounts recognized in the consolidated balance sheets
Accrued benefit liability	$(9,932)	$(6,892)
Intangible pension asset	125	184
Other comprehensive income, net of taxes	7,562	5,320
Deferred tax assets	4,194	2,990

Net amount recognized	$1,949	$1,602

Accumulated benefit obligation	$38,754	$36,941

Information for pension plans with an accumulated benefit	December 31 ,
obligation in excess of plan assets	2005	2004

Projected benefit obligation	$54,828	$49,653
Accumulated benefit obligation	38,754	36,941
Fair value of plan assets	28,823	30,049

		December 31 ,
Components of net periodic benefit cost	2005	2004	2003

Service cost	$3,839	$3,405	$2,938
Interest cost	3,071	2,822	2,585
Expected return on assets	(2,711)	(2,431)	(2,057)
Amortization of transition asset	(64)	(80)	(80)
Amortization of unrecognized prior service cost	59	146	253
Amortization of actuarial loss	1,064	830	529

Net periodic pension cost	$5,258	$4,692	$4,168

Additional information	2005	2004

Increase in minimum liability included in other comprehensive income, net of taxes	$2,242	$1,149
50 First Financial Bancorp 2005 Annual Report

	December 31 ,
Weighted-average assumptions to determine:	2005	2004

Benefit obligations
Discount rate	5.86%	6.25%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	6.25%	6.50%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%
The overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

	Plan Assets at December 31 ,
	2005	2004

Asset Category
Equity securities	60.76%	63.75%
Bond securities	38.14%	35.20%
Other	1.10%	1 .05%

Total	100.00%	100.00%

Plan assets are administered by the Wealth Resource Group of First Financial Bank, N.A. Plan assets primarily consist of equity and debt mutual funds and money market funds. The plan held 1,770,845 shares of the Legacy Multi-Cap Core Equity fund at December 31, 2005, with a fair value of $17,514. During 2005, the plan purchased 1,937,172 shares and sold 3,478,719 shares of the fund. The plan received dividends from the fund of $2,029 for 2005.
At December 31, 2005, the Legacy Core Bond Fund held assets with a notional value of $5,722 and a fair value of $10,992. During 2005, this fund purchased debt securities with a notional value of $1,900 and sold debt securities with a notional amount of $1,201. Interest income was $456 for 2005.
Approximately 98.90% and 98.95% of plan assets at December 31, 2005, and 2004, respectively, were invested in the Legacy Funds for which First Financial Capital Advisors, LLC, a wholly-owned subsidiary of First Financial, serves as investment advisor. This pension plan does not own any shares of First Financial common stock.
Each funding policy provides an investment range that allows the investment manager the latitude to manage the account within certain pre-established parameters. First Financial has chosen an investment policy which allows a range of 45% to 75% in equity securities and 35% to 55% in fixed income or bond securities.
First Financial expects to contribute $7,578 to its pension plan in 2005. These contributions will be required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period. This estimate is also based on current IRS funding regulations and could change depending on the Pension Reform Legislation in Congress.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits

2006	$3,369
2007	3,509
2008	3,640
2009	3,813
2010	4,037
Thereafter	26,058
First Financial also sponsors a defined contribution 401 (k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their base salaries into the plan, not to exceed $13. First Financial contributions are at the discretion of the board of directors. During 2005 and 2004, First Financial contributed $0.50 for each $1.00 an employee contributed, up to a maximum First Financial contribution of 3.00% of the employee’s base salary. All First Financial matching contributions vest immediately. Total First Financial contributions to the 401 (k) plan were $967 during 2005, $982 during 2004, and $927 during 2003.
First Financial provides life insurance to all full-time employees. Bank-owned life insurance balances were $80,820 and $71,098 at December 31, 2005, and 2004, respectively.
First Financial Bancorp 2005 Annual Report 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
Some First Financial subsidiaries maintain health care and, in limited instances, life insurance plans for current retired employees. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. First Financial has reserved the right to change or eliminate these benefit plans. First Financial uses a December 31 measurement date for its other postretirement benefit plans.
The following table sets forth the funded status and amounts recognized in First Financial’s Consolidated Balance Sheets:

(Dollars in thousands)	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$1,350	$1,361
Interest cost	80	84
Plan participants’ contributions	46	47
Actuarial loss	298	128
Benefits paid	(260)	(270)

Benefit obligation at end of year	1,514	1,350
Fair value of plan assets at beginning and end of year	0	0

Funded status	(1,514)	(1,350)
Unrecognized actuarial gain	(180)	(444)
Unrecognized prior service cost	(7)	(11)

Net postretirement liability recognized in the consolidated balance sheets	$(1,701)	$(1,805)

	2005	2004

Components of net periodic postretirement benefit cost
Interest cost	$80	$84
Amortization of unrecognized prior service cost	(4)	(4)
Amortization of actuarial gain	(34)	(41)

Net periodic benefit cost	$42	$39

	2005	2004

Weighted-average assumptions used to determine accumulated postretirement benefit obligation
Discount rate	5.86%	6.25%

Assumed health care cost trend rates at December 31,
Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2011	2010
Assumed health care trend rates have a significant effect on the amounts reported for health care plans. Since there are no new entrants to the health care plan, there is no effect on service or interest cost. However, a one-percentage-point change in assumed health care trend rates would have the following effects:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease

Effect on postretirement benefit obligation	$114	$(104)
First Financial’s other postretirement benefit plan weighted average asset allocation at December 31, 2005, and 2004, by asset category was 100% invested in a federal money fund.
First Financial expects to contribute approximately $159 to its other postretirement plan in 2006.
On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the Act) of 2003 was enacted. First Financial elected the deferral provided by Financial Staff Position No. FAS 106-1. As stated above, there are no new entrants into the health care plan. Therefore, any measures of the net periodic postretirement benefit cost in the financial statements or the accompanying notes do not reflect the effects of the Act on the plan.
52 First Financial Bancorp 2005 Annual Report

16. EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2005	2004	2003

Numerator for basic and diluted earnings per share — income available to common shareholders:
Earnings from continued operations	$30,808	$41,101	$36,939
Earnings from discontinued operations	7,125	17	967

Net earnings	$37,933	$41,118	$37,906

Denominator for basic earnings per share — weighted average shares	43,084,378	43,818,779	44,370,917
Effect of dilutive securities — employee stock options	88,372	61,633	51,935

Denominator for diluted earnings per share — adjusted weighted average shares	43,172,750	43,880,412	44,422,852

Earnings per share from continued operations
Basic	$0.72	$0.94	$0.83

Diluted	$0.71	$0.94	$0.83

Earnings per share from discontinued operations
Basic	$0.17	$0.00	$0.02

Diluted	$0.17	$0.00	$0.02

Earnings per share
Basic	$0.89	$0.94	$0.85

Diluted	$0.88	$0.94	$0.85

17. STOCK OPTIONS
The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to directors of First Financial who are not employees for up to 1,691,036 common shares of First Financial. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of First Financial or its subsidiaries. All options expire at the end of the exercise period. Cancelled and expired options become available for issuance and are reflected in the available-for-future-grant figure. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan which provides for 7,507,500 shares for similar options and awards. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because First Financial’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.
Activity in the above plan for 2005, 2004, and 2003 is summarized as follows:

	2005		2004		2003
	Number	Weighted Average	Number	Weighted Average	Number	Weighted Average
	of shares	Option Price	of shares	Option Price	of shares	Option Price

Outstanding at beginning of year	1,409,726	$17.26	1,570,700	$17.45	1,587,755	$17.55
Granted	477,552	17.63	173,489	17.20	210,652	16.42
Exercised	(155,150)	15.83	(16,757)	11.77	(42,479)	10.49
Cancelled	(122,183)	18.25	(317,706)	18.48	(185,228)	18.67

Outstanding at end of year	1,609,945	$17.43	1,409,726	$17.26	1,570,700	$17.45

Exercisable at end of year	1,172,443	$17.36	1,246,737	$17.27	1,379,211	$17.60

Available for future grant	5,227,589		5,655,537		5,728,512

First Financial Bancorp 2005 Annual Report 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table is a summary of information on currently outstanding and exercisable options as of December 31, 2005:

	Options Outstanding			Exercisable Option
		Weighted Average
		Remaining	Weighted Average		Weighted Average
(Dollars in thousands)	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

Range of Exercise Prices
$10.81 — $13.15	99,696	3.6	$14.06	99,696	$14.06
$15.37 — $17.89	1,265,623	6.5	17.18	879,847	17.04
$18.64 — $22.57	244,626	4.1	20.12	192,900	20.51

$10.81 — $22.57	1,609,945	6.0	$17.43	1,172,443	$17.36

The following is a summary of activity in restricted stock for the years ended December 31,

	2005		2004		2003
	Number	Weighted Average	Number	Weighted Average	Number	Weighted Average
	of shares	Grant Price	of shares	Grant Price	of shares	Grant Price

Outstanding at beginning of year	310,255	$16.95	322,198	$16.90	359,561	$17.01
Granted	89,600	17.61	130,450	17.13	147,594	16.58
Vested	(146,784)	16.91	(104,751)	16.83	(181,748)	16.85
Cancelled	(35,017)	17.12	(37,642)	16.93	(3,209)	16.66

Outstanding at end of year	218,054	$17.22	310,255	$16.95	322,198	$16.90

Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity at the fair value of these awards at the date of grant and amortized on a straight-line basis to compensation expense over the specified vesting periods, which is currently four years. For awards granted prior to 2005, the vesting of the awards only required a service period to be met. Therefore, 25% of each grant would vest each of the four years. However, vesting of restricted stock awards granted in 2005 included an additional measure. For the 2005 restricted stock awards to vest, the company must meet a performance goal of 12.00% return on equity. Since this goal was not met in 2005, 25% of the awards granted in 2005 will not vest. However, if the average return on equity for 2005 and 2006 is 12.00% or higher, the first year’s awards, as well as the second year’s awards, will vest in 2006. Compensation expense related to restricted stock awards included in salaries and benefits was $1,671, $1,925, and $3,038 in 2005, 2004, and 2003, respectively.
Under the intrinsic value method of accounting, compensation expense has not been recognized in the accompanying statements of earnings for stock-based compensation plans, other than for restricted stock awards. Had compensation expense been recognized for the fair value of options awarded, proforma net earnings and earnings per share would have been as follows for the years ended December 31:

(Dollars in thousands, except per share data)	2005	2004	2003

Net earnings as reported	$37,933	$41,118	$37,906
Add: restricted stock expense, net of taxes, included in net income	1,086	1,251	1,975
Less: total stock-based employee compensation expense determined under the fair value method for all awards, net of taxes	1,374	1,517	2,347

Pro forma net earnings	$37,645	$40,852	$37,534

Earnings per share
Basic — as reported	$0.88	$0.94	$0.85

Basic — pro forma	$0.87	$0.93	$0.85

Diluted — as reported	$0.88	$0.94	$0.85

Diluted — pro forma	$0.87	$0.93	$0.84

The fair value of stock options granted was estimated using the Black-Scholes option valuation model at the date of grant.
The weighted average assumptions used in the computations are as follows:

	2005	2004	2003

Fair value of options granted	$2. 72	$2.85	$2.52

Dividend yield	3.63%	3.60%	3.66%

Volatility	0.204	0.219	0.225

Risk-free interest rate	3.92%	3.34%	3.02%

Expected life	5.23	5.32	5.22

54 First Financial Bancorp 2005 Annual Report

18. LOANS TO RELATED PARTIES
Activity of loans to directors, executive officers, principal holders of First Financial’s common stock, and certain related persons was as follows:

(Dollars in thousands)	2005	2004	2003

Beginning balance	$28,691	$25,389	$48,555
Additions	8,346	9,003	9,844
Collected	18,318	5,701	33,010

Ending balance	$18,719	$28,691	$25,389

Loans 90 days past due	$0	$0	$0

Related parties of First Financial, as defined above, were customers of and had transactions with subsidiaries of First Financial in the ordinary course of business during the periods noted above. Additional transactions may be expected in the ordinary course of business in the future. All outstanding loans, commitments, financing leases, transactions in money market instruments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or present other unfavorable features.
19. SHAREHOLDER RIGHTS PLAN
First Financial has a “shareholder rights plan” under which the holders of First Financial’s common stock are entitled to receive one “right” per share held.
Under the plan, each “right” would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an “acquiring person”) of First Financial’s outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation’s outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an “adverse person.” (An adverse person is a person who owns at least 10 percent of the common shares and attempts “greenmail,” or is likely to cause a material adverse impact on the First Financial — such as impairing customer relationships, harming the company’s competitive position or hindering the board’s ability to effect a transaction it deems to be in the shareholders’ best interest.)
In the event of such a distribution, each “right” would entitle the holder to purchase, at an exercise price of $38.96, one share of common stock of the corporation. Subject to the “exchange option” described below, if a person or group acquires 30 percent or more of First Financial’s outstanding common shares or is declared an “adverse person” by the board of directors of the corporation, each “right” would entitle the holder to purchase, at an exercise price of $38.96, a number (to be determined under the plan) of shares of common stock of the corporation at a price equal to 50 percent of its then current market price. However, any “rights” held by an “acquiring person” or an “adverse person” could not be exercised.
Additionally, each “right” holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the “right,” should either of the following happen after a person becomes an “acquiring person”: 1) First Financial is acquired in a merger or other transaction — other than a merger which the independent directors determine to be in the best interest of First Financial and its shareholders, or 2) 50 percent or more of First Financial’s assets or earning power is sold or transferred.
At any time after any person becomes an “acquiring person” or an “adverse person,” the plan gives First Financial’s board of directors the option (the “exchange option”) to exchange all or part of the outstanding “rights” (except “rights” held by an “acquiring person” or an “adverse person”) for shares of First Financial’s common stock at an exchange ratio of 0.8 shares of common stock per “right.” In the event that First Financial’s board of directors adopts the “exchange option,” each “right” would entitle the holder thereof to receive 0.8 shares of common stock per “right.” Any partial exchange would be effected pro rata based on the number of “rights” held by each holder of “rights” included in the exchange.
First Financial may redeem “rights” for $0.01 per “right” at any time prior to the 20th business day following the date when a person acquires 20 percent of the outstanding shares. First Financial may not redeem the “rights” when a holder has become an “adverse person.”
The board’s adoption of this “rights” plan has no financial effect on First Financial, is not dilutive to First Financial shareholders, is not taxable to the corporation or its shareholders, and will not change the way in which First Financial common shares are traded. “Rights” are not exercisable until distributed; and all “rights” will expire at the close of business on December 6, 2008, unless earlier redeemed by First Financial.
First Financial Bancorp 2005 Annual Report 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
20. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by First Financial in estimating its fair value disclosures for financial instruments:
Cash and short-term investments — The carrying amounts reported in the balance sheet for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.
Investment securities (including mortgage-backed securities) — Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 7 for further disclosure.)
Loans — The fair values of loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximated its fair value.
Mortgage-servicing rights — The fair value of mortgage-servicing rights was determined through modeling of the expected future cash flows. The modeling included stratification by maturity and coupon rates on the underlying mortgage loans. Certain assumptions were used in the valuation regarding prepayment speeds, discount rates, servicing costs, delinquency, and foreclosure costs which were arrived at from third-party sources and internal records.
Deposit liabilities — The fair value of demand deposits, savings accounts, and certain money-market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.
Borrowings — The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values. The fair value of long-term debt was estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities. Third-party valuations were used for long-term debt with embedded options, such as call features. The carrying amount of the other long-term borrowings, or trust preferred securities, approximate its fair value.
Commitments to extend credit and standby letters of credit — Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in First Financial’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 5 for additional information.)
Derivative financial instruments — Fair values for derivative financial instruments specifically interest rate swaps, were determined using market quotes for those instruments.
First Financial does not carry financial instruments which are held or issued for trading purposes.
The estimated fair values of First Financial’s financial instruments at December 31 were as follows:

	2005		2004
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	value	value	value	value

Financial assets
Cash and short-term investments	$261,281	$261,281	$164,981	$164,981
Investment securities held-to-maturity	12,555	12,768	12,809	13,176
Investment securities available-for-sale	554,673	554,673	615,950	615,950
Other investments	40,755	40,755	39,179	39,179
Loans
Commercial	582,594	589,597	635,489	639,836
Real estate — construction	86,022	86,736	86,345	86,561
Real estate — mortgage	1,418,413	1,409,950	1,478,930	1,496,239
Installment, net of unearned income	515,200	516,907	580,150	579,997
Credit card	22,936	24,960	21,894	21,894
Leasing	2,258	2,537	5,229	5,642
Less allowance for loan losses	42,485		45,076

Net loans	2,584,938	2,630,687	2,762,961	2,830,169
Mortgage-servicing rights	5,527	8,011	4,505	4,599
Accrued interest receivable	19,444	19,444	19,025	19,025
Derivative financial instruments	243	243	N/A	N/A

Financial liabilities
Deposits
Noninterest-bearing	440,988	440,988	438,367	438,367
Interest-bearing demand	247,187	247,187	204,094	204,094
Savings	989,990	989,990	1,013,057	1,013,057
Time	1,247,274	1,242,741	1,250,347	1,243,809

Total deposits	2,925,439	2,920,906	2,905,865	2,899,327
Short-term borrowings	111,634	111,634	148,194	148,194
Federal Home Loan Bank long-term debt	286,655	289,873	330,356	337,625
Other long-term debt	30,930	30,930	30,930	30,930
Accrued interest payable	5,872	5,872	4,696	4,696
Derivative financial instruments	N/A	N/A	138	138
56 First Financial Bancorp 2005 Annual Report

21. FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
BALANCE SHEETS

	December 31,
(Dollars in thousands)	2005	2004

Assets
Cash	$11,794	$25,077
Investment securities, available for sale	3,316	3,302
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	301,718	304,922
Savings banks	0	9,515
Nonbanks	19,606	21,907

Total investment in subsidiaries	321,324	336,344

Loans
Commercial	997	1,144
Real Estate	6,385	6,847

Total loans	7,382	7,991
Allowance for loan losses	1,896	1,896

Net loans	5,486	6,095
Bank premises and equipment	1,188	1,146
Other assets	36,536	35,324

Total assets	$387,144	$414,788

Liabilities
Short-term borrowings	$45,000	$2,000
Subordinated debentures	30,930	30,930
Dividends payable	6,852	6,556
Other liabilities	4,481	3,847

Total liabilities	87,263	43,333
Shareholders’ equity	299,881	371,455

Total liabilities and shareholders’ equity	$387,144	$414,788

STATEMENTS OF EARNINGS	Year ended December 31
(Dollars in thousands)	2005	2004	2003

Income
Interest income	$716	$839	$971
Noninterest income	691	624	723
Investment securities losses	(3)	(3)	(3)
Dividends from subsidiaries	41,818	35,847	61,434

Total income	43,222	37,307	63,125

Expenses
Interest expense	2,495	1,575	1,397
Provision for loan losses	0	0	(120)
Salaries and employee benefits	9,517	6,731	9,619
Miscellaneous professional services	2,714	1,481	1,286
Other	1,746	2,161	2,051

Total expenses	16,472	11,948	14,233

Income before income taxes and (excess dividends from) equity in undistributed net earnings of subsidiaries	26,750	25,359	48,892
Income tax benefit	(4,825)	(2,944)	(3,852)
(Excess dividends from) equity in undistributed net earnings of subsidiaries	(767)	12,798	(15,805)

Earnings from continuing operations	30,808	41,101	36,939

Earnings from discontinued operations	7,125	17	967

Net earnings	$37,933	$41,118	$37,906

First Financial Bancorp 2005 Annual Report 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOWS

	Year ended December
(Dollars in thousands)	2005	2004	2003

Operating activities
Net earnings	$37,933	$41,118	$37,906
Adjustments to reconcile net earnings to net cash provided by operating activities
Excess dividends from (equity in undistributed earnings of) subsidiaries	767	(12,815)	15,540
Provision for loan losses	0	0	(120)
Depreciation and amortization	1,901	2,145	3,225
Deferred income taxes	(1,349)	2,003	(551)
Increase (decrease) in dividends payable	296	(39)	(170)
Increase in accrued expenses	369	119	643
Decrease (increase) in other assets	259	(4,109)	(2,881)
Net decrease (increase) from discontinued operations	9,515	67	(168)

Net cash provided by operating activities	49,691	28,489	53,424

Investing activities
Capital contributions to subsidiaries	0	(4,750)	(620)
Maturities of investment securities	2	2,005	0
Net decrease in loans	609	1,595	4,806
Purchases of premises and equipment	(207)	(100)	(129)
Other	(564)	97	(179)

Net cash (used in) provided by investing activities	(160)	(1,153)	3,878

Financing activities
Increase (decrease) in short-term borrowings	43,000	2,000	(30,500)
Issuance of subordinated debentures to non-bank subsidiary	0	0	20,620
Cash dividends	(27,671)	(26,348)	(26,586)
Purchase of common stock	(78,344)	(6,265)	(19,714)
Proceeds from exercise of stock options, net of shares purchased	201	9	82

Net cash used in financing activities	(62,814)	(30,604)	(56,098)

(Decrease) increase in cash	(13,283)	(3,268)	1,204
Cash at beginning of year	25,077	28,345	27,141

Cash at end of year	$11,794	$25,077	$28,345

22. DISCONTINUED OPERATIONS
On September 16, 2005, First Financial closed the sale of substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary to Mutual Federal Savings Bank, a subsidiary of MutualFirst Financial, Inc. of Muncie, Indiana. Fidelity Federal is reported as a discontinued operation for financial reporting purposes for all periods presented. The results of its operations and its cash flows have been removed from First Financial’s results of continuing operations for all periods presented.
The following table lists the assets and liabilities of Fidelity Federal included in the December 31, 2004, consolidated balance sheets as assets and liabilities related to discontinued operations that were sold on September 16, 2005:

December 31,
2004

Assets
Cash and due from banks	$2,916
Investments available for sale	14,302
Other earning assets	425
Net loans	85,646
Bank premises and equipment	682
Interest receivable	491
Other assets	719

Total assets	$105,181

Liabilities
Noninterest-bearing deposits	$5,536
Interest-bearing deposits	73,585
Borrowings	17,450
Other liabilities	603

Total liabilities	$97,174

58 First Financial Bancorp 2005 Annual Report

	Year ended December 31,
	2005	2004	2003

Interest income
Loans, including fees	$4,034	$5,900	$7,079
Investment securities	354	554	465
Interest-bearing deposits with other banks	55	51	59
Federal funds sold and securities purchased under agreements to resell	109	69	84

Total interest income	4,552	6,574	7,687
Interest expense
Deposits	1,197	1,513	1,940
Federal Home Loan Bank long-term debt	865	1,496	1,545

Total interest expense	2,062	3,009	3,485

Net interest income	2,490	3,565	4,202
Provision for loan losses	50	1,305	655

Net interest income after provision for loan losses	2,440	2,260	3,547

Noninterest income
Service charges on deposit accounts	154	243	243
Other	(87)	153	214
Gain on sale of discontinued operations	10,366	0	0

Total noninterest income	10,433	396	457

Noninterest expenses
Salaries and employee benefits	1,032	1,258	1,180
Net occupancy	67	93	96
Furniture and equipment	45	64	62
Data processing	369	562	559
Other	411	700	579

Total noninterest expenses	1,924	2,677	2,476

Earnings from discontinued operations before income taxes	10,949	(21)	1,528
Income tax expense	3,824	(38)	561

Earnings from discontinued operations	$7,125	$17	$967

23. SUBSEQUENT EVENT (Unaudited)
First Financial completed a balance sheet restructuring in February of 2006, improving its net interest margin and reducing the size of the balance sheet $184,000 through the sale of investment securities and the payoff of Federal Home Loan Bank borrowings. This restructure included $6,519 of charges in 2005 related to securities impairment. The restructure included charges in February of 2006 of $4,295 or $0.07 per share in debt prepayment penalties and $498 or $0.01 per share in additional losses on the sale of investment securities.
First Financial Bancorp 2005 Annual Report 59

QUARTERLY FINANCIAL AND COMMON STOCK DATA (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

2005
Interest income	$49,121	$50,119	$50,740	$50,717
Interest expense	15,141	16,214	17,597	18,778

Net interest income	33,980	33,905	33,143	31,939
Provision for loan losses	455	750	1,351	3,015
Noninterest income
(Losses) gains from sales of investment securities	(6)	0	6	0
Impairment of investment securities	0	0	0	(6,519)
All other	15,042	14,838	14,003	15,898
Noninterest expenses	33,160	33,585	34,732	35,759

Earnings from continuing operations before income taxes	15,401	14,408	11,069	2,544
Income tax expense	4,869	4,785	3,250	(290)

Earnings from continuing operations	10,532	9,623	7,819	2,834
Earnings from discontinued operations
Other operating income (loss)	307	416	(140)	0
Gain on sale of discontinued operations	0	0	10,366	0

Income from discontinued operations before income taxes	307	416	10,226	0
Income tax expense	113	150	3,561	0

Earnings from discontinued operations	194	266	6,665	0

Net earnings	$10,726	$9,889	$14,484	$2,834

Earnings per share from continuing operations:
Basic	$0.24	$0.22	$0.18	$0.07

Diluted	$0.24	$0.22	$0.18	$0.07

Earnings per share from discontinued operations:
Basic	$0.00	$0.01	$0.15	$0.00

Diluted	$0.00	$0.01	$0.15	$0.00

Earnings per share:
Basic	$0.24	$0.23	$0.33	$0.07

Diluted	$0.24	$0.23	$0.33	$0.07

Cash dividends paid	$0.16	$0.16	$0.16	$0.16

Market price
High bid	$19.25	$18.90	$19.80	$19.30

Low bid	$16.65	$16.90	$16.99	$17.51

2004
Interest income	$49,116	$48,489	$49,573	$49,294
Interest expense	13,906	13,381	14,220	14,783

Net interest income	35,210	35,108	35,353	34,511
Provision for loan losses	2,500	2,080	1,985	(587)
Noninterest income
(Losses) gains from investment securities	(2)	(1)	(8)	13
All other	14,359	14,798	15,925	14,562
Noninterest expenses	32,506	32,759	33,793	34,396

Earnings from continuing operations before income taxes	14,561	15,066	15,492	15,277
Income tax expense	4,743	4,856	4,800	4,896

Earnings from continuing operations	$9,818	$10,210	$10,692	$10,381
Earnings from discontinued operations
Other operating income (loss)	193	207	185	(606)
Gain on sale of discontinued operations	0	0	0	0

Income from discontinued operations before income taxes	193	207	185	(606)
Income tax expense	63	80	53	(234)

Earnings from discontinued operations	130	127	132	(372)

Net earnings	$9,948	$10,337	$10,824	$10,009

Earnings per share from continuing operations:
Basic	$0.22	$0.23	$0.24	$0.24

Diluted	$0.22	$0.23	$0.24	$0.24

Earnings per share from discontinued operations:
Basic	$0.00	$0.00	$0.00	$(0.01)

Diluted	$0.00	$0.00	$0.00	$(0.01)

Earnings per share:
Basic	$0.23	$0.24	$0.25	$0.23

Diluted	$0.23	$0.24	$0.25	$0.23

Cash dividends paid	$0.15	$0.15	$0.15	$0.15

Market price
High bid	$18.82	$18.47	$18.78	$17.90

Low bid	$16.29	$15.61	$16.71	$16.90

First Financial Bancorp. common stock trades on The Nasdaq Stock Market under the symbol FFBC.
60 First Financial Bancorp 2005 Annual Report

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders
Will be held at the Fitton Center for Creative Arts
101 S. Monument Ave., Hamilton, Ohio 40511
Tuesday, April 25, 2006, 10:00 a.m.

Form 10-K

For copies of First Financial Bancorp’s
Form 10-K, write to:
J. Franklin Hall
Senior Vice President, Chief Financial Officer
First Financial Bancorp
300 High Street, P.O. Box 476
Hamilton, Ohio 45012-0476
513-867-5447
513-867-3112 (FAX)
Frank.hall@ffbc-oh.com

Transfer Agent and Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-368-5948
1-908-497-2312 (FAX)

Listed on

The Nasdaq Stock Market®
Common Stock Symbol: FFBC

www.ffbc-oh.com

First Financial Bancorp
300 High Street
Hamilton, OH 45011
www.ffbc-oh.com