Form 10-K, Exhibit 13
period 2006-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2007-02-27
CIK 708955

Exhibit 13
First Financial Bancorp 2006 Annual Report
This is our first annual report*

*Using our new brand

first
first financial bank
Another step on the path to success

first
first financial bank
2 FFBC

Our new brand helps our associates create a banking experience that makes our clients more successful. In addition to presenting a new corporate identity for our united company our brand gives a consistency to products, facilities, and service. It also positions our associates as coaches who help their clients by providing options for making sound financial decisions. You will see evidence of our new brand position throughout this annual report.
FFBC 3

Left to Right:
Mark Caesar, vice president and commercial lender,
First Financial Bank.
Sharon Muyaya, president of the Evanston
community Council
Daniel A. Neyer, president, Neyer Properties, Inc.
At First Financial Bank, we believe that community involvement entails more than donating money. We encourage our associates to volunteer and participate in community projects. An excellent example of this comprehensive strategy is our current participation in the high-profile Keystone Parke project in the Evanston neighborhood of Cincinnati.
     Here, First Financial is taking a holistic approach in partnership with city government, community leaders, and the developer of the $100 million commercial project. Not only is the bank providing the financing for the eco-friendly office complex, but it is also donating $30,000 to improve the community streetscape.
4 FFBC

New relationships, new projects, and new commitments
Our involvement in the communities where we do business is important on many levels. It creates goodwill, of course, and gives our brand more exposure. But it also creates new opportunities — opportunities for our associates and for the citizens and business enterprises we serve.
FFBC 5

Investment management is a complex part of our business which requires talented and goal-oriented individuals. David Brooks joined our company in late 2006 with the charge of developing a new strategy to significantly change the direction of our investment-management group. This new direction will provide more product alternatives including funds that we manage and access to alternative investment strategies.
     David has assembled a new money-management team, headed by chief investment officer Terry Monahan, that is dedicated to investment strategy, policy, and portfolio management. This is an exciting time for First Financial’s Wealth Resource Group, as we look forward to providing clients a broader range of investment options and to improving investment performance.
Left to Right:
Terry Monahan, chief investment officer
Amy Bridges, investment management officer
David Brooks, senior vice president and
managing director of investment management
Bill Donovan, senior investment officer
A company is only as good as the people it hires and the processes they use. We strive to attract top talent and give these associates the tools and the resources they need to help our clients.
6 FFBC

Left to Right:
Susan Barker, president,
Columbus Warehouse
& Cartage, Inc.
Columbus, Indiana
Steven Reed, vice president,
treasury management,
First Financial Bank
Renee Gorbett,
first vice president, treasury and
commercial product manager,
First Financial Bank
Melanie Case,
financial administrator,
Columbus Warehouse
Relationship banking is a mutually beneficial proposition. The financial success of our clients is enhanced by our expertise. And in the end analysis, our success is derived solely from our clients’ success.
     In 2006, we revamped, revitalized, and expanded First Financial’s treasury-management product suite to enable our clients to be more successful. Under the direction of Renee Gorbett, treasury-management representatives are providing cost-efficient, convenient solutions for every banking need a business client might have ... from FDIC-insured sweep accounts to online cash management.
New people, new attitudes, and new goals
FFBC 7

Technology and new business efficiencies
In 2006, we upgraded every computer in our network and converted to a new data-processing system with far-reaching capabilities. This not only increases efficiency but also increases potential.
8 FFBC

Left to Right: Bard Lowry, vice president, IT Network Services
Max Abelardo, vice president, IT System Services
We know that technology is a tool that is essential to our success. In 2006, First Financial hired an internal team of IT professionals and charged them with designing and implementing a technology environment that would improve service, increase flexibility, and reduce costs. The bank then made a significant investment — approximately $11 million — in infrastructure and initiated an intensive new training program to make our staff more productive and efficient.
     All of our banking centers have been upgraded to a network that provides far greater bandwidth. In addition, all desktops and laptops were migrated to a single hardware and software standard prior to our conversion to a new core banking system.
     Today, with new expertise, processes, and tools, we have a robust technology environment to help associates better serve our clients.
FFBC 9

First Financial plans to aggressively develop its presence throughout its markets. In early 2006, we opened a hub in the Moraine area of Dayton; and in November, we opened our first full-service facility in that city's Washington Township area.

Dayton is a natural outgrowth of expansion for First Financial due to our presence and success in adjacent Butler and Warren counties. The area is rife with commercial activity, anchored by the largest single-site employer in the state of Ohio — Wright-Patterson Air Force Base. A diverse economic base only increases its potential.

In the high-growth city of Mason, Ohio, we opened a new banking center in mid-February of 2007. Additional Ohio locations are also planned for 2007 in Cincinnati and St. Marys, as well as in northwestern Indiana.

1035 Miamisburg-Centerville Road in Dayton's Washington Township

New branches, new services, and new success

10 FFBC

FFBC 11

A promising future for the “new” First Financial
The last two years have been a time of great change for our company. While it was sometimes painful, the change was also exciting, timely, and most of all, necessary. With the transformation essentially complete, we are now moving forward in a more promising new environment.
12 FFBC

Having completed a period of rapid change and reorganization that touched every part of our company, we sometimes refer to our company as “the new First Financial Bank.”

While we would never discount our company’s strong history and good core franchise, we now continue to execute our definitive strategy with a consistency of purpose that will help us take the next steps on the path to excellent performance and greater success for our clients and our company.

For a quick view of the extent of our company’s transformation, please take a close look at the timeline that is presented in graphic form on this page.

As we approached each of the major tasks shown on the timeline, our associates worked diligently to update processes and position our company for growth in both metropolitan and non-metropolitan markets.
FFBC 13

We maintain our brand with promises to our clients.
•	We promise to always be looking ahead.

•	We promise to keep things simple.

•	We promise to make doing business with us easy for our clients.

•	We promise to be a leader- to constantly innovate and improve our systems and responsive abilities so as to serve the needs of our clients better.

•	We promise to provide sound financial advice that is client-focused.

•	We promise to honor our commitments with integrity, fairness and impartiality.
First Financial’s board of directors and senior management were invited to ring the opening bell on The Nasdaq Stock Market® in New York City on June 1, 2006. The bank’s new logo is shown here as it was displayed for the first time on Nasdaq’s jumbotron in Times Square. What an exciting and memorable way to launch our new brand!
Left to Right: Bill Kramer, Susan Knust, Rich Olszewski, Murph Knapke, Murph Cisle, Claude Davis, Bruce Leep, Corinne Finnerty, and Barry Porter. Not pictured Steve Posey.
14 FFBC

Defining and creating a new brand identity that reflects who we really are and where we are headed was critical to ensure our success and the success of our clients.
Perhaps the most visible change in our company in 2006 is the branding effort that is highlighted throughout this report. After extensive research conducted by a nationally known branding firm, we launched our new brand with an emphasis on helping our clients take “another step on the path to success.”

Our new brand is unique in the banking industry because it’s not all about us. Instead, our brand focuses on our clients. Our associates “live the brand” each day by delivering on the brand promises we have defined for First Financial.

By positioning themselves as sources of guidance and experience for our clients, our associates become trusted coaches who guide their clients to greater success.

We have set our goals high — working to create a brand that is as successful as the best of our competitors. With extensive training, our associates are learning that our brand translates into a complete banking experience that makes our clients more successful.

In addition to presenting a new corporate identity and logo, our brand gives a consistency to products, facilities, and service across our united company.
FFBC 15

From bricks and mortar retail to online Web capabilities - our goal is to provide our clients with a positive experience from every contact with us and to help them achieve greater success.
First Financial Bank’s new home on the web focuses on the needs of clients. With user-friendly navigation, the fully branded web site makes it easy for clients to get information, conduct online banking transactions, and pay their bills. It’s one more way that clients can count on First Financial to guide them to greater success.
Now that we are unified as one company with one vision and a consistency of purpose, our mission in 2007 is to get back to the basics of our core business.
Our plans for 2007 support strong earnings growth and establish a sustainable earnings platform from which to provide ongoing value to our shareholders.
Our ultimate success as a company will be determined by our ability to execute these core elements of our strategic plan:
•	Client Focus and Sales Growth... Long term, the primary measure of success will be our ability to grow organically. This will be accomplished with a strong and effective sales and service culture that demonstrates the value of our brand promises to clients. We have enormous opportunities for sales growth in our commercial, retail, and wealth management sectors.

•	Credit Quality Improvement... We must improve the portfolio performance of our legacy portfolio and make sure that new credit is consistent with our quality expectations.

•	Expense Management... We are focused on attaining the efficiency improvement that is critical for meeting our long-term financial objectives. We are keenly aware that
16 FFBC

     expense management is attained through both large and small opportunities.
As you would expect, we have plans to invest in future growth by opening new banking centers in 2007. In the high-growth city of Mason, Ohio, we are opening a new banking center in early 2007 and additional locations are in the planning stages in Cincinnati, St. Marys, and northwestern Indiana.
Although we continue to open new facilities and offer new products, we are confident that improving our client service is an equally important way to grow our business.
To achieve a measurable improvement in service quality, we have established strong oversight in this area. Our results are measured through a highly structured service quality survey that lets us know how well we are meeting the expectations of our clients. We use this information continuously to make adjustments to improve our service.
With our restructuring essentially complete, we are getting back to the basics. As we continue to live our brand promises on a daily basis, we remain optimistic about the future.

Claude E. Davis, President and CEO
A tribute to Bruce Leep:
We want to extend a special message of appreciation to our chairman, Bruce E. Leep, who will retire from the board of directors on May 1, 2007. As chairman for the last five years, Bruce has been a staunch supporter of rebuilding our company.
Bruce began his banking career in 1969 when he helped organize the Bank of Highland (later re-named Sand Ridge bank). Over the years, he served the bank as president, chief executive officer and chairman. He joined First Financial’s board in 1999 and served as interim president of our holding company from 2003 until 2004.
We will miss Bruce’s understanding of banking, his integrity and character, and his high degree of personal commitment to our company.
FFBC 17

Board of Directors:
Bruce E. Leep,
Chairman of the Board,
First Financial Bancorp
Donald M. Cisle,
President,
Don S. Cisle Contractor, Inc.
Claude E. Davis,
President and Chief Executive Officer,
First Financial Bancorp;
Chairman of the Board, President,
and Chief Executive Officer
First Financial Bank, N.A.
Corinne R. Finnerty,
Partner,
McConnell & Finnerty,
Attorneys-at-Law
Murph Knapke,
Owner,
Knapke Law Office, Attorney-at-Law
William J. Kramer,
Vice President and General Manager,
Val-Co Pax, Inc.
Richard E. Olszewski,
Owner,
7 Eleven Food Stores
Barry S. Porter,
Retired Chief Financial Officer,
The Ohio Casualty Corp.
Steven C. Posey,
President,
Posey Property Company
Susan L. Knust,
Managing Partner,
K.P. Properties and Omega
Warehouse Services
Directors Emeriti:
Arthur W. Bidwell
Thomas C. Blake
Merle F. Brady
Don S. Cisle, Jr.
Edward N. Dohn
Carl R. Fiora
Vaden Fitton
F. Elden Houts
Robert M. Jones
Joseph L. Marcum
Robert Q. Millan
Frank C. Neal
Joel H. Schmidt
Perry D. Thatcher
Senior Management:
Claude E. Davis,
President and
Chief Executive Officer
C. Douglas Lefferson,
Executive Vice President and
Chief Operating Officer
Samuel J. Munafo,
Executive Vice President,
Banking Markets
Richard Barbercheck,
Senior Vice President and
Chief Credit Officer
Gregory A. Gehlmann,
Senior Vice President,
General Counsel, and
Chief Risk Officer
J. Franklin Hall,
Senior Vice President and
Chief Financial Officer
Jill L. Wyman,
Senior Vice President,
Sales and Marketing
Wealth Resource Group
David C. Brooks,
Senior Vice President and
Managing Director
Patty K. Scott,
Senior Vice President, and
Managing Director
Dennis G. Walsh,
Senior Vice President and
Managing Director
Terry Monahan,
Chief Investment Officer,
First Financial Capital Advisors LLC
Insurance Services
Mark Willis, President,
First Financial Insurance
Senior Management:
Patty Scott, Sam Munafo, Richard Barbercheck, Claude Davis, Frank Hall, Jill Wyman,
Denny Walsh, Doug Lefferson, Greg Gehlmann, and David Brooks
Market Presidents:
Adrian O. Breen
Butler-Warren
George M. Brooks
NW Ohio
John R. Christman
Clyde
Roger S. Furrer
Dayton-Middletown
David S. Harvey
NW Indiana
Bradley W. Marley
Lafayette
John M. Marrocco
Cincinnati
Thomas R. Saelinger
Northern Kentucky
Michael A. Sorrells
Central Indiana
18 FFBC

These are our first financials*
FFBC 19

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2006	2005	% Change

Earnings
Net interest income	$125,073	$132,967	(5.94%)
Net earnings	21,271	37,933	(43.92%)

Per Share
Net earnings-basic	$0.54	$0.89	(39.33%)
Net earnings-diluted	0.54	0.88	(38.64%)
Cash dividends declared	0.64	0.64	0.00%
Book value (end of year)	7.27	7.58	(4.09%)
Market price (end of year)	16.61	17.52	(5.19%)

Average
Total assets	$3,432,661	$3,811,223	(9.93%)
Deposits	2,877,125	2,906,783	(1.02%)
Loans, net of unearned income	2,571,935	2,755,793	(6.67%)
Investment securities	407,116	634,227	(35.81%)
Shareholders’ equity	298,227	364,631	(18.21%)

Ratios
Return on average assets	0.62%	1 .00%	(38.00%)
Return on average shareholders’ equity	7.13%	10.40%	(31.44%)
Average shareholders’ equity to average assets	8.69%	9.57%	(9.20%)
Net interest margin	4.01%	3.87%	3.62%
Net interest margin (fully tax equivalent)	4.09%	3.96%	3.28%
20 First Financial Bancorp 2006 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This annual report contains forward-looking statements. See Page 33 for further information on the risks and uncertainties associated with forward-looking statements.
The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the statistical data, Consolidated Financial Statements, and accompanying Notes on Pages 34 through 60. All dollar amounts, except per share data, are expressed in thousands of dollars.
EXECUTIVE SUMMARY
First Financial is a bank holding company headquartered in Hamilton, Ohio. As of December 31, 2006, First Financial, through its subsidiaries, operated in western Ohio, Indiana, and northern Kentucky. These subsidiaries include a commercial bank, First Financial Bank, N.A. (Bank), with 88 banking centers and 104 ATMs and a registered investment advisory company, First Financial Capital Advisors LLC (Capital Advisors). Within these two subsidiaries, First Financial conducts two primary activities: banking and wealth management. The Bank operates in nine distinct markets under the First Financial Bank name and provides lending products, deposit accounts, cash management, and other services to commercial and retail clients. The Wealth Resource Group provides a full range of investment solutions, including trust services, brokerage, private client, and other related services.
In March of 2005, First Financial announced the details of its Strategic Plan and has worked to successfully reorganize the Company by clarifying its strategic focus and improving its risk profile. The major elements of the Strategic Plan include:
•	Developing a strong, consistent brand identity with our clients

•	Improving the corporate organizational structure and efficiency

•	Establishing competitive product lines consistent with our desired risk profile and profitability goals

•	Strengthening the already strong management team through strategic hires

•	Exiting non-core businesses and markets while expanding into those with more growth potential

•	Developing consistent credit and risk management processes

•	Completing a significant upgrade in our technology and core banking systems

•	Restructuring our balance sheet resulting in less dependency on wholesale funding

•	Leveraging the Wealth Resource Group’s strong past performance through expansion of its sales force
First Financial’s return on average shareholders’ equity for 2006 was 7.13%, which compares to 10.40% and 11.21% for 2005 and 2004, respectively. First Financial’s return on average assets for 2006 was 0.62%. This compares to return on average assets of 1.00% and 1.05% for 2005 and 2004, respectively.
The major components of First Financial’s operating results for the past five years are summarized in Table 1 — Financial Summary and discussed in greater detail on subsequent pages.
RECENT EXPANSIONS, CONSOLIDATIONS, AND DISPOSITIONS
First Financial serves a combination of metropolitan and non-metropolitan markets in Indiana, Ohio, and Kentucky through its full-service banking centers. Market selection is based upon a number of factors, but markets are primarily chosen for their potential for growth, long-term profitability, and client reach. First Financial’s goal is to develop a competitive advantage through a local market focus; building long-term relationships with clients and helping them reach greater levels of success in their financial life. To help achieve its goals of superior service to an increasing number of clients, First Financial has opened eight new banking centers in its primary markets over the last three years. First Financial’s plan is to open at least one new banking center in southwest Ohio in 2007, and has additional expansion opportunities in southwest Ohio and northwest Indiana with properties it has already acquired. In March of 2007, First Financial plans to consolidate seven banking centers due to their proximity to existing or newly built locations. First Financial intends to concentrate future growth plans and capital investments in metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and they remain an important part of First Financial’s funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.
In February of 2006, First Financial made the strategic decision to restructure a portion of its balance sheet. As a result, $179,000 in investment securities were sold and $184,000 in Federal Home Loan Bank (FHLB) borrowings were paid down. First Financial in 2006 recognized a loss on the sale of securities of $498 or $0.01 per share and incurred penalties associated with the prepayment of the borrowings of $4,295 or $0.07 per share, and in 2005 recognized an impairment loss on the anticipated sale of these investment securities of $6,519 or $0.10 per share.
The sale of ten and closure of seven banking centers was completed in August of 2006. The sale of the ten was completed in three separate transactions with total net gains on the sales of $12,545 or $0.20 per share. Total deposits of $108,629 were assumed and total loans of $101,414 were sold. The deposits and loans of the seven closed banking centers were transferred to other existing centers.
Also in the third quarter of 2006 and as part of its strategy to reduce overall credit risk in the loan portfolio, First Financial completed the sale of $38,098 in primarily substandard commercial, commercial real estate, and retail real estate loans. These loans had been previously transferred in the second quarter of 2006 to loans held for sale after being marked to the lower of cost or estimated fair value of $28,349. The loans were subsequently purchased by five independent parties for a combined price of $31,162. The third quarter of 2006 gain from the problem loan sale was $2,197 or approximately $0.04 per share and resulted from the final sale price being higher than the recorded estimated fair value reported in the second quarter.
During the fourth quarter of 2006, First Financial announced the strategic decision to sell $14,911 in commercial, commercial real estate, retail real estate, and related consumer loans. This sale portfolio is comprised of credits that are currently in or are soon to be in foreclosure. These loans were transferred to loans held for sale at the lower of cost or estimated fair value of $8,824. The loans are being marketed during the first quarter of 2007, and the Company anticipates the sale will close before the end of the first quarter of 2007.
OVERVIEW OF OPERATIONS
The primary source of First Financial’s revenue is net interest income, the excess of interest received from earning assets over interest paid on interest-bearing liabilities, and the fees for financial services provided to clients. First Financial’s business results tend to be influenced by overall economic factors, including existing market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.
Net interest income in 2006 declined 5.9% from 2005, compared to a 5.1% decline in net interest income from 2004 to 2005. The decline in 2006 was primarily due to a planned reduction in total earning assets compounded by an increase in deposit costs. The net interest margin was 4.01% for 2006, compared with 3.87% in 2005, and 3.97% in 2004. The higher net interest margin in 2006 compared to 2005 and 2004 is due to the combined effects of the balance sheet restructuring, completed in the first quarter of 2006, and the shift in loan portfolio mix away from indirect installment and conforming retail mortgage loans to higher-yielding commercial loans. These benefits were partially offset by the planned reduction in earning assets and an increase in deposit costs, including existing account migration to higher yielding deposit products.
Average outstanding loan balances decreased 6.7% in 2006 compared to 2005, including loans held for sale. The overall decrease in the loan portfolio from 2005 was driven by several sale transactions and the targeted runoff of selected portfolios, discussed in further detail in the Loans section. Year over year period-end growth in commercial, commercial real estate, and construction loans was $147,060 or 11.7%, excluding the effect of both the loan sales and the loans associated with the sales of the banking centers.
Service charges on deposit accounts in 2006 increased 15.7% over 2005, compared to a 2005 increase of 2.0% from 2004. The 2006 increase was due largely to the continued benefits of a new overdraft protection program introduced in September of 2005. The increase in 2005 is consistent with the increase in average deposit balances of approximately 2.12%.
Noninterest expenses included costs and other charges related to the implementation of the Strategic Plan of $18,988 and $4,389 for 2006 and 2005, respectively. See further discussion in the Noninterest Expense section.
First Financial Bancorp 2006 Annual Report 21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 1 — FINANCIAL SUMMARY

	December 31,
(Dollars in thousands, except per share data)	2006	2005	2004	2003	2002

Summary of operations
Interest income	$205,525	$200,697	$196,472	$200,686	$232,223
Tax equivalent adjustment (1)	2,655	2,983	3,230	3,642	4,108

Interest income tax — equivalent (1)	208,180	203,680	199,702	204,328	236,331
Interest expense	80,452	67,730	56,290	60,007	74,135

Net interest income tax — equivalent (1)	$127,728	$135,950	$143,412	$144,321	$162,196

Interest income	$205,525	$200,697	$196,472	$200,686	$232,223
Interest expense	80,452	67,730	56,290	60,007	74,135

Net interest income	125,073	132,967	140,182	140,679	158,088
Provision for loan losses	9,822	5,571	5,978	18,287	15,772
Noninterest income	75,853	53,262	59,646	61,755	56,130
Noninterest expenses	160,384	137,236	133,454	130,319	130,231

Earnings from continuing operations before income taxes	30,720	43,422	60,396	53,828	68,215
Income tax expense	9,449	12,614	19,295	16,889	21,578

Earnings from continuing operations	21,271	30,808	41,101	36,939	46,637
Discontinued operations
Other operating income (loss)	0	583	(21)	1,528	2,555
Gain on sale of discontinued operations	0	10,366	0	0	0

Earnings (loss) from discontinued operations before income taxes	0	10,949	(21)	1,528	2,555
Income tax expense (benefit)	0	3,824	(38)	561	957

Earnings from discontinued operations	0	7,125	17	967	1,598

Net earnings	$21,271	$37,933	$41,118	$37,906	$48,235

Per share data
Earnings per share from continuing operations:
Basic	$0.54	$0.72	$0.94	$0.83	$1.02

Diluted	$0.54	$0.71	$0.94	$0.83	$1.01

Earnings per share from discontinued operations:
Basic	$0.00	$0.17	$0.00	$0.02	$0.03

Diluted	$0.00	$0.17	$0.00	$0.02	$0.03

Earnings per share
Basic	$0.54	$0.89	$0.94	$0.85	$1.05

Diluted	$0.54	$0.88	$0.94	$0.85	$1.04

Cash dividends declared	$0.64	$0.64	$0.60	$0.60	$0.60

Average common shares outstanding-basic (in thousands)	39,539	43,084	43,819	44,371	45,881

Average common shares outstanding-diluted (in thousands)	39,562	43,173	43,880	44,423	46,001

Selected year-end balances
Total assets	$3,301,599	$3,690,808	$3,916,671	$3,956,062	$3,729,952
Earning assets	2,956,881	3,333,406	3,488,519	3,512,721	3,296,711
Investment securities (2)	366,223	607,983	667,938	799,599	613,625
Loans, net of unearned income	2,479,834	2,627,423	2,808,037	2,708,626	2,652,421
Deposits	2,797,958	2,925,439	2,905,865	2,863,485	2,831,025
Noninterest-bearing demand deposits	424,138	440,988	438,367	409,660	416,677
Interest-bearing demand deposits	208,014	247,187	204,094	202,559	315,857
Savings deposits	985,954	989,990	1,013,057	1,001,342	832,374
Time deposits	1,179,852	1,247,274	1,250,347	1,249,924	1,266,117
Federal Home Loan Bank long-term debt	63,762	286,655	330,356	296,979	264,051
Other long-term debt	30,930	30,930	30,930	30,000	10,000
Shareholders’ equity	285,479	299,881	371,455	366,483	377,603

Ratios based on average balances
Loans to deposits	89.39%	94.81%	97.91%	94.84%	94.02%
Net charge-offs to loans	0.97%	0.30%	0.26%	0.69%	0.54%
Shareholders’ equity to
Total assets	8.69%	9.57%	9.40%	9.62%	10.34%
Deposits	10.37%	12.54%	12.89%	12.93%	13.45%
Return on assets	0.62%	1.00%	1.05%	0.99%	1.30%
Return on equity	7.13%	10.40%	11.21%	10.27%	12.54%
Net interest margin	4.01%	3.87%	3.97%	4.07%	4.74%
Net interest margin (tax equivalent basis) (1)	4.09%	3.96%	4.07%	4.18%	4.86%
Dividend payout	118.52%	71.91%	63.83%	70.59%	57.14%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.

(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
22 First Financial Bancorp 2006 Annual Report

Credit quality improved in 2006 from 2005, primarily due to improved credit processes and active portfolio management through the utilization of strategic loan sales. Net charge-offs as a percentage of average loans were 0.97% in 2006, up 67 basis points from 2005 and 71 basis points from 2004 as First Financial used the loan sales to reduce its problem loan portfolio and maximize the loan values. Excluding the write-down to the lower of cost or estimated fair value in both the second and fourth quarters of 2006 for loans held for sale, net charge-offs as a percentage of average loans were 0.47% in 2006.
2006 vs. 2005. First Financial’s net earnings decreased $16,662 or 43.9% to $21,271 in 2006, compared to net earnings of $37,933 in 2005. Earnings from continuing operations were $21,271, a decrease of $9,537 or 31.0% from 2005. There were no earnings from discontinued operations in 2006. Earnings from discontinued operations were $7,125 in 2005 as a result of the sale of the First Financial subsidiary, Fidelity Federal Savings Bank.
The 2006 earnings included $12,545 from the gain on the sale of the banking centers and $2,197 from the gain on the problem loan sale, offset by $18,988 in costs and other charges related to the implementation of the Strategic Plan and $498 in losses on the sale of securities in conjunction with the balance sheet restructure. The earnings from discontinued operations in 2005 included a pre-tax gain of $10,366, or a net gain $6,738, from the sale of the Fidelity Federal Savings Bank. Net interest income, First Financial’s principal source of earnings, decreased $7,894 or 5.9% in 2006 from 2005 primarily due to a planned reduction in total earning assets compounded by an increase in deposit costs, including existing account migration to higher yielding deposit products. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section.
2005 vs. 2004. First Financial’s net earnings decreased $3,185 or 7.7% to $37,933, compared to net earnings of $41,118 in 2004. Earnings from continuing operations were $30,808, a decrease of $10,293 or 25.0% from 2004. Earnings from discontinued operations were $7,125 for 2005 compared to $17 for 2004. The earnings from discontinued operations in 2005 included a pre-tax gain of $10,366, or a net gain $6,738, from the sale of the Fidelity Federal Savings Bank.
While the gain on discontinued operations contributed $10,366 in pre-tax earnings, the other than temporary impairment in the value of investments securities decreased pre-tax earnings $6,519. Net interest income decreased $7,215 or 5.1% in 2005 from 2004. The rising interest rate environment and consumer behavior was the primary reason total interest expense increased $11,440 in 2005, which more than offset the $8,866 positive effect of rising interest rates on earning assets. Refer to Table 2 — Volume/Rate Analysis for more detail regarding the impact of interest rates on 2005 net interest income. An additional factor contributing to the decrease in net income was the increase in noninterest expense due to costs associated with the implementation of the Strategic Plan of approximately $4,389, further discussed in the Noninterest Expense section.
2004 vs. 2003. First Financial’s net earnings increased 8.5% to $41,118 in 2004, compared to net earnings of $37,906 in 2003. Earnings from continuing operations increased 11.3% to $41,101 in 2004 from $36,939 in 2003 while earnings from discontinued operations decreased to $17 in 2004 from $967 in 2003.
The 2004 earnings increased from 2003 primarily as a result of a lower provision for loan and lease loss of $12,309 as First Financial experienced lower net charge-off levels in 2004. This positive impact was partially offset by lower net interest income due to the low interest rate environment and resulting net interest margin compression. Net interest income decreased $497 or 0.4% in 2004 from 2003. Lower interest rates resulted in lower asset yields in an environment where it was increasingly difficult to lower interest rates on deposit accounts as rapidly. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section. Other factors offsetting the decrease in provision expense were a decrease in noninterest income primarily due to lower gains from sales of retail mortgage loans and an increase in noninterest expense primarily due to higher net occupancy, data processing, and professional services expense discussed in further detail below.
NET INTEREST INCOME
First Financial’s net interest income for the years 2002 through 2006 is shown in Table 1 — Financial Summary. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 — Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. Table 2 — Volume/Rate Analysis should be read in conjunction with the Statistical Information shown on Page 34.
Interest income on a tax equivalent basis is presented in Table 1 — Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 4.09%, 3.96%, and 4.07% for the years 2006, 2005, and 2004, respectively.
Nonaccruing loans and loans held for sale were included in the daily average loan balances used in determining the yields in Table 2 — Volume/Rate Analysis.
TABLE 2 • VOLUME/RATE ANALYSIS -TAX EQUIVALENT BASIS (1)

	2006 change from 2005 due to			2005 change from 2004 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL

Interest income
Loans (2)	$(12,733)	$17,865	$5,132	$(1,950)	$8,153	$6,203
Investment securities (3)
Taxable	(10,977)	6,072	(4,905)	(3,572)	654	(2,918)
Tax-exempt	(1,194)	76	(1,118)	(874)	(42)	(916)

Total investment securities interest (3)	(12,171)	6,148	(6,023)	(4,446)	612	(3,834)
Interest-bearing deposits with other banks	0	(1)	(1)	(57)	9	(48)
Federal funds sold	4,775	617	5,392	1,565	92	1,657

Total	(20,129)	24,629	4,500	(4,888)	8,866	3,978

Interest expense
Interest-bearing demand deposits	915	2,359	3,274	327	1,904	2,231
Savings deposits	(57)	8,965	8,908	(54)	3,110	3,056
Time deposits	(1,544)	10,720	9,176	770	5,770	6,540
Short-term borrowings	94	1,713	1,807	(2,586)	1,973	(613)
Federal Home Loan Bank long-term debt	(8,635)	(2,381)	(11,016)	(1)	(343)	(344)
Other long-term debt	0	573	573	0	570	570

Total	(9,227)	21,949	12,722	(1,544)	12,984	11,440

Net interest income	$(10,902)	$2,680	$(8,222)	$(3,344)	$(4,118)	$(7,462)

(1)	Tax equivalent basis was calculated using a 35.00% tax rate.

(2)	Includes loans held-for-sale.

(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
First Financial Bancorp 2006 Annual Report 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Interest foregone on nonaccruing loans is disclosed in Note 8 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on the reasonableness of these presentations. In addition, the amount of loan fees included in the interest income computation for 2006, 2005, and 2004 was $3,593, $4,393, and $5,745, respectively.
2006 vs. 2005. Interest income was $205,525 in 2006, an increase of $4,828 or 2.4% from 2005. The increase in interest income was primarily a result of increased interest rates on earning assets, particularly the loan portfolio as First Financial made improvements in the portfolio mix. The yield on earning assets increased 75 basis points from 5.84% in 2005 to 6.59% in 2006.
Interest expense was $80,452 in 2006, an increase of $12,722 or 18.8% from 2005. This increase was a result of the intense competition for deposits in an environment of increased interest rates. The total cost of funds increased 67 basis points to 2.99% in 2006, from 2.32% in 2005.
Net interest income decreased $7,894 or 5.9% due to a reduction in total earning assets through targeted loan sales, the decision to exit the indirect installment loan line of business, and the strategic decision to sell conforming retail mortgage loan production into the secondary market; compounded by the increase in deposit costs, including account migration to higher yielding products.
2005 vs. 2004. Interest income was $200,697 in 2005, an increase of $4,225 or 2.2% from 2004. The increase in interest income was primarily a result of increased interest rates on earning assets, particularly the loan portfolio. The yield on earning assets increased 27 basis points from 5.57% in 2004 to 5.84% in 2005. The positive effect of increased interest rates on earnings assets was partially offset by a reduced level of earning assets as indirect installment and retail mortgage loan portfolios continued to run off.
Interest expense was $67,730 in 2005, an increase of $11,440 from 2004. This increase was primarily a result of increased interest rates on interest-bearing liabilities. The total cost of funds increased 45 basis points to 2.32% in 2005, from 1.87% in 2004.
Net interest income decreased $7,215 or 5.1% primarily as a result of the increased funding costs, partially offset by increased earning asset yields.
2004 vs. 2003. Interest income was $196,472 in 2004, a decrease of $4,214 or 2.1% from 2003. The decrease in interest income was primarily the result of the continued downward re-pricing of adjustable-rate earning assets in a lower interest rate environment. The negative effect of the declining interest rate environment was partially offset by an increase in the overall level of earning assets, specifically an increase in total real estate mortgage balances.
Total interest expense was $56,290 in 2004, a decrease of $3,717 or 6.2% from 2003. The decrease in interest expense was primarily due to the decrease in the interest rates paid on interest-bearing liabilities. The total cost of funds decreased to 1.87% during 2004 from 2.05% during 2003.
Net interest income remained relatively flat, declining $497 or 0.4% as a result of the lower earning asset yields, which were only partially offset by corresponding decreases in funding costs.
NONINTEREST INCOME AND NONINTEREST EXPENSES
Noninterest income and noninterest expenses for 2006, 2005, and 2004 are shown in Table 3 — Noninterest Income and Noninterest Expenses.
NONINTEREST INCOME
2006 vs. 2005. Noninterest income increased $22,591 or 42.4% from 2005. This increase is primarily due to the gain on the sales of banking centers of $12,545 and the gain on the sale of problem loans of $2,197, both recorded in the third quarter of 2006, offset by the loss on sale of investment securities of $498 recorded in the first quarter of 2006 in conjunction with the balance sheet restructure. The comparative increase in noninterest income was also due to the following significant 2005 transactions: an impairment loss on the sale of investment securities of $6,519 which was recorded in the fourth quarter of 2005, as well as a net loss on sale of loans of $862 resulting from the loss on sale of $42,000 in indirect installment loans in the third quarter of 2005 versus a gain on the sale of $64,000 in retail mortgage loans in the fourth quarter of 2005 of $787. Net of the above 2006 and 2005 transactions, overall noninterest income increased $966 primarily due to increases in service charges on deposit accounts of $2,982 or 15.7%, offset by decreased impairment recapture on mortgage servicing rights and income from bank-owned life insurance.
TABLE 3 • NONINTEREST INCOME AND NONINTEREST EXPENSES

	2006		2005		2004
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)

Noninterest income
Service charges on deposit accounts	$21,958	15.71%	$18,976	2.00%	$18,604	(3.00%)
Trust revenues	16,264	(2.27%)	16,641	(0.29%)	16,690	6.94%
Bankcard interchange income	6,793	9.81%	6,186	17.54%	5,263	14.19%
Gains from sales of loans	3,206	255.04%	903	(42.15%)	1,561	(69.02%)
Gain on sales of branches	12,545	N/M	0	N/M	0	N/M
Other	15,563	(8.86%)	17,075	(2.57%)	17,526	1.34%

Subtotal	76,329	27.68%	59,781	0.23%	59,644	(3.38%)
(Losses) gains on sales and impairment of investment securities	(476)	N/M	(6,519)	N/M	2	N/M

Total	$75,853	42.41%	$53,262	(10.70%)	$59,646	(3.42%)

Noninterest expenses
Salaries and employee benefits	$84,529	8.80%	$77,690	2.93%	$75,475	0.20%
Net occupancy	11,038	14.86%	9,610	14.61%	8,385	10.80%
Furniture and equipment	5,607	(10.66%)	6,276	(12.51%)	7,173	1.90%
Data processing	9,969	45.17%	6,867	(4.81%)	7,214	7.69%
Marketing	3,490	41.64%	2,464	(7.02%)	2,650	0.00%
Communication	3,334	8.07%	3,085	10.38%	2,795	(6.77%)
Professional services	7,169	10.87%	6,466	19.19%	5,425	17.09%
Amortization of intangibles	874	(0.68%)	880	0.46%	876	6.31%
Debt extinguishment	4,295	N/M	0	N/M	0	N/M
Other	30,079	25.86%	23,898	1.86%	23,461	3.90%

Total	$160,384	16.87%	$137,236	2.83%	$133,454	2.41%

N/M	= Not meaningful
24 First Financial Bancorp 2006 Annual Report

2005 vs. 2004. Noninterest income decreased $6,384 or 10.7% from 2004. The primary reason for the decrease in noninterest income was the $6,519 charge First Financial recorded for securities that were deemed to be “other than temporarily impaired” (OTTI). As part of its balance sheet restructure strategy which was executed in February of 2006, First Financial sold $179,000 in investment securities and paid down $184,000 of FHLB borrowings. The anticipated sale of the investment securities required recognition of an impairment loss associated with those securities of $6,519 in the fourth quarter of 2005, as First Financial no longer had the intent to hold these investment securities whose market values were below carrying amount. In this situation, FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115), requires a write-down of the securities to market value through an impairment loss. According to the clarifying FASB Staff Position FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” an investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell has not been made. When the intent to hold the security changes, the impairment must be recognized even before the actual sale of the security. Management met the criteria to have the investments categorized as OTTI. This categorization applied to all securities considered for sale regardless of whether the securities were sold. As these securities were all classified as available-for-sale, the write-down to the cost basis did not affect total capital as they had already been marked to market through accumulated other comprehensive income/(loss) in shareholders’ equity.
Net of the effect of the impairment charge on investment securities, noninterest income increased $135 from 2004. Gains on the sales of loans decreased $658 primarily due to the third quarter of 2005 loss on the sale of the indirect installment loans of $1,649, offset by an increase of $787 due to gain on the sale of approximately $64,000 in retail mortgage loans in the fourth quarter of 2005. This decrease in loan sale gains was offset by an increase in bankcard interchange income of $923 and an increase in service charges on deposit accounts of $372. Other noninterest income decreased $586 primarily due to a decrease in executive life insurance income of $451.
2004 vs. 2003. Noninterest income in 2004 decreased $2,109 or 3.4% from 2003. This decrease was the result of the 2003 gain on the sale of two banking centers of approximately $5,000, partially offset in 2004 by an increase in trust fees, additional life insurance income, increased brokerage fees, and the recapture of a portion of the impairment reserve on mortgage-servicing assets of $1,253, versus an impairment charge of $1,657 in 2003. This positive change was also offset by a decrease in gains on the sale of retail mortgage loans from $5,039 in 2003 to $1,561 in 2004. Service charges on deposit accounts were relatively flat year over year, decreasing $575 in 2004 compared with 2003; however, they were more than offset by increased trust revenues in 2004 of $1,402 from the prior year.
NONINTEREST EXPENSES
2006 vs. 2005. Noninterest expenses increased $23,148 or 16.9% from 2005, of which $18,988 was due to costs and other charges related to the implementation of the Strategic Plan. Costs associated with the Strategic Plan in 2006 included the following significant items: technology conversion expenses of $4,635, debt extinguishment prepayment penalty of $4,295 incurred due to the balance sheet restructure, severance charges of $4,251, charges for the defined benefit pension plan associated with staff reductions of $2,968, losses on the disposition of fixed assets associated with the brand initiative, the banking center sales, and the disposal of personal computers resulting from the technology upgrade, as well as losses on the disposition of various real estate owned and other property of $1,987, and other costs directly associated with the new marketing efforts of $852.
The 2006 increase in noninterest expense is largely due to the previously discussed $4,295 prepayment penalty, as well as increased salaries and benefits of $6,839 due to pension and other retirement-related expenses of $3,672 resulting from First Financial’s staffing reductions, increased severance charges of $1,566, as well as $645 in incentive compensation and healthcare costs. Net occupancy expense increased $1,428 or 14.9% due to increased maintenance costs, utilities, and new building rent consistent with First Financial’s facilities and banking center expansion plans. Data processing expenses increased $3,102 or 45.2% primarily due to fees and charges associated with the early termination of technology contracts, as well as increased software license amortization of $488. Marketing expenses increased $1,026 or 41.6% primarily associated with the new branding initiative. Other noninterest expenses increased $6,181 or 25.9% primarily due to losses on the disposition of fixed assets and various real estate owned and other property of $1,987, $980 in relocation and travel-related expenses, $626 in credit and collection expense, and $572 in state intangible tax.
2005 vs. 2004. Noninterest expenses increased $3,782 or 2.8% from 2004, of which $4,389 was due to legal entity and operational consolidation costs associated with the implementation of the Strategic Plan. Those costs were primarily related to salaries, data processing, legal, and professional services. Salaries and employee benefits increased $2,215 or 2.9% due to severance and restructuring charges of approximately $2,768, increases in health-care expenses of $576, and pension expense of $689. These increases were offset by a reduction of $1,129 in salaries expense not related to severance and restructuring charges. Net occupancy expenses increased $1,225 or 14.6% due to increased building depreciation, utilities, and related expenses. Professional services increased $1,041 or 19.2% due to recruiting and consulting fees. Data processing expense decreased $347 or 4.8% due to less dependence on outside technology consulting. Other noninterest expenses increased $437 or 1.9%. This increase is primarily a result of increased credit card processing expense of $638 from increased client usage and legal expense of $397 primarily due to the organization’s charter consolidation and the stock repurchase program. The increases were primarily offset by decreases in directors’ fees of $308 due to a reduction in the number of directors as a result of the legal entity consolidation and decreased losses on the sale of fixed assets of $316.
2004 vs. 2003. Noninterest expenses increased $3,135 or 2.4% from 2003 primarily due to increases in net occupancy expense of $817 and data processing expense of $452. Professional services increased $792 due to costs associated with the executive search for a new chief executive officer and consulting expenses for Sarbanes-Oxley Section 404 internal control implementation, documentation, and testing. Other noninterest expenses increased $944 due to an $831 charge associated with the merger of Heritage Community Bank into First Financial Bank.
INCOME TAXES
First Financial’s tax expense in 2006 totaled $9,449 compared to $16,438 in 2005 and $19,257 in 2004, resulting in effective tax rates of 30.8%, 30.2%, and 31.9%, in 2006, 2005, and 2004, respectively. The increase in 2006’s effective tax rate as compared to 2005 is primarily due to the third quarter of 2006 adjustment of $1,032 associated with the completion of an Internal Revenue Service audit of two prior years, offset by increased tax-exempt income as a percentage of total income and the reversal of certain tax reserves related to several tax positions that were no longer considered necessary. The decrease in 2005’s effective tax rate as compared to 2004 is due to a decrease in state income tax expense as a result of a refund from prior years.
Tax expense relating to earnings from continuing operations totaled $9,449, $12,614, and $19,295 for 2006, 2005, and 2004, respectively. The respective effective tax rates were 30.8%, 29.0%, and 31.9%.
Further analysis of income taxes is presented in Note 12 of the Notes to Consolidated Financial Statements.
LOANS
First Financial, primarily through its banking subsidiary, is dedicated to meeting the financial needs of individuals and businesses through its high touch, high service model. The loan portfolio is comprised of a broad range of borrowers primarily in the western Ohio, northern Kentucky, and Indiana markets. First Financial’s loan portfolio is primarily composed of commercial loans, commercial real estate loans, retail real estate mortgage loans, and other consumer financing loans.
Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market originating the loan. First Financial has delegated to each market president a lending limit sufficient to handle the majority of client requests in a timely manner. Loan requests for amounts greater than the market limit require the approval of the regional credit officer. The required additional approvals for greater loan amounts include the approval(s) of the chief credit officer, the chief executive officer, and the board of directors as necessary. This allows First Financial to manage the initial credit risk exposure through a standardized, disciplined, and strategically focused loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan or a group of loans require the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.
Enhanced processes have improved management’s understanding of the loan portfolios and the value of the continuing businesses and relationships. Active use of a Special Assets Division allows First Financial to ensure appropriate oversight,
First Financial Bancorp 2006 Annual Report 25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 4 • LOAN PORTFOLIO

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Commercial	$673,445	$582,594	$635,489	$658,331	$683,015
Real estate — construction	101,688	86,022	86,345	68,700	82,305
Real estate — mortgage	1,252,182	1,418,413	1,478,930	1,403,805	1,311,333
Installment	427,009	515,200	580,150	543,870	532,669
Credit card	24,587	22,936	21,894	21,679	22,068
Lease financing	923	2,258	5,229	12,241	21,031

Total	$2,479,834	$2,627,423	$2,808,037	$2,708,626	$2,652,421

TABLE 5 • LOAN MATURITY/RATE SENSITIVITY

	December 31, 2006
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total

Commercial	$373,261	$248,375	$51,809	$673,445
Real estate — construction	50,131	50,162	1,395	101,688

Total	$423,392	$298,537	$53,204	$775,133

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate

Due after one year but within five years	$108,516	$190,021
Due after five years	16,595	36,609

Total	$125,111	$226,630

improved communication, and timely resolution of issues throughout the loan portfolio. Additionally, Commercial Credit Risk provides objective oversight and assessment of commercial credit quality and credit processes using an independent, market-based credit risk review approach. Retail/Small Business Credit Risk performs product-level reviews of portfolio performance, assessment of credit quality, and compliance with underwriting and loan administration guidelines. First Financial’s analytical and reporting capacity provides timely and valuable portfolio information to aid in credit management.
2006 vs. 2005. Loans, net of unearned income, decreased $138,765 or 5.3% during 2006, including loans held for sale, with average balances decreasing $183,858 or 6.7%, including loans held for sale. The overall decrease in the loan portfolio as compared to 2005 was impacted by several sale transactions. During the fourth quarter of 2005, approximately $64,000 in retail mortgage loans that no longer fit the risk profile of the Company were sold, as well as a $38,098 problem loan sale completed in the third quarter of 2006 and a $14,911 loan sale announced in the fourth quarter of 2006. Furthermore, in the third quarter of 2005 management made the strategic decision to exit the indirect installment loan business and sold $42,000 of indirect installment loans. Average quarterly 2006 runoff of this portfolio was approximately $18,000 and approximately $150,000 has run off since the decision was made. Additionally, during 2005 First Financial made the decision to sell most of its retail mortgage loan production into the secondary market rather than retaining the loans in its portfolio. This strategy will continue with the recently announced strategic partnership with PHH Mortgage. PHH Mortgage is the industry’s leading provider of private label mortgage services and the top originator of retail mortgage loans by phone. PHH Mortgage will provide technology and expertise to First Financial’s mortgage sales force, while allowing First Financial to use its own name and brand in all client communications, materials, and products. Under this new arrangement, PHH Mortgage will provide First Financial with loan processing and related services prior to its purchase of the retail mortgage loan, servicing, and secondary-market functions after they have purchased the loan.
At December 31, 2006, commercial, commercial real estate, and real estate construction loans composed 56.4% of First Financial’s total loan portfolio. Retail real estate loans at 25.4%, installment loans at 8.0%, and home equity, credit card lending, and lease financing at 10.2% composed the remainder of the portfolio.
Since the third quarter of 2005, as a result of First Financial’s decision to improve the Company’s asset mix and lower its risk profile, approximately $260,000 of loans have been sold through various transactions.
2005 vs. 2004. Loans, net of unearned income, decreased $180,614 or 6.4% during 2005 with average balances decreasing $31,071 or 1.1%. This decrease was primarily due to the sale of approximately $42,000 in indirect installment loans and approximately $64,000 in retail mortgage loans, compounded by runoff of the indirect installment and retail mortgage loan portfolios.
At December 31, 2005, commercial, commercial real estate, and real estate construction loans composed 50.0% of First Financial’s total loan portfolio. Retail real estate loans at 29.4%, installment loans at 11.5%, and home equity, credit card lending, and lease financing at 9.1% composed the remainder of the portfolio.
Table 5 — Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2006. Loans due after one year are classified according to their sensitivity to changes in interest rates.
ASSET QUALITY
First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Earnings to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan and lease losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged off loan is credited back to the allowance. First Financial’s policy is to charge-off loans when, in management’s opinion, full collectibility of principal and interest based upon the contractual terms of the loan is unlikely. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery.
26 First Financial Bancorp 2006 Annual Report

TABLE 6 • NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Nonaccrual loans	$10,236	$24,961	$17,472	$23,466	$20,429
Restructured loans	596	3,408	2,110	2,642	3,871
Other real estate owned (OREO)	2,334	3,162	1,481	2,729	2,505

Total nonperforming assets	$13,166	$31,531	$21,063	$28,837	$26,805

Nonperforming assets as a percent of total loans plus OREO	0.53%	1.20%	0.75%	1.06%	1.01%

Accruing loans past due 90 days or more	$185	$1,359	$1,784	$1,872	$6,818
TABLE 7 • SUMMARY OF ALLOWANCE FOR LOAN AND LEASE LOSSES AND SELECTED STATISTICS

(Dollars in thousands)	2006	2005	2004	2003	2002

Transactions in the allowance for loan and lease losses:
Balance at January 1	$42,485	$45,076	$46,436	$46,873	$45,534
Loans charged-off:
Commercial	11,950	4,677	3,324	10,810	7,746
Real estate — construction	0	0	0	0	0
Real estate — mortgage	12,264	1,646	2,205	4,823	1,821
Installment and other consumer financing	4,063	5,191	6,145	6,610	7,969
Lease financing	72	76	168	397	1,847

Total loans charged-off	28,349	11,590	11,842	22,640	19,383

Recoveries of loans previously charged-off:
Commercial	1,328	1,148	1,553	1,522	2,749
Real estate — construction	0	0	0	0	0
Real estate — mortgage	478	258	529	309	440
Installment and other consumer financing	1,596	1,997	2,360	1,981	1,701
Lease financing	26	25	62	104	61

Total recoveries	3,428	3,428	4,504	3,916	4,951

Net charge-offs	24,921	8,162	7,338	18,724	14,432

Provision for loan losses	9,822	5,571	5,978	18,287	15,771

Balance at December 31	$27,386	$42,485	$45,076	$46,436	$46,873

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.10%	1.62%	1.61%	1.71%	1.77%
Nonperforming loans (1)	0.44%	1.08%	0.70%	0.96%	0.92%
Nonperforming assets (2)	0.53%	1.20%	0.75%	1.06%	1.01%

As a percent of average loans, net of unearned:
Net charge-offs	0.97%	0.30%	0.26%	0.69%	0.54%

Allowance for loan and lease losses to nonperforming assets	208.01%	134.74%	214.01%	161.03%	174.87%

(1)	Includes nonaccrual and restructured loans.

(2)	Includes nonaccrual and restructured loans, as well as OREO.
First Financial Bancorp 2006 Annual Report 27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 8 • ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
	2006		2005		2004		2003		2002
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
(Dollars in thousands)	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans

Balance at End of Period Applicable to:
Commercial	$10,415	27%	$17,667	23%	$11,660	23%	$9,415	24%	$15,684	26%
Real estate — construction	1,142	4%	411	3%	265	3%	0	3%	17	3%
Real estate — mortgage	9,917	51%	19,187	54%	16,771	53%	14,949	52%	13,242	49%
Installment & credit card	5,830	18%	4,788	20%	12,769	21%	10,228	21%	10,983	21%
Lease financing	82	0%	432	0%	252	0%	269	0%	441	1%
Unallocated	0	N/A	0	N/A	3,359	N/A	11,575	N/A	6,506	N/A

Total	$27,386	100%	$42,485	100%	$45,076	100%	$46,436	100%	$46,873	100%

Management maintains the allowance at a level that is considered sufficient to absorb inherent risks in the loan portfolio. Management’s evaluation in establishing the adequacy of the allowance includes evaluation of the loan and lease portfolios, past loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires utilizing material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance, and lending areas.
The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital leases begins with a process of estimating the probable losses inherent in the portfolio. The loss estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.
The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures dependent upon the values of the underlying collateral and/or the present value of expected future cash flows, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies, and other influencing factors as discussed earlier in the Asset Quality section.
In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.
The allowance for consumer loans which includes retail real estate, installment, home equity, and credit card loans, as well as consumer leasing and overdrafts, is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for the category. Consumer loans are evaluated as an asset type within a category (i.e., retail real estate, installment, etc.), as these loans are smaller with more homogeneous characteristics.
In periods prior to 2005, the unallocated portion of the allowance consisted of dollar amounts specifically set aside for certain general factors influencing the level of the allowance. These factors, such as ratio trends, were not specifically allocated to each category. Establishing percentages for these factors was largely subjective, but was supported by economic data, changes made in lending functions, and other support where appropriate. In 2004, the unallocated portion decreased significantly, as a more comprehensive and refined model was adopted. In 2005, the model was further refined whereby the impact of national and economic factors, concentrations in market segments, loan documentation and analysis, and portfolio performance are now considered in the allowance allocation process and no unallocated allowance exists.
Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned (OREO). The level of nonaccrual and restructured loans is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. See Table 6 — Nonperforming Assets for a summary of First Financial’s nonaccrual loans, restructured loans, and OREO properties.
2006 vs. 2005. Total nonperforming assets, as shown in Table 6 — Nonperforming Assets, decreased to $13,166 at December 31, 2006, from $31,531 at December 31, 2005, a 58.2% decrease. Nonaccrual loans decreased $14,725 or 59.0% from 2005, while restructured loans decreased $2,812, and OREO decreased $828. Accruing loans past due 90 days or more decreased to $185 at year-end 2006 from $1,359 in 2005. The decrease in nonaccrual loans was primarily due to the impact of the previously discussed loan sale transactions involving assets with significant credit deterioration and improved credit management processes. The allowance to nonperforming assets ratio was 208.0% at December 31, 2006.
Net charge-offs in 2006 were $24,921, an increase of $16,759 from 2005, with the ratio of net charge-offs as a percent of average loans outstanding increasing from 0.30% to 0.97% as shown in Table 7 — Summary of Allowance for Loan and Lease Losses and Selected Statistics. The increase in net charge-offs was primarily due to the effect of the combined charge-off related to the loan sales recorded in the second and fourth quarters of 2006 totaling $12,731. Excluding the effect of the loan sale write-downs, net charge-offs were $12,190 in 2006, compared to $8,162 in 2005. The ratio of net charge-offs as a percent of average loans outstanding, excluding the loan sale write-downs, was 0.47% in 2006.
The allowance at December 31, 2006, was $27,386 or 1.10% of loans, net of unearned income, a decrease from the 1.62% reported for 2005. This decrease was primarily due to the effect of the 2006 loan sale transactions and improved credit management processes. Provision for loan and lease loss expense of $9,822 was $4,251 higher in 2006 than in 2005. It is management’s belief that the allowance for loan and lease losses is adequate to absorb estimated credit losses in the loan and lease portfolio.
2005 vs. 2004. Total nonperforming assets increased to $31,531 at December 31, 2005, from $21,063 at December 31, 2004, a 49.7% increase. Nonaccrual loans increased $7,489 or 42.9% from 2004, while restructured loans increased $1,298, and OREO increased $1,681. Accruing loans past due 90 days or more decreased to $1,359 at year-end 2005 from $1,784 in 2004. The increase in nonaccrual loans was the result of the addition of several commercial credits. The allowance to nonperforming assets ratio was 134.7% at December 31, 2005.
Net charge-offs of $8,162 in 2005 increased $824 from 2004, and the net charge-offs as a percent of average loans outstanding ratio increased to 0.30% from 0.26% as shown in Table 7 — Summary of Allowance for Loan and Lease Losses and Selected Statistics. The increase in net charge-offs was due to a decrease in recoveries, the effect of a change in consumer bankruptcy laws, and an increase in commercial loans charged-off.
The allowance at December 31, 2005, was $42,485 or 1.62% of loans, compared to $45,076 or 1.61% of loans at December 31, 2004. The provision for loan and lease loss was $5,571, $407 lower in 2005 than in 2004.
2004 vs. 2003. Net charge-offs of $7,338 in 2004 decreased $11,386 from 2003, and the net charge-offs as a percent of average loans outstanding ratio decreased
28 First Financial Bancorp 2006 Annual Report

TABLE 9 • INVESTMENT SECURITIES AS OF DECEMBER 31, 2006

	Maturing
			After one but		After five but
	Within one year		within five years		within ten years		After ten years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

Held-to-Maturity
Mortgage-backed securities	$34	6.75%	$146	10.57%	$123	7.96%	$124	5.50%
Obligations of state and other political subdivisions	2,852	6.20%	1,315	6.37%	2,338	7.25%	1,063	7.83%

Total	$2,886	6.20%	$1,461	6.79%	$2,461	7.28%	$1,187	7.59%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$12,913	5.25%	$19,970	4.93%	$30,174	5.59%	$79	6.05%
Mortgage-backed securities	2,308	5.40%	11,756	4.64%	42,749	4.62%	125,562	5.27%
Obligations of state and other political subdivisions	7,829	9.33%	17,286	7.14%	43,122	7.46%	4,330	6.66%
Other securities	0	0.00%	220	6.35%	0	0.00%	5,961	3.68%

Total	$23,050	6.57%	$49,232	5.63%	$116,045	5.90%	$135,932	5.25%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.
to 0.26% from 0.69% as shown in Table 7 — Summary of Allowance for Loan and Lease Losses and Selected Statistics. Decreases in commercial and commercial real estate loan charge-offs and continued strong recoveries on commercial and consumer loans positively impacted net charge-offs for 2004. Provision for loan and lease loss expense of $5,978 was $12,309 lower in 2004 than in 2003.
Nonaccrual loans and leases, restructured loans, and OREO are further discussed in Notes 1 and 8 of the Notes to Consolidated Financial Statements.
INVESTMENT SECURITIES
First Financial’s investment securities at December 31, 2006, were $332,254, a $234,974 or 41.4% decrease from the $567,228 balance at December 31, 2005. The 2006 decrease was primarily a result of the February balance sheet restructuring which included the sale of $179,000 in investment securities, the proceeds of which were used to pay down $184,000 of FHLB borrowings. The decrease in the portfolio occurred primarily in fixed-rate government agency and mortgage-backed securities with book yields below 4.0%. In 2005, investment securities decreased $61,531 or 9.8% from 2004.
The effects of the February of 2006 balance sheet restructure included a writedown in the value of investment securities of approximately $6,519 at December 31, 2005, a prepayment penalty for the early payoff of FHLB advances recorded in the first quarter of 2006 of $4,295, and $498 in additional losses on sales of investment securities in the first quarter of 2006.
Securities issued by U.S. government agencies and corporations, primarily the FHLB, Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA), and Federal Farm Credit Bank represented 19.0% and 21.6% of the investment portfolio at December 31, 2006, and 2005, respectively. All U.S. government agencies and corporations securities were classified as available-for-sale at December 31, 2006, and 2005. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have a low credit risk and high liquidity profile.
Investments in mortgage-backed securities (MBSs), including collateralized mortgage obligations (CMOs), represented 55.0% and 59.7% of the investment portfolio at December 31, 2006, and 2005, respectively. MBSs represent participations in pools of retail mortgage loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, especially during periods of falling interest rates. Prepayments of the underlying retail mortgage loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile. Accordingly, 99.8% of First Financial’s MBSs are classified as available-for-sale at both December 31, 2006, and 2005.
CMOs totaled $3,815 at December 31, 2006, and $6,425 at December 31, 2005, all of which were classified as available-for-sale. The decrease in CMOs was primarily due to increased prepayment activity. All CMOs held by First Financial are AAA rated by Standard & Poor’s Corporation or similar rating agencies, and First Financial does not own any interest-only securities, principal-only securities, or inverse floaters.
Securities of state and other political subdivisions comprised 24.1% and 17.3% of the investment portfolio at December 31, 2006, and 2005, respectively. The percentage increase in 2006 is due to the reduction of the overall investment portfolio size, not due to an increase in holdings. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. At December 31, 2006, and 2005, 90.6% and 87.9%, respectively, of such investments were classified as available-for-sale.
Other securities, 1.9% and 1.4% of First Financial’s investment portfolio at December 31, 2006, and 2005, respectively, were primarily composed of taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified mutual funds, and a small private equity fund.
The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities as of December 31, 2006, are shown in Table 9 — Investment Securities as of December 31, 2006. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.
At December 31, 2006, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $159. The available-for-sale investment securities are reported at their market value of $324,259, as required by SFAS No. 115. At December 31, 2005, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $213. The available-for-sale investment securities are reported at their market value of $554,673. See Note 7 of the Notes to Consolidated Financial Statements for additional information.
The other investments category in the Consolidated Balance Sheets reflects First Financial’s investment in the stock of the Federal Reserve Bank and the FHLB.
First Financial’s federal funds sold increased from $98,000 at December 31, 2005, to $102,000 at December 31, 2006. First Financial monitors this position as part of its asset/liability and liquidity management process.
First Financial Bancorp 2006 Annual Report 29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DERIVATIVES
First Financial utilizes interest-rate swaps as a means to attract commercial clients who prefer long-term, fixed-rate loans and still manage its interest rate risk profile. In this way, First Financial is able to effectively modify its interest rate risk sensitivity by converting certain fixed-rate assets to floating rate.
The swap agreements involve the receipt by First Financial of floating-rate amounts in exchange for payments by First Financial of fixed-rate amounts over the life of the agreements, without an exchange of the underlying principal or notional amount. The notional amount only establishes the basis on which interest payments are exchanged with counterparties. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amounts. First Financial’s credit risk exposure is limited to the market value of the instrument. First Financial manages the credit risk through counterparty credit policies and at December 31, 2006, had bilateral collateral agreements in place with its counterparties. As of December 31, 2006, First Financial had no securities pledged as collateral, there were no delinquent amounts due, and First Financial had never experienced a credit loss related to these agreements.
As of December 31, 2006, First Financial had interest rate swaps with a notional value of $80,797, compared to a notional value of $23,909 at December 31, 2005.
TABLE 10 • MATURITIES OF TIME DEPOSITS GREATER THAN OR EQUAL TO $100,000

December 31,
(Dollars in thousands)	2006

Certificates of Deposit
Maturing in
3 months or less	$74,796
3 months to 6 months	58,668
6 months to 12 months	49,571
over 12 months	147,385

Total	$330,420

IRAs
Maturing in
3 months or less	$968
3 months to 6 months	2,587
6 months to 12 months	3,344
over 12 months	27,750

Total	$34,649

DEPOSITS
First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, regular savings, money-market deposit, and time deposits of various maturities and rates.
2006 vs. 2005. Total deposits at December 31, 2006, were $2,797,958 as compared to December 31, 2005 at $2,925,439, a $127,481 or 4.4% decrease. Noninterest-bearing deposits decreased $16,850 and interest-bearing demand deposits decreased $39,173. Savings deposits decreased $4,036 and time deposits decreased $67,422. Overall deposits primarily decreased due to the impact of the third quarter of 2006 banking center sales, which included $108,629 of actual deposit balances. Excluding the banking center and related deposit sales, total deposits decreased $18,852 or 0.7% from 2005.
First Financial continues to experience a shift in deposit mix from time deposits to interest-bearing transaction accounts. Total average deposits for 2006 decreased $29,658 or 1.0%. Noninterest-bearing average deposits decreased $15,020, while interest-bearing average demand deposits increased $28,940. Average savings deposits decreased $3,644 and average time deposits decreased $39,934. Overall average deposits decreased primarily due to the previously mentioned impact of the third quarter of 2006 banking center sales.
Table 10 — Maturities of Time Deposits Greater Than or Equal to $100 shows the contractual maturity of time deposits of $100 and over that were outstanding at December 31, 2006. These deposits represented 13.0% of total deposits.
2005 vs. 2004. Total deposits at December 31, 2005, were $2,925,439 as compared to December 31, 2004, at $2,905,865, a $19,574 or 0.7% increase. Noninterest-bearing deposits increased $2,621 and interest-bearing demand deposits increased $43,093. Interest-bearing demand deposits increased primarily due to increases in public funds deposits. Savings deposits decreased $23,067 and time deposits decreased $3,073.
Total average deposits for 2005 increased $60,288 or 2.1%. While savings deposits decreased $7,699 or 0.7%, all other deposits increased with noninterest-bearing deposits increasing $24,240 or 6.0%, interest-bearing demand deposits increasing $18,252 or 11.9%, and time deposits increasing $25,495 or 2.1%.
BORROWINGS
2006 vs. 2005. Short-term borrowings decreased to $96,701 at December 31, 2006, from $111,634 at December 31, 2005. Long-term borrowings decreased $222,893 to $94,692 at December 31, 2006, from $317,585 at December 31, 2005. As part of its February of 2006 balance sheet restructure, First Financial used the proceeds from the sale of investment securities to pay down $184,000 of FHLB long-term borrowings with a weighted-average interest rate of 5.4%.
Other long-term debt that appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts, discussed in further detail below.
Capital securities were issued in the third quarters of 2003 and 2002 by statutory business trusts - First Financial (OH) Statutory Trust II and First Financial (OH) Statutory Trust I. First Financial owns 100% of the common equity of both of the trusts. The trusts were formed with the sole purpose of issuing capital securities and investing the proceeds from the sale of such capital securities in the debentures issued by First Financial. The debentures held by the trusts are the sole assets of the trusts. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate the Trusts earn on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees.
The debentures qualify as Tier I capital under Federal Reserve Board guidelines. The First Financial (OH) Statutory Trust II debentures issued in 2003 are first callable by First Financial, in whole or in part, on September 30, 2008, with a final maturity date of September 30, 2033. The amount outstanding, net of offering costs, as of December 31, 2006, is $20,000. The First Financial (OH) Statutory Trust I debentures issued in 2002 are first callable by First Financial, in whole or in part, on September 25, 2007, with a final maturity date of September 25, 2032. The amount outstanding, net of offering costs, as of December 31, 2006, is $10,000. These funds were used to repurchase First Financial stock, for other general corporate purposes, and as a means to diversify funding sources at the parent company level. See Note 11 of the Notes to Consolidated Financial Statements for additional information on borrowings and Note 13 for additional information on capital.
2005 vs. 2004. Short-term borrowings decreased to $111,634 at December 31, 2005, from $148,194 at December 31, 2004. By the end of 2005, the need for short-term borrowings was diminishing due to the sale of the indirect installment loan portfolio, the sale of certain retail mortgage loans, and the continued strategy to decrease the level of investment securities. During 2005, First Financial repurchased $78,344 of common stock primarily through the Dutch Auction tender offer. Long-term borrowings, however, still decreased $43,701 to $286,655 at December 31, 2005, from $330,356 at December 31, 2004, due
30 First Financial Bancorp 2006 Annual Report

to the sale of the indirect installment loans in the third quarter of 2005, the sale of retail mortgage loans in the fourth quarter of 2005, and the decrease in the investment securities portfolio.
PENSION PLAN
First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by the Wealth Resource Group and primarily consist of equity and debt mutual funds, as well as money market funds. Approximately 50.2% and 98.9% of plan assets at December 31, 2006, and 2005, respectively, were invested in the Legacy Funds for which Capital Advisors serves as investment advisor. The 2006 percentage decrease is due to First Financial contributing $22,000 to the pension plan in December of 2006 which was initially invested in money market funds at year-end, but was subsequently invested in Legacy Funds in the first quarter of 2007. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.
The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2006, Corporate Bond Indices, projected cash flows of the pension plan, and comparison to external industry surveys for reasonableness. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 8.5% in both 2006 and 2005. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The rate of compensation increase is compared to historical increases for plan participants.
First Financial recorded pension expense in the Consolidated Statements of Earnings of $7,917, $5,258, and $4,692 for 2006, 2005, and 2004, respectively. The 2006 increase in pension expense from 2005 and 2004 is due to First Financial recording $2,969 of pension settlement and curtailment expense in accordance with FASB Statement No. 88 (SFAS No. 88), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” The settlement and curtailment expense of $2,969 recorded in 2006 is a result of the increased level of pension plan lump-sum distributions to employees in conjunction with First Financial’s previously discussed staff reductions. Cash contributions to fund the pension plan were $28,583, $5,605, and $6,696 for 2006, 2005, and 2004, respectively. The plan assets were 104.1% of the plan obligations at December 31, 2006, and First Financial does not expect to make any contribution to its pension plan in 2007 due to the improved funded status.
First Financial adopted FASB Statement No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. This new accounting standard requires First Financial to record the funded status of its defined benefit pension plan as an asset and recognize unamortized gains and losses as a component of shareholders’ equity. The net adjustment to initially apply SFAS No. 158, net of tax, was a reduction of accumulated other comprehensive income of $5,393 at December 31, 2006, and unfunded pension losses, net of taxes were $7,562 at December 31, 2005.
LIQUIDITY
Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, shareholder dividends, expenses of its operations, and capital expenditures. Liquidity is closely managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, and treasury areas. ALCO’s primary responsibilities are to ensure the necessary level of funds are available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified, and management plans are in place to respond. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including management reporting that identifies the amounts and costs of all available funding sources.
Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities, access to wholesale funding sources, and collateralized borrowings. The most stable source of liability-funded liquidity for both the long and short-term needs is deposit growth and retention of the core deposit base. The deposit base is diversified among individuals, partnerships, corporations, public entities, and geographic markets. This diversification helps First Financial avoid dependence on large concentrations of funding sources.
Capital expenditures such as banking center expansions and technology investments were $15,647 for 2006, $12,421 for 2005, and $13,669 for 2004. Management believes that First Financial has sufficient liquidity to fund its future capital commitments.
In addition, from time to time, First Financial utilizes advances from the FHLB as a funding source. At December 31, 2006, and 2005, total long-term borrowings from the FHLB were $63,762 and $286,655, respectively. The total available remaining borrowing capacity from the FHLB at December 31, 2006, was $399,255.
As of December 31, 2006, First Financial has pledged certain retail mortgage loans and investment securities totaling $625,074 as collateral for borrowings to the FHLB.
The principal source of asset-funded liquidity is marketable investment securities, particularly those with shorter maturities. The market value of investment securities classified as available-for-sale totaled $324,259 at December 31, 2006. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity. Securities classified as held-to-maturity that are maturing in one year or less totaled $2,858 at December 31, 2006. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans and interest-bearing deposits with other banks maturing within one year, are sources of liquidity. Overnight federal funds sold totaled $102,000 at December 31, 2006.
Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $40,831, $41,819, and $35,847 for the years 2006, 2005, and 2004, respectively. As of December 31, 2006, First Financial’s subsidiaries had retained earnings of $125,879 of which none was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.
First Financial Bancorp maintains a $60,000 short-term revolving credit facility with an unaffiliated bank. This facility provides additional liquidity for First Financial for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2006, the outstanding balance was $39,500, compared to an outstanding balance of $45,000 as of December 31, 2005. The outstanding balance of this line varies throughout the year depending on First Financial’s cash needs. The average outstanding balance was $39,707 for 2006 and $8,277 for 2005. The current facility was renewed in the third quarter of 2006 for a period of one year, and the credit agreement requires First Financial to maintain certain covenants including covenants related to asset quality and capital levels (see Note 11 of the Notes to the Consolidated Financial Statements). First Financial was in full compliance with all material covenants as of December 31, 2006, and 2005. First Financial Bancorp makes quarterly interest payments on its junior subordinated debentures owed to two unconsolidated subsidiary trusts. Interest expense related to this other long-term debt totaled $2,610, $2,037, and $1,467 in the years 2006, 2005, and 2004, respectively.
First Financial Bancorp 2006 Annual Report 31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
TABLE 11 • MARKET RISK DISCLOSURE

								FAIR VALUE
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2007	2008	2009	2010	2011	THEREAFTER	TOTAL	2006

Rate sensitive assets
Fixed interest rate loans (1)	133,481	106,775	107,820	68,025	99,012	244,234	759,347	750,948
Average interest rate	6.75%	6.58%	7.39%	6.38%	6.83%	6.23%	6.63%
Variable interest rate loans (1)	453,496	253,594	417,828	152,669	112,715	339,009	1,729,311	1,726,644
Average interest rate	8.00%	6.76%	7.67%	6.43%	7.00%	6.63%	7.27%
Fixed interest rate securities	23,726	20,655	4,794	12,596	12,158	254,650	328,579	328,738
Average interest rate	6.73%	5.42%	7.31%	5.21%	6.26%	5.61%	5.71%
Variable interest rate securities	2,211	435	20	16	19	34,943	37,644	37,644
Average interest rate	5.37%	4.87%	6.25%	6.15%	6.05%	5.89%	5.85%
Other earning assets	102,000	0	0	0	0	0	102,000	102,000
Average interest rate	5.28%	0.00%	0.00%	0.00%	0.00%	0.00%	5.28%

Rate sensitive liabilities
Noninterest-bearing checking	424,138	0	0	0	0	0	424,138	424,138
Savings and interest-bearing checking	119,397	1,074,571	0	0	0	0	1,193,968	1,193,968
Average interest rate	2.13%	2.13%	0.00%	0.00%	0.00%	0.00%	2.13%
Time deposits	730,352	272,051	62,099	47,021	46,481	21,847	1,179,852	1,174,832
Average interest rate	4.38%	4.44%	3.89%	4.08%	4.50%	4.97%	4.37%
Fixed interest rate borrowings	46,686	10,280	15,000	0	0	24,790	96,756	91,613
Average interest rate	2.22%	3.66%	3.49%	0.00%	0.00%	3.78%	2.97%
Variable interest rate borrowings	63,707	0	0	0	0	30,930	94,637	94,637
Average interest rate	5.33%	0.00%	0.00%	0.00%	0.00%	8.65%	6.42%

Interest rate derivatives
Interest Rate Swaps
Fixed to variable	1,551	1,656	1,774	1,868	4,316	19,990	31,155	357
Average pay rate (fixed)	6.60%	6.61%	6.61%	6.84%	7.13%	6.85%	6.85%
Average receive rate (variable)	7.50%	7.50%	7.50%	7.58%	7.35%	7.34%	7.38%

(1)	Includes loans held for sale
INTEREST-RATE SENSITIVITY
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk arises in the normal course of business to the extent that there is a divergence between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and capital while managing volatility arising from shifts in market interest rates. The ALCO oversees market-risk management, establishing risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.
Interest-rate risk for First Financial’s Consolidated Balance Sheets consists of repricing, option, and basis risks. Repricing risk results from differences in the maturity, or repricing, of interest-bearing assets and liabilities. Option risk in financial instruments arises from embedded options such as loan prepayments, early withdrawal of Certificates of Deposits, and calls on investments and debt instruments that are primarily driven by third party or client behavior. Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the net interest margin. Basis risk is also present in managed rate liabilities, such as interest-bearing checking accounts and savings accounts, where historical pricing relationships to market rates may change due to the level or directional change in market interest rates, or competitive pressures.
Table 11 — Market Risk Disclosure projects the principal maturities and yields of First Financial interest-bearing financial instruments at December 31, 2006, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest-rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.
The interest-rate risk position is measured and monitored using earnings simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Earnings simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.
Presented below is the impact on First Financial’s net interest income as of December 31, 2006, assuming immediate, parallel shifts in the yield curve:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31, 2006	(7.60%)	(2.65%)	2.06%	3.45%
Modeling the sensitivity of net interest income to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.
First Financial uses economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, earnings, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest-rate scenarios. Deposit premiums are based on external industry studies, and utilizing historical experience. Presented below is the change in First Financial’s economic value of equity position as of December 31, 2006, assuming immediate, parallel shifts in the yield curve:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31, 2006	(24.57%)	(9.55%)	6.04%	9.52%
32       First Financial Bancorp 2006 Annual Report

TABLE 12 • CONTRACTUAL OBLIGATIONS

	Payments due by period
		Less than	One to three	Three to five	More than
(Dollars in thousands)	Total	one year	years	years	five years

Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$81,336	$11 ,737	$32,396	$1,874	$35,329
Junior subordinated debentures owed to unconsolidated subsidiary trusts	98,826	2,604	5,216	5,208	85,798
Operating lease obligations	10,632	1,772	3,012	2,222	3,626

Total	$190,794	$16,113	$40,624	$9,304	$124,753

First Financial, utilizing interest rates primarily based upon external industry studies, models additional scenarios covering the next twelve months. Based on these scenarios, First Financial has a neutral net interest income interest rate risk position of a negative 0.52% when compared to a base-case scenario with interest rates held constant.
CAPITAL
Total shareholders’ equity at December 31, 2006, was $285,479 compared to total shareholders’ equity at December 31, 2005, of $299,881. This $14,402 or 4.8% decrease was primarily due to cash dividends declared of $25,308, First Financial repurchase of its common stock of $6,561, and the net impact of the adoption of SFAS No. 158 of $5,393, offset by current year earnings of $21,271. For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.
On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors, as well as to provide shares for general corporate purposes. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. At December 31, 2006, no shares have been purchased under this program.
On February 26, 2002, the board of directors authorized a stock repurchase program for up to 5% of First Financial’s common shares outstanding. This program was intended to provide shares for general corporate purposes including the payment of future stock dividends. Repurchase activity under this plan was 1,053,699 shares in 2003 and 1,272,205 shares in 2002. The shares repurchased in 2003 completed this program.
On February 25, 2003, First Financial’s board of directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program. Under this plan, First Financial repurchased 404,000 shares in 2006, 916,000 shares in 2005, 358,999 shares in 2004, and 177,001 shares in 2003. At December 31, 2006, 387,715 shares remained available for purchase under this program.
On December 9, 2005, the final results for the modified Dutch Auction tender offer were announced. First Financial repurchased 3,250,000 at a price of $19.00 per share. The modified Dutch Auction tender offer was approved by First Financial’s board of directors on August 23, 2005. The Modified Dutch Auction tender procedure allows shareholders to select the price within the specified range at which each shareholder is willing to sell all or a portion of his or her shares to First Financial. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial determined the single per share price within the range that would allow it to repurchase the 3,250,000 shares. The tender offer allowed First Financial to maintain a strong capital position and preserve financial flexibility, while enhancing shareholder value.
In January of 2006, the board of directors authorized management to purchase up to an additional 1,000,000 to 2,000,000 shares subject to various requirements including compliance with First Financial’s capital plan.
First Financial expects to repurchase approximately 1,000,000 shares in 2007.
The dividend payout ratio was 118.5%, 71.9%, and 63.8% for the years 2006, 2005, and 2004, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital plan and compliance with applicable regulatory limitations.
First Financial has consistently maintained regulatory capital ratios at or above the level that results in its classification as “well-capitalized.” For further detail on capital ratios, see Note 13 of the Notes to Consolidated Financial Statements.
CRITICAL ACCOUNTING POLICIES
First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, pension costs, and goodwill.
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
First Financial Bancorp 2006 Annual Report      33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
STATISTICAL INFORMATION (Unaudited)

	Balance	2006 Interest	Yield	Balance	2005 Interest	Yield	Balance	2004 Interest	Yield

Earning assets	Daily average balances and interest rates: (Tax equivalent basis; dollars in thousands)
Loans(1), (4)
Commercial(2)	$630,658	$57,242	9.08%	604,058	$44,391	7.35%	$647,147	$40,162	6.21%
Real estate	1,444,831	83,719	5.79%	1,560,118	88,655	5.68%	1,547,434	86,787	5.61%
Installment and other consumer	494,946	36,980	7.47%	588,001	39,476	6.71%	583,667	39,134	6.70%
Lease financing (2)	1,500	182	12.13%	3,616	469	12.97%	8,616	705	8.18%

Total loans	2,571,935	178,123	6.93%	2,755,793	172,991	6.28%	2,786,864	166,788	5.98%

Investment securities(3)
Taxable	318,090	16,592	5.22%	528,528	21,497	4.07%	616,354	24,415	3.96%
Tax-exempt(2)	89,026	6,373	7.16%	105,699	7,491	7.09%	118,034	8,407	7.12%

Total investment securities(3)	407,116	22,965	5.64%	634,227	28,988	4.57%	734,388	32,822	4.47%
Interest-bearing deposits with other banks	0	0	N/M	37	1	2.70%	2,158	49	2.27%
Federal funds sold	141,347	7,092	5.02%	46,187	1,700	3.68%	3,675	43	1.17%

Total earning assets	3,120,398	208,180	6.67%	3,436,244	203,680	5.93%	3,527,085	199,702	5.66%

Nonearning assets
Allowance for loan losses	(35,959)			(43,287)			(46,869)
Cash and due from banks	113,553			123,874			114,779
Accrued interest and other assets	234,669			294,392			309,337

Total assets	$3,432,661			$3,811,223			$3,904,332

Interest-bearing liabilities
Deposits
Interest-bearing demand	$200,975	6,357	3.16%	$172,035	3,083	1 .79%	$153,783	852	0.55%
Savings	1,034,734	16,254	1.57%	1,038,378	7,346	0.71%	1 ,046,077	4,290	0.41%
Time	1,226,205	47,401	3.87%	1,266,139	38,225	3.02%	1 ,240,644	31,685	2.55%

Total interest-bearing deposits	2,461,914	70,012	2.84%	2,476,552	48,654	1 .96%	2,440,504	36,827	1.51%
Borrowed funds
Short-term borrowings	93,306	3,768	4.04%	90,969	1,961	2.16%	210,943	2,574	1 .22%
Federal Home Loan Bank long-term debt	102,910	4,062	3.95%	321,676	15,078	4.69%	321,701	15,422	4.79%
Other long-term debt	30,930	2,610	8.44%	30,930	2,037	6.59%	30,930	1,467	4.74%

Total borrowed funds	227,146	10,440	4.60%	443,575	19,076	4.30%	563,574	19,463	3.45%

Total interest-bearing liabilities	2,689,060	80,452	2.99%	2,920,127	67,730	2.32%	3,004,078	56,290	1 .87%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	415,211			430,231			405,991
Other liabilities	30,163			96,234			127,404
Shareholders’ equity	298,227			364,631			366,859

Total liabilities and shareholders’ equity	$3,432,661			$3,811,223			$3,904,332

Net interest income and interest rate spread (fully tax equivalent)		$127,728	3.68%		$135,950	3.61%		$143,412	3.79%

Net interest margin (fully tax equivalent)			4.09%			3.96%			4.07%

Interest income and yield		$205,525	6.59%		$200,697	5.84%		$196,472	5.57%
Interest expense and rate		80,452	2.99%		67,730	2.32%		56,290	1 .87%

Net interest income and spread		$125,073	3.60%		$132,967	3.52%		$140,182	3.70%

Net interest margin			4.01%			3.87%			3.97%

(1)	Nonaccrual loans are included in average loan balance and loan fees are included in interest income.

(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.

(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.

(4)	Includes loans held-for-sale.

N/M = Not meaningful
34 First Financial Bancorp 2006 Annual Report

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2006, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control- Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of First Financial’s internal control over financial reporting as of December 31, 2006. The report, which expresses an unqualified opinion on management’s assessment and on the effectiveness of First Financial’s internal control over financial reporting as of December 31, 2006, is included in the information that follows under the heading “Report on Effectiveness of Internal Control Over Financial Reporting.”

Claude E. Davis	J. Franklin Hall
President & CEO	Senior Vice President & CFO
February 27, 2007	February 27, 2007
First Financial Bancorp 2006 Annual Report      35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report On Effectiveness Of Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that First Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that First Financial Bancorp maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2006, and 2005, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, of First Financial Bancorp and our report dated February 27, 2007 expressed an unqualified opinion thereon.

Ernst & Young LLP Cincinnati, Ohio February 27, 2007
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report On Consolidated Financial Statements
The Board of Directors and Shareholders of First Financial Bancorp
We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries (the Company) as of December 31, 2006, and 2005, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of First Financial Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2006, and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 17, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006. As discussed in Note 14, the Company adopted the provisions of Statement Financial Accounting Standards No. 158, Employers ‘Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Financial Bancorp’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2007 expressed an unqualified opinion thereon.

Ernst & Young LLP Cincinnati, Ohio February 27, 2007
36     First Financial Bancorp 2006 Annual Report

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2006	2005

Assets
Cash and due from banks	$119,407	$163,281
Federal funds sold	102,000	98,000
Investment securities held-to-maturity (market value of $8,154 at December 31, 2006; $12,768 at December 31, 2005)	7,995	12,555
Investment securities available-for-sale, at market value (cost of $324,922 at December 31, 2006; $555,157 at December 31, 2005)	324,259	554,673
Other investments	33,969	40,755
Loans
Commercial	673,445	582,594
Real estate — construction	101,688	86,022
Real estate — commercial	623,603	646,079
Real estate — retail	628,579	772,334
Installment, net of unearned	198,881	300,551
Home equity	228,128	214,649
Credit card	24,587	22,936
Lease financing	923	2,258

Total loans	2,479,834	2,627,423
Less
Allowance for loan losses	27,386	42,485

Net loans	2,452,448	2,584,938
Loans held for sale	8,824	0
Premises and equipment	79,609	73,025
Goodwill	28,261	28,116
Other intangibles	5,842	7,920
Accrued interest and other assets	138,985	127,545

Total assets	$3,301,599	$3,690,808

Liabilities
Deposits
Interest-bearing	$208,014	$247,187
Savings	985,954	989,990
Time	1,179,852	1,247,274

Total interest-bearing deposits	2,373,820	2,484,451
Noninterest-bearing	424,138	440,988

Total deposits	2,797,958	2,925,439
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	57,201	66,634
Other	39,500	45,000

Total short-term borrowings	96,701	111,634
Federal Home Loan Bank long-term debt	63,762	286,655
Other long-term debt	30,930	30,930
Accrued interest and other liabilities	26,769	36,269

Total liabilities	3,016,120	3,390,927
Shareholders’ equity
Common stock — no par value
Authorized - 160,000,000 shares
Issued - 48,558,614 shares in 2006 and 2005	392,736	392,607
Retained earnings	71,320	75,357
Accumulated comprehensive income	(13,375)	(7,876)
Treasury stock, at cost, 9,313,207 and 8,995,134 shares in 2006 and 2005	(165,202)	(160,207)

Total shareholders’ equity	285,479	299,881

Total liabilities and shareholders’ equity	$3,301,599	$3,690,808

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2006 Annual Report      37

CONSOLIDATED STATEMENTS OF EARNINGS

	Year ended December 31,
(Dollars in thousands except per share data)	2006	2005	2004
Interest income
Loans, including fees	$177,699	$172,636	$166,507
Investment securities
Taxable	16,592	21,497	24,415
Tax-exempt	4,142	4,863	5,458

Total investment securities interest	20,734	26,360	29,873
Interest-bearing deposits with other banks	0	1	49
Federal funds sold	7,092	1,700	43

Total interest income	205,525	200,697	196,472
Interest expense
Deposits	70,012	48,654	36,827
Short-term borrowings	3,768	1,961	2,574
Long-term borrowings	4,062	15,078	15,422
Subordinated debentures and capital securities	2,610	2,037	1,467

Total interest expense	80,452	67,730	56,290

Net interest income	125,073	132,967	140,182
Provision for loan losses	9,822	5,571	5,978

Net interest income after provision for loan losses	115,251	127,396	134,204
Noninterest income
Service charges on deposit accounts	21,958	18,976	18,604
Trust revenues	16,264	16,641	16,690
Bankcard interchange income	6,793	6,186	5,263
Gains from sales of loans	3,206	903	1,561
Gains on sales of branches	12,545	0	0
(Losses) gains on sales and impairment of investment securities	(476)	(6,519)	2
Other	15,563	17,075	17,526

Total noninterest income	75,853	53,262	59,646
Noninterest expenses
Salaries and employee benefits	84,529	77,690	75,475
Net occupancy	11,038	9,610	8,385
Furniture and equipment	5,607	6,276	7,173
Data processing	9,969	6,867	7,214
Marketing	3,490	2,464	2,650
Communication	3,334	3,085	2,795
Professional services	7,169	6,466	5,425
Amortization of intangibles	874	880	876
Debt extinguishment	4,295	0	0
Other	30,079	23,898	23,461

Total noninterest expenses	160,384	137,236	133,454

Earnings from continuing operations before income taxes	30,720	43,422	60,396
Income tax expense	9,449	12,614	19,295

Earnings from continuing operations	21,271	30,808	41,101

Discontinued operations
Other operating income (loss)	0	583	(21)
Gain on sale of discontinued operations	0	10,366	0

Earnings (loss) from discontinued operations before income taxes	0	10,949	(21)
Income tax expense (benefit)	0	3,824	(38)

Earnings from discontinued operations	0	7,125	17

Net earnings	$21,271	$37,933	$41,118

Earnings per share from continuing operations:
Basic	$0.54	$0.72	$0.94

Diluted	$0.54	$0.71	$0.94

Earnings per share from discontinued operations:
Basic	$0.00	$0.17	$0.00

Diluted	$0.00	$0.17	$0.00

Earnings per share:
Basic	$0.54	$0.89	$0.94

Diluted	$0.54	$0.88	$0.94

Average shares outstanding — basic	39,539,114	43,084,378	43,818,779

Average shares outstanding — diluted	39,562,010	43,172,750	43,880,412

See Notes to Consolidated Financial Statements.
38     First Financial Bancorp 2006 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(Dollars in thousands)	2006	2005	2004

Operating activities
Net earnings	$21,271	$37,933	$41,118
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	9,822	5,571	5,978
Provision for depreciation and amortization	8,588	7,430	6,570
Stock-based compensation expense	1,728	1,671	1,925
Pension expense	7,926	5,202	4,513
Net amortization of premiums and accretion of discounts on investment securities	(111)	1,488	2,407
Deferred income taxes	14,360	(778)	2,722
Losses (gains) on impairment and sales of investment securities	476	6,519	(2)
Originations of loans held for sale	(83,365)	(199,086)	(130,564)
Gains from sales of loans held for sale	(3,206)	(903)	(1,561)
Proceeds from sale of loans held for sale	85,696	198,148	131,040
Increase in cash surrender value of life insurance	(2,151)	(10,530)	(9,698)
Decrease (increase) in interest receivable	793	(419)	539
(Increase) decrease in prepaid expenses	(4,051)	211	229
(Decrease) increase in accrued expenses	(1,259)	2,429	3,720
Increase (decrease) in interest payable	883	1,176	(74)
Contribution to pension plan	(28,583)	(5,605)	(6,696)
Other	(12,097)	(2,399)	(620)
Net decrease from discontinued operations	0	12,751	1,709

Net cash provided by operating activities	16,720	60,809	53,255
Investing activities
Proceeds from sales of investment securities available-for-sale	184,935	15	4
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	85,178	144,310	196,028
Purchases of investment securities available-for-sale	(33,459)	(96,862)	(79,256)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	4,561	10,830	13,996
Purchases of investment securities held-to-maturity	0	(10,565)	(8,372)
Net decrease in interest-bearing deposits with other banks	0	495	3,394
Net increase in federal funds sold	(4,000)	(85,951)	(11,442)
Net decrease (increase) in loans and leases	108,128	165,866	(115,450)
Proceeds from disposal of other real estate owned	3,117	2,135	5,275
Recoveries from loans and leases previously charged off	3,428	3,428	4,504
Purchases of premises and equipment	(15,647)	(12,421)	(13,669)
Net decrease from discontinued operations	0	91,962	2,645

Net cash provided by (used in) investing activities	336,241	213,242	(2,343)
Financing activities
Net (decrease) increase in total deposits	(127,481)	19,574	42,380
Net decrease in short-term borrowings	(14,933)	(36,560)	(116,615)
Payments on long-term borrowings	(222,893)	(43,701)	(16,623)
Proceeds from long-term borrowings	0	0	50,000
Cash dividends	(25,308)	(27,671)	(26,348)
Purchase of common stock	(6,561)	(78,344)	(6,265)
Proceeds from exercise of stock options	254	201	9
Excess tax benefit on share-based compensation	87	0	0
Net decrease from discontinued operations	0	(99,622)	(5,709)

Net cash used in financing activities	(396,835)	(266,123)	(79,171)

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(43,874)	7,928	(28,259)
Cash and cash equivalents at beginning of year	163,281	155,353	183,612

Cash and cash equivalents at end of year	$119,407	$163,281	$155,353

Cash and cash equivalents consist of the following:
Cash and cash equivalents from continuing operations	$119,407	$163,281	$152,437
Cash and cash equivalents from discontinued operations	0	0	2,916

Cash and cash equivalents at end of year	$119,407	$163,281	$155,353

Supplemental disclosures
Interest paid	$79,569	$68,642	$59,353

Income taxes paid	$3,829	$16,145	$16,745

Recognition of deferred tax assets attributable to SFAS No. 115	$73	$1 ,642	$2,660

Acquisition of other real estate owned through foreclosure	$2,288	$3,898	$4,617

Issuance of restricted stock awards	$1,654	$1,578	$2,235

Transfer of loans to loans held for sale	$39,571	$0	$0

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2006 Annual Report     39

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common	Common		Accumulated	Treasury stock
	stock	stock	Retained	comprehensive
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total

Balances at January 1, 2004	48,558,614	$392,355	$50,325	$2,344	(4,619,596)	$(78,541)	$366,483
Net earnings			41,118				41,118
Unrealized holding losses on securities available for sale arising during the period				(4,318)			(4,318)
Unfunded pension losses, net of tax				(1,149)			(1,149)

Total comprehensive income							35,651
Cash dividends declared ($0.60 per share)			(26,348)				(26,348)
Purchase of common stock					(358,999)	(6,265)	(6,265)
Exercise of stock options, net of shares purchased		(84)			5,671	93	9
Restricted stock awards, net		(1,748)			91,546	1,748	0
Amortization of restricted stock awards		1,925					1,925

Balances at December 31, 2004	48,558,614	392,448	65,095	(3,123)	(4,881,378)	(82,965)	371,455

Net earnings			37,933				37,933
Unrealized holding losses on securities available for sale arising during the period				(2,511)			(2,511)
Unfunded pension losses, net of tax				(2,242)			(2,242)

Total comprehensive income							33,180
Cash dividends declared ($0.64 per share)			(27,671)				(27,671)
Purchase of common stock					(4,166,000)	(78,344)	(78,344)
Exercise of stock options, net of shares purchased		(528)			33,327	729	201
Restricted stock awards, net		(984)			18,917	373	(611)
Amortization of restricted stock awards		1,671					1,671

Balances at December 31, 2005	48,558,614	392,607	75,357	(7,876)	(8,995,134)	(160,207)	299,881

Net earnings			21,271				21,271
Unrealized holding losses on securities available for sale arising during the period				(106)			(106)
Net adjustment to initially apply SFAS No. 158, net of tax				(5,393)			(5,393)

Total comprehensive income							15,772
Cash dividends declared ($0.64 per share)			(25,308)				(25,308)
Purchase of common stock					(404,000)	(6,561)	(6,561)
Tax benefit on stock option exercise		87					87
Exercise of stock options, net of shares purchased		(213)			24,598	452	239
Restricted stock awards, net		(1,473)			61,329	1,114	(359)
Share-based compensation expense		1,728					1,728

Balances at December 31, 2006	48,558,614	$392,736	$71,320	$(13,375)	(9,313,207)	$(165,202)	$285,479

See Notes to Consolidated Financial Statements.
40     First Financial Bancorp 2006 Annual Report

NOTES OF CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation: The Consolidated Financial Statements of First Financial Bancorp. (First Financial), a bank holding company, principally serving western Ohio, Indiana, and northern Kentucky, include the accounts and operations of First Financial and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.
The preparation of Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual results could differ materially from those estimates.
On September 16, 2005, First Financial sold substantially all the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary. Fidelity Federal is reported in the Consolidated Financial Statements and related Notes as discontinued operations in 2005.
Interest income and interest expense on all interest-earning assets and interest-bearing liabilities is recognized on the accrual basis.
All dollar amounts, except per share data, are expressed in thousands of dollars.
Investment securities: First Financial can classify debt and equity securities in three categories: trading, held-to-maturity, and available-for-sale. First Financial has no trading securities.
Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Financial has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.
The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses are based on amortized cost of the security sold using the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for impairment in value. In performing this review, management considers the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a reduced cost basis. The related charge is recorded in the Consolidated Statements of Earnings as an impairment on investment securities.
Other investments include Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB and FHLB stock is carried at cost.
Loans and leases: Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including impaired loans. When interest accruals are suspended, interest income accrued in the current year is reversed and interest accrued from the prior year is charged to the allowance for loan and lease losses. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
First Financial’s bank subsidiary sells certain mortgage loans immediately after origination on a flow basis. Due to First Financial’s policy of selling conforming mortgage loan production into the secondary market on a flow basis, newly-originated mortgage loans held for sale are not material and therefore not disclosed separately on the Consolidated Balance Sheets. In those instances where loans held in portfolio are reclassified as loans held for sale due to separately announced strategic loan sales, they are transferred on an individual asset basis at the lower of cost or fair value with any difference charged to the Allowance for Loan and Lease Losses. Any subsequent change in carrying value is recorded in the Consolidated Statements of Earnings.
First Financial principally uses the finance method of accounting for direct lease contracts. Under this method of accounting, a receivable is recorded for the total amount of lease payments due and estimated residual values. Lease income, represented by the excess of the total contract receivable plus estimated equipment residual value over the cost of the related equipment, is recorded over the term of the leases at a level rate of return on the unrecovered net investment. First Financial does not have a material amount of leased assets.
Allowance for loan and lease losses: The level of the allowance for loan and lease losses (allowance) is based upon management’s evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off when management believes that the full collectibility of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
Management’s determination of the adequacy of the allowance is based on an assessment of the inherent loss potential given the conditions at the time. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.
The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending strategies and other influencing factors. In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.
The allowance for consumer loans which includes retail real estate, installment, home equity, credit card, consumer leasing, and overdrafts is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates. Consumer loans are evaluated as an asset type within a category (i.e., retail real estate, installment, etc.), as these loans are smaller and more homogeneous.
Larger balance commercial and commercial real estate loans are impaired when, based on current information and events, it is probable that First Financial will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement.
An impairment loss is recognized if the present value of expected future cash flows from the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net deferred loan fees or costs, and unamortized premium or discount, and does not reflect any direct writedown of the investment) in accordance with FASB Statement No. 114 (SFAS No. 114), “Accounting by Creditors for Impairment of a Loan,” as amended by FASB Statement No. 118 (SFAS No. 118), “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.” The impairment loss is recognized through the allowance for loan and lease losses. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral. Income recognition on impaired loans is recorded on the cash basis method.
Premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from ten to 40 years for building and building improvement; three to ten years for furniture, fixtures, and equipment; and three to five years for software, hardware, and data handling equipment. Land improvements are depreciated over 20 years and leasehold improvements are depreciated over the lesser of the base term of the respective lease or the asset useful life. Maintenance and repairs are charged to operations as incurred.
First Financial Bancorp 2006 Annual Report      41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Other real estate owned: Other real estate owned represents properties primarily acquired by First Financial’s bank subsidiary through loan defaults by clients. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. Any gains or losses realized at the time of disposal are reflected in income.
Income taxes: Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable.
First Financial adopted the provisions of FASB Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” effective January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 did not have a material impact on the Consolidated Financial Statements of First Financial.
Earnings per share: Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under First Financial’s stock plans, using the treasury stock method.
Cash flow information: For purposes of the Consolidated Statement of Cash Flows, First Financial considers cash and due from banks as cash and cash equivalents.
Pension: First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting relate to the discount rates, the expected return on plan assets, and the rate of compensation increase.
First Financial adopted the recognition and disclosure provisions of FASB Statement No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” effective December 31, 2006. SFAS No. 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the balance sheet, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end balance sheet, and provide additional disclosures. The effect of adopting SFAS No. 158 on First Financial’s Consolidated Balance Sheets at December 31, 2006 has been included in the accompanying Consolidated Financial Statements. SFAS No. 158 did not have an effect on First Financial’s Consolidated Balance Sheets at December 31, 2005 or 2004. SFAS No. 158’s provisions regarding the change in the measurement date of postretirement benefit plans are not applicable as First Financial already uses a measurement date of December 31 for its postretirement benefit plans.
Reporting comprehensive income (loss): Comprehensive income (loss) is defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income (loss) includes the unrealized holding gains and losses from available-for-sale securities arising during the period. First Financial recorded an unrealized holding loss on available-for-sale securities of $420 and $314 at December 31, 2006 and 2005, respectively. While there was no income tax expense or benefit, there was a deferred tax asset associated with available-for-sale securities of $243 and $170 at December 31, 2006 and 2005, respectively.
The net adjustment to initially apply SFAS No. 158, net of tax, was $5,393 at December 31, 2006 and unfunded pension losses, net of taxes, were $7,562 at December 31, 2005. There was a net deferred tax asset recorded to reflect the funded status of the postretirement benefit plans of $7,480 as of December 31, 2006 and a deferred tax asset recorded for the unfunded pension losses of $4,194 as of December 31, 2005.
Segments and related information: In 2006, management continued to review operating performance and make decisions as one banking segment in contiguous geographic markets.
Derivative instruments: First Financial accounts for its derivative financial instruments in accordance with FASB Statement No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133 requires all derivative instruments to be carried at fair value on the balance sheet. First Financial usually designates derivative instruments used to manage interest-rate risk as hedge relationships with certain assets or liabilities being hedged.
First Financial has entered into derivative transactions, primarily interest rate swaps, to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, and under the provisions of SFAS No. 133 and related amendments, are considered to be fair value hedges.
Because the critical terms of the hedged financial instruments and the derivative instruments coincide, the changes in the fair value of the hedged financial instruments and the derivative instruments offset and the hedges are considered to be highly effective. For a fair value hedge, the fair value of the interest rate swap is recognized on the Consolidated Balance Sheets as either a freestanding asset or liability with a corresponding adjustment to the hedged financial instrument. Subsequent adjustments due to changes in the fair value of a derivative that qualifies as a fair value hedge are offset in current period earnings. Under the fair value method, any derivative gains or losses not effective in hedging the change in fair value of the hedged item would be recognized in the Consolidated Statement of Earnings.
Goodwill and other intangible assets: Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. Core deposit intangibles are amortized on a straight-line basis over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.
Mortgage servicing assets (MSRs): MSRs are recognized as separate assets when loans are sold into the secondary market, servicing retained. Upon sale, the mortgage servicing right is established, which represents the then current market value of future net cash flows expected to be realized for performing the servicing activities. The market value of the mortgage servicing rights are estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the market value of the mortgage servicing rights, mortgage interest rates are used to determine prepayment rates and discount rates, and are held constant over the estimated life of the portfolio. Capitalized mortgage servicing rights are reported in other assets and are amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.
Capitalized mortgage servicing rights are regularly evaluated for impairment based on the estimated fair value of those rights. The mortgage servicing rights are stratified by certain risk characteristics, primarily loan term and note rate. If impairment exists, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the market value.
Stock-based compensation: First Financial adopted the provisions of FASB Statement No. 123(R) (SFAS No. 123(R)), “Share-Based Payment,” effective January 1, 2006, using the modified-prospective transition method which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation expense over the service period for awards expected to vest. SFAS No. 123 (R) applies to all awards granted after January 1, 2006, and to awards modified, repurchased, or cancelled after that date. Prior to January 1, 2006, First Financial accounted for its stock options under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued To Employees” and related Interpretations, and applied the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” First Financial’s employee stock options have fixed terms and the exercise price of the stock options equals the market price on the date of grant. Therefore, no compensation cost was recognized for stock options prior to January 1, 2006.
42 First Financial Bancorp 2006 Annual Report

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
First Financial’s bank subsidiary is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial’s transaction accounts, for 2006 and 2005 were approximately $45,980 and $40,763, respectively.
3. MORTGAGE-SERVICING RIGHTS
Changes in capitalized mortgage-servicing rights are summarized as follows:

(Dollars in thousands)	2006	2005	2004

Balance at beginning of year	$5,527	$4,505	$3,696
Rights capitalized	729	1,841	1,085
Amortization	(1,808)	(1,684)	(1,529)
Change in valuation	0	865	1,253

Balance at end of year	$4,448	$5,527	$4,505

The estimated fair value of capitalized mortgage servicing rights was $6,516, $8,011, and $4,599 at December 31, 2006, 2005, and 2004, respectively. First Financial recognizes impairment charges in “other” in the noninterest income section of the Consolidated Statements of Earnings. In 2006, First Financial did not recapture any impairment reserves. However, in 2005 and 2004, First Financial recaptured $865 and $1,253, respectively, of impairment reserves due to an increase in the estimated future value of servicing cash flows. Valuations are conducted regularly to determine the fair value and any possible impairment of the mortgage servicing right asset. Key assumptions include prepayment speeds, discount rates, inflation, and future operating costs. First Financial uses market-based data for assumptions related to the valuation of mortgage-servicing rights. As of December 31, 2006, First Financial did not have an impairment reserve.
Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $617,086, $601,187, and $570,835 at December 31, 2006, 2005, and 2004, respectively.
Custodial escrow balances maintained at First Financial in connection with these mortgage loans serviced were approximately $4,250, $4,209, and $3,968 at December 31, 2006, 2005, and 2004, respectively.
In March of 2006, the FASB issued Statement No. 156 (SFAS No. 156), “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, First Financial must choose to report servicing assets and liabilities either at 1) fair value or 2) amortized cost (amortized cost is consistent with how First Financial has historically recognized servicing rights). Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date.
First Financial adopted the amortized cost method under SFAS No. 156 effective January 1, 2007. The adoption of SFAS No. 156 did not have a material impact on the Consolidated Financial Statements of First Financial.
4. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES
Dividends paid by First Financial are principally provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations, which is equal to the net earnings from the prior two years, plus net earnings for the current year. As of December 31, 2006, First Financial’s subsidiaries had retained earnings of $125,879 of which none was available for distribution to First Financial as dividends without prior regulatory approval.
5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, First Financial offers a variety of financial instruments with off-balance-sheet risk to its clients to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. U.S. generally accepted accounting principles do not require these financial instruments to be recorded in the Consolidated Balance Sheets, Consolidated Statements of Earnings, Consolidated Statements of Changes in Shareholders’ Equity, and Consolidated Statements of Cash Flows. Following is a discussion of these transactions.
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
Standby letters of credit — These transactions are conditional commitments issued by First Financial to guarantee the performance of a client to a third party. First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services. The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contractual good or service to a third party. First Financial has issued standby letters of credit aggregating $24,709 and $38,296 at December 31, 2006, and 2005, respectively.
Management conducts regular reviews of these instruments on an individual client basis. Management does not anticipate any material losses as a result of these letters of credit.
Loan commitments — Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Financial evaluates each client’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. First Financial had commitments outstanding to extend credit totaling $633,104 and $523,276 at December 31, 2006, and 2005, respectively. Management does not anticipate any material losses as a result of these commitments.
First Financial Bancorp 2006 Annual Report 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. DERIVATIVES
The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. Currently, First Financial utilizes interest rate swaps as a means to offer long-term fixed rate loans to commercial borrowers while maintaining the variable-rate income that better suits First Financial’s interest rate risk profile.
First Financial’s accounting policy for derivatives is based upon SFAS No. 133 and its related amendments.
The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. The following table summarizes the derivative financial instruments utilized by First Financial and their balances at December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
	Notional	Estimated Fair Value		Notional	Estimated Fair Value
	Amount	Gain	(Loss)	Amount	Gain	(Loss)

Fair value hedges
Pay fixed interest rate swaps	$31,155	$557	$(200)	$23,909	$389	$(146)
Matched client hedges Client interest rate swaps	24,821	631	0	0	0	0
Client interest rate swaps with counterparty	24,821	0	(631)	0	0	0

Total	$80,797	$1,188	$(831)	$23,909	$389	$(146)

7. INVESTMENT SECURITIES
The following is a summary of investment securities as of December 31, 2006:

	Held - to - Maturity				Available - for - Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Cost	Value	Cost	Gains	Cost	Value

Securities of U.S. government agencies and corporations					$63,118	$223	$(205)	$63,136
Mortgage-backed securities	$427	$5	$0	$432	184,787	815	(3,227)	182,375
Obligations of state and other political subdivisions	7,568	175	(21)	7,722	71,280	1,377	(90)	72,567
Other securities	0	0	0	0	5,737	459	(15)	6,181

Total	$7,995	$180	$(21)	$8,154	$324,922	$2,874	$(3,537)	$324,259

The following is a summary of investment securities as of December 31, 2005:

	Held - to - Maturity				Available - for - Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Cost	Value	Cost	Gains	Cost	Value

Securities of U.S. government agencies and corporations					$122,680	$94	$(275)	$122,499
Mortgage-backed securities	$643	$11	$0	$654	340,683	1,304	(3,935)	338,052
Obligations of state and other political subdivisions	11,912	228	(26)	12,114	84,187	2,185	(109)	86,263
Other securities	0	0	0	0	7,607	270	(18)	7,859

Total	$12,555	$239	$(26)	$12,768	$555,157	$3,853	$(4,337)	$554,673

The carrying value of investment securities as of December 31, 2004, by category was as follows: U.S. government agencies and corporations $130,502, mortgage-backed securities $377,406, obligations of state and other political subdivisions $112,346, and other securities $8,872.
During the year ended December 31, 2006, available-for-sale securities with a fair value at the date of sale of $178,177 were sold with a $498 gross realized loss recorded.
During the year ended December 31, 2005, available-for-sale securities with a fair value at the date of sale of $4 were sold with a $12 gross realized gain recorded.
During the year ended December 31, 2004, available-for-sale securities with a fair value at the date of sale of $4 were sold with no gross realized gain or loss recorded.
There was a net investment loss after taxes of $301 for the year ended December 31, 2006. There was no gain or loss for the year ended December 31, 2005. There was a net investment gain after taxes of $1 for the year ended December 31, 2004. The applicable income tax effects were a benefit of $175, $0, and $1 for the years 2006, 2005, and 2004, respectively.
The carrying value of investment securities pledged to secure public deposits, repurchase agreements, and for other purposes as required by law totaled $238,996 at December 31, 2006.
In February of 2006, First Financial made the strategic decision to restructure a portion of its balance sheet, which included the sale of $179,000 in investment securities. Due to the anticipated restructuring and intent to sell certain investment securities whose market values were below carrying amount, a write-down of the investment securities portfolio of $6,519 was recorded in 2005. Upon the completion of the sale of the investment securities in the first quarter of 2006, an additional $498 loss was recorded.
The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2006, by estimated maturity, are shown in the table that follows.
Estimated maturities on mortgage-backed securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
44 First Financial Bancorp 2006 Annual Report

	Held-to-Maturity		Available-for-Sale
	Amortized	Market	Amortized	Market
(Dollars in thousands)	Cost	Value	Cost	Value

Due in one year or less	$2,886	$2,889	$23,023	$23,050
Due after one year through five years	1,461	1,464	49,250	49,232
Due after five years through ten years	2,461	2,534	115,757	116,045
Due after ten years	1,187	1,267	136,892	135,932

Total	$7,995	$8,154	$324,922	$324,259

The following tables present the age of gross unrealized losses and associated fair value by investment category.

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$9,887	$40	$20,047	$165	$29,934	$205
Mortgage-backed securities	7,551	48	126,310	3,179	133,861	3,227
Obligations of state and other political subdivisions	2,527	8	3,923	103	6,450	111
Other securities	1,610	15	0	0	1,610	15

Total temporarily impaired securities	$21,575	$111	$150,280	$3,447	$171,855	$3,558

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$24,748	$110	$5,051	$165	$29,799	$275
Mortgage-backed securities	129,383	2,664	31,576	1,271	160,959	3,935
Obligations of state and other political subdivisions	3,371	35	5,242	100	8,613	135
Other securities	1,549	9	1,696	9	3,245	18

Total temporarily impaired securities	$159,051	$2,818	$43,565	$1,545	$202,616	$4,363

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
8. LOANS
Information as to nonaccrual and restructured loans at December 31 was as follows:

(Dollars in thousands)	2006	2005	2004

Principal balance
Nonaccrual loans	$10,236	$24,961	$17,472
Restructured loans	596	3,408	2,110

Total	$10,832	$28,369	$19,582

Interest income effect
Gross amount of interest that would have been recorded at original rate	$989	$2,667	$1,415
Interest included in income	521	1,551	530

Net impact on interest income	$468	$1,116	$885

At December 31, 2006, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.
The balances of other real estate acquired through loan foreclosures, repossessions, or other workout situations totaled $2,334, $3,162, and $1,480 at December 31, 2006, 2005, and 2004, respectively, and are carried at net realized value.
First Financial Bancorp 2006 Annual Report     45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2006	2005	2004

Balance at beginning of year	$42,485	$45,076	$46,436
Provision for loan losses	9,822	5,571	5,978
Loans charged-off	(15,618)	(11,590)	(11,590)
Loans held for salewrite-down	(12,731)	0	0
Recoveries	3,428	3,428	4,504

Balance at end of year	$27,386	$42,485	$45,076

The allowances for loan and lease losses related to loans that are identified as impaired, as defined by SFAS No. 114, as amended by SFAS No. 118, are based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
First Financial’s investment in impaired loans is as follows:

(Dollars in thousands)	2006	2005	2004

Impaired loans requiring a valuation allowance of $1,523 in 2006, $2,265 in 2005, and $1,247 in 2004	$2,639	$6,364	3,202
Impaired loans not requiring a valuation allowance	0	0	0

Total impaired loans	$2,639	$6,364	$3,202

Average impaired loans for the year	$8,791	$6,238	$3,324

For the years ended December 31, 2006, 2005, and 2004, First Financial recognized interest income on those impaired loans of $396, $389, and $354, respectively. First Financial recognizes income on impaired loans on a cash basis.
9. LEASE FINANCING
Leases included in the loan portfolio at December 31 were composed as follows:

(Dollars in thousands)	2006	2005

Direct financing	$607	$1,673
Estimated residual value of leased assets	387	757
Less unearned income	71	172

Investment in leases, net	$923	$2,258

Direct financing lease payments receivable as of December 31, 2006, for the next five years and thereafter are as follows:

(Dollars in thousands)	Direct financing leases

2007	$359
2008	124
2009	116
2010	4
2011	4
Thereafter	0

Total	$607

10. PREMISES AND EQUIPMENT
Premises and equipment at December 31 were summarized as follows:

(Dollars in thousands)	2006	2005

Land and land improvements	$23,325	$18,635
Buildings	63,198	65,129
Furniture and fixtures	41,389	41,809
Leasehold improvements	8,188	6,539
Construction in progress	6,045	6,277

	142,145	138,389

Less accumulated depreciation and amortization	62,536	65,364

Total	$79,609	$73,025

Rental expense recorded under operating leases in 2006, 2005, and 2004, was $2,130, $2,333, and $3,227, respectively.
As of December 31, 2006, future minimum lease payments for operating leases were $1,772 for 2007, $1,661 for 2008, $1,351 for 2009, $1,173 for 2010, $1,049 for 2011, and $3,626 after 2011.
Capital lease agreements for land and buildings at December 31, 2006, were immaterial.
46     First Financial Bancorp 2006 Annual Report

11. BORROWINGS
The following is a summary of short-term borrowings for the last three years:

	2006		2005		2004
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year end
Federal funds purchased and securities sold under agreements to repurchase	$57,201	2.79%	$66,634	2.57%	$64,249	1 .59%
Federal Home Loan Bank borrowings	0	N/A	0	N/A	78,100	2.20%
Other short-term borrowings	39,500	5.92%	45,000	5.07%	5,845	2.16%

Total	$96,701	4.07%	$111 ,634	3.57%	$148,194	1 .93%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$53,599	2.45%	$65,747	1 .58%	$73,160	0.91%
Federal Home Loan Bank borrowings	0	N/A	16,194	2.77%	127,993	1 .39%
Other short-term borrowings	39,707	6.18%	9,028	5.26%	9,790	1.31%

Total	$93,306	4.04%	$90,969	2.16%	$210,943	1 .22%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$59,941		$77,481		$105,778
Federal Home Loan Bank borrowings	0		68,300		181,900
Other short-term borrowings	39,500		45,000		5,845
Repurchase Agreements are utilized for corporate sweep accounts, on which Cash Management Account Agreements are in place. All are subject to the terms and conditions of Repurchase/Security Agreements between the bank and client. To secure the bank’s liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agencies, and mortgage-backed securities.
At December 31, 2006, First Financial had a short-term revolving line of credit with a financial institution of $60,000. As of year end, the outstanding balance was $39,500. The variable interest rate on this line of credit is the federal funds rate plus a spread. The line of credit has the following financial covenants; (1) First Financial’s subsidiaries must maintain a risk-based capital level sufficient to be considered “Well-Capitalized” as defined by the federal banking agencies; (2) First Financial must maintain an allowance for loan losses which equals or exceeds its level of nonperforming loans; (3) First Financial’s double leverage ratio (investments in subsidiaries divided by the sum of total equity plus outstanding trust preferred securities) must not exceed 1.10% at anytime; (4) First Financial’s nonperforming assets must not exceed 2.50% of the sum of its consolidated loans plus other real estate owned and (5) First Financial’s return on assets must be at least 1.00% for the four preceding quarters then ended, adjusted for certain charges. First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2006.
FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $625,074 at December 31, 2006.
The following is a summary of FHLB long-term debt:

(Dollars in thousands)	December 31, 2006
	Amount	Average Rate
Federal Home Loan Bank	$63,762	3.62%
FHLB long-term advances mature as follow:

December 31,
(Dollars in thousands)	2006
2007	$13,500
2008	10,471
2009	15,000
2010	1,491
2011	0
Thereafter	23,300

Total	$63,762

Other long-term debt which appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to two unconsolidated subsidiary trusts.
Capital securities were issued in 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II), and in 2002 by another statutory business trust, First Financial (OH) Statutory Trust I (Trust I). First Financial owns 100% of the common equity of both the trusts. The trusts were formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trusts are the sole assets of each trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of First Financial. The interest rate is subject to change every three months, indexed to the three-month LIBOR (London Inter-Bank Offered Rate). First Financial has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on First Financial’s common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debentures currently qualify as Tier I capital under Federal Reserve Board guidelines.
The following is a summary of other long-term debt:

	December 31, 2006
(Dollars in thousands)	Amount	Rate	Maturity Date	Call Date
First Financial (OH) Statutory Trust I	$10,000	8.77%	9/25/32	9/25/07
First Financial (OH) Statutory Trust II	$20,000	8.46%	9/30/33	9/30/08
First Financial Bancorp 2006 Annual Report     47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. INCOME TAXES
Income tax expense consisted of the following components:

(Dollars in thousands)	2006	2005	2004

Current (benefit) expense
Federal	$(4,593)	$13,439	$14,608
State	(318)	(47)	1,965

Total	(4,911)	13,392	16,573
Deferred expense (benefit)
Federal	13,747	(746)	2,548
State
Total
Income tax expense	613	(32)	174

	14,360	(778)	2,722

	$9,449	$12,614	$19,295

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates was due to the following:

(Dollars in thousands)	2006	2005	2004

Income taxes computed at federal statutory rate (35%) on income before income taxes and before discontinued operations	$10,752	$15,197	$21,139
Tax-exempt income	(1,519)	(1,744)	(1,906)
Bank-owned life insurance	(763)	(1,067)	(1,182)
State income taxes, net of federal tax benefit	192	(52)	1,282
Other	787	280	(38)

Income tax expense	$9,449	$12,614	$19,295

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2006, and 2005, were as follows:

(Dollars in thousands)	2006	2005

Deferred tax assets
Allowance for loan losses	$9,585	$14,870
Deferred compensation	185	431
Unrealized loss on securities available-for-sale	403	707
Postretirement benefits other than pension liability	812	681
Accrued stock-based compensation	533	481
Accrued severance payments	812	692
Deferred loan fees and costs	134	0
Securities impairment	0	2,282
Other	196	615

Total deferred tax assets	12,660	20,759

Deferred tax liabilities
Tax depreciation greater than book depreciation	(2,613)	(2,392)
FHLB stock dividends	(4,091)	(3,555)
Mortgage-servicing rights	(1,530)	(1,834)
Leasing activities	(319)	(1,954)
Deferred loan fees and costs	0	(373)
Prepaid pension	(7,898)	(682)
Intangible assets	(2,721)	(2,184)
Prepaid expenses	(532)	(625)
Purchase accounting	(663)	(752)
Other	(1,763)	(1,518)

Total deferred tax liabilities	(22,130)	(15,869)

Net deferred tax (liability) asset recognized through the Consolidated Statements of Earnings	(9,470)	4,890
Net deferred tax asset related to accumulated other comprehensive income (loss) items, recognized in equity section of the Consolidated Balance Sheets	7,722	4,364

Total net deferred tax (liability) asset	$(1,748)	$9,254

First Financial adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” effective January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 did not have a material impact on the Consolidated Financial Statements of First Financial.
48       First Financial Bancorp 2006 Annual Report

13. RISK-BASED CAPITAL
First Financial and its subsidiary, First Financial Bank, are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action.
Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2006, that First Financial meets all capital adequacy requirements to which it is subject. At December 31, 2006, and 2005, the most recent regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.
First Financial’s Tier 1 capital is comprised of total shareholders’ equity plus junior subordinated debentures, less unrealized gains and losses within accumulated other comprehensive income (loss), intangible assets, and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.
For purposes of computing the leverage ratio, average assets represents year-to-date average assets less assets not qualifying for total risk-based capital including intangibles and non-qualifying mortgage servicing assets and allowance for loan and lease losses.
Actual and required capital amounts and ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006
Total capital to risk-weighted assets
Consolidated	$313,824	12.36%	$203,084	8.00%	N/A	10.00%
First Financial Bank	18,254	12.73%	199,971	8.00%	$249,963	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	286,244	11.28%	101,542	4.00%	N/A	6.00%
First Financial Bank	283,721	11.35%	99,985	4.00%	149,978	6.00%

Tier 1 capital to average assets
Consolidated	286,244	8.41%	136,120	4.00%	N/A	5.00%
First Financial Bank	283,721	8.44%	134,457	4.00%	168,072	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
Total capital to risk-weighted assets
Consolidated	$332,458	12.75%	$208,653	8.00%	N/A	10.00%
First Financial Bank	337,657	13.15%	205,493	8.00%	$256,866	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	299,680	11.49%	104,327	4.00%	N/A	6.00%
First Financial Bank	297,944	11.60%	102,746	4.00%	154,120	6.00%

Tier 1 capital to average assets
Consolidated	299,680	7.93%	151,229	4.00%	N/A	5.00%
First Financial Bank	297,944	8.16%	145,986	4.00%	182,483	5.00%
First Financial Bancorp 2006 Annual Report 49

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
The following tables set forth information concerning amounts recognized in First Financial’s Consolidated Balance Sheets and Consolidated Statements of Earnings:

	December 31,
(Dollars in thousands)	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$54,828	$49,653
Service cost	3,630	3,839
Interest cost	3,025	3,071
Curtailment	(1,346)	0
Settlement	(6,131)	0
Actuarial (gain) loss	(2,841)	5,171
Benefits paid, excluding settlement	(717)	(6,906)

Benefit obligation at end of year	50,448	54,828

Change in plan assets
Fair value of plan assets at beginning of year	28,823	30,049
Actual return on plan assets	3,100	75
Employer contributions	28,583	5,605
Settlement	(7,289)	0
Benefits paid, excluding settlement	(717)	(6,906)

Fair value of plan assets at end of year	52,500	28,823

Funded status	2,052	(26,005)
Unrecognized transition amount	(88)	(155)
Unrecognized prior service cost	63	125
Unrecognized actuarial loss	20,589	27,984

Net amount recognized in the Consolidated Balance Sheets	$22,616	$1,949

On December 31, 2006, First Financial adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 requires First Financial to recognize the funded status (i.e. the difference between the fair value of the plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006, Consolidated Balance Sheets, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax. The adjustment to accumulated other comprehensive income (loss) at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plan’s funded status in the Consolidated Balance Sheets pursuant to the provisions of SFAS No. 87. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of accumulated other comprehensive income (loss). Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income (loss) at adoption of SFAS No. 158.

	December 31,
(Dollars in thousands)	2006	2005

Amounts recognized in the Consolidated Balance Sheets
Before SFAS No. 158
Prepaid benefit cost	$22,616	$0
Accrued benefit liability	0	(9,932)
Intangible pension asset	0	125
Accumulated other comprehensive income (loss), net of taxes	0	7,562
Deferred tax assets	0	4,194

	$22,616	$1,949

Net amount recognized

After SFAS No. 158
Noncurrent assets	$2,052
Current liabilities	0
Noncurrent liabilities	0

Net amount recognized	$2,052

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$20,589
Prior service costs	63
Unrecognized net initial obligation (asset)	(88)
Deferred tax assets	(7,527)

Net amount recognized	$13,037

Change in accumulated other comprehensive income (loss) due to SFAS No. 158	$13,037

Accumulated benefit obligation	$37,195	$38,754

50 First Financial Bancorp 2006 Annual Report

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	December 31,
(Dollars in thousands)	2006	2005

Projected benefit obligation	$0	$54,828
Accumulated benefit obligation	0	38,754
Fair value of plan assets	0	28,823
Components of net periodic benefit cost

	December 31,
(Dollars in thousands)	2006	2005	2004

Service cost	$3,630	$3,839	$3,405
Interest cost	3,025	3,071	2,822
Expected return on assets	(2,890)	(2,711)	(2,431)
Amortization of transition asset	(54)	(64)	(80)
Amortization of prior service cost	55	59	146
Amortization of unrecognized net loss from previous years	1,182	1,064	830
Curtailment loss	7	0	0
Settlement loss	2,962	0	0

Net periodic pension cost	7,917	$5,258	$4,692

Other changes recognized in other accumulated comprehensive income (loss)
Net actuarial gain	(4,411)
Recognized actuarial loss	(2,998)
Prior service cost	0
Recognized prior service cost	(62)

Total recognized in other accumulated comprehensive income (loss)	(7,471)

Total recognized in net benefit cost and other accumulated comprehensive income (loss)	$446

Additional information

	December 31,
(Dollars in thousands)	2006	2005

Increase in minimum liability included in other accumulated comprehensive income (loss), net of taxes	N/A	$2,242

Amount expected to be recognized in net periodic pension expense in the coming year
Loss recognition	$906
Prior service cost recognition	50
Net initial asset recognition	47

Weighted-average assumptions to determine:

	December 31,
	2006	2005
| |
Benefit obligations	5.98%	5.86%
Discount rate	3.50%	3.50%
Rate of compensation increase

Net periodic benefit cost
Discount rate	5.86%	6.25%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%
The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future return.

	Plan Assets at December 31,
	2006	2005

Asset Category
Equity securities	44.28%	60.76%
Bond securities	13.15%	38.14%
Other	42.57%*	1.10%

Total	100.00%	100.00%

*	Includes $22,000 contribution made in December of 2006.
First Financial Bancorp 2006 Annual Report 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Plan assets are administered by the Wealth Resource Group of First Financial Bank, N.A. and primarily consist of equity and debt mutual funds, as well as money market funds. Approximately 50.25% and 98.90% of plan assets at December 31, 2006, and 2005, respectively, were invested in various options of the Legacy Funds for which First Financial Capital Advisors, LLC, a wholly-owned subsidiary of First Financial, serves as investment advisor. The 2006 percentage decrease is due to First Financial contributing $22,000 to the pension plan in December of 2006, which was initially invested in money market funds at year-end, but was subsequently invested in Legacy Funds in the first quarter of 2007. The pension plan does not own any shares of First Financial common stock, directly or through any equity fund.
Each fund’s policy provides an investment range that allows the fund’s investment advisor the latitude to manage the account within certain pre-established parameters. First Financial, through its retirement committee, has chosen the Trust-Growth-Balanced Funding Policy which allows an asset mix of 45% to 75% in equity securities and 25% to 55% in fixed income or bond securities.
The plan held 1,993,393 shares of the Legacy Multi-Cap Core Equity fund at December 31, 2006, with a fair value of $19,475. During 2006, the plan purchased 631,448 shares and sold 408,901 shares of the fund. The plan received dividends from the fund of $2,561 for 2006. The plan also held a total of 137,335 shares in other funds at December 31, 2006, with a fair value of $3,769. Dividends received for these funds were $209.
The plan held assets of the Legacy Core Bond Fund with a cost basis of $1,563 and a fair value of $6,904 at December 31, 2006. During 2006, this fund purchased debt securities with a cost basis of $1,990 and sold debt securities with a cost basis of $6,149. Interest income was $399 for 2006.
First Financial does not expect to make any contributions to its pension plan in 2007 due to the improved funded status of the pension plan.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits

2007	$1,446
2008	1,933
2009	2,371
2010	3,118
2011	3,336
Thereafter	32,292
First Financial also sponsors a defined contribution 401 (k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their base salaries into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. During 2006 and 2005, First Financial contributed $0.50 for each $1.00 an employee contributed, up to a maximum First Financial contribution of 3.00% of the employee’s base salary. All First Financial matching contributions vest immediately. First Financial contributions to the 401 (k) plan are at the discretion of the board of directors. Total First Financial contributions to the 401 (k) plan were $1,198 during 2006, $967 during 2005, and $982 during 2004.
First Financial has purchased bank-owned life insurance on certain of its employees. The cash surrender value of these policies is carried as an asset on the Consolidated Balance Sheets in accrued interest and other assets. The carrying value was $82,971 and $80,820 at December 31, 2006, and 2005, respectively.
First Financial adopted EITF 06-5, “Accounting For Purchases Of Life Insurance-Determining The Amount That Could Be Realized In Accordance With FASB Technical Bulletin No. 85-4” effective January 1, 2007. The adoption of EITF 06-5 did not have a material impact on the financial statements of First Financial.
15. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
First Financial maintains health care and, in limited instances, life insurance plans for current retired employees. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. First Financial has reserved the right to change or eliminate these benefit plans. First Financial uses a December 31 measurement date for its other postretirement benefit plans.
The following table sets forth the funded status and amounts recognized in First Financial’s Consolidated Balance Sheets:

	December 31,
(Dollars in thousands)	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$1,514	$1,350
Interest cost	84	80
Plan participants’ contributions	50	46
Actuarial loss	73	298
Benefits paid	(279)	(260)

Benefit obligation at end of year	1,442	1,514
Fair value of plan assets at beginning and end of year	0	0

Funded status	(1,442)	(1,514)
Unrecognized actuarial gain	(125)	(180)
Unrecognized prior service cost	(4)	(7)

Net postretirement liability recognized in the Consolidated Balance Sheets	$(1,571)	$(1,701)

Amounts recognized in Consolidated Balance Sheets	December 31,
Before SFAS No. 158	2006	2005
Accrued benefit liability — net amount recognized	$(1,571)	$(1,701)

After SFAS No. 158
Current liabilities	$(155)
Noncurrent liabilities	(1,287)

Net amount recognized in Consolidated Balance Sheets	$(1,442)

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial gain	$(125)
Prior service cost	(4)
Unrecognized net initial obligation (asset)	0
Deferred tax liabilities	47

Net amount recognized	$(82)

Change in accumulated other comprehensive income (loss) due to SFAS No. 158	$(82)

52       First Financial Bancorp 2006 Annual Report

Components of net periodic postretirement benefit cost	2006	2005

Interest cost	$84	$80
Amortization of unrecognized prior service cost	(4)	(4)
Amortization of actuarial gain	(3)	(34)

Net periodic benefit cost	77	$42

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial loss	73
Recognized actuarial gain	3
Recognized prior service credit	4

Total recognized in accumulated other comprehensive income (loss)	80

Total recognized in net benefit cost and accumulated other comprehensive income (loss)	$157

Amount expected to be recognized in net periodic pension expense in the coming year
Loss recognition	$0
Prior service cost recognition	(4)
Net initial obligation (asset) recognition	0

	2006	2005
Weighted-average assumptions used to determine accumulated postretirement benefit obligation
Discount rate	5.86%	5.86%

Assumed health care cost trend rates at December 31,
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2011	2011
Assumed health care trend rates have a significant effect on the amounts reported for health care plans. Since there are no new entrants to the health care plan, there is no effect on service or interest cost. However, a one-percentage-point change in assumed health care trend rates would have the following effects:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease
Effect on postretirement benefit obligation	$109	$(99)
First Financial’s other postretirement benefit plan weighted average asset allocation at December 31, 2006, and 2005, by asset category was 100% invested in a federal money fund.
The following estimated future benefit payments, net of retirees contributions, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2007	$160
2008	159
2009	155
2010	149
2011	140
Thereafter	610
On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the Act) of 2003 was enacted. FASB Staff Position No. 106-2 provides guidance on the accounting effects of the Act of 2003 for employers that sponsor postretirement health care plans that provide prescription drug benefits. As stated above, there are no new entrants into the health care plan. Therefore, any measures of the net periodic postretirement benefit cost in the Consolidated Financial Statements or the accompanying Notes do not reflect the effects of the Act on the plan.
16. EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2006	2005	2004
Numerator for basic and diluted earnings per share — income available to common shareholders:
Earnings from continued operations	$21,271	$30,808	$41,101
Earnings from discontinued operations	0	7,125	17

Net earnings	$21,271	$37,933	$41,118

Denominator for basic earnings per share — weighted average shares	39,539,114	43,084,378	43,818,779
Effect of dilutive securities — employee stock options	22,896	88,372	61,633

Denominator for diluted earnings per share — adjusted weighted average shares	39,562,010	43,172,750	43,880,412

Earnings per share from continued operations Basic	$0.54	$0.72	$0.94

Diluted	$0.54	$0.71	$0.94

Earnings per share from discontinued operations Basic	$0.00	$0.17	$0.00

Diluted	$0.00	$0.17	$0.00

Earnings per share Basic	$0.54	$0.89	$0.94

Diluted	$0.54	$0.88	$0.94

First Financial Bancorp 2006 Annual Report     53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17. STOCK OPTIONS AND AWARDS
First Financial adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expensed for the year ended December 31, 2006, was $1,728. Total unrecognized compensation cost related to nonvested share-based compensation was $4,323 at December 31, 2006, and is expected to be recognized over a weighted average period of 2.6 years.
Under the intrinsic method of accounting, compensation expense had not been recognized in the prior year Consolidated Statements of Earnings for stock-based compensation plans, other than for restricted stock awards. The following table illustrates the effect on net earnings and earnings per share if First Financial had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the years ended December 31, 2005 and 2004:

(Dollars in thousands, except per share data)	2005	2004

Net earnings as reported	$37,933	$41,118
Add: restricted stock expense, net of taxes, included in net income	1,086	1,251
Deduct: total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	1,374	1,517

Pro forma net earnings	$37,645	$40,852

Earnings per share
Basic — as reported	$0.88	$0.94

Basic — pro forma	$0.87	$0.93

Diluted — as reported	$0.88	$0.94

Diluted — pro forma	$0.87	$0.93

As of December 31, 2006, First Financial had two stock-based compensation plans. The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 1,691,036 common shares of First Financial. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of First Financial and its subsidiaries. All options expire at the end of the exercise period, and forfeited or expired options become available for re-issuance. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan that provides for 7,507,500 shares for similar awards and options.
First Financial utilized the Black-Scholes valuation model to determine the fair value of stock options. As well as the stock option strike price, the Black-Scholes valuation model requires the use of the following assumptions: the expected dividend yield is based on historical dividend payouts; the expected volatility is based on historical volatilities of company stock for a period approximating the expected life of the options; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends. The estimated fair value of the options granted, as well as, the weighted average assumptions used in the computations are as follows:

	2006	2005

Fair value of options granted	$2.88	$2.72

Expected dividend yield	3.99%	3.63%

Expected volatility	0.210	0.204

Risk-free interest rate	4.94%	3.92%

Expected life	6.88 years	5.23 years

Activity in the stock option plan for the year ended December 31, 2006, is summarized as follows:

	Number			Aggregate
	of	Weighted Average	Average Remaining	Intrinsic
	shares	Exercise Price	Contractual Life	Value

Outstanding at beginning of year	1,609,945	$17.43
Granted	560,800	16.05
Exercised	(59,276)	14.65
Forfeited or expired	(215,770)	17.79

Outstanding at end of year	1,895,699	$17.07	6.41 years	$525,646

Exercisable at end of year	1,071,359	$17.46	4.41 years	$200,636

Intrinsic value for stock options is defined as the difference between the current market value and the grant price. The total intrinsic value of options exercised during 2006 was $188. The weighted average grant date fair value of options granted during 2006 was $2.88. Cash received from stock options exercised during 2006 was $254, and the related tax benefit for tax deductions from stock options exercised for 2006 was $517. First Financial uses treasury shares purchased under the company’s share repurchase program to satisfy share-based exercises.
Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders’ equity at the fair value of these awards at the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently four years. For all awards granted prior to 2005 and for awards granted to non-employee directors in 2005 and 2006, the vesting of the awards only required a service period to be met. Therefore, 25% of each grant would vest each of the four years. For restricted stock awards granted to employees in 2005 and 2006, First Financial must also meet a performance goal of 12.00% annual return on average equity. Since the return on average equity goal was not met in 2005 or 2006, the annual vesting of 25% of the awards granted in those years did not occur. However, if the cumulative period return on average equity (grant date through next measurement date of December 31, 2007) is 12.00% or higher, 75% of the 2005 awards and 50% of the 2006 awards would cumulatively vest, as would 25% of the 2007 awards.
54 First Financial Bancorp 2006 Annual Report

The following is a summary of activity in restricted stock for the year ended December 31, 2006:

		Weighted Average
	Number	Grant Date
	of shares	Fair Value

Nonvested at beginning of year	218,054	$17.22
Granted	103,098	16.05
Vested	(74,145)	17.01
Forfeited	(21,298)	17.09

Nonvested at end of year	225,709	$16.76

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial’s common stock. The total fair value of restricted stock vested during 2006 was $1,261.
18. LOANS TO RELATED PARTIES
Loans to directors, executive officers, principal holders of First Financial’s common stock, and certain related persons was as follows:

(Dollars in thousands)	2006	2005	2004

Beginning balance	$18,719	$28,691	$25,389
Additions	5,912	8,346	9,003
Collected	8,243	18,318	5,701

Ending balance	$16,388	$18,719	$28,691

Loans 90 days past due	$0	$0	$0

Related parties of First Financial, as defined above, were clients of and had transactions with subsidiaries of First Financial in the ordinary course of business during the periods noted above. Additional transactions may be expected in the ordinary course of business in the future. All outstanding loans, commitments, financing leases, transactions in money market instruments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or present other unfavorable features.
19. SHAREHOLDER RIGHTS PLAN
First Financial has a “shareholder rights plan” under which the holders of First Financial’s common stock are entitled to receive one “right” per share held.
Under the plan, each “right” would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an “acquiring person”) of First Financial’s outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation’s outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an “adverse person.” (An adverse person is a person who owns at least 10 percent of the common shares and attempts “greenmail,” or is likely to cause a material adverse impact on First Financial – such as impairing client relationships, harming the company’s competitive position or hindering the board’s ability to effect a transaction it deems to be in the shareholders’ best interest.)
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
First Financial Bancorp 2006 Annual Report 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
20. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by First Financial in estimating its fair value disclosures for financial instruments:
Cash and short-term investments -The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term investments, such as interest-bearing deposits with other banks and federal funds sold, approximated the fair value of those instruments.
Investment securities (including mortgage-backed securities)- Fair values for investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. (Refer to Note 7 for further disclosure.)
Loans -The fair values of loans and leases, such as commercial real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans and leases would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximated its fair value.
Mortgage-servicing rights - The fair value of mortgage-servicing rights was determined through modeling the expected future cash flows. The modeling included stratification by maturity and coupon rates on the underlying mortgage loans. Certain assumptions were used in the valuation regarding prepayment speeds, discount rates, servicing costs, delinquency, cash balances, and foreclosure costs which were arrived at from third-party sources and internal records.
Deposit liabilities -The fair value of demand deposits, savings accounts, and certain money market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.
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
Commitments to extend credit and standby letters of credit -Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the client. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in First Financial’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 5 for additional information.)
Derivative financial instruments - Fair values for derivative financial instruments specifically interest rate swaps, were determined using market quotes for those instruments.
First Financial does not carry financial instruments which are held or issued for trading purposes.
In September of 2006, the FASB issued Statement No. 157 (SFAS No. 157), “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. First Financial is required to apply SFAS No. 157 beginning January 1, 2008, and is currently evaluating the effect the implementation of SFAS No. 157 will have on its Consolidated Financial Statements.
The estimated fair values of First Financial’s financial instruments at December 31 were as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	value	value	value	value

Financial assets
Cash and short-term investments	$221,407	$221,407	$261,281	$261,281
Investment securities held-to-maturity	7,995	8,154	12,555	12,768
Investment securities available-for-sale	324,259	324,259	554,673	554,673
Other investments	33,969	33,969	40,755	40,755
Loans
Commercial	673,445	671,024	582,594	589,597
Real estate — construction	101,688	102,883	86,022	86,736
Real estate — mortgage	1,252,182	1,247,303	1,418,413	1,409,950
Installment, net of unearned income	427,009	421,840	515,200	516,907
Credit card	24,587	24,868	22,936	24,960
Leasing	923	850	2,258	2,537
Less allowance for loan losses	27,386		42,485

Net loans	2,452,448	2,468,768	2,584,938	2,630,687
Loans held for sale	8,824	8,824	0	0
Mortgage-servicing rights	4,448	6,516	5,527	8,011
Accrued interest receivable	18,651	18,651	19,444	19,444
Derivative financial instruments	357	357	243	243

Financial liabilities
Deposits
Noninterest-bearing	424,138	424,138	440,988	440,988
Interest-bearing demand	208,014	208,014	247,187	247,187
Savings	985,954	985,954	989,990	989,990
Time	1,179,852	1,174,832	1,247,274	1,242,741

Total deposits	2,797,958	2,792,938	2,925,439	2,920,906
Short-term borrowings	96,701	96,701	111,634	111,634
Federal Home Loan Bank long-term debt	63,762	58,619	286,655	289,873
Other long-term debt	30,930	30,930	30,930	30,930
Accrued interest payable	6,755	6,755	5,872	5,872
56 First Financial Bancorp 2006 Annual Report

21. FIRST FINANCIAL BANCORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
BALANCE SHEETS

	December 31,
(Dollars in thousands)	2006	2005

Assets
Cash	$4,457	$11,794
Investment securities, available for sale	2,412	3,316
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	286,485	301,718
Nonbanks	19,760	19,606

Total investment in subsidiaries	306,245	321,324

Loans
Commercial	192	997
Real estate	4,205	6,385

Total loans	4,397	7,382
Allowance for loan losses	398	1,896

Net loans	3,999	5,486
Bank premises and equipment	990	1,188
Other assets	39,090	36,536

Total assets	$364,693	$387,144

Liabilities
Short-term borrowings	$39,500	$45,000
Subordinated debentures	30,930	30,930
Dividends payable	6,290	6,852
Other liabilities	2,494	4,481

Total liabilities	79,214	87,263
Shareholders’ equity	285,479	299,881

Total liabilities and shareholders’ equity	$364,693	$387,144

STATEMENTS OF EARNINGS

	Year ended December 31,
(Dollars in thousands)	2006	2005	2004

Income
Interest income	$713	$716	$839
Noninterest income	875	691	624
Investment securities losses	0	(3)	(3)
Dividends from subsidiaries	40,831	41,818	35,847

Total income	42,419	43,222	37,307

Expenses
Interest expense	5,061	2,495	1,575
Provision for loan losses	(1,083)	0	0
Salaries and employee benefits	7,364	9,517	6,731
Miscellaneous professional services	1,121	2,714	1,481
Other	2,233	1,746	2,161

Total expenses	14,696	16,472	11,948

Income before income taxes and (excess dividends from) equity in undistributed net earnings of subsidiaries	27,723	26,750	25,359
Income tax benefit	(3,973)	(4,825)	(2,944)
(Excess dividends from) equity in undistributed net earnings of subsidiaries	(10,425)	(767)	12,798

Earnings from continuing operations	21,271	30,808	41,101
Earnings from discontinued operations	0	7,125	17

Net earnings	$21,271	$37,933	$41,118

First Financial Bancorp 2006 Annual Report 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOWS

	Year ended December 31,
(Dollars in thousands)	2006	2005	2004

Operating activities
Net earnings	$21,271	$37,933	$41,118
Adjustments to reconcile net earnings to net cash provided by operating activities
Excess dividends from (equity in undistributed earnings of) subsidiaries	10,425	767	(12,815)
Provision for loan losses	(1,083)	0	0
Depreciation and amortization	125	230	220
Stock-based compensation expense	1,728	1,671	1,925
Pension expense	815	336	280
Deferred income taxes	1,445	(1,349)	2,003
(Decrease) increase in dividends payable	(562)	296	(39)
(Decrease) increase in accrued expenses	(1,411)	474	238
(Increase) decrease in other assets	(3,771)	259	(4,109)
Contribution to pension plan	(2,125)	(441)	(399)
Net decrease from discontinued operations	0	9,515	67

Net cash provided by operating activities	26,857	49,691	28,489

Investing activities
Capital contributions to subsidiaries	(462)	0	(4,750)
Proceeds from calls and maturities of investment securities	3,000	2	2,005
Purchases of investment securities, available-for-sale	(2,013)	0	0
Net decrease in loans	2,570	609	1,595
Purchases of premises and equipment	0	(207)	(100)
Other	(261)	(564)	97

Net cash provided by (used in) investing activities	2,834	(160)	(1,153)

Financing activities
(Decrease) increase in short-term borrowings	(5,500)	43,000	2,000
Cash dividends	(25,308)	(27,671)	(26,348)
Purchase of common stock	(6,561)	(78,344)	(6,265)
Proceeds from exercise of stock options, net of shares purchased	254	201	9
Excess tax benefit on share-based compensation	87	0	0

Net cash used in financing activities	(37,028)	(62,814)	(30,604)

Decrease in cash	(7,337)	(13,283)	(3,268)
Cash at beginning of year	11,794	25,077	28,345

Cash at end of year	$4,457	$11,794	$25,077

58 First Financial Bancorp 2006 Annual Report

22. DISCONTINUED OPERATIONS
On September 16, 2005, First Financial completed the sale of substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary. Fidelity Federal is reported as a discontinued operation for financial reporting purposes for all periods presented. The results of its operations and its cash flows have been removed from First Financial’s results of continuing operations for all periods presented.
The results of Fidelity Federal are presented as discontinued operations in a separate category on the Consolidated Statements of Earnings following the results from continuing operations. There were no earnings from discontinued operations in 2006. The earnings from discontinued operations for the years ended December 31, 2005, and 2004 were as follows:

	Year ended December 31,
	2005	2004

Interest income
Loans, including fees	$4,034	$5,900
Investment securities	354	554
Interest-bearing deposits with other banks	55	51
Federal funds sold and securities purchased under agreements to resell	109	69

Total interest income	4,552	6,574
Interest expense
Deposits	1,197	1,513
Federal Home Loan Bank long-term debt	865	1,496

Total interest expense	2,062	3,009

Net interest income	2,490	3,565
Provision for loan losses	50	1,305

Net interest income after provision for loan losses	2,440	2,260

Noninterest income
Service charges on deposit accounts	154	243
Gain on sale of discontinued operations	10,366	0
Other	(87)	153

Total noninterest income	10,433	396

Noninterest expenses
Salaries and employee benefits	1,032	1,258
Net occupancy	67	93
Furniture and equipment	45	64
Data processing	369	562
Other	411	700

Total noninterest expenses	1,924	2,677

Earnings (loss) from discontinued operations before income taxes	10,949	(21)
Income tax expense (benefit)	3,824	(38)

Earnings from discontinued operations	$7,125	$17

First Financial Bancorp 2006 Annual Report 59

QUARTERLY FINANCIAL AND COMMON STOCK DATA (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

2006
Interest income	$50,684	$50,741	$52,324	$51,776
Interest expense	18,485	18,794	21,501	21,672

Net interest income	32,199	31,947	30,823	30,104
Provision for loan losses	752	360	2,888	5,822
Noninterest income
Gain on sales of branches	0	0	12,545	0
Losses on sales of investment securities	(476)	0	0	0
All other	15,230	15,841	17,884	14,829
Noninterest expenses	40,660	40,696	39,334	39,694

Earnings before income taxes	5,541	6,732	19,030	(583)
Income tax expense	1,574	2,374	6,911	(1,410)

Net earnings	$3,967	$4,358	$12,119	$827

Earnings per share:
Basic	$0.10	$0.11	$0.31	$0.02

Diluted	$0.10	$0.11	$0.31	$0.02

Cash dividends paid	$0.16	$0.16	$0.16	$0.16

Market price
High bid	$18.32	$16.68	$16.04	$17.50

Low bid	$15.88	$14.63	$14.20	$15.52

2005
Interest income	$49,121	$50,119	$50,740	$50,717
Interest expense	15,141	16,214	17,597	18,778

Net interest income	33,980	33,905	33,143	31,939
Provision for loan losses	455	750	1,351	3,015
Noninterest income
(Losses) gains on sales and impairment of investment securities	(6)	0	6	(6,519)
All other	15,042	14,838	14,003	15,898
Noninterest expenses	33,160	33,585	34,732	35,759

Earnings from continuing operations before income taxes	15,401	14,408	11,069	2,544
Income tax expense	4,869	4,785	3,250	(290)

Earnings from continuing operations	10,532	9,623	7,819	2,834
Earnings from discontinued operations
Other operating income (loss)	307	416	(140)	0
Gain on sale of discontinued operations	0	0	10,366	0

Income from discontinued operations before income taxes	307	416	10,226	0
Income tax expense	194	266	6,665	0

Earnings from discontinued operations	113	150	3,561	0

Net earnings	$10,726	$9,889	$14,484	$2,834

Earnings per share from continuing operations:
Basic	$0.24	$0.22	$0.18	$0.07

Diluted	$0.24	$0.22	$0.18	$0.07

Earnings per share from discontinued operations:
Basic	$0.00	$0.01	$0.15	$0.00

Diluted	$0.00	$0.01	$0.15	$0.00

Earnings per share:
Basic	$0.24	$0.23	$0.33	$0.07

Diluted	$0.24	$0.23	$0.33	$0.07

Cash dividends paid	$0.15	$0.16	$0.16	$0.16

Market price
High bid	$19.25	$18.90	$19.80	$19.30

Low bid	$16.65	$16.90	$16.99	$17.51

First Financial Bancorp. common stock trades on The Nasdaq Stock Market under the symbol FFBC.
60 First Financial Bancorp 2006 Annual Report

FINANCIAL PERFORMANCE
The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana (the “Peer Group”). The following table assumes $100 invested on January 1, 2001 in the Corporation, the Nasdaq Market Index and equally in the Peer Group and assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

	2001	2002	2003	2004	2005	2006

First Financial Bancorp	100.00	96.15	96.22	109.16	113.13	111.58
Peer group index	100.00	99.85	115.71	118.86	109.17	122.67
Nasdaq market index	100.00	69.75	104.88	113.70	116.19	128.12
The Peer Group is comprised of 1st Source Corporation, Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Citizens Banc Corp, First Financial Bancorp., First Financial Corporation, First Indiana Corporation, First Merchants Corporation, FirstMerit Corporation, German American Bancorp, Home Federal Bancorp, Horizon Bancorp, Huntington Bancshares Incorporated, Integra Bank Corporation, Irwin Financial Corporation, Keycorp, Lakeland Financial Corporation, LNB Bancorp, Inc., Mainsource Financial Group, Monroe Bancorp, National City Corporation, NB&T Financial Group, Inc., Oak Hill Financial, Inc., Ohio Legacy Corp, Ohio Valley Banc Corp, Old National Bancorp, Park National Corporation, Peoples Bancorp Inc., Rurban Financial Corp., Sky Financial Group, Inc., St. Joseph Capital Corporation, Tower Financial Corporation, United Bancorp, Inc., and United Bancshares, Inc. Unizan Financial Corp. was removed from this year’s peer group because of its merger into Huntington Bancshares Incorporated in 2006.
SHAREHOLDER INFORMATION

Annual Meeting	Transfer Agent and Registrar

The Annual Meeting of Shareholders	Registrar and Transfer Company
will be held at the Fitton Center for Creative Arts	10 Commerce Drive
101 S. Monument Ave., Hamilton, Ohio 45011	Cranford, New Jersey 07016
Tuesday, May 1, 2007, 10:00 a.m.	1-800-368-5948
1-908-497-231 2 (FAX)

Form 10-K
Listed on
For copies of First Financial Bancorp’s
Form 10-K, write to:	The Nasdaq Stock Market®
J. Franklin Hall	Common Stock Symbol: FFBC
Senior Vice President, Chief Financial Officer
First Financial Bancorp
300 High Street, P.O. Box 476	www.bankatfirst.com
Hamilton, Ohio 45011
1-513-979-5770
1-513-979-5780 (FAX)
frank.hall@bankatfirst.com

Another step on the path to success
Thank you for reading
our first annual report*
First Financial Bancorp
300 High Street
Hamilton, OH 45011
www.bankatfirst.com