Form 10-K, Exhibit 13
period 2007-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2008-02-27
CIK 708955

Exhibit 13

fiRST

first financial bancorp

2007 Annual Report

2007 Annual Report

What is success?
Each of us defines success differently.
Our needs and goals are different.
For some people success is a lofty, distant future.
For others, it is immediate and reachable.
Success for us at First Financial Bank is helping our clients, associates, shareholders and communities achieve their individual success.

$645,000
At First Financial Bank, much care and thought was given in determining the best allocation of $645,000 in charitable contributions during 2007. We have chosen three target areas — economic development, education, and neighborhood development. These are segments in which our expertise is high, resulting in more impact from both our financial support and our employees’ significant volunteer activities.
Alexis Acoff, Martasha Colvin (center) and Kayla Wilson
2 First Financial Bancorp 2007 Annual Report

“Success for me would be .”
Martasha Colvin is the teen center advisor at the LeBlond Club of the Boys & Girls Clubs of Greater Cincinnati. Growing up, she heard about the Club from her cousins and friends who were members. Today, she is passionate about helping young girls at the club to recognize their gifts, set goals, strive for their dreams, stay in school, and reach their full potential.
Martasha teaches a course in money management, helps kids with computer skills, and works with them to develop job readiness. But her special gift is empathy — listening when young people are troubled and helping them find a way to persevere and not give up.
In 2007, First Financial pledged $100,000 over four years in a new partnership with the Boys & Girls Clubs of Greater Cincinnati which serves over 11,000 young people in disadvantaged areas. The teens under Martasha’s guidance do homework every day before they go swimming, play basketball, exercise, and enjoy a hot dinner together. In the summer, they volunteer in the neighborhood, go on field trips, mentor younger Club members, and job shadow with local professionals.
The bank’s hope is to help an already strong organization create even more success for its members. One aspect of the new partnership with the organization is recruiting bank associates to inspire these young people to learn about managing money and encourage them to pursue educational opportunities.
First Financial can’t guarantee that Martasha’s influence will be just what every teen at the Club needs, but we can be part of the support system that keeps her efforts going.
First Financial Bancorp 2007 Annual Report 3

“Success for me would be .”
When Tim Dora’s wife asks him why he keeps on pursuing new hotel partnerships, he has an easy answer: “Because it’s fun!”
Fifty years ago, Tim’s late father opened the Covered Wagon Lodge in Vincennes, Indiana. He probably didn’t realize that event would become the cornerstone of a rich tradition of Dora family participation in the hospitality industry.
Today, Tim is involved in 25 hotels and is the general partner in Dora Brothers Hospitality Corporation. His company has hotels operating under such premier names as Hotel Indigo, Staybridge Suites, and Holiday Inn Express.
One of his recent efforts was the re-construction of an apartment complex into Charwood Corporate Lodging, an extended-stay hotel in Columbus, Indiana. Financed by First Financial Bank, Charwood offers corporate travelers all the comfort, convenience, and privacy of home.
By designing treasury-management services just for this client, First Financial Bank has become an integral part of the hotel owner’s success. Every morning, First Financial provides a customized report with certain account data that helps Tim’s company with its accounting.
Tim likes that First Financial is big enough to meet his capital needs as well as offer the sophisticated services his complex holdings demand. But he also appreciates that the bank is small enough to allow him to develop strong relationships with bank associates like Steve Gochenour and Renee Gorbett. They know Tim and his business so well that it doesn’t take much time to get things done when he approaches them with a new venture.
We can’t be sure that Tim will still be having fun a year from now, but we can anticipate that First Financial will still be a partner in his success.
4 First Financial Bancorp 2007 Annual Report

17.5%
First Financial experienced growth in commercial, commercial real estate, and construction loans of 17.5 percent in 2007. This growth was primarily driven by continued efforts to expand the bank’s commercial lending sales force and deepen its market presence. Our future growth is likely to come from a combination of metropolitan and non-metropolitan markets.
First Financial Bancorp 2007 Annual Report 5

21,752
In addition to basic services, First Financial Bank also offers its 21,752 commercial clients a host of contemporary and sophisticated products. Because it can be done anywhere at anytime, Internet banking is very popular with clients. Statements are available online or on CD-ROM, and automated account reconciliation helps reduce expenses and increase efficiency. Remote capture, lockbox collection services, as well as Positive Pay service are all available to our clients to help mitigate risk.
Stacia Coplin, Ollie Adams (center), and Wyatt Young
6 First Financial Bancorp 2007 Annual Report

“Success for me would be
On November 10, 2002, Ollie Adams seriously wondered whether KAM Manufacturing would ever be able to put the pieces back together. A savage tornado had torn through the Van Wert, Ohio area, laying waste to KAM’s 20,000 square-foot facility and the vast majority of its equipment. Only half of the company’s 126 sewing machines were found and of those, exactly six were salvageable.
Ollie’s mother Kim had started the company in the family’s garage in 1983, sewing for a prominent national handbag company. In 1988, our bank helped her with financing to move the company to Van Wert. After the tornado, the bank was an important partner in putting the pieces back together.
Most bank records had literally been blown away. For security purposes, Ollie immediately had the bank close all the company’s accounts. That same day, a bank officer brought documents to Ollie’s home to open new accounts so that KAM would experience minimal financial disruption.
“The bank helped us find state assistance programs to secure low-rate financing for replacement equipment,” said Ollie. “Amazingly, we were back to limited production in two weeks and to full production in a month.” Today, KAM is a growing company with 160 employees, 125 sewing machines, and an output of 6300 handbags daily. Ollie is a strong player in the Van Wert community, and KAM was recently named Small Business of the Year by the local chamber of commerce.
It takes tremendous effort to remain competitive in today’s business environment, but Ollie knows that his banking relationship manager, Linda Cooper, is local and will respond quickly with whatever financial solutions his growing business needs.
We can’t guarantee that Ollie’s company won’t be affected by another natural disaster. But we can promise quick response when help is needed.
First Financial Bancorp 2007 Annual Report 7

95 associates
First Financial Bank retains a talented team of 95 financial professionals in the Wealth Resource Group. They design, tailor and coordinate trust services, investment management services, brokerage services, and private banking services for the particular needs of each client. In addition to having depth of experience, the team represents a broad base of disciplines — attorneys, CPAs, chartered financial analysts, certified retirement planning specialists, and other key credentialed professionals to help clients plan a secure and successful financial future.
8 First Financial Bancorp 2007 Annual Report

“Success for us would be
When Pat and Donna Carruthers look at their twin grandchildren, Rogue and Elizabeth, they are pleased to know there’s a plan in place which not only preserves assets for the children but also allows for the continuation of their charitable giving.
Since 1995, the Carruthers family — Pat, Donna, and their daughter Sara — have been relying on Denny Walsh and Sue Cribbs of First Financial Bank’s Wealth Resource Group to manage their assets. By creating charitable trusts, the bank has helped the family to increase their income while expanding their financial support for many causes in Hamilton, Ohio. With the bank’s assistance in wealth management, estate planning, and tax strategies for each generation of this family, Pat and Donna know that their assets will be passed on with as little tax and probate cost as possible.
The Carruthers have substantially supported the expansion and remodeling projects of the emergency room, the intensive care wing and the catheter lab at Fort Hamilton Hospital. They established the Carruthers Center for Arts and Technology at the Fitton Center for Creative Arts, and they support many other worthy causes that touch the community in a positive way.
There will always be new projects in the Hamilton community that need the largess of the Carruthers family. And they can rely on First Financial for the knowledge, coaching, and guidance that will help them grow and protect the assets that fund their philanthropy.
First Financial Bancorp 2007 Annual Report 9

“Success for me would be
Tillie Hidalgo Lima has received dozens of awards since she rebuilt Best Upon Request concierge services, and her acceptance speeches always include her gratitude toward her parents who escaped with her from Cuba when she was a child.
Arriving with only one suitcase and 10 Cuban pesos, Tillie’s parents taught her to have faith, to never give up, to be resourceful, to strive to be the best she can be, and to appreciate that freedom is a privilege and a responsibility.
Tillie also appreciates First Financial Bank for the support she received when her family’s business nearly failed after September 11, 2001. Since then, Best Upon Request has had a 447 percent revenue growth. For corporate and health care clients, the company provides on-site concierge services as an employee benefit. Services include errand running, event and travel planning, information research, home-based help and more.
Both Tillie and her company have won numerous civic and professional awards. She was named one of Deloitte’s One Hundred Wise Women in both 2005 and 2007, and she was honored as a YWCA Career Woman of Achievement this past year. For three consecutive years, her company was named to the Fast 55 list in Cincinnati and was cited in the Business Courier as one of Greater Cincinnati’s Largest 250 Companies.
Today, Tillie maintains a busy schedule with growing her business, but she is also faithful to serving the community and making time to have fun with family and friends.
We can’t assure Tillie that she will receive more external validation, although we think she will. But we can promise to bring her the right solutions for continued success.
10 First Financial Bancorp 2007 Annual Report

45209
This is the Cincinnati, Ohio, ZIP Code that will be the new home for the headquarters of First Financial Bancorp. Relocating to Cincinnati positions our corporate headquarters in a metropolitan market which is more consistent with our growth strategy. In addition, this move will enable us to attract and retain the talent needed to successfully lead and grow the company.
Our banking subsidiary, First Financial Bank, will continue to be headquartered in Hamilton, Ohio, an important growth market for the company. Hamilton is in Butler County where we have our largest base of banking assets.
First Financial Bancorp 2007 Annual Report 11

to live on an island to become a U.S.

to become a ballerina to never be

to feel at home to start my own

to be able to leave a legacy to move

to ride in a hot air balloon to go to

to pay for my daughter's wedding to be

to know my children are safe to own my

to be able to care for my parents to

to own my own home to cure a

to send my child to private school to

to add on to the house to not have to

to work for a good company to have my

How does First Financial Bancorp define success? associates. When they are successful in their jobs, achieve their goals, our company grows and prospers
12 First Financial Bancorp 2007 Annual Report

citizen to pay for braces for the kids
hungry to go on vacation in Hawaii
business to help the homeless

to the coast to be financially secure
Disney World to put in a pool
healthy again to be able to retire
own restaurant to graduate from college
travel the world to buy a horse
terrible disease to buy a new tractor
become a millionaire to enjoy my job
worry about the future to be a good parent
stock portfolio grow to get a big promotion

By the success of all stakeholders. It begins with our our clients benefit. By helping our clients succeed and to the benefit of our shareholders and our communities.
First Financial Bancorp 2007 Annual Report 13

Claude E. Davis, President and CEO, First Financial Bancorp
Financial Highlights (Dollars in thousands, except per share data) 2007 2006 % Change
Per Share Net earnings—basic $ 0.93 $ 0.54 72.22% Net earnings—diluted 0.93 0.54 72.22% Cash dividends declared 0.65 0.64 1.56% Book value (end of year) 7.40 7.27 1.79% Market price (end of year) 11.40 16.61 (31.37%)
Average Total assets $3,310,040 $3,432,661 (3.57%) Deposits 2,828,904 2,877,125 (1.68%) Loans 2,546,898 2,571,935 (0.97%) Investment securities 357,803 407,116 (12.11%) Shareholders’ equity 280,275 298,227 (6.02%)
Ratios Return on average assets 1.08% 0.62% 74.19% Return on average shareholders’ equity 12.73% 7.13% 78.54%
14 First Financial Bancorp 2007 Annual Report

“Success for me would be ___.”
Every day we help our clients and associates fill in this blank line. And every day we ask this question of ourselves. We evaluate our progress and measure our clients’ satisfaction to understand what we need to do to achieve greater success.
We are pleased with and encouraged by our performance in 2007. It is strong evidence that the hard work of our associates in the implementation of our strategic initiatives is producing positive results. Even in a difficult environment for the banking industry, our performance is at or above peer performance for most financial metrics.
A Look Back. We are seeing the results of some good decisions and actions that have taken place during the last two years of rebuilding and reorganization which is now complete. In 2007, we chose two new strategic partners: one to service our residential real estate portfolio and provide new mortgage origination support and the other to take on our merchant payment processing portfolio.
In addition, we re-tooled the investment management area of our Wealth Resource Group, recruited quality commercial lenders to improve our sales performance, closed seven banking centers, and implemented a new model to reduce our staffing levels.
Here are some highlights of our improved 2007 performance:
- Solid commercial loan growth of 17% over the last 12 months
- Stable credit quality
- Decreasing noninterest expense
- Strong net interest margin
- Sales growth and culture development
First Financial Bancorp 2007 Annual Report 15

As we expand and live our brand, we want our client’s experience to be positive and meaningful. To take our clients on this journey, we’ve developed an exciting prototype for new banking centers that will stand out in the industry. The client’s journey focuses on their path to success with simple, smart financial solutions presented by our financial coaches. Visual merchandising as well as engaging retail graphics and design will make our banking center environment come to life. Clients will see and feel the consistency of our branded First Financial banking experience. New banking centers will follow this prototype, and our current facilities will be remodeled and refreshed over the next three years.
A major initiative begins in 2008 with the construction and renovation of banking centers using a new prototype design.
16 First Financial Bancorp 2007 Annual Report

A Look Forward. In early 2008, we will move our corporate headquarters to Cincinnati, Ohio, a location that is consistent with our plans to expand in metropolitan markets and enhances our opportunity to retain and attract talent to help us manage and grow the company.
Our capital position is strong, and we have a diversified portfolio of earning assets. While economic conditions in 2008 may put stress on both commercial and consumer borrowers, we remain optimistic that our strong credit processes will allow us to manage our risk effectively and capitalize on the opportunities that are sure to present themselves in these unique times. We will continue to work hard to improve and to achieve our long-term goal of being a top-quartile performer in the industry.
Benchmarks On The Path To Success. We knew that 2007 would be a crucial year for First Financial, and we feel that our company finished the year strong and has excellent momentum for the future. The headwinds of further interest rate cuts and a broad economic downturn will provide new challenges for 2008. However, we are confident about our market position and our long-term prospects for growth.
Our success in 2008 will revolve around:
- Managing our risks effectively
- Strengthening our brand
- Focusing on improving service quality for clients
- Client retention and relationship expansion
- Prudent management of expenses
Our growth strategy for 2008 also includes the remodeling of existing banking centers and the construction of several new banking centers. Groundbreaking will soon take place in Kettering, Ohio, and in Crown Point, Indiana.
We will continue to engage in self assessment to discover areas in our company where we needed to break out of old patterns and forge ahead with new methods, ideas, and tools.
Our company is market and people driven. We carry out our mission, live our brand, and apply our values as we help our clients on their path to success.
Claude E. Davis, President and CEO
First Financial Bancorp 2007 Annual Report 17

Board of Directors:

Barry S. Porter,
Chairman of the Board,
First Financial Bancorp;
Retired Chief Financial Officer,
The Ohio Casualty Group
J. Wickliffe Ach,
Chairman, President, and
Chief Executive Officer,
Hixson, Inc.
Donald M. Cisle Sr.,
President,
Don S. Cisle Contractor, Inc.
Claude E. Davis,
President and Chief Executive Officer,
First Financial Bancorp;
Chairman of the Board, President,
and Chief Executive Officer
First Financial Bank, N.A.

Corinne R. Finnerty,
Partner,
McConnell Finnerty Waggoner PC
Murph Knapke,
Owner,
Knapke Law Office, Attorney-at-Law
Susan L. Knust,
Managing Partner,
K.P. Properties and Omega
Warehouse Services
William J. Kramer,
Vice President and General Manager,
Val-Co Pax, Inc.
Richard E. Olszewski,
Owner,
7 Eleven Food Stores
Steven C. Posey,
President,
Posey Property Company
Directors Emeriti:

Arthur W. Bidwell
Thomas C. Blake
Merle F. Brady
Carl R. Fiora
Vaden Fitton
F. Elden Houts
Robert M. Jones
Bruce E. Leep
Joseph L. Marcum
Robert Q. Millan
Frank C. Neal
Joel H. Schmidt
Perry D. Thatcher

Senior Management:

Claude E. Davis, President and
Chief Executive Officer
C. Douglas Lefferson, Executive Vice
President and Chief Operating Officer
J. Franklin Hall, Executive Vice President
and Chief Financial Officer
Samuel J. Munafo, Executive Vice
President, Banking Markets
Richard Barbercheck, Senior Vice
President and Chief Credit Officer
Gregory A. Gehlmann, Senior Vice
President, General Counsel, and
Chief Risk Officer
Anthony M. Stollings, Senior Vice
President, Controller, and Chief
Accounting Officer
Wealth Resource Group
Michael J. Cassani, Senior Vice President
and Chief Administrative Officer
Terry Monahan, Senior Vice President
and Chief Investment Officer
Dennis G. Walsh, Senior Vice President
Insurance Services
Mark Willis, President,
First Financial Insurance
Internal Audit
James W. Manning, Senior Vice President
and Chief Internal Auditor
Market Presidents:

Adrian O. Breen
Butler-Warren
George M. Brooks
Northern Ohio
Roger S. Furrer
Dayton-Middletown
Steven L Gochenour
South Central Indiana
David S. Harvey
Northwest Indiana
Bradley W. Marley
North Central Indiana
John M. Marrocco
Cincinnati
Thomas R. Saelinger
Northern Kentucky

18 First Financial Bancorp 2007 Annual Report

2007 Financial Report
First Financial Bancorp 2007 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
This annual report contains forward-looking statements. See Page 32 for further information on the risks and uncertainties associated with forward-looking statements.
The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the statistical data, Consolidated Financial Statements, and accompanying Notes on Pages 33 through 59.
Executive Summary
First Financial is a bank holding company headquartered in Hamilton, Ohio. As of December 31, 2007, First Financial, through its subsidiaries, operated in western Ohio, Indiana, and northern Kentucky. These subsidiaries include a commercial bank, First Financial Bank, N.A. (Bank), with 82 banking centers and 99 ATMs, and a registered investment advisory company, First Financial Capital Advisors LLC (Capital Advisors). Within these two subsidiaries, First Financial conducts two primary activities: banking and wealth management. The Bank operates in eight distinct markets under the First Financial Bank name and provides lending products, deposit accounts, cash management, and other services to commercial and retail clients. The wealth management activities include a full range of services, including trust services, brokerage, private banking, investments, and other related services.
In the first quarter of 2008, First Financial’s corporate headquarters was relocated to its existing Cincinnati market offices in Cincinnati, Ohio. The bank subsidiary remains headquartered in Hamilton, Ohio.
During 2005 and 2006, First Financial executed and completed a number of strategic initiatives. These initiatives significantly contributed to First Financial’s 2007 success and included the following:
•	Completing the corporate reorganization started in 2005
•	The continued evaluation of its banking center footprint, including expansion and consolidation to promote growth and efficiency
•	Focusing on core banking competencies, which resulted in the decision to exit certain business activities and led to the sale of the mortgage servicing rights in the first quarter of 2007 and the merchant payment processing portfolio in the fourth quarter of 2007
•	Further developing consistent credit and risk management processes
First Financial’s return on average shareholders’ equity for 2007 was 12.73%, which compares to 7.13% and 10.40% for 2006 and 2005, respectively. First Financial’s return on average assets for 2007 was 1.08%. This compares to return on average assets of 0.62% and 1.00% for 2006 and 2005, respectively.
The major components of First Financial’s operating results for the past five years are summarized in Table 1 — Financial Summary and discussed in greater detail on subsequent pages.
Recent Expansions, Consolidations, And Dispositions
First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana, and Kentucky through its full-service banking centers. Market selection is based upon a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability. First Financial’s goal is to develop a competitive advantage through a local market focus; building long-term relationships with clients and helping them reach greater levels of success in their financial life. To help achieve its goals of superior service to an increasing number of clients, First Financial opened two new banking centers in its metropolitan markets in 2007. First Financial has future expansion opportunities in Ohio, Indiana, and Kentucky, including expansion opportunities with properties previously acquired. First Financial announced in December of 2007 its plans to open a new market headquarters in the third quarter of 2008 for its Dayton-Middletown metropolitan market. First Financial intends to concentrate future growth plans and capital investments in its metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and they remain an important part of First Financial’s funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.
In October of 2007, First Financial announced the formation of a long-term exclusive marketing agreement and the sale of its merchant payment processing portfolio to its historical merchant processing technology provider. Under the terms of the agreement, the buyer will continue to provide merchant processing services to existing clients of First Financial, and First Financial will jointly market with them merchant processing services to prospective clients. In exchange for approximately 1,700 merchant accounts in the portfolio, First Financial recorded in the fourth quarter of 2007 a gain of $5.5 million or $0.09 per diluted share.
In March of 2007, First Financial consolidated seven banking centers due to their proximity to existing or newly built locations.
In the first quarter of 2007, First Financial sold its mortgage servicing rights for $1.1 million or $0.02 per diluted share. The sale of the mortgage servicing rights is consistent with First Financial’s residential real estate loan originate-and-sell strategy. First Financial’s residential real estate loan strategy includes partnering with a third party that provides loan processing and related services prior to its purchase and servicing of the residential real estate loan.
Also in the first quarter of 2007, First Financial sold $14.9 million in commercial, commercial real estate, residential real estate, and related consumer loans. This portfolio was comprised of credits that were in or were soon to be in foreclosure. These loans were transferred to loans held for sale at December 31, 2006, at the lower of cost or estimated fair value of $8.8 million. The final sale proceeds were materially consistent with the recorded estimated fair value reported in the fourth quarter of 2006.
In February of 2006, First Financial made the strategic decision to restructure a portion of its balance sheet. As a result, $179.0 million in investment securities were sold and $184.0 million in Federal Home Loan Bank (FHLB) borrowings were paid down. First Financial in the first quarter of 2006 recognized a loss on the sale of securities of $0.5 million or $0.01 per diluted share and incurred penalties associated with the prepayment of the borrowings of $4.3 million or $0.07 per diluted share. In the fourth quarter of 2005, First Financial recognized a $6.5 million or $0.10 per diluted share charge for these investment securities that were deemed to be other than temporarily impaired, as First Financial no longer had the intent to hold these investment securities whose market values were below carrying amount.
The sale of ten and closure of seven banking centers was completed in August of 2006. The sale of the ten was completed in three separate transactions with total net gains on the sales of $12.5 million or $0.20 per diluted share. Total deposits of $108.6 million were assumed and total loans of $101.4 million were sold to the acquirers. The deposits and loans of the closed banking centers were transferred to other existing First Financial banking centers.
Also in the third quarter of 2006 and as part of its strategy to reduce overall credit risk in the loan portfolio, First Financial completed the sale of $38.1 million in primarily substandard commercial, commercial real estate, and residential real estate loans. These loans had been previously transferred in the second quarter of 2006 to loans held for sale after being marked to the lower of cost or estimated fair value of $28.3 million. The loans were subsequently purchased by five independent parties for a combined price of $31.2 million. The third quarter of 2006 gain from the problem loan sale was $2.2 million or approximately $0.04 per diluted share and resulted from the final sale price being higher than the recorded estimated fair value reported in the second quarter.
Overview Of Operations
The primary source of First Financial’s revenue is net interest income, the excess of interest received from earning assets over interest paid on interest-bearing liabilities, and the fees for financial services provided to clients. First Financial’s business results tend to be influenced by overall economic factors, including market interest rates, business spending, and consumer confidence, as well as competitive conditions within the marketplace.
Net interest income in 2007 declined 5.3% from 2006, compared to a 5.9% decline from 2005 to 2006. The decline in 2007 was primarily due to a 3.6% net decline in the level of average earning assets, resulting from the third quarter of 2006 sale of ten banking centers and their $101.4 million of loans and $108.6 million of deposits. The net interest margin was 3.94% for 2007, compared with 4.01% in 2006, and 3.87% in 2005. The lower net interest margin in 2007 compared to 2006 is due to the effect of competitive increases in deposit rates and account migration to higher cost deposit products, somewhat offset by increased yields due to the mix shift of earning assets.
Loan growth during 2007 was primarily driven by First Financial’s continued efforts to expand its commercial lending sales force and deepen its market presence, primarily in metropolitan markets. The mix shift from certain lower yielding consumer loans to higher yielding commercial loans continues, as period-end commercial, commercial real estate, and construction loans increased from $1.40 billion in the fourth quarter of 2006 to $1.64 billion in the fourth quarter of 2007, an increase of $244.2 million or 17.5%.
20 First Financial Bancorp 2007 Annual Report

Table 1 • Financial Summary

			December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003

Summary of operations
Interest income	$206,442	$205,525	$200,697	$196,472	$200,686
Tax equivalent adjustment (1)	2,281	2,655	2,983	3,230	3,642

Interest income tax — equivalent (1)	208,723	208,180	203,680	199,702	204,328
Interest expense	87,942	80,452	67,730	56,290	60,007

Net interest income tax — equivalent (1)	$120,781	$127,728	$135,950	$143,412	$144,321

Interest income	$206,442	$205,525	$200,697	$196,472	$200,686
Interest expense	87,942	80,452	67,730	56,290	60,007

Net interest income	118,500	125,073	132,967	140,182	140,679
Provision for loan and lease losses	7,652	9,822	5,571	5,978	18,287
Noninterest income	63,588	67,984	46,191	53,511	60,909
Noninterest expenses	120,747	152,515	130,165	127,319	129,473

Income from continuing operations before income taxes	53,689	30,720	43,422	60,396	53,828
Income tax expense	18,008	9,449	12,614	19,295	16,889

Income from continuing operations	35,681	21,271	30,808	41,101	36,939
Discontinued operations
Other operating income (loss)	0	0	583	(21)	1,528
Gain on sale of discontinued operations	0	0	10,366	0	0

Income (loss) from discontinued operations before income taxes	0	0	10,949	(21)	1,528
Income tax expense (benefit)	0	0	3,824	(38)	561

Income from discontinued operations	0	0	7,125	17	967

Net income	$35,681	$21,271	$37,933	$41,118	$37,906

Per share data
Earnings per share from continuing operations:
Basic	$0.93	$0.54	$0.72	$0.94	$0.83

Diluted	$0.93	$0.54	$0.71	$0.94	$0.83

Earnings per share from discontinued operations:
Basic	$0.00	$0.00	$0.17	$0.00	$0.02

Diluted	$0.00	$0.00	$0.17	$0.00	$0.02

Earnings per share
Basic	$0.93	$0.54	$0.89	$0.94	$0.85

Diluted	$0.93	$0.54	$0.88	$0.94	$0.85

Cash dividends declared	$0.65	$0.64	$0.64	$0.60	$0.60

Average common shares outstanding—basic (in thousands)	38,455	39,539	43,084	43,819	44,371

Average common shares outstanding—diluted (in thousands)	38,459	39,562	43,173	43,880	44,423

Selected year-end balances
Total assets	$3,369,316	$3,301,599	$3,690,808	$3,916,671	$3,956,062
Earning assets	3,054,128	2,956,881	3,333,406	3,488,519	3,512,721
Investment securities (2)	346,536	366,223	607,983	667,938	799,599
Loans, net of unearned income	2,599,087	2,479,834	2,627,423	2,808,037	2,708,626
Interest-bearing demand deposits	603,870	667,305	733,880	653,084	633,214
Savings deposits	596,636	526,663	503,297	564,067	570,687
Time deposits	1,227,954	1,179,852	1,247,274	1,250,347	1,249,924
Noninterest-bearing demand deposits	465,731	424,138	440,988	438,367	409,660
Total deposits	2,894,191	2,797,958	2,925,439	2,905,865	2,863,485
Federal Home Loan Bank long-term debt	45,896	63,762	286,655	330,356	296,979
Other long-term debt	20,620	30,930	30,930	30,930	30,000
Shareholders’ equity	276,583	285,479	299,881	371,455	366,483

Ratios based on average balances
Loans to deposits	90.03%	89.39%	94.81%	97.91%	94.84%
Net charge-offs to loans	0.24%	0.97%	0.30%	0.26%	0.69%
Shareholders’ equity to total assets	8.47%	8.69%	9.57%	9.40%	9.62%
Return on assets	1.08%	0.62%	1.00%	1.05%	0.99%
Return on equity	12.73%	7.13%	10.40%	11.21%	10.27%
Net interest margin	3.94%	4.01%	3.87%	3.97%	4.07%
Net interest margin (tax equivalent basis) (1)	4.01%	4.09%	3.96%	4.07%	4.18%
Dividend payout	69.89%	118.52%	71.91%	63.83%	70.59%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.

(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
First Financial Bancorp 2007 Annual Report 21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
Deposit growth during 2007 was modest, with the competitive landscape remaining intense and made even more difficult by the increased liquidity pressure being exhibited by a number of banks in our markets. The consumer’s preference for higher-yielding money market accounts and time deposits, rather than more traditional transaction accounts, remains and continues to result in deposit mix shift. This is also the primary driver of behavior-based margin compression.
Noninterest income was positively impacted by higher trust and wealth management fees and bankcard income in 2007 as compared to 2006. Noninterest income in 2007 included a $5.5 million gain on the sale of the merchant payment processing portfolio, a $1.1 million gain on the sale of mortgage servicing rights, and a $0.4 million gain on the sales of investment securities. Noninterest income in 2006 included a $12.5 million gain on the sales of banking centers, a $2.2 million gain on the sale of problem loans, and a $0.5 million loss on the sale of investment securities. Excluding these items, noninterest income grew $2.8 million or 5.5% in 2007 from 2006.
Noninterest expense has improved significantly as a direct result of the successful execution of the previously mentioned strategic initiatives, resulting in a reduction in noninterest expense of $31.8 million or 20.8% for 2007 compared to 2006. The pension charges recorded in both 2006 and 2007 were a result of First Financial’s staff reductions, and are an acceleration of costs that were previously deferred under pension accounting rules and would have been recognized in future periods. First Financial continues to evaluate its staffing levels based on its business needs and requirements; and as a result, salary expense excluding severance costs have decreased $5.0 million or 9.3% in 2007 from 2006.
Credit quality remained stable in 2007, as evidenced by the low level of net charge-offs and nonperforming assets. Net charge-offs, as a percent of average loans, were 0.24% in 2007 compared to 0.97% in 2006. While there is some anticipation of decay in certain consumer-based lending products due to a broad economic downturn, First Financial’s total loan portfolio has, and continues to shift away from most consumer-based lending. Additionally, the mix of the total loan portfolio has shifted not only in product type, but in the risk profile of the borrowers due to the improvements in both underwriting and in the resolution strategies used for problem credits.
Nonperforming asset levels remained relatively stable during 2007, reflective of First Financial’s strong credit management policies and practices, particularly in the current economic environment. Nonperforming loans, as a percent of total loans, were 0.56% at December 31, 2007, compared to 0.44% at December 31, 2006. First Financial’s December 31, 2007 allowance for loan and lease losses to period-end loans ratio was 1.12%, an increase of 2 basis points compared to December 31, 2006.
Capital management efforts through share repurchases resulted in 2,000,000 shares being repurchased in 2007 at a cost of $27.3 million and a weighted average share repurchase price of $13.65, significantly higher than the 2006 share repurchase level of 404,000 shares at a cost of $6.6 million and a weighted average repurchase price of $16.24. First Financial’s regulatory capital ratios at December 31, 2007, significantly exceeded the levels necessary to be classified as “well capitalized.”
For a more detailed discussion of the above topics, please refer to the sections that follow.
2007 vs. 2006. First Financial’s net income increased $14.4 million or 67.7% to $35.7 million in 2007, compared to net income of $21.3 million in 2006. The 2007 income included $5.5 million from the gain on the sale of the merchant payment processing portfolio, $1.1 million from the gain on the sale of mortgage servicing rights, and $0.4 million from the gain on sale of investment securities, offset by $2.2 million in pension settlement charges and $1.6 million in severance costs. First Financial’s 2006 income included $12.5 million from the gain on the sale of the banking centers and $2.2 million from the gain on the problem loan sale, offset by $19.0 million in costs and other charges related to the implementation of strategic initiatives and $0.5 million in losses on the sale of securities in conjunction with the balance sheet restructure. Net interest income decreased $6.6 million or 5.3% in 2007 from 2006 primarily due to a 3.6% net decline in the level of average earning assets, resulting from the third quarter of 2006 sale of ten banking centers and their related loans and deposits. For more detail, refer to Table 2 —Volume/Rate Analysis and the Net Interest Income section.
2006 vs. 2005. First Financial’s net income decreased $16.7 million or 43.9% to $21.3 million in 2006, compared to net income of $37.9 million in 2005. Income from continuing operations was $21.3 million, a decrease of $9.5 million or 31.0% from 2005. There was no income from discontinued operations in 2006. Income from discontinued operations was $7.1 million in 2005 as a result of the sale of the First Financial subsidiary, Fidelity Federal Savings Bank.
The 2006 income included $12.5 million from the gain on the sale of the banking centers and $2.2 million from the gain on the problem loan sale, offset by $19.0 million in costs and other charges related to the implementation of strategic initiatives and $0.5 million in losses on the sale of securities in conjunction with the balance sheet restructure. The income from discontinued operations in 2005 included a pre-tax gain of $10.4 million, or a net gain of $6.7 million, from the sale of the Fidelity Federal Savings Bank. Net interest income decreased $7.9 million or 5.9% in 2006 from 2005 primarily due to a planned reduction in total earning assets compounded by an increase in deposit costs, including existing account migration to higher yielding deposit products. For more detail, refer to Table 2 —Volume/ Rate Analysis and the Net Interest Income section.
Table 2 • Volume/Rate Analysis — Tax Equivalent Basis(1)

	2007 change from 2006 due to			2006 change from 2005 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL

Interest income
Loans (2)	$(1,799)	$6,720	$4,921	$(12,733)	$17,865	$5,132
Investment securities (3)
Taxable	(1,699)	68	(1,631)	(10,977)	6,072	(4,905)
Tax-exempt	(1,274)	350	(924)	(1,194)	76	(1,118)

Total investment securities interest (3)	(2,973)	418	(2,555)	(12,171)	6,148	(6,023)
Federal funds sold	(1,881)	58	(1,823)	4,773	618	5,391

Total	(6,653)	7,196	543	(20,131)	24,631	4,500

Interest expense
Interest-bearing demand deposits	(1,653)	(1,144)	(2,797)	798	7,364	8,162
Savings deposits	920	2,795	3,715	(158)	4,178	4,020
Time deposits	140	8,114	8,254	(1,544)	10,720	9,176
Short-term borrowings	(27)	491	464	94	1,713	1,807
Federal Home Loan Bank long-term debt	(1,660)	(303)	(1,963)	(8,635)	(2,381)	(11,016)
Other long-term debt	(236)	53	(183)	0	573	573

Total	(2,516)	10,006	7,490	(9,445)	22,167	12,722

Net interest income	$(4,137)	$(2,810)	$(6,947)	$(10,686)	$2,464	$(8,222)

(1)	Tax equivalent basis was calculated using a 35.00% tax rate.

(2)	Includes loans held-for-sale.

(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.

N/M	= Not meaningful
22 First Financial Bancorp 2007 Annual Report

Net Interest Income
First Financial’s net interest income for the years 2003 through 2007 is shown in Table 1 — Financial Summary. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 —Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. Table 2 — Volume/Rate Analysis should be read in conjunction with the Statistical Information shown on Page 33.
Interest income on a tax equivalent basis is presented in Table 1 — Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 4.01%, 4.09%, and 3.96% for the years 2007, 2006, and 2005, respectively.
Nonaccruing loans and loans held for sale were included in the daily average loan balances used in determining the yields in Table 2 — Volume/Rate Analysis.
Interest foregone on nonaccruing loans is disclosed in Note 8 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on these presentations. In addition, the amount of loan fees included in the interest income computation for 2007, 2006, and 2005 was $1.8 million, $3.6 million, and $4.4 million, respectively. The decline in loan fees in 2007 is primarily due to the sale of the mortgage servicing portfolio in the first quarter of 2007, including the decision to sell future residential real estate loan originations to its strategic partner, resulting in all future loan fees associated with residential real estate loans being owned by the new servicer.
2007 vs. 2006. Interest income was $206.4 million in 2007, an increase of $0.9 million or 0.4% from 2006. The yield on earning assets increased 27 basis points from 6.59% in 2006 to 6.86% in 2007, as First Financial continued to grow its higher yielding commercial loan portfolio. Interest expense was $87.9 million in 2007, an increase of $7.5 million or 9.3% from 2006. The total cost of funds increased 38 basis points to 3.37% in 2007, from 2.99% in 2006, primarily due to the impact of competitive increases in deposit rates and account migration to higher cost deposit products.
Net interest income decreased $6.6 million or 5.3% primarily due to a 3.6% net decline in the level of average earning assets, resulting from the third quarter of 2006 sale of ten banking centers and their related loans and deposits. In a series of actions beginning in September of 2007, the Federal Reserve lowered the federal funds rate a total of 100 basis points by December 31, 2007. These actions have resulted in the decline of other market interest rates, specifically the prime rate, but have created a disproportionate and timing-related impact on asset yields as compared to deposit costs.
2006 vs. 2005. Interest income was $205.5 million in 2006, an increase of $4.8 million or 2.4% from 2005. The increase in interest income was primarily a result of increased interest rates on earning assets, particularly as First Financial’s loan portfolio shifted from lower yielding consumer loans to higher yielding commercial loans. The yield on earning assets increased 75 basis points from 5.84% in 2005 to 6.59% in 2006. Interest expense was $80.5 million in 2006, an increase of $12.7 million or 18.8% from 2005. This increase was a result of the intense competition for deposits, as well as the consumer’s preference for higher-yielding money market and time deposits, rather than more traditional transaction accounts. The total cost of funds increased 67 basis points to 2.99% in 2006, from 2.32% in 2005.
Net interest income decreased $7.9 million or 5.9% due to a reduction in total earning assets through targeted loan sales, the decision to exit the indirect installment loan line of business, and the strategic decision to sell residential real estate loan production into the secondary market; compounded by the increase in deposit costs, including account migration to higher yielding products.
Noninterest Income And Noninterest Expenses
Noninterest income and noninterest expenses for 2007, 2006, and 2005 are shown in Table 3 — Noninterest Income and Noninterest Expenses.
Table 3 • Noninterest Income And Noninterest Expenses

	2007		2006		2005
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)

Noninterest income
Service charges on deposit accounts	$20,766	(5.43%)	$21,958	15.71%	$18,976	2.00%
Trust and wealth management fees	18,396	13.11%	16,264	(2.27%)	16,641	(4.79%)
Bankcard income	5,251	18.35%	4,437	11.15%	3,992	6.45%
Net gains from sales of loans	844	(73.67%)	3,206	255.04%	903	(42.15%)
Gain on sale of merchant payment processing portfolio	5,501	N/M	0	N/M	0	N/M
Gain on sale of mortgage servicing rights	1,061	N/M	0	N/M	0	N/M
Gain on sales of branches	0	N/M	12,545	N/M	0	N/M
Other	11,402	13.45%	10,050	(17.61%)	12,198	0.68%

Subtotal	63,221	(7.65%)	68,460	29.88%	52,710	(1.49%)
Gains (losses) on sales and impairment of investment securities	367	N/M	(476)	N/M	(6,519)	N/M

Total	$63,588	(6.47%)	$67,984	47.18%	$46,191	(13.68%)

Noninterest expenses
Salaries and employee benefits	$69,891	(14.31%)	$81,560	4.98%	$77,690	2.93%
Pension settlement charges	2,222	(25.16%)	2,969	N/M	0	N/M
Net occupancy	10,861	(1.60%)	11,038	14.86%	9,610	14.61%
Furniture and equipment	6,761	20.58%	5,607	(10.66%)	6,276	(12.51%)
Data processing	3,498	(64.91%)	9,969	45.17%	6,867	(4.81%)
Marketing	2,441	(30.06%)	3,490	41.64%	2,464	(7.02%)
Communication	3,230	(3.12%)	3,334	8.07%	3,085	10.38%
Professional services	4,142	(47.13%)	7,835	2.00%	7,681	21.82%
Debt extinguishment	0	N/M	4,295	N/M	0	N/M
Other	17,701	(21.04%)	22,418	35.93%	16,492	(4.79%)

Total	$120,747	(20.83%)	$152,515	17.17%	$130,165	2.24%

N/M = Not meaningful
First Financial Bancorp 2007 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
Noninterest Income
2007 vs. 2006. Noninterest income decreased $4.4 million or 6.5% from 2006. Net of the 2007 and 2006 transactions described below, overall noninterest income increased $2.8 million or 5.5% primarily due to higher trust and wealth management fees and bankcard income in 2007 as compared to 2006. The year 2007 included the gain on the sale of the merchant payment processing portfolio of $5.5 million in the fourth quarter of 2007, the gain on the sales of investment securities of $0.4 million in the third quarter of 2007, and the gain on the sale of mortgage servicing rights of $1.1 million in the first quarter of 2007. The year 2006 included the gain on the sales of banking centers of $12.5 million and the gain on the sale of problem loans of $2.2 million, both in the third quarter of 2006, offset by the loss on sale of investment securities of $0.5 million in the first quarter of 2006.
2006 vs. 2005. Noninterest income increased $21.8 million or 47.2% from 2005. Net of the 2006 and 2005 transactions described below, overall noninterest income remained relatively flat. The year 2006 included the gain on the sales of banking centers of $12.5 million and the gain on the sale of problem loans of $2.2 million, both in the third quarter of 2006, offset by the loss on sale of investment securities of $0.5 million in the first quarter of 2006 in conjunction with the balance sheet restructure. The year 2005 included an impairment loss on the sale of investment securities of $6.5 million in the fourth quarter of 2005, as well as a net loss on the sale of loans of $0.9 million resulting from the gain on the sale of $64.0 million in residential real estate loans in the fourth quarter of 2005 more than offset by the loss on the sale of $42.0 million in indirect installment loans in the third quarter of 2005.
Noninterest Expenses
2007 vs. 2006. Noninterest expenses decreased $31.8 million or 20.8% for 2007 compared to 2006, reflecting the successful execution of the previously mentioned strategic initiatives. Salaries and employee benefits decreased $11.7 million or 14.3% from 2006 primarily due to the $5.3 million reduction in salaries and other performance and incentive-based compensation as a result of an overall reduction in staffing levels, the $3.2 million reduction in pension and other retirement-related expense, as well as decreased severance charges of $2.6 million. Data processing decreased $6.5 million or 64.9% primarily due to the impact of First Financial’s prior year technology upgrade in which the company moved from an out-sourced to an in-house data processing environment, including $2.0 million in technology contract early termination costs incurred in 2006. Professional services decreased $3.7 million or 47.1% primarily due to 2006 costs associated with the corporate reorganization, branding initiative, banking center staffing, and recruiting fees, combined with an overall reduction in consulting usage. Debt extinguishment costs incurred in 2006 related to the balance sheet restructure were $4.3 million. Property and fixed asset disposal losses decreased $2.6 million in 2007 from 2006 primarily due to the 2006 disposal of obsolete banking center signage and related assets associated with the branding initiative and computer and technology equipment disposals associated with the technology upgrade and data processing conversion.
Noninterest expense in the fourth quarter of 2007 included $0.5 million associated with First Financial’s proportionate share of the announced Visa Inc. member bank settlement charges and pending litigation. It is anticipated that Visa will use a portion of the proceeds of their planned initial public offering (IPO) to satisfy such litigation judgments and settlements. In the event this IPO occurs, First Financial expects that its proportionate share of proceeds from the offering will more than offset its current liability for this litigation.
2006 vs. 2005. Noninterest expenses increased $22.4 million or 17.2% from 2005, of which $19.0 million was due to costs and other charges related to the implementation of strategic initiatives. The $22.4 million increase in noninterest expense in 2006 from 2005 is largely due to the previously discussed $4.3 million prepayment penalty, as well as increased salaries and benefits of $3.9 million primarily due to increased severance charges of $1.6 million, pension and other retirement-related expenses of $0.7 million, as well as $0.6 million in incentive compensation and healthcare costs. Pension settlement and curtailment charges incurred in 2006 totaled $3.0 million resulting from First Financial’s staffing reductions. Net occupancy expense increased $1.4 million or 14.9% due to increased maintenance costs, utilities, and new building rent consistent with First Financial’s facilities and banking center expansion plans. Data processing expenses increased $3.1 million or 45.2% primarily due to fees and charges associated with the early termination of technology contracts, as well as increased software license amortization of $0.5 million. Marketing expenses increased $1.0 million or 41.6% primarily associated with the new branding initiative. Other noninterest expenses increased $5.9 million or 35.9% primarily due to losses on the disposition of fixed assets and various real estate owned and other property of $2.0 million, relocation and travel-related expenses of $1.0 million, credit and collection expense of $0.6 million, and state intangible tax of $0.6 million.
Income Taxes
First Financial’s tax expense in 2007 totaled $18.0 million compared to $9.4 million in 2006 and $16.4 million in 2005, resulting in effective tax rates of 33.5%, 30.8%, and 30.2%, in 2007, 2006, and 2005, respectively. The increase in 2007’s effective tax rate as compared to 2006 is primarily due to the fourth quarter of 2006 loss before income taxes and related $1.4 million income tax benefit. The increase in 2006’s effective tax rate as compared to 2005 is primarily due to the third quarter of 2006 increase of $1.0 million associated with the completion of an Internal Revenue Service audit of two prior years, offset by increased tax-exempt income as a percentage of total income and the reversal of certain tax reserves related to several tax positions that were no longer considered necessary.
Tax expense relating to income from continuing operations totaled $18.0 million, $9.4 million, and $12.6 million for 2007, 2006, and 2005, respectively. The respective effective tax rates were 33.5%, 30.8%, and 29.0%.
Further analysis of income taxes is presented in Note 11 of the Notes to Consolidated Financial Statements
Loans
First Financial, primarily through its banking subsidiary, is dedicated to meeting the financial needs of individuals and businesses through its high touch, high service business model. The loan portfolio is comprised of a broad range of borrowers primarily in the western Ohio, northern Kentucky, and Indiana markets. First Financial’s loan portfolio is primarily composed of commercial, commercial real estate, real estate construction, residential real estate, and other consumer financing loans.
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
Enhanced processes have improved management’s understanding of the risk characteristics of the loan portfolios. Active use of a Special Assets Division allows First Financial to ensure appropriate oversight, improved communication, and timely resolution of issues throughout the loan portfolio. Additionally, Commercial Credit Risk provides objective oversight and assessment of commercial credit quality and credit processes using an independent, market-based credit risk review approach. Retail/Small Business Credit Risk performs product-level reviews of portfolio performance, assessment of credit quality, and compliance with underwriting and loan administration guidelines. First Financial’s analytical and reporting capability provides timely and valuable portfolio information to aid in credit management.
2007 vs. 2006. Loans increased $119.3 million or 4.8% during 2007, excluding loans held for sale, with average balances remaining relatively flat, decreasing $19.8 million or 0.8%, excluding loans held for sale. The overall period-end increase in the loan portfolio as compared to 2006 was primarily due to the continued mix shift from certain lower yielding consumer loans to higher yielding commercial loans. Period-end commercial, commercial real estate, and real estate construction loans increased from $1.40 billion at December 31, 2006, to $1.64 billion, an increase of $244.2 million or 17.5%.
24 First Financial Bancorp 2007 Annual Report

Table 4 • Loan Portfolio

			December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Commercial	$785,143	$673,445	$582,594	$635,489	$658,331
Real estate — construction	151,432	101,688	86,022	86,345	68,700
Real estate — mortgage	1,245,741	1,252,182	1,418,413	1,478,930	1,403,805
Installment	389,783	427,009	515,200	580,150	543,870
Credit card	26,610	24,587	22,936	21,894	21,679
Lease financing	378	923	2,258	5,229	12,241

Total	$2,599,087	$2,479,834	$2,627,423	$2,808,037	$2,708,626

Table 5 • Loan Maturity/Rate Sensitivity

	December 31, 2007 Maturity
	Within	After one but
(Dollars in thousands)	one year	within five years	After five years	Total

Commercial	$459,109	$259,010	$67,024	$785,143
Realestate — construction	62,018	84,242	5,172	151,432

Total	$521,127	$343,252	$72,196	$936,575

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate

Due after one year but within five years	$126,504	$216,748
Due after five years	15,701	56,495

Total	$142,205	$273,243

At December 31, 2007, commercial, commercial real estate, and real estate construction loans composed 63.2% of First Financial’s total loan portfolio. Residential real estate loans at 20.7%, home equity loans at 9.7%, and installment, credit card lending, and lease financing at 6.4% composed the remainder of the portfolio.
During late 2005 and early 2006, management made a number of strategic decisions to realign its balance sheet and change its lending focus. These decisions included exiting indirect installment lending, no longer holding its residential real estate loan originations on the balance sheet, and utilizing the sale of loans to strategically manage the company’s asset mix, risk profile, and credit quality. This has resulted in a cumulative reduction in loan balances of $631.6 million consisting of $196.9 million of indirect installment loan runoff, $174.3 million of residential real estate loan runoff, and $260.4 million associated with strategic loan sales.
Table 5 — Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2007. Loans due after one year are classified according to their sensitivity to changes in interest rates.
Asset Quality
First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance for loan and lease losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged off loan is credited back to the allowance. First Financial’s policy is to charge-off loans when, in management’s opinion, full collectiblity of principal and interest based upon the contractual terms of the loan is unlikely. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not cancelled even though the balance may have been charged off.
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
The allowance for commercial loans, including time and demand notes, tax-exempt loans, and commercial real estate loans begins with a process of estimating the probable losses inherent in the portfolio. The loss estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.
The estimate of losses inherent in the commercial portfolio may be adjusted for management’s estimate of probable losses on specific exposures dependent upon the values of the underlying collateral and/or the present value of expected future cash flows, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies, and other influencing factors as discussed earlier in the Asset Quality section.
In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.
The allowance for consumer loans which includes residential real estate, installment, home equity, and credit card loans, as well as consumer leasing and overdrafts, is established for each of the categories by estimating losses inherent
First Financial Bancorp 2007 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
Table 6 • Nonperforming Assets

		December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Nonaccrual loans	$14,113	$10,236	$24,961	$17,472	$23,466
Restructured loans	567	596	3,408	2,110	2,642
Other real estate owned (OREO)	2,636	2,334	3,162	1,481	2,729

Total nonperforming assets	$17,316	$13,166	$31,531	$21,063	$28,837

Nonperforming assets as a percent of total loans plus OREO	0.67%	0.53%	1.20%	0.75%	1.06%

Accruing loans past due 90 days or more	$313	$185	$1,359	$1,784	$1,872
Table 7 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics

(Dollars in thousands)	2007	2006	2005	2004	2003

Transactions in the allowance for loan and lease losses:
Balance at January 1	$27,386	$42,485	$45,076	$46,436	$46,873
Loans charged-off:
Commercial	4,107	11,950	4,677	3,324	10,810
Real estate — construction	0	0	0	0	0
Real estate — mortgage	1,118	12,264	1,646	2,205	4,823
Installment and other consumer financing	4,094	4,063	5,191	6,145	6,610
Lease financing	103	72	76	168	397

Total loans charged-off	9,422	28,349	11,590	11,842	22,640

Recoveries of loans previously charged-off:
Commercial	1,002	1,328	1,148	1,553	1,522
Real estate — construction	0	0	0	0	0
Real estate — mortgage	918	478	258	529	309
Installment and other consumer financing	1,471	1,596	1,997	2,360	1,981
Lease financing	50	26	25	62	104

Total recoveries	3,441	3,428	3,428	4,504	3,916

Net charge-offs	5,981	24,921	8,162	7,338	18,724

Provision for loan and lease losses	7,652	9,822	5,571	5,978	18,287

Balance at December 31	$29,057	$27,386	$42,485	$45,076	$46,436

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.12%	1.10%	1.62%	1.61%	1.71%
Nonperforming loans (1)	0.56%	0.44%	1.08%	0.70%	0.96%
Nonperforming assets(2)	0.67%	0.53%	1.20%	0.75%	1.06%

As a percent of average loans, net of unearned income:
Net charge-offs	0.24%	0.97%	0.30%	0.26%	0.69%

Allowance for loan and lease losses to nonperforming loans	197.94%	252.82%	149.76%	230.19%	177.86%

(1)	Includes nonaccrual and restructured loans.

(2)	Includes nonaccrual and restructured loans, as well as OREO.
26 First Financial Bancorp 2007 Annual Report

Table 8 • Allocation Of The Allowance For Loan And Lease Losses

	December 31,
	2007		2006		2005		2004		2003
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
(Dollars in thousands)	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans

Balance at End of Period Applicable to:
Commercial	$10,166	30%	$10,415	27%	$17,667	23%	$11,660	23%	$9,415	24%
Real estate — construction	955	6%	1,142	4%	411	3%	265	3%	0	3%
Real estate — mortgage	12,181	48%	9,917	51%	19,187	54%	16,771	53%	14,949	52%
Installment, home equity & credit card	5,747	16%	5,830	18%	4,788	20%	12,769	21%	10,228	21%
Lease financing	8	0%	82	0%	432	0%	252	0%	269	0%
Unallocated	0	N/A	0	N/A	0	N/A	3,359	N/A	11,575	N/A

Total	$29,057	100%	$27,386	100%	$42,485	100%	$45,076	100%	$46,436	100%

in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for the category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, and other influencing factors as discussed earlier in the Asset Quality section. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller with more homogeneous characteristics.
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
2007 vs. 2006. Total nonperforming assets, as shown in Table 6 — Nonperforming Assets, increased $4.1 million to $17.3 million at December 31, 2007, from $13.2 million at December 31, 2006. Nonaccrual loans increased $3.9 million from 2006, while restructured loans remained relatively flat and OREO increased $0.3 million. The increase in nonaccrual loans was primarily due to increased commercial real estate, residential real estate, and home equity nonaccrual loans, offset with decreased installment nonaccrual loans. Nonperforming loans, as a percent of total loans, were 0.56% at December 31, 2007, compared to 0.44% at December 31, 2006. The allowance to nonperforming loans ratio was 197.9% at December 31, 2007, compared to 252.8% at December 31, 2006. Accruing loans past due 90 days or more increased to $0.3 million at December 31, 2007, from $0.2 million at December 31, 2006. A large percentage of underperforming assets are secured by real estate, and this collateral has been appropriately considered in establishing the allowance.
Net charge-offs in 2007 were $6.0 million, a decrease of $18.9 million from 2006, with the ratio of net charge-offs as a percent of average loans outstanding decreasing from 0.97% to 0.24% as shown in Table 7 — Summary of Allowance for Loan and Lease Losses and Selected Statistics. Excluding the impact of the transfer of $53.0 million of loans to loans held for sale, net charge-offs as a percent of average loans outstanding were 0.48% in 2006.
In the second quarter of 2005, First Financial made the strategic decision to discontinue the origination of residential real estate loans for retention on its balance sheet. As a result, the residential real estate portfolio has declined $174.3 million, excluding the impact of the loan sales, since that time. Earlier in 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model.
At December 31, 2007, the commercial real estate and real estate construction loan portfolio totaled $857.8 million, or 33.0% of total loans, including $91.9 million or 3.5% of total loans for commercial real estate construction, and $46.6 million or 1.8% of total loans, for residential construction and land acquisition and development. First Financial’s internal lending policies are key to limiting credit exposure from both the residential construction and land acquisition and development segments in any particular project. Most of the residential construction and land acquisition and development loans are in areas of relatively strong housing demand or with borrowers who have undergone an extensive underwriting process.
First Financial continually evaluates the commercial real estate and real estate construction portfolio for geographic and borrower concentrations, as well as loan-to-value coverage, and believes its credit underwriting processes are producing a prudent and acceptable level of credit exposure.
In 2007, First Financial experienced growth of 10.0% in the home equity loan portfolio. First Financial believes its underwriting criteria are rigid, and management monitors the portfolio by a number of metrics including credit scores, loan-to-value ratios, line size, and usage. More than 60% of the portfolio home equity loans have a FICO score greater than 740. During 2007, First Financial’s home equity loan portfolio experienced an increased level of nonaccrual loans, consistent with the industry and weaknesses in the consumer sector.
The allowance at December 31, 2007, was $29.1 million or 1.12% of loans, an increase of 2 basis points from 1.10% of loans at December 31, 2006. Provision for loan and lease loss expense of $7.7 million was $2.2 million lower in 2007 than in 2006. It is management’s belief that the allowance for loan and lease losses is adequate to absorb estimated credit losses in the loan and lease portfolio.
Investment Securities
First Financial’s investment securities at December 31, 2007, were $312.6 million, a $19.7 million or 5.9% decrease from the $332.3 million balance at December 31, 2006. The 2007 decrease was primarily a result of decreased mortgage-backed securities (MBSs) and obligations of state and other political subdivisions, somewhat offset by increases in securities of U.S. government agencies and corporations.
In February of 2006, First Financial restructured its balance sheet including the sale of $179.0 million in investment securities, the proceeds of which were used to pay down $184.0 million of FHLB borrowings. The investment securities sold were primarily fixed-rate government agency and MBSs with book yields below 4.0%. The effect of the February of 2006 balance sheet restructure included a write-down in the value of investment securities of approximately $6.5 million at December 31, 2005, a prepayment penalty for the early payoff of FHLB advances recorded in the first quarter of 2006 of $4.3 million, and $0.5 million in additional losses on sales of investment securities in the first quarter of 2006.
First Financial Bancorp 2007 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
Table 9 • Investment Securities As Of December 31, 2007

	Maturing
			After one but		After five but
	Within one year		within five years		within ten years		After ten years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

Held-to-Maturity
Mortgage-backed securities	$22	6.51%	$75	12.59%	$86	6.28%	$91	5.88%
Obligations of state and other political subdivisions	382	6.38%	1,492	6.32%	2,456	7.35%	1,035	7.83%

Total	$404	6.39%	$1,567	6.62%	$2,542	7.31%	$1,126	7.67%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$14,992	4.69%	$20,049	5.09%	$50,713	5.57%	$35	5.71%
Mortgage-backed securities	1,349	6.58%	11,813	4.56%	49,056	4.88%	89,557	5.29%
Obligations of state and other political subdivisions	6,144	7.10%	16,469	7.43%	36,089	7.30%	1,659	7.62%
Other securities	0	0.00%	218	6.35%	0	0.00%	8,785	7.56%

Total	$22,485	5.46%	$48,549	5.75%	$135,858	5.78%	$100,036	5.55%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.
Securities issued by U.S. government agencies and corporations, primarily the FHLB, Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), and Federal Farm Credit Bank represented 27.4% and 19.0% of the investment portfolio at December 31, 2007, and 2006, respectively. All U.S. government agencies and corporations’ securities were classified as available-for-sale at December 31, 2007, and 2006. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have a low credit risk and high liquidity profile.
Investments in MBSs, including collateralized mortgage obligations (CMOs), represented 48.6% and 55.0% of the investment portfolio at December 31, 2007, and 2006, respectively. MBSs represent participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. Among other factors, several of the portfolio criteria have been to avoid securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations. MBSs are subject to prepayment risk, especially during periods of falling interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile. Accordingly, 99.8% of First Financial’s MBSs are classified as available-for-sale at both December 31, 2007, and 2006.
CMOs totaled $2.1 million at December 31, 2007, and $3.8 million at December 31, 2006, all of which were classified as available-for-sale. The decrease in CMOs was due to prepayment activity. All CMOs held by First Financial are AAA rated by Standard & Poor’s Corporation or similar rating agencies, and First Financial does not own any interest-only securities, principal-only securities, or inverse floaters.
Securities of state and other political subdivisions comprised 21.0% and 24.1% of the investment portfolio at December 31, 2007, and 2006, respectively. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. At December 31, 2007, and 2006, 91.8% and 90.6%, respectively, of such investments were classified as available-for-sale.
Other securities, 3.0% and 1.9% of First Financial’s investment portfolio at December 31, 2007, and 2006, respectively, were primarily composed of equity securities of government sponsored entities, taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified mutual funds, and a small private equity fund.
The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities as of December 31, 2007, are shown in Table 9 — Investment Securities as of December 31, 2007. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.
At December 31, 2007, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.2 million. The available-for-sale investment securities are reported at their market value of $306.9 million, as required by SFAS No. 115. At December 31, 2006, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.2 million. The available-for-sale investment securities are reported at their market value of $324.3 million. See Note 7 of the Notes to Consolidated Financial Statements for additional information.
The other investments category in the Consolidated Balance Sheets reflects First Financial’s investment in the stock of the Federal Reserve Bank and the FHLB.
First Financial’s federal funds sold increased slightly from $102.0 million at December 31, 2006, to $107.0 million at December 31, 2007. First Financial monitors this position as part of its asset/liability and liquidity management process.
Derivatives
The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. Currently, First Financial utilizes interest rate swaps as a means to offer commercial borrowers products that meet their needs, but also are designed to achieve First Financial’s desired interest-rate risk profile at the time.
The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income.
The swap agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by First Financial, through its loan clients, of fixed-rate amounts over the life of the agreements without an exchange of the underlying principal or notional amount. This results in First Financial’s loan clients receiving fixed rate funding, while providing First Financial with a floating rate asset. The notional amount only establishes the basis on which interest payments are exchanged with counterparties. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional
28 First Financial Bancorp 2007 Annual Report

amounts. First Financial’s credit risk exposure is limited to the market value of the instrument. First Financial manages the credit risk through counterparty credit policies and at December 31, 2007, had bilateral collateral agreements in place with its counterparties.
As of December 31, 2007, there were no delinquent amounts due and First Financial had never experienced a credit loss related to these agreements. First Financial had $0.9 million and $0 deposited as cash collateral with its counterparties as of December 31, 2007, and 2006, respectively. This cash collateral is held at commercial banks and earns a rate of interest generally equal to the overnight Federal Funds interest rate.
As of December 31, 2007, First Financial had interest rate swaps with a notional value of $131.9 million, compared to a notional value of $80.8 million at December 31, 2006.
Deposits
First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, regular savings, money-market deposit, and time deposits of various maturities and rates.
2007 vs. 2006. Total deposits at December 31, 2007, were $2.89 billion as compared to December 31, 2006 at $2.80 billion, a $96.2 million or 3.4% increase. Increases in savings deposits of $70.0 million, time deposits of $48.1 million, and noninterest-bearing deposits of $41.6 million were somewhat offset by a decrease in interest-bearing demand deposits of $63.5 million.
The consumer’s preference for higher-yielding money market and time deposits, rather than more traditional transaction accounts, remains and continues to result in shifts in deposit mix. Total average deposits for 2007 decreased $48.2 million or 1.7% from 2006. Increases in average savings deposits of $48.3 million and average time deposits of $3.1 million were more than offset by decreases in average interest-bearing demand deposits of $82.3 million and average noninterest-bearing deposits of $17.3 million. Overall average deposits decreased primarily due to the impact of the third quarter of 2006 banking center sales. Excluding the $74.6 million of average deposit balances included with the banking center sales in the third quarter of 2006, 2007 average deposits increased $26.4 million from 2006.
Table 10— Maturities of Time Deposits Greater Than or Equal to $0.1 million shows the contractual maturity of time deposits of $0.1 million and over that were outstanding at December 31, 2007. These deposits represented 10.1% of total deposits.
Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $0.1 Million

December 31,
(Dollars in thousands)	2007

Certificates of Deposit

Maturing in
3 months or less	$82,662
3 months to 6 months	49,517
6 months to 12 months	77,621
over 12 months	42,395

Total	$252,195

IRAs
Maturing in
3 months or less	$1,466
3 months to 6 months	2,172
6 months to 12 months	9,226
over 12 months	26,319

Total	$39,183

Borrowings
2007 vs. 2006. Short-term borrowings increased slightly to $98.3 million at December 31, 2007, from $96.7 million at December 31, 2006. Long-term borrowings decreased $28.2 million to $66.5 million at December 31, 2007, from $94.7 million at December 31, 2006.
Other long-term debt which appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarters of 2003 and 2002 by statutory business trusts — First Financial (OH) Statutory Trust II and First Financial (OH) Statutory Trust I, respectively. The debentures issued in 2002, with a final maturity of 2032, were first eligible for early redemption by First Financial in September of 2007. At the date of early redemption, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10.0 million. The debentures issued in 2003, with a final maturity of 2033, are first eligible for early redemption by First Financial in September of 2008.
First Financial owns 100% of the common equity of the remaining trust , Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debenture currently qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of qualifying tier 1 capital.
The amount outstanding, net of offering costs, as of December 31, 2007, is $20.0 million. These funds were used to repurchase First Financial stock, for other general corporate purposes, and as a means to diversify funding sources at the parent company level. See Note 10 of the Notes to Consolidated Financial Statements for additional information on borrowings and Note 12 for additional information on capital.
Pension Plan
First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by the Wealth Resource Group and primarily consist of equity and debt mutual funds, as well as money market funds. Approximately 50.2% of plan assets at December 31, 2006 were invested in various funds operated by the Legacy Funds for which Capital Advisors serves as investment advisor. During 2007, the Legacy Funds were renamed to First Funds. At December 31, 2007, 86.2% of plan assets were invested in the First Funds for which Capital Advisors also serves as investment advisor. The 2007 percentage increase is due to the $22.0 million First Financial contributed to its pension plan in December of 2006, which was initially invested in money market funds at year-end, but was subsequently invested in Legacy Funds in the first quarter of 2007. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.
Effective in the third quarter of 2007, First Financial amended the defined benefit pension plan formula to change the determination of participant benefits from a final average earnings plan to a cash balance plan. Pension plan participants prior to July 1, 2007, transitioned to the amended plan on January 1, 2008. After July 1, 2007, newly eligible participants entered the amended plan upon their eligibility date.
The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2007, Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 8.5% in both 2007 and 2006. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The rate of compensation increase is compared to historical increases for plan participants.
In accordance with FASB Statement No. 88 (SFAS No. 88), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” First Financial recorded a pension settlement charge of $2.2 million in 2007 and a pension settlement and curtailment charge of $3.0 million in 2006. These charges were a result of First Financial’s staff
First Financial Bancorp 2007 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
reductions in 2006 and 2007, and are an acceleration of costs that were previously deferred under pension accounting rules and would have been recognized in future periods. First Financial recorded pension expense in the Consolidated Statements of Income of $4.5 million, $7.9 million, and $5.3 million for 2007, 2006, and 2005, respectively, inclusive of the pension settlement and curtailment charges discussed above. Cash contributions to fund the pension plan were $0, $28.6 million, and $5.6 million for 2007, 2006, and 2005, respectively. The plan assets were 114.6% of the plan obligations at December 31, 2007, and due to the funded status of the plan, First Financial does not expect to make any contribution to its pension plan in 2008.
Liquidity
Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, shareholder dividends, expenses of its operations, and capital expenditures. Liquidity is is closely monitored and managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, risk management, and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified, and management plans are in place to respond. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including management reporting that identifies the amounts and costs of all available funding sources.
Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities, access to wholesale funding sources, and collateralized borrowings. First Financial’s most stable source of liability-funded liquidity for both the long and short-term needs is deposit growth and retention of the core deposit base. The deposit base is diversified among individuals, partnerships, corporations, public entities, and geographic markets. This diversification helps First Financial minimize dependence on large concentrations of funding sources.
Capital expenditures, such as banking center expansions and technology investments, were $7.6 million for 2007, $15.6 million for 2006, and $12.4 million for 2005. Management believes that First Financial has sufficient liquidity to fund its future capital expenditure commitments.
In addition, from time to time, First Financial utilizes advances from the FHLB as a funding source. At December 31, 2007, and 2006, total long-term borrowings from the FHLB were $45.9 million and $63.8 million, respectively. The total available remaining borrowing capacity from the FHLB at December 31, 2007, was $369.2 million.
As of December 31, 2007, First Financial has pledged certain residential real estate loans totaling $565.5 million as collateral for borrowings to the FHLB. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.
The principal source of asset-funded liquidity is marketable investment securities, particularly those with shorter maturities. The market value of investment securities classified as available-for-sale totaled $306.9 million at December 31, 2007. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity. Securities classified as held-to-maturity that are maturing in one year or less totaled $0.4 million at December 31, 2007. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans and interest-bearing deposits with other banks maturing within one year, are sources of liquidity. Overnight federal funds sold totaled $107.0 million at December 31, 2007.
Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $31.7 million, $40.8 million, and $41.8 million for the years 2007, 2006, and 2005, respectively. As of December 31, 2007, First Financial’s subsidiaries had retained earnings of $136.0 million of which $1.5 million was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.
First Financial Bancorp maintains a short-term revolving credit facility with an unaffiliated bank. This facility provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2007, the outstanding balance was $72.0 million compared to an outstanding balance of $39.5 million as of December 31, 2006. The outstanding balance of this line varies throughout the year depending on First Financial’s cash needs. The average outstanding balance was $58.0 million for 2007 and $39.7 million for 2006. First Financial entered into the credit facility for $75.0 million during the first quarter of 2007 for a period of one year, and in the third quarter of 2007 increased the line to $85.0 million until February 1, 2008, at which time it was reduced back to $75.0 million. The credit agreement requires First Financial to maintain certain covenants including those related to asset quality and capital levels. First Financial was in full compliance with all covenants as of December 31, 2007, and 2006.
First Financial Bancorp makes quarterly interest payments on its junior subordinated debentures owed to unconsolidated subsidiary trusts. Interest expense related to this other long-term debt totaled $2.4 million, $2.6 million, and $2.0 million in the years 2007, 2006, and 2005, respectively.
Interest-Rate Sensitivity
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk arises in the normal course of business to the extent that there is a divergence between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and capital while managing volatility arising from shifts in market interest rates. The ALCO oversees market risk management, establishing risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.
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
Table 11 — Market Risk Disclosure projects the principal maturities and yields of First Financial interest-bearing financial instruments at December 31, 2007, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month London Inter-Bank Offered Rate (LIBOR) plus a spread.
30 First Financial Bancorp 2007 Annual Report

Table 11 • Market Risk Disclosure

								FAIR VALUE
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2008	2009	2010	2011	2012	THEREAFTER	TOTAL	2007

Rate sensitive assets
Fixed interest rate loans(1)	137,300	116,188	90,305	105,794	100,730	264,525	814,842	826,689
Average interest rate	6.72%	6.79%	7.71%	6.92%	6.83%	6.07%	6.67%
Variable interest rate loans(1)	610,705	251,130	417,437	114,791	108,716	282,981	1,785,760	1,778,831
Average interest rate	6.91%	6.37%	7.32%	6.82%	6.92%	6.85%	6.92%
Fixed interest rate securities	21,671	6,138	10,676	10,153	23,035	239,847	311,520	311,695
Average interest rate	5.41%	7.37%	5.17%	6.18%	5.49%	5.62%	5.63%
Variable interest rate securities	1,218	60	35	6	13	33,684	35,016	35,016
Average interest rate	6.63%	4.63%	5.71%	5.86%	5.75%	6.51%	6.51%
Other earning assets	106,990	0	0	0	0	0	106,990	106,990
Average interest rate	4.33%	0.00%	0.00%	0.00%	0.00%	0.00%	4.33%

Rate sensitive liabilities
Noninterest-bearing checking	465,731	0	0	0	0	0	465,731	465,731
Savings and interest-bearing checking	120,051	1,080,455	0	0	0	0	1,200,506	1,200,506
Average interest rate	1.77%	1.77%	0.00%	0.00%	0.00%	0.00%	1.77%
Time deposits	807,351	266,061	51,050	41,518	42,202	19,772	1,227,954	1,239,278
Average interest rate	4.56%	4.71%	4.11%	4.48%	4.75%	3.64%	4.56%
Fixed interest rate borrowings	9,493	15,000	0	0	0	21,403	45,896	43,380
Average interest rate	3.66%	3.49%	0.00%	0.00%	0.00%	3.79%	3.67%
Variable interest rate borrowings	98,289	0	0	0	0	20,620	118,909	118,909
Average interest rate	4.58%	0.00%	0.00%	0.00%	0.00%	7.93%	5.16%

Interest rate derivatives
Interest rate swaps
Fixed to variable	1,597	1,645	1,446	4,254	1,515	18,446	28,903	(787)
Average pay rate (fixed)	6.60%	6.60%	6.83%	7.12%	6.76%	6.83%	6.84%
Average receive rate (variable)	7.46%	7.46%	7.47%	7.34%	7.47%	7.23%	7.31%

(1)	Includes loans held for sale
The interest-rate risk position is measured and monitored using income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.
Presented below is the estimated impact on First Financial’s net interest income as of December 31, 2007, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31, 2007	(10.84%)	(3.61%)	2.37%	4.26%
Modeling the sensitivity of net interest income to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.
First Financial uses economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, income, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Deposit premiums are based on external industry studies and utilizing historical experience.
Presented below is the change in First Financial’s economic value of equity position as of December 31, 2007, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	points	points	points	points

December 31, 2007	(23.35%)	(8.88%)	3.58%	4.55%
First Financial, utilizing interest rates primarily based upon external industry studies, models additional scenarios covering the next twelve months. Based on these scenarios, First Financial has a relatively neutral rate risk position of a negative 0.51% when compared to a base-case scenario with interest rates held constant.
Capital
Total shareholders’ equity at December 31, 2007, was $276.6 million compared to total shareholders’ equity at December 31, 2006, of $285.5 million. This $8.9 million or 3.1% decrease was primarily due to First Financial’s repurchase of its common stock totaling $27.3 million and cash dividends declared of $24.9 million, offset by current year income of $35.7 million and the SFAS No. 158 net pension and other postretirement benefit plans adjustment of $5.5 million. For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.
On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that are granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The total number of shares that can be repurchased over the life of the ten-year plan may not exceed 7,507,500 shares. At December 31, 2007, 4,969,105 shares remained available for purchase under this program.
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
First Financial Bancorp 2007 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
Table 12 • Contractual Obligations

	Payments due by period
		Less than	One to three	Three to five	More than
(Dollars in thousands)	Total	one year	years	years	five years

Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$59,303	$6,949	$21,016	$1,623	$29,715
Junior subordinated debentures owed to unconsolidated subsidiary trusts	41,439	1,613	3,216	3,220	33,390
Operating lease obligations	9,751	1,649	2,616	2,063	3,423

Total	$110,493	$10,211	$26,848	$6,906	$66,528

On February 25, 2003, First Financial’s board of directors authorized an additional stock repurchase program to repurchase up to 5% of its shares outstanding upon the completion of the February 26, 2002, program. Under this plan, First Financial repurchased 387,715 shares in 2007, 404,000 shares in 2006, 916,000 shares in 2005, 358,999 shares in 2004, and 177,001 shares in 2003. The shares repurchased in 2007 completed this program.
On December 9, 2005, the final results for the modified Dutch Auction tender offer were announced. First Financial repurchased 3,250,000 shares at a price of $19.00 per share. The modified Dutch Auction tender offer was approved by First Financial’s board of directors on August 23, 2005. The Modified Dutch Auction tender procedure allowed shareholders to select the price within the specified range at which each shareholder was willing to sell all or a portion of his or her shares to First Financial. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial determined the single per share price within the range that would allow it to repurchase the 3,250,000 shares. The tender offer allowed First Financial to maintain a strong capital position and preserve financial flexibility, while enhancing shareholder value.
At this time, First Financial does not plan on repurchasing any of its shares in 2008.
The dividend payout ratio was 69.9%, 118.5%, and 71.9% for the years 2007, 2006, and 2005, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital plan and compliance with applicable regulatory limitations.
First Financial has consistently maintained regulatory capital ratios at or above the level that results in its classification as “well-capitalized.” For further detail on capital ratios, see Note 12 of the Notes to Consolidated Financial Statements.
Critical Accounting Policies
First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, income taxes, pension, and goodwill and other intangible assets. Pages 25 through 27 of this annual report provide management’s analysis of the allowance for loan and lease losses, page 24 of this annual report provides management’s analysis of income taxes, and pages 29 through 30 of this annual report provide management’s analysis of the pension plan.
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
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the effects of and changes in policies and laws of regulatory agencies; inflation, interest rates, market and monetary fluctuations; technological changes; mergers and acquisitions; the ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the Securities and Exchange Commission; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and the success of First Financial at managing the risks involved in the foregoing.
Such forward-looking statements speak only as of the date on which such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.
32 First Financial Bancorp 2007 Annual Report

Statistical Information (Unaudited)

	2007			2006			2005
	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Interest	Yield

Earning assets	Daily average balances and interest rates (Tax equivalent basis; dollars in thousands):
Loans (1), (4)
Commercial (2)	$739,884	$69,101	9.34%	$630,658	$57,242	9.08%	604,058	$44,391	7.35%
Real estate	1,379,342	79,662	5.78%	1,444,831	83,719	5.79%	1,560,118	88,655	5.68%
Installment and other consumer	427,051	34,215	8.01%	494,946	36,980	7.47%	588,001	39,476	6.71%
Lease financing (2)	621	66	10.63%	1,500	182	12.13%	3,616	469	12.97%

Total loans	2,546,898	183,044	7.19%	2,571,935	178,123	6.93%	2,755,793	172,991	6.28%
Investment securities (3)
Taxable	285,645	14,961	5.24%	318,090	16,592	5.22%	528,528	21,497	4.07%
Tax-exempt (2)	72,158	5,449	7.55%	89,026	6,373	7.16%	105,699	7,491	7.09%

Total investment securities (3)	357,803	20,410	5.70%	407,116	22,965	5.64%	634,227	28,988	4.57%
Federal funds sold	104,165	5,269	5.06%	141,347	7,092	5.02%	46,224	1,701	3.68%

Total earning assets	3,008,866	208,723	6.94%	3,120,398	208,180	6.67%	3,436,244	203,680	5.93%

Nonearning assets
Allowance for loan and lease losses	(28,263)			(35,959)			(43,287)
Cash and due from banks	89,780			113,553			123,874
Accrued interest and other assets	239,657			234,669			294,392

Total assets	$3,310,040			$3,432,661			$3,811,223

Interest-bearing liabilities
Deposits
Interest-bearing demand	$623,110	12,513	2.01%	$705,435	15,310	2.17%	$668,655	7,148	1.07%
Savings	578,579	11,016	1.90%	530,274	7,301	1.38%	541,758	3,281	0.61%
Time	1,229,297	55,655	4.53%	1,226,205	47,401	3.87%	1,266,139	38,225	3.02%

Total interest-bearing deposits	2,430,986	79,184	3.26%	2,461,914	70,012	2.84%	2,476,552	48,654	1.96%
Borrowed funds
Short-term borrowings	92,709	4,232	4.56%	93,306	3,768	4.04%	90,969	1,961	2.16%
Federal Home Loan Bank long-term debt	57,458	2,099	3.65%	102,910	4,062	3.95%	321,676	15,078	4.69%
Other long-term debt	28,190	2,427	8.61%	30,930	2,610	8.44%	30,930	2,037	6.59%

Total borrowed funds	178,357	8,758	4.91%	227,146	10,440	4.60%	443,575	19,076	4.30%

Total interest-bearing liabilities	2,609,343	87,942	3.37%	2,689,060	80,452	2.99%	2,920,127	67,730	2.32%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	397,918			415,211			430,231
Other liabilities	22,504			30,163			96,234
Shareholders’ equity	280,275			298,227			364,631

Total liabilities and shareholders’ equity	$3,310,040			$3,432,661			$3,811,223

Net interest income and interest rate spread (fully tax equivalent)		$120,781	3.57%		$127,728	3.68%		$135,950	3.61%

Net interest margin (fully tax equivalent)			4.01%			4.09%			3.96%

Interest income and yield		$206,442	6.86%		$205,525	6.59%		$200,697	5.84%
Interest expense and rate		87,942	3.37%		80,452	2.99%		67,730	2.32%

Net interest income and spread		$118,500	3.49%		$125,073	3.60%		$132,967	3.52%

Net interest margin			3.94%			4.01%			3.87%

(1)	Nonaccrual loans are included in average loan balance and loan fees are included in interest income.

(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.

(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.

(4)	Includes loans held-for-sale.
N/M = Not meaningful
First Financial Bancorp 2007 Annual Report  33

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2007, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control — Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2007. The report, which expresses an unqualified opinion on First Financial’s internal control overfinancial reporting as of December 31, 2007, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

Claude E. Davis	J. Franklin Hall
President & CEO	Executive Vice President & CFO
February 26, 2008	February 26, 2008
34  First Financial Bancorp 2007 Annual Report

Report Of Independent Registered Public Accounting Firm

Report On Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited First Financial Bancorp’s Internal Control Over Financial Reporting, as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2007, and 2006, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, of First Financial Bancorp and our report dated February 26, 2008 expressed an unqualified opinion thereon.

Ernst & Young LLP
Cincinnati, Ohio
February 26, 2008

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements
The Board of Directors and Shareholders of First Financial Bancorp
We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries (the Company) as of December 31, 2007, and 2006, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of First Financial Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2007, and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 17, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2007. As discussed in Note 14, the Company adopted the provisions of Statement Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2007.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2008 expressed an unqualified opinion thereon.

Ernst & Young LLP
Cincinnati, Ohio
February 26, 2008

First Financial Bancorp 2007 Annual Report  35

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006

Assets
Cash and due from banks	$106,224	$119,407
Federal funds sold	106,990	102,000
Investment securities held-to-maturity (market value of $5,814 at December 31, 2007; $8,154 at December 31, 2006)	5,639	7,995
Investment securities available-for-sale, at market value (cost of $306,412 at December 31, 2007; $324,922 at December 31, 2006)	306,928	324,259
Other investments	33,969	33,969
Loans held for sale	1,515	8,824
Loans
Commercial	785,143	673,445
Real estate — construction	151,432	101,688
Real estate — commercial	706,409	623,603
Real estate — residential	539,332	628,579
Installment	138,895	198,881
Home equity	250,888	228,128
Credit card	26,610	24,587
Lease financing	378	923

Total loans	2,599,087	2,479,834
Less
Allowance for loan and lease losses	29,057	27,386

Net loans	2,570,030	2,452,448
Premises and equipment	78,994	79,609
Goodwill	28,261	28,261
Other intangibles	698	5,842
Accrued interest and other assets	130,068	138,985

Total assets	$3,369,316	$3,301,599

Liabilities
Deposits
Interest-bearing	$603,870	$667,305
Savings	596,636	526,663
Time	1,227,954	1,179,852

Total interest-bearing deposits	2,428,460	2,373,820
Noninterest-bearing	465,731	424,138

Total deposits	2,894,191	2,797,958
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	26,289	57,201
Other	72,000	39,500

Total short-term borrowings	98,289	96,701
Federal Home Loan Bank long-term debt	45,896	63,762
Other long-term debt	20,620	30,930
Accrued interest and other liabilities	33,737	26,769

Total liabilities	3,092,733	3,016,120

Shareholders’ equity
Common stock — no par value Authorized - 160,000,000 shares Issued — 48,558,614 shares in 2007 and 2006	391,962	392,736
Retained earnings	82,093	71,320
Accumulated comprehensive income	(7,127)	(13,375)
Treasury stock, at cost, 11,190,806 shares in 2007 and 9,313,207 shares in 2006	(190,345)	(165,202)

Total shareholders’ equity	276,583	285,479

Total liabilities and shareholders’ equity	$3,369,316	$3,301,599

See Notes to Consolidated Financial Statements.
36  First Financial Bancorp 2007 Annual Report

Consolidated Statements Of Earnings

	Year ended December 31,
(Dollars in thousands except per share data)	2007	2006	2005

Interest income
Loans, including fees	$182,670	$177,699	$172,636
Investment securities
Taxable	14,961	16,592	21,497
Tax- exempt	3,542	4,142	4,863

Total investment securities interest	18,503	20,734	26,360
Federal funds sold	5,269	7,092	1,701

Total interest income	206,442	205,525	200,697

Interest expense
Deposits	79,184	70,012	48,654
Short-term borrowings	4,232	3,768	1,961
Long-term borrowings	2,099	4,062	15,078
Subordinated debentures and capital securities	2,427	2,610	2,037

Total interest expense	87,942	80,452	67,730

Net interest income	118,500	125,073	132,967
Provision for loan and lease losses	7,652	9,822	5,571

Net interest income after provision for loan and lease losses	110,848	115,251	127,396

Noninterest income
Service charges on deposit accounts	20,766	21,958	18,976
Trust and wealth management fees	18,396	16,264	16,641
Bankcard income	5,251	4,437	3,992
Net gains from sales of loans	844	3,206	903
Gain on sale of merchant payment processing portfolio	5,501	0	0
Gain on sale of mortgage servicing rights	1,061	0	0
Gains on sales of branches	0	12,545	0
Gains (losses) on sales and impairment of investment securities	367	(476)	(6,519)
Other	11,402	10,050	12,198

Total noninterest income	63,588	67,984	46,191

Noninterest expenses
Salaries and employee benefits	69,891	81,560	77,690
Pension settlement charges	2,222	2,969	0
Net occupancy	10,861	11,038	9,610
Furniture and equipment	6,761	5,607	6,276
Data processing	3,498	9,969	6,867
Marketing	2,441	3,490	2,464
Communication	3,230	3,334	3,085
Professional services	4,142	7,835	7,681
Debt extinguishment	0	4,295	0
Other	17,701	22,418	16,492

Total noninterest expenses	120,747	152,515	130,165

Income from continuing operations before income taxes	53,689	30,720	43,422
Income tax expense	18,008	9,449	12,614

Income from continuing operations	35,681	21,271	30,808

Discontinued operations
Other operating income	0	0	583
Gain on sale of discontinued operations	0	0	10,366

Income from discontinued operations before income taxes	0	0	10,949
Income tax expense	0	0	3,824

Income from discontinued operations	0	0	7,125

Net income	$35,681	$21,271	$37,933

Earnings per share from continuing operations:
Basic	$0.93	$0.54	$0.72

Diluted	$0.93	$0.54	$0.71

Earnings per share from discontinued operations:
Basic	$0.00	$0.00	$0.17

Diluted	$0.00	$0.00	$0.17

Earnings per share:
Basic	$0.93	$0.54	$0.89

Diluted	$0.93	$0.54	$0.88

Average shares outstanding — basic	38,455,084	39,539,114	43,084,378

Average shares outstanding — diluted	38,459,138	39,562,010	43,172,750

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2007 Annual Report 37

Consolidated Statements Of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005

Operating activities
Net income	$35,681	$21,271	$37,933
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan and lease losses	7,652	9,822	5,571
Provision for depreciation and amortization	7,949	8,588	7,430
Stock-based compensation expense	1,384	1,728	1,671
Pension expense	4,541	7,926	5,202
Net amortization of premiums and accretion of discounts on investment securities	131	(111)	1,488
Deferred income taxes	(3,338)	14,360	(778)
(Gains) losses on impairment and sales of investment securities	(367)	476	6,519
Originations of loans held for sale	(68,027)	(83,365)	(199,086)
Net gains from sales of loans held for sale	(844)	(3,206)	(903)
Proceeds from sale of loans held for sale	76,564	85,696	198,148
Increase in cash surrender value of life insurance	(4,105)	(2,151)	(10,530)
(Increase) decrease in interest receivable	(869)	793	(419)
(Increase) decrease in prepaid expenses	(435)	(4,051)	211
Increase (decrease) in accrued expenses	706	(1,259)	2,429
Increase in interest payable	1,920	883	1,176
Contribution to pension plan	0	(28,583)	(5,605)
Other	14,861	(11,535)	(2,695)
Net decrease from discontinued operations	0	0	12,751

Net cash provided by operating activities	73,404	17,282	60,513

Investing activities
Proceeds from sales of investment securities available-for-sale	392	184,935	15
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	59,657	85,178	144,310
Purchases of investment securities available-for-sale	(41,303)	(33,459)	(96,862)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	3,290	4,561	10,830
Purchases of investment securities held-to-maturity	(934)	0	(10,565)
Net decrease in interest-bearing deposits with other banks	0	0	495
Net increase in federal funds sold	(4,990)	(4,000)	(85,951)
Net (increase) decrease in loans and leases	(127,988)	111,556	169,294
Proceeds from surrender of life insurance	12,941	0	0
Proceeds from disposal of other real estate owned	1,962	3,117	2,135
Purchases of premises and equipment	(7,578)	(15,647)	(12,421)
Net decrease from discontinued operations	0	0	91,962

Net cash (used in) provided by investing activities	(104,551)	336,241	213,242

Financing activities
Net increase (decrease) in total deposits	96,233	(127,481)	19,574
Net increase (decrease) in short-term borrowings	1,588	(14,933)	(36,560)
Payments on long-term borrowings	(17,866)	(222,893)	(43,701)
Redemption of other long-term debt	(10,000)	0	0
Cash dividends paid	(24,845)	(25,870)	(27,375)
Treasury stock purchases	(27,297)	(6,561)	(78,344)
Proceeds from exercise of stock options	82	254	201
Excess tax benefit on share-based compensation	69	87	0
Net decrease from discontinued operations	0	0	(99,622)

Net cash provided by (used in) financing activities	17,964	(397,397)	(265,827)

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(13,183)	(43,874)	7,928
Cash and cash equivalents at beginning of year	119,407	163,281	155,353

Cash and cash equivalents at end of year	$106,224	$119,407	$163,281

Cash and cash equivalents consist of the following:
Cash and cash equivalents from continuing operations	$106,224	$119,407	$163,281
Cash and cash equivalents from discontinued operations	0	0	0

Cash and cash equivalents at end of year	$106,224	$119,407	$163,281

Supplemental disclosures
Interest paid	$86,022	$79,569	$68,642

Income taxes paid	$14,445	$3,829	$16,145

Acquisition of other real estate owned through foreclosure	$2,264	$2,288	$3,898

Issuance of restricted stock awards	$2,254	$1,654	$1,578

Transfer of loans to loans held for sale	$0	$39,571	$0

See Notes to Consolidated Financial Statements.
38 First Financial Bancorp 2007 Annual Report

Consolidated Statements Of Changes In Shareholders’ Equity

				Accumulated other
				comprehensive income (loss)
	Common	Common		Unrealized
	stock	stock	Retained	gain (loss) on	Pension	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	AFS securities	obligation	Shares	Amount	Total

Balances at January 1, 2005	48,558,614	$392,448	$65,095	$2,197	$(5,320)	(4,881,378)	$(82,965)	$371,455
Net income			37,933					37,933
Unrealized holding losses on securities available for sale arising during the period				(2,511)				(2,511)
Unfunded pension losses, net of tax					(2,242)			(2,242)

Total comprehensive income								33,180
Cash dividends declared ($0.64 per share)			(27,671)					(27,671)
Purchase of common stock						(4,166,000)	(78,344)	(78,344)
Exercise of stock options, net of shares purchased		(528)				33,327	729	201
Restricted stock awards, net of forfeitures		(984)				18,917	373	(611)
Amortization of restricted stock awards		1,671						1,671

Balances at December 31, 2005	48,558,614	392,607	75,357	(314)	(7,562)	(8,995,134)	(160,207)	299,881

Net income			21,271					21,271
Unrealized holding losses on securities available for sale arising during the period				(106)				(106)

Total comprehensive income								21,165
Net adjustment to initially apply SFAS No. 158, net of tax					(5,393)			(5,393)
Cash dividends declared ($0.64 per share)			(25,308)					(25,308)
Purchase of common stock						(404,000)	(6,561)	(6,561)
Tax benefit on stock option purchase		87						87
Exercise of stock options, net of shares purchased		(213)				24,598	452	239
Restricted stock awards, net of forfeitures		(1,473)				61,329	1,114	(359)
Share-based compensation expense		1,728						1,728

Balances at December 31, 2006	48,558,614	392,736	71,320	(420)	(12,955)	(9,313,207)	(165,202)	285,479

Net income			35,681					35,681
Unrealized holding gains on securities available for sale arising during the period				748				748
Changes in accumulated unrealized losses for pension and other postretirement obligations					5,500			5,500

Total comprehensive income								41,929
Cash dividends declared ($0.65 per share)			(24,908)					(24,908)
Purchase of common stock						(2,000,000)	(27,297)	(27,297)
Tax benefit on stock option exercise		69						69
Exercise of stock options, net of shares purchased		(57)				8,474	139	82
Restricted stock awards, net of forfeitures		(2,170)				113,927	2,015	(155)
Share-based compensation expense		1,384						1,384

Balances at December 31, 2007	48,558,614	$391,962	$82,093	$328	$(7,455)	(11,190,806)	$(190,345)	$276,583

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2007 Annual Report 39

Notes To Consolidated Financial Statements
1. Summary Of Significant Accounting Policies

Basis of presentation: The Consolidated Financial Statements of First Financial Bancorp. (First Financial), a bank holding company, principally serving western Ohio, Indiana, and northern Kentucky, include the accounts and operations of First Financial and its wholly owned subsidiaries — First Financial Bank, N.A. and First Financial Capital Advisors LLC, a registered investment advisor. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years’ amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.
First Financial’s business activities are currently confined to one reportable segment, community banking. As a full service community banking company, First Financial offers a full range of products and services to its clients.
The preparation of Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.
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
Other investments include Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB and FHLB stock is carried at cost.
Loans and leases: Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies to all loans, including impaired loans. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Loans are included in the loan portfolio when management has the intent and ability to hold the loan for the foreseeable future, or until maturity or payoff. The foreseeable future is based upon the loan characteristics, business strategy, current market condiitions, and liquidity needs.
Loans held for sale may come from two sources: residential real estate loans originated with commitments to sell to our strategic partner and in certain circumstances, previously originated loans that have been specifically identified by management for sale based on predetermined criteria. Loans originated for sale are placed immediately into that category upon origination and are considered to be at fair market value due to the commitment to sell in a short timeframe. Loans transferred to held for sale status are done at the lower of cost or fair value with any difference charged to the allowance for loan and lease losses. Any subsequent change in carrying value, not to exceed original cost, is recorded in the Consolidated Statements of Earnings.
First Financial principally uses the finance method of accounting for direct lease contracts. Under this method of accounting, a receivable is recorded for the total amount of lease payments due and estimated residual values. Lease income, represented by the excess of the total contract receivable plus estimated equipment residual value over the cost of the related equipment, is recorded over the term of the leases at a level rate of return on the unrecovered net investment. First Financial does not have a material amount of lease assets.
Allowance for loan and lease losses: The level of the allowance for loan and lease losses (allowance) is based upon management’s evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off when management believes that the ultimate collectibility of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.
Management’s determination of the adequacy of the allowance is based on an assessment of the inherent loss given the conditions at the time. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.
The estimate of losses inherent in the commercial portfolio may then be adjusted for management’s estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending strategies, and other influencing factors. In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.
The allowance for consumer loans which includes residential real estate, installment, home equity, credit card, consumer leasing, and overdrafts is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller and more homogeneous.
Larger balance commercial and commercial real estate loans are impaired when, based on current information and events, it is probable that First Financial will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement.
Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral. Income on impaired loans is recorded on the cash basis.
Premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are
40 First Financial Bancorp 2007 Annual Report

computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from ten to 40 years for building and building improvement; three to ten years for furnitures, fixtures, and equipment; and three to five years for software, hardware, and data handling equipment. Land improvements are depreciated over 20 years and leasehold improvements are depreciated over the lesser of the base term of the respective lease or the asset useful life. Maintenance and repairs are charged to operations as incurred.
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
Income taxes: The calculation of First Financial’s income tax provision is complex and requires the use of estimates and judgments in its determination. First Financial estimates income tax expense based on amounts expected to be owed to various tax jurisdictions. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions either currently or in the future and are reported as a component of other assets or other liabilities in the Consolidated Balance Sheets. In estimating accrued taxes, First Financial assesses the appropriate tax treatment considering statutory, judicial, and regulatory guidance, including consideration of any reserve required for potential examination issues. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities, and newly enacted statutory, judicial, and regulatory guidance. These changes, when they occur, affect accrued taxes and can be significant to the operating results of First Financial. The potential impact to First Financial’s operating results for any of the changes cannot be reasonably estimated. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
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
Earnings per share: Basic earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, increased by dilutive common stock equivalents and restricted stock awards outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under First Financial’s stock plans, using the treasury stock method.
Cash flow information: For purposes of the Consolidated Statements of Cash Flows, First Financial considers cash and due from banks as cash and cash equivalents.
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
Reporting comprehensive income (loss): Comprehensive income (loss) is defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income (loss) includes the unrealized holding gains and losses from available-for-sale securities arising during the period, and changes in accumulated unrealized losses for pension and other postretirement obligations. First Financial previously reflected the transition adjustment for the adoption of SFAS No. 158 as a component of other comprehensive income in 2006 rather than a component of ending accumulated other comprehensive income at December 31, 2006. Reporting of the transition adjustment as an adjustment to ending accumulated other comprehensive income at December 31, 2006, did not materially impact First Financial’s Consolidated Financial Statements for 2006.
First Financial recorded an unrealized holding gain of $328 at December 31, 2007 and an unrealized holding loss of $420 at December 31, 2006. While there was no income tax expense or benefit, there was a deferred tax liability associated with available-for-sale securities of $188 at December 31, 2007 and a deferred tax asset of $243 at December 31, 2006.
There was a net deferred tax asset recorded to reflect the funded status of the postretirement benefit plans of $4,283 and $7,480 as of December 31, 2007 and 2006, respectively.
Derivative instruments: First Financial reports all derivative instruments at fair value on the balance sheet. First Financial usually designates derivative instruments used to manage interest-rate risk as hedge relationships with certain assets or liabilities being hedged.
First Financial has entered into derivative transactions, primarily interest rate swaps, to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk. These derivatives are considered to be fair value hedges.
Because the critical terms of the hedged financial instruments and the derivative instruments match, the changes in the fair value of the hedged financial instruments and the derivative instruments offset and the hedges are considered to be highly effective. For a fair value hedge, the fair value of the interest rate swap is recognized on the Consolidated Balance Sheets as either a freestanding asset or liability with a corresponding adjustment to the hedged financial instrument. Subsequent adjustments due to changes in the fair value of a derivative that qualifies as a fair value hedge are offset in current period earnings. Under the fair value method, any derivative gains or losses not effective in hedging the change in fair value of the hedged item would be recognized in the Consolidated Statements of Earnings.
Goodwill and other intangible assets: Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. Core deposit intangibles are amortized on a straight-line basis over their useful lives. Core deposit intangibles are being amortized over varying periods, none of which exceeds 10 years.
Mortgage servicing assets (MSRs): In the first quarter of 2007, First Financial entered into an agreement to sell the right to service its conforming, conventional mortgage servicing portfolio and upon settlement of the sale, First Financial no longer carried an asset for its MSRs. No MSRs were recognized after that date.
In 2006, MSRs were recognized as separate assets when loans were sold into the secondary market, servicing retained. Upon sale, the mortgage servicing right was established, which represented the then current market value of future net cash flows expected to be realized for performing the servicing activities. Capitalized mortgage servicing rights are reported in other assets in 2006 and amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.
Stock based compensation: First Financial adopted the provisions of FASB Statement No. 123(R) (SFAS No. 123(R)), “Share-Based Payment,” effective January 1, 2006, using the modified-prospective transition method which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation expense over the service period for awards expected to vest. SFAS 123(R) applies to all awards granted after January 1, 2006, and to awards modified, repurchased, or cancelled after that date. Prior to January 1, 2006, First Financial accounted for its stock options under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued To Employees” and related Interpretations, and applied the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” First Financial’s employee stock options have fixed terms and the exercise price of the stock options equals the market price on the date of grant. Therefore, no compensation cost was recognized for stock options prior to January 1, 2006.
First Financial Bancorp 2007 Annual Report 41

Notes To Consolidated Financial Statements
2. Restrictions On Cash And Due From Bank Accounts

First Financial’s bank subsidiary is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial’s transaction accounts, for 2007 and 2006 were approximately $25,462 and $45,980, respectively.
In connection with its use of derivative instruments, First Financial from time to time is required to post cash collateral with its counterparties to offset its market position. Derivative collateral balances were $936 and $0 at December 31, 2007, and 2006, respectively.
3. Mortgage-Servicing Rights

Changes in capitalized mortgage-servicing rights are summarized as follows:

(Dollars in thousands)	2007	2006	2005

Balance at beginning of year	$4,448	$5,527	$4,505
Rights capitalized	121	729	1,841
Amortization	(308)	(1,808)	(1,684)
Rights sold	(4,261)	0	0
Change in valuation	0	0	865

Balance at end of year	$0	$4,448	$5,527

In the first quarter of 2007, First Financial entered into an agreement to sell the right to service its conforming, conventional mortgage servicing portfolio of $591,895. First Financial recorded a gain of $1,061 associated with the sale.
The estimated fair value of capitalized mortgage servicing rights was $0, $6,516, and $8,011 at December 31, 2007, 2006, and 2005, respectively.
Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $0, $617,086, and $601,187 at December 31, 2007, 2006, and 2005, respectively.
Custodial escrow balances maintained at First Financial in connection with these mortgage loans serviced were approximately $0, $4,250, and $4,209 at December 31, 2007, 2006, and 2005, respectively.
4. Restrictions On Subsidiary Dividends, Loans, Or Advances

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to First Financial by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the bank subsidiary’s respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations, which is equal to the net income of the current year through the dividend date, combined with its retained net income of the preceding two years. As of December 31, 2007, First Financial’s subsidiaries had retained earnings of $135,996 of which $1,531 was available for distribution to First Financial without prior regulatory approval.
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
First Financial’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for standby letters of credit, and commitments outstanding to extend credit, is represented by the contractual amounts of those instruments. First Financial uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
Standby letters of credit — These transactions are conditional commitments issued by First Financial to guarantee the performance of a client to a third party. First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services. The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party. First Financial has issued standby letters of credit aggregating $25,227 and $24,709 at December 31, 2007, and 2006, respectively.
Management conducts regular reviews of these instruments on an individual client basis. Management does not anticipate any material losses as a result of these letters of credit.
Loan commitments — Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Financial evaluates each client’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. First Financial had commitments outstanding to extend credit totaling $728,472 and $633,104 at December 31, 2007, and 2006, respectively. Management does not anticipate any material losses as a result of these commitments.
42 First Financial Bancorp 2007 Annual Report

6. Derivatives

The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. Currently, First Financial utilizes interest rate swaps as a means to offer commercial borrowers products that meet their needs, but also are designed to achieve First Financial’s desired interest rate risk profile at the time.
The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income. The following table summarizes the derivative financial instruments utilized by First Financial and their balances at December 31, 2007, and 2006:

	December 31, 2007			December 31, 2006
	Notional	Estimated Fair Value		Notional	Estimated Fair Value
(Dollars in thousands)	Amount	Gain	(Loss)	Amount	Gain	(Loss)

Fair value hedges
Pay fixed interest rate swaps	$28,903	$79	$(866)	$31,155	$557	$(200)

Matched customer hedges
Client interest rate swaps with bank	51,480	2,702	0	24,821	631	0
Bank interest rate swaps with counterparty	51,480	0	(2,702)	24,821	0	(631)

Total	$131,863	$2,781	$(3,568)	$80,797	$1,188	$(831)

7. Investment Securities

The following is a summary of investment securities as of December 31, 2007:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Securities of U.S. government agencies and corporations					$85,124	$705	$(39)	$85,790
Mortgage-backed securities	$274	$2	$(1)	$275	151,753	1,219	(1,198)	151,774
Obligations of state and other political subdivisions	5,365	183	(9)	5,539	59,475	925	(39)	60,361
Other securities	0	0	0	0	10,060	222	(1,279)	9,003

Total	$5,639	$185	$(10)	$5,814	$306,412	$3,071	$(2,555)	$306,928

The following is a summary of investment securities as of December 31, 2006:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Securities of U.S. government agencies and corporations					$63,118	$223	$(205)	$63,136
Mortgage-backed securities	$427	$5	$0	$432	184,787	815	(3,227)	182,375
Obligations of state and other political subdivisions	7,568	175	(21)	7,722	71,280	1,377	(90)	72,567
Other securities	0	0	0	0	5,737	459	(15)	6,181

Total	$7,995	$180	$(21)	$8,154	$324,922	$2,874	$(3,537)	$324,259

During the year ended December 31, 2007, available-for-sale securities with a fair value at the date of sale of $367 were sold with a $367 gross realized gain recorded. There was a net investment gain after taxes of $233 for the year ended December 31, 2007. The applicable income tax effect was an expense of $134 for 2007.
During the year ended December 31, 2006, available-for-sale securities with a fair value at the date of sale of $178,177 were sold with a $498 gross realized loss recorded. There was a net investment loss after taxes of $301 and an associated tax benefit of $175 recorded for 2006.
During the year ended December 31, 2005, available-for-sale securities with a fair value at the date of sale of $4 were sold with a $12 gross realized gain recorded. There was no gain or loss or associated tax recorded for the year ended December 31, 2005.
The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements, and for other purposes as required by law totaled $234,002 at December 31, 2007, and $238,996 at December 31, 2006.
In February of 2006, First Financial made the strategic decision to restructure a portion of its balance sheet, which included the sale of $179,000 in investment securities. Due to the anticipated restructuring and intent to sell certain investment securities whose market values were below carrying amount, a write-down of the investment securities portfolio of $6,519 was recorded in 2005. Upon the completion of the sale of the investment securities in the the first quarter of 2006, an additional $498 loss was recorded.
The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2007, by estimated maturity, are shown in the table that follows.
Estimated maturities on mortgage-backed securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
First Financial Bancorp 2007 Annual Report 43

Notes To Consolidated Financial Statements

	Held-to-Maturity		Available-for-Sale

	Amortized	Market	Amortized	Market
(Dollars in thousands)	Cost	Value	Cost	Value

Due in one year or less	$404	$405	$22,470	$22,485
Due after one year through five years	1,567	1,575	48,237	48,549
Due after five years through ten years	2,542	2,645	134,242	135,858
Due after ten years	1,126	1,189	101,463	100,036

Total	$5,639	$5,814	$306,412	$306,928

The following tables present the age of gross unrealized losses and associated fair value by investment category.

	December 31, 2007

	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$4,983	$17	$5,186	$22	$10,169	$39
Mortgage-backed securities	553	2	78,684	1,197	79,237	1,199
Obligations of state and other political subdivisions	1,814	1	2,965	47	4,779	48
Other securities	7,405	1,279	0	0	7,405	1,279

Total	$14,755	$1,299	$86,835	$1,266	$101,590	$2,565

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss

Securities of U.S. government agencies and corporations	$9,887	$40	$20,047	$165	$29,934	$205
Mortgage-backed securities	7,551	48	126,310	3,179	133,861	3,227
Obligations of state and other political subdivisions	2,527	8	3,923	103	6,450	111
Other securities	1,610	15	0	0	1,610	15

Total	$21,575	$111	$150,280	$3,447	$171,855	$3,558

Unrealized losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost. Unrealized losses due to credit risk of the underlying collateral of the debt security, if any, are not material. First Financial has the intent and ability to hold all debt security issues temporarily impaired until maturity or recovery of book value. All securities with unrealized losses are reviewed quarterly to determine if any impairment is other than temporary, requiring a write-down to fair market value.
8. Loans

Information as to nonaccrual and restructured loans at December 31 was as follows:

(Dollars in thousands)	2007	2006	2005

Principal balance
Nonaccrual loans	$14,113	$10,236	$24,961
Restructured loans	567	596	3,408

Total	$14,680	$10,832	$28,369

Interest income effect
Gross amount of interest that would have been recorded under original terms	$1,334	$989	$2,667
Interest included in income	581	521	1,551

Net impact on interest income	$753	$468	$1,116

At December 31, 2007, there were no commitments outstanding to lend additional funds to borrowers with nonaccrual or restructured loans.
The balances of other real estate acquired through loan foreclosures, repossessions, or other workout situations totaled $2,636, $2,334, and $3,162 at December 31, 2007, 2006, and 2005, respectively, and are carried at net realized value.
44 First Financial Bancorp 2007 Annual Report

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2007	2006	2005

Balance at beginning of year	$27,386	$42,485	$45,076
Provision for loan and lease losses	7,652	9,822	5,571
Loans charged-off	(9,422)	(15,618)	(11,590)
Loans held for sale write-down	0	(12,731)	0
Recoveries	3,441	3,428	3,428

Balance at end of year	$29,057	$27,386	$42,485

The allowances for loan and lease losses related to loans that are identified as impaired, as defined by SFAS No. 114 and amended by SFAS No. 118, are based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
First Financial’s investment in impaired loans is as follows:

(Dollars in thousands)	2007	2006	2005

Impaired loans requiring a valuation allowance of $2,705 in 2007, $1,523 in 2006, and $2,265 in 2005	$4,822	$2,639	$6,364
Impaired loans not requiring a valuation allowance	0	0	0

Total impaired loans	$4,822	$2,639	$6,364

Average impaired loans for the year	$9,755	$8,791	$6,238

For the years ended December 31, 2007, 2006, and 2005, First Financial recognized interest income on those impaired loans of $496, $396, and $389, respectively. First Financial recognizes income on impaired loans on a cash basis.
9. Premises and Equipment

Premises and equipment at December 31 were summarized as follows:

(Dollars in thousands)	2007	2006

Land and land improvements	$25,619	$23,325
Buildings	65,168	63,198
Furniture and fixtures	41,900	41,389
Leasehold improvements	8,737	8,188
Construction in progress	566	6,045

	141,990	142,145

Less accumulated depreciation and amortization	62,996	62,536

Total	$78,994	$79,609

Rental expense recorded under operating leases in 2007, 2006, and 2005, was $2,289, $2,130, and $2,333, respectively.
Capital lease agreements for land and buildings at December 31, 2007, were immaterial.
Future minimum lease payments for operating leases are as follows:

December 31,
(Dollars in thousands)	2007

2008	$1,649
2009	1,378
2010	1,238
2011	1,029
2012	1,034
Thereafter	3,423

Total	$9,751

First Financial Bancorp 2007 Annual Report 45

Notes To Consolidated Financial Statements
10. Borrowings

The following is a summary of short-term borrowings for the last three years:

	2007		2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

At year end
Federal funds purchased and securities sold under agreements to repurchase	$26,289	2.56%	$57,201	2.79%	$66,634	2.57%
Federal Home Loan Bank borrowings	0	N/A	0	N/A	0	N/A
Other short-term borrowings	72,000	5.32%	39,500	5.92%	45,000	5.07%

Total	$98,289	4.58%	$96,701	4.07%	$111,634	3.57%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$34,691	2.60%	$53,599	2.45%	$65,747	1.58%
Federal Home Loan Bank borrowings	0	N/A	0	N/A	16,194	2.77%
Other short-term borrowings	58,018	5.74%	39,707	6.18%	9,028	5.26%

Total	$92,709	4.56%	$93,306	4.04%	$90,969	2.16%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$49,928		$59,941		$77,481
Federal Home Loan Bank borrowings	0		0		68,300
Other short-term borrowings	78,500		39,500		45,000
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
First Financial maintains a short-term revolving credit facility with an unaffiliated bank. This facility provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2007, the outstanding balance was $72,000. First Financial entered into the credit facility for $75,000 during the first quarter of 2007 for a period of one year. In the third quarter of 2007, First Financial increased the line to $85,000 until February 1, 2008, at which time it will be reduced back to $75,000. The outstanding balance on the line was below $75,000 at the time of the line reduction. The variable interest rate on this line of credit is the overnight London Inter-Bank Offered Rate (LIBOR) plus a spread. The credit agreement requires First Financial to maintain certain covenants including those related to asset quality and capital levels. First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2007.
FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $565,521 at December 31, 2007. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.
The following is a summary of FHLB long-term debt:

(Dollars in thousands)	December 31, 2007
	Amount	Average Rate

Federal Home Loan Bank	$45,896	3.68%
FHLB long-term advances mature as follows:

December 31,
(Dollars in thousands)	2007

2008	$9,493
2009	15,000
2010	1,423
2011	0
2012	0
Thereafter	19,980

Total	$45,896

Other long-term debt on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarter of 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II), and in the third quarter of 2002 by First Financial (OH) Statutory Trust I (Trust I).
The debentures issued in 2002 were eligible for early redemption by First Financial in September 2007, with a final maturity in 2032. In September 2007, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10,000. The debentures issued in 2003 are eligible for early redemption by First Financial in September 2008, with a final maturity in 2033.
First Financial owns 100% of the common equity of the remaining trust, Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust is the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of First Financial. The interest rate is subject to change every three months, indexed to the three-month LIBOR. First Financial has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on First Financial’s common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debenture currently qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of qualifying Tier I capital.
46 First Financial Bancorp 2007 Annual Report

The following is a summary of other long-term debt:

	December 31, 2007
(Dollars in thousands)	Amount	Rate	Maturity Date	Call Date

First Financial (OH) Statutory Trust II	$20,000	7.93%	9/30/2033	9/30/2008
11. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2007	2006	2005

Current expense (benefit)
Federal	$19,820	$(4,593)	$13,439
State	1,526	(318)	(47)

Total	21,346	(4,911)	13,392
Deferred (benefit) expense
Federal	(3,207)	13,747	(746)
State	(131)	613	(32)

Total	(3,338)	14,360	(778)

Income tax expense	$18,008	$9,449	$12,614

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates was due to the following:

(Dollars in thousands)	2007	2006	2005

Income taxes computed at federal statutory rate (35%) on income before income taxes and before discontinued operations	$18,791	$10,752	$15,197
Tax-exempt income	(1,238)	(1,519)	(1,744)
Bank-owned life insurance	(763)	(763)	(1,067)
State income taxes, net of federal tax benefit	907	192	(52)
Other	311	787	280

Income tax expense	$18,008	$9,449	$12,614

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2007, and 2006, were as follows:

(Dollars in thousands)	2007	2006

Deferred tax assets
Allowance for loan and lease losses	$10,170	$9,585
Deferred compensation	238	185
Unrealized loss on securities available-for-sale	351	403
Postretirement benefits other than pension liability	738	812
Accrued stock-based compensation	618	533
Accrued severance payments	339	812
Deferred loan fees and costs	51	134
Other	373	196

Total deferred tax assets	12,878	12,660

Deferred tax liabilities
Tax depreciation greater than book depreciation	(2,385)	(2,613)
FHLB stock dividends	(4,091)	(4,091)
Mortgage-servicing rights	0	(1,530)
Leasing activities	(108)	(319)
Prepaid pension	(6,309)	(7,898)
Intangible assets	(3,279)	(2,721)
Prepaid expenses	(607)	(532)
Fair value adjustments on acquisitions	(604)	(663)
Other	(1,627)	(1,763)

Total deferred tax liabilities	(19,010)	(22,130)

Net deferred tax liability recognized through the Consolidated Statements of Earnings	(6,132)	(9,470)
Net deferred tax asset related to accumulated other comprehensive income items, recognized in equity section of the Consolidated Balance Sheets	4,094	7,722

Total net deferred tax liability	$(2,038)	$(1,748)

First Financial Bancorp 2007 Annual Report 47

Notes To Consolidated Financial Statements
First Financial adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109,” effective January 1, 2007. The adoption of FIN 48 had no impact on First Financial’s financial statements. At January 1, 2007, and December 31, 2007, First Financial had no FIN 48 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.
First Financial recognizes interest and penalties on income tax assessments or income tax refunds in the Consolidated Financial Statements as a component of noninterest expense.
First Financial and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Indiana. First Financial’s income tax returns are subject to review and examination by federal, state, and local government authorities. The calendar years through 2004 have been closed by the Internal Revenue Service. The years open to examination by state and local government authorities vary by jurisdiction and First Financial is not aware of any material outstanding examination matters.
12. Risk-Based Capital

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
Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2007, that First Financial meets all capital adequacy requirements to which it is subject. At December 31, 2007, and 2006, the most recent regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.
First Financial’s Tier 1 capital is comprised of total shareholders’ equity plus junior subordinated debentures, less unrealized gains and losses within accumulated other comprehensive income, intangible assets, and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.
For purposes of computing the leverage ratio, average assets represents year-to-date average assets less assets not qualifying for total risk-based capital including intangibles and non-qualifying mortgage servicing assets and allowance for loan and lease losses.
Actual and required capital amounts and ratios are presented below at year-end.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2007
Total capital to risk-weighted assets
Consolidated	$303,103	11.38%	$213,041	8.00%	N/A	N/A
First Financial Bank	341,702	12.92%	211,604	8.00%	$264,505	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	274,046	10.29%	106,520	4.00%	N/A	N/A
First Financial Bank	305,394	11.55%	105,802	4.00%	158,703	6.00%

Tier 1 capital to average assets
Consolidated	274,046	8.33%	131,243	4.00%	N/A	N/A
First Financial Bank	305,394	9.39%	129,885	4.00%	162,356	5.00%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006
Total capital to risk-weighted assets
Consolidated	$326,779	12.81%	$204,120	8.00%	N/A	N/A
First Financial Bank	330,128	13.14%	200,921	8.00%	$251,151	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	299,199	11.73%	102,060	4.00%	N/A	N/A
First Financial Bank	295,595	11.77%	100,460	4.00%	150,690	6.00%

Tier 1 capital to average assets
Consolidated	299,199	8.76%	136,120	4.00%	N/A	N/A
First Financial Bank	295,595	8.76%	134,457	4.00%	168,072	5.00%
48 First Financial Bancorp 2007 Annual Report

13. Employee Benefit Plans

First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. First Financial uses a December 31 measurement date for its defined benefit pension plan. Effective in the third quarter of 2007, First Financial amended the defined benefit pension plan formula to change the determination of participant benefits from a final average earnings plan to a cash balance plan. Pension plan participants prior to July 1, 2007, transitioned to the amended plan on January 1, 2008. After July 1, 2007, newly eligible participants entered the amended plan upon their eligibility date.
The following tables set forth information concerning amounts recognized in First Financial’s Consolidated Balance Sheets and Consolidated Statements of Earnings:

	December 31,
(Dollars in thousands)	2007	2006

Change in benefit obligation
Benefit obligation at beginning of year	$50,448	$54,828
Service cost	3,254	3,630
Interest cost	2,744	3,025
Curtailment	0	(1,346)
Settlement	(6,494)	(6,131)
Amendments	(6,484)	0
Actuarial loss (gain)	826	(2,841)
Benefits paid, excluding settlement	(773)	(717)

Benefit obligation at end of year	43,521	50,448

Change in plan assets
Fair value of plan assets at beginning of year	52,500	28,823
Actual return on plan assets	4,633	3,100
Employer contributions	0	28,583
Settlement	(6,494)	(7,289)
Benefits paid, excluding settlement	(773)	(717)

Fair value of plan assets at end of year	49,866	52,500

Amounts recognized in the Consolidated Balance Sheets
Assets	6,345	2,052
Liabilities	0	0

Net amount recognized	$6,345	$2,052

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$17,999	$20,589
Net prior service cost	(6,234)	63
Net transition amount	(35)	(88)
Deferred tax assets	(4,280)	(7,527)

Net amount recognized	$7,450	$13,037

Change in accumulated other comprehensive income (loss)	$(5,587)	$13,037

Accumulated benefit obligation	$39,694	$37,195

First Financial Bancorp 2007 Annual Report 49

Notes To Consolidated Financial Statements
Components of net periodic benefit cost

	December 31,
(Dollars in thousands)	2007	2006	2005

Service cost	$3,254	$3,630	$3,839
Interest cost	2,744	3,025	3,071
Expected return on assets	(4,341)	(2,890)	(2,711)
Amortization of transition asset	(47)	(54)	(64)
Amortization of prior service cost	(187)	55	59
Recognized net actuarial loss	896	1,182	1,064
Curtailment loss	0	7	0
Settlement loss	2,222	2,962	0

Net periodic benefit cost	4,541	7,917	5,258

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial loss (gain)	534	(4,411)	N/A
Prior service credit	(6,484)	0	N/A
Amortization of prior service cost (credit)	187	(62)	N/A
Amortization of gain	(896)	(2,998)	N/A
Amortization of transition asset	47	0	N/A
Settlements	(2,222)	0	N/A

Total recognized in accumulated other comprehensive income (loss)	(8,834)	(7,471)	N/A

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(4,293)	$446	$5,258

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$958	$906
Amortization of prior service (credit) cost	(423)	50
Amortization of transition asset	(35)	(47)
Weighted-average assumptions to determine:

	December 31,
	2007	2006

Benefit obligations
Discount rate	6.12%	5.98%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	5.98%	5.86%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%
The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

	Plan Assets at December 31,
	2007	2006

Asset Category
Equity securities	82.37%	44.28%
Bond securities	16.99%	13.15%
Other	0.64%	42.57%*

Total	100.00%	100.00%

*	Includes $22,000 contribution made in December of 2006.
Plan assets are administered by the Wealth Resource Group of First Financial Bank, N.A. and primarily consist of equity and debt mutual funds, as well as money market funds. Approximately 50.25% of plan assets at December 31, 2006, were invested in various options of the Legacy Funds for which First Financial Capital Advisors, LLC, a wholly-owned subsidiary of First Financial, serves as investment advisor. During 2007, the Legacy Funds were converted to the First Funds. Therefore, at December 31, 2007, 86.24% of plan assets were invested in the First Funds for which First Financial Capital Advisors, LLC, also serves as investment advisor. The 2007 percentage increase is due to the $22,000 First Financial contributed to the pension plan in December of 2006, which was initially invested in money market funds at year-end, but was subsequently invested in Legacy Funds in the first quarter of 2007. The pension plan does not own any shares of First Financial common stock, directly or through any equity fund.
Each fund’s policy provides an investment range that allows the fund’s investment advisor the latitude to manage the account within certain pre-established parameters. First Financial, through its retirement committee, has chosen the Trust-Growth-Balanced Funding Policy which allows an asset mix of 45% to 75% in equity securities and 25% to 55% in fixed income or bond securities.
The plan held 4,136,242 shares of the First Funds Calibur Equity fund at December 31, 2007, with a fair value of $34,538. During 2007, the Legacy Multi-Cap Core Equity fund purchased 1,263,268 shares and sold no shares. During 2007, the First Funds Calibur Equity fund purchased 943,000 shares and sold 63,419 shares of the fund. The plan received dividends of $64 from the Legacy Fund and $7,988 from the First Funds. The plan also held a total of 142,155 shares in other funds at December 31, 2007, with a fair value of $6,537. Dividends received from these funds were $4.
50 First Financial Bancorp 2007 Annual Report

The plan held assets of the First Funds Sterling Income fund with a cost basis of $3,133 and a fair value of $8,469 at December 31, 2007. During 2007, this fund purchased debt securities with a cost basis of $3,442 and sold debt securities with a cost basis of $578. The Legacy Core Bond fund had no purchases, but sold debt securities with a cost basis of $1,294. The plan received interest income of $170 from the Legacy Core Bond fund and $272 from the First Funds.
Due to the funded status of the pension plan, First Financial does not expect to make any contributions to its pension plan in 2008.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits

2008	$3,113
2009	2,896
2010	3,105
2011	4,082
2012	5,509
Thereafter	27,283
First Financial also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their base salaries into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. During 2007 and 2006, First Financial contributed $0.50 for each $1.00 an employee contributed, up to a maximum First Financial contribution of 3.00% of the employee’s base salary. All First Financial matching contributions vest immediately. First Financial contributions to the 401 (k) plan are at the discretion of the board of directors. Total First Financial contributions to the 401 (k) plan were $1,142 during 2007, $1,198 during 2006, and $967 during 2005.
First Financial has purchased bank-owned life insurance on certain of its employees. The cash surrender value of these policies is carried as an asset on the Consolidated Balance Sheets in accrued interest and other assets. The carrying value was $74,135 and $82,971 at December 31, 2007, and 2006, respectively.
First Financial adopted EITF 06-5, “Accounting for Purchases of Life Insurance -Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4,” effective January 1, 2007. The adoption of EITF 06-5 did not have a material impact on the financial statements of First Financial.
First Financial will adopt EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” in the first quarter of 2008, effective January 1. First Financial is currently evaluating the effect the implementation of EITF 06-4 will have on its Consolidated Financial Statements.
First Financial will adopt EITF 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards,” in the first quarter of 2008, effective January 1. First Financial is currently evaluating the effect the implementation of EITF 06-11 will have on its Consolidated Financial Statements.
14. Postretirement Benefits Other Than Pensions

First Financial subsidiaries maintain health care and, in limited instances, life insurance plans for certain retired employees. Under the current policy, the health care plans are unfunded and pay medically necessary expenses incurred by retirees after subtracting payments by Medicare or other providers and after deductibles have been met. First Financial has reserved the right to change or eliminate these benefit plans. First Financial uses a December 31 measurement date for its other postretirement benefit plans.
The following table sets forth the funded status and amounts recognized in First Financial’s Consolidated Balance Sheets:

	December 31,
(Dollars in thousands)	2007	2006

Change in benefit obligation	$1,442	$1,514
Benefit obligation at beginning of year	80	84
Interest cost	57	50
Plan participants’ contributions	133	73
Actuarial loss	(254)	(279)
Benefits paid

Benefit obligation at end of year	1,458	1,442

Change in plan assets
Employer contributions	197	229
Plan participants’ contributions	57	50
Disbursements	(254)	(279)

Fair value of plan assets at beginning and end of year	0	0

Amounts recognized in Consolidated Balance Sheets	0	0
Assets Liabilities	1,458	1,442

Net amount recognized	$1,458	$1,442

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss (gain)	$8	$(125)
Net prior service cost	0	(4)
Net transition (asset) obligation	0	0
Deferred tax liabilities	(3)	47

Net amount recognized	$5	$(82)

Change in accumulated other comprehensive income (loss)	$87	$(82)

Information for plans with an accumulated benefit obligation in excess of plan assets
Accumulated benefit obligation	$1,458	$1,442

Weighted-average assumptions used to determine obligations at year end
Discount rate	6.12%	5.86%
First Financial Bancorp 2007 Annual Report 51

Notes To Consolidated Financial Statements

Components of net periodic benefit cost	2007	2006

Interest cost	$80	$84
Amortization of prior service cost	(4)	(4)
Amortization of net actuarial gain	0	(3)

Net periodic benefit cost	$76	$77

Other changes in Plan Assets and Obligations recognized in accumulated other comprehensive income
Net actuarial loss	133	73
Amortization of prior service cost	4	4
Amortization of loss	0	3

Total recognized in accumulated other comprehensive loss	137	80

Total recognized in net periodic benefit cost and accumulated other comprehensive income	$213	$157

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of prior service cost	$0	$(4)

	2007	2006

Weighted-average assumptions used to determine accumulated postretirement benefit obligation
Discount rate	5.86%	5.86%

Assumed health care cost trend rates at December 31,
Health care cost trend rate assumed for next year	10.00%	9.00%
Ultimate trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2013	2011
Assumed health care trend rates have a significant effect on the amounts reported for health care plans. Since there are no new entrants to the health care plan, there is no effect on service cost. However, a one-percentage-point change in assumed health care trend rates would have the following effects:

	2007	2006

Effect of 1-Percent Point Increase
Interest cost	$6	N/A
Accumulated postretirement benefit obligation	$110	$109

Effect of 1-Percent Point Decrease
Interest cost	$(6)	N/A
Accumulated postretirement benefit obligation	$(100)	$(99)
First Financial’s other postretirement benefit plan weighted average asset allocation at December 31, 2007, and 2006, by asset category was 100% invested in a federal money fund.
The following is an estimate of future benefit payments, net of retirees contributions, expected to be paid:

(Dollars in thousands)	Retirement Benefits

2008	$171
2009	170
2010	167
2011	161
2012	153
Thereafter	666
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
15. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2007	2006	2005

Numerator for basic and diluted earnings per share — income available to common shareholders:
Income from continued operations	$35,681	$21,271	$30,808
Income from discontinued operations	0	0	7,125

Net income	$35,681	$21,271	$37,933

Denominator for basic earnings per share — weighted average shares	38,455,084	39,539,114	43,084,378
Effect of dilutive securities — employee stock options	4,054	22,896	88,372

Denominator for diluted earnings per share — adjusted weighted average shares	38,459,138	39,562,010	43,172,750

Earnings per share from continued operations
Basic	$0.93	$0.54	$0.72

Diluted	$0.93	$0.54	$0.71

Earnings per share from discontinued operations
Basic	$0.00	$0.00	$0.17

Diluted	$0.00	$0.00	$0.17

Earnings per share
Basic	$0.93	$0.54	$0.89

Diluted	$0.93	$0.54	$0.88

52 First Financial Bancorp 2007 Annual Report

Options to purchase 2,127,782 shares, 1,062,332 shares, and 239,826 shares were outstanding at December 31, 2007, 2006, and 2005, respectively. These options were not included in the computation of net income per diluted share because the exercise price of these options was greater than the average market price of the common shares. Therefore, the effect would be antidilutive.
16. Stock Options And Awards

First Financial adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expensed for the year ended December 31, 2007, and 2006, was $1,384 and $1,728, respectively. Total unrecognized compensation cost related to nonvested share-based compensation was $5,042 at December 31, 2007 and is expected to be recognized over a weighted average period of 2.6 years.
Under the intrinsic method of accounting, compensation expense for years prior to 2006 had not been recognized in the Consolidated Statements of Earnings for stock-based compensation plans, other than for restricted stock awards. The following table illustrates the effect on net earnings and earnings per share if First Financial had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation for the year ended December 31, 2005:

(Dollars in thousands, except per share data)	2005

Net income, as reported	$37,933
Add: restricted stock expense, net of taxes, included in net income	1,086
Deduct: total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	1,374

Pro forma net income	$37,645

Earnings per share
Basic — as reported	$0.88

Basic — pro forma	$0.87

Diluted — as reported	$0.88

Diluted — pro forma	$0.87

As of December 31, 2007, First Financial had two stock-based compensation plans. The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 1,691,036 common shares of First Financial. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods (which may not exceed 10 years) as the board of directors, or a committee thereof, specifies, provided that the optionee has remained in the employment of First Financial and its subsidiaries. All options expire at the end of the exercise period, and forfeited or expired options become available for re-issuance. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan that provides for 7,507,500 shares for similar awards and options.
First Financial utilized the Black-Scholes valuation model to determine the fair value of its stock options. As well as the stock option strike price, the Black-Scholes valuation model requires the use of the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on historical volatilities of company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding and is based on historical trends. The estimated fair value of the options granted as well as, the weighted average assumptions used in the computations are as follows:

	2007	2006	2005

Fair value of options granted	$2.17	$2.88	$2.72

Expected dividend yield	4.30%	3.99%	3.63%

Expected volatility	0.188	0.210	0.204

Risk-free interest rate	4.56%	4.94%	3.92%

Expected life	6.93 years	6.88 years	5.23 years

Activity in the stock option plan for the year ended December 31, 2007, is summarized as follows:

			Weighted
	Number	Weighted Average	Average Remaining	Aggregate
	of shares	Exercise Price	Contractual Life	Intrinsic Value

Outstanding at beginning of year	1,895,699	$17.07
Granted	596,800	14.90
Exercised	(13,426)	12.06
Forfeited or expired	(349,291)	17.09

Outstanding at end of year	2,129,782	$16.49	6.72 years	$0

Exercisable at end of year	1,032,521	$17.35	4.61 years	$0

Intrinsic value for stock options is defined as the difference between the current market value and the grant price. First Financial uses treasury shares purchased under the company’s share repurchase program to satisfy share-based exercises.

	2007	2006

Total intrinsic value of options exercised	$56	$188

Cash received from exercises	$82	$254

Tax benefit from exercises	$341	$517

First Financial Bancorp 2007 Annual Report 53

Notes To Consolidated Financial Statements
Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders’ equity at the fair value of these awards at the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently four years. For all awards granted prior to 2005 and for awards granted to non-employee directors in 2006 and 2007, the vesting of the awards only required a service period to be met. Therefore, 25.00% of each grant vested in each of the four years. For restricted stock awards granted to employees in 2005, 2006 and 2007, First Financial must meet a minimum performance goal of 12.00% annual return on average equity. As the annual return on average equity goal was not met in 2005 or 2006, but was met in 2007, the annual vesting of 25.00% of the awards granted in 2005 and 2006 did not occur. However, the annual vesting of 25.00% of the 2005, 2006, and 2007 awards associated with 2007, will vest. If the cumulative period return on average equity (grant date through next measurement date of December 2008) is 12.00% or higher, the remaining 75.00% of the 2005 awards and 50% of the 2006 awards would cumulatively vest, as well as the 25.00% of the 2007 and 2008 awards.
The following is a summary of activity in restricted stock for the year ended December 31, 2007:

		Weighted Average
	Number	Grant Date
	of shares	Fair Value

Nonvested at beginning of year	225,709	$16.76
Granted	151,440	14.88
Vested	(41,104)	16.81
Forfeited	(27,938)	16.37

Nonvested at end of year	308,107	$15.86

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial’s common stock. The total fair value of restricted stock vested was $691 and $1,261 during 2007 and 2006, respectively.
17. Loans to Related Parties

Activity of loans to directors, executive officers, principal holders of First Financial’s common stock, and certain related persons was as follows:

(Dollars in thousands)	2007	2006	2005

Beginning balance	$16,388	$18,719	$28,691
Additions	6,960	5,912	8,346
Collected	1,912	8,243	18,318

Ending balance	$21,436	$16,388	$18,719

Loans 90 days past due	$0	$0	$0

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
18. Shareholder Rights Plan

First Financial has a “shareholder rights plan” under which the holders of First Financial’s common stock are entitled to receive one “right” per share held.
Under the plan, each “right” would be distributed only on the 20th business day after any one of the following events occurs: 1) A public announcement that a person or group has acquired 20 percent or more (an “acquiring person”) of First Financial’s outstanding common shares, 2) The beginning of a tender offer or exchange offer that would result in a person or group owning 30 percent or more of the corporation’s outstanding common shares, or 3) A declaration by the board of directors of a shareholder as an “adverse person.” (An adverse person is a person who owns at least 10 percent of the common shares and attempts “greenmail,” or is likely to cause a material adverse impact on First Financial — such as impairing client relationships, harming the company’s competitive position or hindering the board’s ability to effect a transaction it deems to be in the shareholders’ best interest.)
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
At any time after any person becomes an “acquiring person” or an “adverse person,” the plan gives First Financial’s board of directors the option (the “exchange option”) to exchange all or part of the outstanding “rights” (except “rights” held by an “acquiring person” or an “adverse person”) for shares of First Financial’s common stock at an exchange ratio of 0.8 shares of common stock per “right.” In the event that First Financial’s board of directors adopts the “exchange option,” each “right” would entitle the holder there of to receive 0.8 shares of common stock per “right.” Any partial exchange would be effected pro rata based on the number of “rights” held by each holder of “rights” included in the exchange.
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
54 First Financial Bancorp 2007 Annual Report

19. Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used by First Financial in estimating its fair value disclosures for financial instruments:
Cash and short-term investments — The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term investments, such as federal funds sold, approximated the fair value of those instruments.
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
Mortgage-servicing rights — The fair value of mortgage-servicing rights in 2006 was determined through modeling the expected future cash flows. The modeling included stratification by maturity and coupon rates on the underlying mortgage loans. Certain assumptions were used in the valuation regarding prepayment speeds, discount rates, servicing costs, delinquency, cash balances, and foreclosure costs which were arrived at from third-party sources and internal records.
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
Commitments to extend credit and standby letters of credit — Pricing of these financial instruments is based on the credit quality and relationship fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the client. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in First Financial’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 5 for additional information.)
Derivative financial instruments — Fair values for derivative financial instruments specifically interest rate swaps, were determined using market quotes for those instruments.
First Financial does not carry financial instruments which are held or issued for trading purposes.
In September of 2006, the FASB issued Statement No. 157 (SFAS No. 157), “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. First Financial will adopt SFAS No. 157 in the first quarter of 2008 effective January 1, and is currently evaluating the effect the implementation of SFAS No. 157 will have on its Consolidated Financial Statements.
In February of 2007, the FASB issued Statement No. 159 (SFAS No. 159), “The Fair Value Option for Financial Assets and Financial Liabilities— Including an amendment of FASB Statement No. 115.” This statement permits the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. First Financial will adopt SFAS No. 159 in the first quarter of 2008 effective January 1, and is currently evaluating the effect the implementation of SFAS No. 159 will have on its Consolidated Financial Statements.
The estimated fair values of First Financial’s financial instruments at December 31 were as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	value	value	value	value

Financial assets
Cash and short-term investments	$213,214	$213,214	$221,407	$221,407
Investment securities held-to-maturity	5,639	5,814	7,995	8,154
Investment securities available-for-sale	306,928	306,928	324,259	324,259
Other investments	33,969	33,969	33,969	33,969
Loans
Commercial	785,143	788,985	673,445	671,024
Real estate — construction	151,432	152,208	101,688	102,883
Real estate — mortgage	1,245,741	1,242,350	1,252,182	1,247,303
Installment	389,783	393,331	427,009	421,840
Credit card	26,610	26,750	24,587	24,868
Leasing	378	381	923	850
Less allowance for loan and lease losses	29,057		27,386

Net loans	2,570,030	2,604,005	2,452,448	2,468,768
Loans held for sale	1,515	1,515	8,824	8,824
Mortgage-servicing rights	0	0	4,448	6,516
Accrued interest receivable	19,520	19,520	18,651	18,651
Derivative financial instruments	N/A	N/A	357	357

Financial liabilities
Deposits
Noninterest-bearing	465,731	465,731	424,138	424,138
Interest-bearing demand	603,870	603,870	667,305	667,305
Savings	596,636	596,636	526,663	526,663
Time	1,227,954	1,239,278	1,179,852	1,174,832

Total deposits	2,894,191	2,905,515	2,797,958	2,792,938
Short-term borrowings	98,289	98,289	96,701	96,701
Federal Home Loan Bank long-term debt	45,896	43,380	63,762	58,619
Other long-term debt	20,620	20,620	30,930	30,930
Accrued interest payable	8,675	8,675	6,755	6,755
Derivative financial instruments	787	787	N/A	N/A
First Financial Bancorp 2007 Annual Report 55

Notes To Consolidated Financial Statements
20. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006

Assets
Cash	$7,184	$4,457
Investment securities, available for sale	2,202	2,412
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	302,288	286,485
Nonbanks	19,865	19,760

Total investment in subsidiaries	322,153	306,245

Loans
Commercial	0	192
Real estate	4,097	4,205

Total loans	4,097	4,397
Allowance for loan and lease losses	249	398

Net loans	3,848	3,999
Bank premises and equipment	934	990
Other assets	33,716	39,090

Total assets	$377,537	$364,693

Liabilities
Short-term borrowings	$72,000	$39,500
Long-term debt	20,620	30,930
Dividends payable	6,352	6,290
Other liabilities	1,982	2,494

Total liabilities	100,954	79,214
Shareholders’ equity	276,583	285,479

Total liabilities and shareholders’ equity	$377,537	$364,693

Statements of Earnings	Year ended December 31,
(Dollars in thousands)	2007	2006	2005

Income
Interest income	$320	$713	$716
Noninterest income	260	875	691
Investment securities losses	0	0	(3)
Dividends from subsidiaries	31,700	40,831	41,818

Total income	32,280	42,419	43,222
Expenses			2,495
Interest expense	5,758	5,061	0
Provision for (recovery of) loan and lease losses	43	(1,083)	9,517
Salaries and employee benefits	1,997	7,364	3,271
Miscellaneous professional services	464	1,156	1,189
Other	1,732	2,198

Total expenses	9,994	14,696	16,472

Income before income taxes and equity in undistributed net income of (excess dividends from) subsidiaries	22,286	27,723	26,750
Income tax benefit	(3,229)	(3,973)	(4,825)
Equity in undistributed net income of (excess dividends from) subsidiaries	10,166	(10,425)	(767)

Income from continuing operations	35,681	21,271	30,808
Income from discontinued operations	0	0	7,125

Net income	$35,681	$21,271	$37,933

56 First Financial Bancorp 2007 Annual Report

Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005

Operating activities
Net income	$35,681	$21,271	$37,933
Adjustments to reconcile net income to net cash provided by operating activities
(Equity in undistributed net income of) excess dividends from subsidiaries	(10,166)	10,425	767
Provision for loan and lease losses	43	(1,083)	0
Depreciation and amortization	79	125	230
Stock-based compensation expense	1,384	1,728	1,671
Pension expense	270	815	336
Deferred income taxes	122	1,445	(1,349)
Increase (decrease) in dividends payable	62	(562)	296
(Decrease) increase in accrued expenses	(508)	(1,411)	474
Decrease (increase) in other assets	5,319	(3,771)	259
Contribution to pension plan	0	(2,125)	(441)
Net decrease from discontinued operations	0	0	9,515

Net cash provided by operating activities	32,286	26,857	49,691
Investing activities
Capital contributions to subsidiaries	0	(462)	0
Proceeds from calls and maturities of investment securities	0	3,000	2
Purchases of investment securities, available-for-sale	(77)	(2,013)	0
Net decrease in loans	108	2,570	609
Purchases of premises and equipment	(15)	0	(207)
Other	(84)	(261)	(564)

Net cash (used in) provided by investing activities	(68)	2,834	(160)
Financing activities
Increase (decrease) in short-term borrowings	32,500	(5,500)	43,000
Redemption of long-term debt	(10,000)	0	0
Cash dividends	(24,845)	(25,308)	(27,671)
Treasury stock purchases	(27,297)	(6,561)	(78,344)
Proceeds from exercise of stock options, net of shares purchased	82	254	201
Excess tax benefit on share-based compensation	69	87	0

Net cash used in financing activities	(29,491)	(37,028)	(62,814)

Increase (decrease) in cash	2,727	(7,337)	(13,283)
Cash at beginning of year	4,457	11,794	25,077

Cash at end of year	$7,184	$4,457	$11,794

First Financial Bancorp 2007 Annual Report 57

Notes To Consolidated Financial Statements
21. Discontinued Operations

On September 16, 2005, First Financial completed the sale of substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary. Fidelity Federal is reported as a discontinued operation for financial reporting purposes for 2005. The results of its operations and its cash flows have been removed from First Financial’s results of continuing operations for 2005.
The results of Fidelity Federal are presented as discontinued operations in a separate category on the Consolidated Statements of Earnings following the results from continuing operations. There were no earnings from discontinued operations in 2007 and 2006. The earnings from discontinued operations for the year ended December 31, 2005 is as follows:

Year ended
(Dollars in thousands)	December 31, 2005

Interest income
Loans, including fees	$4,034
Investment securities	354
Interest-bearing deposits with other banks	55
Federal funds sold and securities purchased under agreements to resell	109

Total interest income	4,552
Interest expense
Deposits	1,197
Long-term borrowings	865

Total interest expense	2,062

Net interest income	2,490
Provision for loan and lease losses	50

Net interest income after provision for loan and lease losses	2,440

Noninterest income
Service charges on deposit accounts	154
Gain on sale of discontinued operations	10,366
Other	(87)

Total noninterest income	10,433

Noninterest expenses
Salaries and employee benefits	1,032
Net occupancy	67
Furniture and equipment	45
Data processing	369
Other	411

Total noninterest expenses	1,924

Income from discontinued operations before income taxes	10,949
Income tax expense	3,824

Income from discontinued operations	$7,125

58 First Financial Bancorp 2007 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31

2007
Interest income	$51,620	$51,205	$52,184	$51,433
Interest expense	21,217	21,604	22,767	22,354

Net interest income	30,403	29,601	29,417	29,079
Provision for loan and lease losses	1,356	2,098	2,558	1,640
Noninterest income
Gain on sale of merchant processing portfolio	0	0	0	5,501
Gain on sale of mortgage servicing rights	1,061	0	0	0
Gains on sales of investment securities	0	0	367	0
All other	13,683	14,132	14,083	14,761
Noninterest expenses	31,210	29,440	28,725	31,372

Income before income taxes	12,581	12,195	12,584	16,329
Income tax expense	4,146	4,023	4,211	5,628

Net income	$8,435	$8,172	$8,373	$10,701

Earnings per share
Basic	$0.22	$0.21	$0.22	$0.29

Diluted	$0.22	$0.21	$0.22	$0.29

Cash dividends paid	$0.16	$0.16	$0.16	$0.16

Market price
High	$16.76	$15.72	$15.12	$13.89

Low	$14.83	$14.43	$10.76	$10.12

2006
Interest income	$50,684	$50,741	$52,324	$51,776
Interest expense	18,485	18,794	21,501	21,672

Net interest income	32,199	31,947	30,823	30,104
Provision for loan and lease losses	752	360	2,888	5,822
Noninterest income
Gain on sales of branches	0	0	12,545	0
Losses on sales of investment securities	(476)	0	0	0
All other	13,447	13,829	15,735	12,904
Noninterest expenses	38,877	38,684	37,185	37,769

Income before income taxes	5,541	6,732	19,030	(583)
Income tax expense	1,574	2,374	6,911	(1,410)

Net income	$3,967	$4,358	$12,119	$827

Earnings per share
Basic	$0.10	$0.11	$0.31	$0.02

Diluted	$0.10	$0.11	$0.31	$0.02

Cash dividends paid	$0.16	$0.16	$0.16	$0.16

Market price
High	$18.32	$16.68	$16.04	$17.50

Low	$15.88	$14.63	$14.20	$15.52

First Financial Bancorp. common stock trades on The Nasdaq Stock Market under the symbol FFBC.
First Financial Bancorp 2007 Annual Report 59

Financial Performance (Unaudited)

The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana and one actively traded bank holding company in Illinois (the “Peer Group”).
The following table assumes $100 invested on January 1, 2002 in the Corporation, the Nasdaq Market Index and equally in the Peer Group and assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.
COMPARISON OF FIVE—YEAR CUMULATIVE TOTAL RETURN AMONG
FIRST FINANCIAL BANCORP, NASDAQ MARKET INDEX AND PEER GROUP INDEX

	2002	2003	2004	2005	2006	2007

First Financial Bancorp	100.00	100.08	113.53	117.66	116.05	83.61
Peer group index	100.00	115.88	119.04	109.33	122.85	75.09
Nasdaq market index	100.00	150.36	163.00	166.58	183.68	201.91
The Peer Group is comprised of 1st Source Corporation, Amcore Financial, Inc, Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Citizens Banc Corp, First Financial Bancorp., First Financial Corporation, First Indiana Corporation, First Merchants Corporation, FirstMerit Corporation, German American Bancorp, Home Federal Bancorp, Horizon Bancorp, Huntington Bancshares Incorporated, Integra Bank Corporation, Irwin Financial Corporation, Keycorp, Lakeland Financial Corporation, LNB Bancorp, Inc., Mainsource Financial Group, Monroe Bancorp, National City Corporation, NB&T Financial Group, Inc., Ohio Legacy Corp, Ohio Valley Banc Corp, Old National Bancorp, Park National Corporation, Peoples Bancorp Inc., Rurban Financial Corp., Tower Financial Corporation, United Bancorp, Inc., and United Bancshares, Inc. The following entities have been removed from the Peer Group due to their merger or acquisition in 2007: Oak Hill Financial, Inc., Sky Financial Group and St. Joseph Capital Corporation.
60 First Financial Bancorp 2007 Annual Report

Shareholder Information First Financial Bancorp 2007 Annual Report 19 Annual Meeting The Annual Meeting of Shareholders will be held at The Queen City Club 331 E. Fourth Street Cincinnati, Ohio 45202 Tuesday, April 29, 2008, 10:00 a.m. (Local Time) Form 10-K For copies of First Financial Bancorpis Form 10-K, write to: J. Franklin Hall Executive Vice President, Chief Financial Officer First Financial Bancorp 4000 Smith Road Cincinnati, Ohio 45209 1-513-979-5770 1-513-979-5780 (fax) frank.hall@bankatfirst.com Transfer Agent and Registrar Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 1-800-368-5948 1-908-497-2312 (fax) Listed on The Nasdaq Stock Market Common Stock Symbol: FFBC bankatfirst.com

First First Financial Bancorp Another step on the path to success First Financial Bancorp 4000 Smith Road, Suite 400 Cincinnati, OH 45209 bankatfirst.com