Form 10-K, Exhibit 13
period 2008-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2009-03-11
CIK 708955

Exhibit 13

2008 Annual Report

Another step on the path to success

Our Mission:

We will exceed our clients’ expectations and satisfy their financial needs by building long-term relationships using a client-centered, value-added approach.

Growth

In these unprecedented times, First Financial remains focused on growth. While many other banks are regrouping, we are using our resources to focus on acquiring new client relationships and continue on our path to greater success. In 2008, First Financial grew average commercial loans by 15 percent, maintained strong capital levels, entered a new market, and opened new banking centers in growth markets.

Strength

Our strong capital level has earned First Financial the classification of “well capitalized” by banking regulatory agencies. The strength and dedication of our associates was also a key contributor to profitably managing the company in 2008. Associates continue to work diligently to build new relationships, serve clients, and reinforce our favorable reputation in the communities we serve.

Trust

Our proven stability and dependability is well known to clients in our market areas. We are also attracting new clients who have heard about First Financial’s reputation from independent ratings that compare banks across the country. A multi-million dollar company in Columbus, Indiana, recently sought out our services when they realized they needed a bank with a stronger financial position.

Safety

When the opportunity came in 2008 to increase our FDIC coverage, we believed it was the right thing to take on this added expense in order to provide greater safety, security, and peace of mind for our clients. Throughout the year, we carefully managed our balance sheet, maintained reasonable product pricing, and focused our energy and resources on our core business.

Opportunity

As we see it, the silver lining in the current economic climate is the opportunity to acquire great clients who are looking for a better banking relationship and to improve our prospects for hiring some notable talent to enhance our success. We look forward to growing our franchise, expanding our network, and increasing our service offerings in 2009.

First Financial remained profitable during a year when the economy and industry conditions around us deteriorated. We continue to manage our company carefully for long-term success.

2008 – A Year of Challenge and Success

Unprecedented events affected the banking industry and the U.S. economy in 2008. At First Financial, the foundation we laid over the past several years provided a layer of protection that enabled us to carry out our strategic growth initiatives amid the turmoil in the capital and credit markets.

Our capital position is strong and our liquidity sources are deep, and those strengths are reflected in the publications of various national ratings of financial institutions:

•	IDC Financial Publishing Inc.’s latest data rates First Financial in its Superior category which it describes as “simply the best by all measures.”

•	Bauer Financial’s latest rating for First Financial is Five Stars.

Because First Financial is one of the country’s healthy banks, the U. S. Treasury invited us to participate in its voluntary Capital Purchase Program that was established in 2008 to restore liquidity and stability in the U.S. financial system. This is not a bailout, but an investment by the Treasury that First Financial will repay. We issued $80 million in perpetual preferred securities to the U.S. Treasury in December on which we will pay the Treasury a five percent return in each of the first five years.

Moving Forward

Throughout 2008, we took a variety of measures to position our company more effectively for uncertain economic conditions. These actions enabled us to perform above our peers in return on equity. First Financial achieved 8.21 percent compared to the peer average of 3.84 percent.

We continued to invest in our franchise and our future. Our most extensive project in 2008 was the new Kettering Business Center (shown in the photo above right) that opened in October with a full-service banking center and space for our commercial-relationship managers who serve business clients across Dayton, Ohio, and beyond. Our commercial portfolio is growing in Dayton, and we expect this new facility to attract additional clients and bolster our presence in the market.

Our first banking center using our full, new prototype design opened in Crown Point, Indiana, at the end of 2008. This is our second banking center in the growing community of Crown Point, where our sales team is aggressively seeking new clients and building retail traffic.

New merchandising graphics and elements of our new prototype design are now evident in the 11 banking centers that we renovated in 2008, creating a lighter, brighter, more contemporary banking experience for our clients. Additional remodeling and refreshing of banking centers will continue in 2009 as we further strengthen our brand and add consistency to our properties.

Metropolitan market development advanced in 2008 as we formalized our presence in Indianapolis. A team led by our highly experienced Indianapolis market president is making advances in developing the market and adding to our existing base of commercial clients there.

Also in 2008, our Wealth Resource Group welcomed Alfred Shepard as the new chief investment officer for First Financial Capital Advisors. He and his team of portfolio managers are working to grow and broaden our company’s already strong wealth-management business.

2 First Financial Bancorp 2008 Annual Report

Claude E. Davis, President and CEO, First Financial Bancorp

Outlook for 2009

2009 is certain to be a year of challenge, but we expect to find a balance between leveraging our growth opportunities with carefully managing our business and the inherent risks due to the difficult economic conditions.

With a renewed focus on deposit growth and commercial loan development, we are retooling our retail sales process with higher expectations for acquiring new clients and expanding our relationships with current clients. Our associates are looking for every opportunity to bring additional value to client relationships while carefully managing expenses and credit quality.

As we continue to pursue our multi-year facilities improvement plan, we have these new initiatives underway:

•	In February, we opened a new prototype banking center in the Cincinnati suburb of Madeira.

•	Later in the year, we plan to build a new banking center in downtown St. Marys, Ohio.

•	Plans and timelines are being finalized for new banking facilities in Northern Kentucky and in Columbus, Indiana.

To underscore our ongoing commitment to a higher level of service quality for our clients, we have assembled a team of highly qualified officers to identify and recommend meaningful process enhancements that can result in significant service improvement for First Financial’s clients in 2009 and improved efficiency.

In order to meet the challenges of 2009, our company and our people are stretching to meet high-performance goals for every aspect of our business. Every day, we carry out our mission, live our brand, and apply our values as we help our clients on their paths to success.

Claude E. Davis, President and CEO

First Financial Bancorp 2008 Annual Report 3

Directors and Officers

Board of Directors:
Barry S. Porter
Chairman of the Board,
First Financial Bancorp;
Retired Chief Financial Officer, The
Ohio Casualty Corp.

J. Wickliffe Ach
President and
Chief Executive Officer,
Hixson, Inc.

Donald M. Cisle, Sr.
President,
Seward-Murphy, Inc.

Mark A. Collar*
Partner,
Triathlon Medical Ventures;
Retired President,
Global Pharmaceuticals &
Personal Health,
Procter & Gamble Company

Claude E. Davis
President and
Chief Executive Officer,
First Financial Bancorp;
Chairman of the Board,
President, and
Chief Executive Officer,
First Financial Bank, N.A.

Corinne R. Finnerty
Partner,
McConnell Finnerty Waggoner PC

Murph Knapke
Owner,
Knapke Law Office,
Attorney-at-Law

Susan L. Knust
Managing Partner,
K.P. Properties and
Omega Warehouse Services

William J. Kramer
Vice President of Operations,
Valco Companies, Inc.

Richard E. Olszewski
Owner,
7 Eleven Food Stores

*Joined the board in January of 2009

Senior Management:
Claude E. Davis
President and
Chief Executive Officer

C. Douglas Lefferson
Executive Vice President and
Chief Operating Officer

J. Franklin Hall
Executive Vice President and
Chief Financial Officer

Samuel J. Munafo
Executive Vice President,
Banking Markets

Richard Barbercheck
Senior Vice President and
Chief Credit Officer

Gregory A. Gehlmann
Senior Vice President,
General Counsel

Anthony M. Stollings
Senior Vice President,
Controller, and
Chief Accounting Officer

Kevin T. Langford
Senior Vice President and
Chief Information Officer

John J. Sabath
Senior Vice President and
Chief Risk Officer

Jill A. Stanton
Senior Vice President,
Retail and Small Business Lending
Manager

Jill L. Wyman
Senior Vice President,
Retail Banking Sales and Deposit Manager

Wealth Resource Group
Michael J. Cassani
Senior Vice President and
Chief Administrative Officer

Alfred H. Shepard
Senior Vice President and
Chief Investment Officer

Dennis G. Walsh
Senior Vice President

Internal Audit
James W. Manning
Senior Vice President and
Chief Internal Auditor

Market Presidents:
Adrian O. Breen
Butler-Warren

George M. Brooks
Northern Ohio

Roger S. Furrer
Dayton-Middletown

Steven L. Gochenour
South Central Indiana

David S. Harvey
Northwest Indiana

Stephen M. Hickman
North Central Indiana

Mary Jo Kennelly
Indianapolis

John M. Marrocco
Cincinnati

Thomas R. Saelinger
Northern Kentucky

4 First Financial Bancorp 2008 Annual Report

Financial Highlights

(Dollars in thousands, except per share data)	2008	2007	% Change
Income
Net interest income	$116,202	$118,500	(1.94%	)
Net income	22,962	35,681	(35.65%	)

Per Share
Net income per common share–basic	$0.62	$0.93	(33.33%	)
Net income per common share–diluted	0.61	0.93	(34.41%	)
Cash dividends declared per common share	0.68	0.65	4.62%
Book value per common share (end of year)	7.16	7.40	(3.24%	)
Market price (end of year)	12.39	11.40	8.68%

Average
Total assets	$3,426,275	$3,310,040	3.51%
Deposits	2,797,403	2,828,904	(1.11%	)
Loans	2,661,546	2,546,898	4.50%
Investment securities	452,921	357,803	26.58%
Shareholders' equity	279,709	280,275	(0.20%	)

Ratios
Return on average assets	0.67%	1.08%	(37.96%	)
Return on average shareholders' equity	8.21%	12.73%	(35.51%	)
Average shareholders' equity to average assets	8.16%	8.47%	(3.66%	)
Net interest margin	3.71%	3.94%	(5.84%	)
Net interest margin (fully tax equivalent)	3.77%	4.01%	(5.99%	)

First Financial Bancorp 2008 Annual Report 5

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

This annual report contains forward-looking statements. See Page 18 for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the statistical data, Consolidated Financial Statements, and accompanying Notes on Pages 26 through 45.

EXECUTIVE SUMMARY

First Financial is a $3.7 billion bank holding company headquartered in Cincinnati, Ohio. As of December 31, 2008, First Financial, through its subsidiaries, operated in western Ohio, Indiana, and northern Kentucky. These subsidiaries include a commercial bank, First Financial Bank, N.A. (Bank), with 81 banking centers and 98 ATMs, and a registered investment advisor, First Financial Capital Advisors LLC (Capital Advisors). Within these two subsidiaries, First Financial conducts two primary activities: banking and wealth management. The Bank operates in nine distinct markets under the First Financial Bank name and provides lending products, deposit accounts, cash management, and other services to commercial and retail clients. The wealth management activities include a full range of services including trust services, brokerage, private banking, investment, and other related services.

In the first quarter of 2008, First Financial's corporate headquarters was relocated to its existing Cincinnati market offices in Cincinnati, Ohio. The Bank subsidiary remains headquartered in Hamilton, Ohio.

First Financial's return on average shareholders' equity for 2008 was 8.21%, which compares to 12.73% and 7.13% for 2007 and 2006, respectively. First Financial's return on average assets for 2008 was 0.67%. This compares to return on average assets of 1.08% and 0.62% for 2007 and 2006, respectively.

The major components of First Financial's operating results for the past five years are summarized in Table 1 — Financial Summary and discussed in greater detail on subsequent pages.

First Financial serves a combination of metropolitan and non-metropolitan markets through its full-service banking centers. Market selection is based upon a number of factors, but markets are primarily chosen for their potential for growth, and long-term profitability. First Financial's goal is to develop a competitive advantage utilizing a local market focus; building long-term relationships with clients and helping them reach greater levels of success in their financial life. To help achieve its goals of superior service to an increasing number of clients, First Financial opened two new banking centers in its metropolitan markets in 2008, including a new market headquarters for its Dayton-Middletown metropolitan market and a new banking center in Crown Point, Indiana. Additionally, First Financial added a commercial lending team in the Indianapolis metropolitan market. First Financial intends to continue to concentrate future growth plans and capital investments in its metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and they remain an important part of its funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

OVERVIEW OF OPERATIONS

The primary source of First Financial's revenue is net interest income, the excess of interest received from earning assets over interest paid on interest-bearing liabilities, and the fees for financial services provided to clients. First Financial's business results tend to be influenced by overall economic factors and conditions, including market interest rates, price competition within the marketplace, business spending, and consumer confidence.

Net interest income in 2008 declined 1.9% from 2007, compared to a 5.3% decline from 2006 to 2007. The decline in 2008 was primarily due to the impact from declining market interest rates throughout the year. From September 2007 through December 2008, the Federal Reserve decreased the targeted federal funds rate 10 times from 5.25% to 0.25%, which led to a decline in most market interest rates and negatively impacted the company's asset sensitive balance sheet. The impact from lower interest rates was partially offset by the continued shift in the mix of deposits from higher-cost certificates of deposit to lower-cost transaction-based accounts and a $124.2 million, or 4.1%, increase in average earning assets during 2008. The net interest margin was 3.71% for 2008, compared with 3.94% in 2007, and 4.01% in 2006.

Loan growth during 2008 was primarily driven by First Financial's continued efforts to expand its commercial lending sales force and deepen its market presence, primarily in metropolitan markets. The mix shift from certain lower yielding consumer loans to higher yielding commercial loans continues, as period-end commercial, commercial real estate, and construction loans increased from $1.64 billion in the fourth quarter of 2007 to $1.89 billion in the fourth quarter of 2008, an increase of $244.4 million or 14.9%.

In the first quarter of 2007, First Financial sold its mortgage servicing rights. The sale of the mortgage servicing rights was consistent with First Financial's residential real estate loan originate-and-sell strategy which includes partnering with a third party that provides loan processing and related services prior to its purchase and servicing of the residential real estate loan. Also in the first quarter of 2007, First Financial sold a portfolio of commercial, commercial real estate, residential real estate, and related consumer loans that were in or were soon to be in foreclosure.

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

The competitive landscape remained intense during 2008 and was made even more difficult by the increased liquidity pressure being exhibited by a number of banks in our markets. During 2008, First Financial initiated a deposit pricing strategy aimed at maximizing the net interest margin in a very competitive deposit gathering landscape. The strategy has been successful as outflows of time deposits have been replaced with less expensive wholesale funding that was used to help fund asset generation. Average total deposits declined by $31.5 million or 1.1% from 2007 to 2008, however, average transaction and savings deposits increased $17.2 million, or 1.1%, during this time.

Noninterest income was negatively impacted by a number of factors, primarily driven by lower trust and wealth management fees and lower service charges on deposits in 2008 as compared with 2007. Noninterest income in 2008 included a $3.7 million loss related to the decline in market value of equity securities of the Federal Home Loan Mortgage Corporation (FHLMC). Noninterest expense has continued to improve as a direct result of the successful reorganization of First Financial's corporate structure, resulting in a reduction in noninterest expense of $5.6 million or 4.6% for 2008 compared with 2007.

Credit quality remained relatively stable throughout most of 2008, however, First Financial began to experience some deterioration within its commercial lending portfolios as borrowers came under increased stress due to the continued economic downturn, eroding real estate values and increasing levels of unemployment.

While credit costs did trend higher towards the end of 2008, First Financial's coverage ratios remained strong. The allowance for loan and lease losses as a percent of nonperforming loans was 197.3% at December 31, 2008, compared with 197.9% at December 31, 2007. First Financial believes that its credit costs in 2008, although higher than previous levels, were favorable relative to industry and peer levels and are a reflection of its strong credit management policies and practices.

On December 23, 2008, First Financial completed the sale of $80.0 million in perpetual preferred securities to the U.S. Treasury under its Capital Purchase Program (CPP), as a component of its Troubled Asset Relief Program (TARP), which represented approximately 3.0% of risk-weighted assets at September 30, 2008. These securities carry a 5.0% annual dividend rate for the first five years and a 9.0% annual rate thereafter. These dividends will result in diluted net income per common share, which is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. First Financial's regulatory capital ratios at December 31, 2008, significantly exceeded the levels necessary to be classified as "well capitalized."

In conjunction with the purchase of the preferred shares, the Treasury received a warrant to purchase 930,233 common shares at an exercise price of $12.90. The warrant has a term of 10 years. The Treasury agreed not to exercise voting power with respect to the common shares that it acquires upon exercise of the warrant.

First Financial has both a short and long-term plan for utilization of the CPP proceeds. In anticipation of the receipt of the $80.0 million in capital, the company began purchasing agency-guaranteed, residential mortgage-backed securities. The investment portfolio specifically designated as the CPP Investment Portfolio totaled approximately $122.5 million at December 31, 2008. The ratio of investments to capital, or leverage on the CPP capital, was 1.5 times the proceeds received. The company has established an internal maximum on the CPP Investment Portfolio not to exceed 5 times.

It is expected that as additional lending opportunities become available, the cash flows from the CPP Investment Portfolio will provide sufficient liquidity and capital support for redeployment into loans.

The company expects that earnings from the CPP Investment Portfolio will have a positive effect on net interest income and should exceed the quarterly dividends payable to the U.S. Treasury on its investment in the preferred shares.

Although loan growth remained relatively strong throughout 2008, First Financial is evaluating several ways to increase lending volume consistent with the intent of the CPP program. The company is also working with its third-party servicer for residential

6 First Financial Bancorp 2008 Annual Report

Table 1 • Financial Summary

	December 31,
(Dollars in thousands, except per share data)	2008	2007	2006	2005	2004
Summary of operations
Interest income	$183,305	$206,442	$205,525	$200,697	$196,472
Tax equivalent adjustment (1)	1,808	2,281	2,655	2,983	3,230
Interest income tax – equivalent (1)	185,113	208,723	208,180	203,680	199,702
Interest expense	67,103	87,942	80,452	67,730	56,290
Net interest income tax – equivalent (1)	$118,010	$120,781	$127,728	$135,950	$143,412
Interest income	$183,305	$206,442	$205,525	$200,697	$196,472
Interest expense	67,103	87,942	80,452	67,730	56,290
Net interest income	116,202	118,500	125,073	132,967	140,182
Provision for loan and lease losses	19,410	7,652	9,822	5,571	5,978
Noninterest income	51,749	63,588	67,984	46,191	53,511
Noninterest expenses	115,176	120,747	152,515	130,165	127,319
Income from continuing operations before income taxes	33,365	53,689	30,720	43,422	60,396
Income tax expense	10,403	18,008	9,449	12,614	19,295
Income from continuing operations	22,962	35,681	21,271	30,808	41,101
Discontinued operations
Other operating income (loss)	0	0	0	583	(21)
Gain on sale of discontinued operations	0	0	0	10,366	0
Income (loss) from discontinued operations before income taxes	0	0	0	10,949	(21)
Income tax expense (benefit)	0	0	0	3,824	(38)
Income from discontinued operations	0	0	0	7,125	17
Net income	$22,962	$35,681	$21,271	$37,933	$41,118

Per share data
Earnings per common share from continuing operations:
Basic	$0.62	$0.93	$0.54	$0.72	$0.94
Diluted	$0.61	$0.93	$0.54	$0.71	$0.94
Earnings per common share from discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.17	$0.00
Diluted	$0.00	$0.00	$0.00	$0.17	$0.00
Earnings per common share
Basic	$0.62	$0.93	$0.54	$0.89	$0.94
Diluted	$0.61	$0.93	$0.54	$0.88	$0.94
Cash dividends declared per common share	$0.68	$0.65	$0.64	$0.64	$0.60
Average common shares outstanding–basic (in thousands)	37,112	38,455	39,539	43,084	43,819
Average common shares outstanding–diluted (in thousands)	37,484	38,459	39,562	43,173	43,880

Selected year-end balances
Total assets	$3,699,142	$3,369,316	$3,301,599	$3,690,808	$3,916,671
Earning assets	3,379,873	3,054,128	2,956,881	3,333,406	3,488,519
Investment securities (2)	692,759	346,536	366,223	607,983	667,938
Loans, net of unearned income	2,683,260	2,599,087	2,479,834	2,627,423	2,808,037
Interest-bearing demand deposits	636,945	603,870	667,305	733,880	653,084
Savings deposits	583,081	596,636	526,663	503,297	564,067
Time deposits	1,150,208	1,227,954	1,179,852	1,247,274	1,250,347
Noninterest-bearing demand deposits	413,283	465,731	424,138	440,988	438,367
Total deposits	2,783,517	2,894,191	2,797,958	2,925,439	2,905,865
Short-term borrowings	354,533	98,289	96,701	111,634	148,194
Long-term debt	148,164	45,896	63,762	286,655	330,356
Other long-term debt	20,620	20,620	30,930	30,930	30,930
Shareholders' equity (3)	348,327	276,583	285,479	299,881	371,455

Ratios based on average balances
Loans to deposits	95.14%	90.03%	89.39%	94.81%	97.91%
Net charge-offs to loans	0.47%	0.24%	0.97%	0.30%	0.26%
Total shareholders' equity to total assets	8.16%	8.47%	8.69%	9.57%	9.40%
Common shareholders' equity to total assets	8.11%	8.47%	8.69%	9.57%	9.40%
Return on assets	0.67%	1.08%	0.62%	1.00%	1.05%
Return on common equity	8.27%	12.73%	7.13%	10.40%	11.21%
Return on equity	8.21%	12.73%	7.13%	10.40%	11.21%
Net interest margin	3.71%	3.94%	4.01%	3.87%	3.97%
Net interest margin (tax equivalent basis) (1)	3.77%	4.01%	4.09%	3.96%	4.07%
Dividend payout	109.68%	69.89%	118.52%	71.91%	63.83%

(1)	Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2)	Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3)	2008 Shareholders’ equity was reduced by $2,499 due to the impact of a pension-related accounting pronouncement effective January 1, 2008.
For further information, refer to Note 13 in the Notes to Consolidated Financial Statements.

First Financial Bancorp 2008 Annual Report 7

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

mortgage loans to evaluate appropriate foreclosure modification solutions. Additional details on these programs will be disclosed as they are implemented.

Recent actions taken by the Federal Deposit Insurance Corporation (FDIC) are expected to have a negative impact on First Financial's operating results in 2009, as compared to 2008. In December 2008, the FDIC approved a final rule on deposit assessment rates for the first quarter of 2009. The rule raised assessment rates uniformly by 7 basis points, annually, for the first quarter of 2009 only. The increase in assessment rates effective January 1, 2009 will more than double First Financial's expected assessment for the first quarter of 2009 compared to the assessment rates throughout 2008. The FDIC issued another final rule during the first quarter of 2009 to make changes to general assessment rates beginning with the second quarter of 2009. First Financial's general assessment rates subsequent to the first quarter of 2009 will continue to be significantly higher than in 2008.

In addition to the change in general assessment rates discussed above, the FDIC board announced on February 27, 2009, an emergency 20 basis point special assessment on all banks. The purpose of the special assessment is to restore the Deposit Insurance Fund to an acceptable level. The amount of the special assessment will be determined as of June 30, 2009 and payable on September 30, 2009. Since that date, federal legislation has been introduced that would increase the FDIC’s line of credit with the Treasury from the current $30.0 billion to $100.0 billion. It is possible such action could reduce the special assessment for 2009. It is not possible to predict the outcome at this time.

For a more detailed discussion of the above topics, please refer to the sections that follow.

NET INCOME

2008 vs. 2007. First Financial's net income decreased $12.7 million or 35.6% to $23.0 million in 2008, compared to net income of $35.7 million in 2007. The 2008 pre-tax income included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. First Financial's 2007 net income included $5.5 million from the gain on the sale of its merchant payment processing portfolio, $1.1 million from the gain on the sale of residential mortgage servicing rights, and $0.4 million from the gain on the redemption of Mastercard Incorporated common shares, offset by $2.2 million in pension settlement charges and $1.6 million in severance costs. Net interest income decreased $2.3 million or 1.9% in 2008 from 2007 primarily due to the decline in market interest rates partially offset by the continued shift in the mix of deposits from higher-cost certificates of deposit to lower-cost transaction-based accounts and a $124.2 million, or 4.1%, increase in average earning assets during 2008. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section.

2007 vs. 2006. First Financial's net income increased $14.4 million or 67.7% to $35.7 million in 2007, compared to net income of $21.3 million in 2006. The 2007 income included $5.5 million from the gain on the sale of its merchant payment processing portfolio, $1.1 million from the gain on the sale of mortgage servicing rights, and a $0.4 million gain from the redemption of Mastercard Incorporated common shares, offset by $2.2 million in pension settlement charges and $1.6 million in severance costs. First Financial's 2006 net income included a $12.5 million gain on the sale of ten banking centers, and their related loans and deposits, and a $2.2 million gain from the sale of problem loans, offset by $19.0 million in costs and other charges related to its corporate reorganization and the implementation of other strategic initiatives and $0.5 million in losses on the sale of securities in conjunction with the balance sheet restructure. Net interest income decreased $6.6 million or 5.3% in 2007 from 2006 primarily due to a 3.6% net decline in the level of average earning assets, resulting from the third quarter of 2006 sale of ten banking centers. For more detail, refer to Table 2 — Volume/Rate Analysis and the Net Interest Income section.

NET INTEREST INCOME

First Financial's net interest income for the years 2004 through 2008 is shown in Table 1 — Financial Summary. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 — Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial's net interest income on a tax equivalent basis during the years indicated. Table 2 — Volume/Rate Analysis should be read in conjunction with the Statistical Information shown on Page 19.

Interest income on a tax equivalent basis is presented in Table 1 — Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 3.77%, 4.01%, and 4.09% for the years 2008, 2007, and 2006, respectively.

Nonaccruing loans and loans held for sale were included in the daily average loan balances used in determining the yields in Table 2 — Volume/Rate Analysis.

Interest foregone on nonaccruing loans is disclosed in Note 8 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on these presentations. The amount of loan fees included in the interest income computation for 2008, 2007, and 2006 was $1.7 million, $1.8 million, and $3.6 million, respectively. The decline in loan fees in 2008 and 2007 is primarily due to First Financial's 2007 decision to sell future residential real estate loan originations to its strategic partner, resulting in all future loan fees associated with residential real estate loans being owned by the new servicer, in conjunction with the sale of the mortgage servicing portfolio in the first quarter of 2007.

2008 vs. 2007. Interest income was $183.3 million in 2008, a $23.1 million or 11.2% decline from 2007. The yield on earning assets decreased 103 basis points from 6.94% in 2007 to 5.91% in 2008, as market interest rates declined throughout the year. Interest expense was $67.1 million in 2008, a decrease of $20.8 million or 23.7% from 2007. The total cost of funds decreased 90 basis points to 2.47% in 2008, from 3.37% in 2007, primarily due to the decline in

Table 2 • Volume/Rate Analysis – Tax Equivalent Basis (1)

	2008 change from 2007 due to			2007 change from 2006 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
Interest income
Loans (2)	$6,906	$(29,629)	$(22,723)	$(1,799)	$6,720	$4,921
Investment securities (3)
Taxable	5,739	(746)	4,993	(1,699)	68	(1,631)
Tax-exempt	(1,634)	390	(1,244)	(1,274)	350	(924)
Total investment securities interest (3)	4,105	(356)	3,749	(2,973)	418	(2,555)
Federal funds sold	(2,911)	(1,725)	(4,636)	(1,881)	58	(1,823)
Total	8,100	(31,710)	(23,610)	(6,653)	7,196	543

Interest expense
Interest-bearing demand deposits	(120)	(7,318)	(7,438)	(1,653)	(1,144)	(2,797)
Savings deposits	298	(5,685)	(5,387)	920	2,795	3,715
Time deposits	(1,953)	(6,409)	(8,362)	140	8,114	8,254
Short-term borrowings	2,813	(2,217)	596	(27)	491	464
Long-term debt	783	10	793	(1,660)	(303)	(1,963)
Other long-term debt	(509)	(532)	(1,041)	(236)	53	(183)
Total	1,312	(22,151)	(20,839)	(2,516)	10,006	7,490
Net interest income	$6,788	$(9,559)	$(2,771)	$(4,137)	$(2,810)	$(6,947)

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.

8 First Financial Bancorp 2008 Annual Report

market interest rates which were partially offset by the impact of intense pricing competition on deposit products.

Net interest income decreased $2.3 million or 1.9% primarily due to a decline in market interest rates partially offset by the continued shift in the mix of deposits from higher-cost certificates of deposit to lower-cost transaction-based accounts and a $124.2 million, or 4.1%, increase in average earning assets during 2008.

2007 vs. 2006. Interest income was $206.4 million in 2007, an increase of $0.9 million or 0.4% from 2006. The yield on earning assets increased 27 basis points from 6.59% in 2006 to 6.86% in 2007, as First Financial continued to grow its higher yielding commercial loan portfolio. Interest expense was $87.9 million in 2007, an increase of $7.5 million or 9.3% from 2006. The total cost of funds increased 38 basis points to 3.37% in 2007, from 2.99% in 2006, primarily due to the impact from increasing deposit rates and account migration to higher cost deposit products.

Net interest income decreased $6.6 million or 5.3% primarily due to a 3.6% net decline in the level of average earning assets, resulting from the third quarter of 2006 sale of ten banking centers and their related loans and deposits. In a series of actions beginning in September of 2007, the Federal Reserve lowered the federal funds rate a total of 100 basis points by December 31, 2007. These actions resulted in the decline of other market interest rates, specifically the prime rate, but created a disproportionate and timing-related impact on asset yields as compared to deposit costs.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2008, 2007, and 2006 are shown in Table 3 — Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2008 vs. 2007. Noninterest income decreased $11.8 million or 18.6% from 2007. Net of the 2008 and 2007 transactions described below, overall noninterest income in 2008 declined $2.8 million or 4.9% as compared with 2007, primarily due to lower service charges on deposits, trust and wealth management fees and earnings on bank-owned life insurance. First Financial believes that the economic downturn, which has taken its toll on the spending habits of U.S. consumers and negatively impacted U.S. retail sales in the second half of 2008, has also negatively affected First Financial's client transaction volumes and led to lower deposit service charges compared to 2007. The decline related to trust and wealth management fees are attributable to decreases in investment advisory and trust fees that are a result of lower asset valuations given overall market declines. Noninterest income in 2008 included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. In 2007, noninterest income included a $5.5 million gain on the sale of the merchant payment processing portfolio in the fourth quarter of 2007, a $0.4 million gain from the redemption of Mastercard Incorporated common shares in the third quarter of 2007, and the gain on the sale of mortgage servicing rights of $1.1 million in the first quarter of 2007.

2007 vs. 2006. Noninterest income decreased $4.4 million or 6.5% from 2006. Net of the 2007 and 2006 transactions described below, overall noninterest income increased $2.8 million or 5.5% primarily due to higher trust and wealth management fees and bankcard income in 2007 as compared to 2006. The year 2007 included the gain on the sale of the merchant payment processing portfolio of $5.5 million in the fourth quarter of 2007, a $0.4 million gain from the redemption of Mastercard Incorporated common shares in the third quarter of 2007, and the gain on the sale of mortgage servicing rights of $1.1 million in the first quarter of 2007. The year 2006 included the gain on the sales of banking centers of $12.5 million and the gain on the sale of problem loans of $2.2 million, both in the third quarter of 2006, offset by the loss on sale of investment securities of $0.5 million in the first quarter of 2006.

NONINTEREST EXPENSES

2008 vs. 2007. Noninterest expenses decreased $5.6 million or 4.6% for 2008 compared to 2007, reflecting the continued success of the previously mentioned corporate reorganization. Salaries and employee benefits decreased $3.0 million or 4.3% from 2007 primarily due to the $1.4 million reduction in salaries and other performance and incentive-based compensation resulting from an overall reduction in staffing levels and the $1.6 million reduction in retirement-related and other benefits expense. Professional service fees decreased $0.7 million or 16.4% due to lower employment placement fees and both internal and external audit related expenses during 2008. There were no pension settlement charges in 2008. The $2.2 million in pension settlement charges in 2007 were due to staff reductions and an acceleration of costs that were previously deferred under pension accounting rules that would have been recognized in future periods. A $0.4 million or 11.5% decline in communication expense, a $0.3 million or 7.4% decline in data processing expense, and a $0.2 million or 2.1% decline in net occupancy expense were offset by a $0.4 million or 21.1% increase in state intangible tax expense and a $0.7 million or 4.6% increase in other noninterest expense in 2008. The increase in other noninterest expense during 2008 was primarily due to a $0.4 million loss on other real estate owned and a $0.3 million increase in other real estate owned expense.

Table 3 • Noninterest Income And Noninterest Expenses

	2008		2007		2006
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)
Noninterest income
Service charges on deposit accounts	$19,658	(5.34%)	$20,766	(5.43%)	$21,958	15.71%
Trust and wealth management fees	17,411	(5.35%)	18,396	13.11%	16,264	(2.27%)
Bankcard income	5,653	7.66%	5,251	18.35%	4,437	11.15%
Net gains from sales of loans	1,104	30.81%	844	(73.67%)	3,206	255.04%
Gain on sale of merchant payment processing portfolio	0	(100.00%)	5,501	N/M	0	N/M
Gain on sale of mortgage servicing rights	0	(100.00%)	1,061	N/M	0	N/M
Gain on sales of branches	0	N/M	0	(100.00%)	12,545	N/M
Loss on trading assets	(3,738)	N/M	0	N/M	0	N/M
Other	10,076	(11.63%)	11,402	13.45%	10,050	(17.61%)
Subtotal	50,164	(20.65%)	63,221	(7.65%)	68,460	29.88%
Gains (losses) on sales of investment securities	1,585	331.88%	367	(177.10%)	(476)	(92.70%)
Total	$51,749	(18.62%)	$63,588	(6.47%)	$67,984	47.18%

Noninterest expenses
Salaries and employee benefits	$66,862	(4.33%)	$69,891	(14.31%)	$81,560	4.98%
Pension settlement charges	0	(100.00%)	2,222	(25.16%)	2,969	N/M
Net occupancy	10,635	(2.08%)	10,861	(1.60%)	11,038	14.86%
Furniture and equipment	6,708	(0.78%)	6,761	20.58%	5,607	(10.66%)
Data processing	3,238	(7.43%)	3,498	(64.91%)	9,969	45.17%
Marketing	2,548	4.38%	2,441	(30.06%)	3,490	41.64%
Communication	2,859	(11.49%)	3,230	(3.12%)	3,334	8.07%
Professional services	3,463	(16.39%)	4,142	(47.13%)	7,835	2.00%
Debt extinguishment	0	N/M	0	(100.00%)	4,295	N/M
State intangible tax	2,506	21.06%	2,070	(11.88%)	2,349	32.19%
Other	16,357	4.64%	15,631	(22.11%)	22,069	21.69%
Total	$115,176	(4.61%)	$120,747	(20.83%)	$152,515	15.59%

N/M = Not meaningful

First Financial Bancorp 2008 Annual Report 9

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

2007 vs. 2006. Noninterest expenses decreased $31.8 million or 20.8% for 2007 compared to 2006, reflecting the successful execution of the previously mentioned corporate restructuring. Salaries and employee benefits decreased $11.7 million or 14.3% from 2006 primarily due to the $5.3 million reduction in salaries and other performance and incentive-based compensation as a result of an overall reduction in staffing levels, the $3.2 million reduction in pension and other retirement-related expense, as well as decreased severance charges of $2.6 million. Data processing decreased $6.5 million or 64.9% primarily due to the impact of First Financial’s prior year technology upgrade in which the company moved from an out-sourced to an in-house data processing environment, including $2.0 million in technology contract early termination costs incurred in 2006. Professional services decreased $3.7 million or 47.1% primarily due to 2006 costs associated with the corporate reorganization, branding initiative, banking center staffing, and recruiting fees, combined with an overall reduction in consulting usage. Debt extinguishment costs incurred in 2006 related to the balance sheet restructure were $4.3 million. Loss on the disposal of property and fixed assets decreased $2.6 million in 2007 from 2006 primarily due to the 2006 disposal of obsolete banking center signage and related assets associated with the branding initiative and computer and technology equipment associated with the technology upgrade and data processing conversion.

Noninterest expense in the fourth quarter of 2007 included $0.5 million associated with First Financial’s proportionate share of the announced Visa Inc. member bank settlement charges and pending litigation. Visa used a portion of the proceeds of their planned initial public offering (IPO) to satisfy such litigation judgments and settlements. Upon the completion of this IPO, First Financial received its proportionate share of proceeds from the offering, offsetting its liability for the litigation.

INCOME TAXES

First Financial’s tax expense in 2008 totaled $10.4 million compared to $18.0 million in 2007 and $9.4 million in 2006, resulting in effective tax rates of 31.18%, 33.54%, and 30.76%, in 2008, 2007, and 2006, respectively. The lower effective tax rate in 2008 was due to the marginal impact of the year’s lower pre-tax earnings. The increase in 2007’s effective tax rate as compared to 2006 is primarily due to the marginal impact of the fourth quarter of 2006 pre-tax loss and related $1.4 million income tax benefit.

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

2008 vs. 2007. Excluding loans held for sale, total loans increased $84.2 million or 3.2% during 2008, with average balances increasing $115.3 million or 4.5%. The overall period-end increase in the loan portfolio as compared to 2007 was primarily due to growth in the commercial portfolio, offset by overall declines in consumer-related loan categories. Home equity loans increased $35.2 million or 14.0%, from $250.9 million at December 31, 2007 to $286.1 million at December 31, 2008 while residential real estate loans declined by $155.7 million or 28.9%, from $539.3 million at December 31, 2007 to $383.6 million at December 31, 2008. Period-end commercial, commercial real estate and real estate construction loans increased from $1.64 billion at December 31, 2007, to $1.89 billion, an increase of $244.4 million or 14.9%.

At December 31, 2008, commercial, commercial real estate, and real estate construction loans composed 70.3% of First Financial’s total loan portfolio.

Residential real estate loans at 14.3%, home equity loans at 10.7%, with installment and credit card lending at 4.7%, comprised the remainder of the portfolio.

At December 31, 2008, residential development loans composed 2.3% of First Financial’s total loan portfolio.

In the third and fourth quarters of 2008, First Financial took steps to further manage the risk profile of its balance sheet by securitizing a total of $89.0 million in residential mortgage loans into agency guaranteed, mortgage-backed securities collateralized by those loans. The fourth quarter securitization consisted of $30.5 million in loans and the third quarter securitization consisted of $58.5 million in loans. These securitizations resulted in a reduction in credit risk on the balance sheet and a lower regulatory risk weighting for those assets. The assets remain on the balance sheet, but are now accounted for as investment securities available-for-sale rather than residential real estate loans.

Table 5 — Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2008. Loans due after one year are classified according to their sensitivity to changes in interest rates.

CREDIT RISK

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

The estimate of losses inherent in the commercial portfolio may be adjusted for management’s estimate of probable losses on specific exposures dependent upon the values of the underlying collateral and/or the present value of expected future cash flows, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies, and other influencing factors as discussed earlier in this section.

In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

The allowance for consumer loans which includes residential real estate, installment, home equity, and credit card loans, as well as consumer leasing and overdrafts, is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for the category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, and other influencing factors as discussed in the Asset Quality section. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller with more homogeneous characteristics.

10 First Financial Bancorp 2008 Annual Report

Table 4 • Loan Portfolio

	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Commercial	$807,720	$785,143	$673,445	$582,594	$635,489
Real estate – construction	232,989	151,432	101,688	86,022	86,345
Real estate – commercial	846,673	706,409	623,603	646,079	618,145
Real estate – residential	383,599	539,332	628,579	772,334	860,785
Installment	384,691	389,783	427,009	515,200	580,150
Credit card	27,538	26,610	24,587	22,936	21,894
Lease financing	50	378	923	2,258	5,229
Total	$2,683,260	$2,599,087	$2,479,834	$2,627,423	$2,808,037

Table 5 • Loan Maturity/Rate Sensitivity

		December 31, 2008
		Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$454,908	$288,696	$64,116	$807,720
Real estate – construction	164,679	65,206	3,104	232,989
Total	$619,587	$353,902	$67,220	$1,040,709

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate
Due after one year but within five years	$142,538	$211,364
Due after five years	20,889	46,331
Total	$163,427	$257,695

The allowance at December 31, 2008, was $35.9 million or 1.34% of loans, an increase of 22 basis points from 1.12% of loans at December 31, 2007. Provision for loan and lease loss expense of $19.4 million was $11.8 million higher in 2008 than in 2007, primarily due to higher net charge-offs and management’s actions to address expectations for increased unemployment levels and declining economic conditions heading into 2009. A large percentage of underperforming assets are secured by real estate, and this collateral has been appropriately considered in establishing the allowance. It is management’s belief that the allowance for loan and lease losses is adequate to absorb estimated credit losses in the loan and lease portfolio at December 31, 2008.

ASSET QUALITY

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

2008 vs. 2007. Total nonperforming assets, as shown in Table 6 — Nonperforming Assets, increased $4.9 million to $22.2 million at December 31, 2008, from $17.3 million at December 31, 2007. Nonaccrual loans increased $3.9 million from 2007 and OREO increased $1.4 million, while restructured loans decreased $0.4 million. The increase in nonaccrual loans was primarily due to increases in commercial and residential real estate loans, partially offset by decreased commercial real estate, home equity, and installment loans. OREO increased $1.4 million from $2.6 million at December 31, 2007 to $4.0 million at December 31, 2008, primarily due to a $1.5 million net increase in residential real estate owned.

Nonperforming loans, as a percent of total loans, were 0.68% at December 31, 2008, compared to 0.56% at December 31, 2007. The allowance to nonperforming loans ratio was 197.3% at December 31, 2008, compared to 197.9% at December 31, 2007. Accruing loans past due 90 days or more decreased to $0.1 million at December 31, 2008, from $0.3 million at December 31, 2007.

Net charge-offs in 2008 were $12.6 million, an increase of $6.6 million from 2007, with the ratio of net charge-offs as a percent of average loans outstanding increasing from 0.24% to 0.47% as shown in Table 7 — Summary of Allowance for Loan and Lease Losses and Selected Statistics.

First Financial’s credit quality trends were relatively stable and within their expected range throughout most of 2008. However, toward the end of 2008, the company began to experience some deterioration within its commercial lending portfolios as borrowers came under increased stress with the continued economic downturn, eroding real estate values, and increasing levels of unemployment. During the fourth quarter, the company charged-off two large and previously identified credits from its commercial and commercial real estate lending portfolios. This action contributed $2.4 million to fourth quarter 2008 net charge-offs. These two credits represented 9 basis points of the full-year 2008 net charge-offs to average loans and leases ratio. Additionally, net charge-offs in 2008 were negatively impacted by $1.0 million of net charge-offs related to six large home equity customers in the first and second quarters.

In 2008, First Financial experienced growth of 14.0% in the home equity loan portfolio. First Financial believes its current underwriting criteria coupled with the monitoring of a number of metrics including credit scores, loan-to-value ratios, line size, and usage, provides adequate oversight for the growth. The origination methods for our home equity lending also keep both the credit decision and the documentation under the control of First Financial associates. The spike in credit losses earlier in the year for home equity was attributable to a few large credits that were originated several years ago, prior to the standardization of our underwriting guidelines. The remaining portfolio of loans that have a similar profile have been reviewed and have been appropriately reflected for 2008. At December 31, 2008, approximately 98.7% of the outstanding home equity loans had a credit line size of less than $250,000 and had an average outstanding balance of $27,000. First Financial maintains a strong pricing discipline for its home equity loan product and does not sacrifice loan quality for growth. Approximately 85% of First Financial’s home equity loan customers have credit scores of 700 or better.

From an industry perspective, it is likely home equity lending will continue to experience stress, as borrowers remain under pressure in the current economic environment. Over the past six quarters both the home equity net charge-off ratio and ratio of nonaccrual home equity loans to total home equity loans have consistently been below 50 basis points, excluding the previously mentioned

First Financial Bancorp 2008 Annual Report 11

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

Table 6 • Nonperforming Assets

		December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Nonaccrual loans	$17,981	$14,113	$10,236	$24,961	$17,472
Restructured loans	204	567	596	3,408	2,110
Other real estate owned (OREO)	4,028	2,636	2,334	3,162	1,481
Total nonperforming assets	$22,213	$17,316	$13,166	$31,531	$21,063

Nonperforming assets as a percent of total loans plus OREO	0.83%	0.67%	0.53%	1.20%	0.75%

Accruing loans past due 90 days or more	$138	$313	$185	$1,359	$1,784

Table 7 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics

(Dollars in thousands)	2008	2007	2006(2)	2005	2004
Transactions in the allowance for loan and lease losses:
Balance at January 1	$29,057	$27,386	$42,485	$45,076	$46,436
Loans charged-off:
Commercial	5,227	4,107	11,950	4,677	3,324
Real estate – commercial	3,526	863	7,312	749	1,602
Real estate – residential	648	255	4,952	897	603
Installment and other consumer financing	5,236	4,094	4,063	5,191	6,145
Lease financing	0	103	72	76	168
Total loans charged-off	14,637	9,422	28,349	11,590	11,842

Recoveries of loans previously charged-off:
Commercial	654	1,002	1,328	1,148	1,553
Real estate – commercial	99	862	256	21	437
Real estate – residential	25	56	222	237	92
Installment and other consumer financing	1,253	1,471	1,596	1,997	2,360
Lease financing	12	50	26	25	62
Total recoveries	2,043	3,441	3,428	3,428	4,504
Net charge-offs	12,594	5,981	24,921	8,162	7,338

Provision for loan and lease losses	19,410	7,652	9,822	5,571	5,978
Balance at December 31	$35,873	$29,057	$27,386	$42,485	$45,076

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.34%	1.12%	1.10%	1.62%	1.61%
Nonperforming loans (1)	0.68%	0.56%	0.44%	1.08%	0.70%

As a percent of average loans, net of unearned income:
Net charge-offs	0.47%	0.24%	0.97%	0.30%	0.26%

Allowance for loan and lease losses to nonperforming loans	197.27%	197.94%	252.82%	149.76%	230.19%

(1) Includes nonaccrual and restructured loans.
(2) Includes activity from the sale of problem loans.

Table 8 • Allocation Of The Allowance For Loan And Lease Losses

	December 31,
	2008		2007		2006		2005		2004
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
(Dollars in thousands)	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans	Allowance	Total Loans
Balance at End of Period Applicable to:
Commercial	$12,107	30.10%	$10,166	30.21%	$10,415	27.16%	$17,667	22.17%	$11,660	22.63%
Real estate – construction	2,086	8.68%	955	5.83%	1,142	4.10%	411	3.27%	265	3.07%
Real estate – commercial	8,454	31.56%	7,799	27.18%	5,257	25.14%	14,874	24.59%	16,771	22.01%
Real estate – residential	3,715	14.30%	4,382	20.75%	4,660	25.35%	4,313	29.40%	N/A	30.66%
Installment, home equity & credit card	9,508	15.36%	5,747	16.02%	5,830	18.21%	4,788	20.48%	12,769	21.44%
Lease financing	3	0.00%	8	0.01%	82	0.04%	432	0.09%	252	0.19%
Unallocated	0	N/M	0	N/M	0	N/M	0	N/M	3,359	N/M
Total	$35,873	100.00%	$29,057	100.00%	$27,386	100.00%	$42,485	100.00%	$45,076	100.00%

N/M = Not meaningful   N/A = Not available

12 First Financial Bancorp 2008 Annual Report

charge-offs in the first and second quarters of 2008. The net charge-off level for home equity loans returned to its lower historical level in the third and fourth quarters of 2008, and although the company continues to actively monitor its home equity portfolio, it may experience some volatility in future quarters.

In the second quarter of 2005, First Financial made the strategic decisions to discontinue the origination of residential real estate loans for retention on its balance sheet and to exit its indirect installment lending activities. As a result, the residential real estate and indirect installment portfolio have declined $275.5 million and $225.1 million excluding the impact of the loan sales, since that time. In the first quarter of 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell substantially all its future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model.

Residential mortgage loan borrowers came under increasing pressure in 2008 due to the current economic environment. As a result, First Financial experienced an increase in nonperforming residential real estate loans from $3.1 million at December 31, 2007 to $5.4 million at December 31, 2008. It is likely that residential real estate lending will continue to experience stress until the economic environment improves.

INVESTMENT SECURITIES

First Financial’s investment securities at December 31, 2008, totaled $664.8 million, a $352.2 million or 112.7% increase from the $312.6 million balance at December 31, 2007. During the second quarter of 2008, First Financial began an initiative to increase the size of its investment portfolio through the purchase of highly rated agency guaranteed mortgage-backed securities (MBSs). This activity continued through the end of 2008, adding approximately $339.7 million of securities to the portfolio during 2008. The company continues to review various portfolio strategies that may increase the size of its investment portfolio and its absolute level of earnings while balancing capital and liquidity targets. Among other factors, the portfolio selection criteria avoids securities backed by sub-prime assets, those containing assets that would give rise to material geographic concentrations, and securities that give rise to significant prepayment risk, which occurs when underlying borrowers prepay their obligations due to market fluctuations and mortgage interest rates. First Financial’s investment strategy focuses on shorter duration securities with more predictable cash flows in a variety of interest rate scenarios.

The following is a summary of the investment securities portfolio:

	2008		2007
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
Securities of U.S. Government agencies and corporations	$46,682	7.02%	$85,790	27.45%
Mortgage-backed securities	572,706	86.15%	152,048	48.64%
Obligations of state and other political subdivisions	40,928	6.16%	65,726	21.03%
Other securities	4,467	0.67%	9,003	2.88%
	$664,783	100.00%	$312,567	100.00%

Securities issued by U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), FHLMC, Federal National Mortgage Association (FNMA), and Federal Farm Credit Bank represented 7.0% and 27.4% of the investment portfolio at December 31, 2008, and 2007, respectively. All U.S. government agencies and corporations’ securities were classified as available-for-sale at December 31, 2008, and 2007. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations traditionally have been considered to have a low credit risk and high liquidity profile.

Investments in MBSs, including collateralized mortgage obligations (CMOs), represented 86.1% and 48.7% of the investment portfolio at December 31, 2008, and 2007, respectively. MBSs represent participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, especially during periods of falling interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile.

CMOs totaled $134.5 million at December 31, 2008, and $2.1 million at December 31, 2007, all of which were classified as available-for-sale. The increase in CMOs was primarily due to First Financial’s shift in portfolio strategy to investments in assets with shorter durations and that do not include significant purchase premiums or discounts at the time of acquisition. All CMOs held by First Financial are AAA rated by Standard & Poor’s Corporation or similar rating agencies, and First Financial does not own any interest-only securities, principal-only securities, or other high risk securities.

Non-taxable securities of state and other political subdivisions comprised 6.2% and 21.0% of the investment portfolio at December 31, 2008, and 2007, respectively. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk.

Other securities, 0.7% and 2.9% of First Financial’s investment portfolio at December 31, 2008, and 2007, respectively, were primarily composed of taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified mutual funds, and a small private equity fund. In 2007, other securities also included 200,000 FHLMC perpetual preferred series V shares.

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities as of December 31, 2008, are shown in Table 9 — Investment Securities as of December 31, 2008. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

At December 31, 2008 and 2007, 99.2% and 98.2%, respectively, of investment securities were classified as available-for-sale. At December 31, 2008, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.2 million. The available-for-sale investment securities are reported at their market value of $659.8 million, as required by SFAS No. 115. At December 31, 2007, the market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.2 million. The available-for-sale investment securities are reported at their market value of $306.9 million. See Note 7 of the Notes to Consolidated Financial Statements for additional information.

First Financial adopted FASB No. 159 effective January 1, 2008. This statement permits the initial and subsequent measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. First Financial applied the fair value option to its equity securities of government sponsored entities (GSE), specifically 200,000 FHLMC perpetual preferred series V shares. Throughout 2008, these securities were classified as trading investment securities in First Financial’s Consolidated Balance Sheets. For the full-year of 2008, the company recorded a $3.7 million pre-tax loss related to its investment in these securities, with $3.4 million recorded in the third quarter of 2008. This loss was a result of the decline in market value of the shares following the September 7, 2008 announcement by the U.S. Treasury, the Federal Reserve, and the Federal Housing Finance Agency (FHFA), that the FHFA was placing FHLMC under conservatorship and would eliminate the dividends on its common and preferred stock. The fair value accounting treatment discussed above requires First Financial to recognize in its income statement both the market value increases and decreases in future periods.

The other investments category in the Consolidated Balance Sheets reflects First Financial’s investment in the stock of the Federal Reserve Bank and the FHLB.

First Financial’s federal funds sold, which represents the overnight investment of excess cash, decreased to $0 at December 31, 2008, from $107.0 million at December 31, 2007. The reduction in federal funds sold is consistent with First Financial’s strategy to increase the size of its securities portfolio by investing in higher yield earning assets. First Financial monitors this position as part of its asset/liability and liquidity management process.

See Note 17 of the Notes to Consolidated Financial Statements for additional information on how First Financial determines the fair value of investment securities.

DERIVATIVES

The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. First Financial does not use derivatives for speculative purposes and does not have any derivatives that are not designated as hedges.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair Value Hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial customers products that meet their needs, primarily creating for them synthetic fixed rate borrowings, but are also designed to achieve First Financial’s desired interest rate risk profile at the time. The fair value hedge swap agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by First Financial, through its loan clients, of fixed-rate amounts over the life of the agreements without an exchange of the underlying principal or notional amount. This results

First Financial Bancorp 2008 Annual Report 13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 9 • Investment Securities As Of December 31, 2008

			Maturing
			After one but		After five but
	Within one year		within five years		within ten years		After ten years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Held-to-Maturity
Mortgage-backed securities	$19	10.31%	$115	6.84%	$56	5.12%	$0	0.00%
Obligations of state and other political subdivisions	483	6.53%	2,649	6.95%	637	7.15%	1,007	7.82%
Total	$502	6.67%	$2,764	6.94%	$693	6.99%	$1,007	7.82%

Available-for-Sale
Securities of other U.S. government agencies and corporations			$15,316	4.91%	$31,365	5.54%
Mortgage-backed securities	$1,994	3.84%	214,734	4.93%	225,888	4.88%	$129,900	5.33%
Obligations of state and other political subdivisions	8,684	7.46%	10,412	7.91%	17,056	7.19%	0	0.00%
Other securities	0	0.00%	215	6.35%	0	0.00%	4,192	4.13%
Total	$10,678	6.78%	$240,677	5.06%	$274,309	5.10%	$134,092	5.29%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset. The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income. All of First Financial’s fair value hedges are considered effective.

Cash Flow Hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the interest rate swap are included in accumulated comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the underlying loans, if any, would be recognized immediately in income. All of First Financial’s cash flow hedges are considered effective.

During the third quarter of 2008, First Financial executed a prime interest rate swap to hedge against interest rate volatility on $50.0 million of prime-based, floating rate loans. The prime interest rate swap involved the receipt of fixed-rate interest amounts in exchange for variable-rate interest payments over the life of the agreement without exchange of the underlying notional amount. First Financial terminated the $50.0 million prime interest rate swap during the fourth quarter of 2008 to mitigate perceived counterparty risk and locked in the favorable value of the swap at the time. Terminating the prime interest rate swap resulted in a $1.3 million pre-tax gain that is included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The $1.3 million pre-tax gain will be amortized into income over the remaining term of the original prime interest rate swap.

During the first quarter of 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $20.0 million of floating rate trust preferred securities based on the London Inter-Bank Offered Rate (LIBOR). The interest rate swap involves the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years. The net interest receivable or payable on the trust preferred interest rate swap will be accrued and recognized as an adjustment to interest expense. The fair value of the trust preferred interest rate swap will be included in accrued interest and other assets or liabilities on the Consolidated Balance Sheets. Changes in the fair value of the trust preferred interest rate swap will be included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. Derivative gains and losses not considered effective in hedging the cash flows related to these loans, if any, will be recognized immediately in income.

The notional amount of a swap only establishes the basis on which interest payments are exchanged with counterparties. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amounts. First Financial’s credit risk exposure is limited to the market value of the instrument. First Financial manages the credit risk through counterparty credit policies and at December 31, 2008, had bilateral collateral agreements in place with its counterparties. The counterparty credit policies require First Financial to maintain a total derivative notional position of less than 10.0% of assets, total credit exposure of less than 3.0% of capital, and no single counterparty credit risk exposure greater than $20.0 million. First Financial is currently well below all single counterparty and portfolio limits.

As of December 31, 2008, there were no delinquent amounts due and First Financial had never experienced a credit loss related to these agreements. First Financial had $12.1 million and $0.9 million deposited as cash collateral with its counterparties as of December 31, 2008, and 2007, respectively. This cash collateral is held at commercial banks and earns a rate of interest generally equal to the overnight Federal Funds interest rate.

As of December 31, 2008, First Financial had interest rate swaps with a total counterparty notional value of $154.1 million, compared to a notional value of $80.4 million at December 31, 2007.

DEPOSITS

First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, regular savings, money-market deposit, and time deposits of various maturities and rates.

2008 vs. 2007. Total average deposits for 2008 decreased $31.5 million or 1.11% from 2007. Average time deposits declined $48.7 million or 3.97% due to the planned runoff of time deposits. Average transaction and savings deposits increased $17.2 million or 1.08% primarily due to growth in both business and public fund balances. During 2008, the company initiated a deposit pricing strategy aimed at maximizing the net interest margin in a very competitive deposit gathering landscape. Late in the third quarter of 2008, First Financial instituted pricing initiatives designed to grow and retain retail deposits as well as to manage its overall asset/ liability position. The company also extended the terms of CD offerings with maturities of one year and beyond to secure long-term funding at attractive rates, and continues to evaluate its key customer and market demographics to develop a combination of strategies to help increase core deposits.

Total deposits at December 31, 2008, were $2.78 billion as compared to December 31, 2007 at $2.89 billion, a $110.7 million or 3.82% decrease. Increases in interest-bearing checking deposits of $33.1 million were offset by decreases in time deposits of $77.7 million, savings deposits of $13.6 million, and noninterest-bearing deposits of $52.4 million.

Table 10 — Maturities of Time Deposits Greater Than or Equal to $0.1 million shows the contractual maturity of time deposits of $0.1 million and over that were outstanding at December 31, 2008. These deposits represented 10.1% of total deposits.

14 First Financial Bancorp 2008 Annual Report

Table 10 • Maturities Of Time Deposits
Greater Than Or Equal To $100,000

December 31,
(Dollars in thousands)	2008
Certificates of Deposit
Maturing in
3 months or less	$98,455
3 months to 6 months	61,956
6 months to 12 months	50,671
over 12 months	29,794
Total	$240,876

IRAs
Maturing in
3 months or less	$6,325
3 months to 6 months	1,782
6 months to 12 months	2,678
over 12 months	29,071
Total	$39,856

BORROWINGS

2008 vs. 2007. Short-term borrowings increased to $354.5 million at December 31, 2008, from $98.3 million at December 31, 2007, as a result of First Financial’s efforts to increase the size of its securities portfolio and invest in higher yield earning assets. First Financial continues to evaluate longer-term funding options related to its investment strategy. Long-term debt increased $102.3 million to $148.2 million at December 31, 2008, from $45.9 million at December 31, 2007. As a result of increasing the size of the investment portfolio over the past several quarters, continued strong loan demand, and the net deposit outflows, First Financial executed $115 million of term debt instruments during the third quarter of 2008. Utilizing a combination of its funding sources from the pledging of investment securities and the FHLB, this funding has multiple maturities between two and three years, and a weighted average cost of 3.63%. This strategy was primarily executed to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the balance sheet.

In addition, from time to time, First Financial utilizes advances from the FHLB as a funding source. Total short-term borrowings from the FHLB were $150.0 million and $0 at December 31, 2008 and 2007, respectively. Total long-term borrowings from the FHLB were $83.2 million and $45.9 million at December 31, 2008 and 2007, respectively. The total available borrowing capacity from the FHLB at December 31, 2008, was $159.9 million.

As of December 31, 2008, First Financial has pledged certain real estate loans, as well as government and agency securities, with a book value of $506.0 million, as collateral for borrowings to the FHLB. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

First Financial maintains a short-term revolving credit facility with an unaffiliated bank. This facility provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2008, the outstanding balance was $57.0 million compared to an outstanding balance of $72.0 million as of December 31, 2007. The outstanding balance of this line varies throughout the year depending on First Financial’s cash needs. The average outstanding balance was $56.7 million for 2008 and $58.0 million for 2007. First Financial entered into the credit facility for $75.0 million during the first quarter of 2007 for a period of one year, and in the third quarter of 2007 increased the line to $85.0 million until February 1, 2008, at which time it was reduced back to $75.0 million. First Financial renewed the $75.0 million credit facility during the first quarter of 2008 for a period of one year. The credit agreement requires First Financial to maintain certain covenants including those related to asset quality and capital levels. First Financial was in full compliance with all covenants as of December 31, 2008, and 2007.

Other long-term debt which appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarters of 2003 and 2002 by statutory business trusts – First Financial (OH) Statutory Trust II and First Financial (OH) Statutory Trust I, respectively. The debentures issued in 2002, with a final maturity of 2032, were first eligible for early redemption by First Financial in September of 2007. At the date of early redemption, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10.0 million. The debentures issued in 2003 were eligible for early redemption by First Financial in September of 2008. First Financial did not elect to redeem early, but under the terms of the agreement may redeem the securities on any interest payment date after September of 2008, with a final maturity in 2033.

First Financial owns 100% of the common equity of the remaining trust, Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debenture qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of qualifying tier 1 capital. The company has the capacity to issue approximately $93.5 million in additional qualifying debentures under these guidelines.

The amount outstanding, net of offering costs, as of December 31, 2008, is $20.0 million. These funds were used for general corporate purposes, to repurchase First Financial stock and as a means to diversify funding sources at the parent company level. As was previously described, these instruments were effectively converted to a fixed interest rate, accounted for as a cash flow hedge, in the first quarter of 2009 through the execution of an interest rate swap. The interest rate swap effectively converts floating interest rate securities to a fixed interest rate of 6.20% per annum for a term of 10 years.

See Note 10 of the Notes to Consolidated Financial Statements for additional information on borrowings and Note 12 for additional information on capital.

LIQUIDITY

Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, common and preferred dividends, expenses of its operations, and capital expenditures. Liquidity is monitored and closely managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, risk management, and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified, and management plans are in place to respond. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including management reporting that identifies the amounts and costs of all available funding sources. During 2008, First Financial was able to expand its various funding sources, including overnight borrowing lines, and has a diversified base of liquidity. These sources are periodically tested for funding availability and there have been no restrictions in availability.

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

Capital expenditures, such as banking center expansions and technology investments, were $11.9 million for 2008, $7.6 million for 2007, and $15.6 million for 2006. In addition, remodeling is a planned and ongoing process given First Financial’s 81 banking centers. Material commitments for capital expenditures as of December 31, 2008, were $7.9 million. Management believes that First Financial has sufficient liquidity to fund its future capital expenditure commitments.

The principal source of asset-funded liquidity is marketable investment securities, particularly those with shorter maturities. The market value of investment securities classified as available-for-sale totaled $659.8 million at December 31, 2008. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity. Securities classified as held-to-maturity that are maturing in one year or less totaled $0.5 million at December 31, 2008. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans maturing within one year, are sources of liquidity.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required

First Financial Bancorp 2008 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $24.9 million, $31.7 million, and $40.8 million for the years 2008, 2007, and 2006, respectively. As of December 31, 2008, First Financial’s subsidiaries had retained earnings of $135.9 million of which $2.4 million was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

First Financial makes quarterly interest payments on its junior subordinated debentures owed to unconsolidated subsidiary trusts. Interest expense related to this other long-term debt totaled $1.4 million, $2.4 million, and $2.6 million, in the years 2008, 2007, and 2006, respectively.

First Financial will make quarterly dividend payments to the U.S. Treasury on the 80,000 perpetual preferred securities, which carry a 5.0% annual dividend rate for the first five years and a 9.0% annual rate thereafter.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by First Financial’s Wealth Resource Group and primarily consist of equity and debt mutual funds, as well as money market funds. Approximately 77.0% and 86.2% of plan assets at December 31, 2008, and 2007, respectively, were invested in various options of the First Funds for which Capital Advisors serves as investment advisor. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.

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

The significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2008, Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 8.5% in both 2008 and 2007. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The rate of compensation increase is compared to historical increases for plan participants.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2008, assuming shifts in the significant assumptions:

					Rate of
			Expected Return on		Compensation
	Discount Rate		Plan Assets		Increase
	-100 basis	+100 basis	-100 basis	+100 basis	-100 basis	+100 basis
(Dollars in thousands)	points	points	points	points	points	points
Change in Projected
Benefit Obligation	$3,654	$(3,168)	N/A	N/A	$(746)	$789
Change in
Pension Expense	$317	$(277)	$476	$(476)	$(130)	$136

In accordance with FASB Statement No. 88 (SFAS No. 88), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” First Financial recorded a pension settlement charge of $2.2 million in 2007 and a pension settlement and curtailment charge of $3.0 million in 2006. No such charge was required in 2008. The charges in 2007 and 2006 were a result of First Financial’s staff reductions in those years, and were an acceleration of costs that were previously deferred under pension accounting rules and would have been recognized in future periods. First Financial recorded pension expense in the Consolidated Statements of Income of $1.4 million, $4.5 million, and $7.9 million for 2008, 2007, and 2006, respectively, inclusive of the pension settlement and curtailment charges discussed above. No cash contributions to fund the pension plan were required in 2008 and 2007. However, $28.6 million was contributed in 2006. First Financial expects to contribute $2.4 million to its pension plan in 2009. This contribution will be required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

INTEREST RATE SENSITIVITY

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

Table 11 — Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2008, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including mortgage-backed securities and collateralized mortgage obligations, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month LIBOR plus a spread.

The interest-rate risk position is measured and monitored using income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.

Presented below is the estimated impact on First Financial’s net interest income as of December 31, 2008, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	Points	points	points	points
December 31, 2008	(1.84%)	(1.97%)	(1.12%)	(0.59%)

Modeling the sensitivity of net interest income and the economic value of equity to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. Due to the current low interest rate environment, funding rates on deposit and wholesale funding instruments were not reduced below 0.0% in the down 200 and down100 basis points scenarios. The analysis provides a framework as to what our overall sensitivity position is as of our most recent reported position. Management strategies may impact future reporting periods, as our actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, the difference between actual experience, and the characteristics assumed, as well as changes in market conditions. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.

First Financial uses economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, income, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Deposit premiums are based on external industry studies and utilizing historical experience.

Presented below is the change in First Financial’s economic value of equity position as of December 31, 2008, assuming immediate, parallel shifts in interest rates:

	-200 basis	-100 basis	+100 basis	+200 basis
	Points	points	points	points
December 31, 2008	(25.64%)	(10.22%)	1.50%	(0.18%)

16 First Financial Bancorp 2008 Annual Report

Table 11 • Market Risk Disclosure

	Principal Amount Maturing In:							FAIR VALUE December 31,
(Dollars in thousands)	2009	2010	2011	2012	2013	THEREAFTER	TOTAL	2008
Rate sensitive assets
Fixed interest rate loans(1)	152,455	104,478	118,046	99,021	178,544	196,241	848,785	858,870
Average interest rate	6.26%	5.68%	7.34%	6.59%	6.09%	6.64%	6.43%
Variable interest rate loans(1)	703,577	190,571	443,346	112,598	98,614	289,623	1,838,329	1,810,008
Average interest rate	3.88%	4.94%	4.67%	5.11%	5.12%	5.69%	4.61%
Fixed interest rate securities	10,641	86,073	43,022	67,399	42,175	254,369	503,679	503,848
Average interest rate	7.00%	4.93%	5.03%	5.22%	5.31%	5.35%	5.27%
Variable interest rate securities	539	2,943	688	293	848	183,769	189,080	189,080
Average interest rate	2.48%	5.10%	2.33%	4.19%	4.53%	4.91%	4.89%

Rate sensitive liabilities
Noninterest-bearing checking	413,283	0	0	0	0	0	413,283	413,283
Savings and interest-bearing checking	122,003	1,098,023	0	0	0	0	1,220,026	1,220,026
Average interest rate	0.23%	0.23%	0.00%	0.00%	0.00%	0.00%	0.23%
Time deposits	836,567	137,758	71,556	51,394	43,276	9,657	1,150,208	1,168,228
Average interest rate	3.31%	3.72%	3.94%	4.47%	3.74%	3.11%	3.46%
Fixed interest rate borrowings	165,000	0	50,000	0	0	43,164	258,164	262,884
Average interest rate	0.93%	0.00%	3.79%	0.00%	0.00%	3.65%	1.94%
Variable interest rate borrowings	204,533	0	0	0	12,500	48,120	265,153	267,971
Average interest rate	0.54%	0.00%	0.00%	0.00%	3.55%	4.23%	1.35%

Interest rate derivatives
Interest rate swaps
Fixed to variable	1,363	1,161	3,532	1,240	3,238	14,169	24,703	(3,283)
Average pay rate (fixed)	6.58%	6.81%	7.06%	6.74%	6.58%	6.83%	6.81%
Average receive rate (variable)	4.21%	4.06%	3.98%	4.01%	3.94%	4.28%	4.10%

(1) Includes loans held for sale

First Financial, utilizing interest rates primarily based upon external industry studies, models additional scenarios covering the next twelve months. Based on these scenarios, First Financial has a relatively neutral rate risk position of a negative 0.16% when compared to a base-case scenario with interest rates held constant. Given its outlook for future interest rates, First Financial is managing its balance sheet with a bias toward asset sensitivity. First Financial’s year-end interest rate risk position is influenced by the short-term funding related to securities purchased for the CPP portfolio.

CAPITAL

Total shareholders’ equity at December 31, 2008, was $348.3 million compared to total shareholders’ equity at December 31, 2007, of $276.6 million. This $71.7 million or 25.9% increase was primarily due to the issuance to the U.S. Treasury of the perpetual preferred securities previously discussed.

On December 23, 2008, First Financial completed the sale of $80.0 million in perpetual preferred securities to the U.S. Treasury under the CPP, as a component of the TARP, representing approximately 3.0% of risk-weighted assets at September 30, 2008. These securities qualify as a Tier 1 equity component for regulatory purposes.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that were granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The total number of shares that can be repurchased over the remaining life of the ten-year plan may not exceed 7,507,500 shares. At December 31, 2008, 4,969,105 shares remained available for purchase under this program.

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

On December 9, 2005, the final results for the “Modified Dutch Auction” tender offer were announced. First Financial repurchased 3,250,000 shares at a price of $19.00 per share. The “Modified Dutch Auction” tender procedure allowed shareholders to select the price within the specified range at which each shareholder was willing to sell all or a portion of his or her shares to First Financial. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial determined the single per share price within the range that would allow it to repurchase the 3,250,000 shares.

At this time, First Financial does not plan on repurchasing any of its shares in 2009.

In January of 2009, First Financial announced the board of directors’ decision to reduce its quarterly cash dividend to common shareholders in a continued effort to further strengthen First Financial’s capital level. The quarterly cash dividend was reduced to $0.10 per share from the previous $0.17 per share and is consistent with the board of directors’ long-term target dividend payout range of between 40% and 60% of earnings available to common shareholders. The dividend payout ratio was 109.7%, 69.9%, and 118.5% for the years 2008, 2007, and 2006, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital plan and compliance with applicable regulatory limitations.

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

First Financial Bancorp 2008 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 12 • Contractual Obligations

		Payments due by period
		Less than	One to three	Three to five	More than
(Dollars in thousands)	Total	one year	years	years	five years
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$98,034	$17,642	$54,486	$1,377	$24,529
National Market Repurchase Agreement	79,309	2,888	4,814	16,972	54,635
Junior subordinated debentures owed to unconsolidated subsidiary trusts	26,524	1,071	2,142	2,145	21,166
Operating lease obligations	9,956	1,807	3,192	2,735	2,222
Total	$213,823	$23,408	$64,634	$23,229	$102,552

future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, goodwill, pension and income taxes.

Allowance for Loan and Lease Losses. First Financial maintains the allowance for loan and lease losses at a level sufficient to absorb potential losses inherent in the loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	Probability of default,
•	Loss given default,
•	Exposure at date of default,
•	Amounts and timing of expected future cash flows on impaired loans,
•	Value of collateral,
•	Historical loss exposure, and
•	The effects of changes in economic conditions that may not be reflected in historical results.

To the extent actual outcomes differ from management's estimates, additional provision for credit losses may be required that would impact First Financial's operating results. Pages 10 through 13 of this annual report provide management's analysis of the allowance for loan and lease losses.

Goodwill. Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. SFAS No. 142, "Goodwill and Other Intangible Assets," requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial's annualized earnings are compared to equity to provide an implied book-value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples for which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted cash flows of First Financial's assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the company, including goodwill, and is compared to the company's book value. An implied fair value that exceeds the company's book value is an indication that goodwill is not impaired. If First Financial's book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial's analysis at year-end 2008 and during the first quarter of 2009, there have been no impairment charges required.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. First Financial determines the discount rate assumption using published Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets and a consensus of estimates of expected future returns from similarly managed portfolios while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial's future pension obligations, on the funded status of the plan and can impact First Financial's operating results. Page 16 of this annual report provides management's analysis of First Financial's pension plan.

Income Taxes. First Financial evaluates and assesses the relative risks and appropriate tax treatment of transactions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period's income tax expense and can be material to First Financial's operating results. Page 10 of this annual report provides management's analysis of First Financial's income taxes.

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

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management's ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial's loan portfolio and allowance for loan and lease losses; the ability of financial institutions to access sources of liquidity at a reasonable cost; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates, technology changes; mergers and acquisitions; the effect of changes in accounting policies and practices; adverse changes in the securities markets; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; the ability to attract, motivate and retain key executives and other key personnel; and First Financial's success at managing the risks involved in the foregoing.

Such forward-looking statements speak only as of the date on which such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

18 First Financial Bancorp 2008 Annual Report

Statistical Information (Unaudited)

	Balance	2008 Interest	Yield	Balance	2007 Interest	Yield	Balance	2006 Interest	Yield
	Daily average balances and interest rates (Tax equivalent basis; dollars in thousands):
Earning assets
Loans (1),(4)
Commercial (2)	$803,945	$46,589	5.80%	$739,884	$59,236	8.01%	$630,658	$52,070	8.26%
Real estate – construction	188,763	10,096	5.35%	128,208	10,033	7.83%	89,992	6,803	7.56%
Real estate – commercial	771,014	49,373	6.40%	669,370	46,441	6.94%	632,086	41,877	6.63%
Real estate – residential	489,093	27,618	5.65%	581,764	33,053	5.68%	722,753	40,211	5.56%
Installment and other consumer	408,561	26,626	6.52%	427,051	34,215	8.01%	494,946	36,980	7.47%
Lease financing (2)	170	19	11.18%	621	66	10.63%	1,500	182	12.13%
Total loans	2,661,546	160,321	6.02%	2,546,898	183,044	7.19%	2,571,935	178,123	6.93%
Investment securities (3)
Taxable	400,957	19,954	4.98%	285,645	14,961	5.24%	318,090	16,592	5.22%
Tax-exempt (2)	51,964	4,205	8.09%	72,158	5,449	7.55%	89,026	6,373	7.16%
Total investment securities (3)	452,921	24,159	5.33%	357,803	20,410	5.70%	407,116	22,965	5.64%
Federal funds sold	18,603	633	3.40%	104,165	5,269	5.06%	141,347	7,092	5.02%
Total earning assets	3,133,070	185,113	5.91%	3,008,866	208,723	6.94%	3,120,398	208,180	6.67%

Nonearning assets
Allowance for loan and lease losses	(29,391)			(28,263)			(35,959)
Cash and due from banks	86,265			89,780			113,553
Accrued interest and other assets	236,331			239,657			234,669
Total assets	$3,426,275			$3,310,040			$3,432,661

Interest-bearing liabilities
Deposits
Interest-bearing demand	$608,708	5,075	0.83%	$623,110	12,513	2.01%	$705,435	15,310	2.17%
Savings	610,875	5,629	0.92%	578,579	11,016	1.90%	530,274	7,301	1.38%
Time	1,180,553	47,293	4.01%	1,229,297	55,655	4.53%	1,226,205	47,401	3.87%
Total interest-bearing deposits	2,400,136	57,997	2.42%	2,430,986	79,184	3.26%	2,461,914	70,012	2.84%
Borrowed funds
Short-term borrowings	222,143	4,828	2.17%	92,709	4,232	4.56%	93,306	3,768	4.04%
Long-term debt	78,776	2,892	3.67%	57,458	2,099	3.65%	102,910	4,062	3.95%
Other long-term debt	20,620	1,386	6.72%	28,190	2,427	8.61%	30,930	2,610	8.44%
Total borrowed funds	321,539	9,106	2.83%	178,357	8,758	4.91%	227,146	10,440	4.60%
Total interest-bearing liabilities	2,721,675	67,103	2.47%	2,609,343	87,942	3.37%	2,689,060	80,452	2.99%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	397,267			397,918			415,211
Other liabilities	27,624			22,504			30,163
Shareholders' equity	279,709			280,275			298,227
Total liabilities and shareholders' equity	$3,426,275			$3,310,040			$3,432,661
Net interest income and interest rate spread (fully tax equivalent)		$118,010	3.44%		$120,781	3.57%		$127,728	3.68%
Net interest margin (fully tax equivalent)			3.77%			4.01%			4.09%
Interest income and yield		$183,305	5.85%		$206,442	6.86%		$205,525	6.59%
Interest expense and rate		67,103	2.47%		87,942	3.37%		80,452	2.99%
Net interest income and spread		$116,202	3.38%		$118,500	3.49%		$125,073	3.60%
Net interest margin			3.71%			3.94%			4.01%

(1)	Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2)	Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.
(3)	Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(4)	Includes loans held-for-sale.

First Financial Bancorp 2008 Annual Report 19

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2008, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2008. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2008, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

Claude E. Davis President & CEO February 25, 2009	J. Franklin Hall Executive Vice President & CFO February 25, 2009

20 First Financial Bancorp 2008 Annual Report

Report Of Independent Registered Public Accounting Firm

Report On Internal Control Over Financial Reporting

The Board of Directors and Shareholders of First Financial Bancorp

We have audited First Financial Bancorp’s Internal Control Over Financial Reporting, as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment about the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2008, and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, of First Financial Bancorp and our report dated March 3, 2009 expressed an unqualified opinion thereon.

Cincinnati, Ohio March 3, 2009

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp and subsidiaries (the Company) as of December 31, 2008, and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of First Financial Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp and subsidiaries at December 31, 2008, and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2009 expressed an unqualified opinion thereon.

Cincinnati, Ohio March 3, 2009

First Financial Bancorp 2008 Annual Report 21

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2008	2007
Assets
Cash and due from banks	$100,935	$106,224
Federal funds sold	0	106,990
Investment securities held-to-maturity
(market value of $5,135 at December 31, 2008; $5,814 at December 31, 2007)	4,966	5,639
Investment securities available-for-sale, at market value
(cost of $648,845 at December 31, 2008; $306,412 at December 31, 2007)	659,756	306,928
Investment securities trading	61	0
Other investments	27,976	33,969
Loans held for sale	3,854	1,515
Loans
Commercial	807,720	785,143
Real estate – construction	232,989	151,432
Real estate – commercial	846,673	706,409
Real estate – residential	383,599	539,332
Installment	98,581	138,895
Home equity	286,110	250,888
Credit card	27,538	26,610
Lease financing	50	378
Total loans	2,683,260	2,599,087
Less
Allowance for loan and lease losses	35,873	29,057
Net loans	2,647,387	2,570,030
Premises and equipment	84,105	78,994
Goodwill	28,261	28,261
Other intangibles	1,002	698
Accrued interest and other assets	140,839	130,068
Total assets	$3,699,142	$3,369,316

Liabilities
Deposits
Interest-bearing	$636,945	$603,870
Savings	583,081	596,636
Time	1,150,208	1,227,954
Total interest-bearing deposits	2,370,234	2,428,460
Noninterest-bearing	413,283	465,731
Total deposits	2,783,517	2,894,191
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	147,533	26,289
Federal Home Loan Bank	150,000	0
Other	57,000	72,000
Total short-term borrowings	354,533	98,289
Long-term debt	148,164	45,896
Other long-term debt	20,620	20,620
Accrued interest and other liabilities	43,981	33,737
Total liabilities	3,350,815	3,092,733

Shareholders’ equity
Preferred stock – $1,000 par value
Authorized – 80,000 shares in 2008
Outstanding – 80,000 shares in 2008	78,019	0
Common stock – no par value
Authorized – 160,000,000 shares
Issued – 48,558,614 shares in 2008 and 2007	394,169	391,962
Retained earnings	76,339	82,093
Accumulated other comprehensive loss	(11,905)	(7,127)
Treasury stock, at cost, 11,077,413 shares in 2008 and 11,190,809 shares in 2007	(188,295)	(190,345)
Total shareholders’ equity	348,327	276,583
Total liabilities and shareholders’ equity	$3,699,142	$3,369,316

See Notes to Consolidated Financial Statements.

22 First Financial Bancorp 2008 Annual Report

Consolidated Statements Of Income

	Year ended December 31,
(Dollars in thousands except per share data)	2008	2007	2006
Interest income
Loans, including fees	$159,985	$182,670	$177,699
Investment securities
Taxable	19,954	14,961	16,592
Tax-exempt	2,733	3,542	4,142
Total investment securities interest	22,687	18,503	20,734
Federal funds sold	633	5,269	7,092
Total interest income	183,305	206,442	205,525

Interest expense
Deposits	57,997	79,184	70,012
Short-term borrowings	4,828	4,232	3,768
Long-term borrowings	2,892	2,099	4,062
Subordinated debentures and capital securities	1,386	2,427	2,610
Total interest expense	67,103	87,942	80,452
Net interest income	116,202	118,500	125,073
Provision for loan and lease losses	19,410	7,652	9,822
Net interest income after provision for loan and lease losses	96,792	110,848	115,251

Noninterest income
Service charges on deposit accounts	19,658	20,766	21,958
Trust and wealth management fees	17,411	18,396	16,264
Bankcard income	5,653	5,251	4,437
Net gains from sales of loans	1,104	844	3,206
Gain on sale of merchant payment processing portfolio	0	5,501	0
Gain on sale of mortgage servicing rights	0	1,061	0
Gains on sales of branches	0	0	12,545
Gains (losses) on sales of investment securities	1,585	367	(476)
Loss on trading assets	(3,738)	0	0
Other	10,076	11,402	10,050
Total noninterest income	51,749	63,588	67,984

Noninterest expenses
Salaries and employee benefits	66,862	69,891	81,560
Pension settlement charges	0	2,222	2,969
Net occupancy	10,635	10,861	11,038
Furniture and equipment	6,708	6,761	5,607
Data processing	3,238	3,498	9,969
Marketing	2,548	2,441	3,490
Communication	2,859	3,230	3,334
Professional services	3,463	4,142	7,835
Debt extinguishment	0	0	4,295
State intangible tax	2,506	2,070	2,349
Other	16,357	15,631	20,069
Total noninterest expenses	115,176	120,747	152,515
Income before income tax expense	33,365	53,689	30,720
Income tax expense	10,403	18,008	9,449
Net income	$22,962	$35,681	$21,271

Earnings per common share:
Basic	$0.62	$0.93	$0.54
Diluted	$0.61	$0.93	$0.54
Average common shares outstanding – basic	37,112,065	38,455,084	39,539,114
Average common shares outstanding – diluted	37,484,198	38,459,138	39,562,010
See Notes to Consolidated Financial Statements.

First Financial Bancorp 2008 Annual Report 23

Consolidated Statements Of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Operating activities
Net income	$22,962	$35,681	$21,271
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan and lease losses	19,410	7,652	9,822
Provision for depreciation and amortization	6,677	7,949	8,588
Stock-based compensation expense	2,444	1,384	1,728
Pension expense	1,390	4,541	7,926
Net amortization of premiums and accretion of discounts on investment securities	179	131	(111)
Deferred income taxes	(4,210)	(3,338)	14,360
(Gains) losses on sales of investment securities	(1,585)	(367)	476
Losses on trading securities	3,738	0	0
Originations of loans held for sale	(84,199)	(68,027)	(83,365)
Net gains from sales of loans held for sale	(1,104)	(844)	(3,206)
Proceeds from sale of loans held for sale	82,553	76,564	85,696
Increase in cash surrender value of life insurance	(3,598)	(4,105)	(2,151)
Decrease (increase) in interest receivable	4,297	(869)	793
Decrease (increase) in prepaid expenses	240	(435)	(4,051)
(Decrease) increase in accrued expenses	(3,134)	706	(1,259)
(Decrease) increase in interest payable	(2,642)	1,920	883
Contribution to pension plan	0	0	(28,583)
Other	(8,764)	15,023	(4,621)
Net cash provided by operating activities	34,654	73,566	24,196

Investing activities
Proceeds from sales of investment securities available-for-sale	1,124	392	177,709
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	109,557	59,657	84,139
Purchases of investment securities available-for-sale	(368,147)	(41,303)	(31,980)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	673	3,290	4,561
Purchases of investment securities held-to-maturity	0	(934)	0
Voluntary redemption of FHLB stock	7,000	0	0
Net decrease (increase) in federal funds sold	106,990	(4,990)	(4,000)
Net (increase) decrease in loans and leases	(189,420)	(127,922)	111,555
Proceeds from surrender of life insurance	0	12,941	0
Proceeds from disposal of other real estate owned	1,785	1,734	2,990
Purchases of premises and equipment	(11,886)	(7,578)	(15,647)
Net cash (used in) provided by investing activities	(342,324)	(104,713)	329,327

Financing activities
Net (decrease) increase in total deposits	(110,674)	96,233	(127,481)
Net increase (decrease) in short-term borrowings	256,244	1,588	(14,933)
Payments on long-term borrowings	(12,732)	(17,866)	(222,893)
Proceeds on long-term borrowings	115,000	0	0
Redemption of other long-term debt	0	(10,000)	0
Cash dividends paid	(25,443)	(24,845)	(25,870)
Proceeds from issuance of preferred stock and warrant	80,000	0	0
Treasury stock purchases	0	(27,297)	(6,561)
Proceeds from exercise of stock options	0	82	254
Excess tax benefit on share-based compensation	(14)	69	87
Net cash provided by (used in) financing activities	302,381	17,964	(397,397)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(5,289)	(13,183)	(43,874)
Cash and cash equivalents at beginning of year	106,224	119,407	163,281
Cash and cash equivalents at end of year	$100,935	$106,224	$119,407

Supplemental disclosures
Interest paid	$69,746	$86,022	$79,569
Income taxes paid	$15,050	$14,445	$3,829
Acquisition of other real estate owned through foreclosure	$3,650	$2,198	$2,289
Issuance of restricted stock awards	$1,638	$2,254	$1,654
Mortgage loans exchanged for mortgage-backed securities	$89,003	$0	$0
Transfer of loans to loans held for sale	$0	$0	$39,571

See Notes to Consolidated Financial Statements.

24 First Financial Bancorp 2008 Annual Report

Consolidated Statements Of Changes In Shareholders' Equity

						Accumulated other comprehensive income (loss)
	Preferred	Preferred	Common	Common		Unrealized		Unrealized
(Dollars in thousands,	stock	stock	stock	stock	Retained	gain (loss) on	Pension	gain on	Treasury stock
except Share amounts)	shares	amount	shares	amount	earnings	AFS securities	obligation	derivatives	Shares	Amount	Total
Balances at January 1, 2006	0	$0	48,558,614	$392,607	$75,357	$(314)	$(7,562)	$0	(8,995,134)	$(160,207)	$299,881
Net income					21,271						21,271
Unrealized holding losses on securities available for sale arising during the period						(106)					(106)
Total comprehensive income											21,165
Net adjustment to initially apply SFAS No. 158, net of tax							(5,393)				(5,393)
Cash dividends declared ($0.64 per share)					(25,308)						(25,308)
Purchase of common stock									(404,000)	(6,561)	(6,561)
Tax benefit on stock option exercise				87							87
Exercise of stock options, net of shares purchased				(213)					24,598	452	239
Restricted stock awards, net				(1,473)					61,329	1,114	(359)
Share-based compensation expense				1,728							1,728
Balances at December 31, 2006	0	0	48,558,614	392,736	71,320	(420)	(12,955)	0	(9,313,207)	(165,202)	285,479

Net income					35,681						35,681
Unrealized holding gains on securities available for sale arising during the period						748					748
SFAS No. 158 adjustment, net of tax							5,500				5,500
Total comprehensive income											41,929
Cash dividends declared ($0.65 per share)					(24,908)						(24,908)
Purchase of common stock									(2,000,000)	(27,297)	(27,297)
Tax benefit on stock option exercise				69							69
Exercise of stock options, net of shares purchased				(57)					8,474	139	82
Restricted stock awards, net				(2,170)					113,927	2,015	(155)
Share-based compensation expense				1,384							1,384
Balances at December 31, 2007	0	0	48,558,614	391,962	82,093	328	(7,455)	0	(11,190,806)	(190,345)	276,583

Cumulative adjustment for accounting changes: Fair value option					(750)	750					0
Issue No. EITF 06-4					(2,499)						(2,499)
Net income					22,962						22,962
Unrealized holding gains on securities available for sale arising during the period						5,861					5,861
SFAS No. 158 adjustment							(12,158)				(12,158)
Unrealized gain on derivatives								769			769
Total comprehensive income											17,434
Issuance of preferred stock and warrant	80,000	78,019		1,981							80,000
Cash dividends declared: Common stock at $0.68 per share					(25,467)						(25,467)
Tax liability on stock option exercise				(14)							(14)
Restricted stock awards, net				(2,204)					113,393	2,050	(154)
Share-based compensation expense				2,444							2,444
Balances at December 31, 2008	80,000	$78,019	48,558,614	$394,169	$76,339	$6,939	$(19,613)	$769	(11,077,413)	$(188,295)	$348,327

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2008 Annual Report 25

Notes To Consolidated Financial Statements

1. Summary Of Significant Accounting Policies

Basis of presentation: The Consolidated Financial Statements of First Financial Bancorp. (First Financial), a bank holding company, principally serving western Ohio, Indiana, and northern Kentucky, include the accounts and operations of First Financial and its wholly owned subsidiaries - First Financial Bank, N.A. and First Financial Capital Advisors LLC, a registered investment advisor. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

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

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Financial has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

Securities classified as trading are held principally for resale in the near term and are recorded at fair value. Realized gains or losses are reported in noninterest income. Quoted market prices are used to determine the fair value of trading securities.

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

Loans held for sale may come from two sources: residential real estate loans newly originated for sale to our strategic partner and in certain circumstances, previously originated loans that have been specifically identified by management for sale based on predetermined criteria. Loans originated for sale are placed immediately into that category upon origination and are considered to be at fair market value due to the commitment to sell in a short timeframe. Loans transferred to held for sale status are done at the lower of cost or fair value with any difference charged to the allowance for loan and lease losses. Any subsequent change in carrying value, not to exceed original cost, is recorded in the Consolidated Statements of Income.

Allowance for loan and lease losses: The level of the allowance for loan and lease losses (allowance) is based upon management's evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off when management believes that the ultimate collectibility of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, is deemed to be uncollectible.

Management's determination of the adequacy of the allowance is based on an assessment of the inherent loss potential given the conditions at the time. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital leases begins with a process of estimating the probable losses inherent in the portfolio. The estimates for these commercial loans are established by category and based on First Financial's internal system of credit risk ratings and historical loss data.

The estimate of losses inherent in the commercial portfolio may then be adjusted for management's estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans and other factors such as prevailing economic conditions, lending strategies, and other influencing factors. In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

The allowance for consumer loans which includes residential real estate, installment, home equity, credit card, and overdrafts is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller and more homogeneous.

Larger balance commercial and commercial real estate loans are impaired when, based on current information and events, it is probable that First Financial will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement.

An impairment loss is recognized if the present value of expected future cash flows from the loan is less than the recorded investment in the loan (recorded investment in the loan is the principal balance plus any accrued interest, net deferred loan fees or costs, and unamortized premium or discount, and does not reflect any direct write-down of the investment) in accordance with FASB Statement No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." The impairment loss is recognized through the allowance for loan and lease losses. Loans that are impaired are recorded at the present value of expected future cash flows discounted at the loan's effective interest rate or if the loan is collateral dependent, impairment measurement is based on the fair value of the collateral. Income recognition on impaired loans is recorded on the cash basis method.

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

Goodwill and other intangible assets: Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. Core deposit intangibles were amortized on a straight-line basis over their useful lives and were fully amortized by the end of the first quarter of 2008.

Mortgage servicing assets (MSRs): During 2008, First Financial securitized $89,003 of existing residential mortgage loans, transferring the risk of repayment to the Federal Home Loan Mortgage Corporation (FHLMC). This resulted in total MSRs of $412 being recorded. The securities formed by the securitization are now accounted for as mortgage-backed securities in the available-for-sale investment portfolio.

In the first quarter of 2007, First Financial entered into an agreement to sell the right to service its conforming, conventional mortgage servicing portfolio and upon settlement of the sale, First Financial did not carry an asset for its MSRs, nor recognized any new MSRs for the remainder of 2007.

26 First Financial Bancorp 2008 Annual Report

MSRs are recognized as separate assets when loans are sold into the secondary market or securitized, servicing retained. Upon sale, the mortgage servicing right was established, which represented the then current market value of future net cash flows expected to be realized for performing the servicing activities. The market value of the mortgage servicing rights was estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which were determined based on current market conditions. The expected and actual rates of mortgage loan prepayments were the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduced estimated future net servicing cash flows because the life of the underlying loan was reduced. In determining the market value of the mortgage servicing rights, mortgage interest rates were used to determine prepayment and discount rates, and were held constant over the estimated life of the portfolio.

Capitalized mortgage servicing rights were reported in other assets in 2008 and amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.

Other real estate owned: Other real estate owned represents properties primarily acquired by First Financial's bank subsidiary through loan defaults by clients. The property is recorded at the lower of cost or fair value minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. Any gains or losses realized at the time of disposal are reflected in income.

Deferred income taxes: Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable.

First Financial adopted the provisions of FASB Interpretation Number ("FIN") 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109," effective January 1, 2007. The adoption of FIN 48 did not have a material impact on the Consolidated Financial Statements of First Financial.

Capital: In December 2008, First Financial completed the sale of $80,000 in perpetual preferred securities to the U.S. Treasury under its Capital Purchase Program (CPP), as a component of its Troubled Asset Relief Program (TARP). This represented approximately 3.00% of its risk-weighted assets as of September 30, 2008. The preferred shares will pay a cumulative dividend of 5.00% per year for the first five years and will reset to a rate of 9.00% per year thereafter. The dividends are payable quarterly in arrears. The preferred shares are non-voting, other than class voting rights on certain matters that could adversely affect the Senior Preferred Shares. They are also callable by First Financial at the par value of $1,000 per share, subject to consultation with First Finanical’s primary regulator, the Office of the Comptroller of the Currency and with the approval of the Treasury. The Treasury may also transfer the Senior Preferred Shares to a third party at any time.

In conjunction with the purchase of the preferred shares, the Treasury received a warrant to purchase 930,233 common shares at an exercise price of $12.90. The warrant has a term of 10 years. The Treasury agreed not to exercise voting power with respect to the common shares that it acquires upon exercise of the warrant.

Comprehensive income (loss): Comprehensive income (loss) is defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income (loss) includes the unrealized holding gains and losses from available-for-sale securities arising during the period. First Financial recorded unrealized holding gains of $6,939 at December 31, 2008 and $328 at December 31, 2007. While there was no income tax expense or benefit, there was a deferred tax liability associated with available-for-sale securities of $3,972 at December 31, 2008 and $188 at December 31, 2007.

Accumulated other comprehensive income (loss) also includes the unrealized gain on derivatives (cash flow hedges). First Financial recorded an unrealized gain of $769 as of December 31, 2008. No income tax expense is recorded. However, a deferred tax liability of $440 associated with this derivative instrument was recorded as of December 31, 2008. Prior to 2008, First Financial did not participate in any cash flow hedges required to be reported under FASB Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," as amended. Refer to Note 6 for additional information.

There was a net deferred tax asset recorded to reflect the funded status of the postretirement benefit plans of $11,226 and $4,283 as of December 31, 2008 and 2007, respectively.

Pension: First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting relate to the discount rates, the expected return on plan assets, and the rate of compensation increase. First Financial adopted the recognition and disclosure provisions of FASB Statement No. 158 (SFAS No. 158), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)," effective December 31, 2006.

Derivative instruments: First Financial accounts for its derivative financial instruments in accordance with SFAS No. 133. SFAS No. 133 requires all derivative instruments to be carried at fair value on the balance sheet. First Financial designates derivative instruments used to manage interest-rate risk as hedge relationships with certain assets or liabilities being hedged.

First Financial has entered into derivative transactions, primarily interest rate swaps, to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, and under the provisions of SFAS No. 133 and related amendments, are considered to be fair value hedges.

Because the critical terms of the hedged financial instruments and the derivative instruments coincide, the changes in the fair value of the hedged financial instruments and the derivative instruments offset and the hedges are considered to be highly effective. For a fair value hedge, the fair value of the interest rate swap is recognized on the Consolidated Balance Sheets as either a freestanding asset or liability with a corresponding adjustment to the hedged financial instrument. Subsequent adjustments due to changes in the fair value of a derivative that qualifies as a fair value hedge are offset in current period earnings. Under the fair value method, any derivative gains or losses not effective in hedging the change in fair value of the hedged item would be recognized in the Consolidated Statements of Income.

Stock-based compensation: First Financial grants stock-based awards, including restricted stock and options to purchase common stock. Stock option grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation for awards is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. The amortization of stock-based compensation reflects estimated forfeitures adjusted for actual forfeiture experience. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, cancelled, or expire, First Financial may be required to recognize an adjustment to tax expense.

Earnings per share: Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock, and dilutive common stock equivalents outstanding during the period. Diluted net income available to common shareholders is computed by dividing net income, less dividends paid on preferred shares, by common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under First Financial's stock plans and the assumed conversion of common stock warrants, using the treasury stock method.

Cash flow information: For purposes of the Consolidated Statements of Cash Flows, First Financial considers cash and due from banks as cash and cash equivalents.

Segments and related information: In 2008, management continued to review operating performance and make decisions as one banking segment in contiguous geographic markets.

Recently adopted and issued accounting standards: The following section discusses new accounting policies adopted by First Financial during 2008 and the expected impact of accounting standards recently issued but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects financial condition, results of operations, or liquidity, the impacts are discussed in the applicable Notes to the Consolidated Financial Statements as referenced below.

Effective January 1, 2008, First Financial adopted FASB Statement No. 157 (SFAS No. 157), "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value is defined under SFAS No. 157, from the point of view of the transferor, as the price that would be

First Financial Bancorp 2008 Annual Report 27

Notes To Consolidated Financial Statements

received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability at the measurement date. Refer to Note 17 for additional information.

Effective January 1, 2008, First Financial adopted FASB Statement No. 159 (SFAS No. 159), "The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115." This statement permits the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. Refer to Note 17 for additional information.

Effective January 1, 2008, First Financial adopted EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Split-Dollar Life Insurance Arrangements." EITF Issue No. 06-4 applies to split-dollar life insurance arrangements whose benefits continue into the employees' retirement. Refer to Note 13 for additional information.

Effective January 1, 2008, First Financial adopted EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF Issue No. 06-11 requires companies to recognize in shareholders' equity the tax benefit of dividends paid on unvested share-based payments, consistent with First Financial's historical accounting. When the related award is forfeited or is no longer expected to vest (i.e. due to a performance condition not anticipated to be met), Issue No. 06-11 requires companies to record the dividend payment as salary and benefits expense and the related tax impact as a tax benefit in the income statement. The adoption of EITF Issue No. 06-11 did not have a material impact on First Financial.

Effective January 1, 2008, First Financial adopted FSP 39-1, "Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts." FSP 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, should also be offset against the fair value of the related derivative instruments. First Financial adopted a net presentation for derivative positions and related collateral entered into under master netting agreements pursuant to the guidance in FSP 39-1. The adoption of FSP 39-1 resulted in balance sheet reclassifications of certain cash collateral-based short-term investments against the related derivative liabilities. The effects of these reclassifications will fluctuate in the future based on the fair values of the derivative contracts, but overall are not expected to have a material impact on either total assets or total liabilities.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." This statement significantly changes how business acquisitions are accounted for, continuing the transition to fair value measurement, and will impact financial statements both on the acquisition date and in subsequent periods. This statement requires the acquirer to recognize assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at their respective fair values as of the acquisition date. SFAS No. 141(R) changes the treatment of acquisition-related costs, restructuring costs related to an acquisition that the acquirer expects but is not obligated to incur, contingent consideration associated with the purchase price, and preacquisition contingencies associated with acquired assets and liabilities. In addition, SFAS No. 141(R) requires enhanced disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for years beginning after December 15, 2008, and is required to be applied prospectively to future business combinations. Early adoption is not permitted.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Financial Statements." This statement changes the accounting and reporting for minority interests, which are recharacterized as noncontrolling interests and classified as a component of shareholders' equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing consolidated minority interests. All other requirements of SFAS No. 160 are required to be applied prospectively with early adoption not permitted. First Financial has no existing consolidated minority interests and management does not anticipate this will occur in the future; therefore, SFAS No. 160 is not anticipated to have an impact on First Financial.

In February of 2008, the FASB issued Staff Position No. FAS 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions." This position applies to a repurchase financing, which is a repurchase agreement that relates to a previously transferred financial asset between the same counterparties, that is entered into contemporaneously with the initial transfer. This position presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement, known as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing may not be evaluated as a linked transaction and must be evaluated separately under FASB Statement No. 140. Staff Position No. FAS 140-3 is effective for years and interim periods beginning after November 15, 2008, with early adoption not permitted. Staff Position No. FAS 140-3 is not anticipated to have an impact on First Financial.

In March of 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." This standard is intended to help investors better understand how derivative instruments and hedging activities impact an entity's financial condition, financial performance, and cash flows through enhanced disclosure requirements. SFAS No. 161 is effective for financial statements issued for years and interim periods beginning after November 15, 2008, with early application encouraged. First Financial is evaluating the enhanced disclosure requirements and does not anticipate a material impact on the Consolidated Financial Statements.

2. Restrictions On Cash And Due From Bank Accounts

First Financial's bank subsidiary is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts, for 2008 and 2007 were approximately $9,639 and $25,462, respectively. Beginning in October of 2008, the Federal Reserve Bank began paying a short-term market interest rate on depository institutions required and excess reserve balances.

3. Mortgage-Servicing Rights

Changes in capitalized mortgage-servicing rights are summarized as follows:

(Dollars in thousands)	2008	2007	2006
Balance at beginning of year	$0	$4,448	$5,527
Rights capitalized	412	121	729
Amortization	(14)	(308)	(1,808)
Rights sold	0	(4,261)	0
Balance at end of year	$398	$0	$4,448

During 2008, First Financial securitized $89,003 of existing residential mortgage loans, transferring the risk of repayment to the FHLMC. This resulted in total MSRs of $412 being recorded.

The estimated fair value of capitalized mortgage servicing rights was $398, $0, and $6,516 at December 31, 2008, 2007, and 2006, respectively.

In the first quarter of 2007, First Financial entered into an agreement to sell the right to service its conforming, conventional mortgage servicing portfolio of $591,895. First Financial recorded a gain of $1,061 associated with the sale.

Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $87,312, $0, and $617,086 at December 31, 2008, 2007, and 2006, respectively.

Custodial escrow balances maintained at First Financial in connection with these serviced mortgage loans were $0, $0, and $4,250 at December 31, 2008, 2007, and 2006, respectively.

28 First Financial Bancorp 2008 Annual Report

4. Restrictions On Subsidiary Dividends, Loans, Or Advances

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to First Financial by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations, which is equal to the net income of the current year through the dividend date, combined with its retained net income of the preceding two years. As of December 31, 2008 First Financial’s subsidiaries had retained earnings of $135,884 of which $2,374 was available for distribution to First Financial without prior regulatory approval.

5. Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, First Financial offers a variety of financial instruments with off-balance-sheet risk to its clients to aid them in meeting their requirements for liquidity and credit enhancement. These financial instruments include standby letters of credit and commitments outstanding to extend credit. U.S. generally accepted accounting principles do not require these financial instruments to be recorded in the Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders’ Equity, and Consolidated Statements of Cash Flows.

First Financial’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for standby letters of credit, and commitments outstanding to extend credit, is represented by the contractual amounts of those instruments. First Financial uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Standby letters of credit - These transactions are conditional commitments issued by First Financial to guarantee the performance of a client to a third party. First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services. The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party. First Financial has issued standby letters of credit aggregating $22,523 and $25,227 at December 31, 2008, and 2007, respectively.

Management conducts regular reviews of these instruments on an individual client basis. Management does not anticipate any material losses as a result of these letters of credit.

Loan commitments - Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Financial evaluates each client’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. First Financial had commitments outstanding to extend credit totaling $767,280 and $728,472 at December 31, 2008, and 2007, respectively. Management does not anticipate any material losses as a result of these commitments.

6. Derivatives

The use of derivative instruments allows First Financial to meet the needs of its clients while managing the interest-rate risk associated with certain transactions. First Financial’s board of directors has authorized the use of certain derivative products, including interest rate caps, floors, and swaps. First Financial does not use derivatives for speculative purposes and does not have any derivatives that are not designated as hedges.

While authorized to use a variety of derivative products, First Financial primarily utilizes interest rate swaps as a means to offer borrowers products that meet their needs and may from time to time utilize interest rate swaps to manage the macro interest rates risk profile of the company. These agreements establish the basis on which interest rate payments are exchanged with counterparties and are referred to as the notional amount. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amount and the company’s credit risk exposure is limited to the market value of the instrument.

First Financial manages this market value credit risk through counterparty credit policies. These policies require the company to maintain a total derivative notional position of less than 10.0% of assets, total credit exposure of less than 3.0% of capital, and no single counterparty credit risk exposure greater than $20,000. First Financial is currently well below all single counterparty and portfolio limits. At December 31, 2008, First Financial had a total counterparty notional amount outstanding of $154,061, spread among six counterparties, with an outstanding liability from these contracts of $18,411. At December 31, 2007, First Financial had a total counterparty notional amount outstanding of $80,383, spread among five counterparties, with an outstanding liability of $3,489.

In connection with its use of derivative instruments, First Financial from time to time is required to post cash collateral with its counterparties to offset its market position. Derivative collateral balances were $12,060 and $936 at December 31, 2008, and December 31, 2007, respectively. First Financial classifies the derivative cash collateral outstanding with its counterparties as an adjustment to the fair value of the derivative contracts within accrued interest and other liabilities in the Consolidated Balance Sheets.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair Value Hedges - First Financial utilizes interest rate swaps as a means to offer commercial borrowers products that meet their needs, primarily creating for them synthetic fixed rate borrowings, but are also designed to achieve First Financial’s desired interest rate risk profile at the time. The fair value hedge swap agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by First Financial, through its loan clients, of fixed-rate amounts over the life of the agreements without an exchange of the underlying principal or notional amount. This results in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset. The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income. All of First Financial’s fair value hedges are considered effective.

Cash Flow Hedges – First Financial utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. During the third quarter of 2008, First Financial executed a prime interest rate swap to hedge against interest rate volatility on $50,000 of prime-based, floating rate loans. The prime interest rate swap involved the receipt of fixed-rate interest amounts in exchange for variable-rate interest payments over the life of the agreement without exchange of the underlying notional amount. The net interest receivable or payable on the prime interest rate swap was accrued and recognized as an adjustment to interest income or interest expense. The fair value of the prime interest rate swap was included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the prime interest rate swap were included in accumulated comprehensive income (loss) on the Consolidated Balance Sheets. Derivative gains and losses not considered effective in hedging the cash flows related to these loans, if any, would be recognized immediately in income. All of First Financial’s cash flow hedges are considered effective.

First Financial terminated the $50,000 prime interest rate swap during the fourth quarter of 2008 to mitigate perceived counterparty risk and locked in the favorable value of the swap at the time. Terminating the prime interest rate swap resulted in a $1,284 pre-tax gain that is included in accumulated comprehensive income (loss) on the Consolidated Balance Sheets. The $1,284 gain will be amortized into income over the remaining term of the original prime interest rate swap. A total of $475 of the unrecognized net gain is expected to be recognized in 2009.

First Financial Bancorp 2008 Annual Report 29

Notes To Consolidated Financial Statements

The following table summarizes the derivative financial instruments utilized by First Financial and their balances:

	December 31, 2008			December 31, 2007
	Notional	Estimated Fair Value		Notional	Estimated Fair Value
(Dollars in thousands)	Amount	Gain	(Loss)	Amount	Gain	(Loss)
Fair value hedges
Pay fixed interest rate swaps with counterparty	$24,703	$2	$(3,339)	$28,903	$79	$(866)

Matched customer hedges
Client interest rate swaps with bank	129,358	15,074	0	51,480	2,702	0
Bank interest rate swaps with counterparty	129,358	0	(15,020)	51,480	0	(2,702)
Total	$283,419	$15,076	$(18,359)	$131,863	$2,781	$(3,568)

7. Investment Securities

The following is a summary of investment securities as of December 31, 2008:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Securities of U.S. government
agencies and corporations					$44,951	$1,731	$0	$46,682
Mortgage-backed securities	$190	$0	$(1)	$189	563,341	9,640	(465)	572,516
Obligations of state and
other political subdivisions	4,776	170		4,946	35,992	461	(301)	36,152
Other securities	0	0	0	0	4,561	73	(228)	4,406
Total	$4,966	$170	$(1)	$5,135	$648,845	$11,905	$(994)	$659,756

The following is a summary of investment securities as of December 31, 2007:
	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Securities of U.S. government
agencies and corporations					$85,124	$705	$(39)	$85,790
Mortgage-backed securities	$274	$2	$(1)	$275	151,753	1,219	(1,198)	151,774
Obligations of state and
other political subdivisions	5,365	183	(9)	5,539	59,475	925	(39)	60,361
Other securities	0	0	0	0	10,060	222	(1,279)	9,003
Total	$5,639	$185	$(10)	$5,814	$306,412	$3,071	$(2,555)	$306,928

During the year ended December 31, 2008, no available-for-sale securities were sold. However, a $1,585 gain was recorded on the redemption of Visa, Inc. common shares upon its initial public offering. There was a net investment gain after taxes of $996 for the year ended December 31, 2008. The applicable income tax effect was an expense of $589 for 2008.

During the year ended December 31, 2007, no available-for-sale securities were sold. However, a $367 gain was recorded on the redemption of Mastercard Incorporated common shares upon its initial public offering. There was a net investment gain after taxes of $233 for the year ended December 31, 2007. The applicable income tax effect was an expense of $134 for 2007.

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

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements, and for other purposes as required by law totaled $466,096 at December 31, 2008, and $234,002 at December 31, 2007.

The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2008, by estimated lives, are shown in the table that follows.

Estimated lives on mortgage-backed securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following is a summary of investment securities by estimated maturity as of December 31, 2008:

	Held-to-Maturity		Available-for-Sale
	Amortized	Market	Amortized	Market
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less	$502	$505	$10,614	$10,678
Due after one year through five years	2,764	2,882	235,482	240,677
Due after five years through ten years	693	715	269,283	274,309
Due after ten years	1,007	1,033	133,466	134,092
Total	$4,966	$5,135	$648,845	$659,756

30 First Financial Bancorp 2008 Annual Report

The following tables present the age of gross unrealized losses and associated fair value by investment category.

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Securities of U.S. government agencies and corporations	$11	$0	$0	$0	$11	$0
Mortgage-backed securities	32,362	311	15,925	154	48,287	465
Obligations of state and other political subdivisions	1,904	284	659	17	2,563	301
Other securities	44	0	1,787	228	1,831	228
Total	$34,321	$595	$18,371	$399	$52,692	$994

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Securities of U.S. government agencies and corporations	$4,983	$17	$5,186	$22	$10,169	$39
Mortgage-backed securities	553	2	78,684	1,197	79,237	1,199
Obligations of state and other political subdivisions	1,814	1	2,965	47	4,779	48
Other securities	7,405	1,279	0	0	7,405	1,279
Total	$14,755	$1,299	$86,835	$1,266	$101,590	$2,565

Unrealized losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost. First Financial has the intent and ability to hold all debt security issues temporarily impaired until maturity or recovery of book value. All securities with unrealized losses are reviewed quarterly to determine if any impairment is other than temporary, requiring a write-down to fair market value. At December 31, 2008, management does not consider these securities to be other-than-temporarily impaired.

8. Loans

Information as to nonaccrual, restructured, and impaired loans at December 31 was as follows:

(Dollars in thousands)	2008	2007	2006
Principal balance
Nonaccrual loans
Commercial	$6,170	$2,677	$2,610
Real estate – commercial	4,779	5,965	4,102
Real estate – residential	5,363	3,063	1,482
Installment	459	734	1,328
Home equity	1,204	1,662	698
All other	6	12	16
Total nonaccrual loans	17,981	14,113	10,236
Restructured loans	204	567	596
Total	$18,185	$14,680	$10,832

Impaired loans requiring a valuation allowance of $864 in 2008, $2,638 in 2007, and $1,018 in 2006	$1,472	$4,764	$2,133
Impaired loans not requiring a valuation allowance	16,509	9,348	8,103
Total impaired loans	$17,981	$14,113	$10,236
Average impaired loans for the year	$15,085	$12,530	$18,586

Interest income effect
Gross amount of interest that would have been recorded under original terms	$1,221	$1,334	$989
Interest included in income
Nonaccrual loans	569	538	479
Restructured loans	16	43	42
Total interest included in income	585	581	521
Net impact on interest income	$636	$753	$468

Commitments outstanding to borrowers with nonaccrual loans	$712	$0	$0

First Financial Bancorp 2008 Annual Report 31

Notes To Consolidated Financial Statements

The allowances for loan and lease losses related to loans that are identified as impaired, as defined by SFAS No. 114 and amended by SFAS No. 118, are based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2008	2007	2006
Balance at beginning of year	$29,057	$27,386	$42,485
Provision for loan and lease losses	19,410	7,652	9,822
Loans charged-off	(14,637)	(9,422)	(15,618)
Write-down on loans transferred to held-for-sale	0	0	(12,731)
Recoveries	2,043	3,441	3,428
Balance at end of year	$35,873	$29,057	$27,386

The balances of other real estate acquired through loan foreclosures, repossessions, or other workout situations are carried at net realizable value. Changes in other real estate owned for the three years ended December 31 were as follows:

(Dollars in thousands)	2008	2007	2006
Balance at beginning of year	$2,636	$2,334	$3,162
Additions
Commercial	1,454	1,596	1,048
Residential	2,196	602	1,241
Total additions	3,650	2,198	2,289
Disposals
Commercial	1,154	1,054	1,833
Residential	631	680	1,157
Total disposals	1,785	1,734	2,990
Charge-offs
Commercial	454	108	127
Residential	19	54	0
Total charge-offs	473	162	127
Balance at end of year	$4,028	$2,636	$2,334

First Financial’s operations are geographically concentrated in primarily a three state region consisting of Ohio, Kentucky and Indiana. Commercial real estate lending is a significant component of First Financial’s operations and in certain cases these loans are supported by collateral with similar characteristics. This could result in First Financial’s commercial real estate portfolio being considered a concentration of credit risk.

9. Premises and Equipment

Premises and equipment at December 31 were summarized as follows:

(Dollars in thousands)	2008	2007
Land and land improvements	$26,690	$25,619
Buildings	71,809	65,168
Furniture and fixtures	40,506	41,900
Leasehold improvements	8,821	8,737
Construction in progress	4,760	566
	152,586	141,990

Less accumulated depreciation and amortization	68,481	62,996
Total	$84,105	$78,994

Rental expense recorded under operating leases in 2008, 2007, and 2006, was $2,072, $2,289, and $2,130, respectively.

Future minimum lease payments for operating leases are as follows:

December 31,
(Dollars in thousands)	2008
2009	$1,807
2010	1,690
2011	1,502
2012	1,427
2013	1,308
Thereafter	2,222
Total	$9,956

32 First Financial Bancorp 2008 Annual Report

10. Borrowings

The following is a summary of short-term borrowings for the last three years:

	2008		2007		2006
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year end
Federal funds purchased and securities sold under agreements to repurchase	$147,533	0.29%	$26,289	2.56%	$57,201	2.79%
Federal Home Loan Bank borrowings	150,000	0.67%	0	N/A	0	N/A
Other short-term borrowings	57,000	1.14%	72,000	5.32%	39,500	5.92%
Total	$354,533	0.59%	$98,289	4.58%	$96,701	4.07%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$46,913	1.15%	$34,691	2.60%	$53,599	2.45%
Federal Home Loan Bank borrowings	118,550	2.05%	0	N/A	0	N/A
Other short-term borrowings	56,680	3.28%	58,018	5.74%	39,707	6.18%
Total	$222,143	2.17%	$92,709	4.56%	$93,306	4.04%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$147,533		$49,928		$59,941
Federal Home Loan Bank borrowings	248,000		0		0
Other short-term borrowings	73,000		78,500		39,500

Repurchase Agreements are utilized for corporate sweep accounts, on which Cash Management Account Agreements are in place. All are subject to the terms and conditions of Repurchase/Security Agreements between the bank and client. To secure First Financial Bank’s liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agencies, and mortgage-backed securities.

First Financial maintains a short-term revolving credit facility with an unaffiliated bank. This facility provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2008, the outstanding balance was $57,000. First Financial entered into the credit facility for $75,000 during the first quarter of 2007 for a period of one year. In the third quarter of 2007, First Financial increased the line to $85,000 until February 1, 2008, at which time it was reduced back to $75,000. The outstanding balance on the line was below $75,000 at the time of the line reduction. The variable interest rate on this line of credit is the overnight London Inter-Bank Offered Rate (LIBOR) plus a spread. The credit agreement requires First Financial to maintain certain covenants including those related to asset quality and capital levels. First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2008.

Long-term debt on the Consolidated Balance Sheets consists of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral. During the third quarter of 2008, First Financial executed $115,000 of these term debt instruments utilizing a combination of its funding sources from the pledging of $65,000 of investment securities and the $50,000 borrowing from the FHLB. The $115,000 of borrowings have multiple callable maturities between two and three years and a weighted average rate of 3.63%. This strategy was primarily executed to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the balance sheet. Securities pledged as collateral in conjunction with the repurchase agreements are included within investment securities available-for-sale on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, were secured by certain residential mortgage loans, as well as certain government and agency securities, with a book value of $506,010 at December 31, 2008. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

The following is a summary of long-term debt:

(Dollars in thousands)	December 31, 2008
	Amount	Average Rate
Federal Home Loan Bank	$83,164	3.74%
National Market Repurchase Agreement	65,000	3.50%
Total long-term debt	$148,164	3.63%

As of December 31, 2008, the long-term debt matures as follows:

(Dollars in thousands)	FHLB	Repurchase Agreement
2009	$15,000	$0
2010	1,157	0
2011	50,000	0
2012	0	0
2013	0	12,500
Thereafter	17,007	52,500
Total	$83,164	$65,000

Other long-term debt appearing on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarter of 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II), and in the third quarter of 2002 by First Financial (OH) Statutory Trust I (Trust I).

The debentures issued in 2002 were eligible for early redemption by First Financial in September 2007, with a final maturity in 2032. In September 2007, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10,000. The debentures issued in 2003 were eligible for early redemption by First Financial in September 2008. First Financial did not elect to redeem early, but under terms of the agreement may redeem the securities on any interest payment date after September 2008, with a final maturity in 2033.

First Financial owns 100% of the common equity of the remaining trust, Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures and are recorded as interest expense of First Financial. The interest rate is subject to change every three months, indexed to the three-month LIBOR. First Financial has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on First Financial’s common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debenture currently qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of qualifying Tier I capital. The company has the capacity to issue approximately $93,503 in additional qualifying debentures under these guidelines.

First Financial Bancorp 2008 Annual Report 33

Notes To Consolidated Financial Statements

The following is a summary of other long-term debt:

	December 31, 2008
(Dollars in thousands)	Amount	Rate	Maturity Date
First Financial (OH) Statutory Trust II	$20,000	4.57%	9/30/2033

11. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2008	2007	2006
Current expense (benefit)
Federal	$14,011	$19,820	$(4,593)
State	602	1,526	(318)
Total	14,613	21,346	(4,911)
Deferred (benefit) expense
Federal	(4,053)	(3,207)	13,747
State	(157)	(131)	613
Total	(4,210)	(3,338)	14,360
Income tax expense	$10,403	$18,008	$9,449

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates was due to the following:

(Dollars in thousands)	2008	2007	2006
Income taxes computed at federal statutory rate (35%) on income before income taxes	$11,678	$18,791	$10,752
Tax-exempt income	(982)	(1,238)	(1,519)
Bank-owned life insurance	(798)	(763)	(763)
State income taxes, net of federal tax benefit	289	907	192
Other	216	311	787
Income tax expense	$10,403	$18,008	$9,449

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2008, and 2007, were as follows:

(Dollars in thousands)	2008	2007
Deferred tax assets
Allowance for loan and lease losses	$13,059	$10,170
Deferred compensation	272	238
Unrealized loss on securities available-for-sale	314	351
Postretirement benefits other than pension liability	210	738
Accrued stock-based compensation	822	618
Accrued severance payments	10	339
Deferred loan fees and costs	0	51
Loss on preferred securities	1,791	0
Other	411	373
Total deferred tax assets	16,889	12,878

Deferred tax liabilities
Tax depreciation greater than book depreciation	(2,739)	(2,385)
FHLB stock dividends	(3,368)	(4,091)
Mortgage-servicing rights	(145)	0
Leasing activities	(16)	(108)
Prepaid pension	(6,054)	(6,309)
Intangible assets	(4,195)	(3,279)
Deferred loan fees and costs	(91)	0
Prepaid expenses	(538)	(607)
Fair value adjustments on acquisitions	(582)	(604)
Other	(670)	(1,627)
Total deferred tax liabilities	(18,398)	(19,010)
Net deferred tax liability recognized through the Consolidated Statements of Income	(1,509)	(6,132)
Net deferred tax asset related to accumulated other comprehensive income items, recognized in equity section of the Consolidated Balance Sheets:
Unfunded pension obligation	11,226	4,282
Unrealized gain on AFS securities	(3,972)	(188)
Unrealized gain on derivatives	(440)	0
Net deferred tax asset related to accumulated other comprehensive income	6,814	4,094
Total net deferred tax asset (liability)	$5,305	$(2,038)

34 First Financial Bancorp 2008 Annual Report

At December 31, 2008, and 2007, First Financial had no FIN 48 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

First Financial recognizes interest and penalties on income tax assessments or income tax refunds in the Consolidated Financial Statements as a component of noninterest expense.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Indiana. First Financial's income tax returns are subject to review and examination by federal, state, and local government authorities. The calendar years through 2004 have been closed by the Internal Revenue Service. The years open to examination by state and local government authorities vary by jurisdiction, and First Financial is not aware of any material outstanding examination matters.

12. Regulatory Capital

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (as defined in the regulations and set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and to average assets, respectively. Management believes, as of December 31, 2008, that First Financial meets all capital adequacy requirements to which it is subject. At December 31, 2008, and 2007, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since those notifications that management believes has changed the institution's category.

First Financial's Tier 1 capital is comprised of total shareholders' equity plus junior subordinated debentures, less unrealized gains and losses and any amounts resulting from the application of SFAS No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," that is recorded within accumulated other comprehensive income (loss), intangible assets, and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus the qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for total risk-based capital including intangibles and non-qualifying mortgage servicing assets and allowance for loan and lease losses.

The significant increase in the regulatory capital ratios at December 31, 2008, as compared to December 31, 2007, was the result of the $80,000 investment in First Financial by the U.S. Treasury in the form of cumulative perpetual preferred securities. These securities are considered Tier I capital for regulatory capital purposes. Refer to Note 1 for additional information.

Actual and required capital amounts and ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital to risk-weighted assets
Consolidated	$392,180	13.62%	$230,284	8.00%	N/A	N/A
First Financial Bank	354,333	12.37%	229,086	8.00%	$286,358	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	356,307	12.38%	115,142	4.00%	N/A	N/A
First Financial Bank	311,037	10.86%	114,543	4.00%	171,815	6.00%

Tier 1 capital to average assets
Consolidated	356,307	10.00%	141,689	4.00%	N/A	N/A
First Financial Bank	311,037	8.77%	141,188	4.00%	176,485	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital to risk-weighted assets
Consolidated	$303,103	11.38%	$213,041	8.00%	N/A	N/A
First Financial Bank	341,702	12.92%	211,604	8.00%	$264,505	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	274,046	10.29%	106,520	4.00%	N/A	N/A
First Financial Bank	305,394	11.55%	105,802	4.00%	158,703	6.00%

Tier 1 capital to average assets
Consolidated	274,046	8.33%	132,395	4.00%	N/A	N/A
First Financial Bank	305,394	9.39%	131,121	4.00%	162,356	5.00%

First Financial Bancorp 2008 Annual Report 35

Notes To Consolidated Financial Statements

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

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income:

	December 31,
(Dollars in thousands)	2008	2007
Change in benefit obligation
Benefit obligation at beginning of year	$43,521	$50,448
Service cost	2,242	3,254
Interest cost	2,558	2,744
Settlement	0	(6,494)
Amendments	0	(6,484)
Actuarial (gain) loss	(49)	826
Benefits paid, excluding settlement	(3,633)	(773)
Benefit obligation at end of year	44,639	43,521

Change in plan assets
Fair value of plan assets at beginning of year	49,866	52,500
Actual return on plan assets	(15,748)	4,633
Settlement	0	(6,494)
Benefits paid, excluding settlement	(3,633)	(773)
Fair value of plan assets at end of year	30,485	49,866

Amounts recognized in the Consolidated Balance Sheets
Assets	0	6,345
Liabilities	(14,154)	0
Net amount recognized	$(14,154)	$6,345

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$36,650	$17,999
Net prior service cost	(5,811)	(6,234)
Net transition amount	0	(35)
Deferred tax assets	(11,226)	(4,280)
Net amount recognized	$19,613	$7,450

Change in accumulated other comprehensive income (loss)	$12,163	$(5,587)

Accumulated benefit obligation	$41,957	$39,694

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$44,639	$0
Accumulated benefit obligation	41,957	0
Fair value of plan assets	30,485	0

36 First Financial Bancorp 2008 Annual Report

Components of net periodic benefit cost

	December 31,
(Dollars in thousands)	2008	2007	2006
Service cost	$2,242	$3,254	$3,630
Interest cost	2,558	2,744	3,025
Expected return on assets	(4,049)	(4,341)	(2,890)
Amortization of initial net asset	(35)	(47)	(54)
Amortization of prior service cost	(423)	(187)	55
Recognized net actuarial loss	1,097	896	1,182
Curtailment loss	0	0	7
Settlement loss	0	2,222	2,962
Net periodic benefit cost	1,390	4,541	7,917

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial loss (gain)	19,748	534	(3,239)
Prior service credit	0	(6,484)	0
Amortization of prior service cost (credit)	423	187	(62)
Amortization of gain	(1,097)	(896)	(1,182)
Amortization of transition asset	35	47	54
Settlements	0	(2,222)	(2,962)
Total recognized in accumulated other comprehensive income (loss)	19,109	(8,834)	(7,391)
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$20,499	$(4,293)	$526

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$1,549	$958	$906
Amortization of prior service (credit) cost	(423)	(423)	50
Amortization of transition asset	0	(35)	(47)

Weighted-average assumptions to determine:
	December 31,
	2008	2007
Benefit obligations
Discount rate	6.26%	6.12%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	6.12%	5.98%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%

The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

	Plan Assets at December 31,
	2008	2007
Asset Category
Equity securities	68.34%	82.37%
Bond securities	27.84%	16.99%
Other	3.82%	0.64%
Total	100.00%	100.00%

Plan assets are administered by the Wealth Resource Group of First Financial Bank, N.A. and primarily consist of equity and debt mutual funds, as well as money market funds. 77.03% and 86.24% of plan assets at December 31, 2008, and 2007, respectively, were invested in various options of the First Funds for which First Financial Capital Advisors, LLC, a wholly-owned subsidiary of First Financial, serves as investment advisor. The pension plan does not own any shares of First Financial common stock, directly or through any equity fund.

Each fund's policy provides an investment range that allows the fund's investment advisor the latitude to manage the account within certain pre-established parameters. First Financial, through its retirement committee, has chosen the Trust-Growth-Balanced Funding Policy which allows an asset mix of 45% to 75% in equity securities and 25% to 55% in fixed income or bond securities.

The plan held 4,200,246 shares of the First Funds Caliber Equity fund at December 31, 2008, with a fair value of $14,995. During 2008, the First Funds Caliber Equity fund purchased 1,086,320 shares and sold 1,022,316 shares of the fund. The plan received dividends of $3,791 from the First Funds. The plan also held a total of 208,521 shares in other funds at December 31, 2008, with a fair value of $5,839. Dividends received from these funds were $270.

The plan held assets of the First Funds Sterling Income fund with a cost basis of $3,133 and a fair value of $8,487 at December 31, 2008. During 2008, this fund made no sales or purchases. Income received from this fund was $335.

First Financial expects to contribute $2,400 to its pension plan in 2009. These contributions will be required to meet ERISA's minimum funding standards and the estimated quarterly contribution requirements during this period.

First Financial Bancorp 2008 Annual Report 37

Notes To Consolidated Financial Statements

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2009	$3,078
2010	3,093
2011	3,479
2012	5,298
2013	5,402
Thereafter	25,304

First Financial also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. During 2007, First Financial contributed $0.50 for each $1.00 an employee contributed, up to a maximum First Financial contribution of 3.00% of the employee's earnings. Beginning in 2008, First Financial contributed $1.00 for every $1.00 an employee contributed up to 3.00% of the employee's earnings and then contributed $0.50 for every $1.00 of the next 2.00% of the employee's earnings, up to a maximum First Financial total contribution of 5.00% of the employee's earnings. All First Financial matching contributions vest immediately. First Financial contributions to the 401(k) plan are at the discretion of the board of directors. Total First Financial contributions to the 401(k) plan were $1,895 during 2008, $1,142 during 2007, and $1,198 during 2006.

First Financial has purchased bank-owned life insurance on certain of its employees. The cash surrender value of these policies is carried as an asset on the Consolidated Balance Sheets in accrued interest and other assets. The carrying value was $77,732 and $74,135 at December 31, 2008, and 2007, respectively.

First Financial adopted EITF 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," effective January 1, 2008. EITF Issue No. 06-4 requires that for an endorsement split-dollar life insurance arrangement, an employer under certain conditions should recognize a liability for future benefits. Companies can elect one of two methods in applying this standard, including as a change in accounting principle through a cumulative-effect adjustment to retained earnings, or as a change in accounting principle with retrospective application to all prior periods. First Financial recorded the $2,499 transition impact of this EITF as a reduction of opening retained earnings as part of a cumulative-effect adjustment and an increase in accrued interest and other liabilities in the Consolidated Balance Sheets, reflective of the ongoing cost of insurance for the pool of retirees.

First Financial maintained a health care plan for certain retired employees. The plan was unfunded and paid medically necessary expenses incurred by retirees, after subtracting payments by Medicare or other providers and after deductibles had been met. First Financial had reserved the right to change or eliminate this benefit plan. In the second quarter of 2008, First Financial communicated to the pool of covered retirees that it was changing its postretirement health care plan. Effective August 1, 2008, First Financial began offering retiree health care coverage to the existing pool of covered retirees under a fully insured plan. Covered retirees pay a monthly premium equal to 50% of the total premium for their health care coverage, and First Financial pays a per participant monthly gross premium equal to 50% of the total premium. A third party administers the plan, directly paying all covered retiree medical expenses after co-payments and deductibles are met.

The change in the postretirement health care plan is considered a plan settlement per FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and as such the fully insured plan eliminated the need for the FAS 106 postretirement benefit liability that was recorded on the balance sheet. As there was no transition asset or prior service cost for the plan recorded within accumulated other comprehensive income, in the second quarter of 2008 First Financial reversed $1,285 of the postretirement benefit liability as a reduction of salaries and benefits expense. First Financial's portion of the future monthly payment of third party premiums will be expensed as paid.

14. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2008	2007	2006
Numerator for basic and diluted earnings per share – income available to common shareholders:
Net income	$22,962	$35,681	$21,271
Dividends on preferred stock	0	0	0
Income available to common shareholders	$22,962	$35,681	$21,271

Denominator for basic earnings per share – weighted average shares	37,112,065	38,455,084	39,539,114
Effect of dilutive securities –
Employee stock options	372,133	4,054	22,896
Warrants	0	0	0

Denominator for diluted earnings per share – adjusted weighted average shares	37,484,198	38,459,138	39,562,010

Earnings per share available to common shareholders
Basic	$0.62	$0.93	$0.54
Diluted	$0.61	$0.93	$0.54

Stock options and warrants, where the exercise price was greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been antidilutive. These out-of-the-money options were 1,939,981, 2,127,782 and 1,062,332 at December 31, 2008, 2007, and 2006, respectively. The out-of-the-money warrant to purchase common stock of 930,233 was also outstanding at December 31, 2008.

38 First Financial Bancorp 2008 Annual Report

15. Stock Options And Awards

First Financial adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expensed for the year ended December 31, 2008, and 2007, was $2,444 and $1,384, respectively. Total unrecognized compensation cost related to nonvested share-based compensation was $5,019 at December 31, 2008 and is expected to be recognized over a weighted average period of 2.6 years.

As of December 31, 2008, First Financial had two stock-based compensation plans. The 1991 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 1,691,036 common shares of First Financial. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date. All options expire at the end of the exercise period, and forfeited or expired options become available for re-issuance. On April 27, 1999, the shareholders approved the 1999 Stock Incentive Plan that provides for 7,507,500 shares for similar awards and options.

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

	2008	2007	2006
Fair value of options granted	$1.00	$2.17	$2.88
Expected dividend yield	5.84%	4.30%	3.99%
Expected volatility	0.190	0.188	0.210
Risk-free interest rate	3.42%	4.56%	4.94%
Expected life	6.99 years	6.93 years	6.88 years

Activity in the stock option plan for the year ended December 31, 2008, is summarized as follows:

			Weighted
	Number	Weighted Average	Average Remaining	Aggregate
(Dollars in thousands, except per share data)	of shares	Exercise Price	Contractual Life	Intrinsic Value
Outstanding at beginning of year	2,129,782	$16.49
Granted	1,487,550	11.65
Exercised	0	0.00
Forfeited or expired	(230,751)	16.78
Outstanding at end of year	3,386,581	$14.34	7.37 years	$1,093
Exercisable at end of year	1,209,126	$16.86	5.00 years	$0

Intrinsic value for stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the company's share repurchase program to satisfy share-based exercises.

	2008	2007	2006
Total intrinsic value of options exercised	$0	$56	$188
Cash received from exercises	$0	$82	$254
Tax benefit from exercises	$0	$341	$517

Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders' equity at the fair value of these awards at the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently four years. For all awards granted prior to 2005 and for awards granted to non-employee directors through 2008, the vesting of the awards only required a service period to be met. Therefore, 25.00% of each grant vested in each of the four years. For restricted stock awards granted to employees in 2005 through 2008, First Financial must have met a minimum performance threshold in order for the awards to vest. The minimum level of performance is the achievement of an annual return on average equity greater than or equal to the return on average equity of the twenty-fifth percentile of a national peer group for each respective vesting year. In subsequent years, an award that did not previously vest may vest if the average annual return on average equity for the grant period is greater than or equal to the average return on average equity of the twenty-fifth percentile of the national peer group for the grant period. The national peer group is the group of publicly traded bank holding companies between $3 billion and $10 billion in total assets for the reporting period.

First Financial Bancorp 2008 Annual Report 39

Notes To Consolidated Financial Statements

Activity in restricted stock for the previous years ended December 31 is summarized as follows:

	2008			2007		2006
		Weighted Average		Weighted Average		Weighted Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of shares	Fair Value	of shares	Fair Value	of shares	Fair Value
Nonvested at beginning of year	308,107	$15.86	225,709	$16.76	218,054	$17.22
Granted	139,055	11.78	151,440	14.88	103,098	16.05
Vested	(86,540)	15.87	(41,104)	16.81	(74,145)	17.01
Forfeited	(13,650)	15.20	(27,938)	16.37	(21,298)	17.09
Nonvested at end of year	346,972	$14.23	308,107	$15.86	225,709	$16.76

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The total fair value of restricted stock vested during 2008 was $1,373.

16. Loans to Related Parties

Activity of loans to directors, executive officers, principal holders of First Financial's common stock, and certain related persons was as follows:

(Dollars in thousands)	2008	2007	2006
Beginning balance	$21,436	$16,388	$18,719
Additions	911	6,960	5,912
Deductions	12,856	1,912	8,243
Ending balance	$9,491	$21,436	$16,388
Loans 90 days past due	$0	$0	$0

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

17. Disclosures about Fair Value of Financial Instruments

Effective January 1, 2008, First Financial adopted FASB Statement No. 157 (SFAS No. 157), "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosures about fair value measurements.

Effective January 1, 2008, First Financial adopted FASB Statement No. 159 (SFAS No. 159), "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115." This statement permits the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. First Financial applied the fair value to its equity securities of government sponsored entities, specifically 200,000 Federal Home Loan Mortgage Corporation perpetual preferred series V shares, due to market volatility. These securities are classified as trading investment securities at December 31, 2008, in the Consolidated Balance Sheets. In connection with First Financial's adoption of SFAS No. 159 effective January 1, 2008, a $750 unrealized loss, net of related deferred taxes, was reclassified from accumulated other comprehensive income (loss) to beginning retained earnings as part of a cumulative-effect adjustment. There was no impact on total shareholders' equity upon adoption.

Fair Value Option

The following table summarizes the impact on First Financial's Consolidated Balance Sheets of adopting the fair value option (FVO) for equity securities of government sponsored entities, specifically 200,000 Federal Home Loan Mortgage Corporation perpetual preferred series V shares with an original cost basis of $5,000. Amounts shown represent the carrying value of the affected investment security categories before and after the change in accounting resulting from the adoption of SFAS No. 159.

(Dollars in thousands)	Jan. 1, 2008 Balance Sheet Prior to Adoption	Adoption Impact	Jan. 1, 2008 Balance Sheet After Adoption
Trading investment securities	$0	$3,799	$3,799
Available-for-sale investment securities	306,928	(3,799)	303,129
Accumulated comprehensive income (loss)	(7,127)	750	(6,377)
Cumulative effect of adoption of the FVO-charge to retained earnings(1)		$750

Retained earnings	$82,093	$(750)	$81,343

(1)	The adoption of SFAS No. 159 had no overall tax impact due to the transfer of the unrealized loss from accumulated other comprehensive income (loss) to retained earnings, within shareholders' equity.

Prior to the election of the FVO effective January 1, 2008, First Financial's equity securities of government sponsored entities totaled $3,799 and were classified as investment securities available-for-sale. An unrealized loss of $750, net of taxes of $431, as of December 31, 2007, was included as a component of accumulated other comprehensive income (loss). In connection with First Financial's adoption of SFAS No. 159 effective January 1, 2008, the $750 unrealized loss was reclassified from accumulated other comprehensive income (loss) to beginning retained earnings as part of a cumulative-effect adjustment. There was no impact on total shareholders' equity upon adoption. The equity securities of government sponsored entities are included as trading investment securities on First Financial's Consolidated Balance Sheets effective January 1, 2008.

At December 31, 2008, the fair value of the equity securities of government sponsored entities for which the FVO was elected was $61, a decrease of $3,738 from the fair value of the equity securities at January 1, 2008. Since January 1, 2008,

40 First Financial Bancorp 2008 Annual Report

changes in market value for the equity securities of government sponsored entities for which the FVO was elected have been recorded in other noninterest income.

Future changes will be recorded similarly. Dividends received on these securities in the first half of 2008 were included in tax-exempt investment security interest income. Dividends are not expected in the future. There were no purchases or sales of similar investment securities in during 2008.

Fair Value Measurement

The SFAS No. 157 fair value framework includes a hierarchy which focuses on prioritizing the inputs used in valuation techniques. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1), a lower priority to observable inputs other than quoted prices in active markets for identical assets and liabilities (Level 2), and the lowest priority to unobservable inputs (Level 3). When determining the fair value measurements for assets and liabilities, First Financial looks to active markets to price identical assets or liabilities whenever possible and classifies such items in Level 1. When identical assets and liabilities are not traded in active markets, First Financial looks to market observable data for similar assets and liabilities and classifies such items as Level 2. Certain assets and liabilities that are not actively traded in observable markets and First Financial must use alternative techniques, based on unobservable inputs, to determine the fair value and classifies such items as Level 3. The level within the fair value hierarchy is based on the lowest level of input that is significant in the fair value measurement.

The following methods, assumptions, and valuation techniques were used by First Financial to measure different financial assets and liabilities at fair value and in estimating its fair value disclosures for financial instruments.

Cash and short-term investments - The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term investments, such as federal funds sold, approximated the fair value of those instruments.

Investment securities (including mortgage-backed securities) - Investment securities classified as trading and available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities. Third party vendors compile prices from various sources and may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2). Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for the specific investment securities but rather relying on the investment securities' relationship to other benchmark quoted investment securities. Any investment securities not valued based upon the methods above are considered Level 3.

First Financial utilizes information provided by a third party investment securities portfolio manager in analyzing the investment securities portfolio in accordance with the fair value hierarchy of SFAS No. 157. The portfolio manager's evaluation of investment security portfolio pricing is performed using a combination of prices and data from third party vendors, along with internally developed matrix pricing models and assistance from the provider's internal fixed income analysts and trading desk. The portfolio manager's month-end pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, previous evaluation prices, and between the various pricing services. These processes produce a series of quality assurance reports on which price exceptions are identified, reviewed and, where appropriate, securities are repriced. In the event of a materially different price, the portfolio manager will report the variance to the third party vendor as a "price challenge", and review the pricing methodology in detail. The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

Loans held for sale - Loans held for sale are carried at the lower of cost or market value on an individual basis. These loans currently consist of one-to-four family residential real estate loans originated for sale to a strategic partner. Fair value is based on the contractual price to be received from our strategic partner, which is not materially different than cost due to the short duration between origination and sale date (Level 2). As such, First Financial records any fair value adjustments on a nonrecurring basis. Gains and losses on the sale of loans are recorded as net gains from sales of loans within noninterest income in the Consolidated Statements of Income.

Loans - The fair values of commercial, commercial real estate, residential real estate, and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

Allowance for loan and lease losses - Loans are designated as impaired, when in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are valued at the lower of cost or market for purposes of determining the appropriate amount of impairment to be allocated to the allowance for loan and lease losses. Market value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets, including equipment, inventory, and accounts receivable. The vast majority of collateral is real estate. The value of real estate collateral is determined by an independent, licensed appraiser outside the company (Level 2). The value of business equipment is based upon an outside appraisal if deemed significant. Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports (Level 3). Impaired loans allocated to the allowance for loan and lease losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan and lease losses on the Consolidated Statements of Income.

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

Deposit liabilities - The fair value of demand deposits, savings accounts, and certain money-market deposits was the amount payable on demand at the reporting date. The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest approximated its fair value.

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

Commitments to extend credit and standby letters of credit - Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the client. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the standby letters of credit are competitive with those in First Financial's market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial. (Refer to Note 5 for additional information.)

Derivative financial instruments – First Financial utilizes interest rate swaps as a means to offer commercial borrowers products that meet their needs and also to achieve First Financial's desired interest rate risk profile at the time. The net interest receivable or payable is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. First Financial utilizes third-party vendors for derivative valuation purposes. These vendors determine the appropriate fair value based on a net present value calculation of the cash flows related to the interest rate swaps using primarily observable market inputs such as interest rate yield curves. The discounted net present value calculated represents the cost to terminate the swap if First Financial should choose to do so on the applicable measurement date (Level 2). Additionally, this vendor utilizes an internally developed, proprietary model to value the credit risk component of both the derivative assets and liabilities. The credit valuation adjustment is recorded as an adjustment to the fair value of the derivative asset or liability on the applicable measurement date (Level 3).

First Financial Bancorp 2008 Annual Report 41

Notes To Consolidated Financial Statements

The estimated fair values of First Financial's financial instruments at December 31 were as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	value	value	value	value
Financial assets
Cash and short-term investments	$100,935	$100,935	$213,214	$213,214
Investment securities trading	61	61	0	0
Investment securities held-to-maturity	4,966	5,135	5,639	5,814
Investment securities available-for-sale	659,756	659,756	306,928	306,928
Other investments	27,976	27,976	33,969	33,969
Loans held for sale	3,854	3,854	1,515	1,515
Loans
Commercial	807,720	795,013	785,143	788,985
Real estate – construction	232,989	228,448	151,432	152,208
Real estate – commercial	846,673	851,764	706,409	704,833
Real estate – residential	383,599	375,482	539,332	537,517
Installment	384,691	387,099	389,783	393,331
Credit card	27,538	27,169	26,610	26,750
Leasing	50	49	378	381
Less allowance for loan and lease losses	35,873		29,057
Net loans	2,647,387	2,665,024	2,570,030	2,604,005
Mortgage-servicing rights	398	398	0	0
Accrued interest receivable	15,223	15,223	19,520	19,520
Derivative financial instruments	56	56	0	0

Financial liabilities
Deposits
Noninterest-bearing	413,283	413,283	465,731	465,731
Interest-bearing demand	636,945	636,945	603,870	603,870
Savings	583,081	583,081	596,636	596,636
Time	1,150,208	1,168,228	1,227,954	1,239,278
Total deposits	2,783,517	2,801,537	2,894,191	2,905,515
Short-term borrowings	354,533	354,533	98,289	98,289
Long-term debt	148,164	155,702	45,896	43,380
Other long-term debt	20,620	20,620	20,620	20,620
Accrued interest payable	6,033	6,033	8,675	8,675
Derivative financial instruments	3,339	3,339	787	787

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis at December 31, 2008:

(Dollars in thousands)	Fair Value Measurements Using			Netting	Assets/Liabilities
Assets	Level 1	Level 2	Level 3	Adjustments (1)	at Fair Value
Trading investment securities (2)	$61	$0	$0	$0	$61
Derivatives	0	15,076	0	(15,020)	56
Available-for-sale investment securities	136	659,620	0	0	659,756
Total	197	$674,696	$0	$(15,020)	$659,873

Liabilities
Derivatives	$0	$18,413	$(54)	$(15,020)	$3,339

1)
Amounts represent the impact of legally enforceable master netting arrangements that allow First Financial to settle positive and negative positions and also cash collateral held with the same counterparties.

(2)	Amount represents an item for which First Financial elected the fair value option under SFAS No. 159

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis. Adjustments to the fair market value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2008.

(Dollars in thousands)	Fair Value Measurements Using			Year-to-date
Assets	Level 1	Level 2	Level 3	Gains/Losses
Loans held for sale	$0	$3,854	$0	$0
Impaired Loans(1)	0	452	83	0

(1)	Amounts represent the fair value of collateral for impaired loans allocated to the allowance for loan and lease losses.

42 First Financial Bancorp 2008 Annual Report

18. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2008	2007
Assets
Cash	$87,274	$7,184
Investment securities, available for sale	1,908	2,202
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	298,419	302,288
Nonbanks	18,879	19,865
Total investment in subsidiaries	317,298	322,153

Loans
Real estate – commercial	3,921	4,097
Total loans	3,921	4,097
Allowance for loan and lease losses	22	249
Net loans	3,899	3,848
Premises and equipment	861	934
Other assets	15,733	33,716
Total assets	$434,473	$377,537

Liabilities
Short-term borrowings	$57,000	$72,000
Subordinated debentures	20,620	20,620
Dividends payable	6,372	6,352
Other liabilities	2,154	1,982
Total liabilities	86,146	100,954
Shareholders' equity	348,327	276,583
Total liabilities and shareholders' equity	$434,473	$377,537

Statements of Income	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Income
Interest income	$367	$320	$713
Noninterest income	52	260	875
Dividends from subsidiaries	24,900	31,700	40,831
Total income	25,319	32,280	42,419

Expenses
Interest expense	3,244	5,758	5,061
(Recovery of) provision for loan and lease losses	(227)	43	(1,083)
Salaries and employee benefits	2,604	1,997	7,364
Miscellaneous professional services	366	464	1,156
Other	2,113	1,732	2,198
Total expenses	8,100	9,994	14,696
Income before income taxes and equity in undistributed net income of subsidiaries	17,219	22,286	27,723
Income tax benefit	(2,579)	(3,229)	(3,973)
Equity in undistributed net income of (excess dividends from) subsidiaries	3,164	10,166	(10,425)
Net income	$22,962	$35,681	$21,271

First Financial Bancorp 2008 Annual Report 43

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Operating activities
Net income	$22,962	$35,681	$21,271
Adjustments to reconcile net income to net cash provided by operating activities
(Equity in undistributed net income of) excess dividends from subsidiaries	(3,164)	(10,166)	10,425
Provision for loan and lease losses	(227)	43	(1,083)
Depreciation and amortization	75	79	125
Stock-based compensation expense	2,444	1,384	1,728
Pension expense	85	270	815
Deferred income taxes	115	122	1,445
Increase (decrease) in dividends payable	20	62	(562)
Decrease in accrued expenses	(720)	(508)	(1,411)
Decrease (increase) in other assets	18,929	5,319	(3,771)
Contribution to pension plan	0	0	(2,125)
Net cash provided by operating activities	40,519	32,286	26,857

Investing activities
Capital contributions to subsidiaries	0	0	(462)
Proceeds from calls and maturities of investment securities	0	0	3,000
Purchases of investment securities, available-for-sale	(159)	(77)	(2,013)
Net decrease in loans	176	108	2,570
Purchases of premises and equipment	0	(15)	0
Other	11	(84)	301
Net cash provided by (used in) investing activities	28	(68)	3,396

Financing activities
(Decrease) increase in short-term borrowings	(15,000)	32,500	(5,500)
Redemption of junior subordinated debt	0	(10,000)	0
Cash dividends paid	(25,443)	(24,845)	(25,870)
Proceeds from issuance of preferred stock and warrant	80,000	0	0
Treasury stock purchases	0	(27,297)	(6,561)
Proceeds from exercise of stock options, net of shares purchased	0	82	254
Excess tax (liability) benefit on share-based compensation	(14)	69	87
Net cash provided by (used in) financing activities	39,543	(29,491)	(37,590)
Increase (decrease) in cash	80,090	2,727	(7,337)
Cash at beginning of year	7,184	4,457	11,794
Cash at end of year	$87,274	$7,184	$4,457

44 First Financial Bancorp 2008 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2008
Interest income	$47,598	$44,865	$45,756	$45,086
Interest expense	19,349	16,451	16,346	14,957
Net interest income	28,249	28,414	29,410	30,129
Provision for loan and lease losses	3,223	2,493	3,219	10,475
Noninterest income
Gains on sales of investment securities	1,585	0	0	0
Income (loss) on trading securities	20	(221)	(3,400)	(137)
All other	13,270	13,969	13,878	12,785
Noninterest expenses	29,020	27,969	28,340	29,847
Income before income taxes	10,881	11,700	8,329	2,455
Income tax expense	3,543	3,892	2,597	371
Net income	$7,338	$7,808	$5,732	$2,084
Earnings per common share:
Basic	$0.20	$0.21	$0.15	$0.06
Diluted	$0.20	$0.21	$0.15	$0.06
Cash dividends paid per common share	$0.17	$0.17	$0.17	$0.17
Market price
High	$13.81	$13.88	$14.80	$14.30
Low	$10.19	$9.20	$8.10	$10.81

2007
Interest income	$51,620	$51,205	$52,184	$51,433
Interest expense	21,217	21,604	22,767	22,354
Net interest income	30,403	29,601	29,417	29,079
Provision for loan and lease losses	1,356	2,098	2,558	1,640
Noninterest income
Gain on sale of merchant processing portfolio	0	0	0	5,501
Gain on sale of mortgage servicing rights	1,061	0	0	0
Gains on sales of investment securities	0	0	367	0
All other	13,683	14,132	14,083	14,761
Noninterest expenses	31,210	29,440	28,725	31,372
Income before income taxes	12,581	12,195	12,584	16,329
Income tax expense	4,146	4,023	4,211	5,628
Net income	$8,435	$8,172	$8,373	$10,701
Earnings per common share:
Basic	$0.22	$0.21	$0.22	$0.29
Diluted	$0.22	$0.21	$0.22	$0.29
Cash dividends paid per common share	$0.16	$0.16	$0.16	$0.16
Market price
High	$16.76	$15.72	$15.12	$13.89
Low	$14.83	$14.43	$10.76	$10.12
First Financial Bancorp common stock trades on The Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2008 Annual Report 45

Financial Performance (Unaudited)

The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana and one actively traded bank holding company in Illinois (the “Peer Group”).

The following table assumes $100 invested on January 1, 2003 in the Corporation, the Nasdaq Market Index and equally in the Peer Group and assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
FIRST FINANCIAL BANCORP, NASDAQ MARKET INDEX AND PER GROUP INDEX

	2003	2004	2005	2006	2007	2008
First Financial Bancorp	100.00	113.44	117.57	115.96	83.54	96.20
Peer group index	100.00	97.94	88.62	99.62	66.61	34.77
Nasdaq market index	100.00	108.41	110.79	122.16	134.29	79.25

The Peer Group is comprised of 1st Source Corporation, Amcore Financial, Inc, Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Citizens Banc Corp, First Financial Bancorp., First Financial Corporation, First Merchants Corporation, FirstMerit Corporation, German American Bancorp, Home Federal Bancorp, Inc., Horizon Bancorp, Huntington Bancshares Incorporated, Integra Bank Corporation, Irwin Financial Corporation, Keycorp, Lakeland Financial Corporation, LNB Bancorp, Inc., Mainsource Financial Group, Monroe Bancorp, NB&T Financial Group, Inc., Ohio Legacy Corp, Ohio Valley Banc Corp, Old National Bancorp, Park National Corporation, Peoples Bancorp Inc., Rurban Financial Corp., Tower Financial Corporation, United Bancorp, Inc., and United Bancshares, Inc. The following entities have been removed from the Peer Group due to their merger or acquisition in 2008: First Indiana Corporation and National City Corporation.

46 First Financial Bancorp 2008 Annual Report

Shareholder Information

2009 Annual Shareholder Meeting

The annual meeting of shareholders will be held on Monday, June 15, 2009, at 10:00 a.m. (EDT) at: Manor House 7440 Mason-Montgomery Road Mason, Ohio 45040

Common Stock Listing

First Financial Bancorp’s common stock trades on the Nasdaq Stock Market under the symbol FFBC. At December 31, 2008, there were approximately 9,000 registered and beneficial shareholders.

Registrar & Transfer Agent

Registrar and Transfer Company serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock, and replacing lost certificates or dividend checks should be directed to Registrar and Transfer Company at:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-368-5948

Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.rtco.com.

Dividend Reinvestment & Stock Purchase Plan

Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus and authorization card to enroll in the plan, please visit the Investor Relations section of our website at www.bankatfirst.com to print the documents or contact Investor Relations.

Investor Relations

Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings as well as information on the company’s corporate governance practices is available within the Investor Relations section of our website at www.bankatfirst.com.

Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact:

Patti Forsythe
Vice President, Investor Relations
First Financial Bancorp
4000 Smith Road, Suite 400
Cincinnati, Ohio 45209
Phone: 513-979-5837
E-Mail: patti.forsythe@bankatfirst.com

Securities & Exchange Commission Filings

All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at www.bankatfirst.com, or by contacting Investor Relations. These filings are also accessible on the SEC’s website at www.sec.gov.

Media Requests

Members of the media should contact:

Cheryl Lipp
First Vice President, Marketing Director
First Financial Bancorp
4000 Smith Road, Suite 400
Cincinnati, Ohio 45209
Phone: 513-979-5797
E-Mail: cheryl.lipp@bankatfirst.com

Another step on the path to success
First Financial Bancorp
4000 Smith Road, Suite 400
Cincinnati, OH 45209
bankatfirst.com