Form 10-K, Exhibit 13
period 2010-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2011-02-28
CIK 708955

EXHIBIT 13

2010 Annual Report

True commitment involves action – carrying out plans to achieve goals. It unites teams to create new opportunities. It is most tested and most readily proven during tough times. And it is the most important factor to achieving success.

In 2010, First Financial’s strongest commitment was to the execution of our strategic plan. Our plan not only defines our company and how we do business today, but drives our decisions and direction to achieve tomorrow’s success.

commitment
to our values, principles and beliefs

Executing Our Strategy in 2010

With our remarkable growth in 2009 came an array of challenges and opportunities – in 2010, First Financial met those challenges successfully and focused on strategic opportunities for future growth.

Careful execution of our strategic plan was fundamental throughout 2010, as we integrated the operations we acquired in 2009 while continuing to grow our core businesses. Our steadfast commitment to the plan has also allowed us to avoid some of the issues that have plagued other institutions, and remain focused on making sound business decisions that build shareholder value.

2 First Financial Bancorp 2010 Annual Report

Achieving Solid Financial Results

Through the most challenging economic environment in decades, we demonstrated strength and resilience by achieving solid financial results in 2010. Most notably, First Financial completed a common stock offering, generating $91.2 million in common equity, which led to our repayment of $80 million to the U.S. Treasury in February 2010. This ended our participation in the Troubled Asset Relief Program (“TARP”), and with the subsequent auction of the warrants by the U.S. Treasury in June 2010, ended any government ownership in First Financial Bancorp.

Our financial achievements for the year include the following:

•	Achieved 81 consecutive quarters of profitability

•	Maintained low-risk balance sheet as 34.5% of loan portfolio enjoys loss share coverage from the FDIC

•	Growth in strategic transaction and savings deposits of 14.5%

•	Continued strong profitability, including 0.91% return on average assets and 8.68% return on average shareholders’ equity

•	Maintained stable credit quality with nonperforming assets representing 1.57% of total assets (excluding covered assets acquired in FDIC-assisted transactions)

•	Announced 20% increase in quarterly dividend effective in 2011

•	Prepaid $232 million of FHLB advances assumed as part of our 2009 acquisitions

First Financial Bancorp 2010 Annual Report 3

building
on our solid corporate foundation

2010 was a very active year across First Financial as we aligned resources to maximize growth and efficiency opportunities.

Increased Our Market Presence
Throughout the year, we increased visibility in our strategic markets, by:

•  Establishing a new corporate headquarters in downtown Cincinnati with greater access to clients, partners and professional organizations.

•  Announcing a new regional hub in Columbus, Indiana that will drive efficiency and create a prototypical facility that fully supports our brand and client experience.

•  Opening new prototype banking centers in Shelbyville and downtown Indianapolis. Seven banking centers were remodeled or refreshed as part of our facilities improvement plan.

•  Finalizing our new Corporate Administration Center in Northern Cincinnati, which will unite nearly 400 associates.

4 First Financial Bancorp 2010 Annual Report

Refined Our Business Model and Footprint
We focused on increased growth and improved efficiency within our core businesses and footprint by:

•  Realigning our business model from a regional approach to strategic business lines: commercial, retail/small business and wealth management.

•  Evaluating market share and growth potential throughout our business. As a result, we announced the planned exit of the Michigan and Louisville, Kentucky markets and sold the property and casualty insurance business gained through acquisition.

Broadened Our Product Offerings
To achieve our revenue and earnings goals, we invested resources to expand our product offerings, including:

•  Increasing our focus on mortgage lending by hiring seasoned originators, building a new origination support team and refining risk and compliance controls.

•  Expanding our business banking strategy, with new product and service offerings to grow future business opportunities.

Inward Focus
With our sights on consistent top quartile performance, we have identified new areas of improvement, including:

•  Peer benchmarking of key metrics and identifying areas to implement company-wide efficiency, business integration and process improvement.

•  Improving associate engagement in partnership with Gallup to support our goal of becoming an “Employer of Choice.” We expect this to positively impact our financial performance over time.

First Financial Bancorp 2010 Annual Report 5

expectations
for a positive future

6 First Financial Bancorp 2010 Annual Report

Focusing on 2011

To remain strong and well positioned, First Financial plans to capitalize on strategic opportunities to grow our business.

We Will:

•	Increase proactive sales across our retail and commercial business lines and continue momentum from 2010. Our strong, ambitious sales culture will drive future revenue and increase market share.

•	Accelerate growth within our Wealth Management business. This includes refining our strategy and targeting current and prospective clients to increase assets and drive higher revenue.

•	Expand our presence within the key growth markets of Greater Cincinnati in Ohio and strategic locations in Indiana.

•	Execute efficiency improvement plans. This includes identifying underperforming areas, managing costs and risks and streamlining processes while supporting a high level of client service.

•	Continue investing in technology to deliver secure and convenient electronic services that meet our clients’ expectations.

Challenges and Opportunities
While we see signs of improvement, economic conditions remain challenging and recovery will occur over the long term. We expect new regulatory requirements and financial services reform to provide challenges on all fronts, including increased operating and compliance costs. We are already beginning to experience the impact of such reform on our revenue.

First Financial is well positioned to meet these challenges while delivering value to our shareholders. Our strong capital position will allow us to take advantage of new opportunities. We also continue to balance organic growth while watching for acquisition and other strategic growth opportunities. Finally, we are confident that our client-centered focus will support our ability to grow and maintain long-term client relationships.

We are proud of the successes we’ve achieved in 2010 and look forward to the opportunities that lie ahead.

Claude E. Davis, President and CEO

First Financial Bancorp 2010 Annual Report 7

Directors and Officers

Board of Directors	Senior Management
Murph Knapke	Claude E. Davis
Chairman of the Board,	President and
First Financial Bancorp;	Chief Executive Officer
Owner,
Knapke Law Office,	Richard Barbercheck
Attorney-at-Law	Executive Vice President and
Chief Credit Officer
J. Wickliffe Ach
President and	Michael J. Cassani
Chief Executive Officer,	Executive Vice President,
Hixson, Inc.	Wealth Management

David S. Barker	Gregory A. Gehlmann
President and	Executive Vice President,
Chief Executive Officer,	General Counsel
SIHO Insurance Services
J. Franklin Hall
Cynthia O. Booth	Executive Vice President and
President and	Chief Financial Officer
Chief Executive Officer,
COBCO Enterprises	Kevin T. Langford
Senior Vice President and
Donald M. Cisle, Sr.	Chief Administrative Officer
President,
Seward-Murphy, Inc.	C. Douglas Lefferson
Executive Vice President and
Mark A. Collar	Chief Banking Officer
Partner,
Triathlon Medical Ventures;	Samuel J. Munafo
Retired President,	Executive Vice President and
Global Pharmaceuticals &	Chief Commercial Banking Officer
Personal Health,
Procter & Gamble Company	Alisa E. Poe
Senior Vice President and
Claude E. Davis	Chief Human Resources Officer
President and
Chief Executive Officer,	Al Roszczyk
First Financial Bancorp;	Senior Vice President,
Chairman of the Board, President,	Commercial Banking Regions
and Chief Executive Officer,
First Financial Bank, N.A.	John J. Sabath
Senior Vice President and
Corinne R. Finnerty	Chief Risk Officer
Partner,
McConnell Finnerty Waggoner PC	Jill A. Stanton
Executive Vice President and
Susan L. Knust	Co-Chief Retail Banking Officer
Managing Partner,
K.P. Properties and	Anthony M. Stollings
Omega Warehouse Services	Senior Vice President, Controller, and
Chief Accounting Officer
William J. Kramer
Vice President of Operations,	Jill L. Wyman
Valco Companies, Inc.	Executive Vice President and
Co-Chief Retail Banking Officer
Richard E. Olszewski
Owner,
7 Eleven Food Stores

Maribeth S. Rahe
President and
Chief Executive Officer,
Fort Washington Investment
Advisors, Inc.

8 First Financial Bancorp 2010 Annual Report

Financial Highlights

(Dollars in thousands, except per share data)	2010	2009(1)	% Change
Earnings
Net interest income	$275,510	$175,983	56.55%
Net income	59,251	221,337	(73.23)%
Income available to common shareholders	57,386	217,759	(73.65)%

Per Share
Net income per common share–basic	$1.01	$4.84	(79.13)%
Net income per common share–diluted	0.99	4.78	(79.29)%
Cash dividends declared per common share	0.40	0.40	0.00%
Book value per common share (end of year)	12.01	11.10	8.20%
Market price (end of year)	18.48	14.56	26.92%

Average
Total assets	$6,485,632	$4,734,809	36.98%
Deposits	5,244,347	3,710,832	41.33%
Loans, including covered loans	4,520,975	3,430,652	31.78%
Investment securities	662,344	667,843	(0.82)%
Shareholders’ equity	682,987	466,610	46.37%

Ratios
Return on average assets	0.91%	4.67%
Return on average shareholders’ equity	8.68%	47.44%
Average shareholders’ equity to average assets	10.53%	9.85%
Net interest margin	4.66%	4.05%
Net interest margin (fully tax equivalent)	4.68%	4.08%

(1) Includes after-tax bargain purchase gain of $213.2 million resulting from business combinations.

First Financial Bancorp 2010 Annual Report 9

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

This annual report contains forward-looking statements. See Page 28 for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the statistical data, Consolidated Financial Statements, and accompanying Notes on Pages 29 through 63.

EXECUTIVE SUMMARY

First Financial is a $6.3 billion bank holding company headquartered in Cincinnati, Ohio. As of December 31, 2010, First Financial, through its subsidiaries, operated mainly in Ohio, Indiana, Kentucky, and Michigan. These subsidiaries include a commercial bank, First Financial Bank, N.A. (Bank), with 114 banking centers and 138 ATMs, and an investment advisory company, First Financial Capital Advisors LLC (Capital Advisors). Within these two subsidiaries, First Financial conducts two primary activities: banking and wealth management. First Financial expects to execute a dissolution strategy of Capital Advisors, which should be completed in 2011. The Bank operates in 70 communities under the First Financial Bank name and provides credit based products, deposit accounts, corporate cash management support, and other services to commercial and retail clients. The wealth management activities include a full range of services including trust services, brokerage, investment, and other related services. Additionally, the Bank conducts specialty, franchise lending providing equipment and leasehold improvement financing for franchisees, in the quick service and casual dining restaurant sector, throughout the United States. Loans to franchisees often include the financing of real estate as well as equipment. The Company is managing the franchise portfolio to a risk-appropriate level so as not to create an industry, geographic or franchisee concept concentration.

First Financial’s corporate headquarters are located in downtown Cincinnati, Ohio while the Bank subsidiary remains headquartered in Hamilton, Ohio.

First Financial’s return on average shareholders’ equity for 2010 was 8.68%, which compares to 47.44% and 8.21% for 2009 and 2008, respectively. First Financial’s return on average assets for 2010 was 0.91%. This compares to return on average assets of 4.67% and 0.67% for 2009 and 2008, respectively.

The major components of First Financial’s operating results for the past five years are summarized in Table 1 – Financial Summary and discussed in greater detail on subsequent pages.

First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana, Kentucky, and Michigan through its full-service banking centers while the franchise finance lending activity serves borrowers throughout the United States. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth, and long-term profitability. First Financial’s goal is to develop a competitive advantage utilizing a local market focus; building long-term relationships with clients, helping them reach greater levels of success in their financial life and providing a superior level of service. First Financial intends to continue to concentrate future growth plans and capital investments in its metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and remain an important part of its funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

Late in 2010, through an internal review process that included analyzing growth opportunities, brand awareness and penetration within its markets, First Financial announced its decision to exit the four banking center locations comprising its Michigan geographic market as well as its single banking center in Louisville, Kentucky. First Financial decided to shift resources towards core markets such as Cincinnati and Dayton, Ohio and Indianapolis, Southern and Northwest Indiana that it believes will provide a higher level of potential overall growth while improving the efficiency of its operations. The five banking centers in Michigan and Louisville were acquired during 2009 as part of First Financial’s Federal Deposit Insurance Corporation (FDIC)-assisted transactions under which the Company assumed the banking operations of Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, Irwin).

As of December 31, 2010, First Financial had total loans of $296.6 million and total deposits of $187.9 million in the four banking centers located in Michigan and the Louisville banking center combined. In total, the loans and deposits in these five markets represented 6.9% and 3.7% of First Financial’s total loans and deposits, respectively.

In exiting these markets, First Financial may conduct the sale of loans associated with these locations if market conditions are favorable for such transactions. Otherwise, the loans will be retained and serviced in accordance with their contractual terms and conditions. Deposit clients have been notified of the decision and the related deposit balances are expected to decline as a result of the announcement.

BUSINESS COMBINATIONS

All references to acquired balances reflect the fair value unless stated otherwise.

During the third quarter of 2009, through FDIC-assisted transactions, First Financial acquired the banking operations of Peoples Community Bank (Peoples) and Irwin. The Company also acquired 3 Indiana banking centers, including related deposits and loans, from Irwin in a separate and unrelated transaction prior to the FDIC-assisted transactions. The acquisitions of the Peoples and Irwin franchises significantly expanded the First Financial footprint, opened new markets and strengthened the Company through the generation of additional capital. At the time of their acquisition, these three transactions added a total of 49 banking centers, including 34 banking centers within the Company’s primary markets.

In connection with the Peoples and Irwin FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC will reimburse First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (OREO) (collectively, covered assets) beginning with the first dollar of loss. These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off loans must be shared with the FDIC for a period of eight years, again on the same pro-rata basis. Covered loans represent 34.5% of First Financial’s loans at December 31, 2010.

First Financial must follow specific servicing, resolution and reporting procedures, as outlined in the loss share agreements, in order to receive reimbursement from the FDIC for losses on covered assets. The Company has established separate and dedicated teams of legal, finance, credit and technology staff to execute and monitor all activity related to each agreement, including the required periodic reporting to the FDIC. First Financial services all covered assets with the same resolution practices and diligence as it does for its assets that are not subject to a loss share agreement.

Late in 2009 and again in 2010, initial estimates of loan carrying values and other related balance sheet items were revised and resulted in adjustments to the estimated carrying values of the acquired assets and liabilities previously recorded in the third quarter of 2009. In accordance with FASB ASC Topic 805, Business Combinations, previously reported third quarter 2009 results were adjusted to reflect the impact of this additional information. These adjustments resulted in a $40.8 million pre-tax decline in the originally reported bargain purchase gain on the Irwin acquisitions and a $0.7 million decline in the originally reported goodwill related to the Peoples acquisition. The adjusted pre-tax gain on the Irwin acquisition was $342.5 million and the adjusted goodwill related to the Peoples acquisition was $18.0 million.

An overview of the transactions and their respective loss share agreements are discussed below.

Peoples Community Bank

Including cash received from the FDIC, First Financial acquired $566.6 million in assets, including $341.5 million in loans and other real estate, and assumed $584.7 million in liabilities, including $520.8 million in deposits. All assets and liabilities were recorded at their estimated fair market value resulting in recorded goodwill of $18.0 million as the estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired.

Covered loans totaling $421.0 million in unpaid principal balance are subject to a stated loss threshold of $190.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $190.0 million, and 95% of losses beyond $190.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets began with the first dollar of loss incurred.

First Financial did not acquire the real estate, banking facilities, furniture and equipment of Peoples as part of the purchase and assumption agreement but had the option to purchase these assets at fair market value from the FDIC. This purchase option expired 90 days after acquisition date, but was extended by the FDIC. First Financial completed a review of the former Peoples locations and notified the FDIC during the first quarter of 2010 of the Company’s intent to purchase certain properties for a combined purchase price of $7.9 million. First Financial completed the acquisition of these properties from the FDIC in the third quarter of 2010, concluding its last material financial settlement with the FDIC related to the acquisition of Peoples.

Early in the fourth quarter of 2009, First Financial successfully completed the technology conversion and operational integration of Peoples.

10 First Financial Bancorp 2010 Annual Report

Table 1 • Financial Summary

	December 31,
(Dollars in thousands, except per share data)	2010	2009	2008	2007	2006
Summary of operations
Interest income	$343,502	$233,228	$183,305	$206,442	$205,525
Tax equivalent adjustment (1)	866	1,265	1,808	2,281	2,655
Interest income tax – equivalent (1)	344,368	234,493	185,113	208,723	208,180
Interest expense	67,992	57,245	67,103	87,942	80,452
Net interest income tax – equivalent (1)	$276,376	$177,248	$118,010	$120,781	$127,728
Interest income	$343,502	$233,228	$183,305	$206,442	$205,525
Interest expense	67,992	57,245	67,103	87,942	80,452
Net interest income	275,510	175,983	116,202	118,500	125,073
Provision for loan and lease losses – uncovered	33,564	56,084	19,410	7,652	9,822
Provision for loan and lease losses – covered	63,144	0	0	0	0
Noninterest income	146,831	404,715	51,749	63,588	67,984
Noninterest expenses	233,680	170,638	115,176	120,747	152,515
Income before income taxes	91,953	353,976	33,365	53,689	30,720
Income tax expense	32,702	132,639	10,403	18,008	9,449
Net income	59,251	221,337	22,962	35,681	21,271
Dividends on preferred stock	1,865	3,578	0	0	0
Income available to common shareholders	$57,386	$217,759	$22,962	$35,681	$21,271

Per share data
Earnings per common share
Basic	$1.01	$4.84	$0.62	$0.93	$0.54
Diluted	$0.99	$4.78	$0.61	$0.93	$0.54

Cash dividends declared per common share	$0.40	$0.40	$0.68	$0.65	$0.64
Average common shares outstanding–basic (in thousands)	56,969	45,029	37,112	38,455	39,539
Average common shares outstanding–diluted (in thousands)	57,993	45,557	37,484	38,459	39,562

Selected year-end balances
Total assets	$6,250,225	$6,657,593	$3,699,142	$3,369,316	$3,301,599
Earning assets	5,741,683	5,964,853	3,379,873	3,054,128	2,956,881
Investment securities (2)	1,015,205	579,147	692,759	346,536	366,223
Loans, excluding covered loans	2,816,093	2,895,129	2,683,260	2,599,087	2,479,834
Covered loans	1,481,493	1,934,740	0	0	0
Total loans	4,297,586	4,829,869	2,683,260	2,599,087	2,479,834
FDIC indemnification asset	222,648	287,407	0	0	0
Interest-bearing demand deposits	1,111,877	1,060,383	636,945	603,870	667,305
Savings deposits	1,534,045	1,231,081	583,081	596,636	526,663
Time deposits	1,794,843	2,229,500	1,150,208	1,227,954	1,179,852
Noninterest-bearing demand deposits	705,484	829,676	413,283	465,731	424,138
Total deposits	5,146,249	5,350,640	2,783,517	2,894,191	2,797,958
Short-term borrowings	59,842	37,430	354,533	98,289	96,701
Long-term debt	128,880	404,716	148,164	45,896	63,762
Other long-term debt	20,620	20,620	20,620	20,620	30,930
Shareholders’ equity (3)	697,394	649,958	348,327	276,583	285,479

Ratios based on average balances
Loans to deposits (4)	86.43%	92.56%	95.14%	90.03%	89.39%
Net charge-offs to loans, excluding covered loans	1.27%	1.16%	0.47%	0.24%	0.97%
Total shareholders’ equity to total assets	10.53%	9.85%	8.16%	8.47%	8.69%
Common shareholders’ equity to total assets	10.35%	8.20%	8.11%	8.47%	8.69%
Return on assets	0.91%	4.67%	0.67%	1.08%	0.62%
Return on common equity	8.55%	56.07%	8.27%	12.73%	7.13%
Return on equity	8.68%	47.44%	8.21%	12.73%	7.13%
Net interest margin	4.66%	4.05%	3.71%	3.94%	4.01%
Net interest margin (tax equivalent basis) (1)	4.68%	4.08%	3.77%	4.01%	4.09%
Dividend payout	39.60%	8.26%	109.68%	69.89%	118.52%

(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) 2008 Shareholders’ equity was reduced by $2.5 million due to the impact of a pension-related accounting pronouncement effective January 1, 2008. For further information, refer to Note 18 in the Notes to Consolidated Financial Statements.
(4) Includes covered loans

First Financial Bancorp 2010 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Irwin

Including cash received from the FDIC, First Financial acquired $3.2 billion in assets, including $1.8 billion in loans, and assumed $2.9 billion in liabilities, including $2.5 billion in deposits, with all assets and liabilities recorded at their estimated fair market value.

The loans were acquired under a modified transaction structure with the FDIC whereby certain non-performing loans, foreclosed real estate, acquisition, development and construction loans, and residential and commercial land loans were excluded from the acquired portfolio. The estimated fair value for the loans acquired was based upon the FDIC’s estimated data for acquired loans.

Covered loans acquired from Irwin Union Bank totaling $1.9 billion in unpaid principal balance are subject to a stated loss threshold of $526.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $526.0 million, and 95% of losses beyond $526.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets began with the first dollar of loss incurred.

Covered loans acquired from Irwin FSB totaling $368.1 million in unpaid principal balance are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $110.0 million, and 95% of losses beyond $110.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets began with the first dollar of loss incurred.

As the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, First Financial recorded a pre-tax bargain purchase gain of $342.5 million, as required by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations.

Conversion of Irwin’s technology and operational systems was completed in the first quarter of 2010.

Strategic Decisions

Management concluded that the markets previously operated by Irwin in the western United States did not align with the long-term strategic plans for the Company. Each of these markets pursued an exit strategy whereby the market presidents worked with an institution of their choosing to refer existing client relationships. If a suitable financial institution was not identified, an exit date was selected for each market and the office closed in compliance with the applicable regulatory requirements. Exit strategies coincided with the conversion and operational integration process. In the fourth quarter of 2009, the Company elected to close the St. Louis, Missouri location and sold $42.9 million in western market loans, at their unpaid principal balances.

In the first quarter of 2010, First Financial closed 7 of the remaining 9 western market offices and sold an additional $24.5 million in western market loans at their unpaid principal balances. The two remaining western offices were closed in the third quarter of 2010.

As discussed previously, in the fourth quarter of 2010, First Financial announced its decision to exit four banking centers located in Michigan and the single banking center located in Louisville, Kentucky that were acquired in 2009 as part of the Irwin acquisition.

OVERVIEW OF OPERATIONS

The primary source of First Financial’s revenue is net interest income, the excess of interest received from earning assets over interest paid on interest-bearing liabilities, plus the fees for financial services provided to clients. First Financial’s business results tend to be influenced by overall economic factors and conditions, including market interest rates, price competition within the marketplace, business spending, consumer confidence and regulatory changes.

Net interest income in 2010 increased 56.6% from 2009, compared to a 51.4% increase from 2008 to 2009. The increase in 2010 was attributable to the full year impact of the Peoples and Irwin acquisitions which occurred in the third quarter of 2009. This resulted in an increase in the earning asset base, as well as the repricing of the assumed deposit portfolios. Average earning assets increased $1.6 billion, or 36.0%, during 2010. The net interest margin was 4.66% for 2010, compared with 4.05% in 2009, and 3.71% in 2008.

Loan growth during 2010 was negatively impacted by the runoff of acquired covered loans, the sale of loans in markets previously operated by Irwin in the western United States as well as lower origination volume due to the prolonged weakness in the U.S. economy. Total loans decreased from $4.8 billion at December 31, 2009 to $4.3 billion at December 31, 2010, a $532.3 million decrease. Total loans, excluding covered loans, decreased $79.0 million, from $2.9 billion at December 31, 2009 to $2.8 billion at December 31, 2010. First Financial began to see signs of improving loan demand in the fourth quarter of 2010. Excluding covered loans, period-end commercial, commercial real estate, and construction loans remained relatively flat at $2.1 billion at December 31, 2010 and December 31, 2009, respectively. Several years ago the Company elected to discontinue any material activity in consumer and residential lending for its own portfolio, and continued that strategy throughout 2010.

First Financial experienced moderate net deposit runoff in 2010 as a result of exiting the markets previously operated by Irwin in the western United States as well as continued planned runoff of retail and brokered certificates of deposit. Total deposits decreased $204.4 million or 3.8% from 2009 to 2010. Total time deposits decreased $434.7 million or 19.5% from 2009 to 2010, while total transaction and savings deposits increased $354.5 million, or 15.5%, during this time.

Noninterest income declined by $257.9 million in 2010 but 2009 included a $342.5 million bargain purchase gain related to the Irwin acquisition. Noninterest income during 2010 was positively impacted by higher service charges on deposits and fee income, gains from sales of loans, as well as income earned on covered loans that prepay.

Noninterest expense increased by $63.0 million in 2010 primarily due to higher costs associated with the Company’s expanded operations, debt extinguishment expense, and higher FDIC assessment costs. Acquisition related costs, which were primarily legal, professional, technology, and other integration costs also contributed to the increase in noninterest expense.

Credit quality began to deteriorate early in 2009 and continued through much of 2010 due to sustained weakness in the economy and falling real estate values in all sectors. First Financial continued to experience significant stress in its commercial and commercial real estate portfolios as borrowers with previously sufficient capital levels struggled to withstand the protracted economic strain. The elevated levels of net charge-offs, nonperforming assets and higher provision expense recorded in 2010 reflected the weak economic conditions, including persistent high unemployment rates, lower consumer spending, higher vacancy rates, lower rents and depressed property values. While some positive signs emerged late in 2010 with respect to credit performance of the loan portfolio, management expects credit quality trends to remain volatile until economic conditions exhibit considerable improvement. The key driver in any potential economic improvement remains the overall level of unemployment and while positive downward trends have been experienced recently, it has been at a very slow pace.

The allowance for loan and lease losses (allowance) as a percent of nonperforming loans was 71.6% at December 31, 2010, compared with 76.3% at December 31, 2009. This allowance coverage ratio declined in 2010 as the allowance remained relatively flat while nonperforming loans increased by 2.7%. Larger nonperforming loans are reviewed for specific valuation allowances and these valuation allowances are often less than 100% of loan value resulting in lower coverage ratios. While credit costs remained elevated throughout 2010, management believes First Financial’s coverage ratios represent an appropriate level of reserves for the remaining risk in the portfolio. First Financial believes that its credit costs in 2010, although higher than previous levels, remain favorable relative to industry and peer levels and are a reflection of its strong credit management policies and practices.

For a more detailed discussion of the above topics, please refer to the sections that follow.

NET INCOME

2010 vs. 2009. First Financial’s net income decreased $162.1 million or 73.2% to $59.3 million in 2010, compared to net income of $221.3 million in 2009. Net income in 2009 included a $213.2 million bargain purchase gain, net of taxes, related to the Irwin acquisition. Net interest income increased $99.5 million or 56.6% in 2010 from 2009 primarily due to the full year impact of First Financial’s expanded operations as a result of the Peoples and Irwin acquisitions in 2009. Net interest income in 2010 was positively impacted by the increased earning asset base resulting from acquisitions as well as continued runoff of retail and brokered certificates of deposit and disciplined pricing strategies. Average earning assets increased $1.6 billion, or 36.0%, during 2010. For more detail, refer to Table 2 – Volume/Rate Analysis and the Net Interest Income section.

12 First Financial Bancorp 2010 Annual Report

2009 vs. 2008. First Financial’s net income increased $198.4 million or 863.9% to $221.3 million in 2009, compared to net income of $23.0 million in 2008. Net income in 2009 included a $213.2 million bargain purchase gain, net of taxes, related to the Irwin acquisition. First Financial’s 2008 net income included a $3.7 million loss related to the decline in market value of 200,000 Federal Home Loan Mortgage Corporation (FHLMC) perpetual preferred series V shares and a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. Net interest income increased $59.8 million or 51.4% in 2009 from 2008 primarily due to the Peoples and Irwin acquisitions in the third quarter. Net interest income in 2009 was positively impacted by the increased earning asset base resulting from acquisitions as well as by the repricing of the assumed deposit portfolios. Average earning assets increased $1.2 billion, or 38.6%, during 2009. For more detail, refer to Table 2 – Volume/Rate Analysis and the Net Interest Income section.

NET INTEREST INCOME

First Financial’s net interest income for the years 2006 through 2010 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets, and the volume, mix, and rates paid for the deposits and borrowed money that support the earning assets. Table 2 – Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. Table 2 – Volume/Rate Analysis should be read in conjunction with the Statistical Information table.

Interest income on a tax equivalent basis is presented in Table 1 – Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 4.68%, 4.08%, and 3.77% for the years 2010, 2009, and 2008, respectively.

Nonaccruing loans and loans held for sale, excluding covered loans, were included in the daily average loan balances used in determining the yields in Table 2 – Volume/Rate Analysis.

Interest foregone on nonaccruing loans is disclosed in Note 10 of the Notes to Consolidated Financial Statements and is not considered to have a material effect on these presentations. The amount of loan fees included in the interest income computation for 2010, 2009, and 2008 was $4.4 million, $1.4 million, and $1.7 million, respectively. The increase in loan fees in 2010 is primarily due to First Financial’s decision to increase its efforts in residential mortgage lending after scaling back in this area in previous years.

2010 vs. 2009. Interest income was $343.5 million in 2010, a $110.3 million or 47.3% increase from 2009. The yield on earning assets increased 44 basis points from 5.37% in 2009 to 5.81% in 2010, reflecting the positive full year impact of the acquired, covered loan portfolio which generally accreted a yield above market interest rates. Interest expense was $68.0 million in 2010, an increase of $10.7 million or 18.8% from 2009. The total cost of funds decreased 16 basis points to 1.40% in 2010, from 1.56% in 2009, primarily due to the continued runoff of higher priced retail and brokered certificates of deposit.

Net interest income increased $99.5 million or 56.6% primarily due to the increased level of earnings assets, including covered loans and their accretable yield. The increase was also positively impacted by the repricing of the assumed deposit portfolio. Average earning assets increased $1.6 billion, or 36.0%, during 2010.

2009 vs. 2008. Interest income was $233.2 million in 2009, a $49.9 million or 27.2% increase from 2008. The yield on earning assets decreased 48 basis points from 5.85% in 2008 to 5.37% in 2009, as overall market interest rates declined throughout the year, primarily as a result of the Federal Reserve Board’s actions to manage the recessionary environment. Interest expense was $57.2 million in 2009, a decrease of $9.9 million or 14.7% from 2008. The total cost of funds decreased 91 basis points to 1.56% in 2009, from 2.47% in 2008, primarily due to the impact from our aggressive pricing strategies for deposit products.

Net interest income increased $59.8 million or 51.4% primarily due to the increased level of earnings assets, including covered loans and their accretable yield. The increase was also positively impacted by the repricing of the assumed deposit portfolio. Average earning assets increased $1.2 billion, or 38.6%, during 2009.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2010, 2009, and 2008 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2010 vs. 2009. Noninterest income decreased $257.9 million or 63.7% from 2009. Noninterest income in 2009 included a $342.5 million bargain purchase gain on the Irwin acquisition. Noninterest income in 2010 also included $51.8 million related to the proportionate share of credit losses on covered loans that First Financial expects to receive from the FDIC. Net of the bargain purchase gain on acquisitions and the FDIC loss sharing income described above, noninterest income increased $32.8 million or 52.7% in 2010 as compared with 2009, primarily due to higher service charges on deposits, fee income and gains from sales of loans reflecting the full year impact of the residential originate and sell strategy. The full year impact of income earned on covered loans that prepay was a significant factor as well. This income results from the immediate or accelerated recognition of a component of the covered loan discount that would have been recognized over the expected life of the loan, had it not prepaid.

Table 2 • Volume/Rate Analysis – Tax Equivalent Basis (1)

	2010 change from 2009 due to			2009 change from 2008 due to
(Dollars in thousands)	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
Interest income
Loans (2)	$(190)	$1,719	$1,529	$8,121	$(24,089)	$(15,968)
Covered loans and indemnification asset	111,652	3,810	115,462	58,271	0	58,271
Investment securities (3)
Taxable	140	(7,768)	(7,628)	10,934	(1,512)	9,422
Tax-exempt	(710)	(138)	(848)	(1,787)	(133)	(1,920)
Total investment securities interest (3)	(570)	(7,906)	(8,476)	9,147	(1,645)	7,502
Interest-bearing deposits with other banks	1,052	308	1,360	208	0	208
Federal funds sold	N/M	N/M	N/M	(633)	0	(633)
Total	111,944	(2,069)	109,875	75,114	(25,734)	49,380

Interest expense
Interest-bearing demand deposits	855	355	1,210	912	(2,890)	(1,978)
Savings deposits	3,711	1,157	4,868	720	(2,888)	(2,168)
Time deposits	11,132	(6,454)	4,678	9,525	(15,796)	(6,271)
Short-term borrowings	(389)	(835)	(1,224)	118	(3,628)	(3,510)
Long-term debt	2,083	(887)	1,196	4,638	(385)	4,253
Other long-term debt	0	19	19	0	(184)	(184)
Total	17,392	(6,645)	10,747	15,913	(25,771)	(9,858)
Net interest income	$94,552	$4,576	$99,128	$59,201	$37	$59,238

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale, and other investments.
N/M=Not meaningful

First Financial Bancorp 2010 Annual Report 13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 3 • Noninterest Income And Noninterest Expense

	2010		2009		2008
		% CHANGE		% CHANGE		% CHANGE
		INCREASE		INCREASE		INCREASE
(Dollars in thousands)	TOTAL	(DECREASE)	TOTAL	(DECREASE)	TOTAL	(DECREASE)
Noninterest income
Service charges on deposit accounts	$22,188	12.85%	$19,662	0.02%	$19,658	(5.34)%
Trust and wealth management fees	13,862	2.95%	13,465	(22.66)%	17,411	(5.35)%
Bankcard income	8,518	42.90%	5,961	5.45%	5,653	7.66%
Net gains from sales of loans	4,632	287.29%	1,196	8.33%	1,104	30.81%
Gain on acquisition	0	(100.00)%	342,494	N/M	0	N/M
FDIC loss sharing income	51,844	N/M	0	N/M	0	N/M
Accelerated discount on covered loans	29,067	237.95%	8,601	N/M	0	N/M
(Loss) Income on preferred securities	(30)	(121.58)%	139	103.72%	(3,738)	N/M
Other	16,750	70.09%	9,848	(2.26)%	10,076	(43.91)%
Subtotal	146,831	(63.42)%	401,366	700.11%	50,164	(20.65)%
Gains (losses) on sales of investment securities	0	(100.00)%	3,349	111.29%	1,585	331.88%
Total	$146,831	(63.72)%	$404,715	682.07%	$51,749	(18.62)%

Noninterest expenses
Salaries and employee benefits	$117,363	36.36%	$86,068	28.72%	$66,862	(4.33)%
Net occupancy	22,555	39.21%	16,202	52.35%	10,635	(2.08)%
Furniture and equipment	10,299	27.87%	8,054	20.07%	6,708	(0.78)%
Data processing	5,152	48.26%	3,475	7.32%	3,238	(7.43)%
Marketing	5,357	53.32%	3,494	37.13%	2,548	4.38%
Communication	3,908	20.39%	3,246	13.54%	2,859	(11.49)%
Professional services	9,169	52.01%	6,032	74.18%	3,463	(16.39)%
Debt extinguishment	8,029	N/M	0	N/M	0	N/M
State intangible tax	4,843	93.10%	2,508	0.08%	2,506	21.06%
FDIC assessments	8,312	21.40%	6,847	1786.23%	363	10.00%
Other	38,693	11.47%	34,712	117.03%	15,994	(8.73)%
Total	$233,680	36.94%	$170,638	48.15%	$115,176	(4.61)%

N/M = Not meaningful

2009 vs. 2008. Noninterest income increased $353.0 million or 682.1% from 2008. Noninterest income in 2009 included a $342.5 million bargain purchase gain on the Irwin acquisition. Noninterest income in 2008 included a $3.7 million loss related to the decline in market value of 200,000 FHLMC perpetual preferred series V shares offset by a $1.6 million gain associated with the partial redemption of Visa Inc. common shares in the second quarter of 2008. Net of the 2009 and 2008 transactions described above, noninterest income increased $8.3 million or 15.4% in 2009 as compared with 2008, primarily due to noninterest income earned on covered loans, higher service charges on deposits, and trust and wealth management fees. The increase in service charges on deposits is a result of the increase in transaction-based deposits from acquisitions.

NONINTEREST EXPENSES

2010 vs. 2009. Noninterest expenses increased $63.0 million or 36.9% for 2010 compared to 2009 due to higher FDIC costs, debt prepayment charges, and general growth and expansion, including acquisitions. Salaries and employee benefits increased $31.3 million or 36.4% from 2009 primarily due to higher expenses related to acquisitions, greater staffing levels as well as the additional banking centers in operation during 2010.

Noninterest expenses in 2010 included an $8.0 million charge related to the prepayment of long term debt assumed in the 2009 acquisitions. Professional service fees increased $3.1 million or 52.0% primarily due to higher legal costs and other professional services directly related to the Company’s growth as well as continued costs related to the acquisitions in 2009. A $1.5 million increase in FDIC expense due to elevated assessment rates and increased deposits, as well as a combined $10.3 million or 37.1% increase in net occupancy, furniture and equipment, and data processing expenses related to additional banking centers contributed to the increase in noninterest expense in 2010. The $4.0 million increase in other noninterest expense during 2010 was primarily due to amortization of intangible assets related to FDIC-assisted transactions, losses on OREO property sales, and higher credit origination costs and regulatory assessment fees.

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

INCOME TAXES

First Financial’s tax expense in 2010 totaled $32.7 million compared to $132.6 million in 2009 and $10.4 million in 2008, resulting in effective tax rates of 35.6%, 37.5%, and 31.2%, in 2010, 2009, and 2008, respectively. The decrease in the effective tax rate in 2010 from 2009 was due to the marginal impact of 2010’s lower pre-tax earnings. The increase in 2009’s effective tax rate as compared to 2008 is primarily due to the tax impact from the bargain purchase gain and other implications from the FDIC-assisted transactions.

Further analysis of income taxes is presented in Note 15 of the Notes to Consolidated Financial Statements.

LOANS

First Financial, primarily through its banking subsidiary, remains dedicated to meeting the financial needs of individuals and businesses through its high touch, high service business model. The loan portfolio is comprised of a broad range of borrowers primarily in the Ohio, Kentucky, Michigan, and Indiana markets; however, the franchise finance lending activity represents a national client base. First Financial’s loan portfolio is composed of commercial, commercial real estate, real estate construction, residential real estate, and other consumer financing loans. All loans acquired in the Peoples and Irwin acquisitions during 2009 were acquired under loss share agreements whereby the FDIC reimburses First Financial for losses incurred in accordance with those loss sharing agreements.

14 First Financial Bancorp 2010 Annual Report

Table 4 • Loan Portfolio

	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Commercial	$800,253	$800,261	$807,720	$785,143	$673,445
Real estate – construction	163,543	253,223	232,989	151,432	101,688
Real estate – commercial	1,139,931	1,079,628	846,673	706,409	623,603
Real estate – residential	269,173	321,047	383,599	539,332	628,579
Installment	69,711	82,989	98,581	138,895	198,881
Home equity	341,310	328,940	286,110	250,888	228,128
Credit card	29,563	29,027	27,538	26,610	24,587
Lease financing	2,609	14	50	378	923
Total loans, excluding covered loans	2,816,093	2,895,129	2,683,260	2,599,087	2,479,834
Covered loans	1,481,493	1,934,740	0	0	0
Total	$4,297,586	$4,829,869	$2,683,260	$2,599,087	$2,479,834

Table 5 • Loan Maturity/Rate Sensitivity (Excluding Covered Loans)

	December 31, 2010
	Maturity
(Dollars in thousands)	Within one year	After one but within five years	After five years	Total
Commercial	$386,040	$316,828	$97,385	$800,253
Real estate – construction	120,410	42,285	848	163,543
Total	$506,450	$359,113	$98,233	$963,796

	Sensitivity to changes in interest rates
(Dollars in thousands)	Predetermined rate	Variable rate
Due after one year but within five years	$177,383	$181,730
Due after five years	49,244	48,989
Total	$226,627	$230,719

Table 6 • Covered Loan Portfolio

(Dollars in thousands)	December 31, 2010	December 31, 2009
Commercial	$334,039	$506,887
Real estate – construction	42,743	97,560
Real estate – commercial	855,725	1,008,104
Real estate – residential	147,052	206,371
Installment	21,071	8,235
Home equity	73,695	87,933
Other covered loans	7,168	19,650
Total covered loans	$1,481,493	$1,934,740

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

Enhanced processes have improved management’s understanding of the loan portfolios and the value of the continuing businesses and relationships. Active use of a Special Assets Division allows First Financial to ensure appropriate oversight, improved communication, and timely resolution of issues throughout the loan portfolio, including those loans covered by FDIC loss sharing agreements. Additionally, Commercial Credit Risk provides objective oversight and assessment of commercial credit quality and credit processes using an independent, market-based credit risk review approach. Retail/Small Business Credit Risk performs product-level reviews of portfolio performance, assessment of credit quality, and compliance with underwriting and loan administration guidelines. First Financial believes its analytical and reporting capability provides timely and valuable portfolio information to aid in credit management.

First Financial Bancorp 2010 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 7 • Covered Loan Maturity

	December 31, 2010
	Maturity
(Dollars in thousands)	Within one year	After one year but within five years	After five years	Total
Commercial	$94,682	$209,744	$29,613	$334,039
Real estate – construction	34,012	7,988	743	42,743
Total	$128,694	$217,732	$30,356	$376,782

	Sensitivity to changes in interest rates
(Dollars in thousands)	Predetermined rate	Variable rate
Due after one year but within five years	$171,787	$45,945
Due after five years	15,366	14,990
Total	$187,153	$60,935

LOANS – EXCLUDING COVERED LOANS

2010 vs. 2009. Excluding covered loans, total loans decreased $79.0 million or 2.7% during 2010, with average balances decreasing $11.1 million or 0.4%. The overall decline in the loan portfolio as compared to 2009 was primarily driven by weak loan demand as a result of difficult economic conditions throughout 2010 and intense competition for the limited lending opportunities that did exist. Period-end commercial, commercial real estate and real estate construction loans declined by $29.4 million or 1.4% from December 31, 2009, to December 31, 2010. The decline in the commercial portfolio was due primarily to an $89.7 million, or 35.4%, decline in real estate construction loans during 2010 as a result of the Company’s decision to limit lending in this segment given economic conditions. The decline in real estate construction loans was partially offset by a $60.3 million, or 5.6%, increase in commercial real estate loans during 2010. Additionally, consumer-related loan categories declined by $49.7 million or 6.5% during 2010, primarily related to a $51.9 million or 16.2% decline in residential real estate loans during the year. The runoff of residential real estate loans during 2010 reflects the continued impact of First Financial’s strategic decision to discontinue the origination of residential real estate loans for retention on its balance sheet.

At December 31, 2010, commercial, commercial real estate, and real estate construction loans comprised 74.7% of First Financial’s total loan portfolio, excluding covered loans. Residential real estate loans at 9.6%, home equity loans at 12.1%, with installment, credit card and other lending at 3.6%, comprised the remainder of the portfolio.

At December 31, 2010, residential development loans composed 2.3% of First Financial’s total loan portfolio.

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2010. Loans due after one year are classified according to their sensitivity to changes in interest rates.

LOANS – COVERED

Acquired loans subject to loss share agreements whereby the FDIC reimburses First Financial for the majority of any losses incurred are referred to as covered loans.

First Financial evaluated loans purchased in conjunction with the acquisitions of Peoples and Irwin for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Acquired loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. First Financial accounts for the majority of covered loans under FASB ASC Topic 310-30 with the exception of loans with revolving privileges, which were determined to be outside the scope of FASB ASC Topic 310-30, and other consumer loans for which expected cash flows could not be reasonably estimated. For further information around the accounting for covered loans, see the Critical Accounting Policies section included in Management’s Discussion and Analysis as well as the Notes to the Consolidated Financial Statements.

2010 vs. 2009. Total covered loans decreased $453.2 million or 23.4% during 2010. The decline in the covered loan portfolio is to be expected as there were no new acquisitions of loans subject to loss share agreements during 2010. The covered loan portfolio will continue to decline, through payoffs, charge-offs, termination or expiration of loss share coverage, unless First Financial acquires additional loans subject to loss share agreements in the future.

INVESTMENTS

First Financial’s investments at December 31, 2010 totaled $1.0 billion, a $436.1 million or 75.3% increase from the $579.1 million balance at December 31, 2009. The increase in the investment portfolio represents a redeployment of the Company’s liquidity position as loan demand was muted throughout the year. First Financial purchased primarily agency debentures and fixed and floating rate agency-backed mortgage backed securities (MBSs) utilizing the same discipline and portfolio management philosophy as with past investment purchases including, but not limited to, avoidance of material credit risk and geographic concentration risk within the MBSs. The investment portfolio, which is managed to minimize extension or maturity risk, provides a pool of assets eligible as a source of collateral for pledging to secure Federal, state and local depository funds, while also balancing overall asset/liability management objectives.

The other investments category in the Consolidated Balance Sheets reflects First Financial’s investment in the stock of the Federal Reserve Bank and the FHLB.

The majority of the investment portfolio is comprised of lower-risk investment securities, primarily treasury, government agency and agency residential MBSs. The December 31, 2010 investment securities portfolio included a net unrealized pre-tax gain of $15.2 million representing the difference between fair value and amortized cost. This compares with a net unrealized pre-tax gain of $16.5 million at December 31, 2009. The total investment portfolio represented 16.2% and 8.7% of total assets at December 31, 2010 and December 31, 2009, respectively.

Security debentures issued by the U.S. government, U.S. government agencies and corporations, primarily the Federal Home Loan Bank (FHLB), FHLMC, Federal National Mortgage Association (FNMA), and Federal Farm Credit Bank represented 11.8% and 7.0% of the investment portfolio at December 31, 2010, and 2009 respectively. All U.S. government agencies and corporations’ securities were classified as available-for-sale at December 31, 2010, and 2009. Due to the government guarantees, either expressed or implied, U.S. government agency and corporation obligations are considered to have a lower credit risk and high liquidity profile.

Investments in MBSs, including collateralized mortgage obligations (CMOs), represented 77.7% and 86.3% of the investment portfolio at December 31, 2010, and 2009, respectively. MBSs represent participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and duration is prone to extend during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as Government National Mortgage Association (GNMA), FHLMC, and FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile.

CMOs totaled $336.5 million at December 31, 2010, and $58.2 million at December 31, 2009, all of which were classified as available-for-sale. All CMOs held by First Financial are AAA rated by Standard & Poor’s Corporation or similar rating agencies, and First Financial does not own any interest-only securities, principal-only securities, or other securities considered high risk.

16 First Financial Bancorp 2010 Annual Report

Tax exempt securities of states, municipalities and other political subdivisions comprised only 1.7% and 4.5% of the investment portfolio at December 31, 2010, and 2009, respectively. The securities are diversified as to states and issuing authorities within states, thereby decreasing portfolio risk. First Financial continues to monitor the risk associated with this sector as we review the underlying ratings for possible downgrades. First Financial does not own any currently impaired state or other political subdivision securities and has not added to this component of the portfolio in more than five years.

Other securities totaled 1.0% and 2.0% of First Financial’s investment portfolio at December 31, 2010, and 2009, respectively, and were primarily comprised of taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified funds, and other small holdings.

Table 8 • Investment Securities

	2010		2009
(Dollars in thousands)	Amount	Percent of Portfolio	Amount	Percent of Portfolio
U.S. Treasuries	$13,959	1.49%	$13,857	2.83%
Securities of U.S. Government agencies and corporations	105,985	11.32%	20,621	4.21%
Mortgage-backed securities	788,868	84.23%	422,408	86.34%
Obligations of state and other political subdivisions	17,153	1.83%	22,231	4.54%
Other securities	10,551	1.13%	10,200	2.08%
Total	$936,516	100.00%	$489,317	100.00%

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities are shown in Table 9 – Investment Securities as of December 31, 2010. Tax-equivalent adjustments, using a 35.0% rate, have been made in calculating yields on tax-exempt obligations of state and other political subdivisions.

At December 31, 2010 and 2009, 98.1% and 96.3%, respectively, of investment securities were classified as available-for-sale. The available-for-sale investment securities are reported at their market value of $919.1 million at December 31, 2010 and $471.0 million at December 31, 2009. The market value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $0.7 million and $0.5 million at December 31, 2010 and December 31, 2009, respectively. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

First Financial adopted FASB ASC Topic 825-10, Financial Instruments, effective January 1, 2008. This statement permits the initial and subsequent measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument, irrevocable basis. First Financial applied the fair value option to its equity securities of government sponsored entities (GSE), specifically 200,000 FHLMC perpetual preferred series V shares. Throughout 2009 and early in 2010, these securities were classified as trading investment securities in First Financial’s Consolidated Balance Sheets. The fair value accounting treatment discussed above requires First Financial to recognize in its income statement both the market value increases and decreases in future periods. The value of the FHLMC securities fluctuated moderately throughout 2009, resulting in a $0.1 million net realized gain for the twelve months ended December 31, 2009. First Financial sold all 200,000 FHLMC securities in the first quarter of 2010 for $0.2 million, resulting in a realized loss of less than $0.1 million.

First Financial held cash on deposit with the Federal Reserve of $141.7 million and $252.0 million at December 31, 2010 and 2009, respectively. Beginning in 2009 and during the first half of 2010, First Financial held cash on deposit with the Federal Reserve rather than investing excess cash overnight in federal funds sold when the Federal Reserve began paying interest on bank deposits. The increase in cash experienced throughout 2010 is primarily a result of the $967.4 million of cash received from the FDIC in the Irwin and Peoples acquisitions in the third quarter 2009, the muted loan demand experienced throughout most of 2010 and strong net deposit inflows. Beginning in the third quarter 2010, First Financial initiated strategies to redeploy a portion of its cash by investing in agency backed securities and prepaying $232 million of long term FHLB debt acquired during the Irwin and Peoples acquisitions. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically its asset/liability management process.

See Note 22 of the Notes to Consolidated Financial Statements for additional information on how First Financial determines the fair value of investment securities.

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

In accordance with FASB ASC Topic 815, Derivatives and Hedging, the accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Table 9 • Investment Securities As Of December 31, 2010

	Maturity
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
U.S. Treasuries	$2,303	1.85%	$11,656	2.06%	$0	0.00%	$0	0.00%
Mortgage-backed securities	5	12.86%	113	4.38%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	278	6.06%	1,915	7.01%	265	7.53%	871	7.69%
Total	$2,586	2.32%	$13,684	2.77%	$265	7.53%	$871	7.69%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$0	0.00%	$100,729	2.63%	$5,256	5.50%	$0	0.00%
Mortgage-backed securities	41,489	1.41%	610,534	2.66%	125,836	3.01%	10,891	3.86%
Obligations of state and other political subdivisions	1,984	7.28%	8,016	7.66%	3,824	6.91%	0	0.00%
Other securities	127	6.13%	0	0.00%	0	0.00%	10,424	6.30%
Total	$43,600	1.68%	$719,279	2.71%	$134,916	3.22%	$21,315	5.03%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

First Financial Bancorp 2010 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Fair Value Hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial borrowers products that meet their needs, primarily creating for them synthetic fixed rate borrowing, but are also designed to achieve First Financial’s desired interest rate risk profile at the time. The fair value swap agreements generally involve the net receipt by First Financial of floating-rate amounts in exchange for net payments by First Financial, through its loan clients, of fixed-rate amounts over the life of the agreements without an exchange of the underlying principal or notional amount. This results in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset. The net interest receivable or payable on the interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item. Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item are recognized immediately in income.

Cash Flow Hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. The fair value of the interest rate swaps are included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the interest rate swap are included in accumulated other comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the underlying hedged item, if any, would be recognized immediately in income.

During the first quarter of 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $20.0 million of London Inter-Bank Offered Rate (LIBOR)-based, floating rate trust preferred securities. The interest rate swap involved the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years at an annual rate of 6.20%. The net interest receivable or payable on the trust preferred interest rate swap was accrued and recognized as an adjustment to interest expense. The fair value of the trust preferred interest rate swap was included in accrued interest and other assets or liabilities on the Consolidated Balance Sheets. Changes in the fair value of the trust preferred interest rate swap were included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

In the course of its normal interest rate risk and balance sheet management activities, First Financial terminated the $20.0 million trust preferred interest rate swap during the fourth quarter of 2010. Terminating the trust preferred interest rate swap resulted in a $0.6 million pre-tax loss that is included in accumulated comprehensive income (loss) on the Consolidated Balance Sheets. The $0.6 million loss will be amortized into income as an adjustment to interest expense over the remaining term of the original swap. A total of $0.1 million of the unrecognized loss is expected to be recognized in 2011. First Financial had no open cash flow hedges at December 31, 2010.

The notional amount of an interest rate swap merely establishes the basis on which interest payments are exchanged with counterparties. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amounts. First Financial’s credit risk exposure is limited to the market value of the instrument. First Financial manages the credit risk through counterparty credit policies and at December 31, 2010, had bilateral collateral agreements in place with its counterparties. The counterparty credit policies require First Financial to maintain a total derivative notional position of less than 35.0% of assets, total credit exposure of less than 3.0% of capital, and no single counterparty credit risk exposure greater than $20.0 million. First Financial is currently well below all single counterparty and portfolio limits.

As of December 31, 2010, there were no delinquent amounts due related to derivative agreements. First Financial had $12.5 million and $11.2 million deposited as cash collateral with its counterparties as of December 31, 2010, and 2009, respectively. This cash collateral is held at commercial banks and earns a rate of interest generally equal to the overnight Federal Funds interest rate.

As of December 31, 2010, First Financial had interest rate swaps with a total counterparty notional value of $300.1 million, compared to a total counterparty notional value of $259.3 million at December 31, 2009.

DEPOSITS

First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, regular savings, money-market deposit, and time deposits of various maturities and rates.

First Financial experienced moderate deposit runoff in 2010 as a result of exiting the markets previously operated by Irwin in the western United States as well as continued runoff of retail and brokered certificates of deposit. Total deposits decreased $204.4 million or 3.8% from 2009 to 2010. Total time deposits decreased $434.7 million or 19.5% from 2009 to 2010, while total transaction and savings deposits increased $354.5 million, or 15.5%, during this time.

2010 vs. 2009. Total average deposits for 2010 increased $1.5 billion or 41.3% from 2009, reflecting the full year impact of the Peoples and Irwin acquisitions. Average time deposits increased $495.2 million or 32.2%, while average transaction and savings deposits increased $833.5 million or 51.0%.

First Financial completed its plans to exit all ten western market locations it acquired from Irwin. Approximately $72.4 million of the original acquired deposits of $494.9 million remained at December 31, 2010. First Financial expects additional deposit runoff in 2011 as the Company exits the Michigan and Louisville banking centers as previously discussed.

Over the last several years, the Company has been deploying a deposit pricing strategy aimed at maximizing the net interest margin in a very competitive deposit gathering landscape. Late in the third quarter of 2008, and continuing through 2009, First Financial instituted pricing initiatives designed to grow and retain retail deposits as well as to manage its overall asset/liability position. The Company also extended the terms of CD offerings with maturities of one year and beyond to secure long-term funding at attractive rates, and continues to evaluate its key customer and market demographics to develop a combination of strategies to help increase core deposits. The strategy is on-going as outflows of time deposits have been replaced with less expensive transaction-based and wholesale funding.

Total deposits at December 31, 2010, were $5.1 billion as compared to December 31, 2009 at $5.4 billion, a $204.4 million or 3.8% decrease due to a $434.7 million decrease in time deposits as well as a $124.2 million decrease in noninterest-bearing checking deposits, partially offset by a $51.5 million increase in interest-bearing checking deposits and a $303.0 million increase in savings deposits.

Table 10 – Maturities of Time Deposits Greater Than or Equal to $0.1 million shows the contractual maturity of time deposits of $0.1 million and over that were outstanding at December 31, 2010. These deposits represented 14.3% of total deposits.

Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $100,000

	December 31, 2010
(Dollars in thousands)	Certificates of Deposit	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$102,316	$4,936	$26,718	$133,970
3 months to 6 months	97,404	4,495	58,330	160,229
6 months to 12 months	147,033	10,871	16,867	174,771
over 12 months	189,065	49,586	27,124	265,775
Total	$535,818	$69,888	$129,039	$734,745

18 First Financial Bancorp 2010 Annual Report

BORROWINGS

2010 vs. 2009. Short-term borrowings increased to $59.8 million at December 31, 2010, from $37.4 million at December 31, 2009, as a result of client activity in repurchase agreement sweep accounts. Long-term debt decreased $275.8 million to $149.5 million at December 31, 2010, from $425.3 million at December 31, 2009 due primarily to the third quarter 2010 prepayment of $232 million of FHLB long term debt acquired in the Peoples and Irwin acquisitions in 2009. The prepaid advances had a weighted average remaining maturity of 5.5 years and an effective duration of approximately 3.3 years. The cost of funds related to these advances carried a weighted average effective yield of 2.08% including the impact of purchase accounting adjustments. The prepayment resulted in First Financial recognizing net prepayment penalties of approximately $8.0 million. Funding for the prepayments consisted entirely of interest-bearing deposits with other banks that were previously earning 0.25%.

First Financial utilizes advances from the FHLB as a wholesale funding source. Total short-term borrowings from the FHLB were $0 million at December 31, 2010 and 2009, respectively. Total long-term borrowings from the FHLB were $63.9 million and $339.7 million at December 31, 2010 and 2009, respectively. The total available borrowing capacity from the FHLB at December 31, 2010, was $234.1 million.

As of December 31, 2010, First Financial has pledged certain real estate loans and government and agency securities with a book value of approximately $1.1 billion as collateral for borrowings to the FHLB. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

Other long-term debt which appears on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarters of 2003 and 2002 by statutory business trusts –First Financial (OH) Statutory Trust II and First Financial (OH) Statutory Trust I, respectively. The debentures issued in 2002, with a final maturity of 2032, were first eligible for early redemption by First Financial in September of 2007. At the date of early redemption, First Financial redeemed all the underlying capital securities relating to Trust I. The total outstanding capital securities redeemed were $10.0 million. The debentures issued in 2003 were eligible for early redemption by First Financial in September of 2008. First Financial did not elect to redeem early, but under the terms of the agreement may redeem the securities on any interest payment date, with a final maturity in 2033.

First Financial owns 100% of the common equity of the remaining trust, Trust II. The trust was formed with the sole purpose of issuing the capital securities and investing the proceeds from the sale of such capital securities in the debentures. The debentures held by the trust are the sole asset of the trust. Distributions on the capital securities are payable quarterly at a variable rate of interest, which is equal to the interest rate being earned by the trust on the debentures, and are recorded as interest expense of First Financial. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The amount outstanding, net of offering costs, as of December 31, 2010, is $20.6 million. These funds were used for general corporate purposes, to repurchase First Financial stock and as a means to diversify funding sources at the parent company level. In the first quarter of 2009, these instruments were effectively converted to a fixed interest rate, accounted for as a cash flow hedge through the execution of an interest rate swap. The interest rate swap effectively converted floating interest rate securities to a fixed interest rate of 6.20% per annum for a term of 10 years. As was previously described, this interest rate swap was terminated in the fourth quarter of 2010, effectively reverting these instruments back to a variable rate of interest.

The debenture qualifies as Tier I capital under Federal Reserve Board guidelines, but there is a regulatory limitation for this type of hybrid equity, limiting it to 25% of total qualifying tier 1 capital. The Company has the capacity to issue approximately $151.2 million in additional qualifying debentures under these guidelines.

See Note 14 of the Notes to Consolidated Financial Statements for additional information on borrowings and Note 17 for additional information on capital.

RISK MANAGEMENT

First Financial manages risks through a structured enterprise risk management (ERM) approach that routinely assesses the overall level of risk and identifies specific risks and the steps being taken to mitigate them. First Financial continues to enhance its risk management capabilities and has, over time, enhanced risk awareness as part of the culture of the Company. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach, focus on process-level risk management activities and strategic objectives within the risk management culture, deliberately consider risk responses and effectiveness of mitigation compared to established standards for risk appetite and tolerance, recognize and respond to the significant organizational changes that have increased the size and complexity of the organization, and consolidate information obtained through a common process into concise business performance and risk information for management and the board of directors.

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

ERM helps ensure that First Financial continues to identify and adequately address risks that emerge from a combination of new customers, products and associates, as well as changing markets, new or evolving systems and processes and new lines of business.

The goals of First Financial’s ERM framework are to:
•	align the Company’s risk appetite with its strategic and related operational, compliance, and reporting objectives;
•	enhance risk response decisions;
•	reduce operational deficiencies and possible losses;
•	identify and manage interrelated risks;
•	provide integrated responses to multiple risks;
•	improve the deployment and allocation of capital; and
•	improve overall business performance.

First Financial’s ERM approach focuses on the Company at the enterprise and business levels and the achievement of enterprise strategic, operational, compliance, and reporting objectives.

Specific enterprise level objectives include:
•	creating a holistic view of risk in which risk is comprehensively considered, consistently communicated, and documented in decision making;
•	centralizing the oversight of risk management activities;
•	creating an awareness of risks facing the Company by defining the risks that will be addressed by the enterprise and each functional area or business unit;
•	establishing and maintaining systems and mechanisms to comprehensively identify, assess, and measure risks that may impact First Financial’s ability to achieve its business objectives;
•	creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and comprehensively assesses the risks involved;
•	establishing and maintaining systems and mechanisms to monitor risk responses;
•	developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company;
•	creating and maintaining risk management tools such as policies, procedures, controls, and independent testing;
•
implementing and reviewing risk measurement techniques that management may use to establish the institution’s risk tolerance, assess risk likelihood and impact, and analyze risk monitoring processes; and

•	establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital.

Business-level objectives focus on why the particular business or business unit exists, how the business affects the Company’s strategy, earnings, reputation, and other key success factors, and whether the business level objectives are aligned with the enterprise objectives.

First Financial has identified nine types of risk that it monitors in its ERM framework.  These risks include information technology, market, legal, strategic, reputation, credit, regulatory (compliance), operational and external/environmental.

Board of Directors and Board Risk Committee. First Financial’s board of directors is responsible for understanding the Company’s risk management objectives and risk tolerance. Therefore, board oversight of the organization’s risk management activities is a key component to an effective risk management process.  Responsibilities of the board of directors include:
•	establishing and guiding the Company’s strategic direction and tolerance for risk and identifying the senior managers who have the responsibility for managing this risk;
•	monitoring the Company’s performance and overall risk profile, ensuring that the level of risk is maintained at prudent levels and is supported by adequate capital;
•	ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring, and control of risk; and
•	ensuring that adequate resources are dedicated to risk management.

First Financial Bancorp 2010 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The board of directors has defined broad risk tolerance levels or limits to guide management in the decision-making process and is responsible for establishing management information and communication requirements to ensure that risk management activities remain within these tolerance limits. The board risk committee, a sub-committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard.

Executive and Senior Management. Executive management members who are involved in the ERM discipline are responsible for managing risk activities and delegating risk authority and tolerance to the individual risk owners responsible for executing the specific business activities.

Management must identify which processes and activities are critical to achieving the Company’s business objectives within the designated tolerance levels.  Management must then delegate responsibility, authority, and accountability to the appropriate risk owners who are responsible for ensuring that the respective processes and activities are designed and implemented to manage the related risks within those delegated tolerance levels.

Information and communication requirements must be clearly communicated to risk owners in order to support management’s analysis of how effectively risk management activities are operating and that these requirements support and facilitate required reporting to the board of directors.

Chief Risk Officer. The chief risk officer is responsible for the oversight of the Company’s ERM processes.  The chief risk officer may appoint such other officers or establish such other management committees as required for effective risk management and governance, including risk measurement, risk monitoring, risk control or mitigation, and risk reporting.  The chief risk officer is also responsible to maintain such procedures, methodology and guidelines as are necessary to administer the ERM program.

Committee Chairs. The ERM program works through fourteen committees as its primary assessment and communication mechanism.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication amongst committee members as well as with the risk management department regarding changes to risk profile, changes to risk assessments and the emergence of new risks that could impact the Company.

Internal Auditors. Internal auditors are responsible for planning audit activities to periodically reassess the design and operation of key risk management processes and to make periodic evaluations of the ongoing accuracy and effectiveness of the communications from risk owners to senior management and from senior management to the board of directors.

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business unit leaders, and executives are responsible for developing the risk assessment for their individual departments, business units, and subsidiaries.  The chief risk officer, management and the board risk committee are then responsible for ensuring that risk is viewed and analyzed from a portfolio perspective.  Furthermore, interrelated risks should be considered, describing how a single risk/event may create multiple risks and the need for management to develop an entity-level portfolio view of risk.

Risk Management Functional Programs. First Financial’s risk management functional programs focus on the components of a successful risk management program and identify the objectives, scope, assessment frequency and methodology utilized in the assessment and reporting process.

Risk management programs, in total and in each functional component, accomplish the following:
•	identify risk issues and their respective risk owners;
•	evaluate the risks as to their associated likelihood of occurrence and consequences;
•	prioritize the risk issues in regards to the current risk status and trend;
•	provide reports to management and risk owners that will assist them in implementing appropriate risk management processes;
•	assist management in assessing the alternatives for managing the risks;
•	assist management in the development of risk management plans; and
•	track risk management efforts and respond and report accordingly.

Monitoring and Reporting. The board of directors oversees risk reporting and monitoring through the board risk committee, which meets at least quarterly.  The board risk committee is responsible for establishing tolerance limits for monitoring enterprise-wide key risks.

Management continually reviews and challenges the identified key risks, as well as the appropriateness of established tolerance limits, and the actions identified as necessary to mitigate key risks.  As circumstances warrant, management will provide recommendations to the board risk committee for changes or adjustments in key risks or tolerance limits.

Table 11 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics (Excluding Covered Loans)

(Dollars in thousands)	2010	2009	2008	2007	2006
Transactions in the allowance for loan and lease losses:
Balance at January 1	$59,311	$35,873	$29,057	$27,386	$42,485
Loans charged-off:
Commercial	13,324	11,295	5,227	4,107	11,950
Real estate – commercial	16,810	17,194	3,526	863	7,312
Real estate – residential	1,693	1,315	648	255	4,952
Installment and other consumer financing	6,524	5,145	5,236	4,094	4,063
Lease financing	0	0	0	103	72
Total loans charged off	38,351	34,949	14,637	9,422	28,349

Recoveries of loans previously charged-off:
Commercial	620	632	654	1,002	1,328
Real estate – commercial	1,106	557	99	862	256
Real estate – residential	24	27	25	56	222
Installment and other consumer financing	960	1,086	1,253	1,471	1,596
Lease financing	1	1	12	50	26
Total recoveries	2,711	2,303	2,043	3,441	3,428
Net charge-offs	35,640	32,646	12,594	5,981	24,921

Provision for loan and lease losses	33,564	56,084	19,410	7,652	9,822
Balance at December 31	$57,235	$59,311	$35,873	$29,057	$27,386

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	2.03%	2.05%	1.34%	1.12%	1.10%
Nonperforming loans (1)	2.84%	2.69%	0.68%	0.56%	0.44%

As a percent of average loans, net of unearned income:
Net charge-offs	1.27%	1.16%	0.47%	0.24%	0.97%

Allowance for loan and lease losses to nonperforming loans	71.62%	76.25%	197.27%	197.94%	252.82%

(1) Includes nonaccrual and restructured loans.

20 First Financial Bancorp 2010 Annual Report

First Financial believes that communication is fundamental to successful risk management and requires a successful partnership between risk management, management, and the board of directors.  Risk management must engage in productive reporting and dialogue with management across the Company to ensure collaborative and effective risk management.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting practices, periodically reviewing and approving its credit exposures using Board of Directors approved credit policies and guidelines.

Allowance for loan and lease losses (excluding covered loans): First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to provide for expected credit losses. Actual losses on loans and leases are charged against the allowance, which is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged off loan is credited back to the allowance. First Financial’s policy is to charge-off loans when, in management’s opinion, full collectibility of principal and interest based upon the contractual terms of the loan is unlikely. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not cancelled even though the balance may have been charged off.

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

Table 12 • Allocation Of The Allowance For Loan And Lease Losses (Excluding Covered Loans)

	December 31,
	2010		2009		2008		2007		2006
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial	$10,138	28.42%	$18,590	27.64%	$12,107	30.10%	$10,166	30.21%	$10,415	27.16%
Real estate – construction	8,326	5.81%	8,143	8.75%	2,086	8.68%	955	5.83%	1,142	4.10%
Real estate – commercial	14,917	40.48%	15,190	37.29%	8,454	31.56%	7,799	27.18%	5,257	25.14%
Real estate – residential	8,907	9.56%	5,308	11.09%	3,715	14.30%	4,382	20.75%	4,660	25.35%
Installment, home equity & credit card	14,888	15.64%	12,079	15.23%	9,508	15.36%	5,747	16.02%	5,830	18.21%
Lease financing	59	0.09%	1	0.00%	3	0.00%	8	0.01%	82	0.04%
Total	$57,235	100.00%	$59,311	100.00%	$35,873	100.00%	$29,057	100.00%	$27,386	100.00%

Table 13 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics (Covered Loans)

(Dollars in thousands)	December 31, 2010
Transactions in the allowance for loan and lease losses:
Balance at January 1	$0
Loans charged-off:
Commercial	16,518
Real estate-construction	3,333
Real estate-commercial	16,507
Real estate-residential	8,142
Installment and other consumer financing	2,492
Total loans charged off	46,992

Recoveries of loans previously charged-off:
Commercial	338
Real estate-construction	2
Installment and other consumer financing	1
Total recoveries	341
Net charge-offs	46,651

Provision for loan and lease losses	63,144
Balance at December 31	$16,493

First Financial Bancorp 2010 Annual Report 21

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

As part of the regular reviews of the allowance in 2009, management became increasingly concerned about the potential impact the prolonged economic downturn could have on the commercial real estate portfolio. As a result, management added an additional component to the allowance review utilizing the “More Adverse” scenario of the U.S. Department of the Treasury (Treasury) bank stress test to assess expected remaining losses in the current credit cycle compared with the allowance. While not necessarily credit specific for First Financial, generally the outlook for this sector has continued to deteriorate and is likely to see only moderate recovery over the next 12 months, according to most industry analysts, if at all.  Therefore, management continued the use of this additional component to the allowance review in 2010.

Net charge-offs and nonperforming assets remained elevated throughout 2010 reflecting the continued adverse impact of the prolonged economic downturn and its effect on First Financial’s loan portfolio. Based on these asset quality trends, in conjunction with a fragile economy, the allowance was maintained at a level similar to 2009 despite elevated net charge-offs in 2010. The commercial real estate loan portfolio, with higher vacancy rates, lower rents, and falling property values, remains a significant concern. Loss in the event of default on many classes of commercial real estate properties has increased substantially in recent years and this trend is likely to continue into 2011. Additionally, commercial customers have been suffering from the weak economy for several consecutive years and some of these customers no longer have the capital base to withstand protracted stress and, therefore, may not be able to comply with the original terms of their credit agreements. While the level of criticized loans and nonperforming assets, indicators of possible losses, increased significantly during 2010, First Financial began to see moderate improvement in these indicators towards the end of 2010. Coupled with moderate signs of improvement in unemployment and loan demand, management is cautiously optimistic that credit quality trends will further stabilize in 2011.

During 2010 First Financial  maintained a higher allowance and continues to monitor the more recent economic drivers, including actual credit losses, for both the industry and the Company. Throughout much of 2010, unemployment rates remained at near-record levels, consumer spending remained cautious, and operating conditions continued to be challenging for many commercial borrowers. The overall economy, while showing some signs of improvement, remains fragile and has yet to demonstrate a clear ability to sustain this improvement. As a result, the Company expects that certain of its credit metrics may remain volatile over the next several quarters, or until there are more sustained signs of economic recovery, including lower unemployment rates, increased consumer spending, and stabilized property values.

The allowance at December 31, 2010, was $57.2 million or 2.03% of loans, a decrease of 2 basis points from 2.05% of loans at December 31, 2009. Provision for loan and lease loss expense of $33.6 million was $22.5 million lower in 2010 than in 2009, primarily due to the Company’s expectations of risk inherent in the commercial and commercial real estate loan portfolios and the resulting net growth in the allowance. It is management’s belief that the allowance for loan and lease losses is adequate to absorb estimated credit losses in the loan and lease portfolio at December 31, 2010.

Allowance for loan and lease losses (covered loans): All loans acquired in the 2009 Peoples and Irwin acquisitions were covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses First Financial for the majority of the losses incurred. There was no allowance for loan and lease losses related to covered loans at December 31, 2009 as these loans were recorded at their estimated fair value upon acquisition. Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the remaining term of the loan. In accordance with accounting for business combinations, there was no allowance brought forward on any of the acquired loans, as the credit

Table 14 • Allocation Of the Allowance For Loan And Lease Losses (Covered Loans)

	December 31, 2010
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans
Balance at end of period applicable to:
Commercial	$8,787	22.55%
Real estate-construction	2,213	2.88%
Real estate-commercial	5,000	57.76%
Real estate-residential	232	9.93%
Installment, home equity, & other	261	6.88%
Total	$16,493	100.00%

Table 15 • Nonperforming Assets (Excluding Covered Assets)

	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Nonaccrual loans	$62,302	$71,657	$17,981	$14,113	$10,236
Restructured loans	17,613	6,125	204	567	596
Other real estate owned (OREO)	17,907	4,145	4,028	2,636	2,334
Total nonperforming assets	$97,822	$81,927	$22,213	$17,316	$13,166

Nonperforming assets as a percent of total loans plus OREO	3.45%	2.83%	0.83%	0.67%	0.53%

Accruing loans past due 90 days or more	$370	$417	$138	$313	$185

Table 16 • Nonperforming Assets (Covered Assets)

	December 31,	December 31,
(Dollars in thousands)	2010	2009
Nonaccrual loans	$19,755	$16,415
Other real estate owned (OREO)	35,257	12,916
Total nonperforming assets	$55,012	$29,331

Accruing loans past due 90 days or more	$9	$1

22 First Financial Bancorp 2010 Annual Report

losses evident in the loans were included in the determination of the fair value of the loans at the acquisition date and are generally represented by the nonaccretable balance. The majority of the nonaccretable balance is expected to be received from the FDIC through the loss sharing agreements and is recorded as a separate indemnification asset from the covered loans and reflected on the Consolidated Balance Sheets.

The majority of covered loans are accounted for under FASB ASC Topic 310-30, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial grouped acquired loans into pools based on common risk characteristics. Any decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense, and a related allowance for loan and lease losses on covered loans, on a discounted basis during the period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. First Financial recognized provision expense related to impairment in the expected cash flows on certain covered loans, as well as enhanced yields reflecting improved cash flow expectations on other covered loans during 2010.

The allowance for loan and lease losses on covered loans was $16.5 million at December 31, 2010. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements was recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset during 2010.

ASSET QUALITY

Excluding covered assets: Due to the significant difference in the accounting for covered loans and the loss sharing agreements with the FDIC, management believes that asset quality measures excluding covered assets are generally more meaningful. Therefore, management has included asset quality measures that exclude covered loans in tables 11 and 15.

Nonperforming assets consist of nonaccrual loans, restructured loans, and OREO. The level of nonaccrual and restructured loans is an important element in assessing asset quality. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider. See Table 15 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, restructured loans, and OREO properties.

2010 vs. 2009. Total nonperforming assets, as shown in Table 15 – Nonperforming Assets, increased $15.9 million to $97.8 million at December 31, 2010, from $81.9 million at December 31, 2009. Nonaccrual loans decreased $9.4 million from 2009, while restructured loans increased $11.5 million and OREO increased $13.8 million. The increase in nonperforming assets reflects the prolonged economic downturn of the past few years and the extended timelines to reach resolution on these assets. The overall decline in the level on loans on nonaccrual in 2010 was primarily driven by a $22.7 million decline in construction real estate loans, partially offset by a $13.0 million increase in commercial real estate loans. However, the improvement in nonaccrual loans was more than offset by the increase in restructured loans and OREO during 2010. Restructured loans increased $11.5 million, from $6.1 million at December 31, 2009 to $17.6 million at December 31, 2010, primarily due to the restructuring of a single commercial loan relationship totaling $9.3 million during the fourth quarter. OREO increased $13.8 million, from $4.1 million at December 31, 2009 to $17.9 million at December 31, 2010, reflecting both a higher volume of assets in OREO in 2010 as well as longer holding periods before First Financial is able to sell these assets.

Nonperforming loans, as a percent of total loans, were 2.84% at December 31, 2010, compared to 2.69% at December 31, 2009. The allowance to nonperforming loans ratio was 71.6% at December 31, 2010, compared to 76.3% at December 31, 2009. Accruing loans past due 90 days or more remained flat at $0.4 million at December 31, 2010 and December 31, 2009, respectively.

Net charge-offs in 2010 were $35.6 million, an increase of $3.0 million from 2009, with the ratio of net charge-offs as a percent of average loans outstanding increasing from 1.16% to 1.27% as shown in Table 11 – Summary of Allowance for Loan and Lease Losses and Selected Statistics.

Consistent with the banking industry, First Financial’s overall credit quality trends remained stressed throughout most of 2010, with most pressure occurring in its commercial lending portfolios. During the first quarter of 2010, the Company charged-off $8.8 million related to alleged fraudulent activity by one borrower to whom both commercial and commercial real estate credit was extended, representing 31 basis points of the full year 2010 net charge-offs to average loans and leases ratio. The majority of this amount was previously reserved for in the fourth quarter 2009. Additionally, the Company charged-off $3.8 million in the fourth quarter of 2010 related to the resolution of a single commercial relationship which included the sale and charge-off of approximately $7.7 million of previously reported restructured and nonaccrual loans. This relationship represented 14 basis points of the full-year 2010 net charge-offs to average loans and leases ratio.

In 2010, First Financial experienced growth of 3.8% in its home equity lending portfolio. First Financial believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-to-value ratios, line size, and usage, provides adequate oversight. The origination methods for our home equity lending also keep both the credit decision and the documentation under the control of First Financial associates. At December 31, 2010, approximately 95.1% and 84.5% of the outstanding home equity lines had credit line sizes of less than $100,000 and $50,000 respectively, and had an average outstanding balance of approximately $30,000. First Financial maintains a strong pricing discipline for its home equity line product and does not sacrifice credit quality for growth. Approximately 89% of First Financial’s home equity line originations in 2010 had credit scores of 700 or better at origination.  Approximately 90% of First Financial’s home equity line originations in 2009 had credit scores of 700 or better at origination.

From an industry perspective it is likely home equity lending will continue to experience stress as borrowers remain under pressure and property values remain volatile in the current economic environment. The ratio of net charge-offs to average loans in the home equity portfolio increased to 0.99% in 2010 from 0.65% in 2009. However, First Financial charged off $0.8 million related to a single home equity relationship in the fourth quarter of 2010, representing 24 basis points of the full year net charge-offs to average loans and leases ratio for this segment of the loan portfolio. This home equity borrower had been a long-time customer with First Financial and the Company held a first lien position on these credit lines. First Financial continues to actively monitor its home equity portfolio and volatility in this portfolio over the next year could continue.

In 2005, First Financial made the strategic decisions to discontinue the origination of residential real estate loans for retention on its balance sheet and to exit its indirect installment lending. In 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell substantially all its future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the Company does not originate sub-prime residential real estate loans in the current originate-and-sell model. In the first quarter of 2010, First Financial terminated the agreement with its strategic partner and reestablished an internal residential real estate loan origination and sale platform. First Financial continues to originate residential real estate loans maintaining an originate and sell business strategy. Newly originated residential real estate loans are now sold to multiple investors on a servicing released basis.

Covered assets: As discussed above, covered loans accounted for under FASB ASC Topic 310-30 were grouped into pools for purposes of periodically re-estimating the expected cash flows and recognizing impairment or improvement on the loan pools. Accordingly, loans accounted for under FASB ASC Topic 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered loan loss provision or future period yield adjustments.

2010 vs. 2009. First Financial had $19.8 million of covered nonaccrual loans, excluding loans accounted for under FASB ASC Topic 310-30, and $35.3 million of covered OREO at December 31, 2010. First Financial had $16.4 million of covered nonaccrual loans, excluding loans accounted for under FASB ASC Topic 310-30, and $12.9 million of covered OREO at December 31, 2009. First Financial had less than $10 thousand of covered loans 90 days past due and still accruing, excluding loans accounted for under FASB ASC Topic 310-30, at December 31, 2010 and December 31, 2009.

LIQUIDITY

Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, common and preferred dividends, expenses of its operations, and capital expenditures. Liquidity is monitored and closely managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, risk management, and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that potential liquidity stress events are planned for, quickly identified, and management has plans in place to respond. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including modeling and management reporting that identifies the amounts and costs of all available funding sources. During 2009, First Financial was able to expand its various funding sources, including overnight borrowing lines, and has a diversified base of liquidity sources. These sources are periodically tested for funding availability.

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

First Financial Bancorp 2010 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Capital expenditures, such as banking center expansions and technology investments, were $22.8 million for 2010, $13.2 million for 2009, and $11.9 million for 2008. In addition, remodeling is a planned and ongoing process given First Financial’s 114 banking centers. Material commitments for capital expenditures as of December 31, 2010, were $16.5 million. Management believes that First Financial has sufficient liquidity to fund its future capital expenditure commitments.

The principal source of asset-funded liquidity is marketable investment securities, particularly those with shorter maturities. The market value of investment securities classified as available-for-sale totaled $919.1 million at December 31, 2010. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity and totaled $2.6 million at December 31, 2010. In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans maturing within one year, are sources of liquidity.

At December 31, 2010, in addition to liquidity on hand of $282.9 million, First Financial had unused and available overnight wholesale funding sources of approximately $1.9 billion to fund any significant deposit runoff that may occur as a result of the repriced deposits and from the markets that the Company is exiting as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $60.7 million, $40.7 million, and $24.9 million for the years 2010, 2009, and 2008, respectively. As of December 31, 2010, First Financial’s subsidiaries had retained earnings of $325.1 million of which $192.6 million was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

First Financial makes quarterly interest payments on its junior subordinated debentures owed to unconsolidated subsidiary trusts. Interest expense related to this other long-term debt totaled $1.2 million, $1.2 million, and $1.4 million, in the years 2010, 2009, and 2008, respectively.

During 2009, First Financial made quarterly dividend payments to the Treasury on the 80,000 perpetual preferred securities, which carried a 5.0% dividend rate. On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the Treasury in December 2008 under its CPP. First Financial deducts any dividends paid on the preferred shares from net income to determine net income available to common shareholders and for its computation of earnings per diluted common share. The impact of a non-cash, deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date, was included in those calculations for the first quarter of 2010. This one-time deemed dividend is in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million.

INTEREST RATE SENSITIVITY

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk is the risk to earnings and equity value arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates. First Financial’s board of directors establishes policy limits with respect to interest rate risk. ALCO oversees market risk management, monitoring risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.

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

Table 17 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2010, for the next five years and thereafter. Also included with each category is the fair value of the instruments. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including mortgage-backed securities and collateralized mortgage obligations, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month LIBOR plus a spread.

The interest-rate risk position is measured and monitored using income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure. Income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.

Presented below is the estimated impact on First Financial’s net interest income as of December 31, 2010, assuming immediate, parallel shifts in interest rates:

	-200 basis points	-100 basis points	+100 basis points	+200 basis points
December 31, 2010	(8.16)%	(0.22)%	8.36%	9.83%

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

Presented below is the change in First Financial’s economic value of equity position as of December 31, 2010, assuming immediate, parallel shifts in interest rates:

	-200 basis points	-100 basis points	+100 basis points	+200 basis points
December 31, 2010	(8.17)%	(3.01)%	1.59%	0.53%

First Financial, utilizing interest rates primarily based upon external industry studies, models additional scenarios covering the next twelve months. Based on these scenarios, First Financial has an asset sensitive interest rate risk position of a positive 4.8% when compared to a base-case scenario with interest rates held constant. Given its outlook for future interest rates, First Financial is managing its balance sheet with a bias toward asset sensitivity. First Financial’s year-end asset sensitive interest rate risk position is influenced by the acquired assets from Peoples and Irwin, redeployment of excess

24 First Financial Bancorp 2010 Annual Report

Table 17 • Market Risk Disclosure

								FAIR VALUE
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2011	2012	2013	2014	2015	THEREAFTER	TOTAL	2010
Rate sensitive assets
Fixed interest rate loans(1)	173,055	141,575	220,753	129,691	82,305	181,073	928,452	937,053
Average interest rate	7.61%	8.05%	6.53%	6.23%	6.36%	6.40%	6.87%
Variable interest rate loans(1)	653,459	188,385	159,722	130,573	81,542	646,017	1,859,698	1,812,319
Average interest rate	4.29%	9.18%	4.64%	4.06%	4.49%	4.37%	4.83%
Covered loans	459,246	212,193	155,679	132,075	90,919	414,888	1,465,000	1,477,631
Average interest rate	4.99%	8.42%	5.85%	6.16%	6.37%	5.99%	6.05%
Fixed interest rate securities	10,428	74,150	123,386	136,904	133,730	129,465	608,063	608,721
Average interest rate	4.65%	4.18%	4.12%	3.07%	2.79%	3.69%	3.52%
Variable interest rate securities	35,757	17,627	31,338	173,896	41,933	106,591	407,142	407,144
Average interest rate	0.88%	4.15%	2.71%	1.00%	1.36%	3.02%	1.82%
Other earning assets	176,592	0	0	0	0	0	176,592	176,592
Average interest rate	0.28%	0.00%	0.00%	0.00%	0.00%	0.00%	0.28%
FDIC indemnification asset	53,348	47,102	46,879	63,928	2,500	8,891	222,648	212,431
Average interest rate	(0.76)%	(0.76)%	(0.76)%	(0.76)%	(0.76)%	(0.76)%	(0.76)%

Rate sensitive liabilities
Noninterest-bearing checking	705,484	0	0	0	0	0	705,484	705,484
Savings and interest-bearing checking	264,592	2,381,330	0	0	0	0	2,645,922	2,645,922
Average interest rate	0.38%	0.38%	0.00%	0.00%	0.00%	0.00%	0.38%
Time deposits	936,001	432,044	315,204	50,591	52,901	8,102	1,794,843	1,818,237
Average interest rate	1.44%	2.80%	2.88%	2.58%	1.94%	1.90%	2.07%
Fixed interest rate borrowings	52,502	2,015	13,774	28,774	26,274	5,541	128,880	125,825
Average interest rate	3.71%	2.08%	3.59%	3.47%	3.56%	4.29%	3.61%
Variable interest rate borrowings	59,842	0	0	0	0	20,620	80,462	80,462
Average interest rate	0.20%	0.00%	0.00%	0.00%	0.00%	3.40%	1.02%

Interest rate derivatives
Interest rate swaps
Fixed to variable	3,789	2,408	2,636	1,516	3,323	7,629	21,301	(2,961)
Average pay rate (fixed)	7.05%	6.73%	6.57%	6.74%	6.80%	6.86%	6.83%
Average receive rate (variable)	2.22%	2.47%	2.45%	2.25%	2.39%	2.01%	2.23%

(1) Includes loans held for sale, but excludes covered loans.

liquidity into floating and fixed rate securities, our preference to originate floating rate loans, and the modeling assumptions regarding deposit pricing.

OPERATIONAL RISK

As with most companies, First Financial is subject to operational risk in the products and services offered and in every business line. Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls, and external influences such as market conditions, fraudulent activities, disasters, and security risks. First Financial continuously strives to strengthen the Company’s system of internal controls, operating processes and employee awareness to assess the impact on earnings and capital and to improve the oversight of our operational risk.

COMPLIANCE RISK

Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from the Company’s failure to comply with rules and regulations issued by the various banking agencies and standards of good banking practice. Activities which may expose First Financial to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Company’s expansion of its banking center network and employment and tax matters.

STRATEGIC AND/OR REPUTATION RISK

Strategic and/or reputation risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk types mentioned previously. Mitigation of the various risk elements that represent strategic and/or reputation risk is achieved through initiatives to help First Financial better understand and report on the various risks it faces each day, including those related to the development of new products and business initiatives.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by First Financial’s Wealth Management division and primarily consist of equity and debt mutual funds, as well as money market funds. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.

The significant assumptions used in the valuations and accounting for the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2010, Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 7.5% for 2010 and 8.5% for 2009. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The assumed rate of compensation increase, 3.5%, is compared to historical increases for plan participants.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2010, assuming shifts in the significant assumptions:

					Rate of
			Expected Return on		Compensation
	Discount Rate		Plan Assets		Increase
	-100 basis	+100 basis	-100 basis	+100 basis	-100 basis	+100 basis
(Dollars in thousands)	points	points	points	points	points	points
Change in Projected Benefit Obligation	$7,578	$(6,003)	N/A	N/A	$(815)	$1,054
Change in Pension Expense	$787	$(677)	$658	$(658)	$(108)	$134

First Financial recorded pension expense in the Consolidated Statements of Income of $2.0 million, $0.9 million, and $1.4 million for 2010, 2009, and 2008, respectively.  First Financial made cash contributions totaling $60.0 million to fund the pension plan in 2010 and $30.8 million in 2009. No cash contributions to fund the pension plan were made in 2008. First Financial does not expect to make a cash contribution to its pension plan in 2011. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

CAPITAL

First Financial and its subsidiary, First Financial Bank, are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines

First Financial Bancorp 2010 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 18 • Contractual Obligations

(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$53,553	$4,208	$3,131	$6,091	$66,983
National Market Repurchase Agreement	2,120	17,165	54,650	0	73,935
Junior subordinated debentures owed to unconsolidated subsidiary trusts	690	1,382	1,380	32,430	35,882
Operating lease obligations	4,066	6,655	5,179	6,325	22,225
Total	$60,429	$29,410	$64,340	$44,846	$199,025

and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action.

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations for Total and Tier 1 capital to risk-weighted assets and to average assets, respectively. Management believes, as of December 31, 2010, that First Financial met all capital adequacy requirements to which it was subject. At December 31, 2010, and December 31, 2009 regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth by regulation. There have been no conditions or events since those notifications that management believes has changed the institution’s category. For further information, see Note 17 of the Notes to Consolidated Financial Statements.

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

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for total risk-based capital, including intangibles and non-qualifying mortgage servicing rights and allowance for loan and lease losses.

On October 1, 2008, First Financial filed a shelf registration on Form S-3 with the Securities and Exchange Commission (SEC). Subsequently on May 1, 2009, the Company amended the shelf registration on Form S-3. This amended shelf registration statement allowed the Company to raise capital from time to time, up to an aggregate of $200.0 million, through the sale of various types of securities. On June 8, 2009, the Company completed a public offering of 13,800,000 shares of its common stock at a price of $7.50 per share resulting in net proceeds of $98.0 million of additional common equity after offering related costs. On February 2, 2010, the Company completed a public offering of 6,372,117 shares of its common stock at a price of $15.14 per share resulting in net proceeds of $91.2 million of additional common equity after offering related costs. The offering on February 2, 2010 utilized the remaining capacity under the amended shelf registration statement.

The Treasury, working with the Federal Reserve Board, established late in 2008 the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP), which was intended to stabilize the financial services industry. One of the components of the CPP included a $250 billion voluntary capital purchase program for certain qualified and healthy banking institutions. Pursuant to the CPP, Treasury purchased from First Financial 80,000 shares of $1,000 par value senior perpetual preferred securities at a total price of $80.0 million equal to approximately 3.0% of the Company’s then risk-weighted assets. Treasury also received a warrant for the purchase of common stock in the amount of 930,233 shares at a strike price of $12.90 per share. As a result of the common equity raised during the second quarter of 2009, the number of common shares eligible for purchase under the warrant agreement was reduced by 50% to 465,117 shares. Such preferred shares paid a dividend of 5% for the first five years and increased to 9% thereafter. In addition, subject to certain limited exceptions, financial institutions participating in the CPP were prohibited from (a) increasing their dividend to common shareholders and (b) conducting share repurchases without the prior approval of the Treasury. Participating financial institutions were also subject to certain limitations on executive compensation as well as other conditions. On January 21, 2009, First Financial filed a registration statement on Form S-3 with the SEC to register these securities as required by the security purchase agreement with the Treasury. On February 19, 2009, the registration statement was deemed effective by the SEC.

During 2010 and 2009, the Company paid cash dividends of $1.1 million and $3.6 million, respectively, to the Treasury on its senior perpetual preferred securities.

On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the Treasury in December 2008 under its CPP. First Financial included in its computation of earnings per diluted common share the impact of a non-cash, deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend is in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million. First Financial did not repurchase the warrant at that time. In June 2010, Treasury conducted a public auction of the warrants in which they were sold at a price of $6.70 per warrant. This transaction represented the final step in the redemption process and the Treasury no longer owns any securities issued by First Financial.

Table 19 • Capital Adequacy

	December 31,
(Dollars in thousands)	2010	2009
Consolidated capital calculations:
Common stock	$580,097	$490,532
Retained earnings	310,271	276,119
Accumulated other comprehensive loss	(12,044)	(10,487)
Treasury stock, at cost	(180,930)	(185,401)
Total common shareholders’ equity	697,394	570,763
Preferred stock	0	79,195
Total shareholders’ equity	697,394	649,958
Goodwill	(51,820)	(51,820)
Other intangibles	(5,604)	(7,461)
Total tangible equity	639,970	590,677
Preferred stock	0	(79,195)
Total tangible common equity	$639,970	$511,482
Total assets	$6,250,225	$6,657,593
Goodwill	(51,820)	(51,820)
Other intangibles	(5,604)	(7,461)
Total tangible assets	$6,192,801	$6,598,312
Tier 1 capital	$680,145	$628,982
Total risk-based capital	$727,252	$678,024
Total risk-weighted assets	$3,687,224	$3,903,566
Average assets(1)	$6,242,293	$6,809,760

Regulatory capital:
Tier 1 ratio	18.45%	16.11%
Total risk-based capital ratio	19.72%	17.37%
Leverage ratio	10.89%	9.24%

Other capital ratios:
Total shareholders’ equity to ending assets	11.16%	9.76%
Total common shareholders’ equity to ending assets	11.16%	8.57%
Total tangible shareholders’ equity to ending tangible assets	10.33%	8.95%
Total tangible common shareholders’ equity to ending tangible assets	10.33%	7.75%

(1)	For purposes of calculating the Leverage Ratio, certain intangible assets are excluded from average assets.

First Financial also opted to participate in the FDIC’s temporary liquidity guarantee program during 2009. The components of this program include the guarantee, until December 31, 2012, of certain newly issued senior unsecured debt issued by banks and bank holding companies through October 31, 2009 and full deposit insurance coverage

26 First Financial Bancorp 2010 Annual Report

for noninterest-bearing transaction accounts, regardless of size, until June 30, 2010. Participation in these programs resulted in an increase in deposit insurance premiums and any debt issued under the program was subject to an insurance premium. First Financial discontinued its participation in the FDIC’s temporary liquidity guarantee program in 2010 and did not issue debt guaranteed by the FDIC.

Total shareholders’ equity at December 31, 2010 was $697.4 million compared to total shareholders’ equity at December 31, 2009 of $650.0 million. This $47.4 million or 7.3% increase was due to the increase in earnings due to the 2009 FDIC assisted transactions as well as the capital raised in the February 2010 stock offering, net of the $80.0 million redemption of senior preferred shares issued to the Treasury under its CPP.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that were granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The total number of shares that can be repurchased over the remaining life of the ten-year plan may not exceed 7,507,500 shares. At December 31, 2010, 4,969,105 shares remained available for purchase under this program.

The Company’s dividend payout ratio, total dividends paid divided by net income available to common shareholders was 39.6%, 8.3%, and 109.7% for the years 2010, 2009, and 2008, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations.

In January of 2009, First Financial announced the board of directors’ decision to reduce its quarterly cash dividend to common shareholders in a continued effort to further strengthen First Financial’s capital level. The quarterly cash dividend was reduced to $0.10 per share from the previous $0.17 per share and was consistent with the board of directors’ long-term target dividend payout range at the time of between 40% and 60% of normalized earnings available to common shareholders.

In January of 2011, First Financial announced that it would increase the quarterly cash dividend to common shareholders. The quarterly cash dividend will be increased to $0.12 per share from the previous $0.10 per share and is consistent with the board of directors’ long-term target dividend payout range of between 40% and 60% of normalized earnings available to common shareholders.

First Financial has consistently maintained regulatory capital ratios at or above the level that results in its classification as “well-capitalized.” For further detail on capital ratios, see Note 17 of the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, income taxes, covered loans, FDIC indemnification asset, pension, and goodwill and other intangible assets. This annual report provides management’s analysis of the allowance for loan and lease losses on pages 21 through 23, income taxes on page 14, covered loans on page 16, and pension plan on page 25.

Allowance for loan and lease losses (excluding covered loans). First Financial maintains the allowance for loan and lease losses at a level it believes is sufficient to absorb potential losses inherent in the loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

• Probability of default,

• Loss given default,

• Exposure at date of default,

• Amounts and timing of expected future cash flows on impaired loans,

• Value of collateral,

• Historical loss exposure, and

• The effects of changes in economic conditions that may not be reflected in historical results.

To the extent actual outcomes differ from management’s estimates, additional provision for credit losses may be required that would impact First Financial’s operating results. Pages 21 and 22 of this annual report provide management’s analysis of the allowance for loan and lease losses.

Covered loans. Loans acquired in FDIC-assisted transactions are covered under loss sharing agreements. Covered loans were recorded at fair value at acquisition. Fair values for covered loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. For purposes of estimating the fair values of covered loans, the loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the expected life of the loan. The nonaccretable portion of the write-down in the value of the loans represents expected credit impairment on the loans and is only recognized in income if the payments on the loan exceed the recorded fair value of the loan.

First Financial accounts for and evaluates acquired loans for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. First Financial is accounting for the majority of purchased loans under FASB ASC Topic 310-30 except loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. For purposes of applying the accounting guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for each pool of loans. Any decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

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

Allowance for loan and lease losses – covered loans. First Financial maintains an allowance for loan and lease losses on covered loans. For loans accounted for under FASB ASC Topic 310-30, expected cash flows are reestimated periodically with any decline in expected cash flows recorded as provision expense on a discounted basis during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

FDIC indemnification asset. FDIC indemnification assets result from the loss share agreements in the FDIC-assisted transactions and are measured separately from the related covered assets as they are not contractually embedded in those assets and are not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification assets represent the estimated fair value of expected reimbursements from the FDIC for losses on covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of these amounts. FDIC indemnification assets were recorded at their estimated fair values at the time of the FDIC-assisted transaction. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

First Financial Bancorp 2010 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a downward yield adjustment on the indemnification assets.  Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset.

Reimbursement requests are submitted to the FDIC on a monthly basis for single family residential covered loans and on a quarterly basis for all other covered loans. As of December 31, 2010, the reimbursement claims submitted by First Financial to the FDIC had been reimbursed on a timely basis.

Goodwill. Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. FASB ASC Topic 350, Intangibles – Goodwill and Other, requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial’s annualized earnings are compared to equity to provide an implied book-value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples for which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted flows of First Financial’s assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the Company, including goodwill, and is compared to the Company’s book value. An implied fair value that exceeds the Company’s book value is an indication that goodwill is not impaired. If First Financial’s book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial’s analysis at year-end 2010, no impairment charges were required.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. First Financial determines the discount rate assumption using published Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets and a consensus of estimates of expected future returns from similarly managed portfolios while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and can impact First Financial’s operating results. Page 25 of this annual report provides management’s analysis of First Financial’s pension plan.

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

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.

Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	management’s ability to effectively execute its business plan;

•
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

•	the ability of financial institutions to access sources of liquidity at a reasonable cost;

•
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

•	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);

•	inflation and possible changes in interest rates;

•	our ability to keep up with technological changes;

•	our ability to comply with the terms of loss sharing agreements with the FDIC;

•	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected;
•	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;

•
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

•	our ability to increase market share and control expenses;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;

•	adverse changes in the securities and debt markets;

•	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

•
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

•	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

28 First Financial Bancorp 2010 Annual Report

Statistical Information

	2010			2009			2008
	Balance	Interest	Yield	Balance	Interest	Yield	Balance	Interest	Yield
Earning assets	Daily average balances and interest rates (Tax equivalent basis; dollars in thousands):
Loans (1), (4)
Commercial (2)	$751,459	$37,565	5.00%	$841,088	$39,181	4.66%	$803,945	$46,589	5.80%
Real estate – construction	198,395	7,621	3.84%	254,746	9,673	3.80%	188,763	10,096	5.35%
Real estate – commercial	1,120,646	64,015	5.71%	945,456	53,388	5.65%	771,014	49,373	6.40%
Real estate – residential	307,227	15,265	4.97%	351,376	18,608	5.30%	489,093	27,618	5.65%
Installment and other consumer	438,742	21,413	4.88%	427,504	23,501	5.50%	408,561	26,626	6.52%
Lease financing (2)	72	3	4.17%	31	2	6.45%	170	19	11.18%
Total loans, excluding covered loans	2,816,541	145,882	5.18%	2,820,201	144,353	5.12%	2,661,546	160,321	6.02%
Covered loans and indemnification asset	1,968,896	173,733	8.82%	703,562	58,271	8.28%	0	0	N/M
Investment securities (3)
Taxable	642,831	21,748	3.38%	638,685	29,376	4.60%	400,957	19,954	4.98%
Tax-exempt (2)	19,513	1,437	7.36%	29,158	2,285	7.84%	51,964	4,205	8.09%
Total investment securities (3)	662,344	23,185	3.50%	667,843	31,661	4.74%	452,921	24,159	5.33%
Interest-bearing deposits with other banks	459,618	1,568	0.34%	151,198	208	0.14%	0	0	N/M
Federal funds sold	0	0	N/M	0	0	N/M	18,603	633	3.40%
Total earning assets	5,907,399	344,368	5.83%	4,342,804	234,493	5.40%	3,133,070	185,113	5.91%

Nonearning assets
Allowance for loan and lease losses	(64,694)			(42,553)			(29,391)
Cash and due from banks	228,539			133,611			86,265
Accrued interest and other assets	414,388			300,947			236,331
Total assets	$6,485,632			$4,734,809			$3,426,275

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,076,403	4,307	0.40%	$862,730	3,097	0.36%	$608,708	5,075	0.83%
Savings	1,391,066	8,329	0.60%	771,202	3,461	0.45%	610,875	5,629	0.92%
Time	2,032,719	45,700	2.25%	1,537,564	41,022	2.67%	1,180,553	47,293	4.01%
Total interest-bearing deposits	4,500,188	58,336	1.30%	3,171,496	47,580	1.50%	2,400,136	57,997	2.42%
Borrowed funds
Short-term borrowings	47,536	94	0.20%	244,014	1,318	0.54%	222,143	4,828	2.17%
Long-term debt	299,202	8,341	2.79%	224,475	7,145	3.18%	78,776	2,892	3.67%
Other long-term debt	20,620	1,221	5.92%	20,620	1,202	5.83%	20,620	1,386	6.72%
Total borrowed funds	367,358	9,656	2.63%	489,109	9,665	1.98%	321,539	9,106	2.83%
Total interest-bearing liabilities	4,867,546	67,992	1.40%	3,660,605	57,245	1.56%	2,721,675	67,103	2.47%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	744,159			539,336			397,267
Other liabilities	190,940			68,258			27,624
Shareholders’ equity	682,987			466,610			279,709
Total liabilities and shareholders’ equity	$6,485,632			$4,734,809			$3,426,275
Net interest income and interest rate spread (fully tax equivalent)		$276,376	4.43%		$177,248	3.84%		$118,010	3.44%
Net interest margin (fully tax equivalent)			4.68%			4.08%			3.77%
Interest income and yield		$343,502	5.81%		$233,228	5.37%		$183,305	5.85%
Interest expense and rate		67,992	1.40%		57,245	1.56%		67,103	2.47%
Net interest income and spread		$275,510	4.41%		$175,983	3.81%		$116,202	3.38%
Net interest margin			4.66%			4.05%			3.71%

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
(4) Includes loans held-for-sale.
N/M=Not meaningful

First Financial Bancorp 2010 Annual Report 29

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2010, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2010. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2010, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

Claude E. Davis	J. Franklin Hall
President & CEO	Executive Vice President & CFO
February 28, 2011	February 28, 2011

30 First Financial Bancorp 2010 Annual Report

Report Of Independent Registered Public Accounting Firm

Report On Internal Control Over Financial Reporting

The Board of Directors and Shareholders of First Financial Bancorp

We have audited First Financial Bancorp’s Internal Control Over Financial Reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment about the effectiveness of internal control over financial reporting included in the accompanying Management’s Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2010, and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010, of First Financial Bancorp and our report dated February 28, 2011 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 28, 2011

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of First Financial Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp at December 31, 2010, and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2011 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 28, 2011

First Financial Bancorp 2010 Annual Report 31

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2010	2009
Assets
Cash and due from banks	$105,981	$344,150
Interest-bearing deposits with other banks	176,952	262,017
Investment securities held-to-maturity (market value of $18,066 at December 31, 2010; $18,590 at December 31, 2009)	17,406	18,115
Investment securities available-for-sale, at market value (cost of $904,546 at December 31, 2010; $454,953 at December 31, 2009)	919,110	471,002
Investment securities trading	0	200
Other investments	78,689	89,830
Loans held for sale	29,292	6,413
Loans
Commercial	800,253	800,261
Real estate – construction	163,543	253,223
Real estate – commercial	1,139,931	1,079,628
Real estate – residential	269,173	321,047
Installment	69,711	82,989
Home equity	341,310	328,940
Credit card	29,563	29,027
Lease financing	2,609	14
Total loans, excluding covered loans	2,816,093	2,895,129
Less
Allowance for loan and lease losses	57,235	59,311
Net loans – excluding covered loans	2,758,858	2,835,818
Covered loans	1,481,493	1,934,740
Less
Allowance for loan and lease losses	16,493	0
Net loans – covered	1,465,000	1,934,740
Total net loans	4,223,858	4,770,558
Premises and equipment	118,477	107,351
Goodwill	51,820	51,820
Other intangibles	5,604	7,461
FDIC indemnification asset	222,648	287,407
Accrued interest and other assets	300,388	241,269
Total assets	$6,250,225	$6,657,593

Liabilities
Deposits
Interest-bearing	$1,111,877	$1,060,383
Savings	1,534,045	1,231,081
Time	1,794,843	2,229,500
Total interest-bearing deposits	4,440,765	4,520,964
Noninterest-bearing	705,484	829,676
Total deposits	5,146,249	5,350,640
Federal funds purchased and securities sold under agreements to repurchase	59,842	37,430
Long-term debt	128,880	404,716
Other long-term debt	20,620	20,620
Accrued interest and other liabilities	197,240	194,229
Total liabilities	5,552,831	6,007,635

Shareholders’ equity
Preferred stock – $1,000 par value
Authorized – 80,000 shares
Outstanding – 0 shares in 2010 and 80,000 shares in 2009	0	79,195
Common stock – no par value
Authorized – 160,000,000 shares
Issued – 68,730,731 shares in 2010 and 62,358,614 in 2009	580,097	490,532
Retained earnings	310,271	276,119
Accumulated other comprehensive income (loss)	(12,044)	(10,487)
Treasury stock, at cost, 10,665,754 shares in 2010 and 10,924,793 shares in 2009	(180,930)	(185,401)
Total shareholders’ equity	697,394	649,958
Total liabilities and shareholders’ equity	$6,250,225	$6,657,593

See Notes to Consolidated Financial Statements.

32 First Financial Bancorp 2010 Annual Report

Consolidated Statements Of Income

	Year ended December 31,
(Dollars in thousands except per share data)	2010	2009	2008
Interest income
Loans, including fees	$306,075	$195,917	$159,985
Investment securities
Taxable	21,748	29,376	19,954
Tax-exempt	934	1,492	2,733
Total interest on investment securities	22,682	30,868	22,687
Other earning assets	14,745	6,443	633
Total interest income	343,502	233,228	183,305

Interest expense
Deposits	58,336	47,580	57,997
Short-term borrowings	94	1,318	4,828
Long-term borrowings	8,341	7,145	2,892
Subordinated debentures and capital securities	1,221	1,202	1,386
Total interest expense	67,992	57,245	67,103
Net interest income	275,510	175,983	116,202
Provision for loan and lease losses – uncovered	33,564	56,084	19,410
Provision for loan and lease losses – covered	63,144	0	0
Net interest income after provision for loan and lease losses	178,802	119,899	96,792

Noninterest income
Service charges on deposit accounts	22,188	19,662	19,658
Trust and wealth management fees	13,862	13,465	17,411
Bankcard income	8,518	5,961	5,653
Net gains from sales of loans	4,632	1,196	1,104
Gains on sales of investment securities	0	3,349	1,585
Gain on acquisition	0	342,494	0
FDIC loss sharing income	51,844	0	0
Accelerated discount on covered loans	29,067	8,601	0
(Loss) income on preferred securities	(30)	139	(3,738)
Other	16,750	9,848	10,076
Total noninterest income	146,831	404,715	51,749

Noninterest expenses
Salaries and employee benefits	117,363	86,068	66,862
Net occupancy	22,555	16,202	10,635
Furniture and equipment	10,299	8,054	6,708
Data processing	5,152	3,475	3,238
Marketing	5,357	3,494	2,548
Communication	3,908	3,246	2,859
Professional services	9,169	6,032	3,463
Debt extinguishment	8,029	0	0
State intangible tax	4,843	2,508	2,506
FDIC expense	8,312	6,847	363
Other	38,693	34,712	15,994
Total noninterest expenses	233,680	170,638	115,176

Income before income tax expense	91,953	353,976	33,365
Income tax expense	32,702	132,639	10,403
Net income	59,251	221,337	22,962

Dividends on preferred stock	1,865	3,578	0
Income available to common shareholders	$57,386	$217,759	$22,962

Earnings per common share:
Basic	$1.01	$4.84	$0.62
Diluted	$0.99	$4.78	$0.61
Average common shares outstanding – basic	56,969,491	45,028,640	37,112,065
Average common shares outstanding – diluted	57,993,078	45,556,868	37,484,198
See Notes to Consolidated Financial Statements.

First Financial Bancorp 2010 Annual Report 33

Consolidated Statements Of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2010	2009	2008
Operating activities
Net income	$59,251	$221,337	$22,962
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan and lease losses	96,708	56,084	19,410
Provision for depreciation and amortization	10,978	8,626	6,677
Stock-based compensation expense	3,084	2,799	2,444
Pension expense	2,011	914	1,390
Net amortization of premiums and accretion of discounts on investment securities	998	1,148	179
Deferred income taxes	(11,460)	116,399	(4,210)
Gains on sales of investment securities	0	(3,349)	(1,585)
Losses (income) on trading securities	30	(139)	3,738
Gain on acquisition	0	(342,494)	0
Originations of loans held for sale	(166,333)	(141,697)	(84,199)
Net gains from sales of loans	(4,632)	(1,196)	(1,104)
Proceeds from sale of loans held for sale	146,029	138,633	82,553
Increase in cash surrender value of life insurance	(3,819)	(3,586)	(3,598)
Decrease (increase) in interest receivable	8,584	(7,424)	4,297
Decrease (increase) in prepaid expenses	4,832	(17,721)	240
Decrease in indemnification asset	64,759	349	0
Increase (decrease) in accrued expenses	7,828	26,187	(3,134)
Increase (decrease) in interest payable	757	(1,274)	(2,642)
Contribution to pension plan	(60,000)	(30,800)	0
Other	25,410	16,657	(1,764)
Net cash provided by operating activities	185,015	39,453	41,654

Investing activities
Proceeds from sales of investment securities available-for-sale	0	152,751	1,124
Proceeds from calls, paydowns, and maturities of investment securities available-for-sale	168,385	185,308	109,557
Purchases of investment securities available-for-sale	(618,978)	(113,151)	(368,147)
Proceeds from calls, paydowns, and maturities of investment securities held-to-maturity	1,288	708	673
Purchases of investment securities held-to-maturity	(577)	(248)	0
Net decrease (increase) in interest-bearing deposits with other banks	85,065	(262,017)	0
Net decrease in federal funds sold	0	0	106,990
Net decrease (increase) in loans and leases, excluding covered loans	23,682	(214,531)	(189,420)
Net decrease in covered loans	375,596	150,185	0
Proceeds from disposal of other real estate owned	14,168	5,665	1,785
Purchases of premises and equipment	(22,789)	(13,180)	(11,886)
Net cash acquired from acquisitions	0	285,562	0
Net cash proceeds received in FDIC-assisted acquisition	0	967,391	0
Net cash provided by (used in) investing activities	25,840	1,144,443	(349,324)

Financing activities
Net decrease in total deposits	(204,391)	(536,669)	(110,674)
Net increase (decrease) in short-term borrowings	22,412	(372,103)	256,244
Payments on long-term borrowings	(255,486)	(107,103)	(12,732)
Proceeds on long-term borrowings	0	0	115,000
Cash dividends paid on common stock	(22,490)	(19,024)	(25,443)
Cash dividends paid on preferred stock	(1,100)	(3,578)	0
Proceeds from issuance of preferred stock and warrants	0	0	80,000
Redemption of preferred stock	(80,000)	0	0
Issuance of common stock	91,224	97,985	0
Proceeds from exercise of stock options	272	0	0
Excess tax benefit (liability) on share-based compensation	535	(189)	(14)
Net cash (used in) provided by financing activities	(449,024)	(940,681)	302,381

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(238,169)	243,215	(5,289)
Cash and cash equivalents at beginning of year	344,150	100,935	106,224
Cash and cash equivalents at end of year	$105,981	$344,150	$100,935

Supplemental disclosures
Interest paid	$67,235	$58,519	$69,746
Income taxes paid	$45,665	$16,485	$15,050
Acquisition of other real estate owned through foreclosure	$50,714	$19,052	$3,650
Issuance of restricted stock awards	$4,719	$2,418	$1,638
Mortgage loans exchanged for mortgage-backed securities	$0	$0	$89,003

Supplemental schedule for investing activities
Acquisitions
Assets acquired – branch acquisition	$0	$79,101	$0
Liabilities assumed – branch acquisition	0	84,641	0
Goodwill	$0	$5,540	$0
Assets acquired – Peoples	$0	$566,642	$0
Liabilities assumed – Peoples	0	584,661	0
Goodwill	$0	$18,019	$0
Assets acquired – Irwin	$0	$3,230,376	$0
Liabilities assumed – Irwin	0	2,887,882	0
Bargain purchase gain	$0	$342,494	$0

See Notes to Consolidated Financial Statements.

34 First Financial Bancorp 2010 Annual Report

Consolidated Statements Of Changes In Shareholders’ Equity

(Dollars in thousands,	Preferred stock	Preferred stock	Common stock	Common stock	Retained	Accumulated other comprehensive	Treasury stock
except share amounts)	shares	amount	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2008	0	$0	48,558,614	$391,962	$82,093	$(7,127)	(11,190,806)	$(190,345)	$276,583
Cumulative adjustment for accounting changes:
Fair value option					(750)	750			0
Split dollar life insurance					(2,499)				(2,499)
Net income					22,962				22,962
Unrealized holding gains on securities available for sale arising during the period						5,861			5,861
Change in retirement obligation						(12,158)			(12,158)
Unrealized gain on derivatives						769			769
Total comprehensive income									17,434
Issuance of preferred stock and warrant	80,000	78,019		1,981					80,000
Cash dividends declared:
Common stock at $0.68 per share					(25,467)				(25,467)
Tax liability on stock option exercise				(14)					(14)
Restricted stock awards, net				(2,204)			113,393	2,050	(154)
Share-based compensation expense				2,444					2,444
Balances at December 31, 2008	80,000	78,019	48,558,614	394,169	76,339	(11,905)	(11,077,413)	(188,295)	348,327

Net income					221,337				221,337
Unrealized holding gains on securities available for sale arising during the period						3,285			3,285
Change in retirement obligation						(2,148)			(2,148)
Unrealized loss on derivatives – Prime Swap						(474)			(474)
Unrealized gain on derivatives – Trust Preferred Swap						636			636
Foreign currency exchange						119			119
Total comprehensive income									222,755
Issuance of common stock			13,800,000	97,985					97,985
Cash dividends declared:
Common stock at $0.40 per share					(17,794)				(17,794)
Preferred stock					(3,578)				(3,578)
Warrant reduction		826		(991)	165				0
Discount on preferred stock		350			(350)				0
Excess tax liability on share-based compensation				(189)					(189)
Restricted stock awards, net				(3,241)			152,620	2,894	(347)
Share-based compensation expense				2,799					2,799
Balances at December 31, 2009	80,000	79,195	62,358,614	490,532	276,119	(10,487)	(10,924,793)	(185,401)	649,958

Net income					59,251				59,251
Unrealized holding gains on securities available for sale arising during the period						(1,160)			(1,160)
Change in retirement obligation						479			479
Unrealized loss on derivatives – Prime Swap						(295)			(295)
Unrealized gain on derivatives – Trust Preferred Swap						(1,027)			(1,027)
Foreign currency exchange						446			446
Total comprehensive income									57,694
Issuance of common stock			6,372,117	91,224					91,224
Preferred stock redemption	(80,000)	(79,235)							(79,235)
Cash dividends declared:
Common stock at $0.40 per share					(23,194)				(23,194)
Preferred stock					(1,100)				(1,100)
Discount on preferred stock		40			(805)				(765)
Excess tax benefit on share-based compensation				535					535
Exercise of stock options, net of shares purchased				(1,692)			88,794	1,506	(186)
Restricted stock awards, net				(3,586)			170,245	2,965	(621)
Share-based compensation expense				3,084					3,084
Balances at December 31, 2010	0	$0	68,730,731	$580,097	$310,271	$(12,044)	(10,665,754)	$(180,930)	$697,394

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2010 Annual Report 35

Notes To Consolidated Financial Statements

1. Summary Of Significant Accounting Policies

Basis of presentation: The Consolidated Financial Statements of First Financial Bancorp. (First Financial), a bank holding company, principally serving Ohio, Indiana, Kentucky and Michigan, include the accounts and operations of First Financial and its wholly owned subsidiaries – First Financial Bank, N.A. and First Financial Capital Advisors LLC. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

The preparation of Consolidated Financial Statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates, assumptions, and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.

Interest income and interest expense on all interest-earning assets and interest-bearing liabilities are recognized on the accrual basis.

Investment securities: First Financial can classify debt and equity securities into three categories: trading, held-to-maturity, and available-for-sale.

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

Debt securities not classified as either held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are stated at aggregate fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

The amortized cost of debt securities classified as either held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are included in interest income from investments.

Realized gains and losses are based on amortized cost of the security sold using the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for potential impairment in fair value. In performing this review, management considers the length of time and extent to which the security’s fair value has been less than amortized cost, the financial condition and near-term prospects of the issuer, and the ability and intent of First Financial to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a new and reduced cost basis. The related charge is recorded in the Consolidated Statements of Income as impairment on investment securities.

Other investments include holdings in Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB and FHLB stock are both carried at cost.

Loans and leases (excluding covered loans): Loan origination and commitment fees received, as well as certain direct loan origination costs paid, are deferred, and the net amount amortized as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of loan principal or interest, in whole or in part, is doubtful. When interest accruals are suspended, interest income that has been accrued in the current year is reversed. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans held for sale may come from two sources: residential real estate loans newly originated for the purpose of sale to third parties and in certain circumstances, previously originated loans that have been specifically identified by management for sale based on predetermined criteria. Loans originated for sale are placed immediately into that category upon origination and are considered to be at fair market value due to the commitment to sell in a short timeframe. Loans transferred to held for sale status are done at the lower of cost or fair value with any difference charged to the allowance for loan and lease losses. Any subsequent change in carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income.

Allowance for loan and lease losses (excluding covered loans): The level of the allowance for loan and lease losses (allowance) is based upon management's evaluation of the loan and lease portfolios including such factors as past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off when management believes that the ultimate collectibility of the loan is unlikely. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, is deemed to be uncollectible.

Management's determination of the adequacy of the allowance is based on an assessment of the estimated inherent loss potential in the loan portfolio given the conditions at the time. The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries of amounts previously charged-off.

The allowance for commercial loans, including time and demand notes, tax-exempt loans, commercial real estate, and commercial capital leases begins with a process of estimating the probable losses inherent in the portfolio. These estimates are established by category and based on First Financial's internal system of credit risk ratings and historical loss data. The estimate of losses inherent in the commercial portfolio may then be adjusted for management's estimate of probable losses on specific exposures as well as trends in delinquent and nonaccrual loans, as well as other factors such as prevailing economic conditions, lending strategies, and other influencing factors. In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

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

Loans placed in nonaccrual status are considered to be impaired. In the commercial portfolio, management reviews all impaired loan relationships in excess of $250,000 to determine if a specific allowance based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral is necessary. Specific allowances are based on discounted cash flows using a loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Interest income for impaired loans is recorded on a cash basis during the period the loan is considered impaired after recovery of principal is reasonably assured.

Covered loans: Loans acquired in Federal Deposit Insurance Corporation (FDIC)-assisted transactions are initially covered under loss sharing agreements and are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to a stated loss threshold, as outlined in each loss sharing agreement, whereby the FDIC will reimburse First Financial for 80% of losses of up to a stated loss threshold, and 95% of losses in excess of the threshold. First Financial will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid First Financial a reimbursement under the loss sharing agreement. The FDIC’s obligation to reimburse First Financial for losses with respect to covered loan began with the first dollar of loss incurred.

Covered loans were recorded at their estimated fair value at the time of acquisition. Estimated fair values for covered loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

First Financial accounts for and evaluates purchased loans for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. First Financial is accounting for the majority of purchased loans under FASB ASC Topic 310-30

36 First Financial Bancorp 2010 Annual Report

except loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows is recognized on all purchased loans being accounted for under FASB ASC Topic 310-30.

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all loans accounted for under FASB ASC Topic 310-30. Any decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

Covered loans outside the scope of FASB ASC Topic 310-30 are accounted for under FASB ASC Topic 310, Receivables. Discounts created when the loans were recorded at their estimated fair values at acquisition are amortized over the remaining term of the loan as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. This applies generally to all loans, including impaired loans.

Allowance for loan and lease losses – covered loans: First Financial maintains an allowance for loan and lease losses on covered loans. For loans accounted for under FASB ASC Topic 310-30, expected cash flows are re-estimated periodically with any decline in expected cash flows recorded as provision expense on a discounted basis during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

FDIC indemnification asset: FDIC indemnification assets result from the loss share agreements in the FDIC-assisted transactions and are measured separately from the related covered assets as they are not contractually embedded in those assets and are not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification assets represent the estimated fair value of expected reimbursements from the FDIC for losses on covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses of up to the stated loss thresholds, and 95% of losses in excess of these amounts. FDIC indemnification assets were recorded at their estimated fair values at the time of the FDIC-assisted transaction. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification assets. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset.

Premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from ten to 40 years for building and building improvements; three to ten years for furniture, fixtures, and equipment; and three to five years for software, hardware, and data handling equipment. Land improvements are depreciated over 20 years and leasehold improvements are depreciated over the lesser of the base term of the respective lease or the asset useful life. Maintenance and repairs are charged to operations as incurred.

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

Core deposit intangibles (CDIs): CDIs represent the estimated value of acquired relationships with deposit customers. The estimated fair value of CDIs are based on a discounted cash flow methodology that gives appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. CDIs are amortized on an accelerated basis over their useful lives.

Mortgage servicing assets (MSRs): MSRs are recognized as separate assets when loans are sold into the secondary market or securitized, with servicing retained. Upon sale, the mortgage servicing right is established, which represents the then current market value of future net cash flows expected to be realized for performing the servicing activities. The market value of the mortgage servicing rights are estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows as the life of the underlying loan is shorter. In determining the market value of the mortgage servicing rights, mortgage interest rates are used to determine prepayment and discount rates, and are held constant over the estimated life of the portfolio.

Other real estate owned: Other real estate owned represents properties primarily acquired by First Financial's bank subsidiary through loan defaults by clients. The property is recorded at the lower of cost or fair value, minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. Any gains or losses realized at the time of disposal are reflected in Consolidated Statements of Income.

Other real estate owned – covered: Other real estate owned covered by loss share agreements represents properties primarily acquired by First Financial's bank subsidiary through loan defaults by clients on covered loans. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses of up to the stated loss thresholds, and 95% of losses in excess of these amounts. The property is recorded at the lower of cost or fair value, minus estimated costs to sell at the date acquired. Subsequently, the property is valued at the lower of the amount recorded when the property was placed into other real estate owned or fair value minus estimated costs to sell based on periodic valuations performed by management. Any gains or losses realized at the time of disposal are partially offset by the FDIC reflected in Consolidated Statements of Income.

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

Capital: On February 2, 2010, First Financial completed a public offering of 6,400,000 shares of its common stock adding approximately $91.2 million of additional common equity, after offering related costs. As a result of the capital raise, the Company's already strong capital ratios further improved and continued to significantly exceed the amounts necessary to be classified as well capitalized.

In December 2008, First Financial completed the sale of $80.0 million in perpetual preferred securities to the U.S. Department of the Treasury (Treasury) under its Capital Purchase Program (CPP), as a component of its Troubled Asset Relief Program (TARP). This represented approximately 3.00% of its risk-weighted assets as of September 30, 2008. The preferred shares paid a cumulative dividend of 5.00% per year for the first five years and reset to a rate of 9.00% per year thereafter. The dividends were payable quarterly in arrears. The preferred shares were non-voting, other than class voting rights on certain matters that could adversely affect the Senior Preferred Shares. They were also callable by First Financial at the par value of $1,000 per share, subject to consultation with First Financial’s primary regulator, the Office of the Comptroller of the Currency and with the approval of the Treasury. The Treasury could also transfer the Senior Preferred Shares to a third party at any time.

In conjunction with the purchase of the preferred shares, the Treasury received a warrant to purchase 930,233 common shares. The warrant had a term of 10 years. The Treasury agreed not to exercise voting power with respect to the common shares that it would acquire upon exercise of the warrant. As a result of the Company’s common equity raised during the second quarter of 2009, the number of common shares eligible for purchase under the warrant was reduced by 50% to 465,117 shares. On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the Treasury in December 2008 under the CPP. First Financial did not repurchase the warrant at that time. In June 2010, Treasury conducted an auction of the warrant in which the warrant was sold in a public offering at a price of $6.70 per warrant. This transaction represented the

First Financial Bancorp 2010 Annual Report 37

Notes To Consolidated Financial Statements

final step in the redemption process and the Treasury no longer owns any securities issued by First Financial.

Comprehensive income (loss): Comprehensive income (loss) is defined as the change in equity of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income (loss) includes the unrealized holding gains and losses from available-for-sale securities arising during the period. First Financial recorded net unrealized holding gains of $9.1 million at December 31, 2010 and $10.2 million at December 31, 2009. While there was no income tax expense or benefit, there was a deferred tax liability associated with available-for-sale securities of $5.5 million at December 31, 2010 and $5.8 million at December 31, 2009.

Accumulated other comprehensive income (loss) also includes the unrealized gain or loss on derivative instruments accounted for as cash flow hedges. First Financial recorded a net unrealized loss of $0.4 million at December 31,2010 and a net unrealized gain of $0.9 million as of December 31, 2009. No income tax expense was recorded. A deferred tax asset of $0.2 million and a deferred tax liability of $0.5 million associated with this type of derivative instrument were recorded as of December 31, 2010 and 2009, respectively.

Accumulated other comprehensive income (loss) also includes a net unfunded pension obligation of $21.3 million and $21.8 million as of December 31, 2010 and 2009, respectively. There was a net deferred tax asset recorded to reflect the funded status of the postretirement benefit plans of $12.9 million and $12.4 million as of December 31, 2010 and 2009, respectively.

Pension: First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting include those related to the discount rates, the expected return on plan assets, and the rate of compensation increase. First Financial has adopted the recognition and disclosure provisions of FASB ASC Topic 715, Compensation – Retirement Benefits.

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

First Financial utilizes derivative instruments, primarily interest rate swaps that are designated as cash flow hedges, to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. The fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the interest rate swap are included in accumulated comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the underlying assets or liabilities, if any, would be recognized immediately in income. All of First Financial’s cash flow hedges are considered effective.

Stock-based compensation: First Financial grants stock-based awards, including restricted stock awards for and options to purchase the Company’s common stock. Stock option grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. The amortization of stock-based compensation expense reflects estimated forfeitures adjusted for actual forfeiture experience. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, cancelled, or expire, First Financial may be required to recognize an adjustment to tax expense.

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

Segments and related information: In 2010, management continued to review operating performance and make decisions as one banking segment in contiguous geographic markets.

2. Recently Adopted and Issued Accounting Standards

Effective January 1, 2010, First Financial adopted the amended guidance on the consolidation of variable interest entities in FASB ASC Topic 810. This guidance affects all entities and enterprises currently within its scope, as well as qualifying special purpose entities that were previously outside of its scope, and is effective for fiscal years beginning after November 15, 2009, with early adoption prohibited. The adoption of this guidance did not have a material impact on First Financial’s Consolidated Financial Statements.

Effective January 1, 2010, First Financial adopted the amended guidance on derecognition on transfers of financial assets in FASB ASC Topic 860, Transfers and Servicing. This guidance removes the concept of a qualifying special-purpose entity and removes the exception from applying FASB ASC Topic 810, Consolidations, to qualifying special-purpose entities. This guidance applies prospectively to transfers of financial assets occurring on or after the effective date and was effective for fiscal years beginning after November 15, 2009, with early adoption prohibited. The adoption of this guidance did not have a material impact on First Financial’s Consolidated Financial Statements.

Effective January 1, 2010, First Financial adopted the amended guidance on variable interest entities in FASB ASC Topic 810-10. This guidance replaces the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. This guidance also requires additional disclosures about a reporting entity’s involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement. The adoption of this guidance did not have a material impact on First Financial’s Consolidated Financial Statements.

Effective January 1, 2010 First Financial adopted the amended guidance on fair value disclosures in FASB ASC Topic 820, Fair Value Measurements and Disclosures. This amended guidance requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value and amends guidance on employers’ disclosures about postretirement benefit plan assets under FASB ASC Topic 715, Compensation – Post Retirement Benefits, to require that disclosures be provided by classes of assets instead of by major categories of assets. This guidance was effective for the first reporting period, including interim periods, beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. For further detail on First Financial’s fair value measurements and disclosures, see Note 22 - Fair Value Disclosures.

In February 2010, the FASB issued an update (ASU No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements), amending FASB ASC Topic 855, Subsequent Events, to address certain implementation issues related to an entity’s requirement to perform and disclose subsequent event procedures. This update requires SEC filers to evaluate subsequent events through the date the financial statements are issued but exempts these filers from disclosing the date through which subsequent events have been evaluated. This update became effective on issuance and did not have a material impact on First Financial’s consolidated financial statements or results of operations.

In March 2010, the FASB issued an update (ASU No. 2010-11, Scope Exception Related to Embedded Credit Derivatives) impacting FASB ASC Topic 815-15,

38 First Financial Bancorp 2010 Annual Report

Derivatives and Hedging – Embedded Derivatives. The amendments clarify the scope exception for embedded credit derivative features related to the transfer of credit risk in the form of subordination of one financial instrument to another. This update became effective for First Financial for the interim reporting period beginning after June 15, 2010 and did not have a material impact on First Financial’s consolidated financial statements or results of operations.

In April 2010, the FASB issued an update (ASU No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset) impacting FASB ASC Topic 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Under the amendments, modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. This update became effective for First Financial for the interim reporting period beginning after June 15, 2010 and did not have a material impact on First Financial’s consolidated financial statements or results of operations.

In July 2010, the FASB issued an update (ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) impacting FASB ASC Topic 310, Receivables. The amendment requires increased disclosure about the credit quality of loans and the allowance for credit losses. The disclosures will provide additional information about the nature of credit risk inherent in First Financial’s loans, how credit risk is analyzed and assessed, and the reasons for the change in the allowance for loan losses. The requirements became effective for First Financial for the year ended December 31, 2010. For further detail on the credit quality of First Financial’s financing receivables and allowance for credit losses, see Note 10 – Loans (Excluding Covered Loans), Note 11 – Loans (Covered) and Note 12 – Allowance for Loan and Lease Losses.

In December 2010, the FASB issued an update (ASU 2010-28, Intangibles-Goodwill and Other: When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts) impacting FASB ASC Topic 350-20, Goodwill. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more than likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist.  The qualitative factors that should be considered are consistent with the existing guidance and examples in paragraph 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This requirement will be effective for First Financial’s interim reporting periods beginning after December 15, 2010; early adoption is not permitted.  First Financial continues to evaluate this update and its potential impact on the Consolidated Financial Statements.

In January 2011, the FASB issued an update (ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20) deferring the effective date for the troubled debt restructuring disclosure requirements in ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. These disclosure requirements are expected to become effective concurrently with the FASB’s proposed guidance on accounting for troubled debt restructurings later in 2011. First Financial continues to evaluate this update and its potential impact on the Consolidated Financial Statements.

3. Business Combinations

On July 31, 2009, First Financial Bank, N.A. (First Financial Bank), a wholly owned subsidiary of First Financial Bancorp, entered into a purchase and assumption agreement (Peoples Agreement) with the FDIC, as receiver, pursuant to which First Financial acquired certain assets and assumed substantially all of the deposits and certain liabilities of Peoples Community Bank (Peoples).

Prior to the acquisition, Peoples operated 19 banking centers in the Cincinnati, Ohio metropolitan area. Excluding the effects of purchase accounting adjustments, First Financial acquired $579.6 million in assets and assumed approximately $520.8 million of the deposits of Peoples.

In connection with the Peoples acquisition, First Financial Bank entered into a loss sharing agreement with the FDIC that covers $449.7 million of assets, based upon seller’s records, including single family residential mortgage loans, commercial real estate and commercial and industrial loans, and other real estate acquired through foreclosure (OREO), all of which are referred to collectively as covered assets. First Financial acquired other Peoples assets that are not covered by the loss sharing agreement with the FDIC including investment securities purchased at fair market value and other tangible assets. Pursuant to the terms of the loss sharing agreement, the covered assets are subject to a stated loss threshold of $190.0 million whereby the FDIC will reimburse First Financial for 80% of losses up to $190.0 million, and 95% of losses in excess of this amount. First Financial will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC previously paid First Financial a reimbursement under the loss sharing agreement. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets began with the first dollar of loss incurred.

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

Prior to the acquisition, Irwin operated 27 banking centers primarily located in Indiana, with banking centers also located in Michigan, Nevada, Arizona, California, Kentucky, Missouri, New Mexico and Utah. Excluding the effects of purchase accounting adjustments, First Financial acquired $2.6 billion in assets and assumed approximately $2.5 billion of the deposits of Irwin.

In connection with the Irwin acquisitions, First Financial Bank entered into loss sharing agreements with the FDIC that collectively cover approximately $2.2 billion of assets, based upon seller’s records, which include single family residential mortgage loans, commercial real estate and commercial and industrial loans, all of which are referred to collectively as covered assets. First Financial acquired other Irwin assets that are not covered by loss sharing agreements with the FDIC including investment securities purchased at fair market value and other tangible assets. Pursuant to the terms of the loss sharing agreements, the covered assets of Irwin Union Bank are subject to a stated loss threshold of $526.0 million whereby the FDIC will reimburse First Financial for 80% of losses up to $526.0 million, and 95% of losses in excess of this amount. Also pursuant to the terms of the loss sharing agreements, the covered assets of Irwin FSB are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse First Financial for 80% of losses up to $110.0 million, and 95% of losses in excess of this amount. First Financial will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC previously paid First Financial a reimbursement under the loss sharing agreements. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets began with the first dollar of loss incurred.

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

The loss sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as indemnification assets at their estimated fair values of $63.4 million and $224.6 million for the Peoples Agreement and the Irwin Agreements, respectively, on the acquisition dates. The indemnification assets reflect the present value of the expected net cash reimbursement related to the loss sharing agreements described above.

The estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired in the Peoples acquisition, resulting in the recognition of goodwill in the amount of approximately $18.0 million. In the Irwin acquisition, the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, resulting in a bargain purchase gain of $342.5 million and the recognition of a $213.2 million after-tax gain.

First Financial did not acquire the real estate, banking facilities, furniture and equipment of Peoples as part of the purchase and assumption agreement but had the option to purchase these assets at fair market value from the FDIC. This purchase option expired 90 days after acquisition date, but was extended by the FDIC. First Financial completed a review of the former Peoples locations and notified the FDIC during the first quarter of 2010 of the Company’s intent to purchase certain properties for a combined purchase price of $7.9 million. First Financial completed the acquisition of these properties from the FDIC in the third quarter of 2010, concluding its last material settlement with the FDIC related to the acquisition of Peoples.

First Financial Bancorp 2010 Annual Report 39

Notes To Consolidated Financial Statements

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

Early in the fourth quarter of 2009, First Financial completed the technology conversion and operational integration of Peoples. The conversion of Irwin’s technology and operational systems was completed in the first quarter of 2010. During the first quarter of 2010, in conjunction with the planning and product mapping of the Irwin technology integration, First Financial determined that certain noninterest-bearing, interest-bearing and other savings account products were ultimately classified in categories different than had been previously reported.  Based upon this updated product level information, the previously reported deposit line items in the third and fourth quarters of 2009 have been reclassified to reflect the classifications as shown in the first quarter 2010 reporting.  This reclassification did not change the total amount of outstanding deposits in any reported period, only individual line items.

Estimated fair values were considered preliminary and, in accordance with FASB ASC Topic 805, were subject to change up to one year after the acquisition date. This allowed for adjustments to the initial purchase entries if additional information relative to closing date fair values became available. Material adjustments to acquisition date estimated fair values were recorded in the period in which the acquisition occurred and, as a result, previously reported results are subject to change. Certain reclassifications of prior periods’ amounts were also made to conform to the current period’s presentation and had no effect on previously reported net income amounts. The one year measurement period expired at the end of the third quarter of 2010.

First Financial made certain adjustments to the estimated fair values of the assets and liabilities acquired in connection with the Irwin acquisitions during 2009 and 2010 based on new information. As a result of its valuation procedures and assumptions regarding the timing of expected loss experience related to loans acquired from Irwin, First Financial determined that the FDIC indemnification asset related to these loans required an adjustment decreasing the balance by $23.8 million. The FDIC indemnification asset represents the expected payments from the FDIC over the course of the loss sharing agreements, on a discounted basis. The fair value of loans acquired from Irwin was adjusted to reflect the impact of reclassifications of the initial category assignments. The fair value adjustment of other assets is primarily related to the establishment of valuation allowances for certain assets and investments of Irwin subsidiaries as well as other community reinvestment related assets. These adjustments resulted in a $40.8 million pre-tax decline in the bargain purchase gain on the Irwin acquisitions and are included in the tables below.

The table below summarizes all material adjustments to the fair values of assets acquired in the Irwin transactions during the one year measurement period and the impact on the bargain purchase gain recorded on the acquisitions.

(Dollars in thousands)	Three months ended September 30, 2009
Pre-tax impact
Bargain purchase gain on acquisitions, as originally reported	$383,330
Adjustments:
Valuation – indemnification asset related to Irwin	(23,784)
Valuation – loans acquired from Irwin	(1,496)
Other net asset valuations	(15,556)
Total adjustments to gain on acquisitions	(40,836)
Bargain purchase gain on acquisitions, as adjusted	$342,494

First Financial also made certain adjustments to the estimated fair values of the assets and liabilities acquired in connection with the Peoples acquisition during 2009 and 2010 based on new information. As a result of these adjustments, goodwill was decreased for the Peoples Community Bank acquisition by $0.7 million.

All previously reported results have been adjusted to reflect the impact of the changes to the estimated fair values of acquired assets and liabilities discussed above.

First Financial settled all accumulated operational and financial transactions that had occurred between the Company and the FDIC related to the initial Irwin acquisition with the FDIC during the fourth quarter of 2010. In connection with the purchase of certain assets and assumption of certain liabilities of Irwin by First Financial Bank from the FDIC as receiver, First Financial is engaged in ongoing discussions with the FDIC regarding indemnification with respect to certain actions taken by Irwin and its subsidiaries. The financial settlement that occurred in the fourth quarter of 2010 had no bearing on these discussions. The tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes.

The following is a description of the methods used to determine the fair values of significant assets and liabilities presented above.

Cash and due from banks and interest-bearing deposits in banks and the Federal Reserve – The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Investment Securities – Investment securities were acquired from the FDIC at fair market value which was determined by quoted market prices at the time of acquisition.

Covered loans – Fair values for covered loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, loan term and whether or not the loan was amortizing, and current discount rates. The discount rates used for loans were based on then current market rates for new originations of comparable loans and include adjustments for liquidity concerns. Fair values of covered loans primarily include both a rate-based valuation mark, representing the carrying value discount required to establish the appropriate effective yield for covered loans, as well as a credit-based valuation mark representing the valuation adjustment applied to covered loans related to credit loss assumptions.

The table below presents a summary of the assets and liabilities purchased in the Peoples and Irwin acquisitions recorded at estimated fair value.

	Peoples			Irwin
(Dollars in thousands)	As Recorded by FDIC	Fair Value Adjustments	As Recorded by FFB	As Recorded by FDIC	Fair Value Adjustments	As Recorded by FFB
Assets
Cash and interest-bearing deposits	$87,158	$0	$87,158	$158,786	$0	$158,786
Investment securities	37,681	0	37,681	70,700	0	70,700

Covered Loans	431,217	(100,425)	330,792	2,237,158	(483,026)	1,754,132
Total loans	431,217	(100,425)	330,792	2,237,158	(483,026)	1,754,132

Goodwill (Bargain Purchase)	0	18,019	18,019	0	(342,494)	(342,494)
Core deposits intangible	0	1,820	1,820	0	3,326	3,326
Covered other real estate owned	18,457	(7,728)	10,729	796	0	796
FDIC indemnification asset	0	63,420	63,420	0	224,620	224,620
Other assets	5,115	(4,697)	418	106,073	(20,870)	85,203
Total assets acquired	$579,628	$(29,591)	$550,037	$2,573,513	$(618,444)	$1,955,069

Liabilities
Deposits
Noninterest-bearing deposit accounts	$49,424	$0	$49,424	$300,859	$0	$300,859
Interest-bearing deposit accounts	0	0	0	741,525	0	741,525
Savings deposits	168,220	0	168,220	79,987	0	79,987
Time deposits	303,135	0	303,135	1,376,076	0	1,376,076
Total deposits	520,779	0	520,779	2,498,447	0	2,498,447

Advances from Federal Home Loan Banks	58,940	4,598	63,538	337,433	17,685	355,118
Accrued expenses and other liabilities	344	0	344	32,638	1,679	34,317
Total liabilities assumed	$580,063	$4,598	$584,661	$2,868,518	$19,364	$2,887,882

Due from FDIC for net liabilities assumed	$435	$34,189	$34,624	$295,005	$637,808	$932,813

40 First Financial Bancorp 2010 Annual Report

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

Covered other real estate owned – Covered OREO is presented at the estimated value that management expects to receive when the property is sold, net of related costs of disposal.

FDIC indemnification asset – This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should First Financial choose to dispose of them. Fair value was estimated using projected cash flows from covered loans, related loss sharing agreements based on the expected reimbursements for losses, and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

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

4. Goodwill and Other Intangible Assets

Goodwill

Changes in the net carrying amount of goodwill for the year ended December 31, 2009 are shown below. No changes to goodwill were recorded during 2010.

(Dollars in thousands)
Balance at December 31, 2008	$28,261
Goodwill acquired:
Peoples Community Bank	18,019
Branch acquisition	5,540
Balance at December 31, 2009	$51,820

Assets and liabilities of acquired entities are recorded at their estimated fair values as of the acquisition date and are subject to refinement for up to one year as additional information relative to initial estimated fair value data becomes available. The change in the goodwill for 2009 was a result of purchase accounting adjustments related to the FDIC assisted transaction in July of 2009 for Peoples Community Bank and the August of 2009 purchase of three branches, and related loans and deposits from Irwin Union Bank and Trust Company. First Financial expects all the goodwill resulting from the acquisitions described above to be deductible for tax purposes. Goodwill is not amortized, but is measured for impairment on an annual basis as of October 1 of each year or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial performed its annual impairment test as of  October 1, 2010, and no impairment was indicated.

Other intangible assets

Other intangible assets consist of mortgage servicing rights, core deposit intangibles, insurance covenants, and insurance expirations. Intangible assets, excluding servicing rights, are primarily amortized on an accelerated basis over their estimated useful lives and have an estimated weighted average life of 9.4 years.

At December 31, 2010 and 2009, other intangible assets consisted of the following:

	December 31, 2010
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$5,691	$(1,589)	$4,102
Mortgage servicing rights	2,065	(563)	1,502
Total other intangible assets	$7,756	$(2,152)	$5,604

	December 31, 2009
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$5,691	$(332)	$5,359
Mortgage servicing rights	2,072	(96)	1,976
Other	178	(52)	126
Total other intangible assets	$7,941	$(480)	$7,461

Amortization expense recognized on intangible assets for 2010, 2009, and 2008 was $1.3 million, $0.3 million, and $0.1 million, respectively. The estimated amortization expense of other intangible assets for the next five years is as follows:
(Dollars in thousands)	Amortization Expense
2011	$911
2012	644
2013	454
2014	454
2015	454

Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans totaled $348.2 million, $66.2 million, and $87.3 million at December 31, 2010, 2009, and 2008, respectively. Custodial escrow balances maintained at First Financial in connection with these serviced mortgage loans were approximately $30 thousand, $0, and $0 at December 31, 2010, 2009, and 2008, respectively.

5. Restrictions On Cash And Due From Bank Accounts

First Financial's bank subsidiary is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank, or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts, for 2010 and 2009 were approximately $30.6 million and $18.9 million, respectively. Beginning in October of 2008, the Federal Reserve Bank began paying a short-term market interest rate on depository institutions required and excess reserve balances.

6. Restrictions on subsidiary dividends, loans, or advances

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to First Financial by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries' respective primary federal regulators is required for First Financial's subsidiaries to pay dividends in excess of regulatory limitations, which is equal to the net income of the current year through the dividend date, combined with its retained net income of the preceding two years. As of December 31, 2010 First Financial's subsidiaries had retained earnings of $325.1 million of which $192.6 million was available for distribution to First Financial without prior regulatory approval.

First Financial Bancorp 2010 Annual Report 41

Notes To Consolidated Financial Statements

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

Letters of credit – These transactions are conditional commitments issued by First Financial to guarantee the performance of a client to a third party. First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services. The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party. First Financial has issued letters of credit (including standby letters of credit) aggregating $17.6 million and $22.9 million at December 31, 2010 and December 31, 2009, respectively.

Management conducts regular reviews of these instruments on an individual client basis and does not anticipate any material losses as a result of these letters of credit.

Loan commitments – Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First Financial evaluates each client’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but may include securities, real estate, inventory, plant, or equipment. First Financial had commitments outstanding to extend credit totaling $1.0 billion and $1.1 billion at December 31, 2010, and December 31, 2009, respectively.

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

The following table summarizes the derivative financial instruments utilized by First Financial by the nature of the underlying asset or liability:

	December 31, 2010			December 31, 2009
	Fair Value	Cash Flow		Fair Value	Cash Flow
(Dollars in thousands)	Hedges	Hedges	Total	Hedges	Hedges	Total
Instruments associated with:
Loans	$578,959	$0	$578,959	$456,077	$0	$456,077
Other long-term debt	0	0	0	0	20,000	20,000
Total notional value	$578,959	$0	$578,959	$456,077	$20,000	$476,077

While authorized to use a variety of derivative products, First Financial primarily utilizes interest rate swaps as a means to offer borrowers credit-based products that meet their needs and may from time to time utilize interest rate swaps to manage the macro interest rate risk profile of the Company. These agreements establish the basis on which interest rate payments are exchanged with counterparties and are referred to as the notional amount. As only interest rate payments are exchanged, cash requirements and credit risk are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instrument.

First Financial manages this market value credit risk through counterparty credit policies. These policies require the Company to maintain a total derivative notional position of less than 35% of assets, total credit exposure of less than 3% of capital, and no single counterparty credit risk exposure greater than $20 million. The Company is currently well below all single counterparty and portfolio limits. At December 31, 2010, the Company had a total counterparty notional amount outstanding of approximately $300.1 million, spread among six counterparties, with an outstanding liability from these contracts of $17.0 million. At December 31, 2009, First Financial had a total counterparty notional amount outstanding of $259.3 million, spread among six counterparties, with an outstanding liability from these contracts of $11.0 million.

In connection with its use of derivative instruments, First Financial from time to time is required to post cash collateral with its counterparties to offset its market position. Derivative collateral balances were $12.5 million and $11.2 million at December 31, 2010, and December 31, 2009, respectively. First Financial classifies the derivative cash collateral outstanding with its counterparties as an adjustment to the fair value of the derivative contracts within accrued interest and other liabilities in the Consolidated Balance Sheets.

The following table summarizes the derivative financial instruments utilized by First Financial and their balances:

		December 31, 2010			December 31, 2009
		Notional	Estimated Fair Value		Notional	Estimated Fair Value
(Dollars in thousands)	Balance Sheet Location	Amount	Gain	(Loss)	Amount	Gain	(Loss)
Fair value hedges
Pay fixed interest rate swaps with counterparty	Accrued interest and other liabilities	$21,301	$0	$(2,302)	$22,559	$0	$(1,928)
Matched interest rate swaps with borrower	Accrued interest and other assets	278,829	14,843	(131)	216,759	10,226	(32)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	278,829	131	(15,502)	216,759	32	(10,661)

Cash flow hedge
Trust preferred swap	Accumulated other comprehensive income (loss)	0	0	0	20,000	998	0
Total		$578,959	$14,974	$(17,935)	$476,077	$11,256	$(12,621)

42 First Financial Bancorp 2010 Annual Report

The following table details the derivative financial instruments, the average remaining maturities and the  weighted-average interest rates being paid and received by First Financial at December 31, 2010:

		Average
	Notional	Maturity	Fair	Weighted-Average Rate
(Dollars in thousands)	Value	(Years)	Value	Receive	Pay
Asset conversion swaps
Pay fixed interest rate swaps with counterparty	$21,301	5.0	$(2,302)	2.23%	6.83%
Receive fixed, matched interest rate swaps with borrower	278,829	4.3	14,712	6.08%	2.88%
Pay fixed, matched interest rate swaps with counterparty	278,829	4.3	(15,371)	2.88%	6.08%
Total asset conversion swaps	$578,959	4.3	$(2,961)	4.40%	4.57%

Total swap portfolio	$578,959	4.3	$(2,961)	4.40%	4.57%

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

The following table details the location and amounts recognized for fair value hedges:

		Decrease to Interest Income
(Dollars in thousands)		Twelve Months Ended
Derivatives in fair value hedging relationships	Location of change in fair value hedge	December 31, 2010	December 31, 2009
Interest rate contracts
Loans	Interest Income – Loans	$(1,004)	$(1,008)
Total		$(1,004)	$(1,008)

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

Effective March 30, 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $20.0 million of floating rate trust preferred securities indexed to the London Inter-Bank Offered Rate (LIBOR). The interest rate swap involved the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years. The net interest receivable or payable on the trust preferred interest rate swap was accrued and recognized as an adjustment to interest expense. The fair value of the trust preferred interest rate swap was included in accrued interest and other assets or liabilities on the Consolidated Balance Sheets. Changes in the fair value of the trust preferred interest rate swap were included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

First Financial terminated the $20.0 million trust preferred interest rate swap during the fourth quarter of 2010 in the course of its normal interest rate risk and balance sheet management activities. Terminating the trust preferred interest rate swap resulted in a $0.6 million pre-tax loss that is included in accumulated comprehensive income (loss) on the Consolidated Balance Sheets. The $0.6 million loss will be amortized into income as an adjustment to interest expense over the remaining term of the original swap. A total of $0.1 million of the unrecognized loss is expected to be recognized in 2011.

The following table details the location and amounts recognized for cash flow hedges:

	Amount of Gain Recognized in OCI on Derivatives (Effective Portion)		Location of loss reclassified from accumulated	Amount of Loss Reclassified from Accumulated OCI into Earnings (Effective Portion)
(Dollars in thousands)	Twelve Months Ended		OCI into earnings	Twelve Months Ended
Derivatives in cash flow hedging relationships	December 31, 2010	December 31, 2009	(effective portion)	December 31, 2010	December 31, 2009
Interest rate contracts			Interest income
Other long-term debt	$0	$636	Other long-term debt	$(493)	$(369)
Total	$0	$636		$(493)	$(369)

First Financial Bancorp 2010 Annual Report 43

Notes To Consolidated Financial Statements

9. Investment Securities

The following is a summary of investment securities as of December 31, 2010:

	Held-to-Maturity				Available-for-Sale
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
U.S. Treasuries	$13,959	$390	$(18)	$14,331
Securities of U.S. government agencies and corporations					$105,028	$957	$0	$105,985
Mortgage-backed securities	118	4	0	122	775,867	15,513	(2,630)	788,750
Obligations of state and other political subdivisions	3,329	284	0	3,613	13,708	207	(91)	13,824
Other securities	0	0	0	0	9,943	614	(6)	10,551
Total	$17,406	$678	$(18)	$18,066	$904,546	$17,291	$(2,727)	$919,110

The following is a summary of investment securities as of December 31, 2009:

	Held-to-Maturity				Available-for-Sale
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
U.S. Treasuries	$13,857	$204	$(31)	$14,030
Securities of U.S. government agencies and corporations					$20,036	$585	$0	$20,621
Mortgage-backed securities	149	1	0	150	407,221	15,407	(369)	422,259
Obligations of state and other political subdivisions	4,109	301	0	4,410	17,949	303	(130)	18,122
Other securities	0	0	0	0	9,747	266	(13)	10,000
Total	$18,115	$506	$(31)	$18,590	$454,953	$16,561	$(512)	$471,002

During the year ended December 31, 2010, no available-for-sale securities were sold. During the year ended December 31, 2009, First Financial sold available-for-sale securities with a fair value of $152.8 million at the date of sale and recorded a $3.3 million net pre-tax gain. There was a net investment gain after taxes of $2.1 million for the year ended December 31, 2009. The applicable income tax effect was an expense of $1.2 million for 2009.

During the year ended December 31, 2008, no available-for-sale securities were sold. However, a $1.6 million gain was recorded on the redemption of Visa Inc. common shares upon its initial public offering. There was a net investment gain after taxes of $1.0 million for the year ended December 31, 2008. The applicable income tax effect was an expense of $0.6 million for 2008.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements, and for other purposes as required by law totaled $671.2 million at December 31, 2010, and $437.0 million at December 31, 2009.

The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2010, by estimated lives, are shown in the table that follows.

Estimated lives on mortgage-backed securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following is a summary of investment securities by estimated maturity as of December 31, 2010:
	Held-to-Maturity		Available-for-Sale
	Amortized	Market	Amortized	Market
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less	$2,586	$2,595	$43,501	$43,600
Due after one year through five years	13,684	14,177	706,631	719,279
Due after five years through ten years	265	306	133,894	134,916
Due after ten years	871	988	20,520	21,315
Total	$17,406	$18,066	$904,546	$919,110

44 First Financial Bancorp 2010 Annual Report

The following tables present the age of gross unrealized losses and associated fair value by investment category for both available-for-sale and held-to-maturity securities:

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
U.S. Treasuries	$2,334	$18	$0	$0	$2,334	$18
Mortgage-backed securities	280,445	2,538	1,336	92	281,781	2,630
Obligations of state and other political subdivisions	0	0	2,194	91	2,194	91
Other securities	2,217	6	17	0	2,234	6
Total	$284,996	$2,562	$3,547	$183	$288,543	$2,745

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(Dollars in thousands)	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
U.S. Treasuries	$2,277	$31	$0	$0	$2,277	$31
Mortgage-backed securities	23,800	266	1,608	103	25,408	369
Obligations of state and other political subdivisions	621	10	1,540	120	2,161	130
Other securities	312	13	0	0	312	13
Total	$27,010	$320	$3,148	$223	$30,158	$543

Unrealized losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost. Unrealized losses due to credit risk associated with the underlying collateral of the debt security, if any, are not material. All securities with unrealized losses are reviewed quarterly to determine if any impairment should be considered other than temporary, requiring a write-down to fair market value. First Financial considers the percentage loss on a security, duration of loss, average life or duration of the security, credit rating of the security, as well as payment performance and the Company's intent and ability to hold the security to maturity when determining whether any impairment is other than temporary. First Financial has the intent and ability to hold all debt security issues temporarily impaired until maturity or recovery of book value. First Financial had no other than temporary impairment charges for the years ended December 31, 2010, 2009, or 2008.

First Financial had trading securities with a fair value of $0 and $0.2 million at December 31, 2010 and 2009, respectively. For further detail on the fair value of investment securities, see Note 22 – Fair Value Disclosures.

10. Loans (Excluding Covered Loans)

Commercial loans are made to all types of businesses for a variety of purposes. First Financial works with businesses to meet their shorter term working capital needs while also providing long-term financing for their business plans. In 2010, First Financial began to offer lease and equipment financing through a wholly-owned subsidiary of First Financial Bank, First Financial Equipment Finance LLC, (First Equipment Finance) primarily in its principal markets. First Equipment Finance delivers financing solutions to small and mid-size companies in various industries with significant diversity in the types of underlying equipment. Credit risk is managed through standardized loan policies, established and authorized credit limits, centralized portfolio management and the diversification of market area and industries. The overall strength of the borrower is evaluated through the credit underwriting process and includes a variety of analytical activities including the review of historical and projected cash flows, historical financial performance, financial strength of the principals and guarantors, and collateral values, where applicable.

Commercial lending activities include equipment and leasehold improvement financing for franchisees, principally quick service and casual dining restaurants. The underwriting of these loans incorporates basic credit proficiencies combined with knowledge of select franchise concepts to measure the creditworthiness of proposed multi-unit borrowers. The focus is on a limited number of concepts that have sound economics, low closure rates, and brand awareness within specified local, regional, or national markets. Loan terms for equipment are generally up to 84 months fully amortizing and up to 180 months on real estate related requests.

Commercial real estate loans are secured by a mortgage lien on the real property. The credit underwriting for both owner-occupied and investor income producing real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, type of real estate and other analysis. Risk of loss is managed by adherence to standard loan policies that establish certain levels of performance prior to the extension of a loan to the borrower. Market diversification within First Financial’s service area, as well as a diversification by industry, are other means by which the risk of loss is managed by First Financial.

The majority of residential real estate loans originated by the Bank conforms to secondary market underwriting standards and is sold within a short timeframe to unaffiliated third parties, including the future servicing rights to the loans. The credit underwriting standards adhere to a certain level of documentation, verifications, valuation, and overall credit performance of the borrower.

Consumer loans are primarily loans made to individuals. Types of loans include new and used vehicle loans, second mortgages on residential real estate, and unsecured loans. Risk elements in the consumer loan portfolio are primarily focused on the borrower’s cash flow and credit history, key indicators of the ability to repay. A certain level of security is provided through liens on automobile titles and second mortgage liens, where applicable. Economic conditions that affect consumers in First Financial’s markets have a direct impact on the credit quality of these loans. Higher levels of unemployment, lower levels of income growth and weaker economic growth are factors that may adversely impact consumer loan credit quality.

Home equity lines of credit consist mainly of revolving lines of credit secured by residential real estate. Home equity lines of credit are generally governed by the same lending policies and subject to the same credit risk as described previously for residential real estate loans.

Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, loans are placed in nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as, insufficient collateral value. The accrual of interest income is discontinued when a loan is placed in nonaccrual status and any payments received reduce the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments is no longer doubtful.

Loans are classified as restructured when management, to protect its investment, grants concessions to the debtor that it would not otherwise consider.

First Financial Bancorp 2010 Annual Report 45

Notes To Consolidated Financial Statements

Information as to nonaccrual, restructured, and impaired loans at December 31 was as follows:

(Dollars in thousands)	2010	2009	2008
Principal balance
Nonaccrual loans
Commercial	$13,729	$13,798	$5,930
Real estate-construction	12,921	35,604	240
Real estate-commercial	28,342	15,320	4,779
Real estate-residential	4,607	3,993	5,363
Installment	150	618	459
Home equity	2,553	2,324	1,204
All other	0	0	6
Total nonaccrual loans	62,302	71,657	17,981
Restructured loans	17,613	6,125	204
Total	$79,915	$77,782	$18,185

Impaired loans requiring a valuation allowance of $10,202 in 2010, $11,662 in 2009, and $864 in 2008	$36,119	$27,666	$1,472
Impaired loans not requiring a valuation allowance	40,288	49,437	16,509
Total impaired loans	$76,407	$77,103	$17,981
Average impaired loans for the year	$76,926	$44,212	$15,085

Interest income effect
Gross amount of interest that would have been recorded under original terms	$5,462	$4,576	$1,221
Interest included in income
Nonaccrual loans	1,772	2,384	569
Restructured loans	521	35	16
Total interest included in income	2,293	2,419	585
Net impact on interest income	$3,169	$2,157	$636

Commitments outstanding to borrowers with nonaccrual loans	$77	$4	$712

Loans placed in nonaccrual status are considered to be impaired. In the commercial portfolio, management reviews all impaired loan relationships in excess of $250,000 to determine if a specific allowance based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral is necessary.

Specific allowances are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Interest income for impaired loans is recorded on a cash basis during the period the loan is considered impaired after recovery of principal is reasonable assured.

First Financial's investment in uncovered impaired loans was as follows:

	As of December 31, 2010
(Dollars in thousands)	Recorded Investment	Contractual Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Commercial	$9,375	$12,008	$0	$7,432	$228
Real estate - construction	4,926	8,458	0	9,935	98
Real estate - commercial	17,430	21,660	0	14,113	804
Real estate - residential	5,854	6,447	0	6,611	84
Installment	150	179	0	336	6
Home equity	2,553	3,345	0	2,188	74

Loans with an allowance recorded:
Commercial	4,354	6,090	2,017	10,423	77
Real estate - construction	14,407	18,261	3,716	11,063	378
Real estate - commercial	16,693	19,799	4,347	13,391	392
Real estate - residential	665	757	122	1,434	23

Total:
Commercial	13,729	18,098	2,017	17,855	305
Real estate - construction	19,332	26,719	3,716	20,998	476
Real estate - commercial	34,124	41,459	4,347	27,504	1,196
Real estate - residential	6,519	7,204	122	8,045	107
Installment	150	179	0	336	6
Home equity	2,553	3,345	0	2,188	74
Total	$76,407	$97,004	$10,202	$76,926	$2,164

46 First Financial Bancorp 2010 Annual Report

Loan delinquency, including nonaccrual loans was as follows:
	As of December 31, 2010
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	Greater than 90 days past due	Total past due	Current	Total loans and leases	Loans > 90 days past due and still accruing
Loans
Commercial	$2,241	$1,573	$11,684	$15,498	$784,755	$800,253	$0
Real estate - construction	1,754	3,782	8,973	14,509	149,034	163,543	0
Real estate - commercial	3,202	3,979	16,435	23,616	1,116,315	1,139,931	0
Real estate - residential	7,671	1,930	5,127	14,728	254,445	269,173	0
Installment	456	48	120	624	69,087	69,711	0
Home equity	1,260	392	2,166	3,818	337,492	341,310	0
All other	366	176	370	912	31,260	32,172	370
Total	$16,950	$11,880	$44,875	$73,705	$2,742,388	$2,816,093	$370

Commercial and consumer credit was as follows:
	As of December 31, 2010
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial
Commercial credit exposure by risk rating
Pass	$731,932	$115,988	$979,023
Special Mention	36,453	4,829	63,618
Substandard	31,557	42,726	97,290
Doubtful	311	0	0
Total	$800,253	$163,543	$1,139,931

	Real Estate Residential	Installment	Home Equity	Other
Consumer credit exposure by risk attribute
Performing	$262,654	$69,561	$338,757	$32,172
Nonperforming	6,519	150	2,553	0
Total	$269,173	$69,711	$341,310	$32,172

Other real estate owned is comprised of properties acquired by the Bank through the loan foreclosure or, repossession process, or any other resolution activity that results in partial or total satisfaction of problem loans. The acquired properties are recorded at the lower of cost, or fair value less estimated costs of disposal (net realizable value), upon acquisition. Losses arising at the time of acquisition of such properties are charged against the allowance for loan and lease losses. Subsequent write-downs in the carrying value of OREO properties that may be required are expensed as incurred. Improvements to the properties may be capitalized if the improvements contribute to the overall value of the property.  Amounts may not be capitalized in excess of the net realizable value of the property.

Changes in uncovered other real estate owned for the three years ended December 31 were as follows:

(Dollars in thousands)	2010	2009	2008
Balance at beginning of year	$4,145	$4,028	$2,636
Additions
Commercial	17,520	3,074	1,454
Residential	1,130	3,062	2,196
Total additions	18,650	6,136	3,650
Disposals
Commercial	2,315	3,237	1,154
Residential	1,674	2,428	631
Total disposals	3,989	5,665	1,785
Write-downs
Commercial	727	55	454
Residential	172	299	19
Total write-downs	899	354	473
Balance at end of year	$17,907	$4,145	$4,028

First Financial Bancorp 2010 Annual Report 47

Notes To Consolidated Financial Statements

11. Loans (covered)

First Financial evaluates purchased loans for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Purchased loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. First Financial is accounting for the majority of purchased loans under FASB ASC Topic 310-30 except loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. Purchased impaired loans were not classified as nonperforming assets at December 31, 2010 as the loans are considered to be performing under FASB ASC Topic 310-30. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows is being recognized on all purchased loans being accounted for under FASB ASC Topic 310-30.

All loans acquired in the Peoples and Irwin acquisitions were covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses First Financial for the majority of the losses incurred. Additionally, these loans were recorded at their estimated fair value as of the acquisition date.  Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable difference, with the accretable difference to be recognized as interest income over the expected remaining term of the loan.

The following table reflects the carrying value of all purchased impaired and nonimpaired loans as of December 31:

	2010			2009
(Dollars in thousands)	Loans accounted for under FASB ASC Topic 310-30	Loans Excluded from FASB ASC Topic 310-30(1)	Total Purchased Loans	Loans accounted for under FASB ASC Topic 310-30	Loans Excluded from FASB ASC Topic 310-30(1)	Total Purchased Loans
Commercial	$295,600	$38,439	$334,039	$419,551	$87,336	$506,887
Real estate – construction	42,743	0	42,743	97,560	0	97,560
Real estate – commercial	837,942	17,783	855,725	998,348	9,756	1,008,104
Real estate – residential	147,052	0	147,052	206,371	0	206,371
Installment	19,560	1,511	21,071	8,235	0	8,235
Home equity	7,241	66,454	73,695	10,579	77,354	87,933
Other covered loans	0	7,168	7,168	0	19,650	19,650
Total covered loans	$1,350,138	$131,355	$1,481,493	$1,740,644	$194,096	$1,934,740

(1)	Includes loans with revolving privileges which are scoped out of FASB ASC Topic 310-30 and certain loans which First Financial has elected to treat under the cost recovery method of accounting.

The outstanding balance of all purchased impaired and nonimpaired loans accounted for under FASB ASC Topic 310-30, including contractual principal, interest, fees, and penalties, was $2.2 billion and $3.0 billion as of December 31, 2010 and 2009, respectively.

Changes in the carrying amount of accretable difference for purchased impaired and nonimpaired loans for the years ended December 31 were as follows:

(Dollars in thousands)	2010	2009
Balance at beginning of period(1)	$623,669	$0
Additions	0	691,266
Reclassification from non-accretable difference	97,808	0
Accretion	(139,356)	(48,673)
Other net activity(2)	(72,176)	(18,924)
Balance at end of period	$509,945	$623,669

(1)	Excludes covered lines of credit which are outside the scope of FASB ASC Topic 310-30 and certain consumer loans which are treated under the cost recovery method.
(2)	Includes the impact of loan repayments and charge-offs.

First Financial reviewed its forecast of expected cash flows for loans accounted for under FASB ASC Topic 310-30 during 2010. The Company recognized improvement in the cash flow expectations related to certain loan pools resulting in the reclassification of $97.8 million from nonaccretable to accretable difference. This reclassification resulted in a yield adjustment on these loan pools on a prospective basis. Additionally, the Company recognized declines in the cash flow expectations of certain loan pools. Any decline in expected cash flows for a pool of loans is considered impairment and recorded as provision expense, and a related allowance for loan and lease losses on covered loans, on a discounted basis during the period. There were also loan pools that were impaired earlier in 2010 but improved during the fourth quarter.  This improvement was recorded as a recapture of prior period impairment which partially offset impairment recorded in the fourth quarter.

For 2010, First Financial recognized provision expense related to covered loans of $63.1 million and realized net charge-offs of $46.7 million, resulting in an allowance for covered loan losses of $16.5 million as of December 31, 2010. The related receivable due from the FDIC under loss share agreements related to these loans of $51.8 million was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

Covered loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

Covered loans accounted for under FASB ASC Topic 310-30 are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered loan loss provision or future period yield adjustments.

Similar to uncovered loans, covered loans accounted for outside FASB ASC Topic 310-30 are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, these loans are placed in nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as, insufficient collateral value. The accrual of interest income is discontinued when a loan is placed in nonaccrual status and any payments received reduce the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments is no longer doubtful.

48 First Financial Bancorp 2010 Annual Report

Information as to nonaccrual loans was as follows:

(Dollars in thousands)	2010	2009
Principal balance
Nonaccrual loans
Commercial	$16,190	$8,458
Real estate-commercial	2,074	5,745
Installment	0	509
Home equity	1,491	1,703
Total	$19,755	$16,415

Impaired loans requiring a valuation allowance of $16,493 in 2010 and $0 in 2009	$659,794	$0
Impaired loans not requiring a valuation allowance	19,755	16,415
Total impaired loans	$679,549	$16,415
Average impaired loans for the year	$347,985	$4,104

Interest income effect
Gross amount of interest that would have been recorded under original terms	$1,453	$1,049
Interest included in income	398	608
Net impact on interest income	$1,055	$441

Commitments outstanding to borrowers with nonaccrual loans	$4	$0

First Financial's investment in covered impaired loans was as follows:

	As of December 31, 2010
(Dollars in thousands)	Recorded Investment	Contractual Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Commercial	$16,190	$18,346	$0	$12,324	$316
Real estate - commercial	2,074	5,412	0	3,910	14
Installment	0	0	0	255	0
Home equity	1,491	3,137	0	1,597	68

Loans with an allowance recorded:
Commercial	252,269	272,578	8,787	126,135	28,047
Real estate - construction	37,919	49,929	2,213	18,960	3,818
Real estate - commercial	326,174	439,421	5,000	163,087	27,382
Real estate - residential	30,343	33,132	232	15,172	1,902
Installment	13,089	13,946	261	6,545	1,385

Total:
Commercial	268,459	290,924	8,787	138,459	28,363
Real estate - construction	37,919	49,929	2,213	18,960	3,818
Real estate - commercial	328,248	444,833	5,000	166,997	27,396
Real estate - residential	30,343	33,132	232	15,172	1,902
Installment	13,089	13,946	261	6,800	1,385
Home equity	1,491	3,137	0	1,597	68
Total	$679,549	$835,901	$16,493	$347,985	$62,932

Loan delinquency, excluding loans accounted for under FASB ASC Topic 310-30, was as follows:

	As of December 31, 2010
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	Greater than 90 days past due	Total past due	Current	Total loans and leases	Loans > 90 days past due and still accruing
Loans
Covered loans (excluding loans accounted for under ASC 310-30)
Commercial	$880	$419	$13,764	$15,063	$23,376	$38,439	$0
Real estate - commercial	225	62	1,896	2,183	15,600	17,783	0
Installment	0	0	0	0	1,511	1,511	0
Home equity	656	443	1,424	2,523	63,931	66,454	0
All other	87	10	9	106	7,062	7,168	9
Total	$1,848	$934	$17,093	$19,875	$111,480	$131,355	$9

First Financial Bancorp 2010 Annual Report 49

Notes To Consolidated Financial Statements

Commercial and consumer credit exposure was as follows:

	As of December 31, 2010
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial
Commercial credit exposure by risk rating
Pass	$225,088	$14,021	$476,140
Special Mention	35,768	5,743	106,057
Substandard	60,090	22,979	268,651
Doubtful	13,093	0	4,877
Total	$334,039	$42,743	$855,725

	Real Estate Residential	Installment	Home Equity	Other
Consumer credit exposure by risk attribute
Performing	$147,052	$21,071	$72,204	$7,168
Nonperforming	0	0	1,491	0
Total	$147,052	$21,071	$73,695	$7,168

Covered other real estate owned is comprised of properties acquired by the Bank through the loan foreclosure or, repossession process, or any other resolution activity that results in partial or total satisfaction of problem covered loans. These properties remain subject to loss share agreements whereby the FDIC reimburses First Financial for the majority of any losses incurred. The acquired properties are recorded at the lower of cost, or fair value less estimated costs of disposal (net realizable value), upon acquisition. Losses arising at the time of acquisition of such properties are charged against the allowance for loan and lease losses. Subsequent write-downs in the carrying value of covered OREO properties that may be required are expensed as incurred. Improvements to the properties may be capitalized if the improvements contribute to the overall value of the property.  Amounts may not be capitalized in excess of the net realizable value of the property.

Changes in other real estate owned for the two years ended December 31 were as follows:

(Dollars in thousands)	2010	2009
Balance at beginning of year	$12,916	$0
Additions
Commercial	22,237	12,916
Residential	9,827	0
Total additions	32,064	12,916

Disposals
Commercial	4,744	0
Residential	4,536	0
Total disposals	9,280	0

Write-downs
Commercial	414	0
Residential	29	0
Total write-downs	443	0
Balance at end of year	$35,257	$12,916

12. Allowance for Loan and Lease Losses

Uncovered Loans
For each reporting period, management maintains the allowance at a level that it considers sufficient to absorb inherent risks in the loan portfolio. Management’s evaluation in establishing the adequacy of the allowance includes evaluation of the loan and lease portfolios, actual past loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect a specific borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans. The evaluation is inherently subjective as it requires utilizing material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance, and lending areas.

The allowance for commercial loans, including time and demand notes, tax-exempt loans, and commercial real estate loans begins with a process of estimating the probable losses inherent in the portfolio. The loss estimates for these commercial loans are established by category and based on First Financial’s internal system of credit risk ratings and historical loss data.

The estimate of losses inherent in the commercial portfolio may be adjusted for management’s estimate of probable losses on specific exposures dependent upon the values of the underlying collateral and/or the present value of expected future cash flows, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies, and other influencing factors.

In the commercial portfolio, certain loans, typically larger-balance non-homogeneous exposures, may have a specific allowance established based on the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral.

The allowance for consumer loans which includes residential real estate, installment, home equity, credit card loans, and overdrafts, is established for each of the categories by estimating losses inherent in that particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for the category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions, and other influencing factors. Consumer loans are evaluated as an asset type within a category (i.e., residential real estate, installment, etc.), as these loans are smaller with more homogeneous characteristics.

There were no material changes to First Financial’s accounting policies or methodology related to the allowance for loan and lease losses in 2010.

First Financial’s policy is to charge-off loans when, in management’s opinion, full collectibility of principal and interest based upon the contractual terms of the loan is unlikely.

50 First Financial Bancorp 2010 Annual Report

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2010	2009	2008
Balance at beginning of year	$59,311	$35,873	$29,057
Provision for loan and lease losses	33,564	56,084	19,410
Loans charged-off	(38,351)	(34,949)	(14,637)
Recoveries	2,711	2,303	2,043
Balance at end of year	$57,235	$59,311	$35,873

Changes in the allowance for loan and lease losses for the year ended December 31 were as follows:

	As of December 31, 2010
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Residential	Installment	Home Equity	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$18,590	$8,143	15,190	$5,308	$2,159	$8,063	$1,858	$59,311
Provision for loan and lease losses	4,252	8,778	6,836	5,268	457	6,183	1,790	33,564
Gross charge-offs	13,324	8,619	8,191	1,693	1,154	3,499	1,871	38,351
Recoveries	620	24	1,082	24	519	192	250	2,711
Total net charge-offs	12,704	8,595	7,109	1,669	635	3,307	1,621	35,640
Ending allowance for loan and lease losses	$10,138	$8,326	$14,917	$8,907	$1,981	$10,939	$2,027	$57,235

Ending allowance on loans individually evaluated for impairment	$2,017	$3,716	$4,347	$122	$0	$0	$0	$10,202
Ending allowance on loans collectively evaluated for impairment	279	7	196	149	4	82	0	717
	$2,296	$3,723	$4,543	$271	$4	$82	$0	$10,919
Loans and leases
Ending balance of loans individually evaluated for impairment	$12,175	$19,294	$31,260	$1,912	$0	$0	$0	$64,641
Ending balance of loans collectively evaluated for impairment	1,554	38	2,864	4,607	150	2,553	0	11,766
	$13,729	$19,332	$34,124	$6,519	$150	$2,553	$0	$76,407

Covered Loans
In accordance with the accounting guidance for business combinations, there was no allowance brought forward on any of the acquired loans as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition date. The majority of the loans acquired in the Peoples and Irwin acquisitions were considered to be accruing loans as of the acquisition date.

First Financial established an allowance for loan losses associated with covered loans during the second quarter 2010 based on its valuation procedures performed during the period. The Company continued to update its valuations related to loans covered under loss share agreements during 2010 and, as a result of impairment in certain loan pools, recognized total provision expense of $63.1 million and realized net charge-offs of $46.7 million, resulting in an allowance for covered loan losses of $16.5 million as of December 31, 2010. The related receivable due from the FDIC under loss share agreements related to these loans of $51.8 million was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

Under the applicable accounting guidance, the allowance for loan losses related to covered loans as a result of impairment to loan pools arising from on-going valuation procedures is generally recognized in the current period as provision expense. Improvement in the credit outlook, however, is not recognized immediately but instead is reflected as an adjustment to the yield earned on the related loan pools on a prospective basis once any previously recorded impairment has been recaptured.  The timing inherent in this accounting treatment may result in earnings volatility in future periods.

(Dollars in thousands)	December 31, 2010
Balance at beginning of period	$0
Provision for impairment on covered loans	63,144
Loans charged off	(46,992)
Recoveries	341
Net chargeoffs	(46,651)
Ending allowance for loan and lease losses	$16,493

	As of December 31, 2010
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Residential	Installment	Total
Ending allowance on loans acquired with deteriorated credit quality (ASC 310-30)	$8,787	$2,213	$5,000	$232	$261	$16,493
Ending allowance on acquired loans outside the scope of ASC 310-30	0	0	0	0	0	0
Ending allowance on covered loans	$8,787	$2,213	$5,000	$232	$261	$16,493

First Financial Bancorp 2010 Annual Report 51

Notes To Consolidated Financial Statements

13. Premises and Equipment

Premises and equipment at December 31 were summarized as follows:

(Dollars in thousands)	2010	2009
Land and land improvements	$35,487	$31,141
Buildings	99,823	90,681
Furniture and fixtures	54,384	48,965
Leasehold improvements	9,160	9,268
Construction in progress	3,951	4,333
	202,805	184,388

Less accumulated depreciation and amortization	84,328	77,037
Total	$118,477	$107,351

Rental expense recorded under operating leases in 2010, 2009, and 2008, was $9.2 million, $7.7 million, and $2.1 million, respectively.

Future minimum lease payments for operating leases are as follows:

(Dollars in thousands)	December 31, 2010
2011	$4,066
2012	3,502
2013	3,153
2014	2,727
2015	2,452
Thereafter	6,325
Total	$22,225

14. Borrowings

The following is a summary of short-term borrowings for the last three years:

	2010		2009		2008
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At year end
Federal funds purchased and securities sold under agreements to repurchase	$59,842	0.20%	$37,430	0.19%	$147,533	0.29%
Federal Home Loan Bank borrowings	0	N/A	0	N/A	150,000	0.67%
Other short-term borrowings	0	N/A	0	N/A	57,000	1.14%
Total	$59,842	0.20%	$37,430	0.19%	$354,533	0.59%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$47,531	0.20%	$99,865	0.25%	$46,913	1.15%
Federal Home Loan Bank borrowings	0	N/A	114,636	0.37%	118,550	2.05%
Other short-term borrowings	0	N/A	29,512	2.20%	56,680	3.28%
Total	$47,531	0.20%	$244,013	0.54%	$222,143	2.17%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$64,995		$240,557		$147,533
Federal Home Loan Bank borrowings	0		250,000		248,000
Other short-term borrowings	0		58,000		73,000
Repurchase Agreements are utilized for corporate sweep accounts, on which Cash Management Account Agreements are in place. All are subject to the terms and conditions of Repurchase/Security Agreements between First Financial Bank and client. To secure the bank's liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agencies, and mortgage-backed securities.

First Financial previously maintained a short-term revolving credit facility with an unaffiliated bank. This facility provided First Financial an additional liquidity resource for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. Given the cash position of First Financial, it was determined that the credit facility was no longer necessary. Therefore, the facility was not renewed at its March 2010 annual renewal date.

Long-term debt consists of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the balance sheet. First Financial has $65.0 million in repurchase agreements that had a one-time call feature at the time of execution. These borrowings have remaining maturities between three and five years and a weighted average rate of 3.50%. Of the $65.0 million, only $25.0 million has a remaining call date, which is less than one year. Securities pledged as collateral in conjunction with the repurchase agreements are included within Investment securities available-for-sale on the Consolidated Balance Sheets. First Financial assumed additional FHLB long-term advances in the Peoples and Irwin acquisitions of $63.5 million and $216.3 million, respectively. During the third quarter of 2010, approximately $232 million of these advances were prepaid. These advances had a weighted average maturity of 5.5 years, an effective duration of 3.3 years, and a weighted average effective yield of 2.08% after adjusting for the impact of purchase accounting adjustments. The funding for the prepayments consisted entirely of interest-bearing deposits with other banks that were previously earning 0.25%. As of December 31, 2010, the remaining FHLB long-term advances assumed in the transactions totaled $1.9 million, had remaining maturities of less than nine years, and a weighted average effective yield of 3.93%.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2010, had collateral available with a book value of $1.1 billion.

The following is a summary of long-term debt:

(Dollars in thousands)	December 31, 2010
	Amount	Average Rate
Federal Home Loan Bank	$63,880	3.79%
National Market Repurchase Agreement	65,000	3.50%
Total long-term debt	$128,880	3.64%

As of December 31, 2010, the long-term debt matures as follows:

(Dollars in thousands)	FHLB	Repurchase Agreement
2011	$50,030	$0
2012	29	0
2013	29	12,500
2014	28	27,500
2015	28	25,000
Thereafter	13,736	0
Total	$63,880	$65,000

Other long-term debt appearing on the Consolidated Balance Sheets consists of junior subordinated debentures owed to unconsolidated subsidiary trusts. Capital securities were issued in the third quarter of 2003 by a statutory business trust, First Financial (OH) Statutory Trust II (Trust II).

52 First Financial Bancorp 2010 Annual Report

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

First Financial has the option to defer interest for up to five years on the debentures. However, the covenants prevent the payment of dividends on First Financial's common stock if the interest is deferred. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Financial has entered into agreements which, taken collectively, fully or unconditionally guarantee the capital securities subject to the terms of the guarantees. The debenture currently qualifies as Tier I capital under Federal Reserve Board guidelines, but is limited to 25% of qualifying Tier I capital. The Company has the capacity to issue approximately $151.2 million in additional qualifying debentures under these guidelines.

The following is a summary of other long-term debt:

	December 31, 2010
(Dollars in thousands)	Amount	Contractual Rate	Maturity Date
First Financial (OH) Statutory Trust II	$20,000	3.40%	9/30/2033

Effective March 30, 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on the $20.0 million of floating rate trust preferred securities indexed to three-month LIBOR. The interest rate swap involved the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years. This interest rate swap effectively fixed the rate of interest on the floating rate trust preferred securities at 6.20% for the 10 year life of the swap. The net interest receivable or payable on the trust preferred interest rate swap was accrued and recognized as an adjustment to interest expense. The fair value of the trust preferred interest rate swap was included in accrued interest and other assets or liabilities on the Consolidated Balance Sheets. Changes in the fair value of the trust preferred interest rate swap were included in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

First Financial terminated the $20.0 million trust preferred interest rate swap during the fourth quarter of 2010 in the course of its normal interest rate risk and balance sheet management activities. Terminating the trust preferred interest rate swap resulted in a $0.6 million pre-tax loss that is included in accumulated comprehensive income (loss) on the Consolidated Balance Sheets. The $0.6 million loss will be amortized into income as an adjustment to interest expense over the remaining term of the original swap. A total of $0.1 million of the unrecognized loss is expected to be recognized in 2011.

15. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2010	2009	2008
Current expense
Federal	$38,572	$14,740	$14,011
State	5,590	1,500	602
Total	44,162	16,240	14,613
Deferred (benefit) expense
Federal	(10,170)	103,218	(4,053)
State	(1,290)	13,181	(157)
Total	(11,460)	116,399	(4,210)
Income tax expense	$32,702	$132,639	$10,403

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2010	2009	2008
Income taxes computed at federal statutory rate (35%) on income before income taxes	$32,183	$123,891	$11,678
Tax-exempt income	(519)	(754)	(982)
Bank-owned life insurance	(581)	(255)	(798)
Tax credits	(1,596)	(380)	0
State income taxes, net of federal tax benefit	2,795	9,542	289
Other	420	595	216
Income tax expense	$32,702	$132,639	$10,403

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2010, and 2009, were as follows:

(Dollars in thousands)	2010	2009
Deferred tax assets
Allowance for loan and lease losses	$27,841	$22,397
Deferred compensation	359	333
Mark to market adjustment on loans and derivatives	227	441
Postretirement benefits other than pension liability	156	187
Accrued stock-based compensation	1,198	831
Other reserves	392	4,975
Accrued expenses	802	1,201
Fair value adjustments on acquisitions	0	7,853
Loss on preferred securities	0	1,805
Other	2,931	1,350
Total deferred tax assets	33,906	41,373

Deferred tax liabilities
Tax depreciation greater than book depreciation	(8,881)	(4,517)
FHLB and FRB stock	(19,716)	(22,870)
Mortgage-servicing rights	(567)	(746)
Leasing activities	(4)	(2,911)
Deferred section 597 gain	(83,229)	(99,529)
Prepaid pension	(3,995)	(5,178)
Intangible assets	(5,872)	(5,805)
Deferred loan fees and costs	(862)	(3,420)
Prepaid expenses	(1,080)	(1,093)
Net unrealized gains on securities available-for-sale and derivatives	(5,263)	(6,355)
Fair value adjustments on acquisitions	(2,439)	0
Other	(796)	(824)
Total deferred tax liabilities	(132,704)	(153,248)
Total net deferred tax liability	$(98,798)	$(111,875)

First Financial Bancorp 2010 Annual Report 53

Notes To Consolidated Financial Statements

At December 31, 2010, and 2009, First Financial had no FASB ASC Topic 740-10 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

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

First Financial is no longer subject to state and local income tax examinations for years prior to 2007. The Company’s 2007 state examinations by the state of Indiana has closed with no material impact to the Company’s financial position as a result of the examinations. Tax years 2007 through 2009 remain open to state and local examination by various other jurisdictions.

16. Accumulated Other Comprehensive Income (Loss)

Shareholders' equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss). Disclosure of the related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) were as follows:

Accumulated other comprehensive income (loss)

	December 31, 2010
	Transactions			Balances
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Net of tax
Unrealized gain on securities available-for-sale	$(1,485)	$325	$(1,160)	$9,064
Unrealized loss on derivatives	(2,089)	767	(1,322)	(391)
Unfunded pension obligation	(46)	525	479	(21,282)
Foreign currency translation	446	0	446	565
Total	$(3,174)	$1,617	$(1,557)	$(12,044)

	December 31, 2009
	Transactions			Balances
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Net of tax
Unrealized gain on securities available-for-sale	$5,138	$(1,853)	$3,285	$10,224
Unrealized loss on derivatives	251	(89)	162	931
Unfunded pension obligation	(3,310)	1,162	(2,148)	(21,761)
Foreign currency translation	119	0	119	119
Total	$2,198	$(780)	$1,418	$(10,487)

	December 31, 2008
	Transactions			Balances
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Net of tax
Cumulative adjustment for accounting change-fair value option	$1,181	$(431)	$750	$0
Unrealized gain on securities available-for-sale	9,214	(3,353)	5,861	6,939
Unrealized gain on derivatives	1,209	(440)	769	769
Unfunded pension obligation	(19,102)	6,944	(12,158)	(19,613)
Total	$(7,498)	$2,720	$(4,778)	$(11,905)

17. Risk-Based Capital

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

On June 8, 2009, First Financial completed a public offering of 13.8 million shares of its common stock adding $98.0 million of additional common equity, after offering related costs. As a result of this capital raise, the Company's capital ratios further improved and continued to significantly exceed the amounts necessary to be classified as well capitalized.

On February 2, 2010, First Financial completed a public offering of 6.4 million shares of its common stock adding $91.2 million of additional common equity after offering related costs. This public offering completed the issuance of common shares available to be offered pursuant to a prospectus supplement and base prospectus filed as part of an existing shelf registration statement, filed with the Securities and Exchange Commission (SEC) on Form S-3.

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (as defined in the regulations and set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and to average assets, respectively. Management believes, as of December 31, 2010, that First Financial meets all capital adequacy requirements to which it is subject. At December 31, 2010, and 2009, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events since those notifications that management believes has changed the institution's category.

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

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets ineligible for total risk-based capital including all or portions of intangibles, mortgage servicing assets and allowance for loan and lease losses.

54 First Financial Bancorp 2010 Annual Report

Actual and required capital amounts and ratios are presented below at year-end.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Actual Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital to risk-weighted assets
Consolidated	$727,252	19.72%	$294,978	8.00%	N/A	N/A
First Financial Bank	600,911	16.36%	293,930	8.00%	$367,412	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	680,145	18.45%	147,489	4.00%	N/A	N/A
First Financial Bank	546,726	14.88%	146,965	4.00%	220,447	6.00%

Tier 1 capital to average assets
Consolidated	680,145	10.89%	248,847	4.00%	N/A	N/A
First Financial Bank	546,726	8.75%	248,437	4.00%	310,546	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Actual Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total capital to risk-weighted assets
Consolidated	$678,024	17.37%	$312,285	8.00%	N/A	N/A
First Financial Bank	596,898	15.33%	311,566	8.00%	$389,458	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	628,982	16.11%	156,143	4.00%	N/A	N/A
First Financial Bank	540,544	13.88%	155,783	4.00%	233,675	6.00%

Tier 1 capital to average assets
Consolidated	628,982	9.24%	271,557	4.00%	N/A	N/A
First Financial Bank	540,544	7.90%	272,760	4.00%	340,950	5.00%

18. Employee Benefit Plans

First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. First Financial uses a December 31 measurement date for its defined benefit pension plan. The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income:

	December 31,
(Dollars in thousands)	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$47,996	$44,639
Service cost	2,590	2,301
Interest cost	2,711	2,704
Actuarial loss (gain)	2,542	3,384
Benefits paid, excluding settlement	(3,527)	(5,032)
Benefit obligation at end of year	52,312	47,996

Change in plan assets
Fair value of plan assets at beginning of year	60,418	30,485
Actual return on plan assets	5,786	4,165
Employer contribution	60,000	30,800
Benefits paid, excluding settlement	(3,527)	(5,032)
Fair value of plan assets at end of year	122,677	60,418

Amounts recognized in the Consolidated Balance Sheets
Assets	70,365	12,422
Liabilities	0	0
Net amount recognized	$70,365	$12,422

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$39,160	$39,538
Net prior service cost	(4,965)	(5,389)
Deferred tax assets	(12,913)	(12,388)
Net amount recognized	$21,282	$21,761

Change in accumulated other comprehensive (loss) income	$(479)	$2,148

Accumulated benefit obligation	$49,619	$45,022

First Financial Bancorp 2010 Annual Report 55

Notes To Consolidated Financial Statements

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2010	2009	2008
Service cost	$2,590	$2,301	$2,242
Interest cost	2,711	2,704	2,558
Expected return on assets	(4,932)	(5,273)	(4,049)
Amortization of initial net asset	0	0	(35)
Amortization of prior service cost	(423)	(423)	(423)
Recognized net actuarial loss	2,065	1,605	1,097
Net periodic benefit cost	2,011	914	1,390

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial loss	1,688	4,492	19,748
Amortization of prior service cost	423	423	423
Amortization of gain	(2,065)	(1,605)	(1,097)
Amortization of transition asset	0	0	35
Total recognized in accumulated other comprehensive income	46	3,310	19,109
Total recognized in net periodic benefit cost and accumulated other comprehensive income	$2,057	$4,224	$20,499

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$2,191	$2,055	$1,549
Amortization of prior service credit	(423)	(423)	(423)
Amortization of transition asset	0	0	0

Weighted-average assumptions to determine:
	December 31,
	2010	2009
Benefit obligations
Discount rate	5.36%	5.88%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	5.88%	6.26%
Expected return on plan assets	7.50%	8.50%
Rate of compensation increase	3.50%	3.50%

The basis used to determine the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

Plan assets are administered and managed by the Wealth Management division of First Financial Bank, N.A. Plan assets are invested in a broad range of equity, fixed income, and cash securities, consisting entirely of publicly traded individual stocks and bonds and publicly traded mutual funds and exchange traded funds.

The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

The investment objective of the Plan is to structure the assets to, as much as feasible, mirror the liabilities of the Plan. The current target asset allocation set by the Bank for the Plan is 50% equities and 50% fixed income, with the aim to use the fixed income component to match the identified near term and long term plan distributions and the equity component to generate growth of capital to meet other future Plan liabilities.

The fair value of the plan assets as of December 31, 2010 by asset category is shown below.

	Fair Value Measurements
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$60,967	$60,967	$0	$0
U.S. Treasury securities	494	0	494	0
Corporate bonds	3,078	0	3,078	0
Fixed income mutual funds	17,864	17,864	0	0
Equity securities:
Common stock	1,594	1,594	0	0
Stock mutual funds	30,330	30,330	0	0
Exchange traded funds	8,350	8,350	0	0
Total	$122,677	$122,183	$494	$0

The fair value of the plan assets as of December 31, 2009 by asset category is shown below.

	Fair Value Measurements
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$10,982	$10,982	$0	$0
U.S. Treasury securities	460	0	460	0
Fixed income mutual funds	16,463	16,463	0	0
Equity securities:
Stock mutual funds	24,529	24,529	0	0
Exchange traded funds	7,878	7,878	0	0
Total	$60,312	$59,852	$460	$0

56 First Financial Bancorp 2010 Annual Report

FASB ASC Topic 820-10 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 - Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly. Inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;
• Quoted prices for identical or similar assets or liabilities in inactive markets;
• Inputs other than quoted prices that are observable for the asset or liability;
• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

First Financial does not expect to make any contributions to its pension plan in 2011.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2011	$3,177
2012	5,515
2013	4,824
2014	4,899
2015	4,280
Thereafter	27,107

First Financial also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial contributes $1.00 for every $1.00 an employee contributes up to 3.00% of the employee's earnings and then contributes $0.50 for every $1.00 of the next 2.00% of the employee's earnings, up to a maximum First Financial total contribution of 5.00% of the employee's earnings. All First Financial matching contributions vest immediately. First Financial contributions to the 401(k) plan are at the discretion of the board of directors. Total First Financial contributions to the 401(k) plan were $2.6 million during 2010, $1.7 million during 2009, and $1.9 million during 2008.

First Financial has purchased bank-owned life insurance on certain of its employees. The cash surrender value of these policies is carried as an asset on the Consolidated Balance Sheets in Accrued interest and other assets. The carrying value was $85.1 million and $81.3 million at December 31, 2010, and 2009, respectively.

First Financial adopted the requirements of FASB ASC Topic 715, Compensation-Retirement Benefits-Defined Benefits, effective January 1, 2008. First Financial recorded the $2.5 million transition impact of this guidance as a reduction of opening retained earnings as part of a cumulative-effect adjustment and an increase in accrued interest and other liabilities in the Consolidated Balance Sheets, reflective of the ongoing cost of insurance for the pool of retirees.

19. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2010	2009	2008
Numerator for basic and diluted earnings per share – income available to common shareholders:
Net income	$59,251	$221,337	$22,962
Dividends on preferred stock	1,865	3,578	0
Income available to common shareholders	$57,386	$217,759	$22,962

Denominator for basic earnings per share – weighted average shares	56,969,491	45,028,640	37,112,065
Effect of dilutive securities –
Employee stock options	913,809	508,507	372,133
Warrants	109,778	19,721	0

Denominator for diluted earnings per share – adjusted weighted average shares	57,993,078	45,556,868	37,484,198

Earnings per share available to common shareholders
Basic	$1.01	$4.84	$0.62
Diluted	$0.99	$4.78	$0.61

Stock options and warrants, where the exercise price was greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been antidilutive. These out-of-the-money options were 41,426, 1,833,037, and 1,939,981 at December 31, 2010, 2009, and 2008, respectively. The warrant to purchase 465,117 shares of common stock was also outstanding at December 31, 2010 and 2009. At December 31, 2008, the warrant to purchase 960,233 shares of common stock was outstanding, but was out-of-the-money. In accordance with rules established by the Treasury, the warrant share position was reduced by 50% as a result of the common stock offering that occurred in June of 2009.

20. Stock Options And Awards

First Financial adopted the provisions of FASB ASC Topic 718, Compensation-Stock Compensation effective January 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expense for the year ended December 31, 2010, and 2009, was $3.1 million and $2.8 million, respectively. Total unrecognized compensation cost related to nonvested share-based compensation was $5.7 million at December 31, 2010 and is expected to be recognized over a weighted average period of 2.5 years.

As of December 31, 2010, First Financial had four stock-based compensation plans. The 1999 Stock Incentive Plan provides incentive stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 7,507,500 common shares of First Financial. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date. All options expire at the end of the exercise period. No additional options are available for grant under the 1999 plans. On June 15, 2009, the shareholders approved the 2009 Employee Stock Plan and the 2009 Non-Employee Director Plan that provides for the issuance of 1,500,000 shares and 75,000 shares, respectively.

First Financial Bancorp 2010 Annual Report 57

Notes To Consolidated Financial Statements

First Financial utilizes the Black-Scholes valuation model to determine the fair value of its stock options. As well as the stock option strike price, the Black-Scholes valuation model requires the use of the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding and is based on historical trends. No options were granted in 2010. In 2009 and 2008, the estimated fair value of the options granted, as well as the weighted average assumptions used in the computations are as follows:

	2009	2008
Fair value of options granted	$1.76	$1.00
Expected dividend yield	4.20%	5.84%
Expected volatility	0.283	0.190
Risk-free interest rate	2.50%	3.42%
Expected life	7.23 years	6.99 years

Activity in the stock option plan for the year ended December 31, 2010, is summarized as follows:

			Weighted
	Number	Weighted Average	Average Remaining	Aggregate
(Dollars in thousands, except per share data)	of shares	Exercise Price	Contractual Life	Intrinsic Value
Outstanding at beginning of year	3,268,262	$14.23
Granted	0	0.00
Exercised	(423,809)	14.38
Forfeited or expired	(230,795)	16.29
Outstanding at end of year	2,613,658	$14.03	5.86 years	$11,653
Exercisable at end of year	1,815,398	$14.86	5.35 years	$6,590

Intrinsic value for stock options is defined as the difference between the current market value and the grant price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2010	2009	2008
Total intrinsic value of options exercised	$1,862	$0	$0
Cash received from exercises	$272	$0	$0
Tax benefit from exercises	$1,033	$0	$0

Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders' equity at the fair value of these awards at the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and non-employee directors, but was four years prior to April 2010 for employees only. For awards granted to non-employee directors through 2010, the vesting of the awards only required a service period to be met. For restricted stock awards granted to employees in 2005 through 2008, First Financial must have met a minimum performance threshold in order for the awards to vest. The minimum level of performance was the achievement of an annual return on average equity greater than or equal to the return on average equity of the twenty-fifth percentile of a national peer group for each respective vesting year. In subsequent years, an award that did not previously vest may vest if the average annual return on average equity for the grant period is greater than or equal to the average return on average equity of the twenty-fifth percentile of the national peer group for the grant period. The national peer group is the group of publicly traded bank holding companies between $3 billion and $10 billion in total assets for the reporting period. For stock awards granted in 2009 and later, there is no longer a performance threshold that must be met.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2010		2009		2008
		Weighted Average		Weighted Average		Weighted Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of shares	Fair Value	of shares	Fair Value	of shares	Fair Value
Nonvested at beginning of year	401,934	$12.05	346,972	$14.23	308,107	$15.86
Granted	235,964	20.00	219,695	11.01	139,055	11.78
Vested	(120,073)	12.97	(131,508)	14.84	(86,540)	15.87
Forfeited	(32,327)	12.93	(33,225)	16.91	(13,650)	15.20
Nonvested at end of year	485,498	$15.63	401,934	$12.05	346,972	$14.23

The fair value of restricted stock is determined based on the number of shares granted and the quoted price  of First Financial's common stock. The total fair value of restricted stock vested during 2010 was $1.6 million.

21. Loans to Related Parties

Activity of loans to directors, executive officers, principal holders of First Financial’s common stock, and certain related persons was as follows:

(Dollars in thousands)	2010	2009	2008
Beginning balance	$16,047	$9,491	$21,436
Additions	1,533	7,042	911
Deductions	7,205	486	12,856
Ending balance	$10,375	$16,047	$9,491
Loans 90 days past due	$0	$0	$0

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

58 First Financial Bancorp 2010 Annual Report

22. Fair Value Disclosures

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

Loans held for sale – Loans held for sale are carried at the lower of cost or market value. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. Fair value is based on the contractual price to be received from these third parties, which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, First Financial records any fair value adjustments on a nonrecurring basis. Gains and losses on the sale of loans are recorded as net gains from sales of loans within noninterest income in the Consolidated Statements of Income.

Loans (excluding covered loans) – The fair value of commercial, commercial real estate, residential real estate, and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

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

Covered loans – Fair values for covered loans accounted for under FASB ASC Topic 310-30 were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. First Financial estimated the cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments.

Fair values for covered loans accounted for outside of FASB ASC Topic 310-30 were estimated by discounting the estimated future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

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

FDIC indemnification asset – The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. Fair value of the FDIC indemnification asset was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows while declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows.

The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

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

Commitments to extend credit and letters of credit – Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the client. Many loan commitments are expected to expire without being drawn upon. The rates and terms of the commitments to extend credit and the letters of credit are competitive with those in First Financial’s market area. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts, which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

Derivatives – First Financial utilizes interest rate swaps as a means to offer commercial borrowers products that meet their needs and also to achieve First Financial’s desired interest rate risk profile at the time. The net interest receivable or payable is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item. First Financial utilizes third-party vendors for derivative valuation purposes. These

First Financial Bancorp 2010 Annual Report 59

Notes To Consolidated Financial Statements

vendors determine the appropriate fair value based on a net present value calculation of the cash flows related to the interest rate swaps using primarily observable market inputs such as interest rate yield curves. The discounted net present value represents the cost to terminate the swap if First Financial should choose to do so on the applicable measurement date (Level 2). Additionally, First Financial utilizes a vendor developed, proprietary model to value the credit risk component of both the derivative assets and liabilities. The credit valuation adjustment is recorded as an adjustment to the fair value of the derivative asset or liability on the applicable measurement date (Level 3).

The estimated fair values of First Financial’s financial instruments at December 31, were as follows:

	2010		2009
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	value	value	value	value
Financial assets
Cash and short-term investments	$282,933	$282,933	$606,167	$606,167
Investment securities trading	0	0	200	200
Investment securities held-to-maturity	17,406	18,066	18,115	18,590
Investment securities available-for-sale	919,110	919,110	471,002	471,002
Other investments	78,689	78,689	89,830	89,830
Loans held for sale	29,292	29,292	6,413	6,413
Loans, excluding covered loans	2,758,858	2,720,080	2,835,818	2,907,648
Covered loans	1,465,000	1,477,631	1,934,740	1,934,740
Mortgage-servicing rights	1,502	1,502	1,976	1,976
FDIC indemnification asset	222,648	212,431	287,407	287,407
Accrued interest receivable	14,063	14,063	22,647	22,647
Derivative financial instruments	262	262	998	998

Financial liabilities
Deposits
Noninterest-bearing	$705,484	$705,484	$829,676	$829,676
Interest-bearing demand	1,111,877	1,111,877	1,060,383	1,060,383
Savings	1,534,045	1,534,045	1,231,081	1,231,081
Time	1,794,843	1,818,237	2,229,500	2,230,273
Total deposits	5,146,249	5,169,643	5,350,640	5,351,413
Short-term borrowings	59,842	59,842	37,430	37,430
Long-term debt	128,880	125,825	404,716	428,358
Other long-term debt	20,620	20,620	20,620	20,620
Accrued interest payable	5,516	5,516	4,759	4,759
Derivative financial instruments	3,223	3,223	2,363	2,363

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis at December 31, 2010:

(Dollars in thousands)	Fair Value Measurements Using			Netting	Assets/Liabilities
	Level 1	Level 2	Level 3	Adjustments (1)	at Fair Value
Assets
Derivatives	$0	$15,632	$(658)	$(14,712)	$262
Available-for-sale investment securities	136	918,974	0	0	919,110
Total	$136	$934,606	$(658)	$(14,712)	$919,372

Liabilities
Derivatives	$0	$17,935	$0	$(14,712)	$3,223

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

The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2010:

(Dollars in thousands)	Fair Value Measurements Using			Year-to-date
	Level 1	Level 2	Level 3	Gains/Losses
Assets
Loans held for sale	$0	$29,292	$0	$0
Impaired Loans(1)	0	23,558	205	0

(1)
Amounts represent the fair value of collateral for impaired loans allocated to the allowance for loan and lease losses. Fair values are determined using actual market prices (Level 1), independent third party valuations, discounted as appropriate (Level 2), and borrower records discounted as appropriate (Level 3).

60 First Financial Bancorp 2010 Annual Report

23. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets
	December 31,
(Dollars in thousands)	2010	2009
Assets
Cash	$117,784	$75,517
Investment securities, available for sale	2,966	2,344
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	557,743	554,989
Nonbanks	19,102	18,646
Total investment in subsidiaries	576,845	573,635

Loans
Real estate – commercial	3,551	1,808
Total loans	3,551	1,808
Allowance for loan and lease losses	131	168
Net loans	3,420	1,640
Premises and equipment	2,038	795
Other assets	15,078	15,491
Total assets	$725,631	$676,922

Liabilities
Short-term borrowings	$0	$0
Subordinated debentures	20,620	20,620
Dividends payable	5,854	5,144
Other liabilities	1,763	1,199
Total liabilities	28,237	26,963
Shareholders’ equity	697,394	649,959
Total liabilities and shareholders’ equity	$725,631	$676,922

Statements of Income	Year ended December 31,
(Dollars in thousands)	2010	2009	2008
Income
Interest income	$192	$296	$367
Noninterest income	143	0	52
Dividends from subsidiaries	60,700	40,700	24,900
Total income	61,035	40,996	25,319

Expenses
Interest expense	1,221	1,851	3,244
(Recovery of) provision for loan and lease losses	(37)	146	(227)
Salaries and employee benefits	3,377	2,949	2,604
Miscellaneous professional services	928	384	366
Other	3,190	2,443	2,113
Total expenses	8,679	7,773	8,100
Income before income taxes and equity in undistributed net earnings of subsidiaries	52,356	33,223	17,219
Income tax benefit	(3,162)	(2,597)	(2,579)
Equity in undistributed earnings of subsidiaries	3,733	185,517	3,164
Net income	$59,251	$221,337	$22,962

First Financial Bancorp 2010 Annual Report 61

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2010	2009	2008
Operating activities
Net income	$59,251	$221,337	$22,962
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiaries	(3,733)	(185,517)	(3,164)
Provision for loan and lease losses	(37)	146	(227)
Depreciation and amortization	42	67	75
Stock-based compensation expense	3,084	2,799	2,444
Pension expense	0	34	85
Deferred income taxes	(569)	(416)	115
Increase (decrease) in dividends payable	710	(1,228)	20
(Decrease) increase in accrued expenses	(140)	1,094	(720)
Decrease in other assets	170	573	18,929
Net cash provided by operating activities	58,778	38,889	40,519

Investing activities
Capital contributions to subsidiaries	0	(71,500)	0
Purchases of investment securities, available-for-sale	(290)	(127)	(159)
Net (increase) decrease in loans	(1,743)	2,113	176
Purchases of premises and equipment	(1,285)	0	0
Other	(548)	674	11
Net cash (used in) provided by investing activities	(3,866)	(68,840)	28

Financing activities
(Decrease) increase in short-term borrowings	0	(57,000)	(15,000)
Cash dividends paid on common stock	(22,490)	(19,024)	(25,443)
Cash dividends paid on preferred stock	(1,100)	(3,578)	0
Proceeds from issuance of preferred stock and warrant	0	0	80,000
Issuance of common stock	91,224	97,985	0
Payment to repurchase preferred stock	(80,000)	0	0
Proceeds from exercise of stock options, net of shares purchased	272	0	0
Excess tax benefit (liability) on share-based compensation	535	(189)	(14)
Other	(1,086)	0	0
Net cash (used in) provided by financing activities	(12,645)	18,194	39,543
Increase (decrease) in cash	42,267	(11,757)	80,090
Cash at beginning of year	75,517	87,274	7,184
Cash at end of year	$117,784	$75,517	$87,274

62 First Financial Bancorp 2010 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2010
Interest income	$90,559	$85,938	$84,684	$82,321
Interest expense	18,539	18,200	16,838	14,415
Net interest income	72,020	67,738	67,846	67,906
Provision for loan and lease losses – uncovered	11,378	6,158	6,287	9,741
Provision for loan and lease losses	9,460	18,962	20,725	13,997
Noninterest income
Income (loss) on preferred securities	(30)	0	0	0
FDIC loss sharing income	7,568	15,170	17,800	11,306
Accelerated discount on covered loans	6,098	7,408	9,448	6,113
All other	13,299	17,889	17,647	17,115
Total noninterest income	26,935	40,467	44,895	34,534
Noninterest expenses	60,261	55,819	61,310	56,290
Income before income taxes	17,856	27,266	24,419	22,412
Income tax expense	6,258	9,492	8,840	8,112
Net income	11,598	17,774	15,579	14,300
Dividends on preferred stock	1,865	0	0	0
Income available to common shareholders	$9,733	$17,774	$15,579	$14,300

Earnings per common share:
Basic	$0.18	$0.31	$0.27	$0.25
Diluted	$0.17	$0.30	$0.27	$0.24
Cash dividends paid per common share	$0.10	$0.10	$0.10	$0.10
Market price
High	$19.00	$21.32	$17.10	$19.41
Low	$13.89	$14.95	$14.19	$16.21

2009
Interest income	$42,781	$42,387	$54,715	$93,345
Interest expense	11,853	11,178	14,051	20,163
Net interest income	30,928	31,209	40,664	73,182
Provision for loan and lease losses	4,259	10,358	26,655	14,812
Noninterest income
Gains on sales of investment securities	0	3,349	0	0
Income (loss) on preferred securities	11	112	154	(138)
Gain on acquisition	0	0	342,494	0
Accelerated discount on covered loans	0	0	386	8,215
All other	12,022	10,636	11,402	16,072
Total noninterest income	12,033	14,097	354,436	24,149
Noninterest expenses	29,934	32,796	46,301	61,607
Income before income taxes	8,768	2,152	322,144	20,912
Income tax expense	3,033	702	121,787	7,117
Net income	5,735	1,450	200,357	13,795
Dividends on preferred stock	578	1,000	1,000	1,000
Income available to common shareholders	$5,157	$450	$199,357	$12,795

Earnings per common share:
Basic	$0.14	$0.01	$3.91	$0.25
Diluted	$0.14	$0.01	$3.87	$0.25
Cash dividends paid per common share	$0.17	$0.10	$0.10	$0.10
Market price
High	$12.10	$11.92	$12.07	$15.48
Low	$5.58	$7.35	$7.52	$11.83

First Financial Bancorp common stock trades on The Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2010 Annual Report 63

Total Return to Shareholders

The following graph compares the five-year cumulative total return to shareholders of First Financial Bancorp common stock with that of companies that comprise the Nasdaq Composite Index, KBW Regional Bank Index and a Peer Group Index comprised of actively traded bank holding companies headquartered in Ohio and Indiana, and one actively traded bank holding company in Idaho (the “Peer Group”).

The following table assumes $100 invested on December 31, 2005 in First Financial Bancorp, the Nasdaq Composite Index, the KBW Regional Bank Index and equally in the Peer Group, and assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

	2005	2006	2007	2008	2009	2010
First Financial Bancorp	100.00	98.62	71.06	81.82	100.78	130.97
Nasdaq Market Index	100.00	110.33	122.06	73.48	106.60	125.79
KBW Regional Bank Index	100.00	108.56	84.71	68.99	53.72	64.68
Peer Group Index	100.00	112.57	75.57	40.05	33.84	49.80

The Peer Group is comprised of 1st Source Corporation, Community Bank Shares of Indiana, Inc., First Citizens Banc Corp., Fifth Third Bancorp, First Financial Bancorp, First Financial Corporation, FirstMerit Corporation, First Merchants Corporation, German American Bancorp, Inc., Huntington Bancshares Incorporated, Horizon Bancorp, Home Federal Bancorp, Inc., Integra Bank Corporation, KeyCorp, Lakeland Financial Corporation, LNC Bancorp, Inc., Mainsource Financial Group, Inc., NB&T Financial Group, Ohio Legacy Corporation, Old National Bancorp, Ohio Valley Banc Corp., Peoples Bancorp, Inc., Park National Corporation, Rurban Financial Corp., Tower Financial Corporation, United Bancorp, Inc. and United Bancshares, Inc. The following entities were removed from the Peer Group due to either bankruptcy or acquisition in 2010: Amcore Financial, Inc. and Monroe Bancorp.

In future periods, First Financial Bancorp will use the KBW Regional Bank Index for peer comparison purposes and discontinue use of the Peer Group discussed above and used in prior periods. Due to First Financial Bancorp’s growth as a result of the 2009 FDIC-assisted acquisitions, many of the companies in the Peer Group are much smaller than First Financial Bancorp and no longer provide an appropriate comparison with regard to stock performance. The KBW Regional Bank Index is comprised of 50 bank holding companies headquartered throughout the country and is used frequently by investors when comparing First Financial Bancorp’s stock performance to that of other similarly sized institutions. First Financial Bancorp is included in the KBW Regional Bank Index.

64 First Financial Bancorp 2010 Annual Report

Shareholder Information

2010 Annual Shareholder Meeting

The annual meeting of shareholders will be held on Tuesday, May 24, 2011, at 10:00 a.m. (EDT) at:

First Financial Bancorp
201 East Fourth Street, Suite 1900
Cincinnati, OH 45202-4248

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

Kenneth J. Lovik
Vice President, Investor Relations and Corporate Development
First Financial Bancorp
201 East Fourth Street, Suite 1900
Cincinnati, OH  45202-4248
Phone: 513-979-5837
E-mail: kenneth.lovik@bankatfirst.com

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

Media Requests

Members of the media should contact:

Cheryl Lipp
First Vice President, Director of Communication
First Financial Bancorp
201 East Fourth Street, Suite 1900
Cincinnati, OH  45202-4248
Phone: 513-979-5797
E-Mail: cheryl.lipp@bankatfirst.com

First Financial Bancorp
201 East Fourth Street, Suite 1900
Cincinnati, OH  45202-4248
bankatfirst.com