Form 10-K, Exhibit 13
period 2012-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2013-02-25
CIK 708955

EXHIBIT 13

FIRST
first financial bank
Another step on the path to success
FIRST
first financial bank

Success Begins Here

First Financial Bancorp
2012 Annual Report

First Financial Bancorp 2012 Annual Report Success Begins Here

$6.5
BILLION
IN ASSETS

$5.0
BILLION
IN DEPOSITS

first financial

2012 Performance

Key financial results and trends:

Return on Average Assets

1.25%
1.0%
.75%
.5%
.25%
0%
1.07%
0.96%
For Full Year 2012

Return on Average Shareholders' Equity

10%
8%
6%
4%
2%
0%
9.43%
8.34%
For Full Year 2012

Net Interest Margin

5%
4%
3%
2%
1%
0%
4.37%
3.69%
For Full Year 2012

First Financial
KBW Regional Bank Index Components – Median Value

1$6.5 Billion in Assets $5.0 Billion in deposits 2012 performance First Financial KBW Regional Bank index Components - Median Value 10% 8% 6% 4% 2% 0% 9. 43 % For Full Year 2012 Return on Average Shareholders' Equity 8. 34 % For Full Year 2012 Net Interest Margin 5% 4% 3% 2% 1% 0% 4. 37% 3. 69 % For Full Year 2012 Return on Average Assets 1.25% 1.0% .75% .5% .25% 0% 1. 07% 0. 96 % Key financial results and trends: 89 consecutive quarters of profitability Total uncovered loans of $3.2 billion, an increase of $210.6 million, or 7.1%, compared to December 31, 2011 Total classified, or problem, assets declined 20.5% compared to balances on December 31, 2011

$5.0 Billion in deposits Maintained high capital levels that are among industry leaders. First Financial tangible Common equity Ratio First Financial tier 1 Capital Ratio First Financial total Risk-Based Capital Ratio KBW Regional Bank index Components - Median Value 20% 15% 10% 5% 0% As of December 31, 2012 9. 50% 8. 66% 16 .3 2% 13 .1 2% 17 .6 0% 14 .8 0% the variable dividend under which 100% of quarterly earnings are paid out placed First Financial's common stock among the highest yielding dividend investments in the banking industry. 8% 6% 4% 2% 0% At December 31, 2012 7. 66% 2. 67 % Dividend Yield Capital Ratios ■ Financial operating results remained solid during 2012 as continued execution of our strategic plan resulted in key profitability metrics exceeding standard performance for similar financial institutions across the country. ■ Almost 45 percent of our total growth in uncovered loans came from the Indianapolis and Dayton markets. Furthermore, added deposit relationships contributed to earnings as fee revenue from deposit products increased 9.6 percent compared to 2011. ■ our business credit and equipment finance products enjoyed tremendous growth as balances increased over 80 percent during the year and represented approximately 24 percent of the annual growth in uncovered loans. ■ Mortgage originations increased more than 67 percent during 2012 and fee revenue from our mortgage business increased 51 percent year-over-year. First Financial continues to be recognized as an industry leader in capital management. throughout 2012, we continued the 100 percent of quarterly earnings dividend payout to shareholders that began in 2011. We also announced a share repurchase plan with the ability to repurchase up to 5,000,000 shares of common stock. in the fourth quarter, First Financial bought back 460,500 shares under this plan. When combined with the dividends paid, we returned 110.8 percent of 2012 full-year net income to shareholders during the year. Success begins with responsible growth and the day-to-day execution of a focused plan. the banking industry continues to face challenging headwinds due to the persistent low interest rate environment and slow-recovering economy. over the last several years, though, we have made significant investments intended to create long-term franchise value for all company stakeholders. investments include the acquisition of banking centers in Dayton and Indianapolis, the expansion of our specialty finance product offerings, and our renewed focus on mortgage banking. during 2012, these investments began to show promising returns. Our company has been recognized for three consecutive years by The Bank Director as being one of the top performing banks in the country.

First Financial Bancorp 2012 Annual Report 1

40 million tablets are projected to be purchased in the U.S. in 2013. Smartphone shipments are projected to rise in 2013 by 35.5% since launching our new online banking platform in August of 2012, registered users have increased by 30%. Since August of 2012, First Financial mobile users have increased by 150%.

2 First Financial Bancorp 2012 Annual Report

40 million tablets are projected to be purchased in the U.S. in 2013. Since launching our new online banking platform in August of 2012, registered users have increased by 30% . Success begins by connecting with clients. in today's fast-paced world, we continue to see a shift in banking habits and preferences. At First Financial, we are investing in new technology and redefining our delivery channels to meet our clients' changing needs. Whether clients visit our banking centers or prefer to manage their finances from their computers, tablets or mobile phones, we must provide them with access to their accounts and ways to communicate with us that fit their lifestyles. in 2012, First Financial introduced: ■ An improved online banking and bill payment solution for consumers, featuring a fresh look for clients to manage their finances online. ■ our new mobile banking app to provide easy on-the-go account access. ■ Brand-new money management tools that integrate with the new online banking system. Panorama puts real-time tracking, budgeting and planning tools at clients' fingertips, while Ping Pay lets clients send funds to anyone, anywhere from their mobile devices. ■ Upgraded ATMs - more than 135 - throughout our footprint that offer envelope-free deposits, check images on receipts and extended deposit time for same-day business processing. in addition to new products and services, we increased our social media presence to build stronger connections and communicate more often with our clients. during the year, we focused on building our brand awareness through Facebook. A 2012 Facebook contest with Habitat for Humanity helped us increase our fan base and give back to our local communities at the same time. throughout 2013, we will continue our commitment to and investment in new technology with the launch of a new online business banking platform, online account opening capabilities, additional mobile banking features, and an expanded social media strategy. our expanding presence and visibility in all channels will help expand the First brand of banking to a growing client base. even with technology, our banking centers continue to be the most visible part of the client experience. in 2012, we opened six new prototype banking centers, including: ■ Anderson, Kenwood, Montgomery and a downtown location in Greater Cincinnati ■ Hessville in northwest Indiana ■ Columbus in southern Indiana

First Financial Bancorp 2012 Annual Report 3

our community bank business model executed through local leadership and decision making combined with the product set and resources of larger financial institutions sets us apart from our competitors. We continue to build a strong sales culture and our commercial, retail and wealth management lines of business are working hard to capitalize on our competitive advantages. Success begins with a focus on deeper client relationships. We strive to be more than a bank to our clients-we want to be a true partner on their path to financial success. throughout 2012, our sales teams shifted to a more consultative approach to client relationships- learning all that we can so we can become the go-to resource for our clients' financial questions, ideas and plans. this allows sales teams to make smart recommendations and provide customized solutions to help clients fulfill all of their financial needs within one bank-ours.

4 First Financial Bancorp 2012 Annual Report

“ i really value the relationship i have with First Financial. When First Financial upgraded its online banking platform this year, the local team went above and beyond to make sure i understood the new system and the benefits of the enhanced features. now all of my accounts, both business and personal, are in one place and i have access to more account information and data. it's easier for me to stay organized and in control of my finances at work, at home or on-the-go.” Zachary Fink, Dayton, Ohio Retail and small business client, owner of Rollandia Golf Center “ When we need a financial partner to help us grow, we always turn to First Financial. they take time to understand our business goals and challenges and help get us where we want to be. From new equipment and expanded office space to adding staff to our growing team, First Financial has been able to meet our needs and help position our company for future success.” Sean O'Connor and Steve Dauby, Carmel, Indiana Commercial clients, Founders of dauby o'Connor & Zaleski, llC, a professional services firm providing audit, tax and consulting services in 45 states.

First Financial Bancorp 2012 Annual Report 5

fiRST
welcome

RESEARCH LINKS STRONGER BUSINESS RESULTS TO HIGHER ASSOCIATE ENGAGEMENT

Research links stronger business results to higher associate engagement

6 First Financial Bancorp 2012 Annual Report

Associate Engagement our associates are truly our primary competitive advantage-they are passionate about their work and are motivated to focus on our clients. this year, we continued to study associate engagement levels through our top Q associate engagement program. this initiative, in partnership with Gallup, supports our goal of becoming an “employer of Choice,” and our results show significant overall improvement from the last time the survey was conducted in 2010. in 2012, First Financial opened a new associate training and development center at our downtown Hamilton office. the expanded learning environment greatly enhances associate development and supports collaboration and teamwork. By bringing more associates together in one place for important training sessions and meetings, the new space will help us build a more skilled, knowledgeable and engaged workforce leading to even better service for our clients. throughout 2013, we will build upon our culture of engagement by providing associates with ongoing communication about our strategy, along with more opportunities for career development. Success begins by refining what we do and how we do it. As we move forward, our culture and our associates are key for the successful execution of our strategic plan. We strive to be client-centric, engaged, collaborative, innovative, and mindful of risks. However, we are also committed to pursuing these objectives in a disciplined manner and in 2012, we worked to refine our infrastructure and processes. during the third quarter, we announced an efficiency initiative that will result in an approximate $17 million savings across the company, driving long-term positive operating leverage through the delivery of client-focused solutions in a cost-effective manner. Client First A key element to our future success is our ability to remain relevant to our clients. our culture, products and services, and passion for client experience play an important role in our relevance. in 2012, we introduced Client First to foster organic growth, develop deeper client relationships and improve operating efficiency and effectiveness. Client First brings together cross-functional teams to improve the delivery of service and quality of products we offer. We believe collaboration among our business lines and support teams will enhance the overall experience for our clients and associates. Research links stronger business results to higher associate engagement n 2010 2012 Overall Associate Engagement Gallup considers an improvement of .15 to be significant (1-5 scale). .22 Increase TOPQ

First Financial Bancorp 2012 Annual Report 7

Claude E. Davis, President and CEO We appreciate the support of our shareholders, our dedicated associates and our valuable client relationships. We look forward to continuing our story of success in 2013. Success begins with a focus on the future. the banking industry continues to face many challenges, including historically low interest rates, increased regulatory and compliance requirements, and a slow economic recovery. However, First Financial remains strong and we continue to make strategic decisions that are in the best long-term interest of the company. now is the time for us to be engaged, proactive and focused on taking First Financial to the next level. to continue to move forward, we must continue to meet the changing needs of our clients, respond and adapt to industry challenges, make smart investments to enhance the products and services we provide, and build a culture of innovation. 2013 marks the bank's 150th anniversary and we've been fortunate to have experienced a long tradition of success. We have survived and excelled as a company because of the strategic decisions our predecessors made and we continue to strive to make smart, thoughtful business decisions today. As we celebrate this milestone, we are well positioned to take advantage of new opportunities and build a stronger First Financial. strategic priorities for 2013 ■ Continue to capitalize on investments we've made to drive future growth through diverse revenue streams ■ Focus on disciplined cost management and positive operating leverage while continuing to invest in technology and delivery channels ■ Create a culture of innovation and empowerment ■ Remain disciplined with our capital and continue to manage and deploy it in ways that enhance shareholder value ■ leverage our growing brand to continue building market share in all markets

8 First Financial Bancorp 2012 Annual Report

Directors and Officers

Board of Directors		Senior Management

Murph Knapke	Corinne R. Finnerty	Claude E. Davis
Chairman of the Board,	Partner,	President and
First Financial Bancorp;	McConnell Finnerty Waggoner PC	Chief Executive Officer
Owner,
Knapke Law Office,	Susan L. Knust	Richard Barbercheck
Attorney-at-Law	Managing Partner,	Executive Vice President and
	K.P. Properties and	Chief Credit Officer
J. Wickliffe Ach	Omega Warehouse Services
President and		Gregory A. Gehlmann
Chief Executive Officer,	William J. Kramer	Executive Vice President,
Hixson, Inc.	Vice President of Operations,	Chief General Counsel
Valco Companies, Inc.
David S. Barker		Kevin T. Langford
President and	Richard E. Olszewski	Executive Vice President and
Chief Executive Officer,	Owner,	Chief Administrative Officer
SIHO Insurance Services	7 Eleven Food Stores
C. Douglas Lefferson
Cynthia O. Booth	Maribeth S. Rahe	Executive Vice President and
President and	President and	Chief Banking Officer
Chief Executive Officer,	Chief Executive Officer,
COBCO Enterprises	Fort Washington Investment	Alisa E. Poe
	Advisors, Inc.	Executive Vice President and
Donald M. Cisle, Sr.		Chief Talent Officer
President,
Seward-Murphy, Inc.		Jill A. Stanton
Executive Vice President and
Mark A. Collar		Co-Chief Retail Banking Officer
Partner,
Triathlon Medical Ventures;		Anthony M. Stollings
Retired President,		Executive Vice President and
Global Pharmaceuticals &		Chief Financial Officer
Personal Health,
Procter & Gamble Company		Jill L. Wyman
Executive Vice President and
Claude E. Davis		Co-Chief Retail Banking Officer
President and
Chief Executive Officer,		Thomas J. Schuldt
First Financial Bancorp;		Senior Vice President,
Chairman of the Board, President,		Franchise and Specialty Finance
and Chief Executive Officer,
First Financial Bank, N.A.		John M. Gavigan
First Vice President and
Corporate Controller

First Financial Bancorp 2012 Annual Report 9

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2012	2011	% Change
Earnings
Net interest income	$253,341	$263,896	(4.0)%
Net income	67,303	66,739	0.8%

Per Share
Net income per common share-basic	$1.16	$1.16	0.0%
Net income per common share-diluted	1.14	1.14	0.0%
Cash dividends declared per common share	1.18	0.78	51.3%
Tangible book value per common share (end of year)	10.47	10.41	0.6%
Market price (end of year)	14.62	16.64	(12.1)%

Balance Sheet - End of Year
Total assets	$6,497,048	$6,671,511	(2.6)%
Deposits	4,955,840	5,642,840	(12.2)%
Loans, including covered loans	3,927,180	4,021,691	(2.4)%
Investment securities	1,874,343	1,516,002	23.6%
Shareholders' equity	710,425	712,221	(0.3)%

Ratios
Return on average assets	1.07%	1.06%
Return on average shareholders' equity	9.43%	9.37%
Return on average tangible shareholders' equity	11.01%	11.01%
Net interest margin	4.37%	4.55%
Net interest margin (fully tax equivalent)	4.39%	4.57%

10 First Financial Bancorp 2012 Annual Report

2012 Financial Information

First Financial Bancorp 2012 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

This annual report contains forward-looking statements. See the Forward Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements. The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. (First Financial or the Company). It identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the Statistical Data, Consolidated Financial Statements and accompanying Notes.

EXECUTIVE SUMMARY

First Financial is a $6.5 billion bank holding company headquartered in Cincinnati, Ohio.  As of December 31, 2012, First Financial, through its subsidiaries, operated primarily in Ohio, Indiana and Kentucky.  These subsidiaries include a commercial bank, First Financial Bank, N.A. (First Financial Bank or the Bank) with 124 banking centers and 143 ATMs. First Financial conducts three primary activities through its bank subsidiary and the Bank's operating subsidiaries: commercial banking, retail banking and wealth management. First Financial Bank provides credit-based products, deposit accounts, corporate cash management support and other services to commercial and retail clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services.

First Financial acquired the banking operations of Peoples Community Bank (Peoples), and Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, Irwin), through Federal Deposit Insurance Corporation (FDIC)-assisted transactions in 2009. The acquisitions of the Peoples and Irwin franchises significantly expanded the First Financial footprint, opened new markets and strengthened the Company through the generation of additional capital.

In connection with the Peoples and Irwin FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC reimburses First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (covered OREO) (collectively, covered assets). These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off loans must be shared with the FDIC for a period of eight years, again on the same pro-rata basis. The FDIC's obligation to reimburse First Financial for losses with respect to covered assets for all three assisted transactions began with the first dollar of loss incurred.

First Financial must follow specific servicing and resolution procedures, as outlined in the loss sharing agreements, in order to receive reimbursement from the FDIC for losses on covered assets. The Company has established separate and dedicated teams of legal, finance, credit and technology staff to execute and monitor all activity related to each agreement, including the required periodic reporting to the FDIC. First Financial services all covered assets with the same resolution practices and diligence as it does for assets that are not subject to a loss sharing agreement.

The major components of First Financial’s operating results for the past five years are summarized in Table 1 – Financial Summary and discussed in greater detail on subsequent pages.

MARKET STRATEGY

First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana and Kentucky through its full-service banking centers, while providing franchise lending services to borrowers throughout the United States. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability. First Financial’s goal is to develop a competitive advantage utilizing a local market focus, building long-term relationships with clients to help them reach greater levels of success in their financial life and providing a superior level of service.  First Financial intends to continue to concentrate future growth plans and capital investments in its metropolitan markets.  Smaller markets have historically provided stable, low-cost funding sources to First Financial and remain an important part of its funding base.  First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

During the third quarter 2012, First Financial completed a comprehensive efficiency study across all business lines and support functions in an effort to mitigate earnings growth challenges related to the current interest rate and economic environment as well as declining balances in the Company's high-yielding covered loan portfolio. As a result, the Company identified approximately $17.1 million of annualized cost savings impacting several expense categories. Realization of the identified cost savings began during the fourth quarter 2012, however the Company did not recognize net savings during 2012 as costs associated with implementing the efficiency plan offset initial savings. Ultimately, the achievement of these cost savings will

12 First Financial Bancorp 2012 Annual Report

be contingent upon management's ability to successfully implement the efficiency plan while managing external factors, such as regulatory changes and a dynamic business environment, without impacting service levels throughout the Company and to customers.

As part of the on-going evaluation of its banking center network and the efficiency plan discussed above, First Financial consolidated 11 banking centers located in Ohio and Indiana and closed 5 other banking centers in areas of Indiana where the Company had a limited presence during 2012. Additionally, the Company announced that it will consolidate 10 additional banking centers located in Ohio and Indiana effective in February of 2013. Customer relationships related to the consolidated banking centers were transferred to the nearest First Financial location where those customers will continue to receive the same high level of service.

During 2011, First Financial exited the 4 banking center locations comprising its Michigan geographic market as well as its single banking center in Louisville, Kentucky. The five banking centers in Michigan and Louisville were acquired during 2009 as part of First Financial’s FDIC-assisted transactions.

These banking center actions allow First Financial to focus additional resources in core markets, such as Cincinnati and Dayton, Ohio and Indianapolis, Southern and Northwest Indiana, that the Company believes provide a higher level of potential overall growth and improve the efficiency of its operations.

BUSINESS COMBINATIONS

On September 23, 2011, First Financial Bank completed the purchase of 16 retail banking centers located in and around Dayton, Ohio from Liberty Savings Bank, FSB (Liberty) including $126.5 million of performing loans and $341.9 million of deposits at their estimated fair values. First Financial also acquired $3.8 million of fixed assets at estimated fair value and paid Liberty a $22.4 million net deposit premium. First Financial recorded $17.1 million of goodwill related to the Liberty banking center acquisition.

On December 2, 2011, First Financial Bank completed the purchase of 22 retail banking centers located in and around Indianapolis, Indiana from Flagstar Bank, FSB (Flagstar) and assumed approximately $464.7 million of deposits at their estimated fair value. First Financial also acquired $6.6 million of fixed assets at estimated fair value and paid Flagstar a $22.5 million net deposit premium. First Financial recorded $26.1 million of goodwill related to the Flagstar banking center acquisition.

The Liberty and Flagstar banking center acquisitions were accounted for in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Assets acquired in these transactions are not subject to loss sharing agreements.

First Financial's investments in the Liberty and Flagstar banking center acquisitions positively impacted 2012 results as approximately 44% of the Company's year-over-year growth in uncovered loans came from the Indianapolis and Dayton markets due to significant growth in both the commercial and retail lines of business. While the earnings impact of this growth was muted due to the current low interest rate environment, the Company's sales efforts in these markets have laid the groundwork for continued success. Additionally, the deposit relationships acquired as part of the Liberty and Flagstar banking center acquisitions contributed to growth in noninterest income as overall fee revenue from deposit products increased 9.6% during the year.

First Financial Bancorp 2012 Annual Report 13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Summary of operations
Interest income	$280,930	$308,817	$343,502	$233,228	$183,305
Tax equivalent adjustment (1)	1,055	979	866	1,265	1,808
Interest income tax – equivalent (1)	281,985	309,796	344,368	234,493	185,113
Interest expense	27,589	44,921	67,992	57,245	67,103
Net interest income tax – equivalent (1)	$254,396	$264,875	$276,376	$177,248	$118,010
Interest income	$280,930	$308,817	$343,502	$233,228	$183,305
Interest expense	27,589	44,921	67,992	57,245	67,103
Net interest income	253,341	263,896	275,510	175,983	116,202
Provision for loan and lease losses – uncovered	19,117	19,210	33,564	56,084	19,410
Provision for loan and lease losses – covered	30,903	64,081	63,144	0	0
Noninterest income	122,421	142,531	146,831	404,715	51,749
Noninterest expenses	221,997	218,097	233,680	170,638	115,176
Income before income taxes	103,745	105,039	91,953	353,976	33,365
Income tax expense	36,442	38,300	32,702	132,639	10,403
Net income	67,303	66,739	59,251	221,337	22,962
Dividends on preferred stock	0	0	1,865	3,578	0
Income available to common shareholders	$67,303	$66,739	$57,386	$217,759	$22,962

Per share data
Earnings per common share
Basic	$1.16	$1.16	$1.01	$4.84	$0.62
Diluted	$1.14	$1.14	$0.99	$4.78	$0.61
Cash dividends declared per common share	$1.18	$0.78	$0.40	$0.40	$0.68
Average common shares outstanding–basic (in thousands)	57,877	57,692	56,969	45,029	37,112
Average common shares outstanding–diluted (in thousands)	58,869	58,693	57,993	45,557	37,484

Selected year-end balances
Total assets	$6,497,048	$6,671,511	$6,250,225	$6,657,593	$3,699,142
Earning assets	5,961,727	6,110,934	5,741,683	5,964,853	3,379,873
Investment securities (2)	1,874,343	1,516,002	1,015,205	579,147	692,759
Loans, excluding covered loans	3,179,064	2,968,447	2,816,093	2,895,129	2,683,260
Covered loans	748,116	1,053,244	1,481,493	1,934,740	0
Total loans	3,927,180	4,021,691	4,297,586	4,829,869	2,683,260
FDIC indemnification asset	119,607	173,009	222,648	287,407	0
Interest-bearing demand deposits	1,160,815	1,317,339	1,111,877	1,060,383	636,945
Savings deposits	1,623,614	1,724,659	1,534,045	1,231,081	583,081
Time deposits	1,068,637	1,654,662	1,794,843	2,229,500	1,150,208
Noninterest-bearing demand deposits	1,102,774	946,180	705,484	829,676	413,283
Total deposits	4,955,840	5,642,840	5,146,249	5,350,640	2,783,517
Short-term borrowings	624,570	99,431	59,842	37,430	354,533
Long-term debt	75,202	76,544	128,880	404,716	148,164
Other long-term debt	0	0	20,620	20,620	20,620
Shareholders’ equity	710,425	712,221	697,394	649,958	348,327

Select Financial Ratios
Average loans to average deposits (3)	75.66%	78.53%	86.43%	92.56%	95.14%
Net charge-offs to average loans, excluding covered loans	0.79%	0.84%	1.27%	1.16%	0.47%
Average shareholders’ equity to average total assets	11.30%	11.33%	10.53%	9.85%	8.16%
Average common shareholders’ equity to average total assets	11.30%	11.33%	10.35%	8.20%	8.11%
Return on average assets	1.07%	1.06%	0.91%	4.67%	0.67%
Return on average common equity	9.43%	9.37%	8.55%	56.07%	8.27%
Return on average equity	9.43%	9.37%	8.68%	47.44%	8.21%
Net interest margin	4.37%	4.55%	4.66%	4.05%	3.71%
Net interest margin (tax equivalent basis) (1)	4.39%	4.57%	4.68%	4.08%	3.77%
Dividend payout	101.72%	67.24%	39.60%	8.26%	109.68%
(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) Includes covered loans and loans held for sale.

14 First Financial Bancorp 2012 Annual Report

OVERVIEW OF OPERATIONS

The primary source of First Financial’s revenue is net interest income, or the excess of interest received from earning assets over interest paid on interest-bearing liabilities, plus the fees for financial services provided to clients. First Financial’s business results tend to be influenced by overall economic factors and conditions, including market interest rates, competition within the marketplace, business spending, consumer confidence and regulatory changes.

Net interest income in 2012 declined 4.0% from 2011, compared to a 4.2% decrease from 2010 to 2011. The decline in 2012 was attributable to a 27.7% decrease in average covered loan balances and a lower yield on the FDIC indemnification asset. Average earning assets declined $2.2 million during 2012. The net interest margin was 4.37% for 2012 compared with 4.55% in 2011 and 4.66% in 2010.

Noninterest income declined $20.1 million during the year, from $142.5 million in 2011 to $122.4 million in 2012. The decline in noninterest income was primarily due to decreases in FDIC loss sharing income and accelerated discount on covered loans that prepay, partially offset by increases in fee income, gains on sales of investment securities and other noninterest income during the year. FDIC loss sharing income represents reimbursements due from the FDIC under loss sharing agreements for losses and resolution expenses on covered assets.

Noninterest expense increased $3.9 million during the year, from $218.1 million in 2011 to $222.0 million in 2012. The increase was primarily due to higher salaries and benefits, data processing and loss sharing expenses, partially offset by lower professional services expense, FDIC assessments and losses on covered OREO during the year.

Net income for the year ended December 31, 2012 was $67.3 million, resulting in basic earnings per share of $1.16, and $1.14 of earnings per diluted common share. This represented a 0.8% increase in net income from $66.7 million in 2011. Basic and diluted earnings per share for the year ended December 31, 2011 were $1.16 and $1.14, respectively. First Financial’s return on average shareholders’ equity for 2012 was 9.43%, which compares to 9.37% for 2011. First Financial’s return on average assets for 2012 was 1.07%, which compares to a return on average assets of 1.06% for 2011.

Total loan growth during 2012 continued to be negatively impacted by runoff in the Company's covered loan portfolio. Total loans decreased $94.5 million from $4.0 billion at December 31, 2011 to $3.9 billion at December 31, 2012. Total uncovered loans increased $210.6 million, from $3.0 billion at December 31, 2011 to $3.2 billion at December 31, 2012 while total covered loans decreased $305.1 million, from $1.1 billion at December 31, 2011 to $0.7 billion at December 31, 2012.

First Financial experienced a $687.0 million or 12.2% decline in total deposits during 2012, from $5.6 billion at December 31, 2011 to $5.0 billion as of December 31, 2012. Noninterest bearing deposits increased by $156.6 million, while interest-bearing checking deposits decreased by $156.5 million, savings deposits decreased by $101.0 million and time deposits declined by $586.0 million during the period. The decrease in total deposits during 2012 was primarily related to the Company's deposit pricing and rationalization strategies during the year.

The allowance for loan and lease losses at December 31, 2012, was $47.8 million, or 1.50%, of loans, a 0.27% decline from 1.77% of loans at December 31, 2011. The Company's credit quality performance improved moderately in 2011 and 2012, reflecting the gradual recovery in the U.S. economy from a period of sustained weakness and falling real estate values experienced from 2007 to 2010. First Financial's lower levels of nonaccrual loans and classified assets in 2012 reflect these improving economic conditions, including lower unemployment rates and higher levels of business and consumer spending.

For a more detailed discussion of the above topics, please refer to the sections that follow.

NET INCOME

2012 vs. 2011. First Financial’s net income increased $0.6 million or 0.8% to $67.3 million in 2012, compared to net income of $66.7 million in 2011. The increase was primarily related to a $33.2 million or 51.8% reduction in provision for loan and lease losses on covered loans, offset by a related $20.1 million or 14.1% decline in noninterest income as well as a $10.6 million or 4.0% decline in net interest income in 2012. The decline in net interest income during 2012 was primarily driven by a 27.7% decrease in average covered loan balances. Noninterest expenses increased $3.9 million or 1.8% in 2012. For more detail, refer to the Net Interest Income, Noninterest income and Noninterest expense sections that follow. For more detail, refer to Table 2 – Volume/Rate Analysis and the Net Interest Income section.

2011 vs. 2010. First Financial’s net income increased $7.5 million or 12.6% to $66.7 million in 2011, compared to net income of $59.3 million in 2010. Net interest income decreased $11.6 million or 4.2% in 2011 from 2010 due to lower interest income

First Financial Bancorp 2012 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

earned on loans and other earning assets, primarily driven by a 26.8% decrease in average covered loan balances. Net interest income in 2011 was positively impacted by the Liberty banking center acquisition as well as organic growth in both the commercial and commercial real estate loan portfolios. A contributing factor to the decline in net interest income was the decline in average earning assets of $105.3 million or 1.8% during 2011. The decline in net interest income was offset by a $14.4 million or 42.8% decline in the provision for loan and lease losses on the uncovered loan portfolio during 2011.

NET INTEREST INCOME

First Financial’s net interest income for the years 2008 through 2012 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 2 – Volume/Rate Analysis describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years indicated. Nonaccruing loans and loans held for sale, excluding covered loans, were included in the daily average loan balances used in determining the yields in Table 2 – Volume/Rate Analysis. Table 2 – Volume/Rate Analysis should be read in conjunction with the Statistical Information table.

Interest income on a tax equivalent basis is presented in Table 1 – Financial Summary. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35.0% tax rate for all years presented. The tax equivalent net interest margin was 4.39%, 4.57% and 4.68% for the years 2012, 2011 and 2010, respectively.

The amount of loan fees included in the interest income computation for 2012, 2011 and 2010 was $9.4 million, $5.6 million and $4.4 million, respectively. The increase in loan fees in 2012 was primarily due to higher prepayment fee income related to elevated levels of loan refinancings, including a $2.2 million prepayment fee related to the early payoff of a commercial loan relationship.

2012 vs. 2011. Net interest income decreased $10.6 million or 4.0%, from $263.9 million in 2011 to $253.3 million in 2012, primarily due to lower yields on earning assets during 2012. While average earning assets were relatively unchanged, the yield on earning assets declined 0.48% from 5.32% in 2011 to 4.84% in 2012.

Interest income was $280.9 million in 2012, a $27.9 million or 9.0% decrease from 2011. The decline in interest income and the lower yield on earning assets in 2012 are primarily the result of a $305.1 million or 29.0% decrease in covered loans, which generally accrete a yield above market interest rates. The decline in interest income on covered loans was partially offset by higher interest income on investment securities in 2012 related to a $358.3 million or 23.6% increase in investment securities during the period.

Interest expense was $27.6 million in 2012, a $17.3 million or 38.6% decrease from 2011. The total cost of funds declined 0.34% to 0.62% in 2012 from 0.96% in 2011, primarily due to a 0.32% decrease in the cost of interest-bearing deposits to 0.59% in 2012 from 0.91% in 2011. The lower cost of funds in 2012 was primarily a result of the lower interest rate environment as well as deposit pricing and rationalization strategies the Company implemented in 2011 and continued throughout 2012.

2011 vs. 2010. Net interest income decreased $11.6 million, or 4.2%, primarily due to the decreased level of earning assets. Average earning assets declined $105.3 million, or 1.8%, during 2011.

Interest income was $308.8 million in 2011, a $34.7 million or 10.1% increase from 2010. The yield on earning assets decreased 0.49% from 5.81% in 2010 to 5.32% in 2011, reflecting a decline in the covered loan portfolio which generally accretes a yield above market interest rates. Interest expense was $44.9 million in 2011, a decrease of $23.1 million, or 33.9%, from 2010. The total cost of funds decreased 0.44% to 0.96% in 2011 from 1.40% in 2010, primarily due to a 0.39% decrease in the cost of interest-bearing deposits to 0.91% in 2011 from 1.30% in 2010 as a result of deposit rationalization strategies implemented in 2011.

16 First Financial Bancorp 2012 Annual Report

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2012 change from 2011 due to			2011 change from 2010 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$8,652	$(9,715)	$(1,063)	$1,563	$(3,059)	$(1,496)
Covered loans and indemnification asset	(37,357)	2,251	(35,106)	(49,103)	10,231	(38,872)
Investment securities (3)
Taxable	11,873	(2,448)	9,425	12,242	(5,751)	6,491
Tax-exempt	470	(518)	(48)	(356)	99	(257)
Total investment securities interest (3)	12,343	(2,966)	9,377	11,886	(5,652)	6,234
Interest-bearing deposits with other banks	(983)	(36)	(1,019)	(306)	(132)	(438)
Total	(17,345)	(10,466)	(27,811)	(35,960)	1,388	(34,572)

Interest expense
Interest-bearing demand deposits	7	(1,455)	(1,448)	284	(1,637)	(1,353)
Savings deposits	7	(3,807)	(3,800)	835	(3,358)	(2,523)
Time deposits	(4,722)	(6,186)	(10,908)	(7,617)	(6,062)	(13,679)
Short-term borrowings	135	(36)	99	82	(13)	69
Long-term debt	(811)	(73)	(884)	(7,342)	2,587	(4,755)
Other long-term debt	(391)	0	(391)	(402)	(428)	(830)
Total	(5,775)	(11,557)	(17,332)	(14,160)	(8,911)	(23,071)
Net interest income	$(11,570)	$1,091	$(10,479)	$(21,800)	$10,299	$(11,501)

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2012, 2011 and 2010 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2012 vs. 2011. Noninterest income decreased $20.1 million or 14.1% from $142.5 million in 2011 to $122.4 million in 2012 primarily related to lower FDIC loss sharing income and income from the accelerated discount on covered loans that prepay. FDIC loss sharing income declined $25.5 million or 41.9% from 2011 to 2012. FDIC loss sharing income represents the proportionate share of credit losses on covered loans that First Financial expects to receive from the FDIC. Net of the FDIC loss sharing income described above, noninterest income increased $5.4 million, or 6.7%, in 2012 as compared with 2011, primarily due to higher service charges on deposits, bankcard income and other noninterest income partially offset by lower income from the accelerated discount on covered loans that prepay.

The increases in service charges on deposits and bankcard income during 2012 were primarily a result of the Company's banking center acquisitions late in 2011. Accelerated discounts on covered loans that prepay result from the immediate or accelerated recognition of a component of the covered loan discount that would have been recognized over the expected life of the loan had it not prepaid. The increase in other noninterest income was primarily related to a $5.0 million legal settlement received in the second quarter as well as increased rental income on OREO properties, both covered and uncovered, as well as the credit valuation adjustment applied to the derivative portfolio.

2011 vs. 2010. Noninterest income decreased $4.3 million, or 2.9%, from 2010. Noninterest income in 2011 included $60.9 million of FDIC loss sharing income, which was a $9.0 million increase from $51.8 million in 2010. First Financial recognized a pre-tax gain on the sale of investment securities in the fourth quarter of 2011 of $2.5 million, contributing to the increase in non-interest income. These increases were offset by an $8.5 million, or 29.4%, decrease in income related to accelerated discounts on covered loans as well as a $3.0 million, or 13.4%, decrease in service charges on deposits. Other noninterest income decreased $5.3 million in 2011 primarily related to a gain on sale of an insurance business and final resolution of FDIC

First Financial Bancorp 2012 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

settlement items related to the Irwin acquisition in 2010, as well as a decline in insurance fee income partially offset by an increase in client derivative fees in 2011.

Table 3 • Noninterest Income and Noninterest Expense
	2012		2011		2010
		% Change		% Change		% Change
		Increase		Increase		Increase
(Dollars in thousands)	Total	(Decrease)	Total	(Decrease)	Total	(Decrease)
Noninterest income
Service charges on deposit accounts	$21,215	10.5%	$19,206	(13.4)%	$22,188	12.8%
Trust and wealth management fees	13,951	(2.7)%	14,340	3.4%	13,862	2.9%
Bankcard income	10,028	7.9%	9,291	9.1%	8,518	42.9%
Net gains from sales of loans	4,570	7.3%	4,258	(8.1)%	4,632	287.3%
Gain on acquisition	0	N/M	0	N/M	0	(100.0)%
FDIC loss sharing income	35,346	(41.9)%	60,888	17.4%	51,844	N/M
Accelerated discount on covered loans	13,662	(33.4)%	20,521	(29.4)%	29,067	237.9%
Loss on preferred securities	0	N/M	0	(100.0)%	(30)	(121.6)%
Other	20,021	74.3%	11,486	(31.4)%	16,750	70.1%
Subtotal	118,793	(15.1)%	139,990	(4.7)%	146,831	(63.4)%
Gains on sales of investment securities	3,628	42.8%	2,541	N/M	0	(100.0)%
Total	$122,421	(14.1)%	$142,531	(2.9)%	$146,831	(63.7)%

Noninterest expenses
Salaries and employee benefits	$113,154	5.8%	$106,914	(8.9)%	$117,363	36.4%
Net occupancy	20,682	(3.4)%	21,410	(5.1)%	22,555	39.2%
Furniture and equipment	9,190	(7.6)%	9,945	(3.4)%	10,299	27.9%
Data processing	8,837	54.6%	5,716	10.9%	5,152	48.3%
Marketing	5,550	(4.2)%	5,794	8.2%	5,357	53.3%
Communication	3,409	6.4%	3,203	(18.0)%	3,908	20.4%
Professional services	7,269	(24.6)%	9,636	5.1%	9,169	52.0%
Debt extinguishment	0	N/M	0	(100.0)%	8,029	N/M
State intangible tax	3,899	8.8%	3,583	(26.0)%	4,843	93.1%
FDIC assessments	4,682	(17.5)%	5,676	(31.7)%	8,312	21.4%
Loss-other real estate owned	3,250	(18.2)%	3,971	241.4%	1,163	334.0%
Loss-covered other real estate owned	2,446	(73.5)%	9,224	907.0%	916	N/M
Loss sharing expense	10,725	197.9%	3,600	485.4%	615	N/M
Other	28,904	(1.8)%	29,425	(18.3)%	35,999	4.5%
Total	$221,997	1.8%	$218,097	(6.7)%	$233,680	36.9%

N/M = Not meaningful

NONINTEREST EXPENSES

2012 vs. 2011. Noninterest expenses increased $3.9 million or 1.8% in 2012 compared to 2011, due primarily to a $6.2 million or 5.8% increase in salaries and employee benefits, a $3.1 million or 54.6% increase in data processing expense and a $7.1 million or 197.9% increase in loss sharing expense. These increases were partially offset by a $2.4 million or 24.6% decrease in professional services expense, a $1.0 million or 17.5% decrease in FDIC assessments and a $6.8 million or 73.5% decrease in losses incurred on the sale of covered OREO properties during 2012.

The increase in salaries and benefits during 2012 was primarily attributable to the banking center acquisitions late in 2011 as well as higher incentive payments related to elevated loan originations in 2012. The increase in data processing expense in 2012 was due to various software and system implementations finalized during the year, including new internet and mobile

18 First Financial Bancorp 2012 Annual Report

banking platforms introduced late in 2012. The increase in loss sharing expense relates primarily to collection costs incurred on covered loans that have been resolved. First Financial views the combination of provision expense on covered loans, losses on covered OREO and loss sharing expense, net of the related reimbursements due under loss sharing agreements recorded as FDIC loss sharing income, as the net credit costs associated with covered assets during the period. For additional discussion of the credit costs associated with covered assets, see "Allowance for loan and lease losses, covered loans."

The decline in professional services expense in 2012 was primarily attributable to lower legal costs during the year while the decline in FDIC assessments was related to reduced assessment rates that took effect mid-2011.

2011 vs. 2010. Noninterest expenses decreased $15.6 million or 6.7% for 2011 compared to 2010 due to an $8.0 million prepayment penalty on Federal Home Loan Bank (FHLB) advances prepaid in 2010, lower FDIC assessment costs and lower salaries and benefits. Salaries and benefits expenses decreased $10.4 million or 8.9% from 2010 primarily as a result of pension income recognized in 2011 due to the funded status of the pension plan compared to expense in 2010, as well as the Company exiting 5 banking center locations in Michigan and Kentucky during the first quarter of 2011 and other cost management efforts.

Noninterest expenses included $4.0 million and $9.2 million of losses and valuation adjustments on uncovered and covered OREO properties, respectively, resulting in a combined increase of $11.1 million in noninterest expense compared to 2010 which was partially offset by a $3.6 million decline in acquisition and covered loan related expenses during 2011.

INCOME TAXES

First Financial’s tax expense in 2012 totaled $36.4 million compared to $38.3 million in 2011 and $32.7 million in 2010, resulting in effective tax rates of 35.1%, 36.5% and 35.6% in 2012, 2011 and 2010, respectively. The decrease in the effective tax rate in 2012 compared to 2011 was primarily due to a one-time provision to return adjustment related to state income taxes at the subsidiary level as well as the marginal impact of 2011's higher pre-tax earnings.  The increase in the effective tax rate in 2011 compared to 2010 was primarily due to a decline in certain tax credits during the year as well as the marginal impact of 2011's higher pre-tax earnings.

Further information on income taxes is presented in Note 15 of the Notes to Consolidated Financial Statements.

LOANS

First Financial, primarily through its banking subsidiary, remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily in the Ohio, Indiana and Kentucky markets; however, the franchise finance lending activity represents a national client base. All loans acquired in the Peoples and Irwin acquisitions during 2009 were acquired under loss sharing agreements whereby the FDIC reimburses First Financial for losses incurred in accordance with those loss sharing agreements.

Lending Practices. First Financial’s loan portfolio is composed of commercial loan types, including commercial and industrial (commercial), real estate construction, commercial real estate and equipment leasing (lease financing), as well as consumer loan types, including residential real estate, home equity, installment and credit card loans.

Commercial – Commercial loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects. Commercial loans also include equipment and leasehold improvement financing for select franchisees and concepts in the quick service and casual dining restaurant sector throughout the United States. First Financial focuses on a limited number of concepts that have sound economics, low closure rates and brand awareness within specified local, regional or national markets. Additionally, First Financial continues to invest in its asset-based lending (ABL) platform. ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment. Commercial loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners. First Financial's franchise lending portfolio is managed to a risk-appropriate level so as not to create an industry, geographic or franchisee concept concentration.

Real Estate Construction – Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been either pre-sold, pre-leased or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project. Real estate construction loans are underwritten and managed by experienced lending officers that actively monitor the construction phase

First Financial Bancorp 2012 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

and manage the loan disbursements. First Financial continues to restrict real estate construction lending due to excess supply and declining property values in recent years.

Commercial Real Estate – Commercial real estate loans consist of term loans secured by a mortgage lien on the real estate properties, such as apartment buildings, office and industrial buildings, and retail shopping centers. Additionally, the Company's franchise lending activities discussed in the "Commercial" section above often include the financing of real estate as well as equipment. The credit underwriting for both owner-occupied and investor income producing real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, type of real estate and other analysis.

Lease Financing – Lease financing consists of lease transactions for the purchase of both new and used business equipment for commercial clients. Lease products may include tax leases, finance leases, lease lines of credit and interim funding. The credit underwriting for lease transactions includes detailed analysis of the lessee's industry and business model, historical and projected cash flow analysis, secondary sources of repayment and guarantor analysis as well as other considerations.

Residential Real Estate – Residential real estate loans represent loans to consumers for the purchase or refinance of a residence.
These loans are generally financed over a 15 to 30 year term, and in most cases, are extended to borrowers to finance their primary residence. First Financial sells the majority of residential real estate loan originations into the secondary market on a servicing released basis. Residential real estate loans are generally underwritten to secondary market lending standards, utilizing underwriting systems that rely on empirical data to assess credit risk as well as analysis of the borrowers’ ability to repay their obligations, credit history, the amount of any down payment and the market value or other characteristics of the property. Late in 2012, First Financial introduced a new residential mortgage product that features similar borrower credit characteristics but a more streamlined underwriting process than typically required to sell to the government-sponsored enterprises and thus is retained on the Consolidated Balance Sheet.

Home Equity – Home equity lending includes both home equity loans and revolving lines of credit secured by a first or second lien on the borrower’s residence. Home equity loans and lines of credit are underwritten to adhere to debt-to-income and loan-to-value policy limits.

Installment – Installment lending consists of consumer loans not secured by real estate, including loans secured by automobiles and personal unsecured loans.

Credit Card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but may be canceled by the Company under certain circumstances.

Underwriting for installment and credit card lending focuses on the borrowers’ ability to repay their obligations, including debt-to-income analysis, prior credit history and other information.

Credit Management. Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market originating the loan. First Financial has delegated to each regional president a lending limit sufficient to handle the majority of client requests in a timely manner. Loan requests for amounts greater than the market limit require the approval of a senior credit committee and can include additional approval(s) from the chief credit officer, the chief executive officer and the board of directors as necessary. This allows First Financial to manage the initial credit risk exposure through a standardized, disciplined and strategically focused loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan or a group of loans require the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an on-going basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit to borrowers and updated periodically thereafter. First Financial reviews and adjusts its risk rating criteria based on actual experience, which provides the Company with an assessment of the current risk level in the portfolio and is the basis for determining an appropriate allowance for loan and lease losses.

20 First Financial Bancorp 2012 Annual Report

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

Classified loans are managed by the Special Assets Division (Special Assets) of the Company. Special Assets is a credit group whose primary focus is to handle the day-to-day management of workouts, commercial recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio, including those loans covered by FDIC loss sharing agreements. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides objective oversight and assessment of commercial credit quality and processes using an independent, market-based credit risk review approach.

Consumer lending credit approvals are based on, among other factors, the financial strength and payment history of the borrower, type of exposure and the transaction structure. Consumer loans are generally smaller dollar amounts than other types of lending and are made to a large number of customers which provides diversification within the portfolio. Credit risk in the consumer loan portfolio is managed by loan type. Consumer loan types are continuously monitored for changes in delinquency trends and other asset quality indicators. The Credit Risk Management group performs product-level reviews of portfolio performance and assesses credit quality and compliance with underwriting and loan administration guidelines.

LOANS, EXCLUDING COVERED LOANS

2012 vs. 2011. First Financial experienced strong loan demand in 2012 as a result of focused sales efforts and the Company's recent investments, including banking center acquisitions in the Dayton, Ohio and Indianapolis, Indiana metropolitan markets as well as investments in the lease financing and mortgage origination platforms. While overall loan growth and the earnings impact of this loan demand were muted due to the low interest rate environment, sales efforts in these markets have laid the groundwork for continued success as the Company pursues new client relationships. Uncovered loans increased $210.6 million, or 7.1%, during 2012, primarily due to the growth in the commercial real estate, lease financing and residential real estate portfolios. Average loan balances increased $175.9 million, or 6.2%, during 2012.

Period-end commercial, commercial real estate, real estate construction and lease financing balances increased $180.0 million or 8.1% from December 31, 2011 to December 31, 2012. The increase in the commercial portfolio was primarily due to a $183.9 million or 14.9% increase in commercial real estate loans and a $33.5 million or 193.4% increase in lease financing balances, partially offset by a $41.5 million or 36.1% decline in real estate construction loans. The decline in real estate construction loans was the result of First Financial's decision to restrict lending in this category primarily due to weak demand and declining property values in recent years. First Financial's consumer loan categories increased $30.6 million or 4.1%

First Financial Bancorp 2012 Annual Report 21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

during 2012, primarily due to a $30.2 million or 10.5% increase in residential real estate loans during the year. This increase is related to the introduction of a new residential mortgage product in 2012 as described above.

At December 31, 2012, commercial loans represent 27.1% of uncovered loans while commercial real estate, real estate construction and lease financing balances represent 44.6%, 2.3% and 1.6%, respectively. Residential real estate loans represent 10.0% of uncovered loan balances while home equity, installment and credit card loans represent 11.6%, 1.8% and 1.1%, respectively.

Comparatively, at December 31, 2011, commercial loans represent 28.9% of uncovered loans while commercial real estate, real estate construction and lease financing balances represent 41.5%, 3.9% and 0.6%, respectively. Residential real estate loans represent 9.7% of uncovered loan balances while home equity, installment and credit card loans represent 12.1%, 2.3% and 1.1%, respectively.

Table 4 • Loan Portfolio
	December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Commercial	$861,033	$856,981	$800,253	$800,261	$807,720
Real estate – construction	73,517	114,974	163,543	253,223	232,989
Real estate – commercial	1,417,008	1,233,067	1,139,931	1,079,628	846,673
Real estate – residential	318,210	287,980	269,173	321,047	383,599
Installment	56,810	67,543	69,711	82,989	98,581
Home equity	367,500	358,960	341,310	328,940	286,110
Credit card	34,198	31,631	29,563	29,027	27,538
Lease financing	50,788	17,311	2,609	14	50
Total loans, excluding covered loans	3,179,064	2,968,447	2,816,093	2,895,129	2,683,260
Covered loans	748,116	1,053,244	1,481,493	1,934,740	0
Total	$3,927,180	$4,021,691	$4,297,586	$4,829,869	$2,683,260

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2012. Loans due after one year are classified according to their sensitivity to changes in interest rates.

Table 5 • Loan Maturity/Rate Sensitivity (Excluding Covered Loans)
	December 31, 2012
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$391,463	$361,953	$107,617	$861,033
Real estate – construction	60,174	11,720	1,623	73,517
Total	$451,637	$373,673	$109,240	$934,550

		Sensitivity to changes in interest rates
		Predetermined	Variable
(Dollars in thousands)		rate	rate	Total
Due after one year but within five years		$242,720	$130,953	$373,673
Due after five years		65,140	44,100	109,240
Total		$307,860	$175,053	$482,913

22 First Financial Bancorp 2012 Annual Report

COVERED LOANS

Acquired loans subject to loss share agreements whereby the FDIC reimburses First Financial for the majority of any losses incurred are referred to as covered loans.

First Financial evaluated the loans acquired in conjunction with the Peoples and Irwin acquisitions for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (FASB ASC Topic 310-30). Acquired loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. First Financial accounts for the majority of covered loans under FASB ASC Topic 310-30 with the exception of loans with revolving privileges, which are outside the scope of FASB ASC Topic 310-30, and other consumer loans for which expected cash flows could not be reasonably estimated. For further information regarding the accounting for covered loans, see the Critical Accounting Policies section included in Management’s Discussion and Analysis as well as the Notes to the Consolidated Financial Statements.

2012 vs. 2011. Total covered loans decreased $305.1 million, or 29.0%, during 2012. The decline in the covered loan portfolio is to be expected as there were no new acquisitions of loans subject to loss share agreements during 2012. The covered loan portfolio will continue to decline through payoffs, charge-offs, and termination or expiration of loss share coverage, unless First Financial acquires additional loans subject to loss share agreements in the future.

Table 6 • Covered Loan Portfolio
	December 31,
(Dollars in thousands)	2012	2011	2010	2009
Commercial	$102,126	$195,892	$334,039	$506,887
Real estate – construction	10,631	17,120	42,743	97,560
Real estate – commercial	465,555	637,044	855,725	1,008,104
Real estate – residential	100,694	121,117	147,052	206,371
Installment	8,674	13,176	21,071	8,235
Home equity	57,458	64,978	73,695	87,933
Other covered loans	2,978	3,917	7,168	19,650
Total covered loans	$748,116	$1,053,244	$1,481,493	$1,934,740

Table 7 • Covered Loan Maturity
	December 31, 2012
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$38,840	$59,987	$3,299	$102,126
Real estate – construction	6,727	3,312	592	10,631
Total	$45,567	$63,299	$3,891	$112,757

	Sensitivity to changes in interest rates
	Predetermined	Variable
(Dollars in thousands)	rate	rate	Total
Due after one year but within five years	$49,647	$13,652	$63,299
Due after five years	1,459	2,432	3,891
Total	$51,106	$16,084	$67,190

INVESTMENTS

First Financial Bancorp 2012 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury, government agency and agency residential mortgage-backed securities (MBSs). First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as the Government National Mortgage Association (GNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA). Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile. The investment portfolio is also managed with consideration to prepayment and extension / maturity risk.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investment in the stock of the Federal Reserve Bank and the Federal Home Loan Bank (FHLB).

Gains and losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair market value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2012 and 2011.

2012 vs. 2011. First Financial’s investment portfolio at December 31, 2012 totaled $1.9 billion, a $358.3 million, or 23.6%, increase from $1.5 billion at December 31, 2011. The increase in the investment portfolio during 2012 was primarily related to the deployment of cash received in the banking center acquisitions late in 2011, amortization and paydowns of both uncovered and covered loans and a strategy to pre-fund the next twelve months estimated portfolio run-off that was executed late in the year. Under this pre-funding strategy, First Financial purchased primarily fixed and floating rate agency-backed MBSs utilizing the same discipline and portfolio management philosophy as with past investment purchases including, but not limited to, avoidance of material credit risk within the MBSs. Securities purchased under the pre-funding strategy were funded with short-term borrowings.

In addition to the pre-funding strategy discussed above, First Financial began repositioning the investment portfolio to reduce the future risk of prepayment activity on MBSs as was experienced during the second half of 2012. The Company sold lower-yielding agency MBSs classified as available-for-sale in order to enhance liquidity, reduce interest rate cap risk and mitigate prepayment risk, recognizing a pre-tax gain of $3.6 million on the sales. The Company redeployed the sale proceeds into primarily fixed rate agency collateralized mortgage obligations (CMOs) and agency-backed tax-exempt pass-through securities and, to a lesser extent, variable rate agency CMOs and variable rate securities backed by Federal Family Education Loan Program (FFELP)-wrapped student loans. To help mitigate prepayment and premium risk, the majority of these purchases consisted of securities with lower premiums. Additionally, a large percentage of these purchases were collateralized by higher loan-to-value loans originated under the Home Affordable Refinance Program as well as lower balance mortgages which together should exhibit more favorable prepayment protection in a low interest rate environment.

The Company's current investment strategy consists of a “barbelled” approach under which both short and long duration securities are targeted to provide a weighted average duration and yield profile approximating an intermediate duration security.
This strategy should provide current income from the longer duration securities, which benefit from the steepness of the yield curve, while also mitigating interest rate risk with shorter duration variable rate securities which will reset when interest rates return to a rising environment.

The investment portfolio represented 28.8% and 22.7% of total assets at December 31, 2012 and December 31, 2011, respectively. Investments in MBSs, including CMOs, represented 85.8% and 89.9% of the investment portfolio at December 31, 2012 and 2011, respectively. MBSs represent participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and duration is prone to extend during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

CMOs totaled $1.1 billion at December 31, 2012, with $618.8 million or 56.7% classified as available-for-sale. CMOs totaled $682.9 million at December 31, 2011, all of which were classified as available-for-sale. First Financial does not own any interest-only securities, principal-only securities or other securities considered high risk.

Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export / Import Bank represented 1.9% and 3.0% of the investment portfolio at December 31,

24 First Financial Bancorp 2012 Annual Report

2012 and 2011, respectively. Other securities classified as available for sale totaled 3.0% and 1.5% of First Financial’s investment portfolio at December 31, 2012 and 2011, respectively, and were primarily comprised of taxable obligations of state and other political subdivisions, Community Reinvestment Act qualified funds, and other small holdings.

Asset-backed securities (ABSs) comprised 3.0% of the investment portfolio at December 31, 2012. ABSs represent securities collateralized by FFELP-wrapped student loans purchased in 2012. The Company did not own asset-backed securities as of December 31, 2011. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of the explicit guarantees on the collateral.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $45.4 million as of December 31, 2012 from $12.0 million as of December 31, 2011 and comprised 2.4% and 0.8% of the investment portfolio at December 31, 2012 and 2011, respectively. The securities are diversified as to states and issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continues to monitor the risk associated with this sector as we review the underlying ratings for possible downgrades. First Financial does not own any currently impaired state or other political subdivision securities.

Table 8 • Investment Securities as of December 31
	2012		2011
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
Securities of U.S. Government agencies and corporations	$36,407	2.0%	$46,190	3.2%
Mortgage-backed securities	1,608,120	89.2%	1,363,468	94.4%
Obligations of state and other political subdivisions	45,350	2.5%	11,960	0.8%
Asset-backed securities	57,089	3.2%	0	0.0%
Other securities	55,885	3.1%	22,892	1.6%
Total	$1,802,851	100.0%	$1,444,510	100.0%

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities are shown in Table 9 – Investment Securities as of December 31, 2012. Tax-equivalent adjustments, using a 35.0% rate, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

At December 31, 2012 and 2011, First Financial classified $1.0 billion or 57.2% of investment securities and $1.4 billion or 99.8% of investment securities, respectively, as available-for-sale. At December 31, 2012 and 2011, First Financial classified $770.8 million or 42.8% of investment securities and $2.7 million or 0.2% of investment securities, respectively, as held-to-maturity.

The investment securities portfolio included a net unrealized pre-tax gain of $22.7 million at December 31, 2012, representing the difference between fair value and amortized cost. This compares with a net unrealized pre-tax gain of $20.6 million at December 31, 2011. The fair value of First Financial’s held-to-maturity investment securities portfolio exceeded the carrying value by $7.7 million and $0.2 million at December 31, 2012 and December 31, 2011, respectively.

First Financial reclassified certain investment securities, primarily agency-backed MBSs from available-for-sale to held-to-maturity during 2012. While market expectations are that the current low interest rate environment will continue for the next several years, increases in the Company's investment portfolio duration caused the price sensitivity of the portfolio to increase in rising interest rate scenarios. Further, as available-for-sale securities are carried at fair value with unrealized holding gains and losses recorded as a component of equity in other comprehensive income, declines in market values for these securities could negatively impact shareholders' equity. The reclassification was executed to mitigate the impact of potential future price depreciation on other comprehensive income and the corresponding negative impact on shareholders' equity as held-to-maturity securities are carried at amortized cost. First Financial has the intent and ability to hold the transferred securities to maturity.

First Financial held cash on deposit with the Federal Reserve of $24.3 million and $375.4 million at December 31, 2012 and 2011, respectively. The decrease in cash on deposit during 2012 is primarily related to the deployment of cash received in the banking center acquisitions late in 2011. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically through its asset/liability management process.

First Financial Bancorp 2012 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

See Note 9 of the Notes to Consolidated Financial Statements for additional information on First Financial's investment portfolio and Note 22 for additional information on how First Financial determines the fair value of investment securities.

Table 9 • Investment Securities As Of December 31, 2012
	Maturity
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$20,512	2.75%	$0	0.00%
Mortgage-backed securities	0	0.00%	681,023	1.90%	59,868	3.02%	0	0.00%
Obligations of state and other political subdivisions	489	6.88%	530	7.05%	7,518	4.72%	815	7.69%
Total	$489	6.88%	$681,553	1.90%	$87,898	3.10%	$815	7.69%

Available-for-Sale
Securities of other U.S. government agencies and corporations	$0	0.00%	$16	3.70%	$10,872	2.61%	$5,007	3.03%
Mortgage-backed securities	10,163	2.25%	545,838	3.12%	95,251	2.04%	215,977	1.90%
Obligations of state and other political subdivisions	2,743	7.82%	2,357	6.69%	10,860	4.00%	20,038	3.95%
Asset-backed securities	0	0.00%	0	0.00%	47,085	0.81%	10,004	0.92%
Other securities	9,917	5.66%	3,018	1.53%	5,237	1.72%	37,713	2.30%
Total	$22,823	4.40%	$551,229	3.13%	$169,305	1.85%	$288,739	2.08%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

DERIVATIVES

First Financial uses certain derivative instruments, including interest rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  First Financial does not use derivatives for speculative purposes and currently does not have any derivatives that are not designated as hedges.

First Financial primarily utilizes interest rate swaps designated as fair value hedges as a means to offer commercial borrowers products that meet their needs, but are also designed to achieve First Financial’s desired interest rate risk profile at the time.  First Financial accomplishes this by entering into swap agreements with commercial borrowers and simultaneously entering into offsetting swap agreements, with substantially matching terms, with institutional counterparties. These interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements. These interest rate swap agreements do not involve an exchange of the underlying principal or notional amount.  This results in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset.

First Financial periodically utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates.

See Note 8 of the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2012 vs. 2011. First Financial experienced a decline in total deposits during 2012 of $687.0 million or 12.2%, from $5.6 billion at December 31, 2011 to $5.0 billion as of December 31, 2012. Noninterest bearing deposits increased by $156.6 million,

26 First Financial Bancorp 2012 Annual Report

while interest-bearing checking deposits decreased by $156.5 million, savings deposits decreased by $101.0 million and time deposits declined by $586.0 million during the period. The decline in total deposits during 2012 was a result of the Company's continued focus on improving core relationship profitability and reducing non-core relationship deposits in connection with its deposit rationalization strategies, the repricing of certain deposits acquired in the 2011 banking center acquisitions and deposit attrition resulting from the Company's banking center consolidation activities in 2012. The increase in noninterest bearing deposit balances in 2012 reflects a continued positive shift in the mix of First Financial's deposit base as outflows of time deposits and brokered deposits were replaced with less expensive transaction-based core deposits.

Total average deposits for 2012 declined $19.9 million, or 0.4%, from 2011 as the strategic initiatives outlined above were executed. Average time deposits decreased $300.1 million, or 18.3%, while average transaction and savings deposits increased $280.2 million, or 7.8%.

Table 10 – Maturities of Time Deposits Greater Than or Equal to $0.1 million shows the contractual maturity of these deposits that were outstanding at December 31, 2012, representing 6.1% of total deposits.

Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $100,000
	December 31, 2012
(Dollars in thousands)	Certificates of Deposit	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$55,577	$4,335	$1,409	$61,321
3 months to 6 months	49,597	2,205	5,582	57,384
6 months to 12 months	74,052	10,338	2,677	87,067
over 12 months	48,491	37,283	10,191	95,965
Total	$227,717	$54,161	$19,859	$301,737

BORROWINGS

First Financial's short-term borrowings include Repurchase Agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the FHLB. The Company's long-term borrowings consist of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2012 vs. 2011. Short-term borrowings increased to $624.6 million at December 31, 2012, from $99.4 million at December 31, 2011. Short-term borrowings with the FHLB, which are utilized to manage the Company's normal liquidity needs, increased as a result of loan demand as well as First Financial's deposit rationalization, banking center consolidation and investment portfolio strategies during 2012. The Company's deposit rationalization strategy focuses on improving core relationship profitability and reducing non-core relationship deposits, such as single service relationships. These deposit rationalization efforts, in addition to deposit attrition resulting from repricing certain deposits acquired late in 2011 and banking center consolidation activities contributed to the higher level of short-term borrowings in 2012. Additionally, First Financial funded a portion of investment securities purchases in 2012 with short-term borrowings under a strategy to pre-fund the investment portfolio based on the portfolio’s expected cash flows over the next twelve months.

Long-term debt decreased $1.3 million, or 1.8%, to $75.2 million at December 31, 2012, from $76.5 million at December 31, 2011.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $502.0 million of short-term borrowings from the FHLB at December 31, 2012 as compared with no outstanding short-term borrowings from the FHLB at December 31, 2011. Total long-term borrowings from the FHLB were $9.4 million and $11.5 million at December 31, 2012 and 2011, respectively. First Financial's total available borrowing capacity from the FHLB was $288.1 million at December 31, 2012.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution First

First Financial Bancorp 2012 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Financial utilizes a blanket collateral agreement with the FHLB and had collateral pledged with a book value of $1.6 billion at December 31, 2012.

See Note 14 of the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

ENTERPRISE RISK MANAGEMENT

First Financial manages risks through a structured enterprise risk management (ERM) approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness as part of the culture of the Company. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM allows the Company to deliberately consider risk responses and effectiveness of mitigation compared to established standards for risk appetite and tolerance, recognize and respond to the significant organizational changes and consolidate information obtained through a common process into concise business performance and risk information for management and the board of directors.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework.  This not only allows for a common categorization across the Company, but provides a consistent and complete risk framework that can be summarized and assessed enterprise-wide. In addition, the framework is consistent with that used by the Company’s regulators, allowing for additional feedback on First Financial’s ability to assess and measure risk across the organization and for management and the board of directors to identify and understand differences in assessed risk profiles using this same foundation.

ERM helps ensure that First Financial continues to identify and adequately address risks that emerge from a combination of new customers, products and associates, as well as changing markets, new or evolving systems and processes and new lines of business.

The goals of First Financial’s ERM framework are to:

•	focus on the Company at both the enterprise and line of business levels;

•	align the Company's risk appetite with its strategic and related operational, compliance and reporting objectives;

•	enhance risk response decisions;

•	reduce operational deficiencies and possible losses;

•	identify and manage interrelated risks;

•	provide integrated responses to multiple risks;

•	improve the deployment and allocation of capital; and

•	improve overall business performance.

Specific enterprise-level objectives include:

•	creating a holistic view of risk in which risk is comprehensively considered, consistently communicated and documented in decision making;

•	centralizing the oversight of risk management activities;

•	creating an awareness of risks facing the Company by defining the risks that will be addressed by the enterprise and each functional area or business unit;

•	establishing and maintaining systems and mechanisms to comprehensively identify, assess and measure risks that may impact First Financial’s ability to achieve its business objectives;

•	creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and comprehensively assesses the risks involved;

•	establishing and maintaining systems and mechanisms to monitor risk responses;

•	developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company;

•	implementing and reviewing risk measurement techniques that management may use to establish the Company’s risk tolerance, assess risk likelihood and impact, and analyze risk monitoring processes; and

•	establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital.

28 First Financial Bancorp 2012 Annual Report

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

The board of directors has defined broad risk tolerance levels or limits to guide management in the decision-making process and is responsible for establishing management information and communication requirements to ensure that risk management activities remain within these tolerance limits. The board risk committee, a standing committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, mergers and acquisitions / capital markets and compensation) oversee particular areas of risk assigned to them.

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

Chief Risk Officer. The chief risk officer is responsible for the oversight of the Company’s ERM processes.  The chief risk officer may appoint such other officers or establish such other management committees as required for effective risk management and governance, including risk measurement, risk monitoring, risk control or mitigation and risk reporting.  The chief risk officer is also responsible for the maintenance of such procedures, methodologies and guidelines as are necessary to administer the ERM program.

Committee Chairs. The ERM program utilizes fourteen committees as its primary assessment and communication mechanism for the previously identified risks.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication amongst committee members as well as with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company.

Internal Audit. Internal audit is responsible for planning audit activities to periodically reassess the design and operation of key risk management processes and to make periodic evaluations of the ongoing accuracy and effectiveness of the communications from risk owners to senior management and from senior management to the board of directors.

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business unit leaders and executives are responsible for developing the risk assessment for their individual departments, business units and subsidiaries consistent with their operating practices and strategies.  The chief risk officer, management and the board risk committee are then responsible for ensuring that risk is viewed and analyzed from a portfolio

First Financial Bancorp 2012 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

perspective.  Furthermore, interrelated risks should be considered, describing how a single risk or event may create multiple risks and the need for management to develop an entity-level portfolio view of risk.

First Financial’s risk management functional programs identify the objectives, scope, assessment frequency and methodology utilized in the assessment and reporting process.

Risk management programs, in total and in each functional component, accomplish the following:

•	identify risk issues and their respective risk owners;

•	link identified risks and their mitigation to the Company's strategic objectives;

•	evaluate the risks as to their associated likelihood of occurrence and consequences;

•	prioritize the risk issues in regards to the current risk status and trend;

•	provide reports to management and risk owners that will assist them in implementing appropriate risk management processes;

•	assist management in assessing the alternatives for managing the risks;

•	assist management in the development of risk management plans; and

•	track risk management efforts and respond accordingly.

Monitoring and Reporting. The board of directors oversees risk reporting and monitoring through the board risk committee, which meets at least quarterly.  The board risk committee is responsible for establishing tolerance limits for monitoring enterprise-wide key risks.

Management continually reviews and challenges the risks identified as key, as well as the appropriateness of established tolerance limits, and the actions identified as necessary to mitigate key risks.  As circumstances warrant, management will provide recommendations to the board risk committee for changes or adjustments in key risks or tolerance limits.

First Financial believes that communication is fundamental to successful risk management and is based upon a strong partnership between risk management, management and the board of directors.  Productive reporting and dialogue with management across the Company is necessary to ensure collaborative and effective risk management.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the board of directors.

Allowance for loan and lease losses, excluding covered loans: First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to provide for probable loan and lease losses inherent in the portfolio. Actual losses on loans and leases are charged against the allowance for loan and lease losses (allowance), which is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged-off loan is credited back to the allowance. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged off.

For each reporting period, management maintains the allowance at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio; economic conditions; geographic footprint; the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans; and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

See Table 11 – Summary of Allowance for Loan and Lease Losses and Selected Statistics for a summary of activity impacting the allowance and Table 12 – Allocation of the Allowance for Loan and Lease Losses for detail on the composition of the allowance.

30 First Financial Bancorp 2012 Annual Report

2012 vs. 2011. The allowance at December 31, 2012 was $47.8 million or 1.50% of loans, a $4.8 million and 0.27% decline from a balance of $52.6 million or 1.77% of loans at December 31, 2011. Provision for loan and lease loss expense declined $0.1 million to $19.1 million in 2012 from $19.2 million in 2011. Net charge-offs were essentially unchanged at $23.9 million for 2012 and 2011, respectively, while the ratio of net charge-offs as a percentage of average loans outstanding declined to 0.79% in 2012 from 0.84% in 2011.

Net charge-offs for 2012 included approximately $1.1 million of consumer loan charge-offs, primarily home equity loans, resulting from new guidance from the Office of the Comptroller of the Currency (OCC) on troubled debt restructurings (TDRs) during the year. The OCC guidance clarified that loans to consumer borrowers that have been discharged in bankruptcy where the borrower has not reaffirmed the debt are considered TDRs, should be reported as nonaccrual and recorded at the lesser of the remaining loan balance or the fair value of the collateral securing the loan.

While the level of First Financial's net charge-offs were relatively unchanged in 2012 from 2011, the decline in the allowance was primarily related to a decline in reserves related to problem loans that were resolved during 2012. Loan growth also contributed to the decrease in the allowance as a percentage of loans at December 31, 2012 as compared to December 31, 2011. The decline in the allowance is consistent with declines in nonaccrual loans, nonaccrual TDRs and classified assets during 2012. Classified assets, which have declined for nine consecutive quarters, are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse. The continued decline in classified assets reflects further stabilization and moderate improvement in the economic and credit trends that emerged in 2011. See "Asset Quality" below for further discussion of First Financial's credit trends.

The allowance as a percentage of net charge-offs was 199.8% for the year ended December 31, 2012 compared to 220.3% for the year ended December 31, 2011. It is management’s belief that the allowance for loan and lease losses is adequate to absorb probable losses inherent in the loan and lease portfolio at December 31, 2012.

For further discussion of First Financial's allowance for loan and lease losses, see Note 12 of the Notes to Consolidated Financial Statements.

First Financial Bancorp 2012 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 11 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics (Excluding Covered Loans)
(Dollars in thousands)	2012	2011	2010	2009	2008
Transactions in the allowance for loan and lease losses:
Balance at January 1	$52,576	$57,235	$59,311	$35,873	$29,057
Loans charged-off:
Commercial	4,312	3,436	13,324	11,295	5,227
Real estate – construction	2,684	6,279	8,619	12,680	0
Real estate – commercial	11,012	10,382	8,191	4,514	3,526
Real estate – residential	1,814	1,551	1,693	1,315	648
Installment	577	526	1,154	1,468	1,963
Home equity	3,661	2,183	3,499	2,037	1,549
Credit card	1,252	1,441	1,871	1,640	1,724
Lease financing	0	0	0	0	0
Total loans charged off	25,312	25,798	38,351	34,949	14,637

Recoveries of loans previously charged-off:
Commercial	393	762	620	632	654
Real estate – construction	0	32	24	0	0
Real estate – commercial	265	309	1,082	557	99
Real estate – residential	73	45	24	27	25
Installment	323	363	519	857	975
Home equity	115	117	192	16	30
Credit card	227	301	249	213	248
Lease financing	0	0	1	1	12
Total recoveries	1,396	1,929	2,711	2,303	2,043
Net charge-offs	23,916	23,869	35,640	32,646	12,594

Provision for loan and lease losses	19,117	19,210	33,564	56,084	19,410
Balance at December 31	$47,777	$52,576	$57,235	$59,311	$35,873

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.50%	1.77%	2.03%	2.05%	1.34%
Nonperforming loans (1)	2.39%	2.57%	2.84%	2.69%	0.68%

As a percent of average loans, net of unearned income:
Net charge-offs	0.79%	0.84%	1.27%	1.16%	0.47%

Allowance for loan and lease losses to nonperforming loans (1)	62.95%	68.84%	71.62%	76.25%	197.27%

(1) Includes nonaccrual and troubled debt restructurings.

32 First Financial Bancorp 2012 Annual Report

Table 12 • Allocation Of The Allowance For Loan And Lease Losses (Excluding Covered Loans)
	December 31,
	2012		2011		2010		2009		2008
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial	$7,926	27.1%	$10,289	28.9%	$10,138	28.4%	$18,590	27.6%	$12,107	30.1%
Real estate – construction	3,268	2.3%	4,424	3.9%	8,326	5.8%	8,143	8.8%	2,086	8.7%
Real estate – commercial	24,151	44.6%	18,228	41.5%	14,917	40.5%	15,190	37.3%	8,454	31.6%
Real estate – residential	3,599	10.0%	4,994	9.7%	8,907	9.6%	5,308	11.1%	3,715	14.3%
Installment, home equity & credit card	8,464	14.4%	14,516	15.4%	14,888	15.6%	12,079	15.2%	9,508	15.3%
Lease financing	369	1.6%	125	0.6%	59	0.1%	1	0.0%	3	0.0%
Total	$47,777	100.0%	$52,576	100.0%	$57,235	100.0%	$59,311	100.0%	$35,873	100.0%

Table 13 • Nonperforming Assets (Excluding Covered Assets)
	December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Nonaccrual loans	$50,930	$54,299	$62,302	$71,657	$17,981
Troubled debt restructurings
Accruing	10,856	4,009	3,508	679	204
Nonaccrual	14,111	18,071	14,105	5,446	0
Other real estate owned (OREO)	12,526	11,317	17,907	4,145	4,028
Total nonperforming assets	$88,423	$87,696	$97,822	$81,927	$22,213

Nonperforming assets as a percent of total loans plus OREO	2.77%	2.94%	3.45%	2.83%	0.83%

Accruing loans past due 90 days or more	$212	$191	$370	$417	$138

Classified assets	$129,040	$162,372	$202,140	$163,451	$67,393

Allowance for loan and lease losses, covered loans: All loans acquired in the 2009 Peoples and Irwin acquisitions were covered by loss sharing agreements with the FDIC whereby the FDIC reimburses First Financial for the majority of the losses incurred. In accordance with the accounting guidance for business combinations, there was no allowance brought forward on covered loans as any credit deterioration evident in the loans at the time of acquisition was included in the determination of the fair value of the loans at the acquisition date. Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the remaining term of the loan. The majority of the nonaccretable balance is expected to be received from the FDIC through the loss sharing agreements and is recorded as a separate indemnification asset from the covered loans and reflected on the Consolidated Balance Sheets.

The majority of covered loans are accounted for under FASB ASC Topic 310-30, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial grouped acquired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense, and a related allowance for loan and lease losses on covered loans, on a discounted basis during the period. Estimated reimbursements due from the FDIC under loss share agreements related to any declines in expected cash flows for a pool of loans are recorded as noninterest income and an increase to the FDIC indemnification asset in the same period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool and a related adjustment to the yield on the FDIC indemnification asset. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. First Financial

First Financial Bancorp 2012 Annual Report 33

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

recognized provision expense related to impairment in the expected cash flows on certain covered loans, as well as enhanced yields reflecting improved cash flow expectations on other covered loans during 2012 and 2011.

2012 vs. 2011. The allowance for loan and lease losses on covered loans was $45.2 million and $42.8 million at December 31, 2012 and 2011, respectively. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements was recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset during 2012 and 2011.

First Financial views the combination of provision expense on covered loans, losses on covered OREO and loss sharing expense, net of the related reimbursements due under loss sharing agreements recorded as FDIC loss sharing income, as the net credit costs associated with covered assets during the period. Net credit costs decreased $6.8 million or 44.8% during 2012, from $15.2 million at December 31, 2011 to $8.4 million at December 31, 2012.

Table 14 • Summary Of Allowance For Loan And Lease Losses and Selected Statistics (Covered Loans)
(Dollars in thousands)	2012	2011	2010
Transactions in the allowance for loan and lease losses:
Balance at January 1	$42,835	$16,493	$0
Loans charged-off:
Commercial	12,876	9,728	16,518
Real estate-construction	2,871	2,749	3,333
Real estate-commercial	12,974	25,746	16,507
Real estate-residential	1,296	1,650	8,142
Installment and other consumer financing	3,890	5,731	2,492
Total loans charged off	33,907	45,604	46,992

Recoveries of loans previously charged-off:
Commercial	2,153	1,013	338
Real estate-construction	61	527	2
Real estate-commercial	2,767	5,391	0
Real estate-residential	17	71	0
Installment and other consumer financing	361	863	1
Total recoveries	5,359	7,865	341
Net charge-offs	28,548	37,739	46,651

Provision for loan and lease losses	30,903	64,081	63,144
Balance at December 31	$45,190	$42,835	$16,493

Table 15 • Allocation Of The Allowance For Loan And Lease Losses (Covered Loans)
	December 31,
	2012		2011		2010
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at end of period applicable to:
Commercial	$19,136	13.7%	$19,160	18.6%	$8,787	22.6%
Real estate-commercial	22,918	63.6%	21,930	62.1%	7,213	60.6%
Real estate-residential	2,599	13.5%	1,396	11.5%	232	9.9%
Installment, home equity, & other	537	9.2%	349	7.8%	261	6.9%
Total	$45,190	100.0%	$42,835	100.0%	$16,493	100.0%

34 First Financial Bancorp 2012 Annual Report

Table 16 • Nonperforming Assets (Covered Assets)

	December 31,
(Dollars in thousands)	2012	2011	2010	2009
Nonaccrual loans	$11,722	$11,160	$19,755	$16,415
Other real estate owned (OREO)	28,862	44,818	35,257	12,916
Total nonperforming assets	$40,584	$55,978	$55,012	$29,331

Accruing loans past due 90 days or more	$31	$107	$9	$1

ASSET QUALITY

Excluding covered assets: Due to the significant difference in the accounting for covered loans and the loss sharing agreements with the FDIC, management believes that asset quality measures excluding covered assets are generally more meaningful. Therefore, management has included asset quality measures that exclude covered loans in tables 11 and 13.

Nonperforming assets consist of nonaccrual loans, TDRs and OREO. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are placed on nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as insufficient collateral value. The accrual of interest income is discontinued and previously accrued but unpaid interest is reversed when a loan is placed in nonaccrual status.

Loans are classified as TDRs when the borrower is experiencing financial difficulties and management grants concessions to the debtor that it would not otherwise consider in order to protect its investment. TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement. OREO represents properties primarily acquired by First Financial through loan defaults by borrowers.

See Table 13 – Nonperforming Assets (Excluding Covered Assets) for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2012 vs. 2011. Total nonperforming assets increased $0.7 million to $88.4 million at December 31, 2012 from $87.7 million at December 31, 2011, primarily due to a $3.4 million decline in nonaccrual loan balances offset by a $2.9 million increase in TDRs and a $1.2 million increase in OREO.

The decline in nonaccrual loan balances during 2012 relates to resolution strategies, including collections, writedowns, transfers to OREO and charge-offs, as well as some migration to TDRs as a result of loan modifications. The $2.9 million increase in TDRs during 2012 was driven primarily by renewals and term extensions of loans in various stages of resolution. While the overall level of TDRs increased in 2012, the increase related entirely to a $6.9 million increase in accruing TDRs during the year. The level of TDRs on nonaccrual status declined $4.0 million during 2012. The increase in OREO during 2012 was the result of $9.3 million of additions during the year partially offset by the resolution and sale of $5.5 million of commercial and residential real estate property and $2.6 million of valuation write-downs.

First Financial's nonperforming assets at December 31, 2012 were also impacted by $2.3 million of additions as a result of the OCC guidance on TDRs previously discussed as well as a $7.0 million single commercial relationship placed on nonaccrual late in 2012 where the Company believes the total exposure is collateralized substantially in excess of the outstanding loan balance. Absent these items, nonperforming assets decreased $8.6 million or 9.8% when compared to December 31, 2011.

The level of First Financial's nonperforming loans as a percentage of total loans declined to 2.39% at December 31, 2012 from 2.57% at December 31, 2011 as a result of growth in the loan portfolio during 2012. Additionally, the Company continued to experience declines in classified asset balances throughout 2012, decreasing $33.3 million or 20.5% to $129.0 million at December 31, 2012 from $162.4 million at December 31, 2011.

As a result of significant declines in real estate values over the past few years, First Financial actively monitors industry and portfolio-specific credit trends affecting the Company's construction real estate, commercial real estate, residential real estate and home equity loan portfolios. First Financial experienced a $41.5 million or 36.1% decline in construction real estate loan

First Financial Bancorp 2012 Annual Report 35

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

balances during 2012. First Financial continues to restrict real estate construction lending due to excess supply and declining property values in recent years.

First Financial experienced $183.9 million or 14.9% growth in commercial real estate loan balances during 2012. While the commercial real estate sector continues to experience stress as a result of elevated vacancy levels, lower rents and depressed property values, First Financial believes its current underwriting criteria coupled with active credit monitoring of loan relationships provides adequate oversight of the commercial real estate loan portfolio. The type, age, condition and location of commercial real estate properties, as well as any environmental risks associated with the properties, are considered in the underwriting process for both owner-occupied and investment properties. Credit risk is mitigated by limiting total credit exposure to individual borrowers or groups of borrowers and by requiring borrowers to have adequate down payments or cash equity, thereby limiting the loan balance in relation to the market value of the property. First Financial also regularly reviews borrowers' financial performance, makes periodic site visits to financed properties and monitors the factors in the Company's markets that influence real estate collateral values such as rental rates, occupancy trends and capitalization rates. At December 31, 2012, 92.3% of First Financial's commercial real estate loan balances were considered pass-rated credits.

First Financial experienced $30.2 million or 10.5% growth in its residential real estate loan portfolio in 2012. While First Financial continues to sell the majority of residential real estate originations into the secondary market, the Company believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores and loan-to-value ratios provides adequate oversight.

First Financial experienced $8.5 million or 2.4% growth in its home equity lending portfolio in 2012. From an industry perspective, it is likely home equity lending will continue to experience stress as borrowers remain under pressure and property values remain volatile in the current economic environment. However, First Financial's origination practices for home equity lending keep both the credit decision and the documentation under the control of First Financial associates. Additionally, the Company believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-to-value ratios, line size and usage provides adequate oversight. At December 31, 2012, approximately 94.9% and 84.1% of the outstanding home equity lines had credit line sizes of less than $100,000 and $50,000 respectively, and had an average outstanding balance of approximately $30,000. First Financial maintains a strong pricing discipline for its home equity line product and does not sacrifice credit quality for growth. Approximately 91% and 90% of First Financial’s home equity line originations had credit scores of 700 or better at origination in 2012 and 2011, respectively.

While economic conditions in the markets in which First Financial operates were improved in 2012, significant challenges to a broad and sustained economic recovery remain, including elevated vacancy rates, lower rents, depressed property values, persistently high unemployment rates and uncertainties regarding U.S. fiscal policies. As a result, management expects credit quality trends could be volatile in future periods until economic conditions exhibit consistent improvement, including sustained declines in unemployment rates, further stabilization of property values, higher levels of business and consumer confidence and a more certain fiscal policy environment. However, management remains cautiously optimistic that gradual improvements in unemployment rates, delinquency rates and loan demand, as well as further stabilization or improvement in property values, will continue and that credit quality trends will improve further in 2013.

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

2012 vs. 2011. First Financial had $11.7 million of covered nonaccrual loans, excluding loans accounted for under FASB ASC Topic 310-30, and $28.9 million of covered OREO at December 31, 2012. First Financial had $11.2 million of covered nonaccrual loans, excluding loans accounted for under FASB ASC Topic 310-30, and $44.8 million of covered OREO at December 31, 2011. First Financial had covered loans 90 days past due and still accruing, excluding loans accounted for under FASB ASC Topic 310-30, of $0.03 million at December 31, 2012 and $0.1 million at December 31, 2011.

36 First Financial Bancorp 2012 Annual Report

LIQUIDITY

Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, shareholder dividends, expenses of its operations and capital expenditures. Liquidity is monitored and closely managed by First Financial’s Asset and Liability Committee (ALCO), a group of senior officers from the lending, deposit gathering, finance, risk management and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified and management response plans are in place. This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including modeling and management reporting that identifies the amounts and costs of all available funding sources. These sources are periodically tested for funding availability.

Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities, access to wholesale funding sources and collateralized borrowings. First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. The deposit base is diversified among individuals, partnerships, corporations, public entities and geographic markets. This diversification helps First Financial minimize dependence on large concentrations of wholesale funding sources.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $25.5 million for 2012, $23.5 million for 2011 and $22.8 million for 2010. First Financial acquired $10.4 million of fixed assets at estimated fair value as part of the 2011 banking center acquisitions. In addition, remodeling is a planned and ongoing process given First Financial’s 124 banking centers. Material commitments for capital expenditures as of December 31, 2012, were $13.0 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

First Financial had pledged certain eligible residential and farm real estate loans, home equity lines of credit and certain government and agency securities, totaling $1.6 billion as collateral for borrowings to the FHLB as of December 31, 2012. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

From time to time, First Financial utilizes its short-term line of credit and longer-term advances from the FHLB as funding sources. The Company had $502.0 million in short-term borrowings from the FHLB as of December 31, 2012. The Company had no short-term borrowings from the FHLB as of December 31, 2011. Total long-term borrowings from the FHLB were $9.4 million and $11.5 million at December 31, 2012 and 2011, respectively. First Financial's total remaining borrowing capacity from the FHLB at December 31, 2012 was $288.1 million.

The principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as available-for-sale totaled $1.0 billion at December 31, 2012. Securities classified as held-to-maturity that are maturing within a short period of time are also a source of liquidity and totaled $0.5 million at December 31, 2012. In addition, other types of assets such as cash and due from banks and federal funds sold, as well as loans maturing within one year, are sources of liquidity.

At December 31, 2012, in addition to liquidity on hand of $158.8 million, First Financial had unused and available overnight wholesale funding of approximately $2.4 billion, or approximately 37.1% of total assets, to fund loan and deposit activities as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $73.8 million, $48.7 million and $60.7 million for the years 2012, 2011 and 2010, respectively. As of December 31, 2012, First Financial’s subsidiaries had retained earnings of $350.3 million of which $29.1 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $106.2 million in cash as of December 31, 2012, which is approximately two times the Company’s annual base shareholder dividend (currently $0.60 per share) and operating expenses.

During the fourth quarter of 2012, First Financial announced that the board of directors approved a share repurchase plan under which First Financial has the ability to repurchase up to 5,000,000 shares. Under the plan, the Company repurchased 460,500 shares in 2012 at an average price of $14.78. First Financial had no common stock repurchase activity under publicly announced plans in 2011 or 2010. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

First Financial Bancorp 2012 Annual Report 37

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Until its prepayment during 2011, First Financial made quarterly interest payments on its junior subordinated debentures owed to its unconsolidated subsidiary trust. The trust preferred securities were redeemed on June 30, 2011 and, therefore, there was no interest expense associated with the junior subordinated debentures for the last six months of 2011 or for all of 2012. Interest expense associated with the junior subordinated debenture was $0.4 million and $1.2 million for the years 2011 and 2010, respectively.

MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates and equity prices. The primary source of market risk for First Financial is interest rate risk. Interest rate risk is the risk to earnings and the value of equity arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of First Financial's interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, re-priced or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates. First Financial's board of directors establishes policy limits with respect to interest rate risk. First Financial's ALCO oversees market risk management, monitoring risk measures, limits and policy guidelines for managing the amount of interest rate risk and its effect on net interest income and capital.

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

Interest rate risk for First Financial's Consolidated Balance Sheets consists of repricing, option and basis risks.  Repricing risk results from differences in the maturity, or repricing, of interest-bearing assets and liabilities.  Option risk in financial instruments arises from embedded options such as loan prepayments, early withdrawal of certificates of deposits and calls on investments and debt instruments that are primarily driven by third party or client behavior.  Basis risk refers to the potential for changes in the underlying relationship between market rates or indices, which subsequently result in a narrowing of the net interest margin.  Basis risk is also present in managed rate liabilities, such as interest-bearing checking accounts and savings accounts, where historical pricing relationships to market rates may change due to the level or directional change in market interest rates or competitive pressures.

Table 17 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2012 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no set maturity are estimated according to historical experience of cash flows and current expectations of client behaviors. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to the one-month LIBOR or Prime plus a spread.

The interest rate risk position is measured and monitored using income simulation models and economic value of equity (EVE) sensitivity analysis that capture both short-term and long-term interest rate risk exposure. Income simulation involves forecasting net interest income (NII) under a variety of interest rate scenarios including instantaneous shocks. First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest rate scenarios.

38 First Financial Bancorp 2012 Annual Report

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2012, assuming immediate, parallel shifts in interest rates:

	% Change from Base Case for Immediate Parallel Changes in Rates
	-100 BP (1)	+100 BP	+200 BP
NII - Year 1	(6.12)%	(0.21)%	1.13%
NII - Year 2	(7.58)%	3.77%	7.51%
EVE	(16.47)%	0.71%	6.98%

(1) Because certain current interest rates are at or below 1.00%, the 100 basis point downward shock assumes that certain corresponding interest rates approach an implied floor that, in effect, reflects a decrease of less than the full 100 basis point downward shock.

Modeling the sensitivity of NII and EVE to changes in market interest rates is highly dependent on the assumptions incorporated into the modeling process.  These assumptions are periodically reviewed in the context of balance sheet changes, product offerings, external economic factors and anticipated client behavior.  First Financial modified its net interest income base-case scenario by assuming a static balance sheet utilizing market expectations of interest rates in forward periods during the first quarter 2012, whereas previously the Company's base-case scenario incorporated balance sheet growth while utilizing static interest rates. In addition, the Company internally evaluates the impact of yield curve twist scenarios (i.e. flattening, steepening and inversions of the yield curve) on NII and EVE. First Financial's projected results for near-term earnings at risk indicates a risk-neutral position. Long-term EVE modeling indicates the Company has modest asset sensitivity.  First Financial is managing its balance sheet with a near-term bias toward a risk-neutral position given the outlook for future interest rates.

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

The interest rate risk analysis provides a framework as to what First Financial's overall sensitivity is as of the Company's most recent reported position. Management strategies may impact future reporting periods, as actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes, the difference between actual experience and the characteristics assumed, as well as changes in portfolio composition and market conditions.  Market based and historical experience prepayment speeds are factored into the analysis for loan and securities portfolios.  Deposit premiums and rate sensitivity for transactional deposit accounts are modeled based on both historical experience and external industry studies. Due to the current low interest rate environment, funding rates on deposit and wholesale funding instruments were not reduced below 0.0% in the down 100 basis point scenario. First Financial continues to refine the assumptions used in its interest rate risk modeling.

First Financial Bancorp 2012 Annual Report 39

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 17 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2013	2014	2015	2016	2017	Thereafter	Total	2012
Rate sensitive assets
Fixed interest rate loans (1)	$291,752	$188,174	$171,428	$166,054	$183,823	$267,597	$1,268,828	$1,280,279
Average interest rate	5.17%	5.31%	5.65%	5.47%	5.17%	4.83%	5.22%
Variable interest rate loans (1)	504,623	197,172	160,914	174,991	183,938	657,077	1,878,715	1,881,097
Average interest rate	3.95%	3.75%	4.66%	3.75%	3.51%	4.08%	3.97%
Covered loans	247,485	113,577	61,267	50,242	43,868	186,487	702,926	713,797
Average interest rate (2)	3.27%	5.59%	5.78%	4.94%	5.59%	5.54%	4.80%
Fixed interest rate securities	22,012	123,730	376,125	330,922	127,976	382,363	1,363,128	1,382,274
Average interest rate	4.64%	2.26%	2.15%	2.12%	2.14%	2.71%	2.35%
Variable interest rate securities	1,300	33,798	55,074	115,760	69,397	235,886	511,215	499,788
Average interest rate	1.28%	0.34%	2.46%	1.29%	1.90%	2.10%	1.81%
Other earning assets	24,341	0	0	0	0	0	24,341	24,341
Average interest rate	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%
FDIC indemnification asset	35,139	55,920	6,447	6,187	5,939	9,975	119,607	106,380
Average interest rate	(5.17)%	(5.17)%	(5.17)%	(5.17)%	(5.17)%	(5.17)%	(5.17)%

Rate sensitive liabilities
Noninterest-bearing checking	1,102,774	0	0	0	0	0	1,102,774	1,102,774
Savings and interest-bearing checking	278,443	2,505,986	0	0	0	0	2,784,429	2,784,429
Average interest rate	0.10%	0.10%	0.00%	0.00%	0.00%	0.00%	0.10%
Time deposits	715,266	137,640	96,502	59,175	49,862	10,192	1,068,637	1,072,201
Average interest rate	1.48%	1.39%	0.33%	1.52%	0.85%	1.52%	1.34%
Fixed interest rate borrowings	566,422	29,249	26,206	1,206	1,206	2,913	627,202	630,941
Average interest rate	0.27%	3.48%	3.56%	3.93%	3.93%	3.29%	0.58%
Variable interest rate borrowings	72,570	0	0	0	0	0	72,570	72,570
Average interest rate	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%

Interest Rate Derivatives
Interest rate swaps
Fixed to variable	1,974	915	3,754	4,537	1,035	524	12,739	(2,288)
Average pay rate (fixed)	6.55%	6.78%	6.73%	6.97%	6.93%	6.93%	6.82%
Average receive rate (variable)	2.50%	2.34%	2.37%	2.06%	2.45%	2.74%	2.30%

Variable to fixed	0	0	0	0	0	35,000	35,000	(229)
Average pay rate (fixed)	0.00%	0.00%	0.00%	0.00%	0.00%	4.02%	4.02%
Average receive rate (variable)	0.00%	0.00%	0.00%	0.00%	0.00%	3.25%	3.25%

(1) Includes loans held for sale, but excludes covered loans.
(2) Represents average contractual interest rates.

OPERATIONAL RISK

As with most companies, First Financial is subject to operational risk in the products and services offered and in every business line. Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls and external influences such as market conditions, fraudulent activities, disasters and security risks. First Financial continuously strives to

40 First Financial Bancorp 2012 Annual Report

strengthen the Company’s system of internal controls, operating processes and employee awareness to assess the impact on earnings and capital and to improve the oversight of operational risk.

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

STRATEGIC AND REPUTATION RISK

Strategic risk represents the risk of loss due to failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products and any other event not identified in the defined risk types previously mentioned. Strategic risk focuses on analyzing factors that affect the direction of the institution or improper implementation of decisions.

Reputation risk represents the risk of loss due to impairment of earnings and capital from negative publicity. This affects the ability of First Financial to establish new relationships or services or to continue servicing existing relationships. Reputation risk is recognized by the potential effect that public opinion could have on First Financial's franchise value.

Mitigation of the various risk elements that represent strategic and reputation risk is achieved through initiatives to help First Financial better understand and report on the various risks it faces each day, including those related to the development of new products and business initiatives as well as the growth in social media.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Plan assets are administered by First Financial’s Wealth Management division and primarily consist of equity and debt mutual funds, as well as money market funds. The pension plan does not own any shares of First Financial common stock, directly or through an equity fund.

The significant assumptions used in the valuations and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. The discount rate assumption was determined using published December 31, 2012 corporate bond indices, projected cash flows of the pension plan and comparisons to external industry surveys for reasonableness. The overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns. The expected return on plan assets was 7.5% for 2012 and 2011. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The assumed rate of compensation increase, 3.5%, is compared to historical increases for plan participants.

In the event that staff reductions and turnover reach certain levels, particularly as a result of First Financial's efficiency plan and/or other associate-related actions, it is possible that the Company could incur pension settlement charges in future periods. Pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are determined in accordance with FASB ASC Topic 715, Compensation-Retirement Benefits.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2012, assuming shifts in the significant assumptions:

	Discount Rate		Expected Return on Plan Assets		Rate of Compensation Increase
	-100 basis	+100 basis	-100 basis	+100 basis	-100 basis	+100 basis
(Dollars in thousands)	points	points	points	points	points	points
Change in Projected Benefit Obligation	$10,080	$(8,034)	N/A	N/A	$(1,267)	$1,439
Change in Pension Expense	$567	$(474)	$1,207	$(1,207)	$(297)	$348

As a result of the plan's funded status and related actuarial projections in 2012, First Financial recorded pension income in the Consolidated Statements of Income of $0.5 million and $1.3 million, for 2012 and 2011, respectively. First Financial recorded

First Financial Bancorp 2012 Annual Report 41

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

pension expense of $2.0 million for 2010.  First Financial made no cash contributions to fund the pension plan in 2012 or 2011. However, the Company made cash contributions to the plan totaling $60.0 million in 2010. First Financial does not expect to make a cash contribution to its pension plan in 2013. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

Table 18 • Contractual Obligations as of December 31, 2012
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$2,109	$3,514	$2,647	$2,203	$10,473
National Market Repurchase Agreement	14,507	54,803	0	0	69,310
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	7,491	15,820	8,780	15,605	47,696
Total	$24,107	$74,137	$11,427	$18,583	$128,254

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations for Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes that, as of December 31, 2012, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2012 and December 31, 2011, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth by regulation. There have been no conditions or events since those notifications that management believes has changed the Company’s category.

First Financial’s Tier I capital is comprised of total shareholders’ equity less unrealized gains and losses on investment securities available-for-sale, any amounts recorded within accumulated other comprehensive income (loss) resulting from the application of FASB ASC Topic 715, Compensation – Retirement Benefits, intangible assets and any valuation adjustments related to mortgage servicing rights. Prior to June 30, 2011, First Financial's Tier I capital included junior subordinated debentures which were redeemed on June 30, 2011. Total risk-based capital consists of Tier I capital plus qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for Total risk-based capital, including intangible assets and non-qualifying mortgage servicing rights and allowance for loan and lease losses.

First Financial's Tier I and Total capital ratios were negatively impacted by the increase in risk weighted assets during 2012 primarily as a result of declines in lower risk weighted covered assets offset by increases in uncovered loans and the investment securities portfolio. First Financial's Leverage ratio was positively impacted by the decline in average assets in 2012. Contributions to shareholders’ equity from earnings were limited in 2012 and 2011 as a result of the Company's variable dividend payout as discussed below.

First Financial has consistently maintained regulatory capital ratios at or above the level that results in its classification as “well-capitalized.” For further detail on capital ratios, see Note 17 of the Notes to Consolidated Financial Statements.

42 First Financial Bancorp 2012 Annual Report

Table 19 • Capital Adequacy
	December 31,
(Dollars in thousands)	2012	2011
Consolidated capital calculations
Common stock	$579,293	$579,871
Retained earnings	330,004	331,351
Accumulated other comprehensive loss	(18,677)	(21,490)
Treasury stock, at cost	(180,195)	(177,511)
Total shareholders' equity	710,425	712,221
Goodwill	(95,050)	(95,050)
Other intangibles	(7,648)	(10,844)
Total tangible equity	$607,727	$606,327
Total assets	$6,497,048	$6,671,511
Goodwill	(95,050)	(95,050)
Other intangibles	(7,648)	(10,844)
Total tangible assets	$6,394,350	$6,565,617
Tier 1 capital	$637,176	$636,836
Total capital	$686,961	$683,255
Total risk-weighted assets	$3,904,096	$3,645,403
Average assets (1)	$6,219,035	$6,453,040

Regulatory capital
Tier 1 ratio	16.32%	17.47%
Total capital ratio	17.60%	18.74%
Leverage ratio	10.25%	9.87%

Other capital ratios
Total shareholders' equity to ending assets	10.93%	10.68%
Total tangible shareholders' equity to ending tangible assets	9.50%	9.23%

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

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 101.72%, 67.24% and 39.60% for the years 2012, 2011 and 2010, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations.

In April 2012, First Financial announced that it would increase the regular quarterly cash dividend to common shareholders to $0.15 per common share from the previous $0.12 per common share. Further, the Company announced that future dividend payments are expected to consist of the higher regular dividend and continuation of the previously announced variable dividend through 2013 unless the Company's capital position materially changes or capital deployment opportunities arise. This combined dividend represents a 100% payout of quarterly earnings.

In January 2011, First Financial announced that it would increase the quarterly cash dividend to common shareholders. The quarterly cash dividend was increased to $0.12 per share from the previous $0.10 per share and was consistent with the board

First Financial Bancorp 2012 Annual Report 43

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

of directors’ long-term target dividend payout range of between 40% and 60% of normalized earnings available to common shareholders.

In July 2011, First Financial announced that the board of directors authorized a 100% dividend payout ratio consisting of two parts: a regular dividend of $0.12 per share based on the stated payout ratio of 40% to 60% of earnings and a variable dividend that would equal the remainder of the quarterly earnings.

Dividend decisions are evaluated quarterly by the Company's board of directors in the context of numerous factors, and the board will evaluate the regular dividend for increase only when such an increase is sustainable.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. Under the plan, the Company expects to repurchase approximately 1,000,000 common shares annually beginning in the fourth quarter 2012. This annual target will be subject to market conditions and quarterly evaluation by the board as well as balance sheet composition and growth. The share repurchase plan is not expected to impact the variable dividend and as a result the return of capital to shareholders is expected to exceed 100% of earnings through 2013. Subsequent to the expiration of the variable dividend, the Company expects to return to shareholders a target range of 60% - 80% of earnings through a combination of its regular dividend and share repurchases while still maintaining capital ratios that exceed internal target thresholds, current regulatory capital requirements and proposed capital requirements under the Basel Committee on Banking Supervision's final framework for strengthening international capital and liquidity regulation released in December 2010 (Basel III). The Company repurchased 460,500 shares under this plan during 2012. At December 31, 2012, 4,539,500 shares remained available for purchase under this repurchase plan.

On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that were granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The repurchase plan approved by the board of directors in 2000, and amended in 2007, was terminated with the approval of the share repurchase plan announced in October 2012 discussed above.

Shareholders Equity. Total shareholders’ equity at December 31, 2012 was $710.4 million compared to total shareholders’ equity at December 31, 2011 of $712.2 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 of the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses, covered loans, FDIC indemnification asset, goodwill, pension and income taxes.

Allowance for loan and lease losses, excluding covered loans. First Financial maintains the allowance for loan and lease losses at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	probability of default;

•	loss given default;

•	exposure at date of default;

•	amounts and timing of expected future cash flows on impaired loans;

•	value of collateral;

•	historical loss exposure; and

•	the effects of changes in economic conditions that may not be reflected in historical results.

44 First Financial Bancorp 2012 Annual Report

To the extent actual outcomes differ from management’s estimates, additional provision for credit losses may be required that would impact First Financial’s operating results. The Credit Risk section of this annual report provides management’s analysis of the allowance for loan and lease losses.

Covered loans. Loans acquired in FDIC-assisted transactions are covered under loss sharing agreements. Covered loans were recorded at fair value at acquisition. First Financial evaluates purchased loans for impairment in accordance with the provisions of FASB ASC Topic 310-30. First Financial accounts for covered loans under FASB ASC Topic 310-30 except for loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method.

The initial fair values of covered loans, as well as the periodic re-valuation of covered loans accounted for under FASB ASC Topic 310-30, are based on a discounted cash flow methodology that considers various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan is amortizing, and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. For purposes of estimating the values of covered loans, the loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. Generally the determination of the initial fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the expected life of the loan. The nonaccretable portion of the write-down in the value of the loans represents expected credit impairment on the loans and is only recognized in income if the payments on the loan exceed the recorded fair value of the loan.

The periodic re-valuation of covered loans accounted for under FASB ASC Topic 310-30 includes estimating expected cash flows based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Any decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	probability of default;

•	loss given default;

•	exposure at date of default;

•	amounts and timing of expected future cash flows on impaired loans;

•	value of collateral;

•	historical loss exposure; and

•	the effects of changes in economic conditions that may not be reflected in historical results.

To the extent actual outcomes differ from management’s estimates, additional provision for credit losses on covered loans may be required that would impact First Financial’s operating results, net of the related reimbursements due under loss sharing agreements recorded as FDIC loss sharing income. The Credit Risk section of this annual report provides management’s analysis of the allowance for loan and lease losses on covered loans.

Allowance for loan and lease losses, covered loans. First Financial maintains an allowance for loan and lease losses on covered loans. For loans accounted for under FASB ASC Topic 310-30, expected cash flows are re-estimated periodically with any decline in expected cash flows recorded as provision expense on a discounted basis during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

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

First Financial Bancorp 2012 Annual Report 45

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

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

Reimbursement requests are submitted to the FDIC on a monthly basis for single family residential covered loans and on a quarterly basis for all other covered loans. As of December 31, 2012, the reimbursement claims submitted by First Financial to the FDIC had been reimbursed on a timely basis.

Goodwill. Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. FASB ASC Topic 350, Intangibles – Goodwill and Other, requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset-based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial’s annualized earnings are compared to equity to provide an implied book value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples for which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted cash flows of First Financial’s assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the Company, including goodwill, and is compared to the Company’s book value. An implied fair value that exceeds the Company’s book value is an indication that goodwill is not impaired. If First Financial’s book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial’s 2012 analysis, no impairment charges were required.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices, projected cash flows of the pension plan and comparisons to external industry surveys for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets and a consensus of estimates of expected future returns from similarly managed portfolios while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and can impact First Financial’s operating results.

Income Taxes. First Financial evaluates and assesses the relative risks and appropriate tax treatment of transactions after considering statutes, regulations, judicial precedent and other information, and maintains tax accruals consistent with its evaluation of these relative risks. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period’s income tax expense and can be material to the Company's operating results.

First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  These evaluations are inherently subjective as they require material estimates and may be susceptible to significant change.  Provisions for tax reserves, if any, are included in income tax expense in the Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ''Act''). In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or

46 First Financial Bancorp 2012 Annual Report

loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors and statements of future economic performances and statements of assumptions underlying such statements. Words such as ''believes,'' ''anticipates,'' “likely,” “expected,” ''intends,'' and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management's analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

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

▪	U.S. fiscal debt and budget matters;

▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;

▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);

▪	the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings;

▪	our ability to keep up with technological changes;

▪	failure or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers;

▪	our ability to comply with the terms of loss sharing agreements with the FDIC;

▪
mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings and other acquired subsidiaries;

▪	the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our Company;

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

▪
adverse changes in the creditworthiness of our borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC indemnification asset and related assets covered by FDIC loss sharing agreements;

▪	adverse changes in the securities, debt and/or derivatives markets;

▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪
unpredictable natural or other disasters could have an adverse effect on us in that such events could materially disrupt our operations or our vendors' operations or willingness of our customers to access the financial services we offer;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan and lease losses; and

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

First Financial Bancorp 2012 Annual Report 47

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2012 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

48 First Financial Bancorp 2012 Annual Report

Statistical Information

	2012			2011			2010
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans (1), (4)
Commercial (2)	$827,205	$41,628	5.03%	$811,474	$44,003	5.42%	$751,459	$37,565	5.00%
Real estate-construction	97,278	3,830	3.94%	143,751	5,374	3.74%	198,395	7,621	3.84%
Real estate-commercial	1,303,155	60,963	4.68%	1,155,209	59,905	5.19%	1,120,646	64,015	5.71%
Real estate-residential	315,651	13,658	4.33%	283,346	13,389	4.73%	307,227	15,265	4.97%
Installment and other consumer	457,120	21,824	4.77%	443,054	21,087	4.76%	438,742	21,413	4.88%
Lease financing (2)	29,899	1,420	4.75%	10,536	628	5.96%	72	3	4.17%
Total loans, excluding covered loans	3,030,308	143,323	4.73%	2,847,370	144,386	5.07%	2,816,541	145,882	5.18%
Covered loans and indemnification asset	1,050,114	99,755	9.50%	1,443,365	134,861	9.34%	1,968,896	173,733	8.82%
Investment securities (3)
Taxable	1,657,183	37,664	2.27%	1,134,780	28,239	2.49%	642,831	21,748	3.38%
Tax-exempt (2)	25,638	1,132	4.42%	14,992	1,180	7.87%	19,513	1,437	7.36%
Total investment securities (3)	1,682,821	38,796	2.31%	1,149,772	29,419	2.56%	662,344	23,185	3.50%
Interest-bearing deposits with other banks	36,674	111	0.30%	361,591	1,130	0.31%	459,618	1,568	0.34%
Total earning assets	5,799,917	281,985	4.86%	5,802,098	309,796	5.34%	5,907,399	344,368	5.83%

Nonearning assets
Allowance for loan and lease losses	(100,089)			(97,826)			(64,694)
Cash and due from banks	120,492			115,692			228,539
Accrued interest and other assets	497,861			464,997			414,388
Total assets	$6,318,181			$6,284,961			$6,485,632

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,196,764	1,506	0.13%	$1,191,064	2,954	0.25%	$1,076,403	4,307	0.40%
Savings	1,630,426	2,006	0.12%	1,624,840	5,806	0.36%	1,391,066	8,329	0.60%
Time	1,341,985	21,113	1.57%	1,642,108	32,021	1.95%	2,032,719	45,700	2.25%
Total interest-bearing deposits	4,169,175	24,625	0.59%	4,458,012	40,781	0.91%	4,500,188	58,336	1.30%
Borrowed funds
Short-term borrowings	198,275	262	0.13%	96,060	163	0.17%	47,536	94	0.20%
Long-term debt	75,523	2,702	3.58%	98,185	3,586	3.65%	299,202	8,341	2.79%
Other long-term debt	0	0	N/M	10,169	391	3.85%	20,620	1,221	5.92%
Total borrowed funds	273,798	2,964	1.08%	204,414	4,140	2.03%	367,358	9,656	2.63%
Total interest-bearing liabilities	4,442,973	27,589	0.62%	4,662,426	44,921	0.96%	4,867,546	67,992	1.40%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,035,319			766,366			744,159
Other liabilities	126,172			143,917			190,940
Shareholders' equity	713,717			712,252			682,987
Total liabilities and shareholders' equity	$6,318,181			$6,284,961			$6,485,632
Net interest income and interest rate spread (fully tax equivalent)		$254,396	4.24%		$264,875	4.38%		$276,376	4.43%
Net interest margin (fully tax equivalent)			4.39%			4.57%			4.68%
Interest income and yield		$280,930	4.84%		$308,817	5.32%		$343,502	5.81%
Interest expense and rate		27,589	0.62%		44,921	0.96%		67,992	1.40%
Net interest income and spread		$253,341	4.22%		$263,896	4.36%		$275,510	4.41%
Net interest margin			4.37%			4.55%			4.66%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading and other investments.
(4) Includes loans held-for-sale.
N/M=Not meaningful

First Financial Bancorp 2012 Annual Report 49

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2012, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2012. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2012, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

/s/ Claude E. Davis	/s/ Anthony M. Stollings
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 25, 2013	February 25, 2013

50 First Financial Bancorp 2012 Annual Report

Report of Independent Registered Public Accounting Firm
Report On Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited First Financial Bancorp’s Internal Control Over Financial Reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012 of First Financial Bancorp and our report dated February 25, 2013 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 25, 2013

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2013 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 25, 2013

First Financial Bancorp 2012 Annual Report 51

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2012	2011
Assets
Cash and due from banks	$134,502	$149,653
Interest-bearing deposits with other banks	24,341	375,398
Investment securities available-for-sale, at market value (cost $1,017,104 at December 31, 2012 and $1,421,490 at December 31, 2011)	1,032,096	1,441,846
Investment securities held-to-maturity (market value $778,474 at December 31, 2012 and $2,893 at December 31, 2011)	770,755	2,664
Other investments	71,492	71,492
Loans held for sale	16,256	24,834
Loans:
Commercial	861,033	856,981
Real estate-construction	73,517	114,974
Real estate-commercial	1,417,008	1,233,067
Real estate-residential	318,210	287,980
Installment	56,810	67,543
Home equity	367,500	358,960
Credit card	34,198	31,631
Lease financing	50,788	17,311
Total loans, excluding covered loans	3,179,064	2,968,447
Less: Allowance for loan and lease losses - uncovered	47,777	52,576
Net loans - excluding covered loans	3,131,287	2,915,871
Covered loans	748,116	1,053,244
Less: Allowance for loan and lease losses - covered	45,190	42,835
Net loans – covered	702,926	1,010,409
Total net loans	3,834,213	3,926,280
Premises and equipment	146,716	138,096
Goodwill	95,050	95,050
Other intangibles	7,648	10,844
FDIC indemnification asset	119,607	173,009
Accrued interest and other assets	244,372	262,345
Total assets	$6,497,048	$6,671,511

Liabilities
Deposits:
Interest-bearing demand	$1,160,815	$1,317,339
Savings	1,623,614	1,724,659
Time	1,068,637	1,654,662
Total interest-bearing deposits	3,853,066	4,696,660
Noninterest-bearing	1,102,774	946,180
Total deposits	4,955,840	5,642,840
Federal funds purchased and securities sold under agreements to repurchase	122,570	99,431
Federal Home Loan Bank short-term borrowings	502,000	0
Total short-term borrowings	624,570	99,431
Long-term debt	75,202	76,544
Total borrowed funds	699,772	175,975
Accrued interest and other liabilities	131,011	140,475
Total liabilities	5,786,623	5,959,290

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares Issued - 68,730,731 shares in 2012 and 2011	579,293	579,871
Retained earnings	330,004	331,351
Accumulated other comprehensive loss	(18,677)	(21,490)
Treasury stock, at cost, 10,684,496 shares in 2012 and 10,463,677 shares in 2011	(180,195)	(177,511)
Total shareholders' equity	710,425	712,221
Total liabilities and shareholders' equity	$6,497,048	$6,671,511

See notes to Consolidated Financial Statements.

52 First Financial Bancorp 2012 Annual Report

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2012	2011	2010
Interest income
Loans, including fees	$249,751	$285,689	$306,075
Investment securities
Taxable	37,664	28,239	21,748
Tax-exempt	736	767	934
Total investment securities interest	38,400	29,006	22,682
Other earning assets	(7,221)	(5,878)	14,745
Total interest income	280,930	308,817	343,502
Interest expense
Deposits	24,625	40,781	58,336
Short-term borrowings	262	163	94
Long-term borrowings	2,702	3,586	8,341
Subordinated debentures and capital securities	0	391	1,221
Total interest expense	27,589	44,921	67,992
Net interest income	253,341	263,896	275,510
Provision for loan and lease losses - uncovered	19,117	19,210	33,564
Provision for loan and lease losses - covered	30,903	64,081	63,144
Net interest income after provision for loan and lease losses	203,321	180,605	178,802

Noninterest income
Service charges on deposit accounts	21,215	19,206	22,188
Trust and wealth management fees	13,951	14,340	13,862
Bankcard income	10,028	9,291	8,518
Net gains from sales of loans	4,570	4,258	4,632
Gains on sales of investment securities	3,628	2,541	0
FDIC loss sharing income	35,346	60,888	51,844
Accelerated discount on covered loans	13,662	20,521	29,067
Loss on preferred securities	0	0	(30)
Other	20,021	11,486	16,750
Total noninterest income	122,421	142,531	146,831

Noninterest expenses
Salaries and employee benefits	113,154	106,914	117,363
Net occupancy	20,682	21,410	22,555
Furniture and equipment	9,190	9,945	10,299
Data processing	8,837	5,716	5,152
Marketing	5,550	5,794	5,357
Communication	3,409	3,203	3,908
Professional services	7,269	9,636	9,169
Debt extinguishment	0	0	8,029
State intangible tax	3,899	3,583	4,843
FDIC assessments	4,682	5,676	8,312
Loss-other real estate owned	3,250	3,971	1,163
Loss-covered other real estate owned	2,446	9,224	916
Loss sharing expense	10,725	3,600	615
Other	28,904	29,425	35,999
Total noninterest expenses	221,997	218,097	233,680
Income before income taxes	103,745	105,039	91,953
Income tax expense	36,442	38,300	32,702
Net income	67,303	66,739	59,251
Dividends on preferred stock	0	0	1,865
Income available to common shareholders	$67,303	$66,739	$57,386

Earnings per common share
Basic	$1.16	$1.16	$1.01
Diluted	$1.14	$1.14	$0.99
Average common shares outstanding-basic	57,876,685	57,691,979	56,969,491
Average common shares outstanding-diluted	58,868,792	58,693,205	57,993,078

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2012 Annual Report 53

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands except per share data)	2012	2011	2010
Net income	$67,303	$66,739	$59,251
Other comprehensive income, net of tax:
Unrealized gains (losses) on investment securities arising during the period	133	3,605	(1,160)
Change in retirement obligation	2,798	(12,854)	479
Unrealized (loss) gain on derivatives	(143)	391	(1,322)
Unrealized gain (loss) on foreign currency exchange	25	(588)	446
Other comprehensive income (loss)	2,813	(9,446)	(1,557)
Comprehensive income	$70,116	$57,293	$57,694

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2012 Annual Report 54

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Retained	Accumulated other comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	Shares	Amount	Shares	Amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2010	80,000	$79,195	62,358,614	$490,532	$276,119	$(10,487)	(10,924.793)	$(185,401)	$649,958
Net income					59,251				59,251
Other comprehensive loss						(1,557)			(1,557)
Issuance of common stock			6,372,117	91,224					91,224
Preferred stock-CPP payoff	(80,000)	(79,235)							(79,235)
Cash dividends declared:
Common stock at $0.40 per share					(23,194)				(23,194)
Preferred stock					(1,100)				(1,100)
Discount on preferred stock		40			(805)				(765)
Excess tax benefit on share-based compensation				535					535
Exercise of stock options, net of shares purchased				(1,692)			88,794	1,506	(186)
Restricted stock awards, net of forfeitures				(3,586)			170,245	2,965	(621)
Share-based compensation expense				3,084					3,084
Balances at December 31, 2010	0	0	68,730,731	580,097	310,271	(12,044)	(10,665,754)	(180,930)	697,394

Net income					66,739				66,739
Other comprehensive loss						(9,446)			(9,446)
Cash dividends declared:
Common stock at $0.78 per share					(45,659)				(45,659)
Excess tax benefit on share-based compensation				259					259
Exercise of stock options, net of shares purchased				(485)			23,492	398	(87)
Restricted stock awards, net of forfeitures				(3,935)			178,585	3,021	(914)
Share-based compensation expense				3,935					3,935
Balances at December 31, 2011	0	0	68,730,731	579,871	331,351	(21,490)	(10,463,677)	(177,511)	712,221

Net income					67,303				67,303
Other comprehensive income						2,813			2,813
Cash dividends declared:
Common stock at $1.18 per share					(68,650)				(68,650)
Purchase of common stock							(460,500)	(6,806)	(6,806)
Excess tax benefit on share-based compensation				438					438
Exercise of stock options, net of shares purchased				(1,280)			75,232	1,276	(4)
Restricted stock awards, net of forfeitures				(3,922)			164,449	2,846	(1,076)
Share-based compensation expense				4,186					4,186
Balances at December 31, 2012	0	$0	68,730,731	$579,293	$330,004	$(18,677)	(10,684,496)	$(180,195)	$710,425

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2012 Annual Report 55

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2012	2011	2010
Operating activities
Net income	$67,303	$66,739	$59,251
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	50,020	83,291	96,708
Depreciation and amortization	15,833	11,951	10,978
Stock-based compensation expense	4,186	3,935	3,084
Pension (income) expense	(481)	(1,349)	2,011
Net amortization of premiums/accretion of discounts on investment securities	12,171	5,224	998
Gains on sales of investments securities	(3,628)	(2,541)	0
Loss on trading securities	0	0	30
Originations of loans held for sale	(223,075)	(157,825)	(166,333)
Net gains from sales of loans held for sale	(4,570)	(4,258)	(4,632)
Proceeds from sales of loans held for sale	232,523	166,541	146,029
Deferred income taxes	(14,085)	(14,463)	(11,460)
Decrease (increase) in interest receivable	3,267	(1,438)	8,584
Decrease (increase) in cash surrender value of life insurance	1,422	(805)	(3,819)
Decrease in prepaid expenses	5,321	6,230	4,832
Decrease in indemnification asset	53,402	49,639	64,759
Increase (decrease) in accrued expenses	3,374	(17,422)	7,828
(Decrease) increase in interest payable	(1,686)	(1,853)	757
Contribution to pension plan	0	0	(60,000)
Other	10,537	11,482	25,410
Net cash provided by operating activities	211,834	203,078	185,015

Investing activities
Proceeds from sales of investment securities available-for-sale	240,316	165,153	0
Proceeds from calls, paydowns and maturities of securities available-for-sale	269,236	342,973	168,385
Purchases of securities available-for-sale	(1,022,772)	(1,027,754)	(618,978)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	154,071	12,002	1,288
Purchases of securities held-to-maturity	(7,521)	0	(577)
Net decrease (increase) in interest-bearing deposits with other banks	351,057	(198,446)	85,065
Net (increase) decrease in loans and leases, excluding covered loans	(240,113)	(53,946)	24,746
Net decrease in covered assets	255,905	340,877	374,532
Proceeds from disposal of other real estate owned	35,357	40,994	14,168
Purchases of premises and equipment	(25,502)	(23,541)	(22,789)
Net cash acquired from acquisition	0	620,640	0
Net cash provided by investing activities	10,034	218,952	25,840

Financing activities
Net decrease in total deposits	(687,000)	(310,029)	(204,391)
Net increase in short-term borrowings	525,139	39,589	22,412
Payments on long-term borrowings	(1,313)	(52,308)	(255,486)
Redemption of other long-term debt	0	(20,620)	0
Cash dividends paid on common stock	(67,797)	(35,312)	(22,490)
Cash dividends paid on preferred stock	0	0	(1,100)
Redemption of preferred stock	0	0	(80,000)
Issuance of common stock, net of issuance costs	0	0	91,224
Treasury stock purchase	(6,806)	0	0
Proceeds from exercise of stock options	320	63	272
Excess tax benefit on share-based compensation	438	259	535
Net cash used in financing activities	(237,019)	(378,358)	(449,024)

Cash and Due from Banks:
Net (decrease) increase in Cash and Due from Banks	(15,151)	43,672	(238,169)
Cash and Due from Banks at beginning of year	149,653	105,981	344,150
Cash and Due from Banks at end of year	$134,502	$149,653	$105,981
56 First Financial Bancorp 2012 Annual Report

Consolidated Statements of Cash Flows (continued)

Supplemental disclosures
Interest paid	$29,276	$46,774	$67,235
Income taxes paid	$54,685	$60,438	$45,665
Acquisition of other real estate owned through foreclosure	$29,956	$53,865	$50,714
Issuance of restricted stock awards	$4,943	$4,188	$4,719

Supplemental schedule for investing activities
Acquisitions
Assets acquired - banking center acquisitions	$0	$765,125	$0
Liabilities assumed - banking center acquisitions	0	808,355	0
Goodwill	$0	$43,230	$0

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2012 Annual Report 57

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

Use of estimates. The preparation of Consolidated Financial Statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.

Investment securities. First Financial classifies debt and equity securities into three categories: trading, held-to-maturity and available-for-sale.

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

Investment securities not classified as either held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are recorded at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

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

Realized gains and losses are based on amortized cost of the security sold using the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for potential impairment in fair value. In performing this review, management considers the length of time and extent to which the security’s fair value has been less than amortized cost, the financial condition and near-term prospects of the issuer and the ability and intent of First Financial to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a new and reduced cost basis. The related charge is recorded in the Consolidated Statements of Income.

Other investments include holdings in Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB and FHLB stock are both carried at cost.

Loans held for sale. Loans held for sale may come from two sources: residential real estate loans newly originated for the purpose of sale to third parties and in certain circumstances, previously originated loans that have been specifically identified by management for sale based on predetermined criteria. Loans originated for sale are placed immediately into that category upon origination and are considered to be at fair market value due to the commitment to sell in a short timeframe. Loans transferred to held for sale status are carried at the lower of cost or fair value with any difference charged to the allowance for loan and lease losses. Any subsequent change in carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income.

Loans and leases, excluding covered loans. Loans and leases for which First Financial has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Loan origination and commitment fees

58 First Financial Bancorp 2012 Annual Report

received, as well as certain direct loan origination costs paid, are deferred, and the net amount is amortized as an adjustment to the related loan's yield. Interest income is recorded on an accrual basis. The accrual of interest income is discontinued and previously accrued, but unpaid interest is reversed when a loan is placed in nonaccrual status. Any payments received while a loan is in nonaccrual status are applied as a reduction to the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments is no longer doubtful.

Allowance for loan and lease losses, excluding covered loans. For each reporting period, management maintains the allowance for loan and lease losses at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, is deemed to be uncollectible.

Management's determination of the adequacy of the allowance is based on an assessment of the probable loan and lease losses inherent in the portfolio given the conditions at the time. The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or from the liquidation of collateral, is unlikely.

In the commercial portfolio, which includes time and demand notes, tax-exempt loans and commercial real estate loans, non-homogeneous loan relationships greater than $250,000 that are considered impaired or designated as a troubled debt restructuring (TDR) are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral.

The allowance for non-impaired commercial loans and impaired commercial loan relationships less than $250,000 includes a process of estimating the probable losses inherent in the portfolio by category, based on First Financial's internal system of credit risk ratings and historical loss data. These estimates may also be adjusted for management's estimate of probable losses on specific loan types dependent upon trends in the values of the underlying collateral, delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies and other influencing factors.

Consumer loans are generally evaluated by asset type (i.e., residential real estate, installment, etc.), as these loans exhibit homogeneous characteristics. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating losses inherent in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions and other significant influencing factors. Consumer loans greater than $100,000 whose terms have been modified in a TDR are individually analyzed for estimated impairment.

Covered loans. Loans acquired in Federal Deposit Insurance Corporation (FDIC)-assisted transactions that are initially covered under loss sharing agreements are referred to as covered loans. Covered loans were recorded at their estimated fair value at the time of acquisition. Estimated fair values for covered loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

First Financial evaluates purchased loans for impairment in accordance with the provisions of FASB Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. First Financial is accounting for covered loans under FASB ASC Topic 310-30 except for loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. Loans accounted for under FASB ASC Topic 310-30 are referred to as purchased impaired loans. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all covered purchased impaired loans.

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all purchased impaired loans. The cash

First Financial Bancorp 2012 Annual Report 59

Notes To Consolidated Financial Statements

flows expected to be collected are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period (see "Allowance for loan and lease losses - covered loans" below). Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

In addition to the accretion income discussed above, covered loans impact noninterest income as well. For covered loans that prepay, noninterest income may be recorded related to the recovery of any remaining accretable difference and the net recovery of the value adjustment associated with assumed credit impairment offset by a corresponding valuation adjustment on the FDIC indemnification asset. This scenario can occur either through a loan sale or ordinary prepayments that are typical in a loan portfolio.

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

Allowance for loan and lease losses, covered loans. First Financial maintains an allowance for loan and lease losses on covered loans. For loans accounted for under FASB ASC Topic 310-30, expected cash flows are re-estimated periodically with any decline in expected cash flows recorded as provision expense on a discounted basis during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions and is measured separately from the related assets covered by loss sharing agreements with the FDIC (covered assets) as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification asset represents expected reimbursements from the FDIC for losses on covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at estimated fair values at the time of the FDIC-assisted transaction. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification asset. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset.

Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from 10 to 40 years for building and building improvements; 3 to 10 years for furniture, fixtures and equipment; and 3 to 5 years for software, hardware and data handling equipment. Land improvements are depreciated over 20 years and leasehold improvements are depreciated over the lesser of the base term of the respective lease or the asset useful life. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Maintenance and repairs are charged to operations as incurred.

Goodwill and other indefinite lived intangible assets. Under accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests.

Core deposit intangibles. Core deposit intangibles represent the estimated value of acquired relationships with deposit customers. The estimated fair value of core deposit intangibles are based on a discounted cash flow methodology that gives

60 First Financial Bancorp 2012 Annual Report

appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. Core deposit intangibles are amortized on an accelerated basis over their useful lives.

Other real estate owned (OREO). OREO represents properties primarily acquired by First Financial's bank subsidiary through loan defaults by clients. OREO properties are recorded at the lower of cost or fair value, minus estimated costs to sell, at the date acquired. Management performs periodic valuations to assess the adequacy of the recorded OREO balances. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Other real estate owned – covered (Covered OREO). Covered OREO represents properties primarily acquired by First Financial's bank subsidiary through loan defaults by clients on covered loans. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. Covered OREO properties are recorded at the lower of cost or fair value, minus estimated costs to sell, at the date acquired. Management performs periodic valuations to assess the adequacy of the recorded OREO balances. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income, and, in general, are substantially offset by a related adjustment to the FDIC indemnification asset.

Income taxes. First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest and penalties on income tax assessments or income tax refunds are recognized in the Consolidated Financial Statements as a component of noninterest expense.

Pension. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions. The assumptions used in pension accounting include those related to the discount rates, the expected return on plan assets and the rate of compensation increase.

Derivative instruments. First Financial accounts for its derivative financial instruments in accordance with FASB ASC Topic 815, Derivatives and Hedging. FASB ASC Topic 815 requires all derivative instruments to be carried at fair value on the balance sheet. First Financial designates derivative instruments used to manage interest rate risk as hedging relationships with certain assets or liabilities being hedged.

First Financial utilizes derivative instruments, primarily interest rate swaps, designated as fair value hedges to meet the needs of clients and mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk. As the critical terms of the hedged financial instruments and the derivative instruments coincide, the changes in the fair value of the hedged financial instruments and the derivative instruments offset and the hedges are considered to be highly effective. For interest rate swaps designated as fair value hedges, the fair value of the interest rate swap is recognized on the Consolidated Balance Sheets as either a freestanding asset or liability with a corresponding adjustment to the hedged financial instrument. Subsequent adjustments due to changes in the fair value of a derivative that qualifies as a fair value hedge are offset in current period earnings. Derivative gains or losses not considered effective in hedging the change in fair value of the hedged item, if any, are recognized immediately in the Consolidated Statements of Income.

First Financial utilizes derivative instruments, primarily interest rate swaps, designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. For interest rate swaps designated as cash flow hedges, the fair value of the interest rate swaps is included within accrued interest and other assets on the Consolidated Balance Sheets. Changes in the fair value of the interest rate swap are included in accumulated comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the underlying assets or liabilities, if any, are recognized immediately in the Consolidated Statement of Income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that First Financial will incur a loss because a counterparty fails to meet its contractual obligations. Generally, the credit risk associated with interest rate swaps is significantly less than the notional values associated with these instruments. The notional values represent

First Financial Bancorp 2012 Annual Report 61

Notes To Consolidated Financial Statements

contractual balances on which the calculations of amounts to be exchanged are based. First Financial manages this credit risk through counterparty credit policies.

Stock-based compensation. First Financial grants stock-based awards, including restricted stock awards for and options to purchase the Company’s common stock. Stock option grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. The amortization of stock-based compensation expense reflects estimated forfeitures adjusted for actual forfeiture experience. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, are canceled or expire, First Financial may be required to recognize an adjustment to tax expense.

Earnings per share. Basic net income per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding, unvested shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under First Financial's stock plans and the assumed conversion of common stock warrants, using the treasury stock method.

Cash and Due from Banks. Cash and due from banks consist of currency, coin and cash items due from banks. Cash items due from banks include noninterest bearing deposits held at other banks.

Segments and related information. In 2012, management continued to review operating performance and make decisions as one banking segment in contiguous geographic markets.

2. Recently Adopted and Issued Accounting Standards

In April 2011, the FASB issued an update (ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements), which simplified the accounting for arrangements such as repurchase and securities lending agreements. The collateral maintenance requirement was eliminated from the assessment of effective control, which could result in more transactions being accounted for as secured borrowings rather than sales. The assessment of effective control focuses on a transferor's contractual rights and obligations, not the amount of collateral obtained to repurchase or redeem the transferred financial asset. Under the amended guidance, a transferor maintains effective control over transferred financial assets, and thus accounts for the transfer as a secured borrowing, if there is an agreement that both entitles and obligates the transferor to repurchase the financial assets before maturity and all of the conditions already described in FASB ASC Topic 860, Transfers and Servicing, are met. The provisions of ASU 2011-03 became effective for First Financial for the interim reporting period ended March 31, 2012. This update did not have a material impact on the Consolidated Financial Statements.

In May 2011, the FASB issued an update (ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), which expanded the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy and required disclosure of the level in the fair value hierarchy of items that are not measured at fair value but whose fair value must be disclosed.  It also clarified and expanded upon existing requirements for fair value measurements of financial assets and liabilities as well as instruments classified in shareholders' equity.  The provisions of ASU 2011-04 became effective for First Financial for the interim reporting period ended March 31, 2012. For further detail, see Note 14 – Fair Value Disclosures.

In June 2011, the FASB issued an update (ASU 2011-05, Presentation of Comprehensive Income), which revised the manner in which entities present comprehensive income in their financial statements. This update eliminated the option to present components of other comprehensive income (OCI) as part of the statement of changes in stockholders' equity.  The amendments to the existing standard required that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  Under either method, adjustments must be displayed for items that are reclassified from OCI to net income, in both net income and OCI.  The amendments to the existing standard did not change the option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements.  Additionally, the standard did not affect the calculation or reporting of earnings per share.  The provisions of ASU 2011-05 became effective for First Financial for the interim reporting period ended March 31, 2012. This update resulted in the inclusion of the Consolidated Statements of Comprehensive Income in the Consolidated Financial Statements.

62 First Financial Bancorp 2012 Annual Report

In September 2011, the FASB issued an update (ASU 2011-08, Testing Goodwill for Impairment), to simplify the current two-step goodwill impairment test in FASB ASC Topic 350-20, Intangibles - Goodwill and Other: Goodwill. This update granted entities the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If the entity determined that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would then perform the first step of the goodwill impairment test; otherwise, no further impairment test is required. The provisions of ASU 2011-08 became effective for First Financial for the interim reporting period ended March 31, 2012. This update did not have a material impact on the Consolidated Financial Statements.

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

In July 2012, the FASB issued an update (ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment), which allows an entity testing an indefinite-lived intangible asset for impairment the option of performing a qualitative assessment before calculating the fair value of the asset, similar to the guidance set forth in ASU 2011-08. This update also addresses circumstances that an entity should consider in interim periods, but does not remove the requirement for testing of indefinite-lived intangible assets for impairment annually and between annual tests if there is a change in events and circumstances. The provisions of ASU 2012-02 become effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In October 2012, the FASB issued an update (ASU 2012-06, Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution), which clarifies the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. When a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government-assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets). The provisions of ASU 2012-06 shall be effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. As First Financial's accounting for FDIC indemnification assets is consistent with the guidance in ASU 2012-06, the Company does not anticipate this update will have a material impact on its Consolidated Financial Statements.

3. Business Combinations

On September 23, 2011, First Financial Bank completed the purchase of 16 Ohio-based retail banking centers from Liberty Savings Bank, FSB (Liberty) including $126.5 million of performing loans and $341.9 million of deposits at their estimated fair values. First Financial also acquired $3.8 million of fixed assets at estimated fair value and paid Liberty a $22.4 million net deposit premium. Assets acquired in this transaction are not subject to a loss sharing agreement. First Financial recorded $17.1 million of goodwill related to the Liberty banking center acquisition.

Loans acquired in conjunction with the Liberty banking center acquisition were evaluated for impairment in accordance with FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. First Financial determined

First Financial Bancorp 2012 Annual Report 63

Notes To Consolidated Financial Statements

that the acquired loans were not impaired and is accounting for them under FASB ASC Topic 310-20, Receivables-Nonrefundable Fees and Costs.

On December 2, 2011, First Financial Bank completed the purchase of 22 Indiana-based retail banking centers from Flagstar Bank, FSB (Flagstar) and assumed approximately $464.7 million of deposits at their estimated fair value. First Financial also acquired $6.6 million of fixed assets at estimated fair value and paid Flagstar a $22.5 million net deposit premium. Assets acquired in this transaction are not subject to a loss sharing agreement. First Financial recorded $26.1 million of goodwill related to the Flagstar banking center acquisition.

The Liberty and Flagstar banking center acquisitions were accounted for in accordance with FASB ASC Topic 805, Business Combinations.

4. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities of acquired entities are recorded at their estimated fair values as of the acquisition date and are subject to refinement for up to one year as additional information relative to initial estimated fair value data becomes available. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. First Financial recorded additions to goodwill in 2011 related to the banking center acquisitions. First Financial expects all of the goodwill resulting from these acquisitions to be deductible for tax purposes.

Changes in the carrying amount of goodwill for the year ended December 31, 2011 are shown below. There were no changes recorded to goodwill during 2012.

(Dollars in thousands)
Balance at December 31, 2010	$51,820
Goodwill acquired:
Liberty banking center acquisition	17,102
Flagstar banking center acquisition	26,128
Balance at December 31, 2011	$95,050

Goodwill is not amortized, but is measured for impairment on an annual basis as of October 1 of each year or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2012 and no impairment was indicated.  As of December 31, 2012, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. Other intangible assets primarily consist of core deposit intangibles.  Core deposit intangibles are recorded at their estimated fair value at the date of acquisition and are then amortized on an accelerated basis over their estimated useful lives. First Financial recorded $4.0 million of core deposit intangibles associated with the Liberty banking center acquisition and $3.0 million of core deposit intangibles associated with the Flagstar banking center acquisition during 2011, contributing to a total of $9.9 million of core deposit intangibles as of December 31, 2011. As of December 31, 2012, core deposit intangibles were $7.4 million. First Financial's core deposit intangibles have an estimated weighted average remaining life of 7.8 years as of December 31, 2012. Amortization expense recognized on intangible assets for 2012, 2011 and 2010 was $2.6 million, $1.2 million and $1.3 million, respectively.

5. Restrictions On Cash And Due From Bank Accounts

First Financial's bank subsidiary is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts, for 2012 and 2011 were approximately $41.3 million and $33.3 million, respectively. Additionally, First Financial had $2.0 million of cash acquired in conjunction with the Irwin transaction that was restricted for withdrawal and usage as of December 31, 2012 and 2011.

64 First Financial Bancorp 2012 Annual Report

6. Restrictions On Subsidiary Dividends, Loans Or Advances

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to First Financial by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the subsidiaries' respective primary federal regulators is required for First Financial's subsidiaries to pay dividends in excess of regulatory limitations, which is equal to the net income of the current year through the dividend date, combined with its retained net income of the preceding two years. As of December 31, 2012, First Financial's subsidiaries had retained earnings of $350.3 million of which $29.1 million was available for distribution to First Financial without prior regulatory approval.

7. Commitments And Contingencies

In the normal course of business, First Financial offers a variety of financial instruments with off-balance-sheet risk to its clients to assist them in meeting their liquidity and credit enhancement requirements. These financial instruments include standby letters of credit and outstanding commitments to extend credit.  GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial’s exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument for standby letters of credit and outstanding commitments to extend credit, is represented by the contractual amounts of those instruments.  First Financial uses the same credit policies in issuing commitments and conditional obligations as it does for on-balance-sheet credit instruments.

Letters of credit. These transactions are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit (including standby letters of credit) aggregating $14.8 million and $20.0 million at December 31, 2012, and December 31, 2011, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Loan commitments. Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  First Financial evaluates each client’s creditworthiness on an individual basis.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit totaling $1.2 billion at both December 31, 2012, and December 31, 2011.

First Financial utilizes the allowance for loan and lease losses methodology to maintain a reserve that it considers sufficient to absorb probable losses inherent in standby letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance Sheets. For further detail on the allowance for loan and lease losses methodology, see Note 1 – Summary of Significant Accounting Policies.

Contingencies/Litigation – First Financial and its subsidiaries are engaged in various matters of litigation, assertions of improper or fraudulent loan practices or lending violations and other matters from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2012. Reserves are established for various matters of litigation, when appropriate under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel.

First Financial Bancorp 2012 Annual Report 65

Notes To Consolidated Financial Statements

8. Derivatives

First Financial uses certain derivative instruments, including interest rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  First Financial does not use derivatives for speculative purposes and currently does not have any derivatives that are not designated as hedges.

While authorized to use a variety of derivative products, First Financial primarily utilizes interest rate swaps as a means to offer borrowers credit-based products that meet their needs and may from time to time utilize interest rate swaps to manage the macro interest rate risk profile of the Company. The interest rate swap agreements establish the basis on which interest rate payments are exchanged with counterparties, referred to as the notional amount.

The following table summarizes the notional values of derivative financial instruments utilized by First Financial by the nature of the underlying asset or liability:

	December 31,
(Dollars in thousands)	2012	2011
Fair Value Hedges
Instruments associated with loans	$935,493	$775,328
Cash flow hedges
Instruments associated with deposits	35,000	0
Total notional value	$970,493	$775,328

As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instrument. First Financial manages this market value credit risk through counterparty credit policies. These policies require the Company to maintain a total derivative notional position of less than 35% of assets, total credit exposure of less than 3% of capital and no single counterparty credit risk exposure greater than $20.0 million. The Company is currently well below all single counterparty and portfolio limits. At December 31, 2012, the Company had a total counterparty notional amount outstanding of approximately $509.1 million, spread among eight counterparties, with an outstanding liability from these contracts of $26.0 million. At December 31, 2011, First Financial had a total counterparty notional amount outstanding of $396.4 million, spread among seven counterparties, with an outstanding liability from these contracts of $27.3 million.

First Financial’s exposure to credit loss, in the event of nonperformance by a borrower, is limited to the market value of the derivative instrument associated with that borrower. First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the normal credit review processes the Company performs on all borrowers. Additionally, the Company monitors derivative credit risk exposure related to problem loans through the Company's allowance for loan and lease losses committee. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

In connection with its use of derivative instruments, First Financial is required from time to time to post cash collateral with its counterparties to offset its market position.  Derivative collateral balances were $23.7 million, and $24.4 million at December 31, 2012, and December 31, 2011, respectively. First Financial classifies the derivative cash collateral outstanding with its counterparties as an adjustment to the fair value of the derivative contracts within Accrued interest and other liabilities in the Consolidated Balance Sheets.

66 First Financial Bancorp 2012 Annual Report

The following table summarizes the derivative financial instruments utilized by First Financial and their balances:

		December 31, 2012			December 31, 2011
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Location	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Fair Value Hedges
Pay fixed interest rate swaps with counterparty	Accrued interest and other liabilities	$12,739	$0	$(1,445)	$17,456	$0	$(2,263)
Matched interest rate swaps with borrower	Accrued interest and other assets	461,377	24,135	0	378,936	24,566	0
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	461,377	0	(24,978)	378,936	0	(25,860)
Cash flow hedges
Pay fixed interest rate swaps with counterparty	Accrued interest and other liabilities	35,000	0	(229)	0	0	0
Total		$970,493	$24,135	$(26,652)	$775,328	$24,566	$(28,123)

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2012:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Asset conversion swaps
Pay fixed interest rate swaps with counterparty	$12,739	3.5	$(1,445)	2.29%	6.82%
Receive fixed, matched interest rate swaps with borrower	461,377	4.5	24,135	5.07%	3.73%
Pay fixed, matched interest rate swaps with counterparty	461,377	4.5	(24,978)	3.73%	5.07%
	935,493	4.4	(2,288)	4.37%	4.43%

Liability conversion swaps
Pay fixed interest rate swaps with counterparty	35,000	6.5	(229)	3.25%	4.02%
Total liability conversion swaps	35,000	6.5	(229)	3.25%	4.02%
Total swap portfolio	$970,493	4.5	$(2,517)	4.33%	4.41%

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

Fair Value Hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial borrowers products that meet their needs, but are also designed to achieve First Financial’s desired interest rate risk profile at the time.  First Financial accomplishes this by entering into swap agreements with commercial borrowers and simultaneously entering into offsetting swap agreements, with substantially matching terms, with institutional counterparties. These interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements. These interest rate swap agreements do not involve an exchange of the underlying principal or notional amount.  This results in First Financial’s loan customers receiving fixed rate funding, while providing First Financial with a floating rate asset.  The net interest receivable or payable on these interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item.  The fair value of these interest rate swaps is included within Accrued interest and other assets and Accrued interest and other liabilities on the Consolidated Balance Sheets.  The corresponding fair-value adjustment is also included on the Consolidated Balance Sheets in the carrying value of the hedged item.  Derivative gains and losses not considered effective in hedging the change in fair value of the hedged item, if any, are recognized in income immediately.

First Financial Bancorp 2012 Annual Report 67

Notes To Consolidated Financial Statements

The following table details the location and amounts recognized for fair value hedges:

		Decrease to Interest Income
(Dollars in thousands)		Years Ended
Derivatives in fair value hedging relationships	Location of change in fair value	December 31,
		2012	2011	2010
Interest rate contracts
Loans	Interest income - loans	$(706)	$(891)	$(1,004)
Total		$(706)	$(891)	$(1,004)

Cash Flow Hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to manage the variability of cash flows, primarily net interest income, attributable to changes in interest rates. The net interest receivable or payable on an interest rate swap designated as a cash flow hedge is accrued and recognized as an adjustment to interest income or interest expense. The fair value of interest rate swaps is included within Accrued interest and other liabilities on the Consolidated Balance Sheets. Changes in the fair value of interest rate swaps are included in accumulated comprehensive income (loss). Derivative gains and losses not considered effective in hedging the cash flows related to the hedged items, if any, are recognized in income immediately.

Effective July 2, 2012, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $35.0 million of floating rate interest-bearing deposits indexed to the U.S. Federal Funds Target Rate as part of the Company's normal interest rate risk management activities. This interest rate swap involves the receipt by First Financial of variable rate interest amounts in exchange for fixed rate interest payments to the counterparty for a period of 7 years.

Effective March 30, 2009, First Financial executed a cash flow hedge utilizing an interest rate swap to hedge against interest rate volatility on $20.0 million of floating rate trust preferred securities based on the London Inter-Bank Offered Rate.  The interest rate swap involved the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial for a period of 10 years. This interest rate swap effectively fixed the rate of interest on the floating rate trust preferred securities at 6.20% for the 10 year life of the swap.

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

The following table details the location and amounts recognized for cash flow hedges:

	Amount of gain/(loss) recognized in OCI on derivatives (effective portion)				Amount of gain/(loss) reclassified from accumulated OCI into earnings (effective portion)
(Dollars in thousands)	Years ended December 31,				Years ended December 31,
Derivatives in cash flow hedging relationships	2012	2011	2010	Classification of change in fair value	2012	2011	2010
Interest rate contracts				Interest Income
Interest-bearing deposits	$(143)	$0	$0	Interest-bearing deposits	$(135)	$0	$0
Other long-term debt	0	0	0	Other long-term debt	0	0	(493)
Total	$(143)	$0	$0		$(135)	$0	$(493)

9. Investment Securities

First Financial reclassified certain investment securities, primarily agency-backed mortgage backed securities (MBSs) from available-for-sale to held-to-maturity during 2012. The reclassification was executed to mitigate the impact of potential future price depreciation on other comprehensive income and the corresponding negative impact on shareholders' equity as held-to-maturity securities are carried at amortized cost. The reclassified securities are recorded at an amortized cost equal to the fair market value of the securities as of the date of the transfer. First Financial has the intent and ability to hold the transferred securities to maturity.

68 First Financial Bancorp 2012 Annual Report

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2012:

	Held-to-Maturity				Available-for-Sale
(Dollars in thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Market Value	Amortized Cost	Unrealized Gain	Unrealized Loss	Market Value
Securities of U.S. government agencies and corporations	$20,512	$679	$0	$21,191	$15,562	$333	$0	$15,895
Mortgage-backed securities	740,891	8,077	(1,290)	747,678	854,150	14,564	(1,485)	867,229
Obligations of state and other political subdivisions	9,352	265	(12)	9,605	35,913	169	(84)	35,998
Asset-backed securities	0	0	0	0	57,000	90	(1)	57,089
Other securities	0	0	0	0	54,479	1,569	(163)	55,885
Total	$770,755	$9,021	$(1,302)	$778,474	$1,017,104	$16,725	$(1,733)	$1,032,096

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2011:

	Held-to-Maturity				Available-for-Sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	Cost	Gain	Loss	Value	Cost	Gain	Loss	Value
Securities of U.S. government agencies and corporations	$0	$0	$0	$0	$45,757	$433	$0	$46,190
Mortgage-backed securities	90	2	0	92	1,344,015	21,394	(2,031)	1,363,378
Obligations of state and other political subdivisions	2,574	227	0	2,801	9,270	121	(5)	9,386
Other securities	0	0	0	0	22,448	530	(86)	22,892
Total	$2,664	$229	$0	$2,893	$1,421,490	$22,478	$(2,122)	$1,441,846

During the year ended December 31, 2012, First Financial sold available-for-sale securities with a fair value of $236.7 million at the date of sale and recorded a $3.6 million pre-tax gain. The investment gain after taxes was $2.3 million for the year ended December 31, 2012.

During the year ended December 31, 2011, First Financial sold available-for-sale securities with a fair value of $162.6 million at the date of sale and recorded a $2.5 million net pre-tax gain. There was a net investment gain after taxes of $1.6 million for the year ended December 31, 2011.

During the year ended December 31, 2010, no available-for-sale securities were sold.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.2 billion at December 31, 2012, and $0.8 billion at December 31, 2011.

The amortized cost and market value of investment securities, including mortgage-backed securities at December 31, 2012, by estimated lives, are shown in the table that follows. The estimated lives on mortgage-backed securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following is a summary of investment securities by estimated maturity as of December 31, 2012:

	Held-to-Maturity		Available-for-Sale
(Dollars in thousands)	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$489	$493	$22,390	$22,823
Due after one year through five years	681,553	685,916	540,315	551,229
Due after five years through ten years	87,898	91,035	168,216	169,305
Due after ten years	815	1,030	286,183	288,739
Total	$770,755	$778,474	$1,017,104	$1,032,096

First Financial Bancorp 2012 Annual Report 69

Notes To Consolidated Financial Statements

The following tables present the age of gross unrealized losses as calculated using original purchase cost and associated fair value by investment category:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Securities of U.S. government agencies and corporations	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	240,641	(1,635)	25,513	(405)	266,154	(2,040)
Obligations of state and other political subdivisions	21,341	(96)	0	0	21,341	(96)
Asset-backed securities	9,999	(1)	0	0	9,999	(1)
Other securities	8,454	(163)	0	0	8,454	(163)
Total	$280,435	$(1,895)	$25,513	$(405)	$305,948	$(2,300)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed securities	$343,883	$(1,938)	$29,562	$(93)	$373,445	$(2,031)
Obligations of state and other political subdivisions	0	0	2,278	(5)	2,278	(5)
Other securities	9,133	(86)	17	0	9,150	(86)
Total	$353,016	$(2,024)	$31,857	$(98)	$384,873	$(2,122)

Gains and losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair market value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell debt security issues temporarily impaired prior to maturity or recovery of book value. First Financial had no other than temporary impairment expense for the years ended December 31, 2012 and 2011.

For further detail on the fair value of investment securities, see Note 22 – Fair Value Disclosures.

10. Loans, Excluding Covered Loans

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Lending activities are primarily concentrated in Ohio, Indiana and Kentucky, states where the Bank currently operates banking centers. Additionally, First Financial provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector throughout the United States. Commercial loan categories include commercial and industrial (commercial), commercial real estate, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card. For more information on First Financial's lending practices, see "Lending Practices" in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Credit Quality. To facilitate the monitoring of credit quality for commercial loans, and for purposes of determining an appropriate allowance for loan and lease losses, First Financial utilizes the following categories of credit grades:

Pass - Higher quality loans that do not fit any of the other categories described below.

70 First Financial Bancorp 2012 Annual Report

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

First Financial considers repayment performance as the best indicator of credit quality for consumer loans. Consumer loans that have principal and interest payments that are past due by ninety days or more are generally classified as nonperforming. Additionally, consumer loans that have been modified in a TDR are classified as nonperforming unless such loans have a sustained period of repayment performance of six months or greater and are reasonably assured of repayment in accordance with the restructured terms.

First Financial Bancorp 2012 Annual Report 71

Notes To Consolidated Financial Statements

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2012
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Total
Pass	$803,351	$64,866	$1,307,370	$2,175,587
Special Mention	29,663	65	38,516	68,244
Substandard	28,019	8,586	71,122	107,727
Doubtful	0	0	0	0
Total	$861,033	$73,517	$1,417,008	$2,351,558

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$310,341	$56,358	$364,248	$84,490	$815,437
Nonperforming	7,869	452	3,252	496	12,069
Total	$318,210	$56,810	$367,500	$84,986	$827,506

	As of December 31, 2011
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Total
Pass	$799,471	$89,072	$1,110,718	$1,999,261
Special Mention	37,547	1,751	28,994	68,292
Substandard	19,435	24,151	93,355	136,941
Doubtful	528	0	0	528
Total	$856,981	$114,974	$1,233,067	$2,205,022

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$279,958	$67,136	$356,887	$48,942	$752,923
Nonperforming	8,022	407	2,073	0	10,502
Total	$287,980	$67,543	$358,960	$48,942	$763,425

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

72 First Financial Bancorp 2012 Annual Report

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2012
(Dollars in thousands)	30 – 59 Days past due	60 – 89 Days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial	$1,770	$832	$4,197	$6,799	$854,234	$861,033	$0
Real estate - construction	0	0	892	892	72,625	73,517	0
Real estate - commercial	2,549	1,931	27,966	32,446	1,384,562	1,417,008	0
Real estate - residential	6,071	1,463	6,113	13,647	304,563	318,210	0
Installment	280	148	344	772	56,038	56,810	0
Home equity	1,311	869	1,440	3,620	363,880	367,500	0
Other	386	168	708	1,262	83,724	84,986	212
Total	$12,367	$5,411	$41,660	$59,438	$3,119,626	$3,179,064	$212

	As of December 31, 2011
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial	$2,964	$96	$7,473	$10,533	$846,448	$856,981	$0
Real estate - construction	47	0	17,004	17,051	97,923	114,974	0
Real estate - commercial	4,940	2,102	16,654	23,696	1,209,371	1,233,067	0
Real estate - residential	8,602	236	7,012	15,850	272,130	287,980	0
Installment	437	53	355	845	66,698	67,543	0
Home equity	1,304	246	1,637	3,187	355,773	358,960	0
Other	495	231	191	917	48,025	48,942	191
Total	$18,789	$2,964	$50,326	$72,079	$2,896,368	$2,968,447	$191

Nonaccrual. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are placed on nonaccrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as, insufficient collateral value. The accrual of interest income is discontinued and previously accrued, but unpaid interest is reversed when a loan is placed on nonaccrual status. Any payments received while a loan is on nonaccrual status are applied as a reduction to the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received and collection of future principal and interest payments is no longer doubtful.

Troubled Debt Restructurings. A loan modification is considered a TDR when two conditions are met: 1) the borrower is experiencing financial difficulty and 2) concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. The most common types of modifications include interest rate reductions, maturity extensions and modifications to principal amortization including interest only structures. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is handled by the Company’s credit administration group for resolution, which may result in foreclosure in the case of real estate.

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

First Financial had 145 TDRs totaling $25.0 million at December 31, 2012, including $10.9 million of loans on accrual status and $14.1 million of loans classified as nonaccrual. First Financial has $3.5 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs. At December 31, 2012, the allowance for loan

First Financial Bancorp 2012 Annual Report 73

Notes To Consolidated Financial Statements

and lease losses included reserves of $3.0 million related to TDRs. For the year ended December 31, 2012, First Financial charged off $7.2 million for the portion of TDRs determined to be uncollectible. At December 31, 2012, approximately $2.7 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

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

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2012 and 2011.

	Years ended December 31,
	2012			2011
	Total TDRs			Total TDRs
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial	23	$8,955	$7,050	4	$2,675	$2,673
Real estate - construction	0	0	0	1	1,193	1,193
Real estate - commercial	28	11,018	7,201	9	3,251	3,150
Real estate - residential	22	1,572	1,578	16	1,790	1,811
Installment	0	0	0	2	114	114
Home equity	22	753	753	1	101	101
Total	95	$22,298	$16,582	33	$9,124	$9,042

The following table provides information on how TDRs were modified during the years ended December 31, 2012 and 2011.

	Years Ended December 31,
(Dollars in thousands)	2012 (2)	2011 (2)
Extended maturities	$8,838	$3,539
Adjusted interest rates	220	338
Combination of rate and maturity changes	1,403	1,487
Forbearance	3,261	3,563
Other (1)	2,860	115
Total	$16,582	$9,042
 __________________________________________
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance, and maturity extensions.
(2) Balances are as of year end.

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

74 First Financial Bancorp 2012 Annual Report

The following table provides information on TDRs for which there was a payment default during the period that occurred within twelve months of the loan modification:

	Years ended December 31,
	2012		2011
(Dollars in thousands)	Number of Loans	Period End Balance	Number of Loans	Period End Balance
Commercial	2	$1,646	0	$0
Real estate - construction	1	301	1	6,229
Real estate - commercial	3	767	3	2,274
Real estate - residential	0	0	2	255
Installment	0	0	0	0
Home equity	0	0	0	0
Total	6	$2,714	6	$8,758

Impaired Loans. Loans placed on nonaccrual status and TDRs are considered impaired. The following table provides information on impaired loans as of December 31:

(Dollars in thousands)	2012	2011	2010
Principal balance
Nonaccrual loans
Commercial	$10,562	$7,809	$13,729
Real estate-construction	950	10,005	12,921
Real estate-commercial	31,002	28,349	28,342
Real estate-residential	5,045	5,692	4,607
Installment	376	371	150
Home equity	2,499	2,073	2,553
Other	496	0	0
Nonaccrual loans	50,930	54,299	62,302
Troubled debt restructurings
Accruing	10,856	4,009	3,508
Nonaccrual	14,111	18,071	14,105
Total troubled debt restructurings	24,967	22,080	17,613
Total impaired loans	$75,897	$76,379	$79,915

Interest income effect
Gross amount of interest that would have been recorded under original terms	$4,842	$5,500	$5,462
Interest included in income
Nonaccrual loans	508	468	1,772
Troubled debt restructurings	617	299	521
Total interest included in income	1,125	767	2,293
Net impact on interest income	$3,717	$4,733	$3,169

Commitments outstanding to borrowers with nonaccrual loans	$3,489	$0	$77

First Financial individually reviews all impaired commercial loan relationships greater than $250,000, as well as consumer loan troubled debt restructurings greater than $100,000, to determine if a specific allowance is necessary based on the borrower’s overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral.

First Financial Bancorp 2012 Annual Report 75

Notes To Consolidated Financial Statements

Specific allowances are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

First Financial's investment in impaired loans is as follows:

	As of December 31, 2012
(Dollars in thousands)	Current Balance	Contractual Principal Balance	Related Allowance	Average Current Balance	YTD Interest Income Recognized
Loans with no related allowance recorded
Commercial	$14,961	$17,269	$0	$9,337	$215
Real estate - construction	462	672	0	3,857	15
Real estate - commercial	15,782	21,578	0	15,554	277
Real estate - residential	9,222	10,817	0	8,463	81
Installment	452	556	0	452	2
Home equity	3,251	4,132	0	2,423	19
Other	326	326	0	65	0

Loans with an allowance recorded
Commercial	3,560	4,252	1,151	5,350	161
Real estate - construction	1,640	2,168	838	5,033	81
Real estate - commercial	24,014	25,684	7,155	25,499	235
Real estate - residential	1,956	2,003	290	2,278	38
Installment	0	0	0	0	0
Home equity	101	101	2	81	1
Other	170	170	92	34	0

Total
Commercial	18,521	21,521	1,151	14,687	376
Real estate - construction	2,102	2,840	838	8,890	96
Real estate - commercial	39,796	47,262	7,155	41,053	512
Real estate - residential	11,178	12,820	290	10,741	119
Installment	452	556	0	452	2
Home equity	3,352	4,233	2	2,504	20
Other	496	496	92	99	0
Total	$75,897	$89,728	$9,528	$78,426	$1,125

76 First Financial Bancorp 2012 Annual Report

	As of December 31, 2011
(Dollars in thousands)	Current Balance	Contractual Principal Balance	Related Allowance	Average Current Balance	Interest Income Recognized
Loans with no related allowance recorded
Commercial	$6,351	$8,387	$0	$7,337	$62
Real estate - construction	6,289	11,129	0	5,657	2
Real estate - commercial	14,999	22,718	0	18,306	249
Real estate - residential	8,639	9,580	0	6,848	66
Installment	485	526	0	356	5
Home equity	2,073	2,206	0	2,337	10

Loans with an allowance recorded
Commercial	4,131	4,267	3,205	3,683	15
Real estate - construction	11,098	13,905	2,578	13,731	92
Real estate - commercial	19,521	26,357	6,441	15,484	225
Real estate - residential	2,692	2,705	313	3,630	37
Installment	0	0	0	15	1
Home equity	101	101	2	81	3

Total
Commercial	10,482	12,654	3,205	11,020	77
Real estate - construction	17,387	25,034	2,578	19,388	94
Real estate - commercial	34,520	49,075	6,441	33,790	474
Real estate - residential	11,331	12,285	313	10,478	103
Installment	485	526	0	371	6
Home equity	2,174	2,307	2	2,418	13
Total	$76,379	$101,881	$12,539	$77,465	$767

First Financial Bancorp 2012 Annual Report 77

Notes To Consolidated Financial Statements

	As of December 31, 2010
(Dollars in thousands)	Current Balance	Contractual Principal Balance	Related Allowance	Average Current Balance	Interest Income Recognized
Loans with no related allowance recorded
Commercial	$9,375	$12,008	$0	$7,432	$228
Real estate - construction	4,925	8,458	0	9,935	98
Real estate - commercial	17,431	21,660	0	14,113	804
Real estate - residential	5,854	6,447	0	6,611	84
Installment	150	179	0	336	6
Home equity	2,553	3,345	0	2,188	74

Loans with an allowance recorded
Commercial	4,354	6,090	2,017	10,423	77
Real estate - construction	14,407	18,261	3,716	11,063	378
Real estate - commercial	16,693	19,799	4,347	13,391	392
Real estate - residential	4,173	4,264	336	2,727	152

Total
Commercial	13,729	18,098	2,017	17,855	305
Real estate - construction	19,332	26,719	3,716	20,998	476
Real estate - commercial	34,124	41,459	4,347	27,504	1,196
Real estate - residential	10,027	10,711	336	9,338	236
Installment	150	179	0	336	6
Home equity	2,553	3,345	0	2,188	74
Total	$79,915	$100,511	$10,416	$78,219	$2,293

OREO. OREO is comprised of properties acquired by the Company through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans. The acquired properties are recorded at the lower of cost or fair value, less estimated costs of disposal (net realizable value), upon acquisition. Losses arising at the time of acquisition of such properties are charged against the allowance for loan and lease losses. Subsequent write-downs in the carrying value of OREO properties are expensed as incurred. Improvements to the properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property.

78 First Financial Bancorp 2012 Annual Report

Changes in OREO were as follows:

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010
Balance at beginning of year	$11,317	$17,907	$4,145
Additions
Commercial	6,741	1,328	17,520
Residential	2,540	2,904	1,130
Total additions	9,281	4,232	18,650
Disposals
Commercial	3,572	3,916	2,315
Residential	1,921	2,536	1,674
Total disposals	5,493	6,452	3,989
Write-downs
Commercial	2,290	4,042	727
Residential	289	328	172
Total write-downs	2,579	4,370	899
Balance at end of year	$12,526	$11,317	$17,907

11. Covered Loans

Loans acquired in FDIC-assisted transactions initially covered under loss sharing agreements whereby the FDIC will reimburse First Financial for the majority of any losses incurred are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to a stated loss threshold, as outlined in each loss sharing agreement, whereby the FDIC will reimburse First Financial for 80% of losses up to a stated loss threshold, and 95% of losses in excess of the threshold. First Financial will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid First Financial a reimbursement under the loss sharing agreement. The FDIC’s obligation to reimburse First Financial for losses with respect to covered loans began with the first dollar of loss incurred.

First Financial accounts for the majority of covered loans under FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, except loans with revolving privileges, which are outside the scope of this guidance, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. Loans accounted for under FASB ASC Topic 310-30 are referred to as purchased impaired loans. For more information on First Financial's accounting for covered loans, see Note 1 - Summary of Significant Accounting Policies.

Purchased impaired loans are not classified as nonperforming assets as the loans are considered to be performing under FASB ASC Topic 310-30. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all covered purchased impaired loans.

First Financial Bancorp 2012 Annual Report 79

Notes To Consolidated Financial Statements

The following table reflects the carrying value of all covered purchased impaired and nonimpaired loans as of December 31:

	2012			2011
(Dollars in thousands)	Loans Accounted For Under FASB ASC Topic 310-30	Loans excluded from FASB ASC Topic 310-30	Total Purchased Loans	Loans Accounted For Under FASB ASC Topic 310-30	Loans Excluded From FASB ASC Topic 310-30 (1)	Total Purchased Loans
Commercial	$94,775	$7,351	$102,126	$182,625	$13,267	$195,892
Real estate - construction	10,631	0	10,631	17,120	0	17,120
Real estate - commercial	458,066	7,489	465,555	627,257	9,787	637,044
Real estate - residential	100,694	0	100,694	121,117	0	121,117
Installment	7,911	763	8,674	12,123	1,053	13,176
Home equity	2,080	55,378	57,458	4,146	60,832	64,978
Other covered loans	0	2,978	2,978	0	3,917	3,917
Total covered loans	$674,157	$73,959	$748,116	$964,388	$88,856	$1,053,244

The outstanding balance of loans accounted for under FASB ASC Topic 310-30, including contractual principal, interest, fees and penalties, was $1.1 billion and $1.6 billion as of December 31, 2012 and December 31, 2011, respectively.

Changes in the carrying amount of accretable difference for covered purchased impaired loans for the years ended December 31 were as follows:

(Dollars in thousands)	2012	2011	2010
Balance at beginning of year	$344,410	$509,945	$623,669
Reclassification from non-accretable difference	29,606	39,079	97,808
Accretion	(91,485)	(125,524)	(139,356)
Other net activity (1)	(57,837)	(79,090)	(72,176)
Balance at end of year	$224,694	$344,410	$509,945

(1)   Includes the impact of loan repayments and charge-offs.

First Financial reviewed its forecast of expected cash flows for covered purchased impaired loans periodically throughout 2012. The Company recognized improvement in the cash flow expectations related to certain loan pools resulting in the reclassification from nonaccretable to accretable difference of $29.6 million, $39.1 million and $97.8 million during 2012, 2011 and 2010, respectively. These reclassifications resulted in yield adjustments on these loan pools on a prospective basis. The Company also recognized declines in the cash flow expectations of certain loan pools. Any decline in expected cash flows for a pool of loans is considered impairment and recorded as provision expense, and a related allowance for loan and lease losses on covered loans, on a discounted basis during the period. Improved cash flow expectations for loan pools that were impaired during prior periods is first recorded as a reversal of previously recorded impairment and then as an increase in prospective yield when all previously recorded impairment has been recaptured. For further detail on impairment and provision expense related to covered purchased impaired loans, see "Covered Loans" in Note 12 - Allowance for Loan and Lease Losses.

Credit Quality. For further discussion of First Financial's monitoring of credit quality for commercial and consumer loans, including discussion of the risk attributes noted below, please see Note 10 - Loans.

80 First Financial Bancorp 2012 Annual Report

Covered commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2012
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Total
Pass	$48,213	$2,304	$213,143	$263,660
Special Mention	16,293	7	70,894	87,194
Substandard	35,596	8,320	181,345	225,261
Doubtful	2,024	0	173	2,197
Total	$102,126	$10,631	$465,555	$578,312

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$100,694	$8,674	$53,231	$2,967	$165,566
Nonperforming	0	0	4,227	11	4,238
Total	$100,694	$8,674	$57,458	$2,978	$169,804

	As of December 31, 2011
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Total
Pass	$113,201	$2,506	$340,889	$456,596
Special Mention	22,468	3,597	63,880	89,945
Substandard	52,103	11,017	230,870	293,990
Doubtful	8,120	0	1,405	9,525
Total	$195,892	$17,120	$637,044	$850,056

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$121,117	$13,176	$63,231	$3,899	$201,423
Nonperforming	0	0	1,747	18	1,765
Total	$121,117	$13,176	$64,978	$3,917	$203,188

Covered loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2012 Annual Report 81

Notes To Consolidated Financial Statements

Delinquency. Covered loan delinquency, excluding loans accounted for under FASB ASC Topic 310-30, was as follows:

	As of December 31, 2012
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial	$351	$148	$3,781	$4,280	$3,071	$7,351	$0
Real estate - commercial	138	1,149	2,201	3,488	4,001	7,489	0
Installment	0	0	0	0	763	763	0
Home equity	286	296	3,697	4,279	51,099	55,378	0
All other	19	26	42	87	2,891	2,978	31
Total	$794	$1,619	$9,721	$12,134	$61,825	$73,959	$31

	As of December 31, 2011
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial	$73	$294	$6,490	$6,857	$6,410	$13,267	$0
Real estate - commercial	184	0	1,870	2,054	7,733	9,787	0
Installment	0	0	0	0	1,053	1,053	0
Home equity	1,344	11	1,679	3,034	57,798	60,832	0
All other	10	6	125	141	3,776	3,917	107
Total	$1,611	$311	$10,164	$12,086	$76,770	$88,856	$107

Nonaccrual. Covered purchased impaired loans are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered loan loss provision or prospective yield adjustments.

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

82 First Financial Bancorp 2012 Annual Report

Information as to covered nonaccrual loans was as follows:

(Dollars in thousands)	2012	2011	2010
Principal balance
Nonaccrual loans
Commercial	$4,498	$7,203	$16,190
Real estate-commercial	2,986	2,192	2,074
Home equity	4,227	1,747	1,491
All other	11	18	0
Total	$11,722	$11,160	$19,755

Interest income effect
Gross amount of interest that would have been recorded under original terms	$673	$1,020	$1,453
Interest included in income	85	58	398
Net impact on interest income	$588	$962	$1,055

Impaired Loans. Covered loans placed on nonaccrual status, excluding loans accounted for under FASB ASC Topic 310-30, are considered impaired. First Financial’s investment in covered impaired loans, excluding loans accounted for under FASB ASC Topic 310-30, was as follows:

	As of December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	YTD Interest Income Recognized
Loans with no related allowance recorded
Commercial	$4,498	$4,660	$0	$4,526	$62
Real estate - commercial	2,986	3,216	0	2,153	18
Home equity	4,227	5,260	0	2,006	5
All other	11	11	0	13	0
Total	$11,722	$13,147	$0	$8,698	$85

	As of December 31, 2011
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	YTD Interest Income Recognized
Loans with no related allowance recorded
Commercial	$7,203	$10,152	$0	$9,873	$47
Real estate - commercial	2,192	4,002	0	2,504	5
Home equity	1,747	2,878	0	1,559	6
All other	18	18	0	9	0
Total	$11,160	$17,050	$0	$13,945	$58

First Financial Bancorp 2012 Annual Report 83

Notes To Consolidated Financial Statements

	As of December 31, 2010
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	YTD Interest Income Recognized
Loans with no related allowance recorded
Commercial	$16,190	$18,346	$0	$12,324	$316
Real estate - commercial	2,074	5,412	0	3,910	14
Installment	0	0	0	255	0
Home equity	1,491	3,137	0	1,597	68
Total	$19,755	$26,895	$0	$18,086	$398

Covered OREO. Covered OREO is comprised of properties acquired by the Company through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem covered loans. These properties remain subject to loss sharing agreements whereby the FDIC reimburses First Financial for the majority of any losses incurred. The acquired properties are recorded at the lower of cost or fair value upon acquisition. Losses arising at the time of acquisition of such properties are charged against the allowance for loan and lease losses. Subsequent write-downs in the carrying value of covered OREO properties are expensed as incurred. Estimated reimbursements due from the FDIC under loss sharing agreements related to any losses upon acquisition or subsequent write-downs in the carrying value of covered OREO are recorded as noninterest income and an increase to the FDIC indemnification asset in the same period. Improvements to the properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property.

Changes in covered OREO were as follows:

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010
Balance at beginning of year	$44,818	$35,257	$12,916
Additions
Commercial	16,759	46,880	22,237
Residential	3,916	2,753	9,827
Total additions	20,675	49,633	32,064
Disposals
Commercial	27,044	26,693	4,744
Residential	2,820	7,849	4,536
Total disposals	29,864	34,542	9,280
Write-downs
Commercial	5,872	4,407	414
Residential	895	1,123	29
Total write-downs	6,767	5,530	443
Balance at end of year	$28,862	$44,818	$35,257

12. Allowance for Loan and Lease Losses

Loans, excluding covered loans. For each reporting period, management maintains the allowance for loan and lease losses at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change.

84 First Financial Bancorp 2012 Annual Report

In the commercial portfolio, which includes commercial loans, construction and commercial real estate loans and lease financing, impaired loan relationships greater than $250,000 are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral. Loans are considered impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.

The allowance for non-impaired commercial loans and impaired commercial loan relationships less than $250,000 includes a process of estimating the probable losses inherent in the portfolio by category, based on First Financial's internal system of credit risk ratings and historical loss data. These estimates may also be adjusted for management's estimate of probable losses on specific loan types dependent upon trends in the values of the underlying collateral, delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies and other influencing factors.

With the exception of loans modified as TDRs, consumer loans are evaluated by loan type (i.e., residential real estate, installment, etc.), as these loans exhibit homogeneous characteristics. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating losses inherent in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions and other significant influencing factors. Consumer loans modified as TDRs greater than $100,000 are individually reviewed to determine if a specific allowance is necessary.

There were no material changes to First Financial's accounting policies or methodology related to the allowance for loan and lease losses during 2012, however certain modifications were made to the estimation process in the third quarter of 2012 to place greater emphasis on quantitative factors such as historical loan losses and less emphasis on qualitative factors. This resulted in a shift in the allocation of the allowance between certain consumer and commercial loan types but had no significant impact on the total allowance for loan and lease losses at December 31, 2012.

The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral.

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2012	2011	2010
Balance at beginning of year	$52,576	$57,235	$59,311
Provision for loan losses	19,117	19,210	33,564
Loans charged-off	(25,312)	(25,798)	(38,351)
Recoveries	1,396	1,929	2,711
Balance at end of year	$47,777	$52,576	$57,235

First Financial Bancorp 2012 Annual Report 85

Notes To Consolidated Financial Statements

Changes in the allowance for loan and lease losses by loan category as of December 31 were as follows:

	2012
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Residential	Installment	Home Equity	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$10,289	$4,424	$18,228	$4,994	$1,659	$10,751	$2,231	$52,576
Provision for loan and lease losses	1,556	1,528	16,670	346	(883)	(2,032)	1,932	19,117
Gross charge-offs	4,312	2,684	11,012	1,814	577	3,661	1,252	25,312
Recoveries	393	0	265	73	323	115	227	1,396
Total net charge-offs	3,919	2,684	10,747	1,741	254	3,546	1,025	23,916
Ending allowance for loan and lease losses	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777
Ending allowance on loans individually evaluated for impairment	$1,151	$838	$7,155	$290	$0	$2	$92	$9,528
Ending allowance on loans collectively evaluated for impairment	6,775	2,430	16,996	3,309	522	5,171	3,046	38,249
Ending allowance for loan and lease losses	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777
Loans and Leases
Ending balance of loans individually evaluated for impairment	$16,661	$2,076	$35,422	$2,604	$0	$101	$496	$57,360
Ending balance of loans collectively evaluated for impairment	844,372	71,441	1,381,586	315,606	56,810	367,399	84,490	3,121,704
Total loans, excluding covered loans	$861,033	$73,517	$1,417,008	$318,210	$56,810	$367,500	$84,986	$3,179,064

	2011
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Residential	Installment	Home Equity	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$10,138	$8,326	$14,917	$8,907	$1,981	$10,939	$2,027	$57,235
Provision for loan and lease losses	2,825	2,345	13,384	(2,407)	(159)	1,878	1,344	19,210
Gross charge-offs	3,436	6,279	10,382	1,551	526	2,183	1,441	25,798
Recoveries	762	32	309	45	363	117	301	1,929
Total net charge-offs	2,674	6,247	10,073	1,506	163	2,066	1,140	23,869
Ending allowance for loan and lease losses	$10,289	$4,424	$18,228	$4,994	$1,659	$10,751	$2,231	$52,576
Ending allowance on loans individually evaluated for impairment	$3,205	$2,578	$6,441	$313	$0	$2	$0	$12,539
Ending allowance on loans collectively evaluated for impairment	7,084	1,846	11,787	4,681	1,659	10,749	2,231	40,037
Ending allowance for loan and lease losses	$10,289	$4,424	$18,228	$4,994	$1,659	$10,751	$2,231	$52,576
Loans and Leases
Ending balance of loans individually evaluated for impairment	$8,351	$17,387	$30,708	$3,730	$0	$101	$0	$60,277
Ending balance of loans collectively evaluated for impairment	848,630	97,587	1,202,359	284,250	67,543	358,859	48,942	2,908,170
Total loans, excluding covered loans	$856,981	$114,974	$1,233,067	$287,980	$67,543	$358,960	$48,942	$2,968,447

86 First Financial Bancorp 2012 Annual Report

	2010
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Residential	Installment	Home Equity	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$18,590	$8,143	$15,190	$5,308	$2,159	$8,063	$1,858	$59,311
Provision for loan and lease losses	4,252	8,778	6,836	5,268	457	6,183	1,790	33,564
Gross charge-offs	13,324	8,619	8,191	1,693	1,154	3,499	1,871	38,351
Recoveries	620	24	1,082	24	519	192	250	2,711
Total net charge-offs	12,704	8,595	7,109	1,669	635	3,307	1,621	35,640
Ending allowance for loan and lease losses	$10,138	$8,326	$14,917	$8,907	$1,981	$10,939	$2,027	$57,235
Ending allowance on loans individually evaluated for impairment	$2,017	$3,716	$4,347	$336	$0	$0	$0	$10,416
Ending allowance on loans collectively evaluated for impairment	8,121	4,610	10,570	8,571	1,981	10,939	2,027	46,819
Ending allowance for loan and lease losses	$10,138	$8,326	$14,917	$8,907	$1,981	$10,939	$2,027	$57,235
Loans and Leases
Ending balance of loans individually evaluated for impairment	$12,175	$19,294	$31,260	$5,420	$0	$0	$0	$68,149
Ending balance of loans collectively evaluated for impairment	788,078	144,249	1,108,671	263,753	69,711	341,310	32,172	2,747,944
Total loans, excluding covered loans	$800,253	$163,543	$1,139,931	$269,173	$69,711	$341,310	$32,172	$2,816,093

Covered loans. In accordance with the accounting guidance for business combinations, there was no allowance brought forward on covered loans as any credit deterioration evident in the loans at the time of acquisition was included in the determination of the fair value of the loans at the acquisition date.

The majority of covered loans are accounted for under FASB ASC Topic 310-30, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial grouped acquired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense, and a related allowance for loan and lease losses on covered loans, on a discounted basis during the period. Estimated reimbursements due from the FDIC under loss sharing agreements related to any declines in expected cash flows for a pool of loans are recorded as noninterest income and an increase to the FDIC indemnification asset in the same period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool and a related adjustment to the yield on the FDIC indemnification asset.

First Financial performs periodic valuation procedures to re-estimate the expected cash flows on covered loans accounted for under FASB ASC Topic 310-30 and compare the present value of expected cash flows to the carrying value of the loans at the pool level. In order to estimate expected cash flows, First Financial specifically reviews a sample of these covered loans to assist in the determination of appropriate probability of default and loss given default assumptions to be applied to the remainder of the portfolio. The estimate of expected cash flows may also be adjusted for management's estimate of probable losses on specific loan types dependent upon trends in observable market and industry data, such as prepayment speeds and collateral values. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

First Financial updated the valuations related to covered loans periodically during 2012 and, as a result of impairment in certain loan pools, recognized total provision expense of $30.9 million and realized net charge-offs of $28.5 million, resulting in an allowance of $45.2 million as of December 31, 2012. During 2011, the Company recognized total provision expense of $64.1 million and realized net charge-offs of $37.7 million, resulting in an ending allowance of $42.8 million.  During 2010, the Company recognized total provision expense of $63.1 million and realized net charge-offs of $46.7 million, resulting in an ending allowance of $16.5 million. Additionally, the Company recognized expenses of $13.2 million for 2012, $12.8 million for 2011 and $1.5 million for 2010 primarily related to attorney fees, delinquent taxes, appraisals and losses on covered OREO during the period.  The receivable due from the FDIC under loss sharing agreements related to covered provision expense, losses on covered OREO and loss sharing expenses of $35.3 million for 2012, $60.9 million for 2011, and $51.8 million for 2010, was recognized as FDIC loss sharing income and a corresponding increase to the FDIC indemnification asset.

First Financial Bancorp 2012 Annual Report 87

Notes To Consolidated Financial Statements

The allowance for loan and lease losses on covered loans is presented in the tables below:

	December 31, 2012
		Real Estate
(Dollars in thousands)	Commercial	Commercial	Residential	Installment	Total
Ending allowance on loans acquired with deteriorated credit quality (ASC 310-30)	$19,136	$22,918	$2,599	$537	$45,190
Ending allowance on acquired loans outside the scope of ASC 310-30	0	0	0	0	0
Ending allowance on covered loans	$19,136	$22,918	$2,599	$537	$45,190

	December 31, 2011
		Real Estate
(Dollars in thousands)	Commercial	Commercial	Residential	Installment	Total
Ending allowance on loans acquired with deteriorated credit quality (ASC 310-30)	$19,160	$21,930	$1,396	$349	$42,835
Ending allowance on acquired loans outside the scope of ASC 310-30	0	0	0	0	0
Ending allowance on covered loans	$19,160	$21,930	$1,396	$349	$42,835

Changes in the allowance for loan and lease losses on covered loans for the three years ended December 31 were as follows:

(Dollars in thousands)	2012	2011	2010
Balance at beginning of year	$42,835	$16,493	$0
Provision for loan and lease losses	30,903	64,081	63,144
Loans charged-off	(33,907)	(45,604)	(46,992)
Recoveries	5,359	7,865	341
Balance at end of year	$45,190	$42,835	$16,493

13. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2012	2011
Land and land improvements	$41,550	$41,160
Buildings	107,939	104,835
Furniture and fixtures	63,248	57,857
Leasehold improvements	23,941	11,526
Construction in progress	4,653	13,502
	241,331	228,880

Less accumulated depreciation and amortization	94,615	90,784
Total	$146,716	$138,096

Rental expense recorded under operating leases in 2012, 2011 and 2010, was $7.5 million, $9.5 million and $9.2 million, respectively.

88 First Financial Bancorp 2012 Annual Report

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2013	$7,491
2014	7,126
2015	8,694
2016	5,100
2017	3,680
Thereafter	15,605
Total	$47,696

14. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include Repurchase Agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the Federal Loan Home Bank (FHLB). All Repurchase Agreements are subject to the terms and conditions of Repurchase/Security Agreements between First Financial Bank and the client. To secure the Bank's liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

Short-term borrowings with the FHLB, which are utilized to manage the Company's normal liquidity needs, increased as a result of increased loan demand as well as deposit rationalization, banking center consolidation and investment portfolio strategies during 2012. Specifically, the Company initiated a deposit rationalization strategy during 2011 focused on improving core relationship profitability and reducing non-core relationship deposits. These deposit rationalization efforts, in addition to deposit attrition resulting from repricing certain acquired deposits and banking center consolidation activities, contributed to the higher level of short-term borrowings in 2012. Additionally, First Financial funded a portion of investment securities purchases in 2012 with short-term borrowings under a strategy to pre-fund the investment portfolio based on the portfolio’s expected cash flows over the next twelve months.

The following is a summary of short-term borrowings for the last three years:

	2012		2011		2010
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$122,570	0.13%	$99,431	0.10%	$59,842	0.20%
Federal Home Loan Bank borrowings	502,000	0.17%	0	N/A	0	N/A
Total	$624,570	0.16%	$99,431	0.10%	$59,842	0.20%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$86,980	0.08%	$96,060	0.17%	$47,531	0.20%
Federal Home Loan Bank borrowings	111,295	0.17%	0	N/A	0	N/A
Total	$198,275	0.13%	$96,060	0.17%	$47,531	0.20%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$170,751		$105,291		$64,995
Federal Home Loan Bank borrowings	502,000		0		0

Long-term debt consists of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets. First Financial has $65.0 million in repurchase agreements which have remaining maturities

First Financial Bancorp 2012 Annual Report 89

Notes To Consolidated Financial Statements

of less than three years and a weighted average rate of 3.50%. Securities pledged as collateral in conjunction with the repurchase agreements are included within Investment securities available-for-sale on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2012, had collateral pledged with a book value of $1.6 billion.

The following is a summary of First Financial's long-term debt:

	2012		2011
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Federal Home Loan Bank	$9,427	3.74%	$11,544	3.80%
National Market Repurchase Agreement	65,000	3.50%	65,000	3.50%
Capital loan with municipality	775	0.00%	0	0.00%
Total long-term debt	$75,202	3.49%	$76,544	3.55%

As of December 31, 2012, the long-term debt matures as follows:

(Dollars in thousands)	FHLB	Repurchase Agreement
2013	$28	$12,500
2014	29	27,500
2015	28	25,000
2016	29	0
2017	28	0
Thereafter	9,285	0
Total	$9,427	$65,000

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

The debenture qualified as Tier I capital under Federal Reserve Board guidelines, but had been limited to 25% of qualifying Tier I capital. After the early redemption, the Company has the capacity to issue approximately $161.1 million in additional qualifying debentures under these guidelines.

15. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2012	2011	2010
Current expense
Federal	$45,571	$46,270	$38,572
State	4,956	6,493	5,590
Total current expense	50,527	52,763	44,162
Deferred (benefit) expense
Federal	(12,499)	(12,836)	(10,170)
State	(1,586)	(1,627)	(1,290)
Total deferred (benefit) expense	(14,085)	(14,463)	(11,460)
Income tax expense	$36,442	$38,300	$32,702

90 First Financial Bancorp 2012 Annual Report

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2012	2011	2010
Income taxes computed at federal statutory rate (35%) on income before income taxes	$36,311	$36,763	$32,183
Tax-exempt income	(626)	(586)	(519)
Bank-owned life insurance	(680)	(612)	(581)
Tax credits	(1,200)	(1,200)	(1,596)
State income taxes, net of federal tax benefit	2,191	3,163	2,795
Other	446	772	420
Income tax expense	$36,442	$38,300	$32,702

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2012, and 2011, were as follows:

(Dollars in thousands)	2012	2011
Deferred tax assets
Allowance for loan and lease losses	$35,107	$36,030
Deferred compensation	496	556
Mark to market adjustment on loans and derivatives	128	177
Postretirement benefits other than pension liability	113	141
Accrued stock-based compensation	1,681	1,493
Other reserves	438	219
Other real estate owned write-downs	3,640	1,175
Accrued expenses	4,611	4,521
Other	1,094	1,157
Total deferred tax assets	47,308	45,469

Deferred tax liabilities
Tax depreciation greater than book depreciation	(7,997)	(8,251)
FHLB and FRB stock	(17,060)	(17,060)
Mortgage-servicing rights	(109)	(339)
Leasing activities	(1,919)	(676)
Deferred section 597 gain	(41,614)	(62,421)
Prepaid pension	(5,839)	(1,454)
Intangible assets	(10,214)	(7,536)
Deferred loan fees and costs	(1,737)	(1,472)
Prepaid expenses	(721)	(1,310)
Net unrealized gains on securities available-for-sale and derivatives	(7,682)	(7,687)
Fair value adjustments on acquisitions	(17,181)	(14,945)
Other	(1,803)	(1,278)
Total deferred tax liabilities	(113,876)	(124,429)
Total net deferred tax liability	$(66,568)	$(78,960)

At December 31, 2012, and 2011, First Financial had no FASB ASC Topic 740-10 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  These evaluations are inherently subjective as they require material estimates and may be susceptible to significant change.  Provision for tax reserves, if any, is included in

First Financial Bancorp 2012 Annual Report 91

Notes To Consolidated Financial Statements

income tax expense in the Consolidated Financial Statements. Management determined that no reserve for income tax-related uncertainties was necessary as of December 31, 2012 and 2011.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2010 have been closed and are no longer subject to U.S. federal income tax examinations. The 2009 tax year had been under examination by the federal taxing authority and was closed during the second quarter of 2012 with no material impact to the Company's financia1 position and results of operations as a result of this examination. Tax years 2010 and 2011 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2009. Tax years 2009 through 2011 remain open to state and local examination by various other jurisdictions.

16. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2012
	Total other comprehensive income			Total accumulated other comprehensive income
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain on investment securities	$214	$(81)	$133	$12,669	$133	$12,802
Unrealized loss on derivatives	(229)	86	(143)	0	(143)	(143)
Retirement obligation	4,495	(1,697)	2,798	(34,136)	2,798	(31,338)
Foreign currency translation	25	0	25	(23)	25	2
Total	$4,505	$(1,692)	$2,813	$(21,490)	$2,813	$(18,677)

	December 31, 2011
	Total other comprehensive income			Total accumulated other comprehensive income
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain on investment securities	$5,792	$(2,187)	$3,605	$9,064	$3,605	$12,669
Unrealized loss on derivatives	628	(237)	391	(391)	391	0
Retirement obligation	(20,652)	7,798	(12,854)	(21,282)	(12,854)	(34,136)
Foreign currency translation	(588)	0	(588)	565	(588)	(23)
Total	$(14,820)	$5,374	$(9,446)	$(12,044)	$(9,446)	$(21,490)

	December 31, 2010
	Total other comprehensive income			Total accumulated other comprehensive income
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain on investment securities	$(1,485)	$325	$(1,160)	$10,224	$(1,160)	$9,064
Unrealized loss on derivatives	(2,089)	767	(1,322)	931	(1,322)	(391)
Retirement obligation	(46)	525	479	(21,761)	479	(21,282)
Foreign currency translation	446	0	446	119	446	565
Total	$(3,174)	$1,617	$(1,557)	$(10,487)	$(1,557)	$(12,044)

92 First Financial Bancorp 2012 Annual Report

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes, as of December 31, 2012, that First Financial met all capital adequacy requirements to which it is subject. At December 31, 2012 and 2011, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial Bank must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since those notifications that management believes has changed the Company's category.

First Financial's Tier 1 capital is comprised of total shareholders' equity less unrealized gains and losses on investment securities available-for-sale, any amounts resulting from the application of FASB ASC Topic 715, Compensation-Retirement Benefits, recorded within accumulated other comprehensive income (loss), intangible assets and any valuation related to mortgage servicing rights. Prior to June 30, 2011, First Financial's Tier I capital included junior subordinated debentures which were redeemed on June 30, 2011. Total risk-based capital consists of Tier 1 capital plus the qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets ineligible for total risk-based capital including all or portions of intangibles, mortgage servicing assets and allowance for loan and lease losses.

Actual and required capital amounts and ratios at year-end are presented in the table that follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital to risk-weighted assets
Consolidated	$686,961	17.60%	$312,328	8.00%	N/A	N/A
First Financial Bank	586,023	15.04%	311,618	8.00%	$389,523	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	637,176	16.32%	156,164	4.00%	N/A	N/A
First Financial Bank	529,196	13.59%	155,809	4.00%	233,714	6.00%

Tier 1 capital to average assets
Consolidated	637,176	10.25%	248,761	4.00%	N/A	N/A
First Financial Bank	529,196	8.52%	248,408	4.00%	310,511	5.00%

First Financial Bancorp 2012 Annual Report 93

Notes To Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital to risk-weighted assets
Consolidated	$683,255	18.74%	$291,632	8.00%	N/A	N/A
First Financial Bank	578,042	15.89%	290,992	8.00%	$363,740	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	636,836	17.47%	145,816	4.00%	N/A	N/A
First Financial Bank	524,363	14.42%	145,496	4.00%	218,244	6.00%

Tier 1 capital to average assets
Consolidated	636,836	9.87%	258,122	4.00%	N/A	N/A
First Financial Bank	524,363	8.13%	258,035	4.00%	322,543	5.00%

Shelf Registrations. On April 28, 2011, First Financial filed a shelf registration on Form S-3 with the SEC. This shelf registration allows First Financial to raise capital from time to time through the sale of various types of securities, subject to approval by the Company's board of directors.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. Under the plan, the Company expects to repurchase approximately 1,000,000 common shares annually. This annual target will be subject to market conditions and quarterly evaluation by the board as well as balance sheet composition and growth. The Company repurchased 460,500 shares under this plan during 2012. At December 31, 2012, 4,539,500 common shares remained available for purchase under this repurchase plan.

On January 25, 2000, the board of directors authorized First Financial to repurchase the number of common shares necessary to satisfy any restricted stock awards or stock options that were granted from time to time under the 1999 Stock Incentive Option Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors. In 2007, the plan was amended to allow for the purchase of shares for general corporate purposes. Under this plan, First Financial repurchased 1,612,285 shares in 2007, 276,000 shares in 2001, and 650,110 shares in 2000. The repurchase plan approved by the board of directors in 2000, and amended in 2007, was terminated with the approval of the October 2012 share repurchase plan discussed above.

18. Employee Benefit Plans

Pension Plan. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees and uses a December 31 measurement date for the plan.

First Financial made no cash contributions to the pension plan in 2012.  First Financial does not expect to make a cash contribution to its pension plan in 2013.  As a result of the plan’s funding status and related actuarial projections, First Financial recorded pension-related income of $0.5 million and $1.3 million for 2012 and 2011, respectively, compared to pension-related expense of $2.0 million for 2010.

94 First Financial Bancorp 2012 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income:

	December 31,
(Dollars in thousands)	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$63,910	$52,312
Service cost	3,483	3,177
Interest cost	2,550	2,723
Actuarial loss	3,822	9,180
Benefits paid, excluding settlement	(6,087)	(3,482)
Benefit obligation at end of year	67,678	63,910

Change in plan assets
Fair value of plan assets at beginning of year	114,972	122,677
Actual return on plan assets	14,831	(4,223)
Employer contribution	0	0
Benefits paid, excluding settlement	(6,087)	(3,482)
Fair value of plan assets at end of year	123,716	114,972

Amounts recognized in the Consolidated Balance Sheets
Assets	56,038	51,062
Liabilities	0	0
Net amount recognized	$56,038	$51,062

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$54,471	$59,390
Net prior service cost	(4,119)	(4,542)
Deferred tax assets	(19,014)	(20,712)
Net amount recognized	$31,338	$34,136

Change in accumulated other comprehensive income (loss)	$(2,798)	$12,854

Accumulated benefit obligation	$64,273	$60,485

First Financial Bancorp 2012 Annual Report 95

Notes To Consolidated Financial Statements

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2012	2011	2010
Service cost	$3,483	$3,177	$2,590
Interest cost	2,550	2,723	2,711
Expected return on assets	(9,055)	(9,020)	(4,932)
Amortization of prior service cost	(423)	(423)	(423)
Recognized net actuarial loss	2,964	2,194	2,065
Net periodic benefit (income) cost	(481)	(1,349)	2,011

Other changes recognized in accumulated other comprehensive income
Net actuarial (gain) loss	(1,954)	22,423	1,688
Amortization of prior service cost	423	423	423
Amortization of gain	(2,964)	(2,194)	(2,065)
Total recognized in accumulated other comprehensive income	(4,495)	20,652	46
Total recognized in net periodic benefit cost and accumulated other comprehensive income	$(4,976)	$19,303	$2,057

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$3,248	$3,039	$2,191
Amortization of prior service credit	(423)	(423)	(423)

Weighted-average assumptions to determine
	December 31,
	2012	2011
Benefit obligations
Discount rate	3.73%	4.22%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	4.22%	5.36%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%

The determination of the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

Plan assets are administered and managed by the Wealth Management division of First Financial Bank, N.A. Plan assets are invested in a broad range of equity, fixed income and cash securities, consisting entirely of publicly traded individual stocks and bonds and publicly traded mutual funds and exchange traded funds. The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

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

96 First Financial Bancorp 2012 Annual Report

The fair value of the plan assets as of December 31, 2012 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Money market fund	$1,338	$1,338	$0	$0
U.S. Treasury securities	3,923	0	3,923	0
Securities of U.S. government agencies and corporations	1,543	0	1,543	0
Corporate bonds	6,983	0	6,983	0
Equity securities:
Common stock	20,899	20,899	0	0
Mutual funds	22,168	22,168	0	0
Exchange traded funds	66,844	66,844	0	0
Total	$123,698	$111,249	$12,449	$0
The fair value of the plan assets as of December 31, 2011 by asset category is shown below.

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Money market fund	$1,551	$1,551	$0	$0
U.S. Treasury securities	3,745	0	3,745	0
Securities of U.S. government agencies and corporations	2,019	0	2,019	0
Corporate bonds	7,249	0	7,249	0
Equity securities:
Common stock	19,368	19,368	0	0
Mutual funds	63,106	63,106	0	0
Exchange traded funds	17,756	17,756	0	0
Total	$114,794	$101,781	$13,013	$0

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 22 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2012	$4,176
2013	5,073
2014	4,945
2015	9,989
2016	4,831
Thereafter	31,779

First Financial Bancorp 2012 Annual Report 97

Notes To Consolidated Financial Statements

Thrift Plan. First Financial also sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial contributes $1.00 for every $1.00 an employee contributes up to 3.00% of the employee's earnings and then contributes $0.50 for every $1.00 thereafter, up to a maximum First Financial total contribution of 4.00% of the employee's earnings. All First Financial matching contributions vest immediately. First Financial contributions to the 401(k) plan are at the discretion of the board of directors. Total First Financial contributions to the 401(k) plan were $2.6 million during 2012, $2.7 million during 2011 and $2.6 million during 2010.

Bank-owned Life Insurance. First Financial has purchased life insurance policies on certain employees. The cash surrender value of these policies is carried as an asset on the Consolidated Balance Sheets in Accrued interest and other assets. The carrying value was $84.5 million and $85.9 million at December 31, 2012, and 2011, respectively.

19. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2012	2011	2010
Numerator for basic and diluted earnings per share -income available to common shareholders:
Net income	$67,303	$66,739	$59,251
Dividends on preferred stock	0	0	1,865
Income available to common shareholders	$67,303	$66,739	$57,386
Denominator for basic earnings per share - weighted average shares	57,876,685	57,691,979	56,969,491
Effect of dilutive securities
Employee stock awards	873,293	907,428	913,809
Warrants	118,814	93,798	109,778
Denominator for diluted earnings per share - adjusted weighted average shares	58,868,792	58,693,205	57,993,078
Earnings per share available to common shareholders
Basic	$1.16	$1.16	$1.01
Diluted	$1.14	$1.14	$0.99

Warrants to purchase 465,117 shares of the Company's common stock were outstanding as of December 31, 2012, 2011 and 2010, respectively. These warrants, each representing the right to purchase one share of common stock, no par value per share, have an exercise price of $12.34 and expire on December 23, 2018.

Stock options and warrants, where the exercise price was greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been anti-dilutive.  These out-of-the-money options were 1,092,253, 420,076 and 41,426 at December 31, 2012, 2011 and 2010, respectively.

20. Stock Options And Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expense for the year ended December 31, 2012, and 2011, was $4.2 million and $3.9 million, respectively. Total unrecognized compensation cost related to nonvested share-based compensation was $5.2 million at December 31, 2012 and is expected to be recognized over a weighted average period of 1.9 years .

As of December 31, 2012, First Financial had five stock-based compensation plans. The 1999 Stock Incentive Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors provided incentive stock options and

98 First Financial Bancorp 2012 Annual Report

stock awards to certain key employees and non-qualified stock options to non-employee directors (the "1999 Plans") of First Financial for up to 7,507,500 common shares. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date. All options expire at the end of the exercise period. No additional awards may be granted under the 1999 Plans. On June 15, 2009, the shareholders approved the 2009 Employee Stock Plan and the 2009 Non-Employee Director Plan providing for the issuance of 1,500,000 shares and 75,000 shares, respectively. The 2009 Employee Stock Plan expired on June 15, 2012, and thus, no new awards may be granted under this plan. On May 22, 2012, First Financial shareholders approved the First Financial Bancorp. 2012 Stock Plan and amendments to the 2009 Non-Employee Director Plan. At December 31, 2012, there were 1,745,906 shares and 43,623 shares available for issuance under these plans, respectively.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of its stock options. In addition to the stock option strike price, the Black-Scholes valuation model requires the use of the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding and is based on historical trends. No options were granted in 2012, 2011 or 2010.

Stock option activity for the year ended December 31, 2012, is summarized as follows:

(Dollars in thousands, except per share data)	Number of shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at beginning of year	2,364,926	$13.99
Granted	0	0.00
Exercised	(302,824)	12.95
Forfeited or expired	(70,727)	14.66
Outstanding at end of year	1,991,375	$14.13	3.9 years	$2,673
Exercisable at end of year	1,991,375	$14.13	3.9 years	$2,673

The intrinsic value of stock options is defined as the difference between the current market value and the grant price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2012	2011	2010
Total intrinsic value of options exercised	$1,277	$477	$1,862
Cash received from exercises	$320	$150	$272
Tax benefit from exercises	$1,576	$1,421	$1,033

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

First Financial Bancorp 2012 Annual Report 99

Notes To Consolidated Financial Statements

	2012		2011		2010
	Number of shares	Weighted Average Grant Date Fair Value	Number of shares	Weighted Average Grant Date Fair Value	Number of shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	518,736	$15.99	485,498	$15.63	401,934	$12.05
Granted	290,706	17.00	261,356	16.02	235,964	20.00
Vested	(228,233)	15.58	(200,525)	14.87	(120,073)	12.97
Forfeited	(62,453)	16.61	(27,593)	18.10	(32,327)	12.93
Nonvested at end of year	518,756	$16.65	518,736	$15.99	485,498	$15.63

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The total fair value of restricted stock vested during 2012 was $3.6 million.

21. Loans to Related Parties

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2012	2011	2010
Beginning balance	$10,599	$10,375	$16,047
Additions	1,791	1,297	1,533
Deductions	(1,964)	(1,073)	(7,205)
Ending balance	$10,426	$10,599	$10,375
Loans 90 days past due	$0	$0	$0

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

The following methods, assumptions and valuation techniques were used by First Financial to measure different financial assets and liabilities at fair value and in estimating its fair value disclosures for financial instruments.

Cash and short-term investments. The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term investments, such as federal funds sold, approximated the fair value of those instruments. The Company classifies cash and short-term investments in Level 1 of the fair value hierarchy.

100 First Financial Bancorp 2012 Annual Report

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

First Financial utilizes information provided by a third-party investment securities administrator in analyzing the investment securities portfolio in accordance with the fair value hierarchy of the Fair Value Topic.  The adminstrator’s evaluation of investment security portfolio pricing is performed using a combination of prices and data from other sources, along with internally developed matrix pricing models and assistance from the provider’s internal fixed income analysts and trading desk.  The adminstrator’s month-end pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, previous evaluation prices and between the various pricing services.  These processes produce a series of quality assurance reports on which price exceptions are identified, reviewed and where appropriate, securities are repriced.  In the event of a materially different price, the administrator will report the variance as a “price challenge” and review the pricing methodology in detail.  The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

First Financial reviews the pricing methodologies utilized by the administrator to ensure the fair value determination is consistent with the applicable accounting guidance and that the investments are properly classified in the fair value hierarchy. Further, the Company periodically validates the fair values for a sample of securities in the portfolio by comparing the fair values provided by the administrator to prices from other independent sources for the same or similar securities. First Financial analyzes unusual or significant variances and conducts additional research with the administrator, if necessary, and takes appropriate action based on its findings.

Loans held for sale. Loans held for sale are carried at the lower of cost or fair value.  These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties.  Fair value is based on the contractual price to be received from these third parties, which is not materially different than cost due to the short duration between origination and sale (Level 2).  As such, First Financial records any fair value adjustments on a nonrecurring basis.  Gains and losses on the sale of loans are recorded as net gains from sales of loans within noninterest income in the Consolidated Statements of Income.

Loans, excluding covered loans. The fair value of commercial, commercial real estate, residential real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency.  The Company classifies the estimated fair value of uncovered loans as Level 3 in the fair value hierarchy.

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.  Impaired loans are valued at the lower of cost or fair value for purposes of determining the appropriate amount of impairment to be allocated to the allowance for loan and lease losses.  Fair value is generally measured based on the value of the collateral securing the loans.  Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable.  The vast majority of the collateral is real estate.  The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed third-party appraiser (Level 3). The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable borrower financial statements if not considered significant.  Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports on a discounted basis as appropriate (Level 3).  Impaired loans allocated to the allowance for loan and lease losses are measured at fair value on a nonrecurring basis.  Any fair value adjustments are recorded in the period incurred as provision for loan and lease losses on the Consolidated Statements of Income.

Covered loans. Fair values for covered loans accounted for under FASB ASC Topic 310-30 were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. These covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. First Financial estimated the cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which

First Financial Bancorp 2012 Annual Report 101

Notes To Consolidated Financial Statements

includes the effects of estimated prepayments. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

Fair values for covered loans accounted for outside of FASB ASC Topic 310-30 were estimated by discounting the future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

The Company classifies the estimated fair value of covered loans as Level 3 in the fair value hierarchy.

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

The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The Company classifies the estimated fair value of the indemnification asset as Level 3 in the fair value hierarchy.

Deposit liabilities. The fair value of demand deposits, savings accounts and certain money-market deposits was the amount payable on demand at the reporting date.  The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date.  The fair value of fixed-rate certificates of deposit was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities.  The carrying amount of accrued interest approximates its fair value. The Company classifies the estimated fair value of deposit liabilities as Level 2 in the fair value hierarchy.

Borrowings. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.  The Company classifies the estimated fair value of short-term borrowings as Level 1 of the fair value hierarchy.

The fair value of long-term debt is estimated using a discounted cash flow calculation which utilizes the interest rates currently offered for borrowings of similar remaining maturities.  Third-party valuations are used for long-term debt with embedded options, such as call features. The Company classifies the estimated fair value of long-term debt as Level 2 in the fair value hierarchy.

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps at the reporting date, using primarily observable market inputs such as interest rate yield curves.  The discounted net present value calculated represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes a vendor-developed, proprietary model to value the credit risk component of both the derivative assets and liabilities.  The credit valuation adjustment is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

102 First Financial Bancorp 2012 Annual Report

The estimated fair values of financial instruments not measured at fair value on either a recurring or nonrecurring basis in First Financial’s consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2012
Financial assets
Cash and short-term investments	$158,843	$158,843	$158,843	$0	$0
Investment securities held-to-maturity	770,755	778,474	0	778,474	0
Other investments	71,492	71,492	0	71,492	0
Loans held for sale	16,256	16,256	0	16,256	0
Loans, excluding covered loans	3,131,287	3,145,120	0	0	3,145,120
Covered loans	702,926	713,797	0	0	713,797
FDIC indemnification asset	119,607	106,380	0	0	106,380

Financial liabilities
Deposits
Noninterest-bearing	$1,102,774	$1,102,774	$0	$1,102,774	$0
Interest-bearing demand	1,160,815	1,160,815	0	1,160,815	0
Savings	1,623,614	1,623,614	0	1,623,614	0
Time	1,068,637	1,072,201	0	1,072,201	0
Total deposits	4,955,840	4,959,404	0	4,959,404	0
Short-term borrowings	624,570	624,570	624,570	0	0
Long-term debt	75,202	78,941	0	78,941	0

First Financial Bancorp 2012 Annual Report 103

Notes To Consolidated Financial Statements

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2011
Financial assets
Cash and short-term investments	$525,051	$525,051	$525,051	$0	$0
Investment securities held-to-maturity	2,664	2,893	0	2,893	0
Other investments	71,492	71,492	0	71,492	0
Loans held for sale	24,834	24,834	0	24,834	0
Loans, excluding covered loans	2,915,871	2,910,825	0	0	2,910,825
Covered loans	1,010,409	1,042,752	0	0	1,042,752
FDIC indemnification asset	173,009	151,114	0	0	151,114

Financial liabilities
Deposits
Noninterest-bearing	$946,180	$946,180	$0	$946,180	$0
Interest-bearing demand	1,317,339	1,317,339	0	1,317,339	0
Savings	1,724,659	1,724,659	0	1,724,659	0
Time	1,654,662	1,664,457	0	1,664,457	0
Total deposits	5,642,840	5,652,635	0	5,652,635	0
Short-term borrowings	99,431	99,431	99,431	0	0
Long-term debt	76,544	81,168	0	81,168	0

104 First Financial Bancorp 2012 Annual Report

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis were as follows:

	Fair Value Measurements Using			Netting	Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	at Fair Value
December 31, 2012
Assets
Derivatives	$0	$24,135	$0	$(24,135)	$0
Available-for-sale investment securities	144	1,031,952	0	0	1,032,096
Total	$144	$1,056,087	$0	$(24,135)	$1,032,096

Liabilities
Derivatives	$0	$26,652	$0	$(24,135)	$2,517

	Fair Value Measurements Using			Netting	Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	at Fair Value
December 31, 2011
Assets
Derivatives	$0	$24,566	$0	$(24,566)	$0
Available-for-sale investment securities	141	1,441,705	0	0	1,441,846
Total	$141	$1,466,271	$0	$(24,566)	$1,441,846

Liabilities
Derivatives	$0	$28,123	$0	$(24,566)	$3,557

(1)
Amounts represent the impact of legally enforceable master netting arrangements that allow First Financial to settle positive and negative positions and also cash collateral held with the same counterparties.

First Financial Bancorp 2012 Annual Report 105

Notes To Consolidated Financial Statements

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis were as follows:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2012
Assets
Impaired loans (1)	$0	$0	$19,564
OREO	0	0	5,651
Covered OREO	0	0	14,059

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2011
Assets
Impaired loans (1)	$0	$0	$20,279
OREO	0	0	4,188
Covered OREO	0	0	6,412

(1) Amounts represent the fair value of collateral for impaired loans allocated to the allowance for loan and lease losses.  Fair values are determined using actual market prices (Level 1), independent third party valuations discounted as appropriate (Level 2) and borrower records discounted as appropriate (Level 3).

106 First Financial Bancorp 2012 Annual Report

23. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2012	2011
Assets
Cash	$106,196	$111,657
Investment securities, available for sale	3,623	2,682
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	575,701	573,295
Nonbanks	18,671	18,659
Total investment in subsidiaries	594,372	591,954
Premises and equipment	1,706	1,842
Other assets	15,058	14,889
Total assets	$728,455	$730,524

Liabilities
Dividends payable	$16,869	$16,196
Other liabilities	1,161	2,107
Total liabilities	18,030	18,303
Shareholders’ equity	710,425	712,221
Total liabilities and shareholders’ equity	$728,455	$730,524

Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010
Income
Interest income	$55	$70	$192
Noninterest income	421	0	143
Dividends from subsidiaries	73,800	48,700	60,700
Total income	74,276	48,770	61,035

Expenses
Interest expense	0	391	1,221
Provision for loan and lease losses	0	739	(37)
Salaries and employee benefits	4,612	4,449	3,377
Miscellaneous professional services	916	719	928
Other	5,209	5,240	3,190
Total expenses	10,737	11,538	8,679
Income before income taxes and equity in undistributed net earnings of subsidiaries	63,539	37,232	52,356
Income tax benefit	(3,869)	(4,263)	(3,162)
Equity in undistributed (loss) earnings of subsidiaries	(105)	25,244	3,733
Net income	$67,303	$66,739	$59,251

First Financial Bancorp 2012 Annual Report 107

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010
Operating activities
Net income	$67,303	$66,739	$59,251
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed loss (earnings) of subsidiaries	105	(25,244)	(3,733)
Provision for loan and lease losses	0	739	(37)
Depreciation and amortization	27	31	42
Stock-based compensation expense	4,186	3,935	3,084
Deferred income taxes	(207)	(509)	(569)
Increase in dividends payable	673	10,342	710
Decrease in accrued expenses	(1,799)	(10,003)	(140)
(Increase) decrease in other assets	(139)	(241)	170
Net cash provided by operating activities	70,149	45,789	58,778

Investing activities
Proceeds from calls and maturities of investment securities	0	158	0
Purchases of investment securities, available-for-sale	(474)	(137)	(290)
Net decrease (increase) in loans	0	2,681	(1,743)
Purchases of premises and equipment	0	0	(1,285)
Other	109	514	(548)
Net cash (used in) provided by investing activities	(365)	3,216	(3,866)

Financing activities
Redemption of junior subordinated debentures	0	(20,620)	0
Cash dividends paid on common stock	(67,797)	(35,312)	(22,490)
Cash dividends paid on preferred stock	0	0	(1,100)
Treasury stock purchase	(6,806)	0	0
Issuance of common stock	0	0	91,224
Payment to repurchase preferred stock	0	0	(80,000)
Proceeds from exercise of stock options, net of shares purchased	320	63	272
Excess tax benefit on share-based compensation	438	259	535
Other	(1,400)	478	(1,086)
Net cash used in financing activities	(75,245)	(55,132)	(12,645)
(Decrease) increase in cash	(5,461)	(6,127)	42,267
Cash at beginning of year	111,657	117,784	75,517
Cash at end of year	$106,196	$111,657	$117,784

108 First Financial Bancorp 2012 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2012
Interest income	$75,097	$71,923	$66,305	$67,605
Interest expense	8,408	7,093	6,459	5,629
Net interest income	66,689	64,830	59,846	61,976
Provision for loan and lease losses - uncovered	3,258	8,364	3,613	3,882
Provision for loan and lease losses - covered	12,951	6,047	6,622	5,283
Noninterest income
Gain on sale of investment securities	0	0	2,617	1,011
FDIC loss sharing income	12,816	8,280	8,496	5,754
Accelerated discount on covered loans	3,645	3,764	3,798	2,455
All other	15,464	21,501	15,919	16,901
Total noninterest income	31,925	33,545	30,830	26,121
Noninterest expenses	55,778	57,459	55,286	53,474
Income before income taxes	26,627	26,505	25,155	25,458
Income tax expense	9,633	8,703	8,913	9,193
Net income	$16,994	$17,802	$16,242	$16,265

Earnings per common share:
Basic	$0.29	$0.31	$0.28	$0.28
Diluted	$0.29	$0.30	$0.28	$0.28
Cash dividends paid per common share	$0.27	$0.31	$0.29	$0.30
Market price
High	$18.28	$17.70	$17.86	$16.95
Low	$16.11	$14.88	$15.58	$13.90

2011
Interest income	$80,063	$77,817	$75,952	$74,985
Interest expense	12,728	11,950	10,734	9,509
Net interest income	67,335	65,867	65,218	65,476
Provision for loan and lease losses - uncovered	647	5,756	7,643	5,164
Provision for loan and lease losses - covered	26,016	23,895	7,260	6,910
Noninterest income
Gain on sale of investment securities	0	0	0	2,541
FDIC loss sharing income	23,435	21,643	8,377	7,433
Accelerated discount on covered loans	5,783	4,756	5,207	4,775
All other	14,440	14,719	14,531	14,891
Total noninterest income	43,658	41,118	28,115	29,640
Noninterest expenses	57,790	52,497	53,142	54,668
Income before income taxes	26,540	24,837	25,288	28,374
Income tax expense	9,333	8,864	9,670	10,433
Net income	$17,207	$15,973	$15,618	$17,941
Earnings per common share:
Basic	$0.30	$0.28	$0.27	$0.31
Diluted	$0.29	$0.27	$0.27	$0.31
Cash dividends paid per common share	$0.10	$0.12	$0.12	$0.27
Market price
High	$18.91	$17.20	$17.12	$17.06
Low	$15.65	$15.04	$13.34	$13.40

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2012 Annual Report 109

Total Return to Shareholders

The following graph compares the five-year cumulative total return to shareholders of First Financial Bancorp common stock with that of companies that comprise the Nasdaq Composite Index and the KBW Regional Bank Index. The KBW Regional Bank Index is comprised of 50 bank holding companies headquartered throughout the country and is used frequently by investors when comparing First Financial Bancorp's stock performance to that of other similarly sized institutions. First Financial Bancorp is included in the KBW Regional Bank Index.

The following table assumes $100 invested on December 31, 2007 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

200
180
160
140
120
100
80
60
40
20
0
07
08
09
10
11
12
First Financial Bancorp
NASDAQ Composite
KBW Regional Bank Index

	2007	2008	2009	2010	2011	2012
First Financial Bancorp	100.00	115.15	141.83	184.32	174.24	164.96
Nasdaq Composite Index	100.00	60.02	87.25	103.09	102.27	120.40
KBW Regional Bank Index	100.00	81.43	63.45	76.40	72.45	82.17

110 First Financial Bancorp 2012 Annual Report

shareholder information

2012 Annual Shareholder Meeting

The annual meeting of shareholders will be held on Tuesday, May 28, 2013, at 10:00 a.m. (EDT) at:

First Financial Bancorp
First Financial Center
255 East Fifth Street, Suite 2900
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
First Financial Bancorp
255 East Fifth Street, Suite 2900
Cincinnati, OH  45202
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

Media Requests
Members of the media should contact:

Jenny Keighley
Assistant Vice President, Media Relations Manager
First Financial Bancorp
255 East Fifth Street, Suite 700
Cincinnati, OH  45202
Phone: 513-979-5852
E-mail: jennifer.keighley@bankatfirst.com

First Financial Bancorp 2012 Annual Report 111

First Financial Bancorp First Financial Center 255 East Fifth Street, Suite 700 Cincinnati, OH 45202-4248 bankatfirst.com more shareholder return