Form 10-K, Exhibit 13
period 2014-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2015-02-24
CIK 708955

EXHIBIT 13

fIRST

IN YOUR COMMUNITY

First Financial Bancorp

2014 Annual Report

FIRST I N Y O U R C O M M U N I T Y First Financial Bancorp 2014 Annual Report

2014 Performance

KEY FINANCIAL RESULTS AND TRENDS

↗ 97

CONSECUTIVE QUARTERS OF PROFITABILITY

↗ 6.7%

INCREASE IN QUARTERLY DIVIDEND TO $.16 PER SHARE

Capital Ratios

16%
12%
8%
4%
0%
9.02%
8.61%
12.69%
12.74%
13.71%
14.05%
First Financial Tangible Common Equity Ratio
First Financial Tier 1 Capital Ratio
First Financial Total Capital Ratio
KBW Regional Bank Index Components—Median Value

Return on Average Assets*

Return on Average Shareholders' Equity

Net Interest Margin^

Dividend Yield

1.25%
1.0%
.75%
.5%
.25%
0%
0.96%
1.05%
1.03%
For Full Year 2014
10%
8%
6%
4%
2%
0%
8.94%
9.72%
8.77%
For Full Year 2014
5%
4%
3%
2%
1%
0%
3.76%
3.56%
For Full Year 2014
5%
4%
3%
2%
1%
0%
3.44%
2.42%
At December 31, 2014
First Financial, as reported
First Financial, as adjusted*
KBW Regional Bank Index Components—Median Value

^ Fully taxable equivalent

Columbus, Ohio Strategic entry into the dynamic Columbus market will provide a strong foundation for future growth. 2014 Performance CONSECUTIVE QUARTERS OF PROFITABILITY INCREASE IN QUARTERLY DIVIDEND TO $.16 PER SHARE 97 6.7% 16% 12% 8% 4% 0% 5% 4% 1% 0% 2% 3% 5% 4% 1% 0% 2% 3% 1.25% 1.0% .25% 0% .5% .75% 0% 2% 4% 6% 8% 10% Return on Average Assets* F o r Fu l l Ye a r 2014 0. 96% 1. 05% 1. 03% 16% 12% 8% 4% 0% 5% 4% 1% 0% 2% 3% 5% 4% 1% 0% 2% 3% 1.25% 1.0% .25% 0% .5% .75% 0% 2% 4% 6% 8% 10% 16 12 8 4 0 5 4 1 0 2 3 5 4 1 0 2 3 1.25 1.0 .25 0 .5 .75 0 2 4 6 8 10 16% 12% 8% 4% 0% 5% 4% 1% 0% 2% 3% 5% 4% 1% 0% 2% 3% 1.25% 1.0% .25% 0% .5% .75% 0% 2% 4% 6% 8% 10% 16% 12% 8% 4% 0% 5% 4% 1% 0% 2% 3% 5% 4% 1% 0% 2% 3% 1.25% 1.0% .25% 0% .5% .75% 0% 2% 4% 6% 8% 10% Return on Average Shareholders’ Equity F o r Fu l l Ye a r 2014 For Fu l l Ye a r 2014 At D e c e m b e r 31, 2014 8. 94% 3. 76% 9. 02% 12 .6 9% 13 .7 1% 3. 44% 8. 77%9. 72% 3. 56% 8. 61% 12 .7 4% 14 .0 5% 2. 42 % Net Interest Margin^ Dividend Yield Capital Ratios First Financial Tangible Common Equity Ratio First Financial Tier 1 Capital Ratio First Financial Total Capital Ratio KBW Regional Bank Index Components - Median Value KEY FINANCIAL RESULTS AND TRENDS First Financial, as reported First Financial, as adjusted* KBW Regional Bank Index Components - Median Value * Adjusted to exclude certain non-recurring income items and acquisition/efficiency related expenses ^ Fully taxable equivalent

Our goal is to position First Financial as the community bank of choice in each of our markets. This means: getting to know our clients well; truly understanding their needs and goals; and providing quality products at a fair price. Using a holistic approach, we seamlessly provide deposit and loan solutions as well as wealth management, retirement planning and trust services to meet our clients’ needs. By offering similar products to those of our large regional competitors, but delivering them through personal client relationships, we become their trusted financial partner, build loyalty and differentiate our brand of community banking. It’s a niche that provides us a competitive advantage and supports both organic and acquired growth. Expanding to New Communities Columbus, Ohio and Fort Wayne, Indiana-we’ve had our eye on these two attractive markets and established our presence there in 2014. Expansion into Columbus through the acquisitions of The First Bexley Bank, Insight Bank and Guernsey Bank solidified First Financial’s position as one of the largest community banks operating in Central Ohio and added $606 million of loans and $569 million of deposits to our balance sheet. All five Columbus banking centers were fully rebranded last year. Sales teams exceeded our performance expectations last year and we believe Columbus will be a growth driver in 2015 and beyond. Early in 2014, we finalized the hiring of strong commercial and residential mortgage lending teams in Fort Wayne, the second largest city in Indiana. These sales teams now occupy permanent space in the Anthony Wayne building in downtown Fort Wayne and are actively calling on new clients and prospects with an expanded product set. In addition, we are opening a banking center there in the first quarter of 2015. Our expansion into Columbus and Fort Wayne complements our metro-centric footprint of Cincinnati, Dayton and Indianapolis. We believe these markets provide the platform to generate solid organic loan, deposit and fee income growth. Community Banking-it’s our strategy for growth, how we build relationships with our clients, and the way we differentiate the First brand of banking. Traverse City Dayton Schererville Lafayette Indianapolis Edgewood Fort Wayne Columbus

First Financial Bancorp 2014 Annual Report 1

Because YOU Come First Successful execution of our community banking strategy requires us to put our clients first. In 2014, we strengthened our focus on delivering an integrated experience for our clients by providing the right products and services with relationship pricing options that reflect the economic value of the relationship. That solidified client satisfaction and delivered successful growth for the bank. Here are some examples of unique and growing businesses that found great value in our community banking approach. James T. Irwin, President J.R. Hasset, VP Sales 3D Engineering Solutions requires customized financial solutions to drive their success. President James Irwin describes their banking relationship, “From meeting our initial needs to providing additional capital support, First Financial Bank supported us 100% from planning to execution. Their competitive and complete financing options afforded us the most advanced 3D X-ray in the world.” Headquartered in Cincinnati, 3D Engineering Solutions is now the first certified CT scanning inspection source in the world. In partnership with First Financial, this innovative company is at the leading edge of industrial CT scanning and projecting exponential growth over the next few years.

2 First Financial Bancorp 2014 Annual Report

Deborah Shultz, Homebuyer “ Owning my own home has been a long-time dream. Barbara at First Financial was a great partner. She helped me every step of the way to apply and qualify for the right mortgage loan that made home ownership affordable for me. I’m thrilled to have my own home that is comfortable for me and my family,” said Deborah. Putting our clients first will deliver future relationship growth and attract new clients. In addition, we are focused on serving all the needs in our communities by offering various deposit, credit and convenience services. The key is understanding our clients so we can match the best services to fit their needs. Just ask Deborah Schultz, a proud first-time homebuyer in Griffith, Indiana, a suburb in Lake County. Deborah worked closely with Mortgage Originator, Barbara Quinlan to qualify for a CHAMP loan and purchase a home. It’s our personal service-putting clients first-that builds trust, loyalty and supports future growth. Sri Bramadesam, Managing Director Since becoming a First Financial client, CJ Automotive in Butler, Indiana has seen growth in their business and their banking relationship. From complex specialty financing to retirement plan services, Managing Director Sri Bramadesam values First Financial’s approach to his business from every aspect. Bramadesam commented, “First Financial focuses on building relationships based on trust and respect, and partners not only with our business but also with the Fort Wayne community.” CJ Automotive, an auto supplier company, has contributed to the local community by multiplying their workforce by five in the last seven years.

First Financial Bancorp 2014 Annual Report 3

GROWING First

New regional hub in Indianapolis

2014 MOBILE AND ONLINE PERFORMANCE

2,000
CONSUMER DEPOSIT ACCOUNTS WERE OPENED ONLINE

5.5%
INCREASE IN ONLINE MORTGAGE APPLICATIONS

161%
INCREASE IN MOBILE CONSUMER DEPOSIT SERVICE USAGE

fiRST
first financial bank
Another step on the path to success
electronic banking
Aim. Snap. Deposit!
Snap Deposit
connect with
fiRST
on Facebook
related resources

GROWING First CONSUMER DEPOSIT ACCOUNTS WERE OPENED ONLINE INCREASE IN ONLINE MORTGAGE APPLICATIONS LOGINS PER MONTH FOR CONSUMER ONLINE AND MOBILE BANKING USAGE INCREASE IN MOBILE CONSUMER DEPOSIT SERVICE USAGE OF OUR CONSUMER ACCOUNT BASE USE eSTATEMENTS, REPRESENTING A 39% INCREASE 2,000 5.5% 161% 47% 1M+ 2014 MOBILE AND ONLINE PERFORMANCE New regional hub in Indianapolis We continue to optimize our banking center network and access points to meet our clients’ needs. New prototype banking centers were completed in Bloomington and Avon, Indiana. In downtown Indianapolis, a new regional hub was established on North Meridian Street to enhance our commercial presence in this important growth market. As their needs for on-the-go banking continue to grow, consumers have responded well in 2014 to our expanded mobile and online access options.

4 First Financial Bancorp 2014 Annual Report

Commercial and Industrial Loan Production by Industry BackPocket A reloadable Visa debit card for online, in-store and ATM use. ApplePay A more secure mobile wallet that enables our clients to use their mobile phone to pay in stores without swiping their cards. We continue to add new services that complement our comprehensive suite of consumer products and deliver more convenience, security and peace of mind. Commercial and Industrial Loans and Leases Balance as of December 31, 2014 (Dollars in Millions) M illi on s 2012 2013 2014 Manufacturing 32% Other 21% Wholesale Trade 8 % Professional, Scie ntific, and Technical Serv ices 7 % Finance and Insurance 7 % Retail Trade 5 % Franchise Lending 16% $2,500 $2,000 $1,500 $1,000 $500 0 Health Care and Social Ass istance 4% M illi on s Wholesale Trade 8% Professional, Scientific, and Technical Services 7% Retail Trade 7% Finance and Insurance 6% Health Care and Social Assistance 4% Transportation and Warehousing 3% Real Estate, Rental, Leasing, Construction 16% Manufacturing 30% Other 19% M illi on s 2012 2013 2014 Manufacturing 32% Other 21% Wholesale Trade 8 % Professional, Scie ntific, and Technical Serv ices 7 % Finance and Insurance 7 % Retail Trade 5 % Franchise Lending 16% $2,500 $2,000 $1,500 $1,000 $500 0 Health Care and Social Ass istance 4% M illi on s Wholesale Trade 8% Professional, Scientific, and Technical Services 7% Retail Trade 7% Finance and Insurance 6% Health Care and Social Assistance 4% Transportation and Warehousing 3% Real Estate, Rental, Leasing, Construction 16% Manufacturing 30% Other 19% We’re seeing strong growth, yields and credit quality with asset based, cash flow and mezzanine lending to clients in a broader geography throughout the Midwest. Commercial loan balances increased by 30.1% in 2014. Additionally, new commercial loan commitments increased by 14.0% to $807.2 million in 2014. We are encouraged by this momentum and by the opportunities for additional growth in 2015. As economic activity in our markets continued to improve in 2014, we launched our Business Capital Division with an expanded specialty lending product set and greater expertise to complement our traditional commercial offerings.

First Financial Bancorp 2014 Annual Report 5

Working In Neighborhoods Working in Neighborhoods (WIN), a non-profit organization, provides a path to home ownership for low-to-moderate income families in Greater Cincinnati. In 2014, First Financial worked with WIN to improve their access to working capital and gain flexibility with a line of credit. WIN renovates blighted homes in neighborhoods for first-time buyers, provides housing counseling and financial education as well as financing assistance. Our success is directly related to the success of our communities. We are active in sharing our time, talents and financial resources to keep our communities strong and growing - especially in the areas of affordable family housing, financial literacy and economic development. We take our community reinvestment responsibilities seriously. In 2014, we put more focus on developing community partnerships that make a positive difference for families in our markets. Here are some examples: First in Your COMMUNITY

6 First Financial Bancorp 2014 Annual Report

First in Your COMMUNITY United Way First Financial associates were recognized by the United Way of Greater Cincinnati at the Finale Celebration in November. We are grateful for our associates’ involvement in their communities. Last year First Financial Bank and our associates were honored by the United Way of Greater Cincinnati as the top new campaign contributor by raising over $136,000. Last year, First Financial committed $10 MILLION in financial support to the Great Lakes Capital Fund for Housing. This nonprofit community development finance institution sponsors projects that will create 296 LOW-INCOME HOUSING UNITS in Indianapolis, Lafayette and Fort Wayne, Indiana. First Financial associates from our office in Bloomington, Indiana

First Financial Bancorp 2014 Annual Report 7

Fully serving the financial needs of our commercial, small business, consumer and wealth management clients by listening to them, responding to their needs and being innovative in delivering solutions and convenient access. Delivering top-quartile, total shareholder return. Achieving best-in-class risk management. Continuing to invest in the well being of our communities. Ongoing discipline with process improvements and expense management to drive client service and efficiency. Our strategic focus for 2015: 2014 was a very positive and productive year. We are extremely pleased with our solid earnings, strong loan production and growth in low-cost deposits. We continue to invest in people, technology and products to diversify and grow our revenue stream. Our progress in disciplined expense management across the company supports our ability to maintain a scalable and efficient operating platform. 2014 also brought about the expiration of the five-year loss sharing coverage period on commercial assets acquired in our 2009 FDIC-assisted transactions. While loss sharing coverage provided us with an added layer of loss protection for the five-year period, we have made great strides with our covered asset resolution efforts and feel we are well positioned to manage the risk associated with the remaining commercial assets without loss share coverage. We are excited about 2015. We see opportunities for continued organic growth throughout our metro-centric footprint and remain open to acquisitions that meet our strategic operational and financial criteria. Our strong capital position will support this growth activity. Well Positioned for GROWTH I want to thank our associates for their hard work and support in delivering the First brand of community banking to our clients everyday. Their relationship focus adds client value and is foundational to our future growth. Claude E. Davis Chief Executive Officer

8 First Financial Bancorp 2014 Annual Report

Directors and Officers

Board of Directors		Senior Management

Murph Knapke	Peter E. Geier	Claude E. Davis
Chairman of the Board,	Chief Executive Officer,	Chief Executive Officer
First Financial Bancorp;	Ohio State University Health Systems
Partner, Knapke Law Office	Chief Operating Officer,	Richard Barbercheck
	Ohio State University Medical Center	Chief Credit Officer
J. Wickliffe Ach
Chief Executive Officer,	Susan L. Knust	Matthew B. Burgess
Hixson, Inc.	Owner and President,	Chief Internal Auditor
Omega Warehouse Services
David S. Barker		Holly M. Foster
President and	William J. Kramer	Chief Compliance Officer
Chief Executive Officer,	Vice President of Operations,
SIHO Insurance Services	Valco Companies, Inc.	John M. Gavigan
Chief Financial Officer and
Cynthia O. Booth	Jeffrey D. Meyer	Principal Accounting Officer
President and	President,
Chief Executive Officer,	Clean Title Agency, Inc.	Shannon M. Kuhl
COBCO Enterprises		Chief Legal Officer and
	Richard E. Olszewski	Corporate Secretary
Mark A. Collar	Owner/Operator
Member	7 Eleven Food Stores	Kevin T. Langford
Collar, Ltd		President, Community Banking
Maribeth S. Rahe
Claude E. Davis	President and	C. Douglas Lefferson
Chief Executive Officer,	Chief Executive Officer,	President, Community Banking
First Financial Bancorp.	Fort Washington Investment
	Advisors, Inc.	Alisa E. Poe
Corinne R. Finnerty		Chief of Staff and
Partner,		Chief Talent Officer
McConnell Finnerty PC
Bradley J. Ringwald
President, Specialty Banking

Jill A. Stanton
President, Mortgage Banking

Anthony M. Stollings
President and Chief Operating Officer

William J. Sorg
Chief Risk Officer

First Financial Bancorp 2014 Annual Report 9

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2014	2013	% Change
Earnings
Net interest income	$228,625	$228,320	0.1%
Net income	65,000	48,349	34.4%

Per Share
Net income per common share-basic	$1.11	$0.84	32.1%
Net income per common share-diluted	1.09	0.83	31.3%
Cash dividends declared per common share	0.61	0.94	(35.1)%
Tangible book value per common share (end of year)	10.38	10.10	2.8%
Market price (end of year)	18.59	17.43	6.7%

Balance Sheet - End of Year
Total assets	$7,217,821	$6,417,213	12.5%
Deposits	5,655,742	4,837,507	16.9%
Loans	4,777,235	3,963,514	20.5%
Investment securities	1,761,090	1,798,300	(2.1)%
Shareholders' equity	784,077	682,161	14.9%

Ratios
Return on average assets	0.96%	0.77%
Return on average shareholders' equity	8.94%	6.89%
Return on average tangible shareholders' equity	11.18%	8.05%
Net interest margin	3.71%	3.97%
Net interest margin (fully tax equivalent)	3.76%	4.01%

10 First Financial Bancorp 2014 Annual Report

2014 Financial Information

First Financial Bancorp 2014 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2014	2013	2012	2011	2010
Summary of operations
Interest income	$247,859	$245,208	$280,930	$308,817	$343,502
Tax equivalent adjustment (1)	3,224	2,142	1,055	979	866
Interest income tax – equivalent (1)	251,083	247,350	281,985	309,796	344,368
Interest expense	19,234	16,888	27,589	44,921	67,992
Net interest income tax – equivalent (1)	$231,849	$230,462	$254,396	$264,875	$276,376
Interest income	$247,859	$245,208	$280,930	$308,817	$343,502
Interest expense	19,234	16,888	27,589	44,921	67,992
Net interest income	228,625	228,320	253,341	263,896	275,510
Provision for loan and lease losses	1,528	8,909	50,020	83,291	96,708
Noninterest income	63,965	73,647	122,421	142,531	146,831
Noninterest expenses	196,034	225,475	221,997	218,097	233,680
Income before income taxes	95,028	67,583	103,745	105,039	91,953
Income tax expense	30,028	19,234	36,442	38,300	32,702
Net income	65,000	48,349	67,303	66,739	59,251
Dividends on preferred stock	0	0	0	0	1,865
Income available to common shareholders	$65,000	$48,349	$67,303	$66,739	$57,386

Per share data
Earnings per common share
Basic	$1.11	$0.84	$1.16	$1.16	$1.01
Diluted	$1.09	$0.83	$1.14	$1.14	$0.99
Cash dividends declared per common share	$0.61	$0.94	$1.18	$0.78	$0.40
Average common shares outstanding–basic (in thousands)	58,663	57,270	57,877	57,692	56,969
Average common shares outstanding–diluted (in thousands)	59,393	58,073	58,869	58,693	57,993

Selected year-end balances
Total assets	$7,217,821	$6,417,213	$6,497,048	$6,671,511	$6,250,225
Earning assets	6,594,626	5,840,849	5,961,727	6,110,934	5,741,683
Investment securities (2)	1,761,090	1,798,300	1,874,343	1,516,002	1,015,205
Total loans and leases	4,777,235	3,963,514	3,927,180	4,021,691	4,297,586
FDIC indemnification asset	22,666	45,091	119,607	173,009	222,648
Interest-bearing demand deposits	1,225,378	1,125,723	1,160,815	1,317,339	1,111,877
Savings deposits	1,889,473	1,612,005	1,623,614	1,724,659	1,534,045
Time deposits	1,255,364	952,327	1,068,637	1,654,662	1,794,843
Noninterest-bearing demand deposits	1,285,527	1,147,452	1,102,774	946,180	705,484
Total deposits	5,655,742	4,837,507	4,955,840	5,642,840	5,146,249
Short-term borrowings	661,392	748,749	624,570	99,431	59,842
Long-term debt	48,241	60,780	75,202	76,544	128,880
Other long-term debt	0	0	0	0	20,620
Shareholders’ equity	784,077	682,161	710,425	712,221	697,394

Select Financial Ratios
Average loans to average deposits (3)	83.20%	82.12%	75.66%	78.53%	86.43%
Net charge-offs to average loans and leases	0.27%	0.99%	1.34%	1.51%	1.82%
Average shareholders’ equity to average total assets	10.75%	11.17%	11.30%	11.33%	10.53%
Average common shareholders’ equity to average total assets	10.75%	11.17%	11.30%	11.33%	10.35%
Return on average assets	0.96%	0.77%	1.07%	1.06%	0.91%
Return on average common equity	8.94%	6.89%	9.43%	9.37%	8.55%
Return on average equity	8.94%	6.89%	9.43%	9.37%	8.68%
Net interest margin	3.71%	3.97%	4.37%	4.55%	4.66%
Net interest margin (tax equivalent basis) (1)	3.76%	4.01%	4.39%	4.57%	4.68%
Dividend payout	54.95%	111.90%	101.72%	67.24%	39.60%
(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) Includes covered loans and loans held for sale.

12 First Financial Bancorp 2014 Annual Report

This annual report contains forward-looking statements. See the Forward-Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements. The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. (First Financial or the Company). The discussion and analysis identifies trends and material changes that occurred during the reporting periods and should be read in conjunction with the Statistical Data, Consolidated Financial Statements and accompanying Notes.

Effective October 1, 2014, the five-year loss sharing coverage period for non-single family assets expired and the majority of the Company’s formerly covered assets were no longer subject to FDIC loss sharing protection. As a result of this expiration, and the insignificant balance of assets that remain subject to FDIC loss sharing protection for five more years relative to the Company’s total assets, all covered loans and the related allowance for loan and lease losses-covered, as well as provision for covered loan and lease losses, have been reclassified in the Consolidated Financial Statements, and all credit quality metrics have been updated to include covered and formerly covered assets. The proportionate share (generally 80%) of credit losses and resolution expenses on covered assets expected to be reimbursed by the FDIC and recorded as FDIC loss sharing income in the Company’s Consolidated Statements of Income during those prior periods are not reflected in these credit quality ratios.

EXECUTIVE SUMMARY

First Financial is a $7.2 billion bank holding company headquartered in Cincinnati, Ohio.  As of December 31, 2014, First Financial, through its subsidiaries, operated primarily in Ohio, Indiana and Kentucky.  These subsidiaries include a commercial bank, First Financial Bank, N.A. (First Financial Bank or the Bank) with 106 banking centers and 131 ATMs. First Financial provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage business lines provide credit-based products, deposit accounts, retail brokerage, corporate cash management support and other services to commercial and consumer clients.  The Bank also provides lending products, primarily equipment, real estate and leasehold improvement financing, for select concepts and franchisees in the quick service and casual dining restaurant sector located throughout the United States.  First Financial Wealth Management provides wealth planning, portfolio management, trust and retirement plan services and had approximately $2.4 billion in assets under management as of December 31, 2014.

First Financial acquired the banking operations of Peoples Community Bank (Peoples), and Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, Irwin), through Federal Deposit Insurance Corporation (FDIC)-assisted transactions in 2009. In connection with these FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC reimburses First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (covered OREO) (collectively, covered assets). These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off amounts must be shared with the FDIC for an additional three year period, on the same pro-rata basis. The Company's loss sharing indemnification from the FDIC related to non-single-family loans expired effective October 1, 2014. The loss sharing protection related to all other covered loans of approximately $135.7 million will expire in the third quarter 2019. Covered assets represented 1.9% of First Financial's total assets at December 31, 2014.

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

First Financial Bancorp 2014 Annual Report 13

During 2014, First Financial completed three business combinations in the Columbus, Ohio market (the Columbus acquisitions) as follows:

First Bexley. On August 7, 2014, First Financial closed its merger agreement with The First Bexley Bank (First Bexley). Founded in 2006 and conducting operations out of one full service branch location in Bexley, Ohio, First Bexley served commercial and consumer clients throughout Columbus and central Ohio. First Financial acquired First Bexley in a cash and stock transaction in which First Bexley merged with and into First Financial Bank.

Insight. On August 7, 2014, First Financial also closed its merger with Insight Bank (Insight) during the third quarter 2014. Founded in 2006 and conducting operations out of one full service location in Worthington, Ohio, and a mortgage origination office in Newark, Ohio, Insight provided commercial and consumer banking services to clients throughout Columbus and central Ohio. First Financial acquired Insight in a cash and stock transaction in which Insight merged with and into First Financial Bank.

Guernsey. On August 21, 2014, First Financial finalized its merger with Guernsey Bancorp, Inc. (Guernsey). Headquartered in Worthington, Ohio, Guernsey conducted operations out of three full service branches and served commercial and consumer clients throughout Columbus and central Ohio. Under the terms of the merger agreement, First Financial acquired Guernsey for cash consideration and the transfer of a single bank-owned property to Guernsey's sole shareholder. The Company also paid off all amounts due under a promissory note to a third party on behalf of Guernsey. The Guernsey Bank, an Ohio state chartered bank and wholly-owned subsidiary of Guernsey, merged with and into First Financial as part of the merger agreement.

The First Bexley, Insight and Guernsey acquisitions provide First Financial an entrance into Central Ohio, and introduce the Company's diverse product set to commercial and consumer clients of those institutions. These acquisitions position First Financial as one of the largest community banks serving the metropolitan Columbus market. The data conversions and re-branding efforts on the Columbus acquisitions were completed during the second half of 2014.

The following table provides a summary of the purchase consideration, assets acquired and liabilities assumed, at their estimated fair value, and the resulting goodwill from the Columbus acquisitions. For further detail on the Columbus acquisitions, see Note 20 - Business Combinations in the Notes to Consolidated Financial Statements.

Table 2 • Business Combinations
(Dollars in thousands)	Total
Purchase consideration
Cash consideration	$34,190
Stock consideration	60,429
Other consideration	2,523
Total purchase consideration	$97,142

Assets acquired
Loans	$606,263
Intangible assets	3,556
Other assets	117,493
Total assets	$727,312

Liabilities assumed
Deposits	$568,605
Borrowings	94,891
Other liabilities	9,363
Total liabilities	$672,859

Net identifiable assets	$54,453
Goodwill	$42,689

First Financial Bancorp 2014 Annual Report 14

In addition to the Columbus acquisitions discussed above, First Financial also entered the Fort Wayne, Indiana market through the hiring of experienced and well-established commercial and residential mortgage lending teams in January of 2014. On a combined basis, these actions provide First Financial entrance into two new metropolitan markets that it believes have attractive demographics and future growth prospects.

OVERVIEW OF OPERATIONS

First Financial’s operational results are influenced by overall economic factors and conditions, including market interest rates, competition within the marketplace, business spending, consumer confidence and regulatory changes. Net income for the year ended December 31, 2014 was $65.0 million, resulting in basic earnings per share of $1.11 and earnings per diluted share of $1.09. This represented a 34.4% increase in net income from $48.3 million in 2013. Basic and diluted earnings per share for the year ended December 31, 2013 were $0.84 and $0.83, respectively. First Financial’s return on average shareholders’ equity for 2014 was 8.94%, which compares to 6.89% for 2013. First Financial’s return on average assets for 2014 was 0.96%, which compares to a return on average assets of 0.77% for 2013.

Net interest income in 2014 increased $0.3 million or 0.1% from 2013, compared to a 9.9% decrease in 2013 compared to 2012. This slight increase in 2014 was primarily driven by higher earning asset balances, partially offset by lower yields as a result of the prolonged low interest rate environment. The net interest margin was 3.71% for 2014 compared with 3.97% in 2013 and 4.37% in 2012.

Noninterest income declined $9.7 million during the year, from $73.6 million in 2013 to $64.0 million in 2014. The decline in noninterest income was primarily due to lower FDIC loss sharing income, decreased income from the accelerated discount on covered/formerly covered loans that prepaid during the year, lower gain on sale of securities and lower other noninterest income, partially offset by higher gains on sale of loans. FDIC loss sharing income represents reimbursements due from the FDIC under loss sharing agreements for losses and resolution expenses on covered assets.

Noninterest expense decreased $29.4 million, or 13.1%, during the year, from $225.5 million in 2013 to $196.0 million in 2014. The decrease was primarily due to a valuation adjustment to the FDIC indemnification asset and pension settlement charges incurred in 2013, as well as lower loss sharing expenses during 2014, partially offset by an increase in salaries and benefits and data processing expenses from the Columbus acquisitions also in 2014.

Total loans increased $813.7 million from $4.0 billion at December 31, 2013 to $4.8 billion at December 31, 2014, driven by strong organic growth as well as the Columbus acquisitions, which contributed $606.3 million of loans. Total uncovered loans increased $1.1 billion, from $3.5 billion at December 31, 2013 to $4.6 billion at December 31, 2014 while total covered loans decreased $322.2 million, from $457.9 million at December 31, 2013 to $135.7 million at December 31, 2014. New loan originations continue to be recorded at yields significantly lower than the yields on loans that paid off or matured during the period as a result of the low interest rate environment, muting the impact of increased balances on interest income and net interest margin.

First Financial experienced an $818.2 million or 16.9% increase in total deposits during 2014, from $4.8 billion at December 31, 2013 to $5.7 billion as of December 31, 2014. This increase is the result of the $568.6 million in deposits from the Columbus acquisitions as well as strong deposit generation efforts during the year. The increase in deposits during 2014 contributed to an $87.4 million or 11.7% decrease in short-term borrowings from $748.7 million as of December 31, 2013 to $661.4 million as of December 31, 2014. The Company's total cost of funds increased to 0.32% in 2014 from 0.31% in 2013.

The allowance for loan and lease losses (allowance), which includes covered and formerly covered loans, at December 31, 2014, was $52.9 million, or 1.11%, of loans compared to $62.7 million, or 1.58% of loans at December 31, 2013. Given the applications of acquisition accounting and the resulting estimated fair value marks embedded in the carrying value of loans acquired in the Columbus transactions during the third quarter 2014, First Financial has experienced an increase in loan balances, without a corresponding increase in the allowance. As such, the Company considers the total allowance for loan and lease losses and the remaining net fair value marks on all acquired loans, less the remaining indemnification asset balance, to be a relevant measure of the Company's loan loss protection. The balance of the Company's total allowance and credit marks on acquired loans, net of the indemnification asset, was 1.51% of total loans and leases as of December 31, 2014.

The Company's credit quality performance improved in 2014, reflecting continued recovery in the U.S. economy from the period of sustained weakness and falling real estate values experienced from 2007 to 2010. First Financial's lower levels of nonperforming and classified assets continue to reflect improving economic conditions, including lower unemployment rates and higher levels of business and consumer spending.

First Financial Bancorp 2014 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

For a more detailed discussion of the above topics, please refer to the sections that follow.

NET INCOME

2014 vs. 2013. First Financial’s net income increased $16.7 million or 34.4% to $65.0 million in 2014, compared to net income of $48.3 million in 2013. The increase was primarily related to a $7.4 million, or 82.8% decrease in provision for loan and lease losses as well as a decline in noninterest expenses of $29.4 million, or 13.1%, partially offset by a decrease in noninterest income of $9.7 million, or 13.1% and an increase in income tax expense of $10.8 million, or 56.1% during 2014. For more detail, refer to the Net interest income, Noninterest income and Noninterest expense sections that follow.

2013 vs. 2012. First Financial’s net income decreased $19.0 million or 28.2% to $48.3 million in 2013, compared to net income of $67.3 million in 2012. The decrease was primarily related to declines in net interest income of $25.0 million, or 9.9%, and noninterest income of $48.8 million or 39.8%, partially offset by a $41.1 million, or 82.2% reduction in provision for loan and lease losses and a $17.2 million, or 47.2% decrease in income tax expense.

NET INTEREST INCOME

First Financial’s net interest income for the years 2010 through 2014 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities, plus fees for financial services provided to clients. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 3 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale, were included in the daily average loan balances used to determine the yields in Table 3 – Volume/Rate Analysis - Tax Equivalent Basis. Table 3 – Volume/Rate Analysis - Tax Equivalent Basis should be read in conjunction with the Statistical Information table.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary, adjusted to a tax equivalent basis assuming a 35% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investments.  This is to recognize the income tax savings that facilitates a comparison between taxable and tax-exempt assets.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.76%, 4.01% and 4.39% for 2014, 2013 and 2012, respectively.

Loan fees included in the interest income computation for 2014, 2013 and 2012 were $4.3 million, $6.7 million and $9.4 million, respectively. The decrease in loan fees in 2014 was primarily due to lower prepayment fee income as a result of reduced levels of payoffs and loan refinancings.

2014 vs. 2013. Net interest income increased $0.3 million or 0.1%, from $228.3 million in 2013 to $228.6 million in 2014, primarily due to an increase in average earning assets, partially offset by lower yields during 2014. Average earning assets increased from $5.8 billion in 2013 to $6.2 billion in 2014, while the yield on earning assets declined 24 basis points from 4.26% in 2013 to 4.02% in 2014.

Interest income was $247.9 million in 2014, a $2.7 million or 1.1% increase from 2013. The increase was primarily attributable to interest income from investment securities, which increased $7.9 million or 21.7%, from $36.5 million in 2013 to $44.5 million in 2014, partially offset by a $7.5 million, or 3.5% decrease in interest income earned on loans during the period as the higher yielding covered loan portfolio has continued to decline. The increase in interest income from investment securities during 2014 was the result of higher investment securities balances and yields during the year, as the average balance of investment securities increased $127.9 million or 7.5% in 2014 as compared to 2013 and the average yield on investment securities increased 29 basis points, to 2.44% in 2014 from 2.15% in 2013. The increased yield on investment securities is primarily related to the sale of lower yielding assets and a decline in prepayment speeds during the year.

Interest expense was $19.2 million in 2014, a $2.3 million or 13.9% increase from 2013. Interest expense increased as the average balance of interest-bearing deposits increased $249.4 million, or 6.7%, primarily due to the impact of the Columbus acquisitions, and the cost of funds related to these deposits increased 6 basis points to 0.41% for 2014 from 0.35% in 2013. Total cost of interest-bearing liabilities increased 2 basis points to 0.40% in 2014 from 0.38% in 2013. Interest expense was also impacted by an increase in average short-term borrowings of $159.4 million during 2014 due primarily to balance sheet

16 First Financial Bancorp 2014 Annual Report

growth, including the Columbus acquisitions, which was partially offset by a $12.1 million or 17.4% decline in long-term borrowings when compared to 2013.

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

Interest expense was $16.9 million in 2013, a $10.7 million or 38.8% decrease from 2012. The total cost of interest-bearing liabilities declined 24 basis points to 0.38% in 2013 from 0.62% in 2012, primarily due to a 24 basis point decrease in the cost of interest-bearing deposits to 0.35% in 2013 from 0.59% in 2012. The lower cost of funds in 2013 was primarily a result of the lower interest rate environment as well as deposit pricing and rationalization strategies executed by the Company in recent years.

Table 3 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2014 change from 2013 due to			2013 change from 2012 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$16,427	$(23,439)	$(7,012)	$972	$(34,227)	$(33,255)
Indemnification asset	10,690	(8,549)	2,141	3,828	(4,168)	(340)
Investment securities (3)
Taxable	2,281	4,496	6,777	(1,270)	(2,247)	(3,517)
Tax-exempt	1,393	391	1,784	2,731	(170)	2,561
Total investment securities interest (3)	3,674	4,887	8,561	1,461	(2,417)	(956)
Interest-bearing deposits with other banks	43	0	43	(126)	42	(84)
Total	30,834	(27,101)	3,733	6,135	(40,770)	(34,635)

Interest expense
Interest-bearing demand deposits	35	(214)	(179)	(92)	42	(50)
Savings deposits	325	2,241	2,566	(5)	(191)	(196)
Time deposits	849	(330)	519	(3,602)	(7,530)	(11,132)
Short-term borrowings	271	(180)	91	780	135	915
Long-term debt	(381)	(270)	(651)	(205)	(33)	(238)
Total	1,099	1,247	2,346	(3,124)	(7,577)	(10,701)
Net interest income	$29,735	$(28,348)	$1,387	$9,259	$(33,193)	$(23,934)

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2014, 2013 and 2012 are shown in Table 4 – Noninterest Income and Noninterest Expense.

NONINTEREST INCOME

2014 vs. 2013. Noninterest income decreased $9.7 million or 13.1% from $73.6 million in 2013 to $64.0 million in 2014 primarily related to lower FDIC loss sharing income, lower income from the accelerated discount on covered loans that

First Financial Bancorp 2014 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

prepaid, a decline in gains on sales of securities and a decrease in other noninterest income, partially offset by an increase in gains from loan sales. FDIC loss sharing income declined $3.4 million or 90.2% from 2013 to 2014 as a result of improvement in future expected cash flows on covered loans and declining losses on covered assets during the year. FDIC loss sharing income represents the proportionate share of credit losses on covered assets that First Financial expects to receive from the FDIC. Income from the accelerated discount on covered loans decreased $3.0 million or 41.5%, while other noninterest income declined $1.7 million or 14.4%. Accelerated discounts on covered/formerly covered loans that prepay result from the accelerated recognition of a component of the discount that would have been recognized over the expected life of the loan had it not prepaid. Both loss sharing income and accelerated discount on covered/formerly covered loans were impacted by a decline in covered assets of $349.0 million, or 72.0% due to the expiration of non-single family loss sharing agreements effective October 1, 2014 as well as continued run-off of the covered/formerly covered assets.

Noninterest income from gain on sale of investment securities decreased $1.7 million or 95.9% in 2014 as $166.3 million of investment securities sold resulted in gains of $0.1 million during the period compared to sales of $91.0 million of investment securities that resulted in gains of $1.7 million during 2013. Other noninterest income decreased in 2014 due to an $0.8 million increase in the portfolio valuations related to customer derivatives in 2013 that did not recur in 2014, as well as lower rental income earned on OREO properties and lower fixed annuity income during the period. Partially offsetting the decrease in noninterest income was an increase in gain on sale of mortgage loans of $1.2 million, or 38.5%, due to strong mortgage origination activity and the impact of Columbus acquisitions during 2014.

2013 vs. 2012. Noninterest income decreased $48.8 million or 39.8% from $122.4 million in 2012 to $73.6 million in 2013 primarily related to lower FDIC loss sharing income, income from the accelerated discount on covered loans that prepaid, gains on sales of securities and mortgages and other income. FDIC loss sharing income declined $31.6 million or 89.5% from 2012 to 2013 as a result of improvement in future expected cash flows on covered loans and declining losses on covered assets during the year. Income from the accelerated discount on covered loans decreased $6.5 million or 47.6%, while other income declined $7.9 million or 39.7%. Income from the sale of mortgages declined $1.4 million, or 31.1% due to lower mortgage demand as a result of rising interest rates during 2013. The decrease in other noninterest income was primarily related to a $5.0 million legal settlement received in 2012 as well as lower income from bank owned life insurance and client derivative fees in 2013.

18 First Financial Bancorp 2014 Annual Report

Table 4 • Noninterest Income and Noninterest Expense
	2014		2013		2012
		% Change		% Change		% Change
		increase		increase		increase
(Dollars in thousands)	Total	(decrease)	Total	(decrease)	Total	(decrease)
Noninterest income
Service charges on deposit accounts	$20,274	(1.6)%	$20,595	(2.9)%	$21,215	10.5%
Trust and wealth management fees	13,634	(4.8)%	14,319	2.6%	13,951	(2.7)%
Bankcard income	10,740	(1.6)%	10,914	8.8%	10,028	7.9%
Net gains from sales of loans	4,364	38.5%	3,150	(31.1)%	4,570	7.3%
FDIC loss sharing income	365	(90.2)%	3,720	(89.5)%	35,346	(41.9)%
Accelerated discount on covered loans	4,184	(41.5)%	7,153	(47.6)%	13,662	(33.4)%
Other	10,334	(14.4)%	12,072	(39.7)%	20,021	74.3%
Subtotal	63,895	(11.2)%	71,923	(39.5)%	118,793	(15.1)%
Gains on sales of investment securities	70	(95.9)%	1,724	(52.5)%	3,628	42.8%
Total	$63,965	(13.1)%	$73,647	(39.8)%	$122,421	(14.1)%

Noninterest expenses
Salaries and employee benefits	$107,702	6.2%	$101,402	(10.4)%	$113,154	5.8%
Pension settlement charges	0	N/M	6,174	N/M	0	N/M
Net occupancy	19,187	(9.5)%	21,207	2.5%	20,682	(3.4)%
Furniture and equipment	8,554	(4.6)%	8,970	(2.4)%	9,190	(7.6)%
Data processing	12,963	26.7%	10,229	15.8%	8,837	54.6%
Marketing	3,603	(15.6)%	4,270	(23.1)%	5,550	(4.2)%
Communication	2,277	(29.0)%	3,207	(5.9)%	3,409	6.4%
Professional services	6,170	(10.3)%	6,876	(5.4)%	7,269	(24.6)%
State intangible tax	2,111	(46.3)%	3,929	0.8%	3,899	8.8%
FDIC assessments	4,462	(0.9)%	4,501	(3.9)%	4,682	(17.5)%
Loss (gain)-other real estate owned	862	N/M	31	(99.5)%	5,696	(56.8)%
Loss sharing expense	4,686	(33.8)%	7,083	(34.0)%	10,725	197.9%
FDIC indemnification impairment	0	N/M	22,417	N/M	0	N/M
Other	23,457	(6.8)%	25,179	(12.9)%	28,904	(1.8)%
Total	$196,034	(13.1)%	$225,475	1.6%	$221,997	1.8%

N/M = Not meaningful

NONINTEREST EXPENSES

2014 vs. 2013. Noninterest expenses decreased $29.4 million or 13.1% in 2014 compared to 2013, primarily due to a $22.4 million FDIC indemnification valuation adjustment and $6.2 million of pension settlement charges that occurred in 2013. Also, contributing to the decrease was a $2.4 million, or 33.8% decline in loss sharing expenses, a $2.0 million, or 9.5% reduction in occupancy expense, a $0.9 million, or 29.0% decline in communication expense, a $1.8 million, or 46.3% decrease in state intangible tax and a $1.7 million, or 6.8% decrease in other noninterest expense. These decreases were partially offset by a $6.3 million, or 6.2% increase in salaries and employee benefits and a $2.7 million, or 26.7% increase in data processing expenses. Excluding the FDIC indemnification valuation adjustment and pension settlement charges from 2013, noninterest expenses declined $0.9 million or 0.4% during 2014 as on-going efficiency efforts were partially offset by acquisition-related expenses.

The decrease in loss sharing expenses relates primarily to lower collection costs incurred to resolve problem covered loans and the reduction in occupancy expense was related to branch consolidations and lease abandonment costs during 2013. Communication expense decreased as a result of branch consolidations and other cost reduction efforts, while the decline in state intangible tax was related to tax law changes to both the Ohio tax base and apportionment in 2014. Other noninterest

First Financial Bancorp 2014 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

expense decreased in 2014 largely due to lower collection expenses, a decline in fraud losses and a reduction in banking center consolidation-related expenses.

The increase in salaries and benefits, as well as data processing expenses, were primarily due to expenses related to the Columbus acquisitions. Acquisition-related expenses totaled $6.7 million during 2014 and included $2.7 million of personnel costs, $2.0 million of data processing related expenses, $1.3 million of professional services expenses and $0.7 million of equipment and other miscellaneous expenses.

The FDIC indemnification valuation adjustment in 2013 was related to the Company’s collectability assessment of the indemnification asset during the period, which included evaluation of the primary activities that result in a reduction in the indemnification asset and the resulting projected balances of the indemnification asset upon expiration of commercial loss protection on October 1, 2014 and expiration of single family loss protection in 2019. As a result of the collectability assessment during 2013, the Company concluded the indemnification asset was impaired and recorded the related valuation adjustment to reduce the carrying value of the asset. The valuation adjustment was primarily driven by improvement in future expected cash flows on covered loans and the shorter remaining life of the commercial indemnification, which extended the lives of covered loans and pushed losses into periods beyond the indemnification agreement expiration date, a meaningful decline in the realization of loss claims filed with the FDIC and higher reimbursements to the FDIC related to positive asset resolutions in recent periods.

The accounting and valuation for the FDIC indemnification asset is closely related to the accounting and valuation for covered loans. Improvement in expected cash flows related to covered loans is driven primarily by their actual or estimated credit performance and is generally reflected in changes in the yield on the loans. There is an opposite effect on the FDIC indemnification asset and those changes in estimated credit performance are reflected by a change in its yield as well. Changes in the assessed collectability of the indemnification asset, if any, are recognized as FDIC indemnification impairment in Noninterest expenses in the Consolidated Statements of Income.

Contributing to the FDIC indemnification valuation adjustment was improvement in the expected credit performance of the commercial covered loan portfolio compared to earlier estimates as criticized and classified covered loan balances declined substantially and actual credit losses were lower than First Financial originally estimated. As First Financial neared the end of the commercial loss protection period and gained greater insight into improving economic conditions, borrower performance and loan resolution strategies, improvements in expected cash flows on certain covered loans extended the projected timing of loss events beyond the expiration of commercial loss sharing coverage thereby reducing expected relief of the indemnification asset from loss claims with the FDIC.

In addition to this improved credit outlook, the Company experienced both an increase in recoveries related to covered loans, 80% of which are required to be shared back to the FDIC, as well as a significant decline in the realized amount of loss sharing claims filed with the FDIC late in 2013. Contributing to the decline in claims realization during the period was an increased level of review from the FDIC regarding both the timing and eligibility of certain claims, changes in the projected timing of expected loss events that pushed losses out beyond the expiration of the commercial loss protection period and higher recoveries on covered assets resulting in payments owed back to the FDIC.

Given these factors and the significant negative yield that would have been required to amortize the commercial portion of the FDIC indemnification asset to zero at its expiration date, management concluded during the fourth quarter of 2013 that the FDIC indemnification asset was impaired. As a result, the Company recorded a $22.4 million pre-tax non-cash valuation adjustment to reduce the value of the FDIC indemnification asset as of December 31, 2013. The Company continued to amortize the FDIC indemnification asset over the remaining life of the loss sharing agreements, a significantly shorter period than the remaining life of the covered loans as required by the related accounting guidance, causing a significant increase in the negative yield of the FDIC indemnification asset in the fourth quarter of 2013.

For further discussion of the Company’s FDIC indemnification asset, the primary activities impacting the balance of the indemnification asset and the related impact to the Consolidated Statements of Income, see Note 5 - Loans and Leases in the Notes to the Consolidated Financial Statements.

During 2013, First Financial also recognized $6.2 million of pension settlement charges as a result of the level of lump sum distributions from the Company's pension plan. The annual threshold for recognizing lump-sum distributions as pension settlement charges reset on January 1, 2014 and no such expenses were incurred for 2014. For further discussion of pension settlement charges, see Note 14 - Employee Benefit Plans in the Notes to the Consolidated Financial Statements.

20 First Financial Bancorp 2014 Annual Report

2013 vs. 2012. Noninterest expenses increased $3.5 million or 1.6% in 2013 compared to 2012, primarily due to a $22.4 million FDIC indemnification valuation adjustment and $6.2 million of pension settlement charges incurred during 2013 as well as a $1.4 million, or 15.8% increase in data processing expenses. These increases were partially offset by an $11.8 million, or 10.4% decrease in salaries and employee benefits, a $3.6 million, or 34.0% decline in loss sharing expenses, a $2.0 million, or 61.5% decline in losses on OREO, a $3.7 million, or 149.8% decrease in losses on covered OREO and a $3.7 million, or 12.9% decline in other noninterest expense during 2013. Excluding the FDIC indemnification valuation adjustment and pension settlement charges, noninterest expenses declined $25.1 million or 11.3% during 2013 primarily as a result of the Company's efficiency efforts.

INCOME TAXES

First Financial’s tax expense in 2014 totaled $30.0 million compared to $19.2 million in 2013 and $36.4 million in 2012, resulting in effective tax rates of 31.6%, 28.5% and 35.1% in 2014, 2013 and 2012, respectively. The increase in the effective tax rate in 2014 compared to 2013 was primarily the result of a favorable tax reversal related to a former Irwin subsidiary and a favorable change in state tax laws in 2013, partially offset by higher tax-exempt income earned in 2014. The decrease in the effective tax rate in 2013 compared to 2012 was a result of state tax planning strategies implemented during 2013, including formation of a captive real estate investment trust as well as a favorable adjustment to deferred tax liabilities relating to a change in state tax laws, favorable tax reversals related to an intercompany tax obligation associated with an unconsolidated former Irwin subsidiary and higher income earned on tax exempt securities compared to 2012. While the Company's effective tax rate may fluctuate due to tax jurisdiction changes and the level of tax-enhanced assets, the overall effective tax rate for 2015 is expected to be approximately 32.0% - 34.0%.

Further information on income taxes is presented in Note 13 - Income Taxes in the Notes to Consolidated Financial Statements.

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

While economic trends continued to improve during 2014, the pace of recovery remains a challenge. First Financial maintains vigorous underwriting processes to assess prospective commercial borrowers' credit worthiness prior to origination and actively monitors commercial relationships subsequent to funding in order to ensure adequate oversight of the portfolio.

Real Estate Construction – Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been pre-sold, pre-leased or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project. Real estate construction loans are underwritten by an independent credit team, managed by experienced lending officers and monitored through the construction phase by a centralized funding desk that manages loan disbursements.

As economic conditions, including rising property values, have continued to show signs of improvement, First Financial has been more actively engaged in pursuing select real estate construction lending opportunities and continues to actively monitor industry and portfolio-specific credit trends affecting the portfolio.

First Financial Bancorp 2014 Annual Report 21

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

The type, age, condition and location of commercial real estate properties, as well as any environmental risks associated with the properties, are considered in the underwriting process for both owner-occupied and investment properties. Credit risk is mitigated by limiting total credit exposure to individual borrowers or groups of borrowers and by requiring borrowers to have adequate down payments or cash equity, thereby limiting the loan balance in relation to the market value of the property. First Financial also regularly reviews borrowers' financial performance, makes periodic site visits to financed properties and monitors various other factors in the Company's markets that influence real estate collateral values such as rental rates, occupancy trends and capitalization rates.

While the commercial real estate sector continues to rebound from periods of stress resulting from elevated vacancy levels, lower rents and depressed property values in recent years, First Financial believes the sector has demonstrated gradual, but continuous improvement and that the Company's current underwriting criteria, coupled with active credit monitoring of loan relationships, provides adequate oversight of the commercial real estate loan portfolio.

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
These loans generally have a 15 to 30 year term and a fixed interest rate, but may have a shorter term to maturity with an adjustable interest rate, and in most cases, are extended to borrowers to finance their primary residence. First Financial sells residential real estate loan originations into the secondary market on both servicing retained and servicing released bases. Residential real estate loans are generally underwritten to secondary market lending standards, utilizing underwriting systems that rely on empirical data to assess credit risk as well as analysis of the borrowers’ ability to repay their obligations, credit history, the amount of any down payment and the market value or other characteristics of the property. First Financial also offers a residential mortgage product that features similar borrower credit characteristics but a more streamlined underwriting process than typically required to sell to the government-sponsored enterprises and thus is retained on the Consolidated Balance Sheets.

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

From an industry perspective, it is likely home equity lending will continue to experience stress as borrowers remain under pressure and property values, while improving, remain depressed in many areas. However, First Financial believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-to-value ratios, line size and usage provides adequate oversight. At December 31, 2014, approximately 94.5% and 82.3% of the Company's outstanding home equity lines had credit line sizes of less than $100,000 and $50,000 respectively, and had an average outstanding balance of approximately $31,000.

Installment – Installment lending consists of consumer loans not secured by real estate, including loans secured by automobiles and personal unsecured loans.

22 First Financial Bancorp 2014 Annual Report

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

Credit Management. Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market and/or the centralized line of business originating the loan. First Financial has delegated to each market president and line of business manager a lending limit sufficient to address the majority of client requests in a timely manner. Loan requests for amounts greater than those limits require the approval of a designated credit officer or senior credit committee and can include additional approval(s) from the chief credit officer, the chief executive officer and the board of directors as necessary. This allows First Financial to manage the initial credit risk exposure through a standardized, disciplined and strategically focused loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan or a group of loans require the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an on-going basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which provides the Company with an assessment of the current risk level in the portfolio and is the basis for determining an appropriate allowance for loan and lease losses. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 - Loans and Leases in the Notes to the Consolidated Financial Statements.

Commercial loans rated as special mention, substandard or doubtful are considered criticized, while loans rated as substandard or doubtful are considered classified. Commercial loans may be designated as criticized/classified based on individual borrower performance or industry and environmental factors. Criticized/classified loans are subject to additional reviews to adequately assess the borrower’s credit status and develop appropriate action plans.

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

First Financial Bancorp 2014 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

LOANS AND LEASES

2014 vs. 2013. First Financial continued to experience strong loan demand in 2014 as a result of focused sales efforts, expanded presence in key metropolitan markets and investments in a diversified product suite. Loans, excluding loans held for sale, totaled $4.8 billion at December 31, 2014, increasing $813.7 million or 20.5%, compared to December 31, 2013. The increase in loan balances from December 31, 2013 was primarily related to a $237.1 million increase in commercial loans, a $108.3 million increase in real estate construction loans, a $375.0 million increase in commercial real estate loans and a $68.2 million increase in residential real estate loans. These increases were impacted by $606.3 million of loans, net of estimated fair value marks, from the Columbus acquisitions that closed during the third quarter as well as strong loan origination activity during 2014. Average loan balances, excluding loans held for sale increased $340.8 million, or 8.6%, from $3.9 billion at December 31, 2013 to $4.3 billion at December 31, 2014.

Covered loans declined to $135.7 million at December 31, 2014 from $457.9 million as of December 31, 2013.  Declines in covered loan balances were expected as the Company’s loss sharing indemnification from the FDIC related to non-single-family loans expired effective October 1, 2014 and there were no acquisitions of loans subject to loss sharing agreements during the period. The ten year period of loss protection on all other covered loans and covered OREO will expire during the third quarter of 2019.  The covered loan portfolio will continue to decline through payoffs, loan sales, charge-offs and termination or expiration of loss sharing coverage unless First Financial acquires additional loans subject to loss sharing agreements in the future.

At December 31, 2014, commercial loans represented 27.5% of loans while commercial real estate, real estate construction and lease financing balances represented 44.8%, 4.1% and 1.6%, respectively. Residential real estate loans represented 10.5% of loan balances while home equity, installment and credit card loans represented 9.6%, 1.0% and 1.0%, respectively.

Comparatively, at December 31, 2013, commercial loans represented 27.2% of loans while commercial real estate, real estate construction and lease financing balances represented 44.5%, 2.3% and 2.0%, respectively. Residential real estate loans represented 10.9% of loan balances while home equity, installment and credit card loans represented 10.8%, 1.3% and 1.0%, respectively.

Table 5 • Loan and Lease Portfolio
	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Commercial	$1,315,114	$1,077,984	$963,159	$1,052,873	$1,134,292
Real estate – construction	197,571	89,297	84,148	132,094	206,286
Real estate – commercial	2,140,667	1,765,620	1,882,563	1,870,111	1,995,656
Real estate – residential	501,894	433,664	418,904	409,097	416,225
Installment	47,320	52,774	65,484	80,719	90,782
Home equity	458,627	426,078	424,958	423,938	415,005
Credit card	38,475	37,962	37,176	35,548	36,731
Lease financing	77,567	80,135	50,788	17,311	2,609
Total loans and leases	$4,777,235	$3,963,514	$3,927,180	$4,021,691	$4,297,586

Table 6 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of commercial loans and real estate construction loans outstanding at December 31, 2014. Loans due after one year are classified according to their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's allowance for loan and lease losses, see the Credit Risk section included in Management’s Discussion and Analysis.

24 First Financial Bancorp 2014 Annual Report

Table 6 • Loan Maturity/Rate Sensitivity
	December 31, 2014
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial	$462,121	$625,556	$227,437	$1,315,114
Real estate – construction	78,547	72,479	46,545	197,571
Total	$540,668	$698,035	$273,982	$1,512,685

		Sensitivity to changes in interest rates
		Predetermined	Variable
(Dollars in thousands)		rate	rate	Total
Due after one year but within five years		$381,367	$316,668	$698,035
Due after five years		134,297	139,685	273,982
Total		$515,664	$456,353	$972,017

ASSET QUALITY

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

Loans are classified as TDRs when borrowers are experiencing financial difficulties and concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement. OREO represents properties acquired by First Financial primarily through loan defaults by borrowers.

Purchased impaired loans were grouped into pools for purposes of periodically re-estimating expected cash flows and recognizing impairment or improvement in the loan pools. Accordingly, purchased impaired loans are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period provision for loan and lease losses or prospective yield adjustments.

See Table 7 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2014 vs. 2013. Total nonperforming assets decreased $16.7 million to $87.1 million at December 31, 2014 from $103.7 million at December 31, 2013, primarily due to a $24.3 million decline in OREO balances offset by a $7.1 million increase in nonaccrual loans.

The increase in nonaccrual loan balances during 2014 was due to the addition of $4.3 million of nonaccrual loans acquired in conjunction with the Columbus transactions as well as the downgrade of a $6.6 million commercial real estate relationship, partially offset by resolution strategies, including collections, write-downs, transfers to OREO, charge-offs and reclassifications back to accrual status when appropriate. The decrease in OREO during 2014 was the result of the resolution and sales of $30.6 million of commercial and residential real estate property and $4.2 million of valuation write-downs, partially offset by $10.5 million of additions during the year.

The level of First Financial's nonperforming loans as a percentage of total loans and leases declined to 1.35% at December 31, 2014 from 1.43% at December 31, 2013 as modest growth in nonperforming loans was offset by growth in the loan portfolio

First Financial Bancorp 2014 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

during the period. Additionally, the Company continued to experience declines in classified asset balances throughout 2014, decreasing $79.4 million, or 33.9%, to $154.8 million at December 31, 2014 from $234.3 million at December 31, 2013.

The declines in nonperforming and classified assets during 2014 reflect successful resolution efforts, particularly related to covered assets as the Company neared the expiration of commercial loss sharing coverage, as well as gradual improvement in economic conditions in the markets in which First Financial operates. The U.S. economy has continued to show signs of improvement, despite the moderate pace of recovery. Management remains optimistic that sustained improvements in the employment outlook and real estate markets, as well as increasing levels of business and consumer confidence, will contribute to similar credit quality trends in future periods.

Table 7 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Nonaccrual loans (1)	$48,469	$41,392	76,763	$83,530	$96,162
Accruing troubled debt restructurings	15,928	15,429	10,856	4,009	3,508
Other real estate owned (OREO)	22,674	46,926	41,388	56,135	53,164
Total nonperforming assets	$87,071	$103,747	$129,007	$143,674	$152,834

Nonperforming assets as a percent of total loans plus OREO	1.81%	2.59%	3.25%	3.52%	3.51%

Accruing loans past due 90 days or more	$216	$218	$243	$298	$379

Classified assets	$154,804	$234,251	$392,245	$523,291	$672,888

(1) Nonaccrual loans include nonaccrual TDRs of $12.3 million, $13.8 million, $14.1 million, $18.1 million and $14.1 million as of December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

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

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair market value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2014 and 2013.

2014 vs. 2013. First Financial’s investment portfolio at December 31, 2014 totaled $1.8 billion, a $37.2 million, or 2.1%, decrease from December 31, 2013. The decline in the investment portfolio during 2014 was primarily related to sales, amortization and other portfolio reductions during the year.

26 First Financial Bancorp 2014 Annual Report

The Company sold $92.5 million of securities early in 2014, consisting primarily of collateralized loan obligations (CLOs) and, to a lesser extent, hybrid securities, collateralized mortgage obligations and corporate securities, resulting in a gain of $0.1 million. Proceeds from these sales were reinvested primarily in commercial mortgage-backed securities during the period. The sale of these CLOs was due to the potential regulatory impact under the "Volcker Rule" of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which prohibits banks from engaging in short-term proprietary trading activities for their own account and from owning, sponsoring or having certain relationships with hedge funds or private equity funds. Under the original rule approved in December 2013, banks were required to conform investments to the requirements of the Volcker Rule or divest them by July 21, 2015. In order to mitigate risk related to the uncertain application of the Volcker Rule to the Company's CLOs and the broader impact on the CLO market, First Financial sold its CLO holdings. Subsequently, on April 7, 2014, the Federal Reserve announced a two year extension of the deadline for banks to conform their CLO portfolios with the Volcker Rule to July 21, 2017.

At December 31, 2014 and 2013, First Financial classified $840.5 million or 47.7% of investment securities and $913.6 million or 50.8% of investment securities, respectively, as available-for-sale. At December 31, 2014 and 2013, First Financial classified $868.0 million or 49.3% of investment securities and $837.3 million or 46.6% of investment securities, respectively, as held-to-maturity.

First Financial recorded, as a component of equity in accumulated other comprehensive income, a $2.5 million unrealized after-tax loss on the investment portfolio at December 31, 2014, which declined $13.8 million from $16.3 million at December 31, 2013 primarily as a result of the tightening of mortgage and fixed income spreads.

The investment portfolio represented 24.4% and 28.0% of total assets at December 31, 2014 and December 31, 2013, respectively. Investments in MBSs, including Collateralized Mortgage Obligations (CMOs), represented 82.2% and 81.7% of the investment portfolio at December 31, 2014 and 2013, respectively. MBSs are participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and duration is prone to extend during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial does not own any interest-only securities, principal-only securities or other securities considered high risk.

Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export / Import Bank represented 1.7% and 1.6% of the investment portfolio at December 31, 2014 and 2013, respectively.

Asset-backed securities were $74.8 million or 4.4% of the investment portfolio at December 31, 2014 and $113.6 million, or 6.5% of the investment portfolio at December 31, 2013. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $79.7 million as of December 31, 2014 from $56.1 million as of December 31, 2013 and comprised 4.7% and 3.2% of the investment portfolio at December 31, 2014 and 2013, respectively. The securities are diversified to include states and issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continues to monitor the risk associated with this sector and reviews the underlying ratings for possible downgrades. First Financial does not own any currently impaired state or other political subdivision securities.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, decreased to $120.2 million or 7.0% of the investment portfolio at December 31, 2014 from $122.5 million or 7.0% at December 31, 2013.

The overall duration of the investment portfolio decreased to 3.4 years as of December 31, 2014 from 4.3 years as of December 31, 2013. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk. The Company does, however, include these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

First Financial Bancorp 2014 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 8 • Investment Securities as of December 31
	2014		2013
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$97	0.0%	$90	0.0%
Securities of U.S. Government agencies and corporations	29,450	1.7%	28,557	1.6%
Mortgage-backed securities	1,404,213	82.2%	1,430,071	81.7%
Obligations of state and other political subdivisions	79,655	4.7%	56,111	3.2%
Asset-backed securities	74,836	4.4%	113,594	6.5%
Other securities	120,213	7.0%	122,450	7.0%
Total	$1,708,464	100.0%	$1,750,873	100.0%

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities are shown in Table 9 – Investment Securities as of December 31, 2014. Tax-equivalent adjustments, using a 35.0% rate, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $22.6 million and $25.8 million at December 31, 2014 and 2013, respectively. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, as well as balance sheet, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 - Investment Securities in the Notes to Consolidated Financial Statements for additional information on First Financial's investment portfolio and Note 19 - Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

Table 9 • Investment Securities as of December 31, 2014
	Maturity
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$17,570	2.73%	$0	0.00%
Mortgage-backed securities	4	7.47%	418,615	2.51%	289,518	2.80%	93,328	2.97%
Obligations of state and other political subdivisions	3,676	3.14%	686	3.31%	20,544	3.42%	754	5.00%
Other securities	0	0.00%	0	0.00%	7,114	4.25%	16,187	4.58%
Total	$3,680	3.14%	$419,301	2.51%	$334,746	2.86%	$110,269	3.22%

Available-for-Sale
U.S. Treasuries	$0	0.00%	$0	0.00%	$97	2.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	2,462	1.70%	9,418	2.64%	0	0.00%
Mortgage-backed securities	22,987	1.64%	300,027	2.20%	103,412	1.64%	176,322	1.72%
Obligations of state and other political subdivisions	150	3.83%	18,787	2.53%	13,814	3.73%	21,244	2.78%
Asset-backed securities	0	0.00%	16,893	1.57%	38,349	0.83%	19,594	1.27%
Other securities	0	0.00%	16,809	3.61%	21,381	1.42%	58,722	2.57%
Total	$23,137	1.65%	$354,978	2.25%	$186,471	1.65%	$275,882	1.95%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

28 First Financial Bancorp 2014 Annual Report

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

Additionally, as the Company's deposit base continues to shift away from fixed-rate time deposits toward market-priced or indexed deposit products, First Financial has executed interest rate swaps to manage interest rate volatility on indexed floating rate deposits. These interest rate swaps, totaling $150.0 million as of December 31, 2014 and $100.0 million as of December 31, 2013, involve the receipt by First Financial of variable-rate interest payments in exchange for fixed-rate interest payments by First Financial for approximately 4.3 years. As a result, First Financial has secured fixed rate funding associated with these swaps at a weighted average cost of funds of 1.37% for the duration of these interest rate swaps. Additionally, in a rising interest rate environment, the market value of these interest rate swaps increases, resulting in an increase in Other Comprehensive Income.

See Note 10 - Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering a wide variety of savings and transaction accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2014 vs. 2013. First Financial experienced an $818.2 million, or 16.9% increase in total deposits from $4.8 billion at December 31, 2013 to $5.7 billion as of December 31, 2014. Noninterest bearing deposits increased $138.1 million, while interest-bearing checking deposits increased $99.7 million, savings deposits increased $277.5 million and time deposits increased $303.0 million during the period. The increase in total deposits during 2014 was driven by $568.6 million of deposits, net of estimated fair value adjustments, from the Columbus acquisitions as well as strong growth in interest bearing demand and time deposits.

Non-time deposit balances totaled $4.4 billion as of December 31, 2014, increasing $515.2 million, or 13.3%, compared to December 31, 2013 while time deposit balances increased $303.0 million, or 31.8%.

Total average deposits for 2014 increased $340.4 million, or 7.1% from 2013 primarily due to increases in average interest-bearing deposits of $249.4 million, or 6.7%, average savings deposits of $130.7, or 8.0%, and average noninterest bearing deposits of $91.1 million, or 8.4%. The year-over-year growth in average deposits was due to the Columbus acquisitions as well as strong organic deposit generation during 2014.

Table 10 – Maturities of Time Deposits Greater Than or Equal to $100,000 shows the contractual maturity of these deposits that were outstanding at December 31, 2014, representing 10.4% of total deposits.

First Financial Bancorp 2014 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $100,000
	December 31, 2014
(Dollars in thousands)	Certificates of Deposit	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$48,137	$9,858	$0	$57,995
3 months to 6 months	55,211	3,554	727	59,492
6 months to 12 months	87,236	5,998	2,102	95,336
over 12 months	300,044	46,603	26,409	373,056
Total	$490,628	$66,013	$29,238	$585,879

BORROWINGS

First Financial's short-term borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the FHLB. The Company's long-term borrowings consist of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2014 vs. 2013. Short-term borrowings decreased to $661.4 million at December 31, 2014, from $748.7 million at December 31, 2013. Short-term borrowings with the FHLB, which are utilized to manage normal liquidity needs, decreased primarily as a result of the deposit growth outlined previously and efforts to manage the Company's funding costs.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $558.2 million of short-term borrowings from the FHLB at December 31, 2014 as compared with $654.0 million at December 31, 2013.

Total long-term debt decreased $12.5 million, or 20.6%, to $48.2 million at December 31, 2014, from $60.8 million at December 31, 2013 primarily due to the maturity of a single agreement during the year, which was partially offset by long-term debt assumed in the Columbus acquisitions. Long-term borrowings from the FHLB were $22.5 million and $7.5 million at December 31, 2014 and 2013, respectively.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution First Financial utilizes a blanket collateral agreement with the FHLB and had collateral pledged with a book value of $3.2 billion at December 31, 2014.

See Note 9 - Borrowings in the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

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

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. First Financial also utilizes its short-term line of credit and longer-term advances from the FHLB as funding sources. First Financial's total remaining borrowing capacity from the FHLB was $454.2 million at December 31, 2014. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial had pledged certain eligible residential and farm real estate loans, home equity lines of credit and government and agency securities, totaling $3.2 billion as collateral for borrowings from the FHLB as of December 31, 2014.

During 2014, First Financial entered into a short-term credit facility with an unaffiliated bank for $15.0 million. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31,

30 First Financial Bancorp 2014 Annual Report

2014, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels. First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2014.

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as available-for-sale totaled $840.5 million at December 31, 2014. Securities classified as held-to-maturity that are maturing within a short period of time are an additional source of liquidity and totaled $3.7 million at December 31, 2014. Other types of assets such as cash and due from banks and federal funds sold, as well as loans maturing within one year, are also sources of liquidity.

At December 31, 2014, in addition to liquidity on hand of $132.8 million, First Financial had unused and available overnight wholesale funding sources of approximately $1.9 billion, or approximately 26.4% of total assets, to fund loan and deposit activities as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $31.7 million, $58.7 million and $73.8 million for the years 2014, 2013 and 2012, respectively. As of December 31, 2014, First Financial’s subsidiaries had retained earnings of $383.7 million of which $35.1 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $55.2 million in cash as of December 31, 2014, which is in excess of the Company’s annual regular shareholder dividend and operating expenses.

First Financial repurchased 40,255 shares of the Company's common stock for $0.7 million during 2014 under a previously announced share repurchase plan. First Financial repurchased 750,145 shares for $11.8 million and 460,500 shares for $6.8 million under this same plan during 2013 and 2012, respectively.
Capital expenditures, such as banking center expansion, remodeling and technology investments, were $10.6 million for 2014, $7.3 million for 2013 and $25.5 million for 2012. Remodeling is a planned and ongoing process given First Financial’s 106 banking centers. Material commitments for capital expenditures as of December 31, 2014, were $6.1 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 11 • Contractual Obligations as of December 31, 2014
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$8,121	$13,543	$993	$425	$23,082
National Market Repurchase Agreement	25,607	0	0	0	25,607
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	6,637	10,817	7,646	13,900	39,000
Total	$40,365	$24,360	$8,639	$15,100	$88,464

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

Quantitative measures established and defined by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes that, as of December 31, 2014, First Financial met all capital adequacy requirements to which it was subject. At December 31,

First Financial Bancorp 2014 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

2014 and December 31, 2013, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth by regulation. There have been no conditions or events since those notifications that management believes has changed the Company’s category.

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

First Financial's Tier I and Total capital ratios declined during 2014 due to an increase in risk-weighted assets resulting from acquisitions, loan growth and the expiration of non-single family loss sharing protection during the year.. First Financial's Leverage ratio declined as a result of the increase in average assets related to overall growth in the balance sheet. The Company’s tangible common equity ratio declined during 2014 due to the impact from acquisitions as the increase in tangible assets outweighed the increase in tangible common equity from the common shares issued in conjunction with the acquisitions.

For further detail on First Financial's capital ratios at December 31, 2014, see Note 16 - Capital in the Notes to Consolidated Financial Statements.

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

Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The Basel III requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets requiring higher capital allocations.

While First Financial continues to evaluate this final rule and its potential impact, management expects that the Company will continue to exceed all regulatory capital requirements under Basel III.

32 First Financial Bancorp 2014 Annual Report

Table 12 • Capital Adequacy
	December 31,
(Dollars in thousands)	2014	2013
Consolidated capital calculations
Common stock	$574,643	$577,076
Retained earnings	352,893	324,192
Accumulated other comprehensive loss	(21,409)	(31,281)
Treasury stock, at cost	(122,050)	(187,826)
Total shareholders' equity	784,077	682,161
Goodwill	(137,739)	(95,050)
Other intangibles	(8,114)	(5,924)
Total tangible equity	$638,224	$581,187
Total assets	$7,217,821	$6,417,213
Goodwill	(137,739)	(95,050)
Other intangibles	(8,114)	(5,924)
Total tangible assets	$7,071,968	$6,316,239
Tier 1 capital	$673,955	$624,850
Total capital	$728,284	$679,074
Total risk-weighted assets	$5,311,573	$4,276,152
Average assets (1)	$7,137,840	$6,177,644

Regulatory capital
Tier 1 ratio	12.69%	14.61%
Total capital ratio	13.71%	15.88%
Leverage ratio	9.44%	10.11%

Other capital ratios
Total shareholders' equity to ending assets	10.86%	10.63%
Total tangible shareholders' equity to ending tangible assets	9.02%	9.20%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

Shelf Registrations. In July 2014, First Financial filed a shelf registration on Form S-3 with the Securities and Exchange Commission (SEC). This shelf registration allows First Financial to raise capital from time to time through the sale of various types of securities, subject to approval by the Company's board of directors, and expires on July 31, 2017.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 55.0%, 111.90% and 101.72% for the years 2014, 2013 and 2012, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. As discussed previously in the Liquidity section, the Company repurchased 40,255 shares under the 2012 share repurchase plan during 2014 at an average price of $17.32 per share and 750,145 shares during 2013 at an average price of $15.70 per share. In January 2014, First Financial's board of directors suspended further share repurchase activity under the 2012 share repurchase plan in connection with the Company's Columbus acquisitions and continued that suspension for the remainder of 2014. At December 31, 2014, 3,749,100 shares remained available for purchase under the 2012 share repurchase plan.

First Financial Bancorp 2014 Annual Report 33

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The Company generally expects to return to shareholders a target range of 60% - 80% of earnings through a combination of its regular dividend and share repurchases while still maintaining capital ratios that exceed internal target thresholds, current regulatory capital requirements under Basel III.

Preferred Stock. During 2014, the shareholders of First Financial approved an amendment to the Company's Articles of Incorporation authorizing the Company to issue up to 10,000,000 preferred shares. The Company has not issued and has no current plans, arrangements or agreements to issue any of the authorized preferred shares at this time.

Shareholders' Equity. Total shareholders’ equity at December 31, 2014 was $784.1 million compared to total shareholders’ equity at December 31, 2013 of $682.2 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuations and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined using published December 31, 2014 corporate bond indices, projected cash flows of the pension plan and comparisons were made to external industry surveys to test reasonableness. The expected return on plan assets was 7.5% for 2014 and 2013, and was based on the composition of plan assets as well as economic forecasts and trends in addition to actual returns. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The assumed rate of compensation increase was 3.5% and is compared to historical increases for plan participants.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2014, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$7,387	$(5,729)	N/A	N/A	$(229)	$374
Change in Pension Expense	$159	$(119)	$1,211	$(1,211)	$(55)	$55

As a result of the plan’s updated actuarial projections for 2014, First Financial recorded income related to its pension plan of $1.1 million for 2014 in the Consolidated Statements of Income, compared to pension expense of $5.5 million for 2013 and pension income of $0.5 million for 2012. First Financial made no cash contributions to fund the pension plan in 2014, 2013 or 2012 and does not expect to make a cash contribution to its pension plan in 2015. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.

As a result of lump sum distributions from the pension plan during 2013, First Financial was required to re-measure the plan's assets and liabilities and recognized pension settlement charges of $6.2 million. Consistent with FASB ASC Topic 715, Compensation - Retirement Benefits, pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are triggered when lump sum distributions exceed an annual accounting threshold for the plan. Associates are eligible to request a lump sum distribution from the Company's pension plan at retirement or upon leaving the Company. The accounting threshold for lump sum distributions reset on January 1, 2014 and no pension settlement charges were incurred during the year.

See Note 14 - Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

First Financial manages risks through a structured enterprise risk management (ERM) approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness as part of the culture of the Company. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk

34 First Financial Bancorp 2014 Annual Report

management culture. Additionally, ERM allows the Company to deliberately consider risk responses and the effectiveness of mitigation compared to established standards for risk appetite and tolerance, recognize and respond to the significant organizational changes and consolidate information obtained through a common process into concise business performance and risk information for management and the board of directors.

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

•
steadfastly maintaining a compliance culture and framework that ensures adherence to laws, rules, and regulations, fair treatment and privacy of customers, and prevention of money laundering and terrorist financing;

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

First Financial Bancorp 2014 Annual Report 35

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

The board of directors has defined broad risk tolerance levels or limits to guide management in the decision-making process and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The board risk committee, a standing committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk assigned to them.

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

Chief Compliance Officer. The chief compliance officer is responsible for the oversight of the Company’s compliance management function, which includes Bank Secrecy Act/Anti-Money Laundering and all other regulatory compliance.  The chief compliance officer is authorized to implement all necessary actions to ensure achievement of the objectives of an effective compliance program and may appoint such other officers or establish other management committees as required for effective compliance management. The chief compliance officer reviews and evaluates compliance issues and concerns within the Company and is responsible for monitoring and reporting results of the compliance efforts while providing guidance to the board of directors and senior management team on matters relating to compliance.

Committee Chairs. The ERM program utilizes fourteen committees as its primary assessment and communication mechanism for the previously identified risks.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication among committee members as well as with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company.

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

36 First Financial Bancorp 2014 Annual Report

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

First Financial believes that communication is fundamental to successful risk management and is based on a strong partnership between risk management, management and the board of directors.  Productive reporting and communication with management is necessary to ensure collaborative and effective risk management.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the board of directors.

Allowance for loan and lease losses. First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to maintain the allowance at a level considered sufficient to absorb probable loan and lease losses inherent in the portfolio. Actual losses on loans and leases are charged against the allowance, which is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged-off loan is credited back to the allowance. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off.

Purchased impaired loans are accounted for under FASB ASC Topic 310-30, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial grouped acquired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is considered impairment and recorded as provision expense, and a related allowance for loan and lease losses, on a discounted basis during the period. Estimated reimbursements due from the FDIC under loss sharing agreements related to any declines in expected cash flows for a pool of loans are recorded as noninterest income. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool.

Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio; economic conditions; geographic footprint; the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans; and any other adverse situations that may affect a specific borrower's ability to repay. This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

First Financial Bancorp 2014 Annual Report 37

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

See Table 13 – Summary of Allowance for Loan and Lease Losses and Selected Statistics for a summary of activity impacting the allowance and Table 14 – Allocation of the Allowance for Loan and Lease Losses for detail on the composition of the allowance.

Given the applications of acquisition accounting and the resulting estimated fair value marks embedded in the carrying value of loans acquired in the Columbus transactions during the third quarter, First Financial experienced an increase in loan balances, without a corresponding increase in the allowance. As such, the Company considers the total allowance for loan and lease losses and the remaining net fair value marks on all acquired loans, less the remaining indemnification asset balance, to be a relevant measure of the Company's loan loss protection. The balance of the Company's total allowance and credit marks on acquired loans, net of the indemnification asset, was 1.51% of total loans and leases as of December 31, 2014.

2014 vs. 2013. The allowance at December 31, 2014 was $52.9 million or 1.11% of loans, a $9.9 million and 15.7% decline from a balance of $62.7 million or 1.58% of loans at December 31, 2013. Provision expense declined $7.4 million, or 82.8%, to $1.5 million in 2014 from $8.9 million in 2013. The decline in the allowance was primarily related to declining reserve rates across the portfolio as a result of lower loss levels and increased covered loan resolutions in recent periods.

Net charge-offs decreased $27.7 million, or 70.9%, to $11.4 million for 2014 compared to $39.1 million for 2013, while the ratio of net charge-offs as a percentage of average loans outstanding declined to 0.27% in 2014 from 0.99% in 2013. The decline in net charge-offs during 2014 was primarily the result of lower net losses across the portfolio, particularly in the commercial and commercial real estate portfolios. The allowance as a percentage of net charge-offs was 463.7% for the year ended December 31, 2014 compared to 160.2% for the year ended December 31, 2013.

The decline in the allowance during 2014 was consistent with declines in net charge-offs, nonperforming assets and classified assets when compared to December 31, 2013 and continues to reflect gradual improvement in property values and overall economic conditions across the Company's footprint. The allowance as a percentage of nonaccrual loans, including nonaccrual TDRs was 109.1% at December 31, 2014 compared with 151.6% at December 31, 2013. The allowance as a percentage of nonperforming loans, which include accruing TDRs, was 82.1% at December 31, 2014 compared with 110.4% at December 31, 2013. The declines in these allowance coverage ratios were driven by the addition of the acquired Columbus loans and strong loan origination activity during 2014.

For further discussion of First Financial's allowance for loan and lease losses, see Note 6 - Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

38 First Financial Bancorp 2014 Annual Report

Table 13 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics
(Dollars in thousands)	2014	2013	2012	2011	2010
Transactions in the allowance for loan and lease losses:
Balance at January 1	$62,730	$92,967	$95,411	$73,728	$59,311
Loans charged-off:
Commercial	9,156	11,695	17,188	13,164	29,842
Real estate – construction	1,348	611	5,555	9,028	11,952
Real estate – commercial	9,478	36,622	23,986	36,128	24,698
Real estate – residential	1,454	1,729	3,110	3,201	9,835
Installment	605	536	2,377	2,200	2,876
Home equity	2,774	3,533	5,751	6,240	4,269
Credit card	1,158	1,285	1,252	1,441	1,871
Lease financing	0	496	0	0	0
Total loans charged-off	25,973	56,507	59,219	71,402	85,343

Recoveries of loans previously charged-off:
Commercial	4,769	4,218	2,546	1,775	958
Real estate – construction	381	679	61	559	26
Real estate – commercial	7,617	10,630	3,032	5,700	1,082
Real estate – residential	531	265	90	116	24
Installment	358	393	558	532	520
Home equity	511	914	241	811	192
Credit card	343	253	227	301	249
Lease financing	63	9	0	0	1
Total recoveries	14,573	17,361	6,755	9,794	3,052
Net charge-offs	11,400	39,146	52,464	61,608	82,291

Provision for loan and lease losses	1,528	8,909	50,020	83,291	96,708
Balance at December 31	$52,858	$62,730	$92,967	$95,411	$73,728

FDIC loss sharing income (1)	$365	$3,720	$35,346	$60,888	$51,844

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.11%	1.58%	2.37%	2.37%	1.72%
Nonperforming loans (2)	1.35%	1.43%	2.23%	2.18%	2.32%

As a percent of average loans, net of unearned income:
Net charge-offs	0.27%	0.99%	1.34%	1.51%	1.82%

Allowance for loan and lease losses to nonperforming loans (1)	82.08%	110.40%	106.10%	108.99%	73.97%
 (1) Represents proportionate share of losses on covered assets expected to be reimbursed by the FDIC under loss sharing agreements.
(2) Includes loans classified as nonaccrual and troubled debt restructurings.

First Financial Bancorp 2014 Annual Report 39

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 14 • Allocation Of The Allowance For Loan And Lease Losses
	December 31,
	2014		2013		2012		2011		2010
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial	$13,870	27.5%	$19,538	27.2%	$37,726	24.5%	$31,267	26.2%	$18,953	26.4%
Real estate – construction	1,045	4.2%	8,326	2.3%	8,143	2.2%	2,086	3.3%	955	4.8%
Real estate – commercial	27,086	44.8%	23,432	44.6%	38,108	47.9%	30,384	46.5%	15,012	46.4%
Real estate – residential	3,753	10.5%	9,668	10.9%	7,907	10.7%	5,111	10.2%	4,614	9.7%
Installment, home equity & credit card	6,669	11.4%	15,113	13.0%	12,616	13.4%	9,857	13.4%	6,008	12.6%
Lease financing	435	1.6%	59	2.0%	1	1.3%	3	0.4%	8	0.1%
Total	$52,858	100.0%	$76,136	100.0%	$104,501	100.0%	$78,708	100.0%	$45,550	100.0%

MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates and equity prices. The primary source of market risk for First Financial is interest rate risk. Interest rate risk is the risk to earnings and the value of the Company's equity arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of First Financial's interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, re-priced or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates.

Table 15 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2014 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to one-month LIBOR or Prime plus a spread.

First Financial monitors the Company's interest rate risk position using income simulation models and economic value of equity (EVE) sensitivity analyses that capture both short-term and long-term interest rate risk exposure.  Income simulation involves forecasting net interest income (NII) under a variety of interest rate scenarios including instantaneous shocks. First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest-rate scenarios.  Modeling the sensitivity of NII and EVE to changes in market interest rates is highly dependent on the assumptions incorporated into the modeling process.  First Financial continues to refine the assumptions used in its interest rate risk modeling.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2014, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP (1)	+100 BP	+200 BP
NII - Year 1	(4.40)%	(1.12)%	(0.48)%
NII - Year 2	(2.88)%	0.75%	2.10%
EVE	(6.16)%	(1.33)%	0.28%

40 First Financial Bancorp 2014 Annual Report

(1) Because certain current interest rates are at or below 1.00%, the 100 basis point downward shock assumes that certain corresponding interest rates approach an implied floor that, in effect, reflects a decrease of less than the full 100 basis point downward shock.

First Financial's projected results for both NII and EVE continue to pivot around a risk-neutral position. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

“Risk-neutral” refers to the absence of a strong bias toward either asset or liability sensitivity. “Asset sensitivity” is when a company's interest-earning assets reprice more quickly or in greater quantities than interest-bearing liabilities. Conversely, “liability sensitivity” is when a company's interest-bearing liabilities reprice more quickly or in greater quantities than interest-earning assets. In a rising interest rate environment, asset sensitivity results in higher net interest income while liability sensitivity results in lower net interest income. In a declining interest rate environment, asset sensitivity results in lower net interest income while liability sensitivity results in higher net interest income.

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

First Financial Bancorp 2014 Annual Report 41

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 15 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2015	2016	2017	2018	2019	Thereafter	Total	2014
Rate sensitive assets
Fixed interest rate loans (1)	$305,339	$262,918	$278,423	$314,444	$269,248	$490,281	$1,920,653	$1,919,722
Average interest rate	4.82%	4.98%	5.07%	4.57%	4.51%	3.98%	4.57%
Variable interest rate loans (1)	629,034	266,923	291,801	222,216	206,758	1,197,997	2,814,729	2,854,902
Average interest rate	3.62%	3.70%	3.91%	3.75%	3.96%	4.17%	3.93%
Fixed interest rate securities	183,268	164,560	196,624	129,652	123,078	575,022	1,372,204	1,321,808
Average interest rate	3.15%	3.14%	3.38%	3.05%	3.13%	3.09%	3.15%
Variable interest rate securities	57,300	43,580	40,358	28,695	30,119	188,834	388,886	393,409
Average interest rate	2.17%	2.15%	2.26%	2.06%	1.86%	1.85%	1.99%
Other earning assets	22,630	0	0	0	0	0	22,630	22,630
Average interest rate	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%
FDIC indemnification asset	6,807	5,447	4,352	3,469	2,591	0	22,666	12,449
Average interest rate	(21.50)%	(21.50)%	(21.50)%	(21.50)%	(21.50)%	0.00%	(21.50)%

Rate sensitive liabilities
Noninterest-bearing checking (2)	1,285,527	0	0	0	0	0	1,285,527	1,285,527
Savings and interest-bearing checking (2)	3,114,851	0	0	0	0	0	3,114,851	3,114,851
Average interest rate	0.14%	0.00%	0.00%	0.00%	0.00%	0.00%	0.14%
Time deposits	483,550	225,029	157,605	184,897	193,779	10,504	1,255,364	1,254,070
Average interest rate	0.50%	0.87%	1.13%	1.75%	2.03%	1.14%	1.07%
Fixed interest rate borrowings	591,171	11,769	2,141	644	317	399	606,441	607,874
Average interest rate	0.35%	3.96%	2.58%	4.49%	4.84%	3.83%	0.44%
Variable interest rate borrowings	103,192	0	0	0	0	0	103,192	103,192
Average interest rate	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%

Interest Rate Derivatives
Interest rate swaps
Fixed to variable	2,937	4,501	782	344	66	109	8,739	(516)
Average pay rate (fixed)	6.64%	6.97%	6.91%	6.72%	7.33%	7.33%	6.85%
Average receive rate (variable)	2.15%	1.99%	2.40%	2.38%	2.83%	2.83%	2.11%

Variable to fixed	0	0	0	100,000	50,000	0	150,000	(1,688)
Average pay rate (fixed)	0.00%	0.00%	0.00%	4.49%	5.03%	0.00%	4.67%
Average receive rate (variable)	0.00%	0.00%	0.00%	3.30%	3.30%	0.00%	3.30%

(1) Includes loans held for sale.
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

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

42 First Financial Bancorp 2014 Annual Report

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

Mitigation of the various risk elements that represent strategic and reputation risk is achieved through initiatives that help First Financial better understand and report on the various risks it faces each day, including those related to the development of new products and business initiatives as well as the growth in social media.

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 - Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions or estimates could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these estimates and assumptions have a more significant impact than others on First Financial’s financial reporting. For First Financial, these estimates and assumptions include accounting for the allowance for loan and lease losses, covered loans, the FDIC indemnification asset, goodwill, pension and income taxes.

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

For purchased impaired loans, expected cash flows are re-estimated periodically with any decline in expected cash flows recorded as provision expense and an allowance for loan losses on a discounted basis during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

Acquired loans. Acquired loans are recorded at their estimated fair value at the time of acquisition. Estimated fair values for acquired loans are based on a discounted cash flow methodology that considers various factors including the type of loan and

First Financial Bancorp 2014 Annual Report 43

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

related collateral, classification status, interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Acquired loans are grouped together according to similar characteristics and treated in the aggregate when applying various valuation techniques. Certain loans acquired in Federal Deposit Insurance Corporation (FDIC)-assisted transactions are initially covered under loss sharing agreements and are referred to as covered loans.

First Financial evaluates acquired loans for impairment in accordance with the provisions of FASB Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Acquired loans with evidence of credit deterioration since origination are accounted for under FASB ASC Topic 310-30 and are referred to as purchased impaired loans. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all purchased impaired loans.

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all purchased impaired loans. The cash flows expected to be collected are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period (see "Allowance for loan and lease losses" below). Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	probability of default;

•	loss given default;

•	exposure at date of default;

•	amounts and timing of expected future cash flows on impaired loans;

•	value of collateral;

•	historical loss exposure; and

•	the effects of changes in economic conditions that may not be reflected in historical results.

For acquired loans that prepay, noninterest income may be recorded related to the accelerated recognition of the remaining purchase discount that would have been recognized over the life of the loan had it not prepaid, offset by a related adjustment to the FDIC indemnification asset if the loan is still covered under FDIC loss sharing protection. This scenario can occur either through a loan sale or ordinary prepayments that are typical in a loan portfolio.

Acquired loans outside the scope of FASB ASC Topic 310-30 are accounted for under FASB ASC Topic 310-20, Receivables-Nonrefundable Fees and Costs. Discounts created when the loans were recorded at their estimated fair values at acquisition are amortized over the remaining term of the loan as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful.

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

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and is measured separately from the related assets covered by loss sharing agreements with the FDIC (covered assets) as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification asset represents the estimated fair value of expected reimbursements from the FDIC for losses on covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at its estimated fair value at the time of the FDIC-assisted transaction. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets as well as the on-going assessment of the collectibility of the assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC

44 First Financial Bancorp 2014 Annual Report

Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification asset.  Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset. The collectibility assessment includes evaluation of claims activity with the FDIC, adjustments to the indemnification asset from the accelerated discount on covered loans, the yield on the indemnification asset in relation to the yield on the underlying covered loans and the remaining term of the loss sharing agreements. Changes in the assessed collectibility of the indemnification asset, if any, are recognized as FDIC indemnification impairment in Noninterest expenses in the Consolidated Statements of Income. The expected indemnification asset cash flow evaluations and collectibility assessments are inherently subjective as they require material estimates, all of which may be susceptible to significant change, and may be impacted in future periods by the remaining term of loss sharing coverage on covered non-single family assets.

Goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements of the acquired business. FASB ASC Topic 350, Intangibles – Goodwill and Other, requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset-based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial’s annualized earnings are compared to equity to provide an implied book value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples at which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted cash flows of First Financial’s assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the Company, including goodwill, and is compared to the Company’s book value. An implied fair value that exceeds the Company’s book value is an indication that goodwill is not impaired. If First Financial’s book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial’s 2014 analysis, no impairment charges were required.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices, projected cash flows of the pension plan and comparisons to external industry surveys were made to test for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets as well as a economic forecasts and trends in addition to actual returns, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and on the Company's operating results.

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

First Financial Bancorp 2014 Annual Report 45

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

▪
the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the new capital rules promulgated by federal banking regulators);

▪	the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings;

▪	our ability to keep up with technological changes;

▪	failure or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers;

▪	our ability to comply with the terms of loss sharing agreements with the FDIC;

▪	the expiration of loss sharing agreements with the FDIC;

▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected;

▪	the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our business;

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

46 First Financial Bancorp 2014 Annual Report

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2014 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2014 Annual Report 47

Statistical Information

	2014			2013			2012
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial (2)	$1,188,882	$54,305	4.57%	$994,361	$51,321	5.16%	$973,188	$57,393	5.90%
Real estate-construction	135,765	6,638	4.89%	96,104	4,893	5.09%	112,384	5,977	5.32%
Real estate-commercial	1,891,998	96,607	5.11%	1,835,806	107,880	5.88%	1,862,793	129,347	6.94%
Real estate-residential	471,710	20,492	4.34%	445,098	19,812	4.45%	426,198	21,750	5.10%
Installment and other consumer	524,815	29,024	5.53%	517,850	29,811	5.76%	533,366	33,009	6.19%
Lease financing (2)	77,783	3,077	3.96%	66,317	3,438	5.18%	29,899	2,934	9.81%
Total loans and leases	4,290,953	210,143	4.90%	3,955,536	217,155	5.49%	3,937,828	250,410	6.36%
Indemnification asset	32,436	(5,531)	(17.05)%	95,126	(7,672)	(8.07)%	142,594	(7,332)	(5.14)%
Investment securities (3)
Taxable	1,692,074	40,924	2.42%	1,597,763	34,147	2.14%	1,657,183	37,664	2.27%
Tax-exempt (2)	132,033	5,477	4.15%	98,448	3,693	3.75%	25,638	1,132	4.42%
Total investment securities (3)	1,824,107	46,401	2.54%	1,696,211	37,840	2.23%	1,682,821	38,796	2.31%
Interest-bearing deposits with other banks	16,507	70	0.42%	6,464	27	0.42%	36,674	111	0.30%
Total earning assets	6,164,003	251,083	4.07%	5,753,337	247,350	4.30%	5,799,917	281,985	4.86%

Nonearning assets
Allowance for loan and lease losses	(56,828)			(84,033)			(100,089)
Cash and due from banks	123,077			115,486			120,492
Accrued interest and other assets	530,707			496,621			497,861
Total assets	$6,760,959			$6,281,411			$6,318,181

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,157,783	1,277	0.11%	$1,125,836	1,456	0.13%	$1,196,764	1,506	0.13%
Savings	1,756,682	4,376	0.25%	1,626,025	1,810	0.11%	1,630,426	2,006	0.12%
Time	1,072,858	10,500	0.98%	986,085	9,981	1.01%	1,341,985	21,113	1.57%
Total interest-bearing deposits	3,987,323	16,153	0.41%	3,737,946	13,247	0.35%	4,169,175	24,625	0.59%
Borrowed funds
Short-term borrowings	746,976	1,268	0.17%	587,548	1,177	0.20%	198,275	262	0.13%
Long-term debt	57,608	1,813	3.15%	69,717	2,464	3.53%	75,523	2,702	3.58%
Total borrowed funds	804,584	3,081	0.38%	657,265	3,641	0.55%	273,798	2,964	1.08%
Total interest-bearing liabilities	4,791,907	19,234	0.40%	4,395,211	16,888	0.38%	4,442,973	27,589	0.62%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,169,851			1,078,800			1,035,319
Other liabilities	72,186			105,975			126,172
Shareholders' equity	727,015			701,425			713,717
Total liabilities and shareholders' equity	$6,760,959			$6,281,411			$6,318,181
Net interest income and interest rate spread (fully tax equivalent)		$231,849	3.67%		$230,462	3.92%		$254,396	4.24%
Net interest margin (fully tax equivalent)			3.76%			4.01%			4.39%
Interest income and yield		$247,859	4.02%		$245,208	4.26%		$280,930	4.84%
Interest expense and rate		19,234	0.40%		16,888	0.38%		27,589	0.62%
Net interest income and spread		$228,625	3.62%		$228,320	3.88%		$253,341	4.22%
Net interest margin			3.71%			3.97%			4.37%

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
(4) Includes loans held-for-sale.

48 First Financial Bancorp 2014 Annual Report

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2014, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2014. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2014, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

/s/ Claude E. Davis	/s/ John M. Gavigan
Chief Executive Officer	Senior Vice President and Chief Financial Officer
February 24, 2015	February 24, 2015

First Financial Bancorp 2014 Annual Report 49

Report of Independent Registered Public Accounting Firm
Report On Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited First Financial Bancorp’s Internal Control Over Financial Reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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
In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, of First Financial Bancorp and our report dated February 24, 2015 expressed an unqualified opinion thereon.
.

Cincinnati, Ohio
February 24, 2015

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated balance sheets of First Financial Bancorp as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2015 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 24, 2015

50 First Financial Bancorp 2014 Annual Report

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2014	2013
Assets
Cash and due from banks	$110,122	$117,620
Interest-bearing deposits with other banks	22,630	25,830
Investment securities available-for-sale, at market value (cost $849,504 at December 31, 2014 and $945,052 at December 31, 2013)	840,468	913,601
Investment securities held-to-maturity (market value $874,749 at December 31, 2014 and $824,985 at December 31, 2013)	867,996	837,272
Other investments	52,626	47,427
Loans held for sale	11,005	8,114
Loans and leases
Commercial	1,315,114	1,077,984
Real estate - construction	197,571	89,297
Real estate - commercial	2,140,667	1,765,620
Real estate - residential	501,894	433,664
Installment	47,320	52,774
Home equity	458,627	426,078
Credit card	38,475	37,962
Lease financing	77,567	80,135
Total loans and leases	4,777,235	3,963,514
Less: Allowance for loan and lease losses	52,858	62,730
Net loans and leases	4,724,377	3,900,784
Premises and equipment	141,381	137,110
Goodwill	137,739	95,050
Other intangibles	8,114	5,924
FDIC indemnification asset	22,666	45,091
Accrued interest and other assets	278,697	283,390
Total assets	$7,217,821	$6,417,213

Liabilities
Deposits
Interest-bearing demand	$1,225,378	$1,125,723
Savings	1,889,473	1,612,005
Time	1,255,364	952,327
Total interest-bearing deposits	4,370,215	3,690,055
Noninterest-bearing	1,285,527	1,147,452
Total deposits	5,655,742	4,837,507
Federal funds purchased and securities sold under agreements to repurchase	103,192	94,749
Federal Home Loan Bank short-term borrowings	558,200	654,000
Total short-term borrowings	661,392	748,749
Long-term debt	48,241	60,780
Total borrowed funds	709,633	809,529
Accrued interest and other liabilities	68,369	88,016
Total liabilities	6,433,744	5,735,052

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares Issued - 68,730,731 shares in 2014 and 2013	574,643	577,076
Retained earnings	352,893	324,192
Accumulated other comprehensive loss	(21,409)	(31,281)
Treasury stock, at cost, 7,274,184 shares in 2014 and 11,197,685 shares in 2013	(122,050)	(187,826)
Total shareholders' equity	784,077	682,161
Total liabilities and shareholders' equity	$7,217,821	$6,417,213

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2014 Annual Report 51

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2014	2013	2012
Interest income
Loans, including fees	$208,836	$216,306	$249,751
Investment securities
Taxable	40,924	34,147	37,664
Tax-exempt	3,560	2,400	736
Total investment securities interest	44,484	36,547	38,400
Other earning assets	(5,461)	(7,645)	(7,221)
Total interest income	247,859	245,208	280,930
Interest expense
Deposits	16,153	13,247	24,625
Short-term borrowings	1,268	1,177	262
Long-term borrowings	1,813	2,464	2,702
Total interest expense	19,234	16,888	27,589
Net interest income	228,625	228,320	253,341
Provision for loan and lease losses	1,528	8,909	50,020
Net interest income after provision for loan and lease losses	227,097	219,411	203,321

Noninterest income
Service charges on deposit accounts	20,274	20,595	21,215
Trust and wealth management fees	13,634	14,319	13,951
Bankcard income	10,740	10,914	10,028
Net gains from sales of loans	4,364	3,150	4,570
Gains on sales of investment securities	70	1,724	3,628
FDIC loss sharing income	365	3,720	35,346
Accelerated discount on covered/formerly covered loans	4,184	7,153	13,662
Other	10,334	12,072	20,021
Total noninterest income	63,965	73,647	122,421

Noninterest expenses
Salaries and employee benefits	107,702	101,402	113,154
Pension settlement charges	0	6,174	0
Net occupancy	19,187	21,207	20,682
Furniture and equipment	8,554	8,970	9,190
Data processing	12,963	10,229	8,837
Marketing	3,603	4,270	5,550
Communication	2,277	3,207	3,409
Professional services	6,170	6,876	7,269
State intangible tax	2,111	3,929	3,899
FDIC assessments	4,462	4,501	4,682
Loss (gain) - other real estate owned	862	31	5,696
Loss sharing expense	4,686	7,083	10,725
FDIC indemnification impairment	0	22,417	0
Other	23,457	25,179	28,904
Total noninterest expenses	196,034	225,475	221,997
Income before income taxes	95,028	67,583	103,745
Income tax expense	30,028	19,234	36,442
Net income	$65,000	$48,349	$67,303

Earnings per common share
Basic	$1.11	$0.84	$1.16
Diluted	$1.09	$0.83	$1.14
Average common shares outstanding-basic	58,662,836	57,270,233	57,876,685
Average common shares outstanding-diluted	59,392,667	58,073,054	58,868,792

See Notes to Consolidated Financial Statements.

52 First Financial Bancorp 2014 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands except per share data)	2014	2013	2012
Net income	$65,000	$48,349	$67,303
Other comprehensive income, net of tax:
Unrealized gains (losses) on investment securities arising during the period	13,783	(29,091)	133
Change in retirement obligation	(2,339)	15,773	2,798
Unrealized gain (loss) on derivatives	(1,551)	745	(143)
Unrealized gain (loss) on foreign currency exchange	(21)	(31)	25
Other comprehensive income (loss)	9,872	(12,604)	2,813
Comprehensive income	$74,872	$35,745	$70,116

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2014 Annual Report 53

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2012	68,730,731	$579,871	$331,351	$(21,490)	(10,463,677)	$(177,511)	$712,221

Net income			67,303				67,303
Other comprehensive income (loss)				2,813			2,813
Cash dividends declared:
Common stock at $1.18 per share			(68,650)				(68,650)
Purchase of common stock					(460,500)	(6,806)	(6,806)
Excess tax benefit on share-based compensation		438					438
Exercise of stock options, net of shares purchased		(1,280)			75,232	1,276	(4)
Restricted stock awards, net of forfeitures		(3,922)			164,449	2,846	(1,076)
Share-based compensation expense		4,186					4,186
Balances at December 31, 2012	68,730,731	579,293	330,004	(18,677)	(10,684,496)	(180,195)	710,425

Net income			48,349				48,349
Other comprehensive income (loss)				(12,604)			(12,604)
Cash dividends declared:
Common stock at $0.94 per share			(54,161)				(54,161)
Purchase of common stock					(750,145)	(11,778)	(11,778)
Excess tax benefit on share-based compensation		686					686
Exercise of stock options, net of shares purchased		(3,271)			121,597	2,041	(1,230)
Restricted stock awards, net of forfeitures		(3,435)			115,359	2,106	(1,329)
Share-based compensation expense		3,803					3,803
Balances at December 31, 2013	68,730,731	577,076	324,192	(31,281)	(11,197,685)	(187,826)	682,161

Net income			65,000				65,000
Other comprehensive income (loss)				9,872			9,872
Cash dividends declared:
Common stock at $0.61 per share			(36,299)				(36,299)
Purchase of common stock					(40,255)	(697)	(697)
Common stock issued in connection with business combinations		(946)			3,657,937	61,375	60,429
Excess tax benefit on share-based compensation		153					153
Exercise of stock options, net of shares purchased		(1,337)			120,441	2,018	681
Restricted stock awards, net of forfeitures		(4,273)			185,378	3,080	(1,193)
Share-based compensation expense		3,970					3,970
Balances at December 31, 2014	68,730,731	$574,643	$352,893	$(21,409)	(7,274,184)	$(122,050)	$784,077

See Notes to Consolidated Financial Statements.

54 First Financial Bancorp 2014 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2014	2013	2012
Operating activities
Net income	$65,000	$48,349	$67,303
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	1,528	8,909	50,020
Depreciation and amortization	12,785	14,270	15,833
Stock-based compensation expense	3,970	3,803	4,186
Pension expense (income)	(1,137)	5,496	(481)
Net amortization of premiums/accretion of discounts on investment securities	7,379	13,088	12,171
Gains on sales of investments securities	(70)	(1,724)	(3,628)
Originations of loans held for sale	(145,377)	(152,324)	(223,075)
Net gains from sales of loans held for sale	(4,364)	(3,150)	(4,570)
Proceeds from sales of loans held for sale	144,803	158,853	232,523
Deferred income taxes	(22,405)	(25,328)	(14,085)
Decrease (increase) in interest receivable	(1,903)	(1,181)	3,267
Decrease (increase) in cash surrender value of life insurance	(4,255)	(4,187)	1,422
Decrease (increase) in prepaid expenses	(11,174)	495	5,321
Decrease (increase) in indemnification asset	22,425	74,516	53,402
(Decrease) increase in accrued expenses	(7,748)	(1,536)	3,374
(Decrease) increase in interest payable	30	(350)	(1,686)
Other	(2,833)	26,355	10,537
Net cash provided by (used in) operating activities	56,654	164,354	211,834

Investing activities
Proceeds from sales of investment securities available-for-sale	166,356	92,684	240,316
Proceeds from calls, paydowns and maturities of securities available-for-sale	101,420	186,820	269,236
Purchases of securities available-for-sale	(147,854)	(214,398)	(1,022,772)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	105,623	157,647	154,071
Purchases of securities held-to-maturity	(140,426)	(233,111)	(7,521)
Net decrease (increase) in interest-bearing deposits with other banks	3,200	(1,489)	351,057
Net decrease (increase) in loans and leases	(226,558)	(108,417)	15,792
Proceeds from disposal of other real estate owned	30,570	27,319	35,357
Purchases of premises and equipment	(10,609)	(7,295)	(25,502)
Net cash acquired from acquisition	34,300	0	0
Net cash provided by (used in) investing activities	(83,978)	(100,240)	10,034

Financing activities
Net (decrease) increase in total deposits	249,630	(118,333)	(687,000)
Net (decrease) increase in short-term borrowings	(162,248)	124,179	525,139
Payments on long-term borrowings	(33,220)	(14,394)	(1,313)
Cash dividends paid on common stock	(34,848)	(61,429)	(67,797)
Treasury stock purchase	(697)	(11,778)	(6,806)
Proceeds from exercise of stock options	1,056	73	320
Excess tax benefit on share-based compensation	153	686	438
Net cash provided by (used in) financing activities	19,826	(80,996)	(237,019)

Cash and Due from Banks
Net increase (decrease) in Cash and Due from Banks	(7,498)	(16,882)	(15,151)
Cash and Due from Banks at beginning of year	117,620	134,502	149,653
Cash and Due from Banks at end of year	$110,122	$117,620	$134,502

First Financial Bancorp 2014 Annual Report 55

Consolidated Statements of Cash Flows (continued)

Supplemental disclosures
Interest paid	$18,154	$17,238	$29,276
Income taxes paid	$61,180	$36,312	$54,685
Acquisition of other real estate owned through foreclosure	$10,537	$37,700	$29,956
Issuance of restricted stock awards	$4,601	$4,730	$4,943
Common stock issued in bank acquisitions	$60,429	$0	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase considerations	$630,170	$0	$0
Liabilities assumed	672,859	0	0
Goodwill	$42,689	$0	$0

See Notes to Consolidated Financial Statements.

56 First Financial Bancorp 2014 Annual Report

Notes To Consolidated Financial Statements

1. Summary Of Significant Accounting Policies

Basis of presentation. The Consolidated Financial Statements of First Financial Bancorp. (First Financial or the Company), a bank holding company, principally serving Ohio, Indiana and Kentucky, include the accounts and operations of First Financial and its wholly owned subsidiary, First Financial Bank, N.A. (First Financial Bank or the Bank). All significant intercompany transactions and accounts have been eliminated in consolidation. As detailed below, certain reclassifications of prior years' amounts, including covered loans and the related allowance for loan and lease losses in the Consolidated Balance Sheets have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

Effective October 1, 2014, the five-year loss sharing coverage period for non-single family assets expired and the majority of the Company’s formerly covered assets were no longer subject to FDIC loss sharing protection. As a result of this expiration, and the insignificant balance of assets that remain subject to FDIC loss sharing protection for five more years relative to the Company’s total assets, all covered loans and the related allowance for loan and lease losses-covered, as well as provision for covered loan and lease losses, have been reclassified in the Consolidated Financial Statements, and all credit quality metrics have been updated to include covered and formerly covered assets.

Use of estimates. The preparation of Consolidated Financial Statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.

Investment securities. First Financial classifies debt and equity securities into three categories: held-to-maturity, trading and available-for-sale. Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as appropriate.

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

Realized gains and losses are based on the amortized cost of the security sold using the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for potential impairment. In performing this review, management considers the length of time and extent to which the fair value of the security has been less than amortized cost, the financial condition and near-term prospects of the issuer and the ability and intent of First Financial to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a new and reduced cost basis. The related charge is recorded in the Consolidated Statements of Income.

Other investments include holdings in Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock. FRB and FHLB stock are both carried at cost.

Loans held for sale. Loans held for sale consists of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans originated for sale are immediately classified as held for sale upon origination and are considered to be at fair market value due to the commitment to sell in a short timeframe. Loans transferred to held for sale

First Financial Bancorp 2014 Annual Report 57

Notes To Consolidated Financial Statements

status are carried at the lower of cost or fair value with any difference charged to the allowance for loan and lease losses. Any subsequent change in the carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income.

Loans and leases, excluding purchased impaired loans. Loans and leases for which First Financial has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs, and net of unearned income. Loan origination and commitment fees received, as well as certain direct loan origination costs paid, are deferred, and the net amount is amortized as an adjustment to the related loan's yield. Interest income is recorded on an accrual basis. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued, but unpaid interest is reversed. Any payments received while a loan is classified as nonaccrual are applied as a reduction to the carrying value of the loan. A loan may return to accrual status if collection of future principal and interest payments is no longer doubtful.

Acquired loans. Acquired loans are recorded at their estimated fair value at the time of acquisition. Estimated fair values for acquired loans are based on a discounted cash flow methodology that considers various factors including the type of loan and related collateral, classification status, interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Acquired loans are grouped together according to similar characteristics and treated in the aggregate when applying various valuation techniques. Certain loans acquired in Federal Deposit Insurance Corporation (FDIC)-assisted transactions were initially covered under loss sharing agreements and are referred to as covered loans during indemnification period. Subsequent to the indemnification period, they are referred to as formerly covered loans.

First Financial evaluates acquired loans for impairment in accordance with the provisions of FASB Accounting Standards Codification (ASC) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Acquired loans with evidence of credit deterioration since origination are accounted for under FASB ASC Topic 310-30 and are referred to as purchased impaired loans. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all purchased impaired loans.

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all purchased impaired loans. The cash flows expected to be collected are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period (see "Allowance for loan and lease losses" below). Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

For acquired loans that prepay, noninterest income may be recorded related to the accelerated recognition of the remaining purchase discount that would have been recognized over the life of the loan had it not prepaid, offset by a related adjustment to the FDIC indemnification asset if the loan is still covered under FDIC loss sharing protection. This scenario can occur either through a loan sale or ordinary prepayments that are typical in a loan portfolio.

Acquired loans outside the scope of FASB ASC Topic 310-30 are accounted for under FASB ASC Topic 310-20, Receivables-Nonrefundable Fees and Costs. Discounts created when the loans were recorded at their estimated fair values at acquisition are amortized over the remaining term of the loan as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful.

Allowance for loan and lease losses. For each reporting period, management maintains the allowance for loan and lease losses (ALLL or the allowance) at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change.

Management's determination of the adequacy of the allowance is based on an assessment of the probable loan and lease losses inherent in the portfolio given the conditions at the time. The allowance is generally increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management

58 First Financial Bancorp 2014 Annual Report

believes that the collection of the principal amount owed in full, either through payments from the borrower or from the liquidation of collateral, is unlikely.

In the commercial portfolio, which includes time and demand notes, tax-exempt loans, construction, commercial real estate and mezzanine loans, loan relationships greater than $250,000 that are considered impaired, or designated as a troubled debt restructuring (TDR), are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources, payment record, guarantor support and the realizable value of any collateral.

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

For loans purchased impaired, expected cash flows are re-estimated periodically with declines in gross expected cash flows at the pool level recorded as provision expense during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement for loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

Reserve for unfunded commitments. First Financial maintains a reserve that it considers sufficient to absorb probable losses inherent in standby letters of credit and outstanding loan commitments and is included in Accrued interest and other liabilities on the Consolidated Balance Sheets. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities, including consideration of historical commitment utilization experience, credit risk rating and historical loss rates, consistent with the allowance for loan and lease losses methodology previously discussed. Adjustments to the reserve for unfunded commitments are included in Other noninterest expense in the Consolidated Statements of Income.

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and is measured separately from the related assets covered by loss sharing agreements with the FDIC (covered assets) as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification asset represents expected reimbursements from the FDIC for losses on covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at its estimated fair value at the time of the FDIC-assisted transactions. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets as well as on-going assessment of the collectibility of the assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification asset. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset. The collectibility assessment includes evaluation of claims activity with the FDIC, adjustments to the indemnification asset from the accelerated discount on covered loans, the yield on the indemnification asset in relation to the yield on the underlying covered loans and the remaining term of the loss sharing agreements. Changes in the assessed collectibility of the indemnification asset, if any, are recognized as FDIC indemnification impairment in Noninterest expenses in the Consolidated Statements of Income.

First Financial Bancorp 2014 Annual Report 59

Notes To Consolidated Financial Statements

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

Goodwill and other indefinite lived intangible assets. Under accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. First Financial performs its annual impairment test effective October 1, or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. First Financial reviews goodwill for impairment using both income and asset-based approaches.

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

Certain OREO properties are subject to loss sharing agreements whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. When management disposes of an OREO property subject to loss sharing agreements, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income, and, in general, are substantially offset by a related adjustment to the FDIC indemnification asset.

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

60 First Financial Bancorp 2014 Annual Report

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

First Financial's matched interest rate swaps qualify as derivatives, but are not designated as hedging instruments. The net interest receivable or payable on matched interest rate swaps is accrued and recognized as an adjustment to interest income.  The fair values of back to back swaps are included within Accrued interest and other assets and Accrued interest and other liabilities on the Consolidated Balance Sheets.

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

Stock-based compensation. First Financial grants stock-based awards, including restricted stock awards for and options to purchase the Company’s common stock. Stock option grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. The amortization of stock-based compensation expense reflects estimated forfeitures, adjusted for actual forfeiture experience. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, canceled or expire, First Financial may be required to recognize an adjustment to tax expense.

Earnings per share. Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding, unvested shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents, which consist of common stock issuable under the assumed exercise of stock options granted under First Financial's stock-based compensation plans and the assumed conversion of common stock warrants, are calculated using the treasury stock method.

Cash and due from banks. Cash and due from banks consist of currency, coin and cash items due from banks. Cash items due from banks include noninterest bearing deposits held at other banks.

Segments and related information. Consistent with prior years, management continued to review operating performance and make decisions as one banking segment in 2014.

First Financial Bancorp 2014 Annual Report 61

Notes To Consolidated Financial Statements

2. Recently Adopted and Issued Accounting Standards

In January 2014, the FASB issued an update (ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects) that permits First Financial to make an accounting policy election to account for its investments in qualified affordable housing projects using a proportional amortization method if certain conditions are met. Under the proportional amortization method, First Financial would amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense. The amended guidance requires disclosure of the nature of First Financial’s investments in qualified affordable housing projects, and the effect of the measurement of the investments in qualified affordable housing projects and the related tax credits on First Financial’s financial position and results of operation. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements, but may impact the presentation of investments in qualified affordable housing projects.

In January 2014, the FASB issued an update (ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure) which clarifies when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be de-recognized and the real estate property recognized. The provisions of ASU 2014-04 become effective for First Financial for the interim reporting period ending March 31, 2015. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In April 2014, the FASB issued an update (ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity) which redefines what constitutes a discontinued operation. Under the revised standard, a discontinued operation is a component of an entity or group of components that has been disposed of by sale, disposed of other than by sale or is classified as held for sale, that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results or an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition. A strategic shift that has or will have a major effect on an entity’s operations and financial results could include the disposal of a major line of business, a major geographic area, a major equity method investment or other major parts of an entity. The new guidance eliminates the criteria prohibiting an entity from reporting a discontinued operation if it has certain continuing cash flows or involvement with the component after the disposal and requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. The provisions of ASU 2014-08 became effective for all interim and annual periods subsequent to January 1, 2015. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the revised standard, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities, such as sales of property, plant, and equipment; real estate; or intangible assets. The ASU also requires significantly expanded disclosures about revenue recognition. The provisions of ASU 2014-09 become effective for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements.

In June 2014, the FASB issued an update (ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures) that requires repurchase-to-maturity transactions to be accounted for as secured borrowings rather than as sales with a forward repurchase commitment and eliminates current guidance on repurchase financings. The ASU requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. If the derecognition criteria are met, the initial transfer will generally be accounted for as a sale and the repurchase agreement will generally be accounted for as a secured borrowing. The ASU requires new disclosures for repurchase agreements, securities lending transactions and repurchase-to-maturity transactions that are accounted for as secured borrowings. The ASU also requires new disclosures for transfers of financial assets that are accounted for as sales that involve an agreement with the transferee entered into in contemplation of the initial transfer that result in the transferor retaining substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. The provisions of ASU 2014-11 become effective for all interim and annual periods subsequent to December 15,

62 First Financial Bancorp 2014 Annual Report

2014. Early adoption is prohibited. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In August 2014, the FASB issued an update (ASU 2014-14, Receivables - Troubled Debt Restructurings by Creditors: Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure) that requires a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if the following conditions are met: a) the loan has a government guarantee that is not separable from the loan before foreclosure, b) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim and c) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this ASU become effective for all interim and annual periods subsequent to December 15, 2014. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In August 2014, the FASB issued an update (ASU 2014-15, Presentation of Financial Statements-Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern) that requires management perform a going concern evaluation similar to the auditor’s evaluation required by standards issued by the PCAOB and the AICPA. The ASU requires management to evaluate relevant conditions, events and certain management plans that are known or reasonably knowable as of the evaluation date when determining whether substantial doubt about an entity’s ability to continue as a going concern exists for both annual and interim reporting periods. If management concludes that substantial doubt about an entity’s ability to continue as a going concern, the notes to the financial statements are required to include a statement that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The provisions in this ASU become effective for interim and annual periods ending after December 15, 2016. Early adoption is permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

3. Restrictions On Cash And Dividends

First Financial Bank is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts for 2014 and 2013 were approximately $56.2 million and $43.1 million, respectively. Additionally, First Financial had $2.0 million of cash acquired in conjunction with an FDIC-assisted transaction that was restricted for withdrawal and usage as of December 31, 2013.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the subsidiaries' respective primary federal regulators is required for First Financial's subsidiaries to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date, combined with its retained net income from the two preceding years. As of December 31, 2014, First Financial's subsidiaries had retained earnings of $383.7 million of which $35.1 million was available for distribution to First Financial without prior regulatory approval.

First Financial Bancorp 2014 Annual Report 63

Notes To Consolidated Financial Statements

4. Investment Securities

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2014:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrealized gain	Unrealized loss	Market value	Amortized cost	Unrealized gain	Unrealized loss	Market value
U.S. Treasuries	$0	$0	$0	$0	$97	$0	$0	$97
Securities of U.S. government agencies and corporations	17,570	24	(23)	17,571	11,814	67	(1)	11,880
Mortgage-backed securities	801,465	7,813	(2,064)	807,214	611,497	4,462	(13,211)	602,748
Obligations of state and other political subdivisions	25,660	485	(193)	25,952	54,132	784	(921)	53,995
Asset-backed securities	0	0	0	0	74,784	155	(103)	74,836
Other securities	23,301	790	(79)	24,012	97,180	1,292	(1,560)	96,912
Total	$867,996	$9,112	$(2,359)	$874,749	$849,504	$6,760	$(15,796)	$840,468

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2013:

	Held-to-maturity				Available-for-sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	cost	gain	loss	value	cost	gain	loss	value
U.S. Treasuries	$0	$0	$0	$0	$97	$0	$(7)	$90
Securities of U.S. government agencies and corporations	18,981	0	(791)	18,190	9,980	0	(404)	9,576
Mortgage-backed securities	775,025	1,337	(12,229)	764,133	678,267	5,372	(28,593)	655,046
Obligations of state and other political subdivisions	25,788	152	(1,039)	24,901	33,410	10	(3,097)	30,323
Asset-backed securities	0	0	0	0	114,209	1	(616)	113,594
Other securities	17,478	283	0	17,761	109,089	262	(4,379)	104,972
Total	$837,272	$1,772	$(14,059)	$824,985	$945,052	$5,645	$(37,096)	$913,601
During the year ended December 31, 2014, First Financial sold available-for-sale securities with a fair value of $166.3 million at the date of sale and recorded a $0.1 million pre-tax gain. The investment gain after taxes was $44 thousand for the year ended December 31, 2014.

During the year ended December 31, 2013, First Financial sold available-for-sale securities with a fair value of $91.0 million at the date of sale and recorded a $1.7 million net pre-tax gain. The net investment gain after taxes was $1.1 million for the year ended December 31, 2013.

During the year ended December 31, 2012, First Financial sold available-for-sale securities with a fair value of $236.7 million at the date of sale and recorded a $3.6 million net pre-tax gain. The net investment gain after taxes was $2.3 million for the year ended December 31, 2012.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.1 billion at December 31, 2014 and December 31, 2013, respectively.

64 First Financial Bancorp 2014 Annual Report

The following table provides a summary of investment securities by estimated weighted average life as of December 31, 2014. Estimated lives on certain investment securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Market value	Amortized cost	Market value
Due in one year or less	$3,680	$3,745	$23,090	$23,137
Due after one year through five years	419,301	420,714	355,360	354,978
Due after five years through ten years	334,746	338,620	190,672	186,471
Due after ten years	110,269	111,670	280,382	275,882
Total	$867,996	$874,749	$849,504	$840,468

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position:

	December 31, 2014
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Securities of U.S. government agencies and corporations	$493	$(1)	$97	$0	$590	$(1)
Mortgage-backed securities	119,641	(420)	428,486	(13,780)	548,127	(14,200)
Obligations of state and other political subdivisions	12,746	(126)	37,516	(1,014)	50,262	(1,140)
Asset-backed securities	32,045	(103)	0	0	32,045	(103)
Other securities	12,831	(317)	30,005	(1,296)	42,836	(1,613)
Total	$177,756	$(967)	$496,104	$(16,090)	$673,860	$(17,057)

	December 31, 2013
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	value	loss	value	loss	value	loss
Securities of U.S. government agencies and corporations	$27,851	$(970)	$0	$0	$27,851	$(970)
Mortgage-backed securities	966,718	(32,432)	108,929	(6,101)	1,075,647	(38,533)
Obligations of state and other political subdivisions	66,502	(5,294)	1,935	(46)	68,437	(5,340)
Asset-backed securities	93,355	(616)	0	0	93,355	(616)
Other securities	54,866	(2,142)	7,798	(561)	62,664	(2,703)
Total	$1,209,292	$(41,454)	$118,662	$(6,708)	$1,327,954	$(48,162)

Gains and losses on debt securities are generally due to higher current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance, as well as the Company’s intent and ability to hold the security to maturity when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2014 or 2013.

First Financial Bancorp 2014 Annual Report 65

Notes To Consolidated Financial Statements

For further detail on the fair value of investment securities, see Note 19 – Fair Value Disclosures.

5. Loans and Leases

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

Purchased impaired loans. Loans accounted for under FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, are referred to as purchased impaired loans. First Financial accounts for the majority of loans acquired in FDIC transactions as purchased impaired loans, except for loans with revolving privileges, which are outside the scope of FASB ASC Topic 310-30, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. These loans include loans previously covered under loss sharing agreements as well as loans that remain subject to FDIC loss sharing coverage.

Purchased impaired loans are not classified as nonperforming assets as the loans are considered to be performing under FASB ASC Topic 310-30. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all purchased impaired loans.

First Financial had purchased impaired loans totaling $264.9 million and $413.1 million, at December 31, 2014 and 2013, respectively. The outstanding balance of all purchased impaired loans, including all contractual principal, interest, fees and penalties, was $314.5 million and $508.2 million as of December 31, 2014 and December 31, 2013, respectively. These balances exclude contractual interest not yet accrued.

For more information on First Financial's accounting for purchased impaired loans, see Note 1 - Summary of Significant Accounting Policies.

Changes in the carrying amount of accretable difference for purchased impaired loans for the years ended December 31 were as follows:

(Dollars in thousands)	2014	2013	2012
Balance at beginning of year	$133,671	$224,694	$344,410
Reclassification from non-accretable difference	23,216	1,470	29,606
Accretion	(33,730)	(58,422)	(91,485)
Other net activity (1)	(16,535)	(34,071)	(57,837)
Balance at end of year	$106,622	$133,671	$224,694
 (1)  Includes the impact of loan repayments and charge-offs.

First Financial regularly reviews its forecast of expected cash flows for purchased impaired loans. The Company recognized reclassifications from nonaccretable to accretable difference of $23.2 million during 2014, $1.5 million during 2013 and $29.6 million during 2012 due to changes in the cash flow expectations related to certain loan pools. These reclassifications can result in impairment and provision expense in the current period or yield adjustments on the related loan pools on a prospective basis.

Covered loans. Loans acquired in FDIC-assisted transactions covered under loss sharing agreements whereby the FDIC will reimburse First Financial for the majority of any losses incurred are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to a stated loss threshold whereby the FDIC will reimburse First Financial for 80% of losses up to a stated loss threshold and 95% of losses in excess of the threshold. These loss sharing agreements provide for partial loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All

66 First Financial Bancorp 2014 Annual Report

other loans are provided loss protection for a period of five years and recoveries of previously charged-off amounts must be shared with the FDIC for an additional three year period, again on the same pro-rata basis.

The Company's loss sharing agreements with the FDIC related to non-single family loans expired effective October 1, 2014, and the ten year period of loss protection on all other covered loans and covered OREO will expire during the third quarter of 2019. Covered loans totaled $135.7 million as of December 31, 2014 and $457.9 million as of December 31, 2013.

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

First Financial Bancorp 2014 Annual Report 67

Notes To Consolidated Financial Statements

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2014
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Leasing	Total
Pass	$1,268,456	$195,826	$2,055,432	$75,839	$3,595,553
Special Mention	30,492	0	21,448	1,728	53,668
Substandard	16,166	1,745	63,787	0	81,698
Doubtful	0	0	0	0	0
Total	$1,315,114	$197,571	$2,140,667	$77,567	$3,730,919

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$490,314	$46,806	$452,281	$38,475	$1,027,876
Nonperforming	11,580	514	6,346	0	18,440
Total	$501,894	$47,320	$458,627	$38,475	$1,046,316

	As of December 31, 2013
		Real Estate
(Dollars in thousands)	Commercial	Construction	Commercial	Leasing	Total
Pass	$1,016,357	$80,586	$1,604,836	$80,135	$2,781,914
Special Mention	25,064	65	36,736	0	61,865
Substandard	36,147	8,646	124,048	0	168,841
Doubtful	416	0	0	0	416
Total	$1,077,984	$89,297	$1,765,620	$80,135	$3,013,036

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$425,058	$52,195	$421,203	$37,962	$936,418
Nonperforming	8,606	579	4,875	0	14,060
Total	$433,664	$52,774	$426,078	$37,962	$950,478

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

68 First Financial Bancorp 2014 Annual Report

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2014
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial	$1,002	$3,647	$2,110	$6,759	$1,290,975	$1,297,734	$17,380	$1,315,114	$0
Real estate - construction	276	0	223	499	195,773	196,272	1,299	197,571	0
Real estate - commercial	8,356	838	13,952	23,146	1,944,207	1,967,353	173,314	2,140,667	0
Real estate - residential	1,198	344	4,224	5,766	426,908	432,674	69,220	501,894	0
Installment	133	17	272	422	44,235	44,657	2,663	47,320	0
Home equity	697	466	4,079	5,242	452,357	457,599	1,028	458,627	0
Other	1,133	128	216	1,477	114,565	116,042	0	116,042	216
Total	$12,795	$5,440	$25,076	$43,311	$4,469,020	$4,512,331	$264,904	$4,777,235	$216

	As of December 31, 2013
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial	$2,076	$496	$7,619	$10,191	$1,024,995	$1,035,186	$42,798	$1,077,984	$0
Real estate - construction	0	0	223	223	80,518	80,741	8,556	89,297	0
Real estate - commercial	7,984	4,269	13,995	26,248	1,464,571	1,490,819	274,801	1,765,620	0
Real estate - residential	2,030	685	5,526	8,241	344,690	352,931	80,733	433,664	0
Installment	213	40	384	637	46,914	47,551	5,223	52,774	0
Home equity	1,224	328	3,375	4,927	420,176	425,103	975	426,078	0
Other	689	148	218	1,055	117,042	118,097	0	118,097	218
Total	$14,216	$5,966	$31,340	$51,522	$3,498,906	$3,550,428	$413,086	$3,963,514	$218

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

First Financial Bancorp 2014 Annual Report 69

Notes To Consolidated Financial Statements

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated sustained performance with the restructured terms of the loan agreement.

First Financial had 262 TDRs totaling $28.2 million at December 31, 2014, including $15.9 million of loans on accrual status and $12.3 million of loans classified as nonaccrual. First Financial has an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2014. At December 31, 2014, the allowance for loan and lease losses included reserves of $3.7 million related to TDRs. For the year ended December 31, 2014, First Financial charged off $1.0 million for the portion of TDRs determined to be uncollectible. At December 31, 2014, approximately $10.5 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 229 TDRs totaling $29.2 million at December 31, 2013, including $15.4 million of loans on accrual status and $13.8 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2013. At December 31, 2013, the allowance for loan and lease losses included reserves of $4.4 million related to TDRs. For the year ended December 31, 2013, First Financial charged off $2.8 million for the portion of TDRs determined to be uncollectible. At December 31, 2013, approximately $9.0 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2014 and 2013:

	Years ended December 31,
	2014			2013
	Total TDRs			Total TDRs
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial	24	$5,282	$4,256	15	$8,582	$6,431
Real estate - construction	0	0	0	0	0	0
Real estate - commercial	16	5,235	3,937	18	4,925	3,477
Real estate - residential	31	1,767	1,516	38	2,612	2,317
Installment	8	47	29	18	333	227
Home equity	36	1,977	1,036	42	1,615	1,117
Total	115	$14,308	$10,774	131	$18,067	$13,569

The following table provides information on how TDRs were modified during the years ended December 31, 2014 and 2013.

	Years Ended December 31,
(Dollars in thousands)	2014	2013
Extended maturities	$6,961	$8,146
Adjusted interest rates	299	520
Combination of rate and maturity changes	991	950
Forbearance	373	0
Other (1)	2,150	3,953
Total	$10,774	$13,569
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

First Financial considers repayment performance as an indication of the effectiveness of the Company's loan modifications. Borrowers that are ninety days or more past due on any principal or interest payments for a TDR, or who prematurely terminate a restructured loan agreement without paying off the contractual principal balance (for example, in a deed-in-lieu arrangement), are considered to be in payment default of the terms of the TDR agreement.

70 First Financial Bancorp 2014 Annual Report

The following table provides information on TDRs for which there was a payment default during the period that occurred within twelve months of the loan modification:

	Years ended December 31,
	2014		2013
(Dollars in thousands)	Number of loans	Period end balance	Number of loans	Period end balance
Commercial	1	$143	4	$4,875
Real estate - construction	0	0	0	0
Real estate - commercial	2	182	3	236
Real estate - residential	3	29	3	112
Installment	0	0	4	24
Home equity	3	91	8	198
Total	9	$445	22	$5,445

Impaired loans. Loans classified as nonaccrual, excluding purchased impaired loans and loans modified as TDRs, are considered impaired. First Financial had purchased impaired loans of $264.9 million, $413.1 million and $687.3 million as of December 31, 2014, 2013 and 2012, respectively. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2014	2013	2012
Impaired loans
Nonaccrual loans (1)
Commercial	$6,627	$8,474	$20,391
Real estate-construction	223	223	2,102
Real estate-commercial	27,969	18,635	37,963
Real estate-residential	7,241	8,606	7,869
Installment	451	579	452
Home equity	5,958	4,875	7,479
Other	0	0	507
Total nonaccrual loans	48,469	41,392	76,763
Accruing troubled debt restructurings	15,928	15,429	10,856
Total impaired loans	$64,397	$56,821	$87,619

Interest income effect
Gross amount of interest that would have been recorded under original terms	$3,581	$4,698	$5,515
Interest included in income
Nonaccrual loans	537	560	872
Troubled debt restructurings	456	444	338
Total interest included in income	993	1,004	1,210
Net impact on interest income	$2,588	$3,694	$4,305

Commitments outstanding to borrowers with nonaccrual loans	$0	$38	$3,489
(1) Nonaccrual loans include nonaccrual TDRs of $12.3 million, $13.8 million and $14.1 million as of December 31, 2014, 2013 and 2012, respectively.

First Financial individually reviews all impaired commercial loan relationships greater than $250,000, as well as consumer loan TDRs greater than $100,000, to determine if a specific allowance is necessary based on the borrower’s overall financial condition, resources, payment record, support from guarantors and the realizable value of any collateral. Specific allowances

First Financial Bancorp 2014 Annual Report 71

Notes To Consolidated Financial Statements

are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

First Financial's investment in impaired loans is as follows:

	As of December 31, 2014
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial	$7,611	$9,284	$0	$7,146	$146
Real estate - construction	223	443	0	223	0
Real estate - commercial	19,285	23,631	0	15,653	285
Real estate - residential	9,561	10,867	0	9,485	182
Installment	514	577	0	513	8
Home equity	6,246	9,041	0	5,658	85
Other	0	0	0	0	0
Total	43,440	53,843	0	38,678	706

Loans with an allowance recorded
Commercial	2,398	2,605	739	4,234	57
Real estate - construction	0	0	0	0	0
Real estate - commercial	16,439	17,662	4,002	11,471	187
Real estate - residential	2,019	2,080	310	2,088	40
Installment	0	0	0	0	0
Home equity	101	101	2	101	3
Other	0	0	0	0	0
Total	20,957	22,448	5,053	17,894	287

Total
Commercial	10,009	11,889	739	11,380	203
Real estate - construction	223	443	0	223	0
Real estate - commercial	35,724	41,293	4,002	27,124	472
Real estate - residential	11,580	12,947	310	11,573	222
Installment	514	577	0	513	8
Home equity	6,347	9,142	2	5,759	88
Other	0	0	0	0	0
Total	$64,397	$76,291	$5,053	$56,572	$993

72 First Financial Bancorp 2014 Annual Report

	As of December 31, 2013
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial	$6,087	$8,214	$0	$12,544	$176
Real estate - construction	223	443	0	599	0
Real estate - commercial	13,704	19,079	0	18,349	384
Real estate - residential	10,291	12,087	0	10,225	152
Installment	647	668	0	465	6
Home equity	5,101	7,007	0	5,756	59
Other	0	0	0	156	0
Total	36,053	47,498	0	48,094	777

Loans with an allowance recorded
Commercial	7,013	8,353	2,080	5,047	71
Real estate - construction	0	0	0	726	7
Real estate - commercial	11,638	14,424	2,872	21,098	110
Real estate - residential	2,016	2,072	348	1,997	37
Installment	0	0	0	0	0
Home equity	101	101	2	101	2
Other	0	0	0	167	0
Total	20,768	24,950	5,302	29,136	227

Total
Commercial	13,100	16,567	2,080	17,591	247
Real estate - construction	223	443	0	1,325	7
Real estate - commercial	25,342	33,503	2,872	39,447	494
Real estate - residential	12,307	14,159	348	12,222	189
Installment	647	668	0	465	6
Home equity	5,202	7,108	2	5,857	61
Other	0	0	0	323	0
Total	$56,821	$72,448	$5,302	$77,230	$1,004

First Financial Bancorp 2014 Annual Report 73

Notes To Consolidated Financial Statements

	As of December 31, 2012
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial	$19,459	$21,929	$0	$13,863	$277
Real estate - construction	462	672	0	3,857	15
Real estate - commercial	18,768	24,794	0	17,707	295
Real estate - residential	9,222	10,817	0	8,463	81
Installment	452	556	0	452	2
Home equity	7,478	9,392	0	4,429	24
Other	337	337	0	78	0
Total	56,178	68,497	0	48,849	694

Loans with an allowance recorded
Commercial	3,560	4,252	1,151	5,350	161
Real estate - construction	1,640	2,168	838	5,033	81
Real estate - commercial	24,014	25,684	7,155	25,499	235
Real estate - residential	1,956	2,003	290	2,278	38
Installment	0	0	0	0	0
Home equity	101	101	2	81	1
Other	170	170	92	34	0
Total	31,441	34,378	9,528	38,275	516

Total
Commercial	23,019	26,181	1,151	19,213	438
Real estate - construction	2,102	2,840	838	8,890	96
Real estate - commercial	42,782	50,478	7,155	43,206	530
Real estate - residential	11,178	12,820	290	10,741	119
Installment	452	556	0	452	2
Home equity	7,579	9,493	2	4,510	25
Other	507	507	92	112	0
Total	$87,619	$102,875	$9,528	$87,124	$1,210

74 First Financial Bancorp 2014 Annual Report

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2014 (1)	2013 (1)	2012 (1)
Balance at beginning of year	$46,926	$41,388	$56,135
Additions
Commercial	8,208	35,966	23,500
Residential	2,329	1,734	6,456
Total additions	10,537	37,700	29,956
Disposals
Commercial	28,933	25,214	30,616
Residential	1,637	2,105	4,741
Total disposals	30,570	27,319	35,357
Valuation adjustments
Commercial	3,765	4,184	8,162
Residential	454	659	1,184
Total valuation adjustments	4,219	4,843	9,346
Balance at end of year	$22,674	$46,926	$41,388

(1) Includes OREO subject to loss sharing agreements of $0.3 million, $27.1 million and $28.9 million at December 31, 2014, 2013 and 2012, respectively.

FDIC indemnification asset. Changes in the balance of the FDIC indemnification asset and the related impact to the Consolidated Statements of Income are presented in the table that follows:

(Dollars in thousands)	Years ended December 31,
	2014	2013	2012	Affected Line Item in the Consolidated Statements of Income
Balance at beginning of year	$45,091	$119,607	$173,009
Adjustments not reflected in income
Net FDIC claims (received) / paid	(6,785)	(22,103)	(60,169)
Adjustments reflected in income
Amortization	(5,531)	(7,672)	(7,332)	Interest income, other earning assets
FDIC loss sharing income	365	3,720	35,346	Noninterest income, FDIC loss sharing income
Offset to accelerated discount	(10,474)	(26,044)	(21,247)	Noninterest income, accelerated discount on covered loans
Impairment valuation adjustment	0	(22,417)	0	Noninterest expenses, FDIC indemnification impairment
Balance at end of year	$22,666	$45,091	$119,607

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets as well as on-going assessment of the collectibility of the indemnification assets. The primary activities impacting the FDIC indemnification asset are FDIC claims, amortization, FDIC loss sharing income and accelerated discount.

FDIC claims - First Financial files quarterly certifications with the FDIC and submits claims for losses, valuation adjustments and collection expenses incurred, less recoveries of any previous amounts claimed that are reimbursable back to the FDIC, as allowed under the loss sharing agreements. Cash reimbursements are generally received within 30 days of filing and are recorded as a credit to the indemnification asset balance, thus reducing its carrying value.

First Financial Bancorp 2014 Annual Report 75

Notes To Consolidated Financial Statements

Amortization - As the yield on covered loans increased over time as a result of improvement in the expected cash flows on covered loans, the yield on the indemnification asset declined. The yield on the indemnification asset became negative in the first quarter of 2011 at which time the indemnification asset began to decline through monthly amortization at the negative yield.

FDIC loss sharing income - FDIC loss sharing income represents the proportionate share of credit costs on covered assets that First Financial expects to receive from the FDIC. Credit costs on covered assets include provision expense on covered loans, losses on covered OREO and other covered collection and asset resolution costs recorded as loss sharing expense under noninterest expenses in the Consolidated Statements of Income.

Offset to accelerated discount - Accelerated discounts on covered loans occur when covered loans prepay and represent the accelerated recognition of the remaining discount that would have been recognized over the life of the loan had the loan not prepaid. In conjunction with the recognition of accelerated discount, First Financial also recognizes a related offset through noninterest income and reduction to the indemnification asset for a portion of the discount representing expected credit loss included in the discount recorded at acquisition.

First Financial’s periodic collectibility assessment included evaluation of these primary sources of indemnification asset recovery, the resulting projected balances and collectibility / recovery of the indemnification asset upon expiration of the non-single family loss protection in the third quarter of 2014 and expiration of the SFR loss protection in the third quarter 2019.

As a result of improvement in future expected cash flows on covered loans, a meaningful decline in loss claims filed with the FDIC, higher reimbursements to the FDIC related to positive asset resolutions in recent periods and the significantly shorter remaining life of the indemnification asset in comparison to the weighted average life of the related covered loans, which extended covered assets and related losses beyond the commercial indemnification period, the Company recorded a valuation adjustment to reduce the value of the FDIC indemnification asset of $22.4 million during 2013.

6. Allowance for Loan and Lease Losses

Loans and leases. For each reporting period, management maintains the allowance for loan and lease losses at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. For further discussion of First Financial's allowance methodology, see Note 1 - Summary of Significant Accounting Policies.

The allowance is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral.

During 2014, First Financial completed the mergers of The First Bexley Bank (First Bexley), Insight Bank (Insight) and Guernsey Bancorp, Inc (Guernsey). Loans acquired in connection with those mergers were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan and lease loss (ALLL). See Note 20 – Business Combinations for further detail.

Covered/formerly covered loans. The majority of covered/formerly covered loans are purchased impaired loans, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For further detail regarding accounting for purchased impaired loans and the related allowance, see Note 1 - Summary of Significant Accounting Policies.

First Financial updated the valuations related to covered/formerly covered loans periodically during 2014 and, as a result of improved cash flow expectations from the updated valuations, recognized negative provision expense, or impairment recapture, of $1.8 million and realized net charge-offs of $7.0 million, resulting in an ending allowance of $10.0 million as of December 31, 2014. During 2013, the Company recognized total provision expense of $0.2 million and realized net charge-offs of $26.5 million, resulting in an ending allowance of $18.9 million.  During 2012, the Company recognized total provision expense of $30.9 million and realized net charge-offs of $28.5 million, resulting in an ending allowance of $45.2 million.

76 First Financial Bancorp 2014 Annual Report

First Financial also recognized loss sharing expenses of $3.6 million for 2014, $5.9 million for 2013 and $13.2 million for 2012 primarily related to attorney fees, delinquent taxes, appraisals and losses on covered OREO during the period.  The receivable due from the FDIC under loss sharing agreements related to covered provision expense, losses on covered OREO and loss sharing expenses of $0.4 million for 2014, $3.7 million for 2013, and $35.3 million for 2012, was recognized as FDIC loss sharing income and a corresponding increase to the FDIC indemnification asset.

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2014	2013	2012
Changes in the allowance for loan and lease losses on loans, excluding covered/formerly covered
Balance at beginning of year	$43,829	$47,777	$52,576
Provision for loan and lease losses	3,369	8,714	19,117
Loans charged-off	(7,877)	(17,283)	(25,312)
Recoveries	3,499	4,621	1,396
Balance at end of year	$42,820	$43,829	$47,777

Changes in the allowance for loan and lease losses on covered/formerly covered loans
Balance at beginning of year	$18,901	$45,190	$42,835
Provision for loan and lease losses	(1,841)	195	30,903
Loans charged-off	(18,096)	(39,224)	(33,907)
Recoveries	11,074	12,740	5,359
Balance at end of year	$10,038	$18,901	$45,190

Changes in the allowance for loan and lease losses on total loans
Balance at beginning of year	$62,730	$92,967	$95,411
Provision for loan and lease losses	1,528	8,909	50,020
Loans charged-off	(25,973)	(56,507)	(59,219)
Recoveries	14,573	17,361	6,755
Balance at end of year	$52,858	$62,730	$92,967

First Financial Bancorp 2014 Annual Report 77

Notes To Consolidated Financial Statements

Changes in the allowance for loan and lease losses by loan category as of December 31 were as follows:

	2014
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Provision for loan and lease losses	871	221	1,325	181	23	565	183	3,369	(1,841)	1,528
Gross charge-offs	1,440	0	2,329	922	283	1,745	1,158	7,877	18,096	25,973
Recoveries	1,260	0	1,194	190	218	231	406	3,499	11,074	14,573
Total net charge-offs	180	0	1,135	732	65	1,514	752	4,378	7,022	11,400
Ending allowance for loan and lease losses	$11,259	$1,045	$20,668	$2,828	$323	$4,260	$2,437	$42,820	$10,038	$52,858
Ending allowance on loans individually evaluated for impairment	$739	$0	$4,002	$310	$0	$2	$0	$5,053	$0	$5,053
Ending allowance on loans collectively evaluated for impairment	10,520	1,045	16,666	2,518	323	4,258	2,437	37,767	10,038	47,805
Ending allowance for loan and lease losses	$11,259	$1,045	$20,668	$2,828	$323	$4,260	$2,437	$42,820	$10,038	$52,858
Loans and Leases
Ending balance of loans individually evaluated for impairment	$6,122	$0	$25,938	$2,963	$0	$609	$0	$35,632	$0	$35,632
Ending balance of loans collectively evaluated for impairment	1,291,190	196,272	1,948,757	429,712	44,269	415,420	113,969	4,439,589	302,014	4,741,603
Total loans	$1,297,312	$196,272	$1,974,695	$432,675	$44,269	$416,029	$113,969	$4,475,221	$302,014	$4,777,235

	2013
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777	$45,190	$92,967
Provision for loan and lease losses	5,385	(3,115)	2,659	593	(132)	1,937	1,387	8,714	195	8,909
Gross charge-offs	3,415	1	8,326	1,016	335	2,409	1,781	17,283	39,224	56,507
Recoveries	672	672	1,994	203	310	508	262	4,621	12,740	17,361
Total net charge-offs	2,743	(671)	6,332	813	25	1,901	1,519	12,662	26,484	39,146
Ending allowance for loan and lease losses	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Ending allowance on loans individually evaluated for impairment	$2,080	$0	$2,872	$348	$0	$2	$0	$5,302	$0	$5,302
Ending allowance on loans collectively evaluated for impairment	8,488	824	17,606	3,031	365	5,207	3,006	38,527	18,901	57,428
Ending allowance for loan and lease losses	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Loans and Leases
Ending balance of loans individually evaluated for impairment	$10,391	$0	$18,023	$3,493	$122	$648	$0	$32,677	$0	$32,677
Ending balance of loans collectively evaluated for impairment	1,025,277	80,741	1,478,964	349,438	47,011	375,806	115,727	3,472,964	457,873	3,930,837
Total loans	$1,035,668	$80,741	$1,496,987	$352,931	$47,133	$376,454	$115,727	$3,505,641	$457,873	$3,963,514

78 First Financial Bancorp 2014 Annual Report

	2012
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$10,289	$4,424	$18,228	$4,994	$1,659	$10,751	$2,231	$52,576	$42,835	$95,411
Provision for loan and lease losses	1,556	1,528	16,670	346	(883)	(2,032)	1,932	19,117	30,903	50,020
Gross charge-offs	4,312	2,684	11,012	1,814	577	3,661	1,252	25,312	33,907	59,219
Recoveries	393	0	265	73	323	115	227	1,396	5,359	6,755
Total net charge-offs	3,919	2,684	10,747	1,741	254	3,546	1,025	23,916	28,548	52,464
Ending allowance for loan and lease losses	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777	$45,190	$92,967
Ending allowance on loans individually evaluated for impairment	$1,151	$838	$7,155	$290	$0	$2	$92	$9,528	$0	$9,528
Ending allowance on loans collectively evaluated for impairment	6,775	2,430	16,996	3,309	522	5,171	3,046	38,249	45,190	83,439
Ending allowance for loan and lease losses	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777	$45,190	$92,967
Loans and Leases
Ending balance of loans individually evaluated for impairment	$16,661	$2,076	$35,422	$2,604	$0	$101	$496	$57,360	$0	$57,360
Ending balance of loans collectively evaluated for impairment	844,372	71,441	1,381,586	315,606	56,810	367,399	84,490	3,121,704	748,116	3,869,820
Total loans, excluding covered loans	$861,033	$73,517	$1,417,008	$318,210	$56,810	$367,500	$84,986	$3,179,064	$748,116	$3,927,180
7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2014	2013
Land and land improvements	$42,238	$40,802
Buildings	109,806	108,231
Furniture and fixtures	57,536	59,563
Leasehold improvements	17,948	19,070
Construction in progress	6,113	184
	233,641	227,850

Less: Accumulated depreciation and amortization	92,260	90,740
Total	$141,381	$137,110

Rental expense recorded under operating leases in 2014, 2013 and 2012 was $7.6 million, $8.3 million and $7.5 million, respectively.

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2015	$6,637
2016	5,962
2017	4,855
2018	3,901
2019	3,745
Thereafter	13,900
Total	$39,000

First Financial Bancorp 2014 Annual Report 79

Notes To Consolidated Financial Statements

8. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. During the third quarter of 2014, First Financial recorded additions to goodwill related to the acquisitions of First Bexley, Insight and Guernsey. For further detail, see Note 20 – Business Combinations.

Changes in the carrying amount of goodwill for the year ended December 31, 2014 are shown below.

(Dollars in thousands)
Balance at January 1, 2014	$95,050
Goodwill resulting from business combinations	42,689
Balance at December 31, 2014	$137,739

Goodwill is not amortized, but is measured for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2014 and no impairment was indicated.  As of December 31, 2014, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. Other intangible assets primarily consist of core deposit intangibles.  Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships. Core deposit intangibles are recorded at their estimated fair value at the date of acquisition and are then amortized on an accelerated basis over their estimated useful lives. Core deposit intangibles were $7.7 million and $5.9 million as of December 31, 2014 and December 31, 2013, respectively. First Financial recorded additions to core deposit intangibles of $3.5 million related to the third quarter 2014 acquisitions. First Financial's core deposit intangibles have an estimated weighted average remaining life of 6.6 years as of December 31, 2014. Amortization expense recognized on intangible assets for 2014, 2013 and 2012 was $1.7 million, $1.5 million and $2.6 million, respectively.

9. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, overnight advances from the Federal Loan Home Bank (FHLB) and a short-term line of credit. All repurchase agreements are subject to terms and conditions of repurchase/security agreements between First Financial Bank and the client. To secure the Bank's liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

During the second quarter of 2014, First Financial entered into a short-term credit facility with an unaffiliated bank for $15.0 million that matures on June 1, 2015. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2014, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels. First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2014.

80 First Financial Bancorp 2014 Annual Report

The following is a summary of short-term borrowings for the last three years:

	2014		2013		2012
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$103,192	0.05%	$94,749	0.05%	$122,570	0.13%
Federal Home Loan Bank borrowings	558,200	0.18%	654,000	0.17%	502,000	0.17%
Total	$661,392	0.16%	$748,749	0.16%	$624,570	0.16%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$119,795	0.05%	$115,486	0.08%	$86,980	0.08%
Federal Home Loan Bank borrowings	627,181	0.19%	472,062	0.23%	111,295	0.17%
Total	$746,976	0.17%	$587,548	0.20%	$198,275	0.13%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$132,332		$158,911		$170,751
Federal Home Loan Bank borrowings	820,500		654,000		502,000

Long-term debt primarily consists of FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets. First Financial has $25.0 million in repurchase agreements which have remaining maturities of less than 1 year and a weighted average rate of 3.54%. Securities pledged as collateral in conjunction with the repurchase agreements are included within Investment securities on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2014, had collateral pledged with a book value of $3.2 billion.

The following is a summary of First Financial's long-term debt:

	2014		2013
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Federal Home Loan Bank	$22,466	2.52%	$7,505	3.72%
National Market Repurchase Agreement	25,000	3.54%	52,500	3.49%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$48,241	3.01%	$60,780	3.48%

As of December 31, 2014, First Financial's long-term debt matures as follows:

(Dollars in thousands)	FHLB	Repurchase Agreement
2015	$6,403	$25,000
2016	10,338	0
2017	55	0
2018	3,117	0
2019	969	0
Thereafter	1,584	0
Total	$22,466	$25,000

First Financial Bancorp 2014 Annual Report 81

Notes To Consolidated Financial Statements

10. Derivatives

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

Interest rate swap agreements establish the basis on which interest rate payments are exchanged with counterparties, referred to as the notional amount. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial manages this market value credit risk through counterparty credit policies. These policies require the Company to maintain a total derivative notional position of less than 35% of assets, total credit exposure of less than 3% of capital and no single counterparty credit risk exposure greater than $20.0 million. The Company is currently well below all single counterparty and portfolio limits. At December 31, 2014, the Company had a total counterparty notional amount outstanding of approximately $566.2 million, spread among nine counterparties, with an outstanding liability from these contracts of $12.4 million. At December 31, 2013, First Financial had a total counterparty notional amount outstanding of $561.6 million, spread among nine counterparties, with an outstanding liability from these contracts of $9.3 million.

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

Fair value hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. The following table details the location and amounts recognized in the Consolidated Balance Sheets for fair value hedges:

		December 31, 2014			December 31, 2013
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Location	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Fair Value Hedges - Instruments associated with loans
Pay fixed interest rate swaps with counterparty	Accrued interest and other liabilities	$8,739	$0	$(440)	$9,836	$0	$(865)
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	407,423	11,150	(249)	451,744	11,710	(1,767)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	407,423	249	(11,227)	451,744	1,767	(11,799)
Total		$823,585	$11,399	$(11,916)	$913,324	$13,477	$(14,431)

In connection with its use of derivative instruments, First Financial and its counterparties are required to post cash collateral to offset the market position of the derivative instruments under certain conditions. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties. First Financial classifies the derivative cash collateral outstanding with its counterparties as an adjustment to the fair value of the derivative contracts within Accrued interest and other assets or Accrued interest and other liabilities in the Consolidated Balance Sheets.

82 First Financial Bancorp 2014 Annual Report

The following table discloses the gross and net amounts of assets and liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2014			December 31, 2013
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of liabilities presented in the Consolidated Balance Sheets
Fair value hedges
Pay fixed interest rate swaps with counterparty	$440	$0	$440	$865	$(663)	$202
Matched interest rate swaps	11,476	(12,260)	(784)	13,566	(9,533)	4,033
Total	$11,916	$(12,260)	$(344)	$14,431	$(10,196)	$4,235

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2014:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Asset conversion swaps
Pay fixed interest rate swaps with counterparty	$8,739	2.0	$(440)	2.09%	6.85%
Receive fixed, matched interest rate swaps with borrower	407,423	4.1	10,901	4.66%	2.65%
Pay fixed, matched interest rate swaps with counterparty	407,423	4.1	(10,978)	2.65%	4.66%
Total asset conversion swaps	$823,585	4.1	$(517)	3.64%	3.69%

Cash flow hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to hedge against interest rate volatility on indexed floating rate deposits, totaling $150.0 million as of December 31, 2014 and $100.0 million as of December 31, 2013. These interest rate swaps qualify for hedge accounting and involve the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial and have a remaining weighted average term of approximately 4.3 years. Accrued interest and other liabilities included $1.7 million at December 31, 2014 and accrued interest and other assets included $0.8 million at December 31, 2013, respectively, reflecting the fair value of these cash flow hedges.

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with other counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $26.4 million as of December 31, 2014 and $13.3 million as of December 31, 2013. The fair value of these agreements were recorded on the Consolidated Balance Sheets as liabilities of $0.1 million as of December 31, 2014 and $28 thousand as of December 31, 2013.

11. Commitments and Contingencies

In the normal course of business, First Financial offers a variety of financial instruments with off-balance-sheet risk to its clients to assist them in meeting their requirement for liquidity and credit enhancement. These financial instruments include standby letters of credit and outstanding commitments to extend credit.  GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

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

First Financial Bancorp 2014 Annual Report 83

Notes To Consolidated Financial Statements

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit (including standby letters of credit) aggregating $22.8 million and $14.0 million at December 31, 2014, and December 31, 2013, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Loan commitments. Loan commitments are agreements to extend credit to a client as long as there is no violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit totaling $1.8 billion and $1.4 billion at December 31, 2014 and December 31, 2013, respectively.

First Financial utilizes the allowance for loan and lease losses methodology to maintain a reserve that it considers sufficient to absorb probable losses inherent in standby letters of credit and outstanding loan commitments. For further detail on the reserve for unfunded commitments methodology, see Note 1 – Summary of Significant Accounting Policies.

Contingencies/Litigation – First Financial and its subsidiaries are engaged in various matters of litigation, assertions of improper or fraudulent loan practices or lending violations and other matters from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2014. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel.

12. Loans to Related Parties

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2014	2013	2012
Beginning balance	$8,097	$10,426	$10,599
Additions	5,034	827	1,791
Deductions	(6,936)	(3,156)	(1,964)
Ending balance	$6,195	$8,097	$10,426
Loans 90 days past due	$0	$0	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial in the ordinary course of business during the periods noted. Similar transactions with related parties may be expected in future periods. All outstanding loans, commitments, financing leases, transactions in money market instruments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-related parties, and did not involve greater than a normal risk of collectibility or present other unfavorable features.

13. Income Taxes

Income tax expense consisted of the following components:

84 First Financial Bancorp 2014 Annual Report

(Dollars in thousands)	2014	2013	2012
Current expense
Federal	$49,561	$41,679	$45,571
State	2,872	2,883	4,956
Total current expense	52,433	44,562	50,527
Deferred (benefit) expense
Federal	(19,368)	(21,393)	(12,499)
State	(3,037)	(3,935)	(1,586)
Total deferred (benefit) expense	(22,405)	(25,328)	(14,085)
Income tax expense	$30,028	$19,234	$36,442

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2014	2013	2012
Income taxes computed at federal statutory rate (35%) on income before income taxes	$33,260	$23,646	$36,311
Tax-exempt income	(1,912)	(1,266)	(626)
Bank-owned life insurance	(392)	(409)	(680)
Tax credits	(1,100)	(1,100)	(1,200)
State income taxes, net of federal tax benefit	(107)	(588)	2,191
Tax settlement of unconsolidated subsidiary	0	(1,318)	0
Other	279	269	446
Income tax expense	$30,028	$19,234	$36,442

First Financial Bancorp 2014 Annual Report 85

Notes To Consolidated Financial Statements

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2014, and 2013, were as follows:

(Dollars in thousands)	2014	2013
Deferred tax assets
Allowance for loan and lease losses	$19,227	$23,074
Deferred compensation	533	564
Postretirement benefits other than pension liability	938	86
Accrued stock-based compensation	1,170	1,222
Other real estate owned write-downs	1,962	2,507
Interest on nonaccrual loans	1,586	1,145
Accrued expenses	4,616	3,617
Net unrealized losses on investment securities and derivatives	1,926	8,871
Fair value adjustment on acquisitions	844	0
Other	438	465
Total deferred tax assets	33,240	41,551

Deferred tax liabilities
Tax depreciation greater than book depreciation	(6,310)	(7,450)
FHLB and FRB stock	(5,852)	(6,230)
Mortgage-servicing rights	(136)	(12)
Leasing activities	(5,297)	(3,833)
Deferred section 597 gain	0	(20,550)
Prepaid pension	(14,333)	(15,727)
Intangible assets	(12,963)	(11,612)
Deferred loan fees and costs	(1,167)	(2,136)
Prepaid expenses	(364)	(535)
Fair value adjustments on acquisitions	0	(6,714)
Other	(1,824)	(1,180)
Total deferred tax liabilities	(48,246)	(75,979)
Total net deferred tax liability	$(15,006)	$(34,428)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods, the reversal of deferred tax liabilities during the same period and the ability to carryback any losses. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2014 and 2013.

At December 31, 2014 and 2013, First Financial had no FASB ASC Topic 740-10 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  These evaluations are inherently subjective as they require material estimates and may be susceptible to significant change.  Provision for tax reserves, if any, is included in income tax expense in the Consolidated Financial Statements. Management determined that no reserve for income tax-related uncertainties was necessary as of December 31, 2014 and 2013.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2011 have been closed and are no longer subject to U.S. federal income tax examinations. The tax year 2012 is currently under examination by the federal taxing authority. At this time, First Financial is not aware of any material impact to the Company's financial position or results of operations as a result of this examination. Tax years 2011 through 2013 remain open to examination by the federal taxing authority.

86 First Financial Bancorp 2014 Annual Report

First Financial is no longer subject to state and local income tax examinations for years prior to 2010. Tax years 2010 through 2013 remain open to state and local examination by various other jurisdictions.

14. Employee Benefit Plans

Pension plan. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees and uses a December 31 measurement date for the plan.

Prior to the fourth quarter of 2013, plan assets were administered and managed by the Wealth Management division of First Financial Bank. During the fourth quarter of 2013, the investment management and trustee services were transitioned to a third party vendor. As of December 31, 2013 and 2014, plan assets were primarily invested in publicly traded equity mutual funds and fixed income mutual funds. The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

The investment objective of the Plan is to structure the assets to, as much as feasible, mirror the liabilities of the Plan. The current target asset allocation set by the Bank for the Plan is 60% equities and 40% fixed income, with the aim to use the fixed income component to match the identified near and long-term plan distributions and the equity component to generate growth of capital to meet other future Plan liabilities. The determination of the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

Associates are eligible to request a lump sum distribution from the Company's pension plan at retirement or upon leaving the Company. As a result of lump sum distributions from the plan during 2013, First Financial was required to re-measure the plan's assets and liabilities and recognized pension settlement charges of $6.2 million. Consistent with FASB ASC Topic 715, Compensation - Retirement Benefits, pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are triggered when lump sum distributions exceed an annual accounting threshold for the plan. The accounting threshold for lump sum distributions reset on January 1, 2014 and the annual accounting threshold was not exceeded during the year. Therefore, First Financial recognized no pension settlement charges for the year ended December 31, 2014.

As a result of the plan’s updated actuarial projections for 2014, First Financial recorded income related to its pension plan of $1.1 million for 2014, compared to expense of $5.5 million for 2013 and income of $0.5 million for 2012. First Financial made no cash contributions to the pension plan in 2012, 2013 or 2014 and does not expect to make a cash contribution to the plan in 2015.

First Financial Bancorp 2014 Annual Report 87

Notes To Consolidated Financial Statements

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income:

	December 31,
(Dollars in thousands)	2014	2013
Change in benefit obligation
Benefit obligation at beginning of year	$55,591	$67,678
Service cost	4,119	3,705
Interest cost	2,388	2,319
Amendments	0	124
Actuarial gain (loss)	6,025	(6,745)
Benefits paid, excluding settlement	(8,343)	(1,111)
Settlements	0	(10,379)
Benefit obligation at end of year	59,780	55,591

Change in plan assets
Fair value of plan assets at beginning of year	131,647	123,716
Actual return on plan assets	10,022	19,421
Employer contribution	0	0
Benefits paid, excluding settlement	(8,343)	(1,111)
Settlements	0	(10,379)
Fair value of plan assets at end of year	133,326	131,647

Amounts recognized in the Consolidated Balance Sheets
Assets	73,546	76,056
Liabilities	0	0
Net amount recognized	$73,546	$76,056

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$31,644	$28,411
Net prior service cost	(3,159)	(3,573)
Deferred tax assets	(10,581)	(9,273)
Net amount recognized	$17,904	$15,565

Change in accumulated other comprehensive income (loss)	$2,339	$(15,773)

Accumulated benefit obligation	$59,063	$53,664

88 First Financial Bancorp 2014 Annual Report

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2014	2013	2012
Service cost	$4,119	$3,705	$3,483
Interest cost	2,388	2,319	2,550
Expected return on assets	(9,055)	(8,988)	(9,055)
Amortization of prior service cost	(413)	(423)	(423)
Recognized net actuarial loss	1,824	2,709	2,964
Settlement charges	0	6,174	0
Net periodic benefit (income) cost	(1,137)	5,496	(481)

Other changes recognized in accumulated other comprehensive income
Net actuarial (gain) loss	5,058	(17,178)	(1,954)
Prior service cost	0	124	0
Amortization of prior service cost	413	423	423
Amortization of gain	(1,824)	(2,709)	(2,964)
Settlement charges	0	(6,174)	0
Total recognized in accumulated other comprehensive income	3,647	(25,514)	(4,495)
Total recognized in net periodic benefit cost and accumulated other comprehensive income	$2,510	$(20,018)	$(4,976)

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$1,780	$1,926	$3,248
Amortization of prior service credit	(413)	(413)	(423)

Weighted-average assumptions to determine
	December 31,
	2014	2013
Benefit obligations
Discount rate	3.76%	4.62%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	4.62%	3.73%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%

The fair value of the plan assets as of December 31, 2014 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$172	$172	$0	$0
Fixed income mutual funds	49,938	49,938	0	0
Equity mutual funds	83,216	83,216	0	0
Total	$133,326	$133,326	$0	$0

First Financial Bancorp 2014 Annual Report 89

Notes To Consolidated Financial Statements

The fair value of the plan assets as of December 31, 2013 by asset category is shown below.

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$126	$126	$0	$0
Fixed income mutual funds	50,277	50,277	0	0
Equity mutual funds	81,244	81,244	0	0
Total	$131,647	$131,647	$0	$0

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 19 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2015	$4,436
2016	5,946
2017	4,433
2018	5,089
2019	4,442
Thereafter	26,926

Effective January 1, 2014 all active plan participants immediately vest in their benefit, compared to the three year vesting period in effect as of December 31, 2013. Also beginning January 1, 2014, the Pension Plan no longer offers additional benefits for associates with compensation in excess of 50% of the Social Security wage base.

401(k) thrift plan. First Financial sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial contributions to the 401(k) plan are at the discretion of the board of directors and considers management's recommendation. First Financial measures the Company's performance compared to its identified peer group in determining whether to recommend a matching contribution, with the amount of the recommended matching contribution not to exceed 3% of the employee's annual earnings. Prior to January 1, 2014, First Financial contributed $1.00 for every $1.00 an employee contributed up to 3.00% of the employee's earnings and then contributed $0.50 for every $1.00 thereafter, up to a maximum First Financial total contribution of 4.00% of the employee's earnings. All First Financial matching contributions vest immediately. There were no contributions to the 401(k) plan during 2014. First Financial contributed $2.4 million to the plan during 2013 and $2.6 million during 2012.

Bank-owned life insurance. First Financial purchases life insurance policies on the lives of certain employees and is the owner and beneficiary of the policies. The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded in other noninterest income in the Consolidated Statements of Income. The carrying value of bank-owned life insurance policies was $93.0 million and $88.7 million at December 31, 2014, and 2013, respectively.

90 First Financial Bancorp 2014 Annual Report

15. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2014
	Total other comprehensive income					Total accumulated other comprehensive income
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$21,718	$70	$21,648	$(7,865)	$13,783	$(16,289)	$13,783	$(2,506)
Unrealized gain (loss) on derivatives	(2,902)	(432)	(2,470)	919	(1,551)	602	(1,551)	(949)
Retirement obligation	(5,058)	(1,411)	(3,647)	1,308	(2,339)	(15,565)	(2,339)	(17,904)
Foreign currency translation	(21)	0	(21)	0	(21)	(29)	(21)	(50)
Total	$13,737	$(1,773)	$15,510	$(5,638)	$9,872	$(31,281)	$9,872	$(21,409)

	December 31, 2013
	Total other comprehensive income					Total accumulated other comprehensive income
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$(44,365)	$1,724	$(46,089)	$16,998	$(29,091)	$12,802	$(29,091)	$(16,289)
Unrealized gain (loss) on derivatives	778	(412)	1,190	(445)	745	(143)	745	602
Retirement obligation	17,054	(8,460)	25,514	(9,741)	15,773	(31,338)	15,773	(15,565)
Foreign currency translation	(31)	0	(31)	0	(31)	2	(31)	(29)
Total	$(26,564)	$(7,148)	$(19,416)	$6,812	$(12,604)	$(18,677)	$(12,604)	$(31,281)

	December 31, 2012
	Total other comprehensive income			Total accumulated other comprehensive income
(Dollars in thousands)	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$214	$(81)	$133	$12,669	$133	$12,802
Unrealized gain (loss) on derivatives	(229)	86	(143)	0	(143)	(143)
Retirement obligation	4,495	(1,697)	2,798	(34,136)	2,798	(31,338)
Foreign currency translation	25	0	25	(23)	25	2
Total	$4,505	$(1,692)	$2,813	$(21,490)	$2,813	$(18,677)

First Financial Bancorp 2014 Annual Report 91

Notes To Consolidated Financial Statements

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2014	2013	Affected Line Item in the Consolidated Statements of Income
Gain and loss on cash flow hedges
Interest rate contracts	$(432)	$(412)	Interest expense - deposits
Realized gains and losses on securities available-for-sale	70	1,724	Gains on sales of investments securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	423	Salaries and employee benefits
Recognized net actuarial loss (2)	(1,824)	(2,709)	Salaries and employee benefits
Pension settlement charges	0	(6,174)	Pension settlement charges
Amortization and settlement charges of defined benefit pension items	(1,411)	(8,460)
Total reclassifications for the period, before tax	$(1,773)	$(7,148)

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 14 - Employee Benefit Plans for additional details).

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes, as of December 31, 2014, that First Financial met all capital adequacy requirements to which it is subject. At December 31, 2014 and 2013, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since those notifications that management believes has changed the Company's categorization.

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

92 First Financial Bancorp 2014 Annual Report

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

Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The Basel III requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets requiring higher capital allocations.

Management expects that First Financial will continue to exceed all regulatory capital requirements under Basel III.

Actual and required capital amounts and ratios at year-end are presented in the table that follows:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total capital to risk-weighted assets
Consolidated	$728,284	13.71%	$424,926	8.00%	N/A	N/A
First Financial Bank	662,865	12.52%	423,447	8.00%	$529,309	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	673,955	12.69%	212,463	4.00%	N/A	N/A
First Financial Bank	602,133	11.38%	211,724	4.00%	317,585	6.00%

Tier 1 capital to average assets
Consolidated	673,955	9.44%	285,514	4.00%	N/A	N/A
First Financial Bank	602,133	8.44%	285,311	4.00%	356,639	5.00%

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total capital to risk-weighted assets
Consolidated	$679,074	15.88%	$342,092	8.00%	N/A	N/A
First Financial Bank	588,643	13.80%	341,184	8.00%	$426,480	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	624,850	14.61%	171,046	4.00%	N/A	N/A
First Financial Bank	527,712	12.37%	170,592	4.00%	255,888	6.00%

Tier 1 capital to average assets
Consolidated	624,850	10.11%	247,106	4.00%	N/A	N/A
First Financial Bank	527,712	8.55%	246,739	4.00%	308,423	5.00%

Shelf Registrations. On July 31, 2014, First Financial filed a shelf registration on Form S-3 with the Securities and Exchange Commission. This shelf registration allows First Financial to raise capital from time to time through the sale of various types of securities, subject to approval by the Company's board of directors, and expires on July 31, 2017.

First Financial Bancorp 2014 Annual Report 93

Notes To Consolidated Financial Statements

Share repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. In January 2014, First Financial's board of directors suspended further share repurchase activity under the 2012 share repurchase plan in connection with the Company's Columbus acquisitions and continued that suspension for the remainder of 2014.

The Company repurchased 40,255 shares under the 2012 share repurchase plan during 2014 at an average price of $17.32 per share and 750,145 shares under this plan during 2013 at an average price of $15.70. At December 31, 2014, 3,749,100 common shares remained available for purchase under this repurchase plan.

Preferred Stock. During the second quarter of 2014, First Financial's shareholders approved an amendment to the Company's Articles of Incorporation authorizing the Company to issue up to 10,000,000 preferred shares. The Company has not issued and has no current plans, arrangements or agreements to issue any of the authorized preferred shares at this time.

17. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expense for the year ended December 31, 2014, and 2013, was $4.0 million and $3.8 million, respectively. Total unrecognized compensation cost related to non-vested share-based compensation was $4.6 million at December 31, 2014 and is expected to be recognized over a weighted average period of 1.9 years.

As of December 31, 2014, First Financial had five stock-based compensation plans. The 1999 Stock Incentive Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors (the 1999 Plans) provides incentive stock options, non-qualified stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 7,507,500 common shares. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. No additional awards may be granted under the 1999 Plans.

On June 15, 2009, the shareholders approved the 2009 Employee Stock Plan and the 2009 Non-Employee Director Plan providing for the issuance of 1,500,000 shares and 75,000 shares, respectively. The 2009 Employee Stock Plan expired on June 15, 2012, and thus, no new awards may be granted under this plan. On May 22, 2012, First Financial shareholders approved the First Financial Bancorp. 2012 Stock Plan and amendments to the 2009 Non-Employee Director Plan. At December 31, 2014, there were 1,268,872 shares and 7,371 shares available for issuance under these plans, respectively.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of its stock options. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No options were granted in 2014, 2013 or 2012.

94 First Financial Bancorp 2014 Annual Report

Stock option activity for the year ended December 31, 2014, is summarized as follows:

(Dollars in thousands, except per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	986,676	$14.82
Granted	0	0.00
Exercised	(478,024)	14.95
Forfeited or expired	(95,526)	16.37
Outstanding at end of year	413,126	$14.32	2.1 years	$1,767
Exercisable at end of year	413,126	$14.32	2.1 years	$1,767

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2014	2013	2012
Total intrinsic value of options exercised	$1,479	$3,247	$1,277
Cash received from exercises	$1,056	$73	$320
Tax benefit from exercises	$1,475	$1,422	$1,576

Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders' equity, at the fair value of these awards as of the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and one year for non-employee directors. The vesting of these awards for employees and non-employee directors only require a service period to be met, however, in 2013 and 2014, additional awards were granted which also require certain performance measures to be met.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2014		2013		2012
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	456,032	$16.00	518,756	$16.65	518,736	$15.99
Granted	273,933	16.80	302,175	15.65	290,706	17.00
Vested	(215,796)	16.19	(263,302)	16.63	(228,233)	15.58
Forfeited	(19,717)	16.40	(101,597)	16.26	(62,453)	16.61
Nonvested at end of year	494,452	$16.43	456,032	$16.00	518,756	$16.65

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The total fair value of restricted stock vested during 2014 was $3.5 million.

First Financial Bancorp 2014 Annual Report 95

Notes To Consolidated Financial Statements

18. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2014	2013	2012
Numerator
Net income	$65,000	$48,349	$67,303

Denominator
Basic earnings per common share - weighted average shares	58,662,836	57,270,233	57,876,685
Effect of dilutive securities
Employee stock awards	589,157	692,050	873,293
Warrants	140,674	110,771	118,814
Diluted earnings per common share - adjusted weighted average shares	59,392,667	58,073,054	58,868,792

Earnings per share available to common shareholders
Basic	$1.11	$0.84	$1.16
Diluted	$1.09	$0.83	$1.14

Warrants to purchase 465,117 shares of the Company's common stock were outstanding as of December 31, 2014, 2013 and 2012, respectively. These warrants, each representing the right to purchase one share of common stock, no par value per share, have an exercise price of $12.12 and expire on December 23, 2018.

Stock options and warrants, with an exercise price greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been anti-dilutive.  These out-of-the-money options were 20,626, 215,452 and 1,092,253 at December 31, 2014, 2013 and 2012, respectively.

As of December 31, 2014, 2013, and 2012, no preferred shares were issued or outstanding.

19. Fair Value Disclosures

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

96 First Financial Bancorp 2014 Annual Report

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

First Financial utilizes information provided by a third-party investment securities administrator in analyzing the investment securities portfolio in accordance with the fair value hierarchy of the Fair Value Topic.  The administrator’s evaluation of investment security portfolio pricing is performed using a combination of prices and data from other sources, along with internally developed matrix pricing models and assistance from the administrator’s internal fixed income analysts and trading desk.  The administrator’s month-end pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, previous evaluation prices and between the various pricing services.  These processes produce a series of quality assurance reports on which price exceptions are identified, reviewed and where appropriate, securities are repriced.  In the event of a materially different price, the administrator will report the variance as a “price challenge” and review the pricing methodology in detail.  The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

First Financial reviews the pricing methodologies utilized by the administrator to ensure the fair value determination is consistent with the applicable accounting guidance and that the investments are properly classified in the fair value hierarchy. Further, the Company periodically validates the fair values for a sample of securities in the portfolio by comparing the fair values provided by the administrator to prices from other independent sources for the same or similar securities. First Financial analyzes unusual or significant variances, conducts additional research with the administrator, if necessary, and takes appropriate action based on its findings.

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

Loans and leases. The fair value of commercial, commercial real estate, residential real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency.  The Company classifies the estimated fair value of loans as Level 3 in the fair value hierarchy.

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

Fair values for purchased impaired loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. These loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. First Financial estimated the cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

First Financial Bancorp 2014 Annual Report 97

Notes To Consolidated Financial Statements

Fair values for acquired loans accounted for outside of FASB ASC Topic 310-30 were estimated by discounting the future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

The Company classifies the estimated fair value of covered loans as Level 3 in the fair value hierarchy.

FDIC indemnification asset. Fair value of the FDIC indemnification asset was estimated using projected cash flows related to the loss sharing agreements based on expected reimbursements for losses and the applicable loss sharing percentages. The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, and may be impacted by the relatively short remaining term of loss sharing coverage on covered commercial assets. The five year period of loss protection expired for the majority of First Financial's covered commercial loans and covered OREO during the third quarter of 2014. The Company classifies the estimated fair value of the indemnification asset as Level 3 in the fair value hierarchy.

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

98 First Financial Bancorp 2014 Annual Report

The estimated fair values of financial instruments not measured at fair value on either a recurring or nonrecurring basis in First Financial’s consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2014
Financial assets
Cash and short-term investments	$132,752	$132,752	$132,752	$0	$0
Investment securities held-to-maturity	867,996	874,749	0	874,749	0
Other investments	52,626	52,626	0	52,626	0
Loans held for sale	11,005	11,005	0	11,005	0
Loans and leases, net of ALLL	4,724,377	4,763,619	0	0	4,763,619
FDIC indemnification asset	22,666	12,449	0	0	12,449

Financial liabilities
Deposits
Noninterest-bearing	$1,285,527	$1,285,527	$0	$1,285,527	$0
Interest-bearing demand	1,225,378	1,225,378	0	1,225,378	0
Savings	1,889,473	1,889,473	0	1,889,473	0
Time	1,255,364	1,254,070	0	1,254,070	0
Total deposits	5,655,742	5,654,448	0	5,654,448	0
Short-term borrowings	661,392	661,392	661,392	0	0
Long-term debt	48,241	49,674	0	49,674	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2013
Financial assets
Cash and short-term investments	$143,450	$143,450	$143,450	$0	$0
Investment securities held-to-maturity	837,272	824,985	0	824,985	0
Other investments	47,427	47,427	0	47,427	0
Loans held for sale	8,114	8,114	0	8,114	0
Loans and leases, net of ALLL	3,900,784	3,907,321	0	0	3,907,321
FDIC indemnification asset	45,091	34,820	0	0	34,820

Financial liabilities
Deposits
Noninterest-bearing	$1,147,452	$1,147,452	$0	$1,147,452	$0
Interest-bearing demand	1,125,723	1,125,723	0	1,125,723	0
Savings	1,612,005	1,612,005	0	1,612,005	0
Time	952,327	951,220	0	951,220	0
Total deposits	4,837,507	4,836,400	0	4,836,400	0
Short-term borrowings	748,749	748,749	748,749	0	0
Long-term debt	60,780	62,706	0	62,706	0

First Financial Bancorp 2014 Annual Report 99

Notes To Consolidated Financial Statements

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2014
Assets
Derivatives	$0	$11,399	$0	$11,399
Available-for-sale investment securities	8,406	832,062	0	840,468
Total	$8,406	$843,461	$0	$851,867

Liabilities
Derivatives	$0	$13,662	$0	$13,662

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2013
Assets
Derivatives	$0	$13,477	$0	$13,477
Available-for-sale investment securities	7,976	905,625	0	913,601
Total	$7,976	$919,102	$0	$927,078

Liabilities
Derivatives	$0	$14,431	$0	$14,431

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis as follows:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2014
Assets
Impaired loans (1)	$0	$0	$14,096
OREO	0	0	13,094

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2013
Assets
Impaired loans (1)	$0	$0	$13,699
OREO	0	0	14,295

(1) Amounts represent the fair value of collateral for impaired loans allocated to the allowance for loan and lease losses.  Fair values are determined using actual market prices (Level 1), observable market data for similar assets and liabilities (Level 2), and independent third party valuations and borrower records, discounted as appropriate (Level 3).

100 First Financial Bancorp 2014 Annual Report

20. Business Combinations

First Financial completed the following three business combinations in the Columbus, Ohio market during the third quarter 2014:

First Bexley. Founded in 2006 and conducting operations out of one full service branch location in Bexley, Ohio, First Bexley served commercial and consumer clients throughout Columbus and central Ohio. Under the merger agreement, First Financial acquired First Bexley in a cash and stock transaction in which First Bexley was merged with and into First Financial Bank on August 7, 2014.

Insight. Insight was founded in 2006 and conducted operations out of one full service location in Worthington, Ohio, and a mortgage origination office in Newark, Ohio, and provided commercial and consumer banking services to clients throughout Columbus and central Ohio. Under the merger agreement, First Financial acquired Insight in a cash and stock transaction in which Insight merged with and into First Financial Bank on August 7, 2014.

Guernsey. Headquartered in Worthington, Ohio, Guernsey conducted operations out of three full service branches, and served commercial and consumer clients throughout Columbus and central Ohio. Under the terms of the merger agreement, First Financial acquired Guernsey for cash consideration and the transfer of a single bank-owned property to Guernsey's sole shareholder. The Company also paid off all amounts due under a promissory note to a third party on behalf of Guernsey. The Guernsey Bank, an Ohio state chartered bank and wholly-owned subsidiary of Guernsey, merged with and into First Financial as part of the agreement on August 21, 2014.

The First Bexley, Insight and Guernsey transactions were accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition dates, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisitions as additional information relative to closing date fair values become available. The Company continues to finalize the fair values of loans and intangible assets and liabilities. As a result, the fair value adjustment in the accounts are preliminary and may change as information becomes available but no later than August 2015.

The following table provides the purchase price calculation as of the acquisition dates and the identifiable assets purchased and the liabilities assumed at their estimated fair value. These fair value measurements are based on third-party valuations.

First Financial Bancorp 2014 Annual Report 101

(Dollars in thousands)	First Bexley	Insight	Guernsey	Total
Purchase consideration
Cash consideration	$10,810	$9,880	$13,500	$34,190
Stock consideration	33,699	26,730	0	60,429
Other consideration	0	0	2,523	2,523
Total purchase consideration	$44,509	$36,610	$16,023	$97,142

Assets acquired
Loans	$314,807	$219,008	$72,448	$606,263
Intangible assets	1,280	1,277	999	3,556
Other assets	25,456	30,799	61,238	117,493
Total assets	$341,543	$251,084	$134,685	$727,312

Liabilities assumed
Deposits	$273,860	$179,330	$115,415	$568,605
Borrowings	40,000	44,149	10,742	94,891
Other liabilities	1,454	7,303	606	9,363
Total liabilities	$315,314	$230,782	$126,763	$672,859

Net identifiable assets	$26,229	$20,302	$7,922	$54,453
Goodwill	$18,280	$16,308	$8,101	$42,689

The amount of goodwill arising from the First Bexley, Insight and Guernsey acquisitions reflects the increased market share and related synergies that are expected to result from the acquisitions. The goodwill arising from the First Bexley and Insight transactions is not deductible for income tax purposes as the mergers were accounted for as tax-free exchanges. The tax-free exchanges resulted in a carryover of tax attributes and tax basis to the Company's subsequent income tax filings and was adjusted for any fair value adjustments required in accounting for the acquisitions. The goodwill arising from the Guernsey transaction is deductible for tax purposes as the Guernsey transaction was considered a taxable exchange.

First Financial Bancorp 2014 Annual Report 102

21. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2014	2013
Assets
Cash	$55,192	$88,420
Investment securities, available for sale	276	229
Other investments	5,399	4,851
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	712,067	557,872
Nonbanks	0	18,682
Total investment in subsidiaries	712,067	576,554
Premises and equipment	1,431	1,455
Other assets	13,870	13,942
Total assets	$795,735	$692,951

Liabilities
Dividends payable	$10,249	$9,178
Other liabilities	1,409	1,612
Total liabilities	11,658	10,790
Shareholders’ equity	784,077	682,161
Total liabilities and shareholders’ equity	$795,735	$692,951

Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2014	2013	2012
Income
Interest income	$73	$75	$55
Noninterest income	92	0	421
Dividends from subsidiaries	31,700	58,700	73,800
Total income	31,865	58,775	74,276

Expenses
Salaries and employee benefits	4,041	4,042	4,612
Miscellaneous professional services	708	663	916
Other	5,307	5,059	5,209
Total expenses	10,056	9,764	10,737
Income before income taxes and equity in undistributed net earnings of subsidiaries	21,809	49,011	63,539
Income tax benefit	(3,674)	(3,659)	(3,869)
Equity in undistributed earnings (loss) of subsidiaries	39,517	(4,321)	(105)
Net income	$65,000	$48,349	$67,303

First Financial Bancorp 2014 Annual Report 103

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2014	2013	2012
Operating activities
Net income	$65,000	$48,349	$67,303
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(39,517)	4,321	105
Depreciation and amortization	24	26	27
Stock-based compensation expense	3,970	3,803	4,186
Deferred income taxes	180	(676)	(207)
(Decrease) increase in dividends payable	1,071	(7,691)	673
(Decrease) increase in other liabilities	(1,654)	7,719	(1,799)
Decrease (increase) in other assets	(264)	1,266	(139)
Net cash provided by (used in) operating activities	28,810	57,117	70,149

Investing activities
Capital contributions to subsidiaries	(27,601)	0	0
Outlays for business acquisitions	(17,065)	0	0
Proceeds from disposal of subsidiaries	18,695	0	0
Proceeds from calls and maturities of investment securities	29	48	0
Purchases of investment securities	(192)	(88)	(474)
Purchases of premises and equipment	0	(80)	0
Other	0	307	109
Net cash provided by (used in) investing activities	(26,134)	187	(365)

Financing activities
Cash dividends paid on common stock	(34,848)	(61,429)	(67,797)
Treasury stock purchase	(697)	(11,778)	(6,806)
Proceeds from exercise of stock options, net of shares purchased	1,056	73	320
Excess tax benefit on share-based compensation	153	686	438
Other	(1,568)	(2,632)	(1,400)
Net cash provided by (used in) financing activities	(35,904)	(75,080)	(75,245)
Decrease in cash	(33,228)	(17,776)	(5,461)
Cash at beginning of year	88,420	106,196	111,657
Cash at end of year	$55,192	$88,420	$106,196

104 First Financial Bancorp 2014 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2014
Interest income	$58,988	$58,727	$63,391	$66,753
Interest expense	4,169	4,423	5,028	5,614
Net interest income	54,819	54,304	58,363	61,139
Provision for loan and lease losses	(1,033)	(384)	893	2,052
Noninterest income
Gain on sale of investment securities	50	0	0	20
FDIC loss sharing income	(508)	1,108	(192)	(43)
Accelerated discount on covered loans	1,015	621	789	1,759
All other	13,618	14,608	15,914	15,206
Total noninterest income	14,175	16,337	16,511	16,942
Noninterest expenses	47,842	47,111	51,419	49,662
Income before income taxes	22,185	23,914	22,562	26,367
Income tax expense	7,081	7,961	7,218	7,768
Net income	$15,104	$15,953	$15,344	$18,599

Earnings per common share:
Basic	$0.26	$0.28	$0.26	$0.31
Diluted	$0.26	$0.28	$0.26	$0.30
Cash dividends paid per common share	$0.15	$0.15	$0.15	$0.15
Market price
High	$18.20	$18.43	$17.66	$19.00
Low	$15.98	$15.51	$15.83	$15.34

2013
Interest income	$63,509	$62,321	$59,531	$59,847
Interest expense	4,843	4,243	3,759	4,043
Net interest income	58,666	58,078	55,772	55,804
Provision for loan and lease losses	12,083	(5,874)	6,706	(4,006)
Noninterest income
Gain on sale of investment securities	1,536	188	0	0
FDIC loss sharing income	8,934	(7,384)	5,555	(3,385)
Accelerated discount on covered loans	1,935	1,935	1,711	1,572
All other	14,293	16,876	15,025	14,856
Total noninterest income	26,698	11,615	22,291	13,043
Noninterest expenses	53,106	53,283	48,801	70,285
Income before income taxes	20,175	22,284	22,556	2,568
Income tax expense	6,351	6,455	7,645	(1,217)
Net income	$13,824	$15,829	$14,911	$3,785

Earnings per common share:
Basic	$0.24	$0.28	$0.26	$0.07
Diluted	$0.24	$0.27	$0.26	$0.07
Cash dividends paid per common share	$0.28	$0.28	$0.24	$0.27
Market price
High	$16.07	$16.05	$16.47	$17.59
Low	$14.46	$14.52	$14.89	$14.56

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2014 Annual Report 105

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

The following table assumes $100 invested on December 31, 2009 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2009	2010	2011	2012	2013	2014
First Financial Bancorp	100.00	129.96	122.77	116.24	147.20	162.76
Nasdaq Composite Index	100.00	118.14	117.20	137.98	193.39	222.02
KBW Regional Bank Index	100.00	120.41	114.18	129.31	189.82	194.41

106 First Financial Bancorp 2014 Annual Report

Shareholder Information

2014 Annual Shareholder Meeting

The annual meeting of shareholders will be held on Tuesday, May 26, 2015, at 10:00 a.m. (EDT) at:

255 E. Fifth Street
9th Floor, Room 950
Cincinnati, OH 45202

Common Stock Listing

First Financial Bancorp’s common stock trades on the Nasdaq Stock Market under the symbol FFBC.

Registrar & Transfer Agent
Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock, and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at:

Transfer Agent
Computershare Shareholder Services
P.O. Box 30170
College Station, TX 77842-3170
(800) 368-5948

Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor.

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

Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact:

Eric R. Stables
First Vice President, Investor Relations and Corporate Development
First Financial Bancorp
255 East Fifth Street, Suite 900
Cincinnati, OH  45202
Phone: 513-458-6454
E-mail: eric.stables@bankatfirst.com

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

Media Requests
Members of the media should contact:

Adam Kiefaber
First Financial Bancorp
255 East Fifth Street, Suite 700
Cincinnati, OH  45202
Phone: 513-979-5735
E-mail: adam.kiefaber@bankatfirst.com

First Financial Bancorp 2014 Annual Report 107

First Financial Bancorp First Financial Center 255 East Fifth Street Suite 700, Cincinnati, OH 45202-4248 bankatfirst.com