Form 10-K, Exhibit 13
period 2015-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2016-02-23
CIK 708955

EXHIBIT 13

first financial bancorp
first financial
CELEBRATING 25
YEARS OF PROFITABILITY
2015 ANNUAL REPORT

CELEBRATING 25 YEARS OF PROFITABILITY First Financial Bancorp 2015 Annual Report

To commemorate our latest milestone, we decided to give back to the communities where we live and work. After a successful campaign in which our clients nominated their favorite charities via social media and within our banking centers, 25 of those organizations received a $1,000 donation. All recipients are 501(c)(3) charitable organizations and fall within one of our three areas of giving: economic development, financial literacy and neighborhood development. WITH MORE THAN 150 YEARS OF SERVICE, WE ARE PROUD OF OUR RICH HISTORY. 2015 CELEBRATES A MAJOR MILESTONE FOR FIRST FINANCIAL BANCORP-100 QUARTERS, OR 25 YEARS, OF CONSECUTIVE PROFITABILITY. OUR CLIENTS, ASSOCIATES AND COMMUNITY SUPPORT HAVE MADE THIS SUCCESS POSSIBLE. In 2015, we recognized associates who had a big role in the Company’s success. We are proud to share that we have 88 associates, who have been with us for at least 25 years, with more than 2,700 collective years of service. THANK YOU FOR GROWING WITH US

Our Premier Business Bank model is focused on providing financial products and services to small and medium sized businesses, through a high-touch, client-focused approach, within our operating footprint. This strategic model enabled our company to record significant loan and deposit growth during 2015, and we will continue to be successful when we “Bank the Business, Bank the Owner and Bank the Employees.” Likewise, our strong capital position and ability to generate consistently strong earnings, enables our company to take advantage of strategic acquisition opportunities. Last year, we acquired Oak Street Funding, a nationwide specialty finance company serving the insurance agency industry. The acquisition, which was immediately accretive to earnings, complements our existing nationwide franchise finance business and adds further diversification to our business. We issued $120 million of subordinated debt to help support additional asset growth and, in connection with this offering, we received investment-grade ratings for both the holding company and the bank. From a technology perspective, 2015 was certainly another exciting and productive year for First Financial. We recently introduced a fresh and exciting new website that enhances product and service delivery to our clients through a more modern online experience. As we look forward to 2016 and beyond, we will continue to invest in innovative solutions that enable our clients to bank with us on their terms. In closing, I want to thank our associates for their hard work and support in delivering the First Financial brand of community banking to our clients each and every day. Their efforts to build lasting relationships and create value for our clients is foundational to our continued success. Claude E. Davis Chief Executive Officer Deliver top-quartile shareholder returns. Invest in innovative solutions that enable our clients to bank with us on their terms. Promote leadership and development within our communities. Deploy capital in an opportunistic, risk-appropriate manner. Proactively develop leadership talent across the organization. Achieve best-in-class compliance and risk management processes. Maintain a disciplined approach to process improvement and expense management. AS I REFLECT ON THE PAST YEAR, IN WHICH OUR COMPANY MARKED BOTH THE FIRST ANNIVERSARY OF OUR EXPANSION INTO THE COLUMBUS, OHIO MARKET AND OUR 100TH CONSECUTIVE QUARTER OF PROFITABILITY, I THINK OF OUR VIBRANT COMMUNITIES, OUR LOYAL CLIENTS, AND THE DEDICATION AND HARD WORK OF OUR ASSOCIATES, ALL OF WHICH CONTRIBUTED SO MUCH TO OUR CONTINUED SUCCESS IN 2015.2016 STRATEGIC GOALS

First Financial Bancorp 2015 Annual Report 1

BOARD OF DIRECTORS	SENIOR MANAGEMENT

Murph Knapke	Claude E. Davis
Chairman of the Board, First Financial Bancorp;	Chief Executive Officer
Partner, Knapke Law Office
Richard Barbercheck
J. Wickliffe Ach	Chief Credit Officer
Chief Executive Officer,
Hixson, Inc.	Matthew B. Burgess
Chief Internal Auditor
David S. Barker
President and Chief Executive Officer,	Richard S. Dennen
SIHO Insurance Services	President, Oak Street Funding, LLC

Cynthia O. Booth	Holly M. Foster
President and Chief Executive Officer,	Chief Compliance Officer
COBCO Enterprises
John M. Gavigan
Mark A. Collar	Chief Financial Officer and
Member	Principal Accounting Officer
Collar, Ltd
Gregory A. Harris
Claude E. Davis	Senior Vice President, Wealth Management
Chief Executive Officer,
First Financial Bancorp.	Shannon M. Kuhl
Chief Legal Officer and
Corinne R. Finnerty	Corporate Secretary
Partner,
McConnell Finnerty PC	C. Douglas Lefferson
President, Community Banking
Peter E. Geier
Principal,	Alisa E. Poe
PGeier Consulting, LLC	Chief Talent Officer

Susan L. Knust	Bradley J. Ringwald
Owner and President,	President, Corporate and Specialty Banking
Omega Warehouse Services
William J. Sorg
William J. Kramer	Chief Risk Officer
Vice President of Operations,
Valco Companies, Inc.	Jill A. Stanton
President, Mortgage Banking
Jeffrey D. Meyer
President	Anthony M. Stollings
Clean Title Agency, Inc.	President and Chief Operating Officer

John T. Neighbors
Partner,
Faegre Baker Daniels

Richard E. Olszewski
Owner/Operator,
7 Eleven Food Stores

Maribeth S. Rahe
President and Chief Executive Officer,
Fort Washington Investment
Advisors, Inc.

2 First Financial Bancorp 2015 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2015	2014	% Change
Earnings
Net interest income	$246,502	$228,625	7.8%
Net income	75,063	65,000	15.5%

Per Share
Net income per common share-basic	$1.23	$1.11	10.8%
Net income per common share-diluted	1.21	1.09	11.0%
Cash dividends declared per common share	0.64	0.61	4.9%
Tangible book value per common share (end of year)	9.69	10.38	(6.6)%
Market price (end of year)	18.07	18.59	(2.8)%

Balance Sheet - End of Year
Total assets	$8,147,411	$7,217,821	12.9%
Deposits	6,179,624	5,655,742	9.3%
Loans	5,388,760	4,777,235	12.8%
Investment securities	1,970,626	1,761,090	11.9%
Shareholders' equity	809,376	784,077	3.2%

Ratios
Return on average assets	1.00%	0.96%
Return on average shareholders' equity	9.33%	8.94%
Return on average tangible shareholders' equity	12.66%	11.18%
Net interest margin	3.60%	3.71%
Net interest margin (fully tax equivalent)	3.66%	3.76%

First Financial Bancorp 2015 Annual Report 3

2015 Financial Highlights

4 First Financial Bancorp 2015 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset based lending	First Bexley	The First Bexley Bank
the Act	Private Securities Litigation Reform Act	First Financial	First Financial Bancorp.
ALLL	Allowance for loan and lease losses	First Financial Bank	First Financial Bank, N.A.
ASC	Accounting standards codification	FNMA	Federal National Mortgage Association
ASU	Accounting standards update	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ATM	Automated teller machine	FRB	Federal Reserve Bank
Bank	First Financial Bank, N.A.	GAAP	U.S. Generally Accepted Accounting Principles
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	GNMA	Government National Mortgage Association
BP	Basis point	Guernsey	Guernsey Bancorp, Inc.
CDs	Certificates of deposits	Insight	Insight Bank
C&I	Commercial and industrial	IRLC	Interest Rate Lock Commitment
CLOs	Collateralized loan obligations	MBSs	Mortgage-backed securities
CMOs	Collateralized mortgage obligations	N/A	Not applicable
Company	First Financial Bancorp.	NII	Net interest income
ERM	Enterprise Risk Management	Oak Street	Oak Street Holdings Corporation
EVE	Economic value of equity	OREO	Other real estate owned
FASB	Financial Accounting Standards Board	SEC	United States Securities and Exchange Commission
FDIC	Federal Deposit Insurance Corporation	Special Assets	Special Assets Division
FHLB	Federal Home Loan Bank	TDR	Troubled debt restructuring
FHLMC	Federal Home Loan Mortgage Corporation

First Financial Bancorp 2015 Annual Report 5

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2015	2014	2013	2012	2011
Summary of operations
Interest income	$269,759	$247,859	$245,208	$280,930	$308,817
Tax equivalent adjustment (1)	4,017	3,224	2,142	1,055	979
Interest income tax – equivalent (1)	273,776	251,083	247,350	281,985	309,796
Interest expense	23,257	19,234	16,888	27,589	44,921
Net interest income tax – equivalent (1)	$250,519	$231,849	$230,462	$254,396	$264,875
Interest income	$269,759	$247,859	$245,208	$280,930	$308,817
Interest expense	23,257	19,234	16,888	27,589	44,921
Net interest income	246,502	228,625	228,320	253,341	263,896
Provision for loan and lease losses	9,641	1,528	8,909	50,020	83,291
Noninterest income	75,202	63,965	73,647	122,421	142,531
Noninterest expenses	201,130	196,034	225,475	221,997	218,097
Income before income taxes	110,933	95,028	67,583	103,745	105,039
Income tax expense	35,870	30,028	19,234	36,442	38,300
Net income	$75,063	$65,000	$48,349	$67,303	$66,739

Per share data
Earnings per common share
Basic	$1.23	$1.11	$0.84	$1.16	$1.16
Diluted	$1.21	$1.09	$0.83	$1.14	$1.14
Cash dividends declared per common share	$0.64	$0.61	$0.94	$1.18	$0.78
Average common shares outstanding–basic (in thousands)	61,063	58,663	57,270	57,877	57,692
Average common shares outstanding–diluted (in thousands)	61,848	59,393	58,073	58,869	58,693

Selected year-end balances
Total assets	$8,147,411	$7,217,821	$6,417,213	$6,497,048	$6,671,511
Earning assets	7,431,707	6,594,626	5,840,849	5,961,727	6,110,934
Investment securities (2)	1,970,626	1,761,090	1,798,300	1,874,343	1,516,002
Total loans and leases	5,388,760	4,777,235	3,963,514	3,927,180	4,021,691
FDIC indemnification asset	17,630	22,666	45,091	119,607	173,009
Interest-bearing demand deposits	1,414,291	1,225,378	1,125,723	1,160,815	1,317,339
Savings deposits	1,945,805	1,889,473	1,612,005	1,623,614	1,724,659
Time deposits	1,406,124	1,255,364	952,327	1,068,637	1,654,662
Noninterest-bearing demand deposits	1,413,404	1,285,527	1,147,452	1,102,774	946,180
Total deposits	6,179,624	5,655,742	4,837,507	4,955,840	5,642,840
Short-term borrowings	938,425	661,392	748,749	624,570	99,431
Long-term debt	119,540	48,241	60,780	75,202	76,544
Shareholders’ equity	809,376	784,077	682,161	710,425	712,221

Select Financial Ratios
Average loans to average deposits (3)	84.00%	83.20%	82.12%	75.66%	78.53%
Net charge-offs to average loans and leases	0.18%	0.27%	0.99%	1.34%	1.51%
Average shareholders’ equity to average total assets	10.73%	10.75%	11.17%	11.30%	11.33%
Average common shareholders’ equity to average total assets	10.73%	10.75%	11.17%	11.30%	11.33%
Return on average assets	1.00%	0.96%	0.77%	1.07%	1.06%
Return on average common equity	9.33%	8.94%	6.89%	9.43%	9.37%
Return on average equity	9.33%	8.94%	6.89%	9.43%	9.37%
Net interest margin	3.60%	3.71%	3.97%	4.37%	4.55%
Net interest margin (tax equivalent basis) (1)	3.66%	3.76%	4.01%	4.39%	4.57%
Dividend payout	52.03%	54.95%	111.90%	101.72%	67.24%
(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) Includes covered loans and loans held for sale.

6 First Financial Bancorp 2015 Annual Report

This annual report contains forward-looking statements. See the Forward-Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements. The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. The discussion and analysis identifies trends and material changes that occurred during the reporting periods presented and should be read in conjunction with the Statistical Data, Consolidated Financial Statements and accompanying Notes.

Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings, total assets, liabilities and shareholders' equity.

EXECUTIVE SUMMARY

First Financial is an $8.1 billion bank holding company headquartered in Cincinnati, Ohio.  As of December 31, 2015, First Financial, through its subsidiaries, operated primarily in Ohio, Indiana and Kentucky.  These subsidiaries include a commercial bank, First Financial Bank, N.A. with 106 banking centers and 129 ATMs. First Financial provides banking and financial services products through its five lines of business: commercial, consumer, wealth management, specialty finance and mortgage. The commercial, consumer, specialty finance and mortgage business lines provide credit-based products, deposit accounts, retail brokerage, corporate cash management support and other services to commercial and consumer clients.  The Bank also has two national lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans secured by commissions and cash collateral accounts exclusively to insurance agents and brokers.  First Financial Wealth Management provides wealth planning, portfolio management, trust and retirement plan services and had approximately $2.3 billion in assets under management as of December 31, 2015.

First Financial acquired the banking operations of Peoples Community Bank, and Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., through FDIC-assisted transactions in 2009. In connection with these FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC reimburses First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (collectively, covered assets). These agreements provide for loss protection on covered single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other covered loans were provided loss protection for a period of five years and recoveries of previously charged-off amounts must be shared with the FDIC for an additional three year period, on the same pro-rata basis. The Company’s five year loss sharing indemnification period related to non-single-family loans expired effective October 1, 2014. The loss sharing protection related to all other covered loans of approximately $113.3 million will expire in the third quarter 2019. Covered assets represented 1.4% of First Financial's total assets at December 31, 2015.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and discussed in greater detail on subsequent pages.

MARKET STRATEGY AND BUSINESS COMBINATIONS

First Financial’s goal is to develop a competitive advantage utilizing a local market focus, providing a superior level of service and building long-term relationships with clients to help them reach greater levels of success in their financial life. First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana and Kentucky through its full-service banking centers, while providing franchise and insurance lending services to borrowers throughout the United States. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability.  First Financial intends to continue focusing plans for future growth and capital investments within its current metropolitan markets and evaluate other growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint as well as other strategic acquisitions that provide product line extensions or industry verticals that compliment our existing business.  First Financial's investment in smaller markets have historically provided stable, low-cost funding sources to First Financial and remain an important part of its funding base.  First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

During 2015, First Financial completed an acquisition in the Indianapolis, Indiana market as follows:

Oak Street. On August 14, 2015 First Financial completed its acquisition of Oak Street and Oak Street became a wholly-owned subsidiary of First Financial Bank. Formed in 2003, Oak Street is a nationwide lender based in Indianapolis, Indiana that provides loans, secured by commissions and cash collateral accounts, exclusively to insurance agents and brokers to grow their agency business and maximize their book-of-business value. Oak Street's lending activities are driven by agency acquisitions, agency ownership transitions, the purchase by agencies of books of business, as well as financing general working

First Financial Bancorp 2015 Annual Report 7

capital needs.  The underwriting of these loans involves analyses of collateral (through use of Oak Street's proprietary software system) that consists of insurance commissions revenue, which collateral is then monitored by Oak Street Funding throughout the life of the loans. First Financial acquired Oak Street for cash consideration and concurrent with the close of the transaction, First Financial paid off all of Oak Street's existing long-term debt, replacing higher-cost funding with the Company's lower-cost funding sources.

Oak Street utilizes deep industry knowledge, a proprietary technology platform and partner relationships to offer commission-based commercial financing for insurance professionals and third-party loan servicing for financial institutions nationwide. Oak Street's well-developed business model provides a strong strategic complement to First Financial's existing nationwide franchise finance business and an opportunity to expand and diversify the Company's service offerings.

During 2014, First Financial completed three business combinations in the Columbus, Ohio market (the Columbus acquisitions) as follows:

First Bexley. On August 7, 2014, First Financial completed its merger with First Bexley. Founded in 2006 and conducting operations out of one full service branch location in Bexley, Ohio, First Bexley served commercial and consumer clients throughout Columbus and central Ohio. First Financial acquired First Bexley in a cash and stock transaction in which First Bexley merged with and into First Financial Bank.

Insight. On August 7, 2014, First Financial also completed its merger with Insight. Founded in 2006 and conducting operations out of one full service location in Worthington, Ohio, and a mortgage origination office in Newark, Ohio, Insight provided commercial and consumer banking services to clients throughout Columbus and central Ohio. First Financial acquired Insight in a cash and stock transaction in which Insight merged with and into First Financial Bank.

Guernsey. On August 21, 2014, First Financial completed its merger with Guernsey. Headquartered in Worthington, Ohio, Guernsey conducted operations out of three full service branches and served commercial and consumer clients throughout Columbus and central Ohio. Under the terms of the merger agreement, First Financial acquired Guernsey for cash consideration and the transfer of a single bank-owned property to Guernsey's sole shareholder. The Company also paid off all amounts due under a promissory note to a third party on behalf of Guernsey. The Guernsey Bank, an Ohio state chartered bank and wholly-owned subsidiary of Guernsey, merged with and into First Financial as part of the merger agreement.

The First Bexley, Insight and Guernsey acquisitions provided First Financial an entrance into Central Ohio, and introduced the Company's diverse product set to the commercial and consumer clients of those institutions. These acquisitions positioned First Financial as one of the largest community banks serving the metropolitan Columbus market. The data conversions and re-branding efforts on the Columbus acquisitions were completed during the second half of 2014.

The following tables provide a summary of the purchase consideration, assets acquired and liabilities assumed, at their estimated fair value, and the resulting goodwill from the Oak Street and Columbus acquisitions. For further detail on the Oak Street and Columbus acquisitions, see Note 20 – Business Combinations in the Notes to the Consolidated Financial Statements.

First Financial Bancorp 2015 Annual Report 8

Table 2 • Business Combinations
2015
(Dollars in thousands)	Total
Purchase consideration
Cash consideration	$110,000
Payoff of long-term borrowings	197,839
Total purchase consideration	$307,839

Assets acquired
Cash	$2,248
Loans	237,377
Intangible assets	813
Other assets	2,633
Total assets	$243,071

Liabilities assumed
Other liabilities	$1,577
Total liabilities	$1,577

Net identifiable assets	$241,494
Goodwill	$66,345

2014
(Dollars in thousands)	Total
Purchase consideration
Cash consideration	$34,190
Stock consideration	60,429
Other consideration	2,523
Total purchase consideration	$97,142

Assets acquired
Loans	$606,263
Intangible assets	3,556
Other assets	117,493
Total assets	$727,312

Liabilities assumed
Deposits	$568,605
Borrowings	94,891
Other liabilities	9,363
Total liabilities	$672,859

Net identifiable assets	$54,453
Goodwill	$42,689

First Financial Bancorp 2015 Annual Report 9

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2015 was $75.1 million, resulting in basic earnings per share of $1.23 and earnings per diluted share of $1.21. This represented a 15.5% increase in net income from $65.0 million in 2014. Basic and diluted earnings per share for the year ended December 31, 2014 were $1.11 and $1.09, respectively. First Financial’s return on average shareholders’ equity for 2015 was 9.33%, which compares to 8.94% for 2014 and First Financial’s return on average assets for 2015 was 1.00%, which compares to a return on average assets of 0.96% for 2014. First Financial’s operational results are influenced by overall economic factors and conditions, including market interest rates, competition within the marketplace, business spending, consumer confidence and regulatory changes.

Net interest income in 2015 increased $17.9 million or 7.8% from 2014, compared to a 0.1% increase in 2014 compared to 2013. The increase in 2015 was primarily driven by higher earning asset balances, partially offset by lower yields as a result of the prolonged low interest rate environment. The net interest margin on a fully tax equivalent basis was 3.66% for 2015 compared with 3.76% in 2014 and 4.01% in 2013.

Noninterest income increased $11.2 million, or 17.6%, during the year, from $64.0 million in 2014 to $75.2 million in 2015. The increase in noninterest income was primarily due to increased income from the accelerated discount on covered loans that prepay during the year, higher gains from sales of loans, gain on sale of securities, higher client derivative fees and increased other noninterest income, partially offset by decreased FDIC loss sharing income and lower service charges on deposit accounts.

Noninterest expense increased $5.1 million, or 2.6%, during the year, from $196.0 million in 2014 to $201.1 million in 2015. The increase was primarily due to higher salaries and benefits, higher other noninterest expenses as well as increased professional services expenses during 2015, partially offset by decreases in loss sharing and data processing expenses.

Total loans increased $611.5 million, or 12.8%, from $4.8 billion at December 31, 2014 to $5.4 billion at December 31, 2015, driven by strong organic growth as well as the Oak Street acquisition. Total uncovered loans increased $633.9 million, from $4.6 billion at December 31, 2014 to $5.3 billion at December 31, 2015 while total covered loans decreased $22.4 million, from $135.7 million at December 31, 2014 to $113.3 million at December 31, 2015. With the exception of higher yielding Oak Street loan originations, new loan originations in 2015 continued to be recorded at yields significantly lower than the yields on loans that paid off or matured during the period as a result of the low interest rate environment, muting the impact of increased balances on interest income and net interest margin.

First Financial experienced a $523.9 million or 9.3% increase in total deposits during 2015, from $5.7 billion at December 31, 2014 to $6.2 billion as of December 31, 2015 as a result of strong deposit generation efforts during the year. Total interest-bearing checking accounts increased $188.9 million, time deposits increased $150.8 million and noninterest bearing deposits increased by $127.9 million during the period. The Company's total cost of funds increased to 0.35% in 2015 from 0.32% in 2014.

The ALLL was $53.4 million, or 0.99%, of loans compared to $52.9 million, or 1.11% of loans at December 31, 2014. Given the application of acquisition accounting and the resulting estimated fair value marks embedded in the carrying value of loans acquired in the Oak Street transaction during 2015, First Financial experienced an increase in loan balances without a corresponding increase to the ALLL, which results in the total ALLL being lower as a percentage of total loans. Consequently, the Company considers the total allowance for loan and lease losses and the remaining net fair value marks on all acquired loans, less the remaining indemnification asset balance, to be a relevant measure of the Company's loan loss protection. The balance of the Company's total allowance and credit marks on acquired loans, net of the indemnification asset, was 1.11% of total loans and leases as of December 31, 2015 as compared to 1.51% in 2014.

The Company's credit quality performance continued to improve in 2015, reflecting further recovery in the U.S. economy from the period of sustained weakness and falling real estate values experienced from 2007 to 2010. First Financial's lower levels of nonperforming and classified assets continue to reflect improving economic conditions, including lower unemployment rates and higher levels of business and consumer spending, in the markets in which we operate.

For a more detailed discussion of the above topics, please refer to the sections that follow.

10 First Financial Bancorp 2015 Annual Report

NET INCOME

2015 vs. 2014. First Financial’s net income increased $10.1 million or 15.5% to $75.1 million in 2015, compared to net income of $65.0 million in 2014. The increase was primarily related to a $21.9 million, or 8.8% increase in interest income as well as an increase in noninterest income of $11.2 million, or 17.6%, partially offset by an increase in interest expense of $4.0 million, or 20.9% and an increase in income tax expense of $5.8 million, or 19.5% during 2015.

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

For more detail, refer to the Net interest income, Noninterest income, Noninterest expense and Income taxes sections that follow.

NET INTEREST INCOME

First Financial’s net interest income for the years 2011 through 2015 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities, plus fees for financial services provided to clients. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Table 3 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the daily average loan balances used to determine the yields in Table 3 – Volume/Rate Analysis - Tax Equivalent Basis. Table 3 – Volume/Rate Analysis - Tax Equivalent Basis should be read in conjunction with the Statistical Information table.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary, adjusted to a tax equivalent basis assuming a 35.00% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investments.  This is to recognize the income tax savings that facilitates a comparison between taxable and tax-exempt assets.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.66%, 3.76% and 4.01% for 2015, 2014 and 2013, respectively.

Loan fees included in the interest income computation for 2015, 2014 and 2013 were $5.6 million, $4.3 million and $6.7 million, respectively. The increase in loan fees in 2015 was primarily a result of strong organic growth as well as the impact from the Oak Street acquisition.

2015 vs. 2014. Net interest income increased $17.9 million or 7.8%, from $228.6 million in 2014 to $246.5 million in 2015, primarily due to an increase in average earning assets, partially offset by lower yields during 2015. Average earning assets increased from $6.2 billion in 2014 to $6.8 billion in 2015, while the yield on earning assets declined 8 basis points from 4.02% in 2014 to 3.94% in 2015.

Interest income was $269.8 million in 2015, a $21.9 million or 8.8% increase from 2014. The increase was primarily attributable to interest income from loans, which increased $21.4 million, or 10.3%, from $208.8 million in 2014 to $230.2 million in 2015, partially offset by a $1.3 million, or 3.3% decrease in interest income earned on taxable investment securities during the period as yields declined slightly. The increase in interest income resulted from an increase in interest and fee income earned on the Company's loan portfolio. This was primarily a result of strong organic loan growth during the period as well as the impact from the addition of $237.4 million of high-yielding loans acquired in the Oak Street transaction, partially offset by continued paydowns and resolutions in the Company's high-yielding covered loan portfolio and lower new origination loan yields. Average loan balances increased $669.1 million, or 15.6%, during 2015, however, new loan originations continue to be recorded at yields lower than the yields on loans that paid off or matured during the period, muting the impact of higher loan balances on interest income and net interest margin.

Interest expense was $23.3 million in 2015, a $4.0 million, or 20.9%, increase from 2014. Interest expense increased as the average balance of interest-bearing deposits increased $581.3 million, or 14.6%, primarily due to the Company's strong deposit generation efforts during the period. Additionally, the cost of funds related to these deposits increased 2 bp to 43 bps for 2015 from 41 bps in 2014, negatively impacting net interest margin. Interest expense was also impacted by an increase in average

First Financial Bancorp 2015 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

long-term borrowings of $14.1 million, or 24.5%, during 2015 primarily resulting from the issuance of $120.0 million of subordinated notes during the period.

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

Interest income was $247.9 million in 2014, a $2.7 million or 1.1% increase from 2013. The increase was primarily attributable to interest income from investment securities, which increased $7.9 million or 21.7%, from $36.5 million in 2013 to $44.5 million in 2014, partially offset by a $7.5 million, or 3.5% decrease in interest income earned on loans during the period as the higher yielding covered loan portfolio continued to decline. The increase in interest income from investment securities during 2014 was the result of higher investment securities balances and yields during the year, as the average balance of investment securities increased $127.9 million or 7.5% in 2014 as compared to 2013 and the average yield on investment securities increased 29 basis points, to 2.44% in 2014 from 2.15% in 2013. The increased yield on investment securities was primarily related to sales of lower yielding assets and a decline in prepayment speeds during 2014.

Interest expense was $19.2 million in 2014, a $2.3 million or 13.9% increase from 2013. Interest expense increased as the average balance of interest-bearing deposits increased $249.4 million, or 6.7%, primarily due to the impact of the Columbus acquisitions, and the cost of funds related to these deposits increased 6 basis points to 0.41% for 2014 from 0.35% in 2013. Total cost of interest-bearing liabilities increased 2 basis points to 0.40% in 2014 from 0.38% in 2013. Interest expense was also impacted by an increase in average short-term borrowings of $159.4 million during 2014 due primarily to balance sheet growth, including the Columbus acquisitions, which was partially offset by a $12.1 million or 17.4% decline in long-term borrowings when compared to 2013.

Table 3 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2015 change from 2014 due to			2014 change from 2013 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$31,379	$(9,742)	$21,637	$16,427	$(23,439)	$(7,012)
Indemnification asset	2,843	(2,052)	791	10,690	(8,549)	2,141
Investment securities (3)
Taxable	(573)	(774)	(1,347)	2,281	4,496	6,777
Tax-exempt	1,400	217	1,617	1,393	391	1,784
Total investment securities interest (3)	827	(557)	270	3,674	4,887	8,561
Interest-bearing deposits with other banks	21	(26)	(5)	43	0	43
Total	35,070	(12,377)	22,693	30,834	(27,101)	3,733

Interest expense
Interest-bearing demand deposits	101	(171)	(70)	35	(214)	(179)
Savings deposits	455	(660)	(205)	325	2,241	2,566
Time deposits	2,756	840	3,596	849	(330)	519
Short-term borrowings	(264)	360	96	271	(180)	91
Long-term debt	477	129	606	(381)	(270)	(651)
Total	3,525	498	4,023	1,099	1,247	2,346
Net interest income	$31,545	$(12,875)	$18,670	$29,735	$(28,348)	$1,387

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.

12 First Financial Bancorp 2015 Annual Report

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2015, 2014 and 2013 are shown in Table 4 – Noninterest Income and Noninterest Expense.

NONINTEREST INCOME

2015 vs. 2014. Noninterest income increased $11.2 million or 17.6% from $64.0 million in 2014 to $75.2 million in 2015 primarily related to a $6.6 million or 157.9% increase in accelerated discount on covered loans, a $2.9 million or 188.9% increase in client derivative fees, a $2.1 million or 48.3% increase in gains on sales of loans, a $2.0 million or 22.7% increase in other noninterest income and a $1.4 million net gain on sale of investment securities, partially offset by a $2.9 million or 781.4% decrease in FDIC loss sharing income.

Income from the accelerated discount on covered loans increased $6.6 million or 157.9% from $4.2 million in 2014 to $10.8 million in 2015. Accelerated discounts on covered loans that prepay result from the accelerated recognition of the remaining covered loan discount that would have been recognized over the expected life of the loan had it not prepaid. Higher income from the accelerated discount on covered loans during 2015 was related to the expiration of loss sharing coverage on non-single-family assets on October 1, 2014 as well as elevated levels of prepayment activity on non-single family assets during the year. Due to the expiration of the loss sharing coverage on non-single family assets, the Company no longer recognizes a proportionate share of accelerated discount as relief to the FDIC indemnification asset for prepayment activity on non-single-family assets. The increase in noninterest income related to accelerated discount was partially offset by a related $2.6 million increase in provision expense on covered/formerly covered loans during the period as a result of the pool level accounting for the majority of these loans.

Client derivative fees increased $2.9 million or 188.9% compared to 2014, as increases in variable rate lending led to strong customer demand for interest rate swaps. Gains on sales of loans increased $2.1 million or 48.3% from $4.4 million to $6.5 million in 2015 due to strong mortgage origination activity during the period. Other noninterest income increased, primarily due to $1.2 million of distributions received from limited partnership investments during the period. The increase in gain on sale of investment securities was primarily related to sales of agency mortgage-backed securities during 2015 in an effort to re-balance the mix and duration of certain investments in the portfolio.

FDIC loss sharing income represents the proportionate share of credit losses, recoveries and resolution expenses on covered assets that First Financial expects to receive from the FDIC. FDIC loss sharing income decreased $2.9 million or 781.4% from loss sharing income of $0.4 million during 2014 to $2.5 million of negative loss sharing income in 2015. Negative FDIC loss sharing income during 2015 reflects a net payable due to the FDIC.

2014 vs. 2013. Noninterest income decreased $9.7 million or 13.1% from $73.6 million in 2013 to $64.0 million in 2014 primarily related to lower FDIC loss sharing income, lower income from the accelerated discount on covered loans that prepaid, a decline in gains on sales of securities and a decrease in other noninterest income, partially offset by an increase in gains from loan sales. FDIC loss sharing income declined $3.4 million or 90.2% from 2013 to 2014 as a result of improvement in future expected cash flows on covered loans and declining losses on covered assets during the year. Income from the accelerated discount on covered loans decreased $3.0 million or 41.5%, while other noninterest income declined $1.7 million or 14.4%. Both loss sharing income and accelerated discount on covered/formerly covered loans were impacted by a decline in covered assets of $349.0 million, or 72.0%, due to the expiration of non-single family loss sharing agreements effective October 1, 2014 as well as the continued run-off of the covered/formerly covered assets.

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

First Financial Bancorp 2015 Annual Report 13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 4 • Noninterest Income and Noninterest Expense
	2015		2014		2013
		% Change		% Change		% Change
		increase		increase		increase
(Dollars in thousands)	Total	(decrease)	Total	(decrease)	Total	(decrease)
Noninterest income
Service charges on deposit accounts	$19,015	(6.2)%	$20,274	(1.6)%	$20,595	(2.9)%
Trust and wealth management fees	13,128	(3.7)%	13,634	(4.8)%	14,319	2.6%
Bankcard income	11,578	7.8%	10,740	(1.6)%	10,914	8.8%
Client derivative fees	4,389	188.9%	1,519	(25.4)%	2,037	(36.0)%
Net gains from sales of loans	6,471	48.3%	4,364	38.5%	3,150	(31.1)%
FDIC loss sharing income	(2,487)	(781.4)%	365	(90.2)%	3,720	(89.5)%
Accelerated discount on covered loans	10,791	157.9%	4,184	(41.5)%	7,153	(47.6)%
Other	10,812	22.7%	8,815	(12.2)%	10,035	(40.4)%
Subtotal	73,697	15.3%	63,895	(11.2)%	71,923	(39.5)%
Gains on sales of investment securities	1,505	N/M	70	(95.9)%	1,724	(52.5)%
Total	$75,202	17.6%	$63,965	(13.1)%	$73,647	(39.8)%

Noninterest expenses
Salaries and employee benefits	$111,792	3.8%	$107,702	6.2%	$101,402	(10.4)%
Pension settlement charges	0	N/M	0	N/M	6,174	N/M
Net occupancy	18,232	(5.0)%	19,187	(9.5)%	21,207	2.5%
Furniture and equipment	8,722	2.0%	8,554	(4.6)%	8,970	(2.4)%
Data processing	10,863	(16.2)%	12,963	26.7%	10,229	15.8%
Marketing	3,723	3.3%	3,603	(15.6)%	4,270	(23.1)%
Communication	2,161	(5.1)%	2,277	(29.0)%	3,207	(5.9)%
Professional services	9,622	55.9%	6,170	(10.3)%	6,876	(5.4)%
State intangible tax	2,331	10.4%	2,111	(46.3)%	3,929	0.8%
FDIC assessments	4,446	(0.4)%	4,462	(0.9)%	4,501	(3.9)%
Loss (gain)-other real estate owned	1,861	115.9%	862	N/M	31	(99.5)%
Loss sharing expense	1,865	(60.2)%	4,686	(33.8)%	7,083	(34.0)%
FDIC indemnification impairment	0	N/M	0	N/M	22,417	N/M
Other	25,512	8.8%	23,457	(6.8)%	25,179	(12.9)%
Total	$201,130	2.6%	$196,034	(13.1)%	$225,475	1.6%

N/M = Not meaningful

NONINTEREST EXPENSES

2015 vs. 2014. Noninterest expenses increased $5.1 million or 2.6% in 2015 compared to 2014, primarily due to a $4.1 million increase in salaries and employee benefits, a $3.5 million increase in professional services expenses and a $2.1 million increase in other noninterest expenses during the period. These increases were partially offset by a $2.8 million decrease in loss sharing expense and a $2.1 million decline in data processing expenses.

The $4.1 million, or 3.8%, increase in salaries and benefits was related to staff additions from the Oak Street and Columbus acquisitions and annual salary adjustments, partially offset by lower health care costs during the year. The increase in professional services was primarily related to $2.2 million of acquisition-related costs associated with the Oak Street transaction during the period. The increase in other noninterest expense was driven by a $0.9 million prepayment fee related to the extinguishment of FHLB debt and $0.7 million of reserve adjustments for litigation related items which were resolved in 2015.

14 First Financial Bancorp 2015 Annual Report

The decrease in loss sharing expenses in 2015 was due to lower collection costs resulting from the continued decline in covered asset balances. Data processing expenses declined $2.1 million in 2015 primarily due to acquisition-related expenses from the Columbus transactions in 2014.

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

The Company recorded a $22.4 million pre-tax non-cash valuation adjustment to reduce the value of the FDIC indemnification asset as of December 31, 2013. The FDIC indemnification valuation adjustment in 2013 was related to the Company’s collectability assessment of the indemnification asset during the period, which included evaluation of the primary activities that result in a reduction in the indemnification asset and the resulting projected balances of the indemnification asset upon expiration of commercial loss protection on October 1, 2014 and expiration of single family loss protection in 2019. The valuation adjustment was primarily driven by improvement in future expected cash flows on covered loans and the shorter remaining life of the commercial indemnification, which extended the lives of covered loans and pushed losses into periods beyond the indemnification agreement expiration date, and a meaningful decline in the realization of loss claims filed with the FDIC and higher reimbursements to the FDIC related to positive asset resolutions.

INCOME TAXES

First Financial’s income tax expense in 2015 totaled $35.9 million compared to $30.0 million in 2014 and $19.2 million in 2013, resulting in effective tax rates of 32.3%, 31.6% and 28.5% in 2015, 2014 and 2013, respectively. The increase in the effective tax rate in 2015 compared to 2014 was primarily the result of non-deductible acquisition related expenses, partially offset by an increase in tax-exempt income in 2015. The increase in the effective tax rate in 2014 compared to 2013 was primarily the result of a favorable tax reversal related to a former Irwin subsidiary and a favorable change in state tax laws in 2013, partially offset by higher tax-exempt income earned in 2014. While the Company's effective tax rate may fluctuate due to tax jurisdiction changes and the level of tax-enhanced assets, the overall effective tax rate for 2016 is expected to be approximately 33.0%.

Further information on income taxes is presented in Note 13 – Income Taxes in the Notes to Consolidated Financial Statements.

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily in the Ohio, Indiana and Kentucky markets; however, the franchise finance and insurance lending platforms serve a national client base.

First Financial’s loan portfolio is composed of commercial loan types, including C&I, real estate construction, commercial real estate and equipment leasing (lease financing), as well as consumer loan types, including residential real estate, home equity, installment and credit card loans.

Commercial and industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects.  C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners.  C&I loans also include ABL, equipment and leasehold improvement financing for select concepts and franchisees in the quick service and casual dining restaurant sector and commission-based loans to insurance agents and brokers.  ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment.  In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets.  Under the nationwide insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business.  First Financial's franchise and insurance lending portfolios are managed to a risk-appropriate level so as not to create an industry, geographic or franchisee concept concentration.

First Financial Bancorp 2015 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

While economic trends continued to improve during 2015, the pace of growth remains gradual. First Financial maintains vigorous underwriting processes to assess prospective C&I borrowers' credit worthiness prior to origination, and actively monitors C&I relationships subsequent to funding in order to ensure adequate oversight of the portfolio.

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

16 First Financial Bancorp 2015 Annual Report

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

First Financial believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-to-value ratios, line size and usage provides adequate oversight. At December 31, 2015, approximately 94.2% and 81.8% of the Company's outstanding home equity lines had credit line sizes of less than $100,000 and $50,000 respectively, and had an average outstanding balance of approximately $32,000.

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

Credit Management. Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market and/or the centralized line of business originating the loan. First Financial has delegated to each market president and line of business manager a lending limit sufficient to address the majority of client requests in a timely manner. Loan requests for amounts greater than those limits require the approval of a designated credit officer or senior credit committee and can include additional approvals from the chief credit officer, the chief executive officer and the board of directors as necessary. This allows First Financial to manage the initial credit risk exposure through a standardized, disciplined and strategically focused loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan or a group of loans require the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an on-going basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which provides the Company with an assessment of the current risk level in the portfolio and is the basis for determining an appropriate ALLL. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 – Loans and Leases in the Notes to the Consolidated Financial Statements.

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

Classified loans are managed by the Special Assets department. Special Assets is a credit group whose primary focus is to handle the day-to-day management of workouts, commercial recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio, including those loans covered by FDIC loss sharing agreements. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides objective oversight and assessment of commercial credit quality and processes using an independent credit risk review approach.

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

First Financial Bancorp 2015 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

LOANS AND LEASES

2015 vs. 2014. First Financial continued to experience strong loan demand in 2015 as a result of focused sales efforts, expanded presence in key metropolitan markets and investments in a diversified product suite. Loans, excluding loans held for sale, totaled $5.4 billion at December 31, 2015, increasing $611.5 million or 12.8%, compared to December 31, 2014. The increase in loan balances from December 31, 2014 was primarily related to strong organic growth and the Oak Street acquisition during the period. C&I loans increased $348.0 million, construction real estate loans increased $114.1 million and commercial real estate loans increased $117.6 million during 2015. Average loan balances, excluding loans held for sale increased $669.1 million, or 15.6%, from $4.3 billion at December 31, 2014 to $4.9 billion at December 31, 2015.

Covered loans declined to $113.3 million at December 31, 2015 from $135.7 million as of December 31, 2014.  Declines in covered loan balances were expected as there were no acquisitions of loans subject to loss sharing agreements during the period. The ten year period of loss protection on all remaining covered loans and covered OREO will expire during the third quarter of 2019.  The covered loan portfolio will continue to decline through payoffs, loan sales, charge-offs and termination or expiration of loss sharing coverage unless First Financial acquires additional loans subject to loss sharing agreements.

At December 31, 2015, C&I loans represented 30.9% of loans while commercial real estate, construction real estate and lease financing balances represented 41.9%, 5.8% and 1.7%, respectively. Residential real estate loans represented 9.5% of loan balances while home equity, installment and credit card loans represented 8.7%, 0.8% and 0.8%, respectively.

Comparatively, at December 31, 2014, C&I loans represented 27.5% of loans while commercial real estate, real estate construction and lease financing balances represented 44.8%, 4.1% and 1.6%, respectively. Residential real estate loans represented 10.5% of loan balances while home equity, installment and credit card loans represented 9.6%, 1.0% and 1.0%, respectively.

Table 5 • Loan and Lease Portfolio
	December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Commercial and industrial	$1,663,102	$1,315,114	$1,077,984	$963,159	$1,052,873
Real estate – construction	311,712	197,571	89,297	84,148	132,094
Real estate – commercial	2,258,297	2,140,667	1,765,620	1,882,563	1,870,111
Real estate – residential	512,311	501,894	433,664	418,904	409,097
Installment	41,506	47,320	52,774	65,484	80,719
Home equity	466,629	458,627	426,078	424,958	423,938
Credit card	41,217	38,475	37,962	37,176	35,548
Lease financing	93,986	77,567	80,135	50,788	17,311
Total loans and leases	$5,388,760	$4,777,235	$3,963,514	$3,927,180	$4,021,691

Table 6 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and real estate construction loans outstanding at December 31, 2015. Loans due after one year are classified according to their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ALLL, see the Credit Risk section included in Management’s Discussion and Analysis.

18 First Financial Bancorp 2015 Annual Report

Table 6 • Loan Maturity/Rate Sensitivity
	December 31, 2015
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial and industrial	$515,755	$839,376	$307,971	$1,663,102
Real estate – construction	119,588	165,922	26,202	311,712
Total	$635,343	$1,005,298	$334,173	$1,974,814

		Sensitivity to changes in interest rates
		Predetermined	Variable
(Dollars in thousands)		rate	rate	Total
Due after one year but within five years		$320,470	$684,828	$1,005,298
Due after five years		86,502	247,671	334,173
Total		$406,972	$932,499	$1,339,471

ASSET QUALITY

Nonperforming assets consist of nonaccrual loans, accruing TDRs and OREO. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are classified as nonaccrual due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as insufficient collateral value. The accrual of interest income is discontinued and previously accrued but unpaid interest is reversed when a loan is classified as nonaccrual. Classified assets include nonperforming assets plus performing loans internally rated substandard or worse.

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

See Table 7 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2015 vs. 2014. Total nonperforming assets decreased $16.9 million to $70.1 million at December 31, 2015 from $87.1 million at December 31, 2014, due to a $20.5 million decline in nonaccrual loan balances and a $9.4 million decline in OREO balances, which were partially offset by a $12.9 million increase in accruing TDRs.

The decrease in nonaccrual loan balances during 2015 was due to strong resolution efforts and the improving credit performance of the Company's loan portfolio, particularly commercial real estate and covered/formerly covered loans. The decrease in OREO was the result of the resolution and sales of $15.8 million of commercial and residential real estate property as well as $2.0 million of valuation write-downs, partially offset by $8.4 million of additions during the year. The increase in accruing troubled debt restructurings was primarily due to the addition of two performing commercial relationships totaling $13.1 million, on which First Financial expects to receive all contractual principal and interest.

First Financial's nonperforming loans as a percentage of total loans and leases declined to 1.06% at December 31, 2015 from 1.35% at December 31, 2014 as a result of declining nonperforming loan balances and growth in the loan portfolio during the

First Financial Bancorp 2015 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

period. Additionally, classified asset balances declined $22.4 million, or 14.5%, to $132.4 million at December 31, 2015 from $154.8 million at December 31, 2014.

The declines in nonperforming and classified assets during 2015 reflect successful resolution efforts as well as gradual improvement in economic conditions in the markets in which First Financial operates. The U.S. economy has continued to exhibit moderate growth in recent periods and management remains optimistic that sustained improvements in the employment outlook and real estate markets, as well as stable levels of business and consumer confidence, will contribute to the Company's credit quality trends in future periods.

Table 7 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Nonaccrual loans (1)	$27,997	$48,469	41,392	$76,763	$83,530
Accruing troubled debt restructurings	28,876	15,928	15,429	10,856	4,009
Other real estate owned (OREO)	13,254	22,674	46,926	41,388	56,135
Total nonperforming assets	$70,127	$87,071	$103,747	$129,007	$143,674

Nonperforming assets as a percent of total loans plus OREO	1.30%	1.81%	2.59%	3.25%	3.52%

Accruing loans past due 90 days or more	$108	$216	$218	$243	$298

Classified assets	$132,431	$154,804	$234,251	$392,245	$523,291

(1) Nonaccrual loans include nonaccrual TDRs of $9.3 million, $12.3 million, $13.8 million, $14.1 million and $18.1 million as of December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury, government agency and agency residential MBSs. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as the GNMA, the FHLMC and the FNMA. Such securities, because of government agency guarantees, are considered to have a low credit risk and high liquidity profile. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. 76.1% and 88.9% of First Financial's investment securities portfolio consisted of government and agency backed securities as of December 31, 2015 and 2014, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees, whose realization is dependent on future principal and interest repayments and thus carry greater credit risk. First Financial performs a detailed pre-purchase collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. 23.9% and 11.1% of First Financial's investment securities portfolio consisted of securities not supported by government and agency guarantees as of December 31, 2015 and 2014, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB and FHLB stock.

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair market value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2015 and 2014.

20 First Financial Bancorp 2015 Annual Report

2015 vs. 2014. First Financial’s investment portfolio at December 31, 2015 totaled $2.0 billion, a $209.5 million, or 11.9%, increase from December 31, 2014. The increase in the investment portfolio during 2015 was primarily related to investment strategies that the Company implemented in response to market conditions and the position of its balance sheet.

At December 31, 2015 and 2014, First Financial classified $1.2 billion or 60.4% of investment securities and $840.5 million or 47.7% of investment securities, respectively, as available-for-sale. At December 31, 2015 and 2014, First Financial classified $726.3 million or 36.9% of investment securities and $868.0 million or 49.3% of investment securities, respectively, as held-to-maturity.

First Financial recorded a $4.9 million unrealized after-tax loss on the investment portfolio, as a component of equity in accumulated other comprehensive income, at December 31, 2015, which increased $2.4 million from $2.5 million at December 31, 2014.

The investment portfolio represented 24.2% and 24.4% of total assets at December 31, 2015 and December 31, 2014, respectively. Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank represented 1.2% and 1.7% of the investment portfolio at December 31, 2015 and 2014, respectively.

Investments in MBSs, including CMOs, represented 75.3% and 82.2% of the investment portfolio at December 31, 2015 and 2014, respectively. MBSs are participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and duration is prone to extend during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial does not own any interest-only securities, principal-only securities or other securities considered high risk.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $103.3 million as of December 31, 2015 from $79.7 million as of December 31, 2014 and comprised 5.4% and 4.7% of the investment portfolio at December 31, 2015 and 2014, respectively. The securities are diversified to include states and issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continues to monitor the risk associated with this sector and reviews the underlying ratings for possible downgrades. First Financial does not own any currently impaired state or other political subdivision securities.

Asset-backed securities were $233.0 million or 12.2% of the investment portfolio at December 31, 2015 and $74.8 million, or 4.4% of the investment portfolio at December 31, 2014. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, decreased to $113.3 million or 5.9% of the investment portfolio at December 31, 2015 from $120.2 million or 7.0% at December 31, 2014.

The overall duration of the investment portfolio was 3.4 years as of December 31, 2015 and December 31, 2014. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and First Financial continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

First Financial Bancorp 2015 Annual Report 21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 8 • Investment Securities as of December 31
	2015		2014
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$97	0.0%	$97	0.0%
Securities of U.S. Government agencies and corporations	23,826	1.2%	29,450	1.7%
Mortgage-backed securities	1,443,385	75.3%	1,404,213	82.2%
Tax-exempt obligations of state and other political subdivisions	103,281	5.4%	79,655	4.7%
Asset-backed securities	233,001	12.2%	74,836	4.4%
Other securities	113,311	5.9%	120,213	7.0%
Total	$1,916,901	100.0%	$1,708,464	100.0%

The estimated maturities and weighted-average yields of the held-to-maturity and available-for-sale investment securities are shown in Table 9 – Investment Securities as of December 31, 2015. Tax-equivalent adjustments, using a 35.00% rate, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $33.7 million and $22.6 million at December 31, 2015 and 2014, respectively. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, as well as balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 - Investment Securities in the Notes to Consolidated Financial Statements for additional information on First Financial's investment portfolio and Note 19 - Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

Table 9 • Investment Securities as of December 31, 2015
	Maturity
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$15,486	2.76%	$0	0.00%
Mortgage-backed securities	868	2.63%	532,512	2.67%	144,938	3.11%	0	0.00%
Obligations of state and other political subdivisions	3,193	4.30%	4,148	2.54%	20,305	3.47%	0	0.00%
Other securities	0	0.00%	0	0.00%	4,809	5.39%	0	0.00%
Total	$4,061	3.94%	$536,660	2.67%	$185,538	3.18%	$0	0.00%

Available-for-Sale
U.S. Treasuries	$0	0.00%	$0	0.00%	$97	2.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	8,340	2.63%	0	0.00%
Mortgage-backed securities	11,480	2.06%	518,346	2.25%	223,090	2.47%	12,151	3.62%
Obligations of state and other political subdivisions	1,551	3.84%	29,405	2.56%	40,730	3.20%	3,949	4.12%
Asset-backed securities	0	0.00%	154,511	2.25%	78,490	2.14%	0	0.00%
Other securities	8,621	4.63%	38,198	2.49%	38,254	3.39%	23,429	2.08%
Total	$21,652	3.22%	$740,460	2.27%	$389,001	2.57%	$39,529	2.74%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.

22 First Financial Bancorp 2015 Annual Report

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

First Financial utilizes interest rate swaps designated as cash flow hedges to hedge against interest rate volatility on indexed floating rate deposits. These interest rate swaps qualify for hedge accounting and involve the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial. As of December 31, 2014, the Company had active interest rate swaps with a notional value of $150.0 million. Accrued interest and other liabilities included $1.7 million at December 31, 2014, reflecting the fair value of the cash flow hedges. First Financial considers these interest rate swaps in conjunction with other strategic balance sheet and interest rate objectives, and as a result terminated all active cash flow hedges during 2015.

In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty.

First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale.

See Note 10 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of savings and transaction accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2015 vs. 2014. First Financial's total deposits increased $523.9 million, or 9.3%, from $5.7 billion at December 31, 2014 to $6.2 billion as of December 31, 2015. Noninterest bearing deposits increased $127.9 million, while interest-bearing checking deposits increased $188.9 million, savings deposits increased $56.3 million and time deposits increased $150.8 million during the period.

Non-time deposit balances totaled $4.8 billion as of December 31, 2015, increasing $373.1 million, or 8.5%, compared to December 31, 2014 while time deposit balances increased $150.8 million, or 12.0%. First Financial originated $211.5 million of brokered CDs in conjunction with the Oak Street acquisition, which drove the increase in time deposits.

Total average deposits for 2015 increased $751.3 million, or 14.6% from 2014 primarily due to increases in average interest-bearing deposits of $105.6 million, or 9.1%, average savings deposits of $215.0 million, or 12.2%, average time deposits of $260.7 million, or 24.3%, and average noninterest bearing deposits of $170.0 million, or 14.5%. The year-over-year growth in average deposits was due to the brokered deposits associated with the Oak Street transaction and strong organic deposit generation efforts, as well as the full year impact of the Columbus acquisitions during the period.

Table 10 – Maturities of Time Deposits Greater Than or Equal to $100,000 shows the contractual maturity of these deposits that were outstanding at December 31, 2015, which represent 12.7% of total deposits.

First Financial Bancorp 2015 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $100,000
	December 31, 2015
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$62,254	$10,431	$178,180	$250,865
3 months to 6 months	54,728	1,898	37,925	94,551
6 months to 12 months	100,822	4,120	8,873	113,815
over 12 months	263,105	48,787	15,231	327,123
Total	$480,909	$65,236	$240,209	$786,354

BORROWINGS

First Financial's short-term borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2015 vs. 2014. Short-term borrowings are utilized to manage normal liquidity needs and increased to $938.4 million at December 31, 2015, from $661.4 million at December 31, 2014.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $849.1 million of short-term borrowings from the FHLB at December 31, 2015 as compared with $558.2 million at December 31, 2014.

Total long-term debt increased $71.3 million, or 147.8%, to $119.5 million at December 31, 2015, from $48.2 million at December 31, 2014, primarily resulting from the issuance of $120.0 million of subordinated notes in 2015. The subordinated notes have a fixed interest rate of 5.125% payable semiannually and mature on August 25, 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets. Long-term borrowings from the FHLB were $0.5 million and $22.5 million at December 31, 2015 and 2014, respectively. The decrease in long-term FHLB borrowings is due to $25.0 million of repurchase agreements that matured during 2015.

Both short-term and long-term FHLB advances must be collateralized with qualifying assets, which are typically commercial and residential real estate loans, as well as government and agency securities. For ease of borrowing execution First Financial utilizes a blanket collateral agreement with the FHLB and had $3.3 billion of assets pledged as collateral at December 31, 2015.

See Note 9 – Borrowings in the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

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

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. In addition to core deposit funding, First Financial also utilizes a variety of short and long-term funding sources, which include subordinated notes, longer-term advances from the FHLB and its short-term line of credit.

As of December 31, 2015, outstanding subordinated debt totaled $118.3 million, which included prepaid debt issuance costs of $1.7 million. Long-term debt also included FHLB long-term advances of $0.5 million and $22.5 million as of December 31, 2015 and December 31, 2014, respectively. First Financial's total remaining borrowing capacity from the FHLB was $312.5 million at December 31, 2015.

24 First Financial Bancorp 2015 Annual Report

In conjunction with the issuance of the subordinated notes, both First Financial and the Bank received investment grade credit ratings from an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, which would negatively impact financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures.

First Financial maintains a short-term credit facility with an unaffiliated bank for $15.0 million that matures on May 30, 2016. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2015 and December 31, 2014, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2015 and December 31, 2014.

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as available-for-sale totaled $1.2 billion at December 31, 2015. Securities classified as held-to-maturity that are maturing within a short period of time are an additional source of liquidity and totaled $4.1 million at December 31, 2015. Other types of assets such as cash and due from banks, interest-bearing deposits with other banks, as well as loans maturing within one year, are also sources of liquidity.

At December 31, 2015, in addition to liquidity on hand of $148.6 million, First Financial had unused and available overnight wholesale funding sources of approximately $1.6 billion, or approximately 19.5% of total assets, to fund loan and deposit activities as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiary, First Financial Bank, to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $17.3 million, $31.7 million and $58.7 million for 2015, 2014 and 2013, respectively. As of December 31, 2015, First Financial’s subsidiaries had retained earnings of $449.0 million of which $100.8 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $106.1 million in cash at the parent company as of December 31, 2015, which is approximately two times the Company’s annual regular shareholder dividend and operating expenses.

Under a previously announced share repurchase plan, First Financial repurchased 239,967 shares of the Company's common stock for $4.5 million during 2015. First Financial repurchased 40,255 shares for $0.7 million and 750,145 shares for $11.8 million under this same plan during 2014 and 2013, respectively.
Capital expenditures, such as banking center expansion, remodeling and technology investments, were $7.5 million for 2015, $10.6 million for 2014 and $7.3 million for 2013. Material commitments for capital expenditures as of December 31, 2015, were $8.7 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 11 • Contractual Obligations as of December 31, 2015
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$24	$55	$414	$0	$493
Subordinated debt	5,637	12,813	12,300	150,798	181,548
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	7,046	11,167	9,311	14,246	41,770
Total	$12,707	$24,035	$22,025	$165,819	$224,586

First Financial Bancorp 2015 Annual Report 25

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

Quantitative measures established and defined by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes that, as of December 31, 2015, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2015 and 2014, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes has changed the Company’s category.

First Financial's Tier 1 capital is comprised of total shareholders' equity less unrealized gains and losses on investment securities available-for-sale, any amounts resulting from the application of FASB ASC Topic 715, Compensation-Retirement Benefits that are recorded within accumulated other comprehensive income (loss), intangible assets and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus the qualifying ALLL and gross unrealized gains on investment securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for Total risk-based capital, including intangible assets, non-qualifying mortgage servicing rights and ALLL.

For further detail on First Financial's capital ratios at December 31, 2015, see Note 16 – Capital in the Notes to Consolidated Financial Statements.

In 2013, the Board of Governors of the Federal Reserve System approved a final rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III) which became effective January 1, 2015, subject to a phase-in period for certain provisions.  Basel III establishes and defines quantitative measures to ensure capital adequacy which require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a new capital conservation buffer of 2.5% of risk-weighted assets that will begin on January 1, 2016 at 0.625% and be phased-in over a four-year period, increasing by the same amount on each subsequent January 1, until fully phased-in on January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio was unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, requiring higher capital allocations.

First Financial's tier 1 and total capital ratios decreased from 12.69% and 13.71%, respectively, as of December 31, 2014 to 10.29% and 13.04% as of December 31, 2015. The decline in the tier 1 capital ratio was due primarily to an increase in risk-weighted assets resulting from the Oak Street acquisition, organic loan growth and the previously mentioned changes in the calculation of risk-weighted assets, as well as a reduction in tier 1 capital due to the addition of goodwill from the Oak Street acquisition. The total capital ratio was positively impacted by the issuance of subordinated notes, which qualify as tier 2 capital and partially offset the increase to risk-weighted assets during the period. The leverage ratio declined to 8.33% at December 31, 2015 compared to 9.44% as of December 31, 2014 and the Company’s tangible common equity ratio decreased from 9.02% at December 31, 2014 to 7.53% at December 31, 2015 primarily due to the increase in goodwill associated with the Oak Street acquisition as well as higher asset balances during the period.

26 First Financial Bancorp 2015 Annual Report

Table 12 • Capital Adequacy
	December 31,
(Dollars in thousands)	2015	2014
Consolidated capital calculations
Common stock	$571,155	$574,643
Retained earnings	388,240	352,893
Accumulated other comprehensive loss	(30,580)	(21,409)
Treasury stock, at cost	(119,439)	(122,050)
Total shareholders' equity	809,376	784,077
Common equity tier I capital adjustments
Goodwill and other intangibles	(211,865)	(145,853)
Total tangible equity	$597,511	$638,224
Total assets	$8,147,411	$7,217,821
Goodwill and other intangibles	(211,865)	(145,853)
Total tangible assets	$7,935,546	$7,071,968
Common tier 1 capital	$648,748	$673,851
Tier 1 capital	$648,852	$673,955
Total capital	$822,431	$728,284
Total risk-weighted assets	$6,308,139	$5,311,573
Average assets (1)	$7,787,019	$7,137,840

Regulatory capital
Common tier 1 ratio	10.28%	12.69%
Tier 1 ratio	10.29%	12.69%
Total capital ratio	13.04%	13.71%
Leverage ratio	8.33%	9.44%

Other capital ratios
Total shareholders' equity to ending assets	9.93%	10.86%
Total tangible shareholders' equity to ending tangible assets	7.53%	9.02%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

Shelf Registrations. In July 2014, First Financial filed a shelf registration on Form S-3 with the SEC. This shelf registration allows First Financial to raise capital from time to time through the sale of various types of securities, subject to approval by the Company's board of directors, and expires on July 31, 2017. Under this shelf registration, First Financial issued $120.0 million of subordinated notes in 2015.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 52.0%, 55.0% and 111.9% for the years 2015, 2014 and 2013, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. In January 2014, First Financial's board of directors suspended further share repurchase activity under the 2012 share repurchase plan in connection with the Company's Columbus acquisitions, and maintained the suspension of share repurchases until the second half of 2015. As discussed previously in the Liquidity section, the Company repurchased 239,967 shares under the 2012 share repurchase plan during 2015 at an average price of $18.75 per share, 40,255 shares during 2014 at an average price of $17.32 per share and 750,145 shares during 2013 at an average price of $15.70 per share. At December 31, 2015, 3,509,133 shares remained available for purchase under the 2012 share repurchase plan.

First Financial Bancorp 2015 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Over an extended period, the Company generally expects to return to shareholders a target range of 60% - 80% of earnings through a combination of its regular dividend and share repurchases while maintaining capital ratios consistent with internal targets and current regulatory capital requirements under Basel III.

Preferred Stock. During 2014, the shareholders of First Financial approved an amendment to the Company's Articles of Incorporation authorizing the Company to issue up to 10,000,000 preferred shares. The Company has not issued and has no current plans, arrangements or agreements to issue any of the authorized preferred shares at this time.

Shareholders' Equity. Total shareholders’ equity at December 31, 2015 was $809.4 million compared to total shareholders’ equity at December 31, 2014 of $784.1 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined using published December 31, 2015 corporate bond indices and projected plan cash flows and comparisons to external industry surveys. The expected return on plan assets was 7.5% for 2015 and 2014, and was based on the composition of plan assets as well as economic forecasts and trends in addition to actual returns. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The assumed rate of compensation increase was 3.5% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2015, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$6,127	$(4,880)	N/A	N/A	$(175)	$268
Change in Pension Expense	$684	$(559)	$1,259	$(1,259)	$(60)	$129

As a result of the plan’s updated actuarial projections for 2015, First Financial recorded income related to its pension plan of $1.0 million for 2015 and $1.1 million for 2014 in the Consolidated Statements of Income, compared to pension expense of $5.5 million for 2013. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.  First Financial made no cash contributions to fund the pension plan in 2015, 2014 or 2013 and does not expect to make a cash contribution to its pension plan in 2016 given the plan's current funding level.

As a result of lump sum distributions from the pension plan during 2013, First Financial was required to re-measure the plan's assets and liabilities and recognized pension settlement charges of $6.2 million. Consistent with FASB ASC Topic 715, Compensation - Retirement Benefits, pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are triggered when lump sum distributions exceed an annual accounting threshold for the plan. Associates are eligible to request a lump sum distribution from the Company's pension plan at retirement or upon leaving the Company. The accounting threshold for lump sum distributions resets annually on January 1. No pension settlement charges were incurred during 2015 or 2014.

See Note 14 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

Risk is considered to be any issue that could impact First Financial’s ability to meet its objectives or have an adverse impact on its capital or earnings. First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness as part of the culture of the Company.

28 First Financial Bancorp 2015 Annual Report

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

First Financial has identified nine types of risk that it monitors in its ERM framework.  These risks include credit, market, operational, compliance, strategic, reputation, information technology, legal and environmental/external.

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

ERM helps ensure that First Financial continues to identify and adequately address risks that emerge from a combination of new customers, products and associates, as well as changing markets, new lines of business and processes and new or evolving systems.

The goals of First Financial’s ERM framework are to:

•	focus on the Company at both the enterprise and line of business levels;

•	align the Company's risk appetite with its strategic and related operational, compliance and reporting objectives;

•	enhance risk response decisions;

•	reduce operational deficiencies and possible losses;

•	identify and manage interrelated risks;

•	provide integrated responses to multiple risks;

•	improve the deployment and allocation of capital; and

•	improve overall business performance.

Specific enterprise-level objectives include:

•	creating a holistic view of risk in which risk is comprehensively considered, consistently communicated and documented in decision making;

•	centralizing the oversight of risk management activities;

•	defining the risks that will be addressed by the enterprise and each functional area or business unit to create an awareness of risks facing the Company;

•	establishing and maintaining systems and mechanisms to comprehensively identify, assess, monitor and measure risks that may impact First Financial’s ability to achieve its business objectives;

•	creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and comprehensively assesses the risks involved;

•	establishing and maintaining systems and mechanisms to monitor risk responses;

•	developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company;

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

Line of business-level objectives focus on why the particular business or business unit risk exists; how the business affects the Company’s strategy, earnings, reputation and other key success factors; and whether the line of business objectives are aligned with the enterprise objectives.

Board of Directors and Board Risk & Compliance Committee. First Financial’s board of directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance. Therefore, board oversight of

First Financial Bancorp 2015 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

the Company’s compliance and risk management activities is a key component to an effective risk management process.  Responsibilities of the board of directors include:

•
establishing and guiding the Company’s strategic direction and tolerance for risk, including the determination of the aggregate risk appetite, and identifying the senior managers who have the responsibility for managing this risk;

•	monitoring the Company’s performance and overall risk profile, ensuring that the level of risk is maintained at prudent levels and is supported by adequate capital;

•	ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring and control of risk; and

•	ensuring that adequate resources are dedicated to compliance and risk management and that awareness of risk management activities is evident throughout the organization.

The board of directors has defined broad risk tolerance levels or limits to guide management in the decision-making process and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The board risk and compliance committee, a standing committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk assigned to them.

Executive and Senior Management. Executive and senior management members are responsible for managing risk activities and delegating risk authority and tolerance to the responsible functional or business line risk owners.

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

Committee Chairs. The ERM program utilizes fourteen management committees as its primary assessment and communication mechanism for the previously identified risks.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication among committee members as well as with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company.

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

30 First Financial Bancorp 2015 Annual Report

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

•
develop strategies to manage risk, such as transferring the risk to another party; avoiding the risk; reducing the negative effect of the risk; and/or accepting some or all of the consequences of a particular risk;

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

Management continually reviews and challenges the risks identified as key, as well as the appropriateness of established tolerance limits and the actions identified as necessary to mitigate key risks.  As circumstances warrant, management will provide recommendations to the board risk and compliance committee for changes or adjustments to key risks or tolerance limits.

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

Allowance for loan and lease losses. First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to maintain the ALLL at a level considered sufficient to absorb probable loan and lease losses inherent in the portfolio. Actual losses on loans and leases are charged against the ALLL, which is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. Any subsequent recovery of a previously charged-off loan is credited back to the ALLL. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off.

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

First Financial Bancorp 2015 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio; economic conditions; geographic footprint; the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans; and any other situations that may affect a specific borrower's ability to repay. This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

See Table 13 – Summary of Allowance for Loan and Lease Losses and Selected Statistics for a summary of activity impacting the allowance and Table 14 – Allocation of the Allowance for Loan and Lease Losses for detail on the composition of the allowance.

Given the applications of acquisition accounting and the resulting estimated fair value marks embedded in the carrying value of loans acquired in the Oak Street and Columbus transactions, First Financial experienced increases in loan balances without corresponding increases in the ALLL during 2015 and 2014. As such, the Company considers the total ALLL and the remaining net fair value marks on all acquired loans, less the remaining indemnification asset balance, to be a relevant measure of the Company's loan loss protection. The balance of the Company's total ALLL and credit marks on acquired loans, net of the indemnification asset, was 1.11% of total loans and leases as of December 31, 2015 as compared to 1.51% at December 31, 2014. This decrease is largely attributable to strong organic loan growth and the acquisition of Oak Street, coupled with a relatively flat ALLL balance during 2015.

2015 vs. 2014. The ALLL at December 31, 2015 was $53.4 million or 0.99% of loans,a $0.5 million or 1.0% increase from a balance of $52.9 million or 1.11% of loans at December 31, 2014. Provision expense increased $8.1 million, or 531.0%, to $9.6 million in 2015 from $1.5 million in 2014.

Net charge-offs decreased $2.3 million, or 20.2%, to $9.1 million for 2015 compared to $11.4 million for 2014, while the ratio of net charge-offs as a percentage of average loans outstanding declined to 0.18% in 2015 from 0.27% in 2014. The decline in net charge-offs during 2015 was primarily the result of lower net losses in the C&I and construction real estate portfolios. The allowance as a percentage of net charge-offs was 586.7% for the year ended December 31, 2015 compared to 463.7% for the year ended December 31, 2014.

The slight increase in the ALLL during 2015 was primarily due to strong loan growth, while the overall reserve percentage decrease was consistent with declines in net charge-offs, nonperforming assets and classified assets when compared to December 31, 2014. The ALLL also continues to reflect gradual improvement in property values and overall economic conditions across the Company's footprint. The ALLL as a percentage of nonperforming loans, including accruing TDRs was 93.9% at December 31, 2015 compared with 82.1% at December 31, 2014.

For further discussion of First Financial's allowance for loan and lease losses, see Note 6 – Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

32 First Financial Bancorp 2015 Annual Report

Table 13 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics
(Dollars in thousands)	2015	2014	2013	2012	2011
Transactions in the allowance for loan and lease losses:
Balance at January 1	$52,858	$62,730	$92,967	$95,411	$73,728
Loans charged-off:
Commercial and industrial	5,408	9,156	11,695	17,188	13,164
Real estate – construction	84	1,348	611	5,555	9,028
Real estate – commercial	10,083	9,478	36,622	23,986	36,128
Real estate – residential	1,531	1,454	1,729	3,110	3,201
Installment	509	605	536	2,377	2,200
Home equity	1,892	2,774	3,533	5,751	6,240
Credit card	1,049	1,158	1,285	1,252	1,441
Lease financing	0	0	496	0	0
Total loans charged-off	20,556	25,973	56,507	59,219	71,402

Recoveries of loans previously charged-off:
Commercial and industrial	3,724	4,769	4,218	2,546	1,775
Real estate – construction	253	381	679	61	559
Real estate – commercial	5,214	7,617	10,630	3,032	5,700
Real estate – residential	558	531	265	90	116
Installment	463	358	393	558	532
Home equity	1,001	511	914	241	811
Credit card	240	343	253	227	301
Lease financing	2	63	9	0	0
Total recoveries	11,455	14,573	17,361	6,755	9,794
Net charge-offs	9,101	11,400	39,146	52,464	61,608

Provision for loan and lease losses	9,641	1,528	8,909	50,020	83,291
Balance at December 31	$53,398	$52,858	$62,730	$92,967	$95,411

FDIC loss sharing income (1)	$(2,487)	$365	$3,720	$35,346	$60,888

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	0.99%	1.11%	1.58%	2.37%	2.37%
Nonperforming loans (2)	1.06%	1.35%	1.43%	2.23%	2.18%

As a percent of average loans, net of unearned income:
Net charge-offs	0.18%	0.27%	0.99%	1.34%	1.51%

Allowance for loan and lease losses to nonperforming loans (2)	93.89%	82.08%	110.40%	106.10%	108.99%
(1) Represents proportionate share of losses on covered assets expected to be reimbursed by the FDIC under loss sharing agreements.
(2) Includes loans classified as nonaccrual and troubled debt restructurings.

First Financial Bancorp 2015 Annual Report 33

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 14 • Allocation Of The Allowance For Loan And Lease Losses
	December 31,
	2015		2014		2013		2012		2011
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$16,995	30.9%	$13,870	27.5%	$19,538	27.2%	$37,726	24.5%	$31,267	26.2%
Real estate – construction	1,810	5.8%	1,045	4.2%	8,326	2.3%	8,143	2.2%	2,086	3.3%
Real estate – commercial	23,656	41.9%	27,086	44.8%	23,432	44.6%	38,108	47.9%	30,384	46.5%
Real estate – residential	4,014	9.5%	3,753	10.5%	9,668	10.9%	7,907	10.7%	5,111	10.2%
Installment, home equity & credit card	6,102	10.2%	6,669	11.4%	15,113	13.0%	12,616	13.4%	9,857	13.4%
Lease financing	821	1.7%	435	1.6%	59	2.0%	1	1.3%	3	0.4%
Total	$53,398	100.0%	$52,858	100.0%	$76,136	100.0%	$104,501	100.0%	$78,708	100.0%

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

Table 15 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2015 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to one-month LIBOR or Prime plus a spread.

First Financial monitors the Company's interest rate risk position using income simulation models and EVE sensitivity analyses that capture both short-term and long-term interest rate risk exposure.  Income simulation involves forecasting NII under a variety of interest rate scenarios including instantaneous shocks. First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest-rate scenarios.  For both NII and EVE modeling, First Financial leverages instantaneous parallel shocks to evaluate interest rate risk exposure across rising and falling rate scenarios. Additional scenarios evaluated include implied market forward rate forecasts and various non-parallel yield curve twists.

First Financial’s interest rate risk models are based on the contractual and assumed cash flows and repricing characteristics for all of the Company’s assets, liabilities and off-balance sheet exposure. A number of assumptions are also incorporated into the interest rate risk models, including prepayment behaviors and repricing spreads for assets as well as attrition and repricing rates for liabilities. Assumptions are primarily derived from behavior studies of the Company’s historical client base and are continually refined. Modeling the sensitivity of NII and EVE to changes in market interest rates is highly dependent on the assumptions incorporated into the modeling process.

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 58% in its interest rate risk modeling as of December 31, 2015.

34 First Financial Bancorp 2015 Annual Report

First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +200 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2015, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP (1)	+100 BP	+200 BP
NII - Year 1	(5.08)%	0.03%	1.03%
NII - Year 2	(3.62)%	3.20%	5.28%
EVE	(5.08)%	(0.91)%	0.95%

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

First Financial was within all internal policy limits set for interest rate risk monitoring as of December 31, 2015.  Projected results for NII and EVE continued to pivot around neutral and reflect a slightly asset sensitive position as of December 31, 2015. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The table that follows reflects First Financial’s estimated NII sensitivity profile as of December 31, 2015 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	1.48%	(1.42)%	3.08%	(1.02)%
NII-Year 2	5.04%	1.36%	7.76%	2.81%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

First Financial Bancorp 2015 Annual Report 35

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 15 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2016	2017	2018	2019	2020	Thereafter	Total	2015
Rate sensitive assets
Fixed interest rate loans (1)	$323,460	$306,254	$316,855	$238,692	$161,873	$384,787	$1,731,921	$1,728,359
Average interest rate	4.12%	4.74%	4.52%	4.67%	5.06%	4.23%	4.48%
Variable interest rate loans (1)	752,469	405,086	354,065	287,837	390,136	1,434,805	3,624,398	3,673,663
Average interest rate	3.80%	3.92%	4.09%	4.38%	4.36%	4.22%	4.12%
Fixed interest rate securities	178,961	151,749	135,827	137,396	130,578	776,319	1,510,830	1,457,498
Average interest rate	3.16%	3.12%	3.10%	3.14%	3.20%	2.85%	2.99%
Variable interest rate securities	42,542	75,260	45,093	40,535	42,088	214,278	459,796	465,094
Average interest rate	2.90%	1.92%	2.23%	1.98%	1.80%	2.32%	2.22%
Other earning assets	33,734	0	0	0	0	0	33,734	33,734
Average interest rate	0.50%	0.00%	0.00%	0.00%	0.00%	0.00%	0.50%
FDIC indemnification asset	5,880	5,358	4,507	1,885	0	0	17,630	9,756
Average interest rate	(26.70)%	(26.70)%	(26.70)%	(26.70)%	0.00%	0.00%	(26.70)%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$1,413,404	$0	$0	$0	$0	$0	$1,413,404	$1,413,404
Savings and interest-bearing checking (2)	336,010	3,024,086	0	0	0	0	3,360,096	3,360,096
Average interest rate	0.20%	0.20%	0.00%	0.00%	0.00%	0.00%	0.20%
Time deposits	703,341	206,373	200,806	202,738	84,304	8,562	1,406,124	1,406,489
Average interest rate	0.54%	0.97%	1.62%	1.99%	1.45%	1.33%	1.03%
Fixed interest rate borrowings	849,129	29	0	395	0	119,087	968,640	967,791
Average interest rate	0.47%	0.00%	0.00%	6.61%	0.00%	5.16%	1.05%
Variable interest rate borrowings	89,325	0	0	0	0	0	89,325	89,325
Average interest rate	0.11%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%

Interest Rate Derivatives
Interest rate swaps
Fixed to variable	$4,454	$259	$350	$74	$79	$0	$5,216	$(154)
Average pay rate (fixed)	6.97%	6.75%	6.73%	7.33%	7.33%	0.00%	6.95%
Average receive rate (variable)	2.23%	2.66%	2.61%	2.89%	2.89%	0.00%	2.30%

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

36 First Financial Bancorp 2015 Annual Report

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

INFORMATION TECHNOLOGY RISK

Information technology risk is the risk that the information technologies used in the business are not efficiently and effectively supporting the current and future needs of the business, operating as intended, or compromise the availability, integrity and reliability of data and information. This risk also considers whether or not the Company’s information technology exposes the Company's assets to potential loss or misuse, or threatens the Company’s ability to sustain the operation of critical business processes.

First Financial continuously strives to strengthen the Company’s posture toward cybersecurity. Four components are critical to the Company’s cyber risk control structure: corporate governance, threat intelligence, security awareness training and patch management programs. Ultimately, the Company seeks to effectively identify, protect, detect, respond and recover from cybersecurity threats.

LEGAL RISK

Legal risk encompasses the impact of unenforceable contracts, lawsuits or adverse judgments, which can disrupt or otherwise negatively affect the Company’s operations or condition. Legal risk also includes the exposure from litigation, fiduciary relationships and contractual obligations from both traditional and nontraditional financial institution activities. Legal risk is present in all areas of the Company and its activities.

ENVIRONMENTAL/EXTERNAL RISK

Environmental risk arises when there are external forces that could significantly change the fundamentals that drive the Company’s overall objectives and strategies and, in the extreme, threaten the continued operations of the Company. While not a specific element of the regulatory risk framework, environmental risks are a critical consideration in understanding the full potential of scenarios that could impact the Company. Therefore, First Financial identified this as a separate category (or source) of risk for consistent consideration.

Environmental risk arises from failure to understand customer needs and failure to anticipate or react to actions of competitors. Management’s assumptions regarding the business environment are a foundational element in formulating and evaluating business strategies. These assumptions include the strategic profile of major competitors, demographic and social trends, new technologies that provide opportunities for competitive advantage and economic, political and regulatory developments.

First Financial Bancorp 2015 Annual Report 37

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions or estimates could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these estimates and assumptions have a more significant impact than others on First Financial’s financial reporting. For First Financial, these estimates and assumptions include accounting for the ALLL, acquired loans, the FDIC indemnification asset, goodwill, pension and income taxes.

ALLL. For each reporting period, management maintains the ALLL at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change.

Management's determination of the adequacy of the ALLL is based on an assessment of the probable loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is generally increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or from the liquidation of collateral, is unlikely.

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

To the extent actual outcomes differ from management’s estimates, additional provision for credit losses may be required that would impact First Financial’s operating results. The Credit Risk section of this annual report provides management’s analysis of the ALLL.

Acquired loans. Acquired loans are recorded at their estimated fair value at the time of acquisition. Estimated fair values for acquired loans are based on a discounted cash flow methodology that considers various factors including the type of loan and related collateral, classification status, interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Acquired loans are grouped together according to similar characteristics and treated in the aggregate when applying various valuation techniques. Certain loans acquired in FDIC-assisted transactions are covered under loss sharing agreements and are referred to as covered loans.

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

38 First Financial Bancorp 2015 Annual Report

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

To the extent actual outcomes differ from management’s estimates, additional provision expense may be required that would impact First Financial’s operating results, net of the related reimbursements due under loss sharing agreements recorded as FDIC loss sharing income. The Credit Risk section of this annual report provides management’s analysis of the ALLL.

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and is measured separately from the related assets covered by loss sharing agreements with the FDIC as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification asset represents expected reimbursements from the FDIC for losses on covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at its estimated fair value at the time of the FDIC-assisted transactions. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for the FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets as well as on-going assessment of the collectibility of the assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification asset. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset. First Financial performs a collectibility assessment which includes evaluation of claims activity with the FDIC, adjustments to the indemnification asset from the accelerated discount on covered loans, the yield on the indemnification asset in relation to the yield on the underlying covered loans and the remaining term of the loss sharing agreements. Changes in the assessed collectibility of the indemnification asset, if any, are recognized as FDIC indemnification impairment in Noninterest expenses in the Consolidated Statements of Income.

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable.

The first step in testing for goodwill impairment is to determine the fair value of the reporting unit. The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Fair value is estimated using the market capitalization of the Company, as of the annual impairment testing date. First Financial also utilizes additional information and analysis to corroborate the use of the Company’s market capitalization as a proper indicator of fair value for purposes of the annual goodwill impairment test.

The additional information and analysis compares readily available external market data regarding the Company's value to total shareholders' equity. These analyses include utilizing a multiple of earnings method in which First Financial’s annualized earnings are compared to equity to provide an implied book value-to earnings multiple, which is then compared to current marketplace earnings multiples at which banks are being traded. Also, the analyses use the discounted cash flows of First Financial’s assets and liabilities, to determine an implied fair value of the Company, which is compared to the Company’s book value.

The second step of impairment testing is necessary only if the carrying amount of the reporting unit exceeds its fair value. In that instance, First Financial would estimate a hypothetical purchase price for the reporting unit and then compare that hypothetical purchase price with the fair value of the unit’s net assets, excluding goodwill. Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.

First Financial Bancorp 2015 Annual Report 39

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

▪
the impact of upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪
the effect of and changes in policies and laws or regulatory agencies (notably the Dodd-Frank Wall Street Reform and Consumer Protection Act and the new capital rules promulgated by federal banking regulators);

▪	the effect of the current low interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings;

▪	our ability to keep up with technological changes;

▪	failure or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers;

40 First Financial Bancorp 2015 Annual Report

▪	our ability to comply with the terms of loss sharing agreements with the FDIC;

▪	the expiration of loss sharing agreements with the FDIC;

▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies;

▪	the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our business;

▪
expected cost savings in connection with acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2015 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2015 Annual Report 41

Statistical Information

	2015			2014			2013
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$1,425,032	$68,719	4.82%	$1,188,882	$54,305	4.57%	$994,361	$51,321	5.16%
Real estate-construction	249,559	10,872	4.36%	135,765	6,638	4.89%	96,104	4,893	5.09%
Real estate-commercial	2,148,139	100,026	4.66%	1,891,998	96,607	5.11%	1,835,806	107,880	5.88%
Real estate-residential	512,888	21,185	4.13%	471,710	20,492	4.34%	445,098	19,812	4.45%
Installment and other consumer	543,900	27,638	5.08%	524,815	29,024	5.53%	517,850	29,811	5.76%
Lease financing (2)	83,316	3,340	4.01%	77,783	3,077	3.96%	66,317	3,438	5.18%
Total loans and leases	4,962,834	231,780	4.67%	4,290,953	210,143	4.90%	3,955,536	217,155	5.49%
Indemnification asset	20,274	(4,740)	(23.38)%	32,436	(5,531)	(17.05)%	95,126	(7,672)	(8.07)%
Investment securities (3)
Taxable	1,667,933	39,577	2.37%	1,692,074	40,924	2.42%	1,597,763	34,147	2.14%
Tax-exempt (2)	164,497	7,094	4.31%	132,033	5,477	4.15%	98,448	3,693	3.75%
Total investment securities (3)	1,832,430	46,671	2.55%	1,824,107	46,401	2.54%	1,696,211	37,840	2.23%
Interest-bearing deposits with other banks	24,430	65	0.27%	16,507	70	0.42%	6,464	27	0.42%
Total earning assets	6,839,968	273,776	4.00%	6,164,003	251,083	4.07%	5,753,337	247,350	4.30%

Nonearning assets
Allowance for loan and lease losses	(54,111)			(56,828)			(84,033)
Cash and due from banks	115,273			123,077			115,486
Accrued interest and other assets	602,939			530,707			496,621
Total assets	$7,504,069			$6,760,959			$6,281,411

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,263,388	1,207	0.10%	$1,157,783	1,277	0.11%	$1,125,836	1,456	0.13%
Savings	1,971,699	4,171	0.21%	1,756,682	4,376	0.25%	1,626,025	1,810	0.11%
Time	1,333,550	14,096	1.06%	1,072,858	10,500	0.98%	986,085	9,981	1.01%
Total interest-bearing deposits	4,568,637	19,474	0.43%	3,987,323	16,153	0.41%	3,737,946	13,247	0.35%
Borrowed funds
Short-term borrowings	625,674	1,364	0.22%	746,976	1,268	0.17%	587,548	1,177	0.20%
Long-term debt	71,748	2,419	3.37%	57,608	1,813	3.15%	69,717	2,464	3.53%
Total borrowed funds	697,422	3,783	0.54%	804,584	3,081	0.38%	657,265	3,641	0.55%
Total interest-bearing liabilities	5,266,059	23,257	0.44%	4,791,907	19,234	0.40%	4,395,211	16,888	0.38%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,339,802			1,169,851			1,078,800
Other liabilities	93,292			72,186			105,975
Shareholders' equity	804,916			727,015			701,425
Total liabilities and shareholders' equity	$7,504,069			$6,760,959			$6,281,411
Net interest income and interest rate spread (fully tax equivalent)		$250,519	3.56%		$231,849	3.67%		$230,462	3.92%
Net interest margin (fully tax equivalent)			3.66%			3.76%			4.01%
Interest income and yield		$269,759	3.94%		$247,859	4.02%		$245,208	4.26%
Interest expense and rate		23,257	0.44%		19,234	0.40%		16,888	0.38%
Net interest income and spread		$246,502	3.50%		$228,625	3.62%		$228,320	3.88%
Net interest margin			3.60%			3.71%			3.97%

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
(4) Includes loans held-for-sale.

42 First Financial Bancorp 2015 Annual Report

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2015, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). The Company’s evaluation of internal control over financial reporting did not include the internal controls of Oak Street Holdings Corporation, which is included in the 2015 consolidated financial statements and constituted approximately 3.2% of total assets as of December 31, 2015. Based upon that evaluation, management believes that First Financial’s internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2015. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2015, is included in the information that follows under the heading “Report on Internal Control Over Financial Reporting.”

/s/ Claude E. Davis	/s/ John M. Gavigan
Chief Executive Officer	Senior Vice President and Chief Financial Officer
February 23, 2016	February 23, 2016

First Financial Bancorp 2015 Annual Report 43

Report of Independent Registered Public Accounting Firm
Report On Internal Control Over Financial Reporting
The Board of Directors and Shareholders of First Financial Bancorp
We have audited First Financial Bancorp’s Internal Control Over Financial Reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). First Financial Bancorp’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

As indicated in the accompanying Management’s Report On Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Oak Street Holdings Corporation , which is included in the 2015 consolidated financial statements of First Financial Bancorp and constituted 3.2% of total assets as of December 31, 2015. Our audit of internal control over financial reporting of First Financial Bancorp also did not include an evaluation of the internal control over financial reporting of Oak Street Holdings Corporation.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Financial Bancorp as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015, of First Financial Bancorp and our report dated February 23, 2016 expressed an unqualified opinion thereon.
.

Cincinnati, Ohio
February 23, 2016

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements
The Board of Directors and Shareholders of First Financial Bancorp
We have audited the accompanying consolidated balance sheets of First Financial Bancorp as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Financial Bancorp’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2016 expressed an unqualified opinion thereon.

Cincinnati, Ohio
February 23, 2016

44 First Financial Bancorp 2015 Annual Report

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2015	2014
Assets
Cash and due from banks	$114,841	$110,122
Interest-bearing deposits with other banks	33,734	22,630
Investment securities available-for-sale, at market value (cost $1,203,065 at December 31, 2015 and $849,504 at December 31, 2014)	1,190,642	840,468
Investment securities held-to-maturity (market value $731,951 at December 31, 2015 and $874,749 at December 31, 2014)	726,259	867,996
Other investments	53,725	52,626
Loans held for sale	20,957	11,005
Loans and leases
Commercial and industrial	1,663,102	1,315,114
Lease financing	93,986	77,567
Real estate - construction	311,712	197,571
Real estate - commercial	2,258,297	2,140,667
Real estate - residential	512,311	501,894
Home equity	466,629	458,627
Installment	41,506	47,320
Credit card	41,217	38,475
Total loans and leases	5,388,760	4,777,235
Less: Allowance for loan and lease losses	53,398	52,858
Net loans and leases	5,335,362	4,724,377
Premises and equipment	136,603	141,381
Goodwill and other intangibles	211,865	145,853
FDIC indemnification asset	17,630	22,666
Accrued interest and other assets	305,793	278,697
Total assets	$8,147,411	$7,217,821

Liabilities
Deposits
Interest-bearing demand	$1,414,291	$1,225,378
Savings	1,945,805	1,889,473
Time	1,406,124	1,255,364
Total interest-bearing deposits	4,766,220	4,370,215
Noninterest-bearing	1,413,404	1,285,527
Total deposits	6,179,624	5,655,742
Federal funds purchased and securities sold under agreements to repurchase	89,325	103,192
Federal Home Loan Bank short-term borrowings	849,100	558,200
Total short-term borrowings	938,425	661,392
Long-term debt	119,540	48,241
Total borrowed funds	1,057,965	709,633
Accrued interest and other liabilities	100,446	68,369
Total liabilities	7,338,035	6,433,744

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 68,730,731 shares in 2015 and 2014	571,155	574,643
Retained earnings	388,240	352,893
Accumulated other comprehensive loss	(30,580)	(21,409)
Treasury stock, at cost, 7,089,051 shares in 2015 and 7,274,184 shares in 2014	(119,439)	(122,050)
Total shareholders' equity	809,376	784,077
Total liabilities and shareholders' equity	$8,147,411	$7,217,821

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2015 Annual Report 45

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2015	2014	2013
Interest income
Loans, including fees	$230,246	$208,836	$216,306
Investment securities
Taxable	39,577	40,924	34,147
Tax-exempt	4,611	3,560	2,400
Total investment securities interest	44,188	44,484	36,547
Other earning assets	(4,675)	(5,461)	(7,645)
Total interest income	269,759	247,859	245,208
Interest expense
Deposits	19,474	16,153	13,247
Short-term borrowings	1,364	1,268	1,177
Long-term borrowings	2,419	1,813	2,464
Total interest expense	23,257	19,234	16,888
Net interest income	246,502	228,625	228,320
Provision for loan and lease losses	9,641	1,528	8,909
Net interest income after provision for loan and lease losses	236,861	227,097	219,411

Noninterest income
Service charges on deposit accounts	19,015	20,274	20,595
Trust and wealth management fees	13,128	13,634	14,319
Bankcard income	11,578	10,740	10,914
Client derivative fees	4,389	1,519	2,037
Net gains from sales of loans	6,471	4,364	3,150
Gains on sales of investment securities	1,505	70	1,724
FDIC loss sharing income	(2,487)	365	3,720
Accelerated discount on covered/formerly covered loans	10,791	4,184	7,153
Other	10,812	8,815	10,035
Total noninterest income	75,202	63,965	73,647

Noninterest expenses
Salaries and employee benefits	111,792	107,702	101,402
Pension settlement charges	0	0	6,174
Net occupancy	18,232	19,187	21,207
Furniture and equipment	8,722	8,554	8,970
Data processing	10,863	12,963	10,229
Marketing	3,723	3,603	4,270
Communication	2,161	2,277	3,207
Professional services	9,622	6,170	6,876
State intangible tax	2,331	2,111	3,929
FDIC assessments	4,446	4,462	4,501
Loss (gain) - other real estate owned	1,861	862	31
Loss sharing expense	1,865	4,686	7,083
FDIC indemnification impairment	0	0	22,417
Other	25,512	23,457	25,179
Total noninterest expenses	201,130	196,034	225,475
Income before income taxes	110,933	95,028	67,583
Income tax expense	35,870	30,028	19,234
Net income	$75,063	$65,000	$48,349

Earnings per common share
Basic	$1.23	$1.11	$0.84
Diluted	$1.21	$1.09	$0.83
Average common shares outstanding-basic	61,062,657	58,662,836	57,270,233
Average common shares outstanding-diluted	61,847,547	59,392,667	58,073,054

See Notes to Consolidated Financial Statements.

46 First Financial Bancorp 2015 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2015	2014	2013
Net income	$75,063	$65,000	$48,349
Other comprehensive income, net of tax:
Unrealized gains (losses) on investment securities arising during the period	(2,427)	13,783	(29,091)
Change in retirement obligation	(6,144)	(2,339)	15,773
Unrealized gain (loss) on derivatives	(650)	(1,551)	745
Unrealized gain (loss) on foreign currency exchange	50	(21)	(31)
Other comprehensive income (loss)	(9,171)	9,872	(12,604)
Comprehensive income	$65,892	$74,872	$35,745

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2015 Annual Report 47

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2013	68,730,731	$579,293	$330,004	$(18,677)	(10,684,496)	$(180,195)	$710,425

Net income			48,349				48,349
Other comprehensive income (loss)				(12,604)			(12,604)
Cash dividends declared:
Common stock at $0.94 per share			(54,161)				(54,161)
Purchase of common stock					(750,145)	(11,778)	(11,778)
Excess tax benefit on share-based compensation		686					686
Exercise of stock options, net of shares purchased		(3,271)			121,597	2,041	(1,230)
Restricted stock awards, net of forfeitures		(3,435)			115,359	2,106	(1,329)
Share-based compensation expense		3,803					3,803
Balances at December 31, 2013	68,730,731	577,076	324,192	(31,281)	(11,197,685)	(187,826)	682,161

Net income			65,000				65,000
Other comprehensive income (loss)				9,872			9,872
Cash dividends declared:
Common stock at $0.61 per share			(36,299)				(36,299)
Purchase of common stock					(40,255)	(697)	(697)
Common stock issued in connection with business combinations		(946)			3,657.937	61,375	60,429
Excess tax benefit on share-based compensation		153					153
Exercise of stock options, net of shares purchased		(1,337)			120,441	2,018	681
Restricted stock awards, net of forfeitures		(4,273)			185,378	3,080	(1,193)
Share-based compensation expense		3,970					3,970
Balances at December 31, 2014	68,730,731	574,643	352,893	(21,409)	(7,274,184)	(122,050)	784,077

Adjustment for accounting changes:
FASB ASU 2014-01 adjustment			(306)				(306)
Net income			75,063				75,063
Other comprehensive income (loss)				(9,171)			(9,171)
Cash dividends declared:
Common stock at $0.64 per share			(39,410)				(39,410)
Purchase of common stock					(239,967)	(4,498)	(4,498)
Warrant Exercises		(975)			58,812	988	13
Excess tax benefit on share-based compensation		146					146
Exercise of stock options, net of shares purchased		(367)			62,261	1,046	679
Restricted stock awards, net of forfeitures		(6,341)			304,027	5,075	(1,266)
Share-based compensation expense		4,049					4,049
Balances at December 31, 2015	68,730,731	$571,155	$388,240	$(30,580)	(7,089,051)	$(119,439)	$809,376

See Notes to Consolidated Financial Statements.

48 First Financial Bancorp 2015 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2015	2014	2013
Operating activities
Net income	$75,063	$65,000	$48,349
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	9,641	1,528	8,909
Depreciation and amortization	13,266	12,785	14,270
Stock-based compensation expense	4,049	3,970	3,803
Pension expense (income)	(1,042)	(1,137)	5,496
Net amortization of premiums/accretion of discounts on investment securities	7,899	7,379	13,088
Gains on sales of investments securities	(1,505)	(70)	(1,724)
Originations of loans held for sale	(246,845)	(145,377)	(152,324)
Net gains from sales of loans held for sale	(6,471)	(4,364)	(3,150)
Proceeds from sales of loans held for sale	242,029	144,803	158,853
Deferred income taxes	4,192	(22,405)	(25,328)
Decrease (increase) in interest receivable	(995)	(1,903)	(1,181)
Decrease (increase) in cash surrender value of life insurance	(5,379)	(4,255)	(4,187)
Decrease (increase) in prepaid expenses	(211)	(11,174)	495
Decrease (increase) in indemnification asset	5,036	22,425	74,516
(Decrease) increase in accrued expenses	(2,729)	(7,748)	(1,536)
(Decrease) increase in interest payable	2,296	30	(350)
Other	(6,727)	(2,833)	26,355
Net cash provided by (used in) operating activities	91,567	56,654	164,354

Investing activities
Proceeds from sales of investment securities available-for-sale	70,219	166,356	92,684
Proceeds from calls, paydowns and maturities of securities available-for-sale	120,953	101,420	186,820
Purchases of securities available-for-sale	(547,901)	(147,854)	(214,398)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	140,059	105,623	157,647
Purchases of securities held-to-maturity	(3,520)	(140,426)	(233,111)
Net decrease (increase) in interest-bearing deposits with other banks	(11,104)	3,200	(1,489)
Net decrease (increase) in loans and leases	(390,312)	(226,558)	(108,417)
Proceeds from disposal of other real estate owned	15,817	30,570	27,319
Purchases of premises and equipment	(7,467)	(10,609)	(7,295)
Net cash (paid) acquired from business combinations	(305,591)	34,300	0
Net cash provided by (used in) investing activities	(918,847)	(83,978)	(100,240)

Financing activities
Net (decrease) increase in total deposits	523,882	249,630	(118,333)
Net (decrease) increase in short-term borrowings	277,033	(162,248)	124,179
Payments on long-term borrowings	(46,238)	(33,220)	(14,394)
Proceeds from issuance of long-term debt	120,000	0	0
Cash dividends paid on common stock	(39,070)	(34,848)	(61,429)
Purchases of treasury stock	(4,498)	(697)	(11,778)
Proceeds from exercise of stock options	744	1,056	73
Excess tax benefit on share-based compensation	146	153	686
Net cash provided by (used in) financing activities	831,999	19,826	(80,996)

Cash and Due from Banks
Net increase (decrease) in Cash and Due from Banks	4,719	(7,498)	(16,882)
Cash and Due from Banks at beginning of year	110,122	117,620	134,502
Cash and Due from Banks at end of year	$114,841	$110,122	$117,620

First Financial Bancorp 2015 Annual Report 49

Consolidated Statements of Cash Flows (continued)

Supplemental disclosures
Interest paid	$20,961	$18,154	$17,238
Income taxes paid	$31,193	$61,180	$36,312
Acquisition of other real estate owned through foreclosure	$8,398	$10,537	$37,700
Issuance of restricted stock awards	$7,760	$4,601	$4,730
Common stock issued in bank acquisitions	$0	$60,429	$0

See Notes to Consolidated Financial Statements.

50 First Financial Bancorp 2015 Annual Report

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

The amortized cost of investment securities classified as either held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are included in interest income from investment securities.

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

First Financial Bancorp 2015 Annual Report 51

Notes To Consolidated Financial Statements

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

Acquired loans. Acquired loans are recorded at their estimated fair value at the time of acquisition. Estimated fair values for acquired loans are based on a discounted cash flow methodology that considers various factors including the type of loan and related collateral, classification status, interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. Acquired loans are grouped together according to similar characteristics and treated in the aggregate when applying various valuation techniques. Certain loans acquired in FDIC-assisted transactions were initially covered under loss sharing agreements and are referred to as covered loans during the indemnification period. Subsequent to the indemnification period, they are referred to as formerly covered loans.

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

Allowance for loan and lease losses. For each reporting period, management maintains the ALLL at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change.

Management's determination of the adequacy of the ALLL is based on an assessment of the probable loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is generally increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or from the liquidation of collateral, is unlikely.

In the commercial portfolio, which includes time and demand notes, tax-exempt loans, C&I, construction, commercial real estate, mezzanine loans, and lease financing, loan and lease relationships greater than $250,000 that are considered impaired, or designated as a TDR, are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources, payment record, guarantor support and the realizable value of any collateral.

52 First Financial Bancorp 2015 Annual Report

The allowance for non-impaired commercial loan and lease and impaired commercial loan and lease relationships less than $250,000 includes a process of estimating the probable losses inherent in the portfolio by loan type, based on First Financial's internal system of credit risk ratings and historical loss data. These estimates may also be adjusted for management's estimate of probable losses dependent upon trends in the values of the underlying collateral, delinquent and nonaccrual loans, prevailing economic conditions, changes in lending strategies and other influencing factors.

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

For purchased impaired loans, expected cash flows are re-estimated periodically with declines in gross expected cash flows at the pool level recorded as provision expense during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement for loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as both FDIC loss sharing income and an increase to the FDIC indemnification asset.

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

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and is measured separately from the related assets covered by loss sharing agreements with the FDIC as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. The FDIC indemnification asset represents expected reimbursements from the FDIC for losses on covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at its estimated fair value at the time of the FDIC-assisted transactions. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for the FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets as well as on-going assessment of the collectibility of the assets. First Financial re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under FASB ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected as a yield adjustment on the indemnification asset. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset. First Financial performs a collectibility assessment which includes evaluation of claims activity with the FDIC, adjustments to the indemnification asset from the accelerated discount on covered loans, the yield on the indemnification asset in relation to the yield on the underlying covered loans and the remaining term of the loss sharing agreements. Changes in the assessed collectibility of the indemnification asset, if any, are recognized as FDIC indemnification impairment in Noninterest expenses in the Consolidated Statements of Income.

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

First Financial Bancorp 2015 Annual Report 53

Notes To Consolidated Financial Statements

Goodwill and other indefinite lived intangible assets. Under accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable.

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Fair value is estimated using the market capitalization of the Company, as of the annual impairment testing date. First Financial also utilizes additional information and analysis to corroborate the use of the Company’s market capitalization as a proper indicator of fair value for purposes of the annual goodwill impairment test.

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

Other real estate owned. OREO represents properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at the lower of cost or fair value, less estimated disposal costs (net realizable value) upon acquisition. Losses arising at the time of acquisition of such properties are charged against the ALLL. Management performs periodic valuations to assess the adequacy of the recorded OREO balances and subsequent write-downs in the carrying value of OREO properties are expensed as incurred. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Certain OREO properties are subject to loss sharing agreements whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. When management disposes of an OREO property subject to loss sharing agreements, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income and are substantially offset by a related adjustment to the FDIC indemnification asset.

Affordable housing projects. First Financial has made investments in certain qualified affordable housing projects. These projects are an indirect federal subsidy that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent property to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are included in Accrued income and other assets in the Consolidated Balance Sheets.

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

54 First Financial Bancorp 2015 Annual Report

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

Credit derivatives - In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The fair value of these agreements were recorded on the Consolidated Balance Sheets in Accrued interest and other liabilities.

Mortgage derivatives - First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale. The fair value of these agreements was recorded on the Consolidated Balance Sheets in Accrued interest and other assets.

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

First Financial Bancorp 2015 Annual Report 55

Notes To Consolidated Financial Statements

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

Segments and related information. While the Company monitors the operating results of its four lines of business, the operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, and consistent with prior years, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

2. Recently Adopted and Issued Accounting Standards

In January 2014, the FASB issued an update (ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects) that permits First Financial to make an accounting policy election to account for its investments in qualified affordable housing projects using a proportional amortization method if certain conditions are met. Under the proportional amortization method, First Financial would amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense. The amended guidance requires disclosure of the nature of First Financial’s investments in qualified affordable housing projects, and the effect of the measurement of the investments in qualified affordable housing projects and the related tax credits on First Financial’s financial position and results of operation. The provisions of this update became effective for the interim reporting period ended March 31, 2015. First Financial made the election to adopt the proportional amortization method during the first quarter 2015. This update did not have a material impact on the Company's Consolidated Financial Statements.

In January 2014, the FASB issued an update (ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure) which clarifies when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be de-recognized and the real estate property recognized. The provisions of this update became effective for the interim reporting period ended March 31, 2015. This update did not have a material impact on the Company's Consolidated Financial Statements.

In April 2014, the FASB issued an update (ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity) which redefines what constitutes a discontinued operation. Under the revised standard, a discontinued operation is a component of an entity or group of components that has been disposed of by sale, disposed of other than by sale or is classified as held for sale, that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results, or an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition. A strategic shift that has or will have a major effect on an entity’s operations and financial results could include the disposal of a major line of business, a major geographic area, a major equity method investment or other major parts of an entity. The new guidance eliminates the criteria prohibiting an entity from reporting a discontinued operation if it has certain continuing cash flows or involvement with the component after the disposal and requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. The provisions of this update became effective for the interim reporting period ended March 31, 2015. This update did not have a material impact on the Company's Consolidated Financial Statements.

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the revised standard, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which

56 First Financial Bancorp 2015 Annual Report

the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities, such as sales of property, plant, and equipment; real estate; or intangible assets. The ASU also requires significantly expanded disclosures about revenue recognition. The provisions of ASU 2014-09 become effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements.

In June 2014, the FASB issued an update (ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures) that requires repurchase-to-maturity transactions to be accounted for as secured borrowings rather than as sales with a forward repurchase commitment and eliminates current guidance on repurchase financings. The ASU requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. If the derecognition criteria are met, the initial transfer will generally be accounted for as a sale and the repurchase agreement will generally be accounted for as a secured borrowing. The ASU requires new disclosures for repurchase agreements, securities lending transactions and repurchase-to-maturity transactions that are accounted for as secured borrowings. The ASU also requires new disclosures for transfers of financial assets that are accounted for as sales that involve an agreement with the transferee entered into in contemplation of the initial transfer that result in the transferor retaining substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. The provisions of this update became effective for the interim reporting period ended March 31, 2015. This update did not have a material impact on the Company's Consolidated Financial Statements.

In August 2014, the FASB issued an update (ASU 2014-14, Receivables - Troubled Debt Restructurings by Creditors: Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure) that requires a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if the following conditions are met: a) the loan has a government guarantee that is not separable from the loan before foreclosure, b) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim and c) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The provisions of this update became effective for the interim reporting period ended March 31, 2015. This update did not have a material impact on the Company's Consolidated Financial Statements.

In August 2014, the FASB issued an update (ASU 2014-15, Presentation of Financial Statements-Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern) that requires management perform a going concern evaluation similar to the auditor’s evaluation required by standards issued by the PCAOB and the AICPA. The ASU requires management to evaluate relevant conditions, events and certain management plans that are known or reasonably knowable as of the evaluation date when determining whether substantial doubt about an entity’s ability to continue as a going concern exists for both annual and interim reporting periods. If management concludes that substantial doubt about an entity’s ability to continue as a going concern, the notes to the financial statements are required to include a statement that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The provisions of this update become effective for interim and annual periods ending after December 15, 2016. Early adoption is permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In April 2015, the FASB issued an update (ASU 2015-03, Interest-Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs) that requires debt issuance costs to be presented as a deduction from the corresponding debt liability. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. The provisions of this update are effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted. First Financial adopted this accounting standard during the third quarter of 2015 and recorded $1.7 million of deferred debt issuance costs as a reduction to long-term debt in the Consolidated Balance Sheets as of December 31, 2015. Management concluded that the debt issuance costs capitalized in prior periods was immaterial as a component of other assets, total assets, total long-term debt and total liabilities, and as such, the Company's prior periods have not been restated. The amount of unamortized debt issuance costs not reclassified was $0.1 million as of December 31, 2014.

In May 2015, the FASB issued an update (ASU 2015-07, Fair Value Measurement: Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share) which will eliminate the requirement to categorize investments whose fair values are measured at net asset value within the fair value hierarchy using the practical expedient. This update will require entities to disclose the fair values of such investments so that financial statement users can reconcile amounts reported in the fair value hierarchy table and the amounts reported on the balance sheet. The provisions of this update become effective for the

First Financial Bancorp 2015 Annual Report 57

Notes To Consolidated Financial Statements

interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In September 2015, the FASB issued an update (ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments) which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. This update will require acquiring companies to recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance in this ASU is effective for interim and annual reporting periods beginning after December 15, 2015 with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

3. Restrictions On Cash And Dividends

First Financial Bank is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the Federal Reserve Bank, Federal Home Loan Bank or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts for 2015 and 2014 were approximately $56.5 million and $56.2 million, respectively.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries. However, certain restrictions exist regarding the ability of bank subsidiaries to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the subsidiaries' respective primary federal regulators is required for First Financial's subsidiaries to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date, combined with its retained net income from the two preceding years. As of December 31, 2015, First Financial's subsidiaries had retained earnings of $449.0 million of which $100.8 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2015:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrealized gain	Unrealized loss	Market value	Amortized cost	Unrealized gain	Unrealized loss	Market value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	15,486	121	0	15,607	8,183	157	0	8,340
Mortgage-backed securities	678,318	7,452	(1,999)	683,771	775,285	2,708	(12,926)	765,067
Obligations of state and other political subdivisions	27,646	338	(99)	27,885	73,815	2,491	(671)	75,635
Asset-backed securities	0	0	0	0	236,411	35	(3,445)	233,001
Other securities	4,809	0	(121)	4,688	109,273	687	(1,458)	108,502
Total	$726,259	$7,911	$(2,219)	$731,951	$1,203,065	$6,078	$(18,501)	$1,190,642

58 First Financial Bancorp 2015 Annual Report

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2014:

	Held-to-maturity				Available-for-sale
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
(Dollars in thousands)	cost	gain	loss	value	cost	gain	loss	value
U.S. Treasuries	$0	$0	$0	$0	$97	$0	$0	$97
Securities of U.S. government agencies and corporations	17,570	24	(23)	17,571	11,814	67	(1)	11,880
Mortgage-backed securities	801,465	7,813	(2,064)	807,214	611,497	4,462	(13,211)	602,748
Obligations of state and other political subdivisions	44,164	1,275	(193)	45,246	73,649	883	(947)	73,585
Asset-backed securities	0	0	0	0	74,784	155	(103)	74,836
Other securities	4,797	0	(79)	4,718	77,663	1,193	(1,534)	77,322
Total	$867,996	$9,112	$(2,359)	$874,749	$849,504	$6,760	$(15,796)	$840,468
During the year ended December 31, 2015, First Financial sold available-for-sale securities with a fair value of $68.7 million at the date of sale and recorded a $1.5 million net pre-tax gain. The net investment gain after taxes was $1.0 million for the year ended December 31, 2015.

During the year ended December 31, 2014, First Financial sold available-for-sale securities with a fair value of $166.3 million at the date of sale and recorded a $0.1 million net pre-tax gain. The net investment gain after taxes was $44 thousand for the year ended December 31, 2014.

During the year ended December 31, 2013, First Financial sold available-for-sale securities with a fair value of $91.0 million at the date of sale and recorded a $1.7 million net pre-tax gain. The net investment gain after taxes was $1.1 million for the year ended December 31, 2013.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.0 billion at December 31, 2015 and $1.1 billion at December 31, 2014, respectively.

The following table provides a summary of investment securities by estimated weighted average life as of December 31, 2015. Estimated lives on certain investment securities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Market value	Amortized cost	Market value
Due in one year or less	$4,061	$4,148	$21,724	$21,652
Due after one year through five years	536,660	540,266	748,300	740,460
Due after five years through ten years	185,538	187,537	393,652	389,001
Due after ten years	0	0	39,389	39,529
Total	$726,259	$731,951	$1,203,065	$1,190,642

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position:

First Financial Bancorp 2015 Annual Report 59

Notes To Consolidated Financial Statements

	December 31, 2015
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Securities of U.S. government agencies and corporations	$97	$0	$0	$0	$97	$0
Mortgage-backed securities	500,768	(5,363)	246,523	(9,563)	747,291	(14,926)
Obligations of state and other political subdivisions	972	(6)	29,287	(764)	30,259	(770)
Asset-backed securities	189,066	(3,042)	17,144	(403)	206,210	(3,445)
Other securities	35,656	(651)	24,716	(928)	60,372	(1,579)
Total	$726,559	$(9,062)	$317,670	$(11,658)	$1,044,229	$(20,720)

	December 31, 2014
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	value	loss	value	loss	value	loss
Securities of U.S. government agencies and corporations	$493	$(1)	$97	$0	$590	$(1)
Mortgage-backed securities	119,641	(420)	428,486	(13,780)	548,127	(14,200)
Obligations of state and other political subdivisions	12,746	(126)	37,516	(1,014)	50,262	(1,140)
Asset-backed securities	32,045	(103)	0	0	32,045	(103)
Other securities	12,831	(317)	30,005	(1,296)	42,836	(1,613)
Total	$177,756	$(967)	$496,104	$(16,090)	$673,860	$(17,057)

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance as well as the Company’s intent and ability to hold the security to maturity when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2015 or 2014.

For further detail on the fair value of investment securities, see Note 19 – Fair Value Disclosures.

60 First Financial Bancorp 2015 Annual Report

5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Lending activities are primarily concentrated in states where the Bank currently operates banking centers (Ohio, Indiana and Kentucky). Additionally, First Financial has two national lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans secured by commissions and cash collateral accounts exclusively to insurance agents and brokers. Commercial loan categories include C&I, commercial real estate, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card. For more information on First Financial's lending practices, see "Lending Practices" in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Purchased impaired loans. Loans accounted for under FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, are referred to as purchased impaired loans. First Financial accounts for the majority of loans acquired in FDIC transactions as purchased impaired loans, except for loans with revolving privileges, which are outside the scope of FASB ASC Topic 310-30, and loans for which cash flows could not be estimated, which are accounted for under the cost recovery method. Purchased impaired loans include loans previously covered under loss sharing agreements as well as loans that remain subject to FDIC loss sharing coverage.

Purchased impaired loans are not classified as nonperforming assets as the loans are considered to be performing under FASB ASC Topic 310-30. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all purchased impaired loans. First Financial had purchased impaired loans totaling $191.6 million and $264.9 million, at December 31, 2015 and 2014, respectively. The outstanding balance of all purchased impaired loans, including all contractual principal, interest, fees and penalties, was $213.3 million and $314.5 million as of December 31, 2015 and December 31, 2014, respectively. These balances exclude contractual interest not yet accrued.

For more information on First Financial's accounting for purchased impaired loans, see Note 1 - Summary of Significant Accounting Policies.

Changes in the carrying amount of accretable difference for purchased impaired loans for the years ended December 31 were as follows:

(Dollars in thousands)	2015	2014	2013
Balance at beginning of year	$106,622	$133,671	$224,694
Reclassification from non-accretable difference	1,075	23,216	1,470
Accretion	(21,544)	(33,730)	(58,422)
Other net activity (1)	(21,296)	(16,535)	(34,071)
Balance at end of year	$64,857	$106,622	$133,671
 (1)  Includes the impact of loan repayments and charge-offs.

First Financial regularly reviews its forecast of expected cash flows for purchased impaired loans. The Company recognized reclassifications from nonaccretable to accretable difference of $1.1 million during 2015, $23.2 million during 2014 and $1.5 million during 2013 due to changes in the cash flow expectations related to certain loan pools. These reclassifications can result in impairment and provision expense in the current period or yield adjustments on the related loan pools on a prospective basis.

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

First Financial Bancorp 2015 Annual Report 61

Notes To Consolidated Financial Statements

The Company's loss sharing agreements with the FDIC related to non-single family assets expired effective October 1, 2014, and the ten year period of loss protection on all other covered loans and covered OREO expires October 1, 2019. Covered loans totaled $113.3 million as of December 31, 2015 and $135.7 million as of December 31, 2014.

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

First Financial considers repayment performance as the best indicator of credit quality for consumer loans. Consumer loans that have principal and interest payments that are past due by 90 days or more are generally classified as nonperforming. Additionally, consumer loans that have been modified in a TDR are classified as nonperforming.

62 First Financial Bancorp 2015 Annual Report

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2015
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Leasing	Total
Pass	$1,596,415	$310,806	$2,179,701	$93,236	$4,180,158
Special Mention	27,498	128	19,903	0	47,529
Substandard	39,189	778	58,693	750	99,410
Doubtful	0	0	0	0	0
Total	$1,663,102	$311,712	$2,258,297	$93,986	$4,327,097

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$503,317	$41,253	$461,188	$41,217	$1,046,975
Nonperforming	8,994	253	5,441	0	14,688
Total	$512,311	$41,506	$466,629	$41,217	$1,061,663

	As of December 31, 2014
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Leasing	Total
Pass	$1,265,116	$195,787	$2,027,897	$75,839	$3,564,639
Special Mention	30,903	0	25,928	1,728	58,559
Substandard	19,095	1,784	86,842	0	107,721
Doubtful	0	0	0	0	0
Total	$1,315,114	$197,571	$2,140,667	$77,567	$3,730,919

	Real Estate Residential	Installment	Home Equity	Other	Total
Performing	$490,314	$46,806	$452,281	$38,475	$1,027,876
Nonperforming	11,580	514	6,346	0	18,440
Total	$501,894	$47,320	$458,627	$38,475	$1,046,316

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2015 Annual Report 63

Notes To Consolidated Financial Statements

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2015
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$2,255	$2,232	$1,937	$6,424	$1,648,902	$1,655,326	$7,776	$1,663,102	$0
Real estate - construction	0	17	0	17	310,872	310,889	823	311,712	0
Real estate - commercial	2,501	913	7,421	10,835	2,124,290	2,135,125	123,172	2,258,297	0
Real estate - residential	1,220	239	2,242	3,701	451,907	455,608	56,703	512,311	0
Installment	197	111	48	356	39,206	39,562	1,944	41,506	0
Home equity	696	248	2,830	3,774	461,647	465,421	1,208	466,629	0
Other	920	302	230	1,452	133,751	135,203	0	135,203	108
Total	$7,789	$4,062	$14,708	$26,559	$5,170,575	$5,197,134	$191,626	$5,388,760	$108

	As of December 31, 2014
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$1,002	$3,647	$2,110	$6,759	$1,290,975	$1,297,734	$17,380	$1,315,114	$0
Real estate - construction	276	0	223	499	195,773	196,272	1,299	197,571	0
Real estate - commercial	8,356	838	13,952	23,146	1,944,207	1,967,353	173,314	2,140,667	0
Real estate - residential	1,198	344	4,224	5,766	426,908	432,674	69,220	501,894	0
Installment	133	17	272	422	44,235	44,657	2,663	47,320	0
Home equity	697	466	4,079	5,242	452,357	457,599	1,028	458,627	0
Other	1,133	128	216	1,477	114,565	116,042	0	116,042	216
Total	$12,795	$5,440	$25,076	$43,311	$4,469,020	$4,512,331	$264,904	$4,777,235	$216

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

Troubled debt restructurings. A loan modification is considered a TDR when two conditions are met: 1) the borrower is experiencing financial difficulty and 2) concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. The most common types of modifications include interest rate reductions, maturity extensions and modifications to principal amortization including interest only structures. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is managed by the Company’s credit administration group for resolution, which may result in foreclosure in the case of real estate.

64 First Financial Bancorp 2015 Annual Report

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated sustained performance with the restructured terms of the loan agreement.

First Financial had 271 TDRs totaling $38.2 million at December 31, 2015, including $28.9 million of loans on accrual status and $9.3 million of loans classified as nonaccrual. First Financial has $1.8 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2015. At December 31, 2015, the allowance for loan and lease losses included reserves of $6.3 million related to TDRs and approximately $10.3 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year. For the year ended December 31, 2015, First Financial charged off $2.7 million for the portion of TDRs determined to be uncollectible.

First Financial had 262 TDRs totaling $28.2 million at December 31, 2014, including $15.9 million of loans on accrual status and $12.3 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2014. At December 31, 2014, the allowance for loan and lease losses included reserves of $3.7 million related to TDRs and approximately $10.5 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year. For the year ended December 31, 2014, First Financial charged off $1.0 million for the portion of TDRs determined to be uncollectible.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2015 and 2014:

	Years ended December 31,
	2015			2014
	Total TDRs			Total TDRs
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial and industrial	33	$9,035	$8,203	24	$5,282	$4,256
Real estate - construction	0	0	0	0	0	0
Real estate - commercial	18	20,249	16,474	16	5,235	3,937
Real estate - residential	10	1,292	1,238	31	1,767	1,516
Installment	10	97	97	8	47	29
Home equity	25	2,859	2,221	36	1,977	1,036
Total	96	$33,532	$28,233	115	$14,308	$10,774

The following table provides information on how TDRs were modified during the years ended December 31, 2015 and 2014.

	Years Ended December 31,
(Dollars in thousands)	2015	2014
Extended maturities	$12,883	$6,961
Adjusted interest rates	0	299
Combination of rate and maturity changes	1,244	991
Forbearance	260	373
Other (1)	13,846	2,150
Total	$28,233	$10,774
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

First Financial considers repayment performance as an indication of the effectiveness of the Company's loan modifications. Borrowers that are 90 days or more past due on any principal or interest payments for a TDR, or who prematurely terminate a restructured loan agreement without paying off the contractual principal balance (for example, in a deed-in-lieu arrangement), are considered to be in payment default of the terms of the TDR agreement.

First Financial Bancorp 2015 Annual Report 65

Notes To Consolidated Financial Statements

The following table provides information on TDRs for which there was a payment default during the period that occurred within twelve months of the loan modification:

	Years ended December 31,
	2015		2014
(Dollars in thousands)	Number of loans	Period end balance	Number of loans	Period end balance
Commercial and industrial	2	$344	1	$143
Real estate - construction	0	0	0	0
Real estate - commercial	4	1,146	2	182
Real estate - residential	2	83	3	29
Installment	1	14	0	0
Home equity	1	34	3	91
Total	10	$1,621	9	$445

Impaired loans. Loans classified as nonaccrual and loans modified as TDRs are considered impaired. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2015	2014	2013
Impaired loans
Nonaccrual loans (1)
Commercial and industrial	$8,405	$6,627	$8,474
Real estate-construction	0	223	223
Real estate-commercial	9,418	27,969	18,635
Real estate-residential	5,027	7,241	8,606
Installment	127	451	579
Home equity	4,898	5,958	4,875
Other	122	0	0
Total nonaccrual loans	27,997	48,469	41,392
Accruing troubled debt restructurings	28,876	15,928	15,429
Total impaired loans	$56,873	$64,397	$56,821

Interest income effect
Gross amount of interest that would have been recorded under original terms	$3,595	$3,581	$4,698
Interest included in income
Nonaccrual loans	475	537	560
Troubled debt restructurings	682	456	444
Total interest included in income	1,157	993	1,004
Net impact on interest income	$2,438	$2,588	$3,694

Commitments outstanding to borrowers with nonaccrual loans	$1	$0	$38
(1) Nonaccrual loans include nonaccrual TDRs of $9.3 million, $12.3 million and $13.8 million as of December 31, 2015, 2014 and 2013, respectively.

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

66 First Financial Bancorp 2015 Annual Report

First Financial's investment in impaired loans, excluding purchased impaired loans, is as follows:

	As of December 31, 2015
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial and industrial	$16,418	$17,398	$0	$10,468	$258
Real estate - construction	0	0	0	150	0
Real estate - commercial	16,301	20,479	0	19,363	344
Real estate - residential	7,447	8,807	0	8,143	184
Installment	253	276	0	380	7
Home equity	5,340	7,439	0	5,648	82
Other	122	122	0	24	0
Total	45,881	54,521	0	44,176	875

Loans with an allowance recorded
Commercial and industrial	993	1,178	357	1,409	26
Real estate - construction	0	0	0	0	0
Real estate - commercial	8,351	8,706	979	12,928	213
Real estate - residential	1,547	1,560	235	1,696	40
Installment	0	0	0	0	0
Home equity	101	101	2	101	3
Other	0	0	0	0	0
Total	10,992	11,545	1,573	16,134	282

Total
Commercial and industrial	17,411	18,576	357	11,877	284
Real estate - construction	0	0	0	150	0
Real estate - commercial	24,652	29,185	979	32,291	557
Real estate - residential	8,994	10,367	235	9,839	224
Installment	253	276	0	380	7
Home equity	5,441	7,540	2	5,749	85
Other	122	122	0	24	0
Total	$56,873	$66,066	$1,573	$60,310	$1,157

First Financial Bancorp 2015 Annual Report 67

Notes To Consolidated Financial Statements

	As of December 31, 2014
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial and industrial	$7,611	$9,284	$0	$7,146	$146
Real estate - construction	223	443	0	223	0
Real estate - commercial	19,285	23,631	0	15,653	285
Real estate - residential	9,561	10,867	0	9,485	182
Installment	514	577	0	513	8
Home equity	6,246	9,041	0	5,658	85
Other	0	0	0	0	0
Total	43,440	53,843	0	38,678	706

Loans with an allowance recorded
Commercial and industrial	2,398	2,605	739	4,234	57
Real estate - construction	0	0	0	0	0
Real estate - commercial	16,439	17,662	4,002	11,471	187
Real estate - residential	2,019	2,080	310	2,088	40
Installment	0	0	0	0	0
Home equity	101	101	2	101	3
Other	0	0	0	0	0
Total	20,957	22,448	5,053	17,894	287

Total
Commercial and industrial	10,009	11,889	739	11,380	203
Real estate - construction	223	443	0	223	0
Real estate - commercial	35,724	41,293	4,002	27,124	472
Real estate - residential	11,580	12,947	310	11,573	222
Installment	514	577	0	513	8
Home equity	6,347	9,142	2	5,759	88
Other	0	0	0	0	0
Total	$64,397	$76,291	$5,053	$56,572	$993

68 First Financial Bancorp 2015 Annual Report

	As of December 31, 2013
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial and industrial	$6,087	$8,214	$0	$12,544	$176
Real estate - construction	223	443	0	599	0
Real estate - commercial	13,704	19,079	0	18,349	384
Real estate - residential	10,291	12,087	0	10,225	152
Installment	647	668	0	465	6
Home equity	5,101	7,007	0	5,756	59
Other	0	0	0	156	0
Total	36,053	47,498	0	48,094	777

Loans with an allowance recorded
Commercial and industrial	7,013	8,353	2,080	5,047	71
Real estate - construction	0	0	0	726	7
Real estate - commercial	11,638	14,424	2,872	21,098	110
Real estate - residential	2,016	2,072	348	1,997	37
Installment	0	0	0	0	0
Home equity	101	101	2	101	2
Other	0	0	0	167	0
Total	20,768	24,950	5,302	29,136	227

Total
Commercial and industrial	13,100	16,567	2,080	17,591	247
Real estate - construction	223	443	0	1,325	7
Real estate - commercial	25,342	33,503	2,872	39,447	494
Real estate - residential	12,307	14,159	348	12,222	189
Installment	647	668	0	465	6
Home equity	5,202	7,108	2	5,857	61
Other	0	0	0	323	0
Total	$56,821	$72,448	$5,302	$77,230	$1,004

First Financial Bancorp 2015 Annual Report 69

Notes To Consolidated Financial Statements

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2015	2014	2013
Balance at beginning of year	$22,674	$46,926	$41,388
Additions
Commercial	5,187	8,208	35,966
Residential	3,211	2,329	1,734
Total additions	8,398	10,537	37,700
Disposals
Commercial	(12,722)	(28,933)	(25,214)
Residential	(3,095)	(1,637)	(2,105)
Total disposals	(15,817)	(30,570)	(27,319)
Valuation adjustments
Commercial	(1,617)	(3,765)	(4,184)
Residential	(384)	(454)	(659)
Total valuation adjustments	(2,001)	(4,219)	(4,843)
Balance at end of year	$13,254	$22,674	$46,926

The preceding table includes OREO subject to loss sharing agreements of $1.4 million, $0.3 million and $27.1 million at December 31, 2015, 2014 and 2013, respectively.

FDIC indemnification asset. Changes in the balance of the FDIC indemnification asset and the related impact to the Consolidated Statements of Income are presented in the table that follows:

(Dollars in thousands)	Years ended December 31,
	2015	2014	2013	Affected Line Item in the Consolidated Statements of Income
Balance at beginning of year	$22,666	$45,091	$119,607
Adjustments not reflected in income
Net FDIC claims (received) / paid	2,423	(6,785)	(22,103)
Adjustments reflected in income
Amortization	(4,740)	(5,531)	(7,672)	Interest income, other earning assets
FDIC loss sharing income	(2,487)	365	3,720	Noninterest income, FDIC loss sharing income
Offset to accelerated discount	(232)	(10,474)	(26,044)	Noninterest income, accelerated discount on covered loans
Impairment valuation adjustment	0	0	(22,417)	Noninterest expenses, FDIC indemnification impairment
Balance at end of year	$17,630	$22,666	$45,091

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

70 First Financial Bancorp 2015 Annual Report

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

First Financial’s periodic collectibility assessment includes evaluation of these primary sources of indemnification asset recovery, the resulting projected balances and collectibility / recovery of the indemnification asset upon expiration of the non-single family loss protection in the third quarter of 2014 and expiration of the single-family, residential loss protection in the third quarter 2019.

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

6. Allowance for Loan and Lease Losses

Loans and leases. For each reporting period, management maintains the allowance for loan and lease losses at a level that it considers sufficient to absorb probable loan and lease losses inherent in the portfolio. Management determines the adequacy of the allowance based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. For further discussion of First Financial's allowance methodology, see Note 1 – Summary of Significant Accounting Policies.

The allowance is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral.

During 2015, First Financial closed its merger with Oak Street. Loans acquired in this transaction were recorded at estimated fair value at the acquisition date with no carryover of the related ALLL. During 2014, First Financial completed the mergers of First Bexley, Insight and Guernsey. Loans acquired in connection with those mergers were recorded at estimated fair value at the acquisition date with no carryover of the related ALLL. See Note 20 – Business Combinations for further detail.

Covered/formerly covered loans. The majority of covered/formerly covered loans are purchased impaired loans, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For further detail regarding accounting for purchased impaired loans and the related allowance, see Note 1 – Summary of Significant Accounting Policies.

First Financial updated the valuations related to covered/formerly covered loans periodically during 2015. First Financial recognized provision expense of $1.7 million and realized net charge-offs of $1.5 million, resulting in an ending allowance of $10.2 million as of December 31, 2015. During 2014, the Company recognized negative provision expense, or impairment recapture, of $1.8 million and realized net charge-offs of $7.0 million, resulting in an ending allowance of $10.0 million.  During 2013, the Company recognized total provision expense of $0.2 million and realized net charge-offs of $26.5 million, resulting in an ending allowance of $18.9 million.

First Financial Bancorp 2015 Annual Report 71

Notes To Consolidated Financial Statements

First Financial also recognized loss sharing expenses of $2.6 million for 2015, $3.6 million for 2014 and $5.9 million for 2013 primarily related to attorney fees, delinquent taxes, appraisals and losses on covered OREO during the period.  The net payable of $2.5 million due to the FDIC under loss sharing agreements related to covered loan recoveries, gains/losses on covered OREO and loss sharing expenses was recognized as negative FDIC loss sharing income for 2015 and a corresponding decrease to the FDIC indemnification asset. The receivable due from the FDIC under loss sharing agreements of $0.4 million for 2014 and $3.7 million for 2013, was recognized as FDIC loss sharing income and a corresponding increase to the FDIC indemnification asset.

Changes in the allowance for loan and lease losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2015	2014	2013
Changes in the allowance for loan and lease losses on loans, excluding covered/formerly covered
Balance at beginning of year	$42,820	$43,829	$47,777
Provision for loan and lease losses	7,926	3,369	8,714
Loans charged-off	(11,660)	(7,877)	(17,283)
Recoveries	4,063	3,499	4,621
Balance at end of year	$43,149	$42,820	$43,829

Changes in the allowance for loan and lease losses on covered/formerly covered loans
Balance at beginning of year	$10,038	$18,901	$45,190
Provision for loan and lease losses	1,715	(1,841)	195
Loans charged-off	(8,896)	(18,096)	(39,224)
Recoveries	7,392	11,074	12,740
Balance at end of year	$10,249	$10,038	$18,901

Changes in the allowance for loan and lease losses on total loans
Balance at beginning of year	$52,858	$62,730	$92,967
Provision for loan and lease losses	9,641	1,528	8,909
Loans charged-off	(20,556)	(25,973)	(56,507)
Recoveries	11,455	14,573	17,361
Balance at end of year	$53,398	$52,858	$62,730

72 First Financial Bancorp 2015 Annual Report

Changes in the allowance for loan and lease losses by loan category as of December 31 were as follows:

	2015
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$11,259	$1,045	$20,668	$2,828	$323	$4,260	$2,437	$42,820	$10,038	$52,858
Provision for loan and lease losses	5,634	720	(1,022)	854	188	588	964	7,926	1,715	9,641
Gross charge-offs	3,149	85	4,801	696	395	1,485	1,049	11,660	8,896	20,556
Recoveries	972	130	1,574	366	199	580	242	4,063	7,392	11,455
Total net charge-offs	2,177	(45)	3,227	330	196	905	807	7,597	1,504	9,101
Ending allowance for loan and lease losses	$14,716	$1,810	$16,419	$3,352	$315	$3,943	$2,594	$43,149	$10,249	$53,398
Ending allowance on loans individually evaluated for impairment	$357	$0	$979	$235	$0	$2	$0	$1,573	$0	$1,573
Ending allowance on loans collectively evaluated for impairment	14,359	1,810	15,440	3,117	315	3,941	2,594	41,576	10,249	51,825
Ending allowance for loan and lease losses	$14,716	$1,810	$16,419	$3,352	$315	$3,943	$2,594	$43,149	$10,249	$53,398
Loans and Leases
Ending balance of loans individually evaluated for impairment	$14,159	$0	$18,262	$2,714	$0	$359	$0	$35,494	$0	$35,494
Ending balance of loans collectively evaluated for impairment	1,641,166	310,889	2,120,076	452,894	39,361	430,554	133,266	5,128,206	225,060	5,353,266
Total loans	$1,655,325	$310,889	$2,138,338	$455,608	$39,361	$430,913	$133,266	$5,163,700	$225,060	$5,388,760

	2014
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Provision for loan and lease losses	871	221	1,325	181	23	565	183	3,369	(1,841)	1,528
Gross charge-offs	1,440	0	2,329	922	283	1,745	1,158	7,877	18,096	25,973
Recoveries	1,260	0	1,194	190	218	231	406	3,499	11,074	14,573
Total net charge-offs	180	0	1,135	732	65	1,514	752	4,378	7,022	11,400
Ending allowance for loan and lease losses	$11,259	$1,045	$20,668	$2,828	$323	$4,260	$2,437	$42,820	$10,038	$52,858
Ending allowance on loans individually evaluated for impairment	$739	$0	$4,002	$310	$0	$2	$0	$5,053	$0	$5,053
Ending allowance on loans collectively evaluated for impairment	10,520	1,045	16,666	2,518	323	4,258	2,437	37,767	10,038	47,805
Ending allowance for loan and lease losses	$11,259	$1,045	$20,668	$2,828	$323	$4,260	$2,437	$42,820	$10,038	$52,858
Loans and Leases
Ending balance of loans individually evaluated for impairment	$6,122	$0	$25,938	$2,963	$0	$609	$0	$35,632	$0	$35,632
Ending balance of loans collectively evaluated for impairment	1,291,190	196,272	1,948,757	429,712	44,269	415,420	113,969	4,439,589	302,014	4,741,603
Total loans	$1,297,312	$196,272	$1,974,695	$432,675	$44,269	$416,029	$113,969	$4,475,221	$302,014	$4,777,235

First Financial Bancorp 2015 Annual Report 73

Notes To Consolidated Financial Statements

	2013
		Real Estate
(Dollars in thousands)	Comm	Constr	Comm	Resid	Install	Home equity	Other	Total	Covered/formerly covered	Grand Total
Allowance for loan and lease losses
Balance at beginning of year	$7,926	$3,268	$24,151	$3,599	$522	$5,173	$3,138	$47,777	$45,190	$92,967
Provision for loan and lease losses	5,385	(3,115)	2,659	593	(132)	1,937	1,387	8,714	195	8,909
Gross charge-offs	3,415	1	8,326	1,016	335	2,409	1,781	17,283	39,224	56,507
Recoveries	672	672	1,994	203	310	508	262	4,621	12,740	17,361
Total net charge-offs	2,743	(671)	6,332	813	25	1,901	1,519	12,662	26,484	39,146
Ending allowance for loan and lease losses	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Ending allowance on loans individually evaluated for impairment	$2,080	$0	$2,872	$348	$0	$2	$0	$5,302	$0	$5,302
Ending allowance on loans collectively evaluated for impairment	8,488	824	17,606	3,031	365	5,207	3,006	38,527	18,901	57,428
Ending allowance for loan and lease losses	$10,568	$824	$20,478	$3,379	$365	$5,209	$3,006	$43,829	$18,901	$62,730
Loans and Leases
Ending balance of loans individually evaluated for impairment	$10,391	$0	$18,023	$3,493	$122	$648	$0	$32,677	$0	$32,677
Ending balance of loans collectively evaluated for impairment	1,025,277	80,741	1,478,964	349,438	47,011	375,806	115,727	3,472,964	457,873	3,930,837
Total loans, excluding covered loans	$1,035,668	$80,741	$1,496,987	$352,931	$47,133	$376,454	$115,727	$3,505,641	$457,873	$3,963,514
7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2015	2014
Land and land improvements	$41,398	$42,238
Buildings	108,648	109,806
Furniture and fixtures	53,054	57,536
Leasehold improvements	19,806	17,948
Construction in progress	2,849	6,113
	225,755	233,641

Less: Accumulated depreciation and amortization	89,152	92,260
Total	$136,603	$141,381

Rental expense recorded under operating leases in 2015, 2014 and 2013 was $7.0 million, $7.6 million and $8.3 million, respectively.

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2016	$7,046
2017	6,081
2018	5,086
2019	4,732
2020	4,579
Thereafter	14,246
Total	$41,770

74 First Financial Bancorp 2015 Annual Report

8. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. During 2015, First Financial recorded additions to goodwill resulting from the Oak Street acquisition. During 2014, First Financial recorded additions to goodwill related to the acquisitions of First Bexley, Insight and Guernsey. For further detail, see Note 20 – Business Combinations.

Changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014 are shown below.

(Dollars in thousands)	2015	2014
Balance at beginning of year	$137,739	$95,050
Goodwill resulting from business combinations	66,345	42,689
Balance at end of year	$204,084	$137,739

Goodwill is not amortized, but is measured for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2015 and no impairment was indicated.  As of December 31, 2015, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. As of December 31, 2015 and 2014, First Financial had $7.8 million and $8.1 million, respectively, of other intangibles which are included in Goodwill and other intangibles in the Consolidated Balance Sheets and primarily consist of core deposit intangibles.  Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships. Core deposit intangibles are recorded at their estimated fair value at the date of acquisition and are then amortized on an accelerated basis over their estimated useful lives. Core deposit intangibles were $5.9 million and $7.7 million as of December 31, 2015 and December 31, 2014, respectively. First Financial recorded no additions to core deposit intangibles in 2015 and $3.5 million related to the Columbus acquisitions in 2014. First Financial's core deposit intangibles have an estimated weighted average remaining life of 5.6 years as of December 31, 2015. Amortization expense recognized on intangible assets for 2015, 2014 and 2013 was $1.9 million, $1.7 million and $1.5 million, respectively.

9. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, overnight advances from the FHLB and a short-term line of credit. All repurchase agreements are subject to terms and conditions of repurchase/security agreements between First Financial Bank and the client. To secure the Bank's liability to the client, First Financial Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

First Financial has a $15.0 million short-term credit facility with an unaffiliated bank that matures on May 30, 2016. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2015 and December 31, 2014, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2015 and December 31, 2014.

First Financial Bancorp 2015 Annual Report 75

Notes To Consolidated Financial Statements

The following is a summary of short-term borrowings for the last three years:

	2015		2014		2013
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$89,325	0.11%	$103,192	0.05%	$94,749	0.05%
FHLB borrowings	849,100	0.47%	558,200	0.18%	654,000	0.17%
Total	$938,425	0.44%	$661,392	0.16%	$748,749	0.16%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$73,191	0.07%	$119,795	0.05%	$115,486	0.08%
FHLB borrowings	552,360	0.24%	627,181	0.19%	472,062	0.23%
Other short-term borrowings	123	3.30%	0	0.00%	0	0.00%
Total	$625,674	0.22%	$746,976	0.17%	$587,548	0.20%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$123,374		$132,332		$158,911
FHLB borrowings	849,100		820,500		654,000
Other short-term borrowings	15,000		0		0

During the third quarter of 2015, First Financial issued $120.0 million of subordinated notes. The subordinated notes have a fixed interest rate of 5.125% payable semiannually, and mature on August 25, 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. The subordinated notes will be treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

Long-term debt also includes FHLB long-term advances as of December 31, 2015 and December 31, 2014, respectively. and repurchase agreements utilizing investment securities pledged as collateral. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets. As of December 31, 2014, First Financial also had $25.0 million in repurchase agreements recorded in Long-term debt on the Consolidated Balance Sheets which matured during the third quarter of 2015. Securities pledged as collateral in conjunction with the repurchase agreements are included within Investment securities on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2015, had collateral pledged with a book value of $3.3 billion.

The following is a summary of First Financial's long-term debt:

	2015		2014
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$118,312	5.20%	$0	0.00%
FHLB	453	2.37%	22,466	2.52%
National Market Repurchase Agreement	0	0.00%	25,000	3.54%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$119,540	5.15%	$48,241	3.01%

76 First Financial Bancorp 2015 Annual Report

As of December 31, 2015, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term borrowings
2016	$15
2017	16
2018	15
2019	407
2020	0
Thereafter	119,087
Total	$119,540

10. Derivatives

First Financial uses certain derivative instruments, including interest rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  First Financial does not use derivatives for speculative purposes. For discussion of First Financial's accounting for derivative instruments, see Note 1 – Summary of Significant Accounting Policies.

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

At December 31, 2015, the Company had a total counterparty notional amount outstanding of approximately $551.7 million, spread among nine counterparties, with an outstanding liability from these contracts of $13.4 million. At December 31, 2014, First Financial had a total counterparty notional amount outstanding of $566.2 million, spread among nine counterparties, with an outstanding liability from these contracts of $12.4 million.

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

First Financial Bancorp 2015 Annual Report 77

Notes To Consolidated Financial Statements

Fair value hedges. First Financial utilizes interest rate swaps designated as fair value hedges as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. The following table details the location and amounts recognized in the Consolidated Balance Sheets for fair value hedges:

		December 31, 2015			December 31, 2014
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Location	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Fair Value Hedges - Instruments associated with loans
Pay fixed interest rate swaps with counterparty	Accrued interest and other liabilities	$5,216	$0	$(120)	$8,739	$0	$(440)
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	546,458	13,981	(44)	407,423	11,150	(249)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	546,458	44	(14,015)	407,423	249	(11,227)
Total		$1,098,132	$14,025	$(14,179)	$823,585	$11,399	$(11,916)

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

The following table discloses the gross and net amounts of assets and liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2015			December 31, 2014
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets
Fair value hedges
Pay fixed interest rate swaps with counterparty	$120	$0	$120	$440	$0	$440
Matched interest rate swaps	14,015	(16,710)	(2,695)	11,476	(12,260)	(784)
Total	$14,135	$(16,710)	$(2,575)	$11,916	$(12,260)	$(344)

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2015:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Asset conversion swaps
Pay fixed interest rate swaps with counterparty	$5,216	1.6	$(120)	2.21%	6.95%
Receive fixed, matched interest rate swaps with borrower	546,458	4.9	13,937	4.41%	2.60%
Pay fixed, matched interest rate swaps with counterparty	546,458	4.9	(13,971)	2.60%	4.41%
Total asset conversion swaps	$1,098,132	4.9	$(154)	3.50%	3.52%

Cash flow hedges. First Financial utilizes interest rate swaps designated as cash flow hedges to hedge against interest rate volatility on indexed floating rate deposits. These interest rate swaps qualify for hedge accounting and involve the receipt by First Financial of variable-rate interest amounts in exchange for fixed-rate interest payments by First Financial. As of December 31, 2014, the Company had active interest rate swaps with a notional value of $150.0 million. Accrued interest and other liabilities included $1.7 million at December 31, 2014, reflecting the fair value of these cash flow hedges. First Financial terminated all cash flow hedges during the second quarter of 2015.

78 First Financial Bancorp 2015 Annual Report

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $33.6 million as of December 31, 2015 and $26.4 million as of December 31, 2014. The fair value of these agreements were recorded on the Consolidated Balance Sheets as liabilities of $0.1 million as of December 31, 2015 and December 31, 2014.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale. At December 31, 2015, the notional amount of the IRLCs was $18.5 million and the notional amount of forward commitments was $25.1 million. The fair value of these agreements was $0.1 million as of December 31, 2015 and was recorded on the Consolidated Balance Sheets in Accrued interest and other assets. There were no such derivatives as of December 31, 2014.

11. Commitments and Contingencies

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

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument for standby letters of credit and outstanding commitments to extend credit, is represented by the contractual amounts of those instruments. First Financial utilizes the allowance for loan and lease losses methodology to maintain a reserve that it considers sufficient to absorb probable losses inherent in standby letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance Sheets.

Loan commitments. Loan commitments are agreements to extend credit to a client as long as there is no violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit totaling $2.0 billion and $1.8 billion at December 31, 2015 and December 31, 2014, respectively.

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the clients’ contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit (including standby letters of credit) aggregating $16.3 million and $22.8 million at December 31, 2015, and December 31, 2014, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Investments in Affordable housing projects. First Financial has made investments in certain qualified affordable housing projects. These projects are an indirect federal subsidy that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent property to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. First Financial's affordable housing commitments totaled $31.5 million and $14.9 million as of December 31, 2015 and December 31, 2014, respectively. The affordable housing investments resulted in $1.4 million and $1.1 million of tax credits for the year ended December 31, 2015 and 2014, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2015 or December 31, 2014.

First Financial Bancorp 2015 Annual Report 79

Notes To Consolidated Financial Statements

Contingencies/Litigation – First Financial and its subsidiaries are engaged in various matters of litigation, assertions of improper or fraudulent loan practices or lending violations and other matters from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2015. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had $1.3 million and $0.6 million of reserves related to litigation matters as of December 31, 2015 and December 31, 2014, respectively.

12. Loans to Related Parties

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2015	2014	2013
Beginning balance	$6,195	$8,097	$10,426
Additions	5,609	5,034	827
Deductions	(1,321)	(6,936)	(3,156)
Ending balance	$10,483	$6,195	$8,097
Loans 90 days past due	$0	$0	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

13. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2015	2014	2013
Current expense
Federal	$31,428	$49,561	$41,679
State	250	2,872	2,883
Total current expense	31,678	52,433	44,562
Deferred (benefit) expense
Federal	3,980	(19,368)	(21,393)
State	212	(3,037)	(3,935)
Total deferred (benefit) expense	4,192	(22,405)	(25,328)
Income tax expense	$35,870	$30,028	$19,234

80 First Financial Bancorp 2015 Annual Report

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2015	2014	2013
Income taxes computed at federal statutory rate (35%) on income before income taxes	$38,827	$33,260	$23,646
Tax-exempt income	(2,380)	(1,912)	(1,266)
Bank-owned life insurance	(435)	(392)	(409)
Tax credits	(1,388)	(1,100)	(1,100)
State income taxes, net of federal tax benefit	301	(107)	(588)
Tax settlement of unconsolidated subsidiary	0	0	(1,318)
Other	945	279	269
Income tax expense	$35,870	$30,028	$19,234

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2015, and 2014, were as follows:

(Dollars in thousands)	2015	2014
Deferred tax assets
Allowance for loan and lease losses	$19,397	$19,227
Deferred compensation	627	533
Postretirement benefits other than pension liability	971	938
Accrued stock-based compensation	1,354	1,170
Other real estate owned write-downs	1,714	1,962
Interest on nonaccrual loans	1,075	1,586
Accrued expenses	5,027	4,616
Net unrealized losses on investment securities and derivatives	3,574	1,926
Fair value adjustment on acquisitions	0	844
Other	1,004	438
Total deferred tax assets	34,743	33,240

Deferred tax liabilities
Tax depreciation greater than book depreciation	(6,011)	(6,310)
FHLB and FRB stock	(5,685)	(5,852)
Mortgage-servicing rights	(411)	(136)
Leasing activities	(5,003)	(5,297)
Prepaid pension	(11,384)	(14,333)
Intangible assets	(14,764)	(12,963)
Deferred loan fees and costs	(2,335)	(1,167)
Prepaid expenses	(384)	(364)
Partnership investments	(1,342)	(1,220)
Fair value adjustments on acquisitions	(1,492)	0
Other	(682)	(604)
Total deferred tax liabilities	(49,493)	(48,246)
Total net deferred tax liability	$(14,750)	$(15,006)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods, the reversal of deferred tax liabilities during the same period and the ability to carryback any losses. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2015 and 2014.

First Financial Bancorp 2015 Annual Report 81

Notes To Consolidated Financial Statements

At December 31, 2015 and 2014, First Financial had no FASB ASC Topic 740-10 unrecognized tax benefits recorded. First Financial does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  These evaluations are inherently subjective as they require material estimates and may be susceptible to significant change.  Management determined that no reserve for income tax-related uncertainties was necessary as of December 31, 2015 and 2014.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. The federal examination for the tax year 2012 was completed in the third quarter of 2015. There was no impact to the Company's financial position or results of operations as a result of this examination. Tax years prior to 2013 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2013 and 2014 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2011. Tax years 2011 through 2014 remain open to state and local examination by various other jurisdictions.

14. Employee Benefit Plans

Pension plan. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees and uses a December 31 measurement date for the plan.

For all years presented, plan assets were primarily invested in publicly traded equity mutual funds and fixed income mutual funds. The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

The investment objective of the Plan is to structure the assets to, as much as feasible, mirror the liabilities of the Plan. The Plan's asset allocation includes both equity and fixed income assets, with the aim to use the fixed income component to match the identified near and long-term plan distributions and the equity component to generate growth of capital to meet other future Plan liabilities. The determination of the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

Associates are eligible to request a lump sum distribution from the Company's pension plan at retirement or upon leaving the Company. As a result of lump sum distributions from the plan during 2013, First Financial was required to re-measure the plan's assets and liabilities and recognized pension settlement charges of $6.2 million. Consistent with FASB ASC Topic 715, Compensation - Retirement Benefits, pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are triggered when lump sum distributions exceed an annual accounting threshold for the plan. The accounting threshold for lump sum distributions reset on January 1, 2014 and the annual accounting threshold was not exceeded during 2014 or 2015. Therefore, First Financial recognized no pension settlement charges for the years ended December 31, 2014 or 2015.

As a result of the plan’s updated actuarial projections for 2015, First Financial recorded income related to its pension plan of $1.0 million for 2015 and $1.1 million for 2014 compared to expense of $5.5 million for 2013. First Financial made no cash contributions to the pension plan in 2013, 2014 or 2015.

82 First Financial Bancorp 2015 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income:

	December 31,
(Dollars in thousands)	2015	2014
Change in benefit obligation
Benefit obligation at beginning of year	$59,780	$55,591
Service cost	4,807	4,119
Interest cost	2,120	2,388
Amendments	0	0
Actuarial gain (loss)	(1,017)	6,025
Benefits paid, excluding settlement	(5,026)	(8,343)
Settlements	0	0
Benefit obligation at end of year	60,664	59,780

Change in plan assets
Fair value of plan assets at beginning of year	133,326	131,647
Actual return on plan assets	(2,586)	10,022
Employer contribution	0	0
Benefits paid, excluding settlement	(5,026)	(8,343)
Settlements	0	0
Fair value of plan assets at end of year	125,714	133,326

Amounts recognized in the Consolidated Balance Sheets
Assets	65,050	73,546
Liabilities	0	0
Net amount recognized	$65,050	$73,546

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$40,770	$31,644
Net prior service cost	(2,747)	(3,159)
Deferred tax assets	(13,975)	(10,581)
Net amount recognized	$24,048	$17,904

Change in accumulated other comprehensive income (loss)	$6,144	$2,339

Accumulated benefit obligation	$60,040	$59,063

First Financial Bancorp 2015 Annual Report 83

Notes To Consolidated Financial Statements

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2015	2014	2013
Service cost	$4,807	$4,119	$3,705
Interest cost	2,120	2,388	2,319
Expected return on assets	(9,444)	(9,055)	(8,988)
Amortization of prior service cost	(413)	(413)	(423)
Recognized net actuarial loss	1,888	1,824	2,709
Settlement charges	0	0	6,174
Net periodic benefit (income) cost	(1,042)	(1,137)	5,496

Other changes recognized in accumulated other comprehensive income
Net actuarial (gain) loss	11,014	5,058	(17,178)
Prior service cost	0	0	124
Amortization of prior service cost	413	413	423
Amortization of gain	(1,888)	(1,824)	(2,709)
Settlement charges	0	0	(6,174)
Total recognized in accumulated other comprehensive income	9,539	3,647	(25,514)
Total recognized in net periodic benefit cost and accumulated other comprehensive income	$8,497	$2,510	$(20,018)

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of loss	$1,642	$1,780	$1,926
Amortization of prior service credit	(413)	(413)	(413)

Weighted-average assumptions to determine
	December 31,
	2015	2014
Benefit obligations
Discount rate	4.05%	3.76%
Rate of compensation increase	3.50%	3.50%

Net periodic benefit cost
Discount rate	3.76%	4.62%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%

The fair value of the plan assets as of December 31, 2015 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$181	$181	$0	$0
U. S. Government agencies	6,573	6,573	0	0
Fixed income mutual funds	63,885	63,885	0	0
Equity mutual funds	55,075	55,075	0	0
Total	$125,714	$125,714	$0	$0

84 First Financial Bancorp 2015 Annual Report

The fair value of the plan assets as of December 31, 2014 by asset category is shown below.

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$172	$172	$0	$0
Fixed income mutual funds	49,938	49,938	0	0
Equity mutual funds	83,216	83,216	0	0
Total	$133,326	$133,326	$0	$0

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 19 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2016	$6,011
2017	3,815
2018	4,397
2019	4,499
2020	5,113
Thereafter	26,421

Effective January 1, 2014 all active plan participants immediately vest in their benefit, compared to the three year vesting period in effect as of December 31, 2013. Also beginning January 1, 2014, the Pension Plan no longer offers additional benefits for associates with compensation in excess of 50% of the Social Security wage base.

401(k) thrift plan. First Financial sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial contributions to the 401(k) plan are at the discretion of the board of directors and considers management's recommendation. First Financial measures the Company's performance compared to its identified peer group in determining whether to recommend a matching contribution, with the amount of the recommended matching contribution not to exceed 3% of the employee's annual earnings. Prior to January 1, 2014, First Financial contributed $1.00 for every $1.00 an employee contributed up to 3.00% of the employee's earnings and then contributed $0.50 for every $1.00 thereafter, up to a maximum First Financial total contribution of 4.00% of the employee's earnings. All First Financial matching contributions vest immediately. There were no matching contributions to the 401(k) plan during 2015 or 2014. First Financial contributed $2.4 million during 2013.

Bank-owned life insurance. First Financial purchases life insurance policies on the lives of certain employees and is the owner and beneficiary of the policies. The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded in other noninterest income in the Consolidated Statements of Income. The carrying value of bank-owned life insurance policies was $98.3 million and $93.0 million at December 31, 2015, and 2014, respectively.

First Financial Bancorp 2015 Annual Report 85

Notes To Consolidated Financial Statements

15. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2015
	Total other comprehensive income					Total accumulated other comprehensive income
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$(2,200)	$1,505	$(3,705)	$1,278	$(2,427)	$(2,506)	$(2,427)	$(4,933)
Unrealized gain (loss) on derivatives	(1,020)	0	(1,020)	370	(650)	(949)	(650)	(1,599)
Retirement obligation	(11,014)	(1,475)	(9,539)	3,395	(6,144)	(17,904)	(6,144)	(24,048)
Foreign currency translation	50	0	50	0	50	(50)	50	0
Total	$(14,184)	$30	$(14,214)	$5,043	$(9,171)	$(21,409)	$(9,171)	$(30,580)

	December 31, 2014
	Total other comprehensive income					Total accumulated other comprehensive income
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$21,718	$70	$21,648	$(7,865)	$13,783	$(16,289)	$13,783	$(2,506)
Unrealized gain (loss) on derivatives	(2,902)	(432)	(2,470)	919	(1,551)	602	(1,551)	(949)
Retirement obligation	(5,058)	(1,411)	(3,647)	1,308	(2,339)	(15,565)	(2,339)	(17,904)
Foreign currency translation	(21)	0	(21)	0	(21)	(29)	(21)	(50)
Total	$13,737	$(1,773)	$15,510	$(5,638)	$9,872	$(31,281)	$9,872	$(21,409)

	December 31, 2013
	Total other comprehensive income					Total accumulated other comprehensive income
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$(44,365)	$1,724	$(46,089)	$16,998	$(29,091)	$12,802	$(29,091)	$(16,289)
Unrealized gain (loss) on derivatives	778	(412)	1,190	(445)	745	(143)	745	602
Retirement obligation	17,054	(8,460)	25,514	(9,741)	15,773	(31,338)	15,773	(15,565)
Foreign currency translation	(31)	0	(31)	0	(31)	2	(31)	(29)
Total	$(26,564)	$(7,148)	$(19,416)	$6,812	$(12,604)	$(18,677)	$(12,604)	$(31,281)

86 First Financial Bancorp 2015 Annual Report

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2015	2014	2013	Affected Line Item in the Consolidated Statements of Income
Gain and loss on cash flow hedges
Interest rate contracts	$0	$(432)	$(412)	Interest expense - deposits
Realized gains and losses on securities available-for-sale	1,505	70	1,724	Gains on sales of investments securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	423	Salaries and employee benefits
Recognized net actuarial loss (2)	(1,888)	(1,824)	(2,709)	Salaries and employee benefits
Pension settlement charges	0	0	(6,174)	Pension settlement charges
Amortization and settlement charges of defined benefit pension items	(1,475)	(1,411)	(8,460)
Total reclassifications for the period, before tax	$30	$(1,773)	$(7,148)

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes, as of December 31, 2015, that First Financial met all capital adequacy requirements to which it is subject. At December 31, 2015 and 2014, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since those notifications that management believes has changed the Company's categorization.

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

In 2013, the Board of Governors of the Federal Reserve System approved a final rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III) which became effective January 1, 2015, subject to a phase-in period for certain provisions.  Basel III establishes and defines quantitative measures to ensure capital

First Financial Bancorp 2015 Annual Report 87

Notes To Consolidated Financial Statements

adequacy which require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio) as set forth in the table that follows.

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets that will begin on January 1, 2016 at 0.625% and be phased-in over a four-year period, increasing by the same amount each subsequent January 1, until fully phased-in on January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.

Management believes, as of December 31, 2015, that First Financial met all capital adequacy requirements to which it was subject.  As of December 31, 2015, and December 31, 2014, the most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action.  There have been no conditions or events since those notifications that management believes has changed the Company's categorization.

Consolidated regulatory capital ratios at December 31, 2015, included the leverage ratio of 8.33%, common equity tier 1 capital ratio of 10.28%, tier 1 capital ratio of 10.29% and total capital ratio of 13.04%.  All regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by $317.8 million on a consolidated basis.

The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, requiring higher capital allocations. First Financial's tier 1 and total capital ratios decreased from 12.69% and 13.71%, respectively, as of December 31, 2014 to 10.29% and 13.04% as of December 31, 2015. The decline in the tier 1 capital ratio was due primarily to an increase in risk-weighted assets resulting from the Oak Street acquisition, organic loan growth and the previously mentioned changes in the calculation of risk-weighted assets, as well as a reduction in tier 1 capital due to the addition of goodwill from the Oak Street acquisition. The total capital ratio was positively impacted by the issuance of subordinated notes during the third quarter, which qualify as tier 2 capital and offset higher risk-weighted assets during the period. The leverage ratio declined to 8.33% at December 31, 2015 compared to 9.44% as of December 31, 2014 and the Company’s tangible common equity ratio decreased from 9.02% at December 31, 2014 to 7.53% during the current quarter primarily due to the increase in goodwill associated with the acquisition of Oak Street.

88 First Financial Bancorp 2015 Annual Report

The following table presents the actual and required capital amounts and ratios as of December 31, 2015 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2015 based on the phase-in provisions of the Basel III Capital Rules as well as the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III current period		Required to be considered well capitalized - current period		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2015
Common equity tier 1 capital to risk-weighted assets
Consolidated	$648,748	10.28%	$283,866	4.50%	N/A	N/A	$441,570	7.00%
First Financial Bank	647,844	10.30%	283,080	4.50%	$408,894	6.50%	440,347	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	648,852	10.29%	378,488	6.00%	N/A	N/A	536,192	8.50%
First Financial Bank	647,948	10.30%	377,440	6.00%	$503,254	8.00%	534,707	8.50%

Total capital to risk-weighted assets
Consolidated	822,431	13.04%	504,651	8.00%	N/A	N/A	662,355	10.50%
First Financial Bank	709,306	11.28%	503,254	8.00%	629,067	10.00%	660,521	10.50%

Leverage
Consolidated	648,852	8.33%	311,481	4.00%	N/A	N/A	311,481	4.00%
First Financial Bank	647,948	8.33%	311,205	4.00%	389,006	5.00%	311,205	4.00%

	Actual		Minimum required for capital adequacy purposes		Required to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2014
Tier 1 capital to risk-weighted assets
Consolidated	673,955	12.69%	212,463	4.00%	N/A	N/A
First Financial Bank	602,133	11.38%	211,724	4.00%	317,585	6.00%

Total capital to risk-weighted assets
Consolidated	728,284	13.71%	424,926	8.00%	N/A	N/A
First Financial Bank	662,865	12.52%	423,447	8.00%	529,309	10.00%

Leverage
Consolidated	673,955	9.44%	285,514	4.00%	N/A	N/A
First Financial Bank	602,133	8.44%	285,311	4.00%	356,639	5.00%

Shelf Registrations. On July 31, 2014, First Financial filed a shelf registration on Form S-3 with the Securities and Exchange Commission. This shelf registration allows First Financial to raise capital from time to time through the sale of various types of securities, subject to approval by the Company's board of directors, and expires on July 31, 2017. Under this shelf registration, First Financial issued $120.0 million of subordinated notes in 2015.

First Financial Bancorp 2015 Annual Report 89

Notes To Consolidated Financial Statements

Share repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company repurchased 239,967 shares under the 2012 share repurchase plan during 2015 at an average price of $18.75 per share and 40,255 shares under this plan during 2014 at an average price of $17.32. At December 31, 2015, 3,509,133 common shares remained available for purchase under this repurchase plan.

Preferred Stock. During the second quarter of 2014, First Financial's shareholders approved an amendment to the Company's Articles of Incorporation authorizing the Company to issue up to 10,000,000 preferred shares. The Company has not issued and has no current plans, arrangements or agreements to issue any of the authorized preferred shares at this time.

17. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expense for the years ended December 31, 2015 and December 31, 2014 was $4.0 million. Total unrecognized compensation cost related to non-vested share-based compensation was $6.7 million at December 31, 2015 and is expected to be recognized over a weighted average period of 2.0 years.

As of December 31, 2015, First Financial had five stock-based compensation plans. The 1999 Stock Incentive Plan for Officers and Employees and the 1999 Stock Option Plan for Non-Employee Directors (the 1999 Plans) provides incentive stock options, non-qualified stock options and stock awards to certain key employees and non-qualified stock options to non-employee directors of First Financial for up to 7,507,500 common shares. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. No additional awards may be granted under the 1999 Plans.

On June 15, 2009, First Financial shareholders approved the 2009 Employee Stock Plan and the 2009 Non-Employee Director Plan providing for the issuance of 1,500,000 shares and 75,000 shares, respectively. The 2009 Employee Stock Plan expired on June 15, 2012, and thus, no new awards may be granted under this plan. On May 22, 2012, shareholders approved the First Financial Bancorp. 2012 Stock Plan and amendments to the 2009 Non-Employee Director Plan. At December 31, 2015, there were 882,560 shares available for issuance under the 2012 stock plan and no shares were available for issuance under the 2009 Non-Employee Director Plan.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of its stock options. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No options were granted in 2015, 2014 or 2013.

Stock option activity for the year ended December 31, 2015, is summarized as follows:

(Dollars in thousands, except per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	413,126	$14.32
Granted	0	0.00
Exercised	(93,712)	13.40
Forfeited or expired	(79,516)	17.57
Outstanding at end of year	239,898	$13.60	1.5 years	$1,072
Exercisable at end of year	239,898	$13.60	1.5 years	$1,072

90 First Financial Bancorp 2015 Annual Report

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2015	2014	2013
Total intrinsic value of options exercised	$492	$1,479	$3,247
Cash received from exercises	$744	$1,056	$73
Tax benefit from exercises	$1,488	$1,475	$1,422

Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders' equity, at the fair value of these awards as of the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and one year for non-employee directors. The vesting of these awards for employees and non-employee directors only require a service period to be met, however, beginning in 2013, additional awards were granted which also require certain performance measures to be met.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2015		2014		2013
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	494,452	$16.43	456,032	$16.00	518,756	$16.65
Granted	439,674	17.65	273,933	16.80	302,175	15.65
Vested	(227,905)	16.45	(215,796)	16.19	(263,302)	16.63
Forfeited	(62,580)	16.58	(19,717)	16.40	(101,597)	16.26
Nonvested at end of year	643,641	$17.21	494,452	$16.43	456,032	$16.00

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The total fair value of restricted stock vested during 2015 was $3.8 million.

18. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2015	2014	2013
Numerator
Net income	$75,063	$65,000	$48,349

Denominator
Basic earnings per common share - weighted average shares	61,062,657	58,662,836	57,270,233
Effect of dilutive securities
Employee stock awards	670,282	589,157	692,050
Warrants	114,608	140,674	110,771
Diluted earnings per common share - adjusted weighted average shares	61,847,547	59,392,667	58,073,054

Earnings per share available to common shareholders
Basic	$1.23	$1.11	$0.84
Diluted	$1.21	$1.09	$0.83

Warrants to purchase 322,312, 465,117 and 465,117 shares of the Company's common stock were outstanding as of December 31, 2015, 2014 and 2013, respectively. These warrants, each representing the right to purchase one share of common stock, no par value per share, have an exercise price of $12.12 and expire on December 23, 2018.

First Financial Bancorp 2015 Annual Report 91

Notes To Consolidated Financial Statements

Stock options and warrants, with an exercise price greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been anti-dilutive.  Using the period end price, there were no out-of-the-money options at December 31, 2015 and 20,626 and 215,452 out-of-the-money options at December 31, 2014 and 2013, respectively.

As of December 31, 2015, 2014, and 2013, no preferred shares were issued or outstanding.

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

First Financial utilizes values provided by third-party pricing vendors to price the investment securities portfolio in accordance with the fair value hierarchy of the Fair Value Topic and reviews the pricing methodologies utilized by the pricing vendors to ensure that the fair value determination is consistent with the applicable accounting guidance.  First Financial’s month-end pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, historical prices and other independent pricing services.  Further, the Company periodically validates the fair values of a sample of securities in the portfolio by comparing the fair values to prices from other independent sources for the same or similar securities.  First Financial analyzes unusual or significant variances, conducts additional research with the pricing vendor, and if necessary, takes appropriate action based on its findings.  The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

Loans held for sale. Loans held for sale are carried at the lower of cost or fair value.  These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties.  Fair value is based on the market price or contractual price to be received from these third parties, which is not materially different than cost due to the short duration between origination and sale (Level 2).  As such, First Financial records any fair value adjustments on a nonrecurring basis.  Gains and losses on the sale of loans are recorded as net gains from sales of loans within noninterest income in the Consolidated Statements of Income.

Loans and leases. The fair value of C&I, commercial real estate, residential real estate and consumer loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit

92 First Financial Bancorp 2015 Annual Report

ratings and for the same remaining maturities or repricing frequency.  The Company classifies the estimated fair value of loans as Level 3 in the fair value hierarchy.

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.  Impaired loans are specifically reviewed for purposes of determining the appropriate amount of impairment to be allocated to the allowance for loan and lease losses.  Fair value is generally measured based on the value of the collateral securing the loans.  Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable.  The vast majority of the collateral is real estate.  The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed third-party appraiser (Level 3). The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable borrower financial statements if not considered significant.  Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports on a discounted basis as appropriate (Level 3).  Impaired loans allocated to the allowance for loan and lease losses are measured at fair value on a nonrecurring basis.  Any fair value adjustments are recorded in the period incurred as provision for loan and lease losses on the Consolidated Statements of Income.

Fair values for purchased impaired loans were based on a discounted cash flow methodology that consider factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. These loans are grouped together according to similar characteristics and are treated in the aggregate when applying various valuation techniques. First Financial estimates the cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

Fair values for acquired loans accounted for outside of FASB ASC Topic 310-30 were estimated by discounting the future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency. The carrying amount of accrued interest approximates its fair value.

FDIC indemnification asset. Fair value of the FDIC indemnification asset was estimated using projected cash flows related to the loss sharing agreements based on expected reimbursements for losses and the applicable loss sharing percentages. The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The five year period of loss protection expired for the majority of First Financial's covered commercial loans and covered OREO effective October 1, 2014. The Company classifies the estimated fair value of the indemnification asset as Level 3 in the fair value hierarchy.

Deposits. The fair value of demand deposits, savings accounts and certain money-market deposits represents the amount payable on demand at the reporting date.  The carrying amounts for variable-rate CDs approximated their fair values at the reporting date.  The fair value of fixed-rate CDs was estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities.  The carrying amount of accrued interest approximates its fair value. The Company classifies the estimated fair value of deposit liabilities as Level 2 in the fair value hierarchy.

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

First Financial Bancorp 2015 Annual Report 93

Notes To Consolidated Financial Statements

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2015
Financial assets
Cash and short-term investments	$148,575	$148,575	$148,575	$0	$0
Investment securities held-to-maturity	726,259	731,951	0	731,951	0
Other investments	53,725	53,725	0	53,725	0
Loans held for sale	20,957	20,957	0	20,957	0
Loans and leases, net of ALLL	5,335,362	5,381,065	0	0	5,381,065
FDIC indemnification asset	17,630	9,756	0	0	9,756

Financial liabilities
Deposits
Noninterest-bearing	$1,413,404	$1,413,404	$0	$1,413,404	$0
Interest-bearing demand	1,414,291	1,414,291	0	1,414,291	0
Savings	1,945,805	1,945,805	0	1,945,805	0
Time	1,406,124	1,406,489	0	1,406,489	0
Total deposits	6,179,624	6,179,989	0	6,179,989	0
Short-term borrowings	938,425	938,425	938,425	0	0
Long-term debt	119,540	118,691	0	118,691	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2014
Financial assets
Cash and short-term investments	$132,752	$132,752	$132,752	$0	$0
Investment securities held-to-maturity	867,996	874,749	0	874,749	0
Other investments	52,626	52,626	0	52,626	0
Loans held for sale	11,005	11,005	0	11,005	0
Loans and leases, net of ALLL	4,724,377	4,763,619	0	0	4,763,619
FDIC indemnification asset	22,666	12,449	0	0	12,449

Financial liabilities
Deposits
Noninterest-bearing	$1,285,527	$1,285,527	$0	$1,285,527	$0
Interest-bearing demand	1,225,378	1,225,378	0	1,225,378	0
Savings	1,889,473	1,889,473	0	1,889,473	0
Time	1,255,364	1,254,070	0	1,254,070	0
Total deposits	5,655,742	5,654,448	0	5,654,448	0
Short-term borrowings	661,392	661,392	661,392	0	0
Long-term debt	48,241	49,674	0	49,674	0

94 First Financial Bancorp 2015 Annual Report

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2015
Assets
Derivatives	$0	$14,111	$0	$14,111
Available-for-sale investment securities	8,583	1,182,059	0	1,190,642
Total	$8,583	$1,196,170	$0	$1,204,753

Liabilities
Derivatives	$0	$14,243	$0	$14,243

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2014
Assets
Derivatives	$0	$11,399	$0	$11,399
Available-for-sale investment securities	8,406	832,062	0	840,468
Total	$8,406	$843,461	$0	$851,867

Liabilities
Derivatives	$0	$13,662	$0	$13,662

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Impaired loans	$0	$0	$8,008
OREO	0	0	7,598

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2014
Assets
Impaired loans	$0	$0	$14,096
OREO	0	0	13,094

First Financial Bancorp 2015 Annual Report 95

20. Business Combinations

First Financial completed the following business combinations in 2015 and 2014:

Oak Street. Oak Street is a nationwide lender based in Indianapolis, Indiana that provides loans, secured by commissions and cash collateral accounts, exclusively to insurance agents and brokers to grow their agency business and maximize their book-of-business value. Oak Street's lending activities are driven by agency acquisitions, agency ownership transitions, the purchase by agencies of books of business, as well as financing general working capital needs.  The underwriting of these loans involves analyses of collateral (through use of Oak Street's proprietary software system) that consists of insurance commissions revenue, which collateral is then monitored by Oak Street Funding throughout the life of the loans. First Financial acquired Oak Street for cash consideration and concurrent with the close of the transaction, First Financial paid off all of Oak Street's existing long-term debt, replacing higher-cost funding with the Company's lower-cost funding sources.

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

Each of the acquisitions discussed above were accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisitions as additional information relative to closing date fair values become available. The Company finalized fair values during the third quarter of 2015 for the First Bexley, Insight and Guernsey acquisitions, with no changes to the originally recorded adjustments. The Company continues to finalize the fair values of loans, intangible assets and liabilities for the Oak Street acquisition. As a result, the fair value adjustments for Oak Street are preliminary and may change as information becomes available, but no later than August 2016.

The following tables provide the purchase price calculation as of the acquisition dates and the identifiable assets purchased and the liabilities assumed at their estimated fair value. These fair value measurements are based on third-party valuations.

First Financial Bancorp 2015 Annual Report 96

2015
(Dollars in thousands)	Oak Street
Purchase consideration
Cash consideration	$110,000
Payoff of long-term borrowings	197,839
Total purchase consideration	$307,839

Assets acquired
Cash	$2,248
Loans	237,377
Intangible assets	813
Other assets	2,633
Total assets	$243,071

Liabilities assumed
Other liabilities	1,577
Total liabilities	$1,577

Net identifiable assets	$241,494
Goodwill	$66,345

2014
(Dollars in thousands)	First Bexley	Insight	Guernsey	Total
Purchase consideration
Cash consideration	$10,810	$9,880	$13,500	$34,190
Stock consideration	33,699	26,730	0	60,429
Other consideration	0	0	2,523	2,523
Total purchase consideration	$44,509	$36,610	$16,023	$97,142

Assets acquired
Loans	$314,807	$219,008	$72,448	$606,263
Intangible assets	1,280	1,277	999	3,556
Other assets	25,456	30,799	61,238	117,493
Total assets	$341,543	$251,084	$134,685	$727,312

Liabilities assumed
Deposits	$273,860	$179,330	$115,415	$568,605
Borrowings	40,000	44,149	10,742	94,891
Other liabilities	1,454	7,303	606	9,363
Total liabilities	$315,314	$230,782	$126,763	$672,859

Net identifiable assets	$26,229	$20,302	$7,922	$54,453
Goodwill	$18,280	$16,308	$8,101	$42,689
The goodwill arising from the Oak Street acquisition reflects the business’s high growth potential and scalable platform. The acquisition leverages First Financial’s excess capital and is expected to provide additional revenue growth and diversification.

First Financial Bancorp 2015 Annual Report 97

The goodwill arising from the First Bexley, Insight and Guernsey acquisitions reflects the increased market share and related synergies that are expected to result from the acquisitions.

The goodwill arising from the Oak Street, First Bexley and Insight transactions is not deductible for income tax purposes as the mergers were accounted for as tax-free exchanges. The tax-free exchanges resulted in a carryover of tax attributes and tax basis to the Company's subsequent income tax filings and was adjusted for any fair value adjustments required in accounting for the acquisitions. The goodwill arising from the Guernsey transaction is deductible for tax purposes as the Guernsey transaction was considered a taxable exchange. For further detail, see Note 8 – Goodwill and Other Intangible Assets.

21. First Financial Bancorp (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2015	2014
Assets
Cash	$106,072	$55,192
Investment securities, available for sale	335	276
Other investments	6,190	5,399
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	807,832	712,067
Total investment in subsidiaries	807,832	712,067
Premises and equipment	1,412	1,431
Other assets	12,312	13,870
Total assets	$941,653	$795,735

Liabilities
Subordinated debentures	$118,312	$0
Dividends payable	10,251	10,249
Other liabilities	3,714	1,409
Total liabilities	132,277	11,658
Shareholders’ equity	809,376	784,077
Total liabilities and shareholders’ equity	$941,653	$795,735

First Financial Bancorp 2015 Annual Report 98

Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2015	2014	2013
Income
Interest income	$81	$73	$75
Noninterest income	253	92	0
Dividends from subsidiaries	17,250	31,700	58,700
Total income	17,584	31,865	58,775

Expenses
Interest expense	2,157	0	0
Salaries and employee benefits	4,224	4,041	4,042
Miscellaneous professional services	723	708	663
Other	5,564	5,307	5,059
Total expenses	12,668	10,056	9,764
Income before income taxes and equity in undistributed net earnings of subsidiaries	4,916	21,809	49,011
Income tax benefit	(4,563)	(3,674)	(3,659)
Equity in undistributed earnings (loss) of subsidiaries	65,584	39,517	(4,321)
Net income	$75,063	$65,000	$48,349

First Financial Bancorp 2015 Annual Report 99

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2015	2014	2013
Operating activities
Net income	$75,063	$65,000	$48,349
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(65,584)	(39,517)	4,321
Depreciation and amortization	78	24	26
Stock-based compensation expense	4,049	3,970	3,803
Deferred income taxes	(85)	180	(676)
(Decrease) increase in dividends payable	2	1,071	(7,691)
(Decrease) increase in other liabilities	1,965	(1,654)	7,719
Decrease (increase) in other assets	1,459	(264)	1,266
Net cash provided by (used in) operating activities	16,947	28,810	57,117

Investing activities
Capital contributions to subsidiaries	(40,000)	(27,601)	0
Net cash (paid) acquired from business acquisitions	0	(17,065)	0
Proceeds from disposal of subsidiaries	0	18,695	0
Proceeds from calls and maturities of investment securities	87	29	48
Purchases of investment securities	(412)	(192)	(88)
Purchases of premises and equipment	0	0	(80)
Other	0	0	307
Net cash provided by (used in) investing activities	(40,325)	(26,134)	187

Financing activities
Proceeds from long-term borrowings	120,000	0	0
Cash dividends paid on common stock	(39,070)	(34,848)	(61,429)
Treasury stock purchase	(4,498)	(697)	(11,778)
Proceeds from exercise of stock options, net of shares purchased	744	1,056	73
Excess tax benefit on share-based compensation	146	153	686
Other	(3,064)	(1,568)	(2,632)
Net cash provided by (used in) financing activities	74,258	(35,904)	(75,080)
Net increase (decrease) in cash	50,880	(33,228)	(17,776)
Cash at beginning of year	55,192	88,420	106,196
Cash at end of year	$106,072	$55,192	$88,420

100 First Financial Bancorp 2015 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2015
Interest income	$64,008	$63,844	$68,675	$73,232
Interest expense	5,422	5,170	5,516	7,149
Net interest income	58,586	58,674	63,159	66,083
Provision for loan and lease losses	2,060	3,070	2,647	1,864
Noninterest income
Gain on sale of investment securities	0	1,094	409	2
FDIC loss sharing income	(1,046)	(304)	(973)	(164)
Accelerated discount on covered loans	2,092	4,094	3,820	785
All other	16,567	16,531	17,099	15,196
Total noninterest income	17,613	21,415	20,355	15,819
Noninterest expenses	48,068	48,786	52,992	51,284
Income before income taxes	26,071	28,233	27,875	28,754
Income tax expense	8,450	9,284	9,202	8,934
Net income	$17,621	$18,949	$18,673	$19,820

Earnings per common share:
Basic	$0.29	$0.31	$0.31	$0.33
Diluted	$0.29	$0.31	$0.30	$0.32
Cash dividends paid per common share	$0.16	$0.16	$0.16	$0.16
Market price
High	$18.30	$18.55	$19.69	$20.72
Low	$16.52	$16.68	$17.55	$17.83

2014
Interest income	$58,988	$58,727	$63,391	$66,753
Interest expense	4,169	4,423	5,028	5,614
Net interest income	54,819	54,304	58,363	61,139
Provision for loan and lease losses	(1,033)	(384)	893	2,052
Noninterest income
Gain on sale of investment securities	50	0	0	20
FDIC loss sharing income	(508)	1,108	(192)	(43)
Accelerated discount on covered loans	1,015	621	789	1,759
All other	13,618	14,608	15,914	15,206
Total noninterest income	14,175	16,337	16,511	16,942
Noninterest expenses	47,842	47,111	51,419	49,662
Income before income taxes	22,185	23,914	22,562	26,367
Income tax expense	7,081	7,961	7,218	7,768
Net income	$15,104	$15,953	$15,344	$18,599

Earnings per common share:
Basic	$0.26	$0.28	$0.26	$0.31
Diluted	$0.26	$0.28	$0.26	$0.30
Cash dividends paid per common share	$0.15	$0.15	$0.15	$0.15
Market price
High	$18.20	$18.43	$17.66	$19.00
Low	$15.98	$15.51	$15.83	$15.34

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2015 Annual Report 101

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

The following table assumes $100 invested on December 31, 2010 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2010	2011	2012	2013	2014	2015
First Financial Bancorp	100.00	94.47	89.45	113.27	125.24	126.17
Nasdaq Composite Index	100.00	99.20	116.79	163.69	187.91	201.27
KBW Regional Bank Index	100.00	94.82	107.39	157.64	161.46	171.14

102 First Financial Bancorp 2015 Annual Report

SHAREHOLDER INFORMATION Annual Shareholder Meeting The annual meeting of shareholders will be held on Tuesday, May 24, 2016, at 10:00 a.m. (EDT) at: 255 E. Fifth Street 9th Floor, Room 950 Cincinnati OH 45202 Common Stock Listing First Financial Bancorp’s common stock trades on the Nasdaq Stock Market under the symbol FFBC. Registrar and Transfer Agent Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock, and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at: Transfer Agent Computershare Shareholder Services P.O. Box 30170 College Station, TX 77842-3170 1-800-368-5948 Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com/investor. Investor Relations Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings as well as information on the company’s corporate governance practices is available within the Investor Relations section of our website at www.bankatfirst.com/investor. Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact: Eric R. Stables First Vice President, Investor Relations and Corporate Development First Financial Bancorp 255 East 5th Street, Suite 700 Cincinnati, OH 45202 513-458-6454 E-mail: eric.stables@bankatfirst.com Securities and Exchange Commission Filings All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at www. bankatfirst.com/investor, or by contacting Investor Relations. These filings are also accessible on the SEC’s website at www.sec.gov. Media Requests Members of the media should contact: Adam Kiefaber First Financial Bancorp 255 East Fifth Street, Suite 700 Cincinnati, Ohio 45202 Phone: 513-979-5735 E-mail: adam.kiefaber@bankatfirst.com We recently unveiled a fresh and exciting new website that enhances product and service delivery to our clients through a more modern online experience. www.bankatfirst.com CHECK OUT OUR NEW WEBSITE!

First Financial Bancorp 2015 Annual Report 103

first financial bancorp

First Financial Bancorp
First Financial Center
255 East Fifth Street
Suite 800
Cincinnati, OH 45202-4248

www.bankatfirst.com

First Financial Bancorp First Financial Center 255 East Fifth Street Suite 700, Cincinnati, OH 45202-4248 bankatfirst.com