Form 10-K, Exhibit 13
period 2016-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2017-02-24
CIK 708955

EXHIBIT 13CELEBRATING 25 YEARS OF PROFITABILITY First Financial Bancorp 2015 Annual Report
2016 ANNUAL REPORT Sustainable Growth: 153 Years of Strength and Stability

Stable Foundation for Growth

153

YEARS OF STRENGTH AND STABILITY

Strong Balance Sheet and Sound Credit Quality

105

QUARTERS OF CONSECUTIVE PROFITABILITY

Our Core Growth Strategies

Delivering Exceptional Client Services

Net Income	
2016	$88.5 M
2015	$75.1 M

Focus on Organic Growth

Total Loans	
2016	$5.8 B
2015	$5.4 B
	↑ 7%

Total Deposits	
2016	$6.5 B
2015	$6.2 B
	↑ 6%

Total Shareholder Return

200%
150%
100%
50%
0
62%
39%
9%
81%
51%
34%
172%
42%
150%
1 YEAR
3 YEAR
10 YEAR
First Financial
KBW
NASDAQ

To commemorate our latest milestone, we decided to give back to the communities where we live and work. After a successful campaign in which our clients nominated their favorite charities via social media and within our banking centers, 25 of those organizations received a $1,000 donation. All recipients are 501(c)(3) charitable organizations and fall within one of our three areas of giving: economic development, financial literacy and neighborhood development. WITH MORE THAN 150 YEARS OF SERVICE, WE ARE PROUD OF OUR RICH HISTORY. 2015 CELEBRATES A MAJOR MILESTONE FStable Foundation for Growth Proven ability to navigate a dynamic environment through multiple business cycles Delivering Exceptional Client Services A sincere desire to understand client needs and provide value-added solutions is our way of business Strong Balance Sheet and Sound Credit Quality Prudent management and forward thinking keep us on the right path Our Core Growth Strategies The results from our 2016 efforts demonstrate our continued focus on organic growth and execution of our Premier Business Bank strategy. Focus on Organic Growth Leveraging the platform we have built and executing our Premier Business Bank strategy to drive disciplined, intentional growth 153 105 YEARS OF STRENGTH AND STABILITY QUARTERS OF CONSECUTIVE PROFITABILITY Total Shareholder Return Total Deposits 2016 $6.5 B 2015 $6.2 B 6% Net Income 2016 $88.5 M 2015 $75.1 M Net Income per Share-Diluted 2016 $1.43 2015 $1.21 18% Total Loans 2016 $5.8 B 2015 $5.4 B 7% First Financial KBW NASDAQ 1 year 3 year 5 year 7 year 10 year First Financial Bancorp 62% 81% 117% 166% 172% KBW Regional Bank Index 39% 51% 151% 187% 42% NASDAQ Composite 9% 34% 121% 159% 150% 100% 80% 60% 40% 20% 0 1 Year 3 Year 10 Year 0 50% 100% 150% 200% 1 YEAR 0 50 100 150% 200 6 2% 8 1% 17 2% 3 9% 5 1% 4 2% 9% 3 4% 1 5 0% 3 YEAR 10 YEAR

OR FIRST

Dear Fellow Shareholders, Our Company celebrated its 153rd anniversary and recorded its 105th consecutive quarter of profitability in 2016. Successfully operating as an independent community bank for over a century and a half, with 26 years of consecutive quarterly profits demonstrates the stability, sustainability and adaptability of our Company through multiple economic cycles. In a world too often focused on short-term results, this legacy and heritage is a source of immense pride. In 2016, we focused our efforts on furthering our Premier Business Bank strategy as well as leveraging the platform that we have built to drive solid, organic growth and enhance our performance. These efforts are reflected in our 2016 results: Total loans increased 7% to $5.8 billion1, Total deposits increased 6% to $6.5 billion1, Net income increased 18% to $89 million or $1.43 per diluted share, Disciplined expense management efforts allowed us to continue making targeted investments in our Company while our efficiency ratio improved to 59%2, Continued, solid credit performance with nonperforming loans declining to 0.83% of total loans1, Our capital ratios remain strong, with our Tier 1 and total capital ratios increasing to 10.46%1 and 13.10%1, The continued strength of our capital position allowed us to announce an increase in our quarterly shareholder dividend to $0.17 per share in January 2017. I am extremely proud of our associates’ efforts and what we accomplished together as a Company in 2016. As we look forward to 2017 and beyond, I find our Company navigating through a number of cross currents that will impact us in the years ahead. On one hand, there has been a renewed sense of economic optimism stemming from the perception of a more pro-business climate in Washington. On the other, we continue to operate in one of the most challenging and dynamic banking environments in history-from prolonged low interest rates, to ever- changing regulatory and compliance requirements, increasing competition from financial technology companies and evolving customer preferences due to changing technology. The market for our products and services continues to change at a rapid pace and we must adapt and evolve our business in order to remain relevant to our customers. Against this backdrop, our Company remains well positioned for sustained success and I am confident we will continue to meet the challenge. We remain focused on improving execution, finding new and innovative ways to help our clients and delivering exceptional client service. We will continue to differentiate First Financial by sharpening our execution of the Premier Business Bank strategy- delivering an exceptional client experience to businesses, their owners and their employees. In closing, I’d like to thank you for your continued support of our Company and I look forward to seeing what we will achieve together in 2017. Claude E. Davis Chief Executive Officer (1) As of December 31, 2016. (2) Efficiency ratio reflects total noninterest expense as a percentage of total revenue for the year ended December 31, 2016.

First Financial Bancorp 2016 Annual Report 1

Murph Knapke Chairman of the Board, First Financial Bancorp; Partner, Knapke Law Office J. Wickliffe Ach Chief Executive Officer, Hixson, Inc. David S. Barker President and Chief Executive Officer, SIHO Insurance Services Cynthia O. Booth President and Chief Executive Officer, COBCO Enterprises Claude E. Davis Chief Executive Officer, First Financial Bancorp. Corinne R. Finnerty Principal, McConnell Finnerty PC Peter E. Geier Principal, PGeier Consulting, LLC Susan L. Knust Owner and President, Omega Warehouse Services William J. Kramer Vice President of Operations, Valco Companies, Inc. Jeffrey D. Meyer President, Clean Title Agency, Inc. John T. Neighbours Partner, Faegre Baker Daniels Richard E. Olszewski Owner/Operator, 7 Eleven Food Stores Maribeth S. Rahe President and Chief Executive Officer, Fort Washington Investment Advisors, Inc. Claude E. Davis Chief Executive Officer Matthew B. Burgess Chief Internal Auditor Scott T. Crawley Corporate Controller and Principal Accounting Officer Richard S. Dennen President, Commercial Finance John M. Gavigan Chief Financial Officer Shannon M. Kuhl Chief Legal Officer, Chief Compliance Officer and Corporate Secretary C. Douglas Lefferson Chief Credit Officer Bradley J. Ringwald President, Community Banking William J. Sorg Chief Risk Officer Paul C. Silva President, Investment Commercial Real Estate Anthony M. Stollings President, Consumer Banking and Chief Operating Officer Board of Directors Senior Management

2 First Financial Bancorp 2016 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2016	2015	% Change
Earnings
Net interest income	$272,671	$246,502	10.6%
Net income	88,526	75,063	17.9%

Per Share
Net income per common share-basic	$1.45	$1.23	17.9%
Net income per common share-diluted	1.43	1.21	18.2%
Cash dividends declared per common share	0.64	0.64	0.0%
Tangible book value per common share (end of year)	10.56	9.69	9.0%
Market price (end of year)	28.45	18.07	57.4%

Balance Sheet - End of Year
Total assets	$8,437,967	$8,147,411	3.6%
Loans	5,757,482	5,388,760	6.8%
Investment securities	1,854,201	1,970,626	(5.9)%
Deposits	6,525,788	6,179,624	5.6%
Shareholders' equity	865,224	809,376	6.9%

Ratios
Return on average assets	1.07%	1.00%
Return on average shareholders' equity	10.48%	9.33%
Return on average tangible shareholders' equity	13.96%	12.66%
Net interest margin	3.62%	3.60%
Net interest margin (fully tax equivalent)	3.68%	3.66%

First Financial Bancorp 2016 Annual Report 3

2016 Financial Highlights

4 First Financial Bancorp 2016 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset based lending	FDIC	Federal Deposit Insurance Corporation
the Act	Private Securities Litigation Reform Act	FHLB	Federal Home Loan Bank
ALLL	Allowance for loan and lease losses	FHLMC	Federal Home Loan Mortgage Corporation
ASC	Accounting standards codification	First Financial	First Financial Bancorp.
ASU	Accounting standards update	FNMA	Federal National Mortgage Association
ATM	Automated teller machine	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
Bank	First Financial Bank	FRB	Federal Reserve Bank
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	GAAP	U.S. Generally Accepted Accounting Principles
Bp/bps	Basis point(s)	GNMA	Government National Mortgage Association
CDs	Certificates of deposits	IRLC	Interest Rate Lock Commitment
C&I	Commercial and industrial	MBSs	Mortgage-backed securities
CLOs	Collateralized loan obligations	N/A	Not applicable
CMOs	Collateralized mortgage obligations	NII	Net interest income
Company	First Financial Bancorp.	Oak Street	Oak Street Holdings Corporation
ERM	Enterprise Risk Management	OREO	Other real estate owned
EVE	Economic value of equity	SEC	United States Securities and Exchange Commission
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	Special Assets	Special Assets Division
FASB	Financial Accounting Standards Board	TDR	Troubled debt restructuring

First Financial Bancorp 2016 Annual Report 5

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Summary of operations
Interest income	$305,950	$269,759	$247,859	$245,208	$280,930
Tax equivalent adjustment (1)	4,215	4,017	3,224	2,142	1,055
Interest income tax – equivalent (1)	310,165	273,776	251,083	247,350	281,985
Interest expense	33,279	23,257	19,234	16,888	27,589
Net interest income tax – equivalent (1)	$276,886	$250,519	$231,849	$230,462	$254,396
Interest income	$305,950	$269,759	$247,859	$245,208	$280,930
Interest expense	33,279	23,257	19,234	16,888	27,589
Net interest income	272,671	246,502	228,625	228,320	253,341
Provision for loan and lease losses	10,140	9,641	1,528	8,909	50,020
Noninterest income	69,601	75,202	63,965	73,647	122,421
Noninterest expenses	201,401	201,130	196,034	225,475	221,997
Income before income taxes	130,731	110,933	95,028	67,583	103,745
Income tax expense	42,205	35,870	30,028	19,234	36,442
Net income	$88,526	$75,063	$65,000	$48,349	$67,303

Per share data
Earnings per common share
Basic	$1.45	$1.23	$1.11	$0.84	$1.16
Diluted	$1.43	$1.21	$1.09	$0.83	$1.14
Cash dividends declared per common share	$0.64	$0.64	$0.61	$0.94	$1.18
Average common shares outstanding–basic (in thousands)	61,206	61,063	58,663	57,270	57,877
Average common shares outstanding–diluted (in thousands)	61,985	61,848	59,393	58,073	58,869

Selected year-end balances
Total assets	$8,437,967	$8,147,411	$7,217,821	$6,417,213	$6,497,048
Earning assets	7,719,285	7,431,707	6,594,626	5,840,849	5,961,727
Investment securities (2)	1,854,201	1,970,626	1,761,090	1,798,300	1,874,343
Total loans and leases	5,757,482	5,388,760	4,777,235	3,963,514	3,927,180
Interest-bearing demand deposits	1,513,771	1,414,291	1,225,378	1,125,723	1,160,815
Savings deposits	2,142,189	1,945,805	1,889,473	1,612,005	1,623,614
Time deposits	1,321,843	1,406,124	1,255,364	952,327	1,068,637
Noninterest-bearing demand deposits	1,547,985	1,413,404	1,285,527	1,147,452	1,102,774
Total deposits	6,525,788	6,179,624	5,655,742	4,837,507	4,955,840
Short-term borrowings	807,912	938,425	661,392	748,749	624,570
Long-term debt	119,589	119,540	48,241	60,780	75,202
Shareholders’ equity	865,224	809,376	784,077	682,161	710,425

Select Financial Ratios
Average loans to average deposits (3)	89.33%	84.00%	83.20%	82.12%	75.66%
Net charge-offs to average loans and leases	0.10%	0.18%	0.27%	0.99%	1.34%
Average shareholders’ equity to average total assets	10.24%	10.73%	10.75%	11.17%	11.30%
Average common shareholders’ equity to average total assets	10.24%	10.73%	10.75%	11.17%	11.30%
Return on average assets	1.07%	1.00%	0.96%	0.77%	1.07%
Return on average common equity	10.48%	9.33%	8.94%	6.89%	9.43%
Return on average equity	10.48%	9.33%	8.94%	6.89%	9.43%
Net interest margin	3.62%	3.60%	3.71%	3.97%	4.37%
Net interest margin (tax equivalent basis) (1)	3.68%	3.66%	3.76%	4.01%	4.39%
Dividend payout	44.14%	52.03%	54.95%	111.90%	101.72%
(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) Includes covered loans and loans held for sale.

6 First Financial Bancorp 2016 Annual Report

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

EXECUTIVE SUMMARY

First Financial is an $8.4 billion bank holding company headquartered in Cincinnati, Ohio and, through its subsidiaries, operates primarily in Ohio, Indiana and Kentucky.  These subsidiaries include a commercial bank, First Financial Bank, with 102 banking centers and 124 ATMs. First Financial provides banking and financial services products through its four lines of business: commercial and private banking, retail banking, investment commercial real estate and commercial finance. These business units provide traditional banking services to business and retail clients. Commercial finance primarily provides financing solutions for franchisees in the quick service and casual dining restaurant sector, as well as insurance agents and brokers throughout the United States. Commercial and private banking includes First Financial Wealth Management, which had approximately $2.4 billion in assets under management as of December 31, 2016 and provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services.

First Financial acquired the banking operations of Peoples Community Bank, and Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., through FDIC-assisted transactions in 2009. In connection with these FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC reimburses First Financial for a percentage of losses with respect to certain loans (covered loans) and OREO (covered OREO) (collectively, covered assets). These agreements provide for loss protection on covered single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other covered loans were provided loss protection for a period of five years and recoveries of previously charged-off amounts must be shared with the FDIC for an additional three year period, on the same pro-rata basis. The Company’s five year loss sharing indemnification period related to non-single-family loans expired effective October 1, 2014. The three year period for sharing recoveries on non-single-family loans expires on October 1, 2017. The loss sharing protection related to all other covered loans of approximately $93.1 million will expire in the third quarter 2019. Covered assets represented 1.1% of First Financial's total assets at December 31, 2016.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY AND BUSINESS COMBINATIONS

First Financial’s goal is to develop a competitive advantage by utilizing a local market focus to provide a superior level of service and build long-term relationships with clients in order to help them reach greater levels of financial success. First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana and Kentucky through its full-service banking centers, and provides financing throughout the United States to franchise owners and clients within the financial services industry. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability.  First Financial intends to continue focusing plans for future growth and capital investments within its current metropolitan markets and evaluate other growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint as well as other strategic acquisitions that provide product line extensions or industry verticals that compliment our existing business.  First Financial's investment in non-metropolitan markets has historically provided stable, low-cost funding sources and remains an important part of the Bank's core funding base.

Oak Street. During 2015, First Financial completed its acquisition of Oak Street for cash consideration, and concurrent with the close of the transaction, First Financial paid off all of Oak Street's existing long-term debt. Oak Street is a nationwide lender based in Indianapolis, Indiana that provides loans, secured by commissions and cash collateral accounts, primarily to insurance agents and brokers to grow their agency business and maximize their book-of-business value. Oak Street's lending activities are driven by agency acquisitions, agency ownership transitions, the purchase by agencies of books of business, as well as financing general working capital needs.  The underwriting of these loans involves analyses of collateral (through use of Oak Street's proprietary software system) that consists of insurance commissions revenue, which is then monitored throughout the life of the loans.

First Financial Bancorp 2016 Annual Report 7

The Oak Street transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available.  No adjustments were made to the estimated fair value of the assets or liabilities acquired from Oak Street.

The goodwill arising from the Oak Street acquisition reflects the business's high growth potential and scalable platform. The acquisition leveraged First Financial’s excess capital and is expected to provide additional revenue growth and diversification. The goodwill is not deductible for income tax purposes as the merger was accounted for as a tax-free exchange. The tax-free exchange resulted in a carryover of tax attributes and tax basis to the Company's subsequent income tax filings and was adjusted for any fair value adjustments required in accounting for the acquisitions. For further detail, see Note 8 – Goodwill and Other Intangible Assets.

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2016 was $88.5 million, resulting in earnings per diluted common share of $1.43. This compares to net income of $75.1 million and earnings per diluted common share of $1.21 in 2015. First Financial’s return on average shareholders’ equity for 2016 was 10.48%, compared to 9.33% for 2015, and First Financial’s return on average assets was 1.07% and 1.00% for 2016 and 2015, respectively.

Net interest income in 2016 increased $26.2 million, or 10.6%, from 2015, to $272.7 million, primarily driven by higher earning asset balances as well as higher yields earned on the investment and loan portfolios. The net interest margin on a fully tax equivalent basis was 3.68% for 2016 compared with 3.66% in 2015.

Noninterest income declined $5.6 million, or 7.4%, during the year, from $75.2 million in 2015 to $69.6 million in 2016. The decrease in noninterest income was primarily due to lower income from the accelerated discount on covered loans that prepay during the year as well as lower gains from sales of investment securities, which were partially offset by higher FDIC loss sharing, other noninterest and bankcard income.

Noninterest expense increased $0.3 million, or 0.1%, from $201.1 million in 2015 to $201.4 million in 2016, as higher salaries and benefits and data processing expenses were partially offset by declines in professional services, loss sharing and other noninterest expenses as well as a decline in losses on OREO properties.

Total loans increased $368.7 million, or 6.8%, from $5.4 billion at December 31, 2015 to $5.8 billion at December 31, 2016, as a result of strong organic growth during the year. Total deposits increased $346.2 million, or 5.6%, from $6.2 billion at December 31, 2015 to $6.5 billion as of December 31, 2016, as a result of strong deposit generation efforts during the year.

The ALLL was $58.0 million, or 1.01% of total loans at December 31, 2016, compared to $53.4 million, or 0.99% of total loans at December 31, 2015. The Company's credit quality performance remained stable in 2016, reflecting disciplined underwriting and credit monitoring procedures. In addition to sound underwriting practices and robust monitoring procedures, improved economic conditions in First Financial's existing markets contributed to lower levels of net charge-offs, nonperforming and classified assets during the year.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, competition within the industry, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

First Financial Bancorp 2016 Annual Report 8

NET INCOME

2016 vs. 2015. First Financial’s net income increased $13.5 million, or 17.9%, to $88.5 million in 2016, compared to net income of $75.1 million in 2015. The increase was primarily related to a $26.2 million, or 10.6%, increase in net interest income, partially offset by a decrease in noninterest income of $5.6 million, or 7.4% and an increase in income tax expense of $6.3 million, or 17.7%, during 2016.

2015 vs. 2014. First Financial’s net income increased $10.1 million, or 15.5%, to $75.1 million in 2015, compared to net income of $65.0 million in 2014. The increase was primarily related to a $21.9 million, or 8.8%, increase in interest income as well as an increase in noninterest income of $11.2 million, or 17.6%, partially offset by an increase in interest expense of $4.0 million, or 20.9% and an increase in income tax expense of $5.8 million, or 19.5%, during 2015.

For more detail, refer to the Net interest income, Noninterest income, Noninterest expenses and Income taxes sections that follow.

NET INTEREST INCOME

First Financial’s net interest income for the years 2012 through 2016 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets, including loan-related fees, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such earning assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 35.00% marginal tax rate. Net interest income is presented on a tax equivalent basis to consistently reflect income from tax-exempt assets, such as municipal loans and investments, in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.68%, 3.66% and 3.76% for 2016, 2015 and 2014, respectively.

Table 3 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates as well as changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the average loan balances used to determine the yields in Table 3 – Volume/Rate Analysis - Tax Equivalent Basis. Table 3 – Volume/Rate Analysis - Tax Equivalent Basis should be read in conjunction with the Statistical Information table.

Loan fees included in the interest income computation for 2016, 2015 and 2014 were $9.9 million, $5.6 million and $4.3 million, respectively. The increase in loan fees in 2016 was primarily a result of strong organic loan growth as well as the full year impact from the Oak Street acquisition.

2016 vs. 2015. Net interest income increased $26.2 million, or 10.6%, from $246.5 million in 2015 to $272.7 million in 2016, primarily due to an increase in average earning assets and higher yields earned during 2016. Average earning assets increased from $6.8 billion in 2015 to $7.5 billion in 2016, while the yield on earning assets increased from 3.94% in 2015 to 4.07% in 2016.

Interest income was $306.0 million in 2016, a $36.2 million, or 13.4%, increase from 2015. The increase was primarily attributable to interest income from loans, which increased $32.5 million, or 14.1%, from $230.2 million in 2015 to $262.7 million in 2016 as well as a $3.5 million, or 8.9%, increase in taxable interest income earned on investment securities during the period. The increase in interest income on loans resulted from an increase in interest and fees earned on the Company's loan portfolio as average loan balances increased $666.0 million, or 13.5%, during 2016. Higher loan balances in 2016 resulted from strong organic loan growth during the period as well as the full year impact from loans acquired in the Oak Street transaction, which were partially offset by continued paydowns and resolutions in the Company's high-yielding covered/formerly covered loan portfolio. The increase in interest income on investment securities was driven by higher yields earned during the period.

Interest expense was $33.3 million in 2016, which was a $10.0 million, or 43.1%, increase from 2015. Interest expense increased as the average balance of interest-bearing deposits increased $275.6 million, or 6.0%, due to the Company's strong deposit generation efforts during the period. Additionally, the cost of funds related to these deposits increased to 47 bps for 2016 from 43 bps in 2015, reflecting the full year impact of an increase in interest rates in December 2015. Interest expense

First Financial Bancorp 2016 Annual Report 9

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

was also impacted in 2016 by a $254.8 million, or 40.7%, increase in average short-term borrowings which were utilized to help fund for the Company's asset growth during the period.

2015 vs. 2014. Net interest income increased $17.9 million, or 7.8%, from $228.6 million in 2014 to $246.5 million in 2015, primarily due to an increase in average earning assets, partially offset by lower yields during 2015. Average earning assets increased from $6.2 billion in 2014 to $6.8 billion in 2015, while the yield on earning assets declined 8 bps from 4.02% in 2014 to 3.94% in 2015.

Interest income was $269.8 million in 2015, a $21.9 million, or 8.8%, increase from 2014. The increase was primarily attributable to interest income from loans, which increased $21.4 million, or 10.3%, from $208.8 million in 2014 to $230.2 million in 2015, partially offset by a $1.3 million, or 3.3%, decrease in interest income earned on taxable investment securities during the period as yields declined slightly. The increase in interest income resulted from an increase in interest and fee income earned on the Company's loan portfolio. This was primarily a result of strong organic loan growth during the period as well as the impact from the Oak Street transaction, partially offset by continued paydowns and resolutions in the Company's high-yielding covered loan portfolio and lower origination yields. Average loan balances increased $669.1 million, or 15.6%, during 2015, however, new loan originations were recorded at yields lower than the yields on loans that paid off or matured during the period, muting the impact of higher loan balances on interest income and net interest margin.

Interest expense was $23.3 million in 2015, a $4.0 million, or 20.9%, increase from 2014. Interest expense increased as the average balance of interest-bearing deposits increased $581.3 million, or 14.6%, primarily due to the Company's strong deposit generation efforts during the period as well as the full year impact of the Columbus, Ohio bank acquisitions completed in 2014. Additionally, the cost of funds related to these deposits increased 2 bps to 43 bps for 2015 from 41 bps in 2014, negatively impacting net interest margin. Interest expense was also impacted by an increase in average long-term borrowings of $14.1 million, or 24.5%, primarily resulting from the issuance of $120.0 million of subordinated notes during 2015.

Table 3 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2016 change from 2015 due to			2015 change from 2014 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$31,284	$1,412	$32,696	$31,379	$(9,742)	$21,637
Indemnification asset	1,655	(1,424)	231	2,843	(2,052)	791
Investment securities (3)
Taxable	641	2,885	3,526	(573)	(774)	(1,347)
Tax-exempt	54	(171)	(117)	1,400	217	1,617
Total investment securities interest (3)	695	2,714	3,409	827	(557)	270
Interest-bearing deposits with other banks	(14)	67	53	21	(26)	(5)
Total	33,620	2,769	36,389	35,070	(12,377)	22,693

Interest expense
Interest-bearing demand deposits	293	619	912	101	(171)	(70)
Savings deposits	140	1,248	1,388	455	(660)	(205)
Time deposits	246	593	839	2,756	840	3,596
Short-term borrowings	1,304	1,838	3,142	(264)	360	96
Long-term debt	2,465	1,276	3,741	477	129	606
Total	4,448	5,574	10,022	3,525	498	4,023
Net interest income	$29,172	$(2,805)	$26,367	$31,545	$(12,875)	$18,670

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.

10 First Financial Bancorp 2016 Annual Report

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2016, 2015 and 2014 are shown in Table 4 – Noninterest income and Noninterest expenses.

NONINTEREST INCOME

2016 vs. 2015. Noninterest income declined $5.6 million, or 7.4%, from $75.2 million in 2015 to $69.6 million in 2016. The decline was primarily related to a $6.9 million, or 64.3%, decline in accelerated discount on covered/formerly covered loans and a $1.3 million, or 84.5%, decline in net gains on sales of investment securities, partially offset by a $0.9 million, or 37.2%, increase in FDIC loss sharing income, a $0.6 million, or 5.8%, increase in other noninterest income and a $0.6 million, or 4.8%, increase in bankcard income.

Income from the accelerated discount on covered/formerly covered loans declined from $10.8 million in 2015 to $3.9 million in 2016. Accelerated discounts on covered/formerly covered loans result from prepayment activity and the accelerated recognition of the remaining discount that would have been recognized over the life of the loan had it not prepaid. Lower income from the accelerated discount on covered/formerly covered loans during 2016 was related to lower levels of prepayment activity during the year.

Noninterest income from gains on sales of investment securities decreased $1.3 million, or 84.5%, in 2016 as $207.0 million of sales of primarily mortgage backed and other investment securities resulted in net gains of $0.2 million during the period compared to sales of $70.2 million of investment securities that resulted in net gains of $1.5 million during 2015.

Partially offsetting the declines in accelerated discount and gains on sales of investment securities was an increase in FDIC loss sharing income of $0.9 million, or 37.2%, from negative $2.5 million during 2015 to negative $1.6 million in 2016. FDIC loss sharing income represents the proportionate share of credit losses, recoveries and resolution expenses on covered assets that First Financial expects to receive from or pay to the FDIC. Negative FDIC loss sharing income during 2016 and 2015 reflects a net payable due to the FDIC. Other noninterest income increased primarily due to $2.4 million of previously unrealized income from the redemption of a limited partnership investment during the period, partially offset by lower limited partnership distributions in 2016. Bankcard income increased as a result of elevated card volume and customer activity during 2016.

2015 vs. 2014. Noninterest income increased $11.2 million, or 17.6%, from $64.0 million in 2014 to $75.2 million in 2015 primarily related to a $6.6 million, or 157.9%, increase in accelerated discount on covered loans, a $2.9 million or 188.9%, increase in client derivative fees, a $2.1 million, or 48.3%, increase in gains on sales of loans, a $2.0 million, or 22.7%, increase in other noninterest income and a $1.4 million net gain on sales of investment securities, partially offset by a $2.9 million, or 781.4%, decrease in FDIC loss sharing income.

Income from the accelerated discount on covered/formerly covered loans increased from $4.2 million in 2014 to $10.8 million in 2015, primarily related to the expiration of loss sharing coverage on non-single-family assets on October 1, 2014 as well as elevated levels of prepayment activity on non-single family assets during 2015. The increase in noninterest income related to accelerated discount was partially offset by a related $2.6 million increase in provision expense on covered/formerly covered loans.

Client derivative fees increased as increases in variable rate lending led to strong customer demand for interest rate swaps. Gains on sales of loans increased from $4.4 million in 2014 to $6.5 million in 2015 due to strong mortgage origination activity during the period. Other noninterest income increased, primarily due to $1.2 million of distributions received from limited partnership investments during the period. The increase in net gains on sales of investment securities was primarily related to sales of agency mortgage-backed securities during 2015 in an effort to re-balance the mix and duration of certain investments in the portfolio.

FDIC loss sharing income decreased $2.9 million or 781.4% from loss sharing income of $0.4 million during 2014 to $2.5 million of negative loss sharing income in 2015, reflecting a net payable due to the FDIC.

First Financial Bancorp 2016 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 4 • Noninterest Income and Noninterest Expenses
	2016		2015		2014
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$18,933	(0.4)%	$19,015	(6.2)%	$20,274	(1.6)%
Trust and wealth management fees	13,200	0.5%	13,128	(3.7)%	13,634	(4.8)%
Bankcard income	12,132	4.8%	11,578	7.8%	10,740	(1.6)%
Client derivative fees	4,570	4.1%	4,389	188.9%	1,519	(25.4)%
Net gains from sales of loans	6,804	5.1%	6,471	48.3%	4,364	38.5%
FDIC loss sharing income	(1,563)	(37.2)%	(2,487)	(781.4)%	365	(90.2)%
Accelerated discount on covered/formerly covered loans	3,850	(64.3)%	10,791	157.9%	4,184	(41.5)%
Other	11,441	5.8%	10,812	22.7%	8,815	(12.2)%
Subtotal	69,367	(5.9)%	73,697	15.3%	63,895	(11.2)%
Gains on sales of investment securities	234	(84.5)%	1,505	N/M	70	(95.9)%
Total	$69,601	(7.4)%	$75,202	17.6%	$63,965	(13.1)%

Noninterest expenses
Salaries and employee benefits	$122,361	9.5%	$111,792	3.8%	$107,702	6.2%
Net occupancy	18,329	0.5%	18,232	(5.0)%	19,187	(9.5)%
Furniture and equipment	8,663	(0.7)%	8,722	2.0%	8,554	(4.6)%
Data processing	11,406	5.0%	10,863	(16.2)%	12,963	26.7%
Marketing	3,965	6.5%	3,723	3.3%	3,603	(15.6)%
Communication	1,889	(12.6)%	2,161	(5.1)%	2,277	(29.0)%
Professional services	6,303	(34.5)%	9,622	55.9%	6,170	(10.3)%
State intangible tax	2,034	(12.7)%	2,331	10.4%	2,111	(46.3)%
FDIC assessments	4,293	(3.4)%	4,446	(0.4)%	4,462	(0.9)%
Loss (gain)-other real estate owned	(1,212)	(165.1)%	1,861	115.9%	862	N/M
Loss sharing expense	696	(62.7)%	1,865	(60.2)%	4,686	(33.8)%
Other	22,674	(11.1)%	25,512	8.8%	23,457	(6.8)%
Total	$201,401	0.1%	$201,130	2.6%	$196,034	(13.1)%

N/M = Not meaningful

NONINTEREST EXPENSES

2016 vs. 2015. Noninterest expenses increased $0.3 million, or 0.1%, in 2016 compared to 2015, primarily due to a $10.6 million, or 9.5%, increase in salaries and employee benefits and a $0.5 million increase in data processing expenses during the period. These increases were partially offset by a $3.3 million, or 34.5%, decrease in professional services, a $3.1 million, or 165.1%, decline in OREO losses, a $2.8 million, or 11.1%, decrease in other noninterest expenses and a $1.2 million, or 62.7%, decline in loss sharing expenses.

The increase in salaries and employee benefits resulted from the full year impact of staff additions from the Oak Street acquisition and higher performance-based compensation, as well as annual compensation adjustments. The increase in data processing expenses was primarily related to investments in data management and system upgrades, in addition to various other software license expenses. The decline in professional services was primarily related to $2.2 million of acquisition-related costs associated with the Oak Street transaction in 2015. OREO losses decreased as the Company recorded $1.2 million of gains on sales of OREO properties in 2016, compared to losses of $1.9 million in 2015. The decline in other noninterest expense from $25.5 million in 2015 to $22.7 million in 2016 was primarily the result of a legal settlement accrual and debt extinguishment costs in 2015, and the decline in loss sharing expenses in 2016 was due to lower collection costs resulting from the continued decline in covered asset balances.

12 First Financial Bancorp 2016 Annual Report

2015 vs. 2014. Noninterest expenses increased $5.1 million, or 2.6%, in 2015 compared to 2014, primarily due to a $4.1 million, or 3.8%, increase in salaries and employee benefits, a $3.5 million, or 55.9%, increase in professional services expenses and a $2.1 million, or 8.8%, increase in other noninterest expenses during the period. These increases were partially offset by a $2.8 million, or 60.2%, decrease in loss sharing expense and a $2.1 million, or 16.2%, decline in data processing expenses.

The increase in salaries and benefits was related to staff additions from the Oak Street and Columbus acquisitions and annual salary adjustments, partially offset by lower health care costs during 2015. The increase in professional services was primarily related to $2.2 million of acquisition-related costs associated with the Oak Street transaction. Higher other noninterest expense was driven by a $0.9 million prepayment fee related to the extinguishment of FHLB debt and $0.7 million of reserve adjustments for litigation related items which were resolved in 2015.

The decline in loss sharing expenses in 2015 was due to lower collection costs resulting from lower covered asset balances. Data processing expenses declined $2.1 million in 2015 primarily due to acquisition-related expenses from the Columbus transactions in 2014.

INCOME TAXES

First Financial’s income tax expense in 2016 totaled $42.2 million compared to $35.9 million in 2015 and $30.0 million in 2014, resulting in effective tax rates of 32.3%, 32.3% and 31.6% in 2016, 2015 and 2014, respectively. The effective tax rate in 2016 was unchanged from 2015, but was impacted by favorable provision to return adjustments related to affordable housing and historic tax credit investments as well as a decline in tax exempt interest income during 2016, in addition to non-deductible acquisition related expenses in 2015. The increase in the effective tax rate in 2015 compared to 2014 was primarily the result of non-deductible acquisition related expenses, partially offset by an increase in tax-exempt income in 2015.

Further information on income taxes is presented in Note 14 – Income Taxes in the Notes to Consolidated Financial Statements.

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily located in the Ohio, Indiana and Kentucky markets; however, the commercial finance line of business serves a national client base.

First Financial’s loan portfolio consists of commercial loan types, including C&I, construction real estate, commercial real estate and lease financing (equipment leasing), as well as consumer loan types, such as residential real estate, home equity, installment and credit card loans.

Commercial and Industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects.  C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners.  C&I loans also include ABL, equipment and leasehold improvement financing for select concepts and franchisees in the quick service and casual dining restaurant sector and commission-based loans to insurance agents and brokers.  ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment.  In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets.  Under the nationwide insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business.  First Financial's lending portfolios are managed to a risk-appropriate level so as not to create industry, geographic, franchise concept or borrower concentrations.

While economic trends, including positive GDP momentum, wage gains and unemployment rates showed further improvement during 2016, the pace of growth remains gradual and business spending levels have not materially increased. First Financial is optimistic that moderate economic improvements realized in 2016 will lead to further economic expansion in the coming periods, which would stimulate business growth and economic investment among current and prospective customers, resulting in additional lending opportunities for the Bank.

First Financial maintains vigorous underwriting processes to assess prospective C&I borrowers' credit worthiness prior to origination, and actively monitors C&I relationships subsequent to funding in order to ensure adequate oversight of the portfolio.

First Financial Bancorp 2016 Annual Report 13

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Construction Real Estate – Real estate construction loans are term loans to individuals, companies or developers used for the construction of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been pre-sold, pre-leased or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project. An independent credit team underwrites construction real estate loans, which are managed by experienced lending officers and monitored through the construction phase by a centralized funding desk that manages loan disbursements.

As economic conditions, including rising property values, have improved, First Financial continues to pursue select real estate construction lending opportunities while actively monitoring industry and portfolio-specific credit trends and concentrations, however in the second half of 2016, First Financial moderated the pace of new construction originations in an effort to improve profitability and limit certain sector concentrations.

Commercial Real Estate – Commercial real estate loans consist of term loans secured by a mortgage lien on real estate properties such as apartment buildings, office and industrial buildings and retail shopping centers. Additionally, the Company's franchise lending activities discussed in the "Commercial and Industrial" section often include the financing of real estate as well as equipment. The credit underwriting for both owner-occupied and investor income producing real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors and type of real estate, among other factors.

The type, age, condition, location and any potential environmental risks associated with commercial real estate properties are considered in the underwriting process for both owner-occupied and investment properties. Credit risk is mitigated by limiting total credit exposure to individual borrowers and by requiring borrowers to have adequate down payments or cash equity, thereby limiting the loan balance in relation to the market value of the property. First Financial also regularly reviews borrower financial performance, makes periodic site visits to financed properties and monitors rental rates, occupancy trends, capitalization rates and other factors that could potentially influence real estate collateral values in the Company's markets.

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
These loans generally have a 15 to 30 year term and a fixed interest rate, but may have a shorter term to maturity with an adjustable interest rate, and in most cases, are extended to borrowers to finance their primary residence. First Financial sells residential real estate loan originations into the secondary market on both servicing retained and servicing released bases. Residential real estate loans are generally underwritten to secondary market lending standards, utilizing underwriting processes that rely on empirical data to assess credit risk as well as analysis of the borrower's ability to repay their obligations, credit history, the amount of any down payment and the market value or other characteristics of the property. First Financial also offers a residential mortgage product that features similar borrower credit characteristics but a more streamlined underwriting process than typically required to sell to government-sponsored enterprises and thus is retained on the Consolidated Balance Sheets.

While First Financial continues to sell the majority of residential real estate originations into the secondary market, the Company believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics, including credit scores and loan-to-value ratios, provides adequate oversight of this portfolio.

Home Equity – Home equity lending includes both home equity loans and revolving lines of credit secured by a first or second lien on the borrower’s residence. First Financial's origination practices for home equity lending keep both the credit decision and the documentation within First Financial's control. Home equity lending underwriting considerations include the borrower's credit history as well as to debt-to-income and loan-to-value policy limits.

First Financial believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics including credit scores, loan-to-value ratios, line size and utilization rates provide adequate oversight of the home equity portfolio.

14 First Financial Bancorp 2016 Annual Report

Installment – Installment lending consists of consumer loans not secured by real estate, including loans secured by automobiles and unsecured personal loans.

Credit Card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but may be canceled by the Company under certain circumstances.

Underwriting for installment and credit card lending focuses on a borrower's ability to repay their obligations, including debt-to-income analysis and credit history among other considerations.

Credit Management. Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market and/or the centralized line of business originating the loan. First Financial has delegated to each market president and line of business manager a lending limit sufficient to address the majority of client requests in a timely manner. Loan requests for amounts greater than those limits require the approval of a designated credit officer or senior credit committee and may require additional approvals from the chief credit officer, the chief executive officer and the board of directors. This allows First Financial to manage the initial credit risk exposure through a standardized, strategic and disciplined loan approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan, or a group of loans, requires the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an on going basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which is the basis for determining an appropriate ALLL, and provides the Company with an assessment of the current risk level in the portfolio. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 – Loans and Leases in the Notes to the Consolidated Financial Statements.

Commercial loans rated as special mention, substandard or doubtful are considered criticized, while loans rated as substandard or doubtful are considered classified. Commercial loans may be designated as criticized/classified based on individual borrower performance or industry and environmental factors. Criticized/classified loans are subject to additional reviews to assess the borrower’s credit status and develop appropriate action plans.

Classified loans are managed by the Special Assets department. Special Assets is a credit group whose primary focus is to handle the day-to-day management of workouts, commercial recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides objective oversight and assessment of commercial credit quality and processes using an independent credit risk review approach.

Consumer lending credit approvals are based on, among other factors, the financial strength and payment history of the borrower, type of exposure and the transaction structure. Consumer loans are generally smaller dollar amounts than other types of lending and are made to a large number of customers, providing diversification within the portfolio. Credit risk in the consumer loan portfolio is managed by loan type, and consumer loan asset quality indicators, including delinquency, are continuously monitored. The Credit Risk Management group performs product-level performance reviews and assesses credit quality and compliance with underwriting and loan administration guidelines across the consumer loan portfolio.

First Financial Bancorp 2016 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

LOANS AND LEASES

2016 vs. 2015. First Financial continued to experience strong loan demand in 2016 as a result of focused sales efforts, our diversified product suite and expanded presence in key metropolitan markets. Loans, excluding loans held for sale, totaled $5.8 billion at December 31, 2016, increasing $368.7 million, or 6.8%, compared to December 31, 2015. The increase in loan balances from December 31, 2015 was primarily related to strong organic growth. C&I loans increased $118.8 million, or 7.1%, and commercial real estate loans increased $169.3 million, or 7.5%, during 2016. Average loan balances, excluding loans held for sale increased $666.0 million, or 13.5%, from $4.9 billion at December 31, 2015 to $5.6 billion at December 31, 2016.

Covered loans declined to $93.1 million at December 31, 2016 from $113.3 million as of December 31, 2015.  Declines in covered loan balances were expected as there were no acquisitions of loans subject to loss sharing agreements during the period. The ten year period of loss protection on all remaining covered loans and covered OREO will expire during the third quarter of 2019.  The covered loan portfolio will continue to decline through payoffs, loan sales, charge-offs and termination or expiration of loss sharing coverage unless First Financial acquires additional loans subject to loss sharing agreements.

At December 31, 2016, C&I loans represented 31.0% of loans while commercial real estate, construction real estate and lease financing balances represented 42.2%, 6.9% and 1.6%, respectively. Residential real estate loans represented 8.7% of loan balances while home equity, installment and credit card loans represented 8.0%, 0.9% and 0.8%, respectively.

Comparatively, at December 31, 2015, C&I loans represented 30.9% of loans while commercial real estate, construction real estate and lease financing balances represented 41.9%, 5.8% and 1.7%, respectively. Residential real estate loans represented 9.5% of loan balances while home equity, installment and credit card loans represented 8.7%, 0.8% and 0.8%, respectively.

Table 5 • Loan and Lease Portfolio
	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Commercial and industrial	$1,781,948	$1,663,102	$1,315,114	$1,077,984	$963,159
Lease financing	93,108	93,986	77,567	80,135	50,788
Real estate – construction	399,434	311,712	197,571	89,297	84,148
Real estate – commercial	2,427,577	2,258,297	2,140,667	1,765,620	1,882,563
Real estate – residential	500,980	512,311	501,894	433,664	418,904
Home equity	460,388	466,629	458,627	426,078	424,958
Installment	50,639	41,506	47,320	52,774	65,484
Credit card	43,408	41,217	38,475	37,962	37,176
Total loans and leases	$5,757,482	$5,388,760	$4,777,235	$3,963,514	$3,927,180

Table 6 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and construction real estate loans outstanding at December 31, 2016 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ALLL, see the Credit Risk section included in Management’s Discussion and Analysis.

16 First Financial Bancorp 2016 Annual Report

Table 6 • Loan Maturity/Rate Sensitivity
	December 31, 2016
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial and industrial	$552,158	$918,026	$311,764	$1,781,948
Construction real estate	175,052	223,768	614	399,434
Total	$727,210	$1,141,794	$312,378	$2,181,382

		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Fixed rate	$101,936	$223,009	$87,023	$411,968
Variable rate	625,274	918,785	225,355	1,769,414
Total	$727,210	$1,141,794	$312,378	$2,181,382

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

Loans are classified as TDRs when borrowers are experiencing financial difficulties and concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement. OREO consists of properties acquired by First Financial primarily through loan defaults by borrowers.

See Table 7 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2016 vs. 2015. Total nonperforming assets declined $15.9 million, or 22.6%, to $54.3 million at December 31, 2016 from $70.1 million at December 31, 2015, due to a $10.3 million decline in nonaccrual loans and a $7.0 million decline in OREO, which were partially offset by a $1.4 million increase in accruing TDRs.

The decline in nonaccrual loans during 2016 was the result of strong problem loan resolution efforts and solid credit performance within the Company's loan portfolio, particularly in C&I loans. The decrease in OREO was the result of the resolution and sale of $9.4 million of commercial and residential real estate property as well as $0.5 million of valuation adjustments, partially offset by $2.9 million of additions during the year.

First Financial's nonperforming loans as a percentage of total loans and leases declined to 0.83% at December 31, 2016 from 1.06% at December 31, 2015 as a result of declining nonperforming loan balances and growth in the loan portfolio during the period. Additionally, classified asset balances declined $7.3 million, or 5.5%, to $125.2 million at December 31, 2016 from $132.4 million at December 31, 2015.

First Financial Bancorp 2016 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The declines in nonperforming and classified assets during 2016 reflect successful resolution efforts as well as gradual improvement in economic conditions in the markets in which First Financial operates. The U.S. economy has maintained consistent growth levels in recent periods and management remains optimistic that sustained improvements in the employment outlook and real estate markets, as well as stable levels of business and consumer confidence, will contribute to the Company's credit quality trends in future periods.

Table 7 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Nonaccrual loans (1)	$17,730	$27,997	$48,469	$41,392	$76,763
Accruing troubled debt restructurings (2)	30,240	28,876	15,928	15,429	10,856
Other real estate owned (OREO)	6,284	13,254	22,674	46,926	41,388
Total nonperforming assets	$54,254	$70,127	$87,071	$103,747	$129,007

Nonperforming assets as a percent of total loans plus OREO	0.94%	1.30%	1.81%	2.59%	3.25%

Accruing loans past due 90 days or more	$142	$108	$216	$218	$243

Classified assets	$125,155	$132,431	$154,804	$234,251	$392,245

(1) Nonaccrual loans include nonaccrual TDRs of $5.1 million, $9.3 million, $12.3 million, $13.8 million and $14.1 million as of December 31, 2016, 2015, 2014, 2013, and 2012, respectively.
(2) Accruing troubled debt restructurings include TDRs past due 90 days or more and still accruing of $2.7 million as of December 31, 2016 There were no 90 days past due and still accruing TDRs as of December 31, 2015, 2014, 2013, and 2012.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury, government agency and agency residential MBSs. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as the GNMA, the FHLMC and the FNMA. Such securities, are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 67.3% and 76.1% of First Financial's investment securities portfolio as of December 31, 2016 and 2015, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees, whose realization is dependent on future principal and interest repayments and thus carry greater credit risk. First Financial performs a detailed pre-purchase collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 32.7% and 23.9% of First Financial's investment securities portfolio as of December 31, 2016 and 2015, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB and FHLB stock.

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2016 and 2015.

18 First Financial Bancorp 2016 Annual Report

2016 vs. 2015. First Financial’s investment portfolio at December 31, 2016 totaled $1.9 billion, a $116.4 million, or 5.9%, decrease from December 31, 2015, and represented 22.0% and 24.2% of total assets at December 31, 2016 and December 31, 2015, respectively. The decrease in the investment portfolio during 2016 was primarily related to the Company's redeployment of cash flows from investments to support strong loan growth.

First Financial classified $1.0 billion, or 56.1%, and $1.2 billion, or 60.4%, of investment securities as available-for-sale at December 31, 2016 and 2015, respectively. First Financial classified $763.3 million, or 41.2%, and $726.3 million, or 36.9%, of investment securities as held-to-maturity at December 31, 2016 and 2015, respectively.

First Financial recorded a $4.5 million unrealized after-tax loss on the investment portfolio as a component of equity in accumulated other comprehensive income resulting from changes in the fair value of available for sale securities at December 31, 2016, which declined $0.4 million from a $4.9 million unrealized after-tax loss at December 31, 2015.

Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank represented 1.1% and 1.2% of the investment portfolio at December 31, 2016 and 2015, respectively.

Investments in MBSs, including CMOs, represented 69.2% and 75.3% of the investment securities at December 31, 2016 and 2015, respectively. MBSs are participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values. First Financial does not own any interest-only securities, principal-only securities or other securities considered high risk.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $167.5 million as of December 31, 2016 from $103.3 million as of December 31, 2015 and comprised 9.3% and 5.4% of the investment portfolio at December 31, 2016 and 2015, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $321.2 million, or 17.8% of the investment portfolio at December 31, 2016 and $233.0 million, or 12.2% of the investment portfolio at December 31, 2015. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, decreased to $46.7 million, or 2.6% of the investment portfolio at December 31, 2016 from $113.3 million and 5.9% at December 31, 2015.

The overall duration of the investment portfolio decreased to 3.2 years as of December 31, 2016 from 3.4 years as of December 31, 2015. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and First Financial continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Table 8 • Investment Securities as of December 31
	2016		2015
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. treasuries	$97	0.0%	$97	0.0%
Securities of U.S. government agencies and corporations	20,027	1.1%	23,826	1.2%
Mortgage-backed securities	1,247,668	69.2%	1,443,385	75.3%
Obligations of state and other political subdivisions	167,466	9.3%	103,281	5.4%
Asset-backed securities	321,212	17.8%	233,001	12.2%
Other securities	46,654	2.6%	113,311	5.9%
Total	$1,803,124	100.0%	$1,916,901	100.0%

First Financial Bancorp 2016 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The estimated maturities and weighted-average yields of held-to-maturity and available-for-sale investment securities are shown in Table 9 – Investment Securities as of December 31, 2016. Tax-equivalent adjustments, using a 35.00% rate, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $82.5 million and $33.7 million at December 31, 2016 and 2015, respectively. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, as well as balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 – Investment Securities in the Notes to Consolidated Financial Statements for additional information on First Financial's investment portfolio and Note 20 – Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

Table 9 • Investment Securities as of December 31, 2016
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$13,011	2.60%	$0	0.00%
Mortgage-backed securities	754	1.80%	615,309	2.40%	63,595	3.10%	0	0.00%
Obligations of state and other political subdivisions	207	3.30%	10,016	2.80%	51,782	3.50%	8,580	2.30%
Total	$961	2.12%	$625,325	2.41%	$128,388	3.21%	$8,580	2.30%

Available-for-Sale
U.S. treasuries	$0	0.00%	$0	0.00%	$97	2.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	7,016	2.60%	0	0.00%
Mortgage-backed securities	11,807	2.70%	396,303	2.60%	149,799	2.60%	10,101	3.00%
Obligations of state and other political subdivisions	1,915	2.60%	46,758	2.80%	44,197	3.20%	4,011	4.10%
Asset-backed securities	68,479	2.70%	180,222	2.80%	65,750	3.00%	6,761	1.50%
Other securities	0	0.00%	15,684	2.70%	2,121	6.90%	28,849	2.30%
Total	$82,201	2.70%	$638,967	2.67%	$268,980	2.83%	$49,722	2.47%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities.

DERIVATIVES

First Financial is authorized to use certain derivative instruments, including interest rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  First Financial does not use derivatives for speculative purposes.

First Financial primarily utilizes interest rate swaps as a means to offer borrowers credit-based products that meet their needs and achieve the Company's desired interest rate risk profile. These interest rate swaps generally involve the receipt by First Financial of floating rate amounts from swap counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from borrowers. This results in First Financial's loan customers receiving fixed rate funding while providing First Financial with a floating rate asset.

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

20 First Financial Bancorp 2016 Annual Report

First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and loans held for sale.

See Note 11 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of savings and transaction accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2016 vs. 2015. First Financial's total deposits increased $346.2 million, or 5.6%, from $6.2 billion at December 31, 2015 to $6.5 billion as of December 31, 2016. Noninterest bearing deposits increased $134.6 million, or 9.5%, while interest-bearing checking deposits increased $99.5 million, or 7.0%, savings deposits increased $196.4 million, or 10.1%, and time deposits decreased $84.3 million, or 6.0%, during the period.

Non-time deposit balances totaled $5.2 billion as of December 31, 2016, increasing $430.4 million, or 9.0%, compared to December 31, 2015 while time deposit balances decreased $84.3 million, or 6.0%.

Total average deposits for 2016 increased $392.6 million, or 6.6%, from 2015 primarily due to increases in average interest-bearing demand deposits of $202.4 million, or 16.0%, average savings deposits of $50.9 million, or 2.6%, average time deposits of $22.3 million, or 1.7%, and average noninterest bearing deposits of $117.0 million, or 8.7%. The year-over-year growth in average deposits was due to strong organic deposit generation efforts.

Table 10 – Maturities of Time Deposits Greater Than or Equal to $100,000 shows the contractual maturity of these deposits that were outstanding at December 31, 2016, which represent 11.3% of total deposits.

Table 10 • Maturities Of Time Deposits Greater Than Or Equal To $100,000
	December 31, 2016
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$50,782	$3,159	$118,079	$172,020
3 months to 6 months	44,513	2,147	69,116	115,776
6 months to 12 months	89,988	4,215	38,261	132,464
over 12 months	256,243	56,340	6,775	319,358
Total	$441,526	$65,861	$232,231	$739,618

BORROWINGS

First Financial's short-term borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2016 vs. 2015. Short-term borrowings are utilized to manage normal liquidity needs and decreased to $807.9 million at December 31, 2016, from $938.4 million at December 31, 2015.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $687.7 million of short-term borrowings from the FHLB at December 31, 2016 compared to $849.1 million at December 31, 2015.

First Financial Bancorp 2016 Annual Report 21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Total long-term debt increased to $119.6 million at December 31, 2016, from $119.5 million at December 31, 2015. During 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.125% payable semiannually, and mature on August 25, 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity and are treated as Tier 2 capital for regulatory capital purposes. Long-term borrowings from the FHLB were $0.4 million and $0.5 million at December 31, 2016 and 2015, respectively.

Both short-term and long-term FHLB advances must be collateralized with qualifying assets, which are typically commercial and residential real estate loans, as well as government and agency securities. For ease of borrowing execution First Financial utilizes a blanket collateral agreement with the FHLB and had $3.5 billion of assets pledged as collateral at December 31, 2016.

See Note 10 – Borrowings in the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

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

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. In addition to core deposit funding, First Financial also utilizes a variety of short and long-term funding sources, which include subordinated notes, longer-term advances from the FHLB and a short-term line of credit.

Outstanding subordinated debt totaled $118.5 million and $118.4 million, and included prepaid debt issuance costs of $1.5 million and $1.7 million as of December 31, 2016 and December 31, 2015, respectively. Long-term debt also included FHLB long-term advances of $0.4 million and $0.5 million as of December 31, 2016 and December 31, 2015, respectively as well as an interest-free $0.8 million capital loan outstanding with a municipality at December 31, 2016 and 2015. First Financial's total remaining borrowing capacity from the FHLB was $722.1 million at December 31, 2016.

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc, an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, which would negatively impact financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2016 were as follows:

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	A-
Short-Term Debt	K2	BBB+
Deposit	N/A	K2
Short-Term Deposit	N/A	K2

First Financial maintains a short-term credit facility with an unaffiliated bank for $15.0 million that matures on May 29, 2017. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2016 and December 31, 2015, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2016 and December 31, 2015.

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as available-for-sale totaled $1.0 billion at December 31, 2016. Securities classified as held-to-maturity that are maturing within one year are an additional source of liquidity and totaled $1.0

22 First Financial Bancorp 2016 Annual Report

million at December 31, 2016. Other types of assets such as cash and due from banks, interest-bearing deposits with other banks, as well as loans maturing within one year, are also sources of liquidity.

At December 31, 2016, in addition to liquidity on hand of $204.0 million, First Financial had unused and available overnight wholesale funding sources of approximately $2.4 billion, or approximately 28.3% of total assets, to fund loan and deposit activities, as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiary, First Financial Bank, to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $52.7 million, $17.3 million and $31.7 million for 2016, 2015 and 2014, respectively. As of December 31, 2016, First Financial’s subsidiaries had retained earnings of $494.0 million of which $150.1 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $59.3 million in cash at the parent company as of December 31, 2016, which approximates the Company’s annual shareholder dividend and operating expenses. Share repurchases, if any, also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $9.7 million for 2016, $7.5 million for 2015 and $10.6 million for 2014. Material commitments for capital expenditures as of December 31, 2016, were $12.0 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 11 • Contractual Obligations as of December 31, 2016
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$112	$234	$0	$0	$346
Subordinated debt	5,637	12,813	12,300	144,497	175,247
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	7,082	11,854	10,305	15,286	44,527
Pension obligations	4,081	8,564	10,787	27,515	50,947
Time deposits	635,294	516,940	165,986	3,623	1,321,843
Total	$652,206	$550,405	$199,378	$191,696	$1,593,685

CAPITAL

Risk-Based Capital. First Financial and its subsidiary, First Financial Bank, are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory guidelines. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action.

The Board of Governors of the Federal Reserve System approved a final rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III) which became effective January 1, 2015, subject to a phase-in period for certain provisions.  Basel III established and defined quantitative measures to ensure capital adequacy which require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

The rule includes a minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets which began on January 1, 2016 at 0.625% and will be phased-in over a four-year period, increasing by the same amount on each subsequent January 1, until fully phased-in on January 1, 2019.  Further, Basel III increased the minimum ratio of tier 1 capital to risk-weighted assets from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio was unchanged. Failure to maintain the required

First Financial Bancorp 2016 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, which requires higher capital allocations.

First Financial's tier 1 capital is comprised of total shareholders' equity less unrealized gains and losses on investment securities available-for-sale, any amounts resulting from retirement plan valuation adjustments that are recorded within accumulated other comprehensive income (loss), intangible assets and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus the qualifying ALLL and gross unrealized gains on investment securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for Total risk-based capital, including intangible assets, non-qualifying mortgage servicing rights and the ALLL.

First Financial's tier 1 and total capital ratios increased from 10.29% and 13.04%, respectively, as of December 31, 2015 to 10.46% and 13.10% as of December 31, 2016. The increases in the Company's capital ratios were primarily due to an increase in capital from increased earnings, partially offset by an increase in risk-weighted assets resulting from organic loan growth during the period. The leverage ratio increased to 8.60% at December 31, 2016 compared to 8.33% as of December 31, 2015 and the Company’s tangible common equity ratio increased from 7.53% at December 31, 2015 to 7.96% at December 31, 2016 primarily due to a $48.9 million, or 12.6%, increase in retained earnings.

Management believes that, as of December 31, 2016, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2016 and 2015, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2016, see Note 17 – Capital in the Notes to Consolidated Financial Statements.

24 First Financial Bancorp 2016 Annual Report

Table 12 • Capital Adequacy
	December 31,
(Dollars in thousands)	2016	2015
Consolidated capital calculations
Common stock	$570,382	$571,155
Retained earnings	437,188	388,240
Accumulated other comprehensive loss	(28,443)	(30,580)
Treasury stock, at cost	(113,903)	(119,439)
Total shareholders' equity	865,224	809,376
Common equity tier I capital adjustments
Goodwill and other intangibles	(210,625)	(211,865)
Total tangible equity	$654,599	$597,511
Total assets	$8,437,967	$8,147,411
Goodwill and other intangibles	(210,625)	(211,865)
Total tangible assets	$8,227,342	$7,935,546
Common tier 1 capital	$703,891	$648,748
Tier 1 capital	703,995	648,852
Total capital	881,158	822,431
Total risk-weighted assets	6,728,737	6,308,139
Average assets (1)	8,190,130	7,787,019

Regulatory capital
Common tier 1 ratio	10.46%	10.28%
Tier 1 ratio	10.46%	10.29%
Total capital ratio	13.10%	13.04%
Leverage ratio	8.60%	8.33%

Other capital ratios
Total shareholders' equity to ending assets	10.25%	9.93%
Total tangible shareholders' equity to ending tangible assets	7.96%	7.53%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders, through shareholder dividends and share repurchases, with capital retention to maintain adequate levels of capital and support the Company's growth plans, as well as share price considerations.

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

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 44.1%, 52.0% and 55.0% for the years 2016, 2015 and 2014, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2017, the board of directors authorized an increase to the Company's quarterly dividend from $0.16 to $0.17 per common share, payable on April 3, 2017 to all shareholders of record as of March 2, 2017.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this

First Financial Bancorp 2016 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

plan during 2016. The Company repurchased 239,967 shares for $4.5 million under the 2012 share repurchase plan during 2015 at an average price of $18.75 per share and 40,255 shares for $0.7 million during 2014 at an average price of $17.32 per share. At December 31, 2016, 3,509,133 shares remained available for purchase under the 2012 share repurchase plan.

Shareholders' Equity. Total shareholders’ equity at December 31, 2016 was $865.2 million, compared to total shareholders’ equity at December 31, 2015 of $809.4 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined using published December 31, 2016 corporate bond indices and projected plan cash flows and comparisons to external industry surveys. The expected return on plan assets was 7.5% for 2016 and 2015, and was based on the composition of plan assets as well as economic forecasts and trends in addition to actual returns. First Financial will continue to monitor the return on plan assets and the investment vehicle used to fund the plan. The assumed rate of compensation increase was 3.5% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2016, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$6,190	$(4,761)	N/A	N/A	$(274)	$604
Change in Pension Expense	719	(594)	$1,286	$(1,286)	(67)	123

As a result of the plan’s current funding status and updated actuarial projections for 2016, First Financial recorded income related to its pension plan of $1.2 million for 2016, $1.0 million for 2015 and $1.1 million for 2014 in the Consolidated Statements of Income. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.  First Financial made no cash contributions to fund the pension plan in 2016, 2015 or 2014 and does not expect to make a cash contribution to its pension plan in 2017 given the plan's over-funded status.

See Note 15 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

First Financial considers risk to be any issue that could impact the Company’s ability to meet its objectives or have an adverse impact on its capital or earnings. First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness as part of the culture of the Company. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM allows the Company to deliberately develop risk responses and the effectiveness of mitigation compared to established thresholds for risk appetite and tolerance, consider significant organizational changes and consolidate information through a common process for management and the board of directors.

First Financial has identified ten types of risk that it monitors in its ERM framework.  These risks include credit, market, operational, compliance, strategic, reputation, information technology, cyber, legal and environmental/external risk.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework.  This allows for a common categorization across the Company, and provides a consistent and complete risk framework that can be summarized and assessed enterprise-wide. Additionally, the risk framework utilized is consistent with that used by the Company’s regulators, which results in additional feedback on First Financial’s ability to assess and measure risk across the

26 First Financial Bancorp 2016 Annual Report

organization as well as the ability for management and the board of directors to identify and understand differences in assessed risk profiles.

ERM helps ensure that First Financial continues to identify and adequately address risks that emerge from a combination of new customers, products and associates, changing markets, new lines of business and processes and new or evolving systems.

The goals of First Financial’s ERM framework are to:

•	focus on the Company at both the enterprise and line of business levels;

•	align the Company's risk appetite with its strategic, operational, compliance and reporting objectives;

•	enhance risk response decisions;

•	reduce operational deficiencies and possible losses;

•	identify and manage interrelated risks;

•	provide integrated responses to multiple risks;

•	improve the deployment and allocation of capital; and

•	improve overall business performance.

Specific enterprise-level objectives include:

•	creating a holistic view of risk in which risk is comprehensively considered, consistently communicated and documented in decision making;

•	centralizing the oversight of risk management activities;

•	defining the risks that will be addressed by the enterprise and each functional area or business unit to create an awareness of risks affecting the Company;

•	establishing and maintaining systems and mechanisms to identify, assess, monitor and measure risks that may impact First Financial’s ability to achieve its business objectives;

•	creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and assesses the risks involved;

•	establishing and maintaining systems and mechanisms to monitor risk responses;

•	developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company;

•
steadfastly maintaining a compliance culture and framework that ensures adherence to laws, rules and regulations, fair treatment and privacy of customers and prevention of money laundering and terrorist financing;

•	implementing and reviewing risk measurement techniques that management may use to establish the Company’s risk tolerance, assess risk likelihood and impact and analyze risk monitoring processes; and

•	establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital.

Line of business-level objectives focus on why the particular business or business unit risk exists; how the business affects the Company’s strategy, earnings, reputation and other key success factors; and whether the line of business objectives are aligned with enterprise objectives.

Board of Directors and Board Risk & Compliance Committee. First Financial’s board of directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance, and as such, board oversight of the Company’s compliance and risk management activities is a key component to an effective risk management process. Responsibilities of the board of directors include:

•
establishing and guiding the Company’s strategic direction and tolerance for risk, including the determination of the aggregate risk appetite and identifying the senior managers who have the responsibility for managing risk;

•	monitoring the Company’s performance and overall risk profile, ensuring that the level of risk is maintained at prudent levels and is supported by adequate capital;

•	ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring and control of risk;

•	ensuring that adequate resources are dedicated to compliance and risk management; and

•	ensuring that awareness of risk management activities is evident throughout the organization.

The board of directors has defined broad risk tolerance levels, or limits, to guide management in the decision-making process, and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The board risk and compliance committee, a standing committee of the board of directors,

First Financial Bancorp 2016 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk assigned specifically to them.

Executive and Senior Management. Members of executive and senior management are responsible for managing risk activities and delegating risk authority and tolerance to the responsible risk owners.

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

Chief Risk Officer. The chief risk officer is responsible for the oversight of the Company’s ERM processes.  The chief risk officer may appoint other officers or establish other management committees as required for effective risk management and governance, including risk identification, risk measurement, risk monitoring, risk control or mitigation and risk reporting.  The chief risk officer is also responsible for the maintenance of procedures, methodologies and guidelines considered necessary to administer the ERM program.

Chief Compliance Officer. The chief compliance officer is responsible for the oversight of the Company’s compliance management function, which includes Bank Secrecy Act/Anti-Money Laundering and all other regulatory compliance.  The chief compliance officer is authorized to implement all necessary actions to ensure achievement of the objectives of an effective compliance program and may appoint other officers or establish other management committees as required for effective compliance management. The chief compliance officer reviews and evaluates compliance issues and concerns and is responsible for monitoring and reporting results of the compliance efforts as well as providing guidance to the board of directors and senior management team on matters relating to compliance.

Committee Chairs. The ERM program utilizes fourteen management committees as its primary assessment and communication mechanism for identified risks.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication among committee members in conjunction with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company.

Internal Audit. Internal audit is responsible for planning audit activities to periodically reassess the design and operation of key risk management processes and to make periodic evaluations of the ongoing accuracy and effectiveness of the communications from risk owners to senior management and from senior management to the board of directors.

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business line leaders and executives are responsible for developing the risk assessment for their individual departments, business lines and subsidiaries.  The chief risk officer, management and the board risk committee are responsible for ensuring that risk is viewed and analyzed from a global perspective. Furthermore, interrelated risks should be considered, describing how a single risk or event may create multiple risks and the need for management to develop an entity-level view of risk.

Risk management programs, in each functional component and in aggregate, accomplish the following:

•	identify risks and their respective owners;

•	link identified risks and their mitigation to the Company's strategic objectives;

•	evaluate the risks and their associated likelihood of occurrence and consequences;

•
develop strategies to manage risk, such as avoiding the risk; reducing the negative effect of the risk; transferring the risk to another party; and/or accepting some or all of the consequences of a particular risk;

•	prioritize the risk issues in regards to the current risk status and trend;

•	provide reports to management and risk owners that will assist them in implementing appropriate risk management processes;

•	assist management in assessing the alternatives for managing risks;

•	assist management in the development of risk management plans; and

•	track risk management efforts.

Monitoring and Reporting. The board of directors oversees risk reporting and monitoring through the board risk committee, which meets at least quarterly.

28 First Financial Bancorp 2016 Annual Report

Management continually reviews any risk identified as key, as well as the appropriateness of established tolerance limits and the actions considered as necessary to mitigate key risks.  As circumstances warrant, management provides recommendations to the board risk and compliance committee related to changes or adjustments to key risks or tolerance limits.

First Financial believes that communication is fundamental to successful risk management and is based on a strong partnership between the risk management department, management and the board of directors.  Productive reporting and communication with management is required for collaborative and effective risk management.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the board of directors.

Allowance for loan and lease losses. First Financial records a provision for loan and lease losses (provision) in the Consolidated Statements of Income to maintain the ALLL at a level considered sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Actual losses on loans and leases are charged against the ALLL, which is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off. Any subsequent recovery of a previously charged-off loan is credited back to the ALLL.

Purchased impaired loans are accounted for under FASB ASC Topic 310-30, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial grouped acquired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is considered impairment and recorded as provision expense. Estimated reimbursements due from the FDIC under loss sharing agreements related to any declines in expected cash flows for a pool of loans are recorded as noninterest income. Improvement in expected cash flows, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans.

Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio; economic conditions; geographic footprint; the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans; and any other situations that may affect a specific borrower's ability to repay. This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change. The evaluation of these factors is the responsibility of the ALLL committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

See Table 13 – Summary of Allowance for Loan and Lease Losses and Selected Statistics for a summary of activity impacting the allowance and Table 14 – Allocation of the Allowance for Loan and Lease Losses for detail on the composition of the allowance.

2016 vs. 2015. The ALLL at December 31, 2016 was $58.0 million, or 1.01% of loans which was a $4.6 million, or 8.5%, increase from a balance of $53.4 million or 0.99% of loans at December 31, 2015. Provision expense increased $0.5 million, or 5.2%, to $10.1 million in 2016 from $9.6 million in 2015.

Net charge-offs decreased $3.5 million, or 38.7%, to $5.6 million for 2016 compared to $9.1 million for 2015, while the ratio of net charge-offs as a percentage of average loans outstanding declined to 0.10% in 2016 from 0.18% in 2015. The decline in net charge-offs during 2016 was primarily the result of lower net losses in the C&I, commercial real estate and residential real estate portfolios.

The increase in the ALLL during 2016 was primarily a result of strong loan growth during the period. Overall credit metrics continued to improve with declines in net charge-offs, nonperforming assets and classified assets when compared to December 31, 2015. The ALLL as a percentage of loans reflects continued stability in property values and overall economic conditions across the Company's footprint. The ALLL as a percentage of nonperforming loans, including accruing TDRs was 120.8% at December 31, 2016 compared with 93.9% at December 31, 2015.

First Financial Bancorp 2016 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

For further discussion of First Financial's ALLL, see Note 6 – Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

Table 13 • Summary Of Allowance For Loan And Lease Losses And Selected Statistics
(Dollars in thousands)	2016	2015	2014	2013	2012
Transactions in the allowance for loan and lease losses:
Balance at January 1	$53,398	$52,858	$62,730	$92,967	$95,411
Loans charged-off:
Commercial and industrial	2,630	5,408	9,156	11,695	17,188
Real estate – construction	93	85	1,348	611	5,555
Real estate – commercial	4,983	10,083	9,478	36,622	23,986
Real estate – residential	387	1,531	1,454	1,729	3,110
Home equity	1,445	1,891	2,774	3,533	5,751
Installment	386	509	605	536	2,377
Credit card	1,190	1,049	1,158	1,285	1,252
Lease financing	0	0	0	496	0
Total loans charged-off	11,114	20,556	25,973	56,507	59,219

Recoveries of loans previously charged-off:
Commercial and industrial	1,155	3,724	4,769	4,218	2,546
Real estate – construction	285	253	381	679	61
Real estate – commercial	2,502	5,214	7,617	10,630	3,032
Real estate – residential	236	558	531	265	90
Home equity	720	1,001	511	914	241
Installment	335	463	358	393	558
Credit card	303	240	343	253	227
Lease financing	1	2	63	9	0
Total recoveries	5,537	11,455	14,573	17,361	6,755
Net charge-offs	5,577	9,101	11,400	39,146	52,464

Provision for loan and lease losses	10,140	9,641	1,528	8,909	50,020
Balance at December 31	$57,961	$53,398	$52,858	$62,730	$92,967

Net charge-offs to average loans and leases
Commercial and industrial	0.08%	0.12%	0.37%	0.75%	1.50%
Real estate-construction	(0.05)%	(0.07)%	0.71%	(0.07)%	4.89%
Real estate-commercial	0.11%	0.23%	0.10%	1.42%	1.12%
Real estate-residential	0.03%	0.19%	0.20%	0.34%	0.75%
Home equity	0.16%	0.19%	0.52%	0.62%	1.29%
Installment	0.11%	0.11%	0.50%	0.25%	2.49%
All other	0.64%	0.66%	0.70%	1.00%	1.59%
Total net charge-offs	0.10%	0.18%	0.27%	0.99%	1.34%

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	1.01%	0.99%	1.11%	1.58%	2.37%
Nonperforming loans (1)	0.83%	1.06%	1.35%	1.43%	2.23%

Allowance for loan and lease losses to nonperforming loans (1)	120.83%	93.89%	82.08%	110.40%	106.10%

(1) Includes loans classified as nonaccrual and troubled debt restructurings.

30 First Financial Bancorp 2016 Annual Report

Table 14 • Allocation Of The Allowance For Loan And Lease Losses
	December 31,
	2016		2015		2014		2013		2012
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$19,225	31.0%	$16,995	30.9%	$13,870	27.5%	$19,968	27.2%	$27,062	24.5%
Lease financing	716	1.6%	821	1.7%	435	1.6%	461	2.0%	369	1.3%
Real estate – construction	3,282	6.9%	1,810	5.8%	1,045	4.2%	824	2.3%	3,268	2.2%
Real estate – commercial	26,540	42.2%	23,656	41.9%	27,086	44.8%	28,993	44.6%	47,069	47.9%
Real estate – residential	3,208	8.7%	4,014	9.5%	3,753	10.5%	4,140	10.9%	6,198	10.7%
Installment, home equity & credit card	4,990	9.6%	6,102	10.2%	6,669	11.4%	8,344	13.0%	9,001	13.4%
Total	$57,961	100.0%	$53,398	100.0%	$52,858	100.0%	$62,730	100.0%	$92,967	100.0%
MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates and equity prices. The primary source of market risk for First Financial is interest rate risk. Interest rate risk is the risk to earnings and the value of the Company's equity arising from changes in market interest rates and occurs in the normal course of business to the extent that there is a divergence between the amount of First Financial's interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, re-priced or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates.

Table 15 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2016 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical trends of payment activity. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to one-month LIBOR or Prime plus a spread.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 68% in its interest rate risk modeling as of December 31, 2016. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +200 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

First Financial Bancorp 2016 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2016, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP (1)	+100 BP	+200 BP
NII - Year 1	(5.25)%	0.67%	2.96%
NII - Year 2	(7.40)%	2.12%	5.65%
EVE	(6.93)%	0.55%	3.04%

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

First Financial was within all internal policy limits set for interest rate risk monitoring as of December 31, 2016.  Projected results for NII and EVE became more asset sensitive during 2016 as a result of higher floating rate loan balances. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The table that follows reflects First Financial’s estimated NII sensitivity profile as of December 31, 2016 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	2.17%	(0.83)%	5.14%	0.78%
NII-Year 2	3.62%	0.62%	7.83%	3.46%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

32 First Financial Bancorp 2016 Annual Report

Table 15 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2017	2018	2019	2020	2021	Thereafter	Total	2016
Rate sensitive assets
Fixed interest rate loans (1)	$290,698	$300,207	$224,196	$169,284	$142,889	$373,005	$1,500,279	$1,511,908
Average interest rate	4.78%	4.55%	4.81%	4.74%	5.21%	4.27%	4.64%
Variable interest rate loans (1)	897,491	615,741	468,021	359,712	433,633	1,437,779	4,212,377	4,256,072
Average interest rate	3.88%	3.87%	4.12%	4.16%	4.54%	4.21%	4.11%
Fixed interest rate securities	22,155	102,595	220,467	283,967	382,098	378,596	1,389,878	1,389,637
Average interest rate	3.25%	2.98%	2.66%	2.75%	2.56%	3.00%	2.78%
Variable interest rate securities	61,006	37,806	95,637	61,014	80,709	77,074	413,246	413,808
Average interest rate	2.50%	1.84%	2.14%	1.90%	2.52%	2.27%	2.23%
Other earning assets	82,450	0	0	0	0	0	82,450	82,450
Average interest rate	0.75%	0.00%	0.00%	0.00%	0.00%	0.00%	0.75%
FDIC indemnification asset	5,455	4,604	1,958	0	0	0	12,017	6,720
Average interest rate	(36.40)%	(36.40)%	(36.40)%	0.00%	0.00%	0.00%	(36.40)%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$1,547,985	$0	$0	$0	$0	$0	$1,547,985	$1,547,985
Savings and interest-bearing checking (2)	365,596	3,290,364	0	0	0	0	3,655,960	3,655,960
Average interest rate	0.29%	0.29%	0.00%	0.00%	0.00%	0.00%	0.29%
Time deposits	628,554	276,086	241,001	90,317	75,673	10,212	1,321,843	1,316,333
Average interest rate	0.66%	1.37%	1.79%	1.44%	1.48%	1.14%	1.12%
Fixed interest rate borrowings	687,836	103	112	0	0	119,238	807,289	805,578
Average interest rate	0.66%	6.61%	6.61%	0.00%	0.00%	5.16%	1.33%
Variable interest rate borrowings	120,212	0	0	0	0	0	120,212	120,212
Average interest rate	0.12%	0.00%	0.00%	0.00%	0.00%	0.00%	0.12%

(1) Includes loans held for sale.
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

OPERATIONAL RISK

Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls and external influences such as market conditions, fraudulent activities, natural disasters and security risks. First Financial continuously strives to strengthen the Company’s system of internal controls and operating processes as well as associates' ability to assess the impact on earnings and capital from operational risk.

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

STRATEGIC AND REPUTATION RISK

Strategic risk represents the risk of loss due to failure to fully develop and execute business plans, failure to assess current and new business opportunities, markets and products and any other event not identified in the defined risk types previously

First Financial Bancorp 2016 Annual Report 33

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

mentioned. Strategic risk focuses on analyzing factors that affect the direction of the institution or improper implementation of decisions.

Reputation risk represents the risk of loss or impairment of earnings and capital from negative publicity. This affects the ability of First Financial to establish new relationships or services or to continue servicing existing relationships. Reputation risk is recognized by the effect that public opinion could have on First Financial's franchise value and has evolved in recent years with the growth in social media.

Mitigation of strategic and reputation risk elements is achieved through initiatives that help First Financial better understand and report on the various risks it faces each day, including those related to the development of new products and business initiatives.

INFORMATION TECHNOLOGY RISK

Information technology risk is the risk that the information technologies utilized by FFB are not efficiently and effectively supporting the current and future needs of the business, operating as intended or compromise the availability, integrity and reliability of data and information. This risk also considers whether or not the Company’s information technology exposes the Company's assets to potential loss or misuse, or threatens the Company’s ability to sustain the operation of critical business processes.

CYBER RISK

Cyber risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever increasing probability. While standard security operations address most day to day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously strengthen the Company’s posture toward cybersecurity. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Ultimately, the Company seeks to effectively identify, protect, detect, respond and recover from cyber threats.

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

ENVIRONMENTAL/EXTERNAL RISK

Environmental risk increases when there are external forces that could significantly change the fundamentals that drive the Company’s overall objectives and strategies and potentially threaten the continued operations of the Company. While not a specific element of the regulatory risk framework, environmental risks are a critical consideration in understanding the full potential of scenarios that could impact the Company. Therefore, First Financial identified this as a separate category (or source) of risk for consistent consideration.

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

34 First Financial Bancorp 2016 Annual Report

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

ALLL. For each reporting period, management maintains the ALLL at a level that it considers sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). This evaluation is inherently subjective as it requires utilizing material estimates that may be susceptible to significant change.

Management's determination of the adequacy of the ALLL is based on an assessment of the probable incurred loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is generally increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or from the liquidation of collateral, is unlikely.

For purchased impaired loans, expected cash flows are re-estimated periodically with any decline in expected cash flows recorded as provision expense and an allowance for loan losses during the period. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The related, estimated reimbursement on covered loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as FDIC loss sharing income.

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

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all purchased impaired loans. The cash flows expected to be collected are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense during the period. Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

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

First Financial Bancorp 2016 Annual Report 35

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Acquired loans outside the scope of FASB ASC Topic 310-30 are accounted for under FASB ASC Topic 310-20, Receivables-Nonrefundable Fees and Costs. Discounts/premiums created when the loans were recorded at their estimated fair values at acquisition are amortized or accreted over the remaining term of the loan as an adjustment to the loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful.

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

The accounting for the FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets as well as ongoing assessment of the collectibility of the indemnification asset. The primary activities impacting the FDIC indemnification asset are FDIC claims, amortization, FDIC loss sharing income and accelerated discount.

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

36 First Financial Bancorp 2016 Annual Report

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

First Financial Bancorp 2016 Annual Report 37

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2016 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

38 First Financial Bancorp 2016 Annual Report

Statistical Information

	2016			2015			2014
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$1,741,084	$91,278	5.24%	$1,425,032	$68,719	4.82%	$1,188,882	$54,305	4.57%
Lease financing (2)	96,337	3,968	4.12%	83,316	3,340	4.01%	77,783	3,077	3.96%
Construction-real estate	357,171	13,894	3.89%	249,559	10,872	4.36%	135,765	6,638	4.89%
Commercial-real estate	2,359,480	106,122	4.50%	2,148,139	100,026	4.66%	1,891,998	96,607	5.11%
Residential-real estate	521,654	21,037	4.03%	512,888	21,185	4.13%	471,710	20,492	4.34%
Installment and other consumer	552,891	28,177	5.10%	543,900	27,638	5.08%	524,815	29,024	5.53%
Total loans and leases	5,628,617	264,476	4.70%	4,962,834	231,780	4.67%	4,290,953	210,143	4.90%
Indemnification asset	14,831	(4,509)	(30.40)%	20,274	(4,740)	(23.38)%	32,436	(5,531)	(17.05)%
Investment securities (3)
Taxable	1,693,105	43,103	2.55%	1,667,933	39,577	2.37%	1,692,074	40,924	2.42%
Tax-exempt (2)	165,773	6,977	4.21%	164,497	7,094	4.31%	132,033	5,477	4.15%
Total investment securities (3)	1,858,878	50,080	2.69%	1,832,430	46,671	2.55%	1,824,107	46,401	2.54%
Interest-bearing deposits with other banks	21,907	118	0.54%	24,430	65	0.27%	16,507	70	0.42%
Total earning assets	7,524,233	310,165	4.12%	6,839,968	273,776	4.00%	6,164,003	251,083	4.07%

Nonearning assets
Allowance for loan and lease losses	(56,860)			(54,111)			(56,828)
Cash and due from banks	119,444			115,273			123,077
Accrued interest and other assets	664,886			602,939			530,707
Total assets	$8,251,703			$7,504,069			$6,760,959

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,465,804	$2,119	0.14%	$1,263,388	$1,207	0.10%	$1,157,783	$1,277	0.11%
Savings	2,022,564	5,559	0.27%	1,971,699	4,171	0.21%	1,756,682	4,376	0.25%
Time	1,355,875	14,935	1.10%	1,333,550	14,096	1.06%	1,072,858	10,500	0.98%
Total interest-bearing deposits	4,844,243	22,613	0.47%	4,568,637	19,474	0.43%	3,987,323	16,153	0.41%
Borrowed funds
Short-term borrowings	880,457	4,506	0.51%	625,674	1,364	0.22%	746,976	1,268	0.17%
Long-term debt	119,622	6,160	5.15%	71,748	2,419	3.37%	57,608	1,813	3.15%
Total borrowed funds	1,000,079	10,666	1.07%	697,422	3,783	0.54%	804,584	3,081	0.38%
Total interest-bearing liabilities	5,844,322	33,279	0.57%	5,266,059	23,257	0.44%	4,791,907	19,234	0.40%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,456,802			1,339,802			1,169,851
Other liabilities	105,795			93,292			72,186
Shareholders' equity	844,784			804,916			727,015
Total liabilities and shareholders' equity	$8,251,703			$7,504,069			$6,760,959
Net interest income and interest rate spread (fully tax equivalent)		$276,886	3.55%		$250,519	3.56%		$231,849	3.67%
Net interest margin (fully tax equivalent)			3.68%			3.66%			3.76%
Interest income and yield		$305,950	4.07%		$269,759	3.94%		$247,859	4.02%
Interest expense and rate		33,279	0.57%		23,257	0.44%		19,234	0.40%
Net interest income and spread		$272,671	3.50%		$246,502	3.50%		$228,625	3.62%
Net interest margin			3.62%			3.60%			3.71%

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
(4) Includes loans held-for-sale.

First Financial Bancorp 2016 Annual Report 39

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2016, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2016, our internal control over financial reporting is effective based on those criteria.

Crowe Horwath LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2016. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2016, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Claude E. Davis	/s/ John M. Gavigan
Chief Executive Officer	Senior Vice President and Chief Financial Officer
February 24, 2017	February 24, 2017

40 First Financial Bancorp 2016 Annual Report

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
First Financial Bancorp
Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of First Financial Bancorp as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the year then ended. We also have audited First Financial Bancorp’s internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Financial Bancorp’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provide a reasonable basis for our opinion.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Financial Bancorp as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, First Financial Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
.

Indianapolis, Indiana	Crowe Horwath LLP
February 24, 2017

First Financial Bancorp 2016 Annual Report 41

Report Of Independent Registered Public Accounting Firm

Report On Consolidated Financial Statements

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated balance sheet of First Financial Bancorp as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Bancorp at December 31, 2015, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Cincinnati, Ohio
February 23, 2016

First Financial Bancorp 2016 Annual Report 42

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2016	2015
Assets
Cash and due from banks	$121,598	$114,841
Interest-bearing deposits with other banks	82,450	33,734
Investment securities available-for-sale, at fair value (amortized cost $1,045,337 at December 31, 2016 and $1,203,065 at December 31, 2015)	1,039,870	1,190,642
Investment securities held-to-maturity (fair value $763,575 at December 31, 2016 and $731,951 at December 31, 2015)	763,254	726,259
Other investments	51,077	53,725
Loans held for sale	13,135	20,957
Loans and leases
Commercial and industrial	1,781,948	1,663,102
Lease financing	93,108	93,986
Construction real estate	399,434	311,712
Commercial real estate	2,427,577	2,258,297
Residential real estate	500,980	512,311
Home equity	460,388	466,629
Installment	50,639	41,506
Credit card	43,408	41,217
Total loans and leases	5,757,482	5,388,760
Less: Allowance for loan and lease losses	57,961	53,398
Net loans and leases	5,699,521	5,335,362
Premises and equipment	131,579	136,603
Goodwill and other intangibles	210,625	211,865
Accrued interest and other assets	324,858	323,423
Total assets	$8,437,967	$8,147,411

Liabilities
Deposits
Interest-bearing demand	$1,513,771	$1,414,291
Savings	2,142,189	1,945,805
Time	1,321,843	1,406,124
Total interest-bearing deposits	4,977,803	4,766,220
Noninterest-bearing	1,547,985	1,413,404
Total deposits	6,525,788	6,179,624
Federal funds purchased and securities sold under agreements to repurchase	120,212	89,325
Federal Home Loan Bank short-term borrowings	687,700	849,100
Total short-term borrowings	807,912	938,425
Long-term debt	119,589	119,540
Total borrowed funds	927,501	1,057,965
Accrued interest and other liabilities	119,454	100,446
Total liabilities	7,572,743	7,338,035

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 68,730,731 shares in 2016 and 2015	570,382	571,155
Retained earnings	437,188	388,240
Accumulated other comprehensive income (loss)	(28,443)	(30,580)
Treasury stock, at cost, 6,751,179 shares in 2016 and 7,089,051 shares in 2015	(113,903)	(119,439)
Total shareholders' equity	865,224	809,376
Total liabilities and shareholders' equity	$8,437,967	$8,147,411

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2016 Annual Report 43

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2016	2015	2014
Interest income
Loans, including fees	$262,703	$230,246	$208,836
Investment securities
Taxable	43,103	39,577	40,924
Tax-exempt	4,535	4,611	3,560
Total investment securities interest	47,638	44,188	44,484
Other earning assets	(4,391)	(4,675)	(5,461)
Total interest income	305,950	269,759	247,859
Interest expense
Deposits	22,613	19,474	16,153
Short-term borrowings	4,506	1,364	1,268
Long-term borrowings	6,160	2,419	1,813
Total interest expense	33,279	23,257	19,234
Net interest income	272,671	246,502	228,625
Provision for loan and lease losses	10,140	9,641	1,528
Net interest income after provision for loan and lease losses	262,531	236,861	227,097

Noninterest income
Service charges on deposit accounts	18,933	19,015	20,274
Trust and wealth management fees	13,200	13,128	13,634
Bankcard income	12,132	11,578	10,740
Client derivative fees	4,570	4,389	1,519
Net gains on sales of loans	6,804	6,471	4,364
Gains on sales of investment securities	234	1,505	70
FDIC loss sharing income	(1,563)	(2,487)	365
Accelerated discount on covered/formerly covered loans	3,850	10,791	4,184
Other	11,441	10,812	8,815
Total noninterest income	69,601	75,202	63,965

Noninterest expenses
Salaries and employee benefits	122,361	111,792	107,702
Net occupancy	18,329	18,232	19,187
Furniture and equipment	8,663	8,722	8,554
Data processing	11,406	10,863	12,963
Marketing	3,965	3,723	3,603
Communication	1,889	2,161	2,277
Professional services	6,303	9,622	6,170
State intangible tax	2,034	2,331	2,111
FDIC assessments	4,293	4,446	4,462
Loss (gain) - other real estate owned	(1,212)	1,861	862
Loss sharing expense	696	1,865	4,686
Other	22,674	25,512	23,457
Total noninterest expenses	201,401	201,130	196,034
Income before income taxes	130,731	110,933	95,028
Income tax expense	42,205	35,870	30,028
Net income	$88,526	$75,063	$65,000

Earnings per common share
Basic	$1.45	$1.23	$1.11
Diluted	$1.43	$1.21	$1.09
Average common shares outstanding - basic	61,206,093	61,062,657	58,662,836
Average common shares outstanding - diluted	61,985,422	61,847,547	59,392,667

See Notes to Consolidated Financial Statements.

44 First Financial Bancorp 2016 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2016	2015	2014
Net income	$88,526	$75,063	$65,000
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investment securities arising during the period	384	(2,427)	13,783
Change in retirement obligation	1,245	(6,144)	(2,339)
Unrealized gain (loss) on derivatives	508	(650)	(1,551)
Unrealized gain (loss) on foreign currency exchange	0	50	(21)
Other comprehensive income (loss)	2,137	(9,171)	9,872
Comprehensive income	$90,663	$65,892	$74,872

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2016 Annual Report 45

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2014	68,730,731	$577,076	$324,192	$(31,281)	(11,197,685)	$(187,826)	$682,161

Net income			65,000				65,000
Other comprehensive income (loss)				9,872			9,872
Cash dividends declared:
Common stock at $0.61 per share			(36,299)				(36,299)
Purchase of common stock					(40,255)	(697)	(697)
Common stock issued in connection with business combinations		(946)			3,657,937	61,375	60,429
Excess tax benefit on share-based compensation		153					153
Exercise of stock options, net of shares purchased		(1,337)			120,441	2,018	681
Restricted stock awards, net of forfeitures		(4,273)			185,378	3,080	(1,193)
Share-based compensation expense		3,970					3,970
Balances at December 31, 2014	68,730,731	574,643	352,893	(21,409)	(7,274,184)	(122,050)	784,077

Adjustment for accounting changes:
FASB ASU 2014-01 adjustment			(306)				(306)
Net income			75,063				75,063
Other comprehensive income (loss)				(9,171)			(9,171)
Cash dividends declared:
Common stock at $0.64 per share			(39,410)				(39,410)
Purchase of common stock					(239,967)	(4,498)	(4,498)
Warrant exercises		(975)			58,812	988	13
Excess tax benefit on share-based compensation		146					146
Exercise of stock options, net of shares purchased		(367)			62,261	1,046	679
Restricted stock awards, net of forfeitures		(6,341)			304,027	5,075	(1,266)
Share-based compensation expense		4,049					4,049
Balances at December 31, 2015	68,730,731	571,155	388,240	(30,580)	(7,089,051)	(119,439)	809,376

Net income			88,526				88,526
Other comprehensive income (loss)				2,137			2,137
Cash dividends declared:
Common stock at $0.64 per share			(39,578)				(39,578)
Warrant exercises		(1,507)			89,383	1,507	0
Excess tax benefit on share-based compensation		264					264
Exercise of stock options, net of shares purchased		(379)			65,515	1,105	726
Restricted stock awards, net of forfeitures		(4,505)			182,974	2,924	(1,581)
Share-based compensation expense		5,354					5,354
Balances at December 31, 2016	68,730,731	$570,382	$437,188	$(28,443)	(6,751,179)	$(113,903)	$865,224

See Notes to Consolidated Financial Statements.

46 First Financial Bancorp 2016 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2016	2015	2014
Operating activities
Net income	$88,526	$75,063	$65,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	10,140	9,641	1,528
Depreciation and amortization	13,037	13,266	12,785
Stock-based compensation expense	5,354	4,049	3,970
Pension expense (income)	(1,153)	(1,042)	(1,137)
Net amortization (accretion) on investment securities	8,476	7,899	7,379
Net gains on sales of investments securities	(234)	(1,505)	(70)
Originations of loans held for sale	(232,526)	(246,845)	(145,377)
Net (gain) loss on sales of loans held for sale	(6,804)	(6,471)	(4,364)
Proceeds from sales of loans held for sale	246,829	242,029	144,803
Deferred income taxes	346	4,192	(22,405)
Decrease (increase) cash surrender value of life insurance	(186)	(5,379)	(4,255)
Decrease (increase) in interest receivable	(1,456)	(995)	(1,903)
Decrease (increase) in indemnification asset	5,613	5,036	22,425
(Decrease) increase in interest payable	46	2,296	30
Decrease (increase) in other assets	(5,347)	(33,370)	(8,156)
(Decrease) increase in other liabilities	7,700	23,703	(13,599)
Net cash provided by (used in) operating activities	138,361	91,567	56,654

Investing activities
Proceeds from sales of investment securities available-for-sale	206,990	70,219	166,356
Proceeds from calls, paydowns and maturities of securities available-for-sale	186,132	120,953	101,420
Purchases of securities available-for-sale	(396,984)	(547,901)	(147,854)
Proceeds from sales of securities held-to-maturity	4,862	0	0
Proceeds from calls, paydowns and maturities of securities held-to-maturity	127,021	140,059	105,623
Purchases of securities held-to-maturity	(11,196)	(3,520)	(140,426)
Net decrease (increase) in interest-bearing deposits with other banks	(48,716)	(11,104)	3,200
Net decrease (increase) in loans and leases	(376,848)	(390,312)	(226,558)
Proceeds from disposal of other real estate owned	9,356	15,817	30,570
Purchases of premises and equipment	(9,726)	(7,467)	(10,609)
Net cash (paid) acquired from business combinations	0	(305,591)	34,300
Net cash provided by (used in) investing activities	(309,109)	(918,847)	(83,978)

Financing activities
Net (decrease) increase in total deposits	346,164	523,882	249,630
Net (decrease) increase in short-term borrowings	(130,513)	277,033	(162,248)
Payments on long-term borrowings	(86)	(46,238)	(33,220)
Proceeds from issuance of long-term debt	0	120,000	0
Cash dividends paid on common stock	(39,125)	(39,070)	(34,848)
Purchases of treasury stock	0	(4,498)	(697)
Proceeds from exercise of stock options	801	744	1,056
Excess tax benefit on share-based compensation	264	146	153
Net cash provided by (used in) financing activities	177,505	831,999	19,826

Cash and due from banks
Net (decrease) increase in Cash and due from banks	6,757	4,719	(7,498)
Cash and due from banks at beginning of year	114,841	110,122	117,620
Cash and due from banks at end of year	$121,598	$114,841	$110,122

Supplemental disclosures
Interest paid	$33,233	$20,961	$18,154
Income taxes paid	$37,566	$31,193	$61,180
Acquisition of other real estate owned through foreclosure	$2,872	$8,398	$10,537
Issuance of restricted stock awards	$5,759	$7,760	$4,601
Common stock issued in bank acquisitions	$0	$0	$60,429

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2016 Annual Report 47

Notes To Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of presentation. The Consolidated Financial Statements of First Financial Bancorp., a bank holding company, principally serving Ohio, Indiana and Kentucky, include the accounts and operations of First Financial and its wholly owned subsidiary, First Financial Bank. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

Use of estimates. The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.

Cash and due from banks. Cash and due from banks consist of currency, coin and cash items due from banks. Cash items due from banks include noninterest bearing deposits held at other banks.

Investment securities. First Financial classifies debt and equity securities into three categories: held-to-maturity, trading and available-for-sale. Management classifies investment securities into the appropriate category at the time of purchase and re-evaluates that classification as deemed appropriate.

Investment securities are classified as held-to-maturity when First Financial has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are recorded at amortized cost.

Investment securities classified as trading are held principally for resale in the near-term and are recorded at fair value. Fair value is determined using quoted market prices. Gains or losses on trading securities, both realized and unrealized, are reported in noninterest income.

Investment securities not classified as either held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are recorded at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

The amortized cost of investment securities classified as either held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are included in interest income from investment securities in the Consolidated Statements of Income.

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

Other investments. Other investments include holdings in FRB stock and FHLB stock, which are both carried at cost.

Loans held for sale. Loans held for sale consists of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans transferred to held for sale status are carried at the lower of cost or fair value. Any subsequent change in the carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income. The Bank sells loans both servicing-retained and servicing-released, depending on pricing and other market conditions.

Loans and leases, excluding purchased impaired loans. Loans and leases for which First Financial has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and

48 First Financial Bancorp 2016 Annual Report

costs, and net of unearned income, with the exception of loans subject to fair value requirements. Loan origination and commitment fees received, as well as certain direct loan origination costs paid, are deferred, and the net amount is amortized as an adjustment to the related loan's yield. Interest income is recorded on an accrual basis. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued, but unpaid interest is reversed. Any payments received while a loan is classified as nonaccrual are applied as a reduction to the carrying value of the loan. A loan may return to accrual status if collection of future principal and interest payments is no longer doubtful.

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

For purposes of applying the guidance under FASB ASC Topic 310-30, First Financial groups acquired loans into pools based on common risk characteristics. Expected cash flows are re-estimated periodically for all purchased impaired loans. The cash flows expected to be collected are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and recorded as provision expense on a discounted basis during the period (see "Allowance for loan and lease losses" section that follows). Improvement in expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

For acquired loans that prepay, noninterest income may be recorded related to the accelerated recognition of the remaining purchase discount that would have been recognized over the life of the loan had it not prepaid. This scenario can occur either through a loan sale or prepayments that occur in the normal course of business.

Acquired loans outside of the scope of FASB ASC Topic 310-30 are accounted for under FASB ASC Topic 310-20, Receivables-Nonrefundable Fees and Costs. Discounts created when the loans were recorded at their estimated fair values at acquisition are amortized over the remaining term of the loan as an adjustment to the related loan's yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful.

Certain loans acquired in FDIC-assisted transactions were initially covered under loss sharing agreements and are referred to as covered loans during the indemnification period. Subsequent to the indemnification period, they are referred to as formerly covered loans.

Allowance for loan and lease losses. For each reporting period, management maintains the ALLL at a level that it considers sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay, including the timing of future payments.

Management's determination of the adequacy of the ALLL is based on an assessment of the probable incurred loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all, or a portion of a loan, when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral.

Commercial loan and lease relationships (including time and demand notes, tax-exempt loans, C&I, construction, commercial real estate, mezzanine loans and lease financing) greater than $250,000 that are considered impaired, or designated as a TDR, are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources, payment record, guarantor support and the realizable value of any collateral.

First Financial Bancorp 2016 Annual Report 49

Notes To Consolidated Financial Statements

The allowance for non-impaired commercial loans and leases, as well as impaired commercial loan and lease relationships less than $250,000, includes a process of estimating the probable losses incurred in the portfolio by loan type, based on First Financial's internal system of credit risk ratings and historical loss data. These estimates may also be adjusted based upon trends in the values of the underlying collateral, delinquent and nonaccrual loans, prevailing economic conditions and changes in lending strategies, among other influencing factors.

Consumer loans are generally evaluated by loan type, as these loans exhibit homogeneous characteristics. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating probable losses incurred in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions and other significant influencing factors. Consumer loans greater than $100,000 classified as TDRs are individually evaluated to determine an appropriate allowance.

For purchased impaired loans, expected cash flows are re-estimated periodically with declines in gross expected cash flows recorded as provision expense during the period. The related, estimated reimbursement for loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as FDIC loss sharing income.

Reserve for unfunded commitments. First Financial maintains a reserve that it considers sufficient to absorb probable losses incurred in standby letters of credit and outstanding loan commitments, which is included in Accrued interest and other liabilities on the Consolidated Balance Sheets. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities, including consideration of historical commitment utilization experience, credit risk rating and historical loss rates, consistent with the Company's ALLL methodology. Adjustments to the reserve for unfunded commitments are included in Other noninterest expense in the Consolidated Statements of Income.

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and represents expected reimbursements from the FDIC for losses on covered assets. The FDIC indemnification asset is measured separately from the related assets covered by loss sharing agreements with the FDIC as it is not contractually embedded in those assets and is not transferable should First Financial choose to dispose of the covered assets. Pursuant to the terms of the loss sharing agreements, covered assets are subject to stated loss thresholds whereby the FDIC will reimburse First Financial for 80% of losses up to the stated loss thresholds, and 95% of losses in excess of the thresholds. The FDIC indemnification asset was recorded at its estimated fair value at the time of the FDIC-assisted transactions. Fair values were estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC.

The accounting for the FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets as well as ongoing assessment of the collectibility of the indemnification asset. The primary activities impacting the FDIC indemnification asset are FDIC claims, amortization, FDIC loss sharing income and accelerated discount.

Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are principally computed on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from 10 to 40 years for building and building improvements; 3 to 10 years for furniture, fixtures and equipment; and 3 to 5 years for software, hardware and data handling equipment. Land improvements are depreciated over 20 years and leasehold improvements are depreciated over the lesser of the term of the respective lease or the useful life of the asset. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Maintenance and repairs are expensed as incurred.

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

50 First Financial Bancorp 2016 Annual Report

Core deposit intangibles. Core deposit intangibles represent the estimated value of acquired customer deposit relationships. CDI are recorded at estimated fair value at the date of acquisition and are based on a discounted cash flow methodology that gives appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. Core deposit intangibles are amortized on an accelerated basis over their estimated useful lives.

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at the fair value, less estimated disposal costs (net realizable value) upon acquisition. Losses arising at the time of acquisition of such properties are charged against the ALLL. Management performs periodic valuations to assess the adequacy of the recorded OREO balances and subsequent write-downs in the carrying value of OREO properties are expensed as incurred. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Affordable housing projects. First Financial has made investments in certain qualified affordable housing projects. These projects are an indirect federal subsidy that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent property to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are accounted for under the proportional amortization method and are included in Accrued interest and other assets in the Consolidated Balance Sheets.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting. The Company’s recorded investment in these entities is carried in Accrued interest and other assets on the Consolidated Balance Sheets.

Income taxes. First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest and penalties on income tax assessments or income tax refunds are recognized as a component of noninterest expense in the Consolidated Statements of Income.

Pension. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions, including those related to the discount rate, the expected return on plan assets and the rate of compensation increase.

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

Client derivatives - First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. Upon entering into an interest rate swap with a borrower, the Bank simultaneously enters into an offsetting swap agreement, with substantially matching terms, with an institutional counterparty. These matched interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements.

First Financial Bancorp 2016 Annual Report 51

Notes To Consolidated Financial Statements

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

Credit derivatives - In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The fair value of these agreements is recorded on the Consolidated Balance Sheets in Accrued interest and other liabilities.

Mortgage derivatives - First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale. The fair value of these agreements is recorded on the Consolidated Balance Sheets in Accrued interest and other assets.

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

Stock-based compensation. First Financial grants stock-based awards, including restricted stock awards and options to purchase the Company’s common stock. Stock option grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period, and reflects estimated forfeitures. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, canceled or expire, First Financial may be required to recognize an adjustment to tax expense.

Earnings per share. Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding, unvested shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents, which consist of common stock issuable under the assumed exercise of stock options granted under First Financial's stock-based compensation plans and the assumed conversion of common stock warrants, are calculated using the treasury stock method.

Segments and related information. While the Company monitors the operating results of its four lines of business, the operations are managed and financial performance is evaluated on a consolidated basis. Accordingly, and consistent with prior years, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

2. Recently Adopted and Issued Accounting Standards

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the revised standard, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities, such as sales of property, plant, and equipment; real estate; or intangible assets. The ASU also requires significantly expanded disclosures about revenue recognition. The provisions of ASU 2014-09 become effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. First Financial's revenue is balanced between net interest income on financial assets and liabilities, which is explicitly excluded from the scope of the new guidance, and noninterest income. First Financial is currently evaluating the impact of this

52 First Financial Bancorp 2016 Annual Report

update and does not anticipate that it will have a material impact on its Consolidated Financial Statements, however additional disclosures will be required.

In August 2014, the FASB issued an update (ASU 2014-15, Presentation of Financial Statements-Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern) that requires management perform a going concern evaluation similar to the auditor’s evaluation required by standards issued by the PCAOB and the AICPA. The ASU requires management to evaluate relevant conditions, events and certain management plans that are known or reasonably knowable as of the evaluation date when determining whether substantial doubt about an entity’s ability to continue as a going concern exists for both annual and interim reporting periods. If management concludes that substantial doubt about an entity’s ability to continue as a going concern, the notes to the financial statements are required to include a statement that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The provisions of this update became effective on December 31, 2016 and did not have a material impact on its Consolidated Financial Statements.

In September 2015, the FASB issued an update (ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments) which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. This update requires acquiring companies to recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance in this ASU became effective January 1, 2016 and did not have a material impact on the Company's Consolidated Financial Statements.

In January 2016, the FASB issued an update (ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) which will require entities to measure many equity investments at fair value and recognize changes in fair value in net income. This update does not apply to equity investments that result in consolidation, those accounted for under the equity method and certain others, and will eliminate use of the available for sale classification for equity securities while providing a new measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In February 2016, the FASB issued an update (ASU 2016-02, Leases) which will require lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. Operating leases, except for short-term leases that are subject to an accounting policy election, will be recorded on the balance sheet for lessees by establishing a lease liability and corresponding right-of-use asset. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. Given leases outstanding as of December 31, 2016, First Financial does not expect this ASU to have a material impact on the income statement, but does anticipate an increase in the Company's assets and liabilities. Decisions to repurchase, modify or renew leases prior to the implementation date will impact this level of materiality.

In March 2016, the FASB issued an update (ASU 2016-05, Derivatives and Hedging: Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships) which clarifies that the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require de-designation of that hedge accounting relationship. In the event of a novation, hedge accounting relationships could continue if all other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterparty to the derivative contract is considered. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-06, Derivatives and Hedging: Contingent Put and Call Options in Debt Instruments) which clarifies that an assessment of whether an embedded contingent put or call option is clearly and closely related to the debt host requires only an analysis of the four-step decision sequence in ASC 815-15-25-42. Entities are required to apply the guidance to existing debt instruments (or hybrid financial instruments that are determined to have a debt host) using a modified retrospective transition method as of the period of adoption. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-07, Investments-Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting) which will eliminate the requirement to retrospectively apply the equity

First Financial Bancorp 2016 Annual Report 53

Notes To Consolidated Financial Statements

method when an investment that had been accounted for utilizing another method qualifies for use of the equity method. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting) which will require recognition of the income tax effects of share-based awards in the income statement when the awards vest or are settled (i.e., Additional Paid-in-Capital pools will be eliminated). The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In June 2016, the FASB issued an update (ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments) which significantly changes how entities are required to measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This update will replace the current incurred loss approach for estimating credit losses with an expected loss model for instruments measured at amortized cost, including loans and leases. Expected credit losses are required to be based on amortized cost and reflect losses expected over the remaining contractual life of the asset. Management is expected to consider any available information relevant to assessing the collectibility of contractual cash flows, such as information about past events, current conditions, voluntary prepayments and reasonable and supportable forecasts, when developing expected credit loss estimates.

In addition to the new framework for calculating the ALLL, this update requires allowances for available-for-sale debt securities rather than a reduction of the security's carrying amount under the current other-than-temporary impairment model. This update also simplifies the accounting model for purchased credit-impaired debt securities and loans and will require new and updated footnote disclosures.

The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for all entities for interim and annual reporting periods beginning after December 15, 2018. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements.

In August 2016, the FASB issued an update (ASU 2016-15 Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments) which may change how an entity classifies certain cash receipts and cash payments on its statement of cash flows to reduce diversity in practice. The update also provides guidance on when an entity should separate cash flows and classify them into more than one class and when an entity should classify the aggregate of those cash flows into a single class based on the predominance principle. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

3. Restrictions On Cash And Dividends

The Bank is required to maintain average reserve balances either in the form of vault cash or reserves held on deposit with the FRB, FHLB or in pass-through reserve accounts with correspondent banks. The average amounts of these required reserve balances, based upon the average level of First Financial's transaction accounts for 2016 and 2015, were approximately $58.9 million and $56.5 million, respectively.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries, however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the Ohio Division of Financial Institutions is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date, combined with its retained net income from the two preceding years. As of December 31, 2016, First Financial's subsidiaries had retained earnings of $494.0 million of which $150.1 million was available for distribution to First Financial without prior regulatory approval.

54 First Financial Bancorp 2016 Annual Report

4. Investment Securities

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2016:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	13,011	0	(110)	12,901	7,056	0	(40)	7,016
Mortgage-backed securities	679,658	6,119	(4,459)	681,318	571,900	1,997	(5,887)	568,010
Obligations of state and other political subdivisions	70,585	117	(1,346)	69,356	96,934	1,461	(1,514)	96,881
Asset-backed securities	0	0	0	0	322,708	517	(2,013)	321,212
Other securities	0	0	0	0	46,641	741	(728)	46,654
Total	$763,254	$6,236	$(5,915)	$763,575	$1,045,337	$4,716	$(10,183)	$1,039,870

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2015:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	15,486	121	0	15,607	8,183	157	0	8,340
Mortgage-backed securities	678,318	7,452	(1,999)	683,771	775,285	2,708	(12,926)	765,067
Obligations of state and other political subdivisions	27,646	338	(99)	27,885	73,815	2,491	(671)	75,635
Asset-backed securities	0	0	0	0	236,411	35	(3,445)	233,001
Other securities	4,809	0	(121)	4,688	109,273	687	(1,458)	108,502
Total	$726,259	$7,911	$(2,219)	$731,951	$1,203,065	$6,078	$(18,501)	$1,190,642

During the year ended December 31, 2016, proceeds on the sale of $207.0 million of available-for-sale securities resulted in gains of $1.2 million and losses of $1.0 million. For the twelve months ended December 31, 2016, the Company sold a single security classified as held-to-maturity to comply with regulatory ownership guidelines. The $4.9 million of proceeds from that sale resulted in a $44 thousand gain.

During the year ended December 31, 2015, proceeds on the sale of $70.2 million of available-for-sale securities resulted in gains of $1.5 million and losses of $1 thousand. No held-to-maturity securities were sold in 2015. During the year ended December 31, 2014, proceeds on the sale of $166.4 million of available-for-sale securities resulted in gains of $0.9 million and losses of $0.9 million. No held-to-maturity securities were sold in 2014.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.0 billion at December 31, 2016 and 2015.

First Financial Bancorp 2016 Annual Report 55

Notes To Consolidated Financial Statements

The following table provides a summary of investment securities by contractual maturity as of December 31, 2016, except for mortgage-backed securities and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$207	$207	$1,396	$1,401
Due after one year through five years	3,941	3,945	13,874	13,824
Due after five years through ten years	3,379	3,377	17,424	17,653
Due after ten years	76,069	74,728	118,035	117,770
Mortgage-backed securities	679,658	681,318	571,900	568,010
Asset-backed securities	0	0	322,708	321,212
Total	$763,254	$763,575	$1,045,337	$1,039,870

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position:

	December 31, 2016
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$97	$(1)	$0	$0	$97	$(1)
Securities of U.S. government agencies and corporations	19,917	(150)	0	0	19,917	(150)
Mortgage-backed securities	505,081	(7,703)	117,211	(2,643)	622,292	(10,346)
Obligations of state and other political subdivisions	94,632	(2,710)	12,023	(150)	106,655	(2,860)
Asset-backed securities	116,057	(764)	92,629	(1,249)	208,686	(2,013)
Other securities	7,746	(237)	21,357	(491)	29,103	(728)
Total	$743,530	$(11,565)	$243,220	$(4,533)	$986,750	$(16,098)

	December 31, 2015
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	value	loss	value	loss	value	loss
U.S. Treasuries	$97	$(1)	$0	$0	$97	$(1)
Mortgage-backed securities	500,768	(5,362)	246,523	(9,563)	747,291	(14,925)
Obligations of state and other political subdivisions	972	(6)	29,287	(764)	30,259	(770)
Asset-backed securities	189,066	(3,042)	17,144	(403)	206,210	(3,445)
Other securities	35,656	(651)	24,716	(928)	60,372	(1,579)
Total	$726,559	$(9,062)	$317,670	$(11,658)	$1,044,229	$(20,720)

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance as well as the Company’s intent and ability to hold the security to maturity when determining whether any impairment is other

56 First Financial Bancorp 2016 Annual Report

than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2016 or 2015. As of December 31, 2016, the Company' investment securities portfolio consisted of 706 securities, of which 255 securities were in an unrealized loss position.

For further detail on the fair value of investment securities, see Note 20 – Fair Value Disclosures.

5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Lending activities are primarily concentrated in states where the Bank currently operates banking centers (Ohio, Indiana and Kentucky). Additionally, First Financial has two national lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans secured by commissions and cash collateral accounts primarily to insurance agents and brokers. Commercial loan categories include C&I, commercial real estate, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card.

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

Purchased impaired loans are not classified as nonperforming assets as the loans are considered to be performing under FASB ASC Topic 310-30. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on all purchased impaired loans. First Financial had purchased impaired loans totaling $138.0 million and $191.6 million, at December 31, 2016 and 2015, respectively. The outstanding balance of all purchased impaired loans, including all contractual principal, interest, fees and penalties, was $151.1 million and $213.3 million as of December 31, 2016 and December 31, 2015, respectively. These balances exclude contractual interest not yet accrued.

For more information on First Financial's accounting for purchased impaired loans, see Note 1 - Summary of Significant Accounting Policies.

Changes in the carrying amount of accretable difference for purchased impaired loans for the years ended December 31 were as follows:

(Dollars in thousands)	2016	2015	2014
Balance at beginning of year	$64,857	$106,622	$133,671
Reclassification from non-accretable difference	4,606	1,075	23,216
Accretion	(14,429)	(21,544)	(33,730)
Other net activity (1)	(8,251)	(21,296)	(16,535)
Balance at end of year	$46,783	$64,857	$106,622
 (1)  Includes the impact of loan repayments and charge-offs.

First Financial regularly reviews its forecast of expected cash flows for purchased impaired loans. The Company recognized reclassifications from nonaccretable to accretable difference of $4.6 million during 2016, $1.1 million during 2015 and $23.2 million during 2014 due to changes in the cash flow expectations related to certain loan pools. These reclassifications can result in impairment and provision expense in the current period or yield adjustments on the related loan pools on a prospective basis.

Covered loans. Loans acquired in FDIC-assisted transactions covered under loss sharing agreements whereby the FDIC will reimburse First Financial for the majority of any losses incurred are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, covered loans are subject to a stated loss threshold whereby the FDIC will reimburse First Financial

First Financial Bancorp 2016 Annual Report 57

Notes To Consolidated Financial Statements

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

The Company's loss sharing agreements with the FDIC related to non-single family assets expired effective October 1, 2014, and the ten year period of loss protection on all other covered loans and covered OREO expires October 1, 2019. The three year period for sharing recoveries on non-single family loans expires on October 1, 2017. Covered loans totaled $93.1 million as of December 31, 2016 and $113.3 million as of December 31, 2015.

Credit quality. To facilitate the monitoring of credit quality for commercial loans, and for purposes of determining an appropriate ALLL, First Financial utilizes the following categories of credit grades:

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

58 First Financial Bancorp 2016 Annual Report

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2016
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Lease financing	Total
Pass	$1,725,451	$398,155	$2,349,662	$92,540	$4,565,808
Special Mention	18,256	1,258	15,584	108	35,206
Substandard	38,241	21	62,331	460	101,053
Doubtful	0	0	0	0	0
Total	$1,781,948	$399,434	$2,427,577	$93,108	$4,702,067

	Residential real estate	Home Equity	Installment	Credit card	Total
Performing	$491,380	$456,314	$50,202	$43,408	$1,041,304
Nonperforming	9,600	4,074	437	0	14,111
Total	$500,980	$460,388	$50,639	$43,408	$1,055,415

	As of December 31, 2015
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Lease financing	Total
Pass	$1,596,415	$310,806	$2,179,701	$93,236	$4,180,158
Special Mention	27,498	128	19,903	0	47,529
Substandard	39,189	778	58,693	750	99,410
Doubtful	0	0	0	0	0
Total	$1,663,102	$311,712	$2,258,297	$93,986	$4,327,097

	Residential real estate	Home equity	Installment	Credit card	Total
Performing	$503,317	$461,188	$41,253	$41,217	$1,046,975
Nonperforming	8,994	5,441	253	0	14,688
Total	$512,311	$466,629	$41,506	$41,217	$1,061,663

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2016 Annual Report 59

Notes To Consolidated Financial Statements

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2016
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$1,257	$208	$1,339	$2,804	$1,773,939	$1,776,743	$5,205	$1,781,948	$0
Lease financing	137	0	115	252	92,856	93,108	0	93,108	0
Construction real estate	0	0	0	0	398,877	398,877	557	399,434	0
Commercial real estate	777	134	5,589	6,500	2,339,327	2,345,827	81,750	2,427,577	2,729
Residential real estate	821	37	2,381	3,239	450,631	453,870	47,110	500,980	0
Home equity	195	145	1,776	2,116	456,143	458,259	2,129	460,388	0
Installment	24	1	258	283	49,058	49,341	1,298	50,639	0
Credit card	457	177	142	776	42,632	43,408	0	43,408	142
Total	$3,668	$702	$11,600	$15,970	$5,603,463	$5,619,433	$138,049	$5,757,482	$2,871

	As of December 31, 2015
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$2,255	$2,232	$1,937	$6,424	$1,648,902	$1,655,326	$7,776	$1,663,102	$0
Lease financing	641	155	122	918	93,068	93,986	0	93,986	0
Construction real estate	0	17	0	17	310,872	310,889	823	311,712	0
Commercial real estate	2,501	913	7,421	10,835	2,124,290	2,135,125	123,172	2,258,297	0
Residential real estate	1,220	239	2,242	3,701	451,907	455,608	56,703	512,311	0
Home equity	696	248	2,830	3,774	461,647	465,421	1,208	466,629	0
Installment	197	111	48	356	39,206	39,562	1,944	41,506	0
Credit card	279	147	108	534	40,683	41,217	0	41,217	108
Total	$7,789	$4,062	$14,708	$26,559	$5,170,575	$5,197,134	$191,626	$5,388,760	$108

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

60 First Financial Bancorp 2016 Annual Report

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated sustained performance with the restructured terms of the loan agreement.

First Financial had 247 TDRs totaling $35.4 million at December 31, 2016, including $30.2 million of loans on accrual status and $5.1 million of loans classified as nonaccrual. First Financial has $0.9 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2016. At December 31, 2016, the ALLL included reserves of $1.9 million related to TDRs and approximately $22.6 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year. For the year ended December 31, 2016, First Financial charged off $0.5 million for the portion of TDRs modified during the year.

First Financial had 271 TDRs totaling $38.2 million at December 31, 2015, including $28.9 million of loans on accrual status and $9.3 million of loans classified as nonaccrual. First Financial had $1.8 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2015. At December 31, 2015, the ALLL included reserves of $6.3 million related to TDRs and approximately $10.3 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year. For the year ended December 31, 2015, First Financial charged off $2.7 million for the portion of TDRs modified during the year.

First Financial had 262 TDRs totaling $28.2 million at December 31, 2014, including $15.9 million of loans on accrual status and $12.3 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified in TDRs as of December 31, 2014. At December 31, 2014, the ALLL included reserves of $3.7 million related to TDRs and approximately $10.5 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year. For the year ended December 31, 2014, First Financial charged off $1.0 million for the portion of TDRs modified during the year.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2016, 2015 and 2014:

	Years ended December 31,
	2016			2015			2014
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial and industrial	18	$3,402	$3,508	33	$9,035	$8,203	24	$5,282	$4,256
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	16	5,200	4,752	18	20,249	16,474	16	5,235	3,937
Residential real estate	5	840	787	10	1,292	1,238	31	1,767	1,516
Home equity	5	165	156	25	2,859	2,221	36	1,977	1,036
Installment	3	9	9	10	97	97	8	47	29
Total	47	$9,616	$9,212	96	$33,532	$28,233	115	$14,308	$10,774

The following table provides information on how TDRs were modified during the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Extended maturities	$2,571	$12,883	$6,961
Adjusted interest rates	0	0	299
Combination of rate and maturity changes	3,046	1,244	991
Forbearance	88	260	373
Other (1)	3,507	13,846	2,150
Total	$9,212	$28,233	$10,774
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

First Financial Bancorp 2016 Annual Report 61

Notes To Consolidated Financial Statements

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

For the twelve months ended December 31, 2016, 2015 and 2014, there were four, ten and nine TDRs, respectively, with balances of $0.3 million, $1.6 million and $0.4 million, respectively, for which there was a payment default during the period that occurred within twelve months of the loan modification.

Impaired loans. Loans classified as nonaccrual and loans modified as TDRs are considered impaired. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2016	2015	2014
Impaired loans
Nonaccrual loans (1)
Commercial and industrial	$2,419	$8,405	$6,627
Lease financing	195	122	0
Construction real estate	0	0	223
Commercial real estate	6,098	9,418	27,969
Residential real estate	5,251	5,027	7,241
Home equity	3,400	4,898	5,958
Installment	367	127	451
Total nonaccrual loans	17,730	27,997	48,469
Accruing troubled debt restructurings	30,240	28,876	15,928
Total impaired loans	$47,970	$56,873	$64,397

Interest income effect
Gross amount of interest that would have been recorded under original terms	$2,848	$3,595	$3,581
Interest included in income
Nonaccrual loans	375	475	537
Troubled debt restructurings	876	682	456
Total interest included in income	1,251	1,157	993
Net impact on interest income	$1,597	$2,438	$2,588

Commitments outstanding to borrowers with nonaccrual loans	$0	$1	$0
(1) Nonaccrual loans include nonaccrual TDRs of $5.1 million, $9.3 million and $12.3 million as of December 31, 2016, 2015 and 2014, respectively.

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

62 First Financial Bancorp 2016 Annual Report

First Financial's investment in impaired loans, excluding purchased impaired loans, is as follows:

	December 31, 2016			December 31, 2015
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Current balance	Contractual principal balance	Related allowance
Loans with no related allowance recorded
Commercial and industrial	$12,134	$12,713	$0	$16,418	$17,398	$0
Lease financing	195	195	0	122	122	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	12,232	14,632	0	16,301	20,479	0
Residential real estate	8,412	9,648	0	7,447	8,807	0
Home equity	3,973	5,501	0	5,340	7,439	0
Installment	437	603	0	253	276	0
Total	37,383	43,292	0	45,881	54,521	0

Loans with an allowance recorded
Commercial and industrial	1,069	1,071	550	993	1,178	357
Lease financing	0	0	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	8,228	8,277	593	8,351	8,706	979
Residential real estate	1,189	1,189	179	1,547	1,560	235
Home equity	101	101	2	101	101	2
Installment	0	0	0	0	0	0
Total	10,587	10,638	1,324	10,992	11,545	1,573

Total
Commercial and industrial	13,203	13,784	550	17,411	18,576	357
Lease financing	195	195	0	122	122	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	20,460	22,909	593	24,652	29,185	979
Residential real estate	9,601	10,837	179	8,994	10,367	235
Home equity	4,074	5,602	2	5,441	7,540	2
Installment	437	603	0	253	276	0
Total	$47,970	$53,930	$1,324	$56,873	$66,066	$1,573

First Financial Bancorp 2016 Annual Report 63

Notes To Consolidated Financial Statements

	Years ended December 31,
	2016		2015		2014
(Dollars in thousands)	Average balance	Interest income recognized	Average balance	Interest income recognized	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial and industrial	$13,619	$309	$10,468	$258	$7,146	$146
Lease financing	150	3	24	0	0	0
Construction real estate	0	0	150	0	223	0
Commercial real estate	14,252	357	19,363	344	15,653	285
Residential real estate	7,752	199	8,143	184	9,485	182
Home equity	4,830	86	5,648	82	5,658	85
Installment	366	7	380	7	513	8
Total	40,969	961	44,176	875	38,678	706

Loans with an allowance recorded
Commercial and industrial	1,098	37	1,409	26	4,234	57
Lease financing	214	8	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	7,792	211	12,928	213	11,471	187
Residential real estate	1,374	30	1,696	40	2,088	40
Home equity	101	4	101	3	101	3
Installment	0	0	0	0	0	0
Total	10,579	290	16,134	282	17,894	287

Total
Commercial and industrial	14,717	346	11,877	284	11,380	203
Lease financing	364	11	24	0	0	0
Construction real estate	0	0	150	0	223	0
Commercial real estate	22,044	568	32,291	557	27,124	472
Residential real estate	9,126	229	9,839	224	11,573	222
Home equity	4,931	90	5,749	85	5,759	88
Installment	366	7	380	7	513	8
Total	$51,548	$1,251	$60,310	$1,157	$56,572	$993

64 First Financial Bancorp 2016 Annual Report

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2016	2015	2014
Balance at beginning of year	$13,254	$22,674	$46,926
Additions
Commercial	1,850	5,187	8,208
Residential	1,022	3,211	2,329
Total additions	2,872	8,398	10,537
Disposals
Commercial	(6,993)	(12,722)	(28,933)
Residential	(2,363)	(3,095)	(1,637)
Total disposals	(9,356)	(15,817)	(30,570)
Valuation adjustments
Commercial	(345)	(1,617)	(3,765)
Residential	(141)	(384)	(454)
Total valuation adjustments	(486)	(2,001)	(4,219)
Balance at end of year	$6,284	$13,254	$22,674

The preceding table includes OREO subject to loss sharing agreements of $0.4 million, $1.4 million and $0.3 million at December 31, 2016, 2015 and 2014, respectively.

FDIC indemnification asset. Changes in the balance of the FDIC indemnification asset and the related impact to the Consolidated Statements of Income are presented in the table that follows:

(Dollars in thousands)	Years ended December 31,
	2016	2015	2014	Affected Line Item in the Consolidated Statements of Income
Balance at beginning of year	$17,630	$22,666	$45,091
Adjustments not reflected in income
Net FDIC claims (received) / paid	459	2,423	(6,785)
Adjustments reflected in income
Amortization	(4,509)	(4,740)	(5,531)	Interest income, other earning assets
FDIC loss sharing income	(1,563)	(2,487)	365	Noninterest income, FDIC loss sharing income
Offset to accelerated discount	0	(232)	(10,474)	Noninterest income, accelerated discount on covered loans
Balance at end of year	$12,017	$17,630	$22,666

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

First Financial Bancorp 2016 Annual Report 65

Notes To Consolidated Financial Statements

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

6. Allowance for Loan and Lease Losses

Loans and leases. For each reporting period, management maintains the ALLL at a level that it considers sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay (including the timing of future payments). For further discussion of First Financial's allowance methodology, see Note 1 – Summary of Significant Accounting Policies.

The ALLL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full, either through payments from the borrower, or from the liquidation of collateral.

During 2015, First Financial closed its merger with Oak Street. Loans acquired in this transaction were recorded at estimated fair value at the acquisition date with no carryover of the related ALLL. See Note 21 – Business Combinations for further detail.

Covered/formerly covered loans. The majority of covered/formerly covered loans are purchased impaired loans, whereby First Financial is required to periodically re-estimate the expected cash flows on the loans. For further detail regarding accounting for purchased impaired loans and the related allowance, see Note 1 – Summary of Significant Accounting Policies.

66 First Financial Bancorp 2016 Annual Report

Changes in the ALLL for the three years ended December 31 were as follows:

(Dollars in thousands)	2016	2015	2014
Changes in the ALLL on loans, excluding covered/formerly covered
Balance at beginning of year	$43,149	$42,820	$43,829
Provision for loan and lease losses	9,322	7,926	3,369
Loans charged-off	(6,652)	(11,660)	(7,877)
Recoveries	3,603	4,063	3,499
Balance at end of year	$49,422	$43,149	$42,820

Changes in the ALLL on covered/formerly covered loans
Balance at beginning of year	$10,249	$10,038	$18,901
Provision for loan and lease losses	818	1,715	(1,841)
Loans charged-off	(4,462)	(8,896)	(18,096)
Recoveries	1,934	7,392	11,074
Balance at end of year	$8,539	$10,249	$10,038

Changes in the ALLL on total loans
Balance at beginning of year	$53,398	$52,858	$62,730
Provision for loan and lease losses	10,140	9,641	1,528
Loans charged-off	(11,114)	(20,556)	(25,973)
Recoveries	5,537	11,455	14,573
Balance at end of year	$57,961	$53,398	$52,858

Changes in the ALLL by loan category as of December 31 were as follows:

	2016
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Residential	Home Equity	Installment	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$16,995	$1,810	$23,656	$4,014	$3,943	$386	$2,594	$53,398
Provision for loan and lease losses	3,705	1,280	5,365	(655)	(175)	53	567	10,140
Gross charge-offs	(2,630)	(93)	(4,983)	(387)	(1,445)	(386)	(1,190)	(11,114)
Recoveries	1,155	285	2,502	236	720	335	304	5,537
Total net charge-offs	(1,475)	192	(2,481)	(151)	(725)	(51)	(886)	(5,577)
Ending allowance for loan and lease losses	$19,225	$3,282	$26,540	$3,208	$3,043	$388	$2,275	$57,961

	2015
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Residential	Home Equity	Installment	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$13,870	$1,045	$27,086	$3,753	$4,260	$407	$2,437	$52,858
Provision for loan and lease losses	4,809	597	1,439	1,234	573	25	964	9,641
Gross charge-offs	(5,408)	(85)	(10,083)	(1,531)	(1,891)	(509)	(1,049)	(20,556)
Recoveries	3,724	253	5,214	558	1,001	463	242	11,455
Total net charge-offs	(1,684)	168	(4,869)	(973)	(890)	(46)	(807)	(9,101)
Ending allowance for loan and lease losses	$16,995	$1,810	$23,656	$4,014	$3,943	$386	$2,594	$53,398

First Financial Bancorp 2016 Annual Report 67

Notes To Consolidated Financial Statements

	2014
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Residential	Home Equity	Installment	Other	Total
Allowance for loan and lease losses
Balance at beginning of year	$19,968	$824	$28,993	$4,140	$5,209	$590	$3,006	$62,730
Provision for loan and lease losses	(1,711)	1,188	(46)	536	1,314	64	183	1,528
Gross charge-offs	(9,156)	(1,348)	(9,478)	(1,454)	(2,774)	(605)	(1,158)	(25,973)
Recoveries	4,769	381	7,617	531	511	358	406	14,573
Total net charge-offs	(4,387)	(967)	(1,861)	(923)	(2,263)	(247)	(752)	(11,400)
Ending allowance for loan and lease losses	$13,870	$1,045	$27,086	$3,753	$4,260	$407	$2,437	$52,858

The ALLL balance and the recorded investment in loans by portfolio segment and based on impairment method as of December 31 were as follows:

	December 31, 2016
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Residential	Home Equity	Installment	Other	Total
Ending allowance on loans individually evaluated for impairment	$550	$0	$593	$179	$2	$0	$0	$1,324
Ending allowance on loans collectively evaluated for impairment	18,675	3,282	25,947	3,029	3,041	388	2,275	56,637
Ending allowance for loan and lease losses	$19,225	$3,282	$26,540	$3,208	$3,043	$388	$2,275	$57,961

Loans and Leases
Ending balance of loans individually evaluated for impairment	$13,203	$0	$20,460	$9,601	$4,074	$437	$195	$47,970
Ending balance of loans collectively evaluated for impairment	1,768,745	399,434	2,407,117	491,379	456,314	50,202	136,321	5,709,512
Total loans	$1,781,948	$399,434	$2,427,577	$500,980	$460,388	$50,639	$136,516	$5,757,482

	December 31, 2015
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Residential	Home Equity	Installment	Other	Total
Ending allowance on loans individually evaluated for impairment	$357	$0	$979	$235	$2	$0	$0	$1,573
Ending allowance on loans collectively evaluated for impairment	16,638	1,810	22,677	3,779	3,941	386	2,594	51,825
Ending allowance for loan and lease losses	$16,995	$1,810	$23,656	$4,014	$3,943	$386	$2,594	$53,398

Loans and Leases
Ending balance of loans individually evaluated for impairment	$17,411	$0	$24,652	$8,994	$5,441	$253	$122	$56,873
Ending balance of loans collectively evaluated for impairment	1,645,691	311,712	2,233,645	503,317	461,188	41,253	135,081	5,331,887
Total loans	$1,663,102	$311,712	$2,258,297	$512,311	$466,629	$41,506	$135,203	$5,388,760

68 First Financial Bancorp 2016 Annual Report

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2016	2015
Land and land improvements	$41,112	$41,398
Buildings	107,918	108,648
Furniture and fixtures	55,368	53,054
Leasehold improvements	19,544	19,806
Construction in progress	3,791	2,849
	227,733	225,755

Less: Accumulated depreciation and amortization	96,154	89,152
Total	$131,579	$136,603

Rental expense recorded under operating leases in 2016, 2015 and 2014 was $7.9 million, $7.0 million and $7.6 million, respectively.

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2017	$7,082
2018	6,097
2019	5,757
2020	5,521
2021	4,784
Thereafter	15,286
Total	$44,527

8. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. During 2016, First Financial did not record any additions to goodwill. Additions to goodwill in 2015 resulted from the acquisition of Oak Street in the third quarter. For further detail on the Oak Street acquisition, see Note 21 – Business Combinations.

Changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are shown below.

(Dollars in thousands)	2016	2015	2014
Balance at beginning of year	$204,084	$137,739	$95,050
Goodwill resulting from business combinations	0	66,345	42,689
Balance at end of year	$204,084	$204,084	$137,739

Goodwill is not amortized, but is measured for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2016 and no impairment was indicated.  As of December 31, 2016, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. As of December 31, 2016 and 2015, First Financial had $6.5 million and $7.8 million, respectively, of other intangibles which primarily consist of core deposit intangibles and are included in Goodwill and other intangibles in the Consolidated Balance Sheets.  Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships. Core deposit intangibles are recorded at their estimated fair value at the date of acquisition and are then

First Financial Bancorp 2016 Annual Report 69

Notes To Consolidated Financial Statements

amortized on an accelerated basis over their estimated useful lives. Core deposit intangibles were $4.5 million and $5.9 million as of December 31, 2016 and December 31, 2015, respectively. First Financial recorded no additions to core deposit intangibles in 2016 or 2015. First Financial's core deposit intangibles have an estimated weighted average remaining life of 4.8 years as of December 31, 2016.

Amortization expense recognized on intangible assets for 2016, 2015 and 2014 was $1.6 million, $1.9 million and $1.7 million, respectively. The estimated amortization expense of other intangible assets for the next five years is as follows:

(Dollars in thousands)	Amortization Expense
2017	$1,254
2018	1,056
2019	979
2020	761
2021	619

9. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2016 were $190.9 million.

Scheduled maturities of time deposits for the next five years were as follows:

(Dollars in thousands)	Total
2017	$635,294
2018	275,974
2019	240,966
2020	90,314
2021	75,672

10. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, overnight advances from the FHLB and a short-term line of credit. All repurchase agreements are subject to terms and conditions of repurchase/security agreements between the Bank and the client. The Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities to secure its liability to the client.

First Financial has a $15.0 million short-term credit facility with an unaffiliated bank that matures on May 29, 2017. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2016 and December 31, 2015, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2016 and December 31, 2015.

70 First Financial Bancorp 2016 Annual Report

The following is a summary of short-term borrowings for the last three years:

	2016		2015		2014
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$120,212	0.12%	$89,325	0.11%	$103,192	0.05%
FHLB borrowings	687,700	0.66%	849,100	0.47%	558,200	0.18%
Total	$807,912	0.58%	$938,425	0.44%	$661,392	0.16%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$89,157	0.05%	$73,191	0.07%	$119,795	0.05%
FHLB borrowings	791,259	0.55%	552,360	0.24%	627,181	0.19%
Other short-term borrowings	41	3.56%	123	3.30%	0	0.00%
Total	$880,457	0.50%	$625,674	0.22%	$746,976	0.17%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$122,242		$123,374		$132,332
FHLB borrowings	1,035,000		849,100		820,500
Other short-term borrowings	0		15,000		0
In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.125% payable semiannually and mature on August 25, 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

Long-term debt also includes FHLB long-term advances as of December 31, 2016 and 2015. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2016, had collateral pledged with a book value of $3.5 billion.

The following is a summary of First Financial's long-term debt:

	2016		2015
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$120,000	5.13%	$120,000	5.13%
Unamortized debt issuance costs	(1,537)	n/a	(1,688)	n/a
FHLB	351	1.43%	453	2.37%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$119,589	5.15%	$119,540	5.15%

First Financial Bancorp 2016 Annual Report 71

Notes To Consolidated Financial Statements

As of December 31, 2016, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2017	$15
2018	15
2019	321
2020	0
2021	0
Thereafter	119,238
Total	$119,589

11. Derivatives

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

At December 31, 2016, the Company had a total counterparty notional amount outstanding of approximately $677.8 million, spread among ten counterparties, with an outstanding liability from these contracts of $5.2 million. At December 31, 2015, First Financial had a total counterparty notional amount outstanding of $551.7 million, spread among nine counterparties, with an outstanding liability from these contracts of $13.4 million.

First Financial’s exposure to credit loss, in the event of nonperformance by a borrower, is limited to the market value of the derivative instrument associated with that borrower. First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the normal credit review processes the Company performs on all borrowers. Additionally, the Company monitors derivative credit risk exposure related to problem loans through the Company's ALLL committee. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

72 First Financial Bancorp 2016 Annual Report

Client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. The following table details the location and amounts recognized in the Consolidated Balance Sheets for client derivatives:

		December 31, 2016			December 31, 2015
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Location	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives - Instruments associated with loans
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$677,028	$8,401	$(4,158)	$546,458	$13,981	$(44)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	677,028	4,158	(8,429)	546,458	44	(14,015)
Total		$1,354,056	$12,559	$(12,587)	$1,092,916	$14,025	$(14,059)

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

The following table discloses the gross and net amounts of assets and liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2016			December 31, 2015
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$12,587	$(462)	$12,125	$14,015	$(16,710)	$(2,695)

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2016:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Asset conversion swaps
Receive fixed, matched interest rate swaps with borrower	$677,028	5.6	$4,243	4.10%	2.82%
Pay fixed, matched interest rate swaps with counterparty	677,028	5.6	(4,271)	2.82%	4.10%
Total asset conversion swaps	$1,354,056	5.6	$(28)	3.46%	3.46%

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $64.9 million as of December 31, 2016 and $33.6 million as of December 31, 2015. The fair value of these agreements were recorded on the Consolidated Balance Sheets as liabilities of $29 thousand as of December 31, 2016 and $0.1 million December 31, 2015.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale. At December 31, 2016, the notional amount of the IRLCs was $13.2 million and the notional amount of forward commitments was $17.8 million. As of December 31, 2015, the notional amount of IRLCs was $18.5 million and the notional amount of

First Financial Bancorp 2016 Annual Report 73

Notes To Consolidated Financial Statements

forward commitments was $25.1 million. The fair value of these agreements was recorded on the Consolidated Balance Sheets in Accrued interest and other assets and was $0.2 million at December 31, 2016 and $0.1 million at December 31, 2015.

12. Commitments and Contingencies

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

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument for standby letters of credit and outstanding commitments to extend credit, is represented by the contractual amounts of those instruments. First Financial utilizes the ALLL methodology to maintain a reserve that it considers sufficient to absorb probable losses incurred in standby letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance Sheets.

Loan commitments. Loan commitments are agreements to extend credit to a client as long as there is no violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, primarily variable in nature, totaling $2.0 billion at both December 31, 2016 and December 31, 2015 with interest rates ranging from 0.00% to 21.00% for each year.

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit (including standby letters of credit) aggregating $18.4 million and $16.3 million at December 31, 2016, and December 31, 2015, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Investments in affordable housing projects. First Financial has made investments in certain qualified affordable housing tax credits. These credits are an indirect federal subsidy that provides tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent property to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. First Financial's affordable housing commitments totaled $32.7 million and $31.5 million as of December 31, 2016 and December 31, 2015, respectively. The Company received tax credits of $2.9 million and $1.4 million related to its investments in affordable housing projects for the years ended December 31, 2016 and 2015, respectively. The Company recognized amortization expense which was included in income tax expense of $2.7 million and $0.7 million for the years ended December 31, 2016 and 2015, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2016 or December 31, 2015.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. The Company’s recorded investment in these entities, carried in Accrued interest and other assets on the Consolidated Balance Sheets, was approximately $4.9 million at December 31, 2016, and $1.1 million at December 31, 2015. The maximum exposure to loss related to these investments was $13.7 million at December 31, 2016 and $1.1 million at December 31, 2015, representing the Company’s investment balance and its unfunded commitments to invest additional amounts. Investments in historic tax credits resulted in $0.6 million of tax credits for the year ended December 31, 2016. No tax credits associated with the historic tax credit investments were recognized for the year ended December 31, 2015.

74 First Financial Bancorp 2016 Annual Report

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation, assertions of improper or fraudulent loan practices or lending violations and other matters from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2016. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2016 and $1.3 million of reserves related to litigation matters as of December 31, 2015.

13. Related Party Transactions

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2016
Beginning balance	$10,483
Additions	2,334
Deductions	(5,887)
Ending balance	$6,930
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

14. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2016	2015	2014
Current expense
Federal	$40,537	$31,428	$49,561
State	1,322	250	2,872
Total current expense	41,859	31,678	52,433
Deferred (benefit) expense
Federal	528	3,980	(19,368)
State	(182)	212	(3,037)
Total deferred (benefit) expense	346	4,192	(22,405)
Income tax expense	$42,205	$35,870	$30,028

First Financial Bancorp 2016 Annual Report 75

Notes To Consolidated Financial Statements

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2016	2015	2014
Income taxes computed at federal statutory rate (35%) on income before income taxes	$45,756	$38,827	$33,260
Benefit from tax-exempt income	(2,911)	(2,815)	(2,304)
Tax credits	(2,691)	(1,388)	(1,100)
State income taxes, net of federal tax benefit	741	301	(107)
Affordable housing investments	1,923	455	0
Other	(613)	490	279
Income tax expense	$42,205	$35,870	$30,028

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2016, and 2015, were as follows:

(Dollars in thousands)	2016	2015
Deferred tax assets
Allowance for loan and lease losses	$20,955	$19,397
Deferred compensation	627	627
Postretirement benefits other than pension liability	925	971
Accrued stock-based compensation	1,094	1,354
Other real estate owned write-downs	888	1,714
Interest on nonaccrual loans	844	1,075
Accrued expenses	5,081	5,027
Net unrealized losses on investment securities and derivatives	3,141	3,574
Other	453	1,004
Total deferred tax assets	34,008	34,743

Deferred tax liabilities
Tax depreciation greater than book depreciation	(5,166)	(6,011)
FHLB and FRB stock	(5,535)	(5,685)
Mortgage-servicing rights	(530)	(411)
Leasing activities	(4,933)	(5,003)
Prepaid pension	(12,539)	(11,384)
Intangible assets	(16,611)	(14,764)
Deferred loan fees and costs	(1,238)	(2,335)
Prepaid expenses	(348)	(384)
Partnership investments	(1,218)	(1,342)
Fair value adjustments on acquisitions	(1,404)	(1,492)
Other	(852)	(682)
Total deferred tax liabilities	(50,374)	(49,493)
Total net deferred tax liability	$(16,366)	$(14,750)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods, the reversal of deferred tax liabilities during the same period and the ability to carryback any losses. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2016 and 2015.

76 First Financial Bancorp 2016 Annual Report

Unrecognized tax benefits

At December 31, 2016, First Financial had $2.4 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2015, First Financial had no unrecognized tax benefits recorded. A progression of unrecognized tax benefits as of December 31, 2016 is as follows:

(Dollars in thousands)	2016
Balance at beginning of year	$0
Additions for tax positions of prior years	3,735
Balance at end of year	$3,735

The unrecognized tax benefits relate to state income tax exposures from taking tax positions where the Company believes it is likely that, upon examination, a state may take a position contrary to the position taken by the Company. The Company believes that resolution regarding our uncertain tax positions is reasonably possible within the next twelve months and could result in full, partial or no recognition of the benefit.

First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2016 and 2105, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2013 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2013 through 2015 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2011. Tax years 2011 through 2015 remain open to state and local examination by various other jurisdictions.

15. Employee Benefit Plans

Pension plan. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees and uses a December 31 measurement date for the plan.

For all years presented, plan assets were primarily invested in equity mutual funds and fixed income mutual funds. The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

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

As a result of the plan’s updated actuarial projections for 2016, First Financial recorded income related to its pension plan of $1.2 million for 2016, $1.0 million for 2015 and $1.1 million for 2014. First Financial made no cash contributions to the pension plan in 2016, 2015 or 2014.

First Financial Bancorp 2016 Annual Report 77

Notes To Consolidated Financial Statements

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2016	2015
Change in benefit obligation
Benefit obligation at beginning of year	$60,664	$59,780
Service cost	5,034	4,807
Interest cost	2,262	2,120
Actuarial gain (loss)	142	(1,017)
Benefits paid, excluding settlement	(5,373)	(5,026)
Benefit obligation at end of year	62,729	60,664

Change in plan assets
Fair value of plan assets at beginning of year	125,714	133,326
Actual return on plan assets	10,670	(2,586)
Benefits paid, excluding settlement	(5,373)	(5,026)
Fair value of plan assets at end of year	131,011	125,714

Amounts recognized in the Consolidated Balance Sheets
Assets	68,282	65,050
Liabilities	0	0
Net amount recognized	$68,282	$65,050

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$38,278	$40,770
Net prior service cost	(2,334)	(2,747)
Deferred tax assets	(13,141)	(13,975)
Net amount recognized	$22,803	$24,048

Change in accumulated other comprehensive income (loss)	$(1,245)	$6,144

Accumulated benefit obligation	$61,909	$60,040

78 First Financial Bancorp 2016 Annual Report

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2016	2015	2014
Service cost	$5,034	$4,807	$4,119
Interest cost	2,262	2,120	2,388
Expected return on assets	(9,644)	(9,444)	(9,055)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	1,608	1,888	1,824
Net periodic benefit (income) cost	(1,153)	(1,042)	(1,137)

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(884)	11,014	5,058
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(1,608)	(1,888)	(1,824)
Total recognized in accumulated other comprehensive income (loss)	(2,079)	9,539	3,647
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$(3,232)	$8,497	$2,510

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of (gain) loss	$1,754	$1,642	$1,780
Amortization of prior service credit	(413)	(413)	(413)

Assumptions
	December 31,
	2016	2015	2014
Benefit obligations
Discount rate	3.88%	4.05%	3.76%
Rate of compensation increase	3.50%	3.50%	3.50%

Net periodic benefit cost
Discount rate	4.05%	3.76%	4.62%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%	3.50%

The fair value of the plan assets as of December 31, 2016 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$190	$190	$0	$0
U. S. Government agencies	6,026	0	6,026	0
Fixed income mutual funds	66,483	66,483	0	0
Equity mutual funds	58,311	58,311	0	0
Total	$131,010	$124,984	$6,026	$0

First Financial Bancorp 2016 Annual Report 79

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

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 20 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2017	$4,081
2018	4,421
2019	4,143
2020	5,127
2021	5,660
Thereafter	27,515

401(k) thrift plan. First Financial sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial contributions to the 401(k) plan are discretionary. First Financial measures the Company's performance compared to its identified peer group in determining whether to recommend a Company contribution, with the amount of the recommended contribution not to exceed 3% of the employee's annual earnings. All First Financial contributions vest immediately. First Financial recorded $0.8 million of expense related to the Company's contributions to the 401(k) plan during the year ended December 31, 2016. There were no expenses recorded related to Company contributions to the 401(k) plan during 2015 or 2014.

Bank-owned life insurance. First Financial purchases life insurance policies on the lives of certain employees and is the owner and beneficiary of the policies. The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value less surrender charges, with changes recorded in other noninterest income in the Consolidated Statements of Income. The carrying value of bank-owned life insurance policies was $98.5 million and $98.3 million at December 31, 2016, and 2015, respectively.

80 First Financial Bancorp 2016 Annual Report

16. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2016
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$751	$234	$517	$(133)	$384	$(4,933)	$384	$(4,549)
Unrealized gain (loss) on derivatives	809	0	809	(301)	508	(1,599)	508	(1,091)
Retirement obligation	884	(1,195)	2,079	(834)	1,245	(24,048)	1,245	(22,803)
Foreign currency translation	0	0	0	0	0	0	0	0
Total	$2,444	$(961)	$3,405	$(1,268)	$2,137	$(30,580)	$2,137	$(28,443)

	December 31, 2015
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$(2,200)	$1,505	$(3,705)	$1,278	$(2,427)	$(2,506)	$(2,427)	$(4,933)
Unrealized gain (loss) on derivatives	(1,020)	0	(1,020)	370	(650)	(949)	(650)	(1,599)
Retirement obligation	(11,014)	(1,475)	(9,539)	3,395	(6,144)	(17,904)	(6,144)	(24,048)
Foreign currency translation	50	0	50	0	50	(50)	50	0
Total	$(14,184)	$30	$(14,214)	$5,043	$(9,171)	$(21,409)	$(9,171)	$(30,580)

	December 31, 2014
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$21,718	$70	$21,648	$(7,865)	$13,783	$(16,289)	$13,783	$(2,506)
Unrealized gain (loss) on derivatives	(2,902)	(432)	(2,470)	919	(1,551)	602	(1,551)	(949)
Retirement obligation	(5,058)	(1,411)	(3,647)	1,308	(2,339)	(15,565)	(2,339)	(17,904)
Foreign currency translation	(21)	0	(21)	0	(21)	(29)	(21)	(50)
Total	$13,737	$(1,773)	$15,510	$(5,638)	$9,872	$(31,281)	$9,872	$(21,409)

First Financial Bancorp 2016 Annual Report 81

Notes To Consolidated Financial Statements

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2016	2015	2014	Affected Line Item in the Consolidated Statements of Income
Gain and loss on cash flow hedges
Interest rate contracts	$0	$0	$(432)	Interest expense - deposits
Realized gains and losses on securities available-for-sale	234	1,505	70	Gains on sales of investments securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Salaries and employee benefits
Recognized net actuarial loss (2)	(1,608)	(1,888)	(1,824)	Salaries and employee benefits
Amortization and settlement charges of defined benefit pension items	(1,195)	(1,475)	(1,411)
Total reclassifications for the period, before tax	$(961)	$30	$(1,773)

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 15 - Employee Benefit Plans for additional details).

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

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios as defined by the regulations of Total and Tier 1 capital to risk-weighted assets and to average assets. Management believes, as of December 31, 2016, that First Financial met all capital adequacy requirements to which it was subject. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table that follows . There have been no conditions or events since those notifications that management believes has changed the Company's categorization.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets ineligible for total risk-based capital including all or portions of intangible assets, mortgage servicing assets and the ALLL.

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

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 5.125% and a capital conservation buffer of 2.5% of risk-weighted assets that will begin on January 1, 2016 at 0.625% and be phased in over a four-year period, increasing by the same amount each subsequent January 1, until fully phased-in on January 1, 2019.  Further, Basel

82 First Financial Bancorp 2016 Annual Report

III increased the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.00% in 2014 to 6.00% in 2015 to 6.625% in 2016 and and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  All regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by $300.8 million on a consolidated basis.

The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, requiring higher capital allocations. The Company’s tangible common equity ratio increased from 7.53% at December 31, 2015 to 7.96% as of December 31, 2016.

The following tables present the actual and required capital amounts and ratios as of December 31, 2016 and 2015 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules as well as the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III current period		Required to be considered well capitalized - current period		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2016
Common equity tier 1 capital to risk-weighted assets
Consolidated	$703,891	10.46%	$344,848	5.125%	N/A	N/A	$471,012	7.00%
First Financial Bank	747,151	11.13%	344,038	5.125%	$436,341	6.50%	469,906	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	703,995	10.46%	445,779	6.625%	N/A	N/A	571,943	8.50%
First Financial Bank	747,255	11.13%	444,732	6.625%	$537,035	8.00%	570,600	8.50%

Total capital to risk-weighted assets
Consolidated	881,158	13.10%	580,354	8.625%	N/A	N/A	706,517	10.50%
First Financial Bank	813,433	12.12%	578,991	8.625%	671,294	10.00%	704,859	10.50%

Leverage
Consolidated	703,995	8.60%	327,605	4.00%	N/A	N/A	327,605	4.00%
First Financial Bank	747,255	9.13%	327,436	4.00%	409,295	5.00%	327,436	4.00%

First Financial Bancorp 2016 Annual Report 83

Notes To Consolidated Financial Statements

	Actual		Minimum capital required - Basel III current period		Required to be considered well capitalized - current period		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2015
Common equity tier 1 capital to risk-weighted assets
Consolidated	648,748	10.28%	283,866	4.50%	N/A	N/A	441,570	7.00%
First Financial Bank	647,844	10.30%	283,080	4.50%	408,894	6.50%	440,347	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	648,852	10.29%	378,488	6.00%	N/A	N/A	536,192	8.50%
First Financial Bank	647,948	10.30%	377,440	6.00%	503,254	8.00%	534,707	8.50%

Total capital to risk-weighted assets
Consolidated	822,431	13.04%	504,651	8.00%	N/A	N/A	662,355	10.50%
First Financial Bank	709,306	11.28%	503,254	8.00%	629,067	10.00%	660,521	10.50%

Leverage
Consolidated	648,852	8.33%	311,481	4.00%	N/A	N/A	311,481	4.00%
First Financial Bank	647,948	8.33%	311,205	4.00%	389,006	5.00%	311,205	4.00%

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

Share repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this plan during 2016. The Company repurchased 239,967 shares under the 2012 share repurchase plan during 2015 at an average price of $18.75 per share and 40,255 shares under this plan during 2014 at an average price of $17.32. At December 31, 2016, 3,509,133 common shares remained available for purchase under this repurchase plan.

18. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. Share-based compensation expense for stock options and restricted stock awards included in salaries and employee benefits expense for the years ended December 31, 2016 was $5.4 million and $4.0 million, December 31, 2015 and 2014, respectively. Total unrecognized compensation cost related to non-vested share-based compensation was $6.4 million at December 31, 2016 and is expected to be recognized over a weighted average period of 1.9 years.

During 2016, First Financial had three active stock-based compensation plans: the 1999 Plan, the 2009 Non-Employee Director Plan, and the 2012 Stock Plan (each as described below). As of December 31, 2016, First Financial had two active stock-based compensation plans: the 1999 Plan and the 2012 Stock Plan., however additional awards may only be granted under the 2012 Stock Plan.

The 1999 Stock Incentive Plan for Officers and Employees (the 1999 Plan) provided incentive stock options, non-qualified stock options and stock awards to certain key employees of First Financial for up to 7,507,500 common shares. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. No additional awards may be granted under the 1999 Plan. At December 31, 2016, 113,307 options were outstanding under the 1999 Plan, all of which expire on or before February 14, 2018.

84 First Financial Bancorp 2016 Annual Report

On June 15, 2009, First Financial shareholders approved the 2009 Non-Employee Director Plan providing for the issuance of 75,000 shares. All remaining shares issued under the 2009 Non-Employee Director Plan fully vested in May 2016. No additional awards may be granted under the 2009 Non-Employee Director Plan.

On May 22, 2012, shareholders approved the First Financial Bancorp. 2012 Stock Plan and amendments to the 2009 Non-Employee Director Plan. At December 31, 2016, there were 623,865 shares available for issuance under the 2012 stock plan.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of outstanding stock options. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No options were granted in 2016, 2015 or 2014.

Stock option activity for the year ended December 31, 2016, is summarized as follows:

(Dollars in thousands, except per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	239,898	$13.60
Granted	0	0.00
Exercised	(126,591)	14.96
Forfeited or expired	0	0.00
Outstanding at end of year	113,307	$12.08	1.0 years	$1,855
Exercisable at end of year	113,307	$12.08	1.0 years	$1,855

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2016	2015	2014
Total intrinsic value of options exercised	$661	$492	$1,479
Cash received from exercises	$801	$744	$1,056
Tax benefit from exercises	$1,958	$1,488	$1,475

Restricted stock awards have historically been recorded as deferred compensation, a component of shareholders' equity, at the fair value of these awards as of the grant date and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and one year for non-employee directors. The vesting of these awards for employees and non-employee directors may require a service period to be met. Additional awards were granted to certain employees and non-employee directors which also require certain performance measures to be met.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2016		2015		2014
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	643,641	$17.21	494,452	$16.43	456,032	$16.00
Granted	317,695	18.13	439,674	17.65	273,933	16.80
Vested	(263,713)	16.82	(227,905)	16.45	(215,796)	16.19
Forfeited	(48,806)	17.37	(62,580)	16.58	(19,717)	16.40
Nonvested at end of year	648,817	$17.82	643,641	$17.21	494,452	$16.43

First Financial Bancorp 2016 Annual Report 85

Notes To Consolidated Financial Statements

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The total fair value of restricted stock vested during 2016, 2015, and 2014 was $4.4 million, $3.8 million, and $3.5 million, respectively.

19. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except per share data)	2016	2015	2014
Numerator
Net income	$88,526	$75,063	$65,000

Denominator
Basic earnings per common share - weighted average shares	61,206,093	61,062,657	58,662,836
Effect of dilutive securities
Employee stock awards	729,335	670,282	589,157
Warrants	49,994	114,608	140,674
Diluted earnings per common share - adjusted weighted average shares	61,985,422	61,847,547	59,392,667

Earnings per share available to common shareholders
Basic	$1.45	$1.23	$1.11
Diluted	$1.43	$1.21	$1.09

Warrants to purchase 114,678, 322,312 and 465,117 shares of the Company's common stock were outstanding as of December 31, 2016, 2015 and 2014, respectively. These warrants, each representing the right to purchase one share of common stock, no par value per share, have an exercise price of $12.12 and expire on December 23, 2018.

Stock options and warrants, with an exercise price greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been antidilutive.  Using the period end price, there were no antidilutive options at December 31, 2016 or December 31, 2015, and 20,626 antidilutive options at December 31, 2014.

As of December 31, 2016, 2015, and 2014, no preferred shares were issued or outstanding.

20. Fair Value Disclosures

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

86 First Financial Bancorp 2016 Annual Report

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

First Financial utilizes values provided by third-party pricing vendors to price the investment securities portfolio in accordance with the fair value hierarchy of the Fair Value Topic and reviews the pricing methodologies utilized by the pricing vendors to ensure that the fair value determination is consistent with the applicable accounting guidance.  First Financial’s pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, historical prices and other independent pricing services.  Further, the Company periodically validates the fair values of a sample of securities in the portfolio by comparing the fair values to prices from other independent sources for the same or similar securities.  First Financial analyzes unusual or significant variances, conducts additional research with the pricing vendor, and if necessary, takes appropriate action based on its findings.  The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

Other investments. Other investments include holdings in FRB and FHLB stock, which are carried at cost due to the inability to determine the fair value as a result of restrictions placed on transferability.

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

Loans and leases. The fair value of C&I, commercial real estate, residential real estate and consumer loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency.  The Company classifies the estimated fair value of loans as Level 3 in the fair value hierarchy.

Impaired loans are specifically reviewed for purposes of determining the appropriate amount of impairment to be allocated to the ALLL.  Fair value is generally measured based on the value of the collateral securing the loans.  Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable.  The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed third-party appraiser (Level 3). The value of business equipment is based upon an outside appraisal, if deemed significant, or the net book value on the applicable borrower financial statements.  Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports on a discounted basis as appropriate (Level 3).  Impaired loans are measured at fair value on a nonrecurring basis.  Any fair value adjustments are recorded in the period incurred as provision for loan and lease losses on the Consolidated Statements of Income.

Fair values for purchased impaired loans are based on a discounted cash flow methodology that consider factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing and a discount rate reflecting the Company's assessment of risk inherent in the cash flow estimates. These loans are grouped together according to similar characteristics and are treated in the aggregate when applying various valuation techniques. First Financial estimates the cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments.

Fair values for acquired loans accounted for outside of FASB ASC Topic 310-30 were estimated by discounting the future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency.

First Financial Bancorp 2016 Annual Report 87

Notes To Consolidated Financial Statements

OREO. Assets acquired through loan foreclosure are initially recorded at fair value less costs to sell. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. The Company classifies OREO in level 3 of the fair value hierarchy.

FDIC indemnification asset. Fair value of the FDIC indemnification asset is estimated using projected cash flows related to the loss sharing agreements based on expected reimbursements for losses and the applicable loss sharing percentages. The expected cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The five year period of loss protection expired for the majority of First Financial's covered commercial loans and covered OREO effective October 1, 2014. The Company classifies the estimated fair value of the indemnification asset as Level 3 in the fair value hierarchy.

Accrued interest receivable and payable. The carrying amount of accrued interest receivable and accrued interest payable approximate their fair values and is aligned with the underlying assets or liabilities (Level 1, Level 2 or Level 3).

Deposits. The fair value of demand deposits, savings accounts and certain money-market deposits represents the amount payable on demand at the reporting date.  The carrying amounts for variable-rate CDs approximated their fair values at the reporting date.  The fair value of fixed-rate CDs is estimated using a discounted cash flow calculation which applies the interest rates currently offered for deposits of similar remaining maturities.  The Company classifies the estimated fair value of deposit liabilities as Level 2 in the fair value hierarchy.

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps at the reporting date, using primarily observable market inputs such as interest rate yield curves.  The discounted net present value calculated represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes a internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

88 First Financial Bancorp 2016 Annual Report

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2016
Financial assets
Cash and short-term investments	$204,048	$204,048	$204,048	$0	$0
Investment securities held-to-maturity	763,254	763,575	0	763,575	0
Other investments	51,077	N/A	N/A	N/A	N/A
Loans held for sale	13,135	13,135	0	13,135	0
Loans and leases, net of ALLL	5,699,521	5,754,845	0	0	5,754,845
FDIC indemnification asset	12,017	6,720	0	0	6,720
Accrued interest receivable	18,503	18,503	0	5,705	12,798

Financial liabilities
Deposits
Noninterest-bearing	$1,547,985	$1,547,985	$0	$1,547,985	$0
Interest-bearing demand	1,513,771	1,513,771	0	1,513,771	0
Savings	2,142,189	2,142,189	0	2,142,189	0
Time	1,321,843	1,316,333	0	1,316,333	0
Total deposits	6,525,788	6,520,278	0	6,520,278	0
Short-term borrowings	807,912	807,912	807,912	0	0
Long-term debt	119,589	117,878	0	117,878	0
Accrued interest payable	5,049	5,049	410	4,639	0

First Financial Bancorp 2016 Annual Report 89

Notes To Consolidated Financial Statements

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2015
Financial assets
Cash and short-term investments	$148,575	$148,575	$148,575	$0	$0
Investment securities held-to-maturity	726,259	731,951	0	731,951	0
Other investments	53,725	53,725	0	53,725	0
Loans held for sale	20,957	20,957	0	20,957	0
Loans and leases, net of ALLL	5,335,362	5,381,065	0	0	5,381,065
FDIC indemnification asset	17,630	9,756	0	0	9,756

Financial liabilities
Deposits
Noninterest-bearing	$1,413,404	$1,413,404	$0	$1,413,404	$0
Interest-bearing demand	1,414,291	1,414,291	0	1,414,291	0
Savings	1,945,805	1,945,805	0	1,945,805	0
Time	1,406,124	1,406,489	0	1,406,489	0
Total deposits	6,179,624	6,179,989	0	6,179,989	0
Short-term borrowings	938,425	938,425	938,425	0	0
Long-term debt	119,540	118,691	0	118,691	0

90 First Financial Bancorp 2016 Annual Report

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2016
Assets
Derivatives	$0	$12,922	$0	$12,922
Investment securities available-for-sale	8,711	1,031,159	0	1,039,870
Total	$8,711	$1,044,081	$0	$1,052,792

Liabilities
Derivatives	$0	$12,725	$0	$12,725

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2015
Assets
Derivatives	$0	$14,111	$0	$14,111
Investment securities available-for-sale	8,583	1,182,059	0	1,190,642
Total	$8,583	$1,196,170	$0	$1,204,753

Liabilities
Derivatives	$0	$14,243	$0	$14,243

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of lower of cost or market accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2016
Assets
Impaired loans	0	0	8,154
OREO	0	0	3,921

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Impaired loans	0	0	8,008
OREO	0	0	7,598

First Financial Bancorp 2016 Annual Report 91

21. Business Combinations

Oak Street is a nationwide lender based in Indianapolis, Indiana that provides loans, secured by commissions and cash collateral accounts, exclusively to insurance agents and brokers to grow their agency business and maximize their book-of-business value. Oak Street's lending activities are driven by agency acquisitions, agency ownership transitions, the purchase by agencies of books of business, as well as financing general working capital needs.  The underwriting of these loans involves analyses of collateral (through use of Oak Street's proprietary software system) that consists of insurance commissions revenue, which is then monitored by Oak Street Funding throughout the life of the loans. First Financial acquired Oak Street for cash consideration and concurrent with the close of the transaction, First Financial paid off all of Oak Street's existing long-term debt, replacing higher-cost funding with the Company's lower-cost funding sources.

The Oak Street transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available.  No additional information became available during 2016 that required adjustment to the fair value of the assets or liabilities acquired from Oak Street.

The following table provides the purchase price calculation as of the acquisition date and the identifiable assets purchased and the liabilities assumed at their estimated fair value. These fair value measurements are based on third-party valuations.

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
The goodwill is not deductible for income tax purposes as the merger was accounted for as a tax-free exchange. The tax-free exchange resulted in a carryover of tax attributes and tax basis to the Company's subsequent income tax filings and was adjusted for any fair value adjustments required in accounting for the acquisitions. For further detail, see Note 8 – Goodwill and Other Intangible Assets.

First Financial Bancorp 2016 Annual Report 92

22. First Financial Bancorp (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2016	2015
Assets
Cash	$59,285	$106,072
Investment securities, available for sale	386	335
Other investments	0	6,190
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	909,798	807,832
Total investment in subsidiaries	909,798	807,832
Premises and equipment	1,395	1,412
Other assets	19,487	12,312
Total assets	$997,851	$941,653

Liabilities
Subordinated debentures	$118,463	$118,312
Dividends payable	10,386	10,251
Other liabilities	3,778	3,714
Total liabilities	132,627	132,277
Shareholders’ equity	865,224	809,376
Total liabilities and shareholders’ equity	$997,851	$941,653

Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Income
Interest income	$48	$81	$73
Noninterest income	2,596	253	92
Dividends from subsidiaries	52,700	17,250	31,700
Total income	55,344	17,584	31,865

Expenses
Interest expense	6,151	2,157	0
Salaries and employee benefits	5,445	4,224	4,041
Miscellaneous professional services	711	723	708
Other	4,841	5,564	5,307
Total expenses	17,148	12,668	10,056
Income before income taxes and equity in undistributed net earnings of subsidiaries	38,196	4,916	21,809
Income tax benefit	(5,302)	(4,563)	(3,674)
Equity in undistributed earnings (loss) of subsidiaries	45,028	65,584	39,517
Net income	$88,526	$75,063	$65,000

First Financial Bancorp 2016 Annual Report 93

Notes To Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Operating activities
Net income	$88,526	$75,063	$65,000
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(45,028)	(65,584)	(39,517)
Depreciation and amortization	192	78	24
Stock-based compensation expense	5,354	4,049	3,970
Deferred income taxes	584	(85)	180
(Decrease) increase in dividends payable	135	2	1,071
(Decrease) increase in other liabilities	(389)	1,965	(1,654)
Decrease (increase) in other assets	(9,065)	1,459	(264)
Net cash provided by (used in) operating activities	40,309	16,947	28,810

Investing activities
Capital contributions to subsidiaries	(53,000)	(40,000)	(27,601)
Net cash (paid) acquired from business combinations	0	0	(17,065)
Proceeds from disposal of subsidiaries	0	0	18,695
Proceeds from calls and maturities of investment securities	5,978	87	29
Purchases of investment securities	(333)	(412)	(192)
Net cash provided by (used in) investing activities	(47,355)	(40,325)	(26,134)

Financing activities
Proceeds from long-term borrowings	0	120,000	0
Cash dividends paid on common stock	(39,125)	(39,070)	(34,848)
Treasury stock purchase	0	(4,498)	(697)
Proceeds from exercise of stock options, net of shares purchased	801	744	1,056
Excess tax benefit on share-based compensation	264	146	153
Other	(1,681)	(3,064)	(1,568)
Net cash provided by (used in) financing activities	(39,741)	74,258	(35,904)
Net increase (decrease) in cash	(46,787)	50,880	(33,228)
Cash at beginning of year	106,072	55,192	88,420
Cash at end of year	$59,285	$106,072	$55,192

94 First Financial Bancorp 2016 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2016
Interest income	$74,795	$75,183	$77,325	$78,647
Interest expense	8,240	8,051	8,507	8,481
Net interest income	66,555	67,132	68,818	70,166
Provision for loan and lease losses	1,655	4,037	1,687	2,761
Noninterest income
Gain on sale of investment securities	24	(188)	398	0
FDIC loss sharing income	(565)	59	(638)	(419)
Accelerated discount on covered loans	971	1,191	491	1,197
All other	15,082	19,132	16,698	16,168
Total noninterest income	15,512	20,194	16,949	16,946
Noninterest expenses	50,720	49,413	51,105	50,163
Income before income taxes	29,692	33,876	32,975	34,188
Income tax expense	9,878	11,308	10,125	10,894
Net income	$19,814	$22,568	$22,850	$23,294

Earnings per common share:
Basic	$0.32	$0.37	$0.37	$0.38
Diluted	$0.32	$0.36	$0.37	$0.38
Cash dividends paid per common share	$0.16	$0.16	$0.16	$0.16
Market price
High	$18.36	$20.16	$22.52	$29.35
Low	$14.91	$17.49	$18.83	$21.05

2015
Interest income	$64,008	$63,844	$68,675	$73,232
Interest expense	5,422	5,170	5,516	7,149
Net interest income	58,586	58,674	63,159	66,083
Provision for loan and lease losses	2,060	3,070	2,647	1,864
Noninterest income
Gain on sale of investment securities	0	1,094	409	2
FDIC loss sharing income	(1,046)	(304)	(973)	(164)
Accelerated discount on covered loans	2,092	4,094	3,820	785
All other	16,567	16,531	17,099	15,196
Total noninterest income	17,613	21,415	20,355	15,819
Noninterest expenses	48,068	48,786	52,992	51,284
Income before income taxes	26,071	28,233	27,875	28,754
Income tax expense	8,450	9,284	9,202	8,934
Net income	$17,621	$18,949	$18,673	$19,820

Earnings per common share:
Basic	$0.29	$0.31	$0.31	$0.33
Diluted	$0.29	$0.31	$0.30	$0.32
Cash dividends paid per common share	$0.16	$0.16	$0.16	$0.16
Market price
High	$18.30	$18.55	$19.69	$20.72
Low	$16.52	$16.68	$17.55	$17.83
First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

First Financial Bancorp 2016 Annual Report 95

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

The following table assumes $100 invested on December 31, 2011 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2011	2012	2013	2014	2015	2016
First Financial Bancorp	100.00	94.69	119.90	132.58	133.56	216.86
Nasdaq Composite Index	100.00	117.73	165.00	189.42	202.89	221.04
KBW Regional Bank Index	100.00	113.25	166.25	170.27	180.48	250.93

96 First Financial Bancorp 2016 Annual Report

Shareholder Information

FFBC NASDAQ GLOBAL SELECT

Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact:

John Gavigan
Chief Financial Officer
First Financial Bancorp
255 East Fifth Street, Suite 700
Cincinnati, OH 45202
513-887-5400
E-mail: InvestorRelations@bankatfirst.com

Securities and Exchange Commission Filings
All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at www.bankatfirst.com/investor, or by contacting Investor Relations. These filings are also accessible on the SEC's website at www.sec.gov.

Annual Shareholder Meeting The annual meeting of shareholders will be held on Tuesday, May 23, 2017, at 10:00 a.m. (EDT) via a virtual Shareholder meeting. Common Stock Listing First Financial Bancorp’s common stock trades on the Nasdaq Stock Market under the symbol FFBC. Registrar and Transfer Agent Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock, and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at: Transfer Agent Computershare Shareholder Services P.O. Box 30170 College Station, TX 77842-3170 1-800-368-5948 Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com/investor. Investor Relations Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings as well as information on the company’s corporate governance practices is available within the Investor Relations section of our website at www.bankatfirst.com

First Financial Bancorp 2016 Annual Report 97

first financial bank

First Financial Bancorp
First Financial Center
255 East Fifth Street
Suite 800
Cincinnati, OH 45202-4248

www.bankatfirst.com

First Financial Bancorp First Financial Center 255 East Fifth Street Suite 700, Cincinnati, OH 45202-4248 bankatfirst.com