Form 10-K, Exhibit 13
period 2017-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2018-02-26
CIK 708955

EXHIBIT 13CELEBRATING 25 YEARS OF PROFITABILITY First Financial Bancorp 2015 Annual Report

first First Financial Bancorp Positioned for Success 2017 ANNUAL REPORT

Consistent and dependable performance 109 CONSECUTIVE QUARTERS OF PROFITABILITY 154 YEARS OF STRENGTH AND STABILITY Dear Fellow Shareholders, 2017 was a transformative year for our Company in many ways. With the announcement of the merger with MainSource Financial Group midway through the year, we created excitement and opportunity, but also challenges and uncertainty. Through it all, our team remained focused on executing our strategy and providing exceptional service to clients. And, while things did not always go as planned, we adjusted course when necessary and produced another year of solid financial results. 2017 Highlights Net income increased 9.3% to $96.8 million or $1.56 per diluted share Return on average assets increased 5 basis points to 1.12% Total loans increased 4.4%, driven primarily by strong Commercial and Investor Commercial Real Estate originations Total deposits increased 5.7%, highlighted by noninterest bearing and transaction deposit growth reflecting execution of targeted strategic initiatives Solid execution of mid-year performance improvement plan, including a 10% reduction to staffing, consolidation of 8 banking centers and realigned deposit pricing and sales efforts Strong credit performance, including an 18% decline in nonperforming assets and a 30% decline in classified assets while loan losses remain at historically low levels Our strong performance in 2017, combined with the recent tax reform legislation, allowed us to announce a 12% dividend increase during the first quarter of 2018, increase the minimum starting wage for associates to $15 per hour and establish the First Financial Foundation with an initial $3 million contribution. Looking Ahead -2018 The past year’s performance provides a solid foundation for our Company moving forward. Put simply, the MainSource merger will make us a stronger company, with the depth of product, talent and scale to compete in a rapidly evolving industry. Combined with our ability to produce organic growth, I am more confident than ever in our ability to build on our past success and continue our trajectory in the coming years. In addition to continued execution and achievement of superior financial results, successfully completing the merger integration and providing a smooth transition for clients is a primary focus for our Company in 2018. Additionally, we will utilize the talent and scale across the combined company to enhance our efforts around innovation and technologies that improve the client experience. Finally, we remain committed to being an employer of choice with an emphasis on improving compensation for entry-level positions, continuing to embrace diversity and providing career development for all associates. In closing, I’d like to take this opportunity to point out that this is my last time writing to you as CEO of First Financial Bank. It has truly been an honor to serve in this role for the last 13 years alongside such wonderful associates and fellow leaders. Together, we have made tremendous strides along our own path to get us to this pivotal time in our Company’s history. I am extremely excited for what the future holds, and about working with Archie Brown, our next CEO, to continue our Company’s success. As I transition to the Executive Chairman position, my commitment remains to the long-term growth of our Company and providing superior returns to shareholders. Thank you for your continued support. I look forward to helping write the next chapter in our Company’s great history! Claude E. Davis Chief Executive Officer

A scalable platform to facilitate growth

- Customer Relationship Management and Sales Process
- Enterprise Data Warehouse
- Product and Distribution
- Risk and Compliance Governance
- Talent Management Strategy

Solid financial performance

Net Income
(dollars in millions)
$48.3
$65.0
$75.1
$88.5
$96.8
2013 2014 2015 2016 2017

Total Loans
(dollars in billions)
$4.0
$4.8
$5.4
$5.8
$6.0
2013 2014 2015 2016 2017

Total Deposits
(dollars in billions)
$4.8
$5.7
$6.2
$6.5
$6.9
2013 2014 2015 2016 2017

Earnings Per Share
$0.83
$1.09
$1.21
$1.43
$1.56
2013 2014 2015 2016 2017

Total Shareholder Return
First Financial Bancorp
KBW Regional Bank Index
NASDAQ Composite
280%
230%
180%
130%
80%
30%
-20%
-5%
2%
30%
1 Year
55%
50%
51%
3 Year
118%
126%
144%
5 Year
95%
143%
185%
7 Year
259%
85%
193%
10 Year

Solid financial performance A scalable platform to facilitate growth 109 CONSECUTIVE QUARTERS OF PROFITABILITY 154 YEARS OF STRENGTH AND STABILITY $4.0 $4.8 $5.4 $5.8 $6.0 (dollars in billions) Total Loans -20% 30% 80% 130% 180% 230% 280%Total Shareholder Return Product and Distribution Enterprise Data Warehouse Customer Relationship Management and Sales Process Talent Management Strategy Risk and Compliance Governance 10 Year7 Year5 Year3 Year1 Year First Financial Bancorp KBW Regional Bank Index NASDAQ Composite 20172016201520142013 2017201620152014201320172016201520142013 20172016201520142013 20172016201520142013 2017201620152014 $96.8 $88.5 $75.1 $65.0 $48.3 Earnings Per Share $1.56 $1.43 $1.21 $1.09 $0.83 55% 50%51% -5% 2% 30% 118% 126% 144% 95% 143% 185% 259% 85% 193% Return on Equity 6.89% 8.94% 9.33% 10.48% 10.78% Return on Assets 0.77% 0.96% 1.00% 1.07% 1.12% (dollars in billions) Total Deposits $6.9 $6.5$6.2 $5.7 $4.8 (dollars in millions) Net Income 2013

First Financial Bancorp 2017 Annual Report 1

Senior Management Claude E. Davis Chief Executive Officer Matthew B. Burgess Chief Internal Auditor Scott T. Crawley Corporate Controller and Principal Accounting Officer Richard S. Dennen President, Commercial Finance John M. Gavigan Chief Financial Officer William R. Harrod Chief Credit Officer Shannon M. Kuhl Chief Legal Officer and Chief Risk Officer Bradley J. Ringwald President, Community Banking Paul C. Silva President, Investment Commercial Real Estate Anthony M. Stollings President and Chief Banking Officer Board of Directors Murph Knapke Chairman of the Board, First Financial Bancorp, Partner, Knapke Law Office J. Wickliffe Ach Vice Chair of the Board, Chief Executive Officer, Hixson Inc. David S. Barker Retired Cynthia O. Booth President and Chief Executive Officer, COBCO Enterprises, LLC Claude E. Davis Chief Executive Officer, First Financial Bancorp and First Financial Bank Corinne R. Finnerty Principal, McConnell Finnerty PC Susan L. Knust Owner and President, Omega Warehouse Services William J. Kramer Vice President of Operations, Valco Companies, Inc. Jeffrey D. Meyer President, Clean Title Agency, Inc. John T. Neighbours General Counsel, AmeriQual Holdings Group Richard E. Olszewski Owner/Operator, 7 Eleven Food Stores Maribeth S. Rahe President and Chief Executive Officer, Fort Washington Investment Advisors, Inc.

2 First Financial Bancorp 2017 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2017	2016	% Change
Earnings
Net interest income	$283,545	$272,671	4.0%
Net income	96,787	88,526	9.3%

Per Share
Net income per common share-basic	$1.57	$1.45	8.3%
Net income per common share-diluted	1.56	1.43	9.1%
Cash dividends declared per common share	0.68	0.64	6.3%
Tangible book value per common share (end of year)	11.62	10.56	10.0%
Market price (end of year)	26.35	28.45	(7.4)%

Balance Sheet - End of Year
Total assets	$8,896,923	$8,437,967	5.4%
Loans	6,013,183	5,757,482	4.4%
Investment securities	2,056,556	1,854,201	10.9%
Deposits	6,895,046	6,525,788	5.7%
Shareholders' equity	930,664	865,224	7.6%

Ratios
Return on average assets	1.12%	1.07%
Return on average shareholders' equity	10.78%	10.48%
Return on average tangible shareholders' equity	14.07%	13.96%
Net interest margin	3.59%	3.62%
Net interest margin (fully tax equivalent)	3.66%	3.68%

First Financial Bancorp 2017 Annual Report 3

2017 Financial Highlights

4 First Financial Bancorp 2017 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset based lending	FHLMC	Federal Home Loan Mortgage Corporation
the Act	Private Securities Litigation Reform Act	First Financial	First Financial Bancorp.
ALLL	Allowance for loan and lease losses	FNMA	Federal National Mortgage Association
ASC	Accounting standards codification	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ASU	Accounting standards update	FRB	Federal Reserve Bank
ATM	Automated teller machine	GAAP	U.S. Generally Accepted Accounting Principles
Bank	First Financial Bank	GDP	Gross Domestic Product
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	GNMA	Government National Mortgage Association
Bp/bps	Basis point(s)	IRLC	Interest Rate Lock Commitment
CDs	Certificates of deposit	MBSs	Mortgage-backed securities
C&I	Commercial and industrial	N/A	Not applicable
CLOs	Collateralized loan obligations	NII	Net interest income
CMOs	Collateralized mortgage obligations	N/M	Not meaningful
Company	First Financial Bancorp.	Oak Street	Oak Street Holdings Corporation
ERM	Enterprise Risk Management	ODFI	Ohio Department of Financial Institutions
EVE	Economic value of equity	OREO	Other real estate owned
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	SEC	United States Securities and Exchange Commission
FASB	Financial Accounting Standards Board	Special Assets	Special Assets Division
FDIC	Federal Deposit Insurance Corporation	TDR	Troubled debt restructuring
FHLB	Federal Home Loan Bank

First Financial Bancorp 2017 Annual Report 5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2017	2016	2015	2014	2013
Summary of operations
Interest income	$333,073	$305,950	$269,759	$247,859	$245,208
Tax equivalent adjustment (1)	5,259	4,215	4,017	3,224	2,142
Interest income tax – equivalent (1)	338,332	310,165	273,776	251,083	247,350
Interest expense	49,528	33,279	23,257	19,234	16,888
Net interest income tax – equivalent (1)	$288,804	$276,886	$250,519	$231,849	$230,462
Interest income	$333,073	$305,950	$269,759	$247,859	$245,208
Interest expense	49,528	33,279	23,257	19,234	16,888
Net interest income	283,545	272,671	246,502	228,625	228,320
Provision for loan and lease losses	3,582	10,140	9,641	1,528	8,909
Noninterest income	76,142	69,601	75,202	63,965	73,647
Noninterest expenses	239,942	201,401	201,130	196,034	225,475
Income before income taxes	116,163	130,731	110,933	95,028	67,583
Income tax expense	19,376	42,205	35,870	30,028	19,234
Net income	$96,787	$88,526	$75,063	$65,000	$48,349

Per share data
Earnings per common share
Basic	$1.57	$1.45	$1.23	$1.11	$0.84
Diluted	$1.56	$1.43	$1.21	$1.09	$0.83
Cash dividends declared per common share	$0.68	$0.64	$0.64	$0.61	$0.94
Average common shares outstanding–basic (in thousands)	61,529	61,206	61,063	58,663	57,270
Average common shares outstanding–diluted (in thousands)	62,172	61,985	61,848	59,393	58,073

Selected year-end balances
Total assets	$8,896,923	$8,437,967	$8,147,411	$7,217,821	$6,417,213
Earning assets	8,117,115	7,719,285	7,431,707	6,594,626	5,840,849
Investment securities (2)	2,056,556	1,854,201	1,970,626	1,761,090	1,798,300
Total loans and leases	6,013,183	5,757,482	5,388,760	4,777,235	3,963,514
Interest-bearing demand deposits	1,453,463	1,513,771	1,414,291	1,225,378	1,125,723
Savings deposits	2,462,420	2,142,189	1,945,805	1,889,473	1,612,005
Time deposits	1,317,105	1,321,843	1,406,124	1,255,364	952,327
Noninterest-bearing demand deposits	1,662,058	1,547,985	1,413,404	1,285,527	1,147,452
Total deposits	6,895,046	6,525,788	6,179,624	5,655,742	4,837,507
Short-term borrowings	814,565	807,912	938,425	661,392	748,749
Long-term debt	119,654	119,589	119,540	48,241	60,780
Shareholders’ equity	930,664	865,224	809,376	784,077	682,161

Select Financial Ratios
Average loans to average deposits (3)	88.12%	89.33%	84.00%	83.20%	82.12%
Net charge-offs to average loans and leases	0.13%	0.10%	0.18%	0.27%	0.99%
Average shareholders’ equity to average total assets	10.42%	10.24%	10.73%	10.75%	11.17%
Return on average assets	1.12%	1.07%	1.00%	0.96%	0.77%
Return on average equity	10.78%	10.48%	9.33%	8.94%	6.89%
Net interest margin	3.59%	3.62%	3.60%	3.71%	3.97%
Net interest margin (tax equivalent basis) (1)	3.66%	3.68%	3.66%	3.76%	4.01%
Dividend payout	43.31%	44.14%	52.03%	54.95%	111.90%
(1) Tax equivalent basis was calculated using a 35.00% tax rate in all years presented.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale, investment securities trading, and other investments.
(3) Includes covered loans and loans held for sale.

6 First Financial Bancorp 2017 Annual Report

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

EXECUTIVE SUMMARY

First Financial is an $8.9 billion bank holding company headquartered in Cincinnati, Ohio and operates through its subsidiaries, primarily in Ohio, Indiana and Kentucky.  These subsidiaries include a commercial bank, First Financial Bank, with 94 banking centers and 117 ATMs. First Financial provides traditional banking and financial services products to business and retail clients through its four lines of business: commercial and private banking, retail banking, investment commercial real estate and commercial finance. Commercial finance primarily provides financing solutions for franchisees in the quick service and casual dining restaurant sector, as well as insurance agents and brokers throughout the United States. Commercial and private banking includes First Financial Wealth Management, which had $2.7 billion in assets under management as of December 31, 2017 and provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services.

First Financial acquired the banking operations of Peoples Community Bank, and Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., through FDIC-assisted transactions in 2009. In connection with these FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC reimburses First Financial for a percentage of losses with respect to certain loans (covered loans) and OREO (covered OREO) (collectively, covered assets). These agreements provided for loss protection on covered single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other covered loans were provided loss protection for a period of five years and recoveries of previously charged-off amounts were shared with the FDIC for an additional three year period, on the same pro-rata basis and the Company’s five year loss sharing indemnification period related to non-single-family loans expired effective October 1, 2014. The three year period for sharing recoveries on non-single-family loans expired on October 1, 2017. First Financial reached a preliminary agreement with the FDIC to early terminate the FDIC loss sharing agreements as of December 31, 2017, with final settlement expected to occur in the first quarter of 2018.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY AND BUSINESS COMBINATIONS

First Financial’s goal is to develop a competitive advantage by utilizing a local market focus to provide a superior level of service and build long-term relationships with clients in order to help them reach greater levels of financial success. First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana and Kentucky through its full-service banking centers, and provides financing throughout the United States to franchise owners and clients within the financial services industry. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability.  First Financial intends to focus plans for future growth and capital investments within its current metropolitan markets and to evaluate other growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint. In addition, First Financial will evaluate potential strategic acquisitions that provide product line extensions or industry verticals that compliment our existing business.  First Financial's investment in non-metropolitan markets has historically provided stable, low-cost funding sources and remains an important part of the Bank's core funding base.

In July 2017, First Financial Bancorp and MainSource Financial Group, Inc. entered into a definitive merger agreement under which MainSource will merge into First Financial in a stock-for-stock transaction and MainSource Bank, a wholly owned subsidiary of MainSource, will merge into First Financial Bank. Under the terms of the merger agreement, shareholders of MainSource will receive 1.3875 common shares of First Financial common stock for each share of MainSource common stock. Including outstanding options and warrants on MainSource common stock, the transaction is valued at approximately $1.0 billion. Upon closing, First Financial shareholders will own approximately 65% of the combined company and MainSource shareholders will own approximately 35%, on a fully diluted basis. The merger was approved by the FRB of Cleveland and the ODFI during the first quarter of 2018 and is expected to close on April 1, 2018. Once complete, the merger will position the

First Financial Bancorp 2017 Annual Report 7

combined company to better serve the complimentary geographies of Ohio, Indiana and Kentucky, and will create a higher performing bank with greater scale and capabilities.

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2017 was $96.8 million, resulting in earnings per diluted common share of $1.56. This compares to net income of $88.5 million and earnings per diluted common share of $1.43 in 2016. First Financial’s return on average shareholders’ equity for 2017 was 10.78%, compared to 10.48% for 2016, and First Financial’s return on average assets was 1.12% and 1.07% for 2017 and 2016, respectively.

Net interest income in 2017 increased $10.9 million, or 4.0%, from 2016, to $283.5 million, primarily driven by higher earning asset balances as well as higher yields earned on the investment and loan portfolios from rising interest rates. The net interest margin on a fully tax equivalent basis was 3.66% for 2017 compared with 3.68% in 2016.

Noninterest income increased $6.5 million, or 9.4%, during the year, from $69.6 million in 2016 to $76.1 million in 2017. The increase in noninterest income was primarily due to income from the early redemption of certain off-balance sheet securitizations associated with the 2009 FDIC-assisted transactions, increased client derivative fees and higher bankcard income, which were partially offset by lower gains from sales of loans.

Noninterest expense increased $38.5 million, or 19.1%, from $201.4 million in 2016 to $239.9 million in 2017, as higher other noninterest expenses, salaries and benefits and professional services expenses were partially offset by a decline in net occupancy expenses.

Income tax expense decreased $22.8 million, or 54.1%, from $42.2 million in 2016 to $19.4 million in 2017, with the effective tax rate decreasing from 32.3% in 2016 to 16.7% in 2017. The lower effective tax rate in 2017 was primarily due to the passage of the Tax Cuts and Jobs Act, which was signed into law in December 2017, and the recognition of a significant historic tax credit investment.

Total loans increased $255.7 million, or 4.4%, from $5.8 billion at December 31, 2016 to $6.0 billion at December 31, 2017, as a result of solid organic growth. Total deposits increased $369.3 million, or 5.7%, from $6.5 billion at December 31, 2016 to $6.9 billion as of December 31, 2017, reflecting strong deposit generation efforts during the year.

The ALLL was $54.0 million, or 0.90% of total loans at December 31, 2017, compared to $58.0 million, or 1.01% of total loans at December 31, 2016. First Financial's credit quality performance remained strong in 2017, reflecting disciplined underwriting and credit monitoring procedures, as well as stable economic conditions in the Company's markets.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2017 vs. 2016. First Financial’s net income increased $8.3 million, or 9.3%, to $96.8 million in 2017, compared to net income of $88.5 million in 2016. The increase was primarily related to a $22.8 million, or 54.1%, decline in income tax expense, a $10.9 million, or 4.0%, increase in net interest income and a $6.5 million, or 9.4%, increase in noninterest income. These increases were partially offset by a $38.5 million, or 19.1%, increase in noninterest expenses during 2017.

2016 vs. 2015. First Financial’s net income increased $13.5 million, or 17.9%, to $88.5 million in 2016, compared to net income of $75.1 million in 2015. The increase was primarily related to a $26.2 million, or 10.6%, increase in net interest income, partially offset by a decrease in noninterest income of $5.6 million, or 7.4%, and an increase in income tax expense of $6.3 million, or 17.7%, during 2016.

For more detail, refer to the Net interest income, Noninterest income, Noninterest expenses and Income taxes sections that follow.

First Financial Bancorp 2017 Annual Report 8

NET INTEREST INCOME

First Financial’s net interest income for the years 2013 through 2017 is shown in Table 1 – Financial Summary. Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets, including loan-related fees, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans to customers as well as marketable investment securities.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 35.00% marginal tax rate. Net interest income is presented on a tax equivalent basis to consistently reflect income from tax-exempt assets, such as municipal loans and investments, in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.66%, 3.68% and 3.66% for 2017, 2016 and 2015, respectively.

Table 2 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates as well as changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the average loan balances used to determine the yields in Table 2 – Volume/Rate Analysis - Tax Equivalent Basis. Table 2 – Volume/Rate Analysis - Tax Equivalent Basis should be read in conjunction with the Statistical Information table.

Loan fees included in the interest income computation for 2017, 2016 and 2015 were $7.4 million, $9.9 million and $5.6 million, respectively. Lower loan fees in 2017 were primarily a result of prepayment activity during the year.

2017 vs. 2016. Net interest income increased $10.9 million, or 4.0%, from $272.7 million in 2016 to $283.5 million in 2017, primarily due to an increase in average earning assets and higher yields earned during 2017. Average earning assets increased from $7.5 billion in 2016 to $7.9 billion in 2017, while the yield on earning assets increased from 4.07% in 2016 to 4.22% in 2017.

Interest income was $333.1 million in 2017, a $27.1 million, or 8.9%, increase from 2016. The increase was primarily attributable to interest income from loans, which increased $17.4 million, or 6.6%, from $262.7 million in 2016 to $280.1 million in 2017 as well as a $7.5 million, or 17.3%, increase in taxable interest income earned on investment securities during the period. The increase in interest income on loans resulted from an increase in average loan balances of $219.3 million, or 3.9%, as well as higher loan yields resulting from rising interest rates. Higher loan balances in 2017 resulted from solid organic loan growth during the period. The increase in interest income on investment securities was driven by a $142.5 million, or 7.7%, increase in average investment balances as well as higher yields earned during the period.

Interest expense was $49.5 million in 2017, which was a $16.2 million, or 48.8%, increase from 2016. Interest expense increased as the average balance of interest-bearing deposits increased $249.6 million, or 5.2%, due to the Company's strong deposit generation efforts during the period. Additionally, rising interest rates and a higher mix of variable rate deposit balances during the twelve month period contributed to the cost of funds related to these deposits increasing to 69 bps for 2017 from 47 bps in 2016. In an effort to contain rising funding costs, First Financial converted approximately $1.5 billion of previously indexed deposits to managed rate products during the third quarter of 2017, while also lowering the rates paid on these products by a weighted average of 35 bps. Interest expense was also impacted in 2017 by an increase in short-term borrowing rates from 51 bps in 2016 to 99 bps in 2017 as a result of rising interest rates.

2016 vs. 2015. Net interest income increased $26.2 million, or 10.6%, from $246.5 million in 2015 to $272.7 million in 2016, primarily due to an increase in average earning assets and higher yields earned during 2016. Average earning assets increased from $6.8 billion in 2015 to $7.5 billion in 2016, while the yield on earning assets increased from 3.94% in 2015 to 4.07% in 2016.

Interest income was $306.0 million in 2016, a $36.2 million, or 13.4%, increase from 2015. The increase was primarily attributable to interest income from loans, which increased $32.5 million, or 14.1%, from $230.2 million in 2015 to $262.7 million in 2016 as well as a $3.5 million, or 8.9%, increase in taxable interest income earned on investment securities during the period. The increase in interest income was primarily related to an increase in interest and fees earned on the Company's loan portfolio as average loan balances increased $666.0 million, or 13.5%, during 2016 resulted from strong organic loan growth during the period and the full year impact from loans acquired in the Oak Street transaction, which were partially offset by

First Financial Bancorp 2017 Annual Report 9

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

continued paydowns and resolutions in the Company's high-yielding covered/formerly covered loan portfolio. The increase in interest income on investment securities was driven by higher yields earned during the 2016.

Interest expense was $33.3 million in 2016, which was a $10.0 million, or 43.1%, increase from 2015. Interest expense increased as the average balance of interest-bearing deposits increased $275.6 million, or 6.0%, due to the Company's strong deposit generation efforts during 2016. Additionally, the cost of funds related to these deposits increased slightly to 47 bps for 2016 from 43 bps in 2015, reflecting the full year impact of an increase in interest rates in December 2015. Interest expense was also impacted in 2016 by a $254.8 million, or 40.7%, increase in average short-term borrowings which were utilized to help fund the Company's asset growth during the year.

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2017 change from 2016 due to			2016 change from 2015 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$10,487	$7,220	$17,707	$31,284	$1,412	$32,696
Indemnification asset	2,150	(1,512)	638	1,655	(1,424)	231
Investment securities (3)
Taxable	2,783	4,682	7,465	641	2,885	3,526
Tax-exempt	1,906	222	2,128	54	(171)	(117)
Total investment securities interest (3)	4,689	4,904	9,593	695	2,714	3,409
Interest-bearing deposits with other banks	101	128	229	(14)	67	53
Total	17,427	10,740	28,167	33,620	2,769	36,389

Interest expense
Interest-bearing demand deposits	72	2,051	2,123	293	619	912
Savings deposits	2,578	7,804	10,382	140	1,248	1,388
Time deposits	(2,091)	2,155	64	246	593	839
Short-term borrowings	(494)	4,181	3,687	1,304	1,838	3,142
Long-term debt	60	(67)	(7)	2,465	1,276	3,741
Total	125	16,124	16,249	4,448	5,574	10,022
Net interest income	$17,302	$(5,384)	$11,918	$29,172	$(2,805)	$26,367

(1) Tax equivalent basis was calculated using a 35.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2017, 2016 and 2015 are shown in Table 3 – Noninterest income and Noninterest expenses.

NONINTEREST INCOME

2017 vs. 2016. Noninterest income increased $6.5 million, or 9.4%, from $69.6 million in 2016 to $76.1 million in 2017. The increase was primarily related to a $2.0 million, or 14.8%, increase in other noninterest income, a $1.8 million, or 40.4% increase in client derivative fees, a $1.4 million, or 604.7%, increase in net gains on sales of investment securities and a $1.2 million, or 9.6%, increase in bankcard income, partially offset by a $1.6 million, or 24.0%, decrease in net gains from sales of loans. Accelerated discounts on covered/formerly covered loans result from prepayment activity and the accelerated recognition of the remaining discount that would have been recognized over the life of the loan had it not prepaid. Lower income from the accelerated discount on covered/formerly covered loans during 2016 was related to the continued decline in the covered/formerly covered portfolio as well as prepayment activity during the period.

Other noninterest income increased from $13.7 million in 2016 to $15.8 million in 2017, primarily related to $5.8 million of income from the early redemption of certain off balance sheet securitizations associated with the 2009 FDIC-assisted

10 First Financial Bancorp 2017 Annual Report

transactions, which was partially offset by a $3.5 million decrease in income from the accelerated discount on covered/formerly covered loans.

Higher client derivative fees in 2017 reflect strong loan demand and net gains on sales of investment securities increased in 2017 as proceeds from the sale of $190.0 million of available-for-sale securities resulted in gains of $1.8 million and losses of $0.2 million during the year. Bankcard income increased as a result of deeper client penetration and increased customer activity during 2017.

Partially offsetting the increase in noninterest income was a decrease in net gains on sales of loans from $6.8 million in 2016 to $5.2 million in 2017 primarily due to lower sales volume during the period.

2016 vs. 2015. Noninterest income declined $5.6 million, or 7.4%, from $75.2 million in 2015 to $69.6 million in 2016. The decline was primarily related to a $5.4 million, or 28.2%, decline in other noninterest income and a $1.3 million, or 84.5%, decline in net gains on sales of investment securities, partially offset by a $0.6 million, or 4.8%, increase in bankcard income.

Other noninterest income declined primarily as a result of a $6.9 million, or 64.3%, decrease in income from the accelerated discount on covered/formerly covered loans, related to lower levels of prepayment activity during the year. Lower income from accelerated discount was partially offset by an increase in FDIC loss sharing income of $0.9 million, or 37.2%, from negative $2.5 million during 2015 to negative $1.6 million in 2016. FDIC loss sharing income represents the proportionate share of credit losses, recoveries and resolution expenses on covered assets that First Financial expects to receive from or pay to the FDIC. Negative FDIC loss sharing income during 2016 and 2015 reflects a net payable due to the FDIC. First Financial also recognized $2.4 million of previously unrealized income from the redemption a limited partnership investment during 2016, which partially offset the decline in accelerated discount within other noninterest income.

Noninterest income from gains on sales of investment securities decreased $1.3 million, or 84.5%, in 2016 as $207.0 million of sales of investment securities resulted in net gains of $0.2 million during 2016 compared to sales of $70.2 million of investment securities that resulted in net gains of $1.5 million during 2015.

Bankcard income increased as a result of elevated card volume and customer activity during 2016.

First Financial Bancorp 2017 Annual Report 11

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 3 • Noninterest Income and Noninterest Expenses
	2017		2016		2015
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$19,775	4.4%	$18,933	(0.4)%	$19,015	(6.2)%
Trust and wealth management fees	14,073	6.6%	13,200	0.5%	13,128	(3.7)%
Bankcard income	13,298	9.6%	12,132	4.8%	11,578	7.8%
Client derivative fees	6,418	40.4%	4,570	4.1%	4,389	188.9%
Net gains from sales of loans	5,169	(24.0)%	6,804	5.1%	6,471	48.3%
Other	15,760	14.8%	13,728	(28.2)%	19,116	43.0%
Subtotal	74,493	7.4%	69,367	(5.9)%	73,697	15.3%
Gains on sales of investment securities	1,649	N/M	234	(84.5)%	1,505	N/M
Total	$76,142	9.4%	$69,601	(7.4)%	$75,202	17.6%

Noninterest expenses
Salaries and employee benefits	$132,560	8.3%	$122,361	9.5%	$111,792	3.8%
Net occupancy	17,397	(5.1)%	18,329	0.5%	18,232	(5.0)%
Furniture and equipment	8,443	(2.5)%	8,663	(0.7)%	8,722	2.0%
Data processing	14,022	22.9%	11,406	5.0%	10,863	(16.2)%
Marketing	3,201	(19.3)%	3,965	6.5%	3,723	3.3%
Communication	1,819	(3.7)%	1,889	(12.6)%	2,161	(5.1)%
Professional services	15,023	138.3%	6,303	(34.5)%	9,622	55.9%
State intangible tax	2,655	30.5%	2,034	(12.7)%	2,331	10.4%
FDIC assessments	3,944	(8.1)%	4,293	(3.4)%	4,446	(0.4)%
Loss (gain)-other real estate owned	642	(153.0)%	(1,212)	(165.1)%	1,861	115.9%
Other	40,236	72.2%	23,370	(14.6)%	27,377	(2.7)%
Total	$239,942	19.1%	$201,401	0.1%	$201,130	2.6%

NONINTEREST EXPENSES

2017 vs. 2016. Noninterest expenses increased $38.5 million, or 19.1%, in 2017 compared to 2016, primarily due to a $16.9 million, or 72.2%, increase in other noninterest expense, a $10.2 million, or 8.3%, increase in salaries and employee benefits, an $8.7 million, or 138.3%, increase in professional services and a $2.6 million, or 22.9%, increase in data processing expenses during the period. These increases were partially offset by a $0.9 million, or 5.1%, decrease in net occupancy expenses and an $0.8 million, or 19.3%, decrease in marketing expenses.

Higher other noninterest expenses during 2017 were primarily driven by an $11.3 million historic tax credit investment write-down, a $5.1 million impairment charge resulting from the preliminary agreement to early terminate the Company's FDIC loss sharing agreements and a $3.0 million charitable contribution to the First Financial Foundation, partially offset by a $1.2 million decrease in regulatory fees. Higher salaries and employee benefits were primarily attributable to $3.4 million of severance costs related to efficiency efforts during the period as well as higher performance-based compensation and health care costs, in addition to annual compensation adjustments. Elevated professional service costs were primarily the result of merger-related expenses, while data processing expenses resulted from investments in enterprise data management and system upgrades, in addition to other software license expenses. For further discussion of the historic tax credit investment, see the Income taxes section that follows.

Lower net occupancy expenses were primarily driven by branch consolidation activities during the year as First Financial continues to assess branch profitability, while marketing expenses declined as a result of the Company's cost reduction efforts.

2016 vs. 2015. Noninterest expenses increased $0.3 million, or 0.1%, in 2016 compared to 2015, primarily due to a $10.6 million, or 9.5%, increase in salaries and employee benefits and a $0.5 million, or 5.0%, increase in data processing expenses during the period. These increases were partially offset by a $3.3 million, or 34.5%, decrease in professional services, a $3.1 million, or 165.1%, decline in OREO losses and a $4.0 million, or 14.6%, decrease in other noninterest expenses.

12 First Financial Bancorp 2017 Annual Report

The increase in salaries and employee benefits in 2016 resulted from the full year impact of staff additions from the Oak Street acquisition and higher performance-based compensation, in addition to annual compensation adjustments. Higher data processing expenses were primarily related to investments in data management and system upgrades, in addition to various other software license expenses during 2016, while the decline in professional services was primarily related to $2.2 million of acquisition-related costs associated with the Oak Street transaction in 2015. OREO losses decreased as the Company recorded $1.2 million of gains on sales of OREO properties in 2016, compared to losses of $1.9 million in 2015. The decline in other noninterest expenses from $27.4 million in 2015 to $23.4 million in 2016 was primarily the result of a legal settlement accrual and debt extinguishment costs in 2015, in addition to a decline in loss sharing expenses in 2016 due to lower collection costs resulting from the continued decline in covered asset balances.

INCOME TAXES

First Financial’s income tax expense in 2017 totaled $19.4 million compared to $42.2 million in 2016 and $35.9 million in 2015, resulting in effective tax rates of 16.7%, 32.3% and 32.3% in 2017, 2016 and 2015, respectively. The lower effective tax rate in 2017 was driven by corporate tax reform and the Company's investment in a historic tax credit. The Tax Cuts and Jobs Act was signed into law in December 2017, and as a result, First Financial revalued its deferred tax assets and liabilities as well as its investments in affordable housing projects utilizing a 21% federal rate resulting in an $8.2 million reduction in income tax expense. 2017 income tax expense was also impacted by the recognition of a significant historic tax credit investment, which reduced income tax expense by $12.5 million for the year, and resulted in a $1.1 million increase to net income for the year when netted against the investment write-down included in noninterest expense.

For further information on income taxes, see Note 14 – Income Taxes in the Notes to Consolidated Financial Statements.

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

Commercial and Industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects.  C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners.  C&I loans also include ABL, equipment and leasehold improvement financing for select concepts and franchisees in the quick service and casual dining restaurant sector and commission-based loans to insurance agents and brokers.  ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment.  In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets.  Under the nationwide insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business.  First Financial's lending portfolios are managed to avoid the creation of inappropriate industry, geographic, franchise concept or borrower concentration risk.

While economic trends, including positive GDP momentum, wage gains and unemployment rates showed further improvement during 2017, the pace of growth remains gradual and business spending levels have not materially increased. First Financial is optimistic that economic improvements realized in 2017 and the tax reform legislation passed at the end of the year will lead to further economic expansion in the coming periods, and stimulate business growth and economic investment among current and prospective customers, resulting in additional lending opportunities for the Bank.

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

First Financial Bancorp 2017 Annual Report 13

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

First Financial moderated the pace of new construction originations in recent periods in an effort to improve profitability and limit certain sector concentrations. As economic conditions, and property values have improved, First Financial has pursued select real estate construction lending opportunities while actively monitoring industry and portfolio-specific credit trends and concentrations.

Commercial Real Estate – Commercial real estate loans consist of term loans secured by a mortgage lien on real estate properties such as apartment buildings, office and industrial buildings and retail shopping centers. Additionally, the Company's franchise lending activities discussed in the "Commercial and Industrial" section often include the financing of real estate in addition to equipment. The credit underwriting for both owner-occupied and investor income producing real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, environmental risks and the type, age, condition and location of real estate, among other factors.

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

The CRE sector has demonstrated gradual, but continuous improvement in recent periods and the Company believes its current underwriting criteria, coupled with active credit monitoring, provides adequate oversight of the commercial real estate loan portfolio.

Lease Financing – Lease financing consists of lease transactions for the purchase of both new and used business equipment for commercial clients. Lease products may include tax leases, finance leases, lease lines of credit and interim funding. The credit underwriting for lease transactions includes detailed analysis of the lessee's industry and business model, nature of the equipment, equipment resale values, historical and projected cash flow analysis, secondary sources of repayment and guarantor analysis in addition to other considerations.

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

14 First Financial Bancorp 2017 Annual Report

Credit Card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but may be canceled by the Company under certain circumstances.

Underwriting for installment and credit card lending focuses on a borrower's debt-to-income ratios and credit history among other considerations.

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

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an ongoing basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which is the basis for determining an appropriate ALLL, and provides the Company with an assessment of the current risk level in the portfolio. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 – Loans and Leases in the Notes to the Consolidated Financial Statements.

Commercial loans rated as special mention, substandard or doubtful are considered criticized, while loans rated as substandard or doubtful are considered classified. Commercial loans may be designated as criticized/classified based on individual borrower performance or industry and environmental factors. Criticized/classified loans are subject to more frequent internal reviews to assess the borrower’s credit status and develop appropriate action plans.

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

LOANS AND LEASES

2017 vs. 2016. First Financial experienced solid loan demand in 2017 as a result of focused sales efforts, our diversified product suite and expanded presence in key metropolitan markets. Loans, excluding loans held for sale, totaled $6.0 billion at December 31, 2017, increasing $255.7 million, or 4.4%, compared to December 31, 2016. The increase in loan balances from December 31, 2016 reflected strong organic growth during the period. C&I loans increased $130.8 million, or 7.3%, construction real estate loans increased $68.3 million, or 17.1%, and commercial real estate loans increased $62.5 million, or 2.6%, during 2017. Average loan balances, excluding loans held for sale, increased $219.3 million, or 3.9%, from $5.6 billion at December 31, 2016 to $5.8 billion at December 31, 2017.

Covered loans declined to $78.8 million at December 31, 2017 from $93.1 million as of December 31, 2016.  Declines in covered loan balances were expected as there were no acquisitions of loans subject to loss sharing agreements during the

First Financial Bancorp 2017 Annual Report 15

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

period.  In December 2017, First Financial entered into a preliminary agreement with the FDIC to early terminate its FDIC loss sharing agreements, and upon settlement, all future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by First Financial given the FDIC will no longer share in such gains or losses. First Financial expects the remaining indemnification asset balance to be realized through the final settlement of the termination agreement with the FDIC in 2018.

At December 31, 2017, C&I loans represented 31.8% of loans while commercial real estate, construction real estate and lease financing balances represented 41.4%, 7.8% and 1.5% of the portfolio, respectively. Residential real estate loans represented 7.8% of loan balances while home equity, installment and credit card loans represented 8.2%, 0.7% and 0.8%, respectively.

Comparatively, at December 31, 2016, C&I loans represented 31.0% of loans while commercial real estate, construction real estate and lease financing balances represented 42.2%, 6.9% and 1.6%, respectively. Residential real estate loans represented 8.7% of loan balances while home equity, installment and credit card loans represented 8.0%, 0.9% and 0.8%, respectively.

Table 4 • Loan and Lease Portfolio
	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Commercial and industrial	$1,912,743	$1,781,948	$1,663,102	$1,315,114	$1,077,984
Lease financing	89,347	93,108	93,986	77,567	80,135
Real estate – construction	467,730	399,434	311,712	197,571	89,297
Real estate – commercial	2,490,091	2,427,577	2,258,297	2,140,667	1,765,620
Real estate – residential	471,391	500,980	512,311	501,894	433,664
Home equity	493,604	460,388	466,629	458,627	426,078
Installment	41,586	50,639	41,506	47,320	52,774
Credit card	46,691	43,408	41,217	38,475	37,962
Total loans and leases	$6,013,183	$5,757,482	$5,388,760	$4,777,235	$3,963,514

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and construction real estate loans outstanding at December 31, 2017 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ALLL, see the Credit Risk section included in Management’s Discussion and Analysis.

Table 5 • Loan Maturity/Rate Sensitivity
	December 31, 2017
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial and industrial	$587,755	$953,655	$371,333	$1,912,743
Construction real estate	250,595	200,563	16,572	467,730
Total	$838,350	$1,154,218	$387,905	$2,380,473

		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Fixed rate	$94,664	$195,440	$59,948	$350,052
Variable rate	743,686	958,778	327,957	2,030,421
Total	$838,350	$1,154,218	$387,905	$2,380,473

16 First Financial Bancorp 2017 Annual Report

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

See Table 6 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2017 vs. 2016. Total nonperforming assets declined $9.8 million, or 18.1%, to $44.4 million at December 31, 2017 from $54.3 million at December 31, 2016, due to a $12.7 million decline in accruing TDRs and a $3.5 million decline in OREO, which were partially offset by a $6.4 million increase in nonaccrual loans.

The decline in accruing TDR's during 2017 was the result of resolution efforts during the period. Lower OREO balances resulted from the resolution and sale of $7.0 million of commercial and residential real estate property in addition to $0.6 million of valuation adjustments, partially offset by $4.1 million of additions during the year. The increase in nonaccrual loans was primarily attributable to the addition of a single relationship in 2017.

First Financial's nonperforming loans as a percentage of total loans and leases declined to 0.69% at December 31, 2017 from 0.83% at December 31, 2016 as a result of declining nonperforming loan balances and growth in the loan portfolio during the period. Additionally, classified asset balances declined $37.9 million, or 30.3%, to $87.3 million at December 31, 2017 from $125.2 million at December 31, 2016.

The declines in nonperforming and classified assets during 2017 reflect successful resolution efforts and diligent credit monitoring practices as well as stable economic conditions in the markets in which First Financial operates. The U.S. economy has maintained consistent growth levels in recent periods and management remains optimistic that sustained improvement in employment rates and real estate markets, as well as stable levels of business and consumer confidence, will combine with the positive momentum generated from tax reform to positively impact the Company's credit quality trends in future periods.

First Financial Bancorp 2017 Annual Report 17

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Table 6 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Nonaccrual loans (1)	$24,082	$17,730	$27,997	$48,469	$41,392
Accruing troubled debt restructurings (2)	17,545	30,240	28,876	15,928	15,429
Other real estate owned (OREO)	2,781	6,284	13,254	22,674	46,926
Total nonperforming assets	$44,408	$54,254	$70,127	$87,071	$103,747

Nonperforming assets as a percent of total loans plus OREO	0.74%	0.94%	1.30%	1.81%	2.59%

Accruing loans past due 90 days or more	$61	$142	$108	$216	$218

Classified assets	$87,293	$125,155	$132,431	$154,804	$234,251

(1) Nonaccrual loans include nonaccrual TDRs of $5.5 million, $5.1 million, $9.3 million, $12.3 million and $13.8 million as of December 31, 2017, 2016, 2015, 2014 and 2013, respectively.
(2) Accruing troubled debt restructurings include TDRs past due 90 days or more and still accruing of $2.7 million as of December 31, 2016. There were no TDRs 90 days past due and still accruing as of December 31, 2017, 2015, 2014 and 2013, respectively.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBSs. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as the GNMA, the FHLMC and the FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 60.4% and 67.3% of First Financial's investment securities portfolio as of December 31, 2017 and 2016, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees, and whose realization is dependent on future principal and interest repayments, thus carrying greater credit risk. First Financial performs a detailed pre-purchase collateral and structural analysis on these securities and limits investments to asset classes in which the Company has expertise and experience. The Company further limits these investments to securities with senior positions in the capital structure to provide additional credit protection. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 39.6% and 32.7% of First Financial's investment securities portfolio as of December 31, 2017 and 2016, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB and FHLB stock.

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2017 and 2016.

2017 vs. 2016. First Financial’s investment portfolio at December 31, 2017 totaled $2.1 billion, a $202.4 million, or 10.9%, increase from December 31, 2016, and represented 23.1% and 22.0% of total assets at December 31, 2017 and December 31, 2016, respectively. The increase in the investment portfolio during 2017 was primarily related to loan demand, as well as the overall position of the Company's balance sheet.

18 First Financial Bancorp 2017 Annual Report

First Financial classified $1.3 billion, or 65.6%, and $1.0 billion, or 56.1%, of investment securities as available-for-sale at December 31, 2017 and 2016, respectively. First Financial classified $654.0 million, or 31.8%, and $763.3 million, or 41.2%, of investment securities as held-to-maturity at December 31, 2017 and 2016, respectively.

First Financial recorded a $0.2 million unrealized after-tax loss on the investment portfolio as a component of equity in accumulated other comprehensive income resulting from changes in the fair value of available-for-sale securities at December 31, 2017, which increased $4.4 million from a $4.5 million unrealized after-tax loss at December 31, 2016.

Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank represented 1.4% and 1.1% of the investment portfolio at December 31, 2017 and 2016, respectively.

Investments in MBSs, including CMOs, represented 22.5% and 21.6% of First Financial's portfolio at December 31, 2017 and 2016, respectively. MBSs are participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $207.9 million as of December 31, 2017 from $167.5 million as of December 31, 2016 and comprised 10.4% and 9.3% of the investment portfolio at December 31, 2017 and 2016, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $379.0 million, or 18.9% of the investment portfolio at December 31, 2017 and $321.2 million, or 17.8% of the investment portfolio at December 31, 2016. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, increased to $85.1 million, or 4.2% of the investment portfolio, at December 31, 2017 from $46.7 million and 2.6% at December 31, 2016.

The overall duration of the investment portfolio decreased to 2.9 years as of December 31, 2017 from 3.2 years as of December 31, 2016. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Table 7 • Investment Securities as of December 31
	2017		2016
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. treasuries	$97	0.0%	$97	0.0%
Securities of U.S. government agencies and corporations	27,083	1.4%	20,027	1.1%
Mortgage-backed securities-residential	451,136	22.5%	388,917	21.6%
Mortgage-backed securities-commercial	404,130	20.2%	432,329	24.0%
Collateralized mortgage obligations	448,937	22.4%	426,422	23.6%
Obligations of state and other political subdivisions	207,930	10.4%	167,466	9.3%
Asset-backed securities	378,977	18.9%	321,212	17.8%
Other securities	85,126	4.2%	46,654	2.6%
Total	$2,003,416	100.0%	$1,803,124	100.0%

The estimated maturities and weighted-average yields of held-to-maturity and available-for-sale investment securities are shown in Table 8 – Investment Securities as of December 31, 2017. Tax-equivalent adjustments, using a 35.00% rate, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial Bancorp 2017 Annual Report 19

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

First Financial held cash on deposit with the Federal Reserve of $34.0 million and $82.5 million at December 31, 2017 and 2016, respectively. First Financial continually monitors its liquidity position as part of its enterprise risk management framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, as well as balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 – Investment Securities in the Notes to Consolidated Financial Statements for additional information on the Company's investment portfolio and Note 20 – Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

Table 8 • Investment Securities as of December 31, 2017
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$11,168	2.80%	$0	0.00%
Mortgage-backed securities-residential	15,294	1.22%	105,932	2.56%	40,867	2.99%	0	0.00%
Mortgage-backed securities-commercial	2,987	3.00%	244,517	2.79%	7,523	2.21%	0	0.00%
Collateralized mortgage obligations	2,304	1.18%	130,621	2.52%	10,620	2.73%	0	0.00%
Obligations of state and other political subdivisions	1,220	2.14%	29,078	3.20%	36,109	2.90%	15,768	3.29%
Total	$21,805	1.51%	$510,148	2.70%	$106,287	2.86%	$15,768	3.29%

Available-for-Sale
U.S. treasuries	$0	0.00%	$97	2.00%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	15,915	2.20%	0	0.00%
Mortgage-backed securities-residential	828	3.92%	97,910	2.80%	190,305	2.83%	0	0.00%
Mortgage-backed securities-commercial	15,295	3.24%	110,934	3.12%	22,874	3.11%	0	0.00%
Collateralized mortgage obligations	263	4.72%	177,633	2.49%	99,227	2.89%	28,269	2.98%
Obligations of state and other political subdivisions	14,131	0.80%	57,054	2.70%	51,418	3.30%	3,152	3.88%
Asset-backed securities	63,464	3.16%	202,813	3.10%	106,774	2.90%	5,926	2.28%
Other securities	7,556	4.86%	41,454	5.50%	23,313	4.60%	12,803	2.86%
Total	$101,537	2.98%	$687,895	3.01%	$509,826	2.98%	$50,150	2.91%

(1) Tax equivalent basis was calculated using a 35.00% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities.

DERIVATIVES

First Financial is authorized to use certain derivative instruments, including interest rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  The Company does not use derivatives for speculative purposes.

First Financial primarily utilizes interest rate swaps as a means to offer borrowers credit-based products that meet their needs and achieve the Company's desired interest rate risk profile. These interest rate swaps generally involve the receipt by First Financial of floating rate amounts from swap counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from borrowers. This results in the Company's loan customers receiving fixed rate funding while providing First Financial with a floating rate asset.

In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate

20 First Financial Bancorp 2017 Annual Report

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

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2017 vs. 2016. First Financial's total deposits increased $369.3 million, or 5.7%, from $6.5 billion at December 31, 2016 to $6.9 billion as of December 31, 2017. Noninterest bearing deposits increased $114.1 million, or 7.4%, and savings deposits increased $320.2 million, or 14.9%, while interest-bearing checking deposits decreased $60.3 million, or 4.0%, and time deposits decreased $4.7 million, or 0.4%, during the period.

Non-time deposit balances totaled $5.6 billion as of December 31, 2017, increasing $374.0 million, or 7.2%, compared to December 31, 2016 from strong deposit sales efforts. Time deposit balances were relatively unchanged as lower retail CD balances were offset by an increase in brokered CDs, which the Company utilizes as an alternative to short and long-term borrowings.

Total average deposits for 2017 increased $333.2 million, or 5.3%, from 2016 primarily due to increases in average savings deposits of $390.2 million, or 19.3%, average noninterest bearing deposits of $83.6 million, or 5.7%, and average interest-bearing demand deposits of $25.3 million, or 1.7%, partially offset by a decrease in average time deposits of $165.9 million, or 12.2%. The year-over-year growth in average deposits was due to strong organic deposit generation efforts.

Table 9 – Maturities of Time Deposits Greater Than or Equal to $100,000 details the contractual maturity of these deposits. Time Deposits Greater Than or Equal to $100,000 represent 11.4% of total deposits outstanding at December 31, 2017.

Table 9 • Maturities Of Time Deposits Greater Than Or Equal To $100,000
	December 31, 2017
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$48,929	$3,019	$264,039	$315,987
3 months to 6 months	38,588	703	88,477	127,768
6 months to 12 months	89,586	12,733	0	102,319
over 12 months	193,626	43,980	3,370	240,976
Total	$370,729	$60,435	$355,886	$787,050

BORROWINGS

First Financial's short-term borrowings are utilized to manage normal liquidity needs and include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2017 vs. 2016. Short-term borrowings increased slightly to $814.6 million at December 31, 2017, from $807.9 million at December 31, 2016.

First Financial Bancorp 2017 Annual Report 21

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $742.3 million of short-term borrowings from the FHLB at December 31, 2017 compared to $687.7 million at December 31, 2016. In addition to FHLB borrowings, short term borrowings included repurchase agreements of $72.3 million and $120.2 million at December 31, 2017 and 2016, respectively.

Total long-term debt was $119.7 million and $119.6 million at December 31, 2017 and 2016, respectively and consists primarily of subordinated notes, which have a fixed interest rate of 5.125% payable semiannually, and mature on August 25, 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity and are treated as Tier 2 capital for regulatory capital purposes. Outstanding subordinated debt totaled $118.6 million and $118.5 million, and included prepaid debt issuance costs of $1.4 million and $1.5 million as of December 31, 2017 and 2016, respectively. Long-term debt also included FHLB long-term advances of $0.2 million and $0.4 million as of December 31, 2017 and 2016, respectively, as well as an interest-free $0.8 million capital loan outstanding with a municipality at December 31, 2017 and 2016. First Financial's total remaining borrowing capacity from the FHLB was $643.5 million at December 31, 2017.

Both short-term and long-term FHLB advances must be collateralized with qualifying assets, which are typically commercial and residential real estate loans, as well as government and agency-backed securities. For ease of borrowing execution First Financial utilizes a blanket collateral agreement with the FHLB and had $3.6 billion of assets pledged as collateral at December 31, 2017.

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

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc, an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, which would negatively impact financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2017 were as follows:

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

First Financial maintains a short-term credit facility with an unaffiliated bank for $15.0 million that matures on May 29, 2018. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2017 and December 31, 2016, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2017 and December 31, 2016.

First Financial's principal source of asset-funded liquidity is marketable investment securities. The market value of investment securities classified as available-for-sale totaled $1.3 billion at December 31, 2017. Securities classified as held-to-maturity

22 First Financial Bancorp 2017 Annual Report

that are maturing within one year are an additional source of liquidity and totaled $21.8 million at December 31, 2017. Sources of liquidity also include other types of assets such as cash and due from banks, interest-bearing deposits with other banks, as well as loans maturing within one year.

At December 31, 2017, in addition to liquidity on hand of $184.6 million, First Financial had unused and available overnight wholesale funding sources of $2.4 billion, or 27.5% of total assets, to fund loan and deposit activities, as well as general corporate requirements.

Certain restrictions exist regarding the ability of First Financial’s subsidiary, First Financial Bank, to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances. The approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $54.6 million, $52.7 million and $17.3 million for 2017, 2016 and 2015, respectively. As of December 31, 2017, First Financial’s subsidiaries had retained earnings of $546.5 million, of which $163.1 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $57.7 million in cash at the parent company as of December 31, 2017, which approximates the Company’s annual shareholder dividend and operating expenses.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $6.5 million for 2017, $9.7 million for 2016 and $7.5 million for 2015. Material commitments for capital expenditures as of December 31, 2017, were $4.9 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Share repurchases, if any, also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 10 • Contractual Obligations as of December 31, 2017
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$115	$118	$0	$0	$233
Subordinated debt	5,637	12,813	12,300	137,933	168,683
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	6,468	12,174	8,273	8,346	35,261
Pension obligations	4,758	9,843	10,787	29,825	55,213
Time deposits	783,451	437,439	95,926	289	1,317,105
Total	$800,429	$472,387	$127,286	$177,168	$1,577,270

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

The Board of Governors of the Federal Reserve System approved a rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III), subject to a phase-in period for certain provisions.  Basel III established and defined quantitative measures to ensure capital adequacy which require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

Basel III includes a minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets which began on January 1, 2016 at 0.625% and will be phased-in over a four-year period, increasing by the same amount on each subsequent January 1 until fully phased-in on January 1, 2019.  Further, Basel III increased the minimum ratio of tier 1 capital to risk-weighted assets from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio was unchanged by Basel III. Failure to maintain the

First Financial Bancorp 2017 Annual Report 23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's tier 1 capital is comprised of total shareholders' equity less unrealized gains and losses on investment securities available-for-sale, any amounts resulting from retirement plan valuation adjustments that are recorded within accumulated other comprehensive income (loss), intangible assets and any valuation related to mortgage servicing rights. Total risk-based capital consists of Tier 1 capital plus the qualifying ALLL and gross unrealized gains or losses on investment securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets, less assets not qualifying for Total risk-based capital, including intangible assets, non-qualifying mortgage servicing rights and the ALLL.

First Financial's tier 1 capital increased from 10.46% at December 31, 2016 to 10.63%, at December 31, 2017, while the total capital ratio decreased from 13.10% to 13.07% during the same period. The increase in the Company's tier 1 capital ratio was primarily due to an increase in capital from increased earnings, partially offset by an increase in risk-weighted assets resulting from organic loan growth during the period. The decrease in the Company's total capital ratio was due to the increase in risk-weighted assets in 2017. The leverage ratio increased to 8.84% at December 31, 2017 compared to 8.60% as of December 31, 2016 and the Company’s tangible common equity ratio increased from 7.96% at December 31, 2016 to 8.30% at December 31, 2017 primarily due to a $54.7 million, or 12.5%, increase in retained earnings.

Management believes that, as of December 31, 2017, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2017 and 2016, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2017, see Note 17 – Capital in the Notes to Consolidated Financial Statements.

24 First Financial Bancorp 2017 Annual Report

Table 11 • Capital Adequacy
	December 31,
(Dollars in thousands)	2017	2016
Consolidated capital calculations
Common stock	$573,109	$570,382
Retained earnings	491,847	437,188
Accumulated other comprehensive loss	(20,390)	(28,443)
Treasury stock, at cost	(113,902)	(113,903)
Total shareholders' equity	930,664	865,224
Common equity tier I capital adjustments
Goodwill and other intangibles	(209,379)	(210,625)
Total tangible equity	$721,285	$654,599
Total assets	$8,896,923	$8,437,967
Goodwill and other intangibles	(209,379)	(210,625)
Total tangible assets	$8,687,544	$8,227,342
Common tier 1 capital	$755,735	$703,891
Tier 1 capital	755,839	703,995
Total capital	929,148	881,158
Total risk-weighted assets	7,108,629	6,728,737
Average assets (1)	8,554,938	8,189,039

Regulatory capital
Common tier 1 ratio	10.63%	10.46%
Tier 1 ratio	10.63%	10.46%
Total capital ratio	13.07%	13.10%
Leverage ratio	8.84%	8.60%

Other capital ratios
Total shareholders' equity to ending assets	10.46%	10.25%
Total tangible shareholders' equity to ending tangible assets	8.30%	7.96%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 43.3%, 44.1% and 52.0% for the years 2017, 2016 and 2015, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2018, the board of directors authorized an increase to the Company's quarterly dividend from $0.17 to $0.19 per common share, payable on March 15, 2018 to all shareholders of record as of March 1, 2018.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this plan during 2016 or 2017. The Company repurchased 40,255 shares for $0.7 million under the 2012 share repurchase plan during 2015 at an average price of $17.32 per share. At December 31, 2017, 3,509,133 shares remained available for purchase under the 2012 share repurchase plan.

First Financial Bancorp 2017 Annual Report 25

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Shareholders' Equity. Total shareholders’ equity at December 31, 2017 was $930.7 million, compared to total shareholders’ equity at December 31, 2016 of $865.2 million.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined using published December 31, 2017 corporate bond indices, projected plan cash flows and comparisons to external industry surveys. The expected return on plan assets was 7.25% for 2017 and 7.50% for 2016, and was based on the composition of plan assets as well as economic forecasts and trends in addition to actual returns. The assumed rate of compensation increase was 3.5% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2017, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$6,930	$(5,408)	N/A	N/A	$(426)	$715
Change in Pension Expense	239	(94)	$1,291	$(1,291)	(120)	238

As a result of the plan’s current funding status and updated actuarial projections for 2017, First Financial recorded income related to its pension plan of $0.6 million for 2017, $1.2 million for 2016 and $1.0 million for 2015 in the Consolidated Statements of Income. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.  First Financial made no cash contributions to fund the pension plan in 2017, 2016 or 2015 and does not expect to make a cash contribution to its pension plan in 2018 given the plan's over-funded status.

See Note 15 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

First Financial considers risk to be any issue that could impact the Company’s ability to meet its objectives or have an adverse impact on its capital or earnings. First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness as part of the culture of the Company. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM allows the Company to deliberately develop risk responses and evaluate the effectiveness of mitigation compared to established thresholds for risk appetite and tolerance, in addition to facilitating the consideration of significant organizational changes and consolidation of information through a common process for management and the board of directors.

First Financial has identified ten types of risk that it monitors in its ERM framework.  These risks include credit, market, operational, compliance, strategic, reputation, information technology, cyber, legal and environmental/external.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework.  This allows for a common categorization across the Company and provides a consistent and complete risk framework that can be summarized and assessed enterprise-wide. Additionally, the risk framework utilized is consistent with that used by the Company’s regulators, which results in additional feedback on First Financial’s ability to assess and measure risk across the organization as well as the ability for management and the board of directors to identify and understand differences in assessed risk profiles.

26 First Financial Bancorp 2017 Annual Report

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

The board of directors has defined broad risk tolerance levels, or limits, to guide management in the decision-making process, and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The risk and compliance committee, a standing committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit,

First Financial Bancorp 2017 Annual Report 27

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk assigned specifically to them.

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

Chief Compliance Officer. The chief compliance officer is responsible for the oversight of the Company’s compliance management function, which includes Bank Secrecy Act/Anti-Money Laundering and all other regulatory compliance.  The chief compliance officer is authorized to implement all necessary actions to ensure achievement of the objectives of an effective compliance program and may appoint other officers or establish other management committees as required for effective compliance management. The chief compliance officer reviews and evaluates compliance issues and concerns and is responsible for monitoring and reporting results of the compliance efforts in addition to providing guidance to the board of directors and senior management team on matters relating to compliance.

Committee Chairs. The ERM program utilizes multiple management committees as its primary assessment and communication mechanism for identified risks.  Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication among committee members in conjunction with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company.

Internal Audit. Internal audit is responsible for planning audit activities to periodically reassess the design and operation of key risk management processes and to make periodic evaluations of the ongoing accuracy and effectiveness of the communications from risk owners to senior management and from senior management to the board of directors.

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business line leaders and executives are responsible for developing the risk assessment for their individual departments, business lines and subsidiaries.  The chief risk officer, management and the board risk and compliance committee are responsible for ensuring that risk is viewed and analyzed from a global perspective. Furthermore, interrelated risks are considered, assessing how a single risk or event may create multiple risks.

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

•	prioritize the risk issues with regard to the current risk status and trend;

•	provide reports to management and risk owners that will assist them in implementing appropriate risk management processes;

•	assist management in assessing the alternatives for managing risks;

•	assist management in the development of risk management plans; and

•	track risk management efforts.

Monitoring and Reporting. The board of directors oversees risk reporting and monitoring through the board risk and compliance committee, which meets at least quarterly.

28 First Financial Bancorp 2017 Annual Report

Management continually reviews any risk identified as key, as well as the appropriateness of established tolerance limits and the actions considered as necessary to mitigate key risks.  As circumstances warrant, management provides recommendations to the board risk and compliance committee related to changes or adjustments to key risks or tolerance limits.

First Financial believes that communication is fundamental to successful risk management and productive reporting and communication between the risk management department, management and the board of directors is required for collaborative and effective risk management.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the board of directors.

Allowance for loan and lease losses. The ALLL is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision for loan and lease losses. First Financial records the provision in the Consolidated Statements of Income to maintain the ALLL at a level considered sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Actual losses on loans and leases are charged against the ALLL. The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off. Any subsequent recovery of a previously charged-off loan is credited back to the ALLL.

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

See Table 12 – Summary of the ALLL and Selected Statistics for a summary of activity impacting the allowance and Table 13 – Allocation of the ALLL for detail on the composition of the allowance.

2017 vs. 2016. The ALLL at December 31, 2017 was $54.0 million, or 0.90% of loans, which was a $3.9 million, or 6.8%, decrease from $58.0 million, or 1.01% of loans at December 31, 2016. Provision expense decreased $6.6 million, or 64.7%, to $3.6 million in 2017 from $10.1 million in 2016.

Net charge-offs increased $1.9 million, or 34.9%, to $7.5 million for 2017 compared to $5.6 million for 2016, while the ratio of net charge-offs as a percentage of average loans outstanding increased to 0.13% in 2017 from 0.10% in 2016. The slight increase in net charge-offs during 2017 was primarily related to the charge-off of a single franchise relationship during 2017, however net charge-offs remain at historically low levels.

The decrease in the ALLL during 2017 reflected continued strong credit quality results which include declining nonperforming and classified asset balances during the period. The ALLL as a percentage of loans reflects continued stability in property values and improving economic conditions across the Company's footprint. The ALLL as a percentage of nonperforming loans, including accruing TDRs was 129.8% at December 31, 2017 compared with 120.8% at December 31, 2016.

First Financial Bancorp 2017 Annual Report 29

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

For further discussion of First Financial's ALLL, see Note 6 – Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

Table 12 • Summary Of The ALLL And Selected Statistics
(Dollars in thousands)	2017	2016	2015	2014	2013
Transactions in the allowance for loan and lease losses:
Balance at January 1	$57,961	$53,398	$52,858	$62,730	$92,967
Provision for loan and lease losses	3,582	10,140	9,641	1,528	8,909
Loans charged-off:
Commercial and industrial	10,194	2,630	5,408	9,156	11,695
Lease financing	0	0	0	0	496
Real estate – construction	1	93	85	1,348	611
Real estate – commercial	1,038	4,983	10,083	9,478	36,622
Real estate – residential	435	387	1,531	1,454	1,729
Home equity	913	1,445	1,891	2,774	3,533
Installment	225	386	509	605	536
Credit card	857	1,190	1,049	1,158	1,285
Total loans charged-off	13,663	11,114	20,556	25,973	56,507

Recoveries of loans previously charged-off:
Commercial and industrial	1,650	1,155	3,724	4,769	4,218
Lease financing	1	1	2	63	9
Real estate – construction	89	285	253	381	679
Real estate – commercial	2,719	2,502	5,214	7,617	10,630
Real estate – residential	215	236	558	531	265
Home equity	1,027	720	1,001	511	914
Installment	234	335	463	358	393
Credit card	206	303	240	343	253
Total recoveries	6,141	5,537	11,455	14,573	17,361
Net charge-offs	7,522	5,577	9,101	11,400	39,146
Balance at December 31	$54,021	$57,961	$53,398	$52,858	$62,730

Net charge-offs to average loans and leases
Commercial and industrial	0.47%	0.08%	0.12%	0.37%	0.75%
Lease financing	0.00%	0.00%	0.00%	(0.05)%	0.51%
Real estate-construction	(0.02)%	(0.05)%	(0.07)%	0.71%	(0.07)%
Real estate-commercial	(0.07)%	0.11%	0.23%	0.10%	1.42%
Real estate-residential	0.05%	0.03%	0.19%	0.20%	0.34%
Home equity	(0.02)%	0.16%	0.19%	0.52%	0.62%
Installment	(0.02)%	0.11%	0.11%	0.50%	0.25%
Credit card	1.44%	2.10%	2.04%	2.14%	2.82%
Total net charge-offs	0.13%	0.10%	0.18%	0.27%	0.99%

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	0.90%	1.01%	0.99%	1.11%	1.58%
Nonperforming loans (1)	0.69%	0.83%	1.06%	1.35%	1.43%

Allowance for loan and lease losses to nonperforming loans (1)	129.77%	120.83%	93.89%	82.08%	110.40%

(1) Includes loans classified as nonaccrual and troubled debt restructurings.

30 First Financial Bancorp 2017 Annual Report

Table 13 • Allocation Of The ALLL
	December 31,
	2017		2016		2015		2014		2013
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$17,598	31.8%	$19,225	31.0%	$16,995	30.9%	$13,870	27.5%	$19,968	27.2%
Lease financing	675	1.5%	716	1.6%	821	1.7%	435	1.6%	461	2.0%
Real estate – construction	3,577	7.8%	3,282	6.9%	1,810	5.8%	1,045	4.2%	824	2.3%
Real estate – commercial	20,930	41.4%	26,540	42.2%	23,656	41.9%	27,086	44.8%	28,993	44.6%
Real estate – residential	4,683	7.8%	3,208	8.7%	4,014	9.5%	3,753	10.5%	4,140	10.9%
Installment, home equity & credit card	6,558	9.7%	4,990	9.6%	6,102	10.2%	6,669	11.4%	8,344	13.0%
Total	$54,021	100.0%	$57,961	100.0%	$53,398	100.0%	$52,858	100.0%	$62,730	100.0%
MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates and equity prices. The primary source of market risk for First Financial is interest rate risk. Interest rate risk is the risk to earnings and the value of the Company's equity arising from changes in market interest rates. Interest rate risk arises in the normal course of business to the extent that there is a divergence between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, re-priced or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility from shifts in market interest rates.

First Financial monitors the Company's interest rate risk position using income simulation models and EVE sensitivity analyses that capture both short-term and long-term interest rate risk exposure.  Income simulation involves forecasting NII under a variety of interest rate scenarios. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest-rate scenarios and First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  For both NII and EVE modeling, First Financial leverages instantaneous parallel shocks to evaluate interest rate risk exposure across rising and falling rate scenarios. Additional scenarios evaluated include implied market forward rate forecasts and various non-parallel yield curve twists.

First Financial’s interest rate risk models are based on the contractual and assumed cash flows and repricing characteristics for the Company’s assets, liabilities and off-balance sheet exposure. A number of assumptions are incorporated into the interest rate risk models, including prepayment behaviors and repricing spreads for assets in addition to attrition and repricing rates for liabilities. Assumptions are primarily derived from behavior studies of the Company’s historical client base and are continually refined. Modeling the sensitivity of NII and EVE to changes in market interest rates is highly dependent on the assumptions incorporated into the modeling process.

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 61% in its interest rate risk modeling as of December 31, 2017. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

First Financial Bancorp 2017 Annual Report 31

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2017, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(5.77)%	2.40%	4.73%
NII - Year 2	(8.38)%	3.75%	7.27%
EVE	(4.09)%	1.65%	2.13%

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

First Financial was within internal policy limits set for the above interest rate risk scenarios as of December 31, 2017.  Projected results for NII became more asset sensitive during 2017 as a result of growth in variable rate loans and noninterest-bearing deposit balances in addition to fewer fixed rate investment securities and the conversion of certain indexed deposit products to managed rates in order to better align First Financial with market rates. The projected results for EVE became less asset sensitive during 2017 due to updated deposit discount rate assumptions. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The table that follows reflects First Financial’s estimated NII sensitivity profile as of December 31, 2017 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	4.19%	0.62%	8.16%	1.30%
NII-Year 2	5.50%	2.00%	10.62%	3.93%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 14 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2017 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical of payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand. For interest rate swaps, the table includes notional amounts and weighted-average interest rates by contractual maturity dates. The variable receiving rates are indexed to one-month LIBOR or Prime plus a spread.

32 First Financial Bancorp 2017 Annual Report

Table 14 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In:							December 31,
(Dollars in thousands)	2017	2018	2019	2020	2021	Thereafter	Total	2017
Rate sensitive assets
Fixed interest rate loans (1)	$326,647	$208,287	$176,793	$165,963	$124,246	$340,643	$1,342,579	$1,342,272
Average interest rate	4.66%	4.88%	4.83%	4.76%	5.36%	4.43%	4.73%
Variable interest rate loans (1)	1,101,963	636,748	447,239	430,088	429,382	1,582,665	4,628,085	4,675,886
Average interest rate	4.49%	4.55%	4.60%	4.66%	5.17%	4.60%	4.63%
Fixed interest rate securities	52,516	118,068	209,472	253,654	281,155	444,468	1,359,333	1,358,415
Average interest rate	3.78%	3.13%	2.85%	2.84%	2.73%	2.97%	2.92%
Variable interest rate securities	70,826	35,786	82,575	58,684	158,649	237,563	644,083	644,094
Average interest rate	2.35%	2.72%	2.33%	2.80%	3.36%	3.00%	2.90%
Other earning assets	33,974	0	0	0	0	0	33,974	33,974
Average interest rate	1.50%	0.00%	0.00%	0.00%	0.00%	0.00%	1.50%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$1,662,058	$0	$0	$0	$0	$0	$1,662,058	$1,662,058
Savings and interest-bearing checking (2)	391,588	3,524,295	0	0	0	0	3,915,883	3,915,883
Average interest rate	0.50%	0.50%	0.00%	0.00%	0.00%	0.00%	0.50%
Time deposits	776,956	315,305	122,165	68,545	27,394	6,740	1,317,105	1,306,674
Average interest rate	1.15%	1.68%	1.52%	1.46%	1.02%	0.12%	1.32%
Fixed interest rate borrowings	742,418	124	0	0	0	119,412	861,954	860,208
Average interest rate	1.43%	5.99%	0.00%	0.00%	0.00%	5.15%	1.95%
Variable interest rate borrowings	72,265	0	0	0	0	0	72,265	72,265
Average interest rate	0.19%	0.00%	0.00%	0.00%	0.00%	0.00%	0.19%

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

First Financial Bancorp 2017 Annual Report 33

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

CYBER RISK

Cyber risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever-increasing probability. While standard security operations address most day to day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously strengthen the Company’s posture toward cybersecurity. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Cyber risk mitigation includes effectively identifying, detecting, responding to, protecting and recovering from cyber threats.

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

ENVIRONMENTAL/EXTERNAL RISK

Environmental risk arises from failure to understand customer needs and failure to anticipate or react to actions of competitors. Environmental risk increases when there are external forces that could significantly change the fundamentals that drive the Company’s overall objectives and strategies and potentially threaten the continued operations of the Company. While not a specific element of the regulatory risk framework, First Financial identified this as a separate category (or source) of risk for consistent consideration as environmental risks are a critical consideration in understanding the full potential of scenarios that could impact the Company. Management’s assumptions regarding the business environment are a foundational element in formulating and evaluating business strategies. These assumptions include the strategic profile of major competitors, demographic and social trends, new technologies that provide opportunities for competitive advantage and economic, political and regulatory developments.

CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions which are inherently subjective and may be susceptible to significant change. Changes in underlying factors, assumptions or estimates could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these estimates and assumptions have a more significant impact than others on First Financial’s financial reporting. For First Financial, these estimates and assumptions include accounting for the ALLL, goodwill, pension and income taxes.

34 First Financial Bancorp 2017 Annual Report

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

The Company’s goodwill is accounted for in a reporting unit representing the consolidated entity. Fair value is estimated using the market capitalization of the Company, as of the annual impairment testing date. First Financial also utilizes additional information and analysis to corroborate the use of the Company’s market capitalization as a proper indicator of fair value for purposes of the annual goodwill impairment test.

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

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices and the projected cash flows of the pension plan. First Financial also utilizes external surveys for industry comparisons which provided a test for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets as well as a economic forecasts and trends in addition to actual returns, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and on the Company's operating results.

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

First Financial Bancorp 2017 Annual Report 35

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

▪
the effect of and changes in policies and laws or regulatory agencies (notably the Dodd-Frank Wall Street Reform and Consumer Protection Act and the capital rules promulgated by federal banking regulators);

▪	the effect of the current interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings;

▪	our ability to keep up with technological changes;

▪	failure or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers;

▪	our ability to comply with the terms of loss sharing agreements with the FDIC;

▪	the expiration of loss sharing agreements with the FDIC;

▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies;

▪	the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our business;

▪
expected cost savings in connection with acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;

▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the FASB and the SEC;

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

36 First Financial Bancorp 2017 Annual Report

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2017 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2017 Annual Report 37

Statistical Information

	2017			2016			2015
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$1,815,925	$98,683	5.43%	$1,741,084	$91,278	5.24%	$1,425,032	$68,719	4.82%
Lease financing (2)	86,662	3,999	4.61%	96,337	3,968	4.12%	83,316	3,340	4.01%
Construction-real estate	429,868	18,076	4.21%	357,171	13,894	3.89%	249,559	10,872	4.36%
Commercial-real estate	2,448,570	110,586	4.52%	2,359,480	106,122	4.50%	2,148,139	100,026	4.66%
Residential-real estate	499,397	19,588	3.92%	521,654	21,037	4.03%	512,888	21,185	4.13%
Installment and other consumer	565,441	31,251	5.53%	552,891	28,177	5.10%	543,900	27,638	5.08%
Total loans and leases	5,845,863	282,183	4.83%	5,628,617	264,476	4.70%	4,962,834	231,780	4.67%
Indemnification asset	9,535	(3,871)	(40.60)%	14,831	(4,509)	(30.40)%	20,274	(4,740)	(23.38)%
Investment securities (3)
Taxable	1,791,729	50,568	2.82%	1,693,105	43,103	2.55%	1,667,933	39,577	2.37%
Tax-exempt (2)	209,658	9,105	4.34%	165,773	6,977	4.21%	164,497	7,094	4.31%
Total investment securities (3)	2,001,387	59,673	2.98%	1,858,878	50,080	2.69%	1,832,430	46,671	2.55%
Interest-bearing deposits with other banks	30,933	347	1.12%	21,907	118	0.54%	24,430	65	0.27%
Total earning assets	7,887,718	338,332	4.29%	7,524,233	310,165	4.12%	6,839,968	273,776	4.00%

Nonearning assets
Allowance for loan and lease losses	(56,599)			(56,860)			(54,111)
Cash and due from banks	116,409			119,444			115,273
Accrued interest and other assets	663,875			664,886			602,939
Total assets	$8,611,403			$8,251,703			$7,504,069

Interest-bearing liabilities
Deposits
Interest-bearing demand	$1,491,114	$4,242	0.28%	$1,465,804	$2,119	0.14%	$1,263,388	$1,207	0.10%
Savings	2,412,788	15,941	0.66%	2,022,564	5,559	0.27%	1,971,699	4,171	0.21%
Time	1,189,963	14,999	1.26%	1,355,875	14,935	1.10%	1,333,550	14,096	1.06%
Total interest-bearing deposits	5,093,865	35,182	0.69%	4,844,243	22,613	0.47%	4,568,637	19,474	0.43%
Borrowed funds
Short-term borrowings	830,365	8,193	0.99%	880,457	4,506	0.51%	625,674	1,364	0.22%
Long-term debt	120,794	6,153	5.09%	119,622	6,160	5.15%	71,748	2,419	3.37%
Total borrowed funds	951,159	14,346	1.51%	1,000,079	10,666	1.07%	697,422	3,783	0.54%
Total interest-bearing liabilities	6,045,024	49,528	0.82%	5,844,322	33,279	0.57%	5,266,059	23,257	0.44%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,540,384			1,456,802			1,339,802
Other liabilities	128,564			105,795			93,292
Shareholders' equity	897,431			844,784			804,916
Total liabilities and shareholders' equity	$8,611,403			$8,251,703			$7,504,069
Net interest income and interest rate spread (fully tax equivalent)		$288,804	3.47%		$276,886	3.55%		$250,519	3.56%
Net interest margin (fully tax equivalent)			3.66%			3.68%			3.66%
Interest income and yield		$333,073	4.22%		$305,950	4.07%		$269,759	3.94%
Interest expense and rate		49,528	0.82%		33,279	0.57%		23,257	0.44%
Net interest income and spread		$283,545	3.40%		$272,671	3.50%		$246,502	3.50%
Net interest margin			3.59%			3.62%			3.60%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 35.00% tax rate.
(3) Includes investment securities held-to-maturity, investment securities available-for-sale, trading investment securities and other investments.
(4) Includes loans held-for-sale.

38 First Financial Bancorp 2017 Annual Report

Management’s Report On Internal Control Over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2017, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2017, our internal control over financial reporting is effective based on those criteria.

Crowe Horwath LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2017. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2017, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Claude E. Davis	/s/ John M. Gavigan
Chief Executive Officer	Senior Vice President and Chief Financial Officer
February 26, 2018	February 26, 2018

First Financial Bancorp 2017 Annual Report 39

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years then ended and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain

40 First Financial Bancorp 2017 Annual Report

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

Crowe Horwath LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Indianapolis, Indiana
February 26, 2018

First Financial Bancorp 2017 Annual Report 41

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of First Financial Bancorp

We have audited the accompanying consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of First Financial Bancorp (the Company) for the year ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of First Financial Bancorp for the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Cincinnati, Ohio
February 23, 2016

First Financial Bancorp 2017 Annual Report 42

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2017	2016
Assets
Cash and due from banks	$150,650	$121,598
Interest-bearing deposits with other banks	33,974	82,450
Investment securities available-for-sale, at fair value (amortized cost $1,348,227 at December 31, 2017 and $1,045,337 at December 31, 2016)	1,349,408	1,039,870
Investment securities held-to-maturity (fair value $653,101 at December 31, 2017 and $763,575 at December 31, 2016)	654,008	763,254
Other investments	53,140	51,077
Loans held for sale	11,502	13,135
Loans and leases
Commercial and industrial	1,912,743	1,781,948
Lease financing	89,347	93,108
Construction real estate	467,730	399,434
Commercial real estate	2,490,091	2,427,577
Residential real estate	471,391	500,980
Home equity	493,604	460,388
Installment	41,586	50,639
Credit card	46,691	43,408
Total loans and leases	6,013,183	5,757,482
Less: Allowance for loan and lease losses	54,021	57,961
Net loans and leases	5,959,162	5,699,521
Premises and equipment	125,036	131,579
Goodwill and other intangibles	209,379	210,625
Accrued interest and other assets	350,664	324,858
Total assets	$8,896,923	$8,437,967

Liabilities
Deposits
Interest-bearing demand	$1,453,463	$1,513,771
Savings	2,462,420	2,142,189
Time	1,317,105	1,321,843
Total interest-bearing deposits	5,232,988	4,977,803
Noninterest-bearing	1,662,058	1,547,985
Total deposits	6,895,046	6,525,788
Federal funds purchased and securities sold under agreements to repurchase	72,265	120,212
Federal Home Loan Bank short-term borrowings	742,300	687,700
Total short-term borrowings	814,565	807,912
Long-term debt	119,654	119,589
Total borrowed funds	934,219	927,501
Accrued interest and other liabilities	136,994	119,454
Total liabilities	7,966,259	7,572,743

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 68,730,731 shares in 2017 and 2016	573,109	570,382
Retained earnings	491,847	437,188
Accumulated other comprehensive income (loss)	(20,390)	(28,443)
Treasury stock, at cost, 6,661,644 shares in 2017 and 6,751,179 shares in 2016	(113,902)	(113,903)
Total shareholders' equity	930,664	865,224
Total liabilities and shareholders' equity	$8,896,923	$8,437,967

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2017 Annual Report 43

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2017	2016	2015
Interest income
Loans, including fees	$280,111	$262,703	$230,246
Investment securities
Taxable	50,568	43,103	39,577
Tax-exempt	5,918	4,535	4,611
Total investment securities interest	56,486	47,638	44,188
Other earning assets	(3,524)	(4,391)	(4,675)
Total interest income	333,073	305,950	269,759
Interest expense
Deposits	35,182	22,613	19,474
Short-term borrowings	8,193	4,506	1,364
Long-term borrowings	6,153	6,160	2,419
Total interest expense	49,528	33,279	23,257
Net interest income	283,545	272,671	246,502
Provision for loan and lease losses	3,582	10,140	9,641
Net interest income after provision for loan and lease losses	279,963	262,531	236,861

Noninterest income
Service charges on deposit accounts	19,775	18,933	19,015
Trust and wealth management fees	14,073	13,200	13,128
Bankcard income	13,298	12,132	11,578
Client derivative fees	6,418	4,570	4,389
Net gains on sales of loans	5,169	6,804	6,471
Net gains (losses) on sales of investment securities	1,649	234	1,505
Other	15,760	13,728	19,116
Total noninterest income	76,142	69,601	75,202

Noninterest expenses
Salaries and employee benefits	132,560	122,361	111,792
Net occupancy	17,397	18,329	18,232
Furniture and equipment	8,443	8,663	8,722
Data processing	14,022	11,406	10,863
Marketing	3,201	3,965	3,723
Communication	1,819	1,889	2,161
Professional services	15,023	6,303	9,622
State intangible tax	2,655	2,034	2,331
FDIC assessments	3,944	4,293	4,446
Loss (gain) - other real estate owned	642	(1,212)	1,861
Other	40,236	23,370	27,377
Total noninterest expenses	239,942	201,401	201,130
Income before income taxes	116,163	130,731	110,933
Income tax expense	19,376	42,205	35,870
Net income	$96,787	$88,526	$75,063

Earnings per common share
Basic	$1.57	$1.45	$1.23
Diluted	$1.56	$1.43	$1.21
Average common shares outstanding - basic	61,529,460	61,206,093	61,062,657
Average common shares outstanding - diluted	62,171,590	61,985,422	61,847,547

See Notes to Consolidated Financial Statements.

44 First Financial Bancorp 2017 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2017	2016	2015
Net income	$96,787	$88,526	$75,063
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investment securities arising during the period	4,367	384	(2,427)
Change in retirement obligation	3,172	1,245	(6,144)
Unrealized gain (loss) on derivatives	514	508	(650)
Unrealized gain (loss) on foreign currency exchange	0	0	50
Other comprehensive income (loss)	8,053	2,137	(9,171)
Comprehensive income	$104,840	$90,663	$65,892

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2017 Annual Report 45

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balances at January 1, 2015	68,730,731	$574,643	$352,893	$(21,409)	(7,274,184)	$(122,050)	$784,077

Adjustment for accounting changes:
FASB ASU 2014-01 adjustment			(306)				(306)
Net income			75,063				75,063
Other comprehensive income (loss)				(9,171)			(9,171)
Cash dividends declared:
Common stock at $0.64 per share			(39,410)				(39,410)
Purchase of common stock					(239,967)	(4,498)	(4,498)
Warrant exercises		(975)			58,812	988	13
Excess tax benefit on share-based compensation		146					146
Exercise of stock options, net of shares purchased		(367)			62,261	1,046	679
Restricted stock awards, net of forfeitures		(6,341)			304,027	5,075	(1,266)
Share-based compensation expense		4,049					4,049
Balances at December 31, 2015	68,730,731	571,155	388,240	(30,580)	(7,089,051)	(119,439)	809,376

Net income			88,526				88,526
Other comprehensive income (loss)				2,137			2,137
Cash dividends declared:
Common stock at $0.64 per share			(39,578)				(39,578)
Warrant exercises		(1,507)			89,383	1,507	0
Excess tax benefit on share-based compensation		264					264
Exercise of stock options, net of shares purchased		(379)			65,515	1,105	726
Restricted stock awards, net of forfeitures		(4,505)			182,974	2,924	(1,581)
Share-based compensation expense		5,354					5,354
Balances at December 31, 2016	68,730,731	570,382	437,188	(28,443)	(6,751,179)	(113,903)	865,224

Net income			96,787				96,787
Other comprehensive income (loss)				8,053			8,053
Cash dividends declared:
Common stock at $0.68 per share			(42,128)				(42,128)
Warrant exercises		(99)			5,843	99	0
Exercise of stock options, net of shares purchased		(912)			58,212	987	75
Restricted stock awards, net of forfeitures		(1,708)			25,480	(1,085)	(2,793)
Share-based compensation expense		5,446					5,446
Balances at December 31, 2017	68,730,731	$573,109	$491,847	$(20,390)	(6,661,644)	$(113,902)	$930,664

See Notes to Consolidated Financial Statements.

46 First Financial Bancorp 2017 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2017	2016	2015
Operating activities
Net income	$96,787	$88,526	$75,063
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	3,582	10,140	9,641
Depreciation and amortization	12,645	13,037	13,266
Stock-based compensation expense	5,446	5,354	4,049
Pension expense (income)	(628)	(1,153)	(1,042)
Net amortization (accretion) on investment securities	10,798	8,476	7,899
Net (gains) losses on sales of investments securities	(1,649)	(234)	(1,505)
Originations of loans held for sale	(157,796)	(232,526)	(246,845)
Net (gains) losses on sales of loans held for sale	(5,169)	(6,804)	(6,471)
Proceeds from sales of loans held for sale	163,300	246,829	242,029
Deferred income taxes	(4,488)	346	4,192
Decrease (increase) cash surrender value of life insurance	(3,792)	(186)	(5,379)
Decrease (increase) in interest receivable	(5,707)	(1,456)	(995)
Decrease in indemnification asset	10,117	5,613	5,036
(Decrease) increase in interest payable	55	46	2,296
Decrease (increase) in other assets	(23,808)	(5,347)	(33,370)
(Decrease) increase in other liabilities	21,478	7,700	23,703
Net cash provided by (used in) operating activities	121,171	138,361	91,567

Investing activities
Proceeds from sales of investment securities available-for-sale	189,962	206,990	70,219
Proceeds from calls, paydowns and maturities of securities available-for-sale	224,690	186,132	120,953
Purchases of securities available-for-sale	(723,131)	(396,984)	(547,901)
Proceeds from sales of securities held-to-maturity	0	4,862	0
Proceeds from calls, paydowns and maturities of securities held-to-maturity	121,903	127,021	140,059
Purchases of securities held-to-maturity	(23,402)	(11,196)	(3,520)
Net decrease (increase) in interest-bearing deposits with other banks	48,476	(48,716)	(11,104)
Net decrease (increase) in loans and leases	(266,043)	(376,848)	(390,312)
Proceeds from disposal of other real estate owned	6,983	9,356	15,817
Purchases of premises and equipment	(6,537)	(9,726)	(7,467)
Net cash (paid) acquired from business combinations	0	0	(305,591)
Net cash provided by (used in) investing activities	(427,099)	(309,109)	(918,847)

Financing activities
Net (decrease) increase in total deposits	369,258	346,164	523,882
Net (decrease) increase in short-term borrowings	6,653	(130,513)	277,033
Payments on long-term borrowings	(94)	(86)	(46,238)
Proceeds from issuance of long-term debt	0	0	120,000
Cash dividends paid on common stock	(41,178)	(39,125)	(39,070)
Purchases of treasury stock	0	0	(4,498)
Proceeds from exercise of stock options	341	801	744
Excess tax benefit on share-based compensation	0	264	146
Net cash provided by (used in) financing activities	334,980	177,505	831,999

Cash and due from banks
Net (decrease) increase in Cash and due from banks	29,052	6,757	4,719
Cash and due from banks at beginning of year	121,598	114,841	110,122
Cash and due from banks at end of year	$150,650	$121,598	$114,841

Supplemental disclosures
Interest paid	$49,474	$33,233	$20,961
Income taxes paid	$38,329	$37,566	$31,193
Acquisition of other real estate owned through foreclosure	$4,119	$2,872	$8,398
Issuance of restricted stock awards	$6,416	$5,759	$7,760

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2017 Annual Report 47

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

Loans held for sale. Loans held for sale consists of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans transferred to held for sale status are carried at the lower of cost or fair value. Any subsequent change in the carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income. The Bank sells loans with servicing retained or released depending on pricing and market conditions.

Loans and leases, excluding purchased impaired loans. Loans and leases for which First Financial has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and

48 First Financial Bancorp 2017 Annual Report

costs, and net of unearned income, with the exception of loans subject to fair value requirements. Loan origination and commitment fees received, as well as certain direct loan origination costs paid, are deferred, and the net amount is amortized as an adjustment to the related loan's yield.

Interest income on loans and leases is recorded on an accrual basis. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued, but unpaid interest is reversed. Any payments received while a loan is classified as nonaccrual are applied as a reduction to the carrying value of the loan. A loan may return to accrual status if collection of future principal and interest payments is no longer doubtful.

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

Management's determination of the adequacy of the ALLL is based on an assessment of the probable incurred loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is increased by provision expense and decreased by charge-offs net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all, or a portion of a loan, when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral.

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

Consumer loans are generally evaluated by loan type, as these loans exhibit homogeneous characteristics. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating probable losses incurred in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category, as well as trends in delinquent and nonaccrual loans, prevailing economic conditions

First Financial Bancorp 2017 Annual Report 49

Notes To Consolidated Financial Statements

and other significant influencing factors. Consumer loans greater than $250,000 classified as TDRs are individually evaluated to determine an appropriate allowance.

For purchased impaired loans, expected cash flows are re-estimated periodically with declines in gross expected cash flows recorded as provision expense during the period. The related, estimated reimbursement for loan losses due from the FDIC under loss sharing agreements, if applicable, is recorded as FDIC loss sharing income.

Reserve for unfunded commitments. First Financial maintains a reserve that it considers sufficient to absorb probable losses incurred in standby letters of credit and outstanding loan commitments. This reserve is included in Accrued interest and other liabilities on the Consolidated Balance Sheets, First Financial determines the adequacy of the reserve based upon an evaluation of the unfunded credit facilities, which includes consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ALLL methodology. Adjustments to the reserve for unfunded commitments are included in Other noninterest expense in the Consolidated Statements of Income.

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

In December 2017, First Financial entered into a preliminary agreement with the FDIC to early terminate the FDIC loss sharing agreements. See Note 5 for further discussion of the indemnification asset and the preliminary agreement to terminate the FDIC loss sharing agreements.

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Fair value is estimated using the market capitalization of the Company as of the annual impairment testing date. First Financial also utilizes additional information and analyses to corroborate the use of the Company’s market capitalization as a proper indicator of fair value for purposes of the annual goodwill impairment test.

Core deposit intangibles. CDI represent the estimated value of acquired customer deposit relationships. CDI are recorded at fair value at the date of acquisition and are based on a discounted cash flow methodology that gives appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. Core deposit intangibles are amortized on an accelerated basis over their estimated useful lives.

50 First Financial Bancorp 2017 Annual Report

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at fair value, less estimated disposal costs (net realizable value). Losses arising at the time of acquisition of such properties are charged against the ALLL. Management performs periodic valuations to assess the adequacy of recorded OREO balances and subsequent write-downs in the carrying value of OREO properties are expensed as incurred. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Affordable housing projects. First Financial has investment in certain qualified affordable housing projects. These projects are indirect federal subsidies that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent properties to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are accounted for under the proportional amortization method and are included in Accrued interest and other assets in the Consolidated Balance Sheets.

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

Pension. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees. The measurement of the accrued benefit liability and the annual pension expense involves actuarial and economic assumptions, which include the discount rate, the expected return on plan assets and the rate of compensation increase.

Derivative instruments. First Financial accounts for its derivative financial instruments in accordance with FASB ASC Topic 815, Derivatives and Hedging. FASB ASC Topic 815 requires all derivative instruments to be carried at fair value on the balance sheet.

The accounting for changes in the fair value of derivatives is based on the intended use of the derivative and the resulting designation.  Derivatives used to hedge the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Client derivatives - First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. Upon entering into an interest rate swap with a borrower, the Bank simultaneously enters into an offsetting swap agreement with an institutional counterparty, with substantially matching terms. These matched interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements.

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

First Financial Bancorp 2017 Annual Report 51

Notes To Consolidated Financial Statements

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

Segments and related information. While the Company monitors the operating results of its four lines of business, operations are managed and financial performance is evaluated on a consolidated basis. Accordingly, and consistent with prior years, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

2. Recently Adopted and Issued Accounting Standards

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the revised standard, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities, such as sales of property, plant, and equipment; real estate; or intangible assets. The ASU also requires significantly expanded disclosures about revenue recognition. The provisions of ASU 2014-09 become effective for interim and annual reporting periods beginning after December 15, 2017. The amended guidance does not apply to revenue associated with financial instruments, including loans and securities. As such management has evaluated revenue streams within noninterest income, specifically service charges on deposits and trust and wealth management fees, to assess applicability of this guidance, and anticipates adopting the amended guidance using a modified retrospective approach in the first quarter of 2018. First Financial does not anticipate that this update will impact Income before taxes or net income, however additional disclosures will be required upon adoption.

In January 2016, the FASB issued an update (ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) which requires entities to measure many equity investments at fair value and recognize changes in fair value in net income. This update does not apply to equity investments that result in consolidation, those accounted for under the equity method and certain others, and will eliminate use of the available for sale classification for equity securities while providing a new measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient. The guidance in this ASU will become effective for

52 First Financial Bancorp 2017 Annual Report

interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In February 2016, the FASB issued an update (ASU 2016-02, Leases) which requires lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. Operating leases, except for short-term leases that are subject to an accounting policy election, will be recorded on the balance sheet for lessees by establishing a lease liability and corresponding right-of-use asset. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. Given operating leases outstanding as of December 31, 2017, First Financial does not expect this ASU to have a material impact on the income statement, but does anticipate an increase in the Company's assets and liabilities. Decisions to repurchase, modify or renew leases prior to the implementation date will impact this level of materiality.

In March 2016, the FASB issued an update (ASU 2016-05, Derivatives and Hedging: Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships) which clarifies that the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require de-designation of that hedge accounting relationship. In the event of a novation, hedge accounting relationships could continue if all other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterparty to the derivative contract is considered. The guidance in this ASU became effective in the first quarter of 2017 and did not have a material impact on the Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-06, Derivatives and Hedging: Contingent Put and Call Options in Debt Instruments) which clarifies that an assessment of whether an embedded contingent put or call option is clearly and closely related to the debt host requires only an analysis of the four-step decision sequence in FASB Topic ASC Topic 815, Derivatives and Hedging. Entities are required to apply the guidance to existing debt instruments (or hybrid financial instruments that are determined to have a debt host) using a modified retrospective transition method as of the period of adoption. The guidance in this ASU became effective in the first quarter of 2017 and did not have a material impact on the Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-07, Investments-Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting) which eliminates the requirement to retrospectively apply the equity method when an investment that had been accounted for utilizing another method qualifies for use of the equity method. The guidance in this ASU became effective in the first quarter of 2017 and did not have a material impact on the Consolidated Financial Statements.

In March 2016, the FASB issued an update (ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting) which requires recognition of the income tax effects of share-based awards in the income statement when the awards vest or are settled (i.e., Additional Paid-in-Capital pools will be eliminated). The guidance in this ASU became effective in the first quarter of 2017. Adoption of this guidance resulted in a $1.6 million reduction in income tax expense during 2017.

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

The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for all entities for interim and annual reporting periods beginning after December 15, 2018. First Financial has formed an internal committee that is currently evaluating the impact of this update on its Consolidated Financial Statements.

First Financial Bancorp 2017 Annual Report 53

Notes To Consolidated Financial Statements

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

In January 2017, the FASB issued an update (ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business) which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update also provides a more robust framework to use in determining when a set of assets and activities is a business. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2017, and should be applied prospectively on or after the effective date, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In January 2017, the FASB issued an update (ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment) which simplifies the subsequent measurement of goodwill by eliminating Step 2 from goodwill impairment testing. This update requires an entity to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with any loss recognized not to exceed the total amount of goodwill allocated to that reporting unit. Additionally, the update requires consideration of the income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable, and eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. First Financial early adopted the provisions set forth in this update in 2017. Adoption of this update did not have a material impact on First Financial's Consolidated Financial Statements.

In March 2017, the FASB issued an update (ASU 2017-07, Compensation - Retirement Benefits (Topic 715), Improving the Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost) which requires disaggregation of the service cost component from the other components of net benefit cost. This update also provides explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allows only the service cost component of net benefit cost to be eligible for capitalization. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2017, with early adoption permitted. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements, but will result in updated disclosures.

In March 2017, the FASB issued an update (ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities) which amends the amortization period for certain purchased callable debt securities held at a premium and shortens the amortization period for the premium to the earliest call date rather than as an adjustment of yield over the contractual life of the instrument. This update more closely aligns the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities, as in most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates (that is, the security is trading at a premium) and price securities to maturity when the coupon is below market rates (that is, the security is trading at a discount) in anticipation that the borrower will act in its economic best interest in an attempt to more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. The guidance in this ASU will become effective for reporting periods, beginning after December 15, 2018, with early adoption permitted. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements.

In May 2017, the FASB issued an update (ASU 2017-09, Compensation - Stock Compensation (Topic 718), Scope of Modification Accounting), which provides clarity and reduces the diversity in practice, cost and complexity when accounting for a change to the terms or conditions of a share-based payment award. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718 clarifying that an entity will not apply modification accounting to a share-based payment award if the award's fair value (or calculated value or intrinsic value), vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2017, with early adoption permitted and will be applied prospectively to an award

54 First Financial Bancorp 2017 Annual Report

modified on or after the adoption date. First Financial does not anticipate this update will have a material impact on its Consolidated Financial Statements.

In August 2017, the FASB issued an update (ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities) to better align financial reporting for hedging activities with the economic objectives of those activities. This update aligns certain aspects of hedge documentation, effectiveness assessments, accounting and disclosures, and expands permissible hedge strategies as of the date of adoption. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2018, with early adoption permitted, and will require a modified retrospective transition method with recognition of the cumulative effect of the change on the opening balance of each affected component of equity. Amended disclosures will be required prospectively. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements.
In February 2018, the FASB issued an update (ASU 2018-02, Income statement-Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income), which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminated the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. The amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not effected. The amendments in this update also require certain disclosures about stranded tax effects. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2018, with early adoption permitted, and will be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. As a result of the guidance in this ASU, First Financial anticipates reclassifying $4.9 million from accumulated other comprehensive income to retained earnings during the first quarter of 2018.
3. Restrictions On Cash And Dividends

First Financial is required by the FRB to hold cash in reserve against deposit liabilities when total reservable deposit liabilities exceed the regulatory exemption known as the reserve requirement. The reserve requirement is calculated based on a two-week average of daily net transaction account deposits as defined by the FRB and may be satisfied with average vault cash during the following two-week maintenance period. When vault cash is not sufficient to meet the reserve requirement, the remaining amount must be satisfied with average funds held at the FRB. First Financial's deposit at the FRB is recorded in Interest-bearing deposits with other banks on the Consolidated Balance Sheets. The average required reserve balances, based upon the average level of First Financial's transaction deposits were $66.7 million and $58.9 million for 2017 and 2016, respectively.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries, however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the Ohio Division of Financial Institutions is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date, combined with the Bank's retained net income from the two preceding years. As of December 31, 2017, First Financial's subsidiaries had retained earnings of $546.5 million, of which $163.1 million was available for distribution to First Financial without prior regulatory approval.

First Financial Bancorp 2017 Annual Report 55

Notes To Consolidated Financial Statements

4. Investment Securities

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2017:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	11,168	0	(76)	11,092	15,695	220	0	15,915
Mortgage-backed securities - residential	162,093	2,042	(1,535)	162,600	290,793	849	(2,599)	289,043
Mortgage-backed securities - commercial	255,027	1,372	(3,000)	253,399	150,356	164	(1,417)	149,103
Collateralized mortgage obligations	143,545	354	(1,602)	142,297	306,095	1,158	(1,861)	305,392
Obligations of state and other political subdivisions	82,175	1,804	(266)	83,713	124,269	2,162	(676)	125,755
Asset-backed securities	0	0	0	0	377,655	1,628	(306)	378,977
Other securities	0	0	0	0	83,266	2,147	(287)	85,126
Total	$654,008	$5,572	$(6,479)	$653,101	$1,348,227	$8,328	$(7,147)	$1,349,408

The following is a summary of held-to-maturity and available-for-sale investment securities as of December 31, 2016:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	13,011	0	(110)	12,901	7,056	0	(40)	7,016
Mortgage-backed securities - residential	205,522	1,740	(1,166)	206,096	184,960	1,175	(2,740)	183,395
Mortgage-backed securities - commercial	278,728	3,254	(1,817)	280,165	154,239	188	(826)	153,601
Collateralized mortgage obligations	195,408	1,125	(1,476)	195,057	232,701	634	(2,321)	231,014
Obligations of state and other political subdivisions	70,585	117	(1,346)	69,356	96,934	1,461	(1,514)	96,881
Asset-backed securities	0	0	0	0	322,708	517	(2,013)	321,212
Other securities	0	0	0	0	46,641	741	(728)	46,654
Total	$763,254	$6,236	$(5,915)	$763,575	$1,045,337	$4,716	$(10,183)	$1,039,870

During the year ended December 31, 2017, proceeds on the sale of $190.0 million of available-for-sale securities resulted in gains of $1.8 million and losses of $0.2 million. During the year ended December 31, 2016, proceeds on the sale of $207.0 million of available-for-sale securities resulted in gains of $1.2 million and losses of $1.0 million. During the year ended December 31, 2015, proceeds on the sale of $70.2 million of available-for-sale securities resulted in gains of $1.5 million and losses of $1 thousand.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $819.4 million at December 31, 2017 and $1.0 billion at December 31, 2016.

56 First Financial Bancorp 2017 Annual Report

The following table provides a summary of investment securities by contractual maturity as of December 31, 2017, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$165	$165	$2,422	$2,423
Due after one year through five years	4,492	4,494	37,064	37,149
Due after five years through ten years	2,500	2,723	82,404	84,168
Due after ten years	86,186	87,423	101,438	103,153
Mortgage-backed securities - residential	162,093	162,600	290,793	289,043
Mortgage-backed securities - commercial	255,027	253,399	150,356	149,103
Collateralized mortgage obligations	143,545	142,297	306,095	305,392
Asset-backed securities	0	0	377,655	378,977
Total	$654,008	$653,101	$1,348,227	$1,349,408

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance as well as the Company’s intent and ability to hold the security to maturity when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2017 or 2016.

As of December 31, 2017, the Company's investment securities portfolio consisted of 775 securities, of which 237 securities were in an unrealized loss position. As of December 31, 2016, the Company's investment securities portfolio consisted of 706 securities, of which 255 were in an unrealized loss position.

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2017
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$97	$(1)	$0	$0	$97	$(1)
Securities of U.S. government agencies and corporations	11,092	(76)	0	0	11,092	(76)
Mortgage-backed securities - residential	175,183	(1,109)	108,782	(3,025)	283,965	(4,134)
Mortgage-backed securities - commercial	132,818	(1,713)	72,139	(2,704)	204,957	(4,417)
Collateralized mortgage obligations	164,909	(1,138)	101,436	(2,325)	266,345	(3,463)
Obligations of state and other political subdivisions	38,450	(507)	21,639	(435)	60,089	(942)
Asset-backed securities	44,941	(200)	24,396	(106)	69,337	(306)
Other securities	2,605	(1)	7,124	(286)	9,729	(287)
Total	$570,095	$(4,745)	$335,516	$(8,881)	$905,611	$(13,626)
First Financial Bancorp 2017 Annual Report 57

Notes To Consolidated Financial Statements

	December 31, 2016
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$97	$(1)	$0	$0	$97	$(1)
Securities of U.S. Government agencies and corporations	19,917	(150)	0	0	19,917	(150)
Mortgage-backed securities - residential	180,654	(3,621)	9,890	(285)	190,544	(3,906)
Mortgage-backed securities - commercial	123,122	(1,200)	65,007	(1,443)	188,129	(2,643)
Collateralized mortgage obligations	201,305	(2,882)	42,314	(915)	243,619	(3,797)
Obligations of state and other political subdivisions	94,632	(2,710)	12,023	(150)	106,655	(2,860)
Asset-backed securities	116,057	(764)	92,629	(1,249)	208,686	(2,013)
Other securities	7,746	(237)	21,357	(491)	29,103	(728)
Total	$743,530	$(11,565)	$243,220	$(4,533)	$986,750	$(16,098)

For further detail on the fair value of investment securities, see Note 20 – Fair Value Disclosures.

5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Commercial loan categories include commercial and industrial, commercial real estate, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card.

Lending activities are primarily concentrated in states where the Bank operates banking centers (Ohio, Indiana and Kentucky). First Financial also offers two nationwide lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans primarily to insurance agents and brokers that are secured by commissions and cash collateral accounts.

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

Substandard - First Financial assigns a substandard rating to loans or leases that are inadequately protected by the current sound financial worth and paying capacity of the borrower or the collateral pledged, if any. Substandard loans and leases have well-defined weaknesses that jeopardize repayment of the debt. Substandard loans and leases are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not addressed.

Doubtful - First Financial assigns a doubtful rating to loans and leases with all of the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions and values. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the credit quality of the loan or lease, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

58 First Financial Bancorp 2017 Annual Report

The credit grades described above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter.

First Financial considers repayment performance as the best indicator of credit quality for consumer loans. Consumer loans that have principal and interest payments that are past due by 90 days or more are generally classified as nonperforming. Additionally, consumer loans that have been modified in a TDR are classified as nonperforming. Purchased impaired loans are not classified as nonperforming as the loans are considered to be performing under FASB ASC Topic 310-30.

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2017
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Lease financing	Total
Pass	$1,882,464	$467,687	$2,446,999	$88,078	$4,885,228
Special Mention	6,226	0	4,436	0	10,662
Substandard	24,053	43	38,656	1,269	64,021
Doubtful	0	0	0	0	0
Total	$1,912,743	$467,730	$2,490,091	$89,347	$4,959,911

	Residential real estate	Home Equity	Installment	Credit card	Total
Performing	$463,459	$489,148	$41,331	$46,691	$1,040,629
Nonperforming	7,932	4,456	255	0	12,643
Total	$471,391	$493,604	$41,586	$46,691	$1,053,272

	As of December 31, 2016
		Real Estate
(Dollars in thousands)	Commercial and industrial	Construction	Commercial	Lease financing	Total
Pass	$1,725,451	$398,155	$2,349,662	$92,540	$4,565,808
Special Mention	18,256	1,258	15,584	108	35,206
Substandard	38,241	21	62,331	460	101,053
Doubtful	0	0	0	0	0
Total	$1,781,948	$399,434	$2,427,577	$93,108	$4,702,067

	Residential real estate	Home equity	Installment	Credit card	Total
Performing	$491,380	$456,314	$50,202	$43,408	$1,041,304
Nonperforming	9,600	4,074	437	0	14,111
Total	$500,980	$460,388	$50,639	$43,408	$1,055,415

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2017 Annual Report 59

Notes To Consolidated Financial Statements

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2017
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$755	$1,657	$5,078	$7,490	$1,901,821	$1,909,311	$3,432	$1,912,743	$0
Lease financing	485	0	0	485	88,862	89,347	0	89,347	0
Construction real estate	234	0	0	234	467,216	467,450	280	467,730	0
Commercial real estate	1,716	201	8,777	10,694	2,419,969	2,430,663	59,428	2,490,091	0
Residential real estate	526	811	1,992	3,329	430,500	433,829	37,562	471,391	0
Home equity	2,716	394	1,753	4,863	485,127	489,990	3,614	493,604	0
Installment	179	29	205	413	40,529	40,942	644	41,586	0
Credit card	285	87	62	434	46,257	46,691	0	46,691	62
Total	$6,896	$3,179	$17,867	$27,942	$5,880,281	$5,908,223	$104,960	$6,013,183	$62

	As of December 31, 2016
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial and industrial	$1,257	$208	$1,339	$2,804	$1,773,939	$1,776,743	$5,205	$1,781,948	$0
Lease financing	137	0	115	252	92,856	93,108	0	93,108	0
Construction real estate	0	0	0	0	398,877	398,877	557	399,434	0
Commercial real estate	777	134	5,589	6,500	2,339,327	2,345,827	81,750	2,427,577	2,729
Residential real estate	821	37	2,381	3,239	450,631	453,870	47,110	500,980	0
Home equity	195	145	1,776	2,116	456,143	458,259	2,129	460,388	0
Installment	24	1	258	283	49,058	49,341	1,298	50,639	0
Credit card	457	177	142	776	42,632	43,408	0	43,408	142
Total	$3,668	$702	$11,600	$15,970	$5,603,463	$5,619,433	$138,049	$5,757,482	$2,871

Nonaccrual. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are classified as nonaccrual due to the continued failure to adhere to contractual payment terms by the borrower, coupled with other pertinent factors. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued but unpaid interest is reversed. Any payments received while a loan is on nonaccrual status are applied as a reduction to the carrying value of the loan. A loan classified as nonaccrual may return to accrual status if collection of future principal and interest payments is no longer doubtful.

Purchased impaired loans are classified as performing, even though they may be contractually past due, as any nonpayment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period provision for loan and lease losses or prospective yield adjustments.

Troubled debt restructurings. A loan modification is considered a TDR when the borrower is experiencing financial difficulty and concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. The most common types of modifications include interest rate reductions, maturity extensions and modifications to principal amortization, including interest-only structures. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is managed by the Company’s credit administration group for resolution, which may result in foreclosure in the case of real estate.

60 First Financial Bancorp 2017 Annual Report

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

First Financial had 214 TDRs totaling $23.9 million at December 31, 2017, including $17.5 million of loans on accrual status and $6.4 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs, and the ALLL included reserves of $1.3 million related to TDRs as of December 31, 2017. For the years ended December 31, 2017, 2016 and 2015, First Financial charged off $0.3 million, $0.5 million and $2.7 million, respectively, for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2017, approximately $17.2 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 247 TDRs totaling $35.4 million at December 31, 2016, including $30.2 million of loans on accrual status and $5.1 million of loans classified as nonaccrual. First Financial had $0.9 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs. At December 31, 2016 the ALLL included reserves of $1.9 million related to TDRs, and $22.6 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

First Financial had 271 TDRs totaling $38.2 million at December 31, 2015, including $28.9 million of loans on accrual status and $9.3 million of loans classified as nonaccrual. First Financial had $1.8 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs. At December 31, 2015, the ALLL included reserves of $6.3 million related to TDRs, and $10.3 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2017, 2016 and 2015:

	Years ended December 31,
	2017			2016			2015
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial and industrial	7	$5,724	$5,661	18	$3,402	$3,508	33	$9,035	$8,203
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	8	1,816	1,758	16	5,200	4,752	18	20,249	16,474
Residential real estate	6	416	315	5	840	787	10	1,292	1,238
Home equity	1	39	39	5	165	156	25	2,859	2,221
Installment	0	0	0	3	9	9	10	97	97
Total	22	$7,995	$7,773	47	$9,616	$9,212	96	$33,532	$28,233

The following table provides information on how TDRs were modified during the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015
Extended maturities	$3,261	$2,571	$12,883
Adjusted interest rates	2,767	0	0
Combination of rate and maturity changes	489	3,046	1,244
Forbearance	1,181	88	260
Other (1)	75	3,507	13,846
Total	$7,773	$9,212	$28,233
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

First Financial Bancorp 2017 Annual Report 61

Notes To Consolidated Financial Statements

First Financial considers repayment performance as an indication of the effectiveness of the Company's loan modifications. Borrowers that are 90 days or more past due on any principal or interest payments, or who prematurely terminate a restructured loan agreement without paying off the contractual principal balance (for example, in a deed-in-lieu arrangement), are considered to be in payment default of the terms of the TDR agreement.

For the twelve months ended December 31, 2017, 2016 and 2015, there were one, four and ten TDRs, respectively, with balances of $1.5 million, $0.3 million and $1.6 million, respectively, for which there was a payment default during the period that occurred within twelve months of the loan modification.

Impaired loans. Loans classified as nonaccrual and loans modified as TDRs are considered impaired. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2017	2016	2015
Impaired loans
Nonaccrual loans (1)
Commercial and industrial	$5,229	$2,419	$8,405
Lease financing	82	195	122
Construction real estate	29	0	0
Commercial real estate	10,616	6,098	9,418
Residential real estate	4,140	5,251	5,027
Home equity	3,743	3,400	4,898
Installment	243	367	127
Total nonaccrual loans	24,082	17,730	27,997
Accruing troubled debt restructurings	17,545	30,240	28,876
Total impaired loans	$41,627	$47,970	$56,873

Interest income effect
Gross amount of interest that would have been recorded under original terms	$3,397	$2,848	$3,595
Interest included in income
Nonaccrual loans	535	375	475
Troubled debt restructurings	710	876	682
Total interest included in income	1,245	1,251	1,157
Net impact on interest income	$2,152	$1,597	$2,438

Commitments outstanding to borrowers with nonaccrual loans	$0	$0	$1
(1) Nonaccrual loans include nonaccrual TDRs of $6.4 million, $5.1 million and $9.3 million as of December 31, 2017, 2016 and 2015, respectively.

First Financial individually reviews all impaired commercial loan relationships greater than $250,000, as well as consumer loan TDRs greater than $250,000, to determine if a specific allowance is necessary based on the borrower’s overall financial condition, resources, and payment record, support from guarantors and the realizable value of any collateral. Specific allowances are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

62 First Financial Bancorp 2017 Annual Report

First Financial's investment in impaired loans, excluding purchased impaired loans, is as follows:

	December 31, 2017			December 31, 2016
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Current balance	Contractual principal balance	Related allowance
Loans with no related allowance recorded
Commercial and industrial	$7,162	$8,460	$0	$12,134	$12,713	$0
Lease financing	82	82	0	195	195	0
Construction real estate	29	60	0	0	0	0
Commercial real estate	18,423	20,837	0	12,232	14,632	0
Residential real estate	6,876	8,145	0	8,412	9,648	0
Home equity	4,356	5,399	0	3,973	5,501	0
Installment	255	422	0	437	603	0
Total	37,183	43,405	0	37,383	43,292	0

Loans with an allowance recorded
Commercial and industrial	169	169	169	1,069	1,071	550
Lease financing	0	0	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	3,119	3,120	448	8,228	8,277	593
Residential real estate	1,056	1,063	160	1,189	1,189	179
Home equity	100	100	2	101	101	2
Installment	0	0	0	0	0	0
Total	4,444	4,452	779	10,587	10,638	1,324

Total
Commercial and industrial	7,331	8,629	169	13,203	13,784	550
Lease financing	82	82	0	195	195	0
Construction real estate	29	60	0	0	0	0
Commercial real estate	21,542	23,957	448	20,460	22,909	593
Residential real estate	7,932	9,208	160	9,601	10,837	179
Home equity	4,456	5,499	2	4,074	5,602	2
Installment	255	422	0	437	603	0
Total	$41,627	$47,857	$779	$47,970	$53,930	$1,324

First Financial Bancorp 2017 Annual Report 63

Notes To Consolidated Financial Statements

	Years ended December 31,
	2017		2016		2015
(Dollars in thousands)	Average balance	Interest income recognized	Average balance	Interest income recognized	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial and industrial	$13,167	$280	$13,619	$309	$10,468	$258
Lease financing	112	4	150	3	24	0
Construction real estate	601	1	0	0	150	0
Commercial real estate	20,935	563	14,252	357	19,363	344
Residential real estate	7,616	196	7,752	199	8,143	184
Home equity	4,032	99	4,830	86	5,648	82
Installment	332	4	366	7	380	7
Total	46,795	1,147	40,969	961	44,176	875

Loans with an allowance recorded
Commercial and industrial	1,204	28	1,098	37	1,409	26
Lease financing	0	0	214	8	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	2,634	40	7,792	211	12,928	213
Residential real estate	1,112	26	1,374	30	1,696	40
Home equity	101	4	101	4	101	3
Installment	0	0	0	0	0	0
Total	5,051	98	10,579	290	16,134	282

Total
Commercial and industrial	14,371	308	14,717	346	11,877	284
Lease financing	112	4	364	11	24	0
Construction real estate	601	1	0	0	150	0
Commercial real estate	23,569	603	22,044	568	32,291	557
Residential real estate	8,728	222	9,126	229	9,839	224
Home equity	4,133	103	4,931	90	5,749	85
Installment	332	4	366	7	380	7
Total	$51,846	$1,245	$51,548	$1,251	$60,310	$1,157

64 First Financial Bancorp 2017 Annual Report

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2017	2016	2015
Balance at beginning of year	$6,284	$13,254	$22,674
Additions
Commercial	1,732	1,850	5,187
Residential	2,387	1,022	3,211
Total additions	4,119	2,872	8,398
Disposals
Commercial	(5,409)	(6,993)	(12,722)
Residential	(1,574)	(2,363)	(3,095)
Total disposals	(6,983)	(9,356)	(15,817)
Valuation adjustments
Commercial	(439)	(345)	(1,617)
Residential	(200)	(141)	(384)
Total valuation adjustments	(639)	(486)	(2,001)
Balance at end of year	$2,781	$6,284	$13,254

FDIC indemnification asset. The FDIC indemnification asset results from the loss sharing agreements entered into in conjunction with First Financial's FDIC-assisted transactions, and represents expected reimbursements from the FDIC for losses on covered assets. First Financial's FDIC indemnification asset balance was $1.9 million and $12.0 million as of December 31, 2017 and 2016, respectively.

The accounting for FDIC indemnification assets is closely related to the accounting for the underlying, indemnified assets as well as on-going assessment of the collectibility of the indemnification assets. The primary activities impacting the FDIC indemnification asset are FDIC claims, amortization, FDIC loss sharing income and accelerated discount.

In December 2017, First Financial reached a preliminary agreement with the FDIC to early terminate its loss sharing agreements. As such, First Financial recorded a $5.1 million impairment charge to its indemnification asset as a component of noninterest expense as all future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by First Financial given the FDIC will no longer share in such gains or losses.

6. Allowance for Loan and Lease Losses

Loans and leases. Management maintains the ALLL at a level that it considers sufficient to absorb probable incurred loan and lease losses inherent in the portfolio. Management determines the adequacy of the ALLL based on historical loss experience as well as other significant factors such as composition of the portfolio, economic conditions, geographic footprint, the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans and any other adverse situations that may affect a specific borrower's ability to repay, including the timing of future payments. For further discussion of First Financial's allowance methodology, see Note 1 – Summary of Significant Accounting Policies.

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

First Financial Bancorp 2017 Annual Report 65

Notes To Consolidated Financial Statements

Covered/formerly covered loans. The majority of covered/formerly covered loans are purchased impaired loans, whereby First Financial is required to periodically re-estimate the expected cash flows. For further detail regarding accounting for purchased impaired loans and the related allowance, see Note 1 – Summary of Significant Accounting Policies.

Changes in the ALLL for the three years ended December 31 were as follows:

(Dollars in thousands)	2017	2016	2015
Changes in the ALLL, excluding covered/formerly covered loans
Balance at beginning of year	$49,422	$43,149	$42,820
Provision for loan and lease losses	8,038	9,322	7,926
Loans charged-off	(12,712)	(6,652)	(11,660)
Recoveries	4,124	3,603	4,063
Balance at end of year	$48,872	$49,422	$43,149

Changes in the ALLL for covered/formerly covered loans
Balance at beginning of year	$8,539	$10,249	$10,038
Provision for loan and lease losses	(4,456)	818	1,715
Loans charged-off	(951)	(4,462)	(8,896)
Recoveries	2,017	1,934	7,392
Balance at end of year	$5,149	$8,539	$10,249

Total changes in the ALLL
Balance at beginning of year	$57,961	$53,398	$52,858
Provision for loan and lease losses	3,582	10,140	9,641
Loans charged-off	(13,663)	(11,114)	(20,556)
Recoveries	6,141	5,537	11,455
Balance at end of year	$54,021	$57,961	$53,398

Changes in the ALLL by loan category as of December 31 were as follows:

	2017
			Real Estate
(Dollars in thousands)	Commercial and industrial	Lease financing	Construction	Commercial	Residential	Home Equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961
Provision for loan and lease losses	6,917	(42)	207	(7,291)	1,695	1,778	(90)	408	3,582
Gross charge-offs	(10,194)	0	(1)	(1,038)	(435)	(913)	(225)	(857)	(13,663)
Recoveries	1,650	1	89	2,719	215	1,027	234	206	6,141
Total net charge-offs	(8,544)	1	88	1,681	(220)	114	9	(651)	(7,522)
Ending allowance for loan and lease losses	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021

66 First Financial Bancorp 2017 Annual Report

	2016
			Real Estate
(Dollars in thousands)	Commercial and industrial	Lease financing	Construction	Commercial	Residential	Home Equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$16,995	$821	$1,810	$23,656	$4,014	$3,943	$386	$1,773	$53,398
Provision for loan and lease losses	3,705	(106)	1,280	5,365	(655)	(175)	53	673	10,140
Gross charge-offs	(2,630)	0	(93)	(4,983)	(387)	(1,445)	(386)	(1,190)	(11,114)
Recoveries	1,155	1	285	2,502	236	720	335	303	5,537
Total net charge-offs	(1,475)	1	192	(2,481)	(151)	(725)	(51)	(887)	(5,577)
Ending allowance for loan and lease losses	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961

	2015
			Real Estate
(Dollars in thousands)	Commercial and industrial	Lease financing	Construction	Commercial	Residential	Home Equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$13,870	$435	$1,045	$27,086	$3,753	$4,260	$407	$2,002	$52,858
Provision for loan and lease losses	4,809	384	597	1,439	1,234	573	25	580	9,641
Gross charge-offs	(5,408)	0	(85)	(10,083)	(1,531)	(1,891)	(509)	(1,049)	(20,556)
Recoveries	3,724	2	253	5,214	558	1,001	463	240	11,455
Total net charge-offs	(1,684)	2	168	(4,869)	(973)	(890)	(46)	(809)	(9,101)
Ending allowance for loan and lease losses	$16,995	$821	$1,810	$23,656	$4,014	$3,943	$386	$1,773	$53,398

The ALLL balance and the recorded investment in loans by portfolio segment and based on impairment method as of December 31 were as follows:

	December 31, 2017
			Real Estate
(Dollars in thousands)	Commercial and industrial	Lease financing	Construction	Commercial	Residential	Home Equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$169	$0	$0	$448	$160	$2	$0	$0	$779
Ending allowance on loans collectively evaluated for impairment	17,429	675	3,577	20,482	4,523	4,933	307	1,316	53,242
Ending allowance for loan and lease losses	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021

Loans and Leases
Ending balance of loans individually evaluated for impairment	$7,331	$82	$29	$21,542	$7,932	$4,456	$255	$0	$41,627
Ending balance of loans collectively evaluated for impairment	1,905,412	89,265	467,701	2,468,549	463,459	489,148	41,331	46,691	5,971,556
Total loans	$1,912,743	$89,347	$467,730	$2,490,091	$471,391	$493,604	$41,586	$46,691	$6,013,183

First Financial Bancorp 2017 Annual Report 67

Notes To Consolidated Financial Statements

	December 31, 2016
			Real Estate
(Dollars in thousands)	Commercial and industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$550	$0	$0	$593	$179	$2	$0	$0	$1,324
Ending allowance on loans collectively evaluated for impairment	18,675	716	3,282	25,947	3,029	3,041	388	1,559	56,637
Ending allowance for loan and lease losses	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961

Loans and Leases
Ending balance of loans individually evaluated for impairment	$13,203	$195	$0	$20,460	$9,601	$4,074	$437	$0	$47,970
Ending balance of loans collectively evaluated for impairment	1,768,745	92,913	399,434	2,407,117	491,379	456,314	50,202	43,408	5,709,512
Total loans	$1,781,948	$93,108	$399,434	$2,427,577	$500,980	$460,388	$50,639	$43,408	$5,757,482

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2017	2016
Land and land improvements	$41,711	$41,112
Buildings	104,576	107,918
Furniture and fixtures	55,165	55,368
Leasehold improvements	19,377	19,544
Construction in progress	1,721	3,791
	222,550	227,733

Less: Accumulated depreciation and amortization	97,514	96,154
Total	$125,036	$131,579

Rental expense recorded under operating leases in 2017, 2016 and 2015 was $7.1 million, $7.9 million and $7.0 million, respectively.

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2018	$6,468
2019	6,212
2020	5,962
2021	5,161
2022	3,112
Thereafter	8,346
Total	$35,261

68 First Financial Bancorp 2017 Annual Report

8. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. During 2017 and 2016, First Financial did not record any additions to goodwill. Additions to goodwill in 2015 resulted from the acquisition of Oak Street.

Changes in the carrying amount of goodwill for the years ended December 31, 2017, 2016 and 2015 are shown below.

(Dollars in thousands)	2017	2016	2015
Balance at beginning of year	$204,084	$204,084	$137,739
Goodwill resulting from business combinations	0	0	66,345
Balance at end of year	$204,084	$204,084	$204,084

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2017 and no impairment was indicated.  As of December 31, 2017, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. As of December 31, 2017 and 2016, First Financial had $5.3 million and $6.5 million, respectively, of other intangibles which primarily consist of core deposit intangibles and are included in Goodwill and other intangibles in the Consolidated Balance Sheets.  Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships. Core deposit intangibles are recorded at fair value on the date of acquisition and are then amortized on an accelerated basis over their estimated useful lives. Core deposit intangibles were $3.3 million and $4.5 million as of December 31, 2017 and December 31, 2016, respectively. First Financial recorded no additions to core deposit intangibles in 2017 or 2016. First Financial's core deposit intangibles have an estimated weighted average remaining life of 3.9 years as of December 31, 2017.

Amortization expense recognized on intangible assets for 2017, 2016 and 2015 was $1.3 million, $1.6 million and $1.9 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)	Amortization Expense
2018	$1,097
2019	1,020
2020	788
2021	636
2022	189

9. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2017 and 2016 were $174.8 million and $190.9 million, respectively.

First Financial Bancorp 2017 Annual Report 69

Scheduled maturities of time deposits for the next five years were as follows:

(Dollars in thousands)	Total
2018	$783,451
2019	315,274
2020	122,165
2021	68,532
2022	27,394
Thereafter	289
Total	$1,317,105

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

First Financial has a $15.0 million short-term credit facility with an unaffiliated bank that matures on May 29, 2018. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2017 and December 31, 2016, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2017 and December 31, 2016.

The following is a summary of short-term borrowings for the last three years:

	2017		2016		2015
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$72,265	0.19%	$120,212	0.12%	$89,325	0.11%
FHLB borrowings	742,300	1.43%	687,700	0.66%	849,100	0.47%
Total	$814,565	1.32%	$807,912	0.58%	$938,425	0.44%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$69,766	0.19%	$89,157	0.05%	$73,191	0.07%
FHLB borrowings	760,558	1.05%	791,259	0.55%	552,360	0.24%
Other short-term borrowings	41	4.07%	41	3.56%	123	3.30%
Total	$830,365	0.98%	$880,457	0.50%	$625,674	0.22%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$130,633		$122,242		$123,374
FHLB borrowings	957,700		1,035,000		849,100
Other short-term borrowings	0		0		15,000
In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.13% payable semiannually and mature in August 2025. These notes are not redeemable by the Company or callable by the holders of the

First Financial Bancorp 2017 Annual Report 70

notes prior to maturity. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

Long-term debt also includes FHLB long-term advances as of December 31, 2017 and 2016. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2017, had collateral pledged with a book value of $3.6 billion.

The following is a summary of First Financial's long-term debt:

	2017		2016
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$120,000	5.13%	$120,000	5.13%
Unamortized debt issuance costs	(1,362)	n/a	(1,537)	n/a
FHLB	241	1.09%	351	1.43%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$119,654	5.14%	$119,589	5.15%

As of December 31, 2017, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2018	$15
2019	226
2020	0
2021	0
2022	0
Thereafter	119,413
Total	$119,654

11. Derivatives

First Financial uses certain derivative instruments, including rate caps, floors and swaps, to meet the needs of its clients while managing the interest rate risk associated with certain transactions.  First Financial does not use derivatives for speculative purposes. For discussion of First Financial's accounting for derivative instruments, see Note 1 – Summary of Significant Accounting Policies.

First Financial primarily utilizes interest rate swaps as a means to offer borrowers credit-based products that meet their needs and may also utilize interest rate swaps to manage the interest rate risk profile of the Company.

Interest rate payments are exchanged with counterparties, based on the notional amount as established in the swap agreement. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial manages this market value credit risk through counterparty credit policies, which require the Company to maintain a total derivative notional position of less than 35% of assets, total credit exposure of less than 3% of capital and no single counterparty credit risk exposure greater than $20.0 million. The Company is currently below all single counterparty and portfolio limits.

At December 31, 2017, the Company had a total counterparty notional amount outstanding of $837.5 million, spread among thirteen counterparties, with an outstanding liability from these contracts of $1.3 million. At December 31, 2016, the Company had a total counterparty notional amount outstanding of $677.8 million, spread among ten counterparties, with an outstanding liability from these contracts of $5.2 million.

First Financial Bancorp 2017 Annual Report 71

Notes To Consolidated Financial Statements

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

Client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. The following table details the location and amounts recognized in the Consolidated Balance Sheets for client derivatives:

		December 31, 2017			December 31, 2016
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Location	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$837,040	$7,153	$(5,529)	$677,028	$8,401	$(4,158)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	837,040	5,529	(7,158)	677,028	4,158	(8,429)
Total		$1,674,080	$12,682	$(12,687)	$1,354,056	$12,559	$(12,587)

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

The following table discloses the gross and net amounts of assets and liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2017			December 31, 2016
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of assets presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$12,687	$2,279	$14,966	$12,587	$(462)	$12,125

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2017:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Client derivatives
Receive fixed, matched interest rate swaps with borrower	$837,040	5.9	$1,624	4.37%	3.66%
Pay fixed, matched interest rate swaps with counterparty	837,040	5.9	(1,629)	3.66%	4.37%
Total client derivatives	$1,674,080	5.9	$(5)	4.01%	4.01%

72 First Financial Bancorp 2017 Annual Report

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $95.9 million as of December 31, 2017 and $64.9 million as of December 31, 2016. The fair value of these agreements were recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2017, the notional amount of the IRLCs was $12.3 million and the notional amount of forward commitments was $15.4 million. As of December 31, 2016, the notional amount of IRLCs was $13.2 million and the notional amount of forward commitments was $17.8 million. The fair value of these agreements was recorded on the Consolidated Balance Sheets in Accrued interest and other assets and was $0.1 million at December 31, 2017 and $0.2 million at December 31, 2016.

12. Commitments and Contingencies

First Financial offers a variety of financial instruments with off-balance sheet risk to its clients to assist them in meeting their requirement for liquidity and credit enhancement. These financial instruments include standby letters of credit and outstanding commitments to extend credit.  GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss, in the event of nonperformance, is represented by the contractual amounts of those instruments. First Financial utilizes the ALLL methodology to maintain a reserve that it considers sufficient to absorb probable losses incurred in standby letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance Sheets.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $2.1 billion and $2.0 billion at December 31, 2017 and December 31, 2016, respectively. As of December 31, 2017, loan commitments with a fixed interest rate totaled $44.3 million while commitments with variable interest rates totaled $2.0 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% and maturities ranging from 1 to 29 years.

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of standby letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit (including standby letters of credit) aggregating $25.3 million and $18.4 million at December 31, 2017, and December 31, 2016, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Investments in affordable housing projects. First Financial has investments in certain qualified affordable housing tax credits. These credits are an indirect federal subsidy that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as failure to rent property to qualified tenants, resulting in the unavailability or recapture of the tax credits and other tax benefits. First Financial's affordable housing commitments totaled $35.9 million and $32.7 million as of December 31, 2017 and

First Financial Bancorp 2017 Annual Report 73

Notes To Consolidated Financial Statements

December 31, 2016, respectively. The Company recognized tax credits of $3.2 million and $2.1 million related to its investments in affordable housing projects for the years ended December 31, 2017 and 2016, respectively. The Company recognized amortization expense which was included in income tax expense of $4.2 million and $2.7 million for the years ended December 31, 2017 and 2016, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2017 or December 31, 2016.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. The Company’s recorded investment in these entities was approximately $3.0 million at December 31, 2017, and $4.9 million at December 31, 2016. The maximum exposure to loss related to these investments was $3.0 million at December 31, 2017 and $13.7 million at December 31, 2016, representing the Company’s investment balance and its unfunded commitments to invest additional amounts. Investments in historic tax credits resulted in $13.7 million and $0.6 million of tax credits for the years ended December 31, 2017 and 2016, respectively. Recognition of a significant historic tax credit investment resulted in a $12.5 million reduction in income tax expense and $11.3 million of other noninterest expenses during 2017.

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation, assertions of improper or fraudulent loan practices or lending violations and other matters from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2017. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2017 or December 31, 2016.

13. Related Party Transactions

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2017
Beginning balance	$6,930
Additions	3,904
Deductions	(961)
Ending balance	$9,873
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

74 First Financial Bancorp 2017 Annual Report

14. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2017	2016	2015
Current expense
Federal	$22,599	$40,537	$31,428
State	1,265	1,322	250
Total current expense	23,864	41,859	31,678
Deferred (benefit) expense
Federal	(4,657)	528	3,980
State	169	(182)	212
Total deferred (benefit) expense	(4,488)	346	4,192
Income tax expense	$19,376	$42,205	$35,870

The difference between the federal income tax rates, applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2017	2016	2015
Income taxes computed at federal statutory rate (35%) on income before income taxes	$40,657	$45,756	$38,827
Benefit from tax-exempt income	(3,427)	(2,911)	(2,815)
Tax credits	(16,806)	(2,691)	(1,388)
Tax rate reduction impact	(8,191)	0	0
Basis reduction on historic tax credit	4,599	0	0
Tax benefit of equity compensation	(1,449)	(72)	(35)
State income taxes, net of federal tax benefit	932	741	301
Affordable housing investments	2,798	1,923	455
Other	263	(541)	525
Income tax expense	$19,376	$42,205	$35,870

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. As a result, First Financial revalued its deferred tax assets and liabilities as well as its investments in affordable housing projects utilizing a 21% federal rate compared to a 35% rate in prior periods. As a result, the Company recorded an $8.2 million tax benefit in 2017.

First Financial Bancorp 2017 Annual Report 75

Notes To Consolidated Financial Statements

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2017, and 2016, were as follows:

(Dollars in thousands)	2017	2016
Deferred tax assets
Allowance for loan and lease losses	$12,134	$20,955
Deferred compensation	384	627
Postretirement benefits other than pension liability	564	925
Accrued stock-based compensation	932	1,094
Other real estate owned write-downs	97	888
Interest on nonaccrual loans	616	844
Accrued expenses	3,051	5,081
Net unrealized losses on investment securities and derivatives	249	3,141
Other	708	453
Total deferred tax assets	18,735	34,008

Deferred tax liabilities
Tax depreciation greater than book depreciation	(2,510)	(5,166)
FHLB and FRB stock	(3,384)	(5,535)
Mortgage-servicing rights	(343)	(530)
Leasing activities	(2,792)	(4,933)
Prepaid pension	(8,888)	(12,539)
Intangible assets	(11,559)	(16,611)
Deferred loan fees and costs	(371)	(1,238)
Prepaid expenses	(210)	(348)
Partnership investments	(1,230)	(1,218)
Fair value adjustments on acquisitions	0	(1,404)
Other	(2,415)	(852)
Total deferred tax liabilities	(33,702)	(50,374)
Total net deferred tax liability	$(14,967)	$(16,366)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods, the reversal of deferred tax liabilities during the same period and the ability to carryback any losses. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2017 and 2016.

Unrecognized tax benefits

At December 31, 2017 and 2016, First Financial had $2.9 million and $2.4 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of unrecognized tax benefits as of December 31, 2017 and 2016 is as follows:

(Dollars in thousands)	2017	2016
Balance at beginning of year	$3,735	$0
Additions for tax positions of prior years	0	3,735
Balance at end of year	$3,735	$3,735

The unrecognized tax benefits relate to state income tax exposures where First Financial believes it is likely that, upon examination, a state may take a position contrary to the position taken by the Company. The Company believes that resolution regarding our uncertain tax positions is reasonably possible within the next twelve months and could result in full, partial or no recognition of the benefit.

76 First Financial Bancorp 2017 Annual Report

First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2017 and 2016, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2014 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2014 through 2016 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2011. Tax years 2011 through 2016 remain open to state and local examination by various other jurisdictions.

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

The investment objective of the Plan is to structure the assets to mirror the liabilities of the Plan, with the fixed income component matching the identified near and long-term plan distributions and the equity component generating growth of capital to meet other future Plan liabilities. The determination of the overall expected long-term return on plan assets was based on the composition of plan assets and a consensus of estimates from similarly managed portfolios of expected future returns.

As a result of the plan’s updated actuarial projections for 2017, First Financial recorded income related to its pension plan of $0.6 million for 2017, $1.2 million for 2016 and $1.0 million for 2015. First Financial made no cash contributions to the pension plan in 2017, 2016 or 2015.

First Financial Bancorp 2017 Annual Report 77

Notes To Consolidated Financial Statements

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2017	2016
Change in benefit obligation
Benefit obligation at beginning of year	$62,729	$60,664
Service cost	4,894	5,034
Interest cost	2,325	2,262
Actuarial (gain) loss	6,107	142
Benefits paid, excluding settlement	(4,901)	(5,373)
Benefit obligation at end of year	71,154	62,729

Change in plan assets
Fair value of plan assets at beginning of year	131,011	125,714
Actual return on plan assets	18,239	10,670
Benefits paid, excluding settlement	(4,901)	(5,373)
Fair value of plan assets at end of year	144,349	131,011

Amounts recognized in the Consolidated Balance Sheets
Assets	73,195	68,282
Liabilities	0	0
Net amount recognized	$73,195	$68,282

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$33,580	$38,278
Net prior service cost	(1,921)	(2,334)
Deferred tax assets	(12,028)	(13,141)
Net amount recognized	$19,631	$22,803

Change in accumulated other comprehensive income (loss)	$(3,172)	$(1,245)

Accumulated benefit obligation	$69,678	$61,909

78 First Financial Bancorp 2017 Annual Report

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2017	2016	2015
Service cost	$4,894	$5,034	$4,807
Interest cost	2,325	2,262	2,120
Expected return on assets	(9,358)	(9,644)	(9,444)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	1,924	1,608	1,888
Net periodic benefit (income) cost	(628)	(1,153)	(1,042)

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(2,775)	(884)	11,014
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(1,924)	(1,608)	(1,888)
Total recognized in accumulated other comprehensive income (loss)	(4,286)	(2,079)	9,539
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$(4,914)	$(3,232)	$8,497

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of (gain) loss	$2,090	$1,754	$1,642
Amortization of prior service credit	(413)	(413)	(413)

Pension plan assumptions
	December 31,
	2017	2016	2015
Benefit obligations
Discount rate	3.43%	3.88%	4.05%
Rate of compensation increase	3.50%	3.50%	3.50%

Net periodic benefit cost
Discount rate	3.88%	4.05%	3.76%
Expected return on plan assets	7.25%	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%	3.50%

The fair value of the plan assets as of December 31, 2017 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$175	$175	$0	$0
U. S. Government agencies	6,853	0	6,853	0
Fixed income mutual funds	69,154	69,154	0	0
Equity mutual funds	68,167	68,167	0	0
Total	$144,349	$137,496	$6,853	$0

First Financial Bancorp 2017 Annual Report 79

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

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Retirement Benefits
2018	$4,758
2019	4,426
2020	5,417
2021	5,771
2022	5,016
Thereafter	29,825

401(k) thrift plan. First Financial sponsors a defined contribution 401(k) thrift plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary and vest immediately. First Financial measures the Company's performance compared to its identified peer group in determining whether to recommend a Company contribution, with the amount of the recommended contribution not to exceed 3% of the employee's annual earnings. First Financial recorded $1.9 million and $0.8 million of expense related to the Company's contributions to the 401(k) plan during the years ended December 31, 2017 and 2016, respectively. First Financial made no contributions to the 401(k) plan during 2015.

Bank-owned life insurance. First Financial purchases life insurance policies on the lives of certain employees and is the owner and beneficiary of the policies. The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value with changes recorded in Other noninterest income in the Consolidated Statements of Income. The carrying value of bank-owned life insurance policies was $102.3 million and $98.5 million at December 31, 2017, and 2016, respectively.

80 First Financial Bancorp 2017 Annual Report

16. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2017
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$8,447	$1,649	$6,798	$(2,431)	$4,367	$(4,549)	$4,367	$(182)
Unrealized gain (loss) on derivatives	810	0	810	(296)	514	(1,091)	514	(577)
Retirement obligation	2,775	(1,511)	4,286	(1,114)	3,172	(22,803)	3,172	(19,631)
Total	$12,032	$138	$11,894	$(3,841)	$8,053	$(28,443)	$8,053	$(20,390)

	December 31, 2016
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$751	$234	$517	$(133)	$384	$(4,933)	$384	$(4,549)
Unrealized gain (loss) on derivatives	809	0	809	(301)	508	(1,599)	508	(1,091)
Retirement obligation	884	(1,195)	2,079	(834)	1,245	(24,048)	1,245	(22,803)
Total	$2,444	$(961)	$3,405	$(1,268)	$2,137	$(30,580)	$2,137	$(28,443)

	December 31, 2015
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to Reclassification	Reclassification from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on investment securities	$(2,200)	$1,505	$(3,705)	$1,278	$(2,427)	$(2,506)	$(2,427)	$(4,933)
Unrealized gain (loss) on derivatives	(1,020)	0	(1,020)	370	(650)	(949)	(650)	(1,599)
Retirement obligation	(11,014)	(1,475)	(9,539)	3,395	(6,144)	(17,904)	(6,144)	(24,048)
Foreign currency translation	50	0	50	0	50	(50)	50	0
Total	$(14,184)	$30	$(14,214)	$5,043	$(9,171)	$(21,409)	$(9,171)	$(30,580)

First Financial Bancorp 2017 Annual Report 81

Notes To Consolidated Financial Statements

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2017	2016	2015	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$1,649	$234	$1,505	Gains on sales of investments securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Salaries and employee benefits
Recognized net actuarial loss (2)	(1,924)	(1,608)	(1,888)	Salaries and employee benefits
Amortization and settlement charges of defined benefit pension items	(1,511)	(1,195)	(1,475)
Total reclassifications for the period, before tax	$138	$(961)	$30

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

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 5.750% and a capital conservation buffer of 2.5% of risk-weighted assets that began on January 1, 2016 at 0.625% and will be phased in over a four-year period, increasing by the same amount each subsequent January 1, until fully phased-in on January 1, 2019.  Further, Basel III increased the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.00% to 7.250% and and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.

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

The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments, and the method for calculating risk-weighted assets includes identification of riskier assets which require higher capital allocations, such as highly volatile commercial real estate and nonaccrual loans.

82 First Financial Bancorp 2017 Annual Report

The following tables present the actual and required capital amounts and ratios as of December 31, 2017 and 2016 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules as well as the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. All First Financial's regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by $271.6 million on a consolidated basis.

	Actual		Minimum capital required - Basel III current period		Required to be considered well capitalized - current period		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2017
Common equity tier 1 capital to risk-weighted assets
Consolidated	$755,735	10.63%	$408,746	5.750%	N/A	N/A	$497,604	7.00%
First Financial Bank	794,251	11.21%	407,220	5.750%	$460,336	6.50%	495,746	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	755,839	10.63%	515,376	7.250%	N/A	N/A	604,233	8.50%
First Financial Bank	794,355	11.22%	513,452	7.250%	$566,567	8.00%	601,978	8.50%

Total capital to risk-weighted assets
Consolidated	929,148	13.07%	657,548	9.250%	N/A	N/A	746,406	10.50%
First Financial Bank	856,363	12.09%	655,093	9.250%	708,209	10.00%	743,619	10.50%

Leverage
Consolidated	755,839	8.84%	342,198	4.00%	N/A	N/A	342,198	4.00%
First Financial Bank	794,355	9.29%	342,113	4.00%	427,642	5.00%	342,113	4.00%

First Financial Bancorp 2017 Annual Report 83

Notes To Consolidated Financial Statements

	Actual		Minimum capital required - Basel III current period		Required to be considered well capitalized - current period		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2016
Common equity tier 1 capital to risk-weighted assets
Consolidated	$703,891	10.46%	$344,848	5.125%	N/A	N/A	$471,012	7.00%
First Financial Bank	747,151	11.13%	344,038	5.125%	$436,341	6.50%	469,906	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	703,995	10.46%	445,779	6.625%	N/A	N/A	571,943	8.50%
First Financial Bank	747,255	11.13%	444,732	6.625%	537,035	8.00%	570,600	8.50%

Total capital to risk-weighted assets
Consolidated	881,158	13.10%	580,354	8.625%	N/A	N/A	706,517	10.50%
First Financial Bank	813,433	12.12%	578,991	8.625%	671,294	10.00%	704,859	10.50%

Leverage
Consolidated	703,995	8.60%	327,562	4.00%	N/A	N/A	327,562	4.00%
First Financial Bank	747,255	9.13%	327,392	4.00%	409,240	5.00%	327,392	4.00%

Share repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this plan during 2016 or 2017. The Company repurchased 239,967 shares under the 2012 share repurchase plan during 2015 at an average price of $18.75 per share. At December 31, 2017, 3,509,133 common shares remained available for purchase under this repurchase plan.

ATM Offering. In March 2017, First Financial initiated an "at-the-market" equity offering program to provide flexibility with respect to capital planning and to support future growth. First Financial was not active through the ATM program during the period.

18. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense of $5.4 million for the years ended December 31, 2017 and December 31, 2016 and $4.0 million for the year ended December 31, 2015, within salaries and employee benefits expense related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $5.5 million at December 31, 2017 and is expected to be recognized over a weighted average period of 1.9 years.

As of December 31, 2017, First Financial had three active stock-based compensation plans: the 1999 Plan, the 2012 Stock Plan, and the Amended and Restated 2012 Stock Plan (each as described below), however additional awards may only be granted under the Amended and Restated 2012 Stock Plan.

The 1999 Stock Incentive Plan for Officers and Employees (the 1999 Plan) provided incentive stock options, non-qualified stock options and stock awards to certain key employees of First Financial for up to 7,507,500 common shares. The options become exercisable at a rate of 25% per year on the anniversary date of the grant and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. No additional awards may be granted under the 1999 Plan. At December 31, 2017, 11,800 options were outstanding under the 1999 Plan, all of which expire on or before February 14, 2018.

84 First Financial Bancorp 2017 Annual Report

On May 22, 2012, shareholders approved the First Financial Bancorp. 2012 Stock Plan and amendments to the 2009 Non-Employee Director Plan. At December 31, 2017, there were no shares available for issuance under the 2012 stock plan.

On May 23, 2017, the shareholders amended and restated the 2012 Stock Plan as the First Financial Bancorp. Amended and Restated 2012 Stock Plan. At December 31, 2017, there were 2,154,251 shares available for issuance under the Amended and Restated 2012 Stock Plan.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No options were granted in 2017, 2016 or 2015.

Stock option activity for the year ended December 31, 2017, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	113,307	$12.08
Granted	0	0.00
Exercised	(101,507)	12.13
Forfeited or expired	0	0.00
Outstanding at end of year	11,800	$11.64	0.12	$174
Exercisable at end of year	11,800	$11.64	0.12	$174

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2017	2016	2015
Total intrinsic value of options exercised	$1,533	$661	$492
Cash received from exercises	$341	$801	$744
Tax benefit from exercises	$1,991	$1,958	$1,488

Restricted stock awards are recorded at fair value as of the grant date as a component of shareholders' equity and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and one year for non-employee directors. The vesting of these awards for employees and non-employee directors may require a service period to be met, and certain awards may also require performance measures to be met.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2017		2016		2015
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	648,817	$17.82	643,641	$17.21	494,452	$16.43
Granted	234,529	27.36	317,695	18.13	439,674	17.65
Vested	(307,825)	18.12	(263,713)	16.82	(227,905)	16.45
Forfeited	(107,149)	21.18	(48,806)	17.37	(62,580)	16.58
Nonvested at end of year	468,372	$21.63	648,817	$17.82	643,641	$17.21

First Financial Bancorp 2017 Annual Report 85

Notes To Consolidated Financial Statements

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2017, 2016 and 2015 was $5.6 million, $4.4 million and $3.8 million, respectively.

19. Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2017	2016	2015
Numerator
Net income	$96,787	$88,526	$75,063

Denominator
Basic earnings per common share - weighted average shares	61,529,460	61,206,093	61,062,657
Effect of dilutive securities
Employee stock awards	581,329	729,335	670,282
Warrants	60,801	49,994	114,608
Diluted earnings per common share - adjusted weighted average shares	62,171,590	61,985,422	61,847,547

Earnings per share available to common shareholders
Basic	$1.57	$1.45	$1.23
Diluted	$1.56	$1.43	$1.21

Warrants to purchase 104,200, 114,678 and 322,312 shares of the Company's common stock were outstanding as of December 31, 2017, 2016 and 2015, respectively. These warrants, each representing the right to purchase one share of common stock, no par value per share, have an exercise price of $12.12 and expire on December 23, 2018.

Stock options and warrants, with an exercise price greater than the average market price of the common shares, were not included in the computation of net income per diluted share as they would have been antidilutive.  Using the period end price, there were no antidilutive options at December 31, 2017, 2016, or 2015.

As of December 31, 2017, 2016, and 2015, no preferred shares were issued or outstanding.

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

86 First Financial Bancorp 2017 Annual Report

Cash and short-term investments. The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term investments, such as federal funds sold, approximated the fair value of those instruments. The Company classifies cash and short-term investments in Level 1 of the fair value hierarchy.

Investment securities. Investment securities classified as trading and available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted market prices, when available (Level 1).  If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities.  First Financial compiles prices from various sources who may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2).  Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for the specific investment securities but rather relying on the investment securities’ relationship to other benchmark quoted investment securities.  Any investment securities not valued based upon the methods above are classified in Level 3.

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

Other investments. Other investments include holdings in FRB and FHLB stock, which are carried at cost due to the inability to determine the fair value resulting from transferability restrictions.

Loans held for sale. Loans held for sale are carried at fair value.  These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties.  Fair value is based on the market price or contractual price to be received from these third parties, which is not materially different than cost due to the short duration between origination and sale (Level 2).  As such, First Financial records any fair value adjustments on a nonrecurring basis.  Gains and losses on the sale of loans are recorded as Net gains from sales of loans on the Consolidated Statements of Income.

Loans and leases. The fair value of C&I, lease financing, CRE, residential real estate and other consumer loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities or repricing frequency.  The Company classifies the estimated fair value of loans as Level 3 in the fair value hierarchy.

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

OREO. Assets acquired through loan foreclosure are recorded at fair value less costs to sell, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off. If the fair value is higher than the carrying amount of the loan, the excess is recognized first as a recovery and then as noninterest income. Subsequent declines in value are reported as adjustments to the carrying amount and are recorded in noninterest expense. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value differs from the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. The Company classifies OREO in level 3 of the fair value hierarchy.

Accrued interest receivable and payable. The carrying amount of accrued interest receivable and accrued interest payable approximate their fair values and is aligned with the underlying assets or liabilities (Level 1, Level 2 or Level 3).

First Financial Bancorp 2017 Annual Report 87

Notes To Consolidated Financial Statements

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps at the reporting date which represents the cost to terminate the swap if First Financial should choose to do so. This net present value is derived using primarily observable market inputs such as interest rate yield curves. Additionally, First Financial utilizes an internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2017
Financial assets
Cash and short-term investments	$184,624	$184,624	$184,624	$0	$0
Investment securities held-to-maturity	654,008	653,101	0	653,101	0
Other investments	53,140	N/A	N/A	N/A	N/A
Loans held for sale	11,502	11,502	0	11,502	0
Loans and leases, net of ALLL	5,959,162	6,006,656	0	0	6,006,656
Accrued interest receivable	24,496	24,496	0	8,265	16,231

Financial liabilities
Deposits
Noninterest-bearing	$1,662,058	$1,662,058	$0	$1,662,058	$0
Interest-bearing demand	1,453,463	1,453,463	0	1,453,463	0
Savings	2,462,420	2,462,420	0	2,462,420	0
Time	1,317,105	1,306,674	0	1,306,674	0
Total deposits	6,895,046	6,884,615	0	6,884,615	0
Short-term borrowings	814,565	814,565	814,565	0	0
Long-term debt	119,654	117,908	0	117,908	0
Accrued interest payable	5,104	5,104	204	4,900	0

88 First Financial Bancorp 2017 Annual Report

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2016
Financial assets
Cash and short-term investments	$204,048	$204,048	$204,048	$0	$0
Investment securities held-to-maturity	763,254	763,575	0	763,575	0
Other investments	51,077	N/A	N/A	N/A	N/A
Loans held for sale	13,135	13,135	0	13,135	0
Loans and leases, net of ALLL	5,699,521	5,754,845	0	0	5,754,845
Accrued interest receivable	18,503	18,503	0	5,705	12,798

Financial liabilities
Deposits
Noninterest-bearing	$1,547,985	$1,547,985	$0	$1,547,985	$0
Interest-bearing demand	1,513,771	1,513,771	0	1,513,771	0
Savings	2,142,189	2,142,189	0	2,142,189	0
Time	1,321,843	1,316,333	0	1,316,333	0
Total deposits	6,525,788	6,520,278	0	6,520,278	0
Short-term borrowings	807,912	807,912	807,912	0	0
Long-term debt	119,589	117,878	0	117,878	0
Accrued interest payable	5,049	5,049	410	4,639	0

First Financial Bancorp 2017 Annual Report 89

Notes To Consolidated Financial Statements

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2017
Assets
Derivatives	$0	$12,757	$0	$12,757
Investment securities available-for-sale	2,969	1,346,439	0	1,349,408
Total	$2,969	$1,359,196	$0	$1,362,165

Liabilities
Derivatives	$0	$12,755	$0	$12,755

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2016
Assets
Derivatives	$0	$12,922	$0	$12,922
Investment securities available-for-sale	8,711	1,031,159	0	1,039,870
Total	$8,711	$1,044,081	$0	$1,052,792

Liabilities
Derivatives	$0	$12,725	$0	$12,725

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets and liabilities usually result from the write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2017
Assets
Impaired loans	$0	$0	$2,671
OREO	0	0	1,086

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2016
Assets
Impaired loans	$0	$0	$8,154
OREO	0	0	3,921

90 First Financial Bancorp 2017 Annual Report

21. Pending Business Combination (Unaudited)

In July 2017, First Financial Bancorp and MainSource Financial Group, Inc. entered into a definitive merger agreement under which MainSource will merge into First Financial in a stock-for-stock transaction. MainSource Bank, a wholly owned subsidiary of MainSource, will merge into First Financial Bank. Under the terms of the merger agreement, shareholders of MainSource will receive 1.3875 common shares of First Financial common stock for each share of MainSource common stock. Including outstanding options and warrants on MainSource common stock, the transaction is valued at approximately $1.0 billion. Upon closing, First Financial shareholders will own approximately 65% of the combined company and MainSource shareholders will own approximately 35%, on a fully diluted basis. The merger will position the combined company to better serve the complimentary geographies of Ohio, Indiana and Kentucky, and create a higher performing bank with greater scale and capabilities. Pro forma information for the periods ended June 30, 2017 and December 31, 2016 was as follows:

	For the six	For the year
	months ended	ended
	June 30, 2017	December 31, 2016
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)
Pro Forma Condensed Combined Income Statement Information
Net interest income	$204,518	$387,725
Provision for loan and lease losses	834	10,140
Income before income taxes	92,591	170,132
Net income	65,884	119,661

	As of June 30, 2017
	(Unaudited)
Pro Forma Condensed Combined Balance Sheet Information
Loans and leases, net	$8,818,392
Total assets	13,806,092
Deposits	9,987,298
Total shareholders' equity	1,913,682

The merger was approved by the FRB of Cleveland and the ODFI during the first quarter of 2018 and is expected to close on April 1, 2018.

The selected pro forma financial data included in the preceding table is based on preliminary estimates, and is subject to change upon completion of the merger. In October 2017, the Company filed a registration statement on Form S-4 that included historical and pro forma information required in connection with the merger.

First Financial Bancorp 2017 Annual Report 91

Notes To Consolidated Financial Statements

22. First Financial Bancorp (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2017	2016
Assets
Cash	$57,719	$59,285
Investment securities, available for sale	442	386
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	970,290	909,798
Total investment in subsidiaries	970,290	909,798
Premises and equipment	1,378	1,395
Other assets	26,778	19,487
Total assets	$1,064,107	$997,851

Liabilities
Subordinated debentures	$118,638	$118,463
Dividends payable	10,965	10,386
Other liabilities	3,840	3,778
Total liabilities	133,443	132,627
Shareholders’ equity	930,664	865,224
Total liabilities and shareholders’ equity	$1,064,107	$997,851

Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015
Income
Interest income	$6	$48	$81
Noninterest income	86	2,596	253
Dividends from subsidiaries	54,600	52,700	17,250
Total income	54,692	55,344	17,584

Expenses
Interest expense	6,152	6,151	2,157
Salaries and employee benefits	5,519	5,445	4,224
Miscellaneous professional services	970	711	723
Other	4,819	4,841	5,564
Total expenses	17,460	17,148	12,668
Income before income taxes and equity in undistributed net earnings of subsidiaries	37,232	38,196	4,916
Income tax benefit	(7,080)	(5,302)	(4,563)
Equity in undistributed earnings (loss) of subsidiaries	52,475	45,028	65,584
Net income	$96,787	$88,526	$75,063

92 First Financial Bancorp 2017 Annual Report

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015
Operating activities
Net income	$96,787	$88,526	$75,063
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(52,475)	(45,028)	(65,584)
Depreciation and amortization	193	192	78
Stock-based compensation expense	5,446	5,354	4,049
Deferred income taxes	(360)	584	(85)
(Decrease) increase in dividends payable	579	135	2
(Decrease) increase in other liabilities	(889)	(389)	1,965
Decrease (increase) in other assets	(6,951)	(9,065)	1,459
Net cash provided by (used in) operating activities	42,330	40,309	16,947

Investing activities
Capital contributions to subsidiaries	0	(53,000)	(40,000)
Proceeds from calls and maturities of investment securities	0	5,978	87
Purchases of investment securities	0	(333)	(412)
Net cash provided by (used in) investing activities	0	(47,355)	(40,325)

Financing activities
Proceeds from long-term borrowings	0	0	120,000
Cash dividends paid on common stock	(41,178)	(39,125)	(39,070)
Treasury stock purchase	0	0	(4,498)
Proceeds from exercise of stock options, net of shares purchased	341	801	744
Excess tax benefit on share-based compensation	0	264	146
Other	(3,059)	(1,681)	(3,064)
Net cash provided by (used in) financing activities	(43,896)	(39,741)	74,258
Net increase (decrease) in cash	(1,566)	(46,787)	50,880
Cash at beginning of year	59,285	106,072	55,192
Cash at end of year	$57,719	$59,285	$106,072

First Financial Bancorp 2017 Annual Report 93

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2017
Interest income	$78,828	$80,789	$84,918	$88,538
Interest expense	9,896	12,269	14,439	12,924
Net interest income	68,932	68,520	70,479	75,614
Provision for loan and lease losses	367	467	2,953	(205)
Noninterest income
Gain on sale of investment securities	516	838	276	19
All other	16,848	16,616	22,666	18,363
Total noninterest income	17,364	17,454	22,942	18,382
Noninterest expenses	51,045	51,556	54,443	82,898
Income before income taxes	34,884	33,951	36,025	11,303
Income tax expense	10,470	11,215	11,199	(13,508)
Net income	$24,414	$22,736	$24,826	$24,811

Earnings per common share:
Basic	$0.40	$0.37	$0.40	$0.40
Diluted	$0.39	$0.37	$0.40	$0.40
Cash dividends paid per common share	$0.16	$0.17	$0.17	$0.17
Market price
High	$28.90	$28.95	$28.50	$29.15
Low	$26.00	$25.05	$23.10	$25.30

2016
Interest income	$74,795	$75,183	$77,325	$78,647
Interest expense	8,240	8,051	8,507	8,481
Net interest income	66,555	67,132	68,818	70,166
Provision for loan and lease losses	1,655	4,037	1,687	2,761
Noninterest income
Gain on sale of investment securities	24	(188)	398	0
All other	15,488	20,382	16,551	16,946
Total noninterest income	15,512	20,194	16,949	16,946
Noninterest expenses	50,720	49,413	51,105	50,163
Income before income taxes	29,692	33,876	32,975	34,188
Income tax expense	9,878	11,308	10,125	10,894
Net income	$19,814	$22,568	$22,850	$23,294

Earnings per common share:
Basic	$0.32	$0.37	$0.37	$0.38
Diluted	$0.32	$0.36	$0.37	$0.38
Cash dividends paid per common share	$0.16	$0.16	$0.16	$0.16
Market price
High	$18.36	$20.16	$22.52	$29.35
Low	$14.91	$17.49	$18.83	$21.05
First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

94 First Financial Bancorp 2017 Annual Report

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

The following table assumes $100 invested on December 31, 2012 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2012	2013	2014	2015	2016	2017
First Financial Bancorp	100.00	126.61	139.96	140.91	228.81	217.49
Nasdaq Composite Index	100.00	140.16	160.94	172.38	187.84	243.67
KBW Regional Bank Index	100.00	146.83	150.39	159.41	221.77	225.79

First Financial Bancorp 2017 Annual Report 95

Annual Shareholder Meeting The annual meeting of shareholders will be held on Tuesday, May 22, 2018, at 10:00 a.m. (EDT) via a virtual Shareholder meeting. Common Stock Listing First Financial Bancorp’s common stock trades on the Nasdaq Stock Market (NASDAQ) under the symbol FFBC. Registrar and Transfer Agent Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock, and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at: Transfer Agent Computershare Shareholder Services P.O. Box 30170 College Station, TX 77842-3170 1-800-368-5948 Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com/investor. Investor Relations Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings, as well as information on the Company’s corporate governance practices are available within the Investor Relations section of our website at www.bankatfirst.com/investor. Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact: John Gavigan Chief Financial Officer First Financial Bancorp 255 East Fifth Street, 29th Floor Cincinnati, OH 45202 513-887-5400 E-mail: InvestorRelations@bankatfirst.com Securities and Exchange Commission Filings All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at www. bankatfirst.com/investor, or by contacting Investor Relations. These filings are also accessible on the SEC’s website at www.sec.gov. Shareholder Information

96 First Financial Bancorp 2017 Annual Report

First Financial Bancorp First Financial Center 255 East Fifth Street Suite 800 Cincinnati, OH 45202-4248 www.bankatfirst.com