Form 10-K, Exhibit 13
period 2018-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2019-02-22
CIK 708955

EXHIBIT 13CELEBRATING 25 YEARS OF PROFITABILITY First Financial Bancorp 2015 Annual Report

first First Financial Bancorp A Foundation for Continuous Growth 2018 ANNUAL REPORT

Dear Fellow Shareholders, 2018 was a year of significant change and exciting accomplishments. First Financial Bancorp and MainSource Financial Group started the year as two separate companies sharing common business goals, and after the execution of the largest merger in either Company’s history, ended 2018 as a successfully integrated Company under the First Financial Bancorp name. As a combined Company, we have gained scale and strength across commercial and retail banking, wealth management and specialty finance to more effectively serve our clients and communities. In addition, we improved the depth of our talent, enhanced our product and service offerings and increased our operating capacity. The implementation of our new strategic plan and risk framework, along with increased scale and improved market share position across our key markets, has strongly positioned the Company for continued growth and success in a rapidly evolving industry. Carefully merging two entities into a successful, forward-looking company is challenging. I am proud of our merger integration work not only because we accomplished a successful systems conversion, but we also made significant strides in our cultural integration while remaining focused on our clients and our communities. At the same time, we took substantial steps in positioning First Financial for future success by developing our new corporate strategic plan, properly aligning our organization, implementing an impressive brand refresh, opening new banking locations, investing in new technologies and impacting the places we live and work. The Company also engaged in the most successful United Way campaign we’ve ever had. I am highly encouraged by the Company’s ability to come together and perform financially. Our strong performance in 2018 enabled us to announce a stock repurchase plan and 10% dividend increase in the first quarter of 2019. We remain confident in our ability to sustain these financial results, and our outlook of future performance continues to be very optimistic. 2018 Highlights Successful completion of $1 billion merger between First Financial Bancorp and MainSource Financial Group Total assets increased $5.1 billion to $14.0 billion Net income increased 78.3% to $172.6 million or $1.93 per diluted share Total deposits increased 47.1% to $10.1 billion Return on average assets increased to 1.37% Strong loan pipelines and robust demand deposit balance growth in the fourth quarter created a strong base for positive momentum in 2019 Significant talent additions across the Company Looking Ahead - 2019 The Company’s growth and solid performance over the past year have added to our strong foundation, which will allow us to operate strategically in the future. In the year ahead, we will drive superior financial results while pursuing continuous improvement and innovation through the implementation of new process, distribution, client experience and technology initiatives. Additionally, we will continue to invest in our associates and build the Company’s reputation as a highly desired place to work. With deeply engaged associates, we can better deliver on our promise of excellent service while improving our level of client satisfaction and loyalty. Finally, we remain committed to making a meaningful impact locally through the work of the First Financial Foundation and that of our associates leading and volunteering in each of the communities we serve. I look forward to what 2019 holds for the Company as we strive to achieve our long-term goals of growth, innovation and positive impact in our communities. Thank you for your continued support. Archie M. Brown, Jr. President & Chief Executive Officer

A history of strength and stability

113 CONSECUTIVE QUARTERS OF PROFITABILITY

155 YEARS OF STRENGTH & STABILITY

A scalable platform to facilitate growth

- Client Relationships & Experience
- Innovation & Technology
- Associate Engagement Strategy
- Product Delivery & Channels
- Credit Administration

Solid financial performance

Net Income
(dollars in millions)

$65.0
$75.1
$88.5
$96.8
$172.6
2014
2015
2016
2017
2018

Total Loans
(dollars in billions)

$4.8
$5.4
$5.8
$6.0
$8.8
2014
2015
2016
2017
2018

Total Deposits
(dollars in billions)

$5.7
$6.2
$6.5
$6.9
$10.1
2014
2015
2016
2017
2018

Total Assets
(dollars in billions)

$7.2
$8.1
$8.4
$8.9
$14.0
2014
2015
2016
2017
2018

Earnings Per Share

$1.09
$1.21
$1.43
$1.56
$1.93
2014
2015
2016
2017
2018

Return on Assets

0.96%
1.00%
1.07%
1.12%
1.37%
2014
2015
2016
2017
2018

Return on Equity

8.94%
9.33%
10.48%
10.78%
9.85%
2014
2015
2016
2017
2018

Total Shareholder Return

First Financial Bancorp
KBW Regional Bank Index
NASDAQ Composite
80%
30%
-20%
-8%
-17%
-3%
43%
17%
37%
59%
27%
69%
1 Year
3 Year
5 Year

A history of strength CONSECUTIVE YEARS OF QUARTERS OF STRENGTH and stability 113 PROFITABILITY 155 & STABILITY Client Associate Product A scalable platform Innovation Credit Relationships Engagement Delivery & Administration to facilitate growth & Experience & Technology Strategy Channels $8.8 $10.1 $14.0 Solid financial Total Loans Total Deposits Total Assets performance (dollars in billions) (dollars in billions) (dollars in billions) $6.0 $5.8 $8.9 $5.4 $6.9 $8.4 $6.5 $8.1 $4.8 $6.2 $5.7 $7.2 $172.6 2014 2015 2016 2017 2018 2014 2015 2016 2017 2018 2014 2015 2016 2017 2018 Earnings Per Share Return on Assets Return on Equity 1.37% $1.93 1.12% 10.78% Net Income 1.07% 10.48% 1.00% 9.85% $1.56 0.96% 9.33% $1.43 8.94% (dollars in millions) $1.21 $1.09 $96.8 2014 2015 2016 2017 2018 2014 2015 2016 2017 2018 2014 2015 2016 2017 2018 $88.5 $75.1 $65.0 Total Shareholder Return First Financial Bancorp KBW Regional Bank Index NASDAQ Composite 80% 59% 69% 43% 30% 37% 27% 17% -20% -8% -3% -17% 2014 2015 2016 2017 2018 1 Year 3 Year 5 Year

First Financial Bancorp 2018 Annual Report 1

Leadership

Senior Management

Claude E. Davis
Executive Chairman

Archie M. Brown, Jr.
President and Chief Executive Officer

James M. Anderson
Chief Financial Officer

Scott T. Crawley
Corporate Controller and
Principal Accounting Officer

Richard S. Dennen
President, Oak Street Funding

John M. Gavigan
EVP, Advanced Solutions
and Digital Banking

William R. Harrod
Chief Credit Officer

Andrew K. Hauck
Commercial Banking Executive

Catherine M. Myers
EVP, Consumer Banking

Amanda N. Neeley
Chief Marketing Officer

James R. Shank
Chief Internal Auditor

Anthony M. Stollings
EVP, Commercial Banking

Karen B. Woods
General Counsel and
Chief Risk Officer

Board of Directors

Claude E. Davis
Executive Chairman
Chairman of the Board, First Financial Bancorp

Kathleen L. Bardwell
Senior Vice President, Chief Compliance Officer
STERIS Corporation

William G. Barron
Chairman and President
William G. Barron Enterprises

Vincent A. Berta
President and Managing Director
Covington Capital, LLC

Cynthia O. Booth
President and Chief Executive Officer
COBCO Enterprises, LLC

Corinne R. Finnerty
Principal
McConnell Finnerty PC

Erin P. Hoeflinger
Senior Vice President, Business Strategy
and Execution
Aetna

Susan L. Knust
Owner and President
Omega Warehouse Services

William J. Kramer
Vice President of Operations
Valco Companies, Inc.

John T. Neighbours
General Counsel
AmeriQual Group Holdings

Thomas M. O'Brien
Senior Advisor
Boston Consulting Group

Richard E. Olszewski
Owner/Operator
7 Eleven Food Stores

Leadership Senior Management Claude E. Davis John M. Gavigan James R. Shank Executive Chairman EVP, Advanced Solutions Chief Internal Auditor and Digital Banking Archie M. Brown, Jr. Anthony M. Stollings President and Chief Executive Officer William R. Harrod EVP, Commercial Banking Chief Credit Officer James M. Anderson Karen B. Woods Chief Financial Officer Andrew K. Hauck General Counsel and Commercial Banking Executive Chief Risk Officer Scott T. Crawley Corporate Controller and Catherine M. Myers Principal Accounting Officer EVP, Consumer Banking Richard S. Dennen Amanda N. Neeley President, Oak Street Funding Chief Marketing Officer Board of Directors Claude E. Davis Erin P. Hoeflinger Executive Chairman Senior Vice President, Business Strategy Chairman of the Board, First Financial Bancorp and Execution Aetna J. Wickliffe Ach Lead Independent Director Susan L. Knust Board of Directors of First Financial Bancorp Owner and President Omega Warehouse Services Kathleen L. Bardwell Senior Vice President, Chief Compliance Officer William J. Kramer STERIS Corporation Vice President of Operations Valco Companies, Inc. William G. Barron Chairman and President John T. Neighbours William G. Barron Enterprises General Counsel AmeriQual Group Holdings Vincent A. Berta President and Managing Director Thomas M. O’Brien Covington Capital, LLC Senior Advisor Boston Consulting Group Cynthia O. Booth President and Chief Executive Officer Richard E. Olszewski COBCO Enterprises, LLC Owner/Operator 7 Eleven Food Stores Archie M. Brown, Jr. President and Chief Executive Officer Maribeth S. Rahe First Financial Bancorp and First Financial Bank President and Chief Executive Officer Fort Washington Investment Advisors, Inc. Corinne R. Finnerty Principal McConnell Finnerty PC

2 First Financial Bancorp 2018 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2018	2017	% Change
Earnings
Net interest income	$449,235	$283,545	58.4%
Net income	172,595	96,787	78.3%

Per Share
Net income per common share-basic	$1.95	$1.57	24.2%
Net income per common share-diluted	1.93	1.56	23.7%
Cash dividends declared per common share	0.78	0.68	14.7%
Tangible book value per common share (end of year)	11.72	11.62	0.9%
Market price (end of year)	23.72	26.35	(10.0)%

Balance Sheet - End of Year
Total assets	$13,986,660	$8,896,923	57.2%
Loans	8,824,214	6,013,183	46.7%
Investment securities	3,324,243	2,056,556	61.6%
Deposits	10,140,394	6,895,046	47.1%
Shareholders' equity	2,078,249	930,664	123.3%

Ratios
Return on average assets	1.37%	1.12%
Return on average shareholders' equity	9.85%	10.78%
Return on average tangible shareholders' equity	17.32%	14.08%
Net interest margin	4.05%	3.59%
Net interest margin (fully tax equivalent)	4.10%	3.66%

First Financial Bancorp 2018 Annual Report 3

2018 Financial Highlights

4 First Financial Bancorp 2018 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

AFS	Available-for-sale	FHLB	Federal Home Loan Bank
ABL	Asset based lending	FHLMC	Federal Home Loan Mortgage Corporation
the Act	Private Securities Litigation Reform Act	First Financial	First Financial Bancorp.
ALLL	Allowance for loan and lease losses	FNMA	Federal National Mortgage Association
AOCI	Accumulated other comprehensive income	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ASC	Accounting standards codification	FRB	Federal Reserve Bank
ASU	Accounting standards update	GAAP	U.S. Generally Accepted Accounting Principles
ATM	Automated teller machine	GDP	Gross Domestic Product
Bank	First Financial Bank	GNMA	Government National Mortgage Association
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	HTM	Held-to-maturity
Bp/bps	Basis point(s)	Insignificant	Less than $0.1 million
BOLI	Bank owned life insurance	IRLC	Interest Rate Lock Commitment
CDs	Certificates of deposit	MBSs	Mortgage-backed securities
C&I	Commercial & industrial	MSFG	MainSource Financial Group, Inc.
CLOs	Collateralized loan obligations	N/A	Not applicable
CMOs	Collateralized mortgage obligations	NII	Net interest income
CRE	Commercial real estate	N/M	Not meaningful
Company	First Financial Bancorp.	Oak Street	Oak Street Holdings Corporation
CRE	Commercial real estate	ODFI	Ohio Department of Financial Institutions
ERM	Enterprise Risk Management	OREO	Other real estate owned
EVE	Economic value of equity	SEC	United States Securities and Exchange Commission
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	Special Assets	Special Assets Division
FASB	Financial Accounting Standards Board	TDR	Troubled debt restructuring
FDIC	Federal Deposit Insurance Corporation

First Financial Bancorp 2018 Annual Report 5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2018	2017	2016	2015	2014
Summary of operations
Interest income	$540,382	$333,073	$305,950	$269,759	$247,859
Tax equivalent adjustment (1)	5,147	5,259	4,215	4,017	3,224
Interest income tax – equivalent (1)	545,529	338,332	310,165	273,776	251,083
Interest expense	91,147	49,528	33,279	23,257	19,234
Net interest income tax – equivalent (1)	$454,382	$288,804	$276,886	$250,519	$231,849
Interest income	$540,382	$333,073	$305,950	$269,759	$247,859
Interest expense	91,147	49,528	33,279	23,257	19,234
Net interest income	449,235	283,545	272,671	246,502	228,625
Provision for loan and lease losses	14,586	3,582	10,140	9,641	1,528
Noninterest income	103,382	76,142	69,601	75,202	63,965
Noninterest expenses	323,810	239,942	201,401	201,130	196,034
Income before income taxes	214,221	116,163	130,731	110,933	95,028
Income tax expense	41,626	19,376	42,205	35,870	30,028
Net income	$172,595	$96,787	$88,526	$75,063	$65,000

Per share data
Earnings per common share
Basic	$1.95	$1.57	$1.45	$1.23	$1.11
Diluted	$1.93	$1.56	$1.43	$1.21	$1.09
Cash dividends declared per common share	$0.78	$0.68	$0.64	$0.64	$0.61
Average common shares outstanding–basic (in thousands)	88,582	61,529	61,206	61,063	58,663
Average common shares outstanding–diluted (in thousands)	89,614	62,172	61,985	61,848	59,393

Selected year-end balances
Total assets	$13,986,660	$8,896,923	$8,437,967	$8,147,411	$7,217,821
Earning assets	12,190,567	8,117,115	7,719,285	7,431,707	6,594,626
Investment securities (2)	3,324,243	2,056,556	1,854,201	1,970,626	1,761,090
Total loans and leases	8,824,214	6,013,183	5,757,482	5,388,760	4,777,235
Interest-bearing demand deposits	2,307,071	1,453,463	1,513,771	1,414,291	1,225,378
Savings deposits	3,167,325	2,462,420	2,142,189	1,945,805	1,889,473
Time deposits	2,173,564	1,317,105	1,321,843	1,406,124	1,255,364
Noninterest-bearing demand deposits	2,492,434	1,662,058	1,547,985	1,413,404	1,285,527
Total deposits	10,140,394	6,895,046	6,525,788	6,179,624	5,655,742
Short-term borrowings	1,040,691	814,565	807,912	938,425	661,392
Long-term debt	570,739	119,654	119,589	119,540	48,241
Shareholders’ equity	2,078,249	930,664	865,224	809,376	784,077

Select Financial Ratios
Average loans to average deposits (3)	87.49%	88.12%	89.33%	84.00%	83.20%
Net charge-offs to average loans and leases	0.15%	0.13%	0.10%	0.18%	0.27%
Average shareholders’ equity to average total assets	13.89%	10.42%	10.24%	10.73%	10.75%
Return on average assets	1.37%	1.12%	1.07%	1.00%	0.96%
Return on average equity	9.85%	10.78%	10.48%	9.33%	8.94%
Net interest margin	4.05%	3.59%	3.62%	3.60%	3.71%
Net interest margin (tax equivalent basis) (1)	4.10%	3.66%	3.68%	3.66%	3.76%
Dividend payout	40.00%	43.31%	44.14%	52.03%	54.95%
(1) Tax equivalent basis was calculated using a 21.00% tax rate for 2018 and a 35.00% tax rate for 2017, 2016, 2015 and 2014.
(2) Includes investment securities held-to-maturity, investment securities available-for-sale and other investments.
(3) Includes loans held for sale.

6 First Financial Bancorp 2018 Annual Report

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

EXECUTIVE SUMMARY

First Financial is a $14.0 billion financial holding company headquartered in Cincinnati, Ohio and operates through its subsidiaries, primarily in Ohio, Indiana, Kentucky and Illinois.  These subsidiaries include a commercial bank, First Financial Bank, with 159 banking centers and 196 ATMs. First Financial provides traditional banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. Commercial Finance provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and commission-based financing, primarily to insurance agents and brokers, throughout the United States. Wealth Management had $2.6 billion in assets under management as of December 31, 2018 and provides the following services: wealth planning, portfolio management, trust and estate, brokerage and retirement planning.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY

First Financial aims to develop a competitive advantage by utilizing a local market focus to provide superior service and build long-term relationships with clients while helping them achieve greater financial success. First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana, Kentucky and Illinois through its full-service banking centers, and provides financing to franchise owners and clients within the financial services industry throughout the United States. First Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability.  First Financial intends to focus plans for future growth and capital investments within its current metropolitan markets and will continue to evaluate other growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint. First Financial's investment in non-metropolitan markets has historically provided stable, low-cost funding sources. Additionally, First Financial will continue to evaluate potential strategic acquisitions that provide product line extensions or industry verticals that compliment our existing business.

BUSINESS COMBINATIONS

In April 2018, First Financial completed its acquisition of MainSource Financial Group, Inc. and its banking subsidiary,
MainSource Bank. The merger positioned the combined company to better serve the complementary geographies of Ohio,
Indiana, Kentucky and Illinois by creating a higher performing bank with greater scale and capabilities. Under the terms of the merger agreement, shareholders of MainSource received 1.3875 common shares of First Financial common stock for each share of MainSource common stock. Including outstanding options and warrants on MainSource common stock, total purchase consideration was $1.1 billion. In the merger, First Financial acquired total assets of $4.4 billion, loans of $2.8 billion and deposits of $3.3 billion, resulting in goodwill of $676.2 million.

The MainSource transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available. As a result, the fair value adjustments are preliminary and may change as information becomes available, but no later than the second quarter of 2019.

See Note 22 – Business Combinations in the Notes to Consolidated Financial Statements, for further discussion of the merger with MSFG.

First Financial Bancorp 2018 Annual Report 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2018 was $172.6 million, resulting in earnings per diluted common share of $1.93. This compares to net income of $96.8 million and earnings per diluted common share of $1.56 in 2017. First Financial’s return on average shareholders’ equity for 2018 was 9.85%, compared to 10.78% for 2017, and First Financial’s return on average assets was 1.37% and 1.12% for 2018 and 2017, respectively.

Net interest income in 2018 increased $165.7 million, or 58.4%, from 2017, to $449.2 million, primarily driven by higher post-merger earning asset balances as well as higher yields earned on the investment and loan portfolios from rising interest rates. The net interest margin on a fully tax equivalent basis was 4.10% for 2018 compared to 3.66% in 2017.

Noninterest income increased $27.2 million, or 35.8%, during the year, from $76.1 million in 2017 to $103.4 million in 2018. The increase in 2018 was driven by higher deposit service charges, bankcard income and other noninterest income.

Noninterest expense increased $83.9 million, or 35.0%, from $239.9 million in 2017 to $323.8 million in 2018. This increase included $37.8 million of merger related expenses.

Income tax expense increased $22.3 million, or 114.8%, from $19.4 million in 2017 to $41.6 million in 2018, with the effective tax rate increasing from 16.7% in 2017 to 19.4% in 2018. The higher effective tax rate in 2018 was primarily related to the recognition of a significant historic tax credit investment in the prior year, which was partially offset by the impact of tax reform.

Total loans increased $2.8 billion, or 46.7%, from $6.0 billion at December 31, 2017 to $8.8 billion at December 31, 2018, primarily as a result of the merger. Total deposits increased $3.2 billion, or 47.1%, from $6.9 billion at December 31, 2017 to $10.1 billion as of December 31, 2018.

The ALLL was $56.5 million, or 0.64% of total loans at December 31, 2018, compared to $54.0 million, or 0.90% of total loans at December 31, 2017. The decline in the ALLL as a percentage of loans reflects the impact of accounting for acquired loans, which are recorded at fair value at acquisition and as such have no related allowance. First Financial's credit quality performance remained strong in 2018, reflecting disciplined underwriting and credit monitoring procedures, as well as stable economic conditions in the Company's markets.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2018 vs. 2017. First Financial’s net income increased $75.8 million, or 78.3%, to $172.6 million in 2018, compared to net income of $96.8 million in 2017. The increase was primarily related to a $165.7 million, or 58.4%, increase in net interest income, combined with a $27.2 million, or 35.8%, increase in noninterest income. These increases were partially offset by an $83.9 million, or 35.0%, increase in noninterest expenses and a $22.3 million, or 114.8%, increase in income tax expense during 2018.

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

8 First Financial Bancorp 2018 Annual Report

NET INTEREST INCOME

First Financial’s net interest income for the years 2014 through 2018 is shown in Table 1 – Financial Summary. First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans to customers as well as marketable investment securities.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 35.00% marginal tax rate for years 2014 through 2017 and a 21.00% marginal tax rate for 2018. Net interest income is presented on a tax equivalent basis to consistently reflect income from tax-exempt assets, such as municipal loans and investments, in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 4.10%, 3.66% and 3.68% for 2018, 2017 and 2016, respectively.

Table 2 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates as well as changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the average loan balances used to determine the yields in Table 2 – Volume/Rate Analysis - Tax Equivalent Basis, which should be read in conjunction with the Statistical Information table.

Loan fees included in the interest income computation for 2018, 2017 and 2016 were $9.1 million, $7.4 million, and $9.9 million, respectively. Loan fees increased in 2018 as a result of higher loan balances subsequent to the merger.

2018 vs. 2017. Net interest income increased $165.7 million, or 58.4%, from $283.5 million in 2017 to $449.2 million in 2018, primarily due to an increase in average earning assets and higher yields earned during 2018. Average earning assets increased from $7.9 billion in 2017 to $11.1 billion in 2018, while the yield on earning assets increased from 4.22% in 2017 to 4.88% in 2018.

Interest income was $540.4 million in 2018, a $207.3 million, or 62.2%, increase from 2017. The increase was primarily attributable to interest income from loans, which increased $167.1 million, or 59.6%, from $280.1 million in 2017 to $447.2 million in 2018 as well as a $36.0 million, or 63.8%, increase in interest income earned on investment securities during the period. The increase in interest income on loans resulted from a merger driven increase in average loan balances, including loans held for sale, of $2.3 billion, or 39.4%, and the impact from purchase accounting accretion, in addition to higher loan yields resulting from rising interest rates. Similar to interest on loans, the increase in interest income on investment securities was driven by a $895.8 million, or 44.8%, merger related increase in average investment balances as well as higher yields earned during the period from rising interest rates.

Interest expense was $91.1 million in 2018, which was a $41.6 million, or 84.0%, increase from 2017. Interest expense increased as the average balance of interest-bearing deposits increased $2.0 billion, or 39.4%, primarily due to the merger. Additionally, rising interest rates during the twelve month period contributed to the cost of funds related to these deposits increasing to 80 bps for 2018 from 69 bps in 2017. Interest expense was also impacted in 2018 by an increase in short-term borrowing rates from 99 bps in 2017 to 1.90% in 2018 as a result of rising interest rates.

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

First Financial Bancorp 2018 Annual Report 9

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Interest expense was $49.5 million in 2017, which was a $16.2 million, or 48.8%, increase from 2016. Interest expense increased as the average balance of interest-bearing deposits increased $249.6 million, or 5.2%, due to the Company's strong deposit generation efforts during the period. Additionally, rising interest rates and a higher mix of variable rate deposit balances during 2017 contributed to the cost of funds related to these deposits increasing to 69 bps for 2017 from 47 bps in 2016. In an effort to contain rising funding costs, First Financial converted approximately $1.5 billion of previously indexed deposits to managed rate products during the third quarter of 2017, while also lowering the rates paid on these products by a weighted average of 35 bps. Interest expense was also impacted in 2017 by an increase in short-term borrowing rates from 51 bps in 2016 to 99 bps in 2017 as a result of rising interest rates.

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2018 change from 2017 due to			2017 change from 2016 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$126,901	$39,681	$166,582	$10,487	$7,220	$17,707
Indemnification asset	0	3,871	3,871	2,150	(1,512)	638
Investment securities (3)
Taxable	21,278	7,230	28,508	2,783	4,682	7,465
Tax-exempt	9,004	(1,112)	7,892	1,906	222	2,128
Total investment securities interest (3)	30,282	6,118	36,400	4,689	4,904	9,593
Interest-bearing deposits with other banks	25	319	344	101	128	229
Total	157,208	49,989	207,197	17,427	10,740	28,167

Interest expense
Interest-bearing demand deposits	2,641	1,563	4,204	72	2,051	2,123
Savings deposits	3,488	(1,379)	2,109	2,578	7,804	10,382
Time deposits	11,766	3,701	15,467	(2,091)	2,155	64
Short-term borrowings	2,228	7,612	9,840	(494)	4,181	3,687
Long-term debt	11,703	(1,704)	9,999	60	(67)	(7)
Total	31,826	9,793	41,619	125	16,124	16,249
Net interest income	$125,382	$40,196	$165,578	$17,302	$(5,384)	$11,918

(1) Tax equivalent basis was calculated using a 21.00% tax rate for 2018 and a 35.00% tax rate for 2017 and 2016.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes HTM securities, AFS securities and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2018, 2017 and 2016 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2018 vs. 2017. Noninterest income increased $27.2 million, or 35.8%, from $76.1 million in 2017 to $103.4 million in 2018. The increase was primarily related to a $15.3 million, or 77.5%, increase in service charges on deposits, a $6.9 million, or 52.2% increase in bankcard income, a $3.6 million, or 22.8%, increase in other noninterest income, a $1.3 million, or 19.7%, increase in client derivative fees, and a $1.0 million, or 7.2%, increase in trust and wealth management fees. These increases were partially offset by $1.8 million, or 109.8%, decrease in gains on sale of investment securities.

The increases in service charges on deposits, bankcard income, other noninterest income, derivative fees and wealth management fees were primarily driven by increased scale created by the merger.

2017 vs. 2016. Noninterest income increased $6.5 million, or 9.4%, from $69.6 million in 2016 to $76.1 million in 2017. The increase was primarily related to a $2.0 million, or 14.8%, increase in other noninterest income, a $1.8 million, or 40.4%
increase in client derivative fees, a $1.4 million, or 604.7%, increase in net gains on sales of investment securities and a $1.2

10 First Financial Bancorp 2018 Annual Report

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

Higher client derivative fees in 2017 reflected strong loan demand and net gains on sales of investment securities increased in
2017 as proceeds from the sale of $190.0 million of AFS securities resulted in gains of $1.8 million and losses of
$0.2 million during the year. Bankcard income increased as a result of deeper client penetration and increased customer activity during 2017.

Partially offsetting the increase in noninterest income was a decrease in net gains on sales of loans from $6.8 million in 2016 to
$5.2 million in 2017 primarily due to lower sales volume during the period.

Table 3 • Noninterest Income and Noninterest Expenses
	2018		2017		2016
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$35,108	77.5%	$19,775	4.4%	$18,933	(0.4)%
Trust and wealth management fees	15,082	7.2%	14,073	6.6%	13,200	0.5%
Bankcard income	20,245	52.2%	13,298	9.6%	12,132	4.8%
Client derivative fees	7,682	19.7%	6,418	40.4%	4,570	4.1%
Net gains from sales of loans	6,071	17.5%	5,169	(24.0)%	6,804	5.1%
Other	19,355	22.8%	15,760	14.8%	13,728	(28.2)%
Subtotal	103,543	39.0%	74,493	7.4%	69,367	(5.9)%
Gains on sales of investment securities	(161)	N/M	1,649	N/M	234	(84.5)%
Total	$103,382	35.8%	$76,142	9.4%	$69,601	(7.4)%

Noninterest expenses
Salaries and employee benefits	$188,990	37.7%	$137,240	6.8%	$128,549	15.0%
Net occupancy	24,215	39.2%	17,397	(5.1)%	18,329	0.5%
Furniture and equipment	14,908	76.6%	8,443	(2.5)%	8,663	(0.7)%
Data processing	28,077	100.2%	14,022	22.9%	11,406	5.0%
Marketing	7,598	137.4%	3,201	(19.3)%	3,965	6.5%
Communication	3,167	74.1%	1,819	(3.7)%	1,889	(12.6)%
Professional services	12,272	(18.3)%	15,023	138.3%	6,303	(34.5)%
State intangible tax	4,152	56.4%	2,655	30.5%	2,034	(12.7)%
FDIC assessments	3,969	0.6%	3,944	(8.1)%	4,293	(3.4)%
Loss (gain)-other real estate owned	373	(41.9)%	642	(153.0)%	(1,212)	(165.1)%
Other	36,089	1.5%	35,556	106.9%	17,182	(37.2)%
Total	$323,810	35.0%	$239,942	19.1%	$201,401	0.1%

First Financial Bancorp 2018 Annual Report 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations

NONINTEREST EXPENSES

2018 vs. 2017. Noninterest expenses increased $83.9 million, or 35.0%, in 2018 compared to 2017, primarily due to a $51.8 million, or 37.7%, increase in salaries and employee benefits, a $14.1 million, or 100.2%, increase in data processing expenses, a $6.8 million, or 39.2%, increase in net occupancy expenses, a $6.5 million, or 76.6%, increase in furniture and equipment expenses, and a $4.4 million, or 137.4%, increase in marketing expenses during the period. These increases were partially offset by a $0.5 million, or 1.5%, increase in other noninterest expenses and a $2.8 million, or 18.3%, decrease in professional services.

Higher salaries and employee benefits in 2018 were attributed to merger related increases in staffing levels, higher severance and retention costs, higher performance-based compensation, increased health care costs and annual compensation adjustments. The increases in data processing, net occupancy, furniture and equipment and marketing expenses were largely attributable to merger related expenses combined with the larger scale of the Company post-merger. Lower other noninterest expenses and professional services in 2018 were mainly due to elevated costs in 2017 as detailed in the section that follows.

2017 vs. 2016. Noninterest expenses increased $38.5 million, or 19.1%, in 2017 compared to 2016, primarily due to an $18.4 million, or 106.9%, increase in other noninterest expenses, an $8.7 million, or 6.8%, increase in salaries and employee benefits, an $8.7 million, or 138.3%, increase in professional services and a $2.6 million, or 22.9%, increase in data processing expenses during the period. These increases were partially offset by a $0.9 million, or 5.1%, decrease in net occupancy expenses and an
$0.8 million, or 19.3%, decrease in marketing expenses.

Higher other noninterest expenses during 2017 were primarily driven by an $11.3 million historic tax credit investment writedown, a $5.1 million impairment charge resulting from the preliminary agreement to early terminate the Company's FDIC loss sharing agreements and a $3.0 million charitable contribution to the First Financial Foundation, partially offset by a $1.2 million decrease in regulatory fees. Higher salaries and employee benefits were primarily attributable to $3.4 million of severance costs related to efficiency efforts during 2017 as well as higher performance-based compensation and health care costs, in addition to annual compensation adjustments. Elevated professional service costs were primarily the result of merger-related expenses, while data processing expenses resulted from investments in enterprise data management and system upgrades, in addition to other software license expenses.

Lower net occupancy expenses were primarily driven by branch consolidation activities during the year, while marketing expenses declined in 2017 as a result of the Company's cost reduction efforts.

INCOME TAXES

First Financial’s income tax expense in 2018 totaled $41.6 million compared to $19.4 million in 2017 and $42.2 million in 2016, resulting in effective tax rates of 19.4%, 16.7% and 32.3% in 2018, 2017 and 2016, respectively. The higher effective tax rate in 2018 was related to the recognition of a significant historic tax credit investment in 2017, which was partially offset by the impact of tax reform. The historic tax credit investment reduced income tax expense by $12.5 million in 2017, and resulted in a $1.1 million increase to net income for the year when netted against the investment write-down included in noninterest expense.

For further information on income taxes, see Note 14 – Income Taxes in the Notes to Consolidated Financial Statements.

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily located in the Ohio, Indiana, Kentucky and Illinois markets; however, the commercial finance line of business serves a national client base.

First Financial’s loan portfolio consists of commercial loan types, including C&I, lease financing (equipment leasing), construction real estate, and commercial real estate, as well as consumer loan types, such as residential real estate, home equity, installment and credit card loans. First Financial's lending portfolios are managed to avoid the creation of inappropriate industry, geographic, franchise concept or borrower concentration risk.

Commercial and Industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects.  C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of

12 First Financial Bancorp 2018 Annual Report

the business owners.  C&I loans also include ABL, equipment and leasehold improvement financing for select concepts and franchisees in the quick service and casual dining restaurant sector in addition tocommission-based loans to insurance agents and brokers.  ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment.  In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets.  Within the insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business.

First Financial maintains vigorous underwriting processes to assess prospective C&I borrowers' credit worthiness prior to origination, and actively monitors C&I relationships subsequent to funding in order to ensure adequate oversight of the portfolio.

Economic trends, including GDP growth, wage gains and unemployment rates showed further improvement during 2018, however the pace of loan growth remains gradual and business spending levels have not materially increased. First Financial remains optimistic that economic improvements realized in 2017 and 2018, as well as the tax reform legislation passed at the end of 2017, will stimulate business growth and economic investment among current and prospective customers, resulting in additional lending opportunities for the Bank.

Lease Financing – Lease financing consists of lease transactions for the purchase of both new and used business equipment for commercial clients. Lease products may include tax leases, finance leases, lease lines of credit and interim funding. The credit underwriting for lease transactions includes detailed analysis of the lessee's industry and business model, nature of the equipment, equipment resale values, historical and projected cash flow analysis, secondary sources of repayment and guarantor in addition to other considerations.

Construction Real Estate – Real estate construction loans are term loans to individuals, companies or developers used for the construction or development of a commercial or residential property for which repayment will be generated by the sale or permanent financing of the property. Generally, these loans are for construction projects that have been pre-sold, pre-leased or have secured permanent financing, as well as loans to real estate companies with significant equity invested in the project. An independent credit team underwrites construction real estate loans, which are managed by experienced lending officers and monitored through the construction phase by a centralized funding desk that manages loan disbursements.

First Financial has pursued select real estate construction lending opportunities while actively monitoring industry and portfolio-specific credit trends and sector concentrations.

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

First Financial Bancorp 2018 Annual Report 13

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

Credit Management. Subject to First Financial’s credit policy and guidelines, credit underwriting and approval occur within the market and/or the centralized line of business originating the loan. First Financial has delegated a lending limit sufficient to address the majority of client requests in a timely manner to each market president and line of business manager. Loan requests for amounts greater than those limits require the approval of a designated credit officer or senior credit committee and may require additional approvals from the chief credit officer, the chief executive officer and the board of directors. This allows First Financial to manage the initial credit risk exposure through a standardized, strategic and disciplined approval process, but with an increasingly higher level of authority. Plans to purchase or sell a participation in a loan, or a group of loans, requires the approval of certain senior lending and administrative officers, and in some cases could include the board of directors.

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an ongoing basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which is the basis for determining an appropriate ALLL. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 – Loans and Leases in the Notes to the Consolidated Financial Statements.

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

Classified loans are managed by the Special Assets department. Special Assets is a commercial credit group whose primary focus is to handle the day-to-day management of commercial workouts, recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides objective oversight and assessment of commercial credit quality and processes using an independent credit risk review approach.

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

14 First Financial Bancorp 2018 Annual Report

continuously monitored. The Credit Risk Management group performs product-level performance reviews and assesses credit quality and compliance with underwriting and loan administration guidelines across the consumer loan portfolio.

LOANS AND LEASES

2018 vs. 2017. First Financial experienced significant loan growth in 2018 which was primarily attributed to the merger. Loans, excluding loans held for sale, totaled $8.8 billion at December 31, 2018, increasing $2.8 billion, or 46.7%, compared to December 31, 2017. C&I loans increased $601.9 million, or 31.5%, construction real estate loans increased $81.2 million, or 17.4%, commercial real estate loans increased $1.3 billion, or 50.8%, residential real estate increased $484.3 million, or 102.7%, home equity increased $323.7 million, or 65.6%, and installment increased $51.6 million, or 124.1%, during 2018. Average loan balances, including loans held for sale, increased $2.3 billion, or 39.4%, from $5.8 billion at December 31, 2017 to $8.2 billion at December 31, 2018.

At December 31, 2018, CRE loans represented 42.5% of total loans, C&I loans accounted for 28.5% of loans while construction real estate and lease financing balances represented 6.2% and 1.1% of the portfolio, respectively. Residential real estate loans represented 10.8% of loan balances while home equity, installment and credit card loans represented 9.3%, 1.1% and 0.5%, respectively. Portfolio concentrations were largely in line with 2017, with modest changes driven primarily by the MSFG merger.

Table 4 • Loan and Lease Portfolio
	December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Commercial and industrial	$2,514,661	$1,912,743	$1,781,948	$1,663,102	$1,315,114
Lease financing	93,415	89,347	93,108	93,986	77,567
Real estate – construction	548,935	467,730	399,434	311,712	197,571
Real estate – commercial	3,754,681	2,490,091	2,427,577	2,258,297	2,140,667
Real estate – residential	955,646	471,391	500,980	512,311	501,894
Home equity	817,282	493,604	460,388	466,629	458,627
Installment	93,212	41,586	50,639	41,506	47,320
Credit card	46,382	46,691	43,408	41,217	38,475
Total loans and leases	$8,824,214	$6,013,183	$5,757,482	$5,388,760	$4,777,235

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and construction real estate loans outstanding at December 31, 2018 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ALLL, see the Credit Risk section included in Management’s Discussion and Analysis.

First Financial Bancorp 2018 Annual Report 15

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 5 • Loan Maturity/Rate Sensitivity
	December 31, 2018
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial and industrial	$659,253	$1,151,884	$703,524	$2,514,661
Construction real estate	326,303	160,341	62,291	548,935
Total	$985,556	$1,312,225	$765,815	$3,063,596

		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Fixed rate	$124,671	$310,447	$74,414	$509,532
Variable rate	860,885	1,001,778	691,401	2,554,064
Total	$985,556	$1,312,225	$765,815	$3,063,596

OFF-BALANCE SHEET ARRANGEMENTS

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  First Financial had commitments outstanding to extend credit, totaling $3.0 billion and $2.1 billion at December 31, 2018 and 2017, respectively. As of December 31, 2018, loan commitments with a fixed interest rate totaled $174.0 million while commitments with variable interest rates totaled $2.9 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2018 and 2017. The fixed rate loan commitments have maturities ranging from 1 to 30 years for December 31, 2018 and 1 and 29 years for December 31, 2017.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial has issued letters of credit aggregating $32.7 million and $25.3 million at December 31, 2018, and 2017, respectively. Management conducts regular reviews of these instruments on an individual client basis.

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

See Table 6 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

16 First Financial Bancorp 2018 Annual Report

2018 vs. 2017. Total nonperforming assets increased $43.8 million, or 98.6%, to $88.2 million at December 31, 2018 from $44.4 million at December 31, 2017. Nonaccrual loans increased $46.6 million, which was partially offset by a $1.4 million decline in accruing TDRs and a $1.4 million decline in OREO.

The increase in nonaccrual loans in 2018 was primarily attributable to the downgrade of two large relationships, one franchise and one agricultural, which contributed $25.3 million to the increase, and $14.7 million of nonaccrual loans acquired in the MSFG merger. The decline in accruing TDR's during 2018 was the result of resolution efforts during the period, while lower OREO balances resulted mostly from the resolution and sale of $3.8 million of commercial and residential real estate properties in addition to $0.8 million of valuation adjustments, which were partially offset by $3.2 million of additions during the year.

First Financial's nonperforming assets as a percentage of total loans plus OREO increased to 1.00% at December 31, 2018 from 0.74% at December 31, 2017 as a result of increased nonperforming loan balances during the period. Additionally, classified asset balances increased $44.4 million, or 50.8%, to $131.7 million at December 31, 2018 from $87.3 million at December 31, 2017.

The increase in nonperforming and classified assets during 2018 is attributed to the merger as well as the previously mentioned deterioration of two large relationships. The U.S. economy has maintained consistent growth levels in recent periods and First Financial's geographic markets have remained economically stable. Management is optimistic that the Company's credit quality trends will remain strong in future periods given the sustained improvement in employment rates and real estate markets, as well as stable levels of business and consumer confidence.

Table 6 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Nonaccrual loans (1)	$70,700	$24,082	$17,730	$27,997	$48,469
Accruing troubled debt restructurings (2)	16,109	17,545	30,240	28,876	15,928
Other real estate owned (OREO)	1,401	2,781	6,284	13,254	22,674
Total nonperforming assets	$88,210	$44,408	$54,254	$70,127	$87,071

Nonperforming assets as a percent of total loans plus OREO	1.00%	0.74%	0.94%	1.30%	1.81%

Accruing loans past due 90 days or more	$63	$61	$142	$108	$216

Classified assets	$131,668	$87,293	$125,155	$132,431	$154,804

(1) Nonaccrual loans include nonaccrual TDRs of $22.4 million, $6.4 million, $5.1 million, $9.3 million, and $12.3 million as of December 31, 2018, 2017, 2016, 2015 and 2014, respectively.
(2) Accruing troubled debt restructurings include TDRs past due 90 days or more and still accruing of $2.7 million as of December 31, 2016. There were no TDRs 90 days past due and still accruing as of December 31, 2018, 2017, 2015 and 2014, respectively.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBSs. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such as the GNMA, the FHLMC and the FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 58.0% and 60.4% of First Financial's investment securities portfolio as of December 31, 2018 and 2017, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees, and whose realization is dependent on future principal and interest repayments, thus carrying greater credit risk. First Financial performs a detailed pre-purchase collateral and structural analysis on these securities and limits investments to asset classes in which the

First Financial Bancorp 2018 Annual Report 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company has expertise and experience. The Company further limits these investments to securities with senior positions in the capital structure to provide additional credit protection. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 42.0% and 39.6% of First Financial's investment securities portfolio as of December 31, 2018 and 2017, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB and FHLB stock.

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2018 and 2017.

2018 vs. 2017. First Financial’s investment portfolio at December 31, 2018 totaled $3.3 billion, and represented 23.8% of total assets at December 31, 2018. The $1.3 billion, or 61.6%, increase in the investment portfolio during 2018 was primarily related to the merger with MSFG.

First Financial classified $2.8 billion, or 83.6%, and $1.3 billion, or 65.6%, of investment securities as AFS at December 31, 2018 and 2017, respectively. First Financial classified $429.3 million, or 12.9%, and $654.0 million, or 31.8%, of investment securities as HTM at December 31, 2018 and 2017, respectively. Also in conjunction with the merger, First Financial reclassified $372.1 million of investments HTM as AFS to align with post-merger investment strategies.

First Financial recorded an $11.6 million unrealized after-tax loss on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2018, which increased $11.4 million from a $0.2 million unrealized after-tax loss at December 31, 2017.

Security debentures issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank represented 1.0% and 1.4% of the investment portfolio at December 31, 2018 and 2017, respectively.

Investments in MBSs, including CMOs, represented 18.2% and 22.5% of First Financial's portfolio at December 31, 2018 and 2017, respectively. MBSs are participations in pools of residential real estate loans, the principal and interest payments of which are passed through to the security investors. MBSs are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions increased to $501.9 million as of December 31, 2018 from $207.9 million as of December 31, 2017 and comprised 15.6% and 10.4% of the investment portfolio at December 31, 2018 and 2017, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $509.2 million, or 15.9% of the investment portfolio at December 31, 2018 and $379.0 million, or 18.9% of the investment portfolio at December 31, 2017. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, decreased to $73.2 million, or 2.3% of the investment portfolio, at December 31, 2018 from $85.1 million and 4.2% at December 31, 2017.

The overall duration of the investment portfolio increased to 3.3 years as of December 31, 2018 from 2.9 years as of December 31, 2017. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

18 First Financial Bancorp 2018 Annual Report

Table 7 • Investment Securities as of December 31
	2018		2017
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$97	0.0%	$97	0.0%
Securities of U.S. government agencies and corporations	31,919	1.0%	27,083	1.4%
Mortgage-backed securities-residential	584,164	18.2%	451,136	22.5%
Mortgage-backed securities-commercial	568,815	17.7%	404,130	20.2%
Collateralized mortgage obligations	939,287	29.3%	448,937	22.4%
Obligations of state and other political subdivisions	501,868	15.6%	207,930	10.4%
Asset-backed securities	509,231	15.9%	378,977	18.9%
Other securities	73,202	2.3%	85,126	4.2%
Total	$3,208,583	100.0%	$2,003,416	100.0%

The estimated maturities and weighted-average yields of HTM and AFS investment securities are shown in Table 8 – Investment Securities as of December 31, 2018. Tax-equivalent adjustments, using a 21.00% rate for 2018 and 35.00% rate for 2017, were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $37.7 million and $34.0 million at December 31, 2018 and 2017, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, as well as balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 – Investment Securities in the Notes to Consolidated Financial Statements for additional information on the Company's investment portfolio and Note 21 – Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

First Financial Bancorp 2018 Annual Report 19

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 8 • Investment Securities as of December 31, 2018
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	6,423	1.94%	19,142	2.36%	0	0.00%
Mortgage-backed securities-commercial	0	0.00%	119,329	2.60%	28,451	3.05%	0	0.00%
Collateralized mortgage obligations	0	0.00%	12,540	1.72%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	775	3.48%	18,565	2.97%	204,144	3.12%	19,959	3.03%
Total	$775	3.48%	$156,857	2.55%	$251,737	3.05%	$19,959	3.03%

Available-for-Sale
U.S. treasuries	$0	0.00%	$97	1.97%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	22,224	1.09%	9,695	2.90%	0	0.00%
Mortgage-backed securities-residential	198	4.98%	162,252	3.06%	348,235	3.09%	47,914	3.02%
Mortgage-backed securities-commercial	53,855	3.80%	248,989	3.76%	80,031	3.05%	38,160	2.95%
Collateralized mortgage obligations	889	2.86%	500,488	3.12%	387,597	3.23%	37,773	3.02%
Obligations of state and other political subdivisions	38,277	3.08%	119,725	2.93%	72,634	3.45%	27,789	3.64%
Asset-backed securities	38,700	3.77%	314,460	3.91%	146,101	3.82%	9,970	3.91%
Other securities	499	0.14%	45,599	5.58%	27,104	4.93%	0	0.00%
Total	$132,418	3.56%	$1,413,834	3.43%	$1,071,397	3.31%	$161,606	3.16%

(1) Tax equivalent basis was calculated using a 21.00% tax rate and yields were based on amortized cost.
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

20 First Financial Bancorp 2018 Annual Report

See Note 11 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2018 vs. 2017. First Financial's total deposits increased $3.2 billion, or 47.1%, from $6.9 billion at December 31, 2017 to $10.1 billion as of December 31, 2018. Noninterest bearing deposits increased $830.4 million, or 50.0%, savings deposits increased $704.9 million, or 28.6%, interest-bearing checking deposits increased $853.6 million, or 58.7%, and time deposits increased $856.5 million, or 65.0%, during the period. Total non-time deposit balances were $8.0 billion as of December 31, 2018, increasing $2.4 billion, or 42.8%, compared to December 31, 2017.

Total average deposits for 2018 increased $2.7 billion, or 40.4%, from 2017 primarily due to an increase in average time deposits of $748.7 million, or 62.9%, an increase in average noninterest bearing deposits of $677.0 million, or 43.9%, an increase in average interest-bearing demand deposits of $678.3 million, or 45.5%, and an increase in average savings deposits $577.9 million, or 24.0%. The year-over-year growth in average deposits was primarily attributable to the merger.

Table 9 – Maturities of Time Deposits Greater Than or Equal to $100,000 details the contractual maturity of these deposits. Time Deposits Greater Than or Equal to $100,000 represent 13.7% of total deposits outstanding at December 31, 2018.

Table 9 • Maturities of Time Deposits Greater than or Equal to $100,000
	December 31, 2018
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$67,746	$4,063	$145,461	$217,270
3 months to 6 months	109,643	6,514	186,487	302,644
6 months to 12 months	184,560	21,737	253,106	459,403
over 12 months	231,879	51,212	130,685	413,776
Total	$593,828	$83,526	$715,739	$1,393,093

BORROWINGS

First Financial's short-term borrowings are utilized to manage normal liquidity needs. These borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FHLB long-term advances, repurchase agreements utilizing investment securities pledged as collateral and a capital loan from a municipality.

2018 vs. 2017. Short-term borrowings increased $226.1 million, or 27.8%, to $1.0 billion at December 31, 2018, from $814.6 million at December 31, 2017.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $857.1 million of short-term borrowings from the FHLB at December 31, 2018 compared to $742.3 million at December 31, 2017. In addition to FHLB borrowings, short term borrowings included repurchase agreements of $84.6 million and $72.3 million at December 31, 2018 and 2017, respectively, and federal funds purchased of $99.0 million as of December 31, 2018.

Total long-term debt was $570.7 million and $119.7 million at December 31, 2018 and 2017, respectively. The long-term debt included FHLB long-term advances of $400.6 million and $0.2 million as of December 31, 2018 and 2017, respectively, as well as an interest-free $0.8 million capital loan outstanding with a municipality at December 31, 2018 and 2017. First Financial's total remaining borrowing capacity from the FHLB was $558.2 million at December 31, 2018. Long-term debt also included subordinated debt of $170.6 million and $120.0 million as of December 31, 2018 and 2017, respectively. The subordinated

First Financial Bancorp 2018 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

debt is treated as Tier 2 capital for regulatory capital purposes. The subordinated debt also included unamortized discount and debt issuance costs of $8.5 million and $1.4 million as of December 31, 2018 and 2017, respectively.

Both short-term and long-term FHLB advances must be collateralized with qualifying assets, which are typically commercial and residential real estate loans, as well as government and agency-backed securities. For ease of borrowing execution First Financial utilizes a blanket collateral agreement with the FHLB and had $5.7 billion of assets pledged as collateral at December 31, 2018.

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

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc, an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, which would negatively impact financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2018 were as follows:

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $5.7 billion of certain eligible residential, commercial and farm real estate loans, home equity lines of credit and government, agency and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2018.

First Financial maintains a short-term credit facility with an unaffiliated bank for $30.0 million that matures in September 2019. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2018 and December 31, 2017, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2018 and December 31, 2017.

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as AFS totaled $2.8 billion and $1.3 billion at December 31, 2018 and 2017, respectively. HTM securities that are maturing within a short period of time are an additional source of liquidity and totaled $0.8 million and $21.8 million at December 31, 2018 and 2017, respectively. Sources of liquidity also include other types of assets such as cash and due from banks, interest-bearing deposits with other banks and loans maturing within one year.

22 First Financial Bancorp 2018 Annual Report

At December 31, 2018, in addition to liquidity on hand of $274.0 million, First Financial had unused and available overnight wholesale funding sources of $3.0 billion, or 21.3% of total assets, to fund loan and deposit activities, in addition to general corporate requirements.

Certain restrictions exist regarding the Bank's ability to transfer funds to the parent company in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to the parent company from its subsidiaries totaled $107.3 million, $54.6 million and $52.7 million for 2018, 2017 and 2016, respectively. As of December 31, 2018, First Financial’s subsidiaries had retained earnings of $637.2 million, of which $181.3 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $86.9 million in cash at the parent company as of December 31, 2018, which approximates the Company’s regular annual shareholder dividend and operating expenses.

Share repurchases, if any, also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $18.2 million for 2018, $6.5 million for 2017 and $9.7 million for 2016. Material commitments for capital expenditures as of December 31, 2018, were $15.9 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 10 • Contractual Obligations as of December 31, 2018
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$147,176	$150,578	$52,775	$73,244	$423,773
Subordinated debt	8,851	20,213	19,310	199,188	247,562
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	9,568	17,463	9,285	15,496	51,812
Pension obligations	4,396	10,509	9,656	29,948	54,509
Time deposits	1,407,996	634,758	130,282	528	2,173,564
Total	$1,577,987	$833,521	$221,308	$319,179	$2,951,995

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

The Board of Governors of the Federal Reserve System approved Basel III in order to strengthen the regulatory capital framework for all banking organizations, subject to a phase-in period for certain provisions.  Basel III established and defined quantitative measures to ensure capital adequacy. These measures require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

Basel III includes a minimum ratio of common equity tier 1 capital to risk-weighted assets of 6.375% at December 31, 2018, which includes a capital conservation buffer that began on January 1, 2016 at 0.625% and is phased in over a four-year period, increasing by the same amount each subsequent January 1, until fully phased-in at 2.5% of risk-weighted assets on January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased to 7.875% at December 31, 2018 and all banks are subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide

First Financial Bancorp 2018 Annual Report 23

Management’s Discussion and Analysis of Financial Condition and Results of Operations

strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's tier 1 capital increased from 10.63% at December 31, 2017 to 12.28%, at December 31, 2018, while the total capital ratio increased from 13.07% to 14.10% during the same period. The increase in the Company's tier 1 and total capital ratios was primarily due to an increase in capital from higher earnings, partially offset by an increase in risk-weighted assets as a result of the MSFG merger. The leverage ratio increased to 9.71% at December 31, 2018 compared to 8.84% as of December 31, 2017 and the Company’s tangible common equity ratio increased from 8.30% at December 31, 2017 to 8.79% at December 31, 2018.

Management believes that, as of December 31, 2018, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2018 and 2017, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2018, see Note 18 – Capital in the Notes to Consolidated Financial Statements.

Table 11 • Capital Adequacy
	December 31,
(Dollars in thousands)	2018	2017
Consolidated capital calculations
Common stock	$1,633,256	$573,109
Retained earnings	600,014	491,847
Accumulated other comprehensive loss	(44,408)	(20,390)
Treasury stock, at cost	(110,613)	(113,902)
Total shareholders' equity	2,078,249	930,664
Common equity tier I capital adjustments
Goodwill and other intangibles	(931,030)	(209,379)
Total tangible equity	$1,147,219	$721,285
Total assets	$13,986,660	$8,896,923
Goodwill and other intangibles	(931,030)	(209,379)
Total tangible assets	$13,055,630	$8,687,544
Common tier 1 capital	$1,215,613	$755,735
Tier 1 capital	1,257,366	755,839
Total capital	1,444,146	929,148
Total risk-weighted assets	10,241,159	7,108,629
Average assets (1)	12,948,944	8,554,938

Regulatory capital
Common tier 1 ratio	11.87%	10.63%
Tier 1 ratio	12.28%	10.63%
Total capital ratio	14.10%	13.07%
Leverage ratio	9.71%	8.84%

Other capital ratios
Total shareholders' equity to ending assets	14.86%	10.46%
Total tangible shareholders' equity to ending tangible assets	8.79%	8.30%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

24 First Financial Bancorp 2018 Annual Report

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 40.0%, 43.3% and 44.1% for the years 2018, 2017 and 2016, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2019, the board of directors authorized an increase to the Company's quarterly dividend from $0.20 to $0.22 per common share, payable on March 15, 2019 to all shareholders of record as of March 1, 2019.

Share Repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this plan during 2016, 2017 or 2018. The Company repurchased 40,255 shares for $0.7 million under the 2012 share repurchase plan during 2015 at an average price of $17.32 per share. At December 31, 2018, 3,509,133 shares remained available for purchase under the 2012 share repurchase plan.

In January 2019, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 shares of the Company's issued and outstanding common stock. Under the plan, the Company can repurchase from time to time, on the open market, in privately-negotiated purchases or otherwise, shares of common stock in such quantities and at such prices, not to exceed 5,000,000 shares. The authority to repurchase will expire in January 2021. Upon the effectiveness of the 2019 repurchase plan, no additional shares will be repurchased under the 2012 repurchase plan.

Shareholders' Equity. Total shareholders’ equity at December 31, 2018 was $2.1 billion, compared to total shareholders’ equity at December 31, 2017 of $0.9 billion. The increase in shareholders' equity is related to the MSFG merger as well as higher earnings.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2018 and 2017, and was based on the composition of plan assets in addition to actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.5% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2018, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$5,644	$(4,507)	N/A	N/A	$(488)	$709
Change in Pension Expense	234	(77)	$1,353	$(1,353)	(170)	292

As a result of the plan’s current funding status and updated actuarial projections for 2018, First Financial recorded expense related to its pension plan of $0.9 million for 2018, while recording income of $0.6 million for 2017 and $1.2 million for 2016 in the Consolidated Statements of Income. Contributions, if necessary, are required to meet ERISA’s minimum funding standards and the estimated quarterly contribution requirements during this period.  First Financial made no cash contributions to fund the pension plan in 2018, 2017 or 2016 and does not expect to make a cash contribution to its pension plan in 2019 given the plan's over-funded status.

See Note 15 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

First Financial Bancorp 2018 Annual Report 25

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

First Financial has identified nine types of risk that it monitors in its ERM framework.  These risks include credit, market, operational, compliance, strategic, reputation, information technology, cyber and legal.

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

26 First Financial Bancorp 2018 Annual Report

Line of business-level objectives focus on why the particular business or business unit risk exists; how the business affects the Company’s strategy, earnings, reputation and other key success factors; and whether the line of business objectives are aligned with enterprise objectives.

Board of Directors and Board Risk & Compliance Committees. First Financial’s board of directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance, and as such, board oversight of the Company’s compliance and risk management activities is a key component to an effective risk management process. Responsibilities of the board of directors include:

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

The board of directors has defined broad risk tolerance levels, or limits, to guide management in the decision-making process, and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The risk and compliance committees, which are standing committee of the board of directors, are responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk assigned specifically to them.

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

First Financial Bancorp 2018 Annual Report 27

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business line leaders and executives are responsible for developing the risk assessment for their individual departments, business lines and subsidiaries.  The chief risk officer, management and the board risk and compliance committees are responsible for ensuring that risk is viewed and analyzed from a global perspective. Furthermore, interrelated risks are considered, assessing how a single risk or event may create multiple risks.

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

See Table 12 – Summary of the ALLL and Selected Statistics for a summary of activity impacting the ALLL and Table 13 – Allocation of the ALLL for detail on its composition.

28 First Financial Bancorp 2018 Annual Report

2018 vs. 2017. The ALLL at December 31, 2018 was $56.5 million, or 0.64% of loans, which was a $2.5 million, or 4.7%, increase from $54.0 million, or 0.90% of loans at December 31, 2017. Provision expense increased $11.0 million, or 307.2%, to $14.6 million in 2018 from $3.6 million in 2017.

Net charge-offs increased $4.5 million, or 60.4%, to $12.1 million for 2018 compared to $7.5 million for 2017, while the ratio of net charge-offs as a percentage of average loans outstanding increased slightly to 0.15% in 2018 from 0.13% in 2017. The increase in net charge-offs during 2018 was primarily attributed to two large agricultural relationships; however net charge-offs remain at historically low levels.

The slight change in the ALLL during 2018 reflected stability in the property values and economic conditions across the footprint. The decline in the ALLL as a percentage of loans reflects the impact of accounting for acquired loans, which are recorded at fair value at acquisition and as such have no related allowance. The ALLL as a percentage of nonperforming loans, including accruing TDRs was 65.1% at December 31, 2018 compared with 129.8% at December 31, 2017.

First Financial Bancorp 2018 Annual Report 29

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For further discussion of First Financial's ALLL, see Note 6 – Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

Table 12 • Summary of the ALLL and Selected Statistics
(Dollars in thousands)	2018	2017	2016	2015	2014
Transactions in the allowance for loan and lease losses:
Balance at January 1	$54,021	$57,961	$53,398	$52,858	$62,730
Provision for loan and lease losses	14,586	3,582	10,140	9,641	1,528
Loans charged-off:
Commercial and industrial	11,533	10,194	2,630	5,408	9,156
Lease financing	0	0	0	0	0
Real estate – construction	0	1	93	85	1,348
Real estate – commercial	4,835	1,038	4,983	10,083	9,478
Real estate – residential	422	435	387	1,531	1,454
Home equity	1,725	913	1,445	1,891	2,774
Installment	435	225	386	509	605
Credit card	1,720	857	1,190	1,049	1,158
Total loans charged-off	20,670	13,663	11,114	20,556	25,973

Recoveries of loans previously charged-off:
Commercial and industrial	2,066	1,650	1,155	3,724	4,769
Lease financing	1	1	1	2	63
Real estate – construction	146	89	285	253	381
Real estate – commercial	4,106	2,719	2,502	5,214	7,617
Real estate – residential	211	215	236	558	531
Home equity	1,309	1,027	720	1,001	511
Installment	575	234	335	463	358
Credit card	191	206	303	240	343
Total recoveries	8,605	6,141	5,537	11,455	14,573
Net charge-offs	12,065	7,522	5,577	9,101	11,400
Balance at December 31	$56,542	$54,021	$57,961	$53,398	$52,858

Net charge-offs to average loans and leases
Commercial and industrial	0.38%	0.47%	0.08%	0.12%	0.37%
Lease financing	0.00%	0.00%	0.00%	0.00%	(0.05)%
Real estate-construction	(0.03)%	(0.02)%	(0.05)%	(0.07)%	0.71%
Real estate-commercial	0.02%	(0.07)%	0.11%	0.23%	0.10%
Real estate-residential	0.03%	0.05%	0.03%	0.19%	0.20%
Home equity	0.06%	(0.02)%	0.16%	0.19%	0.52%
Installment	(0.15)%	(0.02)%	0.11%	0.11%	0.50%
Credit card	3.19%	1.44%	2.10%	2.04%	2.14%
Total net charge-offs	0.15%	0.13%	0.10%	0.18%	0.27%

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	0.64%	0.90%	1.01%	0.99%	1.11%
Nonperforming loans (1)	0.98%	0.69%	0.83%	1.06%	1.35%

Allowance for loan and lease losses to nonperforming loans (1)	65.13%	129.77%	120.83%	93.89%	82.08%
(1) Includes loans classified as nonaccrual and troubled debt restructurings.

30 First Financial Bancorp 2018 Annual Report

Table 13 • Allocation of the ALLL
	December 31,
	2018		2017		2016		2015		2014
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$18,746	28.5%	$17,598	31.8%	$19,225	31.0%	$16,995	30.9%	$13,870	27.5%
Lease financing	1,130	1.1%	675	1.5%	716	1.6%	821	1.7%	435	1.6%
Real estate – construction	3,413	6.2%	3,577	7.8%	3,282	6.9%	1,810	5.8%	1,045	4.2%
Real estate – commercial	21,048	42.5%	20,930	41.4%	26,540	42.2%	23,656	41.9%	27,086	44.8%
Real estate – residential	4,964	10.8%	4,683	7.8%	3,208	8.7%	4,014	9.5%	3,753	10.5%
Installment, home equity & credit card	7,241	10.9%	6,558	9.7%	4,990	9.6%	6,102	10.2%	6,669	11.4%
Total	$56,542	100.0%	$54,021	100.0%	$57,961	100.0%	$53,398	100.0%	$52,858	100.0%

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 61% in its interest rate risk modeling as of December 31, 2018. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

First Financial Bancorp 2018 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2018, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(4.13)%	0.88%	1.23%
NII - Year 2	(5.27)%	1.38%	2.08%
EVE	(2.78)%	0.06%	0.43%

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

First Financial was within internal policy limits set for the above interest rate risk scenarios as of December 31, 2018.  During 2018, the projected results for NII and EVE continue to reflect modest asset sensitivity, but are less asset sensitive than 2017 primarily due to the MSFG merger. First Financial continues to manage its balance sheet with a bias toward neutrality or slight asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The table that follows reflects First Financial’s estimated NII sensitivity profile as of December 31, 2018 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	2.51%	(0.75)%	4.17%	(1.70)%
NII-Year 2	3.00%	(0.23)%	4.99%	(0.82)%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 14 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2018 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical of payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

32 First Financial Bancorp 2018 Annual Report

Table 14 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2019	2020	2021	2022	2023	Thereafter	Total	2018
Rate sensitive assets
Fixed interest rate loans (1)	$400,326	$342,057	$295,071	$253,218	$258,668	$626,583	$2,175,923	$2,102,503
Average interest rate	4.05%	4.34%	4.38%	4.58%	4.84%	4.16%	4.32%
Variable interest rate loans (1)	1,245,843	692,162	568,715	522,641	596,612	2,970,148	6,596,121	6,481,055
Average interest rate	5.26%	5.12%	5.33%	5.29%	5.60%	5.21%	5.26%
Fixed interest rate securities	80,463	200,971	190,788	367,742	473,286	1,284,267	2,597,517	2,592,306
Average interest rate	2.96%	3.40%	3.41%	2.95%	3.06%	3.18%	3.20%
Variable interest rate securities	52,730	125,957	69,681	26,098	116,168	220,432	611,066	611,067
Average interest rate	3.85%	3.93%	3.76%	5.77%	4.08%	3.72%	4.00%
Other earning assets	37,738	0	0	0	0	0	37,738	37,738
Average interest rate	2.50%	0.00%	0.00%	0.00%	0.00%	0.00%	2.50%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$2,492,434	$0	$0	$0	$0	$0	$2,492,434	$2,492,434
Savings and interest-bearing checking (2)	547,440	4,926,956	0	0	0	0	5,474,396	5,474,396
Average interest rate	0.61%	0.61%	0.00%	0.00%	0.00%	0.00%	0.61%
Time deposits	1,395,677	471,312	163,625	110,178	20,112	12,660	2,173,564	2,146,645
Average interest rate	1.79%	2.10%	1.86%	1.78%	1.16%	0.12%	1.85%
Fixed interest rate borrowings	1,114,399	104,100	19,013	49,327	0	199,609	1,486,448	1,474,083
Average interest rate	2.12%	2.21%	1.08%	1.71%	0.00%	4.10%	2.36%
Variable interest rate borrowings	84,591	0	0	0	0	40,391	124,982	124,541
Average interest rate	0.47%	0.00%	0.00%	0.00%	0.00%	5.19%	2.07%

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

First Financial Bancorp 2018 Annual Report 33

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

34 First Financial Bancorp 2018 Annual Report

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

First Financial Bancorp 2018 Annual Report 35

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

▪	our ability to increase market share and control expenses;

▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the FASB and the SEC;

▪	adverse changes in the creditworthiness of our borrowers and lessees, collateral values, the value of investment securities and asset recovery values;

▪	adverse changes in the securities, debt and/or derivatives markets;

▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

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

36 First Financial Bancorp 2018 Annual Report

Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2018 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2018 Annual Report 37

Statistical Information

	2018			2017			2016
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$2,518,333	$150,113	5.96%	$1,815,925	$98,683	5.43%	$1,741,084	$91,278	5.24%
Lease financing (2)	91,476	3,911	4.28%	86,662	3,999	4.61%	96,337	3,968	4.12%
Construction-real estate	540,014	28,761	5.33%	429,868	18,076	4.21%	357,171	13,894	3.89%
Commercial-real estate	3,310,697	178,235	5.38%	2,448,570	110,586	4.52%	2,359,480	106,122	4.50%
Residential-real estate	821,454	38,543	4.69%	499,397	19,588	3.92%	521,654	21,037	4.03%
Installment and other consumer	868,724	49,202	5.66%	565,441	31,251	5.53%	552,891	28,177	5.10%
Total loans and leases	8,150,698	448,765	5.51%	5,845,863	282,183	4.83%	5,628,617	264,476	4.70%
Indemnification asset	370	0	0.00%	9,535	(3,871)	(40.60)%	14,831	(4,509)	(30.40)%
Investment securities (3)
Taxable	2,451,352	79,076	3.23%	1,791,729	50,568	2.82%	1,693,105	43,103	2.55%
Tax-exempt (2)	445,815	16,997	3.81%	209,658	9,105	4.34%	165,773	6,977	4.21%
Total investment securities (3)	2,897,167	96,073	3.32%	2,001,387	59,673	2.98%	1,858,878	50,080	2.69%
Interest-bearing deposits with other banks	32,090	691	2.15%	30,933	347	1.12%	21,907	118	0.54%
Total earning assets	11,080,325	545,529	4.93%	7,887,718	338,332	4.29%	7,524,233	310,165	4.12%

Nonearning assets
Allowance for loan and lease losses	(56,115)			(56,599)			(56,860)
Cash and due from banks	188,971			116,409			119,444
Accrued interest and other assets	1,398,257			663,875			664,886
Total assets	$12,611,438			$8,611,403			$8,251,703

Interest-bearing liabilities
Deposits
Interest-bearing demand	$2,169,396	$8,446	0.39%	$1,491,114	$4,242	0.28%	$1,465,804	$2,119	0.14%
Savings	2,990,731	18,050	0.60%	2,412,788	15,941	0.66%	2,022,564	5,559	0.27%
Time	1,938,709	30,466	1.57%	1,189,963	14,999	1.26%	1,355,875	14,935	1.10%
Total interest-bearing deposits	7,098,836	56,962	0.80%	5,093,865	35,182	0.69%	4,844,243	22,613	0.47%
Borrowed funds
Short-term borrowings	947,427	18,033	1.90%	830,365	8,193	0.99%	880,457	4,506	0.51%
Long-term debt	438,567	16,152	3.68%	120,794	6,153	5.09%	119,622	6,160	5.15%
Total borrowed funds	1,385,994	34,185	2.47%	951,159	14,346	1.51%	1,000,079	10,666	1.07%
Total interest-bearing liabilities	8,484,830	91,147	1.07%	6,045,024	49,528	0.82%	5,844,322	33,279	0.57%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	2,217,349			1,540,384			1,456,802
Other liabilities	156,998			128,564			105,795
Shareholders' equity	1,752,261			897,431			844,784
Total liabilities and shareholders' equity	$12,611,438			$8,611,403			$8,251,703
Net interest income and interest rate spread (fully tax equivalent)		$454,382	3.86%		$288,804	3.47%		$276,886	3.55%
Net interest margin (fully tax equivalent)			4.10%			3.66%			3.68%
Interest income and yield		$540,382	4.88%		$333,073	4.22%		$305,950	4.07%
Interest expense and rate		91,147	1.07%		49,528	0.82%		33,279	0.57%
Net interest income and spread		$449,235	3.81%		$283,545	3.40%		$272,671	3.50%
Net interest margin			4.05%			3.59%			3.62%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21.00% tax rate for 2018 and a 35.00% tax rate for 2017 and 2016.

(3) Includes investment securities held-to-maturity, investment securities available-for-sale, trading investment securities and other investments.
(4) Includes loans held-for-sale.

38 First Financial Bancorp 2018 Annual Report

Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2018, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2018, our internal control over financial reporting is effective based on those criteria.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2018. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2018, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown, Jr.	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 22, 2019	February 22, 2019

First Financial Bancorp 2018 Annual Report 39

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows each of the years in the three-year period ended December 31, 2018 and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

40 First Financial Bancorp 2018 Annual Report

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

Crowe LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Indianapolis, Indiana
February 22, 2019

First Financial Bancorp 2018 Annual Report 41

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2018	2017
Assets
Cash and due from banks	$236,221	$150,650
Interest-bearing deposits with other banks	37,738	33,974
Investment securities available-for-sale, at fair value (amortized cost $2,792,326 at December 31, 2018 and $1,348,227 at December 31, 2017)	2,779,255	1,349,408
Investment securities held-to-maturity (fair value $424,118 at December 31, 2018 and $653,101 at December 31, 2017)	429,328	654,008
Other investments	115,660	53,140
Loans held for sale	4,372	11,502
Loans and leases
Commercial & industrial	2,514,661	1,912,743
Lease financing	93,415	89,347
Construction real estate	548,935	467,730
Commercial real estate	3,754,681	2,490,091
Residential real estate	955,646	471,391
Home equity	817,282	493,604
Installment	93,212	41,586
Credit card	46,382	46,691
Total loans and leases	8,824,214	6,013,183
Less: Allowance for loan and lease losses	56,542	54,021
Net loans and leases	8,767,672	5,959,162
Premises and equipment	215,652	125,036
Goodwill	880,251	204,084
Other intangibles	40,805	3,786
Accrued interest and other assets	479,706	352,173
Total assets	$13,986,660	$8,896,923

Liabilities
Deposits
Interest-bearing demand	$2,307,071	$1,453,463
Savings	3,167,325	2,462,420
Time	2,173,564	1,317,105
Total interest-bearing deposits	7,647,960	5,232,988
Noninterest-bearing	2,492,434	1,662,058
Total deposits	10,140,394	6,895,046
Federal funds purchased	183,591	72,265
FHLB short-term borrowings	857,100	742,300
Total short-term borrowings	1,040,691	814,565
Long-term debt	570,739	119,654
Total borrowed funds	1,611,430	934,219
Accrued interest and other liabilities	156,587	136,994
Total liabilities	11,908,411	7,966,259

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2018 and 68,730,731 shares in 2017	1,633,256	573,109
Retained earnings	600,014	491,847
Accumulated other comprehensive income (loss)	(44,408)	(20,390)
Treasury stock, at cost, 6,387,508 shares in 2018 and 6,661,644 shares in 2017	(110,613)	(113,902)
Total shareholders' equity	2,078,249	930,664
Total liabilities and shareholders' equity	$13,986,660	$8,896,923

See Notes to Consolidated Financial Statements.

42 First Financial Bancorp 2018 Annual Report

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2018	2017	2016
Interest income
Loans and leases, including fees	$447,187	$280,111	$262,703
Investment securities
Taxable	79,076	50,568	43,103
Tax-exempt	13,428	5,918	4,535
Total interest on investment securities	92,504	56,486	47,638
Other earning assets	691	(3,524)	(4,391)
Total interest income	540,382	333,073	305,950
Interest expense
Deposits	56,962	35,182	22,613
Short-term borrowings	18,033	8,193	4,506
Long-term borrowings	16,152	6,153	6,160
Total interest expense	91,147	49,528	33,279
Net interest income	449,235	283,545	272,671
Provision for loan and lease losses	14,586	3,582	10,140
Net interest income after provision for loan and lease losses	434,649	279,963	262,531

Noninterest income
Service charges on deposit accounts	35,108	19,775	18,933
Trust and wealth management fees	15,082	14,073	13,200
Bankcard income	20,245	13,298	12,132
Client derivative fees	7,682	6,418	4,570
Net gain from sales of loans	6,071	5,169	6,804
Net gain (loss) on sales of investment securities	(161)	1,649	234
Other	19,355	15,760	13,728
Total noninterest income	103,382	76,142	69,601

Noninterest expenses
Salaries and employee benefits	188,990	137,240	128,549
Net occupancy	24,215	17,397	18,329
Furniture and equipment	14,908	8,443	8,663
Data processing	28,077	14,022	11,406
Marketing	7,598	3,201	3,965
Communication	3,167	1,819	1,889
Professional services	12,272	15,023	6,303
State intangible tax	4,152	2,655	2,034
FDIC assessments	3,969	3,944	4,293
Loss (gain) - other real estate owned	373	642	(1,212)
Other	36,089	35,556	17,182
Total noninterest expenses	323,810	239,942	201,401
Income before income taxes	214,221	116,163	130,731
Income tax expense	41,626	19,376	42,205
Net income	$172,595	$96,787	$88,526

Earnings per common share
Basic	$1.95	$1.57	$1.45
Diluted	$1.93	$1.56	$1.43
Average common shares outstanding - basic	88,582,090	61,529,460	61,206,093
Average common shares outstanding - diluted	89,614,205	62,171,590	61,985,422

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2018 Annual Report 43

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2018	2017	2016
Net income	$172,595	$96,787	$88,526
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	(11,229)	4,367	384
Change in retirement obligation	(8,180)	3,172	1,245
Unrealized gain (loss) on derivatives	484	514	508
Other comprehensive income (loss)	(18,925)	8,053	2,137
Comprehensive income	$153,670	$104,840	$90,663

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2018 Annual Report 44

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2016	68,730,731	$571,155	$388,240	$(30,580)	(7,089,051)	$(119,439)	$809,376

Net income			88,526				88,526
Other comprehensive income (loss)				2,137			2,137
Cash dividends declared:
Common stock at $0.64 per share			(39,578)				(39,578)
Warrant exercises		(1,507)			89,383	1,507	0
Excess tax benefit on share-based compensation		264					264
Exercise of stock options, net of shares purchased		(379)			65,515	1,105	726
Restricted stock awards, net of forfeitures		(4,505)			182,974	2,924	(1,581)
Share-based compensation expense		5,354					5,354
Balance at December 31, 2016	68,730,731	570,382	437,188	(28,443)	(6,751,179)	(113,903)	865,224

Net income			96,787				96,787
Other comprehensive income (loss)				8,053			8,053
Cash dividends declared:
Common stock at $0.68 per share			(42,128)				(42,128)
Warrant exercises		(99)			5,843	99	0
Exercise of stock options, net of shares purchased		(912)			58,212	987	75
Restricted stock awards, net of forfeitures		(1,708)			25,480	(1,085)	(2,793)
Share-based compensation expense		5,446					5,446
Balance at December 31, 2017, as previously reported	68,730,731	573,109	491,847	(20,390)	(6,661,644)	(113,902)	930,664

Impact of cumulative effect of adoption of new accounting standard			5,093	(5,093)			0
Net income			172,595				172,595
Other comprehensive income (loss)				(18,925)			(18,925)
Cash dividends declared:
Common stock at $0.78 per share			(69,521)				(69,521)
Common stock issued in connection with business combinations	35,551,063	1,043,424					1,043,424
Stock options and warrants acquired and converted in connection with business combinations		16,037					16,037
Warrant exercises		(1,120)			65,354	1,120	0
Exercise of stock options, net of shares purchased		(282)			32,941	566	284
Restricted stock awards, net of forfeitures		(4,131)			175,841	1,603	(2,528)
Share-based compensation expense		6,219					6,219
Balance at December 31, 2018	104,281,794	$1,633,256	$600,014	$(44,408)	(6,387,508)	$(110,613)	$2,078,249

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2018 Annual Report 45

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2018	2017	2016
Operating activities
Net income	$172,595	$96,787	$88,526
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	14,586	3,582	10,140
Depreciation and amortization	24,171	12,645	13,037
Stock-based compensation expense	6,219	5,446	5,354
Pension expense (income)	859	(628)	(1,153)
Net amortization (accretion) on investment securities	10,846	10,798	8,476
Net (gains) losses on sales of investments securities	161	(1,649)	(234)
Originations of loans held for sale	(157,771)	(157,796)	(232,526)
Net (gains) losses on sales of loans held for sale	(6,071)	(5,169)	(6,804)
Proceeds from sales of loans held for sale	167,374	163,300	246,829
Deferred income taxes	6,267	(4,488)	346
Decrease (increase) cash surrender value of life insurance	(5,454)	(3,792)	(186)
Decrease (increase) in interest receivable	(3,808)	(5,707)	(1,456)
Decrease in indemnification asset	1,900	10,117	5,613
(Decrease) increase in interest payable	5,207	55	46
Decrease (increase) in other assets	34,360	(21,455)	(1,108)
(Decrease) increase in other liabilities	(10,043)	21,478	7,700
Net cash provided by (used in) operating activities	261,398	123,524	142,600

Investing activities
Proceeds from sales of investment securities available-for-sale	290,745	189,962	206,990
Proceeds from calls, paydowns and maturities of securities available-for-sale	387,351	224,690	186,132
Purchases of securities available-for-sale	(852,131)	(723,131)	(396,984)
Proceeds from sales of securities held-to-maturity	0	0	4,862
Proceeds from calls, paydowns and maturities of securities held-to-maturity	36,671	121,903	127,021
Purchases of securities held-to-maturity	(14,014)	(23,402)	(11,196)
Purchases of other investment securities	(31,385)	(2,353)	(4,239)
Net decrease (increase) in interest-bearing deposits with other banks	(3,764)	48,476	(48,716)
Net decrease (increase) in loans and leases	(28,577)	(266,043)	(376,848)
Proceeds from disposal of other real estate owned	3,797	6,983	9,356
Purchases of premises and equipment	(18,228)	(6,537)	(9,726)
Net cash acquired from business combinations	64,895	0	0
Net cash paid for branch divestitures	(41,197)	0	0
Net cash provided by (used in) investing activities	(205,837)	(429,452)	(313,348)

Financing activities
Net (decrease) increase in total deposits	(18,690)	369,258	346,164
Net (decrease) increase in short-term borrowings	30,531	6,653	(130,513)
Payments on long-term borrowings	(52,460)	(94)	(86)
Proceeds from FHLB borrowings	150,000	0	0
Cash dividends paid on common stock	(79,655)	(41,178)	(39,125)
Proceeds from exercise of stock options	284	341	801
Excess tax benefit on share-based compensation	0	0	264
Net cash provided by (used in) financing activities	30,010	334,980	177,505

Cash and due from banks
Net (decrease) increase in Cash and due from banks	85,571	29,052	6,757
Cash and due from banks at beginning of year	150,650	121,598	114,841
Cash and due from banks at end of year	$236,221	$150,650	$121,598

46 First Financial Bancorp 2018 Annual Report

Supplemental disclosures
Interest paid	$84,125	$49,474	$33,233
Income taxes paid	$16,004	$38,329	$37,566
Acquisition of other real estate owned through foreclosure	$1,821	$4,119	$2,872
Issuance of restricted stock awards	$8,797	$6,416	$5,759
Securities transferred from AFS to HTM	$372,128	$0	$0
Common stock issued in bank acquisitions	$1,043,424	$0	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$3,342,781	$0	$0
Liabilities assumed	$4,018,948	$0	$0
Goodwill	$676,167	$0	$0

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2018 Annual Report 47

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of presentation. The Consolidated Financial Statements of First Financial Bancorp., a financial holding company, principally serving Ohio, Indiana, Kentucky and Illinois, include the accounts and operations of First Financial and its wholly owned subsidiary, First Financial Bank. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings.

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

Investment securities. First Financial classifies debt securities into three categories: HTM, trading and AFS. Management classifies investment securities into the appropriate category at the time of purchase and re-evaluates that classification as deemed appropriate.

Investment securities are classified as HTM when First Financial has the positive intent and ability to hold the securities to maturity. HTM securities are recorded at amortized cost.

Investment securities classified as trading are held principally for resale in the near-term and are recorded at fair value. Fair value is determined using quoted market prices. Gains or losses on trading securities, both realized and unrealized, are reported in noninterest income.

Investment securities not classified as either HTM or trading are classified as AFS. AFS securities are recorded at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

The amortized cost of investment securities classified as either HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are included in interest income from investment securities in the Consolidated Statements of Income.

Realized gains and losses are based on the amortized cost of the security sold using the specific identification method. AFS and HTM securities are reviewed quarterly for potential impairment. In performing this review, management considers the length of time and extent to which the fair value of the security has been less than amortized cost, the financial condition and near-term prospects of the issuer and the ability and intent of First Financial to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than the amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a new and reduced cost basis. The related charge is recorded in the Consolidated Statements of Income.

Other investments. Other investments include holdings in FRB stock and FHLB stock, which are both carried at cost, as well as equity securities which are carried at fair value. Changes in the fair value of equity securities are recorded Other noninterest income in the Consolidated Statements of Income.

Loans held for sale. Loans held for sale consist of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans originated to held for sale status are carried at fair value. Any subsequent change in the carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income. First Financial sells loans with servicing retained or released depending on pricing and market conditions.

48 First Financial Bancorp 2018 Annual Report

Loans and leases. Loans and leases for which First Financial has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs, and net of unearned income. Loan origination and commitment fees received, as well as certain direct loan origination costs paid, are deferred, and the net amount is amortized as an adjustment to the related loan's yield.

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

First Financial evaluates acquired loans for impairment in accordance with the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Acquired loans with evidence of credit deterioration since origination are accounted for under FASB ASC Topic 310-30 and are referred to as purchased impaired loans. Accretion of the difference between the carrying value of the loans and the expected cash flows (accretable difference) is recognized on purchased impaired loans through interest income.

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

Management's determination of the adequacy of the ALLL is based on an assessment of the probable incurred loan and lease losses inherent in the portfolio given the conditions at the time. The ALLL is increased by provision expense and decreased by charge-offs net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all, or a portion of a loan, when, in management's opinion, it is unlikely to collect the principal amount owed in full through payments from the borrower or the liquidation of collateral.

Commercial loan and lease relationships greater than $250,000 that are considered impaired, or designated as a TDR, are evaluated to determine the need for a specific allowance based on the borrower's overall financial condition, resources, payment record, guarantor support and the realizable value of any collateral.

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

Consumer loans are generally evaluated by loan type, as these loans exhibit homogeneous characteristics. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating probable losses incurred in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category and may be adjusted for trends in delinquent and nonaccrual loans, prevailing economic conditions and other significant influencing factors. Consumer loans greater than $250,000 classified as TDRs are individually evaluated to determine an appropriate allowance.

First Financial Bancorp 2018 Annual Report 49

Notes to Consolidated Financial Statements

For purchased impaired loans, expected cash flows are re-estimated periodically with declines in gross expected cash flows recorded as provision expense during the period.

Reserve for unfunded commitments. First Financial maintains a reserve that it considers sufficient to absorb probable losses incurred in standby letters of credit and outstanding loan commitments. First Financial determines the adequacy of the reserve based upon an evaluation of the unfunded credit facilities, which includes consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ALLL methodology. The reserve for unfunded commitments is included in Accrued interest and other liabilities on the Consolidated Balance Sheets and adjustments are recorded in Other noninterest expense in the Consolidated Statements of Income.

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

Goodwill. Under accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and intangible assets deemed to have indefinite lives, if any, are not amortized, but are subject to annual impairment tests. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable.

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

Core deposit intangibles. CDI represent the estimated value of acquired customer deposit relationships. CDI are recorded at fair value at the date of acquisition and are based on a discounted cash flow methodology that gives appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. Core deposit intangibles are recorded in Other intangibles on the Consolidated Balance Sheets and are amortized on an accelerated basis over their estimated useful lives.

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at fair value, less estimated disposal costs (net realizable value). Losses arising at the time of acquisition of such properties are charged against the ALLL. Management performs periodic valuations to assess the adequacy of recorded OREO balances and subsequent changes in the carrying value of OREO properties are recorded in the Consolidated Statements of Income. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Affordable housing projects. First Financial has investments in certain qualified affordable housing projects. These projects are indirect federal subsidies that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as, failure to rent properties to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in

50 First Financial Bancorp 2018 Annual Report

affordable housing projects are accounted for under the proportional amortization method and are included in Accrued interest and other assets in the Consolidated Balance Sheets.

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

First Financial's matched interest rate swaps qualify as derivatives, but are not designated as hedging instruments. The net interest receivable or payable on matched interest rate swaps is accrued and recognized as an adjustment to interest income.  The fair values of client derivatives are included within Accrued interest and other assets and Accrued interest and other liabilities in the Consolidated Balance Sheets.

Credit derivatives - In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The fair value of these agreements is recorded in the Consolidated Balance Sheets in Accrued interest and other liabilities.

Mortgage derivatives - First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and Loans held for sale. The fair value of these agreements is recorded in the Consolidated Balance Sheets in Accrued interest and other assets.

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

First Financial Bancorp 2018 Annual Report 51

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

Segments and related information. While the Company monitors the operating results of its six lines of business, operations are managed and financial performance is evaluated on a consolidated basis. Accordingly, and consistent with prior years, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

2. Recently Adopted and Issued Accounting Standards

In May 2014, the FASB issued an update (ASU 2014-09, Revenue from Contracts with Customers) which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the revised standard, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s
provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities, such as sales of property, plant, and equipment; real estate; or intangible assets. The ASU also requires significantly expanded disclosures about revenue recognition. For further detail, see Note 16 – Revenue Recognition.

In January 2016, the FASB issued an update (ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of
Financial Assets and Financial Liabilities) which requires entities to measure many equity investments at fair value and recognize changes in fair value in net income. This update does not apply to equity investments that result in consolidation, those accounted for under the equity method and certain others, and will eliminate use of the available for sale classification for equity securities while providing a new measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient. This update also requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The guidance in this
ASU became effective in the first quarter of 2018 and did not have a material impact on the Consolidated Financial Statements.
At adoption, First Financial reclassified $0.2 million of net unrealized gain on AFS equity securities from AOCI to Retained Earnings. Additionally, in accordance with the guidance, the Company measured the fair value of its financial instruments as of December 31, 2018 using an exit price notion. For further detail, see Note 21 – Fair Value Disclosures.

In February 2016, the FASB issued an update (ASU 2016-02, Leases) which requires lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. Operating leases, except for short-term leases that are subject to an accounting policy election, will be recorded on the balance sheet for lessees by establishing a lease liability and corresponding right-of-use asset. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. First Financial plans to record a cumulative effect adjustment effective at the beginning of 2019 which will include approximately $62.5 million of lease assets and $68.1 million of related lease liabilities, but the adoption is not expected to have a material impact to net income.

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

52 First Financial Bancorp 2018 Annual Report

In addition to the new framework for calculating the ALLL, this update requires allowances for AFS debt securities rather than a reduction of the security's carrying amount under the current other-than-temporary impairment model. This update also simplifies the accounting model for purchased credit-impaired debt securities and loans and will require new and updated footnote disclosures.

The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2019.
First Financial currently expects to recognize a one-time cumulative effect adjustment to the ALLL as of January 1, 2020. However, in April 2018, the federal banking regulators proposed transitional arrangements to permit banking organizations to phase in the day-one impact of the adoption of this standard on regulatory capital over a three year period. First Financial has formed an internal management committee and engaged a third party vendor to assist with the transition to the guidance set forth in this update. The committee is currently evaluating the impact of this update on First Financial’s Consolidated Financial Statements, but the ALLL is expected to increase upon adoption since the allowance will be required to cover the full expected life of the portfolio.  The extent of this increase is still being evaluated and will depend on economic conditions and the composition of the loan and lease portfolio at the time of adoption.

In August 2016, the FASB issued an update (ASU 2016-15 Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments) which may change how an entity classifies certain cash receipts and cash payments on its statement of cash flows to reduce diversity in practice. The update also provides guidance on when an entity should separate cash flows and classify them into more than one class and when an entity should classify the aggregate of those cash flows into a single class based on the predominance principle. The guidance in this ASU became effective in the first quarter of 2018 and did not have a material impact on the Consolidated Financial Statements.

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

In March 2017, the FASB issued an update (ASU 2017-07, Compensation - Retirement Benefits (Topic 715), Improving the
Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost) which requires disaggregation of the service cost component from the other components of net benefit cost. This update also provides explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allows only the service cost component of net benefit cost to be eligible for capitalization. The guidance in this ASU became effective in the first quarter of 2018 and updated its footnote presentation accordingly. This updated did not have a material impact on the Consolidated Financial Statements. For further detail, see Note 15 - Employee Benefit Plans in the Notes to the Consolidated Financial Statements.

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

In May 2017, the FASB issued an update (ASU 2017-09, Compensation - Stock Compensation (Topic 718), Scope of
Modification Accounting), which provides clarity and reduces the diversity in practice, cost and complexity when accounting for a change to the terms or conditions of a share-based payment award. The amendments in this update provide guidance

First Financial Bancorp 2018 Annual Report 53

Notes to Consolidated Financial Statements

about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718 clarifying that an entity will not apply modification accounting to a share-based payment award if the award's fair value (or calculated value or intrinsic value), vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. The guidance in this ASU became effective in the first quarter of 2018 and did not have a material impact on the Consolidated Financial Statements.

In August 2017, the FASB issued an update (ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities) to better align financial reporting for hedging activities with the economic objectives of those activities. This update aligns certain aspects of hedge documentation, effectiveness assessments, accounting and disclosures, and expands permissible hedge strategies as of the date of adoption. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2018, with early adoption permitted, and will require a modified retrospective transition method with recognition of the cumulative effect of the change on the opening balance of each affected component of equity. Amended disclosures will be required prospectively. First Financial is currently evaluating the impact of this update on its Consolidated Financial Statements and may reclassify securities from HTM to AFS as a result.
In February 2018, the FASB issued an update (ASU 2018-02, Income statement-Reporting Comprehensive Income:
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income), which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminated the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. The amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, and the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not effected. The amendments in this update also require certain disclosures about stranded tax effects. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2018, with early adoption permitted, and is applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. First Financial early adopted the provisions set forth in this update in the first quarter of 2018, and as a result, reclassified $4.9 million from accumulated other comprehensive income to retained earnings. There were no other income tax effects related to the Act that were reclassified as a result of the adoption of this update.

3. Restrictions on Cash and Dividends

First Financial is required by the FRB to hold cash in reserve against deposit liabilities when total reservable deposit liabilities exceed the regulatory exemption known as the reserve requirement. The reserve requirement is calculated based on a two-week average of daily net transaction account deposits as defined by the FRB and may be satisfied with average vault cash during the following two-week maintenance period. When vault cash is not sufficient to meet the reserve requirement, the remaining amount must be satisfied with average funds held at the FRB. First Financial's deposit at the FRB is recorded in Interest-bearing deposits with other banks on the Consolidated Balance Sheets. The average required reserve balances, based upon the average level of First Financial's transaction deposits were $85.9 million and $66.7 million for 2018 and 2017, respectively.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries, however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2018, First Financial's subsidiaries had retained earnings of $637.2 million, of which $181.3 million was available for distribution to First Financial without prior regulatory approval.

54 First Financial Bancorp 2018 Annual Report

4. Investment Securities

The following is a summary of HTM and AFS investment securities as of December 31, 2018:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$0	$(2)	$97
Securities of U.S. government agencies and corporations	0	0	0	0	32,095	57	(233)	31,919
Mortgage-backed securities - residential	25,565	0	(1,045)	24,520	565,071	691	(7,163)	558,599
Mortgage-backed securities - commercial	147,780	258	(4,385)	143,653	423,797	819	(3,581)	421,035
Collateralized mortgage obligations	12,540	0	(633)	11,907	928,586	4,319	(6,158)	926,747
Obligations of state and other political subdivisions	243,443	1,954	(1,359)	244,038	257,300	2,554	(1,429)	258,425
Asset-backed securities	0	0	0	0	511,430	611	(2,810)	509,231
Other securities	0	0	0	0	73,948	358	(1,104)	73,202
Total	$429,328	$2,212	$(7,422)	$424,118	$2,792,326	$9,409	$(22,480)	$2,779,255
The following is a summary of HTM and AFS investment securities as of December 31, 2017:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$98	$0	$(1)	$97
Securities of U.S. government agencies and corporations	11,168	0	(76)	11,092	15,695	220	0	15,915
Mortgage-backed securities - residential	162,093	2,042	(1,535)	162,600	290,793	849	(2,599)	289,043
Mortgage-backed securities - commercial	255,027	1,372	(3,000)	253,399	150,356	164	(1,417)	149,103
Collateralized mortgage obligations	143,545	354	(1,602)	142,297	306,095	1,158	(1,861)	305,392
Obligations of state and other political subdivisions	82,175	1,804	(266)	83,713	124,269	2,162	(676)	125,755
Asset-backed securities	0	0	0	0	377,655	1,628	(306)	378,977
Other securities	0	0	0	0	83,266	2,147	(287)	85,126
Total	$654,008	$5,572	$(6,479)	$653,101	$1,348,227	$8,328	$(7,147)	$1,349,408

During the year ended December 31, 2018, proceeds on the sale of $290.7 million of AFS securities resulted in gains of $0.5 million and losses of $0.6 million, with insignificant tax expense. During the year ended December 31, 2017, proceeds on the sale of $190.0 million of AFS securities resulted in gains of $1.8 million and losses of $0.2 million and tax expense of $0.6 million. During the year ended December 31, 2016, proceeds on the sale of $207.0 million of AFS securities resulted in gains of $1.2 million and losses of $1.0 million and tax expense of $0.1 million. In addition to the sale of certain securities, First Financial reclassified $372.1 million of HTM securities to AFS to align with post-merger investment strategies during the second quarter 2018.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.2 billion at December 31, 2018 and $0.8 billion at December 31, 2017.

First Financial Bancorp 2018 Annual Report 55

Notes to Consolidated Financial Statements

The following table provides a summary of investment securities by contractual maturity as of December 31, 2018, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$5,972	$5,977
Due after one year through five years	275	279	63,995	64,040
Due after five years through ten years	21,110	21,374	133,360	133,594
Due after ten years	222,058	222,385	160,115	160,032
Mortgage-backed securities - residential	25,565	24,520	565,071	558,599
Mortgage-backed securities - commercial	147,780	143,653	423,797	421,035
Collateralized mortgage obligations	12,540	11,907	928,586	926,747
Asset-backed securities	0	0	511,430	509,231
Total	$429,328	$424,118	$2,792,326	$2,779,255

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance, in addition to the Company’s intent and ability to hold the security to maturity, when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2018 or 2017.

As of December 31, 2018, the Company's investment securities portfolio consisted of 1,417 securities, of which 504 securities were in an unrealized loss position. As of December 31, 2017, the Company's investment securities portfolio consisted of 775 securities, of which 237 were in an unrealized loss position.

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2018
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$97	$(2)	$97	$(2)
Securities of U.S. government agencies and corporations	0	0	16,777	(233)	16,777	(233)
Mortgage-backed securities - residential	186,029	(935)	264,795	(7,273)	450,824	(8,208)
Mortgage-backed securities - commercial	147,754	(369)	232,363	(7,597)	380,117	(7,966)
Collateralized mortgage obligations	194,795	(1,546)	240,514	(5,245)	435,309	(6,791)
Obligations of state and other political subdivisions	62,805	(299)	86,644	(2,489)	149,449	(2,788)
Asset-backed securities	336,437	(2,312)	37,105	(498)	373,542	(2,810)
Other securities	33,752	(884)	4,570	(220)	38,322	(1,104)
Total	$961,572	$(6,345)	$882,865	$(23,557)	$1,844,437	$(29,902)

56 First Financial Bancorp 2018 Annual Report

	December 31, 2017
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$97	$(1)	$0	$0	$97	$(1)
Securities of U.S. Government agencies and corporations	11,092	(76)	0	0	11,092	(76)
Mortgage-backed securities - residential	175,183	(1,109)	108,782	(3,025)	283,965	(4,134)
Mortgage-backed securities - commercial	132,818	(1,713)	72,139	(2,704)	204,957	(4,417)
Collateralized mortgage obligations	164,909	(1,138)	101,436	(2,325)	266,345	(3,463)
Obligations of state and other political subdivisions	38,450	(507)	21,639	(435)	60,089	(942)
Asset-backed securities	44,941	(200)	24,396	(106)	69,337	(306)
Other securities	2,605	(1)	7,124	(286)	9,729	(287)
Total	$570,095	$(4,745)	$335,516	$(8,881)	$905,611	$(13,626)

For further detail on the fair value of investment securities, see Note 21 – Fair Value Disclosures.

5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Commercial loan categories include C&I, CRE, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card.

Lending activities are primarily concentrated in states where the Bank operates banking centers (Ohio, Indiana, Kentucky and Illinois). First Financial also offers two nationwide lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans primarily to insurance agents and brokers that are secured by commissions and cash collateral accounts.

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

First Financial Bancorp 2018 Annual Report 57

Notes to Consolidated Financial Statements

The credit grades previously described are derived from standard regulatory rating definitions and are assigned upon initial approval of credit to borrowers and updated periodically thereafter.

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

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2018
		Real Estate
(Dollars in thousands)	Commercial & industrial	Construction	Commercial	Lease financing	Total
Pass	$2,432,834	$548,323	$3,664,434	$90,902	$6,736,493
Special Mention	24,594	603	38,653	0	63,850
Substandard	57,233	9	51,594	2,513	111,349
Doubtful	0	0	0	0	0
Total	$2,514,661	$548,935	$3,754,681	$93,415	$6,911,692

	Residential real estate	Home Equity	Installment	Credit card	Total
Performing	$939,936	$811,108	$93,038	$46,382	$1,890,464
Nonperforming	15,710	6,174	174	0	22,058
Total	$955,646	$817,282	$93,212	$46,382	$1,912,522

	As of December 31, 2017
		Real Estate
(Dollars in thousands)	Commercial & industrial	Construction	Commercial	Lease financing	Total
Pass	$1,882,464	$467,687	$2,446,999	$88,078	$4,885,228
Special Mention	6,226	0	4,436	0	10,662
Substandard	24,053	43	38,656	1,269	64,021
Doubtful	0	0	0	0	0
Total	$1,912,743	$467,730	$2,490,091	$89,347	$4,959,911

	Residential real estate	Home equity	Installment	Credit card	Total
Performing	$463,459	$489,148	$41,331	$46,691	$1,040,629
Nonperforming	7,932	4,456	255	0	12,643
Total	$471,391	$493,604	$41,586	$46,691	$1,053,272

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

58 First Financial Bancorp 2018 Annual Report

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2018
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$13,369	$41	$7,423	$20,833	$2,488,450	$2,509,283	$5,378	$2,514,661	$0
Lease financing	352	0	0	352	93,063	93,415	0	93,415	0
Construction real estate	0	0	0	0	548,687	548,687	248	548,935	0
Commercial real estate	6,279	1,158	12,644	20,081	3,682,455	3,702,536	52,145	3,754,681	0
Residential real estate	11,060	2,976	4,535	18,571	902,404	920,975	34,671	955,646	0
Home equity	5,245	1,228	2,578	9,051	804,835	813,886	3,396	817,282	0
Installment	420	37	145	602	92,128	92,730	482	93,212	0
Credit card	541	96	63	700	45,682	46,382	0	46,382	63
Total	$37,266	$5,536	$27,388	$70,190	$8,657,704	$8,727,894	$96,320	$8,824,214	$63

	As of December 31, 2017
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$755	$1,657	$5,078	$7,490	$1,901,821	$1,909,311	$3,432	$1,912,743	$0
Lease financing	485	0	0	485	88,862	89,347	0	89,347	0
Construction real estate	234	0	0	234	467,216	467,450	280	467,730	0
Commercial real estate	1,716	201	8,777	10,694	2,419,969	2,430,663	59,428	2,490,091	0
Residential real estate	526	811	1,992	3,329	430,500	433,829	37,562	471,391	0
Home equity	2,716	394	1,753	4,863	485,127	489,990	3,614	493,604	0
Installment	179	29	205	413	40,529	40,942	644	41,586	0
Credit card	285	87	62	434	46,257	46,691	0	46,691	62
Total	$6,896	$3,179	$17,867	$27,942	$5,880,281	$5,908,223	$104,960	$6,013,183	$62

Nonaccrual. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are classified as nonaccrual due to the continued failure to adhere to contractual payment terms by the borrower, coupled with other pertinent factors. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued but unpaid interest is reversed. Any payments received while a loan is on nonaccrual status are applied as a reduction to the carrying value of the loan. A loan classified as nonaccrual may return to accrual status if none of the principal and interest is due and unpaid, and the Bank expects repayment of the remaining contractual principal and interest.

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

First Financial Bancorp 2018 Annual Report 59

Notes to Consolidated Financial Statements

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

First Financial had 196 TDRs totaling $38.5 million at December 31, 2018, including $16.1 million of loans on accrual status and $22.4 million of loans classified as nonaccrual. First Financial had no commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs, and the ALLL included reserves of $1.5 million related to TDRs as of December 31, 2018. For the years ended December 31, 2018, 2017 and 2016, First Financial charged off $0.9 million, $0.3 million and $0.5 million, respectively, for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2018, approximately $7.9 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 214 TDRs totaling $23.9 million at December 31, 2017, including $17.5 million of loans on accrual status and $6.4 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs. At December 31, 2017 the ALLL included reserves of $1.3 million related to TDRs, and $17.2 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

First Financial had 247 TDRs totaling $35.4 million at December 31, 2016, including $30.2 million of loans on accrual status and $5.1 million of loans classified as nonaccrual. First Financial had $0.9 million of commitments outstanding to lend additional funds to borrowers whose loan terms have been modified through TDRs. At December 31, 2016, the ALLL included reserves of $1.9 million related to TDRs, and $22.6 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2018, 2017 and 2016:

	Years ended December 31,
	2018			2017			2016
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial & industrial	17	$23,943	$23,890	7	$5,724	$5,661	18	$3,402	$3,508
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	8	3,385	3,150	8	1,816	1,758	16	5,200	4,752
Residential real estate	13	1,148	1,073	6	416	315	5	840	787
Home equity	5	95	192	1	39	39	5	165	156
Installment	0	0	0	0	0	0	3	9	9
Total	43	$28,571	$28,305	22	$7,995	$7,773	47	$9,616	$9,212

The following table provides information on how TDRs were modified during the years ended December 31, 2018, 2017 and 2016:

	Years Ended December 31,
(Dollars in thousands)	2018	2017	2016
Extended maturities	$4,093	$3,261	$2,571
Adjusted interest rates	52	2,767	0
Combination of rate and maturity changes	0	489	3,046
Forbearance	23,175	1,181	88
Other (1)	985	75	3,507
Total	$28,305	$7,773	$9,212
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

60 First Financial Bancorp 2018 Annual Report

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

For the twelve months ended December 31, 2018, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2017 and 2016, there was one TDR and four TDRs, respectively, with balances of $1.5 million and $0.3 million, respectively, for which there was a payment default during the period that occurred within twelve months of the loan modification.

Impaired loans. Loans classified as nonaccrual and loans modified as TDRs are considered impaired. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2018	2017	2016
Impaired loans
Nonaccrual loans (1)
Commercial & industrial	$30,925	$5,229	$2,419
Lease financing	22	82	195
Construction real estate	9	29	0
Commercial real estate	20,500	10,616	6,098
Residential real estate	13,495	4,140	5,251
Home equity	5,580	3,743	3,400
Installment	169	243	367
Total nonaccrual loans	70,700	24,082	17,730
Accruing troubled debt restructurings	16,109	17,545	30,240
Total impaired loans	$86,809	$41,627	$47,970

Interest income effect
Gross amount of interest that would have been recorded under original terms	$4,656	$3,397	$2,848
Interest included in income
Nonaccrual loans	715	535	375
Troubled debt restructurings	642	710	876
Total interest included in income	1,357	1,245	1,251
Net impact on interest income	$3,299	$2,152	$1,597

Commitments outstanding to borrowers with nonaccrual loans	$200	$0	$0
(1) Nonaccrual loans include nonaccrual TDRs of $22.4 million, $6.4 million and $5.1 million as of December 31, 2018, 2017 and 2016, respectively.

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

First Financial Bancorp 2018 Annual Report 61

Notes to Consolidated Financial Statements

First Financial's investment in impaired loans, excluding purchased impaired loans, is as follows:

	December 31, 2018			December 31, 2017
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Current balance	Contractual principal balance	Related allowance
Loans with no related allowance recorded
Commercial & industrial	$36,694	$42,561	$0	$7,162	$8,460	$0
Lease financing	22	22	0	82	82	0
Construction real estate	9	26	0	29	60	0
Commercial real estate	23,513	31,375	0	18,423	20,837	0
Residential real estate	17,297	19,975	0	6,876	8,145	0
Home equity	6,351	7,461	0	4,356	5,399	0
Installment	174	563	0	255	422	0
Total	84,060	101,983	0	37,183	43,405	0

Loans with an allowance recorded
Commercial & industrial	939	939	667	169	169	169
Lease financing	0	0	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	1,509	1,509	461	3,119	3,120	448
Residential real estate	301	301	32	1,056	1,063	160
Home equity	0	0	0	100	100	2
Installment	0	0	0	0	0	0
Total	2,749	2,749	1,160	4,444	4,452	779

Total
Commercial & industrial	37,633	43,500	667	7,331	8,629	169
Lease financing	22	22	0	82	82	0
Construction real estate	9	26	0	29	60	0
Commercial real estate	25,022	32,884	461	21,542	23,957	448
Residential real estate	17,598	20,276	32	7,932	9,208	160
Home equity	6,351	7,461	0	4,456	5,499	2
Installment	174	563	0	255	422	0
Total	$86,809	$104,732	$1,160	$41,627	$47,857	$779

62 First Financial Bancorp 2018 Annual Report

	Years ended December 31,
	2018		2017		2016
(Dollars in thousands)	Average balance	Interest income recognized	Average balance	Interest income recognized	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial & industrial	$14,498	$360	$13,167	$280	$13,619	$309
Lease financing	21	0	112	4	150	3
Construction real estate	20	2	601	1	0	0
Commercial real estate	24,738	490	20,935	563	14,252	357
Residential real estate	11,359	301	7,616	196	7,752	199
Home equity	5,541	114	4,032	99	4,830	86
Installment	274	2	332	4	366	7
Total	56,451	1,269	46,795	1,147	40,969	961

Loans with an allowance recorded
Commercial & industrial	900	44	1,204	28	1,098	37
Lease financing	0	0	0	0	214	8
Construction real estate	0	0	0	0	0	0
Commercial real estate	1,402	18	2,634	40	7,792	211
Residential real estate	895	23	1,112	26	1,374	30
Home equity	80	3	101	4	101	4
Installment	0	0	0	0	0	0
Total	3,277	88	5,051	98	10,579	290

Total
Commercial & industrial	15,398	404	14,371	308	14,717	346
Lease financing	21	0	112	4	364	11
Construction real estate	20	2	601	1	0	0
Commercial real estate	26,140	508	23,569	603	22,044	568
Residential real estate	12,254	324	8,728	222	9,126	229
Home equity	5,621	117	4,133	103	4,931	90
Installment	274	2	332	4	366	7
Total	$59,728	$1,357	$51,846	$1,245	$51,548	$1,251

First Financial Bancorp 2018 Annual Report 63

Notes to Consolidated Financial Statements

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activities that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2018	2017	2016
Balance at beginning of year	$2,781	$6,284	$13,254
Additions
Commercial	1,269	1,732	1,850
Residential	1,913	2,387	1,022
Total additions	3,182	4,119	2,872
Disposals
Commercial	(2,967)	(5,409)	(6,993)
Residential	(830)	(1,574)	(2,363)
Total disposals	(3,797)	(6,983)	(9,356)
Valuation adjustments
Commercial	(355)	(439)	(345)
Residential	(410)	(200)	(141)
Total valuation adjustments	(765)	(639)	(486)
Balance at end of year	$1,401	$2,781	$6,284

6. Allowance for Loan and Lease Losses

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

Changes in the ALLL by loan category as of December 31 were as follows:

	2018
			Real Estate
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021
Provision for loan and lease losses	10,615	454	(310)	847	492	829	(85)	1,744	14,586
Gross charge-offs	(11,533)	0	0	(4,835)	(422)	(1,725)	(435)	(1,720)	(20,670)
Recoveries	2,066	1	146	4,106	211	1,309	575	191	8,605
Total net charge-offs	(9,467)	1	146	(729)	(211)	(416)	140	(1,529)	(12,065)
Ending allowance for loan and lease losses	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542

64 First Financial Bancorp 2018 Annual Report

	2017
			Real Estate
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961
Provision for loan and lease losses	6,917	(42)	207	(7,291)	1,695	1,778	(90)	408	3,582
Gross charge-offs	(10,194)	0	(1)	(1,038)	(435)	(913)	(225)	(857)	(13,663)
Recoveries	1,650	1	89	2,719	215	1,027	234	206	6,141
Total net charge-offs	(8,544)	1	88	1,681	(220)	114	9	(651)	(7,522)
Ending allowance for loan and lease losses	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021

	2016
			Real Estate
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$16,995	$821	$1,810	$23,656	$4,014	$3,943	$386	$1,773	$53,398
Provision for loan and lease losses	3,705	(106)	1,280	5,365	(655)	(175)	53	673	10,140
Gross charge-offs	(2,630)	0	(93)	(4,983)	(387)	(1,445)	(386)	(1,190)	(11,114)
Recoveries	1,155	1	285	2,502	236	720	335	303	5,537
Total net charge-offs	(1,475)	1	192	(2,481)	(151)	(725)	(51)	(887)	(5,577)
Ending allowance for loan and lease losses	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961

The ALLL balance and the recorded investment in loans by portfolio segment and based on impairment method as of December 31 were as follows:

	December 31, 2018
			Real Estate
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$667	$0	$0	$461	$32	$0	$0	$0	$1,160
Ending allowance on loans collectively evaluated for impairment	18,079	1,130	3,413	20,587	4,932	5,348	362	1,531	55,382
Ending allowance for loan and lease losses	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542

Loans and Leases
Ending balance of loans individually evaluated for impairment	$37,633	$22	$9	$25,022	$17,598	$6,351	$174	$0	$86,809
Ending balance of loans collectively evaluated for impairment	2,477,028	93,393	548,926	3,729,659	938,048	810,931	93,038	46,382	8,737,405
Total loans	$2,514,661	$93,415	$548,935	$3,754,681	$955,646	$817,282	$93,212	$46,382	$8,824,214

First Financial Bancorp 2018 Annual Report 65

Notes to Consolidated Financial Statements

	December 31, 2017
			Real Estate
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction	Commercial	Residential	Home equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$169	$0	$0	$448	$160	$2	$0	$0	$779
Ending allowance on loans collectively evaluated for impairment	17,429	675	3,577	20,482	4,523	4,933	307	1,316	53,242
Ending allowance for loan and lease losses	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021

Loans and Leases
Ending balance of loans individually evaluated for impairment	$7,331	$82	$29	$21,542	$7,932	$4,456	$255	$0	$41,627
Ending balance of loans collectively evaluated for impairment	1,905,412	89,265	467,701	2,468,549	463,459	489,148	41,331	46,691	5,971,556
Total loans	$1,912,743	$89,347	$467,730	$2,490,091	$471,391	$493,604	$41,586	$46,691	$6,013,183

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2018	2017
Land and land improvements	$57,701	$41,711
Buildings	161,817	104,576
Furniture and fixtures	66,567	55,165
Leasehold improvements	29,086	19,377
Construction in progress	5,731	1,721
	320,902	222,550

Less: Accumulated depreciation and amortization	105,250	97,514
Total	$215,652	$125,036
Rental expense recorded under operating leases in 2018, 2017 and 2016 was $9.1 million, $7.1 million and $7.9 million, respectively.

First Financial's future minimum lease payments for operating leases are as follows:

(Dollars in thousands)
2019	$9,568
2020	9,179
2021	8,284
2022	5,016
2023	4,269
Thereafter	15,496
Total	$51,812

66 First Financial Bancorp 2018 Annual Report

8. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2018, 2017 and 2016 are shown below.

(Dollars in thousands)	2018	2017	2016
Balance at beginning of year	$204,084	$204,084	$204,084
Goodwill resulting from business combinations	676,167	0	0
Balance at end of year	$880,251	$204,084	$204,084

First Financial recorded additions to goodwill resulting from the merger with MSFG in 2018. During 2017 and 2016, no additions to goodwill were recorded.

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2018 and no impairment was indicated.  As of December 31, 2018, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. As of December 31, 2018 and 2017, First Financial had $40.8 million and $3.8 million, respectively, of other intangible assets on the Consolidated Balance Sheets which primarily consist of CDI.  CDI represents the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. CDI was $37.9 million and $3.3 million as of December 31, 2018 and December 31, 2017, respectively, and First Financial recorded $41.7 million of additions to CDI in 2018, while no additions were recorded in 2017 or 2016. First Financial's CDI have an estimated weighted average remaining life of 8.9 years as of December 31, 2018.

Amortization expense recognized on intangible assets for 2018, 2017 and 2016 was $7.7 million, $1.3 million and $1.6 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)
2019	$8,800
2020	7,010
2021	5,602
2022	3,417
2023	3,155

9. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2018 and 2017 were $284.9 million and $174.8 million, respectively.

First Financial Bancorp 2018 Annual Report 67

Scheduled maturities of time deposits for the next five years were as follows:

(Dollars in thousands)
2019	$1,407,996
2020	471,183
2021	163,575
2022	110,170
2023	20,112
Thereafter	528
Total	$2,173,564

10. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, overnight advances from the FHLB and a short-term line of credit. All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

The following shows the remaining contractual maturity of repurchase agreements by collateral pledged:

(Dollars in thousands)	Overnight and Continuous
Repurchase agreements
Mortgage-backed securities	$22,369
Collateralized mortgage obligations	62,222
Total	$84,591

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $85.5 million and $72.8 million, as of December 31, 2018 and 2017, respectively.

First Financial has a $30.0 million short-term credit facility with an unaffiliated bank that matures in September, 2019. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2018 and December 31, 2017, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2018 and December 31, 2017.

First Financial Bancorp 2018 Annual Report 68

The following is a summary of short-term borrowings for the last three years:

	2018		2017		2016
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$183,591	1.65%	$72,265	0.19%	$120,212	0.12%
FHLB borrowings	857,100	2.48%	742,300	1.43%	687,700	0.66%
Total	$1,040,691	2.33%	$814,565	1.32%	$807,912	0.58%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$87,221	0.58%	$69,766	0.19%	$89,157	0.05%
FHLB borrowings	857,028	2.03%	760,558	1.05%	791,259	0.55%
Other short-term borrowings	3,178	4.36%	41	4.07%	41	3.56%
Total	$947,427	1.90%	$830,365	0.98%	$880,457	0.50%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$183,591		$130,633		$122,242
FHLB borrowings	1,170,800		957,700		1,035,000
Other short-term borrowings	10,000		0		0

In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.13% payable semiannually and mature in August 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. In addition, First Financial acquired $49.5 million of variable rate subordinated notes in the MSFG merger that were issued to previously formed trusts in exchange for the trust proceeds. Interest on the acquired subordinated notes is payable quarterly, in arrears, and the Company has the option to defer interest payments for a period not to exceed 20 consecutive quarters. The acquired subordinated notes mature 30 years after the date of original issuance and may be called at par following the 5 year anniversary of issuance. First Financial also acquired $8.4 million of 7.40% fixed rate private placement subordinated debt in conjunction with the MSFG merger that was issued in 2015 and matures in 2025. These notes are redeemable by the Company at par following the 5 year anniversary of issuance. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

In addition to subordinated notes, long-term debt also includes FHLB long-term advances. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2018, had collateral pledged with a book value of $5.7 billion.

The following is a summary of First Financial's long-term debt:

	2018		2017
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$170,550	5.28%	$120,000	5.13%
Unamortized debt issuance costs	(1,185)	n/a	(1,362)	n/a
FHLB	400,599	2.08%	241	1.09%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$570,739	3.04%	$119,654	5.14%

First Financial Bancorp 2018 Annual Report 69

Notes to Consolidated Financial Statements

As of December 31, 2018, First Financial's long-term debt matures as follows:

(Dollars in thousands)
2019	$157,914
2020	104,274
2021	19,007
2022	49,404
2023	0
Thereafter	240,140
Total	$570,739

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

Interest rate payments are exchanged with counterparties, based on the notional amount as established in the interest rate agreement. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial manages this market value credit risk through counterparty credit policies, which require the Company to maintain a total derivative notional position of less than 35% of assets, total credit exposure of less than 3% of capital and no single counterparty credit risk exposure greater than $20.0 million. The Company is currently below all single counterparty and portfolio limits.

Client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. The following table details the location and amounts recognized in the Consolidated Balance Sheets for client derivatives:

		December 31, 2018			December 31, 2017
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Classification	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$1,359,990	$17,402	$(11,787)	$837,040	$7,153	$(5,529)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	1,359,990	11,787	(17,401)	837,040	5,529	(7,158)
Total		$2,719,980	$29,189	$(29,188)	$1,674,080	$12,682	$(12,687)

At December 31, 2018, the Company had a total counterparty notional amount outstanding of $1.4 billion, spread among thirteen counterparties, with an outstanding liability from these contracts of $4.9 million. At December 31, 2017, the Company had a total counterparty notional amount outstanding of $837.5 million, spread among thirteen counterparties, with an outstanding liability from these contracts of $1.3 million.

First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the Company's normal credit review processes. Additionally, the Company's ALLL committee monitors derivative credit risk exposure related to problem loans. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

In connection with its use of derivative instruments, First Financial and its counterparties are required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions

70 First Financial Bancorp 2018 Annual Report

with the collateral posted against them by or with the relevant counterparties. First Financial classifies the derivative cash collateral outstanding with its counterparties as an adjustment to the fair value of the derivative contracts within Accrued interest and other assets or Accrued interest and other liabilities in the Consolidated Balance Sheets.

The following table discloses the gross and net amounts of client derivative liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2018			December 31, 2017
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$29,189	$(14,577)	$14,612	$12,687	$2,279	$14,966

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2018:

				Weighted-Average Rate
(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value	Receive	Pay
Client derivatives
Receive fixed, matched interest rate swaps with borrower	$1,359,990	6.2	$5,615	4.70%	4.67%
Pay fixed, matched interest rate swaps with counterparty	1,359,990	6.2	(5,614)	4.67%	4.70%
Total client derivatives	$2,719,980	6.2	$1	4.68%	4.68%

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $138.4 million as of December 31, 2018 and $95.9 million as of December 31, 2017. The fair value of these agreements were recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets was $0.1 million at both December 31, 2018 and December 31, 2017.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2018, the notional amount of the IRLCs was $20.8 million and the notional amount of forward commitments was $12.3 million. As of December 31, 2017, the notional amount of IRLCs was $12.3 million and the notional amount of forward commitments was $15.4 million. The fair value of these agreements was recorded on the Consolidated Balance Sheets in Accrued interest and other assets and was insignificant at December 31, 2018 and $0.1 million at December 31, 2017.

12. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contractual amounts of those instruments. First Financial utilizes the ALLL methodology to maintain a reserve that it considers sufficient to absorb probable losses incurred in letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance

First Financial Bancorp 2018 Annual Report 71

Notes to Consolidated Financial Statements

Sheets. First Financial had $0.7 million and $0.5 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2018 and 2017, respectively.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $3.0 billion and $2.1 billion at December 31, 2018 and 2017, respectively. As of December 31, 2018, loan commitments with a fixed interest rate totaled $174.0 million while commitments with variable interest rates totaled $2.9 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2018 and 2017. The fixed rate loan commitments have maturities ranging from 1 to 30 years for December 31, 2018 and 1 and 29 years for December 31, 2017.

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $32.7 million and $25.3 million at December 31, 2018, and 2017, respectively. Management conducts regular reviews of these instruments on an individual client basis.

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

First Financial's affordable housing commitments totaled $39.4 million and $35.9 million as of December 31, 2018 and 2017, respectively. The Company recognized tax credits of $4.9 million and $3.2 million related to its investments in affordable housing projects for the years ended December 31, 2018 and 2017, respectively. The Company recognized amortization expense which was included in income tax expense of $5.7 million and $4.2 million for the years ended December 31, 2018 and 2017, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2018 or December 31, 2017.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets. The Company’s recorded investment in these entities was approximately $3.9 million at December 31, 2018, and $3.0 million at December 31, 2017. The maximum exposure to loss related to these investments was $3.9 million at December 31, 2018 and $3.0 million at December 31, 2017, representing the Company’s investment balance and its unfunded commitments to invest additional amounts. Investments in historic tax credits resulted in $0.5 million and $13.7 million of tax credits for the years ended December 31, 2018 and 2017, respectively. Recognition of a single historic tax credit investment resulted in a $12.5 million reduction in income tax expense and $11.3 million of other noninterest expenses during 2017.

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2018. Reserves are established for these various matters of litigation, when

72 First Financial Bancorp 2018 Annual Report

appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2018 or December 31, 2017.

13. Related Party Transactions

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2018
Beginning balance	$9,873
Additions	2,108
Deductions	(9,249)
Ending balance	$2,732
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

14. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2018	2017	2016
Current expense
Federal	$34,330	$22,599	$40,537
State	1,029	1,265	1,322
Total current expense	35,359	23,864	41,859
Deferred expense (benefit)
Federal	4,675	(4,657)	528
State	1,592	169	(182)
Total deferred expense (benefit)	6,267	(4,488)	346
Income tax expense	$41,626	$19,376	$42,205

The difference between the federal income tax rates applied to income before income taxes, and the effective rates were due to the following:

(Dollars in thousands)	2018	2017	2016
Income taxes computed at federal statutory rate on income before income taxes (21% in 2018; 35% in 2017 and 2016)	$44,986	$40,657	$45,756
Benefit from tax-exempt income	(4,499)	(3,427)	(2,911)
Tax credits	(5,439)	(16,806)	(2,691)
Tax rate reduction impact	0	(8,191)	0
Basis reduction on historic tax credit	0	4,599	0
Tax benefit of equity compensation	(565)	(1,449)	(72)
State income taxes, net of federal tax benefit	2,070	932	741
Affordable housing investments	4,725	2,798	1,923
Other	348	263	(541)
Income tax expense	$41,626	$19,376	$42,205

First Financial Bancorp 2018 Annual Report 73

Notes to Consolidated Financial Statements

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. As a result, First Financial revalued its deferred tax assets and liabilities as well as its investments in affordable housing projects utilizing a 21% federal rate compared to a 35% rate in prior periods.

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2018, and 2017, were as follows:

(Dollars in thousands)	2018	2017
Deferred tax assets
Allowance for loan and lease losses	$12,782	$12,134
Fair value adjustments on business combinations	11,199	369
Deferred compensation	392	384
Postretirement benefits other than pension liability	676	564
Accrued stock-based compensation	1,145	932
OREO write-downs	118	97
Interest on nonaccrual loans	1,160	616
Accrued expenses	5,808	3,051
Net unrealized losses on investment securities and derivatives	3,221	249
State net operating loss	3,119	0
Federal tax credit carryforwards	873	0
Other	425	339
Total deferred tax assets	40,918	18,735

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(9,530)	(2,510)
FHLB and FRB stock	(4,044)	(3,384)
Mortgage-servicing rights	(2,285)	(343)
Leasing activities	(3,881)	(2,792)
Retirement obligation	(6,614)	(8,888)
Intangible assets	(12,310)	(11,559)
Deferred loan fees and costs	(131)	(371)
Prepaid expenses	(582)	(210)
Limited partnership investments	(2,367)	(1,230)
Other	(1,867)	(2,415)
Total deferred tax liabilities	(43,611)	(33,702)
Total net deferred tax liability	$(2,693)	$(14,967)

In conjunction with the MSFG merger, First Financial acquired $3.9 million of state net operating losses, which begin to expire in 2022. The Company expects to fully utilize these net operating losses and, therefore, a valuation allowance is not required at December 31, 2018. The Company also acquired $0.9 million of federal alternative minimum tax credit carryforwards in its merger with MSFG, which are expected to be fully utilized in 2019. The acquired MSFG state net operating loss and federal tax credits are subject to IRC Section 382 and are limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods, the reversal of deferred tax liabilities during the same period and the ability to carry back any losses. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2018 and 2017.

With the acquisition of Mainsource in 2018, the Bank’s retained earnings at December 31, 2018 included base-year bad debt reserves, created for tax purposes prior to 1988, of $16.1 million.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not be recorded.

74 First Financial Bancorp 2018 Annual Report

At both December 31, 2018 and 2017, First Financial had $2.9 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of unrecognized tax benefits as of December 31, 2018 and 2017 is as follows:

(Dollars in thousands)	2018	2017
Balance at beginning of year	$3,735	$3,735
Additions for tax positions of prior years	0	0
Balance at end of year	$3,735	$3,735

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

First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2018 and 2017, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2015 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2015 through 2017 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2011. Tax years 2011 through 2017 remain open to state and local examination by various other jurisdictions.

15. Employee Benefit Plans

Pension plan. First Financial sponsors a non-contributory defined benefit pension plan covering substantially all employees and uses a December 31 measurement date for the plan. Plan assets were primarily invested in fixed income and equity mutual funds. The pension plan does not directly own any shares of First Financial common stock or any other First Financial security or product.

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

As a result of the plan’s updated actuarial projections for 2018, First Financial recorded expense related to its pension plan of $0.9 million for 2018. During 2017 and 2016, First Financial recorded income of $0.6 million and $1.2 million, respectively. First Financial made no cash contributions to the pension plan in 2018, 2017 or 2016 and does not expect to make any contributions in 2019.

First Financial Bancorp 2018 Annual Report 75

Notes to Consolidated Financial Statements

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2018	2017
Change in benefit obligation
Benefit obligation at beginning of year	$71,154	$62,729
Service cost	6,501	4,894
Interest cost	2,394	2,325
Actuarial (gain) loss	(4,032)	6,107
Benefits paid, excluding settlement	(7,731)	(4,901)
Benefit obligation at end of year	68,286	71,154

Change in plan assets
Fair value of plan assets at beginning of year	144,349	131,011
Actual return on plan assets	(6,540)	18,239
Benefits paid, excluding settlement	(7,731)	(4,901)
Fair value of plan assets at end of year	130,078	144,349

Amounts recognized in the Consolidated Balance Sheets
Assets	61,792	73,195
Liabilities	0	0
Net amount recognized	$61,792	$73,195

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$43,711	$33,580
Net prior service cost	(1,508)	(1,921)
Deferred tax assets	(9,613)	(12,028)
Net amount recognized	$32,590	$19,631

Change in accumulated other comprehensive income (loss)	$12,959	$(3,172)

Accumulated benefit obligation	$66,320	$69,678

76 First Financial Bancorp 2018 Annual Report

Components of net periodic benefit cost
	December 31,
(Dollars in thousands)	2018	2017	2016
Service cost	$6,501	$4,894	$5,034
Interest cost	2,394	2,325	2,262
Expected return on assets	(9,811)	(9,358)	(9,644)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	2,188	1,924	1,608
Net periodic benefit (income) cost	859	(628)	(1,153)

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	12,319	(2,775)	(884)
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(2,188)	(1,924)	(1,608)
Total recognized in accumulated other comprehensive income (loss)	10,544	(4,286)	(2,079)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$11,403	$(4,914)	$(3,232)

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of (gain) loss	$1,867	$2,090	$1,754
Amortization of prior service credit	(413)	(413)	(413)

Pension plan assumptions
	December 31,
	2018	2017	2016
Benefit obligations
Discount rate	4.31%	3.43%	3.88%
Rate of compensation increase	3.50%	3.50%	3.50%

Net periodic benefit cost
Discount rate	3.43%	3.88%	4.05%
Expected return on plan assets	7.25%	7.25%	7.50%
Rate of compensation increase	3.50%	3.50%	3.50%

The fair value of the plan assets as of December 31, 2018 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$216	$216	$0	$0
U. S. Government agencies	8,053	0	8,053	0
Fixed income mutual funds	74,453	74,453	0	0
Equity mutual funds	47,356	47,356	0	0
Total	$130,078	$122,025	$8,053	$0

First Financial Bancorp 2018 Annual Report 77

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

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)
2019	$4,396
2020	5,280
2021	5,229
2022	4,739
2023	4,917
Thereafter	29,948

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary and vest immediately. First Financial measures the Company's performance compared to its identified peer group in determining whether to recommend a Company contribution, with the amount of the recommended contribution not to exceed 3% of the employee's annual earnings. First Financial recorded no expense related to the Company's contributions to the 401(k) plan during the year ended December 31, 2018. First Financial recorded $1.9 million and $0.8 million of expense related to the Company's contributions to the 401(k) plan during 2017 and 2016, respectively.

16. Revenue Recognition

On January 1, 2018, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers using the modified retrospective method applied to all contracts not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under the guidance set forth in this update while prior period amounts continue to be reported in accordance with legacy GAAP. Adoption of this update did not result in a change to the accounting for any of the in-scope revenue streams. As such, no cumulative effect adjustment to retained earnings was recorded.

The majority of the Company's revenues come from interest income and other sources, including loans, leases, securities and derivatives, that are outside the scope of this guidance. The Company's services that fall within the scope of this ASU are presented within Noninterest income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of this guidance include service charges on deposits, trust and wealth management fees, bankcard income, gain/loss on the sale of OREO and investment brokerage fees.

Service charges on deposit accounts. The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the

78 First Financial Bancorp 2018 Annual Report

Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company's performance obligation. Service charges on deposit accounts are withdrawn from the customer's account balance.

Trust and wealth management fees. Trust and wealth management fees are primarily asset-based, but can also include flat fees based upon a specific service rendered, such as tax preparation services. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fees. The Company does not earn performance-based incentives. Optional services such as real estate sales and tax return preparation services are also available to existing trust and wealth management customers. The Company’s performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, as incurred.

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2018 was $31.3 million, which was partially offset by $11.0 million of expenses within Noninterest income.

Gain/loss on sale of OREO. The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of the executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectibility of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.

Other. Other noninterest income consists of other recurring revenue streams such as transaction fees, safe deposit rental income, insurance commissions, merchant referral income and brokerage revenue. Transaction fees primarily include check printing sales commissions, collection fees and wire transfer fees which arise from in-branch transactions. Safe deposit rental income arises from services charged to the customer on an annual basis and recognized upon receipt of payment. Insurance commissions are agent commissions earned by the Company and earned upon the effective date of the bound coverage. Merchant referral income is associated with a program whereby the Company receives a share of processing revenue that is generated from clients that were referred by First Financial to the service provider. Revenue is recognized at the point in time when the transaction occurs. Brokerage revenue represents fees from investment brokerage services provided to customers by a third party provider. The Company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The fees are recognized monthly and a receivable is recorded until commissions are paid the following month. Because the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, investment brokerage fees are presented net of related costs.

First Financial Bancorp 2018 Annual Report 79

Notes to Consolidated Financial Statements

17. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2018
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Cumulative effect of new standard	Ending balance
Unrealized gain (loss) on debt securities	$(14,461)	$(161)	$(14,300)	$3,071	$(11,229)	$(182)	$(11,229)	$(190)	$(11,601)
Unrealized gain (loss) on derivatives	628	0	628	(144)	484	(577)	484	(124)	(217)
Retirement obligation	(12,319)	(1,775)	(10,544)	2,364	(8,180)	(19,631)	(8,180)	(4,779)	(32,590)
Total	$(26,152)	$(1,936)	$(24,216)	$5,291	$(18,925)	$(20,390)	$(18,925)	$(5,093)	$(44,408)

	December 31, 2017
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$8,447	$1,649	$6,798	$(2,431)	$4,367	$(4,549)	$4,367	$(182)
Unrealized gain (loss) on derivatives	810	0	810	(296)	514	(1,091)	514	(577)
Retirement obligation	2,775	(1,511)	4,286	(1,114)	3,172	(22,803)	3,172	(19,631)
Total	$12,032	$138	$11,894	$(3,841)	$8,053	$(28,443)	$8,053	$(20,390)

	December 31, 2016
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$751	$234	$517	$(133)	$384	$(4,933)	$384	$(4,549)
Unrealized gain (loss) on derivatives	809	0	809	(301)	508	(1,599)	508	(1,091)
Retirement obligation	884	(1,195)	2,079	(834)	1,245	(24,048)	1,245	(22,803)
Total	$2,444	$(961)	$3,405	$(1,268)	$2,137	$(30,580)	$2,137	$(28,443)

80 First Financial Bancorp 2018 Annual Report

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2018	2017	2016	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$(161)	$1,649	$234	Net gain (loss) on sales of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Other noninterest expense
Recognized net actuarial loss (2)	(2,188)	(1,924)	(1,608)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(1,775)	(1,511)	(1,195)
Total reclassifications for the period, before tax	$(1,936)	$138	$(961)

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 15 - Employee Benefit Plans for additional details).

18. Capital

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

The Board of Governors of the Federal Reserve System approved Basel III in order to strengthen the regulatory capital framework for all banking organizations, subject to a phase-in period for certain provisions.  Basel III established and defined quantitative measures to ensure capital adequacy. These measures require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

Basel III includes a minimum ratio of common equity tier 1 capital to risk-weighted assets of 6.375% at December 31, 2018, which includes a capital conservation buffer that began on January 1, 2016 at 0.625% and is phased in over a four-year period, increasing by the same amount each subsequent January 1, until fully phased-in at 2.5% of risk-weighted assets on January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased to 7.875% at December 31, 2018 and all banks are subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans. As of December 31, 2018, management believes the Company and the Bank meet all capital adequacy requirements to which they are subject.

First Financial Bancorp 2018 Annual Report 81

Notes to Consolidated Financial Statements

The following tables present the actual and required capital amounts and ratios as of December 31, 2018 and 2017 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the current phase-in provisions of the Basel III Capital Rules as well as the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. All of First Financial's regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by $432.8 million on a consolidated basis at December 31, 2018.

	Actual		Minimum capital required - Basel III		Required to be considered well capitalized		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2018
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,215,613	11.87%	$652,874	6.375%	N/A	N/A	$716,881	7.00%
First Financial Bank	1,279,492	12.50%	652,590	6.375%	$665,386	6.50%	716,570	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	1,257,366	12.28%	806,491	7.875%	N/A	N/A	870,499	8.50%
First Financial Bank	1,279,596	12.50%	806,141	7.875%	$818,937	8.00%	870,120	8.50%

Total capital to risk-weighted assets
Consolidated	1,444,146	14.10%	1,011,314	9.875%	N/A	N/A	1,075,322	10.50%
First Financial Bank	1,344,388	13.13%	1,010,875	9.875%	1,023,671	10.00%	1,074,855	10.50%

Leverage
Consolidated	1,257,366	9.71%	517,958	4.00%	N/A	N/A	517,958	4.00%
First Financial Bank	1,279,596	9.89%	517,710	4.00%	647,138	5.00%	517,710	4.00%

	Actual		Minimum capital required - Basel III		Required to be considered well capitalized		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2017
Common equity tier 1 capital to risk-weighted assets
Consolidated	$755,735	10.63%	$408,746	5.75%	N/A	N/A	$497,604	7.00%
First Financial Bank	794,251	11.21%	407,220	5.75%	$460,336	6.50%	495,746	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	755,839	10.63%	515,376	7.25%	N/A	N/A	604,233	8.50%
First Financial Bank	794,355	11.22%	513,452	7.25%	566,567	8.00%	601,978	8.50%

Total capital to risk-weighted assets
Consolidated	929,148	13.07%	657,548	9.25%	N/A	N/A	746,406	10.50%
First Financial Bank	856,363	12.09%	655,093	9.25%	708,209	10.00%	743,619	10.50%

Leverage
Consolidated	755,839	8.84%	342,198	4.00%	N/A	N/A	342,198	4.00%
First Financial Bank	794,355	9.29%	342,113	4.00%	427,642	5.00%	342,113	4.00%

82 First Financial Bancorp 2018 Annual Report

Share repurchases. In October 2012, First Financial's board of directors approved a share repurchase plan under which the Company has the ability to repurchase up to 5,000,000 common shares. The Company did not repurchase any shares under this plan during 2016, 2017 or 2018. At December 31, 2018, 3,509,133 common shares remained available for purchase under this repurchase plan.

ATM Offering. In March 2017, First Financial initiated an "at-the-market" equity offering program to provide flexibility with respect to capital planning and to support future growth. First Financial was not active through the ATM program during the period.

19. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense of $6.2 million for the year ended December 31, 2018 and $5.4 million for the years ended December 31, 2017 and December 31, 2016, within salaries and employee benefits expense related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $6.9 million at December 31, 2018 and is expected to be recognized over a weighted average period of 1.94 years.

As of December 31, 2018, First Financial had a single active stock-based compensation plan, the Amended and Restated 2012 Stock Plan, under which additional awards may be granted.

In May 2012, shareholders approved the First Financial Bancorp. 2012 Stock Plan. In May 2017, the shareholders amended and restated the 2012 Stock Plan as the First Financial Bancorp. Amended and Restated 2012 Stock Plan. At December 31, 2018, there were 1,877,079 shares available for issuance under the Amended and Restated 2012 Stock Plan.

In April 2018, in conjunction with the MSFG merger, First Financial assumed the existing MSFG options which were converted into 83,551 options to purchase First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. At December 31, 2018, 62,410 options were outstanding under the Plan, all of which expire on or before February 3, 2024.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No options were granted in 2018, 2017 or 2016.

Stock option activity for the year ended December 31, 2018, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	11,800	$11.64
Granted	0	0.00
Assumed	83,551	8.54
Exercised	(32,941)	8.62
Forfeited or expired	0	0.00
Outstanding at end of year	62,410	$9.08	3.72	$914
Exercisable at end of year	62,410	$9.08	3.72	$914

First Financial Bancorp 2018 Annual Report 83

Notes to Consolidated Financial Statements

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2018	2017	2016
Total intrinsic value of options exercised	$734	$1,533	$661
Cash received from exercises	$284	$341	$801
Tax benefit from exercises	$1,439	$1,991	$1,958

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2018		2017		2016
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	468,372	$21.63	648,817	$17.82	643,641	$17.21
Granted	303,930	28.94	234,529	27.36	317,695	18.13
Vested	(267,031)	20.94	(307,825)	18.12	(263,713)	16.82
Forfeited	(42,825)	26.38	(107,149)	21.18	(48,806)	17.37
Nonvested at end of year	462,446	$26.39	468,372	$21.63	648,817	$17.82

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2018, 2017 and 2016 was $5.6 million, $5.6 million and $4.4 million, respectively.

20. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2018	2017	2016
Numerator
Net income	$172,595	$96,787	$88,526

Denominator
Basic earnings per common share - weighted average shares	88,582,090	61,529,460	61,206,093
Effect of dilutive securities
Employee stock awards	514,680	581,329	729,335
Warrants	517,435	60,801	49,994
Diluted earnings per common share - adjusted weighted average shares	89,614,205	62,171,590	61,985,422

Earnings per share available to common shareholders
Basic	$1.95	$1.57	$1.45
Diluted	$1.93	$1.56	$1.43

First Financial had warrants outstanding to purchase the Company's common stock as of December 31, 2018. These warrants were acquired in the MSFG merger and represent the right to purchase 804,858 shares of First Financial's common stock at an exercise price of $10.62 per share and were exercised in January 2019. At December 31, 2017 and 2016, First Financial had

84 First Financial Bancorp 2018 Annual Report

warrants outstanding representing the right to purchase 104,200 shares and 114,678 shares of common stock at an exercise price of exercise price of $12.12 and expired on December 23, 2018.

Stock options and warrants with exercise prices greater than the average market price of the common shares were not included in the computation of net income per diluted share, as they would have been antidilutive.  Using the period end price, there were no antidilutive options at December 31, 2018, 2017, or 2016.

As of December 31, 2018, 2017, and 2016, First Financial was authorized to issue 10,000,000 preferred shares, however no preferred shares were issued or outstanding.

21. Fair Value Disclosures

The fair value framework as disclosed in the Fair Value Topic includes a hierarchy which focuses on prioritizing the inputs used in valuation techniques.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1), a lower priority to observable inputs other than quoted prices in active markets for identical assets and liabilities (Level 2) and the lowest priority to unobservable inputs (Level 3).  When determining the fair value measurements for assets and liabilities, First Financial looks to active markets to price identical assets or liabilities whenever possible and classifies such items in Level 1.  When identical assets and liabilities are not traded in active markets, First Financial looks to observable market data for similar assets and liabilities and classifies such items as Level 2.  Certain assets and liabilities are not actively traded in observable markets and First Financial must use alternative techniques, based on unobservable inputs, to determine the fair value and classifies such items as Level 3. The level within the fair value hierarchy is based on the lowest level of input that is significant in the fair value measurement.

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2018
Financial assets
Cash and short-term investments	$273,959	$273,959	$273,959	$0	$0
Investment securities held-to-maturity	429,328	424,118	0	424,118	0
Other investments	115,660	N/A	N/A	N/A	N/A
Loans held for sale	4,372	4,372	0	4,372	0
Loans and leases, net of ALLL	8,767,672	8,662,868	0	0	8,662,868
Accrued interest receivable	41,816	41,816	0	13,819	27,997

Financial liabilities
Deposits
Noninterest-bearing	$2,492,434	$2,492,434	$0	$2,492,434	$0
Interest-bearing demand	2,307,071	2,307,071	0	2,307,071	0
Savings	3,167,325	3,167,325	0	3,167,325	0
Time	2,173,564	2,146,645	0	2,146,645	0
Total deposits	10,140,394	10,113,475	0	10,113,475	0
Short-term borrowings	1,040,691	1,040,691	1,040,691	0	0
Long-term debt	570,739	557,933	0	557,933	0
Accrued interest payable	12,126	12,126	2,035	10,091	0

First Financial Bancorp 2018 Annual Report 85

Notes to Consolidated Financial Statements

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2017
Financial assets
Cash and short-term investments	$184,624	$184,624	$184,624	$0	$0
Investment securities held-to-maturity	654,008	653,101	0	653,101	0
Other investments	53,140	N/A	N/A	N/A	N/A
Loans held for sale	11,502	11,502	0	11,502	0
Loans and leases, net of ALLL	5,959,162	6,006,656	0	0	6,006,656
Accrued interest receivable	24,496	24,496	0	8,265	16,231

Financial liabilities
Deposits
Noninterest-bearing	$1,662,058	$1,662,058	$0	$1,662,058	$0
Interest-bearing demand	1,453,463	1,453,463	0	1,453,463	0
Savings	2,462,420	2,462,420	0	2,462,420	0
Time	1,317,105	1,306,674	0	1,306,674	0
Total deposits	6,895,046	6,884,615	0	6,884,615	0
Short-term borrowings	814,565	814,565	814,565	0	0
Long-term debt	119,654	117,908	0	117,908	0
Accrued interest payable	5,104	5,104	204	4,900	0

The methods utilized to estimate the fair value of financial instruments at December 31, 2017 did not necessarily represent an exit price. In accordance with our adoption of ASU 2016-01 in 2018, the methods utilized to measure the fair value of financial instruments at December 31, 2018 represent an approximation of exit price, however, an actual exit price may differ.

The following methods, assumptions and valuation techniques were used by First Financial to measure different financial assets and liabilities at fair value on a recurring or nonrecurring basis.

Investment securities. Investment securities classified as available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted market prices, when available (Level 1).  If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities.  First Financial compiles prices from various sources who may apply such techniques as matrix pricing to determine the value of identical or similar investment securities (Level 2).  Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for the specific investment securities but rather relying on the investment securities’ relationship to other benchmark quoted investment securities.  Any investment securities not valued based upon the methods previously described are considered Level 3.

First Financial utilizes values provided by third-party pricing vendors to price the investment securities portfolio in accordance with the fair value hierarchy of the Fair Value Topic and reviews the pricing methodologies utilized by the pricing vendors to ensure that the fair value determination is consistent with the applicable accounting guidance.  First Financial’s pricing process includes a series of quality assurance activities where prices are compared to recent market conditions, historical prices and other independent pricing services.  Further, the Company periodically validates the fair value of a sample of securities in the portfolio by comparing the fair values to prices from other independent sources for the same or similar securities.  First Financial analyzes unusual or significant variances, conducts additional research with the pricing vendor, and if necessary, takes appropriate action based on its findings.  The results of the quality assurance process are incorporated into the selection of pricing providers by the portfolio manager.

Impaired loans. The fair value of impaired loans are specifically reviewed for purposes of determining the appropriate amount of impairment to be allocated to the ALLL.  Fair value is generally measured based on the value of the collateral securing the loans.  Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable.  The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal

86 First Financial Bancorp 2018 Annual Report

conducted by an independent, licensed third-party appraiser (Level 3). The value of business equipment is based on an outside appraisal, if deemed significant, or the net book value on the applicable borrower financial statements.  Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports on a discounted basis as appropriate (Level 3).  Impaired loans are measured at fair value on a nonrecurring basis.  Any fair value adjustments are recorded in the period incurred as provision for loan and lease losses on the Consolidated Statements of Income.

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps at the reporting date, using primarily observable market inputs such as interest rate yield curves which represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes an internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

First Financial Bancorp 2018 Annual Report 87

Notes to Consolidated Financial Statements

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2018
Assets
Derivatives	$0	$29,543	$0	$29,543
Investment securities available-for-sale	97	2,779,158	0	2,779,255
Total	$97	$2,808,701	$0	$2,808,798

Liabilities
Derivatives	$0	$29,336	$0	$29,336

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2017
Assets
Derivatives	$0	$12,757	$0	$12,757
Investment securities available-for-sale	2,969	1,346,439	0	1,349,408
Total	$2,969	$1,359,196	$0	$1,362,165

Liabilities
Derivatives	$0	$12,755	$0	$12,755
Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2018
Assets
Impaired loans	$0	$0	$1,320
OREO	0	0	1,089

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2017
Assets
Impaired loans	$0	$0	$2,671
OREO	0	0	1,086

88 First Financial Bancorp 2018 Annual Report

22. Business Combination

On April 1, 2018, First Financial completed its acquisition of MainSource Financial Group, Inc. and its banking subsidiary, MainSource Bank. Therefore, results of MSFG have been included in the results of operations beginning on April 1, 2018. Under the terms of the merger agreement, shareholders of MSFG received 1.3875 common shares of First Financial common stock for each share of MSFG common stock, with cash paid in lieu of fractional shares. Including outstanding options and warrants to purchase MSFG common stock, the total purchase consideration was $1.1 billion and resulted in goodwill of $676.2 million. The goodwill arising from the acquisition largely reflected synergies and cost savings resulting from combining the operations of the companies. First Financial incurred $37.8 million of merger related expenses related to the acquisition of MSFG during the year ended December 31, 2018.

The acquisition is expected to provide additional revenue growth and diversification. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange. For further detail, see Note 8 – Goodwill and Other Intangible Assets.

The MainSource transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available.  The Company continues to finalize the fair values of loans, intangible assets and liabilities. As a result, the fair value adjustments are preliminary and may change as information becomes available. Fair value adjustments will be finalized no later than April 2019.

First Financial Bancorp 2018 Annual Report 89

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value. As a condition of the merger, certain acquired assets and liabilities held for sale were divested subsequent to the closing of the merger. There was no gain or loss recorded in the Consolidated Statement of Income in conjunction with this divestiture.

(Dollars in thousands)	MainSource
Purchase consideration
Cash consideration	$43
Stock consideration	1,043,424
Warrant consideration	14,460
Options consideration	1,577
Total purchase consideration	1,059,504

Assets acquired
Cash	71,688
Investment securities available-for-sale	900,935
Investment securities held-to-maturity	171,423
Other investments	28,763
Loans	2,792,740
Premises and equipment	98,381
Intangible assets	42,887
Other assets	167,693
Assets held for sale	127,775
Total assets acquired	4,402,285

Liabilities assumed
Deposits	3,264,038
Subordinated notes	49,027
FHLB advances	291,887
Other borrowings	205,620
Other liabilities	32,654
Liabilities held for sale	175,722
Total liabilities assumed	4,018,948

Net identifiable assets	383,337
Goodwill	$676,167

The fair value of net assets acquired includes fair value adjustments to certain loans that were not considered impaired as of the acquisition date as the Company believes that all contractual cash flows will be collected. The fair value adjustments were determined using discounted cash flows. In conjunction with the MSFG merger, First Financial acquired non-impaired loans with a fair value and gross contractual amounts receivable of $2.8 billion and $2.9 billion on the date of acquisition.

First Financial Bancorp 2018 Annual Report 90

The following table presents supplemental pro forma information as if the acquisition had occurred at the beginning of 2017. The pro forma information includes adjustments for interest income on acquired loans, amortization of intangible assets arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, merger-related expenses incurred and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transactions been effected on the assumed date. The disclosures regarding the results of operations for MSFG subsequent to its acquisition date are omitted as this information is not practical to obtain.

	Twelve months ended
	December 31,
(Dollars in thousands, except per share data) (Unaudited)	2018	2017
Pro Forma Condensed Combined Income Statement Information
Net interest income	$484,915	$454,579
Net income	221,122	130,402
Basic earnings per share	$2.27	$1.34
Diluted earnings per share	$2.25	$1.33

23. First Financial Bancorp (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2018	2017
Assets
Cash	$86,878	$57,719
Investment securities, available for sale	694	442
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial banks	2,078,655	970,290
Nonbanks	7,194	0
Total investment in subsidiaries	2,085,849	970,290
Premises and equipment	1,361	1,378
Other assets	71,817	26,778
Total assets	$2,254,099	$1,064,107

Liabilities
Subordinated debentures	$171,416	$118,638
Dividends payable	465	10,965
Other liabilities	3,969	3,840
Total liabilities	175,850	133,443
Shareholders’ equity	2,078,249	930,664
Total liabilities and shareholders’ equity	$2,254,099	$1,064,107

First Financial Bancorp 2018 Annual Report 91

Notes to Consolidated Financial Statements

Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands)	2018	2017	2016
Income
Interest income	$23	$6	$48
Noninterest income	0	86	2,596
Dividends from subsidiaries	107,340	54,600	52,700
Total income	107,363	54,692	55,344

Expenses
Interest expense	8,798	6,152	6,151
Salaries and employee benefits	6,413	5,519	5,445
Miscellaneous professional services	5,130	970	711
Other	5,648	4,819	4,841
Total expenses	25,989	17,460	17,148
Income before income taxes and equity in undistributed net earnings of subsidiaries	81,374	37,232	38,196
Income tax expense (benefit)	(6,687)	(7,080)	(5,302)
Equity in undistributed earnings (loss) of subsidiaries	84,534	52,475	45,028
Net income	$172,595	$96,787	$88,526

Comprehensive income	$153,670	$104,840	$90,663

92 First Financial Bancorp 2018 Annual Report

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2018	2017	2016
Operating activities
Net income	$172,595	$96,787	$88,526
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(84,534)	(52,475)	(45,028)
Depreciation and amortization	194	193	192
Stock-based compensation expense	6,219	5,446	5,354
Deferred income taxes	739	(360)	584
(Decrease) increase in dividends payable	(10,500)	579	135
Increase (decrease) in other liabilities	9,979	(889)	(389)
Decrease (increase) in other assets	16,346	(6,951)	(9,065)
Net cash provided by (used in) operating activities	111,038	42,330	40,309

Investing activities
Capital contributions to subsidiaries	(3,000)	0	(53,000)
Net cash acquired (paid) from business combinations	11,353	0	0
Proceeds from calls and maturities of investment securities	0	0	5,978
Purchases of investment securities	0	0	(333)
Net cash (used in) provided by investing activities	8,353	0	(47,355)

Financing activities
(Decrease) increase in short-term borrowings	(8,333)	0	0
Cash dividends paid on common stock	(79,655)	(41,178)	(39,125)
Proceeds from exercise of stock options, net of shares purchased	284	341	801
Excess tax benefit on share-based compensation	0	0	264
Other	(2,528)	(3,059)	(1,681)
Net cash (used in) provided by financing activities	(90,232)	(43,896)	(39,741)
Net increase (decrease) in cash	29,159	(1,566)	(46,787)
Cash at beginning of year	57,719	59,285	106,072
Cash at end of year	$86,878	$57,719	$59,285

First Financial Bancorp 2018 Annual Report 93

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
2018
Interest income	$153,429	$149,220	$147,379	$90,354
Interest expense	27,470	25,735	23,400	14,542
Net interest income	125,959	123,485	123,979	75,812
Provision for loan and lease losses	5,310	3,238	3,735	2,303
Noninterest income
Gain on sale of investment securities	36	(167)	(30)	0
All other	29,468	28,851	28,286	16,938
Total noninterest income	29,504	28,684	28,256	16,938
Noninterest expenses	83,352	85,415	102,755	52,288
Income before income taxes	66,801	63,516	45,745	38,159
Income tax expense	11,787	12,859	9,327	7,653
Net income	$55,014	$50,657	$36,418	$30,506

Earnings per common share:
Basic	$0.56	$0.52	$0.37	$0.49
Diluted	$0.56	$0.51	$0.37	$0.49
Cash dividends paid per common share	$0.20	$0.20	$0.19	$0.36
Market price
High	$29.58	$32.35	$33.55	$29.35
Low	$22.40	$29.40	$28.10	$26.40

2017
Interest income	$88,538	$84,918	$80,789	$78,828
Interest expense	12,924	14,439	12,269	9,896
Net interest income	75,614	70,479	68,520	68,932
Provision for loan and lease losses	(205)	2,953	467	367
Noninterest income
Gain on sale of investment securities	19	276	838	516
All other	18,363	22,666	16,616	16,848
Total noninterest income	18,382	22,942	17,454	17,364
Noninterest expenses	82,898	54,443	51,556	51,045
Income before income taxes	11,303	36,025	33,951	34,884
Income tax expense	(13,508)	11,199	11,215	10,470
Net income	$24,811	$24,826	$22,736	$24,414

Earnings per common share:
Basic	$0.40	$0.40	$0.37	$0.40
Diluted	$0.40	$0.40	$0.37	$0.39
Cash dividends paid per common share	$0.17	$0.17	$0.17	$0.16
Market price
High	$29.15	$28.50	$28.95	$28.90
Low	$25.30	$23.10	$25.05	$26.00

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

94 First Financial Bancorp 2018 Annual Report

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

The following table assumes $100 invested on December 31, 2013 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2013	2014	2015	2016	2017	2018
First Financial Bancorp	100.00	110.55	111.30	180.72	171.78	158.79
Nasdaq Composite Index	100.00	114.82	122.99	134.01	173.85	168.96
KBW Regional Bank Index	100.00	102.43	108.57	151.04	153.77	126.88

First Financial Bancorp 2018 Annual Report 95

Shareholder Information Annual Meeting of Shareholders Investor Relations The annual meeting of shareholders will be held on Corporate and investor information, including news Tuesday, May 28, 2019, at 10:00 AM (EDT) via a releases, webcasts, investor presentations, annual reports, virtual shareholder meeting. proxy statements and SEC filings, as well as information on the Company’s corporate governance practices are Common Stock Listing available within the Investor Relations section of our First Financial Bancorp’s common stock trades website at www.bankatfirst.com/investor. on the Nasdaq Stock Market (NASDAQ) under the symbol FFBC. Shareholders, analysts and other investment professionals who would like corporate and financial information on Registrar and Transfer Agent First Financial Bancorp should contact: Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp Jamie Anderson common stock for registered shareholders. Shareholder Chief Financial Officer account inquiries, including changes of address or First Financial Bancorp ownership, transferring stock and replacing lost 255 East Fifth Street, 29th Floor certificates or dividend checks should be directed to Cincinnati, OH 45202 Computershare Shareholder Services at: (513) 887-5400 Email: InvestorRelations@bankatfirst.com Transfer Agent Computershare Shareholder Services Securities and Exchange Commission Filings P.O. Box 505000 All reports filed electronically by First Financial Bancorp with Louisville, KY 40233 the United States Securities and Exchange Commission (SEC), (800) 368-5948 including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as Shareholders of record can also access their shareholder well as any amendments to those reports, are accessible at account records and request information related to their no cost within the Investor Relations section of our website shareholder account via the internet. To register for online at www.bankatfirst.com/investor, or by contacting Investor account access, go to: www.computershare.com/investor. Relations. These filings are also accessible on the SEC’s website at www.sec.gov. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com/investor.

96 First Financial Bancorp 2018 Annual Report

2018 ANNUAL REPORT First Financial Bancorp First Financial Center 255 East Fifth Street Suite 800 Cincinnati, OH 45202-4248 www.bankatfirst.com