Form 10-K, Exhibit 13
period 2019-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2020-02-21
CIK 708955

EXHIBIT 13

2019 Annual Report TRANSFORMING OUR BUSINES
2019 Annual Report TRANSFORMING OUR BUSINESS first First Financial Bancorp

117 CONSECUTIVE QUARTERS OF PROFITABILITY

156 YEARS OF STRENGTH & STABILITY

Net Income
(dollars in millions)
$75.1
$88.5
$96.8
$172.6
$198.1
2015
2016
2017
2018
2019

Total Loans
(dollars in billions)
$5.4
$5.8
$6.0
$8.8
$9.2
2015
2016
2017
2018
2019

Total Deposits
(dollars in billions)
$6.2
$6.5
$6.9
$10.1
$10.2
2015
2016
2017
2018
2019

Total Assets
(dollars in billions)
$8.1
$8.4
$8.9
$14.0
$14.5
2015
2016
2017
2018
2019

Earnings Per Share
$1.21
$1.43
$1.56
$1.93
$2.00
2015
2016
2017
2018
2019

Return On Assets
1.00%
1.07%
1.12%
1.37%
1.39%
2015
2016
2017
2018
2019

Return On Equity
9.33%
10.48%
10.78%
9.85%
9.11%
2015
2016
2017
2018
2019

CONSECUTIVE Net Income $198.1 QUARTERS OF (dollars in millions) $172.6 117 PROFITABILITY $96.8 $88.5 $75.1 YEARS OF STRENGTH & STABILITY 156 2015 2016 2017 2018 2019 $9.2 $10.2 $14.5 Total Loans Total Deposits $10.1 Total Assets (dollars in billions) $8.8 (dollars in billions) (dollars in billions) $14.0 $6.0 $6.9 $5.8 $6.5 $6.2 $8.9 $5.4 $8.4 $8.1 2015 2016 2017 2018 2019 2015 2016 2017 2018 2019 2015 2016 2017 2018 2019 $2.00 1.39% Earnings Per Share Return On Assets 1.37% Return On Equity 10.78% $1.93 10.48% 9.85% 9.33% 9.11% 1.12% $1.56 1.07% $1.43 1.00% $1.21 2015 2016 2017 2018 2019 2015 2016 2017 2018 2019 2015 2016 2017 2018 2019

Dear Fellow Shareholders, The past year was transformational for First Financial Bancorp. With the completion of the MainSource merger in 2018, First Financial emerged as a $10+ billion company, “ raising our profile within the industry and assuming new we must be in the right responsibilities to shareholders, regulators, and the clients and communities we serve. place at the right time Transformation is never simple. It presents challenges to our with the right advice people, processes, and the products and services we offer. and solutions to help I’m pleased to report that we rose to the challenge and emerged as a stronger bank, better positioned to compete, our clients innovate, and win. 2019 Highlights in technology, and in the social, economic, and political conditions that impact our key stakeholders. First Financial’s 2019 achievements are evidenced by important developments internally, in the services we offer, We must be in the right place at the right time with the and in the ways with which we engage our clients: right advice and solutions to help our clients along their financial journeys. This means understanding the needs of The roll out of our Corporate Strategic Plan, setting clear our clients on an instinctive level. We will immerse ourselves direction for our planning efforts and aligning our people into client segments, working to understand the economic, with the core tenets of our business social, and psychographic nuances of Low and Moderate Investments in key talent, adding high-quality associates in Income, Mass Affluent, and High Net Worth individuals and strategic roles to drive innovation and growth families. Similarly, we continue to develop specialized skills in understanding the specific needs of Corporate, Middle Market, The formation of our Digital Solutions Group, the creation Commercial, and Small Business clients, responding to - and of a three-year digital roadmap, and the rollout of new ultimately anticipating - needs in ways that keep businesses technologies that enable improved online business and moving forward on their journeys. We will take the concept retail mortgage lending capabilities of an advisor to an entirely new level, leveraging data to better understand needs and trends, removing friction, and The acquisition of Bannockburn Global Forex, adding making the First Financial banking experience easier and foreign currency hedging, advising, and trading capabilities more pleasing than any financial relationship our clients have to our specialty services offerings ever had. The opening of our 4th & Vine Innovation Center in Client centric. Ready to engage. Delivering expert advice and Cincinnati, providing a new distribution approach for solutions. This is where we’re going in 2020. This is the next banking services, innovation, and financial wellness stage in First Financial Bank’s transformation. The renovation of our Greensburg Operations Center and Thank you for your continued support. our commitment of $500,000 in support of the capital campaign to expand the Greensburg, IN YMCA with a Decatur County Memorial Hospital wellness facility A $1 million donation to the Cincinnati USA Regional Chamber’s Minority Business Accelerator to help continue the development of sizable minority businesses in the Greater Cincinnati area Financially, 2019 was another successful year for First Financial. The year was highlighted by record earnings, top- quartile returns, and shareholder-focused capital actions despite headwinds from Fed rate cuts, legislatively mandated reductions in interchange revenue, and increased credit costs. This success is a direct reflection of the resolve and dedication of our associates, who continue to deliver unparalleled service to our clients and return to our shareholders. What’s Ahead In 2020 With a strong foundation firmly established, we move forward in 2020 with specific execution plans that continue our transformation. We will adapt to changes in our markets, Archie M. Brown President & Chief Executive Officer

First Financial Bancorp 2019 Annual Report 1

Leadership

Senior Management

Archie M. Brown
President and Chief Executive Officer

James M. Anderson
Chief Financial Officer

Scott T. Crawley
Corporate Controller and
Principal Accounting Officer

Richard S. Dennen
President, Oak Street Funding

John M. Gavigan
Chief Operating Officer

William R. Harrod
Chief Credit Officer

Andrew K. Hauck
Chief Commercial Banking Officer

Catherine M. Myers
Chief Consumer Banking Officer

Amanda N. Neeley
Chief Strategy Officer

James R. Shank
Chief Internal Auditor

Karen B. Woods
General Counsel and
Chief Risk Officer

Board of Directors

Claude E. Davis
Board Chair, First Financial Bancorp
Managing Director
Brixey and Meyer Capital

J. Wickliffe Ach
Lead Independent Director
Board of Directors of First Financial Bancorp

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
Principal
McConnell Finnerty PC

Erin P. Hoeflinger
Senior Vice President, Business Strategy and Execution
Aetna

Susan L. Knust
Owner and President
Omega Warehouse Services

William J. Kramer
Vice President of Operations
Valco Companies, Inc.

John T. Neighbours
General Counsel
AmeriQual Group Holdings

Thomas M. O'Brien
Senior Advisor
Boston Consulting Group

Richard E. Olszewski
Owner/Operator
7 Eleven Food Stores

Leadership Senior Management Archie M. Brown John M. Gavigan Amanda N. Neeley President and Chief Executive Officer Chief Operating Officer Chief Strategy Officer James M. Anderson William R. Harrod James R. Shank Chief Financial Officer Chief Credit Officer Chief Internal Auditor Scott T. Crawley Andrew K. Hauck Karen B. Woods Corporate Controller and Chief Commercial Banking Officer General Counsel and Principal Accounting Officer Chief Risk Officer Catherine M. Myers Richard S. Dennen Chief Consumer Banking Officer President, Oak Street Funding Board of Directors Claude E. Davis Erin P. Hoeflinger Board Chair, First Financial Bancorp Senior Vice President, Business Strategy and Execution Managing Director Aetna Brixey and Meyer Capital Susan L. Knust J. Wickliffe Ach Owner and President Lead Independent Director Omega Warehouse Services Board of Directors of First Financial Bancorp William J. Kramer Kathleen L. Bardwell Vice President of Operations Senior Vice President, Chief Compliance Officer Valco Companies, Inc. STERIS Corporation John T. Neighbours William G. Barron General Counsel Chairman and President AmeriQual Group Holdings William G. Barron Enterprises Thomas M. O’Brien Vincent A. Berta Senior Advisor President and Managing Director Boston Consulting Group Covington Capital, LLC Richard E. Olszewski Cynthia O. Booth Owner/Operator President and Chief Executive Officer 7 Eleven Food Stores COBCO Enterprises, LLC Maribeth S. Rahe Archie M. Brown President and Chief Executive Officer President and Chief Executive Officer Fort Washington Investment Advisors, Inc. First Financial Bancorp and First Financial Bank Corinne R. Finnerty Principal McConnell Finnerty PC

2 First Financial Bancorp 2019 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2019	2018	% Change
Earnings
Net interest income	$484,254	$449,235	7.8%
Net income	198,075	172,595	14.8%

Per Share
Net income per common share-basic	$2.01	$1.95	3.1%
Net income per common share-diluted	2.00	1.93	3.6%
Cash dividends declared per common share	0.90	0.78	15.4%
Tangible book value per common share (end of year)	12.42	11.72	6.0%
Market price (end of year)	25.44	23.72	7.3%

Balance Sheet - End of Year
Total assets	$14,511,625	$13,986,660	3.8%
Loans	9,201,665	8,824,214	4.3%
Investment securities	3,119,966	3,324,243	(6.1)%
Deposits	10,210,229	10,140,394	0.7%
Shareholders' equity	2,247,705	2,078,249	8.2%

Ratios
Return on average assets	1.39%	1.37%
Return on average shareholders' equity	9.11%	9.85%
Return on average tangible shareholders' equity	16.32%	17.32%
Net interest margin	3.95%	4.05%
Net interest margin (fully tax equivalent)	4.00%	4.10%

First Financial Bancorp 2019 Annual Report 3

2019 Financial Highlights

4 First Financial Bancorp 2019 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset based lending	FHLMC	Federal Home Loan Mortgage Corporation
ACL	Allowance for credit losses	First Financial	First Financial Bancorp.
the Act	Private Securities Litigation Reform Act	FNMA	Federal National Mortgage Association
AFS	Available-for-sale	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ALLL	Allowance for loan and lease losses	FRB	Federal Reserve Bank
AOCI	Accumulated other comprehensive income	GAAP	U.S. Generally Accepted Accounting Principles
ASC	Accounting standards codification	GDP	Gross Domestic Product
ASU	Accounting standards update	GNMA	Government National Mortgage Association
ATM	Automated teller machine	HTM	Held-to-maturity
Bank	First Financial Bank	Insignificant	Less than $0.1 million
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	IRLC	Interest Rate Lock Commitment
BGF or Bannockburn	Bannockburn Global Forex, LLC	MBSs	Mortgage-backed securities
Bp/bps	Basis point(s)	MSFG	MainSource Financial Group, Inc.
BOLI	Bank owned life insurance	N/A	Not applicable
CDs	Certificates of deposit	NII	Net interest income
CECL	Current Expected Credit Loss	N/M	Not meaningful
C&I	Commercial & industrial	Oak Street	Oak Street Holdings Corporation
CLOs	Collateralized loan obligations	ODFI	Ohio Department of Financial Institutions
CMOs	Collateralized mortgage obligations	OREO	Other real estate owned
CRE	Commercial real estate	PCA	Prompt corrective action
Company	First Financial Bancorp.	ROU	Right-of-use
ERM	Enterprise Risk Management	SEC	United States Securities and Exchange Commission
EVE	Economic value of equity	Topic 842	FASB ASC Topic 842, Leasing
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	Special Assets	Special Assets Division
FASB	Financial Accounting Standards Board	TDR	Troubled debt restructuring
FDIC	Federal Deposit Insurance Corporation	USD	United States dollars
FHLB	Federal Home Loan Bank

First Financial Bancorp 2019 Annual Report 5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2019	2018	2017	2016	2015
Summary of operations
Interest income	$607,578	$540,382	$333,073	$305,950	$269,759
Tax equivalent adjustment (1)	6,328	5,147	5,259	4,215	4,017
Interest income tax – equivalent (1)	613,906	545,529	338,332	310,165	273,776
Interest expense	123,324	91,147	49,528	33,279	23,257
Net interest income tax – equivalent (1)	$490,582	$454,382	$288,804	$276,886	$250,519
Interest income	$607,578	$540,382	$333,073	$305,950	$269,759
Interest expense	123,324	91,147	49,528	33,279	23,257
Net interest income	484,254	449,235	283,545	272,671	246,502
Provision for loan and lease losses	30,598	14,586	3,582	10,140	9,641
Noninterest income	131,373	103,382	76,142	69,601	75,202
Noninterest expenses	342,167	323,810	239,942	201,401	201,130
Income before income taxes	242,862	214,221	116,163	130,731	110,933
Income tax expense	44,787	41,626	19,376	42,205	35,870
Net income	$198,075	$172,595	$96,787	$88,526	$75,063

Per share data
Earnings per common share
Basic	$2.01	$1.95	$1.57	$1.45	$1.23
Diluted	$2.00	$1.93	$1.56	$1.43	$1.21
Cash dividends declared per common share	$0.90	$0.78	$0.68	$0.64	$0.64
Average common shares outstanding–basic (in thousands)	98,306	88,582	61,529	61,206	61,063
Average common shares outstanding–diluted (in thousands)	98,851	89,614	62,172	61,985	61,848

Selected year-end balances
Total assets	$14,511,625	$13,986,660	$8,896,923	$8,437,967	$8,147,411
Earning assets	12,392,259	12,190,567	8,117,115	7,719,285	7,431,707
Investment securities	3,119,966	3,324,243	2,056,556	1,854,201	1,970,626
Total loans and leases	9,201,665	8,824,214	6,013,183	5,757,482	5,388,760
Interest-bearing demand deposits	2,364,881	2,307,071	1,453,463	1,513,771	1,414,291
Savings deposits	2,960,979	3,167,325	2,462,420	2,142,189	1,945,805
Time deposits	2,240,441	2,173,564	1,317,105	1,321,843	1,406,124
Noninterest-bearing demand deposits	2,643,928	2,492,434	1,662,058	1,547,985	1,413,404
Total deposits	10,210,229	10,140,394	6,895,046	6,525,788	6,179,624
Short-term borrowings	1,316,181	1,040,691	814,565	807,912	938,425
Long-term debt	414,376	570,739	119,654	119,589	119,540
Shareholders’ equity	2,247,705	2,078,249	930,664	865,224	809,376

Select Financial Ratios
Average loans to average deposits (2)	88.59%	87.49%	88.12%	89.33%	84.00%
Net charge-offs to average loans and leases	0.33%	0.15%	0.13%	0.10%	0.18%
Average shareholders’ equity to average total assets	15.30%	13.89%	10.42%	10.24%	10.73%
Return on average assets	1.39%	1.37%	1.12%	1.07%	1.00%
Return on average equity	9.11%	9.85%	10.78%	10.48%	9.33%
Net interest margin	3.95%	4.05%	3.59%	3.62%	3.60%
Net interest margin (tax equivalent basis) (1)	4.00%	4.10%	3.66%	3.68%	3.66%
Dividend payout	44.78%	40.00%	43.31%	44.14%	52.03%
(1) Tax equivalent basis was calculated using a 21.00% tax rate for 2019 and 2018 and a 35.00% tax rate for 2017, 2016 and 2015.
(2) Includes loans held for sale.

6 First Financial Bancorp 2019 Annual Report

This annual report contains forward-looking statements. See the Forward-Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented by management to facilitate the understanding of the financial position and results of operations of First Financial Bancorp. Management's discussion and analysis identifies trends and material changes that occurred during the reporting periods presented and should be read in conjunction with the Statistical Data, Consolidated Financial Statements and accompanying Notes.

Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings, total assets, liabilities and shareholders' equity.

EXECUTIVE SUMMARY

First Financial Bancorp. is a $14.5 billion financial holding company headquartered in Cincinnati, Ohio, which operates through its subsidiaries primarily in Ohio, Indiana, Kentucky and Illinois. These subsidiaries include First Financial Bank, an
Ohio-chartered commercial bank, which operated 145 full service banking centers as of December 31, 2019. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial,
Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance.
Commercial Finance provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and commission-based financing, primarily to insurance agents and brokers, throughout the United
States. Wealth Management had $2.9 billion in assets under management as of December 31, 2019 and provides the following services: financial planning, investment management, trust administration, estate settlement, brokerage services and retirement planning.

Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY

First Financial aims to develop a competitive advantage by utilizing a local market focus to provide superior service and build long-term relationships with clients while helping them achieve greater financial success. First Financial serves a combination of metropolitan and community markets in Ohio, Indiana, Kentucky and Illinois through its full-service banking centers, and provides financing to franchise owners and clients within the financial services industry throughout the United States. First
Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for growth and long-term profitability. First Financial intends to concentrate plans for future growth and capital investment within its current metropolitan markets, and will continue to evaluate additional growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint. Additionally, First Financial may assess strategic acquisitions that provide product line extensions or additional industry verticals that compliment its existing business and diversify its product suite and revenue streams. First Financial's investment in community markets remains an important part of the Bank's core funding base and has historically provided stable, low-cost funding sources.

BUSINESS COMBINATIONS

In August 2019, the Company acquired Bannockburn Global Forex, LLC, an industry-leading capital markets firm. The
Cincinnati-based company provides transactional currency payments, foreign exchange hedging and other advisory products to closely held enterprises, financial sponsors and financial institutions across the United States. Bannockburn became a division of the Bank and continues to operate as Bannockburn Global Forex, taking advantage of its existing brand recognition within the foreign exchange industry. The total purchase consideration was $114.6 million, consisting of $53.7 million in cash and $60.9 million of First Financial common stock. The transaction resulted in First Financial recording $58.0 million of goodwill on the Consolidated Balance Sheet, which reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth and diversification. The goodwill is deductible for income tax purposes as the transaction is considered a taxable exchange.

In April 2018, First Financial completed its acquisition of MainSource Financial Group, Inc. and its banking subsidiary,
MainSource Bank. The merger positioned the combined company to better serve the complementary geographies of Ohio,

First Financial Bancorp 2019 Annual Report 7

Indiana, Kentucky and Illinois by creating a higher performing bank with greater scale and capabilities. Under the terms of the merger agreement, shareholders of MSFG received 1.3875 common shares of First Financial common stock for each share of MSFG common stock. Including outstanding options and warrants on MSFG common stock, total purchase consideration was $1.1 billion. In the merger, First Financial acquired $4.4 billion of total assets, $2.8 billion of loans and $3.3 billion of deposits, which resulted in goodwill of $675.6 million.

The BGF and MSFG transactions were accounted for using the acquisition method of accounting. Accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations.

See Note 23 – Business Combinations in the Notes to Consolidated Financial Statements, for further discussion of these transactions.

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2019 was $198.1 million, resulting in earnings per diluted common share of $2.00. This compares to net income of $172.6 million and earnings per diluted common share of $1.93 in 2018. First Financial’s return on average shareholders’ equity for 2019 was 9.11%, compared to 9.85% for 2018, and First Financial’s return on average assets was 1.39% and 1.37% for 2019 and 2018, respectively.

Net interest income in 2019 increased $35.0 million, or 7.8%, from 2018, to $484.3 million, primarily driven by higher average earning asset balances subsequent to the MSFG merger as well as higher yields earned on the investment and loan portfolios. The net interest margin on a fully tax equivalent basis was 4.00% for 2019 compared to 4.10% in 2018 as rising interest costs outpaced interest income growth.

Noninterest income increased $28.0 million, or 27.1%, during 2019 to $131.4 million from $103.4 million in 2018. The increase in 2019 was driven primarily by the full year impact of the MSFG merger, an increase in client derivative fees and the BGF acquisition in August of 2019.

Noninterest expense increased $18.4 million, or 5.7%, from $323.8 million in 2018 to $342.2 million in 2019. This increase was impacted by the larger scale created by the MSFG merger as well as the BGF acquisition.

Income tax expense increased $3.2 million, or 7.6%, to $44.8 million in 2019 from $41.6 million in 2018, with the effective tax rate decreasing to 18.4% in 2019 from 19.4% in 2018. The lower effective tax rate in 2019 was primarily related to the recognition of a historic tax credit investment during the period.

Total loans increased $377.5 million, or 4.3%, to $9.2 billion at December 31, 2019 from $8.8 billion at December 31, 2018. Total deposits increased $69.8 million, or 0.7%, to $10.2 billion as of December 31, 2019 from $10.1 billion at December 31, 2018.

The ALLL was $57.7 million, or 0.63% of total loans at December 31, 2019, compared to $56.5 million, or 0.64% of total loans at December 31, 2018. Provision expense increased $16.0 million, or 109.8%, to $30.6 million in 2019 while classified assets declined $42.4 million, or 32.2%, during the year. The elevated provision expense was mainly attributed to $13.2 million of charge-offs related to a single franchise relationship.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2019 vs. 2018. First Financial’s net income increased $25.5 million, or 14.8%, to $198.1 million in 2019, compared to net income of $172.6 million in 2018. The increase was primarily related to a $35.0 million, or 7.8%, increase in net interest income, combined with a $28.0 million, or 27.1%, increase in noninterest income. These increases were partially offset by an $18.4 million, or 5.7%, increase in noninterest expenses and a $3.2 million, or 7.6%, increase in income tax expense during 2019.

2018 vs. 2017. First Financial’s net income increased $75.8 million, or 78.3%, to $172.6 million in 2018, compared to net

First Financial Bancorp 2019 Annual Report 8

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

NET INTEREST INCOME

First Financial’s net interest income for the years 2015 through 2019 is shown in Table 1 – Financial Summary. First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees and purchase accounting accretion, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans to customers as well as marketable investment securities.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 21.00% marginal tax rate for 2018 and 2019 and a 35.00% marginal tax rate for years 2015 through 2017. Net interest income is presented on a tax equivalent basis to consistently reflect income from tax-exempt assets, such as municipal loans and investments, in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 4.00%, 4.10% and 3.66% for 2019, 2018 and 2017, respectively.

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

Loan fees included in the interest income computation for 2019, 2018 and 2017 were $15.9 million, $16.5 million and $13.9 million, respectively. Interest income also included purchase accounting accretion of $26.8 million, $25.5 million and $0.7 million for 2019, 2018 and 2017, respectively.

2019 vs. 2018. Net interest income increased $35.0 million, or 7.8%, from $449.2 million in 2018 to $484.3 million in 2019, primarily due to an increase in average earning assets and higher yields earned during 2019. Average earning assets increased from $11.1 billion in 2018 to $12.3 billion in 2019 primarily due to the full year impact of the MSFG merger and organic loan growth, while the tax equivalent yield on earning assets increased from 4.93% in 2018 to 5.00% in 2019.

Interest income was $607.6 million in 2019, increasing $67.2 million, or 12.4%, from 2018. The increase was primarily attributable to interest income from loans, which increased $51.8 million, or 11.6%, from $447.2 million in 2018 to $499.0 million in 2019. The increase in interest income on loans resulted from a merger driven increase in average loan balances, including loans held for sale, of $797.8 million, or 9.8%, the impact from purchase accounting accretion and higher loan yields. Additionally, interest income earned on investment securities increased $15.3 million, or 16.5%, during the period. Similar to interest on loans, higher interest income on investment securities was driven by a $391.7 million, or 13.5%, merger-related increase in average investment balances as well as higher yields earned during the period.

Interest expense was $123.3 million in 2019, which was a $32.2 million, or 35.3%, increase from 2018. Interest expense increased as the average balance of interest-bearing deposits increased $478.5 million, or 6.7%, primarily due to the full year impact of the MSFG merger in 2019 in addition to increased customer demand. Additionally, higher interest rates during the twelve month period contributed to the cost of funds related to these deposits increasing to 1.04% for 2019 from 0.80% in 2018. Interest expense was also impacted in 2019 by a $199.3 million, or 21.0%, increase in average Short-term borrowings and an $83.8 million, or 19.1%, increase in average Long-term borrowings.

2018 vs. 2017. Net interest income increased $165.7 million, or 58.4%, from $283.5 million in 2017 to $449.2 million in 2018, primarily due to an increase in average earning assets and higher yields earned during 2018. Average earning assets increased

First Financial Bancorp 2019 Annual Report 9

Management’s Discussion and Analysis of Financial Condition and Results of Operations

from $7.9 billion in 2017 to $11.1 billion in 2018, while the tax equivalent yield on earning assets increased from 4.29% in 2017 to 4.93% in 2018.

Interest income was $540.4 million in 2018, a $207.3 million, or 62.2%, increase from 2017. This increase was primarily attributable to interest income from loans, which increased $167.1 million, or 59.6%, from $280.1 million in 2017 to $447.2 million in 2018 as well as a $36.0 million, or 63.8%, increase in interest income earned on investment securities during 2018. The increase in interest income on loans resulted from a merger driven increase in average loan balances, including loans held for sale, of $2.3 billion, or 39.4%, and the impact from purchase accounting accretion, in addition to higher loan yields resulting from rising interest rates. Similar to interest on loans, the increase in interest income on investment securities was driven by a $895.8 million, or 44.8%, merger related increase in average investment balances as well as higher yields earned during the period due to rising interest rates.

Interest expense was $91.1 million in 2018, which was a $41.6 million, or 84.0%, increase from 2017. Interest expense increased as the average balance of interest-bearing deposits increased $2.0 billion, or 39.4%, primarily due to the MSFG merger. Additionally, rising interest rates during the twelve month period contributed to the cost of these deposits increasing to 80 bps for 2018 from 69 bps in 2017. Interest expense was also impacted in 2018 by an increase in short-term borrowing rates from 99 bps in 2017 to 1.90% in 2018 as a result of rising interest rates.

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2019 change from 2018 due to			2018 change from 2017 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$44,638	$7,257	$51,895	$126,901	$39,681	$166,582
Indemnification asset	0	0	0	0	3,871	3,871
Investment securities (3)
Taxable	7,846	3,246	11,092	21,278	7,230	28,508
Tax-exempt	5,831	(555)	5,276	9,004	(1,112)	7,892
Total investment securities interest (3)	13,677	2,691	16,368	30,282	6,118	36,400
Interest-bearing deposits with other banks	84	30	114	25	319	344
Total	58,399	9,978	68,377	157,208	49,989	207,197

Interest expense
Interest-bearing demand deposits	859	3,443	4,302	2,641	1,563	4,204
Savings deposits	261	3,072	3,333	3,488	(1,379)	2,109
Time deposits	5,750	8,685	14,435	11,766	3,701	15,467
Short-term borrowings	4,386	2,816	7,202	2,228	7,612	9,840
Long-term debt	3,056	(151)	2,905	11,703	(1,704)	9,999
Total	14,312	17,865	32,177	31,826	9,793	41,619
Net interest income	$44,087	$(7,887)	$36,200	$125,382	$40,196	$165,578

(1) Tax equivalent basis was calculated using a 21.00% tax rate for 2019 and 2018 and a 35.00% tax rate for 2017.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes HTM securities, AFS securities and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2019, 2018 and 2017 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2019 vs. 2018. Noninterest income increased $28.0 million, or 27.1%, from $103.4 million in 2018 to $131.4 million in 2019. The increase was primarily related to an $8.8 million, or 144.6%, increase in Gain on sale of loans, an $8.0 million, or 103.9%,

10 First Financial Bancorp 2019 Annual Report

increase in Client derivative fees and a $7.7 million increase in Foreign exchange income. These increases were partially offset by a $1.4 million, or 7.1% decrease in bankcard income.

Higher gain on sale of loans and client derivative fees were primarily driven by the full year impact of the MSFG merger and strong loan origination activity, while foreign exchange income was directly attributable to the BGF acquisition, which closed in August of 2019. The decline in bankcard income was due to the impact of the Durbin Amendment cap on interchange fees, which became applicable to First Financial in the third quarter of 2019.

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

The increases in service charges on deposits, bankcard income, other noninterest income, derivative fees and wealth management fees were primarily driven by increased scale created by the MSFG merger.

Table 3 • Noninterest Income and Noninterest Expenses
	2019		2018		2017
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$37,939	8.1%	$35,108	77.5%	$19,775	4.4%
Trust and wealth management fees	15,644	3.7%	15,082	7.2%	14,073	6.6%
Bankcard income	18,804	(7.1)%	20,245	52.2%	13,298	9.6%
Client derivative fees	15,662	103.9%	7,682	19.7%	6,418	40.4%
Foreign exchange income	7,739	N/M	0	N/M	0	N/M
Net gains from sales of loans	14,851	144.6%	6,071	17.5%	5,169	(24.0)%
Other	21,140	9.2%	19,355	22.8%	15,760	14.8%
Subtotal	131,779	27.3%	103,543	39.0%	74,493	7.4%
Net gain (loss) on sales/transfers of investment securities	(406)	N/M	(161)	N/M	1,649	N/M
Total	$131,373	27.1%	$103,382	35.8%	$76,142	9.4%

Noninterest expenses
Salaries and employee benefits	$209,061	10.6%	$188,990	37.7%	$137,240	6.8%
Net occupancy	24,069	(0.6)%	24,215	39.2%	17,397	(5.1)%
Furniture and equipment	15,903	6.7%	14,908	76.6%	8,443	(2.5)%
Data processing	21,881	(22.1)%	28,077	100.2%	14,022	22.9%
Marketing	6,908	(9.1)%	7,598	137.4%	3,201	(19.3)%
Communication	3,267	3.2%	3,167	74.1%	1,819	(3.7)%
Professional services	11,254	(8.3)%	12,272	(18.3)%	15,023	138.3%
State intangible tax	5,829	40.4%	4,152	56.4%	2,655	30.5%
FDIC assessments	1,973	(50.3)%	3,969	0.6%	3,944	(8.1)%
Intangible assets amortization	9,671	31.4%	7,359	466.9%	1,298	(17.6)%
Other	32,351	11.2%	29,103	(16.6)%	34,900	142.5%
Total	$342,167	5.7%	$323,810	35.0%	$239,942	19.1%

NONINTEREST EXPENSES

2019 vs. 2018. Noninterest expenses increased $18.4 million, or 5.7%, in 2019 compared to 2018, primarily due to a $20.1 million, or 10.6%, increase in salaries and employee benefits, a $3.2 million, or 11.2%, increase in other noninterest expenses, and a $2.3 million, or 31.4%, increase in intangible assets amortization expense. These increases were partially offset by a $6.2 million, or 22.1%, decrease in data processing expenses and a $2.0 million, or 50.3%, decrease in FDIC assessments.

First Financial Bancorp 2019 Annual Report 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Higher salaries and employee benefits in 2019 were attributed to merger related increases in staffing levels, higher performance-based compensation and annual compensation adjustments. Intangible assets recorded in conjunction with the purchase accounting for the MSFG and BFG business combinations resulted in higher intangible asset amortization during 2019, while the increase in other noninterest expense included a $2.9 million historic tax credit investment write-down. Lower data processing expenses were primarily due to elevated merger-related expenses in 2018, while the reduction of FDIC assessments was attributed to the recognition of a $3.4 million FDIC small bank assessment credit in the second half of 2019.

2018 vs. 2017. Noninterest expenses increased $83.9 million, or 35.0%, in 2018 compared to 2017, primarily due to a $51.8 million, or 37.7%, increase in salaries and employee benefits, a $14.1 million, or 100.2%, increase in data processing expenses, a $6.8 million, or 39.2%, increase in net occupancy expenses, a $6.5 million, or 76.6%, increase in furniture and equipment expenses, a $4.4 million, or 137.4%, increase in marketing expenses, and a $0.5 million, or 1.5%, decrease in other noninterest expenses. These increases were partially offset by a $2.8 million, or 18.3%, decrease in professional services.

Higher salaries and employee benefits in 2018 were attributed to merger related increases in staffing levels, higher severance and retention costs, higher performance-based compensation, increased health care costs and annual compensation adjustments.
The increases in data processing, net occupancy, furniture and equipment and marketing expenses were largely attributable to merger related expenses combined with the larger scale of the Company subsequent to the MSFG merger. Lower professional services in 2018 were mainly due to elevated costs in 2017. Higher other noninterest expenses during 2017 were primarily driven by an $11.3 million historic tax credit investment write-down, a $5.1 million impairment charge resulting from the preliminary agreement to early terminate the Company's FDIC loss sharing agreements and a $3.0 million charitable contribution to the First Financial Foundation.

INCOME TAXES

2019 vs. 2018. First Financial’s income tax expense in 2019 totaled $44.8 million compared to $41.6 million in 2018, resulting in effective tax rates of 18.4% and 19.4% for 2019 and 2018, respectively. The lower effective tax rate in 2019 was related to the recognition of a historic tax credit investment, which reduced income tax expense by $3.2 million and increased 2019 net income by $0.4 million when netted against the investment write-down included in noninterest expense.

2018 vs. 2017. First Financial’s income tax expense in 2018 totaled $41.6 million compared to $19.4 million in 2017, resulting in effective tax rates of 19.4% and 16.7% in 2018 and 2017, respectively. The higher effective tax rate in 2018 was related to the recognition of a significant historic tax credit investment in 2017, which was partially offset by the impact of tax reform. The historic tax credit investment reduced income tax expense by $12.5 million in 2017, and resulted in a $1.1 million increase to net income for the year when netted against the investment write-down included in noninterest expense.

For further information on income taxes, see Note 15 – Income Taxes in the Notes to Consolidated Financial Statements.

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily located in the Ohio, Indiana and Kentucky markets; however, the commercial finance line of business serves a national client base.

First Financial’s loan portfolio consists of commercial loan types, including C&I, lease financing (equipment leasing), construction real estate and commercial real estate, as well as consumer loan types, such as residential real estate, home equity, installment and credit card loans. First Financial's lending portfolios are managed to avoid the creation of inappropriate industry, geographic, franchise concept or borrower concentration risk.

Commercial and Industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects.  C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners.  C&I loans also include ABL, equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and commission-based loans to insurance agents and brokers.  ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment.  In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets.  Within the insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business.

12 First Financial Bancorp 2019 Annual Report

First Financial maintains vigorous underwriting processes to assess prospective C&I borrowers' credit worthiness prior to origination, and actively monitors C&I relationships subsequent to funding in order to ensure adequate oversight of the portfolio.

First Financial remains optimistic that positive macroeconomic trends will result in C&I growth in future periods. While C&I growth is a strategic organizational priority, the Company will continue to monitor the size and composition of the franchise portfolio to ensure that it remains comprised of historically profitable concepts and financially responsible borrowers.

Lease Financing – Lease financing consists of lease transactions for the acquisition of both new and used business equipment for commercial clients. Lease products may include tax leases, finance leases, lease lines of credit and interim funding. The credit underwriting for lease transactions includes detailed analysis of the lessee's industry and business model, nature of the equipment, equipment resale values, historical and projected cash flow analysis, secondary sources of repayment and guarantor in addition to other considerations.

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

First Financial has pursued select real estate construction lending opportunities while actively monitoring industry and portfolio-specific credit trends and sector concentrations. In general, First Financial will seek to enter into typical construction lending arrangements only when the prospect of term financing is probable upon completion of the construction period.

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

The Company believes its current underwriting criteria, coupled with active credit monitoring, provides adequate oversight of the commercial real estate loan portfolio. In addition, management continually monitors CRE balances in relation to the rest of the loan portfolio to ensure that real estate concentration risk is properly mitigated.

Residential Real Estate – Residential real estate loans represent loans to consumers for the financing of a residence.
These loans generally have a 15 to 30 year term and a fixed interest rate, but may have a shorter term to maturity with an adjustable interest rate. In most cases, these loans are extended to borrowers to finance their primary residence. First Financial sells residential real estate loan originations into the secondary market on both servicing retained and servicing released bases. Residential real estate loans are generally underwritten to secondary market lending standards, utilizing underwriting processes that rely on empirical data to assess credit risk as well as analysis of the borrower's ability to repay their obligations, credit history, the amount of any down payment and the market value or other characteristics of the property. First Financial also offers a residential mortgage product that features similar borrower credit characteristics but a more streamlined underwriting process than typically required to sell to government-sponsored enterprises and thus is retained on the Consolidated Balance Sheets.

While First Financial continues to sell the majority of residential real estate originations into the secondary market, the Company believes its current underwriting criteria coupled with the monitoring of a number of portfolio metrics, including credit scores and loan-to-value ratios, provides adequate oversight of this portfolio.

First Financial Bancorp 2019 Annual Report 13

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

Credit Card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but lines are unconditionally cancellable by the Company at any time.

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

Classified loans are considered to be the leading indicator of credit losses, and are typically managed by the Special Assets Department. Special Assets is a commercial credit group whose primary focus is to handle the day-to-day management of commercial workouts, recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides independent, objective oversight and assessment of commercial credit quality and processes.

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

LOANS AND LEASES

2019 vs. 2018. First Financial experienced steady loan growth in 2019. Loans, excluding loans held for sale, totaled $9.2 billion at December 31, 2019, increasing $377.5 million, or 4.3%, compared to December 31, 2018. Commercial real estate loans increased $440.0 million, or 11.7%, and residential real estate increased $100.3 million, or 10.5%, while construction real

14 First Financial Bancorp 2019 Annual Report

estate loans decreased $55.8 million, or 10.2%, C&I loans decreased $48.8 million, or 1.9%, home equity decreased $45.4 million, or 5.6%, and installment loans decreased $10.6 million, or 11.4%, during 2019. Average loan balances, including loans held for sale, were $8.9 billion at December 31, 2019, an increase of $797.8 million, or 9.8% compared to December 31, 2018.

Table 4 - Loan and Lease Portfolio details loan and lease balances by type as a percentage of the total portfolio as of December 31 for the last five years.

Table 4 • Loan and Lease Portfolio
	December 31,
	2019		2018		2017		2016		2015
(Dollars in thousands)	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans
Commercial and industrial	$2,465,877	26.8%	$2,514,661	28.5%	$1,912,743	31.8%	$1,781,948	31.0%	$1,663,102	30.8%
Lease financing	88,364	1.0%	93,415	1.1%	89,347	1.5%	93,108	1.6%	93,986	1.7%
Real estate – construction	493,182	5.3%	548,935	6.2%	467,730	7.8%	399,434	6.9%	311,712	5.8%
Real estate – commercial	4,194,651	45.6%	3,754,681	42.5%	2,490,091	41.4%	2,427,577	42.2%	2,258,297	41.9%
Real estate – residential	1,055,949	11.5%	955,646	10.8%	471,391	7.8%	500,980	8.7%	512,311	9.5%
Home equity	771,869	8.4%	817,282	9.3%	493,604	8.2%	460,388	8.0%	466,629	8.7%
Installment	82,589	0.9%	93,212	1.1%	41,586	0.7%	50,639	0.9%	41,506	0.8%
Credit card	49,184	0.5%	46,382	0.5%	46,691	0.8%	43,408	0.7%	41,217	0.8%
Total loans and leases	$9,201,665	100%	$8,824,214	100%	$6,013,183	100%	$5,757,482	100%	$5,388,760	100%

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and construction real estate loans outstanding at December 31, 2019 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ALLL, see the Credit Risk section included in Management’s Discussion and Analysis.

Table 5 • Loan Maturity/Rate Sensitivity
	December 31, 2019
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial and industrial	$616,407	$1,255,963	$593,507	$2,465,877
Construction real estate	198,053	166,755	128,374	493,182
Total	$814,460	$1,422,718	$721,881	$2,959,059

		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Fixed rate	$131,396	$309,651	$77,716	$518,763
Variable rate	683,064	1,113,067	644,165	2,440,296
Total	$814,460	$1,422,718	$721,881	$2,959,059

OFF-BALANCE SHEET ARRANGEMENTS

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  First Financial had commitments outstanding to extend credit, totaling $3.3 billion and $3.0 billion at December 31, 2019 and 2018, respectively. As of December 31, 2019, loan commitments with a fixed interest rate totaled $123.7 million while commitments

First Financial Bancorp 2019 Annual Report 15

with variable interest rates totaled $3.2 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2019 and 2018. The fixed rate loan commitments have maturities ranging from 1 to 31.6 years at December 31, 2019 and 1 to 30 years at December 31, 2018.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial has issued letters of credit aggregating $33.4 million and $32.7 million at December 31, 2019, and 2018, respectively. Management conducts regular reviews of these instruments on an individual client basis.

ASSET QUALITY

Nonperforming assets consist of nonaccrual loans, accruing TDRs (collectively, nonperforming loans) and OREO. Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are classified as nonaccrual due to a borrower's continued
failure to adhere to contractual payment terms, coupled with other pertinent factors. When a loan is classified as nonaccrual, the accrual of interest income is discontinued and previously accrued but unpaid interest is reversed.

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

See Table 6 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2019 vs. 2018. Total nonperforming assets declined $26.6 million, or 30.1%, to $61.6 million at December 31, 2019 from $88.2 million at December 31, 2018. Nonaccrual loans declined $22.5 million and accruing TDRs declined $4.7 million, which was partially offset by a $0.6 million increase in OREO.

First Financial's nonperforming assets as a percentage of total loans plus OREO declined to 0.67% at December 31, 2019 from 1.00% at December 31, 2018 as a result of lower nonperforming loan balances during the period. Additionally, classified asset balances declined $42.4 million, or 32.2%, to $89.3 million at December 31, 2019 from $131.7 million at December 31, 2018.

The significant decreases in nonperforming and classified assets during 2019 were driven by focused resolution efforts during the period, which included significant paydowns/payoffs and a $12.2 million problem loan sale, in addition to positive risk rating migration and elevated net charge-offs during the period. Management is optimistic that the Company's credit quality trends will remain strong in future periods given the diligent underwriting and monitoring processes in place as well as the sustained improvement in employment rates, the real estate markets, and business and consumer confidence levels.

First Financial Bancorp 2019 Annual Report 16

Table 6 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Nonaccrual loans (1)	$48,165	$70,700	$24,082	$17,730	$27,997
Accruing troubled debt restructurings (2)	11,435	16,109	17,545	30,240	28,876
Other real estate owned (OREO)	2,033	1,401	2,781	6,284	13,254
Total nonperforming assets	$61,633	$88,210	$44,408	$54,254	$70,127

Nonperforming assets as a percent of total loans plus OREO	0.67%	1.00%	0.74%	0.94%	1.30%

Accruing loans past due 90 days or more	$201	$63	$61	$142	$108

Classified assets	$89,250	$131,668	$87,293	$125,155	$132,431

(1) Nonaccrual loans include nonaccrual TDRs of $18.5 million, $22.4 million, $6.4 million, $5.1 million and $9.3 million, as of December 31, 2019, 2018, 2017, 2016 and 2015, respectively.
(2) Accruing troubled debt restructurings include TDRs past due 90 days or more and still accruing of $2.7 million as of December 31, 2016. There were no TDRs 90 days past due and still accruing as of December 31, 2019, 2018, 2017, 2016 and 2015, respectively.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBSs. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 50.6% and 58.0% of First Financial's investment securities portfolio as of December 31, 2019 and 2018, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees and whose realization is dependent on future principal and interest repayments, thus carrying greater credit risk. First Financial performs a detailed collateral and structural analysis prior to any purchase of these securities and limits investments to asset classes in which the Company has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 49.4% and 42.0% of First Financial's investment securities portfolio as of December 31, 2019 and 2018, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB and FHLB stock.

Gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security as well as payment performance and the Company’s intent and ability to hold the security when determining whether any impairment is other than temporary. First Financial had no other than temporary impairment expense for the years ended December 31, 2019 and 2018.

2019 vs. 2018. First Financial’s investment portfolio at December 31, 2019 totaled $3.0 billion, and represented 20.6% of total assets at December 31, 2019. The $213.6 million, or 6.7%, decline in the investment portfolio during 2019 was primarily related to Company's strategic redeployment of cash flows to support loan growth and to reduce borrowings.

First Financial classified $2.9 billion, or 95.2%, and $2.8 billion, or 86.6%, of investment securities as AFS at December 31, 2019 and 2018, respectively. First Financial classified $142.9 million, or 4.8%, and $429.3 million, or 13.4%, of investment securities as HTM at December 31, 2019 and 2018, respectively. In addition, First Financial reclassified $268.7 million and

First Financial Bancorp 2019 Annual Report 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations

$372.1 of HTM securities to AFS upon adoption of ASU 2017-12 and subsequent to the MSFG merger to align with post-merger investment strategies, respectively.

First Financial recorded a $41.3 million unrealized after-tax gain on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2019, which increased $52.9 million from an $11.6 million unrealized after-tax loss at December 31, 2018.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank represented 1.0% of the investment portfolio at December 31, 2018 but was not meaningful as a percentage of the portfolio at December 31, 2019.

Investments in MBS securities, which include CMOs, represented 61.0% and 65.2% of First Financial's portfolio at December 31, 2019 and 2018, respectively. MBSs are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $687.3 million as of December 31, 2019 and $501.9 million as of December 31, 2018, comprising 22.9% and 15.6% of the investment portfolio at December 31, 2019 and 2018, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $400.4 million, or 13.4% of the investment portfolio at December 31, 2019 and $509.2 million, or 15.9% of the investment portfolio at December 31, 2018. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions and debt securities issued by corporations, were $81.6 million, or 2.7% of the investment portfolio, at December 31, 2019 and $73.2 million, or 2.3% of the investment portfolio, at December 31, 2018.

The overall duration of the investment portfolio increased to 3.4 years as of December 31, 2019 from 3.3 years as of December 31, 2018. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Table 7 • Investment Securities as of December 31
	2019		2018
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$100	0.0%	$97	0.0%
Securities of U.S. government agencies and corporations	158	0.0%	31,919	1.0%
Mortgage-backed securities-residential	452,373	15.1%	584,164	18.2%
Mortgage-backed securities-commercial	577,785	19.3%	568,815	17.7%
Collateralized mortgage obligations	795,207	26.6%	939,287	29.3%
Obligations of state and other political subdivisions	687,267	22.9%	501,868	15.6%
Asset-backed securities	400,431	13.4%	509,231	15.9%
Other securities	81,625	2.7%	73,202	2.3%
Total	$2,994,946	100.0%	$3,208,583	100.0%

The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2019 are shown in Table 8 – Investment Securities. Tax-equivalent adjustments using a rate of 21.0% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

18 First Financial Bancorp 2019 Annual Report

First Financial held cash on deposit with the Federal Reserve of $56.9 million and $37.7 million at December 31, 2019 and 2018, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

First Financial will continue to monitor loan and deposit demand, balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 – Investment Securities in the Notes to Consolidated Financial Statements for additional information on the Company's investment portfolio and Note 22 – Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

Table 8 • Investment Securities as of December 31, 2019
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	20,818	2.38%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	0	0.00%	83,736	2.36%	17,531	2.96%	0	0.00%
Collateralized mortgage obligations	0	0.00%	9,763	1.71%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	0	0.00%	0	0.00%	4,756	3.56%	6,258	2.39%
Total	$0	0.00%	$114,317	2.31%	$22,287	3.09%	$6,258	2.39%

Available-for-Sale
U.S. treasuries	$0	0.00%	$100	1.97%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	158	1.77%	0	0.00%	0	0.00%
Mortgage-backed securities-residential	592	3.59%	297,995	3.07%	87,430	2.99%	45,538	2.86%
Mortgage-backed securities-commercial	85,143	3.78%	252,558	3.50%	98,199	2.95%	40,618	2.93%
Collateralized mortgage obligations	67,905	3.24%	554,295	3.15%	125,988	3.08%	37,256	2.93%
Obligations of state and other political subdivisions	34,597	3.12%	291,443	2.64%	278,281	3.19%	71,932	3.08%
Asset-backed securities	54,040	3.81%	210,250	3.63%	136,141	3.30%	0	0.00%
Other securities	2,558	4.09%	55,029	5.53%	24,038	3.47%	0	0.00%
Total	$244,835	3.55%	$1,661,828	3.24%	$750,077	3.14%	$195,344	2.97%

(1) Tax equivalent basis was calculated using a 21.0% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities.

DERIVATIVES

First Financial is authorized to use certain derivative instruments including interest rate caps, floors, swaps and foreign exchange contracts to meet the needs of its clients while managing interest rate risk associated with certain transactions.  The Company does not use derivatives for speculative purposes.

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

First Financial Bancorp 2019 Annual Report 19

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

First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge the exposure from client driven foreign exchange activity.

See Note 12 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2019 vs. 2018. First Financial's total deposits increased $69.8 million, or 0.7%, from $10.1 billion at December 31, 2018 to $10.2 billion as of December 31, 2019. During the period, noninterest bearing deposits increased $151.5 million, or 6.1%, interest-bearing checking deposits increased $57.8 million, or 2.5%, and time deposits increased $66.9 million, or 3.1%, while savings deposits decreased $206.3 million, or 6.5%. Total non-time deposit balances were $8.0 billion as of December 31, 2019 and December 31, 2018.

Total average deposits for 2019 increased $785.2 million, or 8.4%, from 2018 primarily due to an increase in average time deposits of $284.7 million, or 14.7%, an increase in average noninterest bearing deposits of $306.7 million, or 13.8%, an increase in average interest-bearing demand deposits of $156.8 million, or 7.2%, and an increase in average savings deposits $37.0 million, or 1.2%. The year-over-year growth in average deposits was primarily attributable to the full year impact of the MSFG merger as well as increased customer demand.

Table 9 – Maturities of Time Deposits Greater Than or Equal to $100,000 details the contractual maturity of these deposits. Time Deposits Greater Than or Equal to $100,000 represent 14.2% of total deposits outstanding at December 31, 2019.

Table 9 • Maturities of Time Deposits Greater than or Equal to $100,000
	December 31, 2019
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$136,714	$7,357	$273,410	$417,481
3 months to 6 months	120,670	8,935	316,253	445,858
6 months to 12 months	204,918	22,234	140,497	367,649
over 12 months	171,653	39,499	5,982	217,134
Total	$633,955	$78,025	$736,142	$1,448,122

BORROWINGS

First Financial's short-term borrowings are utilized to manage the Company's normal liquidity needs. These borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FHLB long-term advances, repurchase agreements utilizing investment securities pledged as collateral and a capital loan from a municipality.

20 First Financial Bancorp 2019 Annual Report

2019 vs. 2018. Short-term borrowings increased $275.5 million, or 26.5%, to $1.3 billion at December 31, 2019, from $1.0 billion at December 31, 2018.

First Financial utilizes short-term borrowings and longer-term advances from the FHLB as wholesale funding sources. First Financial had $1.2 billion of short-term borrowings from the FHLB at December 31, 2019 compared to $857.1 million at December 31, 2018. In addition to FHLB borrowings, short term borrowings included repurchase agreements of $90.2 million and $84.6 million at December 31, 2019 and 2018, respectively, and federal funds purchased of $75.0 million and $99.0 million as of December 31, 2019 and 2018, respectively.

Total long-term debt was $414.4 million and $570.7 million at December 31, 2019 and 2018, respectively. Long-term debt included FHLB long-term advances of $242.4 million and $400.6 million as of December 31, 2019 and 2018, respectively. First Financial's total remaining borrowing capacity from the FHLB was $486.4 million at December 31, 2019. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.2 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMOs, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2019.

Long-term debt also included an interest free $0.8 million capital loan outstanding with a municipality and subordinated debt of $171.0 million and $170.6 million as of December 31, 2019 and 2018, respectively. The subordinated debt is treated as Tier 2 capital for regulatory capital purposes. The subordinated debt also included unamortized valuation and debt issuance costs of $7.9 million and $8.5 million as of December 31, 2019 and 2018, respectively.

See Note 11 – Borrowings in the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

LIQUIDITY

Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost. These funding commitments include withdrawals by depositors, credit commitments to borrowers, shareholder dividends, share repurchases, operating expenses and capital expenditures. Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities and access to wholesale funding sources.

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. In addition to core deposit funding, First Financial also utilizes a variety of short and long-term funding sources, which include subordinated notes, longer-term advances from the FHLB and its short-term line of credit.

First Financial maintains a short-term credit facility with an unaffiliated bank for $30.0 million that matures in September 2020. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities, including the repurchase of First Financial shares and the payment of dividends to shareholders. As of December 31, 2019 and December 31, 2018, there was no outstanding balance. The credit agreement requires First Financial to maintain certain covenants related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this line of credit as of December 31, 2019 and December 31, 2018.

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, which would negatively impact financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2019 were as follows:

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

First Financial Bancorp 2019 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as AFS totaled $2.9 billion and $2.8 billion at December 31, 2019 and 2018, respectively. HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2019, the Company had no HTM securities maturing within one year. As of December 31, 2018, the Company had $0.8 million of HTM securities maturing within one year.

Other sources of liquidity include cash and due from banks and interest-bearing deposits with other banks. At December 31, 2019, these balances totaled $257.6 million, and First Financial had unused and available overnight wholesale funding sources of $3.2 billion, or 21.9% of total assets, to fund loan and deposit activities in addition to general corporate requirements.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to the parent company from its subsidiaries totaled $196.8 million, $107.3 million and $54.6 million for 2019, 2018 and 2017, respectively. As of December 31, 2019, First Financial’s subsidiaries had retained earnings of $660.7 million, of which $155.7 million was available for distribution to First Financial without prior regulatory approval. Additionally, First Financial had $55.9 million in cash at the parent company as of December 31, 2019.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $20.9 million for 2019, $18.2 million for 2018 and $6.5 million for 2017. Material commitments for capital expenditures as of December 31, 2019, were $27.2 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Share repurchases also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 10 • Contractual Obligations as of December 31, 2019
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$109,707	$75,117	$2,217	$72,136	$259,177
Subordinated debt	8,175	18,574	17,831	203,585	248,165
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	7,200	13,806	13,168	50,504	84,678
Pension obligations	5,611	10,383	11,195	35,362	62,551
Time deposits	1,752,552	435,840	51,029	1,020	2,240,441
Total	$1,883,245	$553,720	$95,440	$363,382	$2,895,787

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

22 First Financial Bancorp 2019 Annual Report

Basel III includes a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7.0% at December 31, 2019 and 6.375% at December 31, 2018 and a phased-in capital conservation buffer of 2.5% of risk-weighted assets that began on January 1, 2016 at 0.625% until it was fully phased-in as of January 1, 2019. Further, the minimum ratio of tier 1 capital to risk-weighted assets increased to 8.5% at December 31, 2019 and all banks are subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio is 10.5%. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's tier 1 capital decreased to 11.69% at December 31, 2019 from 12.28% at December 31, 2018, while the total capital ratio decreased to 13.39% from 14.10% during the same period. The decline in these ratios was primarily attributed to higher shareholder dividends and share repurchases in 2019, as well as higher risk-weighted assets driven by an increase commercial real estate loan balances and a decline in lower risk securities. The leverage ratio decreased to 9.58% at December 31, 2019 compared to 9.71% as of December 31, 2018 while the Company’s tangible common equity ratio increased to 9.07% at December 31, 2019 from 8.79% at December 31, 2018.

Management believes that, as of December 31, 2019, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2019 and 2018, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2019, see Note 19 – Capital in the Notes to Consolidated Financial Statements.

First Financial Bancorp 2019 Annual Report 23

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 11 • Capital Adequacy
	December 31,
(Dollars in thousands)	2019	2018
Consolidated capital calculations
Common stock	$1,640,771	$1,633,256
Retained earnings	711,249	600,014
Accumulated other comprehensive loss	13,323	(44,408)
Treasury stock, at cost	(117,638)	(110,613)
Total shareholders' equity	2,247,705	2,078,249
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,024,622)	(931,030)
Total tangible equity	$1,223,083	$1,147,219
Total assets	$14,511,625	$13,986,660
Goodwill and other intangibles	(1,024,622)	(931,030)
Total tangible assets	$13,487,003	$13,055,630
Common tier 1 capital	$1,245,746	$1,215,613
Tier 1 capital	1,288,185	1,257,366
Total capital	1,475,813	1,444,146
Total risk-weighted assets	11,023,795	10,241,159
Average assets (1)	13,440,151	12,948,944

Regulatory capital
Common tier 1 ratio	11.30%	11.87%
Tier 1 ratio	11.69%	12.28%
Total capital ratio	13.39%	14.10%
Leverage ratio	9.58%	9.71%

Other capital ratios
Total shareholders' equity to ending assets	15.49%	14.86%
Total tangible shareholders' equity to ending tangible assets	9.07%	8.79%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 44.8%, 40.0% and 43.3% for the years 2019, 2018 and 2017, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2020, the board of directors authorized a dividend of $0.23 per common share, payable on March 16, 2020 to all shareholders of record as of March 2, 2020.

Share Repurchases. In January 2019, First Financial's board of directors approved a stock repurchase plan, replacing the plan approved in 2012. The 2019 plan authorizes the purchase of up to 5,000,000 shares of the Company's common stock and expires in January 2021. First Financial repurchased 2,753,272 shares at an average market price of $24.05 under this plan during 2019. At December 31, 2019, 2,246,728 shares remained available for purchase under the 2019 share repurchase plan.

Shareholders' Equity. Total shareholders’ equity at December 31, 2019 was $2.2 billion, compared to total shareholders’ equity at December 31, 2018 of $2.1 billion. The increase in shareholders' equity is primarily related to the Company's 2019 earnings.

24 First Financial Bancorp 2019 Annual Report

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2019 and 2018, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2019, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$6,277	$(4,729)	N/A	N/A	$(327)	$826
Change in Pension Expense	74	114	$1,340	$(1,340)	(62)	218

Based upon the plan’s current funding status and updated actuarial projections for 2019, First Financial recorded expense related to its pension plan of $1.0 million for 2019 and $0.9 million for 2018, while recording income of $0.6 million for 2017 in the Consolidated Statements of Income. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2019, 2018 or 2017 nor does it expect to make a cash contribution in 2020.

See Note 16 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

First Financial considers risk to be any issue that could have an adverse impact on the Company's capital or earnings, or negatively impact the Company's ability to meet its objectives. First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness into the the Company's culture. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM allows the Company to deliberately develop risk responses and evaluate the effectiveness of mitigation compared to established thresholds for risk appetite and tolerance, in addition to facilitating the consideration of significant organizational changes and consolidation of information through a common process for management and the board of directors.

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

First Financial Bancorp 2019 Annual Report 25

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

26 First Financial Bancorp 2019 Annual Report

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

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business line leaders and executives are responsible for developing the risk assessment for their individual departments, business lines and subsidiaries.  The chief risk officer, management and the board risk and compliance committee are responsible for ensuring that risk is viewed and analyzed from an enterprise-level global perspective. Furthermore, interrelated risks are considered, assessing how a single risk or event may create multiple risks.

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

First Financial Bancorp 2019 Annual Report 27

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

The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off. Actual losses on loans and leases are charged against the ALLL. Any subsequent recovery of a previously charged-off loan is credited back to the ALLL.

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

2019 vs. 2018. The ALLL at December 31, 2019 was $57.7 million, or 0.63% of loans, which was a $1.1 million, or 2.0%, increase from $56.5 million, or 0.64% of loans at December 31, 2018. Provision expense increased $16.0 million, or 109.8%, to $30.6 million in 2019 from $14.6 million in 2018.

Net charge-offs increased $17.4 million, or 144.4%, to $29.5 million for 2019 compared to $12.1 million for 2018, while the ratio of net charge-offs as a percentage of average loans outstanding increased to 0.33% in 2019 from 0.15% in 2018. The increase in net charge-offs in 2019 was the primary driver of the elevated provision expense, and was mainly attributed to $13.2 million of charge-offs related to a single franchise relationship.

The ALLL as a percentage of nonperforming loans, including accruing TDRs was 96.7% at December 31, 2019 compared with 65.1% at December 31, 2018. The improvement in this ratio largely is attributed to the reduction of nonperforming loans as a result of strong resolution efforts during the period.

28 First Financial Bancorp 2019 Annual Report

For further discussion of First Financial's ALLL, see Note 6 – Allowance for Loan and Lease Losses in the Notes to Consolidated Financial Statements.

Table 12 • Summary of the ALLL and Selected Statistics
(Dollars in thousands)	2019	2018	2017	2016	2015
Transactions in the allowance for loan and lease losses:
Balance at January 1	$56,542	$54,021	$57,961	$53,398	$52,858
Provision for loan and lease losses	30,598	14,586	3,582	10,140	9,641
Loans charged-off:
Commercial and industrial	26,676	11,533	10,194	2,630	5,408
Lease financing	162	0	0	0	0
Real estate – construction	0	0	1	93	85
Real estate – commercial	3,689	4,835	1,038	4,983	10,083
Real estate – residential	677	422	435	387	1,531
Home equity	2,591	1,725	913	1,445	1,891
Installment	223	435	225	386	509
Credit card	1,547	1,720	857	1,190	1,049
Total loans charged-off	35,565	20,670	13,663	11,114	20,556

Recoveries of loans previously charged-off:
Commercial and industrial	2,883	2,066	1,650	1,155	3,724
Lease financing	0	1	1	1	2
Real estate – construction	68	146	89	285	253
Real estate – commercial	1,113	4,106	2,719	2,502	5,214
Real estate – residential	273	211	215	236	558
Home equity	1,335	1,309	1,027	720	1,001
Installment	251	575	234	335	463
Credit card	152	191	206	303	240
Total recoveries	6,075	8,605	6,141	5,537	11,455
Net charge-offs	29,490	12,065	7,522	5,577	9,101
Balance at December 31	$57,650	$56,542	$54,021	$57,961	$53,398

Net charge-offs to average loans and leases
Commercial and industrial	0.95%	0.38%	0.47%	0.08%	0.12%
Lease financing	0.17%	0.00%	0.00%	0.00%	0.00%
Real estate-construction	(0.01)%	(0.03)%	(0.02)%	(0.05)%	(0.07)%
Real estate-commercial	0.07%	0.02%	(0.07)%	0.11%	0.23%
Real estate-residential	0.04%	0.03%	0.05%	0.03%	0.19%
Home equity	0.16%	0.06%	(0.02)%	0.16%	0.19%
Installment	(0.03)%	(0.15)%	(0.02)%	0.11%	0.11%
Credit card	2.81%	3.19%	1.44%	2.10%	2.04%
Total net charge-offs	0.33%	0.15%	0.13%	0.10%	0.18%

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for loan and lease losses	0.63%	0.64%	0.90%	1.01%	0.99%
Nonperforming loans (1)	0.65%	0.98%	0.69%	0.83%	1.06%

Allowance for loan and lease losses to nonperforming loans (1)	96.73%	65.13%	129.77%	120.83%	93.89%
(1) Includes loans classified as nonaccrual and troubled debt restructurings.

First Financial Bancorp 2019 Annual Report 29

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 13 • Allocation of the ALLL
	December 31,
	2019		2018		2017		2016		2015
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$18,584	26.8%	$18,746	28.5%	$17,598	31.8%	$19,225	31.0%	$16,995	30.9%
Lease financing	971	1.0%	1,130	1.1%	675	1.5%	716	1.6%	821	1.7%
Real estate – construction	2,381	5.4%	3,413	6.2%	3,577	7.8%	3,282	6.9%	1,810	5.8%
Real estate – commercial	23,579	45.5%	21,048	42.5%	20,930	41.4%	26,540	42.2%	23,656	41.9%
Real estate – residential	5,299	11.5%	4,964	10.8%	4,683	7.8%	3,208	8.7%	4,014	9.5%
Installment, home equity & credit card	6,836	9.8%	7,241	10.9%	6,558	9.7%	4,990	9.6%	6,102	10.2%
Total	$57,650	100.0%	$56,542	100.0%	$54,021	100.0%	$57,961	100.0%	$53,398	100.0%

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

First Financial monitors the Company's interest rate risk position using income simulation models and EVE sensitivity analyses that capture both short-term and long-term interest rate risk exposure.  Income simulation involves forecasting NII under a variety of interest rate scenarios. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest-rate scenarios. First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  For both NII and EVE modeling, First Financial leverages instantaneous parallel shocks to evaluate interest rate risk exposure across rising and falling rate scenarios. Additional scenarios evaluated include various non-parallel yield curve twists.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 37% in its interest rate risk modeling as of December 31, 2019. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

30 First Financial Bancorp 2019 Annual Report

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2019, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(6.62)%	3.99%	7.01%
NII - Year 2	(9.02)%	5.33%	9.46%
EVE	(5.51)%	3.83%	6.34%

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

First Financial was within policy limits set for the disclosed interest rate scenarios as of December 31, 2019. The projected results for NII and EVE reflected an asset sensitive position, which was relatively in line with third quarter results, but has increased slightly over the back half of 2019 due to increased variable rate loan production. First Financial continues to manage its balance sheet with a bias toward neutrality or slight asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2019 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	4.93%	3.05%	7.92%	6.11%
NII-Year 2	6.27%	4.39%	10.36%	8.55%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 14 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2019 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBSs and CMOs, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

First Financial Bancorp 2019 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 14 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2020	2021	2022	2023	2024	Thereafter	Total	2019
Rate sensitive assets
Fixed interest rate loans (1)	$390,678	$332,995	$264,535	$275,995	$177,186	$725,114	$2,166,503	$2,227,168
Average interest rate	4.60%	4.48%	4.58%	4.50%	4.82%	4.29%	4.48%
Variable interest rate loans (1)	1,046,607	742,251	693,245	568,836	796,736	3,143,517	6,991,192	6,920,727
Average interest rate	4.70%	4.64%	4.55%	4.64%	4.94%	4.69%	4.69%
Fixed interest rate securities	191,525	350,046	454,086	449,592	313,114	842,935	2,601,298	2,601,257
Average interest rate	3.39%	3.28%	3.08%	2.90%	3.00%	3.09%	3.10%
Variable interest rate securities	53,310	68,224	54,485	17,710	68,889	131,030	393,648	393,648
Average interest rate	4.15%	4.23%	4.12%	4.77%	3.70%	3.20%	3.80%
Other earning assets	56,948	0	0	0	0	0	56,948	56,948
Average interest rate	1.75%	0.00%	0.00%	0.00%	0.00%	0.00%	1.75%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$2,643,928	$0	$0	$0	$0	$0	$2,643,928	$2,643,928
Savings and interest-bearing checking (2)	5,325,860	0	0	0	0	0	5,325,860	5,325,860
Average interest rate	0.50%	0.00%	0.00%	0.00%	0.00%	0.00%	0.50%
Time deposits	1,753,100	294,630	141,268	37,757	13,282	404	2,240,441	2,240,002
Average interest rate	2.01%	1.72%	1.95%	0.74%	1.23%	2.34%	1.94%
Fixed interest rate borrowings	1,330,017	19,007	49,404	0	0	193,948	1,592,376	1,593,427
Average interest rate	1.84%	4.92%	2.67%	0.00%	0.00%	4.29%	2.20%
Variable interest rate borrowings	90,181	0	0	0	0	48,000	138,181	137,691
Average interest rate	0.22%	0.00%	0.00%	0.00%	0.00%	4.51%	1.71%

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

32 First Financial Bancorp 2019 Annual Report

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

CYBERSECURITY RISK

Cyber risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever-increasing probability. First Financial continues to be the target of various evolving and adaptive cyber attacks, including malware, phishing and distributed denial-of-service, in order to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. While standard security operations address most day to day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously enhance controls and processes to protect its networks and applications from attack, damage or unauthorized access. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Cybersecurity risk mitigation includes effectively identifying, protecting against, detecting, responding to, and recovering from cyber threats.

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

First Financial Bancorp 2019 Annual Report 33

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Fair value is estimated using the market capitalization of the Company, as of the annual impairment testing date. First Financial also utilizes additional information and analysis to corroborate the use of the Company’s market capitalization as a proper indicator of fair value for purposes of the annual goodwill impairment test. The additional information and analysis uses the discounted cash flows of First Financial’s assets and liabilities to determine an implied fair value of the Company, which is compared to the Company’s book value.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices and the projected cash flows of the pension plan. First Financial also utilizes external surveys for industry comparisons to assess the discount rate for reasonableness. The expected long-term return on plan assets is determined based on the composition of plan assets, actual returns, economic forecasts and economic, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and on the Company's operating results.

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

First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  Reserves for uncertain tax positions, if any, are included in income tax expense in the Consolidated Financial Statements.

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

34 First Financial Bancorp 2019 Annual Report

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

▪	the effect of the current interest rate environment or changes in interest rates on our net interest margin and our loan originations and securities holdings;

▪	our ability to stay current with technological trends;

▪	failure or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers;

▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies;

▪	the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our business;

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2019 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2019 Annual Report 35

Statistical Information

	2019			2018			2017
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$2,505,615	$153,128	6.11%	$2,518,333	$150,113	5.96%	$1,815,925	$98,683	5.43%
Lease financing (2)	92,902	3,964	4.27%	91,476	3,911	4.28%	86,662	3,999	4.61%
Construction-real estate	491,503	26,637	5.42%	540,014	28,761	5.33%	429,868	18,076	4.21%
Commercial-real estate (2)	3,906,992	216,757	5.55%	3,310,697	178,235	5.38%	2,448,570	110,586	4.52%
Residential-real estate	1,025,394	47,635	4.65%	821,454	38,543	4.69%	499,397	19,588	3.92%
Installment and other consumer	926,129	52,539	5.67%	868,724	49,202	5.66%	565,441	31,251	5.53%
Total loans and leases	8,948,535	500,660	5.59%	8,150,698	448,765	5.51%	5,845,863	282,183	4.83%
Indemnification asset	0	0	N/M	370	0	0.00%	9,535	(3,871)	(40.60)%
Investment securities (3)
Taxable	2,684,973	90,168	3.36%	2,451,352	79,076	3.23%	1,791,729	50,568	2.82%
Tax-exempt (2)	603,902	22,273	3.69%	445,815	16,997	3.81%	209,658	9,105	4.34%
Total investment securities (3)	3,288,875	112,441	3.42%	2,897,167	96,073	3.32%	2,001,387	59,673	2.98%
Interest-bearing deposits with other banks	35,814	805	2.25%	32,090	691	2.15%	30,933	347	1.12%
Total earning assets	12,273,224	613,906	5.00%	11,080,325	545,529	4.93%	7,887,718	338,332	4.29%

Nonearning assets
Allowance for loan and lease losses	(58,504)			(56,115)			(56,599)
Cash and due from banks	191,864			188,971			116,409
Accrued interest and other assets	1,804,135			1,398,257			663,875
Total assets	$14,210,719			$12,611,438			$8,611,403

Interest-bearing liabilities
Deposits
Interest-bearing demand	$2,326,193	$12,748	0.55%	$2,169,396	$8,446	0.39%	$1,491,114	$4,242	0.28%
Savings	3,027,725	21,383	0.71%	2,990,731	18,050	0.60%	2,412,788	15,941	0.66%
Time	2,223,429	44,901	2.02%	1,938,709	30,466	1.57%	1,189,963	14,999	1.26%
Total interest-bearing deposits	7,577,347	79,032	1.04%	7,098,836	56,962	0.80%	5,093,865	35,182	0.69%
Borrowed funds
Short-term borrowings	1,146,719	25,235	2.20%	947,427	18,033	1.90%	830,365	8,193	0.99%
Long-term debt	522,340	19,057	3.65%	438,567	16,152	3.68%	120,794	6,153	5.09%
Total borrowed funds	1,669,059	44,292	2.65%	1,385,994	34,185	2.47%	951,159	14,346	1.51%
Total interest-bearing liabilities	9,246,406	123,324	1.33%	8,484,830	91,147	1.07%	6,045,024	49,528	0.82%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	2,524,011			2,217,349			1,540,384
Other liabilities	265,623			156,998			128,564
Shareholders' equity	2,174,679			1,752,261			897,431
Total liabilities and shareholders' equity	$14,210,719			$12,611,438			$8,611,403
Net interest income and interest rate spread (fully tax equivalent)		$490,582	3.67%		$454,382	3.86%		$288,804	3.47%
Net interest margin (fully tax equivalent)			4.00%			4.10%			3.66%
Interest income and yield		$607,578	4.95%		$540,382	4.88%		$333,073	4.22%
Interest expense and rate		123,324	1.33%		91,147	1.07%		49,528	0.82%
Net interest income and spread		$484,254	3.62%		$449,235	3.81%		$283,545	3.40%
Net interest margin			3.95%			4.05%			3.59%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21.00% tax rate for 2019 and 2018 and a 35.00% tax rate for 2017.

(3) Includes HTM securities, AFS securities and other investments.
(4) Includes loans held-for-sale.
N/M = not meaningful

36 First Financial Bancorp 2019 Annual Report

Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2019, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2019, our internal control over financial reporting is effective based on those criteria.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2019. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2019, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown, Jr.	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 21, 2020	February 21, 2020

First Financial Bancorp 2019 Annual Report 37

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

38 First Financial Bancorp 2019 Annual Report

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses - Adjustments for other factors

As more fully described in Note 1 and Note 6 to the consolidated financial statements, the Company estimates and records an allowance for loan losses for loans collectively evaluated for impairment by developing a loss rate based on historical losses and other factors. Other factors are used to adjust historical loss rates considering relevant market factors such as composition of the portfolio; economic conditions; geographic footprint; the results of periodic internal and external evaluations of delinquent, nonaccrual and classified loans; and any other situations that may affect a specific borrower's ability to repay. The application of the adjustments for other factors to the historical loss rate calculation is subjective.

The principal considerations for our determination that auditing the adjustments to the historical loss rates is a critical audit matter is the high degree of management judgment in the determination of the adjustments, which involves evaluation of managements established floors, risk factors, and using a rating scale in concluding on the estimate. Our audit procedures included both control and substantive testing related to the adjustments for other factors. Procedures included, among others:

Control tests included:

◦	Management’s review of the accuracy of data inputs used to adjust historical loss rates.

◦	Management’s review of the appropriateness of the adjustments to the historical loss rates

◦
Management’s review of the changes that occurred in the allowance for loans losses for loans collectively evaluated for impairment during the period by portfolio segment based on the system calculation analyzing changes due to rate (changes in the adjustment) and volume (changes in loan balance).

◦	Approval of the conclusions reached over the allowance for loan losses for loans collectively evaluated for impairment.

•	Substantive tests included:

◦	Objective inputs were agreed to source documentation such as trial balances, unemployment statistics, loan performance and relevant indices

◦	The adjustments for other factors were evaluated for reasonableness and appropriateness including both directional consistency and the magnitude of the adjustments for other factors.

◦
Analytical procedures were performed to evaluate changes that occurred in the allowance for loan losses for loans collectively evaluated for impairment at December 31, 2018 as compared to December 31, 2019.

First Financial Bancorp 2019 Annual Report 39

Crowe LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Indianapolis, Indiana
February 21, 2020

40 First Financial Bancorp 2019 Annual Report

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2019	2018
Assets
Cash and due from banks	$200,691	$236,221
Interest-bearing deposits with other banks	56,948	37,738
Investment securities available-for-sale, at fair value (amortized cost $2,798,298 at December 31, 2019 and $2,792,326 at December 31, 2018)	2,852,084	2,779,255
Investment securities held-to-maturity (fair value $142,821 at December 31, 2019 and $424,118 at December 31, 2018)	142,862	429,328
Other investments	125,020	115,660
Loans held for sale	13,680	4,372
Loans and leases
Commercial & industrial	2,465,877	2,514,661
Lease financing	88,364	93,415
Construction real estate	493,182	548,935
Commercial real estate	4,194,651	3,754,681
Residential real estate	1,055,949	955,646
Home equity	771,869	817,282
Installment	82,589	93,212
Credit card	49,184	46,382
Total loans and leases	9,201,665	8,824,214
Less: Allowance for loan and lease losses	57,650	56,542
Net loans and leases	9,144,015	8,767,672
Premises and equipment	214,506	215,652
Goodwill	937,771	880,251
Other intangibles	76,201	40,805
Accrued interest and other assets	747,847	479,706
Total assets	$14,511,625	$13,986,660

Liabilities
Deposits
Interest-bearing demand	$2,364,881	$2,307,071
Savings	2,960,979	3,167,325
Time	2,240,441	2,173,564
Total interest-bearing deposits	7,566,301	7,647,960
Noninterest-bearing	2,643,928	2,492,434
Total deposits	10,210,229	10,140,394
Federal funds purchased and securities sold under agreements to repurchase	165,181	183,591
FHLB short-term borrowings	1,151,000	857,100
Total short-term borrowings	1,316,181	1,040,691
Long-term debt	414,376	570,739
Total borrowed funds	1,730,557	1,611,430
Accrued interest and other liabilities	323,134	156,587
Total liabilities	12,263,920	11,908,411

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2019 and 104,281,794 shares in 2018	1,640,771	1,633,256
Retained earnings	711,249	600,014
Accumulated other comprehensive income (loss)	13,323	(44,408)
Treasury stock, at cost, 5,790,796 shares in 2019 and 6,387,508 shares in 2018	(117,638)	(110,613)
Total shareholders' equity	2,247,705	2,078,249
Total liabilities and shareholders' equity	$14,511,625	$13,986,660

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2019 Annual Report 41

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2019	2018	2017
Interest income
Loans and leases, including fees	$499,009	$447,187	$280,111
Investment securities
Taxable	90,168	79,076	50,568
Tax-exempt	17,596	13,428	5,918
Total interest on investment securities	107,764	92,504	56,486
Other earning assets	805	691	(3,524)
Total interest income	607,578	540,382	333,073
Interest expense
Deposits	79,032	56,962	35,182
Short-term borrowings	25,235	18,033	8,193
Long-term borrowings	19,057	16,152	6,153
Total interest expense	123,324	91,147	49,528
Net interest income	484,254	449,235	283,545
Provision for loan and lease losses	30,598	14,586	3,582
Net interest income after provision for loan and lease losses	453,656	434,649	279,963

Noninterest income
Service charges on deposit accounts	37,939	35,108	19,775
Trust and wealth management fees	15,644	15,082	14,073
Bankcard income	18,804	20,245	13,298
Client derivative fees	15,662	7,682	6,418
Foreign exchange income	7,739	0	0
Net gain from sales of loans	14,851	6,071	5,169
Net gain (loss) on sales/transfers of investment securities	(406)	(161)	1,649
Other	21,140	19,355	15,760
Total noninterest income	131,373	103,382	76,142

Noninterest expenses
Salaries and employee benefits	209,061	188,990	137,240
Net occupancy	24,069	24,215	17,397
Furniture and equipment	15,903	14,908	8,443
Data processing	21,881	28,077	14,022
Marketing	6,908	7,598	3,201
Communication	3,267	3,167	1,819
Professional services	11,254	12,272	15,023
State intangible tax	5,829	4,152	2,655
FDIC assessments	1,973	3,969	3,944
Intangible assets amortization	9,671	7,359	1,298
Other	32,351	29,103	34,900
Total noninterest expenses	342,167	323,810	239,942
Income before income taxes	242,862	214,221	116,163
Income tax expense	44,787	41,626	19,376
Net income	$198,075	$172,595	$96,787

Earnings per common share
Basic	$2.01	$1.95	$1.57
Diluted	$2.00	$1.93	$1.56
Average common shares outstanding - basic	98,305,570	88,582,090	61,529,460
Average common shares outstanding - diluted	98,851,471	89,614,205	62,171,590

See Notes to Consolidated Financial Statements.

42 First Financial Bancorp 2019 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2019	2018	2017
Net income	$198,075	$172,595	$96,787
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	51,959	(11,229)	4,367
Change in retirement obligation	4,649	(8,180)	3,172
Unrealized gain (loss) on derivatives	217	484	514
Other comprehensive income (loss)	56,825	(18,925)	8,053
Comprehensive income	$254,900	$153,670	$104,840

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2019 Annual Report 43

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2017	68,730,731	$570,382	$437,188	$(28,443)	(6,751,179)	$(113,903)	$865,224

Net income			96,787				96,787
Other comprehensive income (loss)				8,053			8,053
Cash dividends declared:
Common stock at $0.68 per share			(42,128)				(42,128)
Warrant exercises		(99)			5,843	99	0
Exercise of stock options, net of shares purchased		(912)			58,212	987	75
Restricted stock awards, net of forfeitures		(1,708)			25,480	(1,085)	(2,793)
Share-based compensation expense		5,446					5,446
Balance at December 31, 2017, as previously reported	68,730,731	573,109	491,847	(20,390)	(6,661,644)	(113,902)	930,664

Impact of cumulative effect of adoption of new accounting principles			5,093	(5,093)			0
Net income			172,595				172,595
Other comprehensive income (loss)				(18,925)			(18,925)
Cash dividends declared:
Common stock at $0.78 per share			(69,521)				(69,521)
Common stock issued in connection with business combinations	35,551,063	1,043,424					1,043,424
Stock options and warrants acquired and converted in connection with business combinations		16,037					16,037
Warrant exercises		(1,120)			65,354	1,120	0
Exercise of stock options, net of shares purchased		(282)			32,941	566	284
Restricted stock awards, net of forfeitures		(4,131)			175,841	1,603	(2,528)
Share-based compensation expense		6,219					6,219
Balance at December 31, 2018	104,281,794	1,633,256	600,014	(44,408)	(6,387,508)	(110,613)	2,078,249

Impact of cumulative effect of adoption of new accounting principles			2,636	906			3,542
Net income			198,075				198,075
Other comprehensive income (loss)				56,825			56,825
Cash dividends declared:
Common stock at $0.90 per share			(89,476)				(89,476)
Purchase of common stock					(2,753,272)	(66,218)	(66,218)
Common stock issued in connection with business combinations		13,658			2,601,823	47,276	60,934
Warrant exercises		(7,830)			452,134	7,830	0
Exercise of stock options, net of shares purchased		(264)			20,424	354	90
Restricted stock awards, net of forfeitures		(6,018)			275,603	3,733	(2,285)
Share-based compensation expense		7,969					7,969
Balance at December 31, 2019	104,281,794	$1,640,771	$711,249	$13,323	(5,790,796)	$(117,638)	$2,247,705

See Notes to Consolidated Financial Statements.

44 First Financial Bancorp 2019 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2019	2018	2017
Operating activities
Net income	$198,075	$172,595	$96,787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	30,598	14,586	3,582
Depreciation and amortization	28,138	24,171	12,645
Stock-based compensation expense	7,969	6,219	5,446
Pension expense (income)	1,041	859	(628)
Net amortization (accretion) on investment securities	11,430	10,846	10,798
Net (gains) losses on sales of investments securities	406	161	(1,649)
Originations of loans held for sale	(390,578)	(157,771)	(157,796)
Net (gains) losses on sales of loans held for sale	(14,851)	(6,071)	(5,169)
Proceeds from sales of loans held for sale	396,121	167,374	163,300
Deferred income taxes	12,590	6,267	(4,488)
Amortization of operating leases	7,324	0	0
Payments for operating leases	(7,335)	0	0
Decrease (increase) cash surrender value of life insurance	(3,748)	(5,454)	(3,792)
Decrease (increase) in interest receivable	2,117	(3,808)	(5,707)
Decrease in indemnification asset	0	1,900	10,117
(Decrease) increase in interest payable	1,545	5,207	55
Decrease (increase) in other assets	(166,477)	34,360	(21,455)
(Decrease) increase in other liabilities	71,964	(10,043)	21,478
Net cash provided by (used in) operating activities	186,329	261,398	123,524

Investing activities
Proceeds from sales of investment securities available-for-sale	519,136	290,745	189,962
Proceeds from calls, paydowns and maturities of securities available-for-sale	557,034	387,351	224,690
Purchases of securities available-for-sale	(834,743)	(852,131)	(723,131)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	18,062	36,671	121,903
Purchases of securities held-to-maturity	0	(14,014)	(23,402)
Purchases of other investment securities	(12,120)	(31,385)	(2,353)
Net decrease (increase) in interest-bearing deposits with other banks	(19,210)	(3,764)	48,476
Net decrease (increase) in loans and leases	(409,557)	(28,577)	(266,043)
Proceeds from disposal of other real estate owned	1,453	3,797	6,983
Purchases of premises and equipment	(20,934)	(18,228)	(6,537)
Net cash acquired (paid) from business combinations	(51,663)	64,895	0
Net cash (paid) received for branch divestitures	118	(41,197)	0
Net cash provided by (used in) investing activities	(252,424)	(205,837)	(429,452)

Financing activities
Net (decrease) increase in total deposits	69,953	(18,690)	369,258
Net (decrease) increase in short-term borrowings	275,490	30,531	6,653
Payments on long-term borrowings	(159,653)	(52,460)	(94)
Proceeds from FHLB borrowings	0	150,000	0
Cash dividends paid on common stock	(89,097)	(79,655)	(41,178)
Purchases of common stock	(66,218)	0	0
Proceeds from exercise of stock options	90	284	341
Net cash provided by (used in) financing activities	30,565	30,010	334,980

Cash and due from banks
Net (decrease) increase in Cash and due from banks	(35,530)	85,571	29,052
Cash and due from banks at beginning of year	236,221	150,650	121,598
Cash and due from banks at end of year	$200,691	$236,221	$150,650

First Financial Bancorp 2019 Annual Report 45

Supplemental disclosures
Interest paid	$121,779	$84,125	$49,474
Income taxes paid	$27,497	$16,004	$38,329
Acquisition of other real estate owned through foreclosure	$2,448	$1,821	$4,119
Issuance of restricted stock awards	$10,488	$8,797	$6,416
Securities transferred from HTM to AFS	$268,703	$372,128	$0
Common stock issued in acquisitions	$60,934	$1,043,424	$0
Initial recognition of operating lease right of use asset	$60,249	$0	$0
Initial recognition of operating lease liabilities	$65,799	$0	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$(39,140)	$3,342,781	$0
Liabilities assumed	18,380	4,018,948	0
Goodwill	$57,520	$676,167	$0

See Notes to Consolidated Financial Statements.

46 First Financial Bancorp 2019 Annual Report

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
Use of estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. Actual realized amounts could differ materially from those estimates.

Cash and due from banks. Cash and due from banks consist of currency, coin and cash items due from banks. Cash items due from banks include noninterest-bearing balances that are on deposit at other depository institutions.

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

The amortized cost of investment securities classified as either HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are also included in interest income from investment securities in the Consolidated Statements of Income.

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

Other investments. Other investments include holdings in FRB and FHLB stock, which are both carried at cost, in addition to equity securities which are carried at fair value. Changes in the fair value of equity securities are recorded in Other noninterest income in the Consolidated Statements of Income.

Loans held for sale. Loans held for sale consist of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans held for sale are carried at fair value. Any subsequent change in the carrying value of transferred loans, not to exceed original cost, is recorded in the Consolidated Statements of Income. First Financial sells loans with servicing retained or released depending on pricing and market conditions.

First Financial Bancorp 2019 Annual Report 47

Notes to Consolidated Financial Statements

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

Management evaluates Commercial loan and lease relationships greater than $250,000 that are considered impaired, or designated as a TDR to determine the need for a specific allowance. This evaluation is based on the borrower's overall financial condition, resources, payment record, guarantor support and the realizable value of any collateral.

The allowance for non-impaired commercial loans and leases, as well as impaired commercial loan and lease relationships less than $250,000, includes a process of estimating the probable losses incurred in the portfolio by loan type, based on First Financial's internal system of credit risk ratings and historical loss data. These estimates may also be adjusted based upon trends in delinquent and nonaccrual loans, prevailing economic conditions and changes in lending strategies, among other influencing factors.

Consumer loans generally exhibit homogeneous characteristics and are evaluated by loan type. The allowance for consumer loans, which includes residential real estate, installment, home equity, credit card loans and overdrafts, is established by estimating probable losses incurred in each particular category of consumer loans. The estimate of losses is primarily based on historical loss rates for each category and may be adjusted for trends in delinquent and nonaccrual loans, prevailing economic conditions and other significant influencing factors. Consumer loans greater than $250,000 classified as TDRs are individually evaluated to determine an appropriate allowance.

An allowance for loan losses will be established for any subsequent credit deterioration or adverse changes in expected cash flows.

48 First Financial Bancorp 2019 Annual Report

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

Goodwill. Under accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and other intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment tests. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable.

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

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list and other miscellaneous intangibles.

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

First Financial recorded a customer list intangible asset in conjunction with the Bannockburn merger to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The customer list intangible asset is amortized on a straight-line basis over its estimated useful life.

Other miscellaneous intangibles include purchase commissions, non-compete agreements and trade name intangibles. Other intangible assets are included in Other intangibles in the Consolidated Balance Sheets.

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

First Financial Bancorp 2019 Annual Report 49

Notes to Consolidated Financial Statements

property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Affordable housing projects. First Financial has investments in certain qualified affordable housing projects. These projects are indirect federal subsidies that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as failure to rent properties to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are included in Accrued interest and other assets in the Consolidated Balance Sheets and are accounted for under the proportional amortization method. Under the proportional amortization method, the initial cost of the investment is amortized in proportion to the tax credits and other benefits received and recognized as a component of Income tax expense in the Consolidated Statements of Income.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting. The Company’s recorded investment in these entities is carried in Accrued interest and other assets on the Consolidated Balance Sheets. For historic tax credits, impairment is recorded in Other noninterest expense. The tax credit and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

Income taxes. First Financial and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to First Financial amounts determined to be currently payable. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest and penalties on income tax assessments or income tax refunds are recorded in Other noninterest expense in the Consolidated Statements of Income.

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

Client derivatives - First Financial utilizes matched interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. Upon entering into an interest rate swap with a borrower, the Bank simultaneously enters into an offsetting swap agreement with an institutional counterparty, with substantially matching terms. These matched interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements.

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

First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial

50 First Financial Bancorp 2019 Annual Report

portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income.

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

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2019

In February 2016, the FASB issued an update (ASU 2016-02, Leases) which requires lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. Operating leases where the Company is the lessee, except for short-term leases that are subject to an accounting policy election, were recorded on the balance sheet by establishing a lease liability and corresponding ROU asset. All entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. As the Company elected the transition option provided in ASU No. 2018-11, the modified retrospective approach was applied on January 1, 2019 (as opposed to January 1, 2017). The Company also elected certain relief options offered in ASU 2016-02 including the package of practical expedients, the option not to separate lease and non-lease components and instead to account for them as a single lease component and the option not to recognize ROU assets and lease liabilities that arise from short-term leases. The Company did not elect the hindsight practical expedient, which allows entities to use hindsight when determining lease term and impairment of ROU assets. The guidance in this ASU became effective January 1, 2019 at which time the Company recorded on the Consolidated Balance Sheet an ROU asset of $60.2 million and a lease liability of $65.8 million. For further detail, see Note 7 – Leases.

In March 2017, the FASB issued an update (ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities) which amends the amortization period for certain purchased callable debt securities held at a premium and shortens the amortization period for the premium to the earliest call date rather than as an adjustment of yield over the contractual life of the instrument. This update more closely aligns the

First Financial Bancorp 2019 Annual Report 51

Notes to Consolidated Financial Statements

amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities, as in most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates (that is, the security is trading at a premium) and price securities to maturity when the coupon is below market rates (that is, the security is trading at a discount) in anticipation that the borrower will act in its economic best interest in an attempt to more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. The guidance in this ASU became effective at the beginning of 2019 but did not have a material impact on the Consolidated Financial Statements.

In August 2017, the FASB issued an update (ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting
for Hedging Activities) to better align financial reporting for hedging activities with the economic objectives of those activities.
This update aligns certain aspects of hedge documentation, effectiveness assessments, accounting and disclosures and expands permissible hedge strategies as of the date of adoption. The guidance in this ASU became effective January 1, 2019. Upon adoption, the Company reclassified $268.7 million of HTM securities to AFS, resulting in a $0.2 million loss in the
Consolidated Statement of Income.

Standards Issued But Not Yet Adopted

In June 2016, the FASB issued an update (ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses
on Financial Instruments), which significantly changes how entities are required to measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This update, commonly known as CECL, will replace the current incurred loss approach for estimating credit losses with an expected loss model for instruments measured at amortized cost, including loans and leases. Expected credit losses are required to be based on amortized cost and reflect losses expected over the remaining contractual life of the asset. Management is expected to consider any available information relevant to assessing the collectibility of contractual cash flows, such as information about past events, current conditions, voluntary prepayments and reasonable and supportable economic forecasts, when developing expected credit loss estimates. This update also expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the ACL, including the disclosure of the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination.

In addition to the new framework for calculating the ACL, this update requires allowances for AFS debt securities rather than a reduction of the security's carrying amount under the current other-than-temporary impairment model. This update also simplifies the accounting model for purchased credit-impaired debt securities and loans.

The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2019. As of January 1, 2020, First Financial expects to recognize a one-time cumulative effect adjustment to increase the ACL with an offsetting reduction to the retained earnings component of equity. In December 2018, the federal bank regulatory agencies approved a final rule that modifies their regulatory capital rules and provides institutions the option to phase in over a three-year period any day-one regulatory capital effects of this update. First Financial expects to adopt the regulatory phase-in over the permissible three-year period.

First Financial formed a cross-functional internal management committee and engaged a third party vendor to assist with the transition to the guidance set forth in this update. The new allowance model implemented by First Financial estimates credit losses over the expected life of the portfolio and includes a qualitative framework to account for the drivers of losses that are not captured by the quantitative model. Based upon preliminary modeling results, management estimates that the reserve will increase to between $115.0 million and $125.0 million upon adoption of this ASU. The expected increase in the ACL is significantly impacted by the number of previously acquired loans with credit discounts, the credit losses expected over the life of the portfolio and management's consideration of future economic conditions. The actual impact from adopting this guidance may be subject to change based upon refinement and finalization of the model and associated assumptions, the implementation and testing of certain internal controls ensuring model effectiveness and management’s judgment. In addition, the adoption of this ASU may result in a more volatile provision for credit losses in future periods.

Management expects the ACL for unfunded commitments to increase to $11.0 million to $14.0 million upon adoption. First Financial does not expect a material allowance for credit losses on HTM securities as a result of guidance set forth in this update given the size and composition of the portfolio, which primarily includes government agency backed securities. In addition, the Company does not expect a material loss on AFS debt securities.

In August 2018, the FASB issued an update (ASU No. 2018-13, Disclosure Framework: Changes to the Disclosure
Requirements for Fair Value Measurement) which eliminates, adds and modifies certain disclosure requirements for fair value

52 First Financial Bancorp 2019 Annual Report

measurements. Under the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The update is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. This update is not expected to have a material impact on the Company’s Consolidated Financial Statements.

3. Restrictions on Cash and Dividends

First Financial is required by the FRB to hold cash in reserve against deposit liabilities when total reservable deposit liabilities exceed the regulatory exemption known as the reserve requirement. The reserve requirement is calculated based on a two-week average of daily net transaction account deposits as defined by the FRB and may be satisfied with average vault cash during the following two-week maintenance period. When vault cash is not sufficient to meet the reserve requirement, the remaining amount must be satisfied with average funds held at the FRB. First Financial's deposit at the FRB is recorded in Interest-bearing deposits with other banks on the Consolidated Balance Sheets. The average required reserve balances, based upon the average level of First Financial's transaction deposits were $84.1 million and $85.9 million for 2019 and 2018, respectively. Additionally, as of December 31, 2019, First Financial had $15.8 million in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries, however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2019, First Financial's subsidiaries had retained earnings of $660.7 million, of which $155.7 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

During the year ended December 31, 2019, proceeds on the sale of $519.1 million of AFS securities resulted in gains of $2.1 million and losses of $2.1 million, with insignificant tax expense. During the year ended December 31, 2018, proceeds on the sale of $290.7 million of AFS securities resulted in gains of $0.5 million, losses of $0.6 million and insignificant tax expense. During the year ended December 31, 2017, proceeds on the sale of $190.0 million of AFS securities resulted in gains of $1.8 million and losses of $0.2 million in addition to tax expense of $0.6 million. In addition to the sale of certain securities, First Financial reclassified $268.7 million of HTM securities, in conjunction with the adoption of ASU 2017-12 in the first quarter of 2019, resulting in a $0.2 million realized loss recorded in the Consolidated Statement of Income. To align with post-merger investment strategies, during the second quarter 2018 First Financial sold certain securities and reclassified $372.1 million of HTM securities to AFS.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.1 billion at December 31, 2019 and $1.2 billion at December 31, 2018.

First Financial Bancorp 2019 Annual Report 53

Notes to Consolidated Financial Statements

The following is a summary of HTM and AFS investment securities as of December 31, 2019:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$1	$0	$100
Securities of U.S. government agencies and corporations	0	0	0	0	156	2	0	158
Mortgage-backed securities - residential	20,818	122	(174)	20,766	421,945	9,709	(99)	431,555
Mortgage-backed securities - commercial	101,267	571	(1,225)	100,613	474,174	4,988	(2,644)	476,518
Collateralized mortgage obligations	9,763	0	(108)	9,655	769,076	16,753	(385)	785,444
Obligations of state and other political subdivisions	11,014	804	(31)	11,787	652,986	23,729	(462)	676,253
Asset-backed securities	0	0	0	0	400,081	1,414	(1,064)	400,431
Other securities	0	0	0	0	79,781	1,959	(115)	81,625
Total	$142,862	$1,497	$(1,538)	$142,821	$2,798,298	$58,555	$(4,769)	$2,852,084

The following is a summary of HTM and AFS investment securities as of December 31, 2018:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$0	$(2)	$97
Securities of U.S. government agencies and corporations	0	0	0	0	32,095	57	(233)	31,919
Mortgage-backed securities - residential	25,565	0	(1,045)	24,520	565,071	691	(7,163)	558,599
Mortgage-backed securities - commercial	147,780	258	(4,385)	143,653	423,797	819	(3,581)	421,035
Collateralized mortgage obligations	12,540	0	(633)	11,907	928,586	4,319	(6,158)	926,747
Obligations of state and other political subdivisions	243,443	1,954	(1,359)	244,038	257,300	2,554	(1,429)	258,425
Asset-backed securities	0	0	0	0	511,430	611	(2,810)	509,231
Other securities	0	0	0	0	73,948	358	(1,104)	73,202
Total	$429,328	$2,212	$(7,422)	$424,118	$2,792,326	$9,409	$(22,480)	$2,779,255

54 First Financial Bancorp 2019 Annual Report

The following table provides a summary of investment securities by contractual maturity as of December 31, 2019, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$7,382	$7,408
Due after one year through five years	0	0	52,075	53,189
Due after five years through ten years	4,756	5,417	144,626	149,961
Due after ten years	6,258	6,370	528,939	547,578
Mortgage-backed securities - residential	20,818	20,766	421,945	431,555
Mortgage-backed securities - commercial	101,267	100,613	474,174	476,518
Collateralized mortgage obligations	9,763	9,655	769,076	785,444
Asset-backed securities	0	0	400,081	400,431
Total	$142,862	$142,821	$2,798,298	$2,852,084

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the securities at their amortized cost.  All securities with unrealized losses are reviewed quarterly to determine if any impairment is considered other than temporary, requiring a write-down to fair value. First Financial considers the percentage loss on a security, duration of the loss, average life or duration of the security, credit rating of the security and payment performance, in addition to the Company’s intent and ability to hold the security to maturity, when determining whether any impairment is other than temporary. At this time First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities temporarily impaired prior to maturity or recovery of the recorded value. First Financial had no other than temporary impairment related to its investment securities portfolio as of December 31, 2019, 2018 or 2017.

As of December 31, 2019, the Company's investment securities portfolio consisted of 1,273 securities, of which 140 securities were in an unrealized loss position. As of December 31, 2018, the Company's investment securities portfolio consisted of 1,417 securities, of which 504 were in an unrealized loss position.

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2019
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	40,190	(209)	11,063	(64)	51,253	(273)
Mortgage-backed securities - commercial	111,658	(298)	104,069	(3,571)	215,727	(3,869)
Collateralized mortgage obligations	85,248	(297)	30,628	(196)	115,876	(493)
Obligations of state and other political subdivisions	118,623	(457)	7,950	(36)	126,573	(493)
Asset-backed securities	125,889	(553)	54,963	(511)	180,852	(1,064)
Other securities	0	0	5,649	(115)	5,649	(115)
Total	$481,608	$(1,814)	$214,322	$(4,493)	$695,930	$(6,307)

First Financial Bancorp 2019 Annual Report 55

Notes to Consolidated Financial Statements

	December 31, 2018
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$97	$(2)	$97	$(2)
Securities of U.S. Government agencies and corporations	0	0	16,777	(233)	16,777	(233)
Mortgage-backed securities - residential	186,029	(935)	264,795	(7,273)	450,824	(8,208)
Mortgage-backed securities - commercial	147,754	(369)	232,363	(7,597)	380,117	(7,966)
Collateralized mortgage obligations	194,795	(1,546)	240,514	(5,245)	435,309	(6,791)
Obligations of state and other political subdivisions	62,805	(299)	86,644	(2,489)	149,449	(2,788)
Asset-backed securities	336,437	(2,312)	37,105	(498)	373,542	(2,810)
Other securities	33,752	(884)	4,570	(220)	38,322	(1,104)
Total	$961,572	$(6,345)	$882,865	$(23,557)	$1,844,437	$(29,902)

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

56 First Financial Bancorp 2019 Annual Report

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

Commercial and consumer credit exposure by risk attribute was as follows:

	As of December 31, 2019
		Real Estate
(Dollars in thousands)	Commercial & industrial	Construction	Commercial	Lease financing	Total
Pass	$2,324,021	$493,182	$4,108,752	$85,262	$7,011,217
Special Mention	100,954	0	59,383	488	160,825
Substandard	40,902	0	26,516	2,614	70,032
Doubtful	0	0	0	0	0
Total	$2,465,877	$493,182	$4,194,651	$88,364	$7,242,074

	Residential real estate	Home equity	Installment	Credit card	Total
Performing	$1,040,787	$766,169	$82,385	$48,983	$1,938,324
Nonperforming	15,162	5,700	204	201	21,267
Total	$1,055,949	$771,869	$82,589	$49,184	$1,959,591

	As of December 31, 2018
		Real Estate
(Dollars in thousands)	Commercial & industrial	Construction	Commercial	Lease financing	Total
Pass	$2,432,834	$548,323	$3,664,434	$90,902	$6,736,493
Special Mention	24,594	603	38,653	0	63,850
Substandard	57,233	9	51,594	2,513	111,349
Doubtful	0	0	0	0	0
Total	$2,514,661	$548,935	$3,754,681	$93,415	$6,911,692

	Residential real estate	Home equity	Installment	Credit card	Total
Performing	$939,936	$811,108	$93,038	$46,382	$1,890,464
Nonperforming	15,710	6,174	174	0	22,058
Total	$955,646	$817,282	$93,212	$46,382	$1,912,522

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2019 Annual Report 57

Notes to Consolidated Financial Statements

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2019
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$1,266	$3,332	$14,518	$19,116	$2,443,680	$2,462,796	$3,081	$2,465,877	$0
Lease financing	0	0	0	0	88,364	88,364	0	88,364	0
Construction real estate	0	0	0	0	493,167	493,167	15	493,182	0
Commercial real estate	776	857	5,613	7,246	4,151,513	4,158,759	35,892	4,194,651	0
Residential real estate	8,032	1,928	5,031	14,991	1,014,138	1,029,129	26,820	1,055,949	0
Home equity	2,530	1,083	2,795	6,408	762,863	769,271	2,598	771,869	0
Installment	111	50	148	309	82,022	82,331	258	82,589	0
Credit card	208	75	201	484	48,700	49,184	0	49,184	201
Total	$12,923	$7,325	$28,306	$48,554	$9,084,447	$9,133,001	$68,664	$9,201,665	$201

	As of December 31, 2018
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$13,369	$41	$7,423	$20,833	$2,488,450	$2,509,283	$5,378	$2,514,661	$0
Lease financing	352	0	0	352	93,063	93,415	0	93,415	0
Construction real estate	0	0	0	0	548,687	548,687	248	548,935	0
Commercial real estate	6,279	1,158	12,644	20,081	3,682,455	3,702,536	52,145	3,754,681	0
Residential real estate	11,060	2,976	4,535	18,571	902,404	920,975	34,671	955,646	0
Home equity	5,245	1,228	2,578	9,051	804,835	813,886	3,396	817,282	0
Installment	420	37	145	602	92,128	92,730	482	93,212	0
Credit card	541	96	63	700	45,682	46,382	0	46,382	63
Total	$37,266	$5,536	$27,388	$70,190	$8,657,704	$8,727,894	$96,320	$8,824,214	$63

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

58 First Financial Bancorp 2019 Annual Report

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

First Financial had 157 TDRs totaling $30.0 million at December 31, 2019, including $11.4 million of loans on accrual status and $18.5 million of loans classified as nonaccrual. First Financial had $2.5 million commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs, and the ALLL included reserves of $2.5 million related to TDRs as of December 31, 2019. For the years ended December 31, 2019, 2018 and 2017, First Financial charged off $2.6 million, $0.9 million and $0.3 million, respectively, for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2019, approximately $4.7 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 196 TDRs totaling $38.5 million at December 31, 2018, including $16.1 million of loans on accrual status and $22.4 million of loans classified as nonaccrual. First Financial had no commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. At December 31, 2018 the ALLL included reserves of $1.5 million related to TDRs, and $7.9 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

First Financial had 214 TDRs totaling $23.9 million at December 31, 2017, including $17.5 million of loans on accrual status and $6.4 million of loans classified as nonaccrual. First Financial had an insignificant amount of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. At December 31, 2017, the ALLL included reserves of $1.3 million related to TDRs, and $17.2 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2019, 2018 and 2017:

	Years ended December 31,
	2019			2018			2017
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial & industrial	8	$25,009	$25,071	17	$23,943	$23,890	7	$5,724	$5,661
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	9	3,024	2,932	8	3,385	3,150	8	1,816	1,758
Residential real estate	30	3,415	3,062	13	1,148	1,073	6	416	315
Home equity	14	395	366	5	95	192	1	39	39
Installment	2	41	39	0	0	0	0	0	0
Total	63	$31,884	$31,470	43	$28,571	$28,305	22	$7,995	$7,773

The following table provides information on how TDRs were modified during the years ended December 31, 2019, 2018 and 2017:

	Years Ended December 31,
(Dollars in thousands)	2019	2018	2017
Extended maturities	$2,877	$4,093	$3,261
Adjusted interest rates	5,284	52	2,767
Combination of rate and maturity changes	516	0	489
Forbearance	20,320	23,175	1,181
Other (1)	2,473	985	75
Total	$31,470	$28,305	$7,773
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance and maturity extensions.

First Financial Bancorp 2019 Annual Report 59

Notes to Consolidated Financial Statements

First Financial considers repayment performance as an indication of the effectiveness of the Company's loan modifications. Borrowers that are 90 days or more past due on any principal or interest payments, or who prematurely terminate a restructured loan agreement without paying off the contractual principal balance, are considered to be in payment default of the terms of the TDR agreement.

For the twelve months ended December 31, 2019, there were three TDRs with a balance of $7.0 million for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2018, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2017, there was one TDR with a balance $1.5 million for which there was a payment default during the period that occurred within twelve months of the loan modification.

Impaired loans. Loans classified as nonaccrual and loans modified as TDRs are considered impaired. The following table provides information on impaired loans, excluding purchased impaired loans, as of December 31:

(Dollars in thousands)	2019	2018	2017
Impaired loans
Nonaccrual loans (1)
Commercial & industrial	$24,346	$30,925	$5,229
Lease financing	223	22	82
Construction real estate	0	9	29
Commercial real estate	7,295	20,500	10,616
Residential real estate	10,892	13,495	4,140
Home equity	5,242	5,580	3,743
Installment	167	169	243
Total nonaccrual loans	48,165	70,700	24,082
Accruing troubled debt restructurings	11,435	16,109	17,545
Total impaired loans	$59,600	$86,809	$41,627

Interest income effect
Gross amount of interest that would have been recorded under original terms	$5,813	$4,656	$3,397
Interest included in income
Nonaccrual loans	1,042	715	535
Troubled debt restructurings	801	642	710
Total interest included in income	1,843	1,357	1,245
Net impact on interest income	$3,970	$3,299	$2,152

Commitments outstanding to borrowers with nonaccrual loans	$3	$200	$0
(1) Nonaccrual loans include nonaccrual TDRs of $18.5 million, $22.4 million and $6.4 million as of December 31, 2019, 2018 and 2017, respectively.

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

60 First Financial Bancorp 2019 Annual Report

First Financial's investment in impaired loans, excluding purchased impaired loans, is as follows:

	December 31, 2019			December 31, 2018
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance	Current balance	Contractual principal balance	Related allowance
Loans with no related allowance recorded
Commercial & industrial	$16,726	$19,709	$0	$36,694	$42,561	$0
Lease financing	223	223	0	22	22	0
Construction real estate	0	0	0	9	26	0
Commercial real estate	10,160	17,897	0	23,513	31,375	0
Residential real estate	14,868	17,368	0	17,297	19,975	0
Home equity	5,700	6,462	0	6,351	7,461	0
Installment	204	341	0	174	563	0
Total	47,881	62,000	0	84,060	101,983	0

Loans with an allowance recorded
Commercial & industrial	10,754	21,513	2,044	939	939	667
Lease financing	0	0	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	671	675	113	1,509	1,509	461
Residential real estate	294	294	18	301	301	32
Home equity	0	0	0	0	0	0
Installment	0	0	0	0	0	0
Total	11,719	22,482	2,175	2,749	2,749	1,160

Total
Commercial & industrial	27,480	41,222	2,044	37,633	43,500	667
Lease financing	223	223	0	22	22	0
Construction real estate	0	0	0	9	26	0
Commercial real estate	10,831	18,572	113	25,022	32,884	461
Residential real estate	15,162	17,662	18	17,598	20,276	32
Home equity	5,700	6,462	0	6,351	7,461	0
Installment	204	341	0	174	563	0
Total	$59,600	$84,482	$2,175	$86,809	$104,732	$1,160
First Financial Bancorp 2019 Annual Report 61

Notes to Consolidated Financial Statements

	Years ended December 31,
	2019		2018		2017
(Dollars in thousands)	Average balance	Interest income recognized	Average balance	Interest income recognized	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial & industrial	$31,846	$926	$14,498	$360	$13,167	$280
Lease financing	168	0	21	0	112	4
Construction real estate	6	0	20	2	601	1
Commercial real estate	18,757	357	24,738	490	20,935	563
Residential real estate	15,915	307	11,359	301	7,616	196
Home equity	5,893	121	5,541	114	4,032	99
Installment	170	2	274	2	332	4
Total	72,755	1,713	56,451	1,269	46,795	1,147

Loans with an allowance recorded
Commercial & industrial	4,721	87	900	44	1,204	28
Lease financing	57	0	0	0	0	0
Construction real estate	0	0	0	0	0	0
Commercial real estate	1,339	31	1,402	18	2,634	40
Residential real estate	446	12	895	23	1,112	26
Home equity	0	0	80	3	101	4
Installment	0	0	0	0	0	0
Total	6,563	130	3,277	88	5,051	98

Total
Commercial & industrial	36,567	1,013	15,398	404	14,371	308
Lease financing	225	0	21	0	112	4
Construction real estate	6	0	20	2	601	1
Commercial real estate	20,096	388	26,140	508	23,569	603
Residential real estate	16,361	319	12,254	324	8,728	222
Home equity	5,893	121	5,621	117	4,133	103
Installment	170	2	274	2	332	4
Total	$79,318	$1,843	$59,728	$1,357	$51,846	$1,245

62 First Financial Bancorp 2019 Annual Report

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2019	2018	2017
Balance at beginning of year	$1,401	$2,781	$6,284
Additions
Commercial	415	1,269	1,732
Residential	2,033	1,913	2,387
Total additions	2,448	3,182	4,119
Disposals
Commercial	(541)	(2,967)	(5,409)
Residential	(912)	(830)	(1,574)
Total disposals	(1,453)	(3,797)	(6,983)
Valuation adjustments
Commercial	(112)	(355)	(439)
Residential	(251)	(410)	(200)
Total valuation adjustments	(363)	(765)	(639)
Balance at end of year	$2,033	$1,401	$2,781

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

Changes in the ALLL by loan category as of December 31 were as follows:

	2019
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542
Provision for loan and lease losses	23,631	3	(1,100)	5,107	739	695	2	1,521	30,598
Gross charge-offs	(26,676)	(162)	0	(3,689)	(677)	(2,591)	(223)	(1,547)	(35,565)
Recoveries	2,883	0	68	1,113	273	1,335	251	152	6,075
Total net charge-offs	(23,793)	(162)	68	(2,576)	(404)	(1,256)	28	(1,395)	(29,490)
Ending allowance for loan and lease losses	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650

First Financial Bancorp 2019 Annual Report 63

Notes to Consolidated Financial Statements

	2018
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021
Provision for loan and lease losses	10,615	454	(310)	847	492	829	(85)	1,744	14,586
Gross charge-offs	(11,533)	0	0	(4,835)	(422)	(1,725)	(435)	(1,720)	(20,670)
Recoveries	2,066	1	146	4,106	211	1,309	575	191	8,605
Total net charge-offs	(9,467)	1	146	(729)	(211)	(416)	140	(1,529)	(12,065)
Ending allowance for loan and lease losses	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542

	2017
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for loan and lease losses
Balance at beginning of year	$19,225	$716	$3,282	$26,540	$3,208	$3,043	$388	$1,559	$57,961
Provision for loan and lease losses	6,917	(42)	207	(7,291)	1,695	1,778	(90)	408	3,582
Gross charge-offs	(10,194)	0	(1)	(1,038)	(435)	(913)	(225)	(857)	(13,663)
Recoveries	1,650	1	89	2,719	215	1,027	234	206	6,141
Total net charge-offs	(8,544)	1	88	1,681	(220)	114	9	(651)	(7,522)
Ending allowance for loan and lease losses	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021

The ALLL balance and the recorded investment in loans by portfolio segment and based on impairment method as of December 31 were as follows:

	December 31, 2019
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$2,044	$0	$0	$113	$18	$0	$0	$0	$2,175
Ending allowance on loans collectively evaluated for impairment	16,540	971	2,381	23,466	5,281	4,787	392	1,657	55,475
Ending allowance for loan and lease losses	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650

Loans and Leases
Ending balance of loans individually evaluated for impairment	$27,480	$223	$0	$10,831	$15,162	$5,700	$204	$0	$59,600
Ending balance of loans collectively evaluated for impairment	2,438,397	88,141	493,182	4,183,820	1,040,787	766,169	82,385	49,184	9,142,065
Total loans	$2,465,877	$88,364	$493,182	$4,194,651	$1,055,949	$771,869	$82,589	$49,184	$9,201,665

64 First Financial Bancorp 2019 Annual Report

	December 31, 2018
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Ending allowance on loans individually evaluated for impairment	$667	$0	$0	$461	$32	$0	$0	$0	$1,160
Ending allowance on loans collectively evaluated for impairment	18,079	1,130	3,413	20,587	4,932	5,348	362	1,531	55,382
Ending allowance for loan and lease losses	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542

Loans and Leases
Ending balance of loans individually evaluated for impairment	$37,633	$22	$9	$25,022	$17,598	$6,351	$174	$0	$86,809
Ending balance of loans collectively evaluated for impairment	2,477,028	93,393	548,926	3,729,659	938,048	810,931	93,038	46,382	8,737,405
Total loans	$2,514,661	$93,415	$548,935	$3,754,681	$955,646	$817,282	$93,212	$46,382	$8,824,214

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2019	2018
Land and land improvements	$54,958	$57,701
Buildings	163,277	161,817
Furniture and fixtures	74,881	66,567
Leasehold improvements	31,728	29,086
Construction in progress	4,096	5,731
	328,940	320,902

Less: Accumulated depreciation and amortization	114,434	105,250
Total	$214,506	$215,652

Rental expense recorded under operating leases in 2019, 2018 and 2017 was $11.2 million, $9.1 million and $7.1 million, respectively.

8.  Leases

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. First Financial is primarily the lessee in its leasing agreements, and substantially all of those agreements are for real estate property for branches, ATM locations and office space.

On January 1, 2019, the Company adopted Topic 842 and all subsequent modifications. For First Financial, this adoption primarily affected the accounting treatment for operating lease agreements in which the Company is the lessee. Substantially all of the Company's leases are classified as operating leases, and therefore, were previously not recognized on the Company’s Consolidated Balance Sheets.

With the adoption of Topic 842, operating lease agreements were required to be recognized on the Consolidated Balance Sheets as an ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a "right of use" asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $58.6 million at December 31, 2019. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $64.3 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheet at December 31, 2019.

The calculated amount of the ROU assets and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. Regarding the discount rate, Topic 842 requires the use of the

First Financial Bancorp 2019 Annual Report 65

rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term. For operating leases existing prior to January 1, 2019, the rate was based upon the remaining lease term as of that date.

Leases with an initial term of 12 months or less are not recorded on the balance sheet and First Financial recognizes lease expense for these leases on a straight-line basis over the term of the lease. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 20 years or more. The exercise of renewal options on operating leases is at the Company's sole discretion, and certain leases may include options to purchase the leased property. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. First Financial does not enter into lease agreements which contain material residual value guarantees or material restrictive covenants.

Certain leases provide for increases in future minimum annual rental payments as defined in the lease agreements and leases generally also include real estate taxes and common area maintenance charges in the annual rental payments.

The components of lease expense were as follows:

Year ended
(dollars in thousands)	December 31, 2019
Operating lease cost	$7,324
Short-term lease cost	55
Variable lease cost	2,553
Total operating lease cost	$9,932

Future minimum commitments due under these lease agreements as of December 31, 2019 are as follows:

(dollars in thousands)	Operating leases
2020	$7,200
2021	7,166
2022	6,640
2023	6,711
2024	6,457
Thereafter	50,504
Total lease payments	84,678
Less imputed interest	20,401
Total	$64,277

The lease term and discount rate at December 31, 2019 were as follows:

Operating leases
Weighted-average remaining lease term	15.6 years
Weighted-average discount rate	3.43%

Supplemental cash information at December 31, 2019 related to leases was as follows:

Year ended
(dollars in thousands)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$7,335
ROU assets obtained in exchange for lease obligations
Operating leases	64,902

First Financial Bancorp 2019 Annual Report 66

9. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2019, 2018 and 2017 are shown below.

(Dollars in thousands)	2019	2018	2017
Balance at beginning of year	$880,251	$204,084	$204,084
Goodwill resulting from business combinations	57,520	676,167	0
Balance at end of year	$937,771	$880,251	$204,084

During 2019, First Financial recorded $58.0 million of additions to goodwill resulting from the Bannockburn acquisition. During 2018, First Financial recorded additions to goodwill of $676.2 million resulting from the merger with MSFG, and First Financial recorded its final adjustments to goodwill related to the MSFG merger in the first quarter of 2019. For further detail on the merger with MSFG or the acquisition of Bannockburn, see Note 23 - Business Combinations.

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value.  First Financial performed its annual impairment test of goodwill as of October 1, 2019 and no impairment was indicated.  As of December 31, 2019, no events or changes in circumstances indicated that the fair value of a reporting unit was below its carrying value.

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list and other miscellaneous intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial's core deposit intangibles have an estimated weighted average remaining life of 8.0 years.

First Financial recorded a $39.4 million customer list intangible asset in conjunction with the Bannockburn merger to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The customer list intangible asset is amortized on a straight-line basis over its estimated useful life of 11 years.

Other miscellaneous intangibles include purchase commissions, non-compete agreements and trade name intangibles. Other intangible assets are included in Other intangibles in the Consolidated Balance Sheets.

The gross carrying amount and accumulated amortization of other intangible assets at December 31, 2019 and December 31, 2018 were as follows:

(Dollars in thousands)	December 31, 2019		December 31, 2018
Amortized intangible assets
Core deposit intangibles	$51,031	$(21,149)	$54,357	$(16,500)
Customer list	39,420	(1,195)	0	0
Other	10,093	(1,999)	3,763	(815)
Total	$100,544	$(24,343)	$58,120	$(17,315)

Amortization expense recognized on intangible assets for 2019, 2018 and 2017 was $9.7 million, $7.4 million and $1.3 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:

First Financial Bancorp 2019 Annual Report 67

Notes to Consolidated Financial Statements

(Dollars in thousands)	Intangible amortization
2020	$11,670
2021	10,263
2022	7,718
2023	6,739
2024	6,670

10. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2019 and 2018 were $285.0 million and $284.9 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2020	$1,752,552
2021	294,579
2022	141,261
2023	37,757
2024	13,272
Thereafter	1,020
Total	$2,240,441

11. Borrowings

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

The following shows the remaining contractual maturity of repurchase agreements by collateral pledged:

(Dollars in thousands)	Overnight and Continuous
Repurchase agreements
Mortgage-backed securities	$9,755
Collateralized mortgage obligations	80,426
Total	$90,181

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $90.2 million and $85.5 million, as of December 31, 2019 and 2018, respectively.

First Financial has a $30.0 million short-term credit facility with an unaffiliated bank that matures in September, 2020. This facility can have a variable or fixed interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2019 and December 31, 2018, there was no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2019 and December 31, 2018.

68 First Financial Bancorp 2019 Annual Report

The following is a summary of short-term borrowings for the last three years:

	2019		2018		2017
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$165,181	0.85%	$183,591	1.65%	$72,265	0.19%
FHLB borrowings	1,151,000	1.73%	857,100	2.48%	742,300	1.43%
Total	$1,316,181	1.62%	$1,040,691	2.33%	$814,565	1.32%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$155,859	1.15%	$87,221	0.58%	$69,766	0.19%
FHLB borrowings	990,860	2.37%	857,028	2.03%	760,558	1.05%
Other short-term borrowings	0	0.00%	3,178	4.36%	41	4.07%
Total	$1,146,719	1.90%	$947,427	1.90%	$830,365	0.98%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$260,621		$183,591		$130,633
FHLB borrowings	1,171,400		1,170,800		957,700
Other short-term borrowings	0		10,000		0

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

In addition to subordinated notes, long-term debt included $242.4 million and $400.6 million of fixed rate FHLB long-term advances as of December 31, 2019 and December 31, 2018, respectively. As of December 31, 2019, long-term FHLB advances had a weighted average interest rate of 1.94%. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2019, had collateral pledged with a book value of $6.2 billion.

First Financial Bancorp 2019 Annual Report 69

Notes to Consolidated Financial Statements

The following is a summary of First Financial's long-term debt:

	2019		2018
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
FHLB borrowings	$242,428	1.94%	$400,599	2.08%
Subordinated debt	170,967	4.97%	170,550	5.28%
Unamortized debt issuance costs	(1,007)	n/a	(1,185)	n/a
Capital lease liability	1,213	4.48%	0	0.00%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$414,376	3.20%	$570,739	3.04%

As of December 31, 2019, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2020	$104,059
2021	19,052
2022	49,451
2023	49
2024	51
Thereafter	241,714
Total	$414,376

12. Derivatives

First Financial uses certain derivative instruments, including rate caps, floors, swaps and foreign exchange contracts, to meet the operating needs of its clients while managing the interest and currency rate risk associated with certain transactions.  First Financial may also utilize interest rate swaps to manage the interest rate risk profile of the Company. Interest rate payments are exchanged with counterparties, based on the notional amount as established in the interest rate agreement. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial does not use derivatives for speculative purposes.

First Financial manages this market value credit risk through counterparty credit policies including a review of total derivative notional position to total assets, total credit exposure to total capital and counterparty credit exposure risk.

For discussion of First Financial's accounting for derivative instruments, see Note 1 – Summary of Significant Accounting Policies.

Client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets.

At December 31, 2019, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $1.9 billion, spread among eighteen counterparties, with an outstanding liability from these contracts of $67.5 million. At December 31, 2018, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $1.4 billion, spread among thirteen counterparties, with an outstanding liability from these contracts of $4.9 million.

First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the Company's normal credit review processes. Additionally, the Company's ALLL Committee monitors derivative credit risk exposure associated with problem loans through the Company's ALLL committee. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

70 First Financial Bancorp 2019 Annual Report

In connection with its use of derivative instruments, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

Foreign Exchange Contracts. First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income. The Company has risk limits and internal controls in place to help ensure that it is not taking excessive risk when providing this service to customers. These controls include an independent determination of currency volatility and credit equivalent exposure on these contracts, counterparty credit approvals and country limits performed by independent risk management. At December 31, 2019, the Company had total counterparty notional amount outstanding of $1.9 billion spread among six counterparties, with an estimated fair value of $18.3 million at December 31, 2019 related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

The following table details the location and amounts recognized in the Consolidated Balance Sheets for client derivatives:

		December 31, 2019			December 31, 2018
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Classification	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives-instruments associated with loans
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$1,923,375	$70,799	$(2,636)	$1,359,990	$17,402	$(11,787)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	1,923,375	2,636	(70,808)	1,359,990	11,787	(17,401)
Foreign exchange contracts
Matched foreign exchange contracts with customers	Accrued interest and other assets	1,869,934	28,739	(10,433)	0	0	0
Match foreign exchange contracts with counterparty	Accrued interest and other liabilities	1,869,934	10,433	(28,739)	0	0	0
Total		$7,586,618	$112,607	$(112,616)	$2,719,980	$29,189	$(29,188)

First Financial Bancorp 2019 Annual Report 71

Notes to Consolidated Financial Statements

The following table discloses the gross and net amounts of client derivative liabilities recognized in the Consolidated Balance Sheets:

	December 31, 2019			December 31, 2018
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$73,444	$(147,193)	$(73,749)	$29,189	$(14,577)	$14,612
Foreign exchange contracts with counterparty	39,172	(41,202)	(2,030)	0	0	0
Total	$112,616	$(188,395)	$(75,779)	$29,189	$(14,577)	$14,612

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2019:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Client derivatives-interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$1,923,375	6.0	$68,163
Pay fixed, matched interest rate swaps with counterparty	1,923,375	6.0	(68,172)
Client derivatives-foreign exchange contracts
Foreign exchange contracts - pay USD	1,869,934	0.6	18,306
Foreign exchange contracts - receive USD	1,869,934	0.6	(18,306)
Total client derivatives	$7,586,618	3.3	$(9)

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $216.2 million as of December 31, 2019 and $138.4 million as of December 31, 2018. The fair value of these agreements were recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets was $0.2 million at December 31, 2019 and $0.1 million at December 31, 2018.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2019, the notional amount of the IRLCs was $33.4 million and the notional amount of forward commitments was $37.8 million. As of December 31, 2018, the notional amount of IRLCs was $20.8 million and the notional amount of forward commitments was $12.3 million. The fair value of these agreements was $0.9 million at December 31, 2019 and was insignificant at December 31, 2018 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets.

72 First Financial Bancorp 2019 Annual Report

13. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contractual amounts of those instruments. First Financial utilizes the ALLL methodology to maintain a reserve that it considers sufficient to absorb probable losses incurred in letters of credit and outstanding loan commitments and records the reserve within Accrued interest and other liabilities on the Consolidated Balance Sheets. First Financial had $0.6 million and $0.7 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2019 and 2018, respectively.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $3.3 billion and $3.0 billion at December 31, 2019 and 2018, respectively. As of December 31, 2019, loan commitments with a fixed interest rate totaled $123.7 million while commitments with variable interest rates totaled $3.2 billion. At December 31, 2018, loan commitments with a fixed interest rate totaled $174.0 million while commitments with variable interest rates totaled $2.9 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2019 and 2018 and have maturities ranging from less than 1 year to 31.6 years for December 31, 2019 and between 1 and 30 years for December 31, 2018.

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $33.4 million and $32.7 million at December 31, 2019, and 2018, respectively. Management conducts regular reviews of these instruments on an individual client basis.

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

First Financial's affordable housing commitments totaled $38.5 million and $39.4 million as of December 31, 2019 and 2018, respectively. The Company recognized tax credits of $6.2 million, $4.9 million and $3.2 million related to its investments in affordable housing projects for the years ended December 31, 2019, 2018 and 2017, respectively. The Company recognized amortization expense which was included in income tax expense of $6.9 million, $5.7 million and $4.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2019 or December 31, 2018.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets. The Company’s recorded investment in these entities was approximately $3.1 million at December 31, 2019, and $3.9 million at December 31, 2018. The maximum exposure to loss related to these investments was $5.1 million at December 31, 2019 and $3.9 million at December 31, 2018, representing the

First Financial Bancorp 2019 Annual Report 73

Notes to Consolidated Financial Statements

Company’s investment balance and its unfunded commitments to invest additional amounts. Investments in historic tax credits resulted in $3.5 million, $0.5 million and $13.7 million of tax credits for the years ended December 31, 2019, 2018 and 2017, respectively.

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2019. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2019 or December 31, 2018.

14. Related Party Transactions

Outstanding balance of loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2019
Beginning balance	$2,732
Additions	4,348
Deductions	(1,791)
Ending balance	$5,289
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

15. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2019	2018	2017
Current expense
Federal	$31,343	$34,330	$22,599
State	854	1,029	1,265
Total current expense	32,197	35,359	23,864
Deferred expense (benefit)
Federal	10,946	4,675	(4,657)
State	1,644	1,592	169
Total deferred expense (benefit)	12,590	6,267	(4,488)
Income tax expense	$44,787	$41,626	$19,376

74 First Financial Bancorp 2019 Annual Report

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

(Dollars in thousands)	2019	2018	2017
Income taxes computed at federal statutory rate on income before income taxes (21% in 2019 and 2018; 35% in 2017)	$51,001	$44,986	$40,657
Benefit from tax-exempt income	(5,964)	(4,499)	(3,427)
Tax credits	(10,075)	(5,439)	(16,806)
Tax rate reduction impact	0	0	(8,191)
Basis reduction on tax credit	738	0	4,599
Tax benefit of equity compensation	(140)	(565)	(1,449)
State income taxes, net of federal tax benefit	1,973	2,070	932
Affordable housing investments	5,825	4,725	2,798
Other	1,429	348	263
Income tax expense	$44,787	$41,626	$19,376

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. As a result, First Financial revalued its deferred tax assets and liabilities as well as its investments in affordable housing projects utilizing a 21% federal rate compared to a 35% rate in prior periods, which resulted in an $8.2 million reduction in tax expense in 2017.
First Financial Bancorp 2019 Annual Report 75

Notes to Consolidated Financial Statements

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2019, and 2018, were as follows:

(Dollars in thousands)	2019	2018
Deferred tax assets
Allowance for loan and lease losses	$13,011	$12,782
Fair value adjustments on business combinations	6,470	11,199
Deferred compensation	228	392
Postretirement benefits other than pension liability	666	676
Accrued stock-based compensation	1,296	1,145
OREO write-downs	162	118
Interest on nonaccrual loans	548	1,160
Accrued expenses	4,708	5,808
Net unrealized losses on investment securities and derivatives	0	3,221
State net operating loss	2,792	3,119
Leasing liability	14,806	0
Federal tax credit carryforwards	0	873
Other	816	425
Total deferred tax assets	45,503	40,918

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(10,970)	(9,530)
FHLB and FRB stock	(4,043)	(4,044)
Mortgage-servicing rights	(2,435)	(2,285)
Leasing activities	(7,349)	(3,881)
Retirement obligation	(8,511)	(6,614)
Intangible assets	(11,647)	(12,310)
Deferred loan fees and costs	(1,100)	(131)
Prepaid expenses	(623)	(582)
Limited partnership investments	(2,249)	(2,367)
Net unrealized gains on investment securities	(11,359)	0
Foreign exchange deferred income	(2,845)	0
Right of use assets	(13,354)	0
Other	(2,048)	(1,867)
Total deferred tax liabilities	(78,533)	(43,611)
Total net deferred tax liability	$(33,030)	$(2,693)

In conjunction with the MSFG merger, First Financial acquired a state net operating loss. At December 31, 2019 and 2018, the state net operating loss carryforward was $3.6 million and $3.9 million, and begin to expire in 2024 and 2022, respectively. The Company expects to fully utilize this net operating loss and, therefore, a valuation allowance is not required at December 31, 2019 and 2018. The acquired MSFG state net operating loss is subject to IRC Section 382 and is limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2019 and 2018.

The Bank’s retained earnings at December 31, 2019 and December 31, 2018 included base-year bad debt reserves of $16.1 million as a result of the merger with MSFG.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not been recorded.

76 First Financial Bancorp 2019 Annual Report

At both December 31, 2019 and 2018, First Financial had $2.4 million and $2.9 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of gross unrecognized tax benefits as of December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	2019	2018
Balance at beginning of year	$3,735	$3,735
Settlements	(729)	0
Balance at end of year	$3,006	$3,735

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

First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2019 and 2018, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2016 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2016 through 2019 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2011. Tax years 2011 through 2019 remain open to state and local examination by various other jurisdictions.

16. Employee Benefit Plans

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

First Financial recorded expense related to its pension plan of $1.0 million for 2019 and $0.9 million for 2018. During 2017, First Financial recorded income of $0.6 million. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are recorded as a component Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2019, 2018 or 2017 and does not expect to make any contributions in 2020.

First Financial Bancorp 2019 Annual Report 77

Notes to Consolidated Financial Statements

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2019	2018
Change in benefit obligation
Benefit obligation at beginning of year	$68,286	$71,154
Service cost	6,591	6,501
Interest cost	2,778	2,394
Actuarial (gain) loss	6,848	(4,032)
Benefits paid, excluding settlement	(9,459)	(7,731)
Benefit obligation at end of year	75,044	68,286

Change in plan assets
Fair value of plan assets at beginning of year	130,078	144,349
Actual return on plan assets	21,197	(6,540)
Benefits paid, excluding settlement	(9,459)	(7,731)
Fair value of plan assets at end of year	141,816	130,078

Amounts recognized in the Consolidated Balance Sheets
Assets	66,772	61,792
Liabilities	0	0
Net amount recognized	$66,772	$61,792

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$37,278	$43,711
Net prior service cost	(1,095)	(1,508)
Deferred tax assets	(8,242)	(9,613)
Net amount recognized	$27,941	$32,590

Change in accumulated other comprehensive income (loss)	$(4,649)	$12,959

Accumulated benefit obligation	$74,424	$66,320

78 First Financial Bancorp 2019 Annual Report

The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2019	2018	2017
Service cost	$6,591	$6,501	$4,894
Interest cost	2,778	2,394	2,325
Expected return on assets	(9,718)	(9,811)	(9,358)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	1,803	2,188	1,924
Net periodic benefit (income) cost	1,041	859	(628)

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(4,630)	12,319	(2,775)
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(1,803)	(2,188)	(1,924)
Total recognized in accumulated other comprehensive income (loss)	(6,020)	10,544	(4,286)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$(4,979)	$11,403	$(4,914)

Amount expected to be recognized in net periodic pension expense in the coming year
Amortization of (gain) loss	$2,079	$1,867	$2,090
Amortization of prior service credit	(413)	(413)	(413)

The pension plan assumptions are shown in the table that follows:

	December 31,
	2019	2018	2017
Benefit obligations
Discount rate	3.33%	4.31%	3.43%
Rate of compensation increase	3.50%	3.50%	3.50%

Net periodic benefit cost
Discount rate	4.31%	3.43%	3.88%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%

The fair value of the plan assets as of December 31, 2019 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$195	$195	$0	$0
U. S. Government agencies	5,357	0	5,357	0
Fixed income mutual funds	75,720	75,720	0	0
Equity mutual funds	60,544	60,544	0	0
Total	$141,816	$136,459	$5,357	$0

First Financial Bancorp 2019 Annual Report 79

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

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2020	$5,611
2021	5,210
2022	5,173
2023	5,125
2024	6,070
Thereafter	35,362

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2019 and 2018. First Financial recorded $1.9 million of expense related to the Company's contributions to the 401(k) plan during 2017.

17. Revenue Recognition

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

The majority of the Company's revenues come from interest income and other sources, including loans, leases, securities, derivatives and foreign exchange, that are outside the scope of ASU No. 2014-09, Revenue from Contracts with Customers. The Company's services that fall within the scope of ASU 2019-09 are presented within Noninterest income and are recognized as revenue when the Company satisfies its obligation to the customer. Services within the scope of this guidance include service charges on deposits, trust and wealth management fees, bankcard income, gain/loss on the sale of OREO and investment brokerage fees.

Service charges on deposit accounts. The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the

80 First Financial Bancorp 2019 Annual Report

Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company's performance obligation. Service charges on deposit accounts are withdrawn from the customer's account balance.

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

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2019 was $30.4 million, and was partially offset by $11.9 million of expenses within Noninterest income. Gross interchange income for 2018 was $31.3 million, and was partially offset by $11.0 million of expenses within Noninterest income.

Other. Other noninterest income consists of other recurring revenue streams such as transaction fees, safe deposit rental income, insurance commissions, merchant referral income, gain (loss) on sale of OREO and brokerage revenue. Transaction fees primarily include check printing sales commissions, collection fees and wire transfer fees which arise from in-branch transactions. Safe deposit rental income arises from fees charged to the customer on an annual basis and recognized upon receipt of payment. Insurance commissions are agent commissions earned by the Company and earned upon the effective date of the bound coverage. Merchant referral income is associated with a program whereby the Company receives a share of processing revenue that is generated from clients that were referred by First Financial to the service provider. Revenue is recognized at the point in time when the transaction occurs.

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

First Financial Bancorp 2019 Annual Report 81

Notes to Consolidated Financial Statements

18. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2019
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Cumulative effect of new standard	Ending balance
Unrealized gain (loss) on debt securities	$65,858	$(370)	$66,228	$(14,269)	$51,959	$(11,601)	$51,959	$906	$41,264
Unrealized gain (loss) on derivatives	281	0	281	(64)	217	(217)	217	0	0
Retirement obligation	4,630	(1,390)	6,020	(1,371)	4,649	(32,590)	4,649	0	(27,941)
Total	$70,769	$(1,760)	$72,529	$(15,704)	$56,825	$(44,408)	$56,825	$906	$13,323

	December 31, 2018
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Cumulative effect of new standard	Ending Balance
Unrealized gain (loss) on debt securities	$(14,461)	$(161)	$(14,300)	$3,071	$(11,229)	$(182)	$(11,229)	$(190)	$(11,601)
Unrealized gain (loss) on derivatives	628	0	628	(144)	484	(577)	484	(124)	(217)
Retirement obligation	(12,319)	(1,775)	(10,544)	2,364	(8,180)	(19,631)	(8,180)	(4,779)	(32,590)
Total	$(26,152)	$(1,936)	$(24,216)	$5,291	$(18,925)	$(20,390)	$(18,925)	$(5,093)	$(44,408)

	December 31, 2017
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$8,447	$1,649	$6,798	$(2,431)	$4,367	$(4,549)	$4,367	$(182)
Unrealized gain (loss) on derivatives	810	0	810	(296)	514	(1,091)	514	(577)
Retirement obligation	2,775	(1,511)	4,286	(1,114)	3,172	(22,803)	3,172	(19,631)
Total	$12,032	$138	$11,894	$(3,841)	$8,053	$(28,443)	$8,053	$(20,390)

82 First Financial Bancorp 2019 Annual Report

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2019	2018	2017	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$(370)	$(161)	$1,649	Net gain (loss) on sales of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Other noninterest expense
Recognized net actuarial loss (2)	(1,803)	(2,188)	(1,924)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(1,390)	(1,775)	(1,511)
Total reclassifications for the period, before tax	$(1,760)	$(1,936)	$138

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 16 - Employee Benefit Plans for additional details).

19. Capital

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

Basel III includes a minimum ratio of Common equity tier 1 capital to risk-weighted assets of 7.00% at December 31, 2019 and 6.38% at December 31, 2018 and a phased-in capital conservation buffer of 2.5% of risk-weighted assets that began on January 1, 2016 at 0.625% until it was fully phased in as of January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased to 8.5% at December 31, 2019 and all banks are subject to a 4.0% minimum leverage ratio.  The required Total risk-based capital ratio is 10.50%. Failure to maintain the required Common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

As of December 31, 2019, management believes that First Financial met all capital adequacy requirements to which it was subject. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table that follows. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the “minimum” requirement by $318.3 million on a consolidated basis at December 31, 2019.

First Financial Bancorp 2019 Annual Report 83

Notes to Consolidated Financial Statements

The following tables present the actual and required capital amounts and ratios as of December 31, 2019 and 2018 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules as of the year presented. The 2018 table includes the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules had been fully phased-in. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2019
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,245,746	11.30%	$771,666	7.00%	N/A	N/A
First Financial Bank	1,333,978	12.11%	770,997	7.00%	$715,926	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,288,185	11.69%	937,023	8.50%	N/A	N/A
First Financial Bank	1,334,082	12.11%	936,211	8.50%	$881,140	8.00%

Total capital to risk-weighted assets
Consolidated	1,475,813	13.39%	1,157,498	10.50%	N/A	N/A
First Financial Bank	1,399,817	12.71%	1,156,496	10.50%	1,101,425	10.00%

Leverage
Consolidated	1,288,185	9.58%	537,606	4.00%	N/A	N/A
First Financial Bank	1,334,082	9.93%	537,299	4.00%	671,623	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized		Minimum capital required - Basel III fully phased-in
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2018
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,215,613	11.87%	$652,874	6.38%	N/A	N/A	$716,881	7.00%
First Financial Bank	1,279,492	12.50%	652,590	6.38%	$665,386	6.50%	716,570	7.00%

Tier 1 capital to risk-weighted assets
Consolidated	1,257,366	12.28%	806,491	7.88%	N/A	N/A	870,499	8.50%
First Financial Bank	1,279,596	12.50%	806,141	7.88%	818,937	8.00%	870,120	8.50%

Total capital to risk-weighted assets
Consolidated	1,444,146	14.10%	1,011,314	9.88%	N/A	N/A	1,075,322	10.50%
First Financial Bank	1,344,388	13.13%	1,010,875	9.88%	1,023,671	10.00%	1,074,855	10.50%

Leverage
Consolidated	1,257,366	9.71%	517,958	4.00%	N/A	N/A	517,958	4.00%
First Financial Bank	1,279,596	9.89%	517,710	4.00%	647,138	5.00%	517,710	4.00%

Share repurchases. In January 2019, First Financial's board of directors approved a stock repurchase plan, replacing the plan approved in 2012. The 2019 plan authorizes the purchase of up to 5,000,000 shares of the Company's common stock. First Financial repurchased 2,753,272 shares at an average market price of $24.05 under this plan during 2019. At December 31,

84 First Financial Bancorp 2019 Annual Report

2019, 2,246,728 common shares remained available for repurchase under the 2019 plan. There were no share repurchases in 2018 or 2017.

ATM Offering. In March 2017, First Financial initiated an "at-the-market" equity offering program to provide flexibility with respect to capital planning and to support future growth. First Financial was not active through the ATM program during the period.

20. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense (within salaries and employee benefits on the Consolidated Statements of Income) of $8.0 million, $6.2 million and $5.4 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $8.5 million at December 31, 2019 and is expected to be recognized over a weighted average period of 1.93 years.

As of December 31, 2019, First Financial had a single active stock-based compensation plan, the Amended and Restated 2012 Stock Plan, under which additional awards may be granted. At December 31, 2019, there were 1,513,826 shares available for issuance under the Amended and Restated 2012 Stock Plan.

In April 2018, in conjunction with the MSFG merger, First Financial assumed existing MSFG stock options, which were converted into 83,551 options to purchase First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. At December 31, 2019, 37,856 options were outstanding under the Plan, all of which expire on or before February 3, 2024.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2019, 2018 or 2017.

Stock option activity for the year ended December 31, 2019, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	62,410	$9.08
Granted	0	0.00
Exercised	(24,554)	8.37
Forfeited or expired	0	0.00
Outstanding at end of year	37,856	$9.54	3.12	$602
Exercisable at end of year	37,856	$9.54	3.12	$602

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2019	2018	2017
Total intrinsic value of options exercised	$462	$734	$1,533
Cash received from exercises	$90	$284	$341
Tax benefit from exercises	$1,844	$1,439	$1,991

First Financial Bancorp 2019 Annual Report 85

Notes to Consolidated Financial Statements

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2019		2018		2017
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	462,446	$26.39	468,372	$21.63	648,817	$17.82
Granted	395,023	26.55	303,930	28.94	234,529	27.36
Vested	(295,633)	24.94	(267,031)	20.94	(307,825)	18.12
Forfeited	(31,267)	28.63	(42,825)	26.38	(107,149)	21.18
Nonvested at end of year	530,569	$27.19	462,446	$26.39	468,372	$21.63

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2019, 2018 and 2017 was $7.4 million, $5.6 million and $5.6 million, respectively.

21. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2019	2018	2017
Numerator
Net income	$198,075	$172,595	$96,787

Denominator
Basic earnings per common share - weighted average shares	98,305,570	88,582,090	61,529,460
Effect of dilutive securities
Employee stock awards	545,901	514,680	581,329
Warrants	0	517,435	60,801
Diluted earnings per common share - adjusted weighted average shares	98,851,471	89,614,205	62,171,590

Earnings per share available to common shareholders
Basic	$2.01	$1.95	$1.57
Diluted	$2.00	$1.93	$1.56

First Financial had no warrants outstanding to purchase the Company's common stock as of December 31, 2019. Warrants acquired in the MSFG merger were outstanding as of December 31, 2018 and represented the right to purchase 804,858 shares of First Financial's common stock at an exercise price of $10.62 per share. These warrants were exercised in January 2019. At December 31, 2017, First Financial had warrants outstanding representing the right to purchase 104,200 shares of common stock at an exercise price of $12.12. These warrants expired in December 2018.

Stock options and warrants with exercise prices greater than the average market price of the common shares were not included in the computation of net income per diluted share, as they would have been antidilutive.  Using the period end price, there were no antidilutive options at December 31, 2019, 2018, or 2017.

86 First Financial Bancorp 2019 Annual Report

As of December 31, 2019, 2018, and 2017, First Financial was authorized to issue 10,000,000 preferred shares, however no preferred shares were issued or outstanding.

22. Fair Value Disclosures

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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2019
Financial assets
Cash and short-term investments	$257,639	$257,639	$257,639	$0	$0
Investment securities held-to-maturity	142,862	142,821	0	142,821	0
Other investments	125,020	N/A	N/A	N/A	N/A
Loans held for sale	13,680	13,680	0	13,680	0
Loans and leases	9,144,015	9,134,215	0	0	9,134,215
Accrued interest receivable	39,591	39,591	0	12,743	26,848

Financial liabilities
Deposits	10,210,229	10,209,790	0	10,209,790	0
Short-term borrowings	1,316,181	1,316,181	1,316,181	0	0
Long-term debt	414,376	414,937	0	414,937	0
Accrued interest payable	13,671	13,671	1,899	11,772	0

First Financial Bancorp 2019 Annual Report 87

Notes to Consolidated Financial Statements

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2018
Financial assets
Cash and short-term investments	$273,959	$273,959	$273,959	$0	$0
Investment securities held-to-maturity	429,328	424,118	0	424,118	0
Other investments	115,660	N/A	N/A	N/A	N/A
Loans held for sale	4,372	4,372	0	4,372	0
Loans and leases	8,767,672	8,662,868	0	0	8,662,868
Accrued interest receivable	41,816	41,816	0	13,819	27,997

Financial liabilities
Deposits	10,140,394	10,113,475	0	10,113,475	0
Short-term borrowings	1,040,691	1,040,691	1,040,691	0	0
Long-term debt	570,739	557,933	0	557,933	0
Accrued interest payable	12,126	12,126	2,035	10,091	0

In accordance with our adoption of ASU 2016-01 in 2018, the methods utilized to measure the fair value of financial instruments at December 31, 2019 and December 31, 2018 represent an approximation of exit price, however, an actual exit price may differ.

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps and foreign exchange contracts at the reporting date, using primarily observable market inputs such as interest rate yield curves and currency exchange rates, which represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes an internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

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

88 First Financial Bancorp 2019 Annual Report

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

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2019
Assets
Investment securities available-for-sale	$100	$2,842,794	$9,190	$2,852,084
Interest rate derivative contracts	0	73,558	0	73,558
Foreign exchange derivative contracts	0	39,172	0	39,172
Total	$100	$2,955,524	$9,190	$2,964,814

Liabilities
Interest rate derivative contracts	$0	$73,750	$0	$73,750
Foreign exchange derivative contracts	0	39,172	0	39,172
Total	$0	$112,922	$0	$112,922

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2018
Assets
Investment securities available-for-sale	$97	$2,764,443	$14,715	$2,779,255
Derivatives	0	29,543	0	29,543
Total	$97	$2,793,986	$14,715	$2,808,798

Liabilities
Derivatives	$0	$29,336	$0	$29,336

The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2019.

First Financial Bancorp 2019 Annual Report 89

Notes to Consolidated Financial Statements

Year ended
(dollars in thousands)	December 31, 2019
Beginning balance	$14,715
Accretion (amortization)	(552)
Increase (decrease) in fair value	30
Settlements	(5,003)
Ending balance	$9,190

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2019
Assets
Impaired loans	$0	$0	$9,268
OREO	0	0	1,088

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2018
Assets
Impaired loans	$0	$0	$1,320
OREO	0	0	1,089

23. Business Combination

In August, 2019, the Company completed its acquisition of Bannockburn Global Forex, LLC. Pursuant to the acquisition agreement, First Financial agreed to acquire all of the issued and outstanding membership interests of BGF for aggregate consideration of approximately $114.6 million consisting of $53.7 million in cash and $60.9 million of First Financial common stock. BGF was a privately held capital markets trading firm specializing in foreign currency advisory, hedge analytics and transaction processing for closely held enterprises.  Upon completion of the transaction, Bannockburn became a division of the Bank, but continues to operate as Bannockburn Global Forex, taking advantage of its existing brand recognition within the foreign exchange industry.

The Bannockburn transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $74.9 million and $18.4 million, respectively, and are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values became available.  The measurement period ends in August 2020. Goodwill arising from the BGF acquisition was $58.0 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth and diversification. The goodwill is deductible for income tax purposes as the transaction is considered a taxable exchange.  For further detail, see Note 9 – Goodwill and Other Intangible Assets.

In April 2018, First Financial completed its acquisition of MainSource Financial Group, Inc. and its banking subsidiary, MainSource Bank. Under the terms of the merger agreement, shareholders of MSFG received 1.3875 common shares of First Financial common stock for each share of MSFG common stock, with cash paid in lieu of fractional shares. Including outstanding options and warrants to purchase MSFG common stock, the total purchase consideration was $1.1 billion and resulted in goodwill of $675.6 million. The goodwill arising from the acquisition largely reflected synergies and cost savings

90 First Financial Bancorp 2019 Annual Report

resulting from combining the operations of the companies. First Financial incurred merger related expenses related to the MSFG acquisition of $3.2 million and $37.8 million during the years ended December 31, 2019 and 2018, respectively.

The MSFG acquisition provided additional revenue growth and diversification. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange. For further detail, see Note 9 – Goodwill and Other Intangible Assets.

The MainSource transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values became available.  The fair values of assets acquired and liabilities assumed were considered final as of March 31, 2019.

First Financial Bancorp 2019 Annual Report 91

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value for the MSFG merger. As a condition of the merger, certain acquired assets and liabilities held for sale were divested subsequent to the closing of the merger. There was no gain or loss recorded in the Consolidated Statement of Income in conjunction with this divestiture.

(Dollars in thousands)	MainSource
Purchase consideration
Cash consideration	$43
Stock consideration	1,043,424
Warrant consideration	14,460
Options consideration	1,577
Total purchase consideration	1,059,504

Assets acquired
Cash	71,806
Investment securities available-for-sale	900,935
Investment securities held-to-maturity	171,423
Other investments	28,763
Loans	2,792,572
Premises and equipment	98,814
Intangible assets	42,887
Other assets	167,829
Assets held for sale	127,775
Total assets acquired	4,402,804

Liabilities assumed
Deposits	3,263,920
Subordinated notes	49,027
FHLB advances	291,887
Other borrowings	205,620
Other liabilities	32,649
Liabilities held for sale	175,840
Total liabilities assumed	4,018,943

Net identifiable assets	383,861
Goodwill	$675,643

The fair value of net assets acquired includes fair value adjustments to certain loans that were not considered impaired as of the acquisition date as the Company believes that all contractual cash flows will be collected. The fair value adjustments were determined using discounted cash flows. In conjunction with the MSFG merger, First Financial acquired non-impaired loans with a fair value and gross contractual amounts receivable of $2.8 billion and $2.9 billion, respectively.
First Financial Bancorp 2019 Annual Report 92

The following table presents supplemental pro forma information as if the MSFG acquisition had occurred at the beginning of 2017. The pro forma information includes adjustments for interest income on acquired loans, amortization of intangible assets arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, merger-related expenses incurred and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transactions been effected on the assumed date. The disclosures regarding the results of operations for MSFG subsequent to its acquisition date are omitted as this information is not practical to obtain.

	Twelve months ended
	December 31,
(Dollars in thousands, except per share data) (Unaudited)	2018	2017
Pro Forma Condensed Combined Income Statement Information
Net interest income	$484,915	$454,579
Net income	$221,122	$130,402
Basic earnings per share	$2.27	$1.34
Diluted earnings per share	$2.25	$1.33

24. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2019	2018
Assets
Cash	$55,869	$86,878
Investment securities	1,116	694
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,272,991	2,078,655
Non-banks	8,260	7,194
Total investment in subsidiaries	2,281,251	2,085,849
Premises and equipment	1,344	1,361
Other assets	77,572	71,817
Total assets	$2,424,652	$2,254,099

Liabilities
Subordinated notes	$171,983	$171,416
Dividends payable	849	465
Other liabilities	4,115	3,969
Total liabilities	176,947	175,850
Shareholders’ equity	2,247,705	2,078,249
Total liabilities and shareholders’ equity	$2,424,652	$2,254,099

First Financial Bancorp 2019 Annual Report 93

Notes to Consolidated Financial Statements

Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands)	2019	2018	2017
Income
Interest income	$30	$23	$6
Noninterest income	191	0	86
Dividends from subsidiaries	196,800	107,340	54,600
Total income	197,021	107,363	54,692

Expenses
Interest expense	9,552	8,798	6,152
Salaries and employee benefits	8,169	6,413	5,519
Professional services	1,040	5,130	970
Other	6,599	5,648	4,819
Total expenses	25,360	25,989	17,460
Income before income taxes and equity in undistributed net earnings of subsidiaries	171,661	81,374	37,232
Income tax expense (benefit)	(5,975)	(6,687)	(7,080)
Equity in undistributed earnings (loss) of subsidiaries	20,439	84,534	52,475
Net income	$198,075	$172,595	$96,787

Comprehensive income	$254,900	$153,670	$104,840

94 First Financial Bancorp 2019 Annual Report

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2019	2018	2017
Operating activities
Net income	$198,075	$172,595	$96,787
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(20,439)	(84,534)	(52,475)
Depreciation and amortization	584	194	193
Stock-based compensation expense	7,969	6,219	5,446
Deferred income taxes	1,255	739	(360)
(Decrease) increase in dividends payable	384	(10,500)	579
Increase (decrease) in other liabilities	(244)	9,979	(889)
Decrease (increase) in other assets	(7,187)	16,346	(6,951)
Net cash provided by (used in) operating activities	180,397	111,038	42,330

Investing activities
Capital contributions to subsidiaries	0	(3,000)	0
Net cash acquired (paid) in business combinations	(53,660)	11,353	0
Proceeds from sales and maturities of investment securities	264	0	0
Purchases of investment securities	(500)	0	0
Net cash (used in) provided by investing activities	(53,896)	8,353	0

Financing activities
(Decrease) increase in short-term borrowings	0	(8,333)	0
Cash dividends paid on common stock	(89,097)	(79,655)	(41,178)
Purchases of common stock	(66,218)	0	0
Proceeds from exercise of stock options, net of shares purchased	90	284	341
Other	(2,285)	(2,528)	(3,059)
Net cash (used in) provided by financing activities	(157,510)	(90,232)	(43,896)
Net increase (decrease) in cash	(31,009)	29,159	(1,566)
Cash at beginning of year	86,878	57,719	59,285
Cash at end of year	$55,869	$86,878	$57,719

First Financial Bancorp 2019 Annual Report 95

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
2019
Interest income	$147,651	$153,645	$154,523	$151,759
Interest expense	28,749	32,110	32,221	30,244
Net interest income	118,902	121,535	122,302	121,515
Provision for loan and lease losses	4,629	5,228	6,658	14,083
Noninterest income	36,768	33,140	34,638	26,827
Noninterest expenses	93,064	86,226	84,378	78,499
Income before income taxes	57,977	63,221	65,904	55,760
Income tax expense	9,300	12,365	13,201	9,921
Net income	$48,677	$50,856	$52,703	$45,839

Earnings per common share:
Basic	$0.49	$0.52	$0.54	$0.47
Diluted	$0.49	$0.51	$0.53	$0.47
Cash dividends paid per common share	$0.23	$0.23	$0.22	$0.22
Market price
High	$26.04	$25.49	$25.80	$28.56
Low	$23.24	$22.37	$22.16	$23.02

2018
Interest income	$153,429	$149,220	$147,379	$90,354
Interest expense	27,470	25,735	23,400	14,542
Net interest income	125,959	123,485	123,979	75,812
Provision for loan and lease losses	5,310	3,238	3,735	2,303
Noninterest income	29,504	28,684	28,256	16,938
Noninterest expenses	83,352	85,415	102,755	52,288
Income before income taxes	66,801	63,516	45,745	38,159
Income tax expense	11,787	12,859	9,327	7,653
Net income	$55,014	$50,657	$36,418	$30,506

Earnings per common share:
Basic	$0.56	$0.52	$0.37	$0.49
Diluted	$0.56	$0.51	$0.37	$0.49
Cash dividends paid per common share	$0.20	$0.20	$0.19	$0.36
Market price
High	$29.58	$32.35	$33.55	$29.35
Low	$22.40	$29.40	$28.10	$26.40

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.

96 First Financial Bancorp 2019 Annual Report

Total Return to Shareholders

The following graph compares the five-year cumulative total return to shareholders of First Financial Bancorp common stock with that of companies that comprise the Nasdaq Composite Index and the KBW Regional Bank Index. The KBW Regional Bank Index is comprised of 50 banks headquartered throughout the country and is used frequently by investors when comparing First Financial Bancorp's stock performance to that of other similarly sized institutions. First Financial Bancorp is included in the KBW Regional Bank Index.

The following table assumes $100 invested on December 31, 2014 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

	2014	2015	2016	2017	2018	2019
First Financial Bancorp	100.00	100.68	163.47	155.39	143.64	159.86
Nasdaq Composite Index	100.00	106.00	147.46	150.13	123.87	153.44
KBW Regional Bank Index	100.00	107.11	116.71	151.40	147.15	201.21

First Financial Bancorp 2019 Annual Report 97

Shareholder Information Annual Meeting of Shareholders Investor Relations The annual meeting of shareholders will be held on Corporate and investor information, including news Tuesday, May 26, 2020, at 10:00 AM (EDT) via a releases, webcasts, investor presentations, annual reports, virtual shareholder meeting. proxy statements and SEC filings, as well as information on the Company’s corporate governance practices are Common Stock Listing available within the Investor Relations section of our First Financial Bancorp’s common stock trades website at www.bankatfirst.com/investor. on the Nasdaq Stock Market (NASDAQ) under the symbol FFBC. Shareholders, analysts and other investment professionals who would like corporate and financial information on Registrar and Transfer Agent First Financial Bancorp should contact: Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp Jamie Anderson common stock for registered shareholders. Shareholder Chief Financial Officer account inquiries, including changes of address or First Financial Bancorp ownership, transferring stock and replacing lost 255 East Fifth Street, 29th Floor certificates or dividend checks should be directed to Cincinnati, OH 45202 Computershare Shareholder Services at: (513) 887-5400 Email: InvestorRelations@bankatfirst.com Transfer Agent Computershare Shareholder Services Securities and Exchange Commission Filings P.O. Box 505000 All reports filed electronically by First Financial Bancorp Louisville, KY 40233 with the United States Securities and Exchange (800) 368-5948 Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and Shareholders of record can also access their shareholder current reports on Form 8-K, as well as any amendments account records and request information related to their to those reports, are accessible at no cost within shareholder account via the internet. To register for online the Investor Relations section of our website at account access, go to: www.computershare.com/investor. www.bankatfirst.com/investor, or by contacting Investor Relations. These filings are also accessible on the Dividend Reinvestment and Stock Purchase Plan SEC’s website at www.sec.gov. Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com/investor.

98 First Financial Bancorp 2019 Annual Report

First Financial Bancorp First Financial Bank First Financial Center 255 East Fifth Street Suite 800 Cincinnati, OH 45202-4248 www.bankatfirst.com