Form 10-K, Exhibit 13
period 2020-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2021-02-19
CIK 708955

EXHIBIT 13
2020 Annual Report Strengthening communities in a year like no other First First Financial Bancorp

Net Income
(dollars in millions)
$88.5
$96.8
$172.6
$198.1
$155.8
2016
2017
2018
2019
2020

Total Assets
(dollars in billions)
$8.4
$8.9
$14.0
$14.5
$16.0
2016
2017
2018
2019
2020

Total Loans
(dollars in billions)
$5.8
$6.0
$8.8
$9.2
$9.9
2016
2017
2018
2019
2020

Total Deposits
(dollars in billions)
$6.5
$6.9
$10.1
$10.2
$12.2
2016
2017
2018
2019
2020

Diluted Earnings
Per Share
$1.43
$1.56
$1.93
$2.00
$1.59
2016
2017
2018
2019
2020

Return
On Assets
1.07%
1.12%
1.37%
1.39%
1.00%
2016
2017
2018
2019
2020

Return On Equity
10.48%
10.78%
9.85%
9.11%
7.02%
2016
2017
2018
2019
2020

**121**

CONSECUTIVE QUARTERS OF PROFITABILITY

**157**

YEARS OF STRENGTH & STABILITY

2016 2017 2018 $88.5 $96.8 $172.6 2020 $155.8 2019 $198.1Net Income (dollars in millions) 2016 2017 2018 $5.8 $6.0 $8.8 2019 $9.2 2020 $9.9Total Loans (dollars in billions) 2016 2017 2018 $6.5 $6.9 $10.1 2019 $10.2 2020 $12.2 Total Deposits (dollars in billions) 2016 2017 2018 $8.4 $8.9 $14.0 2019 $14.5 2020 $16.0 Total Assets (dollars in billions) 2016 2017 2018 $1.43 $1.56 2020 $1.59 $1.93 2019 $2.00 Diluted Earnings Per Share 7.02% 20202016 2017 2018 10.48% 10.78% 9.85% 2019 9.11% Return On Equity 121 CONSECUTIVE QUARTERS OF PROFITABILITY 1.00% 20202016 2017 2018 1.07% 1.12% 1.37% 2019 1.39% Return On Assets 157 YEARS OF STRENGTH & STABILITY

Dear Fellow Shareholders, As I look back on 2020, I recall how routinely the year began, as we prepared the previous year’s annual report to shareholders. We were coming off a strong 2019 performance and had developed solid strategic and execution plans that would set the direction for the coming 12 months. Or so we thought. At that same time, a novel coronavirus was migrating from country to country. Over the course of weeks, a health crisis became a pandemic, and economic disruption evolved into a global recession. By March, we launched our crisis management procedures, unaware that those conditions would remain the standard for the balance of the year. Everything that we once took for granted seemed to vanish overnight – daily commutes, the workplace, personal interactions, even handshakes and casual conversations. Everything seemed to change, except First Financial Bank’s commitment to our clients, communities, and each other. The pandemic forced us to limit access to our banking centers, so we adapted to serve our clients in creative ways, with a combination of in-person, remote, and digital solutions. We made tens of thousands of calls to check on the personal and financial wellbeing of our clients, and created relief programs to help those impacted by sudden financial challenges. These efforts complemented the swift action taken by the Federal Reserve and our national, state, and local governments. Although the impact of this health crisis was felt throughout the economy, our financial systems were strong and moved quickly to lessen the immediate impact of the pandemic. Much needed stimulus came in the form of a reduction in interest rates, the passing of the CARES Act, and the establishment of the Small Business Administration’s Payroll Protection Program, to name a few. Implementing these programs was challenging, complicated by the fact that we shifted 90 percent of our associates to remote work arrangements. This tested the mettle of our technology teams, our networks, and the ability of our associates to reimagine and redesign everyday tasks and processes on the fly. Not surprisingly, our teams demonstrated their innovation and implemented new programs without sacrificing the quality of their work and our commitment to customer service. Throughout 2020, First Financial produced solid earnings as a result of record revenue, disciplined credit and expense management, historic production from key lines of business like our Mortgage and Bannockburn Global Forex divisions, record Commercial and Industrial loan production, and assets under management in our Wealth Management division. Despite pandemic-related headwinds, our careful management of resources positions us well as we rebound from this historic event. Looking to 2021, we will focus on leveraging the goodwill we established over the past year, growing core client relationships, building greater confidence and trust with our clients, and becoming a more integral part of their day-to-day financial activities. We want our associates to thrive in all aspects of their lives, promoting positive outcomes for themselves and our company. To accomplish this, we are creating a more engaged workplace, one that celebrates our diversity and addresses the complete wellbeing of our associates. As always, we will continue to advocate for our clients, make a difference in our communities, break traditional industry norms, improve functionality, be good corporate stewards, and diligently manage credit. Great challenges reveal true character. Many of the individual acts of adaptation, commitment, and selflessness on the part of our First Financial associates will never be known. However, the willingness to work long hours at night, on weekends, under incredible deadlines and during unparalleled times is, to me, the epitome of leadership. Our associates gave their all for those in need. This is what makes me so proud of the First Financial team, and so honored to present you with the results of this incomparable year. Archie M. Brown President & Chief Executive Officer “ Despite pandemic-related headwinds, our careful management of resources positions us well as we rebound from this historic event.

First Financial Bancorp 2020 Annual Report 1

OUR YEAR IN REVIEW Remote Workforce Transition Ensuring our employees remained healthy and safe, we quickly transitioned 90 percent of our workforce to remote working conditions by providing immediate access to equipment and remote network access. Associates successfully modified their work processes and procedures through integrated virtual technologies to help maintain the quality of work and customer service for which we’ve become known. Many associates moved into entirely new roles to help alleviate the demanding workloads experienced in other departments of the bank. Innovating Under Pressure Throughout this challenging year, our teams continued to drive innovation, launching new technologies in response to business demands. Some initiatives were planned but many were designed and executed in real time, under tight deadlines and always with an eye on meeting the evolving needs of our clients. These innovations included: • Our online Client Hardship Relief application • SBA PPP online application, loan processing, and SBA platform integration • Robotic processing automation • Enhanced mobile deposit capabilities • Online banking upgrades • Online account opening • Online and remote loan origination capabilities • Live chat • DocuSign e-signature • Mortgage Coach • Disaster recovery site • Next-generation website development Retail Banking Centers During the early stages of the COVID-19 pandemic, First Financial Bank implemented strategic measures throughout our operations to prioritize the health and safety of our clients. We flexed staffing within our banking centers, installed Personal Protective Equipment, developed new processes for loan originations and closings, and assisted clients with online banking and mobile app adoption to continue delivering essential banking services while safely minimizing the risk of exposure. Despite incredible challenges, we continued to deliver innovative solutions like robotic processing automation, enhanced mobile deposit capabilities, online and remote loan origination capabilities, and other new banking features to ensure the seamless continuation of financial transactions during the pandemic.

2 First Financial Bancorp 2020 Annual Report

Keeping Our Clients First 2020 was a challenging year for many of our clients, and we are proud to have helped many businesses and individuals manage through the difficulties of the pandemic. We conducted thousands of outreach calls to proactively check on the financial wellbeing of our consumer and business clients. Relief programs were developed to assist consumers, small businesses, and commercial clients. We offered deferred payments on auto loans, mortgages, home equity loans, and credit cards to help those customers who may have been affected more significantly than others. We also worked tirelessly to help successfully roll out the SBA’s Paycheck Protection Program and provide relief for thousands of businesses. Diversity, Equity & Inclusion As part of our progression as a company, we want to be a positive change-agent, both internally and externally. To that end, we launched our Diversity, Equity & Inclusion (DEI) program to eliminate bias, build a more inclusive workplace environment, and provide all of our associates with equitable access to resources and development opportunities. In 2020, we established an associate-led Diversity Council to oversee and manage our ongoing DEI initiatives and to identify opportunities to expand the reach and effectiveness of the program. To ensure oversight at every level of our organization, we also established a Diversity Committee within our Board of Directors. 2020 total production Mortgage Production $1.3 billion increase in referrals89% SBA Paycheck Protection Program PPP loans processed7,000 in PPP loans closed $900 million approximately over

First Financial Bancorp 2020 Annual Report 3

LEADERSHIP Board of Directors Claude E. Davis Board Chair, First Financial Bancorp Managing Director Brixey and Meyer Capital J. Wickliffe Ach Retired President & CEO, Hixson, Inc. William G. Barron Chairman and President William G. Barron Enterprises Vincent A. Berta Lead Independent Director Board of Directors of First Financial Bancorp President and Managing Director Covington Capital, LLC Cynthia O. Booth President and Chief Executive Officer COBCO Enterprises, LLC Archie M. Brown President and Chief Executive Officer First Financial Bancorp and First Financial Bank Corinne R. Finnerty Principal McConnell Finnerty PC Susan L. Knust Owner and President Omega Warehouse Services K.P. Properties William J. Kramer Vice President of Operations Valco Companies, Inc. John T. Neighbours General Counsel AmeriQual Group Holdings Thomas M. O’Brien Senior Advisor Boston Consulting Group Maribeth S. Rahe President and Chief Executive Officer Fort Washington Investment Advisors, Inc. Senior Management Archie M. Brown President and Chief Executive Officer James M. Anderson Chief Financial Officer Richard S. Dennen President, Oak Street Funding John M. Gavigan Chief Operating Officer Gregory A. Harris Executive Vice President, Wealth Management & Affluent Banking William R. Harrod Chief Credit Officer Andrew K. Hauck Chief Commercial Banking Officer Catherine M. Myers Chief Consumer Banking Officer Amanda N. Neeley Chief Strategy Officer James R. Shank Chief Internal Auditor Karen B. Woods General Counsel and Chief Risk Officer

4 First Financial Bancorp 2020 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2020	2019	% Change
Earnings
Net interest income	$456,511	$484,254	(5.7)%
Net income	155,810	198,075	(21.3)%

Per Share
Net income per common share-basic	$1.60	$2.01	(20.4)%
Net income per common share-diluted	1.59	2.00	(20.5)%
Cash dividends declared per common share	0.92	0.90	2.2%
Tangible book value per common share (end of year)	12.93	12.42	4.1%
Market price (end of year)	17.53	25.44	(31.1)%

Balance Sheet - End of Year
Total assets	$15,973,134	$14,511,625	10.1%
Loans	9,900,970	9,201,665	7.6%
Investment securities	3,689,465	3,119,966	18.3%
Deposits	12,232,003	10,210,229	19.8%
Shareholders' equity	2,282,070	2,247,705	1.5%

Ratios
Return on average assets	1.00%	1.39%
Return on average shareholders' equity	7.02%	9.11%
Return on average tangible shareholders' equity	12.97%	16.32%
Net interest margin	3.46%	3.95%
Net interest margin (fully tax equivalent)	3.51%	4.00%

First Financial Bancorp 2020 Annual Report 5

2020 Financial Highlights

6 First Financial Bancorp 2020 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset backed loans	First Financial	First Financial Bancorp.
ACL	Allowance for credit losses	FNMA	Federal National Mortgage Association
AFS	Available-for-sale	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ALLL	Allowance for loan and lease losses	FRB	Federal Reserve Bank
Allowance	Collectively or individually, Allowance for credit losses and Allowance for loan and lease losses	GAAP	U.S. Generally Accepted Accounting Principles
AOCI	Accumulated other comprehensive income	GNMA	Government National Mortgage Association
ASC	Accounting standards codification	HTM	Held-to-maturity
ASU	Accounting standards update	Insignificant	Less than $0.1 million
ATM	Automated teller machine	IRLC	Interest Rate Lock Commitment
Bank	First Financial Bank	MBSs	Mortgage-backed securities
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	MSFG	MainSource Financial Group, Inc.
BGF or Bannockburn	Bannockburn Global Forex, LLC	N/A	Not applicable
Bp/bps	Basis point(s)	NII	Net interest income
BOLI	Bank owned life insurance	N/M	Not meaningful
CDs	Certificates of deposit	Oak Street	Oak Street Holdings Corporation
CARES Act	Coronavirus Aid, Relief, and Economic Security Act	ODFI	Ohio Department of Financial Institutions
CECL	Current Expected Credit Loss	OREO	Other real estate owned
C&I	Commercial & industrial	PCA	Prompt corrective action
CMOs	Collateralized mortgage obligations	PCD	Purchase credit deteriorated
CRE	Commercial real estate	PCI	Prompt corrective action
Company	First Financial Bancorp.	PD	Probability of default
DDA	Demand deposit account	PPP	Paycheck Protection Program
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act	PPPLF	Paycheck Protection Program Liquidity Facility
EAD	Exposure at Default	R&S	Reasonable and supportable
ERISA	Employee Retirement Income Security Act	ROU	Right-of-use
ERM	Enterprise Risk Management	SEC	United States Securities and Exchange Commission
EVE	Economic value of equity	SOFR	Secured Overnight Financing Rate
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	Topic 842	FASB ASC Topic 842, Leasing
FASB	Financial Accounting Standards Board	Special Assets	Special Assets Division
FDIC	Federal Deposit Insurance Corporation	TDR	Troubled debt restructuring
FHLB	Federal Home Loan Bank	TTC	Through the cycle
FHLMC	Federal Home Loan Mortgage Corporation	USD	United States dollars

First Financial Bancorp 2020 Annual Report 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2020	2019	2018	2017	2016
Summary of operations
Interest income	$524,963	$607,578	$540,382	$333,073	$305,950
Tax equivalent adjustment (1)	6,529	6,328	5,147	5,259	4,215
Interest income tax – equivalent (1)	531,492	613,906	545,529	338,332	310,165
Interest expense	68,452	123,324	91,147	49,528	33,279
Net interest income tax – equivalent (1)	$463,040	$490,582	$454,382	$288,804	$276,886
Interest income	$524,963	$607,578	$540,382	$333,073	$305,950
Interest expense	68,452	123,324	91,147	49,528	33,279
Net interest income	456,511	484,254	449,235	283,545	272,671
Provision for credit losses	70,559	30,433	14,859	3,341	10,398
Noninterest income	189,123	131,373	103,382	76,142	69,601
Noninterest expenses	390,664	342,332	323,537	240,183	201,143
Income before income taxes	184,411	242,862	214,221	116,163	130,731
Income tax expense	28,601	44,787	41,626	19,376	42,205
Net income	$155,810	$198,075	$172,595	$96,787	$88,526

Per share data
Earnings per common share
Basic	$1.60	$2.01	$1.95	$1.57	$1.45
Diluted	$1.59	$2.00	$1.93	$1.56	$1.43
Cash dividends declared per common share	$0.92	$0.90	$0.78	$0.68	$0.64
Average common shares outstanding–basic (in thousands)	97,364	98,306	88,582	61,529	61,206
Average common shares outstanding–diluted (in thousands)	98,093	98,851	89,614	62,172	61,985

Selected year-end balances
Total assets	$15,973,134	$14,511,625	$13,986,660	$8,896,923	$8,437,967
Earning assets	13,651,843	12,392,259	12,190,567	8,117,115	7,719,285
Investment securities	3,689,465	3,119,966	3,324,243	2,056,556	1,854,201
Total loans and leases	9,900,970	9,201,665	8,824,214	6,013,183	5,757,482
Interest-bearing demand deposits	2,914,787	2,364,881	2,307,071	1,453,463	1,513,771
Savings deposits	3,680,774	2,960,979	3,167,325	2,462,420	2,142,189
Time deposits	1,872,733	2,240,441	2,173,564	1,317,105	1,321,843
Noninterest-bearing demand deposits	3,763,709	2,643,928	2,492,434	1,662,058	1,547,985
Total deposits	12,232,003	10,210,229	10,140,394	6,895,046	6,525,788
Short-term borrowings	166,594	1,316,181	1,040,691	814,565	807,912
Long-term debt	776,202	414,376	570,739	119,654	119,589
Shareholders’ equity	2,282,070	2,247,705	2,078,249	930,664	865,224

Select Financial Ratios
Average loans to average deposits (2)	87.13%	88.59%	87.49%	88.12%	89.33%
Net charge-offs to average loans and leases	0.14%	0.33%	0.15%	0.13%	0.10%
Average shareholders’ equity to average total assets	14.30%	15.30%	13.89%	10.42%	10.24%
Return on average assets	1.00%	1.39%	1.37%	1.12%	1.07%
Return on average equity	7.02%	9.11%	9.85%	10.78%	10.48%
Net interest margin	3.46%	3.95%	4.05%	3.59%	3.62%
Net interest margin (tax equivalent basis) (1)	3.51%	4.00%	4.10%	3.66%	3.68%
Dividend payout	57.50%	44.78%	40.00%	43.31%	44.14%
(1) Tax equivalent basis was calculated using a 21.00% tax rate for 2020, 2019 and 2018 and a 35.00% tax rate for 2017 and 2016.
(2) Includes loans held for sale.

8 First Financial Bancorp 2020 Annual Report

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

EXECUTIVE SUMMARY

First Financial Bancorp. is a $16.0 billion financial holding company headquartered in Cincinnati, Ohio, which operates through its subsidiaries primarily in Ohio, Indiana, Kentucky and Illinois. These subsidiaries include First Financial Bank, an
Ohio-chartered commercial bank, which operated 143 full service banking centers as of December 31, 2020. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial,
Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance.
Commercial Finance provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and commission-based financing, primarily to insurance agents and brokers, throughout the United
States. Wealth Management had $3.0 billion in assets under management as of December 31, 2020 and provides the following services: financial planning, investment management, trust administration, estate settlement, brokerage services and retirement planning.

Additional information about the Company, including its products, services and banking locations, is available on our website at www.bankatfirst.com.

The major components of First Financial’s operating results for the previous five years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY

First Financial aims to develop a competitive advantage by utilizing a local market focus to provide superior service and build long-term relationships with clients while helping them achieve greater financial success. First Financial serves a combination of metropolitan and community markets in Ohio, Indiana, Kentucky and Illinois through its full-service banking centers, and provides financing to franchise owners and clients within the financial services industry throughout the United States. First
Financial’s market selection process includes a number of factors, but markets are primarily chosen for their potential for long-term profitability and growth. First Financial intends to concentrate plans for future growth and capital investment within its current metropolitan markets, and will continue to evaluate additional growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint. Additionally, First Financial may assess strategic acquisitions that provide product line extensions or additional industry verticals that compliment its existing business and diversify its product suite and revenue streams. First Financial's investment in community markets is an important part of the
Bank's core funding base and has historically provided stable, low-cost funding sources.

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
First Financial Bancorp 2020 Annual Report 9

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

See Note 23 – Business Combinations in the Notes to Consolidated Financial Statements, for further discussion of these transactions.

COVID-19 CONSIDERATIONS

The Company's operations and financial results for the majority of 2020 were substantially influenced by the COVID-19 pandemic. The Company updated operating protocols to continuously provide virtually all banking services while prioritizing the health and safety of both its clients and associates. Banking centers offered drive through services without interruption, while lobbies were fully open or accessible to clients via appointment, conditional to virus trends at any point in time during the year. Sales associates, support teams and management largely continued working remotely; however, associates located in the Company's corporate offices and operations centers began to gradually return to those locations at reduced capacity levels in the third quarter. In addition, the Company has maintained its focus on enhancing remote, mobile and online processes to better support a bank anytime anywhere environment.

To assist clients during the pandemic, the Company implemented distinct COVID-19 relief programs to provide payment deferrals, fee waivers, and suspension of vehicle repossessions and residential property foreclosures, among others. The Company also actively monitored the actions of federal and state governments to proactively assist clients and ensure awareness of each financial assistance program available.

The Bank underwent a significant level of cross training and redeployment of associate resources to rapidly meet the influx of client requests in response to the passage of the CARES Act, the establishment of the Paycheck Protection Program and the approval of the Consolidated Appropriations Act. The Company's response to the PPP resulted in early successes in providing customer relief, and First Financial ultimately secured SBA funding for $936.4 million in PPP loans for its borrowers in 2020. As of December 31, 2020, the Company had approximately 4,900 active PPP loans with $594.6 million in balances, net of unearned fees of $13.7 million.

Further, as of December 31, 2020, the Company had $320.2 million in loans, or 3.2% of the total portfolio, that were deferred to provide relief to borrowers adversely impacted by the pandemic. These deferrals consisted of $291.5 million of loans under which borrowers were temporarily making interest-only payments and $28.7 million of loans under which borrowers were provided temporary relief from full P&I payments. Franchise loans and hotel loans comprised $230.5 million, or 72%, of total loans deferred. As stated in the CARES Act and subsequently amended by the Consolidated Appropriations Act, loan modifications in response to COVID-19 executed on a loan that was not more than 30 days past due as of December 31, 2019 and executed between March 1, 2020, and the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022 are not required to be reported as TDR.
Additionally, First Financial contributed $1.0 million in the first quarter of 2020 to help fund agencies providing COVID-19 relief efforts in the communities throughout its geographic footprint.

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2020 was $155.8 million, resulting in earnings per diluted common share of $1.59. This compares to net income of $198.1 million and earnings per diluted common share of $2.00 in 2019. First Financial’s return on average shareholders’ equity for 2020 was 7.02%, compared to 9.11% for 2019, and First Financial’s return on average assets was 1.00% and 1.39% for 2020 and 2019, respectively.
Net interest income in 2020 decreased $27.7 million, or 5.7%, from 2019, to $456.5 million, primarily driven by lower yields earned on the loan and investment portfolios resulting from a lower interest rate environment. The net interest margin on a fully tax equivalent basis was 3.51% for 2020 compared to 4.00% in 2019.
First Financial Bancorp 2020 Annual Report 10

Noninterest income increased $57.8 million, or 44.0%, to $189.1 million during 2020 from $131.4 million in 2019. The increase in 2020 was driven by record gains on sales of mortgage loans, the full year impact of the BGF acquisition and gains on class B Visa shares.

Noninterest expense increased $48.3 million, or 14.1%, from $342.3 million in 2019 to $390.7 million in 2020. This increase was impacted by higher salaries and benefits directly related to the growth in noninterest income, higher data processing costs, and debt extinguishment costs.

Income tax expense decreased $16.2 million, or 36.1%, to $28.6 million in 2020 from $44.8 million in 2019, with the effective tax rate decreasing to 15.5% in 2020 from 18.4% in 2019. The lower effective tax rate in 2020 was primarily related to lower pre-tax income and recognition of tax credit investments during the period.
Total loans increased $699.3 million, or 7.6%, to $9.9 billion at December 31, 2020 from $9.2 billion at December 31, 2019, driven by PPP volume. Total deposits increased $2.0 billion, or 19.8%, to $12.2 billion as of December 31, 2020 from $10.2 billion at December 31, 2019 as clients benefited from government stimulus actions and account generation increased.

The ACL was $175.7 million, or 1.77% of total loans at December 31, 2020, compared to $57.7 million, or 0.63% of total loans at December 31, 2019. The adoption of ASC 326 effective January 1, 2020 accounted for $61.5 million of the increase in the ACL balance, with the remaining increase attributed to the expected impact from the COVID-19 pandemic. Provision expense increased $40.2 million, or 131.4%, to $70.8 million in 2020 largely in response to higher anticipated losses over the life of the loan portfolio arising from the economic uncertainty resulting from the pandemic, while classified assets increased $52.8 million, or 59.1%, during the year as a result of the economic impact of COVID-19.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2020 vs. 2019. First Financial’s net income decreased $42.3 million, or 21.3%, to $155.8 million in 2020, compared to net income of $198.1 million in 2019. The decrease was primarily related to a $27.7 million, or 5.7%, decrease in net interest income as well as a $40.1 million, or 131.9%, increase in provision expense and a $48.3 million, or 14.1%, increase in noninterest expenses, which was partially offset by a $57.8 million, or 44.0%, increase in noninterest income and a $16.2 million, or 36.1%, decrease in income tax expense during 2020.

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

NET INTEREST INCOME

First Financial’s net interest income for the years 2016 through 2020 is shown in Table 1 – Financial Summary. First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees and purchase accounting accretion, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans to customers as well as marketable investment securities.

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 21% marginal tax rate for 2018 through 2020 and a 35% marginal tax rate for years 2016 and 2017. Net interest income on a taxable equivalent basis adjusts for the tax-favored status of income from certain loans and securities held by First Financial that are not taxable for federal income tax purposes in order to facilitate a comparison between taxable and tax-
First Financial Bancorp 2020 Annual Report 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations
exempt amounts.  Management believes it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.51%, 4.00% and 4.10% for 2020, 2019 and 2018, respectively.

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

Loan fees included in the interest income computation for 2020, 2019 and 2018 were $32.8 million, $15.9 million and $16.5 million, respectively. Interest income also included purchase accounting accretion of $20.0 million, $26.8 million and $25.5 million for 2020, 2019 and 2018, respectively.

2020 vs. 2019. Net interest income decreased $27.7 million, or 5.7%, from $484.3 million in 2019 to $456.5 million in 2020, as interest rates declined and purchase accounting accretion moderated during 2020. Average earning assets increased from $12.3 billion in 2019 to $13.2 billion in 2020 primarily due to PPP activity, while the tax equivalent yield on earning assets decreased from 5.00% in 2019 to 4.03% in 2020.

Net interest margin on a fully tax equivalent basis decreased 49 bps to 3.51% for 2020 compared to 4.00% in 2019 as a decline in interest rates drove a 97 bp decline in asset yields, which combined with higher earning asset balances to more than offset a 61 bp decline in funding costs.

Interest income decreased $82.6 million, or 13.6%, in 2020 when compared to the prior year as the yield on earning assets declined to 4.03% from 5.00%, which more than offset the impact of higher earning asset balances. The declining yield on earning assets resulted from an approximate 150 bp reduction in the fed funds target rate from December 31, 2019. Average earning assets increased to $13.2 billion as of December 31, 2020 from $12.3 billion in 2019 as loan balances grew largely due to PPP activity.

Interest expense decreased due to lower rates paid on deposits, the Company's aggressive and deliberate management of funding costs and lower borrowing balances. Lower interest rates led to a 52 bp decline in the cost of interest-bearing deposits, which was 0.52% in 2020 compared to 1.04% for the same period in the prior year. The cost of borrowed funds decreased to 1.82% in 2020 from 2.65% during 2019, reflecting the decline in interest rates and a shift to FRB long-term borrowings, which were used to fund PPP activity and carry a relatively modest interest rate of 0.35%.

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
Additionally, interest income earned on investment securities increased $15.3 million, or 16.5%, during the 2019. Similar to interest on loans, higher interest income on investment securities was driven by a $391.7 million, or 13.5%, merger-related increase in average investment balances as well as higher yields when compared to 2018.

Interest expense was $123.3 million in 2019, which was a $32.2 million, or 35.3%, increase from 2018. Interest expense increased as the average balance of interest-bearing deposits increased $478.5 million, or 6.7%, primarily due to the full year impact of the MSFG merger in 2019, in addition to increased customer demand. Additionally, higher interest rates during the twelve month period contributed to the cost of funds related to these deposits increasing to 1.04% for 2019 from 0.80% in 2018.
Interest expense was also impacted in 2019 by a $199.3 million, or 21.0%, increase in average Short-term borrowings and an
$83.8 million, or 19.1%, increase in average Long-term borrowings.
12 First Financial Bancorp 2020 Annual Report

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2020 change from 2019 due to			2019 change from 2018 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$41,726	$(109,315)	$(67,589)	$44,638	$7,257	$51,895
Investment securities (3)
Taxable	(6,725)	(9,654)	(16,379)	7,846	3,246	11,092
Tax-exempt	4,780	(2,696)	2,084	5,831	(555)	5,276
Total investment securities interest (3)	(1,945)	(12,350)	(14,295)	13,677	2,691	16,368
Interest-bearing deposits with other banks	150	(680)	(530)	84	30	114
Total	39,931	(122,345)	(82,414)	58,399	9,978	68,377

Interest expense
Interest-bearing demand deposits	518	(8,732)	(8,214)	859	3,443	4,302
Savings deposits	517	(14,668)	(14,151)	261	3,072	3,333
Time deposits	(777)	(13,968)	(14,745)	5,750	8,685	14,435
Short-term borrowings	(6,059)	(12,734)	(18,793)	4,386	2,816	7,202
Long-term debt	7,997	(6,966)	1,031	3,056	(151)	2,905
Total	2,196	(57,068)	(54,872)	14,312	17,865	32,177
Net interest income	$37,735	$(65,277)	$(27,542)	$44,087	$(7,887)	$36,200

(1) Tax equivalent basis was calculated using a 21.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes HTM securities, AFS securities and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2020, 2019 and 2018 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2020 vs. 2019. Noninterest income increased $57.8 million, or 44.0%, from $131.4 million in 2019 to $189.1 million in 2020. The increase was primarily related to a $36.3 million, or 244.6%, increase in Gain on sale of loans, a $31.6 million, or 408.8%, increase in Foreign exchange income, a $5.0 million increase on Sales of investment securities and an $8.5 million increase in Unrealized gain (loss) on equity securities. These increases were partially offset by an $8.5 million, or 22.4%, decrease in Service charges on deposit accounts, a $7.1 million, or 37.6%, decrease in Bankcard income and a $5.3 million, or 34.2%, decrease in Client derivative fees.

Higher gain on sale of loans was a result of record mortgage banking origination activity driven by historically low interest rates, while foreign exchange income was attributable to the full-year impact of the BGF acquisition, which closed in August of 2019 and generated record income in the back half 2020. The Company recorded net realized gain on sale of Visa Class B shares of $4.5 million during the year, driving the increase in gain on sale of investment securities, while the Company recorded unrealized gains on its remaining investment in Visa Class B shares of $8.8 million in noninterest income when recording those shares on the Consolidated Balance Sheet at their estimated fair value, resulting in the increase in unrealized gain on equity securities.

Service charges on deposit accounts declined during 2020 due to pandemic related fee waivers and lower transaction activity, while the decline in bankcard income was due to the full-year impact of the Durbin Amendment cap on interchange fees, which became applicable to First Financial in the third quarter of 2019, along with lower transaction volumes due to the pandemic. Demand for back to back swaps slowed as loan growth moderated, resulting in lower client derivative fees during the year.

2019 vs. 2018. Noninterest income increased $28.0 million, or 27.1%, from $103.4 million in 2018 to $131.4 million in 2019.
The increase was primarily related to an $8.8 million, or 144.6%, increase in Gain on sale of loans, an $8.0 million, or 103.9%, increase in Client derivative fees and a $7.7 million increase in Foreign exchange income. These increases were partially offset
First Financial Bancorp 2020 Annual Report 13

Management’s Discussion and Analysis of Financial Condition and Results of Operations
by a $1.4 million, or 7.1% decrease in bankcard income.

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

Table 3 • Noninterest Income and Noninterest Expenses
	2020		2019		2018
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$29,446	(22.4)%	$37,939	8.1%	$35,108	77.5%
Trust and wealth management fees	16,531	5.7%	15,644	3.7%	15,082	7.2%
Bankcard income	11,726	(37.6)%	18,804	(7.1)%	20,245	52.2%
Client derivative fees	10,313	(34.2)%	15,662	103.9%	7,682	19.7%
Foreign exchange income	39,377	408.8%	7,739	N/M	0	N/M
Net gains from sales of loans	51,176	244.6%	14,851	144.6%	6,071	17.5%
Unrealized gain (loss) on equity securities	9,045	N/M	575	376.4%	(208)	N/M
Other	16,946	(17.6)%	20,565	5.1%	19,563	24.1%
Subtotal	184,560	40.1%	131,779	27.3%	103,543	39.0%
Net gain (loss) on sales/transfers of investment securities	4,563	N/M	(406)	N/M	(161)	N/M
Total	$189,123	44.0%	$131,373	27.1%	$103,382	35.8%

Noninterest expenses
Salaries and employee benefits	$236,779	13.3%	$209,061	10.6%	$188,990	37.7%
Net occupancy	23,266	(3.3)%	24,069	(0.6)%	24,215	39.2%
Furniture and equipment	14,968	(5.9)%	15,903	6.7%	14,908	76.6%
Data processing	27,514	25.7%	21,881	(22.1)%	28,077	100.2%
Marketing	6,414	(7.2)%	6,908	(9.1)%	7,598	137.4%
Communication	3,492	6.9%	3,267	3.2%	3,167	74.1%
Professional services	9,961	(11.5)%	11,254	(8.3)%	12,272	(18.3)%
Debt extinguishment	7,257	N/M	0	N/M	0	N/M
State intangible tax	6,058	3.9%	5,829	40.4%	4,152	56.4%
FDIC assessments	5,110	159.0%	1,973	(50.3)%	3,969	0.6%
Intangible assets amortization	11,126	15.0%	9,671	31.4%	7,359	466.9%
Other	38,719	19.1%	32,516	12.8%	28,830	(18.0)%
Total	$390,664	14.1%	$342,332	5.8%	$323,537	34.7%

NONINTEREST EXPENSES

2020 vs. 2019. Noninterest expenses increased $48.3 million, or 14.1%, in 2020 compared to 2019, primarily due to a $27.7 million, or 13.3%, increase in Salaries and employee benefits, $7.3 million of Debt extinguishment expenses, a $6.2 million, or 19.1%, increase in Other noninterest expenses, a $5.6 million, or 25.7%, increase in Data processing expenses and a $3.1 million, or 159.0% increase in FDIC assessments.

Higher salaries and employee benefits in 2020 were driven by performance related incentives and commissions, as well as higher healthcare costs and annual compensation adjustments. Noninterest expenses also increased as the Company incurred $7.3 million of debt extinguishment costs related to the prepayment of $120.0 million of higher cost long-term FHLB debt as the Company strategically repositioned its funding mix to take advantage of its liquidity position. The increase in other noninterest expenses was primarily due to a $5.3 million increase in contributions made to the First Financial Foundation during 2020 as well higher write downs of tax credit investments, while data processing expenses increased as the Company
14 First Financial Bancorp 2020 Annual Report

continued to make strategic investments to enhance its digital capabilities and establish required PPP lending processes. FDIC assessments increased in 2020 due to the recognition of a $3.4 million small bank assessment credit from the FDIC in 2019.

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

INCOME TAXES

2020 vs. 2019. First Financial’s income tax expense in 2020 totaled $28.6 million compared to $44.8 million in 2019, resulting in effective tax rates of 15.5% and 18.4% for 2020 and 2019, respectively. The lower effective tax rate in 2020 was primarily related to lower pre-tax income, coupled with stable non-taxable revenue sources, as well as an increase in tax credit activity during the year.

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

Credit management practices are dependent on the type and nature of the loan. First Financial monitors all significant exposures on an ongoing basis. Commercial loans are assigned internal risk ratings reflecting the risk of loss inherent in the loan. These internal risk ratings are assigned upon initial approval of credit and are updated periodically thereafter. First Financial reviews and adjusts its risk ratings based on actual experience, which is the basis for determining an appropriate ACL. First Financial's commercial risk ratings of pass, special mention, substandard and doubtful are derived from standard regulatory rating definitions and facilitate the monitoring of credit quality across the commercial loan portfolio. For further information regarding these risk ratings, see Note 5 – Loans and Leases in the Notes to the Consolidated Financial Statements.

Commercial loans rated as special mention, substandard or doubtful are considered criticized, while loans rated as substandard or doubtful are considered classified. Commercial loans may be designated as criticized/classified based on individual
First Financial Bancorp 2020 Annual Report 15

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

LOANS AND LEASES

2020 vs. 2019. Loans, excluding loans held for sale, totaled $9.9 billion at December 31, 2020, increasing $699.3 million, or 7.6%, compared to December 31, 2019. C&I loans increased $541.6 million, or 22.0%, largely due to loans originated under the PPP program in response to COVID-19. Construction real estate loans increased $142.9 million, or 29.0%, while Commercial real estate loans increased $113.2 million, or 2.7%. These increases were partially offset by slight declines in Residential real estate loans, which decreased $52.9 million, or 5.0%, Home equity loans, which decreased $28.8 million, or 3.7%, and Installment loans, which decreased $0.7 million, or 0.9%, during 2020. Average loan balances, including loans held for sale, were $9.9 billion at December 31, 2020, an increase of $1.0 billion, or 10.7% compared to December 31, 2019.

Table 4 - Loan and Lease Portfolio details loan and lease balances by type as a percentage of the total portfolio as of December 31 for the last five years.

Table 4 • Loan and Lease Portfolio
	December 31,
	2020		2019		2018		2017		2016
(Dollars in thousands)	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans	Loans	% of Loans to Total Loans
Commercial & industrial	$3,007,509	30.4%	$2,465,877	26.8%	$2,514,661	28.5%	$1,912,743	31.8%	$1,781,948	31.0%
Lease financing	72,987	0.8%	88,364	1.0%	93,415	1.1%	89,347	1.5%	93,108	1.6%
Construction real estate	636,096	6.4%	493,182	5.3%	548,935	6.2%	467,730	7.8%	399,434	6.9%
Commercial real estate	4,307,858	43.5%	4,194,651	45.6%	3,754,681	42.5%	2,490,091	41.4%	2,427,577	42.2%
Residential real estate	1,003,086	10.1%	1,055,949	11.5%	955,646	10.8%	471,391	7.8%	500,980	8.7%
Home equity	743,099	7.5%	771,869	8.4%	817,282	9.3%	493,604	8.2%	460,388	8.0%
Installment	81,850	0.8%	82,589	0.9%	93,212	1.1%	41,586	0.7%	50,639	0.9%
Credit card	48,485	0.5%	49,184	0.5%	46,382	0.5%	46,691	0.8%	43,408	0.7%
Total loans and leases	$9,900,970	100%	$9,201,665	100%	$8,824,214	100%	$6,013,183	100%	$5,757,482	100%

Table 5 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of C&I loans and Construction real estate loans outstanding at December 31, 2020 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ACL, see the Credit Risk section included in Management’s Discussion and Analysis.
16 First Financial Bancorp 2020 Annual Report

Table 5 • Loan Maturity/Rate Sensitivity
	December 31, 2020
	Maturity
		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Commercial & industrial	$1,019,913	$1,583,253	$404,343	$3,007,509
Construction real estate	195,117	329,649	111,330	636,096
Total	$1,215,030	$1,912,902	$515,673	$3,643,605

		After one
	Within	but within	After
(Dollars in thousands)	one year	five years	five years	Total
Fixed rate	$537,381	$461,921	$134,784	$1,134,086
Variable rate	677,649	1,450,981	380,889	2,509,519
Total	$1,215,030	$1,912,902	$515,673	$3,643,605

OFF-BALANCE SHEET ARRANGEMENTS

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  First Financial had commitments outstanding to extend credit totaling $3.4 billion and $3.3 billion at December 31, 2020 and 2019, respectively. As of December 31, 2020, loan commitments with a fixed interest rate totaled $123.6 million while commitments with variable interest rates totaled $3.3 billion. The fixed rate loan commitments have interest rates ranging from 0% to 21% for both December 31, 2020 and 2019 and have maturities ranging from less than 1 year to 30.8 years at December 31, 2020 and less than 1 year to 31.6 years at December 31, 2019.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial has issued letters of credit aggregating $36.1 million and $33.4 million at December 31, 2020, and 2019, respectively. Management conducts regular reviews of these instruments on an individual client basis.

First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $242.4 million and $216.2 million at December 31, 2020 and 2019, respectively

ASSET QUALITY

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

See Table 6 – Nonperforming Assets for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2020 vs. 2019. Total nonperforming assets increased $27.5 million, or 44.6%, to $89.1 million at December 31, 2020 from $61.6 million at December 31, 2019. The increase in nonperforming assets was driven by a $32.6 million increase in nonacrual loans, which was partially offset by a $4.3 million decline in accruing TDR and a $0.7 million decline in OREO balances.
First Financial Bancorp 2020 Annual Report 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations

First Financial's nonperforming assets as a percentage of total loans plus OREO increased to 0.90% at December 31, 2020 from 0.67% at December 31, 2019 as a result of higher nonperforming loan balances during the period. Additionally, classified asset balances increased $52.8 million, or 59.1%, to $142.0 million at December 31, 2020 from $89.3 million at December 31, 2019.

The increases in nonperforming and classified assets during 2020 were heavily influenced by economic impact of the COVID-19 pandemic, with three large borrowers, of which one is a sit-down franchise relationship and two are specialty finance relationships, accounting for $37.2 million of the increase in classified asset balances.

Table 6 • Nonperforming Assets
	December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Nonaccrual loans (1)	$80,752	$48,165	$70,700	$24,082	$17,730
Accruing troubled debt restructurings (2)	7,099	11,435	16,109	17,545	30,240
Other real estate owned (OREO)	1,287	2,033	1,401	2,781	6,284
Total nonperforming assets	$89,138	$61,633	$88,210	$44,408	$54,254

Nonperforming assets as a percent of total loans plus OREO	0.90%	0.67%	1.00%	0.74%	0.94%

Accruing loans past due 90 days or more	$169	$201	$63	$61	$142

Classified assets	$142,021	$89,250	$131,668	$87,293	$125,155

(1) Nonaccrual loans include nonaccrual TDRs of $14.7 million, $18.5 million, $22.4 million, $6.4 million and $5.1 million, as of December 31, 2020, 2019, 2018, 2017 and 2016, respectively.
(2) Accruing troubled debt restructurings include TDRs past due 90 days or more and still accruing of $2.7 million as of December 31, 2016. There were no TDRs 90 days past due and still accruing as of December 31, 2020, 2019, 2018, or 2017, respectively.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBSs. The investment portfolio is also managed with consideration to prepayment and extension/maturity risk. First Financial invests primarily in MBSs issued by U.S. government agencies and corporations, such GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 52.9% and 50.6% of First Financial's investment securities portfolio as of December 31, 2020 and 2019, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees and whose realization is dependent on future principal and interest repayments. Prior to purchase, First Financial performs a detailed collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 47.1% and 49.4% of First Financial's investment securities portfolio as of December 31, 2020 and 2019, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB stock, FHLB stock and class B Visa shares.

2020 vs. 2019. First Financial’s investment portfolio at December 31, 2020 totaled $3.6 billion, compared to $3.0 billion at December 31, 2019, and represented 22.3% of total assets at December 31, 2020. The $561.3 million, or 18.7%, increase in the investment portfolio during 2020 was primarily related to Company's strategic redeployment of balance sheet liquidity resulting from an increase in deposits at year end.
18 First Financial Bancorp 2020 Annual Report

First Financial classified $3.4 billion, or 96.3%, and $2.9 billion, or 95.2%, of investment securities as AFS at December 31, 2020 and 2019, respectively. First Financial classified $131.7 million, or 3.7%, and $142.9 million, or 4.8%, of investment securities as HTM at December 31, 2020 and 2019, respectively.

First Financial recorded a $73.6 million unrealized after-tax gain on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2020,. This unrealized after-tax gain increased $32.3 million in 2020 from a $41.3 million unrealized after-tax gain at December 31, 2019.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank was not meaningful as a percentage of the portfolio at either December 31, 2020 or December 31, 2019.

Investments in MBS securities, which include CMOs, represented 57.9% and 60.9% of First Financial's total investment portfolio at December 31, 2020 and 2019, respectively. MBS are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $912.4 million as of December 31, 2020 and $687.3 million as of December 31, 2019, comprising 25.7% and 22.9% of the investment portfolio at December 31, 2020 and 2019, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $481.9 million, or 13.5% of the investment portfolio at December 31, 2020 and $400.4 million, or 13.4% of the investment portfolio at December 31, 2019. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions, in addition to debt securities issued by corporations, were $104.0 million, or 2.9% of the investment portfolio, at December 31, 2020 and $81.6 million, or 2.7% of the investment portfolio, at December 31, 2019.

The overall duration of the investment portfolio decreased to 3.2 years as of December 31, 2020 from 3.4 years as of December 31, 2019 as the Company positioned the investment portfolio to optimize a flattened yield curve. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Table 7 • Investment Securities as of December 31
	2020		2019
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$103	0.0%	$100	0.0%
Securities of U.S. government agencies and corporations	60	0.0%	158	0.0%
Mortgage-backed securities-residential	734,173	20.7%	452,373	15.1%
Mortgage-backed securities-commercial	662,673	18.6%	577,785	19.3%
Collateralized mortgage obligations	660,920	18.6%	795,207	26.6%
Obligations of state and other political subdivisions	912,429	25.7%	687,267	22.9%
Asset-backed securities	481,871	13.5%	400,431	13.4%
Other securities	104,038	2.9%	81,625	2.7%
Total	$3,556,267	100.0%	$2,994,946	100.0%

First Financial Bancorp 2020 Annual Report 19

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2020 are shown in Table 8 – Investment Securities. Tax-equivalent adjustments using a rate of 21% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $20.3 million and $56.9 million at December 31, 2020 and 2019, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

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

Table 8 • Investment Securities as of December 31, 2020
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	13,990	2.01%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	0	0.00%	71,737	2.76%	0	0.00%	0	0.00%
Collateralized mortgage obligations	1,568	1.29%	4,231	1.75%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	0	0.00%	0	0.00%	5,834	3.52%	4,077	2.23%
Other securities	0	0.00%	10,250	4.52%	5,000	4.26%	15,000	5.09%
Total	$1,568	1.29%	$100,208	2.80%	$10,834	3.86%	$19,077	4.48%

Available-for-Sale
U.S. treasuries	$0	0.00%	$103	1.97%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	60	4.08%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-residential	10,332	1.24%	600,939	2.04%	80,395	0.08%	28,517	2.59%
Mortgage-backed securities-commercial	87,125	3.05%	359,934	3.56%	121,580	1.99%	22,297	2.04%
Collateralized mortgage obligations	156,296	3.14%	405,235	2.83%	63,516	2.97%	30,074	2.22%
Obligations of state and other political subdivisions	30,170	3.19%	310,397	2.41%	372,814	2.87%	189,137	2.32%
Asset-backed securities	109,046	3.06%	303,307	2.34%	69,518	2.47%	0	0.00%
Other securities	10,127	5.62%	56,113	5.48%	2,542	4.00%	5,006	4.88%
Total	$403,156	3.12%	$2,036,028	2.66%	$710,365	2.35%	$275,031	2.36%

(1) Tax equivalent basis was calculated using a 21% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities.

DERIVATIVES

First Financial is authorized to use certain derivative instruments including interest rate caps, floors, swaps and foreign exchange contracts to meet the needs of its clients while managing interest rate risk associated with certain transactions.  The Company does not use derivatives for speculative purposes.

First Financial primarily utilizes interest rate swaps, which generally involve the receipt by First Financial of floating rate amounts from swap counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts
20 First Financial Bancorp 2020 Annual Report

received from borrowers. This results in the Company's loan customers receiving fixed rate funding while providing First Financial with a floating rate asset.
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

2020 vs. 2019. First Financial's total deposits increased $2.0 billion, or 19.8%, from $10.2 billion at December 31, 2019 to $12.2 billion as of December 31, 2020. During the period, noninterest bearing deposits increased $1.1 billion, or 42.4%, savings deposits increased $719.8 million, or 24.3%, interest-bearing checking deposits increased $549.9 million, or 23.3%, while time deposits decreased $367.7 million, or 16.4%. Total non-time deposit balances were $10.4 billion as of December 31, 2020 and $8.0 billion as of December 31, 2019.

Total average deposits for 2020 increased $1.3 billion, or 12.5%, from 2019 primarily due to an increase in average noninterest bearing deposits of $786.5 million, or 31.2%, an increase in average interest-bearing demand deposits of $300.1 million, or 12.9%, and an increase in average savings deposits $233.2 million, or 7.7%, partially offset by a decrease in average time deposits of $55.9 million, or 2.5%. The year-over-year growth in average deposits was largely attributable to customers retaining CARES Act stimulus payments and PPP loan proceeds as well as strong origination efforts during the year.

Table 9 – Maturities of Time Deposits Greater Than or Equal to $100,000 details the contractual maturity of these deposits. Time Deposits Greater Than or Equal to $100,000 represent 10.0% of total deposits outstanding at December 31, 2020.

Table 9 • Maturities of Time Deposits Greater than or Equal to $100,000
	December 31, 2020
(Dollars in thousands)	CDs	IRAs	Brokered CDs	Total
Maturing in
3 months or less	$146,111	$13,621	$368,187	$527,919
3 months to 6 months	84,765	9,459	152,000	246,224
6 months to 12 months	131,539	18,995	156,628	307,162
over 12 months	117,364	29,199	0	146,563
Total	$479,779	$71,274	$676,815	$1,227,868

First Financial Bancorp 2020 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

BORROWINGS

First Financial's short-term borrowings are utilized to manage the Company's normal liquidity needs. These borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FRB borrowings, FHLB long-term advances, repurchase agreements utilizing investment securities pledged as collateral and a capital loan from a municipality.

2020 vs. 2019. Short-term borrowings decreased $1.1 billion, or 87.3%, to $166.6 million at December 31, 2020, from $1.3 billion at December 31, 2019.

First Financial utilizes short-term borrowings and long-term advances from the FHLB as wholesale funding sources. First Financial had no short-term borrowings from the FHLB at December 31, 2020 compared to $1.2 billion at December 31, 2019. Short term borrowings also included repurchase agreements of $126.6 million and $90.2 million at December 31, 2020 and 2019, respectively, and federal funds purchased of $40.0 million and $75.0 million as of December 31, 2020 and 2019, respectively.

Total long-term debt was $776.2 million and $414.4 million at December 31, 2020 and 2019, respectively. The Company had $435.0 million of FRB advances from the PPPLF included in long-term borrowings as of December 31, 2020. The PPPLF was established by the Federal Reserve to supply a source of liquidity and term financing to financial institutions participating in the PPP. These borrowings carry an interest rate of 0.35% and are secured by the Company's PPP loans. FHLB long-term advances declined $222.5 million to $20.0 million at December 31, 2020 from $242.4 million as of December 31, 2019 as the Company shifted its funding to the PPPLF, and otherwise implemented funding strategies to manage liquidity and interest rate risk, which included prepaying $120.0 million of FHLB long-term advances in the fourth quarter of 2020. First Financial's total remaining borrowing capacity from the FHLB was $1.7 billion at December 31, 2020. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.3 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMOs, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2020.
Outstanding subordinated debt totaled $321.4 million and $171.0 million as of December 31, 2020 and 2019, respectively. This increase was driven by the issuance of $150.0 million of fixed to floating rate subordinated notes in the second quarter of
2020. The subordinated debt is treated as Tier 2 capital for regulatory capital purposes and also included unamortized valuation and debt issuance costs of $9.3 million and $7.9 million as of December 31, 2020 and 2019, respectively.

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

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. In addition to core deposit funding, First Financial also utilizes a variety of short and long-term funding sources, which include subordinated notes, longer-term advances from the FHLB and its short-term line of credit. For further information regarding the company's liability-funded liquidity, see Note 10 - Deposits and Note 11 - Borrowings.

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, negatively impacting financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2020 were as follows:
22 First Financial Bancorp 2020 Annual Report

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.3 billion of certain eligible residential, commercial and farm real estate loans, home equity lines of credit and government, agency and CMBS investments as collateral for borrowings from the FHLB as of December 31, 2020.

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as AFS totaled $3.4 billion and $2.9 billion at December 31, 2020 and 2019, respectively. HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2020 and 2019, the Company had no HTM securities maturing within one year.

Other sources of liquidity include cash and due from banks and interest-bearing deposits with other banks. At December 31, 2020, these balances totaled $251.4 million, and First Financial had unused and available overnight wholesale funding sources of $4.3 billion, or 26.7% of total assets, to fund loan and deposit activities in addition to general corporate requirements.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to the parent company from its subsidiaries totaled $80.0 million, $196.8 million and $107.3 million for 2020, 2019 and 2018, respectively. As of December 31, 2020, the bank had retained earnings of $695.2 million, of which $198.0 million was available for distribution to First Financial without prior regulatory approval. As an additional source of liquidity, First Financial had $172.9 million in cash at the parent company as of December 31, 2020.

Share repurchases also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $16.5 million for 2020, $20.9 million for 2019 and $18.2 million for 2018. Material commitments for capital expenditures as of December 31, 2020, were $18.7 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

Table 10 • Contractual Obligations as of December 31, 2020
(Dollars in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Contractual Obligations
Long-term debt obligations (including interest)
Federal Home Loan Bank borrowings	$20,046	$0	$0	$0	$20,046
Subordinated debt	14,657	33,303	160,651	243,874	452,485
Capital loan with municipality	0	0	0	775	775
Operating lease obligations	6,864	14,217	13,075	56,951	91,107
Pension obligations	5,780	10,906	13,170	38,095	67,951
Time deposits	1,544,131	272,737	55,188	677	1,872,733
Total	$1,591,478	$331,163	$242,084	$340,372	$2,505,097

First Financial Bancorp 2020 Annual Report 23

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

Basel III includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0% and a fully phased-in capital conservation buffer of 2.5% of risk-weighted assets. Further, the minimum ratio of Tier 1 capital to risk-weighted assets is 8.5% and all banks are subject to a 4.0% minimum leverage ratio.  The required Total risk-based capital ratio is 10.5%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's tier 1 capital increased to 12.20% at December 31, 2020 from 11.69% at December 31, 2019, while the total capital ratio increased to 15.55% from 13.39% during the same period. The increase in these ratios was primarily due to the issuance of subordinated debt in the second quarter of 2020 as well as quarterly earnings. The leverage ratio was 9.55% at December 31, 2020, which was relatively unchanged from 9.58% at December 31, 2019. The Company’s tangible common equity ratio decreased to 8.47% at December 31, 2020 from 9.07% at December 31, 2019 primarily due to the adoption of CECL during the period and the impact of PPP activity.

As of December 31, 2020, management believes that First Financial met all capital adequacy requirements to which it was subject. At December 31, 2020 and 2019, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2020, see Note 19 – Capital in the Notes to Consolidated Financial Statements.
24 First Financial Bancorp 2020 Annual Report

Table 11 • Capital Adequacy
	December 31,
(Dollars in thousands)	2020	2019
Consolidated capital calculations
Common stock	$1,638,947	$1,640,771
Retained earnings	720,429	711,249
Accumulated other comprehensive loss	48,664	13,323
Treasury stock, at cost	(125,970)	(117,638)
Total shareholders' equity	2,282,070	2,247,705
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,015,132)	(1,024,622)
Total tangible equity	$1,266,938	$1,223,083
Total assets	$15,973,134	$14,511,625
Goodwill and other intangibles	(1,015,132)	(1,024,622)
Total tangible assets	$14,958,002	$13,487,003
Common tier 1 capital	$1,325,922	$1,245,746
Tier 1 capital	1,368,818	1,288,185
Total capital	1,744,802	1,475,813
Total risk-weighted assets	11,219,114	11,023,795
Average assets (1)	14,338,156	13,440,151

Regulatory capital
Common tier 1 ratio	11.82%	11.30%
Tier 1 ratio	12.20%	11.69%
Total capital ratio	15.55%	13.39%
Leverage ratio	9.55%	9.58%

Other capital ratios
Total shareholders' equity to ending assets	14.29%	15.49%
Total tangible shareholders' equity to ending tangible assets	8.47%	9.07%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 57.5%, 44.8% and 40.0% for the years 2020, 2019 and 2018, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2021, the board of directors authorized a dividend of $0.23 per common share, payable on March 15, 2021 to all shareholders of record as of March 1, 2021.

Share Repurchases. In December 2020, First Financial's board of directors approved a stock repurchase plan, replacing the plan approved in 2019. The 2020 plan authorizes the purchase of up to 5,000,000 shares of the Company's common stock and expires in January 2023. First Financial repurchased 880,000 shares at an average market price of $18.96 during 2020 and 2,753,272 at an average market price of $24.05 in 2019 under the 2019 plan. At December 31, 2020, all 5,000,000 shares were available for purchase under the 2020 share repurchase plan.

Shareholders' Equity. Total shareholders’ equity at December 31, 2020 was $2.3 billion, compared to total shareholders’ equity at December 31, 2019 of $2.2 billion. The increase in shareholders' equity is primarily related to the Company's 2020 earnings.
First Financial Bancorp 2020 Annual Report 25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2020 and 2019, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2020, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$7,609	$(5,488)	N/A	N/A	$(824)	$1,360
Change in Pension Expense	247	58	$1,355	$(1,355)	(201)	460

Based upon the plan’s current funding status and updated actuarial projections for 2020, First Financial recorded expense related to its pension plan of $2.5 million for 2020, $1.0 million for 2019 and $0.9 million for 2018 in the Consolidated Statements of Income. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2020, 2019 or 2018 nor does it expect to make a cash contribution in 2021.

See Note 16 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

ENTERPRISE RISK MANAGEMENT

First Financial considers risk to be any issue that could have an adverse impact on the Company's capital or earnings, or negatively impact the Company's ability to meet its objectives. First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness into the Company's culture. ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM allows the Company to deliberately develop risk responses and evaluate the effectiveness of mitigation compared to established thresholds for risk appetite and tolerance, in addition to facilitating the consideration of significant organizational changes and consolidation of information through a common process for management and the board of directors.

First Financial has identified nine types of risk that it monitors in its ERM framework. These risks include credit, market (composed of interest rate, liquidity, capital, foreign exchange and financial risk), operational, compliance, strategic, reputation, information technology, cyber and legal.

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

26 First Financial Bancorp 2020 Annual Report

The goals of First Financial’s ERM framework are to:

•focus on the Company at both the enterprise and line of business levels;
•align the Company's risk appetite with its strategic, operational, compliance and reporting objectives;
•enhance risk response decisions;
•reduce operational deficiencies and possible losses;
•identify and manage interrelated risks;
•provide integrated responses to multiple risks;
•improve the deployment and allocation of capital; and
•improve overall business performance.

Specific enterprise-level objectives include:

•creating a holistic view of risk in which risk is comprehensively considered, consistently communicated and documented in decision making;
•centralizing the oversight of risk management activities;
•defining the risks that will be addressed by the enterprise and each functional area or business unit to create an awareness of risks affecting the Company;
•establishing and maintaining systems and mechanisms to identify, assess, monitor and measure risks that may impact First Financial’s ability to achieve its business objectives;
•creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and assesses the risks involved;
•establishing and maintaining systems and mechanisms to monitor risk responses;
•developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company;
•maintaining a compliance culture and framework that ensures adherence to laws, rules and regulations, fair treatment and privacy of customers and prevention of money laundering and terrorist financing;
•implementing and reviewing risk measurement techniques that management may use to establish the Company’s risk tolerance, assess risk likelihood and impact and analyze risk monitoring processes; and
•establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital.

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

Board of Directors and Board Risk & Compliance Committees. First Financial’s board of directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance, and as such, board oversight of the Company’s compliance and risk management activities is a key component to an effective risk management process. Responsibilities of the board of directors include:

•establishing and guiding the Company’s strategic direction and tolerance for risk, including the determination of the aggregate risk appetite and identifying the senior managers who have the responsibility for managing risk;
•monitoring the Company’s performance and overall risk profile, ensuring that the level of risk is maintained at prudent levels and is supported by adequate capital;
•ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring and control of risk;
•ensuring that adequate resources are dedicated to compliance and risk management; and
•ensuring that awareness of risk management activities is evident throughout the organization.

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

First Financial Bancorp 2020 Annual Report 27

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Executive and Senior Management. Members of executive and senior management are responsible for managing risk activities and delegating risk authority and tolerance to the responsible risk owners.

Management must identify which processes and activities are critical to achieving the Company’s business objectives within the designated tolerance levels.  Management must then delegate responsibility, authority and accountability to the appropriate risk owners who are responsible for ensuring that the respective processes and activities are designed and implemented to manage the related risks within those delegated tolerance levels. Management analyzes and monitors risk management performance with key risk indicator (KRI) and key performance indicator (KPI) dashboards.

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

Risk management programs, in each functional component and in aggregate, accomplish the following:

•identify risks and their respective owners;
•link identified risks and their mitigation to the Company's strategic objectives;
•evaluate the risks and their associated likelihood of occurrence and consequences;
•develop strategies to manage risk, such as avoiding the risk; reducing the negative effect of the risk; transferring the risk to another party; and/or accepting some or all of the consequences of a particular risk;
•prioritize the risk issues with regard to the current residual risk status and trend;
•provide reports to management and risk owners that will assist them in implementing appropriate risk management processes;
•assist management in assessing the alternatives for managing risks;
•assist management in the development of risk management plans; and
•track risk management/mitigation efforts.

Monitoring and Reporting. The board of directors oversees risk reporting and monitoring through the board risk and compliance committee, which meets at least quarterly.

28 First Financial Bancorp 2020 Annual Report

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

Allowance for credit losses. The ACL is a reserve accumulated on the Consolidated Balance Sheets through the recognition of the provision for loan and lease losses. First Financial records provision expense in the Consolidated Statements of Income to maintain the ACL at a level considered sufficient to absorb expected credit losses for financial assets in the portfolio over their expected remaining lives with consideration given to current and forward-looking information.

The recorded values of the loans and leases actually removed from the Consolidated Balance Sheets due to credit deterioration are referred to as charge-offs. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or from the liquidation of collateral. All loans charged-off are subject to continuous review and concerted efforts are made to maximize any recovery. In most cases, the borrower’s debt obligation is not canceled even though the balance may have been charged-off. Actual losses on loans and leases are charged against the ACL. Any subsequent recovery of a previously charged-off loan is credited back to the ACL.

Management's determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loan and leases over the expected life of the loan. Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the Qualitative Framework. The evaluation of these factors is the responsibility of the ACL committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

See Table 12 – Summary of the ACL and Selected Statistics for a summary of activity impacting the ACL and Table 13 – Allocation of the ACL for detail on its composition.

2020 vs. 2019. The ACL at December 31, 2020 was $175.7 million, or 1.77% of loans, which was a $118.0 million, or 204.7%, increase from $57.7 million, or 0.63% of loans at December 31, 2019. Provision expense increased $40.2 million, or 131.4%, to $70.8 million in 2020 from $30.6 million in 2019. As detailed in Note 2 - Accounting Standards Recently Adopted or Issued, the initial adoption of CECL increased the ACL $61.5 million, while the remainder of the year over year increase in ACL, and elevated provision expense is attributed to the anticipated losses due to the economic impact of COVID-19.

The Company utilized the revised Moody's December baseline forecast as its R&S forecast in the quantitative model as of December 31, 2020, which included consideration of the impact from both the COVID-19 pandemic and the related government stimulus response. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, slower prepayment speeds and increased default rates. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress related to the COVID-19 pandemic, such as franchise, hotel and investor commercial real estate lending when making qualitative adjustments to the ACL model.

Net charge-offs decreased $15.2 million, or 51.6%, to $14.3 million for 2020 compared to $29.5 million for 2019, while the ratio of net charge-offs as a percentage of average loans outstanding decreased to 0.14% in 2020 from 0.33% in 2019.

The ACL as a percentage of nonaccrual loans was 217.55% at December 31, 2020 and 119.69% at December 31, 2019. The ACL as a percentage of nonperforming loans, including accruing TDRs was 199.97% at December 31, 2020 compared with
First Financial Bancorp 2020 Annual Report 29

Management’s Discussion and Analysis of Financial Condition and Results of Operations
96.73% at December 31, 2019. The increase in this ratio was attributed to the increase in the ACL during the period, which more than offset the increase in nonperforming loans.

Provision expense is a product of the Company's ACL model combined with net charge-off activity during the period. Provision expense increased $40.2 million, or 131.4%, to $70.8 million in 2020 from $30.6 million in 2019. With moderate net charge-offs during the period, the majority of 2020 provision expense was related to the expected economic impact from COVID-19.

The ACL on unfunded commitments was $12.5 million as of December 31, 2020 and $0.6 million as of December 31, 2019.
Additionally, First Financial recorded $0.2 million of provision recapture on unfunded commitments for the years ended
December 31, 2020 and 2019. Similar to the increase in ACL on loans and leases, the increase in ACL on unfunded commitments was related to the adoption of CECL and consideration of the impact from the COVID-19 pandemic on future credit losses; however, provision expense declined during the year due to elevated levels of prepayment activity, which shortened the estimated weighted average remaining life of the portfolio for modeling purposes.

See Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements for further discussion of First
Financial's ACL.
30 First Financial Bancorp 2020 Annual Report

For further discussion of First Financial's ACL, see Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements.

Table 12 • Summary of the ACL and Selected Statistics
(Dollars in thousands)	2020	2019	2018	2017	2016
Transactions in the allowance for credit losses:
Balance at January 1	$57,650	$56,542	$54,021	$57,961	$53,398
Day one adoption impact of ASC 326	61,505	0	0	0	0
Provision for credit losses	70,796	30,598	14,586	3,582	10,140
Loans charged-off:
Commercial & industrial	5,345	26,676	11,533	10,194	2,630
Lease financing	852	162	0	0	0
Construction real estate	0	0	0	1	93
Commercial real estate	12,100	3,689	4,835	1,038	4,983
Real estate-residential	488	677	422	435	387
Home equity	1,541	2,591	1,725	913	1,445
Installment	148	223	435	225	386
Credit card	885	1,547	1,720	857	1,190
Total loans charged-off	21,359	35,565	20,670	13,663	11,114

Recoveries of loans previously charged-off:
Commercial & industrial	2,907	2,883	2,066	1,650	1,155
Lease financing	0	0	1	1	1
Construction real estate	17	68	146	89	285
Commercial real estate	2,262	1,113	4,106	2,719	2,502
Real estate-residential	381	273	211	215	236
Home equity	1,132	1,335	1,309	1,027	720
Installment	158	251	575	234	335
Credit card	230	152	191	206	303
Total recoveries	7,087	6,075	8,605	6,141	5,537
Net charge-offs	14,272	29,490	12,065	7,522	5,577
Balance at December 31	$175,679	$57,650	$56,542	$54,021	$57,961

Net charge-offs to average loans and leases
Commercial & industrial	0.08%	0.95%	0.38%	0.47%	0.08%
Lease financing	1.07%	0.17%	0.00%	0.00%	0.00%
Construction real estate	0.00%	(0.01)%	(0.03)%	(0.02)%	(0.05)%
Commercial real estate	0.23%	0.07%	0.02%	(0.07)%	0.11%
Real estate-residential	0.01%	0.04%	0.03%	0.05%	0.03%
Home equity	0.05%	0.16%	0.06%	(0.02)%	0.16%
Installment	(0.01)%	(0.03)%	(0.15)%	(0.02)%	0.11%
Credit card	1.39%	2.81%	3.19%	1.44%	2.10%
Total net charge-offs	0.14%	0.33%	0.15%	0.13%	0.10%

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for credit losses	1.77%	0.63%	0.64%	0.90%	1.01%
Nonperforming loans (1)	0.89%	0.65%	0.98%	0.69%	0.83%

Allowance for credit losses to nonperforming loans (1)	199.97%	96.73%	65.13%	129.77%	120.83%
First Financial Bancorp 2020 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(1) Includes loans classified as nonaccrual and troubled debt restructurings.

Table 13 • Allocation of the ACL
	December 31,
	2020		2019		2018		2017		2016
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$51,454	30.4%	$18,584	32.6%	$18,746	28.5%	$17,598	31.8%	$19,225	31.0%
Lease financing	995	0.8%	971	0.8%	1,130	1.1%	675	1.5%	716	1.6%
Real estate – construction	21,736	6.4%	2,381	5.0%	3,413	6.2%	3,577	7.8%	3,282	6.9%
Real estate – commercial	76,795	43.5%	23,579	42.6%	21,048	42.5%	20,930	41.4%	26,540	42.2%
Real estate – residential	8,560	10.1%	5,299	10.3%	4,964	10.8%	4,683	7.8%	3,208	8.7%
Installment, home equity & credit card	16,139	8.8%	6,836	8.7%	7,241	10.9%	6,558	9.7%	4,990	9.6%
Total	$175,679	100.0%	$57,650	100.0%	$56,542	100.0%	$54,021	100.0%	$57,961	100.0%
MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates and equity prices. The primary sources of market risk for First Financial are interest rate risk and liquidity risk.

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

First Financial monitors its interest rate risk position using income simulation models and EVE sensitivity analyses that capture both short-term and long-term interest rate risk exposure.  Income simulation involves forecasting NII under a variety of interest rate scenarios. EVE is calculated by discounting the cash flows for all balance sheet instruments under different interest-rate scenarios. First Financial uses EVE sensitivity analysis to understand the impact of changes in interest rates on long-term cash flows, income and capital.  For both NII and EVE modeling, First Financial leverages instantaneous parallel shocks to evaluate interest rate risk exposure across rising and falling rate scenarios. Additional scenarios evaluated include various non-parallel yield curve twists.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 36% in its interest rate risk modeling as of December 31, 2020. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

32 First Financial Bancorp 2020 Annual Report

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2020, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(2.44)%	8.81%	16.23%
NII - Year 2	(2.99)%	12.11%	22.64%
EVE	(9.94)%	8.36%	15.59%

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

First Financial was within policy limits set for the disclosed interest rate scenarios as of December 31, 2020. The projected results for NII and EVE reflected an asset sensitive position, and were relatively in line with third quarter results, but has increased throughout 2020 due to large increases in low cost transactional deposits and fewer wholesale borrowings. First Financial continues to manage its balance sheet with a bias toward modest asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2020 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	10.15%	7.47%	17.53%	14.93%
NII-Year 2	13.50%	10.71%	23.99%	21.30%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 14 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2020 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBS and CMO, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

First Financial Bancorp 2020 Annual Report 33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 14 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2021	2022	2023	2024	2025	Thereafter	Total	2020
Rate sensitive assets
Fixed interest rate loans (1)	$937,014	$318,440	$265,190	$188,026	$176,294	$886,924	$2,771,888	$2,861,312
Average interest rate	2.34%	3.86%	4.41%	4.45%	4.09%	3.84%	3.44%
Variable interest rate loans (1)	1,181,666	1,011,252	815,529	774,148	688,193	2,523,718	6,994,506	6,923,288
Average interest rate	3.51%	3.23%	3.55%	3.26%	3.79%	3.40%	3.43%
Fixed interest rate securities	311,910	365,222	603,481	375,637	339,138	951,432	2,946,820	2,951,820
Average interest rate	3.28%	2.67%	2.61%	2.40%	2.43%	2.42%	2.60%
Variable interest rate securities	92,814	183,968	161,514	50,733	56,542	63,876	609,447	609,458
Average interest rate	2.67%	3.38%	3.17%	2.39%	3.56%	2.81%	3.06%
Other earning assets	20,305	0	0	0	0	0	20,305	20,305
Average interest rate	0.10%	0.00%	0.00%	0.00%	0.00%	0.00%	0.10%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$3,763,709	$0	$0	$0	$0	$0	$3,763,709	$3,763,709
Savings and interest-bearing checking (2)	6,595,561	0	0	0	0	0	6,595,561	6,595,561
Average interest rate	0.11%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%
Time deposits	1,544,921	215,761	56,883	32,978	22,046	144	1,872,733	1,878,788
Average interest rate	0.56%	1.37%	0.81%	0.86%	0.51%	1.81%	0.67%
Fixed interest rate borrowings	494,953	0	0	0	130,400	142,849	768,202	767,220
Average interest rate	0.37%	0.00%	0.00%	0.00%	5.19%	5.83%	2.20%
Variable interest rate borrowings	126,594	0	0	0	0	48,000	174,594	174,048
Average interest rate	0.05%	0.00%	0.00%	0.00%	0.00%	2.83%	0.81%

(1) Includes loans held for sale.
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

Liquidity risk is the potential that an entity will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain funding or that it cannot easily unwind or offset exposures without significantly lowering market prices because of inadequate market depth or market disruptions. Management focuses on maintaining and enhancing liquidity by maximizing collateral based liquidity availability. First Financial manages liquidity in relation to the trend and stability of deposits; degree and reliance on short-term, volatile sources of funds, including any undue reliance on borrowings or brokered deposits to fund longer-term assets. Management identifies, measures, monitors and controls liquidity while seeking to maintain diversification of funding sources, both on- and off-balance-sheet.

In 2020, the bank continued to update liquidity risk management processes, such as refining the contingency funding plan, proactively meeting more frequently during the pandemic, securing additional contingent borrowing capacity, and developing additional ad-hoc liquidity reporting to monitor funding inflows and outflows related to the PPP funding and forgiveness. Management is closely monitoring the usage of excess business deposits, the balance of personal deposits and the broader macroeconomic environment during this period of heightened uncertainty and profound fiscal and monetary stimulus. For further discussion of the Company's liquidity, please see the Liquidity section within Management's Discussion and Analysis.

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

34 First Financial Bancorp 2020 Annual Report

COMPLIANCE RISK

Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from the Company’s failure to comply with rules and regulations issued by the various banking agencies and standards of good banking practice. Activities which may expose First Financial to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Company’s ongoing management of its banking center network and employment and tax matters.

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

Mitigation of strategic and reputation risk elements is achieved through initiatives that help First Financial better understand and report on the various risks it faces each day, including those related to the development of new products and business initiatives and client feedback response and mitigation routines that analyze and share feedback data with business lines for client experience and process improvements.

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

First Financial Bancorp 2020 Annual Report 35

Management’s Discussion and Analysis of Financial Condition and Results of Operations
CRITICAL ACCOUNTING POLICIES

First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. These policies require the reliance on estimates and assumptions which are inherently subjective and may be susceptible to significant change. Changes in underlying factors, assumptions or estimates could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these estimates and assumptions have a more significant impact than others on First Financial’s financial reporting. For First Financial, these estimates and assumptions include accounting for the ACL - loans and leases, goodwill, pension and income taxes.

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management's determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loan and leases over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or a guarantor or from the liquidation of collateral, is unlikely. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Any interest that is accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status, which typically occurs prior to charging off all, or a portion, of a loan. The Company made the policy election to exclude accrued interest receivable on loans and leases from the estimate of credit losses.

Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the Qualitative Framework.

First Financial quantitatively models expected credit loss using PD, LGD and EAD over the R&S forecast period, reversion and post-reversion periods.

Utilizing third-party software, the Bank forecasts PD by using a parameterized transition matrix approach. Average transition matrices are calculated over the TTC period, which was defined as the period from December 2007 to December 2016. TTC transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts.

First Financial is not required to develop forecasts over full the contractual term of the financial asset or group of financial assets. Rather, for periods beyond which the entity is able to make or obtain R&S forecasts of expected credit losses, the
Company reverts in a straight line manner over a one year period to an average TTC loss level that is reflective of the prepayment adjusted contractual term of the financial asset or group of financial assets. The R&S period, elected by the bank to be two years, is forecasted using econometric data sourced from Moody's, an industry-leading independent third party.

FFB utilizes a non-parametric loss curve approach embedded within a third-party software for estimating LGD. The PD multiplied by LGD produces an expected loss rate that, when calculating the ACL, is applied to contractual loan cash flows, adjusted for expected future rates of principal prepayments.

The Company adjusts its quantitative model for certain qualitative factors to reflect the extent to which management expects current conditions and R&S forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The Qualitative Framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base quantitative model.

Loans that do not share risk characteristics are evaluated on an individual basis. First Financial will typically evaluate on an individual basis any loans that are on nonaccrual, designated as a TDR, or reasonably expected to be designated as a TDR.
When management determines that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when
36 First Financial Bancorp 2020 Annual Report

appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company. Credit card receivables do not have stated maturities. In determining the estimated life of a credit card receivable, management first estimates the future cash flows expected to be received and then applies those expected future cash flows to the credit card balance.

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. First Financial engaged a third party to perform a quantitative analysis of its goodwill to determine whether any impairment existed as of October 1, 2020 for its annual impairment test. This quantitative analysis was performed due to the on-going economic market disruption, the movement of the Company’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit has been below its book value. This analysis indicated that no impairment existed as of the issue date. Our quantitative impairment analysis utilized the discounted cash flow model for the income approach and the market multiple methodology and comparable transaction methodology as the market approach. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections for a period of five years, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant management judgment. Changes in these key assumptions could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment.

Additionally, in response to the COVID-19 pandemic and the related deterioration in general economic conditions, First Financial performed an interim qualitative impairment test as of the end of each quarter in 2020, including the quarter ended December 31, 2020. Likewise, the results of these interim qualitative tests did not indicate that the company's goodwill was impaired. First Financial will continue to monitor the status of its goodwill and intangible assets for signs of further deterioration and potential impairment.

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

First Financial Bancorp 2020 Annual Report 37

Management’s Discussion and Analysis of Financial Condition and Results of Operations
FORWARD-LOOKING STATEMENTS

Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” “estimated,” ‘‘intends’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Examples of forward-looking statements include, but are not limited to, statements we make about (i) our future operating or financial performance, including revenues, income or loss and earnings or loss per share, (ii) future common stock dividends, (iii) our capital structure, including future capital levels, (iv) our plans, objectives and strategies, and (v) the assumptions that underlie our forward-looking statements.

As with any forecast or projection, forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that may cause actual results to differ materially from those set forth in the forward-looking statements.  Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in our forward-looking statements include the following, without limitation:

•economic, market, liquidity, credit, interest rate, operational and technological risks associated with the Company’s business;

•future credit quality and performance, including our expectations regarding future loan losses and our allowance for credit losses;

•the effect of and changes in policies and laws or regulatory agencies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other legislation and regulation relating to the banking industry; (iv) management’s ability to effectively execute its business plans;

•mergers and acquisitions, including costs or difficulties related to the integration of acquired companies;

•the possibility that any of the anticipated benefits of the Company’s acquisitions will not be realized or will not be realized within the expected time period;

•the effect of changes in accounting policies and practices;

•changes in consumer spending, borrowing and saving and changes in unemployment;

•changes in customers’ performance and creditworthiness;

•the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;

•the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which causes the Coronavirus disease 2019 (“COVID-19”), global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products;

•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

38 First Financial Bancorp 2020 Annual Report

•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;

•the effect of a fall in stock market prices on our brokerage, asset and wealth management businesses;

•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;

•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin; and

•our ability to develop and execute effective business plans and strategies.

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2020 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2020 Annual Report 39

Statistical Information

	2020			2019			2018
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$2,999,223	$143,720	4.79%	$2,505,615	$153,128	6.11%	$2,518,333	$150,113	5.96%
Lease financing (2)	79,882	3,769	4.72%	92,902	3,964	4.27%	91,476	3,911	4.28%
Construction-real estate	535,740	20,497	3.83%	491,503	26,637	5.42%	540,014	28,761	5.33%
Commercial-real estate (2)	4,317,396	177,038	4.10%	3,906,992	216,757	5.55%	3,310,697	178,235	5.38%
Residential-real estate	1,077,430	48,001	4.46%	1,025,394	47,635	4.65%	821,454	38,543	4.69%
Installment and other consumer	892,985	40,046	4.48%	926,129	52,539	5.67%	868,724	49,202	5.66%
Total loans and leases	9,902,656	433,071	4.37%	8,948,535	500,660	5.59%	8,150,698	448,765	5.51%
Indemnification asset	0	0	N/M	0	0	N/M	370	0	0.00%
Investment securities (3)
Taxable	2,460,707	73,789	3.00%	2,684,973	90,168	3.36%	2,451,352	79,076	3.23%
Tax-exempt (2)	751,344	24,357	3.24%	603,902	22,273	3.69%	445,815	16,997	3.81%
Total investment securities (3)	3,212,051	98,146	3.06%	3,288,875	112,441	3.42%	2,897,167	96,073	3.32%
Interest-bearing deposits with other banks	78,943	275	0.35%	35,814	805	2.25%	32,090	691	2.15%
Total earning assets	13,193,650	531,492	4.03%	12,273,224	613,906	5.00%	11,080,325	545,529	4.93%

Nonearning assets
Allowance for credit losses	(153,596)			(58,504)			(56,115)
Cash and due from banks	245,436			191,864			188,971
Accrued interest and other assets	2,243,654			1,804,135			1,398,257
Total assets	$15,529,144			$14,210,719			$12,611,438

Interest-bearing liabilities
Deposits
Interest-bearing demand	$2,626,252	$4,534	0.17%	$2,326,193	$12,748	0.55%	$2,169,396	$8,446	0.39%
Savings	3,260,882	7,232	0.22%	3,027,725	21,383	0.71%	2,990,731	18,050	0.60%
Time	2,167,553	30,156	1.39%	2,223,429	44,901	2.02%	1,938,709	30,466	1.57%
Total interest-bearing deposits	8,054,687	41,922	0.52%	7,577,347	79,032	1.04%	7,098,836	56,962	0.80%
Borrowed funds
Short-term borrowings	590,903	6,442	1.09%	1,146,719	25,235	2.20%	947,427	18,033	1.90%
Long-term debt	867,798	20,088	2.31%	522,340	19,057	3.65%	438,567	16,152	3.68%
Total borrowed funds	1,458,701	26,530	1.82%	1,669,059	44,292	2.65%	1,385,994	34,185	2.47%
Total interest-bearing liabilities	9,513,388	68,452	0.72%	9,246,406	123,324	1.33%	8,484,830	91,147	1.07%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	3,310,483			2,524,011			2,217,349
Other liabilities	484,628			265,623			156,998
Shareholders' equity	2,220,645			2,174,679			1,752,261
Total liabilities and shareholders' equity	$15,529,144			$14,210,719			$12,611,438
Net interest income and interest rate spread (fully tax equivalent)		$463,040	3.31%		$490,582	3.67%		$454,382	3.86%
Net interest margin (fully tax equivalent)			3.51%			4.00%			4.10%
Interest income and yield		$524,963	3.98%		$607,578	4.95%		$540,382	4.88%
Interest expense and rate		68,452	0.72%		123,324	1.33%		91,147	1.07%
Net interest income and spread		$456,511	3.26%		$484,254	3.62%		$449,235	3.81%
Net interest margin			3.46%			3.95%			4.05%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21% tax rate for 2020, 2019 and 2018.
(3) Includes HTM securities, AFS securities and other investments.
(4) Includes loans held-for-sale.
N/M = not meaningful
40 First Financial Bancorp 2020 Annual Report

Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2020, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2020, our internal control over financial reporting is effective based on those criteria.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2020. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2020, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 19, 2021	February 19, 2021

First Financial Bancorp 2020 Annual Report 41

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2020 due to the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. The adoption of the new credit loss standard and its subsequent application is also communicated as a critical audit matter below.

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
42 First Financial Bancorp 2020 Annual Report

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

Allowance for Credit Losses - Refer to Notes 2 and 6 to the financial statements

In accordance with Accounting Standards Update (the “ASU”) 2016-13, Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Company adopted Accounting Standards Codification (“ASC”) 326 as of January 1, 2020 as described in Notes 2 and 6 of the consolidated financial statements. See also the explanatory paragraph above. The allowance for credit losses (the “ACL”) is an accounting estimate of expected credit losses over the estimated life of financial assets carried at amortized cost and off-balance-sheet credit exposures. The ASU requires a financial asset (or a group of financial assets), including the Company's loan portfolio, measured at amortized cost, to be presented at the net amount expected to be collected. Estimates of expected credit losses for loans are based on historical experience, current conditions and reasonable and supportable forecasts over the estimated life of the loans. In order to estimate the expected credit losses, the Company implemented a new loss estimation model. The Company disclosed the impact of adoption of this standard on January 1, 2020 with a $61.5 million increase to the allowance for credit losses, a $12.2 million increase for unfunded loan commitments and a $56.9 million decrease to retained earnings for the cumulative effect adjustment recorded upon adoption. Provision for credit losses for loans and leases for the year ending December 31, 2020 was $70.8 million and the Allowance for Credit Losses at December 31, 2020 was $175.7 million.

Management quantitatively models expected credit loss using Probability of Default (“PD”), Loss Given Default (“LGD”), and Exposure at Default (“EAD”) over the Reasonable and Supportable (“R&S”) forecast, reversion and post-reversion periods. Utilizing third-party software, the Company forecasts PD by using transition matrices to evaluate when events are more or less likely to occur based on previous events. The transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts. Management utilizes third-party software for estimating LGD. The PD multiplied by LGD produces an expected loss rate that, when calculating the ACL, is applied to contractual loan cash flows, adjusted for expected future rates of principal prepayments. The Company adjusts its quantitative model for certain qualitative factors to reflect the extent to which management expects current conditions and R&S forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The qualitative framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base model. The ACL is measured on a
First Financial Bancorp 2020 Annual Report 43

collective (pool) basis when similar risk characteristics exist. The ACL is influenced by loan volumes, risk rating migration, delinquency status and other conditions influencing loss expectations, such as reasonable and supportable forecasts of economic conditions.

The Allowance for Credit Losses was identified by us as a critical audit matter because of the extent of auditor judgment applied and significant audit effort to evaluate the significant subjective and complex judgments made by management throughout the initial adoption and subsequent application processes, including the need to involve our valuation services specialists. The principal considerations resulting in our determination included the following:

•Significant auditor judgment and audit effort to evaluate selection of the loss estimation model and adjustments to the transition matrices to estimate PD during the R&S forecast period, appropriateness of loan segmentation, and the reasonableness of PD and LGD assumptions.
•Significant auditor judgment in evaluating the selection and application of the reasonable and supportable forecast of economic variables.
•Significant auditor judgement and effort were used in evaluating the qualitative factors used in the calculation.
•Significant audit effort related to the completeness and accuracy of the high volume of data used to develop assumptions and in the model computation

The primary procedures performed to address the critical audit matter included:

•Evaluating the appropriateness of the Company's policies, methodologies, and elections involved in the adoption of ASC 326.
•Evaluating the completeness and accuracy of the financial statement disclosures related to the adoption of ASC 326.
•Testing the effectiveness of management’s review controls over the Company’s key assumptions and judgments such as the qualitative framework, approval of loan segmentation, credit loss implementation model, and accuracy of data input.
•Evaluated the appropriateness of the loan segmentation, the conceptual soundness of the methodology as applied in the credit loss estimation model and the adequacy of and control over independent model validation.
•Evaluated the appropriateness and conceptual soundness of the qualitative methodology deployed in the credit loss estimation models. Testing the effectiveness of controls over the completeness and accuracy of historical inputs.
•Testing appropriateness of the probability of default estimation, loss given default estimation and their respective inputs.
•With the assistance of our valuation specialists, evaluating the reasonableness of assumptions and judgments related to the PD including reasonable and supportable forecasts, the conceptual design of the credit loss estimation models, and the adequacy of the independent model validation.
•Substantively testing management’s process for developing and applying qualitative factors and assessing relevance of data used to develop factors, including evaluating their judgments and assumptions for reasonableness.
•Substantively testing the mathematical accuracy of the EAD including the completeness and accuracy of loan data used in the model to estimate ACL.

Crowe LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Indianapolis, Indiana
February 19, 2021

44 First Financial Bancorp 2020 Annual Report

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2020	2019
Assets
Cash and due from banks	$231,054	$200,691
Interest-bearing deposits with other banks	20,305	56,948
Investment securities available-for-sale, at fair value (amortized cost $3,330,029 at December 31, 2020 and $2,798,298 at December 31, 2019)	3,424,580	2,852,084
Investment securities held-to-maturity (fair value $136,698 at December 31, 2020 and $142,821 at December 31, 2019)	131,687	142,862
Other investments	133,198	125,020
Loans held for sale	41,103	13,680
Loans and leases
Commercial & industrial	3,007,509	2,465,877
Lease financing	72,987	88,364
Construction real estate	636,096	493,182
Commercial real estate	4,307,858	4,194,651
Residential real estate	1,003,086	1,055,949
Home equity	743,099	771,869
Installment	81,850	82,589
Credit card	48,485	49,184
Total loans and leases	9,900,970	9,201,665
Less: Allowance for credit losses	175,679	57,650
Net loans and leases	9,725,291	9,144,015
Premises and equipment	207,211	214,506
Goodwill	937,771	937,771
Other intangibles	64,552	76,201
Accrued interest and other assets	1,056,382	747,847
Total assets	$15,973,134	$14,511,625

Liabilities
Deposits
Interest-bearing demand	$2,914,787	$2,364,881
Savings	3,680,774	2,960,979
Time	1,872,733	2,240,441
Total interest-bearing deposits	8,468,294	7,566,301
Noninterest-bearing	3,763,709	2,643,928
Total deposits	12,232,003	10,210,229
Federal funds purchased and securities sold under agreements to repurchase	166,594	165,181
FHLB short-term borrowings	0	1,151,000
Total short-term borrowings	166,594	1,316,181
Long-term debt	776,202	414,376
Total borrowed funds	942,796	1,730,557
Accrued interest and other liabilities	516,265	323,134
Total liabilities	13,691,064	12,263,920

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2020 and in 2019	1,638,947	1,640,771
Retained earnings	720,429	711,249
Accumulated other comprehensive income (loss)	48,664	13,323
Treasury stock, at cost, 6,259,865 shares in 2020 and 5,790,796 shares in 2019	(125,970)	(117,638)
Total shareholders' equity	2,282,070	2,247,705
Total liabilities and shareholders' equity	$15,973,134	$14,511,625

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2020 Annual Report 45

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2020	2019	2018
Interest income
Loans and leases, including fees	$431,657	$499,009	$447,187
Investment securities
Taxable	73,789	90,168	79,076
Tax-exempt	19,242	17,596	13,428
Total interest on investment securities	93,031	107,764	92,504
Other earning assets	275	805	691
Total interest income	524,963	607,578	540,382
Interest expense
Deposits	41,922	79,032	56,962
Short-term borrowings	6,442	25,235	18,033
Long-term borrowings	20,088	19,057	16,152
Total interest expense	68,452	123,324	91,147
Net interest income	456,511	484,254	449,235
Provision for credit losses- loan and lease losses	70,796	30,598	14,586
Provision for credit losses- unfunded commitments	(237)	(165)	273
Net interest income after provision for credit losses	385,952	453,821	434,376

Noninterest income
Service charges on deposit accounts	29,446	37,939	35,108
Trust and wealth management fees	16,531	15,644	15,082
Bankcard income	11,726	18,804	20,245
Client derivative fees	10,313	15,662	7,682
Foreign exchange income	39,377	7,739	0
Net gain from sales of loans	51,176	14,851	6,071
Net gain (loss) on sales/transfers of investment securities	4,563	(406)	(161)
Unrealized gain (loss) on equity securities	9,045	575	(208)
Other	16,946	20,565	19,563
Total noninterest income	189,123	131,373	103,382

Noninterest expenses
Salaries and employee benefits	236,779	209,061	188,990
Net occupancy	23,266	24,069	24,215
Furniture and equipment	14,968	15,903	14,908
Data processing	27,514	21,881	28,077
Marketing	6,414	6,908	7,598
Communication	3,492	3,267	3,167
Professional services	9,961	11,254	12,272
Debt extinguishment	7,257	0	0
State intangible tax	6,058	5,829	4,152
FDIC assessments	5,110	1,973	3,969
Intangible assets amortization	11,126	9,671	7,359
Other	38,719	32,516	28,830
Total noninterest expenses	390,664	342,332	323,537
Income before income taxes	184,411	242,862	214,221
Income tax expense	28,601	44,787	41,626
Net income	$155,810	$198,075	$172,595

Earnings per common share
Basic	$1.60	$2.01	$1.95
Diluted	$1.59	$2.00	$1.93
Average common shares outstanding - basic	97,363,952	98,305,570	88,582,090
Average common shares outstanding - diluted	98,093,098	98,851,471	89,614,205

See Notes to Consolidated Financial Statements.
46 First Financial Bancorp 2020 Annual Report

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2020	2019	2018
Net income	$155,810	$198,075	$172,595
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	32,312	51,959	(11,229)
Change in retirement obligation	3,029	4,649	(8,180)
Unrealized gain (loss) on derivatives	0	217	484
Other comprehensive income (loss)	35,341	56,825	(18,925)
Comprehensive income	$191,151	$254,900	$153,670

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2020 Annual Report 47

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2018	68,730,731	$573,109	$491,847	$(20,390)	(6,661,644)	$(113,902)	$930,664

Impact of cumulative effect of adoption of new accounting principles			5,093	(5,093)			0
Net income			172,595				172,595
Other comprehensive income (loss)				(18,925)			(18,925)
Cash dividends declared:
Common stock at $0.78 per share			(69,521)				(69,521)
Common stock issued in connection with business combinations	35,551,063	1,043,424					1,043,424
Stock options and warrants acquired and converted in connection with business combinations		16,037					16,037
Warrant exercises		(1,120)			65,354	1,120	0
Exercise of stock options, net of shares purchased		(282)			32,941	566	284
Restricted stock awards, net of forfeitures		(4,131)			175,841	1,603	(2,528)
Share-based compensation expense		6,219					6,219
Balance at December 31, 2018	104,281,794	1,633,256	600,014	(44,408)	(6,387,508)	(110,613)	2,078,249

Impact of cumulative effect of adoption of new accounting principles			2,636	906			3,542
Net income			198,075				198,075
Other comprehensive income (loss)				56,825			56,825
Cash dividends declared:
Common stock at $0.90 per share			(89,476)				(89,476)
Purchase of common stock					(2,753,272)	(66,218)	(66,218)
Common stock issued in connection with business combinations		13,658			2,601,823	47,276	60,934
Warrant exercises		(7,830)			452,134	7,830	0
Exercise of stock options, net of shares purchased		(264)			20,424	354	90
Restricted stock awards, net of forfeitures		(6,018)			275,603	3,733	(2,285)
Share-based compensation expense		7,969					7,969
Balance at December 31, 2019	104,281,794	1,640,771	711,249	13,323	(5,790,796)	(117,638)	2,247,705

Impact of cumulative effect of adoption of new accounting principles			(56,882)				(56,882)
Net income			155,810				155,810
Other comprehensive income (loss)				35,341			35,341
Cash dividends declared:
Common stock at $0.92 per share			(89,748)				(89,748)
Purchase of common stock					(880,000)	(16,686)	(16,686)
Exercise of stock options, net of shares purchased		(140)			10,405	212	72
Restricted stock awards, net of forfeitures		(9,362)			400,526	8,142	(1,220)
Share-based compensation expense		7,678					7,678
Balance at December 31, 2020	104,281,794	$1,638,947	$720,429	$48,664	(6,259,865)	$(125,970)	$2,282,070

See Notes to Consolidated Financial Statements.
48 First Financial Bancorp 2020 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2020	2019	2018
Operating activities
Net income	$155,810	$198,075	$172,595
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	70,559	30,598	14,586
Depreciation and amortization	33,337	28,138	24,171
Stock-based compensation expense	7,678	7,969	6,219
Pension expense (income)	2,484	1,041	859
Net amortization (accretion) on investment securities	21,053	11,430	10,846
Net (gain) loss on sales/transfers of investments securities	(4,563)	406	161
Unrealized (gain) loss on equity securities	(9,045)	(575)	208
Originations of loans held for sale	(942,207)	(390,578)	(157,771)
Net (gains) losses on sales of loans held for sale	(51,176)	(14,851)	(6,071)
Proceeds from sales of loans held for sale	965,960	396,121	167,374
Deferred income taxes	(8,380)	12,590	6,267
Amortization of operating leases	7,897	7,324	0
Payments for operating leases	(8,196)	(7,335)	0
Decrease (increase) cash surrender value of life insurance	(1,506)	(3,748)	(5,454)
Decrease (increase) in interest receivable	(9,697)	2,117	(3,808)
(Decrease) increase in interest payable	(7,431)	1,545	5,207
Decrease (increase) in other assets	(288,857)	(165,902)	35,000
(Decrease) increase in other liabilities	176,168	71,964	(10,043)
Net cash provided by (used in) operating activities	109,888	186,329	260,346

Investing activities
Proceeds from sales of investment securities available-for-sale	122,248	519,136	290,745
Proceeds from calls, paydowns and maturities of securities available-for-sale	904,821	557,034	387,351
Purchases of securities available-for-sale	(1,551,952)	(834,743)	(852,131)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	41,736	18,062	36,671
Purchases of securities held-to-maturity	(30,250)	0	(14,014)
Proceeds from calls, paydowns and maturities of other securities	29,526	0	1,052
Purchases of other investment securities	(28,659)	(12,120)	(31,385)
Net decrease (increase) in interest-bearing deposits with other banks	36,643	(19,210)	(3,764)
Net decrease (increase) in loans and leases	(714,594)	(409,557)	(28,577)
Proceeds from disposal of other real estate owned	2,076	1,453	3,797
Purchases of premises and equipment	(16,466)	(20,934)	(18,228)
Net cash acquired (paid) from business combinations	0	(51,663)	64,895
Net cash (paid) received for branch divestitures	0	118	(41,197)
Net cash provided by (used in) investing activities	(1,204,871)	(252,424)	(204,785)

Financing activities
Net (decrease) increase in total deposits	2,021,774	69,953	(18,690)
Net (decrease) increase in short-term borrowings	(1,149,587)	275,490	30,531
Payments on long-term borrowings	(681,511)	(159,653)	(52,460)
Proceeds from long-term borrowings	1,040,975	0	150,000
Cash dividends paid on common stock	(89,691)	(89,097)	(79,655)
Purchases of common stock	(16,686)	(66,218)	0
Proceeds from exercise of stock options	72	90	284
Net cash provided by (used in) financing activities	1,125,346	30,565	30,010
Cash and due from banks
Net (decrease) increase in Cash and due from banks	30,363	(35,530)	85,571
Cash and due from banks at beginning of year	200,691	236,221	150,650
Cash and due from banks at end of year	$231,054	$200,691	$236,221

First Financial Bancorp 2020 Annual Report 49

Supplemental disclosures
Interest paid	$75,884	$121,779	$84,125
Income taxes paid	$32,579	$27,497	$16,004
Acquisition of other real estate owned through foreclosure	$1,017	$2,448	$3,182
Issuance of restricted stock awards	$9,370	$10,488	$8,797
Securities transferred from HTM to AFS	$0	$268,703	$372,128
Common stock issued in acquisitions	$0	$60,934	$1,043,424
Initial recognition of operating lease right of use asset	$0	$60,249	$0
Initial recognition of operating lease liabilities	$0	$65,799	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$0	$(39,140)	3,342,781
Liabilities assumed	0	18,380	4,018,948
Goodwill	$0	$57,520	$676,167

See Notes to Consolidated Financial Statements.
50 First Financial Bancorp 2020 Annual Report

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
Use of estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. These estimates, assumptions and judgments are inherently subjective and my Actual realized amounts could differ materially from those estimates.

COVID-19. In the majority of 2020, First Financial's operations and financial results were significantly impacted by the COVID-19 pandemic. The spread of COVID-19 has caused significant economic disruption throughout the United States as state and local governments issued stay at home orders and temporarily closed non-essential businesses. The full financial impact from the pandemic is unknown at this time, however prolonged disruption may adversely impact several industries within the Company's geographic footprint and impair the ability of First Financial's customers to fulfill their contractual obligations to the Company. This could cause First Financial to experience a material adverse effect on business operations, asset valuations, financial condition and results of operations. Material adverse impacts may include all or a combination of valuation impairments on First Financial's intangible assets, investments, loans, mortgage servicing rights or counter-party risk derivatives.

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

Other investments. Other investments include holdings in FRB and FHLB stock, which are both carried at cost as well as equity securities, including class B Visa shares which are carried at fair value. Changes in the fair value of equity securities are recorded in Unrealized gain (loss) on securities in the Consolidated Statements of Income.

Loans held for sale. Loans held for sale consist of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans held for sale are carried at fair value. Any subsequent change in the carrying value of
First Financial Bancorp 2020 Annual Report 51

Notes to Consolidated Financial Statements
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

Allowance for credit losses - held-to-maturity securities. Management measures expected credit losses on held-to-maturity debt securities on a collective basis by security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management classifies the held-to-maturity portfolio into the following major security types: Mortgage-backed, CMOs and Obligations of state and other political subdivisions.

Nearly all of the HTM securities held by the Company are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. Accrued interest receivable on held-to maturity debt securities, which totaled $0.3 million as of December 31, 2020, is excluded by policy election from the estimate of credit losses.

Allowance for credit losses - available-for-sale securities. For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit loss is recognized in other comprehensive income. Changes in the allowance for credit losses are recorded as provision for credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on available-for-sale debt securities, which totaled $12.9 million as of December 31, 2020, is excluded from the estimate of credit losses.

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management's determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loan and leases over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or a guarantor or from the liquidation of collateral, is unlikely. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Any interest that is accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status, which typically occurs prior to charging off all, or a portion, of a loan. The Company made the policy election to exclude accrued interest receivable on loans and leases from the estimate of credit losses.

Management estimates the allowance balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired
52 First Financial Bancorp 2020 Annual Report

with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the Qualitative Framework.

First Financial quantitatively models expected credit loss using PD, LGD and EAD over the R&S forecast period, reversion and post-reversion periods.
Utilizing third-party software, the Bank forecasts PD by using a parameterized transition matrix approach. Average transition matrices are calculated over the TTC period, which was defined as the period from December 2007 to December 2016. TTC transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts.
First Financial is not required to develop forecasts over full the contractual term of the financial asset or group of financial assets. Rather, for periods beyond which the entity is able to make or obtain R&S forecasts of expected credit losses, the Company reverts in a straight line manner over a one year period to an average TTC loss level that is reflective of the prepayment adjusted contractual term of the financial asset or group of financial assets. The R&S period, elected by the bank to be two years, is forecasted using econometric data sourced from Moody's, an industry-leading independent third party.

FFB utilizes a non-parametric loss curve approach embedded within a third-party software for estimating LGD. The PD multiplied by LGD produces an expected loss rate that, when calculating the ACL, is applied to contractual loan cash flows, adjusted for expected future rates of principal prepayments.
The Company adjusts its quantitative model for certain qualitative factors to reflect the extent to which management expects current conditions and R&S forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The Qualitative Framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base quantitative model.

Loans that do not share risk characteristics are evaluated on an individual basis. First Financial will typically evaluate on an individual basis any loans that are on nonaccrual, designated as a TDR, or reasonably expected to be designated as a TDR. When management determines that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company. Credit card receivables do not have stated maturities. In determining the estimated life of a credit card receivable, management first estimates the future cash flows expected to be received and then applies those expected future cash flows to the credit card balance.
Allowance for credit losses - unfunded commitments. Effective January 1, 2020, First Financial adopted ASC 326, at which time First Financial estimated expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for credit losses - unfunded commitments in the Consolidated Statements of Income. The reserve for unfunded commitments is included in Accrued interest and other liabilities on the Consolidated Balance Sheets.

Prior to the adoption of ASC 326, First Financial maintained its reserve to absorb probable losses incurred in standby letters of credit and outstanding loan commitments. First Financial determined the adequacy of this reserve based upon an evaluation of the unfunded credit facilities, which included consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ALLL methodology at the time.

Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are principally computed on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from 10 to 40 years for building and building improvements; 3 to 10 years for furniture, fixtures
First Financial Bancorp 2020 Annual Report 53

Notes to Consolidated Financial Statements
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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Our quantitative impairment analysis utilized the discounted cash flow model for the income approach and the market multiple methodology and comparable transaction methodology as the market approach. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections for a period of five years, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant management judgment. Changes in these key assumptions could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment.

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

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at fair value, less estimated disposal costs (net realizable value). Losses arising at the time of acquisition of such properties are charged against the ACL. Management performs periodic valuations to assess the adequacy of recorded OREO balances and subsequent changes in the carrying value of OREO properties are recorded in the Consolidated Statements of Income. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

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
54 First Financial Bancorp 2020 Annual Report

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

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting. The Company’s recorded investment in these entities is carried in Accrued interest and other assets on the Consolidated Balance Sheets. For historic tax credits, impairment is recorded in Other noninterest expense. These tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

Investments in renewable energy credits. First Financial has investments in renewable energy projects where it has noncontrolling interest which is not consolidated. This investment may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in renewable energy tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets. These tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

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
First Financial Bancorp 2020 Annual Report 55

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

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2020

On January 1, 2020, the Company adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell. The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded a net decrease to retained earnings of $56.9 million as of January 1, 2020 for the cumulative effect of adopting ASC 326. As detailed in the following table, the transition adjustment included a $61.5 million increase to the ACL, a $12.2 million increase in the ACL for unfunded commitments and a $16.8 million decrease in Deferred tax liability.

The Company adopted CECL using the prospective transition approach for financial assets purchased with credit deterioration that were previously classified as purchased credit impaired and accounted for under ASC 310-30. In accordance with the standard, First Financial did not reassess whether PCI assets met the definition of PCD assets as of the date of adoption.
56 First Financial Bancorp 2020 Annual Report

The final rule provides banking organizations the option to phase in over a three-year period the day-one adverse effects on regulatory capital that may result from the adoption of the new accounting standard.  In March 2020, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC announced an interim final rule to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The interim final rule maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. First Financial is adopting the capital transition relief over the five year permissible period.

The impact of adopting ASC 326 was as follows:

	January 1, 2020
(dollars in thousands)	As Reported under ASC 326	Pre-ASC 326	Impact of ASC 326 Adoption
Assets
Loans
Commercial and industrial	$28,485	$18,584	$9,901
Lease financing	1,089	971	118
Construction real estate	13,960	2,381	11,579
Commercial real estate	47,697	23,579	24,118
Residential real estate	10,789	5,299	5,490
Home equity	13,217	4,787	8,430
Installment	1,193	392	801
Credit card	2,725	1,657	1,068
Allowance for credit losses on loans	$119,155	$57,650	$61,505

Liabilities
Deferred tax liability	$16,252	$33,030	$(16,778)
Allowance for credit losses on OBS credit exposures	12,740	585	12,155

For more information on the calculation of the ACL, please refer to Note 1 - Summary of Significant Accounting Policies and Note 5 - Allowance for Credit Losses.

During the first quarter of 2020, the Company adopted ASU No. 2018-13, Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements.  Under the changes, entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but must disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements.  This update did not have a material impact on the Company’s Consolidated Financial Statements.

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
First Financial Bancorp 2020 Annual Report 57

Notes to Consolidated Financial Statements
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

Standards Issued But Not Adopted

In December 2019, the FASB issued ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and adding new requirements with the intention of simplifying and clarifying existing guidance. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material impact on the Consolidated Financial Statements.

3. Restrictions on Cash and Dividends

In 2019, First Financial was required by the FRB to hold cash in reserve against deposit liabilities when total reservable deposit liabilities exceed the regulatory exemption known as the reserve requirement. The reserve requirement was calculated based on a two-week average of daily net transaction account deposits as defined by the FRB and may be satisfied with average vault cash during the following two-week maintenance period. When vault cash was not sufficient to meet the reserve requirement, the remaining amount was satisfied with average funds held at the FRB. First Financial's deposit at the FRB was recorded in Interest-bearing deposits with other banks on the Consolidated Balance Sheets. The average required reserve balances, based upon the average level of First Financial's transaction deposits was $84.1 million for 2019. Effective March 2020, the FRB eliminated reserve requirements for all depository institutions. Therefore, for 2020, First Financial had no required reserves.
Additionally, as of December 31, 2020 and 2019, First Financial had $38.0 million and $15.8 million, respectively, in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries; however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2020, First Financial's subsidiaries had retained earnings of $700.0 million, of which $198.0 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

During the year ended December 31, 2020, proceeds on the sale of $117.8 million of AFS securities resulted in gains of $0.9 million and losses of $0.8 million. During the year ended December 31, 2019, proceeds on the sale of $519.1 million of AFS securities resulted in gains of $2.1 million and losses of $2.1 million. During the year ended December 31, 2018, proceeds on
58 First Financial Bancorp 2020 Annual Report

the sale of $290.7 million of AFS securities resulted in gains of $0.5 million and losses of $0.6 million. The impact to income tax expense from these sales was insignificant in all three years.

In 2020, there were no reclassifications of HTM securities. However, in the first quarter of 2019, in addition to the sale of certain securities, First Financial reclassified $268.7 million of HTM securities to AFS in conjunction with the adoption of ASU 2017-12, resulting in a $0.2 million realized loss recorded in the Consolidated Statement of Income. During the second quarter of 2018, First Financial sold certain securities and reclassified $372.1 million of HTM securities to AFS to align with post-merger investment strategies.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.5 billion at December 31, 2020 and $1.1 billion at December 31, 2019.

The following is a summary of HTM and AFS investment securities as of December 31, 2020:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$4	$0	$103
Securities of U.S. government agencies and corporations	0	0	0	0	60	0	0	60
Mortgage-backed securities - residential	13,990	197	0	14,187	704,482	15,938	(237)	720,183
Mortgage-backed securities - commercial	71,737	3,485	0	75,222	584,125	10,395	(3,584)	590,936
Collateralized mortgage obligations	5,799	79	0	5,878	634,418	21,148	(445)	655,121
Obligations of state and other political subdivisions	9,911	1,239	0	11,150	856,054	46,755	(291)	902,518
Asset-backed securities	0	0	0	0	478,539	4,158	(826)	481,871
Other securities	30,250	11	0	30,261	72,252	1,544	(8)	73,788
Total	$131,687	$5,011	$0	$136,698	$3,330,029	$99,942	$(5,391)	$3,424,580

The following is a summary of HTM and AFS investment securities as of December 31, 2019:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$1	$0	$100
Securities of U.S. government agencies and corporations	0	0	0	0	156	2	0	158
Mortgage-backed securities - residential	20,818	122	(174)	20,766	421,945	9,709	(99)	431,555
Mortgage-backed securities - commercial	101,267	571	(1,225)	100,613	474,174	4,988	(2,644)	476,518
Collateralized mortgage obligations	9,763	0	(108)	9,655	769,076	16,753	(385)	785,444
Obligations of state and other political subdivisions	11,014	804	(31)	11,787	652,986	23,729	(462)	676,253
Asset-backed securities	0	0	0	0	400,081	1,414	(1,064)	400,431
Other securities	0	0	0	0	79,781	1,959	(115)	81,625
Total	$142,862	$1,497	$(1,538)	$142,821	$2,798,298	$58,555	$(4,769)	$2,852,084

First Financial Bancorp 2020 Annual Report 59

Notes to Consolidated Financial Statements
The following table provides a summary of investment securities by contractual maturity as of December 31, 2020, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$5,745	$5,802
Due after one year through five years	0	0	62,930	64,886
Due after five years through ten years	36,084	37,205	161,307	169,692
Due after ten years	4,077	4,206	698,483	736,089
Mortgage-backed securities - residential	13,990	14,187	704,482	720,183
Mortgage-backed securities - commercial	71,737	75,222	584,125	590,936
Collateralized mortgage obligations	5,799	5,878	634,418	655,121
Asset-backed securities	0	0	478,539	481,871
Total	$131,687	$136,698	$3,330,029	$3,424,580

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost. All securities with unrealized losses are reviewed quarterly to determine if any impairment exists, requiring a write-down to fair value through income. For securities in an unrealized loss position, the Company first assesses whether it intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

At this time, First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities temporarily impaired prior to maturity or recovery of the recorded value. The Company recorded no reserves on investment securities for the twelve months ended December 31, 2020. Prior to the adoption of ASC 326, First Financial had no other than temporary impairment related to its investment securities portfolio for the twelve months ended December 31, 2019.

As of December 31, 2020, the Company's investment securities portfolio consisted of 1,351 securities, of which 94 were in an unrealized loss position. As of December 31, 2019, the Company's investment securities portfolio consisted of 1,273 securities, of which 140 were in an unrealized loss position. Prior to the adoption of ASC 326, there was no OTTI recorded during the twelve months ended December 31, 2019.

Primarily all of First Financial’s HTM debt securities are issued by U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. There were no HTM securities on nonaccrual status, past due or in a loss position as of December 31, 2020. The Company did not record an allowance for credit losses for these securities as of December 31, 2020.

60 First Financial Bancorp 2020 Annual Report

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position for which an allowance for credit losses was not recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2020
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	57,872	(237)	0	0	57,872	(237)
Mortgage-backed securities - commercial	169,825	(986)	48,158	(2,598)	217,983	(3,584)
Collateralized mortgage obligations	49,161	(445)	1	0	49,162	(445)
Obligations of state and other political subdivisions	60,008	(291)	0	0	60,008	(291)
Asset-backed securities	84,749	(435)	68,967	(391)	153,716	(826)
Other securities	4,992	(8)	0	0	4,992	(8)
Total	$426,607	$(2,402)	$117,126	$(2,989)	$543,733	$(5,391)

	December 31, 2019
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. Government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	40,190	(209)	11,063	(64)	51,253	(273)
Mortgage-backed securities - commercial	111,658	(298)	104,069	(3,571)	215,727	(3,869)
Collateralized mortgage obligations	85,248	(297)	30,628	(196)	115,876	(493)
Obligations of state and other political subdivisions	118,623	(457)	7,950	(36)	126,573	(493)
Asset-backed securities	125,889	(553)	54,963	(511)	180,852	(1,064)
Other securities	0	0	5,649	(115)	5,649	(115)
Total	$481,608	$(1,814)	$214,322	$(4,493)	$695,930	$(6,307)

For further detail on the fair value of investment securities, see Note 22 – Fair Value Disclosures.

First Financial Bancorp 2020 Annual Report 61

Notes to Consolidated Financial Statements
5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with various interest rates and payment terms. Commercial loan categories include C&I, CRE, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card.

Lending activities are primarily concentrated in states where the Bank operates banking centers (Ohio, Indiana, Kentucky and Illinois). First Financial also offers two nationwide lending platforms, one that provides equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and another that provides loans that are secured by commissions and cash collateral accounts to insurance agents and brokers.

In accordance with the CARES Act, First Financial participated in offering PPP loans to its customers. These loans provide a direct incentive for small businesses to keep their workers on the payroll and to maintain their operations. PPP loans are eligible to be forgiven by the government provided certain conditions as outlined in the CARES Act are met. As of December 31, 2020, First Financial had $594.6 million in PPP loans, net of unearned fees of $13.7 million.

Credit quality. To facilitate the monitoring of credit quality for commercial loans, First Financial utilizes the following categories of credit grades:

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

First Financial considers repayment performance to be the best indicator of credit quality for consumer loans. Consumer loans that have principal and interest payments that are past due by 90 days or more are generally classified as nonperforming. Additionally, consumer loans that have been modified in a TDR are classified as nonperforming.

62 First Financial Bancorp 2020 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2020 by risk attribute and origination date:

(Dollars in thousands)	2020	2019	2018	2017	2016	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$1,141,163	$460,210	$296,221	$208,077	$122,686	$138,307	$2,366,664	$502,286	$2,868,950
Special mention	24,668	10,281	18,118	6,893	6,668	6,090	72,718	10,470	83,188
Substandard	6,709	2,370	8,022	26,565	5,124	1,192	49,982	5,389	55,371
Doubtful	0	0	0	0	0	0	0	0	0
Total	$1,172,540	$472,861	$322,361	$241,535	$134,478	$145,589	$2,489,364	$518,145	$3,007,509
Lease financing
Pass	$22,916	$22,397	$12,942	$6,967	$4,802	$2,368	$72,392	$0	$72,392
Special mention	290	0	0	0	0	0	290	0	290
Substandard	5	0	0	180	120	0	305	0	305
Doubtful	0	0	0	0	0	0	0	0	0
Total	$23,211	$22,397	$12,942	$7,147	$4,922	$2,368	$72,987	$0	$72,987
Construction real estate
Pass	$96,410	$259,524	$182,625	$23,185	$24,786	$426	$586,956	$19,671	$606,627
Special mention	0	621	18,203	9,984	661	0	29,469	0	29,469
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$96,410	$260,145	$200,828	$33,169	$25,447	$426	$616,425	$19,671	$636,096
Commercial real estate - investor
Pass	$515,950	$1,011,898	$427,077	$378,536	$286,587	$361,403	$2,981,451	$56,398	$3,037,849
Special mention	0	17,463	15,534	44,426	32,408	43,704	153,535	559	154,094
Substandard	6,198	2,043	22,497	7,067	68	14,724	52,597	0	52,597
Doubtful	0	0	0	0	0	0	0	0	0
Total	$522,148	$1,031,404	$465,108	$430,029	$319,063	$419,831	$3,187,583	$56,957	$3,244,540
Commercial real estate - owner
Pass	$185,692	$162,480	$147,236	$125,275	$128,755	$211,519	$960,957	$36,721	$997,678
Special mention	4,292	11,380	2,891	8,230	3,017	19,384	49,194	59	49,253
Substandard	668	504	7,054	5,496	306	2,321	16,349	38	16,387
Doubtful	0	0	0	0	0	0	0	0	0
Total	$190,652	$174,364	$157,181	$139,001	$132,078	$233,224	$1,026,500	$36,818	$1,063,318
Residential real estate
Performing	$290,277	$241,601	$115,747	$64,220	$60,094	$224,281	$996,220	$0	$996,220
Nonperforming	321	429	673	643	87	4,713	6,866	0	6,866
Total	$290,598	$242,030	$116,420	$64,863	$60,181	$228,994	$1,003,086	$0	$1,003,086
Home equity
Performing	$60,967	$20,200	$17,445	$11,308	$9,744	$41,571	$161,235	$577,609	$738,844
Nonperforming	0	0	0	39	28	138	205	4,050	4,255
Total	$60,967	$20,200	$17,445	$11,347	$9,772	$41,709	$161,440	$581,659	$743,099
Installment
Performing	$21,584	$15,614	$11,041	$8,812	$1,954	$3,185	$62,190	$19,479	$81,669
Nonperforming	15	53	23	35	17	36	179	2	181
Total	$21,599	$15,667	$11,064	$8,847	$1,971	$3,221	$62,369	$19,481	$81,850
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$47,845	$47,845
Nonperforming	0	0	0	0	0	0	0	640	640
Total	$0	$0	$0	$0	$0	$0	$0	$48,485	$48,485
Grand Total	$2,378,125	$2,239,068	$1,303,349	$935,938	$687,912	$1,075,362	$8,619,754	$1,281,216	$9,900,970

First Financial Bancorp 2020 Annual Report 63

Notes to Consolidated Financial Statements
Commercial and consumer credit exposure by risk attribute as of December 31, 2019 was as follows:

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

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2020
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$6,532	$0	$1,861	$8,393	$2,999,116	$3,007,509	$0
Lease financing	0	0	0	0	72,987	72,987	0
Construction real estate	0	0	0	0	636,096	636,096	0
Commercial real estate-investor	136	0	24,422	24,558	3,219,982	3,244,540	0
Commercial real estate-owner	6,480	174	400	7,054	1,056,264	1,063,318	0
Residential real estate	2,809	370	3,687	6,866	996,220	1,003,086	0
Home equity	1,483	835	1,937	4,255	738,844	743,099	0
Installment	94	35	51	180	81,670	81,850	0
Credit card	303	163	174	640	47,845	48,485	169
Total	$17,837	$1,577	$32,532	$51,946	$9,849,024	$9,900,970	$169

	As of December 31, 2019
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Subtotal	Purchased impaired	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$1,266	$3,332	$14,518	$19,116	$2,443,680	$2,462,796	$3,081	$2,465,877	$0
Lease financing	0	0	0	0	88,364	88,364	0	88,364	0
Construction real estate	0	0	0	0	493,167	493,167	15	493,182	0
Commercial real estate	776	857	5,613	7,246	4,151,513	4,158,759	35,892	4,194,651	0
Residential real estate	8,032	1,928	5,031	14,991	1,014,138	1,029,129	26,820	1,055,949	0
Home equity	2,530	1,083	2,795	6,408	762,863	769,271	2,598	771,869	0
Installment	111	50	148	309	82,022	82,331	258	82,589	0
Credit card	208	75	201	484	48,700	49,184	0	49,184	201
Total	$12,923	$7,325	$28,306	$48,554	$9,084,447	$9,133,001	$68,664	$9,201,665	$201
64 First Financial Bancorp 2020 Annual Report

For PCD assets, the delinquency status was determined individually for each loan in accordance with the individual loan's contractual repayment terms. Prior to the adoption of CECL in the first quarter of 2020, PCI loans were classified as performing, even though they may have been contractually past due, as any nonpayment of contractual principal or interest was considered in the periodic re-estimation of expected cash flows and was included in the resulting recognition of current period provision for credit losses or prospective yield adjustments.

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

Troubled debt restructurings. A loan modification is considered a TDR when the borrower is experiencing financial difficulty and concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. The most common types of modifications include interest rate reductions, maturity extensions and modifications to principal amortization, including interest-only structures. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is managed by the Company’s credit administration group for resolution, which may result in foreclosure in the case of real estate. In accordance with the CARES Act, performing loans that demonstrated limited signs of credit deterioration, but were modified to provide borrowers relief during the COVID-19 pandemic were not considered to be TDR as of December 31 2020.

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

First Financial had 155 TDRs totaling $21.8 million at December 31, 2020, including $7.1 million of loans on accrual status and $14.7 million of loans classified as nonaccrual. First Financial had $0.3 million commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs, and the ACL included reserves of $8.8 million related to TDRs as of December 31, 2020. For the year ended December 31, 2020, First Financial charged off $1.7 million for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2020, approximately $5.0 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 157 TDRs totaling $30.0 million at December 31, 2019, including $11.4 million of loans on accrual status and $18.5 million of loans classified as nonaccrual. First Financial had $2.5 million commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. At December 31, 2019 the ALLL included reserves of $2.5 million related to TDRs, and $4.7 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year. Additionally, First Financial charged off $2.6 million for the portion of TDRs determined to be uncollectible for the year ended December 31, 2019.

First Financial had 196 TDRs totaling $38.5 million at December 31, 2018, including $16.1 million of loans on accrual status and $22.4 million of loans classified as nonaccrual. First Financial had no commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. At December 31, 2018, the ALLL included reserves of $1.5 million related to TDRs, and $7.9 million of the accruing TDRs had been performing in accordance with the restructured terms for more than one year. Additionally, First Financial charged off $0.9 million for the portion of TDRs determined to be uncollectible for the year ended December 31, 2018.

First Financial Bancorp 2020 Annual Report 65

Notes to Consolidated Financial Statements
The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2020, 2019 and 2018:

	Years ended December 31,
	2020			2019			2018
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial & industrial	8	$14,984	$14,984	8	$25,009	$25,071	17	$23,943	$23,890
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	0	0	0	9	3,024	2,932	8	3,385	3,150
Residential real estate	24	1,953	1,847	30	3,415	3,062	13	1,148	1,073
Home equity	11	351	349	14	395	366	5	95	192
Installment	2	35	22	2	41	39	0	0	0
Total	45	$17,323	$17,202	63	$31,884	$31,470	43	$28,571	$28,305

The following table provides information on how TDRs were modified during the years ended December 31, 2020, 2019 and 2018:

	Years Ended December 31,
(Dollars in thousands)	2020	2019	2018
Extended maturities	$0	$2,877	$4,093
Adjusted interest rates	0	5,284	52
Combination of rate and maturity changes	0	516	0
Forbearance	4,759	20,320	23,175
Other (1)	12,443	2,473	985
Total	$17,202	$31,470	$28,305
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

For the twelve months ended December 31, 2020, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2019, there were three TDRs with a balance of $7.0 million for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2018, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification.

As stated in the CARES Act and subsequently modified by the Consolidated Appropriations Act, loan modifications in response to COVID-19 executed on loans that were not more than 30 days past due as of December 31, 2019 and executed between March 1, 2020, and the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022 are not required to be reported as a TDR. As of December 31, 2020, the Company's loan portfolio included $320.2 million of active modifications of which $18.5 million were from the first round of deferrals, $54.9 million were from the second round and $246.8 million were deferred a third time. Active full principal and interest modifications were $28.7 million at December 31, 2020, while $291.5 million of active modifications were making interest only payments at year end. Active modifications consist primarily of hotel and franchise loans, which were $186.2 million and $44.3 million respectively as of December 31, 2020, or 58% and 14% of the total active modifications at December 31, 2020.

66 First Financial Bancorp 2020 Annual Report

As of December 31, 2020, the Company's loan portfolio included 90 commercial loans with balances of $312.5 million and 53 consumer loans with balances of $7.7 million that were modified in response to COVID-19 that are not considered TDRs.

Nonperforming loans. Loans classified as nonaccrual and loans modified as TDRs are considered nonperforming for 2020 and impaired as of December 31, 2019. The following table provides information on nonperforming loans as of December 31:

	2020			2019	2018
(Dollars in thousands)	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Total nonaccrual	Total nonaccrual
Nonaccrual loans (1)
Commercial & industrial	$18,711	$10,519	$29,230	$24,346	$30,925
Lease financing	0	0	0	223	22
Construction real estate	0	0	0	0	9
Commercial real estate	6,957	27,725	34,682	7,295	20,500
Residential real estate	251	11,350	11,601	10,892	13,495
Home equity	0	5,076	5,076	5,242	5,580
Installment	0	163	163	167	169
Total nonaccrual loans	$25,919	$54,833	$80,752	$48,165	$70,700

Interest income effect
Gross amount of interest that would have been recorded under original terms			$5,892	$5,813	$4,656
Interest included in income
Nonaccrual loans			1,636	1,042	715
Troubled debt restructurings			426	801	642
Total interest included in income			2,062	1,843	1,357
Net impact on interest income			$3,830	$3,970	$3,299

Commitments outstanding to borrowers with nonaccrual loans			$0	$3	$200
(1) Nonaccrual loans include nonaccrual TDRs of $14.7 million, $18.5 million and $22.4 million as of December 31, 2020, 2019 and 2018, respectively.

First Financial individually reviews all nonperforming loan relationships greater than $250,000 to determine if an individually evaluated allowance is necessary based on the borrower’s overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral. Individually evaluated allowances are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

First Financial Bancorp 2020 Annual Report 67

Notes to Consolidated Financial Statements
First Financial's investment in impaired loans was as follows:

	December 31, 2019
(Dollars in thousands)	Current balance	Contractual principal balance	Related allowance
Loans with no related allowance recorded
Commercial & industrial	$16,726	$19,709	$0
Lease financing	223	223	0
Construction real estate	0	0	0
Commercial real estate	10,160	17,897	0
Residential real estate	14,868	17,368	0
Home equity	5,700	6,462	0
Installment	204	341	0
Total	47,881	62,000	0

Loans with an allowance recorded
Commercial & industrial	10,754	21,513	2,044
Lease financing	0	0	0
Construction real estate	0	0	0
Commercial real estate	671	675	113
Residential real estate	294	294	18
Home equity	0	0	0
Installment	0	0	0
Total	11,719	22,482	2,175

Total
Commercial & industrial	27,480	41,222	2,044
Lease financing	223	223	0
Construction real estate	0	0	0
Commercial real estate	10,831	18,572	113
Residential real estate	15,162	17,662	18
Home equity	5,700	6,462	0
Installment	204	341	0
Total	$59,600	$84,482	$2,175
68 First Financial Bancorp 2020 Annual Report

	Years ended December 31,
	2019		2018
(Dollars in thousands)	Average balance	Interest income recognized	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial & industrial	$31,846	$926	$14,498	$360
Lease financing	168	0	21	0
Construction real estate	6	0	20	2
Commercial real estate	18,757	357	24,738	490
Residential real estate	15,915	307	11,359	301
Home equity	5,893	121	5,541	114
Installment	170	2	274	2
Total	72,755	1,713	56,451	1,269

Loans with an allowance recorded
Commercial & industrial	4,721	87	900	44
Lease financing	57	0	0	0
Construction real estate	0	0	0	0
Commercial real estate	1,339	31	1,402	18
Residential real estate	446	12	895	23
Home equity	0	0	80	3
Installment	0	0	0	0
Total	6,563	130	3,277	88

Total
Commercial & industrial	36,567	1,013	15,398	404
Lease financing	225	0	21	0
Construction real estate	6	0	20	2
Commercial real estate	20,096	388	26,140	508
Residential real estate	16,361	319	12,254	324
Home equity	5,893	121	5,621	117
Installment	170	2	274	2
Total	$79,318	$1,843	$59,728	$1,357

First Financial Bancorp 2020 Annual Report 69

Notes to Consolidated Financial Statements
A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral dependent loans by class of loan.

	December 31, 2020
	Type of Collateral
(Dollar in thousands)	Business assets	Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$30,961	$6,130	$2,608	$865	$0	$4,892	$45,456
Commercial real estate-investor	0	20,212	661	5,537	872	0	27,282
Commercial real estate-owner	5,842	3,495	0	42	344	0	9,723
Residential real estate	0	0	0	0	11,601	0	11,601
Home equity	0	0	0	0	5,076	0	5,076
Installment	0	0	0	0	0	163	163
Total	$36,803	$29,837	$3,269	$6,444	$17,893	$5,055	$99,301

Lease financing. The Company prospectively applied FASB ASC Topic 842 in the first quarter of 2019. First Financial originates both sales-type and direct financing leases, and the Company manages and reviews lease residuals in accordance with its credit policies. Sales-type lease contracts contain the ability to purchase the underlying equipment at lease maturity and profit or loss is recognized at lease commencement.  Direct financing leases are generally three to five years in length and may be extended at maturity, however, early cancellation may result in a fee to the borrower.  For direct financing leases, the net unearned income is deferred and amortized over the life of the lease.  Income recognized in 2020 and 2019 related to the implementation of FASB ASC Topic 842 was insignificant.

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2020	2019	2018
Balance at beginning of year	$2,033	$1,401	$2,781
Additions
Commercial	510	415	1,269
Residential	507	2,033	1,913
Total additions	1,017	2,448	3,182
Disposals
Commercial	(217)	(541)	(2,967)
Residential	(1,859)	(912)	(830)
Total disposals	(2,076)	(1,453)	(3,797)
Valuation adjustments
Commercial	448	(112)	(355)
Residential	(135)	(251)	(410)
Total valuation adjustments	313	(363)	(765)
Balance at end of year	$1,287	$2,033	$1,401

6. Allowance for Credit Losses

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL is increased by provision
70 First Financial Bancorp 2020 Annual Report

expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or a guarantor or from the liquidation of collateral. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable on loans and leases, which totaled $37.7 million as of December 31, 2020, is excluded from the estimate of credit losses.

Management estimates the allowance balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the Qualitative Framework.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the ACL using the following methods:

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

Current period default rates are utilized in the modeling of the ACL for C&I loans, and are adjusted for forecasted changes in the treasury term spread and market volatility index. Changes in current period defaults or forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

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

The ACL model for leases sources expected default rates from the C&I portfolio model. Therefore, changes in forecasted expectations for the treasury term spread and market volatility index could result in volatility in the Company's ACL in future periods.

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

The ACL model for construction is adjusted for forecasted changes in rental vacancy rates in the Bank's geographic footprint and the housing price index. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Commercial real estate - owner & investor – Commercial real estate loans consist of term loans secured by a mortgage lien on real estate properties such as apartment buildings, office and industrial buildings and retail shopping centers. Additionally, the Company's franchise lending activities discussed in the "Commercial and Industrial" section often include the financing of real estate in addition to equipment. The credit underwriting for both owner-occupied and investor income producing real estate loans includes detailed market analysis, historical and projected cash flow analysis, appropriate equity margins, assessment of lessees and lessors, environmental risks and the type, age, condition and location of real estate, among other factors.

First Financial Bancorp 2020 Annual Report 71

Notes to Consolidated Financial Statements
First Financial models owner-occupied and investor CRE separately when determining the ACL. For owner occupied CRE, current period default rates are utilized in the modeling, and are adjusted for forecasted changes in the BAA bond spread, national rental vacancy rates and the consumer confidence index. Current period default rates are also utilized in the modeling of investor CRE loans, and are adjusted for forecasted changes in the BAA bond spread, multifamily building permits within the Bank’s geographic footprint, and national rental vacancy rates. Changes in current period defaults and forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

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

The retail real estate ACL model is adjusted for forecasted changes in the housing price index, housing starts within the Bank’s geographic footprint and national single-family existing home sales. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Home equity – Home equity lending includes both home equity loans and revolving lines of credit secured by a first or second lien on the borrower’s residence. Home equity lending underwriting considerations include the borrower's credit history as well as to debt-to-income and loan-to-value policy limits.

The home equity ACL model is adjusted for forecasted changes in the consumer credit growth rate within the Bank’s geographic footprint and the working-age labor participation rate. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Installment – Installment lending consists of consumer loans not secured by real estate, including loans secured by automobiles and unsecured personal loans.

The ACL model for installment loans sources expected default rates from the residential real estate and home equity portfolio models and is paired with installment specific LGD rates. Changes in forecasted expectations for the consumer credit growth rate within the Bank’s geographic footprint, the working-age labor participation rate, the housing price index, housing starts within the Bank’s geographic footprint and national existing single-family existing home sales could result in volatility in the Company's ACL in future periods.

Credit card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but lines are unconditionally cancellable by the Company at any time.

The ACL model for credit card loans sources expected default rates from the residential real estate and home equity portfolio models and is paired with credit card specific LGD rates. Changes in forecasted expectations for the consumer credit growth rate within the Bank’s geographic footprint, the working-age labor participation rate, the housing price index, housing starts within the Bank’s geographic footprint and national existing single-family existing home sales could result in volatility in the Company's ACL in future periods.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model, which included consideration of the impact from both the COVID-19 pandemic and the related government stimulus response at the time. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, slower prepayment speeds and increased default rates. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress related to the COVID-19 pandemic, such as franchise, hotel and investor commercial real estate lending when making qualitative adjustments to the ACL model.

First Financial's ACL is influenced by loan volumes, risk rating migration or delinquency status, and other conditions influencing loss expectations, such as reasonable and supportable forecasts of economic conditions.  For the twelve months
72 First Financial Bancorp 2020 Annual Report

ended December 31, 2020 the ACL increased due to First Financial's adoption of ASC 326 and management's expectation of higher credit losses resulting from the COVID-19 pandemic.

Changes in the allowance by loan category as of December 31 were as follows:

	2020
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Beginning balance, prior to adoption of ASC 326	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650
Impact of adopting ASC 326	9,901	118	11,579	24,118	5,490	8,430	801	1,068	61,505
Provision for credit losses	25,407	758	7,759	38,936	(2,122)	(939)	12	985	70,796
Gross charge-offs	(5,345)	(852)	0	(12,100)	(488)	(1,541)	(148)	(885)	(21,359)
Recoveries	2,907	0	17	2,262	381	1,132	158	230	7,087
Total net charge-offs	(2,438)	(852)	17	(9,838)	(107)	(409)	10	(655)	(14,272)
Ending allowance for credit losses	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679

	2019
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542
Provision for credit losses	23,631	3	(1,100)	5,107	739	695	2	1,521	30,598
Gross charge-offs	(26,676)	(162)	0	(3,689)	(677)	(2,591)	(223)	(1,547)	(35,565)
Recoveries	2,883	0	68	1,113	273	1,335	251	152	6,075
Total net charge-offs	(23,793)	(162)	68	(2,576)	(404)	(1,256)	28	(1,395)	(29,490)
Ending allowance for credit losses	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650

	2018
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$17,598	$675	$3,577	$20,930	$4,683	$4,935	$307	$1,316	$54,021
Provision for credit losses	10,615	454	(310)	847	492	829	(85)	1,744	14,586
Gross charge-offs	(11,533)	0	0	(4,835)	(422)	(1,725)	(435)	(1,720)	(20,670)
Recoveries	2,066	1	146	4,106	211	1,309	575	191	8,605
Total net charge-offs	(9,467)	1	146	(729)	(211)	(416)	140	(1,529)	(12,065)
Ending allowance for credit losses	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542

	As of December 31, 2019
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Ending allowance balance attributable to loans
Individually evaluated for impairment	$2,044	$0	$0	$113	$18	$0	$0	$0	$2,175
Collectively evaluated for impairment	16,540	971	2,381	23,466	5,281	4,787	392	1,657	55,475
Ending allowance for credit losses	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650

Loans
Individually evaluated for impairment	$27,480	$223	$0	$10,831	$15,162	$5,700	$204	$0	$59,600
Collectively evaluated for impairment	2,438,397	88,141	493,182	4,183,820	1,040,787	766,169	82,385	49,184	9,142,065
Total loans	$2,465,877	$88,364	$493,182	$4,194,651	$1,055,949	$771,869	$82,589	$49,184	$9,201,665

Allowance for credit losses - unfunded commitments. First Financial estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is
First Financial Bancorp 2020 Annual Report 73

Notes to Consolidated Financial Statements
unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life consistent with the Company's ACL methodology for loans and leases.

Prior to the adoption of ASC 326, First Financial maintained its reserve to absorb probable losses incurred in standby letters of credit and outstanding loan commitments. First Financial determined the adequacy of this reserve based upon an evaluation of the unfunded credit facilities, which included consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ALLL methodology at the time.

The ACL on unfunded commitments was $12.5 million as of December 31, 2020 and $0.6 million as of December 31, 2019. Due to the adoption of ASC 326, First Financial recorded $12.2 million in the ACL on unfunded commitments. Additionally, First Financial recorded $0.2 million of provision recapture related to the ACL on unfunded commitments for the twelve months ended December 31, 2020 and December 31, 2019.

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2020	2019
Land and land improvements	$52,373	$54,958
Buildings	161,371	163,277
Furniture and fixtures	70,177	74,881
Leasehold improvements	29,525	31,728
Construction in progress	8,434	4,096
	321,880	328,940

Less: Accumulated depreciation and amortization	114,669	114,434
Total	$207,211	$214,506

Rental expense recorded under operating leases in 2020, 2019 and 2018 was $9.1 million, $11.2 million and $9.1 million, respectively.

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

With the adoption of Topic 842, operating lease agreements were required to be recognized on the Consolidated Balance Sheets as an ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a "right of use" asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $63.9 million and $58.6 million at December 31, 2020 and 2019, respectively. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $71.7 million and $64.3 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheet at December 31, 2020 and 2019, respectively.

The calculated amount of the ROU assets and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its
74 First Financial Bancorp 2020 Annual Report

incremental borrowing rate at lease inception, on a collateralized basis, over a similar term. For operating leases existing prior to January 1, 2019, the rate was based upon the remaining lease term as of that date.

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

The components of lease expense for the years ended December 31, 2020 and 2019 were as follows:

(dollars in thousands)	December 31, 2020	December 31, 2019
Operating lease cost	$7,897	$7,324
Short-term lease cost	142	55
Variable lease cost	2,532	2,553
Total operating lease cost	$10,571	$9,932

Future minimum commitments due under these lease agreements as of December 31, 2020 are as follows:

(dollars in thousands)	Operating leases
2021	$6,864
2022	7,074
2023	7,143
2024	6,858
2025	6,217
Thereafter	56,951
Total lease payments	91,107
Less imputed interest	19,395
Total	$71,712

The weighted average lease term and discount rate for the Company's operating leases were as follows:

	December 31, 2020	December 31, 2019
Operating leases
Weighted-average remaining lease term	15.1 years	15.6 years
Weighted-average discount rate	3.07%	3.43%

Supplemental cash information at year end related to leases was as follows:

(dollars in thousands)	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$8,196	$7,335
ROU assets obtained in exchange for lease obligations
Operating leases	9,725	64,902

First Financial Bancorp 2020 Annual Report 75

Notes to Consolidated Financial Statements
9. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess of the purchase price of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2020, 2019 and 2018 are shown below.

(Dollars in thousands)	2020	2019	2018
Balance at beginning of year	$937,771	$880,251	$204,084
Goodwill resulting from business combinations	0	57,520	676,167
Balance at end of year	$937,771	$937,771	$880,251

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

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial engaged a third party to perform a quantitative analysis of its goodwill to determine whether any impairment existed as of October 1, 2020 for its annual impairment test. This quantitative analysis was performed due to the on-going economic market disruption, the movement of the Company’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit had been below its book value. This analysis indicated that no impairment existed as of the issue date. Our quantitative impairment analysis utilized the discounted cash flow model for the income approach and the market multiple methodology and comparable transaction methodology as the market approach. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections for a period of five years, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant management judgment. Changes in these key assumptions could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment.

Additionally, in response to the COVID-19 pandemic and the related deterioration in general economic conditions, First Financial performed an interim qualitative impairment test as of the end of each quarter in 2020, including the quarter ended December 31, 2020. Likewise, the results of this interim qualitative tests performed did not indicate that the Company's goodwill was impaired. First Financial will continue to monitor the status of its goodwill and intangible assets for signs of further deterioration and potential impairment.

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list and other miscellaneous intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial's core deposit intangibles have an estimated weighted average remaining life of 7.1 years.

First Financial recorded a $39.4 million customer list intangible asset in conjunction with the Bannockburn merger to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The customer list intangible asset is being amortized on a straight-line basis over its estimated useful life of 11 years.

Other miscellaneous intangibles include purchase commissions, non-compete agreements and trade name intangibles. Other intangible assets are included in Other intangibles in the Consolidated Balance Sheets.

76 First Financial Bancorp 2020 Annual Report

The gross carrying amount and accumulated amortization of other intangible assets at December 31, 2020 and December 31, 2019 were as follows:

(Dollars in thousands)	December 31, 2020		December 31, 2019
Amortized intangible assets
Core deposit intangibles	$51,031	$(27,524)	$51,031	$(21,149)
Customer list	39,420	(4,778)	39,420	(1,195)
Other	10,113	(3,710)	10,093	(1,999)
Total	$100,564	$(36,012)	$100,544	$(24,343)

Amortization expense recognized on intangible assets for 2020, 2019 and 2018 was $11.1 million, $9.7 million and $7.4 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)	Intangible amortization
2021	$10,249
2022	7,708
2023	6,729
2024	6,660
2025	6,611
10. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2020 and 2019 were $220.5 million and $285.0 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2021	$1,544,131
2022	215,855
2023	56,882
2024	32,978
2025	22,210
Thereafter	677
Total	$1,872,733

11. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, federal funds purchased and overnight advances from the FHLB. All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

First Financial Bancorp 2020 Annual Report 77

Notes to Consolidated Financial Statements
The following shows the remaining contractual maturity of repurchase agreements by collateral pledged:

(Dollars in thousands)	Overnight and Continuous
Repurchase agreements
Mortgage-backed securities	$79,235
Collateralized mortgage obligations	47,359
Total	$126,594

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $126.7 million and $90.2 million, as of December 31, 2020 and 2019, respectively.

The following is a summary of short-term borrowings for the last three years:

	2020		2019		2018
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$166,594	0.05%	$165,181	0.85%	$183,591	1.65%
FHLB borrowings	0	0.00%	1,151,000	1.73%	857,100	2.48%
Total	$166,594	0.05%	$1,316,181	1.62%	$1,040,691	2.33%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$149,036	0.26%	$155,859	1.15%	$87,221	0.58%
FHLB borrowings	441,867	1.37%	990,860	2.37%	857,028	2.03%
Other short-term borrowings	0	0.00%	0	0.00%	3,178	4.36%
Total	$590,903	1.09%	$1,146,719	1.90%	$947,427	1.90%

Maximum month-end balances
Federal funds purchased and securities sold under agreements to repurchase	$260,621		$260,621		$183,591
FHLB borrowings	1,171,400		1,171,400		1,170,800
Other short-term borrowings	0		0		10,000

During 2020 First Financial participated in the PPPLF, which is a program created by the FRB to extend credit to eligible financial institutions that originate PPP loans. The bank had outstanding PPPLF advances of $435.0 million as of December 31, 2020, with an average interest rate of 35 basis points. These borrowings are secured by pledged PPP loans and prepay in conjunction with reductions in the principal balances of those loans.

In April 2020, First Financial issued $150.0 million of fixed to floating rate subordinated notes. The subordinated notes have an initial fixed interest rate of 5.25% to, but excluding, May 15, 2025, payable semi-annually in arrears. From, and including, May 15, 2025, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to a benchmark rate, which is expected to be the then-current three-month term SOFR, plus 509 basis points, payable quarterly in arrears. The subordinated notes mature on May 15, 2030. These notes are redeemable by the Company in whole or in part beginning with the interest payment date of May 15, 2025.

In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.13% payable semiannually and mature in August 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. In addition, First Financial acquired $49.5 million of variable rate subordinated notes in the MSFG merger that were issued to previously formed trusts in exchange for the trust proceeds. Interest on the acquired subordinated notes is payable quarterly, in arrears, and the Company has the option to defer interest payments for a period not to exceed 20 consecutive quarters. The acquired subordinated notes mature 30 years after the date of original issuance and may be called at par following the 5 year anniversary of issuance. First Financial also acquired $8.4 million of 6.00% fixed rate private placement subordinated debt in conjunction with the MSFG merger that was issued in 2015 and matures in 2025. These notes
78 First Financial Bancorp 2020 Annual Report

are redeemable by the Company at par following the 5 year anniversary of issuance. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

In addition to subordinated notes, long-term debt included $20.0 million and $242.4 million of fixed rate FHLB long-term advances as of December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020 and December 31, 2019, long-term FHLB advances had a weighted average interest rate of 1.43% and 1.94%, respectively. In the fourth quarter of 2020, First Financial redeemed $120.0 million of FHLB long-term advances with maturities of two to seven years. These instruments are primarily utilized to reduce overnight liquidity risk and to mitigate interest rate sensitivity on the Consolidated Balance Sheets.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2020, had collateral pledged with a book value of $6.3 billion.

The following is a summary of First Financial's long-term debt:

	2020		2019
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
FRB borrowings	$434,982	0.35%	$0	n/a
FHLB borrowings	19,971	1.43%	242,428	1.94%
Subordinated debt	321,384	4.86%	170,967	4.97%
Unamortized debt issuance costs	(2,770)	n/a	(1,007)	n/a
Capital lease liability	1,860	3.81%	1,213	4.48%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$776,202	2.25%	$414,376	3.20%

As of December 31, 2020, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2021	$20,050
2022	435,065
2023	87
2024	91
2025	96
Thereafter	320,813
Total	$776,202

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

First Financial Bancorp 2020 Annual Report 79

Notes to Consolidated Financial Statements
For discussion of First Financial's accounting for derivative instruments, see Note 1 – Summary of Significant Accounting Policies.

Client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets.

At December 31, 2020, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $2.3 billion, spread among twenty counterparties, with an outstanding liability from these contracts of $182.3 million. At December 31, 2019, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $1.9 billion, spread among eighteen counterparties, with an outstanding liability from these contracts of $67.5 million.

First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the Company's normal credit review processes. Additionally, the Company's ACL Committee monitors derivative credit risk exposure associated with problem loans through the Company's ACL committee. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

In connection with its use of derivative instruments, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

Foreign Exchange Contracts. First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income. The Company has risk limits and internal controls in place to help ensure excessive risk is not being taken in providing this service to customers. These controls include an independent determination of currency volatility and credit equivalent exposure on these contracts, counterparty credit approvals and country limits performed by independent risk management. At December 31, 2020, the Company had total counterparty notional amount outstanding of $3.6 billion spread among six counterparties, with an estimated fair value of $33.1 million at December 31, 2020 related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets. At December 31, 2019, the Company had total counterparty notional amounts outstanding of $1.9 billion spread among six counterparties, with an estimated fair value of $18.3 million.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

The following table details the location and amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

		December 31, 2020			December 31, 2019
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Classification	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives-instruments associated with loans
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$2,300,336	$184,777	$(107)	$1,923,375	$70,799	$(2,636)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	2,300,336	107	(184,884)	1,923,375	2,636	(70,808)
Foreign exchange contracts
Matched foreign exchange contracts with customers	Accrued interest and other assets	3,637,509	60,366	(27,249)	1,869,934	28,739	(10,433)
Match foreign exchange contracts with counterparty	Accrued interest and other liabilities	3,637,509	27,249	(60,366)	1,869,934	10,433	(28,739)
Total		$11,875,690	$272,499	$(272,606)	$7,586,618	$112,607	$(112,616)

80 First Financial Bancorp 2020 Annual Report

The following table discloses the gross and net amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

	December 31, 2020			December 31, 2019
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$184,991	$(385,088)	$(200,097)	$73,444	$(147,193)	$(73,749)
Foreign exchange contracts with counterparty	87,615	(17,392)	70,223	39,172	(41,202)	(2,030)
Total	$272,606	$(402,480)	$(129,874)	$112,616	$(188,395)	$(75,779)

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2020:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Client derivatives-interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$2,300,336	4.9	$184,670
Pay fixed, matched interest rate swaps with counterparty	2,300,336	4.9	(184,777)
Client derivatives-foreign exchange contracts
Foreign exchange contracts - pay USD	3,637,509	0.6	33,117
Foreign exchange contracts - receive USD	3,637,509	0.6	(33,117)
Total client derivatives	$11,875,690	2.3	$(107)

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $242.4 million as of December 31, 2020 and $216.2 million as of December 31, 2019. The fair value of these agreements were recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets was $0.3 million at December 31, 2020 and $0.2 million at December 31, 2019.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2020, the notional amount of the IRLCs was $114.2 million and the notional amount of forward commitments was $112.6 million. As of December 31, 2019, the notional amount of IRLCs was $33.4 million and the notional amount of forward commitments was $37.8 million. The fair value of these agreements was $2.7 million at December 31, 2020 and was $0.9 million at December 31, 2019 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets.

13. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty was represented by the contractual amounts of those instruments. Effective January 1, 2020, First Financial adopted ASC 326, at which time First Financial estimated credit losses over the contractual period in
First Financial Bancorp 2020 Annual Report 81

Notes to Consolidated Financial Statements
which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for credit losses - unfunded commitments in the Consolidated Statements of Income. First Financial had $12.5 million of ACL for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2020.

Prior to the adoption of ASC 326, First Financial maintained its reserve to absorb probable losses incurred in standby letters of credit and outstanding loan commitments. First Financial determined the adequacy of this reserve based upon an evaluation of the unfunded credit facilities, which included consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ALLL methodology at the time. First Financial had $0.6 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2019.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $3.4 billion and $3.3 billion at December 31, 2020 and 2019, respectively. As of December 31, 2020, loan commitments with a fixed interest rate totaled $123.6 million while commitments with variable interest rates totaled $3.3 billion. At December 31, 2019, loan commitments with a fixed interest rate totaled $123.7 million while commitments with variable interest rates totaled $3.2 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2020 and 2019 and have maturities ranging from less than 1 year to 30.8 years for December 31, 2020 and less than 1 year to 31.6 years for December 31, 2019.

The following table presents First Financial's loan balances and contractual obligations to extend credit as of December 31, 2020.

(dollars in thousands)	Unfunded commitment	Loan balance
Commercial & industrial	$1,270,765	$3,007,509
Lease financing	0	72,987
Construction real estate	374,008	636,096
Commercial real estate-investor	139,754	3,244,540
Commercial real estate-owner	51,637	1,063,318
Residential real estate	28,895	1,003,086
Home equity	762,406	743,099
Installment	18,229	81,850
Credit card	207,365	48,485
Total	$2,853,059	$9,900,970

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $36.1 million and $33.4 million at December 31, 2020, and 2019, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Investments in affordable housing projects. First Financial has made investments in certain qualified affordable housing tax credits that are accounted for under ASU 2014-01, Accounting for Investments in Affordable Housing Projects. These credits are an indirect federal subsidy that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified
82 First Financial Bancorp 2020 Annual Report

affordable housing investments is the potential for noncompliance with the tax code requirements, such as failure to rent property to qualified tenants, resulting in the unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are accounted for under the proportional amortization method and are included in Accrued interest and other assets in the Consolidated Balance Sheets.

First Financial's affordable housing commitments totaled $47.5 million and $38.5 million as of December 31, 2020 and 2019, respectively. The Company recognized tax credits of $7.6 million, $6.2 million and $4.9 million related to its investments in affordable housing projects for the years ended December 31, 2020, 2019 and 2018, respectively. The Company recognized amortization expense which was included in income tax expense of $8.1 million, $6.9 million and $5.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. First Financial had no affordable housing contingent commitments as of December 31, 2020 or December 31, 2019.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships which are not consolidated. These investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets. The Company’s recorded investment in these entities was approximately $3.6 million at December 31, 2020, and $3.1 million at December 31, 2019. The maximum exposure to loss related to these investments was $4.0 million at December 31, 2020 and $5.1 million at December 31, 2019, representing the Company’s investment balance and its unfunded commitments to invest additional amounts. Investments in historic tax credits resulted in $0.6 million, $3.5 million and $0.5 million of tax credits for the years ended December 31, 2020, 2019 and 2018, respectively.

Investments in renewable energy tax credits. During 2020, First Financial invested in a renewable energy project where it has noncontrolling interest which is not consolidated. This investment may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in renewable energy tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets. The Company’s recorded investment in this project was approximately $5.2 million at December 31, 2020. The maximum exposure to loss related to this investment was $7.7 million, representing the Company’s investment balance and its unfunded commitments to invest additional amounts. The investment in renewable energy tax credits resulted in $4.8 million of tax credits for the year ended December 31, 2020.

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation from time to time, and have a number of unresolved claims pending. Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2020. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2020 or December 31, 2019.

14. Related Party Transactions

Outstanding balance of loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2020
Beginning balance	$5,289
Additions	1,811
Deductions	(2,003)
Ending balance	$5,097
Loans 90 days or more past due	$0

First Financial Bancorp 2020 Annual Report 83

Notes to Consolidated Financial Statements
Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

15. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2020	2019	2018
Current expense
Federal	$34,632	$31,343	$34,330
State	2,349	854	1,029
Total current expense	36,981	32,197	35,359
Deferred expense (benefit)
Federal	(8,624)	10,946	4,675
State	244	1,644	1,592
Total deferred expense (benefit)	(8,380)	12,590	6,267
Income tax expense	$28,601	$44,787	$41,626

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

(Dollars in thousands)	2020	2019	2018
Income taxes computed at federal statutory rate (21%) on income before income taxes	$38,726	$51,001	$44,986
Benefit from tax-exempt income	(5,901)	(5,964)	(4,499)
Tax credits	(13,064)	(10,075)	(5,439)
Basis reduction on tax credit	657	738	0
Tax expense (benefit) of equity compensation	340	(140)	(565)
State income taxes, net of federal tax benefit	2,049	1,973	2,070
Affordable housing investments	6,635	5,825	4,725
Other	(841)	1,429	348
Income tax expense	$28,601	$44,787	$41,626

84 First Financial Bancorp 2020 Annual Report

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2020, and 2019, were as follows:

(Dollars in thousands)	2020	2019
Deferred tax assets
Allowance for credit losses	$39,671	$13,011
Fair value adjustments on business combinations	3,870	6,470
Deferred compensation	235	228
Postretirement benefits other than pension liability	684	666
Accrued stock-based compensation	1,654	1,296
OREO write-downs	8	162
Interest on nonaccrual loans	1,712	548
Accrued expenses	5,647	4,708
State net operating loss	1,959	2,792
Leasing liability	16,947	14,806
Reserve for unfunded commitments	2,854	133
Deferred loan fees and costs	1,691	0
Other	577	683
Total deferred tax assets	77,509	45,503

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(11,923)	(10,970)
FHLB and FRB stock	(4,043)	(4,043)
Mortgage-servicing rights	(2,925)	(2,435)
Leasing activities	(6,661)	(7,349)
Retirement obligation	(10,984)	(8,511)
Intangible assets	(13,942)	(11,647)
Deferred loan fees and costs	0	(1,100)
Prepaid expenses	(619)	(623)
Limited partnership investments	(2,471)	(2,249)
Net unrealized gains on investment securities	(20,253)	(11,359)
Foreign exchange deferred income	(2,080)	(2,845)
ASU 2016-01 unrealized gain/loss-equity securities	(2,179)	(128)
Right of use assets	(15,053)	(13,354)
Other	(2,035)	(1,920)
Total deferred tax liabilities	(95,168)	(78,533)
Total net deferred tax liability	$(17,659)	$(33,030)

In conjunction with the MSFG merger, First Financial acquired a state net operating loss. At December 31, 2020 and 2019, the state net operating loss carryforward was $2.5 million and $3.6 million. This carryforward begins to expire in 2025. The Company expects to fully utilize this net operating loss and, therefore, a valuation allowance was not required at December 31, 2020 and 2019. The acquired MSFG state net operating loss is subject to IRC Section 382 and is limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2020 and 2019.

The Bank’s retained earnings at December 31, 2020 and 2019 included base-year bad debt reserves of $16.1 million as a result of the merger with MSFG.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its
First Financial Bancorp 2020 Annual Report 85

Notes to Consolidated Financial Statements
“bank” status or liquidates.  The Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not been recorded.

At December 31, 2020 and 2019, First Financial had $1.9 million and $2.4 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of gross unrecognized tax benefits as of December 31, 2020 and 2019 is as follows:

(Dollars in thousands)	2020	2019
Balance at beginning of year	$3,006	$3,735
Settlements	(620)	(729)
Balance at end of year	$2,386	$3,006

The unrecognized tax benefits relate to state income tax exposures where First Financial believes it is likely that, upon examination, a state may take a position contrary to the position taken by the Company. The Company believes that resolution regarding our uncertain tax positions is reasonably possible within the next twelve months and could result in full, partial or no recognition of the benefit. First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2020 and 2019, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2017 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2017 through 2020 remain open to examination by the federal taxing authority.

First Financial is no longer subject to state and local income tax examinations for years prior to 2012. Tax years 2012 through 2020 remain open to state and local examination by various other jurisdictions.

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

First Financial recorded expense related to its pension plan of $2.5 million for 2020, $1.0 million for 2019 and $0.9 million for 2018. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are recorded as a component Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2020, 2019 or 2018 and does not expect to make any contributions in 2020.

86 First Financial Bancorp 2020 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2020	2019
Change in benefit obligation
Benefit obligation at beginning of year	$75,044	$68,286
Service cost	7,932	6,591
Interest cost	2,455	2,778
Actuarial (gain) loss	9,171	6,848
Benefits paid, excluding settlement	(7,108)	(9,459)
Benefit obligation at end of year	87,494	75,044

Change in plan assets
Fair value of plan assets at beginning of year	141,816	130,078
Actual return on plan assets	20,996	21,197
Benefits paid, excluding settlement	(7,108)	(9,459)
Fair value of plan assets at end of year	155,704	141,816

Amounts recognized in the Consolidated Balance Sheets
Assets	68,210	66,772
Liabilities	0	0
Net amount recognized	$68,210	$66,772

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$32,943	$37,278
Net prior service cost	(682)	(1,095)
Deferred tax assets	(7,349)	(8,242)
Net amount recognized	$24,912	$27,941

Change in accumulated other comprehensive income (loss)	$(3,029)	$(4,649)

Accumulated benefit obligation	$86,327	$74,424

The changes in the defined benefit obligations for the period were primarily caused by a few factors. The actual return on the fair value of plan assets since the prior measurement date was greater than assumed, which improved the funded position. However, the discount rate declined 78 bp compared to the prior year, causing the funded position to deteriorate. Additionally, the interest crediting rate was updated to reflect the known return during 2020, which resulted in further deterioration of the funded position.
First Financial Bancorp 2020 Annual Report 87

Notes to Consolidated Financial Statements
The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2020	2019	2018
Service cost	$7,932	$6,591	$6,501
Interest cost	2,455	2,778	2,394
Expected return on assets	(9,824)	(9,718)	(9,811)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	2,334	1,803	2,188
Net periodic benefit (income) cost	2,484	1,041	859

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(2,001)	(4,630)	12,319
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(2,334)	(1,803)	(2,188)
Total recognized in accumulated other comprehensive income (loss)	(3,922)	(6,020)	10,544
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$(1,438)	$(4,979)	$11,403

The pension plan assumptions are shown in the table that follows:

	December 31,
	2020	2019	2018
Benefit obligations
Discount rate	2.55%	3.33%	4.31%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	2.14%	2.82%	3.61%

Net periodic benefit cost
Discount rate	3.33%	4.31%	3.43%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	2.82%	3.61%	2.63%

The fair value of the plan assets as of December 31, 2020 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$129	$129	$0	$0
U. S. Government agencies	4,193	0	4,193	0
Fixed income mutual funds	65,443	65,443	0	0
Equity mutual funds	85,939	85,939	0	0
Total	$155,704	$151,511	$4,193	$0

88 First Financial Bancorp 2020 Annual Report

The fair value of the plan assets as of December 31, 2019 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$195	$195	$0	$0
U. S. Government agencies	5,357	0	5,357	0
Fixed income mutual funds	75,720	75,720	0	0
Equity mutual funds	60,544	60,544	0	0
Total	$141,816	$136,459	$5,357	$0

The level within the fair value hierarchy is based on the lowest level of input that is significant in the fair value measurement. See Note 22 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2021	$5,780
2022	5,432
2023	5,474
2024	6,605
2025	6,565
Thereafter	38,095

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2020, 2019 or 2018.

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

The majority of the Company's revenues come from sources that are outside of the scope of ASU 2014-09, Revenue from Contracts with Customers. Income sources that are outside of this standard include income earned on loans, leases, securities, derivatives and foreign exchange. The Company's services that fall within the scope of ASU 2019-09 are presented within Noninterest income and are recognized as revenue when the Company satisfies its obligation to the customer. Services within the scope of this guidance include service charges on deposits, trust and wealth management fees, bankcard income, gain/loss on the sale of OREO and investment brokerage fees.

Service charges on deposit accounts. The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned
First Financial Bancorp 2020 Annual Report 89

over the course of a month, representing the period over which the Company satisfies the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company's performance obligation. Service charges on deposit accounts are withdrawn from the customer's account balance.

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

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2020 was $23.9 million, and was partially offset by $12.2 million of expenses within Noninterest income. Gross interchange income for 2019 was $30.4 million, and was partially offset by $11.9 million of expenses within Noninterest income, while gross interchange income for 2018 was $31.3 million, and was partially offset by $11.0 million of expenses within Noninterest income.

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
First Financial Bancorp 2020 Annual Report 90

18. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2020
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Unrealized gain (loss) on debt securities	$36,643	$(4,563)	$41,206	$(8,894)	$32,312	$41,264	$32,312	$73,576
Unrealized gain (loss) on derivatives	0	0	0	0	0	0	0	0
Retirement obligation	2,001	(1,921)	3,922	(893)	3,029	(27,941)	3,029	(24,912)
Total	$38,644	$(6,484)	$45,128	$(9,787)	$35,341	$13,323	$35,341	$48,664

	December 31, 2019
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Cumulative effect of new standard	Ending Balance
Unrealized gain (loss) on debt securities	$65,858	$(370)	$66,228	$(14,269)	$51,959	$(11,601)	$51,959	$906	$41,264
Unrealized gain (loss) on derivatives	281	0	281	(64)	217	(217)	217	0	0
Retirement obligation	4,630	(1,390)	6,020	(1,371)	4,649	(32,590)	4,649	0	(27,941)
Total	$70,769	$(1,760)	$72,529	$(15,704)	$56,825	$(44,408)	$56,825	$906	$13,323

	December 31, 2018
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Cumulative effect of new standard	Ending Balance
Unrealized gain (loss) on debt securities	$(14,461)	$(161)	$(14,300)	$3,071	$(11,229)	$(182)	$(11,229)	$(190)	$(11,601)
Unrealized gain (loss) on derivatives	628	0	628	(144)	484	(577)	484	(124)	(217)
Retirement obligation	(12,319)	(1,775)	(10,544)	2,364	(8,180)	(19,631)	(8,180)	(4,779)	(32,590)
Total	$(26,152)	$(1,936)	$(24,216)	$5,291	$(18,925)	$(20,390)	$(18,925)	$(5,093)	$(44,408)

First Financial Bancorp 2020 Annual Report 91

Notes to Consolidated Financial Statements
The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2020	2019	2018	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$(4,563)	$(370)	$(161)	Net gain (loss) on sales of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Other noninterest expense
Recognized net actuarial loss (2)	(2,334)	(1,803)	(2,188)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(1,921)	(1,390)	(1,775)
Total reclassifications for the period, before tax	$(6,484)	$(1,760)	$(1,936)

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

Basel III includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.00% and a fully phased-in capital conservation buffer of 2.5% of risk-weighted assets.  Further, the minimum ratio of Tier 1 capital to risk-weighted assets increased to 8.5% and all banks are subject to a 4.0% minimum leverage ratio.  The required Total risk-based capital ratio is 10.50%. Failure to maintain the required Common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

As of December 31, 2020, management believes that First Financial met all capital adequacy requirements to which it was subject. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table that follows. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the minimum requirement by $566.8 million on a consolidated basis at December 31, 2020.
92 First Financial Bancorp 2020 Annual Report

The following tables present the actual and required capital amounts and ratios as of December 31, 2020 and 2019 under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules as of the year presented. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2020
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,325,922	11.82%	$785,338	7.00%	N/A	N/A
First Financial Bank	1,452,403	12.95%	784,807	7.00%	$728,749	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,368,818	12.20%	953,625	8.50%	N/A	N/A
First Financial Bank	1,452,507	12.96%	952,980	8.50%	896,922	8.00%

Total capital to risk-weighted assets
Consolidated	1,744,802	15.55%	1,178,007	10.50%	N/A	N/A
First Financial Bank	1,560,457	13.92%	1,177,211	10.50%	1,121,153	10.00%

Leverage
Consolidated	1,368,818	9.55%	573,526	4.00%	N/A	N/A
First Financial Bank	1,452,507	10.14%	573,094	4.00%	716,367	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2019
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,245,746	11.30%	$771,666	7.00%	N/A	N/A
First Financial Bank	1,333,978	12.11%	770,997	7.00%	$715,926	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,288,185	11.69%	937,023	8.50%	N/A	N/A
First Financial Bank	1,334,082	12.11%	936,211	8.50%	881,140	8.00%

Total capital to risk-weighted assets
Consolidated	1,475,813	13.39%	1,157,498	10.50%	N/A	N/A
First Financial Bank	1,399,817	12.71%	1,156,496	10.50%	1,101,425	10.00%

Leverage
Consolidated	1,288,185	9.58%	537,606	4.00%	N/A	N/A
First Financial Bank	1,334,082	9.93%	537,299	4.00%	671,623	5.00%

Share repurchases. In December 2020, First Financial's board of directors approved a stock repurchase plan, replacing the plan approved in 2019 which expired on December 31, 2020. The plan approved in 2020 will continue for two years and like the 2019 plan, authorizes the purchase of up to 5,000,000 shares of the Company's common stock. Under the 2019 plan, First Financial repurchased 880,000 shares at an average market price of $18.96 during 2020 and repurchased 2,753,272 shares at an
First Financial Bancorp 2020 Annual Report 93

Notes to Consolidated Financial Statements
average market price of $24.05 during 2019. Prior to the 2019 plan's expiration on December 31, 2020, it had 1,366,728 common shares available for repurchase. There were no share repurchases in 2018.

ATM Offering. In March 2017, First Financial initiated an "at-the-market" equity offering program to provide flexibility with respect to capital planning and to support future growth. First Financial was not active through the ATM program during the periods presented.

20. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense within salaries and employee benefits on the Consolidated Statements of Income of $7.7 million, $8.0 million and $6.2 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $9.1 million at December 31, 2020 and is expected to be recognized over a weighted average period of 1.92 years.

As of December 31, 2020, First Financial had two active stock-based compensation plans, the Amended and Restated 2012 Stock Plan and the 2020 Stock Plan. New awards may only be granted from the 2020 Stock Plan. At December 31, 2020, there were 4,311,365 shares available for issuance under the 2020 Stock Plan.

In April 2018, in conjunction with the MSFG merger, First Financial assumed existing MSFG stock options, which were converted into options to purchase 83,551 shares of First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. At December 31, 2020, 27,451 options were outstanding under the Plan, all of which expire on or before February 3, 2024.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2020, 2019 or 2018.

Stock option activity for the year ended December 31, 2020, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	37,856	$9.54
Granted	0	0.00
Exercised	(10,405)	6.92
Forfeited or expired	0	0.00
Outstanding at end of year	27,451	$10.53	2.53 years	$192
Exercisable at end of year	27,451	$10.53	2.53 years	$192

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2020	2019	2018
Total intrinsic value of options exercised	$86	$462	$734
Cash received from exercises	$72	$90	$284
Tax benefit from exercises	$1,776	$1,844	$1,439
94 First Financial Bancorp 2020 Annual Report

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2020		2019		2018
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	530,569	$27.19	462,446	$26.39	468,372	$21.63
Granted	503,311	18.62	395,023	26.55	303,930	28.94
Vested	(233,828)	26.07	(295,633)	24.94	(267,031)	20.94
Forfeited	(36,769)	23.79	(31,267)	28.63	(42,825)	26.38
Nonvested at end of year	763,283	$22.04	530,569	$27.19	462,446	$26.39

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2020, 2019 and 2018 was $6.1 million, $7.4 million and $5.6 million, respectively.

21. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2020	2019	2018
Numerator
Net income	$155,810	$198,075	$172,595

Denominator
Basic earnings per common share - weighted average shares	97,363,952	98,305,570	88,582,090
Effect of dilutive securities
Employee stock awards	729,146	545,901	514,680
Warrants	0	0	517,435
Diluted earnings per common share - adjusted weighted average shares	98,093,098	98,851,471	89,614,205

Earnings per share available to common shareholders
Basic	$1.60	$2.01	$1.95
Diluted	$1.59	$2.00	$1.93

First Financial had no warrants outstanding to purchase the Company's common stock as of December 31, 2020 or 2019. Warrants acquired in the MSFG merger were outstanding as of December 31, 2018 and represented the right to purchase 804,858 shares of First Financial's common stock at an exercise price of $10.62 per share. These warrants were exercised in January 2019.

If applicable, stock options and warrants with exercise prices greater than the average market price of the common shares are excluded from the computation of net income per diluted share, as they would be antidilutive.  Using the end of period price of the Company's common shares, there were no antidilutive options at December 31, 2020, 2019, or 2018.

As of December 31, 2020, 2019, and 2018, First Financial was authorized to issue 10,000,000 preferred shares; however, no preferred shares were issued or outstanding.
First Financial Bancorp 2020 Annual Report 95

Notes to Consolidated Financial Statements
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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2020
Financial assets
Cash and short-term investments	$251,359	$251,359	$251,359	$0	$0
Investment securities held-to-maturity	131,687	136,698	0	136,698	0
Other investments	133,198	133,198	837	122,953	9,408
Loans and leases	9,725,291	9,743,497	0	0	9,743,497
Accrued interest receivable	50,903	50,903	0	13,221	37,682

Financial liabilities
Deposits	12,232,003	12,238,058	0	12,238,058	0
Short-term borrowings	166,594	166,594	166,594	0	0
Long-term debt	776,202	774,674	0	774,674	0
Accrued interest payable	6,240	6,240	14	6,226	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2019
Financial assets
Cash and short-term investments	$257,639	$257,639	$257,639	$0	$0
Investment securities held-to-maturity	142,862	142,821	0	142,821	0
Other investments	125,020	125,020	699	123,821	500
Loans and leases	9,144,015	9,134,215	0	0	9,134,215
Accrued interest receivable	39,591	39,591	0	12,743	26,848

Financial liabilities
Deposits	10,210,229	10,209,790	0	10,209,790	0
Short-term borrowings	1,316,181	1,316,181	1,316,181	0	0
Long-term debt	414,376	414,937	0	414,937	0
Accrued interest payable	13,671	13,671	1,899	11,772	0

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

Loans held for sale. The fair value of the Company’s residential mortgage loans held for sale is determined on a recurring basis based on quoted prices for similar loans in active markets, and therefore, is classified as a Level 2 measurement.

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

Collateral dependent loans. Collateral dependent loans carried at fair value have been partially charged-off or receive specific allocations of the allowance for credit losses. For collateral dependent loans, fair value is generally based on real estate appraisals, a calculation of enterprise value or a valuation of business assets including equipment, inventory and accounts receivable. These loans had a principal amount of $45.3 million, with a valuation allowance of $13.5 million at December 31, 2020.

The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed third-party appraiser (Level 3). These appraisals may utilize a single valuation approach or a combination of approaches including the comparable sales approach and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Collateral is then adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and the client’s business, resulting in a Level 3 fair value classification. Collateral dependent loans are evaluated on a quarterly basis for additional write-downs and are adjusted accordingly.

Enterprise value is defined as imputed value for the entire underlying business. To determine an appropriate range of enterprise value, FFB relies on a standardized set of valuation methodologies that take into account future projected cash flows, market based multiples as well as asset values. Valuations involve both quantitative and qualitative considerations and professional judgments concerning differences in financial and operating characteristics in addition to other factors that may impact values over time (Level 3).

The value of business equipment is based on an outside appraisal, if deemed significant, or the net book value on the applicable borrower financial statements.  Likewise, values for inventory and accounts receivable collateral are based on borrower financial statement balances or aging reports on a discounted basis as appropriate (Level 3).

The fair value of collateral dependent loans is measured at fair value on a nonrecurring basis.  Any fair value adjustments are recorded in the period incurred as provision for credit losses on the Consolidated Statements of Income.

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

The financial assets and liabilities measured at fair value on a recurring basis, including those for which we elected the fair value option, were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2020
Assets
Investment securities available-for-sale	$103	$3,383,902	$40,575	$3,424,580
Loans held for sale	0	41,103	0	41,103
Interest rate derivative contracts	0	185,032	0	185,032
Foreign exchange derivative contracts	0	87,615	0	87,615
Total	$103	$3,697,652	$40,575	$3,738,330

Liabilities
Interest rate derivative contracts	$0	$186,124	$0	$186,124
Foreign exchange derivative contracts	0	87,615	0	87,615
Total	$0	$273,739	$0	$273,739

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2019
Assets
Investment securities available-for-sale	$100	$2,842,794	$9,190	$2,852,084
Loans held for sale	0	13,680	0	13,680
Interest rate derivative contracts	0	73,558	0	73,558
Foreign exchange derivative contracts	0	39,172	0	39,172
Total	$100	$2,969,204	$9,190	$2,978,494

Liabilities
Interest rate derivative contracts	$0	$73,750	$0	$73,750
Foreign exchange derivative contracts	0	39,172	0	39,172
Total	$0	$112,922	$0	$112,922
The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2020.

(dollars in thousands)	December 31, 2020	December 31, 2019
Beginning balance	$9,190	$14,715
Accretion (amortization)	1	(552)
Increase (decrease) in fair value	(17)	30
Purchases (settlements)	31,401	(5,003)
Ending balance	$40,575	$9,190

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2020
Assets
Collateral dependent loans
Commercial	$0	$0	$25,367
Commercial real estate	0	0	6,432

OREO	0	0	54

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2019
Assets
Collateral dependent loans
Commercial	$0	$0	$8,710
Commercial real estate	0	0	558

OREO	0	0	1,088

Fair value option. First Financial may elect to report most financial instruments and certain other items at fair value on an instrument-by instrument basis with changes in fair value reported in net income. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made.

The Company elected the fair value option for residential mortgage loans held for sale. This election allows for a more effective offset of the changes in fair values of the loans held for sale and the derivative financial instruments used to financially hedge them without having to apply complex hedge accounting requirements. As noted above, the fair value of the Company’s residential mortgage loans held for sale was determined based on quoted prices for similar loans in active markets.

The aggregate fair value of the Company’s residential mortgage loans held for sale as of December 31, 2020 and 2019 was $41.1 million and $13.7 million, respectively. The aggregate unpaid principal balance of the Company’s residential mortgage loans held for sale as of December 31, 2020 and 2019 was $35.5 million and $12.7 million, respectively. The resulting difference between the aggregate fair value and the aggregate remaining principal balance for loans for which the fair value option has been elected was $5.6 million and $0.9 million as of December 31, 2020 and 2019, respectively.

Changes in the estimated fair value of residential mortgage loans held for sale are reported as a component of Net gain from sales of loans in the Company’s consolidated statements of income. For the year ended December 31, 2020, the net gain from the change in fair value of the Company’s residential mortgage loans held for sale was $4.6 million. For the year ended December 31, 2019, the net gain from the change in fair value of the Company’s residential mortgage loans held for sale was insignificant.
First Financial Bancorp 2020 Annual Report 96

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

The Bannockburn transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $74.9 million and $18.4 million, respectively, and were subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values became available.  The fair value of assets acquired and liabilities assumed were considered final as of August 2020. Goodwill arising from the BGF acquisition was $58.0 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth and diversification. The goodwill is deductible for income tax purposes as the transaction is considered a taxable exchange.  For further detail, see Note 9 – Goodwill and Other Intangible Assets.

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

First Financial Bancorp 2020 Annual Report 97

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

First Financial Bancorp 2020 Annual Report 98

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

	Twelve months ended
	December 31,
(Dollars in thousands, except per share data) (Unaudited)	2018	2017
Pro Forma Condensed Combined Income Statement Information
Net interest income	$484,915	$454,579
Net income	$221,122	$130,402
Basic earnings per share	$2.27	$1.34
Diluted earnings per share	$2.25	$1.33

24. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2020	2019
Assets
Cash	$172,902	$55,869
Investment securities	1,388	1,116
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,346,009	2,272,991
Non-banks	9,559	8,260
Total investment in subsidiaries	2,355,568	2,281,251
Premises and equipment	1,328	1,344
Other assets	68,812	77,572
Total assets	$2,607,498	$2,424,652

Liabilities
Subordinated notes	$320,615	$171,983
Dividends payable	674	849
Other liabilities	4,139	4,115
Total liabilities	325,428	176,947
Shareholders’ equity	2,282,070	2,247,705
Total liabilities and shareholders’ equity	$2,607,498	$2,424,652

First Financial Bancorp 2020 Annual Report 99

Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands)	2020	2019	2018
Income
Interest income	$27	$30	$23
Noninterest income	272	191	0
Dividends from subsidiaries	81,725	196,800	107,340
Total income	82,024	197,021	107,363

Expenses
Interest expense	14,172	9,552	8,798
Salaries and employee benefits	8,004	8,169	6,413
Professional services	1,160	1,040	5,130
Other	5,163	6,599	5,648
Total expenses	28,499	25,360	25,989
Income before income taxes and equity in undistributed net earnings of subsidiaries	53,525	171,661	81,374
Income tax expense (benefit)	(6,145)	(5,975)	(6,687)
Equity in undistributed earnings (loss) of subsidiaries	96,140	20,439	84,534
Net income	$155,810	$198,075	$172,595

Comprehensive income	$191,151	$254,900	$153,670

First Financial Bancorp 2020 Annual Report 100

Notes to Consolidated Financial Statements
Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2020	2019	2018
Operating activities
Net income	$155,810	$198,075	$172,595
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(96,140)	(20,439)	(84,534)
Depreciation and amortization	712	584	194
Stock-based compensation expense	7,678	7,969	6,219
Deferred income taxes	(158)	1,255	739
(Decrease) increase in dividends payable	(175)	384	(10,500)
(Decrease) increase in other liabilities	(22)	(244)	9,979
Decrease (increase) in other assets	8,635	(7,187)	16,346
Net cash provided by (used in) operating activities	76,340	180,397	111,038

Investing activities
Capital contributions to subsidiaries	0	0	(3,000)
Net cash acquired (paid) in business combinations	0	(53,660)	11,353
Proceeds from sales and maturities of investment securities	0	264	0
Purchases of investment securities	0	(500)	0
Net cash (used in) provided by investing activities	0	(53,896)	8,353

Financing activities
(Decrease) increase in short-term borrowings	0	0	(8,333)
Proceeds from long-term borrowings	150,000	0	0
Cash dividends paid on common stock	(89,691)	(89,097)	(79,655)
Purchases of common stock	(16,686)	(66,218)	0
Proceeds from exercise of stock options, net of shares purchased	72	90	284
Other	(3,002)	(2,285)	(2,528)
Net cash provided by (used in) financing activities	40,693	(157,510)	(90,232)
Net increase (decrease) in cash	117,033	(31,009)	29,159
Cash at beginning of year	55,869	86,878	57,719
Cash at end of year	$172,902	$55,869	$86,878

101 First Financial Bancorp 2020 Annual Report

Quarterly Financial And Common Stock Data (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31
2020
Interest income	$130,029	$126,070	$129,360	$139,504
Interest expense	11,556	13,890	17,784	25,222
Net interest income	118,473	112,180	111,576	114,282
Provision for loan and lease losses	11,508	13,374	20,229	25,448
Noninterest income	61,515	49,499	42,725	35,384
Noninterest expenses	114,798	97,511	88,689	89,666
Income before income taxes	53,682	50,794	45,383	34,552
Income tax expense	5,370	9,317	7,990	5,924
Net income	$48,312	$41,477	$37,393	$28,628

Earnings per common share:
Basic	$0.50	$0.43	$0.38	$0.29
Diluted	$0.49	$0.42	$0.38	$0.29
Cash dividends paid per common share	$0.23	$0.23	$0.23	$0.23
Market price
High	$17.77	$15.15	$16.38	$25.52
Low	$12.07	$11.40	$11.52	$12.67

2019
Interest income	$147,651	$153,645	$154,523	$151,759
Interest expense	28,749	32,110	32,221	30,244
Net interest income	118,902	121,535	122,302	121,515
Provision for loan and lease losses	4,629	5,228	6,658	14,083
Noninterest income	36,768	33,140	34,638	26,827
Noninterest expenses	93,064	86,226	84,378	78,499
Income before income taxes	57,977	63,221	65,904	55,760
Income tax expense	9,300	12,365	13,201	9,921
Net income	$48,677	$50,856	$52,703	$45,839

Earnings per common share:
Basic	$0.49	$0.52	$0.54	$0.47
Diluted	$0.49	$0.51	$0.53	$0.47
Cash dividends paid per common share	$0.23	$0.23	$0.22	$0.22
Market price
High	$26.04	$25.49	$25.80	$28.56
Low	$23.24	$22.37	$22.16	$23.02

First Financial Bancorp common stock trades on the Nasdaq Stock Market under the symbol FFBC.
First Financial Bancorp 2020 Annual Report 102

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

The following table assumes $100 invested on December 31, 2015 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

300
250
200
150
100
50
0
15
16
17
18
19
20
First Financial Bancorp
KBW Regional Bank Index
Nasdaq Composite Index

	2015	2016	2017	2018	2019	2020
First Financial Bancorp	100.00	162.37	154.34	142.67	158.78	116.08
Nasdaq Composite Index	100.00	108.97	141.36	137.38	187.86	272.49
KBW Regional Bank Index	100.00	139.12	141.63	116.86	144.76	132.18

103 First Financial Bancorp 2020 Annual Report

SHAREHOLDER INFORMATION Annual Meeting of Shareholders The annual meeting of shareholders will be held on Tuesday, May 25, 2021, at 10:00 AM (EDT) via a virtual shareholder meeting. Common Stock Listing First Financial Bancorp’s common stock trades on the Nasdaq Stock Market (NASDAQ) under the symbol FFBC. Registrar and Transfer Agent Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at: Transfer Agent Computershare Shareholder Services P.O. Box 505000 Louisville, KY 40233 (800) 368-5948 Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at https://ir.bankatfirst.com/corporate-profile/default.aspx. Investor Relations Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings, as well as information on the Company’s corporate governance practices are available within the Investor Relations section of our website at https://ir.bankatfirst.com/ corporate-profile/default.aspx. Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact: James M. Anderson Chief Financial Officer First Financial Bancorp 255 East Fifth Street, 29th Floor Cincinnati, OH 45202 (513) 887-5400 Email: InvestorRelations@bankatfirst.com Securities and Exchange Commission Filings All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at https://ir.bankatfirst.com/ corporate-profile/default.aspx, or by contacting Investor Relations. These filings are also accessible on the SEC’s website at www.sec.gov.

First Financial Bancorp 2020 Annual Report 104

First Financial Bancorp First Financial Bank First Financial Center 255 East Fifth Street Suite 800 Cincinnati, OH 45202-4248 www.bankatfirst.com