Form 10-K, Exhibit 13
period 2021-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2022-02-18
CIK 708955

EXHIBIT 13

Moving forward... **together**

Annual Report
2021

fIRST
first financial bancorp

Annual Report 2021 Moving forward… together First First Financial Bancorp

Net Income
(dollars in millions)
$96.8
$172.6
$198.1
$155.8
$205.2
2017
2018
2019
2020
2021

Total Assets
(dollars in billions)
$8.9
$14.0
$14.5
$16.0
$16.3
2017
2018
2019
2020
2021

Archie M. Brown
President & Chief Executive Officer

Total Loans
(dollars in billions)
$6.0
$8.8
$9.2
$9.9
$9.3
2017
2018
2019
2020
2021

Total Deposits
(dollars in billions)
$6.9
$10.1
$10.2
$12.2
$12.9
2017
2018
2019
2020
2021

Diluted Earnings
Per Share
$1.56
$1.93
$2.00
$1.59
$2.14
2017
2018
2019
2020
2021

Return
On Assets
1.12%
1.37%
1.39%
1.00%
1.28%
2017
2018
2019
2020
2021

Return On Equity
10.78%
9.85%
9.11%
7.02%
9.08%
2017
2018
2019
2020
2021

2017 2018 2019 20212020 Net Income (dollars in millions) $172.6 $155.8 $96.8 $198.1 $205.2 2018 $8.8 2017 $6.0 2019 $9.2 2020 $9.9Total Loans (dollars in billions) 2021 $9.3 2018 $10.1 2017 $6.9 2019 $10.2 2020 $12.2 Total Deposits (dollars in billions) 2021 $12.9 2018 $14.0 2017 $8.9 2019 $14.5 2020 $16.0 Total Assets (dollars in billions) 2021 $16.3 2017 $1.56 2020 $1.59 2018 $1.93 2019 $2.00 Diluted Earnings Per Share 2021 $2.14 9.08% 20212017 2018 2019 2020 7.02% 10.78% 9.85% 9.11% Return On Equity 1.00% 20202017 1.12% 2018 1.37% 2019 1.39% Return On Assets 1.28% 2021 Archie M. Brown President & Chief Executive Officer

Dear Fellow Shareholders, As I look back on 2020, I recall how routinely the year began, as we prepared the previous year’s annual report to shareholders. We were coming off a strong 2019 performance and had developed solid strategic and execution plans that would set the direction for the coming 12 months. Or so we thought. At that same time, a novel coronavirus was migrating from country to country. Over the course of weeks, a health crisis became a pandemic, and economic disruption evolved into a global recession. By March, we launched our crisis management procedures, unaware that those conditions would remain the standard for the balance of the year. Everything that we once took for granted seemed to vanish overnight – daily commutes, the workplace, personal interactions, even handshakes and casual conversations. Everything seemed to change, except First Financial Bank’s commitment to our clients, communities, and each other. The pandemic forced us to limit access to our banking centers, so we adapted to serve our clients in creative ways, with a combination of in-person, remote, and digital solutions. We made tens of thousands of calls to check on the personal and financial wellbeing of our clients, and created relief programs to help those impacted by sudden financial challenges. These efforts complemented the swift action taken by the Federal Reserve and our national, state, and local governments. Although the impact of this health crisis was felt throughout the economy, our financial systems were strong and moved quickly to lessen the immediate impact of the pandemic. Much needed stimulus came in the form of a reduction in interest rates, the passing of the CARES Act, and the establishment of the Small Business Administration’s Payroll Protection Program, to name a few. Implementing these programs was challenging, complicated by the fact that we shifted 90 percent of our associates to remote work arrangements. This tested the mettle of our technology teams, our networks, and the ability of our associates to reimagine and redesign everyday tasks and processes on the fly. Not surprisingly, our teams demonstrated their innovation and implemented new programs without sacrificing the quality of their work and our commitment to customer service. Throughout 2020, First Financial produced solid earnings as a result of record revenue, disciplined credit and expense management, historic production from key lines of business like our Mortgage and Bannockburn Global Forex divisions, record Commercial and Industrial loan production, and assets under management in our Wealth Management division. Despite pandemic-related headwinds, our careful management of resources positions us well as we rebound from this historic event. Looking to 2021, we will focus on leveraging the goodwill we established over the past year, growing core client relationships, building greater confidence and trust with our clients, and becoming a more integral part of their day-to-day financial activities. We want our associates to thrive in all aspects of their lives, promoting positive outcomes for themselves and our company. To accomplish this, we are creating a more engaged workplace, one that celebrates our diversity and addresses the complete wellbeing of our associates. As always, we will continue to advocate for our clients, make a difference in our communities, break traditional industry norms, improve functionality, be good corporate stewards, and diligently manage credit. Great challenges reveal true character. Many of the individual acts of adaptation, commitment, and selflessness on the part of our First Financial associates will never be known. However, the willingness to work long hours at night, on weekends, under incredible deadlines and during unparalleled times is, to me, the epitome of leadership. Our associates gave their all for those in need. This is what makes me so proud of the First Financial team, and so honored to present you with the results of this incomparable year. Archie M. Brown President & Chief Executive Officer “ Despite pandemic-related headwinds, our careful management of resources positions us well as we rebound from this historic event.

dear fellow shareholders, By almost every measure, 2021 was a highly successful year for First Financial Bank. I’m incredibly proud of our team and deeply grateful for their resilience and commitment in the face of extraordinary challenges. Navigating the COVID-19 pandemic has helped us learn how to rapidly respond to changing conditions, and that adaptability is a strength and defining characteristic of First Financial Bank. In 2021, we took the lessons learned from the previous year and focused on delivering positive results for our clients and the Bank. We helped individuals, families, and businesses begin to work their way back from the financial and economic challenges of the pandemic. Because of those efforts, our clients and communities can begin to turn their attention to growth opportunities. This commitment also resulted in favorable financial performance for our Bank. We exceeded our net income targets, experienced impressive growth in deposit balances and strong fee income, and improved loan growth. Most importantly, we did this together, at a time when many of our associates were returning to the workplace. As it has been since the beginning of our pandemic response, safety was a top concern during this time of transition. Our adaptability served us well during the early stages of the pandemic, but we believe our associates and clients collectively benefit when we’re working together in person, sharing ideas, and feeding off the energy and diverse perspectives that each of us brings to work every day. This sense of community is foundational to our culture, and it helps us better serve our stakeholders. The results in this annual report reinforce this belief and are a testament to our team’s commitment and strength as we find ourselves again moving forward…together. Financial Management and Performance Our consistent approach to financial management has kept us competitive through prosperous times and in moments of crisis. Staying true to this principle helped us produce exceptional financial results in 2021, including a record level of net income totaling $205.2 million. Income from the Small Business Administration’s Paycheck Protection Program helped offset pressure from a historically low interest rate environment, while low credit costs drove strong earnings and reflected credit trends that improved dramatically over the course of the year. We successfully managed expenses, while continuing to invest in technology and rewarding our associates for our strong results. Funding costs were managed in a way that kept us competitive with clients without sacrificing financial results. Our capital ratios remain strong, and we delivered industry leading returns through aggressively repurchasing shares and maintaining our common dividend. Despite a record level of commercial loan paydowns in 2021, our Commercial Banking team generated loans in excess of $1.2 billion, 21 percent over 2020 results. Additionally, we experienced record fee income, validating our strategic focus on diversifying revenue streams. Our Bannockburn Global Forex division generated nearly $45 million in fees, up 14 percent over the previous year. And our Wealth Management team enjoyed a record year, surpassing $3.3 billion in managed assets and bringing in $24 million in fees. Disciplined credit administration resulted in excellent asset quality by the close of 2021. We fully executed on our stock repurchase plan by repurchasing approximately 4.6 million shares at an average price of $23.33. When combined with the common dividend, the share repurchases approximate a return to shareholders of 95.6% of yearly earnings. 125 CONSECUTIVE QUARTERS OF PROFITABILITY 158 YEARS OF STRENGTH & STABILITY 1first financial bank 2021 annual report
First Financial Bancorp 2021 Annual Report 1

We continue to focus on financial goals and targets by implementing scalable and consistent processes across the Bank, and through continuous investment in new growth initiatives. We remain committed to strong foundational performance in the following areas: • Continually pursuing opportunities for consistent organic growth in all lines of business, • Following a prudent corporate development and capital plan that ensures the safety and soundness of the Bank and optimizes long- term shareholder return, • Maintaining disciplined credit management by working together to achieve common goals and objectives for the benefit of the Bank, • And making sound investments to provide financial stability and fund new growth opportunities. Proudly Local Throughout 2021, we took steps to build an even stronger First Financial Bank, a company committed to cultivating and nurturing lifelong client relationships. This begins with our local connections. We are members of the communities we serve…neighbors to our clients. We provide businesses with access to the capital they need to keep our local economies vibrant. We know what’s important to them and what they need to succeed. Clients come to our financial centers for expert advice on consumer deposit solutions, mortgages, lending, wealth management services, business banking, and other financial wellness needs. In 2021, we refined our regional and district financial center structure to align physical and associate resources closer to our clients for better collaboration, communication, and information sharing. This connectivity helps us build stronger relationships that enable clients to thrive at every stage of their lives. By coupling this high-touch approach to customer service with our expanded and more robust digital banking suite, we offer clients the access and tools they need to better manage financial assets. First Financial Bank’s extensive network of ATMs and ITMs, online banking, mobile banking applications, online loan originations and e-signature technology provides clients the ability to engage with us whenever, wherever, and however they choose. We work more efficiently than other banks because we deliver local decision making and expertise in business and commercial banking, treasury management, wealth management, private and preferred banking, and lending solutions of all kinds. We call the shots…not an algorithm or a faceless committee 500 miles away. This makes us different. This is what we mean by being proudly local. A Diversified Client Experience Providing a full spectrum of core banking and specialty financial services enables us to meet the needs of consumers and businesses and makes us an attractive choice for current and potential investors. Just as importantly, our diversified specialty business offerings expand our ability to capitalize on opportunities during strong market conditions, while reducing our exposure to downturns in the face of economic headwinds. In 2021, we worked diligently to build new capabilities in our wealth management division, while creating a brand identity that exhibits the uniqueness of the clients we serve. With the launch of our Yellow Cardinal Advisory Group brand, we are offering clients expanded services, deeper industry knowledge through the addition of key talent, and digital capabilities that provide a more robust and holistic view of their holdings, transactions, and performance. Our Bannockburn Global Forex division produced record-setting foreign exchange fees in 2021. Bannockburn is a leading provider of capital markets trading, specializing in foreign currency advisory and hedge analytics, and providing a tailored perspective on market activity, direction, and strategy. 2 first financial bank 2021 annual report

2 First Financial Bancorp 2021 Annual Report

access to capital for businesses financial centers extensive network local connections deposit solutions expert advice mortgages & lending wealth management business banking ATMs & ITMs online banking mobile banking online loan origination Yellow Cardinal Advisory Group A Yellow Cardinal is one of the rarest occurrences in nature – literally one-in-a-million. Unique, just like you. With comprehensive wealth solutions for you, your family, and your business, we’re here to support the goals that set you apart. From the big picture to the most subtle detail – let us help you live your one-in-a-million life. Upstart Referral Network FFB joined the Upstart Referral Network to help deepen our knowledge of digital lending, and to increase lending opportunities for borrowers in the unsecured lending market. Upstart has been introduced throughout our Ohio, Kentucky, Indiana, and Illinois footprint, resulting in nearly $44 million in loan originations in 2021. 3

First Financial Bancorp 2021 Annual Report 3

FFB earned the highest overall rating of Outstanding from the Federal Reserve Board for our performance under the Community Reinvestment Act, based on our lending, investment and service levels from 2017-2020. Summit Funding Group • Fourth largest independent U.S. equipment leasing firm • Operates in all 50 states and in Canada • Exceptional industry reputation and brand recognition 4

4 First Financial Bancorp 2021 Annual Report

We also continue to explore opportunities to add market share and depth of services through mergers and strategic acquisitions. These opportunities could drive immediate growth in market share, financial resources and expertise, product and service capabilities, and geographic expansion while staying true to our corporate values. We took advantage of one such opportunity in December of 2021 with the acquisition of Summit Funding Group, the fourth largest independent equipment financing platform in the United States. As an independent subsidiary of First Financial, Summit Funding offers high-quality full payout and residual- based equipment leases through its two operating divisions – Middle Market and Vendor Finance. First Financial’s scale and product breadth, combined with Summit’s extensive leasing capabilities and leading nationwide position in the equipment finance sector, will enable both organizations to capitalize on significant growth opportunities. Committed to Our Associates The past year has underscored the importance of creating a workplace environment well suited to attract and retain talented people. There is a direct correlation between a person’s sense of wellbeing and their level of engagement in the workplace. We believe that when you bring “your best self” to work and experience support and respect from peers, you are more likely to succeed and remain engaged. As a result, we’ve made investments in leadership and development programs to provide our managers and associates with the tools and insights to help everyone on our team reach new levels of success and happiness. We’ve placed a premium on the development of our associates by helping them sharpen their existing abilities while providing access to career training and guidance to grow personally and professionally. By offering insightful learning and development resources, along with manager and leader training programs, we’re helping our team build skills and relationships to guide each associate along their respective career paths. We have established a Mentoring Program that is designed to empower associates of all experience levels to network across our organization and work in a mentor/mentee partnership to foster additional development goals. By connecting associates with internal career professionals who provide direction, development, coaching and feedback, we’re tapping into the diverse talents and expertise of our leaders to help create a stronger workforce. Committed to Our Communities First Financial exists to be a positive influence on our clients and communities alike. This is demonstrated by our commitment to serving all customers across the income spectrum, and by the generosity our associates display through the gifts of their time and treasure. We received the highest overall rating of Outstanding in 2021 from the Federal Reserve Board for our performance under the Community Reinvestment Act. We take great pride in this rating and the attributes for which we were recognized: • Our excellent record of serving the credit needs of low-income individuals and areas and very small businesses, • Acting as a leader in providing an excellent level of qualified community development investments and donations, • And for providing Retail Banking services that are accessible to neighborhoods and people from all income levels and businesses of different revenue sizes. We developed Your Money, Own It – a financial education program featuring webinars and in-person classes presented by First Financial associates. Through classes and self-guided learning tools, we help our communities better understand the fundamentals of personal money management, with topics on budgeting, home ownership, maximizing credit scores, paying down debt, protecting your identity, and retirement to name a few. The best part? All Your Money, Own It webinars and classes are totally free. 5first financial bank 2021 annual report
Our 2021 Fir

First Financial Bancorp 2021 Annual Report 5

The First Financial Foundation was established to help support programs and organizations that enhance and develop the communities in which we do business. In 2021, the First Financial Foundation contributed more than $2.2 million to our communities, with a particular focus on neighborhood development, workforce development and education, and culture and the arts. And our associates stepped up in heroic fashion in 2021 with direct support of our communities and neighbors. Our United Way Associate Giving Campaign was our most successful to date. More than 95 percent of First Financial associates pledged nearly $742,000 in support of United Way and its agencies throughout our communities. And, despite pandemic limitations, we logged nearly 12,000 volunteer hours this year, proving that we are truly woven into the communities we serve. Details of these efforts are chronicled in our 2020 Community Development report, which can be found on our website at www.bankatfirst.com. Corporate Responsibility Effective corporate social responsibility requires focused attention to an organization’s impact on its stakeholders. This year, we announced the appointment of Roddell McCullough to the newly created role of Chief Corporate Responsibility Officer. Roddell is the first person to serve in this position for the Bank and will lead our corporate responsibility strategy, focusing on community development; corporate governance; diversity, equity and inclusion; and sustainability. First Financial’s Diversity, Equity and Inclusion Program was developed in 2020 to further our goal of serving our communities, understanding needs, and making lives better. In 2021, 10 associates were selected as members of our first Diversity Council, which is responsible for bring our DEI plans to life. One highly successful initiative developed by the Diversity Council was our Unconscious Bias Training program, which had more than 90 percent participation from our associates. First Financial’s Supplier Diversity Program continues to provide greater opportunities for businesses that are owned by women, veterans, disabled persons, and minority members of our communities. We exceeded our goal of achieving 10 percent of our sourceable spending with diverse vendors in every quarter during 2021. As I reflect on these accomplishments, I am both proud and profoundly humbled by the level of commitment that was necessary to deliver these results. Behind this list of accomplishments are incredible efforts that were made by individuals and teams from every part of our company. Together, we moved First Financial Bank in a positive direction during 2021. I’m looking forward to the opportunities that are ahead of us as we build on these successes in 2022. Bank On Certification First Financial’s NoWorry Checking has received national Bank On certification from the Cities for Financial Empowerment (CFE) Fund for meeting Bank On National Account Standards for 2021- 2022. These standards require over 25 features for safe and affordable consumer transaction accounts. Archie M. Brown President & Chief Executive Officer 6 first financial bank 2021 annual report

6 First Financial Bancorp 2021 Annual Report

First Financial Bancorp 2021 Annual Report 7

leadership Board of Directors Claude E. Davis Board Chair, First Financial Bancorp President, Brixey and Meyer Capital William G. Barron Past Chairman and President William G. Barron Enterprises Vincent A. Berta Lead Independent Director Board of Directors of First Financial Bancorp President and Managing Director Covington Capital, LLC Cynthia O. Booth President and Chief Executive Officer COBCO Enterprises, LLC Archie M. Brown President and Chief Executive Officer First Financial Bancorp and First Financial Bank Corinne R. Finnerty Principal McConnell Finnerty PC Susan L. Knust Owner and President Omega Warehouse Services K.P. Properties William J. Kramer Vice President of Operations Valco Industries, Inc. John T. Neighbours Senior Advisor Celerant Capital Thomas M. O’Brien Founder of Simpactful Consulting Maribeth S. Rahe President and Chief Executive Officer Fort Washington Investment Advisors, Inc. Senior Management Archie M. Brown President and Chief Executive Officer James M. Anderson Chief Financial Officer Richard S. Dennen Chief Corporate Banking Officer John M. Gavigan Chief Operating Officer Gregory A. Harris President, Wealth Management & Affluent Banking William R. Harrod Chief Credit Officer Amanda N. Neeley Chief Consumer Banking & Strategy Officer James R. Shank Chief Internal Auditor Karen B. Woods General Counsel and Chief Risk Officer 8
8 First Financial Bancorp 2021 Annual Report

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	2021	2020	% Change
Earnings
Net interest income	$452,118	$456,511	(1.0)%
Net income	205,160	155,810	31.7%

Per Share
Net income per common share-basic	$2.16	$1.60	35.0%
Net income per common share-diluted	2.14	1.59	34.6%
Cash dividends declared per common share	0.92	0.92	0.0%
Tangible book value per common share (end of year)	12.26	12.93	(5.2)%
Market price (end of year)	24.38	17.53	39.1%

Balance Sheet - End of Year
Total assets	$16,329,141	$15,973,134	2.2%
Loans	9,288,299	9,900,970	(6.2)%
Investment securities	4,409,237	3,689,465	19.5%
Deposits	12,871,954	12,232,003	5.2%
Shareholders' equity	2,258,942	2,282,070	(1.0)%

Ratios
Return on average assets	1.28%	1.00%
Return on average shareholders' equity	9.08%	7.02%
Return on average tangible shareholders' equity	16.43%	12.97%
Net interest margin	3.27%	3.46%
Net interest margin (fully tax equivalent)	3.31%	3.51%

First Financial Bancorp 2021 Annual Report 9

2021 Financial Highlights

10 First Financial Bancorp 2021 Annual Report

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset backed loans	Form 10-K	First Financial Bancorp. Annual Report on Form 10-K
ACL	Allowance for credit losses	FRB	Federal Reserve Bank
AFS	Available-for-sale	GAAP	U.S. Generally Accepted Accounting Principles
ALLL	Allowance for loan and lease losses	GNMA	Government National Mortgage Association
Allowance	Collectively or individually, Allowance for credit losses and Allowance for loan and lease losses	HTC	Historic tax credit
AOCI	Accumulated other comprehensive income	HTM	Held-to-maturity
ASC	Accounting standards codification	Insignificant	Less than $0.1 million
ASU	Accounting standards update	IRLC	Interest Rate Lock Commitment
ATM	Automated teller machine	LIHTC	Low income housing tax credit
Bank	First Financial Bank	MBSs	Mortgage-backed securities
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	MSFG	MainSource Financial Group, Inc.
BGF or Bannockburn	Bannockburn Global Forex, LLC	N/A	Not applicable
Bp/bps	Basis point(s)	NII	Net interest income
BOLI	Bank owned life insurance	NMTC	New markets tax credit
CDs	Certificates of deposit	N/M	Not meaningful
CARES Act	Coronavirus Aid, Relief, and Economic Security Act	Oak Street	Oak Street Holdings Corporation
CECL	Current Expected Credit Loss	ODFI	Ohio Department of Financial Institutions
C&I	Commercial & industrial	OREO	Other real estate owned
CMOs	Collateralized mortgage obligations	PCA	Prompt corrective action
CRE	Commercial real estate	PCD	Purchase credit deteriorated
Company	First Financial Bancorp.	PCI	Prompt corrective action
DDA	Demand deposit account	PD	Probability of default
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act	PPP	Paycheck Protection Program
EAD	Exposure at Default	PPPLF	Paycheck Protection Program Liquidity Facility
ERISA	Employee Retirement Income Security Act	R&S	Reasonable and supportable
ERM	Enterprise Risk Management	ROU	Right-of-use
EVE	Economic value of equity	SEC	United States Securities and Exchange Commission
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	SFG or Summit	Summit Funding Group, Inc
FASB	Financial Accounting Standards Board	SOFR	Secured Overnight Financing Rate
FDIC	Federal Deposit Insurance Corporation	Topic 842	FASB ASC Topic 842, Leasing
FHLB	Federal Home Loan Bank	Special Assets	Special Assets Division
FHLMC	Federal Home Loan Mortgage Corporation	TDR	Troubled debt restructuring
First Financial	First Financial Bancorp.	TTC	Through the cycle
FNMA	Federal National Mortgage Association	USD	United States dollars

First Financial Bancorp 2021 Annual Report 11

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2021	2020	2019
Summary of operations
Interest income	$483,217	$524,963	$607,578
Tax equivalent adjustment (1)	6,091	6,529	6,328
Interest income tax – equivalent (1)	489,308	531,492	613,906
Interest expense	31,099	68,452	123,324
Net interest income tax – equivalent (1)	$458,209	$463,040	$490,582
Interest income	$483,217	$524,963	$607,578
Interest expense	31,099	68,452	123,324
Net interest income	452,118	456,511	484,254
Provision for credit losses	(18,121)	70,559	30,433
Noninterest income	171,506	189,123	131,373
Noninterest expenses	400,812	390,664	342,332
Income before income taxes	240,933	184,411	242,862
Income tax expense	35,773	28,601	44,787
Net income	$205,160	$155,810	$198,075

Per share data
Earnings per common share
Basic	$2.16	$1.60	$2.01
Diluted	$2.14	$1.59	$2.00
Cash dividends declared per common share	$0.92	$0.92	$0.90
Average common shares outstanding–basic (in thousands)	95,035	97,364	98,306
Average common shares outstanding–diluted (in thousands)	95,897	98,093	98,851

Selected year-end balances
Total assets	$16,329,141	$15,973,134	$14,511,625
Earning assets	13,941,829	13,651,843	12,392,259
Investment securities	4,409,237	3,689,465	3,119,966
Total loans and leases	9,288,299	9,900,970	9,201,665
Interest-bearing demand deposits	3,198,745	2,914,787	2,364,881
Savings deposits	4,157,374	3,680,774	2,960,979
Time deposits	1,330,263	1,872,733	2,240,441
Noninterest-bearing demand deposits	4,185,572	3,763,709	2,643,928
Total deposits	12,871,954	12,232,003	10,210,229
Short-term borrowings	296,203	166,594	1,316,181
Long-term debt	409,832	776,202	414,376
Shareholders’ equity	2,258,942	2,282,070	2,247,705

Select Financial Ratios
Average loans to average deposits (2)	76.15%	87.13%	88.59%
Net charge-offs to average loans and leases	0.26%	0.14%	0.33%
Average shareholders’ equity to average total assets	14.06%	14.30%	15.30%
Return on average assets	1.28%	1.00%	1.39%
Return on average equity	9.08%	7.02%	9.11%
Net interest margin	3.27%	3.46%	3.95%
Net interest margin (tax equivalent basis) (1)	3.31%	3.51%	4.00%
Dividend payout	42.59%	57.50%	44.78%
(1) Tax equivalent basis was calculated using a 21.0% tax rate.
(2) Includes loans held for sale.

12 First Financial Bancorp 2021 Annual Report

This annual report contains forward-looking statements. See the Forward-Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented by management to facilitate the understanding of the financial condition, cash flows, other changes in financial condition and results of operations of First Financial Bancorp. Management's discussion and analysis identifies trends and material changes that occurred during the reporting periods presented and should be read in conjunction with the Statistical Data, Consolidated Financial Statements and accompanying Notes.

Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings, total assets, liabilities and shareholders' equity.

EXECUTIVE SUMMARY

First Financial Bancorp. is a $16.3 billion financial holding company headquartered in Cincinnati, Ohio, which operates through its subsidiaries primarily in Ohio, Indiana, Kentucky and Illinois. These subsidiaries include First Financial Bank, an
Ohio-chartered commercial bank, which operated 139 full service banking centers as of December 31, 2021. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial,
Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance.
The Commercial Finance business lends into targeted industry verticals on a nationwide basis. Wealth Management had $3.4 billion in assets under management as of December 31, 2021 and provides the following services: financial planning, investment management, trust administration, estate settlement, brokerage services and retirement planning.

Additional information about First Financial, including its products, services and banking locations, is available on the Company's website at www.bankatfirst.com.

The major components of First Financial’s operating results for the previous three years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY

First Financial develops a competitive advantage by utilizing a local market focus to provide superior service and build long-term relationships with clients while helping them achieve greater financial success. First Financial serves a combination of metropolitan and community markets in Ohio, Indiana, Kentucky and Illinois through its full-service banking centers, and provides financing to franchise owners and clients within the financial services industry throughout the United States. First
Financial's investment in community markets is an important part of the Bank's core funding base and has historically provided stable, low-cost funding sources.

First Financial’s market selection process includes multiple factors, but markets are primarily chosen for their potential for long-term profitability and growth. First Financial intends to concentrate plans for future growth and capital investment within its current markets, and will continue to evaluate additional growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint. Additionally, First Financial may assess strategic acquisitions that provide product line extensions or additional industry verticals that complement its existing business and diversify its product suite and revenue streams.

BUSINESS COMBINATIONS

The transactions discussed in this section were accounted for using the acquisition method of accounting. Accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations.

In December 2021, the Company completed its acquisition of Summit Funding Group, Inc. and its subsidiaries. Summit was a privately held, full service, equipment financing company that originates, purchases, sells and services equipment leases to commercial businesses in the United States and Canada. Upon completion of the transaction, Summit became a subsidiary of the Bank and continues to operate as Summit Funding Group, taking advantage of its existing brand recognition within the equipment financing industry.
First Financial Bancorp 2021 Annual Report 13

Pursuant to the purchase agreement, First Financial agreed to acquire all of the issued and outstanding equity securities of Summit for aggregate consideration of approximately $127.1 million consisting of $113.5 million in cash and $10.0 million of First Financial common stock, and a $3.6 million earn-out payment. Pursuant to the purchase agreement, the “earn-out” payments are payable annually for each of the five years following the closing of the acquisition, contingent upon the results of Summit's operations. First Financial incurred expenses related to the Summit acquisition of $2.6 million during the year ended December 31, 2021.

The fair value measurements of assets acquired and liabilities assumed in the SFG acquisition were $185.8 million and $125.9 million, respectively, and included $42.3 million of financing leases and $73.9 million of operating leases. Given the timing of the transaction closing, acquisition accounting adjustments are considered preliminary at December 31, 2021. These fair value measurements are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available, and the measurement period ends in December 2022. Goodwill arising from the Summit acquisition was $63.0 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth with the expansion of the Bank's leasing business. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange.  For further detail, see Note 9 – Goodwill and Other Intangible Assets.

In August 2019, the Company acquired Bannockburn Global Forex, LLC, an industry-leading capital markets firm. The
Cincinnati-based company provides transactional currency payments, foreign exchange hedging and other advisory products to closely held enterprises, financial sponsors and financial institutions across the United States. Bannockburn became a division of the Bank and continues to operate as Bannockburn Global Forex, taking advantage of its existing brand recognition within the foreign exchange industry. The total purchase consideration was $114.6 million, consisting of $53.7 million in cash and $60.9 million of First Financial common stock. The transaction resulted in First Financial recording $57.5 million of goodwill on the Consolidated Balance Sheet, which reflects BGF's high growth potential and the expectation that the acquisition will provide additional revenue growth and diversification. The goodwill is deductible for income tax purposes as the transaction is considered a taxable exchange.

See Note 23 – Business Combinations in the Notes to Consolidated Financial Statements, for further discussion of these transactions.

COVID-19 CONSIDERATIONS

The Company's operations and financial results for the majority of 2021 and 2020 were substantially influenced by the
COVID-19 pandemic. At the onset of the pandemic, the Company updated operating protocols to continuously provide essential banking services, while prioritizing the health and safety of both its clients and associates. Banking centers offered drive through services without interruption, while lobbies were fully open or accessible to clients via appointment, conditional to virus trends at any point in time. Sales associates, support teams and management largely worked remotely.

The Company continued to prioritize the health and safety of clients and associates in 2021, although without the significant disruptions to our workforce that occurred in 2020. Banking centers offered drive through services without interruption, while lobbies were fully open and accessible to clients. Sales associates, support teams and management returned to corporate offices and operations centers in the second and third quarters of 2021.

To assist clients during the pandemic, the Company implemented distinct COVID-19 relief programs to provide payment deferrals and fee waivers, in addition to temporarily suspending vehicle repossessions and residential property foreclosures.
Further, the Company continuously monitored the actions of federal and state governments to proactively assist clients and ensure awareness of each financial assistance program available to them, while focusing internally on enhancing remote, mobile and online processes to better support a bank anytime, anywhere environment.

The Bank underwent a significant level of cross training and redeployment of associate resources to rapidly meet the influx of client requests in response to the passage of the CARES Act, the establishment of the Paycheck Protection Program and the approval of the Consolidated Appropriations Act. The Company's response to the PPP resulted in successes in providing customer relief, although the program and assistance had substantially wound down by the end of 2021. As such, the Company had outstanding PPP loans totaling $55.6 million in balances, net of $2.6 million of unearned fees, as of of December 31, 2021, compared to $594.6 million of PPP loans, net of $13.7 million of unearned fees, as of December 31, 2020.

14 First Financial Bancorp 2021 Annual Report

Further, as of December 31, 2021, the Company had $16.5 million in loans that were still in a payment deferral to provide relief to borrowers adversely impacted by the pandemic, compared to $320.2 million as of December 31, 2020. As provided in the CARES Act and subsequently amended by the Consolidated Appropriations Act, loan modifications in response to COVID-19 that were executed on a loan that was not more than 30 days past due as of December 31, 2019 and executed between March 1, 2020 and January 1, 2022 are not required to be reported as TDR.

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2021 was $205.2 million, resulting in earnings per diluted common share of $2.14. This compares to net income of $155.8 million and earnings per diluted common share of $1.59 in 2020. First Financial’s return on average shareholders’ equity for 2021 was 9.08%, compared to 7.02% for 2020, and First Financial’s return on average assets was 1.28% and 1.00% for 2021 and 2020, respectively.
Net interest income in 2021 decreased $4.4 million, or 1.0%, from 2020, to $452.1 million, primarily driven by lower yields earned on the loan and investment portfolios resulting from a lower interest rate environment. The net interest margin on a fully tax equivalent basis was 3.31% for 2021 compared to 3.51% in 2020.

Noninterest income decreased $17.6 million, or 9.3%, to $171.5 million during 2021 from $189.1 million in 2020. The decrease in 2021 was primarily driven by a decline in gains on sales of mortgage loans following record production in 2020.

Noninterest expense increased $10.1 million, or 2.6%, from $390.7 million in 2020 to $400.8 million in 2021. This increase was impacted by higher salaries and benefits directly related to the Company's financial performance, as well as higher data processing expenses, tax credit investment write-downs and legal settlement costs.

Income tax expense increased $7.2 million, or 25.1%, to $35.8 million in 2021 from $28.6 million in 2020, with the effective tax rate decreasing to 14.8% in 2021 from 15.5% in 2020. The lower effective tax rate in 2021 was primarily related to tax credit investments realized during the period.
Total loans decreased $612.7 million, or 6.2%, to $9.3 billion at December 31, 2021 from $9.9 billion at December 31, 2020, primarily driven by the runoff of PPP balances. Total deposits increased $640.0 million, or 5.2%, to $12.9 billion as of December 31, 2021 from $12.2 billion at December 31, 2020. This increase is attributed to an increase in consumer savings rates resulting from retaining stimulus payments, PPP loan proceeds and tax refunds.

The ACL was $132.0 million, or 1.42% of total loans at December 31, 2021, compared to $175.7 million, and 1.77% of total loans at December 31, 2020. In addition, First Financial recorded $19.0 million in provision recapture during 2021, compared to $70.8 million of provision expense in 2020, as the Company's classified asset balances declined $37.2 million, or 26.2%, and economic forecasts improved.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2021 vs. 2020. First Financial’s net income increased $49.4 million, or 31.7%, to $205.2 million in 2021, compared to net income of $155.8 million in 2020. The increase in 2021 was primarily related to a $89.8 million, or 126.9%, decrease in provision expense, which was partially offset by a $17.6 million, or 9.3%, decline in noninterest income, a $10.1 million, or 2.6%, increase in noninterest expenses, a $7.2 million, or 25.1%, increase in income tax expense, and a $4.4 million, or 1.0%, decrease in net interest income.

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

First Financial Bancorp 2021 Annual Report 15

Management’s Discussion and Analysis of Financial Condition and Results of Operations
For more detail, refer to the Net interest income, Noninterest income, Noninterest expenses, Income taxes and Asset quality and credit risk sections that follow.

NET INTEREST INCOME

First Financial’s net interest income for the years 2019 through 2021 is shown in Table 1 – Financial Summary.

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

For analytical purposes, net interest income is also presented in Table 1 – Financial Summary on a tax equivalent basis assuming a 21% marginal tax rate. Net interest income on a taxable equivalent basis adjusts for the tax-favored status of income from certain loans and securities held by First Financial that are not taxable for federal income tax purposes in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons. First Financial's tax equivalent net interest margin was 3.31%, 3.51% and 4.00% for 2021, 2020 and 2019, respectively.

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

Loan fees included in the interest income computation for 2021, 2020 and 2019 were $46.8 million, $32.8 million and $15.9 million, respectively. Interest income also included purchase accounting accretion of $12.3 million, $20.0 million and $26.8 million for 2021, 2020 and 2019, respectively.

2021 vs. 2020. Net interest income decreased $4.4 million, or 1.0%, from $456.5 million in 2020 to $452.1 million in 2021, as interest rates declined and purchase accounting accretion moderated during 2021. The tax equivalent yield on earning assets declined due to lower interest rates and more than offset an increase in average earning asset balances during the period. Additionally, PPP fees increased $12.6 million, or 73.3%, in 2021, partially offsetting the impact from a challenging interest rate environment.

Net interest margin on a fully tax equivalent basis decreased 20 bps to 3.31% for 2021 compared to 3.51% in 2020 as a decline in interest rates drove a 49 bp decline in asset yields. These lower rates more than offset higher earning asset balances and a 39 bp decline in funding costs.

Interest income declined $41.7 million, or 8.0%, in 2021 when compared to the prior year as the yield on earning assets declined to 3.54% from 4.03%, which more than offset the impact of higher earning asset balances. Average earning assets increased to $13.8 billion as of December 31, 2021 from $13.2 billion in 2020 as the Company invested excess liquidity into investment securities.

Interest expense decreased due to a 35 basis point decline in the cost of interest-bearing deposits and lower borrowing balances. The low interest rate environment drove the decline in the cost of interest-bearing deposits, which was 0.17% in 2021 compared to 0.52% for the same period in the prior year. Average borrowed funds declined $811.5 million in 2021, while the cost of these borrowed funds increased to 2.57% in 2021 from 1.82% during 2020. Both the decline in balances and the increase in rate were attributable to the repayment of PPPLF borrowings in 2021, which were used to fund PPP activity and carried a relatively modest interest rate of 0.35%.

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

16 First Financial Bancorp 2021 Annual Report

Net interest margin on a fully tax equivalent basis decreased 49 bps to 3.51% for 2020 compared to 4.00% in 2019 as a decline in interest rates drove a 97 bp decline in asset yields, which combined with higher earning asset balances to more than offset a
61 bp decline in funding costs.

Interest income decreased $82.6 million, or 13.6%, in 2020 when compared to 2019 as the yield on earning assets declined to 4.03% from 5.00%, which more than offset the impact of higher earning asset balances. The declining yield on earning assets resulted from an approximate 150 bp reduction in the fed funds target rate from December 31, 2019. Average earning assets increased to $13.2 billion as of December 31, 2020 from $12.3 billion in 2019 as loan balances grew largely due to PPP activity.

Interest expense decreased due to lower rates paid on deposits, the Company's aggressive and deliberate management of funding costs and lower borrowing balances. Lower interest rates led to a 52 bp decline in the cost of interest-bearing deposits, which was 0.52% in 2020 compared to 1.04% for the same period in the prior year. The cost of borrowed funds decreased to
1.82% in 2020 from 2.65% during 2019, reflecting the decline in interest rates and a shift to FRB long-term borrowings, which were used to fund PPP activity and carried an interest rate of 0.35%.

Table 2 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2021 change from 2020 due to			2020 change from 2019 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$(10,528)	$(35,788)	$(46,316)	$41,726	$(109,315)	$(67,589)
Investment securities (3)
Taxable	19,634	(14,210)	5,424	(6,725)	(9,654)	(16,379)
Tax-exempt	2,488	(3,652)	(1,164)	4,780	(2,696)	2,084
Total investment securities interest (3)	22,122	(17,862)	4,260	(1,945)	(12,350)	(14,295)
Interest-bearing deposits with other banks	(12)	(116)	(128)	150	(680)	(530)
Total	11,582	(53,766)	(42,184)	39,931	(122,345)	(82,414)

Interest expense
Interest-bearing demand deposits	234	(2,838)	(2,604)	518	(8,732)	(8,214)
Savings deposits	816	(3,926)	(3,110)	517	(14,668)	(14,151)
Time deposits	(2,964)	(18,809)	(21,773)	(777)	(13,968)	(14,745)
Short-term borrowings	(374)	(5,870)	(6,244)	(6,059)	(12,734)	(18,793)
Long-term debt	(15,810)	12,188	(3,622)	7,997	(6,966)	1,031
Total	(18,098)	(19,255)	(37,353)	2,196	(57,068)	(54,872)
Net interest income	$29,680	$(34,511)	$(4,831)	$37,735	$(65,277)	$(27,542)

(1) Tax equivalent basis was calculated using a 21.00% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes HTM securities, AFS securities and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2021, 2020 and 2019 are shown in Table 3 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2021 vs. 2020. Noninterest income decreased $17.6 million, or 9.3%, from $189.1 million in 2020 to $171.5 million in 2021. The decline was attributed to an $18.2 million, or 35.5%, decrease in Gain on sale of loans, an $8.3 million, or 92.2%, decrease in Unrealized gain (loss) on equity securities, a $5.3 million, or 116.6%, decrease on Sales of investment securities and a $2.4 million, or 23.1%, decrease in Client derivative fees. These declines were partially offset by a $5.4 million, or 13.8%, increase in Foreign exchange income, a $3.7 million, or 30.1%, increase in Other noninterest income, a $2.6 million, or 22.0%, increase in Bankcard income, a $2.5 million, or 11.7%, increase in Trust and wealth management fees, and a $2.4 million, or 8.3%, increase in Service charges on deposit accounts.
First Financial Bancorp 2021 Annual Report 17

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Gains on the sales of retail mortgage loans declined from record levels in the prior year, as loan demand softened and premiums moderated in 2021. Gains from sales of investment securities and unrealized gains on equity securities both declined in 2021 due to sales of Visa Class B shares and recording the remaining shares at fair value during 2020. Client derivatives fees declined from prior year as demand moderated in 2021 in line with a decrease in loan balances.

Partially offsetting those declines, Bannockburn produced record foreign exchange income in 2021 due to an increased demand for currency transactions, while other noninterest income increased due to an increase in limited partnership income and syndication fees during the period. In addition, wealth management, bankcard and service charge income all increased in 2021 as the economy began to recover from pandemic-related uncertainty.

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

Higher gain on sale of loans in 2020 was a result of record mortgage banking origination activity driven by historically low interest rates, while foreign exchange income was attributable to the full-year impact of the BGF acquisition, which closed in August of 2019 and generated record income in the back half 2020. The Company recorded net realized gain on sale of Visa Class B shares of $4.5 million during the year, driving the increase in gain on sale of investment securities, while the Company recorded unrealized gains on its remaining investment in Visa Class B shares of $8.8 million in noninterest income when recording those shares on the Consolidated Balance Sheet at their estimated fair value, resulting in the increase in unrealized gain on equity securities.

Service charges on deposit accounts declined during 2020 due to pandemic related fee waivers and lower transaction activity, while the decline in bankcard income was due to the full-year impact of the Durbin Amendment cap on interchange fees, which became applicable to First Financial in the third quarter of 2019, along with lower transaction volumes due to the pandemic.
Demand for back to back swaps slowed as loan growth moderated, resulting in lower client derivative fees during the year.

18 First Financial Bancorp 2021 Annual Report

Table 3 • Noninterest Income and Noninterest Expenses
	2021		2020		2019
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$31,876	8.3%	$29,446	(22.4)%	$37,939	8.1%
Trust and wealth management fees	23,780	11.7%	21,286	2.7%	20,728	3.7%
Bankcard income	14,300	22.0%	11,726	(37.6)%	18,804	(7.1)%
Client derivative fees	7,927	(23.1)%	10,313	(34.2)%	15,662	103.9%
Foreign exchange income	44,793	13.8%	39,377	408.8%	7,739	N/M
Net gains from sales of loans	33,021	(35.5)%	51,176	244.6%	14,851	144.6%
Unrealized gain (loss) on equity securities	702	(92.2)%	9,045	N/M	575	376.4%
Other	15,866	30.1%	12,191	(21.3)%	15,481	5.6%
Subtotal	172,265	(6.7)%	184,560	40.1%	131,779	27.3%
Net gain (loss) on sales/transfers of investment securities	(759)	(116.6)%	4,563	N/M	(406)	N/M
Total	$171,506	(9.3)%	$189,123	44.0%	$131,373	27.1%

Noninterest expenses
Salaries and employee benefits	$245,924	3.9%	$236,779	13.3%	$209,061	10.6%
Net occupancy	22,142	(4.8)%	23,266	(3.3)%	24,069	(0.6)%
Furniture and equipment	13,819	(7.7)%	14,968	(5.9)%	15,903	6.7%
Data processing	31,363	14.0%	27,514	25.7%	21,881	(22.1)%
Marketing	7,983	24.5%	6,414	(7.2)%	6,908	(9.1)%
Communication	2,930	(16.1)%	3,492	6.9%	3,267	3.2%
Professional services	11,676	17.2%	9,961	(11.5)%	11,254	(8.3)%
Debt extinguishment	0	(100.0)%	7,257	N/M	0	N/M
State intangible tax	4,256	(29.7)%	6,058	3.9%	5,829	40.4%
FDIC assessments	5,630	10.2%	5,110	159.0%	1,973	(50.3)%
Intangible assets amortization	9,839	(11.6)%	11,126	15.0%	9,671	31.4%
Other	45,250	16.9%	38,719	19.1%	32,516	12.8%
Total	$400,812	2.6%	$390,664	14.1%	$342,332	5.8%

NONINTEREST EXPENSES

2021 vs. 2020. Noninterest expenses increased $10.1 million, or 2.6%, in 2021 compared to 2020, primarily due to a $9.1 million, or 3.9%, increase in Salaries and employee benefits, a $3.8 million, or 14.0%, increase in Data processing expenses, a $1.7 million, or 17.2%, increase in Professional services, a $1.6 million, or 24.5%, increase in Marketing expenses, and a $6.5 million, or 16.9%, increase in Other noninterest expenses. These increases were partially offset by a $7.3 million, or 100.0% decrease in Debt extinguishment costs, a $1.8 million, or 29.7%, decrease in State intangible taxes, a $1.3 million, or 11.6%, decrease in Intangible asset amortization expense, a $1.1 million, or 7.7%, decrease in Furniture and equipment expenses and $1.1 million, or 4.8%, decrease in Net occupancy expenses.

Higher salaries and employee benefits in 2021 were driven by annual compensation adjustments and performance related incentives tied to the Company's financial results. Data processing and professional services increased in 2021 due to Company's continued investment in technology and expenses associated with the Summit acquisition, respectively, while marketing expenses increased due to an increase in events sponsored in 2021 compared to 2020, which was impacted by the pandemic.

Other noninterest expenses rose primarily as a result of an increase in tax credit investment write-downs in 2021, as well as $7.1 million of costs related to overdraft litigation settled during the year. Like many banks, First Financial has been the subject of lawsuits relating to overdraft fees. This type of litigation is time consuming and expensive in large part due to the amount of data to be sorted and disclosed, in some cases going back multiple years. During 2021, First Financial determined
First Financial Bancorp 2021 Annual Report 19

Management’s Discussion and Analysis of Financial Condition and Results of Operations
that it was in its best interest to settle lawsuits in the states of Indiana and Ohio and have signed settlement agreements that are being presented to the court for approval, resulting in higher litigation settlement expense in the year.

Debt extinguishment costs declined in 2021 as 2020 included $7.3 million of charges that did not recur in 2021 related to the prepayment of $120.0 million of higher cost long-term FHLB debt. The decline in net occupancy expenses in 2021 was primarily a result of branch consolidation efforts, while state intangible taxes decreased during the current year due to the state of Kentucky changing their taxation method from a franchise tax to an income tax. Additionally, intangible asset amortization declined in 2021 due to accelerated amortization on intangible assets associated with the MSFG merger in prior years, while furniture and equipment expenses declined in 2021 as certain assets became fully depreciated.

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

Higher salaries and employee benefits in 2020 were driven by performance related incentives and commissions, as well as higher healthcare costs and annual compensation adjustments. Noninterest expenses also increased as the Company incurred
$7.3 million of debt extinguishment costs related to the prepayment of $120.0 million of higher cost long-term FHLB debt as the Company strategically repositioned its funding mix to take advantage of its liquidity position. The increase in other noninterest expenses was primarily due to a $5.3 million increase in contributions made to the First Financial Foundation during 2020 as well higher write downs of tax credit investments, while data processing expenses increased as the Company continued to make strategic investments to enhance its digital capabilities and establish required PPP lending processes. FDIC assessments increased in 2020 due to the recognition of a $3.4 million small bank assessment credit from the FDIC in 2019.

INCOME TAXES

2021 vs. 2020. First Financial’s income tax expense in 2021 totaled $35.8 million compared to $28.6 million in 2020, resulting in effective tax rates of 14.8% and 15.5% for 2021 and 2020, respectively. The lower effective tax rate in 2021 was primarily related to an increase in tax credit activity during the year, partially offset by higher pre-tax income.

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

For further information on income taxes, see Note 15 – Income Taxes in the Notes to Consolidated Financial Statements.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBS. The investment portfolio is also managed with consideration to prepayment, extension and maturity risk. First Financial invests primarily in MBS issued by U.S. government agencies and corporations, such GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 55.5% and 52.9% of First Financial's investment securities portfolio as of December 31, 2021 and 2020, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees and whose realization is dependent on future principal and interest repayments. Prior to purchase, First Financial performs a detailed collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 44.5% and 47.1% of First Financial's investment securities portfolio as of December 31, 2021 and 2020, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB stock, FHLB stock and class B Visa shares.

20 First Financial Bancorp 2021 Annual Report

2021 vs. 2020. First Financial’s investment portfolio at December 31, 2021 totaled $4.3 billion, compared to $3.6 billion at December 31, 2020, and represented 26.4% of total assets at December 31, 2021. The $750.0 million, or 21.1%, increase in the investment portfolio during 2021 was primarily related to Company's strategic redeployment of balance sheet liquidity resulting from an increase in deposits.
First Financial classified $4.2 billion, or 97.7%, and $3.4 billion, or 96.3%, of investment securities as AFS at December 31, 2021 and 2020, respectively. First Financial classified $98.4 million, or 2.3%, and $131.7 million, or 3.7%, of investment securities as HTM at December 31, 2021 and 2020, respectively.

First Financial recorded a $21.0 million unrealized after-tax gain on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2021. This unrealized after-tax gain decreased $52.5 million in 2021 from a $73.6 million unrealized after-tax gain at December 31, 2020.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank was not meaningful as a percentage of the portfolio at either December 31, 2021 or December 31, 2020.

Investments in MBS securities, which include CMOs, represented 51.4% and 57.9% of First Financial's total investment portfolio at December 31, 2021 and 2020, respectively. MBS are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $1.1 billion as of December 31, 2021 and $912.4 million as of December 31, 2020, comprising 25.4% and 25.7% of the investment portfolio at December 31, 2021 and 2020, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $719.6 million, or 16.7% of the investment portfolio at December 31, 2021 and $481.9 million, or 13.5% of the investment portfolio at December 31, 2020. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions, in addition to debt securities issued by corporations, were $166.1 million, or 3.9% of the investment portfolio, at December 31, 2021 and $104.0 million, or 2.9% of the investment portfolio, at December 31, 2020.

The overall duration of the investment portfolio increased to 3.8 years as of December 31, 2021 from 3.2 years as of December 31, 2020. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

First Financial Bancorp 2021 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 4 • Investment Securities as of December 31
	2021		2020
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$34,776	0.8%	$103	0.0%
Securities of U.S. government agencies and corporations	79,117	1.8%	60	0.0%
Mortgage-backed securities-residential	724,137	16.8%	734,173	20.7%
Mortgage-backed securities-commercial	778,252	18.1%	662,673	18.6%
Collateralized mortgage obligations	709,622	16.5%	660,920	18.6%
Obligations of state and other political subdivisions	1,094,658	25.4%	912,429	25.7%
Asset-backed securities	719,581	16.7%	481,871	13.5%
Other securities	166,123	3.9%	104,038	2.9%
Total	$4,306,266	100.0%	$3,556,267	100.0%

The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2021 are shown in Table 5 – Investment Securities. Tax-equivalent adjustments using a rate of 21% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $214.8 million and $20.3 million at December 31, 2021 and 2020, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

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

22 First Financial Bancorp 2021 Annual Report

Table 5 • Investment Securities as of December 31, 2021
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	0	0.00%	46,362	2.34%	0	0.00%	0	0.00%
Collateralized mortgage obligations	1,967	1.75%	9,915	2.14%	0	0.00%	0	0.00%
Obligations of state and other political subdivisions	0	0.00%	639	3.02%	5,401	3.58%	2,886	2.23%
Other securities	0	0.00%	15,250	4.42%	16,000	4.95%	0	0.00%
Total	$1,967	1.75%	$72,166	2.76%	$21,401	4.60%	$2,886	2.23%

Available-for-Sale
U.S. treasuries	$101	1.97%	$0	0.00%	$34,675	1.32%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	79,117	1.74%	0	0.00%
Mortgage-backed securities-residential	9,744	0.62%	288,657	2.00%	336,948	1.66%	88,788	1.71%
Mortgage-backed securities-commercial	138,074	3.94%	436,556	3.52%	144,267	1.81%	12,993	2.04%
Collateralized mortgage obligations	127,494	2.39%	380,609	2.21%	137,581	2.07%	52,056	1.91%
Obligations of state and other political subdivisions	57,012	3.26%	276,695	2.84%	493,123	2.11%	258,902	2.00%
Asset-backed securities	43,901	2.93%	414,834	2.21%	249,443	2.07%	11,403	2.14%
Other securities	24,925	5.46%	87,793	5.42%	17,659	4.47%	4,496	4.08%
Total	$401,251	3.26%	$1,885,144	2.71%	$1,492,813	1.96%	$428,638	1.95%

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
First Financial Bancorp 2021 Annual Report 23

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

LOANS AND LEASES

2021 vs. 2020. Loans, excluding loans held for sale, totaled $9.3 billion at December 31, 2021, decreasing $612.7 million, or 6.2%, compared to December 31, 2020. C&I loans decreased $287.5 million, or 9.6%, largely due to the forgiveness of PPP loans originated in response to COVID-19. Construction real estate loans decreased $180.2 million, or 28.3%, while Commercial real estate loans decreased $81.2 million, or 1.9%. The decline in CRE loans was driven by the sale of $143.5 million of loans in the fourth quarter of 2021 in order to address various portfolio concentrations. Residential real estate loans declined $107.0 million, or 10.7%, and Home equity loans decreased $34.7 million, or 4.7%, as demand for these loans moderated in 2021. Partially offsetting these declines were increases in both installment loans and lease financing. Finance lease balances increased $36.6 million, or 50.2%, primarily due to the acquisition of $42.3 million of leases in the Summit acquisition. Installment loans increased $37.6 million, or 45.9%, during 2021 as a result of First Financial's partnership with Upstart lending, which sourced $43.8 million of loans during the year. Average loan balances, including loans held for sale, were $9.6 billion at December 31, 2021, a decrease of $262.4 million, or 2.7%, compared to December 31, 2020.

Table 6 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of all loans outstanding at December 31, 2021 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ACL, see the Asset Quality and Credit Risk section included in Management’s Discussion and Analysis.
24 First Financial Bancorp 2021 Annual Report

Table 6 • Loan Maturity/Rate Sensitivity
	December 31, 2021
	Maturity
		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Commercial & industrial	$704,058	$1,626,372	$386,415	$3,183	$2,720,028
Lease financing	30,133	74,467	5,024	0	109,624
Construction real estate	163,587	203,477	38,701	50,129	455,894
Commercial real estate	687,329	2,063,317	1,431,225	44,743	4,226,614
Residential real estate	35,639	117,635	313,007	429,788	896,069
Home equity	24,883	119,239	191,635	372,642	708,399
Installment	27,205	75,122	15,396	1,731	119,454
Credit card	0	0	0	52,217	52,217
Total	$1,672,834	$4,279,629	$2,381,403	$954,433	$9,288,299

		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Fixed rate
Commercial & industrial	$153,461	$252,689	$99,564	$1,265	$506,979
Lease financing	30,133	74,467	5,024	0	109,624
Construction real estate	6,805	566	3,436	41,900	52,707
Commercial real estate	105,840	289,597	75,303	1,847	472,587
Residential real estate	27,418	82,227	222,022	331,931	663,598
Home equity	13,070	51,688	72,346	22,671	159,775
Installment	23,480	73,602	15,270	1,625	113,977
Credit card	0	0	0	374	374
Total	$360,207	$824,836	$492,965	$401,613	$2,079,621

Variable rate
Commercial & industrial	$550,597	$1,373,683	$286,851	$1,918	$2,213,049
Lease financing	0	0	0	0	0
Construction real estate	156,782	202,911	35,265	8,229	403,187
Commercial real estate	581,489	1,773,720	1,355,922	42,896	3,754,027
Residential real estate	8,221	35,408	90,985	97,857	232,471
Home equity	11,813	67,551	119,289	349,971	548,624
Installment	3,725	1,520	126	106	5,477
Credit card	0	0	0	51,843	51,843
Total	$1,312,627	$3,454,793	$1,888,438	$552,820	$7,208,678

COMMITMENTS AND CONTINGENCIES

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  First Financial had commitments outstanding to extend credit totaling $4.0 billion and $3.4 billion at December 31, 2021 and 2020, respectively. This increase in commitments was driven by the Company's strong origination efforts during the year. As of December 31, 2021, loan commitments with a fixed interest rate totaled $129.2 million while commitments with variable interest rates totaled $3.8 billion. The fixed rate loan commitments have interest rates ranging from 0% to 21% for both
First Financial Bancorp 2021 Annual Report 25

December 31, 2021 and 2020 and have maturities ranging from less than 1 year to 30.9 years at December 31, 2021 and less than 1 year to 30.8 years at December 31, 2020.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial has issued letters of credit aggregating $41.1 million and $36.1 million at December 31, 2021, and 2020, respectively. Management conducts regular reviews of these instruments on an individual client basis.

First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $362.8 million and $242.4 million at December 31, 2021 and 2020, respectively.

First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2021, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments. First Financial had unfunded commitments related to tax credit investments of $72.5 million and $55.6 million at December 31, 2021 and 2020, respectively.

Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to other litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2021. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2021 or December 31, 2020.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

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

See Table 7 – Summary of the ACL and Selected Statistics for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2021 vs. 2020. Nonaccrual loans were $48.4 million, or 0.52% of total loans as of December 31, 2021. This represents a $32.4 million, or 40.1%, decline from $80.8 million as of December 31, 2020. The decline in nonaccrual loans was a result of strong resolution efforts during the year, in addition to risk rating upgrades as borrower performance improved since the beginning of the pandemic. Total nonperforming assets declined $29.0 million, or 32.6%, to $60.1 million at December 31, 2021 from $89.1 million at December 31, 2020. The decline in nonperforming assets was driven by the decline in nonaccrual loans as well as a $1.2 million decline in OREO balances, which was partially offset by a $4.5 million increase in accruing TDRs.

Classified asset balances declined $37.2 million, or 26.2%, to $104.8 million at December 31, 2021 from $142.0 million at December 31, 2020. The improvement in classified asset balances during 2021 was driven by strong resolution efforts during the year, including the loan sales, as well as an improvement in general economic conditions.
26 First Financial Bancorp 2021 Annual Report

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

Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered therein. These adjustments are commonly known as the Qualitative Framework. The evaluation of these factors is the responsibility of the ACL committee, which is comprised of senior officers from the risk management, credit administration, finance and lending areas.

See Table 7 – Summary of the ACL and Selected Statistics for a summary of activity impacting the ACL and Table 13 – Allocation of the ACL for detail on its composition.

2021 vs. 2020. The ACL at December 31, 2021 was $132.0 million, or 1.42% of loans, which was a $43.7 million, or 24.9%, decrease from $175.7 million, and 1.77% of loans at December 31, 2020. Provision expense decreased $89.8 million, or 126.9%, to $19.0 million of provision recapture in 2021 from $70.8 million of provision expense in 2020. The ACL and corresponding provision expense was elevated in 2020 due to the adverse economic impact of COVID-19, however, the ACL declined in 2021 as the Company's economic outlook and credit trends improved.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model as of December 31, 2021. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, slower prepayment speeds and increased default rates. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress related to the COVID-19 pandemic, such as franchise, hotel and investor commercial real estate lending when making qualitative adjustments to the ACL model.

Net charge-offs increased $10.4 million, or 72.9%, to $24.7 million for 2021 compared to $14.3 million for 2020, while the ratio of net charge-offs as a percentage of average loans outstanding increased to 0.26% in 2021 from 0.14% in 2020. This increase in net charge-offs was primarily driven by the sale of $133.8 million of hotel loans in 2021, which resulted in $9.2 million of additional net charge-offs. This loan sale was executed to address various portfolio concentrations.

The ACL as a percentage of nonaccrual loans was 272.8% at December 31, 2021 and 217.6% at December 31, 2020. The increase in this ratio was attributed to the decline in nonaccrual loans during the period, which more than offset the decrease in the ACL. The ACL as a percentage of nonperforming loans, including accruing TDRs was 220.0% at December 31, 2021 compared with 200.0% at December 31, 2020.

Provision expense is a product of the Company's ACL model combined with net charge-off activity during the period. Provision expense decreased $89.8 million during 2021 as the Company recorded $19.0 million of provision recapture during the period compared to $70.8 million of provision expense in 2020.

The ACL on unfunded commitments was $13.4 million as of December 31, 2021 and $12.5 million as of December 31, 2020.
Additionally, First Financial recorded $0.9 million of provision expense on unfunded commitments for the year ended
December 31, 2021 compared to $0.2 million of provision recapture for the same period of 2020. The increases in both the ACL and provision expense on unfunded commitments were driven by an increase in the volume of outstanding commitments due to strong origination efforts during 2021.

See Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements for further discussion of First
First Financial Bancorp 2021 Annual Report 27

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Financial's ACL.
28 First Financial Bancorp 2021 Annual Report

For further discussion of First Financial's ACL, see Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements.

Table 7 • Summary of the ACL and Selected Statistics
(Dollars in thousands)	2021	2020	2019	2018	2017
Transactions in the allowance for credit losses:
Balance at January 1	$175,679	$57,650	$56,542	$54,021	$57,961
Day one adoption impact of ASC 326	0	61,505	0	0	0
Purchase accounting ACL for PCD	17	0	0	0	0
Provision for credit losses	(19,024)	70,796	30,598	14,586	3,582
Loans charged-off:
Commercial & industrial	15,620	5,345	26,676	11,533	10,194
Lease financing	0	852	162	0	0
Construction real estate	1,498	0	0	0	1
Commercial real estate	13,471	12,100	3,689	4,835	1,038
Real estate-residential	127	488	677	422	435
Home equity	1,073	1,541	2,591	1,725	913
Installment	334	148	223	435	225
Credit card	780	885	1,547	1,720	857
Total loans charged-off	32,903	21,359	35,565	20,670	13,663

Recoveries of loans previously charged-off:
Commercial & industrial	1,612	2,907	2,883	2,066	1,650
Lease financing	0	0	0	1	1
Construction real estate	3	17	68	146	89
Commercial real estate	4,785	2,262	1,113	4,106	2,719
Real estate-residential	228	381	273	211	215
Home equity	1,223	1,132	1,335	1,309	1,027
Installment	151	158	251	575	234
Credit card	221	230	152	191	206
Total recoveries	8,223	7,087	6,075	8,605	6,141
Net charge-offs	24,680	14,272	29,490	12,065	7,522
Balance at December 31	$131,992	$175,679	$57,650	$56,542	$54,021

Net charge-offs to average loans and leases
Commercial & industrial	0.50%	0.08%	0.95%	0.38%	0.47%
Lease financing	0.00%	1.07%	0.17%	0.00%	0.00%
Construction real estate	0.26%	0.00%	(0.01)%	(0.03)%	(0.02)%
Commercial real estate	0.20%	0.23%	0.07%	0.02%	(0.07)%
Real estate-residential	(0.01)%	0.01%	0.04%	0.03%	0.05%
Home equity	(0.02)%	0.05%	0.16%	0.06%	(0.02)%
Installment	0.20%	(0.01)%	(0.03)%	(0.15)%	(0.02)%
Credit card	1.13%	1.39%	2.81%	3.19%	1.44%
Total net charge-offs	0.26%	0.14%	0.33%	0.15%	0.13%

Nonperforming assets
Nonaccrual loans (2)	$48,392	$80,752	$48,165	$70,700	$24,082
Accruing troubled debt restructurings	11,616	7,099	11,435	16,109	17,545
Total nonperforming loans	60,008	87,851	59,600	86,809	41,627
Other real estate owned (OREO)	98	1,287	2,033	1,401	2,781
Total nonperforming assets	60,106	89,138	61,633	88,210	44,408
Accruing loans past due 90 days or more	137	169	201	63	61
Total underperforming assets	$60,243	$89,307	$61,834	$88,273	$44,469
Total classified assets	$104,815	$142,021	$89,250	$131,668	$87,293

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for credit losses	1.42%	1.77%	0.63%	0.64%	0.90%
Nonaccrual loans	0.52%	0.82%	0.52%	0.80%	0.40%
Nonperforming loans (1)	0.65%	0.89%	0.65%	0.98%	0.69%
Allowance for credit losses to nonaccrual loans	272.76%	217.55%	119.69%	79.97%	224.32%
Allowance for credit losses to nonperforming loans	219.96%	199.97%	96.73%	65.13%	129.77%
(1) Includes loans classified as nonaccrual and troubled debt restructurings.
(2) Nonaccrual loans include nonaccrual TDRs of $16.0 million, $14.7 million, $18.5 million, $22.4 million, and $6.4 million, as of December 31, 2021, 2020, 2019, 2018, and 2017, respectively.
First Financial Bancorp 2021 Annual Report 29

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 8 • Allocation of the ACL
	December 31,
	2021		2020		2019		2018		2017
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$44,052	29.3%	$51,454	30.4%	$18,584	32.6%	$18,746	28.5%	$17,598	31.8%
Lease financing	1,633	1.2%	995	0.8%	971	0.8%	1,130	1.1%	675	1.5%
Real estate – construction	11,874	4.9%	21,736	6.4%	2,381	5.0%	3,413	6.2%	3,577	7.8%
Real estate – commercial	53,420	45.5%	76,795	43.5%	23,579	42.6%	21,048	42.5%	20,930	41.4%
Real estate – residential	6,225	9.6%	8,560	10.1%	5,299	10.3%	4,964	10.8%	4,683	7.8%
Installment, home equity & credit card	14,788	9.5%	16,139	8.8%	6,836	8.7%	7,241	10.9%	6,558	9.7%
Total	$131,992	100.0%	$175,679	100.0%	$57,650	100.0%	$56,542	100.0%	$54,021	100.0%

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

2021 vs. 2020. First Financial's total deposits increased $640.0 million, or 5.2%, to $12.9 billion as of December 31, 2021 from $12.2 billion at December 31, 2020. This increase was driven by an increase in noninterest bearing deposits of $421.9 million, or 11.2%, an increase in savings deposits of $476.6 million, or 12.9%, and an increase in interest-bearing checking deposits of $284.0 million, or 9.7%. These increases were partially offset by a $542.5 million, or 29.0%, decline in time deposits. Total non-time deposit balances were $11.5 billion as of December 31, 2021 and $10.4 billion as of December 31, 2020.
30 First Financial Bancorp 2021 Annual Report

Total average deposits for 2021 increased $1.3 billion, or 11.4%, from 2020 primarily due to an increase in average noninterest bearing deposits of $694.6 million, or 21.0%, an increase in average interest-bearing demand deposits of $362.1 million, or 13.8%, and an increase in average savings deposits $804.8 million, or 24.7%, partially offset by a decrease in average time deposits of $566.3 million, or 26.1%. The year-over-year growth in average deposits was largely attributable to customers retaining stimulus payments, PPP loan proceeds and tax refunds.

Table 9 – Uninsured Deposits-Maturities of Time Deposits Greater Than or Equal to $250,000 details the contractual maturity of deposits that are not FDIC insured. Time Deposits Greater Than or Equal to $250,000 represent 1.5% and 1.8% of total deposits outstanding at December 31, 2021 and 2020 respectively.

Table 9 • Uninsured Deposits-Maturities of Time Deposits Greater than or Equal to $250,000
(Dollars in thousands)	CDs	IRAs	Total
December 31, 2021
Maturing in
3 months or less	$37,198	$2,274	$39,472
3 months to 6 months	46,053	1,215	47,268
6 months to 12 months	51,377	4,571	55,948
over 12 months	49,945	2,993	52,938
Total	$184,573	$11,053	$195,626

December 31, 2020
Maturing in
3 months or less	59,960	2,610	$62,570
3 months to 6 months	37,064	851	37,915
6 months to 12 months	49,996	3,912	53,908
over 12 months	60,691	5,371	66,062
Total	$207,711	$12,744	$220,455

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

2021 vs. 2020. Short-term borrowings increased $129.6 million, or 77.8%, to $296.2 million at December 31, 2021, from $166.6 million at December 31, 2020.

First Financial utilizes short-term borrowings and long-term advances from the FHLB as wholesale funding sources. First Financial had $225.0 million of short-term borrowings from the FHLB at December 31, 2021 compared to none at December 31, 2020. Short term borrowings also included repurchase agreements of $51.2 million and $126.6 million at December 31, 2021 and 2020, respectively. The Company had no federal funds purchased as of December 31, 2021 compared to $40.0 million at December 31, 2020.

Total long-term debt was $409.8 million and $776.2 million at December 31, 2021 and 2020, respectively. Outstanding subordinated debt totaled $313.2 million and $321.4 million as of December 31, 2021 and 2020, respectively. The Company issued $150.0 million of fixed to floating rate subordinated notes in the second quarter of 2020. The subordinated debt is treated as Tier 2 capital for regulatory capital purposes and also included unamortized valuation and debt issuance costs of $8.6 million and $9.3 million as of December 31, 2021 and 2020, respectively.

Additionally, in conjunction with the acquisition of Summit, First Financial assumed $96.4 million in outstanding long-term borrowings at December 31, 2021. These outstanding long-term borrowings consisted of $23.0 million of lines of credit with
First Financial Bancorp 2021 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations
other banks utilized to operate the business and carried an average interest rate of 2.77%. Additionally, acquired long term borrowings included $73.4 million of term notes, both with and without recourse, with an average interest rate of 4.09%, that were used to finance Summit's equity investment in the purchase of equipment to be leased to customers. Shortly after year-end, First Financial paid off and terminated the outstanding bank lines of credit acquired in the Summit transaction and anticipates paydowns of the existing term loans in 2022.

The Company had no FRB advances from the PPPLF included in long-term borrowings as of December 31, 2021 compared to $435.0 million as of December 31, 2020. The PPPLF was established by the Federal Reserve to supply a source of liquidity and term financing to financial institutions participating in the PPP. These borrowings carried an interest rate of 0.35% and were secured by the Company's PPP loans.

The Company also had no FHLB long-term advances as of December 31, 2021, compared to $20.0 million at December 31, 2020. First Financial's total remaining borrowing capacity from the FHLB was $1.4 billion at December 31, 2021. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $5.8 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMOs, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2021.

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

First Financial has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December, 2022. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2021, First Financial had an outstanding balance of $20.0 million. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2021.

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, negatively impacting financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2021 were as follows:

	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $5.8 billion of certain eligible residential, commercial and farm real estate loans, home equity lines of credit and government, agency and CMBS investments as collateral for borrowings from the FHLB as of December 31, 2021.
32 First Financial Bancorp 2021 Annual Report

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as AFS totaled $4.2 billion and $3.4 billion at December 31, 2021 and 2020, respectively. HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2021 and 2020, the Company had no HTM securities maturing within one year.

Other sources of liquidity include cash and due from banks and interest-bearing deposits with other banks. At December 31, 2021, these balances totaled $434.8 million, and First Financial had unused and available overnight wholesale funding sources of $4.8 billion, or 29.5% of total assets, to fund loan and deposit activities in addition to general corporate requirements.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from the Bank totaled $200.0 million, $80.0 million and $196.8 million for 2021, 2020 and 2019, respectively. As of December 31, 2021, the bank had retained earnings of $722.2 million, of which $166.2 million was available for distribution to First Financial without prior regulatory approval. As an additional source of liquidity, First Financial had $49.7 million in cash at the parent company as of December 31, 2021.

Share repurchases also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures, such as banking center expansion, remodeling and technology investments, were $15.3 million for 2021, $16.5 million for 2020 and $20.9 million for 2019. Material commitments for capital expenditures as of December 31, 2021, were $33.7 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other trends, events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

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

Basel III includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0% and a fully phased-in capital conservation buffer of 2.5% of risk-weighted assets. Further, the minimum ratio of Tier 1 capital to risk-weighted assets is 8.5% and all banks are subject to a 4.0% minimum leverage ratio, while the minimum Total risk-based capital ratio is 10.5%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's tier 1 capital decreased to 11.22% at December 31, 2021 from 12.20% at December 31, 2020, while the total capital ratio decreased to 14.10% from 15.55% during the same period. The leverage ratio decreased to 8.70% at December 31, 2021,compared to 9.55% at December 31, 2020, while the Company’s tangible common equity ratio decreased to 7.58% at December 31, 2021 from 8.47% at December 31, 2020. The decline in the Company's capital ratios during 2021 was primarily driven by the acquisition of Summit and share repurchases during the year.

As of December 31, 2021, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2021 and 2020, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for
First Financial Bancorp 2021 Annual Report 33

Management’s Discussion and Analysis of Financial Condition and Results of Operations
prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2021, see Note 19 – Capital in the Notes to Consolidated Financial Statements.

Table 10 • Capital Adequacy
	December 31,
(Dollars in thousands)	2021	2020
Consolidated capital calculations
Common stock	$1,640,358	$1,638,947
Retained earnings	837,473	720,429
Accumulated other comprehensive loss	(433)	48,664
Treasury stock, at cost	(218,456)	(125,970)
Total shareholders' equity	2,258,942	2,282,070
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,105,116)	(1,015,132)
Total tangible equity	$1,153,826	$1,266,938
Total assets	$16,329,141	$15,973,134
Goodwill and other intangibles	(1,105,116)	(1,015,132)
Total tangible assets	$15,224,025	$14,958,002
Common tier 1 capital	$1,262,789	$1,325,922
Tier 1 capital	1,306,571	1,368,818
Total capital	1,642,549	1,744,802
Total risk-weighted assets	11,645,666	11,219,114
Average assets (1)	15,010,256	14,338,156

Regulatory capital
Common tier 1 ratio	10.84%	11.82%
Tier 1 ratio	11.22%	12.20%
Total capital ratio	14.10%	15.55%
Leverage ratio	8.70%	9.55%

Other capital ratios
Total shareholders' equity to ending assets	13.83%	14.29%
Total tangible shareholders' equity to ending tangible assets	7.58%	8.47%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 42.6%, 57.5% and 44.8% for the years 2021, 2020 and 2019, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2022, the board of directors authorized a dividend of $0.23 per common share, payable on March 15, 2022 to all shareholders of record as of March 1, 2022.

Share Repurchases. Effective January 2022, First Financial's board of directors approved a stock repurchase plan (the 2022 Repurchase Plan), replacing the 2020 Repurchase Plan which became effective in January 2021. The 2022 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2023.
34 First Financial Bancorp 2021 Annual Report

The 2020 Repurchase Plan was authorized in December of 2020, and replaced the 2019 Repurchase Plan, which expired on December 31, 2020. The 2020 Repurchase Plan authorized the repurchase of up to 5,000,000 shares of the Company's common stock. In 2021, First Financial repurchased 4,633,355 shares at an average market price of $23.33 under the 2020 Plan.

Under the 2019 Repurchase Plan, First Financial repurchased 880,000 shares at an average market price of $18.96 during 2020 and 2,753,272 shares at an average market price of $24.05 during 2019.

Shareholders' Equity. Total shareholders’ equity at both December 31, 2021 and December 31, 2020 was $2.3 billion.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2021 and 2020, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2021, assuming shifts in the significant assumptions:

	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$6,532	$(4,731)	N/A	N/A	$(639)	$1,379
Change in Pension Expense	231	(222)	$1,396	$(1,396)	(450)	585

Based upon the plan’s current funding status and updated actuarial projections for 2021, First Financial recorded expense related to its pension plan of $3.4 million for 2021, $2.5 million for 2020 and $1.0 million for 2019 in the Consolidated Statements of Income. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2021, 2020 or 2019 nor does it expect to make a cash contribution in 2022.

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

First Financial Bancorp 2021 Annual Report 35

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
•implementing and reviewing risk measurement techniques that management may use to establish the Company’s risk tolerance, assess risk likelihood and impact, main effective controls and analyze risk and control monitoring processes; and
•establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital.

Line of business-level objectives focus on why and where the particular business or business unit risk exists; how the business unit’s management of its risks affects the Company’s strategy, earnings, reputation and other key success factors; whether the line of business objectives are aligned with enterprise objectives, how effective internal procedures are integral to successful business operations , and whether internal controls and their maintenance are reliable.

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
36 First Financial Bancorp 2021 Annual Report

•ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring and control of risk;
•ensuring that adequate resources are dedicated to compliance and risk management; and
•ensuring that awareness of risk management activities is evident throughout the organization.

The board of directors has defined broad risk tolerance levels, or limits, to guide management in the decision-making process, and is responsible for establishing information and communication requirements to ensure that risk management activities remain within these tolerance limits. The risk and compliance committee, a standing committee of the board of directors, is responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (audit, compensation, corporate governance and nominating, and capital markets) oversee particular areas of risk governance assigned specifically to them.

Executive and Senior Management. Members of executive and senior management are responsible for managing risk activities and delegating risk authority and tolerance to the responsible risk owners.

Management must identify which processes and activities are critical to achieving the Company’s business objectives within tolerance levels.  Management must then delegate responsibility, authority and accountability to the appropriate risk owners who are responsible for ensuring that the respective processes and activities are designed and implemented to manage the related risks within those delegated tolerance levels. Management analyzes and monitors risk management performance with key risk indicator (KRI) and key performance indicator (KPI) dashboards.

Chief Risk Officer. The chief risk officer is responsible for the oversight of the Company’s ERM processes.  The chief risk officer may appoint other officers or establish other management committees as required for effective risk management and governance, including risk identification, risk measurement, risk monitoring, risk control or mitigation and risk reporting and assurance.  The chief risk officer is also responsible for the maintenance of procedures, methodologies and guidelines considered necessary to administer the ERM program.

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

Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program.  Managers, business line leaders and executives are responsible for developing the risk and control assessment for their individual departments, business lines and subsidiaries.  The chief risk officer, management and the board risk and compliance committee are responsible for ensuring that risk is viewed and analyzed from an enterprise-level global perspective. Furthermore, interrelated risks are considered, assessing how a single risk or event may create multiple risks.

Risk management programs, in each functional component and in aggregate, accomplish the following:

•identify risks and their respective owners;
•link identified risks and their mitigation to the Company's strategic objectives;
•evaluate the risks and their associated likelihood of occurrence and consequences;
•encourage employees in all units to develop a working understanding of upstream and downstream activities;
First Financial Bancorp 2021 Annual Report 37

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

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting and ongoing administration practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the board of directors.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 36% in its interest rate risk modeling as of December 31, 2021.
38 First Financial Bancorp 2021 Annual Report

First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2021, assuming immediate, parallel shifts in interest rates:

	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(4.62)%	8.55%	16.36%
NII - Year 2	(6.70)%	12.14%	22.82%
EVE	(9.10)%	6.40%	11.60%

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

First Financial was within policy limits set for the disclosed interest rate scenarios as of December 31, 2021. The projected results for NII and EVE reflected an asset sensitive position due to significant growth in low cost transactional deposits, which have replaced wholesale borrowings in the Company's funding mix. First Financial continues to manage its balance sheet with a bias toward modest asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2021 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	9.94%	7.15%	17.70%	15.01%
NII-Year 2	13.56%	10.71%	24.20%	21.45%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 11 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2021 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBS and CMO, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

First Financial Bancorp 2021 Annual Report 39

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 11 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2022	2023	2024	2025	2026	Thereafter	Total	2021
Rate sensitive assets
Fixed interest rate loans (1)	$375,759	$245,285	$232,079	$197,991	$152,213	$869,669	$2,072,996	$2,108,197
Average interest rate	4.06%	4.79%	4.70%	4.40%	4.36%	3.78%	4.14%
Variable interest rate loans (1)	1,323,413	969,489	1,041,841	643,965	851,411	2,282,674	7,112,793	7,093,396
Average interest rate	3.14%	3.27%	3.06%	2.99%	3.46%	3.25%	3.21%
Fixed interest rate securities	198,968	264,052	426,054	308,440	437,107	1,798,380	3,433,001	3,434,788
Average interest rate	3.01%	2.64%	2.40%	2.40%	2.42%	1.94%	2.22%
Variable interest rate securities	204,250	225,822	138,540	44,994	112,302	147,357	873,265	872,956
Average interest rate	3.48%	4.00%	3.25%	3.54%	2.45%	2.52%	3.29%
Other earning assets	214,811	0	0	0	0	0	214,811	214,811
Average interest rate	0.15%	0.00%	0.00%	0.00%	0.00%	0.00%	0.15%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$4,185,572	$0	$0	$0	$0	$0	$4,185,572	$4,185,572
Savings and interest-bearing checking (2)	7,356,119	0	0	0	0	0	7,356,119	7,356,119
Average interest rate	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%
Time deposits	1,131,574	83,589	50,983	32,569	31,352	196	1,330,263	1,327,876
Average interest rate	0.41%	0.60%	0.65%	0.43%	0.63%	0.86%	0.44%
Fixed interest rate borrowings	268,714	12,269	12,706	129,346	13,625	150,172	586,832	589,196
Average interest rate	0.76%	3.50%	3.50%	5.11%	3.50%	5.35%	3.07%
Variable interest rate borrowings	71,203	0	0	0	0	48,000	119,203	118,576
Average interest rate	0.55%	0.00%	0.00%	0.00%	0.00%	2.79%	1.45%

(1) Includes loans held for sale.
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

Liquidity risk is the potential that an entity will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain funding or that it cannot easily unwind or offset exposures without significantly lowering market prices because of inadequate market depth or market disruptions. Management focuses on maintaining and enhancing liquidity by maximizing collateral-based liquidity availability. First Financial manages liquidity in relation to the trend and stability of deposits; degree and reliance on short-term, volatile sources of funds, including any undue reliance on borrowings or brokered deposits to fund longer-term assets. Management identifies, measures, monitors and manages liquidity while seeking to maintain diversification of funding sources, both on- and off-balance-sheet.

In 2021, the Company continued to update liquidity risk management processes, such as refining the contingency funding plan, proactively meeting more frequently during the pandemic, securing additional contingent borrowing capacity, and developing additional ad-hoc liquidity reporting to monitor funding inflows and outflows related to the PPP funding and forgiveness. Management is closely monitoring the usage of excess business deposits, the balance of personal deposits and the broader macroeconomic environment. For further discussion of the Company's liquidity, please see the Liquidity section within Management's Discussion and Analysis.

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

40 First Financial Bancorp 2021 Annual Report

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

STRATEGIC AND REPUTATION RISK

Strategic risk represents the risk of loss due to failure to fully develop and execute business plans, failure to assess current and new business opportunities, markets and products, inability to effectively manage human capital risk factors such as satisfaction, engagement, attrition, retention, and diversity, equity and, inclusion (DEI) and any other event not identified in the defined risk types previously mentioned. Strategic risk focuses on analyzing factors that affect the direction of the institution or improper implementation of decisions

Reputation risk represents the risk of loss or impairment of earnings and capital from negative publicity. This affects the ability of First Financial to establish new relationships or services or to continue servicing existing relationships. Reputation risk is recognized by the effect that public opinion could have on First Financial's franchise value and has evolved in recent years with the growth in social media. First Financial also seeks to build social responsibility into its brand and has formed a corporate responsibility working group to develop an initial corporate social responsibility (CSR) report, which will highlight First Financial’s efforts, goals, and plans to help the environment and our communities.

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

CYBERSECURITY RISK

Cyber risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever-increasing probability. First Financial continues to be the target of various evolving and adaptive cyber attacks, including malware, phishing and distributed denial-of-service, in order to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. While standard security operations address most day-to-day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously enhance controls and processes to protect its networks and applications from attack, damage or unauthorized access. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Cybersecurity risk mitigation includes effectively identifying, protecting against, detecting, responding to and recovering from cyber threats.

In 2021, there were multiple high-profile, highly successful supply chain attacks across multiple industries. In December, the Cybersecurity and Infrastructure Security Agency announced a critical vulnerability in the logging utility maintained by the Apache Software Foundation which affects Log4j, which is part of the Java programming language and is widely used by well-known software vendors and manufacturers to operate enterprise applications and cloud services. Successful exploitation of the vulnerability can be used to deploy malicious software (e.g. ransomware), steal data and disrupt operations. First Financial has assessed the risk to internal operations, customers and consumers based upon the evolving information and has taken action to mitigate the risk from this vulnerability.

First Financial Bancorp 2021 Annual Report 41

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

FOURTH QUARTER REVIEW

For the three months ended December 31, 2021, the Company reported net income of $46.9 million, or $0.50 per diluted common share. These results compare to net income of $60.0 million, or $0.63 per diluted common share, for the third quarter of 2021 and $48.3 million, or $0.49 per diluted common share, for the fourth quarter of 2020. Return on average assets for the fourth quarter of 2021 was 1.16% compared to a return on assets of 1.49% in the third quarter of 2021 and 1.20% in the fourth quarter of 2020.

Loan balances declined $72.6 million from the third quarter of 2021 primarily due to declines in PPP and ICRE loans. Loan balances increased $148.8 million, or 6.3% on an annualized basis, excluding PPP forgiveness of $120.2 million, $143.5 million of CRE loan sales, and $42.3 million in Summit finance leases acquired during the quarter.

Net interest margin for the fourth quarter of 2021 was 3.19% or 3.23% on a fully tax-equivalent basis. This was a 9 basis point decrease from the third quarter of 2021, and was driven by a decline in PPP forgiveness fees and lower asset yields. Asset yields declined modestly during the quarter due to continued pressure from the low interest rate environment and the growth of the investment securities portfolio. The impact on the net interest margin from these changes was partially offset by an increase in other non-PPP loan fees during the quarter.

Noninterest income was $45.7 million and included record Bannockburn income of $12.8 million, as well as elevated Wealth management fees of $6.0 million. In addition, Other noninterest income increased 23.9% during the period due to a $1.2 million increase in syndication fees.

Noninterest expenses of $109.6 million, increased $10.5 million, or 10.6% during the quarter, primarily driven by incentive compensation tied to the Company's strong financial performance, Summit acquisition expenses, tax credit investment write-downs and legal settlements.

The ACL, including both funded and unfunded reserves, was $145.4 million at December 31, 2021, and the Company recorded $7.7 million in total provision recapture during the fourth quarter. The provision recapture was driven by a 36.7% decline in classified asset balances and improved economic forecasts. Net charge-offs as a percentage of loans increased to 32 basis points on an annualized basis for the fourth quarter. Higher net charge-offs were driven by $9.2 million of net charge-offs resulting from a $133.8 million hotel loan loan sale during the period, which was executed in order to address various portfolio concentrations.

CRITICAL ACCOUNTING ESTIMATES

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

For First Financial, these estimates and assumptions include accounting for the ACL - loans and leases, goodwill, pension and income taxes. The estimates and assumptions made are based upon historical experience, future forecasts, or other factors that management believes to be reasonable under the circumstances. Because of the nature of the judgment and assumptions, actual results could differ from estimates, which could have a material effect on our financial condition and results of operations.

42 First Financial Bancorp 2021 Annual Report

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

First Financial Bancorp 2021 Annual Report 43

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

44 First Financial Bancorp 2021 Annual Report

Statistical Information

	2021			2020			2019
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$2,790,733	$137,841	4.94%	$2,999,223	$143,720	4.79%	$2,505,615	$153,128	6.11%
Lease financing (2)	67,822	2,739	4.04%	79,882	3,769	4.72%	92,902	3,964	4.27%
Construction-real estate	575,883	18,743	3.25%	535,740	20,497	3.83%	491,503	26,637	5.42%
Commercial-real estate (2)	4,379,325	152,251	3.48%	4,317,396	177,038	4.10%	3,906,992	216,757	5.55%
Residential-real estate	971,692	40,275	4.14%	1,077,430	48,001	4.46%	1,025,394	47,635	4.65%
Installment and other consumer	854,780	34,906	4.08%	892,985	40,046	4.48%	926,129	52,539	5.67%
Total loans and leases	9,640,235	386,755	4.01%	9,902,656	433,071	4.37%	8,948,535	500,660	5.59%
Investment securities (3)
Taxable	3,271,601	79,213	2.42%	2,460,707	73,789	3.00%	2,684,973	90,168	3.36%
Tax-exempt (2)	841,639	23,193	2.76%	751,344	24,357	3.24%	603,902	22,273	3.69%
Total investment securities (3)	4,113,240	102,406	2.49%	3,212,051	98,146	3.06%	3,288,875	112,441	3.42%
Interest-bearing deposits with other banks	73,170	147	0.20%	78,943	275	0.35%	35,814	805	2.25%
Total earning assets	13,826,645	489,308	3.54%	13,193,650	531,492	4.03%	12,273,224	613,906	5.00%

Nonearning assets
Allowance for credit losses	(162,477)			(153,596)			(58,504)
Cash and due from banks	242,201			245,436			191,864
Accrued interest and other assets	2,165,991			2,243,654			1,804,135
Total assets	$16,072,360			$15,529,144			$14,210,719

Interest-bearing liabilities
Deposits
Interest-bearing demand	$2,988,359	$1,930	0.06%	$2,626,252	$4,534	0.17%	$2,326,193	$12,748	0.55%
Savings	4,065,654	4,122	0.10%	3,260,882	7,232	0.22%	3,027,725	21,383	0.71%
Time	1,601,295	8,383	0.52%	2,167,553	30,156	1.39%	2,223,429	44,901	2.02%
Total interest-bearing deposits	8,655,308	14,435	0.17%	8,054,687	41,922	0.52%	7,577,347	79,032	1.04%
Borrowed funds
Short-term borrowings	204,503	198	0.10%	590,903	6,442	1.09%	1,146,719	25,235	2.20%
Long-term debt	442,720	16,466	3.72%	867,798	20,088	2.31%	522,340	19,057	3.65%
Total borrowed funds	647,223	16,664	2.57%	1,458,701	26,530	1.82%	1,669,059	44,292	2.65%
Total interest-bearing liabilities	9,302,531	31,099	0.33%	9,513,388	68,452	0.72%	9,246,406	123,324	1.33%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	4,005,034			3,310,483			2,524,011
Other liabilities	504,988			484,628			265,623
Shareholders' equity	2,259,807			2,220,645			2,174,679
Total liabilities and shareholders' equity	$16,072,360			$15,529,144			$14,210,719
Net interest income and interest rate spread (fully tax equivalent)		$458,209	3.21%		$463,040	3.31%		$490,582	3.67%
Net interest margin (fully tax equivalent)			3.31%			3.51%			4.00%
Interest income and yield		$483,217	3.49%		$524,963	3.98%		$607,578	4.95%
Interest expense and rate		31,099	0.33%		68,452	0.72%		123,324	1.33%
Net interest income and spread		$452,118	3.16%		$456,511	3.26%		$484,254	3.62%
Net interest margin			3.27%			3.46%			3.95%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21% tax rate for 2020, 2019 and 2018.
(3) Includes HTM securities, AFS securities and other investments.
(4) Includes loans held-for-sale.
N/M = not meaningful
First Financial Bancorp 2021 Annual Report 45

Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2021, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2021, our internal control over financial reporting is effective based on those criteria.

As permitted, First Financial has excluded the operations of Summit Funding Group, Inc. acquired during 2021, which is described in Note 23 of the consolidated financial statements, from the scope of management’s report on internal control over financial reporting.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2021. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2021, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 18, 2022	February 18, 2022

46 First Financial Bancorp 2021 Annual Report

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2020 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326). The Company adopted the credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.

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

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and
First Financial Bancorp 2021 Annual Report 47

evaluating the design and operating effectiveness of internal control based on the assessed risk. As permitted, the Company has excluded the operations of Summit Funding Group, Inc. acquired during 2021, which is described in Note 23 of the consolidated financial statements, from the scope of management’s report on internal control over financial reporting. As such, it has also been excluded from the scope of our audit of internal control over financial reporting. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses - Refer to Notes 1, 2 and 6 to the financial statements

The allowance for credit losses (the “ACL”) is an accounting estimate of expected credit losses over the estimated life of financial assets carried at amortized cost and off-balance-sheet credit exposures in accordance with ASC 326. The standard requires a financial asset (or a group of financial assets), including the Company's loan portfolio, measured at amortized cost, to be presented at the net amount expected to be collected. Estimates of expected credit losses for loans are based on historical experience, current conditions and reasonable and supportable forecasts over the estimated life of the loans. In order to estimate the expected credit losses, the Company utilizes a loss estimation model.

Management quantitatively models expected credit loss using Probability of Default (“PD”), Loss Given Default (“LGD”), and Exposure at Default (“EAD”) over the Reasonable and Supportable (“R&S”) forecast, reversion and post-reversion periods. Utilizing third-party software, the Company forecasts PD by using transition matrices to evaluate when events are more or less likely to occur based on previous events. The transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts. Management utilizes third-party software for estimating LGD. The PD multiplied by LGD produces an expected loss rate that, when calculating the ACL, is applied to contractual loan cash flows, adjusted for expected future rates of principal prepayments. The Company adjusts its quantitative model for certain qualitative factors to reflect the extent to which management expects current conditions and R&S forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The qualitative framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base model. The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The ACL is influenced by loan volumes, risk rating migration, delinquency status and other conditions influencing loss expectations, such as reasonable and supportable forecasts of economic conditions.

The Allowance for Credit Losses for Loans was identified by us as a critical audit matter because of the extent of auditor judgment applied and significant audit effort to evaluate the significant subjective and complex judgments made by management. The principal considerations resulting in our determination included the following:

•Significant auditor judgment and effort were used in evaluating the qualitative factors used in the calculation.
48 First Financial Bancorp 2021 Annual Report

•Significant audit effort related to the completeness and accuracy of the high volume of data used in the model computation.

The primary procedures performed to address the critical audit matter included:

•Testing the effectiveness of management’s internal controls over the preparation and evaluation of the ACL calculation, significant model assumptions, development and reasonableness of qualitative factors, completeness and accuracy of data used in the calculation, systems used in the development of the estimate, and the appropriateness of the overall calculation.
•Substantively testing management’s process for developing qualitative factors and assessing relevance, and reliability of data used to develop factors, including evaluating management’s judgments and assumptions for reasonableness.
•Substantively testing the mathematical accuracy of the EAD model including the completeness and accuracy of loan data used in the model to estimate ACL.

Crowe LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Louisville, Kentucky
February 18, 2022

First Financial Bancorp 2021 Annual Report 49

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2021	2020
Assets
Cash and due from banks	$220,031	$231,054
Interest-bearing deposits with other banks	214,811	20,305
Investment securities available-for-sale, at fair value (amortized cost $4,180,589 at December 31, 2021 and $3,330,029 at December 31, 2020)	4,207,846	3,424,580
Investment securities held-to-maturity (fair value $99,898 at December 31, 2021 and $136,698 at December 31, 2020)	98,420	131,687
Other investments, at fair value	102,971	133,198
Loans held for sale, at fair value	29,482	41,103
Loans and leases
Commercial & industrial	2,720,028	3,007,509
Lease financing	109,624	72,987
Construction real estate	455,894	636,096
Commercial real estate	4,226,614	4,307,858
Residential real estate	896,069	1,003,086
Home equity	708,399	743,099
Installment	119,454	81,850
Credit card	52,217	48,485
Total loans and leases	9,288,299	9,900,970
Less: Allowance for credit losses	(131,992)	(175,679)
Net loans and leases	9,156,307	9,725,291
Premises and equipment	193,040	207,211
Operating leases	73,857	0
Goodwill	1,000,749	937,771
Other intangibles	88,898	64,552
Accrued interest and other assets	942,729	1,056,382
Total assets	$16,329,141	$15,973,134

Liabilities
Deposits
Interest-bearing demand	$3,198,745	$2,914,787
Savings	4,157,374	3,680,774
Time	1,330,263	1,872,733
Total interest-bearing deposits	8,686,382	8,468,294
Noninterest-bearing	4,185,572	3,763,709
Total deposits	12,871,954	12,232,003
Federal funds purchased and securities sold under agreements to repurchase	51,203	166,594
FHLB short-term borrowings	225,000	0
Other short-term borrowings	20,000	0
Total short-term borrowings	296,203	166,594
Long-term debt	409,832	776,202
Total borrowed funds	706,035	942,796
Accrued interest and other liabilities	492,210	516,265
Total liabilities	14,070,199	13,691,064

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2021 and in 2020	1,640,358	1,638,947
Retained earnings	837,473	720,429
Accumulated other comprehensive income (loss)	(433)	48,664
Treasury stock, at cost,10,132,554 shares in 2021 and 6,259,865 shares in 2020	(218,456)	(125,970)
Total shareholders' equity	2,258,942	2,282,070
Total liabilities and shareholders' equity	$16,329,141	$15,973,134

See Notes to Consolidated Financial Statements.

50 First Financial Bancorp 2021 Annual Report

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2021	2020	2019
Interest income
Loans and leases, including fees	$385,535	$431,657	$499,009
Investment securities
Taxable	79,212	73,789	90,168
Tax-exempt	18,323	19,242	17,596
Total interest on investment securities	97,535	93,031	107,764
Other earning assets	147	275	805
Total interest income	483,217	524,963	607,578
Interest expense
Deposits	14,435	41,922	79,032
Short-term borrowings	198	6,442	25,235
Long-term borrowings	16,466	20,088	19,057
Total interest expense	31,099	68,452	123,324
Net interest income	452,118	456,511	484,254
Provision for credit losses- loan and lease losses	(19,024)	70,796	30,598
Provision for credit losses- unfunded commitments	903	(237)	(165)
Net interest income after provision for credit losses	470,239	385,952	453,821

Noninterest income
Service charges on deposit accounts	31,876	29,446	37,939
Trust and wealth management fees	23,780	21,286	20,728
Bankcard income	14,300	11,726	18,804
Client derivative fees	7,927	10,313	15,662
Foreign exchange income	44,793	39,377	7,739
Net gain from sales of loans	33,021	51,176	14,851
Net gain (loss) on sales/transfers of investment securities	(759)	4,563	(406)
Unrealized gain (loss) on equity securities	702	9,045	575
Other	15,866	12,191	15,481
Total noninterest income	171,506	189,123	131,373

Noninterest expenses
Salaries and employee benefits	245,924	236,779	209,061
Net occupancy	22,142	23,266	24,069
Furniture and equipment	13,819	14,968	15,903
Data processing	31,363	27,514	21,881
Marketing	7,983	6,414	6,908
Communication	2,930	3,492	3,267
Professional services	11,676	9,961	11,254
Debt extinguishment	0	7,257	0
State intangible tax	4,256	6,058	5,829
FDIC assessments	5,630	5,110	1,973
Intangible assets amortization	9,839	11,126	9,671
Other	45,250	38,719	32,516
Total noninterest expenses	400,812	390,664	342,332
Income before income taxes	240,933	184,411	242,862
Income tax expense	35,773	28,601	44,787
Net income	$205,160	$155,810	$198,075

Earnings per common share
Basic	$2.16	$1.60	$2.01
Diluted	$2.14	$1.59	$2.00
Average common shares outstanding - basic	95,034,690	97,363,952	98,305,570
Average common shares outstanding - diluted	95,897,385	98,093,098	98,851,471

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2021 Annual Report 51

Consolidated Statements of Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2021	2020	2019
Net income	$205,160	$155,810	$198,075
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	(52,538)	32,312	51,959
Change in retirement obligation	4,066	3,029	4,649
Unrealized gain (loss) on derivatives	0	0	217
Unrealized gain (loss) on foreign currency exchange	(625)	0	0
Other comprehensive income (loss)	(49,097)	35,341	56,825
Comprehensive income	$156,063	$191,151	$254,900

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2021 Annual Report 52

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2019	104,281,794	$1,633,256	$600,014	$(44,408)	(6,387,508)	$(110,613)	$2,078,249

Impact of cumulative effect of adoption of new accounting principles			2,636	906			3,542
Net income			198,075				198,075
Other comprehensive income (loss)				56,825			56,825
Cash dividends declared:
Common stock at $0.90 per share			(89,476)				(89,476)
Purchase of common stock					(2,753,272)	(66,218)	(66,218)
Common stock issued in connection with business combinations		13,658			2,601,823	47,276	60,934
Warrant exercises		(7,830)			452,134	7,830	0
Exercise of stock options, net of shares purchased		(264)			20,424	354	90
Restricted stock awards, net of forfeitures		(6,018)			275,603	3,733	(2,285)
Share-based compensation expense		7,969					7,969
Balance at December 31, 2019	104,281,794	1,640,771	711,249	13,323	(5,790,796)	(117,638)	2,247,705

Impact of cumulative effect of adoption of new accounting principles			(56,882)				(56,882)
Net income			155,810				155,810
Other comprehensive income (loss)				35,341			35,341
Cash dividends declared:
Common stock at $0.92 per share			(89,748)				(89,748)
Purchase of common stock					(880,000)	(16,686)	(16,686)
Exercise of stock options, net of shares purchased		(140)			10,405	212	72
Restricted stock awards, net of forfeitures		(9,362)			400,526	8,142	(1,220)
Share-based compensation expense		7,678					7,678
Balance at December 31, 2020	104,281,794	1,638,947	720,429	48,664	(6,259,865)	(125,970)	2,282,070

Net income			205,160				205,160
Other comprehensive income (loss)				(49,097)			(49,097)
Cash dividends declared:
Common stock at $0.92 per share			(88,116)				(88,116)
Purchase of common stock					(4,633,355)	(108,077)	(108,077)
Common stock issued in connection with business combinations		1,251			405,805	8,749	10,000
Exercise of stock options, net of shares purchased		(81)			6,936	145	64
Restricted stock awards, net of forfeitures		(9,394)			347,925	6,697	(2,697)
Share-based compensation expense		9,635					9,635
Balance at December 31, 2021	104,281,794	$1,640,358	$837,473	$(433)	(10,132,554)	$(218,456)	$2,258,942

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2021 Annual Report 53

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2021	2020	2019
Operating activities
Net income	$205,160	$155,810	$198,075
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	(18,121)	70,559	30,598
Depreciation and amortization	32,136	33,337	28,138
Stock-based compensation expense	9,635	7,678	7,969
Pension expense (income)	3,365	2,484	1,041
Net amortization (accretion) on investment securities	28,987	21,053	11,430
Net (gain) loss on sales/transfers of investments securities	759	(4,563)	406
Net (gain) loss on equity securities	(702)	(9,045)	(575)
Originations of loans held for sale	(794,524)	(942,207)	(390,578)
Net (gains) losses on sales of loans held for sale	(33,021)	(51,176)	(14,851)
Proceeds from sales of loans held for sale	825,102	965,960	396,121
Deferred income taxes	12,087	(8,380)	12,590
Amortization of operating leases	7,425	7,897	7,324
Payment of operating lease liability	(6,860)	(8,196)	(7,335)
Decrease (increase) cash surrender value of life insurance	472	(1,506)	(3,748)
Decrease (increase) in interest receivable	6,463	(9,697)	2,117
(Decrease) increase in interest payable	(1,889)	(7,431)	1,545
Decrease (increase) in other assets	138,225	(288,857)	(165,902)
(Decrease) increase in other liabilities	(24,237)	176,168	71,964
Net cash provided by (used in) operating activities	390,462	109,888	186,329
Investing activities
Proceeds from sales of investment securities available-for-sale	375,276	122,248	519,136
Proceeds from calls, paydowns and maturities of securities available-for-sale	1,139,498	904,821	557,034
Purchases of securities available-for-sale	(2,418,290)	(1,551,952)	(834,743)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	34,563	41,736	18,062
Purchases of securities held-to-maturity	(1,000)	(30,250)	0
Proceeds from calls, paydowns and maturities of other securities	42,403	29,526	0
Purchases of other investment securities	(11,474)	(28,659)	(12,120)
Net decrease (increase) in interest-bearing deposits with other banks	(194,506)	36,643	(19,210)
Proceeds from sales of loans and leases held for investment	141,072	0	0
Net decrease (increase) in loans and leases	503,203	(714,594)	(409,557)
Proceeds from disposal of other real estate owned	1,278	2,076	1,453
Purchases of premises and equipment	(15,333)	(16,466)	(20,934)
Net cash acquired (paid) from business combinations	(109,024)	0	(51,663)
Net cash (paid) received for branch divestitures	0	0	118
Net cash provided by (used in) investing activities	(512,334)	(1,204,871)	(252,424)
Financing activities
Net (decrease) increase in total deposits	639,951	2,021,774	69,953
Net (decrease) increase in short-term borrowings	129,609	(1,149,587)	275,490
Payments on long-term borrowings	(463,382)	(681,511)	(159,653)
Proceeds from long-term borrowings	0	1,040,975	0
Cash dividends paid on common stock	(87,316)	(89,691)	(89,097)
Purchases of common stock	(108,077)	(16,686)	(66,218)
Proceeds from exercise of stock options	64	72	90
Net cash provided by (used in) financing activities	110,849	1,125,346	30,565
Cash and due from banks
Net (decrease) increase in Cash and due from banks	(11,023)	30,363	(35,530)
Cash and due from banks at beginning of year	231,054	200,691	236,221
Cash and due from banks at end of year	$220,031	$231,054	$200,691
54 First Financial Bancorp 2021 Annual Report

Supplemental disclosures
Interest paid	$32,841	$75,884	$121,779
Income taxes paid	$17,689	$32,579	$27,497
Acquisition of other real estate owned through foreclosure	$98	$1,017	$2,448
Issuance of restricted stock awards	$12,231	$9,370	$10,488
Securities transferred from HTM to AFS	$0	$0	$268,703
Common stock issued in acquisitions	$10,000	$0	$60,934
Initial recognition of operating lease right of use asset	$0	$0	$60,249
Initial recognition of operating lease liabilities	$0	$0	$65,799

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$62,916	$0	(39,140)
Liabilities assumed	125,894	0	18,380
Goodwill	$62,978	$0	$57,520
See Notes to Consolidated Financial Statements.
First Financial Bancorp 2021 Annual Report 55

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

COVID-19. First Financial's operations and financial results were significantly impacted by the COVID-19 pandemic in both 2020 and 2021. The spread of COVID-19 caused significant economic disruption throughout the United States as state and local governments issued stay at home orders and temporarily closed non-essential businesses. The full financial impact from the pandemic is unknown at this time, however prolonged disruption may adversely impact several industries within the Company's geographic footprint and impair the ability of First Financial's customers to fulfill their contractual obligations to the Company. This could cause First Financial to experience a material adverse effect on business operations, asset valuations, financial condition and results of operations. Material adverse impacts may include all or a combination of valuation impairments on First Financial's intangible assets, investments, loans, mortgage servicing rights or counter-party risk derivatives.

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

The amortized cost of investment securities classified as either HTM or AFS on purchased callable debt securities is adjusted for amortization of premiums to the earliest call date if the call feature meets certain criteria. Otherwise, premiums are amortized to maturity similar to discounts on callable debt securities, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion are considered an adjustment to the yield on the security and included in interest income from investments. Interest and dividends are also included in interest income from investment securities in the Consolidated Statements of Income. Realized gains and losses are based on the amortized cost of the security sold using the specific identification method.

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
56 First Financial Bancorp 2021 Annual Report

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

Allowance for credit losses - held-to-maturity securities. Management measures expected credit losses on held-to-maturity debt securities on a collective basis by security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management classifies the held-to-maturity portfolio into the following major security types: Mortgage-backed, CMOs, Obligations of state and other political subdivisions and Other.

Nearly all of the HTM securities held by the Company are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. Accrued interest receivable on held-to maturity debt securities, which totaled $0.2 million and $0.3 million as of December 31, 2021 and 2020, respectively, is excluded by policy election from the estimate of credit losses.

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

If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit loss is recognized in other comprehensive income. Changes in the allowance for credit losses are recorded as provision for credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on available-for-sale debt securities, which totaled $14.9 million and $12.9 million as of December 31, 2021 and 2020, respectively, is excluded from the estimate of credit losses.

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management's determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loan and leases over their expected life. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when management believes that the collection of the principal amount owed in full, either through payments from the borrower or a guarantor or from the liquidation of collateral is unlikely. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Any interest that is accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status, which typically occurs prior to charging off all, or a portion, of a loan. The Company made the policy election to exclude accrued interest receivable on loans and leases from the estimate of credit losses.

First Financial Bancorp 2021 Annual Report 57

Notes to Consolidated Financial Statements
Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered therein. These adjustments are commonly known as the Qualitative Framework.

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
First Financial is not required to develop forecasts over the full contractual term of the financial asset or group of financial assets. Rather, for periods beyond which the entity is able to make or obtain R&S forecasts of expected credit losses, the Company reverts in a straight line manner over a one year period to an average TTC loss level that is reflective of the prepayment adjusted contractual term of the financial asset or group of financial assets. The R&S period, elected by the bank to be two years, is forecasted using econometric data sourced from Moody's, an industry-leading independent third party.

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

Loans that do not share risk characteristics are evaluated on an individual basis. First Financial will typically evaluate on an individual basis any loans that are on nonaccrual, designated as a TDR, or reasonably expected to be designated as a TDR that are greater than $250,000. When management determines that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

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

Significant downturns in circumstances relating to loan quality and economic conditions could result in a requirement for additional allowance. Likewise, an upturn in loan quality and improved economic conditions may allow a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on results of operations.
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

58 First Financial Bancorp 2021 Annual Report

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

Operating Leases. First Financial provides financing for various types of equipment through a variety of leasing arrangements. Operating leases are carried at the aggregate of lease payments plus estimated residual value of the leased equipment, less unearned income. The Company recognizes income over the term of the lease using the constant effective yield method. Lease residual values are reviewed for impairment at least annually.

Bank-owned life insurance. First Financial purchases and is the owner and beneficiary of the life insurance policies on the lives of certain employees . The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value. Changes in the cash surrender value of these policies are recorded in Other noninterest income in the Consolidated Statements of Income.

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. Our quantitative impairment analysis utilized the discounted cash flow model for the income approach and the market multiple methodology and comparable transaction methodology as the market approach. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections for a period of five years, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant management judgment. Changes in these key assumptions, as well as downturns in economic or business conditions, could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment.

In 2020, First Financial engaged a third-party to perform a quantitative analysis of its goodwill to determine whether any impairment existed for its annual impairment test. This third-party quantitative analysis was performed due to the on-going economic market disruption, the movement of the Company’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit has been below its book value. This analysis indicated that no impairment existed as of the issue date.

Additionally, in response to the COVID-19 pandemic and the related deterioration in general economic conditions, First Financial performed an interim qualitative impairment test as of the end of each quarter in 2020. Likewise, the results of these interim qualitative tests did not indicate that the Company's goodwill was impaired.

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

First Financial recorded a customer list intangible asset in conjunction with the Bannockburn and Summit mergers to account for the obligation or advantage on the part of either the Company or the customer to continue pre-existing relationships
First Financial Bancorp 2021 Annual Report 59

Notes to Consolidated Financial Statements
subsequent to the mergers. Customer list intangible assets are amortized on a straight-line basis over their estimated useful lives.

Other intangible assets also include purchase commissions, non-compete agreements and trade name intangibles.

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at fair value, less estimated disposal costs (net realizable value). Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Losses arising at the time of acquisition of such properties are charged against the ACL. Management performs periodic valuations to assess the adequacy of recorded OREO balances and subsequent changes in the carrying value of OREO properties are recorded in the Consolidated Statements of Income. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

Affordable housing projects. First Financial has investments in certain qualified affordable housing projects. These projects are indirect federal subsidies that provide tax incentives to encourage investment in the development, acquisition and rehabilitation of affordable rental housing, and allow investors to claim tax credits and other tax benefits (such as deductions from taxable income for operating losses) on their federal income tax returns. The principal risk associated with qualified affordable housing investments is the potential for noncompliance with the tax code requirements, such as failure to rent properties to qualified tenants, resulting in unavailability or recapture of the tax credits and other tax benefits. Investments in affordable housing projects are included in Accrued interest and other assets in the Consolidated Balance Sheets while any unfunded commitment is recorded with Accrued interest and other liabilities. These investments are accounted for under the proportional amortization method. Under the proportional amortization method, the initial cost of the investment is amortized in proportion to the tax credits and other benefits received and recognized as a component of Income tax expense in the Consolidated Statements of Income.

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships that finance the rehabilitation and re-use of historic buildings. These unconsolidated investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting and the Company’s recorded investment in these entities is carried in Accrued interest and other assets on the Consolidated Balance Sheets with any unfunded commitment recorded in Accrued interest and other liabilities. Impairment of these investments is recorded in Other noninterest expense, while the tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

Investments in renewable energy credits. First Financial has investments in renewable energy projects where it has noncontrolling interest which is not consolidated. This investment may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in renewable energy tax credits are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets with any unfunded commitment recorded in Accrued interest and other liabilities. These tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income and is evaluated for impairment at the end of each reporting period.

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

60 First Financial Bancorp 2021 Annual Report

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

In establishing a provision for income tax expense, we must make judgments and interpretations about the application of complex tax laws as well as make estimates about when in the future certain items will affect taxable income. First Financial regularly reviews its tax positions and establishes reserves for income tax-related uncertainties based on estimates of whether it is more likely than not that the tax uncertainty would be sustained upon challenge by the appropriate tax authorities which would then result in additional taxes, penalties and interest due.  Reserves for uncertain tax positions, if any, are included in income tax expense in the Consolidated Financial Statements.

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices and the projected cash flows of the pension plan. First Financial also utilizes external surveys for industry comparisons to assess the discount rate for reasonableness. The expected long-term return on plan assets is determined based on the composition of plan assets, actual returns and economic forecasts, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and on the Company's operating results

Derivative instruments. First Financial accounts for its derivative financial instruments in accordance with FASB ASC Topic 815, Derivatives and Hedging. FASB ASC Topic 815 requires all derivative instruments to be carried at fair value on the balance sheet.

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

Foreign exchange contracts - First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income.

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

First Financial Bancorp 2021 Annual Report 61

Notes to Consolidated Financial Statements
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

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2021

During the first quarter of 2021, the Company adopted ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting
for Income Taxes. This standard simplified the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and added new requirements with the intention of simplifying and clarifying existing guidance. This update did not have a material impact on the Company’s Consolidated Financial Statements.

Standards Adopted in 2020

On January 1, 2020, the Company adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of
Credit Losses on Financial Instruments, which replaced the previously required incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities that management does not intend to sell or believes that it is more likely than not they will be required to sell. The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and OBS credit exposures. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded a net decrease to retained earnings of $56.9 million as of January 1, 2020 for the cumulative effect of adopting ASC 326. As detailed in the following table, the transition adjustment included a $61.5 million increase to the ACL, a $12.2 million increase in the ACL for unfunded commitments and a $16.8 million decrease in Deferred tax liability.

The Company adopted CECL using the prospective transition approach for financial assets purchased with credit deterioration that were previously classified as purchased credit impaired and accounted for under ASC 310-30. In accordance with the standard, First Financial did not reassess whether PCI assets met the definition of PCD assets as of the date of adoption.

62 First Financial Bancorp 2021 Annual Report

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

3. Restrictions on Cash and Dividends

As of December 31, 2021 and 2020, First Financial had $34.0 million and $38.0 million, respectively, in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement. Additionally, First Financial had no required reserves with the FRB as of December 31, 2021 and 2020.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries; however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2021, First Financial's subsidiaries had retained earnings of $727.9 million, of which $166.2 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

During the year ended December 31, 2021, proceeds on the sale of $375.3 million of AFS securities resulted in gains of $6.8 million and losses of $7.6 million. During the year ended December 31, 2020, proceeds on the sale of $117.8 million of AFS securities resulted in gains of $0.9 million and losses of $0.8 million. During the year ended December 31, 2019, proceeds on the sale of $519.1 million of AFS securities resulted in gains of $2.1 million and losses of $2.1 million. The impact to income tax expense from these sales was insignificant in all three years.

First Financial Bancorp 2021 Annual Report 63

Notes to Consolidated Financial Statements
In 2021 and 2020, there were no reclassifications of HTM securities to AFS securities. However, in the first quarter of 2019, in addition to the sale of certain securities, First Financial reclassified $268.7 million of HTM securities to AFS in conjunction with the adoption of ASU 2017-12, resulting in a $0.2 million realized loss recorded in the Consolidated Statement of Income.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.5 billion at both December 31, 2021 and December 31, 2020.

The following is a summary of HTM and AFS investment securities as of December 31, 2021:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$34,961	$4	$(189)	$34,776
Securities of U.S. government agencies and corporations	0	0	0	0	78,998	248	(129)	79,117
Mortgage-backed securities - residential	0	0	0	0	728,050	6,635	(10,548)	724,137
Mortgage-backed securities - commercial	46,362	651	0	47,013	729,948	4,294	(2,352)	731,890
Collateralized mortgage obligations	11,882	221	0	12,103	696,258	7,979	(6,497)	697,740
Obligations of state and other political subdivisions	8,926	915	0	9,841	1,058,735	35,591	(8,594)	1,085,732
Asset-backed securities	0	0	0	0	720,638	1,521	(2,578)	719,581
Other securities	31,250	176	(485)	30,941	133,001	2,114	(242)	134,873
Total	$98,420	$1,963	$(485)	$99,898	$4,180,589	$58,386	$(31,129)	$4,207,846

The following is a summary of HTM and AFS investment securities as of December 31, 2020:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$4	$0	$103
Securities of U.S. government agencies and corporations	0	0	0	0	60	0	0	60
Mortgage-backed securities - residential	13,990	197	0	14,187	704,482	15,938	(237)	720,183
Mortgage-backed securities - commercial	71,737	3,485	0	75,222	584,125	10,395	(3,584)	590,936
Collateralized mortgage obligations	5,799	79	0	5,878	634,418	21,148	(445)	655,121
Obligations of state and other political subdivisions	9,911	1,239	0	11,150	856,054	46,755	(291)	902,518
Asset-backed securities	0	0	0	0	478,539	4,158	(826)	481,871
Other securities	30,250	11	0	30,261	72,252	1,544	(8)	73,788
Total	$131,687	$5,011	$0	$136,698	$3,330,029	$99,942	$(5,391)	$3,424,580

64 First Financial Bancorp 2021 Annual Report

The following table provides a summary of investment securities by contractual maturity as of December 31, 2021, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$18,824	$18,910
Due after one year through five years	639	699	84,773	86,693
Due after five years through ten years	36,651	37,166	355,693	364,968
Due after ten years	2,886	2,917	846,405	863,927
Mortgage-backed securities - residential	0	0	728,050	724,137
Mortgage-backed securities - commercial	46,362	47,013	729,948	731,890
Collateralized mortgage obligations	11,882	12,103	696,258	697,740
Asset-backed securities	0	0	720,638	719,581
Total	$98,420	$99,898	$4,180,589	$4,207,846

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the debt securities at their amortized cost. All securities with unrealized losses are reviewed quarterly to determine if any impairment exists, requiring a write-down to fair value through income. For securities in an unrealized loss position, the Company first assesses whether it intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an allowance for credit losses is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis.

First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities temporarily impaired prior to maturity or recovery of the recorded value. The Company recorded no reserves on investment securities for the twelve months ended December 31, 2021 or 2020.

As of December 31, 2021, the Company's investment securities portfolio consisted of 1,418 securities, of which 327 were in an unrealized loss position. As of December 31, 2020, the Company's investment securities portfolio consisted of 1,351 securities, of which 94 were in an unrealized loss position.

Primarily all of First Financial’s HTM debt securities are issued by U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. There were no HTM securities on nonaccrual status or past due as of December 31, 2021, however, there were $0.5 million of other HTM securities in a loss position as of December 31, 2021. There were no HTM securities on nonaccrual status, past due or in a loss position as of December 31, 2020. The Company did not record an allowance for credit losses for these securities as of December 31, 2021 or 2020.

First Financial Bancorp 2021 Annual Report 65

Notes to Consolidated Financial Statements
The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position for which an allowance for credit losses was not recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2021
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$24,755	$(190)	$0	$0	$24,755	$(190)
Securities of U.S. government agencies and corporations	17,382	(128)	0	0	17,382	(128)
Mortgage-backed securities - residential	459,098	(8,375)	78,090	(2,173)	537,188	(10,548)
Mortgage-backed securities - commercial	205,520	(2,149)	13,818	(203)	219,338	(2,352)
Collateralized mortgage obligations	369,318	(6,110)	12,485	(387)	381,803	(6,497)
Obligations of state and other political subdivisions	380,735	(7,543)	55,568	(1,051)	436,303	(8,594)
Asset-backed securities	482,118	(2,578)	0	0	482,118	(2,578)
Other securities	31,896	(354)	11,877	(373)	43,773	(727)
Total	$1,970,822	$(27,427)	$171,838	$(4,187)	$2,142,660	$(31,614)

	December 31, 2020
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. Government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	57,872	(237)	0	0	57,872	(237)
Mortgage-backed securities - commercial	169,825	(986)	48,158	(2,598)	217,983	(3,584)
Collateralized mortgage obligations	49,161	(445)	1	0	49,162	(445)
Obligations of state and other political subdivisions	60,008	(291)	0	0	60,008	(291)
Asset-backed securities	84,749	(435)	68,967	(391)	153,716	(826)
Other securities	4,992	(8)	0	0	4,992	(8)
Total	$426,607	$(2,402)	$117,126	$(2,989)	$543,733	$(5,391)

For further detail on the fair value of investment securities, see Note 22 – Fair Value Disclosures.

66 First Financial Bancorp 2021 Annual Report

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

In accordance with the CARES Act and the 2021 Consolidated Appropriations Act, First Financial participated in offering PPP loans to its customers. These loans provide a direct incentive for small businesses to keep their workers on the payroll and to maintain their operations during the COVID-19 pandemic. PPP loans are eligible to be forgiven provided certain conditions are met. As of December 31, 2021, First Financial had $55.6 million in PPP loans, net of unearned fees of $2.6 million. As of December 31, 2020, First Financial had $594.6 million in PPP loans, net of unearned income of $13.7 million.

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

First Financial Bancorp 2021 Annual Report 67

Notes to Consolidated Financial Statements
The following table sets forth the Company's loan portfolio at December 31, 2021 by risk attribute and origination date:

(Dollars in thousands)	2021	2020	2019	2018	2017	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$711,198	$442,064	$339,507	$164,273	$119,580	$154,835	$1,931,457	$700,246	$2,631,703
Special mention	389	4,867	5,993	16,057	6,511	4,918	38,735	21,505	60,240
Substandard	2,220	434	2,843	1,224	12,640	1,465	20,826	7,259	28,085
Doubtful	0	0	0	0	0	0	0	0	0
Total	$713,807	$447,365	$348,343	$181,554	$138,731	$161,218	$1,991,018	$729,010	$2,720,028
Lease financing
Pass	$31,697	$21,536	$19,095	$15,494	$6,821	$4,765	$99,408	$0	$99,408
Special mention	0	10,216	0	0	0	0	10,216	0	10,216
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$31,697	$31,752	$19,095	$15,494	$6,821	$4,765	$109,624	$0	$109,624
Construction real estate
Pass	$95,991	$200,421	$96,726	$15,886	$317	$12,719	$422,060	$18,299	$440,359
Special mention	0	6,531	0	9,004	0	0	15,535	0	15,535
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$95,991	$206,952	$96,726	$24,890	$317	$12,719	$437,595	$18,299	$455,894
Commercial real estate - investor
Pass	$537,183	$379,217	$944,915	$367,946	$294,147	$434,641	$2,958,049	$66,579	$3,024,628
Special mention	0	7,479	18,136	18,006	15,566	34,153	93,340	0	93,340
Substandard	1,616	6	21,312	6,628	6,918	307	36,787	0	36,787
Doubtful	0	0	0	0	0	0	0	0	0
Total	$538,799	$386,702	$984,363	$392,580	$316,631	$469,101	$3,088,176	$66,579	$3,154,755
Commercial real estate - owner
Pass	$204,291	$184,564	$121,150	$135,463	$119,489	$259,504	$1,024,461	$7,565	$1,032,026
Special mention	970	2,283	2,262	3,751	1,381	5,512	16,159	0	16,159
Substandard	162	727	6,541	12,513	1,730	1,963	23,636	38	23,674
Doubtful	0	0	0	0	0	0	0	0	0
Total	$205,423	$187,574	$129,953	$151,727	$122,600	$266,979	$1,064,256	$7,603	$1,071,859
Residential real estate
Performing	$258,537	$230,699	$138,239	$64,310	$34,606	$162,924	$889,315	$0	$889,315
Nonperforming	236	970	1,193	598	339	3,418	6,754	0	6,754
Total	$258,773	$231,669	$139,432	$64,908	$34,945	$166,342	$896,069	$0	$896,069
Home equity
Performing	$42,298	$45,638	$14,713	$11,221	$7,603	$30,588	$152,061	$553,245	$705,306
Nonperforming	72	161	44	67	56	234	634	2,459	3,093
Total	$42,370	$45,799	$14,757	$11,288	$7,659	$30,822	$152,695	$555,704	$708,399
Installment
Performing	$58,209	$12,768	$8,213	$5,541	$3,925	$2,201	$90,857	$28,353	$119,210
Nonperforming	6	61	32	9	1	56	165	79	244
Total	$58,215	$12,829	$8,245	$5,550	$3,926	$2,257	$91,022	$28,432	$119,454
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$51,772	$51,772
Nonperforming	0	0	0	0	0	0	0	445	445
Total	$0	$0	$0	$0	$0	$0	$0	$52,217	$52,217
Grand Total	$1,945,075	$1,550,642	$1,740,914	$847,991	$631,630	$1,114,203	$7,830,455	$1,457,844	$9,288,299

68 First Financial Bancorp 2021 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2020 by risk attribute and origination date:

(Dollars in thousands)	2020	2019	2018	2017	2016	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$1,141,163	$460,210	$296,221	$208,077	$122,686	$138,307	$2,366,664	$502,286	$2,868,950
Special mention	24,668	10,281	18,118	6,893	6,668	6,090	72,718	10,470	83,188
Substandard	6,709	2,370	8,022	26,565	5,124	1,192	49,982	5,389	55,371
Doubtful	0	0	0	0	0	0	0	0	0
Total	$1,172,540	$472,861	$322,361	$241,535	$134,478	$145,589	$2,489,364	$518,145	$3,007,509
Lease financing
Pass	$22,916	$22,397	$12,942	$6,967	$4,802	$2,368	$72,392	$0	$72,392
Special mention	290	0	0	0	0	0	290	0	290
Substandard	5	0	0	180	120	0	305	0	305
Doubtful	0	0	0	0	0	0	0	0	0
Total	$23,211	$22,397	$12,942	$7,147	$4,922	$2,368	$72,987	$0	$72,987
Construction real estate
Pass	$96,410	$259,524	$182,625	$23,185	$24,786	$426	$586,956	$19,671	$606,627
Special mention	0	621	18,203	9,984	661	0	29,469	0	29,469
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$96,410	$260,145	$200,828	$33,169	$25,447	$426	$616,425	$19,671	$636,096
Commercial real estate - investor
Pass	$515,950	$1,011,898	$427,077	$378,536	$286,587	$361,403	$2,981,451	$56,398	$3,037,849
Special mention	0	17,463	15,534	44,426	32,408	43,704	153,535	559	154,094
Substandard	6,198	2,043	22,497	7,067	68	14,724	52,597	0	52,597
Doubtful	0	0	0	0	0	0	0	0	0
Total	$522,148	$1,031,404	$465,108	$430,029	$319,063	$419,831	$3,187,583	$56,957	$3,244,540
Commercial real estate - owner
Pass	$185,692	$162,480	$147,236	$125,275	$128,755	$211,519	$960,957	$36,721	$997,678
Special mention	4,292	11,380	2,891	8,230	3,017	19,384	49,194	59	49,253
Substandard	668	504	7,054	5,496	306	2,321	16,349	38	16,387
Doubtful	0	0	0	0	0	0	0	0	0
Total	$190,652	$174,364	$157,181	$139,001	$132,078	$233,224	$1,026,500	$36,818	$1,063,318
Residential real estate
Performing	$290,277	$241,601	$115,747	$64,220	$60,094	$224,281	$996,220	$0	$996,220
Nonperforming	321	429	673	643	87	4,713	6,866	0	6,866
Total	$290,598	$242,030	$116,420	$64,863	$60,181	$228,994	$1,003,086	$0	$1,003,086
Home equity
Performing	$60,967	$20,200	$17,445	$11,308	$9,744	$41,571	$161,235	$577,609	$738,844
Nonperforming	0	0	0	39	28	138	205	4,050	4,255
Total	$60,967	$20,200	$17,445	$11,347	$9,772	$41,709	$161,440	$581,659	$743,099
Installment
Performing	$21,584	$15,614	$11,041	$8,812	$1,954	$3,185	$62,190	$19,479	$81,669
Nonperforming	15	53	23	35	17	36	179	2	181
Total	$21,599	$15,667	$11,064	$8,847	$1,971	$3,221	$62,369	$19,481	$81,850
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$47,845	$47,845
Nonperforming	0	0	0	0	0	0	0	640	640
Total	$0	$0	$0	$0	$0	$0	$0	$48,485	$48,485
Grand Total	$2,378,125	$2,239,068	$1,303,349	$935,938	$687,912	$1,075,362	$8,619,754	$1,281,216	$9,900,970

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.
First Financial Bancorp 2021 Annual Report 69

Notes to Consolidated Financial Statements
Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2021
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$303	$2,006	$2,775	$5,084	$2,714,944	$2,720,028	$0
Lease financing	93	0	0	93	109,531	109,624	0
Construction real estate	0	0	0	0	455,894	455,894	0
Commercial real estate-investor	89	42	6,409	6,540	3,148,215	3,154,755	0
Commercial real estate-owner	56	2,207	637	2,900	1,068,959	1,071,859	0
Residential real estate	4,379	262	2,114	6,755	889,314	896,069	0
Home equity	1,214	692	1,186	3,092	705,307	708,399	0
Installment	162	37	45	244	119,210	119,454	0
Credit card	223	134	137	494	51,723	52,217	137
Total	$6,519	$5,380	$13,303	$25,202	$9,263,097	$9,288,299	$137

	As of December 31, 2020
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$6,532	$0	$1,861	$8,393	$2,999,116	$3,007,509	$0
Lease financing	0	0	0	0	72,987	72,987	0
Construction real estate	0	0	0	0	636,096	636,096	0
Commercial real estate-investor	136	0	24,422	24,558	3,219,982	3,244,540	0
Commercial real estate-owner	6,480	174	400	7,054	1,056,264	1,063,318	0
Residential real estate	2,809	370	3,687	6,866	996,220	1,003,086	0
Home equity	1,483	835	1,937	4,255	738,844	743,099	0
Installment	94	35	51	180	81,670	81,850	0
Credit card	303	163	174	640	47,845	48,485	169
Total	$17,837	$1,577	$32,532	$51,946	$9,849,024	$9,900,970	$169

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

Troubled debt restructurings. A loan modification is considered a TDR when the borrower is experiencing financial difficulty and concessions are made by the Company that would not otherwise be considered for a borrower with similar credit characteristics. The most common types of modifications include interest rate reductions, bankruptcies, maturity extensions and modifications to principal amortization, including interest-only structures. Modified terms are dependent upon the financial position and needs of the individual borrower. If the modification agreement is violated, the loan is managed by the Company’s credit administration group for resolution, which may result in foreclosure in the case of real estate. In accordance with the CARES Act, performing loans that demonstrated limited signs of credit deterioration, but were modified to provide borrowers relief during the COVID-19 pandemic were not considered to be TDR as of December 31, 2021 or 2020.

TDRs are generally classified as nonaccrual for a minimum period of six months and may qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement.

70 First Financial Bancorp 2021 Annual Report

First Financial had 150 TDRs totaling $27.6 million at December 31, 2021, including $11.6 million of loans on accrual status and $16.0 million of loans classified as nonaccrual. First Financial had $0.2 million of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs, and the ACL included reserves of $6.3 million related to TDRs as of December 31, 2021. For the year ended December 31, 2021, First Financial charged off $1.7 million for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2021, approximately $5.0 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 155 TDRs totaling $21.8 million at December 31, 2020, including $7.1 million of loans on accrual status and $14.7 million of loans classified as nonaccrual. First Financial had $0.3 million of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs and the ACL included reserves of $8.8 million related to TDRs as of December 31, 2020. For the year ended December 31, 2020, First Financial charged off $1.7 million for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2020, approximately $5.0 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 157 TDRs totaling $30.0 million at December 31, 2019, including $11.4 million of loans on accrual status and $18.5 million of loans classified as nonaccrual. First Financial had $2.5 million of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. Additionally, First Financial charged off $2.6 million for the portion of TDRs determined to be uncollectible for the year ended December 31, 2019.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2021, 2020 and 2019:

	Years ended December 31,
	2021			2020			2019
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial & industrial	7	$9,311	$8,039	8	$14,984	$14,984	8	$25,009	$25,071
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	8	16,850	9,807	0	0	0	9	3,024	2,932
Residential real estate	17	1,585	1,553	24	1,953	1,847	30	3,415	3,062
Home equity	2	30	30	11	351	349	14	395	366
Installment	1	0	0	2	35	22	2	41	39
Total	35	$27,776	$19,429	45	$17,323	$17,202	63	$31,884	$31,470

The following table provides information on how TDRs were modified during the years ended December 31, 2021, 2020 and 2019:

	Years Ended December 31,
(Dollars in thousands)	2021	2020	2019
Extended maturities	$0	$0	$2,877
Adjusted interest rates	0	0	5,284
Combination of rate and maturity changes	0	0	516
Forbearance	7,328	4,759	20,320
Other (1)	12,101	12,443	2,473
Total	$19,429	$17,202	$31,470
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
First Financial Bancorp 2021 Annual Report 71

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2021 and 2020, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2019, there were three TDRs with a balance of $7.0 million for which there was a payment default during the period that occurred within twelve months of the loan modification.

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

As of December 31, 2021, the Company's loan portfolio included $16.5 million of active loan modifications made under the guidance of the CARES Act that were not classified as TDR. These modifications were comprised of two commercial loans making interest only payments.

As of December 31, 2020, the Company's loan portfolio included $320.2 million of active loan modifications made under the guidance of the CARES Act that were not classified as TDR. These modifications included $291.5 million of borrowers making interest only payments at year end, and full principal and interest deferrals of $28.7 million. Active modifications as of December 31, 2020 were primarily hotel and franchise loans, which were $186.2 million and $44.3 million respectively as of December 31, 2020, or 58.2% and 13.8% of the total active modifications at December 31, 2020. As of December 31, 2020, the Company's loan portfolio included 90 commercial loans with balances of $312.5 million and 53 consumer loans with balances of $7.7 million that were modified in response to COVID-19 that were not considered TDRs.

Nonperforming loans. Loans classified as nonaccrual and loans modified as TDRs are considered nonperforming. The following table provides information on nonperforming loans as of December 31:

	2021			2020			2019
(Dollars in thousands)	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Total nonaccrual
Nonaccrual loans (1)
Commercial & industrial	$11,077	$6,285	$17,362	$18,711	$10,519	$29,230	$24,346
Lease financing	0	203	203	0	0	0	223
Construction real estate	0	0	0	0	0	0	0
Commercial real estate	17,716	1,796	19,512	6,957	27,725	34,682	7,295
Residential real estate	0	8,305	8,305	251	11,350	11,601	10,892
Home equity	0	2,922	2,922	0	5,076	5,076	5,242
Installment	0	88	88	0	163	163	167
Total nonaccrual loans	$28,793	$19,599	$48,392	$25,919	$54,833	$80,752	$48,165

Interest income effect					2021	2020	2019
Gross amount of interest that would have been recorded under original terms					$5,132	$5,892	$5,813
Interest included in income
Nonaccrual loans					1,618	1,636	1,042
Troubled debt restructurings					314	426	801
Total interest included in income					1,932	2,062	1,843
Net impact on interest income					$3,200	$3,830	$3,970

Commitments outstanding to borrowers with nonaccrual loans					$0	$0	$3
(1) Nonaccrual loans include nonaccrual TDRs of $16.0 million, $14.7 million and $18.5 million as of December 31, 2021, 2020 and 2019, respectively.

First Financial individually reviews all nonperforming loan relationships greater than $250,000 to determine if an individually evaluated allowance is necessary based on the borrower’s overall financial condition, resources and payment record, support
72 First Financial Bancorp 2021 Annual Report

from guarantors and the realizable value of any collateral. Individually evaluated allowances are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

First Financial's investment in impaired loans was as follows:
	Year ended December 31,
	2019
(Dollars in thousands)	Average balance	Interest income recognized
Loans with no related allowance recorded
Commercial & industrial	$31,846	$926
Lease financing	168	0
Construction real estate	6	0
Commercial real estate	18,757	357
Residential real estate	15,915	307
Home equity	5,893	121
Installment	170	2
Total	72,755	1,713

Loans with an allowance recorded
Commercial & industrial	4,721	87
Lease financing	57	0
Construction real estate	0	0
Commercial real estate	1,339	31
Residential real estate	446	12
Home equity	0	0
Installment	0	0
Total	6,563	130

Total
Commercial & industrial	36,567	1,013
Lease financing	225	0
Construction real estate	6	0
Commercial real estate	20,096	388
Residential real estate	16,361	319
Home equity	5,893	121
Installment	170	2
Total	$79,318	$1,843

First Financial Bancorp 2021 Annual Report 73

Notes to Consolidated Financial Statements
A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral dependent loans by class of loan.

	December 31, 2021
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$13,171		$15	$833	$0	$0	$3,343	$17,362
Leasing	0		0	203	0	0	0	203
Commercial real estate-investor	0		6,362	0	0	422	0	6,784
Commercial real estate-owner	0		6,673	5,937	38	80	0	12,728
Residential real estate	0		0	0	0	8,305	0	8,305
Home equity	0		0	0	0	2,922	0	2,922
Installment	0		0	0	0	0	88	88
Total	$13,171	13171000	$13,050	$6,973	$38	$11,729	$3,431	$48,392

	December 31, 2020
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$30,961		$6,130	$2,608	$865	$0	$4,892	$45,456
Commercial real estate-investor	0		20,212	661	5,537	872	0	27,282
Commercial real estate-owner	5,842		3,495	0	42	344	0	9,723
Residential real estate	0		0	0	0	11,601	0	11,601
Home equity	0		0	0	0	5,076	0	5,076
Installment	0		0	0	0	0	163	163
Total	$36,803		$29,837	$3,269	$6,444	$17,893	$5,055	$99,301

Lease financing. First Financial originates both sales-type and direct financing leases, and the Company manages and reviews lease residuals in accordance with its credit policies. Sales-type lease contracts contain the ability to purchase the underlying equipment at lease maturity and profit or loss is recognized at lease commencement.  Direct financing leases are generally three to five years in length and may be extended at maturity, however, early cancellation may result in a fee to the borrower.  For direct financing leases, the net unearned income is deferred and amortized over the life of the lease.  Effective December 31, 2021, First Financial acquired Summit Funding Group, Inc., which is a full-service equipment leasing company. In conjunction with this acquisition, First Financial acquired $42.3 million of financing leases, which were included in Loans and leases on the Consolidated Balance Sheets. For further detail on the acquisition, see Note 23 - Business Combinations.
74 First Financial Bancorp 2021 Annual Report

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2021	2020	2019
Balance at beginning of year	$1,287	$2,033	$1,401
Additions
Commercial	98	510	415
Residential	0	507	2,033
Total additions	98	1,017	2,448
Disposals
Commercial	(947)	(217)	(541)
Residential	(331)	(1,859)	(912)
Total disposals	(1,278)	(2,076)	(1,453)
Valuation adjustments
Commercial	(9)	448	(112)
Residential	0	(135)	(251)
Total valuation adjustments	(9)	313	(363)
Balance at end of year	$98	$1,287	$2,033

6. Allowance for Credit Losses

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or a guarantor or from the liquidation of collateral. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable on loans and leases, which totaled $29.5 million and $37.7 million as of December 31, 2021 and December 31, 2020, respectively, is excluded from the estimate of credit losses.

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

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the ACL using the following methods:

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

First Financial Bancorp 2021 Annual Report 75

Notes to Consolidated Financial Statements
Current period default rates are utilized in the modeling of the ACL for C&I loans, and are adjusted for forecasted changes in the treasury term spread and market volatility index. Changes in current period defaults or forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Lease financing – Lease financing consists of lease transactions for the acquisition of both new and used business equipment for commercial clients. Lease products may include tax leases, finance leases, lease lines of credit and interim funding. The credit underwriting for lease transactions includes detailed analysis of the lessee's industry and business model, nature of the equipment, equipment resale values, historical and projected cash flow analysis, secondary sources of repayment and guarantor, in addition to other considerations.

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

The construction ACL model is adjusted for forecasted changes in rental vacancy rates in the Bank's geographic footprint and the housing price index. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

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

The residential real estate ACL model is adjusted for forecasted changes in the housing price index, housing starts within the Bank’s geographic footprint and national single-family existing home sales. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Home equity – Home equity lending includes both home equity loans and revolving lines of credit secured by a first or second lien on the borrower’s residence. Home equity lending underwriting considerations include the borrower's credit history as well as to debt-to-income and loan-to-value policy limits.

76 First Financial Bancorp 2021 Annual Report

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

First Financial's ACL is influenced by loan volumes, risk rating migration or delinquency status, and other conditions impacting loss expectations, such as reasonable and supportable forecasts of economic conditions.  For the twelve months ended December 31, 2021, the ACL declined due to improvements in economic forecasts and the Company's improved credit outlook. Over the course of 2021, Moody's economic forecasts gradually improved as the economy showed significant signs of recovery from the beginning of the pandemic. The Company's improved credit outlook considered the impact from loan sales that addressed various portfolio concentrations, a significant decline in classified asset balances and relatively stable net charge-offs, excluding the impact from loan sales. For the twelve months ended, December 31, 2020, the ACL increased due to First Financial's adoption of ASC 326 and management's expectation of higher credit losses resulting from the COVID-19 pandemic.
First Financial Bancorp 2021 Annual Report 77

Notes to Consolidated Financial Statements

Changes in the allowance by loan category as of December 31 were as follows:

	2021
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679
Purchase accounting ACL for PCD	0	17	0	0	0	0	0	0	17
Provision for credit losses	6,606	621	(8,367)	(14,689)	(2,436)	(2,376)	65	1,552	(19,024)
Gross charge-offs	(15,620)	0	(1,498)	(13,471)	(127)	(1,073)	(334)	(780)	(32,903)
Recoveries	1,612	0	3	4,785	228	1,223	151	221	8,223
Total net charge-offs	(14,008)	0	(1,495)	(8,686)	101	150	(183)	(559)	(24,680)
Ending allowance for credit losses	$44,052	$1,633	$11,874	$53,420	$6,225	$9,643	$1,097	$4,048	$131,992

	2020
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Beginning balance, prior to adoption of ASC 326	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650
Impact of adopting ASC 326	9,901	118	11,579	24,118	5,490	8,430	801	1,068	$61,505
Provision for credit losses	25,407	758	7,759	38,936	(2,122)	(939)	12	985	70,796
Gross charge-offs	(5,345)	(852)	0	(12,100)	(488)	(1,541)	(148)	(885)	(21,359)
Recoveries	2,907	0	17	2,262	381	1,132	158	230	7,087
Total net charge-offs	(2,438)	(852)	17	(9,838)	(107)	(409)	10	(655)	(14,272)
Ending allowance for credit losses	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679

	2019
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$18,746	$1,130	$3,413	$21,048	$4,964	$5,348	$362	$1,531	$56,542
Provision for credit losses	23,631	3	(1,100)	5,107	739	695	2	1,521	30,598
Gross charge-offs	(26,676)	(162)	0	(3,689)	(677)	(2,591)	(223)	(1,547)	(35,565)
Recoveries	2,883	0	68	1,113	273	1,335	251	152	6,075
Total net charge-offs	(23,793)	(162)	68	(2,576)	(404)	(1,256)	28	(1,395)	(29,490)
Ending allowance for credit losses	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650

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

The ACL on unfunded commitments was $13.4 million as of December 31, 2021 and $12.5 million as of December 31, 2020. Due to the adoption of ASC 326, First Financial recorded $12.2 million in the ACL on unfunded commitments effective January 1, 2020. Additionally, First Financial recorded $0.9 million of provision expense related to the ACL on unfunded commitments for the twelve months ended December 31, 2021 and a provision recapture of $0.2 million for both December 31, 2020 and December 31, 2019.
78 First Financial Bancorp 2021 Annual Report

7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2021	2020
Land and land improvements	$49,402	$52,373
Buildings	155,337	161,371
Furniture and fixtures	70,847	70,177
Leasehold improvements	30,190	29,525
Construction in progress	8,145	8,434
	313,921	321,880

Less: Accumulated depreciation and amortization	120,881	114,669
Total	$193,040	$207,211

Depreciation expense recorded in 2021, 2020 and 2019 was $14.1 million, $15.4 million and $16.1 million, respectively.

8.  Leases - Lessees

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

With the adoption of Topic 842, operating lease agreements were required to be recognized on the Consolidated Balance Sheets as an ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a "right of use" asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $57.2 million and $63.9 million at December 31, 2021 and 2020, respectively. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $67.6 million and $71.7 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheet at December 31, 2021 and 2020, respectively.

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

The components of lease expense for the years ended December 31, 2021, 2020 and 2019 were as follows:
First Financial Bancorp 2021 Annual Report 79

(Dollars in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Operating lease cost	$7,425	$7,897	$7,324
Short-term lease cost	108	142	55
Variable lease cost	2,621	2,532	2,553
Total operating lease cost	$10,154	$10,571	$9,932

Future minimum commitments due under these lease agreements as of December 31, 2021 are as follows:

(Dollars in thousands)	Operating leases
2022	$7,784
2023	7,683
2024	7,288
2025	6,673
2026	6,269
Thereafter	50,311
Total lease payments	86,008
Less imputed interest	18,456
Total	$67,552

The weighted average lease term and discount rate for the Company's operating leases were as follows:

	December 31, 2021	December 31, 2020	December 31, 2019
Operating leases
Weighted-average remaining lease term	13.9 years	15.1 years	15.6 years
Weighted-average discount rate	3.25%	3.07%	3.43%

Supplemental cash information at year end related to leases was as follows:

(Dollars in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$6,860	$8,196	$7,335
ROU assets obtained in exchange for lease obligations
Operating leases	6,076	9,725	64,902

80 First Financial Bancorp 2021 Annual Report

9. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess of the purchase price of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2021, 2020 and 2019 are shown below.

(Dollars in thousands)	2021	2020	2019
Balance at beginning of year	$937,771	$937,771	$880,251
Goodwill resulting from business combinations	62,978	0	57,520
Balance at end of year	$1,000,749	$937,771	$937,771

In December 2021, First Financial recorded $63.0 million of goodwill resulting from the acquisition of Summit Funding Group, Inc. During 2019, First Financial recorded $57.5 million of goodwill resulting from the Bannockburn acquisition, in addition to its final adjustments to goodwill resulting from the MSFG merger. For further detail on various mergers or acquisitions, see Note 23 - Business Combinations.

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial performed its most recent annual qualitative impairment test as of October 1, 2021 and no impairment was indicated. As of December 31, 2021, no events or changes in circumstances indicated that the fair value of the reporting unit was below its carrying value.

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list and other miscellaneous intangibles, such as purchase commissions, non-compete agreements and trade name intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial's core deposit intangibles have an estimated weighted average remaining life of 6.2 years.

First Financial recorded a $30.1 million customer list intangible asset in conjunction with the Summit acquisition to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The customer list intangible asset is being amortized on a straight-line basis over its estimated useful life of 12 years. Additionally, First Financial recorded a $39.4 million customer list intangible asset in conjunction with the Bannockburn acquisition which is being amortized on a straight-line basis over its estimated useful life of 11 years.

The gross carrying amount and accumulated amortization of other intangible assets were as follows:

(Dollars in thousands)	December 31, 2021		December 31, 2020
Amortized intangible assets
Core deposit intangibles	$45,256	$(26,911)	$51,031	$(27,524)
Customer list	69,563	(8,362)	39,420	(4,778)
Other	14,589	(5,237)	10,113	(3,710)
Total	$129,408	$(40,510)	$100,564	$(36,012)

Amortization expense recognized on intangible assets for 2021, 2020 and 2019 was $9.8 million, $11.1 million and $9.7 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:
First Financial Bancorp 2021 Annual Report 81

Notes to Consolidated Financial Statements

(Dollars in thousands)	Intangible amortization
2022	$11,515
2023	10,536
2024	9,193
2025	9,145
2026	9,092

10. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2021 and 2020 were $195.6 million and $220.5 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2022	$1,131,574
2023	83,589
2024	50,983
2025	32,569
2026	31,352
Thereafter	196
Total	$1,330,263

11. Borrowings

Short-term borrowings on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, federal funds purchased, overnight advances from the FHLB and a short-term line of credit. All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities.

The following is a summary of short-term borrowings for the last three years:

	2021		2020		2019
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$51,203	0.01%	$166,594	0.05%	$165,181	0.85%
FHLB borrowings	225,000	0.18%	0	0.00%	1,151,000	1.73%
Other short-term borrowings	20,000	1.90%	0	0.00%	0	0.00%
Total	$296,203	0.27%	$166,594	0.05%	$1,316,181	1.62%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$160,967	0.07%	$149,036	0.26%	$155,859	1.15%
FHLB borrowings	43,371	0.20%	441,867	1.37%	990,860	2.37%
Other short-term borrowings	165	1.92%	0	0.00%	0	0.00%
Total	$204,503	0.10%	$590,903	1.09%	$1,146,719	1.90%
82 First Financial Bancorp 2021 Annual Report

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $51.3 million and $126.7 million, as of December 31, 2021 and 2020, respectively.

The following shows the remaining contractual maturity of repurchase agreements by collateral pledged:

(Dollars in thousands)	Overnight and Continuous
Repurchase agreements
Mortgage-backed securities	$48,370
Collateralized mortgage obligations	2,833
Total	$51,203

First Financial had outstanding FHLB advances included in short-term borrowings of $225.0 million as of December 31, 2021 and no outstanding short-term FHLB advances as of December 31, 2020.

First Financial also has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December, 2022, which is included in short-term borrowings. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2021, First Financial had an outstanding balance of $20.0 million. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2021. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

The following is a summary of First Financial's long-term debt:

	2021		2020
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
FRB borrowings	$0	0.00%	$434,982	0.35%
FHLB borrowings	0	0.00%	19,971	1.43%
Subordinated debt	313,248	4.86%	321,384	4.86%
Unamortized debt issuance costs	(2,384)	n/a	(2,770)	n/a
Capital lease liability	1,781	3.81%	1,860	3.81%
Capital loan with municipality	775	0.00%	775	0.00%
Subtotal	313,420	4.88%	776,202	2.25%

Acquired in Summit acquisition
Bank lines of credit	23,030	2.77%	0	0.00%
Notes issued in conjunction with acquisition of property and equipment	73,382	4.09%	0	0.00%
Total notes payable acquired in Summit acquisition	96,412	3.77%	0	0.00%
Total long-term debt	$409,832	4.62%	$776,202	2.25%

First Financial Bancorp 2021 Annual Report 83

Notes to Consolidated Financial Statements
As of December 31, 2021, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2022	$28,091
2023	15,086
2024	23,091
2025	12,301
2026	16,765
Thereafter	314,498
Total	$409,832

First Financial participated in the PPPLF, which is a program created by the FRB to extend credit to eligible financial institutions that originate PPP loans. As of December 31, 2021, the bank had no outstanding PPPLF advances. As of December 31, 2020, the bank had oustanding PPPLF advances of $435.0 million with an average interest rate of 35 basis points. These borrowings were secured by pledged PPP loans and prepay in conjunction with reductions in the principal balances of those loans.

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

In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.13% payable semiannually and mature in August 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. In addition, First Financial acquired $49.5 million of variable rate subordinated notes in the MSFG merger that were issued to previously formed trusts in exchange for the trust proceeds. Interest on the acquired subordinated notes is payable quarterly, in arrears, and the Company has the option to defer interest payments for a period not to exceed 20 consecutive quarters. These acquired subordinated notes mature 30 years after the date of original issuance and may be called at par following the 5 year anniversary of issuance. First Financial also acquired $8.4 million of 6.00% fixed rate private placement subordinated debt in conjunction with the MSFG merger that was issued in 2015 and matured in 2025. These notes were redeemable by the Company at par following the 5 year anniversary of issuance. These subordinated notes were redeemed by the Company in the first quarter of 2021. The subordinated notes are treated as Tier 2 capital for regulatory capital purposes and are included in Long-term debt on the Consolidated Balance Sheets.

Additionally, in conjunction with the acquisition of Summit, First Financial assumed $96.4 million in outstanding long-term borrowings at December 31, 2021. These outstanding long-term borrowings consisted of $23.0 million of lines of credit with other banks utilized to operate the business and carried an average interest rate of 2.77%. Additionally, acquired long term borrowings included $73.4 million of term notes, both with and without recourse, with an average interest rate of 4.09%. These term notes were used to finance Summit's equity investment in the purchase of equipment to be leased to customers.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2021, had collateral pledged with a book value of $5.8 billion.

84 First Financial Bancorp 2021 Annual Report

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

At December 31, 2021, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $2.4 billion, spread among six counterparties, with an estimated fair value of $74.2 million. At December 31, 2020, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $2.3 billion, spread among twenty counterparties, with an estimated fair value of $182.3 million.

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

Foreign Exchange Contracts. First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income. The Company has risk limits and internal controls in place to help ensure excessive risk is not being taken in providing this service to customers. At December 31, 2021, the Company had total counterparty notional amount outstanding of $6.4 billion spread among four counterparties, with an estimated fair value of $15.2 million at December 31, 2021 related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets. At December 31, 2020, the Company had total counterparty notional amounts outstanding of $3.6 billion spread among six counterparties, with an estimated fair value of $33.1 million.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.
First Financial Bancorp 2021 Annual Report 85

Notes to Consolidated Financial Statements

The following table details the location and amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

		December 31, 2021			December 31, 2020
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Classification	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives-instruments associated with loans
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$2,430,587	$84,694	$(7,508)	$2,300,336	$184,777	$(107)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	2,430,587	7,508	(84,701)	2,300,336	107	(184,884)
Foreign exchange contracts
Matched foreign exchange contracts with customers	Accrued interest and other assets	6,423,085	67,988	(52,780)	3,637,509	60,366	(27,249)
Match foreign exchange contracts with counterparty	Accrued interest and other liabilities	6,399,432	52,780	(67,988)	3,637,509	27,249	(60,366)
Total		$17,683,691	$212,970	$(212,977)	$11,875,690	$272,499	$(272,606)

The following table discloses the gross and net amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

	December 31, 2021			December 31, 2020
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$92,209	$(149,647)	$(57,438)	$184,991	$(385,088)	$(200,097)
Foreign exchange contracts with counterparty	120,768	(56,443)	64,325	87,615	(17,392)	70,223
Total	$212,977	$(206,090)	$6,887	$272,606	$(402,480)	$(129,874)

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2021:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Client derivatives-interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$2,430,587	5.7	$77,186
Pay fixed, matched interest rate swaps with counterparty	2,430,587	5.7	(77,193)
Client derivatives-foreign exchange contracts
Foreign exchange contracts - pay USD	6,423,085	0.6	15,208
Foreign exchange contracts - receive USD	6,399,432	0.6	(15,208)
Total client derivatives	$17,683,691	2.0	$(7)

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $362.8 million as of December 31, 2021 and $242.4 million as of December 31, 2020. The fair value of these agreements were recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets was $0.1 million at December 31, 2021 and $0.3 million at December 31, 2020.

86 First Financial Bancorp 2021 Annual Report

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2021, the notional amount of the IRLCs was $45.0 million and the notional amount of forward commitments was $62.5 million. As of December 31, 2020, the notional amount of IRLCs was $114.2 million and the notional amount of forward commitments was $112.6 million. The fair value of these agreements was $3.3 million at December 31, 2021 and was $2.7 million at December 31, 2020 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets.

13. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty was represented by the contractual amounts of those instruments. Effective January 1, 2020, First Financial adopted ASC 326, at which time First Financial estimated credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for credit losses - unfunded commitments in the Consolidated Statements of Income. First Financial had $13.4 million and $12.5 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2021 and 2020.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of conditions established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $4.0 billion and $3.4 billion at December 31, 2021 and 2020, respectively. As of December 31, 2021, loan commitments with a fixed interest rate totaled $129.2 million while commitments with variable interest rates totaled $3.8 billion. At December 31, 2020, loan commitments with a fixed interest rate totaled $123.6 million while commitments with variable interest rates totaled $3.3 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2021 and 2020 and have maturities ranging from less than 1 year to 30.9 years for December 31, 2021 and less than 1 year to 30.8 years for December 31, 2020.

First Financial Bancorp 2021 Annual Report 87

Notes to Consolidated Financial Statements
The following table presents by type First Financial's loan balances and contractual obligations to extend credit:

	December 31, 2021		December 31, 2020
(dollars in thousands)	Unfunded commitment	Loan balance	Unfunded commitment	Loan balance
Commercial & industrial	$1,545,995	$2,720,028	$1,270,765	$3,007,509
Lease financing	18,037	109,624	0	72,987
Construction real estate	484,038	455,894	374,008	636,096
Commercial real estate-investor	65,660	3,154,755	139,754	3,244,540
Commercial real estate-owner	29,824	1,071,859	51,637	1,063,318
Residential real estate	50,043	896,069	28,895	1,003,086
Home equity	822,343	708,399	762,406	743,099
Installment	15,985	119,454	18,229	81,850
Credit card	217,006	52,217	207,365	48,485
Total	$3,248,931	$9,288,299	$2,853,059	$9,900,970

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s letters of credit consist of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $41.1 million and $36.1 million at December 31, 2021, and 2020, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Risk participation agreements. First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $362.8 million and $242.4 million at December 31, 2021 and 2020, respectively.

Affordable housing projects and other tax credit investments. First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2021, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments.

The following table summarizes First Financial's investments in affordable housing projects and other tax credit investments.

(Dollars in thousands)		December 31, 2021		December 31, 2020
Investment	Accounting Method	Investment	Unfunded commitment	Investment	Unfunded commitment
LIHTC	Proportional amortization	$108,974	$57,341	$90,401	$47,531
HTC	Equity	2,581	56	3,607	364
NMTC	Equity	3,895	0	1,165	0
Renewable energy	Equity	18,585	15,114	5,244	7,661
Total		$134,035	$72,511	$100,417	$55,556

The following tables summarize First Financial's amortization expense and tax benefit recognized in affordable housing projects and other tax credit investments.

88 First Financial Bancorp 2021 Annual Report

	Twelve months ended
	December 31, 2021		December 31, 2020		December 31, 2019
(Dollars in thousands)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)
LIHTC	$8,894	$(8,581)	$8,076	$(7,629)	$6,931	$(6,397)
HTC	1,116	(263)	474	(563)	2,862	(3,342)
NMTC	210	(210)	175	(175)	350	(350)
Renewable energy	11,467	(12,216)	4,756	(4,777)	0	0
Total	$21,687	$(21,270)	$13,481	$(13,144)	$10,143	$(10,089)

(1) The amortization expense for the LIHTC investments is included in income tax expense. The amortization expense for the HTC, NMTC, and Renewable energy tax credits is included in other noninterest expense.
(2) All of the tax benefits recognized are included in Income tax expense. The tax benefit recognized for the HTC, NMTC, and Renewable energy investments primarily reflects the tax credits generated from the investments and excludes the net tax expense (benefit) and deferred tax liability of the investments’ income (loss).

Contingencies/Litigation. First Financial and its subsidiaries are engaged in various matters of litigation from time to time, and have a number of unresolved claims pending.

Like many banks, First Financial has been the subject of lawsuits relating to overdraft fees. This type of litigation is time consuming and expensive in large part due to the amount of data to be sorted and disclosed, in some cases going back multiple years. During the second and fourth quarters of 2021, First Financial determined that it was in its best interest to settle lawsuits in the states of Indiana and Ohio and have signed settlement agreements that are being presented to the court for approval. As such, First Financial recorded legal settlement expenses of $7.1 million, which were recorded in Other noninterest expenses in the Consolidated statement of income.

Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to other litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2021. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2021 or December 31, 2020.

14. Related Party Transactions

Outstanding balance of loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2021
Beginning balance	$5,097
Additions	1,463
Deductions	(3,078)
Ending balance	$3,482
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

First Financial Bancorp 2021 Annual Report 89

Notes to Consolidated Financial Statements
15. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2021	2020	2019
Current expense
Federal	$21,397	$34,632	$31,343
State	2,289	2,349	854
Total current expense	23,686	36,981	32,197
Deferred expense (benefit)
Federal	10,944	(8,624)	10,946
State	1,143	244	1,644
Total deferred expense (benefit)	12,087	(8,380)	12,590
Income tax expense	$35,773	$28,601	$44,787

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

(Dollars in thousands)	2021	2020	2019
Income taxes computed at federal statutory rate (21%) on income before income taxes	$50,596	$38,726	$51,001
Benefit from tax-exempt income	(5,613)	(5,901)	(5,964)
Tax credits	(21,561)	(13,064)	(10,075)
Basis reduction on tax credit	1,346	657	738
Tax expense (benefit) of equity compensation	(243)	340	(140)
State income taxes, net of federal tax benefit	2,711	2,049	1,973
Affordable housing investments	7,194	6,635	5,825
Other	1,343	(841)	1,429
Income tax expense	$35,773	$28,601	$44,787

90 First Financial Bancorp 2021 Annual Report

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2021, and 2020, were as follows:

(Dollars in thousands)	2021	2020
Deferred tax assets
Allowance for credit losses	$29,754	$39,671
Fair value adjustments on business combinations	0	3,870
Deferred compensation	292	235
Postretirement benefits other than pension liability	652	684
Accrued stock-based compensation	1,836	1,654
OREO write-downs	0	8
Interest on nonaccrual loans	442	1,712
Accrued expenses	7,286	5,647
State net operating loss	1,746	1,959
Leasing liability	15,794	16,947
Reserve for unfunded commitments	3,049	2,854
Deferred loan fees and costs	0	1,691
Other	565	577
Total deferred tax assets	61,416	77,509

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(9,117)	(11,923)
FHLB and FRB stock	(3,836)	(4,043)
Mortgage-servicing rights	(3,518)	(2,925)
Leasing activities	(10,860)	(6,661)
Retirement obligation	(13,754)	(10,984)
Intangible assets	(16,081)	(13,942)
Deferred loan fees and costs	(933)	0
Prepaid expenses	(680)	(619)
Limited partnership investments	(2,957)	(2,471)
Fair value adjustments on business combinations	(6,900)	0
Net unrealized gains on investment securities	(5,791)	(20,253)
Foreign exchange deferred income	(428)	(2,080)
ASU 2016-01 unrealized gain/loss-equity securities	(2,339)	(2,179)
Right of use assets	(13,390)	(15,053)
Other	(2,426)	(2,035)
Total deferred tax liabilities	(93,010)	(95,168)
Total net deferred tax liability	$(31,594)	$(17,659)

At December 31, 2021 and 2020, the Company had a state net operating loss carryforward from MSFG of $2.3 million and $2.5 million. This carryforward begins to expire in 2025. The Company expects to fully utilize this net operating loss and, therefore, a valuation allowance was not required at December 31, 2021 and 2020. The acquired MSFG state net operating loss is subject to IRC Section 382 and is limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2021 and 2020.

The Bank’s retained earnings at December 31, 2021 and 2020 included base-year bad debt reserves of $16.1 million.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and
First Financial Bancorp 2021 Annual Report 91

Notes to Consolidated Financial Statements
accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not been recorded.

At both December 31, 2021 and 2020, First Financial had $1.9 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of gross unrecognized tax benefits as of December 31, 2021 and 2020 is as follows:

(Dollars in thousands)	2021	2020
Balance at beginning of year	$2,386	$3,006
Settlements	0	(620)
Balance at end of year	$2,386	$2,386

The unrecognized tax benefits relate to state income tax exposures where First Financial believes it is likely that, upon examination, a state may take a position contrary to the position taken by the Company. The Company believes that resolution regarding our uncertain tax positions is reasonably possible within the next twelve months and could result in full, partial or no recognition of the benefit. First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2021 and 2020, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2018 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2018 through 2021 remain open to examination by the federal taxing authority. With limited exception, First Financial is no longer subject to state and local income tax examinations for years prior to 2017.

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

The investment objective of the Plan is to structure the assets to mirror the liabilities of the Plan, with the fixed income component matching the identified near and long-term plan distributions and the equity component generating growth of capital to meet other future Plan liabilities. The determination of the overall expected long-term return on plan assets was based on the composition of plan assets and long-term asset class return estimates developed by the Plan advisor, as well as a consensus of estimates from similarly managed portfolios of expected future returns.

First Financial recorded expense related to its pension plan of $3.4 million for 2021, $2.5 million for 2020 and $1.0 million for 2019. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are recorded as a component Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2021, 2020 or 2019 and does not expect to make any contributions in 2022.

92 First Financial Bancorp 2021 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2021	2020
Change in benefit obligation
Benefit obligation at beginning of year	$87,494	$75,044
Service cost	9,128	7,932
Interest cost	2,157	2,455
Actuarial (gain) loss	2,588	9,171
Benefits paid, excluding settlement	(8,096)	(7,108)
Benefit obligation at end of year	93,271	87,494

Change in plan assets
Fair value of plan assets at beginning of year	155,704	141,816
Actual return on plan assets	15,774	20,996
Benefits paid, excluding settlement	(8,096)	(7,108)
Fair value of plan assets at end of year	163,382	155,704

Amounts recognized in the Consolidated Balance Sheets
Assets	70,111	68,210
Liabilities	0	0
Net amount recognized	$70,111	$68,210

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$27,264	$32,943
Net prior service cost	(270)	(682)
Deferred tax assets	(6,148)	(7,349)
Net amount recognized	$20,846	$24,912

Change in accumulated other comprehensive income (loss)	$(4,066)	$(3,029)

Accumulated benefit obligation	$92,316	$86,327

The change in the defined benefit obligations for the period was driven primarily by an update to the interest crediting rate to reflect the known rate used at year-end 2021, which increased the liability, partially offset by a 34 bp increase in the discount rate from the prior year.
First Financial Bancorp 2021 Annual Report 93

Notes to Consolidated Financial Statements
The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2021	2020	2019
Service cost	$9,128	$7,932	$6,591
Interest cost	2,157	2,455	2,778
Expected return on assets	(10,118)	(9,824)	(9,718)
Amortization of prior service cost	(413)	(413)	(413)
Recognized net actuarial loss	2,611	2,334	1,803
Net periodic benefit (income) cost	3,365	2,484	1,041

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(3,068)	(2,001)	(4,630)
Prior service cost	0	0	0
Amortization of prior service cost	413	413	413
Amortization of gain	(2,611)	(2,334)	(1,803)
Total recognized in accumulated other comprehensive income (loss)	(5,266)	(3,922)	(6,020)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$(1,901)	$(1,438)	$(4,979)

The pension plan assumptions are shown in the table that follows:

	December 31,
	2021	2020	2019
Benefit obligations
Discount rate	2.89%	2.55%	3.33%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	2.58%	2.14%	2.82%

Net periodic benefit cost
Discount rate	2.55%	3.33%	4.31%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	2.14%	2.82%	3.61%

The fair value of the plan assets as of December 31, 2021 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$122	$122	$0	$0
U. S. Government agencies	3,535	0	3,535	0
Fixed income mutual funds	63,526	63,526	0	0
Equity mutual funds	83,000	83,000	0	0
Other assets	13,199	0	13,199	0
Total	$163,382	$146,648	$16,734	$0

94 First Financial Bancorp 2021 Annual Report

The fair value of the plan assets as of December 31, 2020 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$129	$129	$0	$0
U. S. Government agencies	4,193	0	4,193	0
Fixed income mutual funds	65,443	65,443	0	0
Equity mutual funds	85,939	85,939	0	0
Total	$155,704	$151,511	$4,193	$0

The level within the fair value hierarchy is based on the lowest level of input that is significant in the fair value measurement. See Note 22 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2022	$5,753
2023	5,848
2024	6,664
2025	6,931
2026	7,099
Thereafter	41,728

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2021, 2020 or 2019.

17. Revenue Recognition

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

Service charges on deposit accounts. The Company earns revenues from its deposit customers for transaction-based fees, account maintenance fees and overdraft fees. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company's performance obligation. Service charges on deposit accounts are withdrawn from the customer's deposit account.

Trust and wealth management fees. Trust and wealth management fees are primarily asset-based, but can also include flat fees based upon a specific service rendered, such as tax preparation services. The Company’s performance obligation is
First Financial Bancorp 2021 Annual Report 95

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

Trust and wealth management fees also includes brokerage revenue. Brokerage revenue represents fees from investment brokerage services provided to customers by a third party provider. The Company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The fees are recognized monthly and a receivable is recorded until commissions are paid the following month. Because the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, investment brokerage fees are presented net of related costs.

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2021 was $27.9 million, and was partially offset by $13.6 million of expenses within Noninterest income. Gross interchange income for 2020 was $23.9 million, and was partially offset by $12.2 million of expenses within Noninterest income, while gross interchange income for 2019 was $30.4 million, and was partially offset by $11.9 million of expenses within Noninterest income.

Other. Other noninterest income includes other recurring revenue streams such as transaction fees, safe deposit rental income, insurance commissions, merchant referral income and gain (loss) on sale of OREO. Transaction fees primarily include check printing sales commissions, collection fees and wire transfer fees which arise from in-branch transactions. Safe deposit rental income arises from fees charged to the customer on an annual basis and recognized upon receipt of payment. Insurance commissions are agent commissions earned by the Company and earned upon the effective date of the bound coverage. Merchant referral income is associated with a program whereby the Company receives a share of processing revenue that is generated from clients that were referred by First Financial to the service provider. Revenue is recognized at the point in time when the transaction occurs.

The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of the executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectibility of the transaction price is probable. Once these criteria are met, the OREO asset is removed and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.

96 First Financial Bancorp 2021 Annual Report

18. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2021
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Unrealized gain (loss) on debt securities	$(67,759)	$(759)	$(67,000)	$14,462	$(52,538)	$73,576	$(52,538)	$21,038
Retirement obligation	3,068	(2,198)	5,266	(1,200)	4,066	(24,912)	4,066	(20,846)
Foreign currency translation	(625)	0	(625)	0	(625)	0	(625)	(625)
Total	$(65,316)	$(2,957)	$(62,359)	$13,262	$(49,097)	$48,664	$(49,097)	$(433)

	December 31, 2020
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$36,643	$(4,563)	$41,206	$(8,894)	$32,312	$41,264	$32,312	$73,576
Retirement obligation	2,001	(1,921)	3,922	(893)	3,029	(27,941)	3,029	(24,912)
Total	$38,644	$(6,484)	$45,128	$(9,787)	$35,341	$13,323	$35,341	$48,664

	December 31, 2019
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Cumulative effect of new standard	Ending Balance
Unrealized gain (loss) on debt securities	$65,858	$(370)	$66,228	$(14,269)	$51,959	$(11,601)	$51,959	$906	$41,264
Unrealized gain (loss) on derivatives	281	0	281	(64)	217	(217)	217	0	0
Retirement obligation	4,630	(1,390)	6,020	(1,371)	4,649	(32,590)	4,649	0	(27,941)
Total	$70,769	$(1,760)	$72,529	$(15,704)	$56,825	$(44,408)	$56,825	$906	$13,323
First Financial Bancorp 2021 Annual Report 97

Notes to Consolidated Financial Statements
The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2021	2020	2019	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$(759)	$(4,563)	$(370)	Net gain (loss) on sales of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	413	413	413	Other noninterest expense
Recognized net actuarial loss (2)	(2,611)	(2,334)	(1,803)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(2,198)	(1,921)	(1,390)
Total reclassifications for the period, before tax	$(2,957)	$(6,484)	$(1,760)

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

Basel III includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0% and a fully phased-in capital conservation buffer of 2.5% of risk-weighted assets.  Further, the minimum ratio of Tier 1 capital to risk-weighted assets is 8.5% and all banks are subject to a 4.0% minimum leverage ratio, while the required Total risk-based capital ratio is 10.50%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees. The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

As of December 31, 2021, First Financial met all capital adequacy requirements to which it was subject. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table that follows. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the minimum requirement by $419.8 million on a consolidated basis at December 31, 2021.
98 First Financial Bancorp 2021 Annual Report

The following tables present the actual and required capital amounts and ratios as of December 31, 2021 and 2020 under the Basel III Capital Rules. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as reflected in the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2021
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,262,789	10.84%	$815,197	7.00%	N/A	N/A
First Financial Bank	1,513,175	13.01%	813,974	7.00%	$755,833	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,306,571	11.22%	989,882	8.50%	N/A	N/A
First Financial Bank	1,513,708	13.02%	988,397	8.50%	930,256	8.00%

Total capital to risk-weighted assets
Consolidated	1,642,549	14.10%	1,222,795	10.50%	N/A	N/A
First Financial Bank	1,589,570	13.67%	1,220,960	10.50%	1,162,820	10.00%

Leverage
Consolidated	1,306,571	8.70%	600,410	4.00%	N/A	N/A
First Financial Bank	1,513,708	10.10%	599,578	4.00%	749,472	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2020
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,325,922	11.82%	$785,338	7.00%	N/A	N/A
First Financial Bank	1,452,403	12.95%	784,807	7.00%	$728,749	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,368,818	12.20%	953,625	8.50%	N/A	N/A
First Financial Bank	1,452,507	12.96%	952,980	8.50%	896,922	8.00%

Total capital to risk-weighted assets
Consolidated	1,744,802	15.55%	1,178,007	10.50%	N/A	N/A
First Financial Bank	1,560,457	13.92%	1,177,211	10.50%	1,121,153	10.00%

Leverage
Consolidated	1,368,818	9.55%	573,526	4.00%	N/A	N/A
First Financial Bank	1,452,507	10.14%	573,094	4.00%	716,367	5.00%

Share repurchases. Effective January 2022, First Financial's board of directors approved a stock repurchase plan (the 2021 Repurchase Plan), replacing the 2020 Repurchase Plan which became effective in January 2021 (the 2020 Repurchase Plan). The 2021 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2023. Under the 2020 Repurchase Plan, First Financial repurchased 4,633,355 shares at an average market price of $23.33 during 2021.

First Financial Bancorp 2021 Annual Report 99

Notes to Consolidated Financial Statements
The 2020 Repurchase Plan replaced the plan that expired on December 31, 2020 (the 2019 Repurchase Plan). Under the 2019 Repurchase Plan, First Financial repurchased 880,000 shares at an average market price of $18.96 during 2020 and repurchased 2,753,272 shares at an average market price of $24.05 during 2019.

20. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense within salaries and employee benefits on the Consolidated Statements of Income of $9.6 million, $7.7 million and $8.0 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $10.2 million at December 31, 2021 and is expected to be recognized over a weighted average period of 1.93 years.

As of December 31, 2021, First Financial had two active stock-based compensation plans, the Amended and Restated 2012 Stock Plan and the 2020 Stock Plan. New awards may only be granted from the 2020 Stock Plan. At December 31, 2021, there were 3,803,798 shares available for issuance under the 2020 Stock Plan.

In April 2018, in conjunction with the MSFG merger, First Financial assumed existing MSFG stock options, which were converted into options to purchase 83,551 shares of First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. At December 31, 2021, 20,515 options were outstanding under the Plan, all of which expire on or before February 3, 2024.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2021, 2020 or 2019.

Stock option activity for the year ended December 31, 2021, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	27,451	$10.53
Granted	0	0.00
Exercised	(6,936)	9.21
Forfeited or expired	0	0.00
Outstanding at end of year	20,515	$10.98	1.78 years	$275
Exercisable at end of year	20,515	$10.98	1.78 years	$275

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2021	2020	2019
Total intrinsic value of options exercised	$114	$86	$462
Cash received from exercises	$64	$72	$90
Tax benefit from exercises	$2,229	$1,776	$1,844

100 First Financial Bancorp 2021 Annual Report

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2021		2020		2019
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	763,283	$22.04	530,569	$27.19	462,446	$26.39
Granted	539,020	22.69	503,311	18.62	395,023	26.55
Vested	(386,848)	22.24	(233,828)	26.07	(295,633)	24.94
Forfeited	(75,722)	22.86	(36,769)	23.79	(31,267)	28.63
Nonvested at end of year	839,733	$22.30	763,283	$22.04	530,569	$27.19

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2021, 2020 and 2019 was $8.6 million, $6.1 million and $7.4 million, respectively.

21. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2021	2020	2019
Numerator
Net income	$205,160	$155,810	$198,075

Denominator
Basic earnings per common share - weighted average shares	95,034,690	97,363,952	98,305,570
Effect of dilutive securities
Employee stock awards	862,695	729,146	545,901
Diluted earnings per common share - adjusted weighted average shares	95,897,385	98,093,098	98,851,471

Earnings per share available to common shareholders
Basic	$2.16	$1.60	$2.01
Diluted	$2.14	$1.59	$2.00

Stock options and warrants with exercise prices greater than the average market price of the common shares are excluded from the computation of net income per diluted share, as they would be antidilutive.  Using the end of period price of the Company's common shares, there were no antidilutive options at December 31, 2021, 2020, or 2019.

As of December 31, 2021, 2020, and 2019, First Financial was authorized to issue 10,000,000 preferred shares; however, no preferred shares were issued or outstanding.

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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2021
Financial assets
Cash and short-term investments	$434,842	$434,842	$434,842	$0	$0
Investment securities held-to-maturity	98,420	99,898	0	99,898	0
Other investments	102,971	102,971	1,331	92,025	9,615
Loans and leases	9,156,307	9,172,111	0	0	9,172,111
Accrued interest receivable	44,627	44,627	0	15,170	29,457

Financial liabilities
Deposits	12,871,954	12,869,567	0	12,869,567	0
Short-term borrowings	296,203	296,203	296,203	0	0
Long-term debt	409,832	411,569	0	411,569	0
Accrued interest payable	4,498	4,498	0	4,498	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2020
Financial assets
Cash and short-term investments	$251,359	$251,359	$251,359	$0	$0
Investment securities held-to-maturity	131,687	136,698	0	136,698	0
Other investments	133,198	133,198	837	122,953	9,408
Loans and leases	9,725,291	9,743,497	0	0	9,743,497
Accrued interest receivable	50,903	50,903	0	13,221	37,682

Financial liabilities
Deposits	12,232,003	12,238,058	0	12,238,058	0
Short-term borrowings	166,594	166,594	166,594	0	0
Long-term debt	776,202	774,674	0	774,674	0
Accrued interest payable	6,240	6,240	14	6,226	0

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

Collateral dependent loans. Collateral dependent loans carried at fair value have been partially charged-off or receive specific allocations of the allowance for credit losses. For collateral dependent loans, fair value is generally based on real estate appraisals, a calculation of enterprise value or a valuation of business assets including equipment, inventory and accounts receivable. These loans had a principal amount of $28.8 million and $45.3 million at December 31, 2021 and December 31, 2020, respectively, with a valuation allowance of $9.7 million and $13.5 million at December 31, 2021 and December 31, 2020, respectively.

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

OREO. Assets acquired through loan foreclosure are recorded at fair value less costs to sell, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off establishing a new cost basis. Subsequent changes in value are reported as adjustments to the carrying amount and are recorded in noninterest expense. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value differs from the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. The Company classifies OREO in level 3 of the fair value hierarchy.

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements, were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2021
Assets
Investment securities available-for-sale	$34,776	$4,134,889	$38,181	$4,207,846
Loans held for sale	0	29,482	0	29,482
Interest rate derivative contracts	0	92,328	0	92,328
Foreign exchange derivative contracts	0	120,768	0	120,768
Total	$34,776	$4,377,467	$38,181	$4,450,424

Liabilities
Interest rate derivative contracts	$0	$92,444	$0	$92,444
Foreign exchange derivative contracts	0	120,768	0	120,768
Total	$0	$213,212	$0	$213,212

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2020
Assets
Investment securities available-for-sale	$103	$3,383,902	$40,575	$3,424,580
Loans held for sale	0	41,103	0	41,103
Interest rate derivative contracts	0	185,032	0	185,032
Foreign exchange derivative contracts	0	87,615	0	87,615
Total	$103	$3,697,652	$40,575	$3,738,330

Liabilities
Interest rate derivative contracts	$0	$186,124	$0	$186,124
Foreign exchange derivative contracts	0	87,615	0	87,615
Total	$0	$273,739	$0	$273,739

The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020.

(dollars in thousands)	December 31, 2021	December 31, 2020
Beginning balance	$40,575	$9,190
Accretion (amortization)	(38)	1
Increase (decrease) in fair value	44	(17)
Purchases (settlements)	(2,400)	31,401
Ending balance	$38,181	$40,575

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2021
Assets
Collateral dependent loans
Commercial	$0	$0	$4,449
Commercial real estate	0	0	14,618

OREO	0	0	0

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2020
Assets
Collateral dependent loans
Commercial	$0	$0	$25,367
Commercial real estate	0	0	6,432

OREO	0	0	54

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

The aggregate fair value of the Company’s residential mortgage loans held for sale as of December 31, 2021 and 2020 was $29.5 million and $41.1 million, respectively. The aggregate unpaid principal balance of the Company’s residential mortgage loans held for sale as of December 31, 2021 and 2020 was $27.2 million and $35.5 million, respectively. The resulting difference between the aggregate fair value and the aggregate remaining principal balance for loans for which the fair value option has been elected was $2.3 million and $5.6 million as of December 31, 2021 and 2020, respectively.

Changes in the estimated fair value of residential mortgage loans held for sale are reported as a component of Net gain from sales of loans in the Company’s consolidated statements of income. For the year ended December 31, 2021, the change in fair value of the Company’s residential mortgage loans held for sale was a net loss of $3.3 million. For the year ended December 31, 2020, the change in fair value of the Company’s residential mortgage loans held for sale was a net gain of $4.6 million.

First Financial Bancorp 2021 Annual Report 101

Notes to Consolidated Financial Statements
23. Business Combination

On December 31, 2021, the Company completed its acquisition of Summit Funding Group, Inc. and its subsidiaries. Summit is a privately held, full service, equipment financing company that originates, purchases, sells and services equipment leases to commercial businesses in the United States and Canada. Upon completion of the transaction, Summit became a subsidiary of the Bank and continues to operate as Summit Funding Group, taking advantage of its existing brand recognition within the equipment financing industry. Operating results related to the Summit acquisition were immaterial to 2021 consolidated financial statements.

Pursuant to the purchase agreement, First Financial agreed to acquire all of the issued and outstanding equity securities of Summit for aggregate consideration of approximately $127.1 million consisting of $113.5 million in cash and $10.0 million of First Financial common stock, and a $3.6 million earn-out payment. Pursuant to the purchase agreement, the “earn-out” payments are payable annually for each of the five years following the closing of the acquisition, contingent upon the results of Summit's operations. First Financial incurred expenses related to the Summit acquisition of $2.6 million during the year ended December 31, 2021.

The Summit transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $185.8 million and $125.9 million, respectively, and included $42.3 million of financing leases and $73.9 million of operating leases. Given the timing of the transaction closing, acquisition accounting adjustments are considered preliminary at December 31, 2021. These present value measurements are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available, and the measurement period ends in December 2022. Goodwill arising from the Summit acquisition was $63.0 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth with the expansion of the Bank's leasing business. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange.  For further detail, see Note 9 – Goodwill and Other Intangible Assets.

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

The Bannockburn transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $74.9 million and $18.4 million, respectively, and were subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values became available.  The fair value of assets acquired and liabilities assumed were considered final as of August 2020. Goodwill arising from the BGF acquisition was $57.5 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth and diversification. The goodwill is deductible for income tax purposes as the transaction is considered a taxable exchange.  For further detail, see Note 9 – Goodwill and Other Intangible Assets.
102 First Financial Bancorp 2021 Annual Report

24. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2021	2020
Assets
Cash	$49,746	$172,902
Investment securities	1,836	1,388
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,447,095	2,346,009
Non-banks	10,417	9,559
Total investment in subsidiaries	2,457,512	2,355,568
Premises and equipment	1,311	1,328
Other assets	77,132	68,812
Total assets	$2,595,037	$2,607,498

Liabilities
Short-term borrowings	$20,000	$0
Subordinated notes	310,864	320,615
Dividends payable	1,042	674
Other liabilities	4,189	4,139
Total liabilities	336,095	325,428
Shareholders’ equity	2,258,942	2,282,070
Total liabilities and shareholders’ equity	$2,595,037	$2,607,498

First Financial Bancorp 2021 Annual Report 103

Notes to Consolidated Financial Statements
Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands)	2021	2020	2019
Income
Interest income	$34	$27	$30
Noninterest income	663	272	191
Dividends from subsidiaries	202,000	81,725	196,800
Total income	202,697	82,024	197,021

Expenses
Interest expense	15,900	14,172	9,552
Salaries and employee benefits	9,784	8,004	8,169
Professional services	2,343	1,160	1,040
Other	5,186	5,163	6,599
Total expenses	33,213	28,499	25,360
Income before income taxes and equity in undistributed net earnings of subsidiaries	169,484	53,525	171,661
Income tax expense (benefit)	(7,787)	(6,145)	(5,975)
Equity in undistributed earnings (loss) of subsidiaries	27,889	96,140	20,439
Net income	$205,160	$155,810	$198,075

Comprehensive income	$156,063	$191,151	$254,900

104 First Financial Bancorp 2021 Annual Report

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2021	2020	2019
Operating activities
Net income	$205,160	$155,810	$198,075
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(27,889)	(96,140)	(20,439)
Depreciation and amortization	859	712	584
Stock-based compensation expense	9,635	7,678	7,969
Unrealized (gain) loss on equity securities	(448)	(272)	(191)
Deferred income taxes	(224)	(158)	1,255
(Decrease) increase in dividends payable	368	(175)	384
(Decrease) increase in other liabilities	(751)	(22)	(244)
Decrease (increase) in other assets	(8,096)	8,907	(6,996)
Net cash provided by (used in) operating activities	178,614	76,340	180,397

Investing activities
Capital contributions to subsidiaries	(113,152)	0	0
Net cash acquired (paid) in business combinations	0	0	(53,660)
Proceeds from sales and maturities of investment securities	0	0	264
Purchases of investment securities	0	0	(500)
Net cash (used in) provided by investing activities	(113,152)	0	(53,896)

Financing activities
(Decrease) increase in short-term borrowings	20,000	0	0
Proceeds from long-term borrowings	(10,592)	150,000	0
Cash dividends paid on common stock	(87,316)	(89,691)	(89,097)
Purchases of common stock	(108,077)	(16,686)	(66,218)
Proceeds from exercise of stock options, net of shares purchased	64	72	90
Other	(2,697)	(3,002)	(2,285)
Net cash provided by (used in) financing activities	(188,618)	40,693	(157,510)
Net increase (decrease) in cash	(123,156)	117,033	(31,009)
Cash at beginning of year	172,902	55,869	86,878
Cash at end of year	$49,746	$172,902	$55,869

First Financial Bancorp 2021 Annual Report 105

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

The following table assumes $100 invested on December 31, 2016 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

350
300
250
200
150
100
50
0
16
17
18
19
20
21
First Financial Bancorp
KBW Regional Bank Index
Nasdaq Composite Index

	2016	2017	2018	2019	2020	2021
First Financial Bancorp	100.00	95.05	87.87	97.79	71.49	103.36
Nasdaq Composite Index	100.00	129.73	126.08	172.40	250.06	305.60
KBW Regional Bank Index	100.00	101.81	84.00	104.05	95.02	129.84

106 First Financial Bancorp 2021 Annual Report

shareholder information Annual Meeting of Shareholders The annual meeting of shareholders will be held on Tuesday, May 24, 2022, at 10:00 AM (EDT) via a virtual shareholder meeting. Common Stock Listing First Financial Bancorp’s common stock trades on the Nasdaq Stock Market (NASDAQ) under the symbol FFBC. Registrar and Transfer Agent Computershare Shareholder Services serves as the registrar and transfer agent for First Financial Bancorp common stock for registered shareholders. Shareholder account inquiries, including changes of address or ownership, transferring stock and replacing lost certificates or dividend checks should be directed to Computershare Shareholder Services at: Transfer Agent Computershare Shareholder Services P.O. Box 505000 Louisville, KY 40233 (800) 368-5948 Shareholders of record can also access their shareholder account records and request information related to their shareholder account via the internet. To register for online account access, go to: www.computershare.com/investor. Dividend Reinvestment and Stock Purchase Plan Shareholders of record holding 25 shares or more are eligible to participate in our Dividend Reinvestment Plan. Shareholders of record may elect to have cash dividends automatically reinvested in additional common shares and can also purchase additional common shares by making optional cash payments. To obtain a prospectus, enroll in the plan, or to contact Investor Relations, please visit the Investor Relations section of our website at www.bankatfirst.com. Investor Relations Corporate and investor information, including news releases, webcasts, investor presentations, annual reports, proxy statements and SEC filings, as well as information on the Company’s corporate governance practices are available within the Investor Relations section of our website at www.bankatfirst.com. Shareholders, analysts and other investment professionals who would like corporate and financial information on First Financial Bancorp should contact: James M. Anderson Chief Financial Officer First Financial Bancorp 255 East Fifth Street, 29th Floor Cincinnati, OH 45202 (513) 887-5400 Email: InvestorRelations@bankatfirst.com Securities and Exchange Commission Filings All reports filed electronically by First Financial Bancorp with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as any amendments to those reports, are accessible at no cost within the Investor Relations section of our website at www.bankatfirst.com, or by contacting Investor Relations. These filings are also accessible on the SEC’s website at www.sec.gov.
First Financial Bancorp 2021 Annual Report 107

First Financial Bank First Financial Center 255 East Fifth Street Cincinnati, OH 45202-4248 bankatfirst.com ©2022 First Financial Bancorp