Form 10-K, Exhibit 13
period 2022-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2023-02-24
CIK 708955

EXHIBIT 13

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset backed loans	FRB	Federal Reserve Bank
ACL or Allowance	Allowance for credit losses	GAAP	U.S. Generally Accepted Accounting Principles
AFS	Available-for-sale	GNMA	Government National Mortgage Association
AOCI	Accumulated other comprehensive income	HTC	Historic tax credit
ASC	Accounting standards codification	HTM	Held-to-maturity
ASU	Accounting standards update	Insignificant	Less than $0.1 million
ATM	Automated teller machine	IRLC	Interest Rate Lock Commitment
Bank	First Financial Bank	LIHTC	Low income housing tax credit
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	MBSs	Mortgage-backed securities
BGF or Bannockburn	Bannockburn Global Forex	MSFG	MainSource Financial Group, Inc.
Bp/bps	Basis point(s)	N/A	Not applicable
BOLI	Bank owned life insurance	NII	Net interest income
CDs	Certificates of deposit	NMTC	New markets tax credit
CARES Act	Coronavirus Aid, Relief, and Economic Security Act	N/M	Not meaningful
CECL	Current Expected Credit Loss	Oak Street	Oak Street Holdings Corporation
C&I	Commercial & industrial	ODFI	Ohio Department of Financial Institutions
CMOs	Collateralized mortgage obligations	OREO	Other real estate owned
CRE	Commercial real estate	PCA	Prompt corrective action
Company	First Financial Bancorp.	PCD	Purchase credit deteriorated
DDA	Demand deposit account	PCI	Prompt corrective action
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act	PD	Probability of default
EAD	Exposure at Default	PPP	Paycheck Protection Program
ERISA	Employee Retirement Income Security Act	PPPLF	Paycheck Protection Program Liquidity Facility
ERM	Enterprise Risk Management	R&S	Reasonable and supportable
EVE	Economic value of equity	ROU	Right-of-use
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	SEC	United States Securities and Exchange Commission
FASB	Financial Accounting Standards Board	SFG or Summit	Summit Funding Group, Inc
FDIC	Federal Deposit Insurance Corporation	SOFR	Secured Overnight Financing Rate
FHLB	Federal Home Loan Bank	Topic 842	FASB ASC Topic 842, Leasing
FHLMC	Federal Home Loan Mortgage Corporation	Special Assets	Special Assets Division
First Financial	First Financial Bancorp.	TDR	Troubled debt restructuring
FNMA	Federal National Mortgage Association	TTC	Through the cycle
Form 10-K	First Financial Bancorp. Annual Report on Form 10-K	USD	United States dollars

First Financial Bancorp 2022 Annual Report 1

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This annual report contains forward-looking statements. See the Forward-Looking Statements section that follows for further information on the risks and uncertainties associated with forward-looking statements.

The following discussion and analysis is presented by management to facilitate the understanding of the financial condition, cash flows, changes in financial condition and results of operations of First Financial Bancorp. Management's discussion and analysis identifies trends and material changes that occurred during the reporting periods presented and should be read in conjunction with the Consolidated Financial Statements and accompanying Notes.

Certain reclassifications of prior years' amounts have been made to conform to current year presentation. Such reclassifications had no effect on net earnings, total assets, liabilities and shareholders' equity.

EXECUTIVE SUMMARY

First Financial Bancorp. is a $17.0 billion financial holding company headquartered in Cincinnati, Ohio, which operates through its subsidiaries. These subsidiaries include First Financial Bank, an Ohio-chartered commercial bank, which operated 132 full service banking centers as of December 31, 2022. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends into targeted industry verticals on a nationwide basis. Operating under the brand of Yellow Cardinal Advisory Group, Wealth Management had $3.2 billion in assets under management as of December 31, 2022, and provides the following services: financial planning, investment management, trust administration, estate settlement, brokerage services and retirement planning.

Additional information about First Financial, including its products, services and banking locations, is available on the Company's website at www.bankatfirst.com.

The major components of First Financial’s operating results for the previous three years are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

MARKET STRATEGY

First Financial develops a competitive advantage by utilizing a local market focus to provide superior service and build long-term relationships with clients while helping them achieve greater financial success. First Financial serves a combination of metropolitan and community markets in Ohio, Indiana, Kentucky and Illinois through its full-service banking centers. First Financial also has certain lending platforms that extend beyond the geographic banking center footprint to provide financing to franchise owners and clients within the financial services industry as well as equipment lease financing to commercial businesses. First Financial's investment in community markets is an important part of the Bank's core funding base and has historically provided stable, low-cost funding sources.

First Financial’s market selection process includes multiple factors, but markets are primarily chosen for their potential for long-term profitability and growth.  First Financial intends to concentrate plans for future growth and capital investment within its current markets, and will continue to evaluate additional growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint.  Additionally, First Financial may seek strategic acquisitions that provide product line extensions or additional industry verticals that complement its existing business and diversify its product suite and revenue streams.

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
2 First Financial Bancorp 2022 Annual Report

First Financial acquired all of the issued and outstanding equity securities of Summit for aggregate consideration of approximately $127.1 million, consisting of $113.5 million in cash, $10.0 million of First Financial common stock, and a $3.6 million earn-out payment. Pursuant to the purchase agreement, the earn-out payments are payable annually for each of the five years following the closing of the acquisition, contingent upon the results of Summit's operations. First Financial incurred expenses related to the Summit acquisition of $0.6 million for the year ended December 31, 2022 and $2.6 million for the year ended December 31, 2021.

The Summit transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $185.8 million and $122.5 million, respectively, and included $41.9 million of financing leases and $75.3 million of operating leases. These present value measurements were subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values became available.  The measurement period ended in December 2022.

Goodwill arising from the Summit acquisition was $63.7 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth with the expansion of the Bank's leasing business. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange.  For further detail, see Note 10 – Goodwill and Other Intangible Assets.

See Note 24 – Business Combinations in the Notes to Consolidated Financial Statements, for further discussion of these transactions.

COVID-19 CONSIDERATIONS

The Company's operations and financial results were substantially influenced by the COVID-19 pandemic. At the onset of the pandemic, the Company updated operating protocols to continuously provide virtually all banking services while prioritizing the health and safety of both its clients and associates.

Sales associates, support teams and management returned to corporate offices and operations centers in the second and third quarters of 2021. The Company has continued to prioritize the health and safety of clients and associates, although without the significant disruptions to its workforce that occurred at the onset of the pandemic.

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

The Bank underwent a significant level of cross training and redeployment of associate resources to rapidly meet the influx of client requests in response to the passage of the CARES Act, the establishment of the Paycheck Protection Program and the approval of the Consolidated Appropriations Act. As of December 31, 2022, the Company had $3.0 million of outstanding PPP loans, net of unearned fees, compared to $55.6 million as of December 31, 2021.

As of December 31, 2021, the Company had $16.5 million of modified loans to COVID-19 impacted borrowers with principal amounts deferred and interest-only payments required. These loans had all returned to regular payment schedules as of December 31, 2022. As provided in the CARES Act and subsequently amended by the Consolidated Appropriations Act, loan modifications in response to COVID-19 that were executed between March 1, 2020 and January 1, 2022 on a loan that was not more than 30 days past due as of December 31, 2019 are not required to be reported as TDR.

First Financial Bancorp 2022 Annual Report 3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2022	2021	2020
Summary of operations
Interest income	$585,006	$483,217	$524,963
Tax equivalent adjustment (1)	6,357	6,091	6,529
Interest income tax – equivalent (1)	591,363	489,308	531,492
Interest expense	65,863	31,099	68,452
Net interest income tax – equivalent (1)	$525,500	$458,209	$463,040
Interest income	$585,006	$483,217	$524,963
Interest expense	65,863	31,099	68,452
Net interest income	519,143	452,118	456,511
Provision for credit losses	11,713	(18,121)	70,559
Noninterest income	189,641	171,506	189,123
Noninterest expenses	455,349	400,812	390,664
Income before income taxes	241,722	240,933	184,411
Income tax expense	24,110	35,773	28,601
Net income	$217,612	$205,160	$155,810

Per share data
Earnings per common share
Basic	$2.33	$2.16	$1.60
Diluted	$2.30	$2.14	$1.59
Cash dividends declared per common share	$0.92	$0.92	$0.92
Average common shares outstanding–basic (in thousands)	93,529	95,035	97,364
Average common shares outstanding–diluted (in thousands)	94,587	95,897	98,093

Selected year-end balances
Total assets	$17,003,316	$16,329,141	$15,973,134
Earning assets	14,331,900	13,941,829	13,651,843
Investment securities	3,636,829	4,409,237	3,689,465
Total loans and leases	10,298,971	9,288,299	9,900,970
Interest-bearing demand deposits	3,037,153	3,198,745	2,914,787
Savings deposits	3,828,139	4,157,374	3,680,774
Time deposits	1,700,705	1,330,263	1,872,733
Noninterest-bearing demand deposits	4,135,180	4,185,572	3,763,709
Total deposits	12,701,177	12,871,954	12,232,003
Short-term borrowings	1,287,156	296,203	166,594
Long-term debt	346,672	409,832	776,202
Shareholders’ equity	2,041,373	2,258,942	2,282,070

Select Financial Ratios
Average loans to average deposits (2)	76.11%	76.15%	87.13%
Net charge-offs to average loans and leases	0.06%	0.26%	0.14%
Average shareholders’ equity to average total assets	12.85%	14.06%	14.30%
Average tangible shareholders’ equity to average tangible assets	6.59%	8.29%	8.28%
Return on average assets	1.33%	1.28%	1.00%
Return on average equity	10.34%	9.08%	7.02%
Return on average tangible shareholders' equity	21.62%	16.43%	12.97%
Net interest margin	3.73%	3.27%	3.46%
Net interest margin (tax equivalent basis) (1)	3.77%	3.31%	3.51%
Dividend payout	39.48%	42.59%	57.50%
Tangible book value per share	$9.97	$12.26	$12.93
(1) Tax equivalent basis was calculated using a 21% tax rate.
(2) Includes loans held for sale.

4 First Financial Bancorp 2022 Annual Report

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2022 was $217.6 million, resulting in earnings per diluted common share of $2.30. This compares to net income of $205.2 million and earnings per diluted common share of $2.14 in 2021. Return on average assets was was 1.33% and 1.28% for 2022 and 2021, respectively. First Financial’s return on average tangible shareholders’ equity for 2022 was 21.62%, compared to 16.43% for 2021.
Net interest income in 2022 increased $67.0 million, or 14.8%, from 2021, to $519.1 million, primarily driven by higher yields earned on the loan and investment portfolios resulting from a higher interest rate environment. The net interest margin on a fully tax equivalent basis was 3.77% for 2022 compared to 3.31% in 2021.

Noninterest income increased $18.1 million, or 10.6%, to $189.6 million during 2022 from $171.5 million in 2021. The increase in 2022 was primarily driven by increases in leasing business income and foreign exchange income, and was partially offset by lower mortgage banking income.

Noninterest expense increased $54.5 million, or 13.6%, from $400.8 million in 2021 to $455.3 million in 2022. This increase was largely driven by higher salaries and incentives, higher other noninterest expenses and leasing business expenses resulting from the acquisition of Summit at the end of 2021.

Income tax expense decreased $11.7 million, or 32.6%, to $24.1 million in 2022 from $35.8 million in 2021, with the effective tax rate decreasing to 10.0% in 2022 from 14.8% in 2021. The lower effective tax rate in 2022 was primarily related to tax credit investments realized during 2022.
Total loans increased $1.0 billion, or 10.9%, to $10.3 billion at December 31, 2022 from $9.3 billion at December 31, 2021, primarily driven by growth in C&I loans. Total deposits decreased $170.8 million, or 1.3%, to $12.7 billion as of December 31, 2022 from $12.9 billion at December 31, 2021 due to competitive pressures arising from an elevated interest rate environment.

The ACL was $133.0 million, or 1.29% of total loans at December 31, 2022, compared to $132.0 million, and 1.42% of total loans at December 31, 2021. First Financial recorded $6.7 million in provision expense during 2022, compared to $19.0 million in provision recapture during 2021.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NON-GAAP FINANCIAL MEASURES

The Company utilizes certain non-GAAP financial measures, which it believes provide useful insight to the reader of the Consolidated Financial Statements. These non-GAAP measures should be supplemental to primary GAAP measures and should not be read in isolation or relied upon as a substitute for the primary GAAP measures.

For analytical purposes, net interest income is presented in the following table adjusted to a tax equivalent basis assuming a 21% marginal tax rate. Net interest income is disclosed on a tax equivalent basis to consistently reflect income from tax-exempt assets, such as municipal loans and investments, in order to facilitate a comparison between taxable and tax-exempt amounts.  Management believes it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis as these measures provide useful information to make peer comparisons.

First Financial Bancorp 2022 Annual Report 5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 2 • Non-GAAP - Net Interest Income
	Year ended December 31,
(Dollars in thousands)	2022	2021	2020
Net interest income	$519,143	$452,118	$456,511
Tax equivalent adjustment	6,357	6,091	6,529
Net interest income - tax equivalent	$525,500	$458,209	$463,040

Average earning assets	$13,921,563	$13,826,645	$13,193,650

Net interest margin (1)	3.73%	3.27%	3.46%
Net interest margin (FTE) (1)	3.77%	3.31%	3.51%
(1) Calculated using net interest income divided by average earning assets.

In addition to capital ratios defined by the U.S. banking agencies, First Financial considers various measures when evaluating capital utilization and adequacy, including the return on average tangible shareholder's equity and the tangible common equity ratio. These calculations are intended to complement the capital ratios defined by the U.S. banking agencies for both absolute and comparative purposes. As GAAP does not include capital ratio measures, the Company believes there are no comparable GAAP financial measures to these ratios. These ratios are not formally defined by GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures.

First Financial believes return on average tangible common equity is an important measure for comparative purposes with other financial institutions, but it is not defined under GAAP, and therefore is considered a non-GAAP financial measure. This measure is useful for evaluating the performance of a business as it calculates the return available to common shareholders without the impact of intangible assets and their related amortization.

First Financial encourages readers to consider its Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

The following table reconciles non-GAAP capital ratios to GAAP:

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
(Dollars in thousands)	2022	2021	2020
Net income (a)	$217,612	$205,160	$155,810

Average total shareholders' equity	2,105,339	2,259,807	2,220,645
Less:
Goodwill	(999,611)	(937,943)	(937,771)
Other intangibles	(99,081)	(73,496)	(81,684)
Average tangible equity (b)	1,006,647	1,248,368	1,201,190

Total shareholders' equity	2,041,373	2,258,942	2,282,070
Less:
Goodwill	(1,001,507)	(1,000,749)	(937,771)
Other intangibles	(93,919)	(104,367)	(77,361)
Ending tangible equity (c)	945,947	1,153,826	1,266,938

Total assets	17,003,316	16,329,141	15,973,134
6 First Financial Bancorp 2022 Annual Report

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
Less:
Goodwill	(1,001,507)	(1,000,749)	(937,771)
Other intangibles	(93,919)	(104,367)	(77,361)
Ending tangible assets (d)	15,907,890	15,224,025	14,958,002

Risk-weighted assets (e)	12,923,233	11,642,201	11,219,114

Total average assets	16,382,730	16,072,360	15,529,144
Less:
Goodwill	(999,611)	(937,943)	(937,771)
Other intangibles	(99,081)	(73,496)	(81,684)
Average tangible assets (f)	15,284,038	15,060,921	14,509,689

Ending common shares outstanding (g)	94,891,099	94,149,240	98,021,929

Ratios
Return on average tangible shareholders' equity (a)/(b)	21.62%	16.43%	12.97%
Ending tangible shareholders' equity as a percent of:
Ending tangible assets (c)/(d)	5.95%	7.58%	8.47%
Risk-weighted assets (c)/(e)	7.32%	9.91%	11.29%
Average tangible shareholders' equity to average tangible assets (b)/(f)	6.59%	8.29%	8.28%
Tangible book value per share (c)/(g)	$9.97	$12.26	$12.93

NET INCOME

2022 vs. 2021. First Financial’s net income increased $12.5 million, or 6.1%, to $217.6 million in 2022, compared to net income of $205.2 million in 2021. The increase in 2022 was primarily related to a $67.0 million, or 14.8%, increase in net interest income, a $18.1 million, or 10.6%, increase in noninterest income and a $11.7 million, or 32.6%, decrease in income tax expense, partially offset by a $54.5 million, or 13.6%, increase in noninterest expenses and a $25.8 million, or 135.4%, increase in provision expense.

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

For more detail, refer to the Net interest income, Noninterest income, Noninterest expenses, Income taxes, and Asset quality and allowance for credit losses sections that follow.

NET INTEREST INCOME

First Financial’s net interest income for the years 2020 through 2022 is shown in Table 1 – Financial Summary.

First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees and purchase accounting accretion, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing
First Financial Bancorp 2022 Annual Report 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations
loans to customers as well as marketable investment securities. First Financial's tax equivalent net interest margin was 3.77%, 3.31% and 3.51% for 2022, 2021 and 2020, respectively.

Table 5 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates as well as changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the average loan balances used to determine the yields in Table 5 – Volume/Rate Analysis - Tax Equivalent Basis, which should be read in conjunction with Table 2 – Statistical Information.

Loan fees included in the interest income computation for 2022, 2021 and 2020 were $19.2 million, $46.8 million and $32.8 million, respectively, with the 2021 and 2020 activity being heavily influenced by PPP activity. Interest income also included purchase accounting accretion of $8.8 million, $12.3 million and $20.0 million for 2022, 2021 and 2020, respectively.

2022 vs. 2021. Net interest income increased $67.0 million, or 14.8%, from $452.1 million in 2021 to $519.1 million in 2022, as interest rates rose during 2022. The tax equivalent yield on earning assets increased due to higher interest rates which more than offset an increase in average earning asset balances during the period.

Net interest margin on a fully tax equivalent basis increased 46 bps to 3.77% for 2022 compared to 3.31% in 2021 as the Company's asset sensitive balance sheet responded to multiple Fed rate hikes. This resulted in a 71 bp increase in asset yields, which more than offset an increase in interest-bearing liabilities and a 36 bp increase in funding costs during the period.

Interest income grew $101.8 million, or 21.1%, in 2022 when compared to the prior year as the yield on earning assets rose to 4.25% from 3.54%. Additionally, average earning assets increased to $13.9 billion as of December 31, 2022 from $13.8 billion in 2021.

Total interest expense increased due to a 17 bp increase in the cost of interest-bearing deposits, an increase in average borrowings and a 63 bp increase in the average rate on those borrowings. The increasing rate environment drove the rise in the cost of interest-bearing deposits, which was 34 bps in 2022 compared to 17 bps for the same period in the prior year. Average borrowed funds increased $529.8 million in 2022, while the cost of these borrowed funds increased to 3.20% in 2022 from 2.57% during 2021.

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
The low interest rate environment drove the decline in the cost of interest-bearing deposits, which was 17 bps in 2021 compared to 52 bps for the same period in the prior year. Average borrowed funds declined $811.5 million in 2021, while the cost of these borrowed funds increased to 2.57% in 2021 from 1.82% during 2020. Both the decline in balances and the increase in rate were attributable to the repayment of PPPLF borrowings in 2021, which were used to fund PPP activity and carried a relatively modest interest rate of 0.35%.

8 First Financial Bancorp 2022 Annual Report

Table 4 • Statistical Information

	2022			2021			2020
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$2,979,273	$154,152	5.17%	$2,790,733	$137,841	4.94%	$2,999,223	$143,720	4.79%
Lease financing (2)	153,380	11,785	7.68%	67,822	2,739	4.04%	79,882	3,769	4.72%
Construction-real estate	476,597	23,036	4.83%	575,883	18,743	3.25%	535,740	20,497	3.83%
Commercial-real estate (2)	4,040,365	185,017	4.58%	4,379,325	152,251	3.48%	4,317,396	177,038	4.10%
Residential-real estate	989,743	40,083	4.05%	971,692	40,275	4.14%	1,077,430	48,001	4.46%
Installment and other consumer	935,607	46,118	4.93%	854,780	34,906	4.08%	892,985	40,046	4.48%
Total loans and leases	9,574,965	460,191	4.81%	9,640,235	386,755	4.01%	9,902,656	433,071	4.37%
Investment securities (3)
Taxable	3,293,010	102,314	3.11%	3,271,601	79,213	2.42%	2,460,707	73,789	3.00%
Tax-exempt (2)	739,036	23,374	3.16%	841,639	23,193	2.76%	751,344	24,357	3.24%
Total investment securities (3)	4,032,046	125,688	3.12%	4,113,240	102,406	2.49%	3,212,051	98,146	3.06%
Interest-bearing deposits with other banks	314,552	5,484	1.74%	73,170	147	0.20%	78,943	275	0.35%
Total earning assets	13,921,563	591,363	4.25%	13,826,645	489,308	3.54%	13,193,650	531,492	4.03%

Nonearning assets
Allowance for credit losses	(125,001)			(162,477)			(153,596)
Cash and due from banks	233,925			242,201			245,436
Accrued interest and other assets	2,352,243			2,165,991			2,243,654
Total assets	$16,382,730			$16,072,360			$15,529,144

Interest-bearing liabilities
Deposits
Interest-bearing demand	$3,158,560	$8,933	0.28%	$2,988,359	$1,930	0.06%	$2,626,252	$4,534	0.17%
Savings	4,049,883	8,871	0.22%	4,065,654	4,122	0.10%	3,260,882	7,232	0.22%
Time	1,175,086	10,336	0.88%	1,601,295	8,383	0.52%	2,167,553	30,156	1.39%
Total interest-bearing deposits	8,383,529	28,140	0.34%	8,655,308	14,435	0.17%	8,054,687	41,922	0.52%
Borrowed funds
Short-term borrowings	817,495	19,132	2.34%	204,503	198	0.10%	590,903	6,442	1.09%
Long-term debt	359,518	18,591	5.17%	442,720	16,466	3.72%	867,798	20,088	2.31%
Total borrowed funds	1,177,013	37,723	3.20%	647,223	16,664	2.57%	1,458,701	26,530	1.82%
Total interest-bearing liabilities	9,560,542	65,863	0.69%	9,302,531	31,099	0.33%	9,513,388	68,452	0.72%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	4,196,735			4,005,034			3,310,483
Other liabilities	520,114			504,988			484,628
Shareholders' equity	2,105,339			2,259,807			2,220,645
Total liabilities and shareholders' equity	$16,382,730			$16,072,360			$15,529,144
Net interest income and interest rate spread (fully tax equivalent)		$525,500	3.56%		$458,209	3.21%		$463,040	3.31%
Net interest margin (fully tax equivalent)			3.77%			3.31%			3.51%
Interest income and yield		$585,006	4.20%		$483,217	3.49%		$524,963	3.98%
Interest expense and rate		65,863	0.69%		31,099	0.33%		68,452	0.72%
Net interest income and spread		$519,143	3.51%		$452,118	3.16%		$456,511	3.26%
Net interest margin			3.73%			3.27%			3.46%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21% tax rate.
(3) Includes HTM securities, AFS securities and other investments.
(4) Includes loans held-for-sale.
N/M = not meaningful
First Financial Bancorp 2022 Annual Report 9

Table 5 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2022 change from 2021 due to			2021 change from 2020 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$(3,137)	$76,573	$73,436	$(10,528)	$(35,788)	$(46,316)
Investment securities (3)
Taxable	665	22,436	23,101	19,634	(14,210)	5,424
Tax-exempt	(3,245)	3,426	181	2,488	(3,652)	(1,164)
Total investment securities interest (3)	(2,580)	25,862	23,282	22,122	(17,862)	4,260
Interest-bearing deposits with other banks	4,208	1,129	5,337	(12)	(116)	(128)
Total	(1,509)	103,564	102,055	11,582	(53,766)	(42,184)

Interest expense
Interest-bearing demand deposits	481	6,522	7,003	234	(2,838)	(2,604)
Savings deposits	(35)	4,784	4,749	816	(3,926)	(3,110)
Time deposits	(3,749)	5,702	1,953	(2,964)	(18,809)	(21,773)
Short-term borrowings	14,346	4,588	18,934	(374)	(5,870)	(6,244)
Long-term debt	(4,302)	6,427	2,125	(15,810)	12,188	(3,622)
Total	6,741	28,023	34,764	(18,098)	(19,255)	(37,353)
Net interest income	$(8,250)	$75,541	$67,291	$29,680	$(34,511)	$(4,831)

(1) Tax equivalent basis was calculated using a 21% tax rate.
(2) Includes nonaccrual loans and loans held-for-sale.
(3) Includes HTM securities, AFS securities and other investments.

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2022, 2021 and 2020 are shown in Table 6 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2022 vs. 2021. Noninterest income increased $18.1 million, or 10.6%, from $171.5 million in 2021 to $189.6 million in 2022. The increase was attributed to $31.6 million of leasing business income, a $10.2 million, or 22.7%, increase in foreign exchange income and a $2.0 million, or 12.6%, increase in other noninterest income. These increases were partially offset by an $18.0 million, or 54.4%, decrease in gain on sale of loans, a $3.8 million, or 12.0%, decrease in service charges on deposit accounts, a $2.5 million, or 31.4%, decrease in client derivative fees and a $1.3 million, or 191.0%, decrease in unrealized gain (loss) on equity securities.
Elevated noninterest income in 2022 included leasing business income, which reflected new activity acquired as part of the Summit Funding Group acquisition at the end of 2021. In addition, noninterest income was bolstered by higher foreign exchange income, which had record demand for currency transactions in 2022. The increase in other noninterest income was driven by higher income earned on limited partnership investments during the year.

Partially offsetting those increases, gains on sales of retail mortgage loans declined in 2022 as loan demand slowed due to a significant increase in interest rates. Service charge income declined during the year as a result of the Company's changes to its service charge and overdraft programs, and client derivative fees declined as a result of lower product demand. The unrealized loss on equity securities in 2022 was related to a decline in the value of the Company's Class B Visa shares.

2021 vs. 2020. Noninterest income decreased $17.6 million, or 9.3%, from $189.1 million in 2020 to $171.5 million in 2021.
The decline was attributed to an $18.2 million, or 35.5%, decrease in gain on sale of loans, an $8.3 million, or 92.2%, decrease in unrealized gain (loss) on equity securities, a $5.3 million, or 116.6%, decrease on sales of investment securities and a $2.4 million, or 23.1%, decrease in client derivative fees. These declines were partially offset by a $5.4 million, or 13.8%, increase in foreign exchange income, a $3.7 million, or 30.1%, increase in other noninterest income, a $2.6 million, or 22.0%, increase in bankcard income, a $2.5 million, or 11.7%, increase in trust and wealth management fees, and a $2.4 million, or 8.3%,
10 First Financial Bancorp 2022 Annual Report

increase in service charges on deposit accounts.

Gains on the sales of retail mortgage loans declined from record levels in 2020, as loan demand softened and premiums moderated in 2021. Gains from sales of investment securities and unrealized gains on equity securities both declined in 2021 due to sales of Visa Class B shares and recording the remaining shares at fair value during 2020. Client derivatives fees declined from prior year as demand moderated in 2021 in line with a decrease in loan balances.

Partially offsetting those declines, foreign exchange income increased in 2021 as Bannockburn had their best year to date, while other noninterest income increased due to an increase in limited partnership income and syndication fees during the period. In addition, wealth management, bankcard and service charge income all increased in 2021 as the economy began to recover from pandemic-related uncertainty.

Table 6 • Noninterest Income and Noninterest Expenses
	2022		2021		2020
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$28,062	(12.0)%	$31,876	8.3%	$29,446	(22.4)%
Trust and wealth management fees	23,506	(1.2)%	23,780	11.7%	21,286	2.7%
Bankcard income	14,380	0.6%	14,300	22.0%	11,726	(37.6)%
Client derivative fees	5,441	(31.4)%	7,927	(23.1)%	10,313	(34.2)%
Foreign exchange income	54,965	22.7%	44,793	13.8%	39,377	408.8%
Leasing business income	31,574	N/M	0	N/M	0	N/M
Net gains from sales of loans	15,048	(54.4)%	33,021	(35.5)%	51,176	244.6%
Net gain (loss) on equity securities	(639)	(191.0)%	702	(92.2)%	9,045	N/M
Other	17,873	12.6%	15,866	30.1%	12,191	(21.3)%
Subtotal	190,210	10.4%	172,265	(6.7)%	184,560	40.1%
Net gain (loss) on sales/transfers of investment securities	(569)	(25.0)%	(759)	(116.6)%	4,563	N/M
Total	$189,641	10.6%	$171,506	(9.3)%	$189,123	44.0%

Noninterest expenses
Salaries and employee benefits	$269,368	9.5%	$245,924	3.9%	$236,779	13.3%
Net occupancy	22,208	0.3%	22,142	(4.8)%	23,266	(3.3)%
Furniture and equipment	13,224	(4.3)%	13,819	(7.7)%	14,968	(5.9)%
Data processing	33,662	7.3%	31,363	14.0%	27,514	25.7%
Marketing	8,744	9.5%	7,983	24.5%	6,414	(7.2)%
Communication	2,683	(8.4)%	2,930	(16.1)%	3,492	6.9%
Professional services	9,734	(16.6)%	11,676	17.2%	9,961	(11.5)%
Debt extinguishment	0	N/M	0	(100.0)%	7,257	N/M
State intangible tax	4,285	0.7%	4,256	(29.7)%	6,058	3.9%
FDIC assessments	7,194	27.8%	5,630	10.2%	5,110	159.0%
Intangible assets amortization	11,185	13.7%	9,839	(11.6)%	11,126	15.0%
Leasing business expense	20,363	N/M	0	N/M	0	N/M
Other	52,699	16.5%	45,250	16.9%	38,719	19.1%
Total	$455,349	13.6%	$400,812	2.6%	$390,664	14.1%

First Financial Bancorp 2022 Annual Report 11

NONINTEREST EXPENSES

2022 vs. 2021. Noninterest expenses increased $54.5 million, or 13.6%, in 2022 compared to 2021, primarily due to a $23.4 million, or 9.5%, increase in salaries and employee benefits, $20.4 million of leasing business expense, a $7.4 million, or 16.5%, increase in other noninterest expenses, a $2.3 million, or 7.3%, increase in data processing expenses, a $1.6 million, or 27.8%, increase in FDIC assessments and a $1.3 million, or 13.7%, increase in intangible asset amortization expense. These increases were partially offset by a $1.9 million, or 16.6%, decrease in professional services.

Salaries and employee benefits in 2022 were driven higher by annual compensation adjustments, incentive compensation tied to elevated fee income, and performance related incentives tied to the Company's financial results. Leasing business expense reflected new activity acquired as part of the Summit Funding Group transaction. The increase in other noninterest expense was largely attributed to higher write-downs of tax credit investments in 2022, while data processing expenses increased as the Company continued to make strategic investments in technology. FDIC assessment expense increased during the year due to higher assessment rates while intangible amortization expenses increased following the acquisition of Summit. Professional services declined in 2022 due to acquisition and loan sale related expenses in 2021 that did not recur in 2022.

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

Higher salaries and employee benefits in 2021 were driven by annual compensation adjustments and performance related incentives tied to the Company's financial results. Additionally, data processing and professional services increased in 2021 due to the Company's continued investment in technology and expenses associated with the Summit acquisition, respectively, while marketing expenses increased due to sponsoring more events in 2021 than 2020 due to the pandemic.

Other noninterest expenses rose primarily as a result of an increase in tax credit investment write-downs in 2021, as well as
$7.1 million of costs related to overdraft litigation settled during the year. Like many banks, First Financial has been the subject of lawsuits relating to overdraft fees. This type of litigation is time consuming and expensive in large part due to the amount of data to be sorted and disclosed, in some cases going back multiple years. During 2021, First Financial determined that it was in its best interest to settle lawsuits in the states of Indiana and Ohio, resulting in higher litigation settlement expense in the year.

Debt extinguishment costs declined in 2021 as 2020 included $7.3 million of charges that did not recur in 2021 related to the prepayment of $120.0 million of higher cost long-term FHLB debt.

INCOME TAXES

2022 vs. 2021. First Financial’s income tax expense in 2022 totaled $24.1 million compared to $35.8 million in 2021, resulting in effective tax rates of 10.0% and 14.8% for 2022 and 2021, respectively. The lower effective tax rate in 2022 was primarily related to an increase in tax credit activity during the year, partially offset by higher pre-tax income.

2021 vs. 2020. The Company's income tax expense totaled $35.8 million and $28.6 million in 2021 and 2020, respectively, which resulted in effective tax rates of 14.8% for 2021 and 15.5% for 2020. The lower effective tax rate in 2021 was largely the result of the recognition of tax credit investments during the year, partially offset by higher pre-tax income.

For further information on income taxes, see Note 16 – Income Taxes in the Notes to Consolidated Financial Statements.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBS. The investment portfolio is also managed with consideration to prepayment, extension and maturity risk. First Financial invests primarily in MBS issued by U.S. government agencies and corporations, such as GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high
12 First Financial Bancorp 2022 Annual Report

liquidity profile due to government agency guarantees. Government and agency backed securities comprised 47.4% and 44.5% of First Financial's investment securities portfolio as of December 31, 2022 and 2021, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees and whose realization is dependent on future principal and interest repayments. Prior to purchase, First Financial performs a detailed collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 52.6% and 55.5% of First Financial's investment securities portfolio as of December 31, 2022 and 2021, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB stock, FHLB stock and class B Visa shares.

2022 vs. 2021. First Financial’s investment portfolio at December 31, 2022 totaled $3.5 billion, compared to $4.3 billion at December 31, 2021, and represented 20.5% of total assets at December 31, 2022. The $812.6 million, or 18.9%, decline in the investment portfolio during 2022 was primarily related to the Company's strategic redeployment of balance sheet liquidity to fund strong loan growth during the year as well as a $347.0 million decline in the fair value of AFS securities due to higher interest rates.
First Financial classified $3.4 billion, or 97.6%, and $4.2 billion, or 97.7%, of investment securities as AFS at December 31, 2022 and 2021, respectively. First Financial classified $84.0 million, or 2.4%, and $98.4 million, or 2.3%, of investment securities as HTM at December 31, 2022 and 2021, respectively.

First Financial recorded a $325.9 million unrealized after-tax loss on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2022 due to rising interest rates. This unrealized loss position declined $347.0 million in 2022 from a $21.0 million unrealized after-tax gain at December 31, 2021. The overall duration of the investment portfolio increased to 4.6 years as of December 31, 2022 from 3.8 years as of December 31, 2021. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank, were not meaningful as a percentage of the portfolio at either December 31, 2022 or December 31, 2021.

Investments in MBS securities, which include CMOs, represented 51.6% and 51.4% of First Financial's total investment portfolio at December 31, 2022 and 2021, respectively. MBS are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $716.6 million as of December 31, 2022 and $1.1 billion as of December 31, 2021, comprising 20.5% and 25.4% of the investment portfolio at December 31, 2022 and 2021, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $711.3 million, or 20.4% of the investment portfolio at December 31, 2022 and $719.6 million, or 16.7% of the investment portfolio at December 31, 2021. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions, in addition to debt securities issued by corporations, were $164.6 million, or 4.7% of the investment portfolio, at December 31, 2022 and $166.1 million, or 3.9% of the investment portfolio, at December 31, 2021.

First Financial Bancorp 2022 Annual Report 13

Table 7 • Investment Securities as of December 31
	2022		2021
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$32,696	0.9%	$34,776	0.8%
Securities of U.S. government agencies and corporations	66,468	1.9%	79,117	1.8%
Mortgage-backed securities-residential	650,063	18.6%	724,137	16.8%
Mortgage-backed securities-commercial	664,925	19.0%	778,252	18.1%
Collateralized mortgage obligations	486,992	14.0%	709,622	16.5%
Obligations of state and other political subdivisions	716,591	20.5%	1,094,658	25.4%
Asset-backed securities	711,325	20.4%	719,581	16.7%
Other securities	164,609	4.7%	166,123	3.9%
Total	$3,493,669	100.0%	$4,306,266	100.0%

The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2022 are shown in Table 7 – Investment Securities. Tax-equivalent adjustments using a rate of 21% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held cash on deposit with the Federal Reserve of $388.2 million and $214.8 million at December 31, 2022 and 2021, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

The Company had a $0.6 million unrealized loss on equity securities recorded in noninterest income for the twelve months ended December 31, 2022 compared to a $0.7 million unrealized gain for the same period of 2021. The unrealized loss in 2022 is related to a decline in the value of the Company's Class B Visa shares.

First Financial will continue to monitor loan and deposit demand, balance sheet composition, capital sensitivity and the interest rate environment as it manages investment strategies in future periods. See Note 4 – Investment Securities in the Notes to Consolidated Financial Statements for additional information on the Company's investment portfolio and Note 23 – Fair Value Disclosures for additional information on how First Financial determines the fair value of investment securities.

14 First Financial Bancorp 2022 Annual Report

Table 8 • Investment Securities as of December 31, 2022
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	579	3.00%	34,784	2.30%	0	0.00%	0	0.00%
Collateralized mortgage obligations	0	0.00%	1,116	1.75%	8,164	1.77%	0	0.00%
Obligations of state and other political subdivisions	0	0.00%	2,584	3.66%	3,670	3.42%	1,874	2.25%
Other securities	0	0.00%	15,250	4.42%	16,000	4.95%	0	0.00%
Total	$579	3.00%	$53,734	2.96%	$27,834	3.81%	$1,874	2.25%

Available-for-Sale
U.S. treasuries	$2,383	0.00%	$0	0.00%	$30,313	1.32%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	66,468	1.74%	0	0.00%
Mortgage-backed securities-residential	39	5.35%	117,984	2.26%	289,436	2.46%	242,604	1.93%
Mortgage-backed securities-commercial	241,125	7.04%	321,469	5.06%	57,541	1.56%	9,427	2.75%
Collateralized mortgage obligations	15,886	5.25%	237,725	2.59%	140,849	2.18%	83,252	2.35%
Obligations of state and other political subdivisions	26,596	2.75%	132,332	3.20%	298,260	2.63%	251,275	2.23%
Asset-backed securities	87,567	4.29%	521,836	4.45%	90,392	3.28%	11,530	5.11%
Other securities	16,289	8.13%	96,730	5.97%	16,843	4.87%	3,497	4.08%
Total	$389,885	6.11%	$1,428,076	4.07%	$990,102	2.45%	$601,585	2.20%

(1) Tax equivalent basis was calculated using a 21% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities.

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily located in the Ohio, Indiana and Kentucky markets; however, the commercial finance and leasing lines of business serve a national client base.

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
First Financial Bancorp 2022 Annual Report 15

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

Management considers classified loans to be the leading indicator of credit losses, and these loans are typically managed by the Special Assets Department. Special Assets is a commercial credit group whose primary focus is to handle the day-to-day management of commercial workouts, recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio. Additionally, the Credit Risk Management group within First Financial's Risk Management function provides independent, objective oversight and assessment of commercial credit quality and processes.

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

LOANS AND LEASES

2022 vs. 2021. Loans, excluding loans held for sale, totaled $10.3 billion at December 31, 2022, increasing $1.0 billion, or 10.9%, compared to December 31, 2021.

C&I loans increased $690.2 million, or 25.4%, largely due to the Company's strong origination efforts over the course of 2022.
Installment loans increased $90.4 million, or 75.7%, during 2022 largely as a result of First Financial's partnership with a loan origination provider, which sourced $55.3 million of loans during the first half of the year before the Company began winding down the relationship. Finance lease balances increased $126.5 million, or 115.4%, due to added production from Summit Funding Group. Residential real estate loans increased $196.2 million, or 21.9%, as rising interest rates led to more adjustable rate and nonconforming jumbo mortgage originations, which the Company retains on its balance sheet. Construction real estate loans increased $56.2 million, or 12.3%, and home equity loans increased $25.4 million, or 3.6%. Partially offsetting these increases were declines in both commercial real estate loans and credit cards. Commercial real estate loans decreased $173.9 million, or 4.1%, and credit card balances decreased $0.4 million, or 0.8%. Average loan balances, including loans held for sale, were $9.6 billion for 2022, a decrease of $65.3 million, or 0.7%, compared to 2021, with the decline driven by outstanding PPP balances during 2021.

Table 9 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of all loans outstanding at December 31, 2022 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ACL, see the Asset Quality and Allowance for Credit Losses section included in Management’s Discussion and Analysis.
16 First Financial Bancorp 2022 Annual Report

Table 9 • Loan Maturity/Rate Sensitivity
	December 31, 2022
	Maturity
		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Commercial & industrial	$729,584	$2,180,874	$496,432	$3,382	$3,410,272
Lease financing	61,323	162,598	12,203	0	236,124
Construction real estate	118,238	298,146	21,545	74,121	512,050
Commercial real estate	642,374	2,067,009	1,302,999	40,377	4,052,759
Residential real estate	36,566	132,320	361,718	561,661	1,092,265
Home equity	23,202	113,303	156,575	440,711	733,791
Installment	81,001	104,582	22,782	1,530	209,895
Credit card	0	0	0	51,815	51,815
Total	$1,692,288	$5,058,832	$2,374,254	$1,173,597	$10,298,971

		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Fixed rate
Commercial & industrial	$132,653	$366,693	$115,427	$1,227	$616,000
Lease financing	61,323	162,598	12,203	0	236,124
Construction real estate	1,146	3,087	3,465	60,188	67,886
Commercial real estate	105,672	265,758	141,125	4,575	517,130
Residential real estate	28,712	97,814	269,707	438,295	834,528
Home equity	12,236	47,264	69,235	26,716	155,451
Installment	73,723	102,662	22,669	1,467	200,521
Credit card	0	0	0	439	439
Total	$415,465	$1,045,876	$633,831	$532,907	$2,628,079

Variable rate
Commercial & industrial	$596,931	$1,814,181	$381,005	$2,155	$2,794,272
Lease financing	0	0	0	0	0
Construction real estate	117,092	295,059	18,080	13,933	444,164
Commercial real estate	536,702	1,801,251	1,161,874	35,802	3,535,629
Residential real estate	7,854	34,506	92,011	123,366	257,737
Home equity	10,966	66,039	87,340	413,995	578,340
Installment	7,278	1,920	113	63	9,374
Credit card	0	0	0	51,376	51,376
Total	$1,276,823	$4,012,956	$1,740,423	$640,690	$7,670,892

COMMITMENTS AND CONTINGENCIES

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

First Financial had commitments outstanding to extend credit totaling $4.4 billion and $4.0 billion at December 31, 2022 and 2021, respectively. This increase in commitments was driven by the Company's strong origination efforts during the year.

First Financial Bancorp 2022 Annual Report 17

As of December 31, 2022, loan commitments with variable interest rates totaled $4.2 billion, while commitments with a fixed interest rate totaled $126.3 million. At December 31, 2021, commitments with variable interest rates totaled $3.8 billion, while loan commitments with a fixed interest rate totaled $129.2 million. The fixed rate loan commitments have interest rates ranging from 0% to 21% for both December 31, 2022 and 2021 and have maturities ranging from less than 1 year to 31.6 years at December 31, 2022 and less than 1 year to 30.9 years at December 31, 2021.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial issued letters of credit aggregating $31.5 million and $41.1 million at December 31, 2022, and 2021, respectively. Management conducts regular reviews of these instruments on an individual client basis.

First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $379.3 million and $362.8 million at December 31, 2022 and 2021, respectively.

First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2022, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments. First Financial had unfunded commitments related to tax credit investments of $84.3 million and $72.5 million at December 31, 2022 and 2021, respectively.

In the ordinary course of business, First Financial and its subsidiaries are parties to litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2022. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2022 or December 31, 2021.

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

See Table 10 – Summary of the ACL and Selected Statistics for a summary of First Financial’s nonaccrual loans, TDRs and OREO.

2022 vs. 2021. Nonaccrual loans were $28.6 million, or 28 bps of total loans as of December 31, 2022. This represents a $19.8 million, or 40.9%, decline from $48.4 million as of December 31, 2021. The decline in nonaccrual loans was largely the result of strong resolution efforts during the year, risk rating upgrades as borrower performance improved, as well as the sale of select loans. Total nonperforming assets declined $20.3 million, or 33.8%, to $39.8 million at December 31, 2022 from $60.1 million at December 31, 2021. The decline in nonperforming assets was driven by the decline in nonaccrual loans as well as a $0.7 million decline in accruing TDRs.

18 First Financial Bancorp 2022 Annual Report

Classified asset balances increased $23.3 million, or 22.3%, to $128.1 million at December 31, 2022 from $104.8 million at December 31, 2021. The increase in classified asset balances during 2022 was primarily attributed to the downgrade of one large healthcare credit and one large specialty retail credit.

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

See Table 10 – Summary of the ACL and Selected Statistics for a summary of activity impacting the ACL and Table 11 – Allocation of the ACL for detail on its composition.

2022 vs. 2021. The total ACL, which includes both funded and unfunded reserves, was $151.4 million at December 31, 2022, which combined with 6 bps of net charge-offs to result in $11.7 million in total provision expense for the year. This compared to a total allowance of $145.4 million as of December 31, 2021 and $18.1 million of provision recapture in 2021.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model at December 31, 2022. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, slower prepayment speeds and increased default rates. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress, such as franchise, hotel and investor commercial real estate lending, when making qualitative adjustments to the ACL model.

ACL - Loans and Leases. The ACL on loans and leases at December 31, 2022 was $133.0 million, or 1.29% of total loans, which was a $1.0 million, or 0.7%, increase from $132.0 million, and 1.42% of loans at December 31, 2021. Provision expense increased $25.8 million, or 135.4%, to $6.7 million in 2022 from $19.0 million of provision recapture in 2021. Modest ACL growth and the related increase in provision expense in 2022 was driven by strong loan growth, slower prepayments speeds and stable credit quality during the period. Provision recapture in 2021 was driven by improvements in credit quality and economic outlook following peak pandemic uncertainty in 2020.

Net charge-offs decreased $18.9 million, or 76.7%, to $5.7 million for 2022 compared to $24.7 million for 2021, while the ratio of net charge-offs as a percentage of average loans outstanding decreased to 6 bps in 2022 from 26 bps in 2021. This decline in net charge-offs reflected stable credit quality and the Company's focused resolution efforts over the course of the year. Additionally, $9.2 million of net charge-offs incurred in 2021 were the result of the sale of $133.8 million of hotel loans, which was executed to address various portfolio concentrations.

The ACL as a percentage of nonaccrual loans was 464.6% at December 31, 2022 and 272.8% at December 31, 2021. The increase in this ratio was attributed to the decline in nonaccrual loans during the period coupled with the slight increase in the ACL. The ACL as a percentage of nonperforming loans including accruing TDRs was 335.9% at December 31, 2022 compared to 220.0% at December 31, 2021.

First Financial Bancorp 2022 Annual Report 19

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Provision expense is a product of the Company's ACL model combined with net charge-off activity during the period. Provision expense increased $25.8 million during 2022 as the Company recorded $6.7 million of provision expense during the period compared to $19.0 million of provision recapture in 2021.

ACL - Unfunded Commitments. The ACL on unfunded commitments was $18.4 million as of December 31, 2022 and $13.4 million as of December 31, 2021. First Financial recorded $5.0 million of provision expense on unfunded commitments for the year ended December 31, 2022 compared to $0.9 million for the same period of 2021. The increases in both the ACL and provision expense on unfunded commitments were driven by an increase in the volume of outstanding commitments due to strong origination efforts during 2022 as well as a decline in commercial prepayments, which resulted in a longer duration for the unfunded commitment portfolio.

For further discussion of First Financial's ACL, see Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements.
20 First Financial Bancorp 2022 Annual Report

Table 10 • Summary of the ACL and Selected Statistics
(Dollars in thousands)	2022	2021	2020	2019	2018
Transactions in the allowance for credit losses:
Balance at January 1	$131,992	$175,679	$57,650	$56,542	$54,021
Day one adoption impact of ASC 326	0	0	61,505	0	0
Purchase accounting ACL for PCD	0	17	0	0	0
Provision for credit losses	6,731	(19,024)	70,796	30,598	14,586
Loans charged-off:
Commercial & industrial	5,899	15,620	5,345	26,676	11,533
Lease financing	152	0	852	162	0
Construction real estate	0	1,498	0	0	0
Commercial real estate	3,667	13,471	12,100	3,689	4,835
Real estate-residential	224	127	488	677	422
Home equity	160	1,073	1,541	2,591	1,725
Installment	1,549	334	148	223	435
Credit card	907	780	885	1,547	1,720
Total loans charged-off	12,558	32,903	21,359	35,565	20,670

Recoveries of loans previously charged-off:
Commercial & industrial	939	1,612	2,907	2,883	2,066
Lease financing	49	0	0	0	1
Construction real estate	0	3	17	68	146
Commercial real estate	4,304	4,785	2,262	1,113	4,106
Real estate-residential	174	228	381	273	211
Home equity	898	1,223	1,132	1,335	1,309
Installment	165	151	158	251	575
Credit card	283	221	230	152	191
Total recoveries	6,812	8,223	7,087	6,075	8,605
Net charge-offs	5,746	24,680	14,272	29,490	12,065
Balance at December 31	$132,977	$131,992	$175,679	$57,650	$56,542

Net charge-offs to average loans and leases
Commercial & industrial	0.17%	0.50%	0.08%	0.95%	0.38%
Lease financing	0.07%	0.00%	1.07%	0.17%	0.00%
Construction real estate	0.00%	0.26%	0.00%	(0.01)%	(0.03)%
Commercial real estate	(0.02)%	0.20%	0.23%	0.07%	0.02%
Real estate-residential	0.01%	(0.01)%	0.01%	0.04%	0.03%
Home equity	(0.10)%	(0.02)%	0.05%	0.16%	0.06%
Installment	0.87%	0.20%	(0.01)%	(0.03)%	(0.15)%
Credit card	1.14%	1.13%	1.39%	2.81%	3.19%
Total net charge-offs	0.06%	0.26%	0.14%	0.33%	0.15%

Nonperforming assets
Nonaccrual loans (2)	$28,623	$48,392	$80,752	$48,165	$70,700
Accruing troubled debt restructurings	10,960	11,616	7,099	11,435	16,109
Total nonperforming loans	39,583	60,008	87,851	59,600	86,809
Other real estate owned (OREO)	191	98	1,287	2,033	1,401
Total nonperforming assets	39,774	60,106	89,138	61,633	88,210
Accruing loans past due 90 days or more	857	137	169	201	63
Total underperforming assets	$40,631	$60,243	$89,307	$61,834	$88,273
Total classified assets	$128,137	$104,815	$142,021	$89,250	$131,668

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for credit losses	1.29%	1.42%	1.77%	0.63%	0.64%
Nonaccrual loans	0.28%	0.52%	0.82%	0.52%	0.80%
Nonperforming loans (1)	0.38%	0.65%	0.89%	0.65%	0.98%
Allowance for credit losses to nonaccrual loans	464.58%	272.76%	217.55%	119.69%	79.97%
Allowance for credit losses to nonperforming loans	335.94%	219.96%	199.97%	96.73%	65.13%
(1) Includes loans classified as nonaccrual and troubled debt restructurings.
(2) Nonaccrual loans include nonaccrual TDRs of $10.0 million, $16.0 million, $14.7 million, $18.5 million, and $22.4 million, as of December 31, 2022, 2021, 2020, 2019, and 2018, respectively.
First Financial Bancorp 2022 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 11 • Allocation of the ACL
	December 31,
	2022		2021		2020		2019		2018
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$42,313	33.1%	$44,052	29.3%	$51,454	30.4%	$18,584	32.6%	$18,746	28.5%
Lease financing	3,571	2.3%	1,633	1.2%	995	0.8%	971	0.8%	1,130	1.1%
Real estate – construction	13,527	5.0%	11,874	4.9%	21,736	6.4%	2,381	5.0%	3,413	6.2%
Real estate – commercial	41,106	39.3%	53,420	45.5%	76,795	43.5%	23,579	42.6%	21,048	42.5%
Real estate – residential	12,684	10.6%	6,225	9.6%	8,560	10.1%	5,299	10.3%	4,964	10.8%
Installment, home equity & credit card	19,776	9.7%	14,788	9.5%	16,139	8.8%	6,836	8.7%	7,241	10.9%
Total	$132,977	100.0%	$131,992	100.0%	$175,679	100.0%	$57,650	100.0%	$56,542	100.0%
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

See Note 13 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2022 vs. 2021. First Financial's total deposits decreased $170.8 million, or 1.3%, to $12.7 billion as of December 31, 2022 from $12.9 billion at December 31, 2021. This decline was driven by a decrease in savings deposits of $329.2 million, or 7.9%, a decrease in interest-bearing checking deposits of $161.6 million, or 5.1%, and a decrease in noninterest bearing deposits of $50.4 million, or 1.2%. These changes were partially offset by a $370.4 million, or 27.8%, increase in time deposits. Total non-time deposit balances were $11.0 billion as of December 31, 2022 and $11.5 billion as of December 31, 2021. The decline in deposits was driven by rising interest rates and the corresponding competitive pressures.
22 First Financial Bancorp 2022 Annual Report

Total average deposits for 2022 decreased $80.1 million, or 0.6%, from 2021 primarily due to a decrease in average time deposits of $426.2 million, or 26.6%, and a decrease in average savings deposits $15.8 million, or 0.4%, partially offset by an increase in average noninterest bearing deposits of $191.7 million, or 4.8%, and an increase in average interest-bearing demand deposits of $170.2 million, or 5.7%. The decline in time deposits was largely attributed to a $292.1 million decrease in average brokered deposits as the Company shifted to short term borrowings to satisfy its funding needs.

Table 12 – Uninsured Deposits-Maturities of Time Deposits Greater Than or Equal to $250,000 details the contractual maturity of deposits that are not FDIC insured. Time Deposits Greater Than or Equal to $250,000 represented 1.3% of total deposits outstanding at December 31, 2022 and 1.5% at December 31, 2021.

Table 12 • Uninsured Deposits-Maturities of Time Deposits Greater than or Equal to $250,000
(Dollars in thousands)	CDs	IRAs	Total
December 31, 2022
Maturing in
3 months or less	$38,264	$1,382	$39,646
3 months to 6 months	21,380	610	21,990
6 months to 12 months	46,710	2,385	49,095
over 12 months	49,806	4,602	54,408
Total	$156,160	$8,979	$165,139

December 31, 2021
Maturing in
3 months or less	37,198	2,274	$39,472
3 months to 6 months	46,053	1,215	47,268
6 months to 12 months	51,377	4,571	55,948
over 12 months	49,945	2,993	52,938
Total	$184,573	$11,053	$195,626

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

2022 vs. 2021. First Financial utilizes both short-term borrowings and long-term advances from the FHLB as wholesale funding sources. Borrowed funds were $1.6 billion as of December 31, 2022 compared to $706.0 million as of December 31, 2021. Borrowings increased during the period largely as a result of the Company utilizing short term advances in lieu of brokered CDs to satisfy its funding needs.

Short-term borrowings increased $991.0 million, or 334.6%, to $1.3 billion at December 31, 2022, from $296.2 million at December 31, 2021. First Financial had $1.1 billion of short-term borrowings from the FHLB at December 31, 2022 compared to $225.0 million at December 31, 2021. These short-term borrowings provided the required liquidity for funding the Company's loan growth. Short-term borrowings included no repurchase agreements as of December 31, 2022 compared to $51.2 million at December 31, 2021. The Company had no federal funds purchased as of December 31, 2022 or 2021.

Total long-term debt was $346.7 million and $409.8 million at December 31, 2022 and 2021, respectively. Outstanding subordinated debt totaled $313.7 million and $313.2 million as of December 31, 2022 and 2021, respectively. The subordinated debt is treated as Tier 2 capital for regulatory capital purposes and also included unamortized valuation and debt issuance costs of $7.8 million and $8.6 million as of December 31, 2022 and 2021, respectively.

In conjunction with the acquisition of Summit, First Financial assumed $96.4 million in outstanding long-term borrowings at December 31, 2021. These acquired long-term borrowings included $23.0 million of lines of credit with other banks utilized to
First Financial Bancorp 2022 Annual Report 23

Management’s Discussion and Analysis of Financial Condition and Results of Operations
operate the business and carried an average interest rate of 2.77%. These lines of credit were paid off in January 2022. Acquired long term borrowings also included term notes, both with and without recourse. These term notes had outstanding balances of $32.5 million and $73.4 million with average interest rates of 4.44% and 4.09% at December 31, 2022 and 2021, respectively. These term notes were used to finance Summit's equity investment in the purchase of equipment to be leased to customers.

The Company had no FHLB long-term advances as of December 31, 2022 or 2021. First Financial's total remaining borrowing capacity from the FHLB was $347.4 million at December 31, 2022. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.0 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMOs, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2022.

See Note 12 – Borrowings in the Notes to Consolidated Financial Statements for additional information on First Financial's borrowings.

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

First Financial’s most stable source of liability-funded liquidity for both long and short-term needs is deposit growth and retention of the core deposit base. In addition to core deposit funding, First Financial also utilizes a variety of other short and long-term funding sources, which include subordinated notes, longer-term advances from the FRB and FHLB and its short-term line of credit. For further information regarding the company's liability-funded liquidity, see Note 11 - Deposits and Note 12 - Borrowings.

First Financial has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December 2023. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2022, First Financial had no outstanding balance and at December 31, 2021, First Financial had an outstanding balance of $20.0 million on this short-term credit facility. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2022.

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, negatively impacting financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2022 were as follows:

Table 13 • Credit Ratings
	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.0 billion of certain eligible residential, commercial and farm real estate loans, home equity lines of credit and government, agency and CMBS investments as collateral for borrowings from the FHLB as of December 31, 2022.

24 First Financial Bancorp 2022 Annual Report

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. The market value of investment securities classified as AFS totaled $3.4 billion and $4.2 billion at December 31, 2022 and 2021, respectively. As of December 31, 2022, $1.9 billion of AFS securities were unpledged and there were $371.4 million of securities available to be sold at breakeven.

HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2022 and 2021, the Company had no HTM securities maturing within one year.

In total, First Financial expects $814.2 million of cash flows from its investment portfolio in the next 12 months.

Other sources of liquidity include cash and due from banks and interest-bearing deposits with other banks. At December 31, 2022, these balances totaled $595.7 million, and First Financial had unused and available overnight wholesale funding sources of $3.7 billion, or 22.0% of total assets, to fund loan and deposit activities in addition to general corporate requirements.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from the Bank totaled $170.0 million, $200.0 million and $80.0 million for 2022, 2021 and 2020, respectively. As of December 31, 2022, the Bank had retained earnings of $794.6 million, of which $219.3 million was available for distribution to First Financial without prior regulatory approval. As an additional source of liquidity, First Financial had $91.0 million in cash at the parent company as of December 31, 2022.

Share repurchases also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures were $13.8 million for 2022, $15.3 million for 2021 and $16.5 million for 2020. Material commitments for capital expenditures as of December 31, 2022, were $31.6 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

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

Basel III includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0% and includes a fully phased-in capital conservation buffer of 2.5% of risk-weighted assets. Further, the minimum ratio of Tier 1 capital to risk-weighted assets is 8.5% and all banks are subject to a 4.0% minimum leverage ratio, while the minimum required Total risk-based capital ratio is 10.5%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees.  The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's Tier 1 capital remained relatively stable at 11.17% at December 31, 2022 compared to 11.22% at December 31, 2021, while the total capital ratio decreased to 13.64% from 14.11% during the same period. The leverage ratio increased to 8.89% at December 31, 2022, compared to 8.70% at December 31, 2021, while the Company’s tangible common equity ratio decreased to 5.95% at December 31, 2022 from 7.58% at December 31, 2021. The decline in the tangible common equity ratio
First Financial Bancorp 2022 Annual Report 25

Management’s Discussion and Analysis of Financial Condition and Results of Operations
was primarily driven by the decline in accumulated other comprehensive income during the period, which was due to unrealized losses in the investment portfolio as a result of rising interest rates.

As of December 31, 2022, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2022 and 2021, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2022, see Note 20 – Capital in the Notes to Consolidated Financial Statements.

Table 14 • Capital Adequacy
	December 31,
(Dollars in thousands)	2022	2021
Consolidated capital calculations
Common stock	$1,634,605	$1,640,358
Retained earnings	968,237	837,473
Accumulated other comprehensive loss	(358,663)	(433)
Treasury stock, at cost	(202,806)	(218,456)
Total shareholders' equity	2,041,373	2,258,942
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,095,426)	(1,105,116)
Total tangible equity	$945,947	$1,153,826
Total assets	$17,003,316	$16,329,141
Goodwill and other intangibles	(1,095,426)	(1,105,116)
Total tangible assets	$15,907,890	$15,224,025
Common tier 1 capital	$1,399,420	$1,262,789
Tier 1 capital	1,443,698	1,306,571
Total capital	1,762,971	1,642,549
Total risk-weighted assets	12,923,233	11,642,201
Average assets (1)	16,240,905	15,010,256

Regulatory capital
Common tier 1 ratio	10.83%	10.85%
Tier 1 ratio	11.17%	11.22%
Total capital ratio	13.64%	14.11%
Leverage ratio	8.89%	8.70%

Other capital ratios
Total shareholders' equity to ending assets	12.01%	13.83%
Total tangible shareholders' equity to ending tangible assets	5.95%	7.58%
Total tangible shareholders' equity to risk-weighted assets	7.32%	9.91%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 39.5%, 42.6% and 57.5% for the years 2022, 2021 and 2020, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital
26 First Financial Bancorp 2022 Annual Report

planning activities and compliance with applicable regulatory limitations. In January 2023, the board of directors authorized a dividend of $0.23 per common share, payable on March 15, 2023 to all shareholders of record as of March 1, 2023.

Share Repurchases. Effective January 2022, First Financial's board of directors approved a stock repurchase plan (the 2022 Repurchase Plan), replacing the 2020 Repurchase Plan which became effective in January 2021. The 2022 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2023. First Financial did not purchase any shares under the 2022 Repurchase Plan during 2022.

The 2020 Repurchase Plan replaced the plan that expired on December 31, 2020 (the 2019 Repurchase Plan). Under the 2020 Repurchase Plan, First Financial repurchased 4,633,355 shares at an average market price of $23.33 during 2021.

Shareholders' Equity. Total shareholders’ equity at December 31, 2022 and December 31, 2021 was $2.0 billion and $2.3 billion, respectively. The decline in total equity compared to the prior year was due to $358.2 million decline in accumulated other comprehensive income during the period, which was driven by higher unrealized losses in the investment portfolio as a result of rising interest rates. This decline more than offset an increase in retained earnings during the year, which was the result of the Company's strong earnings.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2022 and 2021, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2022, assuming shifts in the significant assumptions:

Table 15 • Rate Change Impact on Pension Parameters
	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$3,465	$(2,654)	N/A	N/A	$(377)	$774
Change in Pension Expense	128	165	$1,515	$(1,515)	(296)	540

Based upon the plan’s current funding status and updated actuarial projections for 2022, First Financial recorded expense related to its pension plan of $2.0 million for 2022, $3.4 million for 2021 and $2.5 million for 2020 in the Consolidated Statements of Income. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2022, 2021 or 2020 nor does it expect to make a cash contribution in 2023.

See Note 17 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

First Financial Bancorp 2022 Annual Report 27

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

First Financial has identified nine types of risk that it monitors in its ERM framework. These risks include credit, market (composed of interest rate, liquidity, capital, foreign exchange and financial risk), operational, compliance, strategic, reputation, information technology, cybersecurity and legal.

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
28 First Financial Bancorp 2022 Annual Report

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

Board of Directors and Board Risk & Compliance Committees. First Financial’s board of directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance, and as such, board oversight of the Company’s compliance and risk management activities is a key component to an effective risk management process. The Board's oversight responsibilities include:

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
•ensuring that adequate resources are dedicated to compliance and risk management; and
•confirming that awareness of risk management activities is evident throughout the organization.

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

Management is responsible for identifying which processes and activities are critical to achieving the Company’s business objectives within tolerance levels.  Management then delegates responsibility, authority and accountability to the appropriate risk owners who are responsible for ensuring that the respective processes and activities are designed and implemented to manage the related risks within those delegated tolerance levels. Management analyzes and monitors risk management performance with key risk indicator and key performance indicator dashboards.

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

First Financial Bancorp 2022 Annual Report 29

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
•utilize risk and control assessments that evaluate both inherent risks and their associated likelihood of occurrence and consequences, as well as the associated controls employed and their effectiveness in reducing risk; the risks and their associated likelihood of occurrence and consequences;
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

30 First Financial Bancorp 2022 Annual Report

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 35% in its interest rate risk modeling as of December 31, 2022. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2022, assuming immediate, parallel shifts in interest rates:

Table 16 • Rate Change Impact on NII and EVE
	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(6.67)%	4.49%	8.15%
NII - Year 2	(7.23)%	4.78%	8.82%
EVE	(3.98)%	2.52%	4.62%

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

The projected results for NII and EVE reflect an asset sensitive position, due to a strong funding mix of low cost transactional deposits supporting loans priced primarily off the short end of the rate curve. The down rate shock sensitivity remains elevated due to asset yields improving faster than lagged deposit costs. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2022 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:

Table 17 • Estimated Interest Sensitivity on NII
	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	5.30%	3.69%	8.93%	7.37%
NII-Year 2	5.57%	3.99%	9.58%	8.06%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.
First Financial Bancorp 2022 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 18 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2022 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBS and CMO, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

Table 18 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2023	2024	2025	2026	2027	Thereafter	Total	2022
Rate sensitive assets
Fixed interest rate loans (1)	$417,925	$313,701	$283,213	$244,982	$204,152	$1,117,088	$2,581,061	$2,353,681
Average interest rate	4.74%	4.76%	4.71%	4.72%	4.62%	3.99%	4.39%
Variable interest rate loans (1)	1,279,082	1,222,269	943,376	941,274	957,423	2,249,427	7,592,851	7,570,590
Average interest rate	6.87%	6.77%	6.70%	6.55%	7.00%	6.32%	6.64%
Fixed interest rate securities	149,097	202,578	190,155	260,486	358,580	1,564,496	2,725,392	2,720,355
Average interest rate	3.04%	3.14%	3.07%	3.26%	2.47%	2.27%	2.54%
Variable interest rate securities	241,367	144,163	100,540	115,676	109,632	56,899	768,277	765,778
Average interest rate	7.42%	7.18%	6.46%	6.03%	6.47%	5.61%	6.77%
Other earning assets	388,182	0	0	0	0	0	388,182	388,182
Average interest rate	4.40%	0.00%	0.00%	0.00%	0.00%	0.00%	4.40%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$4,135,180	$0	$0	$0	$0	$0	$4,135,180	$4,135,180
Savings and interest-bearing checking (2)	6,865,292	0	0	0	0	0	6,865,292	6,865,292
Average interest rate	0.73%	0.00%	0.00%	0.00%	0.00%	0.00%	0.73%
Time deposits	1,320,228	293,735	37,093	37,881	11,768	0	1,700,705	1,670,275
Average interest rate	3.05%	2.07%	0.38%	0.56%	0.52%	0.00%	2.75%
Fixed interest rate borrowings	1,292,131	5,160	125,580	6,083	6,495	150,379	1,585,828	1,587,432
Average interest rate	4.58%	6.78%	5.19%	6.56%	6.57%	5.35%	4.72%
Variable interest rate borrowings	0	0	0	0	0	48,000	48,000	47,765
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	7.33%	7.33%

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

In 2022, the Company continued to update liquidity risk management processes, such as refining the contingency funding plan, meeting frequently, securing additional contingent borrowing capacity and developing additional ad-hoc liquidity reporting to monitor funding inflows and outflows related to the PPP funding and forgiveness. Management is closely monitoring the usage of excess business deposits, the balance of personal deposits and the broader macroeconomic environment. For further discussion of the Company's liquidity, please see the Liquidity section within Management's Discussion and Analysis.
32 First Financial Bancorp 2022 Annual Report

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

CYBERSECURITY RISK

Cybersecurity (cyber) risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever-increasing probability. First Financial continues to be the target of various evolving and adaptive cyber attacks, including malware, phishing and distributed denial-of-service, in order to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. While standard security operations address most day-to-day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously enhance controls and processes to protect its networks and applications from attack, damage or unauthorized access. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Cyber risk mitigation includes effectively identifying, protecting against, detecting, responding to and recovering from cyber threats.

First Financial Bancorp 2022 Annual Report 33

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

FOURTH QUARTER REVIEW

For the three months ended December 31, 2022, the Company reported net income of $69.1 million, or $0.73 per diluted common share. These results compare to net income of $55.7 million, or $0.59 per diluted common share, for the third quarter of 2022. Return on average assets for the fourth quarter of 2022 was 1.63% compared to a return on assets of 1.35% in the third quarter of 2022.

Loan balances increased $501.5 million from the third quarter of 2022, an increase of 20.3% on an annualized basis. The increase was attributed to strong origination volumes across much of the portfolio and included $129.7 million in new finance leases from Summit Funding Group. Average deposit balances increased $261.3 million compared to the linked quarter, primarily due to a $319.3 million increase in brokered CD balances. Outside of this increase, average deposit balances were relatively stable during the fourth quarter.

Net interest margin for the fourth quarter of 2022 was 4.43%, or 4.47% on a fully tax-equivalent basis. This was a 50 basis point increase from the third quarter of 2022, and was driven by a 96 bp increase in loan yields due to continued Federal Reserve rate hikes. These asset yields more than offset a 31 bp increase in the cost of deposits for the quarter.

Noninterest income for the fourth quarter of 2022 was $56.0 million, an increase of $13.5 million, or 31.7%, over the prior quarter. The fourth quarter included record Bannockburn income of $19.6 million, an increase of $7.8 million, or 66.7%, from the third quarter as well as record Summit leasing business income of $11.1 million, an increase of $4.0 million, or 56.1%. Mortgage banking income declined $1.5 million, or 40.8%, during the quarter as demand softened due to higher interest rates.

Noninterest expense for the fourth quarter of 2022 was $124.4 million, a decrease of $0.6 million, or 0.5%, from the linked quarter. The decrease included a $7.9 million, or 33.3% decline in other noninterest expense, which was driven by lower write-downs of tax credit investments, but partially offset by a $2.5 million contribution to the First Financial Foundation. Largely offsetting the decline in other noninterest expenses was a $6.8 million, or 10.2%, increase in salaries and employee benefits, which was driven by incentive costs tied to record foreign exchange income during the period as well as the Company's overall performance.

The ACL, including both funded and unfunded reserves, was $151.4 million at December 31, 2022, and the Company recorded $10.0 million in total provision expense during the fourth quarter. The provision expense was driven by significant loan growth combined with the slowing of prepayment speeds, which increased the duration of the portfolio. Asset quality was relatively stable and the Company recorded 1 basis point of net recoveries annualized as a percentage of loan balances during the quarter.

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

34 First Financial Bancorp 2022 Annual Report

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

•current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;

•the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which causes the Coronavirus disease 2019 (“COVID-19”), global pandemic, and the impact on the performance of our loan and lease portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products;

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

First Financial Bancorp 2022 Annual Report 35

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2022 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

36 First Financial Bancorp 2022 Annual Report

Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2022, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2022, our internal control over financial reporting is effective based on those criteria.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2022. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2022, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 24, 2023	February 24, 2023

First Financial Bancorp 2022 Annual Report 37

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses for Loans Qualitative Factors - Refer to Notes 1and 6 to the financial statements

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
•Substantively testing management’s process for developing qualitative factors and assessing relevance and reliability of data used to develop factors, including evaluating management’s judgments and assumptions for reasonableness.
•Substantively testing the mathematical accuracy of the EAD model including the completeness and accuracy of loan data used in the model to estimate ACL.

Crowe LLP

We have served as the Company's auditor since 2015, which is the year the engagement letter was signed for the audit of the 2016 financial statements.

Louisville, Kentucky
February 24, 2023

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2022	2021
Assets
Cash and due from banks	$207,501	$220,031
Interest-bearing deposits with other banks	388,182	214,811
Investment securities available-for-sale, at fair value (amortized cost $3,827,418 at December 31, 2022 and $4,180,589 at December 31, 2021)	3,409,648	4,207,846
Investment securities held-to-maturity (fair value $76,485 at December 31, 2022 and $99,898 at December 31, 2021)	84,021	98,420
Other investments, at fair value	143,160	102,971
Loans held for sale, at fair value	7,918	29,482
Loans and leases
Commercial & industrial	3,410,272	2,720,028
Lease financing	236,124	109,624
Construction real estate	512,050	455,894
Commercial real estate	4,052,759	4,226,614
Residential real estate	1,092,265	896,069
Home equity	733,791	708,399
Installment	209,895	119,454
Credit card	51,815	52,217
Total loans and leases	10,298,971	9,288,299
Less: Allowance for credit losses	(132,977)	(131,992)
Net loans and leases	10,165,994	9,156,307
Premises and equipment	189,080	193,040
Operating leases	91,738	60,811
Goodwill	1,001,507	1,000,749
Other intangibles	93,919	104,367
Accrued interest and other assets	1,220,648	940,306
Total assets	$17,003,316	$16,329,141

Liabilities
Deposits
Interest-bearing demand	$3,037,153	$3,198,745
Savings	3,828,139	4,157,374
Time	1,700,705	1,330,263
Total interest-bearing deposits	8,565,997	8,686,382
Noninterest-bearing	4,135,180	4,185,572
Total deposits	12,701,177	12,871,954
Federal funds purchased and securities sold under agreements to repurchase	0	51,203
FHLB short-term borrowings	1,130,000	225,000
Other short-term borrowings	157,156	20,000
Total short-term borrowings	1,287,156	296,203
Long-term debt	346,672	409,832
Total borrowed funds	1,633,828	706,035
Accrued interest and other liabilities	626,938	492,210
Total liabilities	14,961,943	14,070,199

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2022 and in 2021	1,634,605	1,640,358
Retained earnings	968,237	837,473
Accumulated other comprehensive income (loss)	(358,663)	(433)
Treasury stock, at cost, 9,390,695 shares in 2022 and 10,132,554 shares in 2021	(202,806)	(218,456)
Total shareholders' equity	2,041,373	2,258,942
Total liabilities and shareholders' equity	$17,003,316	$16,329,141

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2022	2021	2020
Interest income
Loans and leases, including fees	$458,742	$385,535	$431,657
Investment securities
Taxable	102,314	79,212	73,789
Tax-exempt	18,466	18,323	19,242
Total interest on investment securities	120,780	97,535	93,031
Other earning assets	5,484	147	275
Total interest income	585,006	483,217	524,963
Interest expense
Deposits	28,140	14,435	41,922
Short-term borrowings	19,132	198	6,442
Long-term borrowings	18,591	16,466	20,088
Total interest expense	65,863	31,099	68,452
Net interest income	519,143	452,118	456,511
Provision for credit losses - loan and lease losses	6,731	(19,024)	70,796
Provision for credit losses - unfunded commitments	4,982	903	(237)
Net interest income after provision for credit losses	507,430	470,239	385,952

Noninterest income
Service charges on deposit accounts	28,062	31,876	29,446
Trust and wealth management fees	23,506	23,780	21,286
Bankcard income	14,380	14,300	11,726
Client derivative fees	5,441	7,927	10,313
Foreign exchange income	54,965	44,793	39,377
Leasing business income	31,574	0	0
Net gain from sales of loans	15,048	33,021	51,176
Net gain (loss) on sales/transfers of investment securities	(569)	(759)	4,563
Net gain (loss) on equity securities	(639)	702	9,045
Other	17,873	15,866	12,191
Total noninterest income	189,641	171,506	189,123

Noninterest expenses
Salaries and employee benefits	269,368	245,924	236,779
Net occupancy	22,208	22,142	23,266
Furniture and equipment	13,224	13,819	14,968
Data processing	33,662	31,363	27,514
Marketing	8,744	7,983	6,414
Communication	2,683	2,930	3,492
Professional services	9,734	11,676	9,961
Debt extinguishment	0	0	7,257
State intangible tax	4,285	4,256	6,058
FDIC assessments	7,194	5,630	5,110
Intangible assets amortization	11,185	9,839	11,126
Leasing business expense	20,363	0	0
Other	52,699	45,250	38,719
Total noninterest expenses	455,349	400,812	390,664
Income before income taxes	241,722	240,933	184,411
Income tax expense	24,110	35,773	28,601
Net income	$217,612	$205,160	$155,810

Earnings per common share
Basic	$2.33	$2.16	$1.60
Diluted	$2.30	$2.14	$1.59
Average common shares outstanding - basic	93,528,712	95,034,690	97,363,952
Average common shares outstanding - diluted	94,586,851	95,897,385	98,093,098

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income (Loss)

	Years ended December 31,
(Dollars in thousands)	2022	2021	2020
Net income	$217,612	$205,160	$155,810
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	(346,963)	(52,538)	32,312
Change in retirement obligation	(11,177)	4,066	3,029
Unrealized gain (loss) on foreign currency exchange	(90)	(625)	0
Other comprehensive income (loss)	(358,230)	(49,097)	35,341
Comprehensive income (loss)	$(140,618)	$156,063	$191,151

See Notes to Consolidated Financial Statements.

First Financial Bancorp 2021 Annual Report 43

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2020	104,281,794	$1,640,771	$711,249	$13,323	(5,790,796)	$(117,638)	$2,247,705

Impact of cumulative effect of adoption of new accounting principles			(56,882)				(56,882)
Net income			155,810				155,810
Other comprehensive income (loss)				35,341			35,341
Cash dividends declared:
Common stock at $0.92 per share			(89,748)				(89,748)
Purchase of common stock					(880,000)	(16,686)	(16,686)
Exercise of stock options, net of shares purchased		(140)			10,405	212	72
Restricted stock awards, net of forfeitures		(9,362)			400,526	8,142	(1,220)
Share-based compensation expense		7,678					7,678
Balance at December 31, 2020	104,281,794	1,638,947	720,429	48,664	(6,259,865)	(125,970)	2,282,070

Net income			205,160				205,160
Other comprehensive income (loss)				(49,097)			(49,097)
Cash dividends declared:
Common stock at $0.92 per share			(88,116)				(88,116)
Purchase of common stock					(4,633,355)	(108,077)	(108,077)
Common stock issued in connection with business combinations		1,251			405,805	8,749	10,000
Exercise of stock options, net of shares purchased		(81)			6,936	145	64
Restricted stock awards, net of forfeitures		(9,394)			347,925	6,697	(2,697)
Share-based compensation expense		9,635					9,635
Balance at December 31, 2021	104,281,794	1,640,358	837,473	(433)	(10,132,554)	(218,456)	2,258,942

Net income			217,612				217,612
Other comprehensive income (loss)				(358,230)			(358,230)
Cash dividends declared:
Common stock at $0.92 per share			(86,848)				(86,848)
Exercise of stock options, net of shares purchased		(160)			15,660	337	177
Restricted stock awards, net of forfeitures		(18,972)			726,199	15,313	(3,659)
Share-based compensation expense		13,379					13,379
Balance at December 31, 2022	104,281,794	$1,634,605	$968,237	$(358,663)	(9,390,695)	$(202,806)	$2,041,373

See Notes to Consolidated Financial Statements.
44 First Financial Bancorp 2022 Annual Report

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2022	2021	2020
Operating activities
Net income	$217,612	$205,160	$155,810
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	11,713	(18,121)	70,559
Depreciation and amortization	31,181	32,136	33,337
Stock-based compensation expense	13,379	9,635	7,678
Pension expense (income)	2,002	3,365	2,484
Net amortization (accretion) on investment securities	12,819	28,987	21,053
Net (gain) loss on sales/transfers of investments securities	569	759	(4,563)
Net (gain) loss on equity securities	639	(702)	(9,045)
Originations of loans held for sale	(368,574)	(794,524)	(942,207)
Net (gains) losses on sales of loans held for sale	(15,048)	(33,021)	(51,176)
Proceeds from sales of loans held for sale	375,122	825,102	965,960
Deferred income taxes	(3,505)	12,087	(8,380)
Amortization of operating leases	7,626	7,425	7,897
Payment of operating lease liability	(7,824)	(6,860)	(8,196)
Bank owned life insurance income	(2,287)	(1,833)	(3,031)
Decrease (increase) in interest receivable	(19,134)	6,463	(9,697)
(Decrease) increase in interest payable	6,652	(1,889)	(7,431)
Decrease (increase) in other assets	(226,398)	138,225	(288,857)
(Decrease) increase in other liabilities	164,302	(24,237)	176,168
Net cash provided by (used in) operating activities	200,846	388,157	108,363
Investing activities
Proceeds from sales of investment securities available-for-sale	277,082	375,276	122,248
Proceeds from calls, paydowns and maturities of securities available-for-sale	704,304	1,139,498	904,821
Purchases of securities available-for-sale	(641,643)	(2,418,290)	(1,551,952)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	14,640	34,563	41,736
Purchases of securities held-to-maturity	0	(1,000)	(30,250)
Proceeds from calls, paydowns and maturities of other securities	8	42,403	29,526
Purchases of other investment securities	(40,836)	(11,474)	(28,659)
Net decrease (increase) in interest-bearing deposits with other banks	(173,371)	(194,506)	36,643
Proceeds from sales of loans and leases held for investment	0	141,072	0
Net decrease (increase) in loans and leases	(987,088)	503,203	(714,594)
Proceeds from disposal of other real estate owned	192	1,278	2,076
Purchases of premises and equipment	(13,778)	(15,333)	(16,466)
Net change in operating leases	(29,475)	0	0
Life insurance death benefits	6,860	2,305	1,525
Net cash acquired (paid) from business combinations	0	(109,024)	0
Net cash provided by (used in) investing activities	(883,105)	(510,029)	(1,203,346)
Financing activities
Net (decrease) increase in total deposits	(170,777)	639,951	2,021,774
Net (decrease) increase in short-term borrowings	990,953	129,609	(1,149,587)
Payments on long-term borrowings	(64,018)	(463,382)	(681,511)
Proceeds from long-term borrowings	0	0	1,040,975
Cash dividends paid on common stock	(86,606)	(87,316)	(89,691)
Purchases of common stock	0	(108,077)	(16,686)
Proceeds from exercise of stock options	177	64	72
Net cash provided by (used in) financing activities	669,729	110,849	1,125,346
Cash and due from banks
Net (decrease) increase in Cash and due from banks	(12,530)	(11,023)	30,363
Cash and due from banks at beginning of year	220,031	231,054	200,691
Cash and due from banks at end of year	$207,501	$220,031	$231,054

First Financial Bancorp 2022 Annual Report 45

Supplemental disclosures
Interest paid	$59,512	$32,841	$75,884
Income taxes paid	$5,696	$17,689	$32,579
Acquisition of other real estate owned through foreclosure	$327	$98	$1,017
Issuance of restricted stock awards	$22,280	$12,231	$9,370
Investment securities purchased not settled	$0	$0	$23,208
Common stock issued in acquisitions	$0	$10,000	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$64	$62,916	$0
Liabilities assumed	822	125,894	0
Goodwill	$758	$62,978	$0

See Notes to Consolidated Financial Statements.
46 First Financial Bancorp 2022 Annual Report

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

Other investments. Other investments include holdings in FRB and FHLB stock, which are both carried at cost as well as equity securities, including class B Visa shares which are carried at fair value. Changes in the fair value of equity securities are recorded in Net gain (loss) on equity securities in the Consolidated Statements of Income.

Loans held for sale. Loans held for sale consist of residential real estate loans newly originated for the purpose of sale to third parties, and in certain circumstances, loans previously originated that have been specifically identified by management for sale based on predetermined criteria. Loans held for sale are carried at fair value. Any subsequent change in the carrying value of
First Financial Bancorp 2022 Annual Report 47

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

Nearly all of the HTM securities held by the Company are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. Accrued interest receivable on held-to maturity debt securities, which totaled $0.4 million and $0.2 million as of December 31, 2022 and 2021, respectively, is excluded by policy election from the estimate of credit losses.

Allowance for credit losses - available-for-sale securities. For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit loss is recognized in other comprehensive income (loss). Changes in the allowance for credit losses are recorded as provision for credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on AFS debt securities, which totaled $15.9 million and $14.9 million as of December 31, 2022 and 2020, respectively, is excluded from the estimate of credit losses.

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
48 First Financial Bancorp 2022 Annual Report

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
Utilizing third-party software, First Financial forecasts PD by using a parameterized transition matrix approach. Average transition matrices are calculated over the TTC period, which was defined as the period from December 2007 to December 2016. TTC transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts.
First Financial is not required to develop forecasts over the full contractual term of the financial asset or group of financial assets. Rather, for periods beyond which the entity is able to make or obtain R&S forecasts of expected credit losses, the Company reverts in a straight line manner over a one year period to an average TTC loss level that is reflective of the prepayment adjusted contractual term of the financial asset or group of financial assets. First Financial elected a two year R&S period which is forecasted using econometric data sourced from Moody's, an industry-leading independent third party.

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

Loans that do not share risk characteristics are evaluated on an individual basis. First Financial will typically evaluate on an individual basis any loans that are on nonaccrual, designated as a TDR, or reasonably expected to be designated as a TDR that are greater than $250,000. When management determines that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs, as applicable. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

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
First Financial Bancorp 2022 Annual Report 49

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

Operating Leases. First Financial provides financing for various types of equipment through a variety of leasing arrangements. Operating leases are carried at the aggregate of lease payments plus estimated residual value of the leased equipment, less unearned income. The Company recognizes income over the term of the lease using the constant effective yield method. Lease residual values are reviewed for impairment at least annually. Depreciation expense related to operating lease equipment is recorded in Leasing business expense on the Consolidated Statements of Income.

Bank-owned life insurance. First Financial purchases and is the owner and beneficiary of life insurance policies on the lives of certain employees . The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value. Changes in the cash surrender value of these policies are recorded in Other noninterest income in the Consolidated Statements of Income.

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. When required, management's quantitative impairment analysis utilizes a discounted cash flow model for the income approach and the market multiple methodology and comparable transaction methodology as the market approach. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections for a period of five years, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant management judgment. Changes in these key assumptions, as well as downturns in economic or business conditions, could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment. In 2022, management evaluated goodwill for impairment using a qualitative analysis.

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list, MSR and other miscellaneous intangibles.

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

First Financial recorded a customer list intangible asset in conjunction with the Bannockburn and Summit mergers to account for the obligation or advantage on the part of either the Company or the customer to continue pre-existing relationships subsequent to the mergers. Customer list intangible assets are amortized on a straight-line basis over their estimated useful lives.

Other intangible assets also include purchase commissions, non-compete agreements and trade name intangibles.

Mortgage servicing rights are servicing fees First Financial receives from selling fixed and adjustable-rate residential mortgage loans where it obtains servicing responsibilities. In those sales, the First Financial obtained servicing responsibilities and provided certain standard representations and warranties; however, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due. First Financial receives servicing fees based on a percentage of the outstanding balance. Mortgage servicing rights are measured at fair value with changes in fair value reported in Other noninterest income in the Consolidated Statements of Income. The market value of the mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan
50 First Financial Bancorp 2022 Annual Report

prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the market value of the mortgage servicing rights, mortgage interest rates, which are used to determine prepayment rates and discount rates, are held constant over the estimated life of the portfolio. Capitalized mortgage servicing rights are reported in other assets and are amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.

Mortgage servicing rights are regularly evaluated for impairment based on the estimated fair value of those rights. The mortgage servicing rights are stratified by certain risk characteristics, primarily loan term and note rate. If impairment exists, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the fair value.

Other real estate owned. OREO consists of properties acquired by the Company primarily through the loan foreclosure or repossession process, or other resolution activity that results in partial or total satisfaction of problem loans. OREO properties are recorded at fair value, less estimated disposal costs (net realizable value) establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Losses arising at the time of acquisition of such properties are charged against the ACL. Management performs periodic valuations to assess the adequacy of recorded OREO balances and subsequent changes in the carrying value of OREO properties are recorded in the Consolidated Statements of Income. Improvements to OREO properties may be capitalized if the improvements contribute to the overall value of the property, but may not be capitalized in excess of the net realizable value of the property. When management disposes of an OREO property, any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

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

First Financial Bancorp 2022 Annual Report 51

Notes to Consolidated Financial Statements
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

52 First Financial Bancorp 2022 Annual Report

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

Stock-based compensation. First Financial grants stock-based awards, including restricted stock awards and options to purchase the Company’s common stock. Restricted stock award grants are for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time stock-based awards are exercised, canceled or expire, First Financial may be required to recognize an adjustment to tax expense.

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

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2022

During the first quarter of 2022, the SEC issued SAB No. 121. This bulletin adds interpretive guidance on the accounting and disclosure of obligations to safeguard crypto assets held for platform users. This guidance was applicable no later than the financial statements covering the first interim or annual period ending after June 15, 2022. Management has reviewed its business activities and determined SAB 121 is not impactful to the Company’s Consolidated Financial Statements as of September 30, 2022 as the Company does not currently safeguard crypto assets.

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

Standards Issued But Not Yet Adopted

In March, 2022, the FASB issued ASU 2022-02 - Financial Instruments - Credit Losses (Topic 326): Troubled Debt
Restructurings and Vintage Disclosures. This standard eliminates the accounting guidance on TDRs for creditors in ASC
310-40 and amends the guidance on “vintage disclosures” to require disclosure of current period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty.
First Financial Bancorp 2022 Annual Report 53

Notes to Consolidated Financial Statements
The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Entities are permitted to early adopt these amendments, including adoption in any interim period, provided that the amendments are adopted as of the beginning of the annual reporting period that includes the interim period of adoption. The adoption of this standard is expected to result in amended disclosures in the Company's Consolidated Financial
Statements; however, it is not expected to materially impact the Company's results of operations.

3. Restrictions on Cash and Dividends

As of December 31, 2022 and 2021, First Financial had $25.0 million and $34.0 million, respectively, in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement. Additionally, First Financial had no required reserves with the FRB as of December 31, 2022 and 2021.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries; however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2022, First Financial's subsidiaries had retained earnings of $801.2 million, of which $219.3 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

During the year ended December 31, 2022, proceeds on the sale of $277.1 million of AFS securities resulted in gains of $1.0 million and losses of $1.6 million. During the year ended December 31, 2021, proceeds on the sale of $375.3 million of AFS securities resulted in gains of $6.8 million and losses of $7.6 million. During the year ended December 31, 2020, proceeds on the sale of $117.8 million of AFS securities resulted in gains of $0.9 million and losses of $0.8 million. The impact to income tax expense from these sales was insignificant in all three years.

In 2022 and 2021, there were no reclassifications of HTM securities to AFS securities.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.5 billion at both December 31, 2022 and December 31, 2021.

The following is a summary of HTM and AFS investment securities as of December 31, 2022:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$37,312	$0	$(4,616)	$32,696
Securities of U.S. government agencies and corporations	0	0	0	0	80,382	0	(13,914)	66,468
Mortgage-backed securities - residential	0	0	0	0	747,478	47	(97,462)	650,063
Mortgage-backed securities - commercial	35,363	0	(4,114)	31,249	676,934	2	(47,374)	629,562
Collateralized mortgage obligations	9,280	0	(827)	8,453	538,970	181	(61,439)	477,712
Obligations of state and other political subdivisions	8,128	105	(201)	8,032	832,066	565	(124,168)	708,463
Asset-backed securities	0	0	0	0	772,261	39	(60,975)	711,325
Other securities	31,250	0	(2,499)	28,751	142,015	0	(8,656)	133,359
Total	$84,021	$105	$(7,641)	$76,485	$3,827,418	$834	$(418,604)	$3,409,648

54 First Financial Bancorp 2022 Annual Report

The following is a summary of HTM and AFS investment securities as of December 31, 2021:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$34,961	$4	$(189)	$34,776
Securities of U.S. government agencies and corporations	0	0	0	0	78,998	248	(129)	79,117
Mortgage-backed securities - residential	0	0	0	0	728,050	6,635	(10,548)	724,137
Mortgage-backed securities - commercial	46,362	651	0	47,013	729,948	4,294	(2,352)	731,890
Collateralized mortgage obligations	11,882	221	0	12,103	696,258	7,979	(6,497)	697,740
Obligations of state and other political subdivisions	8,926	915	0	9,841	1,058,735	35,591	(8,594)	1,085,732
Asset-backed securities	0	0	0	0	720,638	1,521	(2,578)	719,581
Other securities	31,250	176	(485)	30,941	133,001	2,114	(242)	134,873
Total	$98,420	$1,963	$(485)	$99,898	$4,180,589	$58,386	$(31,129)	$4,207,846

The following table provides a summary of investment securities by contractual maturity as of December 31, 2022, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$8,230	$8,125
Due after one year through five years	2,584	2,662	93,629	89,551
Due after five years through ten years	34,920	32,410	292,581	255,143
Due after ten years	1,874	1,711	697,335	588,167
Mortgage-backed securities - residential	0	0	747,478	650,063
Mortgage-backed securities - commercial	35,363	31,249	676,934	629,562
Collateralized mortgage obligations	9,280	8,453	538,970	477,712
Asset-backed securities	0	0	772,261	711,325
Total	$84,021	$76,485	$3,827,418	$3,409,648

Unrealized gains and losses on debt securities are generally due to fluctuations in current market yields relative to the yields of the securities at their amortized cost. All AFS securities with unrealized losses are reviewed quarterly to determine if any impairment exists, requiring a write-down to fair value. For AFS securities in an unrealized loss position, the Company first assesses whether it intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale in an unrealized loss position that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an allowance for credit losses is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis.

First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities temporarily impaired prior to maturity or recovery of the recorded value. Additionally, based on the Company's credit assessment of AFS securities in an unrealized loss position, the Company recorded no reserves on investment securities for the twelve months ended December 31, 2022 or 2021.

First Financial Bancorp 2022 Annual Report 55

Notes to Consolidated Financial Statements
As of December 31, 2022, the Company's investment securities portfolio consisted of 1,251 securities, of which 891 were in an unrealized loss position. As of December 31, 2021, the Company's investment securities portfolio consisted of 1,418 securities, of which 327 were in an unrealized loss position.

Certain HTM debt securities owned by First Financial are issued by U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The remainder of the Company's HTM securities are debt obligations of public and private corporations with no credit issues, as well as non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. There were no HTM securities on nonaccrual status or past due as of December 31, 2022, or 2021. The Company did not record an allowance for credit losses for these securities as of December 31, 2022 or 2021.

The following tables provide the fair value and gross unrealized losses on investment securities in an unrealized loss position for which an allowance for credit losses was not recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2022
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$2,383	$(46)	$30,313	$(4,570)	$32,696	$(4,616)
Securities of U.S. government agencies and corporations	0	0	66,468	(13,914)	66,468	(13,914)
Mortgage-backed securities - residential	195,972	(10,413)	443,415	(87,049)	639,387	(97,462)
Mortgage-backed securities - commercial	457,863	(21,020)	189,123	(30,468)	646,986	(51,488)
Collateralized mortgage obligations	205,456	(13,059)	271,377	(49,207)	476,833	(62,266)
Obligations of state and other political subdivisions	301,073	(31,397)	368,673	(92,972)	669,746	(124,369)
Asset-backed securities	250,946	(9,410)	422,090	(51,565)	673,036	(60,975)
Other securities	125,344	(7,283)	31,629	(3,872)	156,973	(11,155)
Total	$1,539,037	$(92,628)	$1,823,088	$(333,617)	$3,362,125	$(426,245)

	December 31, 2021
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$24,755	$(190)	$0	$0	$24,755	$(190)
Securities of U.S. Government agencies and corporations	17,382	(128)	0	0	17,382	(128)
Mortgage-backed securities - residential	459,098	(8,375)	78,090	(2,173)	537,188	(10,548)
Mortgage-backed securities - commercial	205,520	(2,149)	13,818	(203)	219,338	(2,352)
Collateralized mortgage obligations	369,318	(6,110)	12,485	(387)	381,803	(6,497)
Obligations of state and other political subdivisions	380,735	(7,543)	55,568	(1,051)	436,303	(8,594)
Asset-backed securities	482,118	(2,578)	0	0	482,118	(2,578)
Other securities	31,896	(354)	11,877	(373)	43,773	(727)
Total	$1,970,822	$(27,427)	$171,838	$(4,187)	$2,142,660	$(31,614)

For further detail on the fair value of investment securities, see Note 23 – Fair Value Disclosures.

56 First Financial Bancorp 2022 Annual Report

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

In accordance with the CARES Act and the 2021 Consolidated Appropriations Act, First Financial participated in offering PPP loans to its customers. These loans provide a direct incentive for small businesses to keep their workers on the payroll and to maintain their operations during the COVID-19 pandemic. PPP loans are eligible to be forgiven provided certain conditions are met. As of December 31, 2022, First Financial had $3.0 million in PPP loans, net of unearned fees of $0.1 million. As of December 31, 2021, First Financial had $55.6 million in PPP loans, net of unearned income of $2.6 million.

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

First Financial Bancorp 2022 Annual Report 57

Notes to Consolidated Financial Statements
The following table sets forth the Company's loan portfolio at December 31, 2022 by risk attribute and origination date:

(Dollars in thousands)	2022	2021	2020	2019	2018	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$879,836	$561,890	$348,123	$209,758	$112,282	$206,656	$2,318,545	$971,080	$3,289,625
Special mention	2,740	13,821	4,125	14,047	8,523	5,544	48,800	18,055	66,855
Substandard	2,335	5,176	11,886	8,016	3,331	13,812	44,556	9,236	53,792
Doubtful	0	0	0	0	0	0	0	0	0
Total	$884,911	$580,887	$364,134	$231,821	$124,136	$226,012	$2,411,901	$998,371	$3,410,272
Lease financing
Pass	$167,035	$25,638	$13,705	$12,797	$9,402	$2,930	$231,507	$0	$231,507
Special mention	0	0	70	0	0	0	70	0	70
Substandard	4,363	0	0	164	11	9	4,547	0	4,547
Doubtful	0	0	0	0	0	0	0	0	0
Total	$171,398	$25,638	$13,775	$12,961	$9,413	$2,939	$236,124	$0	$236,124
Construction real estate
Pass	$89,116	$276,639	$96,823	$4,902	$390	$353	$468,223	$23,266	$491,489
Special mention	0	14,395	0	0	6,166	0	20,561	0	20,561
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$89,116	$291,034	$96,823	$4,902	$6,556	$353	$488,784	$23,266	$512,050
Commercial real estate - investor
Pass	$643,174	$470,085	$301,510	$719,699	$300,772	$508,639	$2,943,879	$26,153	$2,970,032
Special mention	0	13,090	23,111	9,297	26,079	13,804	85,381	861	86,242
Substandard	0	6,950	6	4,025	17,178	9,631	37,790	0	37,790
Doubtful	0	0	0	0	0	0	0	0	0
Total	$643,174	$490,125	$324,627	$733,021	$344,029	$532,074	$3,067,050	$27,014	$3,094,064
Commercial real estate - owner
Pass	$165,411	$155,041	$170,587	$101,137	$112,063	$211,377	$915,616	$11,125	$926,741
Special mention	0	0	0	1,479	0	14,040	15,519	0	15,519
Substandard	0	525	844	5,114	3,501	6,451	16,435	0	16,435
Doubtful	0	0	0	0	0	0	0	0	0
Total	$165,411	$155,566	$171,431	$107,730	$115,564	$231,868	$947,570	$11,125	$958,695
Residential real estate
Performing	$320,676	$274,816	$205,948	$110,745	$51,583	$114,642	$1,078,410	$0	$1,078,410
Nonperforming	414	1,615	1,286	2,554	1,755	6,231	13,855	0	13,855
Total	$321,090	$276,431	$207,234	$113,299	$53,338	$120,873	$1,092,265	$0	$1,092,265
Home equity
Performing	$26,411	$33,414	$38,226	$11,733	$8,051	$24,985	$142,820	$585,712	$728,532
Nonperforming	5	136	298	78	104	430	1,051	4,208	5,259
Total	$26,416	$33,550	$38,524	$11,811	$8,155	$25,415	$143,871	$589,920	$733,791
Installment
Performing	$100,256	$38,694	$7,244	$3,915	$2,861	$3,242	$156,212	$51,854	$208,066
Nonperforming	650	794	18	6	20	42	1,530	299	1,829
Total	$100,906	$39,488	$7,262	$3,921	$2,881	$3,284	$157,742	$52,153	$209,895
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$51,287	$51,287
Nonperforming	0	0	0	0	0	0	0	528	528
Total	$0	$0	$0	$0	$0	$0	$0	$51,815	$51,815
Grand Total	$2,402,422	$1,892,719	$1,223,810	$1,219,466	$664,072	$1,142,818	$8,545,307	$1,753,664	$10,298,971

58 First Financial Bancorp 2022 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2021 by risk attribute and origination date:

(Dollars in thousands)	2021	2020	2019	2018	2017	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$711,198	$442,064	$339,507	$164,273	$119,580	$154,835	$1,931,457	$700,246	$2,631,703
Special mention	389	4,867	5,993	16,057	6,511	4,918	38,735	21,505	60,240
Substandard	2,220	434	2,843	1,224	12,640	1,465	20,826	7,259	28,085
Doubtful	0	0	0	0	0	0	0	0	0
Total	$713,807	$447,365	$348,343	$181,554	$138,731	$161,218	$1,991,018	$729,010	$2,720,028
Lease financing
Pass	$31,697	$21,536	$19,095	$15,494	$6,821	$4,765	$99,408	$0	$99,408
Special mention	0	10,216	0	0	0	0	10,216	0	10,216
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$31,697	$31,752	$19,095	$15,494	$6,821	$4,765	$109,624	$0	$109,624
Construction real estate
Pass	$95,991	$200,421	$96,726	$15,886	$317	$12,719	$422,060	$18,299	$440,359
Special mention	0	6,531	0	9,004	0	0	15,535	0	15,535
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$95,991	$206,952	$96,726	$24,890	$317	$12,719	$437,595	$18,299	$455,894
Commercial real estate - investor
Pass	$537,183	$379,217	$944,915	$367,946	$294,147	$434,641	$2,958,049	$66,579	$3,024,628
Special mention	0	7,479	18,136	18,006	15,566	34,153	93,340	0	93,340
Substandard	1,616	6	21,312	6,628	6,918	307	36,787	0	36,787
Doubtful	0	0	0	0	0	0	0	0	0
Total	$538,799	$386,702	$984,363	$392,580	$316,631	$469,101	$3,088,176	$66,579	$3,154,755
Commercial real estate - owner
Pass	$204,291	$184,564	$121,150	$135,463	$119,489	$259,504	$1,024,461	$7,565	$1,032,026
Special mention	970	2,283	2,262	3,751	1,381	5,512	16,159	0	16,159
Substandard	162	727	6,541	12,513	1,730	1,963	23,636	38	23,674
Doubtful	0	0	0	0	0	0	0	0	0
Total	$205,423	$187,574	$129,953	$151,727	$122,600	$266,979	$1,064,256	$7,603	$1,071,859
Residential real estate
Performing	$258,537	$230,699	$138,239	$64,310	$34,606	$162,924	$889,315	$0	$889,315
Nonperforming	236	970	1,193	598	339	3,418	6,754	0	6,754
Total	$258,773	$231,669	$139,432	$64,908	$34,945	$166,342	$896,069	$0	$896,069
Home equity
Performing	$42,298	$45,638	$14,713	$11,221	$7,603	$30,588	$152,061	$553,245	$705,306
Nonperforming	72	161	44	67	56	234	634	2,459	3,093
Total	$42,370	$45,799	$14,757	$11,288	$7,659	$30,822	$152,695	$555,704	$708,399
Installment
Performing	$58,209	$12,768	$8,213	$5,541	$3,925	$2,201	$90,857	$28,353	$119,210
Nonperforming	6	61	32	9	1	56	165	79	244
Total	$58,215	$12,829	$8,245	$5,550	$3,926	$2,257	$91,022	$28,432	$119,454
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$51,772	$51,772
Nonperforming	0	0	0	0	0	0	0	445	445
Total	$0	$0	$0	$0	$0	$0	$0	$52,217	$52,217
Grand Total	$1,945,075	$1,550,642	$1,740,914	$847,991	$631,630	$1,114,203	$7,830,455	$1,457,844	$9,288,299

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.
First Financial Bancorp 2022 Annual Report 59

Notes to Consolidated Financial Statements
Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2022
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$5,375	$72	$501	$5,948	$3,404,324	$3,410,272	$0
Lease financing	5,212	1,052	843	7,107	229,017	236,124	742
Construction real estate	0	0	0	0	512,050	512,050	0
Commercial real estate-investor	0	0	0	0	3,094,064	3,094,064	0
Commercial real estate-owner	26	5,216	44	5,286	953,409	958,695	0
Residential real estate	4,254	2,074	3,260	9,588	1,082,677	1,092,265	0
Home equity	1,725	729	1,209	3,663	730,128	733,791	0
Installment	874	490	414	1,778	208,117	209,895	0
Credit card	261	150	116	527	51,288	51,815	115
Total	$17,727	$9,783	$6,387	$33,897	$10,265,074	$10,298,971	$857

	As of December 31, 2021
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$303	$2,006	$2,775	$5,084	$2,714,944	$2,720,028	$0
Lease financing	93	0	0	93	109,531	109,624	0
Construction real estate	0	0	0	0	455,894	455,894	0
Commercial real estate-investor	89	42	6,409	6,540	3,148,215	3,154,755	0
Commercial real estate-owner	56	2,207	637	2,900	1,068,959	1,071,859	0
Residential real estate	4,379	262	2,114	6,755	889,314	896,069	0
Home equity	1,214	692	1,186	3,092	705,307	708,399	0
Installment	162	37	45	244	119,210	119,454	0
Credit card	223	134	137	494	51,723	52,217	137
Total	$6,519	$5,380	$13,303	$25,202	$9,263,097	$9,288,299	$137

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

First Financial had 134 TDRs totaling $21.0 million at December 31, 2022, including $11.0 million of loans on accrual status and $10.0 million of loans classified as nonaccrual. First Financial had no commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs, and the ACL included reserves of $5.0 million related to TDRs
60 First Financial Bancorp 2022 Annual Report

as of December 31, 2022. For the year ended December 31, 2022, First Financial charged off $3.2 million for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2022, approximately $5.6 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 150 TDRs totaling $27.6 million at December 31, 2021, including $11.6 million of loans on accrual status and $16.0 million of loans classified as nonaccrual. First Financial had $0.2 million of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs and the ACL included reserves of $6.3 million related to TDRs as of December 31, 2021. For the year ended December 31, 2021, First Financial charged off $1.7 million for the portion of TDRs determined to be uncollectible. Additionally, as of December 31, 2021, approximately $5.0 million of the accruing TDRs have been performing in accordance with the restructured terms for more than one year.

First Financial had 155 TDRs totaling $21.8 million at December 31, 2020, including $7.1 million of loans on accrual status and $14.7 million of loans classified as nonaccrual. First Financial had $0.3 million of commitments outstanding to lend additional funds to borrowers whose loan terms had been modified through TDRs. Additionally, First Financial charged off $1.7 million for the portion of TDRs determined to be uncollectible for the year ended December 31, 2020.

The following table provides information on loan modifications classified as TDRs during the years ended December 31, 2022, 2021 and 2020:

	Years ended December 31,
	2022			2021			2020
(Dollars in thousands)	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance	Number of loans	Pre-modification loan balance	Period end balance
Commercial & industrial	6	$10,049	$8,825	7	$9,311	$8,039	8	$14,984	$14,984
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	2	6,337	3,115	8	16,850	9,807	0	0	0
Residential real estate	15	1,376	1,317	17	1,585	1,553	24	1,953	1,847
Home equity	1	32	32	2	30	30	11	351	349
Installment	1	1	1	1	0	0	2	35	22
Total	25	$17,795	$13,290	35	$27,776	$19,429	45	$17,323	$17,202

The following table provides information on how TDRs were modified during the years ended December 31, 2022, 2021 and 2020:

	Years Ended December 31,
(Dollars in thousands)	2022	2021	2020
Extended maturities	$3,346	$0	$0
Adjusted interest rates	3,106	0	0
Combination of rate and maturity changes	0	0	0
Forbearance	4,477	7,328	4,759
Bankruptcies	90	6,723	678
Other (1)	2,271	5,378	11,765
Total	$13,290	$19,429	$17,202
(1) Other includes covenant modifications and other concessions or combination of concessions that do not consist of interest rate adjustments, forbearance, bankruptcy and maturity extensions.

First Financial considers repayment performance as an indication of the effectiveness of the Company's loan modifications. Borrowers that are 90 days or more past due on any principal or interest payments, or who prematurely terminate a restructured loan agreement without paying off the contractual principal balance, are considered to be in payment default of the terms of the TDR agreement.

First Financial Bancorp 2022 Annual Report 61

Notes to Consolidated Financial Statements
For the twelve months ended December 31, 2022, there were two TDRs with a balance of $0.2 million for which there was a payment default during the period that occurred within twelve months of the loan modification. For the twelve months ended December 31, 2021 and 2020, there was one TDR with an insignificant balance for which there was a payment default during the period that occurred within twelve months of the loan modification.

As stated in the CARES Act and subsequently modified by the Consolidated Appropriations Act, loan modifications in response to COVID-19 executed on loans that were not more than 30 days past due as of December 31, 2019 and executed between March 1, 2020 and the January 1, 2022 are not required to be reported as a TDR.

As of December 31, 2022, the Company's loan portfolio included no active loan modifications made under the guidance of the CARES Act that were not classified as TDR. As of December 31, 2021, the Company's loan portfolio included $16.5 million of active loan modifications made under the guidance of the CARES Act that were not classified as TDR. These modifications were comprised of two commercial loans making interest only payments.

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

Nonperforming loans. Loans classified as nonaccrual and loans modified as TDRs are considered nonperforming. The following table provides information on nonperforming loans as of December 31:

	2022			2021			2020
(Dollars in thousands)	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual
Nonaccrual loans (1)
Commercial & industrial	$6,692	$1,550	$8,242	$11,077	$6,285	$17,362	$18,711	$10,519	$29,230
Lease financing	0	178	178	0	203	203	0	0	0
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	5,216	570	5,786	17,716	1,796	19,512	6,957	27,725	34,682
Residential real estate	0	10,691	10,691	0	8,305	8,305	251	11,350	11,601
Home equity	0	3,123	3,123	0	2,922	2,922	0	5,076	5,076
Installment	0	603	603	0	88	88	0	163	163
Total nonaccrual loans	$11,908	$16,715	$28,623	$28,793	$19,599	$48,392	$25,919	$54,833	$80,752

Interest income effect							2022	2021	2020
Gross amount of interest that would have been recorded under original terms							$3,247	$5,132	$5,892
Interest included in income
Nonaccrual loans							1,134	1,618	1,636
Troubled debt restructurings							424	314	426
Total interest included in income							1,558	1,932	2,062
Net impact on interest income							$1,689	$3,200	$3,830

Commitments outstanding to borrowers with nonaccrual loans							$0	$0	$0
(1) Nonaccrual loans include nonaccrual TDRs of $10.0 million, $16.0 million and $14.7 million as of December 31, 2022, 2021 and 2020, respectively.

First Financial individually reviews all nonperforming loan relationships greater than $250,000 to determine if an individually evaluated allowance is necessary based on the borrower’s overall financial condition, resources and payment record, support
62 First Financial Bancorp 2022 Annual Report

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

	December 31, 2022
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$8,205		$0	$0	$0	$0	$37	$8,242
Lease financing	0		0	178	0	0	0	178
Commercial real estate-investor	0		353	0	0	22	0	375
Commercial real estate-owner	0		3,399	1,893	119	0	0	5,411
Residential real estate	0		0	0	0	10,691	0	10,691
Home equity	0		0	0	0	3,123	0	3,123
Installment	0		0	0	0	0	603	603
Total	$8,205	8205000	$3,752	$2,071	$119	$13,836	$640	$28,623

	December 31, 2021
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$13,171		$15	$833	$0	$0	$3,343	$17,362
Lease financing	0		0	203	0	0	0	203
Commercial real estate-investor	0		6,362	0	0	422	0	6,784
Commercial real estate-owner	0		6,673	5,937	38	80	0	12,728
Residential real estate	0		0	0	0	8,305	0	8,305
Home equity	0		0	0	0	2,922	0	2,922
Installment	0		0	0	0	0	88	88
Total	$13,171		$13,050	$6,973	$38	$11,729	$3,431	$48,392

Lease financing - Lessor. First Financial originates both sales-type and direct financing leases, and the Company manages and reviews lease residuals in accordance with its credit policies. Payments are generally fixed. However, in some agreements, lease payments may be indexed to a rate or index. Sales-type lease contracts contain the ability to purchase the underlying equipment at lease maturity and profit or loss is recognized at lease commencement.  Direct financing leases are generally three to five years in length and may be extended at maturity, however, early cancellation may result in a fee to the borrower.  For direct financing leases, the net unearned income is deferred and amortized over the life of the lease.

Effective December 31, 2021, First Financial acquired Summit Funding Group, Inc., which is a full-service equipment leasing company. In conjunction with this acquisition, First Financial acquired $41.9 million of financing leases, which were included in Loans and leases on the Consolidated Balance Sheets. For further detail on the acquisition, see Note 24 - Business Combinations.

The components of the Company's net investments in direct financing and sales-type leases, which are included in Lease financing on the Consolidated Balance Sheets are as follows:
First Financial Bancorp 2022 Annual Report 63

Notes to Consolidated Financial Statements

(Dollar in thousands)	December 31, 2022	December 31, 2021
Direct financing leases
Lease receivables	$35,081	$49,843
Unguaranteed residual values	16,058	19,714
Sales-type leases
Lease receivables	184,985	40,067
Unguaranteed residual values	0	0
Total net investment in direct financing and sales-type leases	$236,124	$109,624

Interest income for direct financing and sales-type leases was $11.8 million, $2.7 million and $3.8 million for the years ended December 31, 2022, 2021 and 2020, respectively.

The remaining maturities of lease receivables were as follows:

(Dollars in thousands)	Direct financing and Sales-type
2023	$56,640
2024	46,366
2025	39,495
2026	37,877
2027	31,826
Thereafter	37,512
Total lease payments	249,716
Less: unearned interest income	(29,650)
Net lease receivables	$220,066

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2022	2021	2020
Balance at beginning of year	$98	$1,287	$2,033
Additions
Commercial	0	98	510
Residential	327	0	507
Total additions	327	98	1,017
Disposals
Commercial	(98)	(947)	(217)
Residential	(94)	(331)	(1,859)
Total disposals	(192)	(1,278)	(2,076)
Valuation adjustments
Commercial	0	(9)	448
Residential	(42)	0	(135)
Total valuation adjustments	(42)	(9)	313
Balance at end of year	$191	$98	$1,287

64 First Financial Bancorp 2022 Annual Report

6. Allowance for Credit Losses

Allowance for credit losses - loans and leases. The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or a guarantor or from the liquidation of collateral. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable on loans and leases, which totaled $47.5 million and $29.5 million as of December 31, 2022 and December 31, 2021, respectively, is excluded from the estimate of credit losses.

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

First Financial Bancorp 2022 Annual Report 65

Notes to Consolidated Financial Statements
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

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, slower prepayment speeds and increased default rates. These alternative analyses were utilized to inform the Company's
66 First Financial Bancorp 2022 Annual Report

qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress, such as franchise, hotel and investor commercial real estate lending when making qualitative adjustments to the ACL model.

First Financial's ACL is influenced by loan volumes, risk rating migration or delinquency status, and other conditions impacting loss expectations, such as reasonable and supportable forecasts of economic conditions.  For the twelve months ended December 31, 2022, the ACL was relatively stable as strong loan growth and slower prepayment speeds offset the impact from stable credit quality. For the twelve months ended, December 31, 2021, the ACL declined due to improvements in economic forecasts and the Company's improved credit outlook.

Changes in the allowance by loan category as of December 31 were as follows:

	2022
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$44,052	$1,633	$11,874	$53,420	$6,225	$9,643	$1,097	$4,048	$131,992
Purchase accounting ACL for PCD	0	0	0	0	0	0	0	0	0
Provision for credit losses	3,221	2,041	1,653	(12,951)	6,509	2,066	5,232	(1,040)	6,731
Gross charge-offs	(5,899)	(152)	0	(3,667)	(224)	(160)	(1,549)	(907)	(12,558)
Recoveries	939	49	0	4,304	174	898	165	283	6,812
Total net charge-offs	(4,960)	(103)	0	637	(50)	738	(1,384)	(624)	(5,746)
Ending allowance for credit losses	$42,313	$3,571	$13,527	$41,106	$12,684	$12,447	$4,945	$2,384	$132,977

	2021
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Beginning balance, prior to adoption of ASC 326	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679
Purchase accounting ACL for PCD	0	17	0	0	0	0	0	0	17
Provision for credit losses	6,606	621	(8,367)	(14,689)	(2,436)	(2,376)	65	1,552	(19,024)
Gross charge-offs	(15,620)	0	(1,498)	(13,471)	(127)	(1,073)	(334)	(780)	(32,903)
Recoveries	1,612	0	3	4,785	228	1,223	151	221	8,223
Total net charge-offs	(14,008)	0	(1,495)	(8,686)	101	150	(183)	(559)	(24,680)
Ending allowance for credit losses	$44,052	$1,633	$11,874	$53,420	$6,225	$9,643	$1,097	$4,048	$131,992

	2020
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Beginning balance, prior to adoption of ASC 326	$18,584	$971	$2,381	$23,579	$5,299	$4,787	$392	$1,657	$57,650
Impact of adopting ASC 326	9,901	118	11,579	24,118	5,490	8,430	801	1,068	61,505
Provision for credit losses	25,407	758	7,759	38,936	(2,122)	(939)	12	985	70,796
Gross charge-offs	(5,345)	(852)	0	(12,100)	(488)	(1,541)	(148)	(885)	(21,359)
Recoveries	2,907	0	17	2,262	381	1,132	158	230	7,087
Total net charge-offs	(2,438)	(852)	17	(9,838)	(107)	(409)	10	(655)	(14,272)
Ending allowance for credit losses	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679

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

First Financial determined the adequacy of this reserve based upon an evaluation of the unfunded credit facilities, which included consideration of historical commitment utilization experience, credit risk ratings and historical loss rates, consistent with the Company's ACL methodology at the time.

First Financial Bancorp 2022 Annual Report 67

Notes to Consolidated Financial Statements
The ACL on unfunded commitments was $18.4 million as of December 31, 2022 and $13.4 million as of December 31, 2021. Due to the adoption of ASC 326, First Financial recorded $12.2 million in the ACL on unfunded commitments effective January 1, 2020. Additionally, First Financial recorded $5.0 million and $0.9 million of provision expense related to the ACL on unfunded commitments for the twelve months ended December 31, 2022 and 2021, respectively, and a provision recapture of $0.2 million for the twelve months ended December 31, 2020.
7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2022	2021
Land and land improvements	$49,016	$49,402
Buildings	157,620	155,337
Furniture and fixtures	69,855	70,847
Leasehold improvements	32,515	30,190
Construction in progress	5,644	8,145
	314,650	313,921

Less: Accumulated depreciation and amortization	125,570	120,881
Total	$189,080	$193,040

Depreciation expense recorded on premises and equipment in 2022, 2021 and 2020 was $12.9 million, $14.1 million and $15.4 million, respectively.

8.  Leases - Lessee

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. For contracts where First Financial is a lessee, substantially all of those agreements are for real estate property for branches, ATM locations and office space.

Substantially all of the Company's leases are classified as operating leases, under Accounting Topic 842, operating lease agreements are required to be recognized on the Consolidated Balance Sheets as a ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a "right of use" asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $54.3 million and $57.2 million at December 31, 2022 and 2021, respectively. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $64.5 million and $67.6 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheet at December 31, 2022 and 2021, respectively.

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

68 First Financial Bancorp 2022 Annual Report

The components of lease expense for the years ended December 31, 2022, 2021 and 2020 were as follows:

(Dollars in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Operating lease cost	$7,626	$7,425	$7,897
Short-term lease cost	8	108	142
Variable lease cost	2,827	2,621	2,532
Total operating lease cost	$10,461	$10,154	$10,571

Future minimum commitments due under these lease agreements as of December 31, 2022 are as follows:

(Dollars in thousands)	Operating leases
2023	$7,681
2024	7,321
2025	7,011
2026	6,736
2027	6,164
Thereafter	46,808
Total lease payments	81,721
Less: imputed interest	(17,244)
Total	$64,477

The weighted average lease term and discount rate for the Company's operating leases were as follows:

	December 31, 2022	December 31, 2021	December 31, 2020
Operating leases
Weighted-average remaining lease term	13.1 years	13.9 years	15.1 years
Weighted-average discount rate	3.29%	3.25%	3.07%

Supplemental cash information at year end related to leases was as follows:

(Dollars in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$7,824	$6,860	$8,196
ROU assets obtained in exchange for lease obligations
Operating leases	4,730	6,076	9,725
9.  Operating Leases - Lessor

First Financial provides financing for various types of equipment through a operating leasing arrangements. Operating leases are carried at cost less accumulated depreciation in the Consolidated Balance Sheets. Operating leases were $91.7 million and $60.8 million at December 31, 2022 and December 31, 2021, respectively, net of accumulated depreciation of $35.0 million and $25.5 million at December 31, 2022 and December 31, 2021, respectively. The Company recorded lease income of $24.5 million related to lease payments for operating leases in leasing business income in the Consolidated Statement of Income for the twelve months ended December 31, 2022, respectively. Depreciation expense related to operating lease equipment was $20.4 million for the twelve months ended December 31, 2022, respectively.

First Financial performs assessments of the recoverability of long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable. First Financial recognized no impairment losses associated with operating lease assets for the twelve months ended December 31, 2022. Recognized impairment losses, if any, would be recorded in Leasing business income in the Consolidated Statements of Income.

First Financial Bancorp 2022 Annual Report 69

The future lease payments receivable from operating leases as of December 31, 2022 are as follows:

(Dollars in thousands)	Undiscounted cash flows
2023	$27,334
2024	21,422
2025	13,149
2026	7,122
2027	1,912
Thereafter	1,271
Total operating lease payments	$72,210

10. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess of the purchase price of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2022, 2021 and 2020 are shown below.

(Dollars in thousands)	2022	2021	2020
Balance at beginning of year	$1,000,749	$937,771	$937,771
Goodwill resulting from business combinations	758	62,978	0
Balance at end of year	$1,001,507	$1,000,749	$937,771

In December 2021, First Financial recorded $63.0 million of goodwill resulting from the acquisition of Summit Funding Group, Inc. During 2022, First Financial recorded adjustments of $0.8 million to goodwill from the Summit merger. First Financial recorded its final adjustments to goodwill related to the Summit merger in the fourth quarter of 2022. For further detail on various mergers or acquisitions, see Note 24 - Business Combinations.

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial performed its most recent annual qualitative impairment test as of October 1, 2022 and no impairment was indicated. As of December 31, 2022, no events or changes in circumstances indicated that the fair value of the reporting unit was below its carrying value.

Other intangible assets. Other intangible assets consist primarily of core deposit, customer list, mortgage servicing rights and other miscellaneous intangibles, such as purchase commissions, non-compete agreements and trade name intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial's core deposit intangibles have an estimated weighted average remaining life of 5.3 years.

First Financial recorded a customer list intangible asset in conjunction with the Summit acquisition to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The Summit customer list intangible asset is being amortized on a straight-line basis over its estimated useful life of 12 years and was $27.6 million and $30.1 million at December 31, 2022 and December 31, 2021, respectively. Additionally, First Financial recorded a customer list intangible asset in conjunction with the Bannockburn acquisition which is being amortized on a straight-line basis over its estimated useful life of 11 years and was $27.5 million and $31.1 million at December 31, 2022 and December 31, 2021, respectively.

Mortgage servicing rights are servicing fees First Financial receives from selling fixed and adjustable-rate residential mortgage loans where it retains servicing responsibilities. In those sales, First Financial provided to the investors certain standard representations and warranties; however, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due. First Financial receives servicing fees based on a percentage of the outstanding balance. Mortgage servicing
70 First Financial Bancorp 2022 Annual Report

rights are measured at fair value with changes in fair value reported in other noninterest income in the Consolidated Statements of Income.

The gross carrying amount and accumulated amortization of other intangible assets were as follows:

(Dollars in thousands)	December 31, 2022		December 31, 2021
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortized intangible assets
Core deposit intangibles	$41,750	$(26,488)	$45,256	$(26,911)
Customer list	69,563	(14,457)	69,563	(8,362)
Other	14,079	(7,064)	14,589	(5,237)
Unamortized intangible assets
Mortgage servicing rights	16,536	0	15,469	0
Total	$141,928	$(48,009)	$144,877	$(40,510)

Amortization expense recognized on intangible assets for 2022, 2021 and 2020 was $11.2 million, $9.8 million and $11.1 million, respectively. The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)	Intangible amortization
2023	$10,538
2024	9,195
2025	9,147
2026	9,094
2027	9,053

11. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2022 and 2021 were $165.1 million and $195.6 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2023	$1,320,011
2024	293,775
2025	37,093
2026	37,881
2027	11,768
Thereafter	177
Total	$1,700,705

First Financial Bancorp 2022 Annual Report 71

Notes to Consolidated Financial Statements
12. Borrowings

Short-term borrowings, or borrowings that mature in less than one year, on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, federal funds purchased, overnight advances from the FHLB and a short-term line of credit.

The following is a summary of short-term borrowings for the last three years:

	2022		2021		2020
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$0	0.00%	$51,203	0.01%	$166,594	0.05%
FHLB borrowings	1,130,000	4.58%	225,000	0.18%	0	0.00%
Other short-term borrowings	157,156	4.33%	20,000	1.90%	0	0.00%
Total	$1,287,156	4.55%	$296,203	0.27%	$166,594	0.05%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$29,526	1.42%	$160,967	0.07%	$149,036	0.26%
FHLB borrowings	672,928	2.37%	43,371	0.20%	441,867	1.37%
Other short-term borrowings	115,041	2.38%	165	1.92%	0	0.00%
Total	$817,495	2.34%	$204,503	0.10%	$590,903	1.09%

All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities. As of December 31, 2022, the Bank had no securities sold under agreements to repurchase. As of December 31, 2021 the Bank had $51.3 million of securities sold under agreements to repurchase.

First Financial had outstanding FHLB advances included in short-term borrowings of $1.1 billion as of December 31, 2022 and $225.0 million outstanding short-term FHLB advances as of December 31, 2021. Additionally, at December 31, 2022, other short-term borrowings included $157.2 million of collateral owed by counterparty banks to First Financial.

First Financial also has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December, 2023, which is included in short-term borrowings. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of December 31, 2022, First Financial had no outstanding balance and as of December 31, 2021, First Financial had an outstanding balance of $20.0 million. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2022. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

72 First Financial Bancorp 2022 Annual Report

The following is a summary of First Financial's long-term debt:

	2022		2021
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$313,705	5.48%	$313,248	4.86%
Unamortized debt issuance costs	(1,998)	n/a	(2,384)	n/a
Capital lease liability	1,698	3.82%	1,781	3.81%
Capital loan with municipality	775	0.00%	775	0.00%
Subtotal	314,180	5.50%	313,420	4.88%

Acquired in Summit acquisition
Bank lines of credit	0	0.00%	23,030	2.77%
Notes issued in conjunction with acquisition of property and equipment	32,492	4.44%	73,382	4.09%
Total notes payable acquired in Summit acquisition	32,492	4.44%	96,412	3.77%
Total long-term debt	$346,672	5.40%	$409,832	4.62%

As of December 31, 2022, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2023	$6,898
2024	12,408
2025	4,169
2026	6,201
2027	2,173
Thereafter	314,823
Total	$346,672

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

Additionally, in conjunction with the acquisition of Summit, First Financial assumed $96.4 million in outstanding long-term borrowings at December 31, 2021. These outstanding long-term borrowings consisted of $23.0 million of lines of credit with other banks utilized to operate the business and carried an average interest rate of 2.77%. These lines of credit were paid off in January 2022. Acquired long-term borrowings also included $32.5 million and $73.4 million of term notes, both with and without recourse, with an average interest rate of 4.44% and 4.09% at December 31, 2022 and 2021, respectively. These term notes were used to finance Summit's equity investment in the purchase of equipment to be leased to customers.

First Financial Bancorp 2022 Annual Report 73

Notes to Consolidated Financial Statements
FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2022, had collateral pledged with a book value of $6.0 billion.

13. Derivatives

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

At December 31, 2022, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $2.2 billion, spread among six counterparties, with an estimated fair value of $145.8 million. At December 31, 2021, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $2.4 billion, spread among six counterparties, with an estimated fair value of $74.2 million.

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

Foreign Exchange Contracts. First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income. At December 31, 2022, the Company had total counterparty notional amount outstanding of $7.7 billion spread among five counterparties, with an estimated fair value of $17.3 million related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets. At December 31, 2021, the Company had total counterparty notional amounts outstanding of $6.4 billion spread among four counterparties, with an estimated fair value of $15.2 million.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.
74 First Financial Bancorp 2022 Annual Report

The following table details the location and amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

		December 31, 2022			December 31, 2021
			Estimated fair value			Estimated fair value
(Dollars in thousands)	Balance Sheet Classification	Notional amount	Gain	Loss	Notional amount	Gain	Loss
Client derivatives-instruments associated with loans
Matched interest rate swaps with borrower	Accrued interest and other assets and other liabilities	$2,206,351	$5,057	$(147,759)	$2,430,587	$84,694	$(7,508)
Matched interest rate swaps with counterparty	Accrued interest and other liabilities	2,206,351	147,759	(5,057)	2,430,587	7,508	(84,701)
Foreign exchange contracts
Matched foreign exchange contracts with customers	Accrued interest and other assets	7,734,395	111,078	(93,804)	6,423,085	67,988	(52,780)
Matched foreign exchange contracts with counterparty	Accrued interest and other liabilities	7,681,006	93,804	(111,078)	6,399,432	52,780	(67,988)
Total		$19,828,103	$357,698	$(357,698)	$17,683,691	$212,970	$(212,977)

The following table discloses the gross and net amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

	December 31, 2022			December 31, 2021
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$152,816	$(314,048)	$(161,232)	$92,209	$(149,647)	$(57,438)
Foreign exchange contracts with counterparty	204,882	(101,945)	102,937	120,768	(56,443)	64,325
Total	$357,698	$(415,993)	$(58,295)	$212,977	$(206,090)	$6,887

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received by First Financial at December 31, 2022:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Client derivatives-interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$2,206,351	5.3	$(142,702)
Pay fixed, matched interest rate swaps with counterparty	2,206,351	5.3	142,702
Client derivatives-foreign exchange contracts
Foreign exchange contracts - pay USD	7,734,395	0.7	17,274
Foreign exchange contracts - receive USD	7,681,006	0.7	(17,274)
Total client derivatives	$19,828,103	1.7	$0

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will make payments to the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The total notional value of these agreements totaled $379.3 million as of December 31, 2022 and $362.8 million as of December 31, 2021. The fair value of these agreements recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets was immaterial at December 31, 2022 and $0.1 million at December 31, 2021.

First Financial Bancorp 2022 Annual Report 75

Notes to Consolidated Financial Statements
Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2022, the notional amount of the IRLCs was $12.0 million and the notional amount of forward commitments was $15.3 million. As of December 31, 2021, the notional amount of IRLCs was $45.0 million and the notional amount of forward commitments was $62.5 million. The fair value of these agreements was $4.3 million at December 31, 2022 and $3.3 million at December 31, 2021 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets.

14. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contractual amounts of those instruments. First Financial estimates credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company in accordance with ASC 326. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for credit losses - unfunded commitments in the Consolidated Statements of Income. First Financial had $18.4 million and $13.4 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2022 and 2021.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of conditions established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $4.4 billion and $4.0 billion at December 31, 2022 and 2021, respectively. As of December 31, 2022, loan commitments with a fixed interest rate totaled $126.3 million while commitments with variable interest rates totaled $4.2 billion. At December 31, 2021, loan commitments with a fixed interest rate totaled $129.2 million while commitments with variable interest rates totaled $3.8 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% for both December 31, 2022 and 2021 and have maturities ranging from less than 1 year to 31.6 years for December 31, 2022 and less than 1 year to 30.9 years for December 31, 2021.

76 First Financial Bancorp 2022 Annual Report

The following table presents by type First Financial's loan balances and contractual obligations to extend credit:

	December 31, 2022		December 31, 2021
(dollars in thousands)	Unfunded commitment	Loan balance	Unfunded commitment	Loan balance
Commercial & industrial	$1,833,977	$3,410,272	$1,545,995	$2,720,028
Lease financing	6,842	236,124	18,037	109,624
Construction real estate	689,015	512,050	484,038	455,894
Commercial real estate-investor	107,205	3,094,064	65,660	3,154,755
Commercial real estate-owner	48,208	958,695	29,824	1,071,859
Residential real estate	74,089	1,092,265	50,043	896,069
Home equity	903,459	733,791	822,343	708,399
Installment	16,073	209,895	15,985	119,454
Credit card	225,864	51,815	217,006	52,217
Total	$3,904,732	$10,298,971	$3,248,931	$9,288,299

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s letters of credit consist of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $31.5 million and $41.1 million at December 31, 2022, and 2021, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Risk participation agreements. First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $379.3 million and $362.8 million at December 31, 2022 and 2021, respectively.

Affordable housing projects and other tax credit investments. First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2022, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments.

The following table summarizes First Financial's investments in affordable housing projects and other tax credit investments.

(Dollars in thousands)		December 31, 2022		December 31, 2021
Investment	Accounting Method	Investment	Unfunded commitment	Investment	Unfunded commitment
LIHTC	Proportional amortization	$126,537	$70,690	$108,974	$57,341
HTC	Equity	17,108	11,955	2,581	56
NMTC	Equity	2,944	0	3,895	0
Renewable energy	Equity	11,851	1,689	18,585	15,114
Total		$158,440	$84,334	$134,035	$72,511

The following tables summarize First Financial's amortization expense and tax benefit recognized in affordable housing projects and other tax credit investments.

First Financial Bancorp 2022 Annual Report 77

Notes to Consolidated Financial Statements

	Twelve months ended
	December 31, 2022		December 31, 2021		December 31, 2020
(Dollars in thousands)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)
LIHTC	$11,929	$(11,088)	$8,894	$(8,581)	$8,076	$(7,629)
HTC	0	(319)	1,116	(263)	474	(563)
NMTC	415	(210)	210	(210)	175	(175)
Renewable energy	23,411	(25,473)	11,467	(12,216)	4,756	(4,777)
Total	$35,755	$(37,090)	$21,687	$(21,270)	$13,481	$(13,144)

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

Like many banks, First Financial has been the subject of lawsuits relating to overdraft fees. This type of litigation is time consuming and expensive in large part due to the amount of data to be sorted and disclosed, in some cases going back multiple years. During the second and fourth quarters of 2021, First Financial determined that it was in its best interest to settle lawsuits in the states of Indiana and Ohio and have signed settlement agreements that were presented to the court for approval. As such, First Financial recorded legal settlement expenses of $7.1 million, which were recorded in Other noninterest expenses in the Consolidated Statements of Income during 2021. For year ended December 31, 2022, legal settlement expenses of $3.3 million were paid.

Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to other litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2022. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2022 or December 31, 2021.

15. Related Party Transactions

Outstanding balance of loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2022
Beginning balance	$3,482
Additions	2,539
Deductions	(403)
Ending balance	$5,618
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

78 First Financial Bancorp 2022 Annual Report

16. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2022	2021	2020
Current expense
Federal	$24,307	$21,397	$34,632
State	3,308	2,289	2,349
Total current expense	27,615	23,686	36,981
Deferred expense (benefit)
Federal	(4,399)	10,944	(8,624)
State	894	1,143	244
Total deferred expense (benefit)	(3,505)	12,087	(8,380)
Income tax expense	$24,110	$35,773	$28,601

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

(Dollars in thousands)	2022	2021	2020
Income taxes computed at federal statutory rate (21%) on income before income taxes	$50,762	$50,596	$38,726
Benefit from tax-exempt income	(5,743)	(5,613)	(5,901)
Tax credits	(37,331)	(21,561)	(13,064)
Basis reduction on tax credit	2,761	1,346	657
Tax expense (benefit) of equity compensation	(154)	(243)	340
State income taxes, net of federal tax benefit	3,320	2,711	2,049
Affordable housing investments	9,341	7,194	6,635
Other	1,154	1,343	(841)
Income tax expense	$24,110	$35,773	$28,601

First Financial Bancorp 2022 Annual Report 79

Notes to Consolidated Financial Statements

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2022, and 2021, were as follows:

(Dollars in thousands)	2022	2021
Deferred tax assets
Allowance for credit losses	$30,464	$29,754
Deferred compensation	346	292
Postretirement benefits other than pension liability	636	652
Accrued stock-based compensation	2,216	1,836
Interest on nonaccrual loans	406	442
Accrued expenses	7,454	7,286
Net unrealized losses on investment securities	92,072	0
State net operating loss	1,152	1,746
Leasing liability	15,308	15,794
Reserve for unfunded commitments	4,254	3,049
Other	516	565
Total deferred tax assets	154,824	61,416

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(7,172)	(9,117)
FHLB and FRB stock	(3,912)	(3,836)
Mortgage-servicing rights	(3,825)	(3,518)
Leasing activities	(12,829)	(10,860)
Retirement obligation	(10,197)	(13,754)
Intangible assets	(18,462)	(16,081)
Deferred loan fees and costs	(1,638)	(933)
Prepaid expenses	(645)	(680)
Limited partnership investments	(312)	(2,957)
Fair value adjustments on business combinations	(6,736)	(6,900)
Net unrealized gains on investment securities	0	(5,791)
Foreign exchange deferred income	0	(428)
ASU 2016-01 unrealized gain/loss-equity securities	(2,237)	(2,339)
Right of use assets	(12,911)	(13,390)
Other	(3,653)	(2,426)
Total deferred tax liabilities	(84,529)	(93,010)
Total net deferred tax asset (liability)	$70,295	$(31,594)

At December 31, 2022 and 2021, the Company had a state net operating loss carryforward from MSFG of $1.5 million and $2.3 million. This carryforward begins to expire in 2026. The Company expects to fully utilize this net operating loss and, therefore, a valuation allowance was not required at December 31, 2022 and 2021. The acquired MSFG state net operating loss is subject to IRC Section 382 and is limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2022 and 2021.

The Bank’s retained earnings at December 31, 2022 and 2021 included base-year bad debt reserves of $16.1 million.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The
80 First Financial Bancorp 2022 Annual Report

Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not been recorded.

At December 31, 2022, 2021 and 2020, First Financial had $1.9 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of gross unrecognized tax benefits as of December 31, 2022, 2021 and 2020 is as follows:

(Dollars in thousands)	2022	2021	2020
Balance at beginning of year	$2,386	$2,386	$3,006
Settlements	0	0	(620)
Balance at end of year	$2,386	$2,386	$2,386

The unrecognized tax benefits relate to state income tax exposures where First Financial believes it is likely that, upon examination, a state may take a position contrary to the position taken by the Company. The Company believes that resolution regarding our uncertain tax positions is reasonably possible within the next twelve months and could result in full, partial or no recognition of the benefit. First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2022, 2021 and 2020, the Company had no interest or penalties recorded.

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2019 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2019 through 2022 remain open to examination by the federal taxing authority. With limited exception, First Financial is no longer subject to state and local income tax examinations for years prior to 2018.

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

First Financial recorded expense related to its pension plan of $2.0 million for 2022, $3.4 million for 2021 and $2.5 million for 2020. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are recorded as a component Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2022, 2021 or 2020 and does not expect to make any contributions in 2023.

First Financial Bancorp 2022 Annual Report 81

Notes to Consolidated Financial Statements
The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2022	2021
Change in benefit obligation
Benefit obligation at beginning of year	$93,271	$87,494
Service cost	9,065	9,128
Interest cost	2,585	2,157
Actuarial (gain) loss	(16,655)	2,588
Benefits paid, excluding settlement	(8,260)	(8,096)
Benefit obligation at end of year	80,006	93,271

Change in plan assets
Fair value of plan assets at beginning of year	163,382	155,704
Actual return on plan assets	(21,673)	15,774
Benefits paid, excluding settlement	(8,260)	(8,096)
Fair value of plan assets at end of year	133,449	163,382

Amounts recognized in the Consolidated Balance Sheets
Assets	53,443	70,111
Liabilities	0	0
Net amount recognized	$53,443	$70,111

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$41,628	$27,264
Net prior service cost	32	(270)
Deferred tax assets	(9,637)	(6,148)
Net amount recognized	$32,023	$20,846

Change in accumulated other comprehensive income (loss)	$11,177	$(4,066)

Accumulated benefit obligation	$79,236	$92,316

The change in the defined benefit obligations for the period was a result of the liabilities generating gains due to a large negative change in the interest crediting rate as well as an increase in the discount rate.
82 First Financial Bancorp 2022 Annual Report

The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2022	2021	2020
Service cost	$9,065	$9,128	$7,932
Interest cost	2,585	2,157	2,455
Expected return on assets	(10,982)	(10,118)	(9,824)
Amortization of prior service cost	(302)	(413)	(413)
Recognized net actuarial loss	1,636	2,611	2,334
Net periodic benefit (income) cost	2,002	3,365	2,484

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	16,001	(3,068)	(2,001)
Prior service cost	0	0	0
Amortization of prior service cost	302	413	413
Amortization of gain	(1,636)	(2,611)	(2,334)
Total recognized in accumulated other comprehensive income (loss)	14,667	(5,266)	(3,922)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$16,669	$(1,901)	$(1,438)

The pension plan assumptions are shown in the table that follows:

	December 31,
	2022	2021	2020
Benefit obligations
Discount rate	5.50%	2.89%	2.55%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	5.20%	2.58%	2.14%

Net periodic benefit cost
Discount rate	2.89%	2.55%	3.33%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	2.58%	2.14%	2.82%

The fair value of the plan assets as of December 31, 2022 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$158	$158	$0	$0
U. S. Government agencies	4,602	0	4,602	0
Fixed income mutual funds	47,234	47,234	0	0
Equity mutual funds	67,316	67,316	0	0
Total assets in fair value hierarchy	119,310	114,708	4,602	0
Collective trusts	14,139	0	0	0
Investments at fair value	$133,449	$114,708	$4,602	$0

First Financial Bancorp 2022 Annual Report 83

Notes to Consolidated Financial Statements
The fair value of the plan assets as of December 31, 2021 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$122	$122	$0	$0
U. S. Government agencies	3,535	0	3,535	0
Fixed income mutual funds	63,526	63,526	0	0
Equity mutual funds	83,000	83,000	0	0
Total assets in fair value hierarchy	150,183	146,648	3,535	0
Collective trusts	13,199	0	0	0
Investments at fair value	$163,382	$146,648	$3,535	$0

The pension plan utilizes values provided by third-party pricing vendors to price investment securities in accordance with the fair value hierarchy of the Fair Value Topic and reviews the pricing methodologies utilized by the pricing vendors to ensure that the fair value determination is consistent with the applicable accounting guidance.

The level within the fair value hierarchy is based on the lowest level of input that is significant in the fair value measurement. The following methods, assumptions and valuation techniques were used by First Financial to measure the financial assets in the Company's pension plan.

U.S. Government and Government Agency Securities. These securities are valued using matrix pricing models developed by a third party and consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. Matrix pricing is widely used to value securities without solely relying on quoted market prices for specific securities (Level 2).

Mutual funds. Mutual funds held by the pension plan are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission and are valued at the daily closing price as reported by the fund. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded (Level 1).

Collective trusts. The collective trusts are alternative investments valued at the net asset value of units of the collective trusts. The net asset value is used as a practical expedient to estimate fair value and is priced quarterly on a month lag. This practical expedient would not be used if it is determined to be probable that the fund will sell the investment for an amount different from the reported net asset value. Participant transactions (purchases and sales) may occur daily. If the plan initiates a full redemption of the collective trusts, the issuer reserves the right to require 12 months notification in order to ensure that securities liquidations will be carried out in an orderly business manner.

Investments measured at fair value using net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the hierarchy tables for such investments are intended to permit reconciliation to the fair value of plan assets at the end of the year.
See Note 23 – Fair Value Disclosures for further information related to the framework for measuring fair value and the fair value hierarchy.
84 First Financial Bancorp 2022 Annual Report

The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2023	$5,810
2024	6,310
2025	7,056
2026	6,994
2027	8,497
Thereafter	46,009

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50.0% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2022, 2021 or 2020.

18. Revenue Recognition

The majority of the Company's revenues come from sources that are outside of the scope of ASU 2014-09, Revenue from Contracts with Customers. Income sources that are outside of this standard include income earned on loans, leases, securities, derivatives and foreign exchange. The Company's services that fall within the scope of ASU 2014-09 are presented within Noninterest income and are recognized as revenue when the Company satisfies its obligation to the customer. Services within the scope of this guidance include service charges on deposits, trust and wealth management fees, bankcard income, gain/loss on the sale of OREO and investment brokerage fees.

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

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2022 was $29.5 million, and was partially offset by $15.1 million of expenses within Noninterest income. Gross interchange income for 2021 was $27.9 million, and was partially offset by $13.6 million of expenses within Noninterest income, while gross interchange income for 2020 was $23.9 million, and was partially offset by $12.2 million of expenses within Noninterest income.
First Financial Bancorp 2022 Annual Report 85

Other. Other noninterest income includes other recurring revenue streams such as transaction fees, safe deposit rental income, insurance commissions, merchant referral income and gain (loss) on sale of OREO. Transaction fees primarily include check printing sales commissions, collection fees and wire transfer fees which arise from in-branch transactions. Safe deposit rental income arises from fees charged to the customer on an annual basis and recognized upon receipt of payment. Insurance commissions are agent commissions earned by the Company and earned upon the effective date of the bound coverage. Merchant referral income is associated with a program whereby the Company receives a share of processing revenue that is generated from clients that were referred by First Financial to the service provider. Revenue is recognized at the time when the transaction occurs.

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

19. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2022
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Unrealized gain (loss) on debt securities	$(444,257)	$569	$(444,826)	$97,863	$(346,963)	$21,038	$(346,963)	$(325,925)
Retirement obligation	(16,000)	(1,334)	(14,666)	3,489	(11,177)	(20,846)	(11,177)	(32,023)
Foreign currency translation	(90)	0	(90)	0	(90)	(625)	(90)	(715)
Total	$(460,347)	$(765)	$(459,582)	$101,352	$(358,230)	$(433)	$(358,230)	$(358,663)

	December 31, 2021
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$(67,759)	$(759)	$(67,000)	$14,462	$(52,538)	$73,576	$(52,538)	$21,038
Retirement obligation	3,068	(2,198)	5,266	(1,200)	4,066	(24,912)	4,066	(20,846)
Foreign currency translation	(625)	0	(625)	0	(625)	0	(625)	(625)
Total	$(65,316)	$(2,957)	$(62,359)	$13,262	$(49,097)	$48,664	$(49,097)	$(433)

	December 31, 2020
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$36,643	$(4,563)	$41,206	$(8,894)	$32,312	$41,264	$32,312	$73,576
Retirement obligation	2,001	(1,921)	3,922	(893)	3,029	(27,941)	3,029	(24,912)
Total	$38,644	$(6,484)	$45,128	$(9,787)	$35,341	$13,323	$35,341	$48,664
86 First Financial Bancorp 2022 Annual Report

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2022	2021	2020	Affected Line Item in the Consolidated Statements of Income
Realized gains and losses on securities available-for-sale	$569	$(759)	$(4,563)	Net gain (loss) on sales/transfers of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	302	413	413	Other noninterest expense
Recognized net actuarial loss (2)	(1,636)	(2,611)	(2,334)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(1,334)	(2,198)	(1,921)
Total reclassifications for the period, before tax	$(765)	$(2,957)	$(6,484)

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 17 - Employee Benefit Plans for additional details).

20. Capital

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

As of December 31, 2022, First Financial met all capital adequacy requirements to which it was subject. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios as set forth in the table that follows. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the minimum requirement by $406.0 million on a consolidated basis at December 31, 2022.

First Financial Bancorp 2022 Annual Report 87

Notes to Consolidated Financial Statements
The following tables present the actual and required capital amounts and ratios as of December 31, 2022 and 2021 under the Basel III Capital Rules. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as reflected in the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2022
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,399,420	10.83%	$904,626	7.00%	N/A	N/A
First Financial Bank	1,581,328	12.26%	903,244	7.00%	$838,726	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,443,698	11.17%	1,098,475	8.50%	N/A	N/A
First Financial Bank	1,581,900	12.26%	1,096,796	8.50%	1,032,278	8.00%

Total capital to risk-weighted assets
Consolidated	1,762,971	13.64%	1,356,939	10.50%	N/A	N/A
First Financial Bank	1,640,671	12.71%	1,354,865	10.50%	1,290,348	10.00%

Leverage
Consolidated	1,443,698	8.89%	649,636	4.00%	N/A	N/A
First Financial Bank	1,581,900	9.76%	648,607	4.00%	810,759	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2021
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,262,789	10.85%	$814,954	7.00%	N/A	N/A
First Financial Bank	1,513,175	13.02%	813,731	7.00%	$755,607	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,306,571	11.22%	989,587	8.50%	N/A	N/A
First Financial Bank	1,513,708	13.02%	988,102	8.50%	929,978	8.00%

Total capital to risk-weighted assets
Consolidated	1,642,549	14.11%	1,222,431	10.50%	N/A	N/A
First Financial Bank	1,589,570	13.67%	1,220,597	10.50%	1,162,473	10.00%

Leverage
Consolidated	1,306,571	8.70%	600,410	4.00%	N/A	N/A
First Financial Bank	1,513,708	10.10%	599,578	4.00%	749,472	5.00%

Share repurchases. Effective January 2022, First Financial's board of directors approved a stock repurchase plan (the 2022 Repurchase Plan), replacing the 2020 Repurchase Plan which became effective in January 2021. The 2022 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2023. First Financial did not repurchase any shares under the 2022 plan during 2022.

88 First Financial Bancorp 2022 Annual Report

The 2020 Repurchase Plan replaced the plan that expired on December 31, 2020 (the 2019 Repurchase Plan). Under the 2020 Repurchase Plan, First Financial repurchased 4,633,355 shares at an average market price of $23.33 during 2021. Under the 2019 Repurchase Plan, First Financial repurchased 880,000 shares at an average market price of $18.96 during 2020.

21. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense within salaries and employee benefits on the Consolidated Statements of Income of $13.4 million, $9.6 million and $7.7 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $15.6 million at December 31, 2022 and is expected to be recognized over a weighted average period of 1.95 years.

As of December 31, 2022, First Financial had two active stock-based compensation plans, the Amended and Restated 2012 Stock Plan and the 2020 Stock Plan. New awards may only be granted from the 2020 Stock Plan. At December 31, 2022, there were 2,951,070 shares available for issuance under the 2020 Stock Plan.

In April 2018, in conjunction with the MSFG merger, First Financial assumed existing MSFG stock options, which were converted into options to purchase 83,551 shares of First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remain outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. At December 31, 2022, 4,855 options were outstanding under the Plan, all of which expire on or before April 10, 2023.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2022, 2021 or 2020.

Stock option activity for the year ended December 31, 2022, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	20,515	$10.98
Granted	0	0.00
Exercised	(15,660)	11.32
Forfeited or expired	0	0.00
Outstanding at end of year	4,855	$9.86	0.27 years	$70
Exercisable at end of year	4,855	$9.86	0.27 years	$70

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2022	2021	2020
Total intrinsic value of options exercised	$208	$114	$86
Cash received from exercises	$177	$64	$72
Tax benefit from exercises	$3,095	$2,229	$1,776

First Financial Bancorp 2022 Annual Report 89

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2022		2021		2020
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	839,733	$22.30	763,283	$22.04	530,569	$27.19
Granted	945,193	23.57	539,020	22.69	503,311	18.62
Vested	(407,386)	28.05	(386,848)	22.24	(233,828)	26.07
Forfeited	(148,194)	18.40	(75,722)	22.86	(36,769)	23.79
Nonvested at end of year	1,229,346	$21.28	839,733	$22.30	763,283	$22.04

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2022, 2021 and 2020 was $11.4 million, $8.6 million and $6.1 million, respectively.

22. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2022	2021	2020
Numerator
Net income	$217,612	$205,160	$155,810

Denominator
Basic earnings per common share - weighted average shares	93,528,712	95,034,690	97,363,952
Effect of dilutive securities
Employee stock awards	1,058,139	862,695	729,146
Diluted earnings per common share - adjusted weighted average shares	94,586,851	95,897,385	98,093,098

Earnings per share available to common shareholders
Basic	$2.33	$2.16	$1.60
Diluted	$2.30	$2.14	$1.59

Stock options and warrants with exercise prices greater than the average market price of the common shares are excluded from the computation of net income per diluted share, as they would be antidilutive.  Using the end of period price of the Company's common shares, there were no antidilutive options at December 31, 2022, 2021, or 2020.

As of December 31, 2022, 2021, and 2020, First Financial was authorized to issue 10,000,000 preferred shares; however, no preferred shares were issued or outstanding.

23. Fair Value Disclosures

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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2022
Financial assets
Cash and short-term investments	$595,683	$595,683	$595,683	$0	$0
Investment securities held-to-maturity	84,021	76,485	0	76,485	0
Other investments	143,160	143,160	1,171	132,853	9,136
Loans and leases	10,165,994	9,916,353	0	0	9,916,353
Accrued interest receivable	63,721	63,721	0	16,233	47,488

Financial liabilities
Deposits	12,701,177	12,670,747	0	12,670,747	0
Short-term borrowings	1,287,156	1,287,156	1,287,156	0	0
Long-term debt	346,672	348,041	0	348,041	0
Accrued interest payable	11,150	11,150	3,835	7,315	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2021
Financial assets
Cash and short-term investments	$434,842	$434,842	$434,842	$0	$0
Investment securities held-to-maturity	98,420	99,898	0	99,898	0
Other investments	102,971	102,971	1,331	92,025	9,615
Loans and leases	9,156,307	9,172,111	0	0	9,172,111
Accrued interest receivable	44,627	44,627	0	15,170	29,457

Financial liabilities
Deposits	12,871,954	12,869,567	0	12,869,567	0
Short-term borrowings	296,203	296,203	296,203	0	0
Long-term debt	409,832	411,569	0	411,569	0
Accrued interest payable	4,498	4,498	0	4,498	0

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

Loans held for sale. The fair value of the Company’s residential mortgage loans held for sale is determined on a recurring basis based on quoted prices for similar loans in active markets, and therefore, is classified as Level 2 in the fair value hierarchy.

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

Collateral dependent loans. Collateral dependent loans carried at fair value have been partially charged-off or receive specific allocations of the allowance for credit losses. For collateral dependent loans, fair value is generally based on real estate appraisals, a calculation of enterprise value or a valuation of business assets including equipment, inventory and accounts receivable. These loans had a principal amount of $11.9 million and $28.8 million at December 31, 2022 and December 31, 2021, respectively, with a valuation allowance of $3.7 million and $9.7 million at December 31, 2022 and December 31, 2021, respectively.

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

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements, were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2022
Assets
Investment securities available-for-sale	$32,696	$3,341,096	$35,856	$3,409,648
Loans held for sale	0	7,918	0	7,918
Interest rate derivative contracts	0	152,846	0	152,846
Foreign exchange derivative contracts	0	204,882	0	204,882
Total	$32,696	$3,706,742	$35,856	$3,775,294

Liabilities
Interest rate derivative contracts	$0	$153,119	$0	$153,119
Foreign exchange derivative contracts	0	204,882	0	204,882
Total	$0	$358,001	$0	$358,001

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2021
Assets
Investment securities available-for-sale	$34,776	$4,134,889	$38,181	$4,207,846
Loans held for sale	0	29,482	0	29,482
Interest rate derivative contracts	0	92,328	0	92,328
Foreign exchange derivative contracts	0	120,768	0	120,768
Total	$34,776	$4,377,467	$38,181	$4,450,424

Liabilities
Interest rate derivative contracts	$0	$92,444	$0	$92,444
Foreign exchange derivative contracts	0	120,768	0	120,768
Total	$0	$213,212	$0	$213,212

The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2022, 2021 and 2020.

(dollars in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Beginning balance	$38,181	$40,575	$9,190
Accretion (amortization)	(56)	(38)	1
Increase (decrease) in fair value	45	44	(17)
Purchases (settlements)	(2,313)	(2,400)	31,401
Ending balance	$35,857	$38,181	$40,575

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2022
Assets
Collateral dependent loans
Commercial	$0	$0	$4,240
Commercial real estate	0	0	4,015
OREO	0	0	0
Operating leases	0	0	0

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2021
Assets
Collateral dependent loans
Commercial	$0	$0	$4,449
Commercial real estate	0	0	14,618
OREO	0	0	0

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

The aggregate fair value of the Company’s residential mortgage loans held for sale as of December 31, 2022 and 2021 was $7.9 million and $29.5 million, respectively. The aggregate unpaid principal balance of the Company’s residential mortgage loans held for sale as of December 31, 2022 and 2021 was $7.5 million and $27.2 million, respectively. The resulting difference between the aggregate fair value and the aggregate remaining principal balance for loans for which the fair value option has been elected was $0.4 million and $2.3 million as of December 31, 2022 and 2021, respectively.

Changes in the estimated fair value of residential mortgage loans held for sale are reported as a component of Net gain from sales of loans in the Company’s Consolidated Statements of Income. For the years ended December 31, 2022 and 2021, the change in fair value of the Company’s residential mortgage loans held for sale was a net loss of $1.9 million and $3.3 million, respectively.

24. Business Combination

On December 31, 2021, the Company completed its acquisition of Summit Funding Group, Inc. and its subsidiaries. Summit is a privately held, full service, equipment financing company that originates, purchases, sells and services equipment leases to commercial businesses in the United States and Canada. Upon completion of the transaction, Summit became a subsidiary of the Bank and continues to operate as Summit Funding Group, taking advantage of its existing brand recognition within the equipment financing industry. Operating results related to the Summit acquisition were immaterial to 2021 consolidated financial statements but are included in the Consolidated Statements of Income for the year ended December 31,2022.

Pursuant to the purchase agreement, First Financial agreed to acquire all of the issued and outstanding equity securities of Summit for aggregate consideration of approximately $127.1 million consisting of $113.5 million in cash and $10.0 million of First Financial common stock, and a $3.6 million earn-out payment. Pursuant to the purchase agreement, the “earn-out”
90 First Financial Bancorp 2022 Annual Report

payments are payable annually for each of the five years following the closing of the acquisition, contingent upon the results of Summit's operations. First Financial incurred expenses related to the Summit acquisition of $0.6 million and $2.6 million during the years ended December 31, 2022 and 2021, respectively.

The Summit transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $185.8 million and $122.5 million, respectively, and included $41.9 million of financing leases and $75.3 million of operating leases. These present value measurements were subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available.  The measurement period ended in December 2022. Goodwill arising from the Summit acquisition was $63.7 million and reflects the business’s high growth potential and the expectation that the acquisition will provide additional revenue growth with the expansion of the Bank's leasing business. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange.  For further detail, see Note 10 – Goodwill and Other Intangible Assets.

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value.

(Dollars in thousands)	Summit
Purchase consideration
Cash consideration	$102,994
Liabilities paid with cash concurrent with close	10,487
Stock consideration	10,000
Earn out	3,606
Total purchase consideration	127,087

Assets acquired
Cash	4,413
Finance leases	41,894
Premises and equipment	707
Operating leases	75,309
Intangible assets	34,585
Other assets	28,927
Total assets acquired	185,835

Liabilities assumed
Long-term borrowings	96,511
Other liabilities	25,973
Total liabilities assumed	122,484

Net identifiable assets	63,351
Goodwill	$63,736

First Financial Bancorp 2022 Annual Report 91

Notes to Consolidated Financial Statements
25. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2022	2021
Assets
Cash	$91,013	$49,746
Investment securities	1,681	1,836
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,161,338	2,447,095
Non-banks	11,246	10,417
Total investment in subsidiaries	2,172,584	2,457,512
Premises and equipment	283	1,311
Other assets	86,355	77,132
Total assets	$2,359,416	$2,595,037

Liabilities
Short-term borrowings	$0	$20,000
Subordinated notes	311,707	310,864
Dividends payable	1,271	1,042
Other liabilities	5,065	4,189
Total liabilities	318,043	336,095
Shareholders’ equity	2,041,373	2,258,942
Total liabilities and shareholders’ equity	$2,359,416	$2,595,037

92 First Financial Bancorp 2022 Annual Report

Statements of Income and Comprehensive Income (Loss)

	Years Ended December 31,
(Dollars in thousands)	2022	2021	2020
Income
Interest income	$37	$34	$27
Noninterest income	13	215	0
Net gain (loss) on equity securities	(156)	448	272
Dividends from subsidiaries	171,900	202,000	81,725
Total income	171,794	202,697	82,024

Expenses
Interest expense	16,624	15,900	14,172
Salaries and employee benefits	13,547	9,784	8,004
Professional services	256	2,343	1,160
Other	5,581	5,186	5,163
Total expenses	36,008	33,213	28,499
Income before income taxes and equity in undistributed net earnings of subsidiaries	135,786	169,484	53,525
Income tax expense (benefit)	(8,523)	(7,787)	(6,145)
Equity in undistributed earnings (loss) of subsidiaries	73,303	27,889	96,140
Net income	$217,612	$205,160	$155,810

Comprehensive income (loss)	$(140,618)	$156,063	$191,151

First Financial Bancorp 2022 Annual Report 93

Notes to Consolidated Financial Statements
Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2022	2021	2020
Operating activities
Net income	$217,612	$205,160	$155,810
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(73,303)	(27,889)	(96,140)
Depreciation and amortization	860	859	712
Stock-based compensation expense	13,379	9,635	7,678
Unrealized (gain) loss on equity securities	156	(448)	(272)
Deferred income taxes	(475)	(224)	(158)
(Decrease) increase in dividends payable	229	368	(175)
(Decrease) increase in other liabilities	634	(751)	(22)
Decrease (increase) in other assets	(8,748)	(8,096)	8,907
Net cash provided by (used in) operating activities	150,344	178,614	76,340

Investing activities
Capital contributions to subsidiaries	0	(113,152)	0
Other	1,011	0	0
Net cash (used in) provided by investing activities	1,011	(113,152)	0

Financing activities
(Decrease) increase in short-term borrowings	(20,000)	20,000	0
Proceeds from long-term borrowings	0	(10,592)	150,000
Cash dividends paid on common stock	(86,606)	(87,316)	(89,691)
Purchases of common stock	0	(108,077)	(16,686)
Proceeds from exercise of stock options, net of shares purchased	177	64	72
Other	(3,659)	(2,697)	(3,002)
Net cash provided by (used in) financing activities	(110,088)	(188,618)	40,693
Net increase (decrease) in cash	41,267	(123,156)	117,033
Cash at beginning of year	49,746	172,902	55,869
Cash at end of year	$91,013	$49,746	$172,902

94 First Financial Bancorp 2022 Annual Report

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

The following table assumes $100 invested on December 31, 2017 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

350
300
250
200
150
100
50
0
17
18
19
20
21
22
First Financial Bancorp
KBW Regional Bank Index
Nasdaq Composite Index

	2017	2018	2019	2020	2021	2022
First Financial Bancorp	100.00	92.44	102.88	75.21	108.74	112.42
Nasdaq Composite Index	100.00	97.18	132.88	192.73	235.54	158.96
KBW Regional Bank Index	100.00	82.51	102.20	93.33	127.53	118.71

First Financial Bancorp 2022 Annual Report 95