Form 10-K, Exhibit 13
period 2023-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2024-02-22
CIK 708955

EXHIBIT 13

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset backed loans	GAAP	U.S. Generally Accepted Accounting Principles
ACL or Allowance	Allowance for credit losses	GNMA	Government National Mortgage Association
AFS	Available-for-sale	HTC	Historic tax credit
AOCI	Accumulated other comprehensive income	HTM	Held-to-maturity
ASC	Accounting standards codification	Insignificant	Less than $0.1 million
ASU	Accounting standards update	IRLC	Interest Rate Lock Commitment
ATM	Automated teller machine	LGD	Loss given default
Bank	First Financial Bank	LIHTC	Low income housing tax credit
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	LTV	Loan to value
Bp/bps	Basis point(s)	MBSs	Mortgage-backed securities
BOLI	Bank owned life insurance	MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
CDs	Certificates of deposit	MSFG	MainSource Financial Group, Inc.
C&I	Commercial & industrial	N/A	Not applicable
CMOs	Collateralized mortgage obligations	NII	Net interest income
CRE	Commercial real estate	NMTC	New markets tax credit
Company	First Financial Bancorp.	N/M	Not meaningful
DDA	Demand deposit account	ODFI	Ohio Department of Financial Institutions
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act	OREO	Other real estate owned
EAD	Exposure at Default	PCA	Prompt corrective action
ERISA	Employee Retirement Income Security Act	PCD	Purchase credit deteriorated
ERM	Enterprise Risk Management	PCI	Purchase credit impaired
EVE	Economic value of equity	PD	Probability of default
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	PPP	Paycheck Protection Program
FASB	Financial Accounting Standards Board	R&S	Reasonable and supportable
FDIC	Federal Deposit Insurance Corporation	ROU	Right-of-use
FDM	Financial Difficulty Modification	SEC	United States Securities and Exchange Commission
FHLB	Federal Home Loan Bank	SFG or Summit	Summit Funding Group, Inc
FHLMC	Federal Home Loan Mortgage Corporation	SOFR	Secured Overnight Financing Rate
First Financial	First Financial Bancorp.	Topic 842	FASB ASC Topic 842, Leasing
FNMA	Federal National Mortgage Association	TDR	Troubled debt restructuring
Form 10-K	First Financial Bancorp. Annual Report on Form 10-K	TTC	Through the cycle
FRB	Federal Reserve Bank	USD	United States dollars

First Financial Bancorp 2023 Annual Report 1

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

EXECUTIVE SUMMARY

First Financial Bancorp. is a $17.5 billion financial holding company headquartered in Cincinnati, Ohio. The Company primarily operates through First Financial Bank, an Ohio-chartered commercial bank with 130 full service banking centers. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals on a nationwide basis. Operating under the brand of Yellow Cardinal Advisory Group, Wealth Management had $3.5 billion in assets under management as of December 31, 2023 and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning, brokerage services and retirement planning.

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

BUSINESS COMBINATIONS

In the first quarter of 2023, First Financial purchased the assets of Brady Ware Capital, LLC (Brady Ware). Located in Miamisburg, Ohio, Brady Ware was an advisory firm for mergers and acquisitions, focusing primarily on business succession planning. First Financial acquired all of the assets of Brady Ware for aggregate consideration of approximately $4.3 million, consisting of $3.4 million in cash and a $0.9 million earn-out payment. Pursuant to the purchase agreement, the earn-out payment is payable in installments for each of the five years following the closing of the acquisition, contingent upon the results of Brady Ware's operations.
The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB
2 First Financial Bancorp 2023 Annual Report

ASC Topic 805, Business Combinations. Goodwill arising from the Brady Ware acquisition was $4.2 million and reflects the business’s growth potential and the expectation that the acquisition will provide additional revenue growth with the expansion of the Bank's advisory business. In May 2023, First Financial also acquired Brady Ware Corporate Finance, a broker-dealer and member of FINRA. First Financial recorded $0.1 million of goodwill in connection with the acquisition of Brady Ware Corporate Finance. The fair value measurements of Brady Ware assets and liabilities are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available, and the measurement period ends in the first quarter of 2024 for Brady Ware. The measurement period for recording adjustments to the fair value of assets and liabilities ends in the second quarter of 2024 for Brady Ware Corporate Finance.

First Financial Bancorp 2023 Annual Report 3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2023	2022	2021
Summary of operations
Interest income	$903,004	$585,006	$483,217
Tax equivalent adjustment (1)	6,356	6,357	6,091
Interest income tax – equivalent (1)	909,360	591,363	489,308
Interest expense	275,234	65,863	31,099
Net interest income tax – equivalent (1)	$634,126	$525,500	$458,209
Interest income	$903,004	$585,006	$483,217
Interest expense	275,234	65,863	31,099
Net interest income	627,770	519,143	452,118
Provision for credit losses	43,107	11,713	(18,121)
Noninterest income	212,422	189,641	171,506
Noninterest expenses	478,489	455,349	400,812
Income before income taxes	318,596	241,722	240,933
Income tax expense	62,733	24,110	35,773
Net income	$255,863	$217,612	$205,160

Per share data
Earnings per common share
Basic	$2.72	$2.33	$2.16
Diluted	$2.69	$2.30	$2.14
Cash dividends declared per common share	$0.92	$0.92	$0.92
Average common shares outstanding–basic (in thousands)	93,939	93,529	95,035
Average common shares outstanding–diluted (in thousands)	95,096	94,587	95,897

Selected year-end balances
Total assets	$17,532,900	$17,003,316	$16,329,141
Earning assets	14,966,741	14,331,900	13,941,829
Investment securities	3,231,392	3,636,829	4,409,237
Total loans and leases	10,933,176	10,298,971	9,288,299
Interest-bearing demand deposits	2,993,219	3,037,153	3,198,745
Savings deposits	4,331,228	3,828,139	4,157,374
Time deposits	2,718,390	1,700,705	1,330,263
Noninterest-bearing demand deposits	3,317,960	4,135,180	4,185,572
Total deposits	13,360,797	12,701,177	12,871,954
Short-term borrowings	937,814	1,287,156	296,203
Long-term debt	344,115	346,672	409,832
Shareholders’ equity	2,267,974	2,041,373	2,258,942

Select Financial Ratios
Average loans to average deposits (2)	82.04%	76.11%	76.15%
Net charge-offs to average loans and leases	0.33%	0.06%	0.26%
Average shareholders’ equity to average total assets	12.53%	12.85%	14.06%
Average tangible shareholders’ equity to average tangible assets	6.51%	6.59%	8.29%
Return on average assets	1.51%	1.33%	1.28%
Return on average equity	12.01%	10.34%	9.08%
Return on average tangible shareholders' equity	24.72%	21.62%	16.43%
Net interest margin	4.36%	3.73%	3.27%
Net interest margin (tax equivalent basis) (1)	4.40%	3.77%	3.31%
Dividend payout	33.82%	39.48%	42.59%
Tangible book value per share	$12.38	$9.97	$12.26
(1) Tax equivalent basis calculated using a 21% tax rate
(2) Includes loans held for sale

4 First Financial Bancorp 2023 Annual Report

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2023 was $255.9 million, resulting in earnings per diluted common share of $2.69. This compares to net income of $217.6 million and earnings per diluted common share of $2.30 in 2022. Return on average assets was was 1.51% and 1.33% for 2023 and 2022, respectively. First Financial’s return on average tangible shareholders’ equity for 2023 was 24.72%, compared to 21.62% for 2022.
Net interest income in 2023 increased $108.6 million, or 20.9%, from 2022, to $627.8 million, primarily driven by higher yields earned on the loan and investment portfolios resulting as a result of higher interest rates offsetting higher funding costs. The net interest margin on a fully tax equivalent basis was 4.40% for 2023 compared to 3.77% in 2022.

Noninterest income increased $22.8 million, or 12.0%, to $212.4 million during 2023 from $189.6 million in 2022. The increase in 2023 was primarily driven by increases in leasing business income, other noninterest income and wealth management fees, which were partially offset by lower mortgage banking income.

Noninterest expense increased $23.1 million, or 5.1%, from $455.3 million in 2022 to $478.5 million in 2023. This increase was largely driven by higher salaries and incentives, data processing expenses, FDIC assessments and leasing business expenses. These increases were partially offset by a decline in other noninterest expenses.

Income tax expense increased $38.6 million, or 160.2%, to $62.7 million in 2023 from $24.1 million in 2022, with the effective tax rate increasing to 19.7% in 2023 from 10.0% in 2022. The increase in the effective tax rate in 2023 was primarily related to the recognition of fewer tax credit investments in 2023 compared to 2022.
Total loans increased $634.2 million, or 6.2%, to $10.9 billion at December 31, 2023 from $10.3 billion at December 31, 2022, primarily driven by growth in residential real estate loans, lease financing and C&I loans. Total deposits increased $659.6 million, or 5.2%, to $13.4 billion as of December 31, 2023 from $12.7 billion at December 31, 2022 due to increases in time and savings deposits, which offset declines in noninterest bearing deposits.

The ACL on loans and leases was $141.4 million, or 1.29% of total loans at December 31, 2023, compared to $133.0 million, and 1.29% of total loans at December 31, 2022. First Financial recorded $43.1 million in provision expense during 2023, compared to $6.7 million in provision expense during 2022.

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

First Financial Bancorp 2023 Annual Report 5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 2 • Non-GAAP - Net Interest Income
	Year ended December 31,
(Dollars in thousands)	2023	2022	2021
Net interest income	$627,770	$519,143	$452,118
Tax equivalent adjustment	6,356	6,357	6,091
Net interest income - tax equivalent	$634,126	$525,500	$458,209

Average earning assets	$14,404,909	$13,921,563	$13,826,645

Net interest margin (1)	4.36%	3.73%	3.27%
Net interest margin (FTE) (1)	4.40%	3.77%	3.31%
(1) Calculated using net interest income divided by average earning assets

In addition to capital ratios defined by the U.S. banking agencies, First Financial considers various other measures when evaluating capital utilization and adequacy, including the return on average tangible shareholders' equity and the tangible shareholders' equity ratio. These calculations are intended to complement the capital ratios defined by the U.S. banking agencies for both absolute and comparative purposes. As GAAP does not include capital ratio measures, the Company believes there are no comparable GAAP financial measures to these ratios. These ratios are not formally defined by GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures.

First Financial believes return on average tangible shareholders' equity is an important measure for comparative purposes with other financial institutions, but it is not defined under GAAP, and therefore is considered a non-GAAP financial measure. This measure is useful for evaluating the performance of a business as it calculates the return available to common shareholders without the impact of intangible assets and their related amortization.

First Financial encourages readers to consider its Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

The following table reconciles non-GAAP capital ratios to GAAP:

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
(Dollars in thousands)	2023	2022	2021
Net income (a)	$255,863	$217,612	$205,160

Average total shareholders' equity	2,129,751	2,105,339	2,259,807
Less:
Average goodwill	(1,005,805)	(999,611)	(937,943)
Average other intangibles	(88,724)	(99,081)	(73,496)
Average tangible equity (b)	1,035,222	1,006,647	1,248,368

Total shareholders' equity	2,267,974	2,041,373	2,258,942
Less:
Goodwill	(1,005,868)	(1,001,507)	(1,000,749)
Other intangibles	(83,949)	(93,919)	(104,367)
Ending tangible equity (c)	1,178,157	945,947	1,153,826

Total assets	17,532,900	17,003,316	16,329,141
6 First Financial Bancorp 2023 Annual Report

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
	2023	2022	2021
Less:
Goodwill	(1,005,868)	(1,001,507)	(1,000,749)
Other intangibles	(83,949)	(93,919)	(104,367)
Ending tangible assets (d)	16,443,083	15,907,890	15,224,025

Risk-weighted assets (e)	13,374,177	12,923,233	11,642,201

Total average assets	16,997,223	16,382,730	16,072,360
Less:
Average goodwill	(1,005,805)	(999,611)	(937,943)
Average other intangibles	(88,724)	(99,081)	(73,496)
Average tangible assets (f)	15,902,694	15,284,038	15,060,921

Ending common shares outstanding (g)	95,141,244	94,891,099	94,149,240

Ratios
Return on average tangible shareholders' equity (a)/(b)	24.72%	21.62%	16.43%
Ending tangible shareholders' equity as a percent of:
Ending tangible assets (c)/(d)	7.17%	5.95%	7.58%
Risk-weighted assets (c)/(e)	8.81%	7.32%	9.91%
Average tangible shareholders' equity to average tangible assets (b)/(f)	6.51%	6.59%	8.29%
Tangible book value per share (c)/(g)	$12.38	$9.97	$12.26

NET INCOME

2023 vs. 2022. First Financial’s net income increased $38.3 million, or 17.6%, to $255.9 million in 2023, compared to net income of $217.6 million in 2022. The increase in 2023 was primarily related to a $108.6 million, or 20.9%, increase in net interest income and a $22.8 million, or 12.0%, increase in noninterest income, partially offset by a $23.1 million, or 5.1%, increase in noninterest expenses, a $36.3 million, or 539.9%, increase in provision expense and a $38.6 million, or 160.2%, increase in income tax expense.

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

NET INTEREST INCOME

First Financial’s net interest income for the years 2021 through 2023 is shown in Table 1 – Financial Summary.

First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees and purchase accounting accretion, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix
First Financial Bancorp 2023 Annual Report 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations
and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans to customers as well as marketable investment securities. First Financial's tax equivalent net interest margin was 4.40%, 3.77% and 3.31% for 2023, 2022 and 2021, respectively.

Table 5 – Volume/Rate Analysis - Tax Equivalent Basis describes the extent to which changes in interest rates as well as changes in the volume of earning assets and interest-bearing liabilities have affected First Financial’s net interest income on a tax equivalent basis during the years presented. Nonaccrual loans and loans held for sale were included in the average loan balances used to determine the yields in Table 5 – Volume/Rate Analysis - Tax Equivalent Basis, which should be read in conjunction with Table 4 – Statistical Information.

Loan fees included in the interest income computation for 2023, 2022 and 2021 were $19.0 million, $19.2 million and $46.8 million, respectively, with the 2021 fees being heavily influenced by PPP activity. Interest income also included purchase accounting accretion of $4.2 million, $8.8 million and $12.3 million for 2023, 2022 and 2021, respectively.

2023 vs. 2022. Net interest income increased $108.6 million, or 20.9%, to $627.8 million in 2023 from $519.1 million in 2022, as interest rates rose during 2023. This increase was due to higher asset yields and higher earning asset balances more than offsetting an increase in interest bearing liabilities and rates paid on those liabilities during the period.

Net interest margin on a fully tax equivalent basis increased 63 bps to 4.40% for 2023 compared to 3.77% in 2022 as the Company's asset sensitive balance sheet responded to further Fed rate hikes. This resulted in a 206 bp increase in asset yields, which more than offset an increase in interest-bearing liabilities and a 190 bp increase in funding costs during the period.

Interest income grew $318.0 million, or 54.4%, in 2023 when compared to the prior year as the yield on earning assets rose to 6.31% from 4.25%. Additionally, average earning assets increased to $14.4 billion as of December 31, 2023 from $13.9 billion in 2022, primarily due to a $1.0 billion increase in average loan balances.

Total interest expense increased due to a 184 bp increase in the cost of interest-bearing deposits coupled with a $878.3 million increase in those deposit balances, a 218 bp increase in the cost of average borrowings and a $183.4 million increase in those borrowings. The increasing rate environment resulted in a shift in deposit mix as customers migrated from noninterest bearing accounts to higher cost deposit products. Additionally, higher interest rates drove the increase in the cost of interest-bearing deposits, which was 2.18% in 2023 compared to 34 bps for the same period in the prior year. Average borrowed funds increased $183.4 million in 2023, while the cost of these borrowed funds increased to 5.38% in 2023 from 3.20% during 2022.

2022 vs. 2021. Net interest income increased $67.0 million, or 14.8%, from $452.1 million in 2021 to $519.1 million in 2022, as interest rates rose during 2022. This increase was due to higher asset yields and higher earning asset balances more than offsetting an increase in interest-bearing liabilities and rates paid on those liabilities during the period.

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

8 First Financial Bancorp 2023 Annual Report

Table 4 • Statistical Information

	2023			2022			2021
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$3,447,984	$263,632	7.65%	$2,979,273	$154,152	5.17%	$2,790,733	$137,841	4.94%
Lease financing (2)	342,243	25,063	7.32%	153,380	11,785	7.68%	67,822	2,739	4.04%
Construction-real estate	535,715	41,302	7.71%	476,597	23,036	4.83%	575,883	18,743	3.25%
Commercial-real estate (2)	4,038,457	293,353	7.26%	4,040,365	185,017	4.58%	4,379,325	152,251	3.48%
Residential-real estate	1,231,507	54,065	4.39%	989,743	40,083	4.05%	971,692	40,275	4.14%
Installment and other consumer	970,681	69,016	7.11%	935,607	46,118	4.93%	854,780	34,906	4.08%
Total loans and leases	10,566,587	746,431	7.06%	9,574,965	460,191	4.81%	9,640,235	386,755	4.01%
Investment securities (3)
Taxable	2,952,767	125,520	4.25%	3,293,010	102,314	3.11%	3,271,601	79,213	2.42%
Tax-exempt (2)	489,466	17,596	3.59%	739,036	23,374	3.16%	841,639	23,193	2.76%
Total investment securities (3)	3,442,233	143,116	4.16%	4,032,046	125,688	3.12%	4,113,240	102,406	2.49%
Interest-bearing deposits with other banks	396,089	19,813	5.00%	314,552	5,484	1.74%	73,170	147	0.20%
Total earning assets	14,404,909	909,360	6.31%	13,921,563	591,363	4.25%	13,826,645	489,308	3.54%

Nonearning assets
Allowance for credit losses	(145,472)			(125,001)			(162,477)
Cash and due from banks	216,625			233,925			242,201
Accrued interest and other assets	2,521,161			2,352,243			2,165,991
Total assets	$16,997,223			$16,382,730			$16,072,360

Interest-bearing liabilities
Deposits
Interest-bearing demand	$2,932,477	$42,388	1.45%	$3,158,560	$8,933	0.28%	$2,988,359	$1,930	0.06%
Savings	3,932,100	68,168	1.73%	4,049,883	8,871	0.22%	4,065,654	4,122	0.10%
Time	2,397,289	91,454	3.81%	1,175,086	10,336	0.88%	1,601,295	8,383	0.52%
Total interest-bearing deposits	9,261,866	202,010	2.18%	8,383,529	28,140	0.34%	8,655,308	14,435	0.17%
Borrowed funds
Short-term borrowings	1,019,470	53,378	5.24%	817,495	19,132	2.34%	204,503	198	0.10%
Long-term debt	340,950	19,846	5.82%	359,518	18,591	5.17%	442,720	16,466	3.72%
Total borrowed funds	1,360,420	73,224	5.38%	1,177,013	37,723	3.20%	647,223	16,664	2.57%
Total interest-bearing liabilities	10,622,286	275,234	2.59%	9,560,542	65,863	0.69%	9,302,531	31,099	0.33%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	3,617,961			4,196,735			4,005,034
Other liabilities	627,225			520,114			504,988
Shareholders' equity	2,129,751			2,105,339			2,259,807
Total liabilities and shareholders' equity	$16,997,223			$16,382,730			$16,072,360
Net interest income and interest rate spread (fully tax equivalent)		$634,126	3.72%		$525,500	3.56%		$458,209	3.21%
Net interest margin (fully tax equivalent)			4.40%			3.77%			3.31%
Interest income and yield		$903,004	6.27%		$585,006	4.20%		$483,217	3.49%
Interest expense and rate		275,234	2.59%		65,863	0.69%		31,099	0.33%
Net interest income and spread		$627,770	3.68%		$519,143	3.51%		$452,118	3.16%
Net interest margin			4.36%			3.73%			3.27%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21% tax rate.
(3) Includes HTM securities, AFS securities and other investments
(4) Includes loans held-for-sale

First Financial Bancorp 2023 Annual Report 9

Table 5 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2023 change from 2022 due to			2022 change from 2021 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$70,049	$216,191	$286,240	$(3,137)	$76,573	$73,436
Investment securities (3)
Taxable	(14,463)	37,669	23,206	665	22,436	23,101
Tax-exempt	(8,972)	3,194	(5,778)	(3,245)	3,426	181
Total investment securities interest (3)	(23,435)	40,863	17,428	(2,580)	25,862	23,282
Interest-bearing deposits with other banks	4,079	10,250	14,329	4,208	1,129	5,337
Total	50,693	267,304	317,997	(1,509)	103,564	102,055

Interest expense
Interest-bearing demand deposits	(3,268)	36,723	33,455	481	6,522	7,003
Savings deposits	(2,042)	61,339	59,297	(35)	4,784	4,749
Time deposits	46,626	34,492	81,118	(3,749)	5,702	1,953
Short-term borrowings	10,575	23,671	34,246	14,346	4,588	18,934
Long-term debt	(1,081)	2,336	1,255	(4,302)	6,427	2,125
Total	50,810	158,561	209,371	6,741	28,023	34,764
Net interest income	$(117)	$108,743	$108,626	$(8,250)	$75,541	$67,291
(1) Tax equivalent basis calculated using a 21% tax rate
(2) Includes nonaccrual loans and loans held-for-sale
(3) Includes HTM securities, AFS securities and other investments

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2023, 2022 and 2021 are shown in Table 6 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2023 vs. 2022. Noninterest income increased $22.8 million, or 12.0%, to $212.4 million in 2023 from $189.6 million in 2022. The increase was primarily attributed to a $19.7 million, or 62.5%, increase in leasing business income, a $4.4 million, or 24.9%, increase in other noninterest income and a $2.6 million, or 11.0% increase in wealth management fees. These increases were partially offset by an $1.8 million, or 12.2%, decrease in gain on sale of loans, a $0.9 million, or 1.7%, decrease in foreign exchange income, and a $0.8 million, or 2.8%, decrease in service charges on deposit accounts.
The growth in leasing business income in 2023, reflected continued growth from Summit Funding Group during the year. The increase in other noninterest income was driven by BOLI gains as well as higher loan syndication fees, while wealth management fees were boosted by an increase in managed assets.

Partially offsetting these increases, gains on sales of retail mortgage loans declined in 2023 as loan demand slowed due to a significant increase in interest rates. Foreign exchange income declined slightly following record high levels in 2022, and service charge income declined due to a full-year impact of the Company's changes to its service charge and overdraft programs in 2022.

2022 vs. 2021. Noninterest income increased $18.1 million, or 10.6%, to $189.6 million in 2022 from $171.5 million in 2021.
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

Noninterest income in 2022 was bolstered by leasing business income, which reflected new activity acquired as part of the
10 First Financial Bancorp 2023 Annual Report

Summit Funding Group acquisition at the end of 2021. In addition, foreign exchange income increased during the year due to record demand for currency transactions in 2022. The increase in other noninterest income was driven by higher income earned on limited partnership investments during the year.

Partially offsetting those increases, gains on sales of retail mortgage loans declined from the prior year as loan demand slowed due to a significant increase in interest rates. Service charge income declined during the year as a result of the Company's changes to its service charge and overdraft programs, and client derivative fees declined as a result of lower product demand. The unrealized loss on equity securities in 2022 was related to a decline in the value of the Company's Class B Visa shares.

Table 6 • Noninterest Income and Noninterest Expenses
	2023		2022		2021
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$27,289	(2.8)%	$28,062	(12.0)%	$31,876	8.3%
Wealth management fees	26,081	11.0%	23,506	(1.2)%	23,780	11.7%
Bankcard income	14,039	(2.4)%	14,380	0.6%	14,300	22.0%
Client derivative fees	5,155	(5.3)%	5,441	(31.4)%	7,927	(23.1)%
Foreign exchange income	54,051	(1.7)%	54,965	22.7%	44,793	13.8%
Leasing business income	51,322	62.5%	31,574	N/M	0	N/M
Net gains from sales of loans	13,217	(12.2)%	15,048	(54.4)%	33,021	(35.5)%
Net gain (loss) on equity securities	206	(132.2)%	(639)	(191.0)%	702	(92.2)%
Other	22,320	24.9%	17,873	12.6%	15,866	30.1%
Subtotal	213,680	12.3%	190,210	10.4%	172,265	(6.7)%
Net gain (loss) on sales/transfers of investment securities	(1,258)	121.1%	(569)	(25.0)%	(759)	(116.6)%
Total	$212,422	12.0%	$189,641	10.6%	$171,506	(9.3)%

Noninterest expenses
Salaries and employee benefits	$292,731	8.7%	$269,368	9.5%	$245,924	3.9%
Net occupancy	22,990	3.5%	22,208	0.3%	22,142	(4.8)%
Furniture and equipment	13,543	2.4%	13,224	(4.3)%	13,819	(7.7)%
Data processing	35,852	6.5%	33,662	7.3%	31,363	14.0%
Marketing	9,647	10.3%	8,744	9.5%	7,983	24.5%
Communication	2,729	1.7%	2,683	(8.4)%	2,930	(16.1)%
Professional services	9,926	2.0%	9,734	(16.6)%	11,676	17.2%
State intangible tax	3,914	(8.7)%	4,285	0.7%	4,256	(29.7)%
FDIC assessments	11,948	66.1%	7,194	27.8%	5,630	10.2%
Intangible assets amortization	10,402	(7.0)%	11,185	13.7%	9,839	(11.6)%
Leasing business expense	32,500	59.6%	20,363	N/M	0	N/M
Other	32,307	(38.7)%	52,699	16.5%	45,250	16.9%
Total	$478,489	5.1%	$455,349	13.6%	$400,812	2.6%

First Financial Bancorp 2023 Annual Report 11

NONINTEREST EXPENSES

2023 vs. 2022. Noninterest expenses increased $23.1 million, or 5.1%, to $478.5 million in 2023 compared to $455.3 million in 2022, primarily due to a $23.4 million, or 8.7%, increase in salaries and employee benefits, a $12.1 million, or 59.6% increase in leasing business expenses, a $4.8 million, or 66.1%, increase in FDIC assessments, and a $2.2 million, or 6.5%, increase in data processing expenses. Partially offsetting these increases was a $20.4 million, or 38.7%, decrease in other noninterest expenses.

Salaries and employee benefits in 2023 were driven higher by annual compensation adjustments, incentive compensation tied to fee income, and performance related incentives tied to the Company's financial results. Leasing business expense reflected continued growth from Summit Funding Group during the year. FDIC assessment expense increased during 2023 due to higher assessment rates coupled with a one-time special assessment of $0.9 million, while data processing expenses increased as the Company continued to make strategic investments in technology, including its online banking platform. Partially offsetting these increases, other noninterest expense declined in 2023 due to elevated tax credit investment write-downs in 2022 that did not recur in the current year.

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

Salaries and employee benefits in 2022 were driven higher by annual compensation adjustments, incentive compensation tied to fee income, and performance related incentives tied to the Company's financial results. Leasing business expense reflected new activity acquired as part of the Summit Funding Group transaction. The increase in other noninterest expense was largely attributed to higher write-downs of tax credit investments in 2022, while data processing expenses increased as the
Company continued to make strategic investments in technology. FDIC assessment expense increased during the year due to higher assessment rates while intangible amortization expenses increased following the acquisition of Summit. Professional services declined in 2022 due to acquisition and loan sale related expenses in 2021 that did not recur in 2022.

INCOME TAXES

2023 vs. 2022. First Financial’s income tax expense in 2023 totaled $62.7 million compared to $24.1 million in 2022, resulting in effective tax rates of 19.7% and 10.0% for 2023 and 2022, respectively. The higher effective tax rate in 2023 was primarily related to higher pre-tax income during the year as well as tax credit activity during 2022 that did not recur in 2023.

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

For further information on income taxes, see Note 16 – Income Taxes in the Notes to Consolidated Financial Statements.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBS. The investment portfolio is also managed with consideration to prepayment, extension and maturity risk. First Financial invests primarily in MBS issued by U.S. government agencies and corporations, such as GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 51.0% and 47.4% of First Financial's investment securities portfolio as of December 31, 2023 and 2022, respectively.

The Company also invests in certain securities that are not supported by government or agency guarantees and whose realization is dependent on future principal and interest repayments. Prior to purchase, First Financial performs a detailed collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the
12 First Financial Bancorp 2023 Annual Report

portfolio. Securities not supported by government or agency guarantees represented 49.0% and 52.6% of First Financial's investment securities portfolio as of December 31, 2023 and 2022, respectively.

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB stock, FHLB stock and class B Visa shares.

2023 vs. 2022. First Financial’s investment portfolio at December 31, 2023 totaled $3.1 billion, compared to $3.5 billion at December 31, 2022, and represented 17.7% of total assets at December 31, 2023. The $392.2 million, or 11.2%, decline in the investment portfolio during 2023 was primarily related to the Company's strategic redeployment of balance sheet liquidity to fund loan growth during the year.
First Financial classified $3.0 billion, or 97.4%, and $3.4 billion, or 97.6%, of investment securities as AFS at December 31, 2023 and 2022, respectively. First Financial classified $80.3 million, or 2.6%, and $84.0 million, or 2.4%, of investment securities as HTM at December 31, 2023 and 2022, respectively.

First Financial recorded a $282.0 million unrealized after-tax loss on the investment portfolio as a component of equity in AOCI resulting from changes in the fair value of AFS securities at December 31, 2023 due to rising interest rates. This unrealized loss position improved $44.0 million in 2023 from a $325.9 million unrealized after-tax loss at December 31, 2022. The overall duration of the investment portfolio was 4.6 years as of both December 31, 2023 and December 31, 2022. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank, were not meaningful as a percentage of the portfolio at either December 31, 2023 or December 31, 2022.

Investments in MBS securities, which include CMOs, represented 52.5% and 51.6% of First Financial's total investment portfolio at December 31, 2023 and 2022, respectively. MBS are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of falling interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $660.7 million as of December 31, 2023 and $716.6 million as of December 31, 2022, comprising 21.3% and 20.5% of the investment portfolio at December 31, 2023 and 2022, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $560.2 million, or 18.1% of the investment portfolio at December 31, 2023 and $711.3 million, or 20.4% of the investment portfolio at December 31, 2022. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions, in addition to debt securities issued by corporations, were $151.7 million, or 4.9% of the investment portfolio, at December 31, 2023 and $164.6 million, or 4.7% of the investment portfolio, at December 31, 2022.

First Financial Bancorp 2023 Annual Report 13

Table 7 • Investment Securities as of December 31
	2023		2022
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$31,243	1.0%	$32,696	0.9%
Securities of U.S. government agencies and corporations	69,780	2.2%	66,468	1.9%
Mortgage-backed securities-residential	661,048	21.3%	650,063	18.6%
Mortgage-backed securities-commercial	540,156	17.4%	664,925	19.0%
Collateralized mortgage obligations	426,618	13.8%	486,992	14.0%
Obligations of state and other political subdivisions	660,692	21.3%	716,591	20.5%
Asset-backed securities	560,248	18.1%	711,325	20.4%
Other securities	151,662	4.9%	164,609	4.7%
Total	$3,101,447	100.0%	$3,493,669	100.0%

The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2023 are shown in Table 8 – Investment Securities. Tax-equivalent adjustments using a rate of 21% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial held $793.0 million and $388.2 million of cash on deposit with the Federal Reserve at December 31, 2023 and 2022, respectively. First Financial continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

The Company had a $0.2 million unrealized gain on equity securities recorded in noninterest income for the twelve months ended December 31, 2023 compared to a $0.6 million unrealized loss for the same period of 2022.

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

14 First Financial Bancorp 2023 Annual Report

Table 8 • Investment Securities as of December 31, 2023
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	0	0.00%	485	3.00%	32,441	2.35%	0	0.00%
Collateralized mortgage obligations	0	0.00%	3,917	2.45%	4,053	1.64%	0	0.00%
Obligations of state and other political subdivisions	0	0.00%	4,595	3.46%	1,880	3.67%	1,700	2.25%
Other securities	0	0.00%	0	0.00%	31,250	5.13%	0	0.00%
Total	$0	0.00%	$8,997	3.00%	$69,624	3.60%	$1,700	2.25%

Available-for-Sale
U.S. treasuries	$0	0.00%	$31,243	1.32%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	69,780	1.74%	0	0.00%
Mortgage-backed securities-residential	83	3.50%	69,690	3.30%	250,719	2.31%	340,556	2.35%
Mortgage-backed securities-commercial	222,460	7.72%	214,156	4.63%	61,378	1.87%	9,236	2.90%
Collateralized mortgage obligations	11,228	6.07%	165,141	2.78%	136,299	2.29%	105,980	2.25%
Obligations of state and other political subdivisions	33,156	3.46%	131,334	2.97%	274,178	2.49%	213,849	2.39%
Asset-backed securities	283,977	6.26%	209,987	3.17%	55,169	2.68%	11,115	3.40%
Other securities	0	0.00%	72,720	7.23%	44,778	4.75%	2,914	4.08%
Total	$550,904	6.66%	$894,271	3.69%	$892,301	2.43%	$683,650	2.39%

(1) Tax equivalent basis was calculated using a 21% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities

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
First Financial Bancorp 2023 Annual Report 15

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

Commercial loans rated as special mention, substandard or doubtful are considered criticized, while loans rated as substandard or doubtful are considered classified. Commercial loans may be designated as criticized and/or classified based on individual borrower performance or industry and environmental factors. Criticized and classified loans are subject to more frequent internal reviews to assess the borrower’s credit status and develop appropriate action plans.

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

LOANS AND LEASES

2023 vs. 2022. Loans, excluding loans held for sale, totaled $10.9 billion at December 31, 2023, increasing $634.2 million, or 6.2%, compared to December 31, 2022.

Residential real estate loans increased $241.4 million, or 22.1%, as rising interest rates led to more adjustable rate and nonconforming jumbo mortgage originations, which the Company retains on its balance sheet. Finance lease balances increased $238.7 million, or 101.1%, due to new production from Summit Funding Group. C&I loans increased $90.9 million, or 2.7%, largely due to the Company's strong origination efforts over the course of 2023. Additionally, construction real estate loans increased $52.8 million, or 10.3%; commercial real estate loans increased $28.2 million, or 0.7%; home equity loans increased $24.9 million, or 3.4%; and credit card balances increased $8.1 million, or 15.7%. Partially offsetting these increases was a decline in installment loans, which decreased $50.8 million, or 24.2%, during 2023.

Average loan balances, including loans held for sale, were $10.6 billion for 2023, an increase of $1.0 billion, or 10.4%, compared to 2022.

Table 9 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of all loans outstanding at December 31, 2023 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ACL, see the Asset Quality and Allowance for Credit Losses section included in Management’s Discussion and Analysis.
16 First Financial Bancorp 2023 Annual Report

Table 9 • Loan Maturity/Rate Sensitivity
	December 31, 2023
	Maturity
		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Commercial & industrial	$698,171	$2,224,560	$575,751	$2,739	$3,501,221
Lease financing	104,116	339,677	31,024	0	474,817
Construction real estate	133,294	281,196	39,807	110,535	564,832
Commercial real estate	782,812	2,110,544	1,141,385	46,198	4,080,939
Residential real estate	38,361	146,207	425,495	723,611	1,333,674
Home equity	22,183	95,139	132,907	508,447	758,676
Installment	37,289	93,600	26,700	1,489	159,078
Credit card	0	0	0	59,939	59,939
Total	$1,816,226	$5,290,923	$2,373,069	$1,452,958	$10,933,176

		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Fixed rate
Commercial & industrial	$151,861	$419,545	$150,981	$1,186	$723,573
Lease financing	91,277	292,047	22,545	0	405,869
Construction real estate	742	725	1,516	64,111	67,094
Commercial real estate	77,087	283,952	175,099	4,025	540,163
Residential real estate	30,209	109,009	317,841	540,091	997,150
Home equity	13,056	42,081	69,868	34,816	159,821
Installment	33,352	87,017	23,751	1,438	145,558
Credit card	0	0	0	490	490
Total	$397,584	$1,234,376	$761,601	$646,157	$3,039,718

Variable rate
Commercial & industrial	$546,310	$1,805,015	$424,770	$1,553	$2,777,648
Lease financing	12,839	47,630	8,479	0	68,948
Construction real estate	132,552	280,471	38,291	46,424	497,738
Commercial real estate	705,725	1,826,592	966,286	42,173	3,540,776
Residential real estate	8,152	37,198	107,654	183,520	336,524
Home equity	9,127	53,058	63,039	473,631	598,855
Installment	3,937	6,583	2,949	51	13,520
Credit card	0	0	0	59,449	59,449
Total	$1,418,642	$4,056,547	$1,611,468	$806,801	$7,893,458

First Financial Bancorp 2023 Annual Report 17

In an effort to mitigate credit risk, First Financial routinely reviews its loan portfolio for various concentrations. These reviews consider the Bank's collateral position as well as exposure to a given industry sector. First Financial believes that the loan portfolio is sufficiently diversified to provide protection from deterioration in any particular industry or devaluation of a specific collateral type. Table 10 - C&I and Owner Occupied Loans by Sector and Table 11 - Investor CRE Loans by Property Type provide additional detail behind the Company's C&I and CRE loan portfolios as of December 31, 2023.

Table 10 • C&I and Owner Occupied CRE Loans by Sector (1)
(Dollars in thousands)	December 31, 2023	% of Total Loans
NAICS Sector
Finance and Insurance	$834,614	18.8%
Real Estate and Rental and Leasing	774,814	7.1%
Manufacturing	557,859	5.1%
Accommodation and Food Services	308,219	2.8%
Health Care and Social Assistance	260,386	2.4%
Construction	254,909	2.3%
Professional, Scientific, and Technical Services	221,985	2.0%
Retail Trade	187,222	1.7%
Transportation and Warehousing	168,515	1.5%
Other Services (except Public Administration)	167,080	1.5%
Agriculture, Forestry, Fishing and Hunting	157,287	1.4%
Wholesale Trade	149,576	1.4%
Administrative and Support and Waste Management	96,949	0.9%
Arts, Entertainment, and Recreation	83,413	0.8%
Public Administration	57,569	0.5%
Other	170,791	1.6%
Total	$4,451,188	40.7%
(1) Excludes loan marks and loans in process

Table 11 • Investor CRE Loans by Property Type (1)
(Dollars in thousands)	December 31, 2023	% of Total Loans
Property Type
Residential Multi Family 5+	$891,488	8.2%
Retail Property	742,293	6.8%
Office	441,339	4.0%
Industrial	327,939	3.0%
Hospital/Nursing Home	253,434	2.3%
Hotel	204,104	1.9%
Land	92,037	0.8%
Residential 1-4 Family	77,975	0.7%
Industrial	57,777	0.5%
Other	57,696	0.5%
Total	$3,146,082	28.8%
(1) Excludes loan marks and loans in process
18 First Financial Bancorp 2023 Annual Report

Additionally, given the potential for stress related to commercial office space, First Financial performed a targeted review of its exposure to this sector during 2023. As of December 31, 2023, First Financial had $462.4 million of loans collateralized by non-owner occupied office space, which represents 4.2% of the total loan portfolio. The overall LTV of the portfolio at origination is strong, and 67.9% of the portfolio is located in suburban locations. Additionally, the majority of the portfolio is secured by Class A and Class B assets with recourse to the sponsor. As of December 31, 2023, 91.0% of the office portfolio was pass rated, and there were two relationships totaling $22.6 million on nonaccrual status.

COMMITMENTS AND CONTINGENCIES

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

First Financial had commitments outstanding to extend credit totaling $4.5 billion and $4.4 billion at December 31, 2023 and 2022, respectively. This increase in commitments was driven by the Company's strong origination efforts during the year.

As of December 31, 2023, loan commitments with variable interest rates totaled $4.4 billion, while commitments with a fixed interest rate totaled $108.2 million. At December 31, 2022, commitments with variable interest rates totaled $4.2 billion, while loan commitments with a fixed interest rate totaled $126.3 million. The fixed rate loan commitments have interest rates ranging from 0% to 21% for both December 31, 2023 and 2022 and have maturities ranging from less than 1 year to 31.6 years at both December 31, 2023 and December 31, 2022.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial issued letters of credit aggregating $34.9 million and $31.5 million at December 31, 2023, and 2022, respectively. Management conducts regular reviews of these instruments on an individual client basis.

First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amounts of $341.7 million and $379.3 million at December 31, 2023, and 2022, respectively.

First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2023, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments. First Financial had unfunded commitments related to tax credit investments of $96.4 million and $84.3 million at December 31, 2023 and 2022, respectively.

In the ordinary course of business, First Financial and its subsidiaries are parties to litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2023. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2023 or December 31, 2022.

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

As detailed in Note 2, the Company prospectively adopted ASU 2022-02 effective as of January 1, 2023. The new rule eliminated the accounting for TDRs while establishing a new standard for the treatment of modifications made to borrowers experiencing financial difficulties, defined by First Financial as FDMs. Effective with the adoption of the standard, the
First Financial Bancorp 2023 Annual Report 19

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Company prospectively will not include FDMs in the calculation of nonperforming loans, nonperforming assets or classified assets. Prior period data, which included TDRs, has not been adjusted.

See Table 12 – Summary of the ACL and Selected Statistics for a summary of First Financial’s nonaccrual loans and OREO, which collectively comprise nonperforming assets.

2023 vs. 2022. Nonaccrual loans as of December 31, 2023 were $65.8 million, or 60 bps of total loans. This represents a $37.1 million, or 129.7%, increase from $28.6 million as of December 31, 2022. The increase in nonaccrual loans was primarily attributed to two large CRE credits that were downgraded during 2023. Total nonperforming assets increased $26.1 million, or 65.6%, to $65.9 million at December 31, 2023 from $39.8 million at December 31, 2022. The increase in nonperforming assets was driven by the increase in nonaccrual loans, partially offset by the impact from adopting ASU 2022-02, which eliminated consideration of $11.0 million of accruing TDRs from nonperfoming assets.

Classified asset balances increased $12.9 million, or 10.0%, to $141.0 million at December 31, 2023 from $128.1 million at December 31, 2022. The increase was largely attributed to two CRE loans downgraded to nonaccrual, partially offset by the payoff of one large healthcare credit.

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

2023 vs. 2022. The total ACL, which includes both funded and unfunded reserves, was $159.9 million at December 31, 2023, which combined with 33 bps of net charge-offs to result in $43.1 million in total provision expense for the year. This compared to a total allowance of $151.4 million as of December 31, 2022 and $11.7 million of provision expense in 2022.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model at December 31, 2023. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts and slower prepayment speeds. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress, such as franchise, hotel and investor commercial real estate lending, when making qualitative adjustments to the ACL model.

ACL - Loans and Leases. The ACL on loans and leases at December 31, 2023 was $141.4 million, which was an $8.5 million, or 6.4%, increase from $133.0 million at December 31, 2022. The ACL was 1.29% as a percentage of total loans as of both December 31, 2023 and December 31, 2022. Provision expense increased $36.3 million, or 539.9%, to $43.1 million in 2023 from $6.7 million of provision expense in 2022. Modest ACL growth in 2023 was driven by loan growth and slower prepayments speeds during the period.

20 First Financial Bancorp 2023 Annual Report

Net charge-offs increased $28.9 million, or 502.5%, to $34.6 million for 2023 compared to $5.7 million for 2022, while the ratio of net charge-offs as a percentage of average loans outstanding increased to 33 bps in 2023 from 6 bps in 2022. The increase in 2023 was largely attributed to two large relationships, which totaled $16.1 million. Additionally, $6.1 million of losses were incurred on loan sales during 2023 intended to minimize concentration risks.

The ACL as a percentage of nonaccrual loans was 215.1% at December 31, 2023 and 464.6% at December 31, 2022. The decrease in this ratio was attributed to the increase in nonaccrual loans during the period outpacing the increase in the ACL.

Provision expense is a product of the Company's ACL model combined with net charge-off activity during the period. Provision expense increased $36.3 million during 2023 as the Company recorded $43.1 million of provision expense during the period compared to $6.7 million in 2022. The increase in provision expense was driven by loan growth and the increase in net charge-offs during the period.

ACL - Unfunded Commitments. The ACL on unfunded commitments was $18.4 million as of both December 31, 2023 and December 31, 2022. First Financial recorded insignificant provision expense on unfunded commitments for the year ended December 31, 2023 compared to $5.0 million for the same period of 2022.

For further discussion of First Financial's ACL, see Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements.
First Financial Bancorp 2023 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 12 • Summary of the ACL and Selected Statistics
(Dollars in thousands)	2023	2022	2021	2020	2019
Transactions in the allowance for credit losses:
Balance at January 1	$132,977	$131,992	$175,679	$57,650	$56,542
Day one adoption impact of ASC 326	0	0	0	61,505	0
Purchase accounting ACL for PCD	0	0	17	0	0
Provision for credit losses	43,074	6,731	(19,024)	70,796	30,598
Loans charged-off:
Commercial & industrial	19,175	5,899	15,620	5,345	26,676
Lease financing	4,423	152	0	852	162
Construction real estate	0	0	1,498	0	0
Commercial real estate	8,723	3,667	13,471	12,100	3,689
Real estate-residential	39	224	127	488	677
Home equity	340	160	1,073	1,541	2,591
Installment	6,442	1,549	334	148	223
Credit card	1,173	907	780	885	1,547
Total loans charged-off	40,315	12,558	32,903	21,359	35,565

Recoveries of loans previously charged-off:
Commercial & industrial	1,534	939	1,612	2,907	2,883
Lease financing	55	49	0	0	0
Construction real estate	0	0	3	17	68
Commercial real estate	2,523	4,304	4,785	2,262	1,113
Real estate-residential	247	174	228	381	273
Home equity	615	898	1,223	1,132	1,335
Installment	441	165	151	158	251
Credit card	282	283	221	230	152
Total recoveries	5,697	6,812	8,223	7,087	6,075
Net charge-offs	34,618	5,746	24,680	14,272	29,490
Balance at December 31	$141,433	$132,977	$131,992	$175,679	$57,650

Net charge-offs to average loans and leases
Commercial & industrial	0.51%	0.17%	0.50%	0.08%	0.95%
Lease financing	1.28%	0.07%	0.00%	1.07%	0.17%
Construction real estate	0.00%	0.00%	0.26%	0.00%	(0.01)%
Commercial real estate	0.15%	(0.02)%	0.20%	0.23%	0.07%
Real estate-residential	(0.02)%	0.01%	(0.01)%	0.01%	0.04%
Home equity	(0.04)%	(0.10)%	(0.02)%	0.05%	0.16%
Installment	3.42%	0.87%	0.20%	(0.01)%	(0.03)%
Credit card	1.49%	1.14%	1.13%	1.39%	2.81%
Total net charge-offs	0.33%	0.06%	0.26%	0.14%	0.33%

Nonperforming assets
Nonaccrual loans (1)	$65,753	$28,623	$48,392	$80,752	$48,165
Accruing troubled debt restructurings (2)	N/A	10,960	11,616	7,099	11,435
Total nonperforming loans (2)	65,753	39,583	60,008	87,851	59,600
Other real estate owned (OREO)	106	191	98	1,287	2,033
Total nonperforming assets (2)	65,859	39,774	60,106	89,138	61,633
Accruing loans past due 90 days or more	2,028	857	137	169	201
Total underperforming assets (2)	$67,887	$40,631	$60,243	$89,307	$61,834
Total classified assets (2)	$140,995	$128,137	$104,815	$142,021	$89,250

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for credit losses	1.29%	1.29%	1.42%	1.77%	0.63%
Nonaccrual loans	0.60%	0.28%	0.52%	0.82%	0.52%
Nonperforming loans (2)	0.60%	0.38%	0.65%	0.89%	0.65%
Allowance for credit losses to nonaccrual loans	215.10%	464.58%	272.76%	217.55%	119.69%
Allowance for credit losses to nonperforming loans	215.10%	335.94%	219.96%	199.97%	96.73%
(1) Nonaccrual loans include nonaccrual TDRs of $10.0 million, $16.0 million, $14.7 million, and $18.5 million, as of December 31, 2022, 2021, 2020, and 2019, respectively.
(2) Upon adoption of ASU 2022-02 as of January 1, 2023, the TDR model was eliminated. Prospectively, disclosures will include modifications of loans to borrower experiencing financial difficulty (FDM). FDMs are excluded from nonperforming, underperforming and classified assets.

22 First Financial Bancorp 2023 Annual Report

Table 13 • Allocation of the ACL
	December 31,
	2023		2022		2021		2020		2019
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$44,319	32.0%	$42,313	33.1%	$44,052	29.3%	$51,454	30.4%	$18,584	32.6%
Lease financing	12,365	4.4%	3,571	2.3%	1,633	1.2%	995	0.8%	971	0.8%
Real estate – construction	11,003	5.2%	13,527	5.0%	11,874	4.9%	21,736	6.4%	2,381	5.0%
Real estate – commercial	34,903	37.3%	41,106	39.3%	53,420	45.5%	76,795	43.5%	23,579	42.6%
Real estate – residential	18,088	12.2%	12,684	10.6%	6,225	9.6%	8,560	10.1%	5,299	10.3%
Installment, home equity & credit card	20,755	8.9%	19,776	9.7%	14,788	9.5%	16,139	8.8%	6,836	8.7%
Total	$141,433	100.0%	$132,977	100.0%	$131,992	100.0%	$175,679	100.0%	$57,650	100.0%

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

First Financial may enter into interest rate collars and floors, which are designated as cash flow hedges. These cash flow hedges are utilized to mitigate interest rate risk on variable-rate commercial loan pools. Changes in the fair value of cash flow hedges included in the assessment of hedge effectiveness are recorded in AOCI and reclassified from AOCI to current period earnings when the hedged item affects earnings.

The structure of the interest rate collars is such that First Financial pays the counterparty an incremental amount if the collar index exceeds the cap rate. Conversely, First Financial receives an incremental amount if the index is below the floor rate. No payments are required if the collar index is between the cap and floor rates.

The structure of First Financial's interest rate floors is such that First Financial receives an incremental amount if the index falls below the floor strike rate. No payments are required if the index remains above the floor strike rate.

As of December 31, 2023, the notional value of the Company's cash flow hedges was $1.0 billion, with the $3.8 million change in the fair value recorded in AOCI in the Consolidated Balance Sheet. There were no cash flow hedges outstanding at December 31, 2022. As of December 31, 2023, the maximum length of time over which the Company is hedging its exposure
First Financial Bancorp 2023 Annual Report 23

Management’s Discussion and Analysis of Financial Condition and Results of Operations
to the variability in future cash flows is 60 months. It is estimated that $0.7 million will be reclassified from OCI to interest income during the next 12 months.

See Note 13 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2023 vs. 2022. First Financial's total deposits increased $659.6 million, or 5.2%, to $13.4 billion as of December 31, 2023 from $12.7 billion at December 31, 2022. This change was driven by a $1.0 billion, or 59.8%, increase in time deposits and a $503.1 million, or 13.1%, increase in savings deposits. These changes were partially offset by an $817.2 million, or 19.8%, decrease in noninterest bearing deposits and a $43.9 million, or 1.4%, decrease in interest-bearing checking deposits. Total non-time deposit balances were $10.6 billion as of December 31, 2023 and $11.0 billion as of December 31, 2022. The increase in total deposits was largely driven by the Company's utilization of brokered deposits as a source of funding. While core deposit balances were relatively flat year over year, the mix continued to shift to higher cost products such as retail CDs and money market savings as a result of higher interest rates.

Total average deposits for 2023 increased $299.6 million, or 2.4%, from 2022, primarily due to a $1.2 billion, or 104.0%, increase in average time deposits as the Company increased its reliance upon brokered deposits as a source of funding and customers migrated to higher yielding deposit products. These increases were partially offset by a $578.8 million, or 13.8%, decrease in average noninterest bearing deposits, a $226.1 million, or 7.2%, decrease in average interest-bearing demand deposits and a $117.8 million, or 2.9%, decrease in average savings deposits.

Uninsured deposit balances were $5.6 billion, or 42.1% of total deposits, as of December 31, 2023. The Company reviews uninsured deposits for concentration risk, and typically evaluates this risk by excluding public funds and intercompany deposits to arrive at an adjusted uninsured deposit amount. As such, excluding public funds and intercompany accounts, adjusted uninsured deposits were $3.2 billion, or 23.8% of total deposits, at December 31, 2023.

Table 14 – Uninsured Deposits-Maturities of Time Deposits Greater Than or Equal to $250,000 details the contractual maturity of certain deposits that are not FDIC insured. Time Deposits Greater Than or Equal to $250,000 represented 2.2% of total deposits outstanding at December 31, 2023 and 1.3% at December 31, 2022.

Table 14 • Uninsured Deposits-Maturities of Time Deposits Greater than or Equal to $250,000
(Dollars in thousands)	CDs	IRAs	Total
December 31, 2023
Maturing in
3 months or less	$53,542	$969	$54,511
3 months to 6 months	85,206	2,971	88,177
6 months to 12 months	94,412	4,071	98,483
over 12 months	55,965	2,924	58,889
Total	$289,125	$10,935	$300,060

December 31, 2022
Maturing in
3 months or less	38,264	1,382	$39,646
3 months to 6 months	21,380	610	21,990
6 months to 12 months	46,710	2,385	49,095
over 12 months	49,806	4,602	54,408
Total	$156,160	$8,979	$165,139

BORROWINGS
24 First Financial Bancorp 2023 Annual Report

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

2023 vs. 2022. First Financial utilizes both short-term borrowings and long-term advances from the FHLB as wholesale funding sources. Borrowed funds were $1.3 billion as of December 31, 2023 compared to $1.6 billion as of
December 31, 2022. Borrowings decreased during the period largely as a result of the Company utilizing brokered CDs in lieu of borrowings to satisfy its funding needs.

Short-term borrowings decreased $349.3 million, or 27.1%, to $937.8 million at December 31, 2023, from $1.3 billion at December 31, 2022. First Financial had $800.0 million of short-term borrowings from the FHLB at December 31, 2023 compared to $1.1 billion at December 31, 2022. Short-term borrowings included no repurchase agreements as of December 31, 2023 or 2022. Additionally, Company had no federal funds purchased as of December 31, 2023 or 2022.

Total long-term debt was $344.1 million and $346.7 million at December 31, 2023 and 2022, respectively. Outstanding subordinated debt totaled $314.2 million and $313.7 million as of December 31, 2023 and 2022, respectively. The subordinated debt is treated as Tier 2 capital for regulatory capital purposes and also included unamortized valuation and debt issuance costs of $6.9 million and $7.8 million as of December 31, 2023 and 2022, respectively.

The Company had no FHLB long-term advances as of December 31, 2023 or 2022. First Financial's total remaining borrowing capacity from the FHLB was $611.3 million at December 31, 2023. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB. First Financial pledged $6.2 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMOs, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2023.

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

Both First Financial and the Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial, and a downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and potentially increase borrowing costs, negatively impacting financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial and the Bank at December 31, 2023 were as follows:
First Financial Bancorp 2023 Annual Report 25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 15 • Credit Ratings
	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. AFS securities were 97.4% and 97.6% of the total investment portfolio as of December 31, 2023 and 2022, respectively. The market value of investment securities classified as AFS totaled $3.0 billion and $3.4 billion at December 31, 2023 and 2022, respectively. As of December 31, 2023, $1.4 billion of AFS securities were unpledged and there were $358.0 million of securities available to be sold at breakeven. Additionally, $533.3 million of AFS securities have floating rates and could be sold with minimal losses at December 31, 2023.

HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2023 and 2022, the Company had no HTM securities maturing within one year.

In total, First Financial expects $622.9 million of cash flows from its investment portfolio in the next 12 months.

Other sources of liquidity include cash and due from banks and interest-bearing deposits with other banks. At December 31, 2023, these balances totaled $1.0 billion, and First Financial had unused and available overnight wholesale funding sources of $5.1 billion, or 29.0% of total assets, to fund loan and deposit activities in addition to general corporate requirements.

First Financial has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December 2024. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of both December 31, 2023 and 2022, First Financial had no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2023 and 2022. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from the Bank totaled $160.0 million, $170.0 million and $200.0 million for 2023, 2022 and 2021, respectively. As of December 31, 2023, the Bank had retained earnings of $918.9 million, of which $248.7 million was available for distribution to First Financial without prior regulatory approval. As an additional source of liquidity, First Financial had $134.7 million in cash at the parent company as of December 31, 2023.

Share repurchases may also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures were $24.1 million for 2023, $13.8 million for 2022 and $15.3 million for 2021. Material commitments for capital expenditures as of December 31, 2023, were $40.4 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

Management is not aware of any other trends, events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity. For a discussion of liquidity risk management, please see the Market Risk section that follows.

26 First Financial Bancorp 2023 Annual Report

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

First Financial's Tier 1 capital increased to 12.06% at December 31, 2023 compared to 11.17% at December 31, 2022, while the total capital ratio increased to 13.61% from 13.09% during the same period. The leverage ratio increased to 9.70% at December 31, 2023, compared to 8.89% at December 31, 2022. Likewise, the Company’s tangible common equity ratio increased to 7.17% at December 31, 2023 from 5.95% at December 31, 2022. The increase in the tangible common equity ratio was primarily driven by the Company's strong earnings as well as the increase in accumulated other comprehensive income during the period, which was primarily due to improvement in the investment portfolio during the year.

As of December 31, 2023, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2023 and 2022, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2023, see Note 20 – Capital in the Notes to Consolidated Financial Statements.
First Financial Bancorp 2023 Annual Report 27

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 16 • Capital Adequacy
	December 31,
(Dollars in thousands)	2023	2022
Consolidated capital calculations
Common stock	$1,638,972	$1,634,605
Retained earnings	1,136,718	968,237
Accumulated other comprehensive loss	(309,819)	(358,663)
Treasury stock, at cost	(197,897)	(202,806)
Total shareholders' equity	2,267,974	2,041,373
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,089,817)	(1,095,426)
Total tangible equity	$1,178,157	$945,947
Total assets	$17,532,900	$17,003,316
Goodwill and other intangibles	(1,089,817)	(1,095,426)
Total tangible assets	$16,443,083	$15,907,890
Common tier 1 capital	$1,568,815	$1,399,420
Tier 1 capital	1,613,480	1,443,698
Total capital	1,820,285	1,691,255
Total risk-weighted assets	13,374,177	12,923,233
Average assets (1)	16,628,122	16,240,905

Regulatory capital
Common tier 1 ratio	11.73%	10.83%
Tier 1 ratio	12.06%	11.17%
Total capital ratio	13.61%	13.09%
Leverage ratio	9.70%	8.89%

Other capital ratios
Total shareholders' equity to ending assets	12.94%	12.01%
Total tangible shareholders' equity to ending tangible assets	7.17%	5.95%
Total tangible shareholders' equity to risk-weighted assets	8.81%	7.32%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 33.8%, 39.5% and 42.6% for the years 2023, 2022 and 2021, respectively. The dividend payout ratio is continually reviewed by management and the board of directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations. In January 2024, the board of directors authorized a dividend of $0.23 per common share, payable on March 15, 2024 to all shareholders of record as of March 1, 2024.

Share Repurchases. First Financial did not purchase any shares under the 2022 Repurchase Plan during 2023 or 2022.

Effective January 2024, First Financial's board of directors approved a new stock repurchase plan (the 2024 Repurchase Plan), replacing the 2022 Repurchase Plan which expired in December of 2023. The 2024 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2025.

28 First Financial Bancorp 2023 Annual Report

Shareholders' Equity. Total shareholders’ equity at December 31, 2023 and December 31, 2022 was $2.3 billion and $2.0 billion, respectively. The increase in total equity compared to the prior year was primarily due to an increase in retained earnings during the year, which was the result of the Company's strong earnings.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2023 and 2022, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2023, assuming shifts in the significant assumptions:

Table 17 • Rate Change Impact on Pension Parameters
	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$3,351	$(2,580)	N/A	N/A	$(291)	$635
Change in Pension Expense	(366)	471	$1,490	$(1,490)	(23)	125

Based upon the plan’s current funding status and updated actuarial projections for 2023, First Financial recorded expense related to its pension plan of $3.5 million for 2023, $2.0 million for 2022 and $3.4 million for 2021. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2023, 2022 or 2021 nor does it expect to make a cash contribution in 2024.

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
First Financial Bancorp 2023 Annual Report 29

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

Line of business-level objectives focus on why and where the particular business or business unit risk exists; how the business unit’s management of its risks affects the Company’s strategy, earnings, reputation and other key success factors; whether the line of business objectives are aligned with enterprise objectives; how effective internal procedures are integral to successful business operations; and whether internal controls and their maintenance are reliable.

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
30 First Financial Bancorp 2023 Annual Report

responsible for carrying out the board’s responsibilities in this regard. Other standing committees of the board (Audit, Compensation, Corporate Governance and Nominating, and Capital Markets) oversee particular areas of risk governance assigned specifically to them.

Risk Committees. The ERM program utilizes multiple cross-functional management committees as its primary assessment and communication mechanism for identified risks.  These committees include:

•Board Enterprise Risk & Compliance
•Enterprise Risk Management
•Credit
•Compliance
•CRA & Fair Banking
•Human Resources
•Vendor Management
•Operational Risk
•Cybersecurity
•Information Technology
•Balance Sheet Strategy / ALCO
•Allowance for Credit Loss
•Sarbanes Oxley

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

Chief Administrative Officer. The Chief Administrative Officer (CAO) provides executive leadership to various critical administrative functions. The CAO's responsibilities include oversight of the Risk Management, Compliance, Legal, Human Resources, Information Security, and Community Development departments. The CAO is responsible for ensuring regulatory compliance, implementing robust internal controls, and fostering a culture of adherence to policies and procedures. Additionally, the CAO works with senior executives to develop strategic initiatives aimed at enhancing risk mitigation strategies, helping our communities thrive, corporate responsibility and promoting the bank's overall stability and growth.

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

First Financial Bancorp 2023 Annual Report 31

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

Risk management programs, in each functional component and in aggregate, are designed to accomplish the following:

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

Interest rate risk. Interest rate risk is the risk to earnings and the value of the Company's equity arising from changes in market interest rates. Interest rate risk arises in the normal course of business to the extent that there is a divergence between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, re-priced or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and equity while managing volatility from shifts in market interest rates, while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity.

Potential cash flows, sales, or replacement value of many of our assets and liabilities, especially those that earn or pay interest, are sensitive to changes in the general level of interest rates. This interest rate risk arises primarily from our normal business activities of gathering deposits and extending loans. Many factors affect our exposure to changes in interest rates, such as general economic and financial conditions, client preferences, historical pricing relationships, and re-pricing characteristics of
32 First Financial Bancorp 2023 Annual Report

financial instruments. Our earnings can also be affected by the monetary and fiscal policies of the U.S. Government and its agencies, particularly the Federal Reserve.

In managing interest rate risk, the Company establishes guidelines and strategies for asset and liability management, including measurement of short and long-term sensitivities to changes in interest rates, through our internal Balance Sheet Strategies and Asset Liability Committee, which is comprised of senior officers from the treasury, risk management, credit administration, finance and lending areas. These guidelines and strategies are also reviewed with the Capital Markets Committee of our Board of Directors.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 42% in its interest rate risk modeling as of December 31, 2023. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs for all upward rate scenarios beginning with the +100 BP scenario, thereby increasing deposit costs and reducing asset sensitivity.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2023, assuming immediate, parallel shifts in interest rates:

Table 18 • Rate Change Impact on NII and EVE
	% Change from base case for immediate parallel changes in rates
	-100 BP	+100 BP	+200 BP
NII - Year 1	(6.45)%	3.12%	4.78%
NII - Year 2	(6.10)%	2.49%	3.39%
EVE	(2.09)%	1.20%	2.39%

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

The projected results for NII and EVE reflect an asset sensitive position, due to a strong funding mix of low cost transactional deposits supporting loans priced primarily off the short end of the rate curve. The difference in sensitivity between the down and up rate scenarios is driven by an assumed compositional shift in funding makeup. First Financial continues to manage its balance sheet with a bias toward asset sensitivity while simultaneously balancing the potential earnings impact of this strategy.

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2023 assuming both a 25% increase and decrease to the beta assumption on managed rate deposit products:
First Financial Bancorp 2023 Annual Report 33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 19 • Estimated Interest Sensitivity on NII
	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	4.19%	2.05%	5.81%	3.75%
NII-Year 2	3.58%	1.40%	4.44%	2.34%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 20 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2023 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBS and CMO, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

Table 20 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2024	2025	2026	2027	2028	Thereafter	Total	2023
Rate sensitive assets
Fixed interest rate loans (1)	$399,097	$370,474	$333,634	$301,693	$228,346	$1,372,007	$3,005,251	$2,802,503
Average interest rate	5.54%	5.64%	5.65%	5.58%	5.73%	4.39%	5.05%
Variable interest rate loans (1)	1,418,191	1,182,445	1,148,670	904,150	880,726	2,261,523	7,795,705	7,674,854
Average interest rate	8.02%	7.86%	7.79%	7.72%	8.47%	7.36%	7.78%
Fixed interest rate securities	144,200	132,320	141,926	226,054	282,932	1,566,562	2,493,994	2,488,741
Average interest rate	3.99%	3.30%	3.31%	3.17%	2.52%	2.28%	2.59%
Variable interest rate securities	406,703	74,737	23,950	17,350	4,000	80,713	607,453	604,073
Average interest rate	7.67%	8.41%	7.90%	8.54%	9.43%	4.88%	7.41%
Other earning assets	792,960	0	0	0	0	0	792,960	792,960
Average interest rate	5.40%	0.00%	0.00%	0.00%	0.00%	0.00%	5.40%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$3,317,960	$0	$0	$0	$0	$0	$3,317,960	$3,317,960
Savings and interest-bearing checking (2)	7,324,447	0	0	0	0	0	7,324,447	7,324,447
Average interest rate	2.36%	0.00%	0.00%	0.00%	0.00%	0.00%	2.36%
Time deposits	2,441,829	225,140	33,439	12,370	5,612	0	2,718,390	2,704,912
Average interest rate	4.46%	4.15%	0.69%	0.59%	0.85%	0.00%	4.37%
Fixed interest rate borrowings	942,591	121,996	5,679	6,365	7,130	150,168	1,233,929	1,240,372
Average interest rate	5.51%	5.52%	11.50%	11.43%	11.37%	5.36%	5.58%
Variable interest rate borrowings	0	0	0	0	0	48,000	48,000	47,868
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	8.14%	8.14%

(1) Includes loans held for sale
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

Liquidity risk. Liquidity risk is the potential that an entity will be unable to meet its obligations as they come due because of an inability to liquidate assets, or obtain funding or that it cannot easily unwind or offset exposures without significantly lowering market prices because of inadequate market depth or market disruptions. Management focuses on maintaining and
34 First Financial Bancorp 2023 Annual Report

enhancing liquidity by maximizing collateral-based liquidity availability. First Financial manages liquidity in relation to the trend and stability of deposits; degree and reliance on short-term, volatile sources of funds, including any undue reliance on borrowings or brokered deposits to fund longer-term assets. Management identifies, measures, monitors and manages liquidity while seeking to maintain diversification of funding sources, both on- and off-balance-sheet.

Management, including the Balance Sheet Strategies and Asset Liability Committee, monitors liquidity through a regular review of asset and liability maturities, funding sources, and loan and deposit forecasts. The Company continually refines and updates its liquidity risk management processes, such as refining the contingency funding plan, meeting frequently, and securing additional contingent borrowing capacity. We maintain strategic and contingency liquidity plans to ensure sufficient available funding to satisfy requirements for balance sheet growth, properly manage capital market funding sources and to address unexpected liquidity requirements.

Management closely monitors the usage of excess business deposits, the balance of personal deposits and the broader macroeconomic environment. This monitoring includes consideration of various metrics and establishment of internal thresholds related to balance sheet composition, borrowing composition, and liquidity composition. Balance sheet composition metrics reviewed include the loan to deposit, loans to total assets and core deposits to total assets ratios among others. Borrowing composition monitoring includes, but is not limited to, consideration of borrowing capacity as a percentage of total assets, brokered CDs as a percentage of total assets and Fed funds lines to total assets. Liquidity composition ratios include remaining liquidity to total assets, and tier 1 liquidity sources as a percentage of both 30 and 90 day maturing liabilities, among others. As of December 31, 2023, all metrics reviewed were within the Company's policy limits.

The Company utilizes its contingency funding plan to assess the ability of the Company to successfully navigate significant liquidity events. The contingency funding plan considers various sources of liquidity, including loan and deposit growth rates, decreasing access to secured and unsecured wholesale funding sources and declining financial performance, to determine First Financial’s ability to meet liquidity requirements over certain time horizons and in certain stress scenarios. The contingency funding plan also includes the process for creating a Contingency Funding Task Force (CFTF). During a liquidity crisis, the CFTF, via the Balance Sheet Strategies and Asset Liability Committee, would assess and identify key mitigation strategies needed for addressing a liquidity crisis. These mitigation strategies would be assigned to appropriate personnel for implementation with established targets and reporting requirements. Typical mitigation strategies would include, but not be limited to, curtailing loan originations, pricing options for stabilizing/growing deposits, options for expanding wholesale funding sources, and asset liquidation options.

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
First Financial Bancorp 2023 Annual Report 35

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

FOURTH QUARTER REVIEW

For the three months ended December 31, 2023, the Company reported net income of $56.7 million, or $0.60 per diluted common share. These results compare to net income of $63.1 million, or $0.66 per diluted common share, for the third quarter of 2023. Return on average assets for the fourth quarter of 2023 was 1.31% compared to a return on assets of 1.48% in the third quarter of 2023.

Loan balances increased $286.4 million from the third quarter of 2023, an increase of 10.7% on an annualized basis. The increase was attributed to strong origination volumes across much of the portfolio and included a $109.8 million increase in finance leases from Summit Funding Group. Average deposit balances increased $415.7 million compared to the linked quarter, primarily due to a $284.4 million increase in money market accounts, a $123.1 million increase in public funds, and a $157.6 million increase in combined retail and brokered CD's. These increases offset a decline in noninterest bearing deposits and savings accounts. This mix shift reflects the higher interest rates increasing customer demand for higher cost deposit products.

Net interest margin for the fourth quarter of 2023 was 4.21%, or 4.26% on a fully tax-equivalent basis. This was a 7 bp decline from the third quarter of 2023. This decrease was driven by higher funding costs, which included a 31 bp increase in the cost of deposits, outpacing increases in asset yields. Higher deposit costs were partially offset by a favorable shift in funding mix and a 14 bp increase in asset yields resulting from higher rates and a more profitable mix of earning asset balances during the period.
36 First Financial Bancorp 2023 Annual Report

Noninterest income for the fourth quarter of 2023 was $47.0 million, a decrease of $9.6 million, or 17.0%, from the prior quarter. Foreign exchange income declined $4.7 million, or 34.8%, from the third quarter to $8.7 million, due to a $4.6 million loss on a trade. Additionally, leasing business income declined $1.7 million during the quarter; however, this was primarily a function of product mix as Summit originated a larger volume of finance leases during the period. Mortgage banking income declined $1.1 million, or 27.6%, during the quarter as demand softened due to higher interest rates.

Noninterest expense for the fourth quarter of 2023 was $119.1 million, a decrease of $2.9 million, or 2.4%, from the linked quarter. This decline from the linked quarter was due to lower employee costs and marketing expenses. These declines were partially offset by a $0.9 million FDIC special assessment expense incurred during the period.

The ACL, including both funded and unfunded reserves, was $159.9 million at December 31, 2023, and the Company recorded $10.2 million in total provision expense during the fourth quarter. The provision expense was driven by loan growth and net charge-offs during the period. The Company recorded 46 bps of net chargeoffs annualized as a percentage of loan balances during the quarter, which was a 15 bp decline from 61 bps in the third quarter. Total classified asset balances were relatively flat at the end of the fourth quarter when compared to the third quarter.

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

Allowance for credit losses - loans and leases

•Overview. The allowance for credit losses on loans and leases represents management’s estimate of all expected     credit losses over the expected contractual life of the Company's loan and lease portfolio. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. Subsequent evaluations of the then-existing loan and lease portfolio, in light of the factors then prevailing, may result in significant changes in the allowance for credit losses in those future periods.

The allowance for credit losses on loans and leases, as reported in our Consolidated Balance Sheets, is adjusted by provision expense, which is recognized in earnings, and reduced by the charge-off of loan amounts, net of recoveries.

•Judgments and Uncertainties. Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic forecasts provide the basis for the quantitatively modeled estimation of expected credit losses. First Financial adjusts its quantitative model, as necessary, to reflect conditions not already considered therein. These adjustments are commonly known as the Qualitative Framework.

First Financial quantitatively models expected credit loss using PD, LGD and EAD over the R&S forecast period, reversion and post-reversion periods.
Utilizing third-party software, First Financial forecasts PD by using a parameterized transition matrix approach. Average transition matrices are calculated over the TTC period, which was defined as the period from December 2007 to December 2022. TTC transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts.
First Financial is not required to develop forecasts over the full contractual term of the financial asset or group of financial assets. Rather, for periods beyond which the entity is able to make or obtain R&S forecasts of expected credit losses, the Company reverts in a straight line manner over a one year period to an average TTC loss level that is
First Financial Bancorp 2023 Annual Report 37

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

•Effect if Actual Results Differ From Assumptions. The allowance represents management’s best estimate, but significant downturns in circumstances relating to loan quality and economic conditions could result in a requirement for additional allowance. Likewise, an upturn in loan quality and improved economic conditions may allow a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on results of operations.

One of the most significant judgments used in determining the allowance for credit losses is the macroeconomic forecast provided by a third party. The economic indices sourced from the macroeconomic forecast and used in projecting loss rates include the forecasted manufacturing overtime, business bankruptcies, rental vacancy rates, housing price indices, national unemployment rate, changes in commercial real estate prices, changes in home values, S&P 500 performance, housing sales, among other variable. Each reporting period, several macroeconomic forecast scenarios are considered by management. Management selects the macroeconomic forecast that is most reflective of expectations at that point in time. Changes in the macroeconomic forecast, could significantly impact the calculated estimated credit losses.

Another variable utilized in the calculation of the allowance to which the calculation may be sensitive is the prepayment rate. The model incorporates a prepayment rate calculated using a trailing twelve month average by portfolio. Changes in prepayment speeds that vary from though the cycle actual prepayment activity may have a significant impact on the expected duration of the various loan portfolios, and could result in inaccurate estimate of default.

The provision for credit loss recorded through earnings is the amount necessary to maintain the allowance for credit losses at the amount of expected credit losses. The amount of expense and the corresponding level of allowance for credit losses on loans are based on our evaluation of the collectability of the loan portfolio based on historical loss experience, reasonable and supportable forecasts, and other significant qualitative and quantitative factors.

Goodwill

•Overview. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

In testing goodwill for impairment, U.S. GAAP permits First Financial to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In this qualitative assessment, First Financial evaluates events and circumstances which may include, but are not limited to, the general economic environment, banking industry and market conditions, the Company's overall financial performance, the performance of the Company's common stock, the key financial performance metrics of the Bancorp’s reporting units and events affecting the reporting unit to determine if it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the quantitative impairment test is required or the decision to bypass the qualitative assessment is elected, First Financial performs the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, including goodwill.

First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable. These annual tests indicated that the Company's goodwill was not impaired as of October 1, 2023 and 2022.

38 First Financial Bancorp 2023 Annual Report

•Judgments and Uncertainties. The determination of fair values is based on valuations using management’s assumptions of future growth rates, future attrition, discount rates, multiples of earnings or other relevant factors. In addition, we engage third party specialists to assist in the development of fair values. Preliminary estimates of fair values may be adjusted for up to one year subsequent to the merger or acquisition date if new information is obtained about facts and circumstances that existed as of the merger or acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Adjustments recorded during this period are recognized in the current reporting period. Management uses various valuation methodologies to estimate the fair value of these assets and liabilities, and often involves a significant degree of judgment, particularly when liquid markets do not exist for the particular item being valued. Examples of such items include loans, deposits, identifiable intangible assets, and certain other assets and liabilities.

•Effect if Actual Results Differ From Assumptions. Changes in these factors, as well as downturns in economic or business conditions, could have a significant adverse impact on the carrying value of assets, including goodwill and liabilities, which could result in impairment losses affecting our financial statements as a whole and our banking subsidiary in which the goodwill resides.

Pension

•Overview. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets.

•Judgments and Uncertainties. The determination of the plan obligation is based on valuations using management’s assumptions of discount rates, mortality rates, interest crediting rates, expected return on plan assets, rate of compensation increases and lump sum payment expectations. First Financial engages a third party actuary to calculate the balance sheet position of the plan, cash flow, plan asset information, amortization amounts and participant information. First Financial determines the discount rate assumption using published corporate bond indices and the projected cash flows of the pension plan. First Financial also utilizes external surveys for industry comparisons to assess the discount rate for reasonableness. The expected long-term return on plan assets is determined based on the composition of plan assets, actual returns and economic forecasts, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, on the funded status of the plan and on the Company's operating results.

•Effect if Actual Results Differ From Assumptions. Although management believes that the judgments and estimates used are reasonable, actual results could differ. Actual future pension costs/credits and funding levels will depend on future investment performance, changes in discount rates, market conditions, funding levels relative to the projected benefit obligation and accumulated benefit obligation and various other factors related to the populations participating in the pension plans. Please see the Pension Plan section of this MD&A for the estimated impact on pension expense and projected benefit obligations assuming shifts in certain plan assumptions.

Income taxes

•Overview. The Company is subject to the income tax laws of the U.S., its states, and the municipalities in which we operate. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. We review income tax expense and the carrying value of deferred tax assets quarterly; and as new information becomes available, the balances are adjusted as appropriate. FASB ASC 740-10 (FIN 48) prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. See Note 16 Income Taxes to the consolidated financial statements for a further description of our provision and related income tax assets and liabilities.

•Judgments and Uncertainties. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. It must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions. Disputes over interpretations of the tax laws may be subject to review/adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon examination or audit.

•Effect if Actual Results Differ From Assumptions. Although management believes that the judgments and estimates used are reasonable, actual results could differ and we may be exposed to losses or gains that could be material. To the extent we prevail in matters for which reserves have been established or are required to pay amounts
First Financial Bancorp 2023 Annual Report 39

Management’s Discussion and Analysis of Financial Condition and Results of Operations
in excess of our reserves, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement would result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement would result in a reduction in our effective income tax rate in the period of resolution.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee and the Audit Committee has reviewed our disclosure relating to it in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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

•future credit quality and performance, including our expectations regarding future loan losses and our allowance for credit losses

•the effect of and changes in policies and laws or regulatory agencies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other legislation and regulation relating to the banking industry;

•Management’s ability to effectively execute its business plans;

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

40 First Financial Bancorp 2023 Annual Report

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

These and other risk factors are more fully described in First Financial's Annual Report on Form 10-K for the year ended December 31, 2023 under the section entitled “Item 1A. Risk Factors” and from time to time, in other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, First Financial undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

First Financial Bancorp 2023 Annual Report 41

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2023, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2023, our internal control over financial reporting is effective based on those criteria.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2023. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2023, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Chief Operating Officer
February 22, 2024	February 22, 2024

42 First Financial Bancorp 2023 Annual Report

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

First Financial Bancorp 2023 Annual Report 43

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

The primary procedures performed to address the critical audit matter included:
44 First Financial Bancorp 2023 Annual Report

•Testing the effectiveness of management’s internal controls over the preparation and evaluation of the ACL calculation, significant model assumptions, development and reasonableness of qualitative factors, completeness and accuracy of data used in the calculation, systems used in the development of the estimate, and the appropriateness of the overall calculation as well as control over the independent model validation.
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

Louisville, Kentucky
February 22, 2024

First Financial Bancorp 2023 Annual Report 45

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2023	2022
Assets
Cash and due from banks	$213,059	$207,501
Interest-bearing deposits with other banks	792,960	388,182
Investment securities available-for-sale, at fair value (amortized cost $3,382,604 at December 31, 2023 and $3,827,418 at December 31, 2022)	3,021,126	3,409,648
Investment securities held-to-maturity (fair value $71,688 at December 31, 2023 and $76,485 at December 31, 2022)	80,321	84,021
Other investments, at fair value	129,945	143,160
Loans held for sale, at fair value	9,213	7,918
Loans and leases
Commercial & industrial	3,501,221	3,410,272
Lease financing	474,817	236,124
Construction real estate	564,832	512,050
Commercial real estate	4,080,939	4,052,759
Residential real estate	1,333,674	1,092,265
Home equity	758,676	733,791
Installment	159,078	209,895
Credit card	59,939	51,815
Total loans and leases	10,933,176	10,298,971
Less: Allowance for credit losses	(141,433)	(132,977)
Net loans and leases	10,791,743	10,165,994
Premises and equipment	194,740	189,080
Operating leases	153,214	91,738
Goodwill	1,005,868	1,001,507
Other intangibles	83,949	93,919
Accrued interest and other assets	1,056,762	1,220,648
Total assets	$17,532,900	$17,003,316

Liabilities
Deposits
Interest-bearing demand	$2,993,219	$3,037,153
Savings	4,331,228	3,828,139
Time	2,718,390	1,700,705
Total interest-bearing deposits	10,042,837	8,565,997
Noninterest-bearing	3,317,960	4,135,180
Total deposits	13,360,797	12,701,177
FHLB short-term borrowings	800,000	1,130,000
Other short-term borrowings	137,814	157,156
Total short-term borrowings	937,814	1,287,156
Long-term debt	344,115	346,672
Total borrowed funds	1,281,929	1,633,828
Accrued interest and other liabilities	622,200	626,938
Total liabilities	15,264,926	14,961,943

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2023 and in 2022	1,638,972	1,634,605
Retained earnings	1,136,718	968,237
Accumulated other comprehensive income (loss)	(309,819)	(358,663)
Treasury stock, at cost, 9,140,550 shares in 2023 and 9,390,695 shares in 2022	(197,897)	(202,806)
Total shareholders' equity	2,267,974	2,041,373
Total liabilities and shareholders' equity	$17,532,900	$17,003,316

See Notes to Consolidated Financial Statements

46 First Financial Bancorp 2023 Annual Report

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2023	2022	2021
Interest income
Loans and leases, including fees	$743,770	$458,742	$385,535
Investment securities
Taxable	125,520	102,314	79,212
Tax-exempt	13,901	18,466	18,323
Total interest on investment securities	139,421	120,780	97,535
Other earning assets	19,813	5,484	147
Total interest income	903,004	585,006	483,217
Interest expense
Deposits	202,010	28,140	14,435
Short-term borrowings	53,378	19,132	198
Long-term borrowings	19,846	18,591	16,466
Total interest expense	275,234	65,863	31,099
Net interest income	627,770	519,143	452,118
Provision for credit losses - loan and lease losses	43,074	6,731	(19,024)
Provision for credit losses - unfunded commitments	33	4,982	903
Net interest income after provision for credit losses	584,663	507,430	470,239

Noninterest income
Service charges on deposit accounts	27,289	28,062	31,876
Wealth management fees	26,081	23,506	23,780
Bankcard income	14,039	14,380	14,300
Client derivative fees	5,155	5,441	7,927
Foreign exchange income	54,051	54,965	44,793
Leasing business income	51,322	31,574	0
Net gain from sales of loans	13,217	15,048	33,021
Net gain (loss) on sales/transfers of investment securities	(1,258)	(569)	(759)
Net gain (loss) on equity securities	206	(639)	702
Other	22,320	17,873	15,866
Total noninterest income	212,422	189,641	171,506

Noninterest expenses
Salaries and employee benefits	292,731	269,368	245,924
Net occupancy	22,990	22,208	22,142
Furniture and equipment	13,543	13,224	13,819
Data processing	35,852	33,662	31,363
Marketing	9,647	8,744	7,983
Communication	2,729	2,683	2,930
Professional services	9,926	9,734	11,676
State intangible tax	3,914	4,285	4,256
FDIC assessments	11,948	7,194	5,630
Intangible assets amortization	10,402	11,185	9,839
Leasing business expense	32,500	20,363	0
Other	32,307	52,699	45,250
Total noninterest expenses	478,489	455,349	400,812
Income before income taxes	318,596	241,722	240,933
Income tax expense	62,733	24,110	35,773
Net income	$255,863	$217,612	$205,160

Earnings per common share
Basic	$2.72	$2.33	$2.16
Diluted	$2.69	$2.30	$2.14
Average common shares outstanding - basic	93,938,772	93,528,712	95,034,690
Average common shares outstanding - diluted	95,096,067	94,586,851	95,897,385

See Notes to Consolidated Financial Statements
First Financial Bancorp 2023 Annual Report 47

Consolidated Statements of Comprehensive Income (Loss)

	Years ended December 31,
(Dollars in thousands)	2023	2022	2021
Net income	$255,863	$217,612	$205,160
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	43,967	(346,963)	(52,538)
Change in retirement obligation	906	(11,177)	4,066
Unrealized gain (loss) on derivatives	3,755	0	0
Unrealized gain (loss) on foreign currency exchange	216	(90)	(625)
Other comprehensive income (loss)	48,844	(358,230)	(49,097)
Comprehensive income (loss)	$304,707	$(140,618)	$156,063

See Notes to Consolidated Financial Statements

First Financial Bancorp 2023 Annual Report 48

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2021	104,281,794	$1,638,947	$720,429	$48,664	(6,259,865)	$(125,970)	$2,282,070

Net income			205,160				205,160
Other comprehensive income (loss)				(49,097)			(49,097)
Cash dividends declared:
Common stock at $0.92 per share			(88,116)				(88,116)
Purchase of common stock					(4,633,355)	(108,077)	(108,077)
Common stock issued in connection with business combinations		1,251			405,805	8,749	10,000
Exercise of stock options, net of shares purchased		(81)			6,936	145	64
Restricted stock awards, net of forfeitures		(9,394)			347,925	6,697	(2,697)
Share-based compensation expense		9,635					9,635
Balance at December 31, 2021	104,281,794	1,640,358	837,473	(433)	(10,132,554)	(218,456)	2,258,942

Net income			217,612				217,612
Other comprehensive income (loss)				(358,230)			(358,230)
Cash dividends declared:
Common stock at $0.92 per share			(86,848)				(86,848)
Exercise of stock options, net of shares purchased		(160)			15,660	337	177
Restricted stock awards, net of forfeitures		(18,972)			726,199	15,313	(3,659)
Share-based compensation expense		13,379					13,379
Balance at December 31, 2022	104,281,794	1,634,605	968,237	(358,663)	(9,390,695)	(202,806)	2,041,373

Net income			255,863				255,863
Other comprehensive income (loss)				48,844			48,844
Cash dividends declared:
Common stock at $0.92 per share			(87,382)				(87,382)
Exercise of stock options, net of shares purchased		(57)			4,855	105	48
Restricted stock awards, net of forfeitures		(10,474)			245,290	4,804	(5,670)
Share-based compensation expense		14,898					14,898
Balance at December 31, 2023	104,281,794	$1,638,972	$1,136,718	$(309,819)	(9,140,550)	$(197,897)	$2,267,974

See Notes to Consolidated Financial Statements
First Financial Bancorp 2023 Annual Report 49

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2023	2022	2021
Operating activities
Net income	$255,863	$217,612	$205,160
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	43,107	11,713	(18,121)
Depreciation and amortization	30,026	31,181	32,136
Stock-based compensation expense	14,898	13,379	9,635
Pension expense (income)	3,515	2,002	3,365
Net amortization (accretion) on investment securities	7,190	12,819	28,987
Net (gain) loss on sales/transfers of investments securities	1,258	569	759
Net (gain) loss on equity securities	(206)	639	(702)
Originations of loans held for sale	(294,037)	(368,574)	(794,524)
Net (gains) losses on sales of loans held for sale	(13,217)	(15,048)	(33,021)
Proceeds from sales of loans held for sale	302,609	375,122	825,102
Deferred income taxes	13,365	(3,505)	12,087
Amortization of operating leases	7,773	7,626	7,425
Payment of operating lease liability	(7,819)	(7,824)	(6,860)
Bank owned life insurance income	(5,033)	(2,287)	(1,833)
Decrease (increase) in interest receivable	(9,567)	(19,134)	6,463
(Decrease) increase in interest payable	40,305	6,652	(1,889)
Decrease (increase) in other assets	159,446	(226,398)	138,225
(Decrease) increase in other liabilities	(62,507)	164,302	(24,237)
Net cash provided by (used in) operating activities	486,969	200,846	388,157
Investing activities
Proceeds from sales of investment securities available-for-sale	92,187	277,082	375,276
Proceeds from calls, paydowns and maturities of securities available-for-sale	440,815	704,304	1,139,498
Purchases of securities available-for-sale	(96,745)	(641,643)	(2,418,290)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	3,902	14,640	34,563
Purchases of securities held-to-maturity	0	0	(1,000)
Proceeds from calls, paydowns and maturities of other securities	29,713	8	42,403
Purchases of other investment securities	(16,292)	(40,836)	(11,474)
Net decrease (increase) in interest-bearing deposits with other banks	(404,778)	(173,371)	(194,506)
Proceeds from sales of loans and leases held for investment	0	0	141,072
Net decrease (increase) in loans and leases	(665,861)	(987,088)	503,203
Proceeds from disposal of other real estate owned	288	192	1,278
Purchases of premises and equipment	(24,135)	(13,778)	(15,333)
Net change in operating leases	(61,476)	(29,475)	0
Life insurance death benefits	4,652	6,860	2,305
Net cash acquired (paid) from business combinations	(3,535)	0	(109,024)
Net cash provided by (used in) investing activities	(701,265)	(883,105)	(510,029)
Financing activities
Net (decrease) increase in total deposits	659,620	(170,777)	639,951
Net (decrease) increase in short-term borrowings	(349,342)	990,953	129,609
Payments on long-term borrowings	(3,313)	(64,018)	(463,382)
Cash dividends paid on common stock	(87,159)	(86,606)	(87,316)
Purchases of common stock	0	0	(108,077)
Proceeds from exercise of stock options	48	177	64
Net cash provided by (used in) financing activities	219,854	669,729	110,849
Cash and due from banks
Net (decrease) increase in Cash and due from banks	5,558	(12,530)	(11,023)
Cash and due from banks at beginning of year	207,501	220,031	231,054
Cash and due from banks at end of year	$213,059	$207,501	$220,031
	(continued on next page)

50 First Financial Bancorp 2023 Annual Report

	Year ended December 31,
(Dollars in thousands)	2023	2022	2021
Supplemental disclosures
Interest paid	$234,929	$59,512	$32,841
Income taxes paid	$10,076	$5,696	$17,689
Acquisition of other real estate owned through foreclosure	$387	$327	$98
Issuance of restricted stock awards	$12,503	$22,280	$12,231
Common stock issued in acquisitions	$0	$0	$10,000

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$(3,420)	$64	$62,916
Liabilities assumed	941	822	125,894
Goodwill	$4,361	$758	$62,978

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2023 Annual Report 51

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

Other investments. Other investments include holdings in FRB and FHLB stock, which are both carried at cost as well as equity securities, including class B Visa shares which do not have a readily determinable fair value and are therefore monitored for impairment. Changes in the fair value of equity securities with readily determinable fair values are recorded in Net gain (loss) on equity securities in the Consolidated Statements of Income.

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

52 First Financial Bancorp 2023 Annual Report

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

Nearly all of the HTM securities held by the Company are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. Accrued interest receivable on held-to maturity debt securities, which totaled $0.4 million as of both December 31, 2023 and 2022, is excluded by policy election from the estimate of credit losses.

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

If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit loss is recognized in other comprehensive income (loss). Changes in the allowance for credit losses are recorded as provision for credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on AFS debt securities, which totaled $15.3 million and $15.9 million as of December 31, 2023 and 2022, respectively, is excluded from the estimate of credit losses.

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
Utilizing third-party software, First Financial forecasts PD by using a parameterized transition matrix approach. Average transition matrices are calculated over the TTC period, which was defined as the period from December 2007 to December 2022. TTC transition matrices are adjusted under forward-looking macroeconomic expectations to obtain R&S forecasts.
First Financial Bancorp 2023 Annual Report 53

Notes to Consolidated Financial Statements
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

Loans that do not share risk characteristics are evaluated on an individual basis. First Financial will typically evaluate on an individual basis any nonaccrual loans greater than $250,000. When management determines that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs, as applicable. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

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

Legal Contingencies. First Financial and its subsidiaries may be parties to numerous claims and lawsuits as well as threatened or potential actions or claims concerning matters arising from the conduct of its business activities. The outcome of claims or litigation, and the timing of ultimate resolution are inherently difficult to predict and significant judgment may be required in the determination of both the probability of loss and whether the amount of the loss is reasonably estimable. First Financial's estimates are subjective and are based on the status of legal and regulatory proceedings, the merit of the Company’s defenses and consultation with internal and external legal counsel. An accrual for a potential litigation loss is established when information related to the loss contingency indicates both that a loss is probable and that the amount of loss can be reasonably estimated. This accrual, when required, is included in other liabilities in the Consolidated Balance Sheets and is adjusted from time to time as appropriate to reflect changes in circumstances. Legal expenses are recorded in Professional services expense in the Consolidated Statements of Income.

Premises and equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are principally computed on the straight-line method over the estimated useful lives of the assets. Useful lives generally range from 10 to 40 years for building and building improvements; 3 to 10 years for furniture, fixtures
54 First Financial Bancorp 2023 Annual Report

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

Bank-owned life insurance. First Financial purchases and is the owner and beneficiary of life insurance policies on the lives of certain employees. The Bank invests in these policies to provide an efficient form of funding for long-term retirement and other employee benefits costs. The policies are included within Accrued interest and other assets in the Consolidated Balance Sheets at each policy’s respective cash surrender value. Changes in the cash surrender value of these policies are recorded in Other noninterest income in the Consolidated Statements of Income.

Goodwill. When accounting for business combinations, the net assets of entities acquired by First Financial are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Goodwill and other intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment tests. The Company is required to evaluate goodwill for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable.

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. In testing goodwill for impairment, U.S. GAAP permits First Financial to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In this qualitative assessment, First Financial evaluates events and circumstances which may include, but are not limited to, the general economic environment, banking industry and market conditions, the Company's overall financial performance, the performance of the Company's common stock, the key financial performance metrics of the Bancorp’s reporting units and events affecting the reporting unit to determine if it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the quantitative impairment test is required or the decision to bypass the qualitative assessment is elected, the Bancorp performs the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, including goodwill.

When required, management's quantitative impairment analysis includes both an income and a market approach. The income approach utilizes a discounted cash flow model and the market approach utilizes a market multiple methodology and as well as a comparable transaction methodology. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections, changes in working capital estimates, company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and externally sourced bank peer group change in control premium, all of which are highly subjective and require significant judgment.

Changes in these key assumptions, as well as downturns in economic or business conditions, could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment. In 2023, management evaluated goodwill for impairment using a qualitative analysis.

Other intangible assets. Other intangible assets consist primarily of core deposit intangibles, customer list, MSR and other miscellaneous intangibles.

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
First Financial Bancorp 2023 Annual Report 55

Notes to Consolidated Financial Statements

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

The fair value of the mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the market value of the mortgage servicing rights, mortgage interest rates, which are used to determine prepayment rates and discount rates, are held constant over the estimated life of the portfolio. Mortgage servicing rights are reported in other assets and are amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.

Mortgage servicing rights are regularly evaluated for impairment based on the estimated fair value of those rights. The mortgage servicing rights are stratified by certain risk characteristics, primarily loan term and note rate. If impairment exists, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the fair value.

Other miscellaneous intangible assets also include purchase commissions, non-compete agreements and trade name intangibles.
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
56 First Financial Bancorp 2023 Annual Report

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

Deposits - Deposits generally include the unpaid balance of cash or its equivalent received or held by the Bank for its commercial and consumer customers. Deposits include both interest-bearing and noninterest-bearing balances. Interest expense incurred on interest-bearing deposits is recognized in accordance with applicable guidance in U.S. GAAP for these liabilities and is included in Interest expense in the Consolidated Statements of Income.

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

Interest rate client derivatives - First Financial utilizes matched interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. Upon entering into an interest rate swap with a
First Financial Bancorp 2023 Annual Report 57

Notes to Consolidated Financial Statements
borrower, the Bank simultaneously enters into an offsetting swap agreement with an institutional counterparty, with substantially matching terms. These matched interest rate swap agreements generally involve the receipt by First Financial of floating rate amounts from the counterparties in exchange for payments to these counterparties by First Financial of fixed rate amounts received from commercial borrowers over the life of the agreements.

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

Cash flow hedges - First Financial may enter into interest rate collars and floors, which are designated as cash flow hedges. These cash flow hedges are utilized to mitigate interest rate risk on variable-rate commercial loan pools. Changes in the fair value of cash flow hedges included in the assessment of hedge effectiveness are recorded in AOCI and reclassified from AOCI to current period earnings when the hedged item affects earnings. Reclassified gains and losses on interest rate contracts related to commercial and industrial loans are recorded within interest income in the Consolidated Statements of Income.

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

58 First Financial Bancorp 2023 Annual Report

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2023

In March, 2022, the FASB issued ASU 2022-02 - Financial Instruments—Credit Losses (Topic 326): Troubled Debt
Restructurings and Vintage Disclosures. This standard eliminates the accounting guidance on TDRs for creditors in ASC
310-40 and amends the guidance on “vintage disclosures” to require disclosure of current period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty.
The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for any entities that have adopted ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326):
Measurement of Credit Losses on Financial Instruments. The adoption of this standard resulted in amended disclosures in the
Company's Consolidated Financial Statements, but did not materially impact the Company's results of operations.

Standards Adopted in 2022

During the first quarter of 2022, the SEC issued SAB No. 121. This bulletin adds interpretive guidance on the accounting and disclosure of obligations to safeguard crypto assets held for platform users. This guidance was applicable no later than the financial statements covering the first interim or annual period ending after June 15, 2022. Management reviewed its business activities and determined SAB 121 was not impactful to the Company’s Consolidated Financial Statements as the Company did
not safeguard crypto assets at the time of adoption or as of December 31, 2023.

Standards Issued But Not Yet Adopted

In March, 2023, the FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting
for Investments in Tax Credit Structures Using the Proportional Amortization Method, that is intended to improve the accounting and disclosures for investments in tax credit structures. The ASU is a ratification of the FASB’s EITF consensus that was issued in December, 2022. The ASU allows reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements -- Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification. The ASU was issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements that the SEC believed were redundant, duplicative, overlapping, outdated, or superseded. The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. The effective date of ASU 2023-06 for each amendment will be the date on which the SEC’s removal of that related disclosure requirement from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. Entities would apply the amendments in ASU 2023-06 prospectively after the effective dates.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable investors to better understand an entity’s overall performance” and assess “potential future cash flows. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments are intended to address investors’ requests for income tax disclosures that provide more information to help them better understand an entity’s exposure to potential changes in tax laws and the ensuing risks and opportunities and to assess income tax information that affects cash flow forecasts and capital allocation decisions. The
First Financial Bancorp 2023 Annual Report 59

Notes to Consolidated Financial Statements
guidance also eliminates certain existing requirements related to uncertain tax positions and unrecognized deferred tax. The guidance is effective for annual periods beginning after December 15, 2024.

All of the new standards issued but not adopted are expected to result in amended disclosures in the Company's Consolidated Financial Statements; however, none are expected to materially impact the Company's results of operations.

3. Restrictions on Cash and Dividends

As of December 31, 2023 and 2022, First Financial had $21.6 million and $25.0 million, respectively, in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement included in Cash and due from banks on the Consolidated Balance Sheets. Additionally, First Financial had no required reserves with the FRB as of December 31, 2023 and 2022.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries; however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2023, First Financial's subsidiaries had retained earnings of $923.0 million, of which $248.7 million was available for distribution to First Financial without prior regulatory approval.

4. Investment Securities

During the year ended December 31, 2023, proceeds on the sale of $92.2 million of AFS securities resulted in losses of $1.3 million and insignificant gains. During the year ended December 31, 2022, proceeds on the sale of $277.1 million of AFS securities resulted in gains of $1.0 million and losses of $1.6 million. During the year ended December 31, 2021, proceeds on the sale of $375.3 million of AFS securities resulted in gains of $6.8 million and losses of $7.6 million. The impact to income tax expense from these sales was insignificant in all three years.

In 2023 and 2022, there were no reclassifications of HTM securities to AFS securities.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.6 billion at December 31, 2023 and $1.5 billion at December 31, 2022.

The following is table a summary of HTM and AFS investment securities as of December 31, 2023:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$34,904	$0	$(3,661)	$31,243
Securities of U.S. government agencies and corporations	0	0	0	0	81,790	0	(12,010)	69,780
Mortgage-backed securities - residential	0	0	0	0	744,546	2,034	(85,532)	661,048
Mortgage-backed securities - commercial	32,926	0	(4,628)	28,298	543,134	7	(35,911)	507,230
Collateralized mortgage obligations	7,970	0	(539)	7,431	478,744	181	(60,277)	418,648
Obligations of state and other political subdivisions	8,175	130	(215)	8,090	765,223	1,614	(114,320)	652,517
Asset-backed securities	0	0	0	0	600,055	6	(39,813)	560,248
Other securities	31,250	0	(3,381)	27,869	134,208	0	(13,796)	120,412
Total	$80,321	$130	$(8,763)	$71,688	$3,382,604	$3,842	$(365,320)	$3,021,126
60 First Financial Bancorp 2023 Annual Report

The following is a summary of HTM and AFS investment securities as of December 31, 2022:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$37,312	$0	$(4,616)	$32,696
Securities of U.S. government agencies and corporations	0	0	0	0	80,382	0	(13,914)	66,468
Mortgage-backed securities - residential	0	0	0	0	747,478	47	(97,462)	650,063
Mortgage-backed securities - commercial	35,363	0	(4,114)	31,249	676,934	2	(47,374)	629,562
Collateralized mortgage obligations	9,280	0	(827)	8,453	538,970	181	(61,439)	477,712
Obligations of state and other political subdivisions	8,128	105	(201)	8,032	832,066	565	(124,168)	708,463
Asset-backed securities	0	0	0	0	772,261	39	(60,975)	711,325
Other securities	31,250	0	(2,499)	28,751	142,015	0	(8,656)	133,359
Total	$84,021	$105	$(7,641)	$76,485	$3,827,418	$834	$(418,604)	$3,409,648

The following table provides a summary of investment securities by contractual maturity as of December 31, 2023, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals, due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$0	$0	$4,729	$4,721
Due after one year through five years	4,595	4,690	161,803	148,088
Due after five years through ten years	33,130	29,781	225,993	195,230
Due after ten years	1,700	1,488	623,600	525,913
Mortgage-backed securities - residential	0	0	744,546	661,048
Mortgage-backed securities - commercial	32,926	28,298	543,134	507,230
Collateralized mortgage obligations	7,970	7,431	478,744	418,648
Asset-backed securities	0	0	600,055	560,248
Total	$80,321	$71,688	$3,382,604	$3,021,126

Unrealized gains and losses on debt securities available-for-sale are generally due to fluctuations in current market yields relative to the yields of the securities at their amortized cost. All AFS securities with unrealized losses are reviewed quarterly to determine if any impairment exists, requiring a write-down to fair value. For AFS securities in an unrealized loss position, the Company first assesses whether it intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale in an unrealized loss position that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an allowance for credit losses is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis.

First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities prior to maturity or recovery of the recorded value. Additionally, based on the Company's credit assessment of AFS securities in an unrealized loss position, the Company recorded no reserves on investment securities for the twelve months ended December 31, 2023 or 2022.

First Financial Bancorp 2023 Annual Report 61

Notes to Consolidated Financial Statements
As of December 31, 2023, the Company's investment securities portfolio consisted of 1,018 securities, of which 783 were in an unrealized loss position. As of December 31, 2022, the Company's investment securities portfolio consisted of 1,251 securities, of which 891 were in an unrealized loss position.

Primarily all of First Financial's HTM debt securities are issued by U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. There were no HTM securities on nonaccrual status or past due as of December 31, 2023, or 2022.

Management measures expected credit losses on HTM debt securities on a collective basis by security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The Company did not record an ACL for these securities as of December 31, 2023 or 2022.

The following tables provide the fair value and gross unrealized losses on AFS investment securities in an unrealized loss position for which an allowance for credit losses was not recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2023
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$31,243	$(3,661)	$31,243	$(3,661)
Securities of U.S. government agencies and corporations	0	0	69,780	(12,010)	69,780	(12,010)
Mortgage-backed securities - residential	31,892	(483)	538,863	(85,049)	570,755	(85,532)
Mortgage-backed securities - commercial	1,772	(11)	495,451	(35,900)	497,223	(35,911)
Collateralized mortgage obligations	10,699	(157)	393,884	(60,120)	404,583	(60,277)
Obligations of state and other political subdivisions	15,155	(132)	562,740	(114,188)	577,895	(114,320)
Asset-backed securities	6,853	(15)	542,029	(39,798)	548,882	(39,813)
Other securities	14,605	(396)	105,807	(13,400)	120,412	(13,796)
Total	$80,976	$(1,194)	$2,739,797	$(364,126)	$2,820,773	$(365,320)

	December 31, 2022
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$2,383	$(46)	$30,313	$(4,570)	$32,696	$(4,616)
Securities of U.S. Government agencies and corporations	0	0	66,468	(13,914)	66,468	(13,914)
Mortgage-backed securities - residential	195,972	(10,413)	443,415	(87,049)	639,387	(97,462)
Mortgage-backed securities - commercial	440,207	(18,823)	175,530	(28,551)	615,737	(47,374)
Collateralized mortgage obligations	199,138	(12,453)	269,242	(48,986)	468,380	(61,439)
Obligations of state and other political subdivisions	295,913	(31,196)	368,673	(92,972)	664,586	(124,168)
Asset-backed securities	250,946	(9,410)	422,090	(51,565)	673,036	(60,975)
Other securities	118,262	(6,865)	9,959	(1,791)	128,221	(8,656)
Total	$1,502,821	$(89,206)	$1,785,690	$(329,398)	$3,288,511	$(418,604)

62 First Financial Bancorp 2023 Annual Report

The following tables provide the fair value and gross unrealized losses on HTM investment securities in an unrealized loss position for which an allowance for credit losses was not recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2023
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	0	0	0	0	0	0
Mortgage-backed securities - commercial	0	0	28,298	(4,628)	28,298	(4,628)
Collateralized mortgage obligations	0	0	7,431	(539)	7,431	(539)
Obligations of state and other political subdivisions	1,128	(3)	1,488	(212)	2,616	(215)
Asset-backed securities	0	0	0	0	0	0
Other securities	0	0	27,869	(3,381)	27,869	(3,381)
Total	$1,128	$(3)	$65,086	$(8,760)	$66,214	$(8,763)

	December 31, 2022
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	0	0	0	0	0	0
Mortgage-backed securities - commercial	17,656	(2,197)	13,593	(1,917)	31,249	(4,114)
Collateralized mortgage obligations	6,317	(606)	2,136	(221)	8,453	(827)
Obligations of state and other political subdivisions	5,160	(201)	0	0	5,160	(201)
Asset-backed securities	0	0	0	0	0	0
Other securities	7,081	(418)	21,670	(2,081)	28,751	(2,499)
Total	$36,214	$(3,422)	$37,399	$(4,219)	$73,613	$(7,641)

For further detail on the fair value of investment securities, see Note 23 – Fair Value Disclosures.

First Financial Bancorp 2023 Annual Report 63

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

First Financial considers repayment performance to be the best indicator of credit quality for consumer loans. Consumer loans that have principal and interest payments that are past due by 90 days or more are generally classified as nonperforming. In 2022 and all years prior that are presented below, consumer loans that have been modified in a TDR are classified as nonperforming.

64 First Financial Bancorp 2023 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2023 by risk attribute and origination date as well as detailing current period chargeoffs by year of origination:

(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$848,448	$736,213	$414,460	$265,143	$113,296	$226,970	$2,604,530	$774,080	$3,378,610
Special mention	0	13,373	4,970	882	19,560	1,328	40,113	8,882	48,995
Substandard	3,133	21,505	11,483	1,205	1,023	9,990	48,339	25,277	73,616
Doubtful	0	0	0	0	0	0	0	0	0
Total	$851,581	$771,091	$430,913	$267,230	$133,879	$238,288	$2,692,982	$808,239	$3,501,221
YTD Gross chargeoffs	$10	$2,978	$7,267	$7,055	$936	$929	$19,175	$0	$19,175
Lease financing
Pass	$261,064	$186,997	$6,404	$1,189	$2,222	$523	$458,399	$0	$458,399
Special mention	4,761	8,047	0	0	0	0	12,808	0	12,808
Substandard	1,407	1,961	97	0	145	0	3,610	0	3,610
Doubtful	0	0	0	0	0	0	0	0	0
Total	$267,232	$197,005	$6,501	$1,189	$2,367	$523	$474,817	$0	$474,817
YTD Gross chargeoffs	$0	$0	$4,423	$0	$0	$0	$4,423	$0	$4,423
Construction real estate
Pass	$170,259	$208,446	$108,886	$27,686	$7,784	$6,165	$529,226	$19,275	$548,501
Special mention	0	0	0	16,331	0	0	16,331	0	16,331
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$170,259	$208,446	$108,886	$44,017	$7,784	$6,165	$545,557	$19,275	$564,832
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0	$0	$0	$0
Commercial real estate - investor
Pass	$468,579	$595,423	$473,325	$261,794	$554,893	$636,598	$2,990,612	$39,668	$3,030,280
Special mention	7,894	9,345	12,134	110	32,756	14,204	76,443	0	76,443
Substandard	0	0	0	6,238	0	25,668	31,906	0	31,906
Doubtful	0	0	0	0	0	0	0	0	0
Total	$476,473	$604,768	$485,459	$268,142	$587,649	$676,470	$3,098,961	$39,668	$3,138,629
YTD Gross chargeoffs	$0	$0	$859	$2,030	$0	$3,119	$6,008	$0	$6,008
Commercial real estate - owner
Pass	$138,932	$175,336	$130,240	$138,919	$86,182	$215,458	$885,067	$22,639	$907,706
Special mention	396	45	179	2,403	462	19,807	23,292	0	23,292
Substandard	0	0	3,919	835	1,324	5,234	11,312	0	11,312
Doubtful	0	0	0	0	0	0	0	0	0
Total	$139,328	$175,381	$134,338	$142,157	$87,968	$240,499	$919,671	$22,639	$942,310
YTD Gross chargeoffs	$0	$0	$0	$2,643	$1	$71	$2,715	$0	$2,715
Residential real estate
Performing	$325,304	$234,583	$255,964	$188,212	$101,663	$210,583	$1,316,309	$0	$1,316,309
Nonperforming	243	917	2,584	3,496	2,160	7,965	17,365	0	17,365
Total	$325,547	$235,500	$258,548	$191,708	$103,823	$218,548	$1,333,674	$0	$1,333,674
YTD Gross chargeoffs	$0	$0	$8	$1	$27	$3	$39	$0	$39
Home equity
Performing	$28,979	$23,175	$29,084	$32,917	$9,883	$22,419	$146,457	$606,183	$752,640
Nonperforming	20	69	258	162	138	317	964	5,072	6,036
Total	$28,999	$23,244	$29,342	$33,079	$10,021	$22,736	$147,421	$611,255	$758,676
YTD Gross chargeoffs	$0	$0	$7	$0	$174	$159	$340	$0	$340
Installment
Performing	$16,026	$39,212	$22,961	$3,923	$1,691	$3,768	$87,581	$68,673	$156,254
Nonperforming	196	1,142	742	12	12	30	2,134	690	2,824
Total	$16,222	$40,354	$23,703	$3,935	$1,703	$3,798	$89,715	$69,363	$159,078
YTD Gross chargeoffs	$168	$3,189	$2,903	$154	$5	$23	$6,442	$0	$6,442

First Financial Bancorp 2023 Annual Report 65

Notes to Consolidated Financial Statements

Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$59,438	$59,438
Nonperforming	0	0	0	0	0	0	0	501	501
Total	$0	$0	$0	$0	$0	$0	$0	$59,939	$59,939
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0	$0	$1,173	$1,173
Grand Total Loans	$2,275,641	$2,255,789	$1,477,690	$951,457	$935,194	$1,407,027	$9,302,798	$1,630,378	$10,933,176
Grand Total YTD Gross Chargeoffs	$178	$6,167	$15,467	$11,883	$1,143	$4,304	$39,142	$1,173	$40,315

66 First Financial Bancorp 2023 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2022 by risk attribute and origination date:

(Dollars in thousands)	2022	2021	2020	2019	2018	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$879,836	$561,890	$348,123	$209,758	$112,282	$206,656	$2,318,545	$971,080	$3,289,625
Special mention	2,740	13,821	4,125	14,047	8,523	5,544	48,800	18,055	66,855
Substandard	2,335	5,176	11,886	8,016	3,331	13,812	44,556	9,236	53,792
Doubtful	0	0	0	0	0	0	0	0	0
Total	$884,911	$580,887	$364,134	$231,821	$124,136	$226,012	$2,411,901	$998,371	$3,410,272
Lease financing
Pass	$167,035	$25,638	$13,705	$12,797	$9,402	$2,930	$231,507	$0	$231,507
Special mention	0	0	70	0	0	0	70	0	70
Substandard	4,363	0	0	164	11	9	4,547	0	4,547
Doubtful	0	0	0	0	0	0	0	0	0
Total	$171,398	$25,638	$13,775	$12,961	$9,413	$2,939	$236,124	$0	$236,124
Construction real estate
Pass	$89,116	$276,639	$96,823	$4,902	$390	$353	$468,223	$23,266	$491,489
Special mention	0	14,395	0	0	6,166	0	20,561	0	20,561
Substandard	0	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0	0
Total	$89,116	$291,034	$96,823	$4,902	$6,556	$353	$488,784	$23,266	$512,050
Commercial real estate - investor
Pass	$643,174	$470,085	$301,510	$719,699	$300,772	$508,639	$2,943,879	$26,153	$2,970,032
Special mention	0	13,090	23,111	9,297	26,079	13,804	85,381	861	86,242
Substandard	0	6,950	6	4,025	17,178	9,631	37,790	0	37,790
Doubtful	0	0	0	0	0	0	0	0	0
Total	$643,174	$490,125	$324,627	$733,021	$344,029	$532,074	$3,067,050	$27,014	$3,094,064
Commercial real estate - owner
Pass	$165,411	$155,041	$170,587	$101,137	$112,063	$211,377	$915,616	$11,125	$926,741
Special mention	0	0	0	1,479	0	14,040	15,519	0	15,519
Substandard	0	525	844	5,114	3,501	6,451	16,435	0	16,435
Doubtful	0	0	0	0	0	0	0	0	0
Total	$165,411	$155,566	$171,431	$107,730	$115,564	$231,868	$947,570	$11,125	$958,695
Residential real estate
Performing	$320,676	$274,816	$205,948	$110,745	$51,583	$114,642	$1,078,410	$0	$1,078,410
Nonperforming	414	1,615	1,286	2,554	1,755	6,231	13,855	0	13,855
Total	$321,090	$276,431	$207,234	$113,299	$53,338	$120,873	$1,092,265	$0	$1,092,265
Home equity
Performing	$26,411	$33,414	$38,226	$11,733	$8,051	$24,985	$142,820	$585,712	$728,532
Nonperforming	5	136	298	78	104	430	1,051	4,208	5,259
Total	$26,416	$33,550	$38,524	$11,811	$8,155	$25,415	$143,871	$589,920	$733,791
Installment
Performing	$100,256	$38,694	$7,244	$3,915	$2,861	$3,242	$156,212	$51,854	$208,066
Nonperforming	650	794	18	6	20	42	1,530	299	1,829
Total	$100,906	$39,488	$7,262	$3,921	$2,881	$3,284	$157,742	$52,153	$209,895
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$51,287	$51,287
Nonperforming	0	0	0	0	0	0	0	528	528
Total	$0	$0	$0	$0	$0	$0	$0	$51,815	$51,815
Grand Total	$2,402,422	$1,892,719	$1,223,810	$1,219,466	$664,072	$1,142,818	$8,545,307	$1,753,664	$10,298,971

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

First Financial Bancorp 2023 Annual Report 67

Notes to Consolidated Financial Statements
Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2023
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$1,717	$733	$4,822	$7,272	$3,493,949	$3,501,221	$376
Lease financing	790	1,028	4,224	6,042	468,775	474,817	1,151
Construction real estate	0	0	0	0	564,832	564,832	0
Commercial real estate-investor	19	16,455	6,238	22,712	3,115,917	3,138,629	0
Commercial real estate-owner	269	205	5,290	5,764	936,546	942,310	0
Residential real estate	4,786	1,929	3,744	10,459	1,323,215	1,333,674	0
Home equity	1,998	1,082	1,919	4,999	753,677	758,676	0
Installment	1,157	864	669	2,690	156,388	159,078	0
Credit card	320	211	501	1,032	58,907	59,939	501
Total	$11,056	$22,507	$27,407	$60,970	$10,872,206	$10,933,176	$2,028

	As of December 31, 2022
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$5,375	$72	$501	$5,948	$3,404,324	$3,410,272	$0
Lease financing	5,212	1,052	843	7,107	229,017	236,124	742
Construction real estate	0	0	0	0	512,050	512,050	0
Commercial real estate-investor	0	0	0	0	3,094,064	3,094,064	0
Commercial real estate-owner	26	5,216	44	5,286	953,409	958,695	0
Residential real estate	4,254	2,074	3,260	9,588	1,082,677	1,092,265	0
Home equity	1,725	729	1,209	3,663	730,128	733,791	0
Installment	874	490	414	1,778	208,117	209,895	0
Credit card	261	150	116	527	51,288	51,815	115
Total	$17,727	$9,783	$6,387	$33,897	$10,265,074	$10,298,971	$857

Financial Difficulty Modifications. Effective January 1, 2023, First Financial prospectively adopted ASU 2022-02 which eliminated the accounting for TDRs while establishing a new standard for the treatment of modifications made to borrowers experiencing financial difficulties, defined by First Financial as FDMs. As such, effective with the adoption of the standard, the Company prospectively will not include FDMs in the calculation of nonperforming loans, nonperforming assets or classified assets. Prior period data, which included TDRs, has not been adjusted.

FDM might result when a borrower is in financial distress, and may be in the form of principal forgiveness, an interest rate reduction, a term extension or an other-than-insignificant payment delay. In some cases, the Company might provide multiple types of modifications for a single loan. One type of modification, such as payment delay, may be granted initially, however, if the borrower continues to experience financial difficulty, another modification, such as term extension and/or interest rate reduction might be granted. Loans included in the "combination" column in the table that follows have more than one modification made to the same loan within the current reporting period. Additionally, modifications with a term extension or interest rate reduction are intended to reduce the borrower’s monthly payment, while modifications with a payment delay, which typically allow borrowers to make monthly payments, interest only payments for a period of time, are structured to cure the payment defaults by making delinquent payments due at maturity. Payment deferrals may be up to one year and have minimal financial impact since the deferred payments are paid at maturity.
68 First Financial Bancorp 2023 Annual Report

The following table provides the amortized cost basis of FDM that had a payment default during the year ended December 31, 2023 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty during the year by class and type of modification:

	Year ended December 31, 2023
(Dollars in thousands)	Principal forgiveness	Payment delay	Term extension	Interest rate reduction	Combination: Term extension and interest rate reduction	Total	Percent of total class of loans
Commercial & industrial	$0	$1,181	$3,329	$0	$0	$4,510	0.13%
Residential real estate	0	1,889	96	0	55	2,040	0.15%
Home equity	0	181	0	0	0	181	0.02%
Total	$0	$3,251	$3,425	$0	$55	$6,731	0.06%

The following table provides the financial effect of FDM during the year ended December 31, 2023 by class of loans:

	Year ended December 31, 2023
(Dollars in thousands)	Principal forgiveness	Weighted average interest rate reduction	Weighted average term extension
Commercial & industrial	$0	0.00%	0.2 years
Residential real estate	0	2.00%	11.4 years
Total	$0	2.00%	0.7 years
.

The Company has committed to lend no additional amounts to the borrowers who have been classified as FDM. Additionally, there were 18 FDMs with a balance of $4.4 million that defaulted during the year ended December 31, 2023.

The Company closely monitors the performance of FDMs to understand the effectiveness of its modification efforts. The following table provides the performance of loans that have been modified since the January 1, 2023 adoption date of ASU 2022-02:

	Payment status as of
	December 31, 2023
(Dollars in thousands)	Current	30 – 59 days past due	60 – 89 days past due	> 89 days past due	Total
Commercial & industrial	$1,181	$821	$0	$2,508	$4,510
Residential real estate	1,021	500	240	279	2,040
Home equity	111	70	0	0	181
Total	$2,313	$1,391	$240	$2,787	$6,731

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

Nonperforming loans. Effective January 1, 2023, loans classified as nonaccrual are considered nonperforming. Prior to the adoption of ASU 2022-02, nonperforming loans included nonaccrual loans as well as TDRs.

First Financial individually reviews all nonperforming loan relationships greater than $250,000 to determine if a specific reserve is required based on the borrower’s overall financial condition, resources and payment record, support from guarantors
First Financial Bancorp 2023 Annual Report 69

Notes to Consolidated Financial Statements
and the realizable value of any collateral. Specific reserves are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

The following table provides information on nonperforming loans as of December 31:

	2023			2022			2021
(Dollars in thousands)	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual
Nonaccrual loans (1)
Commercial & industrial	$3,329	$12,417	$15,746	$6,692	$1,550	$8,242	$11,077	$6,285	$17,362
Lease financing	1,505	2,105	3,610	0	178	178	0	203	203
Construction real estate	0	0	0	0	0	0	0	0	0
Commercial real estate	16,356	11,628	27,984	5,216	570	5,786	17,716	1,796	19,512
Residential real estate	0	14,067	14,067	0	10,691	10,691	0	8,305	8,305
Home equity	0	3,476	3,476	0	3,123	3,123	0	2,922	2,922
Installment	0	870	870	0	603	603	0	88	88
Total nonaccrual loans	$21,190	$44,563	$65,753	$11,908	$16,715	$28,623	$28,793	$19,599	$48,392

Interest income effect							2023	2022	2021
Gross amount of interest that would have been recorded under original terms							$5,694	$3,247	$5,132
Interest included in income
Nonaccrual loans							1,673	1,134	1,618
Troubled debt restructurings							0	424	314
Total interest included in income							1,673	1,558	1,932
Net impact on interest income							$4,021	$1,689	$3,200

Commitments outstanding to borrowers with nonaccrual loans							$0	$0	$0
(1) Nonaccrual loans include nonaccrual TDRs of $10.0 million and $16.0 million as of December 31, 2022 and 2021, respectively.

70 First Financial Bancorp 2023 Annual Report

A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral dependent loans by class of loan.

	December 31, 2023
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$10,952		$0	$3,869	$0	$0	$925	$15,746
Lease financing	0		0	3,610	0	0	0	3,610
Commercial real estate-investor	0		22,694	0	0	0	0	22,694
Commercial real estate-owner	0		3,397	1,893	0	0	0	5,290
Residential real estate	0		0	0	0	14,067	0	14,067
Home equity	0		0	0	0	3,476	0	3,476
Installment	0		0	0	0	0	870	870
Total	$10,952	10952000	$26,091	$9,372	$0	$17,543	$1,795	$65,753

	December 31, 2022
	Type of Collateral
(Dollar in thousands)	Business assets		Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$8,205		$0	$0	$0	$0	$37	$8,242
Lease financing	0		0	178	0	0	0	178
Commercial real estate-investor	0		353	0	0	22	0	375
Commercial real estate-owner	0		3,399	1,893	119	0	0	5,411
Residential real estate	0		0	0	0	10,691	0	10,691
Home equity	0		0	0	0	3,123	0	3,123
Installment	0		0	0	0	0	603	603
Total	$8,205		$3,752	$2,071	$119	$13,836	$640	$28,623

Lease financing - Lessor. First Financial originates both sales-type and direct financing leases, and the Company manages and reviews lease residuals in accordance with its credit policies. Payments are generally fixed, however, in some agreements, lease payments may be indexed. Sales-type lease contracts contain the ability to purchase the underlying equipment at lease maturity and profit or loss is recognized at lease commencement.  Direct financing leases are generally three to five years in length and may be extended at maturity, however, early cancellation may result in a fee to the borrower.  For direct financing leases, the net unearned income is deferred and amortized over the life of the lease.

The components of the Company's net investments in direct financing and sales-type leases, which are included in Lease financing on the Consolidated Balance Sheets are as follows:

(Dollar in thousands)	December 31, 2023	December 31, 2022
Direct financing leases
Lease receivables	$16,272	$35,081
Unguaranteed residual values	11,402	16,058
Sales-type leases
Lease receivables	444,144	184,985
Unguaranteed residual values	2,999	0
Total net investment in direct financing and sales-type leases	$474,817	$236,124
First Financial Bancorp 2023 Annual Report 71

Notes to Consolidated Financial Statements

Interest income for direct financing and sales-type leases was $25.2 million, $11.8 million and $2.7 million for the years ended December 31, 2023, 2022 and 2021, respectively.

The remaining maturities of lease receivables were as follows:

(Dollars in thousands)	Direct financing and Sales-type
2024	$139,108
2025	129,796
2026	109,181
2027	82,552
2028	38,694
Thereafter	30,422
Total lease payments	529,753
Less: unearned interest income	(69,337)
Net lease receivables	$460,416

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2023	2022	2021
Balance at beginning of year	$191	$98	$1,287
Additions
Commercial real estate	0	0	98
Residential real estate	387	327	0
Total additions	387	327	98
Disposals
Commercial real estate	0	(98)	(947)
Residential real estate	(288)	(94)	(331)
Total disposals	(288)	(192)	(1,278)
Valuation adjustments
Commercial real estate	0	0	(9)
Residential real estate	(184)	(42)	0
Total valuation adjustments	(184)	(42)	(9)
Balance at end of year	$106	$191	$98

6. Allowance for Credit Losses

Allowance for credit losses - loans and leases. The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the borrower or a guarantor or from the liquidation of collateral. Cumulative recovery payments credited to the ACL for any loan do not exceed the amount charged-off. Accrued interest receivable on loans and leases, which totaled $56.9 million and $47.5 million as of December 31, 2023 and December 31, 2022, respectively, is excluded from the estimate of credit losses.

Management estimates the allowance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience paired with economic
72 First Financial Bancorp 2023 Annual Report

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

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the ACL using the following methods:

Commercial and industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects. C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners. C&I loans also include ABL, equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector and commission-based loans to insurance agents and brokers. ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment. In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets. Within the insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business. Expected default activity in the C&I portfolio is based on forecasted manufacturing overtime hours and business bankruptcies. Changes in forecasted expectations for these economic variables could result in volatility in the Company’s ACL in future periods.

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

The ACL model for leases sources expected default rates from the C&I portfolio model. Therefore, changes in forecasted expectations for manufacturing overtime hours and business bankruptcies could result in volatility in the Company's ACL as it pertains to finance leases in future periods.

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

The construction ACL model is adjusted for forecasted changes in rental vacancy rates in the Bank’s geographic footprint and the housing price index. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

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

First Financial models owner-occupied and investor CRE separately when determining the ACL. For owner occupied CRE, the model is adjusted for forecasted changes in S&P 500 performance, CRE prices, and business bankruptcies. The investor CRE loans model is adjusted by forecasted S&P 500 performance, the return on rental property (NCREIF Property Index) and business bankruptcies. Changes in forecasted expectations for these economic variables could result in volatility in the Company’s ACL in future periods.

Residential real estate – Residential real estate loans represent loans to consumers for the financing of a residence. These loans generally have a 15 to 30 year term and a fixed interest rate, but may have a shorter term to maturity or an adjustable interest rate. In most cases, these loans are extended to borrowers to finance their primary residence. First Financial sells residential real estate loan originations into the secondary market on both servicing retained and servicing released bases. Residential real
First Financial Bancorp 2023 Annual Report 73

Notes to Consolidated Financial Statements
estate loans are generally underwritten to secondary market lending standards, utilizing underwriting processes that rely on empirical data to assess credit risk as well as analysis of the borrower's ability to repay their obligations, credit history, the amount of any down payment and the market value or other characteristics of the property. First Financial also offers a residential mortgage product that features similar borrower credit characteristics but a more streamlined underwriting process than typically required to sell to government-sponsored enterprises and thus is retained on the Consolidated Balance Sheets.

The residential real estate ACL model is adjusted for forecasted changes in household price index, housing starts, mortgage debt service ratio, home sales, and disposable income. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Home equity – Home equity lending includes both term loans and revolving lines of credit secured by a first or second lien on the borrower’s residence. Home equity lending underwriting considerations include the borrower's credit history as well as debt-to-income and loan-to-value policy limits.

The home equity ACL model is adjusted for forecasted changes in personal bankruptcies and outstanding consumer credit. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Installment – Installment lending consists of consumer loans not secured by real estate, including loans secured by automobiles and unsecured personal loans.

The installment ACL model is adjusted for forecasted changes in household consumer debt service ratio, outstanding consumer credit and CPI. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

Credit card – Credit card lending consists of secured and unsecured revolving lines of credit to consumer and business customers. Credit card lines are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change, but lines are unconditionally cancellable by the Company at any time.

The credit card ACL model is adjusted for forecasted changes in prime rate, outstanding consumer credit and household mortgage debt service ratio. Changes in forecasted expectations for these economic variables could result in volatility in the Company's ACL in future periods.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts, and slower prepayment speeds. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress, such as franchise, office, hotel and investor commercial real estate lending when making qualitative adjustments to the ACL model.

First Financial's ACL is influenced by loan volumes, risk rating migration or delinquency status, and other conditions impacting loss expectations, such as reasonable and supportable forecasts of economic conditions.  For the twelve months ended December 31, 2023, the ACL increased slightly as the impact from slower prepayment speeds and loan growth were partially offset by improvements in economic forecasts and credit quality. For the twelve months ended, December 31, 2022, the ACL was relatively stable as strong loan growth and slower prepayment speeds offset the impact from stable credit quality.
74 First Financial Bancorp 2023 Annual Report

Changes in the allowance by loan category as of December 31 were as follows:

	2023
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$42,313	$3,571	$13,527	$41,106	$12,684	$12,447	$4,945	$2,384	$132,977
Provision for credit losses	19,647	13,162	(2,524)	(3)	5,196	600	5,944	1,052	43,074
Gross charge-offs	(19,175)	(4,423)	0	(8,723)	(39)	(340)	(6,442)	(1,173)	(40,315)
Recoveries	1,534	55	0	2,523	247	615	441	282	5,697
Total net charge-offs	(17,641)	(4,368)	0	(6,200)	208	275	(6,001)	(891)	(34,618)
Ending allowance for credit losses	$44,319	$12,365	$11,003	$34,903	$18,088	$13,322	$4,888	$2,545	$141,433

	2022
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$44,052	$1,633	$11,874	$53,420	$6,225	$9,643	$1,097	$4,048	$131,992
Provision for credit losses	3,221	2,041	1,653	(12,951)	6,509	2,066	5,232	(1,040)	6,731
Gross charge-offs	(5,899)	(152)	0	(3,667)	(224)	(160)	(1,549)	(907)	(12,558)
Recoveries	939	49	0	4,304	174	898	165	283	6,812
Total net charge-offs	(4,960)	(103)	0	637	(50)	738	(1,384)	(624)	(5,746)
Ending allowance for credit losses	$42,313	$3,571	$13,527	$41,106	$12,684	$12,447	$4,945	$2,384	$132,977

	2021
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Beginning balance, prior to adoption of ASC 326	$51,454	$995	$21,736	$76,795	$8,560	$11,869	$1,215	$3,055	$175,679
Purchase accounting ACL for PCD	0	17	0	0	0	0	0	0	17
Provision for credit losses	6,606	621	(8,367)	(14,689)	(2,436)	(2,376)	65	1,552	(19,024)
Gross charge-offs	(15,620)	0	(1,498)	(13,471)	(127)	(1,073)	(334)	(780)	(32,903)
Recoveries	1,612	0	3	4,785	228	1,223	151	221	8,223
Total net charge-offs	(14,008)	0	(1,495)	(8,686)	101	150	(183)	(559)	(24,680)
Ending allowance for credit losses	$44,052	$1,633	$11,874	$53,420	$6,225	$9,643	$1,097	$4,048	$131,992

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

The ACL on unfunded commitments was $18.4 million as of December 31, 2023 and December 31, 2022. First Financial recorded immaterial provision expense related to the ACL on unfunded commitments for the twelve months ended December 31, 2023 but recorded $5.0 million and $0.9 million of provision expense related to the ACL on unfunded commitments for the twelve months ended December 31, 2022, and 2021, respectively.
First Financial Bancorp 2023 Annual Report 75

Notes to Consolidated Financial Statements
7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2023	2022
Land and land improvements	$48,575	$49,016
Buildings	162,423	157,620
Furniture and fixtures	72,580	69,855
Leasehold improvements	32,060	32,515
Construction in progress	8,413	5,644
	324,051	314,650

Less: Accumulated depreciation and amortization	129,311	125,570
Total	$194,740	$189,080

Depreciation expense recorded on premises and equipment in 2023, 2022 and 2021 was $13.3 million, $12.9 million and $14.1 million, respectively.

8.  Leases - Lessee

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. For contracts where First Financial is a lessee, the recipient of the right to control, substantially all of those agreements are for real estate property for branches, ATM locations and office space.

Substantially all of the Company's leases are classified as operating leases. Under Accounting Topic 842, operating lease agreements are required to be recognized on the Consolidated Balance Sheets as a ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a ROU asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $54.2 million and $54.3 million at December 31, 2023 and 2022, respectively. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $64.5 million and $64.5 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheet at December 31, 2023 and 2022, respectively.

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

The components of lease expense for the years ended December 31, 2023, 2022 and 2021 were as follows:
76 First Financial Bancorp 2023 Annual Report

(Dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2021
Operating lease cost	$7,773	$7,626	$7,425
Short-term lease cost	0	8	108
Variable lease cost	3,107	2,827	2,621
Total operating lease cost	$10,880	$10,461	$10,154

Future minimum commitments due under these lease agreements as of December 31, 2023 are as follows:

(Dollars in thousands)	Operating leases
2024	$7,962
2025	7,701
2026	7,509
2027	7,181
2028	7,117
Thereafter	43,793
Total lease payments	81,263
Less: imputed interest	(16,779)
Total	$64,484

The weighted average lease term and discount rate for the Company's operating leases were as follows:

	December 31, 2023	December 31, 2022	December 31, 2021
Operating leases
Weighted-average remaining lease term	12.3 years	13.1 years	13.9 years
Weighted-average discount rate	3.43%	3.29%	3.25%

Supplemental cash information at year end related to leases was as follows:

(Dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$7,819	$7,824	$6,860
ROU assets obtained in exchange for lease obligations
Operating leases	6,585	4,730	6,076

9.  Operating Leases - Lessor

First Financial provides financing for various types of equipment through a operating leasing arrangements. Operating leases are carried at cost less accumulated depreciation in the Consolidated Balance Sheets. Operating leases were $153.2 million and $91.7 million at December 31, 2023 and December 31, 2022, respectively, net of accumulated depreciation of $62.1 million and $35.0 million at December 31, 2023 and December 31, 2022, respectively. The Company recorded lease income of $39.8 million and $24.5 million related to lease payments for operating leases in leasing business income in the Consolidated Statements of Income for the years ended December 31, 2023 and 2022, respectively. Depreciation expense related to operating lease equipment was $32.5 million and $20.4 million for the years ended December 31, 2023 and 2022, respectively.

First Financial performs assessments of the recoverability of long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable. First Financial recognized no impairment losses associated with operating lease assets for the twelve months ended December 31, 2023 or 2022. Recognized impairment losses, if any, would be recorded in Leasing business income in the Consolidated Statements of Income.

The future lease payments receivable from operating leases as of December 31, 2023 are as follows:
First Financial Bancorp 2023 Annual Report 77

(Dollars in thousands)	Undiscounted cash flows
2024	$44,105
2025	35,091
2026	24,871
2027	12,718
2028	5,682
Thereafter	2,863
Total operating lease payments	$125,330

10. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess of the purchase price of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2023, 2022 and 2021 are shown below.

(Dollars in thousands)	2023	2022	2021
Balance at beginning of year	$1,001,507	$1,000,749	$937,771
Goodwill resulting from business combinations	4,361	758	62,978
Balance at end of year	$1,005,868	$1,001,507	$1,000,749

In the first quarter of 2023, First Financial recorded $4.2 million of goodwill related to the acquisition of the assets of Brady Ware Capital. Brady Ware Capital specializes in buy-side and sell-side consulting services for mid-sized businesses. This acquisition is consistent with First Financial's approach of adding niche financial services to core banking capabilities and further expands its broad service offerings. In May 2023, First Financial also acquired Brady Ware Corporate Finance, a broker-dealer and member of FINRA. First Financial recorded $0.1 million of goodwill in connection with the acquisition of Brady Ware Corporate Finance. The fair value measurements of Brady Ware assets and liabilities are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available, and the measurement period ends in January 2024 for Brady Ware Capital. The measurement period for recording adjustments to the fair value of assets and liabilities ends in May 2024 for Brady Ware Corporate Finance.

In December 2021, First Financial recorded $63.0 million of goodwill resulting from the acquisition of Summit Funding Group, Inc. During 2022, First Financial recorded adjustments of $0.8 million to goodwill from the Summit merger. First Financial recorded its final adjustments to goodwill related to the Summit merger in the fourth quarter of 2022.

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial performed its most recent annual qualitative impairment test as of October 1, 2023 and no impairment was indicated. As of December 31, 2023, no events or changes in circumstances indicated that the fair value of the reporting unit was below its carrying value.

Other intangible assets. Other intangible assets consist primarily of core deposit intangibles, customer list, mortgage servicing rights and other miscellaneous intangibles, such as purchase commissions, non-compete agreements and trade name intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial's core deposit intangibles have an estimated weighted average remaining life of 4.3 years.

First Financial recorded a customer list intangible asset in conjunction with the Summit acquisition to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. The Summit customer list intangible asset is being amortized on a straight-line basis over its estimated useful life of 12 years and was $25.1 million and $27.6 million at December 31, 2023 and December 31, 2022, respectively. Additionally, First
78 First Financial Bancorp 2023 Annual Report

Financial recorded a customer list intangible asset in conjunction with the Bannockburn acquisition which is being amortized on a straight-line basis over its estimated useful life of 11 years and was $23.9 million and $27.5 million at December 31, 2023 and December 31, 2022, respectively.

Mortgage servicing rights represent the value of servicing fees First Financial expects to receive from the servicing responsibilities it retained when selling fixed and adjustable-rate residential mortgage loans. In those sales, First Financial retained servicing responsibilities and provided certain standard representations and warranties; however, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due. First Financial receives servicing fees based on a percentage of the outstanding balance. When First Financial sells mortgage loans with servicing rights retained, these servicing rights are initially recorded at fair value. First Financial has selected the “amortization method” as permissible within U.S. GAAP, whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income with respect to the underlying loan. At the end of each reporting period, the carrying value of MSRs is assessed for impairment with a comparison to fair value. MSRs are carried at the lower of their amortized cost or fair value. The amortization of MSRs is included within other noninterest income in the Consolidated Statements of Income.

Amortization expense recognized on intangible assets for 2023, 2022 and 2021 was $13.4 million, $14.3 million and $14.1 million, respectively, which includes MSR amortization of $3.0 million, $3.1 million and $4.3 million, respectively.

The gross carrying amount and accumulated amortization of other intangible assets were as follows:

(Dollars in thousands)	December 31, 2023		December 31, 2022
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortized intangible assets
Core deposit intangibles	$41,750	$(29,395)	$41,750	$(26,488)
Customer list	69,563	(20,553)	69,563	(14,457)
Other	10,960	(5,477)	14,079	(7,064)
Mortgage servicing rights	23,791	(6,690)	21,347	(4,811)
Total	$146,064	$(62,115)	$146,739	$(52,820)

The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)	Intangible amortization
2024	$9,193
2025	9,145
2026	9,092
2027	9,051
2028	6,842

First Financial Bancorp 2023 Annual Report 79

11. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2023 and 2022 were $300.1 million and $165.1 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2024	$2,441,560
2025	225,140
2026	33,439
2027	12,371
2028	5,612
Thereafter	268
Total	$2,718,390

12. Borrowings

Short-term borrowings, or borrowings that mature in less than one year, on the Consolidated Balance Sheets include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, federal funds purchased, overnight advances from the FHLB and a short-term line of credit.

The following is a summary of short-term borrowings for the last three years:

	2023		2022		2021
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased and securities sold under agreements to repurchase	$0	0.00%	$0	0.00%	$51,203	0.01%
FHLB borrowings	800,000	5.47%	1,130,000	4.58%	225,000	0.18%
Other short-term borrowings	137,814	5.33%	157,156	4.33%	20,000	1.90%
Total	$937,814	5.45%	$1,287,156	4.55%	$296,203	0.27%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$15,583	5.25%	$29,526	1.42%	$160,967	0.07%
FHLB borrowings	845,666	5.25%	672,928	2.37%	43,371	0.20%
Other short-term borrowings	158,221	5.18%	115,041	2.38%	165	1.92%
Total	$1,019,470	5.24%	$817,495	2.34%	$204,503	0.10%

All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities. As of both December 31, 2023 and 2022, the Bank had no securities sold under agreements to repurchase.

First Financial had outstanding FHLB advances included in short-term borrowings of $800.0 million as of December 31, 2023 and $1.1 billion outstanding short-term FHLB advances as of December 31, 2022. Additionally, at December 31, 2023 and 2022, other short-term borrowings included $137.8 million and $157.2 million, respectively, of collateral owed to counterparty banks by First Financial.

First Financial Bancorp 2021 Annual Report 80

First Financial also has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December, 2024, which is included in short-term borrowings. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of both December 31, 2023 and December 31, 2022, First Financial had no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of both December 31, 2023 and December 31, 2022. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

The following is a summary of First Financial's long-term debt:

	2023		2022
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$314,163	5.60%	$313,705	5.48%
Unamortized debt issuance costs	(1,613)	n/a	(1,998)	n/a
Notes issued in conjunction with acquisition of property and equipment	29,179	4.40%	32,492	4.44%
Capital lease liability	1,611	3.84%	1,698	3.82%
Capital loan with municipality	775	0.00%	775	0.00%
Total long-term debt	$344,115	5.51%	$346,672	5.40%

As of December 31, 2023, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2024	$6,773
2025	2,988
2026	5,355
2027	6,579
2028	2,620
Thereafter	319,800
Total	$344,115

In 2015, First Financial issued $120.0 million of subordinated notes, which have a fixed interest rate of 5.13% payable semiannually and mature in August 2025. These notes are not redeemable by the Company or callable by the holders of the notes prior to maturity. Subordinated notes are included in Long-term debt on the Consolidated Balance Sheets and treated as Tier 2 capital for regulatory capital purposes, subject certain limitations. When subordinated notes are within five years of maturity, the tier 2 capital eligibility reduces by 20% each year. This subordinated debt issued is eligible to be treated as Tier 2 capital for 20% of its original issuance amount at December 31, 2023 for regulatory capital purposes.

In April 2020, First Financial issued $150.0 million of fixed to floating rate subordinated notes. The subordinated notes have an initial fixed interest rate of 5.25% to, but excluding, May 15, 2025, payable semi-annually in arrears. From, and including, May 15, 2025, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to a benchmark rate, which is expected to be the then-current three-month term SOFR, plus 509 basis points, payable quarterly in arrears. The subordinated notes mature on May 15, 2030. These notes are redeemable by the Company in whole or in part beginning with the interest payment date of May 15, 2025. This subordinated debt issued in April 2020 that matures in May 2030, is eligible to be treated as Tier 2 capital for 100% of its original issuance amount at December 31, 2023 for regulatory capital purpose.

In addition, First Financial acquired $49.5 million of variable rate subordinated notes in the MSFG merger that were issued to previously formed trusts in exchange for the trust proceeds. These notes were recorded at fair value at the date of the MSFG merger and the Consolidated Balance Sheets include $44.2 million and $43.7 million for these notes at December 31, 2023 and December 31, 2022, respectively. Interest on the acquired subordinated notes is payable quarterly, in arrears, and the Company has the option to defer interest payments for a period not to exceed 20 consecutive quarters. These acquired subordinated notes mature 30 years after the date of original issuance and may be called at par following the 5 year anniversary of issuance. These variable rate subordinated notes are treated as Tier 1 capital for regulatory capital purposes.

First Financial Bancorp 2023 Annual Report 81

Notes to Consolidated Financial Statements
Additionally, long-term borrowings also included $29.2 million and $32.5 million of term notes, both with and without recourse, with an average interest rate of 4.40% and 4.44% at December 31, 2023 and 2022, respectively. These term notes were used to finance Summit's equity investment in the purchase of equipment to be leased to customers.

FHLB advances, both short-term and long-term, must be collateralized with qualifying assets, typically certain commercial and residential real estate loans, as well as certain government and agency securities. For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB, and at December 31, 2023, had collateral pledged with a book value of $6.2 billion.

13. Derivatives

First Financial maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce certain risks related to interest rate, prepayment and foreign currency volatility. Additionally, First Financial holds derivative instruments for the benefit of its commercial customers and for other business purposes. The Company does not enter into unhedged speculative derivative positions. The Company’s interest rate risk management strategy involves modifying the repricing characteristics of certain financial instruments so that changes in interest rates do not adversely affect First Financial’s net interest margin and cash flows. Derivative instruments that the Company may use as part of its interest rate risk management strategy include interest rate caps, floors, swaps, and foreign exchange contracts, to meet the needs of its clients while managing the interest and currency rate risk associated with certain transactions. First Financial may also utilize interest rate swaps to manage the interest rate risk profile of the Company. These derivatives are reported within Accumulated other comprehensive income (loss).
Interest rate payments are exchanged with counterparties based on the notional amount established in the interest rate agreement. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amount and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial does not use derivatives for speculative purposes.

First Financial manages this market value credit risk through counterparty credit policies including a review of total derivative notional position to total assets, total credit exposure to total capital and counterparty credit exposure risk.

For discussion of First Financial's accounting for derivative instruments, see Note 1 – Summary of Significant Accounting Policies.

Interest rate client derivatives. First Financial utilizes interest rate swaps as a means to offer commercial borrowers fixed rate funding while providing the Company with floating rate assets. These derivatives are classified as free-standing instruments with the revaluation gain or loss recorded in Client derivative fees in the Consolidated Statements of Income. While these derivatives represent economic hedges, they do not qualify as hedges for accounting purposes.

At December 31, 2023, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $2.2 billion, spread among six counterparties, with an estimated fair value of $95.7 million. At December 31, 2022, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $2.2 billion, spread among six counterparties, with an estimated fair value of $145.8 million.

First Financial monitors its derivative credit exposure to borrowers by monitoring the creditworthiness of the related loan customers through the Company's normal credit review processes. Additionally, the Company's monitors derivative credit risk exposure related to problem loans through the its ACL committee. First Financial considers the market value of a derivative instrument to be part of the carrying value of the related loan for these purposes as the borrower is contractually obligated to pay First Financial this amount in the event the derivative contract is terminated.

In connection with its use of derivative instruments, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

Foreign Exchange Contracts. First Financial may enter into foreign exchange derivative contracts for the benefit of commercial customers to hedge their exposure to foreign currency fluctuations. Similar to the hedging of interest rate risk from interest rate derivative contracts, First Financial also enters into foreign exchange contracts with major financial institutions to economically hedge a substantial portion of the exposure from client driven foreign exchange activity. These derivatives are
82 First Financial Bancorp 2023 Annual Report

classified as free-standing instruments with the revaluation gain or loss recorded in Foreign exchange income in the Consolidated Statements of Income. The Company has risk limits and internal controls in place to help ensure excessive risk is not being taken when providing this service to customers. These controls include a determination of currency volatility and credit equivalent exposure on these contracts. At December 31, 2023, the Company had total counterparty notional amount outstanding of $7.0 billion spread among five counterparties, with an estimated fair value of $23.9 million related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets. At December 31, 2022, the Company had total counterparty notional amounts outstanding of $7.7 billion spread among five counterparties, with an estimated fair value of $17.3 million.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

Cash Flow Hedges. In 2023, First Financial entered into interest rate collars and floors, which are designated as cash flow hedges. These cash flow hedges are utilized to mitigate interest rate risk on variable-rate commercial loan pools. As of December 31, 2023, the hedges were determined to be effective during the period and are expected to remain effective during the remaining terms. Changes in the fair value of cash flow hedges included in the assessment of hedge effectiveness are recorded in AOCI and reclassified from AOCI to current period earnings when the hedged item affects earnings. Reclassified gains and losses on interest rate contracts related to commercial and industrial loans are recorded within interest income in the Consolidated Statements of Income.

The structure of the interest rate collars is such that First Financial pays the counterparty an incremental amount if the collar index exceeds the cap rate. Conversely, First Financial receives an incremental amount if the index is below the floor rate. No payments are required if the collar index is between the cap and floor rates.

The structure of First Financial's interest rate floors is such that First Financial receives an incremental amount if the index falls below the floor strike rate. No payments are required if the index remains above the floor strike rate.

The notional value of the Company's cash flow hedges was $1.0 billion as of December 31, 2023, with the $3.8 million change in the fair value recorded in AOCI in the Consolidated Balance Sheet. There were no cash flow hedges outstanding at December 31, 2022. As of December 31, 2023, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows is 60 months. It is estimated that $0.7 million will be reclassified from OCI to interest income during the next 12 months.

The effect of derivative instruments in cash flow hedging relationships on the Consolidated Statements of Income were as follows:

		Twelve months ended
(Dollars in thousands)		December 31, 2023
Derivatives in Cash Flow Hedging Relationship	Location of Gain or (Loss) Reclassified from AOCI into income	Gain (loss) recognized in AOCI on Derivatives	Gain (loss) reclassified in AOCI on Derivatives
Interest rate contracts	Interest income/(expense)	$(3,755)	$237

The following table details the classification and amounts of interest rate derivatives, foreign exchange contracts and cash flow hedges recognized in the Consolidated Balance Sheets:
First Financial Bancorp 2023 Annual Report 83

Notes to Consolidated Financial Statements

	December 31, 2023			December 31, 2022
		Estimated fair value			Estimated fair value
(Dollars in thousands)	Notional amount	Gain (1)	Loss (2)	Notional amount	Gain (1)	Loss (2)
Derivatives not designated as qualifying hedging instruments
Client derivatives-instruments associated with loans (3)
Matched interest rate swaps with borrower	$2,172,714	$13,232	$(104,343)	$2,206,351	$5,057	$(147,759)
Matched interest rate swaps with counterparty	2,172,714	104,092	(13,232)	2,206,351	147,759	(5,057)
Foreign exchange contracts (4)
Matched foreign exchange contracts with customers	7,021,569	84,731	(60,825)	7,734,395	111,078	(93,804)
Matched foreign exchange contracts with counterparty	6,972,870	60,825	(84,731)	7,681,006	93,804	(111,078)
Derivatives not designated as qualifying hedging instruments	18,339,867	262,880	(263,131)	19,828,103	357,698	(357,698)

Derivatives designated as qualifying hedging instruments
Cash flow hedges (5)
Interest rate collars and floors on loan pools	1,000,000	0	(6,896)	0	0	0
Total derivatives designated as qualifying hedging instruments	1,000,000	0	(6,896)	0	0	0
Total	$19,339,867	$262,880	$(270,027)	$19,828,103	$357,698	$(357,698)
(1) Derivative assets are included in Accrued interest and other assets in the Consolidated Balance Sheets.
(2) Derivative liabilities are included in Accrued interest and other liabilities in the Consolidated Balance Sheets.
(3) Changes in fair value are included in Client derivative fees in the Consolidated Statements of Income.
(4) Changes in fair value are included in Foreign exchange income in the Consolidated Statements of Income.
(5) Changes in fair value are included in Accumulated comprehensive income in the Consolidated Balance sheets.

The following table discloses the gross and net amounts of client derivatives and foreign exchange contracts recognized in the Consolidated Balance Sheets:

	December 31, 2023			December 31, 2022
(Dollars in thousands)	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets	Gross amounts of recognized liabilities	Gross amounts offset in the Consolidated Balance Sheets	Net amounts of (assets)/liabilities presented in the Consolidated Balance Sheets
Client derivatives
Matched interest rate swaps	$117,324	$(270,678)	$(153,354)	$152,816	$(314,048)	$(161,232)
Foreign exchange contracts with counterparty	145,556	(55,959)	89,597	204,882	(101,945)	102,937
Cash flow hedges	(6,896)	4,886	(2,010)	0	0	0
Total	$255,984	$(321,751)	$(65,767)	$357,698	$(415,993)	$(58,295)

84 First Financial Bancorp 2023 Annual Report

The following table details the derivative financial instruments and the average remaining maturities at December 31, 2023:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$2,172,714	4.7	$(91,111)
Pay fixed, matched interest rate swaps with counterparty	2,172,714	4.7	90,860
Foreign exchange contracts
Foreign exchange contracts - pay USD	7,021,569	0.6	23,906
Foreign exchange contracts - receive USD	6,972,870	0.6	(23,906)
Total client derivatives	18,339,867	1.6	(251)

Cash flow hedges
Interest rate collars and floors on loan pools	1,000,000	3.5	(6,896)
Total cash flow hedges	1,000,000	3.5	(6,896)
Total client derivatives	$19,339,867	1.7	$(7,147)

At December 31, 2023, derivative collateral owed by the Company to counterparty banks was $116.2 million with $21.6 million restricted within cash and due from banks on the Company's Consolidated Balance Sheets and $137.8 million recorded in short-term borrowings. Derivative collateral owed by the Company to counterparty banks at December 31, 2022 was $132.2 million with $25.0 million restricted within cash and due from banks and $157.2 million recorded in short-term borrowings.

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes or sells a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will either make a payment or receive a payment from the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract. The total notional value of the purchased risk agreements totaled $232.5 million as of December 31, 2023 and $246.8 million as of December 31, 2022. The total notional value of the sold risk agreements totaled $109.2 million as of December 31, 2023 and $132.5 million as of December 31, 2022. The net fair value of these agreements is recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets and was $0.1 million at December 31, 2023 and insignificant at December 31, 2022.

Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2023, the notional amount of the IRLCs was $25.2 million and the notional amount of forward commitments was $25.5 million. As of December 31, 2022, the notional amount of IRLCs was $12.0 million and the notional amount of forward commitments was $15.3 million. The fair value of these agreements was $0.3 million at December 31, 2023 and $0.1 million at December 31, 2022 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets. The impact of these derivatives on Net gain on sale of loans in the Consolidated Statements of Income was a $0.7 million and $4.3 million gain for the years ended December 31, 2023 and 2022, respectively and a $3.3 million loss for the year ended December 31, 2021.

14. Commitments and Contingencies

First Financial offers a variety of financial instruments including letters of credit and outstanding commitments to extend credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contractual amounts of those instruments. First Financial estimates
First Financial Bancorp 2023 Annual Report 85

Notes to Consolidated Financial Statements
credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company in accordance with ASC 326. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for credit losses - unfunded commitments in the Consolidated Statements of Income. First Financial had $18.4 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of both December 31, 2023 and 2022.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of conditions established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments outstanding to extend credit, totaling $4.5 billion and $4.4 billion at December 31, 2023 and 2022, respectively. As of December 31, 2023, loan commitments with a fixed interest rate totaled $108.2 million while commitments with variable interest rates totaled $4.4 billion. At December 31, 2022, loan commitments with a fixed interest rate totaled $126.3 million while commitments with variable interest rates totaled $4.2 billion. The fixed rate loan commitments have interest rates ranging from 0.00% to 21.00% and maturities ranging from less than 1 year to 31.6 years for both December 31, 2023 and 2022.

The following table presents by type First Financial's loan balances and contractual obligations to extend credit:

	December 31, 2023		December 31, 2022
(dollars in thousands)	Unfunded commitment	Loan balance	Unfunded commitment	Loan balance
Commercial & industrial	$1,942,868	$3,501,221	$1,833,977	$3,410,272
Lease financing	0	474,817	6,842	236,124
Construction real estate	565,009	564,832	689,015	512,050
Commercial real estate-investor	101,689	3,138,629	107,205	3,094,064
Commercial real estate-owner	40,346	942,310	48,208	958,695
Residential real estate	98,686	1,333,674	74,089	1,092,265
Home equity	972,474	758,676	903,459	733,791
Installment	25,841	159,078	16,073	209,895
Credit card	235,686	59,939	225,864	51,815
Total	$3,982,599	$10,933,176	$3,904,732	$10,298,971

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s letters of credit consist of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit aggregating $34.9 million and $31.5 million at December 31, 2023, and 2022, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Risk participation agreements. First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amount of $341.7 million and $379.3 million at December 31, 2023 and 2022, respectively.

Affordable housing projects and other tax credit investments. First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2023, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments.

The following table summarizes First Financial's investments in affordable housing projects and other tax credit investments.

86 First Financial Bancorp 2023 Annual Report

(Dollars in thousands)		December 31, 2023		December 31, 2022
Investment	Accounting Method	Investment	Unfunded commitment	Investment	Unfunded commitment
LIHTC	Proportional amortization	$142,933	$80,465	$126,537	$70,690
HTC	Equity	19,798	14,043	17,108	11,955
NMTC	Equity	1,938	0	2,944	0
Renewable energy	Equity	23,981	1,857	11,851	1,689
Total		$188,650	$96,365	$158,440	$84,334

The following tables summarize First Financial's amortization expense and tax benefit recognized in affordable housing projects and other tax credit investments.

	Twelve months ended
	December 31, 2023		December 31, 2022		December 31, 2021
(Dollars in thousands)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)
LIHTC	$14,545	$(14,563)	$11,929	$(11,088)	$8,894	$(8,581)
HTC	0	(319)	0	(319)	1,116	(263)
NMTC	415	(210)	415	(210)	210	(210)
Renewable energy	0	0	23,411	(25,473)	11,467	(12,216)
Total	$14,960	$(15,092)	$35,755	$(37,090)	$21,687	$(21,270)

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

Like many banks, First Financial has been the subject of lawsuits relating to overdraft fees. This type of litigation is time consuming and expensive in large part due to the amount of data to be sorted and disclosed, in some cases going back multiple years. During the second and fourth quarters of 2021, First Financial determined that it was in its best interest to settle lawsuits in the states of Indiana and Ohio and had signed settlement agreements that were presented to the court for approval. As such, First Financial recorded legal settlement expenses of $7.1 million, which were recorded in Other noninterest expenses in the Consolidated Statements of Income during 2021. For years ended December 31, 2022 and 2021, legal settlement expenses of $3.3 million and $3.8 million were paid. No legal settlement expenses were accrued or paid in the year ended December 31, 2023.

Additionally, as part of the ordinary course of business, First Financial and its subsidiaries are parties to other litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2023. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2023 or December 31, 2022.

First Financial Bancorp 2023 Annual Report 87

Notes to Consolidated Financial Statements
15. Related Party Transactions

Outstanding balance of loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2023
Beginning balance	$5,618
Additions	810
Deductions	(3,175)
Ending balance	$3,253
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

16. Income Taxes

Income tax expense consisted of the following components:

(Dollars in thousands)	2023	2022	2021
Current expense
Federal	$46,800	$24,307	$21,397
State	2,568	3,308	2,289
Total current expense	49,368	27,615	23,686
Deferred expense (benefit)
Federal	11,769	(4,399)	10,944
State	1,596	894	1,143
Total deferred expense (benefit)	13,365	(3,505)	12,087
Income tax expense	$62,733	$24,110	$35,773

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

(Dollars in thousands)	2023	2022	2021
Income taxes computed at federal statutory rate (21%) on income before income taxes	$66,905	$50,762	$50,596
Benefit from tax-exempt income	(6,165)	(5,743)	(5,613)
Tax credits	(15,271)	(37,331)	(21,561)
Basis reduction on tax credit	87	2,761	1,346
Tax expense (benefit) of equity compensation	(418)	(154)	(243)
State income taxes, net of federal tax benefit	3,290	3,320	2,711
Affordable housing investments	12,097	9,341	7,194
Other	2,208	1,154	1,343
Income tax expense	$62,733	$24,110	$35,773
88 First Financial Bancorp 2023 Annual Report

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2023, and 2022, were as follows:

(Dollars in thousands)	2023	2022
Deferred tax assets
Allowance for credit losses	$32,453	$30,464
Deferred compensation	326	346
Postretirement benefits other than pension liability	537	636
Accrued stock-based compensation	2,317	2,216
Interest on nonaccrual loans	336	406
Accrued expenses	7,822	7,454
Net unrealized losses on investment securities	79,652	92,072
State net operating loss	960	1,152
Leasing liability	15,290	15,308
Reserve for unfunded commitments	4,261	4,254
Section 174 capitalized expense	656	0
Other	13,400	516
Total deferred tax assets	158,010	154,824

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(7,568)	(7,172)
FHLB and FRB stock	(3,911)	(3,912)
Mortgage-servicing rights	(3,956)	(3,825)
Leasing activities	(36,940)	(12,829)
Retirement obligation	(9,811)	(10,197)
Intangible assets	(20,789)	(18,462)
Deferred loan fees and costs	(2,408)	(1,638)
Prepaid expenses	(353)	(645)
Limited partnership investments	(3,062)	(312)
Fair value adjustments on business combinations	(5,788)	(6,736)
Net unrealized gains on derivatives	(1,130)	0
ASU 2016-01 unrealized gain/loss-equity securities	(2,401)	(2,237)
Right of use assets	(12,868)	(12,911)
Other	(3,918)	(3,653)
Total deferred tax liabilities	(114,903)	(84,529)
Total net deferred tax asset (liability)	$43,107	$70,295

At December 31, 2023 and 2022, the Company had a state net operating loss carryforward from MSFG of $1.7 million and $1.5 million, respectively. This carryforward begins to expire in 2026. The Company expects to fully utilize this net operating loss and, therefore, a valuation allowance was not required at December 31, 2023 and 2022. The acquired MSFG state net operating loss is subject to IRC Section 382 and is limited annually.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2023 and 2022.

The Bank’s retained earnings at December 31, 2023 and 2022 included base-year bad debt reserves of $16.1 million.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The
First Financial Bancorp 2023 Annual Report 89

Notes to Consolidated Financial Statements
Bank has no intention of meeting any of the criteria for recapture.  Accordingly, a deferred income tax liability of $3.4 million has not been recorded.

At December 31, 2023, First Financial had no unrecognized tax benefits compared to $1.9 million at both December 31, 2022 and 2021. As defined by FASB ASC Topic 740-10, Income Taxes, an unrecognized tax benefit is a position that if recognized would favorably impact the effective income tax rate in future periods. The unrecognized tax benefits in 2022 and 2021 were related to state income tax exposures where the Company believed it was likely that, upon examination, a state may have taken a position contrary to the position taken by First Financial. A resolution regarding the Company's uncertain tax position resulted in partial recognition of the benefit in the second quarter of 2023. First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2023, 2022 and 2021, the Company had no interest or penalties recorded.

At December 31, 2023, First Financial had no unrecognized tax benefits as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. As of both December 31, 2022 and 2021, First Financial had $1.9 million of unrecognized tax benefits, as determined in FASB ASC Topic 740-10, Income Taxes, that, if recognized, would favorably affect the effective income tax rate in future periods. A progression of gross unrecognized tax benefits as of December 31, 2023, 2022 and 2021 is as follows:

(Dollars in thousands)	2023	2022	2021
Balance at beginning of year	$2,386	$2,386	$2,386
Reductions for tax positions of prior years	(1,909)	0	0
Settlements	(477)	0	0
Balance at end of year	$0	$2,386	$2,386

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2020 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2020 through 2023 remain open to examination by the federal taxing authority. With limited exception, First Financial is no longer subject to state and local income tax examinations for years prior to 2019.

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

First Financial recorded expense related to its pension plan of $3.5 million for 2023, $2.0 million for 2022 and $3.4 million for 2021. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are recorded as a component Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2023, 2022 or 2021 and does not expect to make any contributions in 2024.

90 First Financial Bancorp 2023 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2023	2022
Change in benefit obligation
Benefit obligation at beginning of year	$80,006	$93,271
Service cost	9,291	9,065
Interest cost	4,279	2,585
Actuarial (gain) loss	6,687	(16,655)
Benefits paid, excluding settlement	(6,830)	(8,260)
Benefit obligation at end of year	93,433	80,006

Change in plan assets
Fair value of plan assets at beginning of year	133,449	163,382
Actual return on plan assets	17,921	(21,673)
Benefits paid, excluding settlement	(6,830)	(8,260)
Fair value of plan assets at end of year	144,540	133,449

Amounts recognized in the Consolidated Balance Sheets
Assets	51,106	53,443
Liabilities	0	0
Net amount recognized	$51,106	$53,443

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$40,459	$41,628
Net prior service cost	22	32
Deferred tax assets	(9,364)	(9,637)
Net amount recognized	$31,117	$32,023

Change in accumulated other comprehensive income (loss)	$(906)	$11,177

Accumulated benefit obligation	$92,953	$79,236

The change in the defined benefit obligations for the period was a result of the liabilities generating gains due to a large negative change in the interest crediting rate as well as an increase in the discount rate.
First Financial Bancorp 2023 Annual Report 91

Notes to Consolidated Financial Statements
The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2023	2022	2021
Service cost	$9,291	$9,065	$9,128
Interest cost	4,279	2,585	2,157
Expected return on assets	(10,802)	(10,982)	(10,118)
Amortization of prior service cost (credit)	10	(302)	(413)
Recognized net actuarial loss	737	1,636	2,611
Net periodic benefit (income) cost	3,515	2,002	3,365

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(432)	16,001	(3,068)
Prior service cost	0	0	0
Amortization of prior service cost	(10)	302	413
Amortization of gain	(737)	(1,636)	(2,611)
Total recognized in accumulated other comprehensive income (loss)	(1,179)	14,667	(5,266)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$2,336	$16,669	$(1,901)

The pension plan assumptions are shown in the table that follows:

	December 31,
	2023	2022	2021
Benefit obligations
Discount rate	5.18%	5.50%	2.89%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	4.93%	5.20%	2.58%

Net periodic benefit cost
Discount rate	5.50%	2.89%	2.55%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	5.20%	2.58%	2.14%

The fair value of the plan assets as of December 31, 2023 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$193	$193	$0	$0
U. S. Government agencies	2,751	0	2,751	0
Fixed income mutual funds	53,022	53,022	0	0
Equity mutual funds	74,301	74,301	0	0
Total assets in fair value hierarchy	130,267	127,516	2,751	0
Collective trusts	14,273	0	0	0
Investments at fair value	$144,540	$127,516	$2,751	$0

92 First Financial Bancorp 2023 Annual Report

The fair value of the plan assets as of December 31, 2022 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$158	$158	$0	$0
U. S. Government agencies	4,602	0	4,602	0
Fixed income mutual funds	47,234	47,234	0	0
Equity mutual funds	67,316	67,316	0	0
Total assets in fair value hierarchy	119,310	114,708	4,602	0
Collective trusts	14,139	0	0	0
Investments at fair value	$133,449	$114,708	$4,602	$0

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
First Financial Bancorp 2023 Annual Report 93

Notes to Consolidated Financial Statements
The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2024	$6,184
2025	6,994
2026	6,772
2027	8,137
2028	7,645
Thereafter	49,048

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2023, 2022 or 2021.

18. Revenue Recognition

The majority of the Company's revenues come from sources that are outside of the scope of ASU 2014-09, Revenue from Contracts with Customers. Income sources that are outside of this standard include income earned on loans, leases, securities, derivatives and foreign exchange, excluding spot transactions. The Company's services that fall within the scope of ASU 2014-09 are presented within Noninterest income and are recognized as revenue when the Company satisfies its obligation to the customer. Services within the scope of this guidance include service charges on deposits, trust and wealth management fees, bankcard income, foreign exchange spot income, gain/loss on the sale of OREO and investment brokerage fees.

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

Wealth management fees. Wealth management fees are primarily asset-based, but can also include flat fees based upon a specific service rendered, such as tax preparation services. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fees. The Company does not earn performance-based incentives. Optional services such as real estate sales and tax return preparation services are also available to existing trust and wealth management customers. The Company’s performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, as incurred.

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

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2023 was $29.7 million, and was partially offset by $15.7 million of expenses within Noninterest income. Gross interchange income for 2022 was $29.5 million, and was partially offset by $15.1 million of expenses within Noninterest income, while gross interchange income for 2021 was $27.9 million, and was partially offset by $13.6 million of expenses within Noninterest income.

94 First Financial Bancorp 2023 Annual Report

Foreign exchange income. Foreign exchange income includes both spot and forward income in First Financial's Consolidated Statements of Income. Forward income is excluded from the scope of ASU 2019-04, however, spot income is within the scope of the guidance. A foreign exchange spot trade is a trade made for immediate exchange and delivery of the currency, thus satisfying the performance obligation. Income from foreign exchange spot trades was $9.8 million, $7.3 million and $6.5 million for 2023, 2022 and 2021, respectively.

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

19. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2023
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Unrealized gain (loss) on debt securities	$55,129	$(1,258)	$56,387	$(12,420)	$43,967	$(325,925)	$43,967	$(281,958)
Unrealized gain (loss) on derivatives	4,648	(237)	4,885	(1,130)	3,755	0	3,755	3,755
Retirement obligation	432	(747)	1,179	(273)	906	(32,023)	906	(31,117)
Foreign currency translation	216	0	216	0	216	(715)	216	(499)
Total	$60,425	$(2,242)	$62,667	$(13,823)	$48,844	$(358,663)	$48,844	$(309,819)

	December 31, 2022
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$(444,257)	$569	$(444,826)	$97,863	$(346,963)	$21,038	$(346,963)	$(325,925)
Retirement obligation	(16,000)	(1,334)	(14,666)	3,489	(11,177)	(20,846)	(11,177)	(32,023)
Foreign currency translation	(90)	0	(90)	0	(90)	(625)	(90)	(715)
Total	$(460,347)	$(765)	$(459,582)	$101,352	$(358,230)	$(433)	$(358,230)	$(358,663)
First Financial Bancorp 2023 Annual Report 95

Notes to Consolidated Financial Statements

	December 31, 2021
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$(67,759)	$(759)	$(67,000)	$14,462	$(52,538)	$73,576	$(52,538)	$21,038
Retirement obligation	3,068	(2,198)	5,266	(1,200)	4,066	(24,912)	4,066	(20,846)
Foreign currency translation	(625)	0	(625)	0	(625)	0	(625)	(625)
Total	$(65,316)	$(2,957)	$(62,359)	$13,262	$(49,097)	$48,664	$(49,097)	$(433)

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income (1)
	December 31,
(Dollars in thousands)	2023	2022	2021	Affected Line Item in the Consolidated Statements of Income
Gain and loss on cash flow hedges
Interest rate contracts	$(237)	$0	$0	Interest expense - deposits
Realized gains and losses on securities available-for-sale	(1,258)	569	(759)	Net gain (loss) on sales/transfers of investment securities
Defined benefit pension plan
Amortization of prior service cost (2)	(10)	302	413	Other noninterest expense
Recognized net actuarial loss (2)	(737)	(1,636)	(2,611)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(747)	(1,334)	(2,198)
Total reclassifications for the period, before tax	$(2,242)	$(765)	$(2,957)

(1) Negative amounts are debits to profit/loss.
(2) Included in the computation of net periodic pension cost (see Note 17 - Employee Benefit Plans for additional details)

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

As of December 31, 2023, First Financial met all capital adequacy requirements to which it was subject. To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage
96 First Financial Bancorp 2023 Annual Report

ratios as set forth in the table that follows. The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the minimum requirement by $416.0 million on a consolidated basis at December 31, 2023.

The following tables present the actual and required capital amounts and ratios as of December 31, 2023 and 2022 under the Basel III Capital Rules. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as reflected in the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2023
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,568,815	11.73%	$936,192	7.00%	N/A	N/A
First Financial Bank	1,701,338	12.73%	935,746	7.00%	$868,907	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,613,480	12.06%	1,136,805	8.50%	N/A	N/A
First Financial Bank	1,701,840	12.73%	1,136,263	8.50%	1,069,424	8.00%

Total capital to risk-weighted assets
Consolidated	1,820,285	13.61%	1,404,289	10.50%	N/A	N/A
First Financial Bank	1,743,521	13.04%	1,403,619	10.50%	1,336,780	10.00%

Leverage
Consolidated	1,613,480	9.70%	665,125	4.00%	N/A	N/A
First Financial Bank	1,701,840	10.24%	664,781	4.00%	830,976	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2022
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,399,420	10.83%	$904,626	7.00%	N/A	N/A
First Financial Bank	1,581,328	12.26%	903,244	7.00%	$838,726	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,443,698	11.17%	1,098,475	8.50%	N/A	N/A
First Financial Bank	1,581,900	12.26%	1,096,796	8.50%	1,032,278	8.00%

Total capital to risk-weighted assets
Consolidated	1,691,255	13.09%	1,356,939	10.50%	N/A	N/A
First Financial Bank	1,640,671	12.71%	1,354,865	10.50%	1,290,348	10.00%

Leverage
Consolidated	1,443,698	8.89%	649,636	4.00%	N/A	N/A
First Financial Bank	1,581,900	9.76%	648,607	4.00%	810,759	5.00%

First Financial Bancorp 2023 Annual Report 97

Notes to Consolidated Financial Statements
Share repurchases. The 2022 Repurchase Plan replaced the plan that expired on December 31, 2022 (the 2020 Repurchase Plan). Under the 2022 Repurchase Plan, First Financial did not repurchase any shares during 2023 or 2022. Under the 2020 Repurchase Plan, First Financial repurchased 4,633,355 shares at an average market price of $23.33 during 2021.

Effective January 2024, First Financial's board of directors approved a stock repurchase plan (the 2024 Repurchase Plan), replacing the 2022 Repurchase Plan which became effective in January 2022. The 2024 Repurchase Plan continues for two years and authorizes the purchase of up to 5,000,000 shares of the Company's common stock and will expire in December 2025.

21. Stock Options and Awards

Compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense within salaries and employee benefits on the Consolidated Statements of Income of $14.9 million, $13.4 million and $9.6 million for the years ended December 31, 2023, 2022 and 2021, respectively, related to stock options and restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $12.7 million at December 31, 2023 and is expected to be recognized over a weighted average period of 1.89 years.

As of December 31, 2023, First Financial had one active stock-based compensation plans, the 2020 Stock Plan, and there were 2,400,802 shares available for issuance.

In April 2018, in conjunction with the MSFG merger, First Financial assumed existing MSFG stock options, which were converted into options to purchase 83,551 shares of First Financial common stock. The converted MSFG options remain subject to all of the terms and conditions of the plan and grant agreements under which the MSFG Stock Options were originally issued. The assumed options were exercisable at the time of the merger and remained outstanding for 10 years after the initial grant date with all options expiring at the end of the exercise period. All options were exercised prior to their expiration date of April 10, 2023. Therefore, as of December 31, 2023, no options were outstanding under the Plan.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2023, 2022 or 2021.

Stock option activity for the year ended December 31, 2023, is summarized as follows:

(Dollars in thousands, except share and per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at beginning of year	4,855	$9.86
Granted	0	0.00
Exercised	(4,855)	9.86
Forfeited or expired	0	0.00
Outstanding at end of year	0	$0	0.00 years	$0
Exercisable at end of year	0	$0	0.00 years	$0

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2023	2022	2021
Total intrinsic value of options exercised	$71	$208	$114
Cash received from exercises	$48	$177	$64
Tax benefit from exercises	$3,446	$3,095	$2,229
98 First Financial Bancorp 2023 Annual Report

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

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2023		2022		2021
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	1,229,346	$21.28	839,733	$22.30	763,283	$22.04
Granted	623,742	20.05	945,193	23.57	539,020	22.69
Vested	(728,126)	18.87	(407,386)	28.05	(386,848)	22.24
Forfeited	(52,931)	25.68	(148,194)	18.40	(75,722)	22.86
Nonvested at end of year	1,072,031	$21.75	1,229,346	$21.28	839,733	$22.30

The fair value of restricted stock is determined based on the number of shares granted and the quoted price of First Financial's common stock. The fair value of restricted stock vested during 2023, 2022 and 2021 was $13.7 million, $11.4 million and $8.6 million, respectively.

22. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2023	2022	2021
Numerator
Net income	$255,863	$217,612	$205,160

Denominator
Basic earnings per common share - weighted average shares	93,938,772	93,528,712	95,034,690
Effect of dilutive securities
Employee stock awards	1,157,295	1,058,139	862,695
Diluted earnings per common share - adjusted weighted average shares	95,096,067	94,586,851	95,897,385

Earnings per share available to common shareholders
Basic	$2.72	$2.33	$2.16
Diluted	$2.69	$2.30	$2.14

Stock options and warrants with exercise prices greater than the average market price of the common shares are excluded from the computation of net income per diluted share, as they would be antidilutive.  Using the end of period price of the Company's common shares, there were no antidilutive options at December 31, 2023, 2022, or 2021.

As of December 31, 2023, 2022, and 2021, First Financial was authorized to issue 10,000,000 preferred shares; however, no preferred shares were issued or outstanding.

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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2023
Financial assets
Cash and short-term investments	$1,006,019	$1,006,019	$1,006,019	$0	$0
Investment securities held-to-maturity	80,321	71,688	0	71,688	0
Other investments (1)	20,554	20,554	1,194	10,040	9,320
Loans and leases	10,791,743	10,468,144	0	0	10,468,144
Accrued interest receivable	72,620	72,620	0	15,697	56,923

Financial liabilities
Deposits	13,360,797	13,347,319	0	13,347,319	0
Short-term borrowings	937,814	937,814	937,814	0	0
Long-term debt	344,115	350,426	0	350,426	0
Accrued interest payable	51,454	51,454	15,494	35,960	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2022
Financial assets
Cash and short-term investments	$595,683	$595,683	$595,683	$0	$0
Investment securities held-to-maturity	84,021	76,485	0	76,485	0
Other investments (1)	20,347	20,347	1,171	10,040	9,136
Loans and leases	10,165,994	9,916,353	0	0	9,916,353
Accrued interest receivable	63,721	63,721	0	16,233	47,488

Financial liabilities
Deposits	12,701,177	12,670,747	0	12,670,747	0
Short-term borrowings	1,287,156	1,287,156	1,287,156	0	0
Long-term debt	346,672	348,041	0	348,041	0
Accrued interest payable	11,150	11,150	3,835	7,315	0
(1) FHLB stock and FRB stock of $109.4 million and $122.8 million as of December 31, 2023 and 2022, respectively, are excluded from the numbers above.

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

Derivatives. The fair values of derivative instruments are based primarily on a net present value calculation of the cash flows related to the interest rate swaps and foreign exchange contracts at the reporting date, using primarily observable market inputs such as interest rate yield curves, which represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes an internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

Collateral dependent loans. Collateral dependent loans are defined as loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral when the borrowers are experiencing financial difficulty. Collateral dependent loans are carried at fair value when the value of the operation or collateral less any costs to sell is not sufficient to cover the remaining balance. In these instances, the loans will either be partially charged-off or receive specific allocations of the allowance for credit losses. For collateral dependent loans, fair value is generally based on real estate appraisals, a calculation of enterprise value or a valuation of business assets including equipment, inventory and accounts receivable. These loans had a principal amount of $19.7 million and $11.9 million at December 31, 2023 and December 31, 2022, respectively, with a valuation allowance of $4.4 million and $3.7 million at December 31, 2023 and December 31, 2022, respectively.

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

Mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount of the servicing asset exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value. Fair value is determined based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes a discount rate of 11.50% and 12.20% for 2023 and 2022, respectively, weighted average prepayment speed of 5.92% and 3.43% for 2023 and 2022, respectively, and other economic factors that market participants would use in estimating future net servicing income and that can be validated against available market data.

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

Operating leases. First Financial performs assessments of the recoverability of long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable and therefore, the carrying value of Operating leases is re-measured at fair value on a nonrecurring basis. When evaluating whether an individual asset is impaired, First Financial considers the current fair value of the asset, the changes in overall market demand for the asset and the rate of change in advancements associated with technological improvements that impact the demand for the specific asset under review. First Financial determines whether the carrying values of certain operating leases are not recoverable and as a result, records an impairment loss equal to the amount by which the carrying value of the assets exceeds the fair value. The fair value amounts are generally based on appraised values of the assets, resulting in a classification within Level 3 of the valuation hierarchy.

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements, were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2023
Assets
Investment securities available-for-sale	$31,243	$2,956,938	$32,945	$3,021,126
Loans held for sale	0	9,213	0	9,213
Interest rate derivative contracts	0	117,344	0	117,344
Foreign exchange derivative contracts	0	145,556	0	145,556
Interest rate floors	0	6,896	0	6,896
Total	$31,243	$3,235,947	$32,945	$3,300,135

Liabilities
Interest rate derivative contracts	$0	$118,105	$0	$118,105
Foreign exchange derivative contracts	0	145,556	0	145,556
Total	$0	$263,661	$0	$263,661

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2022
Assets
Investment securities available-for-sale	$32,696	$3,341,095	$35,857	$3,409,648
Loans held for sale	0	7,918	0	7,918
Interest rate derivative contracts	0	152,846	0	152,846
Foreign exchange derivative contracts	0	204,882	0	204,882
Total	$32,696	$3,706,741	$35,857	$3,775,294

Liabilities
Interest rate derivative contracts	$0	$153,119	$0	$153,119
Foreign exchange derivative contracts	0	204,882	0	204,882
Total	$0	$358,001	$0	$358,001

The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2023, 2022 and 2021.

(dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2021
Beginning balance	$35,857	$38,181	$40,575
Accretion (amortization)	(104)	(56)	(38)
Increase (decrease) in fair value	(99)	45	44
Purchases (settlements)	(2,709)	(2,313)	(2,400)
Ending balance	$32,945	$35,857	$38,181

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair market value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2023
Assets
Collateral dependent loans
Commercial	$0	$0	$1,795
Commercial real estate	0	0	13,538
OREO	0	0	106
Operating leases	0	0	0

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2022
Assets
Collateral dependent loans
Commercial	$0	$0	$4,240
Commercial real estate	0	0	4,015
OREO	0	0	0
Operating leases	0	0	0

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

The aggregate fair value of the Company’s residential mortgage loans held for sale as of December 31, 2023 and 2022 was $9.2 million and $7.9 million, respectively. The aggregate unpaid principal balance of the Company’s residential mortgage loans held for sale as of December 31, 2023 and 2022 was $8.5 million and $7.5 million, respectively. The resulting difference between the aggregate fair value and the aggregate remaining principal balance for loans for which the fair value option has been elected was $0.7 million and $0.4 million as of December 31, 2023 and 2022, respectively.

Changes in the estimated fair value of residential mortgage loans held for sale are reported as a component of Net gain from sales of loans in the Company’s Consolidated Statements of Income. For the years ended December 31, 2023 and 2022, the change in fair value of the Company’s residential mortgage loans held for sale was a net gain of $0.3 million and a net loss of $1.9 million, respectively.

99 First Financial Bancorp 2023 Annual Report

24. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2023	2022
Assets
Cash	$134,745	$91,013
Investment securities	1,134	1,681
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,334,411	2,161,338
Non-banks	8,915	11,246
Total investment in subsidiaries	2,343,326	2,172,584
Premises and equipment	274	283
Other assets	101,001	86,355
Total assets	$2,587,980	$2,359,416

Liabilities
Subordinated notes	$312,550	$311,707
Dividends payable	1,440	1,271
Other liabilities	6,016	5,065
Total liabilities	320,006	318,043
Shareholders’ equity	2,267,974	2,041,373
Total liabilities and shareholders’ equity	$2,587,980	$2,359,416

First Financial Bancorp 2023 Annual Report 100

Notes to Consolidated Financial Statements
Statements of Income and Comprehensive Income (Loss)

	Years Ended December 31,
(Dollars in thousands)	2023	2022	2021
Income
Interest income	$42	$37	$34
Noninterest income	1,230	13	215
Net gain (loss) on equity securities	(546)	(156)	448
Dividends from subsidiaries	164,974	171,900	202,000
Total income	165,700	171,794	202,697

Expenses
Interest expense	18,305	16,624	15,900
Salaries and employee benefits	16,351	13,547	9,784
Professional services	1,510	256	2,343
Other	5,281	5,581	5,186
Total expenses	41,447	36,008	33,213
Income before income taxes and equity in undistributed net earnings of subsidiaries	124,253	135,786	169,484
Income tax expense (benefit)	(9,879)	(8,523)	(7,787)
Equity in undistributed earnings (loss) of subsidiaries	121,731	73,303	27,889
Net income	$255,863	$217,612	$205,160

Comprehensive income (loss)	$304,707	$(140,618)	$156,063

101 First Financial Bancorp 2023 Annual Report

Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2023	2022	2021
Operating activities
Net income	$255,863	$217,612	$205,160
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(121,731)	(73,303)	(27,889)
Depreciation and amortization	975	860	859
Stock-based compensation expense	14,898	13,379	9,635
Unrealized (gain) loss on equity securities	546	156	(448)
Deferred income taxes	(285)	(475)	(224)
(Decrease) increase in dividends payable	169	229	368
(Decrease) increase in other liabilities	(213)	634	(751)
Decrease (increase) in other assets	(10,129)	(8,748)	(8,096)
Net cash provided by (used in) operating activities	140,093	150,344	178,614

Investing activities
Capital contributions to subsidiaries	(167)	0	(113,152)
Net cash acquired (paid) in business combinations	(3,400)	0	0
Purchases of premises and equipment	(13)	0	0
Other	0	1,011	0
Net cash (used in) provided by investing activities	(3,580)	1,011	(113,152)

Financing activities
(Decrease) increase in short-term borrowings	0	(20,000)	20,000
Proceeds from long-term borrowings	0	0	(10,592)
Cash dividends paid on common stock	(87,159)	(86,606)	(87,316)
Purchases of common stock	0	0	(108,077)
Proceeds from exercise of stock options, net of shares purchased	48	177	64
Other	(5,670)	(3,659)	(2,697)
Net cash provided by (used in) financing activities	(92,781)	(110,088)	(188,618)
Net increase (decrease) in cash	43,732	41,267	(123,156)
Cash at beginning of year	91,013	49,746	172,902
Cash at end of year	$134,745	$91,013	$49,746

First Financial Bancorp 2023 Annual Report 102

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

The following table assumes $100 invested on December 31, 2018 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

250
200
150
100
50
0
18
19
20
21
22
23
First Financial Bancorp
Nasdaq Composite Index
KBW Regional Bank Index

	2018	2019	2020	2021	2022	2023
First Financial Bancorp	100.00	111.29	90.21	105.56	105.01	104.48
Nasdaq Composite Index	100.00	136.73	140.76	134.29	113.08	118.79
KBW Regional Bank Index	100.00	123.87	106.35	115.61	109.51	107.46

103 First Financial Bancorp 2023 Annual Report