Form 10-K, Exhibit 13
period 2025-12-31
FIRST FINANCIAL BANCORP /OH/
filed 2026-02-19
CIK 708955

EXHIBIT 13

Glossary of Abbreviations and Acronyms

First Financial Bancorp has identified the following list of abbreviations and acronyms that are used in the Notes to Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations.

ABL	Asset backed loans	GAAP	U.S. Generally Accepted Accounting Principles
ACL or Allowance	Allowance for credit losses	GNMA	Government National Mortgage Association
ACH	Automated clearing house	GRC	Governance, Risk and Compliance
AFS	Available-for-sale	HTC	Historic tax credit
ALCO	Asset Liability Committee	HTM	Held-to-maturity
AOCI	Accumulated other comprehensive income	Insignificant	Less than $0.1 million
ASC	Accounting standards codification	IRLC	Interest Rate Lock Commitment
ASU	Accounting standards update	KPI	Key performance indicator
ATM	Automated teller machine	KRI	Key risk indicator
Bank	First Financial Bank	LGD	Loss given default
Basel III	Basel Committee regulatory capital reforms, Third Basel Accord	LIHTC	Low income housing tax credit
Bp/bps	Basis point(s)	LTV	Loan to value
CAO	Chief Administrative Officer	MBS	Mortgage-backed securities
CDs	Certificates of deposit	MSR	Mortgage servicing rights
C&I	Commercial & industrial	MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
CFTF	Contingency funding task force	MSFG	MainSource Financial Group, Inc.
CMO	Collateralized mortgage obligations	N/A	Not applicable
CODM	Chief Operating Decision Maker	NDFI	Non-depository financial institution
CPI	Consumer Price Index	NII	Net interest income
CRE	Commercial real estate	NMTC	New markets tax credit
CRM	Credit Risk Management	N/M	Not meaningful
CSR	Corporate Social Responsibility	OCI	Other comprehensive income
Company	First Financial Bancorp.	ODFI	Ohio Department of Financial Institutions
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act	OREO	Other real estate owned
EAD	Exposure at Default	PAM	Proportional amortization method
ERISA	Employee Retirement Income Security Act	PCA	Prompt corrective action
ERM	Enterprise Risk Management	PCAOB	Public Company Accounting Oversight Board
ERMC	Enterprise Risk Management Committee	PCD	Purchase credit deteriorated
EVE	Economic value of equity	PCI	Purchase credit impaired
Fair Value Topic	FASB ASC Topic 825, Financial Instruments	PD	Probability of default
FASB	Financial Accounting Standards Board	R&S	Reasonable and supportable
FDIC	Federal Deposit Insurance Corporation	ROU	Right-of-use
FDM	Financial Difficulty Modification	SEC	United States Securities and Exchange Commission
FHLB	Federal Home Loan Bank	SFG or Summit	Summit Funding Group, Inc
FHLMC	Federal Home Loan Mortgage Corporation	SOFR	Secured Overnight Financing Rate
First Financial	First Financial Bancorp.	Topic 842	FASB ASC Topic 842, Leasing
FNMA	Federal National Mortgage Association	TTC	Through the cycle
Form 10-K	First Financial Bancorp. Annual Report on Form 10-K	USD	United States dollars
FRB	Federal Reserve Bank

First Financial Bancorp 2025 Annual Report 1

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

EXECUTIVE SUMMARY

First Financial Bancorp. is a $21.1 billion financial holding company headquartered in Cincinnati, Ohio. The Company primarily operates through First Financial Bank, an Ohio-chartered commercial bank with 134 full service banking centers at
December 31, 2025. First Financial provides banking and financial services products to business and retail clients through its six lines of business: Commercial, Retail Banking, Mortgage Banking, Wealth Management, Investment Commercial Real
Estate and Commercial Finance. The Commercial Finance business lends to targeted industry verticals and has a national geographic footprint. Wealth Management, operating under the brand of Yellow Cardinal Advisory Group, had $3.9 billion in assets under management as of December 31, 2025, and provides the following services: financial planning, investment management, trust administration, estate settlement, business succession planning services, brokerage services and retirement planning.

Additional information about First Financial, including its products, services and banking locations, is available on the Company's website at www.bankatfirst.com.

The major components of First Financial’s operating results for 2025, 2024 and 2023 are summarized in Table 1 – Financial Summary and are discussed in greater detail in the sections that follow.

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

First Financial also has certain specialty lending platforms that extend beyond the geographic footprint of its banking centers. These specialty finance businesses provide insurance premium financing, equipment lease financing, franchise financing and funding to clients within the financial services industry.

First Financial’s market selection process includes multiple factors, but markets are primarily chosen for their potential for long-term profitability and growth.  First Financial intends to concentrate plans for future growth and capital investment within its current markets, and will continue to evaluate additional growth opportunities in metropolitan markets located within, or in close proximity to, the Company's current geographic footprint.  Additionally, First Financial may assess strategic acquisitions that provide product line extensions or industry verticals that complement its existing business and diversify its product suite and revenue streams.

BUSINESS COMBINATIONS

Westfield Bancorp
First Financial Bancorp acquired Westfield Bancorp, Inc., an Ohio corporation, effective November 1, 2025. Upon completion of the transaction, Westfield Bank, FSB, a federal savings bank, and a wholly owned subsidiary of Westfield Bancorp, merged into First Financial Bank. Pursuant to the Purchase Agreement, First Financial acquired all of the issued and outstanding equity securities of Westfield Bancorp in exchange for a cash payment of $260.0 million and 2,753,094 shares of First Financial
2 First Financial Bancorp 2025 Annual Report

common stock, equal to $64.4 million based on the Company's stock price on the date the transaction, for a total purchase price of $324.4 million.

This acquisition supplements First Financial’s existing commercial banking and wealth management presence in Northeast Ohio by adding all seven of Westfield's retail banking locations and its commercial, insurance agency and private banking services.

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value for the Westfield acquisition.

(Dollars in thousands)	Westfield
Purchase consideration
Cash consideration	$260,000
Stock consideration	64,450
Total purchase consideration	324,450

Assets acquired
Cash	72,814
Investment securities available-for-sale	301,007
Other investments	25,491
Loan, net of ACL	1,571,573
Premises and equipment	6,026
Core deposit intangible asset	47,065
Other intangible assets	1,105
Other assets	103,646
Total assets acquired	2,128,727

Liabilities assumed
Deposits	1,790,524
FHLB advances	80,000
Long-term borrowings	1,920
Other liabilities	23,701
Total liabilities assumed	1,896,145

Net identifiable assets	232,582
Goodwill	$91,868

Agile Premium Finance
In February 2024, First Financial completed its acquisition of Agile Premium Finance for $96.9 million in an all cash transaction. Headquartered in Lincolnshire, IL, Agile originates commercial loans for the payment of annual property and casualty insurance for businesses. Agile is among industry leaders in the premium finance lending space and is active in all 50 states. Agile loans are secured by the unearned premium of the insurance policies and have an average original term of approximately ten months. Upon completion of the transaction, Agile became a division of the Bank and continues to operate as Agile Premium Finance, taking advantage of its existing brand recognition within the insurance premium financing industry.

The Agile transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. Fair value measurements for the Agile transaction were considered final as of February 2025.

First Financial Bancorp 2025 Annual Report 3

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value for the Agile acquisition.

(Dollars in thousands)	Agile
Purchase consideration
Cash consideration	$96,887

Assets acquired
Commercial loans	93,353
Premises and equipment	651
Other intangible assets	3,797
Total assets acquired	97,801

Liabilities assumed
Other liabilities	2,702
Total liabilities assumed	2,702

Net identifiable assets	95,099
Goodwill	$1,788

BankFinancial Corporation
In August 2025, the First Financial entered into an Agreement and Plan of Merger with BankFinancial Corporation, a Maryland corporation. The transaction was completed subsequent to the end of the year, effective January 1, 2026, at which time BankFinancial, National Association, a national banking association, and a wholly owned subsidiary of BankFinancial Corporation, merged into First Financial Bank. Pursuant to the merger agreement, each share of BankFinancial Corporation common stock was converted into 0.48 shares of First Financial common stock, or 5,980,878 total shares, valuing the transaction at $149.6 million based on the closing price of First Financial stock at December 31, 2025.

As of December 31, 2025, BankFinancial Corporation operated 17 full-service banking offices and had, on an unaudited basis, approximately $1.4 billion of total assets, $700.2 million of total loans and $1.2 billion of total deposits. First Financial intends to sell $449.3 million of multi-family loans that were initially acquired in the BankFinancial transaction. This loan sale is expected to occur in the first half of 2026.

This acquisition expands First Financial’s presence in the Chicago market with a strong core deposit franchise while supplementing its existing commercial banking and wealth management lines of business.

Given the transaction closed subsequent to December 31, 2025, the BankFinancial acquisition had no impact on First Financial's Consolidated Financial Statements as presented in this Annual Report on Form 10-K.

For further information on the BankFinancial, Westfield and Agile acquisitions, see Note 24 – Business Combinations in the Notes to Consolidated Financial Statements.

4 First Financial Bancorp 2025 Annual Report

Table 1 • Financial Summary
	December 31,
(Dollars in thousands, except per share data)	2025	2024	2023
Summary of operations
Interest income	$1,001,904	$1,002,095	$903,004
Tax equivalent adjustment (1)	4,934	5,589	6,356
Interest income - tax equivalent (1)	1,006,838	1,007,684	909,360
Interest expense	359,858	390,085	275,234
Net interest income - tax equivalent (1)	$646,980	$617,599	$634,126
Interest income	$1,001,904	$1,002,095	$903,004
Interest expense	359,858	390,085	275,234
Net interest income	642,046	612,010	627,770
Provision for credit losses	37,667	47,659	43,107
Noninterest income	257,438	223,568	212,422
Noninterest expenses	540,547	519,595	478,489
Income before income taxes	321,270	268,324	318,596
Income tax expense	65,665	39,494	62,733
Net income	$255,605	$228,830	$255,863

Per share data
Earnings per common share
Basic	$2.68	$2.42	$2.72
Diluted	$2.66	$2.40	$2.69
Cash dividends declared per common share	$0.98	$0.94	$0.92
Average common shares outstanding – basic (in thousands)	95,285	94,405	93,939
Average common shares outstanding – diluted (in thousands)	96,158	95,406	95,096

Selected year-end balances
Total assets	$21,129,379	$18,570,261	$17,532,900
Earning assets	18,198,402	15,880,521	14,966,741
Investment securities	4,160,041	3,375,334	3,231,392
Total loans and leases	13,424,070	11,761,778	10,933,176
Interest-bearing demand deposits	3,360,613	3,095,724	2,993,219
Savings deposits	5,973,532	4,948,768	4,331,228
Time deposits	3,622,227	3,152,265	2,718,390
Noninterest-bearing demand deposits	3,465,470	3,132,381	3,317,960
Total deposits	16,421,842	14,329,138	13,360,797
Short-term borrowings	675,332	755,452	937,814
Long-term debt	514,052	347,509	344,115
Shareholders’ equity	2,769,216	2,438,041	2,267,974

Select Financial Ratios
Average loans to average deposits (2)	81.49%	83.07%	82.04%
Net charge-offs to average loans and leases	0.25%	0.30%	0.33%
Average shareholders’ equity to average total assets	13.55%	13.15%	12.53%
Average tangible shareholders’ equity to average tangible assets	8.17%	7.48%	6.51%
Return on average assets	1.35%	1.29%	1.51%
Return on average equity	9.98%	9.78%	12.01%
Return on average tangible shareholders' equity	17.57%	18.31%	24.72%
Net interest margin	3.95%	4.02%	4.36%
Net interest margin (tax equivalent basis) (1)	3.98%	4.05%	4.40%
Dividend payout	36.57%	38.84%	33.82%
Tangible book value per share	$15.74	$14.15	$12.38
(1) Tax equivalent basis calculated using a 21% tax rate
(2) Includes loans held for sale
First Financial Bancorp 2025 Annual Report 5

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

Table 2 • Non-GAAP - Net Interest Income
	Year ended December 31,
(Dollars in thousands)	2025	2024	2023
Net interest income	$642,046	$612,010	$627,770
Tax equivalent adjustment	4,934	5,589	6,356
Net interest income - tax equivalent	$646,980	$617,599	$634,126

Average earning assets	$16,249,717	$15,235,566	$14,404,909

Net interest margin (1)	3.95%	4.02%	4.36%
Net interest margin (FTE) (1)	3.98%	4.05%	4.40%
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

The following table reconciles non-GAAP capital ratios to GAAP:

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
(Dollars in thousands)	2025	2024	2023
Net income (a)	$255,605	$228,830	$255,863

Average total shareholders' equity	2,561,769	2,340,056	2,129,751
Less:
Average goodwill	(1,023,315)	(1,007,363)	(1,005,805)
Average other intangibles	(83,279)	(82,940)	(88,724)
Average tangible equity (b)	1,455,175	1,249,753	1,035,222

Total shareholders' equity	2,769,216	2,438,041	2,267,974
Less:
Goodwill	(1,099,524)	(1,007,656)	(1,005,868)
Other intangibles	(118,832)	(79,291)	(83,949)
Ending tangible equity (c)	1,550,860	1,351,094	1,178,157
6 First Financial Bancorp 2025 Annual Report

Table 3 • Non-GAAP - Capital Ratios
	Year ended December 31,
(Dollars in thousands)	2025	2024	2023

Total assets	21,129,379	18,570,261	17,532,900

Less:
Goodwill	(1,099,524)	(1,007,656)	(1,005,868)
Other intangibles	(118,832)	(79,291)	(83,949)
Ending tangible assets (d)	19,911,023	17,483,314	16,443,083

Risk-weighted assets (e)	15,890,363	14,059,215	13,374,177

Total average assets	18,906,942	17,792,014	16,997,223
Less:
Average goodwill	(1,023,315)	(1,007,363)	(1,005,805)
Average other intangibles	(83,279)	(82,940)	(88,724)
Average tangible assets (f)	17,800,348	16,701,711	15,902,694

Ending common shares outstanding (g)	98,521,726	95,494,840	95,141,244

Ratios
Return on average tangible shareholders' equity (a)/(b)	17.57%	18.31%	24.72%
Ending tangible shareholders' equity as a percent of:
Ending tangible assets (c)/(d)	7.79%	7.73%	7.17%
Risk-weighted assets (c)/(e)	9.76%	9.61%	8.81%
Average tangible shareholders' equity to average tangible assets (b)/(f)	8.17%	7.48%	6.51%
Tangible book value per share (c)/(g)	$15.74	$14.15	$12.38

OVERVIEW OF OPERATIONS

Net income for the year ended December 31, 2025 was $255.6 million, resulting in earnings per diluted common share of $2.66. This compares to net income of $228.8 million and earnings per diluted common share of $2.40 in 2024. Return on average assets was 1.35% and 1.29% for 2025 and 2024, respectively. First Financial’s return on average tangible shareholders’ equity for 2025 was 17.57%, compared to 18.31% for 2024.
Net interest income in 2025 increased $30.0 million, or 4.9%, to $642.0 million during 2025, from $612.0 million in 2024, primarily driven by increased earning assets and lower funding costs. The net interest margin on a fully tax equivalent basis was 3.98% for 2025 compared to 4.05% in 2024.

Noninterest income increased $33.9 million, or 15.1%, to $257.4 million during 2025 from $223.6 million in 2024. The increase in 2025 was primarily driven by higher leasing business income, foreign exchange income, wealth management income and gains on the sales of loans.

Noninterest expenses increased $21.0 million, or 4.0%, from $519.6 million in 2024 to $540.5 million in 2025. This increase was largely driven by the Westfield acquisition as well as an increase in leasing business expenses and higher salaries and incentive compensation.

Income tax expense increased $26.2 million, or 66.3%, to $65.7 million in 2025 from $39.5 million in 2024, with the effective tax rate increasing to 20.4% in 2025 from 14.7% in 2024. The increase in the effective tax rate in 2025 was primarily related to the recognition of more tax credit investments in 2024.
Total loans increased $1.7 billion, or 14.1%, to $13.4 billion at December 31, 2025 from $11.8 billion at December 31, 2024, primarily driven by the acquisition of Westfield. Total deposits increased $2.1 billion, or 14.6%, to $16.4 billion as of
First Financial Bancorp 2025 Annual Report 7

Management’s Discussion and Analysis of Financial Condition and Results of Operations
December 31, 2025 from $14.3 billion at December 31, 2024 due to $1.8 billion of deposits acquired in the Westfield transaction and $302.2 million of organic growth during 2025.

The ACL on loans and leases was $186.5 million, or 1.39% of total loans at December 31, 2025, compared to $156.8 million, and 1.33% of total loans at December 31, 2024. First Financial recorded $36.5 million in provision expense during 2025, compared to $49.2 million in provision expense during 2024. Additionally, in accordance with the Company's early adoption of ASU 2025-08, the Company recorded a $23.7 million increase to the ACL, with a corresponding increase to Goodwill, to account for the expected losses on loans acquired in the Westfield transaction.

First Financial’s operational results may be influenced by certain economic factors and conditions, such as market interest rates, industry competition, household and business spending levels, consumer confidence and the regulatory environment. For a more detailed discussion of the Company's operations, please refer to the sections that follow.

NET INCOME

2025 vs. 2024. First Financial’s net income increased $26.8 million, or 11.7%, to $255.6 million in 2025, compared to net income of $228.8 million in 2024. The increase in 2025 was primarily related to a $30.0 million, or 4.9%, increase in net interest income, a $12.7 million, or 25.8%, decrease in provision expense and a $33.9 million, or 15.1%, increase in noninterest income, which were partially offset by a $21.0 million, or 4.0%, increase in noninterest expenses and a $26.2 million, or 66.3%, increase in income tax expense.

2024 vs. 2023. First Financial’s net income decreased $27.0 million, or 10.6%, to $228.8 million in 2024, compared to net income of $255.9 million in 2023. The decrease in 2024 was primarily related to a $15.8 million, or 2.5%, decrease in net interest income, a $41.1 million, or 8.6%, increase in noninterest expenses and a $6.1 million, or 14.2%, increase in provision expense, which were partially offset by a $11.1 million, or 5.2%, increase in noninterest income and a $23.2 million, or 37.0%, decrease in income tax expense.

For more detail, refer to the Net interest income, Noninterest income, Noninterest expenses, Income taxes and Asset quality and allowance for credit losses sections that follow.

NET INTEREST INCOME

First Financial’s net interest income for the years 2025, 2024 and 2023 is shown in Table 1 – Financial Summary.

First Financial’s principal source of income is net interest income, which is the excess of interest received from earning assets, including loan-related fees and purchase accounting accretion, less interest paid on interest-bearing liabilities. The amount of net interest income is determined by the volume and mix of earning assets, the rates earned on such assets and the volume, mix and rates paid for the deposits and borrowed money that support the earning assets. Earning assets consist of interest-bearing loans and leases to customers as well as marketable investment securities. First Financial's tax equivalent net interest margin was 3.98%, 4.05% and 4.40% for 2025, 2024 and 2023, respectively.

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

Loan fees included in the interest income computation for 2025, 2024 and 2023 were $16.6 million, $16.2 million and $19.0 million, respectively. Interest income also included purchase accounting accretion of $3.8 million, $3.5 million and $4.2 million for 2025, 2024 and 2023, respectively.

2025 vs. 2024. Net interest income increased $30.0 million, or 4.9%, to $642.0 million in 2025 from $612.0 million in 2024. The increase in net interest income reflected an increase in earning asset balances and a decline in funding costs. These changes more than offset an increase in interest bearing liabilities and a decline in asset yields.

Net interest margin on a fully tax equivalent basis decreased 7 bps to 3.98% for 2025 compared to 4.05% in 2024. The net interest margin was strong throughout 2025, as earning asset growth helped to mitigate the impact from higher deposit balances.
8 First Financial Bancorp 2025 Annual Report

Additionally, First Financial successfully managed funding costs, which decreased 45 bps during the year. This decline in funding costs mostly offset a 41 bp decline in asset yields.

Interest income declined $0.2 million in 2025 when compared to the prior year as the yield on earning assets decreased to 6.20% from 6.61%. Largely offsetting the decline in yields, average earning assets increased to $16.2 billion as of December 31, 2025 from $15.2 billion in 2024, primarily due to a $603.1 million increase in average loan balances.

Total interest expense decreased $30.2 million, or 7.7%, due to a 43 bp decrease in the cost of interest-bearing deposits, and a 12 bp decrease in the cost of average borrowings. These decreases were partially offset by a $953.6 million increase in average deposit balances and a $158.9 million decrease in average borrowings. The cost of interest-bearing deposits was 2.69% in 2025 compared to 3.12% for the same period in the prior year, and the cost of borrowed funds decreased to 5.48% in 2025 from 5.60% in 2024.

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

Net interest margin on a fully tax equivalent basis decreased 35 bps to 4.05% for 2024 compared to 4.40% in 2023 as funding costs increased during the year. The net interest margin was strong throughout 2024, as earning asset growth helped to mitigate the impact from higher funding costs and higher deposit balances. Funding costs increased 75 bps during the year while asset yields increased 30 bps compared to 2023.

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

First Financial Bancorp 2025 Annual Report 9

Table 4 • Statistical Information

	2025			2024			2023
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Earning assets
Loans and leases (1), (4)
Commercial and industrial (2)	$3,968,597	$291,872	7.35%	$3,677,979	$294,861	8.02%	$3,447,984	$263,632	7.65%
Lease financing (2)	594,144	38,341	6.45%	532,212	36,341	6.83%	342,243	25,063	7.32%
Construction-real estate	742,597	53,390	7.19%	720,031	57,340	7.96%	535,715	41,302	7.71%
Commercial-real estate (2)	4,053,079	278,337	6.87%	4,088,127	307,077	7.51%	4,038,457	293,353	7.26%
Residential-real estate	1,566,236	80,931	5.17%	1,400,318	67,974	4.85%	1,231,507	54,065	4.39%
Installment and other consumer	1,111,677	78,823	7.09%	1,014,559	75,657	7.46%	970,681	69,016	7.11%
Total loans and leases	12,036,330	821,694	6.83%	11,433,226	839,250	7.34%	10,566,587	746,431	7.06%
Investment securities (3)
Taxable	3,283,685	148,036	4.51%	2,845,087	124,936	4.39%	2,952,767	125,520	4.25%
Tax-exempt (2)	325,587	11,386	3.50%	384,490	13,715	3.57%	489,466	17,596	3.59%
Total investment securities (3)	3,609,272	159,422	4.42%	3,229,577	138,651	4.29%	3,442,233	143,116	4.16%
Interest-bearing deposits with other banks	604,115	25,722	4.26%	572,763	29,783	5.20%	396,089	19,813	5.00%
Total earning assets	16,249,717	1,006,838	6.20%	15,235,566	1,007,684	6.61%	14,404,909	909,360	6.31%

Nonearning assets
Allowance for credit losses	(164,569)			(153,126)			(145,472)
Cash and due from banks	170,703			185,006			216,625
Accrued interest and other assets	2,651,091			2,524,568			2,521,161
Total assets	$18,906,942			$17,792,014			$16,997,223

Interest-bearing liabilities
Deposits
Interest-bearing demand	$3,117,845	$57,737	1.85%	$2,945,315	$60,825	2.07%	$2,932,477	$42,388	1.45%
Savings	5,181,597	123,495	2.38%	4,650,554	130,772	2.81%	3,932,100	68,168	1.73%
Time	3,271,555	129,520	3.96%	3,021,558	139,495	4.62%	2,397,289	91,454	3.81%
Total interest-bearing deposits	11,570,997	310,752	2.69%	10,617,427	331,092	3.12%	9,261,866	202,010	2.18%
Borrowed funds
Short-term borrowings	551,917	24,842	4.50%	712,870	38,856	5.45%	1,019,470	53,378	5.24%
Long-term debt	343,442	24,264	7.06%	341,352	20,137	5.90%	340,950	19,846	5.82%
Total borrowed funds	895,359	49,106	5.48%	1,054,222	58,993	5.60%	1,360,420	73,224	5.38%
Total interest-bearing liabilities	12,466,356	359,858	2.89%	11,671,649	390,085	3.34%	10,622,286	275,234	2.59%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	3,199,519			3,145,646			3,617,961
Other liabilities	679,298			634,663			627,225
Shareholders' equity	2,561,769			2,340,056			2,129,751
Total liabilities and shareholders' equity	$18,906,942			$17,792,014			$16,997,223
Net interest income and interest rate spread (fully tax equivalent)		$646,980	3.31%		$617,599	3.27%		$634,126	3.72%
Net interest margin (fully tax equivalent)			3.98%			4.05%			4.40%
Interest income and yield		$1,001,904	6.17%		$1,002,095	6.58%		$903,004	6.27%
Interest expense and rate		359,858	2.89%		390,085	3.34%		275,234	2.59%
Net interest income and spread		$642,046	3.28%		$612,010	3.24%		$627,770	3.68%
Net interest margin			3.95%			4.02%			4.36%

(1) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.
(2) Interest income on tax-exempt investments and on certain tax-exempt loans and leases has been adjusted to a tax equivalent basis using a 21% tax rate.
(3) Includes HTM securities, AFS securities and other investments
(4) Includes loans held-for-sale

10 First Financial Bancorp 2025 Annual Report

Table 5 • Volume/Rate Analysis - Tax Equivalent Basis (1)
	2025 change from 2024 due to			2024 change from 2023 due to
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans (2)	$41,173	$(58,729)	$(17,556)	$63,615	$29,204	$92,819
Investment securities (3)
Taxable	19,773	3,327	23,100	(4,729)	4,145	(584)
Tax-exempt	(2,060)	(269)	(2,329)	(3,745)	(136)	(3,881)
Total interest on investment securities (3)	17,713	3,058	20,771	(8,474)	4,009	(4,465)
Interest-bearing deposits with other banks	1,335	(5,396)	(4,061)	9,187	783	9,970
Total	60,221	(61,067)	(846)	64,328	33,996	98,324

Interest expense
Interest-bearing demand deposits	3,195	(6,283)	(3,088)	265	18,172	18,437
Savings deposits	12,657	(19,934)	(7,277)	20,203	42,401	62,604
Time deposits	9,897	(19,872)	(9,975)	28,820	19,221	48,041
Short-term borrowings	(7,245)	(6,769)	(14,014)	(16,712)	2,190	(14,522)
Long-term debt	148	3,979	4,127	24	267	291
Total	18,652	(48,879)	(30,227)	32,600	82,251	114,851
Net interest income	$41,569	$(12,188)	$29,381	$31,728	$(48,255)	$(16,527)
(1) Tax equivalent basis calculated using a 21% tax rate
(2) Includes nonaccrual loans and loans held-for-sale
(3) Includes HTM securities, AFS securities and other investments

NONINTEREST INCOME AND NONINTEREST EXPENSES

Noninterest income and noninterest expenses for 2025, 2024 and 2023 are shown in Table 6 – Noninterest Income and Noninterest Expenses.

NONINTEREST INCOME

2025 vs. 2024. Noninterest income increased $33.9 million, or 15.1%, to $257.4 million in 2025 from $223.6 million in 2024. The increase was primarily attributed to a $12.4 million, or 18.3%, increase in leasing business income; a $9.6 million, or 17.1%, increase in foreign exchange income; a $7.0 million, or 38.9%, increase in gains from sales of loans; a $3.8 million, or 13.4%; increase in wealth management fees; a $3.1 million, or 66.0%, increase in client derivative fees; and a $2.1 million, or 7.1%, increase in service charges on deposit accounts. These increases were partially offset by a $4.2 million, or 15.3%, decrease in other noninterest income.
Continued growth from Summit resulted in higher leasing business income during 2025. Foreign exchange and client derivative fee income grew due to increased demand while wealth management fees grew as a result of an increase in business succession consulting fees. The increase in gains from sales of loans reflects an increase in the volume of mortgage loans sold during 2025 due to declining interest rates, while service charges on deposits increased from the prior year due to an increase in deposit balances. Partially offsetting these increases, other noninterest income decreased due to a $4.4 million gain recorded in 2024 related to a deferred tax adjustment.

2024 vs. 2023. Noninterest income increased $11.1 million, or 5.2%, to $223.6 million in 2024 from $212.4 million in 2023. The increase was primarily attributed to a $16.3 million, or 31.8%, increase in leasing business income; a $5.1 million, or 22.9%, increase in other noninterest income; a $4.7 million, or 35.6%, increase in gains from sales of loans; a $2.6 million, or 10.1%; increase in wealth management fees; a $2.0 million, or 3.7%, increase in foreign exchange income; and a $2.0 million, or 7.3%, increase in service charges on deposit accounts. These increases were partially offset by a $21.5 million increase in losses on investment securities.

The growth in leasing business income in 2024 reflected continued growth from Summit during the year. The increase in other noninterest income was primarily driven by a $4.4 million gain related to a deferred tax adjustment, while gains from sales of loans increased due to higher mortgage volumes in the back half of 2024 as the Federal Reserve cut interest rates. Wealth
First Financial Bancorp 2025 Annual Report 11

management fees grew as a result of an increase in managed assets, and foreign exchange income rose as a result of an increase in customer demand. Service charges on deposits increased in 2024 due to a corresponding increase in deposit balances compared to the prior year.

Partially offsetting these increases, losses on investment securities were higher in 2024 than in 2023 due to a $9.7 million impairment loss on two commercial mortgage backed securities where the underlying collateral consisted of skilled nursing facilities with credit deterioration and $13.2 million of losses resulting from the repositioning of a portion of the investment portfolio during 2024.

Table 6 • Noninterest Income and Noninterest Expenses
	2025		2024		2023
(Dollars in thousands)	Total	% Change	Total	% Change	Total	% Change
Noninterest income
Service charges on deposit accounts	$31,366	7.1%	$29,279	7.3%	$27,289	(2.8)%
Wealth management fees	32,563	13.4%	28,720	10.1%	26,081	11.0%
Bankcard income	14,226	(1.2)%	14,399	2.6%	14,039	(2.4)%
Client derivative fees	7,802	66.0%	4,701	(8.8)%	5,155	(5.3)%
Foreign exchange income	65,666	17.1%	56,064	3.7%	54,051	(1.7)%
Leasing business income	80,020	18.3%	67,641	31.8%	51,322	62.5%
Net gains from sales of loans	24,885	38.9%	17,918	35.6%	13,217	(12.2)%
Net gain (loss) on investment securities	(22,324)	(1.1)%	(22,575)	N/M	(1,052)	(12.9)%
Other	23,234	(15.3)%	27,421	22.9%	22,320	24.9%
Total	$257,438	15.1%	$223,568	5.2%	$212,422	12.0%

Noninterest expenses
Salaries and employee benefits	$315,885	3.8%	$304,389	4.0%	$292,731	8.7%
Net occupancy	24,182	4.9%	23,050	0.3%	22,990	3.5%
Furniture and equipment	14,776	2.4%	14,427	6.5%	13,543	2.4%
Data processing	37,835	7.6%	35,178	(1.9)%	35,852	6.5%
Marketing	10,170	12.7%	9,026	(6.4)%	9,647	10.3%
Communication	3,013	(6.7)%	3,229	18.3%	2,729	1.7%
Professional services	14,833	5.3%	14,087	41.9%	9,926	2.0%
Amortization of tax credit investments	1,135	(92.1)%	14,396	N/M	1,295	(94.6)%
State intangible tax	5,604	122.0%	2,524	(35.5)%	3,914	(8.7)%
FDIC assessments	11,204	0.0%	11,209	(6.2)%	11,948	66.1%
Intangible assets amortization	11,003	16.0%	9,487	(8.8)%	10,402	(7.0)%
Leasing business expense	53,705	21.2%	44,317	36.4%	32,500	59.6%
Other	37,202	8.5%	34,276	10.5%	31,012	7.4%
Total	$540,547	4.0%	$519,595	8.6%	$478,489	5.1%

12 First Financial Bancorp 2025 Annual Report

NONINTEREST EXPENSES

2025 vs. 2024. Noninterest expenses increased $21.0 million, or 4.0%, to $540.5 million in 2025 compared to $519.6 million in 2024, primarily due to an $11.5 million, or 3.8%, increase in salaries and employee benefits; a $9.4 million, or 21.2%, increase in leasing business expenses; a $3.1 million, or 122.0%, increase in state intangible taxes; a $2.7 million, or 7.6%, increase in data processing; and a $2.9 million, or 8.5%, increase in other noninterest expenses. Partially offsetting these increases was a $13.3 million, or 92.1%, decrease in tax credit investment amortization.

Higher salaries and employee benefits were driven by the Westfield acquisition and higher incentive compensation during the year, while the increase in leasing business expense was a result of the continued growth of the operating lease portfolio. Data processing expenses increased primarily due to acquisition-related expenses while state intangible taxes increased as a result of a higher percentage of income being earned in Ohio during 2025. The increase in other noninterest expenses was a result of higher pension expense for 2025. The decline in tax credit amortization during the current year resulted from fewer tax credit investments being recognized in 2025 than in 2024.

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

Tax credit investment amortization increased during 2024 due to an increase in tax credits realized during the period, while the increase in leasing business expense was a result of continued growth from Summit Funding Group. Higher salaries and employee benefits were driven by annual compensation adjustments, incentive compensation tied to fee income, and performance related incentives tied to the Company's financial results. Professional services increased primarily due to consulting expenses tied to the Company's ongoing optimization efforts. The increase in other noninterest expenses was driven by higher pension expense in 2024. The decline in state intangible taxes during the year was primarily due to the recognition of state tax credits during 2024.

INCOME TAXES

2025 vs. 2024. First Financial’s income tax expense in 2025 totaled $65.7 million compared to $39.5 million in 2024, resulting in effective tax rates of 20.4% and 14.7% for 2025 and 2024, respectively. The higher effective tax rate in 2025 was primarily related to a higher number of tax credits recognized during 2024.

2024 vs. 2023. First Financial’s income tax expense in 2024 totaled $39.5 million compared to $62.7 million in 2023, resulting in effective tax rates of 14.7% and 19.7% for 2024 and 2023, respectively. The lower effective tax rate in 2024 was primarily related to tax credit activity during 2024, as well as lower gross income in 2024 compared to 2023.

For further information on income taxes, see Note 16 – Income Taxes in the Notes to Consolidated Financial Statements.

INVESTMENTS

First Financial utilizes its investment portfolio as a source of liquidity and interest income, as well as a tool for managing the Company's interest rate risk profile. As such, the Company's primary investment strategy is to invest in debt securities with low credit risk, such as treasury and agency-backed residential MBS. The investment portfolio is also managed with consideration to prepayment, extension and maturity risk. First Financial invests primarily in MBS issued by U.S. government agencies and corporations, such as GNMA, FHLMC and FNMA, as these securities are considered to have a low credit risk and high liquidity profile due to government agency guarantees. Government and agency backed securities comprised 53.7% and 45.5% of First Financial's investment securities portfolio as of December 31, 2025 and 2024, respectively.

The Company also invests in certain securities whose realization is dependent on future principal and interest repayments. Prior to purchase, First Financial performs a detailed collateral and structural analysis on these securities and strategically invests in asset classes in which First Financial has expertise and experience, as well as a senior position in the capital structure. First Financial continuously monitors credit risk and geographic concentration risk in its evaluation of market opportunities that would enhance the overall performance of the portfolio. Securities not supported by government or agency guarantees represented 46.3% and 54.5% of First Financial's investment securities portfolio as of December 31, 2025 and 2024, respectively.
First Financial Bancorp 2025 Annual Report 13

The other investments category in the Consolidated Balance Sheets consists primarily of First Financial’s investments in FRB stock and FHLB stock.

2025 vs. 2024. First Financial’s investment portfolio at December 31, 2025 totaled $4.0 billion, compared to $3.3 billion at December 31, 2024, and represented 19.1% of total assets at December 31, 2025. The $769.7 million, or 23.6%, increase in the investment portfolio during 2025 was primarily related to the Westfield acquisition as well as Company's strategic deployment of balance sheet liquidity resulting from an increase in deposits.
First Financial classified $4.0 billion, or 98.5%, and $3.2 billion, or 97.6%, of investment securities as AFS at December 31, 2025 and 2024, respectively. First Financial classified $58.5 million, or 1.5%, and $77.0 million, or 2.4%, of investment securities as HTM at December 31, 2025 and 2024, respectively.

First Financial recorded a $163.9 million unrealized after-tax loss on the investment portfolio at December 31, 2025 due to changes in the fair value of AFS securities resulting from higher interest rates. This unrealized after-tax loss position, which was reflected as an adjustment to equity in AOCI, improved $92.6 million in 2025 from a $256.5 million unrealized after-tax loss at December 31, 2024 due to a decrease in interest rates during the year and the Company's strategic repositioning of a portion of the portfolio.

The overall duration of the investment portfolio was 4.4 years as of both December 31, 2025 and December 31, 2024. First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk and the Company continuously monitors and considers these risks in its evaluation of current market opportunities that would enhance the overall performance of the portfolio.

During 2025, the Company realized $22.3 million of losses on investment securities, which is included in noninterest income in Consolidated Statements of Income, compared to $22.6 million in 2024. The repositioning of a portion of the investment portfolio accounted for losses of $6.5 million and $13.2 million in 2025 and 2024, respectively, while impairment write-downs accounted for $8.1 million of losses in 2025 and $9.7 million in 2024. These impairment losses were due to credit deterioration where the Company had determined that it no longer intended to hold the securities until the recovery of their amortized cost bases.

First Financial had six AFS securities with unrealized losses due to credit deterioration at December 31, 2025. These securities totaled $20.9 million, with $9.8 million of unrealized losses. The Company had two AFS securities with unrealized losses due to credit deterioration at December 31, 2024, which totaled $11.1 million, and had unrealized losses of $1.1 million. The Company is monitoring these securities and believes that the Company will receive the full par value.

Debt securities issued by the U.S. government and U.S. government agencies and corporations, including the FHLB, FHLMC, FNMA and the U.S. Export/Import Bank, were not meaningful as a percentage of the portfolio at either December 31, 2025 or December 31, 2024.

Investments in MBS securities, which include CMO, represented 66.4% and 60.2% of First Financial's total investment portfolio at December 31, 2025 and 2024, respectively. MBS securities are participations in pools of loans secured by mortgages under which payments of principal and interest are passed through to the security holders. These securities are subject to prepayment risk, particularly during periods of declining interest rates, and extension risk during periods of rising interest rates. Prepayments of the underlying residential real estate loans may shorten the lives of the securities, thereby affecting yields to maturity and market values.

Tax-exempt securities of states, municipalities and other political subdivisions totaled $626.4 million as of December 31, 2025 and $529.5 million as of December 31, 2024, comprising 15.5% and 16.2% of the investment portfolio at December 31, 2025 and 2024, respectively. The securities are diversified to include states as well as issuing authorities within states, thereby decreasing geographic portfolio risk. First Financial continuously monitors the risk associated with this investment type and reviews underlying ratings for possible downgrades. First Financial does not own any state or other political subdivision securities that are currently impaired.

Asset-backed securities were $556.5 million, or 13.8% of the investment portfolio at December 31, 2025 and $534.1 million, or 16.4% of the investment portfolio at December 31, 2024. First Financial considers these investment securities to have lower credit risk and a high liquidity profile as a result of explicit guarantees on the collateral.

14 First Financial Bancorp 2025 Annual Report

Other securities, consisting primarily of taxable securities of states, municipalities and other political subdivisions, in addition to debt securities issued by corporations, were $173.7 million, or 4.3% of the investment portfolio, at December 31, 2025 and $162.8 million, or 5.0% of the investment portfolio, at December 31, 2024.

Table 7 • Investment Securities as of December 31
	2025		2024
		Percent of		Percent of
(Dollars in thousands)	Amount	Portfolio	Amount	Portfolio
U.S. Treasuries	$95	0.0%	$90	0.0%
Securities of U.S. government agencies and corporations	0	0.0%	71,678	2.2%
Mortgage-backed securities-residential	1,549,414	38.4%	998,542	30.6%
Mortgage-backed securities-commercial	408,973	10.2%	387,816	11.9%
Collateralized mortgage obligations	715,325	17.8%	576,172	17.7%
Obligations of state and other political subdivisions	626,424	15.5%	529,525	16.2%
Asset-backed securities	556,544	13.8%	534,103	16.4%
Other securities	173,702	4.3%	162,810	5.0%
Total	$4,030,477	100.0%	$3,260,736	100.0%

First Financial held $597.3 million and $730.2 million of cash on deposit with the Federal Reserve and FHLB at December 31, 2025 and 2024, respectively. The Company continually monitors its liquidity position as part of its ERM framework, specifically through its asset/liability management process.

The Company had unrealized gains on equity securities of $0.3 million recorded in noninterest income for the twelve months ended both December 31, 2025 and 2024.

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

The estimated maturities and weighted-average yields of HTM and AFS investment securities as of December 31, 2025 are shown in Table 8 – Investment Securities. Tax-equivalent adjustments using a rate of 21% were included in calculating yields on tax-exempt obligations of state and other political subdivisions.

First Financial Bancorp 2025 Annual Report 15

Table 8 • Investment Securities as of December 31, 2025
	Maturity (2)
	Within one year		After one but within five years		After five but within ten years		After ten years
(Dollars in thousands)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Held-to-Maturity
Securities of other U.S. government agencies and corporations	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Mortgage-backed securities-residential	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-commercial	7,440	2.94%	7,196	1.99%	12,737	2.22%	0	0.00%
Collateralized mortgage obligations	3,329	2.71%	0	0.00%	2,759	2.93%	0	0.00%
Obligations of state and other political subdivisions	720	3.02%	6,222	3.59%	0	0.00%	1,392	2.25%
Other securities	0	0.00%	15,750	8.04%	1,000	4.25%	0	0.00%
Total	$11,489	2.88%	$29,168	5.60%	$16,496	2.46%	$1,392	2.25%

Available-for-Sale
U.S. treasuries	$0	0.00%	$95	1.39%	$0	0.00%	$0	0.00%
Securities of other U.S. government agencies and corporations	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Mortgage-backed securities-residential	160,394	2.38%	116,988	5.34%	991,171	4.09%	280,861	5.03%
Mortgage-backed securities-commercial	154,988	3.95%	56,800	5.57%	68,944	3.27%	100,868	5.00%
Collateralized mortgage obligations	127,315	3.09%	273,571	4.66%	216,196	3.74%	92,155	5.11%
Obligations of state and other political subdivisions	10,496	2.89%	109,865	2.62%	325,183	2.64%	172,546	3.17%
Asset-backed securities	71,943	3.17%	316,918	5.53%	145,048	5.27%	22,635	6.41%
Other securities	21,720	6.18%	93,814	6.95%	38,079	5.36%	3,339	4.08%
Total	$546,856	3.22%	$968,051	5.02%	$1,784,621	3.85%	$672,404	4.47%

(1) Tax equivalent basis was calculated using a 21% tax rate and yields were based on amortized cost.
(2) Maturity represents estimated life of investment securities

LENDING PRACTICES

First Financial remains dedicated to meeting the financial needs of individuals and businesses through its client-focused business model. The loan portfolio is comprised of a broad range of borrowers primarily located in the Ohio, Indiana, Kentucky and Illinois markets; however, the insurance premium finance, commercial finance and leasing lines of business serve a nationwide client base.

First Financial’s loan portfolio consists of commercial loan types, including C&I, lease financing (equipment leasing), construction real estate and commercial real estate, as well as consumer loan types, such as residential real estate, home equity, installment and credit card loans. First Financial's lending portfolios are managed to avoid the creation of inappropriate industry, geographic or borrower concentration risk.

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

16 First Financial Bancorp 2025 Annual Report

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

Management considers classified loans to be the leading indicator of credit losses, and these loans are typically managed by the Special Assets Department. Special Assets is a commercial credit group whose primary focus is to handle the day-to-day management of commercial workouts, recoveries and problem loan resolutions. Special Assets ensures that First Financial has appropriate oversight, improved communication and timely resolution of issues throughout the loan portfolio. Additionally, the CRM group within First Financial's Risk Management function provides independent, objective oversight and assessment of commercial credit quality and processes.

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

LOANS AND LEASES

2025 vs. 2024. Loans, excluding loans held for sale, totaled $13.4 billion at December 31, 2025, increasing $1.7 billion, or 14.1%, compared to December 31, 2024. The increase in loan balances included $1.6 billion acquired in the Westfield transaction.

C&I loans increased $816.4 million, or 21.4%, to $4.6 billion; residential real estate loans increased $369.9 million, or 25.3%, to $1.8 billion; commercial real estate loans increased $322.8 million, or 7.9%, to $4.4 billion; finance lease balances increased $40.5 million, or 6.8%, to $638.5 million; home equity loans increased $156.2 million, or 18.4%, to $1.0 billion; installment loans increased $55.6 million, or 41.8%, to $188.7 million; and credit card balances increased $3.0 million, or 4.8%, to $65.3 million. Partially offsetting these increases, construction real estate loans decreased $102.1 million, or 13.1%, to $677.3 million.

Average loan balances, including loans held for sale, were $12.0 billion for 2025, an increase of $603.1 million, or 5.3%, compared to 2024.

Table 9 – Loan Maturity/Rate Sensitivity indicates the contractual maturity of all loans outstanding at December 31, 2025 as well as their sensitivity to changes in interest rates.

For discussion of risks associated with the loan portfolio and First Financial's ACL, see the Asset Quality and Allowance for Credit Losses section included in Management’s Discussion and Analysis.
First Financial Bancorp 2025 Annual Report 17

Table 9 • Loan Maturity/Rate Sensitivity
	December 31, 2025
	Maturity
		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Commercial & industrial	$1,305,996	$2,605,410	$718,192	$2,643	$4,632,241
Lease financing	178,935	436,398	23,194	0	638,527
Construction real estate	297,452	233,322	52,986	93,579	677,339
Commercial real estate	980,530	2,576,349	793,859	33,818	4,384,556
Residential real estate	55,333	199,457	594,334	983,060	1,832,184
Home equity	19,080	69,704	105,982	810,438	1,005,204
Installment	44,643	80,657	53,257	10,137	188,694
Credit card	0	0	0	65,325	65,325
Total	$2,881,969	$6,201,297	$2,341,804	$1,999,000	$13,424,070

	December 31, 2025
	Maturity
		After one	After five
	Within	but within	but within	After
(Dollars in thousands)	one year	five years	fifteen years	fifteen years	Total
Fixed rate
Commercial & industrial	$560,258	$682,512	$175,575	$0	$1,418,345
Lease financing	117,243	269,684	16,487	0	403,414
Construction real estate	17,066	14,080	8,685	42,974	82,805
Commercial real estate	83,038	476,963	167,636	1,453	729,090
Residential real estate	45,079	152,244	442,776	667,805	1,307,904
Home equity	9,674	38,983	70,720	60,580	179,957
Installment	41,883	76,633	17,969	10,127	146,612
Credit card	0	0	0	615	615
Total	$874,241	$1,711,099	$899,848	$783,554	$4,268,742

Variable rate
Commercial & industrial	$745,738	$1,922,898	$542,617	$2,643	$3,213,896
Lease financing	61,692	166,714	6,707	0	235,113
Construction real estate	280,386	219,242	44,301	50,605	594,534
Commercial real estate	897,492	2,099,386	626,223	32,365	3,655,466
Residential real estate	10,254	47,213	151,558	315,255	524,280
Home equity	9,406	30,721	35,262	749,858	825,247
Installment	2,760	4,024	35,288	10	42,082
Credit card	0	0	0	64,710	64,710
Total	$2,007,728	$4,490,198	$1,441,956	$1,215,446	$9,155,328

18 First Financial Bancorp 2025 Annual Report

In an effort to mitigate credit risk, First Financial routinely reviews its loan portfolio for various concentrations. These reviews consider the Bank's collateral position as well as exposure to a given industry sector. First Financial believes that the loan portfolio is sufficiently diversified to provide protection from deterioration in any particular industry or devaluation of a specific collateral type. Table 10 - C&I and Owner Occupied Loans by Sector and Table 11 - Investor CRE Loans by Property Type provide additional detail behind the Company's C&I and CRE loan portfolios as of December 31, 2025.

Table 10 • C&I and Owner Occupied CRE Loans by Sector (1)
(Dollars in thousands)	December 31, 2025	% of Total Loans
NAICS Sector
Finance and Insurance	$1,129,947	8.4%
Manufacturing	560,680	4.2%
Construction	400,529	3.0%
Real Estate and Rental and Leasing	366,028	2.7%
Professional, Scientific, and Technical Services	290,941	2.2%
Retail Trade	270,199	2.0%
Health Care and Social Assistance	257,973	1.9%
Accommodation and Food Services	247,219	1.8%
Wholesale Trade	213,105	1.6%
Agriculture, Forestry, Fishing and Hunting	160,399	1.2%
Transportation and Warehousing	148,349	1.1%
Administrative and Support and Waste Management	142,624	1.1%
Other Services (except Public Administration)	116,026	0.9%
Arts, Entertainment, and Recreation	75,031	0.6%
Utilities	62,113	0.5%
Information	59,851	0.4%
Public Administration	57,860	0.4%
Management of Companies and Enterprises	57,177	0.4%
Other	1,194,697	8.9%
Total	$5,810,748	43.3%
(1) Excludes loan marks and loans in process

Table 11 • Investor CRE Loans by Property Type (1)
(Dollars in thousands)	December 31, 2025	% of Total Loans
Property Type
Residential Multi Family 5+	$902,311	6.7%
Retail Property	825,569	6.1%
Industrial	398,412	3.0%
Office	342,965	2.6%
Hospital/Nursing Home	259,918	1.9%
Hotel	103,140	0.8%
Land	96,995	0.7%
Residential 1-4 Family	73,943	0.6%
Other	227,054	1.7%
Total	$3,230,307	24.1%
(1) Excludes loan marks and loans in process

First Financial Bancorp 2025 Annual Report 19

Given the potential for stress related to commercial office space, First Financial performed targeted reviews of its exposure to this sector during 2025 and 2024. As of December 31, 2025, First Financial had $343.0 million of loans collateralized by non-owner occupied office space, which represents 2.6% of the total loan portfolio, compared to $405.5 million at December 31, 2024. The overall LTV of the portfolio at origination is strong, and a majority is located in suburban locations secured by Class A and Class B assets with recourse to the sponsor. As of December 31, 2025, 89.6% of the office portfolio was pass rated, and there were two relationships totaling $26.1 million on nonaccrual status.

Loans to NDFI totaled $461.1 million, or 3.4% of total loans, as of December 31, 2025. NDFI include a wide range of financial entities that provide services similar to those of traditional banks but do not accept deposits from the general public and are not regulated by the Federal banking agencies. The NDFI balances at December 31, 2025 included $314.2 million in loans to mortgage credit intermediaries, $118.7 million in loans to business credit intermediaries, and $28.2 million of loans to other NDFI, such as private equity funds and consumer credit intermediaries. As of December 31, 2025, all of the loans to NDFI had an internal credit rating of pass.

COMMITMENTS AND CONTINGENCIES

Off-balance sheet arrangements include commitments to extend credit and financial guarantees.  Loan commitments are agreements to extend credit to a client absent any violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

First Financial had commitments outstanding to extend credit totaling $4.5 billion and $3.8 billion at December 31, 2025 and 2024, respectively. As of December 31, 2025, loan commitments with variable interest rates totaled $4.4 billion, while commitments with a fixed interest rate totaled $75.0 million. At December 31, 2024, commitments with variable interest rates totaled $3.7 billion, while loan commitments with a fixed interest rate totaled $69.3 million. The fixed rate loan commitments have interest rates ranging from 0% to 21% for both December 31, 2025 and 2024 and have maturities ranging from less than 1 year to 31.6 years at both December 31, 2025 and December 31, 2024.

Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s portfolio of letters of credit consists primarily of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  First Financial issued letters of credit aggregating $36.6 million and $25.1 million at December 31, 2025, and 2024, respectively. Management conducts regular reviews of these instruments on an individual client basis.

First Financial is a party in risk participation transactions of interest rate swaps, which had total notional amounts of $335.0 million and $310.7 million at December 31, 2025, and 2024, respectively.

First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2025, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments. First Financial had unfunded commitments related to tax credit investments of $103.0 million and $79.8 million at December 31, 2025 and 2024, respectively.

In the ordinary course of business, First Financial and its subsidiaries are parties to litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2025. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2025 or December 31, 2024.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Loans are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful or when principal or interest payments are 90 days or more past due. Generally, loans are classified as nonaccrual due to a borrower's
20 First Financial Bancorp 2025 Annual Report

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

2025 vs. 2024. Nonaccrual loans as of December 31, 2025 were $101.8 million, or 76 bps of total loans. This represents a $35.8 million, or 54.3%, increase from $66.0 million as of December 31, 2024. Classified asset balances increased $11.4 million, or 5.1%, to $235.5 million at December 31, 2025 from $224.1 million at December 31, 2024. Total classified assets included a $37.0 million receivable from a customer, which was recorded following the mutually agreed upon termination of a foreign exchange trade and is expected to be collected in full. This receivable was $45.0 million at December 31, 2024.

The change in classified assets during 2025 included $20.4 million of loans rated substandard or worse acquired in the Westfield transaction. Absent the impact from Westfield, classified assets declined $9.0 million during 2025 as resolutions of classified assets outpaced downward credit migration during the period.

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

As detailed in Note 2 – Accounting Standards Recently Adopted or Issued, the Company adopted ASU 2025-08 in 2025. The new rule allowed the Company to apply the gross-up approach in ASC 326 to all purchased seasoned loans, not just loans classified as PCD. The gross-up approach requires an entity to record an ACL at the acquisition date, offset by an addition to the amortized cost basis of the asset. Prior to the issuance of this ASU, the ACL for non-PCD assets was separately recorded through provision expense at the acquisition date.

See Table 12 – Summary of the ACL and Selected Statistics for a summary of activity impacting the ACL and Table 13 – Allocation of the ACL for detail on its composition.

2025 vs. 2024. The total ACL, which includes both funded and unfunded reserves, was $206.7 million at December 31, 2025, and included $25.9 million related to the Westfield acquisition in accordance with the Company's early adoption of ASU 2025-08. Net charge-offs were 25 bps of total loans, and the Company recorded $37.7 million in total provision expense for 2025. This compared to a total allowance of $173.7 million as of December 31, 2024 and $47.7 million of provision expense in 2024.

The Company utilized the Moody's December baseline forecast as its R&S forecast in the quantitative model at December 31, 2025. For reasonableness, the Company also considered the impact to the model from alternative, more adverse economic forecasts and alternative prepayment speeds. These alternative analyses were utilized to inform the Company's qualitative adjustments. Additionally, First Financial considered its credit exposure to certain industries believed to be at risk for future credit stress, such as franchise, hotel, office and investor commercial real estate lending, when making qualitative adjustments to the ACL model.

First Financial Bancorp 2025 Annual Report 21

Management’s Discussion and Analysis of Financial Condition and Results of Operations
ACL - Loans and Leases. The ACL on loans and leases at December 31, 2025 was $186.5 million, which was a $29.7 million, or 18.9%, increase from $156.8 million at December 31, 2024. The ACL was 1.39% as a percentage of total loans as of December 31, 2025 and 1.33% at December 31, 2024. Provision expense on loans and leases decreased $12.7 million, or 25.8%, to $36.5 million in 2025 from $49.2 million in 2024. The increase in the ACL in 2025 was primarily driven by the $23.7 million recorded in conjunction with the Westfield acquisition and organic loan growth.

Net charge-offs decreased $3.4 million, or 10.0%, to $30.5 million for 2025 compared to $33.9 million for 2024, while the ratio of net charge-offs as a percentage of average loans outstanding decreased to 25 bps in 2025 from 30 bps in 2024.

The ACL as a percentage of nonaccrual loans was 183.2% at December 31, 2025 and 237.7% at December 31, 2024. The increase in this ratio was attributed to the increase the ACL during the period outpacing the increase in nonaccrual loans.

Provision expense is a product of the Company's ACL model combined with net charge-off activity during the period. Provision expense decreased $12.7 million during 2025 as the Company recorded $36.5 million of provision expense during the period compared to $49.2 million in 2024.

ACL - Unfunded Commitments. The ACL on unfunded commitments was $20.2 million as of December 31, 2025 and $16.9 million as of December 31, 2024. The ACL on unfunded commitments included $2.2 million related to the Westfield acquisition. First Financial recorded $1.1 million of provision expense on unfunded commitments for the year ended December 31, 2025 compared to $1.6 million of provision recapture for the same period of 2024.

For further discussion of First Financial's ACL, see Note 6 – Allowance for Credit Losses in the Notes to Consolidated Financial Statements.
22 First Financial Bancorp 2025 Annual Report

Table 12 • Summary of the ACL and Selected Statistics
(Dollars in thousands)	2025	2024	2023
Allowance for credit loss activity:
Balance at January 1	$156,791	$141,433	$132,977
Purchase accounting ACL	23,652	0	0
Provision for credit losses	36,525	49,211	43,074
Loans charged-off:
Commercial & industrial	21,975	14,648	19,175
Lease financing	3,276	3,392	4,423
Construction real estate	245	0	0
Commercial real estate	3,538	10,633	8,723
Real estate-residential	167	143	39
Home equity	373	447	340
Installment	4,832	7,460	6,442
Credit card	2,269	2,586	1,173
Total loans charged-off	36,675	39,309	40,315

Recoveries of loans previously charged-off:
Commercial & industrial	951	2,611	1,534
Lease financing	532	88	55
Construction real estate	0	0	0
Commercial real estate	1,237	219	2,523
Real estate-residential	137	106	247
Home equity	429	660	615
Installment	2,570	1,284	441
Credit card	338	488	282
Total recoveries	6,194	5,456	5,697
Net charge-offs	30,481	33,853	34,618
Balance at December 31	$186,487	$156,791	$141,433

Net charge-offs to average loans and leases
Commercial & industrial	0.53%	0.33%	0.51%
Lease financing	0.46%	0.62%	1.28%
Construction real estate	0.03%	0.00%	0.00%
Commercial real estate	0.06%	0.25%	0.15%
Real estate-residential	0.00%	0.00%	(0.02)%
Home equity	(0.01)%	(0.03)%	(0.04)%
Installment	1.73%	4.19%	3.42%
Credit card	2.85%	3.18%	1.49%
Total net charge-offs	0.25%	0.30%	0.33%

Nonperforming assets
Nonaccrual loans	$101,808	$65,973	$65,753
Other real estate owned (OREO)	184	64	106
Total nonperforming assets	101,992	66,037	65,859
Accruing loans past due 90 days or more	411	361	2,028
Total underperforming assets	$102,403	$66,398	$67,887
Total classified assets	$235,451	$224,084	$140,995

Credit quality ratios:
As a percent of year-end loans, net of unearned income:
Allowance for credit losses	1.39%	1.33%	1.29%
Nonaccrual loans	0.76%	0.56%	0.60%
Allowance for credit losses to nonaccrual loans	183.18%	237.66%	215.10%
Classified assets to total assets	1.11%	1.21%	0.80%

First Financial Bancorp 2025 Annual Report 23

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 13 • Allocation of the ACL
	December 31,
	2025		2024		2023
(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
Balance at End of Period Applicable to:
Commercial and industrial	$75,155	34.5%	$49,987	32.5%	$44,319	32.0%
Lease financing	15,162	4.8%	13,079	5.1%	12,365	4.4%
Real estate – construction	16,951	5.0%	19,216	6.6%	11,003	5.2%
Real estate – commercial	38,389	32.7%	35,721	34.5%	34,903	37.3%
Real estate – residential	18,084	13.6%	17,822	12.4%	18,088	12.2%
Installment, home equity & credit card	22,746	9.4%	20,966	8.9%	20,755	8.9%
Total	$186,487	100.0%	$156,791	100.0%	$141,433	100.0%
DERIVATIVES

First Financial is authorized to use certain derivative instruments including interest rate caps, floors, swaps, commodity and foreign exchange contracts to meet the needs of its clients while managing interest rate risk associated with certain transactions.  The Company does not use derivatives for speculative purposes.

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

First Financial also enters into non-deliverable, commodity future and forward derivative contracts for the benefit of commercial customers to hedge their exposure to price fluctuations. Similar to the hedging of interest rate risk from the interest rate derivative contracts, First Financial also enters into commodity contracts with major financial counterparties to economically hedge the exposure from the client driven activity. The Company has risk limits and internal controls in place to help ensure excessive risk is not being taken in providing this service to customers.

First Financial executes IRLCs and forward commitments for the future delivery of mortgage loans to third-party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and loans held for sale.

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
24 First Financial Bancorp 2025 Annual Report

payments are required if the collar index is between the cap and floor rates.

The structure of First Financial's interest rate floors is such that First Financial receives an incremental amount if the index falls below the floor strike rate. No payments are required if the index remains above the floor strike rate.

The notional value of the Company's cash flow hedges was $1.0 billion at both December 31, 2025 and December 31, 2024, with a $0.1 million gain recorded in AOCI in the Consolidated Balance Sheet at December 31, 2025 and $1.2 million loss at December 31, 2024. The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows is 36 months as of December 31, 2025.

See Note 13 – Derivatives in the Notes to Consolidated Financial Statements for additional information regarding First Financial's use of derivative instruments.

DEPOSITS

First Financial solicits deposits by offering commercial and consumer clients a wide variety of transaction and savings accounts, including checking, savings, money-market and time deposits of various maturities and rates.

2025 vs. 2024. First Financial's total deposits increased $2.1 billion, or 14.6%, to $16.4 billion as of December 31, 2025 from $14.3 billion at December 31, 2024. This change was driven by a $1.0 billion, or 20.7%, increase in savings deposits, a $470.0 million, or 14.9%, increase in time deposits, a $333.1 million, or 10.6%, increase in noninterest bearing deposits, and a $264.9 million, or 8.6%, increase in interest-bearing checking deposits. Total non-time deposit balances were $12.8 billion as of December 31, 2025 and $11.2 billion as of December 31, 2024. The increase in total deposits was largely driven by $1.8 billion of deposits acquired in the Westfield transaction.

Total average deposits for 2025 increased $1.0 billion, or 7.3%, from 2024. This increase included the two month impact from the Westfield acquisition in addition to steady average balance growth over the course of the year. Average savings deposits increased $531.0 million, or 11.4%; average time deposits increased $250.0 million, or 8.3%; average interest-bearing checking deposits increased $172.5 million, or 5.9%; and average noninterest bearing deposits increased by $53.9 million, or 1.7%.

Uninsured deposit balances were $7.4 billion, or 45.3% of total deposits, as of December 31, 2025. The Company reviews uninsured deposits for concentration risk, and typically evaluates this risk by excluding public funds and intercompany deposits to arrive at an adjusted uninsured deposit amount. As such, excluding public funds and intercompany accounts, adjusted uninsured deposits were $4.9 billion, or 29.8% of total deposits, at December 31, 2025.

Table 14 – Uninsured Deposits-Maturities of Time Deposits Greater Than or Equal to $250,000 details the contractual maturity of certain deposits that are not FDIC insured. Time Deposits Greater Than or Equal to $250,000 represented 3.0% and 3.9% of total deposits outstanding at December 31, 2025 and December 31, 2024, respectively.

First Financial Bancorp 2025 Annual Report 25

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Table 14 • Uninsured Deposits-Maturities of Time Deposits Greater than or Equal to $250,000
(Dollars in thousands)	CDs	IRAs	Total
December 31, 2025
Maturing in
3 months or less	$203,188	$5,503	$208,691
3 months to 6 months	205,571	6,624	212,195
6 months to 12 months	70,843	1,380	72,223
over 12 months	1,065	596	1,661
Total	$480,667	$14,103	$494,770

December 31, 2024
Maturing in
3 months or less	$168,863	$5,958	$174,821
3 months to 6 months	220,078	3,084	223,162
6 months to 12 months	122,570	1,078	123,648
over 12 months	31,735	643	32,378
Total	$543,246	$10,763	$554,009

BORROWINGS

First Financial's short-term borrowings are utilized to manage the Company's normal liquidity needs. These borrowings include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, as well as overnight advances from the FHLB. The Company's long-term borrowings consist of subordinated debt, FRB borrowings, FHLB long-term advances and repurchase agreements utilizing investment securities pledged as collateral.

2025 vs. 2024. Borrowed funds were $1.2 billion as of December 31, 2025 compared to $1.1 billion as of December 31, 2024. Borrowings increased during the period largely as a result of the increase in loan demand.

Short-term borrowings decreased $80.1 million, or 10.6%, to $675.3 million at December 31, 2025, from $755.5 million at December 31, 2024. First Financial had $675.0 million of short-term borrowings from the FHLB at December 31, 2025 compared to $625.0 million at December 31, 2024. Short-term borrowings included no repurchase agreements as of December 31, 2025 or 2024. Additionally, the Company had no federal funds purchased as of December 31, 2025 or 2024.

Total long-term debt was $514.1 million and $347.5 million at December 31, 2025 and 2024, respectively. Outstanding subordinated debt totaled $495.1 million and $314.6 million as of December 31, 2025 and 2024, respectively, and included unamortized valuation and debt issuance costs of $9.6 million and $6.1 million as of December 31, 2025 and 2024, respectively.

First Financial issued $300.0 million of fixed to floating rate subordinated notes in November, 2025. These subordinated notes have an initial fixed interest rate of 6.375% to, but excluding, December 1, 2030, payable semi-annually in arrears. From, and including, December 1, 2030, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to a benchmark rate, which is expected to be the then-current three-month term SOFR, plus 300 basis points, payable quarterly in arrears. These subordinated notes mature on December 1, 2035 and are redeemable by the Company in whole or in part beginning with the interest payment date of December 1, 2030.

Additionally, $120.0 million of the Company's subordinated notes matured and were redeemed in 2025, and therefore are not included in the Consolidated Balance Sheet as of December 31, 2025.

Subordinated debt is treated as Tier 1 or Tier 2 capital for regulatory capital purposes until it is within five years of maturity, at which time its eligibility is reduced by 20% each year.

First Financial utilizes both short-term borrowings and long-term advances from the FHLB as wholesale funding sources. The Company had no FHLB long-term advances as of December 31, 2025 or 2024. First Financial's total remaining borrowing capacity from the FHLB was $999.4 million at December 31, 2025. For ease of borrowing execution, First Financial utilizes a
26 First Financial Bancorp 2025 Annual Report

blanket collateral agreement with the FHLB. First Financial pledged $6.9 billion of certain eligible residential, commercial and agricultural real estate loans, home equity lines of credit and certain agency CMO, municipals and CMBS securities as collateral for borrowings from the FHLB as of December 31, 2025.

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

Both First Financial Bancorp and First Financial Bank received investment grade credit ratings from Kroll Bond Rating Agency, Inc., an independent rating agency. These credit ratings impact the cost and availability of financing to First Financial. A downgrade to these credit ratings could affect First Financial's or the Bank’s abilities to access the credit markets and could potentially increase borrowing costs, negatively impacting financial condition and liquidity. Key factors in maintaining high credit ratings include consistent and diverse earnings, strong credit quality and capital ratios, diverse funding sources and disciplined liquidity monitoring procedures. The ratings of First Financial Bancorp and First Financial Bank at December 31, 2025 were as follows:

Table 15 • Credit Ratings
	First Financial Bancorp	First Financial Bank
Senior Unsecured Debt	BBB+	A-
Subordinated Debt	BBB	BBB+
Short-Term Debt	K2	K2
Deposit	N/A	A-
Short-Term Deposit	N/A	K2

First Financial's principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities. AFS securities were 98.5% and 97.6% of the total investment portfolio as of December 31, 2025 and 2024, respectively. The market value of investment securities classified as AFS totaled $4.0 billion and $3.2 billion at December 31, 2025 and 2024, respectively. As of December 31, 2025, $1.2 billion of AFS securities were unpledged and there were $2.8 billion of securities available to be sold at breakeven. Additionally, $393.4 million of AFS securities have floating rates and could be sold with minimal losses at December 31, 2025.

HTM securities that are maturing within a short period of time can be an additional source of liquidity. As of December 31, 2025, the Company had $0.7 million of HTM securities maturing within one year. As of December 31, 2024, the Company had no HTM securities maturing within one year.

In total, First Financial expects $751.6 million of cash flows from its investment portfolio in the next 12 months.

Other sources of liquidity include interest-bearing deposits with other banks. At December 31, 2025, these balances totaled $597.3 million. Additionally, First Financial had unused and available overnight wholesale funding sources of $5.7 billion, or 26.8% of total assets, to satisfy the liquidity needs of the Company.

First Financial has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December 2026. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of both
First Financial Bancorp 2025 Annual Report 27

Management’s Discussion and Analysis of Financial Condition and Results of Operations
December 31, 2025 and 2024, First Financial had no outstanding balance. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of December 31, 2025 and 2024. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

Certain restrictions exist regarding the Bank's ability to transfer funds to First Financial in the form of cash dividends, loans, other assets or advances and the approval of the Bank's primary federal regulator is required to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from the Bank totaled $280.0 million, $200.0 million and $160.0 million for 2025, 2024 and 2023, respectively. As of December 31, 2025, the Bank had retained earnings of $993.9 million, of which $193.6 million was available for distribution to First Financial without prior regulatory approval. As an additional source of liquidity, First Financial had $330.9 million in cash at the parent company as of December 31, 2025.

Share repurchases may also impact First Financial's liquidity. For further information regarding share repurchases, see the Capital section that follows.

Capital expenditures were $20.8 million for 2025, $21.1 million for 2024 and $24.1 million for 2023. Material commitments for capital expenditures as of December 31, 2025 were $41.6 million. Management believes that sufficient liquidity exists to fund its future capital expenditure commitments.

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

The Board of Governors of the Federal Reserve System approved Basel III in order to strengthen the regulatory capital framework for all banking organizations. Basel III established and defined quantitative measures to ensure capital adequacy. These measures require First Financial to maintain minimum amounts and ratios of Common equity Tier 1 capital, Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets (Leverage ratio).

The Basel III Final Capital Rules include a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0%, a minimum ratio of Tier 1 capital to risk-weighted assets of 8.5%, a minimum required Total risk-based capital ratio of 10.5% and a minimum leverage ratio of 4.0%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees.  The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

First Financial's Tier 1 capital decreased to 11.60% at December 31, 2025 compared to 12.48% at December 31, 2024, while the total capital ratio increased to 15.46% from 14.64% during the same period. The leverage ratio decreased to 9.53% at December 31, 2025, compared to 9.98% at December 31, 2024. The Company’s tangible common equity ratio increased to 7.79% at December 31, 2025 from 7.73% at December 31, 2024. The changes in the Company's capital ratios were primarily a result of strong earnings muting the impact from the Westfield acquisition.

As of December 31, 2025, First Financial met all capital adequacy requirements to which it was subject. At December 31, 2025 and 2024, regulatory notifications categorized First Financial Bank as well-capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events that management believes has changed the Company’s capital categorization.

For further detail on First Financial's capital ratios at December 31, 2025, see Note 20 – Capital in the Notes to Consolidated Financial Statements.

28 First Financial Bancorp 2025 Annual Report

Table 16 • Capital Adequacy
	December 31,
(Dollars in thousands)	2025	2024
Consolidated capital calculations
Common stock	$1,647,618	$1,642,055
Retained earnings	1,437,286	1,276,329
Accumulated other comprehensive loss	(189,942)	(289,799)
Treasury stock, at cost	(125,746)	(190,544)
Total shareholders' equity	2,769,216	2,438,041
Common equity tier 1 capital adjustments
Goodwill and other intangibles	(1,218,356)	(1,086,947)
Total tangible equity	$1,550,860	$1,351,094
Total assets	$21,129,379	$18,570,261
Goodwill and other intangibles	(1,218,356)	(1,086,947)
Total tangible assets	$19,911,023	$17,483,314

Common tier 1 capital	$1,798,266	$1,709,422
Tier 1 capital	1,843,672	1,754,584
Total capital	2,457,377	2,057,877
Total risk-weighted assets	15,890,363	14,059,215
Average assets (1)	19,351,134	17,574,235

Regulatory capital
Common tier 1 ratio	11.32%	12.16%
Tier 1 ratio	11.60%	12.48%
Total capital ratio	15.46%	14.64%
Leverage ratio	9.53%	9.98%

Other capital ratios
Total shareholders' equity to ending assets	13.11%	13.13%
Total tangible shareholders' equity to ending tangible assets	7.79%	7.73%
Total tangible shareholders' equity to risk-weighted assets	9.76%	9.61%

(1) For purposes of calculating the Leverage ratio, certain intangible assets are excluded from average assets.

First Financial generally seeks to balance the return of earnings to shareholders through shareholder dividends and share repurchases with capital retention in order to maintain adequate levels of capital and support the Company's growth plans.

Shareholder Dividends. First Financial’s dividend payout ratio, or total dividends paid divided by net income available to common shareholders, was 36.6%, 38.8% and 33.8% for the years 2025, 2024 and 2023, respectively. In the third quarter of 2025, the Board of Directors authorized a $0.01 dividend increase, raising the Company's shareholder dividend from $0.24 to $0.25. The dividend payout ratio is continually reviewed by management and the Board of Directors for consistency with First Financial’s overall capital planning activities and compliance with applicable regulatory limitations.

In January 2026, the Board of Directors authorized a dividend of $0.25 per common share, payable on March 16, 2026 to all shareholders of record as of March 2, 2026.

Share Repurchases. Effective January 2024, First Financial's Board of Directors approved a stock repurchase plan (the 2024 Repurchase Plan), replacing the 2022 Repurchase Plan which expired in December of 2023. The 2024 Repurchase Plan was in
First Financial Bancorp 2025 Annual Report 29

Management’s Discussion and Analysis of Financial Condition and Results of Operations
effect for two years and authorized the purchase of up to 5,000,000 shares of the Company's common stock. The 2024 Repurchase Plan expired in December 2025. First Financial did not repurchase any shares 2025, 2024 or 2023.

Shareholders' Equity. Total shareholders’ equity at December 31, 2025 and December 31, 2024 was $2.8 billion and $2.4 billion, respectively. The increase in total equity compared to the prior year was primarily due to an increase in retained earnings during the year, which was the result of the Company's strong earnings.

For further detail, see the Consolidated Statements of Changes in Shareholders’ Equity.

PENSION PLAN

First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. The significant assumptions used in the valuation and accounting for the pension plan include the discount rate, expected return on plan assets and the rate of employee compensation increase. The discount rate was 5.48% and 5.69% as of December 31, 2025 and 2024, respectively. The discount rate assumption was determined based on highly rated corporate bonds, weighted to adjust for their relative size, projected plan cash flows using the annuity substitution method as well as comparisons to external industry surveys. The expected return on plan assets was 7.25% for both 2025 and 2024, and was based on the composition of plan assets, actual returns, economic forecasts and economic trends. The assumed rate of compensation increase was 3.50% and was compared to historical increases for plan participants for reasonableness.

Presented below is the estimated impact on First Financial’s projected benefit obligation and pension expense as of December 31, 2025, assuming shifts in the significant assumptions:

Table 17 • Rate Change Impact on Pension Parameters
	Discount rate		Expected return on plan assets		Rate of compensation increase
(Dollars in thousands)	-100 BP	+100 BP	-100 BP	+100 BP	-100 BP	+100 BP
Change in Projected Benefit Obligation	$2,681	$(2,170)	N/A	N/A	$(154)	$300
Change in Pension Expense	(685)	705	$1,399	$(1,399)	(46)	63

Based upon the plan’s current funding status and updated actuarial projections, First Financial recorded expense related to its pension plan of $8.8 million for 2025, $6.1 million for 2024 and $3.5 million for 2023. First Financial will make contributions to the plan if plan assets do not meet or exceed ERISA’s minimum funding standards.  Given the plan's over-funded status, First Financial made no cash contributions to fund the pension plan in 2025, 2024 or 2023 nor does it expect to make a cash contribution in 2026.

See Note 17 – Employee Benefit Plans in the Notes to Consolidated Financial Statements for additional information on First Financial's pension plan.

30 First Financial Bancorp 2025 Annual Report

ENTERPRISE RISK MANAGEMENT

First Financial considers risk to be any issue that could have an adverse impact on the Company's capital or earnings, or negatively impact the Company's ability to meet its objectives. Consistent with the Company’s formal ERM Program and Policy, risk is defined in alignment with COSO’s ERM Framework and regulatory expectations.

First Financial manages risks through a structured ERM approach that routinely assesses the overall level of risk, identifies specific risks and evaluates the steps being taken to mitigate those risks. The ERM program is reviewed at least annually, or more frequently if warranted by mergers, new products, regulatory changes, or significant events. First Financial continues to enhance its risk management capabilities and has, over time, embedded risk awareness into the Company's culture.

ERM allows First Financial to align a variety of risk management activities within the Company into a cohesive, enterprise-wide approach and focus on process-level risk management activities and strategic objectives within the risk management culture. Additionally, ERM facilitates the Company's deliberate development of risk responses and evaluation of the effectiveness of mitigation compared to established thresholds for risk appetite and tolerance. ERM also considers significant organizational changes and consolidates information through a common process for management and the Board of Directors. Mitigation actions and recommendations are tracked via dashboards and issue logs are reviewed quarterly by management and the Board, per policy.

Anchored in proactive identification, assessment and mitigation of risks across all business units, the holistic nature of First Financial’s ERM program supports a dynamic partnership between the Board of Directors and management. Through ongoing dialogue, shared governance and regular review of risk disciplines, the ERM framework not only ensures organizational resilience and strategic alignment, but also drives continuous improvement and sustained regulatory compliance. This collaborative approach empowers both leadership and operating teams to anticipate emerging threats, respond with agility and steward the Company’s values, ensuring confidence among stakeholders and ongoing protection of the Company's capital, earnings and reputation.

First Financial has identified eleven types of risk that it monitors in its ERM framework. These risks include financial, credit, liquidity, capital, market (including interest rate and capital markets), regulatory compliance and legal, strategic, reputation, operational, information technology and cybersecurity. Definitions and boundaries for each risk type are reviewed annually and documented in ERM Policy and Risk Program Exhibits.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework. This allows for a common categorization across the Company and provides a consistent and complete risk framework that can be summarized and assessed enterprise-wide. The risk categorization mirrors the regulatory frameworks applicable to First Financial, facilitating granular oversight and reporting across business lines and functional units. Additionally, the risk framework utilized is consistent with that used by the Company’s regulators, which results in additional feedback on First Financial’s ability to assess and measure risk across the organization as well as the ability for management and the Board of Directors to identify and understand differences in assessed risk profiles. ERM helps ensure that First Financial continues to identify and adequately address risks that emerge from a combination of new customers, products and associates, changing markets, new lines of business and processes and new or evolving systems.

The goals of First Financial’s ERM framework are to:
•focus on the Company at both the enterprise and line of business levels
•align the Company's risk appetite with its strategic, operational, compliance and reporting objectives
•enhance risk response decisions
•reduce operational deficiencies and possible losses through continuous improvement and scorecard review
•identify and manage interrelated risks, including aggregated and emerging risks, as identified in quarterly and ad hoc review
•provide integrated responses to multiple risks
•improve the deployment and allocation of capital
•improve overall business performance

Specific enterprise-level objectives include:
•creating a holistic view of risk in which risk is comprehensively considered, consistently communicated and documented in decision making
•centralizing the oversight of risk management activities
First Financial Bancorp 2025 Annual Report 31

Management’s Discussion and Analysis of Financial Condition and Results of Operations
•defining the risks that will be addressed by the enterprise and each functional area or business unit to create an awareness of risks affecting the Company
•establishing and maintaining systems and mechanisms to identify, assess, monitor and measure risks that may impact First Financial’s ability to achieve its business objectives--regular KRI and KPI are reported to the Board
•creating a process which ensures that, for all new lines of business and new product decisions, management evaluates the expertise needed and assesses the risks involved through its New Products Risk Assessment process
•establishing and maintaining systems and mechanisms to monitor risk responses
•developing risk occurrence information systems to provide early warning of events or situations that create risk for the Company
•maintaining a compliance culture and framework that ensures adherence to laws, rules and regulations, fair treatment and privacy of customers and prevention of money laundering and terrorist financing, all of which is reinforced through annual associate training and compliance review per the Compliance Program Policy
•implementing and reviewing risk measurement techniques that management may use to establish the Company’s risk tolerance, assess risk likelihood and impact, maintain effective controls and analyze risk and control monitoring processes
•establishing appropriate management reporting systems regarding the enterprise-wide risk exposures and allocation of capital, which Global Risk Scorecards and risk discipline dashboards provided quarterly to Board committees

Line of business-level objectives focus on why and where the particular business or business unit risk exists; how the business unit’s management of its risks affects the Company’s strategy, earnings, reputation and other key success factors; whether the line of business objectives are aligned with enterprise objectives; how effective internal procedures are integral to successful business operations; and whether internal controls and their maintenance are reliable. Periodic review and attestation of risk/control effectiveness and alignment are required under ERM Program and organizational policy.

Board of Directors and Board Risk & Compliance Committees. First Financial’s Board of Directors is responsible for understanding the Company’s compliance and risk management objectives and risk tolerance, and as such, Board oversight of the Company’s compliance and risk management activities is a key component to an effective risk management process. The Board's oversight responsibilities include:

•approving the Company's risk appetite statements annually
•establishing and guiding the Company’s strategic direction and tolerance for risk, including the determination of the aggregate risk appetite
•identifying the senior managers who have the responsibility for managing risk
•monitoring the Company’s performance and overall risk profile, ensuring that the level of risk is maintained at prudent levels and is supported by adequate capital
•ensuring that the Company implements sound fundamental principles that facilitate the identification, measurement, monitoring and control of risk aligned to COSO Internal Control principles
•ensuring that adequate resources are dedicated to compliance and risk management
•confirming that awareness of risk management activities is evident throughout the organization

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

Risk Committees. The ERM program utilizes multiple cross-functional management committees as its primary assessment and communication mechanism for identified risks. These committees include:

•Board Enterprise Risk & Compliance
•Enterprise Risk Management
•Credit
•Compliance
•CRA & Fair Banking
•Human Resources
•Vendor Management
•Operational Risk
32 First Financial Bancorp 2025 Annual Report

•Cybersecurity
•Information Technology
•Balance Sheet Strategy / ALCO
•Allowance for Credit Loss
•Sarbanes-Oxley

Committee chairs play key roles in the execution of risk management activities throughout the enterprise and are responsible for continuous updates and communication among committee members in conjunction with the risk management department regarding changes to risk profiles, changes to risk assessments and the emergence of new risks that could impact the Company. Committee action items and risk recommendations are documented and tracked for resolution, with status reviewed quarterly by the ERMC and Board.

In addition to regular committee and risk discipline assignments, First Financial conducts periodic oversight mapping exercises. These pressure tests ensure that major risk committees are correctly matched to business units, exposures, and risk owners; that stated risk appetites reflect current and emerging realities; and that escalation protocols and cross-committee coordination are clear, especially for complex or ambiguous risks. The results of these mapping exercises are presented to the Board annually for review to inform potential realignment of committee charters or governance structure in response to business transformation, regulatory changes or strategic initiatives.

Executive and Senior Management. Members of executive and senior management are responsible for communicating risk appetite, managing risk activities that align with business strategy and delegating risk authority and tolerance to the responsible risk owners.

Management is responsible for identifying which processes and activities are critical to achieving the Company’s business objectives and aligning those within approved tolerance levels. Management then delegates responsibility, authority and accountability to the appropriate risk owners who are responsible for ensuring that the respective processes and day-to-day activities are designed and implemented to manage the related risks within those delegated tolerance levels. Management not only analyzes and monitors risk management performance with KRI and KPI dashboards, but also embeds risk appetite-related goals in performance objectives and compensation awards.

Chief Administrative Officer. The CAO provides executive leadership to various critical administrative functions. The CAO's responsibilities include oversight of the Risk Management, Compliance, Legal, Human Resources, Information Security and Community Development departments. The CAO is responsible for ensuring regulatory compliance, implementing robust internal controls and fostering a culture of adherence to policies and procedures. Additionally, the CAO works with senior executives to develop strategic initiatives aimed at enhancing risk mitigation strategies, corporate responsibility and promoting the Bank's overall stability and growth.

Chief Risk Officer. The Chief Risk Officer is responsible for the oversight of the Company’s ERM processes. The Chief Risk Officer may appoint other officers or establish other management committees as required for effective risk management and governance, including risk identification and assessment, risk measurement, risk monitoring, risk control or mitigation and risk reporting and assurance. The Chief Risk Officer is also responsible for the maintenance of procedures, methodologies and guidelines considered necessary to administer the ERM program. ERM program revisions and updates are coordinated annually with Policy Management Team.

Chief Compliance Officer. The Chief Compliance Officer is responsible for the oversight of the Company’s compliance management function, which includes Bank Secrecy Act/Anti-Money Laundering and all other regulatory compliance. The Chief Compliance Officer is authorized to implement all necessary actions to ensure achievement of the objectives of an effective compliance program and may appoint other officers or establish other management committees as required for effective compliance management. The Chief Compliance Officer reviews and evaluates compliance issues and concerns and is responsible for monitoring and reporting results of the compliance efforts in addition to providing guidance to the Board of Directors and senior management on matters relating to compliance.

Internal Audit. Internal Audit is responsible for planning audit activities to periodically reassess the design and operation of key risk management processes and to make periodic evaluations of the ongoing accuracy and effectiveness of the communications from risk owners to senior management and from senior management to the Board of Directors. Audit results and remediation status are reviewed quarterly by ERMC and Board committees.

First Financial Bancorp 2025 Annual Report 33

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Risk Assessment Process. The periodic assessment of risks is a key component of a sound ERM program. Managers, business line leaders and executives are responsible for developing the risk and control assessment for their individual departments, business lines and subsidiaries. The Chief Risk Officer, management and the Board Risk and Compliance committees are responsible for ensuring that risk is viewed and analyzed from an enterprise-level global perspective. Furthermore, interrelated risks are considered, assessing how a single risk or event may create multiple risks. GRC systems are utilized to aggregate and visualize risk assessment outcomes enterprise-wide.

Risk management programs, in each functional component and in aggregate, are designed to accomplish the following:

•identify risks and their respective owners
•link identified risks and their mitigation to the Company's strategic objectives
•utilize risk and control assessments that evaluate both inherent risks and their associated likelihood of occurrence and consequences, as well as the associated controls employed and their effectiveness in reducing risk; the risks and their associated likelihood of occurrence and consequences
•encourage employees in all units to develop a working understanding of upstream and downstream activities
•develop strategies to manage risk, such as avoiding the risk; reducing the negative effect of the risk; transferring the risk to another party; and/or accepting some or all of the consequences of a particular risk
•prioritize the risk issues with regard to the current residual risk status and trend (tracked in risk discipline dashboards reported quarterly)
•provide reports to management and risk owners that will assist them in implementing appropriate risk management processes
•assist management in assessing the alternatives for managing risks
•assist management in the development of risk management plans
•track risk management/mitigation efforts through resolution with Board committee review

Monitoring and Reporting. The Board of Directors oversees risk reporting and monitoring through the Board Risk and Compliance Committee, which meets at least quarterly.

Management continually reviews any risk identified as key, as well as the appropriateness of established tolerance limits and the actions considered as necessary to mitigate key risks. As circumstances warrant, management provides recommendations to the Board Enterprise Risk and Compliance Committee related to changes or adjustments to key risks or tolerance limits. Changes and exceptions are tracked via GRC systems and reported in quarterly committee dashboards.

First Financial believes that communication is fundamental to successful risk management and productive reporting and communication between the risk management department, management and the Board of Directors is required for collaborative and effective risk management. This includes communication of emerging risks, regulatory developments, loss events, and risk appetite exceptions.

CREDIT RISK

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through its underwriting and ongoing administration practices, periodically reviewing and approving its credit exposures using credit policies and guidelines approved by the Board of Directors. Quarterly independent loan review and CRM coverage assessments are performed, with risk ratings, loan downgrades, and policy exceptions tracked in the CRM scorecard, in alignment with internal policies and regulatory guidance.

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
34 First Financial Bancorp 2025 Annual Report

Potential cash flows, sales, or replacement value of many of our assets and liabilities, especially those that earn or pay interest, are sensitive to changes in the general level of interest rates. This interest rate risk arises primarily from the Company's normal business activities of gathering deposits and extending loans. Many factors affect First Financial's exposure to changes in interest rates, such as general economic and financial conditions, client preferences, historical pricing relationships, and re-pricing characteristics of financial instruments. The Company's earnings can also be affected by the monetary and fiscal policies of the U.S. Government and its agencies, particularly the Federal Reserve.

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

Non-maturity deposit modeling is particularly dependent on the assumption for repricing sensitivity known as a beta. Beta is the amount by which First Financial’s interest bearing non-maturity deposit rates will increase when short-term interest rates rise. The Company utilized a weighted average deposit beta of 46% in its interest rate risk modeling as of December 31, 2025. First Financial also includes an assumption for the migration of non-maturity deposit balances into CDs and money markets for all upward rate scenarios beginning with the +100 bps scenario, thereby increasing deposit costs and reducing asset sensitivity.

Presented below is the estimated impact on First Financial’s NII and EVE as of December 31, 2025, assuming immediate, parallel shifts in interest rates:

Table 18 • Rate Change Impact on NII and EVE
	% Change from base case for immediate parallel changes in rates
	-100 bps	+100 bps	+200 bps
NII - Year 1	(2.85)%	2.52%	4.14%
NII - Year 2	(4.53)%	3.57%	5.45%
EVE	(2.04)%	0.96%	1.03%

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
First Financial Bancorp 2025 Annual Report 35

Management’s Discussion and Analysis of Financial Condition and Results of Operations

First Financial continually evaluates the sensitivity of its interest rate risk position to modeling assumptions. The following table reflects First Financial’s estimated NII sensitivity profile as of December 31, 2025 assuming a 25% increase and a 25% reduction to the beta assumption on managed rate deposit products:

Table 19 • Estimated Interest Sensitivity on NII
	Beta sensitivity (% change from base)
	+100 BP		+200 BP
	Beta 25% lower	Beta 25% higher	Beta 25% lower	Beta 25% higher
NII-Year 1	3.93%	1.11%	5.57%	2.71%
NII-Year 2	4.96%	2.19%	6.86%	4.04%

See the Net Interest Income section of Management’s Discussion and Analysis for further discussion.

Table 20 – Market Risk Disclosure projects the principal maturities and yields of First Financial’s interest-bearing financial instruments at December 31, 2025 for the next five years and thereafter, as well as the fair value of the instruments. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For investment securities, including MBS and CMO, principal cash flows are based on estimated average lives. For loan instruments without contractual maturities, such as credit card loans, principal payments are allocated based on historical payment activity trends. Maturities for interest-bearing liability accounts with no contractual maturity dates are estimated according to historical experience of cash flows and current expectations of client behaviors when calculating fair value, but are included in the maturing in one year or less category as they can be withdrawn on demand.

36 First Financial Bancorp 2025 Annual Report

Table 20 • Market Risk Disclosure
								Fair Value
	Principal Amount Maturing In							December 31,
(Dollars in thousands)	2026	2027	2028	2029	2030	Thereafter	Total	2025
Rate sensitive assets
Fixed interest rate loans (1)	$893,828	$532,509	$428,532	$387,325	$375,391	$1,609,762	$4,227,347	$4,124,467
Average interest rate	6.63%	6.12%	6.42%	6.40%	6.18%	4.80%	5.77%
Variable interest rate loans (1)	$2,007,752	$1,429,469	$1,181,091	$993,863	$950,596	$2,464,418	$9,027,189	$8,953,827
Average interest rate	6.53%	6.54%	6.48%	6.33%	6.99%	6.64%	6.58%
Fixed interest rate securities	$383,642	$148,008	$178,167	$89,641	$173,905	$2,184,310	$3,157,673	$3,156,272
Average interest rate	1.78%	5.88%	5.03%	3.51%	3.99%	3.98%	3.65%
Variable interest rate securities	$174,702	$69,202	$48,285	$85,005	$205,008	$290,602	$872,804	$869,994
Average interest rate	3.53%	5.93%	5.46%	5.35%	5.59%	4.08%	4.61%
Other earning assets	$597,338	$0	$0	$0	$0	$0	$597,338	$597,338
Average interest rate	3.65%	0.00%	0.00%	0.00%	0.00%	0.00%	3.65%

Rate sensitive liabilities
Noninterest-bearing checking (2)	$3,465,470	$0	$0	$0	$0	$0	$3,465,470	$3,465,470
Savings and interest-bearing checking (2)	$9,334,145	$0	$0	$0	$0	$0	$9,334,145	$9,334,145
Average interest rate	1.86%	0.00%	0.00%	0.00%	0.00%	0.00%	1.86%
Time deposits	$3,538,458	$57,099	$14,914	$6,313	$5,443	$0	$3,622,227	$3,616,237
Average interest rate	3.68%	2.54%	1.54%	0.77%	0.75%	0.00%	3.64%
Fixed interest rate borrowings	$679,862	$4,531	$4,530	$4,531	$4,531	$296,323	$994,308	$946,851
Average interest rate	3.92%	5.38%	5.38%	5.38%	5.38%	6.46%	4.70%
Variable interest rate borrowings	$0	$0	$0	$0	$150,000	$45,076	$195,076	$201,772
Average interest rate	0.00%	0.00%	0.00%	0.00%	8.96%	7.31%	8.58%
(1) Includes loans held for sale
(2) Deposits without a stated maturity are represented as maturing within one year due to the ability of the client to withdraw deposited amounts on demand.

Liquidity risk. Liquidity risk is the potential that an entity will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain funding, or that it cannot easily unwind or offset exposures without significantly lowering market prices because of inadequate market depth or market disruptions. Management focuses on maintaining and enhancing liquidity by maximizing collateral-based liquidity availability. First Financial manages liquidity in relation to the trend and stability of deposits; degree and reliance on short-term, volatile sources of funds, including any undue reliance on borrowings or brokered deposits to fund longer-term assets. Management identifies, measures, monitors and manages liquidity while seeking to maintain diversification of funding sources, both on- and off-balance-sheet.

Management, including the Balance Sheet Strategies and ALCO, monitors liquidity through a regular review of asset and liability maturities, funding sources, and loan and deposit forecasts. The Company continually refines and updates its liquidity risk management processes, such as refining the contingency funding plan, meeting frequently and securing additional contingent borrowing capacity. The Company maintains strategic and contingency liquidity plans to ensure sufficient available funding to satisfy requirements for balance sheet growth, properly manage capital market funding sources and to address unexpected liquidity requirements.

Management closely monitors the usage of excess business deposits, the balance of personal deposits and the broader macroeconomic environment. This monitoring includes consideration of various metrics and establishment of internal thresholds related to the composition of the balance sheet, borrowing and liquidity. Balance sheet composition metrics reviewed include the loan to deposit, loans to total assets and core deposits to total assets ratios among others. Borrowing composition monitoring includes, but is not limited to, consideration of borrowing capacity as a percentage of total assets, brokered CDs as a percentage of total assets and Fed funds lines to total assets. Liquidity composition ratios include remaining liquidity to total assets, and tier 1 liquidity sources as a percentage of both 30 and 90 day maturing liabilities, among others. As of December 31, 2025, all metrics reviewed were within the Company's policy limits.
First Financial Bancorp 2025 Annual Report 37

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company utilizes its contingency funding plan to assess the ability of the Company to successfully navigate significant liquidity events. The contingency funding plan considers various sources of liquidity, including loan and deposit growth rates, decreasing access to secured and unsecured wholesale funding sources and declining financial performance, to determine First Financial’s ability to meet liquidity requirements over certain time horizons and in certain stress scenarios. The contingency funding plan also includes the process for creating a CFTF. During a liquidity crisis, the CFTF, via the Balance Sheet Strategies and ALCO, would assess and identify key mitigation strategies needed for addressing the crisis. These mitigation strategies would be assigned to appropriate personnel for implementation with established targets and reporting requirements. Typical mitigation strategies would include, but not be limited to, curtailing loan originations, pricing options for stabilizing/growing deposits, options for expanding wholesale funding sources, and asset liquidation options.

For further discussion of the Company's liquidity, please see the Liquidity section within Management's Discussion and Analysis.

OPERATIONAL RISK

Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls and external influences such as market conditions, fraudulent activities, natural disasters and security risks. First Financial continuously strives to strengthen the Company’s system of internal controls and operating processes as well as associates' ability to assess the impact on earnings and capital from operational risk. GRC systems record operational loss events and KRI. The vendor risk management program, incident response and compliance with the NIST Cybersecurity Framework are periodically reviewed and reported, per the Operational Risk Program and Vendor Management Policy.

COMPLIANCE RISK

Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from the Company’s failure to comply with rules and regulations issued by the various banking agencies and standards of good banking practice. Activities which may expose First Financial to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Company’s ongoing management of its banking center network and employment and tax matters. First Financial's annual all-associate compliance training and continuous review process are in alignment with regulatory guidance.

On at least an annual basis, the Chief Compliance Officer provides a formal compliance risk assessment summary to the ERMC and the Board Risk & Compliance Committee, including exposures, regulatory changes, areas of focus, testing results and management’s action plans for issue remediation and escalation.

STRATEGIC AND REPUTATION RISK

Strategic risk represents the risk of loss due to failure to fully develop and execute business plans, failure to assess current and new business opportunities, markets and products, inability to effectively manage human capital risk factors such as satisfaction, engagement, attrition, retention, and inclusion and any other event not identified in the defined risk types previously mentioned. Strategic risk focuses on analyzing factors that affect the direction of the institution or improper implementation of decisions.

Reputation risk represents the risk of loss or impairment of earnings and capital from negative publicity. This affects the ability of First Financial to establish new relationships or services or to continue servicing existing relationships. Reputation risk is recognized by the effect that public opinion could have on First Financial's franchise value and has evolved in recent years with the growth in social media. First Financial also seeks to build social responsibility into its brand and formed a corporate responsibility working group that prepares its Corporate Social Responsibility report, which highlights First Financial’s efforts, goals, and plans to help the environment and its communities.

The Bank manages strategic and reputation risks through operating routines designed to identify risks, controls and mitigation strategies, with particular emphasis on risks arising from new products, new business processes and negative client feedback.
Strategic risk initiatives and reputation impact events are included in quarterly ERMC reporting and periodic Board discussions.

INFORMATION TECHNOLOGY RISK

38 First Financial Bancorp 2025 Annual Report

Information technology risk is the risk that the information technologies utilized by the Company are not efficiently and effectively supporting the current and future needs of the business, operating as intended or compromise the availability, integrity and reliability of data and information. This risk also considers whether or not the Company’s information technology exposes the Company's assets to potential loss or misuse, or threatens the Company’s ability to sustain the operation of critical business processes. Risks are assessed via the IT Risk Program, with quarterly KRI and KPI monitoring and incident reporting.

CYBERSECURITY RISK

Cybersecurity (cyber) risk is differentiated from information technology risk by threat interactions that yield high impact consequences and ever-increasing probability. First Financial continues to be the target of various evolving and adaptive cyber attacks, including malware, phishing and distributed denial-of-service, in order to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. While standard security operations address most day-to-day incidents, cyber risk includes threats and attacks that often use advanced tools, techniques and processes to evade detection or inflict maximum damage to an organization's information assets. Cyber threats and attacks adapt and evolve rapidly, so First Financial works to continuously enhance controls and processes to protect its networks and applications from attack, damage or unauthorized access. Critical components to the Company’s cyber risk control structure include corporate governance, threat intelligence, security awareness training and patch management programs. Cyber risk mitigation includes effectively identifying, protecting against, detecting, responding to and recovering from cyber threats. Cyber risk controls are mapped to the NIST Cybersecurity Framework and policy effectiveness is annually reviewed by the Board and senior management.

LEGAL RISK

Legal risk encompasses the impact of unenforceable contracts, lawsuits or adverse judgments, which can disrupt or otherwise negatively affect the Company’s operations or condition. Legal risk also includes the exposure from litigation, fiduciary relationships and contractual obligations from both traditional and nontraditional financial institution activities. Legal risk is present in all areas of the Company and its activities. Legal risk assessment and mitigation activities are aligned with the Regulatory/Legal Risk Functional Program and reviewed as part of quarterly compliance committee reporting.

FOURTH QUARTER REVIEW

For the three months ended December 31, 2025, the Company reported net income of $62.4 million, or $0.64 per diluted common share. These results compare to net income of $71.9 million, or $0.75 per diluted common share, for the third quarter of 2025. Return on average assets for the fourth quarter of 2025 was 1.22% compared to a return on assets of 1.54% in the third quarter of 2025.

Loan balances increased $1.7 billion from the third quarter of 2025, which included $1.6 billion from the Westfield acquisition, as well as an $80.1 million increase in finance leases and a $79.6 million increase in C&I balances. Compared to the linked quarter, total deposit balances increased $2.0 billion, which included $1.8 billion from the Westfield acquisition. Additionally, First Financial issued $300.0 million of subordinated debt during the fourth quarter. These notes have a ten year maturity and carry a 6.375% interest rate.

Net interest margin for the fourth quarter of 2025 was 3.96%, or 3.98% on a fully tax-equivalent basis, which was a 4 bp decline from the third quarter of 2025. This decrease was driven by a 19 bp decline in loan yields outpacing a 15 bp decline in funding costs.

Noninterest income for the fourth quarter of 2025 was $64.8 million, a decrease of $8.8 million, or 11.9%, from the prior quarter. Net losses in investment securities increased $12.5 million due to the strategic repositioning of a portion of the portfolio during the fourth quarter, as well as $4.7 million of impairment losses on securities with credit deterioration. Foreign exchange income increased by $6.0 million, or 36.2% from the third quarter to $22.7 million, due to increased product demand, and wealth management fees grew by $1.9 million, or 26.4%, due to higher business succession income. Leasing business income declined $1.5 million, or 7.0%, during the fourth quarter when compared to the third quarter due to lower gains from the sale of leases.

Noninterest expenses were $149.5 million for the fourth quarter of 2025, which was an increase of $15.3 million, or 11.4%, from the linked quarter. Salaries and benefit costs increased by $4.5 million, or 5.6%, due to the Westfield acquisition as well as an increase in incentive compensation tied to increases in fee income. Professional services increased by $3.9 million, or 169.3%, and intangible asset amortization increased $1.6 million, or 66.5%, both primarily due to the Westfield acquisition.
First Financial Bancorp 2025 Annual Report 39

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The total ACL, including both funded and unfunded reserves, was $206.7 million at December 31, 2025, which included $25.9 million related to the Westfield acquisition due to the Company's early adoption of ASU 2025-08. First Financial recorded $10.1 million in total provision expense during the fourth quarter. The provision expense was driven by net charge-offs during the period along with higher reserves on individually evaluated loans. The Company recorded 27 bps of annualized net chargeoffs as a percentage of loan balances during the fourth quarter, which was an 11 bp increase from 16 bps in the third quarter. Total classified asset balances at the end of the fourth quarter were 1.11% of total assets, which compared to 1.18% at the end of third quarter.

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

For First Financial, these estimates and assumptions include accounting for the ACL - loans and leases, goodwill and income taxes. The estimates and assumptions made are based upon historical experience, future forecasts, or other factors that management believes to be reasonable under the circumstances. Due to the inherent nature of the judgment and assumptions used, actual results may differ from estimates, which could have a material impact on our financial condition and results of operations.

Allowance for credit losses - loans and leases

•Overview. The ACL on loans and leases represents management’s estimate of expected credit losses over the expected life of the Company's loan and lease portfolio. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. Subsequent evaluations of the then-existing loan and lease portfolio, in light of the factors then prevailing, may result in significant changes in the ACL in those future periods.

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
40 First Financial Bancorp 2025 Annual Report

historical information was evaluated. The Qualitative Framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base quantitative model.

•Effect if Actual Results Differ From Assumptions. The allowance represents management’s best estimate, but significant downturns in circumstances relating to loan quality and economic conditions could require additional allowance. Likewise, an upturn in loan quality and improved economic conditions may result in a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on the results of operations.

One of the most significant judgments used in determining the ACL is the macroeconomic forecast provided by a third party. The economic indices sourced from the macroeconomic forecast and used in projecting loss rates include the forecasted manufacturing overtime, business and personal bankruptcies, rental vacancy rates, median asking rent, changes in commercial real estate prices, household debt service coverage, S&P 500 performance, housing sales, among other variables. When calculating the ACL, management typically utilizes the macroeconomic forecast baseline, which is the scenario under which the probability that the economy will perform better than this projection is equal to 50%, the same as the probability that it will perform worse. However several macroeconomic forecast scenarios are considered by management as changes in the macroeconomic forecast could significantly impact the calculated estimated credit losses.

Another variable utilized in the calculation of the allowance to which the calculation may be sensitive is the prepayment rate. The model incorporates a prepayment rate calculated using a trailing twelve month average by portfolio. Changes in prepayment speeds that vary from though the cycle actual prepayment activity may have a significant impact on the expected duration of the various loan portfolios and could result in an inaccurate estimate of loan and lease cashflows subject to the ACL.

The provision for credit loss recorded through earnings is the amount necessary to maintain the ACL at the amount of expected credit losses. The amount of provision expense and the corresponding level of ACL on loans are based on our evaluation of the collectability of the loan portfolio. Management's evaluation of collectibility is based upon historical loss experience, reasonable and supportable forecasts, and other significant qualitative and quantitative factors.

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

In testing goodwill for impairment, GAAP permits First Financial to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In this qualitative assessment, First Financial evaluates events and circumstances which may include, but are not limited to, the general economic environment, the banking industry and market conditions, the Company's overall financial performance, the performance of the Company's common stock, the key financial performance metrics of the Bancorp’s reporting units and events affecting the reporting unit to determine if it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the quantitative impairment test is required or the decision to bypass the qualitative assessment is elected, First Financial performs the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, including goodwill.

First Financial performs its annual impairment test effective October 1, absent events or changes in circumstances that indicate the carrying value of goodwill may not be recoverable. These annual tests indicated that the Company's goodwill was not impaired as of October 1, 2025 and 2024.

•Judgments and Uncertainties. The determination of fair values is based on valuations using management’s assumptions of future growth rates, future attrition, discount rates, multiples of earnings or other relevant factors. In addition, we engage third party specialists to assist in the development of fair values. Preliminary estimates of fair values may be adjusted for up to one year subsequent to the merger or acquisition date if new information is obtained
First Financial Bancorp 2025 Annual Report 41

Management’s Discussion and Analysis of Financial Condition and Results of Operations
about facts and circumstances that existed as of the merger or acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Adjustments recorded during this period are recognized in the current reporting period. Management uses various valuation methodologies to estimate the fair value of acquired assets and liabilities, and these methodologies often involve a significant degree of judgment, particularly when liquid markets do not exist for the particular item being valued. Examples of such items include loans, deposits, identifiable intangible assets, and certain other assets and liabilities.

•Effect if Actual Results Differ From Assumptions. Changes in these factors, as well as downturns in economic or business conditions, could have a significant adverse impact on the carrying value of assets, including goodwill and liabilities, which could result in impairment losses affecting our financial statements as a whole and our banking subsidiary in which the goodwill resides.

Income taxes

•Overview. The Company is subject to the income tax laws of the U.S., its states, and the municipalities in which we operate. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. We evaluate our income tax expense and the carrying amount of deferred tax assets and liabilities on a quarterly basis, making adjustments as new information becomes available. In accordance with FASB ASC 740-10, we apply a “more-likely-than-not” recognition threshold and a specific measurement attribute to all tax positions taken or expected to be taken on our tax returns, for purposes of recognition in the financial statements. For additional details regarding our income tax provision and the related assets and liabilities, please refer to Note 16 – Income Taxes in the consolidated financial statements.

•Judgments and Uncertainties. In determining the provision for income tax expense, the Company is required to exercise judgment and make interpretations regarding the application of complex tax laws. The Company must also make estimates concerning the timing of when certain items will impact taxable income across the various tax jurisdictions in which it operates. Differences in interpretation of these tax laws may give rise to disputes, which could be subject to review or adjudication by the courts within these jurisdictions, or may be resolved with the taxing authorities during the course of an examination or audit.

•Effect if Actual Results Differ From Assumptions. Although management believes the judgments and estimates applied are reasonable, actual results may differ from these estimates, potentially resulting in material gains or losses. If the Company prevails in matters for which tax reserves have been established, or if it is required to pay amounts exceeding such reserves, the effective income tax rate in the relevant financial statement period could be materially impacted. An unfavorable tax settlement would increase the effective income tax rate for the period in which the matter is resolved, while a favorable tax settlement would decrease the effective income tax rate for that period

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee and the Audit Committee has reviewed our disclosure relating to it in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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
42 First Financial Bancorp 2025 Annual Report

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
•current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade and tariff policies, and any slowdown in global economic growth;
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

Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in our Form 10-K for the year ended December 31, 2025, as well as our other filings with the SEC, which are available on the SEC website at www.sec.gov.

All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing.  Except as required by law, the Company does not assume any obligation to update any forward-looking statement.

First Financial Bancorp 2025 Annual Report 43

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Management’s Report on Internal Control over Financial Reporting

First Financial’s management is responsible for establishing and maintaining adequate internal control over financial reporting. First Financial’s internal control over financial reporting is a process designed under the supervision of First Financial’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation. As of December 31, 2025, First Financial’s management, including the chief executive officer and the chief financial officer, evaluated the effectiveness of First Financial’s internal controls over financial reporting, using as its framework for that evaluation the Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission (2013 framework). Based on the evaluation, we believe that, as of December 31, 2025, our internal control over financial reporting is effective based on those criteria.

As permitted, First Financial has excluded the operations of Westfield Bancorp, Inc., acquired in November 2025 as described in Note 24 to the Consolidated Financial Statements, from the scope of management's report on internal control over financial reporting.

Crowe LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Form 10-K, has issued an attestation report on First Financial’s internal control over financial reporting as of December 31, 2025. The report, which expresses an unqualified opinion on First Financial’s internal control over financial reporting as of December 31, 2025, is included in the information that follows under the heading “Report of Independent Registered Public Accounting Firm."

/s/ Archie M. Brown	/s/ James M. Anderson
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Chief Operating Officer
February 19, 2026	February 19, 2026

44 First Financial Bancorp 2025 Annual Report

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of First Financial Bancorp
Cincinnati, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of First Financial Bancorp (the "Company") as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. As permitted, the Company has excluded the operations of Westfield Bancorp, Inc. acquired during 2025, which is described in Note 24 of the consolidated financial statements, from the scope of management’s report on internal control over financial reporting. As such, it has also been excluded from the scope of our audit of internal control over financial reporting.

First Financial Bancorp 2025 Annual Report 45

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
46 First Financial Bancorp 2025 Annual Report

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

Louisville, Kentucky
February 19, 2026

First Financial Bancorp 2025 Annual Report 47

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2025	2024
Assets
Cash and due from banks	$178,553	$174,258
Interest-bearing deposits with other banks	597,338	730,228
Investment securities available-for-sale, at fair value (amortized cost $4,182,075 at December 31, 2025 and $3,512,652 at December 31, 2024)	3,971,932	3,183,776
Investment securities held-to-maturity (fair value $54,334 at December 31, 2025 and $68,989 at December 31, 2024)	58,545	76,960
Other investments	129,564	114,598
Loans held for sale, at fair value	16,953	13,181
Loans and leases
Commercial & industrial	4,632,241	3,815,858
Lease financing	638,527	598,045
Construction real estate	677,339	779,446
Commercial real estate	4,384,556	4,061,744
Residential real estate	1,832,184	1,462,284
Home equity	1,005,204	849,039
Installment	188,694	133,051
Credit card	65,325	62,311
Total loans and leases	13,424,070	11,761,778
Less: Allowance for credit losses	(186,487)	(156,791)
Net loans and leases	13,237,583	11,604,987
Premises and equipment	204,760	197,965
Operating leases	214,003	209,119
Goodwill	1,099,524	1,007,656
Other intangibles	118,832	79,291
Accrued interest and other assets	1,301,792	1,178,242
Total assets	$21,129,379	$18,570,261

Liabilities
Deposits
Interest-bearing demand	$3,360,613	$3,095,724
Savings	5,973,532	4,948,768
Time	3,622,227	3,152,265
Total interest-bearing deposits	12,956,372	11,196,757
Noninterest-bearing	3,465,470	3,132,381
Total deposits	16,421,842	14,329,138
FHLB short-term borrowings	675,000	625,000
Other short-term borrowings	332	130,452
Total short-term borrowings	675,332	755,452
Long-term debt	514,052	347,509
Total borrowed funds	1,189,384	1,102,961
Accrued interest and other liabilities	748,937	700,121
Total liabilities	18,360,163	16,132,220

Shareholders' equity
Common stock - no par value
Authorized - 160,000,000 shares; Issued - 104,281,794 shares in 2025 and in 2024	1,647,618	1,642,055
Retained earnings	1,437,286	1,276,329
Accumulated other comprehensive income (loss)	(189,942)	(289,799)
Treasury stock, at cost, 5,760,068 shares in 2025 and 8,786,954 shares in 2024	(125,746)	(190,544)
Total shareholders' equity	2,769,216	2,438,041
Total liabilities and shareholders' equity	$21,129,379	$18,570,261

See Notes to Consolidated Financial Statements

48 First Financial Bancorp 2025 Annual Report

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except per share data)	2025	2024	2023
Interest income
Loans and leases, including fees	$819,151	$836,541	$743,770
Investment securities
Taxable	148,036	124,936	125,520
Tax-exempt	8,995	10,835	13,901
Total interest on investment securities	157,031	135,771	139,421
Other earning assets	25,722	29,783	19,813
Total interest income	1,001,904	1,002,095	903,004
Interest expense
Deposits	310,752	331,092	202,010
Short-term borrowings	24,842	38,856	53,378
Long-term borrowings	24,264	20,137	19,846
Total interest expense	359,858	390,085	275,234
Net interest income	642,046	612,010	627,770
Provision for credit losses - loans and leases	36,525	49,211	43,074
Provision for (recapture of) credit losses - unfunded commitments	1,142	(1,552)	33
Net interest income after provision for credit losses	604,379	564,351	584,663

Noninterest income
Service charges on deposit accounts	31,366	29,279	27,289
Wealth management fees	32,563	28,720	26,081
Bankcard income	14,226	14,399	14,039
Client derivative fees	7,802	4,701	5,155
Foreign exchange income	65,666	56,064	54,051
Leasing business income	80,020	67,641	51,322
Net gains from sales of loans	24,885	17,918	13,217
Net gain (loss) on investment securities	(22,324)	(22,575)	(1,052)
Other	23,234	27,421	22,320
Total noninterest income	257,438	223,568	212,422

Noninterest expenses
Salaries and employee benefits	315,885	304,389	292,731
Net occupancy	24,182	23,050	22,990
Furniture and equipment	14,776	14,427	13,543
Data processing	37,835	35,178	35,852
Marketing	10,170	9,026	9,647
Communication	3,013	3,229	2,729
Professional services	14,833	14,087	9,926
Amortization of tax credit investments	1,135	14,396	1,295
State intangible tax	5,604	2,524	3,914
FDIC assessments	11,204	11,209	11,948
Intangible amortization	11,003	9,487	10,402
Leasing business expense	53,705	44,317	32,500
Other	37,202	34,276	31,012
Total noninterest expenses	540,547	519,595	478,489
Income before income taxes	321,270	268,324	318,596
Income tax expense	65,665	39,494	62,733
Net income	$255,605	$228,830	$255,863

Earnings per common share
Basic	$2.68	$2.42	$2.72
Diluted	$2.66	$2.40	$2.69
Average common shares outstanding - basic	95,284,550	94,404,617	93,938,772
Average common shares outstanding - diluted	96,157,964	95,405,719	95,096,067

See Notes to Consolidated Financial Statements
First Financial Bancorp 2025 Annual Report 49

Consolidated Statements of Comprehensive Income (Loss)

	Years ended December 31,
(Dollars in thousands)	2025	2024	2023
Net income	$255,605	$228,830	$255,863
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on debt securities arising during the period	85,540	17,879	43,967
Impairment charge on debt securities arising during the period	7,051	7,565	0
Change in retirement obligation	5,411	637	906
Unrealized gain (loss) on derivatives	1,270	(4,931)	3,755
Unrealized gain (loss) on foreign currency exchange	585	(1,130)	216
Other comprehensive income (loss)	99,857	20,020	48,844
Comprehensive income (loss)	$355,462	$248,850	$304,707

See Notes to Consolidated Financial Statements

First Financial Bancorp 2025 Annual Report 50

Consolidated Statements of Changes in Shareholders' Equity

				Accumulated
	Common	Common		other
	stock	stock	Retained	comprehensive	Treasury stock
(Dollars in thousands, except share amounts)	shares	amount	earnings	income (loss)	Shares	Amount	Total
Balance at January 1, 2023	104,281,794	$1,634,605	$968,237	$(358,663)	(9,390,695)	$(202,806)	$2,041,373

Net income			255,863				255,863
Other comprehensive income (loss)				48,844			48,844
Cash dividends declared:
Common stock at $0.92 per share			(87,382)				(87,382)
Exercise of stock options, net of shares purchased		(57)			4,855	105	48
Restricted stock awards, net of forfeitures		(10,474)			245,290	4,804	(5,670)
Share-based compensation expense		14,898					14,898
Balance at December 31, 2023	104,281,794	1,638,972	1,136,718	(309,819)	(9,140,550)	(197,897)	2,267,974

Impact of cumulative effect of adoption of new accounting principles-ASU 2023-02			599				599
Net income			228,830				228,830
Other comprehensive income (loss)				20,020			20,020
Cash dividends declared:
Common stock at $0.94 per share			(89,818)				(89,818)
Restricted stock awards, net of forfeitures		(12,610)			353,596	7,353	(5,257)
Share-based compensation expense		15,693					15,693
Balance at December 31, 2024	104,281,794	1,642,055	1,276,329	(289,799)	(8,786,954)	(190,544)	2,438,041

Net income			255,605				255,605
Other comprehensive income (loss)				99,857			99,857
Cash dividends declared:
Common stock at $0.98 per share			(94,648)				(94,648)
Common stock issued in connection with business combinations		4,364			2,753,094	60,086	64,450
Restricted stock awards, net of forfeitures		(14,391)			273,792	4,712	(9,679)
Share-based compensation expense		15,590					15,590
Balance at December 31, 2025	104,281,794	$1,647,618	$1,437,286	$(189,942)	(5,760,068)	$(125,746)	$2,769,216

See Notes to Consolidated Financial Statements
First Financial Bancorp 2025 Annual Report 51

Consolidated Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2025	2024	2023
Operating activities
Net income	$255,605	$228,830	$255,863
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	37,667	47,659	43,107
Depreciation and amortization	31,830	30,323	30,026
Stock-based compensation expense	15,590	15,693	14,898
Pension expense (income)	8,772	6,078	3,515
Net amortization (accretion) on investment securities	(3,264)	3,066	7,190
Net (gain) loss on investments securities	22,324	22,575	1,052
Originations of loans held for sale	(588,444)	(420,946)	(294,037)
Net (gains) losses on sales of loans held for sale	(24,885)	(17,918)	(13,217)
Proceeds from sales of loans held for sale	609,558	434,896	302,609
Deferred income taxes	18,907	21,202	13,365
Amortization of operating leases	7,993	8,095	7,773
Payment of operating lease liability	(8,520)	(8,441)	(7,819)
Bank owned life insurance income	(5,690)	(4,220)	(5,033)
Decrease (increase) in interest receivable	2,540	4,958	(9,567)
(Decrease) increase in interest payable	(5,470)	(8,044)	40,305
Decrease (increase) in other assets	(43,870)	(172,489)	159,446
(Decrease) increase in other liabilities	7,218	70,839	(62,507)
Net cash provided by (used in) operating activities	337,861	262,156	486,969
Investing activities
Proceeds from sales of investment securities available-for-sale	752,278	352,464	92,187
Proceeds from calls, paydowns and maturities of securities available-for-sale	655,467	482,587	440,815
Purchases of securities available-for-sale	(1,794,387)	(981,290)	(96,745)
Proceeds from calls, paydowns and maturities of securities held-to-maturity	18,674	3,621	3,902
Proceeds from sales of other investment securities	19,810	11,559	0
Proceeds from calls, paydowns and maturities of other securities	52,294	54,655	29,713
Purchases of other investment securities	(74,657)	(48,291)	(16,292)
Net decrease (increase) in interest-bearing deposits with other banks	132,890	62,732	(404,778)
Net decrease (increase) in loans and leases	(97,881)	(769,221)	(665,861)
Proceeds from disposal of other real estate owned	166	136	288
Purchases of premises and equipment	(20,757)	(21,075)	(24,135)
Net change in operating leases	(4,884)	(55,905)	(61,476)
Life insurance premium payments	(175)	0	0
Life insurance death benefits	1,624	4,880	4,652
Net cash acquired (paid) from business combinations	(187,186)	(96,887)	(3,535)
Net cash provided by (used in) investing activities	(546,724)	(1,000,035)	(701,265)
Financing activities
Net (decrease) increase in total deposits	302,180	968,341	659,620
Net (decrease) increase in short-term borrowings	(158,550)	(182,362)	(349,342)
Proceeds from (repayments of) long-term borrowings	(131,487)	2,643	(3,313)
Proceeds from issuance of long-term borrowings	300,000	0	0
Payments for debt issuance costs	(4,339)	0	0
Cash dividends paid on common stock	(94,646)	(89,544)	(87,159)
Proceeds from exercise of stock options	0	0	48
Net cash provided by (used in) financing activities	213,158	699,078	219,854

Cash and due from banks
Net (decrease) increase in Cash and due from banks	4,295	(38,801)	5,558
Cash and due from banks at beginning of year	174,258	213,059	207,501
Cash and due from banks at end of year	$178,553	$174,258	$213,059
	(continued on next page)
52 First Financial Bancorp 2025 Annual Report

	Year ended December 31,
(Dollars in thousands)	2025	2024	2023

Supplemental disclosures
Interest paid	$364,965	$398,129	$234,929
Income taxes paid	$9,213	$27,523	$10,076
Acquisition of other real estate owned through foreclosure	$333	$119	$387
Issuance of restricted stock awards	$14,854	$13,945	$12,503
Common stock issued in acquisitions	$64,450	$0	$0

Supplemental schedule for investing activities
Business combinations
Assets acquired, net of purchase consideration	$1,804,277	$914	$(3,420)
Liabilities assumed	1,896,145	2,702	941
Goodwill	$91,868	$1,788	$4,361

See Notes to Consolidated Financial Statements.
First Financial Bancorp 2025 Annual Report 53

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

Other investments. Other investments primarily include holdings in FRB and FHLB stock, which are both carried at cost. Additionally, other investments include certain equity securities, which are recorded at cost. These equity securities do not have a readily determinable fair value and are therefore monitored for impairment.

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

54 First Financial Bancorp 2025 Annual Report

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

PCD Loans. The Company has purchased loans, some of which experienced more than insignificant credit deterioration since origination. Acquired loans rated special mention or worse are designated by First Financial as PCD loans. PCD loans are recorded at the amount paid and an ACL is determined using the same methodology as other loans held for investment. The initial ACL determined on a collective basis is allocated to individual loans. The sum of the loan's purchase price and ACL becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to ACL are recorded through provision expense.

Allowance for credit losses - held-to-maturity securities. Management measures expected credit losses on HTM debt securities on a collective basis by security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management classifies the HTM portfolio into the following major security types: Mortgage-backed, CMO, Obligations of state and other political subdivisions and Other.

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

Accrued interest receivable on HTM debt securities, which totaled $0.2 million at both December 31, 2025 and December 31, 2024, is excluded by policy election from the estimate of credit losses.

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

Accrued interest receivable on AFS debt securities, which totaled $17.4 million and $14.1 million as of December 31, 2025 and 2024, respectively, is excluded from the estimate of credit losses.

Allowance for credit losses - loans and leases. The ACL is a valuation account that is deducted from the loans to present the net amount expected to be collected. Management's determination of the adequacy of the ACL is based on an assessment of the expected credit losses on loan and leases over their expected life. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. Loans are charged off when, in management's opinion, it is unlikely to collect the principal amount owed in full, either through payments from the borrower or a guarantor or from the liquidation of collateral. Cumulative recovery payments credited for any loan do not exceed the aggregate of amounts previously charged-off. Any interest that is accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status, which typically occurs prior to charging off all, or a portion, of a loan. The Company made the policy election to exclude accrued interest receivable on loans and leases from the estimate of credit losses.
First Financial Bancorp 2025 Annual Report 55

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

Allowance for credit losses - acquired loans. Under ASU 2025-08, all acquired loans (including those that would have previously been considered PCD or purchased performing) are accounted for as purchased financial assets. At acquisition, an ACL is established for each acquired loan, reflecting management’s estimate of expected credit losses over the asset’s remaining life, consistent with the methodology applied to originated loans under CECL. The initial amortized cost basis of the acquired loans is recorded at the purchase price plus any ACL recognized at acquisition. See Note 2 - Recently adopted Accounting Standards for additional information on the Company's early adoption of ASU 2025-08 as well as its impact on the Consolidated Financial Statements.
56 First Financial Bancorp 2025 Annual Report

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

Leases - Lessee. Leases where First Financial is considered the lessee are classified as operating or finance leases at the lease commencement date. Substantially all of the contracts where First Financial is a lessee are for real estate property for branches, ATM locations and office space.

Substantially all of the Company's leases are classified as operating leases. Under Topic 842, operating lease agreements are required to be recognized on the Consolidated Balance Sheets as an ROU asset and a corresponding lease liability. First Financial's operating leases are generally for periods of 5 to 30 years with various renewal options.

The calculated amount of the ROU assets and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. At lease inception, the Company determines the lease term by considering the noncancelable lease term and all optional renewal periods that the Company is reasonably certain to renew. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, First Financial utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

Variable lease payments are defined as payments made for the right to use an asset that vary because of changes in facts or circumstances occurring after the commencement date, other than the passage of time. Variable lease payments that are dependent on an index or a rate are initially measured using the index or rate at the commencement date and are included in the measurement of the lease liability. Variable lease payments, such as common area maintenance charges, real estate taxes and insurance, are not included in the measurement of the lease liability since they are generally able to be segregated and are not dependent on an index or a rate. These payments are recognized in the Consolidated Income Statements when incurred.

First Financial does not have any material sub-lease agreements.

Lease expense for operating leases where First Financial is the lessee is included in Occupancy expense on the Company’s Consolidated Statements of Income.

First Financial has elected not to recognize short-term leases (terms of one year or less) as lease liabilities and ROU assets; related expenses are recognized on a straight-line basis over the lease term.

First Financial Bancorp 2025 Annual Report 57

Notes to Consolidated Financial Statements
Operating Leases. First Financial provides financing for various types of equipment through a variety of leasing arrangements. Operating leases are carried at cost less accumulated depreciation in the Consolidated Balance Sheets. Operating lease equipment is depreciated to its estimated residual value using the straight-line method over the lease term or estimated useful life of the asset. The Company recognizes income over the term of the lease using the constant effective yield method. Lease residuals are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Depreciation expense related to operating lease equipment is recorded in Leasing business expense on the Consolidated Statements of Income.

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

The Company’s goodwill is accounted for in a single reporting unit representing the consolidated entity. In testing goodwill for impairment, GAAP permits First Financial to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In this qualitative assessment, First Financial evaluates events and circumstances which may include, but are not limited to, the general economic environment, banking industry and market conditions, the Company's overall financial performance, the performance of the Company's common stock, the key financial performance metrics of the Bancorp’s reporting unit and events affecting the reporting unit to determine if it is not more likely than not that the fair value of a reporting unit is less than its carrying amount.

If a quantitative impairment test is required or the decision to bypass the qualitative assessment is elected, the Bancorp performs the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, including goodwill. When required, management's quantitative impairment analysis includes both an income and a market approach. The income approach utilizes a discounted cash flow model and the market approach utilizes a market multiple methodology as well as a comparable transaction methodology. These valuation methodologies utilize key assumptions that include forecasts of revenues and expenses derived from internal management projections, changes in working capital estimates, a company specific discount rate derived from a rate build up approach, externally sourced bank peer group market multiples and an externally sourced bank peer group change in control premium, all of which are highly subjective and require significant judgment.

Changes in these key assumptions, as well as downturns in economic or business conditions, could materially affect our estimate of the reporting unit fair value and could affect our conclusion regarding the existence of potential impairment. In both 2025 and 2024, management evaluated goodwill for impairment using a qualitative analysis.

Other intangible assets. Other intangible assets consist primarily of core deposit intangibles, customer lists, MSR and other miscellaneous intangibles.

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

MSR are created when First Financial retains servicing responsibilities on fixed and adjustable-rate residential mortgage loans sold into the secondary market. MSR represent the value of servicing fees expected to be received over the term of the loans.
58 First Financial Bancorp 2025 Annual Report

First Financial receives servicing fees based on a percentage of the outstanding balance. When the loans were sold, First Financial provided certain standard representations and warranties; however, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due.

The fair value of MSR is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the fair value of the mortgage servicing rights, mortgage interest rates, which are used to determine prepayment rates and discount rates, are held constant over the estimated life of the portfolio. Mortgage servicing rights are reported in other assets and are amortized against noninterest income offsetting the actual servicing income of the underlying mortgage loans.

MSR are regularly evaluated for impairment based on the estimated fair value of those rights. The MSR are stratified by certain risk characteristics, primarily loan term and note rate. If impairment exists, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the fair value.

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

Investments in historic tax credits. First Financial has noncontrolling financial investments in private investment funds and partnerships that finance the rehabilitation and re-use of historic buildings. These unconsolidated investments may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Effective January 1, 2024, First Financial adopted ASU 2023-02 using the modified retrospective basis which expanded the scope of the proportional amortization method to equity investments beyond LIHTC. First Financial has made an accounting policy election to apply PAM to the HTC tax credit programs. First Financial analyzed each investment individually under the scope criteria to determine if PAM applies. First Financial determined that it was eligible to apply PAM to certain HTC investments, however not every HTC investment qualified under the existing guidance. Therefore, investments in historic tax credits were accounted for under both the PAM and equity method of accounting in both 2025 and 2024. The Company’s recorded investment in these entities is carried in Accrued interest and other assets on the Consolidated Balance Sheets with any unfunded commitment recorded in Accrued interest and other liabilities. Impairment of these investments is recorded in Other noninterest expense, while the tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

First Financial Bancorp 2025 Annual Report 59

Notes to Consolidated Financial Statements
Investments in renewable energy credits. First Financial has investments in renewable energy projects where it has noncontrolling interest which is not consolidated. This investment may generate a return through the realization of federal and state income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. As with HTC investments, ASU 2023-02 was adopted effective January 1, 2024. Each investment in renewable energy tax credits was evaluated individually under the scope criteria to determine if PAM applied. At the time of adoption, First Financial's renewable energy tax credits were not eligible for PAM. Therefore, they are accounted for under the equity method of accounting and are included in Accrued interest and other assets on the Consolidated Balance Sheets with any unfunded commitment recorded in Accrued interest and other liabilities. Impairment of these investments is recorded in Other noninterest expense, while the tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.

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

Pension. First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets and the rate of compensation increase. First Financial determines the discount rate assumption using published corporate bond indices and the projected cash flows of the pension plan. First Financial also utilizes external surveys for industry comparisons to assess the discount rate for reasonableness. The expected long-term return on plan assets is determined based on the composition of plan assets, actual returns and economic forecasts, while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial’s future pension obligations, the funded status of the plan and the Company's operating results.

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

60 First Financial Bancorp 2025 Annual Report

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

Credit derivatives - In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial either assumes or sells a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will either make a payment to or receive a payment from the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract with the counterparty. The fair value of these agreements is recorded in the Consolidated Balance Sheets in Accrued interest and other liabilities.

Mortgage derivatives - First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loan is intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party
First Financial Bancorp 2025 Annual Report 61

Notes to Consolidated Financial Statements
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

2. Accounting Standards Recently Adopted or Issued

Standards Adopted in 2025

In December, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. These amendments require public business entities on an annual basis to disclose additional information in specified categories with respect to the reconciliation of the effective tax rate to the statutory rate for federal, state, and foreign income taxes. It also requires greater detail about individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a quantitative threshold. Additionally, the ASU requires information pertaining to taxes paid (net of refunds received) to be disaggregated for federal, state, and foreign taxes and further disaggregated for specific jurisdictions to the extent the related amounts are equal to or greater than 5% of total income taxes paid (net of refunds received). The amendments in this ASU are effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 retrospectively in the current period. The adoption of this standard resulted in additional disclosures in the Company's Consolidated Financial Statements, but it did not materially impact the Company's results of operations.

In December, 2025, the FASB issued ASU No. 2025-08, Financial Instruments—Credit Losses (Topic 326): Purchased Loans, which allows entities to apply the gross-up approach in ASC 326 to all purchased seasoned loans, not just loans classified as PCD. The gross-up approach requires an entity to record an ACL at the acquisition date offset by an addition to the amortized cost basis of the asset.

Prior to the issuance of this ASU, the ACL for non-PCD assets was separately recorded through provision expense at the acquisition date. Since acquired financial assets are initially recognized at fair value, which would include both interest and credit valuation adjustments, this effectively resulted in a “double count” of the expected credit loss for non-PCD assets on their acquisition date, which was captured as a Day 1 provision expense on the financial statements.

The new standard is effective for fiscal years beginning after December 15, 2026; however, First Financial elected to early adopt the new standard in the fourth quarter of 2025 with the initial application utilized for the Westfield acquisition. As such, the Company recorded a $23.7 million increase to the ACL with a corresponding increase to Goodwill to account for the expected losses on loans acquired from Westfield. Absent early adoption, First Financial would have recorded approximately
62 First Financial Bancorp 2025 Annual Report

$3.0 million of reserves on PCD balances with a corresponding offset to Goodwill; the remaining $20.6 million of expected credit losses on non-PCD balances would have been recognized through provision expense.

Standards Adopted in 2024

In March, 2023, the FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting
for Investments in Tax Credit Structures Using the Proportional Amortization Method, that was intended to improve the accounting and disclosures for investments in tax credit structures. The ASU allowed reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, if certain conditions are met, regardless of the program giving rise to the related income tax credits.

The amendments became effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. First Financial adopted this standard on a modified retrospective basis, resulting in amended disclosures in the
Company's Consolidated Financial Statements, but not materially impacting the Company's results of operations. The Company recorded a net increase to retained earnings of $0.6 million as of January 1, 2024 for the cumulative effect of adopting this guidance.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280. The amendments in ASU 2023-07 became effective for all public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The adoption of this standard resulted in amended disclosures in the Company's Consolidated Financial Statements, but did not impact the Company's results of operations.

Standards Issued But Not Yet Adopted

In September, 2025, the FASB issued ASU 2025-06, Intangibles – Goodwill and Other -- Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The final rule removes all references to project stages throughout ASC 350-40 and clarifies that costs may begin to be capitalized once management has authorized the project and it is probable that the project will be completed and the software will be used to perform the function intended. The guidance specifies that the property, plant and equipment disclosure requirements under ASC 360-10 apply to all capitalized software costs accounted for under ASC 350-40, regardless of how the costs are presented in the financial statements. Entities will be required to disclose the capitalized internal-use software balance and accumulated amortization at the balance sheet date, the amortization for the period and a general description of the method used in computing amortization. The amendments in this ASU are effective for annual periods beginning after December 15, 2027 and interim periods within those years. The adoption of this standard will result in additional disclosures in the Company's Consolidated Financial Statements, but it is not expected to materially impact the Company's results of operations.

3. Restrictions on Cash and Dividends

As of December 31, 2025 and 2024, First Financial had $10.2 million and $15.0 million, respectively, in cash restricted for withdrawal and usage due to the centrally cleared derivative initial margin requirement. This amount is included in Cash and due from banks on the Consolidated Balance Sheets. Additionally, First Financial had no required reserves with the FRB as of December 31, 2025 and 2024.

Dividends paid by First Financial to its shareholders are principally funded through dividends paid to the Company by its subsidiaries; however, certain restrictions exist regarding the ability of the Bank to transfer funds to First Financial in the form of cash dividends, loans or advances. The approval of the Federal Reserve Board and the ODFI is required for the Bank to pay dividends in excess of the regulatory limit, which is equal to the net income of the current year through the dividend date combined with the Bank's retained net income from the two preceding years. As of December 31, 2025, First Financial's subsidiaries had retained earnings of $993.9 million, of which $193.6 million was available for distribution to First Financial without prior regulatory approval.

First Financial Bancorp 2025 Annual Report 63

Notes to Consolidated Financial Statements
4. Investment Securities

During the year ended December 31, 2025, proceeds on the sale of $752.3 million of AFS securities resulted in gains of $3.5 million and losses of $18.0 million and a tax benefit of $3.4 million. Approximately $289.2 million of the AFS securities sold were acquired in the Westfield transaction.

During the year ended December 31, 2024, proceeds on the sale of $352.5 million of AFS securities resulted in gains of $1.2 million and losses of $16.6 million and a tax benefit of $3.6 million. Additionally, in the twelve months ended December 31, 2024, First Financial sold its remaining Class B Visa shares, which resulted in proceeds of $11.6 million, with gross realized gains of $2.2 million. The gain on the sale of the Class B Visa shares is included in Net gain (loss) on investment securities on the Consolidated Statements of Income.

During the year ended December 31, 2023, proceeds on the sale of $92.2 million of AFS securities resulted in losses of $1.3 million and insignificant gains. The impact to income tax expense from these sales was insignificant in 2023.

First Financial had six AFS securities with unrealized losses due to credit deterioration at December 31, 2025. These securities totaled $20.9 million, and had unrealized losses of $9.8 million. The Company had two AFS securities with unrealized losses due to credit deterioration at December 31, 2024, which totaled $11.1 million, and had unrealized losses of $1.1 million. The Company is monitoring these securities and believes that the Company will receive the full par value.

Additionally, the Company recognized impairment losses of $8.1 million and $9.7 million on AFS securities during the twelve months ended December 31, 2025 and December 31, 2024, respectively. The losses were included in Net gain (loss) on investment securities in the Consolidated Statements of Income. These losses were due to credit deterioration where the Company had determined that it no longer intended to hold the securities until the recovery of their amortized cost bases.

In 2025 and 2024, there were no reclassifications of HTM securities to AFS.

The carrying value of investment securities pledged as collateral to secure public deposits, repurchase agreements and for other purposes as required by law totaled $1.5 billion at both December 31, 2025 and December 31, 2024.

The following is table a summary of HTM and AFS investment securities as of December 31, 2025:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$0	$(4)	$95
Securities of U.S. government agencies and corporations	0	0	0	0	0	0	0	0
Mortgage-backed securities - residential	0	0	0	0	1,607,916	11,265	(69,767)	1,549,414
Mortgage-backed securities - commercial	27,373	0	(3,392)	23,981	394,129	1,212	(13,741)	381,600
Collateralized mortgage obligations	6,088	0	(499)	5,589	741,819	3,765	(36,347)	709,237
Obligations of state and other political subdivisions	8,334	60	(179)	8,215	706,668	931	(89,509)	618,090
Asset-backed securities	0	0	0	0	568,366	1,817	(13,639)	556,544
Other securities	16,750	0	(201)	16,549	163,078	1,063	(7,189)	156,952
Total	$58,545	$60	$(4,271)	$54,334	$4,182,075	$20,053	$(230,196)	$3,971,932

64 First Financial Bancorp 2025 Annual Report

The following is a summary of HTM and AFS investment securities as of December 31, 2024:

	Held-to-maturity				Available-for-sale
(Dollars in thousands)	Amortized cost	Unrecognized gain	Unrecognized loss	Fair value	Amortized cost	Unrealized gain	Unrealized loss	Fair value
U.S. Treasuries	$0	$0	$0	$0	$99	$0	$(9)	$90
Securities of U.S. government agencies and corporations	0	0	0	0	83,224	0	(11,546)	71,678
Mortgage-backed securities - residential	0	0	0	0	1,102,242	508	(104,208)	998,542
Mortgage-backed securities - commercial	30,444	0	(4,454)	25,990	382,727	26	(25,381)	357,372
Collateralized mortgage obligations	7,007	0	(788)	6,219	620,315	1,449	(52,599)	569,165
Obligations of state and other political subdivisions	8,259	42	(339)	7,962	630,813	357	(109,904)	521,266
Asset-backed securities	0	0	0	0	555,484	998	(22,379)	534,103
Other securities	31,250	0	(2,432)	28,818	137,748	120	(6,308)	131,560
Total	$76,960	$42	$(8,013)	$68,989	$3,512,652	$3,458	$(332,334)	$3,183,776

The following table provides a summary of investment securities by contractual maturity as of December 31, 2025, except for residential and commercial mortgage-backed securities, collateralized mortgage obligations and asset-backed securities, which are shown as single totals due to the unpredictability of the timing in principal repayments:

	Held-to-maturity		Available-for-sale
(Dollars in thousands)	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$720	$720	$26,972	$25,868
Due after one year through five years	21,972	21,864	103,662	91,375
Due after five years through ten years	1,000	963	186,476	165,066
Due after ten years	1,392	1,217	552,735	492,828
Mortgage-backed securities - residential	0	0	1,607,916	1,549,414
Mortgage-backed securities - commercial	27,373	23,981	394,129	381,600
Collateralized mortgage obligations	6,088	5,589	741,819	709,237
Asset-backed securities	0	0	568,366	556,544
Total	$58,545	$54,334	$4,182,075	$3,971,932

Unrealized gains and losses on AFS debt securities are generally due to fluctuations in current market yields relative to the yields of the securities at their amortized cost. All AFS securities with unrealized losses are reviewed quarterly to determine if any impairment exists, requiring a write-down to fair value. For AFS securities in an unrealized loss position, the Company first assesses whether it intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income.

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

Other than the previously mentioned securities on which the Company recorded impairment losses, First Financial does not intend to sell, and it is not more likely than not that the Company will be required to sell, debt securities prior to maturity or recovery of the recorded value. Additionally, based on the Company's credit assessment of AFS securities in an unrealized loss position, the Company recorded no reserves on investment securities for the twelve months ended December 31, 2025 or 2024.
First Financial Bancorp 2025 Annual Report 65

Notes to Consolidated Financial Statements

As of December 31, 2025, the Company's investment securities portfolio consisted of 949 AFS and HTM securities, of which 533 were in an unrealized loss position. As of December 31, 2024, the Company's investment securities portfolio consisted of 743 AFS and HTM securities, of which 644 were in an unrealized loss position.

Primarily all of First Financial's HTM debt securities are issued by U.S. government-sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The remainder of the Company's HTM securities are non-agency collateralized mortgage obligations and obligations of state and other political subdivisions which currently carry ratings no lower than A+. There were no HTM securities on nonaccrual status or past due as of December 31, 2025, or 2024.

Management measures expected credit losses on HTM debt securities on a collective basis by security type. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The Company did not record an ACL for these securities as of December 31, 2025 or 2024.

The following tables provide the fair value and gross unrealized losses on AFS investment securities in an unrealized loss position for which no ACL was recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2025
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$95	$(4)	$95	$(4)
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	277,394	(1,349)	536,694	(68,418)	814,088	(69,767)
Mortgage-backed securities - commercial	39,084	(108)	166,649	(13,633)	205,733	(13,741)
Collateralized mortgage obligations	56,942	(130)	286,606	(36,217)	343,548	(36,347)
Obligations of state and other political subdivisions	71,825	(511)	466,766	(88,998)	538,591	(89,509)
Asset-backed securities	70,967	(48)	54,351	(13,591)	125,318	(13,639)
Other securities	7,321	(54)	76,141	(7,135)	83,462	(7,189)
Total	$523,533	$(2,200)	$1,587,302	$(227,996)	$2,110,835	$(230,196)

	December 31, 2024
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasuries	$0	$0	$90	$(9)	$90	$(9)
Securities of U.S. Government agencies and corporations	0	0	71,678	(11,546)	71,678	(11,546)
Mortgage-backed securities - residential	417,516	(9,130)	503,321	(95,078)	920,837	(104,208)
Mortgage-backed securities - commercial	26,516	(67)	286,589	(25,314)	313,105	(25,381)
Collateralized mortgage obligations	120,670	(1,776)	296,813	(50,823)	417,483	(52,599)
Obligations of state and other political subdivisions	19,636	(351)	478,083	(109,553)	497,719	(109,904)
Asset-backed securities	26,389	(189)	159,135	(22,190)	185,524	(22,379)
Other securities	9,988	(12)	115,452	(6,296)	125,440	(6,308)
Total	$620,715	$(11,525)	$1,911,161	$(320,809)	$2,531,876	$(332,334)
66 First Financial Bancorp 2025 Annual Report

The following tables provide the fair value and gross unrealized losses on HTM investment securities in an unrealized loss position for which no ACL was recorded, aggregated by investment category and the length of time the individual securities have been in a continuous loss position:

	December 31, 2025
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrecognized loss	Fair value	Unrecognized loss	Fair value	Unrecognized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	0	0	0	0	0	0
Mortgage-backed securities - commercial	0	0	23,981	(3,392)	23,981	(3,392)
Collateralized mortgage obligations	0	0	5,589	(499)	5,589	(499)
Obligations of state and other political subdivisions	2,273	(4)	1,217	(175)	3,490	(179)
Asset-backed securities	0	0	0	0	0	0
Other securities	0	0	16,549	(201)	16,549	(201)
Total	$2,273	$(4)	$47,336	$(4,267)	$49,609	$(4,271)

	December 31, 2024
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Fair value	Unrecognized loss	Fair value	Unrecognized loss	Fair value	Unrecognized loss
U.S. Treasuries	$0	$0	$0	$0	$0	$0
Securities of U.S. government agencies and corporations	0	0	0	0	0	0
Mortgage-backed securities - residential	0	0	0	0	0	0
Mortgage-backed securities - commercial	0	0	25,990	(4,454)	25,990	(4,454)
Collateralized mortgage obligations	0	0	6,219	(788)	6,219	(788)
Obligations of state and other political subdivisions	3,111	(33)	2,288	(306)	5,399	(339)
Asset-backed securities	0	0	0	0	0	0
Other securities	0	0	28,818	(2,432)	28,818	(2,432)
Total	$3,111	$(33)	$63,315	$(7,980)	$66,426	$(8,013)

For further detail on the fair value of investment securities, see Note 23 – Fair Value Disclosures.

First Financial Bancorp 2025 Annual Report 67

Notes to Consolidated Financial Statements
5. Loans and Leases

First Financial offers clients a variety of commercial and consumer loan and lease products with diverse interest rates and payment terms. Commercial loan categories include C&I, CRE, construction real estate and lease financing. Consumer loan categories include residential real estate, home equity, installment and credit card.

Lending activities are primarily concentrated in states where the Bank operates banking centers (Ohio, Indiana, Kentucky and Illinois). First Financial also has certain specialty lending platforms that extend beyond the geographic banking center footprint. These specialty finance businesses provide insurance premium financing, equipment lease financing, and financing to franchise owners and clients within the financial services industry.

Loans, excluding loans held for sale, totaled $13.4 billion at December 31, 2025 and $11.8 billion at December 31, 2024. The balance at $13.4 billion included $1.6 billion acquired in the Westfield transaction.

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
68 First Financial Bancorp 2025 Annual Report

The following table sets forth the Company's loan portfolio at December 31, 2025 by risk attribute and origination date as well as detailing current period chargeoffs by year of origination:

(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Term Total	Revolving	Total
Commercial & industrial
Pass	$1,271,775	$677,609	$573,100	$416,504	$195,513	$370,281	$3,504,782	$983,377	$4,488,159
Special mention	11,034	2,951	3,605	3,426	15,620	1,964	38,600	28,194	66,794
Substandard	5,264	6,635	18,335	9,918	5,780	4,883	50,815	26,473	77,288
Doubtful	0	0	0	0	0	0	0	0	0
Total	$1,288,073	$687,195	$595,040	$429,848	$216,913	$377,128	$3,594,197	$1,038,044	$4,632,241
YTD Gross chargeoffs	$900	$1,223	$8,702	$9,133	$1,272	$455	$21,685	$290	$21,975
Lease financing
Pass	$219,775	$198,664	$150,630	$45,917	$7,589	$2,852	$625,427	$0	$625,427
Special mention	0	44	50	0	0	0	94	0	94
Substandard	903	261	4,212	7,053	459	118	13,006	0	13,006
Doubtful	0	0	0	0	0	0	0	0	0
Total	$220,678	$198,969	$154,892	$52,970	$8,048	$2,970	$638,527	$0	$638,527
YTD Gross chargeoffs	$0	$762	$1,605	$858	$32	$19	$3,276	$0	$3,276
Construction real estate
Pass	$156,573	$157,874	$111,375	$124,429	$17,642	$44,313	$612,206	$887	$613,093
Special mention	0	0	0	32,549	0	16,209	48,758	0	48,758
Substandard	0	0	0	14,368	0	1,120	15,488	0	15,488
Doubtful	0	0	0	0	0	0	0	0	0
Total	$156,573	$157,874	$111,375	$171,346	$17,642	$61,642	$676,452	$887	$677,339
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$245	$245	$0	$245
Commercial real estate - investor
Pass	$691,430	$338,403	$365,545	$459,555	$267,413	$995,774	$3,118,120	$55,353	$3,173,473
Special mention	18,990	586	0	293	0	9,554	29,423	0	29,423
Substandard	550	0	1,723	10,298	0	31,422	43,993	0	43,993
Doubtful	0	0	0	0	0	0	0	0	0
Total	$710,970	$338,989	$367,268	$470,146	$267,413	$1,036,750	$3,191,536	$55,353	$3,246,889
YTD Gross chargeoffs	$0	$0	$0	$433	$0	$3,105	$3,538	$0	$3,538
Commercial real estate - owner
Pass	$204,292	$209,356	$142,925	$145,530	$96,069	$278,518	$1,076,690	$9,388	$1,086,078
Special mention	2,268	2,865	2,132	1,574	3,497	12,484	24,820	492	25,312
Substandard	245	3,940	2,399	10,582	3,620	5,491	26,277	0	26,277
Doubtful	0	0	0	0	0	0	0	0	0
Total	$206,805	$216,161	$147,456	$157,686	$103,186	$296,493	$1,127,787	$9,880	$1,137,667
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0	$0	$0	$0
Residential real estate
Performing	$138,000	$198,224	$335,419	$362,690	$287,576	$488,914	$1,810,823	$0	$1,810,823
Nonperforming	0	916	920	2,031	4,800	12,694	21,361	0	21,361
Total	$138,000	$199,140	$336,339	$364,721	$292,376	$501,608	$1,832,184	$0	$1,832,184
YTD Gross chargeoffs	$0	$0	$0	$0	$119	$48	$167	$0	$167
Home equity
Performing	$40,066	$26,234	$19,405	$17,348	$21,786	$39,242	$164,081	$834,642	$998,723
Nonperforming	341	173	335	178	70	603	1,700	4,781	6,481
Total	$40,407	$26,407	$19,740	$17,526	$21,856	$39,845	$165,781	$839,423	$1,005,204
YTD Gross chargeoffs	$0	$0	$43	$0	$8	$229	$280	$93	$373
Installment
Performing	$16,087	$10,578	$18,085	$25,692	$22,197	$22,037	$114,676	$70,995	$185,671
Nonperforming	449	167	49	402	753	505	2,325	698	3,023
Total	$16,536	$10,745	$18,134	$26,094	$22,950	$22,542	$117,001	$71,693	$188,694
YTD Gross chargeoffs	$270	$1,053	$1,128	$1,692	$638	$37	$4,818	$14	$4,832

First Financial Bancorp 2025 Annual Report 69

Notes to Consolidated Financial Statements

Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$64,979	$64,979
Nonperforming	0	0	0	0	0	0	0	346	346
Total	$0	$0	$0	$0	$0	$0	$0	$65,325	$65,325
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0	$0	$2,269	$2,269
Grand Total Loans	$2,778,042	$1,835,480	$1,750,244	$1,690,337	$950,384	$2,338,978	$11,343,465	$2,080,605	$13,424,070
Grand Total YTD Gross Chargeoffs	$1,170	$3,038	$11,478	$12,116	$2,069	$4,138	$34,009	$2,666	$36,675

The following table sets forth the Company's loan portfolio at December 31, 2024 by risk attribute and origination date:

(Dollars in thousands)	2024	2023	2022	2021	2020	Prior		Term Total		Revolving	Total
Commercial & industrial
Pass	$819,600	$710,857	$592,046	$298,770	$162,136	$241,857		$2,825,266		$890,880	$3,716,146
Special mention	5,594	1,964	1,971	620	2,859	71		13,079		16,211	29,290
Substandard	4,873	3,433	22,508	8,533	347	4,309		44,003		26,419	70,422
Doubtful	0	0	0	0	0	0		0		0	0
Total	$830,067	$716,254	$616,525	$307,923	$165,342	$246,237		$2,882,348		$933,510	$3,815,858
YTD Gross chargeoffs	$318	$1,264	$5,293	$4,106	$147	$3,295	$14,423	$14,423	$14,423	$225	$14,648
Lease financing
Pass	$228,132	$253,776	$70,608	$11,480	$5,309	$1,137		$570,442		$0	$570,442
Special mention	0	644	10,171	550	0	0		11,365		0	11,365
Substandard	292	10,225	4,893	129	8	691		16,238		0	16,238
Doubtful	0	0	0	0	0	0		0		0	0
Total	$228,424	$264,645	$85,672	$12,159	$5,317	$1,828		$598,045		$0	$598,045
YTD Gross chargeoffs	$0	$1,008	$451	$66	$0	$1,867		$3,392		$0	$3,392
Construction real estate
Pass	$139,377	$213,300	$322,493	$40,740	$1,590	$17,352		$734,852		$0	$734,852
Special mention	3,525	0	12,737	0	17,832	0		34,094		0	34,094
Substandard	0	0	0	10,500	0	0		10,500		0	10,500
Doubtful	0	0	0	0	0	0		0		0	0
Total	$142,902	$213,300	$335,230	$51,240	$19,422	$17,352		$779,446		$0	$779,446
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0		$0		$0	$0
Commercial real estate - investor
Pass	$515,950	$376,740	$497,047	$340,115	$231,922	$949,772		$2,911,546		$36,716	$2,948,262
Special mention	13,738	30,454	18,423	4,282	106	27,144		94,147		0	94,147
Substandard	0	0	10,600	0	4,950	35,425		50,975		0	50,975
Doubtful	0	0	0	0	0	0		0		0	0
Total	$529,688	$407,194	$526,070	$344,397	$236,978	$1,012,341		$3,056,668		$36,716	$3,093,384
YTD Gross chargeoffs	$0	$0	$0	$0	$788	$9,837		$10,625		$0	$10,625
Commercial real estate - owner
Pass	$202,580	$126,550	$161,401	$94,052	$128,068	$215,902		$928,553		$17,268	$945,821
Special mention	1,839	134	213	2,210	504	1,173		6,073		0	6,073
Substandard	0	0	858	3,159	1,249	11,200		16,466		0	16,466
Doubtful	0	0	0	0	0	0		0		0	0
Total	$204,419	$126,684	$162,472	$99,421	$129,821	$228,275		$951,092		$17,268	$968,360
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$8		$8		$0	$8
Residential real estate
Performing	$129,008	$321,232	$324,180	$233,355	$169,901	$264,312		$1,441,988		$0	$1,441,988
Nonperforming	198	541	1,323	4,412	4,300	9,522		20,296		0	20,296
Total	$129,206	$321,773	$325,503	$237,767	$174,201	$273,834		$1,462,284		$0	$1,462,284
YTD Gross chargeoffs	$0	$0	$25	$16	$0	$102		$143		$0	$143

70 First Financial Bancorp 2025 Annual Report

Home equity
Performing	$30,799	$23,969	$20,280	$24,878	$28,882	$21,160	$149,968	$692,993	$842,961
Nonperforming	61	328	124	144	7	354	1,018	5,060	6,078
Total	$30,860	$24,297	$20,404	$25,022	$28,889	$21,514	$150,986	$698,053	$849,039
YTD Gross chargeoffs	$37	$37	$0	$186	$5	$182	$447	$0	$447
Installment
Performing	$12,356	$9,997	$22,244	$11,500	$2,004	$3,759	$61,860	$69,153	$131,013
Nonperforming	190	116	607	268	20	16	1,217	821	2,038
Total	$12,546	$10,113	$22,851	$11,768	$2,024	$3,775	$63,077	$69,974	$133,051
YTD Gross chargeoffs	$382	$1,120	$4,066	$1,779	$71	$42	$7,460	$0	$7,460
Credit cards
Performing	$0	$0	$0	$0	$0	$0	$0	$61,969	$61,969
Nonperforming	0	0	0	0	0	0	0	342	342
Total	$0	$0	$0	$0	$0	$0	$0	$62,311	$62,311
YTD Gross chargeoffs	$0	$0	$0	$0	$0	$0	$0	$2,586	$2,586
Total Loans	$2,108,112	$2,084,260	$2,094,727	$1,089,697	$761,994	$1,805,156	$9,943,946	$1,817,832	$11,761,778
Total YTD Gross Chargeoffs	$737	$3,429	$9,835	$6,153	$1,011	$15,333	$36,498	$2,811	$39,309

Delinquency. Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment.

Loan delinquency, including nonaccrual loans, was as follows:

	As of December 31, 2025
(Dollars in thousands)	30 – 59 days past due	60 – 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$7,894	$3,176	$3,829	$14,899	$4,617,342	$4,632,241	$0
Lease financing	1,884	283	4,088	6,255	632,272	638,527	0
Construction real estate	0	0	1,120	1,120	676,219	677,339	0
Commercial real estate-investor	3,540	3,613	36,273	43,426	3,203,463	3,246,889	0
Commercial real estate-owner	1,081	2,985	3,436	7,502	1,130,165	1,137,667	0
Residential real estate	6,338	248	5,975	12,561	1,819,623	1,832,184	0
Home equity	2,966	1,065	1,224	5,255	999,949	1,005,204	0
Installment	935	462	484	1,881	186,813	188,694	65
Credit card	860	272	347	1,479	63,846	65,325	346
Total	$25,498	$12,104	$56,776	$94,378	$13,329,692	$13,424,070	$411

	As of December 31, 2024
(Dollars in thousands)	30 - 59 days past due	60 - 89 days past due	> 90 days past due	Total past due	Current	Total	> 90 days past due and still accruing
Loans
Commercial & industrial	$4,521	$1,598	$2,470	$8,589	$3,807,269	$3,815,858	$0
Lease financing	3,096	3,085	3,386	9,567	588,478	598,045	19
Construction real estate	0	10,500	0	10,500	768,946	779,446	0
Commercial real estate-investor	0	0	17,360	17,360	3,076,024	3,093,384	0
Commercial real estate-owner	856	0	6,144	7,000	961,360	968,360	0
Residential real estate	6,217	154	5,968	12,339	1,449,945	1,462,284	0
Home equity	1,902	1,102	1,428	4,432	844,607	849,039	0
Installment	914	569	402	1,885	131,166	133,051	0
Credit card	450	196	342	988	61,323	62,311	342
Total	$17,956	$17,204	$37,500	$72,660	$11,689,118	$11,761,778	$361
First Financial Bancorp 2025 Annual Report 71

Notes to Consolidated Financial Statements

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

The following tables provide the amortized cost basis, as of the period end date, of FDMs that were granted modifications during the years ended December 31, 2025, 2024 and 2023:

	Year ended December 31, 2025
(Dollars in thousands)	Principal forgiveness	Payment delay	Term extension	Interest rate reduction	Combination: Term extension and interest rate reduction	Total	Percent of total class of loans
Commercial & industrial	$0	$4,375	$15,825	$0	$0	$20,200	0.44%
Commercial real estate-investor	0	474	0	0	0	474	0.01%
Residential real estate	0	4,009	502	0	0	4,511	0.25%
Home equity	0	921	0	0	0	921	0.09%
Total	$0	$9,779	$16,327	$0	$0	$26,106	0.19%

	Year ended December 31, 2024
(Dollars in thousands)	Principal forgiveness	Payment delay	Term extension	Interest rate reduction	Combination: Term extension and interest rate reduction	Total	Percent of total class of loans
Commercial & industrial	$0	$0	$18,306	$0	$0	$18,306	0.48%
Construction real estate	0	0	10,500	0	0	10,500	1.35%
Residential real estate	0	2,353	4	0	0	2,357	0.16%
Home equity	0	491	0	0	0	491	0.06%
Total	$0	$2,844	$28,810	$0	$0	$31,654	0.27%

	Year ended December 31, 2023
(Dollars in thousands)	Principal forgiveness	Payment delay	Term extension	Interest rate reduction	Combination: Term extension and interest rate reduction	Total	Percent of total class of loans
Commercial & industrial	$0	$1,181	$3,329	$0	$0	$4,510	0.13%
Residential real estate	0	1,889	96	0	55	2,040	0.15%
Home equity	0	181	0	0	0	181	0.02%
Total	$0	$3,251	$3,425	$0	$55	$6,731	0.06%
72 First Financial Bancorp 2025 Annual Report

The following tables provide the financial effect of FDMs granted during the years ended December 31, 2025, 2024 and 2023 by class of loans:

	Year ended December 31, 2025
(Dollars in thousands)	Principal forgiveness		Weighted average interest rate reduction	Weighted average term extension
Commercial & industrial	$0		0.00%	0.5 years
Residential real estate	0		0.00%	7.4 years
Total	$0	0	0.00%	0.7 years

	Year ended December 31, 2024
(Dollars in thousands)	Principal forgiveness	Weighted average interest rate reduction	Weighted average term extension
Commercial & industrial	$0	0.00%	0.4 years
Construction real estate	0	0.00%	0.3 years
Residential real estate	0	0.00%	3.0 years
Total	$0	0.00%	0.4 years

	Year ended December 31, 2023
(Dollars in thousands)	Principal forgiveness	Weighted average interest rate reduction	Weighted average term extension
Commercial & industrial	$0	0.00%	0.2 years
Residential real estate	0	2.00%	11.4 years
Total	$0	0.00%	0.7 years

As of December 31, 2025, the Company has committed to lend no additional amounts to the borrowers who have been classified as FDM. Additionally, there were 27 FDMs with a balance of $5.3 million that defaulted during the year ended December 31, 2025, 12 FDMs with a balance of $11.3 million that defaulted during the year ended December 31, 2024 and 18 FDMs with a balance of $4.4 million that defaulted during the year ended December 31, 2023.

The Company closely monitors the performance of FDMs to understand the effectiveness of its modification efforts. The following tables provide the performance of loans, as of the period end date, of FDMs granted during the twelve months preceding each year end:

	Twelve months ended December 31, 2025
(Dollars in thousands)	Current	30 – 59 days past due	60 – 89 days past due	> 89 days past due	Total
Commercial & industrial	$17,525	$0	$1,351	$1,324	$20,200
Commercial real estate-investor	474	0	0	0	474
Residential real estate	2,164	940	440	967	4,511
Home equity	772	104	45	0	921
Total	$20,935	$1,044	$1,836	$2,291	$26,106

First Financial Bancorp 2025 Annual Report 73

Notes to Consolidated Financial Statements

	Twelve months ended December 31, 2024
(Dollars in thousands)	Current	30 – 59 days past due	60 – 89 days past due	> 89 days past due	Total
Commercial & industrial	$17,916	$0	$0	$390	$18,306
Construction real estate	0	0	10,500	0	10,500
Residential real estate	1,159	890	241	67	2,357
Home equity	487	0	0	4	491
Total	$19,562	$890	$10,741	$461	$31,654

	Twelve months ended December 31, 2023
(Dollars in thousands)	Current	30 – 59 days past due	60 – 89 days past due	> 89 days past due	Total
Commercial & industrial	$1,181	$821	$0	$2,508	$4,510
Residential real estate	1,021	500	240	279	2,040
Home equity	111	70	0	0	181
Total	$2,313	$1,391	$240	$2,787	$6,731

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

First Financial individually reviews all nonaccrual loan relationships greater than $250,000 to determine if a reserve is required based on the borrower’s overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral. These reserves are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

The following table provides information on nonaccrual loans and leases as of December 31:

	2025			2024			2023
(Dollars in thousands)	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual	Nonaccrual loans with a related ACL	Nonaccrual loans with no related ACL	Total nonaccrual
Nonaccrual loans
Commercial & industrial	$17,329	$10,132	$27,461	$1,939	$4,702	$6,641	$3,329	$12,417	$15,746
Lease financing	4,770	890	5,660	1,982	4,245	6,227	1,505	2,105	3,610
Construction real estate	0	1,120	1,120	0	0	0	0	0	0
Commercial real estate	15,977	29,613	45,590	0	32,303	32,303	16,356	11,628	27,984
Residential real estate	0	18,302	18,302	0	16,700	16,700	0	14,067	14,067
Home equity	0	2,927	2,927	0	3,418	3,418	0	3,476	3,476
Installment	0	748	748	0	684	684	0	870	870
Total nonaccrual loans	$38,076	$63,732	$101,808	$3,921	$62,052	$65,973	$21,190	$44,563	$65,753

Interest income recognized on nonaccrual loans was insignificant during both years ended December 31, 2025 and 2024 and was $1.7 million for the year ended December 31, 2023.

74 First Financial Bancorp 2025 Annual Report

A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral dependent loans by class of loan.

	December 31, 2025
	Type of Collateral
(Dollars in thousands)	Business assets	Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$18,822	$0	$2,392	$0	$0	$6,247	$27,461
Lease financing	0	0	5,660	0	0	0	5,660
Construction real estate	0	1,120	0	0	0	0	1,120
Commercial real estate-investor	0	36,862	0	0	46	0	36,908
Commercial real estate-owner	0	8,682	0	0	0	0	8,682
Residential real estate	0	0	0	0	18,302	0	18,302
Home equity	0	0	0	0	2,927	0	2,927
Installment	0	0	0	0	0	748	748
Total	$18,822	$46,664	$8,052	$0	$21,275	$6,995	$101,808

	December 31, 2024
	Type of Collateral
(Dollars in thousands)	Business assets	Commercial real estate	Equipment	Land	Residential real estate	Other	Total
Class of loan
Commercial & industrial	$2,527	$0	$1,434	$0	$0	$2,680	$6,641
Lease financing	0	0	6,227	0	0	0	6,227
Commercial real estate-investor	0	26,132	0	0	27	0	26,159
Commercial real estate-owner	0	4,250	1,894	0	0	0	6,144
Residential real estate	0	0	0	0	16,700	0	16,700
Home equity	0	0	0	0	3,418	0	3,418
Installment	0	0	0	0	0	684	684
Total	$2,527	$30,382	$9,555	$0	$20,145	$3,364	$65,973

PCD Loans. First Financial has purchased loans, for which there was, at acquisition, evidence of more than insignificant deterioration of credit quality since origination. The carrying amount of those loans is as follows:

(Dollars in thousands)	2025
Purchase price of loans at acquisition	$27,402
Allowance for credit losses at acquisition	3,050
Non-credit discount at acquisition	1,505
Par value of acquired loans at acquisition	$31,957

Lease financing - Lessor. First Financial originates both sales-type and direct financing leases, and the Company manages and reviews lease residuals in accordance with its credit policies. Payments are generally fixed, however, in some agreements, lease payments are based on a rate or index plus a spread. Sales-type lease contracts contain the ability to purchase the underlying equipment at lease maturity and profit or loss is recognized at lease commencement.  Direct financing leases are generally three to five years in length and may be extended at maturity, however, early cancellation may result in a fee to the borrower.  For direct financing leases, the net unearned income is deferred and amortized over the life of the lease.

The components of the Company's net investments in direct financing and sales-type leases, which are included in Lease financing on the Consolidated Balance Sheets are as follows:
First Financial Bancorp 2025 Annual Report 75

Notes to Consolidated Financial Statements

(Dollars in thousands)	December 31, 2025	December 31, 2024
Direct financing and sales-type leases
Lease receivables	$627,742	$581,651
Unguaranteed residual values	10,785	16,394
Total net investment in direct financing and sales-type leases	$638,527	$598,045

Interest income for direct financing and sales-type leases was $38.3 million, $34.2 million and $25.2 million for the years ended December 31, 2025, 2024 and 2023, respectively.

The remaining maturities of lease receivables were as follows:

(Dollars in thousands)	Direct financing and Sales-type
2026	$233,153
2027	194,207
2028	133,930
2029	86,042
2030	44,019
Thereafter	18,450
Total lease payments	709,801
Less: unearned interest income	(82,059)
Net lease receivables	$627,742

OREO. OREO is comprised of properties acquired by the Company primarily through the loan foreclosure or repossession process, that result in partial or total satisfaction of problem loans.

Changes in OREO were as follows:

	Years ended December 31,
(Dollars in thousands)	2025	2024	2023
Balance at beginning of year	$64	$106	$191
Additions
Commercial real estate	0	0	0
Residential real estate	333	119	387
Total additions	333	119	387
Disposals
Commercial real estate	0	0	0
Residential real estate	(166)	(136)	(288)
Total disposals	(166)	(136)	(288)
Valuation adjustments
Commercial real estate	0	0	0
Residential real estate	(47)	(25)	(184)
Total valuation adjustments	(47)	(25)	(184)
Balance at end of year	$184	$64	$106

6. Allowance for Credit Losses

Allowance for credit losses - loans and leases. The ACL is a valuation account that is deducted from the amortized cost basis of loans to present the net amount expected to be collected. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged-off. First Financial's policy is to charge-off all or a portion of a loan when, in management's opinion, it is unlikely to collect the principal amount owed in full either through payments from the
76 First Financial Bancorp 2025 Annual Report

borrower or a guarantor or from the liquidation of collateral. Similarly, upon the Company's determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount. Cumulative recovery payments credited to the ACL for any loan do not exceed the amount charged-off. Accrued interest receivable on loans and leases, which totaled $54.1 million and $53.2 million as of December 31, 2025 and December 31, 2024, respectively, is excluded from the estimate of credit losses.

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

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the ACL using the following methods:

Commercial and industrial – C&I loans include revolving lines of credit and term loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, leasehold improvements or other projects. C&I loans are generally underwritten individually and secured with the assets of the Company and/or the personal guarantee of the business owners. C&I loans also include ABL, equipment and leasehold improvement financing for franchisees in the quick service and casual dining restaurant sector, insurance premium financing and commission-based loans to insurance agents and brokers. ABL transactions typically involve larger commercial clients and are secured by specific assets, such as inventory, accounts receivable, machinery and equipment. In the franchise lending space, First Financial focuses on a limited number of restaurant concepts that have sound economics, low closure rates and strong brand awareness within specified local, regional or national markets. Within the insurance lending platform, First Financial serves insurance agents and brokers that are looking to maximize their book-of-business value and grow their agency business, in addition to commercial customers financing their insurance premiums.

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
First Financial Bancorp 2025 Annual Report 77

Notes to Consolidated Financial Statements
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

First Financial's ACL is influenced by loan volumes, risk rating migration or delinquency status, and other conditions impacting loss expectations, such as reasonable and supportable forecasts of economic conditions.  For the twelve months ended December 31, 2025, the ACL increased primarily due to the Westfield acquisition and organic loan growth. In accordance with the early adoption of ASU 2025-08 the Company recorded a $23.7 million increase to the ACL with a corresponding increase to Goodwill to account for the expected losses on loans acquired from Westfield. For additional detail regarding the impact of
78 First Financial Bancorp 2025 Annual Report

the Westfield acquisition on the ACL and the early adoption of ASU 2025-08, see Note 2 - Accounting Standards Recently Adopted or Issued.

Changes in the allowance by loan category as of December 31 were as follows:

	2025
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$49,987	$13,079	$19,216	$35,721	$17,822	$14,774	$3,564	$2,628	$156,791
Initial allowance on purchased loans	14,084	0	876	3,183	3,352	697	1,460	0	23,652
Provision for credit losses	32,108	4,827	(2,896)	1,786	(3,060)	508	1,112	2,140	36,525
Gross charge-offs	(21,975)	(3,276)	(245)	(3,538)	(167)	(373)	(4,832)	(2,269)	(36,675)
Recoveries	951	532	0	1,237	137	429	2,570	338	6,194
Total net charge-offs	(21,024)	(2,744)	(245)	(2,301)	(30)	56	(2,262)	(1,931)	(30,481)
Ending allowance for credit losses	$75,155	$15,162	$16,951	$38,389	$18,084	$16,035	$3,874	$2,837	$186,487

	2024
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$44,319	$12,365	$11,003	$34,903	$18,088	$13,322	$4,888	$2,545	$141,433
Provision for credit losses	17,705	4,018	8,213	11,232	(229)	1,239	4,852	2,181	49,211
Gross charge-offs	(14,648)	(3,392)	0	(10,633)	(143)	(447)	(7,460)	(2,586)	(39,309)
Recoveries	2,611	88	0	219	106	660	1,284	488	5,456
Total net charge-offs	(12,037)	(3,304)	0	(10,414)	(37)	213	(6,176)	(2,098)	(33,853)
Ending allowance for credit losses	$49,987	$13,079	$19,216	$35,721	$17,822	$14,774	$3,564	$2,628	$156,791

	2023
(Dollars in thousands)	Commercial & industrial	Lease financing	Construction real estate	Commercial real estate	Residential real estate	Home equity	Installment	Credit card	Total
Allowance for credit losses
Balance at beginning of year	$42,313	$3,571	$13,527	$41,106	$12,684	$12,447	$4,945	$2,384	$132,977
Provision for credit losses	19,647	13,162	(2,524)	(3)	5,196	600	5,944	1,052	43,074
Gross charge-offs	(19,175)	(4,423)	0	(8,723)	(39)	(340)	(6,442)	(1,173)	(40,315)
Recoveries	1,534	55	0	2,523	247	615	441	282	5,697
Total net charge-offs	(17,641)	(4,368)	0	(6,200)	208	275	(6,001)	(891)	(34,618)
Ending allowance for credit losses	$44,319	$12,365	$11,003	$34,903	$18,088	$13,322	$4,888	$2,545	$141,433

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

The ACL on unfunded commitments was $20.2 million as of December 31, 2025 and included $2.2 million recorded in conjunction with the Westfield acquisition. The ACL on unfunded commitments was $16.9 million as of December 31, 2024.

First Financial recorded $1.1 million of provision expense related to the ACL on unfunded commitments for the twelve months ended December 31, 2025 and $1.6 million of provision recapture related to the ACL on unfunded commitments for the twelve months ended December 31, 2024. Provision expense for unfunded commitments was immaterial for the twelve months ended December 31, 2023.
First Financial Bancorp 2025 Annual Report 79

Notes to Consolidated Financial Statements
7. Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	2025	2024
Land and land improvements	$45,786	$47,670
Buildings	176,283	167,013
Furniture and fixtures	82,701	77,363
Leasehold improvements	32,747	31,953
Construction in progress	14,007	9,532
	351,524	333,531

Less: Accumulated depreciation and amortization	146,764	135,566
Total	$204,760	$197,965

Depreciation expense recorded on premises and equipment in 2025, 2024 and 2023 was $14.0 million, $14.4 million and $13.3 million, respectively.

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

Substantially all of the Company's leases are classified as operating leases. Under Accounting Topic 842, operating lease agreements are required to be recognized on the Consolidated Balance Sheets as a ROU asset and a corresponding lease liability. The Company's right to use an asset over the life of a lease is recorded as a ROU asset in Accrued interest and other assets on the Consolidated Balance Sheet and was $48.6 million and $49.9 million at December 31, 2025 and 2024, respectively. Certain adjustments to the ROU asset may be required for items such as initial direct costs paid or incentives received. First Financial recorded a $58.1 million and $59.8 million lease liability in Accrued interest and other liabilities on the Consolidated Balance Sheets at December 31, 2025 and 2024, respectively.

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

80 First Financial Bancorp 2025 Annual Report

The components of lease expense for the years ended December 31, 2025, 2024 and 2023 were as follows:

(Dollars in thousands)	December 31, 2025	December 31, 2024	December 31, 2023
Operating lease cost	$7,993	$8,095	$7,773
Finance lease cost
Amortization of right-of-use assets	101	110	110
Interest on lease liabilities	52	58	62
Variable lease cost	3,119	3,109	3,107
Total operating lease cost	$11,265	$11,372	$11,052

Future minimum commitments due under these lease agreements as of December 31, 2025 are as follows:

(Dollars in thousands)	Operating leases	Finance leases
2026	$9,103	$152
2027	8,643	154
2028	8,347	159
2029	7,776	160
2030	7,421	111
Thereafter	30,219	697
Total lease payments	71,509	1,433
Less: imputed interest	(13,397)	(284)
Total	$58,112	$1,149

The weighted average lease term and discount rate for the Company's operating leases were as follows:

	December 31, 2025	December 31, 2024	December 31, 2023
Operating leases
Operating lease right-of-use assets	$48,647	$49,895	$54,233
Operating lease liabilities	58,112	59,801	64,484

Finance leases
Premises and equipment	910	1,284	1,394
Long-term debt	1,149	1,520	1,611

Weighted-average remaining lease term
Operating leases	10.7 years	11.5 years	12.3 years
Finance leases	10.2 years	11.8 years	12.8 years

Weighted-average discount rate
Operating leases	3.53%	3.48%	3.43%
Finance leases	4.42%	3.85%	3.84%

First Financial Bancorp 2025 Annual Report 81

Supplemental cash information at year end related to leases was as follows:

(Dollars in thousands)	December 31, 2025	December 31, 2024	December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$8,520	$8,441	$7,819
Operating cash flows from finance leases	52	58	62
Financing cash flows from finance leases	99	91	87
ROU assets obtained in exchange for lease obligations
Operating leases	4,749	1,552	6,585
Finance leases	(272)	0	0

9.  Operating Leases - Lessor

First Financial provides financing for various types of equipment through a variety of leasing arrangements. Operating leases are carried at cost less accumulated depreciation in the Consolidated Balance Sheets. Operating leases were $214.0 million and $209.1 million at December 31, 2025 and December 31, 2024, respectively, net of accumulated depreciation of $151.4 million and $93.6 million at December 31, 2025 and December 31, 2024, respectively. The Company recorded lease income of $75.3 million, $54.6 million and $39.8 million related to lease payments for operating leases in leasing business income in the Consolidated Statements of Income for the years ended December 31, 2025, 2024 and 2023, respectively. Depreciation expense related to operating lease equipment was $53.7 million, $44.3 million and $32.5 million for the years ended December 31, 2025, 2024 and 2023, respectively. Depreciation expense related to operating lease equipment is included in Leasing business expense in the Consolidated Statements of Income.

First Financial performs assessments of the recoverability of long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable. First Financial recognized no impairment losses associated with operating lease assets for the twelve months ended December 31, 2025, 2024 or 2023. Recognized impairment losses, if any, would be recorded in Leasing business expense in the Consolidated Statements of Income.

The future lease payments receivable from operating leases as of December 31, 2025 are as follows:

(Dollars in thousands)	Undiscounted cash flows
2026	$66,976
2027	49,282
2028	29,412
2029	16,502
2030	7,143
Thereafter	1,437
Total operating lease payments	$170,752

82 First Financial Bancorp 2025 Annual Report

10. Goodwill and Other Intangible Assets

Goodwill. Assets and liabilities acquired in a business combination are recorded at their estimated fair values as of the acquisition date. The excess of the purchase price of the acquisition over the fair value of net assets acquired is recorded as goodwill.

Changes in the carrying amount of goodwill for the years ended December 31, 2025, 2024 and 2023 are shown below.

(Dollars in thousands)	2025	2024	2023
Balance at beginning of year	$1,007,656	$1,005,868	$1,001,507
Goodwill resulting from business combinations	91,868	1,788	4,361
Balance at end of year	$1,099,524	$1,007,656	$1,005,868

In the fourth quarter of 2025, First Financial recorded $91.9 million of goodwill related to the acquisition of Westfield Bancorp, Inc., an Ohio corporation. Upon completion of the transaction, Westfield Bank, FSB, a federal savings bank, and a wholly owned subsidiary of Westfield Bancorp, merged into First Financial Bank. This acquisition supplements First Financial's existing commercial banking and wealth management presence in Northeast Ohio by adding all of Westfield's retail banking locations and its commercial lending, insurance agency lending and private banking services. The measurement period for recording adjustments to the fair value of assets and liabilities acquired in the Westfield acquisition ends in November 2026.

In the first quarter of 2024, First Financial recorded $1.8 million of goodwill related to the acquisition of Agile Premium Finance. Agile specializes in lending to commercial customers to finance insurance premiums. These loans are generally secured by the unearned premiums on the underlying insurance policies and are typically short in duration. This acquisition is consistent with First Financial's approach of adding niche financial services to its line-up of core banking services and will complement First Financial's existing specialty lending business. The measurement period for recording adjustments to the fair value of assets and liabilities acquired in the Agile acquisition ended in February 2025.

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

Goodwill is evaluated for impairment on an annual basis as of October 1 of each year, or whenever events or changes in circumstances indicate that the fair value of a reporting unit may be below its carrying value. First Financial performed its most recent annual qualitative impairment test as of October 1, 2025 and no impairment was indicated. As of December 31, 2025, no events or changes in circumstances indicated that the fair value of the reporting unit was below its carrying value.

Other intangible assets. Other intangible assets consist primarily of core deposit intangibles, customer lists, mortgage servicing rights and other miscellaneous intangibles, such as purchase commissions, non-compete agreements and trade name intangibles.

Core deposit intangibles represent the estimated fair value of acquired customer deposit relationships on the date of acquisition and are amortized on an accelerated basis over their estimated useful lives. First Financial recorded a $47.1 million CDI in conjunction with the Westfield transaction during 2025. At December 31, 2025, First Financial's core deposit intangibles have an estimated weighted average remaining life of 8.9 years.

First Financial recorded a customer list intangible asset in conjunction with the Agile, Summit and Bannockburn acquisitions to account for the obligation or advantage on the part of either the Company or the customer to continue the pre-existing relationship subsequent to the merger. These customer list intangibles are being amortized on a straight-line basis over their estimated useful lives. The Agile customer list was $2.3 million and $2.5 million at December 31, 2025 and December 31, 2024, respectively, and is being amortized over an estimated remaining life of 11.2 years. The Summit customer list was $20.1 million and $22.6 million at December 31, 2025 and December 31, 2024, respectively, and is being amortized over an estimated remaining life of 8.0 years. The Bannockburn customer list was $16.7 million and $20.3 million at December 31, 2025 and December 31, 2024, respectively, and is being amortized over an estimated remaining life of 4.7 years.
First Financial Bancorp 2025 Annual Report 83

Notes to Consolidated Financial Statements

Mortgage servicing rights represent the value of servicing fees First Financial expects to receive from the servicing responsibilities it retains when selling fixed and adjustable-rate residential mortgage loans. In those sales, First Financial retains servicing responsibilities and provides certain standard representations and warranties; however, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due. First Financial receives servicing fees based on a percentage of the outstanding balance. When First Financial sells mortgage loans with servicing rights retained, these servicing rights are initially recorded at estimated fair value. First Financial has selected the “amortization method” as permissible within GAAP, whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income with respect to the underlying loan. At the conclusion of each reporting period, the carrying amount of the MSR is evaluated for impairment by comparing it to its fair value. Based on this comparison, no valuation allowance was required. MSR are recorded at the lower of their amortized cost or fair value. The amortization of MSR is included within other noninterest income in the Consolidated Statements of Income.

Amortization expense recognized on intangible assets for 2025, 2024 and 2023 was $15.3 million, $13.1 million and $13.4 million, respectively, which includes MSR amortization of $4.3 million, $3.6 million and $3.0 million, respectively.

The gross carrying amount and accumulated amortization of other intangible assets were as follows:

	December 31, 2025		December 31, 2024
(Dollars in thousands)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortized intangible assets
Core deposit intangibles	$88,814	$(36,777)	$41,750	$(32,302)
Customer list	72,278	(33,127)	72,278	(26,822)
Other	9,269	(3,654)	9,381	(3,416)
Mortgage servicing rights	33,013	(10,984)	27,217	(8,795)
Total	$203,374	$(84,542)	$150,626	$(71,335)

The estimated amortization expense of intangible assets for the next five years is as follows:

(Dollars in thousands)	Intangible amortization
2026	$18,429
2027	16,539
2028	12,874
2029	9,713
2030	8,519

84 First Financial Bancorp 2025 Annual Report

11. Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2025 and 2024 were $494.8 million and $554.0 million, respectively.

Scheduled maturities of all time deposits for the next five years were as follows:

(Dollars in thousands)	Time deposits
2026	$3,538,246
2027	61,139
2028	10,939
2029	6,233
2030	5,443
Thereafter	227
Total	$3,622,227

12. Borrowings

On the Consolidated Balance Sheets, short-term borrowings, or borrowings that mature in less than one year, include repurchase agreements utilized for corporate sweep accounts with cash management account agreements in place, federal funds purchased, overnight advances from the FHLB and a short-term line of credit.

The following is a summary of short-term borrowings for the last three years:

	2025		2024		2023
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
FHLB borrowings	$675,000	3.91%	$625,000	4.63%	$800,000	5.47%
Other short-term borrowings	332	3.64%	130,452	4.33%	137,814	5.33%
Total	$675,332	3.91%	$755,452	4.58%	$937,814	5.45%

Average for the year
Federal funds purchased and securities sold under agreements to repurchase	$5,408	4.71%	$4,522	5.63%	$15,583	5.25%
FHLB borrowings	506,541	4.51%	588,987	5.47%	845,666	5.25%
Other short-term borrowings	39,968	4.36%	119,361	5.33%	158,221	5.18%
Total	$551,917	4.50%	$712,870	5.45%	$1,019,470	5.24%

All repurchase agreements are subject to terms and conditions agreed to by the Bank and the client. To secure its liability to the client, the Bank is authorized to sell or repurchase U.S. Treasury, government agency and mortgage-backed securities. As of both December 31, 2025 and 2024, the Bank had no securities sold under agreements to repurchase.

First Financial had outstanding FHLB advances included in short-term borrowings of $675.0 million as of December 31, 2025 and $625.0 million outstanding short-term FHLB advances as of December 31, 2024. Additionally, at December 31, 2025 and 2024, other short-term borrowings included $0.3 million and $130.5 million, respectively, of collateral owed to counterparty banks by First Financial.

First Financial Bancorp 2021 Annual Report 85

Notes to Consolidated Financial Statements
First Financial also has a $40.0 million short-term credit facility with an unaffiliated bank that matures in December, 2026, which is included in short-term borrowings. This facility has a variable interest rate and provides First Financial additional liquidity, if needed, for various corporate activities including the repurchase of First Financial common stock and the payment of dividends to shareholders. As of both December 31, 2025 and December 31, 2024, First Financial had no outstanding balance on this facility. The credit agreement requires First Financial to comply with certain covenants including those related to asset quality and capital levels, and First Financial was in compliance with all covenants associated with this facility as of both December 31, 2025 and December 31, 2024. This credit facility also required First Financial to pledge as collateral the Bank's common stock where the lender is granted a security interest in this collateral.

The following is a summary of First Financial's long-term debt:

	2025		2024
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate
Subordinated debt	$495,077	7.19%	$314,619	5.43%
Unamortized debt issuance costs	(5,204)	n/a	(1,227)	n/a
Notes issued in conjunction with acquisition of property and equipment	23,030	5.38%	31,822	4.95%
Capital lease liability	1,149	4.42%	1,520	3.85%
Capital loan with municipality	0	0.00%	775	0.00%
Total long-term debt	$514,052	7.18%	$347,509	5.39%

As of December 31, 2025, First Financial's long-term debt matures as follows:

(Dollars in thousands)	Long-term debt
2026	$1,557
2027	7,600
2028	5,430
2029	6,244
2030	196,921
Thereafter	296,300
Total	$514,052

In 2015, First Financial issued $120.0 million of subordinated notes, which had a fixed interest rate of 5.13% payable semiannually and matured in August 2025. These matured notes were redeemed by the Company in 2025 and therefore are not included in the Consolidated Balance Sheet as of December 31, 2025.

In April 2020, First Financial issued $150.0 million of fixed to floating rate subordinated notes. The subordinated notes have an initial fixed interest rate of 5.25% to, but excluding, May 15, 2025, payable semi-annually in arrears. From, and including, May 15, 2025, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to a benchmark rate, which was the then-current three-month term SOFR, plus 509 basis points, payable quarterly in arrears. These subordinated notes mature on May 15, 2030 and are redeemable by the Company in whole or in part beginning with the interest payment date of May 15, 2025. This subordinated debt issued in April 2020 that matures in May 2030, is eligible to be treated as Tier 2 capital for 80% of its original issuance amount at December 31, 2025 for regulatory capital purposes.

In November 2025, First Financial issued $300.0 million of fixed to floating rate subordinated notes. These subordinated notes have an initial fixed interest rate of 6.375% to, but excluding, December 1, 2030, payable semi-annually in arrears. From, and including, December 1, 2030, the interest rate on the subordinated notes will reset quarterly to a floating rate per annum equal to a benchmark rate, which is expected to be the then-current three-month term SOFR, plus 300 basis points, payable quarterly in arrears. These subordinated notes mature on December 1, 2035 and are redeemable by the Company in whole or in part beginning with the interest payment date of December 1, 2030. The subordinated debt issued in November 2025 that matures in December 2035 is eligible to be treated as Tier 2 capital for 100% of its original issuance amount at December 31, 2025 for regulatory capital purposes.

In addition, First Financial acquired $49.5 million of variable rate subordinated notes in the MSFG merger that were issued to previously formed trusts in exchange for the trust proceeds. These notes were recorded at fair value at the date of the MSFG
86 First Financial Bancorp 2025 Annual Report

merger and the Consolidated Balance Sheets include $45.1 million and $44.6 million for these notes at December 31, 2025 and December 31, 2024, respectively. Interest on the acquired subordinated notes is payable quarterly, in arrears, and the Company has the option to defer interest payments for a period not to exceed 20 consecutive quarters. These acquired subordinated notes mature 30 years after the date of original issuance and may be called at par following the 5 year anniversary of issuance. These variable rate subordinated notes are callable as of December 31, 2025 and are treated as Tier 1 capital for regulatory capital purposes.

Additionally, long-term borrowings included $23.0 million and $31.8 million of term notes, both with and without recourse, with an average interest rate of 5.38% and 4.95% at December 31, 2025 and 2024, respectively. These term notes were used to finance Summit's equity investment in the purchase of equipment to be leased to customers.

13. Derivatives

First Financial maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce certain risks related to interest rate, prepayment and foreign currency volatility. Additionally, First Financial holds derivative instruments for the benefit of its commercial customers and for other business purposes. The Company does not enter into unhedged speculative derivative positions. The Company’s interest rate risk management strategy involves modifying the repricing characteristics of certain financial instruments so that changes in interest rates do not adversely affect First Financial’s net interest margin and cash flows. Derivative instruments that the Company may use as part of its interest rate risk management strategy include interest rate caps, floors, swaps, and foreign exchange contracts, to meet the needs of its clients while managing the interest and currency rate risk associated with certain transactions. First Financial may also utilize interest rate swaps to manage the interest rate risk profile of the Company. The impact from the changes in the fair value of derivatives in cash flow hedging arrangements is reported within Accumulated other comprehensive income (loss).
Interest rate payments are exchanged with counterparties based on the notional amount established in the interest rate agreement. As only interest rate payments are exchanged, the cash requirements and credit risk associated with interest rate swaps are significantly less than the notional amounts and the Company’s credit risk exposure is limited to the market value of the instruments. First Financial does not use derivatives for speculative purposes.

First Financial manages this market value credit risk through counterparty credit policies including a review of total derivative notional position to total assets, total credit exposure to total capital and counterparty credit exposure risk.

The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy the obligations under the agreements. All of the contracts to which the Company is a party settle monthly, quarterly or semi-annually. In addition, First Financial obtains collateral above certain thresholds of the fair value of derivatives for each dealer counterparty based upon their credit standing, and the Company has netting agreements with the dealers with which it does business.

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

At December 31, 2025, for interest rate derivatives, the Company had a total counterparty notional amount outstanding of $2.4 billion, spread among seven counterparties, with an estimated fair value of $24.7 million. At December 31, 2024, the Company had interest rate derivatives with a total counterparty notional amount outstanding of $2.2 billion, spread among six counterparties, with an estimated fair value of $91.7 million.

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

First Financial Bancorp 2025 Annual Report 87

Notes to Consolidated Financial Statements
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

At December 31, 2025, for foreign exchange contracts, the Company had total counterparty notional amount outstanding of $8.3 billion spread among four counterparties, with an estimated fair value of $1.1 million related to foreign exchange contracts, which is included in Accrued interest and other liabilities in the Consolidated Balance Sheets. At December 31, 2024, the Company had total counterparty notional amounts outstanding of $5.8 billion spread among four counterparties, with an estimated fair value of $29.0 million.

In connection with its use of foreign exchange contracts, First Financial and its counterparties may be required to post cash collateral to offset the market position of the derivative instruments. First Financial maintains the right to offset these derivative positions with the collateral posted against them by or with the relevant counterparties.

In 2024, a single foreign exchange trade was mutually terminated and the counterparty was not able to immediately fully satisfy the obligation under the agreement. As such, at December 31, 2024, a $45.0 million receivable was established in Accrued interest and other assets on the Consolidated Balance Sheet, and the Company considers this receivable a classified asset for asset quality purposes. At December 31, 2025, there was $37.0 million outstanding related to this receivable.

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

At December 31, 2025, for commodities contracts, the Company had total counterparty notional amount outstanding of $24.3 million with six counterparties and an estimated fair value of $0.4 million.

At December 31, 2024, for commodities contracts, the Company had total counterparty notional amount outstanding of $1.7 million with three counterparties and an estimated fair value of $0.2 million.

Cash flow hedges. First Financial enters into interest rate collars and floors, which are designated as cash flow hedges, to mitigate interest rate risk on variable-rate commercial loan pools. As of both December 31, 2025 and December 31, 2024, these hedges were determined to be effective and are expected to remain effective during the remaining terms. Changes in the fair value of cash flow hedges included in the assessment of hedge effectiveness are recorded in AOCI and reclassified from AOCI to current period earnings when the hedged item affects earnings. Reclassified gains and losses on interest rate contracts related to C&I loans are recorded within interest income in the Consolidated Statements of Income.

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
88 First Financial Bancorp 2025 Annual Report

The notional value of the Company's cash flow hedges was $1.0 billion as of December 31, 2025, with the $0.1 million gain recorded in AOCI in the Consolidated Balance Sheet. As of December 31, 2025, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows is 36 months. It is estimated that $0.7 million will be reclassified from OCI to interest income during the next 12 months.

At December 31, 2024, the notional value of the Company's cash flow hedges was $1.0 billion, with a $1.2 million loss recorded in AOCI in the Consolidated Balance Sheet. As of December 31, 2024, the maximum length of time over which the Company was hedging its exposure to the variability in future cash flows was 48 months.

The effect of derivative instruments in cash flow hedging relationships on the Consolidated Statements of Income were as follows:

Derivatives in Cash Flow Hedging Relationship	Location of Gain or (Loss) Reclassified from AOCI into income	Gain (loss) reclassified in AOCI on Derivatives			Gain (loss) recognized in OCI on Derivatives
(Dollars in thousands)		December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2025	December 31, 2024	December 31, 2023
Interest rate contracts	Interest income/(expense)	$(795)	$(795)	$(237)	$1,270	$(1,176)	$3,755

The following table details the classification and amounts of interest rate derivatives, foreign exchange contracts and cash flow hedges recognized in the Consolidated Balance Sheets:

	December 31, 2025			December 31, 2024
		Estimated fair value			Estimated fair value
(Dollars in thousands)	Notional amount	Gain (1)	Loss (2)	Notional amount	Gain (1)	Loss (2)
Derivatives not designated as qualifying hedging instruments
Interest rate derivatives-instruments associated with loans (3)
Matched interest rate swaps with borrower	$2,425,106	$23,271	$(46,159)	$2,211,542	$6,849	$(95,341)
Matched interest rate swaps with counterparty	2,425,106	46,138	(23,243)	2,211,542	95,292	(6,849)
Foreign exchange contracts (4)
Matched foreign exchange contracts with customers	8,368,518	161,649	(160,523)	5,772,686	161,686	(132,732)
Matched foreign exchange contracts with counterparty	8,318,982	160,523	(161,649)	5,741,839	132,732	(161,686)
Commodity contracts(5)
Matched commodity with client	24,180	909	(994)	1,717	0	(158)
Matched commodity with counterparty	24,269	669	(1,084)	1,701	158	0
Total derivatives not designated as qualifying hedging instruments	21,586,161	393,159	(393,652)	15,941,027	396,717	(396,766)

Derivatives designated as qualifying hedging instruments
Cash flow hedges (6)
Interest rate collars and floors	1,000,000	708	0	1,000,000	387	(619)
Total derivatives designated as qualifying hedging instruments	1,000,000	708	0	1,000,000	387	(619)
Total	$22,586,161	$393,867	$(393,652)	$16,941,027	$397,104	$(397,385)
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

First Financial Bancorp 2025 Annual Report 89

Notes to Consolidated Financial Statements
The following table discloses the gross and net amounts of derivative contracts recognized in the Consolidated Balance Sheets:

	December 31, 2025
				Gross Amounts Not offset in Consolidated Balance Sheet
(Dollars in thousands)	Gross amounts of recognized assets (2)	Gross amounts offset in the Consolidated Balance Sheets	Net amounts presented in the Consolidated Balance Sheets	Financial instruments recognized amounts	Cash or financial instrument collateral (3)	Net amount
Interest rate contracts (1)	$69,409	$0	$69,409	$(43,607)	$(12,660)	$13,142
Foreign exchange contracts	371,710	0	371,710	(126,506)	0	245,204
Commodity contracts	1,578	0	1,578	(670)	0	908
Cash flow hedges	708	0	708	0	(708)	0
Total	$443,405	$0	$443,405	$(170,783)	$(13,368)	$259,254

	December 31, 2025
					Gross Amounts Not offset in Consolidated Balance Sheet
(Dollars in thousands)	Gross amounts of recognized liabilities (2)		Gross amounts offset in the Consolidated Balance Sheets	Net amounts presented in the Consolidated Balance Sheets	Financial instruments recognized amounts		Cash or financial instrument collateral (3)	Net amount
Interest rate contracts (1)	$69,402		$0	$69,402	$(24,594)		$0	$44,808
Foreign exchange contracts	322,172		0	322,172	(126,506)		(5,894)	189,772
Commodity contracts	2,078		0	2,078	(670)		(462)	946
Cash flow hedges	0		0	0	0		0	0
Total	$393,652	393652000	$0	$393,652	$(151,770)	-151770000	$(6,356)	$235,526

	December 31, 2024
				Gross Amounts Not offset in Consolidated Balance Sheet
(Dollars in thousands)	Gross amounts of recognized assets (2)	Gross amounts offset in the Consolidated Balance Sheets	Net amounts presented in the Consolidated Balance Sheets	Financial instruments recognized amounts	Cash or financial instrument collateral (3)	Net amount
Interest rate contracts (1)	$102,141	$0	$102,141	$(721)	$(98,510)	$2,910
Foreign exchange contracts	325,266	0	325,266	(131,530)	0	193,736
Commodity contracts	174	0	174	0	0	174
Cash flow hedges	387	0	387	(387)	0	0
Total	$427,968	$0	$427,968	$(132,638)	$(98,510)	$196,820
90 First Financial Bancorp 2025 Annual Report

	December 31, 2024
				Gross Amounts Not offset in Consolidated Balance Sheet
(Dollars in thousands)	Gross amounts of recognized liabilities (2)	Gross amounts offset in the Consolidated Balance Sheets	Net amounts presented in the Consolidated Balance Sheets	Financial instruments recognized amounts	Cash or financial instrument collateral (3)	Net amount
Interest rate contracts (1)	$102,150	$0	$102,150	$(3,896)	$0	$98,254
Foreign exchange contracts	294,419	0	294,419	(115,757)	(16,976)	161,686
Commodity contracts	158	0	158	0	0	158
Cash flow hedges	619	0	619	(387)	0	232
Total	$397,346	$0	$397,346	$(120,040)	$(16,976)	$260,330

(1) Includes accrued interest receivable.
(2) Amount does not include IRLCs because these instruments are not subject to master netting or similar arrangements
(3) Amount of collateral received is an offset to asset positions or pledged as an offset of liability positions

The following table details the derivative financial instruments and the average remaining maturities at December 31, 2025:

(Dollars in thousands)	Notional amount	Average maturity (years)	Fair value
Interest rate contracts
Receive fixed, matched interest rate swaps with borrower	$2,425,106	3.6	$(22,888)
Pay fixed, matched interest rate swaps with counterparty	2,425,106	3.6	22,895
Foreign exchange contracts
Foreign exchange contracts - pay USD	8,368,518	0.6	1,126
Foreign exchange contracts - receive USD	8,318,982	0.6	(1,126)
Commodities contracts
Client commodity contracts	24,180	0.5	(85)
Counterparty commodity contracts	24,269	0.5	(415)
Total client derivatives	21,586,161	1.3	(493)

Cash flow hedges
Interest rate collars and floors on loan pools	1,000,000	1.8	708
Total cash flow hedges	1,000,000	1.8	708
Total	$22,586,161	1.3	$215

At December 31, 2025, derivative collateral owed to the Company from counterparty banks was $21.6 million with $10.2 million restricted within cash and due from banks on the Company's Consolidated Balance Sheets, $0.3 million recorded in short-term borrowings and $11.7 million in other assets. Derivative collateral owed by the Company to counterparty banks at December 31, 2024 was $115.4 million with $15.0 million restricted within cash and due from banks and $130.5 million recorded in short-term borrowings.

Credit derivatives. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial assumes or sells a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will either make a payment or receive a payment from the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract. The total notional value of the purchased risk agreements totaled $223.5 million as of December 31, 2025 and $204.8 million as of December 31, 2024. The total notional value of the sold risk agreements totaled $111.5 million as of December 31, 2025 and $106.0 million as of December 31, 2024. The net fair value of these agreements is recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets and was insignificant at December 31, 2025 and December 31, 2024.

First Financial Bancorp 2025 Annual Report 91

Notes to Consolidated Financial Statements
Mortgage Derivatives. First Financial enters into IRLCs and forward commitments for the future delivery of mortgage loans to third party investors, which are considered derivatives. When borrowers secure an IRLC with First Financial and the loans are intended to be sold, First Financial will enter into forward commitments for the future delivery of the loans to third party investors in order to hedge against the effect of changes in interest rates impacting IRLCs and and loans held for sale. At December 31, 2025, the notional amount of the IRLCs was $37.5 million and the notional amount of forward commitments was $39.3 million. As of December 31, 2024, the notional amount of IRLCs was $27.8 million and the notional amount of forward commitments was $22.3 million. The fair value of these agreements was $0.7 million at December 31, 2025 and $0.2 million at December 31, 2024 and was recorded in Accrued interest and other assets on the Consolidated Balance Sheets.

14. Commitments and Contingencies

First Financial offers a variety of financial instruments including loan commitments and letters of credit to assist clients in meeting their requirement for liquidity and credit enhancement. GAAP does not require these financial instruments to be recorded in the Consolidated Financial Statements.

First Financial utilizes the same credit policies in issuing commitments and conditional obligations as it does for credit instruments recorded on the Consolidated Balance Sheets. First Financial’s exposure to credit loss in the event of non-performance by the counterparty is represented by the contractual amounts of those instruments. First Financial estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company in accordance with ASC 326. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life consistent with the Company's ACL methodology for loans and leases. Adjustments to the reserve for unfunded commitments are recorded in Provision for (recapture of) credit losses - unfunded commitments in the Consolidated Statements of Income. First Financial had $20.2 million and $16.9 million of reserves for unfunded commitments recorded in Accrued interest and other liabilities on the Consolidated Balance Sheets as of December 31, 2025 and 2024, respectively.

Loan commitments. Loan commitments are agreements to extend credit to a client absent any violation of conditions established in the commitment agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by First Financial upon extension of credit, is based on management’s credit evaluation of the client.  The collateral held varies, but may include securities, real estate, inventory, plant or equipment.  First Financial had commitments to extend credit of $4.5 billion and $3.8 billion at December 31, 2025 and 2024, respectively. As of December 31, 2025, commitments with a fixed interest rate totaled $75.0 million while commitments with variable interest rates totaled $4.4 billion. At December 31, 2024, commitments with a fixed interest rate totaled $69.3 million while commitments with variable interest rates totaled $3.7 billion. First Financial's fixed rate commitments have interest rates ranging from 0.00% to 21.00% and maturities ranging from less than 1 year to 31.6 years for both December 31, 2025 and 2024.

The following table presents by type First Financial's active loan balances and related obligations to extend credit:

	December 31, 2025		December 31, 2024
(dollars in thousands)	Unfunded commitment	Loan balance	Unfunded commitment	Loan balance
Commercial & industrial	$2,066,620	$4,632,241	$1,887,965	$3,815,858
Lease financing	0	638,527	0	598,045
Construction real estate	680,920	677,339	327,743	779,446
Commercial real estate-investor	204,747	3,246,889	95,810	3,093,384
Commercial real estate-owner	39,973	1,137,667	40,791	968,360
Residential real estate	0	1,832,184	76,401	1,462,284
Home equity	1,103,581	1,005,204	1,002,965	849,039
Installment	48,606	188,694	33,200	133,051
Credit card	323,281	65,325	285,782	62,311
Total	$4,467,728	$13,424,070	$3,750,657	$11,761,778

92 First Financial Bancorp 2025 Annual Report

Letters of credit. Letters of credit are conditional commitments issued by First Financial to guarantee the performance of a client to a third party.  First Financial’s letters of credit consist of performance assurances made on behalf of clients who have a contractual commitment to produce or deliver goods or services.  The risk to First Financial arises from its obligation to make payment in the event of the client's contractual default to produce the contracted good or service to a third party.  First Financial has issued letters of credit totaling $36.6 million and $25.1 million at December 31, 2025, and 2024, respectively. Management conducts regular reviews of these instruments on an individual client basis.

Risk participation agreements. In conjunction with participating interests in commercial loans, First Financial periodically enters into risk participation agreements with counterparties whereby First Financial either assumes or sells a portion of the credit exposure associated with an interest rate swap on the participated loan in exchange for a fee. Under these agreements, First Financial will either make a payment to or receive a payment from the counterparty if the loan customer defaults on its obligation to perform under the interest rate swap contract. The total notional amount of the risk participation agreements was $335.0 million and $310.7 million at December 31, 2025 and 2024, respectively.

Affordable housing projects and other tax credit investments. First Financial is a limited partner in several tax-advantaged limited partnerships whose purpose is to invest in approved qualified affordable housing, renewable energy, or other renovation or community revitalization projects. These investments are included in Accrued interest and other assets in the Consolidated Balance Sheets, with any unfunded commitments included in Accrued interest and other liabilities in the Consolidated Balance Sheets. As of December 31, 2025, First Financial expects to recover its remaining investments through the use of the tax credits that are generated by the investments.

First Financial adopted ASU 2023-02 effective January 1, 2024, using the modified retrospective basis. This ASU was required for fiscal years beginning after December 15, 2023 and expanded the scope of the proportional amortization method to equity investments beyond LIHTC investments. First Financial has made an accounting policy election to apply PAM to the following tax credit programs: HTC, NMTC, and renewable energy tax credits. For each program that First Financial elected to the apply proportional amortization method, First Financial analyzed each investment individually under the scope criteria to determine if PAM applies. First Financial determined that it was eligible to apply PAM to certain HTC investments, however not every HTC investment qualified under the existing guidance. At the time of adoption, First Financial's existing NMTC and renewable energy tax credits were not eligible to apply PAM. Consistent with the guidance set forth in the ASU, First Financial recorded a $0.6 million adjustment to retained earnings to account for the transition of qualified HTC that transitioned to PAM during the first quarter of 2024.

The following table summarizes First Financial's investments in affordable housing projects and other tax credit investments.

(Dollars in thousands)		December 31, 2025		December 31, 2024
Investment	Accounting Method	Investment	Unfunded commitment	Investment	Unfunded commitment
LIHTC	Proportional amortization	$169,031	$81,482	$148,942	$72,830
HTC	Proportional amortization	9,874	56	14,077	56
HTC	Equity	8,322	5,855	8,781	6,656
NMTC	Equity	290	0	1,191	0
Renewable energy	Equity	24,765	15,597	10,571	222
Total		$212,282	$102,990	$183,562	$79,764

First Financial Bancorp 2025 Annual Report 93

Notes to Consolidated Financial Statements
The following tables summarize First Financial's amortization expense and tax benefit recognized in affordable housing projects and other tax credit investments.

		Twelve months ended
(Dollars in thousands)		December 31, 2025		December 31, 2024		December 31, 2023
Investment	Accounting Method	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)	Amortization expense (1)	Tax expense (benefit) recognized (2)
LIHTC	Proportional amortization	$17,383	$(17,921)	$15,481	$(15,662)	$14,545	$(14,563)
HTC	Proportional amortization	4,203	(4,132)	3,057	(4,417)	0	0
HTC	Equity	459	(406)	1,420	(403)	0	(319)
NMTC	Equity	0	0	125	(5)	415	(210)
Renewable energy	Equity	676	(705)	12,851	(12,667)	0	0
Total		$22,721	$(23,164)	$32,934	$(33,154)	$14,960	$(15,092)

(1) The amortization expense for the LIHTC investments is included in Income tax expense. The amortization expense for the equity method investments is included in other noninterest expense.
(2) All of the tax benefits recognized are included in Income tax expense. The tax benefit recognized for the equity method investments primarily reflects the tax credits generated from the investments and excludes the net tax expense (benefit) and deferred tax liability of the investments’ income (loss).

Contingencies/Litigation. As part of the ordinary course of business, First Financial and its subsidiaries are parties to litigation, including claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, foreclosure interests that are incidental to our regular business activities and other matters. First Financial and its subsidiaries are engaged in various matters of litigation and have a number of unresolved claims pending. While the ultimate liability with respect to these litigation matters and claims cannot be determined at this time, First Financial believes that damages, if any, and other amounts relating to pending matters are not probable or cannot be reasonably estimated as of December 31, 2025. Reserves are established for these various matters of litigation, when appropriate, under FASB ASC Topic 450, Contingencies, based in part upon the advice of legal counsel. First Financial had no reserves related to litigation matters as of December 31, 2025 or December 31, 2024.

15. Related Party Transactions

Loans to directors, executive officers, principal holders of First Financial’s common stock and certain related persons were as follows:

(Dollars in thousands)	2025
Beginning balance	$7,710
Additions	9
Deductions	(3,845)
Ending balance	$3,874
Loans 90 days or more past due	$0

Related parties of First Financial, as defined for inclusion in the table above, were clients of, and had transactions with, subsidiaries of First Financial during the periods noted. Similar transactions with related parties may be expected in future periods.

94 First Financial Bancorp 2025 Annual Report

16. Income Taxes

All of the Company's income tax expense as reported for the years ended December 31, 2025, 2024, and 2023 is attributable to domestic operations. Income tax expense consisted of the following components:

(Dollars in thousands)	2025	2024	2023
Current expense
Federal	$36,608	$15,133	$46,800
State	10,150	3,159	2,568
Total current expense	46,758	18,292	49,368
Deferred expense (benefit)
Federal	23,964	21,014	11,769
State	(5,057)	188	1,596
Total deferred expense (benefit)	18,907	21,202	13,365
Income tax expense	$65,665	$39,494	$62,733

The difference between the federal income tax rates applied to income before income taxes and the effective rates were due to the following:

	2025		2024		2023
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
U.S. federal statutory rate	$67,467	21.0%	$56,348	21.0%	$66,905	21.0%
State and local income taxes, net of federal tax effect(1)	4,023	1.3%	1,676	0.6%	3,290	1.0%
Tax credits
Energy related tax credits(2)	(1,640)	(0.5)%	(9,977)	(3.7)%	0	0.0%
Low income housing credit(2)	(3,083)	(1.0)%	(3,427)	(1.3)%	(2,465)	(0.8)%
Other	(531)	(0.2)%	(1,702)	(0.6)%	(621)	(0.2)%
Nontaxable or nondeductible items
Tax-exempt interest, net of TEFRA penalty	(3,534)	(1.1)%	(3,945)	(1.5)%	(4,741)	(1.5)%
Other	2,117	0.7%	569	0.2%	(313)	(0.1)%
Other adjustments	846	0.3%	(48)	0.0%	678	0.2%
Income tax expense	$65,665	20.4%	$39,494	14.7%	$62,733	19.7%
(1)State taxes in Indiana, New York, and California comprise the majority (greater than 50%) of the tax effect in this category for 2025. State taxes in Indiana and Illinois made up the majority of the tax effect in this category for 2024 and 2023.
(2) Includes tax credits, investment amortization, and projected tax losses associated with tax-advantaged investments.

First Financial Bancorp 2025 Annual Report 95

Notes to Consolidated Financial Statements
Income taxes paid as of December 31, 2025, 2024, and 2023 were:

(Dollars in thousands)	2025	2024	2023
Federal	$4,866	$25,000	$5,000
State and local
New York	984	*	810
California	663	*	*
Illinois	625	*	1,175
New Jersey	*	*	655
Tennessee	*	*	640
All other states	2,075	2,523	1,796
Foreign	0	0	0
Income taxes paid	$9,213	$27,523	$10,076
* Jurisdiction below the 5% disclosure threshold for the periods presented.

96 First Financial Bancorp 2025 Annual Report

The major components of the temporary differences that gave rise to deferred tax assets and liabilities at December 31, 2025 and 2024, were as follows:

(Dollars in thousands)	2025	2024
Deferred tax assets
Allowance for credit losses	$43,905	$35,984
Fair value adjustments on business combinations	2,000	0
Deferred compensation	541	430
Postretirement benefits other than pension liability	492	502
Accrued stock-based compensation	2,118	2,701
Interest on nonaccrual loans	1,992	398
Accrued expenses	8,626	7,978
Net unrealized losses on investment securities and derivatives	46,279	72,818
State net operating loss	4,636	1,462
Leasing liability	13,987	14,185
Reserve for unfunded commitments	4,749	3,902
Section 174 capitalized expense	703	1,373
Tax credit carryforwards	1,949	0
Other	4,585	283
Total deferred tax assets	136,562	142,016

Deferred tax liabilities
Tax depreciation in excess of book depreciation	(9,365)	(5,652)
FHLB and FRB stock	(4,380)	(3,910)
Mortgage-servicing rights	(5,169)	(4,262)
Leasing activities	(84,261)	(42,654)
Retirement obligation	(10,464)	(10,608)
Intangible assets	(25,592)	(23,138)
Deferred loan fees and costs	(4,398)	(3,406)
Prepaid expenses	(380)	(408)
Limited partnership investments	(3,939)	(9,394)
Fair value adjustments on business combinations	0	(5,716)
ASU 2016-01 unrealized gain/loss-equity securities	(284)	(207)
Right of use assets	(11,697)	(11,839)
Other	(7,698)	(4,811)
Total deferred tax liabilities	(167,627)	(126,005)
Total net deferred tax asset (liability)	$(31,065)	$16,011

At December 31, 2025, the Company had tax credit carryforwards of $1.9 million compared to none at December 31, 2024. These carryforwards expire in 2044. The Company expects to fully utilize these tax credit carryforwards and, therefore, a valuation allowance was not required at December 31, 2025.

At both December 31, 2025 and 2024, the Company had a state net operating loss carryforward from MSFG of $2.3 million and $1.9 million, respectively. This carryforward begins to expire in 2026 and is subject to IRC Section 382 and limited annually. At December 31, 2025, the Company also had a state net operating loss carryforward of $0.5 million that expires in 2039. The Company expects to fully utilize these net operating losses and, therefore, no valuation allowance was required at December 31, 2025 and 2024.

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was recorded at December 31, 2025 and 2024.
First Financial Bancorp 2025 Annual Report 97

Notes to Consolidated Financial Statements

The Bank’s retained earnings at December 31, 2025 and 2024 included base-year bad debt reserves of $16.1 million.  Base-year reserves are subject to recapture in the event the Bank redeems its stock, makes distributions in excess of current and accumulated earnings and profits (as calculated for federal income tax purposes), loses its “bank” status or liquidates.  The Bank does not expect to meet any of the criteria for recapture, therefore, a deferred income tax liability of $3.4 million has not been recorded.

On July 4, 2025, the legislation formally titled “An Act to Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14,” which is commonly referred to as the One Big Beautiful Bill (“the Act”) was signed into law. First Financial has evaluated the income tax implications of the Act and has applied the new law to current and deferred income tax calculations in 2025.

First Financial had no unrecognized tax benefits at December 31, 2025, 2024 or 2023. As defined by FASB ASC Topic 740-10, Income Taxes, an unrecognized tax benefit is a position that if recognized would favorably impact the effective income tax rate in future periods. First Financial recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. At December 31, 2025, 2024 and 2023, the Company had no interest or penalties recorded.

A progression of gross unrecognized tax benefits as of December 31, 2025, 2024 and 2023 is as follows:

(Dollars in thousands)	2025	2024	2023
Balance at beginning of year	$0	$0	$2,386
Reductions for tax positions of prior years	0	0	(1,909)
Settlements	0	0	(477)
Balance at end of year	$0	$0	$0

First Financial and its subsidiaries are subject to U.S. federal income tax as well as state and local income tax in several jurisdictions. Tax years prior to 2022 have been closed and are no longer subject to U.S. federal income tax examinations. Tax years 2022 through 2025 remain open to examination by the federal taxing authority. With limited exception, First Financial is no longer subject to state and local income tax examinations for years prior to 2021.

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

First Financial recorded expense related to its pension plan of $8.8 million for 2025, $6.1 million for 2024 and $3.5 million for 2023. The components of net periodic benefit cost other than the service cost component are included in Other noninterest expense while service costs are included in Salaries and employee benefits in the Consolidated Statements of Income.

First Financial made no cash contributions to the pension plan in 2025, 2024 or 2023. Since the plan is fully funded, First Financial does not expect to make any contributions in 2026.

98 First Financial Bancorp 2025 Annual Report

The following tables set forth information concerning amounts recognized in First Financial's Consolidated Balance Sheets and Consolidated Statements of Income related to the Company's pension plan:

	December 31,
(Dollars in thousands)	2025	2024
Change in benefit obligation
Benefit obligation at beginning of year	$104,297	$93,433
Service cost	10,698	10,198
Interest cost	5,639	4,649
Actuarial (gain) loss	6,004	3,460
Benefits paid, excluding settlement	(9,239)	(7,443)
Benefit obligation at end of year	117,399	104,297

Change in plan assets
Fair value of plan assets at beginning of year	150,154	144,540
Actual return on plan assets	20,610	13,057
Benefits paid, excluding settlement	(9,239)	(7,443)
Fair value of plan assets at end of year	161,525	150,154

Amounts recognized in the Consolidated Balance Sheets
Assets	44,126	45,857
Liabilities	0	0
Net amount recognized	$44,126	$45,857

Amounts recognized in accumulated other comprehensive income (loss)
Net actuarial loss	$32,611	$39,641
Net prior service cost	2	12
Deferred tax assets	(7,544)	(9,173)
Net amount recognized	$25,069	$30,480

Change in accumulated other comprehensive income (loss)	$(5,411)	$(637)

Accumulated benefit obligation	$117,247	$104,047
.
First Financial Bancorp 2025 Annual Report 99

Notes to Consolidated Financial Statements
The components of net periodic benefit cost are shown in the table that follows:

	December 31,
(Dollars in thousands)	2025	2024	2023
Service cost	$10,698	$10,198	$9,291
Interest cost	5,639	4,649	4,279
Expected return on assets	(10,143)	(10,555)	(10,802)
Amortization of prior service cost (credit)	10	10	10
Recognized net actuarial loss	2,568	1,776	737
Net periodic benefit (income) cost	8,772	6,078	3,515

Other changes recognized in accumulated other comprehensive income (loss)
Net actuarial (gain) loss	(4,462)	958	(432)
Prior service cost	0	0	0
Amortization of prior service cost (credit)	(10)	(10)	(10)
Amortization of gain	(2,568)	(1,776)	(737)
Total recognized in accumulated other comprehensive income (loss)	(7,040)	(828)	(1,179)
Total recognized in net periodic benefit cost and accumulated other comprehensive income (loss)	$1,732	$5,250	$2,336

The pension plan assumptions are shown in the table that follows:

	December 31,
	2025	2024	2023
Benefit obligations
Discount rate	5.48%	5.69%	5.18%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	5.34%	5.49%	4.93%

Net periodic benefit cost
Discount rate	5.69%	5.18%	5.50%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted average interest crediting rate	5.49%	4.93%	5.20%

The fair value of the plan assets as of December 31, 2025 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$254	$254	$0	$0
U.S. Government agencies	2,713	0	2,713	0
Fixed income mutual funds	69,862	69,862	0	0
Equity mutual funds	74,589	74,589	0	0
Total assets in fair value hierarchy	147,418	144,705	2,713	0
Collective trusts	14,107	0	0	0
Investments at fair value	$161,525	$144,705	$2,713	$0

100 First Financial Bancorp 2025 Annual Report

The fair value of the plan assets as of December 31, 2024 by asset category is shown in the table that follows:

	Fair Value Measurements
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Category
Cash	$245	$245	$0	$0
U. S. Government agencies	4,110	0	4,110	0
Fixed income mutual funds	65,139	65,139	0	0
Equity mutual funds	65,212	65,212	0	0
Total assets in fair value hierarchy	134,706	130,596	4,110	0
Collective trusts	15,448	0	0	0
Investments at fair value	$150,154	$130,596	$4,110	$0

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

Collective trusts. The collective trusts are alternative investments valued at the net asset value of units of the collective trusts. The net asset value is used as a practical expedient to estimate fair value and is priced quarterly on a month lag. This practical expedient would not be used if it is determined to be probable that the fund will sell the investment for an amount different from the reported net asset value. Participant transactions (purchases and sales) may occur daily. If the plan initiates a full redemption of the collective trusts, the issuer reserves the right to require 12 months notification in order to ensure that securities liquidations will be carried out in an orderly manner.

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
First Financial Bancorp 2025 Annual Report 101

Notes to Consolidated Financial Statements
The following benefit payments, which reflect expected future service, are expected to be paid:

(Dollars in thousands)	Expected benefit payments
2026	$7,491
2027	8,690
2028	7,860
2029	10,564
2030	9,419
Thereafter	58,292

401(k) plan. First Financial sponsors a defined contribution 401(k) plan which covers substantially all employees. Employees may contribute up to 50% of their earnings into the plan, not to exceed applicable limitations prescribed by the Internal Revenue Service. First Financial's contributions to the 401(k) plan are discretionary. The Company made no contributions to the 401(k) plan during the years ended December 31, 2025, 2024 or 2023.

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

Service charges on deposit accounts. The Company earns revenues from its deposit customers for transaction-based fees, account maintenance fees and overdraft fees. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed, which is the point in time the Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Company's performance obligation. Service charges on deposit accounts are withdrawn from the customer's deposit account.

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

The Company provides advisory services on mergers and acquisitions. Revenue for advisory arrangements is generally recognized at the point in time that performance under the arrangement is completed (the closing date of the transaction) or the contract is cancelled. However, for certain contracts, revenue is recognized over time for advisory arrangements in which the performance obligations are simultaneously provided by the Company and consumed by the customer. In some circumstances, significant judgment is needed to determine the timing and measure of progress appropriate for revenue recognition under a specific contract. Retainers and other fees received from customers prior to recognizing revenue are reflected as contract liabilities.

102 First Financial Bancorp 2025 Annual Report

Bankcard income. The Company earns interchange fees from cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrent with the transaction processing services provided to the cardholder. Interchange income is presented on the Consolidated Statements of Income net of expenses. Gross interchange income for 2025 was $30.1 million, partially offset by $15.9 million of expenses within Noninterest income. Gross interchange income for 2024 was $30.0 million, partially offset by $15.6 million of expenses within Noninterest income, while gross interchange income for 2023 was $29.7 million, partially offset by $15.7 million of expenses within Noninterest income.

Foreign exchange income. Foreign exchange income includes both spot and forward income in First Financial's Consolidated Statements of Income. Forward income is excluded from the scope of ASU 2019-04, however, spot income is within the scope of the guidance. A foreign exchange spot trade is a trade made for immediate exchange and delivery of the currency, thus satisfying the performance obligation. Income from foreign exchange spot trades was $11.2 million, $10.4 million and $9.8 million for 2025, 2024 and 2023, respectively.

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

First Financial Bancorp 2025 Annual Report 103

Notes to Consolidated Financial Statements
19. Accumulated Other Comprehensive Income (Loss)

Shareholders’ equity is affected by transactions and valuations of asset and liability positions that require adjustments to accumulated other comprehensive income (loss).  The related tax effects allocated to other comprehensive income and accumulated other comprehensive income (loss) are as follows:

	December 31, 2025
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax effect	Net of tax	Beginning balance	Net activity	Ending balance
Unrealized gain (loss) on debt securities	$96,103	$(22,644)	$118,747	$(26,156)	$92,591	$(256,514)	$92,591	$(163,923)
Unrealized gain (loss) on derivatives	857	(795)	1,652	(382)	1,270	(1,176)	1,270	94
Retirement obligation	4,462	(2,578)	7,040	(1,629)	5,411	(30,480)	5,411	(25,069)
Foreign currency translation	585	0	585	0	585	(1,629)	585	(1,044)
Total	$102,007	$(26,017)	$128,024	$(28,167)	$99,857	$(289,799)	$99,857	$(189,942)

	December 31, 2024
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$7,481	$(25,152)	$32,633	$(7,189)	$25,444	$(281,958)	$25,444	$(256,514)
Unrealized gain (loss) on derivatives	(7,210)	(795)	(6,415)	1,484	(4,931)	3,755	(4,931)	(1,176)
Retirement obligation	(958)	(1,786)	828	(191)	637	(31,117)	637	(30,480)
Foreign currency translation	(1,130)	0	(1,130)	0	(1,130)	(499)	(1,130)	(1,629)
Total	$(1,817)	$(27,733)	$25,916	$(5,896)	$20,020	$(309,819)	$20,020	$(289,799)

	December 31, 2023
	Total other comprehensive income (loss)					Total accumulated other comprehensive income (loss)
(Dollars in thousands)	Prior to reclass	Reclass from	Pre-tax	Tax-effect	Net of tax	Beginning Balance	Net Activity	Ending Balance
Unrealized gain (loss) on debt securities	$55,129	$(1,258)	$56,387	$(12,420)	$43,967	$(325,925)	$43,967	$(281,958)
Unrealized gain (loss) on derivatives	4,648	(237)	4,885	(1,130)	3,755	0	3,755	3,755
Retirement obligation	432	(747)	1,179	(273)	906	(32,023)	906	(31,117)
Foreign currency translation	216	0	216	0	216	(715)	216	(499)
Total	$60,425	$(2,242)	$62,667	$(13,823)	$48,844	$(358,663)	$48,844	$(309,819)

104 First Financial Bancorp 2025 Annual Report

The following table details the activity reclassified from accumulated other comprehensive income into income during the period:

	Amount Reclassified from Accumulated Other Comprehensive Income
	December 31,
(Dollars in thousands)	2025	2024	2023	Affected Line Item in the Consolidated Statements of Income
Gain and loss on cash flow hedges
Interest rate contracts	$(795)	$(795)	$(237)	Interest expense - deposits
Realized gains and losses on securities available-for-sale	(22,644)	(25,152)	(1,258)	Net gain (loss) on sales/transfers of investment securities
Defined benefit pension plan
Amortization of prior service cost (credit) (1)	(10)	(10)	(10)	Other noninterest expense
Recognized net actuarial loss (1)	(2,568)	(1,776)	(737)	Other noninterest expense
Amortization and settlement charges of defined benefit pension items	(2,578)	(1,786)	(747)
Total reclassifications for the period, before tax	$(26,017)	$(27,733)	$(2,242)

(1) Included in the computation of net periodic pension cost (see Note 17 - Employee Benefit Plans for additional details)

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

The Board of Governors of the Federal Reserve System approved Basel III in order to strengthen the regulatory capital framework for all banking organizations.  Basel III established and defined quantitative measures to ensure capital adequacy. These measures require First Financial to maintain minimum amounts and ratios of Common equity Tier 1 capital, Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets (Leverage ratio).

The Basel III Final Capital Rule includes a minimum ratio of Common equity Tier 1 capital to risk-weighted assets of 7.0%, a minimum ratio of Tier 1 capital to risk-weighted assets of 8.5%, a minimum required Total risk-based capital ratio of 10.5% and a minimum leverage ratio of 4.0%. Failure to maintain the required Common equity Tier 1 capital will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and pay discretionary compensation to its employees.  The capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans.

As of December 31, 2025, management believes that First Financial met all capital adequacy requirements to which it was subject.  The Company's most recent regulatory notifications categorized First Financial as "well-capitalized" under the regulatory framework for prompt corrective action. There have been no conditions or events since those notifications that management believes have changed the Company's categorization. Total regulatory capital exceeded the minimum requirement by $788.9 million on a consolidated basis at December 31, 2025.

First Financial Bancorp 2025 Annual Report 105

Notes to Consolidated Financial Statements
The following tables present the actual and required capital amounts and ratios as of December 31, 2025 and 2024 under the Basel III Final Capital Rules. Capital levels required to be considered "well capitalized" are based upon prompt corrective action regulations, as amended by the Basel III Capital Rules.

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2025
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,798,266	11.32%	$1,112,325	7.00%	N/A	N/A
First Financial Bank	1,888,695	11.90%	1,111,184	7.00%	$1,031,814	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,843,672	11.60%	1,350,681	8.50%	N/A	N/A
First Financial Bank	1,889,024	11.90%	1,349,295	8.50%	1,269,925	8.00%

Total capital to risk-weighted assets
Consolidated	2,457,377	15.46%	1,668,488	10.50%	N/A	N/A
First Financial Bank	2,092,052	13.18%	1,666,777	10.50%	1,587,406	10.00%

Leverage
Consolidated	1,843,672	9.53%	774,045	4.00%	N/A	N/A
First Financial Bank	1,889,024	9.77%	773,531	4.00%	966,914	5.00%

	Actual		Minimum capital required - Basel III		PCA requirement to be considered well capitalized
(Dollars in thousands)	Capital amount	Ratio	Capital amount	Ratio	Capital amount	Ratio
December 31, 2024
Common equity tier 1 capital to risk-weighted assets
Consolidated	$1,709,422	12.16%	$984,145	7.00%	N/A	N/A
First Financial Bank	1,751,512	12.48%	982,565	7.00%	$912,382	6.50%

Tier 1 capital to risk-weighted assets
Consolidated	1,754,584	12.48%	1,195,033	8.50%	N/A	N/A
First Financial Bank	1,752,054	12.48%	1,193,114	8.50%	1,122,931	8.00%

Total capital to risk-weighted assets
Consolidated	2,057,877	14.64%	1,476,218	10.50%	N/A	N/A
First Financial Bank	1,912,456	13.62%	1,473,847	10.50%	1,403,664	10.00%

Leverage
Consolidated	1,754,584	9.98%	702,969	4.00%	N/A	N/A
First Financial Bank	1,752,054	9.97%	702,666	4.00%	878,333	5.00%

Share repurchases. Effective January 2024, First Financial's Board of Directors approved a stock repurchase plan (the 2024 Repurchase Plan), replacing the 2022 Repurchase Plan which became effective in January 2022. The 2024 Repurchase Plan was in effect for two years and authorized the purchase of up to 5,000,000 shares of the Company's common stock. The 2024 Repurchase plan expired in December 2025. First Financial did not repurchase any shares during 2025 or 2024 under the 2024 Repurchase Plan.

106 First Financial Bancorp 2025 Annual Report

21. Stock Options and Awards

First Financial follows the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for all awards expected to vest. First Financial recorded share-based compensation expense within salaries and employee benefits on the Consolidated Statements of Income of $15.6 million, $15.7 million and $14.9 million for the years ended December 31, 2025, 2024 and 2023, respectively, related to restricted stock awards. Total unrecognized compensation cost related to non-vested share-based compensation was $11.2 million at December 31, 2025 and is expected to be recognized over a weighted average period of 1.93 years.

As of December 31, 2025, First Financial had one active stock-based compensation plan, the 2020 Stock Plan (the Plan), with 1,281,160 shares available for issuance under the Plan. No stock options have been granted under the Plan, and any previously-issued or assumed stock options have been exercised.

First Financial utilizes the Black-Scholes valuation model to determine the fair value of stock options granted. In addition to the stock option strike price, the Black-Scholes valuation model incorporates the following assumptions: the expected dividend yield based on historical dividend payouts; the expected stock price volatility based on the historical volatility of Company stock for a period approximating the expected life of the options; the risk-free rate based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected option life represented by the period of time the options are expected to be outstanding, and is based on historical trends. No new options were granted in 2025, 2024 or 2023.

The intrinsic value of stock options is defined as the difference between the current market value and the exercise price. First Financial uses treasury shares purchased under the Company's share repurchase program to satisfy share-based exercises.

	2025	2024	2023
Total intrinsic value of options exercised	$0	$0	$71
Cash received from exercises	$0	$0	$48
Tax benefit from exercises	$0	$0	$3,446

Restricted stock awards are recorded at fair value as of the grant date as a component of shareholders' equity and amortized on a straight-line basis to salaries and benefits expense over the specified vesting periods, which is currently three years for employees and one year for non-employee directors. The vesting of these awards for employees and non-employee directors may require a service period to be met, and certain awards may also require performance measures to be met. The fair value of restricted stock vested during 2025, 2024 and 2023 was $15.2 million, $14.3 million and $13.7 million, respectively.

Activity in restricted stock for the previous three years ended December 31 is summarized as follows:

	2025		2024		2023
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Nonvested at beginning of year	1,002,461	$22.24	1,072,031	$21.75	1,229,346	$21.28
Granted	580,708	25.58	617,003	22.60	623,742	20.05
Vested	(673,055)	22.65	(651,690)	21.94	(728,126)	18.87
Forfeited	(51,819)	22.06	(34,883)	23.44	(52,931)	25.68
Nonvested at end of year	858,295	$24.07	1,002,461	$22.24	1,072,031	$21.75

First Financial Bancorp 2025 Annual Report 107

Notes to Consolidated Financial Statements
22. Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in thousands, except share and per share data)	2025	2024	2023
Numerator
Net income	$255,605	$228,830	$255,863

Denominator
Basic earnings per common share - weighted average shares	95,284,550	94,404,617	93,938,772
Effect of dilutive securities
Employee stock awards	873,414	1,001,102	1,157,295
Diluted earnings per common share - adjusted weighted average shares	96,157,964	95,405,719	95,096,067

Earnings per share available to common shareholders
Basic	$2.68	$2.42	$2.72
Diluted	$2.66	$2.40	$2.69

Stock options with exercise prices greater than the average market price of the common shares are excluded from the computation of net income per diluted share, as they would be antidilutive.  Using the end of period price of the Company's common shares, there were no antidilutive options at December 31, 2025, 2024, or 2023.

As of December 31, 2025, 2024, and 2023, First Financial was authorized to issue 10,000,000 preferred shares; however, no preferred shares were issued or outstanding.

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

The estimated fair values of First Financial's financial instruments not measured at fair value on a recurring or nonrecurring basis in the consolidated financial statements were as follows:

	Carrying	Estimated fair value
(Dollars in thousands)	value	Total	Level 1	Level 2	Level 3
December 31, 2025
Financial assets
Cash and interest-bearing deposits with other banks	$775,891	$775,891	$775,891	$0	$0
Investment securities held-to-maturity	58,545	54,334	0	54,334	0
Other investments (1)	12,898	12,898	1,850	40	11,008
Loans and leases, net	13,237,583	13,061,341	0	0	13,061,341
Accrued interest receivable	71,940	71,940	0	17,833	54,107

Financial liabilities
Deposits	16,421,842	16,415,852	0	16,415,852	0
Short-term borrowings	675,332	675,332	675,332	0	0
Long-term debt	514,052	473,291	0	473,291	0
Accrued interest payable	38,304	38,304	2,918	35,386	0

	Carrying	Estimated Fair Value
(Dollars in thousands)	Value	Total	Level 1	Level 2	Level 3
December 31, 2024
Financial assets
Cash and interest-bearing deposits with other banks	$904,486	$904,486	$904,486	$0	$0
Investment securities held-to-maturity	76,960	68,989	0	68,989	0
Other investments (1)	11,570	11,570	1,530	40	10,000
Loans and leases, net	11,604,987	11,417,941	0	0	11,417,941
Accrued interest receivable	67,420	67,420	0	14,263	53,157

Financial liabilities
Deposits	14,329,138	14,322,815	0	14,322,815	0
Short-term borrowings	755,452	755,452	755,452	0	0
Long-term debt	347,509	346,613	0	346,613	0
Accrued interest payable	43,411	43,411	4,663	38,748	0
(1) FHLB stock and FRB stock of $116.7 million and $103.0 million as of December 31, 2025 and 2024, respectively, are excluded from the numbers above.

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

Derivatives. The fair values of derivative instruments, which includes interest rate derivatives, foreign exchange derivatives, floors, collars and commodities contracts, are based primarily on a net present value calculation of the cash flows related to the contracts at the reporting date, using primarily observable market inputs such as interest rate yield curves which represents the cost to terminate the swap if First Financial should choose to do so. Additionally, First Financial utilizes an internally-developed model to value the credit risk component of derivative assets and liabilities, which is recorded as an adjustment to the fair value of the derivative asset or liability on the reporting date. Derivative instruments are classified as Level 2 in the fair value hierarchy.

Collateral dependent loans. Collateral dependent loans are defined as loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral when the borrowers are experiencing financial difficulty. Collateral dependent loans are carried at fair value when the value of the operation or collateral less any costs to sell is not sufficient to cover the remaining balance. In these instances, the loans will either be partially charged-off or receive specific allocations of the allowance for credit losses. For collateral dependent loans, fair value is generally based on real estate appraisals, a calculation of enterprise value or a valuation of business assets including equipment, inventory and accounts receivable. These loans had a principal amount of $38.1 million and $3.9 million at December 31, 2025 and December 31, 2024, respectively, with a valuation allowance of $16.1 million and $2.1 million at December 31, 2025 and December 31, 2024, respectively.

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

Mortgage servicing rights. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount of the servicing asset exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value. Fair value is determined based on a valuation model that calculates the present value of estimated future net servicing income. At December 31, 2025 and 2024, the fair value of MSR was $33.7 million and $29.8 million, respectively. The valuation model utilizes a discount rate of 11.66% and 11.52% for 2025 and 2024, respectively, weighted average prepayment speeds of 6.49% and 5.96% for 2025 and 2024, respectively, and other economic factors that market participants would use in estimating future net servicing income and that can be validated against available market data.

The financial assets and liabilities measured at fair value on a recurring basis in the consolidated financial statements, were as follows:

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2025
Assets
Investment securities available-for-sale	$95	$3,926,021	$45,816	$3,971,932
Loans held for sale	0	16,953	0	16,953
Interest rate derivative contracts	0	69,481	0	69,481
Foreign exchange derivative contracts	0	322,172	0	322,172
Interest rate collars and floors	0	708	0	708
Commodities contracts	0	1,578	0	1,578
Total	$95	$4,336,913	$45,816	$4,382,824

Liabilities
Interest rate derivative contracts	$0	$69,570	$0	$69,570
Foreign exchange derivative contracts	0	322,172	0	322,172
Interest rate collars and floors	0	0	0	0
Commodities contracts	0	2,078	0	2,078
Total	$0	$393,820	$0	$393,820

	Fair Value Measurements Using			Assets/Liabilities
(Dollars in thousands)	Level 1	Level 2	Level 3	at Fair Value
December 31, 2024
Assets
Investment securities available-for-sale	$91	$3,139,503	$44,182	$3,183,776
Loans held for sale	0	13,181	0	13,181
Interest rate derivative contracts	0	102,152	0	102,152
Foreign exchange derivative contracts	0	294,418	0	294,418
Interest rate collars and floors	0	387	0	387
Commodities contracts	0	158	0	158
Total	$91	$3,549,799	$44,182	$3,594,072

Liabilities
Interest rate derivative contracts	$0	$102,265	$0	$102,265
Foreign exchange derivative contracts	0	294,418	0	294,418
Interest rate collars and floors	0	619	0	619
Commodities contracts	0	158	0	158
Total	$0	$397,460	$0	$397,460

The following table presents a reconciliation for certain AFS securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2025, 2024 and 2023.

(dollars in thousands)	December 31, 2025	December 31, 2024	December 31, 2023
Beginning balance	$44,182	$32,945	$35,857
Accretion (amortization)	(4,808)	(93)	(104)
Increase (decrease) in fair value	3,752	(865)	(99)
Purchases (settlements)	(8,125)	(4,977)	(2,709)
Transfers into level 3	10,815	17,172	0
Ending balance	$45,816	$44,182	$32,945

Two securities with a fair value of $10.8 million as of December 31, 2025, as well as four commercial mortgage-backed securities with a fair value of $17.2 million as of December 31, 2024, were transferred from level 2 to level 3 due to credit deterioration and a lack of observable market data for these investments due to a decrease in market activity for these securities. The Company's valuations were supported by an analysis prepared by an independent third party and approved by management. The approach to determining fair value involved several steps which included: 1) detailed collateral analysis; 2) collateral performance projections and 3) discounted cash flow modeling.

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis.  Adjustments to the fair value of these assets usually result from the application of fair value accounting or write-downs of individual assets.  The following table summarizes financial assets and liabilities measured at fair value on a nonrecurring basis:

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2025
Assets
Collateral dependent loans
Commercial & industrial	$0	$0	$8,517
Lease financing	0	0	2,499
Commercial real estate	0	0	11,020

	Fair Value Measurements Using
(Dollars in thousands)	Level 1	Level 2	Level 3
December 31, 2024
Assets
Collateral dependent loans
Commercial & industrial	$0	$0	$793
Leasing	0	0	1,012
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

The aggregate fair value of the Company’s residential mortgage loans held for sale as of December 31, 2025 and 2024 was $17.0 million and $13.2 million, respectively. The aggregate unpaid principal balance of the Company’s residential mortgage loans held for sale as of December 31, 2025 and 2024 was $15.8 million and $12.4 million, respectively. The resulting difference between the aggregate fair value and the aggregate remaining principal balance for loans for which the fair value option has been elected was $1.2 million and $0.8 million as of December 31, 2025 and 2024, respectively.

Changes in the estimated fair value of residential mortgage loans held for sale are reported as a component of Net gains from sales of loans in the Company’s Consolidated Statements of Income. For the years ended December 31, 2025, 2024, and 2023, the change in fair value of the Company’s residential mortgage loans held for sale were gains of $0.4 million, $0.1 million, and $0.3 million, respectively.

24. Business Combinations

Westfield Bancorp, Inc.
On November 1, 2025, First Financial Bancorp acquired Westfield Bancorp, Inc., an Ohio corporation. Upon completion of the transaction, Westfield Bank, FSB, a federal savings bank, and a wholly owned subsidiary of Westfield Bancorp, merged into First Financial Bank. Pursuant to the Purchase Agreement, First Financial acquired all of the issued and outstanding equity securities of Westfield Bancorp in exchange for a cash payment of $260.0 million and 2,753,094 shares of First Financial common stock, equal to $64.4 million based on First Financial's stock price on the date the transaction, for a total purchase price of $324.4 million. This acquisition supplements First Financial’s existing commercial banking and wealth management presence in Northeast Ohio by adding all of Westfield’s retail banking locations and its commercial lending, insurance agency lending and private banking services. Operating results from the Westfield acquisition have been included in the Consolidated Statements of Income since the acquisition date.

The Westfield transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $2.1 billion and $1.9 billion, respectively. Acquisition accounting adjustments are considered preliminary at December 31, 2025. These present value measurements are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available, and the measurement period ends in November 2026.

Goodwill arising from the Westfield acquisition was $91.9 million and reflects the additional revenue growth expected with the Company's expansion into the insurance premium financing business. The goodwill arising from the Westfield acquisition is nondeductible for income tax purposes.  For further detail, see Note 10 – Goodwill and Other Intangible Assets.

The fair value of PCD assets was $27.4 million on the date of the acquisition. The gross contractual amounts receivable relating to the PCD assets was $32.0 million. The Company estimates, on the date of acquisition, that $3.0 million of the contractual cash flows specific to the PCD assets will not be collected.

First Financial incurred $5.8 million of expenses related to the Westfield acquisition for the year ended December 31, 2025.

First Financial Bancorp 2025 Annual Report 108

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value for the Westfield acquisition.

(Dollars in thousands)	Westfield
Purchase consideration
Cash consideration	$260,000
Stock consideration	64,450
Total purchase consideration	324,450

Assets acquired
Cash	72,814
Investment securities available-for-sale	301,007
Other investments	25,491
Loan, net of ACL	1,571,573
Premises and equipment	6,026
Core deposit intangible	47,065
Other intangible assets	1,105
Other assets	103,646
Total assets acquired	2,128,727

Liabilities assumed
Deposits	1,790,524
FHLB advances	80,000
Long-term borrowings	1,920
Other liabilities	23,701
Total liabilities assumed	1,896,145

Net identifiable assets	232,582
Goodwill	$91,868

Agile Premium Finance
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

The Agile transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date in accordance with FASB ASC Topic 805, Business Combinations. The fair value measurements of assets acquired and liabilities assumed were $97.8 million and $2.7 million, respectively. Acquisition accounting adjustments are considered final at December 31, 2025. Goodwill arising from the Agile acquisition was $1.8 million and reflects the additional revenue growth expected with the Company's expansion into the insurance premium financing business. First Financial incurred $0.1 million and $0.2 million of expenses related to the Agile acquisition for the years ended December 31, 2025 and December 31, 2024, respectively.

The goodwill arising from the Agile acquisition is deductible for income tax purposes.  For further detail, see Note 10 – Goodwill and Other Intangible Assets.

109 First Financial Bancorp 2025 Annual Report

The following table provides the purchase price calculation as of the acquisition date, identifiable assets purchased and liabilities assumed at their estimated fair value for the Agile acquisition.

(Dollars in thousands)	Agile
Purchase consideration
Cash consideration	$96,887

Assets acquired
Commercial loans	93,353
Premises and equipment	651
Other intangible assets	3,797
Total assets acquired	97,801

Liabilities assumed
Other liabilities	2,702
Total liabilities assumed	2,702

Net identifiable assets	95,099
Goodwill	$1,788

BankFinancial Corporation (unaudited)
In August 2025, the Company entered into an Agreement and Plan of Merger with BankFinancial Corporation, a Maryland corporation. The transaction was completed subsequent to the end of the year, effective January 1, 2026, at which time BankFinancial, National Association, a national banking association, and a wholly owned subsidiary of BankFinancial Corporation, merged into First Financial Bank. Pursuant to the merger agreement, each share of BankFinancial Corporation common stock was converted into 0.48 shares of First Financial common stock, or 5,980,878 total shares, valuing the transaction at $149.6 million based on the closing price of First Financial stock at December 31, 2025.

As of December 31, 2025, BankFinancial Corporation operated 17 full-service banking offices and had, on an unaudited basis, approximately $1.4 billion of total assets, $700.2 million of total loans and $1.2 billion of total deposits.

This acquisition expands First Financial’s presence in the Chicago market with a strong core deposit franchise while supplementing its existing commercial banking and wealth management lines of business.

Given the transaction closed subsequent to December 31, 2025, the BankFinancial acquisition had no impact on First Financial's Consolidated Financial Statements as presented in this Annual Report on Form 10-K.

25. Business Segments

Operating segments are components of an enterprise about which separate financial information is available, and is evaluated regularly by the chief operating decision maker in assessing performance and in allocating resources.

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

A segment is also distinguished by the level of information provided to the CODM, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services and customers are similar. First Financial has determined that the chief operating decision maker is comprised of a group of associates, including but not limited to the Chief Executive Officer and Chief Financial Officer, as well as from time to time the Board of Directors. The Board of Directors are not in day-to-day management of the Company but there are times when Board
First Financial Bancorp 2025 Annual Report 110

approval is required, such as for shareholder dividends and material transactions, such as acquisitions.

Loans, investments, and deposits provide the revenues in the banking operation, while interest expense, provision for credit losses and salaries and benefits provide the significant expenses. The CODM is regularly provided with consolidated income and expenses, as presented on the Consolidated Statements of Income, in addition to consolidated assets presented on the Consolidated Balance Sheets. Additionally, consolidated internal financial information is used by the CODM to monitor credit quality and credit loss expense.

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

26. First Financial Bancorp. (Parent Company Only) Financial Information

Balance Sheets

	December 31,
(Dollars in thousands)	2025	2024
Assets
Cash	$330,946	$214,464
Investment securities	1,676	1,333
Subordinated notes from subsidiaries	7,500	7,500
Investment in subsidiaries
Commercial bank	2,737,847	2,414,247
Non-banks	11,725	10,426
Total investment in subsidiaries	2,749,572	2,424,673
Premises and equipment	233	250
Other assets	181,278	111,054
Total assets	$3,271,205	$2,759,274

Liabilities
Subordinated notes	$489,873	$313,392
Dividends payable	1,574	1,659
Other liabilities	10,542	6,182
Total liabilities	501,989	321,233
Shareholders’ equity	2,769,216	2,438,041
Total liabilities and shareholders’ equity	$3,271,205	$2,759,274

111 First Financial Bancorp 2025 Annual Report

Statements of Income and Comprehensive Income (Loss)

	Years Ended December 31,
(Dollars in thousands)	2025	2024	2023
Income
Interest income	$18	$24	$42
Noninterest income	423	262	1,230
Net gain (loss) on equity securities	343	408	(546)
Dividends from subsidiaries	280,000	200,000	164,974
Total income	280,784	200,694	165,700

Expenses
Interest expense	22,487	18,400	18,305
Salaries and employee benefits	15,914	16,410	16,351
Professional services	4,265	1,346	1,510
Other	5,487	5,150	5,281
Total expenses	48,153	41,306	41,447
Income before income taxes and equity in undistributed net earnings of subsidiaries	232,631	159,388	124,253
Income tax expense (benefit)	(11,764)	(9,714)	(9,879)
Equity in undistributed earnings (loss) of subsidiaries	11,210	59,728	121,731
Net income	$255,605	$228,830	$255,863

Comprehensive income (loss)	$355,462	$248,850	$304,707

First Financial Bancorp 2025 Annual Report 112

Notes to Consolidated Financial Statements
Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2025	2024	2023
Operating activities
Net income	$255,605	$228,830	$255,863
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of subsidiaries	(11,210)	(59,728)	(121,731)
Depreciation and amortization	837	853	975
Stock-based compensation expense	15,590	15,693	14,898
Net (gain) loss on investment securities	(343)	(408)	546
Deferred income taxes	399	1	(285)
(Decrease) increase in dividends payable	(85)	219	169
(Decrease) increase in other liabilities	6,673	(109)	(213)
Decrease (increase) in other assets	(11,377)	(10,054)	(10,129)
Net cash provided by (used in) operating activities	256,089	175,297	140,093

Investing activities
Capital contributions to subsidiaries	(250)	(1,000)	(167)
Net cash acquired (paid) in business combinations	(210,693)	0	(3,400)
Proceeds from sales of investment securities	0	209	0
Purchases of premises and equipment	0	(2)	(13)
Other	0	16	0
Net cash (used in) provided by investing activities	(210,943)	(777)	(3,580)

Financing activities
Proceeds from long-term borrowings	300,000	0	0
Payments for debt issuance costs	(4,339)	0	0
Redemption of subordinated debt	(120,000)	0	0
Cash dividends paid on common stock	(94,646)	(89,544)	(87,159)
Proceeds from exercise of stock options, net of shares purchased	0	0	48
Other	(9,679)	(5,257)	(5,670)
Net cash provided by (used in) financing activities	71,336	(94,801)	(92,781)
Net increase (decrease) in cash	116,482	79,719	43,732
Cash at beginning of year	214,464	134,745	91,013
Cash at end of year	$330,946	$214,464	$134,745

113 First Financial Bancorp 2025 Annual Report

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

The following table assumes $100 invested on December 31, 2020 in First Financial Bancorp, the Nasdaq Composite Index and the KBW Regional Bank Index, and assumes that dividends are reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST FINANCIAL BANCORP, NASDAQ COMPOSITE INDEX
AND KBW REGIONAL BANK INDEX

200
150
100
50
0
20
21
22
23
24
25
First Financial Bancorp
KBW Regional Bank Index
Nasdaq Composite Index

	2020	2021	2022	2023	2024	2025
First Financial Bancorp	100.00	144.59	122.26	115.25	115.82	111.72
Nasdaq Composite Index	100.00	122.21	90.82	106.07	111.51	113.38
KBW Regional Bank Index	100.00	136.65	112.78	108.21	109.43	108.84

First Financial Bancorp 2025 Annual Report 114